                                 MARCH 3rd 1997

                                SUPPLY AGREEMENT

                                     BETWEEN

                                 NEC CORPORATION

                                       and

                     ICO GLOBAL COMMUNICATIONS (OPERATIONS)
                                     LIMITED

                                                                      COPY NO 41

                        CONTRACT NUMBER: ICO0 97-1016/GW

                                  MARCH    1997

                                SUPPLY AGREEMENT

                                     BETWEEN

                                 NEC CORPORATION
                                       and
                 ICO GLOBAL COMMUNICATIONS (OPERATIONS) LIMITED

                                TABLE OF CONTENTS

CLAUSE                                                                      PAGE

 A      INTERPRETATION                                                         5
 1      Definitions and Interpretation                                         5
 2      Scope of Agreement                                                     6
 3      Precedence and Interpretation                                          6

 B      PRIMARY OBLIGATIONS                                                    6
 4      Primary Obligations Of The Contractor And Warranties                   6
 5      Contractor to Inform Itself Fully                                      9
 6      Standard of the Works                                                 10
 7      Uniform Standards                                                     10
 8      Unilateral Changes                                                    11
 9      Change Control                                                        12
10      [Not used]                                                            13
11      Contractor's Ability to Appoint and Liability for Sub-Contractors     13
12      ICO Obligations                                                       14
13      Quality Assurance                                                     15
14      ICONET Integration                                                    16

 C      PRICE AND PAYMENT                                                     21
15      Price                                                                 21
16      Payment and Payment Terms                                             23
17      Payment of Reimbursable Costs                                         27
18      Liquidated Damages and Incentive Payment                              27

 D      PROGRESS REPORTING                                                    28
19      Milestones and Progress Reporting                                     28
20      [Not used]                                                            29
21      [Not used]                                                            29
22      Progress Inspection                                                   29
23      Intermediate Progress Review                                          29
24      [Not used]                                                            30

 E      DELIVERY AND INSTALLATION                                             30
25      Site Access                                                           30
26      Transportation to Site                                                30
27      Packaging                                                             31
28      Customs Clearance                                                     31
29      Insurance                                                             33
30      Ownership                                                             33
31      Delivery                                                              34
32      Installation                                                          34
33      Testing                                                               35
34      RFT Handover                                                          35

35         Acceptance                                                         37
36         Risk                                                               37
37         Interchangeability                                                 37
38         Delivery Delays                                                    38
39         [Not used]                                                         38
40         Warranty                                                           38

 F         INTELLECTUAL PROPERTY RIGHTS                                       44
41         Intellectual Property Rights and Confidentiality                   44
42         [Not used]                                                         49
43         [Not used]                                                         49

 G         CONTINUOUS SUPPORT AND OPTIONS                                     50
44         Manuals and Technical Diagrams                                     50
45         Training                                                           50
46         Options, Support Services and Future Supplies                      50
47         Consumable Supplies                                                52
48         Attachments to Equipment and Software                              52
49         [Not used]                                                         53

 H         GENERAL                                                            53
50         Survival of Certain Provisions                                     53
51         Contractor's Liability for Damages or Breach                       53
52         ICO's Liability for Damages or Breach                              54
53         Ethical Standards                                                  55
54         Consequences of Termination                                        55
55         Force Majeure                                                      60
56         Termination                                                        60
57         Waiver                                                             62
58         Amendments                                                         62
59         Communication and Notices                                          62
60         Publicity                                                          65
61         Information Recording                                              65
62         Law and Jurisdiction                                               65
63         Change of Law                                                      65
64         Export Control Regulation                                          66
65         Disputes Resolution Procedure                                      66
66         Agent for Service                                                  67
67         Supervising Officer and
           Contractors Authorised Representative                              67
68         No Partnership                                                     67
69         Successors                                                         67
70         Assignment                                                         67
71         Language                                                           68
72         Entire Agreement                                                   68
73         Severability                                                       68
74         Costs                                                              68
75         Counterparts                                                       68

SCHEDULES
 1        Definitions                                                         70
 2        Precedence of Documents                                             76
 3        Dispute Resolution Procedure                                        77
 4        Agreed Form Invoices
 5        [Not used]
 6        Key Features
 7        Top Level Milestones
 8        Identification of Sites Not Inspected by the Contractor
 9        Pricing Schedule
10        Vendor Financing Summary
11        Payment Schedule
12        Final Acceptance Certificate
13        IGFR
14        Statement of Work

THIS SUPPLY AGREEMENT is made on March 3rd 1997

BETWEEN

1. ICO GLOBAL COMMUNICATIONS (OPERATIONS) LIMITED, incorporated in the Cayman Islands with its registered office at PO Box 1350, Huntlaw Building, Fort Street, George Town, Grand Cayman ("ICO"); and


2. NEC CORPORATION, incorporated in Japan, with its head office at 7-1, Shiba 5-Chome, Minato-ku, Tokyo 108-01, Japan (the "Contractor').


WHEREAS

1. ICO is establishing a global mobile satellite telecommunications network and wishes to appoint the Contractor, working with the other members of the NEC Team, to provide the systems and services for use in the ICONET Ground Facilities which, when operating in conjunction with the other properly functioning parts of the ICO System, will support (in the absence of the Excluded Circumstances) the full range of end to end services to the extent set out in this Agreement.


2. The Contractor is the leader of a team comprising itself, Hughes Network Systems, Inc. and Ericsson Limited which is willing to commit the resources required to perform successfully the tasks set out in this Agreement and, if so required by ICO and on terms to be agreed between the parties, has confirmed its willingness to assist ICO in solving problems with elements of the ICO System other than the ICONET Ground Facilities by making modifications to the ICONET Ground Facilities so as to enable ICO to realise the desired functionality of a fully functioning ICO System.


3. The Contractor (as leader of the NEC Team) and ICO entered into an Initial Phase Contract on 5 July 1996 (the "IPC"). The NEC Team have delivered to ICO certain of the materials required under Annex 8 of the IPC.


4. The parties are entering into this Agreement under which the Contractor will be responsible, inter alia, for the design, manufacture, construction, delivery, installation, integration and testing of the ICONET Ground Facilities together with the demonstration of the functioning of the ICO System as a whole, all as set out in this Agreement.


5. This Agreement also contains options for ICO to request the manufacture, construction, delivery, installation, integration and testing of additional equipment, facilities and software together with such additional services as will enable ICO to update, expand and enhance the ICONET Ground Facilities, all at additional cost to ICO on a price basis which has been established.


6. ICO Global Communications (Holdings) Limited has agreed by separate letter to support the financial obligations of ICO under this Agreement.




NOW IT IS AGREED AS FOLLOWS:

PART A - INTERPRETATION

1 DEFINITIONS AND INTERPRETATION

1.1 The words and expressions set out in Schedule 1 shall, when used in this Agreement including its schedules, annexes and attachments, unless the contrary intention appears, have the meanings set against them in Schedule 1. Any acronyms which are not defined in Schedule 1 shall have the meaning ascribed to them in section 2 of the IGFR.

1.2 Except where the context otherwise requires, the masculine gender shall include the feminine and neuter and the singular shall include the plural and vice versa and references to persons shall include bodies corporate and incorporate. References to a party to this Agreement shall include the permitted successors and assigns of such party.

1.3 The clause and schedule headings and any table of contents are for convenience of reference only and shall not be taken into account in construing this Agreement.

1.4 Subject to clause 3, references in this Agreement to clauses, sub clauses, schedules and annexes are to clauses, sub clauses, schedules and annexes of this Agreement and the schedules and annexes form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

2 SCOPE OF AGREEMENT

2.1 The Contractor's acceptance of this Agreement shall be confirmation that the NEC Team has reviewed and fully understands the IGFR and the Statement of Work and the Contractor confirms that the Works will be undertaken on the basis of this Agreement. The Contractor also agrees that it is responsible for the definition, management and execution by the NEC Team of all tasks necessary to fulfil the IGFR.

3 PRECEDENCE AND INTERPRETATION

3.1 In the event of any conflict between the main body of this Agreement and any document referred to herein, then the wording of the main body of this Agreement shall prevail.

3.2 Clause 3.1 shall not apply to any document relating to the proposed Vendor Financing referred to in Schedule 10.

3.3 ICO and the Contractor acknowledge the hierarchical nature of the documents as set out in Schedule 2.

PART B - PRIMARY OBLIGATIONS

4    PRIMARY OBLIGATIONS OF THE CONTRACTOR AND WARRANTIES

4.1 The Contractor warrants and undertakes that:

     (a) it will provide to ICO by the Level 2 Acceptance Date the functionalities described in the IGFR across the complete ICONET Ground Facilities;

     (b) it will design, develop, create, deliver, install and provide (as the case may be) all of the Deliverables (including those which have at the date of this Agreement been specified by the Contractor) necessary for the ICONET Ground Facilities so as to fulfil the functional objectives and the requirements of the IGFR and the Statement of Work;

     (c) the Works comprising the ICONET Ground Facilities will be carried out and delivered in accordance with and to the standards stipulated in the IGFR and the Statement of Work;

     (d) it will complete the Works which are scheduled to be completed by the RFT Availability Dates and the Level 2 Acceptance Date on or before those dates and those Works which are scheduled to be completed after the Level 2 Acceptance Date by the relevant dates specified in the Master Level Schedule;

     (e) it will provide all the documentation, services and Deliverables by the times specified in the Top Level Milestone Schedule generally, and will ensure that the progress of the development, delivery and installation of each of the Deliverables will be achieved in accordance with the Top Level Milestones set out in the Top Level Milestone Schedule and that the requirements set out in the Statement of Work will (except where otherwise agreed) be delivered no later than the Level 2 Acceptance Date;

     (f) the ICONET Ground Facilities will fully support the requirements of the IGFR and in particular the end-to-end services described in
          Section 4 of the IGFR except where marked "Option" or "F/R" (unless such "Option" has been exercised or the "F/R" item has subsequently been made a Deliverable pursuant to a Change Order, in which event such items shall be deemed to have been a service included in the
          IGFR) except where, and to the extent that, the Excluded Circumstances prevent the ICONET Ground Facilities from doing so in which case the Contractor shall to the maximum extent feasible make such modifications to the ICONET Ground Facilities as are required fully to support the requirements of the IGFR and such end-to-end services in accordance with clause 4.10;

     (g) without prejudice to clause 41, the Deliverables may lawfully be used for the purposes of the ICONET Ground Facilities in accordance with laws and regulations in force as at the date hereof in each of the countries where the Sites are located;

     (h) any Deliverables which are or shall be specified by the Contractor for the purposes of this Agreement may, on the date when the obligation to supply first arises or, if later, the date on which the Contractor specifies the same, lawfully be used for the purposes of the ICONET Ground Facilities in accordance with laws and regulations in force as at such date in each of the countries where the Sites are located;

          Provided that for the purposes of clause 4.1(h), where any specific piece of equipment or component has been or is specified as a Deliverable and the same is not available at the time it is required, the Contractor shall, having given written notice to the Supervising Officer, be permitted to substitute a reasonable alternative piece of equipment or component so long as this has no adverse effect on the quality or functionality of the relevant Deliverable and so long as ICO shall not within 21 days of receipt of the Contractor's notice, have notified the Contractor in writing that it objects to the proposed substitution, and ICO undertakes that it will not exercise such right of objection unreasonably;

     (i) the ICONET Ground Facilities shall be designed in such a way as to facilitate updates, additional functionalities or enhancements to them in the future and that it will, as set out in this Agreement, provide or procure the provision of such updates, additional functionalities, or enhancements to the ICONET Ground Facilities;

     (j) at all times the Contractor and all its Sub-Contractors will provide their services in a workmanlike and professional manner and exercise reasonable skill and care;

     (k) it will ensure that all of the Deliverables supplied are suitable for the purposes for which they are supplied and for use at the intended place of operation and are of a standard satisfactory to enable them to fulfil the requirements set out in this Agreement;

     (l) it will provide and will ensure that its Sub-Contractors provide, a sufficient number of suitably skilled and appropriately experienced personnel to meet the objectives of this Agreement and to ensure that delivery, installation and testing of the Deliverables at each of the Sites is completed by the Level 2 Acceptance Date;

     (m) it will work in a constructive manner with ICO Staff and the Site Operators to the extent necessary for the effective performance of the Works; and

     (n) each of the Deliverables and each item of the Equipment, Software or other equipment which is or shall be specified for the purposes of the ICONET Ground Facilities will be available for use or incorporation into the ICONET Ground Facilities by ICO and, with the exception of those Deliverables which ICO has committed to purchase at the date of this Agreement (including those where the price and scope are fixed at the date of this Agreement), that the same will be provided by the Contractor at a reasonable cost and on reasonable terms.

4.2 If the Contractor becomes aware of any internal inconsistencies in or between the IGFR or the Statement of Work, or any incompleteness or lack of sufficient detail in the IGFR or the Statement of Work, then the Contractor shall immediately notify ICO of the same in writing and promptly thereafter inform ICO of the measures which it proposes to take in order to make the same consistent, complete or sufficiently detailed and the Contractor undertakes to procure that any details or means or measures which the Contractor notifies to ICO under this clause 4.2 will, if agreed to by ICO, not result in any of the warranties or undertakings in this clause 4 ceasing to be correct or met.

4.3 If ICO does not consider that any matter proposed to it under clause 4.2 is either satisfactory or appropriate, ICO shall promptly notify the Contractor of this in writing and the Contractor shall then promptly notify ICO of a reasonable alternative.

4.4 Any variation to the IGFR or the Statement of Work to which ICO agrees under the terms of clause 4.2 or 4.3 shall be recorded in accordance with clause 58.

4.5 The Contractor undertakes that to the best of its knowledge, information and belief it is not, at the date hereof, aware of anything in the IGFR or the Statement of Work which is likely to result in any of the Top Level Milestones not being met or which will affect the likelihood of its ability to satisfy all of the functionalities of the IGFR or to deliver all of the ICONET Ground Facilities which in either case the Contractor is agreeing under this Agreement to fulfil or deliver by the Level 2 Acceptance Date.

4.6 Where the Contractor shall be in breach of any aspect of any of the warranties and undertakings set out in clauses 4 or 40 or any of its other obligations relating to the provision of the ICONET Ground Facilities, the
Contractor shall be responsible, at its own cost   *   for redesigning the
relevant aspect of and making any modifications to the ICONET Ground Facilities required to remedy any such breach and for procuring the provision of a suitable alternative to such Deliverables for ICO having functionality which is no less than that which was specified in the IGFR and/or the Statement of Work. The Contractor shall carry out such work, and procure that its Sub-Contractors carry out such work, expeditiously and use its best endeavours to ensure that the impact of such breach is minimised, especially as the same affects the time schedule for the implementation of service through the ICO System.

4.7 The warranties set out in this clause shall be deemed repeated on the first day of each calendar quarter by reference to such date and the facts and circumstances then in existence, save that in the case of the warranties contained in clauses 4.1 (g) and (h), with the addition at the beginning thereof of a qualification "save as has been notified in accordance with clause 63.3,".

4.8 If the Contractor or any Sub-Contractor makes a statement or provides ICO with information, ICO, acting by the Supervising Officer, shall be entitled by a written notice to the Contractor to require that the Contractor confirms the accuracy of such statement or information. Such notice shall refer to this clause 4.8 and, wherever possible, identify where and when the statement was made and the person who made the statement which ICO wishes the Contractor to confirm. The Contractor shall, acting by the Contractor's Authorised Representative, within fourteen days of ICO's notice (or in any


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

case where ICO shall have identified that confirmation of such statement is a matter of extreme commercial urgency, by return) either confirm the accuracy of such statement or information, or where the same is incorrect or inaccurate, shall provide a qualified, corrected or accurate statement addressing the relevant subject-matter in sufficient detail to enable ICO to obtain a proper understanding of the position (any such statement or information so confirmed or deemed confirmed and any qualified corrected statement or information being referred to in this clause 4.8 as a "Representation"). If the Contractor does not give a substantive reply to ICO's request within the relevant timescale as set out in this clause, the Contractor shall be deemed to have confirmed such Representation. The Contractor shall be deemed to warrant the accuracy of each Representation and ICO shall be entitled to rely for all the purposes of this Agreement (and in particular for the purposes of determining its course of action) upon the accuracy of any Representation.

4.9 Without prejudice to any rights which ICO may have as are provided for pursuant to the terms of this Agreement, the Contractor gives no warranties other than as are set out in this Agreement, whether, express, implied or statutory, on or with respect to the goods and services to be provided hereunder.

4.10 Where, and to the extent that, the Excluded Circumstances prevent the ICONET Ground Facilities from fully supporting the requirements of the IGFR and the end-to-end services referred to in clause 4.1 (f), the Contractor shall to the maximum extent feasible make such modifications to the ICONET Ground Facilities as are required fully to support such requirements and such end-to-end services on terms to be agreed between the parties.

4.11 ICO shall not be entitled to bring a claim in respect of either any breach of any of the warranties set out in clause 4.1 nor for any breach of the undertakings set out in clause 6.1 unless ICO shall have notified the Contractor thereof in writing within six years following the Level 2 Handover Date except:

     (a) where the claim arises from a breach of any of such warranties relating to Further Works and/or Further Deliverables, in which event such claim may be brought only if ICO shall have notified the Contractor thereof in writing within six years following the Handover Date of the relevant Deliverable or the date of completion of the relevant Works; or

     (b) where the claim arises as a consequence of any Further Works and/or Further Deliverables which adversely affect any of the Deliverables delivered or Works completed before the Handover Date or date of completion of such Further Works, in which event such claim may be brought only if ICO shall have notified the Contractor thereof in writing within six years following the Handover Date of the relevant Further Deliverable or the date of completion of the Further Works which have caused such adverse effect, provided that in any of the foregoing circumstances, if the event giving rise to the claim for breach of warranty shall occur less than 12 months prior to the last day of any such six year period, in respect of that claim only, the period for notification of the claim shall be extended to end 12 months after the date of the relevant event.

4.12 Any claim made by ICO for breach of warranty under clause 4 or for breach of undertaking under clause 6.1 shall be deemed withdrawn, and the breach (if any) shall be deemed to have been irrevocably waived by ICO, unless proceedings in respect of such claim shall have been issued and served by ICO on the Contractor within twelve months of such claim being notified by ICO to the Contractor.

5. CONTRACTOR TO INFORM ITSELF FULLY

5.1 The Contractor shall be deemed to have examined all the Sites (other than those Sites specifically identified in Schedule 8 as not having been examined as of the date of this Agreement). No claim from the Contractor for additional payment will be allowed on the grounds of misinterpretation of any matter relating to those Sites which have been examined, unless ICO shall make any material change (other than in response to, or as may be made to meet, any of the requirements of the Contractor) to the relative positioning of the RFTs and the main hub building located at any such Site from those as shown by the latest plans of such Sites provided by ICO to the Contractor prior to the date of this Agreement. This clause 5.1 shall not affect ICO's obligations under clause 12.3.

5.2 ICO and the Contractor acknowledge that as at the date hereof the locations of certain intended Sites are not yet determined by ICO and that forthwith after the location of such Sites has been determined by ICO, ICO shall inform the Contractor of such location(s) and provide equivalent information to that provided in respect of the other Sites previously specifically identified and arrange for the Contractor to have the opportunity to examine such Sites. To the extent that any Site specific conditions or requirements could not reasonably have been anticipated by the Contractor at any of such Sites, clause 9 shall apply.

6. STANDARD OF THE WORKS

6.1 To the extent that the standard of the Works has not been specified in this Agreement, the Contractor shall use good quality materials, techniques and standards, and shall procure that the Works are at all times carried out:

     (a) in an efficient, effective and safe manner and in accordance with Good Industry Practice;

     (b) in a way which is not likely to be injurious to health or cause damage to property;


     (c) in compliance with all relevant construction, environmental or other regulations of any kind which relate to the Works to be carried out on each Site; and


     (d) without prejudice to paragraph (c) but subject always to the provisions of clause 7, so far as relates to any of the Deliverables, to a single standard which shall in a uniform manner satisfy all of the qualifications and requirements which are applicable in each of the countries, and/or any other relevant regulatory requirements of any of the countries, in which any of the Sites is located unless the compliance with such uniform standard would, in any particular country, conflict with the mandatory requirements in such country in which event the latter standard shall prevail in that country, provided that in the event that any new regulation, qualification or requirement which relates to the Works as described in paragraph (c) or (d) above shall be issued and come into effect after the date hereof and compliance with such regulation, qualification or requirement results in an obligation to introduce a more onerous standard for the relevant Deliverable which as a consequence causes an increase in the costs of the Contractor, clause 9 shall apply.

6.2 ICO may, notwithstanding the foregoing provisions of this clause 6, advise the Contractor that ICO does not require the Contractor to produce all or any of the Deliverables or any aspect of them to any particular standard which may be called for under clause 6.1(d) in relation to all or any of the Sites. Any such notification shall not relieve the Contractor from the requirements of clause 4.1.

7. UNIFORM STANDARDS

7.1 If the Contractor shall reasonably consider that the provisions of clause 6.1(d) shall impose a standard in relation to any particular Site which is significantly more onerous than that imposed in relation to any other Site and where compliance with such standard at the other Sites would not offer any material benefits to ICO, the Contractor may by notice in writing request that ICO waives compliance with such standard at those Sites at which such standard is not a mandatory requirement. At the date of this Agreement the only such instance identified by the Contractor which has been notified to ICO is the requirement in Germany for certain emission control which it has been agreed may be satisfied by an additional shielding box around the relevant equipment.

7.2 ICO shall consider any request made by the Contractor as referred to in clause 7.1 in good faith and may at its discretion waive any particular requirement in whole or in part and ICO may have regard in particular to the anticipated consequences for its ability to use Spares of common design or functionality at any of the Sites if the Deliverables are to be produced to differing standards.

7.3 If ICO shall in any particular instance waive such a requirement as shall be referred to in clause 7.1 and subsequently the standards shall change in any other country to introduce a more onerous standard for the relevant Deliverable which, as a consequence, causes an increase in the costs of the Contractor, then to the extent that such revised standard is the same as or no more onerous than that applicable at the Site referred to in clause 7. 1, the Contractor shall not be entitled to a cost adjustment as referred to in the proviso to clause 6.1.

8 UNILATERAL CHANGES

8.1 ICO, acting by the Supervising Officer, may unilaterally at any time by written notice to the Contractor make changes to the IGFR and/or the Statement of Work in any one or more of the following:

     (a)  method of shipment or packing; and

     (b) other than in the circumstances referred to in clause 63, the time or the place of inspection or delivery of the Deliverables or Works to be provided under this Agreement;

provided that ICO shall endeavour to avoid unreasonable or impractical changes.

8.2 If any such change in clause 8.1 affects the cost of, or the time required for, performance of any part of this Agreement, an equitable adjustment shall be agreed to all or any of the Price (including, for the avoidance of doubt, a reduction in the Price), the Top Level Milestone Schedule, the payment terms, the IGFR and/or the Statement of Work (as the case may be). If necessary, the relevant clause(s) in this Agreement shall also be amended in accordance with clause 58.

8.3 The Contractor shall notify ICO in writing within thirty days from the date of ICO's written notification of the required change if it considers that an equitable adjustment under clause 8.2 should be made.

8.4 Where any materials or services are made obsolete or excess or cannot be used as a result of a change pursuant to clause 8.1, ICO shall have the right to prescribe the manner of disposal of such materials or services and the Contractor shall account to ICO accordingly for any net proceeds realised as a consequence of the disposal (howsoever achieved) of such materials or services. If the Contractor is unable to dispose of such materials or services in the manner prescribed by ICO within a reasonable period (to be determined by reference to the particular materials or services and the circumstances) in spite of the Contractor's commercially reasonable efforts, the Contractor shall be free to dispose of such materials or services using the best method available with a view to maximising ICO's receipts in respect thereof.

Any such proceeds realised by the Contractor shall be accounted for to ICO in cash within 30 days of receipt by the Contractor on a separate invoice basis. Clause 17.5 shall be applicable to any such payment due to ICO. Subject to such payment being made in accordance with this clause 8.4, deduction from any payment due from ICO to the Contractor
pursuant to clause 16 shall be made   account of the same. For the avoidance of
doubt, any change under clause 8.1 shall not, except as specified in clause 8.2, affect any obligation of ICO to the Contractor under clause 15.

8.5 Notwithstanding that ICO and the Contractor may not have agreed upon an appropriate equitable adjustment under clause 8.2, the Contractor shall implement the relevant change(s) required by ICO under clause 8.1 without delay.

8.6 For the purpose of this clause 8, any communication between the parties shall be enforceable and binding upon the parties only if signed by the Supervising Officer and the Contractor's Authorised Representative.

9 CHANGE CONTROL

9.1 Either party may at any time formally request in writing changes or additions to this Agreement, the IGFR or the Statement of Work (in this clause 9, a "change"). The procedures set out in this clause 9 shall apply to any such change whether it is ICO or the Contractor which shall propose the same. For the avoidance of doubt, these procedures shall not apply where clause 8 applies.

9.2 If ICO shall propose a change to the scope of this Agreement or the IGFR or the Statement of Work (other than those set out in clause 8), it shall notify the Contractor thereof in writing specifying in as much detail as ICO believes is practicable the nature of the relevant change including any parameters which ICO considers desirable. Such a notice will only be effective if signed by the Supervising Officer.

9.3 The Contractor shall respond promptly and in any event not more than 28 days after receiving notification from ICO under clause 9.2 (or as soon as possible thereafter if the Contractor shall show a longer period is reasonably required for such purpose) and state:

     (a) any information known by any member of the NEC Team or any relevant Sub-Contractor relating to the implications of such change and the work required to be performed by the NEC Team or any relevant Sub-Contractor; and

     (b) any other information known by any member of the NEC Team or any relevant Sub-Contractor which is likely to be material to ICO's decision to pursue such addition or change or which ICO reasonably requests for such purposes; and

     (c) the estimated cost and time required to prepare a Detailed Report as defined in clause 9.5.

9.4 If any member of the NEC Team or any relevant Sub-Contractor shall consider that a change or addition to the IGFR and/or the Statement of Work is in the interests of ICO and should be considered by ICO, the Contractor shall notify ICO of such proposal in writing. Such notification shall specify in as much detail as is practicable the nature of the change or addition that is being proposed for ICO's consideration and shall state all information known by any member of the NEC Team or any Sub-Contractor and any information (including but not limited to the implications of any such change on the work required to be performed by any member of the NEC Team or any relevant Sub-Contractor) which ICO might reasonably consider to be material to its decision whether or not to ask the Contractor to pursue such addition or change.

9.5 Following receipt of information under clauses 9.3 or 9.4, ICO shall within a reasonable period give notice to the Contractor in writing whether or not it wishes to consider the matter further whereupon the Contractor shall provide promptly and in any event within not more than 90 days after the date of such notice (or as soon as possible thereafter if the Contractor shall show a longer period is reasonably required for such purpose) a detailed report to ICO on the technical feasibility of such change or addition to the IGFR and/or the Statement of Work and all consequential changes and effects for and upon the ICONET Ground Facilities or the ICO System as a whole (including the timetable and cost structure) which can reasonably be anticipated to flow therefrom (the "Detailed Report").

If such Detailed Report is prepared as a result of a request made under clause 9.2, the Contractor shall be entitled to claim and receive a reasonable cost to be agreed in advance with ICO for the preparation of such Detailed Report.

If such Detailed Report is prepared as a result of a request in response to a proposal made pursuant to clause 9.4, the Contractor shall as a general principle not be entitled to claim or receive any costs for the preparation of the Detailed Report, though ICO recognises that the complexities of the relevant circumstances may be such that an equitable cost sharing would be appropriate.

9.6 The Detailed Report shall contain in addition to the information supplied under clause 9.5:

     (a)  a full description of the work proposed to be performed;

     (b)  a firm fixed price;

     (c) a schedule for the implementation of the work including the effect (if any) upon the Master Level Schedule; and


     (d) the required modifications to the IGFR and/or the Statement of Work and (if any) to this Agreement in order to effect the change.


9.7 ICO shall consider such Detailed Report referred to in clause 9.5 and shall promptly and in any event within not more than 60 days after the date of receipt of such Detailed Report (or as soon as possible thereafter if ICO shall show a longer period is reasonably required for such purpose) request such further information from the Contractor as ICO may reasonably require in connection with the proposals and/or request the Contractor to make modifications to the proposals contained in such Detailed Report as ICO may reasonably require.

The Contractor shall promptly thereafter supply such information to ICO and/or make such modifications as the Contractor considers appropriate.

9.8 If ICO considers that the proposed changes should be made, ICO shall so notify the Contractor in writing and, following agreement by the parties as to any required changes to this Agreement including any consequential changes in all or any of the Price (including, for the avoidance of doubt, a reduction in the Price), the Top Level Milestone Schedule, the payment terms, the IGFR and/or the Statement of Work (as the case may be), the parties shall then record such agreement in writing (a "Change Order").

9.9 For the purpose of this clause 9, any communication between the parties and any Change Order shall be enforceable and binding upon the parties only if signed by the Supervising Officer and the Contractor's Authorised
Representative.

[10] NOT USED.

11 CONTRACTOR'S ABILITY TO APPOINT AND LIABILITY FOR SUB-CONTRACTORS

11.1 The Contractor will ensure that the Works are carried out in such a manner as will fulfil the IGFR and the Statement of Work as amended from time to time in accordance with the terms of this

Agreement using the other members of the NEC Team as the Principal Sub-Contractors to carry out the Works. In accordance with the terms of this clause, the Contractor and its Sub-Contractors may sub-contract such elements of the Works as they consider to be appropriate but the Contractor shall remain fully responsible for the performance of this Agreement, the preparation and delivery of the Deliverables and the completion of the Works which are scheduled to be completed by the relevant Top Level Milestones notwithstanding any default or failure to perform by any Sub-Contractors.

11.2 Before any Sub-Contractor is appointed (whether directly by the Contractor or indirectly by any other person who is a Sub-Contractor) to carry out any part of the Works (other than the supply of commodity or stock items which does not involve the disclosure to such Sub-Contractor of Confidential Information of or relating to ICO or any aspect of the ICO System), the Contractor shall notify ICO in writing of the name and intended scope of work of each Sub-Contractor proposed to be engaged to carry out any Works. ICO may, on reasonable grounds, reject any proposed sub-contractor (but shall not be required to set out in detail its reasons for any such rejection) and any such rejection shall not give the Contractor the right for any claim for delay in the Master Level Schedule. If ICO does not notify the Contractor of its rejection of a proposed Sub-Contractor within 15 days (or such longer period as the parties may agree) of receipt of the Contractor's notice of intention to engage such proposed Sub-Contractor (together with the scope of work referred to above) the proposed sub-contracting arrangement may, subject to clause 11.3, be entered into.

11.3 Prior to concluding any sub-contracting arrangements as referred to in clauses 11.1 and 11.2 the Contractor shall, unless ICO otherwise specifically requires, submit the following:

     (a) a detailed statement of the Works to be sub-contracted, if this should vary materially from that supplied under clause 11.2; and

     (b) satisfactory directly enforceable confidentiality and other undertakings between the prospective Sub-Contractor and ICO in a reasonable form provided by ICO within 30 days of the date of this Agreement.

11.4 If ICO reasonably requests the Contractor to procure the change of any personnel allocated by the Contractor or any Sub-Contractor to work in connection with the provision of the Deliverables, then the Contractor shall ensure that such personnel cease to be actively engaged in any Works.

The Contractor shall ensure that, when on the premises of ICO, any of its agents or sub-contractors or the Site Operators, the personnel of the Contractor and its Sub-Contractors comply with any rules and regulations which are applicable generally to staff or visitors on such premises.

11.5 In performing its obligations under or in connection with this Agreement (other than as provided in the Statement of Work as at the date of this Agreement) the Contractor shall, and shall procure that Sub-Contractors shall, use its/their best endeavours to ensure that it does/they do not:

     (a) create or impose any requirements in relation to the Works which are incapable of being fulfilled at reasonable cost by any third parties; and/or

     (b) develop its/their own components if satisfactory components are available from any third parties at a lower cost,

unless such requirements or development can be justified on an objective basis.

11.6 The Contractor will, and will ensure that the Sub-Contractors will, provide work space to a standard commensurate with efficient work practices for any ICO Staff whose attendance at the Contractor's or such Sub-Contractor's places of work as is needed to advise or test or otherwise participate in the achievement of the terms of this Agreement.

12 ICO OBLIGATIONS

12.1 Without prejudice to ICO's other obligations under this Agreement, ICO shall provide the Contractor with such information, services and equipment as shall be specified in the Statement of Work. To the extent that ICO's failure in any material respect to comply with its obligations under this clause 12.1 shall adversely and directly affect the ability of the Contractor to comply with the Top Level Milestone Schedule and any applicable Top Level Milestones, to the extent the Contractor can demonstrate the same to be required, the Top Level Milestone Schedule and Top Level Milestones shall be adjusted in an equitable manner.

12.2 ICO shall be responsible for securing any applicable official operating licenses or authorisations required by central government authorities relating to the civil works at the Sites, and for the operation or testing, of the ICONET Ground Facilities or any part of the ICO System (excluding any equipment certifications), and ICO shall pay any necessary taxes or licence fees imposed as a condition for obtaining the same and use its reasonable endeavours to ensure that the Contractor will not be materially delayed in fulfilling any of its responsibilities hereunder.

12.3 Subject to clause 25.2, ICO shall ensure that such preparations and provisions are made at each of the Sites to meet the requirements specified in Annex 3 of the Statement of Work. If such preparations and provisions are inadequately carried out by ICO, other than by reason of such preparations and provisions having been inadequately or incorrectly specified by the Contractor, then any reasonable costs thereby incurred by the Contractor shall be reimbursable in accordance with clause 17 to the Contractor and, to the extent that it can demonstrate the same to be required, the Top Level Milestone Schedule and Top Level Milestones shall be adjusted in an equitable manner. In any other case the Contractor shall be responsible for carrying out, and for all costs and expenses incurred in carrying out, any works required to correct and/or supplement any inadequate or incorrect specifications and the Contractor shall not be entitled to any adjustment in the Top Level Milestone Schedule.

12.4 In order to assist the Contractor in its Site installation activities ICO shall, upon the request of the Contractor, provide reasonable assistance to the Contractor in the co-ordination of the Contractor's activities with those of the Site Operators and other ICO Staff.

13 QUALITY ASSURANCE

13.1 The Contractor shall operate a system of quality management and control which satisfies the requirements set out in Annex 4 of the Statement of Work.

13.2 The Contractor shall satisfy ICO that all relevant manufacturing processes are controlled and are defined adequately by process specifications and drawings, work instructions and procedures.

Quality controls to be operated by the Contractor shall include but not be limited to:

     (a) satisfactory control of sources of supply and materials, piece parts and components;

     (b) conformance to manufacturing specifications, drawings, documented procedures and work instructions;

     (c) adequate documentary evidence including certification of completion of state inspection and test routines;

     (d)  investigation of defects and control of corrective action;

     (e)  satisfactory storage, handling and delivery of material; and

     (f)  control and calibration of inspection, measuring and test equipment.

13.3 Subject to applicable legal restrictions in the country of manufacture, ICO reserves the right at its discretion for ICO Staff to inspect visually all of the Deliverables and to witness any or all quality assurance tests and inspection procedures and examine quality assurance records relating thereto any of the Sites or any of the locations where the NEC Team or any Sub-Contractors (excluding any Sub-Contractor who shall not have been required to enter into a direct undertaking with ICO pursuant to clause 11) carries out the Works. ICO shall give the Contractor 7 days written notice of its intention to make any inspection or to witness any quality assurance tests or to examine any quality assurance records.

13.4 The Contractor shall promptly upon ICO's request make available to ICO at the relevant place of inspection or at such other locations as may be mutually agreed all quality assurance records and other pertinent manufacturing data, including any drawings, inspection and test data, which are reasonably necessary to enable ICO to satisfy itself as to the Contractor's compliance with the quality assurance standards called for under the Statement of Work.

13.5 Any inspection and/or test and/or examination made or attended by ICO Staff under this clause shall not relieve the Contractor of its responsibility to conform to the requirements of this Agreement.

14 ICONET INTEGRATION

14.1 The Master ICONET Integration Plan Document which is referred to in Annex 9 of the Statement of Work (the "MIIPD") describes the range of ICO System integration tests and services which the Contractor has granted ICO the option to request the Contractor to carry out (the "ICONET Integration"). Table 1 of Annex 9 lists the various campaigns which are more fully described in the MIIPD (the "ICONET Integration Campaigns") and the associated management that may be required of the Contractor (the "Associated Management"). Table 1 of Annex 9 also sets out the number of man-months which the Contractor has offered to provide, all of which may be adjusted in accordance with clause 14.6. The schedule for the completion of such services is set out in Table 2 of Annex 9 (the "ICONET Integration Schedule"). Annex 9 also establishes the additional responsibilities associated with the performance of ICONET Integration which the parties agree to assume if ICO elects to exercise its option.

14.2 ICONET Integration shall be carried out in two phases. The first phase shall commence in 1998 (the "First Integration Phase") and the second phase shall commence in 1999 (the "Second Integration Phase"). During the period from the execution of this Agreement until, in the case of the First Integration Phase, 15 July 1997 and, in the case of the Second Integration Phase, 30 November 1997, ICO and the Contractor shall consult regarding the detailed definition of the respective ICONET Integration Campaigns. The Contractor will provide all reasonable assistance to ICO to enable ICO to make an informed judgement as to whether or not to exercise the option in accordance with clause 14.3



14.3 ICO may exercise the option contained in clause 14.1 for the First Integration Phase by notifying the Contractor in writing by no later than 15 July 1997. ICO may subsequently exercise the option contained in clause 14.1 for the Second Integration Phase by notifying the Contractor in writing by no later than 30 November 1997.

14.4 The Contractor shall, within 2 months of the receipt of each of ICO's notifications pursuant to clause 14.3, submit specific proposals to ICO which will include:

     (a) the detailed definition of the ICONET Integration Campaigns which ICO has elected to be performed by the Contractor in accordance with clause 14.3:

     (b) the qualifications and numbers of personnel and the resultant man-months which the Contractor proposes for each ICONET Integration Campaign and, for the purpose of clause 14.16, the minimum number of man-months for each ICONET Integration Campaign (which shall never exceed 25% of the total proposed man-months for each ICONET Integration Campaign);

     (c) the location(s) at which each ICONET Integration Campaign is proposed to be performed and the resultant travel costs;


     (d) the duration and sequence for the performance and completion of each ICONET Integration Campaign together with an amended ICONET Integration Schedule;


     (e) the content and price of the documents specified to be provided by the Contractor in accordance with Section 9 of Annex 9 which shall constitute the Deliverables for the purpose of this clause 14 but, for the avoidance of doubt, not for the purpose of the Level 2 Acceptance Criteria;


     (f) the special test equipment required for each ICONET Integration Campaign identifying those items of special test equipment to be provided by ICO which are set out in Table 3 of Annex 9, together with the dates by which, and the locations to which ICO supplied test equipment is to be provided for each ICONET Integration Campaign;

     (g) the relevant Associated Management man-months required by the Contractor for the management of the ICONET Integration Campaigns; and

     (h) the additional resources described in Section 3.8 of Annex 9 (the "Additional Resources") and the Contractor's best estimate of its price for providing such Additional Resources. The extent and price of such Additional Resources will be subject to reduction to the extent that ICO elects to provide some or all of such Additional Resources.

14.5 The Contractor will, if requested by ICO, amend its proposals submitted pursuant to clause 14.4 to meet the reasonable requirements of ICO.

14.6 ICO may, after receipt of each of the Contractor's proposals pursuant to clause 14.4, issue a Change Order to the Contractor. For the First Integration Phase, ICO may issue such Change Order in a timely manner and in any event no later than 31 January 1998. For the Second Integration Phase, ICO may issue a further Change Order in a timely manner and in any event no later than 31 May 1998. Such Change Orders shall specify:

     (a)  the ICONET Integration Campaigns to be undertaken by the Contractor;

     (b) the qualifications and numbers of personnel and the resultant man-months for each ICONET Integration Campaign, including for the purposes of clause 14.16 the minimum number of man-months for each ICONET Integration Campaign to be paid for by ICO;

     (c) the location(s) at which each ICONET Integration Campaign is to be performed and the total resultant travel costs;

     (d) the duration and sequence for the performance and completion of each ICONET Integration Campaign together with the amended ICONET Integration Schedule;

     (e)  the content and price of the Deliverables;

     (f) the special test equipment required for each ICONET Integration Campaign which ICO will make available for use by the Contractor;

     (g)  the Associated Management man-months;

     (h) the Additional Resources (if any), and the times by which and the locations at which ICO will provide such Additional Resources to the Contractor for each ICONET Integration Campaign at its own cost; and

     (i) the Additional Resources which the Contractor will provide for each ICONET Integration Campaign and the associated cost (if any).

The Contractor shall accept such Change Orders provided that in each case (a),
(b), (d), (e), (f), (g) and (i) are generally consistent with, and do not exceed the Contractor's proposals pursuant to clause 14.4. In any other event, ICO and the Contractor shall mutually agree the Change Orders in accordance with clause 9.

14.7 The ICONET Integration services shall be carried out in accordance with Annex 9 and any Change Orders agreed in accordance with clause 14.6. Such services shall constitute the Works for the purposes of this clause 14 but, for the avoidance of doubt, shall not be Works for the purposes of the Level 2 Acceptance Criteria.

14.8 Within 6 months of the date of this Agreement the parties shall agree a reporting procedure for all Works. Such procedures shall include weekly written reports by the Contractor concerning the man-months expended, expenses incurred by the Contractor, and the progress of each ICONET Integration Campaign.

14.9 The Contractor shall, in a timely manner, inform ICO if the Contractor anticipates that the remaining man-months for an individual ICONET Integration Campaign will be insufficient to permit the completion of such ICONET Integration Campaign. ICO may direct the Contractor in writing to reallocate man-months from other ICONET Integration Campaigns so as to permit the Contractor to complete such ICONET Integration Campaign. If ICO shall instruct the Contractor to modify the scope of, or not to complete an ICONET Integration Campaign, the Contractor shall be responsible for performing such ICONET Integration Campaign only to the extent so instructed by ICO. If ICO gives no directions to the Contractor, then the Contractor shall be entitled to cease carrying out the relevant ICONET Integration Campaign once all the remaining applicable man-months have been expended. In the event that ICO directs that man-months are to be reallocated to any ICONET Integration Campaign from other ICONET Integration Campaign(s), the Contractor shall advise ICO immediately, in writing as to the anticipated effects upon the Contractor's performance and completion of the remaining ICONET Integration Campaigns. If ICO does not provide instructions as to how to proceed within 5 days (or such other time as may be mutually agreed) of being informed by the Contractor of the effect upon the remaining ICONET Integration Campaigns the Contractor shall be obliged to expend only the remaining available man-months. The total number of man-months specified in the Change Orders agreed in accordance with clause 14.6 shall not be exceeded. If either party wishes to apply further effort beyond the total number of man-months specified in the Change Order agreed in accordance with clause 14.6, then the requesting party shall propose a further Change Order for consideration and agreement by the other party in accordance with clause 9.

14.10 The Contractor will submit invoices to ICO, and ICO shall pay the same in United States Dollars subject to clauses 14.11 and 14.12, payable within 30 days after receipt of valid invoices in accordance with clause 17 as follows:

     (a) man-months - monthly in arrears for the man-months that have been expended by the Contractor using the rate specified in Appendix 3 to
          Schedule 9;

     (b) travel costs - monthly in arrears for the actual travel costs incurred by the Contractor (all travel shall be by economy or equivalent class)

     (c) Additional Resources - monthly in arrears for the actual costs incurred by the Contractor; and


     (d)  Deliverables -

          (i) ICONET Integration Requirements (Final) - after approval by ICO, 40% of the price of the Deliverables;

         (ii) ICONET Integration Plan (Final) - after approval by ICO, 30% of the price of the Deliverables; and

         (iii) ICONET Integration Report (Formal) - after approval by ICO, 30% of the price of the Deliverables.

14.11 All invoices for man-months shall identify the ICONET Integration Campaign to which they relate the names of the relevant personnel deployed by the Contractor together with the total time, rate, and the relevant locations where the ICONET Integration activities were performed. All invoices for travel shall be accompanied by actual tickets (or copies thereof). All invoices for Additional Resources provided by the Contractor shall be accompanied by a summary of the Additional Resources used and total actual amount paid by the Contractor for such Additional Resources.

14.12 In substantiation of its invoices the Contractor will keep accurate records of the number of personnel and the man-months which it has devoted to each of the ICONET Integration Campaigns and Associated Management. Such records shall be submitted to ICO on a monthly basis for ICO's review. ICO may require the Contractor to provide additional information if, in ICO's reasonable opinion, the information provided by the Contractor is incomplete or is insufficient for the purpose of substantiating the associated invoice. No invoices for any Works shall be payable by ICO unless such records have been submitted to ICO in accordance with this clause and the relevant invoice shall not be due and payable by ICO unless such records have been submitted at least 15 days before the date such invoice is due and payable.

14.13 If the Contractor should exceed the total number of man-months for any or all of the ICONET Integration Campaigns or the Associated Management, the travel costs, or the costs for Additional Resources which are specified in the Change Orders agreed in accordance with clause 14.6 (except as may have been agreed by ICO in accordance with clause 14.9 or subsequent Change Order(s)), then ICO shall not be obliged to make any increase in the price payable for the ICONET Integration.

14.14 In the event that ICO provides the Additional Resources in accordance with clause 14.6(h) and the Contractor delays or cancels the activities for which such Additional Resources were provided (unless the delay or cancellation was the result of an event outside the reasonable control of the Contractor), ICO shall be entitled to recover any actual costs which result from such delay or cancellation by the Contractor in accordance with clause 17.

14.15 The Contractor will maintain and update the MIIPD and the ICONET Integration Schedule. Either party may propose changes to the MIIPD or the ICONET Integration Schedule. The ICONET Integration Schedule shall be adjusted to reflect changes to activities or events within the Master Level Schedule which directly affect the performance or completion of ICONET Integration activities.

All changes to the MIIPD and the ICONET Integration Schedule shall be subject to the approval of ICO.

14.16 ICO shall be entitled, at any time during the Contractor's performance of the Works, to direct the Contractor by written notice to cease all or any part of such Works. The Contractor and all relevant Sub-Contractors shall, within 15 days after the date of the notice (or such later date as may be specified by ICO in such notice), cease such Works in an orderly manner (or in such manner as may reasonably be specified by ICO) so as to minimise disruption to any other integration activities being carried out and so as to preserve the results of the Works agreed to be performed in accordance with Annex 9 and any Change Orders pursuant to clause 14.6. The Contractor shall be entitled to:

     (a) reimbursement of all costs incurred up to the date specified by ICO to cease activities provided that such costs do not exceed the amount associated with the ICONET Integration Campaign(s) so terminated; and

     (b) if such notice results in the Contractor receiving for each ICONET Integration Campaign terminated by such notice less than the amount payable for the minimum man-months agreed in accordance with the relevant Change Order pursuant to clause 14.6, then the Contractor will be entitled to claim the difference between the actual man-months expended by the Contractor and the amount payable for the minimum man-months for each such terminated ICONET Integration Campaign.

Other than the sums referred to in (a) and (b) above, the Contractor shall have no other claims of any nature arising from the termination by ICO of such activities. For the avoidance of doubt, all amounts payable by ICO in accordance with this clause 14.16 (except for any difference between the actual man months expended by the Contractor and the minimum man-months agreed in accordance with the relevant Change Order pursuant to clause 14.6) shall be substantiated by such evidence as is to be provided for monthly invoices in accordance with clause 14.12.

14.17 If any invoice submitted to ICO pursuant to clause 14.10 shall be overdue for payment by ICO for 60 days or more, unless ICO has disputed such invoice on reasonable grounds and has notified the Contractor in writing of such dispute, the Contractor shall be entitled to stop performing all or any of the Works.

14.18 The Contractor will co-operate with ICO Staff in the performance of ICONET Integration activities pursuant to this clause 14 or any additional integration activities which ICO may choose to carry out.

14.19 For the avoidance of doubt, ICO shall not be responsible, for the purposes of this clause 14, for the importation by the Contractor or any Sub-Contractor of any installation and test tools, equipment, materials or other effects (including personal) in connection with this clause 14.

14.20 The following clauses of this Agreement shall not apply to the Works provided in accordance with this clause 14 and Annex 9 of the Statement of Work:
4.1 (a) to (f) inclusive; 4.1 (h), (i) and (n); 4.2 to 4.5 inclusive, 4.7, 4.10,
5, 6.1 (d), 6.2, 7, 8, 11.5, 12.3, 13.2 to 13.5 inclusive, 15, 16.2 to 16.17 inclusive, 18, 19, 22, 25 to 40 inclusive, 44 to 50 inclusive, 54, 55.4 and 56.

14.21 For the purposes of this clause 14, the following clauses of this Agreement are amended as follows;

     (a) clause 4.1 (l): "it will provide, and will ensure that its Sub-Contractors provide, suitably skilled and appropriately experienced personnel required to fulfil the objectives of Annex 9 of the Statement of Work agreed in accordance with the relevant Change Order pursuant to clause 14.6 and clause 14";

     (b) clause 4.6: "Where the Contractor shall be in breach of any aspect of its warranties and undertakings set out in clause 4 relating to ICONET Integration, except for those parts of clause 4 specifically excluded in clause 14.20 or as amended by clause 14.21, the Contractor shall be responsible, at its own cost, for rectifying the consequences of any such breach"; and

     (c) clause 11.1: "The Contractor will ensure that the Works are carried out in such a manner as will fulfil Annex 9 of the Statement of Work as amended from time to time in accordance with the terms of this Agreement, using the other members of the NEC Team as the Principal Sub-Contractors to carry out the Works. In accordance with the terms of this clause, the Contractor may sub-contract such elements of the Works as they consider to be appropriate but the Contractor shall remain fully responsible for the performance of the Works, the preparation and delivery of the Deliverables and the completion of the Works which are scheduled to be completed in accordance with the ICONET Integration Schedule notwithstanding any default or failure to perform by any Sub-Contractors."

PART C - PRICE AND PAYMENT

15 PRICE

15.1 ICO shall pay an aggregate total price of US$593,665,000 for the complete performance by the Contractor of all of its obligations under this Agreement together with a further sum of US$22,224,000 (in respect of freight and insurance as referred to in the Pricing Schedule), which amounts shall be subject to adjustment only in respect of (i) changes agreed under clause 9 and
(ii) the cost of any Option items upon exercise of the relevant Option or other items or services purchased under clause 46; (such aggregate amount, as so adjusted, being referred to as the "Price"). Any Instalment payment made shall discharge the relevant portion of the Price and shall not be reclaimable by ICO but without prejudice to ICO's right to claim damages and/or indemnity in accordance with the provisions of this Agreement in the event of any breach by the Contractor.

15.2 The Price shall be payable in Instalments as set out in the Payment Schedule, but the obligation of ICO to pay any Cash Invoice (other than any Cash Invoices relating to the initial Instalment) shall be subject to clauses 15.3 and 16.

15.3 If the Contractor fails to achieve a Top Level Milestone by or within the period of 21 days commencing on the Milestone Date, then ICO may defer payment of any Cash Invoice which shall as a consequence become a Deferred Cash Invoice.

ICO must notify the Contractor if it considers on any reasonable grounds that any Top Level Milestone has not been achieved by the relevant Milestone Date and, having done so, shall, subject to the provisions of this clause 15.3 and in particular to the Contractor's entitlement to contest ICO's entitlement to impose the deferral, be entitled to treat all Cash Invoices which would, but for this clause 15.3, have a Relevant Payment Date more than 21 days after the relevant Milestone Date as Deferred Cash Invoices under this clause 15.3. Until the relevant Top Level Milestone shall have been achieved, Cash Invoices shall continue to be issued by the Contractor, but shall automatically become Deferred Cash Invoices and shall not be payable so long as they remain Deferred Cash Invoices.

The Contractor must notify ICO by facsimile within 10 days of receiving such notification from ICO of whether it disputes ICO's entitlement to impose the deferral. If the Contractor does not so notify ICO, then it shall be deemed to accept that the deferral is being properly imposed by ICO in accordance with the terms of this Agreement and the due date for payment of each of the Deferred Cash Invoices shall be 21 days following the date upon which the deferral ends (or, if later, the date 30 days after the receipt of the relevant Deferred Cash Invoice).

If the Contractor notifies ICO that the imposition of the deferral is disputed by the Contractor on reasonable grounds, then ICO shall upon the day falling 30 days after the date of receipt of each Cash Invoice being treated by ICO as a Deferred Cash Invoice pay the amount of the same into the Escrow Account. The due date for payment of each such invoice shall (if there is a Determination that the deferral was properly imposed in accordance with the terms of this Agreement) be 21 days following the date upon which the deferral ends (or, if later, the date 30 days after the receipt of the invoice) or (if there is a Determination that the deferral was not properly imposed in accordance with the terms of this Agreement) the original Relevant Payment Date for such invoice (and ICO shall have an obligation to pay interest to the Contractor pursuant to clause 16.10 accordingly).

Any deferral pursuant to this clause 15.3 shall end as soon as the relevant Top Level Milestone shall have been achieved and any Deferred Cash Invoices shall thereupon cease to be Deferred Cash Invoices.

15.4 For the avoidance of doubt, all references in this clause 15 to a Milestone Date shall refer to the adjusted timing of such Milestone Date as Determined pursuant to any of the provisions in this Agreement which require or permit an alteration to the timing of achievement of Top Level Milestones.

15.5 For the avoidance of doubt, the Price is fixed, including, without limitation the following:

     (a) all place of origin taxes; except that if the place of origin is in the same country as the Site at which the relevant Deliverable is to be installed or the relevant service forming part of the Works is to be supplied, then the Net Cost shall be calculated and the Additional Amount shall be added the price as set out below. The "Net Cost" means:

               (i) the part of the Price attributable to such Deliverable or service; less

               (ii) in the amount of any export duties that the Contractor would have incurred on the export from the place of origin of such Deliverable or service if it had been exported.

          The "Additional Amount" means:

               (i) the amount of any Value Added Tax or other similar tax which would have been imposed by the laws of that country on a supply of that Deliverable or service to ICO for a price equal (on a tax exclusive basis) to the Net Cost less

               (ii) the amount (if any) of such export duties taken into account in determining the Net Cost.

     (b) any charges relating to export licences, certificates of origin, export document preparation, and export packaging,

     (c) insurance (including transit through to Sites, storage on Site, installation and testing);

     (d)  shipping and transportation costs;

     (e) employee and employee-related costs of the Contractor and Sub-Contractors;

     (f) all necessary licences, fees or other charges necessary for the performance of the Works except:

               (i) licences (and their associated costs) that the Site Operator requires for its operation of the ICONET Ground Facilities; and

               (ii) any local and/or central or other governmental approvals and permits for any civil work,

          (which licences approvals and permits referred to in paragraphs (i) and (ii) above shall be at the cost of ICO);

     (g) all taxes on the goods originally sold or provided by the Contractor to ICO under this Agreement (except import duty and customs duties, including Value Added Tax or any similar sales tax (which excluded taxes shall be paid in accordance with clause 28) and all Value Added Tax and any similar sales tax on services which are not recoverable by the Contractor or any Sub-Contractor or any of their respective affiliates) incurred by the Contractor and Sub-Contractors and their employees associated with performing any part of the Works in the country where the relevant Deliverables are to be installed or where the services are to be provided; and

     (h) any penalties or fines incurred by the Contractor and Sub-Contractors or their employees.

16 PAYMENT AND PAYMENT TERMS

16.1 The payment by ICO of any moneys to the Contractor in respect of this Agreement shall not be deemed to be acceptance by ICO of any Works or Deliverables in respect of which such moneys are paid.

16.2 The Contractor shall submit a Cash Invoice (and a copy invoice) to ICO for the Cash Portion of each Instalment of the Price payable in accordance with the Payment Schedule or clause 14 as appropriate. Each Cash Invoice shall be accompanied by appropriate supporting paperwork. In any case where the Instalment becomes due on shipment of any Equipment, this paperwork shall include a copy of the bill of lading (or other equivalent document).

16.3 All of the Contractor's Cash Invoices, other than any Deferred Cash Invoices during the period of the relevant deferral pursuant to clause 15.3, shall, provided that the same shall be in accordance with the requirements of this Agreement, be due and payable in United States Dollars by ICO within 30 days of the date of receipt by ICO of the Cash Invoice (the "Relevant Payment Date").

16.4 Any invoices which are to be submitted to ICO pursuant to this Agreement shall be addressed to the Accounts Department, ICO Global Communications (Operations) Limited, c/o ICO Services Limited, 1 Queen Caroline Street, London W6 9BN

16.5 In the event that ICO disputes its liability to pay the whole or any part of a Cash Invoice or a Deferred Cash Invoice, ICO will advise the Contractor of its dispute and (in reasonable detail) the grounds therefor (including the Instalment(s) to which the dispute relates and the Disputed Percentages of it or them) by no later than nine days before the Relevant Payment Date (or, the date which would, if the invoice were not a Deferred Cash Invoice, have been its Relevant Payment Date).

For the avoidance of doubt, in the case of a dispute relating to an invoice only the Disputed Percentage of the Cash Portion shall be treated as disputed in relation to the relevant Cash Invoice or Deferred Cash Invoice.

For the avoidance of doubt ICO shall by the Relevant Payment Date pay to the Contractor those potions of any Cash Invoice which shall not be the subject of a deferral pursuant to clause 15.3 and which are not in dispute and the parties shall use reasonable efforts to resolve any dispute concerning the Disputed Percentage of any Instalment.

16.6. This clause 16.6 applies if at any time:

     (a) ICO disputes its liability to pay an amount invoiced in good faith by the Contractor in a Cash Invoice which appears on its face to have been calculated and to be payable in accordance with the payment schedule or clause 14, including without limitation any Cash Invoice which ICO claims that it has the right to defer pursuant to clause
          15.3 unless the Contractor accepts that claim; and

     (b) that would result in the aggregate of all amounts so invoiced which are then in dispute (each a "Disputed Amount" and collectively "the Disputed Amounts", which expression shall for the avoidance of doubt in relation to any Instalment include only the Disputed Percentage of the Cash Portion and not the Disputed Percentage of the Financed Portion, if any) equalling or exceeding any Escrow Trigger Amount(s). If it would equal or exceed more than one Escrow Trigger Amount, then the higher or highest shall be the relevant one.

For the avoidance of doubt, any Cash Invoice issued by the Contractor being for an amount not invoiced in good faith or which does not appear on its face to have been calculated and to be payable in accordance with the Payment Schedule or clause 14, as appropriate, shall not be payable by ICO unless and until ICO agrees that the same shall have been properly issued and the requirement to pay a Disputed Amount into the Escrow Account shall not apply in relation thereto.

If this clause 16.6 applies, then ICO shall (on the Relevant Payment Date for the Cash Invoice or, in the case of a Deferred Cash Invoice, the due date for payment of it) pay into the Escrow Account an amount sufficient to ensure that the balance on the Escrow Account relating to Disputed Amounts under this Clause 16 (after deduction of any amounts which either ICO or the Contractor is then entitled to have paid to it pursuant to clause 16.7) equals or exceeds the relevant Escrow Trigger Amount.

16.7 The parties shall in the Escrow Agreement jointly instruct the Escrow Agent to hold the balance on the Escrow Account in accordance with the relevant provisions of this Agreement.

If there is a Determination, that any Disputed Amount or any part thereof is payable to the Contractor (either because any deferral under clause 15.3 was not in accordance with the terms of this Agreement, the dispute was otherwise ill-founded, relevant outstanding Works giving rise to a disputed deferral have been completed as referred to in clause 15.3 or the cause of the dispute has been remedied), then ICO shall join within 5 days of the date of the Determination with the Contractor in instructing the Escrow Agent to make a payment out of the Escrow Account to the Contractor of any amount held in the Escrow Account in respect of that Disputed Amount (or the appropriate part thereof), together with any interest earned on that amount. This payment shall be applied in or towards satisfaction of any liability of ICO in respect of the relevant Disputed Amount (and interest accrued pursuant to clause 16.10 upon it) pursuant to clause 16.8 or, as the case may be, clause 16.9.

If there is a Determination that any Disputed Amount or any part thereof is not payable by ICO to the Contractor or that ICO was entitled to make a deferral pursuant to clause 15.3 which the Contractor has challenged, then the Contractor shall join within 5 days of the date of the Determination with ICO in instructing the Escrow Agent to make a payment out of the Escrow Account to ICO of any amount held in the Escrow Account in respect of that Disputed Amount (or the appropriate part thereof) or, as the case may be, that deferral, together in either case with any interest earned on that amount in the Escrow Account.

16.8 If there is a Determination that any dispute raised by ICO against all or part of an Invoice was ill-founded or that a deferral pursuant to clause 15.3 was not in accordance with the terms of this Agreement, then ICO shall within 9 days of the date of the Determination pay to the Contractor any balance of the Disputed Amount found by the Determination to be payable to the Contractor together with interest thereon calculated in accordance with clause 16.10, after taking account of any payment to be made to the Contractor out of the Escrow Account pursuant to clause 16.7 as a result of that Determination and the Relevant Payment Date of the Disputed Amount in this case shall be the date 30 days after the date of ICO's receipt of the original Cash Invoice.

16.9 If there is a Determination that payment be made to the Contractor for any reason other than as is referred to in clause 16.8 then ICO shall within 9 days of the date of the Determination pay to the Contractor any balance of the Disputed Amount found by the Determination to be payable to the Contractor together with interest thereon calculated in accordance with clause 16.10, after taking account of any payment to be made to the Contractor out of the Escrow Account pursuant to clause 16.7 as a result of that Determination. Interest shall run pursuant to clause 16.10 as if the Relevant Payment Date were the date of the Determination. A payment by ICO pursuant to this clause 16.9 shall not prevent the Contractor from continuing to seek a Determination as referred to in clause 16.8 that the dispute was ill-founded or that the deferral was not properly imposed under clause 15.3 (which Determination would entitle it to the payment of interest pursuant to clause 16.10 from the original Relevant Payment
Date).

16.10 Any sums not paid by one party when due shall bear interest from the Relevant Payment Date, or if different or if there is no Relevant Payment Date the due date for payment, until the other party receives payment (whether before or after judgement) at the Agreed Rate. Such interest shall accrue from day to day on the basis of a 360 day year and shall be payable with the sum to which it relates and, if that sum is overdue, on demand.

16.11 All payments to be made under this Agreement to the Contractor shall be made:

     (a) for value on the Relevant Payment Date (or such other date as may apply pursuant to this Agreement) from the Cayman Islands to such account at such bank in Tokyo as the Contractor may specify from time to time; and

     (b) in full without any set-off, withholding, deduction or counterclaim of any kind, except for any tax deduction imposed by Cayman Islands law on any payment from the Cayman Islands to Japan; but for the avoidance of doubt, this is without prejudice to clause 16.12.

If any payment to the Contractor under this Agreement from the Cayman Islands to Japan is required by applicable law to be made subject to a tax deduction or withholding, then ICO shall:

     (a) ensure that it accounts for the same to the relevant authority as and when required by law; and

     (b) promptly provide to the Contractor a certificate of deduction and such other documents as the Contractor may reasonably require to evidence that payment has been made subject to such deduction.

16.12 If at any time ICO considers that the Contractor is in default of its obligations under this Agreement and as a result an amount is due to be paid by the Contractor to ICO, then if the amount involved exceeds $1 million and if ICO has given the Contractor no less than 9 days' notice of its intention to do so, ICO may deduct the amount claimed from any payment that it is making to the Contractor of any one or more Cash Invoice(s) then or subsequently falling due for payment and instead pay the whole of that amount into the Escrow Account.

If there is a Determination that all or part of the amount claimed by ICO, in respect of which the payment into the Escrow Account was made, was due to ICO by the Contractor, then the Contractor shall within 5 days of the Determination join with ICO in instructing the Escrow Agent to pay out of the Escrow Account to ICO the amount so due, together with interest earned on that amount in the Escrow Account; and upon the Contractor joining in that instruction the liability which led to the payment into the Escrow Account being made by ICO shall be discharged in an amount equal to the amount in respect of which that instruction is given, whether or not the Escrow Agent actually makes the payment.

If there is a Determination that all or part of the amount claimed by ICO and paid into the Escrow Account was not due to ICO, then ICO shall within 5 days of the Determination join with the Contractor in instructing the Escrow Agent to pay out of the Escrow Account the amount which was not so due, together with interest earned on that amount in the Escrow Account and ICO shall pay to the Contractor an additional amount such that the Contractor receives in total the amount which it should have been paid on the Relevant Payment Date for the Cash Invoice(s) against which ICO made such deductions when paying monies into the Escrow Account together with interest on such amount at the Agreed Rate from the Relevant Payment Date up to the date of actual payment.

16.13 The parties have agreed in principle, subject to contract, that part of the aggregate total price payable under this Agreement (excluding any adjustment to such price whether referred to in clause 15.1 or not) shall be financed by the Contractor. A summary of the terms and conditions reflecting this in principle agreement ("the Vendor Financing Summary") is set out as Schedule 10.

Clause 16.14 shall apply if, but only if, and from the time that the parties enter into a legally binding agreement ("the Vendor Financing Agreement") reflecting (with such amendments as may be agreed) that Vendor Financing Summary. The parties agree to negotiate in good faith the terms and conditions of the Vendor Financing Agreement with a view to completing the anticipated vendor financing within the spirit of the Vendor Financing Summary by the end of 1997.

16.14 Each Financed Invoice issued by the Contractor shall relate to the Financed Portion of one or more Instalments in respect of which a Cash Invoice has been issued. The Contractor shall not issue a Financed Invoice in respect of an Instalment where ICO shall, in relation to the corresponding Cash Invoice, have disputed its liability to pay 100% of the relevant Instalment until Determination of such dispute. The Contractor shall not include in any Financed Invoice any Disputed Percentage of the Financed Portion of an Instalment until, and then only to the extent that there is a Determination that the relevant amount of the Instalment was due.

ICO shall only be entitled to challenge the amount of a Financed Invoice or the Contractors entitlement to issue it on the ground that it is not issued in good faith, it is inconsistent with a Cash Invoice which relates to one or more of the same Instalments or that it appears on its face to be inconsistent with the Payment Schedule. A Financed Invoice shall fall due for payment at the time stated in, shall bear interest which shall be payable in accordance with and shall otherwise be subject to the Vendor Financing Agreement.

Clauses 15.2 and 15.3 shall not apply to the Financed Portion of any Instalment with the intention that the Financed Invoices to be issued at the end of each quarter pursuant to the Vendor Financing Agreement shall include the Financed Portion of any Instalment in respect of which a Cash Invoice would, but for clauses 15.2 and 15.3, have been issued in that quarter.

The first two sentences of clause 16.2 and clause 16.4 shall apply to Financed Invoices as if they were Cash Invoices except to the extent specifically referred to in this clause 16.14. The other provisions of clauses 16.1 to 16.12 inclusive shall not apply to Financed Invoices (although the Vendor Financing Agreement may include analogous provisions). For the avoidance of doubt, nothing in this Agreement shall result in a Financed Invoice which is payable in accordance with the terms of the Vendor Financing Agreement not being payable.

16.15 The Vendor Financing Summary provides for ICO to pay a management/commitment fee to the Contractor in respect of the proposed vendor financing, such fee to be payable in two instalments, the second one together with interest. ICO confirms that the obligations as to payment of that fee are legally binding on it, notwithstanding that the Vendor Financing Summary is expressed to be subject to contract.

16.16 The parties shall immediately upon the choice of the Escrow Agent and the settlement of the terms of the Escrow Agreement enter into the Escrow Agreement with the Escrow Agent. Neither party shall upon or after joining in an instruction to the Escrow Agent to make a payment to the other party out of the Escrow Account take any action directly or indirectly to prevent payment being made to the recipient party pursuant to such instructions.

16.17 To the extent that any payment made by ICO out of the Escrow Account is made because there has been a Determination that ICO was correct in disputing a Cash Invoice in whole or in part or was entitled to impose a deferral pursuant to clause 15.3, then such payment shall not be deemed for any purpose to be a payment made by the Contractor to ICO.

16.18 For the avoidance of doubt, the provisions of clauses 15.2, 15.3 and 16 shall apply in relation to payments due under clause 14.

17 PAYMENT OF REIMBURSABLE COSTS

17.1 The Contractor shall submit (substantially in the relevant approved form set out in Schedule 4 and containing the same information) monthly invoices for costs which are agreed to be reimbursable by ICO to the Contractor under this Agreement. Such invoices shall have attached the original documents (or copies of the documents certified by the Contractor) evidencing the amounts claimed by the Contractor for reimbursement.

17.2 Amounts claimed by the Contractor for reimbursement pursuant to this clause 17 shall be net of any amounts (including, for the avoidance of doubt, offsetable amounts such as VAT or other sales taxes) which the Contractor or any of its Sub-Contractors have the right to reclaim from parties other than ICO, whether or not such claim has been made or received provided that if, subject to the Contractor or its Sub-Contractors following its or their usual collection procedures, any amount reclaimed by the Contractor or its Sub-Contractors which has not been received from such third party within 90 days of the date of the Contractor's invoice to ICO in which the right to such reclaim was taken into account, the Contractor shall be entitled to include such reclaimed amount in its next monthly invoice to ICO. If subsequently the Contractor or any of its Sub-Contractors receive such reclaim from the third party, the Contractor shall account to ICO for any sums so recovered without delay.

17.3 ICO shall submit invoices for costs which are agreed to be reimbursable by the Contractor. Such invoices shall have attached the original documents (or copy documents certified by ICO) evidencing the amounts claimed by ICO for reimbursement.

17.4 Amounts claimed by ICO for reimbursement pursuant to this clause 17 shall be net of any amounts (including, for the avoidance of doubt, offsetable amounts such as VAT or other sales taxes) which ICO has the right to reclaim from parties other than the Contractor, whether or not such claim has been made or received provided that if, subject to ICO following its usual collection procedures, any amount reclaimed by ICO has not been received from such third party within 90 days of the date of ICO's invoice to the Contractor in which the right to such reclaim was taken into account. ICO shall be entitled to invoice the Contractor for such reclaimed amount. If subsequently ICO receives such reclaim from the third party, it shall account to the Contractor for any sums so recovered without delay.

17.5 The provisions of clauses 16.3 to 16.11 inclusive and 16.17 shall apply to this clause 17 mutatis mutandis, and for the avoidance of doubt for these purposes payments by the Contractor to ICO shall be treated in the same way as payments by ICO to the Contractor.

18. LIQUIDATED DAMAGES AND INCENTIVE PAYMENT

18.1 In the event that the Contractor fails to satisfy all of the Level 2 Acceptance Criteria by the Level 2 Acceptance Date, then the Contractor shall be liable to pay, upon ICO's demand in writing, to ICO (without deduction or withholding) liquidated damages calculated as the amount (which shall never
exceed   *   in aggregate of the total amount of the Price) found by   *   and
multiplying the result by the number of days of delay during the period commencing with the date failing 30 days after the Level 2 Acceptance Date and ending on the Level 2 Handover Date.

18.2 In the event that the Level 2 Handover Date shall occur on or before 9 September 2000, then ICO shall pay to the Contractor within 30 days following the receipt of the Contractor's invoice a bonus payment by way of addition to
the Price calculated as the amount (which shall never exceed   *   .

PART D - PROGRESS REPORTING

19 MILESTONES AND PROGRESS REPORTING

19.1 ICO and the Contractor have agreed the Top Level Milestone Schedule (being
Schedule 7), which designates particular Milestones as Top Level Milestones and specifies the date for the achievement by the Contractor of such Top Level Milestones.

19.2 In accordance with the progress monitoring procedure established in Annex 4 of the Statement of Work, the Contractor shall report regularly on, and produce such other evidence as ICO may reasonably request to demonstrate, the actual progress of the Works as compared with the Master Level Schedule and Schedule 7.

19.3 Schedule 7 also contains other Milestones which, if not achieved by the specified dates, may affect the Contractor's ability to achieve the Top Level Milestones in accordance with Schedule 7. If ICO's failure to achieve any Milestone, which is identified in Schedule 7 as being the responsibility of ICO, has a direct effect upon the ability of the Contractor to achieve any Top Level Milestone, then to the extent that the Contractor can demonstrate the same to be required, Schedule 7 shall be adjusted in an equitable manner.

19.4 Any changes required to Schedule 7 shall be agreed in accordance with clause 58.

19.5 If in ICO's reasonable opinion actual progress of the Works does not conform generally with the Master Level Schedule or achievement of a Top Level Milestone has been or may be delayed, and if delayed, ICO has notified the Contractor in accordance with clause 15.3, then ICO may require the Contractor:

     (a) to submit a report to ICO identifying the reasons for the delay and the Contractors proposal for catching up with that delay; and/or


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

     (b) to produce and submit a revised Master Level Schedule to ICO showing how the Contractor proposes to ensure completion of the relevant Works by the relevant Milestone Date or, where a relevant Top Level Milestone has not or will not be achieved, how the Contractor proposes to ensure completion of the relevant Works without adversely affecting the Master Level Schedule and the achievement of the remaining Top Level Milestones by the relevant Milestone Dates.

19.6 If the Contractor is unable to satisfy ICO that it is able to complete the relevant Works by the relevant Milestone Date or, as the case may be, that it is able to complete all or any of the relevant Works without adversely affecting the Master Level Schedule and the achievement of the remaining Top Level Milestones by the relevant Milestone Dates, ICO shall have the right, with no corresponding adjustment being made to the Price, to require the Contractor to commit such extra resources (including any resources required to supplement the NEC Team's own and then committed resources and expertise) as are necessary to complete the relevant Works by the relevant Milestone Date or, as the case may be, to complete all or any of the relevant Works without adversely affecting the Master Level Schedule and the achievement of the remaining Top Level Milestones by the relevant Milestone Dates.

19.7 If in extreme circumstances ICO considers that the Contractor is or will be unable to complete all or any substantial aspect of the Works in accordance with the Master Level Schedule and the achievement of the remaining Top Level Milestones by the relevant Milestone Dates and the Contractor has failed to take all appropriate actions called for by ICO under clause 19.6, then, if supported by the opinion or recommendation of an independent expert appointed in accordance with this clause 19.8, ICO may require the Contractor to (and the Contractor shall be obliged to):

     (a) replace any of the Sub-Contractors (including the other members of the NEC Team); and

     (b) take such other actions as ICO may reasonably determine to be necessary in the circumstances.

19.8 Any independent expert required to be appointed for the purposes of clause
19.7 shall be appointed either by agreement between the parties within 21 days of a request by ICO or, in the absence of such agreement within such period, shall consist of a committee of three experts to be selected by lot from amongst up to six nominees of whom up to three shall have been put forward within seven days of the expiry of such 21 day period by each of ICO and the Contractor. Any person nominated as an expert shall be entirely independent of the parties, the other members of the NEC Team of any Sub-Contractors and any Site Operators.

[20] NOT USED.

[21] NOT USED.

22 PROGRESS INSPECTION

22.1 Subject to any applicable legal restrictions in effect in the country of manufacture, ICO has the right to inspect and verify the progress of all elements of the Works at all places and times prior to the completion of Phase 3 Testing of the relevant item or component and its handover to and acceptance by ICO and for such purposes shall be permitted access to the premises of the Contractor and its Sub-Contractors (excluding any Sub-Contractor who shall not have been required to enter into a direct undertaking with ICO pursuant to clause 11). ICO will give 14 days notice of its intended inspections to the Contractor. Such inspections shall be performed in a manner that will not unduly delay the Works. Any such inspections and verifications as are required shall be authorised by the Supervising Officer.

22.2 If any such inspections and verifications are to be made on the premises of the Contractor any Sub-Contractor (excluding any Sub-Contractor who shall not have been required to enter into direct undertaking with ICO pursuant to clause
11), the Contractor shall furnish, and shall require such Sub-Contractors to furnish, without additional charge, all reasonable facilities and assistance for the safe and convenient performance of these inspections and verifications.

22.3 The Contractor shall furnish or procure to be furnished to ICO such copies of orders. specifications, drawings, any technical information and documents as ICO may reasonably require to. perform progress supervision.

22.4 When any elements of the Works which ICO has, in accordance with clause
22.1 notified the Contractor of its wish to inspect are not, at the relevant time specified by ICO, ready for inspection, review or evaluation, ICO may charge to the Contractor the reasonable costs incurred by ICO Staff attending at the relevant premises for the purposes of such inspection, review or evaluation and such costs shall be reimbursed to ICO in accordance with clause 17.

22.5 Any inspection and/or test and/or examination made. or attended by ICO Staff under this clause shall not relieve the Contractor of its responsibility to conform to the requirements of this,, Agreement.

23 INTERMEDIATE PROGRESS REVIEW

23.1 In relation to each of the sub-systems referred to in Schedule 11 (Payment Schedule) comprising part of the Deliverables, the Contractor shall not despatch any of such Deliverables from their respective places of origin to the Sites until such time as the relevant sub-system shall have successfully completed all of the Phase 1 Tests referred to in Section 5.1 of Annex 8A to the Statement of Work.

23.2 The Contractor shall not proceed with any of the Phase 3 Tests referred to in Sections 5.4.5 to 5.4.7 of Annex 8A to the Statement of Work in relation to any of the Sites (excluding those referred to under paragraphs 3, 4 and 5 of Section 5.4.5) unless at that Site and in relation to such Deliverables the Level 1 Acceptance Criteria specified in Annex 10 to the Statement of Work shall have been satisfied in respect of the immediately preceding Phase 3 Test mentioned in Sections 5.4.5 to 5.4.7 referred to above (provided that nothing in this clause 23.2 shall prevent the Contractor from commencing the first of the Phase 3 Tests mentioned in that section.)

23.3 ICO shall, in its absolute discretion, be entitled to waive compliance with the timing requirements of clauses 23.1 and 23.2 in whole or in part and subject to such terms and conditions as it may think fit, but any such waiver shall not excuse or relieve the Contractor in any way from the requirement to ensure that the relevant Deliverables satisfy the relevant Phase 1 or Phase 3 Tests.

[24] NOT USED.

PART E - DELIVERY AND INSTALLATION

25. SITE ACCESS

25.1 ICO Shall, no later than 4 weeks before the Ready for Installation Date for each Site established in the Master Level Schedule, advise the Contractor of the anticipated availability of the Site on the scheduled Ready for Installation Date.

25.2 If ICO can reasonably foresee that the actual availability of a Site will be later than the scheduled Ready for Installation Date, the parties shall meet to determine the consequences to the

Contractor's delivery and installation programme and the action that can be taken to mitigate such consequences shall be agreed in a Change Order in accordance with clause 9.

26   TRANSPORTATION TO SITE

26.1 The Contractor shall have sole responsibility for the shipment and transportation of the Deliverables from the place of manufacture to, and unloading and placing into suitable and secure storage at, a port of destination in, and as selected by the Contractor, the country of the relevant Site. The Contractor shall promptly upon arrival of the Deliverables at the port of destination notify ICO in writing, and any agents designated by ICO, of the storage location of the Deliverables.

26.2 ICO shall promptly arrange for customs clearance of the Deliverables at such port of destination in accordance with clause 28.

26.3 Following customs clearance in accordance with clause 28, the Contractor shall have sole responsibility for, and shall arrange promptly, inland transportation from an ICO designated location at the relevant port of destination to the relevant Site.

26.4 The Contractor shall arrange shipment and transportation for the Deliverables to each of the Sites with reliable shipping and transportation contractors experienced in carrying products of the type of the relevant Deliverables.

26.5 The Contractor shall, 30 days before despatch of any of the Deliverables to the relevant port of destination as referred to in clause 26.1, notify ICO of the intended date of despatch, the mode(s) of transport and the destination of the relevant Deliverables together with such other information as ICO may reasonably require to assist ICO In arranging for customs clearance.

26.6 The Contractor shall not, without informing ICO, arrange for any of the Deliverables to be shipped to Sites via third countries. The Contractor shall not arrange for any Deliverables to be shipped via a third country if by doing so any delays or adverse treatment in Importation or customs clearance will result or may reasonably be anticipated. Notwithstanding having informed ICO of any shipment via third countries, the Contractor will be liable for any penalties imposed upon ICO by virtue of the shipment via such third countries.

27 PACKAGING

27.1 The Contractor shall be responsible for packing all the Deliverables in a manner which, taking into account all hazards which may reasonably be anticipated, will enable them to be transported from their point of origin to the Site and stored at the Site without suffering any accidental damage, environmental damage or deterioration. The Contractor shall be responsible for replacing at its own cost, without impact to the Top Level Milestone Schedule, any of the Deliverables which are damaged in transit and for reimbursing ICO for any expenses it incurs as a consequence of improper packing, marking or method of shipment.

27.2 The Contractor shall pack, mark and ship all items and components of the Deliverables in accordance with the requirements of this Agreement and so as to be in compliance with best commercial practice for protection and shipment and for meeting transportation regulations. A packing list shall be included with each shipment and a copy thereof transmitted to ICO by fax at the time of despatch from the point of origin (or where the despatch is made by a Sub-Contractor, the Contractor shall transmit such copy within 48 hours of the time of despatch) and each delivery package shall be marked and cross referenced to such packing list.

27.3 The Contractor shall, following delivery, remove from each Site all packing materials and dispose of, reuse or recycle the same in a manner lawful in the relevant country. No separate or additional charges are payable by ICO for safe packing, handling or storage transit except as provided in clause 28.

28 CUSTOMS CLEARANCE

28.1 ICO shall be responsible for all customs clearances and other importation formalities which relate to any of the Deliverables in the country in which the Site at which the same are to be installed is situated.

28.2 ICO shall pay all import and custom duties (including VAT or any similar sales tax), customs clearance charges and fees (including any storage costs incurred during the import and customs clearing process), incurred in connection with the importation of the relevant Deliverables in the country in which the Site at which the same are to be installed is situated, The Contractor shall, when requested by ICO and subject to clause 28.5, use its reasonable efforts to assist ICO in obtaining customs clearance of, and in satisfying any other importation formalities relating to, the Deliverables at the port of destination.

28.3 The Contractor shall on a timely basis provide ICO with originals, or where appropriate copies, of:

     (a)  all relevant shipping documents;

     (b)  manufacturing certificates,

     (c)  fully completed applications for import clearances: and

     (d) if required, other usual customs clearance and importation documentation if required for the importation of goods into the relevant country,

relating to the Deliverables for signature and submission by ICO (where appropriate).

28.4 No later than 60 days prior to the scheduled shipment to the relevant country of the Deliverables as shown in the Master Level Schedule, ICO shall inform the Contractor of any special requirements to be applied or followed in respect of the importation of such Deliverables to the relevant country and the Contractor shall meet such special requirements.

28.5 If the Contractor shall 'in providing the additional assistance requested by ICO under clause 28.2 or in fulfilling any special requirements notified under clause 28.4 incur additional cost then, subject to supplying to ICO reasonable evidence of such additional costs incurred, ICO shall reimburse the same to the Contractor in accordance with clause 17.

28.6 In the event that any objections or difficulties are anticipated or encountered in any country which might result in the customs clearance or importation procedures of the relevant Deliverables being delayed beyond 15 days after arrival for customs clearance of the relevant Deliverables in the relevant country (commencing with the first working day in that country after that on which the Contractor shall have provided notification in accordance with clause
26.1 and the documentation referred to in clause 28.3), ICO shall promptly notify the Contractor of the nature and cause of the delay (if known).

28.7 The Contractor shall identify and assess as soon as possible after receiving any notification under clause 28.6 any negative effects upon the Master Level Schedule and the parties shall discuss the appropriate and necessary action to minimise such effects.

28.8 If customs clearance or the importation of any of the Deliverables into the country in which the Site at which the same are to be installed is situated is delayed beyond the period specified in clause 28.6 and the Contractor shall have fully complied with its obligations under clauses 26 to 28 inclusive in relation to such Deliverables then, subject to the Contractor demonstrating to the reasonable satisfaction of ICO that the, delay in the importation or customs clearance of the relevant Deliverable was the direct cause of an actual delayin the Top Level Milestone Schedule (as it relates to the Site for which such Deliverables were intended and to any consequential effect on the relationship between that Site and any other Sites) shall be adjusted for a period not to exceed the lesser of:

     (a) the actual period of delay in the Top Level Milestone Schedule resulting directly from the delay in importation or customs clearance of the relevant Deliverables; or

     (b) the number of days in excess of the period referred to in clause 28.6 which were required for actual importation or customs clearance of the relevant Deliverables to be achieved.

28.9 For the avoidance of doubt, ICO shall not be responsible for and clauses
28.1 to 28.8 shall not apply to:

     (a) the importation by the Contractor or any Sub-Contractor of any installation and test tools, equipment, materials or other effects (including personal) in connection with this Agreement; or

     (b) any Deliverables which are imported more than once into any country in which a Site at which the same are intended to be installed is situated, whether the second or subsequent importation is into the same or any other country to the initial importation, otherwise than as a result of a direction by ICO.

28.10 In the event that any of the circumstances in clause 28.9(b) apply;

     (a) ICO shall at the Contractor's request assist the Contractor in, and in appropriate circumstances handle on behalf of and at the expense of the Contractor, the importation and customs clearance of the relevant Deliverables; and

     (b) the Top Level Milestone Schedule shall not be extended even if delays or difficulties are encountered in the customs clearance or importation procedures.

29 INSURANCE

29.1 The obligations in this clause 29 shall apply until such time as risk in the relevant Deliverable pass to ICO. The Contractor shall as from the time of creation of all or any part, including 'components, of the Deliverables maintain insurance against loss, damage or destruction for all of the Deliverables then in existence for their full replacement cost, including costs associated with expedited repair or replacement and delivery to, and installation at, the location where the affected Works are being, or are to be, performed.

29.2 The Contractor shall, in the event of the loss, damage or destruction of any of the Deliverables at any time before the Level 2 Handover Date or the Handover Date (as the case may be) of the relevant Deliverable, use its best efforts to procure the provision of any repair or replacement for any of the Deliverables or any component thereof and to take such other actions as the Contractor deems appropriate in order to avoid or to minimise all adverse effects on the Master Level Schedule and the Top Level Milestones as a consequence of the loss, damage or destruction of any Deliverables.

29.3 ICO shall be nominated as joint insured in respect of all of such Deliverables and their components and shall be loss payee. Within three months of the date of this Agreement ICO shall grant to the Contractor an appropriate power of attorney enabling the contractor to negotiate with, settle and collect any claims from the insurers of any of the Deliverables or any carriers, bailees and/or other parties responsible for loss or damage to any part or component of the Deliverables. The Contracts shall hold any amount so received in trust on behalf of ICO until the same shall be applied in payment for any repair or replacement Deliverables or shall be paid to ICO.

29.4 ICO at its sole discretion may direct that the Contractor not proceed with the repair or replacement and delivery as provided in clause 29.2 and instead require that the Contractor and ICO cooperate to procure that the proceeds of insurance be paid directly to ICO and the Contractor will not be required to proceed with any such repair or replacement or delivery.

29.5 To the extent that ICO's direction under clause 29.4 shall adversely affect the ability of the Contractor to comply with the Top Level Milestone Schedule and any applicable Top Level Milestones, to the extent that either party can demonstrate the same to be required, the provisions of this Agreement (including if necessary the Payment Schedule, the Top Level Milestone Schedule and Top Level Milestones) shall be adjusted in an equitable manner.

29.6 The Contractor shall produce evidence (and an English translation) to ICO of its compliance with clauses 29.1 and 29.3 from time to time upon request and no less frequently then once a year within one month following the renewal date of the Contractor's policy.

30 OWNERSHIP

Ownership of the Deliverables shall pass to ICO upon the relevant Deliverable being loaded on board a ship, aircraft or other means of transport bound for export from the country of origin provided that where any Site is located in the country of origin, ownership shall pass upon the relevant Deliverable arriving at the relevant Site.

31 DELIVERY

31.1 The Contractor shall be responsible for the delivery of the Deliverables to the Sites in accordance with the Statement of Work and the Master Level Schedule. The Contractor shall provide all materials, plant, equipment and labour required to receive, off-load and place the Deliverables in position at the Sites.

31.2 Upon arrival of each consignment or shipment of the Deliverables at each Site, the Contractor shall examine and confirm to ICO the identity of the Deliverables which have been delivered and that they are in good condition and ready for installation or, if this is not the case, what the position then is. The Contractor shall also identify to ICO any Deliverables which have been scheduled for delivery at that Site by that time but which have not then been delivered (or which have been delivered but are either defective or damaged and in need of replacement or repair) and, promptly, the Contractor shall deliver to ICO a report setting out the impact on the Master Level Schedule and for completing the Works and all applicable testing requirements at that Site on or before the scheduled date for completion of the same and any remedial actions which the Contractor intends to implement.

32 INSTALLATION

32.1 The Contractor shall at each Site carry out the Works in accordance with the Statement of Work and the IGFR, using a safe system of working and in compliance with all local laws.

32.2 The Contractor shall (within a reasonable time taking into account the nature of the damage), in a good and workmanlike fashion, repair or replace any damage to the Site (including any of the buildings. fixtures, fittings or other equipment on the Site) or to any of the Deliverables in the course of any aspect of the installation of any of the Deliverables which has been caused by the Contractor or any SubContractors.

32.3 Save for those items specified in Annexes 2, 3 and 9 of the Statement of Work, the Contractor shall be responsible for providing. or procuring the provision, of all equipment. tools, consumables. spares and all other materials and services required for the carrying out of the Works and the installation of the Deliverables at all Sites. With respect to those items of equipment, tools, materials. and services required for the installation of the Equipment and Software which ICO is responsible for providing to, or procuring to be made available for use by, the Contractor. as specified in Annexes 2, 3 and 9 of the Statement of Work, the Contractor shall be responsible for the proper care and maintenance (including any losses or damages) of all such items and shall, following the completion of the Works for which they are required, return all such items to ICO at such location(s) as ICO may reasonably specify in the same condition as they were provided (save where consumed in the case of consumables or for normal wear and tear) and recalibrated if appropriate. The Contractor shall be responsible for the costs of all transportation and insurance associated with the provision by ICO to, and use and return to ICO of such items by, the Contractor.

32.4 The Contractor shall ensure that its employees, its Sub-Contractors and their employees observe all relevant laws regulations and practices relating to the Sites and shall remove forthwith from the relevant Site, with or without the request of ICO, any such persons failing to abide by any of these requirements.

32.5 The Contractor acknowledges that the Sites on which the Works will occur and adjoining land may have other existing equipment and operations which may be carried out concurrently by third parties. The Contractor shall take all reasonable and necessary actions (including the co-ordination of its activities on any Site with any other activities of others affecting the same Site or any adjoining land) so as to prevent such other existing equipment and concurrent operations from suffering any damage or adverse effects as a result of the Contractor's activities. In the event that the Contractor's activities cause any damage to existing equipment or adversely affect other concurrent operations, the Contractor shall immediately stop the activities giving rise to any such damage or adverse effect and, in consultation with ICO or such other person as ICO may direct, implement such remedial action as may be necessary to repair, replace or rectify the damaged equipment or to prevent the adverse effect upon concurrent operations.

32.6 The Contractor shall throughout the process of installation keep the Sites in a clean and tidy condition and shall be responsible for keeping the Sites free from rubbish and contamination arising as a consequence of its activities. Following completion of the installation of the relevant Deliverables at each Site, the Contractor shall promptly remove its effects, personnel (other than those with a role continuing after installation), spare materials, plant, machinery and any rubbish or other debris. The Contractor shall leave the Site in a clean condition, ready to commence operations.

33 TESTING

33.1 The Contractor acknowledges that it must and undertakes that it will within the timescales contemplated by this Agreement deliver to ICO fully integrated and tested ICONET Ground Facilities capable of fulfilling the IGFR and the Statement of Work.

33.2 In order to establish that the Works and the Deliverables are capable of providing a fully functioning service, testing and retesting of each element is required. The Contractor must ensure that the testing procedure set out in the Statement of Work is fulfilled and ICO Staff shall be permitted to observe and review any and all of the formal and informal tests referred to in Annex 8A of the Statement of Work.

33.3 In the event that any part of the Deliverables shall fail any formal test (as described in Annex 8A of the Statement of Work) as is referred to in clause
33.2 for any reason, the test procedures shall, after a reasonable opportunity for the Contractor to remedy the cause of such failure, be restarted the discretion of ICO to a reasonable point to demonstrate the functionality and/or the reliability of z-. Deliverables concerned.

33.4 The Contractor shall inform or confirm to ICO in writing (as appropriate) at least 14 days in advance the date, time and location of all formal tests (as described in Annex 8A of the Statement of Work).

33.5 In the event that any of the formal tests specified above:

     (a)  do not occur within 48 hours of the time scheduled for such test:

     (b) is cancelled by the Contractor or Sub-Contractor with less than 48 hours notice to ICO: or

     (c) is carried out and the relevant Deliverable shall fail the such test and the same cannot be reperformed within 48 hours of the time it failed and ICO requests that it be retested pursuant to clause 33.3, then the Contractor will reimburse ICO for any reasonable costs and expenses incurred in attending the tests or inspection.

34 RFT HANDOVER

34.1 In relation to such part of the Deliverables as comprise RFTs for use in the six TT&C Sites which ICO has designated as the TT&C Sites as set out in the Statement of Work, the provisions of this clause shall apply.

34.2 On or before the RFT Availability Date applicable to each TT&C Site, the Contractor shall ensure that (i) at such Site, two (or at the Contractor's discretion any greater number) of the RFTs will be installed; (ii) all of those RFTs that have been installed have successfully completed their Phase 2-1 Testing (as referred to in Annex 8A of the Statement of Work); (iii) all of the required training at such Site shall have been provided to ICO Staff necessary to train them to operate such RFTs competently, (iv) the required documentation relating thereto as specified pursuant to the Statement of Work has been supplied to ICO; and (v) the provisions set out in the IGFR and the Statement of Work relating to such RFTs shall have been complied with.

34.3 The Contractor shall for a continuous period of three weeks following the RFT Availability Date applicable at each of the Sites (other than the first Site to be made available and at the IOT Site, where such continuous period shall be six weeks) provide engineering support and assistance to ICO -Staff at such time as may be established by ICO at anytime falling within the period of three months following the RFT Availability Date (provided that if such time shall not be immediately following the RFT Availability Date applicable to the relevant Site, ICO shall give the Contractor at least two weeks prior written notice of the time at which such support and assistance is required), for the integration of all of the installed RFTs with ICO's satellite TT&C and IOT systems so that the same can, by the end of such integration period, be made ready for operation and use by ICO as a satellite telemetry, tracking and control site assuming that the TT&C and IOT systems meet their respective Interface Control Documents.

34.4 on the relevant RFT availability date, the contractor shall make available for use by ICO at the relevant TT&C Site two of the RFTs and shall procure that at all times between the relevant RFT Availability Date and the Level 2 Handover Date ICO has at each TT&C Site a minimum of two RFTs continuously available for use and operation in a fully functional mode, in connection with ICO's TT&C and IOT activities.

34.5 Without affecting the requirements of clause 34.4, following the RFT Availability Date and Reinstallation and successful Phase 2-1 Testing of any of the remaining RFTs at any TT&C Site, the Contractor shall make such other RFTs available for use by ICO in connection with ICO's TT&C and IOT operations at a single time of the Contractor's choosing and shall, at each TT&C Site, provide for a continuous period of three weeks engineering support and assistance to ICO Staff for integration of the RFTs with ICO's satellite TT&C systems. Any such RFT shall not, for the remaining provisions of this clause, be regarded as available to ICO until the provision of such engineering support and assistance has been completed.

34.6 ICO acknowledges that at certain times the Contractor will need to carry out testing at the Site of the Deliverables comprising the entire SAN or major aspects thereof and accordingly it may be necessary for ICO to switch its TT&C and IOT operations at the Site to use another of the available RFTs.

34.7 The Contractor shall, in circumstances where its testing procedures require the use of RFTs at a particular Site, ensure that its use of those RFTs does not interfere with ICO's TT&C and IOT operations at the Site and it will liaise with ICO to ensure that there are no interruptions which cause any risk to necessary TT&C and IOT operations.

34.8 ICO undertakes that it will, under the supervision of properly trained personnel, operate and maintain all of the RFTs made available to ICO by the Contractor under this clause 34 only for ICO's TT&C and IOT operations at the Site and in accordance with the operation and maintenance manuals provided by the Contractor and will otherwise take all reasonable steps to keep the relevant RFTs secure and free from interference and abuse.

34.9 During the period between the RFT Availability Date and the Level 2 Handover Date, all of the RFTs which the Contractor has made available for use by ICO under this clause 34 shall nevertheless remain at the risk and under the ultimate control and responsibility of the Contractor.

34.10 If in the period referred to in clause 34.9, ICO shall determine that there is any defect or deficiency in any of the Equipment or Software or Works relating to the RFTs which have been made available for its use, it shall promptly notify the Contractor of this, in writing. The Contractor shall, wherever practicable, immediately make another RFT at that Site available for use by ICO. Where that is not practicable (including by reason of such other RFTs not yet having been integrated with ICO's TT&C equipment), then 'the Contractor shall implement such repairs, replacements or alterations as shall be required to ensure that there is no interruption in ICO's TT&C and IOT operations.

35 ACCEPTANCE

35.1 Upon satisfaction of all the Level 2 Acceptance Criteria, ICO will accept the ICONET Ground Facilities by issuing a Final Acceptance Certificate in the form set out in Schedule 12. Such certificate shall be signed by the Supervising Officer on behalf of ICO and shall be sent to the Contractor by facsimile.

35.2 In respect of any Deliverables which are to be handed over or in respect of any Works which are to be completed by the Contractor after the Level 2 Handover Date. upon the relevant Deliverable having fulfilled its specification and any other applicable requirements laid down pursuant to this Agreement or the relevant Works having been completed to ICO's satisfaction, including the satisfaction of any applicable test criteria, ICO will accept the relevant Deliverable or Works by issuing an Acceptance Certificate (which shall be in the same form as the Final Acceptance Certificate, but modified as appropriate). Such certificate shall be signed by the Supervising Officer on behalf of ICO and shall be sent to the Contractor by facsimile.

35.3 The issue of an Acceptance (or where applicable the Final Acceptance) Certificate shall affect the obligations of the Contractor to deliver any other Deliverables and/or to complete the Work and/or to remedy or to rectify any faults which may affect the ICONET Ground Facilities or other Deliverables or Works at that time.

35.4 On or before the Level 2 Handover Date, the Contractor shall in an orderly manner at each Site handover to ICO Staff all such Deliverables located at that Site as are due to be handed over by Such date.

36 RISK

The Deliverables shall be at the risk of the Contractor until 00.01 hours GMT on the day immediately following the Level 2 Handover Date or, in relation to Deliverables which are to be handed over by the Contractor after the Level 2 Handover Date, until 00.01 hours GMT on the day immediately following the Handover Date of the relevant Deliverables, at which time risk in the same shall pass to ICO.

37 INTERCHANGEABILITY

37.1 The Contractor shall ensure that at each of the Sites the items comprising any part of the Deliverables, and in particular the Equipment and Software supplied to fulfil any particular functional requirement shall, to the maximum extent practicable and where lawful, be of identical design and shall carry the same component reference as and be interchangeable with the equivalent items supplied for use at any other of the Sites or by way of Spares, provided always that ICO acknowledges that as a consequence of the Contractor's or the Principal Sub-Contractors' policy of continuous improvement. in view of the time between design and manufacture and the manufacturing timetable, certain items intended to fulfil the same functional requirement, may differ from earlier items supplied.

37.2 The Contractor shall at all times maintain a complete record of any changes in specification of any such items and of any differences between the Sites in the items installed by the Contractor in a format reasonably to be specified by ICO. The Contractor shall within 30 days of each anniversary of this Agreement (ending with the tenth such anniversary) provide an up to date and complete copy of such record to ICO.

38 DELIVERY DELAYS

If and whenever it becomes apparent that progress of any of the Works is being or is likely to be delayed, the Contractor shall forthwith give written notice to ICO of the material circumstances including the cause or causes of the delay. If practicable, such notice shall give particulars of the expected effects thereof and estimate the extent of the expected delay in delivery or performance beyond the date or dates set out in the Master Level Schedule. The Contractor must specify what actions it is taking or intends to take to minimise and recover such delay. The Contractor shall give such further written notices to ICO, as may be necessary or as ICO, may reasonably require for keeping up to date the particulars and estimate referred to above including any material change in such particulars or estimate.

[39] NOT USED.

40 WARRANTY

40.1 Notwithstanding inspection, testing and acceptance by ICO of any of the Works or the Deliverables or any other provision of this Agreement which purports to make acceptance by ICO conclusive, the Contractor guarantees throughout the period commencing with the Level 2 Handover Date or if later. the Handover Date of the relevant Works or Deliverables and ending 2 years later that:

     (a) all the Deliverables are designed and manufactured so as to conform to the design, performance and manufacturing requirements of this Agreement as from time to time modified by the parties, and will perform in accordance with and deliver the functionality specified in those requirements;

     (b) the Works generally, and the Deliverables in particular. and each component of either of them, is free from all defects in material or workmanship, latent defects or other defects which may cause the same to fail to conform to the specified functional and/or performance requirements of this Agreement as from time to time modified by the parties;

     (c) each Deliverable functions in such a way that, in conjunction with others of the Deliverables, it fulfils the IGFR;

     (d) the contents of the documentation comprised within the Deliverables are correct and free from defects or faults (failing which clause
          40.12 shall apply); and

     (e) the contents of the Training courses and materials comprised within the Deliverables are correct and free from defects (failing which clause 40.13 shall apply).

40.2 In the event of a failure of any item of the Works or Deliverables or any component or part of any such item to meet the conditions specified in clause 40.1, the Contractor shall at its own cost take such actions and carry out such additional Works promptly to repair or replace or correct such affected items or components or parts as are necessary to retain and/or restore the specified functional and/or performance requirements and without any adverse impact on the Contractor's compliance with the Master Level Schedule. The Contractor shall prepare and furnish to ICO data and reports applicable to any corrective action required as set out in this clause 40, including but not limited to revision and updating of all affected data called for under this Agreement and the Contractor shall bear the cost thereof.

40.3 If the Contractor falls to repair or replace such items or parts promptly in accordance with this clause 40 then the Contractor shall pay the costs incurred by ICO in procuring such items or parts from another supplier and accomplishing the repair or in modifying such items or parts or other parts of the Works and/or Deliverables in order to achieve the specified functional and/or performance requirements. Any action taken by ICO pursuant to this clause
40.3 shall not affect the Contractor's warranty. lCO shall use reasonable efforts to notify the Contractor of its intention to exercise its rights under this clause 40.3 a reasonable period in advance of so doing.

40.4 Any item of the Works or Deliverables or any component or part of any such item corrected or furnished in replacement shall be guaranteed on the terms of this clause to the same extent as would have applied if the item or part concerned had initially formed a Deliverable. Where the corrected or replacement item or part of a Deliverable (not being a printed circuit board or an item of a similar nature) is brought into operation as a part of the ICONET Ground Facilities more than twelve months after the commencement of the warranty period referred to in clause 40.1 applicable to such item or part, this guarantee shall continue for the period of twelve months from the date of the installation and bringing into operation at a Site of that replacement item or part. In addition, the period of warranty relating to any item or part supplied as a Spare shall run for a period of 24 months after the date referred to in clause 40.1 as the date of commencement of the warranty in respect of the Deliverables originally supplied or if later until the expiry of the period of twelve months from the date of the installation and bringing into operation at a Site of that Spare as a replacement item or part.

40.5 Upon ICO becoming aware of the occurrence of any defect in or fault affecting any of the Works or any other item which is subject to the Contractor's guarantee:

     (a) ICO shall submit to the Contractor a written fault report in the agreed form (the form and content of which is to be agreed between the parties within 9 months of the date of this Agreement) describing, so far as it is able, the symptoms of the failure and to the extent possible, identifying the item(s) or part(s) causing such failure or having defect;

         (b) if ICO reasonably considers immediate rectification of the defect or fault is required to prevent or minimise the risk of damage or injury or performance degradation to

                  (i)      the operators of the Equipment or Software; or

                  (ii)     the Equipment or Software itself; or

                  (iii) the location in which the Equipment or Software is installed; or

                  (iv) other equipment or software located with or connected to the Equipment or Software.

                  ICO shall include this information in its report and may (without in any way affecting Its rights under this clause 40) proceed with rectification of the defect or fault to the extent reasonably considered necessary in the circumstances;

         (c) the parties shall (other than in relation to Software), within 5 days of the Contractor's receipt of such report, agree the manner and time in which such defect or fault is to be rectified;

         (d) ICO shall pack for shipment and arrange the shipment of any defective or faulty item(s) or part(s) that the Contractor directs be shipped to the NEC Team member premises as designated by the Contractor and in the case that the Contractor directs the travelling wave tubes (TWTs) be shipped. ICO shall use a TWT shipping container for returning the TWT if such a shipping container is available at the Site from which the shipment is to be made; and

         (e) ICO shall arrange for the exportation of the defective or faulty item(s) or part(s), and, subject to clause 28.9, the re-importation for any repaired or replacement item(s) or part(s).

40.6 The Contractor shall provide the necessary information and documents for the re-Importation of any repaired or replacement items or parts (such information and documents to be of a nature similar to those required for the purposes of clauses 26 and 28) and reimburse ICO, in accordance with clause 17.3, for all costs and expenses that ICO incurs.

         (a) in complying with the requirements of this clause 40, including any packaging, transportation, shipping charges, customs duties, customs bonds, sales taxes, VAT or charges of a similar nature which ICO incurs for the exportation or re-importation of item(s) or part(s), or for performing any rectification work;

         (b) associated with disassembly and/or re-assembly of larger items or parts where their disassembly is required for the purpose of enabling fault diagnosis to take place and/or removal and/or replacement of any other affected item or part.

40.7 In the case of an Equipment defect or fault, the Contractor will, at its discretion, repair or replace at its own cost the defective or faulty Equipment in a timely manner so as to minimise any interruption or risk of interruption to the functioning of the ICO System and the Contractor shall take all such actions as are reasonably required to restore functionality to the ICO System to the same level as it was immediately prior to, or should have been in the absence of (but without imposing any obligation on the Contractor in respect of unconnected defects or faults in the elements of the ICO

System other than the lCONET Ground Facilities), such defect or fault and use its best efforts to avoid and minimise any interruption or risk of interruption to the functioning of the ICO System.

If, at the relevant Site, ICO shall have an appropriate Spare, in order to avoid and minimise any interruption or risk of interruption to the functioning of the ICO System. ICO shall use the same to replace the defective or faulty Equipment but without prejudice to the obligations of the Contractor, at no cost to ICO, to supply a replacement for such Spare and to attend the Site to make any necessary repair to the item or part of the Equipment suffering the defect or fault.

In the absence of ICO holding an appropriate Spare at the relevant Site or where the Contractor is not able to implement an immediate repair or replacement of the defective or faulty Equipment, ICO may, if possible and where it urgently requires the availability of the relevant Equipment, make immediate repairs to any defective or faulty Equipment without affecting any of its rights under this clause 40.

40.8 In the event of any Software defect or failure:

         (a) ICO shall inform the Contractor of the nature of the Software defect or fault (so far as it is able to identify the same) in the agreed manner, following the reporting, fault escalation and required response processes to be agreed between the parties (which process shall be agreed not less than 6 months before the scheduled commencement of the Warranty period specified in clause 40.1);

         (b) the Contractor will analyse the reported Software defect or fault and the Contractor shall, at no cost to ICO, supply a temporary fix to rectify the Software defect or fault without avoidable delay and in a timely manner so as to minimise or avoid any interruption or risk of interruption to the functioning of the ICO System and minimises the effects of the defect or fault;

         (c) the Contractor, at no cost to ICO, will notify ICO by telephone, facsimile or e-mail how to fix the defect or fault using Site personnel, or make and supply the "bug" fix, maintenance release or update; and

         (d) the Contractor shall, at no cost to ICO, take all such actions as are reasonably required to restore on a permanent basis functionality to the ICO System to the same level as it was immediately prior to, or should have been in the absence of (but without imposing any obligation on the Contractor in respect of unconnected defects or faults in the elements of the ICO System other than the ICONET Ground Facilities), such defect or fault and will use its best efforts to avoid and minimise any interruption or risk of interruption to the functioning of the ICO System and will as rapidly as is possible, using the best efforts of the NEC Team, and in any event within three (3) months (or such longer time as may be agreed by ICO) of the occurrence of the Software defect or fault, prepare and issue a permanent fix to the Software for installation at all Sites where the Software is installed.

40.9 The Contractor will, where any defect or fault cannot for any reason be repaired or rectified in accordance with clauses 40.7 or 40.8, at its own cost, dispatch appropriately qualified engineer(s) to the Site to identify and repair or rectify any defective or faulty Equipment or Software without avoidable delay and within a time period which minimises the effects of such defect or fault. ICO shall use reasonable efforts in the period of two years commencing on the Level 2 Handover Date to hold a Spare of such items at such Sites as has been recommended on a reasonable basis by the Contractor prior to the date of this Agreement. Save where the recommended Spare has been used already at a Site for an Equipment defect or fault (and it has not been replaced or returned to the relevant Site by the Contractor), to reinstate any Spares which are used. The Contractor will have no obligation under the terms of this clause 40 in respect of damage arising solely from a failure by ICO to maintain Spares in accordance with this clause 40.9.

40.10 The Contractor will, during the period of three years from the Level 2 Handover Date, submit written report quarterly within one month after the end of the relevant quarter summarising:

         (a) for each of the Sites, all Equipment defects or faults which were notified by each NEC Team member during the previous quarter and identifying how they were processed for repair or replacement;

         (b) for each of the Sites, all Software defects or faults which were reported to each NEC Team member during the previous quarter and identifying how they were rectified;

         (c) an analysis of the trend of Equipment and Software defects or faults of which members of the NEC Team have become aware (both as a consequence of paragraphs (a) and (b) above and, separately, from other sources), including re-occurring defects and faults and proposed remedial actions and the periods taken to implement the same, by Equipment and Software type and source;

         (d) for Equipment repairs or replacements, the average turnaround time, the longest turnaround time with the reason and the number and description of those remaining to be implemented with the predicted date for completion and time period since the defective or faulty item or part was first reported as faulty or defective and returned, for each NEC Team member;

         (e) for Software temporary fixes, the average turnaround time, the longest turnaround time with the reason and the number and description of those remaining to be implemented with a predicted date for completion and total elapsed time from the date that any member of the NEC Team first received notification of the original fault or defect to its predicted date for Implementation, for each NEC Team member;

         (f) for Software permanent fixes, the number and description of those implemented during the period, the number and description of those remaining to be Implemented and the number and description of those remaining to be implemented with a predicted date for completion and total elapsed time from the date any member of the NEC Team first became aware of the original fault or defect to its predicted date for implementation, for each NEC Team member; and

         (g) such other information as ICO may reasonably require to assess the reliability of the Equipment and Software (including any individual parts, components, sub-systems and programs) and the efficiency and performance of the Contractor and its compliance with its warranty obligations, and in particular the means by which it is ensuring that there is no avoidable interruption to services provided through the ICO System as a consequence of any Equipment or Software defect or fault.

40.11 If requested by ICO, the Contractor will provide ICO with a written report describing the results of the analysis of any specific Equipment or Software defect or fault notified to the Contractor in respect of any Equipment or Software whilst the same is under warranty pursuant to this clause for which ICO has requested a separate report. Any such report shall be provided promptly following ICO's request and shall address all those matters which ICO shall have prescribed in its request.

40.12 In the event of defects or faults in any of the content of the documentation, the Contractor will:

         (a) unless otherwise agreed by ICO, correct and re-issue the affected documentation within one month of the Contractor first becoming aware of the same in the same formats, quantities and to the same places of delivery as the provision of the original documentation;

         (b) will make all necessary rectifications to any part of the ICONET Ground Facilities which has been affected adversely as a result of a defect or fault in the contents of the documentation; and

         (c) if the functionality of the ICO System shall have been affected in any way by such defect or fault, at its own cost, take all such actions as are reasonably required to restore functionality to the ICO System to the same level as it was immediately prior to, or should have been in the absence of (but without imposing any obligation on the Contractor in respect of unconnected defects or faults in the elements of the ICO. System other than the ICONET Ground Facilities), such defect or fault and use its best efforts to avoid or minimise any interruption or risk of interruption to the functioning of the ICO System.

40.13 In the event of incorrect or defective content of Training courses or materials the Contractor shall:

         (a) unless the parties agree otherwise, without delay and in each of the locations at which the incorrect or defective Training shall have been given, provide remedial Training in the same manner as the provision of the original Training;

         (b) make all necessary rectifications to any part of the ICONET Ground Facilities which has been affected adversely as a result of incorrect or defective content of Training courses or materials; and

         (c) if ICO shall demonstrate to the reasonable satisfaction of the Contractor that the functionality of the ICO System shall have been affected in any way by such defect or fault, at its own cost, take all such actions as are reasonably required to restore functionality to the ICO System to the same level as it was immediately prior to, or should have been in the absence of (but without imposing any obligation on the Contractor in respect of unconnected defects or faults in the elements of the ICO System other than the ICONET Ground Facilities), such defect or fault and use its best efforts to avoid or minimise any interruption or risk of interruption to the functioning of the ICO System.

40.14 The rights and remedies of ICO under this clause 40 are in addition to, and do not limit, any other rights and remedies ICO may have. In particular, ICO's rights under this Agreement arising out of fraud or such gross mistakes as amount to fraud are not limited in point of time or by this clause. Notwithstanding the time limits specified in clause 40.1, if ICO shall notify the Contractor of a claim for breach of warranty under this clause 40 relating to any latent defect in any of the Deliverables or other Works at any time within five years after the Level 2 Handover Date such claim shall be regarded as a claim properly made under this clause.

40.15 The warranty provisions of this clause will not apply to the following:

         (a) operations or maintenance of the Equipment or Software by any person who has not been properly trained (except any representatives nominated or authorised by the Contractor or Sub-Contractors) or operations, maintenance, repair and inspection of the Equipment or Software carried out by any person other than in accordance with manuals, documents and information provided to ICO by the Contractor or any Sub-Contractor or any representatives nominated or authorised by the Contractor or Sub-Contractors;

         (b)      normal wear and tear;

         (c) consumption of consumables (not earlier than the usual time periods or usage patterns during which those consumables may be expected to continue to perform);

         (d) Equipment or Software that has been subject to alterations or modifications not authorised by the Contractor or any Sub-Contractor or any maintenance representatives nominated or authorised by the Contractor or Sub-Contractors;

         (e) Equipment or Software failures that are associated directly with ICO's failure to maintain the operational environment specified by the Contractor; and

         (f) the Deliverables required to be delivered under Annex 11 to the Statement of Work to which this clause 40 shall apply save to the extent specifically modified as set out therein.

40.16 The travelling wave tubes (TWTs) shall be free from defects in material and workmanship under normal operating conditions within published ratings and under normal use in accordance with the Contractor's operating instructions for
   * hours of heater operation or 18 months from the date of shipment from the Contractor, whichever occurs first. If any defect in material or workmanship is found in the TWT under said conditions within said period, the Contractor will, at ICO's discretion, either replace the TWT at the price to be calculated according to the formula (1) below or refund to ICO the amount to be calculated according to the formula (2) below (Pro-Rate Adjustment), provided that notice of any such alleged defect shall be given in accordance with this clause 40.

         (1)      Replacement Price = Applicable Selling Price of the TWT when the Order for the Replacement is Placed

                         x   Hours of Heater Operation
                         -----------------------------
                                 Warranted Hours

                  (If the hours of TWT operation is less than five percent (5%) of the Warranted Hours, the Replacement Price shall be deemed zero (0)).

         (2)      Amount of Refund = Price of the TWT Paid by ICO

                         x   (Warranted Hours - Hours of Heater Operation)
                         -------------------------------------------------
                                 Warranted Hours

                  (if the hours of TWT operation is less than five percent (5%) of the Warranted Hours, the Amount of Refund shall be deemed equal to the Price of the TWT paid by ICO).

PART F - INTELLECTUAL PROPERTY RIGHTS

41        INTELLECTUAL PROPERTY RIGHTS AND CONFIDENTIALITY

41.1      ICO and the Contractor acknowledge that:

         (a) NEC Team Intellectual Property is owned by the NEC Team member(s) generating such Intellectual Property Rights;

         (b)      ICO Intellectual Property is owned by ICO.


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

41.2 The Contractor hereby grants and shall procure the grant by the other members of the NEC Team to ICO irrevocable worldwide non-exclusive paid-up licences (with right to sub-licence) to use NEC Team Intellectual Property (except for NEC Team Intellectual Property incorporated in Software. as provided for in clause 41.3) incorporated by the NEC Team into the Deliverables delivered by the Contractor solely for the purposes of operating or having operated in accordance with the provisions of this Agreement the Deliverables in the ICO System.

41.3.1 The Contractor hereby grants and shall procure the grant by the other members of the NEC Team to ICO irrevocable worldwide non-exclusive paid up licences (with right to sub-licence) to run the object code versions of Software solely for the purposes of operating or having operated in accordance with the provisions of this Agreement the Deliverables delivered by the Contractor in the ICO System.

41.3.2 The licences granted in or pursuant to clause 41.3.1 do not include any right to translate, amend, modify or adapt such Software in source code form or in object code form. Upon request the Contractor will, and will procure that the other members of the NEC Team will, provide such interface information as ICO may reasonably request in order to make other computer programs interoperable with any of the Software. Compliance with this obligation shall also be deemed to be compliance in respect of that Software with clause 4.1.(i).

41.3.3 ICO shall not make any copies of the Software except for the purpose of operating the Deliverables in the ICO System or for archive or back up purposes.

41.3.4 The Software licensed under this Agreement may be delivered in an inseparable package also containing other computer programs. In order to avoid doubt ICO is not granted any licence to use such other computer programs.

41.3.5 ICO shall treat all Software and other computer programs included in any inseparable package as confidential and subject to the provisions of clause 41.6.

41.3.6 For the avoidance of any doubt ICO receives no ownership interest in any of the Software or other computer programs included in any inseparable package or in each case in any of the Intellectual Property Rights thereto.

41.4.1 ICO hereby grants to the Contractor and agrees to grant to each of the other members of the NEC Team irrevocable worldwide, non-exclusive licences with right to sub-licence to use the ICO Intellectual Property for the purposes of developing, supplying, manufacturing, Installing, operating, upgrading and expanding the Deliverables for ICO.

41.4.2 Without prejudice to the provisions of clause 41.6, ICO further agrees not to assert any ICO Intellectual Property comprised in the Deliverables against:

         (a) the members of the NEC Team in respect of the development, manufacture or sale of equipment or software incorporating any ICO Intellectual Property comprised in the Deliverables; or

         (b) the use by the members of the NEC Team or their third party customers of equipment or software acquired directly or indirectly from the members of the NEC Team incorporating any ICO Intellectual Property comprised in the Deliverables other than in or in conjunction with Satellite Based Communications Systems; or

         (c) the use by the members of the NEC Team or their third party customers of equipment or software acquired directly or indirectly from the members of the NEC Team incorporating any ICO Intellectual Property (other than ICO Intellectual Property the subject of a patent or patent application) comprised in the Deliverables in or in conjunction with Satellite Based Communications Systems:

                  (i) where such ICO Intellectual Property is comprised in the system areas not identified as Key Features, after the Level 2 Handover Date; and

                  (ii) where such ICO Intellectual Property is comprised in the system areas identified as Key Features after 1st January 2002,

                  provided that:

                  (i) if any third party not being a member of the NEC Team receiving the benefit of the provisions of this clause 41.4.2 asserts any Intellectual Property Rights against ICO, then ICO reserves the right to assert ICO Intellectual Property against that party; and

                  (ii) if any NEC Team member asserts any Intellectual Property Rights other than in respect of a breach of clause 41, then ICO reserves the right to assert ICO Intellectual Property against that NEC Team member.

41.4.3 For the avoidance of doubt, nothing in clauses 41.4.1 and 41.4.2 shall be construed as granting any licence under ICO patents to any third party customers of any NEC Team member(s) to use such equipment.

41.5.1 The Contractor hereby undertakes that it will not and agrees to procure that the other members of the NEC Team will not either alone or acting together make available directly or indirectly for commercial use features which are new and developed by or at the direction of the members of the NEC Team under this Agreement in the system areas identified as Key Features to any other operator of Satellite Based Communications Systems until 1st January 2002 without the express written consent of ICO provided always that nothing shall restrict the members of the NEC Team either alone or acting together from making available directly or indirectly for commercial use at any time by any person features which are the same as or substantially similar to the features which are new and developed by or at the direction of the members of the NEC Team under this Agreement in the system areas identified as Key Features where such features are the result of work done independently of the work done under this Agreement or from exploiting NEC Team Intellectual Property generated prior to the date of this Agreement and without otherwise breaching the terms of this Agreement.

41.5.2 For the avoidance of doubt the fact that work done independently of the work done under this Agreement results in a notification under clause 9.4 to ICO and a related change under clause 9 does not bring such work within the scope of the restrictions on making available directly or indirectly for commercial use features which are new and developed by or at the direction of the members of the NEC Team under this Agreement set out in clause 41.5.1.

41.6.1 ICO on the one hand and the Contractor on the other hand may provide Confidential Information to each other during the course of this Agreement and all such disclosures of such information will be treated as confidential by the party receiving the disclosure and subject to the provisions of clause 41.6.3, the receiving party shall maintain such information in confidence and shall not use or disclose such information except as expressly authorised in this Agreement. Notwithstanding the foregoing, where any information is disclosed orally or is visually displayed, then such information shall be regarded as Confidential Information if identified as Confidential at the time of disclosure and the disclosing party within thirty days from initial disclosure specifically identifies in writing to the receiving party such oral or visually displayed information as being "Confidential Information".

41.6.2 Each party agrees to use the same care and discretion to avoid unauthorised disclosure, publication or dissemination of Confidential Information supplied by the other party and the unauthorised use thereof as the receiving party uses with respect to similar information of its own, but in no event, less than reasonable care. Each party further agrees that commercial information designated as Confidential Information shall not be disclosed to any third party without the express prior written consent of the disclosing party. Should it become legally necessary for the receiving party to disclose to a third party certain of the Confidential Information supplied by the other party, it shall be disclosed only to the extent required by law or court of competent jurisdiction and to the extent permitted by law after prior written notification to the other party of the requirement for disclosure.

41.6.3 The obligations of confidentiality and restrictions on use specified in this clause 41.6 shall not apply to any information that:

                  (a) is already in the possession of the receiving party without obligation of confidentiality at the time of disclosure;

                  (b) is independently developed by the receiving party or any of its affiliates or subcontractors without access to or any use of any of the Confidential Information as evidenced by appropriate documents;

                  (c) is or becomes publicly available without breach of this Agreement and without the fault of the receiving party or any of the affiliates or subcontractors; or

                  (d) is lawfully received by the receiving party from a third party.

Specific information shall not be deemed to be in the possession of the receiving party merely because it is embraced by more general information in the receiving party's possession.

41.6.4 Each party shall use all reasonable endeavours, including inserting and enforcing the appropriate contractual provisions in any agreements with any subcontractors and by requiring the compliance by its employees with appropriate obligations, to ensure the confidentiality of all Confidential Information provided to it by the other party but so that nothing in this clause 41.6 shall preclude any party from disclosing such information on such basis only for the performance of and for the purposes contemplated by this Agreement to a third party which has prior to receiving such information executed a confidentiality agreement in favour of the receiving party and under which the receiving party holds the benefit of such third party's undertakings on behalf of itself and the party whose Confidential Information is so disclosed.

41.6.5 The confidentiality obligations in this clause 41.6 shall survive the expiration or termination of this Agreement for whatever cause.

41.7 Subject to clause 41.9 if any member of the NEC Team is not the legal and beneficial owner of any part of the Intellectual Property Rights which it incorporates into the Deliverables but only has a right to use the same pursuant to a licence then ICO's right to use the same shall be such as is permitted by the licence granted by the owners thereof to the relevant member of the NEC Team and in the event that such licence prevents or restricts ICO's use of any functionality of the Deliverables in connection with the ICO System the Contractor shall use, and shall procure that the relevant member of the NEC Team shall use all reasonable endeavours so as to obtain at minimal cost from such third party as owns such part of the Intellectual Property Rights the right for ICO to use the same without prevention or restriction as to any functionality of the Deliverables. Any costs reasonably incurred by the relevant member of the NEC Team in this connection shall be borne by that member of the NEC Team. If it shall not, or it appears likely that it will not, prove possible to secure appropriate rights for ICO to use or incorporate any such third party rights in the Deliverables in connection with the ICO

System, the Contractor shall at its own cost, procure that a suitable alternative method of meeting the requirements of the Deliverables shall be produced.

41.8 For the avoidance of doubt the parties hereby agree that the provisions of clause 8 of the IPC continue to apply to Intellectual Property Rights comprised in the deliverables supplied under the IPC or reduced into practice in the work done under the IPC and that notwithstanding any of the provisions of clause 8 of the IPC the provisions of this clause 41 shall apply to all work done pursuant to this Agreement in the development and supply of the Deliverables.

41.9.1.1 ICO will indemnify each of the members of the NEC Team (including Sub-Contractors or permitted sub-licensees of any member of the NEC Team) against all claims, demands, actions, costs, expenses (including but not limited to legal costs on a solicitor and client basis) and damages rising from or incurred by reason of:

                  (a) any infringement or alleged infringement of US Patent Nos. 5,415,368; 5,439,190; 5,433,726 and 5,554,624
                           together with any continuations, divisions, re-issues, re-examinations and foreign counterparts thereof arising out of the manufacture, use, sale, exportation or importation of the Deliverables; or

                  (b) any infringement or alleged infringement of any other Intellectual Property Rights arising out of the manufacture, use, sale, exportation or importation of those features of the Deliverables specified by ICO in the functional objectives and requirements of the IGFR and the Statement of Work.

41.9.1.2 The Contractor shall promptly notify ICO if any claim or demand is made or action brought against any of the members of the NEC Team (or any Sub-Contractor or permitted sub-licensee of any member of the NEC Team) to which clause 41.9.1.1 may apply. ICO shall at its own expense conduct any litigation arising therefrom and all negotiations in association therewith and the members of the NEC Team hereby agree to grant to ICO exclusive control of any such litigation and negotiations.

41.9.1.3 The NEC Team shall at the request of ICO afford to ICO all reasonable assistance for the purpose of contesting any claim or demand made or action brought against any of the members of the NEC Team (or any Sub-Contractors or permitted sub-licensees of any member of the NEC Team) to which clause 41.9.1.1 may apply. ICO shall reimburse any of the members of the NEC Team for all costs and expenses (including legal expenses) incurred in so doing.

41.9.1.4 The Contractor shall not make any admissions which may be prejudicial to the defence or settlement of any claim, demand or action for infringement or alleged infringement of any Intellectual Property Rights to which clause 41.9.
1.1 may apply.

41.9.1.5 If a claim or demand is made or action to which clause 41.9.1.1 may apply or demand is made or brought ICO may at its own expense:

                  (a) procure a licence to use the relevant Intellectual Property Rights on terms which are approved by the Contractor (such approval not to be unreasonably withheld or delayed); or

                  (b) take such other action as the Contractor may agree (such agreement not to be unreasonably withheld or delayed) as appropriate to avoid or settle such claim, demand or action, provided in each case, that ICO provides evidence reasonably satisfactory to the Contractor that it has sufficient financial resources to meet any commitment which it makes pursuant to this clause 41.9.1.5 on behalf of itself or any member of the NEC Team.

41.9.2.1 The Contractor will indemnify ICO (including sub-contractors or permitted sub-licensees of any member of ICO) against all claims, demands, actions, costs, expenses (including but not limited to legal costs on a solicitor and client basis) and damages arising from or incurred by reason of any infringement or alleged infringement of any Intellectual Property Rights relating to the use, possession, importation or exportation of the Deliverables in connection with the ICO System by ICO or its sub-licensees save where such claims, demands, actions, costs, expenses, losses or damages are the subject of ICO's indemnity to the members of the NEC Team (and any Sub-Contractors or permitted sub-licensees of the NEC Team) under clause 41.9.1.

41.9.2.2 ICO shall promptly notify the Contractor if any claim or demand is made or action brought against ICO to which clause 41.9.2.1 may apply. The relevant member of the NEC Team shall at its own expense conduct any litigation arising therefrom and all negotiations in association therewith and ICO hereby agrees to grant to the NEC Team exclusive control of any such litigation and negotiations.

41.9.2.3 ICO shall at the request of the relevant member of the NEC Team afford to the NEC Team member all reasonable assistance for the purpose of contesting any claim or demand made or action brought against ICO to which clause 41.9.2.1 may apply. The Contractor shall reimburse ICO for all costs and expenses (including legal expenses) incurred in so doing.

41.9.2.4 ICO shall not make any admissions which may be prejudicial to the defence or settlement of any claim, demand or action for infringement or alleged infringement of any Intellectual Property Rights to which clause 41.9.2.1 may apply.

41.9.2.5 If a claim or demand is made or action to which clause 41.9.2.1 may apply or demand is made or brought, the relevant NEC Team member may at its own expense:

         (a) procure a licence to use the relevant Intellectual Property Rights on terms which are approved by ICO (such approval not to be unreasonably withheld or delayed); or

         (b) take such other action as ICO may agree (such agreement not to be unreasonably withheld or delayed) as appropriate to avoid or settle such claim, demand or action,

provided in each case that the NEC Team member provides evidence reasonably satisfactory to ICO that it has sufficient financial resources to meet any commitment which it makes pursuant to this clause 41.9.2.5 on behalf of itself.

41.9.2.6 The foregoing provisions of clause 41.9.2 shall not apply insofar as any such claim demand or action is in respect of:

         (a) the use by or on behalf of ICO or its sub-licensees of the Deliverables in combination with products services software or data not described in IGFR, the Statement of Work and the High Level System Description and not supplied by the NEC Team under this Agreement; or

         (b) the alteration of any of the Deliverables otherwise than by a member of the NEC Team under this Agreement.

41.9.2.7 The members of the NEC Team shall notify ICO in writing should any of them become aware of reasonable grounds to believe that the use of any of the Deliverables with other products or services (not being Deliverables) with which the NEC Team is aware that ICO will use the Deliverables may infringe the Intellectual Property Rights of any third party

41.9.3.1 Save as provided in clause 49.1.3.2, in no event shall:

         (a) the NEC Team's entire liability to ICO (or any permitted sub-licensees) under clause 41.9; or

         (b) ICO's entire liability to the members of the NEC Team (or any Sub-Contractor or permitted sub-licensee of any NEC Team member) under clause 41.9,

exceed $75,000,000 and the existence of one or more claims or lawsuits within this clause 41.9 shall not extend this amount, and in no event shall the NEC Team or ICO be liable for incidental, special or consequential damages incurred by the other save and insofar as they are included in any claim by a third party for which ICO or the NEC Team is indemnified under this clause 41.9.

41.9.3.2 The liability of ICO to the members of the NEC Team (or any Sub-Contractors or permitted sub-licensees of any member of the NEC Team) under clause 41.9.1.1(a) in respect of any claim against such party based upon US Patent Nos. 5,415,368; 5,439,190; 5,433,726 and 5,554.624 or any continuations, divisions, re-issues, re-examinations and foreign counterparts thereof shall be unlimited.

41.9.3.3 Notwithstanding any other provisions in this Agreement. this clause
41.9 states the entire liability between ICO on the one hand and the Contractor and the other members of the NEC Team on the other with regard to the infringement of any Intellectual Property Rights in connection with the use of the Deliverables in connection with the ICO System. For the avoidance of doubt therefore wording appearing elsewhere in this Agreement relating to compliance with laws, regulations and all similar terms shall not apply in respect of any infringement or alleged infringement by the NEC Team of Intellectual Property Rights of a third party or any related matters (including, without limitation, clauses 4.1(g), 4.1(h), 4.1(n), 6.1(c), 6.1(d) and 64).

41.10 The provisions of this clause 41 shall (save in respect of clause 54) prevail over any other provisions relating to Intellectual Property Rights appearing elsewhere in this Agreement.

[42]      NOT USED.

[43]      NOT USED.

PART G - CONTINUOUS SUPPORT AND OPTIONS

44        MANUALS AND TECHNICAL DIAGRAMS

The Contractor is required to produce and submit to ICO those operations and maintenance manuals, instruction manuals, technical diagrams, technical drawings and all other documents set out in Annex 6 of the Statement of Work.

45        TRAINING

The Works shall include training and instruction for ICO Staff in accordance with Annex 5 of the Statement of Work so as to enable ICO Staff to operate all functions of, and to maintain, the ICONET Ground Facilities.

46        OPTIONS, SUPPORT SERVICES AND FUTURE SUPPLIES

46.1 The Contractor shall, and shall ensure that Sub-Contractors shall, provide to ICO at ICO's option, at the specified prices (or where none has been fixed, at fair and reasonable prices which in no event exceed the prices paid for comparable items and services to be delivered under this Agreement) as determined in accordance with Schedule 9 under this Agreement:

         (a) the items of Equipment and the related Works described as the Options specified in Annex 1 of the Statement of Work;

         (b) further supplies of the Equipment for a period to the end of 2010 with extended availability subject to clause 46.4 and 46.5, at ICO's option, for an additional period of 5 years commencing on 1 January 2011;

         (C) further supplies of Spares for a period to the end of 2015 with extended availability subject to clauses 46.4 and 46.5, at ICO's option, for an additional period of 5 years commencing on 1 January 2016;

         (d) maintenance and support for the Software for a period to the end of 2015 with extended availability, at ICO's option, for an additional period of 5 years commencing on 1 January 2016;

         (e) the availability of skills and resources for a period to the end of 2010 with extended availability, at ICO's option, for an additional period of 5 years commencing on 1 January 2011 for the provision of services to support further capacity and/or functional enhancements to the ICONET Ground Facilities or the ICO System, including the provision of system integration and programme management services;

         (f) the availability of skills and resources for a period to the end of 2015 with extended availability, at ICO's option, for an additional period of 5 years commencing on 1st January 2016 for the ongoing operations and maintenance support, including consultative technical advice in relation to the Deliverables furnished under this Agreement;

         (g) the availability of functional enhancements to the ICONET Ground Facilities or for the ICO System to deliver functionalities similar to those available in cellular communications systems, within timeframes to enable ICO to be competitive with such cellular communications systems;

         (h) assistance and co-operation in the identification, development and implementation of future ICO System specific functionalities; and

         (i) the Contractor should use its reasonable endeavours to obtain similar guarantees from its suppliers and Sub-Contractors for Equipment and Spares as have been supplied to the Contractor.

The options to extend the availability periods referred to in clauses 46.1(c),
(d), (e) and (f) may be exercised only if the option to extend the availability period referred to in clause 46.1 (b) is exercised by ICO. ICO shall notify the Contractor in writing of its exercise of the options to extend the availability periods referred to in clauses 46.1 (b) to (f) at least one year prior to the expiry of the original period.

46.2 This clause shall in no way bind ICO to order any particular quantity of Equipment, Spares or services from the Contractor. The Contractor acknowledges and agrees that ICO may, if ICO and a Sub Contractor so agree, enter into separate contracts for the provision of operations and maintenance support and advice.

46.3 The Contractor shall within 24 months of the date of this Agreement provide ICO with a list of alternate manufacturers and suppliers, insofar as they exist, for the Equipment, Software and Spares (detailing as a minimum the name and address of the alternate source and the model or part numbers of the Equipment, Software and Spares and the alternate source to which they refer) supplied by each Sub-Contractor. The Contractor shall update this list once every 12 months. The use of Equipment, Software or Spares from any supplier or manufacturer, provided that they comply with the information provided by the Contractor, shall not affect any warranties given by the Contractor under this Agreement.

46.4 If during the extended availability periods specified in clauses 46.1.(b) or (c) any member of the NEC Team, the affiliates of any member of the NEC Team, or their direct sub-contractors intend to discontinue the manufacture of Equipment or Spares the Contractor shall forthwith give 9 months' written notice to ICO of such intention and afford ICO the opportunity (which shall be exercised within 6 months of receiving such notification) of ordering such quantities of Equipment or Spares at prices determined in accordance with 46.1, as ICO shall reasonably require and the Contractor shall procure the supply of such quantities at the prices so determined. Alternatively, the parties may agree within the said period of 6 months that the Contractor will sell or license to ICO, or procure the sale and licence of, such drawings, patterns, specifications and other information as ICO shall require to enable it to make or have made such Equipment or Spares.

46.5 The Contractor shall take all reasonable efforts to ensure the continued availability throughout the extended availability periods specified in clause
46.1 (b) and (c) of Equipment and Spares from the NEC Team members, the affiliates of any member of the NEC Team, and their direct Sub-Contractors. In addition to the notification required under clause 46.4, the Contractor shall inform ICO, as soon as it can reasonably be established, that Equipment and Spares provided by the NEC Team members, the affiliates of any member of the NEC Team, or its direct Sub-Contractors are becoming obsolescent and shall work with ICO to minimise the input of such obsolescence on the ICONET Ground Facilities and the ICO System, including proposals for the migration to newer or alternate technologies.

46.6 If during the period specified in clauses 46.1 (b), (c) and (d), the Contractor or any Sub-Contractor (in the absence of agreement as aforesaid) either:

         (a) falls to make available to ICO with reasonable despatch all such Equipment, Spares or Software as ICO shall require; or

         (b) shall suspend payment of its debts generally, seek protection from its creditors or otherwise enter into any form of insolvency or bankruptcy proceeding (however described) or any of its creditors shall seize any of its assets (whether under any security interest or otherwise) or any moneys owned by it shall become due for payment by reason of acceleration or default on its part or its shareholders shall take steps or pass any resolutions to wind up (otherwise than in connection with a solvent reconstruction or amalgamation previously approved by ICO or any analogous thing by whatever name it is known, shall happen in any jurisdiction.

then the Contractor shall so far as he is legally entitled so to do and, if so required by ICO as soon as reasonably practicable, deliver to ICO free of charge such drawings, patterns, specifications and other, information as are referred to in clause 46.4 (to the extent that the same are derived from the person to whom the circumstances referred to in (a) or (b) above apply, or where the circumstances apply to the Contractor, all such items of the Contractor and all of the Sub-Contractors) and which ICO shall be entitled to retain for such time only as is necessary for the exercise by ICO of its rights under this clause and which if the Contractor so requires shall be returned by ICO to the Contractor in good order and condition (fair wear and tear excepted) and at ICO's costs and expense.

46.7 If ICO shall exercise its right under clause 46.6 the Contractor shall also grant or procure the grant to ICO without payment of any royalty or charge full right and liberty to make or have made Equipment or Spares as aforesaid and for such purposes only to use, make and have made copies of all drawings, patterns, specifications and other information supplied by the Contractor to ICO pursuant to this Agreement.

46.8 ICO undertakes for itself and on behalf of ICO Staff that all drawings, patterns, specifications and other information obtained from the Contractor under this clause shall be kept confidential and will not be divulged except to such persons as it may be necessary to divulge the same to, for the purpose of making or having made Equipment or Spares.

46.9 If the Contractor does not provide Equipment or Spares, ICO shall have the right to obtain such Equipment or Spares directly from Sub-Contractors or any other supplier and any additional cost incurred by ICO shall be recoverable from the Contractor.

47        CONSUMABLE SUPPLIES

47.1 The Contractor shall before shipment of any of the Deliverables or any components used therein supply a list of specifications for consumables required in the operation of the ICONET Ground Facilities. This list shall be updated no later than 6 months before the Level 2 Acceptance Date.

47.2 ICO reserves the right to procure consumables to be used in and suitable for the Deliverables that are in accordance with the specifications that have been provided by the Contractor from such sources as ICO may deem appropriate. Such procurement from a source other than the Contractor shall not invalidate any rights of ICO under this Agreement.

47.3 If the Contractor fails to supply or update the specification list referred to in clause 47.1, and the consumables procured by ICO for use in the operation of the ICONET Ground Facilities causes a degradation or interruption in all or any part of its operation the Contractor shall not be relieved of its warranty obligations. In addition the Contractor shall reimburse ICO for the costs incurred by ICO in ascertaining the appropriate specification to be applied for any consumable.

48        ATTACHMENTS TO THE EQUIPMENT

48.1 Without prejudice to clause 47, ICO shall have the right to attach to the Equipment any equipment not supplied by the Contractor (the "Attachment").

48.2 If ICO notifies the Contractor in writing at least thirty days before it proposes to make an Attachment the Contractor shall within thirty days of the receipt of ICO's notice, respond to ICO with its consent to or rejection of the proposed Attachment. If the Contractor notifies ICO of its consent to such Attachment, then clause 48.4 will apply.

48.3 If the Contractor receives a notification under clause 48.2 it may give a notice of rejection. Any notice of rejection shall be in writing and set out, in the Contractor's reasonable judgement in all the circumstances, the possible effects of the Attachments on the Deliverables and why the making of the Attachment to the Equipment would or can reasonably be expected adversely to affect the ICO System. A failure by the Contractor to respond to ICO within such thirty day period shall be deemed to be consent.

48.4 Clauses 4 and 40 shall continue to apply to the Equipment (but not to the Attachment) if the criteria in either of clause 48.2 or clause 48.3 are met.

48.5 If the criteria in either of clause 48.2 or clause 48.3 are not met, then the Contractor shall be relieved of its obligations under clauses 4 and 40 to the extent that it can demonstrate that such Deliverables are adversely affected by the Attachment.

[49]           NOT USED.

PART H - GENERAL

50             SURVIVAL OF CERTAIN PROVISIONS

50.1 Following the termination of this Agreement for any reason whatsoever, the following clauses shall survive in full force and effect, without limit in point of time:

clause 4                         (Primary Obligation of Contractor and Warranties)
clause 15.1                      (Price)
clause 17                        (Payment of Reimbursable Costs)
clause 18                        (Liquidated Damages and Incentive Payment)
clause 30                        (Ownership)
clause 40                        (Warranty)
clause 41                        (Intellectual Property Rights and Confidentiality)
clause 51                        (Contractor's Liability for Damages or Breach)
clause 52                        (ICO's Liability for Damages or Breach)
clause 54                        (Consequences of Termination)
clause 62                        (Law and Jurisdiction)
clause 66                        (Agent for Service)
clause 72                        (Entire Agreement)

51             CONTRACTOR'S LIABILITY FOR DAMAGES OR BREACH

51.1 In the event that any breach of this Agreement or act or omission by the Contractor or any of its Sub-Contractors or any of their respective affiliated undertakings or the employees or agents of any of them in the performance of their duties in connection with this Agreement:

         (a) causes or results in physical damage to or loss of any tangible property of ICO or of any ICO Staff or third parties; and/or

         (b) causes or results in death or bodily injury to any ICO Staff or to third parties,

the Contractor shall indemnify ICO against all ICO's liabilities and costs resulting therefrom or arising in connection with the same.

51.2 If and insofar as any breach by the Contractor of this Agreement (including the inadequate performance or the non-performance of any of its obligations hereunder) shall result in any losses, damages, costs or liabilities for ICO (other than any physical damage or loss of tangible property as described in clause 51.1), the Contractor shall, subject always to clause 51.3, indemnify ICO against any liabilities and costs of ICO resulting therefrom, provided that the total liabilities of the Contractor to ICO in respect of the design, development, creation, delivery,. installation or provision of any of the Deliverables or arising from or in relation to any aspect of the ICO System (whether under this indemnity or for breach of this Agreement or for negligence or of whatsoever nature), including any liquidated damages paid or payable under clause 18.1 but excluding any liabilities indemnified or to be indemnified under clauses 41 or 51.1, shall not exceed in the aggregate 31% of the Price as the same shall from time to time be adjusted in accordance with this Agreement.

51.3 Except in the circumstances described in clause 51.1(b), the Contractor shall have no liability whatsoever to ICO for indirect, consequential, revenue or other financial losses whether arising from breach of this Agreement or negligence or otherwise (including for the avoidance of doubt any liability which ICO may have to any Site Operators).

52        ICO'S LIABILITY FOR DAMAGES OR BREACH

52.1 In the event that any breach of this Agreement or act or omission by ICO or any member of ICO Staff in the performance of their duties in connection with this Agreement:

         (a) causes physical damage to or loss of any tangible property of the Contractor or any of its Sub-Contractors or any of their respective affiliated undertakings or the employees or agents or any of them or of their staff or third parties; and/or

         (b) causes death or bodily injury to any member of their staff or to third parties.

ICO shall indemnify the Contractor against all the Contractor's liabilities and costs resulting therefrom or arising in connection with the same excluding any indirect, consequential, revenue or other financial losses.

52.2 ICO will ensure that each of its agreements with Site Operators excludes or limits., to the fullest extent permitted by the applicable law, any liability which the Contractor or any other member of the NEC Team might otherwise have to any Site Operator as a result of the incomplete performance or the non-performance by the Contractor or any other member of the NEC Team of any obligation assumed hereunder, except if and insofar as such liability may be in relation to physical damage to or loss of tangible property, or death of or bodily injury to any person.

52.3 In the event that a Site Operator shall bring a claim against the Contractor or any other member of the NEC Team as a result of the incomplete performance or non-performance by the Contractor or any other member of the NEC Team of any of the obligations hereunder (the "claim"), ICO shall indemnify the Contractor (for its own benefit or on behalf of the relevant member of the NEC Team as the case may be) for any liabilities and costs directly resulting therefrom, provided that:

         (a) ICO shall not be liable to indemnify the Contractor or any other member of the NEC Team under this Clause 52.3 in respect of any claim for physical damage to or loss of tangible property, or death or bodily injury to any person; and

         (b) the Contractor shall procure that in respect of all claims made by any of the Site Operators against the Contractor or any other member of the NEC Team as referred to in this clause, the relevant member of the NEC Team against whom the
                  claim is made shall bear in aggregate   *   in each period of
                  12 months commencing on the 3rd March in each year, or in the
                  case of Ericsson Limited   *   in aggregate in each such
                  period, of claims arising during the relevant period (other than any amounts


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                  claimed in respect of any indirect, consequential, revenue or other financial loss or expense); and

         (c) the Contractor shall procure that in respect of all those claims which are in respect of any indirect, consequential, revenue or other financial loss or expense made by any of the Site Operators against the Contractor or any other member of the NEC Team as referred to in this clause, the relevant member of the NEC Team against whom the claim is made shall in the period of six months after the date of execution of this
                  Agreement bear the first   *   in aggregate for all such
                  claims arising during the relevant period without recourse to ICO and, in each period of 12 months commencing on the 3rd
                  September thereafter, bear the first   *   in aggregate for
                  all such claims arising during the relevant period; and

         (d) ICO shall not be required to pay any amount by way of indemnity under this clause in respect of any particular claim in the event that the Contractor or any Sub-Contractor shall have, in respect of the events or circumstances giving rise to that claim, acted unlawfully, fraudulently, wilfully in breach of any of the obligations undertaken by the Contractor in this Agreement (whether or not binding on such Sub-Contractor) or negligently (as such expressions would be interpreted in the courts of England under English law).

ICO's indemnification of the Contractor or any other member of the NEC Team in respect of any claim under this clause 52.3 shall be without prejudice to such rights as ICO may have against the Contractor under this Agreement. The parties shall use reasonable efforts to replace ICO's responsibility to indemnify the Contractor and any other member of the NEC Team with mutually satisfactory insurance arrangements as soon as possible.

52.4 ICO shall have sole conduct of the defence of any such claim as is referred to in clause 52.3 on behalf of the Contractor unless either ICO shall fail reasonably and diligently to defend the same or the Contractor shall reasonably apprehend that one of the events referred to in clause 56.1 is about to arise in relation to ICO. Neither ICO nor the Contractor shall admit liability or otherwise settle or compromise any such claim without the prior consent of the other (such consent not to be unreasonably withheld). If the Contractor wishes any claim which is the subject of this clause to be settled or compromised on terms which ICO is not willing to settle or compromise on (including where ICO is prepared to settle or compromise on terms which the Contractor finds unsatisfactory), then if ICO shall pay to the Contractor the sum which it was willing to pay to the Site Operator to settle or compromise the claim ICO shall be released and discharged from all further liability in respect of such claim. The Contractor shall notify ICO promptly in the event of such claim being made against it. ICO shall keep the Contractor informed of its progress on a timely basis and, subject to the provisions of this sub-clause, keep the Contractor indemnified against the consequences of its conduct of the claim.

53        ETHICAL STANDARDS

The Contractor undertakes to act, and to procure that its Sub-Contractors and its or their employees or agents act in any business dealings in any way relating to its arrangements with ICO, including the provision or procurement of the provision of any services or goods pursuant to this Agreement, in an honest and ethical manner and without resort to any unethical business practices, including but not limited to bribery, corruption, extortion or the exertion of improper or undue influence.

54        CONSEQUENCES OF TERMINATION

54.1 Upon termination of this Agreement, the Contractor shall, and shall procure that each of the Sub-Contractors shall, deliver up to ICO all property of whatsoever nature belonging to ICO or any ICO Staff which may be in its possession or under its control or the control of any of their respective group companies and affiliates and, so far as the same are employed in connection with this


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

Agreement, any of their Sub-Contractors, agents or advisers. The preceding provisions shall apply mutatis mutandis to the Contractor and the Sub-Contractors.

54.2 If this Agreement shall be terminated at any time ICO and any ICO Staff are hereby and shall remain, notwithstanding such termination, fully authorised upon reasonable prior notice to enter on to the Contractor's and its Sub-Contractor's premises in order to dismantle and remove all property belonging to ICO or any of its affiliates or any ICO Staff and the Contractor shall co-operate with and assist such persons in such task and shall procure access (on reasonable prior notice and at reasonable times) for such ICO Staff from, and place a parallel obligation upon, its Sub-Contractors. ICO shall use all reasonable endeavours to ensure that no unnecessary disruption is caused to the Contractor or such Sub-Contractor by reason of the removal of ICO's property. The preceding provisions shall apply mutatis mutandis to the Contractor and the Sub-Contractors in relation to the Sites and the Site Operators.

54.3 If this Agreement shall be terminated by ICO pursuant to clauses 56.1, 56.2(a) or (b) the Contractor shall, and shall procure that all the Sub-Contractors shall:

         (a) deliver up to ICO all the Deliverables in their then current state and all materials which have been purchased for inclusion in the Deliverables;

         (b) make available to ICO without cost all designs, drawings and plans which have been prepared in connection with or intended for use in relation to the Works:

         (c) in relation to computer programs which are not new and have not been developed by or for the Contractor or the relevant Sub-Contractor under this or in connection with this Agreement, the necessary interfaces and licences to use such computer programs on the basis referred to in clause 54.4; and

         (d) in relation to any other computer programs (including any which are new and/or developed by or for the Contractor or the relevant Sub-Contractor under or in connection with this Agreement) all source codes and object code versions thereof, provided that if the Contractor shall be subject to any contractual restriction preventing it from making the items referred to in (c) and (d) available to ICO, the Contractor shall procure for ICO free access to the same for the purposes referred to in clause 54.4. ICO shall treat all materials delivered up pursuant to this clause as Confidential Information in accordance with the provisions of clause 41.6.

For the avoidance of doubt any incomplete equipment, designs, drawings, computer programs or plans prepared under or in connection with this Agreement shall be a Deliverable.

54.4 In the circumstances referred to in clause 54.3, the Contractor shall grant, and shall procure that each of the other members of the NEC Team and its and their Sub-Contractors shall grant, to ICO sufficient worldwide, perpetual, irrevocable, royalty free licences (including rights for ICO to grant sub-licenses) under any NEC Team Intellectual Property Rights which are comprised in or which have been selected and identified for inclusion in any of the Deliverables acquired by ICO pursuant to clause 54.3 to enable ICO to complete the development, implementation and construction of the ICONET Ground Facilities and such licences shall permit ICO, either itself or through any third parties, to make any modifications thereto as are considered desirable in order to enable ICO to complete the ICO System and bring the same into use. ICO shall treat any Confidential Information included in any such Intellectual Property Rights in accordance with this Agreement.

54.5 If this Agreement shall be terminated by ICO pursuant to clauses 56.2(c) or
(d), the provisions of clauses 54.3 and 54.4 shall apply save that:

         (a) ICO shall, to the extent that the total sums paid by it in respect of Instalments of the Price (for the purpose of which calculation of all Financed Invoices shall be deemed to have been paid in full by ICO) are less than the total cost of those of the Deliverables which ICO has either received delivery of prior to the date of termination or which it shall take delivery of following such date, pay to the Contractor the amount of any shortfall (and where any Deliverable which ICO shall receive as a consequence is incomplete, the cost of the same shall be agreed between the parties);

         (b) the Contractor shall, to the extent that the total sums paid to it in respect of Instalments of the Price (for the purpose of which calculation all Financed Invoices shall be deemed to have been paid in full by ICO) are greater than the total cost of those of the Deliverables which ICO has either received delivery of prior to the date of termination or which it shall take delivery of following such date, pay to ICO the amount of any surplus;

         (c) the licences referred to in clause 54.4 shall be limited to the extent required to permit ICO to complete the development, implementation and construction of the ICONET Ground Facilities and such licences shall permit ICO, either itself or through any third parties, to make any modifications thereto as are required in order to enable ICO to complete the ICO System and bring the same into use, but if ICO shall not require to take delivery of any of the incomplete Deliverables or the materials purchased therefor, it may by notice to the Contractor exclude the same in which case the foregoing provisions of this clause 54.5 shall only apply to those Deliverables which ICO shall elect to receive.

54.6 If ICO shall terminate this Agreement for convenience in accordance with clause 56.3, the Contractor shall following receipt of such notice of termination take the following actions:

         (a) to the extent specified in the notice of termination, stop work under this Agreement on or as soon as reasonable practicable after the date of receipt of such notice and without delay take all necessary steps to wind down production and avoid incurring unnecessary further expense, except to the extent required to continue or complete those aspects of the Works which the notice of termination shall require to be continued or completed;

         (b) place no further orders or sub-contracts for materials, services or facilities except as may be necessary for completion of those aspects of the Works which the notice of termination shall require to be continued or completed;

         (c) terminate orders and sub-contracts to the extent that they relate to the performance of Works which the notice of termination shall not require to be continued or completed;

         (d)      settle all outstanding liabilities and

         (e) take such action as may be necessary, or as ICO may reasonably direct, for the protection and preservation of the property related to this Agreement which is in the possession of the Contractor or any Sub-Contractor and in which ICO has or may acquire an interest pursuant to the provisions of clause 54; and

         (f) to the extent specified in the notice of termination, continue work under this Agreement.

54.7 The Contractor shall promptly following receipt of a notice of termination given under clause 56.3 take all reasonable steps to minimise, limit and quantify the costs and expenses incurred by the Contractor in connection with the performance of its obligations under this Agreement and shall terminate any sub-contracts, in so far as possible, on normal commercial terms (which may include an allowance for the sub-contractors' proper commercial profit determined in accordance with common practice in the industry concerned).

54.8 Within 60 days after determination of the cost of all Works terminated, the Contractor shall submit to ICO its invoice in respect of the Termination Payment, and within 60 days after delivery by the Contractor of an invoice in respect of the Termination Payment, ICO shall pay the outstanding amount thereof, subject always to compliance by the Contractor with clauses 54.10 and
54.11. The Termination Payment shall be the aggregate sum consisting of the Direct Costs of all work done to the date of actual termination of the Works, whether or not completed, together with pre-payments which are non-refundable to the Contractor, and the settlement and other costs connected with the termination of orders and sub-contracts pursuant to clause 54.7 less the total of all amounts already paid by ICO to the Contractor in respect of the Works for the purpose of which calculation all Financed Invoices shall be deemed to have been paid in full by ICO, including for the avoidance of doubt all costs which have been paid pursuant to clause 15, adjusted by agreement between the parties (failing which as may be determined in accordance with clauses 65 and 62) where required to take account of any failure of the Contractor to comply with clause 54.6.

The term "Direct Costs" as used herein includes only those costs set out in clause 54.9 which have been posted to the Contractor's books of account in accordance with its standard accounting practice for commercial contracts, consistently applied. To the extent that the Direct Costs relate to the internal labour costs and expenses (other than tax and social security or similar costs) of the members of the NEC Team and their respective affiliated companies such sum shall be subject to a mark-up not exceeding 22% of such costs and expenses.

In no event shall the Termination Payment, when aggregated with the amounts already paid or deemed to have been paid by ICO to the Contractor in respect of the Works, exceed the Price.

54.9 For the purposes of this clause 54, "Direct Costs" comprise:

         (a) the full salary, payroll taxes and standard benefits and other direct employment costs of those personnel employed by any member of the NEC Team or by any of their respective affiliated undertakings for that period during which they can demonstrate that they have been actively engaged in the Works;

         (b) the reasonable cost of all materials purchased by the NEC Team reasonably necessarily and wholly and exclusively for the purposes of fulfilling the requirements of this Agreement;

         (c) the reasonable and proper costs of Sub-Contractors employed by the NEC Team, where applicable, with the consent of ICO, necessarily for the purposes of fulfilling their obligations under this Agreement save to the extent such costs are taken into account pursuant to clause 54.7;

         (d) the reasonable travelling and lodging costs of those members of the NEC Team's personnel who are assigned to work on a full time basis under this Agreement at locations outside the country of their usual employment and of those personnel whose travel is reasonably necessarily required for the purposes of implementing this Agreement;

         (e) the office rental costs (apportioned by reference to the proportion of the floor area used by the Contractor exclusively for the purposes of this Agreement) associated with the Contractor maintaining a project office in the Hammersmith area or any replacement therefor during the currency of this Agreement; and

         (f) the costs of delivering any items required to be delivered to ICO as referred to in clause 54.11.

but, for the avoidance of doubt, the following to the extent that they might otherwise fall within any of the foregoing are excluded:

         (g) all central overhead expenses including the costs of all support or liaison staff or staff whose principal activities are on matters other than this Agreement;

         (h) office and equipment costs, depreciation, leasing and hire charges, any goods or materials of general application or for which there is use after the period of the Agreement, interest and like charges;

         (i) licence fees, communications costs, other costs associated with the organisation and/or co-ordination of the NEC Team.

54.10 Payment of the Termination Payment shall be subject to the Contractor justifying to ICO's reasonable satisfaction the amount of the costs and expenses and any other adjustments so claimed and producing such evidence of such costs and expenses as ICO may reasonably require. If ICO so requests, the Contractor shall provide, and shall procure that any Sub-Contractors provide, sufficient evidence to the external auditors of the Contractor (being a firm of independent certified public accountants (or equivalent)) or, where such accountants are unwilling to act in the capacity contemplated by this clause 54.10, another firm of certified public accountants of international repute agreed between the parties, to enable such accountants to certify to ICO that any and all costs and expenses claimed by the Contractor from ICO in connection with the Termination Payment have been properly incurred for the purposes of this Agreement and have been properly computed. In the absence of such certification if so requested by ICO, ICO shall not be obliged to pay any such amount claimed and, where such accountants certify a lesser sum than that claimed by the Contractor, ICO shall be obliged to pay only such lesser sum The accountants' fees for carrying out such certification shall be borne by ICO.

If ICO disagrees with the amount of the Termination Payment claimed by the Contractor, ICO shall pay so much of the amount claimed as is undisputed to the Contractor within 30 days of receipt of the Contractor's invoice and the balance shall be payable with 30 days after determination of the final amount due, provided that if the amount in dispute shall exceed 25% of the Contractor's claim ICO shall pay the disputed amount into the Escrow Account pending final resolution of the amount of the Termination Payment.

54.11 Title to all complete Deliverables not previously delivered, any incomplete Deliverable and any materials purchased for the purposes of and any components which would have been incorporated into a Deliverable which is incomplete at the date of a termination notice given under clause 56.3, shall, upon payment in full of all amounts due hereunder, vest in ICO and the Contractor shall deliver, and procure that any Sub-Contractor delivers, all such items to ICO (who shall accept delivery). All such items of the Works which are under the custody or control of the Contractor shall until delivery to ICO be insured by the Contractor at its cost.

54.12 The Contractor shall, and shall procure that each of the members of the NEC Team and its and their Sub-Contractors shall deliver up forthwith to ICO upon payment by ICO of the Termination Payment payable to the Contractor under this Agreement all the documentation, drawings, plans, and specifications produced for the performance of this Agreement to the extent not previously delivered. The Contractor shall, and shall procure that each of the members of the NEC Team and their Sub-Contractors shall, upon written request of ICO, grant to ICO and such persons as ICO shall nominate, those rights as referred to in clause 54.4.

54.13 If it is reasonably feasible for the Contractor to utilise elsewhere and within a reasonable period for their intended purposes any materials purchased for the purposes of and any components which were to be incorporated into the Deliverables which are incomplete at the date of termination under clause 56.3, ICO shall have the right to reject delivery of such components and the inclusion of the cost of the same in the Termination Payment.

54.14 The Contractor shall use reasonable efforts to place sub-contracts on terms that will enable the Contractor to terminate the same in a manner consistent with this clause.

55.            FORCE MAJEURE

55.1 Force majeure refers to events extrinsic to this Agreement that are beyond the reasonable control of, and not attributable to negligence or other fault of, the party relying on such events to excuse its failure to perform. The term:

         (a) excludes strikes or other events caused by labour disputes between any member of the NEC Team (which for this purpose includes all corporate bodies under the control of the body corporate which ultimately directly or indirectly has control of the relevant member of the NEC Team) and their employees;

         (b) excludes any event giving rise to the party which would otherwise seek to rely on such event being actually or prospectively unable to perform any financial obligation under this Agreement: but

         (c) (subject to paragraph (b) above), includes changes in the laws and regulations as referred to in clauses 63.5 and 63.6.

55.2 Any party whose ability to perform is affected by a force majeure event shall take all reasonable steps to mitigate the impact of such event.

55.3 If the effect of a force majeure event is temporary, the party affected shall, to the extent that the event of force majeure shall affect its ability to perform its obligations under this Agreement, not be responsible for any consequent delay, and any affected Top Level Milestone shall be extended accordingly, if and only if notice of the event is given to the other party, specifying in such notice that the affected party is treating the circumstances as an event of force majeure, within ten (10) days after the event has come, or should reasonably have come, to the affected party's attention.

Upon or following receipt of such a notice, the non-affected party shall, to the extent that the event of force majeure affecting the other party shall affect its own ability to perform its obligations under this Agreement, be entitled to treat such circumstances as an event of force majeure of its own.

At the time of the notice of the occurrence of the event or as soon thereafter as possible, the party affected shall inform the other party of the extent of the delay expected as a result of the event and propose possible measures which could be taken in order to minimise such delay. As soon as the circumstances constituting force majeure shall have ceased to have effect, the obligations of the affected party shall continue.

55.4 An event of force majeure shall not excuse the obligation to make payment of any invoice which was properly issued by the other party prior to the commencement of the event of force majeure.

56             TERMINATION

56.1 Without prejudice to any other rights or remedies which the relevant party may possess, either party ("the terminating party") shall be entitled to terminate this Agreement in its entirety in the event that the other party ("the non-terminating party") shall suspend payment of its debts generally, seek protection from its creditors or otherwise enter into any form of insolvency or bankruptcy proceedings (howsoever described) or any of its creditors shall seize any of its assets (whether under any security interest or otherwise) or any moneys owed by it shall become due for payment by reason of acceleration or default on the part of the non-terminating party or its shareholders shall take steps or pass any resolutions to wind up (otherwise than in connection with a solvent reconstruction or amalgamation previously approved by the non-terminating party) or any analogous thing by whatever name it is known, shall happen in any jurisdiction.

56.2 Without prejudice to any other rights or remedies which ICO may possess, ICO shall be entitled, without liability to the Contractor in respect of such termination (but without prejudice to any obligations or rights under this Agreement expressed to survive termination) to terminate this Agreement in whole at any time by service upon the Contractor of a written notice in accordance with clause 59 if:

         (a) the Contractor, the Principal Sub-Contractors, or any of their respective Sub-Contractors to whom any material aspects of the Works shall have been subcontracted shall without reasonable cause, suspend the carrying out of the Works before the Level 2 Acceptance Date in any material respect or to any material extent and the Contractor is unable to satisfy ICO that it is or will be able to complete all or any substantial aspect of the Works in accordance with the Top Level Milestone Schedule; or

         (b) the Contractor shall be in breach of any of its material obligations under this Agreement; or

         (c) a force majeure event (as defined in this Agreement) has or might reasonably be expected to have a permanent or unavoidable effect on the ability of the Contractor to provide to ICO by the Level 2 Acceptance Date (but without taking into account any adjustment which may be made to such date by reason of the force majeure event) the functionalities described in the IGFR across the complete ICONET Ground Facilities; or

         (d) a force majeure event (as defined in this Agreement) either has the effect of severely constraining ICO from complying with the terms of this Agreement (save insofar as this Agreement creates any financial obligation on ICO) or clauses
                  63.5 or 63.6 apply,

and in any case falling under clauses 56.2(a) or 56.2(b) the Contractor (or, as the case may be, the Principal Sub-Contractors, or any of their respective Sub-Contractors to whom any material aspects of the Works shall have been subcontracted) fails to remedy or procure the remedy of the same within a period of 30 days (or such longer period as may have been specified in the notice) after receipt of written notice from ICO to the Contractor, requiring such event to be remedied and in any case falling under clauses 56.2(c) or 56.2(d) the relevant force majeure event continues on the date the notice of termination would take effect in accordance with clause 59 provided that ICO undertakes that it will not exercise its right to terminate this Agreement if the Level 2 Handover Date shall not have occured within 135 days after the Level 2 Acceptance Date so long as there shall be no other circumstances in existence at any time during that period permitting ICO to terminate this Agreement.

56.3 ICO shall be entitled, without liability to the Contractor in respect of such termination other than to make such Termination Payment as may be payable under clause 54 (and without prejudice to any obligations or rights under this Agreement expressed to survive termination) to terminate this Agreement in whole at any time for convenience by service upon the Contractor of a written notice in accordance with clause 59 and may in its notice of termination require the Contractor to continue or complete any aspect of the Works which shall then have been commenced.

56.4 The Contractor shall be entitled to terminate this Agreement in whole at any time by service upon ICO of a written notice in accordance with clause 59 if:

         (a) the Contractor is owed any sum by ICO in excess of US$5,000,000 which shall have fallen due for payment and be payable in accordance with the terms of this Agreement and ICO shall have acknowledged in writing by the Supervising Officer or any of its other officers or directors that any such sum is due and payable to the Contractor, or

         (b) ICO shall have failed to pay into the Escrow Account any Disputed Amount (other than any Disputed Amount not exceeding US$1,000,000),

         and in either case

         (i) the Contractor shall not itself be in any material respect in breach of its obligations under this Agreement, (such breach (if any) to have been notified by ICO to the Contractor in writing in sufficient detail to provide a proper understanding of ICO's reasons why it considers the Contractor to be in breach before the notice of termination would take effect in accordance with clause 59); and

         (ii) ICO shall have failed before the notice of termination would take effect in accordance with clause 59 either to pay to the Contractor all overdue sums together with interest thereon calculated in accordance with clause 16 or to pay any Disputed Amounts into the Escrow Account.

56.5 Save as set out in clauses 56.1 and 56.4, the Contractor shall not be entitled to terminate this Agreement for any reason and for so long as this Agreement continues in effect (and notwithstanding that ICO may be permitted to exercise rights of termination) the Contractor shall continue (for so long as all of its obligations hereunder have not been suspended pursuant to clause 55) diligently to perform its obligations hereunder.

56.6 Termination of this Agreement shall be without prejudice to any antecedent or accrued rights and liabilities of the parties. ICO shall have no responsibility for the division amongst the members of the NEC Team of any sums payable under this Agreement, including any sum paid in consequence of termination of this Agreement, which shall be entirely a matter for the Contractor.

57            WAIVER

A waiver of any breach of any provision hereof shall not be binding upon either party unless made in writing but once so made shall, unless it is expressed to be revocable, be irrevocable. No such waiver shall affect the rights of the party not in breach with respect to any other or future breach of this Agreement. No delay or failure by a party to exercise any of its rights, or time or indulgence given by it before exercising any right or remedy under this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of a right or remedy preclude any further exercise of the same or the exercise of any other right or remedy.

58            AMENDMENTS

58.1 This Agreement (other than with respect to its scope pursuant to clause 9) may not be modified except by written amendment signed by both the Supervising Officer and the Contractor's Authorised Representative save that the address for notices and the responsible authorised representatives of the parties may be added to or changed from time to time by written notice to the other party.

58.2 Where in the course of the administration of this Agreement (otherwise than under clauses 8 and 9) any communication is given or received which, if implemented, would modify or affect the rights, responsibilities or obligations of any party, then if such communication is given by ICO, the Contractor shall ensure that such communication is approved in writing by the Supervising Officer and if such communication is given by the Contractor, ICO shall ensure that such communication is approved in writing by the Contractor's Authorised Representative. In the absence of such approval the receiving party shall not be entitled to rely on such communication as being binding on, and such communication may not be binding on, the party giving the same.

59            COMMUNICATIONS AND NOTICES

59.1 All notices or other communications (except Deliverables delivered in accordance with the Statement of Work), required to be given or served under or in connection with this Agreement shall be in writing and shall be delivered in the manner prescribed in clause 59.4 to the address of the party concerned given in clause 59.2 and as the same may from time to time be amended in accordance with clause 59.3.

59.2 For the purposes of clause 59.1:

ICO's details are:

In the case of a formal notice (including any notices of demand for payment or termination) or any legal proceedings to be given to or served on ICO, the original shall be sent to:

       PO Box 1350
       Huntlaw Building
       Fort Street
       George Town
       Grand Cayman

       Facsimile: (+1) 345 949 7876
       Marked for the attention of the Company Secretary

and a copy thereof shall be sent at the same time to ICO Services Limited at the address set out below.

All other notices and other communications referred to in clause 59.1 shall be sent to:

       ICO Global Communications (Operations) Limited
       c/o ICO Services Limited
       1 Queen Caroline Street
       London W6 9BN
       England

       Facsimile: (+44) 0181 600 1199
       Marked for the attention of Gary Titzer

The Contractor's details are:

       NEC-ICO Project Team Office
       5th Floor Horatio House

       77-85 Fulham Palace Road
       Hammersmith
       London W6 8JC
       England

       Facsimile: (+44) 0181 600 4290
       Marked for the attention of Tadeo Furukawa

and a copy thereof of all formal notices shall be sent at the same time to NEC Corporation at the address set out at the head of this Agreement.

59.3 Either party may from time to time amend its address and/or facsimile number and/or the persons to whose attention notices or other communications or copies thereof are to be given for the purposes of this clause 59 by giving notice in writing to the other party.

59.4 For the purposes of clause 59.1 a notice or other communication shall be either delivered personally or sent by registered or recorded delivery prepaid first class post (or airmail if overseas), or by facsimile addressed to the intended recipient thereof and any such notice or other communication shall take effect:

         (a)      if delivered personally, at the time of its delivery; or

         (b) if sent by registered or recorded delivery prepaid first class post (or airmail if overseas), at 10.00 am on the fifth working day following the time of posting (or in the case of airmail post, at 10.00 am on the seventh working day following the time of posting), and in proving such service it shall be sufficient to prove that the envelope containing the notice or other communication was properly addressed, stamped and posted; and

         (c) if transmitted by facsimile, (and provided that the transmission record of the sender indicated delivery of all pages of the same to the relevant facsimile number), at 10.00 am falling on the first working day following the time of dispatch (which may, for the avoidance of doubt, be on the same working day as that on which it is despatched) subject to a copy of the notice or other communication being dispatched by post within 24 hours of the time of despatch of the facsimile.

For the purposes of this clause 59.4, a "working day" is a day on which commercial banks are generally open for business in the location of the recipient and reference to local time in such place. References to "time of posting" and "time of despatch" are to the local time in the place where the sender is located. In order to calculate elapsed time, the local time and day in the intended place of receipt shall be determined from and by reference to the time difference between that place and the actual time of posting or time of despatch in the sender's location.

59.5 Notices under clause 56 shall take effect as follows:

         (a) if given under clause 56.1, 14 days after the relevant notice is received or deemed to have been received in accordance with clause 59.4 unless at the expiry of such period of 14 days the relevant condition, event or circumstances shall have ceased to apply:

         (b) if given under clause 56.2 (a) or (b), upon expiry a period of not less than 30 days (or such longer period as may be specified in the notice) after the relevant notice is received or deemed to have been received in accordance with clause 59.4 unless at the expiry of such period of 30 days (or longer period as may have been specified) the relevant condition, event or circumstances shall have ceased to apply;

         (c) if given under clause 56.1(c) or (d), 14 days (or such longer period as may be specified in the notice) after the relevant notice is received or deemed to have been received in accordance with clause 59.4 unless at the expiry of such period of 14 days (or longer period as may have been specified) the relevant force majeure event shall have ceased to apply;

         (d) if given under clause 56.3, on the day the relevant notice is received or deemed to have been received in accordance with clause 59.4 (or such later date as may be specified in the notice or upon the satisfaction of such conditions as may be specified in the notice); or

         (e) if given under clause 56.4(a) or (b), upon expiry of a period of not less than 60 days (or such longer period as may be specified in the notice) after the relevant notice is received or deemed to have been received in accordance with clause 59.4 unless at the expiry of such period of 60 days (or longer period as may have been specified) the relevant payment shall have been made either to the Contractor or into the Escrow Account (as the case may be), and such notice shall not be valid unless it shall prominently specify that it is a termination notice given under clause 56.4 and state the amount of money which the Contractor claims is overdue for payment and, in sufficient detail to enable ICO to investigate the same, the circumstances which the Contractor alleges gives rise to such sums becoming due for payment.

60            PUBLICITY

Neither party, and the Contractor shall procure that none of its Sub-Contractors, nor any of the group companies, affiliates or Sub-Contractors or any of their respective agents, advisers, employees or consultants of the Contractor or its Sub-Contractors shall make any announcements, news releases or other public statements regarding this Agreement or its subject matter without the prior written approval of both the Contractor and ICO, such approval not be unreasonably withheld or delayed.

61            INFORMATION RECORDING

The Contractor shall record, update and maintain all documents to be delivered under this Agreement up to the Level 2 Handover Date in accordance with the documentation configuration control process to be established as a part of the Programme Management Plan referred to in the Statement of Work.

62            LAW AND JURISDICTION

62.1 This Agreement shall be governed by, and construed in accordance with, English law.

62.2 Subject to clause 62.3, the Courts of England shall have exclusive jurisdiction in relation to all disputes or matters which may arise as between the parties out of or in connection with this Agreement.

62.3 Neither ICO nor the Contractor shall commence or pursue any proceedings against the other in relation to any dispute or matter which may arise between them out of or in connection with this Agreement other than in the Courts of England, except for the purpose of enforcing a judgement or order of the Courts of England.

62.4 Each of ICO and the Contractor waives for the exclusive benefit of the other of them any objection on the ground of inconvenient forum to any proceedings which relate to this Agreement being brought in the Courts of England or, for the purposes only of enforcement of any judgement or order as is referred to in clause 62.3, in any other court.

62.5 In clause 62, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure.

63            CHANGE OF LAW

63.1 If at any time as a consequence of either any change of law (whether effected through constitutional means or otherwise) or any actions or restrictions or other interference imposed by any governmental body (or any body or persons claiming governmental authority) or any international trade or similar embargo affecting any of the countries in which the Sites are located or the commencement of hostilities (whether formally declared or not) against any nation or any state, province or other political subdivision of any nation (including for this purpose against any separatist movement claiming an entitlement to be a separate nation, state, province or other political subdivision) affecting any of the countries in which the Sites are located it shall become impossible or impracticable to give effect to this Agreement or any part of it or otherwise to perform the Work on the relevant Site(s), then this clause 63 shall apply.

63.2 If any changes in the laws and regulations referred to in clauses 4.1(g) or (h) which may inhibit or prevent the Equipment, Software or other Deliverables which is or shall be specified in or is to be supplied under this Agreement being lawfully used for the purposes of the ICONET Ground Facilities in any of the countries where the Sites are located then this clause 63 shall apply.

63.3 As soon as either party becomes aware of any such circumstances as are referred to in clauses 63.1 or 63.2 it will notify the other party and the parties shall discuss how to overcome the effects of such changes and shall work together so as to mitigate the effects of such circumstances. Where practicable, they shall make such amendments to this Agreement or any part of it in accordance with the procedures set out in clause 9 so as to enable the impact of such occurrence to be minimised.

63.4 If any of the circumstances referred to in clause 63.1 shall come into existence and continue for a continuous period of at least 30 days in relation to any particular Site and it shall not be reasonably practicable in the reasonable opinion of ICO to make amendments as contemplated by clause 63.3, then upon service of a written notice by ICO to the Contractor under this clause, the Contractor shall assist ICO in establishing and equipping an alternative site that ICO designates for use as a satellite land earth station or network management centre with all necessary connections. Such assistance shall be at ICO's cost but on substantially the same basis and terms as those contained elsewhere in this Agreement.

63.5 If any of the circumstances referred to in clause 63.1 shall come into existence and continue for a continuous period of at least 30 days in a manner which either immediately or prospectively will affect a number of the Sites such that the ICONET Ground Facilities and other elements of the ICO System can not or will not be able to deliver the desired functionalities specified in the IGFR without significant modification and it shall not be reasonably practicable in the reasonable opinion of ICO to make amendments as contemplated by clause 63.3, then upon service of a written notice by ICO to the Contractor under this clause. ICO shall be entitled to treat such circumstances as an event of force majeure.

63.6 In any of the circumstances referred to in clauses 63.3 or 63.4 and where there is a reasonably practicable method to overcome the changes in law or regulation giving rise to such circumstances, the Contractor undertakes that it will offer to provide such changes to the scope of the Works or the location of the Deliverables at fair prices and on reasonable terms and shall, upon ICO's request, promptly provide such evidence as ICO may reasonably require to establish that the prices and terms offered are fair and reasonable.

If ICO considers that the Contractor is unable to offer to provide such changes to the scope of the Works or the location of the Deliverables in a manner such that it is reasonably practicable to overcome the changes in law or regulation giving rise to such circumstances on a basis which is consistent with this Agreement (whether or not the Contractor shall have proposed fair and reasonable terms for implementing the same), then ICO shall be entitled to treat such circumstances as an event of force majeure.

64            EXPORT CONTROL REGULATION

64.1 It is expressly agreed by the parties that the execution of this Agreement and the subsequent performance of the Works will be subject to all applicable export control laws and regulations imposed or administered by whichever government has competent jurisdiction.

64.2 The Contractor warrants that at the time of execution of this Agreement there are no applicable export control laws and regulations under clause 64.1 which will prevent performance of this Agreement.

65            DISPUTES RESOLUTION PROCEDURE

If a dispute arises, whether before or after the Level 2 Handover Date, the procedure set out in Schedule 3 shall apply.

66            AGENT FOR SERVICE

66.1 In relation to any dispute arising out of or in connection with this Agreement, each of the Contractor and ICO shall at all times until six years after the termination of this Agreement maintain an agent for service of process in England and agrees that service on such agent (or any replacement agent appointed hereunder) shall be deemed to be due service for the purposes of such proceedings.

66.2 For the purposes of clause 66.1 the Contractor hereby irrevocably appoints NEC Europe Limited at its registered office for the time being as its agent for service of process and ICO hereby irrevocably appoints ICO Services Limited at its registered office for the time being as its agent for service of process.

66.3 If for any reason an agent appointed under this clause 66 ceases to act as such, the Contractor or ICO (as appropriate) shall promptly appoint another such agent and notify the other party of the appointment and the name and address of the new agent.

67            SUPERVISING OFFICER AND CONTRACTOR'S AUTHORISED REPRESENTATIVE

67.1 ICO's Supervising Officer may be changed from time to time by notice in writing to the Contractor. Until further notice the Supervising Officer shall be Gary Titzer.

67.2 The Contractor's Authorised Representative may be changed from time to time by notice in writing to ICO. Until further notice the Contractor's Authorised Representative shall be Tadeo Furukawa.

67.3 Either party may rely upon notices from the other party without being obliged to validate the signature of the Supervising Officer or the Contractor's Authorised Representative.

68            NO PARTNERSHIP

Nothing herein shall create a joint venture or partnership between the parties nor, save as specifically provided in this Agreement, constitute one party the agent of the other party.

69            SUCCESSORS

This Agreement shall be binding upon the parties hereto and their successors and permitted assigns.

70            ASSIGNMENT

70.1 Upon giving prior written notice to the Contractor, the benefit of this Agreement may be assigned by ICO to any subsidiaries of ICO or other companies within the ICO Group (being companies under the control of the ultimate holding company of ICO from time to time) any such company being referred to as a "member of the ICO Group", provided that prior to any company to which the benefit of this Agreement has been assigned ceasing to be a member of the ICO Group, ICO shall procure that such company assigns this Agreement to any company which will remain a member of the ICO Group. No other assignment shall be permitted by ICO without the prior written consent of the Contractor.

70.2 This Agreement shall not be assignable by the Contractor. The Contractor shall ensure that the Principal Sub-Contractors will not be allowed to assign (other than to their subsidiaries or other companies within the same group of companies of which they are a member) any contracts which they enter into with the Contractor pursuant to this Agreement.

71            LANGUAGE

All correspondence, notices, documentation and communications concerning this Agreement shall be in the English language. ICO may require, subject to agreement of any required adjustment to the Price, where appropriate, that operating and maintenance instructions, name and rating plates, identification labels, safety warnings and other written and printed matter required in connection with the Equipment and all instructions or notices to the public and/or ICO Staff shall be written in English and one or more principal languages of the country in which the same are to be installed or used.

72            ENTIRE AGREEMENT

This Agreement together with all the Schedules and Annexures hereto and any side letters entered into contemporaneously herewith contains the entire agreement and understanding between the parties relating to or thereto the subject matter hereof. All prior understandings, representations and warranties by and between the parties, written or oral, which may be related to the subject matter hereof in any way, are superseded by this Agreement, but this provision shall not affect any rights which ICO may have in relation to the IPC.

73            SEVERABILITY

In the event any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid or unenforceable provision shall be replaced by a mutually acceptable provision which, being valid and enforceable, comes closest to the intention of the parties underlying the invalid or unenforceable provision and, where necessary, satisfies the concerns of the regulatory authorities concerned.

74            COSTS

All costs and expenses incurred by the parties in connection with the negotiation and entry into of this Agreement shall be borne by the party incurring the same.

75            COUNTERPARTS

This Agreement or any agreement expressed to be supplemental hereto may be executed in two or more counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.

IN WITNESS whereof this agreement has been duly executed by the parties on the date stated above.

SIGNED by Olof Lundberg                       /s/ Olof Lundberg
for and on behalf of                          --------------------------
ICO GLOBAL COMMUNICATIONS
(OPERATIONS) LIMITED
in the presence of:


       G.L. Titzer
--------------------------

SIGNED by Hisashi Kaneko                      /s/ Hisashi Kaneko
for and on behalf of NEC CORPORATION          --------------------------
in the presence of:


           *
--------------------------

                                                        (picture of six Japanese
                                                             postage stamps)

SCHEDULE 1: DEFINITIONS

The words and expressions used in this Agreement including its schedules, annexures and attachments shall, when written using capital letters in the manner below, unless the contrary intention appears, have the meanings set against them in this Schedule:

         "Acceptance Certificate" shall mean an acceptance certificate issued pursuant to clause 35.2.

         "ADC" shall mean an Administration and Data Centre which can provide off line processing of all call records, customer data registrations and operator workstations for the provision of help and other services.

         "Agreed Rate" shall mean in relation to any amount for any period:

         (a) LIBOR plus 3%, if and for so long as such amount is due and payable under the terms of this Agreement and either:

                  (i) the party owing the obligation is not disputing the same pursuant to clause 16.5 or, in the case of ICO, claiming to be entitled to defer payment pursuant to clause 15.3;1 or

                  (ii) the party owing the obligation is in default of an obligation to pay the amount into the Escrow Account; and

         (b)      LIBOR plus 2% in any other case.

         For these purposes "LIBOR" in relation to any period means the 3 months US$ LIBOR rate as at 11.00am London time on the first day of such period (or, if that is not a business day, on the immediately preceding business day) as quoted (on a per annum basis) in the Financial Times, London edition under the heading "Interbank Fixing", on the next business day following such first day (or, if for any reason such quotation ceases to exist or be appropriate such equivalent alternative US$ LIBOR rate as the parties may agree, such agreement not to be unreasonably withheld by either party) provided that if a period lasts for more than 3 months, then interest shall be calculated by reference to successive periods of 3 months with the LIBOR rate being re-set as above at the start of each such period.

         "Cash Invoice" shall mean an invoice (substantially in the relevant approved form set out in Schedule 4 and containing all the information referred to in that form) issued by the Contractor to ICO for the Cash Portion of one or more Instalments.

         "Cash Portion" in relation to any Instalment shall mean the whole of that Instalment less any Financed Portion.

         "Confidential Information" shall mean any confidential, technical or commercial information provided by one of the parties (including for this purpose any member of the NEC Team) whether in oral or written form, which may include (but shall not be limited to) specifications, drawings, sketches, models, samples, reports, data, techniques, designs, know-how, documentation, trade secrets or other technical or commercial information designated as "Confidential" under the terms of this Agreement.

         "Deferred Cash Invoice" in relation to any failure by the Contractor to achieve a Top Level Milestone by the date 21 days after its Milestone Date shall mean any Cash Invoice which was issued prior to that Milestone Date and would, but for clauses 15.2 and 15.3, have a Relevant

         Payment Date more than 21 days after the relevant Milestone Date and any Cash Invoice which was issued in the period commencing with the Milestone Date and ending on the actual date of the achievement by the Contractor of the relevant Top Level Milestone.

         "Deliverables" shall mean the items required to be delivered by the Contractor to ICO under this Agreement as more particularly specified and/or defined in the Statement of Work.

         "Determination" shall mean an agreement between the parties or a determination by the Disputes Resolution Procedure established pursuant to clause 65 or by a court of competent jurisdiction and "Determined" shall be construed accordingly.

         "Disputed Percentage" in relation to any Instalment in respect of which the Contractor has issued an invoice which is disputed in whole or part by ICO shall mean the percentage of such claimed Instalment which is disputed by ICO.

         "Equipment" shall mean all materials, plants and hardware supplied or to be supplied by the Contractor, for inclusion in the Works.

         "Escrow Account" shall mean an account to be established by the Escrow Agent with a bank agreed between the parties in London or such other jurisdiction as the parties may agree in the name of the Escrow Agent, which shall be operated in accordance with clause 16 and the other relevant provisions of this Agreement.

         "Escrow Agent" shall mean such bank or other person as the parties may agree.

         "Escrow Agreement" shall mean an agreement between ICO, the Contractor and the Escrow Agent in terms to be agreed between the parties reflecting the provisions of this Agreement relating to the Escrow Agent and the Escrow Account (with such modifications as the parties may agree with the Escrow Agent, such agreement not to be unreasonably withheld by either of the parties).

         "Escrow Trigger Amount" shall mean US$ 1 million or any higher multiple of US$500,000.

         "Excluded Circumstances" shall mean:

                  (i)      any force majeure event as set out in clause 55;
                  (ii) radio frequency interference or unplanned propagation impairment (C-band or S-band) in excess of the limits specified in the IGFR;
                  (iii)    unavailability of spectrum;
                  (iv) unavailability of ICO satellites, or inappropriate spacing between the available satellites;
                  (v) non-conformance of ICO satellites to the ICO satellite specifications and its applicable Interface Control Documents;
                  (vi) unavailability of ICO user terminals which conform to the ICO Air Interface as set out in the applicable Interface Control Document;
                  (vii) non-conformance of ICO user terminals to the ICO Air Interface as set out in the applicable Interface Control Document;
                  (viii) unavailability of terrestrial network interconnections which meet telecommunication industry standards;
                  (ix) unavailability of the ICO Satellite Control Centre or its non-conformance to the applicable Interface Control Document;
                  (x) unavailability of Telemetry, Tracking & Control facilities to the extent not comprising RFTs at the designated Sites or the non-conformance of the same to the applicable Interface Control Document;

                  (xi) unavailability of ICO Administration and Data Centre facilities or the non-conformance of the same to the applicable Interface Control Document: and

                  (xii) errors or omissions in information supplied by ICO or the vendors of other elements of the ICO System in the applicable documents which affect support of the requirements of the IGFR and end-to-end services and which could not reasonably have been discovered by the Contractor by the time of the manufacture of the Deliverable to which such information relates.

         "Final Acceptance Certificate" shall mean the final acceptance certificate issued pursuant to clause 35.1.

         "Financed Invoice" shall mean an invoice (substantially in the relevant approved form set out in Schedule 4 and containing all the information referred to in that form) issued by the Contractor for the Financed Portion of one or more Instalments.

         "Financed Portion" in relation to any Instalment shall mean the percentage of it, if any, which is required to be financed by the Contractor pursuant to the Vendor Financing Agreement.

         "Further Deliverables" shall mean Deliverables to be handed over after the Level 2 Handover Date.

         "Further Works" shall mean Works to be carried out after the Level 2 Handover Date.

         "Good Industry Practice" shall mean the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced contractor engaged in the same type of activities and under the same or similar conditions and circumstances who is seeking in good faith to comply with its obligations under this Agreement.

         "Handover Date" shall mean, in relation to any particular Deliverable the date of receipt of the Acceptance Certificate relating thereto and, in relation to any Works, the date upon which such Works are completed to the satisfaction of ICO.

         "High Level System Description" shall mean the high level system description to be provided in accordance with the Statement of Work.

         "ICO Intellectual Property" shall mean the Intellectual Property Rights generated by ICO comprised in the Deliverables.

         "ICONET Ground Facilities" shall mean 12 SANs, an NMC and a backup NMC as more particularly described in the Statement of Work and the IGFR.

         "ICO Staff" shall mean all of the directors and employees of ICO Global Communications (Holdings) Limited or any of its subsidiary or affiliate undertakings and any consultants, sub-Contractors or other persons nominated as "ICO Staff" by or on behalf of ICO for the purposes of this Agreement.

         "ICO System" shall mean a global mobile satellite telecommunications network capable of delivering the end to end services set out in the lGFR and which will, when completed, comprise (a) the ICONET Ground Facilities, (b) the ICO space segment, (c) user terminals, (d) the ADC systems and (e) any other functional entities.

         "IGFR" shall mean the ICONET Ground Facilities Requirement document contained in Schedule 13 as amended from time to time in accordance with this Agreement.

         "Instalment" shall mean an instalment of the Price calculated as set out in the Payment Schedule; and shall where the context allows include any such instalment claimed by the Contractor in circumstances where ICO disputes the Contractor's entitlement to some or all of the amount claimed.

         "Intellectual Property Rights" shall mean patents, registered design rights and applications for any of the foregoing, copyright, unregistered design rights, topography rights and all forms of protection of any similar nature (including all such rights in software) which may subsist in any part of the world for the full term of such rights including any extension to the term of such rights and Confidential Information.

         "IOT" shall mean the ground control equipment to be supplied to ICO by a third party which, when functioning correctly with the RFT, provides satellite in-orbit test capability.

         "Key Features" means the features of the Deliverables set out in
         Schedule 6.

         "Level 2 Acceptance" shall mean have the meaning set out in Annex 10 of the Statement of Work.

         "Level 2 Acceptance Criteria" shall mean the level 2 acceptance criteria referred to in Section 6.2 of Annex 10 of the Statement of Work.

         "Level 2 Acceptance Date" shall mean 11 August 2000 or such other date as is agreed between the parties or as otherwise results from any adjustment to the Top Level Milestone Schedule pursuant to this Agreement.

         "Level 2 Handover Date" shall mean the date of receipt by the Contractor of the Final Acceptance Certificate.

         "Master Level Schedule" shall mean the schedule of activities and dates attached to Annex 4 of the Statement of Work as adjusted from time to time under this Agreement.

         "Milestone Date" shall mean the due date for the achievement of a Top Level Milestone as shown in the Top Level Milestone Schedule.

         "NEC Team Intellectual Property" shall mean the Intellectual Property Rights generated by the members of the NEC Team acting alone or together.

         "NEC Team" shall mean the Contractor, NEC Corporation, (as leader and main Contractor), and its Principal Sub-Contractors, working together as a team for the purposes of the design, specification, supply and testing of the ICONET Ground Facilities.

         "NMC" shall mean a Network Management Centre which provides both the central part of a network management system ("NMS"), the central part of a Satellite Resource Management Centre ("SRMC") and any other centralised functions required for the purposes of fulfilling the relevant functions specified in the Statement of Work and/or the IGFR, together with all of the interfaces necessary to perform these functions.

         "ODTF" shall mean the facility at which ICO without risk to customer traffic, can train operational staff, test new and updated software releases, take advantage of a skills base and facilities to support new development and provide a showcase of the ICO System.

         "Options" shall mean those options set out in Annex 1 of the Statement of Work.

         "Payment Schedule" shall mean Schedule 11.

         "Phase 1, Phase 2-1 and Phase 3 Testing or Tests" shall mean, respectively, that testing or those tests which is/are referred to in Annex 8A of the Statement of Work.

         "Price" shall have the meaning specified in clause 15.1.

         "Principal Sub-Contractors" shall mean Hughes Network, Systems. Inc. and Ericsson Limited.

         "Ready for Installation Date" means the date on which the relevant Site is first made available to the Contractor for delivery and installation of any part of the Works.

         "RFT" shall mean the equipment supplied to ICO by the Contractor including an antenna and its associated ancillary equipment, transmission and receiver equipment including IF (intermediate frequency) distribution and IFL (inter facility link) connections, dedicated up and down converters and the associated couplers and switches which are compatible with the telemetry, tracking and control equipment to be supplied to ICO by a third party, IOT signal monitoring package which is compatible with the in-orbit test equipment to be supplied to ICO by a third party and an O&M system for the monitor and control of the other parts of the RFT.

         "RFT Availability Dates" shall mean the dates designated as such in the Top Level Milestone Schedule as such for each of the Sites which ICO has designated as TT&C or IOT capable.

         "SAN" shall mean a Satellite Access Node being a fixed installation of all the equipment required to access the ICO satellites as more particularly described in the Statement of Work and/or the IGFR.

         "Satellite Based Communications Systems" shall mean mobile communications systems characterised by direct links between a mobile user terminal and a satellite enabling transmission of voice and data (either data, telephony, facsimile or otherwise) including but not limited to those systems intended to be capable of offering services to mobile users which also offer fixed or semi-fixed services but for the avoidance of doubt excluding V-SAT systems, Broadband systems for multi-media services and systems with fixed high gain directional antennae.

         "Site" shall mean the places to which the Deliverables are to be delivered or where Works are to be carried out as set out in Annex 3 of the Statement of Work or as provided in this Agreement.

         "Site Operator" shall mean, in respect of each Site, the person making, or who has made, the Site available to ICO and appointed by ICO to operate and maintain the Equipment and Software upon the Site on behalf of ICO following installation, delivery, testing and acceptance of the same by ICO.

         "Software" shall mean all operating systems, compilers, utilities and other programs in any form and associated documentation provided or to be provided by the Contractor for inclusion in the Works.

         "Spares" shall mean spare and replacement parts for the Equipment.

         "Statement of Work" shall mean those documents set out in Schedule 14.

         "Sub-Contractor" shall mean any person, firm or company (including the Principal Sub-Contractors) to whom any of the Contractor's obligations under this Agreement have been sub-contracted (whether by the Contractor, the Principal Sub-Contractors or any other person to whom any of the Works have been subcontracted directly or indirectly) and its legal representatives, successors and permitted assigns.

         "Top Level Milestones" shall mean those tasks and events designated by a (T) in the Top Level Milestone Schedule.

         "Top Level Milestone Schedule" shall mean Schedule 7 of this Agreement.

         "Training" shall mean the training to be provided by the Contractor under clause 45.

         "Ts &Cs" shall mean the main body of this Agreement.

         "TT&C" shall mean the ground communication equipment to be supplied to ICO by a third party for satellite telemetry, tracking and control capability.

         "TWT" shall mean travelling wave tube.

         "US$" shall mean United States Dollars, the lawful currency of the United States of America.

         "Works" shall mean and include the supply, delivery, installation, integration, testing and setting to work of the Deliverables and all other work required to be carded out by the Contractor under this Agreement.

Schedule 2: Precedence of Documents

In the event of any conflict between the following documents the following order of precedence shall apply:

         (a)      the main body of this Agreement;

         (b)      the IGFR;

         (c)      the Statement of Work;

         (d)      the other Schedules; and

         (e)      any Annexures.

SCHEDULE 3: DISPUTE RESOLUTION PROCEDURE

1 Each party shall use all reasonable endeavours to resolve any disputes arising out of or in relation to this Agreement, including as to its interpretation.

2 In the event that such a dispute arises then the escalation procedures set out in the remaining paragraphs of this Schedule shall apply and either party may invoke these procedures by giving notice in writing to the other specifying the subject matter of the dispute and its proposal for its resolution.

3 ICO and the Contractor shall respectively procure that the dispute is considered by the Supervising Officer and the Contractor's Authorised Representative and that such parties attempt, in good faith, to resolve the dispute. If such persons reach agreement on the matter in dispute within 15 days of the dispute procedure having been invoked, which period shall commence upon the receipt of the notice referred to in paragraph 2, (or such other period as the parties may mutually agree in writing) the parties shall procure that their respective representatives shall sign a joint memorandum to that effect recording the resolution and procure that such agreement is fully and promptly carried into effect.

4 If the Supervising Officer and the Contractor's Authorised Representative fail to reach agreement on the matter in dispute within the period specified in paragraph 3 or together conclude that resolution is unlikely, then either of them may within 10 days of the expiry of such period refer the matter in dispute to, in the case of ICO, Jai Singh or the Executive Vice President of ICO for the time being and in the case of the Contractor, Hiromi Hayashi or any other Associate Senior Vice President (or, in either case, if such person is not available, a senior manager of equivalent or nearest equivalent standing in the organisation of the party concerned) (together the "Senior Officers") for consideration by such persons. ICO and the Contractor shall respectively procure that such dispute is considered by the Senior Officers and that they attempt, in good faith, to resolve the dispute. If the Senior Officers reach agreement on the matter in dispute within 15 days of the dispute being referred to them under this paragraph, (or such other period as the parties may mutually agree in writing) the parties shall procure that their respective representative shall sign a joint memorandum to that effect recording the resolution and procure that such agreement is fully and promptly carried into effect.

5 The dispute resolution procedure shall, as regards the matter in dispute, have been exhausted if the matter in dispute:

         (a) has not been resolved in accordance with paragraph 3 within the relevant period and is not referred to the Senior Officers within the relevant period; or

         (b) where it is so referred, has not been resolved in accordance with paragraph 4 within the relevant period.

For the avoidance of doubt, the fact that the dispute resolution procedure has been exhausted without resolution of the matter in dispute shall not prevent the parties from agreeing that the matter in question should be referred to an independent form of alternative dispute resolution agreed between them and/or to arbitration.

6 The foregoing provisions of this shall, subject always to clause 62, not prevent either party from commencing legal proceedings or applying to the court for injunctive or other interim relief at any time.

SCHEDULE 4: AGREED FORM INVOICES

CASH INVOICE: CLAUSE 16.2 OF SUPPLY AGREEMENT DATED [ ] MARCH 1997

                                       NEC

                                 NEC CORPORATION

                                    [ADDRESS]

INVOICE NO:                                                      DATE:

YOUR REF:     [ICOO/97-1016/GW]              SUPERVISING OFFICER:

TO:           Accounts Department
              ICO Global Communications (Operations) Limited
              c/o ICO Services Limited
              1 Queen Caroline Street
              London W6 9BN

SIGNED:       NEC Corporation


              ---------------
              [Name and Title]

ITEM NO       DESCRIPTION(1)                                 AMOUNT
                                                                  US$



PAY TO:       Bank Account of NEC Corporation
              [The Sumitomo Bank Ltd.
              Tokyo Main Office
              1-3-2, Marunouchi, Chiyoda-ku,
              Tokyo, Japan
              Account number: 214408]

PAYMENT DUE(2):  [                     ]

------------------------

(1)For each item, specify (1) Description of item and amount payable (as per Price List where applicable): (2) Relevant provision of Payment Schedule or Supply Agreement; (3) Percentage and amount to be financed under Vendor Financing Agreement, if any; (4) Net amount to be paid under this invoice in respect of item; (5) Any sales or other taxes payable by ICO in respect of that item. Invoice to be accompanied by appropriate supporting documentation. These footnotes need not appear on individual invoices. (2) 30 days after date of invoice receipt.

COSTS INVOICE: CLAUSE 17.1 OF SUPPLY AGREEMENT DATED [ ] MARCH 1997

                                       NEC

                                 NEC Corporation

                                    [ADDRESS]

INVOICE NO:                                                         DATE:

YOUR REF:  (ICOO/97-1016/GW]                      SUPERVISING OFFICER:

TO:        Accounts Department
           ICO Global Communications (Operations) Limited
           c/o ICO Services Limited
           1 Queen Caroline Street
           London W6 9BN

SIGNED:    NEC Corporation

           ---------------
          (Name and Title]

ITEM NO   DESCRIPTION(3)                                      AMOUNT
                                                                   US$

PAY TO:   Bank Account of NEC Corporation
          [The Sumitomo Bank Ltd.
          Tokyo Main Office
          1-3-2, Marunouchi, Chiyoda-ku,
          Tokyo, Japan
          Account number: 214408]

PAYMENT DUE(4):  [                   ]
------------------------
(3)For each item, specify (1) Description of item and amount payable; and (2) Relevant provision of Supply Agreement Invoice to be accompanied by original or certified copies of documents evidencing the claim for reimbursement. These footnotes need not appear on individual invoices. (4)30 days after invoice receipt.

FINANCED INVOICE(5): CLAUSE 16.14 OF SUPPLY AGREEMENT DATED [ ] MARCH 1997

                                      NEC
                                NEC CORPORATION
                                   [ADDRESS]

INVOICE NO:                                                                DATE:

YOUR REF: [ICOO/97-1016/GW]                             SUPERVISING OFFICER:

TO:       Accounts Department
          ICO Global Communications (Operations) Limited
          c/o ICO Services Limited
          1 Queen Caroline Street
          London W6 9BN

SIGNED:   NEC Corporation



          ----------------
          [Name and Title]

DESCRIPTION(6)                                                   AMOUNT
                                                                      US$



PAY TO:             NEC Corporation or its permitted assignee or transferee.
                    Account to be specified by payee.

INTEREST DUE:            Quarterly in arrears at 6-month US$ LIBOR plus
2%

REPAYMENT DUE(7):   [                  ]

--------------------------
(5) Financed Invoices will only be issued if the Vendor Financing Agreement, as defined in clause 16.13 of the Supply Agreement, is entered into and they shall then be subject to its terms.
(6) Specify in each case (1) (where appropriate, distinguishing by item numbers) the Cash Invoice(s) in which the Cash Portion(s) of the relevant Instalment(s) were invoiced: (2) the appropriate category or categories specified in the vendor financing agreement (equipment/engineering; referable to NEC/Hughes/Ericsson) and the percentage referable to each such category: and
(3) the aggregate amount being financed by this invoice. Appropriate supporting documentation for this invoice comprises copies of each of those invoices. These footnotes need not appear on individual invoices.
(7) Third anniversary of date of invoice.

SCHEDULE 5: NOT USED

SCHEDULE 6: KEY FEATURES

1.       TNM

1.1 Changes to published protocols on interfaces such as GSM 'A' interface or 'A bis' interface

1.2 The use of a switched network between the radio (SBS) and mobile service centre (MSSC) to enable:

1.2.1 de-coupling of the radio access (SBS) and location register (VLR) sites to reduce location update signalling load

1.2.2    multiple access to radio sites (SBS) from a single mobile switch
         (MSSC) for multi-SAN paging; using lat-long in registration and paging messages, but excluding the use of the repetition indicator in the paging request message

2.       SWITCHING

2.1      Messaging platform (voice messaging)

2.2 Use of remote storage and retrieval of messages via data links (compressed) to avoid unnecessary circuit-switched routing for messaging.

2.3      Language preference

2.3.1 Use of an explicit language preference indicator in the service profiles to enable the provision of announcements and user prompts in a language that is acceptable to the end-user, specifically:

2.3.1.1 language preference in the cellular/satellite interworking functions (CS-IWF)

2.3.1.2 language preference in the intelligent network (IN) platform; excluding Ericsson INAP protocol published in 1990.

2.4      Cellular/satellite integration

2.4.1 The use of CS-IWFs for the addition of ICO specific services (e.g. HPN, dual numbering language preference) to roamers from cellular networks, specifically:

2.4.1.1  networks of the same type: e.g. GSM based satellite-to-GSM roaming;

2.4.1.2 networks of different types: e.g. GSM based satellite-to-IS 41 roaming, GSM based satellite to PDC roaming

2.4.2 End-to-end authentication for inter-standard roaming: e.g. IS.41/GSM via the use of GSM USSD.

3.        SBS/SRMC

3.1       Handovers

3.1.1 Procedures and algorithms to implement reliable handovers through a combination of use of signal level measurement reports, UT position measurements and spot beam co-ordinate broadcast for satellite spot beam selection together with supporting Air Interface protocols

3.2 Satellite Path Diversity Usage and Implementation for a non-GSO satellite System

3.2.1 Selection of best radio path between UT, satellite and SAN for a call from a combination of non-GSO specific mobility management, registration and SAN coverage planning concepts together with generation of appropriate common signalling channels contents and call routing concepts.

3.3 Non-GSO specific satellite timing and synchronisation techniques to facilitate non-overlapped Tx/Rx burst timing at the UT and pre-synchronised diversity additions and soft handovers.

3.4 Procedures for diversity satellite path selection/combining and associated Al protocols.

3.5       Satellite Power Link Management

3.5.1 Procedures to maximise capacity achievable in a non-GSO satellite system through a combination of real time 'per channel' EIRP control, use of a planned UT link margin versus elevation profile and adjustment of SAN EIRP limits to accommodate satellite movement and sharing of traffic between satellites with overlapping coverage.

3.6       Call Handling

3.6.1 Specific call set-up and continuity management procedures for a power limited non-GSO satellite system through sue of different margins for the signalling and traffic phases of a call together with associated call management protocols.

3.7       Position Determination

3.7.1 Determination of UT position in a non-GSO satellite system through a combination of timing offset, frequency offset, relative power level measurements and UT reports from one or two satellites together with associated air interface synchronisation techniques and protocols.

3.8       Frequency/Spectrum Planning and Management Techniques

3.8.1 Frequency and burst time plans for non-GSO satellites with overlapping coverage that allow the dimensioned traffic to be carried within the spectrum constraints taking account of diversity.

3.8.2 Satellite frequency and additional burst time allocation techniques for a non-GSO satellite system which dynamically adjust to maximise available capacity from a limited amount of mobile link spectrum together with associated real-time timeslot allocation techniques which maximise scope for provision of diversity and make before break handovers. [in a Satellite Oriented Frequency Plan (SOFA) system]

4.        HPN

4.1 Physical layer features, idle mode support algorithms, burst transmission timing and planning and incoming call (circuit and SMS) alerting.

Schedule 7: Top Level Milestones

                            NEC TOP LEVEL MILESTONES

ID        Task Name                                    Resp.
--        ---------                                    ----
1(T)       SYSTEM PDR                                Contractor

2            Draft AMBE Voice Codec Software
               Interface                                ICO

3            Voice Code High Level Functional
               Description                              ICO

4(T)       SYSTEM FDR                                Contractor

5            Voice Codex Floating Point - C
               Source Code                              ICO

6            Voice Codex Low Level Functional
               Description                              ICO

7            Air Interface ICD Final Version 4          ICO

8(T)      NMC (LINK-OS) & SRMC/SAN-SRMS FDR          Contractor          [GRAPH]

9           Preliminary NMS/SCC ICD including
              Definition of Ephemeris Data              ICO

10          Final NMS/SCC ICD including Definition
              of Ephemeris Data                         ICO

11(T)     CME20 R8 PLM REVIEW - FDR (TG2)            Contractor

12(T)     12 RFT READY FOR TTC                       Contractor

13          Access to SAN Sites by following dates-     ICO

14          Brewster, USA                               ICO

15          Chatanapar, India                           ICO

16          Brisbane, Australia                         ICO

17          Usingen, Germany                            ICO

18          Longvilo, Chile                             ICO

19          Hartebeeshoake, South Africa                ICO

                            Page 1                         27th FEBRUARY, 1997

                            NEC TOP LEVEL MILESTONES

----------------------------------------------------------------------------

ID      TASK NAME                                                  RESP
----------------------------------------------------------------------------
20         Final SAN/TTC ICD
----------------------------------------------------------------------------

----------------------------------------------------------------------------
21(T)   SBS #1 MANUFACTURE COMPLETE                             CONTRACTOR
----------------------------------------------------------------------------
22         Air Interface Final Version 4                           ICO
----------------------------------------------------------------------------
23(T)   MSSC #12 FOB                                            CONTRACTOR
----------------------------------------------------------------------------
24(T)   TNM #1 MANUFACTURE & PHASE 1 TESTING                    CONTRACTOR
----------------------------------------------------------------------------
25         Draft AMBE Voice Codec Software Interface               ICO
----------------------------------------------------------------------------
26         Voice Codec High Level Functional Description           ICO
----------------------------------------------------------------------------
27         Voice Codec Floating Point - C Source Code              ICO
----------------------------------------------------------------------------
28         Voice Codec Low Level Functional Description   ICO
----------------------------------------------------------------------------
                                                                                [GRAPH]
----------------------------------------------------------------------------
29(T)   TNM INSTALLATION & P2-1 TESTS COMPLETE                  CONTRACTOR
----------------------------------------------------------------------------

----------------------------------------------------------------------------
30(T)   SBS #12 P 2-1 COMPLETE                                  CONTRACTOR
----------------------------------------------------------------------------

----------------------------------------------------------------------------
31(T)   END-TO-END CALL DEMONSTRATION                           CONTRACTOR
----------------------------------------------------------------------------
32         SATELLITE LAUNCH DATES
----------------------------------------------------------------------------
33            F1                                                   ICO
----------------------------------------------------------------------------
34            F2                                                   ICO
----------------------------------------------------------------------------
35            F3                                                   ICO
----------------------------------------------------------------------------
36         UT's Available                                          ICO
----------------------------------------------------------------------------

                                  Page 2                     27TH FEBRUARY, 1997

                            NEC TOP LEVEL MILESTONES


ID      TASK NAME                                   RESP

37(T)   VERSION 2 SOFTWARE RELEASE FOR           CONTRACTOR
          NMC/SRMC ON SITE TESTING

38(T)   12 SAN & NMC HANDOVER                    CONTRACTOR                    [GRAPH]
39      ICO SUPPLIED DDC COMMUNICATIONS LINKS;      ICO
40        NEC to confirm quantity of DDS            NEC
            Communication Links required
41        Between SAN and Primary NMC for           ICO
            MSSC#1/HLR Testing
42        Inter SAN/MSSC for Phase 2-2 Testing      ICO
43        Between SAN MSSC and Back Up NMC          ICO




                                     Page 3                  27th FEBRUARY, 1997

SCHEDULE 8: IDENTIFICATION OF SITES

The following Sites have not been examined by the Contractor as of the date of this Agreement:

Brazil

[Chile]

China

[Indonesia]

Korea

UAE

Primary NMC

Back-up NMC


The following Sites have been visited but not examined in detail:

Chile; and

Indonesia

SCHEDULE 9: PRICING SCHEDULE

                                PRICING SCHEDULE

1.        GENERAL

This Section describes:

- in Section 2, the SA price schedule for the deliverables and services that the Contractor(s) will provide within the scope of this Supply Agreement

-         in Section 3, the future equipment(1) pricing

-         in Section 4 the future equipment order process

-         in Section 5, the pricing of future basic package software releases

- in Section 6, the process and pricing of the development of ICO specific functionality.

2.        SA PRICE SCHEDULE

2.1.      PRICE OF THE SA

2.1.1.1. Table 1 summarises the price of the SA. Appendix 1 to this schedule describes the individual prices which are summarised in Table 1. Appendix 2 to this schedule provides a detailed price list including individual equipment components. Appendix 3 to this Schedule provides the detailed price list including average rates for the ICONET Integration Testing.

                     TABLE 1 - SA PRICE SUMMARY (US$'000s)


              ITEM            PURCHASE  OPTIONS   PURCHASE - OPTIONS
------------------------------------------------------------------------------
1    RFT                          *        *               *
2    SBS                          *        *               *
3    PCS                          *        *               *
4    Switch                       *        *               *
5    TNM                          *        *               *
6    NMS SRMC                     *        *               *
7    S.T.E                        *        *               *
8    SI & PM                      *        *               *
9    Ax & B                       *        *               *
     TOTAL OF ITEMS 1 TO 9
     (EXCLUDING FREIGHT &
     INSURANCE                    *        *               *

----------------
(1) For the purposes of this Schedule, the term 'equipment' throughout means hardware and the associated operating software.


     * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

--------------------------------------------------------------------------------
       ITEM                       PURCHASE     OPTIONS        PURCHASE - OPTIONS
================================================================================
       (INSURENCE)
--------------------------------------------------------------------------------
       FREIGHT AND INSURANCE          *           *                *
--------------------------------------------------------------------------------
       ICONET INTEGRATION             *           *                *
--------------------------------------------------------------------------------

2.1.1.2. In the event that ICO does not elect to purchase from the Contractor Freight and Insurance as set out in Table 1 within 30 days of the date of this Agreement, ICO may make alternate arrangements. In the event that ICO opts to make such arrangements, the parties shall meet to arrange any necessary modifications to the Agreement.

2.1.1.3. For the avoidance of doubt, the Price specified in clause 15.1 of this Agreement shall remain unchanged unless and until ICO opts for alternate arrangements and the initial payment shall be calculated and paid by ICO as if Freight and Insurance were included. In the event that ICO does opt out of the Freight and Insurance arrangements, the related proportion of the initial payment by ICO to NEC shall not be repaid to ICO but shall be set off against future payments by ICO under this Agreement.

2.1.1.4. In addition to the prices described in Paragraph 2.1.1.1 the Contractor will recharge ICO for:

          i. Inter-Site telecommunication charges. These charges are for the purposes of telephone and fax between SAN, NMC, BCC sites.

          ii. Inter-Site testing telecommunications charges. These charges are for the purposes of providing telecommunication links between the development sites: NEC A in Melbourne, NECJ in Yokohama, and HNS in Germantown, to enable the Contractor to undertake factory integration testing of the IGF.

2.1.1.5. The Contractor will re-charge ICO the costs of Inter-Site telecommunications charges as incurred plus a handling fee. The total
          charge to ICO will be no more   *   for the whole of the SA.
          ICO will reimburse the Contractor on the basis of the invoice plus supporting detail.

2.1.1.6. The Contractor will re-charge ICO the costs of Inter-Site telecommunications charges as incurred plus handling fee. The total
          charge to ICO will be no more   *   for the whole of the SA.
          ICO will reimburse the Contractor on the basis of the invoice plus supporting detail.

3.        FUTURE EQUIPMENT PRICING

3.1       INTRODUCTION

3.1.1.1.  This Section describes the future pricing for:

          i. traffic capacity and subscriber expansion and the associated hardware and software

          ii.  the installation and testing

          iii. Systems Integration and Project Management.

3.1.1.2. The price adjustments that shall be applied for future orders are defined in Section 3.5 of this Schedule.

3.1.1.3. The future prices computed according to the indices and processes are quoted as 'not to exceed' prices.


          * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

3.1.1.4. ICO is being, and will continue to be offered reasonable future pricing consistent with ICO volumes and functionality.

3.1.1.5. The price is quoted on FOB place of shipment basis. The interpretation of FOB is in accordance with the SA.

3.1.1.6. The following items will be quoted separately at the time of order for individual element capacity increases:

          i.   Training

          ii.  Spares

3.1.1.7. Freight and Insurance will be quoted separately at the time of order in consideration to the number of blocks to be ordered and the place of the SAN sites where these blocks will be delivered.

3.2.      UNIT EQUIPMENT

The following sections describe the expansion block price for each subsystem.

3.2.1.    RFTs

3.2.1.1. The IGF RFT is designed to transmit and receive the maximum C-band feeder link capacity of 750 traffic carriers assuming that up to 473 carriers can be transmitted by one HPA with a total maximum EIRP of 77 dBW. It is also designed to transmit one TT&C carrier at the maximum EIRP of 81 dBW in an emergency case.

3.2.1.2. The Contractor will negotiate with ICO, as and when requested by ICO, for the supply of additional RFT systems.

3.2.2.    SBS and DC Uninterruptable Power Supply System for SBS

3.2.2.1. The number of SBS Expansion Blocks required to support the traffic capacity of a SBS subsystem shall be computed with the formulae shown in Table 2. N is number of additional expansion blocks beyond the
          Initial Size   *   required to make an SBS capable of
          supporting the traffic for a given "Erlang size".


                    TABLE 2 - SBS TRAFFIC/BLOCK RELATIONSHIP

--------------------------------------------------------------------------------

                    SBS RATED TRAFFIC                 NUMBER OF BLOCKS (N)
================================================================================

                                        *

--------------------------------------------------------------------------------

3.2.2.2. The traffic supported by each expansion block SBS size are target throughputs under presently known conditions. The Contractor shall endeavour to exceed the target throughputs. However, unforeseen circumstances may change these formula, in which case the Contractor and the Purchaser agree to


          * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

          inform each other of such circumstances and agree to work together to minimize the impact of unforeseen conditions.

3.2.2.3. The SBS Expansion Block also requires an expansion of the DC Uninterruptable Power Supply System (DC UPS) over and above that provided in an SBS capable of supporting 320 Erlangs. For every 9 expansion blocks an additional block of DC UPS will be required.

3.2.2.4. The unit price, inclusive of installation and testing, and the equipment that comprises an SBS Expansion Block and DC UPS, is shown in Table 3. Table 3 also shows the price for providing CE Mark compliance for an SBS Expansion Block for a country where it may be required.


                 TABLE 3 - SBS EXPANSION BLOCK AND DC UPS PRICE

--------------------------------------------------------------------------------
  NOS.            DESCRIPTION                   QUANTITY        PRICE (US$'000S)
================================================================================
I         SBS EXPANSION BLOCK (CHANNEL                               *
          UNIT AND CHANNEL MANAGER)
--------------------------------------------------------------------------------
1.        CHANNEL UNIT
--------------------------------------------------------------------------------
1.1       Channel Unit Chassis (CUC)                 *
--------------------------------------------------------------------------------
1.1.1     CUBs                                       *
--------------------------------------------------------------------------------
1.1.2     Slot Processor Module (SPM)                *
--------------------------------------------------------------------------------
1.1.3     Modulator Demodulator Module (MDM)         *
--------------------------------------------------------------------------------
1.1.4     Clock Distribution Unit (CDM)              *
--------------------------------------------------------------------------------
1.1.5     Common Functions Module (CFM)              *
--------------------------------------------------------------------------------
1.1.6     Channel Unit Rack Base Units               *
--------------------------------------------------------------------------------
2         CHANNEL MANAGER
--------------------------------------------------------------------------------
2.1       Channel Manager Chassis (ChM)              *
--------------------------------------------------------------------------------
2.1.1     G.703 Interface                            *
--------------------------------------------------------------------------------
2.1.2     Control Processor Modules (CPM)            *
--------------------------------------------------------------------------------
2.1.2.1   Channel Access Processor (CAP)             *
--------------------------------------------------------------------------------
2.1.2.2   Channel Control Processor (CCP)            *
--------------------------------------------------------------------------------
2.1.2.3   Global Resource Process (GRP)              *
--------------------------------------------------------------------------------
2.1.3     Switching Transcoder Module (STM)          *
--------------------------------------------------------------------------------
2.1.4     10 Base2 Ethernet                          *
--------------------------------------------------------------------------------
2.2       Channel Manager Rack (CMR) w 2 Chassis     *
--------------------------------------------------------------------------------
2.2.1     Fan                                        *
--------------------------------------------------------------------------------
2.2.2     Power Distribution Unit                    *
--------------------------------------------------------------------------------
3         IF and Frequency Distribution Expansion    *
--------------------------------------------------------------------------------
4         INSTALLATION MATERIALS
          (Includes power signal cables)
--------------------------------------------------------------------------------
4.1       Power Cables                               *
--------------------------------------------------------------------------------


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

NOS.              DESCRIPTION                   QUANTITY       PRICE (US$'000s)
---         ------------------------------      --------       ----------------

4.2         I/F Cables
4.3         LAN Cables
4.4         Sync Cabling
5           Installation and Test
===         ===============================                  *
II          SBS DC UPS (AC/DC CONVERTERS &
            BATTERIES FOR 2 HOURS OPERATION)
===         ===============================
III         CE MARK COMPLIANCE PER BLOCK


3.2.3    TNM

3.2.3.1. The TNM capacity expansion equipment comprises four parts:

         i. Vocoder/mux (Voc/Mux) traffic expansion. Each Voc/Mux block shall support 113 Erlangs.

         ii. C&C rack (19 inch). One rack is required for Voc/Mux capacity expansion of 283 Erlangs.

         iii.  Voice Codec Royalty per Voc/Mux Block.

         iv.   TNM(RPC) computer expansion. A TNM(RPC) may be required when a
               TNM rated throughput exceeds   *   . The additional
               capacity provided by a TNM (RPC) is   *   .

3.2.3.2 The Contractor shall endeavour to exceed the target throughputs. However, unforeseen circumstances may change these formula, in which case the Contractor and the Purchaser agree to inform each other of such circumstances and agree to work together to minimise the impact of unforeseen conditions.

3.2.3.3. The Voc/Mux Block, the C&C rack, the voice Codec Royalty and TNM (RPC) price and associated equipment are shown in Table 4.


                 TABLE 4 - TNM TRAFFIC AND COMPUTER BLOCK PRICE



NOS.              DESCRIPTION                   QUANTITY       PRICE (US$'000s)
---         ------------------------------      --------       ----------------
I           VOC/MUX BlOCK
1           VOCODER/MUX UNIT
1.1         Vocoder/Mux Card
1.2         Control Card
1.3         I/O Card
1.4         19 inch 6RU Shelf                                 *
1.5         Power Supply Shelf
1.6         Fan Unit
2           Installation Materials
===         ===============================
II          C&C RACK (19 INCH).
===         ===============================


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

NOS.              DESCRIPTION                   QUANTITY       PRICE (US$'000s)
---         ------------------------------      --------       ----------------
III         VOICE CODEC ROYALTY
            (SUBJECT TO PARAGRAPH 3.2.3.4)
===         ===============================
IV          TNM (RPC)
===         ===============================
1.1         TNM Computer (RPC)

1.1.1       Spare 1000 with 2 processors,
            512MB MM, 5GB HD, Ethernet Inter-
            faces, 8mm Tape Drive and CD
            ROM Drive                                         *

1.1.2       E1 Interface

1.2         Ethernet Hubs/Routers and
            Accessories

1.3         TNM O&M Software License

1.4         Software Licences

1.4.1       Solaris Operating System with
            Media

1.4.2       Solstice - Runtime

1.4.3       An additional TNM O&M Software
            license for management of 2 sets
            of 1.1 PRC.


3.2.3.4     The limit to the Contractors liability for the Voice Codec Royalty
            is   *   for the licence and   *   per channel. Should the
            charges for the Voice Codec  exceed these limits. NEC will recharge
            ICO at cost the excess over and above   *   and   *   channel.

3.2.3.5 The Volume discount rates that apply to purchases of I) TNM Voc/Mux blocks and II) C&C Rack capacity are shown in Table 5.


TABLE 5 -- TNM VOC/MUX AND C&C RACK VOLUME DISCOUNTS


     ERLANGS               DISCOUNT FACTOR
===================        ===============
from 113 to 565

from 678 to 1,130

from 1,243 to 2,260

from 2,373 to 3,955                *

from 4,068 to 6,667

from 6,780 and above



3.2.3.6 The installation charges for the expansion of Voc/Mux and TNM (RPC) capacity of a TNM are shown in Table 6.


            * Confidential Treatment Requested and the Redacted Material has
              been separately filed with the Commission.

                  TABLE 6 - TNM EXPANSION INSTALLATION PRICES


NOS.                DESCRIPTION                 QUANTITY       PRICE(US$'000S)
----      ---------------------------------   ------------     ---------------
1         Voc/Mux Block Expansion

1.1       First Voc/Mux block per SAN         per block                    *

1.2       Each Voc/Mux block in addition to   per block                    *
          first block per SAN
------------------------------------------------------------------------------
2         TNM(RPC)

2.1       Per TNM(RPC) if as a separate       per TNM(RPC)                 *
          installation

2.2       Per TNM(RPC) if installed at same   per TNM(RPC)                 *
          time as capacity expansion

3.2.3.7. The discount rates that apply to the first Voc/Mux block installation charges are shown in Table 7. The number of SANs shows the number of SANs intalled in the upgrade program.

                  TABLE 7 - FIRST EXPANSION BLOCK DISCOUNT RATES

                      NUMBER OF SANs      DISCOUNT FACTOR
                      --------------      ---------------
                          1 TO 3                  *
                          4 TO 5                  *
                          6 TO 7                  *
                          8 TO 9                  *
                            10                    *
                         11 to 12                 *

3.2.3.8. The volume discount rates that apply to the installation charges for the additional Voc/Mux blocks per SAN are shown in Table 8.


                   TABLE 8 - ADDITIONAL BLOCK DISCOUNT RATES

                 NUMBER OF VOC/MUX        DISCOUNT FACTOR
                      BLOCKS
                 -----------------        ---------------
                      1 to 2                      *
                      3 to 4                      *
                      5 to 6                      *
                      7 to 8                      *
                      9 to 10                     *
                   11 and above                   *


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

3.2.4     MSSC/VLR

3.2.4.1. The MSSC/VLR reference price is shown in Table 9. The reference price includes:

          i.   the equipment including the hardware and the software licence fee

          ii.  installation and test charge.

                       TABLE 9 - MSSC/VLR REFERENCE PRICE

--------------------------------------------------------------------------------


                                [MSSC/VLR GRAPH]


--------------------------------------------------------------------------------

3.2.4.2. The pricing curve is intended to give ICO sound guidance to estimate prices for future switch growth. The curve has been developed using the current SA dimensioning assumptions as defined in Section 9.2 of the IGFR. Changes in these assumptions may lead to some adjustment in the price for any given switch capacity.

3.2.4.3. The Contractor will provide ICO with a price for each upgrade based on the actual traffic and network configuration at the time of order.

3.2.4.4. Table 10 illustrates how the price for incremental growth is calculated. In this example, the cost of growing a switch with an
          initial capacity of   *   to a new capacity of   *   would be
          approximately   *


          * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

TABLE 10 - REFERENCE ILLUSTRATION OF PRICE FOR INCREMENTAL GROWTH OF AN MSSC/VLR


                         [REFERENCE ILLUSTRATION GRAPH]

3.2.4.5. Table 11 shows in tabular form the points for computing the graph shown in Table 9.


                    TABLE 11 - MSSC/VLR PRICING GRAPH POINTS


CAPACITY (ERLANGS)      PRICE (US$'000s)
----------------------------------------
                 *



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.


CAPACITY (ERLANGS)      PRICE (US$'000s)
----------------------------------------

                 *


3.2.4.6.  The project management fee for MSSC/VLR expansion shall be an
          additional fee of   *   of the agreed final MSSC/VLR upgrade price as
          per Paragraphs 3.2.4.1 and 3.2.4.3 of this Schedule.

3.2.5.    HLR

3.2.5.1.   The additional software licence fee for the growth in the installed
          HLR subscriber capacity over and above the initial   *   subscribers
          is shown in Table 12.

                    TABLE 12 - HLR CAPACITY EXPANSION PRICE

                                                                                        PRICE
NO.                              DESCRIPTION                                QUANTITY  (US$'000s)
------------------------------------------------------------------------------------------------
1    additional   *   subscribers, i.e.   *   subscriber total capacity         *          *

2    additional   *   subscribers i.e.   *   subscriber total capacity          *          *

3    additional   *   subscribers i.e.   *   subscriber total capacity          *          *

4    additional   *   subscribers i.e.   *   subscriber total capacity          *          *

3.2.5.2.  The offered HLR hardware has been dimensioned to support   *
          subscribers as per the parameters defined in Section 9.2 of the IGFR.
          The hardware may be able to support   *   subscribers, however, this
          is subject to confirmation.

3.2.5.3.  The Contractor shall provide software licence fees for total capacity
          of greater than   *   subscribers subject to confirmation that the
          hardware can support total capacities greater than   *   subscribers.

3.2.6.    AuC/EIR

3.2.6.1.  The additional software licence fee for the growth in the installed
          AuC/EIR subscriber capacity over and above the initial   *
          subscribers is shown in Table 13.

                  TABLE 13 - AuC/EIR CAPACITY EXPANSION PRICE

                                                                                        PRICE
NO.                              DESCRIPTION                                QUANTITY  (US$'000s)
------------------------------------------------------------------------------------------------
                                        *


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

------------------------------------------------------------------------------------------------------------
2        additional   *   subscribers i.e.   *   subscriber total capacity        *           *
------------------------------------------------------------------------------------------------------------
3        additional   *   subscribers i.e.   *   subscriber total capacity        *           *
------------------------------------------------------------------------------------------------------------
4        additional   *   subscribers i.e.   *   subscriber total capacity        *           *
------------------------------------------------------------------------------------------------------------

3.2.6.2. The offered AuC/EIR hardware has a rated total capacity of 500,000 subscribers based on the values of Authentication and IMEI checking parameters as stated in the IGFR Section 9.2.

3.2.6.3.  The Contractor shall provide software licence fees for total capacity
          of greater than   *   subscribers in increments of   *
          subscribers subject to confirmation that the hardware can support
          total capacities greater than   *   subscribers.

3.2.7.    MXE (ICO Option As Defined in Annex 1 of the SOW)

3.2.7.1. The hardware and software are sold together as a complete MXE system -- separation of the hardware and software licensing structure is not possible.

3.2.7.2. The price of additional MXEs, over and above the first optional MXE (included within the SA), including installation, testing and MXE Project Management is shown in Table 14.

                TABLE 14 - ADDITIONAL MXE AND INSTALLATION PRICE


                                                                                                  PRICE
NO.                    DESCRIPTION                                           QUANTITY          (US $ 000's)
------------------------------------------------------------------------------------------------------------
1        first additional MXE                                                    *                  *
------------------------------------------------------------------------------------------------------------
2        second additional MXE                                                   *                  *
------------------------------------------------------------------------------------------------------------

3.2.8.    ICO-IS.41 and IS.41-ICO ILR (ICO Option As Defined in Annex 1 of the
          SOW)

3.2.8.1. The additional software licence fee for the growth in installed ICO-IS.41 and IS.41-ICO ILR subscriber capacity over and above the
          initial   *   subscribers is shown in Table 15.

         TABLE 15 - ICO-IS.41 & IS.41-ICO ILR CAPACITY EXPANSION PRICE

                                                                                                 PRICE
NO.                    DESCRIPTION                                           QUANTITY          (US $ 000's)
------------------------------------------------------------------------------------------------------------
1        additional   *   subscribers, i.e.   *   subscriber total capacity      *                  *
------------------------------------------------------------------------------------------------------------
2        additional   *   subscribers i.e.    *   subscriber total capacity      *                  *
------------------------------------------------------------------------------------------------------------
3        additional   *   subscribers i.e.    *   subscriber total capacity      *                  *
------------------------------------------------------------------------------------------------------------
4        additional   *   subscribers i.e.    *   subscriber total capacity      *                  *
------------------------------------------------------------------------------------------------------------


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

3.2.8.2.  The offered ILR hardware has been dimensioned to support   *
          subscribers based on the parameter defined in Section 9.2 of the IGFR.
          The hardware may be able to support   *   subscribers, however, this
          is subject to confirmation.

3.2.9.    DC Uninterruptable Power Supply System For Switch Systems

3.2.9.1. The purchase and installation prices for DC UPS (2 hour battery back-up) for the MSSC, HLR, AUC/EIR, MXE and ILR (AMPS) are provided in Table 16.

                TABLE 16 - SWITCH DC UPS AND INSTALLATION PRICES

                                                      DC UPS PRICE      INSTALLATION PRICE
NO.      DESCRIPTION                  QUANTITY        (US $ 000'S)          (US $ 000'S)
------------------------------------------------------------------------------------------
  1        MSSC
------------------------------------------------------------------------------------------
1.1        For 320 Erlangs                *                  *                    *
------------------------------------------------------------------------------------------
1.2        For 3,200 Erlangs              *                  *                    *
==========================================================================================
  2        HLR                            *                  *                    *
==========================================================================================
  3        AUC/EIR                        *                  *                    *
==========================================================================================
  4        MXE                            *                  *                    *
==========================================================================================
  5        ILR (ICO-IS.41 & IS.41-ICO,    *                  *                    *
           PDC-ICO & ICO-PDC)(2)
------------------------------------------------------------------------------------------

3.2.10.   PDC-ICO ILR (ICO Option As Defined in Annex 1 of the SOW)

3.2.10.1. The additional software licence fee for the growth in the installed PDC-ICO and ICO-PDC ILR subscriber capacity over and above the initial
             *   subscribers is shown in Table 17.

           TABLE 17 - PDC-ICO & ICO-PDC ILR CAPACITY EXPANSION PRICE

                                                                                                    PRICE
NO.                    DESCRIPTION                                             QUANTITY          (US $ 000's)
--------------------------------------------------------------------------------------------------------------
1       additional   *   subscribers, i.e.   *   subscriber total capacity         *                  *
--------------------------------------------------------------------------------------------------------------
2       additional   *   subscribers i.e.    *   subscriber total capacity         *                  *
--------------------------------------------------------------------------------------------------------------
3       additional   *   subscribers i.e.    *   subscriber total capacity         *                  *
--------------------------------------------------------------------------------------------------------------
4       additional   *   subscribers i.e.    *   subscriber total capacity         *                  *
--------------------------------------------------------------------------------------------------------------

---------------
(2) The DC UPS for PDC-ICO, ICO-PDC and associated IMSC will be quoted subject to ICO selection of options.


    * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

3.2.11.    System Integration and Programme Management

3.2.11.1. The Systems Integration and Programme Management (SI&PM) fee for the future expansion of traffic and subscriber capacity is:

           i.       *   thousand per annum

           ii.   SI&PM services will be provided at London

           iii. the SI&PM fee will be charged for the calendar year starting from 12 August 2000 or handover whichever is latest.

3.2.11.2.  ICO may terminate the SI&PM services on 6 months notice.

3.3.       SPARES

3.3.1.1. The prices for the on-going supply of Spares to ICO for the purposes of maintaining ICO's stock of Spares to enable ICO to achieve the availability standards as defined in Section 8.11 is included within the Warranty prices.

3.3.1.2. The recommended expansion of spares over and above the packages offered in the SA to support the growth of the IGF and to exceed the levels of availability defined in Section 8.11 of the IGFR will be quoted at the time ICO orders additional capacity.

3.4.       EXTENDED WARRANTY (ICO OPTION AS DEFINED IN ANNEX 1 OF THE SOW)

3.4.1.     SBS Deluxe Support Service

3.4.1.1.   The price for the SBS Deluxe Support Service option as specified in
           Section 5.3 of Annex 1 of the SOW is   *   for each two year
           period.

3.4.2.     MSSC Deluxe Support Service

3.4.2.1.   The price for the MSSC Deluxe Support Service option specified in
           Section 5.4--covers 12 MSSC, 1 HLR, 1 AuC/EIR and 2 OSS, general purpose workstation hardware and operating systems are not included--of Annex 1 of the SOW is:

           i.    during Year 1 and 2 (ie in the warranty period)   *
                 for a 2 year period.

           ii.   during Year 3 and 4,   *   for a 1 year period
                 thereafter.

                 Note that new MSSC software releases incorporating new functionality are not included within this service.

3.4.2.2. The price of the MSSC Deluxe Support Service will be revised should ICO change the number of nodes in the IGF.

3.4.2.3. The options as defined in Annex 1 of the SOW also have a charge associated with Deluxe support as follows:

           i.    ILRs, for the 1st to 3rd ILR.   *   per ILR per annum and
                 for the 4th and thereafter US   *   per ILR per Year

           ii.   MXE,   *   per Year


           * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

3.4.2.4.   The price for the MSSC Deluxe Support Service II option specified in
           Section 5.5 of Annex 1 of the SOW is as specified in Paragraphs 3.4.2.1, 3.4.2.2 and 3.4.2.3. of this Schedule.

3.4.2.5.   Deluxe Support of HPN is priced at   *   per Year. This price
           provides one year of depot maintenance for the HPN hardware and software. Depot maintenance support does not include travel which if required will be charged in addition to the basic annual price. General purpose workstation hardware and operating systems are not included in this service.

3.4.3.     Extended Basic Warranty

3.4.3.1.   The price for the Extended Basic Warranty options specified in
           Section 5.2.1 of Annex 1 are:

           i.    RFT:   *   of FOB equipment price excluding NRE and general
                 purpose workstation per annum. The warranty for the TWTs shall be the same as that in clause 40.[16] of the SA.

           ii.   SBS: first year after completion of the warranty period
                 specific to clause 40 of the SA,   *   per annum for 12
                 SANs and thereafter   *   per annum for 12 SAN.

           iii.  MSSC:   *   of FOB equipment price, excluding NRE and general
                 purpose workstation, per annum.

           iv.   TNM:   *   of FOB equipment price, excluding NRE and general
                 purpose workstation hardware, per annum. This does not cover general purpose workstation hardware and OS maintenance.

           v.    NMC/SAN OSS:   *   of FOB Equipment price, excluding NRE and
                 general purpose workstation hardware, per annum. This does not cover general purpose workstation hardware and OS maintenance.

3.5.       PRICE ADJUSTMENT

3.5.1.     Equipment Price Adjustment Formula

3.5.1.1. This Price Adjustment Formula shall be applied to the equipment described in Sections 3.2.1 to 3.2.10 inclusive and Section 3.3.

3.5.1.2.   Application of this price adjustment formula is subject to Section
           3.5.3.

3.5.1.3. The Contractor and ICO will negotiate in good faith to finalise the indices: As and Bs and ratios X, Y and Z, within three months of the SA. The Contractor will propose to ICO several options for the indices--shown below in Paragraphs 3.5.14., 3.5.1.5, 3.5.1.6., 3.5.1.7., 3.5.1.8., 3.5.1.8., 3.5.1.9., 3.5.1.10., 3.5.1.11.,
           3.5.1.12., 3.5.1.13., 3.5.2--and will also provide detail of at least the last three years recorded indices and their sources.


3.5.1.4.   Price in year of purchase


           *


3.5.1.5.   NEC - J Indices: Antenna Subsystem:

           i.    "X" =  *

           ii.   "Y" =  *

           iii.  "Z" =  *


           * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

          iv. Index A = Monthly wholesale price index of metals & related products, Japan

          v. Index B = Monthly cash earning index (nominal) of regular workers in Manufacturing Industries (Contract Cash Earning), Japan

3.5.1.6.  NEC - J Indices: Other Equipment

          i.   "X" =  *

          ii.  "Y" =  *

          iii. "Z" =  *

          iv. Index A = Monthly wholesale price index of Electrical Machinery, Japan

          v. Index B = Monthly cash earning index (nominal) of regular workers in Manufacturing Industries (Contract Cash Earning), Japan

3.5.1.7. The NEC - J indices shall be extracted from "Economics Statistics Monthly" published monthly by the Bank of Japan and be applied to the above formula. Should the indices for the months of new order not be available, then the latest indices obtainable shall be applied.

3.5.1.8.  HNS Indices

          i.   "X"  =   *

          ii.  "Y1" =   *   (Note that factor "Y" as shown in the formula has,
               for HNS, been split into two components, "Y1" and "Y2". "B" has also been split into two respectively "B1" and "B2".)

          iii. "Y2" =   *

          iv.  "Z"  =   *

          v. Index A = US PPI for Electrical and Electronic Machinery Equipment and Supplies, not seasonally adjusted

          vi. Index B1 = USA Employment cost index for total compensation, durable goods manufacturing, not seasonally adjusted

          vii. Index B2 = Electrical/Electronics Industry Wages Index, India

3.5.1.9. The Producer Price Index (PPI) is calculated by US Bureau of Labor, and is widely recognized among business people, economists, statisticians, and accountants for price adjustment clauses in contracts.

3.5.1.10. Index A and B1 will be published by the US Department of Labor Bureau of labor statistics.

3.5.1.11. Index B2 will be defined as described in Paragraph 3.5.1.3.

3.5.1.12. ETL Indices:

          i.   "X" =  *

          ii.  "Y" =  *

          iii. "Z" =  *


          * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

          iv.  Index A = Telephone Equipment Capital Goods Index, World

          v.   Index B = Electrical Electronics Industry Wages Index, Sweden

3.5.1.13. NEC/A Indices:

          i.   "X" =  *

          ii.  "Y" =  *

          iii. "Z" =  *

          iv. Index A = Price index of material as published by Australian Bureau of Statistics Cat. No. 6412.0 group 33

          v.   Index B = Electrical/Electronics Industry Wages Index, Australia

3.5.2.    Basic Price Adjustment Formula for Services

3.5.2.1. This Price Adjustment formula shall be applied to the installation, integration and project management services listed in Sections 3.2.1 to 3.2.11.

3.5.2.2.  Application of this price adjustment formula is subject to Section
          3.5.3.

3.5.2.3.  The Basic Price adjustment formula for service is:

                             *

3.5.2.4. Each member of the Contractor's team price adjustment for services shall use the same wages Indices ("B"s, "B1"s and "B2"s) given in
          Section 3.5.1 and with the same proportion of B1 and B2 as given in
          Section 3.5 to make up the 0.8 coefficient.

3.5.3.    Application of Pricing Adjustment Formulae

3.5.3.1. For equipment orderS placed by ICO on, or before, 31 March 1998 for a) delivery, installation and integration with the initial purchase in the year 2000 and b) where the capacities do not exceed ICO's projected year 2002 requirements, the Not To Exceed price of the equipment, installation and integration shall be determined in accordance with the prices described in Section 3.2.1 to 3.2.10 inclusive without application of the Price Adjustment formula described in Section 3.5.1 and 3.5.2. The actual price of the equipment, installation and integration shall be agreed at the date ICO places the order and shall take into account the then prevailing market conditions and not exceeding the prices charged to other customers ordering similar quantities of similar types of equipment.

3.5.3.2.  For equipment orders placed by ICO:

          i.   on, or after, 1 April 1998, or

          ii.  for delivery, installation and integration after year 2000 or

          iii. in excess of ICO's projected year 2002 requirements.

          The Price Adjustment formulae in Section 3.5.1 and 3.5.2 shall apply unless the actual price adjustment on or after 1 April 1998 exceeds three times or more the average annual adjustment rate during the period March 1995 to March 1997, determined using the Price Adjustment formulae in Section 3.5.1 and 3.5.2. In such event the actual price shall be determined taking into account the then prevailing market


          * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

          conditions and not exceeding the prices charged to other customers ordering similar quantities of similar types of equipment

3.6       PAYMENT SCHEDULE

3.6.1.1.  The equipment payment terms shall be:

          i.   *   of value on order
          ii.  *   of value on shipment
          iii. *   of value on acceptance

3.6.1.2.  The installation and SI&PM charges payment terms shall be:

          i.   *   of value on order
          ii.  *   of the value in equal monthly instalments, in arrears,
               during the duration of the programme
          iii. *   of value upon acceptance.

3.6.1.3.  The spares payment terms shall be:

          i.   *   of the value on order
          ii.  *   on delivery to the specified site.


4.        EQUIPMENT ORDER PROCESS

4.1.      NORMAL PROCESS

4.1.1.1. The Contractor and the Purchaser agree to develop a process for handling the ordering and delivery of equipment. The main principles of the process are detailed in the following paragraphs. Items in [] are subject to review during the development of the process.

4.1.1.2. ICO will provide the Contractor(s) with a rolling forecast of future demand estimates [the format for this is as per Table 1 of Annex 1 of the SOW]. The forecast will be revised on an [annual] basis and supplied to the Contractor(s) on [Specific date].

4.1.1.3. ICO will place specific orders for equipment on Contractor(s)] in the [format specified in Table 1 of Annex 1, showing separately the total installed capacity, the incremental capacity and the final installed capacity after the purchase.] The total incremental capacity to be supplied under the order for all sites shall be used for the calculation of the price as defined in Section 3.

4.1.1.4.  The FOB date shall be within nine months of receipt of order from ICO.

4.1.1.5. Contractor(s) shall be responsible for the management and co-ordination of all contractor staff and the successful installation, testing and bringing into service of the new tranche of equipment at each site.

4.1.1.6. The installation and test schedule will be agreed at the time of the placement of the order. The installation and acceptance shall be completed no more than 6 months after the delivery of equipment to the site unless agreed by ICO.


          * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

4.1.1.7. Contractor(s) shall plan in advance with ICO to minimise any downtime required for installation of expansion blocks. The Contractor shall work with ICO/Operator to schedule the downtime in appropriate time of day for ICO's business purposes.

4.2.      EXPEDITED PROCESS

4.2.1.1. ICO may request at any time an expedited order, delivery and bringing into service capacity expansion.

4.2.1.2. The Contractor will make all reasonable efforts to provide shortened delivery lead times for all, or part, of the order, as requested.

4.2.1.3. ICO can negotiate and give contractor incentives to shorten the lead time from receipt of order to bringing into shipment(FOB) and installation and bringing into service.

4.2.1.4. The expedited process may apply to partial shipments of a normal order or to a special purpose order which ICO may raise.


5.        PRICING OF SOFTWARE RELEASES

5.1.      GENERAL PRINCIPLES

5.1.1.1. Contractor(s) will provide ICO with releases of operating software on "as need be" basis or upon new feature release that has been purchased by ICO except switch(MSSC) subsystem software.

5.1.1.2. Contractor will provide regular releases of operating software for Switch(MSSC) subsystem which will provide new functionality in accordance with Supply Agreement.

5.1.1.3. The software releases will include fixes to faults, a basic package of new functionality and a range of optional features.

5.1.1.4. The price schedule of the new software releases will be submitted separately 90 days in advance of the new releases.

5.2.      MSSC SOFTWARE UPGRADE PRICING

5.2.1.1. The pricing per annum for subscription to the standard CME 20 (MSSC) Software release programme for the period 1 January 2001 until December 2003 is as shown in Table 19. The price for the upgrade depends upon the size of network.

                   TABLE 19 -- MSSC SOFTWARE UPGRADE PRICING

-------------------------------------------------------
NODE                     PRICING            PRICE PER
                        PARAMETER          ANNUM (US $)
-------------------------------------------------------

                         *
-------------------------------------------------------
                         *

-------------------------------------------------------


5.2.1.2. The above pricing is firm fixed price for the three year term. Subsequent pricing will be negotiated at the end of the three year term and will be linked to an index to be agreed.


          * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

5.2.1.3. The above software subscription provides ICO with the right to all basic software upgrades for the MSSC and HLR nodes which are made available within the subscription period. ICO may also choose to purchase optional features in addition.

5.2.1.4. Note that the above prices exclude any installation and materials costs which may be charged and which will be quoted at the time of upgrade.

5.2.1.5. The annual MSSC software subscription is subject to the discount structure shown in Table 20 based on the total number of installed Exchange Terminating Circuits (ETCs) in the ICO network at the start of the subscription year.

                  TABLE 20 - MSSC SOFTWARE DISCOUNT STRUCTURE

          Number of ETCs in IGF    <500     500-999    1,000-1,999    2,000-2,999    3,000-3,999    >4,000
          ---------------------    ----     -------    -----------    -----------    -----------    ------


                                                            *


5.2.1.6. The annual HLR software subscription is subject to the discount structure per HLR as shown in Table 21, based on the number of registered subscribers in the ICO network at the start of the subscription year.

                   TABLE 21 - HLR SOFTWARE DISCOUNT STRUCTURE

          Thousands of
          subscribers in the
          HLR                      <150     150-299    300-599    600-899    900-1,299    >1,300
          ---------------------    ----     -------    -------    -------    ---------    ------


                                                          *


6.        PRICING AND PROCESS FOR DEVELOPMENT OF ICO SPECIFIC FUNCTIONALITY

6.1.      INTRODUCTION

6.1.1.1. The Contractor recognises that ICO will require the on-going development of ICO specific functionality and agrees to develop a process to support ICO's continued development.

6.1.1.2. The process and costs of development and integration of Future Requirements will be developed using the concepts as described in
          Section 6.2, 6.3, 6.4 and 6.5.

6.2.      FEASIBILITY STUDY

6.2.1.1. ICO will request the Contractor(s) to undertake a feasibility study for a particular element of functionality. The process that shall be followed is:


          * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

          i. ICO and the Contractor(s) will hold functionality development meetings on as need be basis either initiated by ICO or by the Contractor. ICO will provide a forecast, short and long term, of the ICO specific functionality that may be required.

          ii. ICO will request the Contractor to provide "rough order of magnitude" costs (ROM) and the development and installation schedule for ICO selected functions.

6.2.1.2.  The Contractor shall either:

          i. deliver a rough order of magnitude cost, including a program for the development of the functionality including the detailed specification, and the program for installation and integration of the functionality.

          ii. or provide a commitment to delivering a Firm Fixed Price, including development, testing and installation schedule on an agreed upon schedule between ICO and contractor.

6.3.      DELIVERY

6.3.1.1. The delivery of the additional functionality shall be completed on an agreed upon schedule between ICO and the contractor.

6.3.1.2. The programme for delivery shall include milestones as appropriate to the needs of each development and may include, but are not limited to:

          i.    design review meeting

          ii.   critical design review meeting

          iii.  test plan review

          iv.   rollout plan review

          v.    installation plan

          vi.   acceptance and handover plan

6.4.      ICO SPECIFIC FUNCTIONALITY PRICING

6.4.1.1. The Contractor shall provide ICO firm fixed price information that includes:

          i.    Non-recurring expenditure where appropriate

          ii.   equipment prices

          iii.  spares

          iv.   software licenses

          v.    installation and testing

          vi.   project management and systems integration

          vii.  warranty

          viii. payment schedule.

6.5.      PRICE METHODOLOGY

6.5.1.1. In order to establish the firm fixed price for ICO specific functionality, the price level shall be agreed in the following manner.

          i. Normal commercial negotiations following submission of technical and commercial proposals

          ii. Price justification initially based on the prices included in the Contractor's Supply Agreement and taking into consideration any changes in exchange rates and agreed escalation formulae

          iii. If agreement cannot be reached on the above basis further price justification will be provided based on world-wide market price comparisons.

          iv. If agreement cannot be reached the Contractor will provide detailed estimates of the work to be performed with corresponding hardware, software and manpower costings.

                                   APPENDIX-1

                                  GRAND TOTAL

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                      SBS

                                       *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                      SBS

                                       *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                      RFT

                                       *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                      RFT

                                       *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                      PCS

                                       *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                                          Switch

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                             Switch

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                             Switch

                                      *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                      TNM
TNM                                        PURCHASE           OPTIONS

                                       *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                      TNM

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                      TNM

                                       *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                    NMS SRMC

                                       *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                    NMS SRMC

                                       *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                      STE

                                       *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                    SI & PM

                                       *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                     AX & B

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                   APPENDIX-2

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

I. PRICE SUMMARY (IN THOUSAND US$)

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                            II.1 PRICE SUMMARY (NRE)

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

               II.2 PRICE SUMMARY (HARDWARE)    (IN THOUSAND US$)

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

            11.3 PRICE SUMMARY (SOFTWARE LICENCE)  (IN THOUSAND US$)

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

II.4 PRICE SUMMARY (SERVICES) (IN THOUSAND US$)

                                       *
\
* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                            II.5 PRICE SUMMARY PAGES
                         * [5 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                              III.1 RFT PRICE LIST
                        * [11 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                        *

                                        *

                                        *

                                        *

                                        *

                              III.2 SBS PRICE LIST
                        * [12 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                        *

                                        *

                                        *

                                        *

                                        *

               * [III.3 PCS PRICE LIST 1 PAGE HAS BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                              III.1 RFT PRICE LIST
                         * [2 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                            III.4 SWITCH PRICE LIST
                         * [8 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                        *

                                        *

                                        *

                              III.5 TNM PRICE LIST
                         * [4 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                       *






* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                              III.2 SBS PRICE LIST
                         * [2 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                    III.6 NMC/SRMC/SAN-OSS PRICE LIST PAGES
                         * [5 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                        *

                                        *

                       III.7 SPECIAL TEST EQUIPMENT (STE)
                         * [3 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                 III.8 SYSTEM INTEGRATION & PROJECT MANAGEMENT
                           * [1 PAGE HAS BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

              * [III.9 AX+B PRICE LIST 6 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                        *

                                        *

                                        *

                                        *

                                        *

                                   APPENDIX-3

1.        CONDITIONS OF PRICE ESTIMATION

1.1.      VALIDITY OF ESTIMATES

1.1.1.1. This price schedule is prepared on the understanding that the agreement should be made at the same time of S/A, which is expected to be signed on 15 February 1997.

1.2.      ESTIMATED MAN-POWER

1.2.1.1. The Man-Power is estimated in accordance with the following assumptions:

               i.   Working hours:           8 hours per day

               ii.  Working days:            5 days per week

               iii. National holidays at the site are not defined as working day, they are considered a Holiday. Only national holidays in the country of the site shall be considered as holidays.

               iv. Duration is estimated by calendar day including travelling duration

1.3.      TEST EQUIPMENT

1.3.1.1. The necessary test equipment, especially Special Test Equipment (STE), are listed as an ICONET Integration work separately from IGF testing are defined in Section 2 of the Price Schedule. Some modification on the number of test equipment may be necessary according to the ICONET Integration schedule.

1.4.      PRICING AND MANPOWER ESTIMATES

1.4.1.1. The Plan-1 and Plan-2 shown in Table 1 - ICONET Integration Price Summary, indicate the estimated price.

1.4.1.2. Table 2 shows the estimated travel time for undertaking the ICONET Integration test plan.

1.4.1.3. The estimated manpower to undertake the ICONET Integration is defined in Annex 9 of the SOW.

1.4.1.4.  The average monthly cost per man inclusive of subsistence is,   *   .

1.4.1.5. Section 3.5.2 of the Price Schedule shall not apply to the rates/estimates specified in A.1.4.1.4 or Table 1.


          * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.



Author: M Coggin                    Appendix 3 Page 2

            TABLE 1 - ESTIMATED ICONET INTEGRATION PRICE (US $'000s)

                                        *


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.


Author: M Coggin               Appendix 3 Page 3

                                        *

    TABLE 2 - ESTIMATED TRAVEL MAN-TIME FOR ICONET INTEGRATION (MAN - TIMES)

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                               Appendix 3 Page 4

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                               Appendix 3 Page 5

                                        *

    TABLE 3 - ESTIMATED DOCUMENT PREPARATION FEE FOR ICONET INTEGRATION (K$)

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                               Appendix 3 Page 6

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                               Appendix 3 Page 7

SCHEDULE 10: VENDOR FINANCING SUMMARY

                         ICO/NEC TEAM VENDOR FINANCING

                        SUMMARY OF TERMS AND CONDITIONS

                Revision 15.02.97 Following ICO/NEC Team meeting

PREAMBLE:           This is a short summary of the principal terms on which it is proposed that, subject to board approvals of the NEC
                    Team (comprising NEC Corporation, Hughes Network Systems and Ericsson Ltd) and to contract, vendor financing will be made available by the NEC Team to ICO. It supersedes any earlier proposals by any of the NEC Team.

                    The parties agree to negotiate the terms and conditions in good faith with a view to completing the anticipated financing within the spirit of this summary of these terms and conditions by the end of 1997.

                    It is intended that this term sheet, subject to any amendments and additions which the parties may agree, will be annexed to the Supply Agreement when it is signed and that long form documentation will be negotiated and agreed after that in the same time frame as for the ICO Group's senior bank financing.

BORROWER:           ICO Global Communications (Operations) Ltd. ("BORROWER").

LENDER:             NEC Corporation ("NEC" or "LENDER").

GUARANTORS:         ICO Global Communications (Holdings) Ltd. ("HOLDINGS") and
                    its material subsidiary undertakings and associated entities (each a "GUARANTOR"). In this term sheet, "ICO
                    GROUP" means Holdings and its subsidiary undertakings from time to time.

PURPOSE: Vendor financing of part of the price for equipment and engineering services to be provided by the NEC Team under the Supply Agreement.

MAXIMUM AGGREGATE   The maximum aggregate of all Financed Invoices (as defined
FINANCING AMOUNT:   below) issued shall not exceed the lesser of 25% of the
                    [aggregate total price] (before any adjustments) as specified in Supply Agreement and US$184 million (such lesser amount "THE MAXIMUM AGGREGATE FINANCING AMOUNT").

UTILISATION:        All equipment and engineering services to be provided
                    under the Supply Agreement excluding optional items and other adjustments ("DELIVERABLES") scheduled to be provided under the Supply Agreement up to and including the 1st calendar quarter of 1998 will be invoiced and paid for 100% in cash in accordance with the terms of the Supply
                    Agreement.

                    In respect of subsequent Deliverables scheduled to be provided after that, a percentage of the contract amount for them will be financed by Lender. The remainder will be invoiced and paid in cash in accordance with the terms of the Supply Agreement. (This is subject to the next section relating to Transferred Assets).

                    The percentage to be financed will differ depending upon whether the Deliverables comprise equipment or engineering services and depending upon which NEC Team member has provided them. The (six) different percentages will be fixed so as to ensure that up to the Maximum Aggregate Financing Amount is financed, in the appropriate proportions referable to the three NEC Team members.

                    A single invoice (each a "FINANCED INVOICE") shall be issued by NEC at the end of each calendar quarter for the financed portion of all Deliverables in that quarter.

                    The principal amount of all Financed Invoices outstanding from time to time is referred to in this term sheet as "THE FINANCING AMOUNT".

TRANSFERRED ASSETS: It is intended that the Supply Agreement will allow for the transfer of equipment and the provision of engineering services to eligible third parties nominated by Borrower. Any such nomination:

                    - must comprise of one or more distinct SANs (or other
                      complete items of equipment) and all related materials, equipment and engineering services; and

                    - must be notified to Lender as soon as reasonably
                      practicable and (if Borrower wishes Lender to make available, or continue to make available, finance in respect of such Transferred Assets) at least three months before the transfer or provision to the third party.

                    Any equipment and services which are, or are to be, transferred or provided to third parties in this way in accordance with the Supply Agreement are referred to in this term sheet as "TRANSFERRED ASSETS". Borrower shall remain fully liable in respect of any payments to be made in respect of any Transferred Assets. Borrower shall fully indemnify each member of the NEC Team against any consequences of the transfer or provision to third parties, including without limitation currency exposure and other costs and expenses incurred.

                    Lender's commitment to provide financing as set out above shall still apply to any Transferred Assets if:

                    - the third party concerned is, or is controlled by, a
                      Guarantor; and

                    - any equipment transferred remains beneficially owned by a
                      Guarantor and becomes subject to Lender's first priority security as referred to below.

                    In the case of any other Transferred Assets, Lender's commitment to provide financing as set out above shall not apply; but the NEC Team shall consider in good faith any request made by Borrower to provide financing in respect of such Assets. Immediately on the relevant third party nomination being made. Borrower shall (unless the NEC Team agrees otherwise in response to a request as above) prepay any Financed Invoices if and to the extent that they related to the Transferred Assets involved and the Maximum Aggregate Financing Amount shall be reduced by 25% of their total value as invoiced by NEC.

INTEREST RATE AND   Interest on the Financing Amount will be payable quarterly
PAYMENT:            in arrears in cash in US$ at a rate of six-month US$ LIBOR plus 200 basis points.

PREPAYMENT:         The circumstances in which prepayments must be made are to be discussed. Borrower will be entitled to prepay at any time on reasonable notice subject to a minimum of US$5 million, with payment of breakage costs where applicable but with no penalty.

MATURITY AND        Each Financed Invoice will be payable in cash in US$ on the
REPAYMENTS          third anniversary of the date of invoice.

SECURITY:           NEC will not have ICO shareholder guarantees or other
                    outside credit support. NEC will be granted security over all assets owned legally or beneficially by any member of the ICO Group, such security to rank first in priority alongside and pari passu with other first priority senior lenders.

                    NEC will share voting and enforcement rights in respect of such security with those other senior lenders on a pro rata basis. But NEC will in any event be entitled to enforce its security, if it is minded to do so, if six months elapses after an event of default occurs and it is not cured; or if two payment defaults occur within any period of 12 months.

                    Other inter-creditor arrangements will be agreed; but nothing in those arrangements will limit NEC's contractual rights under the Supply Agreement and this financing. The inter-creditor arrangements must provide that lenders enjoying the benefit of ICO shareholder guarantees or other outside credit support will look first to those (rather than to the security) to satisfy ICO's obligations to them in the event of default.

CONDITIONS          The availability of the financing generally, and each
PRECEDENT:          utilisation by way of a Financed Invoice, will be subject
                    to various conditions precedent. These are to be agreed, but they will include those which are either customary in credit agreements for major financings or otherwise reasonably considered appropriate by the NEC Team in this case.

                    They will include:

                    - approval by Holdings' board of ICO business plan dated
                      February 3, 1997 and NEC Team receipt and review of, and reasonable concurrence with that business plan; and

                    - certain reasonable criteria (yet to be determined, but
                      intended insofar as practicable to be objective rather than subjective) relating to the satellites intended to form part of the ICONET system.

REPRESENTATIONS     Borrower and each Guarantor will make, and agree to repeat
AND WARRANTIES:     during the term, certain representations and warranties.
                    These have yet to be finalised, but they will include those which are customary in credit agreements for major financings and others reasonably considered appropriate by the NEC Team in this case. They will be subject to agreed disclosure, including relating to the [TRW litigation].

UNDERTAKINGS:       Borrower will give various undertakings. These have yet to be finalised, but they will include those customary in credit agreements for major financings and others reasonably considered appropriate by the NEC Team in this context.
                    They will include, without limitation, appropriate financial ratio undertakings

EVENTS OF DEFAULT:  The agreement will specify a number of events of default relating to Borrower and other members of the ICO Group. These will include those customary in credit agreements for major financings and others reasonably considered appropriate by the NEC Team in this context.

                    Upon the occurrence of any event of default (taking into account any customary grace and remedy periods). Lender may cancel its commitment and/or demand immediate repayment of all Financed Invoices and other outstanding amounts and/or, subject to the terms of the inter-creditor arrangements, enforce its security.

INDEMNIFICATION:    Borrower will indemnify each member of the NEC Team against all losses, liabilities, claims, proceedings, damages, costs and expenses relating to this financing, except to the extent they result from the indemnified party's gross negligence or wilful default.

MANAGEMENT/COMMIT-  150 basis points, calculated in US$ by reference to the
MENT FEE:           initial Maximum Aggregate Financing Amount.

                    One half of this fee shall be payable by Borrower to NEC in cash on signing of the Supply Agreement. The second half shall be payable by Borrower to NEC in cash on 1 January 1998, together with interest at the rate of 12 month US$ LIBOR plus 200 basis points for the period from the date of the Supply Agreement up to the date of payment.

EXPENSES:           Borrower will pay all legal and other out-of-pocket expenses of each member of the NEC Team related to any enforcements of this financing transaction.

TRANSFER AND        Lender will have the right, and Borrower acknowledges the
ASSIGNMENTS:        NEC Team's intention, to transfer or sell participations in its commitments and/or in the Financing Amount. Assignments will be allowed, subject to Borrower's consent, not to be unreasonably withheld. References to NEC, NEC Team and Lender shall, where appropriate, include transferees and assignees.

GOVERNING LAW:      English law and jurisdiction of English courts, with
                    security documentation governed by local law(s) and/or allowing for local jurisdiction to the extent considered necessary or desirable by the NEC Team.

DOCUMENTATION:      The long form documentation will include all customary
                    financing agreement provisions reasonably considered appropriate by the NEC Team and as negotiated and agreed by Borrower.

                    It is acknowledged by both sides that this summary deals only with the points currently considered to be the principal ones. Further provisions and issues will arise in the negotiation of the long form documentation.

SCHEDULE 11: PAYMENT SCHEDULE

                                PAYMENT SCHEDULE

1.   INTRODUCTION

1.1 Instalments of the Price shall become payable by ICO to the Contractor in accordance with the following provisions of this Payment Schedule.

1.2 In this Payment Schedule, the following expressions shall refer to the relevant categories or, as the case may be, sub-categories as identified in the Price List:

     NRE

     Hardware

     Software Licence

     Services and its sub-categories as identified in sheet II.6 Price Summary (Services - Break Down) in the Price List:

          Installation and Testing

          Project Management

          Additional Warranty

          Freight & Insurance

          Training

          Services (as a sub-category of Services in relation to SBS)

          In Country Services

          System Integration Test

          Installation

          Test

          Project Management and System Integration

          Supervision & Co-ordination of Delivery and Transportation

1.3 In this Payment Schedule, each of the following expressions shall refer to the relevant sub-system as identified in the Price List:

     RFT

     SBS

     PCS

     SWITCH

     TNM

     NMC/SRMC SAN-OSS ("NMS")

     STE

     SI&PM

     AX+B

1.4 In this Payment Schedule the following definitions are used in addition to those prevailing in the remainder of this Agreement:

     "Engineering Portion" means those parts of the Price attributable to NRE and Services (except for Freight & Insurance and Additional Warranty).

     "Equipment Portion" means those parts of the Price attributable to Hardware; Software Licence; and Freight & Insurance and Additional Warranty.

     "Price List" means the detailed price list contained in appendix 2 of
     Schedule 6 to this Agreement.

     "Site" means each of the following sites as identified in the Price List, namely SAN ICO-NET (a generic term referring to the IGF and common infrastructure not an actual site), SAN USA, SAN Australia, SAN Germany, SAN South Africa, SAN India, SAN Brazil, SAN Chile, SAN Mexico, SAN UAE, SAN Indonesia, SAN China, SAN Korea, NMC Primary and NMC Back-up.

     "Sub-System" means each of RFT, SBS, PCS, SWITCH, TNM, NMC/SRMC SAN-OSS ("NMS"), STE. SI and PM. and AX+B.

     "Sub-System Amount" in relation to any Sub-System means that part of the Engineering Portion or the Equipment Portion (as the case may be) attributable in accordance with the Price List to that Sub-System.

2.   EQUIPMENT PORTION

2.1        Instalments of the Equipment Portion shall become payable as follows:

2.1.1 On the date of this Agreement, * of the Equipment Portion for all Sub-Systems.

2.1.2 On completion of the Preliminary Design Review (as defined in the Statement of Work) of all relevant elements in any Sub-System, 5% of the relevant Sub-System Amount.

           Since there will not be a Preliminary Design Review for RFT, 5% of the relevant Sub-System Amount for that Sub-System shall be paid on completion of the Final Design

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

          Review (as defined in the Statement of Work) of all relevant elements of the RFT Sub-System (which may have already occurred) in addition to the amount then payable as specified in clause 2.1.3 below.

          In relation to the SWITCH Sub-System, the Preliminary Design Review for R 8 (as defined in the Statement of Work) is for these purposes to be treated as the Preliminary Design Review for the MSSC/VLR, AuC/EIR and HLR elements, each as identified in the Statement of Work; each of the OSS and HPN elements, as so identified, has its own Preliminary Design Review.

          There is no separate Preliminary Design Review for the AX+B Sub-System, because each element in it is referable to one of the other Sub-Systems. For the purposes of this clause 2.1.2, * of the Sub-System amount referable to each element of the AX+B Sub-System shall be payable when the * payment being made under this clause in respect of the other Sub-System to which such element is referable shall be payable or, if later, when the Preliminary Design Review for that element is completed.

2.1.3 On completion of the Final Design Review (as defined in the Statement of Work) of all relevant elements in any Sub-System, * of the relevant Sub-System Amount.

          In relation to the SWITCH Sub-System, the Final Design Review for R 8 (as defined in the Statement of Work) is for these purposes to be treated as the Final Design Review for the MSSC/VLR. AuC/EIR and HLR elements, each as identified in the Statement of Work: each of the OSS and HPN elements, as so identified, has its own Final Design Review.

          There is no separate Final Design Review for the AX+B Sub-System, because each element in it is referable to one of the other Sub-Systems. For the purposes of this clause 2.1.3, * of the Sub-System amount referable to each element of the AX+B Sub-System shall be payable when the * payment being made under this clause in respect of the other Sub-System to which such element is referable shall be payable or, if later, when the Final Design Review for that element is completed.

2.1.4 On completion of the production of * of any Sub-System applicable to a Site, * of the relevant Sub-System Amount referable to that Site.

          For the purposes of this clause 2.1.4. "completion of the production of * of any Sub-System applicable to a Site" shall be deemed to have occurred when * (by value calculated in accordance with the Price
          List) of the Hardware comprised in that Sub-System which is to be delivered to that Site has either been shipped (as evidenced

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

          by a bill of lading or equivalent shipping document) or, in the case of Hardware being delivered other than via ship or plane, otherwise been delivered to the Site.

2.1.5 On shipment (as evidenced by a bill of lading or equivalent shipping document) of any item of Hardware, or in the case of Hardware being delivered other than via ship or plane its delivery to the relevant Site, * of the relevant Sub-System Amount referable to that Hardware.

          For purposes of this clause 2.1.5, the proportion of any Sub-System Amount referable to any Hardware being delivered to any Site shall be the same proportion of the Sub-System Amount (including the elements attributable to Hardware, Software Licence, Freight & Insurance and Additional Warranty) as the proportion which such Hardware represents in terms of value (as calculated by reference to the Price List) to all of the Hardware forming part of the relevant Sub-System which is to be delivered to that Site pursuant to this Agreement.

2.1.6 On delivery of any Hardware to a Site, * of the relevant Sub-System Amount referable to that Hardware.

          For the purposes of this clause 2.1.6, the proportion of any Sub-System Amount referable to any Hardware being delivered to any Site shall be the same proportion of the Sub-System Amount (including the elements attributable to Hardware, Software Licence, Freight & Insurance and Additional Warranty) as the proportion which such Hardware represents in terms of value (as calculated by reference to the Price List) to all of the Hardware forming part of the relevant Sub-System which is being delivered to that Site pursuant to this
          Agreement: and in the case of Hardware in respect of which a bill of lading (or equivalent shipping document) is issued, delivery to the Site shall be deemed to occur two months after the date of that bill of lading (or equivalent shipping document).

2.1.7 On completion of the installation of * of any Sub-System (or in the case of NMS and AX+B, any element of a Sub-System) applicable to a Site, * of the relevant Sub-System Amount referable to that Site (and, in the case of NMS and AX+B, referable to the relevant element of the Sub-System).

          For the purpose of this clause 2.1.7, "completion of the installation of * of any Sub-System (or in the case of NMS and AX+B, any element of a Sub-System) applicable to a Site" shall be defined as and be deemed to occur on the date being in the case of a Sub-System (or in the case of NMS and AX+B, the relevant element of the Sub-System) consisting of a:


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

2.1.7.1 RFT:        3 months after the commencement of installation.

2.1.7.2 TNM:        1 month after the commencement of installation.

2.1.7.3 NMS:        1 month after the commencement of installation in respect
               of SAN-OSS including SRMC functions and TMOS WS and 5 months after the commencement of the installation in respect of NMC Primary and NMC Back-up.

2.1.7.4 SBS:        1 month after the commencement of installation.

2.1.7.5 SW:         2 months after the commencement of installation.

2.1.7.6 PCS:        3 months after the commencement of the installation.

2.1.7.7 STE:        1 month after the commencement of the installation.

2.1.7.1 AX+B        Each element in the AX+B Sub-System is referable to one of the other Sub-Systems or, in the case of NMS, an element of another Sub-System. For the purposes of this clause 2.1.7.1, completion of * of the installation of each element of the AX+B Sub-System applicable to a Site shall be deemed to occur under this clause when completion of * of the installation at that Site in respect of the other Sub-System, or as the case may be element from another Sub-System, to which such element of the AX+B Sub-System is referable shall be deemed to have occurred. For the purposes of this clause 2.1.7, "commencement of installation" in relation to any Sub-System (or in the case of NMS, the relevant part of a Sub-System) at any Site shall be defined as and be deemed to occur on the actual date when installation of such Sub-System (or, as the case may be, part of a Sub-System) commenced at that Site or, in a case where any of the Hardware forming part of that Sub-System (or, as the case may be, part of a Sub-System) has been delivered to that Site in circumstances where the Site is not available by the appropriate Ready for Access Date as required by the Supply Agreement, the date of arrival of that Hardware at that Site.

2.1.8   On Level 2 Handover Date, * of the Equipment Portion of all
Sub-Systems.

2.2 In case of delay due to NEC Team's responsibility, payment will start from the actual occurrence of each event. In case of delay due to ICO's responsibility, the original schedule will be kept.


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

       2.3 It is the intention of the parties that the above provisions cover 100%, no more and no less, of all of the Equipment Portion. If and to the extent that any part of the Equipment Portion is not covered by them, the parties shall negotiate in good faith to agree the basis on which the missing part is to be paid, which shall so far as possible be consonant with the instalment provisions set out above. To the extent that they cannot so agree, the missing part shall be payable on or before the Level 2 Handover Date.

3.     ENGINEERING PORTION

3.1    Instalments of the Engineering Portion shall become payable as follows:

3.1.1 On the date of this Agreement, * of the Engineering Portion for all Sub-Systems.

3.1.2 80% of the Engineering Portion referable to each element (that is, NRE and each sub-category of Services except for Freight & Insurance and Additional Warranty) shall be payable by quarterly instalments on the relevant basis as set out in whichever of clauses 3.1.2.1 to 3.1.2.4 applies to such element.

       Each of those clauses refers to equal quarterly instalments being payable during a period. In each case, the intention is that there shall be as many instalments as there are scheduled at the outset (that is, as shown in the Master level Schedule as at the date of this Agreement) to be complete quarters -- that is, complete periods of three months -- in the relevant period. So if the period is shown in the Master Level Schedule as at the date of this Agreement as being 14 months, there will be four instalments.

       The first instalment shall be paid at the end of the first quarter in the period; the second at the end of the second quarter and so on. However, the final instalment shall be paid at the end of the period when it actually occurs (rather than when it was at the outset scheduled to occur), even if that is not at the end of a complete quarter.

       By way of example, if a period starting on January 15 which was at the outset scheduled to be 14 months in fact lasts for 16 months and five days, the instalments shall be payable at the end of the 3rd, 6th and 9 months (that is, on April 14, July 14 and October 14 in the same year) and after 16 months and five days (that is, May 19 in the next year) respectively.



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

3.1.2.1 First basis: * of the Engineering Portion for all Sub-Systems referable to NRE shall be payable in equal quarterly instalments during the period from the date of this Agreement up to and including the scheduled date of the last shipment of any of the Hardware (as shown in the Master Level Schedule as at the date of this Agreement).

3.1.2.2 Second basis: * of the Engineering Portion for all Sub-Systems referable to those of the Services listed in clause 3.2.2 below shall be payable in equal quarterly instalments during the period from the date of this Agreement up to and including the scheduled date of the Level 2 Handover Date (as shown in the Master Level Schedule as at the date of this Agreement).

3.1.2.3 Third basis: * of the Engineering Portion for each Sub-System for each Site referable to those of the Services listed in clause 3.2.3 below shall be payable in equal quarterly instalments during the period from the scheduled commencement of installation of the Sub-System at that Site through to the scheduled completion of the test (phase 2.1) in respect of that Sub-System at that Site (both as shown in the Master Level Schedule as at the date of this Agreement).

3.1.2.4 Fourth basis: * of the Engineering Portion for each Sub-System for each Site referable to those of the Services listed in clause
             3.2.4 shall be payable in equal quarterly instalments for the period from the scheduled commencement of the provision of that Service in respect of that Sub-System at that Site up to the scheduled completion of that provision (both as shown in the Master Level Schedule as at the date of this Agreement).

3.1.3 On the Level 2 Handover Date, * of the Engineering Portion for all Sub-Systems.

3.2.1 The first basis set out in clause 3.1.2.1 shall not apply to any Services.

3.2.2 The second basis set out in clause 3.1.2.2 shall apply to the following Services: Project Management and System Integration.

3.2.3 The third basis set out in clause 3.1.2.3 shall apply to the following Services: Installation and Testing; System Integration Test; Installation; Test: Supervision & Co-ordination of Delivery and Transportation; Services (as a sub-category of Services in relation to SBS) and In-Country Services.

3.2.4 The fourth basis set out in clause 3.1.2.4 shall apply to the following Services: Training.


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

3.3 In case of delay due to NEC Team's responsibility, payment will start from the actual occurrence of each event. In case of delay due to ICO's responsibility, the original schedule will be kept.

3.4 It is the intention of the parties that the above provisions cover 100%, no more and no less, of all of the Engineering Portion. If and to the extent that any part of the Engineering Portion is not covered by them, the parties shall negotiate in good faith to agree the basis on which the missing part is to be paid, which shall so far as possible be consonant with the instalment provisions set out above. To the extent that they cannot so agree, the missing part shall be payable on or before the Level 2 Handover Date.

4.           MISCELLANEOUS

4.1 The Contractor shall comply with its obligations under clause 19 of this Agreement as regards reporting to ICO on the actual progress of the Works.

4.2 At any time, by reason of an exercise of an option by ICO or otherwise, the Contractor becomes obliged to provide to ICO pursuant to this Agreement any additional item (whether goods or services), then subject to any agreement between the parties to the contrary it shall be treated as part of the relevant Sub-System deliverable to the relevant Site. The applicable price for such item shall be treated as part of the Equipment Portion or the Engineering Portion, as the case may be and shall be payable in accordance with the provisions of this Payment Schedule. Accordingly, * of its price shall be payable immediately (pursuant to clause 2.1.1 or 3.1.1, as the case may be) and any other part of the price which has already become due shall also be immediately payable.

4.3 Payments in respect of ICONET Integration shall be payable in accordance with clause 14 of this Agreement.

4.4 There is attached to this Payment Schedule a Payment Schedule Classification, based on the Price List, to facilitate invoicing under this Agreement. In the event of any conflict between the Price List and the Payment Schedule Classification, the Price List shall prevail.

4.5 Clause 16.2 of this Agreement refers to appropriate supporting paperwork which must accompany any Cash Invoice. The parties agree to negotiate in good faith with a view to signing a written memorandum within 60 days of the date of this Agreement specifying what supporting paperwork will be deemed appropriate for each category of payment under this Payment Schedule and clause 14 of this Agreement.


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

          I. PAYMENT SCHEDULE CLASSIFICATION SUMMARY (IN THOUSAND US$)

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

               * [III.1 RFT PRICE LIST 2 PAGES HAS BEEN REDACTED]



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                  III.1 PAYMENT SCHEDULE CLASSIFICATION - RFT
                         * [5 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                        *

                                        *

                  III.2 PAYMENT SCHEDULE CLASSIFICATION - SBS
                      * [3 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                        *

                  III.3 PAYMENT SCHEDULE CLASSIFICATION - PCS
                          * [1 PAGE HAS BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                 III.4 PAYMENT SCHEDULE CLASSIFICATION - SWITCH
                         * [6 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                        *

                                        *

                  III.5 PAYMENT SCHEDULE CLASSIFICATION - TNM
                      * [3 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                        *

            III.6 PAYMENT SCHEDULE CLASSIFICATION - NMC/SRMC/SAN-OSS
                          * [2 PAGES BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

              III.7 SPECIAL TEST EQUIPMENT (STE) (IN THOUSAND US$)
                           * [3 PAGES BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

        III.8 SYSTEM INTEGRATION & PROJECT MANAGEMENT (IN THOUSAND US$)
                          * [1 PAGE HAS BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                    III. 9 AX+B PRICE LIST (IN THOUSAND US$)
                        * [10 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                        *

                                        *

                                        *

                                        *

                                    [BLANK]

SCHEDULE 12: ACCEPTANCE CERTIFICATE

                  SCHEDULE:    FINAL ACCEPTANCE CERTIFICATE


                                                     Date _________________ 2000


NEC Corporation
7-1, Shiba 5-Chome,
Minato-ku
Tokyo 108-01
Japan

Supply Agreement Between NEC Corporation and ICO Global Communications (Operations) Limited (Contract Number ICOO/97-1016/GW) dated _____ March 1997

This Final Acceptance Certificate is issued to NEC Corporation (the Contractor) by ICO Global Communications (Operations) Limited (ICO) to record ICO's acceptance of the Contractor having satisfied, in accordance with clause 35 of the Supply Agreement, the Level 2 Acceptance Criteria for the Deliverables comprising the ICONET Ground Facilities which ICO is accepting. The Level 2 Handover Date for such Deliverables is _____________.

The issue of this Final Acceptance Certificate by ICO to the Contractor does not relieve the Contractor of its obligations to rectify the faults and temporary fixes in the Deliverables covered by this Final Acceptance Certificate including any which are identified in the attached schedule and which are to be rectified in accordance with the times specified therein. Further, the issue of this Final Acceptance Certificate does not relieve or modify the obligations and responsibilities of the Contractor under the Supply Agreement, save as expressly set out herein.

The risk of loss and damage to the Deliverables which ICO is accepting as at the Level 2 Handover Date shall pass from the Contractor to ICO at 00.01 GMT on ___________ 2000 and the Contractor's warranty associated with such Deliverables to be provided in accordance with clause 40 of the Supply Agreement shall commence at the same time.

_________________________

Supervising Officer
ICO Global Communications (Operations) Limited

                                    [BLANK]

SCHEDULE 13: IGFR

[ICO LOGO]                                [ICO GLOBAL COMMUNICATIONS LETTERHEAD]


                      ICONET GROUND FACILITIES REQUIREMENTS
                                    DOCUMENT


                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED

CONFIDENTIALITY STATEMENT

All information contained in this document is confidential and propriety to ICO Global Communications or any other member of the ICO Global Communications Group and intended only for the addressee to whom this copy is addressed. The recipient shall neither copy, distribute, disclose or use the information contained in it for any purpose other than for which this document has been made available nor permit anyone else to do the same. The recipient shall be held fully liable for any wrongful disclosure or use of any of the information contained in this document by him, or his officers or employees or anyone else to whom he makes the information available.

                      DOCUMENT NO.:     EN-IG-ICO-RQ/000014
                      VERSION:          25
                      DATE:             17-February-1997

              APPROVED                                        APPROVED
           CHIEF ENGINEER                            CHIEF ENGINEERING OFFICER
                (NEC)                                          (ICO)
             Akira Fujii                                    Keith Smith

          /s/ Akira Fujii                                 /s/ Keith Smith

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

6.52.6. HPN SYNCHRONISATION PLANNING

         6.52.6.1. The IGF shall permit access on a burst-by-burst basis to the forward and return HPN channels from any SAN in view of the satellite.

         6.52.6.2. The IGF shall transmit HPN and BCCH at the appropriate times to ensure that the satellite peak power does not rise above the level to be used when only HPN or BCCH is to be used.

         6.52.6.3. The HPN subsystem shall pre-correct the frequency to allow for the Doppler components of uplink feeder link and downlink mobile link.

6.52.7. HPN SATELLITE CONTROL

         6.52.7.1. The PCS subsystem and HPN subsystem shall operate in a co-ordinated manner to ensure that real-time satellite control commands and HPN messages arrive at the satellite with a fixed time offset.

         6.52.7.2. The PCS shall permit switching of the HPN transponder on a burst-by-burst basis for the transmission of HPN information.

         6.52.7.3. The PCS shall permit switching of the HPN transponder channelisation (i.e. the HPN Index Tables) such that there is no loss of HPN transmitting capacity.

         6.52.7.4. The IGF shall ensure that knowledge of the HPN transponder channelisation is shared by the NMS and PCS subsystems in the sub-satellite network.

         6.52.7.5. The IGF shall ensure that knowledge of the frequency availability in each beam is shared by the NMS and the other HPN SRMS subsystems in the sub-satellite network.

         6.52.7.6. The IGF shall permit switching of the HPN channelisation to ensure that the frequencies required for operation in a region can be provided.

6.52.8. HPN LOCATION PHASE PLANNING

         6.52.8.1. The IGF shall transmit BCCH/HP information at the appropriate times and frequencies in each beam of each satellite as the satellites move to ensure that the UTs can achieve and maintain synchronisation.

         6.52.8.2. The SRMC shall develop location phase time plans that allows, for the reference ICO constellation, transmission of BCCH/HP to every point on the Earth at the appropriate BCCH/HP time slot nominally every [10] HPN frames using maximum satellite diversity.

         6.52.8.3. The SRMC shall develop location phase time plans which allows, for the reference constellation, transmission of BCCH/HP such that every point on the Earth receives a burst at least once every HPN frame using maximum satellite diversity.

         6.52.8.4. The IGF shall, at registration on the ICO system, assign to each UT the parameters for BCCH/HP operation including:
                  1. Location Phase slot associated with the UT position (SBS)
                  2. Subscription status of the UT (MSSC).

6.52.9. HPN CHANNEL MANAGEMENT

         6.52.9.1. The HPN subsystem at a SAN shall permit access on a burst-by-burst basis to the forward and return HPN channels from any SAN in view of the satellite.

         6.52.9.2. The HPN subsystem shall permit all SANs in a sub-satellite network access to all satellites (forward and return HPN channels) on the basis of demand and with fair arbitration between SANs.

         6.52.9.3. The HPN subsystem shall ensure that multiple SANs do not simultaneously access the forward link HPN satellite transponder.

         6.52.9.4. The HPN subsystem shall co-ordinate the use of the return link channel in a beam-by-beam basis by assigning appropriate return link frequencies, and possibly signatures, for use on the acknowledgement channel.

         6.52.9.5. The HPN subsystem shall implement a method of applying diversity to maximise message delivery success. Diversity methods shall be:
                  1. Satellite diversity
                  2. Time diversity (micro and macro).

         6.52.9.6. The HPN subsystem shall apply diversity methods to maximise the overall grade of service considering:
                  1. Traffic levels
                  2. Message delay
                  3. Statistics (temporal and spatial) on channel decorrelation

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

AMENDMENT RECORD

================================================================================
                 DATE          CN NO.           REASON FOR CHANGE
================================================================================
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
================================================================================



                                                                  Page ii of 192


                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------


                               TABLE OF CONTENTS

1. GENERAL ...................................................................................................................    1

1.1. PURPOSE..................................................................................................................    1
1.2. ELEMENTS OF THE ICONET GROUND FACILITIES ................................................................................    1
  1.2.1. General..............................................................................................................    1
  1.2.2. SAN .................................................................................................................    1
  1.2.3. NMC and Backup NMC ..................................................................................................    2
  1.2.4. Operational Test and Development Facility (OT&DF) (F/R) .............................................................    2
  1.2.5. Miscellaneous Equipment .............................................................................................    2
  1.2.6. Buyer Furnished Equipment ...........................................................................................    3
1.3. RELATED DOCUMENTS........................................................................................................    6
  1.3.1. Incorporation by Reference...........................................................................................    6
  1.3.2. Precedence...........................................................................................................    6
  1.3.3. List of Incorporated Documents ......................................................................................    6
  1.3.4. List of Air Interface Documents......................................................................................    6
  1.3.5. List of Reference Documents..........................................................................................    6
1.4. NOTATION CONVENTIONS.....................................................................................................    7
  1.4.1. Square Brackets, TBD, and TBR........................................................................................    7
  1.4.2. Future Requirements..................................................................................................    7
  1.4.3. Options..............................................................................................................    7
2. DEFINITIONS & ACRONYMS ....................................................................................................    8

3. BASIC REQUIREMENTS.........................................................................................................   12

3.1. ICONET GROUND FACILITY DEFINITION .......................................................................................   12
3.2. SYSTEM DESCRIPTION ......................................................................................................   12
3.3. EXTERNAL INTERFACES .....................................................................................................   12
  3.3.1. General..............................................................................................................   12
  3.3.2. RF Interface.........................................................................................................   12
  3.3.3. IF Interfaces ........................................................................................................   12
  3.3.4. Terrestrial Network Interfaces.......................................................................................   12
  3.3.5. ADC Interface .......................................................................................................   13
  3.3.6. Data Communications Interface .......................................................................................   13

4. END-USER SERVICES .........................................................................................................   14

4.1. BASIC TELESERVICES ......................................................................................................   14
  4.1.1. Speech Services .....................................................................................................   14
  4.1.2. Short Message Services ..............................................................................................   14
  4.1.3. Facsimile Services ..................................................................................................   15
4.2. BASIC BEARER SERVICES ...................................................................................................   16
  4.2.1. Circuit Mode Data Services (up to 9600 bps) using GSM Standard ......................................................   16
  4.2.2. Circuit Mode Data Services (up to 38.4 kbps) using GSM Standard .....................................................   16
  4.2.3. Alternate Voice and Data Services Using Voice Codec Signalling ......................................................   16
4.3. GSM SUPPLEMENTARY SERVICES ..............................................................................................   17
  4.3.1. General..............................................................................................................   17
  4.3.2. Line Identification Services ........................................................................................   17
  4.3.3. Call Forwarding Services ............................................................................................   17
  4.3.4. Call Waiting and Call Hold Services .................................................................................   18
  4.3.5. Multi-party Services ................................................................................................   18
  4.3.6. Closed User Group Services ..........................................................................................   18
  4.3.7. Call Restriction Services ...........................................................................................   18
  4.3.8. Advice of Charge Services ...........................................................................................   18
4.4. ICO SPECIFIC SERVICES ...................................................................................................   19
  4.4.1. High Penetration Notification (HPN) Service .........................................................................   19
  4.4.2. ICO Dual-numbering (OPTION) .........................................................................................   20


                                                                 Page iii of 192


                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

  4.4.3. Natural Language Support ............................................................................................   20
4.5. MAIL AND MESSAGING SERVICES (OPTION) ....................................................................................   20
  4.5.1. Generic Messaging Platform Requirements..............................................................................   20
  4.5.2. Voice Mailbox........................................................................................................   21
  4.5.3. Fax Mailbox (F/R) ...................................................................................................   21
  4.5.4. Email (F/R) .........................................................................................................   21
  4.5.5. SMS .................................................................................................................   21
  4.5.6. Mailbox Access and Retrieval ........................................................................................   22
  4.5.7. Mailbox Notification ................................................................................................   23
  4.5.8. Access to External Systems ..........................................................................................   23
4.6. ADVANCED SERVICES (F/R) .................................................................................................   23
  4.6.1. General IN Platform Requirements ....................................................................................   23
  4.6.2. IN Services .........................................................................................................   26
4.7. SUBSCRIPTION TO ICO SERVICES ............................................................................................   28
  4.7.1. General .............................................................................................................   28
  4.7.2. Subscription Profiles in the HLR/VLR ................................................................................   28
  4.7.3. Subscriber Profiles in the IN Platform (F/R) ........................................................................   29
  4.7.4. Subscriber Profiles in the Messaging Platform (OPTION)...............................................................   29
4.8. CELLULAR/SATELLITE ROAMING...............................................................................................   29
  4.8.1. General .............................................................................................................   29
  4.8.2. Roaming with IS.41 Based Networks (OPTION) ..........................................................................   29
  4.8.3. Roaming with PDC Networks (OPTION) ..................................................................................   29
  4.8.4. Roaming with GSM Based Networks .....................................................................................   30
  4.8.5. Generic Roaming Functions (OPTION, except for GSM roaming) ..........................................................   30
  4.8.6. Protocol Support.....................................................................................................   32
  4.8.7. Provisioning Functions (OPTION)......................................................................................   32
  4.8.8. Network Management Functions (OPTION)................................................................................   32
  4.8.9. Availability of Products and Services to Roaming Subscribers.........................................................   33
4.9 OTHER VALUE-ADDED SERVICES................................................................................................   35
4.10. SPECIALISED TERMINALS ..................................................................................................   35
  4.10.1. Multichannel Terminals (F/R) .......................................................................................   35
  4.10.2. Semi-fixed Terminals................................................................................................   35

5. ADMINISTRATION AND SUPPORT SERVICES .......................................................................................   36

5.1. BILLING SERVICES ........................................................................................................   36
  5.1.1. Call Detail Recording in the MSSC....................................................................................   36
5.2. PROVISIONING SERVICES....................................................................................................   38
  5.2.1. Subscriber Administration in the HLR.................................................................................   38
  5.2.2. Subscriber Administration in the Cellular/Satellite Interworking Function (CS-IWF) (OPTION) .........................   38
  5.2.3. Subscriber Administration in the Messaging Platform (OPTION) ........................................................   38
  5.2.4. Subscriber Administration in the Service Control Point (SCP) (F/R) ..................................................   39
  5.2.5. Administration of Secret Keys in the Authentication Centre (AuC) ....................................................   39
  5.2.6. Administration of Secret Keys in the Cellular/Satellite Interworking Function (CS-IWF) (OPTION)......................   39
5.3. MOBILE EQUIPMENT MONITORING .............................................................................................   39
5.4. CUSTOMER CARE AND OPERATOR SUPPORT ......................................................................................   40
  5.4.1. General..............................................................................................................   40
  5.4.2. Operator Determined Barring (ODB) ...................................................................................   40
  5.4.3. Operator Controlled Diversion .......................................................................................   40
  5.4.4. Subscriber Specific Announcements ...................................................................................   40
  5.4.5. Subscriber Tracing ..................................................................................................   40
5.5. FRAUD MANAGEMENT SERVICES................................................................................................   40

6. GENERIC SYSTEM FUNCTIONS ..................................................................................................   42

6.1. NUMBERING, ADDRESSING AND IDENTIFICATION ................................................................................   42
  6.1.1. International Mobile Subscriber Identification ......................................................................   42
  6.1.2. Mobile Station International ISDN Numbers ...........................................................................   42
  6.1.3. Mobile Station Roaming Numbers ......................................................................................   42
  6.1.4. International Mobile Equipment Identity .............................................................................   42


                                                                  Page iv of 192


                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

6.2. RADIO CONNECTIVITY BETWEEN USER TERMINALS, SATELLITES AND SANS ..........................................................   43
6.3. PSTN/ISDN/PLMN INTERCONNECTION ..........................................................................................   43
6.4. SECTION NOT USED ........................................................................................................   44
6.5. DCN SUBSYSTEM ...........................................................................................................   44
  6.5.1. Network Management DCN ..............................................................................................   44
  6.5.2. Voice Service Network (F/R) .........................................................................................   44
6.6. REGISTRATION AND IMSI ATTACH/DETACH .....................................................................................   46
  6.6.1. Basic Capabilities for Registration .................................................................................   46
  6.6.2. Registration Procedures .............................................................................................   46
  6.6.3. Registration Cases ..................................................................................................   46
  6.6.4. Denial of Registration ..............................................................................................   47
6.7. CALL ROUTING.............................................................................................................   47
  6.7.1. MSSC Call Routing ...................................................................................................   47
  6.7.2. TNM Routing .........................................................................................................   47
6.8. MP PAGING ...............................................................................................................   48
6.9. SECTION NOT USED ........................................................................................................   48
6.10. SECTION NOT USED .......................................................................................................   48
6.11. DIVERSITY SATELLITE PATH ALLOCATIONS AND USAGE .........................................................................   48
  6.11.1. Diversity Capacity .................................................................................................   48
  6.11.2. Diversity Path Allocation and De-allocation ........................................................................   48
  6.11.3. Transmission and Reception Over Diversity Path .....................................................................   49
6.12. HANDOVERS ..............................................................................................................   49
6.13. SUBSCRIBER IDENTITY AUTHENTICATION .....................................................................................   50
6.14. ENCRYPTION .............................................................................................................   50
6.15. IMEI CHECKING ..........................................................................................................   50
6.16. CAUSES, TONES AND ANNOUNCEMENTS ........................................................................................   50
6.17. ECHO CANCELLATION ......................................................................................................   51
6.18. TERRESTRIAL MODEM POOLS ................................................................................................   51
6.19. UT POSITION INFORMATION ................................................................................................   51
  6.19.1. Position Information Determination .................................................................................   51
  6.19.2. Conversion of Frequency and Time Measurement to Position ...........................................................   52
  6.19.3. Usage of UT Position Information ...................................................................................   52
  6.19.4. Mapping of UT Position to Service Area .............................................................................   52
  6.19.5. Handling of UT-supplied Position Information .......................................................................   52
6.20. LEGAL INTERCEPTION......................................................................................................   52
6.21. FORCED CALL ROUTING (F/R) ..............................................................................................   53
6.22. PURGING OF LOCATION REGISTERS ..........................................................................................   53
6.23. ICO SPACE SEGMENT AND SANS .............................................................................................   53
6.24. SECTION NOT USED .......................................................................................................   54
6.25. RADIO SYNCHRONISATION ..................................................................................................   54
   6.25.1. Time Synchronisation...............................................................................................   54
   6.25.2. Frequency Synchronisation .........................................................................................   56
   6.25.3. Terrestrial Network Synchronisation ...............................................................................   59
6.26. AIR INTERFACE ELEMENTARY AND STRUCTURED PROCEDURES .....................................................................   59
   6.26.1. Air Interface Elementary Procedures ...............................................................................   59
   6.26.2. Structured Procedures .............................................................................................   61
6.27. UT/SUBSCRIBER ACCESS MANAGEMENT AND CONTROL ............................................................................   62
6.28. ACCESS CLASS HANDLING ..................................................................................................   62
   6.28.1. General ...........................................................................................................   62
   6.28.2. Barring of Access Classes .........................................................................................   62
   6.28.3. Unbarring of Access Classes .......................................................................................   62
6.29. SUBSCRIBER CLASS HANDLING (F/R) ........................................................................................   62
6.30. CLASSMARK HANDLING .....................................................................................................   63
6.31. CHANNEL MODE MODIFY ....................................................................................................   63
   6.31.1. Channel Mode Modify in the SBS and TNM ............................................................................   63
   6.31.2. Channel Mode Modify in the MSSC ...................................................................................   63
6.32. IN-CALL MODIFICATION ...................................................................................................   63
6.33. SUPPORT FOR DTMF .......................................................................................................   64


                                                                   Page v of 192

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

6.34. RELEASE OF RESOURCES ...................................................................................................   64
  6.34.1. General ............................................................................................................   64
  6.34.2. Release of Equipment, Satellite Spectrum and Satellite Power Resources .............................................   64
  6.34.3. Release of Resources External to IGF ...............................................................................   64
6.35. QUEUING ................................................................................................................   64
6.36. CONGESTION AND OVERLOAD ................................................................................................   65
6.37. C7 SIGNALLING LINK MONITORING...........................................................................................   65
6.38. VOICE CODING ...........................................................................................................   65
6.39. DTX ....................................................................................................................   65
6.40. SYSTEM INFORMATION BROADCASTING ........................................................................................   66
6.41. RADIO ACCESS MANAGEMENT ................................................................................................   66
  6.41.1. Paging Channel (PCH) ...............................................................................................   66
  6.41.2. Access Grant Channel (AGCH) ........................................................................................   66
  6.41.3. Random Access Channel (RACH) .......................................................................................   66
  6.41.4. Fast and Slow Associated Control Channels (FACCH and SACCH) ........................................................   67
6.42. RADIO SESSION MANAGEMENT ...............................................................................................   67
  6.42.1. Session Initiation Requirements ....................................................................................   67
6.43. LINK MONITORING ........................................................................................................   69
  6.43.1. Dedicated Channels .................................................................................................   69
  6.43.2. BCCH................................................................................................................   69
  6.43.3. RACH........................................ .......................................................................   69
6.44. SECTION NOT USED........................................................................................................   70
6.45. SECTION NOT USED .......................................................................................................   70
6.46. SECTION NOT USED .......................................................................................................   70
6.47. POWER CONTROL ..........................................................................................................   70
  6.47.1. SAN Automatic Power Control ........................................................................................   70
  6.47.2. SAN EIRP Control for TCH and DCCH ..................................................................................   70
  6.47.3. SAN EIRP Control for Forward Control Channels ......................................................................   71
  6.47.4. UT EIRP Control for TCH and DCCH ...................................................................................   71
  6.47.5. RACH................................................................................................................   71
  6.47.6. ACK/HP..............................................................................................................   72
6.48. SAN COVERAGE AND MANAGEMENT.............................................................................................   72
  6.48.1. SAN Coverage Access ................................................................................................   72
  6.48.2. Coverage Planning ..................................................................................................   72
6.49. SATELLITE EIRP MANAGEMENT ..............................................................................................   73
  6.49.1. Satellite RF Power Management Parameters ...........................................................................   73
  6.49.2. Satellite Transponder Gain Value Entry and Usage ...................................................................   74
  6.49.3. Rules for Generation of Satellite Power Management Parameters ......................................................   75
  6.49.4. Determination of SBS and HPN and SAN-OSS Control Parameters ........................................................   75
  6.49.5. Satellite EIRP Monitoring ..........................................................................................   76
  6.49.6. Satellite RF Power Overload Management .............................................................................   76
6.50. SPECTRUM MANAGEMENT.....................................................................................................   76
  6.50.1. Functional Requirements for the Generation and Distribution of SRMC Data ...........................................   76
  6.50.2. Performance Requirements............................................................................................   77
  6.50.3. Spectrum Management Reference Traffic Distribution .................................................................   84
6.51. INTERFERENCE MANAGEMENT ................................................................................................   84
6.52. HPN REQUIREMENTS .......................................................................................................   85
  6.52.1. HPN General Requirements ...........................................................................................   85
  6.52.2. Basic Capabilities for HPN .........................................................................................   85
  6.52.3. HPN Message Transmission and Reception .............................................................................   86
  6.52.4. Section Not Used ...................................................................................................   86
  6.52.5. HPN Frequency Planning .............................................................................................   86
  6.52.6. HPN Synchronisation Planning .......................................................................................   87
  6.52.7. HPN Satellite Control ..............................................................................................   87
  6.52.8. HPN Location Phase Planning ........................................................................................   87
  6.52.9. HPN Channel Management .............................................................................................   87
  6.52.10. HPN Subsystem Synchronisation .....................................................................................   88
6.53 SAN AIR INTERFACE REQUIREMENTS ..........................................................................................   88


                                                                  Page vi of 192
                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

  6.53.1. C-band Transmit Requirements .......................................................................................   88
  6.53.2. C-band Receive Requirements ........................................................................................   91
  6.53.3. S-band TX Performance Requirements .................................................................................   93
6.54. SECTION NOT USED .......................................................................................................   94
6.55. TRAFFIC PLANNING .......................................................................................................   94
6.56. CHANNEL UNIT FAILURE HANDLING ..........................................................................................   96
  6.56.1. Traffic Channel Unit Failures ......................................................................................   96
  6.56.2. Control Channel Unit Failures ......................................................................................   97
6.57. RFT FUNCTIONAL REQUIREMENTS.............................................................................................   97
  6.57.1. General Requirements ...............................................................................................   97
  6.57.2. Antenna Requirements ...............................................................................................   98
  6.57.3. C-band TX/RX Functional Requirements ...............................................................................   99
  6.57.4. S-band TX/RX Functional Requirements ...............................................................................  100
  6.57.5. Doppler Measurements and Compensation Functional Requirements ......................................................  100
  6.57.6. Automatic Power Control (APC) ......................................................................................  101
  6.57.7. Axial Ratio Compensation Functions (F/R) ...........................................................................  101
  6.57.8. RFT Monitoring and Control .........................................................................................  101
  6.57.9. TT&C Support Functions  ............................................................................................  101
  6.57.10. PCS/HPN Support Functions .........................................................................................  102
  6.57.11. Test Loop Translator ..............................................................................................  103
6.58. RFT PERFORMANCE REQUIREMENTS............................................................................................  103
  6.58.1. Antenna Requirements................................................................................................  103
  6.58.2. C-band Performance Requirements ....................................................................................  106
  6.58.3. S-band Performance Requirements ....................................................................................  108
  6.58.4. Doppler Measurement and Compensation Performance Requirements ......................................................  109
  6.58.5. Automatic Power Control (APC) ......................................................................................  110
  6.58.6. RFT Shelter ........................................................................................................  110
  6.58.7. RFT Downlink Requirements for TT&C .................................................................................  110
  6.58.8. RFT Uplink Requirements for TT&C ...................................................................................  111
6.59. PCS REQUIREMENTS .......................................................................................................  112
  6.59.1. General PCS Requirements ...........................................................................................  112
  6.59.2. Section Not Used....................................................................................................  112
  6.59.3. PCS Subsystem Control Functions ....................................................................................  112
  6.59.4. Satellite Access....................................................................................................  112
  6.59.5. Payload and Ground System Synchronisation ..........................................................................  112
  6.59.6. Payload SRMS Telemetry Processing, Filtering and Archiving .........................................................  112
  6.59.7. Section Not Used....................................................................................................  113
  6.59.8. Payload Status .....................................................................................................  113
  6.59.9. Payload Configuration ..............................................................................................  113

7. NETWORK MANAGEMENT SYSTEM .................................................................................................  115

7.1. GENERAL REQUIREMENTS.....................................................................................................  115
  7.1.1. Requirements for New Elements........................................................................................  115
  7.1.2. Network Management ..................................................................................................  115
  7.1.3. Data Archiving ......................................................................................................  117
  7.1.4. Application Programming Interface ...................................................................................  117
  7.1.5. Report Mechanisms ...................................................................................................  117
  7.1.6. Software Upgrades ...................................................................................................  118
  7.1.7. Network Management Centre and SAN-OSS ...............................................................................  118
  7.1.8. Man Machine Interface Requirements ..................................................................................  119
  7.1.9. Backup and Restoration ..............................................................................................  121
  7.1.10. Reliability and Availability . .....................................................................................  121
  7.1.11. Performance.........................................................................................................  121
  7.1.12. Sizing..............................................................................................................  123
  7.1.13. Expandability ......................................................................................................  123
  7.1.14. Operational Testing Capabilities ...................................................................................  123
  7.1.15. NMC and Back-Up NMC Platform  ......................................................................................  123
7.2. CONFIGURATION MANAGEMENT ................................................................................................  123


                                                                 Page vii of 192

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

  7.2.1. Requirements for New Elements........................................................................................  123
  7.2.2. General..............................................................................................................  123
7.3. FAULT MANAGEMENT ........................................................................................................  125
  7.3.1. Requirements for New Elements........................................................................................  125
  7.3.2. General..............................................................................................................  125
  7.3.3. Alarm Analysis ......................................................................................................  126
  7.3.4. Trouble Ticket Management ...........................................................................................  126
7.4. PERFORMANCE MANAGEMENT ..................................................................................................  127
  7.4.1. Requirements for New Elements .......................................................................................  127
  7.4.2. General..............................................................................................................  127
  7.4.3. Network Traffic Management ..........................................................................................  127
7.5. SECURITY MANAGEMENT .....................................................................................................  127
 7.5.1. Requirements for New Elements ........................................................................................  127
 7.5.2. General ..............................................................................................................  127
7.6. ACCOUNTING MANAGEMENT ...................................................................................................  128
7.7. SECTION NOT USED ........................................................................................................  128
7.8. OPERATIONS AND MAINTENANCE INTERFACE REQUIREMENTS .......................................................................  128
  7.8.1. General .............................................................................................................  128
  7.8.2. Satellite Resource Management Centre.................................................................................  129
  7.8.3. Satellite Control Centre.............................................................................................  130
  7.8.4. NODE Operations System...............................................................................................  131
  7.8.5. Satellite Access Node ...............................................................................................  144
  7.8.6. High Power Notification .............................................................................................  145
  7.8.7. Payload Command System ..............................................................................................  147
  7.8.8. Radio Frequency Terminal.............................................................................................  149
  7.8.9. Satellite Base Station ..............................................................................................  154
  7.8.10. Terrestrial Network Manager ........................................................................................  156
  7.8.11. Digital Communication Network ......................................................................................  158
  7.8.12. ICONET Synchronisation System ......................................................................................  159
  7.8.13. C-C Subsystem.......................................................................................................  160
  7.8.14. ICO Administrative Data Centre .....................................................................................  160

8. PERFORMANCE REQUIREMENTS ..................................................................................................  161

8.1. CONDITIONS FOR PERFORMANCE REQUIREMENTS .................................................................................  161
8.2. BASIC QUALITY OF SERVICE ................................................................................................  161
  8.2.1. IGF Voice Loop Delay ................................................................................................  161
  8.2.2. Speech Quality in MOS ...............................................................................................  161
  8.2.3. Probability of Call Loss ............................................................................................  161
  8.2.4. Handover Performance ................................................................................................  161
  8.2.5. Handover Performance ................................................................................................  161
8.3. SMS QUALITY OF SERVICE...................................................................................................  162
  8.3.1. Delivery Time........................................................................................................  162
  8.3.2. Probability of SMS Non-delivery on Each Delivery Attempt ............................................................  162
8.4. AUTOMATIC FACSIMILE GROUP 3 (UP TO 9600BPS) QUALITY OF SERVICE...........................................................  162
  8.4.1. Transparent Mode ....................................................................................................  162
8.5. CIRCUIT MODE DATA (UP TO 9600BPS) QUALITY OF SERVICE ....................................................................  162
  8.5.1. Transparent Mode ....................................................................................................  162
  8.5.2. Non-Transparent Mode.................................................................................................  162
8.6. CIRCUIT MODE DATA (GREATER THAN 9600BPS) QUALITY OF SERVICE (TBD)........................................................  162
8.7. HPN QUALITY OF SERVICE ..................................................................................................  162
  8.7.1. HPN Idle Mode .......................................................................................................  162
  8.7.2. HPN Message Delay ...................................................................................................  162
  8.7.3. HPN Capacity ........................................................................................................  162
  8.7.4. HPN Transmitter and Receiver Characteristics ........................................................................  163
8.8. GSM SUPPLEMENTARY SERVICES QUALITY OF SERVICE ...........................................................................  163
  8.8.1. Time to Invoke or Change a Supplementary Service ....................................................................  163
8.9. SECTION NOT USED ........................................................................................................  163
8.10. SBS PERFORMANCE.........................................................................................................  163


                                                                Page viii of 192


                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

  8.10.1. Channel Assignment Delay (RACH to AGCH) ............................................................................  163
  8.10.2. Paging Delay .......................................................................................................  163
  8.10.3. Position Determination Delay .......................................................................................  163
  8.10.4. Section Not Used ...................................................................................................  164
  8.10.5. Signalling Transit Time ............................................................................................  164
  8.10.6. Voice Traffic Transit Time .........................................................................................  164
  8.10.7. Non-Voice Traffic Transit Time .....................................................................................  164
  8.10.8. Layer 2 Acknowledgement Delay ......................................................................................  164
8.11. AVAILABILITY ...........................................................................................................  164
  8.11.1. Definitions.........................................................................................................  164
  8.11.2. Requirements........................................................................................................  165
  8.11.3. Environments........................................................................................................  167
8.12. TNM PERFORMANCE REQUIREMENTS............................................................................................  168
  8.12.1. TNM Transit Time....................................................................................................  168
8.13. MSSC....................................................................................................................  169
  8.13.1. Mobile Switching Response Time......................................................................................  169
  8.13.2. Transit Switching ..................................................................................................  170
  8.13.3. D-IWF...............................................................................................................  170
  8.13.4. GMSC................................................................................................................  170
  8.13.5. IN-SSP..............................................................................................................  170
  8.13.6. MSSC Voice Transit time ............................................................................................  170

9. CAPACITY REQUIREMENTS .....................................................................................................  171

9.1. DIMENSIONING DRIVERS ....................................................................................................  171
9.2. IGF ELEMENT SPECIFIC DETAILS ............................................................................................  171
9.3. SIZING REQUIREMENTS .....................................................................................................  178
  9.3.1. Network Management System ...........................................................................................  178
  9.3.2. Switching Equipment .................................................................................................  178
  9.3.3. HPN Equipment .......................................................................................................  179
  9.3.4. SBS Equipment .......................................................................................................  180
  9.3.5. TNM and DCN Equipment ...............................................................................................  181
9.4. NETWORK INTERFACE .......................................................................................................  185

10. SECTION NOT USED .........................................................................................................  186

11. REFERENCE CONFIGURATION FOR PERFORMANCE MEASUREMENT ......................................................................  187

12. OTHER CONTRACT SERVICES ..................................................................................................  191
12.1. OPERATIONAL TEST & DEVELOPMENT FACILITY (OT&DF) (F/R) ..................................................................  191
  12.1.1. General ............................................................................................................  191
  12.1.2. SAN Network Management .............................................................................................  192
  12.1.3. MSSC/VLR and HLR/AuC ...............................................................................................  192


                                                                  Page ix of 192


                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

1. GENERAL

1.1. PURPOSE

         1.1.1. The object of this document is to provide testable and complete ICONET Ground Facilities Functional Requirements.

         1.1.2. It is developed from Annexes 1 to 4 of the IPC SOW but is different because those Annexes describe requirements for Design of the ICO System, rather than directly for the ICONET Ground Facilities.

1.2. ELEMENTS OF THE ICONET GROUND FACILITIES

1.2.1. GENERAL

         1.2.1.1. It is an overall requirement that the end to end performance and functionality represented by the aggregation of the currently specified component elements shall be maintained in the event that there is a future need to redistribute or re-allocate functions.

         1.2.1.2. For full details of equipment, refer to the Equipment List in Annex 1 of the SOW.

         1.2.1.3. Figure 1-1 shows the elements of a SAN.

         1.2.1.4. Figure 1-2 shows the NMS and the SRMS subsystems.

1.2.2. SAN

1.2.2.1. MSSC SUBSYSTEM

         1.2.2.1.1. Switch providing MSSC, VLR, GMSC, SMS-GMSC, SMS-IWMSC, IN-SSF functions

         1.2.2.1.2. D-IWF (for fax and data)

         1.2.2.1.3. Echo cancellers

         1.2.2.1.4. Recorded Voice Announcements

         1.2.2.1.5. MSSC MMI (TMOS)

1.2.2.2. LES SUBSYSTEM

1.2.2.2.1. TNM SUBSYSTEM

         1.2.2.2.1.1. Voice codec, Multiplexer

         1.2.2.2.1.2. Remote Processor, Network (RPN)

         1.2.2.2.1.3. Remote Processor, Central (RPC)

         1.2.2.2.1.4. TNM OAM and MMI

1.2.2.2.2. SBS SUBSYSTEM

         1.2.2.2.2.1. Channel Manager

         1.2.2.2.2.2. Channel Unit

         1.2.2.2.2.3. Real Time Resource Manager

         1.2.2.2.2.4. SBS OMC and MMI

1.2.2.2.3. HPN SUBSYSTEM

         1.2.2.2.3.1. HPN-SC

         1.2.2.2.3.2. HPN Channel Manager

         1.2.2.2.3.3. HPN Channel Unit

         1.2.2.2.3.4. HPN Local SRMS

         1.2.2.2.3.5. HPN OMC and MMI (no physical console is supplied with the HPN subsystem; MMI remoted from SAN-OSS MMI console)

1.2.2.2.4. PCS SUBSYSTEM

         1.2.2.2.4.1. PCS Controller

         1.2.2.2.4.2. PCS Channel Units

         1.2.2.2.4.3. PCS OMC and MMI

1.2.2.2.5. RFT SUBSYSTEM

         1.2.2.2.5.1. Antennas

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

         1.2.2.2.5.2. RFT Outside equipment

         1.2.2.2.5.3. RFT Shelter equipment

         1.2.2.2.5.4. RFT OMC & MMI

         1.2.2.2.5.5. RFT IF to antenna distribution/cabling

1.2.2.2.6. REFERENCE CLOCK AND SYSTEM TIMING SUBSYSTEM

         1.2.2.2.6.1. GPS receiver

         1.2.2.2.6.2. RFT, SBS, HPN and PCS clock distribution

1.2.2.2.7. ON-SITE INTERCONNECTION SUBSYSTEM

         1.2.2.2.7.1. Distribution Frame (Intermediate)

1.2.2.2.8. IF DISTRIBUTION SUBSYSTEM

1.2.2.3. SAN MANAGEMENT SUBSYSTEM

         1.2.2.3.1. SAN OSS Supervisory Subsystem

         1.2.2.3.2. SAN SRMS

1.2.2.4. DCN SUBSYSTEM

         1.2.2.4.1. Inter-SAN Switch/Routers

         1.2.2.4.2. Intra-SAN Routers and Hubs

         1.2.2.4.3. E1 adapter (Mux and Encryption)

1.2.3. NMC AND BACKUP NMC

1.2.3.1. NETWORK AND SATELLITE RESOURCE MANAGEMENT

         1.2.3.1.1. NMC platform and MMI

         1.2.3.1.2. SRMC platform and MMI

         1.2.3.1.3. TMOS platform and MMI

1.2.3.2. DCN SUBSYSTEM

         1.2.3.2.1. NMS-to-SAN Switch/Routers

         1.2.3.2.2. Intra-NMS Routers and Hubs

         1.2.3.2.3. E1 adapter (Mux and Encryption)

1.2.4. OPERATIONAL TEST AND DEVELOPMENT FACILITY (OT&DF) (F/R)

1.2.5. MISCELLANEOUS EQUIPMENT

1.2.5.1. GENERAL

         1.2.5.1.1. These may be located at any SAN

1.2.5.2. HLR/AuC

1.2.5.3. CELLULAR/SATELLITE INTERWORKING FUNCTIONS (CS-IWFS) (OPTION)

1.2.5.3.1. IS.41 ILR

         1.2.5.3.1.1. IS.41 -Greater Than ICO ILR

         1.2.5.3.1.2. ICO -Greater Than IS.41 ILR

1.2.5.3.2. PDC ILR

         1.2.5.3.2.1. PDC -Greater Than ICO ILR

         1.2.5.3.2.2. PDC/ICO IMSC

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------


1.2.5.4. EIR

1.2.5.5. IN PLATFORM (F/R)

         1.2.5.5.1. IN-SCP

         1.2.5.5.2. IN-SMAS

1.2.5.6. MESSAGING PLATFORM (OPTION)

         1.2.5.6.1. MXE including:

                 1. short message service centre (SMSC)

                 2. voice mail

                 3. fax mail (F/R)

                 4. email (F/R)

1.2.6. BUYER FURNISHED EQUIPMENT

         1.2.6.1. External transmission facilities

         1.2.6.2. Local standard Main Distribution Frame for termination of external transmission equipment

         1.2.6.3. AC power supplies (to local standard for frequency and voltage of required reliability

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------



                                 [SAN GRAPHIC]



                            FIGURE 1-1 SAN SUBSYSTEMS

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------


                       [NMS AND SRMS SUBSYSTEMS GRAPHIC]


                       FIGURE 1-2 NMS AND SRMS SUBSYSTEMS


Note: In Section 6, NMC is sometimes used to represent LINK-OS/NODE-OS in this diagram. The figure is for information purposes only and is intended to clarify the distinction between the NMS and the SRMS functionality. It should be noted that further elements into the NMS are likely to be implemented at a later date (e.g. SMAS, MXE, etc.).

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

1.3. RELATED DOCUMENTS

1.3.1. INCORPORATION BY REFERENCE

         1.3.1.1. In this document, references to other documents incorporate only as much of the referred document as is necessary to implement the required specification in this document.

1.3.2. PRECEDENCE

         1.3.2.1. Only references to specific clauses in other documents shall take on the precedence of this document. All general references to other documents shall retain the precedence of that document.

1.3.3. LIST OF INCORPORATED DOCUMENTS

         1.3.3.1. The following documents are incorporated into the contract. The capabilities that they define are required deliverables except where they conflict or are inconsistent with the requirements in the IGF Requirements document.

         1.3.3.2. IPC Deliverable Control Document WG360497

1.3.4. LIST OF AIR INTERFACE DOCUMENTS.

         1.3.4.1. The following documents are incorporated into the contract to the extent necessary to support the requirements specifically identified in the IGF Requirements document.

         1.3.4.2. ICO Air Interface documents (all version 3.0)

                  03.22.Al  Functions Related to Mobile Stations (MS) in Idle
                            Mode

                  103.40.Al Technical Realisation of the High Penetration
                            Notification Service (HPN)

                  04.06.Al Mobile Station - Base Station System (MS - BSS) Interface Data Link (DL) Specification

                  04.07.Dl Mobile Radio Interface Signalling Layer 3- General Aspects

                  04.08.Al Mobile Radio Interface Layer 3, RR Procedures & Messages

                  04.08.A2 Mobile Radio Interface Layer 3, MM Procedures & Messages

                  04.08.A3 Mobile Radio Interface Layer 3, CC Procedures & Messages

                  04.08.A4 Mobile Radio Interface Layer 3, Information Elements Specification

                  104.08.Al Mobile Radio Interface Layer 3 HPN RR Procedures &
                            Messages

                  05.01.Al  Physical Layer on the Radio Path (General
                            Description)

                  05.02.Al  Multiplexing and Multiple Access on the Radio Path

                  05.03.Al  Channel Coding

                  05.04.Al  Modulation

                  05.05.Al  Radio Transmission and Reception

                  05.08.Al  Radio Subsystem Link Control

                  05.10.Al  Radio Subsystem Synchronisation

1.3.5. LIST OF REFERENCE DOCUMENTS.

         1.3.5.1. The following documents are incorporated into the contract to the extent necessary to support the requirements specifically identified in the IGF Requirements document.

         1.3.5.2. All documents identified by document WG7-GA-60025-C7 (being the control document prepared by the NEC-ICO Project Team Office listing the IPC deliverable documents).

         1.3.5.3. All GSM Technical Specification documents referenced in the body of the IGF Requirements document or in the Incorporated Documents or in the Reference Documents. The latest approved version at the Effective Date of Contract shall be used.

         1.3.5.4. IPC Deliverable Control Document WG360497.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

         1.3.5.5. All references to GSM specifications are subject to the ETL statements of compliance listed in document WG360497.

1.4. NOTATION CONVENTIONS

1.4.1. SQUARE BRACKETS, TBD, AND TBR

         1.4.1.1. Square brackets [ ], TBD, and TBR are used to identify requirements which are to be resolved during the course of the supply agreement. The value or wording inside the brackets or associated with the TBD or TBR provides an indication of the expected outcome.

1.4.2. FUTURE REQUIREMENTS

         1.4.2.1. The requirements marked by '(F/R)' in this document shall be considered as the future requirements which will not be implemented during the course of the current Supply Agreement. Descriptions for such requirements shall not be considered as final and shall be revisited before the contract amendments (or separate contracts) to implement them are agreed upon.

1.4.3. OPTIONS

         1.4.3.1. The requirements marked by '(OPTION)'in this document are separately deliverable at ICO's option provided that the option is exercised within the time period specified in the SOW Annex 1.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


2. DEFINITIONS & ACRONYMS

          2.1. ADC                          Administration and Data Centre
          2.2. AFC                          Automatic Frequency Control
          2.3. AGCH                         Access Grant Channel
          2.4. Air Interface                A set of documents defining protocols, messages and
                                            information exchanged between UTs and the IGF, as
                                            referred to in Section 1.3.4.
          2.5. ANSI                         American National Standards Institute
          2.6. API                          Application Programming Interface
          2.7. APC                          Automatic Power Control
          2.8. AuC                          Authentication Centre
          2.9. AWGN                         Additive Gaussian White Noise
          2.10. BCCH                        Broadcast Control Channel
          2.11. B-NMC                       Backup NMC
          2.12. BPF                         Bandpass Filter
          2.13. BSSMAP                      Base Station Subsystem Management Part
          2.14. BTFP                        Burst Time-Frequency Plan
          2.15. C/N                         Carrier to Noise ratio
          2.16. CAMEL                       Customised Applications for Mobile Network Enhanced Logic
          2.17. CCB                         Change Control Board
          2.18. CCCH                        Common Control Channel
          2.19. CDR                         Call Data Record
          2.20. CDR                         Critical Design Review
          2.21. CFM                         Common Function Modules
          2.22. ChM                         Channel Manager
          2.23. ChU                         Channel Unit
          2.24. CLI                         Calling Line Identification
          2.25. CM                          Connection Management
          2.26. CRC                         Cyclic Redundancy Code
          2.27. CS-IWF                      Cellular/Satellite Interworking Function
          2.28. DCCH                        Dedicated Control Channel
          2.29. DCN                         Data Communications Network
          2.30. D-IWF                       Data Interworking Function
          2.31. DTIF                        Digital TuKa Interface
          2.32. DTMF                        Dual Tone Multi-Frequency
          2.33. ECM                         Error Correcting Mode
          2.34. EIM                         External Interference Management
          2.35. EIR                         Equipment Identity Register
          2.36. EIRP                        Effective Isotropic Radiated Power
          2.37. EMC                         Electro-Magnetic Compatibility
          2.38. ESN                         Electronic Serial Number
          2.39. ETSI                        European Telecommunications Standards Institute
          2.40. F/R                         Future Requirement
          2.41. FACCH                       Fast Associated Control Channel
          2.42. FCR                         Frequency Co-ordination Regions
          2.43. FEC                         Forward Error Correction
          2.44. FOV                         Field of View
          2.45. GC                          Ground Cell
          2.46. GLR                         Gateway Location Register
          2.47. GMSC                        Gateway MSC
          2.48. GMSSC                       Gateway MSSC
          2.49. GoS                         Grade of Service
          2.50. GPS                         Global Positioning System
          2.51. GSM                         Global System for Mobile Communications
          2.52. GTT                         Global Title Translation
          2.53. GW                          Gateway
          2.54. HDLC                        High-Level Data Link Control
          2.55. HLR                         Home Location Register

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


         2.56. HPA                          High Power Amplifier
         2.57. HPN                          High Penetration Notification
         2.58. HPN-                         SC      HPN Service Centre
         2.59. HSCSD                        High Speed Circuit Switched Data
         2.60. ICD                          Interface Control Document
         2.61. ICONET                       All ground facilities including all interconnecting
                                            terrestrial links.
         2.62. ICO System                   The complete ICO system consisting of UTs, satellites,
                                            ICONET
         2.63. IGF                          ICONET Ground Facilities, which comprises all ground
                                            facilities forming part of the ICONET, but excluding
                                            terrestrial interconnecting links. The IGF is more
                                            particularly defined in Section 3.
         2.64. ILR                          Interworking Location Register
         2.65. IMEI                         International Mobile Equipment Identity
         2.66. IMSI                         International Mobile Subscriber Identity
         2.67. IN                           Intelligent Network
         2.68. INAP                         Intelligent Network Application Part
         2.69. IOT                          In Orbit Test
         2.70. IP                           Intelligent Peripheral
         2.71. IPC                          Initial phase contract, which is a contract to produce
                                            the requirements for the ICONET ground facilities and
                                            related work.
         2.72. IS.41                        Interim Standard 41 (Electronics Industry
                                            Association/Telecommunications Industry Association
                                            standard)
         2.73. ISDN                         Integrated Services Digital Network
         2.74. ISUP                         ISDN User Part
         2.75. ITU-R                        International Telecommunication Union -
                                            Radiocommunication Standardisation Bureau
         2.76. ITU-T                        International Telecommunication Union - Telecommunication
                                            Standardisation Bureau
         2.77. LES                          Land Earth Station which consists of RFT, SBS, HPN, TNM,
                                            and PCS
         2.78. LHCP                         Left Hand Circular Polarisation
         2.79. LNA                          Low Noise Amplifier
         2.80. LNMC at OT&DF                Local Network Management Centre at OT&DF
         2.81. LNMS at OT&DF                Local Network Management System at OT&DF
         2.82. MAP                          Mobile Application Part
         2.83. MCD                          Multi-Coded Data
         2.84. MIN                          Mobile Identification Number
         2.85. MLS                          Microwave Landing System
         2.86. MM                           Mobility Management
         2.87. MMI                          Man-Machine Interface
         2.88. MP                           Medium Penetration
         2.89. MSC                          Mobile services Switching Centre
         2.90. MSI                          Mobile Subscriber Identity
         2.91. MSISDN                       Mobile Station ISDN Number
         2.92. MSN                          Mobile Subscriber Number
         2.93. MSRN                         Mobile Station Roaming Number
         2.94. MSS                          Mobile Satellite Service
         2.95. MSSC                         Mobile Satellite Switching Centre, including VLR and GMSC
                                            function
         2.96. MTP                          Message Transfer Part
         2.97. NA                           Not Applicable
         2.98. Network operator             Operational staff at the NMC
         2.99. NMC                          Network Management Centre including MMI
         2.100. NMS                         Network Management System
         2.101. NP                          Nominal Penetration
         2.102. OAM                         Operations and Maintenance including MMI

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


         2.103. OMC                         Operations and Maintenance Centre including MMI
         2.104. OSI                         Open Systems Interconnect
         2.105. OSS*                        Operations Support System, same as OMC
         2.106. OT&DF                       Operational Test & Development Facility
         2.107. PABX                        Private Access Branch Exchange
         2.108. PAD                         Packet Assembler Dissembler
         2.109. PCH                         Paging Channel
         2.110. PCM                         Pulse Code Modulation
         2.111. PCS                         Payload Command System
         2.112. PDC                         Personal Digital Cellular
         2.113. PDR                         Preliminary Design Review
         2.114. PIN                         Personal Identification Number
         2.115. PLMN                        Public Land Mobile Network
         2.116. PSPDN                       Packet Switched Packet Data Network
         2.117. PSTN                        Public Switched Telephone Network
         2.118. QoS                         Quality of Service
         2.119. RACH                        Random Access Channel
         2.120. RFT                         Radio Frequency Terminal
         2.121. RHCP                        Right Hand Circular Polarisation
         2.122. RPC                         Regional Processor Controller
         2.123. RPN                         Regional Processor Network
         2.124. RR                          Radio Resource
         2.125. RTRM                        Real Time Resources Manager
         2.126. SACCH                       Slow Associated Control Channel
         2.127. SAN                         Satellite Access Node which consists of LES, MSSC, SAN
                                            OMC and includes if co-located any HLR, ILR, SMSC, IN
         2.128. SAN operator                Operational staff at the SAN.
         2.129. SBS                         Satellite Base Station
         2.130. SCC                         Satellite Control Centre
         2.131. SCCP                        Signalling Connection Control Part
         2.132. SCE                         Service Creation Environment
         2.133. SCP                         Service Control Point
         2.134. SDCCH                       Standalone Dedicated Control Channel
         2.135. SDF                         Service Data Function
         2.136. SDP                         Service Data Point
         2.137. Service Area                Equivalent to a cell in GSM
         2.138. SIM                         Subscriber Identity Module
         2.139. SLRP                        Stored Last Registered Position
         2.140. SMAF                        Service Management Access Function
         2.141. SMAS                        Service Management Application System, Ericsson product
                                            for IN management
         2.142. SMP                         Service Management Point
         2.143. SMS                         Short Message Service
         2.144. SMSC                        SMS Centre
         2.145. SMS-GMSC                    SMS Gateway MSC
         2.146. SMS-IWMSC                   SMS Interworking MSC
         2.147. SRMC                        Satellite Resources Management Centre
         2.148. SRMS                        Satellite Resource Management System
         2.149. SS                          Supplementary Service
         2.150. SS7                         Signalling System 7
         2.151. SSF                         Service Switching Function
         2.152. SSP                         Service Switching Point
         2.153. STE                         Special Test Equipment
         2.154. STP                         Signal Transfer Point
         2.155. TBD                         To Be Determined
         2.156. TBR                         TO BE REVIEWED
         2.157. TCAP                        Transaction Capabilities Application Part
         2.158. TCH                         Traffic Channel
         2.159. TDMA                        Time Division Multiple Access
         2.160. TMSI                        Temporary Mobile Subscriber Identity

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


         2.161. TNM                         Terrestrial Network Manager
         2.162. TT&C                        Tracking, Telemetry and Command
         2.163. TUP                         Telephone User Part
         2.164. UDI                         Unrestricted Digital Information
         2.165. USSD                        Unstructured Supplementary Service Data
         2.166. UT                          User Terminal
         2.167. VAS                         Value-added Service
         2.168. VLR                         Visitor Location Register
         2.169. VMSSC                       Visited MSSC
         2.170. VPN                         Virtual Private Network
         2.171. VSWR                        Voltage Standing-Wave Ratio
         2.172. Z-arc                       A uniform delay contour line within a spot beam.


         *        Non-preferred term

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


3. BASIC REQUIREMENTS

3.1. ICONET GROUND FACILITY DEFINITION

         3.1.1. ICONet Ground Facilities (IGF) shall comprise SANs, NMC and backup NMC, and miscellaneous equipment as listed in Section 1.2. For full details of equipment, refer to the Equipment List in Annex 1 of the SOW.

3.2. SYSTEM DESCRIPTION

         3.2.1. The IGF is part of the ICO System, and in conjunction with satellites and PSTNs, is intended to provide digital voice telephony, facsimile, data, and value added services (VAS) to handheld User Terminals (UT) to and from any point on the earth.

         3.2.2. The IGF consists of elements which provide the following functions: range of voice and data services, supplementary services, mobility management, network management, billing and customer administration, service provisioning, gateways, messaging, satellite payload control, and monitoring of the interconnecting traffic and signalling communication links.

         3.2.3. The IGF shall provide Mobile Originated calls to any telephone or equivalent terminal accessible via the world's international public switched telephone networks, or accessible through a Private Network connected to ICO.

         3.2.4. The system shall provide for Mobile Terminated calls.

         3.2.5. The system shall provide for Mobile to Mobile calls. These will be switched within the ICONET provided that the destination can be determined by explicit number analysis.

3.3. EXTERNAL INTERFACES

3.3.1. GENERAL

         3.3.1.1. The external interfaces present in the IGF are listed below.

3.3.2. RF INTERFACE

3.3.2.1. AIR INTERFACE (UT)

         3.3.2.1.1. The air interface describes the communication protocol between the IGF and the UTs. The details of the air interface can be found in the ICO Air Interface document and in supporting GSM Technical Specifications.

3.3.2.2. SATELLITE RF INTERFACE

         3.3.2.2.1. The IGF provides RF signals for TT&C in accordance with TT&C to SAN ICD EN-TC-ICO-IS-0001.

         3.3.2.2.2. The IGF shall provide RF signals for payload command (PCS) functions in accordance with PCS ICD [TBD].

3.3.3. IF INTERFACES

3.3.3.1. TT&C

         3.3.3.1.1. The IGF shall provide an IF Interface to external TT&C equipment at selected SANs provided for TT&C functions in accordance with TT&C to SAN ICD EN-TC-ICO-IS-0001.

3.3.4. TERRESTRIAL NETWORK INTERFACE

         3.3.4.1. The IGF shall provide interfaces to terrestrial public networks, such as Public Switched Telephone Network (PSTN), Integrated Services Digital Networks (ISDN), Public Land Mobile Networks (PLMN), and Packet Switched Public Data Networks (PSPDN) in accordance with
         Section 6.3 of this document.

         3.3.4.2. The interfaces to external transmission lines shall comply with ITU-T Recommendation G.703/G.704 for A-law PCM and DS1 for (micro)-law systems.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


3.3.5. ADC INTERFACE

         3.3.5.1. The IGF shall provide ADC interfaces in accordance with the following documents: WG3-XX-60915; WG5-NM-60024.

3.3.6. DATA COMMUNICATIONS INTERFACE

3.3.6.1. TT&C

         3.3.6.1.1. The IGF shall provide a data communications interface to external TT&C equipment at selected SANs provided for TT&C functions in accordance with TT&C to SAN ICD EN-TC-ICO-IS-0001.

3.3.6.2. SCC

         3.3.6.2.1. The IGF shall provide a data communications interface at the NMC and Backup NMC to external equipment at the Satellite Control Centre and Backup Satellite Control Centre for passing information between SCC and NMC in accordance with SAN to NMC ICD
         EN-TC-ICO-IS-0002.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


4. END-USER SERVICES

4.1. BASIC TELESERVICES

4.1.1. SPEECH SERVICES

4.1.1.1. TELEPHONY

         4.1.1.1.1. The IGF shall support the GSM standard telephony service, as defined in TS GSM 02.03, with the exception of the deviations listed below.

         4.1.1.1.2. The basic information rate at the UT shall be 4.8kbps inclusive of FEC.

         4.1.1.1.3. The voice codec algorithm shall be specified BY ICO.

         4.1.1.1.4. The voice coding rate is [3.1 kbps] approximately.

         4.1.1.1.5. FEC specified by ICO is provided on the vocoder rate to provide a bit rate of 4.8kbps.

         4.1.1.1.6. Transmission of DTMF signalling shall be supported by the IGF in both directions i.e. from the UT to the network and from the network to the UT. The transmission of DTMF tones to the UT shall be transparent to the MSSC.

         4.1.1.1.7. It shall be possible to send DTMF tones at any time after through connection and before the call is cleared.

         4.1.1.1.8. Two transcodings may be applied on Mobile to Mobile calls (4.8kbps to 64kbps. 64kbps to 4.8kbps).

         4.1.1.1.9. On calls to and from the fixed network, a single transcoding from the fixed network standard to the ICO voice coding method shall be performed.

4.1.1.2. EMERGENCY CALL

         4.1.1.2.1. The IGF shall support the GSM standard emergency call service, as defined in TS GSM 02.03, with the exception of the deviations listed below.

         4.1.1.2.2. The IGF shall support emergency call access for UTs without a SIM i.e. without an IMSI/TMSI.

         4.1.1.2.3. The IGF shall have the capability to suppress use of emergency calls without a SIM.

         4.1.1.2.4. The routing of emergency calls by the MSSC to national/regional emergency call centres shall be based on the service area of the UT.

         4.1.1.2.5. The MSSC shall transmit the UT position (i.e. service area) to those emergency call centres capable of receiving it.

         4.1.1.2.6. The IGF shall support up to 5000 emergency call centres per SAN for emergency call handling.

4.1.2. SHORT MESSAGE SERVICES

4.1.2.1. SHORT MESSAGE SERVICES - POINT TO POINT

         4.1.2.1.1. The IGF shall support the GSM standard short message service point-to-point services (mobile originated and mobile terminated), as defined in TS GSM 02.03 and TS GSM 03.40.

         4.1.2.1.2. The IGF shall include ONE OR MORE SMS CENTRES (SMSCS) for transmission/reception of messages to/from ICONET subscribers. (OPTION)

         4.1.2.1.3. The IGF shall be able to receive short messages from; and send short messages to; networks that conform to the GSM standards relating to SMS.

         4.1.2.1.4. The IGF shall support Acknowledgements in accordance with TS GSM 03.40.

         4.1.2.1.5. The IGF shall support the encoding of SMS messages in characters of several alphabets.

         4.1.2.1.6. The available encodings shall include unstructured binary data (maximum 140 octets) and International Alphabet No.5 (160 characters).

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


4.1.3. FACSIMILE SERVICES

4.1.3.1. FACSIMILE GROUP 3 (UP TO 9600 bps) USING GSM DEFINITION

         4.1.3.1.1. The IGF shall support the GSM standard automatic facsimile service, as defined in TS GSM 02.03, with exception of the deviations listed below.

         4.1.3.1.2. The facsimile modem speed shall be up to and including 9600 bps.

         4.1.3.1.3. The IGF shall support transparent transmission of fax data.

         4.1.3.1.4. This service shall be subject to the Air Interface definition being for the use of maximum 2-slot transmission in accordance with the UT classmark.

         4.1.3.1.5. The IGF shall support fax towards the PSTN, in accordance with ITU recommendation T30.

         4.1.3.1.6. The IGF shall support fax error correcting mode (ECM) towards the PSTN, in accordance with ITU recommendation T30 Annex A.

         4.1.3.1.7. For the case of 9600 bps transmission, un-encoded 2 slot transmission shall be used.

4.1.3.2. FACSIMILE GROUP 3 (UP TO 14.4 kbps) USING GSM STANDARD

         4.1.3.2.1. The IGF shall support higher rate automatic facsimile Group 3 connections on the basis of the emerging GSM phase 2+ High Speed Circuit Switched Data (HSCSD) services as defined by TS GSM 02.03 and TS GSM 02.34 and with the exception of the deviations listed below. For further details of the Ericsson implementation of these services see ETL document LK/XX 1056-272.

         4.1.3.2.2. The data rates at the user interface supported by the system shall include 12 and 14.4 kbps (V.17).

         4.1.3.2.3. This service requires more than 2 slots air interface transmission and shall only be provided to UTs with corresponding capabilities as indicated by their classmarks.

         4.1.3.2.4. The call detail records produced by the MSSC shall include the number of traffic channels (i.e. air interface slots) assigned at the start of charging. If the number of traffic channels used changes during the call, the new assigned number of traffic channels shall be stored, as well, in the call data record.

         4.1.3.2.5. The IGF shall support error correcting mode (ECM) in accordance with ITU-T Recommendation T.30 Annex A.

         4.1.3.2.6. From a service provision perspective, services specified in
         4.1.3.1 and 4.1.3.2 shall be considered as one service.

4.1.3.3. ALTERNATE VOICE/GROUP 3 FACSIMILE USING GSM DEFINITION

         4.1.3.3.1. The IGF shall support the GSM standard alternate speech/group 3 facsimile service, as defined in TS GSM 02.03, with the exception of the deviations listed below.

         4.1.3.3.2. The speech component of the connection shall be in accordance with the requirements for the ICO telephony service as described above.

         4.1.3.3.3. The facsimile component of the connection shall be in accordance with the requirements for the ICO automatic group 3 facsimile service as described above, but limited to a maximum of 4.8kbps.

         4.1.3.3.4. The IGF shall support the use of the GSM incall modification procedure.

4.1.3.4. ALTERNATE VOICE/GROUP 3 FACSIMILE (UP TO 2400 bps) USING INBAND
         DETECTION

         4.1.3.4.1. The IGF shall detect the usage of in-band fax tones. Upon such detection, the IGF shall perform an in-call modification to change the voice codecs in IGF and UT from voice mode to fax mode, transparent to the MSSC. The GSM bearer capability shall remain 3.1 kHz audio.

         4.1.3.4.2. The facsimile data rates when using inband detection shall be limited to 2400bps.

         4.1.3.4.3. The IGF shall support in-band alternative voice/facsimile operation only where the facsimile data is transported over a speech circuit. That is, where there is only one bearer capability indication at call setup, and that bearer capability is 3.1 kHz audio or speech.

         4.1.3.4.4. The voice codec shall support the detection of audio facsimile tones.

         4.1.3.4.5. The IGF shall support the switch from voice to facsimile mode and vice versa.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


4.2. BASIC BEARER SERVICES


4.2.1. CIRCUIT MODE DATA SERVICES (UP TO 9600 bps) USING GSM STANDARD

         4.2.1.1. The IGF shall support the following GSM standard circuit-mode data services listed below, as defined in TS GSM 02.02 subject to the clarifications included below:

         4.2.1.2. Asynchronous data (BS 2x), transparent and non-transparent, at bit rates of 300, 1200, 1200/75, 2400, 4800 and 9600 bps.

         4.2.1.3. Synchronous data (BS 3x), transparent, at bit rates of 1200, 2400, 4800, and 9600 bps.

         4.2.1.4. Access from a mobile station to a packet switched data network shall be possible via the PAD (Packet Assemble/Disassembly) facility of the Data Interworking Function of IGF or via a PAD accessible via the switched telephone network. In both cases the same asynchronous rates 300, 1200, 2400, 1200/75 AND 4800 bps shall be supported.

         4.2.1.5. The Data Interworking Function of IGF shall support basic packet services at 2400, 4800 and 9600 bps. Support of basic packet service in IGF is the passing of X.25 packet layer information. The services use either a modem or the Unrestricted Digital Information
         (UDI) Transfer Capability of the ISDN, in both cases X.31 HDLC flag stuffing is used for rate adaptation. With a modem both transparent and non transparent services are supported. With UDI, utilising the HDLC flag stuffing towards ISDN, only non-transparent services are supported.

         4.2.1.6. For the case of 9600 bps transmission. un-encoded 2 slot transmission shall be used.

4.2.2. CIRCUIT MODE DATA SERVICES (UP TO 38.4 kbps) USING GSM STANDARD

         4.2.2.1. The IGF shall support High Speed Circuit Switched Data (HSCSD) services in accordance with the emerging GSM phase 2+ services as defined in TS GSM 02.02 and TS GSM 02.34 subject to the clarifications included below. For further details of the Ericsson implementation of these services see ETL document LK/XX 1056-272.

         4.2.2.2. The IGF shall support subscription to the following bearer services:

                  1.   general asynchronous (BS 20)

                  2.   general synchronous (BS 30)

         4.2.2.3. The IGF shall support both transparent and non-transparent services.

         4.2.2.4. The IGF shall support autobauding for transparent and non-transparent services. For non-transparent services it shall be possible to change the data rate during the call.

         4.2.2.5. The IGF shall support the modification of the number of channels allocated to a particular HSCSD connection via in-call modification and on handover.

         4.2.2.6. If during the assignment of traffic channels or at handover a traffic channel congestion is encountered, the call set-up or handover can be carried using less channels than initially requested.

         4.2.2.7. Circuit mode data services shall be supported by the system at data rates of 9.6, 14.4, 16.8, 19.2, 21.6, 24.0, 26.4, 28.8, 31.2, 33.6
         and 38.4kbps.

         4.2.2.8. This service shall only be provided to UTs which can utilise more than 2 air interface slots as indicated by their classmarks.

         4.2.2.9. The IGF shall support data compression based on ITU-T V.42bis towards both the PSTN and the UT.

         4.2.2.10. The call detail records for mobile originated and mobile terminated cases produced by the MSSC shall include the number of traffic channels (i.e. air interface slots) assigned at the start of charging. If the number of traffic channels used changes during the call, the new assigned number of traffic channels shall be stored, as well, in the call data record.

4.2.3. ALTERNATE VOICE AND DATA SERVICES USING VOICE CODEC SIGNALLING

         4.2.3.1. For mobile terminated and mobile originated calls, the IGF shall detect in-band data tones and modulation. Upon such detection, the IGF shall perform an in-call modification to change the voice codecs, in IGF and UT from voice mode to data mode, transparent to the MSSC. The GSM bearer capability shall remain 3.1 kHz audio.

         4.2.3.2. The data rates for alternate voice/data operation shall be limited to 2400bps.

         4.2.3.3. The voice codec shall support the detection of audio modem tones.

         4.2.3.4. The IGF shall support the switch from voice to data mode and vice versa.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


4 .3. GSM SUPPLEMENTARY SERVICES

4.3.1. GENERAL

         4.3.1.1. The IGF shall support the subscription (provision/withdrawal) of each of the GSM supplementary services on an individual subscriber
         (IMSI) basis.

         4.3.1.2. The IGF shall support the management of the supplementary services by the end user
         (registration/erasure/activation/deactivation/interrogation/password control) as defined in TS GSM 02.04.

         4.3.1.3. The IGF shall support the registration/erasure/activation and deactivation of each of the supplementary services on a basic service group basis as defined in TS GSM 02.04.

         4.3.1.4. The IGF shall support the use of the Unstructured Supplementary Service Data (USSD) mechanisms for interaction with the end-user as defined in TS GSM 02-90, TS GSM 03.90 and TS GSM 04.90.

         4.3.1.5. Both user and network initiated USSD shall be included, as well as the capability to handle the USSD dialogues initiated from applications in the HLR; and from applications that use the USSD procedures to communicate with the HLR and are located in external nodes.

4.3.2. LINE IDENTIFICATION SERVICES

4.3.2.1. CALLING LINE IDENTIFICATION PRESENTATION (CLIP)

         4.3.2.1.1. The IGF shall comply with the GSM phase 2 Calling Line Identification Presentation (CLIP) service as defined in TS GSM 02.81, TS GSM 03.81 and TS GSM 04.81.

4.3.2.2. CALLING LINE IDENTIFICATION RESTRICTION (CLIR)

         4.3.2.2.1. The IGF shall comply with the GSM phase 2 Calling Line Identification Restriction (CLIR) service as defined in TS GSM 02.81, TS GSM 03.81 and TS GSM 04.81.

4.3.2.3. CONNECTED LINE IDENTIFICATION PRESENTATION (COLP)

         4.3.2.3.1. The IGF shall comply with the GSM phase 2 Connected Line Identification Presentation (COLP) service as defined in TS GSM 02.81, TS GSM 03.81 and TS GSM 04.81.

4.3.2.4. CONNECTED LINE IDENTIFICATION RESTRICTION (COLR)

         4.3.2.4.1. The IGF shall comply with the GSM phase 2 Connected Line Identification Restriction (COLR) service as defined in TS GSM 02.81, TS GSM 03.81 and TS GSM 04.81.

4.3.3. CALL FORWARDING SERVICES

4.3.3.1. CALL FORWARDING UNCONDITIONAL (CFU)

         4.3.3.1.1. The IGF shall comply with the GSM phase 2 Call Forwarding Unconditional (CFU) service as defined in TS GSM 02.82, TS GSM 03.82 and TS GSM 04.82.

4.3.3.2. CALL FORWARDING ON MOBILE SUBSCRIBER BUSY (CFB)

         4.3.3.2.1. The IGF shall comply with the GSM phase 2 Call Forwarding on Mobile Subscriber Busy (CFB) service as defined in TS GSM 02.82, TS GSM
         03.82 and TS GSM 04.82.

4.3.3.3. CALL FORWARDING ON NOT REACHABLE (CFNRc)

         4.3.3.3.1. The IGF shall comply with the GSM phase 2 Call Forwarding on Not Reachable (CFNRc) service as defined in TS GSM 02.82, TS GSM 03.82 and TS GSM 04.82.

4.3.3.4. CALL FORWARDING ON NO REPLY (CFNRy)

         4.3.3.4.1. The IGF shall comply with the GSM phase 2 Call Forwarding on No Reply (CFNRy) service as defined in TS GSM 02.82, TS GSM 03.82 and TS GSM 04.82.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


4.3.4. CALL WAITING AND CALL HOLD SERVICES

4.3.4.1. CALL WAITING (CW)

         4.3.4.1.1. The IGF shall comply with the GSM phase 2 Call Waiting (CW) service as defined in TS GSM 02.83, TS GSM 03.83 and TS GSM 04.83.

4.3.4.2. CALL HOLD (HOLD)

         4.3.4.2.1. The IGF shall comply with the GSM phase 2 Call Hold (HOLD) service as defined in TS GSM 02.83, TS GSM 03.83 and TS GSM 04.83.

4.3.5. MULTI-PARTY SERVICES

4.3.5.1. MULTI-PARTY (MPTY)

         4.3.5.1.1. The IGF shall comply with the GSM phase 2 Multi-Party (MPTY) service as defined in TS GSM 02.84, TS GSM 03.84 and TS GSM 04.84.

4.3.6. CLOSED USER GROUP SERVICES

4.3.6.1. CLOSED USER GROUP (CUG)

         4.3.6.1.1. The IGF shall comply with the GSM phase 2 Closed User Group
         (CUG) service as defined in TS GSM 02.85, TS GSM 03.85 and TS GSM
         04.85.

4.3.7. CALL RESTRICTION SERVICES

4.3.7.1. BARRING OF ALL OUTGOING CALLS (BAOC)

         4.3.7.1.1. The IGF shall comply with the GSM phase 2 Barring of All Outgoing Calls (BAOC) service as defined in TS GSM 02.88, TS GSM 03.88 and TS GSM 04.88.

4.3.7.2. BARRING OF ALL INCOMING CALLS (BAIC)

         4.3.7.2.1. The IGF shall comply with the GSM phase 2 Barring of All Incoming Calls (BAIC) service as defined in TS GSM 02.88, TS GSM 03.88 and TS GSM 04.88.

4.3.7.3. BARRING OF ALL OUTGOING INTERNATIONAL CALLS (BOIC)

         4.3.7.3.1. The IGF shall support Barring of all outgoing international calls (BOIC), using the standard unmodified GSM functionality. However this may not fully function as specified for ICO operation.

4.3.7.4. BARRING OF OUTGOING INT. CALLS EXCEPT THOSE TO THE HOME COUNTRY (BOICexHC)

         4.3.7.4.1. The IGF shall support Barring of outgoing international calls except those to the Home Country (BOICexHC), using the standard unmodified GSM functionality.

4.3.7.5. BARRING OF INC. CALLS WHEN ROAMING OUTSIDE THE HOME COUNTRY (BIC-ROAM)

         4.3.7.5.1. The IGF shall support Barring of incoming calls when roaming outside the Home Country (BIC-Roam), using the standard unmodified GSM functionality.

4.3.8. ADVICE OF CHARGE SERVICES

4.3.8.1. ADVICE OF CHARGE - INFORMATION LEVEL (AoCI)

         4.3.8.1.1. The IGF shall comply in full with the GSM phase 2 Advice Of Charge - Information Level (AoCI) service as defined in TS GSM 02.86, TS GSM 03.86 and TS GSM 04.86.

         4.3.8.1.2. The service on offer does not include any ICO specific modifications.

4.3.8.2. ADVICE OF CHARGE - CHARGING LEVEL (AoCC)

         4.3.8.2.1. The IGF shall comply in full with the GSM phase 2 Advice Of Charge - Charging Level (AoCC) service as defined in TS GSM 02.86, TS GSM 03-86 and TS GSM 04.86.

         4.3.8.2.2. The service on offer does not include any ICO specific modifications.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


4.4. ICO SPECIFIC SERVICES

4.4.1. HIGH PENETRATION NOTIFICATION (HPN) SERVICE

4.4.1.1. SERVICE DEFINITION

         4.4.1.1.1. The IGF shall support the subscription
         (provision/withdrawal) of the ICO HPN supplementary service (HPN-SS) on an individual subscriber (IMSI) basis.

         4.4.1.1.2. The IGF shall support the following two levels of priority for the scheduling of HPN messages as a subscription option:

                  1.   standard

                  2.   high priority

         4.4.1.1.3. In accordance with the ISDN/GSM service model, the HPN supplementary service shall apply to the following basic service groups as defined in TS GSM 02.04:

                  1.   speech (BSG 1)

                  2.   short message service (BSG 2)

                  3.   facsimile services (BSG 6)

                  4.   data circuit asynchronous (BSG 7)

                  5.   data circuit synchronous (BSG 8)

         4.4.1.1.4. The IGF shall support the subscription to the HPN service by cellular roamers to the ICO network via the appropriate cellular/satellite interworking function.

         4.4.1.1.5. The HPN-SS shall be activated as a result of provision i.e. no user MMI actions are required for the registration/erasure/activation/deactivation of this service.

         4.4.1.1.6. The HPN-SS shall be invoked by the IGF on the failure to page a UT for the purpose of incoming call alerting or delivery of a mobile terminated SMS message.

         4.4.1.1.7. The HPN-SS shall also be invoked in case of an attempt to deliver an incoming call or mobile terminated short message to a subscriber for whom the IMSI-detach flag has been set. In such cases the escalation to HPN paging shall occur without any attempt at medium penetration (MP) paging.

         4.4.1.1.8. The invocation of the HPN-SS by the IGF shall result in the transmission of a HPN message to the UT.

         4.4.1.1.9. The IGF shall support the following types of content for the HPN message, as specified in ICO 103.40:

                  1. notification with information extracted from the header of an SMS message

                  2.   incoming call details (e.g. the calling line identity)

         4.4.1.1.10. The IGF shall support the reception of an HPN acknowledgement from the UT.

         4.4.1.1.11. In the event of a failure by the IGF to reach the UT, macro-diversity shall be applied in the form of multiple retries over an extended period of time.

         4.4.1.1.12. The HPN-SS shall be restricted by the IGF to subscribers roaming within the ICONET and shall not interfere in any way with the services on offer to ICO subscribers whilst roaming in foreign networks.

         4.4.1.1.13. The IGF shall support the applications defined in the appendices of ICO 103.40.

         4.4.1.1.14. The IGF shall support the 103.40, 05.xx,04.xx, and 104.08
         Series AI documents.

         4.4.1.1.15. The IGF shall be capable of using any satellite visible (down to an NMC configurable limit) to the UT, to increase the likelihood of message delivery.

         4.4.1.1.16. The IGF shall use co-ordination and queuing methods to reduce message delivery delay and to achieve efficient use of the satellite resource.

         4.4.1.1.17. The IGF shall resend messages, up to a configurable limit, where this can increase message transfer success.

         4.4.1.1.18. The HPN subsystem shall prevent re-transmission of a message when an acknowledgement for the message has been received from the UT.

         4.4.1.1.19. For further details of the HPN service see ICO 103.40.

4.4.1.2. HPN PRIVACY

         4.4.1.2.1. The HPN transmission to the UT shall be encrypted by a [TBD] encryption algorithm. The algorithm shall be supplied by ICO. The algorithm shall use a time variant key (Kh) which is derived from the subscriber TMSI and HPN Frame Id. The application of HPN privacy based on the TMSI shall not compromise the existing security mechanisms applied to the other channels.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


4.4.2. ICO DUAL-NUMBERING (OPTION)

         4.4.2.1. The IGF shall support the subscription by cellular roamers to the ICO dual-numbering option. This requires the provision of an Interworking Location Register for the applicable cellular network standard.

         4.4.2.2. The IGF shall support the allocation of an ICO MSISDN to an existing cellular subscriber, in addition to the existing cellular MSISDN, for each service subscribed to.

         4.4.2.3. For a subscriber with ICO dual-numbering, the IGF shall support the delivery of incoming calls via ICO MSISDNs to:

                  1.   subscribers currently registered on ICO

                  2.   subscribers currently registered on cellular networks
                       (F/R)

         4.4.2.4. For a subscriber with ICO dual-numbering, the ILR shall support the selection, at subscription time, by the end-user of the primary MSISDN to be used for calling line identification (CLI) purposes. (F/R)

4.4.3. NATURAL LANGUAGE SUPPORT

         4.4.3.1. The IGF shall support the selection of a "preferred language" by the end-user as a subscription option.

         4.4.3.2. The IGF shall store the "preferred language" of the subscriber in the service profile stored within the HLR and VLR registers.

         4.4.3.3. The IGF shall also store the "preferred language" of the subscriber in the service profile contained within the cellular/satellite interworking function. (F/R)

         4.4.3.4. For voice announcements and prompts to the subscriber the IGF shall employ the "preferred language" to select the language used.

         4.4.3.5. For announcements the IGF shall support a minimum of 30 different languages. subject to the storage capacity for announcements.

         4.4.3.6. For voice messaging services, the IGF shall also support the use of a language preference the extent of this support shall be determined by the PDR.

         4.4.3.7. For roamers to the ICO network, the IGF shall support the derivation of the correct language for announcements etc., from the home network (MCC/MNC) of the subscriber via IMSI-range analysis.

4.5. MAIL AND MESSAGING SERVICES (OPTION)

4.5.1. GENERIC MESSAGING PLATFORM REQUIREMENTS

         4.5.1.1. The IGF shall include a flexible messaging platform for the provision of the following mail and messaging services:

                  1.   voice mail

                  2.   fax mail (F/R)

                  3.   short messaging (SMS)

                  4.   email (F/R)

         4.5.1.2. The IGF messaging platform shall support both a centralised or de-centralised configuration for the provision of messaging services.

         4.5.1.3. In order to support the distributed mailbox architecture, the IGF messaging platform shall support

                  1. remote access (storage and retrieval) to a mailbox from another messaging node (F/R)

                  2. the exchange of mail, in compressed form, between different messaging nodes.

         4.5.1.4. The IGF messaging platform shall support the subscription by the end-user to a combination of any of the following types of mailbox:

                  1.   voice mailbox

                  2.   fax mailbox (F/R)

                  3.   email (F/R)

         4.5.1.5. The IGF shall provide a flexible script-based menu system for dialogue with the end-user. Interaction with the end-user shall be by means of DTMF and Interactive Voice Response (IVR).

         4.5.1.6. The IGF messaging platform shall support, as a subscription option, the use of multiple languages, for voice prompts and other forms of dialogue with the end user.

         4.5.1.7. The IGF shall provide the necessary tools for ICO to modify the individual menus or scripts employed by the messaging platform. (F/R)

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


         4.5.1.8. The IGF messaging platform shall support the use of multiple time zones. The time zone to be employed for a particular mailbox shall be a subscription option. (F/R)

         4.5.1.9. The IGF messaging platform shall support the use of an individual personal identification number (PIN) for access protection. The subscriber shall be able to modify his/her PIN as part of the mailbox customisation process.

         4.5.1.10. The IGF messaging platform shall permit the mailbox owner to record and install personalised greetings for each of the mailbox services subscribed to.

         4.5.1.11. The IGF messaging platform shall produce call detail records for each mailbox transaction including, but not limited to the following:

                  1.   deposit

                  2.   retrieval

                  3.   forwarding/distribution of mail (F/R)

                  4.   notification of waiting mail

                  5.   customisation of mailbox options. (F/R)

4.5.2. VOICE MAILBOX

         4.5.2.1. The messaging platform shall support the allocation of a voice mail box on an individual subscriber (MSISDN) basis.

         4.5.2.2. The IGF messaging platform shall support the following functions for voice mailboxes:

                  1.   deposit, reception of voice mail

                  2.   retrieval of voice mail from a UT

                  3.   retrieval of voice mail from a fixed phone

                  4.   forwarding of voice mail (F/R)

                  5. distribution lists, distribution of voice mail according to pre-set distribution lists. (F/R)

4.5.3. FAX MAILBOX (F/R)

         4.5.3.1. The messaging platform shall support the allocation of a fax mail box on an individual subscriber (MSISDN) basis.

         4.5.3.2. The IGF messaging platform shall support the following functions for fax mailboxes:

                  1.   deposit, reception of fax

                  2.   retrieval of fax to UT

                  3.   retrieval of fax to fixed phone

                  4.   forwarding of fax to other destinations

                  5. distribution, distribution of faxes according to pre-set distribution lists.

         4.5.3.3. The IGF shall support the use of standard fax cover sheets for the forwarding/distribution of fax mail.

         4.5.3.4. In case of distribution, the IGF messaging platform shall insert the appropriate name and fax number from the distribution list into the fax cover sheet.

4.5.4. EMAIL (F/R)

         4.5.4.1. The messaging platform shall support the allocation of an email account on an individual subscriber basis.

         4.5.4.2. The IGF messaging platform shall support the following email functions:

                  1. transmission of email to external systems, including at least Internet SMTP.

                  2. reception of email from external systems, including at least Internet SMTP.

                  3.   forwarding of email

                  4. conversion of email to SMS messages for notification purposes

                  5.   conversion of SMS message(s) to email.

4.5.5. SMS

         4.5.5.1. The messaging platform shall support the use of SMS without an explicit subscriber profile in the messaging platform.

         4.5.5.2. The IGF messaging platform shall support the following SMS functions:

                  1. reception/storage/transmission of short messages from/to subscribers located within the ICONET

                  2. reception/storage/transmission of short messages from/to subscribers located within cellular networks

                  3. reception/storage/transmission of short messages from/to external information providers

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


                  4.   conversion of short messages to email

         4.5.5.3. The IGF messaging platform shall include the following GSM standard functionality:

                  1. the SMS centre (SMSC) functionality as defined in TS GSM 03.40

                  2. the SMS GATEWAY MSC (SMS-GMSC) functionality as defined in TS GSM 03.40

                  3. the SMS INTERWORKING MSC (SMS-IWMSC) FUNCTIONALITY AS defined in TS GSM 03.40

         4.5.5.4. The IGF messaging platform shall support the following GSM standard features:

                  1.   the use of the validity period as defined in TS GSM 03.40

                  2. delivery of both standard and priority short messages as defined in TS GSM 03.40

                  3.   status reporting as defined in TS GSM 03.40

                  4. the use of the reply-path functionality described in TS GSM 03.40

                  5. message waiting data and the service centre alerting procedure as defined in TS GSM 03.40 and TS GSM 09.02

                  6.   the GSM default alphabet as defined in TS GSM 03.38

                  7.   multi-alphabet support including UCS2/UNICODE (ISO
                       10646-1)

                  8. user-defined (8-bit binary) encoding as defined in TS GSM 03.38

                  9. multiple short message transfer (to avoid re-authentication etc.) as defined in TS GSM 03.40

                  10.  segmentation and reassembly of "long messages"

4.5.6. MAILBOX ACCESS AND RETRIEVAL

         4.5.6.1. The IGF shall support the use of a short form common access number (2-3 digits) for access to the messaging system from within the ICO network.

         4.5.6.2. The IGF shall also support a common access number for access to the messaging system from outside the ICO network i.e. from the PSTN/ISDN.

         4.5.6.3. The IGF shall be capable of deriving the correct mailbox number from the calling line identity (CLI) if available.

         4.5.6.4. If the CLI is unavailable or no matching mailbox entry can be found then it shall be possible for the end user to select the required mailbox number e.g. via DTMF.

         4.5.6.5. The IGF shall also support the use of a personal identification number (PIN) or password, for example via DTMF, for authentication purposes.

         4.5.6.6. In cases where the CLI is unavailable the entry of the correct password shall be mandatory.

         4.5.6.7. If the CLI is available then the usage of the password shall be configurable (enable/disable) by the end user.

         4.5.6.8. It shall also be possible for the end user to change the password.

         4.5.6.9. The functions supported in the Voicemail subsystem shall include the following:

         4.5.6.10. Deposit Session

                  1.   Common Access Number

                  2.   Message Review & Re-recording

                  3.   Pre-defined Text Message Menu

                  4.   Language Selection

                  5.   Operator Fallback

                  6.   Access to Additional Mailboxes

                  7.   Transfer to Mailbox Retrieval Session


         4.5.6.11. Retrieval & Administration Session

                  1.   Common Access Number

                  2.   New User Setup

                  3.   System Administrator Broadcast Message

                  4.   Subscriber Language Control

                  5.   Pause

                  6.   Replay / Rewind

                  7.   Message information

                  8.   Skip / FF

                  9.   Delete / Save

                  10.  Rapid Retrieval Mode

                  11.  Operator Fallback

                  12.  Record and Deposit Message to Another Mailbox

                  13.  Enable/Disable Automatic Message Information

                  14.  SPIG - Service Provider Identity Greeting

                  15.  Standard System Greeting

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


                  16.  Personal Greeting

                  17.  Absence Greeting

         4.5.6.12. Security Control

                  1.   Change Password

                  2.   Enable/Disable Mailbox Security

         4.5.6.13. SMS Notification

                  1.   Enable/Disable SMS Notification

                  2.   New Voice Mail

                  3.   Mailbox Full

         4.5.6.14. Outdial Notification

                  1.   Enable/Disable Outdial Notification

                  2.   Review & Change Outdial Number

                  3.   Voice Prompt Only

         4.5.6.15. Voice Prompt Followed by New Messages

4.5.7. MAILBOX NOTIFICATION

         4.5.7.1. The messaging platform shall support SMS notification over the GSM network and shall be able to make an outdial for notification and delivery of the waiting messages.

         4.5.7.2. It shall be also possible to send a notification as an Internet mail.

         4.5.7.3. It shall be possible to make an outdial to a paging network for paging notification.

         4.5.7.4. In case of voice call-back ("outdial") and activated call forwarding, the IGF shall prevent the forwarding of the call-back notification to the same mailbox (i.e. to avoid loop back). (F/R)

4.5.8. ACCESS TO EXTERNAL SYSTEMS

         4.5.8.1. The messaging platform shall support the exchange of messages with external systems via:

                  1.   dial-up connection (e.g. for generation of MT SMS) (F/R)

                  2.   external mail systems (Internet SMTP/ X.400) (F/R)

                  3. existing paging systems via the Telecator Network Paging Protocol (TNPP)

                  4. external user client/ system via the Telecator Application Protocol (TAP) and V.32

                  5. external user client/ system via TDP/TME and V.32 and Modem Pool

                  6.   external user client/ system via TDP/TME and TCP/IP

                  7. external user client/ system via the Computer Access Protocol Version II (CAP II) over X.25 (F/R)

4.6. ADVANCED SERVICES (F/R)

4.6.1. GENERAL IN PLATFORM REQUIREMENTS

4.6.1.1. GENERAL

         4.6.1.1.1. The IGF shall include an intelligent network (IN) platform to enable the provision of customised services for calls to/from both ICO subscribers and roamers within the ICONET.

         4.6.1.1.2. The IN platform shall include the following components:

                  1. an integrated Service Switching function (SSF) in each MSSC

                  2. Intelligent Peripherals (IPs) either standalone or integrated in the MSSC

                  3. Service Control Point (SCP) with integrated Service Data Point (SDP)

                  4. Service Management Point (SMP) with Service Management Access Function (SMAF)

                  5.   Service Creation Environment (SCE) including workstations

4.6.1.2. SERVICE SWITCHING FUNCTION (SSF)

         4.6.1.2.1. Each MSSC of the IGF shall be equipped with an integrated SSF function as defined in ITU-T Q.1214.

         4.6.1.2.2. The MSSC shall also be capable of routing to an SSF located in a standalone Service Switching Point (SSP) either within ICONET or other networks.

         4.6.1.2.3. The SSF shall be capable of communicating with SCPs, both within the ICONET and other networks, via the ETSI CORE INAP (CS-1) protocol as defined in ETS 300 374-1.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


         4.6.1.2.4. The SSF shall be capable of being upgraded to CS-2 as and when this becomes available.

         4.6.1.2.5. In addition to the standard ETSI CS-1 INAP features, the IGF INAP shall support via the appropriate extension mechanisms, the transport of mobile specific information including, but not limited to, the following:

                  1.   IMSI

                  2.   Class mark

                  3.   Basic Service Codes and bearer capabilities

                  4.   Supplementary service codes and parameters

                  5.   UT position (i.e. Service Area)

         4.6.1.2.6. The SSF shall also be capable of supporting the GSM CAMEL feature, as defined in TS GSM 02.78, when this becomes available.

         4.6.1.2.7. Each SSF of the IGF shall be capable of communicating with multiple SCPs including, but not limited to:

                  1. service based routing i.e. specific services assigned to specific SCPs

                  2. subscriber based routing i.e. subscriber groups assigned to specific SCPs

                  3.   loadsharing between multiple but functionally equivalent
                       SCPs

         4.6.1.2.8. In the event of an outage of a particular SCP, it shall be possible to route traffic automatically to an alternative or backup SCP.

         4.6.1.2.9. The SSF shall support both originating and terminating state models, detection points and triggers.

         4.6.1.2.10. The SSF shall support the terminating state model in both the GMSSC and the VMSSC.

         4.6.1.2.11. The SSF shall support triggering on the basis of the analysis of the dialled digit string and on the basic of service keys stored in the service profile of the HLR/VLR.

         4.6.1.2.12. The HLR shall support the provisioning of the IN service keys in the HLR and the HLR component of the appropriate cellular/satellite interworking function (CS-IWF).

         4.6.1.2.13. The SSF shall support triggering on the basis of both dialled number (MSISDN) and roaming number (MSRN) in the GMSSC. This shall include the ability of the SSF to prevent the subsequent triggering on MSRN if an IN dialogue on the basis of the MSISDN has already taken place.

         4.6.1.2.14. The presence or lack of an IN service key shall not interfere in any way with the operation of the GSM emergency call service.

         4.6.1.2.15. The SSF shall also be capable of supporting mobile specific extensions to the basic call state models in order to permit the initiation of an INAP dialogue as a result of:

                  1.   location registration/updating

                  2.   mobile originated/terminated SMS

                  3. management of supplementary service information (reg./era./act./deact./int.) by the end-user

                  4.   unstructured supplementary service data (USSD)

4.6.1.3. INTELLIGENT PERIPHERALS (IPs)

         4.6.1.3.1. The IGF shall include intelligent peripherals (IPs) for interaction with the end-user as defined in ITU-T Q.1214.

         4.6.1.3.2. The IGF IPs shall support the generation of announcements and tones.

         4.6.1.3.3. The IGF IPs shall support the collection of digits from the end-user via the prompt and collect user information operation.

         4.6.1.3.4. The IGF IPs shall support the reception of DTMF tones as defined in ITU-T Q.23 and CEPT T/CS 46-08.

         4.6.1.3.5. The IGF IPs shall support the simultaneous allocation of announcements and tone generators to the same channel as a DTMF receiver.

         4.6.1.3.6. The IGF IPs shall support the assignment of both interruptible and non-interruptible announcements according to the INAP protocol.

4.6.1.4. SERVICE CONTROL POINT (SCP)

         4.6.1.4.1. The SCP shall include a service control function (SCF) as defined in ITU-T Q.1214.

         4.6.1.4.2. The SCF shall be capable of selecting the particular service(s) to be executed on the basis of the contents of the INAP initialDP message including, but not limited to, the following:

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


                  1.   service key

                  2.   called party number

                  3.   calling party number

                  4.   detection point.

         4.6.1.4.3. The SCF shall also be capable of selecting the service(s) to be executed on the basis of the service data stored in the SDF.

         4.6.1.4.4. The SCF shall be capable of controlling the generation of call detail records in the SSF.

         4.6.1.4.5. The SCF shall be capable of storing additional IN relevant data in the call detail records produced by the SSF component of the MSSC.

         4.6.1.4.6. The SCF shall provide mechanisms for the generation and collection of statistics for the usage of services.

         4.6.1.4.7. The SCP shall support mechanisms and interfaces to distribute the collected statistics to the IGF NMC.

         4.6.1.4.8. The SCP shall include an internal Service Data Function
         (SDF) as defined in ITU-T Q.1214.

         4.6.1.4.9. The SDF shall be capable of providing storage and access mechanism for service data including:

                  1.   global data applicable to all services

                  2.   data applicable to particular service types

                  3.   call instance data for a particular service instance

                  4.   service subscriber data

                  5.   service user data

                  6.   service provider data.

         4.6.1.4.10. The SCP shall be capable of handling multiple versions of each service in order to permit the introduction of new services whilst maintaining a fall-back capability in case of service failure.

         4.6.1.4.11. The SCP shall support the scheduled activation/deactivation of services.

         4.6.1.4.12. The SCP shall be capable of operation in both simplex and mated-pair configurations.

         4.6.1.4.13. The SCP shall include overload protection mechanisms.

         4.6.1.4.14. The SCF shall also be capable of supporting the GSM CAMEL feature, as defined in TS GSM 02.78, when this becomes available.

4.6.1.5. SERVICE MANAGEMENT POINT (SMP)

         4.6.1.5.1. The SMP shall be capable of managing the provisioning and deployment of new services including, but not limited to, the following:

                  1.   management and distribution of service data to the SCPs

                  2.   interfacing to the ICO ADC for provisioning

                  3.   management and distribution of service logic

         4.6.1.5.2. The IGF SMAF shall support the access by external systems to the SMP including both service subscribers and service provider systems.

4.6.1.6. SERVICE CREATION ENVIRONMENT (SCE)

         4.6.1.6.1. The IGF shall include a service creation environment to support the development and testing of new IN services.

         4.6.1.6.2. The IGF SCE shall include:

                  1.   a GUI based service development facility

                  2. the creation and maintenance of Service Independent Building blocks (SIBs)

                  3. testing and debugging facilities for trialling new services

                  4. user terminal, SCP and SSP simulation capability for the validation of services prior to deployment in a live environment

                  5. interfaces to the SMP for downloading new service logic, data and management components.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


4.6.2. IN SERVICES

4.6.2.1. GENERAL

         4.6.2.1.1. The IGF intelligent network (IN) platform shall enable the provision of customised services for calls to/from both ICO subscribers and roamers within the ICONET via the appropriate cellular/satellite interworking function.

         4.6.2.1.2. The IGF shall support the customisation of the service offering on the basis of at least the following:

                  1.   identity (IMSI/MSISDN) of the subscriber

                  2.   the location (service area) of the UT

                  3.   the A-party number (CLI)

                  4.   the called number

                  5.   time and date.

         4.6.2.1.3. The IN platform of the IGF shall support the use of multiple languages for use in dialogues with the end-user.

         4.6.2.1.4. The IGF IN platform shall support a minimum of 30 different languages.

         4.6.2.1.5. The IGF shall support the choice of language on the basis of individual service profiles, calling party number analysis (IMSI and MSISDN), location of the UT (i.e. service area), etc.

4.6.2.2. COMMUNITY OF INTEREST SERVICES

4.6.2.2.1. VIRTUAL PRIVATE NETWORKS (VPN)

         4.6.2.2.1.1. The IGF shall support a Virtual Private Network Service as defined in ITU-T Q.12.11. This shall include the necessary service scripts and service management application

         4.6.2.2.1.2. The IGF shall support the creation of ICO specific VPNs.

         4.6.2.2.1.3. The IGF shall support access from the ICONET to existing VPNs

4.6.2.3. SUBSCRIBER-SPECIFIC IN SERVICES

4.6.2.3.1. ADVANCED CALL FORWARDING

         4.6.2.3.1.1. The IGF shall support the use of the IN platform to provide a more advanced and more flexible form of call forwarding based on calling/called party numbers, date, time, location (i.e. service area), etc.

         4.6.2.3.1.2. The IGF shall support the creation by ICO of such services via the service creation environment (SCE). A ready-made service script will not be included.

4.6.2.3.2. ADVANCED CALL BARRING

         4.6.2.3.2.1. The IGF shall support the use of the IN platform to provide a more advanced and more flexible form of call barring based on calling/called party numbers, date, time, location (i.e. service area), permitted and forbidden number lists, etc.

         4.6.2.3.2.2. The IGF shall be capable of applying advanced barring services in both the gateway MSSC (GMSSC) and the visited MSSC (VMSSC).

         4.6.2.3.2.3. The IGF shall support the creation by ICO of such services via the service creation environment (SCE). A ready-made service script will not be included.

4.6.2.3.3. ORIGINATING CALL SCREENING

         4.6.2.3.3.1. The IGF shall support an Originating Call Screening (OCS) service as defined in ITU-T Q.1211.

         4.6.2.3.3.2. The IGF shall support the creation by ICO of such screening services via the service creation environment (SCE). A ready-made service script will not be included.

4.6.2.3.4. TERMINATING CALL SCREENING

         4.6.2.3.4.1. The IGF shall support a Terminating Call Screening (TCS) service.

         4.6.2.3.4.2. The IGF shall be capable of applying TCS in both the gateway MSSC (GMSSC) and the visited MSSC (VMSSC).

         4.6.2.3.4.3. The IGF shall support the creation by ICO of such screening services via the service creation environment (SCE). A ready-made service script will not be included.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


4.6.2.3.5. LOCATION DEPENDENT ROUTING

         4.6.2.3.5.1. The IGF shall support the use of the IN platform to provide a more advanced and more flexible form of call routing based on the location of the UT (service area), calling/called party numbers, date, time, etc. This shall include the necessary service script(s) and service management application.

         4.6.2.3.5.2. For further details see the description of the Ericsson feature of the same name.

4.6.2.3.6. PERSONAL NUMBER

         4.6.2.3.6.1. The IGF IN platform shall support the personal number service i.e. the allocation of a single directory number for multiple destinations each of which is tried in turn until the call is answered. This shall include the necessary service script(s) and service management application.

         4.6.2.3.6.2. For further details see the description of the Ericsson feature of the same name.

4.6.2.3.7. HOT LINE ROUTING

         4.6.2.3.7.1. The IN platform of the IGF shall support the "hot line" routing i.e. the forced routing of all mobile originated calls from a particular subscriber to a single destination.

         4.6.2.3.7.2. The IGF shall support the creation by ICO of such services via the service creation environment (SCE). A ready-made service script will not be included.

4.6.2.3.8. CALLER LIST

         4.6.2.3.8.1. The IN platform of the IGF shall support the "caller list" or "CLI mailbox" functionality i.e. the storage of the CLI for failed incoming call attempts in a CLI mailbox, and the subsequent interrogation of that mailbox by the subscriber.

         4.6.2.3.8.2. The IGF shall support the creation by ICO of such services via the service creation environment (SCE). A ready-made service script will not be included.

4.6.2.4. CHARGING SERVICES

4.6.2.4.1. PRE-PAID (DEBIT) SERVICE

         4.6.2.4.1.1. The IGF shall support the use of pre-paid SIM cards. This shall include the necessary service scripts and service management application.

         4.6.2.4.1.2. The following functions shall be included:

                  1.   the maintenance of the balance in real-time by the IGF

                  2. the indication of a warning to the subscriber in the event of a lack of pre-cleared funds

                  3. the immediate disconnection of a connection when the balance reaches zero

                  4.   the ability to check the B-number against screening lists

                  5.   usage of carrier access code.

4.6.2.4.2. PRIVATE CALLS

         4.6.2.4.2.1. The IGF shall support the use of two directory numbers for the same basic service, for business and private use respectively, in combination with a single subscription (IMSI).

         4.6.2.4.2.2. The CDRs collected by the IGF shall support the separate billing of the subscriber for business and private usage based on the number dialled.

         4.6.2.4.2.3. For mobile originated calls, the IGF shall permit the subscriber to determine to which of the two accounts (business/private) the call is to be billed and this shall be recorded in the appropriate CDRs.

         4.6.2.4.2.4. The IGF shall support the creation by ICO of such services via the service creation environment (SCE). A ready-made service script will not be included.

4.6.2.4.3. SPLIT BILLING

         4.6.2.4.3.1. The IGF shall support the Split Billing (SPL) service as defined in ITU-T Q.1211.

         4.6.2.4.3.2. The IGF shall support the creation by ICO of such services via the service creation environment (SCE). A ready-made service script will not be included.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


4.7. SUBSCRIPTION TO ICO SERVICES

4.7.1. GENERAL

         4.7.1.1. The IGF shall support the necessary subscriber profiles to permit the subscription to the services on offer within the ICO network and subscription checking prior to service usage. This shall include the subscriber profiles stored in the:

                  1.   home location register (HLR)

                  2.   authentication centre (AuC)

                  3.   intelligent network service control point (SCP) (F/R)

                  4.   messaging platform (VMS/SMSC). (OPTION)

         4.7.1.2. (Note: services such as "itemised billing" are a matter for post-processing and are outside the scope of this section.)

4.7.2. SUBSCRIPTION PROFILES IN THE HLR/VLR

         4.7.2.1. The HLR/VLR shall support the GSM standard profiles as defined in TS GSM 03.08 and TS GSM 12.02.

         4.7.2.2. The HLR shall support the subscription (provision/withdrawal) of each of the GSM basic and supplementary services on offer within the ICO network on an individual subscriber (IMSI) basis. This shall include each of the subscription options described in the applicable individual GSM technical specifications.

         4.7.2.3. The HLR and MSSC/VLR shall support the usage of PLMN (ICO) specific basic and supplementary services as defined in TS GSM 09.02.

         4.7.2.4. The HLR and MSSC/VLR shall support the extension of the subscriber profile transferred via the MAP protocol by means of the ellipsis ("...") notation as described in TS GSM 09.02.

         4.7.2.5. The IGF shall support the allocation of a basic or primary MSISDN. This MSISDN shall be transferred to the VLR from the HLR and employed for the purpose of calling line identification.

         4.7.2.6. The HLR and MSSC/VLR shall support the allocation of additional MSISDNs for different basic services and/or bearer capabilities and use in connection with mobile terminated services. This is the GSM "multi-numbering" method as defined in TS GSM 09.07.

         4.7.2.7. The HLR and MSSC/VLR shall support the subscription to the ICO specific services (HPN, language preference etc.) as described in the previous sections.

         4.7.2.8. The IGF shall support regional subscription on the basis of ICO defined service areas. The IGF shall support a minimum of 65,000 service areas. These areas shall be non-uniform in size and freely configurable under ICO control.

         4.7.2.9. The service areas shall permit the ICO Service providers to offer their customers subscription choices ranging from:

                  1.   Global subscription;

                  2. Regional subscription: limited to one or several of the ICO-defined subscription areas;

                  3. Fixed subscription: limited to a fixed geographic location defined by a specific minimum sized service area.

         4.7.2.10. Subscription with different tariff areas shall be possible for the above subscription choices.

         4.7.2.11. It shall be possible for the MSSC/VLR to deny mobile originated and mobile terminated service to a subscriber located outside the regional or fixed subscription area.

         4.7.2.12. The IGF shall also support regional charging i.e. the application of a different set of tariffs for services used whilst still roaming outside the local subscription area.

         4.7.2.13. The IGF shall be capable of providing an indication to the subscriber of the current coverage area. This shall include an out of area indication if the subscriber roams outside the local area.

         4.7.2.14. For those services based on in-band detection of modem and fax tones, a subscription to the basic telephony service shall be required. An explicit subscription to these services is not required.

         4.7.2.15. The HLR and VLR shall support the storage of intelligent network (IN) service profile information in the subscription profiles.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


4.7.3. SUBSCRIBER PROFILES IN THE IN PLATFORM (F/R)

         4.7.3.1. For those services provided by the ICONET Intelligent network platform, the IN SCP and service management function (SMAS) shall support the use of individual subscriber profiles.

         4.7.3.2. For individual profiles, the subscriber shall be identified by means of the MSISDN.

4.7.4. SUBSCRIBER PROFILES IN THE MESSAGING PLATFORM (OPTION)

         4.7.4.1. For those services provided by the ICONET messaging platform, the messaging platform shall support the use of individual subscriber profiles.

         4.7.4.2. For individual profiles, the subscriber shall be identified by means of one or more MSISDNs.

4.8. CELLULAR/SATELLITE ROAMING

4.8.1. GENERAL

         4.8.1.1. The IGF shall support roaming between the ICONET and the following types of cellular network

                  1.   networks employing GSM MAP (GSM 900/DCS 1800/PCS 1900)

                  2.   networks employing TIA IS.41 (AMPS/DAMPS/CDMA) (OPTION)

                  3.   networks employing TTC MAP (PDC 800/PDC 1500) (OPTION)

         4.8.1.2. The IGF shall support roaming in both directions i.e. from other networks to ICO, and from ICO to other networks in accordance with the table in Section 4.8.9.

4.8.2. ROAMING WITH IS.41 BASED NETWORKS (OPTION)

         4.8.2.1. For roaming between IS.41 based networks and ICONET an additional "roaming subscription" is required to map the identifiers and services employed within the home and visited network. The IGF shall support the provisioning of this additional service profile information.

         4.8.2.2. For roaming from IS.41 based networks to ICONET, the cellular/satellite interworking function of the IGF shall perform the functions of an IS.41 VLR towards the IS.41 network and the functions of a GSM HLR/AuC towards the ICONET.

         4.8.2.3. For roaming from ICONET to IS.41 based networks, the cellular/satellite interworking function of the IGF shall perform the functions of an IS.41 HLR/AuC towards the IS.41 network and the functions of a GSM VLR towards the ICONET.

         4.8.2.4. For roaming with IS.41 based networks, the IGF shall support interworking with cellular networks operating either IS.41 Revision C or IS.41 Revision B (both capabilities are required of the IGF).

4.8.3. ROAMING WITH PDC NETWORKS (OPTION)

         4.8.3.1. For roaming between TTC MAP based networks and ICONET an additional "roaming subscription" is required to map the identifiers and services employed within the home and visited network. The IGF shall support the provisioning of this additional service profile information.

         4.8.3.2. For roaming from PDC networks to ICONET, the cellular/satellite interworking function of the IGF shall perform the functions of a PDC GLR towards the PDC network and the functions of a GSM HLR/AuC towards the ICONET.

         4.8.3.3. In order to support the handling of roaming numbers and the routing of calls between PDC networks and the ICONET a switching function, the cellular/satellite gateway MSC (CS-GMSC), is also required. The cellular/satellite roaming function of the IGF shall include the required CS-GMSC functionality.

         4.8.3.4. For roaming with PDC based networks, the IGF shall support

                  1. version 2 (1994) of the TTC MAP DMNI standard (TTC JJ-70.10) (F/R)

                  2.   the proprietary Digital Tuka interface (DTIF).

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


4.8.4. ROAMING WITH GSM BASED NETWORKS

4.8.4.1. ANONYMOUS GSM ROAMERS

         4.8.4.1.1. For roaming between GSM based networks and ICONET, the IGF shall support automatic and "anonymous" roaming i.e. roaming based on the service profile stored in the home network and without an explicit subscription to the visited network.

4.8.5. GENERIC ROAMING FUNCTIONS (OPTION, EXCEPT FOR GSM ROAMING)

4.8.5.1. NUMBERING, ADDRESSING AND IDENTIFICATION

         4.8.5.1.1. The IGF shall support the mapping between the different identifiers employed within the different networking standards for numbering, addressing and identification purposes. This shall include the mapping between:

                  1.   GSM IMSI/MSISDN and IS.41 MIN/ESN

                  2.   GSM IMSI/MSISDN and PDC MSN/MSI

         4.8.5.1.2. The cellular/satellite interworking functions shall be capable of handling any ITU-T E.212 compliant IMSI e.g. the use of the PDC MSI as an IMSI without the allocation of and mapping to an ICO IMSI

4.8.5.2. AUTHENTICATION

         4.8.5.2.1. In order to protect roamers from fraudulent misuse, the IGF shall support the use of authentication in all roaming cases.

         4.8.5.2.2. In cases where end-to-end authentication between the subscriber and the home HLR is not technically possible, the IGF shall at least support the use of authentication between the subscriber and the cellular/satellite interworking function employing the authentication procedures of the visited network.

4.8.5.3. LOCATION MANAGEMENT

         4.8.5.3.1. The IGF shall support the roaming functions required to ensure that the subscriber is reachable within each type of visited network. This shall include:

                  1.   location registration/update

                  2.   location cancellation

                  3. deregistration i.e. purging of subscriber records in the VLR (GLR)

         4.8.5.3.2. The IGF shall pass back each initial registration in a new network to the home network of the roaming subscriber.

         4.8.5.3.3. To avoid unnecessary signalling traffic, the IGF shall be capable of handling subsequent location updates, within the same network, without passing them back to the home network.

         4.8.5.3.4. For the PDC to ICO roaming case, the subsequent location updates will be handled through the home network.

4.8.5.4. ROUTING FOR MOBILE TERMINATED CALLS

         4.8.5.4.1. In order to support the optimal routing of mobile terminated calls, the IGF shall be capable of retrieving routing information from the location registers of both the cellular and ICO networks. This shall include the interrogation of the HLRs and the retrieval of routing numbers from the VLRs (GLRs for PDC).

         4.8.5.4.2. For roaming between ICO and IS.41, the IGF shall be capable of handling both GSM MSRNs and IS.41 routing numbers (TLDNs) and of converting between the two.

         4.8.5.4.3. For roaming between ICO and PDC the IGF shall be capable of handling the TTC MAP RON and of mapping the RON to a GSM MSRN and vice versa. Unlike GSM and IS.41, the TTC MAP RON is allocated on location registration and not on a call by call basis and this requires additional processing by the IGF.

4.8.5.5. TRANSFER OF SUBSCRIBER DATA

         4.8.5.5.1. The IGF shall be capable of retrieving subscriber profile information from HLRs of the home network and of downloading subscriber profile information to the VLRs (and GLRs in case of PDC roaming) of the visited network.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


         4.8.5.5.2. The IGF shall be capable of deleting the subscriber records from the VLR (GLR) on request by the HLR of the home network.

         4.8.5.5.3. The IGF shall also be capable of deleting the subscriber record from the VLR (GLR) of the visited network as a result of network management operations.

4.8.5.6. MAPPING OF SERVICE PROFILES

         4.8.5.6.1. As the services supported vary between the three cellular standards, the IGF shall be responsible for the mapping of services retrieved from the HLR onto their equivalent in the VLR (GLR) of the visited network.

         4.8.5.6.2. As a minimum, the following forms of service mapping shall be supported by the IGF:

                  1.   a direct mapping of compatible services (e.g. telephony)

                  2. conversion of functional equivalents (e.g. GSM call barring and IS.41 call delivery)

                  3. the use of standard default values for those services not present in the home system

                  4. the extension of the profile received from the home HLR to include additional services offered by the visited network, this additional service information shall be stored in the HLR components of the cellular/satellite interworking functions of the IGF

4.8.5.7. SUPPLEMENTARY SERVICE MANAGEMENT

         4.8.5.7.1. The IGF shall support the MAP operations provided in each of the three cellular standards for the administration of supplementary services by the end user.

         4.8.5.7.2. For GSM networks the IGF shall include the operations required to support the following actions:

                  1.   registration/erasure

                  2.   activation/deactivation

                  3.   interrogation

                  4.   the setting of passwords

                  5.   unstructured supplementary service data (USSD)

         4.8.5.7.3. For IS.41 based networks the IGF shall support remote feature activation.

         4.8.5.7.4. In order to increase the transparency of the service to the end user, the IGF shall support, where possible, the MMI strings employed within the home network. For example, the MMI codes for call delivery (IS.41) should also be accepted within the ICO network and mapped onto the appropriate call restriction (barring) services. (F/R)

         4.8.5.7.5. For those networks supporting the management of services/features from fixed network terminals via DTMF, this feature shall also be supported by the IGF in case of cellular/satellite roaming.

4.8.5.8. SHORT MESSAGING

         4.8.5.8.1. The Short Message teleservice shall be supported in the IS.41 to ICO roaming case. (F/R)

         4.8.5.8.2. The ILR Shall support SMS Mobile Originated locally in the ILR for the IS.41 to ICO roaming case.

         4.8.5.8.3. The ILR shall support SMS Mobile Terminated locally within the ICO network for the IS.41 to ICO roaming case. If SMS Mobile terminated is to be supported an ICO MSISDN shall be used.

4.8.5.9. FAULT RECOVERY

         4.8.5.9.1. The IGF shall support the MAP operations provided in each of the three cellular standards for fault recovery e.g. HLR restart. This shall include the reception by the IGF of such fault recovery indications from the home and visited networks as well as the generation of such indications by the IGF in case of outage.

4.8.5.10. SECTION NOT USED

4.8.5.11. ADDITIONAL ICO HLR FUNCTIONALITY

         4.8.5.11.1. The GSM HLR/AuC components of the cellular/satellite interworking functions of the IGF shall include all of the functionality of a standalone ICO HLR/AuC including, but not limited to, the following:

                  1.   provisioning of HPN

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


                  2. vendor proprietary services and features for the IS.41 interworking unit:

                       a.   Immediate Call Itemisation Service

                       b.   Announcement Suppression at Call Rerouting (F/R)

                       c. Transfer of Announcement Suppression Indicator to HLR (F/R)

                       d.   Single Personal Number

                       e. Ericsson Dual Numbering (ICO+GSM+two logical lines handset is needed)

                       f.   Subscription Type (F/R)

                       g.   IMSI Changeover (F/R)

                       h.   MAP Policing in HLR (policing on addresses)

                       i.   Subscriber Priority Level for Channel Allocation

                       j.   Location Numbers (Regional and Local Subscription)

                  3. vendor proprietary services and features for the PDC interworking unit (F/R)

                  4. intelligent network support (e.g. IN service class marks/category keys)

                  5.   provisioning of other ICO specific services (F/R)

4.8.6. PROTOCOL SUPPORT

         4.8.6.1. The IGF shall support the following protocol stacks for cellular/satellite roaming:

                  1.   GSM MAP/ ITU-T TCAP/ ITU-T SCCP/ ITU-T MTP

                  2.   GSM MAP/ ITU-T TCAP/ ANSI SCCP/ANSI MTP (F/R)

                  3.   IS.41 MAP/ ANSI TCAP/ ITU-T X.25 (F/R)

                  4.   IS.41 MAP/ ANSI TCAP/ ANSI SCCP/ ANSI MTP (OPTION)

                  5.   IS.41 MAP/ ANSI TCAP/ ITU-T SCCP/ ITU-T MTP (F/R)

                  6.   IS.41 MAP/ ITU-T TCAP/ ITU-T SCCP/ ITU-T MTP (F/R)

                  7.   TTC MAP (DMNI)/ TTC TCAP/ TTC SCCP/ TTC MTP (OPTION)

                  8.   TTC MAP (DTIF)/ TTC TCAP/ TTC SCCP/ TTC MTP. (OPTION)

4.8.7. PROVISIONING FUNCTIONS (OPTION)

         4.8.7.1. The IGF shall provide an interface for the provisioning of the data held in the cellular/satellite interworking function via the ICO ADC.

         4.8.7.2. The IGF shall support both a transaction based interface for individual subscriber details as well as a bulk update (e.g. file transfer) mechanism for the transfer of data en masse. The PDC to ICO ILR will only support the interface for individual subscriber details.

         4.8.7.3. Each change to a subscriber profile, either locally or remotely, shall be logged by the IGF including details of the change. The PDC to ICO ILR will not support logging of the change.

4.8.8. NETWORK MANAGEMENT FUNCTIONS (OPTION)

4.8.8.1. FAULT MANAGEMENT

         4.8.8.1.1. The cellular/satellite interworking function of the IGF shall support the generation, logging and cancellation of alarms.

         4.8.8.1.2. The cellular/satellite interworking function of the IGF shall support an interface for the transfer of alarms to the ICO NMC.

4.8.8.2. PERFORMANCE MANAGEMENT

         4.8.8.2.1. The cellular/satellite interworking function of the IGF shall be capable of producing traffic measurements (e.g. peg counters) for both application level transactions and the lower layers e.g. MAP, TCAP, SCCP, MTP etc.

         4.8.8.2.2. The cellular/satellite interworking function of the IGF shall support an interface for the transfer of performance measurements to the ICO NMC.

4.8.8.3. CONFIGURATION MANAGEMENT

         4.8.8.3.1. The cellular/satellite interworking function of the IGF shall support an interface to the ICO NMC for the configuration of both the application and underlying layers (e.g. MAP, TCAP, SCCP, MTP).

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


         4.8.8.4. SECURITY MANAGEMENT

         4.8.8.4.1. The downloading of authentication keys from the ICO ADC to the cellular/satellite interworking function of the IGF shall be performed in a secure manner i.e. encrypted.

         4.8.8.4.2. The IGF shall support both a transaction based interface for individual subscriber details as well as a bulk update (e.g. file transfer) mechanism for the transfer of data en masse.

         4.8.8.4.3. The storage of the keys within the cellular/satellite interworking function of the IGF shall also be in an encrypted form.

         4.6.8.4.4. The IGF shall prevent access by operator personnel to the secret key information held in the AuC component of the cellular/satellite interworking function.

4.8.9. AVAILABILITY OF PRODUCTS AND SERVICES TO ROAMING SUBSCRIBERS

         4.8.9.1. This table below describes the requirements on the IGF for the availability of products and services to roaming subscribers.

         KEY

         NA:      NOT APPLICABLE, NOT TECHNICALLY FEASIBLE

         Y:       REQUIRED

         N:       NOT REQUIRED

         F/R:     FUTURE REQUIREMENT

     TABLE 1-1 AVAILABILITY OF PRODUCTS AND SERVICES TO ROAMING SUBSCRIBERS

================================================================================================================================
                   SERVICE OR FEATURE                             CELLULAR ROAMERS TO ICO             ICO ROAMERS TO CELLULAR
                                                                GSM        IS.41        PDC         ICO         ICO         ICO
                                                                 to          to          to          to          to          to
                                                                ICO         ICO         ICO         GSM        IS.41        PDC
                                                                            (OPT        (OPT                    (OPT        (OPT
                                                                            ION)        ION)                    ION)        ION)
--------------------------------------------------------------------------------------------------------------------------------
TELESERVICES
SPEECH SERVICES
4.1.1.1 Telephony (TS 11)                                        Y           Y           Y           Y           Y
4.1.1.2 Emergency calls (TS 12)                                  Y           Y           Y           Y         NA(1)
SHORT MESSAGE SERVICES (SMS)
4.1.2.1 Mobile Terminated SMS (TS 21)                            Y         Y (2)        F/R          Y           N
4.1.2.1 Mobile Originated SMS (TS 22)                            Y         Y (2)        F/R          Y           N
FACSIMILE SERVICES (UP TO 9600 bps)
4.1.3.1 Automatic fax group 3 (TS 62)                            Y         Y (3)       Y (3)         Y          Y(4)
4.1.3.3 Alternate speech and fax group 3 (TS 61                  Y         Y (5)        F/R          Y           NA
4.1.3.4 Alternate speech/fax - inband detection                  Y           Y           Y           NA          Y
FACSIMILE SERVICES, HIGH SPEED BEARERS (HSCSD)
4.1.3.2 Fax group 3 up to 14.4 kbps                            Y (6)       Y (7)       Y (7)       Y (6)         NA
BEARER SERVICES
CIRCUIT SWITCHED DATA (UP TO 9600 bps)
4.2.1 Data circuit duplex asynchronous (BS 2x)                   Y         Y (7)       Y (7)         NA          NA
4.2.1 Data circuit duplex synchronous (BS 3x)                    Y         Y (7)       Y (7)         NA          NA
4.2.3 Alternate Speech/Data - inband detection                   Y           Y           Y           NA          Y
HIGH SPEED CIRCUIT-SWITCHED DATA (UP TO 38.4 kbps)
4.2.2 General data circuit duplex asynch. (BS 20)              Y (6)       Y (7)       Y (7)       Y (6)         NA
4.2.2 General data circuit duplex asynch. (BS 20)              Y (6)       Y (7)       Y (7)       Y (6)         NA
SUPPLEMENTARY SERVICES
CALL OFFERING SUPPLEMENTARY SERVICES
4.3.3.1 Call Forwarding Unconditional (CFU)                    Y (20)      Y (20)      Y (20)        Y           Y
4.3.3.2 Call Forwarding on Mobile Subscriber Busy (CFB)          Y         Y (9)        F/R          Y         Y (9)
4.3.3.3 Call Forwarding on Mobile Not Reachable (CFNRc)          Y         Y (9)        F/R          Y           N
4.3.3.4 Call Forwarding on No Reply (CFNRy)                      Y         Y (9)        F/R          Y         Y (9)
CALL COMPLETION SUPPLEMENTARY SERVICES
4.3.4.1 Call Waiting (CW)                                        Y           Y          F/R          Y           Y

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


================================================================================================================================
                   SERVICE OR FEATURE                             CELLULAR ROAMERS TO ICO             ICO ROAMERS TO CELLULAR
                                                                GSM        IS.41        PDC         ICO         ICO         ICO
                                                                 to          to          to          to          to          to
                                                                ICO         ICO         ICO         GSM        IS.41        PDC
                                                                            (OPT        (OPT                    (OPT        (OPT
                                                                            ION)        ION)                    ION)        ION)
--------------------------------------------------------------------------------------------------------------------------------
4.3.4.2 Call Hold (HOLD)                                         Y         Y (8)        F/R          Y           Y
NUMBER IDENTIFICATION SUPPLEMENTARY SERVICES
4.3.2.1 Calling Line Identification Presentation (CLIP)          Y         Y (10)       F/R          Y         Y (10)
4.3.2.2 Calling Line Identification Restriction (CLIR)           Y         Y (10)       F/R          Y         Y (10)
4.3.2.3 Connected Line Identification Presentation (COLP)        Y         Y (11)       F/R          NA          NA
4.3.2.4 Connected Line Identification Restriction (COLR)         Y         Y (11)       F/R          NA          NA
MULTI-PARTY SUPPLEMENTARY SERVICES
4.3.5.1 Multi Party Service (MPTY)                               Y           Y          F/R          Y           Y
CLOSED USER GROUP SUPPLEMENTARY SERVICES
4.3.6.1 Closed User Group (CUG)                                  Y           NA          NA          Y           NA
CHARGING SUPPLEMENTARY SERVICES
4.3.8.1 Advice of Charge Information (AoCI)                    N (12)        NA          NA        N (12)        NA
4.3.8.2 Advice of Charge Charging (AoCC)                       N (12)        NA          NA        N (12)        NA
CALL RESTRICTION SUPPLEMENTARY SERVICES
4.3.7.1 Barring of All Outgoing Calls (BAOC)                     Y           Y          F/R          Y           Y
4.3.7.2 Barring of All Incoming Calls (BAIC)                     Y         Y (22)       F/R          Y           Y
4.3.7.3 Barring of Outgoing International Calls (BOIC)         Y (14)      Y (13)       F/R          Y         Y (13)
4.3.7.4 Barring of Outgoing International Calls. except        Y (15)      Y (11)       F/R          Y           NA
those directed to the Home Country (BOICexHC)
4.3.7.5 Barring of Incoming Calls when Roaming Outside         Y (16)      Y (22)       F/R          Y           NA
the Home Country (BIC-Roam)
UNSTRUCTURED SUPPLEMENTARY SERVICE DATA (USSD)
4.3 Unstructured supplementary service data (USSD)               Y         Y (11)       F/R          Y           NA
ICO SPECIFIC SERVICES
4.4.1 High Power Notification (HPN)                            N (17)      Y (11)      Y (11)        NA          NA
4.4.2 ICO Dual numbering                                       N (17)      Y (11)      Y (11)        NA          NA
4.4.3 Natural language support                                 N (17)       F/R         F/R          NA          NA
MAIL AND MESSAGING SERVICES
4.5.6 Mailbox access and retrieval                             Y (18)      Y (18)       F/R        Y (18)      Y (18)
4.5.7 Mailbox notification                                     Y (19)      Y (19)       F/R        Y (19)      Y (19)
ADVANCED SERVICES
4.6.2.2.1 Virtual Private Networks (VPN)                       Y (17)        Y           Y           Y           Y
4.6.2.3.1 Advanced call forwarding                             N (17)      Y (21)      Y (21)        NA          NA
4.6.2.3.2 Advanced call barring                                N (17)      Y (21)      Y (21)        NA          NA
4.6.2.3.3 Originating call screening                           N (17)      Y (21)      Y (21)        NA          NA
4.6.2.3.4 Terminating call screening                           N (17)      Y (21)      Y (21)        NA          NA
4.6.2.3.5 Location dependent routing                           N (17)      Y (21)      Y (21)        NA          NA
4.6.2.3.6 Personal number                                      N (17)      Y (21)      Y (21)        NA          NA
4.6.2.3.7 Hot line routine                                     N (17)      Y (21)      Y (21)        NA          NA
4.6.2.3.8 Caller list                                          N (17)      Y (21)      Y (21)        NA          NA
4.6.2.4.1 Pre-paid (debit) service                               NA          NA          NA          NA          NA
4.6.2.4.2 Private calls                                        N (17)      Y (21)      Y (21)        NA          NA
4.6.2.4.3 Split billing                                        N (17)      Y (21)      Y (21)        NA          NA

         Notes:

    1. Although the GSM emergency call service will not be available in PDC and IS.41 networks, this does not prevent the subscriber from dialling an emergency access code in such networks. However, this call will be treated as a normal telephony call i.e. with no prioritised access on the air-interface.

    2. End-to-end support for SMS is not provided. However, roamers to ICO may be provisioned with SMS in the CS-IWF allowing them to send and receive SMS on ICO via an ICO MSISDN.

    3. Roamers from IS.41 and PDC networks may employ GSM fax services from within the ICO network. However, delivery of fax calls from their home networks via their home cellular networks is not supported.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


    4. Roamers from ICO to IS.41 networks may employ local fax services within the serving network. However, delivery of fax calls from the ICO network via ICO fax MSISDNs (multi-numbering) is not supported.

    5. Roamers from IS.41 and PDC networks may employ the GSM alt. speech/fax service from within the ICO network, but this requires the allocation of additional ICO MSISDNs IN THE CS-IWF.

    6.   Subject to support of HSCSD by the GSM network.

    7. Roamers from IS.41 and PDC networks may employ local GSM data services within the ICO network by the allocation of an ICO MSISDN. However, delivery of data calls from the home network and via the home cellular number is not supported.

    8.   Supported locally in the CS-IWF, not end-to-end.

    9. It may not be possible to support conditional call forwarding services when roaming between ICO and IS.41 networks. This depends on the capability of the individual IS.41 networks.

    10.  Proprietary solution depending on the IS.41 extensions supported.

    11.  Supported locally in the CS-IWF, not present in the home network.

    12.  Advice of charge is not supported for roaming subscribers.

    13. The IS.41 and GSM services are not equivalent, some differences in service delivery are inevitable e.g. IS.41 supports barring of all calls outside world zone 1 (i.e. North America) rather than barring of all international calls.

    14. The interpretation of barring of all outgoing international calls within the ICO network shall be all calls to destinations with country codes other than ICO.

    15. The interpretation of BOIC-exHC within the ICO network shall be based on home PLMN and not home country.

    16. The interpretation of BIC-roam within the ICO network shall be barring of all incoming calls whilst roaming outside the home PLMN (i.e. not home country).

    17. The provisioning of this service requires a CS-IWF for GSM to ICO roaming. (OPTION)

    18. Mail and messaging services will normally be provided by the home network. However, it shall be possible to provide ICO mailboxes to roaming subscribers.

    19. The form of notification used may vary from network to network e.g. for those networks not supporting SMS a voice call notification may be used.

    20. The support of this service depends on its provisioning by the home network.

    21. The CS-IWF supports the storage of the IN classmark/key information, it does not provide the actual IN service.

    22. This service is only supported in case of ICO dual numbering and for calls delivered via the ICO MSISDN.

4.9. OTHER VALUE-ADDED SERVICES

         4.9.1. The IGF shall support the routing of calls to/from value added services centres located within the ICONET.

         4.9.2. The IGF will support the usage of short code dialling for access to individual services.

         4.9.3. In order to support the usage of multiple regional service centres, the IGF shall support the routing of service calls based on both the short code dialled and location (service area) of the UT.

4.10. SPECIALISED TERMINALS

4.10.1. MULTICHANNEL TERMINALS (F/R)

         4.10.1.1. The IGF shall support the usage of a single location update by the multi-channel terminal on behalf of all of the subscribers currently attached to it.

4.10.2. SEMI-FIXED TERMINALS

         4.10.2.1. The IGF shall support the usage of semi-fixed user terminals for the purpose of local loop replacement, remote PABX and remote payphone applications. The IGF requirements to support these terminals are in other sections of this document, in particular Section 4.7.2.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


5. ADMINISTRATION AND SUPPORT SERVICES

5.1. BILLING SERVICES

5.1.1. CALL DETAIL RECORDING IN THE MSSC

5.1.1.1. CALL DETAIL RECORD GENERATION

5.1.1.1.1. RECORD TYPES

         5.1.1.1.1.1. The IGF shall support the generation of call detail and event records (CDRs) for the following events, as defined in TS GSM 12.05:

                  1.   mobile originated call

                  2.   mobile originated emergency call

                  3.   mobile originated, call forwarding

                  4.   mobile terminated call

                  5.   roaming call component in a gateway MSSC

                  6. transit call attempt (including calls to PABXs and service centres which are seen as external nodes)

                  7.   supplementary service actions

                  8.   mobile originated SMS in the VMSSC

                  9.   mobile terminated SMS in the VMSSC

                  10.  mobile originated SMS in the SMS-IWMSC

                  11.  mobile terminated SMS in the SMS-GMSC.

         5.1.1.1.1.2. For intelligent network calls, the IGF shall also support the generation of the following CDR types:

                  1.   incoming IN call (F/R)

                  2.   outgoing IN call (F/R)

                  3.   transit IN call (F/R)

         5.1.1.1.1.3. The IGF shall support the generation of the following ICO specific charging information:

                  1.   HPN invocation

                  2. legal interception in the VMSSC (treated as a multiparty call, so a CDR for the call is generated. No extra CDR for legal interception in the MSSC. This case is treated as a multiparty call so a relative CDR is generated).

         5.1.1.1.1.4. The IGF shall support the generation of partial call records for the following cases;

                  1. The call duration has reached a limit, which is set by an exchange parameter

                  2. The number of call related events has reached a limit, which is set by an exchange parameter.

                  3. A C7 charging message CHT, is received from a superior exchange.

         5.1.1.1.1.5. It shall be possible to generate call data records for call attempts. In particular, call data records can be generated for:

                  1. calls receiving BUSY, CONGESTION or any other End Of Selection state

                  2.   calls that reach through-connection

                  3.   calls that reach B-answer.

         5.1.1.1.1.6. The partial record timer employed by the IGF shall be configurable via the setting of exchange data and/or network management command.

         5.1.1.1.1.7. The IGF shall support the suppression of individual CDR types via the setting of exchange data and/or network management command.

5.1.1.1.2. RECORD CONTENT

         5.1.1.1.2.1. The content of each of the standard GSM CDR types generated by the IGF shall be equivalent to the record fields of the corresponding record types defined in TS GSM 12.05.

         5.1.1 1.2.2. The IGF shall support the configuration of the record fields of the individual CDR types via the setting of exchange data and/or network management command.

         5.1.1.1.2.3. In addition to the standard location information in a GSM CDR (e.g. Cell Identity = ICO service area), the CDRs produced by the IGF shall also include the position of the UT at call set-up in the form of latitude, longitude and accuracy index.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


         5.1.1.1.2.4. The mobile station RF power and frequency capability of the mobile station classmark and the radio channel requested/used (e.g. full rate/half rate etc.) employed by the IGF shall be output in the CDR.

         5.1.1.1.2.5. The IGF shall employ ISO standard universal co-ordinated time (UTC time) for all date and time information stored in the CDRs.

         5.1.1.1.2.6. The MT CDR produced by the IGF shall be accompanied by the presentation/screening indicators received during the call set-up (see TS GSM 12.05 for further details).

         5.1.1.1.2.7. The storage of directory numbers in the CDRs produced by the IGF shall be accompanied by the appropriate "type of number" and "number plan" information elements received during the call set-up.

         5.1.1.1.2.8. The CDRs produced by the IGF to record the invocation of the HPN service shall include the following information:

                  1.   IMSI

                  2.   MSISDN

                  3.   Basic service code

                  4.   date and time

                  5.   HPN priority.

         5.1.1.1.2.9. The CDRs produced by the IGF to record the use of high speed fax/data services shall include the number of traffic channels (i.e. air-interface slots) allocated to the connection. Any change in the number of channels allocated during the call shall also be recorded and time-stamped.

5.1.1.2. CALL DETAIL RECORD STORAGE AND SUPERVISION

         5.1.1.2.1. The IGF shall store the CDRs locally in a non-volatile CDR filestore and in a redundant configuration e.g. mirror disks.

         5.1.1.2.2. The availability of the call detail recording function shall be sufficient to ensure that the probability of loss of any CDR does not exceed 1 in 10 million records.

         5.1.1.2.3. The capacity of the CDR filestore shall be sufficient to permit the continuous storage of CDRs by the IGF for a period of 72 hours without transfer to the ADC and without loss of data.

         5.1.1.2.4. The IGF shall monitor the occupancy of the CDR filestore.

         5.1.1.2.5. The IGF shall support the use of occupancy thresholds and the generation of the associated alarm.

         5.1.1.2.6. The IGF shall support the configuration of the CDR filestore thresholds via network management command.

5.1.1.3. CALL DETAIL RECORD TRANSFER

         5.1.1.3.1. The IGF shall support the following forms of CDR transfer between the network elements and the ADC:

                  1.   electronic file transfer (e.g. FTAM)

                  2.   immediate record transfer ("hot billing")

                  3.   backup to secondary storage.

         5.1.1.3.2. In order to provide an adequate audit trail, each CDR file transferred by the IGF shall be allocated a unique sequence number.

         5.1.1.3.3. In order to ensure that no data is lost, the IGF shall include the size of the file in the information provided for each transfer.

         5.1.1.3.4. The IGF shall be capable of transferring CDR files at intervals of 15 minutes or less.

         5.1.1.3.5. In case of immediate record transfer, the IGF shall transfer the individual call records immediately after the event being recorded, or the release of a connection that is being recorded.

         5.1.1.3.6. The transfer by the IGF of individual CDRs to the ADC shall be completed in less than 1 minute, excluding transmission time, when immediate record transfer is used.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


5.2. PROVISIONING SERVICES

5.2.1. SUBSCRIBER ADMINISTRATION IN THE HLR

         5.2.1.1. The IGF shall support the management functions required for the administration of subscriber data in the HLR, as defined in TS GSM
         12.02. This shall include the functions required for the administration of the following:

                  1.   directory numbers

                  2.   service provision

                  3.   basic and supplementary services

                  4.   regional subscription zones

                  5.   bearer capability allocations.

         5.2.1.2. The IGF shall also include the management functions required for the administration of the ICO specific services described above (e.g. HPN, language preference etc.).

         5.2.1.3. The IGF shall also include the management functions required for the administration of Ericsson proprietary services.

         5.2.1.4. The IGF shall support a remote provisioning interface from the HLR to the ICO ADC. The supplier shall provide full details of this interface including physical interconnection to the DCN, protocol stacks employed and application data units/MML command syntax.

         5.2.1.5. In addition to the handling of individual transactions on a per subscriber basis, the IGF provisioning interface shall also include a bulk update mechanism (e.g. file transfer) for the updating of HLR data en masse.

5.2.2. SUBSCRIBER ADMINISTRATION IN THE CELLULAR/SATELLITE INTERWORKING FUNCTION (CS-IWF) (OPTION)

         5.2.2.1. The IGF shall provide a provisioning interface to the GSM HLR component of the cellular-satellite interworking function (CS-IWF) that is functionally identical to that provided for a standalone HLR and which is compliant with each of the provisioning requirements on the ICO HLR stated in Section 5.2.1 "Subscriber administration in the HLR."

         5.2.2.2. For the IS.41 variant of the CS-IWF, the IGF shall provide a provisioning interface to the IS.41 HLR component of the CS-IWF which is functionally identical to that provided for a standalone IS.41 HLR.

         5.2.2.3. For the PDC variant of the CS-IWF, the IGF shall provide a provisioning interface to the PDC HLR component of the CS-IWF which is functionally identical to that provided for a standalone PDC HLR.

         5.2.2.4. For the IS.41 variant of the CS-IWF, the IGF shall provide a provisioning interface to the IS.41/ICO interworking component of the CS-IWF for the administration of the roaming subscription including:

                  1. the mapping of services between the IS.41 and ICO environment

                  2. the mapping of numbers and identifiers, i.e. MIN/ESN {=} IMSI/MSISIDN.

         5.2.2.5. For the PDC variant of the CS-IWF, the IGF shall provide a provisioning interface to the PDC/ICO interworking component of the CS-IWF for the administration of the roaming subscription including:

                  1. the mapping of services between the PDC and ICO environment

                  2. the mapping of numbers and identifiers i.e. MSI/MSN {=} IMPS/MSISDN.

         5.2.2.6. (F/R) For the GSM/ICO variant of the CS-IWF, the IGF shall provide a provisioning interface to the roaming subscription including:

                  1.   the mapping services between the GSM and ICO environment

                  2.   the administration of ICO dual numbering.

5.2.3. SUBSCRIBER ADMINISTRATION IN THE MESSAGING PLATFORM (OPTION)

         5.2.3.1. The IGF shall support the management functions required for the administration of subscriber and data in the Messaging Platform.

         5.2.3.2. The IGF shall support a remote provisioning interface from the messaging platform to the ICO ADC. The supplier shall provide full details of this interface including physical interconnection to the DCN, protocol stacks employed and application data units/MML command syntax.

         5.2.3.3. In addition to the handling of individual transactions on a per subscriber basis, the IGF provisioning interface shall also include a bulk update mechanism (e.g. file transfer) for the updating of messaging platform data en masse.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


5.2.4. SUBSCRIBER ADMINISTRATION IN THE SERVICE CONTROL POINT (SCP) (F/R)

         5.2.4.1. The IGF shall support the management functions required for the administration of subscriber and service data in the SCP via the Service Management Point (SMP).

         5.2.4.2. The IGF shall support a remote provisioning interface from the SMAS/SCP to the ICO ADC. The supplier shall provide full details of this interface including physical interconnection to the DCN, protocol stacks employed and application data units/MML command syntax.

         5.2.4.3. In addition to the handling of individual transactions on a per subscriber basis, the IGF provisioning interface shall also include a bulk update mechanism (e.g. file transfer) for the updating of SCP data en masse.

5.2.5. ADMINISTRATION OF SECRET KEYS IN THE AUTHENTICATION CENTRE (AuC)

         5.2.5.1. The IGF shall support the management functions required for the administration of subscriber data in the authentication centre
         (AuC) as defined in TS GSM 12.02, This shall include the administration of the following:

                  1.   IMSI

                  2.   subscriber authentication key (K[1]).

         5.2.5.2. The IGF shall support a secure remote provisioning (pre-personalisation) interface from the AuC to the ICO ADC. The supplier shall provide full details of this interface including physical interconnection to the DCN, protocol stacks employed and application data units/MML command syntax.

         5.2.5.3. In addition to the handling of individual transactions on a per subscriber basis, the IGF provisioning interface shall also include a bulk update mechanism (e.g. file transfer) for the updating of AuC data en masse.

         5.2.5.4. The IGF shall support the encryption of all data exchanged on the interfaces to the AuC.

         5.2.5.5. The IGF shall ensure that all data held in the AuC is stored in encrypted form.

5.2.6. ADMINISTRATION OF SECRET KEYS IN THE CELLULAR/SATELLITE INTERWORKING FUNCTION (CS-IWF) (OPTION)

5.2.6.1. GSM AuC COMPONENT

         5.2.6.1.1. The IGF shall provide a provisioning interface to the GSM AuC component of the CS-IWF that is functionally identical to that provided for a standalone GSM AuC and that is compliant with each of the provisioning requirements on the AuC stated above.

         5.2.6.1.2. The IGF shall support the encryption of security related data (keys) exchanged on the interface to the AuC component of the CS-IWF.

         5.2.6.1.3. The IGF shall ensure that all security related data (keys) held in the AuC component of the CS-IWF is stored in encrypted form.

5.2.6.2. IS.41 AuC COMPONENT

         5.2.6.2.1. For the IS.41 variant of the CS-IWF, the IGF shall provide a provisioning interface to the IS.41 AuC component of the CS-IWF that is functionally identical to that provided for an IS.41 AuC.

         5.2.6.2.2. The IGF shall support the encryption of all security related data (A-key) exchanged on the interfaces to the AuC component of the CS-IWF.

         5.2.6.2.3. The IGF shall ensure that all security related data (A-key) held in the AuC component of the CS-IWF is stored in encrypted form.

5.2.6.3. PDC AuC FUNCTIONALITY

         5.2.6.3.1. For the PDC variant of the CS-IWF, the IGF shall provide a provisioning interface for authentication data to the CS-IWF that is functionally identical to that provided for a standalone PDC HLR.

5.3. MOBILE EQUIPMENT MONITORING

5.3.1. The IGF shall include an Equipment Identity Register (EIR) function for the monitoring of mobile equipment (UTs) based on their IMEIs.

5.3.2. The EIR function provided by the IGF shall include the administration of the following equipment lists as defined in TS GSM 02.16 and TS GSM 12.02:

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


                  1.   white list

                  2.   grey list

                  3.   black list.

         5.3.3. The IGF shall support both the updating of individual list entries and the replacement of complete lists.

         5.3.4. The IGF shall support the exchange of equipment lists with other cellular operators via the GSM MoU Central EIR (CEIR) in Dublin and in accordance with GSM MoU PRD TD.18 and TD.19. (F/R)

         5.3.5. Inter-operability for EIR function across cellular standards is not supported.

5.4. CUSTOMER CARE AND OPERATOR SUPPORT

5.4.1. GENERAL

         5.4.1.1. The IGF shall support the connection of customer help desks and customer care centres. This shall include the routing of calls to/from these centres via the MSSC.

5.4.2. OPERATOR DETERMINED BARRING (ODB)

         5.4.2.1. The IGF shall support operator determined barring as defined in TS GSM 02.41.

         5.4.2.2. The disconnection of an ongoing call as a result of the application of ODB is not supported.

         5.4.2.3. The IGF shall support operator determined barring of supplementary services management.

5.4.3. OPERATOR CONTROLLED DIVERSION

         5.4.3.1. The system shall support the diversion of incoming calls using the default call forwarding service. The default call forwarding service can be applied to a specific basic service or to all basic services.

         5.4.3.2. The use by the operator of the barring of SS management, shall prevent the subscriber from overriding the controlled diversion.

         5.4.3.3. The system shall support the diversion of outgoing calls for a specific subscriber.

         5.4.3.4. The operator shall be able to manage the controlled diversion for incoming/outgoing calls via the ICO ADC.

5.4.4. SUBSCRIBER SPECIFIC ANNOUNCEMENTS

         5.4.4.1. It shall be possible to forward both incoming and outgoing calls to a subscriber specific announcement, for example, an announcement of the termination of service (TOS), or a changed number interception announcement (CNI).

         5.4.4.2. It shall also be possible to provide a pre-connection announcement on an individual subscriber basis during the set-up phase of the connection. (F/R)

5.4.5. SUBSCRIBER TRACING

         5.4.5.1. The IGF shall support call path tracing as defined in document WG360003.

         5.4.5.2. Subscriber tracing will be implemented in R7 of the Ericsson CME 20 software but is not included in the current offer. The R7 Ericsson subscriber tracing feature will be based on GSM TS 12.08, but with the following exceptions (F/R):

                  1.   Only 'basic' MSC record types to be implemented

                  2.   No output of trace data in non-anchor MSC

                  3.   Output of main MSISDN (instead of served MSISDN)

                  4.   The following 'basic' trace data are not output:

                         a) translated number

                         b) roaming number

                         c) AoC parameters

                  5.   No IMEI trace supported

                  6.   No trace output in HLR

5.5. FRAUD MANAGEMENT SERVICES

         5.5.1. The system shall support the following fraud detection mechanisms.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


         5.5.2. The ability to detect the presence of long-hold calls and provide information to the system operator indicating the presence of a long held call. The system shall also support the ability for the system operator to manually clear a long held call.

         5.5.3. The ability to flag when a particular service has one or more calls diverted and provide this information to the operator.

         5.5.4. For the above mechanisms:

                  1. The MSSC shall collect the required information on a call by call basis.

                  2. The MSSC/VLR shall generate alarms in the case of unusual activity (e.g. long call times, etc.) and distribute and present these to the NMC operator via the Network Management System (NMS) for possible processing under the Fraud Management procedures. The NMC shall aggregate the data and provide the reporting mechanism to the operator.

                        ICO Proprietary and Confidential

                                                             EN-IG-ICO-RO/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        VERSION : 25
                                                             17TH FEBRUARY 1997


6. GENERIC SYSTEM FUNCTIONS

6.1. NUMBERING, ADDRESSING AND IDENTIFICATION

6.1.1. INTERNATIONAL MOBILE SUBSCRIBER IDENTIFICATION

         6.1.1.1. Each subscriber accessing the ICO network shall be identified and authenticated by means of a unique International Mobile Station Identification (IMSI) as defined in TS GSM 03.03 (see also emergency call handling).

         6.1.1.2. The IGF shall support both ICO assigned IMSIs and those allocated by terrestrial cellular networks with whom ICO has a valid roaming agreement (i.e. for those networks with entries in the global mobile title translation routing tables).

         6.1.1.3. For home subscribers to the ICO network, the IGF shall employ the IMSI to identify and communicate with the home location register
         (HLR).

         6.1.1.4. For roaming subscribers from GSM compatible networks, the IGF shall employ the IMSI to identify and communicate with the HLR of the home network via global mobile title translation as defined in both TS GSM 03.03 and ITU-T E.214.

         6.1.1.5. For those subscribers with a roaming subscription in an ICO Cellular/Satellite Interworking function (e.g. an ILR), the IGF shall employ the IMSI to identify and communicate with the HLR component of that interworking function. (OPTION)

         6.1.1.6. The IMSI shall be recorded in each of the call detail and event records produced by the IGF.

6.1.2. MOBILE STATION INTERNATIONAL ISDN NUMBERS

         6.1.2.1. In order to support the routing of incoming calls to mobile subscribers, it shall be possible to assign one or more Mobile Station ISDN numbers (MSISDNs), as defined in TS GSM 03.03, to each of the home subscribers of the ICO network.

         6.1.2.2. The IGF shall support the use of multiple numbering plans including, but not limited to, the following: ITU-T E.164, ITU-T X.121, private numbering; as defined in TS ICO 04.08 and TS GSM 09.02.

         6.1.2.3. The IGF shall support both GSM single and multi-numbering as defined in TS GSM 09.07.

         6.1.2.4. The IGF shall support the "ICO dual-numbering" feature (see
         Section 4). (OPTION)

         6.1.2.5. ICO allocated MSISDNs shall be employed by the IGF to identify and interrogate the home location register (HLR), or cellular/satel-lite interworking function (e.g. ILR), in order to route the call to the current location of the subscriber.

         6.1.2.6. In order to support the replacement of a lost/stolen SIM, it shall be possible to transfer one or more existing MSISDNs to a new IMSI.

         6.1.2.7. MSISDNs allocated by cellular networks shall be employed by the IGF to route the call to the home network.

         6.1.2.8. The IGF shall support the display/suppression of the MSISDNs of individual subscribers in order to provide the line identification services described above.

         6.1.2.9. Position based support of national PSTN number plan is not supported.

6.1.3. MOBILE STATION ROAMING NUMBERS

         6.1.3.1. For calls to subscribers registered within the ICO network, the IGF shall be capable of allocating a Mobile Station Roaming Number
         (MSRN) as defined in TS GSM 03.03.

         6.1.3.2. The allocation of an MSRN by the MSSC shall be performed on a temporary, call-by-call basis, as defined in TS GSM 09.07.

         6.1.3.3. The IGF shall be capable, via digit analysis, of differentiating between ICO assigned MSISDNs and MSRNs

         6.1.3.4. The IGF shall employ the MSRN to route an incoming call to the MSSC/VLR that allocated the MSRN.

6.1.4. INTERNATIONAL MOBILE EQUIPMENT IDENTITY

         6.1.4.1.Each mobile equipment (UT) accessing the ICO network shall be identified by means of a unique International Mobile Equipment Identity
         (IMEI) as defined in TS GSM 03.03 and TS GSM 02.16.

                                                                  Page 42 of 192
                        ICO Proprietary and Confidential

                                                             EN-IG-ICO-RO/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        VERSION : 25
                                                             17TH FEBRUARY 1997

         6.1.4.2. The IMEI, where available, shall be recorded in each of the call detail and event records produced by the IGF.

         6.1.4.3. The IGF shall employ the IMEI for IME1 checking.

6.2. RADIO CONNECTIVITY BETWEEN USER TERMINALS SATELLITES AND SANS

         6.2.1. Each SAN shall be able to communicate with up to 4 satellites, provided those satellites are 5 degrees elevation or above, without interruption during the duration of a satellite pass subject to adequate signal propagation between SAN and satellite.

         6.2.2. The SRMC shall make BTFPs (burst time frequency plans) for control and dedicated channels for the SANs for all satellite spot beams, subject to satellite positioning and equipment resources at each individual SAN.

         6.2.3. The SRMC shall make BTFPs (burst time frequency plans) for dedicated channels for all the SANs such that the IGF can access each satellite in every spot beam to take into account the designed portion of diversity.

         6.2.4. Where a satellite spot-beam is visible to a UT and a SAN has resources to provide control and dedicated channels to that spot beam, and satellite spectrum and power is available, the IGF shall provide the capability for the UT to register, and to connect a mobile originated call.

         6.2.5. The SIBS shall be able to use the frequencies assigned by the SRMC.

         6.2.6. The IGF shall provide the capability to alert a UT, and to connect a mobile terminated call to a UT where a satellite spot beam covers the UT's stored last registered position (SLRP), subject to the conditions stated above.

         6.2.7. The SIBS shall provide the capability to connect a mobile originated, or a mobile terminated, call to a UT via a pair of satellites (diversity) where spot beams from both satellites are visible to the UT and both spot beams have pre-allocated dedicated channels provided by the same SAN.

         6.2.8. The SIBS and TNM shall provide the capability to maintain continuous connection of every phase of a call to/from a UT provided the LIT remains in the visibility of any spot-beam and subject to the conditions stated above. When the LIT is in coverage of two or more satellites which are also in coverage of specific SAN and spectrum and equipment resources are available, continuous diversity connection shall be provided.

         6.2.9. The HPN subsystem shall provide the capability to send HPN messages to a UT via the appropriate spot beam of any satellite covering the UT's location.

         6.2.10. The SRMC and SIBS shall, for the purposes of frequency planning and paging, assume that a satellite can be used by a UT at elevation angles of 0 degrees or higher. Whether or not communication between the UT and the satellite is possible at any satellite elevation angle is subject only to adequate signal propagation between the UT and satellite.

6.3. PSTN/ISDN/PLMN INTERCONNECTION

         6.3.1. For IGF Interconnection to international and national PSTN networks, IGF shall support the use of international and national variants of common channel signalling system No. 7 Telephony User Part
         (TUP) for circuit related signalling.

         6.3.2. For IGF Interconnecting to international and national ISDN networks, IGF shall support the use of international and national variants of common channel signalling system No. 7 ISDN User Part
         (ISUP) for circuit related signalling.

         6.3.3. For IGF interconnection to national PLMNs, IGF shall support the use of both international and national variants of ISLIP and TUP where appropriate for circuit related signalling.

         6.3.4. The IGF shall support the different variants of CCS7 ISUP and TUP and DSS1 in accordance with WG360477 Terrestrial Point-of -interconnect Interface Requirements.

         6.3.5. The IGF shall be capable of sending an early ACM signal on Mobile Terminated calls.

         6.3.6. Ericsson shall deliver the HLRs which have integrated STP functionality. The integrated STP functionality supports Global Title Translation (GTT) of SCCP. The STP will have signalling connections with other ICO signalling nodes such as SANs and also external networks.

                                                                  Page 43 of 192
                        ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        VERSION : 25
                                                             17TH FEBRUARY 1997

6.4. SECTION NOT USED

6.5. DCN SUBSYSTEM

6.5.1. NETWORK MANAGEMENT DCN

         6.5.1.1. The DCN shall carry Network Management traffic SRMC traffic, PCS traffic and HPN Traffic among SANs, NMCs and OT&DF (if provided).

         6.5.1.2. The DCN shall provide connections to all SANs, NMC, Backup NMC, and OT&DF (if provided).

         6.5.1.3. The DCN shall provide connections to SCC and Backup SCC (F/R).

         6.5.1.4. The DCN shall provide connections to the ADC (F/R).

         6.5.1.5. All IGF subsystems at SANs, NMC and Backup NMC which require DCN support shall be interfaced to the DCN equipment.

         6.5.1.6. The DCN shall use the physical network procured by ICO in the form of DSO circuits derived from El capacity.

         6.5.1.7. Each DSO interface at the SAN or NMC or Backup NMC shall terminate on a Router.

         6.5.1.8. The Routers form part of the DCN and their management shall be via the TNM OAM function, SAN-OSS and the NMC.

         6.5.1.9. The DCN traffic shall be encrypted on a link by link basis between the inter-SAN Routers with static encryption keys.

         6.5.1.10. The DCN equipment at each SAN, NMC and Backup NMC shall provide two complete and independent on-site networks and associated external interfaces.

         6.5.1.11. All critical on-site subsystems shall be interfaced to both of the on-site DCN networks.

         6.5.1.12. Non-critical subsystems, being all those of which there are multiple instances and the loss of one unit will not cause "system unavailability' shall be interfaced to at least one of the on-site DCN networks.

         6.5.1.13. The protocols used in the DCN shall be IP-based.

         6.5.1.14. The DCN shall for design and acceptance criteria be assumed to be configured as shown in Figure 6-1, Reference Terrestrial Network Connectivity.

         6.5.1.15. (F/R) The DCN shall be upgraded to provide the following

                  1. A robust independent path so that management control of any element does not depend on the correct function of that element.

                  2.  Scalability

                  3. Increased capacity as required to meet SRMC data and other traffic needs.

                  4.  Management and visibility of DCN performance

                  5.  Increased security to protect data end-to-end

                  6. Interfaces to allow use of externally provided network resources.

6.5.2. VOICE SERVICE NETWORK (F/R)

         6.5.2.1. The IGF shall provide facilities for a voice service network enabling operational staff at each SAN and at the NMC and Backup NMC to communicate.

                                                                  Page 44 of 192
                        ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        VERSION : 25
                                                             17TH FEBRUARY 1997

            [FIGURE 6-1 REFERENCE TERRESTRIAL NETWORK CONNECTIVITY GRAPHIC]

                        ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        VERSION : 25
                                                             17TH FEBRUARY 1997

6.6. REGISTRATION AND IMSI ATTACH/DETACH

6.6.1. BASIC CAPABILITIES FOR REGISTRATION

         6.6.1.1. The MSSC shall provide capability for a UT to be registered with the network for the purpose of subsequently being able to have access to ICO communications services.

         6.6.1.2. The MSSC shall provide capability for a registered UT to be:

                  1.  IMSI attached, as defined by TS GSM 03.12 and TS GSM
                      03.22.

                  2.  IMSI detached as defined by TS GSM 03.12 and TS GSM 03.22.

         6.6.1.3. The MSSC shall provide capability to determine whether a UT is allowed to become registered based on:

                  1.  subscriber identity and authentication information

                  2.  service profile information received from the home network

                  3.  UT location, i.e. Service Area.

         6.6.1.4. The IGF shall provide capability to store UT specific information for registered UT's including:

                  1.  service profile information and

                  2. other information needed by the network to communicate with the UT.

         6.6.1.5. The IGF shall provide capability to respond

                  1.  to requests from an unregistered UT for registration.

                  2. to requests from a registered UT for re-registration (location update).

         6.6.1.6. The IGF shall provide capability to respond to requests from a registered UT for

                  1.  IMSI detach

                  2.  IMSI attach.

         6.6.1.7. The MSSC shall provide autonomous detach and de-registration actions shall be taken based on separate configurable timeout periods, starting from the UT's last bidirectional communication with the IGF.

         6.6.1.8. In communicating with the UT for the purposes of registration or reregistration, the IGF shall communicate to/from the UT using the Air Interface Procedures.

6.6.2. REGISTRATION PROCEDURES

         6.6.2.1. If a registration or re-registration request is received from a UT, the IGF shall evaluate the request according to planned criteria and if criteria for granting registration are satisfied the IGF shall:

                  1.  register the UT with the network

                  2.  acknowledge such registration

                  3. providing the UT with parameters needed for it to operate in any and/or all modes of operations required of an ICO UT

                  4. store the estimated UT location including accuracy estimates (stored last registered position - SLRP)

                  5.  store the IMSI attach/detach status

                  6.  store UT service profile information.

         6.6.2.2. If a request for IMSI attach or IMSI detach is received from the UT, the IGF shall update the IMSI attach/detach status and shall maintain and/or update the data stored in the network at registration.

         6.6.2.3. The IGF shall de-register a UT if the UT becomes registered with another network and the other network informs the IGF.

         6.6.2.4. The IGF shall ensure that no UT will be registered in more than one SAN at a time.

6.6.3. REGISTRATION CASES

         6.6.3.1. If the IMSI is used, the TNM shall route registrations or location update requests from a SBS to an MSSC on the basis of a routing table. The table shall map IMSIs or IMSI ranges (up to 64,000 entries per table) to one of the following configurable routing options:

                  1.  route to MSSC as indicated by the UT.

                  2. route based on the service area of the UT. This will require the consultation of a secondary table mapping service area to MSSC Ids (containing up to 64,000 elements)

                  3.  route to a particular MSSC.

                                                                  Page 46 of 192
                        ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        VERSION : 25
                                                             17TH FEBRUARY 1997


                  4. route to the MSSC of the SAN which provides the control channels for the satellite beam chosen by the UT.

         6.6.3.2. If a TMSI is used, the TNM shall route registrations or location update requests from a SBS to the MSSC according to one of the following configurable routing options:

                  1. route to MSSC as indicated by the UT. If the ID of the MSSC where the LIT was last registered is not provided, then the TNM shall route the request to the MSSC that belongs to the same SAN as the SBS Channel Manager that communicates with the UT.

                  2. route based on the service area of the UT. This will require the consultation of the same table mapping service area to MSSC IDs as defined in 6.6.3.1.

         6.6.3.3. The configurable routing options shall be controlled by the NMC via the TNM OAM.

         6.6.3.4. The SRMC shall provide capability to preplan which SANs should be candidates for registration in each beam and their priority so that the BCCH data can be transmitted.

         6.6.3.5. The IGF shall provide capability to instruct UT's on the maximum rate at which the UT is allowed to attempt to re-register with the network.

6.6.4. DENIAL OF REGISTRATION

         6.6.4.1. The IGF shall provide capability to complete a UT's registration request procedure by a rejection for the following reasons:

                  1. because the UT's service profile does not allow it to roam into the ICO network;

                  2. because the UT's service profile does not allow it to register with the ICO network in the service area in which it is currently located;

                  3. because the UT is not allowed to access the SAN at which the registration attempt was made;, (F/R)

                  4. because the UT's current position does not allow it to register with that particular SAN; (F/R)

                  5. because the SAN is overloaded or is refusing new registration attempts for other operational reasons.

         6.6.4.2. The IGF shall provide the capability to instruct a UT which is denied registration against registration again until there is a high probability that a registration attempt will be successful. This shall involve, as a minimum:

                  1. Instructing the UT against making a registration attempt for a period of time, the value of this to be operationally controlled

                  2. Instructing the UT against attempting registration until it has selected a different SAN with which to register. (F/R)

6.7. CALL ROUTING

6.7.1. MSSC CALL ROUTING

         6.7.1.1. The IGF shall be capable of routing on both fixed directory numbers (ITU-T E.164) and mobile station roaming numbers (MSRNs).

         6.7.1.2. The IGF shall be capable of routing to fixed directory numbers located in the ICO network e.g. to PABXs directly attached to a MSSC.

         6.7.1.3. In addition to the dialled number, the IGF shall also be capable of routing on the basis of one or more of the following:

                  1.  the location (service area) of the subscriber

                  2.  the identity of the subscriber (IMSI/ IMSI range)

                  3.  the calling line identity (MSISDN)

                  4.  day/ date and time

         6.7.1.4. The IGF shall be capable of supporting multiple routes to the same destination. As a minimum this shall include primary, secondary and tertiary routes.

6.7.2. TNM ROUTING

         6.7.2.1. The TNM shall route a mobile originating service request from a SBS to the MSSC where the UT was last registered, advised by the UT.

         6.7.2.2. The TNM shall provide an audit trail (log) of all TNM call routing operations.

         6.7.2.3. The TNMs at the various SAN sites shall establish and clear 64 kbps connections via the intermediate MSSCs so as to ensure that traffic is routed to its destination by an efficient route.

                                                                  Page 47 of 192
                        ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        VERSION : 25
                                                             17TH FEBRUARY 1997

6.8. MP PAGING

         6.8.1. The IGF shall be able to page UTs.

         6.8.2. The IGF shall support paging groups for Medium Penetration (MP) paging.

         6.8.3. The IGF shall be capable of transmitting paging indications on PCHs.

         6.8.4. The IGF shall implement the PCH as defined in ICO 05.xx and ICO
         04.08 series.

         6.8.5. The IGF shall be capable of supporting one or more PCH carriers on every spot beam on every satellite.

         6.8.6. The IGF shall support the capability to transmit PCH bursts simultaneously on multiple spot beams of multiple satellites.

         6.8.7. The IGF shall be capable of paging a UT on all spot beams of all satellites covering a UT's position including position error value.

         6.8.8. SBS shall use the SLRP, position error and the currently broadcast beam co-ordinates to determine which beams controlled by the SBS will be used for paging, and will page the UT only in the beams which contain the SLRP, considering the position error.

         6.8.9. The TNM shall request one or more SBS to page a UT according to the SLRP.

         6.8.10. The SBS will page a UT in beams in which it transmits AGCH.

         6.8.11. The TNM shall support the escalation of paging to UTs should no response to initial page be received. For escalation the TNM shall be capable of requesting additional SBSs. For both the initial and escalated page, the TNM shall be capable of changing the position error value provided to the SBS.

         6.8.12. The MSSC shall support a configurable paging timeout function to cause MP paging escalation to occur.

         6.8.13. The IGF shall support operational control of:

                  1. number of pages allowed for each paged SBS, for initial and escalated paging separately.

                  2. mapping from SLRP to SBS, for initial and escalated paging separately.

                  3.  change of position error value for escalated paging.

         6.8.14. The resolution of mapping in TNM of SLRP to SBS shall be no greater than 80km.

         6.8.15. In each TNM the change of position error factor for both cases of paging shall be configurable for each paged SBS.

6.9. SECTION NOT USED

6.10. SECTION NOT USED

6.11. DIVERSITY SATELLITE PATH ALLOCATIONS AND USAGE

6.11.1. DIVERSITY CAPACITY

         6.11.1.1. Each SBS shall provide diversity allocation capacity of 40% of specified SAN capacity. This 40% is in addition to the specified capacity.

         6.11.1.2. Any channel resource within the total 140% capacity shall be able to be allocated for single path usage or diversity usage.

         6.11.1.3. When the traffic offered to an SBS is at or below 50% of the specified capacity, the SBS shall be capable of providing diversity on every call to diversity eligible UTs.

         6.11.1.4. If the system load exceeds a [configurable] percentage of the total capacity the SBS shall offer diversity based on azimuth and elevation of satellites seen by the UT.

6.11.2. DIVERSITY PATH ALLOCATION AND DE-ALLOCATION

         6.11.2.1. The IGF shall have the capability to allocate and add diversity satellite path during a call. This diversity path terminates within the same Channel Manager.

         6.11.2.2. The IGF shall select the ChM to allow for the best probability of diversity path addition at the time of initial channel allocation.

         6.11.2.3. The IGF shall make diversity satellite path allocations with the following nominal satellite transmit path allocation burst time offsets between diversity paths in priority order, subject to satellite spectrum availability as follows:

                  1.  3 timeslots offset (diversity windows case)

                  2.  0, 1, 2 timeslots offset

                  3.  4, 5 timeslots offset

                                                                  Page 48 of 192
                        ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        VERSION : 25
                                                             17TH FEBRUARY 1997

         6.11.2.4. The IGF shall command the UT to provide measurement reports for all satellites covering the UT.

         6.11.2.5. The IGF shall have the capability to remove and de-allocate one of the two paths used by UT during a call without affecting the other path.

         6.11.2.6. The lGF shall perform addition of diversity path based on measurement reports received from a UT azimuth/elevation angles service requirements and UT capabilities. These reporting mechanisms and report content details shall be as described in ICO Air Interface documents.

         6.11.2.7. The SBS shall provide diversity during a call to UTs which indicate in their measurement reports that they can receive signals from two or more satellites in coverage of the SBS.

         6.11.2.8. The SBS shall add diversity if a UT becomes able to receive signals from two or more satellites during a call.

         6.11.2.9. The SBS shall remove diversity if a UT has been unable for 10 seconds or more to receive signals from two or more satellites and diversity is needed for other UTs.

6.11.3. TRANSMISSION AND RECEPTION OVER DIVERSITY PATH

         6.11.3.1. When not in power saving mode the IGF shall transmit TCH/SACCH on both paths of the diversity when voice is active.

         6.11.3.2. When in power saving mode and voice is active, the IGF shall transmit TCH/SACCH on the path on which the SAN is receiving with higher quality and SACCH only on the other.

         6.11.3.3. When voice is inactive, the IGF shall transmit SACCH bursts on both paths.

         6.11.3.4. Power control mechanism for both legs of diversity paths shall be controlled together according to the best path with a margin.

         6.11.3.5. The IGF shall receive TCH/SACCH in both diversity paths simultaneously.

         6.11.3.6. The IGF shall implement optimum burst by burst selection of the paths to which it is listening.

6.12. HANDOVERS

         6.12.1. The IGF shall perform handover to maintain call continuity and to maintain diversity via any pair of satellites in the coverage of any SAN subject to spectrum availability and equipment capacity limits.

         6.12.2. Handovers shall be performed with minimal or no interruptions to the call.

         6.12.3. The methods of implementing handover for single calls in priority order shall be:

                  1. path addition and deletion, by two path redefinition procedures;

                  2.  channel reassignment.

         6.12.4. The methods of implementing handover for diversity path calls, in priority order, shall be:

                  1. path redefinition of each path separately, with continuity of the first path redefinition confirmed before the second path redefinition is commenced;

                  2.  channel reassignment of both paths simultaneously.

         6.12.5. If a single path is in use for a call a handover using channel reassignment may be used to change from the single path to a new pair of diversity paths. This is a non-preferred alternative to providing diversity by path addition.

         6.12.6. The IGF shall support the following handovers:

                  1. intra-beam handovers (within same or different delay classes)

                  2.  inter-beam handovers (within one or two satellites)

                  3.  intra-SAN handovers (within one or two Channel Managers)

                  4.  inter-SAN handovers (but not inter-MSSC handover).

         6.12.7. For handovers by path redefinition, the IGF shall continue to support the original path until signals on the new path are received and demodulated correctly.

         6.12.8. For handovers by channel reassignment the IGF shall continue to support the original path so that the UT can re-establish the connection on the old path if connectivity on the new path is not achieved.

         6.12.9. For all handovers, if connectivity on the new path is not achieved, the IGF shall implement a recovery strategy to maximise the probability of continuing the call. This shall include attempts to overcome equipment malfunctions and attempts to communicate via an alternative path allocation on different frequencies subject to availability of satellite and spectrum resources.

                                                                  Page 49 of 192
                        ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        VERSION : 25
                                                             17TH FEBRUARY 1997

6.13. SUBSCRIBER IDENTITY AUTHENTICATION

         6.13.1. The IGF shall support the subscriber identity authentication procedure as defined in TS GSM 02.09 and TS GSM 03.20.

         6.13.2. The IGF shall permit each of the authentication triggers defined in TS GSM 02.09 to be set/reset via the setting of exchange data, exchange parameter and/or network management command.

         6.13.3. The IGF shall support the use of multiple authentication algorithms, the key lengths shall be compatible to those defined in the relative GSM specifications.

6.14. ENCRYPTION

         6.14.1. The IGF shall support the encryption on the Air Interface to support the user data confidentiality and signalling information element confidentiality feature as defined in TS GSM 02.09 and TS GSM
         03.20 with the exception of ICO-specific algorithms.

         6.14.2. The IGF shall support user data confidentiality for connection-oriented services.

         6.14.3. The IGF shall support the use of one encryption algorithm. The algorithm shall be similar to GSM A5-2 and shall be signalled to the MSSC as GSM A5-2.

         6.14.4. The IGF shall maintain compatibility with the GSM Phase II multi-cipher signalling.

         6.14.5. The IGF shall maintain such Air Interface confidentiality for the entire duration of the transaction subject to:

                  1. configurable operator preferences and criteria in the MSSC,

                  2.  equipment characteristics of the UT.

         6.14.6. The IGF shall support encryption on:

                  1.  Diverse paths,

                  2.  Handovers and channel changes, and

                  3.  Channel mode changes.

         6.14.7. The IGF shall be able to enable and disable encryption at any time during an active transaction for however many times are required. (F/R)

         6.14.8. The IGF shall follow the Air Interface specifications for:

                  1.  Control of encryption, and

                  2.  Enabling and disabling of encryption.

         6.14.9. The IGF shall apply encryption, or not, according to the service area of the UT. (OPTION)

         6.14.10. The IGF shall support the encryption of HPN messages transmitted over the radio interface on the NCH/HP.

6.15. IMEI CHECKING

         6.15.1. The IGF shall employ the IMEI checking procedure as defined in TS GSM 02.16 and TS GSM 09.02.

         6.15.2. The IGF shall be capable of performing an IMEI check as a result of the following operations:

                  1.  mobile originated/mobile terminated call attempt

                  2.  mobile originated/mobile terminated SMS attempt

                  3.  location update

                  4.  non-call related supplementary service event.

6.16. CAUSES, TONES AND ANNOUNCEMENTS

         6.16.1. The IGF shall support the presentation of call progress indications to the user in accordance with TS GSM 02.40.

         6.16.2. It shall be possible for the operator to select the set of tones to be employed within the ICO network.

         6.16.3. The IGF shall support the use of recorded voice announcements.

         6.16.4. It shall be possible for the operator to select and record the announcements to be employed within the ICO network.

         6.16.5. The IGF shall support the playback of an announcement to the user during call set-up, or during the release phase.

         6.16.6. For prompts delivered to the user, the IGF shall support the simultaneous playback of announcements and reception of DTMF digits from the user.

                                                                  Page 50 of 192
                        ICO Proprietary and Confidential

                                                             EN-IG-ICO-RO/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        VERSION : 25
                                                             17TH FEBRUARY 1997

6.17. ECHO CANCELLATION

         6.17.1. The MSSC shall provide echo cancelling functionality to suppress the echo created from connection to the fixed network

         6.17.2. The echo canceller devices shall be provided on a common pool basis, i.e. not dedicated to individual trunk circuits.

         6.17.3. The echo cancellation functionality shall provide the system with:

                  1. Tone disabler selection as defined in CCITT G.164 and CCITT G.165

                  2.  Non-Linear Processor (NLP) selection in order to:
                      a) suppress signals having a level below a certain threshold
                      b) allow signals having a level detected above a certain threshold, although the signal may be distorted.

                  3.  double talk level

                  4.  end path delay

                  5.  A-law/(micro)-law.

         6.17.4. The echo canceller functionality will be compliant to CCITT Rec. G.165.

         6.17.5. The MSSC shall signal the presence/absence of echo cancellers to subsequent nodes in the call setup path, provided that the signalling employed between the nodes supports this.

6.18. TERRESTRIAL MODEM POOLS

         6.18.1. The MSSC shall include pools of multi-functional modems for interworking with the PSTN and with the ISDN 3.1 kHz audio bearer service in accordance with TS GSM 09.07.

         6.18.2. As a minimum, the MSSC modem pools shall support V.21, V.22, V.22bis, V.23, V.32 and V.34 modem standards.

         6.18.3.a The MSSC modems shall support autobauding. Autobauding is not supported for transparent services or for non-transparent services with no flow control.

         6.18.4. The MSSC modems shall support both V.42 and MNP4 outband flow control and error correction procedures.

         6.18.5. The MSSC modems shall support V.42bis data compression.

6.19. UT POSITION INFORMATION

6.19.1. POSITION INFORMATION DETERMINATION

         6.19.1.1. The UT position information shall be determined in terms of a location and location accuracy.

         6.19.1.2. The content of the LIT position information shall be

                  1.  latitude and longitude

                  2. location accuracy: a confidence region in the shape of either a circle or a rectangle

         6.19.1.3. The location shall be stored with resolution of 1 km or less.

         6.19.1.4. The accuracy estimate shall be stored with resolution of 1 km to [20] km depending on the magnitude of location error.

         6.19.1.5. The UT position determination shall utilise the time at which the RACH is received as specified in Section 6.25.1.2.3.

         6.19.1.6. The UT position information shall utilise the frequency offset at which the RACH is received as specified in Section 6.25.2.3.5.1.

         6.19.1.7. The UT position information shall utilise the time at which the DCCH bursts of the Initial Message are received as specified in
         Section 6.25.1.2.5.

         6.19.1.8. The UT position information shall utilise the frequency offset at which the DCCH bursts of the Initial Message are received as specified in Section 6.25.2.3.5.3.

         6.19.1.9. Individual timing and frequency estimates from the RACH and DCCH bursts shall be processed to provide composite timing and frequency estimates.

         6.19.1.10. The UT position determination shall make use of a BCCH time offset parameter supplied by the UT as part of the data sent immediately after the dedicated channel is established, if the UT transmits the parameter. The parameter will allow the SBS to calculate a second line of position relative to a second satellite, to be combined with that from the satellite through which the SBS is communicating with the UT. (OPTION)

                                                                  Page 51 of 192
                        ICO Proprietary and Confidential

                                                             EN-IG-ICO-RO/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        VERSION : 25
                                                             17TH FEBRUARY 1997


6.19.2. CONVERSION OF FREQUENCY AND TIME MEASUREMENT TO POSITION

         6.19.2.1. The SBS shall convert the measured time and frequency to a geographic position (latitude and longitude), taking into account the position of the satellite and the beam of the RACH.

         6.19.2.2. The error introduced by the SBS algorithm for conversion to geographic position shall be no greater than that corresponding to [0.5 (micro)sec and 0.5 Hz].

         6.19.2.3. The SBS shall generate an estimate of the error in the geographic position based on:

                  1. estimated errors in frequency, and time measurements in the SBS demodulator, dependent on received signal strength.

                  2. two configurable parameters representing cumulative frequency and time errors of the end to end path;

                  3. relationship between error and position within the satellite field of view.

         6.19.2.4. The IGF shall support up to 65,000 service areas. Each service area shall define a geographical area on the surface of the earth. Service areas need not be of the same size. They are defined and reconfigurable by the SRMC.

6.19.3. USAGE OF UT POSITION INFORMATION

         6.19.3.1. The IGF shall determine UT position at the start of every radio communications session including calls and registration.

         6.19.3.2. The MSSC shall support the use of service area information for call routing.

         6.19.3.3. The MSSC shall store the UT position information for use by SBS and TNM paging purposes.

         6.19.3.4. The MSSC shall support the use of service area information for emergency calls.

         6.19.3.5. The MSSC shall support the use of service area information for call interception (OPTION).

         6.19.3.6. The MSSC shall support the use of service area information for the purpose of billing.

         6.19.3.7. The MSSC shall support the use of service area information to permit or deny registration.

         6.19.3.8. The MSSC shall support the use of service area information for call barring.

6.19.4. MAPPING OF UT POSITION TO SERVICE AREA

         6.19.4.1. The SBS shall determine a quadrilateral area on the surface of the earth from the UT position information, using a pre-defined mapping table. The mapping shall allow for up to 65,000 such areas (of varying sizes (OPTION)).

         6.19.4.2. The SIBS shall map from the quadrilateral area codes to service area Id.

         6.19.4.3. The service area id shall be passed to the MSSC during registration and call set-up.

6.19.5. HANDLING OF UT-SUPPLIED POSITION INFORMATION

         6.19.5.1. If UT position information is provided by the UT itself then the IGF shall validate this information by comparing with the coverage of the current communicating beam. The IGF shall assume the given UT position information if the confidence region provided by the UT partially or completely overlaps with the beam coverage.

         6.19.5.2. If the given UT position information is valid, the IGF shall use this UT position information.

         6.19.5.3. If the UT position information is not valid, the IGF shall use the measured UT position information.

6.20. LEGAL INTERCEPTION

         6.20.1. The MSSC shall provide the functionality required for the interception of user communications (telephony, fax, data and SMS) by authorised agencies for monitoring purposes.

         6.20.2. The MSSC shall be capable of intercepting all calls from/to a particular subscriber including, but not limited to, forwarded calls and incoming calls to roaming subscribers.

         6.20.3. The interception by the MSSC of user communications shall be imperceptible to the end user i.e. the MSSC shall support covert monitoring.

         6.20.4. The services and features on offer to the end user shall not be limited by or otherwise affected by the application of interception.

                                                                  Page 52 of 192
                        ICO Proprietary and Confidential

                                                             EN-IG-ICO-RO/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        VERSION : 25
                                                             17TH FEBRUARY 1997

         6.20.5. The MSSC shall deliver the content of the user communications (call product) to a nominated monitoring centre in real-time.

         6.20.6. The MSSC shall support both fixed and switched connections to the monitoring centre.

         6.20.7. In order to allow for the connection to the monitoring centre to be established before the communication phase of the monitored call, the MSSC shall be capable of delaying the through connection of the monitored call until the monitoring centre has answered, or until a particular time interval has elapsed.

         6.20.8. The MSSC shall support the interception of user communications for a particular subscriber by up to four separate monitoring agencies in parallel.

         6.20.9. The MSSC shall also be capable of delivering call detail records (CDRs) to the monitoring centre in near real-time. The position information included in the CDRs shall include the UT position in the form of latitude/longitude and accuracy indicator.

         6.20.10. The MSSC shall support the interception of individual subscribers on the basis of:

                  1.  the MSSC/VLR in which the subscriber is registered
                      (SANLOC)

                  2. the current geographic location (service area) of the subscriber (SUBLOC) (OPTION).

         6.20.11. The NODE-OS shall be capable of activating/deactivating the interception of an individual subscriber in one or more MSSCs in a secure manner and without visibility to the local SAN operational staff.

         6.20.12. The MSSC shall generate CDRs to support the billing of the monitoring agencies for the resources used as a result of the interception.

6.21. FORCED CALL ROUTING (F/R)

         6.21.1. It shall be possible to force route a call from within the ICONET (under the control of the ADC/SMAS) to a switch (end-system) of the requesting agent on the basis of:

                  1.  the service area of the subscriber

                  2. home network/service provider of the subscriber (e.g. IMSI range)

                  3.  individual subscriber identity (e.g. IMSI/MSISDN).

         6.21.2. It shall be possible for the NMC to request Forced Call Routing via notification to the ADC/SMAS (e.g. for test purposes).

         6.21.3. The solution implemented by the MSSC shall require minimal support from the end-system of the requesting agency.

         6.21.4. Any impact on the quality of service delivered to the end user as a result of the application of forced call routing by the MSSC shall be kept to a minimum.

         6.21.5. The MSSC shall ensure that the re-routing of a call is not visible to the end users.

         6.21.6. The MSSC shall provide an administrative interface for the activation/deactivation of forced call routing.

         6.21.7. The IGF (namely the ADC/SMAS) shall provide an audit trail
         (log) of all forced call routing operations. This audit trail (log) shall be available to the NMC.

         6.21.8. The MSSC shall provide call detail records and measurement counters for each forced call routing attempt. The application of forced call routing shall not interfere in any way with the billing of the original call.

6.22. PURGING OF LOCATION REGISTERS

         6.22.1. The IGF shall support the purging of subscribers from the VLR as defined in TS GSM 09.02.

         6.22.2. The IGF shall support both implicit purging as a result of an extended period of inactivity as well as explicit purging via OAM command.

         6.22.3. The purging of a subscriber from the MSSC/VLR shall result in the deletion of all data for that subscriber in the MSSC/VLR.

         6.22.4. The VLR shall be capable of informing the HLR that a subscriber has been purged.

         6.22.5. On receipt of a purge notification from the VLR, the HLR shall consider the subscriber to be "not reachable" in order to avoid unnecessary signalling load.

6.23. ICO SPACE SEGMENT AND SANS

         6.23.1. The IGF shall be designed to meet full performance requirements with the baseline constellation: 10 satellites, 5 satellite per plane, equally spaced in terms of phase (72 degrees), inclination angle of 45 degrees.

         6.23.2. The IGF shall be designed to allow operation with a satellite constellation consisting of from 1 to 12 satellites in 1 or 2 planes with 1 to 6 satellites per plane.

                                                                  Page 53 of 192
                        ICO Proprietary and Confidential

                                     [BLANK]

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        VERSION : 25
                                                             17TH FEBRUARY 1997

         6.23.3. The IGF shall be able to support expansion up to 24 satellites and 24 SANs as follows:

                  1. The interfaces between entities of the IGF (NMC, SRMC, SAN-OSS SBS, RFT) etc. shall be designed to provide data formats (field sizes, etc.) which accommodate expansion;

                  2. Software in each entity shall be written in modules to facilitate expansion by replacement of modules and such that there are no avoidable limits on expansion in the internal interfaces between modules;

                  3. The IGF equipment (hardware and software) shall be designed and configured such that expansion can be accommodated with minimal or no disruption to service, except when the increase of the number of RFT antennas per SAN and/or the increase of the maximum total EIRP per antenna is required.

         6.23.4. The IGF architecture shall be such that it may be expanded in increments and that minimum disruption occurs to the ICO system upon expansion, except when the increase of the number of RFT antennas per SAN and/or the increase of the maximum total EIRP per antenna is required.

         6.23.5. The SRMC shall be designed to accommodate ICO satellites which have a total of 163 spot beams on a regular, triangular lattice. It can be assumed that the payload rotational movement with respect to the Yaw axis is electrically and autonomously compensated by the payload so that the spot beam configuration is virtually fixed in the sense that the relative beam overlaps between the adjacent satellites are invariant.

         6.23.6. The IGF shall be capable of evolution to compatibility with the following alternative constellations:

                  1.  6 to 18 satellites in 3 planes;

                  2.  up to 24 satellites in 4 planes.

                  6.23.7. The IGF will be configured with 12 Satellite Access
                          Nodes at the following locations

                  6.23.8. Table 6-1 SAN Locations

SAN Site location                           Latitude                        Longitude               Altitude (m)
-----------------                           --------                        ---------               ------------
Australia, Ningi                            27 degrees 03'35"S              153 degrees 03'30"E             2-16
Brazil, [Guaratiba]                         [22 degrees 59'55"S             43 degrees 36'23"W                0]
Chile. Longvilo                             33 degrees 57'l1"S              71 degrees 23'49"W               166
China. Pudong                               31 degrees 20'06"N              121 degrees 31'05"E               40
Germany, Usingen                            50 degrees 19'52"N              08 degrees 28'25"E               386
India. Chattarpur                           28 degrees 31'27"N              77 degrees 11'12"E               684
Indonesia, Banyu Urip                       06 degrees 55'15"S              112 degrees 31'17"E               42
Mexico, Tulancingo                          20 degrees 03'52"N              98 degrees 26'07"W              2250
South Africa, Hartebeesthoek                25 degrees 54'36"S              27 degrees 42'35"E              1520
South Korea, [Kumsan]                       [36 degrees 07'19"N             127 degrees 29'10"E             151]
UAE, Margum                                 24 degrees 52'49"N              55 degrees 34'37"E                68
USA. Brewster                               48 degrees 08'19"N              119 degrees 41'28"W              177

6.24. SECTION NOT USED

6.25. RADIO SYNCHRONISATION

6.25.1. TIME SYNCHRONISATION

6.25.1.1. INTER-SAN TIME SYNCHRONISATION

         6.25.1.1.1. The requirements of the SBS pertaining to GPS time synchronisation are as follows.

                  1.  GPS time is the time of the GPS system.

                  2.  The SBS shall maintain synchronisation to GPS time.

                  3. The SBS shall meet time synchronisation requirements for GPS outages lasting up to 1 week in duration.

                                                                  Page 54 of 192
                        ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        VERSION : 25
                                                             17TH FEBRUARY 1997

                  4. The SBS shall synchronise the ATN number as defined in the Air Interface (Section 4.4.1 of ICO 05.02).

                  5. The HPN frame number shall be synchronised to the overall multiframe/superframe structures as defined in the air interface specifications.

                  6. The ATN number sequence starts at [24:00:00 05 January 1980] GPS time.

                  7.  The ATN sequence counting is based on the GPS time.

6.25.1.2. RADIO TIME SYNCHRONISATION

6.25.1.2.1. COMMON CHANNEL TIMING SYNCHRONISATION

         6.25.1.2.1.1. The requirements related to SCH, BCCH, and PCH/AGCH timing are as follows:

                  1. The SBS shall control the transmission of its SCH and BCCH bursts such that the burst timing error arriving at the Satellite is synchronised to GPS time within +/- 3.5 microseconds, excluding the timing error between the SAN and satellite derived from satellite ephemeris.

                  2. The SBS shall transmit SCH and BCCH bursts in each spot beam controlled by the SBS in order to distribute system time information to UTs.

                  3. The SBS shall be capable of staggering or interleaving the transmission of the low-duty-cycle BCCH bursts in the multiple spot beams it controls, so as to reduce the satellite peak power demand, as planned by the SRMC.

                  4. The SBS shall control the transmission timing of its PCH/AGCH burst such that the burst timing error arriving at the satellite is synchronised to GPS time within 3.5 microseconds excluding the timing error between the SAN and satellite derived from satellite ephemeris.

         6.25.1.2.1.2. Requirements related to HPN forward/return channel timing synchronisation are as follows:

                  1. The HPN Transmit ChU shall control the transmission of the HPN forward channel burst such that the burst arrives at the satellite synchronised to the BCCH/MP with an absolute accuracy of 25 (micro)s.

6.25.1.2.2. LINK (BI-DIRECTIONAL DEDICATED CHANNEL) TIMING SYNCHRONISATION

         6.25.1.2.2.1. The NMC shall provide satellite C to S and S to C conversion delay and Z-arc delay to the SBSs.

         6.25.1.2.2.2. The IGF may assume that the satellite C to S conversion delay variability will be less than 100 nsec.

         6.25.1.2.2.3. The IGF shall assume that the UT shall be capable of advancing or delaying transmission as defined in the Air Interface.

         6.25.1.2.2.4. The IGF shall assume that the UT shall use the rate-of-change information supplied by the SBS to adjust timing between updates.

         6.25.1.2.2.5. The IGF shall assume that the UT shall cause a time jitter of no more than +/- 2 microseconds under all operational conditions.

6.25.1.2.3. RACH TIME MEASUREMENTS AND INITIAL ASSIGNMENT

         6.25.1.2.3.1. The SAN shall set its receive timing reference to an accuracy of +/- 3.5 microseconds from GPS time, excluding the timing error between SAN and satellite derived from the satellite ephemeris data.

         6.25.1.2.3.2. The SIBS shall measure the Time Delay of the RACH transmitted from a UT.

         6.25.1.2.3.3. The accuracy of the time delay measurement in the demodulator relative to the signal at the demodulator input shall be better than +/-7 microseconds 1 sigma in an AWGN channel with a C/N =-2.5 dB, and +/-4 microseconds 1 sigma with C/N=+5.4dB.

         6.25.1.2.3.4. The SBS shall calculate the z-arc and required timing offset and send it to the UT.

         6.25.1.2.3.5. The timing offset shall be provided for position determination.

                                                                  Page 55 of 192
                        ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        VERSION : 25
                                                             17TH FEBRUARY 1997

6.25.1.2.4. TCH/DCCH FORWARD LINK TIMING SYNCHRONISATION

          6.25.1.2.4.1. The SBS shall control the transmission of its TCH/DCCH burst such that the burst timing error at the Z-arc is synchronised to GPS time within +/- 3.5 microseconds, excluding (a) the timing error between the SAN and satellite derived from satellite ephemeris and (b) the timing variation in satellite C-to-S conversion.

6.25.1.2.5. TCH/DCCH RETURN LINK TIMING SYNCHRONISATION

         6.25.1.2.5.1. The SAN shall set its receiving timing reference to an accuracy of +/- 3.5 microseconds from GPS time with respect to the Z-arc, excluding (a) the timing error between the SAN and satellite derived from satellite ephemeris and (b) the timing variation in satellite S-to-C conversion.

         6.25.1.2.5.2. The SBS shall measure the Time Delay of the TCH/DCCH transmitted from a UT.

         6.25.1.2.5.3. The accuracy of the time delay measurement in the demodulator relative to the signal at the demodulator input shall be better than +/- 14 microsecond 1 sigma in an AWGN channel with a C/N = -2.5 dB (DCCH/2 only), and +/- 6 microsecond 1 sigma with C/N
         = +5.4dB (all TCH and DCCH channels).

         6.25.1.2.5.4. The SBS shall use the measured time offsets for each SDCCH/2 burst, along with time-stamp at point of measurement, and other data, in position determination.

         6.25.1.2.5.5. The SBS shall monitor the timing offset of each UT burst on a dedicated bidirectional channel up to a maximum offset of +/- 56 microsecond.

         6.25.1.2.5.6. The SBS shall calculate and send the required timing adjustment and the rate of timing change to the UT when the UT timing error exceeds a configurable period (range 3 to 30 microsecond nominal 10 microsecond. The format shall be as defined in the Air Interface.

         6.25.1.2.5.7. The SBS shall be able to send these required timing adjustments and rate of timing changes to the UT at an average rate of once per 10 seconds (over all UTs), and at a maximum rate of once per 1 seconds (for any UT).

6.25.1.3. SAN TO SATELLITE DELAY ESTIMATION

         6.25.1.3.1. The NMC shall provide for ephemeris data to be received from the SCC.

         6.25.1.3.2. The NMC shall transfer the ephemeris data to the SAN SRMS as required.

         6.25.1.3.3. The SAN SRMS shall transfer the ephemeris data to the SBS as required.

         6.25.1.3.4. The SBS shall use the ephemeris data to calculate the SAN to satellite delay value to within [ +/- 2.0] microsecond, 3 sigma error, at any given instant in time.

         6.25.1.3.5. The IGF shall assume that the ephemeris data provided to the IGF is of sufficient quality to permit the calculation of the SAN to satellite delay value to the accuracy required.

6.25.2. FREQUENCY SYNCHRONISATION

6.25.2.1. FREQUENCY REFERENCES

6.25.2.1.1. SATELLITE PAYLOAD FREQUENCY REFERENCE

         6.25.2.1.1.1. The IGF shall assume the SCC will provide the correction for satellite payload frequency reference error to the satellite.

         6.25.2.1.1.2. The IGF shall assume the correction for satellite payload frequency reference error provided to the satellite shall be less than
         5.0 x 10(-10) and that there is at least a 10 second delay between successive corrections.

6.25.2.1.2. LES FREQUENCY REFERENCE

         6.25.2.1.2.1. The LES shall include frequency reference equipment that are used as the basis for frequency and timing measurements for the synchronisation of the RFT, SBS, PCS, HPN Subsystem and of the transmission links to the TNM.

         6.25.2.1.2.2. The frequency stability shall be better than 1 x 10(-10) over 1 year.

         6.25.2.1.2.3. The LES frequency reference equipment shall support the synchronisation of radio signals within the specified tolerances of GPS time.

         6.25.2.1.2.4. The LES frequency reference equipment shall provide a secondary clock source for use in case of failure of the primary source, with accuracy and stability to enable operation of the LES for at least 1 week.

                                                                  Page 56 of 192
                        ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        VERSION : 25
                                                             17TH FEBRUARY 1997

6.25.2.2. SECTION NOT USED

6.25.2.3. LINK DOPPLER COMPENSATION

6.25.2.3.1. GENERAL

         6.25.2.3.1.1. The SBS and RFT shall transmit all forward direction channels in the spot beam, (including BCCH, SCH, PCH, AGCH. and those of TCH & DCCH channels), such that their frequencies are corrected in frequency at the frequency reference point of each particular spot beam relative to their nominal frequencies specified by SRMC to an accuracy as specified in Section 6.25.2.3.2.

         6.25.2.3.1.2. The SBS and RFT shall enable the frequencies of all return direction channels, (including RACH and those of TCH and DCCH channels), received from a spot beam to be provided at the demodulator input, relative to their nominal frequencies at a spot beam frequency reference point of each spot beam, to an accuracy as specified in
         Section 6.25.2.3.2.

         6.25.2.3.1.3. The Doppler compensation shall be done per satellite and per beam in order to obtain "zero" frequency reference for each beam at a point that represents the Doppler offset of that beam.

         6.25.2.3.1.4. The overall formula performed by the SBS and RFT subsystem for frequency correction of its transmitted burst shall be:
         Ft = ((Fs/(1 +Dbn)) +Fcs(1 +M)) / (1 + Dc)

         Where:

                  1.  Ft: Transmit frequency from the SAN

                  2.  Fs: S-band frequency

                  3.  Fcs: Translation frequency from C to S band

                  4. Dbn: Fractional Doppler shift of the service link at the zero Doppler offset reference point on the earth for each beam

                  5.  Dc: Fractional Doppler of the Feeder Link

                  6. M: Fractional satellite payload frequency reference offset.

         6.25.2.3.1.5. The SRMS shall estimate the Dbn value from the satellite ephemeris data provided by SCC, and assuming an oblate earth model, and supply them to the SBS and HPN subsystem.

         6.25.2.3.1.6. The SRMS shall provide Dbn parameters within an accuracy of +/- [1] Hz excluding errors in the ephemeris data.

         6.25.2.3.1.7. Each RFT shall compensate the forward transmit frequency for the C-band Doppler.

         6.25.2.3.1.8. The RFT shall provide the following data at regular intervals of 1 second for each antenna which is tracking a satellite:

                  1.  satellite payload frequency reference offset (M)

                  2.  forward feeder link Doppler offset (Dc).

         6.25.2.3.1.9. The RFT shall timestamp each measurement.

         6.25.2.3.1.10. The RFT subsystem shall provide frequency reference offsets (M) and Doppler offsets (Dc) with a resolution of at least [1 Hz] and an accuracy of better than [+/- 6 Hz].

6.25.2.3.2. FREQUENCY ERROR BUDGET

         6.25.2.3.2.1. The frequency error budget is a list of all of the contributors of error and the maximum error which shall be permitted.

         6.25.2.3.2.2. The SBS requirements are shown in the following table:

               6.25.2.3.2.3. TABLE 6-2 SBS FREQUENCY ERROR BUDGET

            Term                                           Fractional Error                         Error (Hz)
            ----                                           ----------------                         ----------
      CU Receive Error                                          1.7E-9                                       3
     CU Residual Doppler                                         N/A                                         1
      CU Transmit Error                                         1.9E-09                                      3

6.25.2.3.2.4. The RFT requirements are shown in the following table:

                        ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        VERSION : 25
                                                             17TH FEBRUARY 1997

               6.25.2.3.2.5. TABLE 6-3 RFT FREQUENCY ERROR BUDGET

              Term                                     Error (Hz)
              ----                                     ----------
        RFT Down Conversion                                     1
        RFT Doppler tracking                                    5
        RFT Up Conversion                                       1

         6.25.2.3.2.6. The total error of SBS and RFT, excluding errors due to Dbn estimation is +/- 10 Hz, 3 sigma, per Tx or Rx direction.

6.25.2.3.3. SECTION NOT USED

6.25.2.3.4. HPN FREQUENCY CONTROL

         6.25.2.3.4.1. The forward channel frequency pre-correction shall be done at the HPN ChM by using the Doppler frequency-related information provided by the SAN-OSS for the Spot Beam reference point and taking into account the feeder link Doppler and master oscillator error reported by the RFT.

         6.25.2.3.4.2. The bursts transmitted by the HPN Transmit ChU shall have the frequency precorrected such that they are received on earth at their nominal values corresponding to the intended Spot Beam reference point with an absolute accuracy of [100 Hz].

         6.25.2.3.4.3. The frequency correction associated with each HPN forward channel burst is expected to be different, since bursts are being continually sent to different satellite beams.

6.25.2.3.5. LINK (BI-DIRECTIONAL DEDICATED CHANNEL) FREQUENCY SYNCHRONISATION

6.25.2.3.5.1. Initial Acquisition (RACH and AGCH)

         6.25.2.3.5.1.1. The SBS shall detect the RACH transmission at frequency offsets of up to [+/-2500] Hz, at the SAN input.

         6.25.2.3.5.1.2. The SBS shall measure the RACH frequency offset relative its frequency at the demodulator input to an accuracy of +/- 13 Hz 1 sigma with a C/N of -2.5 dB and +/-8 Hz 1 sigma at a C/N of 5.4 dB in AWGN.

         6.25.2.3.5.1.3. The SBS shall use the measured frequency offset, along with other data, in position determination.

         6.25.2.3.5.1.4. The SBS shall transmit an initial frequency correction to the UT in the IMMEDIATE ASSIGNMENT message as defined in the Air Interface. The maximum correction is [+/- 2500] Hz, and the granularity is [8] Hz.

6.25.2.3.5.2. Forward Frequency Link Control

         6.25.2.3.5.2.1. The SBS and each RFT shall maintain the forward dedicated channel at the frequency reference point as described in
         Section 6.25.2.3.2, Frequency Error Budget.

6.25.2.3.5.3. Return Frequency Measurement and Link Control

         6.25.2.3.5.3.1. The SBS shall measure the medium penetration SDCCH/2 frequency offset relative to its frequency at the demodulator input to an accuracy of +/- [20] Hz 1 sigma with a C/N of -2.5 dB and +/-12 Hz 1 sigma at a C/N of 5.4 dB.

         6.25.2.3.5.3.2. The SBS shall measure the nominal penetration SDCCH6/TCH frequency offset relative to its frequency at the demodulator input to an accuracy of +/-12 Hz 1 sigma at a C/N of 5.4 dB.

         6.25.2.3.5.3.3. The SBS shall use the measured frequency offsets for each physical SDCCH/2 burst, along with the timestamp at the point of measurement and other data, in position determination.

         6.25.2.3.5.3.4. The SBS shall be able to acquire the return direction of the dedicated channels with an initial frequency error of up to +/- [170] Hz relative to their nominal frequency.

                                                                  Page 58 of 192
                        ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        VERSION : 25
                                                             17TH FEBRUARY 1997

         6.25.2.3.5.3.5. The SBS shall inform the UT of frequency corrections to be made to the return channel in the SACCH message as defined in the Air Interface. Updates shall be made whenever the frequency error exceeds a configurable value (range 10 - 32 Hz nominal 20 Hz), with corrections up to a maximum of +/- 32 Hz with a granularity of 1 Hz.

         6.25.2.3.5.3.6. The SBS shall be able to provide these corrections at an average rate of once every [10] seconds (for all UTs), and at a maximum rate of once per 1 seconds per UT.

6.25.2.3.6. EFFECT OF VEHICLE MOTION AND VELOCITY

         6.25.2.3.6.1. The SBS shall be able to initiate and maintain communication with the UT with UT-induced Doppler up to 200 Hz provided that the rate of change of Doppler is less than 20 Hz/sec.

         6.25.2.3.6.2. If the UT velocity exceeds 5 km/hr at the time of the RACH, position determination accuracy will be reduced.

6.25.3. TERRESTRIAL NETWORK SYNCHRONISATION

         6.25.3.1. The MSSC shall be capable of being configured to take its frequency synchronisation from one of a set of communication interfaces in priority order, with a minimum of 4 interfaces being identified for this purpose. A particular interface shall be used as the synchronisation source if all interfaces of higher priority have failed.

         6.25.3.2. Where all external sources have failed the MSSC shall operate from a local synchronisation source. The quality, including holdover and free-running modes of operation, of the local source shall be that of a Secondary Reference Clock in accordance with ITU-T Recommendation G.812.

         6.25.3.3. The MSSC shall provide elastic buffers for time delay jitter and frequency synchronisation between the selected source of synchronisation and all other interfaces.

         6.25.3.4. The MSSC synchronisation functions shall be in accordance with WG360497 IPC Deliverable Control Document, Section 3.4.1.26.5 Network Synchronisation.

         6.25.3.5. The TNM shall derive its timing reference at the terrestrial network interface (MSSC-TNM) from the incoming PCM and MCD signals and at the radio/satellite network interface (SBS-TNM) from the incoming MCD signals.

         6.25.3.6. Failure of any link input to the TNM shall not prevent traffic from other links being synchronised.

         6.25.3.7. The TNM shall provide time delay jitter and clock drift correction between

                  1.  the internal vocoder/multiplexer clock, and

                  2.  the incoming PCM and MCD signals from the MSSC and,

                  3.  MCD signals from the SBS, by means of an elastic buffer.

         6.25.3.8. Larger time errors including any difference between the clocks on the MSSC and SBS sides of the TNM shall be accommodated in the time domain to frequency domain conversion process of the vocoder.

         6.25.3.9. The SBS including its transmission clocks towards the TNM shall be frequency synchronised to the LES Frequency Reference.

         6.25.3.10. The FEC and timing part of the vocoder in the SBS shall accommodate shifts up to 20 msec between the Air Interface modem data and the signals to the vocoder. This function shall automatically select an alternative MCD slot to the TNM to minimise any delay in less than 10 seconds after a step change of up to 20 msecs.

         6.25.3.11. The configuration, operation and maintenance of the synchronisation sources and priorities for the MSSC shall be capable of control through the MSSC network management systems.

6.26. AIR INTERFACE ELEMENTARY AND STRUCTURED PROCEDURES

6.26.1. AIR INTERFACE ELEMENTARY PROCEDURES

         6.26.1.1. The IGF shall support the network side of all Air Interface elementary procedures necessary and sufficient to provide the services and system functions specified in this document.

         6.26.1.2. The IGF shall comply with the network side at least of the following elementary procedures as defined in the Air Interface documents available at time of contract.

                                                                  Page 59 of 192
                        ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        VERSION : 25
                                                             17TH FEBRUARY 1997


            6.26.1.3. TABLE 6-4 AIR INTERFACE ELEMENTARY PROCEDURES

                                   PROCEDURE

  Establishment of Multiple Frame (MF) operation
                      Normal establishment
                      Contention Resolution
  Information Transfer
                      Unacknowledged
                      Acknowledged
  Suspension/Resumption of MF operation
  Release of MF operation
  RR Connection Establishment
                      Immediate Assignment
                      Paging
  RR Connection Transfer
                      Measurement report
                      Channel Re-assignment
                      Path Re-definition
                      Channel Mode Modify
                      Cipher Mode Setting
                      Classmark Change
                      Classmark Interrogation (not supported by MSSC)
  RR Connection Release
  Idle Mode           System Information Broadcasting
  MM Connection Establishment
  MM Connection Information Transfer
                      TMSI Re-allocation
                      Authentication
                      Identification
                      IMSI Detach
                      Abort
                      Location Updating
                      Periodic Updating
                      IMSI Attach
                      Generic Location Updating
  MM Connection Release
  Call Establishment
                      Mobile originated
                      Mobile Terminated
  Call Clearing
                      Mobile initiated
                      Network initiated

                                                                  Page 60 of 192
                        ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        VERSION : 25
                                                             17TH FEBRUARY 1997

                                   PROCEDURE

Others

User Notification (MSSC supports only network to UT direction)
Call Rearrangements (MSSC supports only network to UT direction)
DTMF
In-band tones and announcements
Call collisions
Status
Call Re-establishment, UT side
Call Re-establishment, Network side (not supported by the MSSC)
Progress

6.26.2. STRUCTURED PROCEDURES

         6.26.2.1. The IGF shall support the network side of all structured procedures necessary and sufficient to provide the services and system functions specified in this document.

         6.26.2.2. The IGF shall comply with the network side of at least the following structured procedures.

                   6.26.2.3. TABLE 6-5 STRUCTURED PROCEDURES

                                   PROCEDURE

1.  UT Registration
2.  Location Update
3.  Follow on Procedure
4.  Mobile Originated Call Establishment
5.  Mobile Terminated Call Establishment
6.  CM Call Release
7.  IMSI Attach
8.  Diversity path addition (path redefinition)
9.  Diversity path removal (path redefinition)
10. Handover using path redefinition
11. SDCCH to TCH transition (using channel re-assignment)
12. Intra-Channel Manager handover (channel re-assignment)
13. Intra-SAN handover (inter channel manager channel re-assignment)
14. Inter-SAN handover (channel re-assignment), but not inter-MSSC handover
15. Mobile Originated SMS (in Idle mode and in call)
16. Mobile Terminated SMS (in Idle mode and in call)
17. HPN message delivery and acknowledgement
18. DTMF end-to-end procedures (in band)
19. Stand alone Supplementary Services
20. Supplementary Services while in call
21. In-Call Modification (Speech followed by fax)
22. ln-Call Modification (Alternate speech and fax)
23. Channel Mode Modification
24. Channel Assignment through Reassignment

         6.26.2.4. Where applicable the structured procedures shall be provided for both direct connection SBS-TNM-MSSC and for transit connection through a second TNM, i.e. SBS-TNM-TNM-MSSC.

                                                                  Page 61 of 192
                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements                 Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

6.27. UT/SUBSCRIBER ACCESS MANAGEMENT AND CONTROL

         6.27.1. In order to comply with possible regulatory constraints on the usage of ICO radio terminals, the MSSC shall support the following types of access restriction on the usage of ICO UTs from within a particular geographic region (i.e. service region/service area):

                  1.       The prevention of access by any ICO UT.

                  2. The prevention of access by any subscriber from a particular home network and/or country, provided that IMSI will determine the home network or the country for which the prevention will take place.

                  3. The prevention of access by individual ICO home subscribers (subscribers contained in an ICO HLR/ILR).

                  4.       The prevention of access by particular UTs. (F/R)

6.28. ACCESS CLASS HANDLING

6.28.1. GENERAL

         6.28.1.1. The IGF shall achieve access class handling by using the RACH control parameters of each BCCH for the purpose of managing the access of UTs to the ICO network

         6.28.1.2. The NMC shall provide access class handling information as follows:

                  1.       static traffic planning

                  2.       static frequency planning.

         6.28.1.3. The NMS shall provide:

                  1.       [fault and configuration management trigger].

         6.28.1.4. The SBS shall perform access class handling with the following consideration:

                  1.       dynamic traffic flow control.

6.28.2. BARRING OF ACCESS CLASSES

         6.28.2.1. For the purpose of barring, there shall be two groups of access classes namely normal access classes and special access classes. Each of these two groups of access classes shall have individual classes of their own.

         6.28.2.2. All individual access classes of the normal access class group shall have equal priority.

         6.28.2.2. The individual access classes of the special access class group shall have priority which are configurable.

         6.28.2.3. The SBS shall provide separate access class restrictions on barring for each spotbeam individually.

         6.28.2.4. SBS shall ensure a random selection of the individual access classes when barring is required. The randomisation shall be spread firstly over individual classes of the normal Access Class group ensuring no repeat of any one class or classes until having cycled through all the individual classes even if there had been a break in barring or a resumption of service over a certain period of time.

         6.28.2.5. The SBS shall:

                  1. perform Access Class barring progressively and incrementally before escalating to barring of the entire spot-beam;

                  2. only start barring the special access class group when all normal access classes has been barred;

                  3. Barring of individual classes (normal or special) can be overview and selectable by OAM.

6.28.3. UNBARRING OF ACCESS CLASSES

         6.28.3.1. The unbarring of access classes shall be the complement of the barring process.

6.29. SUBSCRIBER CLASS HANDLING (F/R)

         6.29.1. The IGF shall support the Ericsson "subscriber class" (subscription type) feature. This feature permits each mobile subscriber to be associated with a subscription type that is independent of the subscriber's number (IMSI, MSISIDN). The subscription type may then be used to influence the routing, charging, accounting, etc. of the call. For further details see the following documents:

                                                                  Page 62 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements                 Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------


                  1. WG360081 Handling of subscription type for subscriber dependent analysis in MSC/VLR

                  2. WG360082 Handling of subscription type for subscriber dependent analysis in GMSC.

                  3. WG360837 Protocol specification for mobile subscriber subscription type in MSC/VLR.

6.30. CLASSMARK HANDLING

         6.30.1. The SBS and MSSC shall use the UT Classmark, when available, to determine the service it shall provide to the UT.

         6.30.2. The SBS and MSSC shall use a default UT Classmark, when the UT's Classmark is not available, to determine the service it shall provide to the UT.

         6.30.3. The SBS and MSSC shall maintain a default Classmark that allows for:

                  1. treatment and handling of the UT's radio access before all UT characteristics is known

                  2. initiation of call-control processes before or during the time the UT is updating the network of its full equipment characteristics.


         6.30.4. The SBS and MSSC shall use default Classmark information until such time that actual Classmark information is updated by the UT in part or in whole.


         6.30.5. The MSSC and SBS shall have the capability to query a UT about its Classmark

                  1.       any time during an active transaction

                  2.       both autonomously and/or under operator control.

         6.30.6. If a UT fails to respond to a Classmark query, the MSSC and SBS shall continue using the default Classmark.

6.31.    CHANNEL MODE MODIFY

6.31.1. CHANNEL MODE MODIFY IN THE SBS AND TNM

         6.31.1.1. The SBS and TNM shall support and use the channel mode modify air interface procedure when required to do so for alternate speech/fax and alternate speech/data services.

6.31.2. CHANNEL MODE MODIFY IN THE MSSC

         6.31.2.1. The MSSC shall support and use the Channel Mode Modify procedure to control the radio path from the SBS when providing fax and data services via the D-IWF.

         6.31.2.2. The D-IWF shall use the Channel Mode Modify procedure in order to adopt the user rate on the radio channel.

         6.31.2.3. The message speed used for the facsimile transmission is not known when setting up a facsimile connection. This speed is determined by T.30 negotiation between the facsimile machines. The facsimile adapter reads the frames of the negotiation. When the facsimile adapter has detected the rate, the chosen rate must be indicated, if this rate differs from the radio channel rate. The D-IWF will then initiate the Channel Mode Modify procedure, in order to change the user rate on the radio channel.

         6.31.2.4. The facsimile machines may decide to change to a lower facsimile transmission rate, due to bad line quality. This may happen during the inband call setup or in data phase. In both cases, the facsimile adapter performs a request for Channel Mode Modify.

         6.31.2.5. The facsimile machines may also change back to a higher facsimile transmission rate.

6.32. IN-CALL MODIFICATION

         6.32.1. In-call modification can be invoked once the call is in active state. The switching from current mode to the other mode is performed at the access without support from the network.

         6.32.2. In-call modification is invoked when a modification request is received from the mobile subscriber (calling or called MSs).

         6.32.3. The In-call modification procedure might be repeated several times. There is no limit concerning the number of switchings during a call.

         6.32.4. The MSSC/VLR checks the received request and if the requested mode is already the actual one, the MSSC/VLR completes the in-call modification procedure without initialising anything else. Otherwise, the MSSC/VLR informs the interworking unit about the in-call modification request.

         6.32.5. The MSC/VLR performs a new assignment procedure to adapt to the new mode.

                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements                 Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

         6.32.6. The connection of the D-IWF is performed in the MSSC/VLR when switching from speech to fax. The connection of the D-IWF is released in the MSSC/VLR when switching from fax to speech.

         6.32.7. The MSSC/VLR orders the D-IWF to put into effect the requested mode.

         6.32.8. The MSSC/VLR completes the incall modification procedure by acknowledging the mobile subscriber and for fax call, wait for data transfer indication from D-IWF.

6.33. SUPPORT FOR DTMF

         6.33.1. The IGF shall support the sending and receiving of DTMF tones from/to the UT to the PSTN/ISDN as defined in the ICO Air Interface.

         6.33.2. The TNM shall support the in-band transport of DTMF tones in voice mode.

6.34. RELEASE OF RESOURCES

6.34.1. GENERAL

         6.34.1.1. The IGF shall apply controlled release of all allocated resources that are no longer in use. This shall apply to all:

                  1.       satellite spectrum, power resources, and equipment,

                  2.       internal ICONET resources, and

                  3. resources external to ICONET but shared or used by the ICO network (which may or may not have been owned, managed or controlled by the ICO network) e.g. the interface resources to the PSTN, PLMN, ISDN, PSPDN.

6.34.2. RELEASE OF EQUIPMENT, SATELLITE SPECTRUM AND SATELLITE POWER RESOURCES

         6.34.2.1. The SBS shall release satellite spectrum, power resources, and equipment used for the call, promptly after the use of the resource has ended.

         6.34.2.2. The SBS shall release the satellite spectrum and power resources independently of other resources (internal or external to the IGF which prior to the moment of release are under common usage).

         6.34.2.3. In releasing the satellite spectrum, power resources, and equipment, the SBS shall release and make available those resources for other users within a 10 seconds period of time from the completion of the protocol exchange.

         6.34.2.4. The IGF shall only release allocated resources when the usage of such resources is no longer required.

         6.34.2.5. If an allocated resource is not used, the IGF shall release that resource following a time-out period.

         6.34.2.6. Where possible, the SBS shall co-ordinate with the UT the release of the allocated resources.

         6.34.2.7. All control and communications for releasing of Air Interface resources shall follow the ICO Air-Interface Specification release procedures.

6.34.3. RELEASE OF RESOURCES EXTERNAL TO IGF

         6.34.3.1. The IGF shall follow the appropriate interface specifications and standards that apply for that interface.

6.35. QUEUING

         6.35.1. SBS shall support Queuing Indication message in all cases of resource assignment when the resource is not available, except for diversity allocations, or where the queuing does not need to be advised to the MSSC.

         6.35.2. SBS-OMC shall support configuration of T11 timer.

         6.35.3. SBS shall support the queuing procedure conforming to ICO BSSMAP document 08.08.

         6.35.4. The TNM shall support the queuing procedure protocol between the SBS and the MSSC conforming to BSSMAP 08.08.

                                                                  Page 64 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements                 Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------


6.36. CONGESTION AND OVERLOAD

         6.36.1. The MSSC shall provide internal means (such as queuing) for controlling the number of offered calls which are accepted so as to ensure proper handling of the calls which have been accepted.

         6.36.2. Congestion at MSSC shall use Overload message defined in BSSMAP
         08.08 to indicate to the TNM to reduce the traffic. (F/R)

         6.36.3. MSSC shall support timer T5 and T6. (F/R)

         6.36.4. Congestion at SBS shall use OVERLOAD message defined in BSSMAP
         08.08 to indicate to the TNM to reduce the traffic.

         6.36.5. SBS shall support timer T17 and T18.

         6.36.6. The TNM shall support the overload procedure protocol between the SBS and the MSSC confirming to BSSMAP 08.08 and will distribute the messages to all appropriate MSSCs and SBSs.

6.37. C7 SIGNALLING LINK MONITORING

         6.37.1. The MSSC signalling link monitoring function performs continuous fault supervision of all activated signalling links. It includes supervision of both the signalling terminal hardware and the message transfer ability.

         6.37.2. The signalling links are also checked by routine tests in accordance with the CCITT recommendation Q.707. This test is executed at regular intervals for each signalling link that is available for level 3 traffic. The length of the intervals can be set by application parameters. If the test fails, restoration of the signalling link is initiated.

         6.37.3. An alarm is generated if a signalling link cannot be restored after a failure. The alarm class are specified by command.

         6.37.4. Alarm ceasing is generated when the signalling link is restored or deactivated by command.

         6.37.5. Signalling Traffic Management function as per ITU-T Q.701
         Section 3.3.1 shall be required.

         6.37.6. Signalling Link Management function as per ITU-T Q.701 Section
         3.3.2 shall be required.

         6.37.7. Signalling Route Management function as per ITU-T Q.701 Section
         3.3.3 shall be required for those cases when quasi-associated mode of signalling is used.

         6.37.8. The TNM will perform similar monitoring of the C7 signalling links between the TNM and SBS.

         6.37.9. The SBS will support the monitoring of the C7 signalling links by the TNM.

6.38. VOICE CODING

         6.38.1. The Voice Codec shall perform all of the voice signal processing functions for the system.

         6.38.2. The Voice Codec shall receive Air Interface format frames and provide PCM format speech to the Terrestrial Interface.

         6.38.3. In the SAN transmit direction, this block accepts 64kbps PCM encoded (A- or u -law) speech and encodes it according to the ICO Voice Codec encoding algorithm.

         6.38.4. The Voice Codec will implement the Vocoding algorithm supplied by ICO, whose resource requirements interfaces and functionality are equivalent to those specified in NEC paper WG4-CN-60020-A3.

         6.38.5. The vocoder shall be switched to By-pass Mode when the Bearer Capability for the call indicates Fax/Data.

6.39. DTX

         6.39.1. The IGF shall support voice activation on voice type calls, in forward and reverse directions, transparent to the MSSC.

         6.39.2. The use of voice activation shall be determined on a per call basis and signalled during call setup.

         6.39.3. The Voice Codec will signal the Air Interface MODEM to activate the transmit carrier as required.

         6.39.4. The voice codec shall include dynamic voice activation control which adapts the voice activation threshold depending upon the background noise characteristics of the voice input.

                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements                Version : 25
                                                             17th February 1997
--------------------------------------------------------------------------------


         6.39.5. When voice is inactive, silence frames shall be sent as defined in the Air Interface.

         6.39.6. On signalling channels, data bursts shall be sent when data is to be transferred. SACCH bursts shall be sent to maintain the link.

6.40. SYSTEM INFORMATION BROADCASTING

         6.40.1. The IGF shall implement the BCCH as defined in the Air
         Interface.

         6.40.2. The IGF shall generate system information to assist UTs in their Idle Mode operations. This information shall be in compliance with Idle Mode specifications stated in the ICO Air Interface reference.

         6.40.3. The SRMC shall distribute the system information to each SAN OSS as required.

         6.40.4. The SAN OSS shall provide the information to the SBS for broadcast via the BCCH/MP.

         6.40.5. The SBS shall add frame-number information and dynamic access control information to the information being broadcasted.

         6.40.6. The SBS shall broadcast this system information in accordance with the specifications stated in the Air Interface.

         6.40.7. The SBS shall be capable of broadcasting system information on the BCCH channel of the spot beams it controls.

         6.40.8. The SBSs of the IGF, taken together shall be capable of transmitting one or more BCCH in each spot beam of each satellite.

         6.40.9. The SBS shall be capable of starting and stopping BCCH transmission as planned by the SRMC independently in each spot beam as required for BCCH control transition from one SAN to another as beam control is handed over to a different SAN. The burst number shall be used to co-ordinate this transition of control.

         6.40.10. The SBS shall send the Sync Burst (SB) over SCH. The contents of SB are as described in the Air Interface and are generated locally at each SBS.

         6.40.11. The IGF shall have the capability to allow the configuration and control of the configurable part of the BCCH content by the NMC/SRMC operator.

6.41. RADIO ACCESS MANAGEMENT

6.41.1. PAGING CHANNEL (PCH)

         6.41.1.1. Requirements are as covered in Section 6.8.

6.41.2. ACCESS GRANT CHANNEL (AGCH)

         6.41.2.1. The IGF shall implement the AGCH as defined in the Air Interface.

         6.41.2.2. The IGF shall be capable of transmitting one or more AGCH in each spot beam of each satellite.

         6.41.2.3. The SBS shall allocate radio resource based on the information in the RACH and shall then transmit this information over the AGCH channel in the same spot beam as the RACH was received. This information shall include the type of channel (SDDCH/6 or SDDCH/2 or TCH), forward and return link frequencies, timeslot number and initial timing and frequency adjustments.

         6.41.2.4. The SBS shall release resources allocated if no link establishment request has been received in response to an AGCH message within a wait time as specified.

         6.41.2.5. The SBS shall provide the OAM capability to view current actual channel configuration as well as to change the channel configuration.

         6.41.2.6. After granting the radio resource to the UT, the SBS shall immediately start maintenance of the granted radio resource.

         6.41.2.7. If the SBS is unable to grant radio access to the UT, the SBS shall inform the UT of such failure indicating sufficient parameters to the UT as to when it can attempt a retry, as given in Air-Interface Specifications.

         6.41.2.8. If the traffic over AGCH exceeds the allocated capacity, the IGF shall queue access grant messages. If the queue is exceeded, then access grant messages will be dropped.

6.41.3. RANDOM ACCESS CHANNEL (RACH)

         6.41.3.1. The SBS shall implement the RACH as defined in the Air Interface.

                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements                Version : 25
                                                             17th February 1997
--------------------------------------------------------------------------------


         6.41.3.2. The SBSs of the IGF, taken together, shall be capable of receiving one or more RACH in each spot beam of each satellite simultaneously.

         6.41.3.3. The SBS shall receive and process the RACH request as described in Section 6.41.2, Access Grant Channel (AGCH).

         6.41.3.4. The SBS shall provide the OAM capability to view current actual channel configuration as well as to change the channel configuration.

6.41.4. FAST AND SLOW ASSOCIATED CONTROL CHANNELS (FACCH AND SACCH)

         6.41.4.1. The SBS shall implement the FAACH and SACCH as defined in the air interface.

         6.41.4.2. The SBS shall implement FACCH and SACCH (transmit/receive) for each connection.

         6.41.4.3. The TNM shall originate and receive FACCH content specific to vocoder operation and shall identify these frames as FACCH frames.

         6.41.4.4. The SBS shall generate SACCH/FACCH content for other usage (non-vocoder) and in the case of FACCH shall insert them in place of voice frames (or silence).

6.42. RADIO SESSION MANAGEMENT

6.42.1. SESSION INITIATION REQUIREMENTS

6.42.1.1. GENERAL

         6.42.1.1.1. The requirements related to establishing an RR session over SDCCH are as follows:

                  1. The SBS shall support layer 2 link establishment procedures as described in ICO Air Interface;

                  2. The SBS shall support the SDCCH/TCH transition when a connection needs to be switched from signalling to traffic.

6.42.1.2. CAPABILITIES FOR SIGNALLING RESOURCE ALLOCATION

         6.42.1.2.1. The SBS shall be capable of bi-directional communication for signalling between the UT and the network:

                  1.       through a medium penetration DCCH;

                  2.       through a nominal penetration DCCH;

                  3. through normal TCH resources set to 'signalling only' when used as a signalling resource.

         6.42.1.2.2. The SBS shall be capable of communicating via any of the above channel types using:

                  1.       a single satellite path;

                  2.       diversity satellite paths.

         6.42.1.2.3. The SBS shall support the DCCH configurations as given in Air Interface.

         6.42.1.2.4. The SBS shall support the DCCH configurations through any channel pre-allocated to it by the SRMC.

6.42.1.3. SIGNALLING RESOURCE ALLOCATION PROCEDURES

         6.42.1.3.1. The SBS shall allocate an initial signalling resource, following receipt of the RACH. Subsequently:

                  1. update the allocation when practical and required to optimise use of satellite spectrum and power resources in the signalling phase;

                  2. if the allocated signalling resource allocation is not compatible with the allocation type needed for the traffic phase of the call, change the allocation to one compatible with the traffic phase of the call;

                  3. change the allocation when required for link maintenance.

         6.42.1.3.2. The SBS shall select the initial signalling resource, compatible with the expected allocation type / penetration level requirement for the signalling phase based on:

                  1. the reason(s) given by the UT for wanting to access the network;

                  2. an estimate of the penetration level required based on the signal level of RACH as measured;

                  3. the availability of satellite spectrum, equipment, and power resources for signalling.

                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements         Version: 25
                                                            17th February 1997
--------------------------------------------------------------------------------


         6.42.1.3.3. The SBS shall have the capability of allocating the initial signalling resource in the same spot beam as that on which the RACH was received.

         6.42.1.3.4. The SBS shall update signalling resource allocations when a signalling resource of a different level of penetration is needed or can be allowed based on:

                  1.       the equipment characteristics of the UT;

                  2. an estimate of the penetration level needed based onlink monitoring of the existing signalling resource;

                  3. the availability of equipment, satellite spectrum and power resources for signalling.

6.42.1.4. CAPABILITIES FOR TRAFFIC RESOURCE ALLOCATION

         6.42.1.4.1. The IGF shall be capable of bi-directional communications for traffic between the UT and an external network through TCH

         6.42.1.4.2. The SBS shall be capable of communicating via TCH using:

                  1.       a single satellite path

                  2.       diversity satellite paths.

         6.42.1.4.3. The SBS shall select a TCH corresponding to the applicable Z-Arc.

         6.42.1.4.4. The SBS shall be capable of supporting the TCH configurations as given in the Air Interface.

         6.42.1.4.5. The SBS shall support the TCH configurations through any channel pre-allocated by the SRMC.

         6.42.1.4.6. The SBS shall be capable of supporting a TCH for traffic/signalling and signalling only usage.

         6.42.1.4.7. The SBS shall provide the OAM capability to view current actual channel configuration as well as to change the channel configuration

         6.42.1.4.8. The IGF shall be capable of communicating with the UT for traffic resource allocation using the Air Interface Elementary Procedures and Structured Procedures.

6.42.1.5. TRAFFIC RESOURCE ALLOCATION PROCEDURES

         6.42.1.5.1. The requirements in this section for early and late assignment are subject to review as part of the development of the Air Interface structured procedures.

         6.42.1.5.2. According to the radio bearer capability required for the call, the SBS shall be capable of:

                  1. continuing to use the existing (signalling) resource in the traffic phase of the call;

                  2. allocating a new resource for the traffic phase of the call immediately after the radio bearer capability required for the call has been determined (early assignment);

                  3. allocating a new resource for the traffic phase of the call as soon as practicable prior to call connection (late assignment).

         6.42.1.5.3. The SBS shall be capable of:

                  1. using early or late assignment if the penetration level required for the radio bearer capability for the traffic phase of the call is the same as in the signalling phase;

                  2. using late assignment if the penetration level required for the radio bearer capability for the traffic phase of the call is less than in the signalling phase. In such case the traffic resource allocation shall be made only after the penetration level associated with the radio bearer capability for the call is compatible with an estimate of the penetration level needed based on link monitoring of the existing signalling resource.

         6.42.1.5.4. The SBS shall allocate a new resource for the traffic phase of the call or support continued use of the existing resource according to:

                  1. the radio bearer capability required for the traffic phase of the call

                  2.       the equipment characteristics of the UT

                  3.       the priority of the request for TCH resources

                  4. the availability of satellite spectrum and power resources to support the required radio bearer capability for the traffic phase of the call.

         6.42.1.5.5. If the TCH can be allocated, the SBS shall:

                  1. allow a limited time for the UT to take up the allocated TCH resources

                  2. until such limited time has expired, keep both the TCH and the SDCCH resources open for the UT's use

                  3. after such limited time if the TCH resources are not taken up, release the TCH resources for further use.

         6.42.1.5.6. If the allocated TCH resource is successfully taken up by the UT, the SBS shall:

                                                                  Page 68 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements         Version: 25
                                                            17th February 1997
--------------------------------------------------------------------------------

                  1.       release the signalling resource

                  2. continue with the link maintenance that has been started in the signalling phase.

6.43. LINK MONITORING

6.43.1. DEDICATED CHANNELS

         6.43.1.1. The SBS shall have capability to perform link monitoring on each forward and return path of each dedicated channel allocation.
         6.43.1.2. The SBS shall have capability to measure the following on the return paths:

                  1. Timing offset and frequency offset from reference time and frequency

                  2.       Received Signal Strength

                  3.       Received Signal Quality:

                           a)       Carrier/Noise ratio

                           b) Frame Error Rate (FER) on the channels which have CRC on Layer 2 Frames.

         6.43.1.3. The SBS shall have capability to receive from the UT reports of the following on forward paths:

                  1.       Received Signal Presence and Strength

                  2.       Received Signal Quality:

                           a)       Carrier/Noise ratio

                           b) Frame Error Rate (FER) on those channels which have CRC on Layer 2 Frames.

         6.43.1.4. The SBS shall have capability to instruct the UT on network requirements for link monitoring of forward direction dedicated channels as required in the Air Interface Documents.

         6.43.1.5. The accuracy of the SBS measurements of received dedicated channel signal strength and received dedicated channel signal quality shall be [TBD].

6.43.2. BCCH

         6.43.2.1. The SBS shall have capability to receive from UTs reports of the following about one or more BCCHs:

                  1.       Received Signal Presence and Strength

                  2.       Received Signal Quality:

                           a)       Carrier/Noise ratio

                           b)       Frame Error Rate (FER)

         6.43.2.2. The SBS shall have capability to instruct UTs individually during calls on which BCCHs to monitor:

6.43.3. RACH

         6.43.3.1. The IGF shall have capability to monitor the following for each RACH message received

                  1. Timing offset and frequency offset from reference time and frequency

                  2.       Received Signal Strength

                  3.       Received Signal Quality : Carrier/Noise ratio

         6.43.3.2. The accuracy of the SBS measurements of RACH received signal strength and received signal quality shall be [TBD].

                                                                  Page 69 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements                 Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------


6.44. SECTION NOT USED

6.45. SECTION NOT USED

6.46. SECTION NOT USED

6.47. POWER CONTROL

6.47.1. SAN AUTOMATIC POWER CONTROL

         6.47.1.1. The RFT shall have an automatic power control subsystem to compensate for path loss changes, on the SAN to satellite link, satellite receive antenna gain changes with satellite motion, and propagation loss changes on the SAN to satellite link. The signal level at the satellite C-band receive antenna output shall be controlled with respect to the value corresponding to the reference SAN EIRP value input by the SBS.

6.47.2. SAN EIRP CONTROL FOR TCH AND DCCH

         6.47.2.1. The SBS shall control the instantaneous (closed loop) value of SAN EIRP value provided to the RFT for each path of each individual TCH/DCCH channel as follows

                  1. At the start of each channel allocation and update once per minute, the SBS shall calculate a SAN EIRP correction from the spot beam reference value in accordance with satellite S-band antenna gain in the direction of the UT's position in the spot beam. The SBS shall utilise this correction factor to set and update corrected values of the Reference Maximum SAN EIRP limit and the Reference Initial SAN EIRP.

                  2. The SBS shall set the initial SAN EIRP provided to the RFT at the start of each path allocation according to the Corrected Reference Initial SAN EIRP.

         6.47.2.2. The SBS shall use closed loop SAN EIRP control for the duration of each path allocation.

         6.47.2.3. The SBS shall use the Corrected Reference Maximum SAN EIRP as an upper limit on the SAN EIRP value provided to the RFT.

         6.47.2.4. The SBS shall be capable of determining from UT reports the actual channel quality value in comparison with the Target Channel Quality value.

         6.47.2.5. The SBS shall be able to estimate expected forward link channel quality based on forward link channel quality measurements [alone or configurably as a combination of forward and return link channel quality measurements].

         6.47.2.6. The SBS shall continuously control SAN EIRP for each channel to the minimum value required to meet the Target Channel Quality value, subject to the time varying Corrected Reference Maximum SAN EIRP limits.

         6.47.2.7. The SBS shall implement SAN EIRP control algorithms which take account of channel operational modes, number of paths (single or diversity), DTX or not, diversity modes, codec rate etc.

         6.47.2.8. The SBS shall modify SAN EIRP at the transmit burst immediately following the receipt of measurement reports from the UT according to the appropriate algorithms.

         6.47.2.9. The SBS shall modify SAN EIRP to the required value within a resolution of [0.5] dB.

         6.47.2.10. Up to [10] previous measurement reports shall be used to determine the current SBS EIRP.

         6.47.2.11. The SBS shall have the capability to increase SAN EIRP based on SBS link monitoring (i.e. in the event of a sudden reduction in return link quality).

         6.47.2.12. The SBS shall implement capability to configure the parameters of the control algorithms to enable system capacity versus performance to be optimised based on operational experience.

         6.47.2.13. The IGF shall implement the following configurable options:

                  1. to control the SAN EIRPs for each path in unison or separately

                  2. to estimate expected forward link channel quality based on forward link channel quality measurements alone or a combination of forward and return link channel quality measurements

                  3. to suspend transmissions on a path if it becomes blocked.

                                                                  Page 70 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements                 Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------


6.47.3. SAN EIRP CONTROL FOR FORWARD CONTROL CHANNELS

         6.47.3.1. The SBS shall set and periodically adjust the SAN EIRP provided to the RFT for the following forward control channels:

                  1.       BCCH,

                  2.       PCH,

                  3.       AGCH.

         6.47.3.2. The HPN system shall set and periodically adjust the SAN EIRP provided to the RFT for the following forward control channels:

                  1.       BCCH/HP,

                  2.       SCH/HP,

                  3.       NCH/HP
         according to the Reference Open Loop SAN EIRP values specified by the SRMC.

6.47.4. UT EIRP CONTROL FOR TCH AND DCCH

         6.47.4.1. The SBS shall control the instantaneous value of UT EIRP for each path of each individual TCH/DCCH channel as follows:

                  1. The SBS shall set a planned initial UT EIRP value at the start of each path allocation.

                  2. The SBS shall use closed loop UT EIRP control for the duration of each path allocation.

                  3. The SBS shall use the Maximum UT EIRP as an upper limit on the closed loop UT EIRP control.

         6.47.4.2. The SBS shall be capable of determining the actual channel quality value in comparison with the Target Channel Quality value.

         6.47.4.3. The SBS shall be able to estimate expected return link channel quality based on return link channel quality measurements alone or configurably as a combination of return and forward link channel quality measurements.

         6.47.4.4. The SBS shall continuously control UT EIRP for each satellite path of each TCH/DCCH channel to the minimum value required to meet the Target Channel Quality value, subject to the maximum UT EIRP limit.

         6.47.4.5. The SBS shall implement UT EIRP control algorithms which take account of channel operational modes, number of paths (single or diversity), DTX or not, diversity modes, codec rate, etc. and adapt to ensure that the EIRP is the minimum appropriate to the channel operational mode.

         6.47.4.6. The SBS shall instruct the UT to modify its EIRP whenever the actual channel quality, as measured in the SBS, differs from the Target Channel Quality value by an amount equivalent to 1dB or more in received SNR. These instructions shall be carried in the SACCH at a rate up to once per SACCH frame.

         6.47.4.7. Channel quality estimates shall be made at the SACCH frame rate based on received TCH and SACCH bursts received in the previous SACCH frame. Adjustment instructions shall be made to the UT in the next forward link SACCH after the adjustment is determined.

         6.47.4.8. A minimum of 1 and a maximum of [10] previous channel quality estimates shall be used to determine the current UT EIRP.

         6.47.4.9. The NMS shall implement the capability to configure the parameters of the control algorithms of the SBS to enable system capacity versus performance to be optimised based on operational experience.

         6.47.4.10. The IGF shall implement the following configurable options:

                  1. to control the UT EIRPs for each path in unison or separately

                  2. to estimate expected return link channel quality based on return link channel quality measurements alone or a combination of return and forward link channel quality measurements.

         6.47.4.11. The SBS shall control the UT EIRP using air interface procedures.

6.47.5. RACH

         6.47.5.1. The SBS shall transmit in the BCCH a parameter provided by the NMS as an operator configurable parameter to control the UT EIRP.

                                                                  Page 71 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements         Version: 25
                                                            17th February 1997
--------------------------------------------------------------------------------


6.47.6. ACK/HP

         6.47.6.1. The SBS shall transmit in the BCCH a parameter provided by the NMS as an operator configurable parameter for the control of the UT EIRP during acknowledgement to the HPN.

6.48. SAN COVERAGE AND MANAGEMENT

6.48.1. SAN COVERAGE ACCESS

6.48.1.1. GENERAL

         6.48.1.1.1. The SBS shall be capable of sharing a satellite with other SANs.

         6.48.1.1.2. The SBS shall not share spot beam control channels (SCH, BCCH, RACH, PCH, or AGCH) simultaneously with other SANs.

         6.48.1.1.3. The SBS shall be capable of acquiring and relinquishing control of common channels, to sequentially share a spot beam with another SAN, following a plan provided by the SRMC.

         6.48.1.1.4. The SBS shall be able to use different traffic channels including those using the same frequency simultaneously with other SBSs in the same spot beam as configured by the SRMC.

         6.48.1.1.5. The SRMC shall supply the BCCH BSAN list that will indicate to the UTs which SANs have been allocated traffic channels in any beam.

         6.48.1.1.6. The SAN, when allocated traffic channels on a spot beam whose control channels are provided by another SAN, need not use those channels for the initial assignment, but shall be able to use them for subsequent diversity or handover.

6.48.1.2. CALL SET-UP WHEN MULTIPLE SANS SHARE ACCESS TO A SPOT BEAM FOR
TCH/DCCH

         6.48.1.2.1. The SAN processing the control channels (CCCH control SAN) for the spot beam shall process the call setup as follows:

                  1. The CCCH control SAN shall assume that the UT will indicate the SAN required for the radio connection (the Radio Connection SAN) via the Initial Message. (Not covered in Air Interface Version 3.0).

                  2. The CCCH control SAN shall assume that the UT will indicate its currently registered SAN via the Initial Message.

         6.48.1.2.2. Following receipt of the Initial Message, the CCCH control SAN shall

                  1. Set up a signalling connection to the MSSC of the registered SAN.

                  2. As soon as is practicable, perform a SAN-to-SAN handover to the Radio Connection SAN if this is not the same as the CCCH control SAN.

6.48.2. COVERAGE PLANNING

6.48.2.1. IGF ACCESS PLANNING

         6.48.2.1.1. The SRMC shall provide a capability (algorithm) to generate plans specifying which SANs provide the following services in each spot beam of each satellite as a function of time:

                  1.       TCH/DCCH

                  2.       CCCH

                  3.       HPN.

6.48.2.2. TCH/DCCH SERVICE

         6.48.2.2.1. The SRMC shall provide an algorithm to determine the Nominal SAN for each point on the ground by dividing the earth's surface into ground cells. The SRMC shall for each ground cell identify a Nominal SAN based on best average radio connectivity via the constellation of satellites.

         6.48.2.2.2. The SRMC shall also identify which SANs enable diversity connections to each ground cell via any pair of satellites mutually visible to the SAN and a UT at the ground cell.

         6.48.2.2.3. The SRMC shall implement an algorithm which supports a configurable combination of the following:

                  1. One or more SANs shall always be able to provide TCH/DCCH service in every spot beam of every satellite.

                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements                 Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

                  2. The Nominal SAN for each ground cell shall be able to provide TCH/DCCH service in each spot beam of each satellite which provides coverage of the ground cell, wherever there exist any satellites which have mutual visibility of the SAN and the UT.

                  3. Each SAN able to provide diversity connection to a ground cell shall be able to provide TCH/DCCH service in each spot beam of each satellite covering the ground cell.

                  4. Before TCH/DCCH service is transferred from one SAN to another, there shall be a transitional period during which both SANs are capable of simultaneously providing TCH/DCCH service. The transitional periods shall be of the order of the time taken for the coverage to change by the width of a beam.

                  5. TCH/DCCH service shall be provided through any SAN with which any UT may be registered, wherever there exist any satellites which have mutual visibility of the SAN and the UT.

                  6. The operator shall be able to specify points on the ground for which TCH/DCCH service is to be provided by one or more SANs.

                  7. In the event of a sun outage, service shall be provided by alternative satellites and SANs, wherever possible, subject to the potential performance of the satellite constellation and the SANs.

6.48.2.3. CCCH SERVICE

         6.48.2.3.1. The SRMC shall implement an algorithm which supports a configurable combination of the following:

                  1. Each spot beam of each satellite shall consist of one or more radio cells. For each radio cell one SAN shall transmit the BCCH, PCH and AGCH and receive one or two RACH.

                  2. Selection of the SAN to provide CCCH service in each radio cell shall take account of the need for all SANs providing TCH/DCCH service to share those control channels.

6.48.2.4. HPN SERVICE

         6.48.2.4.1. Coverage functions for HPN are covered in Sections 6.52.5, 6.52.8, and 6.52.9.

6.49. SATELLITE EIRP MANAGEMENT

6.49.1. SATELLITE RF POWER MANAGEMENT PARAMETERS

6.49.1.1. GENERAL

         6.49.1.1.1. The SRMC shall determine the following time varying Forward Direction Satellite RF Power Management Parameters according to operator configurable rules as defined below.

6.49.1.2. FORWARD DIRECTION TCH/DCCH CHANNELS

                  1.       Maximum User Link Margin versus Elevation profile

                  2.       Initial User Link Margin versus elevation profile

                  3. Satellite Load Management Criteria (TBD for planned load shedding on highly loaded satellites)

         independently for each combination of:

                  1.       Service Type including all combinations of

                           a)       radio bearer capability (including channel
                                    mode) and

                           b)       UT type

                  1.       satellite and

                  2.       SAN

6.49.1.3. BCCH/SCH/PCH/AGCH CHANNELS

         6.49.1.3.1. Nominal User Link Margin versus Elevation profiles independently for each:

                  1.       channel type (BCCH/SCH/PCH/AGCH)

                  2.       satellite and

                  3.       SAN

                                                                  Page 73 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RO/000014
[ICO LOGO]    ICONET Ground Facilities Requirements                Version : 25
                                                             17th February 1997
--------------------------------------------------------------------------------

6.49.1.4. BCCH/HP, SCH/HP, NCH/HP

         6.49.1.4.1. Nominal User Link Margin versus Elevation profiles independently for each:

                  1.       channel type (BCCH/HP, SCH/HP, NCH/HP)

                  2.       satellite and

                  3.       SAN

6.49-1.5. SBS AND HPN CONTROL PARAMETERS AND NMS/SAN-OSS MONITORING PARAMETERS

6.49.1.5.1. GENERAL

         6.49.1.5.1.1. The SRMC shall utilise the Satellite Power Management Parameters to determine the following time varying SBS and HPN Control Parameters in Sections 6.49.1.5.2, 6.49.1.5.3, 6.49.1.5.4, and
         6.49.1.5.5.

6.49.1.5.2. FORWARD DIRECTION TCH AND DCCH CHANNELS (SBS)

                  1. Reference Maximum SAN EIRP limit (per carder) by spot beam by service type.

                  2. Reference Initial SAN EIRP limit (per carder) by spot beam by service type

                  3.       Satellite Load Management Criteria

                  4. Target signal quality value for forward path power control.

6.49.1.5.3. FORWARD DIRECTION CCCH CHANNELS (SBS)

                  1. Reference Open Loop SAN EIRP (per carrier) by spot beam

6.49.1.5.4. FORWARD DIRECTION HPN CHANNELS (HPN)

                  1. Reference Open Loop SAN EIRP (per carrier) by spot beam

6.49.1.5.5. SATELLITE EIRP MONITORING PARAMETERS

                  1. Maximum weighted aggregate forward direction SAN EIRP by satellite corresponding to the planned satellite EIRP (for the NMS),

                  2. SAN EIRP weighting factors by spot beam for calculation of weighted aggregate SAN EIRP according to differences in the satellite transponder gain in each beam (for the SAN-OSS).

6.49.1.5.6. NMC CONFIGURED PARAMETERS

         6.49.1.5.6.1. The NMC shall provide for operational configuration of

                  1.       Maximum UT transmit power level by service type (SBS)

                  2. Target signal quality value for return path power control (SBS)

                  3.       Satellite beam gain profile characteristics (SBS)

                  4.       Beam transponder gain values (SRMC)

6.49.1.6. SATELLITE RF POWER PLANNING

         6.49.1.6. 1. Based on satellite position, SAN location, predicted traffic loading characteristics, and individual satellite characteristics, the SRMC shall allocate satellite forward RF power to the SANs for use in a specific satellite by the SBS and HPN.

         6.49.1.6.2. The SRMC shall apportion the total available satellite forward RIF power between each type of forward direction CCCH/HPN and TCH/DCCH channels.

         6.49.1.6.3. The SRMC shall apportion the satellite forward RF power for TCH/DCCH amongst the different service types.

         6.49.1.6.4. The SRMC shall provide capabilities to plan the use of satellite RF power between BCCH/SCH and HPN to provide a constant satellite load for each satellite (nominally 20% of the power of each satellite but adjustable around this figure) with multiple simultaneous bursts of BCCH interleaved with one or more bursts of HPN.

6.49.2. SATELLITE TRANSPONDER GAIN VALUE ENTRY AND USAGE

         6.49.2-1. The NMC shall provide capability for an operator to enter values of forward and return direction transponder gain for each spot beam of each satellite.

         6.49.2.2. The SRMC shall use the forward transponder gain parameters in the calculation of Reference SAN EIRP values.

                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICQ-RO/000014
[ICO LOGO]    ICONET Ground Facilities Requirements                Version : 25
                                                             17th February 1997
--------------------------------------------------------------------------------

6.49.3. RULES FOR GENERATION OF SATELLITE POWER MANAGEMENT PARAMETERS

         6.49.3.1. Nominal Capacity is the number of user channels which can be supported by the available satellite RF power with nominal link margin and without use of Satellite Load Management Criteria.

         6.49.3.2. Predicted Load is the number of user channels expected to be needed based on traffic predictions.

         6.49.3.3. The SRMC shall generate the Satellite RF Power Management parameters as a function of time according to available RF satellite power and Predicted Load requirements according to the following rules:

         6.49.3.4. The link margin values shall be increased or decreased according to one of three link margin versus elevation profile tables. (F/R)

         6.49.3.5. Predicted Load equal to Nominal Capacity

                  1. The Link Margin values shall be set at nominal values.

                  2. The Satellite Load Management Criteria are nominal i.e. no satellite preference constraints.

         6.49.3.6. Predicted Load less than Nominal Capacity

                  1. The Link Margin values shall be increased above nominal.

                  2. The Satellite Load Management Criteria are nominal i.e. no satellite preference constraints.

         6.49.3.7. Predicted Load greater than Nominal Capacity

                  1. The Link Margin values shall be set at nominal values.

                  2. The Satellite Load Management Criteria are set to save EIRP on the most highly loaded satellites.

         6.49.3.8. Predicted Load much greater than Nominal Capacity

                  1. The Link Margin values shall be reduced below nominal values.

                  2. The Satellite Load Management Criteria are set to save EIRP on the most highly loaded satellites.

         6.49.3.9. The SRMC shall generate the Power Management parameters up to 24 hour in advance of when they are to be used.

         6.49.3.10. Satellite Load Management Criteria shall include:

                  1. off loading of traffic at low elevations to adjacent less highly loaded satellites

                  2.       implementation of diversity power saving mode

                  3.       reduction in use of diversity.

6.49.4. DETERMINATION OF SBS AND HPN AND SAN-OSS CONTROL PARAMETERS

6.49.4.1. REFERENCE SAN EIRP (PER CARRIER) VALUES

6.49.4.1.1. FORWARD DIRECTION TCH AND DCCH (SIBS)

         6.49.4.1.1.1. The SRMC shall calculate the:

                  1. Reference Maximum SAN EIRP (per channel) limit by spot beam by service type

                  2. Reference Initial SAN EIRP (per channel) limit by spot beam by service type corresponding to the:

                           a) Maximum User Link Margin vs. Elevation profile by service type

                           b) Initial User Link Margin vs. Elevation profile by service type using the parameters and to the accuracy defined in Section 6.49.4.3, Accuracy of Reference SAN EIRP Calculation.

6.49.4.1.2. BCCH/SCH/PCH/AGCH (SBS)

         6.49.4.1.2.1. The SRMC shall calculate the

                  1. Reference Open loop SAN EIRP by spot beam by channel type corresponding to the:

                           a) Nominal User Link margin vs. Elevation profile by channel type using the parameters defined in Section 6.49.4.3, Accuracy of Reference SAN EIRP Calculation.

6.49.4.1.3. BCCH/HP, SCH/HP, NCH/HP (HPN)

         6.49.4.1.3.1. The SRMC shall calculate the

                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements         Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------

                  1. Reference Open Loop SAN EIRP by spot beam by channel type corresponding to the:

                            a) Nominal User Link margin vs. Elevation profile by channel type using the parameters defined in
                   Section 6.49.4.3, Accuracy of Reference SAN EIRP Calculation.

6.49.4.2. PARAMETERS FOR REFERENCE MAXIMUM AND INITIAL SAN EIRP CALCULATION

         6.49.4.2.1. The following parameters shall be used:

                  1 Mobile-link space spreading (1/R(2)) loss, satellite to LIT, by spot beam

                  2        Mobile-link spot-beam transmit gain:

                           a)       at the centre of the spot beam coverage
                                    (TCH/DCCH)

                           b) at the edge of coverage of the spot beam (BCCH/SCH/PCH/AGCH and BCCH/HP SCH/HP and NCH/HP)

                  3 satellite forward-link (C to S band) transponder gain in each transponder channel

                  4        Nominal value of User Terminal G/T

                  5 Planned Maximum Link Margin and Planned Initial Link Margin corresponding to the elevation at the centre of the spot beam

                  6 Nominal feeder-link spreading (1/R(2)) loss, assuming that the SAN is at the subsatellite point of the satellite.

6.49.4.3. ACCURACY OF REFERENCE SAN EIRP CALCULATION

         6.49.4.3.1. The SRMC shall determine the reference SAN EIRP values with a maximum calculation error of [+/- 0.1] dB from the value needed for the planned link margin excluding the errors due to source data accuracy.

6.49.5. SATELLITE EIRP MONITORING

6.49.5.1. SAN/SATELLITE EIRP CALCULATIONS

         6.49.5.1.1. The SBS shall calculate the actual aggregate SBS transmit EIRP relative to the reference SAN EIRP by satellite spot beam (including allowance for voice activity factor) and shall transfer the data to the SAN-OSS.

         6.49.5.1.2. The SAN-OSS shall calculate the actual weighted aggregate SAN transmit EIRP in total by satellite corresponding to the actual traffic from the data for each spot beam provided by the SBS, as a performance data for long term planning purposes.

         6.49.5.1.3. The NMS shall provide calculation of the actual total satellite S-band RF power of each satellite.

6.49.6. SATELLITE RF POWER OVERLOAD MANAGEMENT

         6.49.6.1. The NMS shall implement capabilities for RF power monitoring in the event that satellite RF power demand exceeds predicted requirements.

         6.49.6.2. The NMS shall have the capability to determine from PCS telemetry data, whenever applicable:

                  1. estimates of the total satellite S-band RF power consumption for each satellite.

                  2.       whether the satellite is being driven into overload.

         6.49.6.3. The NMS shall collect the monitored data from the SAN, and shall generate an alarm that signifies when an overload condition starts and ends for each satellite in total and by SAN.

         6.49.6.4. In the event of detection of overload of any satellite, the SRMC shall take it into consideration for the next operational plan.

         6.49.6.5. In the event of detection of overload of any satellite, the NMS shall have the capability [for the operator] to reconfigure the SBS to perform one or more of the following:

                  1.       Implement the diversity power saving mode,

                  2. Decrease the diversity ratio in steps until no diversity occurs,

                  3.       Stop the establishment of new calls.

6.50. SPECTRUM MANAGEMENT

6.50.1. FUNCTIONAL REQUIREMENTS FOR THE GENERATION AND DISTRIBUTION OF SRMC DATA

         6.50.1.1. The functional requirements for the SRMC shall be:

                                                                  Page 76 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RO/000014
[ICO LOGO]    ICONET Ground Facilities Requirements         Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------

                  1.       Generation of BTFPs and assignment of them to SANs.

                  2. Generation of Satellite channelisation plans (i.e., Transponder plans) and assignment of them to SANs.

                  3. Generation of frequency related parameter contents for system information broadcasting.

         6.50.1.2. The NMS shall:

                  1. Establish and maintain a database of BTFPs and Satellite Channelisation Plans in advance of the time they are needed and a log of which data has been sent and acknowledged.

                  2.       Communicate the data to the SANs and PCSs.

                  3. Manage the data flows to ensure that the data is synchronised between NMS, SANs and PCSs.

                  4. Generate alarms and provide facilities for recovery in the event that the data is not sent and acknowledged successfully.

6.50.2. PERFORMANCE REQUIREMENTS

6.50.2.1. GENERAL

         6.50.2.1.1. The capabilities of the SRMC shall be demonstrated by a combination of means of design analysis, simulation and test as defined in the following sections.

         6.50.2.1.2. The requirements shall be met for test purposes.

6.50.2.2. TRAFFIC LEVELS VERSUS SPECTRUM USAGE

         6.50.2.2.1. The SRMC shall be capable of generating plans for carrying the traffic levels within the aggregate amounts of spectrum, available in the different co-ordination regions, as listed in Table 6-6.

              6.50.2.2.2. TABLE 6-6 TRAFFIC LEVEL VERSUS SPECTRUM

               TRAFFIC LEVEL                AGGREGATE MOBILE LINK SPECTRUM            AGGREGATE FEEDER LINK
      AGGREGATE BUSY HOUR ERLANGS OF         PER DIRECTION OF TRANSMISSION                  SPECTRUM
   HANDHELD VOICE OR EQUIVALENT TRAFFIC                  (MHz)                    PER DIRECTION OF TRANSMISSION
          (PERCENT OF TOTAL)                                                     (MHz) IN EACH POLARISATION
---------------------------------------------------------------------------------------------------------------
                    100                                  [10]                                 [50]
                    75                                    [8]                                 [42]
                    50                                    [6]                                 [34]
                    25                                    [4]                                 [26]
            Aggregate Busy Hour              Aggregate Mobile Link Spectrum
     Erlangs is as defined in Annex 1          is defined as sum of the
                                              spectrum in each usable sub
                                             band in a co-ordination region

Notes on Table 6-6:

         6.50.2.2.3. Note 1 Traffic level is defined in terms of requirements for supporting communications to handheld voice terminals carrying voice or other services utilising one TDMA slot and including all requirements for signalling and HPN. The impact of multiple services is defined elsewhere.

         6.50.2.2.4. Note 2 The specified Traffic levels are to be carried subject to simultaneous availability of the Aggregate Mobile Link Spectrum and Aggregate Feeder Link Spectrum.


         6.50.2.2.5. The plans generated by the SRMC shall be capable of simultaneously providing grade of service better than 10% worst case, in the sub cell (delay class of a spot beam) at 100% loading (4500 channels + 40% diversity)

         6.50.2.2.6. The SRMC-generated plans shall be capable of carrying the specified traffic levels:

                  1. with traffic distributions around the globe as defined in 6.50.3.1

                  2.       with diurnal traffic variations as defined in
                           6.50.3.2

                  3.       where the mobile link spectrum used may be

                           a) different in different co-ordination regions as indicated in Figure 6-2 and Table 6-7

                           b) different in any co-ordination regions of similar area

                  1 where the mobile link spectrum in each co-ordination region

                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements         Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------


                           d) is in sub-bands as specified in Figure 6-2 and Table 6-7

                           e) is in any number of sub-bands up to 5, the smallest being 1 MHz, or

                           f)       is in a contiguous block


         6.50.2.2.7. These requirements shall be met for test purposes:

                  1 for all possible combination of satellite positions in the baseline satellite constellation

                  2. while providing diversity path allocations for at least 80% of calls for UTs which are in coverage of more than one satellite.

                                                                  Page 78 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements         Version : 25
                                                            17th February 1997
--------------------------------------------------------------------------------

                         [CO-ORDINATION REGIONS GRAPH]

                  6.50.2.2.8. FIGURE 6-2 CO-ORDINATION REGIONS

                                                                  Page 79 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements                 Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

       6.50.2.2.9. TABLE 6-7 FREQUENCY SUB-BANDS IN CO-ORDINATION REGIONS

    Return
    S-band       FCR          FCR        FCR      FCR
      MHz         1            2         3         4
    -------------------------------------------------
     1985        X                                 X
     1986        X             X                   X
     1987        X                        X        X
     1988
     1989                      X                   X
     1990                                          X
     1991                                 X        X
     1992                                 X        X
     1993                      X          X
     1994                                          X
     1995                                          X
     1996                      X                   X
     1997
     1998                      X          X
     1999
     2000                      X
     2001                      X
     2002                                 X
     2003                                 X
     2004
     2005
     2006
     2007                      X          X
     2008
     2009        X                        X
     2010        X
     2011        X             X
     2012        X             X
     2013        X                        X
     2014        X
     2015        X

   Forward
    S-band          FCR            FCR        FCR           FCR
     MHz             1              2          3             4
----------------------------------------------------------------
     2170           X                                        X
     2171           X               X                        X
     2172           X                          X             X
     2173
     2174                           X                        X
     2175                                                    X
     2176                                      X             X
     2177                                      X             X
     2178                           X          X
     2179                                                    X
     2180                                                    X
     2181                           X                        X
     2182
     2183                           X          X
     2184
     2185                           X
     2186                           X
     2187                                      X
     2188                                      X
     2189
     2190
     2191
     2192                           X          X
     2193
     2194           X                          X
     2195           X
     2196           X               X
     2197           X               X
     2198           X                          X
     2199           X
     2200           X

Note: In this example the forward and return allocation patterns are shown to be the same - this will not be the case in reality. Table 6-7 is provided just as an example/test case. The frequency planning algorithm must treat the forward and return directions separately and independently.

6.50.2.3. IMPACT OF MULTIPLE SERVICES

         6.50.2.3.1. Separate pools of timeslots and frequencies shall be provided for

               1. HPN

               2. MP signalling channels

               3. MP dedicated channels

               4. NP dedicated channels

                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements                 Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

6.50.2.4. SPECTRUM RESOURCES TO BE MANAGED

         6.50.2.4.1. The SRMC shall generate plans to manage the following satellite spectrum resources on a per channel basis, for mobile and feeder links, in both the forward and return directions.

         6.50.2.4.2. The SRMC shall generate plans for frequency and TDMA timeslot resources for the following carrier types:

                  1.       TCH/SDCCH

                  2.       BCCH/SCH

                  3.       PCH/AGCH

                  4.       RACH

                  5.       BCCH/HP

                  6.       SCH/HP

                  7.       ACK/HP

                  8.       NCH/HP

         6.50.2.4.3. The SBS and HPNS shall implement these plans according to their equipment resources.

6.50.2.5. GENERATION OF TIME VARYING FREQUENCY PLANS FOR ICO SATELLITES.

         6.50.2.5.1. The SRMC shall generate time varying frequency plans:

                  1.       for all satellites in the ICO satellite
                           constellation;

                  2. which provide access via SANs to all spot beams of all satellites;

                  3.       compatible with the satellite channelisation;

                  4. providing resources to support all types of traffic, DCCH, common signalling and HPN;

                  5. separately for each type of traffic. DCCH, common channel signalling and HPN;

                  6. providing capacity according to traffic predictions by traffic type by SAN for each spot beam of each satellite;

                  7. which are co-ordinated between satellites to allow the near instantaneous reuse of frequencies to be minimised both intra and inter-satellite;

                  8. which allow the grade-of-service in each spot beam to be maximised whenever spare spectrum is available;

                  9. which utilise all transponder filters available to provide the maximum grade-of service in each spot beam of each satellite;

                  10.      in advance of the time that they are required;

                  11.      subject to the spectrum allocation constraints;

                  12.      subject to the interference management requirements;

                  13. which change slowly to minimise the impact on handovers;

                  14. which change slowly and incrementally without interruption;

                  15.      which have a granularity of one TDMA carrier.

6.50.2.6. GENERATION OF TIME VARYING TRANSPONDER PLANS FOR EACH ICO SATELLITE

         6.50.2.6.1. The SRMC shall generate time varying satellite transponder plans:

                  1.       for all satellites in the ICO satellite
                           constellation;

                  2. which encompass the carrier frequencies used in the frequency plans;

                  3.       in advance of the time that they are required;

                  4. which have a granularity of one channelisation filter.

6.50.2.7. DISTRIBUTION OF TIME VARYING TRANSPONDER PLANS TO ICO SATELLITES

         6.50.2.7.1. The NMS via the DCN and PCS shall distribute transponder plans:

                  1.       to all satellites in the ICO constellation;

                  2.       in advance of the time required;

                  3. such that the satellite transponder allocations on the satellites are synchronised to the planned allocations.

6.50.2.8. ASSIGNMENT OF TIME VARYING POOLS OF FREQUENCIES AND TIMESLOTS TO SANs

         6.50.2.8.1. The SRMC plans shall assign time varying pools of frequencies and timeslots:

                  1.       to all SANs;

                  2. for all spot beams and all satellites, planned to be accessed by each SAN;

                  3. according to the planned traffic requirements of each SAN for each spot beam of each satellite.

                                                                  Page 81 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements                 Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

6.50.2.9. DISTRIBUTION OF TIME VARYING POOLS OF FREQUENCIES AND TIMESLOTS TO
          SANs

         6.50.2.9.1. The NMS via the DCN and SAN-OSS shall distribute pools of frequencies and timeslots to each SAN:

                  1.       in advance of the time required;

                  2. such that the pools of frequencies known to each SAN are synchronised to the plans.

6.50.2.10. ON DEMAND ALLOCATION BY SBSs OF TIMESLOTS FROM TIME VARYING POOLS

6.50.2.10.1. SBS DEDICATED CHANNEL ALLOCATIONS

         6.50.2.10.1.1. The SBS shall allocate resources from pools of frequencies and timeslots at each SAN on demand according to requirements for use in communications sessions for the signalling phase and traffic phase.

         6.50.2.10.1.2. The SBS shall return resources to the pools when they are no longer in use so that they are available for further use.

         6.50.2.10.1.3. Call setup allocations shall be processed with high priority relative to handovers and diversity changes.

         6.50.2.10.1.4. The SBS shall change, in real-time, the resources allocated to each UT for call maintenance.

         6.50.2.10.1.5. The SBS shall, subject to the resources allocated to it, maintain an acceptable grade-of-service and continue existing calls with an acceptable success probability.

         6.50.2.10.1.6. The SBS shall prioritise use of resources in the following order:

                  1. to maintain existing calls through provision of handovers;

                  2.       to start new calls;

                  3.       to provide diversity allocations.

         6.50.2.10.1.7. Subject to the above priorities, the SBS shall provide diversity path allocations to all UTs in sight of two or more satellite when there are a sufficient number of resources available.

         6.50.2.10.1.8. The SBS shall rotate resources to minimise near instantaneous frequency reuse amongst the resources available to each SAN.

         6.50.2.10.1.9. The SBS shall have capability to change resource allocation for each communications session to take account of:

                  1. handover within a delay class from one frequency to a different frequency;

                  2. handover from delay class to delay class within a spot beam;

                  3. handover from spot beam to spot beam on the same satellite;

                  4. handover from a spot beam on one satellite to a spot beam on different, diversity, satellite;

                  5.       handover from SAN to SAN;

                  6.       diversity addition;

                  7.       diversity removal.

         6.50.2.10.1.10. The SBS shall allocate resources for handover so that they are used for the minimum practicable overlap time and are released as soon as communication is successfully established on the new channel.

         6.50.2.10.1.11. The SBS shall assess the resources available for each handover and shall give priority for handovers to be make before break allowing a reasonable time for such resources to become available for such purpose before implementing the handover using break before make.

         6.50.2.10.1.12. The SBS shall perform a frequency handover when a frequency resource is planned to become unavailable.

         6.50.2.10.1.13. The SBS shall perform handovers when propagation delays reach specific time delay arc thresholds.

         6.50.2.10.1.14. The SBS shall perform intra-satellite spot-beam handovers based on a the following information where individual parameters have configurable thresholds:

                  1.       UT predicted to move to a new spot-beam coverage;

                  2.       current spot-beam load factor at or above threshold;

                  3. signal quality measurements in old and new spot beams.

         6.50.2.10.1.15. The SBS shall perform inter-satellite handovers based on of the following information where individual parameters have configurable thresholds:

                  1. signal quality measurements of channels on both satellites;

                  2.       satellite(s) elevation angle(s);

                                                                  Page 82 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements                 Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

                  3.       satellite(s) load factor(s).

         6.50.2.10.1.16. The SBS shall perform SAN to SAN handovers based on of the following information where individual parameters have configurable thresholds:

                  1. insufficient resources available at current SAN to maintain call;

                  2. signal quality measurements of satellites visible to the UT.

         6.50.2.10.1.17. The SBS shall perform diversity addition based on the following information where individual parameters have configurable thresholds:

                  1. signal quality measurement reports of satellites visible to the UT;

                  2. elevation and azimuth of satellites visible to the UT.

         6.50.2.10.1.18. The SBS shall perform diversity removal based on the following information where individual parameters have configurable thresholds:

                  1. signal quality measurement reports of satellites visible to the UT;

                  2. elevation and azimuth of satellites visible to the UT.

         6.50.2.10.1.19. The SBS shall have the capability to, whenever possible, assign the same TDMA timeslots post-handover as were used pre-handover for each call.

         6.50.2.10.1.20. The SBS shall have the capability to allocate frequencies dependent upon the service area of the UT. (OPTION)

6.50.2.10.2. COMMON SIGNALLING CHANNELS

         6.50.2.10.2.1. The SRMC shall generate frequency and timeslot plans for common signalling channels i.e. for BCCH, RACH PCH and AGCH.

         6.50.2.10.2.2. The SBS shall operate according to the plan provided by the SRMC.

6.50.2.11. QUANTITATIVE CONSTRAINTS ON FREQUENCY PLANS

         6.50.2.11.1. The plans generated by the SRMC shall achieve the following:

         6.50.2.11.2. Frequency reuse beams shall be separated by a spacing greater than or equal to the spacing required for a 4 cell reuse pattern.

         6.50.2.11.3. The IGF shall implement a frequency planning algorithm which minimises the maximum number of reuses of any one frequency:

                  1. within the satellite field of view to 0(degree) elevation in the return direction, and

                  2. for all beams of every satellite covering each UT's position for the forward direction.

         6.50.2.11.4. The number of satellite filters to be used shall be 490 when 50 MHz of feeder link is available and pro rata for smaller amounts of feeder link.

6.50.2.12. SPECTRUM ALLOCATION CONSTRAINTS

         6.50.2.12.1. The SRMC shall implement, in the frequency planning algorithms, capability to take account of the following constraints on the use of the mobile link and feeder link bands:

                  1.       band sharing with other satellites;

                  2.       band sharing with terrestrial systems;

                  3.       non-contiguous allocations to ICO;

                  4. allocations which are exclusive to ICO or shared and can produce potential interference to or from ICO [in certain azimuth/elevation ranges];

                  5.       different allocations between different regions;

                  6. allocation constraints evolving over the lifetime of the system;

                  7. Tx/Rx frequencies need not have a fixed offset from one to another;

                  8. maintain continuity of spectrum allocation whenever possible.

6.50.2.13. SPECTRUM MANAGEMENT ALGORITHM FLEXIBILITY

         6.50.2.13.1. The SRMC shall be capable of implementing any possible realistically implementable methods for planning the use of frequencies and allocating radio paths for calls which enable the spectrum efficiency to be maximised subject only to fundamental limitations of satellite antenna performance/isolation, satellite channelisation, and acceptable levels of interference. For example, when spectrum efficiency is at a premium due to traffic pressure, each SAN shall be allocated the minimum spectrum resource required to provide each service at the required quality, with any unused resources available for use by other SANs.

         6.50.2.13.2. Within limits imposed by the non-linear nature of the RF channel, the SRMC planning algorithms shall provide capability to trade-off spectrum efficiency vs. link quality i.e.

                  1. to enable excess spectrum to be used to give improved channel performance through reducing intra-system interference;

                                                                  Page 83 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements                 Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

                  2. to accommodate extra traffic in limited spectrum by accepting reductions in channel performance below nominal due to additional intra-system interference.


6.50.3. SPECTRUM MANAGEMENT REFERENCE TRAFFIC DISTRIBUTION

         6.50.3.1. TABLE 6-8 REFERENCE TRAFFIC DISTRIBUTION (NUMERICAL)

   0      0      0      0      0      0      0       0       0       0      0       0
   0   0.05   0.13   0.13   0.14   0.14   0.14    0.14       0       0      0       0
   0   0.03   0.01   0.03   0.07   0.07   0.18       0       0    0.09   0.15     0.4
   0   0.02   0.03   0.79   2.93    2.3   0.54    0.12    0.05    0.06   0.14    1.19
0.03   0.03   0.03    0.1   0.61   2.13   0.62    0.62    0.06    0.06    0.1    0.92
0.09   0.06   0.03   0.12   0.08   0.37   1.87    1.88    0.04    0.03   0.17    0.53
0.03   0.03   0.03      0   0.09   0.09   0.87    0.54    1.22    0.84   0.03       0
   0      0      0      0      0   0.03   0.06    0.29    3.56    0.06   0.03    0.03
   0      0      0      0      0      0   0.03    0.76    0.59    0.06   0.03    0.03
0.06      0      0      0      0      0   0.03    0.06    0.06    0.03      0       0
0.06      0      0      0      0      0   0.03    0.03    0.03       0      0       0
   0      0      0      0      0      0      0       0       0       0      0       0






    0       0      0       0      0       0      0      0      0      0      0      0
 0.63    0.67   1.28    0.85      0    0.09   0.09   0.09   0.09   0.09   0.09   0.09
 1.05    1.65   1.72    1.99   2.16    1.21   0.51   1.84   0.86      0      0      0
 2.06    3.54   2.94     2.1   3.12    0.08   0.53   2.27   2.52   0.12      0      0
 3.38    1.69      1    1.05   4.87    1.71   1.45   2.33   0.91   0.18   0.09   0.06
 0.51    0.11   0.69    0.06   0.42    0.59   1.35   1.06   0.86   0.12   0.03   0.03
 0.28    0.23   0.66    0.09   0.06    0.09   0.07   0.86   0.33   0.08   0.06      0
 0.25    1.09    1.2    0.15   0.03    0.03   0.07    0.1   0.25   0.24    0.1   0.09
 0.03     1.4   0.03    0.03      0       0      0   0.07   0.04   0.05    0.1   0.12
 0.03    0.03   0.03       0      0       0      0   0.03   0.05   0.07   0.09   0.09
    0       0      0       0      0       0      0      0      0      0   0.06   0.06
    0       0      0       0      0       0      0      0      0      0      0      0


                                    [LINE GRAPH]


            6.50.3.2. FIGURE 6-3 REFERENCE DIURNAL TRAFFIC VARIATION

6.51. INTERFERENCE MANAGEMENT

         6.51.1. The SBS shall detect the failure of demodulation, log these events, and report these events to the SAN-OSS.

         6.51.2. The SRMC shall have the capability to use frequencies that minimise the effects of external radio interference in to the ICO system.

         6.51.3. The SRMC shall have the capability to use frequencies that minimise the radio interference caused by ICO in to other systems and geographical regions.

         6.51.4. The interference avoidance planning shall take account of:

                                                                  Page 84 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements                 Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

                  1.       regulatory constraints on a regional/national basis

                  2. external interference becoming (or predicted to become) excessive.

         6.51.5. The SRMC planning capability for predictable interference events shall include:

                  1. switching off SAN transmissions at certain azimuth/elevations

                  2. adjustment of the satellite filter configuration (spot-beam, frequency) to avoid predictable interference subject to spectrum resource availability.

         6.51.6. The SBS response to failed allocation events shall include, where practicable according to Air Interface structured procedures:

                  1. changing the allocated channel to a different one on the same satellite

                  2. changing the allocated channel to a different one on a different diversity satellite.

         6.51.7. The SRMC shall contain a database of regulatory constraints. The database shall contain for all geographical regions what mobile and feeder link frequencies can and cannot be used.

         6.51.8. The SRMC shall contain a database of predictable interference sources in the mobile and feeder link frequencies. The database shall contain at least the following information:

                  1.      For each interference source in to ICO:
                             a.  location/orientation information
                             b.  operating frequencies, time of operation
                             c.  antenna parameters.

                  2.      For ICO interference into other systems
                             a.  location/orientation information
                             b.  operating frequencies, time of operation.


         6.51.9. The SRMC shall have the capability to update the data stored for the regulatory constraints to reflect changes in frequency allocations and co-ordinations.

         6.51.10. The SRMC shall have the capability to update the data stored for the external interference sources to reflect:

                  1.       the results of interference statistics analysis

                  2.       new interference sources being found

                  3.       existing interference source becoming obsolete.

         6.51.11. The SRMC shall be able to use the above capabilities to plan to avoid mobile link interference from the following sources:

                  1.       Terrestrial Fixed Services

                  2.       Radar

                  3.       Aggregate background interference level.

         6.51.12. The SRMC shall be able to use the above capabilities to plan to avoid to feeder link interference from the following sources:

                  1.       other MSS systems

                  2.       predictable MS systems.

         6.51.13. The SRMC shall be able to use the above capabilities to plan to avoid causing excessive levels of interference to the following systems in the mobile link:

                  1.       FS systems

                  2.       Radar

                  3.       MS systems.

         6.51.14. The SRMC shall be able to use the above capabilities to plan to avoid causing excessive levels of interference to the following systems in the feeder link:

                  1.       other MSS systems

                  2.       Radio Astronomy sites

                  3.       Aircraft MLS systems.

6.52. HPN REQUIREMENTS

6.52.1. HPN GENERAL REQUIREMENTS

         6.52.1.1. The IGF shall support the applications defined in the appendices of ICO 103.40.

         6.52.1.2. The IGF shall support TS ICO 05.xx, TS ICO 04.xx, TS ICO
         103.40 and TS ICO 104.08.

6.52.2. BASIC CAPABILITIES FOR HPN

         6.52.2.1. The IGF shall:

                  1. be capable of transmitting HP messages on NCH/HP channels

                                                                  Page 85 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements                 Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

                  2. be capable of providing regular synchronisation bursts for all UTs

                  3. provide the NCH/HP configurations as given in ICO 05.xx series

                  4. be capable of supporting the NCH/HP configurations on any and all spot beams of any and all satellites

                  5.       support capability to transmit NCH/HP to a UT

                           a.       in any one beam

                           b.       on any or all satellites

                           c. in serial, or, for high priority messages in parallel up to a maximum of 2 satellites

                  6. support operational control of NCH/HP based on load related message repeat strategy.

6.52.3. HPN MESSAGE TRANSMISSION AND RECEPTION

         6.52.3.1. The IGF shall support the transmission of HPN signal types to the UT specified in the AI.

         6.52.3.2. The HPN subsystem shall format and transmit the appropriate notification message to the subscriber.

         6.52.3.3. When required to send a NCH/HP message, the HPN subsystem shall, according to NMS operator configurable and settable priorities:

                  1. send the NCH/HP on any or all satellites covering the UT's stored last registered position

                  2. send the NCH/HP in the spot beam of each satellite covering the UT's stored last registered position

                  3. if no response is received, repeat the NCH/HP an NMS configurable number of times.

         6.52.3.4. The HPN subsystem shall support the reception of acknowledgement signals from the UT at the frequency and time indicated on the successful forward message transmission.

         6.52.3.5. The IGF shall support the HPN channels by broadcasting appropriate information on the MP and HP BCCH channels.

6.52.4. SECTION NOT USED

6.52.5. HPN FREQUENCY PLANNING

         6.52.5.1. The SRMC shall support the use of HPN frequencies at defined flux density levels conforming to agreed regulatory constraints.

         6.52.5.2. The SRMC shall ensure that HPN frequencies are selected to minimise interference to ICO from other sources.

         6.52.5.3. The SRMC shall prevent interference on the Feederlink to other systems.

         6.52.5.4. The SRMC shall minimise service degradation whilst avoiding interference to other systems by preventing HPN subsystems which will cause interference from transmitting.

         6.52.5.5. In the forward direction,

                  1. The SRMC shall provide up to 4 mobile link frequencies in every satellite beam for use in the NCH/HP channels.

                  2. The SRMC shall also provide up to 4 mobile link frequencies in every satellite beam for use in BCCH/HP channels.

                  3. The SRMC shall ensure that the HPN transponder is not used to transmit into known regions in particular azimuth and elevation ranges where this would cause interference to other systems.

                  4. The SRMC and NMS subsystems shall support the transfer of information to the UT to ensure that the UT and the network have a co-ordinated time and frequency rotation sequence in the forward channels.

         6.52.5.6. In the return direction,

                  1. The SRMC shall support one acknowledgement channel in every beam considering inter system interference.

                  2. The SRMC shall plan the HPN return link frequencies considering the limited antenna isolation and interference into the satellite from other users (intra system interference).

                  3. The IGF shall broadcast using BCCH/MP the information on the frequencies to be used in the ACK/HP channel.

                                                                  Page 86 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements                 Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

                  4. History of frequencies used in previous message transmission attempts.

         6.52.9.7. The HPN subsystem shall take into account the acknowledgement channel receiver availability when transmitting HPN messages to ensure that scheduled acknowledgements can be processed.

         6.52.9.8. The HPN subsystem shall be capable of transmitting messages via remote SAN sites if this can increase the satellite coverage of the destined UT.

         6.52.9.9. Key parameters of the HPN subsystem shall be configurable by the NMC. The NMS and HPN subsystems shall provide:

                  1. Mechanisms to modify distributed algorithms (e.g. scheduling algorithms), to provide an upgrade path, ensuring that a consistent version is used at all points requiring coordination.

                  2. Mechanisms to modify the satellite selection criteria as a function of azimuth and elevation to the UT.

                  3. Mechanisms to modify the message repeat parameter as a function of traffic load.

                  4.       Mechanisms to control the ACK/HP detection threshold.

                  5. Mechanisms to increase or decrease the HPN capacity by modifying the interleaving factor ensuring that the UT can benefit by reduced idle mode when the capacity reduces.

         6.52.9.10. The HPN subsystem shall transmit the location phase bursts (BCCH/HP) in accordance with the HPN location phase plans received from the SRMC.

         6.52.9.11. The HPN Subsystem at the SAN shall plan the contents of the BCCH/HP to ensure that the UTs can maintain correct operation.

         6.52.9.12. The SBS shall provide to each UT information on the time and frequencies to be used to receive the BCCH/HP as provided by SRMC.

         6.52.9.13. The SBS shall broadcast using BCCH the information on the frequencies to be used in the ACK/HP channels as provided by SRMC.

         6.52.9.14. The SBS shall broadcast using BCCH the information on the frequencies to be used in the NCH/HP channels.

6.52.10. HPN SUBSYSTEM SYNCHRONISATION

         6.52.10.1. The HPN channel units shall be synchronised with the medium penetration channels.

         6.52.10.2. The Timing & Synchronisation provided by the reference clock and system timing subsystem to the HPN subsystem shall consist of a 10 MHz reference clock and a GPS based time reference (absolute time code, and 1 pulse per second signal).

         6.52.10.3. In addition time varying delay to the satellite information with an accuracy of [5 microsec] for each visible satellite shall be provided to the HPN subsystem.

         6.52.10.4. The HPN Channel Units shall be synchronised such that there shall not be a significant overlap of the signals at the satellite which may cause peak power fluctuations or loss of signal quality.

6.53. SAN AIR INTERFACE REQUIREMENTS

6.53.1. C-BAND TRANSMIT REQUIREMENTS

6.53.1.1. NOMINAL EIRP OF C-BAND COMMUNICATION CARRIERS

         6.53.1.1.1. The EIRP of each type of C-band communication carriers shall be able to be adjusted at the following nominal values under the clear weather conditions when the satellite gain is set to its nominal values and the satellite is located at the zenith of the SAN and to the direction of 20 degrees elevation angles from the UT:

                  1.       TCH 48.6 dBW

                  2.       BCCH 53 dBW

                  3.       HPN 56 dBW

                        ICO PROPRIETARY AND CONFIDENTIAL

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
              ICONET Ground Facilities Requirements          Version: 25
                                                             17th February 1997


6.53.1.2. EIRP REQUIREMENT FOR SRMS/HPN COMMAND CARRIERS

         6.53.1.2.1. EIRP of the SRMS command and the HPN command carriers shall be able to be adjusted at the following nominal level under the clear weather conditions when the satellite is located at the zenith:

                  1. SRMS Command       55.3 dBW

                  2. HPN Command        55.3 dBW

6.53.1.3. EIRP REQUIREMENT FOR TT&C COMMAND CARRIER

         6.53.1.3.1. EIRP of the TT&C command carrier shall be able to be adjusted to:

                  1. 66 dBW for normal operation sharing with the communication carriers,

                  2. 81 dBW for dedicated emergency and OICD/OIT operation, by setting the IF levels at the interface point specified in the TT&C to ICD.

6.53.1.4. MAXIMUM OPERATING EIRP PER POLARISATION

         6.53.1.4.1. The SAN shall be able to transmit multiple carriers with total EIRP of 77 dBW for each polarisation.

         6.53.1.4.2. In case of the TT&C emergency operation mode, the SAN shall be able to transmit a single TT&C command carrier with EIRP specified in Section 6.53.1.3.

6.53.1.5. RF EQUIPMENT GAIN CONTROL RANGE

         6.53.1.5.1. For the communication signals, including SRMS/HPN command signals, the RF transmit subsystem shall include provisions for remote controllable gain adjustment to compensate for the C-band propagation path loss changes and the gain setting changes and/or the gain variations of the common part of the satellite transponder.

         6.53.1.5.2. The gain adjustment range of the RF transmit subsystem shall be at least +6 dB, -14 dB around the nominal EIRPs specified in
         Section 6.53.1.1 and Section 6.53.1.2 with nominal steps of 0.5 dB or less.


         6.53.1.5.3. This gain adjustment capability shall also be used by the automatic power control system specified in Section 6.57.6.

         6.53.1.5.4. The EIRP of the TT&C command carrier shall be adjusted at the TT&C ground equipment independent of the communications carriers.

6.53.1.6. EIRP ACCURACY AND STABILITY

         6.53.1.6.1. The EIRP of each carrier shall be adjusted and maintained within +/- 1.5 dB of the required level when the Automatic Power Control (APC) system specified in Section 6.57.6 is disabled, and the maximum ambient temperature change is less than 10 degrees.

         6.53.1.6.2. This accuracy and stability shall include all factors causing variation such as modulator, HPA and upconverter stability, antenna transmitting gain variation caused by tracking, and antenna beam pointing error.

         6.53.1.6.3. This accuracy also shall include the frequency response of the transmit path.

         6.53.1.6.4. Automatic level calibration and adjustment system, open loop or closed loop or combination, shall be provided if required to meet this specification.

6.53.1.7. MULTICARRIER INTERMODULATION PRODUCTS (TBR)

         6.53.1.7.1. When two tones each with EIRP of 3 dB below the maximum EIRP for multiple carrier operation specified in Section 6.53.1.4 are transmitted, the third order intermodulation product level shall be less than -26.8dB of each tone.

         6.53.1.7.2. The Noise Power Ratio measured using multicarriers (up to 1,000 carriers), notched at the centre of the band, simulating the communication carriers, shall exceed 20.8 dB as a target at the output of the HPA under the following conditions:

                  1.   Total power of the noise:       corresponding to EIRP of 75 dBW

                  2.   Bandwidth of the noise:         25 MHz (5199.5 - 5224.5 MHz)


                                                                  Page 89 of 192
                        ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
              ICONET Ground Facilities Requirements          Version: 25
                                                             17th February 1997


6.53.1.8. OFF-AXIS EIRP DENSITY

         6.53.1.8.1. At any angle A, which is 2.5 degrees or more off the main lobe axis of the antenna, the EIRP density in any direction should not exceed the following values specified in recommends 2 of Recommendation ITU-R S.524-5:

             Angle off-axis                                                                   Maximum EIRP per 4 kHz
             2.5 degrees less than or equal to A less than or equal to 7 degrees              (32 - 25 log A) dB(W/4 kHz)
             7 degrees less than A less than or equal to 9.2 degrees                          11 dB(W/4 kHz)
             9.2 degrees less than A less than or equal to 48 degrees                         (35 - 25 log A) dB(W/4 kHz)
             48 degrees less than A less than or equal to 180 degrees                         -7 dB(W/4 kHz)

             Note: This spec may not be met by TT&C carrier in emergency mode.

6.53.1.9. FREQUENCY RESPONSE

         6.53.1.9.1. The frequency response of the transmit path shall be calibrated and maintained so that the requirements for EIRP accuracy and stability in Section 6.53.1.6 are met.

6.53.1.10. FREQUENCY STABILITY

         6.53.1.10.1. The transmit frequency stability for communication carriers shall be so that the requirements in Section 6.58.4.4 is met when the AFC is enabled.

         6.53.1.10.2. The transmit frequency stability for the TT&C carrier shall be referred to the TT&C to SAN Interface Control Document.

         6.53.1.10.3. The local oscillators of the TT&C up-converters shall be independent of the SAN Master Reference Oscillators.

6.53.1.11. NOISE AND SPURIOUS EMISSIONS (IN-BAND)

         6.53.1.11.1. In any 4 kHz band in the C-band transmit band specified in
         Section 6.57.1.4. excluding a band within 250% of the necessary bandwidth of each emission removed from the centre frequency of the carrier, the mean power of the inherent transmitter noise and all spurious signals, excluding harmonics and multicarrier intermodulation products, supplied to the antenna transmit port, shall be less than -43 dBW or less than -5OdB of the carrier, whichever is greater, at any transmission level up to the total maximum operating EIRP specified in
         Section 6.53.1.4 with EIRP level settings for each carrier type as specified in Section 6.53.1.1, 6.53.1.2 and 6.53.1.3 irrespective of the RF power control specified in Section 6.58.5.1 plus upward output level control by the CU/modulator summarised below.

                  6.53.1.11.2. TABLE 6-9 CU/MODULATOR OUTPUT CONTROL RANGE

        Carrier type                      CU/modulator output
                                         control range (upward)
        ------------                     ---------------------
             TCH                             up to +4.4dB
            BCCH                                      0 dB
             HPN                                      0 dB
        SRMS Command                                  0 dB
         HPN Command                                  0 dB

6.53.1.12. NOISE AND SPURIOUS EMISSION (OUT-OF-BAND)

                  6.53.1.12.1. In any 4 kHz band between 9 kHz to 26 GHz, the mean power of spurious emissions, including harmonics and multicarrier intermodulation products, supplied to the antenna transmit port, shall be attenuated below the mean total output power of the transmitter by:

                  1. 25 dB at the frequency which is removed from the centre frequency of the transmit band by more than 50% up to 100% of the bandwidth of the transmit band

                  2. 35 dB at the frequency which is removed from the centre frequency of the transmit band by more than 100% up to 250% of the bandwidth of the transmit band

                  3. 43 dB plus 10 times the logarithm of the transmitter power (in Watts) at the frequency which is removed from the centre frequency of the transmit band by more than 250% of the bandwidth of the transmit band.


                                                                  Page 90 of 192
                        ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
              ICONET Ground Facilities Requirements          Version: 25
 ICO                                                         17th February 1997


         6.53.1.12.2. The above specification shall be met at any transmission level up to the maximum operating EIRP specified in Section 6.53.1.4.

         6.53.1.12.3. If the spurious limits specified above become less than -43dBW in 4 kHz band, limit of -43 dBW in 4 kHz band shall apply.

6.53.1.13. PROTECTION OF THE MLS BAND

         6.53.1.13.1. Every SAN shall have a TX filter after the HPA to protect the air borne receivers of the microwave landing system (MLS) operating in the frequency range between 5030 to 5091 and/or 5090 to 5150 MHz.

         6.53.1.13.2. All emissions from the SAN in this frequency range shall be suppressed below -66 dBW of EIRP in any 26 kHz bandwidth.

6.53.1.14. TOTAL PHASE NOISE OF THE SAN TRANSMIT CARRIERS (INCLUDING MODULATORS)
           (TBR)

         6.53.1.14.1. The single sideband phase noise spectral density induced on any transmit carrier shall not exceed the values below with the AFC functions enabled:

         Frequency Offset (F)                             SSB Phase Noise Limit
          (dBc/Hz, F in Hz)
         --------------------                             ---------------------
            10 - 100 Hz                                    -12 - 25 log F
            100 - 800 Hz                                   -22.2 - 19.9 log F
            0.8 - 10 kHz                                   -80 dBc
            10 - 20 kHz                                    +52.8 -33.2 log F
            20 - 100 kHz                                   -90 dBc

         6.53.1.14.2. If any discrete phase noise components are present at a level that exceeds the limit mask, the 10 Hz to 100 kHz band shall be considered to be divided into a number of contiguous sub-bands, each containing no more than one discrete component.

         6.53.1.14.3. The width of a sub-band containing a discrete component shall not exceed F/5 Hz, where F is the frequency of the discrete component.

         6.53.1.14.4. In each of the sub-bands, the integrated phase noise due to any spectral component, including the discrete component, shall not exceed that allowed by integrating the limit mask over the same sub-band.

         6.53.1.14.5. In addition to the above, the following requirements shall be met:

                  a) For offset frequencies up to 250 Hz. no discrete component shall exceed the limit mask by 10 dB.

                  b) For offset frequencies from 250 Hz to 100 kHz, no discrete component shall exceed -50 dBc.

         6.53.1.14.6. The above specification shall be met including the IF part of the modulators for communication carriers.

         6.53.1.14.7. For the TT&C carrier, it shall be applied from the RFT IF input to the RF output.

6.53.2. C-BAND RECEIVE REQUIREMENTS

6.53.2.1. GENERAL

         6.53.2.1.1. The SAN shall meet the demodulation performance requirements under the specified conditions as defined in this section.

6.53.2.2. SAN DEMODULATION PERFORMANCE REQUIREMENTS

         6.53.2.2.1. The IGF shall meet the reference performance level as defined below. The reference performance level is defined as the C/No required at the SAN demodulator interface, excluding interference, for a bit error, a residual bit error or a frame erasure rate (whichever appropriate) corresponding to the reference rate. This reference sensitivity is specified in Tables 6-10, 6-11 and 6-12, according to the type of channel and the propagation condition. [Additional losses due to added thermal noise between the RFT antenna input and the demodulator baseband input shall be less than [0.1] dB.]


                                                                  Page 91 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
              ICONET Ground Facilities Requirements          Version: 25
                                                             17th February 1997



6.53.2.2.2. TABLE 6-10 REFERENCE SENSITIVITY PERFORMANCE FOR NOMINAL PENETRATION
            CHANNELS


  CHANNEL
   TYPE               REFERENCE RATE             STATIC      RICE 12_20   RICE 12_20    RICE 7_20       RICE 7_200
  -------             --------------             ------      ----------   ----------    ---------       ----------
  TCH/NS              Raw BER=4%                  48.5           tbd         tbd           tbd            tbd
  TCH/2.4             Coder BER = 0.1%           [50.4]          tbd         tbd           tbd            tbd
  TCH/4.8             Coder BER = 0.1%           [47.9]          tbd         tbd           tbd            tbd
  SACCH/T             FER = 10%                  [46.3]          tbd         tbd           tbd            tbd
  FACCH               FER = 10%                  [46.3]          tbd         tbd           tbd            tbd
  SDCCH/6             FER = 10%                  [46.3]          tbd         tbd           tbd            tbd
  SACCH/C6            FER = 10%                  [46.3]          tbd         tbd           tbd            tbd


6.53.2.2.3. TABLE 6-11 REFERENCE SENSITIVITY PERFORMANCE FOR MEDIUM PENETRATION
            CHANNELS

   CHANNEL TYPE               REFERENCE        STATIC            RICE 0_20   RICE 0_200
                                RATE
   ------------               ---------        ------            ---------   ----------
  SDCCH/2                     FER = 10%         tbd                  tbd         tbd
  SACCH/C2                    FER = 10%         tbd                  tbd         tbd
  RACH                        FER = 10%         tbd                  tbd         tbd

6.53.2.2.4. TABLE 6-12 REFERENCE SENSITIVITY PERFORMANCE FOR HIGH PENETRATION
            CHANNELS

     CHANNEL                 REFERENCE RATE    STATIC             CLASS_20         CLASS_200
      TYPE
     -------                 --------------    ------             --------         ---------
     HP-ACK                       tbd           tbd                 tbd               tbd

         6.53.2.2.5. NOTE: TCH/S specification is measured at the output of the demodulator on 4800 bps coded bit stream. Specification will be refined when final codec structure (source and FEC coding) will be selected.
         6.53.2.2.5. The TBD performance values in Tables 6-10, 6-11 and 6-12 will be equal to simulated performance of state of the art demodulation algorithms which are implementable within the constraints of the provided Channel Units, plus an implementation margin of 0.5 dB.

         6.53.2.2.6. All TBD values are to be provided by CDR.

         6.53.2.2.7. The TBD performance values are to be achieved for all channels with 3-sigma, Gaussian distributed frequency errors of up to +/- [43] Hz which are random timeslot-to-timeslot, and with 3-sigma, Gaussian distributed input signal timing errors of up to +/- [14] usec which are random timeslot-to-timeslot.

         6.53.2.2.8. The RACH performance values are to be achieved with a maximum input frequency uncertainty of +/- 2500 Hz and a maximum timing uncertainty of +/- [2] msec.

         6.53.2.2.9. All demodulators shall recover to steady state performance within [2] seconds after a step change of up to 125 Hz and 25 usec in addition to the steady state errors defined in 6.53.2.2.8 and 6.53.2.2.9.

         6.53.2.2.10. Referring to Tables 6-10, 611, and 6-12, Ricek-fd is a Ricean channel with rice factor k dB and Doppler bandwidth +/- fd Hz and Class-fd is a classical (Rayleigh) Doppler channel with Doppler bandwidth +/- fd Hz, as specified in ICO 05.05.

6.53.2.3. ADDITIONAL DEGRADATIONS

         6.53.2.3.1. Additional degradations to the reference sensitivity performance levels shall be limited to the following:

         6.53.2.3.2. TABLE 6-13 DEGRADATIONS TO THE REFERENCE SENSITIVITY
                     PERFORMANCE LEVELS


  CONDITION          CHANNEL        MAXIMUM         MAXIMUM
                                     VALUE          DEGRADATION TO
                                                    REFERENCE
  ---------          -------        -------         ---------



                                                                  Page 92 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
              ICONET Ground Facilities Requirements          Version: 25
                                                             17th February 1997


                                                                            SENSITIVITY
                                                                            PERFORMANCE
                                                                            -----------
  Adjacent timeslot interference          All             Adjacent          [0.1] dB
                                                          timeslots 12
                                                          dB above
                                                          wanted
                                                          timeslot

  Adjacent channel interference           All             Adjacent          [TBD] dB
                                                          frequencies
                                                          6 dB above
                                                          wanted
                                                          frequency

  Phase noise                             All             +/- 5 degrees     [0.1] dB

Notes.

A full acceptance test procedure shall be agreed with ICO by CDR.

6.53.3. S-BAND TX PERFORMANCE REQUIREMENTS

6.53.3.1. NOMINAL EIRP

         6.53.3.1.1. The following are the nominal EIRP requirements by channel type:

                 1. TCH                              6.8 dBW
                 2. RACH                             6.8 dBW

         6.53.3.1.2. Individual carrier EIRP is set by the output level of the corresponding CU.

6.53.3.2. MAXIMUM OPERATING EIRP

         6.53.3.2.1. Maximum operating EIRP shall be 20 dBW. 6.53.3.2.2. For the IOT antenna the 20 W SSPA located near the antenna feed shall be capable of transmitting multicarrier at 34 dBW total EIRP with 20 dB NPR.

6.53.3.3. TRANSMITTER NOISE AND SPURIOUS SIGNAL (IN-BAND)

         6.53.3.3.1. In any 4 kHz band in the S-band transmit band specified in
         Section 6.57.1.6, excluding a band within 250% of the necessary bandwidth of each emission removed from the centre frequency of the carrier, the EIRP of the inherent transmitter noise and all spurious signals, excluding harmonics and multicarrier intermodulation products, shall be less then -43 dBW.

6.53.3.4. NOISE AND SPURIOUS EMISSIONS (OUT-OF-BAND)

         6.53.3.4.1. In any 4 kHz band between 9 kHz to 26 GHz, the mean power of spurious emissions, including harmonics and multicarrier intermodulation products, supplied to the antenna transmit port, shall be attenuated below the mean total output power of the transmitter by:

                  1. 25 dB at the frequency which is removed from the centre frequency of the transmit band by more than 50% up to 100% of the bandwidth of the transmit band

                  2. 35 dB at the frequency which is removed from the centre frequency of the transmit band by more than 100% up to 250% of the bandwidth of the transmit band

                  3. 43 dB plus 10 times the logarithm of the transmitter power (in Watts) at the frequency which is removed from the centre frequency of the transmit band by more than 250% of the bandwidth of the transmit band.

         6.53.3.4.2. The above specification shall be met at any transmission level up to the maximum operating EIRP specified in Section 6.53.3.2.

         6.53.3.4.3. If the spurious limits specified above become less than -43dBW in 4 kHz band, limit of -43 dBW in 4 kHz band shall apply.


                                                                  Page 93 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
              ICONET Ground Facilities Requirements          Version: 25
                                                             17th February 1997



6.53.3.5. TRANSMITTER PHASE NOISE (TBR)

         6.53.3.5.1. The single sideband phase noise spectral density induced on any transmit carrier shall not exceed the values given below:

             Frequency Offset (F)                     SSB Phase Noise Limit
             (dBc/Hz; F in Hz)
             10 - 100 Hz                              -12 - 25 log F
             100 - 800 Hz                             -22.2 - 19.9 log F
             0.8 - 10 kHz                             -80 dBc
             10 - 20 kHz                              +52.8 -33.2 log F
             20 - 100 kHz                             -90 dBc

         6.53.3.5.2. If any discrete phase noise components are present at a level that exceeds the limit mask, the 10 Hz to 100 kHz band shall be considered to be divided into a number of contiguous sub-bands, each containing no more than one discrete component.

         6.53.3.5.3. The width of a sub-band containing a discrete component shall not exceed F/5 Hz, where F is the frequency of the discrete component.

         6.53.3.5.4. In each of the sub-bands, the integrated phase noise due to any spectral component, including the discrete component, shall not exceed that allowed by integrating the limit mask over the same sub-band.

         6.53.3.5.5. In addition to the above, the following requirements shall be met:

                  1. For offset frequencies up to 250 Hz, no discrete component shall exceed the limit mask by 10 dB.

                  2. For offset frequencies from 250 Hz to 100 kHz, no discrete component shall exceed -50 dBc.

6.53.3.6. EIRP ACCURACY AND STABILITY

         6.53.3.6.1. Under normal weather conditions prevailing at the land earth station location, the EIRP of any S-band transmitted signal in the direction of the satellite shall be maintained within +2.5 dB and -2.5 dB of the desired level, provided that the transmitted carrier is calibrated at the transmitted frequency.

         6.53.3.6.2. A monitoring coupler shall be provided at the S-band SSPA output.

6.53.3.7. TRANSMIT LEVEL CONTROL REQUIREMENT

         6.53.3.7.1. The transmit subsystem shall include provisions for local gain adjustment in the HPA and the upconverter.

         6.53.3.7.2. The combined gain adjustment range in the HPA and the upconverter shall be at least 20 dB, meeting the noise and spurious requirements specified in Section 6.53.3.3.

6.53.3.8. TRANSMIT FREQUENCY STABILITY

         6.53.3.8.1. The frequency stability of the S-band TX subsystem shall be better than +/- 5 Hz.

6.54. SECTION NOT USED

6.55. TRAFFIC PLANNING

         6.55.1. THE SRMC SHALL HAVE THE CAPABILITY TO PREDICT THE AMOUNT OF TRAFFIC that will be offered to the system.

         6.55.2. The SRMC shall produce traffic predictions for each position on the ground by:

                  1.   service type

                  2.   UT type

                  3.   Diversity type

                  4.   time of day

                  5. whether the traffic is mobile originated or mobile terminated.

         6.55.3. The SRMC shall have the capability to represent the geographical areas used for traffic planning as follows:

                  1.   fixed equal size ground cells

                  2.   variable size ground cells

                  3.   national/regional political boundaries

                  4.   continental borders

                  5.   economical/commercial regions.


                                                                  Page 94 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
              ICONET Ground Facilities Requirements          Version: 25
                                                             17th February 1997


         6.55.4. The SRMC shall have the capability to update and optimise the traffic predictions by using actual carried traffic measurements provided by the NMS.

         6.55.5. The NMS shall provide the SRMC with the actual traffic measurements of the global coverage using measurement data generated at each SAN.

         6.55.6. The SRMC shall provide the facility for an operator to edit/modify the data used for traffic planning.

         6.55.7. The SRMC shall provide the facility for prediction algorithms used in the traffic planning to be further developed and optimised in the light of operational experience, by means of an Application Programming Interface. Traffic algorithm development shall be introduced in the LNMC and functionally tested in a planned and controlled manner within the boundaries of the OT&DF.

         6.55.8. The SRMC shall have the capability to use the traffic predictions produced by the traffic planning function to optimise the data produced by the following subsystems:

                  1.   Coverage and Network Planning

                  2.   Satellite Frequency and Channelisation Planning

                  3.   EIRP Management.

         6.55.9. The SRMC shall provide the capability to off-load traffic of any SAN approaching its capacity limit in terms of satellite-link resources by diverting the part of the traffic to adjacent lightly loaded SANs.

         6.55.10. The SRMC shall provide the capability to detect significant changes in measured traffic from predicted values.

         6.55.11. The SRMC shall provide the capability to respond to times when there are significant changes in measured traffic from predicted values, by re-allocation of available system resources accordingly.

         6.55.12. The SRMC shall have the capability to perform short-term, middle-term and long-term trend analysis on predicted and measured traffic data.

         6.55.13. The exact functional structure for traffic planning will depend on the design and implementation of the system but shall be based on the functional block diagram illustrated in the figure below.


                                                                  Page 95 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
              ICONET Ground Facilities Requirements          Version: 25
                                                             17th February 1997

                                  [FLOW CHART]

        6.55.14. FIGURE 6-4 FUNCTIONAL BLOCK DIAGRAM FOR TRAFFIC PLANNING

6.56. CHANNEL UNIT FAILURE HANDLING

6.56.1. TRAFFIC CHANNEL UNIT FAILURES

         6.56.1.2.1. In the event of the failure of a traffic channel unit, the SBS shall inform the SAN-OSS of the failure.

         6.56.1.2. The IGF shall tear down all traffic calls that were being routed solely through that channel unit, and release all the assigned traffic channels through that channel unit.

         6.56.1.3. The IGF shall continue all calls that were operating in diversity mode where one path was routed through the failed channel unit and the other path was routed through a different channel unit. However, the path routed through the failed channel unit shall be dropped.


                                                                  Page 96 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
              ICONET Ground Facilities Requirements          Version: 25
                                                             17th February 1997


6.56.2. CONTROL CHANNEL UNIT FAILURES

         6.56.2.1. In the event of the failure of a control channel unit, the SBS shall inform the SAN-OSS of the failure.

         6.56.2.2. The IGF shall configure an unused control channel unit (if one is available) to replace the control channels that were being provided by the failed channel unit. This shall be achieved within [60] seconds.

         6.56.2.3. If no unused control channel unit is available, the IGF shall re-configure a traffic channel unit to operate as a control channel unit, and then configure it to replace the control channels that were being provided by the failed channel unit. This shall be achieved within [120] seconds. By preference, a traffic channel that was not carrying any traffic shall be used for this purpose.

         6.56.2.4. If it is necessary to reconfigure a traffic channel unit to a control channel unit, and that traffic channel unit was carrying traffic, the IGF shall attempt to handover all active calls to other channel units prior to reconfiguring the channel unit an extra [15] seconds will be allocated to attempt this. Should it not be possible to handover any of the calls, the IGF shall release those traffic channels as defined in Section 6.56.1.

6.57. RFT FUNCTIONAL REQUIREMENTS

6.57.1. GENERAL REQUIREMENTS

6.57.1.1. NUMBER OF ANTENNAS

         6.57.1.1.1. Five antennas shall be required at each SAN site. Generally, two or more may be in track modes, tracking satellite in view, one antenna may likely be in a 'flyback' mode, one antenna may be in a 'positioned' mode waiting for the rising satellite to appear at the horizon, and one antenna may be an active spare.

6.57.1.2. COLLOCATION WITH TT&C SITE

         6.57.1.2.1. Six selected SAN sites shall be collocated with the TT&C stations.

         6.57.1.2.2. In these selected SANs, the major RF equipment, notably antennas, LNAs and HPAs, shall be shared by the communication traffic and the TT&C command and telemetry carriers.

         6.57.1.2.3. One of the TT&C collocated site shall have the capability supporting the IOT (In Orbit Test) of satellites.

         6.57.1.2.4. Upconverters and downconverters for dedicated use of the TT&C shall be provided for these SANs.

         6.57.1.2.5. The output of the TT&C upconverters shall be combined with the output of the communication upconverters and fed to the input to the HPA.

         6.57.1.2.6. The LNA output shall be divided to feed to the input of the TT&C down-converters and the communication down-converters.

         6.57.1.2.7. The TT&C ground equipment will be provided separately by the satellite contractor and are outside the scope of this requirement document.

         6.57.1.2.8. Interface requirements between the TT&C ground equipment including IOT equipment and the SAN equipment are specified in TT&C to SAN Interface Control Documents (ICD).

6.57.1.3. IF CONNECTIVITY REQUIREMENTS

         6.57.1.3.1. The IF between the RFT and the IF Distribution shall be L-band (1010.5 MHz-1660.5 MHz).

         6.57.1.3.2. Independent signal processing paths for each RFT shall be provided for signals designated for left hand circular polarisation and right hand circular polarisation, for both the transmit and receive directions.

6.57.1.4. C-BAND TRANSMIT PASS BAND

         6.57.1.4.1. The C-Band Transmit Pass Band shall be 5179.5 to 5244.5
         MHz.

6.57.1.5. C-BAND RECEIVE PASS BAND

         6.57.1.5.1. The C-Band Receive Pass Band shall be 7011.0 to 7073.9 MHz.


                                                                  Page 97 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
              ICONET Ground Facilities Requirements          Version: 25
                                                             17th February 1997


6.57.1.6. S-BAND TRANSMIT PASS BAND

         6.57.1.6.1. The S-Band Transmit Pass Band shall be 1985 to 2015 MHz.

6.57.1.7. S-BAND RECEIVE PASS BAND

         6.57.1.7.1. The S-Band Receive Pass Band shall be 2170 TO 2200 MHz.

6.57.1.8. REDUNDANCY REQUIREMENT

         6.57.1.8.1. The RFT subsystem shall consist of the five sets of the antenna and RF equipment in the 4+1 redundant configuration.

         6.57.1.8.2. Furthermore, the antenna and RF equipment subsystems within each RFT subsystem shall have the following redundancy configuration.

Antenna subsystem                                    Non-redundant
C-band HPA                                           2+1 redundant configuration
C-band LNA                                           2+1 redundant configuration
C-band Upconverter                                   2+1 redundant configuration
C-band Downconverter                                 2+1 redundant configuration
S-band HPA                                           Non-redundant
S-band LNA                                           Non-redundant
S-band Upconverter                                   Non-redundant
S-band Downconverter                                 Non-redundant
TT&C Upconverter                                     1+1 redundant configuration
TT&C Downconverter                                   1+1 redundant configuration


         6.57.1.8.3. Each redundant system shall have an automatic real-time changeover facility to change traffic from a faulty unit to a standby unit in case an on-line unit is in failure condition and to minimise the loss of traffic without the help of RFT Controller/OAM functions.

6.57.1.9. NON-INVERSION OF SPECTRUM

         6.57.1.9.1. The spectrum of the C-band and S-band transmit signals at the antenna shall not be inverted from that of the modulator output signals.

         6.57.1.9.2. The spectrum of the demodulator input signals shall not be inverted from that of the C-band and S-band received signals at the antenna.

6.57.2. ANTENNA REQUIREMENTS

6.57.2.1. GENERAL

         6.57.2.1.1. The antenna shall be capable of transmission and reception of both C-band and S-band signals.

6.57.2.2. ANTENNA POINTING AND TRACKING REQUIREMENTS

6.57.2.2.1. TRACKING CONTROL

         6.57.2.2.1.1. The antenna shall be capable of the following tracking and pointing control modes:

                  1.   Automatic Tracking

                       The antenna shall track the satellite autonomously receiving the satellite TT&C telemetry signal.
                       The tracking control shall be designed so that the antenna will not track by its sidelobes.

                  2.   Program Tracking

                       The antenna shall track the satellite autonomously based on the satellite ephemeris data provided from the SCC.

                  3.   Search Pattern Tracking

                       The antenna shall search the satellite with hexagonal search patterns near the predicted orbit locations based on the satellite ephemeris data until the satellite is acquired.
                       Then the antenna shall be in the automatic tracking mode.

                  4.   Pointing (Command Position and Manual)


                                                                  Page 98 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
              ICONET Ground Facilities Requirements          Version: 25
                                                             17th February 1997


                       The antenna shall be pointed to the specified pointing angles.

                  5.   Stand-by Mode

                       The antenna shall be pointed to the predicted direction for the rising satellite and ready to track the satellite automatically when the satellite is acquired.

                  6.   Drive to Stow Position

                       The antenna shall be capable of being driven to the stow position.

         6.57.2.2.1.2. The antennas installed at selected SAN sites, including all SAN TT&C sites, shall have mono-pulse tracking capability.

6.57.2.2.2. SAFETY

         6.57.2.2.2.1. Appropriate safety measures shall be provided to protect human and the antenna itself in case of the failure of the driving apparatus. The following safety devices shall be provided to the antenna:

                  1.   emergency stop switch

                  2.   drive disable switch

                  3.   drive limit switch

6.57.3. C-BAND TX/RX FUNCTIONAL REQUIREMENTS

6.57.3.1. C-BAND TX FUNCTIONAL REQUIREMENTS

6.57.3.1.1. NOMINAL TRANSMIT FREQUENCY OF C-BAND CARRIERS

         6.57.3.1.1.1. The nominal carrier frequency of the C-band carriers shall be at:

                    C-S Communications:                       5187.100 MHz + n x 0.025 MHz
                        (n = 1 to 1991)

                    HPN Messages                              5186.40 MHz or 5237.60 MHz
                        (switchable)

                    C-C pilots:                               (Band)5,183.1-5,185.6 LHCP;
                                                              5,239.1-5,241.6 RHCP.

                    SRMS Command:                             5186.80 MHz or 5237.20 MHz
                        (switchable)

                    HPN Command:                              5186.60 MHz or 5237.40 MHz
                        (switchable)

                    TT&C:                                     5180.0 MHz or 5244.0 MHz (switchable)



6.57.3.1.2. TRANSMIT FREQUENCY CONVERSION

         6.57.3.1.2.1. The transmit subsystem for communication carriers shall translate the intermediate frequency passband at the output of the channel units to the C-band transmit passband specified in Section 6.57.1.4.

6.57.3.1.3. COMMUNICATION DISABLE SWITCH

         6.57.3.1.3.1. The RFT shall be provided with communication disable switches which would disconnect all communication signals from the transmit paths in case of the emergency TT&C operation.

         6.57.3.1.3.2. These switches shall be remotely controllable as specified by the TT&C to SAN ICD.

         6.57.3.1.3.3. Manual over-ride shall be possible for these switches.

6.57.3.2. C-BAND RX FUNCTIONAL REQUIREMENTS

6.57.3.2.1. NOMINAL RECEIVE FREQUENCY OF ICO CARRIERS

         6.57.3.2.1.1. The nominal carrier frequency of the C-band carriers shall be at:

                  S-C Communications Carriers:               7018.100 MHz + n x 0.025 MHz
                      (n = 1 to 1991)
                  SRMS Telemetry:                            7017.40 MHz or 7068.40 MHz
                      (switchable)
                  C-C Pilots:                                (Band) 7,014.1-7,016.6 LHCP
                                                             7,069.1-7,071.6 RHCP


                                                                  Page 99 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
              ICONET Ground Facilities Requirements          Version: 25
                                                             17th February 1997


                  TT&C Telemetry:                            7011.5/7012.5 MHz or
                  7072.5/7073.5 MHz
                  (switchable)

6.57.3.2.2. RECEIVE FREQUENCY CONVERSION

         6.57.3.2.2.1. The receive subsystem shall translate the C-band receive passband specified in Section 6.57.1.5 to an intermediate frequency passband.

6.57.4. S-BAND TX/RX FUNCTIONAL REQUIREMENTS

6.57.4.1. GENERAL

         6.57.4.1.1. S-band TX and RX capabilities shall be provided, in order to transmit test mobile signals and to receive S-band carriers for monitoring and level calibration purposes.

6.57.4.2. S-BAND RX FUNCTIONAL REQUIREMENTS

6.57.4.2.1. NOMINAL TRANSMIT FREQUENCY OF ICO CARRIERS

         6.57.4.2.1.1. The Nominal Transmit Frequency of ICO carriers shall be:

               1985.000 MHz + n x 0.025 MHz (n = 1 to 1199)

6.57.4.2.2. TRANSMIT FREQUENCY CONVERSION

         6.57.4.2.2.1. The transmit subsystem shall translate the intermediate frequency passband output of the channel units to the S-band transmit passband specified in Section 6.57.1.6.

6.57.4.3. S-BAND RX FUNCTIONAL REQUIREMENTS

6.57.4.3.1. NOMINAL RECEIVE FREQUENCY OF ICO CARRIERS

         6.57.4.3.1.1. The Nominal Receive Frequency of ICO carriers shall be:

               2170.000 MHz + n x 0.025 MHz (n = 1 to 1199)

6.57.4.3.2. RECEIVE FREQUENCY CONVERSION

         6.57.4.3.2.1. The receive subsystem shall translate the receive S-band passband to an intermediate frequency passband specified in Section 6.57.1.7.

6.57.5. DOPPLER MEASUREMENTS AND COMPENSATION FUNCTIONAL REQUIREMENTS

6.57.5.1. GENERAL

         6.57.5.1.1. The AFC system shall compensate for satellite local oscillator frequency drift and Doppler shift at up and down-links of the C-band.

         6.57.5.1.2. In order to reduce the frequency errors seen by the UT demodulators, automatic frequency compensation (AFC) shall be performed by the SAN on the C-band transmit signals at the C-band up-converters.

         6.57.5.1.3. In order to reduce the frequency errors seen by the CU demodulators, AFC shall be performed at the C-band down-converters on the C-band receive signals as well.

         6.57.5.1.4. These AFC functions shall be performed for all communications and signalling carriers, including HPN message/command carriers and SRMS command/telemetry carriers.

         6.57.5.1.5. TT&C command and telemetry carriers shall not be affected by the AFC.

6.57.5.2. COMPENSATION OF RESIDUAL DOPPLER SHIFT AT CHANNEL UNITS

         6.57.5-2.1. Since the amount of the Doppler shift is proportional to the frequency, different amount of compensation is required for the signal at different frequencies within C-band transmit and receive band.

         6.57.5.2.2. The AFC system shall compensate for the Doppler shift at the centre frequency of the C-band transmit (5,212 MHz) and receive (7,043 MHz) band.

         6.57.5.2.3. The residual Doppler shift at the actual frequency of the signal shall be further compensated for at the Channel Units.

         6.57.5.2.4. The AFC control unit shall provide the frequency compensation data to the Channel Managers for compensation of this frequency dependent residual Doppler shift.

                                                                 Page 100 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

[ICO LOGO]                                                EN-IG-ICO-RQ/000014
              ICONET Ground Facilities Requirements       Version: 25
                                                          17th February 1997


6.57.5.3. USE OF THE SATELLITE EPHEMERIS DATA

         6.57.5.3.1. The AFC control unit shall be fed time-tagged ephemeris data by the SRMS for use in predicting the Doppler shift expected at any time in the satellite orbit referenced to a particular SAN.

         6.57.5.3.2. This prediction shall be used to set the correction signal for rising satellites.

         6.57.5.3.3. Also, this prediction shall be used as a secondary mode of AFC control should one or both of the pilots not be available. [F/R]

         6.57.5.3.4. The AFC control unit shall compare the measured Doppler shift with the values predicted by the satellite ephemeris data and generate an alarm signal if the difference exceeds the pre-set value [F/R].

6.57.6. AUTOMATIC POWER CONTROL (APC)

6.57.6.1. GENERAL REQUIREMENTS

         6.57.6.1.1. The RF transmit subsystem shall have an automatic power control subsystem to compensate for path loss changes. These path loss changes are a result of path length change as the satellite moves through its orbital track, the path loss changes due to environment, and changes of the satellite receive antenna gain with regard to the signal direction.

         6.57.6.1.2. The automatic power control subsystem shall perform comparison of the received satellite SRMS telemetry level to the C-to-C pilot loopback pilot level, to correct the transmit subsystem gain to compensate for changes in path loss from a nominal clear sky reference value.

6.57.7. AXIAL RATIO COMPENSATION FUNCTIONS (F/R)

         6.57.7.1. This function is required for some SAN sites located in a heavy rain region to mitigate the effects of propagation-induced depolarisation.

         6.57.7.2. This system shall use wideband polarises in the feed of the C-band RFT to correct the polarisation of the receive and transmit signals.

         6.57.7.3. The system shall use C - C pilots transmitter in both polarisations.

         6.57.7.4. The received level of the pilots in the co-polarised and cross-polarised channels shall be detected and used to develop correction commands to the motorised polarises.

         6.57.7.5. The correction commands shall be used to optimise the setting of the polarises, with the ultimate goal being the maximum cross-polarisation isolation (i.e., minimum axial ratio) between LH and RH feed ports.

         6.57.7.6. The system shall meet the following specification:

                  1. Compensation improvement 10 dB minimum when 15 dB degradation from clear sky without compensation.

6.57.8. RIFT MONITORING AND CONTROL

         6.57.8.1. Control and monitoring of the RFTs shall be performed by the RFT OAM, directed by the SRMS Controller.

         6.57.8.2. For emergency TT&C operations, the control shall be directed by the SCC through the TT&C ground equipment only.

6.57.9. TT&C SUPPORT FUNCTIONS

6.57.9.1. GENERAL

         6.57.9.1.1. Scope of the TT&C Support Functions section is to define the specific functions of the RFT which shall be implemented to support the TT&C Operation.

6.57.9.2. SUPPORT FOR TT&C RANGING CALIBRATION

         6.57.9.2.1. For ranging calibration, a frequency selectable translator shall be provided to loop back the HPA output signal to the input of the LNA.

         6.57.9.2.2. The absolute delay of the translator shall be calibrated. Requirement of the test loop translator is specified in the TT&C to SAN Interface Control Document.

         6.57.9.2.3. Couplers shall be provided at the input of the LNAs.


                                                                 Page 101 of 192
                        ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
              ICONET Ground Facilities Requirements          Version: 25
                                                             17th February 1997


6.57.9.3. SUPPORT FOR TT&C EIRP MEASUREMENT

         6.57.9.3.1. A selective power meter shall be provided at the output of the HPA to measure the EIRP of the TT&C command carrier.

         6.57.9.3.2. The measured data shall be sent to the TT&C baseband equipment through the RFT OAM.

6.57.9.4. SUPPLY OF SAN REFERENCE CLOCK TO TT&C

6.57.9.4.1. GENERAL

         6.57.9.4.1.1. The SAN reference clock shall be supplied to the TT&C ground equipment as specified in the TT&C to SAN ICD.

6.57.9.4.2. FORMAT

         6.57.9.4.2.1. The format of the time reference signal shall be in accordance with IRIG 200-95, code B-120.

6.57.9.4.3. TIME ACCURACY

         6.57.9.4.3.1. Time accuracy at the TT&C interface point shall be better than +/- 100 (micron)sec.

6.57.9.5. RF EQUIPMENT REQUIREMENTS FOR IOT SUPPORT

6.57.9.5.1. GENERAL

         6.57.9.5.1.1. Two RFTs in one selected TT&C collocated SAN site shall be capable of supporting the satellite IOT (In-Orbit Test).

         6.57.9.5.1.2. It shall be possible to insert C-band and S-band signals generated by the IOT equipment at the input of the HPA.

         6.57.9.5.1.3. The output power levels at the HPA and the LNA output shall be measured very accurately.

         6.57.9.5.1.4. To calibrate the LNA gain, a reference signal shall be inserted at the input of the LNA.

         6.57.9.5.1.5. It shall be possible to transmit test SRMS/HPN command signals generated by the IOT SRMS/HPN modulator to test the satellite SRMS/HPN configuration.

         6.57.9.5.1.6. It shall be possible to receive SRMS telemetry signals, and to feed them to the IOT SRMS demodulator. Details of the interface are provided in the TT&C to SAN ICD.

         6.57.9.5.2. SIGNAL COUPLER REQUIREMENTS FOR CONNECTION OF MEASURING EQUIPMENT

         6.57.9.5.2.1. The following test signal injection and branching capabilities shall be provided:

                  1.   Signal Injection to C-band HPA Input

                  2.   Signal Branching at C-band HPA Output

                  3.   Signal Injection to C-band LNA Input

                  4.   Signal Branching at C-band LNA Output

                  5.   Signal Injection to S-band HPA Input

                  6.   Signal Branching at S-band HPA Output

                  7.   Signal Injection to S-band LNA Input

                  8.   Signal Branching at S-band LNA Output

         6.57.9.5.2.2. Also, switching capabilities shall be provided, to select a desired polarisation and to disconnect the communications equipment from the transmit/receive paths.

6.57.9.6. RIFT SIMULATOR

         6.57.9.6.1. The RIFT Simulator is a computer with software which shall simulate the behaviour of the RFT OAM with respect to its interface with SCC through TT&C ground equipment. The requirement for the RFT Simulator is found in the ICD ICO TT&C Ground to SAN (doc. no. IC80539-D01-002), part 1.

6.57.10. PCS/HPN SUPPORT FUNCTIONS

         6.57.10.1. The RIFT shall have the capability to transmit and receive the PCS/HPN carriers and its operational bandwidth shall be wide enough for simultaneous transmission/reception of PCS/HPN carriers as well as C-S/S-C communication carriers.


                                                                 Page 102 of 192
                        ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
              ICONET Ground Facilities Requirements          Version: 25
                                                             17th February 1997


         6.57.10.2. There will be no dedicated RF equipment for PCS/HPN but all equipment, including the interfacility link (IFL) between the RFT shelter and the central hub building, shall be shared between PCS/HPN and C-S/SC communications.

         6.57.10.3. The IF frequency band for the PCS/HPN shall be the same as for the communications and it shall be 1GHz band.

6.57.11. TEST LOOP TRANSLATOR

         6.57.11.1. A tuneable test loop translator shall be included in SAN RFT/Antenna for supporting ranging calibrations and communication signal loopback tests. The loop via the translator shall include all the RFT equipment, cables and waveguides excluding the antenna feed and reflector.

         6.57.11.2. The local frequency shall be remotely switchable among six
         (6) frequencies to support the frequency translations as described below:

                  6.57.11.3. (for TT&C ranging loopback)

                         LOCAL FREQUENCY                TRANSLATION
                         ---------------                -----------
                         1831.5 MHz:                    5180 MHz to 7011.5 MHz
                         1892.5 MHz:                    5180 MHz to 7072.5 MHz
                         1768.5 MHz:                    5244 MHz to 7012.5 MHz
                         1829.5 MHz:                    5244 MHz to 7073.5 MHz


                  6.57.11.4. (for communication test loopback)

                         LOCAL FREQUENCY                TRANSLATION
                         ---------------                -----------

                          1831 MHz:                     5187.1-5236.9 MHz to 7018.1-7067.9 MHz (C-S/S-C)
                          as above:                     5183.1-5185.6 MHz to 7014.1-7016.6 MHz (C-C lower)
                          1830 MHz:                     5239.1-5241.6 MHz to 7069.1-7071.6 MHz (C-C upper)

         6.57.11.5. Group delay variation shall be within 3ns/MHz at the TT&C frequencies and over the communication bands described above. Absolute delay stability at the TT&C frequencies shall be better than 3ns/6months and over the operating temperature range. The spectrum shall not be inverted. The gain (or loss) of the translator shall be adjustable from TBD dB to TBD dB.

         6.57.11.6. The absolute delay data at the TT&C frequencies shall be provided. (TBD)

6.58. RFT PERFORMANCE REQUIREMENTS

6.58.1. ANTENNA REQUIREMENTS

6.58.1.1. ANTENNA POINTING AND TRACKING REQUIREMENTS

6.58.1.1.1. REQUIRED POINTING AND TRACKING SPEED AND RANGE

         6.58.1.1.1.1. The antenna shall be capable of pointing and tracking ICO satellites over a 360 degree range of azimuth and over a 0 to 90 degree of elevation angle.

         6.58.1.1.1.2. The antenna shall be capable of tracking satellites passing over the location of the antenna.

6.58.1.1.2. POINTING AND TRACKING ACCURACY

         6.58.1.1.2.1. The antenna shall be capable of pointing to any location in the ICO orbital arc sky area above 5 degree elevation angles with a rms accuracy of better than 0.04 degrees.

         6.58.1.1.2.2. The antenna shall be capable of tracking a satellite, moving at any location in the ICO orbital arc sky area above 5 degree elevation angles, except for the area above 89 degree elevation angle, with a 3-sigma accuracy of better than 0.04 degrees for monopulse tracking and rms accuracy of better than 0.04 degrees for step tracking.

         6.58.1.1.2.3. In the area above 89 degree elevation angle, the rms tracking error shall be less than 0.08 degrees.


                                                                 Page 103 of 192
                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


6.58.1.1.3. SATELLITE ACQUISITION AND ANTENNA FLYBACK TIME

         6.58.1.1.3.1. The antenna shall be capable of being pointed to a location where a satellite is predicted to be rising and to acquire that satellite automatically at an elevation of no greater than 5 degrees.

         6.58.1.1.3.2. Once acquired, the antenna shall automatically track the satellite until the satellite reaches the opposite horizon (i.e., elevation reaches 5 degrees). Satellite acquisition time is defined as the elapsed time from when the satellite enters within the half power beamwidth of the stand-by antenna until the antenna becomes auto tracking mode and tracks the satellite within the accuracy specified in
         Section 6.58.1.1.2.

         6.58.1.1.3.3. Satellite acquisition time shall be less than 10 seconds for monopulse tracking, and 30 seconds for step tracking.

         6.58.1.1.3.4. The antenna flyback time shall be less than 60 seconds.

         6.58.1.1.3.5. The antenna shall be able to acquire the satellite (i.e. to go in autotrack) with a signal (carrier component after modulation) minimum PFD of -176 dBW/m(2) at the centre of the antenna directivity. At plus or minus 0.15 degrees of the antenna beam axis, the minimum PFD should be -173 dBW/m(2).

         6.58.1.1.3.6. While in autotrack, the antenna shall maintain lock with a signal (carrier component after modulation) PFD of -180 dBW/m(2).

6.58.1.1.4. COMPARISON WITH THE EPHEMERIS DATA

         6.58.1.1.4.1. When the antenna is in the automatic tracking mode, the ACU shall compare the current pointing angles with those predicted by the satellite ephemeris data, and an alarm shall be generated when the difference exceeds a pre-set value.

6.58.1.1.5. ANTENNA ANGLE DATA ACCURACY

         6.58.1.1.5.1. In all modes, the rms error of the antenna pointing direction shall be less than 0.05 degrees. The antenna angle data shall be time-stamped with an accuracy better than plus or minus [1] S.

6.58.1.2. C-BAND ANTENNA PERFORMANCE REQUIREMENTS

6.58.1.2.1. TX GAIN

         6.58.1.2.1.1. The transmit gain measured at the transmit port of the feed shall be at least:

                         50.3 + 20 log (F/5175) dBi

         within the required transmit pass-band, where F is frequency in MHz.

         6.58.1.2.1.2. The half power beamwidth for any cross-section of the main beam shall be less than or equal to 0.6 degrees.

6.58.1.2.2. RX GAIN

         6.58.1.2.2.1. The receive gain measured at the receive port of the feed shall be at least:

                         52.7 + 20 log (F/7000) dBi

         within the required receive pass band, where F is frequency in MHz.

         6.58.1.2.2.2. The half power beamwidth for any cross-section of the main beam shall be less than or equal to 0.5 degrees.

6.58.1.2.3. POLARISATION

         6.58.1.2.3.1. Transmissions at C-Band from the antenna shall be dual polarised (RHCP and LHCP), and reception at C-band shall also be dual polarised (LHCP and RHCP).

         6.58.1.2.3.2. Polarisation sense shall be as defined in Recommendation ITU-R V.573.

6.58.1.2.4. AXIAL RATIO

         6.58.1.2.4.1. The transmit axial ratio and the receive axial ratio within 10% of the half power beamwidth of the boresight direction shall not exceed 1.06. For the two IOT Antennas only the axial ratio shall not exceed 1.05.

6.58.1.2.5. SIDELOBE CHARACTERISTICS

         6.58.1.2.5.1. The transmit and receive sidelobes shall be in accordance with Recommendation ITU-R S.580-5. The gain of 90% of the sidelobe peaks shall not exceed:


                                                                 Page 104 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


         G(A) = 29 - 25 log A            for A from 1 degrees to 20 degrees,
         G(A) = -3.5                     for A from 20 degrees to 26.3 degrees,
         G(A) = 32 - 25 log A            for A from 26.3 degrees to 48 degrees,
         G(A) = -10                      for A from 48 degrees to 180 degrees,

         where G(A) is the antenna gain in dB relative to isotropic at an angle A, in degrees, from the main beam axis. This requirement shall be met for any off-axis direction.

6.58.1.2.6. VSWR

         6.58.1.2.6.1. The VSWR of the antenna feed subsystem at the transmit and receive ports shall not exceed 1:1.3.

6.58.1.2.7. TX/RX BEAM ALIGNMENT

         6.58.1.2.7.1. The transmit and receive beam alignment shall be within 1/20 of the half power beam width in the receive beam.

6.58.1.3. S-BAND ANTENNA PERFORMANCE REQUIREMENTS

6.58.1.3.1. TX GAIN

         6.58.1.3.1.1. The transmit gain measured at the transmit port of the antenna shall be at least 34.3 dBi within the required transmit pass-band.

6.58.1.3.2. RX GAIN

         6.58.1.3.2.1. The receive gain measured at the receive port of the antenna shall be at least 34.9 dBi within the required receive pass-band.

6.58.1.3.3. POLARISATION

         6.58.1.3.3.1. The S-band transmit and receive signals shall be right hand circular polarised (RHCP). Polarisation sense shall be as defined in Recommendation ITU-R V.573.

6.58.1.3.4. AXIAL RATIO

         6.58.1.3.4.1. The transmit axial ratio and the receive axial ratio shall not exceed 1.3. (TBR)

6.58.1.3.5. SIDELOBE CHARACTERISTICS

         6.58.1.3.5.1. At least 90% of the sidelobe peaks of the antenna pattern in any plane shall be less than described by the following expressions:

G(A) = 37-25 log A (dBi)  (for 2 degrees less than A less than 7 degrees)

G(A) = 8 dBi       (for 7 degrees  less than or equal to A less than 70 degrees)

G(A) = 0 dBi       (for 70 degrees less than or equal to A)

         Where G(A) is the antenna gain in dB relative to isotropic at an angle A, in degrees, from the main beam axis. This requirement shall be met for any off axis direction.

6.58.1.3.6. VSWR

         6.58.1.3.6.1. The VSWR of the antenna feed subsystem at the transmit and receive ports shall not exceed 1:1.3. (TBR)

6.58.1.3.7. TX/RX BEAM ALIGNMENT

         6.58.1.3.7.1. The transmit and receive beam alignment shall be within 1/10 of the half power beamwidth of the receive beam.

6.58.1.3.8. C-S BEAM ALIGNMENT

         6.58.1.3.8.1. The C-band and S-band receive beam alignment shall be Within 1/10 of the half power beamwidth of the S-band receive beam.


                                                                 Page 105 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


6.58.1.4. ISOLATION BETWEEN PORTS

         6.58.1.4.1. The isolation between any C-band port and any S-band port, for signals in the C-band and S-band transmit and receive band shall be such that the required C-band and S-band G/T requirements specified in Section 6.58.2.2.1 and Section 6.58.3.1.1 shall be guaranteed when the C-band and S-band signals are simultaneously transmitted at the maximum operating EIRP specified in Section 6.53.1.4 and Section 6.53.3.2.

6.58.1.5. DE-ICING

         6.58.1.5.1. De-icing capability shall be provided for antennas for the SAN located in the area with possibility of snow fall.

         6.58.1.5.2. The performance of the de-icing shall be 500W/m(2) and it shall be possible to select full or half power control. The graph below shows a performance of 500W/m(2) (full power). The de-icing is effective in the area below the curve.




            [6.58.1.5.3. FIGURE 6-5 DE-ICING PERFORMANCE AT 500 W/m(2)


6.58.2. C-BAND PERFORMANCE REQUIREMENTS

6.58.2.1. GENERAL

         6.58.2.1.1. The requirements in this section shall be met including all equipment and cables between the antenna and channel units, inclusive, unless otherwise stated.

         6.58.2.1.2. These requirements are also applicable to TT&C signals, unless otherwise stated, when the SAN is collocated with the TT&C site.

6.58.2.2. C-BAND RX PERFORMANCE REQUIREMENTS

6.58.2.2.1. G/T

         6.58.2.2.1.1. The receiving system G/T shall be at least 31 dB/K in the direction of the satellite over the entire receive pass band, under clear sky and average wind conditions.

         6.58.2.2.1.2. In case the BPF specified in Section 6.53.1.13 is inserted, the G/T shall be at least 30.5 dB/K.

         6.58.2.2.1.3. This specification shall be met with the C-band and S-band transmitter operating at maximum operating output power specified in Section 6.53.1.4 and Section 6.53.3.2 and shall include losses dues to antenna polarisation misalignment.


                                                                 Page 106 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


6.58.2.2.2. RECEIVER DYNAMIC RANGE

         6.58.2.2.2.1. The maximum composite PFD from ICO satellites, corresponding to SAN at centre of coverage is [-125] dBw/m(2) per polarisation, excluding noise and intermodulation components generated by the satellite.

         6.58.2.2.2.2. The range of expected PFD of C-band down link communication carriers, assuming the EIRP of the UTs as 6.8 dBW will be:

                  Minimum single carrier PFD: [-168] dBW/m(2)

                  Maximum single carrier PFD: [-143] dBW/m(2)

         The minimum value corresponds to the case of:

                  10 degree UT elevation angle,

                   8 dB S-band fade,

                   nominal transponder gain setting,

                   5 degree SAN elevation angle,

                   4.8 dB rain fade at SAN

                   3 dB additional loss.

         The maximum value corresponds to the case of:

                  90 degree UT elevation angle,

                  no S-band fade,

                  nominal transponder gain setting,

                  90 degree SAN elevation angle,

                  no rain fade at SAN,

                  3 dB additional gain.

         6.58.2.2.2.3. The receive subsystem, including demodulators, shall operate over a signal range of ICO signals as defined.

6.58.2.2.3. PROTECTION TO THE ADJACENT FREQUENCY INTERFERENCE

         6.58.2.2.3.1. A BPF shall be able to be inserted, if required, before each LNA to protect the receivers against terrestrial systems operating at less than -30 dBm beyond 60 MHz outside the receive band.

         6.58.2.2.3.2. Insertion loss of the BPF shall not be greater than 0.2 dB.

6.58.2.2.4. TOLERABLE RECEIVER INPUT LEVEL

         6.58.2.2.4.1. The receive subsystem shall withstand the input level of -20 dBm at the LNA input without damage.

6.58.2.2.5. GAIN STABILITY

         6.58.2.2.5.1. The RFT receive subsystem gain including IFL shall be maintained within plus or minus 3 dB over the environmental range of operation specified in Section 6.58.6.1 and below, assuming AGC is disabled.

         Outdoor temperature:       -20 to +55 deg. Centigrade
         Outdoor relative humidity:         0%-100%

6.58.2.2.6. FREQUENCY STABILITY

         6.58.2.2.6.1. The frequency stability of the RX subsystem for communication carriers shall be so that the requirements in Section
         6.58.4.4 is met when the AFC is enabled.

         6.58.2.2.6.2. The receive frequency stability for the TT&C carrier shall be referred to the TT&C to SAN Interface Control Document

         6.58.2.2.6.3. The local oscillators of the TT&C down-converters shall be independent of the SAN Master Reference Oscillators.

6.58.2.2.7. TOTAL PHASE NOISE INDUCED BY THE SAN RECEIVE PATH

         6.58.2.2.7.1. The single sideband noise spectral density induced on any received carrier shall not exceed the values given below with the AFC function enabled:

              Frequency Offset (F)                SSB Phase Noise Limit
                                                  (dBc/Hz; F in Hz)
              10 - 100 Hz                         -12 - 25 log F
              100 - 800 Hz                        -22.2 - 19.9 log F
              0.8 - 10 kHz                        -80 dBc
              10 - 20 kHz                         +52.8 -33.2 log F


                                                                 Page 107 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


              20 - 100 kHz                        -90 dBc

         6.58.2.2.7.2. If any discrete phase noise components are present at a level that exceeds the limit mask, the 10 Hz to 100 kHz band shall be considered to be divided into a number of contiguous sub-bands, each containing no more than one discrete component.

         6.58.2.2.7.3. The width of a sub-band containing a discrete component shall not exceed F/5 Hz, where F is the frequency of the discrete component.

         6.58.2.2.7.4. In each of the sub-bands, the integrated phase noise due to any spectral component, including the discrete component, shall not exceed that allowed by integrating the limit mask over the same sub-band.

         6.58.2.2.7.5. In addition to the above, the following requirements shall be met:

                  1. For offset frequencies up to 250 Hz, no discrete component shall exceed the limit mask by 10 dB.

                  2. For offset frequencies from 250 Hz to 100 kHz, no discrete component shall exceed - 50 dBc.

         6.58.2.2.7.6. The above specification shall be met from the RF input to the LNA to the IF output to the Channel Units.

6.58.3. S-BAND PERFORMANCE REQUIREMENTS

6.58.3.1. S-BAND RX PERFORMANCE REQUIREMENTS

6.58.3.1.1. G/T

         6.58.3.1.1.1. The receiving system G/T shall be at least 8.8 dB/K in the direction of the satellite over the entire receive pass-band under clear sky and average wind conditions.

         6.58.3.1.1.2. This specification shall be met with the C-band and S-band transmitter operating at maximum operating output power.

6.58.3.1.2. RECEIVER DYNAMIC RANGE

         6.58.3.1.2.1. The maximum composite PFD from ICO satellites, corresponding to SAN at centre of coverage is -100 dBW/m(2) excluding noise and intermodulation components generated by the satellite.

         6.58.3.1.2.2. The expected PFD of S-band down link communication carriers will be:

                  1.       TCH:   -199 dBW/m(2)


                  2.       BCCH:  -115 dBW/m(2)


                  3.       HPN:   -105 dBW/m(2).

         Note that the variation of these values will not be much because the up-link fade will be compensated for by the ALC and there will be little downlink fade.

         6.58.3.1.2.3. The receive subsystem shall operate over a signal range of ICO signals as described above.

6.58.3.1.3. RECEIVE FREQUENCY STABILITY

         6.58.3.1.3.1. The frequency stability of the S-band RX subsystem shall be better than +/- 5 Hz.

6.58.3.1.4. RECEIVE GAIN STABILITY

         6.58.3.1.4.1. Gain stability of the receive subsystem excluding IFL shall be better than +/- 3 dB.

6.58.3.1.5. RECEIVE GAIN CALIBRATION REQUIREMENT

         6.58.3.1.5.1. Provision shall be provided to insert a standard signal generator signal with a known level to the S-band LNA input port to calibrate the gain of the S-band receive path any time as necessary to meet the receive level measurement requirement specified in Section 6.58.3.1.6.

6.58.3.1.6. C-S LOOPBACK BCCH MONITOR

         6.58.3.1.6.1. The S-band BCCH power monitor shall measure signal level of the received BCCH, which was transmitted by own SAN.


                                                                 Page 108 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


         6.58.3.1.6.2. All the signal level information thus gathered on the transponder and link shall be reported to the SRMS/SRMC. The SRMC will receive this information from all 12 SANs and by processing over time, the SRMC will be able to verify transponder EIRP and gain settings. Among others, the SAN SRMS will use the gathered data to adjust the SAN EIRP of the BCCH and other carriers so that their S-band EIRP from the satellite will be expected to be within plus or minus 1.5 dB of the specified values.

         6.58.3.1.6.3. The gain of the SAN S-band receive chain shall be calibrated as specified in Section 6.58.3.1.5 so that the accuracy of the measured BCCH levels is better than plus or minus 1.0 dB.

6.58.3.1.7. RECEIVER PHASE NOISE

         6.58.3.1.7.1. The single sideband phase noise spectral density induced on any received carrier shall not exceed the values given below:

            Frequency Offset (F)                SSB Phase Noise Limit
                                                   (dBc/Hz; F in Hz)
            10 - 100 Hz                           -12 - 25 log F
            100 - 800 Hz                          -22.2 - 19.9 log F
            0.8 - 10 kHz                          -80 dBc
            10 - 20 kHz                           +52.8 -33.2 log F
            20 - 100 kHz                          -90 dBc

         6.58.3.1.7.2. If any discrete phase noise components are present at a level that exceeds the limit mask, the 10 Hz to 100 kHz band shall be considered to be divided into a number of contiguous sub-bands, each containing no more than one discrete component.

         6.58.3.1.7.3. The width of a sub-band containing a discrete component shall not exceed F/5 Hz, where F is the frequency of the discrete component.

         6.58.3.1.7.4. In each of the sub-bands, the integrated phase noise due to any spectral component, including the discrete component, shall not exceed that allowed by integrating the limit mask over the same sub-band.

         6.58.3.1.7.5. In addition to the above, the following requirements shall be met:

                  1. For offset frequencies up to 250 Hz, no discrete component shall exceed the limit mask by 10 dB.

                  2. For offset frequencies from 250 Hz to 100 kHz, no discrete component shall exceed - 50 dBc.

6.58.4. DOPPLER MEASUREMENT AND COMPENSATION PERFORMANCE REQUIREMENTS

6.58.4.1. PHASE NOISE

         6.58.4.1.1. The AFC compensation system shall meet the performance requirements in the presence of phase noise on the received C-to-C pilot.

         6.58.4.1.2. The phase noise induced by the AFC system shall be such that the overall phase noise specification in Section 6.53.1.14 shall be met.

6.58.4.2. CONTROL STEP SIZE AND RANGE

         6.58.4.2.1. The AFC system shall have a frequency control capability in phase continuous steps of no more than 1 Hz, up to a minimum of plus or minus 42 kHz of nominal frequency.

6.58.4.3. AFC ACQUISITION TIME

         6.58.4.3.1. AFC acquisition time is defined as the time that the AFC compensation error becomes within the specification given in Section
         6.58.4.4 after the reception of the pilot signals by the antenna.

         6.58.4.3.2. AFC acquisition time shall be less than 1 minute from any initial state, and less than 20 seconds when the initial prediction by using the satellite ephemeris data is available.

6.58.4.4. AFC ERROR AND RESPONSE SPEED

         6.58.4.4.1. The AFC system shall meet the following requirements:

               1.  Threshold C/N[o] 45 dBHz

               2.  Input signal characteristics

                   Frequency variation range     less than plus or minus 72 kHz
                   Change rate                   less than 38 Hz/sec


                                                                 Page 109 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


               Satellite LO drift       less than 10(-8) (long term)
                                        less than 10(-10)(for 10 seconds)

               3.  Frequency compensation error
                   Transmit (SAN IF to Satellite S - band output):
                           less than plus or minus [6]Hz at centre frequency

               4.  Receive (Satellite S - band input to SAN IF):
                           less than plus or minus [6]Hz at centre frequency

6.58.5. AUTOMATIC POWER CONTROL (APC)

6.58.5.1. C-BAND TRANSMIT POWER CONTROL RANGE

         6.58.5.1.1. The automatic power control subsystem shall be able to adjust EIRP for path loss variation of up to + 3 dB of the clear sky value, and the satellite gain variation over time up to 3 dB peak-to-peak.

         6.58.5.1.2. Total automatic power control range shall be at least 20 dB.

6.58.5.2. C-BAND TRANSMIT POWER CONTROL ACCURACY

         6.58.5.2.1. The expected accuracy of this control shall be better than plus or minus 1.0 dB at the satellite C-band receive antenna output.

6.58.6. RFT SHELTER

6.58.6.1. ENVIRONMENTAL CONDITIONS

         6.58.6.1.1. The RF equipment shall be installed in the RFT shelter or building located near each antenna.

         6.58.6.1.2. The environmental conditions inside the RFT Shelter shall be controlled to meet the conditions specified below:

         Temperature:       +10 to +40 deg. Centigrade

         Relative humidity:         5%-95%

6.58.6.2. CABLING BETWEEN THE ANTENNA AND THE RFT EQUIPMENT

         6.58.6.2.1. Cable loss between the Antenna and the RFT equipment shall be such that C-band and S-band performance requirements specified in
         Section 6.58.2 and Section 6.58.3 be met.

6.58.6.3. CABLING BETWEEN THE RFT SHELTER AND THE MAIN BUILDING

         6.58.6.3.1. Channel Units will be located in the central building separated from the RFT Shelters.

         6.58.6.3.2. The cabling for IF and LAN signals between the RFT Shelter and the Main Building shall be redundant for any cable carrying signals for more than 1 RFT.

         6.58.6.3.3. Cable loss between the RIFT equipment and the Channel Units shall be such that C-band and S-band performance requirements specified in Section 6.58.2 and Section 6.58.3 are met.

         6.58.6.3.4. Specifically, the amplitude response, and its variation, of the cable shall be taken into account to meet the EIRP level accuracy and stability requirements specified in Section 6.53.1.6.

6.58.7. RFT DOWNLINK REQUIREMENTS FOR TT&C

6.58.7.1. APPLICABILITY

         6.58.7.1.1. The specifications in this section shall apply, over the operating temperature range, to the overall receive downlink path defined from the antenna feed output ports to the IF interface ports of the GCE.

6.58.7.2. BANDWIDTH AND GAIN

         6.58.7.2.1. The 10 dB bandwidth shall be greater than plus or minus 3 MHz and not greater than plus or minus 25 MHz.


                                                                 Page 110 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


         6.58.7.2.2. The gain stability shall be within plus or minus 1 dB excluding the gain variation due to the IFL and the gain variation across the passband shall be less than 1 dB. The gain variation of the IFL shall be less than [plus or minus 2.5] dB.

         6.58.7.2.3. The nominal level of the telemetry beacon signal at IF, corresponding to a power flux density at the antenna surface of -158 dBW/m(2), shall be -45 dBm.

6.58.7.3. FREQUENCY CONVERSION

         6.58.7.3.1. The overall frequency offset shall be less than plus or minus 10kHz from the nominal frequency. The frequency translation equipment shall not be synchronised to the SAN master frequency source. The system shall not invert the spectrum of the received signal.

6.58.7.4. PHASE NOISE

         6.58.7.4.1. Phase noise spectral density shall not exceed the mask defined by the following breakpoints:

               -37 dBc/Hz           10 Hz offset

               -62 dBc/Hz           100 Hz offset

               -80 dBc/Hz           3000 Hz offset

6.58.7.5. SPURIOUS SIGNALS (TBR)

         6.58.7.5.1. The level of spurious signals shall be less than -56 dBm and the level of the thermal noise shall be less than -60 dBm in any 4kHz band within the receive band provided that the signal output level from the downconverter is -26 dBm.

6.58.7.6. GROUP DELAY

         6.58.7.6.1. Group delay variation shall be less than 3 ns/MHz within the receive passband. Group delay stability shall be better than 12 ns/6 months for levels between -10d6 to +5dB of the nominal level.

6.58.8. RFT UPLINK REQUIREMENTS FOR TT&C

6.58.8.1. APPLICABILITY

         6.58.8.1.1. The specifications in this section shall apply, over the operating temperature range, to the overall transmit uplink path defined from the IF interface ports of the GCE to the antenna feed input port.

6.58.8.2. BANDWIDTH AND GAIN

         6.58.8.2.1. The 10 dB bandwidth shall be greater than plus or minus 3 MHz and less than plus or minus 25 MHz.

         6.58.8.2.2. The gain stability shall be better than plus or minus 0.5 dB in any 3-hour period and better than plus or minus [2.5] dB overall. The variation of the gain across the passband shall be less than 1 dB.

6.58.8.3. FREQUENCY CONVERSION

         6.58.8.3.1. The frequency stability shall be better than plus or minus 5 kHz. The frequency translation equipment shall not be synchronised to the SAN master frequency source. The system shall not invert the spectrum of the transmitted signal.

6.58.8.4. PHASE NOISE

         6.58.8.4.1. Phase noise spectral density shall not exceed the mask defined by the following breakpoints:

               -37 dBc/Hz           10 Hz offset

               -62 dBc/Hz           100 Hz offset

               -80 dBc/Hz           3000 Hz offset


                                                                 Page 111 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


6.58.8.5. SPURIOUS AND HARMONIC SIGNALS

         6.58.8.5.1. Over the operating transmit power range, the level at the antenna transmit port of spurious signals shall be less than -43 dBW/4 kHz and the radiated harmonics shall be at less than -50 dBc. This is measured from the feed horn to the IF interface. The maximum spurious level from the TT&C modulator shall be less than -80dBm.

6.58.8.6. GROUP DELAY

         6.58.8.6.1. Group delay variation shall be less than 3 nanoseconds/MHz within the transmit band. Group delay stability shall be better than 12 nanoseconds/6 months over the transmit power range.

6.59. PCS REQUIREMENTS

6.59.1. GENERAL PCS REQUIREMENTS

         6.59.1.1. Each SAN of the IGF shall include a PCS subsystem.

         6.59.1.2. The detailed command formats and protocols to be exchanged between the ICO Ground Network and the ICO satellites shall be as specified in the Payload Spacecraft-Ground Interface Control Document.

         6.59.1.3. The PCS subsystem shall interface with primary and backup NMC for the purpose of exchanging data.

         6.59.1.4. Where exchange of data with NMC is specified in the following sections, it shall be interpreted as meaning exchange of data with either or both the primary and the backup NMC.

         6.59.1.5. The PCS subsystem shall interface with the HPN subsystem for receiving real-time command information. This information is transferred to the PCS on an HPN frame basis (nominally 20 secs) and contains a schedule of the control commands that are to be transmitted by the PCS. For each control command, the desired beam and frequency within the beam to be selected are specified.

         6.59.1.6. The PCS subsystem shall interface to the reference clock and system timing subsystem of the SBS to receive a 10 MHz reference clock and a GPS based time reference (absolute time code, and 1 pulse per second signal). In addition, a time varying delay to the satellite information with an accuracy of [5 microseconds] for each visible satellite shall be provided to the PCS.

6.59.2. SECTION NOT USED

6.59.3. PCS SUBSYSTEM CONTROL FUNCTIONS

         6.59.3.1. The PCS subsystem shall translate channelisation plans for the communications and HPN transponder into satellite payload control commands.

         6.59.3.2. The PCS subsystem shall transmit payload control commands to the ICO satellites such that they are available for use according to the channelisation plans.

         6.59.3.3. The PCS subsystem shall send the payload status information to the NMC.

6.59.4. SATELLITE ACCESS

         6.59.4.1. The PCS subsystems at all SANs shall be co-ordinated to ensure that only one PCS subsystem can access a particular satellite configuration channel at a given time.

6.59.5. PAYLOAD AND GROUND SYSTEM SYNCHRONISATION

         6.59.5.1. The IGF shall adjust the time tag of the stored command according to the difference between the satellite clock and the reference system time provided by the SCC.

         6.59.5.2. The PCS subsystem shall start transmission of the PCS commands within 1 second of the time specified by the SRMC.

         6.59.5.3. The PCS subsystem shall generate an alarm when the commands have not been successfully received by the satellite within the duration specified by the SRMC.

6.59.6. PAYLOAD SRMS TELEMETRY PROCESSING, FILTERING AND ARCHIVING

         6.59.6.1. The PCS subsystems shall provide the satellite SRMS telemetry data (ST) associated with the communications payload functions of each satellite to the NMC.


                                                                 Page 112 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


6.59.7. SECTION NOT USED

6.59.8. PAYLOAD STATUS

         6.59.8.1. The PCS subsystem shall validate that stored commands transferred to each satellite have been successfully received.

         6.59.8.2. The PCS subsystem shall resend any stored commands that have not been successfully received an NMC configurable number of times.

         6.59.8.3. Any deviations from the planned and actual payload configuration shall be made known to the NMC within [10] Seconds.

         6.59.8.4. The IGF shall ensure that an incompatibly configured payload alarm is made known to the sub-satellite network and to the SANs sharing satellites with overlapping footprints within [20] Seconds.

         6.59.8.5. The PCS subsystem shall transfer information on the satellite S-band and C-band transmit power value to the NMC at a configurable interval from 2 to 20 seconds initial value 5 seconds.

6.59.9. PAYLOAD CONFIGURATION

6.59.9.1. COMMUNICATIONS TRANSPONDER CONFIGURATION

6.59.9.1.1. GENERAL

         6.59.9.1.1.1. The PCS subsystem shall configure the communications transponder using stored commands.

         6.59.9.1.1.2. The PCS shall accept payload commands from the NMC.

6.59.9.1.2. STORED COMMUNICATIONS TRANSPONDER COMMANDS

         6.59.9.1.2.1. The PCS subsystem shall configure and maintain the satellite communications transponder to implement the satellite channelisation plans output from the Channelisation Planning Function (including configuration of the mapping of feeder to Mobile link, and filter gain in each beam) of the NMC.

6.59.9.2. HPN TRANSPONDER CONFIGURATION AND UTILISATION

6.59.9.2.1. GENERAL

         6.59.9.2.1.1. The PCS subsystem shall configure the valid HPN index table on each satellite using a combination of stored commands to update index table entries and real-time commands for index table swapping commands.

         6.59.9.2.1.2. The PCS shall accept payload commands from the NMC.

         6.59.9.2.1.3. The PCS subsystem shall send the appropriate real-time commands synchronously to the satellite to permit HPN message transmission and index table selection.

6.59.9.2.2. HPN TRANSPONDER CONFIGURATION AND CO-ORDINATION

         6.59.9.2.2.1. The SRMC shall plan, generate and send to the NMS the HPN channelisation plans (HPN BFG triplet tables) for the constellation consistent with continuous availability of the HPN transponder capacity.

         6.59.9.2.2.2. The PCS shall implement the HPN channelisation plan provided by the NMC.

         6.59.9.2.2.3. The HPN subsystem shall indicate to the PCS, the beam number and frequency associated with each HPN message being transmitted. The PCS shall map this information to the appropriate entry in the active BFG table.

6.59.9.2.3. STORED PAYLOAD COMMANDS

         6.59.9.2.3.1. The PCS shall configure the HPN index table entries via stored payload commands uploaded to the satellites on the SRMS Command Channel (SC) according to the HPN channelisation plan.

         6.59.9.2.3.2. The PCS shall select the appropriate backup HPN index table to be the standby index table according to the HPN channelisation plan.

         6.59.9.2.3.3. The PCS shall be able to modify standby and backup HPN channelisation plans when required by the NMC via the SC channel.


                                                                 Page 113 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


6.59.9.2.4. REAL-TIME PAYLOAD COMMANDS FOR CONFIGURATION AND UTILISATION

         6.59.9.2.4.1. The HPN subsystem and PCS subsystem shall transmit messages (HPN) and index table selection/swapping commands (PCS) respectively ensuring that consistent index tables become available with no loss in HPN transponder capacity.

         6.59.9.2.4.2. The IGF shall permit the HPN transponder to be accessed on a per-burst basis from any SAN in view of the satellite.


                                                                 Page 114 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


7. NETWORK MANAGEMENT SYSTEM

7.1. GENERAL REQUIREMENTS

7.1.1. REQUIREMENTS FOR NEW ELEMENTS

         7.1.1.1. Section 7.1 covers general functionality to. be located at the SAN-OSS and NMC. The functionality provided through the individual OAMs is described in Section 7.8. However, in the case of the development of new elements it is recommended that the requirements of this Section be taken into account.

7.1.2. NETWORK MANAGEMENT

         7.1.2.1. It is a general requirement that the Network Management System complies to GSM-12 Standards and refers to TMN Standards, whenever possible.

         7.1.2.2. The NMS consists of:

                  1. Network Management Centre (NMC).

                  2. Backup NMC.

                  3. SAN Operations Support System (SAN-OSS) at each SAN,
                     including the Operational Test and Development Facility (OT&DF) (refer to Section 12)

                  4. Network Elements Operation and Maintenance (OAM).

         7.1.2.3. The NMS shall provide the following management services for the ICO network:

                  1. Configuration Management.

                  2. System Administration.

                  3. Fault Management.

                  4. Performance Management.

                  5. Security Management.

                  6. Accounting Management.

                  7. Trouble Ticket Management.

         7.1.2.4. The NMS shall provide management services for the following:

                  1. The NMC equipment and Back-up NMC (namely the main NMS
                     platform including the Link-OS)

                  2. Satellite Resource Management Centre (SRMC) and Back-up
                     SRMC.

                  3. Node Operation System (Node-OS):

                           a. Mobile Satellite Switching Centre.

                           b. Visitor Location Register.

                           c. IGF Messaging Platform. (OPTION)

                           d. Home Location Register.

                           e. Authentication Centre/Equipment Identification
                              Register.

                           f. Interworking Location Register. (OPTION)

                           g. Signalling System 7.

                           h. Intelligent Networks (F/R)

                  4. Satellite Access Node-OSS.

                  5. Administration Data Centre.

                  6. High Power Notification.

                  7. Payload Command System.

                  8. Radio Frequency Terminal (this includes the shared
                     Telemetry, Tracking and Control equipment).

                  9. Satellite Base Station.

                           a. Channel Unit.

                           b. Channel Manager.

                           c. Real Time Resource Manager.

                           d. GPS Receiver equipment.

                           e. Ethernet switch.

                  10. Terrestrial Network Manager.

                  11. Digital Communication Network.

                  12. Forced Call Routing. (F/R)

         7.1.2.5. The NMS shall support multiple MMIs which can be distributed in multiple locations.

7.1.2.6. The NMS shall be able to retrieve events, alarms and configuration reports from network elements.


                                                                 Page 115 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


         7.1.2.7. The NMS shall provide a "reach through" capability e.g. via X-Windows, to allow management of network elements and/or element management systems remotely.

         7.1.2.8. The NMS shall use a client-server architecture.

         7.1.2.9. The operating systems and protocols used for the NMS shall have the following features:

                  1. controlled by an industry standard.

                  2. commercially available with product support.

                  3. consistent with open systems concepts.

                  4. multiprocessing.

                  5. compatible between the client and server.

         7.1.2.10. The DBMS and all third party application software used for the NMS servers shall be commercially available with product support.

         7.1.2.11. The programming languages used to develop the NMS application code shall have the following features:

                  1. controlled by an industry standard.

                  2. commercially available with product support.

                  3. support for major hardware and software platforms.

                  4. support for object oriented programming.

                  5. supported with development and management tools which are commercially available with product support

         7.1.2.12. The NMS monitoring capability shall support:

                  1. event-driven philosophy

                  2. polling

                  3. event-driven and polling

                  4. the monitoring strategy shall be user selectable, where possible.

         7.1.2.13. The NMS architecture shall be such that future network elements can be harmonised for network management purposes through the application of standardised and recognised interfaces. For example, this requirement is needed to cater to two types of system interconnections:

                  1. Interconnection with other network carrier management
                     systems for the exchange of network management data.

                  2. Interconnection with new systems operated from the NMC.
                     Items which fit into this category are the Legal Interception Management System, Fraud Management System, Key Management System and future monitoring systems.

         7.1.2.14. Network Management related Operator actions shall be logged.

         7.1.2.15. (F/R) The NMS shall be designed to support:

                  1. electronic documentation system;

                  2. the EDS shall provide system diagrams, maps, etc.;

                  3. on-line fault recovering procedure;

                  EDS shall be complemented by hard-copies of all documents. Relevant user manuals, operator instructions, etc. shall be provided in electronic format to allow integration into a general EDS (e.g.: hypertext application).

         7.1.2.16. The NMS shall encompass a facility to enable offsite personnel and sites to be contacted and provided with relevant information (e.g. trouble tickets, maintenance instructions, etc.). It shall be possible to:

                  1. support an independent e-mail/paging/alerting local and geographical network provided by ICO and NEC;

                  2. the e-mail/paging/alerting network shall be compliant with industry standards for transport, encryption, security, etc.;

                  3. the e-mail/paging/alerting network shall connect all ICO specified nodes;

                  4. failure of e-mail/paging/alerting network shall not impact any ICO node (e.g.: must be an independent LAN)

         7.1.2.17. The management of the ICO system is accomplished via the Network Management System (NMS) - elements of which exist at all ICO subsystems.

         7.1.2.18. The NMS is a hierarchical system with lower levels of management being performed by the elemental OAM.

         7.1.2.19. The information from the elemental OAMs is integrated/mediated where possible (e.g. the SAN-OSS) prior to being transported to the highest level in the NMS hierarchy - the NMC. The NMC also manages the communications, signalling and administrative links between the ICO elements.


                                                                 Page 116 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


         7.1.2.20. The NMC performs non real time functions of alarm and fault management, performance management, configuration management, security management and to a lesser degree accounting management.

         7.1.2.21. The NMC is used to maximise ICO reliability, effectiveness, and responsiveness.

         7.1.2.22. The NMC provides services to the upper layers of TMN - the Business and Service Management layers.

         7.1.2.23. The NMC provides one major specific configuration management function via the Satellite Resource Management Centre (SRMC) for the management of ICO resources at the SANS and on the Satellite.

         7.1.2.24. The NMC incorporates SRMC elements responsible for the satellite channelisation.

         7.1.2.25. The NMC incorporates tools enabling operators to reconfigure and manage and fine tune the ICO system.

         7.1.2.26. The NMC monitors and responds to network traffic changes, alarms, faults etc.

         7.1.2.27. There are two NMC - the Primary NMC and a back-up NMC. NM data from the Network elements is transported concurrently to both NMCs (i.e. full functionality at both centres) the only exception being that the databases at the B-NMC may not be in full real-time synchronism with the Primary NMC databases.

         7.1.2.28. There may be a direct connection between the NMC and the B-NMC

         7.1.2.29. In the event of Primary NMC failure all NM operations (including SRMC/SRMS) are switched over to the back-up. The switchover is via operator command. The delay associated with the switchover is not to exceed [10] minutes.

         7.1.2.30. (F/R) The NMC also contains the management system for the ICONET (the Network Traffic Manager)

         7.1.2.31. Full NM functionality at the NMC is accessible via user friendly graphical user interfaces (GUIs)

         7.1.2.32. The NMC supports Application Programmable Interfaces (API's) which allows for system expansion.

         7.1.2.33. Legal Interception and Subscriber tracing capability is also provided at the NMC/B-NMC via the MSSC.

         7.1.2.34. Fraud Control is provided at the NMC/B-NMC via the MSSC.

         7.1.2.35. The NMC supports the NM requirements and interfaces to the SCC and the ADC.

7.1.3. DATA ARCHIVING

         7.1.3.1. The NMS shall support archiving of the following data:

                  1. System performance statistics.

                  2. Event logs.

                  3. Alarm history.

                  4. Trouble ticket data.

                  5. Management Reports.

         7.1.3.2. The NMS shall provide the capability for managing long term archiving of data. The long-term archive shall hold a minimum of 90 days of data storage.

         7.1.3.3. The NMS shall provide the capability to access archived data locally and remotely.

         7.1.3.4. Each site shall be able to maintain archiving procedures in isolation of other sites.

7.1.4. APPLICATION PROGRAMMING INTERFACE

         7.1.4.1. The NMS shall supply libraries of open Application Programming Interfaces (APIs) for interfacing standard application programs (e.g. maintenance database, report generator, etc.).

7.1.5. REPORT MECHANISMS

         7.1.5.1. The NMS shall provide reports on the following:

                  1. Performance data.

                  2. Current status data.

                  3. Diagnostic Tests.

                  4. Trouble Ticket reports.

                  5. Alarm data.

                  6. Event log data.

         7.1.5.2. The NMS shall be able to produce custom reports with differing levels of detail suitable for management, technical and operational staff.

         7.1.5.3. The NMS shall be able to produce reports automatically or on an ad hoc basis.


                                                                 Page 117 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


         7.1.5.4. The NMS shall be able to provide reports in the following manner:

                  1. MMI window.

                  2. Printer.

                  3. Disk File.

         7.1.5.5. It shall be possible to export the generated report file from the NMS platform into a universal PC based environment.

7.1.6. SOFTWARE UPGRADES

         7.1.6.1. The NMS shall be able to support the download of software to network elements which have software upgrade functionality. This capability can be through the network element's OAM.

         7.1.6.2. The NMS shall provide the ability to store the following software:

                  1. Current executable software.

                  2. Replacement executable software.

                  3. Fallback executable software.

         7.1.6.3. The NMS shall provide the ability to store the following information about each piece of software:

                  1. version number.

                  2. date installed.

                  3. description.

                  4. developer and contact number.

         7.1.6.4. The NMS shall provide the ability to perform a consistency check of software to check that the version number of the software in the network elements across SANs are consistent and in accordance with the overall NMS master plan (Software Inventory).

         7.1.6.5. The NMS shall provide the ability to command a network element to change over to the replaceable executable software.

7.1.7. NETWORK MANAGEMENT CENTRE AND SAN-OSS

7.1.7.1. NETWORK MANAGEMENT CENTRE

         7.1.7.1.1. The NMC shall initially be the centralised command centre of the NMS. However, the architecture proposed shall not preclude the ability to distribute management services outwards into the network at a later date.

         7.1.7.1.2. The NMC shall provide a global view of the network status.

         7.1.7.1.3. The NMC shall be able to perform the functions of a SAN-OSS for a selected SAN.

         7.1.7.1.4. There shall be a backup NMC provided, that is functionally identical with the NMC.

         7.1.7.1.5. The backup NMC shall be kept synchronous with the primary NMC to allow manual switch-overs when authorised.

         7.1.7.1.6. The backup NMC shall be able to be used for routine monitoring operations in normal operational circumstances (i.e. when the main NMC is fully available).

         7.1.7.1.7. During failures between Management Levels, each level shall store messages for restoration purposes.

7.1.7.2. SAN-OSS

         7.1.7.2.1. Each SAN shall include a SAN Management System.

         7.1.7.2.2. The SAN Management System shall comprise of:

                  1. Element Management System (referred to as the SAN-OSS) for the network management of all the local elements resident at the SAN site.

                  2. SAN Satellite Resource Management System (SRMS) for the
                     distribution and co ordination of satellite resource data.

         7.1.7.2.3. The SAN-OSS shall form a part of the overall network management capability required to monitor and control the entire ICONET. As such it shall act as an agent and mediation function to the higher level NMC network management system and hence act as a gateway between the NMC and the site elements.

         7.1.7.2.4. The SAN-OSS shall be responsible as far as is possible for the management of the network elements resident at the site. The SAN-OSS shall also include provisions to allow for future expandability to cater for additional network elements which may prove necessary.


                                                                 Page 118 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


         7.1.7.2.5. The SAN-OSS shall have the capability to collect, filter alarms, action and/or distribute relevant network management information to the NMC and the sub-system OAMs. Some of these tasks shall occur on a real-time basis.

         7.1.7.2.6. The SAN-OSS shall conform to internationally recognised network management standards and adopt industry recognised network management protocol(s) where possible. Interfacing to the NMC shall adopt an internationally recognised network management protocol.

         7.1.7.2.7. The SAN-OSS shall incorporate provisions for fault, configuration, performance and security management, compliant with industry recognised practises.

         7.1.7.2.8. In addition, it shall be possible for all the SAN-OSS to continually operate the SAN NEs in the event of an NMC failure.

         7.1.7.2.9. It shall be possible to operate the SAN-OSS from the NMC site.

7.1.7.3. SAN SRMS

         7.1.7.3.1. The SAN SRMS shall be responsible for providing the satellite resource data such as the BTFP and the satellite channelisation plan for the other relevant sub-systems within the SAN in an appropriate format. The SAN SRMS shall receive the original of such satellite resource data from the NMC in advance and shall derive detailed data from the received information.

         7.1.7.3.2. Fault, performance, configuration and security management of the SAN SRMS shall be achieved via the SAN-OSS.

7.1.8. MAN MACHINE INTERFACE REQUIREMENTS

7.1.8.1. GENERAL

         7.1.8.1.1. The requirements of Section 7.1.8 are specific to the MMI at the NMC and SAN-OSS. However, they should also be considered at the network element level, where possible and practical (i.e. for new developments).

         7.1.8.1.2. For the purposes of network management then the NMS MMI shall be taken to encompass the totality of the MMI features available at each level in the system hierarchy (e.g. NMC LINK-OS, NODE-OS, SAN-OSS and individual NE OAMs). Hence, as you move down from the top level MMI to the network elements then additional functionality and options will be uncovered, depending upon the set user privileges.

         7.1.8.1.3. Within the MMI it shall be possible to distinguish between different user types in order to dictate the MMI functionality that is to be made available. For example, an Operator within the NMC may be allocated a more reduced version of the SRMC MMI focused towards monitoring and control whereas the network planner will be given all the engineering rights to change the planning process or analyse the data.

         7.1.8.1.4. All MMIs shall provide system administration functions for the logical and/or physical area being managed.

         7.1.8.1.5. MMI code developed shall conform to recognised graphical user interface industry standards (e.g. Motif/Xl 1, Windows, etc.). In general, standard windowing constructs such as multiple windows, tiling, icons, pop-ups, alerts, etc. shall be encompassed.

         7.1.8.1.6. The MMI shall encompass the WYSIWYG (What You See Is What You Get) approach and employ the point-and-click approach. However, the MMI shall be [fully] controllable from the keyboard to guard against a failure in the pointing device.

         7.1.8.1.7. Within the NMC it shall be possible to access the different systems required to fulfil the normal network management operations (e.g. SAN-OSS, NODE-OS, SRMC etc.) from a single workstation and through a single, uniform top level MMI. This MMI level shall be referred to as the "Overall NMC MMI".

         7.1.8.1.8. The Overall NMC MMI shall distinguish between two key elements:

                  1. The network status displays which shall present the real time status of the network.

                  2. The controller workstation which shall activate various applications and be used for operator commanding.

         7.1.8.1.9. From the Overall NMC MMI the Controller shall be able to activate the following MMI levels:

                  1. LINK-OSS

                  2. SRMC

                  3. NODE-OSS


                                                                 Page 119 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


         7.1.8.1.10. The NMC MMI shall be produced in liaison with ICO during the requirements and design phases.

         7.1.8.1.11. An MMI Style Guide shall be developed and agreed with ICO. In addition, an NMC MMI Document shall be produced to define the actual screen layouts.

         7.1.8.1.12. All MMIs shall support operator features such as on-line help information, system administration functions, display settings, etc.

         7.1.8.1.13. The NMS MMI shall support a standard Graphical User Interface (GUI) such as X-Windows, Motif or Windows.

         7.1.8.1.14. The NMS MMI shall follow the concepts of the GUI style guidelines and in line with ICO Operational concepts. This style guide shall be agreed with ICO.

         7.1.8.1.15. The NMS MMI shall support multiple active windows.

         7.1.8.1.16. The NMS MMI shall supply on-line help for system functions.

         7.1.8.1.17. It shall be possible for authorised operators to modify the on-line help messages.

         7.1.8.1.18. The NMS MMI shall support user specified window manager preferences.

         7.1.8.1.19. English shall be the user interface language for the NMS
         MMI.

         7.1.8.1.20. The NMS MMI shall allow for the user configuration of window parameters.

         7.1.8.1.21. The NMS MMI shall provide graphical views of the network. These views shall be hierarchically linked to enable movement from one view to another.

         7.1.8.1.22. The NMS MMI top level view shall have a world map which can display a near realtime representation of the following user selected information:

                  1. location and alarm status of the NMC sites.

                  2. location and alarm status of the SAN sites, ADC, SCC sites and [OT&DF]. This information may be transported by means other than by the TNM or DCN.

                  3. intersite links and their status.

         7.1.8.1.23. The NMS MMI shall support an Operator configuration facility during network expansion for the addition of new Network Elements.

         7.1.8.1.24. A change in the reporting status of a network element (e.g. normal to alarm condition) shall be visually communicated by changing the colour of the representative screen object, this colour will align with the current severity of the condition.

         7.1.8.1.25. The NMS MMI shall provide a graphical legend for map symbols and icons.

         7.1.8.1.26. The NMS MMI shall provide an alarm viewer for viewing current alarms and alarm history.

         7.1.8.1.27. The NMS MMI alarm viewer shall allow for displaying different alarm severities.

         7.1.8.1.28. The NMS MMI shall provide a current alarm summary window which provides a count of alarms for each alarm severity.

         7.1.8.1.29. The NMS MMI shall provide an alarm description lookup to provide additional information concerning each alarm and advice on recovery action

         7.1.8.1.30. The NMS MMI shall be designed with consideration for Operators' Health, Safety and comfort

         7.1.8.1.31. It shall be possible to login to any SAN MMI system from the NMC.

         7.1.8.1.32. The MMI shall include features to enable an authorised user to efficiently set-up, halt and debug the system operation.

7.1.8.2. LINK-OS MMI

         7.1.8.2.1. The style of the LINK-OS MMI shall conform with that of the higher level Overall NMC MMI.

         7.1.8.2.2. The LINK-OS MMI shall be used to consolidate the operation and maintenance across all the SAN sites. Hence, the LINK-OSS system is fed from the individual SAN-OSSs.

         7.1.8.2.3. The LINK-OS shall be primarily operated by "front line" operators in the NMC. Hence, ease of use, simple operation activation and good human computer interaction shall be key features.

         7.1.8.2.4. The LINK-OS MMI shall support filtered monitoring and alarming concerning the attached network elements.

         7.1.8.2.5. The LINK-OS MMI shall enable control commands to be issued to the attached network elements in a consistent manner.


                                                                 Page 120 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


7.1.8.3. SRMC MMI

         7.1.8.3.1. The SRMC MMI shall be designed bearing in mind two operational roles or user categories namely:

                  1. Operator - Responsible for the monitoring and management of the physical hardware and software elements making up the SRMC and for the distribution of the various resource plans produced. This task is on-line in nature.

                  2. Network Engineer - Responsible for the detailed planning and analysis of spectrum and resource management. This task is off-line in nature.

         7.1.8.3.2. Bearing in mind the above user roles, the MMI shall:

                  1. be designed so as to maximise the ease of use and operation of the system bearing in mind the above roles.

                  2. Permit error tracing, error logging and error recovery.

                  3. Permit access to and the configuration of all SRMC
                     functionality.

                  4. Display information in a concise and informative manner.

7.1.8.4. NODE-OS MMI

         7.1.8.4.1. The NODE-OS shall be used within the NMC to manage the switching network and the mobility management databases. Hence, two levels of operation are envisioned:

                  1. Controller - Front line operator responsible for the real time monitoring and controlling of the network.

                  2. Switch Engineer - Responsible for the network planning, analysis and investigations.

         7.1.8.4.2. The details presented shall be designed bearing in mind these two user groups.

         7.1.8.4.3. The NODE-OSS MMI shall:

                  1. Alert the operator when alarm conditions occur.

                  2. Give the operator access to further information in order that operational decisions can be taken (e.g. network re-configurations).

                  3. Provide a facility to enable actions or commands to be
                     issued.

7.1.9. BACKUP AND RESTORATION

         7.1.9.1. The NMS shall support the following automatic data backup procedures:

                  1. Full backups of data and system software.

                  2. Incremental backups between the full backups of data
                     changed since the last backup procedure where applicable.

         7.1.9.2. The timing of automatic data backup procedure initiation shall be configurable by the NMS operators.

         7.1.9.3. All backups and archives shall be transferred to media located at the same site as the system component containing the data. However, the architecture should not exclude the provision of eventual off -site storage for added security.

         7.1.9.4. The NMS shall provide initiation commands for restoration functionality for recovery of data from full and where provided incremental backups.

         7.1.9.5. The NMS shall allow restoration of backup data from storage media at the local and remote sites.

         7.1.9.6. Each site shall be able to maintain backup procedures in isolation of other sites.

7.1.10. RELIABILITY AND AVAILABILITY

         7.1.10.1. Each SAN-OSS shall have an availability of 99.99%.

         7.1.10.2. Each NMC shall have an availability of 99.99%.

         7.1.10.3. The MTTR shall be taken as 4 hours when on site spares are offered; this assumes that qualified personnel are already on site.

         7.1.10.4. The MTTR shall be taken as 168 hours when no on site spares are offered.

         7.1.10.5. From the initiation of take-over, the backup NMC device at the Backup NMC site shall assume the role of the NMC in 10 minutes or less.

7.1.11. PERFORMANCE

7.1.11.1. GENERAL

         7.1.11.1.1. The NMC NMS/SAN-OSS computing architecture shall be designed to allow for expansion of processing capabilities into the future.


                                                                 Page 121 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


         7.1.11.1.2. The NMC NMS/SAN-OSS system performance shall not be compromised by the addition of new SANs and new satellites in accordance with the ICO Traffic Model.

         7.1.11.1.3. A warning facility shall be available to inform the operator when spare disk capacity is low. It shall be possible to set the threshold for this type of reporting (e.g. disk 75% full).

7.1.11.2. SAN-OSS PERFORMANCE

         7.1.11.2.1. The transaction processing capability of the SAN-OSS is dependent upon the average event rates of the network elements. These rates shall be confirmed at PDR. However, at this point the SAN-OSS shall initially have a minimal processing capability of 2 events/second under normal working conditions.

         7.1.11.2.2. The SAN-OSS shall have the capability to queue excess event messages (awaiting processing) for a minimum period of 30 minutes, under normal working conditions.

         7.1.11.2.3. The time taken to report a detected tagged network element alarm (that affects network operations) to the network display at the SAN-OSS shall not exceed 20 seconds

         7.1.11.2.4. A minimum of 30 days of event log information shall be stored [on-line] at the SAN-OSS.

         7.1.11.2.5. The SAN-OSS shall be able to serve a minimum of 8 concurrent operator users.

         7.1.11.2.6. The system response time to the SAN operator on any operator request shall be less than 10 seconds excluding the following:

                  1. network element execution time;

                  2. intersite data transfer time;

                  3. request for start-up/shutdown of devices;

                  4. requests that require retrieval and/or processing of large amounts of data.

         7.1.11.2.7. In the case of an exception then a response shall be provided back to the operator within 5 seconds with confirmation that the request has been received and is being actioned.

         7.1.11.2.8. SAN-OSS shutdown/start-up under normal working conditions shall not exceed 10 minutes.

         7.1.11.2.9. The SAN-OSS shall be able to run and store data in isolation from the NMC/BNMC for up to 48 hours.

7.1.11.3. NMC NMS PERFORMANCE

         7.1.11.3.1. The NODE-OS shall have the capability to process up to 1 event/second under normal working conditions.

         7.1.11.3.2. The NODE-OS shall have the capability to process 5000 alarms per day on average.

         7.1.11.3.3. The NMC NMS (Link-OS) shall have the capability of processing a minimum of [15] events/second under normal working conditions.

         7.1.11.3.4. The NMC NMS shall have a capability to queue excess event messages (awaiting processing) for a minimum of 30 minutes under normal working conditions.

         7.1.11.3.5. The time taken to report a detected tagged network element alarm (that affects network operations) to the network display at the NMC shall not exceed 30 seconds under normal conditions.

         7.1.11.3.6. A minimum of 90 days of event log information shall be stored [on-line] at the NMC.

         7.1.11.3.7. The NMC NMS shall be able to serve a minimum of 8 concurrent operator users.

         7.1.11.3.8. The system response time to the NMC operator on any operator request shall be less than 10 seconds excluding the following:

                  1. network element execution time;

                  2. intersite data transfer time;

                  3. request for shutdown/start-up of devices;

                  4. requests that require retrieval and/or processing of large amounts of data.

         7.1.11.3.9. In the case of an exception then a response shall be provided back to the operator within 5 seconds with confirmation that the request has been received and is being actioned.

         7.1.11.3.10. NMC-NMS shutdown/start-up shall not exceed 10 minutes under normal working conditions.


                                                                 Page 122 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


7.1.12. SIZING

         7.1.12.1. The NMS shall provide the required functions and be sized for all equipment and traffic capacity of the initial installation, and shall provide a capability for growth as detailed in the Sizing Requirements (Section 9.3).

7.1.13. EXPANDABILITY

         7.1.13.1. The NMC and SAN-OSS shall support the addition of network elements for network expansion as specified in 6.23 and 7.8.

7.1.14. OPERATIONAL TESTING CAPABILITIES

         7.1.14.1. The NMS shall have the capability and necessary facilities and tools to undertake diagnostic tests on the detection of a failure or potential problem. [This shall encompass the ability to set up end-to-end test calls (as specified in ICO services requirements) between two or more parties and monitoring/logging all traces through the various subsystems.

         7.1.14.2. This feature shall use the logging data to provide an integrated view of the call trace and validate the functioning of the ICO System (a UT on the S-Band capability at the SAN shall be capable of being used for the test call). For testing purposes it shall be possible to initiate a handover from the NMS.]

7.1.15. NMC AND BACK-UP NMC PLATFORM

         7.1.15.1. Systems intended for the NMC (e.g. LINK-OS, SRMC, NODE-OS) shall adopt an open systems architecture in order to ensure later development, upgrades and reconfigurations can be encompassed with minimal impact.

         7.1.15.2. The NMC hardware shall employ a distributed client-server architecture, such that additional clients can be added at a later date. It shall further be possible to add additional workstations to the system to cater for additional operators (minimum of 10) without any redevelopment work.

         7.1.15.3. Hardware sizing and performance rating shall be established taking into account the need for future expandability which are reflected in the ICO 10 year Traffic Model. This shall encompass the processors, disk system, ports, workstations and data networks.

         7.1.15.4. Maximum use shall be made of commercial off-the-shelf software provided that:

                  1. The product fits within the network management approach being adopted and is fit for purpose.

                  2. The product is suitably documented

                  3. The product is sufficiently supported.

         7.1.15.5. Should non-proprietary products be adopted then this shall require ICO approval before being used.

         7.1.15.6. When new software is to be developed then this shall adopt an object oriented methodology whenever possible. Tools and aids (e.g. programming languages, developer tool kits, etc.) shall be recognised and well supported.

7.2. CONFIGURATION MANAGEMENT

7.2.1. REQUIREMENTS FOR NEW ELEMENTS

         7.2.1.1. Section 7.2 covers general functionality to be located at the SAN-OSS and NMC. The functionality provided through the individual OAMs is described in Section 7.8. However, in the case of the development of new elements it is recommended that the requirements of this Section be taken into account.

7.2.2. GENERAL

         7.2.2.1. This section covers general configuration management functionality to be located at the SAN-OSS and NMC.

         7.2.2.2. An event, as referenced in this section, is defined to be a message issued by a network element to the NMS as a result of a state change or action within the element. Events are used by the NMS as a method of obtaining real-time information from the network which supplements the periodic status messages. Alarms are also sent as a result of state changes but differ in that they:

                  1. result from erroneous state changes.


                                                                 Page 123 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                  2. remain active until the corresponding clear alarm is issued from the network element.

         7.2.2.3. Configuration data maybe divided into long and short term changes. The long term configurable items maybe file based and are defined at the time of equipment installation or during the expansion of existing facilities. This data is classified as dimensioning data. Shorter term configurable items have fields associated with them on MMI views which allows the operator to make changes to the system while it is operational. The requirements in this specification refer to non dimensioning configuration data unless dimensioning data has been specifically referred to.

         7.2.2.4. The status which is returned from network elements does not represent state changes as is the case with events and alarms, but provides the current state of the network element in terms of all of the parameters associated with that network element. This may include parameters such as mode or frequency.

         7.2.2.5. The NMS shall provide facilities for the operator to modify NMS dimensioning and non-dimensioning data.

         7.2.2.6. All Operator actions for Configuration Management shall be logged.

         7.2.2.7. It shall be possible to initiate NMS configuration management processes from both the NMC and SAN-OSS.

         7.2.2.8. The NMS shall use schematic representations of the ICO network to graphically reflect the current state of the network and network elements.

         7.2.2.9. The NMS shall provide views of the network at a number of levels, including:

                  1. an overall view of the network showing network element
                     interconnections.

                  2. views of specific network elements and connections.

         7.2.2.10. The state of network elements shall be determined from the following information:

                  1. alarm state changes from network elements.

                  2. status information from network elements.

                  3. event messages from network elements.

                  4. information gathered from periodic polling of network
                     elements.

         7.2.2.11. The configurable data available to the NMS shall include:

                  1. NMS parameters such as alarm thresholds, reporting periods.

                  2. database maintenance functions.

                  3. operating parameters for each network element.

                  4. quality of service parameters.

         7.2.2.12. The status data available to the NMS shall include:

                  1. versions of network element software.

                  2. alarms.

                  3. events.

                  4. network status.

         7.2.2.13. The NMC shall support a scheduler to plan and co-ordinate long-term network changes.

         7.2.2.14. The NMC and SAN-OSS shall support scheduled configuration changes where the change is deferred to a selected time. The change process shall be as follows:

                  1. The NMC NMS shall centrally control the scheduling of
                     planned network configuration changes. Hence, the master schedule shall be maintained and stored by the NMC.

                  2. It shall be possible to submit a change to the NMC in order that it can be scheduled via electronic or manual means.

                  3. The NMC NMS shall notify in advance, the relevant SAN-OS of planned scheduling changes which are applicable to that site. A record of this distribution shall be maintained at the NMC.

                  4. For each scheduled change, the following details shall be logged at the NMC:

                           a. Date/time when scheduled change was issued.

                           b. Date/time when scheduled change is planned to take
                              place.

                           c. Description of the change

                           d. Network element(s) involved in the change

                           e. Name of the authoriser

                           f. Reason why a scheduled change cannot be performed

                           g. Date/time when change was performed

                           h. Confirmation/result of change

                           i. Name of operator or software function initiating
                              the change

                  5. The SAN-OS shall record receipt of the schedule
                     notification from the NMC.


                                                                 Page 124 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                  6. The SAN-OS shall be responsible for informing the NMC NMS when scheduled changes cannot be satisfied within the time scales set (i.e. due to equipment failure, higher priority activities, etc.) such that re-scheduling can be undertaken.

                  7. The SAN-OS shall be responsible for instructing the
                     appropriate network element(s) to undertake the change (this is likely to be a manual process).

                  8. The network element should record each configuration change made as per reqt. 7.2.2.19.

                  9. The SAN-OS shall have the capability to request
                     configuration change event reports from the network elements.

                  10. The SAN-OS shall be responsible for informing the NMC NMS of the outcome of each scheduled change.

         7.2.2.15. The NMS shall perform validation checks on configuration changes before making the change.

         7.2.2.16. The NMS (pre/post) validation of configuration requests shall include receiving information on:

                  1. security checks.

                  2. parameter range checks.

                  3. checks to determine if the state change is possible given the current state of the network element being configured.

         7.2.2.17. The NMS shall handle any return status sent by the network element as a result of the configuration change.

         7.2.2.18. Each configuration change shall generate an event in the event log containing:

                  1. name of operator or software function initiating the
                     change.

                  2. name of authoriser

                  3. date and time of issuing the change.

                  4. date and time of actioning the change.

                  5. description of the change.

                  6. confirmation / result of change.

         7.2.2.19. The NMS shall allow the operator to examine configuration changes within the event log based on:

                  1. an interval of time.

                  2. a set of network element(s).

                  3. changes made by a specific operator.

         7.2.2.20. The NMS shall be able to assign priorities to each type of configuration change.

         7.2.2.21. The NMS shall allow additional installed, dimensioned and configured network elements to be added to the network without having to shutdown the system.

         7.2.2.22. The NMS shall provide a facility for maintaining time of day synchronism between network elements which require knowledge of system time of day.

7.3. FAULT MANAGEMENT

7.3.1. REQUIREMENTS FOR NEW ELEMENTS

         7.3.1.1. Section 7.3 covers general functionality to be located at the SAN-OSS and NMC. The functionality provided through the individual OAMs is described in Section 7.8. However, in the case of the development of new elements it is recommended that the requirements of this Section be taken into account.

7.3.2. GENERAL

         7.3.2.1. The NMS shall collect alarms generated by the network elements to determine device failures and/or service affecting conditions.

         7.3.2.2. The NMS shall be able to monitor and report miscellaneous alarm conditions at each site, such as temperature, humidity, building alarms.

         7.3.2.3. Alarms shall be categorised into four levels of severity; Critical, Major, Minor, Warning.

         7.3.2.4. The NMS shall be responsible for assigning alarm severities to alarms generated by network elements.

         7.3.2.5. Each alarm shall have the following states:

                  1. raised.

                  2. cleared.


                                                                 Page 125 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                  3. acknowledged by the operator.

         7.3.2.6. The NMS shall have a facility for acknowledging multiple alarms using a single operation.

         7.3.2.7. The following sets of alarms shall be highlighted to the operator:

                  1. new alarms which have been present in the system for a
                     period of time as specified by the operator.

                  2. alarms which have been acknowledged, but not been cleared for a minimum period of time as specified by the operator.

         7.3.2.8. It shall be possible to bring alarms to the attention of the Operator via various means such as (flashing text / icons, audibly, etc.).

         7.3.2.9. It shall be possible for the NMS to automatically upgrade the severity of alarms (alarm escalation), depending on factors such as persistence. The operator shall also have the capability to manually mark alarms for escalation.

         7.3.2.10. All alarms shall contain the following information:

                  1. unique object alarm identifier.

                  2. date and time of when the alarm was
                     raised/cleared/acknowledged.

                  3. alarm description.

                  4. source of the alarm.

                  5. fault location details.

         7.3.2.11. All alarm state changes shall be logged to an alarm history database.

         7.3.2.12. The NMS shall allow the operator to examine the alarm database using search criteria such as:

                  1. range of times.

                  2. source of alarms.

                  3. specific alarm.

         7.3.2.13. To reduce the amount of traffic between sites the NMS shall allow the operator to specify alarm filters.

         7.3.2.14. The NMS shall provide a GUI style editor to allow the operator (with the necessary authorisation) to change:

                  1. alarm threshold definitions.

                  2. alarm filtering between sites.

                  3. alarm attentional and reporting attributes (e.g.
                     enable/disable beeping, switch on/off flashing, enable/disable reporting to event log, enable/disable reporting to printer/file, etc.).

7.3.3. ALARM ANALYSIS

         7.3.3.1. The NMS shall be able to determine the fault location based on alarms raised, the fault location information contained within each alarm and from the diagnostics test processes in place.

         7.3.3.2. Fault location shall isolate the fault to a replaceable unit.

         7.3.3.3. The identified unit shall be linked to a physical location.

         7.3.3.4. The NMS shall support the establishment of alarm thresholds whereby the operator can configure the system to generate a higher level alarm based on a number of specified lower level alarms.

         7.3.3.5. The NMS shall perform alarm correlation at the NMC and SAN-OSS to identify faults and service affecting conditions within the system.

         7.3.3.6. The result of the alarm analysis shall be any or all of the following:

                  1. an action to initiate automatic recovery.

                  2. an audible alert at a specified location.

                  3. an additional alarm which can initiate additional actions.

                  4. generation of a trouble ticket.

7.3.4. TROUBLE TICKET MANAGEMENT

         7.3.4.1. The NMS shall provide a facility for the operator to generate Trouble Tickets for detected faults or Customer / Operator complaints.

         7.3.4.2. Each trouble ticket shall be tracked by recording details such as:

                  1. Trouble Ticket number

                  2. Day and time of alarm/reported fault

                  3. Location of alarm/reported fault


                                                                 Page 126 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                  4. Equipment identification

                  5. object name

                  6. Probable cause

                  7. Description

                  8. severity

                  9. Processing priority

                  10. Issued by

                  11. Assigned to

                  12. Primary contact

                  13. Secondary contact

                  14. Opened date/time

                  15. Dispatched date/time

                  16. Resolved date/time

                  17. Closed date/time

         7.3.4.3. Trouble ticket reports detailing all available information associated with that ticket shall be generated at the specified reporting period while the trouble ticket remains active or on an operators request. Trouble Tickets may be generated manually or automatically. Attachments may be added to Trouble Tickets.

7.4. PERFORMANCE MANAGEMENT

7.4.1. REQUIREMENTS FOR NEW ELEMENTS

         7.4.1.1. Section 7.4 covers general functionality to be located at the SAN-OSS and NMC. The functionality provided through the individual OAMs is described in Section 7.8. However, in the case of the development of new elements it is recommended that the requirements of this Section be taken into account.

7.4.2. GENERAL

         7.4.2.1. The NMS shall allow the operator to access performance management functions as defined in the OAM interface specifications in Sections 7.8.

         7.4.2.2. The NMS shall allow the operator to set thresholds for each performance criterion.

         7.4.2.3. The NMS shall raise an alarm whenever a performance threshold has been exceeded.

         7.4.2.4. The NMS shall be able to support Trend Analysis.

         7.4.2.5. The NMS shall routinely produce a top level performance report summarising QoS performance and network criteria (e.g. equipment availability, trouble tickets processed etc.)

7.4.3. NETWORK TRAFFIC MANAGEMENT

         7.4.3.1. NMS shall support user traffic supervision (i.e. to have a clear overview of the network alarms status from a traffic management point of view), traffic analysis (i.e. to analyse the cause and origin of traffic disturbances detected by the traffic supervision function), traffic control (i.e. to re-route and to restrict traffic in the network) for the elements within the ICONET for which ICO has full control (e.g. switch, TNM, SBS, etc.).

7.5. SECURITY MANAGEMENT

7.5.1. REQUIREMENTS FOR NEW ELEMENTS

         7.5.1.1. Section 7.5 covers general functionality to be located at the SAN-OSS and NMC. The functionality provided through the individual OAMs is described in Section 7.8. However, in the case of the development of new elements it is recommended that the requirements of this Section be taken into account.

7.5.2. GENERAL

         7.5.2.1. NMS security shall encompass access control measures to be provided by the NMS to manage, control and monitor access to the DCN and to the ICONET via the NMS (namely the NMC, LINK-OS, NODE-OS, SAN-OS and individual network elements).


                                                                 Page 127 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


         7.5.2.2. Within the NMS facilities shall be provided at the respective MMIs to enable the creation, deletion and configuration of operator user groups, user names and individual passwords.

         7.5.2.3. Individual access to the NMS shall be user and password controlled.

         7.5.2.4. It shall be possible to establish user groups (e.g. administrator, supervisor, general operator, etc.) with specific privileges in order to control group and/or individual access to specific operations, functions, configurations and applications.

         7.5.2.5. It shall be possible for authorised personnel to delete individual user access (e.g. when a staff member leaves, etc.).

         7.5.2.6. The password mechanism shall incorporate a facility for the automatic ageing.

         7.5.2.7. The NMS shall raise an alarm to the appropriate management layer for failed log-in attempts which exceed a pre-set rate.

         7.5.2.8. All user accesses to the NMS shall be logged. Where possible, details recorded shall include the user identification and point of access.

         7.5.2.9. During a log-in session, the system shall record the start/end times and the elements accessed (in the case where user privileges allow immediate access to a number of network elements).

         7.5.2.10. If operators or the NMS detects an unauthorised access or attempt then the NMS system shall:

                  1. Raise an alarm to the appropriate management layer.

                  2. Attempt to lock out the work station. If lock-out is
                     possible then it shall be possible for an operator with the necessary privilege to unlock it at a later time.

                  3. Record all available information on the call/caller and disconnect the call for dial-in connections.

         7.5.2.11. At each TINS, computer routine security and system administration facilities shall be available. Typically, this shall include:

                  1. Guarding against file and disk computer viruses which are commercially recognised.

                  2. Monitoring, re-formatting and repairing disk space (e.g.
                     due to file fragmentation, etc.).

                  3. Protecting individual files and directories.

                  4. Recording last directory and file accesses through the
                     applications program.

         7.5.2.12. It shall be possible for a User to undertake a NMS security audit trail for a specified:

                  1. User Group

                  2. User

                  3. Time period.

         7.5.2.13. The NMS shall produce a routine report covering security aspects (e.g. number of log-ins, viruses detected, security alarms, etc.).

         7.5.2.14. The NMC shall provide key management, control and distribution for use in the DCN. The key management shall be provided by a highly secure portion of the NMC. (F/R)

7.6. ACCOUNTING MANAGEMENT

         7.6.1. There are no NMS requirements for Accounting Management except for the receipt of CDR files, when required, from the ADC.

7.7. SECTION NOT USED

7.8. OPERATIONS AND MAINTENANCE INTERFACE REQUIREMENTS

7.8.1. GENERAL

         7.8.1.1. This section describes the functionality which is to be made available to the NMS by the various network elements within the ICO system.

         7.8.1.2. Included for each OAM are the minimum acceptable parameters that will be collected from a Fault, Configuration and Performance Management perspective.

         7.8.1.3. In practice the functionality made available to the various NMS operator stations, through Security Management of the NMS, will vary depending on the operational requirements of each station. The NMC, for example, will require more of a global view of the system whereas at the SAN a more detailed view is required for the day to day maintenance and operations of network elements.


                                                                 Page 128 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


         7.8.1.4. The OAM interfaces in this section have been divided up based on the various network elements. This does not imply that each network element will have its own OAM interface. For example the TNM OAM interface may handle both the TMN and DCN.

         7.8.1.5. The ICO system is to be designed with both expandability and interoperability in mind. Therefore, the NMS architecture employed must be capable of allowing additional network elements to be added with the minimum of network interruption. For these reasons then individual network element OAMs shall adhere to the following general requirements:

         7.8.1.6. Any communication interfaces, protocols, man machine interfaces, operating systems, databases, programming languages or development/application tools required for the network element OAM shall have the following basic features (as appropriate):

                  1. be controlled by an industry standard.

                  2. be commercially available with product support.

                  3. be consistent with open systems concepts.

                  4. be supported by major hardware and software platforms.

                  5. be multiprocessing.

                  6. be compatible between the client and server.

                  7. be compatible with the NMC and SAN network management
                     structure as far as is practical.

         7.8.1.7. Any exceptions to these (e.g. due to the re-use of existing equipment, etc.) shall be highlighted to ICO. For new elements then any exceptions will need to be approved by ICO.

         7.8.1.8. In general, separate OAM MMIs should be minimised (i.e. integrated into the SAN MMI). However, if a separate MMI is produced, then it shall be possible to initiate from the main SAN-OSS workstations.

7.8.2. SATELLITE RESOURCE MANAGEMENT CENTRE

7.8.2.1. GENERAL REQUIREMENTS

         7.8.2.1.1. The NMS shall encompass:

                  1. SRMC equipment, associated software, processing, monitoring and control.

                  2. Error free and confirmed resource management data
                     distribution.

         7.8.2.1.2. The SRMC OAM interface shall provide access to backup and restoration procedures associated with the SRMC equipment.

         7.8.2.1.3. The SRMC OAM interface shall provide the following software upgrade facilities:

                  1. download new versions of software from the NMS.

                  2. replace the current version of software with the new
                     version.

                  3. replace the current version of software with the previous version.

                  4. extract existing software version information for the three versions of software.

7.8.2.2. CONFIGURATION MANAGEMENT

         7.8.2.2.1. The SRMC OAM interface shall provide a facility for the SRMC to supply status to the NMS.

         7.8.2.2.2. The SRMC OAM interface shall forward SRMC events to the NMS.

         7.8.2.2.3. The SRMC OAM interface shall allow the NMS to:

                  1. configure SRMC event parameters.

                  2. initiate archiving of the SRMC event data.

                  3. purge SRMC event data.

                  4. access SRMC event data.

         7.8.2.2.4. The SRMC OAM interface shall provide access to parameters requiring configuration by the NMS.

7.8.2.3. FAULT MANAGEMENT

         7.8.2.3.1. The SRMC OAM interface shall forward the raising and clearing of SRMC alarms to the NMS, including the following:

                  1. Communication alarms.

                  2. Equipment alarms.

                  3. Processing error alarms.

         7.8.2.3.2. Each SRMC alarm forwarded to the NMS shall contain:

                  1. an object identifier unique to the SRMC.

                  2. date and time of when the alarm was raised or cleared.


                                                                 Page 129 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                  3. alarm description.

                  4. alarm severity.

                  5. source of the alarm for the purpose of fault location.

         7.8.2.3.3. The SRMC OAM interface shall allow the NMS to:

                  1. configure SRMC alarm parameters.

                  2. initiate archiving of the SRMC alarm data.

                  3. purge SRMC alarm data.

                  4. access SRMC alarm data using filters supplied by the NMS.

         7.8.2.3.4. In the event of single or multiple satellite and/or SAN failure, the NMS shall have the capability to, within a 2 to 3 hour time-frame:

                  1. re-run SRMC software to regenerate Burst-time frequency plans and channelisation plans for the available system.

                  2. [distribute and configure the system with the updated BTFPs and channelisation plans.]

7.8.2.4. PERFORMANCE MANAGEMENT

         7.8.2.4.1. The SRMC OAM interface shall allow the NMS to:

                  1. configure SRMC performance parameters.

                  2. initiate archiving of the SRMC performance data.

                  3. purge SRMC performance data.

                  4. access SRMC performance data using filters supplied by the
                     NMS.

                  5. configure periodic transfer of SRMC performance data to the
                     NMS using filters.

7.8.2.5. SECURITY MANAGEMENT

         7.8.2.5.1. The SRMC OAM interface shall provide access control facilities to all SRMC OAM interface functionality. As a minimum, the SRMC shall distinguish between two level user categories:

                  1. Network Engineer/Planners responsible for the verification and management of the planning process.

                  2. Network Operators who require to monitor and distribute data only.

7.8.3. SATELLITE CONTROL CENTRE

7.8.3.1. GENERAL REQUIREMENTS

         7.8.3.1.1. The NMC/SRMC shall receive satellite orbital data from the SCC for use in generating satellite resource management data.

         7.8.3.1.2. An interface between the SCC and NMC shall be provided for the forwarding of various SCC generated faults and alarm conditions. This interface shall also be used for the delivery of files containing information such as satellite orbital data to the NMS for subsequent distribution.

         7.8.3.1.3. The interface and protocols shall follow the industry standards.

7.8.3.2. CONFIGURATION MANAGEMENT

         7.8.3.2.1. The NMS shall store and record data files passed from the SCC from a version controlled perspective.

7.8.3.3. FAULT MANAGEMENT

         7.8.3.3.1. The SCC OAM interface shall forward the raising and clearing of communication SCC alarms to the NMS Critical SCC (space segment) alarms shall also be forwarded to the NMC.

7.8.3.4. PERFORMANCE MANAGEMENT

         7.8.3.4.1. None.

7.8.3.5. SECURITY MANAGEMENT

         7.8.3.5.1. None.


                                                                 Page 130 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


7.8.4. NODE OPERATIONS SYSTEM

7.8.4.1. GENERAL REQUIREMENTS

         7.8.4.1.1. The NODE-OS (encompassing the TMOS system) shall handle all network management functionality relating to the network elements directly under its control. Only alarm information is forwarded from the NODE-OS (and its lower network elements) to the higher level NMS.

         7.8.4.1.2. The NODE-OS architecture shall support:

                  1. centralised MSSC/MM OAM at the NMC and back-up NMC with control at the NMC and the back-up NMC.

                  2. monitoring information shall be transmitted to both OAM systems in the centralised option.

                  3. a semi-distributed architecture with MSSC/MM OAM at the
                     NMC, B-NMC and specified SANs.

                  4. a fully distributed architecture with OAM at every SAN.

         7.8.4.1.3. There shall be no functionality impact when migrating away from the initial centralised architecture.

         7.8.4.1.4. For the purposes of this requirement specification, the NODE-OS shall encompass the management of the following network elements:

                  1. MSSC which includes the VLR and SS7 switch based reported faults

                  2. Short Messaging Service Centre (SMSC) (OPTION)

                  3. HLR

                  4. AuC

                  5. EIR

                  6. ILR (OPTION)

                  7. IN (F/R)

         7.8.4.1.5. Management functions, functional entities and objects required for the VLR/HLR/MSSC/EIR/AUC shall comply with GSM 12.02 as far as is possible.

         7.8.4.1.6. The NODE-OS OAM shall provide access to backup and restoration procedures associated with the managed elements.

         7.8.4.1.7. The NODE-OS OAM shall provide the following software upgrade facilities:

                  1. download new versions of software from the NODE-OS.

                  2. replace current version software with minor updates, if needed (e.g. error fixes, etc.). In the event of a complete replacement of the current software with a new or previous version then this will be ordered from the NODE-OS using data stored by the switch.

                  3. extract existing software version information for the three versions of software.

         7.8.4.1.8. The GSM Series 12 shall be applied to the maximum extent possible for interoperability purposes. This shall include aspects such as managed object class definitions, class hierarchies and standard network management functionality.

         7.8.4.1.9. Relevant TMN standards as called up by the GSM Series 12 standards shall be applied to the maximum extent possible.

         7.8.4.1.10. Relevant CCITT X.700 standards as called up by the GSM Series 12 standards shall be applied to the maximum extent possible.

         7.8.4.1.11. Objects shall be specified using standard GDMO definitions where possible for managed objects.

         7.8.4.1.12. The MMI shall follow recognised industry standards.

         7.8.4.1.13. The NODE-OS shall manage the satellite/cellular interworking function and provide fraud detection information from a network management perspective as described in Section 4.8 and 5.5, respectively.

7.8.4.2. CONFIGURATION MANAGEMENT

         7.8.4.2.1. GSM 12.06 shall be adopted where possible for network and service configuration management.

         7.8.4.2.2. A command handling application shall be available to enable the operator to:

                  1. open a command session window for sending commands to an external network element and for presentation from the network element.

                  2. display delayed responses in a separate window (i.e.
                     responses to a command that arrives at a later stage).


                                                                 Page 131 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                  3. receive and display in a separate window spontaneous
                     reports (i.e. events initiated by an network element).

                  4. create a command file (i.e. sequence of commands used in the communication with an network element).

                  5. support shell scripts in a way similar to the command
                     files.

                  6. activate command files and shell scripts at a specified time.

                  7. provide a command line interface in order that other
                     applications can be interfaced to the command handling functions.

                  8. log all commands sent and responses returned.

                  9. set for a selected command a specific warning, confirmation or guiding text that will then be displayed to the user of the network element.

         7.8.4.2.3. A file transfer and management facility shall be provided to enable:

                  1. File transfer from a connected network element to the
                     NODE-OS.

                  2. Various file transfer options to be supported (e.g.
                     spontaneous file output, requested. file output, notification-initiated requested file output).

                  3. scheduling of file transfers

                  4. The operator to define subscriptions to files on behalf of external devices (i.e. to make sure that files are sent from NODE-OS to the specific OS on a regular basis)

                  5. Automatic post-processing of files received in the NODE-OS file store

                  6. The process of transferring a file independently of the user interface.

                  7. On-going file transfers to be restarted, in case of a
                     reboot of the NODE-OS.

                  8. file transfers to remain after a system restart.

                  9. A NODE-OS alarm to be issued for each file transfer that is unsuccessful.

                  10.A confirmation to be given for each file successfully
                     transferred.

         7.8.4.2.4. The NODE-OS shall encompass an application to create and manage the management information base. This application shall support the:

                  1. creation, deletion and the property change of a Managed
                     Object (MO).

                  2. heartbeat supervision.

                  3. alarm supervision.

7.8.4.3. FAULT MANAGEMENT

         7.8.4.3.1. The NODE-OS OAM interface shall forward alarm and event information from the network elements (hardware and software) to the higher level NMS.

         7.8.4.3.2. Alarm information shall include:

                  1. MSSC/VLR alarms (including SS7 alarms from the switch).

                  2. SMSC alarms. (OPTION)

                  3. HLR alarms.

                  4. AuC alarms.

                  5. EIR alarms.

                  6. ILR alarms. (OPTION)

         7.8.4.3.3. Facilities shall be provided to allow the following from the NODE-OS OAM for fault information:

                  1. collection and storage

                  2. status monitoring

                  3. viewing

                  4. history handling

                  5. definition

                  6. correlation, filtering and re-classification

                  7. threshold setting

                  8. forwarding

                  9. diagnostics and testing

         7.8.4.3.4. Basic fault management facilities shall be provided at the NODE-OS to allow:

                  1. reception of alarms from various alarm adaptation units

                  2. alarm logging

                  3. updating of the current alarm context for any managed
                     object affected by a received alarm.

                  4. distribution of received alarms to a subscribing
                     presentation function.

                  5. information access for presentational purposes.


                                                                 Page 132 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                  6. Routing of alarms to different destinations. Specifically, routing to printers, files, mail and automatic acknowledgement function shall be supported.

         7.8.4.3.5. The NODE-OS shall support a graphical presentation function which shall provide:

                  1. A Network Status presentation: this shall provide the
                     status of the whole network or the status of a part of the network.

                  2. A display of the list of the new and active alarms.

                  3. the ability to get all available information about any of these alarms.

                  4. the ability to read and write comments on alarms.

                  5. the ability to acknowledge observation of new alarms.

                  6. the ability for the operator to find information about
                     active and old (cleared) alarms stored in the alarm log.

         7.8.4.3.6. The NODE-OS shall provide for alarm analysis. This shall support:

                  1. Analysis of the alarms retrieved through an graphical user interface.

                  2. Alarm analysis from the command line.

                  3. Input from either a file or standard input format for
                     routine program analysis.

                  4. the extension of the analysis function.

                  5. New analysis programs that perform new types of analysis

                  6. New alarm attributes that can be used in the analysis.

                  7. The ability for the operator to view operation and
                     maintenance documentation on a work station screen.

         7.8.4.3.7. (F/R) The NODE-OS shall support the conversion from text file alarms. This shall encompass:

                  1. The reception of alarms from regular files or named pipes.

                  2. The transformation of alarms into NODE-OS alarm records and the forwarding of alarm records to the LINK-OS.

                  3. The size of the file for incoming alarms.

                  4. The real time update of the list of known alarms.

         7.8.4.3.8. The NODE-OS shall encompass:

                  1. The automatic filtering and (correlation (F/R)) of alarms.

                  2. User expertise to be incorporated in the filtering and
                     (correlation (F/R)) of alarms.

                  3. The invoking of actions to automate routine correction
                     procedures and to collect more information from the network (F/R).

                  4. Suppression of secondary alarms upon confirmation of a
                     primary alarm (F/R).

         7.8.4.3.9. (F/R) The NODE-OS shall have online documentation to support the operations and maintenance of the switched network.

7.8.4.4. PERFORMANCE MANAGEMENT

         7.8.4.4.1. The NODE-OS shall collect performance measurement data from the network elements and databases.

         7.8.4.4.2. It shall be possible to generate performance summary reports on a daily, weekly and monthly basis.

         7.8.4.4.3. The NODE-OS shall include an application that measures and analyses certain events in order to provide quality indicators related to the performance of the network.

         7.8.4.4.4. Performance management features shall include:

                  1. performance data administration

                  2. measurement data collection and storage

                  3. performance data presentation

                  4. call tracing facilities

                  5. performance measurement data analysis reports

                  6. configurable thresholds for Measurement of performance
                     parameters

         7.8.4.4.5. It shall be possible to export performance reports and data into standard PC based applications for subsequent post-processing.

7.8.4.5. SECURITY MANAGEMENT

         7.8.4.5.1. The NODE-OS shall include compatible access security measures as have been specified for the LINK-OSS.

         7.8.4.5.2. The security features, mechanisms, procedures and objects shall be in accordance with GSM 12.03 where possible.

         7.8.4.5.3. The NODE-OS shall encompass a security facility to:


                                                                 Page 133 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                  1. Allow authority support to be used for administration of the authority database (i.e. that contains information on who is allowed to do what and when).

                  2. Provide log administration support in order to administer log tables.

7.8.4.6. MOBILE SATELLITE SWITCHING CENTRE / VISITOR LOCATION REGISTER

7.8.4.6.1. GENERAL DESCRIPTION

         7.8.4.6.1.1. The MSSC is an exchange which performs all of the switching and signalling functions for mobile stations located in the geographical area designated as the SAN serving area. The switching element also encompasses the reporting of SS7 alarm messages as seen by the switch. The VLR is further co-located within the same switch as the MSSC.

         7.8.4.6.1.2. From a network management perspective the MSSC is managed via the NODE-OS.

7.8.4.6.2. GENERAL REQUIREMENTS

         7.8.4.6.2.1. The MSSC OAM shall manage its elements through views that present a geographical layout of the actual network.

         7.8.4.6.2.2. The MSSC OAM shall comprise of a management platform that supports the Cellular Management System for GSM.

         7.8.4.6.2.3. The following functionalities shall be supported in the dialogue between the NODE-OS and the switch:

                  1. connection and association handling;

                  2. command and response communication to and from the switch, including

                  3. spontaneous report reception;

                  4. logging and authority control;

                  5. file administration;

                  6. file transfer;

                  7. event logging;

                  8. subscription handling, which is a general mechanism for distribution of files,

                  9. delayed responses, and spontaneous reports received from the switch.

7.8.4.6.3. CONFIGURATION MANAGEMENT

         7.8.4.6.3.1. Through the NODE-OS it shall be possible to configure:

                  1. MSSC/VLR equipment provisioning and assignment

                  2. MSSC/VLR parameter selection

                  3. MSSC/VLR equipment status selection (e.g., on-line or
                     standby)

                  4. remote trunk assignment and service assignment and
                     restriction

                  5. remote software overwrites and patches

                  6. Remote configuration of signalling links terminating on the switch

                  7. Remote bulk downloading of traffic and signalling routing information without disruption or degradation of service.

         7.8.4.6.3.2. Categories of message trunks that are to be managed shall include:

                  1. Inter-SAN trunks

                  2. Trunks from SANs to external switching elements such as:

                  3. National Satellite Access (NSA) Gateways

                  4. PSTN National Switching Centres

                  5. Other ICO internal network.

         7.8.4.6.3.3. It shall be possible to manage various categories of signalling links which terminate on ICO MSSCs (e.g. signalling transfer points, gateways, earth stations, network service control databases, etc.).

         7.8.4.6.3.4. It shall be possible to manage various categories of signalling links among STPs and network service control (e.g. inter-STP signalling links, STP to network service control database links, links between the ICO network and interfacing network providers).

         7.8.4.6.3.5. It shall be possible to maintain routing configuration data for calls and signalling messages (e.g. direct routing, transit routing for calls, etc.).

         7.8.4.6.3.6. Call routing options shall include:

                  1. Ordered route choices by call type (e.g.
                     originating/terminating)

                  2. Ordered route choices by class of service or travelling classmark

                  3. Ordered route choices with restrictions invoked by Network
                     Management


                                                                 Page 134 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                  4. Overflow route choices

                  5. Routes received from Network Service Control Databases

                  6. Dynamic routing choices

         7.8.4.6.3.7. Signalling message routing options shall include:

                  1. Message Transfer Part (MTP) routing for signalling messages by destination point code

                  2. Direct routing on primary link set

                  3. Optional shared load routing per Signalling Link Selection
                     Code

                  4. Restricted routing per Signalling Network Management

                  5. Sequenced routing options per Signalling Network Plan and
                     Structure.

                  6. Signalling Connection & Control Part (SCCP) signalling
                     message routing by Destination Point Code, Sub-system number, or Global Title

                  7. TCAP (Transaction Capability Application Part) messages

                  8. OMAP (Operations & Maintenance Application Part) messages

                  9. Other high-level signalling application part messages as appropriate.

         7.8.4.6.3.8. Destination for calls will be determined by translation types shall include:

                  1. MSSC translation

                  2. Network Service Control database translation.

         7.8.4.6.3.9. Configuration management data contained in the VLR shall include:

                  1. VLR control program updates

                  2. MSRN tables

                  3. TMSI tables

                  4. Database sizes.

         7.8.4.6.3.10. Software management shall be incorporated into the switching element. This shall enable:

                  1. The display of software properties for a selected network element to be supported.

                  2. The operator to search for a specific software unit or
                     program correction, among a selected set of network elements or in the complete network.

                  3. Comparison among software revisions of a selected set of
                     MSSC/VLR or the complete network shall be supported.

                  4. The information stored in the NODE-OS database to be
                     updated with the data of the MSSC/VLR.

                  5. the operator to set certain filters in the tool properties that restrict the scope of the database retrieving operations.

                  6. importing of files from input media.

                  7. Handling of a suitable file store.

                  8. Files to be loaded into the AXE file store, before
                     activation of software units.

                  9. software unit downloading (i.e. loading of software,
                     testing and activation)

                  10. Downloads of program correction command files shall be supported.

7.8.4.6.4. FAULT MANAGEMENT

         7.8.4.6.4.1. The NMS shall monitor the operational state of the MSSC/VLR.

         7.8.4.6.4.2. Test procedures shall be available to test the MSSC/VLR transactions as well as the communication to the MSSC/VLR.

         7.8.4.6.4.3. Alarms managed include the following:

                  1. MSSC/VLR Hardware fault alarms

                  2. Signalling Link alarms

                  3. Signalling Link Set alarms

                  4. Trunk and Trunk group alarms

                  5. PCM Circuit alarms

                  6. Failure of GSM interface links to the MSSC and other
                     systems

                  7. Signalling failures on GSM interface links

                  8. Excessive number of retries on GSM interface links

                  9. Excessive number of failed SMS attempts

                  10. Excessive number of failed HPN attempts

                  11. Automatic switchovers in response to hardware failure

                  12. Equipment failures without automatic switchovers

                  13. Database Update alarms

                  14. Automatic Database recovery initiated alarms


                                                                 Page 135 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                  15. Database threshold alarms

         7.8.4.6.4.4. The NODE-OS shall encompass an alarm adaptation facility. This shall encompass:

                  1. The reception of the alarms from all MSSCs currently
                     specified to be supervised in the NODE-OS information model.

                  2. setting of mandatory attributes and several optional
                     attributes in the Alarm Records.

                  3. the forwarding of created Alarm records to the Fault
                     Management Kernel.

                  4. The conversion of an MSSC alarm printout to an Alarm
                     Record.

                  5. A database consistency check. This shall be made to update the MSSC alarm information in NODE-OS after error situations.

                  6. The enabling/disabling of the AXE heartbeat supervision.

                  7. The setting of a heartbeat supervision interval.

                  8. The modification of the default values for mapping MSSC alarm class to perceived severity and to probable cause.

                  9. The modification of the default values for mapping MSSC
                     Alarm Category.

                  10. The update of the Probable Cause value set for a specific
                     Alarm Slogan.

                  11. The update of the MSSC specific problem list (Alarm
                     Slogans), of the MSSC Probable Cause List, and of the MSSC Event Type list.

                  12. The addition/removal of conversion rules for one or more
                     Alarm Slogans.

                  13. The update of input parameters to conversion rules.

7.8.4.6.5. PERFORMANCE MANAGEMENT

         7.8.4.6.5.1. A variety of performance data will be generated by the MSSC for reporting purposes. The exact types and formats will depend on the switch chosen but reporting shall include:

                  1. Traffic Reports

                  2. Destination Measurements Reports

                  3. Traffic Measurements for Mobile Calls

                  4. Holding Times/Call Volumes

         7.8.4.6.5.2. A variety of performance counts shall be kept by the MSSC. The exact types and formats will depend on the switch chosen but typical counts shall include:

                  1. TRAFFIC VOLUME DATA; traffic counts (attempts, completions)
                     on each trunk group and channel group and on each network component at regular time intervals, resulting in counts per time interval)

                  2. CUSTOMER BEHAVIOUR RELATED CALL FAILURE (e.g. counts of call disposition (Busy, Don't Answer, Customer not Available, etc.).

                  3. TRAFFIC FAILURES DUE TO SWITCHING; internal measurements of call (traffic) failures due to switching. In addition, signalling often identifies an inability to establish a call due to switch failure.

                  4. TRAFFIC FAILURES DUE TO SATELLITES; count of call failures due to satellite channel failure or poor quality provided by the switch (MSSC).

                  5. TRAFFIC FAILURES DUE TO TRUNKING; count of call failures due to trunk failure or poor quality provided by the switch
                     (MSSC).

                  6. BLOCKED CALLS; counts of blocked call (No Circuit counts).

                  7. INTERRUPTED CALLS; detect any call lost without a customer generated disconnect.

                  8. CALL SET-UP TIME (post-dial delay); Call set-up time
                     provided by the switching systems and through measured test calls.

                  9. CALL HOLDING TIME; all holding time by service type, trunk group, and time and date.

         7.8.4.6.5.3. A variety of performance parameter measurements shall be recorded by the MSSC/VLR and these shall be agreed in liaison with ICO during the requirements phase. However, typical parameters shall include:

                  1. Mobile Originated Call Measurements (e.g. attempted calls, successful calls, etc.)

                  2. Mobile Terminated Call Measurements (e.g. attempted calls, successful calls, etc.)

                  3. emergency calls (e.g. number answered, etc.)

                  4. Call set-up measurements

                  5. inter MSSC handover measurements

                  6. Other call related measurements (e.g. TMSI subscriber
                     transactions on MM layer, attempted TMSI re-allocations, IMSI detached procedures, etc.)

                  7. Peak hour measurements


                                                                 Page 136 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                  8. Load measurements

                  9. HLR-VLR measurements (e.g. attempted intra/inter VLR
                     location updates, etc.)

                  10. traffic volume data per geographical area.

         7.8.4.6.5.4. The data collection for Statistic and Traffic Measurement shall be supported.

         7.8.4.6.5.5. The data collection and presentation for the Traffic measurements on traffic routes, traffic types and geographical distribution shall be supported.

         7.8.4.6.5.6. The following functions shall be supported:

                  1. data compression;

                  2. data deletion;

                  3. data backup-handling.

                  4. The generation of reports, once data has been collected and inserted into the database, shall be supported.

         7.8.4.6.5.7. The following four types of scripts for different functions shall be supported:

                  1. command scripts;

                  2. command response scripts;

                  3. file normalisation scripts;

                  4. report scripts.

         7.8.4.6.5.8. The administration of measurements (e.g. list of measurements, deletion of measurements) shall be supported.

         7.8.4.6.5.9. The data reception and storage shall be supported.

         7.8.4.6.5.10. The extended administration of measurements with creation of measurements via the Graphic User Interface shall be supported.

         7.8.4.6.5.11. The performance measurements measured by the MSSC and available through the NODE-OS OAM interface shall include the information to allow the calculation of:

                  1. total call holding time categorised by (UT location, F/R), mobile-originated or mobile-terminated, (service type, F/R), time and day.

                  2. total call counts (attempts and completion) categorised by
                     (UT location, F/R), mobile-originated, mobile-terminated, (service type, F/R), time and day.

         7.8.4.6.5.12. The interval and resolution of measurements shall be chosen so that the measurements data can be efficiently utilised for traffic planning at the SRMC.

         7.8.4.6.5.13. Performance measurements recorded by the MSSC/VLR shall be made available through the NODE-OS OAM interface for the purpose of further analysis and predictions in Traffic Planning at the SRMC.

7.8.4.6.6. SECURITY MANAGEMENT

         7.8.4.6.6.1. None

7.8.4.7. IGF MESSAGING PLATFORM (OPTION)

7.8.4.7.1. GENERAL DESCRIPTION

         7.8.4.7.1.1. The IGF Messaging Platform is composed of a number of messaging nodes to be deployed in the ICONET to deliver the service requirements of Section 4.5 of the IGF Requirements.

7.8.4.7.2. GENERAL REQUIREMENTS

         7.8.4.7.2.1. The IGF Messaging Platform shall provide an OAM facility adhering to a recognised MMI standard.

         7.8.4.7.2.2. From the OAM facility it shall be possible to interrogate, monitor, control and modify the IGF Messaging Platform environment.

         7.8.4.7.2.3. The IGF Messaging Platform shall support multi-access for OAM operations.

         7.8.4.7.2.4. The IGF Messaging Platform shall support an interface to the NODE-OS at the NMC/B-NMC and (remote) SAN.

         7.8.4.7.2.5. The NODE-OS IGF Messaging Platform interface shall enable interaction via a standardised and recognised management protocol and interface.

         7.8.4.7.2.6. From the NODE-OS, it shall be possible to perform operations (that can be done from a local Messaging Node) on multiple messaging nodes to ensure node consistency.

         7.8.4.7.2.7. The NODE-OS shall have sufficient capacity to manage capacity enhancements to the IGF Messaging Platform in the future.

         7.8.4.7.2.8. It shall be possible for the OAM facility to accommodate additional future agent software to support new messaging services to be delivered by the IGF Messaging Platform.


                                                                 Page 137 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


         7.8.4.7.2.9. It shall be possible to obtain statistical and performance reports on the IGF Messaging Platform via the OAM. Typical these reports will cover traffic, subscriber and message activity.

7.8.4.7.3. CONFIGURATION MANAGEMENT

         7.8.4.7.3.1. It shall be possible to log into the IGF Messaging Platform for OAM operations:

                  1. Locally from a dedicated OAM terminal at the messaging node site.

                  2. Remotely from the SAN (via the NODE-OS Terminal)

                  3. Remotely from the NMC (if the IGF Messaging Platform is not sited at the NMC), via the NODE-OS.

         7.8.4.7.3.2. The IGF Messaging Platform OAM interface shall provide a facility for the messaging nodes to supply status information to the NODE-OS. Typical status information is required of the current hardware and software configuration of each of the messaging nodes (namely, processing subsystem, storage subsystem, front-end subsystem, OAM subsystem, database management system).

         7.8.4.7.3.3. It shall be possible to configure specific failure event conditions for reporting to the NODE-OS.

         7.8.4.7.3.4. The IGF Messaging Platform shall support the following functions in relation to the interface to the NODE-OS:

                  1. Conversion of the received IGF Messaging Platform alarms to
                     NODE-OS format

                  2. Synchronisation of NODE-OS alarm information with the MC alarm information.

         7.8.4.7.3.5. It shall be possible to configure IGF Messaging Platform thresholds and settings (e.g. system database settings, parameters, etc.).

         7.8.4.7.3.6. It shall be possible to log configuration changes (e.g. database modification, parameter adjustments, etc.).

         7.8.4.7.3.7. It shall be possible for the IGF Messaging Platform to support remote installation of upgraded software for each Messaging Node.

7.8.4.7.4. FAULT MANAGEMENT

         7.8.4.7.4.1. The NODE-OS shall manage the alarms generated by the IGF Messaging Platform.

         7.8.4.7.4.2. Typical alarms reported shall include:

                  1. Equipment alarms

                  2. Software processing alarms

                  3. Communication alarms

                  4. Database alarms (e.g. update, recovery, threshold
                     violation, etc.)

                  5. IGF Messaging Platform service failures (e.g. voice mail, data, etc.)

                  6. Message validation failures

                  7. Signalling errors

                  8. Excessive number of SMS retries

                  9. Storage/Retrieval errors.

         7.8.4.7.4.3. The IGF Messaging Platform OAM shall maintain an event log for local error and event messages.

         7.8.4.7.4.4. It shall be possible to filter event log(s) using pre-defined and/or custom filters.

7.8.4.7.5. PERFORMANCE MANAGEMENT

         7.8.4.7.5.1. A variety of performance parameter measurements shall be recorded concerning the IGF Messaging Platform and these shall be agreed with ICO during the requirements phase. However, typical parameters shall include:

                  1. Overall attempted/successful mobile originating short
                     message forwarding

                  2. Overall attempted/successful mobile terminating short
                     message forwarding

                  3. Attempted/successful mobile originating messages per
                     service type (i.e. voice, data, etc.)

                  4. Attempted/successful mobile terminating messages per
                     service type

                           a) Short messages per time period

                           b) No of stored messages to be distributed

                           c) No of notification messages received

                           d) Message buffer lengths


                                                                 Page 138 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


7.8.4.7.6. SECURITY MANAGEMENT

         7.8.4.7.6.1. It shall be possible to limit access to the IGF Messaging Platform via a login/password control mechanism.

         7.8.4.7.6.2. This access control facility shall be configurable.

         7.8.4.7.6.3. It shall be possible to log all operator activities towards the IGF Messaging Platform exchange.

7.8.4.8. HOME LOCATION REGISTER

7.8.4.8.1. GENERAL DESCRIPTION

         7.8.4.8.1.1. The HLR is a database where subscriptions are defined with the IMSI and MSISDN number(s) attached. Attributes belonging to each subscription (categories, supplementary services, basic telecommunications services, locations) are also identified here. Authentication triplets requested from the AuC are also stored here.

7.8.4.8.2. GENERAL REQUIREMENTS

         7.8.4.8.2.1. Management functions, functional entities and objects required from the HLR shall be as defined in GSM 12.02 as far as is possible.

         7.8.4.8.2.2. The following functionalities shall be supported in the dialogue between the NODE-OS and the switch:

                  1. connection and association handling;

                  2. command and response communication to and from the switch, including spontaneous report reception;

                  3. logging and authority control;

                  4. file administration;

                  5. file transfer;

                  6. event logging;

                  7. subscription handling, which is a general mechanism for distribution of files, delayed responses, and spontaneous reports received from the switch.

7.8.4.8.3. CONFIGURATION MANAGEMENT

         7.8.4.8.3.1. The HLR shall contain the following (minimum) information:

                  1. The users international mobile subscriber number (IMSI), which corresponds to that contained in their Subscriber Identify Module (SIM)

                  2. Subscribers MSISDN

                  3. Supplementary services that have been authorised

                  4. The users home gateway

                  5. The location of the users current VLR.

         7.8.4.8.3.2. Software management shall be incorporated into the HLR element. This shall enable:

                  1. The display of software properties for a selected network element to be supported.

                  2. The operator to search for a specific software unit or
                     program correction, among a selected set of network elements or in the complete network.

                  3. Comparison among software revisions of a selected set of
                     HLR or the complete network shall be supported.

                  4. The information stored in the NODE-OS database to be
                     updated with the data of the HLR.

                  5. the operator to set certain filters in the tool properties that restrict the scope of the database retrieving operations.

                  6. importing of files from input media.

                  7. Handling of a suitable file store.

                  8. Files to be loaded into the AXE file store, before
                     activation of software units.

                  9. software unit downloading (i.e. loading of software,
                     testing and activation).

                  10. Downloads of program correction command files shall be supported.

7.8.4.8.4. FAULT MANAGEMENT

         7.8.4.8.4.1. The NODE-OS shall monitor the operational state of the HLR.

         7.8.4.8.4.2. Test procedures shall be available to test the HLR transactions as well as the communication to the HLR.


                                                                 Page 139 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


         7.8.4.8.4.3. Alarms to be managed shall include:

                  1. HLR Hardware Fault alarms

                  2. Signalling Link Set alarms

                  3. Signalling Link Set alarms

                  4. Database Update alarms

                  5. Automatic Database recovery initiated alarms

                  6. Database threshold alarms

                  7. Signalling failures on GSM interface links

                  8. Excessive number of retries on GSM interface links

                  9. Threshold Alarms

         7.8.4.8.4.4. The NODE-OS shall encompass an alarm adaptation facility. This shall include:

                  1. The reception of the alarms from the HLR currently
                     specified to be supervised in the NODE-OS information model.

                  2. setting of mandatory attributes and several optional
                     attributes in the Alarm Records.

                  3. the forwarding of created Alarm records to the Fault
                     Management Kernel.

                  4. The conversion of an HLR alarm printout to an Alarm Record.

                  5. A database consistency check. This shall be made to update the HLR alarm information in NODE-OS after error situations.

                  6. The enabling/disabling of the AXE heartbeat supervision.

                  7. The setting of a heartbeat supervision interval.

                  8. The modification of the default values for mapping HLR
                     alarm class to perceived severity and to probable cause.

                  9. The modification of the default values for mapping HLR
                     Alarm Category.

                  10. The update of the Probable Cause value set for a specific
                     Alarm Slogan.

                  11. The update of the HLR specific problem list (Alarm
                     Slogans), of the HLR Probable Cause List, and of the HLR Event Type list.

                  12. The addition/removal of conversion rules for one or more
                     Alarm Slogans.

                  13. The update of input parameters to conversion rules.

7.8.4.8.5. PERFORMANCE MANAGEMENT

         7.8.4.8.5.1. The HLR shall report:

                  1. transaction load and response time

                  2. database size

                  3. update and query failure rates

                  4. service activation time.

         7.8.4.8.5.2. A variety of performance parameter measurements shall be recorded concerning the HLR and these shall be agreed in liaison with ICO during the requirements phase. However, typical parameters shall include:

                  1. Subscription activity/profile measurements

                  2. Number of Attempted/successful user location updates

                  3. Attempted/successful request for MSRN

                  4. Number of added subscribers by time period.

7.8.4.8.6. SECURITY MANAGEMENT

         7.8.4.8.6.1. None

7.8.4.9. AUTHENTICATION CENTRE / EQUIPMENT IDENTIFICATION REGISTER

7.8.4.9.1. GENERAL DESCRIPTION

         7.8.4.9.1.1. The AuC network element stores data for each mobile subscriber to allow the international mobile subscriber identity to be authenticated and to allow communication over the radio path between the mobile station and the network to be ciphered. The AuC is responsible for providing the authenticating keys for authorising ICO subscribers access to the ICONET

         7.8.4.9.1.2. The EIR provides a global repository for the data required to validate the user terminal. It supports the detection of illegal or cloned equipment (white list), the detection of stolen equipment (black list) and the monitoring of faulty equipment (grey list).


                                                                 Page 140 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


7.8.4.9.2. GENERAL REQUIREMENTS

         7.8.4.9.2.1. Management functions, functional entities and objects required from the EIR/AUC shall be as defined in the Ericsson SoC to GSM 12.02.

7.8.4.9.3. CONFIGURATION MANAGEMENT

         7.8.4.9.3.1. The EIR shall maintain the following lists of user terminal IMEIs:

                  1. White List.   These are ranges of "normal" devices,
                                   authorised to make calls on the network.

                  2. Grey List.    These devices are "suspect" numbers.

                  3. Black List.   IMEIs on the black list are either stolen,
                                   suspended for non-payment or are faulty
                                   devices. They are forbidden to make calls on the ICO network.

         7.8.4.9.3.2. It shall be possible to set up a connection from the NODE-OS to the AuC/EIR.

         7.8.4.9.3.3. It shall be possible to forward a command to the AuC/EIR and to receive the respective response.

         7.8.4.9.3.4. It shall be possible to interrupt the reception of the current response.

         7.8.4.9.3.5. It shall be possible to handle disconnection from the remote system.

         7.8.4.9.3.6. The authority check on connections as well as on commands shall be performed.

7.8.4.9.4. FAULT MANAGEMENT

         7.8.4.9.4.1. The NODE-OS shall monitor the operational state of the Local EIR/AuC.

         7.8.4.9.4.2. Test procedures shall be available to test the Local EIR/AuC transactions as well as the communication to the Local EIR.

         7.8.4.9.4.3. Alarms to be managed shall include:

                  1. Local AuC/EIR Hardware Fault Alarms

                  2. Database Update alarms

                  3. Automatic Database recovery initiated alarms

                  4. Database threshold alarms

                  5. Signalling failures on GSM interface links

                  6. Excessive number of retries on GSM interface links

                  7. Threshold Alarms.

         7.8.4.9.4.4. It shall be possible to receive at the NODE-OS all events originating from the AuC/EIR.

         7.8.4.9.4.5. The processing of the AuC/EIR events/alarms and the translation into NODE-OS event/alarm record format shall be supported.

         7.8.4.9.4.6. The setting of the mandatory attributes and of the optional attributes in the NODE-OS alarm record shall be supported.

         7.8.4.9.4.7. The connection to AuC/EIR shall be supervised.

7.8.4.9.5. PERFORMANCE MANAGEMENT

         7.8.4.9.5.1. The EIR shall report:

                  1. transaction load and response time

                  2. database size

                  3. transaction response time

                  4. service activation time

                  5. queries for unidentified equipment

                  6. counts and ratios of grey list and black list "hits" versus white list "hits."

         7.8.4.9.5.2. A variety of performance parameter measurements shall be recorded concerning the EIR and these shall be agreed in liaison with ICO during the requirements phase. However typical EIR Parameters shall include:

                  1. Number of total requests

                  2. Number of requests by MSSC

                  3. Number of "hits" by MSSC:

                           a) Black list

                           b) Grey list

                           c) White list

                  1. Minimum, average, and peak response times to requests from the MSSCs

                  2. Number of queries for unidentified equipment

                  3. Database size and percent utilisation


                                                                 Page 141 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                  4. Number of transmitted check IMEI request

                  5. Number of white answers in EIR

                  6. Number of grey answers in EIR

                  7. Number of black answers in EIR

                  8. Number of unknown IMEI answers

         7.8.4.9.5.3. The AuC shall report:

                  1. transaction load and response time

                  2. database size

                  3. transaction response time

                  4. counts and ratios of failed challenges versus accepted
                     challenges.

         7.8.4.9.5.4. A variety of performance parameter measurements shall be recorded concerning the AuC and these shall be agreed in liaison with ICO during the requirements phase.

         However typical AuC parameters shall include:

                  1. Total number of transactions per hour

                  2. Total number of transactions per hour per MSSC

                  3. Database size and percent space utilisation

                  4. Response times to test transactions

                  5. Counts and ratios of successful versus failed challenges.

7.8.4.9.6. SECURITY MANAGEMENT

         7.8.4.9.6.1. None

7.8.4.10. INTERWORKING LOCATION REGISTER (OPTION)

7.8.4.10.1. GENERAL DESCRIPTION

         7.8.4.10.1.1. The ILR forms part of the cellular/satellite interworking function which enables roaming of ICO subscribers between the ICONET and other cellular networks as described in Section 4. The ILR is a database which is based on the ICO HLR construct.

7.8.4.10.2. GENERAL REQUIREMENTS

         7.8.4.10.2.1. The following functionalities shall be supported in the dialogue between the NODE-OS and the switch:

                  1. connection and association handling;

                  2. command and response communication to and from the switch, including spontaneous report reception;

                  3. logging and authority control;

                  4. file administration;

                  5. file transfer;

                  6. event logging;

                  7. subscription handling, which is a general mechanism for distribution of files, delayed responses, and spontaneous reports received from the switch.

7.8.4.10.3. CONFIGURATION MANAGEMENT

         7.8.4.10.3.1. Software management shall be incorporated into the ILR element. This shall enable:

                  1. The display of software properties for a selected network element to be supported.

                  2. The operator to search for a specific software unit or
                     program correction, among a selected set of network elements or in the complete network.

                  3. Comparison among software revisions of a selected set of
                     ILR or the complete network shall be supported.

                  4. The information stored in the NODE-OS database to be
                     updated with the data of the ILR.

                  5. the operator to set certain filters in the tool properties that restrict the scope of the database retrieving operations.

                  6. importing of files from input media.

                  7. Handling of a suitable file store.

                  8. Files to be loaded into the AXE file store, before
                     activation of software units.

                  9. software unit downloading. (i.e. loading of software,
                     testing and activation)

                  10. Downloads of program correction command files shall be supported.


                                                                 Page 142 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


7.8.4.10.4. FAULT MANAGEMENT

         7.8.4.10.4.1. The NODE-OS shall manage the alarms generated by the SAN-OSS switches ILR subsystem.

         7.8.4.10.4.2. The NMC shall monitor the operational state of the ILR.

         7.8.4.10.4.3. Test procedures shall be available to test the ILR transactions as well as the communication to the ILR.

         7.8.4.10.4.4. Alarms to be managed shall include:

                  1. ILR Hardware Fault Alarms

                  2. Database Update alarms

                  3. Automatic Database recovery initiated alarms

                  4. Database threshold alarms

                  5. Signalling failures on GSM interface links

                  6. Excessive number of retries on GSM interface links

                  7. Threshold Alarms.

         7.8.4.10.4.5. The NODE-OS shall encompass an alarm adaptation facility. This shall include:

                  1. The reception of the alarms from all ILRs currently
                     specified to be supervised in the NODE-OS information model.

                  2. setting of mandatory attributes and several optional
                     attributes in the Alarm Records.

                  3. the forwarding of created Alarm records to the Fault
                     Management Kernel.

                  4. The conversion of an ILR alarm printout to an Alarm Record.

                  5. A database consistency check. This shall be made to update the ILR alarm information in NODE-OS after error situations.

                  6. The enabling/disabling of the AXE heartbeat supervision.

                  7. The setting of a heartbeat supervision interval.

                  8. The modification of the default values for mapping ILR
                     alarm class to perceived severity and to probable cause.

                  9. The modification of the default values for mapping ILR
                     Alarm Category.

                  10. The update of the Probable Cause value set for a specific
                     Alarm Slogan.

                  11. The update of the ILR specific problem list (Alarm
                     Slogans), of the ILR Probable Cause List, and of the ILR Event Type list.

                  12. The addition/removal of conversion rules for one or more
                     Alarm Slogans.

                  13. The update of input parameters to conversion rules.

7.8.4.10.5. PERFORMANCE MANAGEMENT

         7.8.4.10.5.1. The ILR shall report:

                  1. transaction load and response time

                  2. database size

                  3. update and query failure rates

                  4. service activation time.

         7.8.4.10.5.2. A variety of performance parameter measurements shall be recorded concerning the ILR and these shall be agreed in liaison with ICO during the requirements phase.

         However, typical parameters shall be as per the HLR.

7.8.4.10.6. SECURITY MANAGEMENT

         7.8.4.10.6.1. None.

7.8.4.11. INTELLIGENT NETWORK SYSTEM (F/R)

         7.8.4.11.1. The IN platform provides customised services for calls to/from both ICO subscribers and roamers within the ICONET.

         7.8.4.11.2. It consists of these network elements (in the following referred to as the IN systems): Service Switching Function (SSF), Intelligent Peripherals (IP), Service Control Point (SCP), Service Management Point (SMP), Service Creation Environment (SCE).

         7.8.4.11.3. Provisions shall be included for the operator to manage the IN systems adopted across the various ICONET elements. Such management shall encompass:

                  1. Fault Management - monitoring of IN systems (including
                     SMAS, SCP) shall be provided including alarm surveillance, alarm analysis. Fault detection, fault location and fault correction is required.

                  2. Alarm forwarding shall be supported from SMP/SCP to the
                     NODE-OS (F/R)


                                                                 Page 143 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                  3. Configuration Management - this shall encompass MSSC (SSF)
                     and SS#7, network change introduction and maintenance support. It shall be possible to configure event thresholds.

                  4. Performance Management - the real-time collection,
                     reporting and presentation of measurement data from the IN systems and counters shall be supported. The capability to collect statistics (usage of all IN services, errors when executing IN services, etc.).

7.8.4.12. SIGNALLING SYSTEM

         7.8.4.12.1. CCITT (now ITU-T) No 7 acts as the signalling backbone channels for the signalling between the MSSC, TNM, SBS and IN elements. As such, its continual management is an important consideration.

         7.8.4.12.2. CCS#7 Management shall be compliant with the relevant industry standards (e.g. ITU-T, ANSI SS7, Japanese SS7).

         7.8.4.12.3. Provisions shall be included for the operator to manage the CCS7 signalling network adopted across the various ICONET elements. Such management shall encompass:

                  1. fault management - link monitoring shall be provided to detect, diagnose and treat real-time signalling link failures (both hardware and message transfer [MTP]). Testing of faults shall also be possible to confirm successful recovery action (e.g. link failure clearance, etc.). Serious faults shall be escalated and communicated to the SAN-OSS. for higher level correlation and attention. Reporting shall also be possible for potential failures such as congestion build up and blocking.

                  2. configuration management - this shall encompass (network planning (F/R)), network change introduction and maintenance support.

                  3. performance management - the real-time collection,
                     (reporting and presentation of measurement data (F/R)) from the CC7 elements and counters (e.g. traffic parameters, signalling message lengths etc.).

         7.8.4.12.4. (It shall be possible to retain a network-wide display of the CCS7 operations and resources (e.g. network set-up, routing, trunks, etc.) (F/R)). Management of the CCS7 shall be possible at the NMC. In addition, management of the various interconnecting links shall be possible via the MSSC and TNM, as appropriate (refer to Section 6.37).

7.8.5. SATELLITE ACCESS NODE

7.8.5.1. GENERAL DESCRIPTION

         7.8.5.1.1. The SAN-OSS system is a single centralised point at the SAN where the complete functionality of the SAN can be monitored. The OSS also acts as a Mediation Device in support of the functionality required at the NMC.

         7.8.5.1.2. The objective of the SAN-OSS system is to maximise the availability and performance of the local SAN equipment.

         7.8.5.1.3. The OT&DF is to be treated as a SAN.

7.8.5.2. GENERAL REQUIREMENTS

         7.8.5.2.1. The SAN-OSS OAM interface shall provide access to backup and restoration procedures associated with the SAN-OSS.

         7.8.5.2.2. The SAN-OSS OAM interface shall provide the following software upgrade facilities:

                  1. download new versions of software from the NMC.

                  2. replace the current version of software with the new
                     version.

                  3. replace the current version of software with the previous version.

                  4. extract existing software version information for the three versions of software.

         7.8.5.2.3. It shall be possible to integrate further elements into the SAN-OSS at a later date with the minimum disruption, for the purposes of network expansion.

7.8.5.3. CONFIGURATION MANAGEMENT

         7.8.5.3.1. The SAN-OSS OAM interface shall provide a facility for the SAN-OSS to supply status to the NMC.

         7.8.5.3.2. The SAN OAM interface shall forward SAN events to the NMS,

         7.8.5.3.3. The SAN OAM interface shall allow the NMS to:


                                                                 Page 144 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                  1. configure SAN event parameters.

                  2. initiate archiving of the SAN event data.

                  3. purge SAN event data.

                  4. access SAN event data.

         7.8.5.3.4. The SAN-OSS OAM interface shall provide access to parameters requiring configuration by the NMC.

7.8.5.4. FAULT MANAGEMENT

         7.8.5.4.1. The SAN-OSS OAM interface shall forward the raising and clearing of SAN-OSS alarms to the NMC, including the following:

                  1. Miscellaneous alarms.

                  2. Communication alarms.

                  3. Equipment alarms.

                  4. Processing error alarms.

                  5. Quality of service alarms.

                  6. Alarm Severity.

         7.8.5.4.2. Each SAN-OSS alarm forwarded to the NMC shall contain:

                  1. an object identifier unique to the SAN-OSS.

                  2. date and time of when the alarm was raised or cleared.

                  3. alarm description.

                  4. source of the alarm for the purpose of fault location.

         7.8.5.4.3. The SAN OAM interface shall allow the NMS to:

                  1. configure SAN alarm parameters.

                  2. initiate archiving of the SAN alarm data.

                  3. purge SAN alarm data.

                  4. access SAN alarm data using filters supplied by the NMS.

7.8.5.5. PERFORMANCE MANAGEMENT

         7.8.5.5.1. The SAN-OSS OAM interface shall allow the NMC to:

                  1. configure SAN-OSS performance parameters.

                  2. initiate archiving of the SAN-OSS performance data.

                  3. purge SAN-OSS performance data.

                  4. access SAN-OSS performance data using filters supplied by the NMC.

                  5. configure periodic transfer of SAN performance data to NMS using filters.

7.8.5.6. SECURITY MANAGEMENT

         7.8.5.6.1. The SAN-OSS OAM interface shall provide access control facilities to all SAN-OSS OAM interface functionality.

7.8.6. HIGH POWER NOTIFICATION

7.8.6.1. GENERAL DESCRIPTION

         7.8.6.1.1. High Power Notification delivers a short paging message to a user who is out of reach of the normal ICO communication services which are supported through line-of-sight satellite paths. The HPN service is a supplementary service that is triggered by failed mobile terminated
         (MT) short message delivery, and failed MT call attempts.

7.8.6.2. GENERAL REQUIREMENTS

         7.8.6.2.1. The HPN OAM interface shall provide the following software upgrade facilities:

                  1. download new versions of software from the NMS.

                  2. replace the current version of software with the new
                     version.

                  3. replace the current version of software with the previous version.

                  4. extract existing software version information for the three versions of software.

         7.8.6.2.2. The HPN OAM interface shall encompass the management of the HPN hardware and software which implements the HPN-SC, the HPN Channel Manager, the HPN Local SRMS and HPN Channel Unit functions.


                                                                 Page 145 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


         7.8.6.2.3. The HPN OAM subsystem shall support an interface to the SAN-OSS, for receipt of global configuration parameters and providing fault and performance management information.

         7.8.6.2.4. The HPN OAM subsystem shall support an interface for an MMI to allow for local equipment control, and limited fault management.

         7.8.6.2.5. The HPN ChM shall be capable of uploading the event records to the NMC via the HPN OAM subsystem.

7.8.6.3. CONFIGURATION MANAGEMENT

         7.8.6.3.1. The HPN OAM interface shall:

                  1. allow the SAN-OSS to configure HPN event logging.

                  2. be used to report events to the SAN-OSS for archiving of the HPN event data.

                  3. provide HPN request/delivery event logs for SAN-OSS
                     retrieval, via ftp

                  4. maintain HPN request/delivery logs for [7] days.

         7.8.6.3.2. The HPN OAM interface shall forward low storage threshold alarms when the available event data storage reaches a level specified by the operator at the MMI

         7.8.6.3.3. The HPN event data available through the HPN OAM interface shall consist of the following:

                  1. HPN request event records

                  2. HPN delivery event records.

         7.8.6.3.4. The HPN OAM interface shall provide access to HPN subsystem parameters requiring configuration by the NMS, such as:

                  1. number of micro-diversity retries for HPN messages.

                  2. period between micro-diversity retries for HPN messages.

                  3. number of macro-diversity retries for HPN messages.

                  4. period between macro-diversity retries for HPN messages

                  5. HPN satellite selection criteria

                  6. H/V algorithm parameters.

                  7. ICONET SAN administrative / operational status parameters.

         7.8.6.3.5. The HPN OAM interface shall allow an operator accessing remotely from the NMS to:

                  1. monitor the HPN to determine if the HPN is visible to the network.

                  2. initiate start-up and shutdown procedures for elements associated with the HPN.

                  3. enable/remove links from service.

         7.8.6.3.6. Test Message Generation

                  1. It shall be possible to instigate test messages across the HPN service.

                  2. Pre-defined routine test messages shall be available and easily activated from the NMC and SAN.

                  3. It shall be possible for authorised users to enter test messages directly via the command line interface in emergency situations.

7.8.6.4. FAULT MANAGEMENT

         7.8.6.4.1. The HPN OAM interface shall forward the raising and clearing of HPN alarms, associated with the five HPN functional subsystems (HPN-SC, HPN-ChM, HPN-Local SRMS, HPN OAM and HPN ChUs) to the NMS. This shall include alarms for the following:

                  1. Miscellaneous alarms.

                  2. Communication alarms.

                  3. Equipment alarms.

                  4. Processing error alarms.

                  5. Quality of service alarms.

                  6. Database update alarms.

                  7. Automatic database recovery initiated alarms.

                  8. Database threshold alarms.

                  9. Signalling failures on GSM interface links.

                  10. Excessive number of retries on GSM interface links.

         7.8.6.4.2. The HPN OAM interface shall forward the raising and clearing of Channel Manager alarms to the NMS including the following:

                  1. Miscellaneous alarms

                  2. Communication alarms


                                                                 Page 146 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                  3. Equipment alarms

                  4. Processing Error alarms

                  5. Quality of Service alarms

                  6. message arrival rate threshold exceeded

         7.8.6.4.3. The HPN OAM interface shall forward the raising and clearing of Channel Unit alarms to the NMS, including the following:

                  1. Communication alarms

                  2. Equipment alarms

                  3. Processing error alarms

                  4. Quality of Service alarms

         7.8.6.4.4. For each HPN alarm forwarded to SAN-OSS, the SAN-OSS shall save the following, and forward to the NMS:

                  1. an alarm identifier unique to the HPN.

                  2. date and time of when the alarm was raised or cleared.

                  3. alarm description.

                  4. source of the alarm for the purpose of fault location.

7.8.6.5. PERFORMANCE MANAGEMENT

         7.8.6.5.1. The HPN OAM interface shall allow the NMS to:

                  1. retrieve event logs for HPN message request/delivery

                  2. retrieve raw HPN statistics counters

         7.8.6.5.2. The HPN OAM interface shall forward low storage threshold alarms when the available performance data storage reaches a level specified by the NMS.

         7.8.6.5.3. The HPN performance data available through the HPN OAM interface shall include the following:

                  1. HPN Request records.

                  2. HPN Delivery records

                  3. Performance Statistics including:

                           a) number of successfully acknowledged HPN messages

                           b) number of failed short message delivery attempts
                              received

                           c) number of failed incoming call attempts received

                           d) number of macro-diversity attempts

                           e) number of successful HPN attempts/satellite

                           f) number of failed HPN attempts/satellite

                           g) number of HPN messages redirected to other SANs

         7.8.6.5.4. It shall be possible to display key summary performance data either locally at the HPN when a terminal is directly attached or remotely via a standardised remote login mechanism.

         7.8.6.5.5. It shall be possible to access all performance data stored in the HPN MIB from the SAN-OSS and from the NMC.

7.8.6.6. SECURITY MANAGEMENT

         7.8.6.6.1. The HPN OAM interface shall provide access control facilities to HPN OAM interface functionality.

7.8.7. PAYLOAD COMMAND SYSTEM

7.8.7.1. GENERAL DESCRIPTION

         7.8.7.1.1. In order to make the most effective use of satellite resources, the Satellite Resource Management Centre (SRMC) plans the frequency bandwidth, gain, etc. allocated to each spot beam as the satellite moves (the channelisation plan), taking into account expected traffic load. The payload configuration data or frequency plan is then downloaded to the appropriate SAN for uploading to the satellite.

7.8.7.2. GENERAL NETWORK MANAGEMENT REQUIREMENTS

         7.8.7.2.1. The interface between the PCS subsystem and the NMS shall be defined by a PCS to NMS Interface Control Document.

         7.8.7.2.2. The NMC shall send the Burst Time Frequency Plan (BTFP) to all SANs such that all SANs are supplied with a consistent and valid representation of the payload configuration.


                                                                 Page 147 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


         7.8.7.2.3. The NMS shall take remedial action if the payload configuration is not consistent with that planned so as to maintain service.

         7.8.7.2.4. The NMC shall transfer spacecraft information collected by the PCS to the SRMC for the purposes of improving the use of the communications satellite resource planning. This information will consist of: [C and] S band power levels, Tropo and ALC alarms, and spacecraft command reject alarms.

7.8.7.3. NETWORK CONSISTENCY AND MANAGEMENT

         7.8.7.3.1. The NMS shall send to the PCS subsystem the time window within which the payload update is to be successfully loaded at the satellite.

         7.8.7.3.2. The NMS shall receive from the PCS subsystem the alarm indicating payload update failure (alarm shall include the last telemetered spacecraft sequence number value and reason for failure).

         7.8.7.3.3. The NMS shall monitor the data from the SRMS Telemetry (ST) from each satellite.

         7.8.7.3.4. Upon receipt of an alarm of inability to configure the payload, the NMC shall:

                  1. Log the event and alarm details.

                  2. Transfer the alarm information to the SCC if determined that the spacecraft is in error.

                  3. Determine a contingency plan.

                  4. Implement the contingency plan.

         7.8.7.3.5. The NMC shall configure the PCS subsystems:

                  1. such that only one PCS subsystem can access each satellite
                     SRMS-SC channel at any one time

                  2. to control the information elements and the interval that payload status information is transferred to the NMC

                  3. to control the PCS commanding repeat strategy in the event of PCS command failure.

7.8.7.4. PAYLOAD CONSISTENCY AND MANAGEMENT

         7.8.7.4.1. The NMC shall archive the following Payload summary status information received from the PCS subsystem:

                  1. satellite power ([C and] S band)

                  2. Tropo detector events and ALC onsets

         7.8.7.4.2. The NMS shall select the appropriate SAN site PCS subsystem and transfer the channelisation plan needed to update the satellite payload to that PCS subsystem.

7.8.7.5. GENERAL OAM REQUIREMENTS

         7.8.7.5.1. The PCS OAM shall provide access to backup and restoration procedures associated with the PCS.

         7.8.7.5.2. The PCS OAM shall provide the following software upgrade facilities:

                  1. download new versions of software from the NMS.

                  2. replace the current version of software with the new
                     version.

                  3. replace the current version of software with the previous version.

                  4. extract existing software version information for the three versions of software.

         7.8.7.5.3. The PCS shall encompass the management of the PCS equipment and software comprising PCS Controller, Telemetry receiver, Port Synchroniser, SRMS Command Generator, Real Time HPN Command Generator, SRMS Command Modulator, HPN Command Modulator, etc.

7.8.7.6. CONFIGURATION MANAGEMENT

         7.8.7.6.1. The PCS OAM shall forward PCS events to the NMS and also status information to the HPN Channel Manager in the HPN subsystem.

         7.8.7.6.2. The PCS OAM shall allow the NMS to:

                  1. configure PCS event parameters.

                  2. initiate archiving of the PCS event data.

                  3. purge PCS event data.

                  4. access PCS event data.

                  5. configure the SAN antenna to be used for each satellite.

                  6. configure the information required for each PCS command link for each satellite including:

                           7) satellite ID


                                                                 Page 148 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                  8) Payload h/w configuration

                  9) command link frequency

                  10) command link polarisation.

         7.8.7.6.3. The PCS OAM shall provide access to parameters requiring configuration by the NMS

7.8.7.7. FAULT MANAGEMENT

         7.8.7.7.1. The PCS OAM shall forward the raising and clearing of PCS alarms to the NMS, including the following:

                  1. Communication alarms.

                  2. Equipment alarms.

                  3. Processing error alarms.

                  4. ALC operation alarm.

                  5. transmission channel overdrive protection alarm.

                  6. satellite payload configuration mismatch.

         7.8.7.7.2. Each PCS alarm forwarded to the NMS shall contain:

                  1. an object identifier unique to the PCS.

                  2. date and time of when the alarm was raised or cleared.

                  3. alarm description.

                  4. source of the alarm for the purpose of fault location.

         7.8.7.7.3. The PCS OAM shall allow the NMS to:

                  1. configure PCS alarm parameters.

                  2. initiate archiving of the PCS alarm data.

                  3. purge PCS alarm data.

                  4. access PCS alarm data using filters supplied by the NMS.

7.8.7.8. PERFORMANCE MANAGEMENT

         7.8.7.8.1. The PCS OAM shall allow the NMS to:

                  1. configure PCS performance parameters.

                  2. initiate archiving of the PCS performance data.

                  3. purge PCS performance data.

                  4. access PCS performance data using filters supplied by the
                     NMS.

                  5. configure periodic transfer of PCS performance data to NMS using filters.

         7.8.7.8.2. The PCS performance data available through the PCS OAM interface shall include the following:

                  1. SRMS commands received from the NMS and uploaded to the satellite

                  2. Command transmission status (including number of upload failures and retries)

                  3. HPN table command received from the NMS and uploaded to the satellite

                  4. Satellite [C Band] S Band Power Level.

                  5. Topo Detector alarms and ALC Level.

7.8.7.9. SECURITY MANAGEMENT

         7.8.7.9.1. The PCS OAM shall provide access control facilities to all PCS OAM interface functionality.

7.8.8. RADIO FREQUENCY TERMINAL

7.8.8.1. GENERAL DESCRIPTION

         7.8.8.1.1. The RFT contains a local OAM. The RFT can also be monitored and operated via the SAN-OSS and via the NMC. In normal conditions the RFT is monitored by the NMC and also by the SCC for TT&C. In the event of serious space segment failures, the SCC may take direct control of the RFT equipment.

         7.8.8.1.2. The RFT OAM allows the operator to monitor and control the earth station radio terminal including the five tracking antennas and their associated subsystems, and the uplink and downlink chains.

         7.8.8.1.3. For the purposes of network management, the RFT OAM monitors the equipment that is shared with the TT&C subsystem at the co-located SAN/TT&C sites.


                                                                 Page 149 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


         7.8.8.1.4. The RFT shall encompass the management of the RFT equipment and software comprising the ACU, De-ice, Tracking Down Converter, Tracking Demodulator, C-band-HPA, S-LNA, TX/RX Path Selector, etc.

7.8.8.2. GENERAL REQUIREMENTS

         7.8.8.2.1. The RFT OAM interface shall provide access to backup and restoration procedures associated with the RFT.

         7.8.8.2.2. The RFT OAM interface shall provide the following software upgrade facilities:

                  1. download new versions of software from the NMS.

                  2. replace the current version of software with the new
                     version.

                  3. replace the current version of software with the previous version.

                  4. extract existing software version information for the three versions of software.

         7.8.8.2.3. The RFT OAM shall be provided in a [hot standby] redundancy configuration.

         7.8.8.2.4. [The RFT OAM switchover shall not exceed 5 minutes].

         7.8.8.2.5. A logical link shall exist between the RFT OAM and the SAN-OSS to support the relevant information exchange (this shall include ephemeris data, etc.).

         7.8.8.2.6. A direct logical interface shall be provided between the RFT OAM and the SCC (e.g. through the TT&C ground equipment) to exchange alarm, control and status information.

         7.8.8.2.7. In emergency operation of the TT&C, the RFT OAM shall accept commands from the SCC only, and shall reject control attempts from the SAN-OSS, until the TT&C returns the control back to the SRMS controller.

         7.8.8.2.8. The antenna shall be capable of Program Tracking where the antenna shall track the satellite autonomously based on the satellite ephemeris generated by the SCC and distributed via the NMC.

         7.8.8.2.9. The RFT OAM system shall consist of two MMIs as a primary /secondary configuration in the central building.

         7.8.8.2.10. The RFT OAM system shall provide a capability to connect another MMI in one of the RFT shelters.

         7.8.8.2.11. The RFT OAM shall have the capability to present a graphical view of the RFT configuration chains and to send a command to change the parameters of RFT equipment.

         7.8.8.2.12. It shall be possible to send RFT configuration commands from the NMC or SAN-OSS to the RFT system.

         7.8.8.2.13. The RFT OAM shall provide an event logging function.

7.8.8.3. CONFIGURATION MANAGEMENT

         7.8.8.3.1. The RFT OAM shall maintain the database as to which satellite each RFT Antenna is currently tracking or prepared to track at the moment.

         7.8.8.3.2. The RFT OAM interface shall provide a facility for the RFT to supply status to the NMS, including the following:

         7.8.8.3.3. Antenna Control Unit:

                  1. Control Mode.

                  2. Drive Mode.

                  3. Auto Transfer.

                  4. Program transfer.

                  5. Auto Enable.

                  6. Program Enable.

                  7. AZ Drive.

                  8. EL Drive.

                  9. AZ Position.

                  10. EL Position.

                  11. Satellite Acquisition.

                  12. Program Start Time.

         7.8.8.3.4. De-ice:

                  1. Operation Mode.

                  2. Control Mode.

                  3. Main REF.

                  4. Sub REF.

                  5. Feed Horn.

                  6. Snow / ICE.


                                                                 Page 150 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                  7. Rain.

         7.8.8.3.5. Tracking Down Converter:

                  1. Operational Condition.

                  2. Control Mode.

                  3. Frequency.

         7.8.8.3.6. Tracking Demodulator:

                  1. Operational Condition.

                  2. Beacon Level.

                  3. PLL.

         7.8.8.3.7. C-Band High Power Amplifier:

                  1. Operational Condition.

                  2. Control Mode.

                  3. Output Power.

                  4. LV.

                  5. HV.

                  6. Pre-Heat.

         7.8.8.3.8. C-Band Low Noise Amplifier:

                  1. Operational Condition.

         7.8.8.3.9. Tx/Rx Path Selector:

                  1. Control Mode.

                  2. TX Path-A/B Selection.

                  3. RX Path-A/B Selection.

         7.8.8.3.10. TT&C Up Converter:

                  1. Operational Condition.

                  2. Control Mode.

                  3. Frequency.

         7.8.8.3.11. TT&C Down Converter:

                  1. Operational Condition.

                  2. Control Mode.

                  3. Frequency.

         7.8.8.3.12. Switch:

                  1. Control Mode.

                  2. SW Status.

         7.8.8.3.13. C-Band Up Converter:

                  1. Operational condition.

         7.8.8.3.14. C-Band Down Converter:

                  1. Operational condition.

         7.8.8.3.15. Automatic Frequency Compensation:

                  1. Operational Condition.

                  2. Control Mode.

                  3. Pilot Frequency-1.

                  4. Pilot Frequency-2.

                  5. Pilot-1 Lock Status.

                  6. Pilot-2 Lock Status.

                  7. Hold Time.

         7.8.8.3.16. 5/7GHz Translator:

                  1. Operational Condition.

                  2. Control Mode.

                  3. Local Frequency.

         7.8.8.3.17. RFT Summary:

                  1. Operational Condition.

         7.8.8.3.18. The RFT OAM interface shall provide a facility for the TT&C to supply status to the NMS, including the following:

         7.8.8.3.19. TT&C upconverters:

                  1. Operational condition.

                  2. Frequency.

                  3. Upconverter number.

         7.8.8.3.20. TT&C downconverters:

                  1. Operational condition.

                  2. Frequency.


                                                                 Page 151 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 25
                                                             17th February 1997


                  3. Down converter number.

         7.8.8.3.21. The RFT OAM interface shall forward RFT events to the NMS.

         7.8.8.3.22. The RFT OAM interface shall allow the NMS to:

                  1. configure RFT event parameters.

                  2. purge RFT event data.

                  3. access RFT event data.

     7.8.8.3.23. The RFT OAM interface shall provide access to parameters requiring configuration by the NMS, including the following:

         7.8.8.3.24. Antenna Control Unit:

                  1. Drive Mode.

                  2. Auto Transfer.

                  3. Program transfer.

                  4. AZ Position.

                  5. EL Position.

                  6. Program Start Time.

                  7. Program parameter.

         7.8.8.3.25. De-ice:

                  1. Operation Mode.

                  2. Main REF.

                  3. Sub REF.

                  4. Feed Horn.

         7.8.8.3.26. Tracking Down Converter:

                  1. Frequency.

         7.8.8.3.27. C-Band High Power Amplifier:

                  1. LV.

                  2. HV.

                  3. Alarm Reset.

         7.8.8.3.28. Tx/Rx Path Selector:

                  1. TX Path-A/B Selection.

                  2. RX Path-A/B Selection.

         7.8.8.3.29. TT&C Up Converter:

                  1. Frequency.

         7.8.8.3.30. TT&C Down Converter:

                  1. Frequency.

         7.8.8.3.31. Switch:

                  1. SW Status.

         7.8.8.3.32. 5/7GHz Translator:

                  1. Local Frequency.

     7.8.8.3.33. The RFT OAM interface shall provide access to TT&C parameters requiring configuration by the NMS.

7.8.8.4. FAULT MANAGEMENT

     7.8.8.4.1. The RFT OAM interface shall forward the raising and clearing of RFT alarms to the NMS, including the following:

     7.8.8.4.2. Communication alarms.

     7.8.8.4.3. Antenna Control Unit:

                  1. Link.

                  2. Operational Condition.

                  3. Emergency Stop.

                  4. AZ Drive Fault.

                  5. EL Drive Fault.

                  6. Angle Fault.

                  7. Low EL.

                  8. Up Limit.

                  9. Down Limit.

                  10. CW Limit.

                  11. CCW Limit.

                  12. Dehydrator Alarm.

     7.8.8.4.4. De-ice:


                                                                 Page 152 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 25
                                                             17th February 1997


                  1. Major ALM.

                  2. Minor ALM.

         7.8.8.4.5. Tracking Down Converter:

                  1. Operational Condition.

         7.8.8.4.6. Tracking Demodulator:

                  1. Operational Condition.

                  2. Beacon Level Alarm.

         7.8.8.4.7. C-Band High Power Amplifier:

                  1. Link.

                  2. Operational Condition.

                  3. RF CCT Alarm.

                  4. Cooling Alarm.

                  5. INTLK Alarm.

                  6. PS Alarm.

                  7. Low RF.

         7.8.8.4.8. C-Band Low Noise Amplifier:

                  1. Operational Condition.

         7.8.8.4.9. Tx/Rx Path Selector:

                  1. Link.

                  2. Path SEL Alarm.

         7.8.8.4.10. TT&C Up Converter:

                  1. Operational Condition.

         7.8.8.4.11. TT&C Down Converter:

                  1. Operational Condition.

         7.8.8.4.12. C-Band Up Converter:

                  1. Operational Condition.

         7.8.8.4.13. C-Band Down Converter:

                  1. Operational Condition.

         7.8.8.4.14. Automatic Frequency Compensation:

                  1. Operational Condition.

         7.8.8.4.15. 5/7Ghz Translator:

                  1. Operational Condition.

         7.8.8.4.16. S-Band SSPA:

                  1. Operational Condition.

         7.8.8.4.17. S-Band Low Noise Amplifier:

                  1. Operational Condition.

         7.8.8.4.18. Miscellaneous Alarm:

                  1. Air Conditioner.

                  2. Fire Alarm.

         7.8.8.4.19. RFT Summary:

                  1. Operational Condition.

         7.8.8.4.20. The RFT OAM interface shall forward the raising and clearing of TT&C alarms to the NMS, including the following:

         7.8.8.4.21. Equipment alarms [TT&C baseband equipment summary alarm].

         7.8.8.4.22. Each RFT alarm forwarded to the NMS shall contain:

                  1. an object identifier unique to the RFT.

                  2. date and time of when the alarm was raised or cleared.

                  3. alarm description.

         7.8.8.4.23. The RFT OAM interface shall allow the NMS to configure RFT alarm parameters.

7.8.8.5. PERFORMANCE MANAGEMENT

         7.8.8.5.1. The RFT OAM interface shall allow the NMS to:

                  1. configure RFT performance parameters.

                  2. purge RFT performance data.

                  3. access RFT performance data using filters supplied by the NMS.

                  4. configure periodic transfer of RFT performance data to NMS using filters.

         7.8.8.5.2. The RFT performance data available through the RFT OAM interface shall include threshold exceeding data statistics.


                                                                 Page 153 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 25
                                                             17th February 1997


7.8.8.6. SECURITY MANAGEMENT

         7.8.8.6.1. The RFT OAM interface shall provide access control facilities to all RFT OAM interface functionality.

7.8.9. SATELLITE BASE STATION

7.8.9.1. GENERAL DESCRIPTION

         7.8.9.1.1. The Satellite Base Station is responsible for the monitoring and management of the Satellite Access Subsystem and the Satellite Processing Subsystem. The Satellite Access Subsystem consists of the channel units and their associated elements. The Satellite Processing Subsystem consists of the channel manager and its associated elements. The SBS domain also includes the OAM systems for the internal SBS Ethernet switch and GPS Receiver systems.

         7.8.9.1.2. SBS OMC (Operations and Maintenance Centre) hosts the logical functions for SBS OAM, ChU OAM, CM OAM and RTRM OAM. The SBS OMC includes element management for CM, ChU, RTRM and SBS Ethernet Switch.

7.8.9.2. GENERAL REQUIREMENTS

         7.8.9.2.1. The SBS OAM interface shall provide access to backup and restoration procedures associated with the SBS.

         7.8.9.2.2. The SBS OAM interface shall provide the following software upgrade facilities:

                  1. download new versions of software from the NMS.

                  2. replace the current version of software with the new
                     version.

                  3. replace the current version of software with the previous version.

                  4. extract existing software version information for the three versions of software.

         7.8.9.2.3. The SBS OAM interface shall allow the NMS to:

                  1. configure SBS resource usage parameters.

                  2. initiate archiving of the SBS resource usage data.

                  3. purge SBS resource usage data.

                  4. access SBS resource usage data using filters supplied by the NMS.

         7.8.9.2.4. The SBS OMC shall use an industry standard remote window protocol for displaying all SBS control and configuration applications on the SAN-OSS console.

         7.8.9.2.5. The SBS OMC shall use an industry standard network management protocol to forward events and alarms to the SAN-OSS.

         7.8.9.2.6. The SBS OMC shall transfer bulk statistics to the SAN-OSS via industry standard file transfer protocol. The transfer shall occur automatically on a timed schedule or via SBS OMC operator command.

7.8.9.3. CONFIGURATION MANAGEMENT

         7.8.9.3.1. The SBS OAM interface shall provide a facility for the SBS to supply status to the NMS, including the following:

                  1. Channel Units.

                  2. Channel Manager.

                  3. Call Processor.

                  4. Channel Processor.

                  5. Switching and Transcoding Module (STM).

                  6. E1 Cards.

                  7. T1 Cards.

                  8. Ethernet Cards.

                  9. RTRM.

         7.8.9.3.2. The SBS OAM interface shall forward SBS events to the NMS.

         7.8.9.3.3. The SBS OAM interface shall allow the NMS to:

                  1. configure SBS event parameters.

                  2. initiate archiving of the SBS event data.

                  3. purge SBS event data.

                  4. access SBS event data.

         7.8.9.3.4. The SBS OAM interface shall provide access to parameters requiring configuration by the NMS.


                                                                 Page 154 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 25
                                                             17th February 1997


         7.8.9.3.5. The SBS OAM interface shall provide access to Channel Manager parameters requiring configuration by the NMS, including the following:

                  1. Traffic switching between air interface and MSSC.

                  2. Ciphering control.

         7.8.9.3.6. The SBS OAM interface shall provide access to Channel Unit parameters requiring configuration by the NMS, including the following:

                  1. Operational state.

                  2. Software download.

         7.8.9.3.7. The SBS OAM interface shall provide access to RTRM parameters requiring configuration by the NMS, including the following:

                  1. threshold for disk utilisation.

7.8.9.4. FAULT MANAGEMENT

         7.8.9.4.1. The SBS OAM interface shall forward the raising and clearing of SBS alarms to the NMS, including the following:

                  1. Communication alarms.

                  2. Equipment alarms.

                  3. Processing error alarms.

                  4. Quality of service alarms.

         7.8.9.4.2. The SBS OAM interface shall forward the raising and clearing of Channel Manager alarms to the NMS, including the following:

                  1. Communication alarms.

                  2. Equipment alarms.

                  3. Processing error alarms.

         7.8.9.4.3. The SBS OAM interface shall forward the raising and clearing of Channel Unit alarms to the NMS, including the following:

                  1. Communication alarms.

                  2. Equipment alarms.

                  3. Processing error alarms.

         7.8.9.4.4. The SBS OAM interface shall forward the raising and clearing of RTRM alarms to the NMS including the following:

                  1. Communication alarms.

                  2. Equipment alarms.

                  3. Processing error alarms.

                  4. Disk utilisation exceeds threshold.

         7.8.9.4.5. Each SBS alarm forwarded to the NMS shall contain:

                  1. an object identifier unique to the SBS.

                  2. date and time of when the alarm was raised or cleared.

                  3. alarm description.

                  4. source of the alarm for the purpose of fault location.

         7.8.9.4.6. The SBS OAM interface shall allow the NMS to:

                  1. configure SBS alarm parameters.

                  2. initiate archiving of the SBS alarm data.

                  3. purge SBS alarm data.

                  4. access SBS alarm data using filters supplied by the NMS.

7.8.9.5. PERFORMANCE MANAGEMENT

         7.8.9.5.1. The SBS OAM interface shall allow the NMS to:

                  1. configure SBS performance parameters.

                  2. initiate archiving of the SBS performance data.

                  3. purge SBS performance data.

                  4. access SBS performance data using filters supplied by the
                     NMS.

                  5. configure periodic transfer of SBS performance data to
                     NMS.

         7.8.9.5.2. The SBS performance data available through the SBS OAM interface shall include the following:

                  1. Channel Unit performance statistics.

                  2. Channel Manager performance statistics.

                  3. Number of channel requests.

                  4. Diversity allocation attempts.


                                                                 Page 155 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                  5. Page requests.

                  6. Number of beam handovers.

                  7. Number of satellite handovers.

                  8. Number of channel units in use (traffic/control).

                  9. Number of active calls.

                  10. Number of failed calls due to hand-off failures.

         7.8.9.5.3. The Channel Manager performance data available through the SBS OAM interface shall include the following:

                  1. Internal Handovers with successful re-establishment per
                     ChM.

                  2. Internal Handovers without successful re-establishment per
                     ChM.

                  3. Total requests for connections.

                  4. Total paging messages per ChM.

         7.8.9.5.4. The Channel Unit performance data available through the SBS OAM interface shall include the following:

                  1. Processor utilisation.

                  2. Burst plans.

         7.8.9.5.5. The RTRM performance data available through the SBS OAM interface shall include the following:

                  1. Number of channel units in use.

                  2. Number of active channels.

                  3. Number of channel handover attempts.

                  4. Number of channel handover failures.

                  5. Attempted handovers over beam, frequency, z-arc, satellite.

                  6. Failed handovers over beam, frequency, z-arc, satellite.

         7.8.9.5.6. The performance measurements recorded by the SBS and available through the SAN-OSS OAM interface shall include the information to allow the calculation of:

                  1. total call (radio session) holding time categorised by UT location, mobile-originated or mobile-terminated, [service type], class of diversity, time and date.

                  2. total call (radio session) count (attempts and completion)
                     categorised by UT location, mobile-originated or mobile-terminated, [service type], class of diversity, time and date.

         7.8.9.5.7. The call (radio session) attempt count shall include ones that are blocked by the lack of frequency resources. The interval and resolution of measurements shall be chosen so that the measurement data can be efficiently utilised for traffic planning at the SRMC.

         7.8.9.5.8. The performance measurements, identified above, recorded by the SBS shall be made available to the SRMC though the SAN-OSS.

         7.8.9.5.9. Any Radio Session statistics data will be collected and reported on a per SBS basis, and will not span a SAN-to-SAN handover.

7.8.9.6. SECURITY MANAGEMENT

         7.8.9.6.1. Access through the SBS OAM interface shall be controlled using password-based logins and feature control lists for SBS applications.

7.8.10. TERRESTRIAL NETWORK MANAGER

7.8.10.1. GENERAL DESCRIPTION

         7.8.10.1.1. Each SAN has a Terrestrial Network Manager (TNM) to provide ICO-net routing, optimisation and vocoding functions. The TNM system interfaces between the MSSCs and the Channel Managers. The TNM routes calls to SANs, and invisibly to the MSSC and Channel Managers, and provides multiplexing for Inter-Site links and vocoding for Air Interface transmission via the Channel Managers.

         7.8.10.1.2. The TNM will also manage the DCN (refer to Section 7.8.11).

7.8.10.2. GENERAL REQUIREMENTS

         7.8.10.2.1. The TNM OAM interface shall provide access to backup and restoration procedures associated with the TNM.

         7.8.10.2.2. TNM OAM failure switchover shall be automatic.

         7.8.10.2.3. The TNM OAM interface shall provide the following software upgrade facilities:

                  1. download new versions of software from the NMS.


                                                                 Page 156 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                  2. replace the current version of software with the new
                     version.

                  3. replace the current version of software with the previous version.

                  4. extract existing software version information for the above three versions of software.

7.8.10.3. CONFIGURATION MANAGEMENT

         7.8.10.3.1. The TNM OAM interface shall provide a facility for the TNM to supply status to the NMS, including the following:

                  1. RPC.

                  2. RPN.

                  3. MUX/Vocoder.

                  4. intersite route health status for the SAN.

         7.8.10.3.2. The TNM OAM interface shall forward TNM events to the NMS

         7.8.10.3.3. The TNM OAM interface shall allow the NMS to:

                  1. configure TNM event parameters.

                  2. initiate archiving of the TNM event data.

                  3. purge TNM event data.

                  4. access TNM event data.

         7.8.10.3.4. The TNM OAM interface shall provide access to parameters requiring configuration by the NMS, including the following:

                  1. RPC.

                  2. RPN.

                  3. MUX/Vocoder.

                  4. intersite routing tables.

7.8.10.4. FAULT MANAGEMENT

         7.8.10.4.1. The TNM OAM interface shall forward the raising and clearing of TNM alarms to the NMS, including the following:

                  1. Communication alarms.

                  2. Equipment alarms.

                  3. Processing error alarms.

                  4. Quality of service alarms.

         7.8.10.4.2. Each TNM alarm forwarded to the NMS shall contain:

                  1. an object identifier unique to the TNM

                  2. date and time of when the alarm was raised or cleared.

                  3. alarm description.

                  4. source of the alarm for the purpose of fault location.

         7.8.10.4.3. The TNM OAM interface shall allow the NMS to:

                  1. configure TNM alarm parameters.

                  2. initiate archiving of the TNM alarm data.

                  3. purge TNM alarm data.

                  4. access TNM alarm data using filters supplied by the NMS.

         7.8.10.4.4. The TNM OAM shall support alarm filtering.

         7.8.10.4.5. The TNM OAM shall support the same number of alarm severity levels (critical, major, minor, warning as referred to in Section 7.3) as the SAN-OSS for the purpose of categorising alarms displayed at an MMI.

7.8.10.5. PERFORMANCE MANAGEMENT

         7.8.10.5.1. The TNM OAM interface shall allow the NMS to:

                  1. configure TNM performance parameters.

                  2. initiate archiving of the TNM performance data.

                  3. purge TNM performance data.

                  4. access TNM performance data using filters supplied by the NMS.

         7.8.10.5.2. configure periodic transfer of TNM performance data to NMS using filters.

7.8.10.6. SECURITY MANAGEMENT

         7.8.10.6.1. The TNM OAM interface shall provide access control facilities to all TNM OAM interface functionality.


                                                                 Page 157 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


7.8.11. DIGITAL COMMUNICATION NETWORK

7.8.11.1. GENERAL

         7.8.11.1.1. The Digital Communication Network (DCN) is described in
         Section 6.5.

         7.8.11.1.2. The DCN is integrated with the TNM OAM and forms part of the TNM OAM interface.

         7.8.11.1.3. The management of the DCN and DCN components shall be the responsibility of the local TNM. The TNM OAM interface to the SAN-OSS and NMC shall support the DCN management functions. The DCN management functions shall include the functionalities listed below and in Sections 7.8.11.2, 7.8.11.3 and 7.8.11.4:

                  1. Each SAN DCN Encryption Device

                           a. Normal/Fail

                           b. I/O stream Normal/Fail

                           c. [Bypass/Normal]

                           d. [Configuration status]

                  2. Each SAN DCN Router/Bridge

                           a. Normal/Fail

                           b. Link Fail Alarm (if provided by selected
                              equipment)

                           c. Router statistics (via text dump, information
                              provided will be vendor dependent)

                           d. Router Table Display (via text dump)

                           e. Router Table Load (via file download)

                  3. Each SAN TNM DCN MUX

                           a. Normal/Fail

                           b. I/O stream Normal/Fail

                           c. Configuration status

                           d. Configuration change

                           e. [Diagnostics]

                  4. TNM OAM Aggregated Status

                           a. DCN Direction/Route Normal/Fail (e.g. Dir A, Route
                              B Fail)

                           b. TNM Communications Timeout (link health check).

7.8.11.2. CONFIGURATION MANAGEMENT

         7.8.11.2.1. The TNM OAM shall provide a facility for the TNM to supply status to the NMS including the following:

                  1. [DCN Encryption Device] at each SAN, at the NMCs and at the
                     OT&DF (if provided);

                  2. TNM DCN MUX at each SAN, at the NMCs and at the OT&DF (if provided);

                  3. TNM Communications Timeout (link health check);

                  4. DCN Direction/Route status

         7.8.11.2.2. The TNM OAM shall provide a facility for the DCN Router/Bridge at each SAN, at the NMCs and at the OT&DF (if provided) to display the Router Table.

         7.8.11.2.3. The TNM OAM interface shall provide the facility to download the Router Table (for the DCN Router/Bridge at each SAN, at the NMCx and at the OT&DF (if provided)) from the NMS.

         7.8.11.2.4. The TNM OAM interface shall provide a facility for the NMS to change the configuration of the DCN Router/Bridge at each SAN, at the NMCs and at the OT&DF (if provided) and [of the DCN Encryption Device at each SAN, at the NMCs and at the OT&DF (if provided)].

         7.8.11.2.5. The TNM OAM interface shall provide a facility for the NMS to get/set the enabled/disabled status of the encryption on each link (DCN Encryption Device Bypass/Normal).

7.8.11.3. FAULT MANAGEMENT

         7.8.11.3.1. The TNM OAM interface shall forward to the NMS the raising and clearing of the alarms, including the following:

                  1. DCN Encryption Device at each SAN, at the NMCs and at the
                     OT&DF (if provided);

                  2. I/O stream for the DCN Encryption Device at each SAN, at the NMCs and at the OT&DF (if provided);

                  3. DCN Router/Bridge failure at each SAN, at the NMCs and at the OT&DF (if provided);

                  4. DCN Router Bridge Link Failure;


                                                                 Page 158 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                  5. TNM DCN MUX failure at each SAN, at the NMCs and at the
                     OT&DF (if provided);

                  6. I/O stream for the TNM DCN Mux at each SAN, at the NMCs and at the OT&DF (if provided);

                  7. TNM Communication Timeout;

                  8. DCN Direction/Route Alarm.

         7.8.11.3.2. [The TNM OAM interface shall provide diagnostics information for the TNM DCN MUX at each SAN, at the NMCs and at the OT&DF (if provided)].

7.8.11.4. PERFORMANCE MANAGEMENT

         7.8.11.4.1. The TNM OAM interface shall support access to router generated statistics for the DCN Router/Bridge at every SAN, at the NMCs and at the OT&DF (if provided).

         7.8.11.4.2. (F/R) Typical DCN performance data to be reported to the NMS shall include:

                  1. network congestion;

                  2. error rate;

                  3. latency.

7.8.12. ICONET SYNCHRONISATION SYSTEM

7.8.12.1. GENERAL DESCRIPTION

         7.8.12.1.1. Accurate timing/frequency synchronisation between elements of the ground network, radio/satellite and interconnecting terrestrial networks needs to be accomplished in order to support the mobile services being provided. At the system level the NMC requires to be able to control, audit and manage the network synchronisation as identified in Section 6.25.1. For this purpose, the synchronisation system is to be treated as a logical network element.

         7.8.12.1.2. At the physical level, timing devices may well be integrated into the various network elements (e.g. SBS, TNM, etc.) and hence be monitored and managed by the controlling OAM. (SBS OAM, TNM OAM, etc.). However, this management needs to be pulled together and co-ordinated in order to provide a higher level view of the synchronisation subsystem at both the SAN-OSS and NMC. In addition, should additional external synchronisation devices be necessary then these will need to be managed through the synchronisation system OAM.

7.8.12.2. GENERAL REQUIREMENTS

         7.8.12.2.1. From the NMC it shall be possible to graphically determine the hierarchical synchronisation network architecture being employed (e.g. active primary reference clock systems) and the real time status (e.g. GPS receiver device status, etc.).

         7.8.12.2.2. The NMC shall support an interface to the SCC for the receipt of ephemeris data to be transferred to the SAN SRMS for delay estimation purposes as outlined in Section 6.25.1.3.

         7.8.12.2.3. The following management functions in 7.8.12.3 to 7.8.12.6 shall be applicable where provided by the network elements

7.8.12.3. CONFIGURATION MANAGEMENT

         7.8.12.3.1. From the NMC it shall be possible to activate re-synchronisation procedures in the case of fault and alarm conditions (timing deviations) being reported across the system.

         7.8.12.3.2. From the NMC it shall be possible to introduce changes to the synchronisation mechanism with the minimal of disruption (i.e. switching to back-up or alternate timing sources, switching to another SAN timing mechanism, etc.). This configuration capability shall exist to the element level.

         7.8.12.3.3. Switchover to primary and/or secondary timing sources shall be co-ordinated with the NMC beforehand (normal operation) or the NMC shall be notified immediately afterwards (emergency operation).

         7.8.12.3.4. It shall be possible to undertake configuration audits concerning the synchronisation system from the NMC for tracing and investigative purposes.

         7.8.12.3.5. Procedures shall be in place to routinely test and check redundant and secondary synchronisation systems.


                                                                 Page 159 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


7.8.12.4. FAULT MANAGEMENT

         7.8.12.4.1. Devices making up the synchronisation system shall be continually monitored for fault and alarm conditions (e.g. device failures, etc.).

         7.8.12.4.2. It shall be possible to configure fault thresholds to report aspects such as timing deviation levels, update rates, etc. from the NMC (global) or SAN-OSS (local).

         7.8.12.4.3. The SAN-OSS shall filter and co-ordinate synchronisation data from the various timing devices and provide a summary of fault and alarm reporting to the NMC.

7.8.12.5. PERFORMANCE MANAGEMENT

         7.8.12.5.1. The SAN-OSS shall collate and conduct suitable trend analysis on performance data concerning the synchronisation elements.

         7.8.12.5.2. The NMC shall collate and conduct suitable trend analysis on reported synchronisation performance data across the ICONET and report conformance against the active network synchronisation plan.

         7.8.12.5.3. Measurement and reporting of conformance of the synchronisation system against the criteria set in Section 6.25 shall be available (e.g. timing accuracy measures, stability, etc.).

7.8.12.6. SECURITY MANAGEMENT

         7.8.12.6.1. Access control mechanisms shall be implemented concerning the synchronisation mechanism.

         7.8.12.6.2. Access through the Synchronisation System OAM shall be controlled using password-based logins.

7.8.13. C-C SUBSYSTEM

         7.8.13.1. It shall be possible for the NMS to:

                  a) Display C-C link assignments per site (e.g. frequency,
                     power)

                  b) monitor status of C-C link

                  c) [Control and] Manage C-C frequency/power allocation, as the equipment allows.

7.8.14. ICO ADMINISTRATIVE DATA CENTRE

         7.8.14.1. The ICO Administrative Data Centre (ADC) is involved in the activities of provisioning, billing, partner care and legal interception.

         7.8.14.2. The ADC shall provide its status to the NMS at all times. Any fault in the ADC shall be notified to the NMS

         7.8.14.3. NMS shall perform a Health Check to the ADC periodically. The time interval shall be operator configurable.

         7.8.14.4. Any CDR Log Alarm detected by the ADC shall be notified to the NMS,

         7.8.14.5. Billing related complaints which can not be resolved at the ADC shall be forwarded to the NMS for possible resolution via call tracing facility at the NMS.

         7.8.14.6. Relevant CDRs shall be sent from the ADC to the NMS.

         7.8.14.7. Service affecting alarms shall be notified from the NMS to the I-ADC.


                                                                 Page 160 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


8. PERFORMANCE REQUIREMENTS

8.1. CONDITIONS FOR PERFORMANCE REQUIREMENTS

         8.1.1. Except where otherwise stated, all performance requirements shall be measured under the "Initial Value" load defined in Table 9-1 of Section 9.2.

8.2. BASIC QUALITY OF SERVICE

8.2.1. IGF VOICE LOOP DELAY

         8.2.1.1. This is defined as the time from the inlet to the MSSC (4 wire mode) through the local TNM and via a remote TNM to the remote SBS output looped back at IF through the same SBS and the same TNM back to the MSSC inlet, in accordance with Test Configuration No. 2. The distance between the local TNM and the remote TNM shall be negligible. The transmitting channel unit shall be configured for the modulation scheme to be the same as the receiving channel unit.

         8.2.1.2. The average IGF voice loop delay shall be less than 290 milliseconds assuming no other traffic.

8.2.2. SPEECH QUALITY IN MOS

         8.2.2.1. This shall be measured using a test path as defined for the one way transmission delay time.

         8.2.2.2. Value of speech quality shall be not less than [0.2] MOS less than the value achieved from a test of the vocoder algorithm connected in the standard manufacturer's supply environment hardware.

8.2.3. PROBABILITY OF CALL LOSS

         8.2.3.1. For a call passing via an MSSC, the local TNM and local SBS to a UT via a satellite channel simulator, and subjected to blockage according to the channel blockage model defined below the probability of call loss excluding failures on the terrestrial side of the MSSC and errors in the UT shall be no greater than [0.1]% per minute of call holding time provided the radio link timer is set to more than 10 seconds and there are no other radio link impairments.

         8.2.3.2. The channel blockage model for this requirement shall be one in which the radio link has no more than 10 second blockage in a single interruption and no more than 15 seconds aggregate blockage in a minute.

8.2.4. HANDOVER PERFORMANCE

8.2.4.1. HANDOVER INITIATION DELAY

         8.2.4.1.1. The handover initiation delay is defined as the period from the moment the handover decision is made to the first bit of "Handover Command" is sent out of the SAN antenna to the UT. The required execution times are:

                  1. Intra Channel Manager: no more than 1 second for 95% of the time.

                  2. Inter-Channel Manager (same SBS): no more than 3 seconds for 95% of the time.

                  3. Inter-SBS: no more than 6 seconds for 95% of the time. The distance between the two SAN sites is assumed to be no more than 15,000km.

8.2.5. HANDOVER PERFORMANCE

         8.2.5.1. The probability of the success of the complete Handover procedure shall be 99.5% providing the resources are available and excluding errors in the UT and propagation errors.

         8.2.5.2. In the procedure for handover by channel re-assignment, the duration from the receipt of the Reassignment Complete at SBS to the re-connection of the traffic communication path shall not exceed:

              1. Inter Channel Manager (same SBS)     [40 msec] for 95% of time

              2. Inter SBS                            [80 msec] for 95% of time.


                                                                 Page 161 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


8.3. SMS QUALITY OF SERVICE

8.3.1. DELIVERY TIME

         8.3.1.1. The delivery time for a short message from the entry point of the SMSC to the output of the SMSC shall be no greater than 10 seconds for 95% of the time under the busy hour loading condition as defined in Table 9-1 of Section 9.2.

8.3.2. PROBABILITY OF SMS NON-DELIVERY ON EACH DELIVERY ATTEMPT.

         8.3.2.1. The SMSC shall not lose any SMS message at any time under normal operating conditions and under the busy hour loading condition as defined in Table 9-1 of Section 9.2.

8.4. AUTOMATIC FACSIMILE GROUP 3 (UP TO 9600BPS) QUALITY OF SERVICE

8.4.1. TRANSPARENT MODE

         8.4.1.1. The one way transmission delay shall be no greater than [300] msec, assuming lowest delay slot assignment, for Test Configuration No. 2

         8.4.1.2. The probability of lost calls (% per minute of call holding time) shall be no greater than 0.1% without noise injection

8.5. CIRCUIT MODE DATA (UP TO 9600BPS) QUALITY OF SERVICE

8.5.1. TRANSPARENT MODE

         8.5.1.1. The one way transmission delay shall be no greater than [300] msec rms, assuming lowest delay slot assignment, for Test Configuration 2

         8.5.1.2. The probability of lost calls (% per minute of call holding time) shall be no greater than 0.1% without noise injection

8.5.2. NON-TRANSPARENT MODE

         8.5.2.1. The one way transmission delay shall be no greater than [300] msec rms, assuming lowest delay slot assignment, and no retransmissions for Test Configuration 2.

         8.5.2.2. The probability of lost calls (% per minute of call holding time) shall be no greater than 0. 1 % without noise injection.

8.6. CIRCUIT MODE DATA (GREATER THAN 9600BPS) QUALITY OF SERVICE (TBD)

8.7. HPN QUALITY OF SERVICE

8.7.1. HPN IDLE MODE

         8.7.1.1 The IGF shall allow a UT in HPN coverage and conformant with the Al specifications to maintain HPN operation with a duty cycle of [0.5]%.

8.7.2. HPN MESSAGE DELAY

         8.7.2.1 The HPN subsystem shall have an average delay in transmitting a double length burst message, for e.g. SMS notification, or a quadruple length burst message, for e.g. failed MT call, including CLI, for the first delivery attempt (at 90% system capacity) of less than 3 or 4 minutes respectively; from the time that the message is received at the HPN-SC. The above condition shall be met when there are no pending messages for the UT at the HPN-SC.

8.7.3. HPN CAPACITY

         8.7.3.1 The NMC SRMC and HPN subsystems shall support the mechanisms in the Air Interface to allow a variable HPN capacity.

         8.7.3.2 The MSSC and HPN subsystem at each SAN shall support delivery of the following new message rates at each SAN:

                  1. 3 HPN escalations / sec due to failed MT-SMS

                  2. 6 HPN esacalations / sec due to failed MT call attempts.

         8.7.3.3 The HPN subsystem shall modify message repeat mechanisms and flow control to prevent significant performance degradation in the event of over-loading.


                                                                 Page 162 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


         8.7.3.4 The HPN subsystem shall allow highly non-uniform message distribution with up to [1/4] of the traffic able to be handled in any one beam.

8.7.4. HPN TRANSMITTER AND RECEIVER CHARACTERISTICS

         8.7.4.1 The HPN transmit channel units shall be capable of tuning to any IF frequency retuning to any frequency within a +/- 220 kHz offset from any valid HPN transmit frequency to a resolution of less than 10Hz and shall stabilise within 10 micro sec from receipt of a retuning command.

         8.7.4.2 The HPN receiver shall have the following characteristics for the ACK/HP channel.



         1. False Alarm Rate            less than 0.001

         2. Detection Probability       greater than [92] %

         3. Receive Frequency
            Uncertainty                 +/- 2.5 kHz

         4. Receive burst Timing
            Uncertainty                 +/- 2.5 msec

         5. Channel Fading Bandwidth    30 Hz                      AWGN

         6. Received Phase Noise        6 degrees rms              6 degrees rms

         7. Receiver Signal Level       [41.5] dB Hz               [31.5]dB Hz

8.8. GSM SUPPLEMENTARY SERVICES QUALITY OF SERVICE

8.8.1. TIME TO INVOKE OR CHANGE A SUPPLEMENTARY SERVICE

         8.8.1.1. The maximum time from initiating a Supplementary Service Request until when this service has become available or changed (as requested by the user), including authentication, if required, shall be no greater than 400 msec.

8.9. SECTION NOT USED

8.10. SBS PERFORMANCE

8.10.1. CHANNEL ASSIGNMENT DELAY (RACH TO AGCH)

         Definition

         8.10.1.1. Start instant: Input of the last bit of the RACH into the RFT antenna.

         8.10.1.2. End instant: Output of the first bit of the AGCH from the RFT antenna.

         Test conditions:

         8.10.1.3. No AGCH queue

         8.10.1.4. Performance requirement:

         Delay less than 400 ms with 95% probability under full load

8.10.2. PAGING DELAY

         Definition

         8.10.2.1. Start instant: Input of the last bit of the Page Request message into the SBS C7 link

         8.10.2.2. End instant: Output of the first bit of the PCH from the RFT antenna.

         Test conditions:

         8.10.2.3. No PCH queue; paging to a single beam.

         8.10.2.4. Performance requirement:

         Delay less than 400 ms with 95% probability under full load.

8.10.3. POSITION DETERMINATION DELAY

         Definition

         8.10.3.1. Start instant: Input of the last bit of the Initial Message into the RFT antenna

         8.10.3.2. End instant: Output of the first bit of the CM Service Request message into the SBS C7 link

         Test conditions:

         8.10.3.3. NO C7 QUEUE

         8.10.3.4. Performance requirement:

         Delay less than 350 ms with 95% probability under full load.


                                                                 Page 163 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


8.10.4. SECTION NOT USED

8.10.5. SIGNALLING TRANSIT TIME

         8.10.5.1. The SBS-transparent signalling messages transit time is defined as the last bit of the message into the SBS and the first bit of the corresponding message out of the SBS and shall be no more than 110 ms for 95% of the time for channels other than SDCCH/2, and 190 ms for 95% of the time for the SDCCH/2 channel.

8.10.6. VOICE TRAFFIC TRANSIT TIME

         8.10.6.1. The voice traffic transit time is defined as the duration between the last bit of a voice frame into SBS and the first bit of the corresponding voice frame out of SBS, including the FEC/Timing Part of the Voice Codec, and shall be less than the following values.

                  1. With diversity: no more than 40ms longer than the case
                     without diversity.

                  2. Without diversity: no more than 49 ms (forward direction)
                     and 62 ms (return direction) for 95% of the time assuming optimum slot synchronisation with the TNM.

8.10.7. NON-VOICE TRAFFIC TRANSIT TIME

         8.10.7.1. The non-voice traffic transit time is defined as the duration between the last bit of a frame into SBS and the first bit of the corresponding frame out of SBS, and with no handover take place and shall be less than the corresponding values for voice plus slot alignment delay plus any interleaving delay.

8.10.8. LAYER 2 ACKNOWLEDGEMENT DELAY

         Definition

         8.10.8.1. Start instant: Input of the last bit of a Layer 2 Signal Unit with the P bit set to 1 into the SBS demodulator.

         8.10.8.2. End instant: Output of the first bit of the corresponding Layer 2 Signal Unit containing the acknowledgement to the received Signal Unit described in 8.10.8.1 from the SBS demodulator. Test conditions:

         8.10.8.3. The Layer 2 used is in the acknowledgement mode. Performance requirement:

         8.10.8.4. Mean delay less than 150 ms

         8.10.8.5. 95 percentile delay less than 180 ms

8.11. AVAILABILITY

8.11.1. DEFINITIONS

         8.11.1.1. The availability of the elements of a SAN site that support the traffic, voice and data (customer), switching and transport capacity of a SAN shall be calculated using the definitions, redundancy schemes, and associated equations of Bellcore Document, GR-512 CORE (Revision in effect on 31 October 1966)

         8.11.1.2. A SAN shall be defined as being available when it can process and transport more than 70% of its rated traffic switching and transport capacity. When the SAN has lost 30% or more of its rated traffic switching and transport capacity due to SAN equipment failure the SAN shall be defined as unavailable.

         8.11.1.3. Failures of SAN site power shall not be counted in calculating SAN availability.

         8.11.1.4. Failure due to operator error, external physical damage to equipment or planned outages shall not be counted in calculating SAN availability.

         8.11.1.5. Failure of Network Management, SRMC, HPN and other equipment that does not result in loss of SAN switching, transport or processing of voce and data traffic capacity shall not be counted in calculating SAN availability.

         8.11.1.6. The availability of the following elements shall be specified and shall be considered available when each element can support at least 70% of its rated traffic (voice, data or administration information) transport and processing load.


                                                                 Page 164 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


         8.11.1.7. The systems shall be considered unavailable when the elements are unable to support at least 70% of their rated traffic (voice, data or administration information) transport and processing load due to IGF equipment failure.

8.11.2. REQUIREMENTS

         8.11.2.1. For purpose of availability calculation, the MTTR shall be 4 hours or less for all replaceable elements of the SAN, NMC or Back up NMC, stocked on site, or 7 days for elements not stocked on site.

         8.11.2.2. Basis of MTBF estimate shall be stated (e.g. data, comparison).

         8.11.2.3. The Availability of a SAN site as defined above shall be equal or greater than 0.9996.

         8.11.2.4. The availability of each traffic carrying subsystem of the IGF (including MSSC/VLR, HLR, ILR, IN Platform, TNM, SBS, and RFT subsystem) shall be equal or greater than 0.9999.

         8.11.2.5. The IGF shall be designed so that the reliability of the NMC and non-traffic carrying elements of each SAN is not a significant factor in the SAN availability.

         8.11.2.6. Availability of the HPN subsystem shall be greater than [0.9996].

         8.11.2.7. Offered traffic levels of up to 150% of the rated capacity shall be supported without any system failures.

         8.11.2.8. Beyond the 150% of the rated capacity, rejection of calls shall be used to maintain the system in operation.

         8.11.2.9. During the rejection process the system capacity may be less than 100% of the rated capacity. The MSSC shall support the rejection of Network Originated traffic during this period. The SBS shall support the rejection of UT Originated traffic during this period.


                                                                 Page 165 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                       [FIGURE 8-1 AVAILABILITY DIAGRAM]


                                                                 Page 166 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


8.11.3. ENVIRONMENTS

8.11.3.1. GENERAL

         8.11.3.1.1. The equipment composing the IGF shall operate under the following environmental conditions.

8.11.3.2. EQUIPMENT IN THE MAIN BUILDING

         8.11.3.2.1. Temperature, Humidity and Altitude Requirements:

                  1. IEC 721-3-3 Class 3K2. See Figure 8-2.

                  2. Temperature: 15 degrees C to 30 degrees C

                  3. Humidity: 10% to 75% RH, Relative Humidity, bounded by an absolute humidity range of 2 g/m (3) to 22 g/m(3).

                  4. Altitude: 0-10,000 feet, 0-3050 meters

         8.11.3.2.2. Mechanical Requirements:

                  1. IEC 721-3-3 class 3M 1

                  2. Sinusoidal Vibration: 0.3 mm 2-9 Hz. 1 m/s(2) 9-200 Hz

                  3. Non Stationary Vibration Including Shock: 40 m/s (2)
                     response spectrum L

8.11.3.3. EQUIPMENT IN THE RFT SHELTER

         8.11.3.3.1. Temperature. Humidity and Altitude Requirements:

                  1. Temperature: 10 degrees C to 40 degrees C full performance

                     -10 degrees C to 60 degrees C operational

                  2. Humidity: 5% to 95% RH, Relative Humidity,

                  3. Altitude: 0-2000 meters

                     (up to 2300 m with special provisions)

         8.11.3.3.2. Mechanical Requirements:

                  1. Sinusoidal Vibration: 5 mm(p-p)0.1-10 Hz

8.11.3.4. OUTDOOR EQUIPMENT

         8.11.3.4.1. Temperature, Humidity and Altitude Requirements:

                  1. Temperature: -20 degrees C to 50 degrees C full performance

                     -30 degrees C to 60 degrees C operational

                  2. Humidity: 0% to 100% RH, Relative Humidity,

                  3. Altitude: 0-2000 meters

                     (up to 2300 m with special provisions)

         8.11.3.4.2. Mechanical Requirements:

                  1. Sinusoidal Vibration: 5 mm(p-p)0.1-10 Hz


                                                                 Page 167 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    VERSION: 25
                                                             17th FEBRUARY 1997
--------------------------------------------------------------------------------


                    [FIGURE 8-2 CLIMATOGRAM FOR 12 YEAR LIFE
                    (ABSOLUTE HUMIDITY CURVES APPROXIMATED)]


8.12. TNM PERFORMANCE REQUIREMENTS

8.12.1. TNM TRANSIT TIME

8.12.1.1. PAGING

         8.12.1.1.1. The paging transit time is defined as the time duration from the first bit of the Paging message received at the TNM from the MSSC until the first bit of the Paging message is sent from the same TNM to the last SBS of up to 3 selected target SBSs.

         8.12.1.1.2. The paging transit time shall be less than 80 ms (mean) and 130 ms (95 percentile), under the load defined in Table 9-1 of Section 9.2.

8.12.1.2. TRANSPARENT MESSAGES

         8.12.1.2.1. Message (excluding Paging) transit time is defined as the duration from the first bit of the message to TNM and the first bit of the same message out of the same TNM.


                                                                 Page 168 of 192
                                                ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

         8.12.1.2.2. The transit time shall be less than 60 ms (mean) and 90 ms (95 percentile), under the load defined in Table 9-1 of Section 9.2.

8.12.1.3. VOICE TRAFFIC

         8.12.1.3.1. The voice traffic transit time is measured as the time duration from the first bit of a voice circuit into the TNM to the corresponding bit out of the same TNM. The steady state value shall be less than the following

                  1. Towards mobile with transcoding: less than 94 ms (includes 72 ms for delay inherent in voice codec algorithm) assuming the TNM assigned optimum MCD slot is available.

                  2. From mobile with transcoding: less than 38 ms (includes 20 ms for delay inherent in voice codec algorithm).

                  3. Without transcoding (any direction): less than 14 ms assuming the TNM assigned optimum MCD slot is available.

8.12.1.4. GSM DATA/FAX TRAFFIC

         8.12.1.4.1. The transit time is measured as the time duration from the first bit of a fax/data circuit into the TNM to the corresponding bit out of the same TNM and shall be less than [14] ms.

8.12.1.5. NON-GSM DATA TRAFFIC

         8.12.1.5.1. The transit time is measured as the time duration from the first bit of a data circuit into the TNM to the corresponding bit out of the same TNM and shall be less than the following values.

                  1.       Towards mobile: 82 ms plus slot alignment delay.

                  2.       From mobile: 60 ms.

8.12.1.6. NON-GSM FAX TRAFFIC (THE IMAGE TRANSFER PART)

         8.12.1.6.1. The transit time is measured as the time duration from the first bit of a fax circuit into the TNM to the corresponding bit out of the same TNM and shall be less than the following values.

                  1. Towards mobile: less than (82] ms plus slot alignment delay.

                  2.       From mobile: less than 60 ms.

8.13. MSSC

8.13.1. MOBILE SWITCHING RESPONSE TIME

         8.13.1.1. At rated traffic load as defined in Table 9-1 of Section 9.2, the following response time between a pair of signals shall apply.

                       8.13.1.2. TABLE 8-1 RESPONSE TIMES



Response Time                           Mean (ms)    95 percentile (ms)
---------------------------------------------------------------------------
8.13.1.2. PSTN to UT
---------------------------------------------------------------------------
1. IAM - Paging                             [80]              121
---------------------------------------------------------------------------
2. Paging Resp - Auth Req                   [30]              44
---------------------------------------------------------------------------
3. Auth. Resp - Ciph Mode Cmd               [20]              33
---------------------------------------------------------------------------
4. Ciph Mode Com - Setup                    [30]              44
---------------------------------------------------------------------------
5. Alert - Assignment Req                   [20]              33
---------------------------------------------------------------------------
8.13.1.3. UT - PSTN
---------------------------------------------------------------------------
1. CM Service Req - Auth Req                [30]              44
---------------------------------------------------------------------------
2. Auth Resp - Ciph Mode Cmd                [30]              66
---------------------------------------------------------------------------
3. Setup - Call Proceeding                  [30]              44
---------------------------------------------------------------------------
4. Modify Com - IAM                         [30]              44
---------------------------------------------------------------------------
5. ACM - Alert                               [30]              44
---------------------------------------------------------------------------

                                                                 Page 169 of 192
                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------


Response Time                            Mean (ms)    95 percentile (ms)
---------------------------------------- ----------- ----------------------
6. ANS - Connect                            [20]              33
---------------------------------------- ----------- ----------------------
8.13.1.4. Location Update (no HLR)
---------------------------------------- ----------- ----------------------
1. LU Req - LU Acc                          [50]              77
---------------------------------------- ----------- ----------------------
2. LU Acc - Clear                           [80]              165
---------------------------------------- ----------- ----------------------
8.13.1.5. SS CFU Registration
---------------------------------------- ----------- ----------------------
1. CM Serv Req - Ciph Mode Cmd              [50]              88
---------------------------------------- ----------- ----------------------
2. Ciph Mode Com - CM Serv Acc             [240]              341
---------------------------------------- ----------- ----------------------
3. Register - Register                      [20]              33
---------------------------------------- ----------- ----------------------

8.13.2. TRANSIT SWITCHING
        TBD

8.13.3. D-IWF
        TBD

8.13.4. GMSC
        TBD

8.13.5. IN-SSP (F/R)
        TBD

8.13.6. MSSC VOICE TRANSIT TIME

         8.13.6.1 The MSSC voice transit time is defined as the time for a bit to pass from an inlet of the MSSC to an outlet of the same MSSC.

         8.13.6.2 The MSSC voice transit time shall be less than 2 ms.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

9. CAPACITY REQUIREMENTS

9.1. DIMENSIONING DRIVERS

         9.1.1. This section specifies the sizing of ICO elements. In the case where more than one unit may be provided (e.g. MSC/VLR, HLR), the sizing data relates to a single unit. The total number of units to be provided in the initial contract to ICO shall be defined in the SOW.

         9.1.2. Individual elements of the ICONet Ground Facilities (IGF) will be dimensioned according to one, or more as appropriate, of the following dimensioning drivers:

                  1. traffic carrying capacity at an interface, defined in Erlangs, based on a starting point of 320 Erlangs on the A interface (SBS-TNM) and incremented in 100 Erlangs

                  2. call attempts, defined in numbers of call attempts per Busy Hour (an increment or a starting point is inappropriate to this measure)

                  3. number of subscribers, starting at 10,000 subscribers and incremented in 1,000 subscribers (note that where subscriber numbers are dynamic, such as in a VLR, the average number of simultaneous registered subscribers may also be less than 10,000)

                  4. other primary factors for specific items of equipment, for example, numbers of transactions per Busy Hour for the IN platform

         9.1.3. The values stated in the Table under the heading 'Maximum Value' refer to the expansion capability of the equipment.

         9.1.4. Individual elements shall be sized sufficiently to meet dimensioning drivers while meeting the appropriate performance requirements, such as the blocking budget, as defined in IGF Functional Requirements Document.

         9.1.5. Management systems will be dimensioned to operate so as to support the management activity generated by the traffic load.

9.2. LGF ELEMENT SPECIFIC DETAILS

         9.2.1. Table 9-1 describes the primary drivers and performance requirement (referenced to the IGF Functional Requirements TBD) for each element of the IGF.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------


                 TABLE 9-1 PRIMARY CAPACITY DRIVERS FOR THE IGF

------------------------------------------------------------------------------------------------------------------------------------
IGF ELEMENT  DIMENSIONING DRIVER          INITIAL VALUE            MAXIMUM VALUE        PERFORMANCE                PERFORMANCE
                                                                                         PARAMETER                 REQUIREMENT
------------------------------------------------------------------------------------------------------------------------------------
  1. RFT     C-Band EIRP towards          total 77 dBW per                                                         6.53.1
             satellite per RFT            polarisation
------------------------------------------------------------------------------------------------------------------------------------
  2. RFT     Number of Antennas per       5                                           NA                           6.57.1.1
             SAN
------------------------------------------------------------------------------------------------------------------------------------
  3. SBS     Traffic on the A interface   320E                     4,800 E            Blocking Budget              0.7% (9.3.4.1.2
             (to TNM)                                                                                              Table 9-4)
------------------------------------------------------------------------------------------------------------------------------------
  4. SBS     Traffic on the Air           483 E (Assumption 1,     7,245 E            Diversity traffic served by  2% (9.3.4.1.2
             interface                    based on 320E, 7500                         a single path.               Table 9-4)
                                          BHLU, 6500 BHSMS)                           (Does not apply to
                                                                                      signalling traffic)
------------------------------------------------------------------------------------------------------------------------------------
  5. SBS     Busy Hour Call Attempts      7680 BHCA (Assumption    250,000 BHCA       Signalling transaction       [  ]
                                          2, based on 320E)                           delay
------------------------------------------------------------------------------------------------------------------------------------
  6. SBS     Busy Hour Location           7,500 (Assumption 6)     112,500 BHLU       Location Update              [  ]
             Updates                                                                  transaction delay
------------------------------------------------------------------------------------------------------------------------------------
  7. TNM     Traffic on the A interface   320E                     4,800 E            Blocking Budget for SBS      0.7%
             (to SBS)                                                                 interface (Assumption
                                                                                      (10))
------------------------------------------------------------------------------------------------------------------------------------
  8. TNM     Traffic on the A interface   320E                     4,800 E            Blocking Budget for          0.3%
             (to MSSC, PCM coded)                                                     MSSC interface, PCM
                                                                                      coded (Assumption (10))
------------------------------------------------------------------------------------------------------------------------------------
  9. TNM     Traffic on the A interface   64E                      960 E              Blocking Budget for          0.3%
             (to MSSC, compressed)                                                    MSSC interface,
             refers to MCD data                                                       compressed
                                                                                      (Assumption (10))
------------------------------------------------------------------------------------------------------------------------------------
  10.TNM     Semi-permanent traffic       4 calls (8 SANs)         22 calls           Availability                 NA
             (DCN)                        8 call (4 SANs)
------------------------------------------------------------------------------------------------------------------------------------

                                                                 Page 172 of 192
                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
IGF ELEMENT      DIMENSIONING DRIVER          INITIAL VALUE                MAXIMUM VALUE        PERFORMANCE           PERFORMANCE
                                                                                                 PARAMETER            REQUIREMENT
------------------------------------------------------------------------------------------------------------------------------------
11. TNM          Busy Hour Call Attempts.     8448 BHCA (Assumption        275,000  BHCA     Signalling transaction       8.12
                                              2, based on 352E)                              delay
------------------------------------------------------------------------------------------------------------------------------------
12. MSSC/VLR     Traffic on the A interface   320E                         4800 E            Blocking budget.             0.3%
                 (to TNM, PCM coded)                                                         (Assumption (11))
------------------------------------------------------------------------------------------------------------------------------------
13. MSSC/VLR     Traffic on the A interface   8E                           120 E             Blocking budget.             0.3%
                 (to TNM compressed)                                                         (Assumption (11))
                 refers to fully occupied
                 64k channel i.e. 8xMCD
                 voice calls
------------------------------------------------------------------------------------------------------------------------------------
14. MSSC/VLR     Traffic on the interfaces    320E                         4,800 E           Blocking budget.             0.3%
                 to POI (including echo                                                      (Assumption (11))
                 cancellation as required)
------------------------------------------------------------------------------------------------------------------------------------
15. MSSC/VLR     Traffic on the interfaces    64E (8 SANs)                 4,800 E           Blocking budget.             0.3%
                 to other SANs                96E (4 SANs)                                   (Assumption (11))
------------------------------------------------------------------------------------------------------------------------------------
16. MSSC/VLR     Traffic on the interface     16E                          240 E             Blocking budget.             [0.3%]
                 MSSC/D-IWF                   (5% of, and included in,                       (Assumption (11))
                                              the POI Traffic)
------------------------------------------------------------------------------------------------------------------------------------
17. MSSC/VLR     Traffic on the interface to  3.7E (per SAN -              240 E             Blocking budget.             [0.1%]
                 Voicemail                    Assumption 3)                                  (Assumption (11))
------------------------------------------------------------------------------------------------------------------------------------
18. MSSC/VLR     Facsimile traffic on the     0.4E per SAN                 24 E              Blocking budget.             [0.1%]
                 interface to the             (Assumption 12)                                (Assumption (11))
                 Voicemail (F/R)
------------------------------------------------------------------------------------------------------------------------------------
19. MSSC/VLR     Traffic on the interface to  8E (Assumption 4)            120 E             Blocking budget.             [0.1%]
                 Recorded Voice                                                              (Assumption (11))
                 Announcements.
------------------------------------------------------------------------------------------------------------------------------------
20. MSSC/VLR     Busy Hour Call Attempts.     8640 BHCA (Assumption        280,000 BHCA      Signalling transaction       9.2.x
                                              2, based on 360E)                              delay
------------------------------------------------------------------------------------------------------------------------------------
21. MSSC/VLR     Busy Hour Registered         128,000                      300,000           % of registrations           9.2.x
                 Subscribers                                                                 successfully completed.
------------------------------------------------------------------------------------------------------------------------------------

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
 IGF ELEMENT    DIMENSIONING DRIVER           INITIAL VALUE                MAXIMUM VALUE             PERFORMANCE         PERFORMANCE
                                                                                                      PARAMETER          REQUIREMENT
------------------------------------------------------------------------------------------------------------------------------------
22. MSSC/VLR    Busy Hour Location            7,500 BHLU                   26,400                 Location Update           []
                Updates                       (Assumption 6)                                      transaction delay
------------------------------------------------------------------------------------------------------------------------------------
23. MSSC/VLR    C7 signalling link            10 to 16                     To be stated by NEC    NA                        NA
                hardware ports
------------------------------------------------------------------------------------------------------------------------------------
24. MSSC/VLR    Nos. of high speed (>.6      16 per MSSC                  To be stated by NEC    NA                        []
                kbps) channels
------------------------------------------------------------------------------------------------------------------------------------
25. MSSC/VLR    Busy Hour C7 signalling       To be stated by NEC          To be stated by NEC    MTP transaction delay     []
                MTP transactions
                including STP
                functionality
------------------------------------------------------------------------------------------------------------------------------------
26. RVA source  Traffic on interface          8E (Assumption 4)            To be stated by NEC    Blocking budget           [1%]
------------------------------------------------------------------------------------------------------------------------------------
27. RVA source  Busy Hour Call Attempts       2880 BHCA                    To be stated by NEC    RVA access delay          []
------------------------------------------------------------------------------------------------------------------------------------
28. D-IWFs      Traffic on interfaces.        16E (5% of POI Traffic)      To be stated by NEC    Blocking budget.          [1%]
------------------------------------------------------------------------------------------------------------------------------------
29. D-IWFs      Busy Hour Call Attempts       384 BHCA (Assumption         To be stated by NEC    Signalling transaction    []
                                              2, based on 16E)                                    delay
------------------------------------------------------------------------------------------------------------------------------------
30. AuC         Number of                     50,000                       To be stated by NEC    NA                        NA
                subscribers/equipment
                stored.
------------------------------------------------------------------------------------------------------------------------------------
31. AuC         Busy Hour                     6,000 (Assumption 12)        To be stated by NEC    Authentication delay      [300 ms]
                Authentication Vector
                Requests.
------------------------------------------------------------------------------------------------------------------------------------
32. EIR         Number of IMEIs stored.       50,000                       To be stated by NEC    N/A                       []
------------------------------------------------------------------------------------------------------------------------------------
33. EIR         Busy Hour IMEI checking       4500 (Assumption 6, 7)       To be stated by NEC    IMEI checking attempt     [150 ms]
                attempts.                                                                         delay.
------------------------------------------------------------------------------------------------------------------------------------
34. HLR         Number of ICO                 50,000                       500,000                NA                        NA
                subscribers.
------------------------------------------------------------------------------------------------------------------------------------
35. HLR         Busy Hour Service             To be stated by NEC          To be stated by NEC    Service provisioning      []
                Provisioning attempts                                                             delay.
------------------------------------------------------------------------------------------------------------------------------------

                                                                 Page 174 of 192
                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
IGF ELEMENT    DIMENSIONING DRIVER          INITIAL VALUE             MAXIMUM VALUE                 PERFORMANCE          PERFORMANCE
                                                                                                     PARAMETER           REQUIREMENT
------------------------------------------------------------------------------------------------------------------------------------
36. HLR        Busy Hour Network and        6,750 (Assumption 6)      67,500                     Registration transaction    []
               VLR registrations                                                                 delay
------------------------------------------------------------------------------------------------------------------------------------
37. HLR        Busy Hour Call Attempts      12,500 (Assumption 2, 9,  400,000                    Signalling transaction      []
               (MT for ICO subscribers)     based on 43E in 12                                   delay
                                            SANs)
------------------------------------------------------------------------------------------------------------------------------------
38. HLR        Busy Hour C7 signalling      {?}To be stated by NEC    To be stated by NEC        MTP transaction delay       []
               MTP transactions
               including STP
               functionality
------------------------------------------------------------------------------------------------------------------------------------
39. Voicemail  Number of subscribers.       56,000 for each of 3      To be stated by NEC        NA                          NA
    (OPTION)                                voice mail sites
                                            (Assumption 3)
------------------------------------------------------------------------------------------------------------------------------------
40. Voicemail  Traffic on the interface to  15 E for each of 3 Voice  To be stated by NEC        Call completion rate.       []
    (OPTION)   co-located MSSC              Mail sites (Assumption
                                            3).
------------------------------------------------------------------------------------------------------------------------------------
41. Voicemail  Busy Hour Call Attempts      360 BHCA for each of 3    To be stated by NEC        Signalling transaction      []
    (OPTION)                                Voice Mail sites                                     delay
                                            (Assumption 3).
------------------------------------------------------------------------------------------------------------------------------------
42. Voicemail  Hours of storage (voice      500 hours per Voice Mail  To be stated by NEC        Probability and hours of
    (OPTION)   and fax).                    site.                                                traffic lost per year.
------------------------------------------------------------------------------------------------------------------------------------
43. Voicemail  Facsimile traffic on the     1.6 E (for each of 3      To be stated by NEC        Blocking budget             []
    (OPTION)   interface to MSSC (F/R)      voicemail sites -                                    (Assumption (11)).
                                            Assumption 12)
------------------------------------------------------------------------------------------------------------------------------------
44. SMSC       Messages per busy hour       17,000 (platform used as  22,000 (platform used as   Message handling delay      8.3.1
    (OPTION)                                100% SMSC) for each of    100% SMSC) for each of
                                            3 SMSC sites              3 SMSC sites
------------------------------------------------------------------------------------------------------------------------------------
45. HPN        Peak arrival rate of HPN     3 per second              3 per second               Message handling delay      8.7
               escalations per second
               from the MSSC due to
               failed MT-SMS
------------------------------------------------------------------------------------------------------------------------------------

                                                                 Page 175 of 192
                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 25
                                                             17th February 1997
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 IGF ELEMENT       DIMENSIONING DRIVER          INITIAL VALUE                MAXIMUM VALUE          PERFORMANCE          PERFORMANCE
                                                                                                     PARAMETER           REQUIREMENT
------------------------------------------------------------------------------------------------------------------------------------
46. HPN            Peak arrival rate of HPN     6 per second                 6 per second                                 []
                   escalations per second
                   from the MSSC due to
                   failed MT call attempts
------------------------------------------------------------------------------------------------------------------------------------
47. HPN            Peak processing load         30 per second                30 per second                                []
                   HPN messages per second
                   (representing a combination
                   of satellite transmissions
                   and inter-SAN routing of
                   HPN messages)
------------------------------------------------------------------------------------------------------------------------------------
48. PCS (HPN)      Average satellite            {?}                                               Command transmission    []
                   command transmission                                                           delay
                   rate.
------------------------------------------------------------------------------------------------------------------------------------
49. IS.41 IWF      Number of ICO/IS.41          50,000 registered in         To be stated by NEC  NA                      NA
(OPTION)           subscribers capable of       each direction
                   roaming
------------------------------------------------------------------------------------------------------------------------------------
50. IS.41 IWF      Busy Hour Network and        3,750 (Assumption 6)         To be stated by NEC  Registration delay      []
(OPTION)           ICO VLR registrations
------------------------------------------------------------------------------------------------------------------------------------
51. IS.41 IWF      Busy Hour Call Attempts      4,100 (Assumption 2, 9,      To be stated by NEC  Signalling transaction  []
(OPTION)           (MT for ICO/IS.41            based on 14E in 12                                delay
                   subscribers)                 SANs)
------------------------------------------------------------------------------------------------------------------------------------
 52. PDC IWF       Number of PDC/ICO            50,000                       To be stated by NEC  NA                      NA
(OPTION)           subscribers capable of
                   roaming
------------------------------------------------------------------------------------------------------------------------------------
 53. PDC IWF       Busy Hour Network and        1,900 (Assumption 64)        To be stated by NEC  Registration delay      []
 (OPTION)          ICO VLR registrations
------------------------------------------------------------------------------------------------------------------------------------
 54. PDC IWF       Busy Hour Call Attempts      750 (Assumption 2, 9,        To be stated by NEC  Signalling transaction  []
 (OPTION)          (MT for ICO/PDC              based on 2.5E in 12                               delay
                   subscribers)                 SAN
------------------------------------------------------------------------------------------------------------------------------------

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version : 25
                                                             17th February 1997
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
IGF ELEMENT      DIMENSIONING DRIVER        INITIAL VALUE              MAXIMUM VALUE             PERFORMANCE          PERFORMANCE
                                                                                                  PARAMETER           REQUIREMENT
------------------------------------------------------------------------------------------------------------------------------------
55. PDC IWF      Traffic through IMSC.      77 Erlangs (Assumption     To be stated by NEC     Blocking budget.             0.3%
 (OPTION)                                   9)
------------------------------------------------------------------------------------------------------------------------------------
56. PDC IWF      Busy Hour Call Attempts    1,900 (Assumption 2,       To be stated by NEC     Signalling transaction       [ ]
 (OPTION)        through IMSC               based on 77E)                                      delay
------------------------------------------------------------------------------------------------------------------------------------
57. IN Platform  Number of IN               50,000                     1 M                     NA                           NA
   (F/R)         subscribers.
------------------------------------------------------------------------------------------------------------------------------------
58. IN Platform  Busy Hour IN               14,000 BHINT               3.6 M                   Transaction delay            [ ]
   (F/R)         transactions               (Assumption 8)
------------------------------------------------------------------------------------------------------------------------------------
 59. SRMC        Number of satellites       12                         24                      NA                           NA
------------------------------------------------------------------------------------------------------------------------------------
 60. SRMC        Number of SANs             12                         24                      NA                           NA
------------------------------------------------------------------------------------------------------------------------------------
 61. SRMC        Number of spot beams       163                        163                     NA                           NA
                 per satellite
------------------------------------------------------------------------------------------------------------------------------------
 62. SRMC        Number of filters per      490                        490                     NA                           NA
                 satellite
------------------------------------------------------------------------------------------------------------------------------------
 63. SRMC        Satellite orbit period     6 hours                    6 hours                 NA                           NA
------------------------------------------------------------------------------------------------------------------------------------
 64. SRMC        Planning Ground Cell       1 degree                   1 degree                                             [ ]
                 size
------------------------------------------------------------------------------------------------------------------------------------
 65. SRMC        Payload command table      32,000                     32,000                                               [ ]
                 size
------------------------------------------------------------------------------------------------------------------------------------
 66. SRMC        HPN tables                 4                          4                                                    [ ]
------------------------------------------------------------------------------------------------------------------------------------
 67. SRMC        Number of frequency co-    4                          4                       NA                           NA
                 ordination regions
------------------------------------------------------------------------------------------------------------------------------------
  68. DCN        Number of 64 kbps ports    4 ports for 8 SANs                                 Link network utilisation
                                            8 ports for 4 SANs                                 factor.                      [ ]
------------------------------------------------------------------------------------------------------------------------------------

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version : 25
                                                             17th February 1997
--------------------------------------------------------------------------------

9.2.2. ASSUMPTIONS/DERIVED DATA

         1. Traffic on the Air Interface consists of A-interface traffic plus the traffic resulting from providing diversity paths to 40% of calls, plus the traffic resulting from registrations, location updates, IMSI attach and detach, and SMS. The registration and LU traffic is calculated based on 8 seconds of call holding time per LU. The SMS traffic is calculated based on 10 seconds per message.

         2. BHCA calculation for units affected by MT and MO calls assumes the average call holding time across all calls (successful and unsuccessful) is 150s. 40% of calls are MT. Maximum BHCA values based on approx. 30 x times initial values (traffic growth = x10, capability for growth = x1.5, predicted decrease in avg. call duration resulting from unsuccessful call attempts = x 2)

         3. Voice mail traffic 1.15% of SBS A-interface total. Maximum size SAN assumes 5% voice mail.

         4. RVA traffic 2.5% of SBS A-interface total. Average RVA duration 10s.

         5. Year 2010 SMMO=5m, SMMT=200m, HPN = 110m. Initial value 10%, Busy Day=Year/265, Busy Hour = Busy Day 12. SMS message length average 30 characters.

         6. Assumes 0.25 Location Updates / Registered UT / Busy Hour. Also assumes 90% of ICO-HLR customers registered, 15% of IS.41 roamers, and 15% of PDC roamers. Initial registration average
                  0.1 Reg / UT / Busy hour. VLR change average 0.05 Reg / UT / Busy hour. NOTE: MSC/VLR Location Updates per Busy Hour based on 30,000 active registered subscribers, to maintain consistency with BAFO 2a figures.

         7.       Assumes that IMEI is checked on initial registrations to HLR.

         8.       Assumes 25% of MO calls require IN

         9. MT called number distribution: ICO HLR 33%; ICO-GSM ILR 30%; GSM anonymous 24%; ICO-PDC ILR 2%; ICO-IS.41 ILR 11%.

         10. The TNM is non-blocking, thus the blocking budget for the TNM is associated with the number of ports provided.

         11. The MSSC is non-blocking, thus the blocking budget for the MSSC is associated with the number of circuits provided.

         12. Assumes authentication check performed on MO and MT calls only, with 5 sets of triplets returned from each request to the AuC.

         13. Facsimile traffic into the voicemail system is assumed to be 10% of the voice traffic and is additional to the voice traffic. (F/R)

9.3.     SIZING REQUIREMENTS

9.3.1.   NETWORK MANAGEMENT SYSTEM

         9.3.1.1. The Network management system shall provide the capability for growth to accommodate the equipment corresponding to the ICO 10-year traffic model.

9.3.2.   SWITCHING EQUIPMENT

         9.3.2.1. Dimensioning rules for a typical switch are shown in the table below:

           9.3.2.2. TABLE 9-2 DIMENSIONING RULES FOR A TYPICAL SWITCH

---------------------------------------------------------------------------------------------------
        TRAFFIC RATE                                             2.5          mERLANGS
---------------------------------------------------------------------------------------------------
Total traffic                                                    320          Erlangs
---------------------------------------------------------------------------------------------------
Max. subscribers                                                 128,000
---------------------------------------------------------------------------------------------------
No. SUBSCRIBERS REGISTERED IN THE HLR                            50,000
---------------------------------------------------------------------------------------------------
% total traffic to announcements                                 0.025        %
---------------------------------------------------------------------------------------------------
% total traffic to voice mail                                    0.0115       %
---------------------------------------------------------------------------------------------------
% MPTY calls exc. monitoring                                     1            %
---------------------------------------------------------------------------------------------------
No. of subscribers to be monitored                               10
---------------------------------------------------------------------------------------------------
Holding time                                                     150          secs
---------------------------------------------------------------------------------------------------

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version : 25
                                                             17th February 1997
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
Data call holding time                                           240         secs
---------------------------------------------------------------------------------------------------
Direction C for transit required?                                No
---------------------------------------------------------------------------------------------------
Switch connects to SMS/HLR/VM?                                   Yes
---------------------------------------------------------------------------------------------------
% total traffic which is data                                    5           %
---------------------------------------------------------------------------------------------------
BHCA/subscriber                                                  0.06
---------------------------------------------------------------------------------------------------
Loss probability                                                 0.003
---------------------------------------------------------------------------------------------------
T1 traffic                                                       288         Erlangs
---------------------------------------------------------------------------------------------------
T2 traffic                                                       32          Erlangs
---------------------------------------------------------------------------------------------------
T3 traffic                                                       0           Erlangs
---------------------------------------------------------------------------------------------------
T4 traffic                                                       32          Erlangs
---------------------------------------------------------------------------------------------------
ETC* to PSTN (No. of circuits)                                   356
---------------------------------------------------------------------------------------------------
ETC* to SBS (No. of circuits)                                    356
---------------------------------------------------------------------------------------------------
ETC* to TRANSIT (No. of circuits Dir. a)                         47
---------------------------------------------------------------------------------------------------
ETC* to TRANSIT (No. of circuits Dir. b)                         47
---------------------------------------------------------------------------------------------------
ETC* to TRANSIT (No. of circuits Dir. c)                         0
---------------------------------------------------------------------------------------------------
ETC* to VOCODER (No. of circuits outgoing)                       47
---------------------------------------------------------------------------------------------------
ETC* to VOCODER (No. of circuits incoming)                       47
---------------------------------------------------------------------------------------------------
ETC* to VOICE MAIL (No. of circuits)                             0
---------------------------------------------------------------------------------------------------
Data/fax circuits                                                39
---------------------------------------------------------------------------------------------------
MPTY circuits                                                    9
---------------------------------------------------------------------------------------------------
ASTDR circuits                                                   17
---------------------------------------------------------------------------------------------------
ECPOOL3 circuits (echo cancellers)                               340
---------------------------------------------------------------------------------------------------

*ETC = EXCHANGE TERMINAL CIRCUIT


9.3.3. HPN EQUIPMENT

                        9.3.3.1. TABLE 9-3 HPN EQUIPMENT

[CAPTION]

================================================================================
1.       HPN
--------------------------------------------------------------------------------
1.1      Work Station (Server)
--------------------------------------------------------------------------------
         Sun Ultra 1/140 Server, 143 MHz          Sized to handle a peak arrival
         32Mb RAM, 2.1 Gbyte Disk OR an           of 3 HPN escalations per
         Equivalent System (2 units)              second from the MSSC due to
                                                  failed MT-SMS and a peak
         9.3.3.2. active/warm standby             arrival of 6 HPN escalations
                                                  per second from the MSSC due
         9.3.3.2. Two (2) SS#7 interfaces         to failed MT call attempts.
         to the MSSC from each workstation
                                                  9.3.3.2. Sized to handle a
         9.3.3.2. no console (server models)      peak processing load of 30 HPN
                                                  messages (representing a
                                                  combination of satellite
                                                  transmissions and inter-SAN
                                                  routing of HPN messages) per
                                                  second.

                                                  9.3.3.2.
--------------------------------------------------------------------------------
1.2      Channel Unit
--------------------------------------------------------------------------------
         4 (active) + 1 (in-line spare) HPN
         Transmit Channel Units

         9.3.3.3.8 (active) + 2 (in-line
         spare) HPN Receive Channel Units
--------------------------------------------------------------------------------
1.3      Software
================================================================================

                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version : 25
                                                             17th February 1997
--------------------------------------------------------------------------------
[CAPTION]

================================================================================
         HPN Controller Software Hosted on the
         Sun Ultra Server

         9.3.3.4. SUN Solaris OS Software
--------------------------------------------------------------------------------
1.4      10 base T Ethernet Hub
--------------------------------------------------------------------------------
         Two 12 port 10baseT hubs
--------------------------------------------------------------------------------
1.5      IF distribution
--------------------------------------------------------------------------------
         IF distribution local HPN rack
================================================================================

9.3.4.   SBS EQUIPMENT

9.3.4.1. CAPACITY REQUIREMENTS SBS

9.3.4.1.1. GENERAL

         9.3.4.1.1.1. This section covers the capacity requirements for the SBS, for both traffic and signalling. These requirements will be based on the traffic model specified in Table 9-5.

9.3.4.1.2. TRAFFIC CAPACITY SPECIFICATION

         9.3.4.1.2.1. In the initial purchase, the SBS shall support a traffic capacity of 320 holding time Erlang at the SBS-TNM interface in each of the 12 SANs. The capacity of each SBS shall be possible to be increased in steps of 100 Erlang (holding time) up to a maximum of [4800 Erlang] in the largest SAN.

         9.3.4.1.2.2. In order to meet the specified SBS-TNM interface capacity, sufficient Air-Interface capacity shall be provided based on the traffic model in Table 9-5.

9.3.4.1.3. BLOCKING PROBABILITY SPECIFICATION

         9.3.4.1.3.1. The contribution to the end-to-end blocking probability attributable to the SBS will be determined by:

                  1.       the availability of external satellite resources

                  2. the constraints imposed by these functional requirements and the underlying system design in the allocation of resources (e.g., z-arc design, maximum number of reuses, etc.) and

                  3. the constraints imposed by the IGF design in the allocation of resources.

         9.3.4.1.3.2. The blocking probability of the SBS over and above any blocking due to external resources shall be as follows:

             9.3.4.1.3.3. TABLE 9-4  BLOCKING PROBABILITY ALLOWANCE

                                                ---------------------------------- ---------------------------------
                                                CONTRIBUTION ALLOWANCE             NOTES
----------------------------------------------- ---------------------------------- ---------------------------------
SBS (Erlang) Blocking probability               <0.7 %                              1
----------------------------------------------- ---------------------------------- ---------------------------------
Diversity Blocking with diversity               <[2%]                               2
allocated at the call start
----------------------------------------------- ---------------------------------- ---------------------------------
Diversity Blocking with diversity               <[12%]                             3
allocated after call start
----------------------------------------------- ---------------------------------- ---------------------------------

         9.3.4.1.3.4. Notes:

                  1. Blocking probability with respect to all offered calls

                  2. Percentage of calls with diversity allocated at call start in which only one path can be connected.

                  3. Percentage of calls with diversity allocated after call start in which the diversity path cannot be connected without moving the first path.

                  4. The blocking percentages listed in Table 9-4 may need to be revised to take account of multiple radio resources being used for a call during mobile terminated call setup when the UT is moving from MP to NP coverage.

                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version : 25
                                                             17th February 1997
--------------------------------------------------------------------------------

9.3.4.2. SBS CONTROL CHANNEL CAPACITY

9.3.4.2.1. RACH CAPACITY

         9.3.4.2.1.1. In the initial purchase, the SBS shall provide adequate hardware to support one RACH channel per spot beam per satellite for 12 satellites each with 163 spot beams, uniformly distributed across SANs

         9.3.4.2.1.2. The design will not preclude provisioning of RACH modems as required for the maximum [4800 Erlang] SAN.

9.3.4.2.2. TRANSMIT COMMON CHANNEL CAPACITY

         9.3.4.2.2.1. In the initial purchase the SBS shall provide adequate Transmit common control channel hardware corresponding to the number of RACH channels. These Transmit Common Control Channels may be applied to BCCH, PAGCH, AGCH, CBCH as required.

9.3.4.3. SBS TRAFFIC MODEL

                      9.3.4.3. 1. TABLE 9-5 TRAFFIC MODEL

----------------------------------------------------------------------- --------------------------------------------
Average call duration                                                   150 seconds
----------------------------------------------------------------------- --------------------------------------------
Average LU, IMSI attach, IMSI detach duration                           [4]seconds
----------------------------------------------------------------------- --------------------------------------------
Channel type used for IMSI attach/detach and Location update            SDCCH/2
----------------------------------------------------------------------- --------------------------------------------
Diversity provisioning at 100% loading                                  40%
----------------------------------------------------------------------- --------------------------------------------
Diversity provisioning at 50% loading                                   100% of diversity eligible UTs
----------------------------------------------------------------------- --------------------------------------------

9.3.4.4. SBS ASSIGNMENT ALGORITHM PERFORMANCE SIMULATION MODEL

                  1.       3 Satellite, [17] delay classes per satellite

                  2. Exponential distribution of traffic, randomised across sub cells.

                  3. Drive Frequency and Timeslot (f, t) planing relative to beam traffic load and 490 filters/satellite.

                  4. Generate traffic based on traffic distribution across sub-beams and Table 9-5.

                  5. Pass criteria: with assumed hardware meet the blocking probability defined in Table 9-4, for 320, ~1000, and 3200 Erlang.

9.3.5. TNM AND DCN EQUIPMENT

                   9.3.5.1. TABLE 9-6 TNM AND DCN EQUIPMENT
[CAPTION]

--------------------------------------------------------------------------------
ITEM     DESCRIPTION                                    SIZING RULE
--------------------------------------------------------------------------------
1.       TNM
--------------------------------------------------------------------------------
1.1      RPC
--------------------------------------------------------------------------------
1.1.1    Sparc 1000 with 2 processors,            13 calls/sec full performance
         512MB MM, 5GB HD, Ethernet               17 calls/sec peak
         Interfaces, 8mm Tape Drive               (1+1 Redundancy)
         and CD ROM Drive                         9.3.5.2. Max. 2000 Erlangs
                                                  per RPC
--------------------------------------------------------------------------------
1.1.2    MMI with one 10Bt and one                1 per RPC
         100Bt Ethernet ports
--------------------------------------------------------------------------------
1.1.3    DCN (E1)Control                          2 per SAN TNM
--------------------------------------------------------------------------------
1.1.4    RPN Ethernet Hubs (10BT)                 2 per SAN for first 8 RPN's.
                                                  2 per 8 RPNs thereafter
--------------------------------------------------------------------------------
1.1.5    Power Switchover                         1 Per Rack
--------------------------------------------------------------------------------
1.1.6    19" C&C Rack                             1 Per RPC
=======================================================================+========

                                                                 Page 181 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

-------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version : 25
                                                             17th February 1997
--------------------------------------------------------------------------------

ITEM             DESCRIPTION                 SIZING RULE
--------------------------------------------------------------------------------
1.2              TNM Software License         1 per TNM
--------------------------------------------------------------------------------
1.3              Software Licenses
--------------------------------------------------------------------------------
1.3.1            Solaris Operating System
                  with Media                  1 per RPC for first 2 SANs
--------------------------------------------------------------------------------
1.3.2            Solaris Operating System
                  without Media               1 per RPC subsequent SANs
--------------------------------------------------------------------------------
1.3.3            Solstice - Runtime           1 per SAN site (2 for ITC)


--------------------------------------------------------------------------------
2                     RPN SUBSYSTEM
--------------------------------------------------------------------------------
2.1                      FOR SAN
--------------------------------------------------------------------------------
                                            Required MUX/VOC channels
--------------------------------------------------------------------------------
                                            Traffic Channels +
--------------------------------------------------------------------------------
                                            Blocking +
--------------------------------------------------------------------------------
                                            Inter-site Traffic Channels +
--------------------------------------------------------------------------------
                                            Inefficiencies +
--------------------------------------------------------------------------------
                                            Signalling Channels +
--------------------------------------------------------------------------------
                                            DCN Channels
--------------------------------------------------------------------------------
                                            Traffic Channels
--------------------------------------------------------------------------------
                                            PSTN Traffic in Erlangs converted
                                            to Ch
--------------------------------------------------------------------------------
                                            (@ 0.3% blocking)
--------------------------------------------------------------------------------
                                            Inter-site Traffic Channels
--------------------------------------------------------------------------------
                                            SBS Terminated Traffic in Erlangs
                                            converted to Ch
--------------------------------------------------------------------------------
                                            (Based on 10% of PSTN traffic)
--------------------------------------------------------------------------------
                                            Plus quantity if required to
                                            maintain availability ratio. (0 in
                                            this case given 30% failure rate)
--------------------------------------------------------------------------------
                                            Inefficiencies
--------------------------------------------------------------------------------
                                            For channel manager handover,
                                            internal inefficiency is 1% per ChM.
--------------------------------------------------------------------------------
                                            Signalling Channels
--------------------------------------------------------------------------------
                                            Maximum of 1 per RPN (normally slot
                                            31) No additional MUX/VOC channels
                                            required
--------------------------------------------------------------------------------
                                            DCN Channels
--------------------------------------------------------------------------------
                                            2 ch (DSP) for each 64kbps of DCN *2
                                            (refund)
================================================================================
                                            TOTAL VOC/MUX CHANNELS REQUIRED
--------------------------------------------------------------------------------
2.1.1                Vocoder/Mux Card       Max 8 channels per card
--------------------------------------------------------------------------------
2.1.2                RPN Processor          Max 60 channels & 2 calls/sec
--------------------------------------------------------------------------------
2.1.3                19" 6RU Shelf          1 per RPN
--------------------------------------------------------------------------------
2.1.4                Power Unit
--------------------------------------------------------------------------------
2.1.4.1              RPN Power Supply       1 per RPN
--------------------------------------------------------------------------------
2.1.4.2              Mux/Voc Power Unit     1 per rack
--------------------------------------------------------------------------------

                                                                 Page 182 of 192
                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version : 25
                                                             17th February 1997
--------------------------------------------------------------------------------

2.1.5     Fan Unit                     1 per RPN
2.1.6     19" C&C Rack                 1 per 300 channels (min 4 initially)

                                       E1's SIZING
                                       PSTN Traffic
                                       PSTN traffic channels/30+
                                       (N+E+W+S traffic ch)/30 * (packing factor-1)*2
                                       Note: (packing factor -1)>=1
                                       (min 2 each N,S,E,W direction for redund)

                                       SBS Traffic
                                       2 Per ChM (each supports 160E)

                                       TOTAL E1's REQUIRED

2.2       FOR NMC #1 (DCN USE ONLY)

                                       REQUIRED MUX/VOC CHANNELS
                                       DCN CHANNELS
                                        For NMC (one link to each of 2 SANs)
                                        2ch (DSP) for each 64 kbps of DCN

                                       Total Voc/Mux Ch (DSP) required
2.2.1     Vocoder/Mux Card             Max 8 channels per card
2.2.2     RPN/RPC Processor            (Min 2) maximum of 2 Mbps each
2.2.3     19" 6RU Shelf                1 per RPN
2.2.4     Power Unit
2.2.4.1   RPN Power Supply             1 per RPN
2.2.4.2   Mux/VOC Power Unit           1 per Rack
2.2.5     Fan Unit                     1 per shelf
2.2.6     19" C&C Rack                 1 per NMC

2.3       FOR NMC #2 (DCN USE ONLY)
                                       REQUIRED MUX/VOC CHANNELS
                                       DCN CHANNELS
                                        For NMC (one link to each of 2 SANs)
                                        2ch for each 64 kbps of DCN

                                       Total Voc/Mux Ch (DSP) required
2.3.1     Vocoder/Mux Card             Max 8 channels per card
2.3.2     RPN/RPC Processor            (Min 2)b maximum of 2 Mbps each
2.3.3     19" 6RU Shelf                1 per RPN
2.3.4     Power Unit
2.3.4.1   RPN Power Supply             1 per RPN
2.3.4.2   Mux/VOC Power Unit           1 per Rack
2.3.5     Fan Unit                     1 per 2 shelf
2.3.6     19" C&C Rack                 1 per NMC
2.4       Installation Materials       1 per SAN

--------------------------------------------------------------------------------
                                                                 Page 183 of 192
                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version : 25
                                                             17th February 1997
--------------------------------------------------------------------------------

3                             DIGITAL COMMUNICATION NETWORK
-------   ----------------------------------------------------------------------
3.1       SAN - 2 PORT AT 8 SANs
3.1.1     Switching Hub/Router
3.1.1.1   Ethernet Switch 10Bt/100Bt   1 per backbone, i.e. 2 per SAN
3.1.1.2   X.25/TCP Brg                 2 per SAN (MSSC OAM INTFC)
3.1.1.3   Hub 10Bt                     2 per SAN for HPNC, MSSC OAM et.

3.1.2     Compression
3.1.2.1   Compression                  1 per A & B links in the E & W directions

3.1.3     Installation Materials
3.1.3.1   19" Rack
3.1.3.2   Cables
3.1.3.3   Hardware

3.2       SAN - 3 PORT AT 4 SANs
3.2.1     Switching Hub/Router
3.2.1.1   Ethernet Switch 10Bt/100Bt   1 per backbone, i.e. 2 per SAN
3.2.1.2   X.25/TCP Brg                 2 per SAN (MSSC OAM INTFC)
3.2.1.3   Hub 10Bt                     2 per SAN for HPNC, MSSC OAM etc.

3.2.2     Compression
3.2.2.1   Compression                  1 per A & B links in the E & W & N directions
3.2.3     Installation Materials
3.2.3.1   19" Rack
3.2.3.2   Cables
3.2.3.3   Hardware

3.3       NETWORK MANAGEMENT CENTRE (NMC)
3.3.1     Hub/Router
3.3.1.1   Hub 10Bt                     1 per NMC Port
3.3.2     Compression
3.3.2.1   Compression                  1 per A & B link for each NMC

3.3.3     Installation Materials
3.3.3.1   19" Rack
3.3.3.2   Cables
3.3.3.3   Hardware

--------------------------------------------------------------------------------
                                                                 Page 184 of 192
                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version : 25
                                                             17th February 1997
--------------------------------------------------------------------------------


9.4. NETWORK INTERFACE

         9.4.1. A two port SAN shall provide a capacity, for connecting calls to the terrestrial networks, of 320 Erlangs to the PSTN via one route plus 64 Erlangs in two equal parts for inter-site traffic, excluding DCN and signalling which shall be provided appropriately.

         9.4.2. A three port SAN shall have provide a capacity, for connecting calls to the terrestrial networks, of 320 Erlangs to the PSTN via one route plus 96 Erlangs in three equal parts for intersite traffic, excluding DCN and signalling which shall be provided appropriately.

                                                                 Page 185 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

                                  [BLANK PAGE]

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version : 25
                                                             17th February 1997
--------------------------------------------------------------------------------

10. SECTION NOT USED

                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version : 25
                                                             17th February 1997
--------------------------------------------------------------------------------

11. REFERENCE CONFIGURATION FOR PERFORMANCE MEASUREMENT

                           [TEST CONFIGURATION NO. 1]
                     [FIGURE 11-1 TEST CONFIGURATION NO. 1]



                                                                 Page 187 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version : 25
                                                             17th February 1997
--------------------------------------------------------------------------------


[TEST CONFIGURATION NO. 2]


                     [FIGURE 11-2 TEST CONFIGURATION NO. 2]

                                                                 Page 188 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version : 25
                                                             17th February 1997
--------------------------------------------------------------------------------


[TEST CONFIGURATION NO. 3]

[FIGURE 11-3 TEST CONFIGURATION NO. 3]

                                                                 Page 189 of 192
                        ICO Proprietary and Confidential

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version : 25
                                                             17th February 1997
--------------------------------------------------------------------------------



[TRAFFIC BLOCK DIAGRAM]

[FIGURE 11-4 TRAFFIC BLOCK DIAGRAM]

                                                                 Page 190 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version : 25
                                                             17th February 1997
--------------------------------------------------------------------------------

12. OTHER CONTRACT SERVICES

12.1. OPERATIONAL TEST & DEVELOPMENT FACILITY (OT&DF) (F/R)

12.1.1. GENERAL

         12.1.1.1. The OT&DF shall be used for the training and testing facility for human resources, equipment, services and new developments. The OT&DF shall have the provision to connect into the live network and support other off-line analysis activities and exercises. In addition, the OT&DF shall be used to support particular investigations concerning the network and help with the continual planning and evolution of the network.

         12.1.1.2. The OT&DF shall represent a multi-functional facility for the support of Operations and Engineering personnel.

         12.1.1.3. In order to deliver these capabilities then the OT&DF shall support and/or provide the following capabilities/facilities :

                  1. TRAINING FACILITY : The Centre shall be the primary facility for both technical and operational training including vendor training (e.g. MSSC). To encompass this then the Centre shall be equipped with a scaled down version of the SAN equipment. Also, the Centre shall include test equipment and tools used by the operations staff in the management of the live network.

                  2. ENGINEERING AND TECHNICAL DEVELOPMENT FACILITY: The centre shall provide the facilities which allow engineers to develop potential new services/features.

                  3. TEST AND VALIDATION FACILITY : The Centre shall be used to test new engineering plans before introduction. The centre shall have the capability for performing an array of tests for pre-service, in-service, remote, and local testing of hardware, software and services. In addition, the OT&DF shall be used to develop, test and prove the suitability of operations procedures which shall be adopted at the NMC and/or SAN sites.

                  4. OPERATIONAL TESTING : The centre shall allow for some live testing using spare capacity in the ICO space segment.

                  5. DEMONSTRATION FACILITIES: The OT&DF shall be equipped with demonstration capabilities for benefit of prospective customers, operators, and service providers.

                  6. TEST EQUIPMENT : The Centre shall have the capability to run off-line (via use of purpose built equipment and simulators) and on-line testing. The later shall require authorisation and access to an operational SAN.

         12.1.1.4. The OT&DF is a miniature ICO network restricted to one SAN and with restricted capacity within that SAN.

         12.1.1.5. The OT&DF shall comprise of the items listed below. For a more detailed list of items, see the equipment list of Annex 1 of the SOW. Note also that in case of conflict, Annex 1 of the SOW shall take precedence over the equipment list contained within this document.

         12.1.1.6. Two complete RFT subsystems, including both C-band and S-band Equipment (excluding the axial ratio compensation subsystem and depending on location the radome, de-icing).

         12.1.1.7. A set of the following hardware;

                  1.       A minimum of 14 BCCH Signalling Channel Units

                  2.       A minimum of 14 RACH Signalling Channel Units

                  3. A minimum quantity of TCH Communications Channel Units to allow for 40 Erlangs (including Diversity) of traffic.

                  4.       A TNM with a capacity of 32 Erlangs

                  5.       A minimum of 4 HPN Channel Units

                  6. A minimum set of channel managers capable of supporting the above channel units. Associated Channel Managers: A minimum set capable of supporting the above channel units.

                  7. A SAN OSS system responsible for the training SAN only. This OSS system shall be connected to the centralised ICO NMC.

                  8. Miscellaneous: ALC, AFC and all other subsystems required for normal operation of the SAN.

                                                                 Page 191 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version : 25
                                                             17th February 1997
--------------------------------------------------------------------------------


         12.1.1.8. Fully operational software for the test SAN enabling it to function as a reduced capability (in terms of traffic only) SAN. The OT&DF shall only contain special software to the extent that is necessary to override its operations and protect the main ICO network from interference.

12.1.2. SAN NETWORK MANAGEMENT

         12.1.2.1. A local network management subsystem (LNMS - including the NODE-OS, NMC NMS and SRMC) shall be installed at the OT&DF.

         12.1.2.2. The LNMSC shall have the ability to be operated from the centralised ICO NMC site. A dedicated 64kbps link shall be used to link the two sites. This link shall be controlled by the TNM.

         12.1.2.3. The OT&DF will have its programmable routers under the control of the main network NMS, which will allow for isolation or connection of the SAN portion to the main network.

         12.1.2.4. When isolated, the technical centre SAN may be connected to the local NMC.

         12.1.2.5. Connection of the local NMC to the technical centre SAN portion is under control of the main network NMS.

         12.1.2.6. The RF equipment at the technical centre SAN shall normally be under control of SAN-OSS, however, an override control function will be provided.

         12.1.2.7. This override control function will enable the SAN RFT to be activated when permission is granted from the NMC. It may be de-activated at any time autonomously by the technical centre SAN.

         12.1.2.8. The local NMC shall at no time be capable of being connected to the main DCN.

         12.1.2.9. The main NMC may request control of the technical centre from the Local NMC or may release control to the local NMC.

12.1.3. MSSC/VLR AND HLR/AuC

         12.1.3.1. A minimum configuration of the following list of equipment:

                  1.       MSSC/VLR

                  2.       HLR/AuC

                  3.       IN

                  4.       CCS7 Links

                  5.       Trunks

                  6.       Conference Links

                  7.       Echo Cancellers

         12.1.3.2. The functions of these MSSC/VLR/HLR/AuC/IN shall be identical to that available for the same equipment in a SAN.

         12.1.3.3. A simulator connection limited by the simulator's capabilities, shall be provided.

         12.1.3.4. A general purpose patch field will be provided to provide interconnection of various portions of the IF equipment and simulators.

         12.1.3.5. Any additional equipment to provide for varying configurations, particularly, band switching satellites simulation conversions, is not provided in this contract.

                                                                 Page 192 of 192
                        ICO PROPRIETARY AND CONFIDENTIAL

SCHEDULE 14: STATEMENT OF WORK

[ICO LOGO]                                             ICO GLOBAL COMMUNICATIONS
                                                         1 QUEEN CAROLINE STREET
                                                                     HAMMERSMITH
                                                                   LONDON W6 9BN
                                                                  UNITED KINGDOM

                                                               TEL: 181 600 1000
                                                               FAX: 181 600 1199

                                                           I-CO SERVICES LIMITED
                                              REGISTERED IN ENGLAND: NO. 3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK

                       ANNEX 11 - AIR INTERFACE SIGNALLING
                               PROTOCOL VALIDATION

                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED

CONFIDENTIALITY STATEMENT

ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETARY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.

  DOCUMENT NO.:        EN-IG-ICO-SW/000013

  VERSION:             2.2

  DATE:                26 February 1997


  PREPARED             ICO                           NEC

  AUTHOR:              TITLE: VP ICONET              TITLE: PM

                       SIGNATURE: /s/ G.L. Titzer    SIGNATURE: /s/ T. Furukawa

--------------------------------------------------------------------------------
                    Annex 11 - Air Interface Signalling      EN-IG-ICO-SW/000013
[ICO LOGO]                     Protocol Validation           Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------


AMENDMENT RECORD

  REVISION         DATE          CN NO.        REASON FOR CHANGE
  --------         ----          ------        -----------------
  1.0              14/2/97                     NEC Contract Issue
  2.0              17/2/97                     Final NEC Comments
  2.1              18/2/97                     Incorporate minor comments to para's 6.1 and 7.5
  2.2              26/2/97                     Minor editorial changes

                                       2         Confidential and Proprietary to
                                                       ICO Global Communications

--------------------------------------------------------------------------------
                    Annex 11 - Air Interface Signalling      EN-IG-ICO-SW/000013
[ICO LOGO]                     Protocol Validation           Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------


                                TABLE OF CONTENTS
1. GENERAL                                                                     4

2. OBJECTIVES AND SCOPE                                                        7

3. TASK ORGANISATION                                                           9

4. SUPPORT MATERIAL                                                           12

5. TASKS                                                                      12

6. DOCUMENTATION                                                              23

7. AIPV PROJECT MANAGEMENT                                                    29


                                       3        Confidential and Proprietary to
                                                  ICO Global Communications

--------------------------------------------------------------------------------
                    Annex 11 - Air Interface Signalling      EN-IG-ICO-SW/000013
[ICO LOGO]                     Protocol Validation           Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------

1. GENERAL

The Contractor will supply ICO with Air Interface signalling protocol validation services and facilities (the "AIPV") as set out in this ANNEX.

1.1 BACKGROUND

ICO is progressing the technical definition and procurement of a global satellite communications system providing digital cellular-like services to users equipped with handheld and other User Terminal (UT) types.

Communication is provided via a constellation of satellites in intermediate circular orbits, each providing transparent bi-directional relay of communications between the UTs and Satellite Access Nodes (SANs) using the ICO-defined Air Interface. The ICO System is based on the GSIM terrestrial cellular network concept with the minimum changes required to operate efficiently in the satellite environment.

1.2 DIFFERENCES IN THE ICO AND GSM AIR INTERFACES

A key difference between satellite and cellular systems is that the latter has a direct radio link between the network infrastructure and the UT whereas the ICO system has a constellation of moving satellites providing time-varying connectivity between the network infrastructure and the UT. Furthermore a satellite link is power-limited, and requires line of sight visibility for calls to proceed. The ICO Air Interface design is therefore optimised to make most efficient use of the satellite resource while retaining maximum commonality with GSM. The set of logical channels provided by the physical layer is functionally similar to GSM, but details of the TDMA slot structure and timing, and the various channel rates, are ICO-specific.


Another key difference is the extra propagation delay incurred, requiring optimisations in protocol window sizes and the error correction mechanism in the link layer.


                                       4         Confidential and Proprietary to
                                                       ICO Global Communications

--------------------------------------------------------------------------------
                    Annex 11 - Air Interface Signalling      EN-IG-ICO-SW/000013
[ICO LOGO]                     Protocol Validation           Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------

Due to the architectural differences between the ICO and GSM systems, the radio access and control sub-layer (RR) of layer 3 is also significantly different from GSM, but it uses similar procedures. Finally, the highest layer 3 sub-layers (MM) have the greatest similarity with GSM, with fewer changes required for the System.

Other features of the System also result in changes from GSM, such as options for path diversity and a High Power Notification (HPN) facility.

The Air Interface protocol design specification is published to allow different UT implementations to interwork with the SANs. To allow these competing implementations to flourish, the specification should be devoid of implementation-specific details and requirements, in addition to satisfying the obvious requirements of completeness, consistency and a lack of errors and ambiguities.

1.3 AIR INTERFACE SIGNALLING PROTOCOL VALIDATION: USE OF SDL

The purpose of protocol validation is to remove as many problems as possible before the design specification proceeds to the next phase, namely implementation, where problems will become more expensive and time consuming to fix.

Protocol validation for this AIPV work shall be achieved by first specifying the protocols in the formal SDL language, and then proceeding to perform simulations by defining and running test scenarios for protocol exchanges. The simulations include both the automatic state-space search and run-time execution. The test scenarios cover user services under different radio link conditions listed in agreed SDL Test Plan.


                                       5        Confidential and Proprietary to
                                                  ICO Global Communications

--------------------------------------------------------------------------------
                    Annex 11 - Air Interface Signalling      EN-IG-ICO-SW/000013
[ICO LOGO]                     Protocol Validation           Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------

An additional benefit of the complete and validated SDL description is that it can be issued in support of the Air Interface specification. This provides a more formal specification, which benefits implementers and aids in problem resolution and maintenance later in the life of the System. Follow-on products and services can also be prototyped and developed much more quickly. Finally, it also assists in deriving comprehensive test coverage for the conformance test requirements.

Protocol validation will be performed for both network and mobile entities, allowing peer-to-peer simulations to be performed. SDL implementations shall be done for the Layer 2, the RR and the MM sublayers of Layer 3 of the Air Interface specifications. The CC sublayer shall be outside the scope of this task. Areas that are not suitable for SDL implementation (e.g., physical layer, user interface/MMI commands) will be covered as necessary via scripts or other means.

The 1992 version of SDL (ITU-T Z.100) ("SDL") shall be used. SDL offers the advantages of object-oriented design techniques, which may be exploited at the Contractor's discretion. The SDL is used to formally describe the structure, behaviour and data of the System.

Given the similarities between the ICO and GSM signalling layers, it may be possible to reuse existing GSM SDL modified for the ICO specification.




                                       6        Confidential and Proprietary to
                                                  ICO Global Communications

--------------------------------------------------------------------------------
                    Annex 11 - Air Interface Signalling      EN-IG-ICO-SW/000013
[ICO LOGO]                     Protocol Validation           Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------

2. OBJECTIVES AND SCOPE

2.1 OBJECTIVES

The objectives of the AIPV are to:

1. Ensure the correctness and completeness of the Air-Interface signalling protocol specifications, such that the Air-Interface can deliver the required user services.

2. Ensure the robustness of the Air-Interface signalling protocol specifications against channel error conditions and improper operational conditions listed in agreed SDL Test Plan.

3. Ensure the integrity of the Air-Interface signalling protocol specifications, such that the specification shall be robust against race conditions, unhandling signals, dead locks, live locks, out-of-range variables, etc.

2.2 SCOPE

The scope of the AIPV work is listed as the following points:

1. The ICO Air-Interface signalling protocol is defined in the following ICO Air Interface documents, version 3.0 or later:

         a)       ICO 03.22.A1

         b)       ICO 103.40.A1

         c)       ICO 05.xx series

         d)       ICO 04.06.A1

         e)       ICO 04.07.D1

         f)       ICO 04.08.A1

         g)       ICO 04.08.A2

         h)       ICO 04.08.A3 (out of scope)

         i)       ICO 04.08.A4 (CC Part - out of scope)

         j)       ICO 104.08.Al (HPN-RR)


                                       7        Confidential and Proprietary to
                                                  ICO Global Communications

--------------------------------------------------------------------------------
                    Annex 11 - Air Interface Signalling      EN-IG-ICO-SW/000013
[ICO LOGO]                     Protocol Validation           Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------

         Additionally, GSM specifications, other than those superseded by the above documents, may also apply.

2.       ITU-T Z.100 (1992 or later) Specification and Description Language
         (SDL) shall be used to formally specify the ICO Air-Interface signalling protocol

3. ITU-T Z.120 (1992 or later) Message sequence chart (MSC) is preferred to be used to define validation references.

4. The latest version of SDT from TeleLOGIC shall be used as the main software tool for editing, simulating and validating the ICO Air-Interface signalling Protocol.

5. SDL implementations shall be done for the Layer 2, the RR and the MM sublayers of Layer 3 of the Air Interface specifications. The CC sublayer will be outside the scope of this task. The HPN Air-Interface protocol shall also be under the scope of SDL implementation and protocol validation, limited to Layer 3 RR, HP-TL and HP-AL protocol.

6. SDL implementations shall be done on the same layering architecture as the protocol specifications.

7. SDL implementation shall be done for both the network as well as the mobile entities.

8. Areas that are not suitable for SDL implementations (e.g. physical layer, user interface/man machine commands) will not be implemented in SDL but if any entity is as part of the test environment, it may be implemented as necessary via scripts or other means.

9. Message encoding/decoding may be implemented using programming language(s) other than SDL.

10. Test environment may be built by using the most convenient method and programming language(s) and/or SDL.

11. SDL specification shall be in modular in order to facilitate phased implementation and incremental testing, peer-to-peer validation and parallel development. The distinction of network and mobile stacks should be clear. As an option, It may be possible to use SDL'92 object oriented features to create multiple network and/or mobile stacks for the purpose of simulation.


                                       8        Confidential and Proprietary to
                                                  ICO Global Communications

--------------------------------------------------------------------------------
                    Annex 11 - Air Interface Signalling      EN-IG-ICO-SW/000013
[ICO LOGO]                     Protocol Validation           Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------

12. The aim of the validation/simulation is to cover realistic operational scenarios, such as simultaneous transactions(1) (e.g. SMS with voice call, voice call with in-call Supplementary Services, etc.), transaction race condition (e.g. mobile originated call and mobile terminated call happening at the same time), RACH contentions, channel error, channel delay, channel blockage, etc.

13. Initially coverage analysis shall be done by using SDT tool for all test cases identified in Section 5.3.1. The objective is to do coverage analysis by using SDT tool for each test case identified in agreed SDL Test Plan. The goal is to have minimum number of test case but maximum test coverage.

The scope of the validation task will be to take the specification developed by the ICO Air Interface definition team and perform validation on it. Any problems found by the validation task will be reported to ICO Air-Interface definition team for correction action. The Contractor shall not modify the Air Interface Definition. Any changes to the Air Interface definition by the ICO Air Interface definition team may result in rework by the Contractor, which may include changes in SDL/MSC and revalidation. Such changes shall be accommodated as per procedures in Section 7.3.

3. TASK ORGANISATION

The AIPV work is broken down into four top-level tasks, described in detail later:

         - architectural design and partitioning for each signalling layer and its components,

         -        produce and verify the SDL specification for each layer,

         - validation of the specifications using SDT simulator and SDT validator,

         -        provide a final analysis of specification and test coverage.


(1) It is to demonstrated that MM, RR, L2 can support simultaneous transactions at the CM sub-layer.

                                       9        Confidential and Proprietary to
                                                  ICO Global Communications

--------------------------------------------------------------------------------
                    Annex 11 - Air Interface Signalling      EN-IG-ICO-SW/000013
[ICO LOGO]                     Protocol Validation           Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------

The two main tasks of producing the SDL specifications and performing the validation are in practice likely to be interleaved and run in parallel. This will be the case for several reasons, including the fact that bugs may be found during validation which require changes and/or amendments to the specification, and the fact that a phased implementation approach will be requested for the SDL specification work (see Section 3.1). The specification task will include formal verification tasks, such as syntax and semantic analysis, consistency checking etc.

3.1 METHODOLOGIES

Formal specification and verification/validation of the Air Inter-face needs to be automated as far as possible to cope with the complexity and scale of the specification. The real-time nature of the protocols requires automated simulation to fully exercise all parallel functionality, including timers etc. The large number of simulations (which becomes increasingly onerous when considering the repeated running of tests for "what-if" investigations and regression purposes after each software upgrade) also demands an automated solution. Finally, automation provides benefits in terms of repeatability and consistency of tests and reporting across all scenarios, and in eliminating sources of human error.

The use of the ITU-T Z.100 standard, SDL has gained wide-spread international acceptance in the specification of telecommunication and other real-time protocols, as it provides proven, comprehensive and well understood methods and graphical representations to produce open, flexible, testable and supportable/maintainable specifications. Furthermore, this language now has extensive software tool support and design methodologies. Tools provide for context-sensitive editing and formatting, automated conversions between SDL and MSC (ITU-T Z.120) diagrams, automated static analysis checking, and performance of validation simulations (using a single, integrated and consistent definition of the protocols).

Associated standards that could be used with SDL for the encoding and decoding formats and rules in the specification are: ISO/IEC8824 (ASN.1; aligned with X.680-3), and ISO/IEC8825 (Basic Encoding Rules for ASN. 1; aligned with X.690).



                                       10        Confidential and Proprietary to
                                                   ICO Global Communications

--------------------------------------------------------------------------------
                    Annex 11 - Air Interface Signalling      EN-IG-ICO-SW/000013
[ICO LOGO]                     Protocol Validation           Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------


The AIPV work shall be performed in a phased manner to validate "core" functionality first, before proceeding to filling out the specification and tests for the remaining protocol functionality. Core functionality in general represents nominal, "straight-line" (non-error case) transitions through the protocol states. This approach will be key to risk mitigation and early validation of the most important aspects of the protocols, and realises the known difficulties in fully specifying and validating a specification in a formal way. Indeed, findings from the validation work should be directed to feed back into the protocol specification and drive some of the changes in the up-issues of the documents. The further the AIPV work proceeds, the greater the confidence and comprehensives that can be achieved, and it should be the case that the number of problems found in the protocol definitions will fall off progressively.

Modularity is an essential concept to aid with the phased implementation and incremental testing, and can be achieved by a concept such as "sub-layering" i.e. as each protocol layer in turn is worked on, it is defined in such a way two sub-layers can be defined. One is the peer-to-peer communication sub-layer which does not contain any element to interface to the lower layer. The other sub-layer is the transmission sub-layer which can send and receive primitive to the lower layer, such as establish a channel. In this way, the core function of a protocol layer can be largely validated without relying on having lower stacks. This concept is fully illustrated in Example I.2-2 of ITU-T Z.100-Appendix I "SDL Methodology Guideline".

Full end-to-end validation must of course await availability of the full lower layers, but partial results can be produced before this. This modularity also helps in partitioning work and allows progressing of different layers in parallel, but a prerequisite is a definition of all service interfaces between layers. Component level testing shall be done before a component is integrated with other components.



                                       11        Confidential and Proprietary to
                                                   ICO Global Communications

--------------------------------------------------------------------------------
                    Annex 11 - Air Interface Signalling      EN-IG-ICO-SW/000013
[ICO LOGO]                     Protocol Validation           Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------


4. SUPPORT MATERIAL

ICO shall provide the following critical input documents, at the indicated baseline versions, as a pre-condition for commencement of the AIPV work:

-        ICO System Definition document - Version 6,

-        ICO Air-Interface Specifications as listed in Section 2.2.

-        SDLs for existing GSM specifications (if available).

Other relevant GSM specifications will be supplied by ICO on demand.

The signalling protocol specifications will be in a natural language format (English), supplemented by informal Message Sequence Charts (MSCs), State Transition Diagrams. Nominally, these will be based on ICO derivations of GSM Phase 2 Recommendations in the 04 and 05 series. These reference documents will define the physical layer, message formats, protocol interactions etc., to enable detailed specification of the protocols in SDL.

5. TASKS

The AIPV work, described in this Annex, is organised into four tasks as follows:

5.1 TASK 1 : ARCHITECTURAL DESIGN AND PARTITIONING

This task produces the architectural design and partitioning for each signalling layer and its components. The structure of the system shall be as modular and well organised as possible for ease of readability and maintenance. Hierarchical decomposition shall be used to mask details whilst providing an obvious path to proceed with more detailed specification and an easy means to navigate through the protocol interactions.


                                       12        Confidential and Proprietary to
                                                   ICO Global Communications

--------------------------------------------------------------------------------
                    Annex 11 - Air Interface Signalling      EN-IG-ICO-SW/000013
[ICO LOGO]                     Protocol Validation           Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------

The task involves the following aspects:

- functional and state partitioning of each layer of the network/mobile entities into (hierarchical) components. Modularity shall be built into the SDL specification to allow peer-to-peer as well as system level validation,

-        definition and specification of interfaces,

-        definition of structures for signal encoding and decoding,

- modular design allowing component level testing (as well as system level testing).

Components shall be arranged to identify the following interactions clearly and easily:

-        peer-to-peer protocol messages,

-        inter-layer interfaces and primitives,

-        Description of test environment

-        usage of internal management functions to make the SDL executable,

-        ad-hoc entities as the means of component testing.

The methodology used for design shall aim to enhance readability. To achieve this, there may be means to distinguish and hide implementation details that are needed for running simulations but which are not part of the protocol specification to be published. These may include calculation and communication interface specifics, software for performing the actual message encoding and decoding, and for the network entity, a form of "test harness" to simulate the network infrastructure.

The distinction between the mobile and network stacks shall be clear, and it shall be possible to create multiple mobile entities and/or network entities for some simulation scenarios.


                                       13        Confidential and Proprietary to
                                                   ICO Global Communications

--------------------------------------------------------------------------------
                    Annex 11 - Air Interface Signalling      EN-IG-ICO-SW/000013
[ICO LOGO]                     Protocol Validation           Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------

It shall be possible to analyse, monitor and control a peer-to-peer layer independently of the others, for purposes of SDL validation, using transparent or "null" lower layers in the stacks to transparently pass information between peers. This concept is fully illustrated in Example I.2-2 of ITU-T Z.100 - Appendix 1 "SDL Methodology Guideline". As there will be dependencies and interactions of all layers on the layers below, the SDL specification and validation should nominally be performed from lower layers to higher layers. For each layer under test then, it is assumed that all layers below are operating correctly to specification.

The output from this task shall be an ICO Air Interface SDL Architectural Design Document (ADD), providing the main structure of the SDL processes, groups and hierarchy in the mobile and network stacks. The document shall specify all external interfaces for each functional group, including details of peer messages, service primitives and protocol services required for running of simulations, and shall be kept up-to-date until the end of the contract.

5.2 TASK 2: SDL SPECIFICATION

This task is to produce the detailed SDL specification for each layer, taking the structure defined in the ADD as a starting point in which to fill in the detailed steps and events. The specification task shall include static verification testing, such as syntax and semantic analysis, consistency checking etc. Specifically this task involves:

- SDL Editing, - using SDT to create SDL diagrams for the components identified in the previous task.

- SDL Analysis- using the tool to analyse (execute the syntax and semantic checks) the SDL diagrams. After the analysis phase passes, the SDL will be ready for simulation and protocol validation.

                                       14        Confidential and Proprietary to
                                                   ICO Global Communications

--------------------------------------------------------------------------------
                    Annex 11 - Air Interface Signalling      EN-IG-ICO-SW/000013
[ICO LOGO]                     Protocol Validation           Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------

As previously stated, the ICO signalling protocols are based on GSM. The deviations from GSM become more and more significant as we descend lower down the OSI stack, from L3-MM, L3-RR to L2, with the maximum deviation being in the data-link layer, L2. ICO also introduces a HPN service which has no equivalence. in GSM. Since ICO Air-Interface signalling protocols have their roots in GSM, it would be advisable for the Contractor to utilise the knowledge on GSM UT, GSM Switch and GSM BSS it already possesses.

The output from this task shall be a complete SDL specification for each protocol layer, with all supporting SDL and other software and test-ware infrastructure to perform simulations.

The SDL and message (being inter-process, inter-layer service primitives or inter-peer PDU's) encoding/decoding rules shall be available in electronic and hard-copy form. Priority shall be given to producing the specification in a format that maximises conciseness and readability, as the hard-copy is intended to support the published air interface specifications. All definitions and nomenclature to assist in interpreting and understanding the SDL specifications shall also be made available in the same or separate document(s).

To be executable for simulation or validation, SDL process management logic shall also be included.

The Contractor shall provide an ICO Air Interface SDL High Level Design Document
(HLD), describing the detailed units, procedures, timers etc. used in the specification. This document is intended to be a developer's guide to assist in future maintenance of the SDL specifications.

All SDL and other specifications, and all documentation, shall be kept up-to-date until the end of the contract, incorporating any changes resulting from the validation task.


                                       15        Confidential and Proprietary to
                                                   ICO Global Communications

--------------------------------------------------------------------------------
                    Annex 11 - Air Interface Signalling      EN-IG-ICO-SW/000013
[ICO LOGO]                     Protocol Validation           Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------

5.3 TASK 3: VALIDATION

This task validates the SDL specifications produced in the previous task. The primary means to achieve this is by simulation, defining and running test scenarios involving standalone protocol stacks and blocks, and also interaction between peers, simulating major protocol exchanges under a selection of lower layer and link conditions (such as missing or out of sequence messages). This serves to validate both the SDL specifications and the air interface specifications from which they are derived.

The three main aims of the validation task are to prove:

1. The protocol specifications meet the ICO service, user requirements (e.g. set-up of voice calls, HPN delivery, etc.), and operational requirements (e.g registration and location update, handovers, diversity set-up and operation etc.) in accordance with the agreed SDL Test Plan (STP),

2. The correctness, completeness, robustness and integrity of the protocol specifications (e.g absence of dead-locks, live-locks, unhandled signals, race conditions, premature timeouts, mismatched message parameter values, data operation errors, inconsistent peer states, inconsistent primitive calls, etc.) using SDT validator.

3. The robustness of the protocol specifications (e.g. missing messages due to channel errors, simultaneous transaction race conditions, multi-user environment, etc.). This may be achieved using SDT simulator.

                                       16        Confidential and Proprietary to
                                                   ICO Global Communications

                    Annex 11 - Air Interface Signalling      EN-IG-ICO-SW/000013
[ICO LOGO]                     Protocol Validation           Issue 2.2
                                                             26 February 1997

In order to systematically validate the protocol, get a good test coverage as well as to define the test environment, test suites shall be developed. Such test suites shall consists of SDL's (Test-SDL's) or MSCs (Test-MSCs), or other programming or script language(s), as required. Test suites shall be developed and documented as part of the validation task. They shall form a part of the deliverables at the end of the AIPV project.

Test coverage should at a minimum be sufficient to exercise all significant nominal and error-case state transitions, in addition to all significant system and user functional requirements, in order to gain confidence of correct operation.

Test scenarios shall be documented in an ICO Air Interface SDL Test Plan (STP), which shall contain the following information for each:

         -        test purpose,

         -        test configuration, environment and method,

         -        test coverage,

         -        detailed test procedure,

         -        expected results and pass/fail criteria.

Although the focus here is validation not conformance testing, the method of producing the test suite may use ISO Standard IS9646 Partl, Part2 and Part4 as guidance.

The SDL, software, test-ware and documentation shall be placed under a full configuration control system. The SDL specifications should clearly define what version of the Air Interface Specification documents they are compliant with.

A full run of these validation tests shall be formally witnessed by ICO, and a formal test report (ICO Air Interface SDL Test Report (STR)) shall be produced, detailing actual vs. expected results, and any rectification/retest actions taken.


                                       17        Confidential and Proprietary to
                                                   ICO Global Communications

                    Annex 11 - Air Interface Signalling      EN-IG-ICO-SW/000013
[ICO LOGO]                     Protocol Validation           Issue 2.2
                                                             26 February 1997


5.3.1 Set of Test Cases

This section describes the set of test cases which shall be the basis for the SDL Test Plan. Some general scenarios applicable to each layer is given in the section below. The scope of validation of each layer is also listed in sections below.

5.3.1.1 General

Applicable to all test groups:

1. Successful procedure transaction - should exercise all combination of the allowable variables in the initial message

2. Unsuccessful procedure transaction - should exercise all possible unsuccessful causes.

3.       Recovery from loss of one or more messages.

4. Where applicable some of the test configurations shall include multiple beams, multiple satellites and multiple SANs.

5. Multiple UTs shall be used to demonstrate contention resolution, paging and HPN

6. If any interacting entity is not part of the air interface, the test environment shall be able to receive and send messages to the air interface entities under the control of the test script or with help of test operator.

5.3.1.2 Data link layer test group

The test cases shall demonstrate the correct operations of the following

1. Contention resolution when establishing a data link after an access request has been made on the RACH.

2.       Unacknowledged information transfer service:

         a) provision of data link connection between layer3 entities for unacknowledged information transfer.

         b)       identification of data link connection endpoints


                                       18        Confidential and Proprietary to
                                                   ICO Global Communications

--------------------------------------------------------------------------------
                    Annex 11 - Air Interface Signalling      EN-IG-ICO-SW/000013
[ICO LOGO]                     Protocol Validation           Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------

         c)       no verification on PDU arrival within the data link layer

3.       Acknowledged information transfer service

         a) provision of data link connection between layer3 entities for acknowledged information transfer of PDUs with layer2.

         b)       identification of data link connection endpoints

         c) sequential delivery of layer3 messages to the peer layer 3 entity

         d)       selective retransmission of missing information frames

         e) notification to layer3 of unrecoverable errors detected by the data link layer

         f)       flow control

         g) segmentation of a layer 3 message if the message is longer than the information field of the data link layer PDU and re-assembly of multiple PDUs corresponding to a given layer 3 message

         h)       detection of duplicates

         i) suspension and resumption of information transfer during channel reassignment procedures

5.3.1.3 Radio resource layer test group

The test cases shall demonstrate the correct operations of the following:

1.       The following list of elementary procedures as listed in ICO 04.08,

         a)       System information broadcast

         b)       Immediate assignment Procedure

         c)       Immediate assignment response procedure

         d)       Paging request procedure

         e)       Channel release procedure

         f)       HPN system information broadcast procedure

         g)       Measurement report procedure

         h)       Path redefinition procedure



                                       19        Confidential and Proprietary to
                                                   ICO Global Communications

--------------------------------------------------------------------------------
                    Annex 11 - Air Interface Signalling      EN-IG-ICO-SW/000013
[ICO LOGO]                     Protocol Validation           Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------

         i)       Re-assignment procedure

         j)       Channel mode modify procedure

         k)       Ciphering mode setting procedure

         l)       Classmark change procedure

         m)       Classmark interrogation procedure

2.       Interaction with data link layer

3.       Interaction with mobility management layer

4.       Interaction with physical layer

5.3.1.4 Mobility management layer test group

The test cases shall demonstrate the correct operations of the following:

1.       The following elementary procedures as listed in ICO 04.08

         a)       MM Idle mode procedure

         b)       TMSI reallocation procedure

         c)       Authentication procedure

         d)       Identification procedure

         e)       Abort procedure

         f)       IMSI detach procedure

         g)       Location updating procedure

         h)       Periodic Updating procedure

         i)       IMSI attach procedure

         j)       MM connection establishment procedure

         k)       MM connection information transfer phase procedure

         l)       MM connection release procedure





                                       20        Confidential and Proprietary to
                                                   ICO Global Communications

                    Annex 11 - Air Interface Signalling      EN-IG-ICO-SW/000013
[ICO LOGO]                     Protocol Validation           Issue 2.2
                                                             26 February 1997

2.       UT idle mode operation as per ICO 03.22

         a)       Cell Selection

         b)       Cell Re-selection

         c)       Insertion and Removal of SIMs

         d)       Loss of coverage

         e)       SAN selection

3.       Interaction with radio resource layer

4.       Interaction with connection management layer

5.       Interaction with VLR


5.3.1.5 Structured procedure test group

The test cases shall demonstrate the correct operations of the following:

1.       Location update with IMSI/TMSI

2.       Mobile terminating call with/without diversity

3.       Mobile originating call with/without diversity

4.       Call handover intra-beam, inter-beam, inter-satellite and inter-LES

5.       Call re-establishment

5.3.1.6  HPN test group

The test cases shall demonstrate the correct operations of the following:

1.       HPN Procedures according to ICO TS 103.40.A1 and ICO TS 104.08.A1.



                                       21        Confidential and Proprietary to
                                                   ICO Global Communications

                    Annex 11 - Air Interface Signalling      EN-IG-ICO-SW/000013
[ICO LOGO]                     Protocol Validation           Issue 2.2
                                                             26 February 1997

5.4 TASK 4: PROVIDE A FINAL ANALYSIS OF SPECIFICATION AND TEST COVERAGE

This task completes the AIPV work with the following analyses and documents:

-        Extent of SDL specification coverage.

- Extent of simulation test coverage - this may be available automatically from the chosen tool environment.

- Suggestions for further enhancements to test scenarios to further study and/or characterise the air interface protocols.

-        Guide to use SDL specifications and simulation scenarios.

- Guide to modify/upgrading the SDL specifications and simulation scenarios - to facilitate future maintenance as the air interface protocol specifications evolve.

-        Final report and executive summary.






                                       22        Confidential and Proprietary to
                                                   ICO Global Communications

                                  [Blank Page]

[ICO LOGO]                                             ICO GLOBAL COMMUNICATIONS
                                                         1 QUEEN CAROLINE STREET
                                                                     HAMMERSMITH
                                                                   LONDON W6 9BN
                                                                  UNITED KINGDOM

                                                           TEL: 181 600 1000
                                                           FAX: 181 600 1199

                                                           I-CO SERVICES LIMITED
                                              REGISTERED IN ENGLAND: NO. 3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK




             ANNEX 10 - ICONET GROUND FACILITIES ACCEPTANCE CRITERIA

                             COMMERCIALLY SENSITIVE
                            REPRODUCTION PROHIBITED

CONFIDENTIALITY STATEMENT

ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.

  DOCUMENT NO.:            EN-IG-ICO-SW/000012

  VERSION:                 Issue: 2.2

  DATE:                    26 February 1997


  PREPARED                 ICO                           NEC

  AUTHOR:                  TITLE: VP ICONET              TITLE: PM

                           SIGNATURE:                    SIGNATURE:
                           /s/ G.L. Titzer               /s/ T. Furukawa

                                                             EN-IG-ICO-SW/000012
[ICO LOGO]            Annex 10 - ICONET Ground Facilities    Issue: 2.2
                               Acceptance Criteria           26 February 1997

AMENDMENT RECORD

  REVIEW         DATE          CN NO.         REASON FOR CHANGE
  1.0            14/2/97                      NEC Contract Issue
  2.0            17/2/97                      Final Issue
  2.1            18/2/97                      Removal of brackets around Note 1 para's 5.2 and 6.2.1
  2.2            26/2/97                      Minor editorial changes


                                       1
                                                 Confidential and Proprietary to
                                                       ICO Global Communications

                                                             EN-IG-ICO-SW/000012
[ICO LOGO]             Annex 10 - ICONET Ground Facilities   Issue: 2.2
                               Acceptance Criteria           26 February 1997


                                TABLE OF CONTENTS

1. GENERAL                                                                   1

2. PROBLEM CLASSIFICATION                                                    1

3. REPRODUCIBLE FAULT CLEARANCE                                              2

4. NON-REPRODUCIBLE FAULT CLEARANCE                                          2

5. LEVEL 1 ACCEPTANCE CRITERIA                                               3

6. LEVEL 2 ACCEPTANCE CRITERIA                                               4

7. FAULT AND TEMPORARY FIX TRACKING AND REPORTING                            4

8. DEFERRED FUNCTIONALITY ACCEPTANCE CRITERIA                                5


                                       2
                                                 Confidential and Proprietary to
                                                       ICO Global Communications

                                                             EN-IG-ICO-SW/000012
[ICO LOGO]             Annex 10 - ICONET Ground Facilities   Issue: 2.2
                               Acceptance Criteria           26 February 1997

1.            GENERAL

1.1      This Annex sets out the Acceptance Criteria for the IGF.

2.       PROBLEM CLASSIFICATION

2.1. The following definitions are guidelines for the classification of problems.

  TYPE OF EFFECT OF PROBLEM                              CRITICAL            MAJOR                 MINOR
  -------------------------                              --------            -----                 -----
  Ability to carry services defined in IGFR              Capacity            Capacity <80%          Capacity
  4.1.1.1, 4.1.1.2, 4.1.2.1, 4.1.3.1, 4.1.3.2,           <50%                                       <100%
  4.1.3.3, 4.1.3.4, 4.2.1, 4.2.2, 4.23 and 4.4.1.

  Ability to charge accurately for services              Any impact
  defined in IGFR 4.1.1.1, 4.1.1.2, 4.1.2.1,
  4.1.3.1, 4.1.3.2, 4.1.3.3, 4.1.3.4, 4.2.1, 4.1.2,
  4.2.3 and 4.4.1.

  Performance of end user services                       Service             Significant           Minor
                                                         unusable            degradation           degradation

  Performance of administration and support                                  Service               Any
  services                                                                   unusable              degradation

  Provision of service features or                                           Not work or not       Any
  supplementary services                                                     available             degradation

  Reproducible or non-reproducible service               > 1 per week        <1 per week
  disruption to multiple calls simultaneously
  (such as may be caused by processor restart)

  Call failure of individual call, with non-                                 Affect more           Affect less
  reproducible characteristics                                               than 1% of an         than 1% of an
                                                                             identified call       identified call
                                                                             type                  type

  Additional attention by operational staff              Constant            Frequent (less        Occasional
                                                                             than once per         (less than
                                                                             hour)                 once per day)

2.2. Any dispute which may arise out of the classification of problems, or about whether a problem has been fixed to the satisfaction of both parties, shall be dealt with by the Dispute Resolution procedures set out in the Terms and Conditions.


                                       1
                                                 Confidential and Proprietary to
                                                       ICO Global Communications

                                                             EN-IG-ICO-SW/000012
[ICO LOGO]             Annex 10 - ICONET Ground Facilities   Issue: 2.2
                               Acceptance Criteria           26 February 1997


3.       REPRODUCIBLE FAULT CLEARANCE

3.1      CRITICAL PROBLEMS

3.1.1 Any temporary fix for previously occurring critical problems shall be replaced with the corresponding permanent fix within 3 months.

3.2      MAJOR PROBLEMS

3.2.1 Any temporary fix for previously occurring major problems shall be replaced with a corresponding permanent fix within 3 months unless otherwise mutually agreed.

3.2.2. The fix for all other major problems, which do not have a temporary fix, shall be implemented and demonstrated no later than 3 months after Acceptance unless otherwise mutually agreed.

3.3      MINOR PROBLEMS

3.3.1 Any temporary fix for previously occurring minor problems shall be replaced with a corresponding permanent fix within 6 months unless otherwise mutually agreed.

3.3.2. The fix for all minor problems, which do not have a temporary fix, shall be implemented and demonstrated no later than 6 months after Acceptance unless otherwise mutually agreed.

4.       NON-REPRODUCIBLE FAULT CLEARANCE

4.1 These are faults that occur rarely or which cannot be reproduced in the test environment.

4.2.     CRITICAL PROBLEMS

4.2.1. Any temporary fix for previously occurring non-reproducible critical problem shall be replaced with a corresponding permanent fix within a target period of 3 months.

4.3      MAJOR PROBLEMS

4.3.1 Any temporary fix for previously occurring non-reproducible major problems shall be replaced with a corresponding permanent fix within a target period of 3 months unless otherwise mutually agreed.


                                       2
                                                 Confidential and Proprietary to
                                                       ICO Global Communications

                                                             EN-IG-ICO-SW/000012
[ICO LOGO]             Annex 10 - ICONET Ground Facilities   Issue: 2.2
                               Acceptance Criteria           26 February 1997


4.3.2. All non-reproducible major problems shall be investigated by the addition of a diagnostic change or development of an agreed procedure to provide more detailed information so that progress can be made towards fixing the fault. The situation shall be reviewed within one month of the first recurrence.

4.4      MINOR PROBLEMS

4.4.1 Any temporary fix for previously occurring non-reproducible minor problems shall be replaced with a corresponding permanent fix within a target period of 6 months unless otherwise mutually agreed.

4.4.2. All non-reproducible minor problems shall be investigated by the addition of a diagnostic change or development of an agreed procedure to provide more detailed information so that progress can be made towards fixing the fault. The situation shall reviewed within two months of the first recurrence.

5.       LEVEL 1 ACCEPTANCE CRITERIA

5.1. Level 1 acceptance shall applied to each individual SAN or NMC based on the results of all Phase 3 Test.

5.2. Level 1 acceptance shall be granted when the SAN or NMC has no more than the following numbers of faults:

  Fault class                            Number of faults                 Number of temporary fixes
  -----------                            ----------------                 -------------------------
  Critical                               0                                5
  Major:                                 0                                20
  End User Services
  Major: Others                          5                                20
  Minor: End User Services               20                               100
  Minor: Others                          See Note 1                       See -Note 1

  Note 1: All minor other problems shall be recorded and reviewed at the time of acceptance and prioritised with target date of 6 months to clear.


                                       3
                                                 Confidential and Proprietary to
                                                       ICO Global Communications

                                                             EN-IG-ICO-SW/000012
[ICO LOGO]             Annex 10 - ICONET Ground Facilities   Issue: 2.2
                               Acceptance Criteria           26 February 1997


6.       LEVEL 2 ACCEPTANCE CRITERIA

6.1 Level 2 acceptance shall applied to the IGF as a whole based on the results of all Phase 3 Test.

6.2 Level 2 acceptance shall be granted when the following criteria are met:

6.2.1.   the IGF as a whole has no more than the following numbers of faults:

  Fault class                            Number of faults                 Number of temporary fixes
  -----------                            ----------------                 -------------------------
  Critical                               0                                5
  Major:                                 0                                20
  End User Services
  Major: Others                          5                                20
  Minor: End User Services               20                               100
  Minor: Others                          See Note 1                       See Note 1

  Note 1 : All minor other problems shall be recorded and reviewed at the time of acceptance and prioritised with target date of 6 months to clear.

6.2.2. All Deliverables defined in this Statement of Work have been delivered, in accordance with the Statement of Work.

6.2.3.   All Works required in this Statement of Work have been completed.

6.2.4. Sections 6.2.2 and 6.2.3 shall not apply to the Deliverables and items of the Works which are shown in a Master Level Schedule to be provided by the Contractor after the date of Phase 3 Test completion.

7.       FAULT AND TEMPORARY FIX TRACKING AND REPORTING

7.1 The procedures described in Sections 6.1.2 and 6.1.3 of Annex 8A of the Statement of Work shall be applied to the faults and temporary fixes arising from Level I and Level 2 Acceptance Criteria.


                                       4
                                                 Confidential and Proprietary to
                                                       ICO Global Communications

                                                             EN-IG-ICO-SW/000012
[ICO LOGO]             Annex 10 - ICONET Ground Facilities   Issue: 2.2
                               Acceptance Criteria           26 February 1997


8.       DEFERRED FUNCTIONALITY ACCEPTANCE CRITERIA

8.1. Deferred Functionality acceptance shall apply to each element of functionality that is defined as to be delivered later than the IGF as a whole.

8.2. Deferred Functionality acceptance shall be granted when the following criteria are met:

         1. The functionality has passed all formal tests using the operational ICO System.

         2. The associated Training, which is agreed to be required and purchased, has been completed.

         3.       The associated Documentation has been delivered.


                                       5
                                                 Confidential and Proprietary to
                                                       ICO Global Communications

[CM 471 BLANK]

                 ICONET INTEGRATION SCHEDULE VERSION 6                21 JAN 97

     ID   TASK NAME                                                          START         FINISH        PREDECESSORS
     67   PLMN INTEGRATION                                                  29/06/99     01/11/99
     68         G3.X:SAN - GW/IWFS - PLMNS INTEGRATION AT ALL SANS          29/06/99     01/11/99        64
     69
     70   ADC INTEGRATION                                                   01/04/99     13/10/00              [GRAPHIC OF SCHEDULE]
     71         Q4.X:SAN/NMC - ADC INTEGRATION                              01/04/99     13/10/00
     72            ADC Available for Initial testing                        01/04/99     01/04/99
     73            ADC in service                                           30/07/99     30/07/99
     74            PERFORM SAN-ADC INTEGRATION                              02/08/99     01/10/99        73
     75            NMC Software  version 2 released                         21/04/00     21/04/00
     76            PERFORM INITIAL INTEGRATION, ADC - PRIMARY NMC           24/04/00     21/07/00        75
     77            REGRESSION WITH PRIMARY NMC                              24/07/00     04/08/00        76
     78            Backup NMC available                                     19/05/00     19/05/00
     79            COMPLETE ADC INTEGRATION WITH BACKUP NMC                 07/08/00     13/10/00        78,77
     80
     81   END-TO-END INTEGRATION                                            19/05/00     13/10/00
     82         G5.X:END-TO-END SYSTEM ASSESSMENT                           19/05/00     13/10100
     83            Both NMCs available                                      19/05/00     19/05/00
     84            12 SANs complete phase 3                                 11/08/00     11/08/00
     86            PERFORM ALL INTEGRATION                                  14/08/00     13/10/00        78,84
     86         G6.X:OVERALL NETWORK MONITORING & CONTROL TESTS             22/05/00     13/10/00        83


                                    [LEGEND]
Project: 1.1 SCH VER 6.MPP
Date: 25/02/97                       Page 4

                                                             EN-IG-ICO-SW/000011
[ICO LOGO]                           Annex 9                 Issue 2.2
                               ICONET INTEGRATION            26 February 1997


TABLE 3. ICONET INTEGRATION SPECIAL TEST EQUIPMENT FOR INDIVIDUAL CAMPAIGN

1. ICONET INTEGRATION TEST EQUIPMENT FOR G0.0-G04

     No.           Test Equipment                    Model No.            Q'ty              Remarks
     ---           --------------                    ---------            ----              -------
     1     SAN Simulator                       N/A                        1 Set
     2     Satellite Channel Simulator         N/A                        1 Set


2. ICONET INTEGRATION TEST EQUIPMENT FOR G0.5

     No.           Test Equipment                    Model No.            Q'ty              Remarks
     ---           --------------                    ---------            ----              -------
     1     Integration Simulation Software     N/A                         1 set
     2     PCS Checker (Note 1)                N/A                         1 Set

Note 1
This PCS Checker shall be delivered to a SAN site as a part of "Test Equipment for each SAN"

Note 2
General purpose test equipment as listed following are estimated to be borrowed from HSC free of charge under the co-ordination of ICO

          1) Logic Analyzer
          2) Digital Oscilloscope
          3) Spectrum Analyzer
          4) Signal Generator
          5) Digital Multimeter

3. ICONET INTEGRATION TEST EQUIPMENT FOR G0.6


     No.           Test Equipment                    Model No.            Q'ty              Remarks
     ---           --------------                    ---------            ----              -------

     1     SAN-OSS Simulator (Note 1)          N/A                         1 set
     2     SAN Simulator                       N/A                         1 set
     3     Satellite Channel Simulator         N/A                         2 Set
     4     C-band Up/Down Converter            N/A                         1 Set

Note 1.
As the SAN-OSS is not ready for this testing, PC-based special software will be used.

Note 2.
The above two Satellite Channel Simulators shall be delivered to SAN sites as a part of "Test Equipment for each SAN".


                                       12
                                                 Confidential and Proprietary to
                                                       ICO Global Communications

                 ICONET INTEGRATION SCHEDULE VERSION 6                21 JAN 97

     ID   TASK NAME                                                     START         FINISH     PREDECESSORS
    23
    24    INTEGRATION AT SAN #4                                        28/05/98    30/05/00
    25        G1.1: SAN - SATELLITES - UT INTEGRATION                  28/05/98    30/05/00
    26             End Phase 2-1 at SAN #4                             28/05/98    01/03/99
    27                 RFT                                             28/05/98    28/05/98
    28                 SBS                                             01/03/99    01/03/99
    29                 HPN                                             29/01/99    29/01/99
    30             End Phase 2-2 Tests at SAN #4                       24/03/00    24/03/00
    31             1st PCS Available On Site (TBC)                     06/11/98    06/11/98      32SS-6w       [GRAPHIC OF SCHEDULE]
    32             1st Satellite completes IOT                         17/12/98    17/12/98
    33             Field Traial UT available                           01/01/99    01/01/99      32
    34             G1.1.1: SATELLITE LINK PERF. INTEGRATION            02/03/99    02/05/99      33,27,28.29
    35             G1.1.2: SAN PCS (SRMS) - SATELLITE                  02/03/99    26/04/99      34SS
    36             G1.1.4: SAN - 1 SATELLITE - UT (DONE WITH 1.1.5)    01/12/99    30/05/00      35
    37             G1.1.5: SAN - MULTIPLE SATELLITES - UT              01/12/99    30/05/00      36SS
    38             G1.1.6: HPN INTEGRATION                             27/04/99    24/05/99      35
    39
    40    INTEGRATION AT OTHER SANS                                    31/03/99    11/09/00
    41        End Phase 2-1 at # 12 SAN                                31/03/99    01/10/99
    42             RFT                                                 25/06/99    25/06/99
    43             SBS                                                 01/10/99    01/10/99
                   HPN                                                 31/03/99    31/03/99



                                    [LEGEND]
Project: 1.1 SCH VER 6.MPP
Date: 25/02/97                       Page 2

                 ICONET INTEGRATION SCHEDULE VERSION 6                21 JAN 97

   ID     TASK NAME                                                          START      FINISH    PREDECESSORS
   45          SAN OSS                                                   24/09/99    24/09/99
   46      12th Satellite Complete IOT                                   28/08/00    28/08/00
   47      Multiple, Pro-Production UTs available                        01/08/99    01/08/99
                                                                         27/04/99    11/09/00    35,46FF+2w
   48      G1.1.1/G1.1.2: REST OF SANS & S/C (2 WEEKS/SAN)
   49      G1.1.4/G1.1.5: REST OF SANS & S/C (1 MO/SAN WITH OVERLAP)     23/02/00    08/08100    37SS+12W
   50      G1.1.6: HPN INTEGRATION, REST OF SANS (2 WEEKS/SAN)           25/05/99    25/10/99    38
   51      G1.2: SANS - SATELLITES - UTS INTEGRATION (SAN #4/#5)         01/12/99    25/07/00                  [GRAPHIC OF SCHEDULE]
   52          End of Phase 2-2 Test (#5 SAN)                            25/02/00    25/02/00
   53          End of Phase 3, Dry Run (#1, #2 and #3)                   24/04/00    24/04/00
   54          G1.2.1 : MULT SANS - MULT. SATS - 1 UT                    31/05/00    25/07/00    53,52,37
   55          G1.2.2 : MERGED WITH G1.1.5 (WITH MULTIPLE UTS)           01/12/99    30/05/00    36SS
   56
   67    PSTN INTEGRATION                                                27/07/98    27/09/99
   58      G2.X SAN - GW PSTN INTEGRATION                                27/07/98    27/09/99
   59          MSSC, end of Phase 2-1 (#1 SAN)                           27/07/98    27/07/98
   60          MSSC, end of Phase 2-1 (#12 SAN)                          29/03/99    29/03/99
   61          PERFORM PSTN & ISDN INTEGRATION                           28/07/98    31/05/99    59.60FF
   62          MSSC R8 S/W Release                                       29/03/99    28/06/99
   63               FOA                                                  29/03/99    29/03/99
   64               GA                                                   28/06/99    28/06/99
   65          PERFORM DATA INTEGRATION                                  29/06/99    27/09/99       64
   66

                                    [LEGEND]
Project: 1.1 SCH VER 6.MPP
Date: 25/02/97                       Page 3

                                                             EN-IG-ICO-SW/000011
[ICO LOGO]                 Annex 9 ICONET INTEGRATION        Issue 2.2
                                                             26 February 1997


                                                                                                                 176           176
  Total : 2nd- 1 2th SAN
  SAN/NMC-ADC Integration (G4.1 - G4.3)
         Total : 1st SAN                                                36                                        36           72
         Total : 2nd-12th SAN                                                                                    198          198

End-to-end System Integration and Assessment (G5.1/G5.2)                84            9           147            117          357
Overall Network Monitoring and Control (G6.1 - G6.7)                    35                        147             80          262
Grand Total                                                                                                                  2720


                                       11
                                                 Proprietary and Confidential to
                                                       ICO Global Communications

                 ICONET INTEGRATION SCHEDULE VERSION 6                21 JAN 97

     ID   TASK NAME                                                  START      FINISH     PREDECESSORS
     1    ICONET INTEGRATION DOCUMENTATION                          17/02/97    14/08/00
     2        Test Plan & Requirements                              17/02/97    14/08/00   85SF
     3
     4    INTEGRATION AT HNS - GERMANTOWN                           01/01/98    02/04/99
     5        G0.0 - G0.41 : SAN - UT INTERWORKING                  01/01/98    02/04/99
     6            System Simulator available (physical layers)      01/01/98    01/01/98
     7            System Simulator available (higher layers)        02/03/98    02/03/98
     8            HPN CUs & other equipment available               01/04/98    01/04/98
     9            UT Breadboard available                           01/04/98    01/04/98
    10            INTEGRATION WITH UT SUPPLIER                      02/04/98    02/04/99   9,6,8SS- 13w       [GRAPHIC OF SCHEDULE]
    12    INTEGRATION AT HSC - EL SEGUNDO                           02/02/98    19/05/99
    13        G0.5: SAN PCS - EM PAYLOAD PCP INTEGRATION AT HSC     02/02/98    13/05/98
    14            Satellite processor (pathfinder) available        02/02/98    02/02/98
    15            PCS available (TBC)                               02/02/98    02/02/98
    16         INTEGRATION                                          02/04/98    13/05/98   15,14,9
    17        G0.6: LES - EM PAYLOAD - UT RADIO PATH INTEGRATION    17/03/98    18/11/98
    18            UT simulator available                            17/03/98    17/03/98
    19            System simulator available                        17/03/98    17/03/98
    20            Integration at HSC
14/05/98    18/11/98         16,18,19
    21        G0.7: SAN - EM PAYLOAD - UT GROUND INTEGRATION        19/11/98    19/05/99
    22            Integration at HSC                                19/11/98    19/05/99   20

Project: 1.1. SCH VER 6.MPP                             [LEGEND]
Date: 25/02/97

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-SW/000011
[ICO LOGO]                 Annex 9 ICONET INTEGRATION        Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------


         performed, incrementally, accommodating other Sites up to 12 SANs and primary/backup NMCs.

8.       ICONET INTEGRATION COMPLETION CRITERIA

         The Contractor shall propose completion criteria for each ICONET Integration Campaign. Those criteria shall be mutually agreed between ICO and the Contractor before the ICONET Integration Plan (Final) approval.

9.       DELIVERABLE DOCUMENTS

         The Contractor shall provide the following documentation to ICO for ICONET Integration. ICO shall approve the Final documents.

- ICONET Integration Requirement (Draft)       7 months prior to the start date
- ICONET Integration Requirement (Final)       6 months prior to the start date
- ICONET Integration Plan (Draft)              3 months prior to the start date
- ICONET Integration Plan (Final)              2 months prior to the start date
- ICONET Integration Script                    1 month prior to the start date
- ICONET Integration Report (Preliminary)      1 month after completion of integration
- ICONET Integration Report (Formal)           3 months after completion of integration


                                       9
                                                 Confidential and Proprietary to
                                                       ICO Global Communications

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-SW/000011
[ICO LOGO]                 Annex 9 ICONET INTEGRATION        Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------


          TABLE 1 ESTIMATED AVAILABLE RESOURCES FOR ICONET INTEGRATION

                                                             NEC          NEC/A           HNS         Ericsson/Comsat   Grand Total
                                                          Man-Month     Man-Month      Man-Month         Man-Month       Man-Month
  Management for the Contractor's Team member                 105            35                60            105            305
  SAN-UT Interworking (G0.0 - G0.4)                             6                             132             18            156
  SAN-EM Payload-UT Integration
    G0.5 SAN PCS-EM Payload PCP Integration                    10                                                            10
    G0.6 LES-EM Payload-UT Radio Path Test                     12                             180             18            210
    G0.7 SAN/NMC-EM Payload-UT Ground Integration               3                   included G0.6              6              9
  SAN-Satellites-UTs Integration
    G1.1.1 Satellite Link Performance,
    G1.1.2 SAN PCS-Satellite PCP Integration
    and G1.1.6 HPN Integration
         Total: 1st SAN and 1st Satellite                      18                             100             12            130
         Total: 2nd-12th SAN and 2nd-12th Satellite            48                             151             16            215
    G1.1.4 SAN-Single Satellite-UT Integration,
    G1.1.5 SAN-Multiple Satellites-UT Integration
    and G1.2.2 Single SAN-Multiple Satellite-Multiple
         UTs Integration
         Total: 1st SAN                                        30            12                44             24            110
         Total: 2nd-12th SAN                                   55            22                95             22            194
    G1.2.1 SANs-Satellites-UTs Integration                     15             6               135             12            168
        (No.4 and No.5 SAN Only)
  SAN-Gateways-PSTNs Integration (G2.1)
         Total: 1st SAN                                                                                        9              9
         Total: 2nd-12th SAN                                                                                  99             99
  SAN-GWs/IWFs-PLMNs Integration (G3.1 - G3.4)
         Total: 1st SAN                                                                                       40             40


                                       10
                                                 Proprietary and Confidential to
                                                       ICO Global Communications

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-SW/000011
[ICO LOGO]                 Annex 9 ICONET INTEGRATION        Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------


3.4 ICO will be responsible for obtaining all interconnection licences and agreements to allow for ICONET Integration.

3.5 ICO will be responsible for providing all network numbering plan data and information to be supplied to external operators and the Contractor.

3.6 ICO shall provide all necessary communications links for ICONET Integration in accordance with the Contractor's requirements on capacity, routing and availability dates as specified in 2.8.

3.7 In the resolution of problems between the IGF and other elements of the ICO System, ICO shall act as the co-ordinator to expedite the diagnosis and rectification of any faults in the other elements of the ICO System and to arbitrate between the Contractor and the suppliers of the other elements of the ICO System.

3.8 The Contractor shall identify where large numbers of resources are required for the ICONET Integration Campaigns and ICO will assist where possible.


4.       ICONET INTEGRATION PRE-REQUISITES

4.1 All Equipment and Software shall be debugged and unit tested during development, before it is used for ICONET Integration.

4.2 All other elements of the ICO System which have not been supplied by the Contractor shall have been successfully tested.

4.3 The existence of any problems with other elements of the ICO System as described in Section 4.2 or failure to have completed some of the activities specified in 4.1 shall not relieve the Contractor of its obligation to perform ICONET Integration.

                                       7
                                                 Confidential and Proprietary to
                                                       ICO Global Communications

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-SW/000011
[ICO LOGO]                 Annex 9 ICONET INTEGRATION        Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------


5.   TEST EQUIPMENT

5.1 All test equipment required for ICONET Integration shall be supplied in accordance with Table 3 and Annex 2.

5.2 The Contractor shall develop a comprehensive requirements document for System simulator and shall submit it to ICO for its approval within 3 months after the execution of the Supply Agreement.

6.   USE OF SATELLITES

         The Contractor shall carry out ICONET Integration in at least two phases. The first phase of ICONET Integration on Site shall use up to three satellites as described in the MIIPD. ICO shall inform the Contractor of how these satellites shall be deployed at least six months prior to the three satellite availability. The second phase of ICONET Integration using up to 10 satellites shall also be carried out to ensure that the ICO System is fully functional under a full satellite constellation.

7.   ICONET INTEGRATION SITES

7.1      The SAN-UT interworking shall be carried out at HNS in Germantown.

7.2      The SAN-EM Payload-UT interworking shall be carried out at HSC, in El
         Segundo.

7.3 The Contractor shall undertake ICONET Integration in at least two phases. The first phase of ICONET Integration on-Site shall be at three Site(s) to be designated by ICO. The Site(s) will be selected by ICO by 10 months after the Supply Agreement. The second phase of ICONET Integration shall also be


                                       8
                                                 Confidential and Proprietary to
                                                       ICO Global Communications

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-SW/000011
[ICO LOGO]                 Annex 9 ICONET INTEGRATION        Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------


2.   RESPONSIBILITY FOR THE CONTRACTOR

2.1 The Contractor shall perform the ICONET Integration planning and shall execute the ICONET Integration in accordance with:

-        Requirements specified in this Annex

-        MIIPD

-        The ICONET Integration Schedule attached to this Annex

-        End-to-end service requirements as defined in IGFR

- Requirements or other documents as supplied by ICO for other elements of the ICO System

-        External Interface Documents (ICDs)

-        Guidance from ICO as required by the Contractor

2.2 Configuration control of the ICONET Integration documentation shall be maintained by the Contractor throughout ICONET Integration using the procedures set out in Annex 6.

2.3 The Contractor shall update and maintain the MIIPD. Execution and problem identification/isolation during the ICONET Integration shall be performed by the Contractor.

2.4 The Contractor may co-ordinate at an engineering level, with the external third party equipment suppliers of other elements of the ICO System, at the discretion of ICO. ICO shall be informed of the arrangements between the Contractor and suppliers of other elements of the ICO System. The performance of equipment and provision of services, not supplied by the Contractor, shall be entirely out of the Contractor's responsibility.


                                       5
                                                 Confidential and Proprietary to
                                                       ICO Global Communications

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-SW/000011
[ICO LOGO]                 Annex 9 ICONET INTEGRATION        Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------


2.5 The Contractor shall support third party trouble shooting as required, and assist in the identification of problems with the other elements of the ICO System, under the direction of ICO. Any changes in specifications and/or ICDs concerning the IGF or other elements of the ICO System shall be visible and strictly controlled by the Change Control Board.

2.6 The Contractor shall complete a comprehensive set of ICONET Integration requirements, scripts and plans for the ICONET Integration as per MIIPD and the ICONET Integration Schedule as set out in Table 2.

2.7 The Contractor shall be responsible for testing of all IGF external interfaces with suppliers of other elements of the ICO System based on the relevant ICDs.

2.8 The Contractor shall, when requested by ICO, supply ICO with requirements on capacity, routing and availability dates for provisioning required under 3.6.

3.   RESPONSIBILITY FOR ICO

3.1 ICO shall be responsible for the overall co-ordination between the Contractor, suppliers of other elements of the ICO System and service operators as may be necessary.

3.2 ICO Staff shall witness and where appropriate participate in the ICONET Integration.

3.3 ICO will arrange with suppliers of other elements of the ICO System for their equipment to be installed or connected to the IGF, when practical or possible, to allow ICONET Integration to be carried out.


                                       6
                                                 Confidential and Proprietary to
                                                       ICO Global Communications

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-SW/000011
[ICO LOGO]                 Annex 9 ICONET INTEGRATION        Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------


                                TABLE OF CONTENTS

1. INTRODUCTION                                                            4

2. RESPONSIBILITY FOR THE CONTRACTOR                                       5

3. RESPONSIBILITY FOR ICO                                                  6

4. ICONET INTEGRATION PRE-REQUISITES                                       7

5. TEST EQUIPMENT                                                          8

6. USE OF SATELLITES                                                       8

7. ICONET INTEGRATION SITES                                                8

8. ICONET INTEGRATION COMPLETION CRITERIA                                  9

9. DELIVERABLE DOCUMENTS                                                   9



                                       3
                                                 Confidential and Proprietary to
                                                       ICO Global Communications

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-SW/000011
[ICO LOGO]                 Annex 9 ICONET INTEGRATION        Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------

1.   INTRODUCTION

1.1 This Annex provides the framework required to scope, support and guide the integration of the IGF with the other elements of the ICO System ("ICONET Integration") and the responsibilities of the Contractor and ICO respectively.

1.2 The Master ICONET Integration Plan Document (MIIPD)(WG7-70002) specifies the range of ICONET Integration to be carried out. For full definitions of terms, refer to the MIIPD.

1.3 This ICONET Integration shall include the ICONET Integration Campaigns which are set out in Table 1:

         -        SAN-UT Interworking

         -        SAN-EM Payload-UT Interworking

         -        SAN-Satellites-UTs Integration

         -        SAN-Gateways-PSTNs Integration

         -        SAN-Gateways/Interworking Functions-PLMNs Integration

         -        SAN/NMC-ADC Integration

         -        End-to-End System Technical Assessment

         -        Overall Network Monitoring and Control

         The scope of the ICONET Integration Campaigns and the sub-elements of these Campaigns described in Table 1 are set out in the MIIPD.

1.4 The scope of the ICONET Integration will be selected by ICO in accordance with clause 14 of the Terms and Conditions.


                                       4
                                                 Confidential and Proprietary to
                                                       ICO Global Communications

[ICO LOGO]



                                                       ICO GLOBAL COMMUNICATIONS
                                                         1 QUEEN CAROLINE STREET
                                                                     HAMMERSMITH
                                                                   LONDON W6 9BN
                                                                  UNITED KINGDOM

                                                               TEL: 181 600 1000
                                                               FAX: 181 600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO 3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK


                          ANNEX 9: ICONET INTEGRATION

                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED

CONFIDENTIALITY STATEMENT

ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.

        DOCUMENT NO.:   EN-IG-ICO-SW/000011
        VERSION:        2.2
        DATE:           26 February 1997


  PREPARED        ICO                         NEC
-------------------------------------------------------------------
  AUTHOR:         Title: VP ICONET            Title:  PM
-------------------------------------------------------------------
                  Signature:                  Signature:

                  /s/ G.L. Titzer             /s/ T. Furukawa

-------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-SW/000011
[ICO LOGO]                 Annex 9 ICONET INTEGRATION        Issue 2.2
                                                             26 February 1997
--------------------------------------------------------------------------------


Amendment record

========================================================================================
REVISION         DATE          CN NO.                 REASON FOR CHANGE
========================================================================================
  1.0           14/2/97                      NEC Contract Issue.
  2.0           17/2/97                      To Incorporate final NEC comments.
  2.1           18/2/97                      Incorporate minor comment to note 2 Item 2
                                             Table 3
  2.2           26/2/97                      Minor editorial changes


                                       2
                                                 Confidential and Proprietary to
                                                       ICO Global Communications

[CM 488 BLANK]

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-SW/000010
[ICO LOGO]                Annex 8 B-DEMONSTRATION PLAN       Issue 2.3
                                                             26 February 1997
--------------------------------------------------------------------------------


6.       EQUIPMENT FOR END-TO-END CALL DEMONSTRATION

6.1 The equipment to be provided by ICO for the Demonstration is described in Section 4 of Annex 2.



                                       5
                                                 Confidential and Proprietary to
                                                       ICO Global Communications

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-SW/000010
[ICO LOGO]            Annex 8 B - DEMONSTRATION PLAN         Issue 2.3
                                                             26 February 1997
--------------------------------------------------------------------------------


3.       END-TO-END CALL DEMONSTRATIONS

3.1 The Contractor , with ICO assistance, shall demonstrate the establishment of end-to-end connections, transmission and reception of voice/fax/data traffic under specific conditions, and connection cleardowns.

3.2      The following types of calls shall be demonstrated:

         -        voice (4.8/2.4 kbps)

         -        fax (up to 4.8 kbps)

         -        asynchronous data (4800 bps or less)

3.3      The Demonstration shall show connections between an ICO UT and

         -        a PSTN/ISDN terminal

         -        a PLMN mobile station

         -        another ICO UT (registered at the same MSSC/VLR).

3.4 Depending upon the availability of a second satellite, call diversity and satellite-to-satellite handover shall be demonstrated.

4.       SAN SITE

4.1 The selection of the SAN Site, to be used for the Demonstration, shall be mutually agreed by the Contractor and ICO during the course of the Supply Agreement.

4.2 The selection of the SAN Site shall be based upon availability and the fulfilment of the pre-requisites as outlined in Section 5.

5.       PRE-REQUISITES FOR END-TO-END CALL DEMONSTRATION

5.1 The following basic pre-requisites shall be complied with by ICO, in order for the Demonstration to be performed-:

5.1.1 ICO shall provide the interconnection between the selected SAN and exchange gateway or International Switching Centre (ISC) which shall include-:

         - making any necessary agreements with the gateway or ISC operator for interconnection


                                       3
                                                 Confidential and Proprietary to
                                                       ICO Global Communications

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-SW/000010
[ICO LOGO]            Annex 8 B - DEMONSTRATION PLAN         Issue 2.3
                                                             26 February 1997
--------------------------------------------------------------------------------

         - ordering, installing, and activating communication lines between the MSSC of the selected SAN and the exchange gateway or ISC

         - defining B number (routing) exchange data in all telecommunication nodes between the A subscriber of a local exchange and the MSSC of the selected SAN to ensure correct routing of calls

5.1.2 To facilitate the testing of an ICO Mobile subscriber to a fixed PLMN operator, ICO shall arrange for the configuration of a Terrestrial Mobile Switching Center (MSC) and, as appropriate, a Gateway Mobile Switching Center, (GMSC), of the appropriate terrestrial PLMN, and any other intermediary network nodes between the PLMN and MSSC at the selected SAN with the appropriate exchange data to ensure the correct routing of calls to include:

         - Means of signalling communication shall exist between the selected SAN and ICO's service provisioning databases (e.g., HLR, EIR, AuC), where necessary.

         - Appropriate service profile parameters and identification for at least two ICO subscriber accounts and at least two ICO UT's shall be available in the service provisioning databases.

         - A satellite shall be available for use during the Demonstration. Integration testing of the satellite by ICO shall have progressed to at least to such a degree that makes the satellite useful for the Demonstration. If a second satellite is available and if its integration testing progress is such that it can be used, then it shall be used for demonstrations where two satellites are required.

         - Satellite resource management data for the orbiting satellites shall be generated and downloaded into the selected SAN's, SAN OSS, and the SBS's LSRMS.

5.2 The following list outlines the basic pre-requisites that shall be met, by the Contractor, for the Demonstration to be performed-:

         - The Contractor shall have completed the Phase 2-1 and 2-2 Testing at the selected SAN Site.


                                       4
                                                 Confidential and Proprietary to
                                                       ICO Global Communications

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-SW/000010
[ICO LOGO]            Annex 8 B - DEMONSTRATION PLAN         Issue 2.3
                                                             26 February 1997
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

        1. INTRODUCTION                                                    2

        2. SCOPE                                                           2

        3. END-TO-END CALL DEMONSTRATIONS                                  2

        4. SAN SITE                                                        3

        5. PRE-REQUISITES FOR END-TO-END CALL DEMONSTRATION                3

        6. EQUIPMENT FOR END-TO-END CALL DEMONSTRATION                     5


                                       1
                                                 Confidential and Proprietary to
                                                       ICO Global Communications

--------------------------------------------------------------------------------
                                                             EN-IG-ICO-SW/000010
[ICO LOGO]            Annex 8 B - DEMONSTRATION PLAN         Issue 2.3
                                                             26 February 1997
--------------------------------------------------------------------------------

1.       INTRODUCTION

1.1 The Contractor shall perform an End-to-End Call Demonstration of the IGF in accordance with the End-to-End Call Demonstration Plan (the "Demonstration") as described in this Annex. The Demonstration shall demonstrate the functionality of the Equipment together with the other elements of the ICO system; e.g satellite(s), User Terminals (UT), and the actual connections to the public switched networks.

1.2 The scope and procedures of the Demonstration shall be developed within 7 months prior to the Demonstration.

1.3      This Annex provides a high-level descriptions of the Demonstration.

2.       SCOPE

2.1      The Demonstration shall be performed at one selected SAN Site.

2.2 The Demonstration shall be performed during the period specified on the Master Level Schedule.

2.3 Demonstration procedures shall be prepared by the Contractor and submitted to ICO for approval prior to the commencement of the Demonstration.

2.4 The Demonstration shall be conducted by the Contractor and be witnessed by ICO.

2.5 ICO's co-operation shall be a mandatory requirement for preparation of the SAN Site and performing the Demonstration. Specifically, all external components, being supplied by ICO and integrated into the ICONET, shall either already be satisfactorily in-service, or shall have undergone prior acceptance testing as a part of their individual supply agreements.

2.6      There shall be no PASS/FAIL criteria for the Demonstration.

2.7 The Contractor, with ICO's assistance, shall be responsible for isolation of any problems identified during the Demonstration.

2.8 The Demonstration shall not be part of the Integration and Testing of the IGF.


                                       2
                                                 Confidential and Proprietary to
                                                       ICO Global Communications

[ICO LETTERHEAD]

                         ANNEX 8B - DEMONSTRATION PLAN

                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED

CONFIDENTIALITY STATEMENT
All information contained in this document is confidential and propriety to ICO Global Communications or any other member of the ICO Global Communications Group and intended only for the addressee to whom this copy is addressed. The recipient shall neither copy, distribute, disclose or use the information contained in it for any purpose other than for which this document has been made available nor permit anyone else to do the same. The recipient shall be held fully liable for any wrongful disclosure or use of any of the information contained in this document by him, or his officers or employees or anyone else to whom he makes the information available.

               DOCUMENT NO.:       EN-IG-ICO-SW/000010

               VERSION:            2.3

               DATE:               26 February 1997


PREPARED            ICO                            NEC

AUTHOR:             TITLE:  VP ICONET              TITLE:  PM

                    SIGNATURE:                     SIGNATURE:
                    /s/ G. L. Titzer               /s/ T. Furukawa

                                                             EN-IG-ICO-SW/000010
                     Annex 8 B - DEMONSTRATION PLAN          Issue 2.3
[ICO LOGO]                                                   26 February 1997


AMENDMENT RECORD

REVISION      DATE       CN NO.        REASON FOR CHANGE
--------      -------    ---------     --------------------------------------------------------
1.0           14/2/97                  NEC Contract Issue

2.0           17/2/97                  Final Issue

2.1           18/2/97                  Incorporate minor comments to para's, 1.1, 1.2 and 5.1.2

2.2           25/2/97                  Delete para 5.3 to correct erroneous description

2.3           26/2/97                  Minor editorial changes

                                                 Confidential and Proprietary to
                                                       ICO Global Communications

                                 [COPY MISSING]

                           [ICO LOGO AND LETTERHEAD]

                            ANNEX 8A - IGF TEST PLAN

                             COMMERCIALLY SENSITIVE
                            REPRODUCTION PROHIBITED

CONFIDENTIALITY STATEMENT
All information contained in this document is confidential and propriety to ICO Global Communications or any other member of the ICO Global Communications Group and intended only for the addressee to whom this copy is addressed. The recipient shall neither copy, distribute, disclose or use the information contained in it for any purpose be held fully liable for any wrongful disclosure or use of any of the information contained in this document by him, or his officers or employees or anyone else to whom he makes the information available.


DOCUMENT NO.:       EN-IG-ICO-SW/000009
VERSION:            2.3
DATE:               26 February 1997

PREPARED               ICO                    NEC
----------             ------------------     ------------------
AUTHOR:                TITLE: VP ICONET       TITLE: PM
                       SIGNATURE:             SIGNATURE:
                       /S/ G. L. Titzer       /S/ T. Furukawa

                                                           EN-IG-ICO-SW/000009
[ICO LOGO]            Annex 8a - IGF TEST PLAN             Issue 2.3
                                                           26 February 1997

AMENDMENT RECORD

REVISION      DATE          CN NO.       REASON FOR CHANGE
--------      -------       -------      ---------------------------------------
1.0           14/2/97                    NEC Contract Issue
2.0           17/2/97                    To incorporate final NEC comments
2.1           18/2/97                    Further final NEC comments incorporated
2.2           18/2/97                    Further final NEC comments incorporated
2.3           26/2/97                    Minor editorial changes

                                                    Proprietary and Confidential
                                                    to ICO Global Communications

-------------------------------------------------------------------------------
[ICO LOGO]            Annex 8a - IGF TEST PLAN              EN-IG-ICO-SW/000009
                                                            ISSUE 2.3
                                                            26 February 1997
-------------------------------------------------------------------------------

                               TABLE OF CONTENTS

1. INTRODUCTION                                                               3

2. SCOPE                                                                      4

3. TEST HIERARCHY AND OBJECTIVES                                              4

4. FACTORY PRE-INTEGRATION TEST FACILITY                                      5

5. ICONET GROUND FACILITIES TEST PHASES                                       8

6. ROLES & RESPONSIBILITIES                                                  12

                                                    Proprietary and Confidential
                                                    to ICO Global Communications

-------------------------------------------------------------------------------
[ICO LOGO]             Annex 8a - IGF TEST PLAN             EN-IG-ICO-SW/000009
                                                            ISSUE 2.3
                                                            26 February 1997
-------------------------------------------------------------------------------

1.   INTRODUCTION

1.1 This Annex describes the Test Plan for the IGF. The Master IGF Test Plan Document (WG4-60005) as referred to in ANNEX 6 Table 1 shall be further developed during the course of the Supply Agreement. The aim of testing is to verify the functionality and performance of the Equipment in accordance with the IGFR.

1.2 Test requirements are defined for individual IGF components, meaningful integrated configurations, and the overall IGF system, forming a hierarchy of test campaigns to achieve final satisfactory operation of the IGF system.

1.3 This Annex covers both in-factory and in field testing, and formal and informal test campaigns. The detailed test requirements, plans, acceptance criteria, scripts and VCRMs (Verification Cross Reference Matrixes) for each section of the testing shall be developed during the course of the Supply Agreement.

1.4  The purpose of this Annex is to:

     - define general test methodologies, and standards to be followed in testing the Equipment

     - provide the high level objectives and pre-requisites of each set of tests

     - act as a "master" document at the top of a test document hierarchy, which will be generated to cover the detailed test requirements for each of the individual test campaigns required

     - provide a framework, tying together the individual campaign test plans

1.5 The Contractor shall provide the following documentation for formal IGF testing for ICO's review and approval.


-  IGF Test Requirement (Draft)  7 months prior to the start date of that test

-  IGF Test Requirement (Final)  6 months prior to the start date of that test

-  IGF Test Plan (Draft)         3 months prior to the start date of that test

-  IGF Test Plan (Final)         2 months prior to the start date of that test

-  IGF Test Script               1 month prior to the start date of that test

                                                    Proprietary and Confidential
                                                    to ICO Global Communications

--------------------------------------------------------------------------------
[ICO LOGO]                                                   EN-IG-ICO-SW/000009
                  Annex 8a - IGF TEST PLAN                   Issue 2.3
                                                             26 February 1997
--------------------------------------------------------------------------------

-   IGF Test Report (Draft)     within 1 month after completion of that test

-   IGF Test Report (Final)     within 3 months after completion of that test

2.    SCOPE

2.1   This Annex consists of both informal and formal testing of IGF Equipment.

2.2 The Contractor shall ensure that informal testing of IGF units and sub-systems will be carried out by the manufacturer of the Equipment as part of its internal design verification and may be observed by ICO Staff.

2.3 Formal testing shall be carried out by the Contractor and shall be witnessed by ICO Staff.

2.4 Formal Testing shall be limited to Phase 1 Subsystem Testing, Phase 2-1 Installation Testing and Phase 3 IGF System Testing.

2.5 This Annex does not include conformance, verification or integration testing of other elements of the ICO system not procured by the Contractor such as UTs, Satellites, SCC, PLMN, ADC, Administration Systems and Inter SAN/NMC links.

3.   TEST HIERARCHY AND OBJECTIVES

3.1 Test requirements shall be defined for individual units and subsystems of Equipment as well as the overall IGF system.

3.2 The IGF Unit and Sub-system Testing shall cover testing as specified in the Master IGF Test Plan Document, to verify and/or validate that all requirements of the IGFR have been met.

3.3  All tests shall be uniquely identified and traceable from the IGFR via
     VCRMs.

3.4 All tests shall have clear, comprehensive and unambiguous pass/fail criteria that may be demonstrated during testing.

3.5 All tests shall have clear, comprehensive and unambiguous test conditions, so that test results may be obtained in a controlled and repeatable way.

                                       4            Proprietary and Confidential
                                                    to ICO Global Communications

--------------------------------------------------------------------------------
[ICO LOGO]                                                   EN-IG-ICO-SW/000009
                  Annex 8a - IGF TEST PLAN                   Issue 2.3
                                                             26 February 1997
--------------------------------------------------------------------------------

4.        FACTORY PRE-INTEGRATION TEST FACILITY

4.1 These informal tests combine subsystems incrementally to provide confidence of operation of completed SANs and NMC, prior to delivery of Equipment to Site.

4.2 The Contractor shall provide Factory Pre-Integration Test Facilities for use in the integration and development testing. Testing carried out on the test facility shall be informal. The Factory
          Pre-Integration Test Facility shall be implemented in 3 stages:

          - Stage 1      Intra SAN Simulation
          - Stage 2      Inter SAN Simulation
          - Stage 3      Inter SAN Network Simulation

4.3 Special Test Equipment (STE) as set out in Annex 2 Section 4.2 shall be supplied by ICO for use by the Contractor as required.

4.4       Stage 1 - Intra SAN Simulation

4.4.1 The Stage 1 Test Facility shall be located in Australia and shall be used for IGF pre-integration testing of, but not be limited to:

          - TNM/MSSC all protocol validation including Teleservices, Bearer Service, and Supplementary GSM Services protocol

          -    Some agreed ICO Specific Services

          -    Operation and Maintenance Functions

          -    Call Connectivity

          -    Terrestrial Network Manager Functions and

          -    Vocoder

          to ensure that those subsystems relevant to services/functions above interwork with each other. Major subsystems to be tested are TNM and MSSC and related peripheral.

4.4.2 ETL shall deliver a combined MSSC/VLR/HLR and MSSC O&M centre to the Australian Test Facility as detailed in Annex 4.

                                       5            Proprietary and Confidential
                                                    to ICO Global Communications

                                                             EN-IG-ICO-SW/000009
[ICO LOGO]             Annex 8a - IGF TEST PLAN              Issue 2.3
                                                             26 February 1997


4.4.3 NEC/A shall deliver the TNM and the TNM-OAM to the Australian Test Facility as detailed in Annex 4.

4.4.4 The test facility at Australia shall be used to integrate the following subsystems: -

          - MSSC

          - Terrestrial Network Manager (TNM)

          - Home Location Register (HLR)

          - GSM Tester

          - MSSC OAM (TMOS)

4.4.5 ICO shall deliver a GSM tester which shall be capable of being used for simulating the GSM Base Stations and UTs, to the Australian Test Facility as detailed in Annex 4.

4.5       Stage 2 - Inter SAN (with Channel Manager) Simulation

4.5.1 The Stage 2 Facility shall incorporate Test Facilities located in the USA and Australia, and shall be used for IGF pre-integration testing between the Australian and USA Test Facilities for development testing of:

          - Inter-working between two MSSCs, as per Stage 1 but with two physically separated MSSCs.

          - MSSC and SBS interfaces with the TNM

          - MSSC and High Penetration Notification Controller (HPN-Controller) interfacing

          - Terrestrial Network Management Functions

          Major subsystems to be tested in this stage are interworking among SBS, TNM and MSSC.

4.5.2 The Stage 1 Test Facility equipment shall be used during Stage 2 testing. The following additional equipment shall be supplied as defined in Annex 4 for Stage 2 testing.

4.5.3 ETL shall deliver a combined MSSC/VLR/HLR and MSSC O&M centre to the USA Test Facility as detailed in Annex 4.

4.5.4 ETL shall deliver an HPN-Controller to the USA Test Facility as detailed in Annex 4.


                                       6

                                                    Proprietary and Confidential
                                                    to ICO Global Communications

                                                             EN-IG-ICO-SW/000009
[ICO LOGO]             ANNEX 8a - IGF TEST PLAN              Issue 2.3
                                                             26 February 1997


4.5.5     NEC/A shall deliver TNM to the USA Test Facility as detailed in Annex
          4.

4.5.6 HNS shall deliver an SBS, including Channel units, to the USA Test Facility as detailed in Annex 4.

4.5.7 HNS shall deliver an SBS, including Channel Units, to the Australian Test Facility as detailed in Annex 4.

4.5.8 ICO shall deliver a GSM tester which shall be capable of being used for simulating the GSM Base Stations and UTs to the USA Test Facility as detailed in Annex 4.

4.6       Stage 3 - Inter SAN Network Simulation

4.6.1 The Stage 3 Facility shall incorporate a Test Facility, located in Japan, and shall be used for IGF pre-integration testing between the Australian, USA and NEC Yokohama Test facilities for development testing of:

          - DCN

          - Functional Tests on TNM

          - Interface Test on, - NMC/SRMC and SAN

          - Operation and Maintenance Interfaces between MSSC/OSS and NMC

          At this stage, interworking among all subsystems in the IGF is to be tested.

4.6.2 The Stage 2 Test Facility equipment shall be used during Stage 3 testing.

4.6.3 The following additional equipment shall be supplied as per Annex 4 for Stage 3 testing.

4.6.4 ETL shall deliver HPN-Controller to the Australian Test Facility as detailed in Annex 4.

4.6.5 NEC shall deliver NMC and IF Equipment to the NEC Yokohama facility as detailed in Annex 4, and use the SAN-OSS, to carry out pre-integration testing with the NMC in Japan.

4.6.6 The NMC shall be operating with basic functionality for the interface testing and shall include the Satellite Resource Management Centre (SRMC) and Local SRMS involved in SBS.

4.6.7 The NMC shall also be capable of control and monitor of basic alarm and status of all types of network elements.


                                       7

                                                    Proprietary and Confidential
                                                    to ICO Global Communications

-------------------------------------------------------------------------------
[ICO LOGO]              ANNEX 8a - IGF TEST PLAN             EN-IG-ICO-SW/000009
                                                            ISSUE 2.3
                                                            26 February 1997
-------------------------------------------------------------------------------

5.     ICONET GROUND FACILITIES TEST PHASES

5.1    Phase 1, Unit and Subsystem Testing

5.1.1 These are performed on named subsystems, concentrating primarily on the "first-off" on-Site Equipment, with a reduced set of tests on subsequent on-Site Equipment.

5.1.2 Phase 1 Testing shall be performed in-factory and consist of Unit and Subsystem testing for Equipment manufactured by the Contractor and shall not include third party vendors' proprietary Equipment such as PCs or work stations.

5.1.3 Units shall be defined as a separable pieces of Hardware or Software on which requirement testing may be performed. Unit testing shall be carried out by the Equipment manufacturer in accordance with the manufacturers internal testing standards. Unit testing shall be informal.

5.1.4 Subsystems, for the purpose of this Annex, shall be defined as multiple interconnected units common to a manufacturer which form a separate testable subsystem. The Phase 1 Subsystem Testing which shall be performed by the Equipment manufacturer is formal testing. The "first-off" of every single subsystem shall be tested by the Contractor and witnessed by ICO.

5.1.5 Approval of the "first off" subsystem test results, in accordance with the agreed criteria, shall be required before the subsystem leaves the factory for on-Site installation.

5.1.6  Subsystem tests shall concentrate on the following:

       - testing of the applicable functional and performance requirements of individual subsystems

       - validation of significant or "system-level" internals that have not been explicitly or adequately covered in unit testing

       - conformance of the subsystem component interfaces to the appropriate Interface specifications

                                                    Proprietary and Confidential
                                                    to ICO Global Communications

-----------------------------------------------------------------------------
[ICO LOGO]            ANNEX 8a - IGF TEST PLAN
                                                          EN-IG-ICO-SW/000009
                                                                    Issue 2.3
                                                             26 February 1997
-------------------------------------------------------------------------------

          - correct operation of man-machine interfaces, to the appropriate specifications

5.2       Phase 2-1 Installation Testing

5.2.1 The Contractor shall ensure that Phase 2-1 Installation Testing shall be performed in-field on the Equipment upon completion of the Equipment installation. The first installation of every single subsystem of the IGF shall be on-Site tested by the Contractor and witnessed by ICO.

5.2.2 Installation testing shall be performed in-field as a form of "build checkout". The Phase 2-1 "build checkout" shall ensure that all Site dependent configurations are correct, and that all interfaces for other sub-systems are operating correctly in a 'Stand Alone' mode including signalling, traffic and management paths.

5.2.3 Installation tests shall assess that Equipment has not been damaged in transit, that all components are properly configured and connected, local communications links are satisfactorily in-service, and that local Site factors do not affect operation (e.g. power supplies, local radiation sources, temperature and humidity).

5.2.4 All on-Site installation and calibration (and commissioning as appropriate for the RFT TT&C) procedures shall have been completed prior to this phase of formal "build checkout" testing.

5.2.5 These tests shall be formal, and shall be completed before delivered Equipment is released for further phases of testing or use.

5.2.6 These tests shall be conducted at each SAN and NMC, with the same degree of completeness, specifically paying attention to Site specific requirements.

5.3       Phase 2-2 On-Site Integration Testing

5.3.1 Phase 2-2 on Site integration testing shall be performed in-field upon completion of the Phase 2-1 Installation Testing and shall expand on the Phase 2-1 'build checkout'.

5.3.2     The Phase 2-2 on-Site integration testing shall be informal.

5.3.3 The purpose of Phase 2-2 on-Site integration testing shall be to ensure the IGF subsystems are correctly integrated, before Phase 3 system testing begins. It shall


                                       9
                                                    Proprietary and Confidential
                                                    to ICO Global Communications

[ICO LOGO]         Annex 8a - IGF TEST PLAN               EN-IG-ICO-SW/000009
                                                          Issue 2.3
                                                          26 February 1997

          be performed by a test team made up of representatives from each Equipment manufacturer.

5.3.4 Components shall be integrated in an incremental fashion, with each configuration involving meaningful combinations of functionality. The final configuration is a completely integrated SAN and NMC.

5.3.5 Tests shall concentrate on a subset of the overall IGF functional and performance requirements for each of the configurations, and on interworking of the Equipment as each is integrated.

5.3.6 Phase 2-2 Testing shall include those Phase 2-1 aspects that can only be fully tested when integrated with Equipment.

5.3.7 The Phase 2-2 Testing shall include a 'Dry Run' followed by a Software Rebuild/Reload and a 'Re-Test', with the updated versions of de-bugged software, of the IGF.

5.3.8     The Air Interface shall be further validated with the use of a UT
          Simulator.

5.3.9 These tests are performed on all Sites, concentrating primarily on the "first-off" SAN and NMC, with a reduced set of tests on subsequent Sites.

5.4       Phase 3 IGF System Testing

5.4.1 Phase 3 IGF System Testing shall be performed in-field by the system test team upon completion of the Phase 2-2 On-Site Integration testing. Individual tests shall be performed as early as possible in line with Annex 4.

5.4.2 These are performed on completed SANs, the NMC and the IGF as a whole. These tests are defined as follows:

          - Extensive IGF system tests of the first completed SAN and NMC sites

          - Reduced IGF system tests of all subsequent SANs, and the backup NMC

          - Incremental tests on the first two completed SANs, the first three completed SANs and the first six completed SANs

          - A complete twelve-SAN and two-NMC test to ensure correct configuration and NMC monitoring and control



                                       10          Proprietary and Confidential
                                                   to ICO Global Communications

[ICO LOGO]         Annex 8a - IGF TEST PLAN               EN-IG-ICO-SW/000009
                                                          Issue 2.3
                                                          26 February 1997


5.4.3 The IGF System testing shall be performed with the use of simulator equipment for the UT and Satellite.

5.4.4 The system integration testing shall ensure that the Equipment supplied is operating according to the specified requirements and shall be formal.

5.4.5    The IGF system testing shall take place in the following stages:

         1.  One SAN Testing
         2.  One NMC Testing
         3.  Two SAN Testing
         4.  Three SAN Testing
         5.  Six SAN Testing
         6.  Twelve SAN and two NMC Testing

         In each test campaign, all the specified functionality in the IGFR shall be fully tested for the appropriate number of SANs and NMCs as detailed above.

5.4.6 One SAN testing shall encompass the range of tests that can be performed on one SAN. This shall include IGF call processing, configuration, control, monitoring and performance related tests.

5.4.7    One NMC testing shall encompass

         a) testing of the network management functions and SRMC functions specified in the IGFR but not covered in Phase 1&2 tests, and
         b) interconnection testing with a complete SAN in stand-along mode.

5.4.8 Two SAN testing shall encompass the range of tests specific to two SANs. This shall include call handover between SANs and UT movement related tests such as re-registration and call delivery to remote SANs. IGF configuration, control, monitoring and performance related tests specific to two SAN operation shall also be tested.

5.4.9 Three SAN testing shall encompass the range of tests specific to three SANs. This shall include testing of intermediate SAN operation in call handover between SANs via an intermediate SAN and UT movement related tests such as re-registration and call delivery to remote SANs via intermediate SANs. IGF


                                       11          Proprietary and Confidential
                                                   to ICO Global Communications

                                                             EN-IG-ICO-SW/000009
[ICO LOGO]                  Annex 8a - IGF TEST PLAN         Issue 2.3
                                                             26 February 1997

        configuration, control, monitoring and performance related tests specific to three SAN operation shall also be tested.

5.4.10 Six and twelve SAN testing shall encompass the range of tests specific to 6 and 12 SANs respectively. This shall include testing of network configuration, functions and performance, as specified, and NMC operation.

5.4.11 The Phase 3 testing may include a "dry run" followed by a software rebuild/reload and a "re-test", with the final versions of de-bugged Software, of the IGF.

6.      ROLES & RESPONSIBILITIES

6.1     Test Planning and Execution

6.1.1 Performance of IGF units and sub-system testing, including planning, documenting, co-ordinating, execution and problem identification/isolation and, within the IGF, problem solving shall be the sole responsibility of the Contractor.

6.1.2 The Contractor shall provide and maintain a problem tracking database in which all problems shall be entered. The database shall provide for problem ID code, status, responsible person, classification, planned correction date, temporary fix ID, and action plan reference or summary. The database shall provide facilities for problems to be sorted and presented or printed in a variety of formats and orders, to facilitate management and reporting on the problems.

6.1.3 Following completion of each Phase of testing for any part of the IGF, the Contractor shall provide weekly reports relating to that part, providing a summary of the current problem statistics, expected clearance date for all problems, and a full listing of the database contents. Such reports shall continue until all of the problems have been corrected.

6.2     Communications Links

6.2.1. The Contractor shall be responsible for all the communications links charges during the Pre-Integration testing at the NECA, HNS and NECJ test facilities.

6.2.2.  The Contractor shall invoice ICO and ICO shall re-imburse all such



                                       12           Proprietary and Confidential
                                                    to ICO Global Communications

                                                             EN-IG-ICO-SW/000009
[ICO LOGO]                  Annex 8a - IGF TEST PLAN         Issue 2.3
                                                             26 February 1997

        communications charges on an actual cost basis.

6.2.3. ICO shall provide all necessary communications links between ICO Sites for Equipment on-Site testing. The Contractor shall provide requirements on capacity, routing and availability dates in [good time] to ICO.

6.3.    Test Equipment

6.3.1 Aside from the test equipment provided by ICO as given in Annex 2, all test equipment required for Phase 1 to Phase 3 will be provided by the Contractor.

6.3.2 The Special Test Equipment, being provided by ICO, for Phase 1 to Phase 3 are shown in Annex 2.

6.3.3 The Contractor shall develop a comprehensive requirements document for each of UT Load Simulator and Satellite Channel Simulator and shall submit them to ICO for its approval within 3 months after the execution of the Supply Agreement.










                                       13           Proprietary and Confidential
                                                    to ICO Global Communications

                                 [COPY MISSING]

                                                             EN-IG-ICO-SW/000008
[ICO LOGO]        ANNEX 7   SITE WORKING ARRANGEMENTS        Issue 2.1
                                                             26 February 1997

3.   SITE RESPONSIBILITIES & SAFE WORKING PRACTICES

3.1 The Contractor shall keep all existing roads and pavements, used by the Contractor, clear of mud and debris. The Contractor shall make good all damage it causes to any road, footpath or other property during the execution of the Work.

3.2 The Contractor shall keep all internal work areas clean and free of debris and dust and shall remove all packing materials.

3.3 While on the Site, the Contractor and any Sub Contractors' personnel shall at all times comply with the local Site & security arrangements.



4.   SITE COMMUNICATIONS

4.1 The Contractor shall be responsible for all Site communications charges during the installation and testing activities.

4.2 The Contractor shall invoice ICO and ICO shall re-imburse all communications charges on an actual cost basis.


5.0  SITE IMPLEMENTATION PERIODS

5.1 The schedule dates and sequence of installation at the SAN Sites is shown in Master Level Schedule in Annex 4.

5.2 Periods when weather conditions may impact on external installation work shall be taken into consideration when preparing installation schedules.

                                                 Confidential and Proprietary to
                                                       ICO Global Communications

                                                             EN-IG-ICO-SW/000008
[ICO LOGO]        ANNEX 7   SITE WORKING ARRANGEMENTS        Issue 2.1
                                                             26 February 1997


                               TABLE OF CONTENTS


1.   INTRODUCTION                                                              3

2.   WORKING HOURS AND ACCESS TO SITE                                          3

3.   SITE RESPONSIBILITIES & SAFE WORKING PRACTICES                            4

4.   SITE COMMUNICATIONS                                                       4

5.   SITE IMPLEMENTATION PERIODS                                               4


                                                 Confidential and Proprietary to
                                                       ICO Global Communications

                                                             EN-IG-ICO-SW/000008
[ICO LOGO]         ANNEX 7 SITE WORKING ARRANGEMENTS         Issue 2.1
                                                             26 February 1997



1.        INTRODUCTION

1.1 This Annex describes the scope of the Site Working Arrangements and safe working practices.

1.2       The scope of the Site installation Work includes the following -:

1.2.1     Site Management

1.2.2     Erection and testing of the antennas

1.2.3     Installation of the Equipment

1.2.4     Installation and termination of the IFL cables

1.2.5     Testing of the Equipment



2.        WORKING HOURS AND ACCESS TO SITE

2.1 The Contractor shall be entitled to request access to all Sites on a 24 hours per day, 7 days a week basis so that it may conduct all necessary inspection, Site visits, installation, testing or fault rectification.

2.2 The Contractor shall provide notice to ICO at thirty (30) days in advance, where possible, of all personnel requiring access to the Site.

2.3 The Contractor shall submit to ICO a list of the names of the Site staff and visitors and produce satisfactory evidence as to their identity so that the name on each individual pass card can be filled in before the passes are issued.

2.4 Pass cards shall not be transferred, and will be valid only for the person to whom they are issued, and shall be returned to ICO when the individual leaves the Site.


                                                 Confidential and Proprietary to
                                                      ICO Global Communications

[ICO-LOGO]                      [ICO LETTERHEAD]





--------------------------------------------------------------------------------
                       ANNEX 7 SITE WORKING ARRANGEMENTS
--------------------------------------------------------------------------------




                             COMMERCIALLY SENSITIVE
                            REPRODUCTION PROHIBITED



CONFIDENTIALITY STATEMENT
All information contained in this document is confidential and propriety to ICO Global Communications or any other member of the ICO Global Communications Group and intended only for the addressee to whom this copy is addressed. The recipient shall neither copy, distribute, disclose or use the information contained in it for any purpose other than for which this document has been made available nor permit anyone else to do the same. The recipient shall be held fully liable for any wrongful disclosure or use of any of the information contained in this document by him, or his officers or employees or anyone else to whom he makes the information available.





                 ----------------------------------------------
                  DOCUMENT NO.:         EN-IG-ICO-SW/000008
                 ----------------------------------------------
                  VERSION:              2.1
                 ----------------------------------------------
                  DATE:                 26 February 1997
                 ----------------------------------------------





       -----------------------------------------------------------------
        PREPARED          ICO                       NEC
       --------------  ---------------------------------------------------
        AUTHOR:           TITLE   VP ICONET         TITLE   PM
       -----------------------------------------------------------------
                          SIGNATURE:                SIGNATURE:



                       /s/ G. L. Titzer     /s/ T. Furukawa
       -----------------------------------------------------------------

[ICO LOGO]
                                                             EN-IG-ICO-SW/000008
                                                             Issue 2.1
                                                             26 February 1997

                       Annex 7 Site Working Arrangements

AMENDMENT RECORD

================================================================================
REVISION  DATE      CN No.    REASON FOR CHANGE
================================================================================
1.0       14/2/97             NEC Contract Issue
--------------------------------------------------------------------------------
2.0       18/2/97             To incorporate final NEC comments
--------------------------------------------------------------------------------
2.1       26/2/97             Minor editorial changes
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
================================================================================


                                                 Confidential and Proprietary to
                                                       ICO Global Communications

                                 [COPY MISSING]

[ICO LOGO]
                                                             EN-IG-ICO-SW/000007
                                                             Issue 2.2
                                                             26 February 1997

                            Annex 6 - Documentation

=============================================================================================
Shipping Information for all       on shipment                   2(+1 to each install. site)
Shipments to Site and ICO
---------------------------------------------------------------------------------------------
On-Site Ph.2-1 Test Requirements   Draft 7 months prior to start      2
                                   of tests. Final 6 months
                                   prior to start of Tests
---------------------------------------------------------------------------------------------
On-Site Ph.2-1 Test Plan           Draft 3 months prior to start      2 (+1 to each test site)
                                   of tests. Final 2 months
                                   prior to start of tests
----------------------------------------------------------------------------------------------
On Site Ph 2-1 Script              1 month prior to start of tests
----------------------------------------------------------------------------------------------
On-Site Ph.2-1 Test Data Report    Draft within 1 month after         2 (+1 to each test site)
                                   completion of tests. Final
                                   3 months after completion
                                   of tests
-----------------------------------------------------------------------------------------------
TT&C/IOT Calibration Data          2 weeks after the tests            2 (+1 at IOT site)
-----------------------------------------------------------------------------------------------
On-Site Ph 3 Test Requirements     Draft 7 months prior to start
                                   of tests. Final 6 months
                                   prior to start of Tests
------------------------------------------------------------------------------------------------
On-Site Ph.3 Test Plan             Draft 3 months prior to start      2
                                   of tests. Final 2 months
                                   prior to start of tests
-------------------------------------------------------------------------------------------------
On-Site Ph 3 Test Script           1 month prior to start of          2 (+1 to each test site)
                                   tests
--------------------------------------------------------------------------------------------------
On-Site Ph.3 Test Data Report      Draft within 1 month after         2 (+1 to each test site)
                                   completion of tests. Final
                                   3 months after completion
                                   of tests
--------------------------------------------------------------------------------------------------
Training Syllabus??                3 months before start of           2
                                   training sessions
--------------------------------------------------------------------------------------------------
Training Manuals and               1 month before start of            2 (+10 each training site)
Documentation (inc notes)          training sessions
---------------------------------------------------------------------------------------------------
O & M Equipment Handbooks          At equipment delivery              2 (+1 to each install. site)
---------------------------------------------------------------------------------------------------
As Built Drawings (2 RFT's         1 month after completion
TT &C sites)                       of site work
----------------------------------------------------------------------------------------------------
As-Built for SAN and NMC Sites     1 month after completion           2 (+1 to each install. site)
                                   of site work
----------------------------------------------------------------------------------------------------
Air Interface Protocol             as detailed in Annex 11            5 Copies
(AIPV)
-----------------------------------------------------------------------------------------------------
ICONET Integration                 as detailed in Annex 9             2 (+1 to each test site)
-----------------------------------------------------------------------------------------------------
LIMF Requirements                  as detailed in SOW                 2
=====================================================================================================

                                                      Proprietary & Confidential
                                                    to ICO Global Communications

                                                            ENG-IG-ICO-SW/000007
                                                            Issue 2.2
[ICO LOGO]                  Annex 6 - Documentation         26 February 1997


2.   DOCUMENTATION MANAGEMENT AND CONTROL

     The documentation management and control process will be performed by the Contractor in accordance with the requirements contained in the Program Management Plan referred to in Table 1 of this Annex.

3.   EQUIPMENT HANDBOOK

3.1  The Equipment Handbook shall contain as a minimum:

     - Detailed description of the sub-system addressed in the relevant section including top-level functional block diagrams, electrical, and technical performance characteristics

     - All relevant interfaces and characteristics of signals and data messages across those.

     - Conditions to be observed during normal operation of the system

     - Anomalies, which may occur during normal operations and how to rectify those.

     - Procedures for periodic maintenance and calibration if applicable and their recommended schedules.

     - Corrective maintenance and fault-finding methods at system level.

4.   AS-BUILT INFORMATION

4.1 The 'As-Built' Information data will be provided for the management centre sites and on a per SAN and NMC Site basis covering all the equipment and antenna areas and shall include-:

     - Civil drawings as applicable

     - Rack layout

     - Elevation Drawings

     - Interconnection and Cabling Diagrams

     - Hardware Inventory

     - Data Transcript files for the Switching elements

5.   IOT CALIBRATION DATA

     - Test results from on-site tests shall be provided for the purpose of calibrating the antennas used for IOT. The characteristics to be measured are indicated in the section of IOT of the ICD 'TT&C to SAN'.

                                                      Proprietary & Confidential
                                 4                  to ICO Global Communications

                                                            ENG-IG-ICO-SW/000007
                                                            Issue 2.2
[ICO LOGO]                  Annex 6 - Documentation         26 February 1997


                       TABLE 1 - DOCUMENTATION SUBMISSION

-------------------------------------------------------------------------------------------------------
ITEM                                 SUBMISSION                  NO. OF COPIES
                                                                 (REF. TO NOTES BELOW)
-------------------------------------------------------------------------------------------------------
Programme Mgt Plan (WG-PL-60041)     2 months after SA           2

The Contractor's standard QA Plans   SA Date                     2

ICO-Specific Contractor's QA Plans   2 months after SA Date      2

HLSD Draft contents List             2 weeks after SA Date

Preliminary HLSD First Draft         2 weeks before System PDR

Issue 1st Draft of HLSP              1 month after System PDR    2

Complete First Version HLSD          1 Month after System FDR    2

Final Version of HLSD                At IGF Acceptance

Programme Review Meeting (PRM)       At ICO 3 working days       2 + Internet
Reports                              before PRM meeting.

Preliminary Design Reviews           1 clear week before PDR     5
Documentation Pack (system and       meeting
Subsystem)

Final Design Reviews                 before FDR meeting 10       5
Documentation Pack (System and       working days.
Subsystem)

In-Plant Ph.1 Test Requirements      Draft 7 months prior to     2
                                     start of tests Final 6
                                     months prior to start of
                                     Tests

In-Plant Ph.1 Test Plan              Draft 3 months prior to     2
                                     start of tests. Final 2
                                     months prior to start of
                                     tests

In Plant Ph. 1 Script                1 month prior to start of
                                     tests

TT&C/IOT Calibration Procedures      2 months before the start   2
                                     of the tests

In-Plant Ph.1 Test Data Report       Draft within 1 month after  2 (+ 1 to each relevant install. site)
                                     completion of tests. Final
                                     3 months after completion
                                     of tests
-------------------------------------------------------------------------------------------------------

Note:

1. SA = Supply Agreement

                                                      Proprietary & Confidential
                                 5                  to ICO Global Communications

[ICO LOGO]         Annex 6 - Documentation                EN-IG-ICO-SW/000007
                                                          Issue 2.2
                                                          26 February 1997


                               TABLE OF CONTENTS


1.       GENERAL                                               3

2.       DOCUMENTATION MANAGEMENT AND CONTROL                  4

3.       EQUIPMENT HANDBOOK                                    4

4.       AS-BUILT INFORMATION                                  4

5.       IOT CALIBRATION DATA                                  4






                                       2           Proprietary and Confidential
                                                   to ICO Global Communications

[ICO LOGO]         Annex 6 - Documentation                EN-IG-ICO-SW/000007
                                                          Issue 2.2
                                                          26 February 1997



1.   GENERAL

1.1 This Annex sets out the documentation that shall be provided by the Contractor in accordance with the requirements of this SOW.

1.2 The Contractor shall provide all documentation to ICO Global Communications in accordance with Table 1 of this Annex and shall be responsible for maintaining the currency of the documentation distribution of all copies and revisions to ICO.

1.3 The language used in all documentation submitted shall be English. Consistency of nomenclature shall be maintained between documents and each document shall contain a list of all abbreviations used. The SI system of units shall be used wherever possible throughout all documents. Common document standards shall be followed and the title page of all documents shall clearly identify;

          a) document reference number
          b) revision status
          c) date of Issue
          d) title of document
          e) approval status
          f) classification
          g) author
          h) distribution

1.4 In addition to hard copy, all documents shall also be submitted as electronic file(s) in MS Office(TM) or compatible format, or where appropriate, CD-ROM disk medium. Some documentation may be provided via electronic mail over the Internet to the address [xxxxxx@i-co.co.uk] by agreement with ICO. All documentation provided over the Internet will be sent as encrypted files using MS Exchange(TM).

     The Switching O&M libraries will only be provided on CD ROM Disk medium.




                                       3           Proprietary and Confidential
                                                   to ICO Global Communications

                                [ICO LETTERHEAD]

                             ANNEX 6: DOCUMENTATION

                             COMMERCIALLY SENSITIVE
                            REPRODUCTION PROHIBITED

CONFIDENTIALITY STATEMENT
ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.

                    DOCUMENT NO.:       EN-IG-ICO-SW/000007
                    VERSION:            2.2
                    DATE:               26 February 1997

           PREPARED            ICO                      NEC
           AUTHOR:             Title: VP ICONET         TITLE: PM
                               SIGNATURE:               SIGNATURE:
                               /s/ G.L. Titzer          /s/ T. Furukawa

                                                             EN-IG-ICO-SW/000007
[ICO LOGO]                  Annex 6 - Documentation          Issue 2.2
                                                             26 February 1997

AMENDMENT RECORD

REVISION   DATE       CN NO.      REASON FOR CHANGE
--------   ----       ------      -----------------
1.0        14/2/97                NEC Contract Issue
2.0        17/2/97                To incorporate final NEC comments.
2.1        18/2/97                Incorporate minor comments to
                                    para's 1.2, 4.1 and Table 1
2.2        26/2/97                Minor editorial changes











                                       1            Proprietary and Confidential
                                                    to ICO Global Communications

                                 [COPY MISSING]

                                                             EN.IG-ICO-SW/000006
[ICO LOGO]                ANNEX 5 - TRAINING                 Issue: 2.2
                                                             26 February 1997



4.   COURSE 3 - SYSTEM ARCHITECTURE AND OPERATION & MAINTENANCE


4.1. A training course shall be held for training ICO's engineering staff at one of the NMC Sites, to be elected by ICO.

4.2. The purpose of this course is to provide the ICO engineers with an understanding of the system architecture and overview of the operation and maintenance of all the SAN's from the NMC.

4.3. The duration of the System Architecture and Operation and Maintenance training course shall be as shown below -:.


          ITEM  DESCRIPTION                            DURATION (DAYS)
         --------------------------------------------------------------
           1        Overall SAN and NMC System              10
           2        RFT, PCS                                10
           3        MSSC/VLR and related equipment          40
                    - Telecomms Network & AXE 10-
                      Introduction
                    - AXE 10 System Survey
                    - MSC/VLR/HLR O&M
                    - OSS Operation
                    - AUC/EIR Training
                    - HPN
           4        SBS,                                    15
           5        TNM                                      5
           6        NMS/SRMC/SAN OSS                        10


4.4. The number of ICO engineers, participating in each of the above courses, shall be a maximum of 10 students.

4.5 Training for the MXE option, as defined in Annex 1 of the SOW, will be included if ICO elect to exercise this option.


5.   GENERAL TRAINING CONDITIONS

5.1. Training shall consist of a combination of lecture style training and hands-on training. The style of training shall be dependent on the particular training course, and convenience of the training syllabus.

5.2. ICO shall make the relevant system and sub-systems available as required, for the purposes of hands-on training.



                                                 Confidential and Proprietary to
                                                 ICO Global Communications
                                       6

[ICO LOGO]         Annex 5 - Training                     EN.IG-ICO-SW/000006
                                                          Issue: 2.2
                                                          26 February 1997


5.3. The students shall, as a minimum, have background knowledge and understanding of one or more of the following technologies-:

     - Satellite Communications
     - Cellular mobile switching
     - Installation of electronic systems
     - Familiarity with PCs and Work Station operator consoles

5.4. The students shall, as a minimum, have a good working knowledge and understanding of the English language.

5.5. Training shall be carried out during normal local working hours nominally from 9:00am-5:00pm 5 days a week.

5.6. ICO shall make the required staff available during these hours for the training course.

5.7. Training courses shall be conducted in the English Language by technical training experts from the Contractor. The trainers shall be experienced in training staff whose mother tongue is not English.

5.8. One Copy of training notes shall be provided for each student, in the English language. All the training documentation shall be provided in the English language and shall preferably use SI units. A copy of the training material shall be supplied to both ICO and the SAN operator one month before the commencement of the training session.

5.9. ICO shall supply the following training facilities at each SAN/NMC training Site for the duration of the training:

     - Training room with seating and lighting for at least 10 students and one instructor.

     - Overhead Projector Facilities for transparency presentation.

     - Video Recorder and Television facilities

     - White Board Facilities

     - PC Overhead Projector Facilities

     - Photocopy Machine

     - Printer






                                        7           Confidential and Proprietary
                                                    to ICO Global Communications

[ICO LOGO]                                                   EN.IG-ICO-SW/000006
                         Annex 5 - Training                  ISSUE: 2.2
                                                             26 February 1997


          The courses shall include the following elements for each subsystems:

               a) Principles and functional design

               b) Interfaces and interaction with other subsystems

               c) Safety aspects

               d) Operation (local and remote)

               e) Emergency operation

               f) Routine maintenance

               g) Troubleshooting

2.3. The number of SAN Operator's students, participating in each of the above courses, shall be a maximum of 10 students.

2.4. Because the RFT sub-systems, particularly at the first six TT&C SAN Sites, shall be completed earlier than the SBS/MSSC/TNM systems the RFT On Site Operation and Maintenance training courses at the TT&C SAN Sites shall be held, after completion of the Installation Phase 2-1 Test of the 2 RFT Sub-systems committed for early availability for TT&C Integration testing at each of six TT&C SAN Sites.

2.5. The Contractor shall provide background material and any other training course notes to supplement the operation and maintenance handbook.

2.6. The Contractor shall allow "over the shoulder" observation, during the Equipment installation and testing.

3.    COURSE 2 - ICO'S INSTRUCTOR'S TRAINING

3.1.  A training course shall be held for ICO's own Training Instructors.

3.2. The purpose of this course is to train ICO's Training Instructors so that they shall be able to carry out their own training courses on the SAN system architecture, as well as the operation and maintenance of the SAN and NMC systems.

3.3. The duration of the On Site ICO Instructor's Training course shall be as shown in the table below. The starting date is to be mutually agreed during the course of the Supply Agreement.



                                       4         Confidential and Proprietary to
                                                       ICO Global Communications

[ICO LOGO]                                                   EN.IG-ICO-SW/000006
                         Annex 5 - Training                  ISSUE: 2.2
                                                             26 February 1997


Item      Description                             Duration (Days)
-----------------------------------------------------------------
 1        Overall SAN and NMC System                   10

 2        RFT, PCS                                     10

 3        MSSC/VLR and related equipment               65

          -   AXE 10 System Survey
          -   AXE 10 Cellular O&M, basics
          -   MSC/VLR/HLR O&M
          -   OSS Operation
          -   AXE 10 IOG O&M Advanced
          -   AXE Extended Software Maintenance

          -   HPN

 4        SBS                                          25

 5        TNM                                           5

 7        NMS/SRMC/SAN OSS                             20


3.4. The number of ICO Training Instructors, participating in each of the above courses, shall be a maximum of 15 students.

3.5. The ICO Training Instructors training course shall be held at one of the twelve (12) SAN Sites, to be elected by ICO, for the RFT, SBS, HPN, PCS, MSSC, TNM and SAN-OSS sub-systems and at one of the two (2) NMC Sites for the NMS/SRMC sub-systems.

3.6. Because the RFT sub-systems, particularly at the first six TT&C SAN Sites, shall be completed earlier than the SBS /HPN/PCS/MSSC/TNM systems the RFT training course for the ICO Training Instructors may be held correspondingly earlier than the remaining training courses.

3.7. The Contractor shall provide background material and any other training course notes to supplement the operation and maintenance handbook.




                                       5         Confidential and Proprietary to
                                                       ICO Global Communications

                                                             EN.IG-ICO-SW/000006
[ICO LOGO]                  Annex 5 - Training               Issue 2.2
                                                             26 February 1997
                               TABLE OF CONTENTS

1. GENERAL                                                                3

2. COURSE 1 -- OPERATION & MAINTENANCE                                    3

3. COURSE 2 -- ICO'S INSTRUCTOR'S TRAINING                                4

4. COURSE 3 -- SYSTEM ARCHITECTURE AND OPERATION & MAINTENANCE            6

5. GENERAL TRAINING CONDITIONS                                            6




                                       2          Confidential ad Proprietary to
                                                       ICO Global Communications

                                                             EN.IG-ICO-SW/000006
[ICO LOGO]                  Annex 5 - Training               Issue 2.2
                                                             26 February 1997
1.     GENERAL

1.1.   This Annex sets out the scope of the training courses, for the ICO staff.

1.2.   The training courses are summarised below-:

1.2.1. On Site Operation and Maintenance Course at each SAN Site

1.2.2. ICO Training Instructor Course at one SAN Site and one NMC Site

1.2.3. System Architecture and Operation and Maintenance Course at an NMC

1.3. The Contractor in conjunction with ICO will develop a detailed training plan within 6 months of execution of this Agreement.

1.4. ICO and the Contractor shall work closely together to develop a training program that does not impact on the Master Level Schedule which ensures availability of trained ICO staff at a time when O & M services are required.

2.     COURSE 1 -- OPERATION & MAINTENANCE

2.1. An On-Site Operation and Maintenance course shall be carried out at each of the twelve SAN Sites.

2.2. The purpose of this course is to provide the SAN Operator's operation and maintenance staff with an understanding of the operation and maintenance of the relevant system and sub-systems.

       The duration of the Course, for each of the twelve (12) SAN Sites, shall be as shown below-:

Item      Description                                  Duration (Days)
----      -----------                                  ---------------
1         Overall SAN and NMC System                         10
2         RFT, PCS                                           10
3         MSSC/VLR and related equipment                     45
          - AXE 10 System Survey
          - AXE 10 Cellular O&M, basics
          - OSS Operation
          - HPN
4         SBS                                                15
5         TNM                                                 5
7         SAN OSS                                             5



                                       3         Confidential and Proprietary to
                                                       ICO Global Communications

                     [ICO GLOBAL COMMUNICATIONS LETTERHEAD]

                               ANNEX 5 - TRAINING

                             COMMERCIALLY SENSITIVE
                            REPRODUCTION PROHIBITED

CONFIDENTIALITY STATEMENT
ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.

                    DOCUMENT NO.:       EN-IG-ICO-SW/000006
                    VERSION:            2.3
                    DATE:               26 FEBRUARY 1997

               PREPARED            ICO                 NEC
               AUTHOR:             TITLE: VP ICONET    TITLE: PM
                                   SIGNATURE:          SIGNATURE:

                                   /s/ G.L. Titzer     /s/ T. Furukawa

                                                             EN.IG-ICO-SW/000006
[ICO LOGO]                  Annex 5 - Training               Issue: 2.2
                                                             26 February 1997

AMENDMENT RECORD

REVISIONS   DATE       CN NO.      REASON FOR CHANGE
---------   ----       ------      -----------------
1.0        14/02/97               NEC Contract Issue
2.0        17/2/97                To incorporate final NEC comments.
2.1        19/2/97                Incorporate new para 1.4
2.2        26/2/97                Changes to table para 4.3 new para 4.5
2.3        26/2/97                Minor editorial changes










                                       1         Confidential and Proprietary to
                                                 ICO Global Communications

                                 [COPY MISSING]

                       IGF PROJECT MASTER LEVEL SCHEDULE

ID             TASK NAME                START        FINISH                [GRAPH]
---    ----------------------------   ---------     ---------
631    12 SAN & 2 NMC                  22-05-00      11-08-00
632
633    TRAINING                        28-02-97      28-02-97
634    Agree Detailed Training Plan    05-09-97      05-09-97
635
636    HAND OVER                       11-08-00      11-08-00


PROJECT: 27 FEB ICO MLS VER 2.MPP               [LEGEND]
DATE: 27-02-97

DOC: 770019 VERSION 2A        PAGE 31         REVISED ON THE 27th FEBRUARY, 1997

                                 [COPY MISSING]

                                                                        4.6.30.1


[ICO LOGO]

IGF SUPPLY AGREEMENT                                   CHANGE ORDER NO:  1
CONTRACT NO ICOO97 - 1016/GW
                                                       DATE: 15TH OCTOBER 1997

In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications (Operations) Limited, the Agreement is hereby amended as follows:

Amended Clauses                         as per the attached
-----------------------------------------------------------------------------------
Amended Schedules                       as per the attached
-----------------------------------------------------------------------------------
Amended Annexes                         as per the attached
-----------------------------------------------------------------------------------
Amended Price                           as per the attached
-----------------------------------------------------------------------------------
Other Amendments                        as per the attached
-----------------------------------------------------------------------------------
Reference Correspondence                IUKC-161; IUKC-172; SA0200/WG7/19970630/GT;
                                        SA0204/WG7/19970702/GW
-----------------------------------------------------------------------------------

This Change Order No. 1 will now form part of the Supply Agreement dated March 3rd 1997 between the parties effective as from July 1st 1997 and shall be governed by and construed in accordance with the laws of England.

Except for the changes set out above, this Change Order No. 1 makes no further amendments or modifications to the Agreement.

--------------------------------------------------------------------------------

Signed for and on behalf of                  Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS (OPERATIONS) LTD   NEC CORPORATION

/s/ [Signature Illegible]                    /s/ [Signature Illegible]
---------------------------------            ---------------------------------
Supervising Officer                          Contractor's Authorised
                                             Representative


15-10-97                                     15/10/97
----------------                             ----------------
Date                                         Date

                               CHANGE ORDER NO. 1
                        TO THE SUPPLY AGREEMENT BETWEEN
                              NEC CORPORATION AND
                 ICO GLOBAL COMMUNICATIONS (OPERATIONS) LIMITED

By this Change Order No. 1, effective July 1st 1997 ("Effective Date"), the Supply Agreement dated March 3, 1997, between NEC Corporation ("the Contractor") and ICO Global Communications (Operations) Limited ("ICO") (hereinafter referred to as the "Supply Agreement") is amended as set out below:

BACKGROUND TO CHANGE ORDER NO. 1

A) Under the terms and conditions set forth in the Supply Agreement, ICO agreed to purchase from the Contractor certain equipment and services as are specified therein, and the Contractor and the other members of the NEC Team have agreed to provide the said equipment and services;

B) ICO has agreed that the NEC Team shall carry out Works and produce Deliverables under Clause 9 of the Supply Agreement in accordance with the terms of the GPRS Proposal Version 4.1 (Amended) comprising Attachment 1 to this Change Order;

C) The NEC Team acknowledge ICO's intention to solicit bids from third parties for a contract to supply to ICO with a GPRS system for use with the ICO System and that the Deliverables under this Change Order shall include the NEC Team bid for such a contract;

D) ICO and the Contractor have agreed to amend the Supply Agreement to govern the terms of the Works and the Deliverables specified in Attachment l;

In consideration of the foregoing and for other good and valuable consideration acknowledged by the Parties to have been given, it is agreed:

1. DEFINITIONS

For the purposes of this Change Order the following words used herein or in the Supply Agreement shall have the following meanings:

"Deliverables" shall mean those deliverables set out in Attachment 1.

"Statement of Work" and "Works" shall mean Attachment 1 and the works described therein.

"GPRS Schedule" shall mean Table 9.2 and figure 9.1 of Attachment 1.

"Technical Deliverables" shall mean items 1,2,3,5 and 6 listed in Table 8.1 of Attachment 1.

For the avoidance of doubt, references in the Supply Agreement to Top Level Milestone Schedule and Master Level Schedule shall not apply to this Change Order.

2.      WORKS AND DELIVERABLES

ICO hereby agrees to purchase and NEC Team agrees to supply the Deliverables and carry out the Works set out in Attachment 1 in accordance with the time scales set out in the GPRS Schedule at the prices set forth in Clause 5 of this Change Order.

3.      APPLICATION OF SUPPLY AGREEMENT TERMS AND CONDITIONS

3.1 The following clauses of the Supply Agreement shall not apply to this Change Order 1:

        4.1(a), 4.1(c) to (e) inclusive, 4.1(h), 4.2 to 4.5 inclusive, 4.7,
        4.10, 5, 8 to 9 inclusive, 12.2 to 12.4 inclusive, 14, 15.1 to 15.4 inclusive, 16.2 to 16.3 inclusive, 16.6 to 16.18 inclusive, 17 to 19 inclusive. 22 to 23 inclusive, 25 to 29 inclusive, 31 to 38 inclusive,
        40.2 to 40.11 inclusive, 40.13; 40.15 to 40.16 inclusive, 41.1 to 41.5 inclusive , 41.7 to 41.10 inclusive, 44 to 48 inclusive 51 to 52 inclusive, 54, 56, Schedule 6 to 12.

3.2 The following clauses of the Supply Agreement are amended for the purpose only of this Change Order and not further or otherwise.
        4.1 (b) is amended to read:

        "it will design, develop, create, deliver and provide (as the case may be) all of the Deliverables so as to fulfil the objectives and the requirements of the Statement of Work"

        4.1 (f) is amended to read:

        "the Disclosable Information (as defined in clause 9 of this Change Order) included within the Deliverables shall be provided so as (1) not to prevent any third party, possessing sufficient skill and care, from implementing a GPRS system for use with the ICO System, and (2) to have no adverse effects upon the IGFR requirements and, in particular, the end-to-end services described within section 4 of the IGFR; and that the Deliverables, if implemented by the NEC Team, will not give rise to or result in, adverse effects upon the IGFR requirements and, in particular, the end-to-end services described within section 4 of the IGFR."

        4.1 (i) is amended to read:

        "the Deliverables shall be specified in such a way as to facilitate updates, additional functionalities or enhancements to them in the future."

        4.1 (l) is amended to read:

        "it will provide and will ensure that its Sub-Contractors provide, a sufficient number of suitably skilled and appropriately experienced personnel to meet the objectives of this Change Order and to ensure that delivery of the Deliverables is completed in accordance with the GPRS Schedule;"

        4.1 (n) is amended to read:

        "the equipment, software or other equipment which is or shall be specified in the Deliverables will be provided by the NEC Team at a reasonable cost and on reasonable terms."

        Clause 12.1 shall be amended to read:

        "without prejudice to ICO's other obligations under the Change Order, ICO shall provide the Contractor with such information, services and equipment as shall be specified in the Statement of Work. To the extent that ICO's failure in any material respect to comply with its obligations under this clause 12.1 shall adversely and directly affect the ability of the Contractor to comply with the GPRS Schedule, then to the extent the Contractor and the other members of the NEC Team can demonstrate the same to be required, the GPRS Schedule shall be adjusted in an equitable manner."

        Clause 40.1 shall be amended to read:

        "notwithstanding inspection, testing and acceptance by ICO of any of the works or the Deliverables or any other provision of this Change Order which purports to make acceptance by ICO conclusive, the Contractor guarantees throughout the period commencing with the date of acceptance of the Deliverables and ending 2 years later, that the contents of the documentation comprised within the Deliverables are correct and free from defects or faults (failing which clause 40.12 (a) shall apply.)"

4.      LIMITATION OF LIABILITY

In the event that any act or omission of ICO or any member of the NEC Team or any of their respective directors or employees or any of their respective subsidiaries or affiliated undertakings or by their respective consultants, sub-contractors, servants, representatives or agents causes or results in damage, loss or destruction to any property of the other or the other's staff or third parties and/or death or bodily injury to any member of the other's staff, then the party responsible shall indemnify, defend and hold the other harmless from and against all actions, costs, claims, demands, damages and liabilities, including reasonable legal fees and expenses, resulting therefrom. Notwithstanding the foregoing, each party's maximum liability to the other for damage or loss or destruction of
property under this clause 4 shall be limited to US$     *      . For the
purpose, only, of determining any liability of any member of the NEC Team under this clause 4 it is agreed that any such liability shall contribute to the aggregate of the liability of the NEC Team under Clause 51.2 of the Supply Agreement dated 3rd March 1997.

5.      PRICE AND PAYMENT

5.1     ICO will purchase the Deliverables hereunder for the firm fixed price of
             *      . Payment will become due by ICO on the following basis
         (i)   *% on the date of signature;
         (ii) *% on the date of acceptance of the Technical Deliverables due under this Change Order.

5.2 The NEC Team shall invoice ICO for such payments on the due dates and ICO shall pay such valid invoices submitted in the form specified in
        Schedule 4 of the Supply Agreement within 21 days of receipt.

6.      ACCEPTANCE

ICO shall have 28 days from the receipt of a Technical Deliverable in which to accept such Technical Deliverable. If ICO does not accept a Technical Deliverable it will indicate its non acceptance within 28 days of receipt and provide the Contractor with written reasons for its non acceptance, which shall be on the basis that in ICO's reasonable view, the Technical Deliverable fails to meet the requirements set out in Attachment 1.

Should ICO fail to either accept or indicate its non acceptance of a Technical Deliverable within 28 days of its delivery, the Technical Deliverable will be deemed to be accepted by ICO.

It is agreed and understood that this clause 6 shall not apply to Deliverables that are not Technical Deliverables.

7.      DELIVERY

All Deliverables shall be provided in accordance with Annex 6 of the Supply Agreement except that the number of hard copies to be provided shall be 10.

All deliverables shall be delivered to:
ICO Global Communications (Operations) Limited



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

c/o ICO Services Limited
1 Queen Caroline Street
London W6 9BN
England
For the attention of: George Wiginton - Procurement Manager

8.      FINANCING

The Parties agree that the NEC Team has no obligation to provide vendor financing to ICO pursuant to this Change Order.

9.      NON DISCLOSURE

Notwithstanding the provisions of article 41.6 of the Supply Agreement, ICO will be permitted to disclose information comprised in certain of the Deliverables hereunder ("Disclosable Information") to third parties solely for the limited purpose of soliciting competitive bids for an ICO GPRS system, in the form of a Request for proposal ("RFP"). The information which ICO may and may not disclose to prospective third party bidders is set forth in Attachment 2 to this Change Order. ICO shall take reasonable steps to ensure that Disclosable Information is used by third party bidders only in connection with the preparation and submission of ICO GPRS system bids. ICO will disclose to the NEC Team any third party GPRS system RFP 7 days prior to distribution to third party bidders, redacted so as to conceal the identity of such bidders. Provided such GPRS system RFP contains only Disclosable Information, ICO will require no further NEC Team authorisation before circulating such RFP.

10.     INTELLECTUAL PROPERTY RIGHTS

10.1 ICO and the Contractor acknowledge that:

        (a) NEC Team Intellectual Property is owned by the NEC Team member(s) generating such Intellectual Property Rights;

        (b)     ICO Intellectual Property is owned by ICO.

10.2 The licence to ICO under NEC Team Intellectual Property Rights pursuant to this Change Order shall be as follows:

10.2.1 In the event that the NEC Team is awarded the contract to supply ICO with a GPRS system for use with the ICO System (regardless of which of NEC, Ericsson and Hughes assumes the position of prime contractor), the Contractor hereby grants and shall procure the grant by the other members of the NEC Team to ICO irrevocable world-wide non-exclusive paid-up licences (with right to sub-licence) to use NEC Team Intellectual Property incorporated by the NEC Team into the Deliverables delivered by the Contractor solely for the purposes of operating or having operated in accordance with the provisions of this Agreement the Deliverables in the ICO System.

10.2.2 In any event the NEC Team Licence under clauses 41.2 and 41.3 of the Supply Agreement is extended to cover use of deliverables under the Supply Agreement in conjunction with a GPRS system.

10.2.3

        The Contractor hereby grants and shall procure the grant by the other NEC team members to ICO an irrevocable, worldwide, non-exclusive, paid-up license (with right to sub license) to use Disclosable Information solely for the purposes of implementing or having implemented, operating or having operated an ICO GPRS system with the ICO system.

10.3 ICO hereby grants to the Contractor and agrees to grant to each of the other members of the NEC Team irrevocable world-wide, non-exclusive licences with right to sub-licence to use the ICO Intellectual Property for the purposes of carrying out the Works and supplying the Deliverables to ICO.

10.4 The Contractor hereby undertakes that it will not and agrees to procure that the other members of the NEC Team will not either alone or acting together make available directly or indirectly for commercial use during the periods described in clause 10.5 below the Protected Features which are, - features which fulfil all the following criteria, being

i) new and

ii) developed by or at the direction of the members of the NEC Team under this Change Order and

iii) are features in the system areas identified below as Key Features to any other operator of Satellite Based Communications Systems without the express written consent of ICO.

KEY FEATURES

1) Changes to published protocols or interfaces such as GSM Gb interface.

2) Multi SAN paging

3) Paging escalation

4) X,Y co-ordinates and accuracy parameter storage

5) SAN ID and service area/service region parameters usage for ICO GPRS

6) Location update in ready and standby state

7) Selecting the nearby SGSN

8) SBS channel Manager selection

9) Frame relay switch concept for connectivity SBS - SGSN located in different SANs

10) Procedures and algorithms to implement reliable handovers through a combination of use of signal level measurement reports, IT position measurements and spot beam co-ordinate broadcast for satellite spot beam selection together with supporting Air Interface protocols.

11) Protocols and algorithms to implement reliable timing and frequency synchronisation at the UT and SBS for the purposes of minimising unnecessary transmissions using the Air Interface.

12) Protocols and algorithms to implement a reliable power control mechanism in order to minimise the power required for UT and SBS and to provide the optimum communication link.

13) Procedures to provide efficient power and frequency planning for the ICO-GPRS system.

14) Modifications to the GSM GPRS Mobility Management (MM) and Radio Resources
(RR) state diagram for use for ICO-GPRS.

15) Protocols and algorithms to implement an efficient and accurate position determination system (note: this design will be different from the CS case)

10.5 The restrictions set out in paragraph 10.4 above shall apply for a period commencing from the effective date of this Change Order and expiring on the earlier of:

10.5.1 should ICO and the NEC team enter a contract for the supply of GPRS services on the ICO System, the date specified in such agreement; or

10.5.2 6th March 1998;

or on any such other date as the parties may agree.

10.6 Nothing shall restrict the members of the NEC Team either alone or acting together from making available directly or indirectly for commercial use at any time by any person features which are the same as or substantially similar to the Protected Features where such features are the result of work done independently of the work done under this Change Order or from exploiting NEC Team Intellectual Property generated prior to the date of this Agreement and without otherwise breaching the terms of this Change Order or any offer agreement between ICO and the NEC Team or any of them, or otherwise infringing ICO's legal rights.

10.7 For the avoidance of doubt the fact that work done independently of the work done under this Change Order results in a notification under clause 9.4 of the Supply Agreement to ICO and a related change under clause 9 of the Supply Agreement does not bring such work within the scope of the restrictions on making available directly or indirectly for commercial use features which are new and developed by or at the direction of the members of the NEC Team under this Change Order set out in clause 10.4.

10.8 For the avoidance of doubt the parties hereby agree that the provisions of clause 8 of the IPC continue to apply to Intellectual Property Rights comprised in the deliverables supplied under the IPC or reduced into practice in the work done under the IPC and that notwithstanding any of the provisions of clause 8 of the IPC the provisions of this clause shall apply to all work done pursuant to this Agreement in the development and supply of the Deliverables.

10.9 For the avoidance of doubt, none of the restrictions in clause 10.4 above shall apply to the development, manufacture, use or sale of features developed by the NEC Team outside the scope of the Supply Agreement, this Agreement or any other agreement or contract between ICO and the NEC Team and any member thereof without breaching the terms of the above agreements or otherwise infringing ICO's legal rights.

11. RATIFICATION OF IC SUPPLY AGREEMENT

11.1 Except as provided for herein, the terms and conditions of the Supply Agreement shall continue in full force and effect.

11.2 This Change Order sets forth the entire agreement between the Parties as to the subject matter hereof and supersedes all prior discussions between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to such subject matter other than as expressly provided herein.

11.3 In the event of a conflict between the terms of this Change Order and the terms of the Supply Agreement, the terms of this Change Order shall prevail.

12. NEC TEAM OPTION TO MATCH OTHER BIDS

In the event that ICO wishes to have the Works and Deliverables committed into practice, then the NEC Team (regardless of which of NEC, Ericsson and Hughes assumes the position of prime contractor) shall be afforded the opportunity to match and other bona fide bid of functionality and price and, if so doing, will be offered the contract for this work on the basis of an NEC Team bid on equivalent terms.

                               CHANGE ORDER NO. 1
                                  ATTACHMENT 1

                              PROPOSAL FOR ICO GPRS
                     REQUIREMENTS SPECIFICATION DEVELOPMENT
                                    CONTRACT

                                                                      [ICO LOGO]
                                                                      [NEC LOGO]
                                                                 [ERICSSON LOGO]
                                                                   [HUGHES LOGO]
HNS-11181




                              PROPOSAL FOR ICO GPRS
                REQUIREMENTS SPECIFICATION DEVELOPMENT CONTRACT



                                  Revision 4.1
                                  (Revised)



                                 JUNE 26, 1997

                               PROPRIETARY NOTICE


"These materials contain technical and Business Confidential Information of the NEC Team and/or its members, NEC Corporation, Ericsson, and Hughes Network Systems, and are subject to all applicable confidentiality and nondisclosure restrictions in place between ICO and the NEC Team and its member companies. These materials are being provided to ICO Global Communications solely for the purpose of ICO's evaluation of this proposal and may not be otherwise used, copied, distributed or transferred by ICO without the express written permission of the owner(s) of the Confidential Information. The title, ownership rights, and all intellectual property rights in these materials remains in the NEC Team and/or its member companies."

                                        TABLE OF CONTENTS

SECTION                                                                     PAGE
--------------------------------------------------------------------------
1.0  INTRODUCTION.........................................................   1-1
1.1  PURPOSE AND SCOPE....................................................   1-1
1.2  OVERVIEW.............................................................   1-1
1.3  APPLICABLE DOCUMENTS.................................................   1-2
1.4  LIST OF ABBREVIATIONS................................................   1-2
2.0  ARCHITECTURAL OVERVIEW...............................................   2-1
3.0  REQUIREMENTS SPECIFICATION DEVELOPMENT...............................   3-1
3.1  PROPOSED REQUIREMENT DOCUMENT OUTLINE................................   3-2
3.2  ARCHITECTURAL OVERVIEW...............................................   3-2
3.3  SERVICE REQUIREMENTS.................................................   3-2
3.4  AIR INTERFACE REQUIREMENTS...........................................   3-2
3.5  ADMINISTRATION AND SUPPORT SERVICES..................................   3-3
3.6  ICO GPRS SBS REQUIREMENTS............................................   3-3
3.7  ICO GPRS SWITCHING REQUIREMENTS......................................   3-4
3.8  RFT/IDS REQUIREMENTS.................................................   3-4
3.9  UDT REQUIREMENTS.....................................................   3-4
3.9.1 UDT PROTOTYPE REQUIREMENTS..........................................   3-5
3.9.2 COMMERCIAL UDT REQUIREMENTS.........................................   3-5
3.10 NETWORK MANAGEMENT SYSTEM REQUIREMENTS...............................   3-6
3.11 SATELLITE RESOURCE MANAGEMENT CENTER REQUIREMENTS....................   3-6
3.12 DCN REQUIREMENTS.....................................................   3-6
3.13 PERFORMANCE REQUIREMENTS.............................................   3-6
3.14 ICO GPRS CAPACITY REQUIREMENTS.......................................   3-6
4.0  ICO GPRS AIR INTERFACE CHANGE REQUEST PACKAGE........................   4-1
5.0  STATEMENT OF WORK....................................................   5-1
5.1  PROPOSED OUTLINE FOR STATEMENT OF WORK...............................   5-1
5.2  STATEMENT OF WORK CONTENTS...........................................   5-1
5.3  APPLICABLE DOCUMENTS.................................................   5-2
5.4  CONTRACTOR DELIVERABLES..............................................   5-2
5.5  ICO DELIVERABLES TO CONTRACTOR.......................................   5-2
5.6  INSTALLATION SITE CONDITIONS.........................................   5-2
5.7  PROGRAM MANAGEMENT AND IMPLEMENTATION................................   5-2
5.8  TRAINING.............................................................   5-3
5.9  DOCUMENTATION........................................................   5-3
5.10 SITE WORKING ARRANGEMENT.............................................   5-3
5.11 ICO GPRS TEST PLANS..................................................   5-3
5.12 ICO GPRS END-TO-END DATA TRANSFER DEMONSTRATION......................   5-3
5.13 ICO GPRS INTEGRATION TEST............................................   5-3
5.14 ICO GPRS ACCEPTANCE CRITERIA.........................................   5-3
5.15 OPTIONS..............................................................   5-4
6.0  MARKET PLANNING FOR ICO GPRS.........................................   6-1
6.1  GENERAL..............................................................   6-1
6.1.1 OBJECTIVES..........................................................   6-1
6.2  SCOPE................................................................   6-1
6.2.1 DETAILED BUSINESS CASE RESULTS......................................   6-2
6.2.2 CUSTOMER PROPOSITION................................................   6-2
6.2.3 DISTRIBUTION COST...................................................   6-3
6.3  OTHERS...............................................................   6-3

7.0 PRICE PROPOSAL............................................... 7-1
8.0 DELIVERABLES................................................. 8-1
9.0 SCHEDULE..................................................... 9-1
10.0 ORGANIZATION AND PERSONNEL..................................10-1
10.1 ERICSSON PERSONNEL..........................................10-1
10.1.1 TECHNICAL TEAM............................................10-1
10.1.2 MARKETING TEAM............................................10-2
10.2 HNS PERSONNEL...............................................10-2

APPENDIX A DRAFT REQUIREMENTS SPECIFICATION...................... A-1

                                LIST OF FIGURES

FIGURE                                                          PAGE
------                                                          ----
FIGURE 2-1.   ICO GPRS ARCHITECTURE ............................ 2-3
FIGURE 2-2.   ICO GPRS TRANSMISSION PATH PROTOCOL STACK......... 2-3
FIGURE 9-1.   APPLICABLE SCHEDULE FOR A 1 JULY 1997 START....... 9-3
FIGURE 10-1.  PROJECT ORGANIZATION..............................10-1

                                 LIST OF TABLES

TABLE                                                                           PAGE
-----                                                                           ----
Table 3-1.   Specific ICO GPRS Requirements Specification Outline .............  3-1
Table 5-1.   Statement of Work Outline.........................................  5-1
Table 8-1.   List of Deliverables to ICO by the Contractor.....................  8-1
Table 9-1.   ICO GPRS Requirements Specification Contract Schedule*............  9-1
Table 9-2.   ICO GPRS Requirements Specification Contract Schedule with
              1 July Letter of Intent..........................................  9-1

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)


                                1.0 INTRODUCTION


1.1 PURPOSE AND SCOPE

This proposal defines the effort required to develop the ICO GPRS (general packet radio service) Requirements Specification and the contractual framework for ICO and the contractor to sign an agreement for the delivery of an ICO GPRS system.

With the mutual agreement of ICO and the contractor, an ICO GPRS supply contract could be agreed at the interim point of this requirements contract and the completion of the requirements contract would be included in the ICO GPRS main supply contract.

The NEC Team is uniquely qualified to undertake this requirements study and the later supply contract for the ICO GPRS system. The NEC Team members have extensive experience with all aspects of the technology required for a successful ICO GPRS system: satellite communications, packet switching, GPRS, and the details of the ICO circuit system.

The functions of the ICO Circuit System are defined by Reference 1.

An early start will allow for the simultaneous production and installation of the equipment with the ICO circuit system, which will result in a substantial savings to ICO.

1.2 OVERVIEW

This document is structured as follows:

        - Chapter 2.0 Architectural Overview, provides a description of the baseline model for the ICO GPRS system. This baseline will be the starting point for the studies required to determine the ICO GPRS requirements.

        - Chapter 3.0 Requirements Specification Development, describes the background effort to be performed to develop sound, implementable ICO-specific requirements for the ICO GPRS system.

        - In Chapter 4.0 the definition of the ICO GPRS Air Interface Change Request package is provided.

        - Chapter 5.0 defines the content for the Statement of Work to be provided for the ICO GPRS main supply contract.

        - Chapter 6.0 describes the development of the marketing and business case for ICO GPRS.

        - Chapter 7.0 defines the outline for how the pricing will be presented for the ICO GPRS main supply contract.

        - Chapter 8.0, Deliverables, provides a list of the documents deliverable under this contract.

        - Chapter 9.0, Schedule, defines a delivery schedule for the various meetings and deliverables.

        - Chapter 10.0 provides the organization of the ICO GPRS requirements development team.

        - Appendix A attaches a draft requirements specification for ICO GPRS that was developed during preliminary work done by the contractor and ICO Staff, which is attached for reference only.



                                      1-1

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

1.3 APPLICABLE DOCUMENTS

        1. ICO IGF Supply Agreement Version 25,17 February 1997 (Circuit System)

1.4 LIST OF ABBREVIATIONS

ADC            administrative data center
AuC            authentication center
BSSGP          base station subsystem GPRS protocol
CCCH           common control channel
ChM            channel manager
ChU            channel unit
CUB            channel unit block
DCN            data communication network
EIRP           effective isotropic radiated power
ETSI           European Telecommunications Standards Institute
FR             frame relay
Gb'            Gb prime, interface between SBS and SGSN
GGSN           GPRS gateway support node
GPRS           general packet radio service
GSM            global system for mobile
GSN            GPRS support node
GTP            GPRS tunnel protocol
HLR            home location register
IDS            IF distribution system
IF             intermediate frequency
IP             Internet protocol
LLC            logical link control
NEM            network element manager
LSRMS          local satellite resource management subsystem
MAC            media access control
MSSC           mobile satellite switching center
NMC            network management center
OMC            operations and maintenance console
OSS            operations subsystem
PDN            public data network
PLMN           public land mobile network
RACH           random access channel
RFT            radio frequency terminal
RLC            radio link control
SACCH          slow associated control channel
SAN            satellite access node
SAN OSS        operations console per SAN site
SBS            satellite base station
SBS OMC        satellite base station operations and maintenance console
SGSN           serving GPRS support node
SMS            short message service
SNDCP          subnetwork dependent convergence protocol
SNMP           simple network management protocol
SOW            statement of work



                                      1-2

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

UDT            user data terminal
UT             user terminal
VLR            visitor location register



                                      1-3

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                           2.0 ARCHITECTURAL OVERVIEW

This chapter provides architectural baseline for the ICO GPRS Requirements Specification Development Contract.

The ICO GPRS service using the ICO satellites provides connectionless packet data services based on the GPRS standards. The ICO GPRS system appears to other GPRS networks as a GPRS providing the same services as the standard GSM GPRS service. The ICO GPRS system provides interworking and roaming with standard GPRS systems.

The current ICO ground facilities provide services that, in this document (and in recent versions of global system for mobile (GSM) standards), are called circuit switched services. It represents services such as voice, modem/fax calls, and short message service (SMS) that are provided by the ICO circuit switched system.

The ICO GPRS functionality will be provided by the ICO GPRS system. This system involves some new nodes and units as well as new functions in the existing ICO nodes and units. FIGURE 2-1 provides an architectural overview of the ICO GPRS system integrated with the ICO circuit system.

The ICO GPRS system shall be based on the European Telecommunications Standards Institute (ETSI) GPRS standard with necessary modifications needed for the ICO network. The modifications are primarily concerning the air interface and the Gb interface.

The new nodes/units are:

        1. Serving GPRS support node (SGSN) - the node that is serving the user terminal (UT). The SGSN manages the mobility management context with the UT and provides functions such as ciphering and data compression across the air interface.

        2. Gateway GPRS support node (GGSN) - the node functioning as a gateway toward external non-GPRS networks. The GGSN performs routing and tunneling of data packets toward the UT's current point of presence.

        3. Network element manager (NEM) - the node that is managing the operation and maintenance for the GSN nodes. NEM is an HP OpenView based product that can cooperate with TMOS. The interface between GSN and NEM is simple network management protocol (SNMP) based. An SNMP interface is provided between the SGSN and the GGSN to the satellite access node (SAN) operations subsystem (OSS) for alarm handling.

        4. ICO GPRS channel manager - Provides the physical, media access control (MAC), and radio link control (RLC) levels of the protocol. It also has the interface to the SGSN.

        S. ICO GPRS channel unit - The channel unit is the satellite modem for the ICO GPRS system.

        6. In addition to these new nodes/units, the existing nodes: mobile satellite switching center/visitor location register (MSSC/VLR), home location register (HLR), authentication center (AuC), local satellite resource management subsystem (LSRMS), SBS OMC, SAN OSS, and network management center (NMC) will be upgraded with functions related to the ICO GPRS service.



                                      2-1

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

The new interfaces are:

        1.      ICO GPRS air interface.

        2. Gb'(Gb prime) - the interface between an SGSN and a SBS channel manager.

        3.      Gi - the interface between a GGSN and an external data network.

        4. Gn - the interface between two GPRS support nodes (GSNs) in the ICO network.

        5. Gp - the interface between a GSN in the ICO network and a GSN of an external GPRS network.

        6.      Gr - the interface between an SGSN and an HLR.

        7.      Gs - the interface between an SGSN and an MSSC/VLR.

        8.      The interface between a GSN and an administrative data center
                (ADC).

        9.      The interface between GSNs and the SAN OSS.

FIGURE 2-2 shows the ICO GPRS protocol stack for the data transmission path with the following protocols:

        1. GPRS tunnel protocol (GTP) tunnels user data and signaling between GSNs in the GPRS backbone network.

        2. Internet protocol (IP) is the network protocol of the GPRS backbone used for routing user data and control signaling. The GPRS backbone network shall be based on the IP version 4 protocol.

        3. Subnetwork dependent convergence protocol (SNDCP) maps network-level characteristics onto the characteristics of the underlying network.

        4. Logical link control (LLC) provides a highly reliable logical link. LLC supports mobility management and is independent of the underlying radio interface protocols.

        5. Base station subsystem GPRS protocol (BSSGP): This layer conveys routing- and QoS-related information between SBS and the SGSN.

        6. Frame relay carries LLC frames (multiplexed from several LLC connections to one frame relay (FR) connection between an SBS channel manager and an SGSN).The frame relay connection between the SBS and SGSN may be multihop and may traverse a network of frame relay switching nodes.

        7. ICO radio link control (ICO RLC) provides a reliable radio link; this is an ICO unique protocol.

        8. ICO medium access control (ICO MAC) controls the access signaling (request and grant) procedures for the radio channel; this is an ICO unique protocol.



                                       2-2

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)




                                  [FLOW CHART]
                       FIGURE 2-1. ICO GPRS ARCHITECTURE



                                  [FLOW CHART]
             FIGURE 2-2. ICO GPRS TRANSMISSION PATH PROTOCOL STACK



                                      2-3

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                   3.0 REQUIREMENTS SPECIFICATION DEVELOPMENT

3.1 PROPOSED REQUIREMENT DOCUMENT OUTLINE

TABLE 3-1 shows the outline for the requirements specification to be developed. In order to develop an accurate and implementable requirements specification, additional simulations and other studies as defined below will be required.

         TABLE 3-1. SPECIFIC ICS GPRS REQUIREMENTS SPECIFICATION OUTLINE

1.0 General
     1.1 Purpose and Scope
     1.2 Document Overview
     1.3 Related Documents
     1.4 Notation Conventions
2.0 Definitions and Acronyms
3.0 Architectural Overview
     3.1 Overview (Diagram)
     3.2 Description (Functionality) of Network Elements
     3.3 Interfaces Between Elements
     3.4 External Interfaces
4.0 Service Requirements
5.0 Air Interface Requirements
     5.1 Overview
     5.2 Modulation, Coding, and Range of Data Rates. Forward and Return
     5.3 Forward Path to Spot Beams
          5.3.1 Control Functions
          5.3.2 Traffic
     5.4 Return Path to Spot Beams
          5.4.1 Control Functions
          5.4.2 Traffic
6.0 Administration and Support Services
     6.1 Charging including interfaces
     6.2 Provisioning including interfaces
7.0 SBS Requirements
     7.1 Equipment Requirements
     7.2 Internal Interface Requirements (requirement impacts on other SBS components)
8.0 GPRS Switching Requirements
     8.1 SBSN Node
     8.2 GGSN Node
     8.3 O&M System for the GSN Nodes
     8.4 Network Element Manager
     8.5 Interfaces
     8.6 Charging Records
9.0 RFT/IDS Requirements
10.0 User Data Terminal Requirements
     10.1 UDT Prototype
          10.1.1 Architectural Requirements
          10.1.2 User Interface Requirements
          10.1.3 Air Interface Requirements
               10.1.3.1 Asymmetric Interface
               10.1.3.2 Simultaneous Transmit and Receive Using Diplexers
               10.1.3.3 Protocols



                                       3-1

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

     Table 3-1. SPECIFIC ICO GPRS REQUIREMENTS SPECIFICATION OUTLINE (CONT.)

                          10.1.4 Integrated Test Feature Requirements
                          10.1.5 Schedule Requirements
                          10.1.6 Target Price Requirement
                  10.2 UDT Commercial Terminal
                          10.2.1 Terminal Types
                          10.2.2 User Interface and protocols
                          10.2.3 User features
                          10.2.4 Physical Requirements
                          10.2.5 Schedule Requirements
                          10.2.6 Target Price Requirement
           11.0 Network Management System Requirements
                  11.1 SAN OSS
                  11.2 Network Management Center
           12.0 Satellite Resource Management Center Requirements
                  12.1 Power Management
                  12.2 Frequency and Timeslot Management
           13.0 DCN Requirements
                  13.1 Interface
                  13.2 Capacity
           14.0 Performance Requirements
                  14.1 Air Interface
                  14.2 SBS Delay Requirements
                  14.3 GPRS Infrastructure Requirements
                          14.3.1 QoS Support
                          14.4.3 Delay
           15.0 ICO GPRS Capacity Requirements

3.2 ARCHITECTURAL OVERVIEW

The Architectural Overview of the requirements specification will provide a base architectural model of the ICO GPRS system as a reference. This section will describe functions of each of the components in the ICO GPRS system and provide a summary description of the major internal interfaces and all external interfaces.

3.3 SERVICE REQUIREMENTS

The Service Requirements subsection will define the differences in services between a standard GPRS system and the ICO GPRS system. The ICO GPRS service requirements will be captured in a separate document similar in structure and based on the ETSI specification GSM 02.60.

3.4 AIR INTERFACE REQUIREMENTS

The Air Interface Requirements subsection defines the effort to develop the requirements for the air interface of the ICO GPRS system with specific orientation to determining the impacts that ICO GPRS will have on the air interface of the ICO circuit system. Change requests will be developed and submitted to ICO to initiate required changes in the circuit system air interface that are required to support ICO



                                       3-2

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)


GPRS. These change requests will be provided as a separate deliverable. See Chapter 4 for the description of the ICO GPRS Change Request Package.

In support of the requirements development, three areas have been identified where analysis and simulation is needed to finalize the requirements definition:

        -       Modulation, coding, and range of data rates

        -       Evaluation of timing and frequency synchronization

        -       Control channel loading

In the modulation and coding area, studies and simulations are underway using a modeling tool and other simulations to evaluate the performance of ICO's voice system. The packet data requirements study will compare a limited set of modulation/coding formats that require an extension of these ongoing activities. These activities will use either the modeling tool or modifications of existing simulation models. The range of data rates from 2.4 kbps to 64 kbps will be evaluated.

The time and frequency synchronization maintenance of the packet data terminals in the ICO environment when these terminals sometimes receive only sporadic transmissions (i.e., every 10-20 seconds) for synchronization maintenance will be studied. The contractor believes that existing simulation models used to study the voice system can be augmented, for example, by adding models of UT reference oscillator drift, to address this area. Timing and frequency synchronization is a key area where analysis and simulation is needed to evaluate a potential problem area that is unique to the packet data application.

Finally, analysis and simulation are needed to evaluate the air-interface impacts of the packet data service on the ICO circuit system. Specifically, this area will focus upon the common channel signaling that is expected to be shared with the ICO circuit system. An analysis will be done to determine the expansion actions to be taken as the traffic load increases: An increased number of common channels or dedicated signaling channels for data. These control channel loads are needed to support registration, synchronization, resource allocation, handover (reregistration), and synchronization for the packet data service.

The analysis of the above items will include a tradeoff among the following parameters:

        - ICO GPRS SBS hardware commonality with the ICO circuit system SBS hardware
        -  System complexity
        -  Possible improvements in link margins
        -  Schedule impacts

The contractor will monitor the progress of the GPRS standards and submit change requests for the air interface if required, using the standard change notice procedure that has been defined for the ICO circuit system. These change requests are subject to the terms defined in Chapter 4.

3.5  ADMINISTRATION AND SUPPORT SERVICES

The Administration and Support Services Subsection will define the requirements for charging and the interface to the ADC. In addition, requirements will be specified for the provisioning interface.

3.6 ICO GPRS SBS REQUIREMENTS

The ICO GPRS SBS Requirements subsection will address two sets of requirements related to the SBS equipment:



                                      3-3

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

        -       The requirements for the traffic carrying equipment of the ICO
                GPRS SBS

        - The requirement impacts on other components in the current ICO circuit system due to the installation of the ICO GPRS equipment

The contractor proposes, as a baseline, a particular complement of channel units and channel unit managers (four channel unit blocks (CUBs) and one channel manager (ChM)) that is configured to serve the packet data application. The capacity of this configuration needs to be evaluated by analysis and simulation. A packet data source model will be developed using peak-to-average activity ratios and statistics on session duration. These models can be used to estimate the traffic handling capacity of the baseline SBS hardware configuration. The contractor believes that elements of the existing traffic simulation model and voice system queuing model can be modified to address this particular area.

The requirements impacts on the LSRMS, SBS OMC, and the circuit ChM are also specified.

3.7 ICO GPRS SWITCHING REQUIREMENTS

The ICO GPRS Switching Requirements subsection will define the requirements for the GPRS switching infrastructure, which includes:

        -       SGSN node
        -       GGSN node
        -       Operations and maintenance (O&M) system for the GSN nodes
        -       Charging records
        -       Interfaces

The proposed network architecture will be evaluated in detail to find the best possible solution corresponding to services required, including the new GSN nodes and the interaction with SBS as well as with existing nodes, HLR, and MS SC/VLR. Also, the interface toward the external packet data networks and the internal backbone will be specified.

Other functions that might be specific to lCO will be studied, such as charging requirements.

Traffic handling capacity requirements for the packet switching nodes (GSN) will be estimated based on a traffic model.

3.8  RFT/IDS REQUIREMENTS

The requirements on the radio frequency terminal (RFT) and the integrated directory service (IDS) will be specified.

NOTE: No additional requirements are expected to be imposed on the RFT as long as the design constraints of the RFT are not exceeded.

3.9 UDT REQUIREMENTS

The contractor will address requirements for two UDTs:

        -       A prototype



                                      3-4

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

        -       A commercial terminal

3.9.1 UDT PROTOTYPE REQUIREMENTS

The UDT Prototype Requirements subsection will describe the requirements for a prototype terminal that will be used for the test and validation of the lCO GPRS system.

        -       Simultaneous transmit and receive using diplexers
        -       Asymmetric channels
        -       Other protocol requirements
        - Hardware architectures for intermediate frequency (IF) and radio frequency (RF) sections for simultaneous multifrequency transmit and receive operation
        -       Efficient baseband implementation
        -       Layer II design considerations
        -       Layer III design considerations
        -       Physical size and weight
        -       Power requirements
        -       Other environmental requirements
        -       Transportability requirements
        -       User interface requirements
        -       Built-in test and monitoring requirements
        -       Development schedule
        -       Target price

3.9.2 COMMERCIAL UDT REQUIREMENTS

The Commercial UDT Requirements subsection will define the following requirements for a handheld commercial ICO GPRS UDT:

        -       Terminal types to be supported - Class A, B, and C.
        - User interface and protocol stacks - what are the requirements for the UDT and the requirements for its companion PC or user device?
        - User Features - which of the GPRS standard functions will be required and which will be optional. The available data rates will be defined for the terminal.
        -       Physical Requirements - defines the size and power requirements.
        - Target Price Requirements - specifies the sell price of the terminal.



                                      3-5

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

3.10  NETWORK MANAGEMENT SYSTEM REQUIREMENTS

The Network Management System Requirements subsection will specify the requirements on the SAN OSS and the Network Management Center (NMC) to support the ICO GPRS system.

3.11 SATELLITE RESOURCE MANAGEMENT CENTER REQUIREMENTS

The Satellite Resource Management Center Requirements subsection will specify the requirements on the SRMC to support the ICO GPRS system.

3.12 DCN REQUIREMENTS

The DCN Requirements subsection will specify the requirements on the data communication network (DCN) in terms of capacity and types of interfaces.

3.13 PERFORMANCE REQUIREMENTS

The Performance Requirements subsection will specify the performance requirements of the ICO GPRS system, which includes the following:

        -       Air interface
        -       Delay requirements
        -       Quality of service

3.14 ICO GPRS CAPACITY REQUIREMENTS

The ICO GPRS Capacity Requirements subsection will specify the requirements for the end-to-end capacity of the ICO GPRS SBS and ICO GPRS switching components.

This subsection will also identify options for the start up of the ICO GPRS service such that the GPRS switching equipment (SGSNs and GGSNs) are not required at every site.



                                      3-6

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

4.0  ICO GPRS AIR INTERFACE CHANGE REQUEST PACKAGE

This study contract shall include the following:

        - The delivery of the Air Interface Change Requests that must go into Version 4 of the ICO Circuit System Air Interface to support ICO GPRS. These are the changes that affect the common portions of the ICO GPRS and ICO Circuit System Air Interfaces such that the ICO Circuit System Air Interface will not have to change (i.e., ICO Circuit System UTs are not impacted) when ICO GPRS is implemented as part of a future ICO GPRS supply contract.

        - The ICO circuit system will be designed to ignore (not process) the additional fields and values within fields that will be inserted to support ICO GPRS in the common ICO GPRS and ICO Circuit System Air Interface. These additional fields and values will not cause a processing exception (program failure) to occur in the ICO circuit system defined by Reference 1. With the exception of what is described in the previous two sentences, the implementation of air interface changes are not included in this study contract.

The implementation of those parts of the air interface that are ICO GPRS-specific and have no impact on the ICO circuit system defined by Reference 1 are not included in this study.

Change requests for ICO GPRS will be processed using the same procedures as defined for the ICO circuit system.



                                      4-1

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                             5.0 STATEMENT OF WORK

5.1 PROPOSED OUTLINE FOR STATEMENT OF WORK

TABLE 5-1 contains the outline for the Statement of Work for the ICO GPRS system main supply contract.

                      TABLE 5-1. STATEMENT OF WORK OUTLINE

1.0 Introduction
2.0 Statement of Work Contents
3.0 Applicable Documents
4.0 Scope of Work
5.0 Contractor Deliverables to ICO
6.0 ICO Deliverables to Contractor
7.0 Installation Site Conditions
8.0 Program Management and Implementation
9.0 Training
10.0 Documentation
11.0 Site Working Arrangement
12.0 ICO GPRS Test Plans
13.0 End-to-End Data Transfer Demonstration
14.0 ICO GPRS Integration
15.0 ICO GPRS Acceptance Criteria
16.0 ICO GPRS System Support
17.0 Options
     17.1 ICO GPRS Air Interface Validation
     17.2 ICO GPRS Channel Manager Loopback Load Tester
     17.3 ICO GPRS UT Simulator
     17.4 ICO GPRS System Simulator
Annex 1 Contractor Deliverables
Annex 2 ICO Services and Equipment
Annex 3 Installation Site Conditions
Annex 4 Program Management, Implementation, and Schedules
Annex 5 Training
Annex 6 Documentation
Annex 7 Site Working Arrangements
Annex 8 A ICO GPRS Test Plan
Annex 8 B ICO GPRS End-to-End Data Transfer Demonstration
Annex 9 ICO GPRS Integration
Annex 10 ICO GPRS Acceptance Criteria
Annex 11 ICO GPRS Air Interface Signaling Protocol Validation (Option) Annex 12 Channel Manager Loopback Load Tester (Option)
Annex 13 ICO GPRS UT Simulator (Option)
Annex 14 ICO GPRS System Simulator (Option)

5.2 STATEMENT OF WORK CONTENTS

This subsection provides an overview of what is contained in the ICO GPRS Statement of Work.



                                      5-1

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

5.3 APPLICABLE DOCUMENTS

The Applicable Documents subsection provides a summary of the scope of effort to be performed under the ICO GPRS main supply contract.

5.4 CONTRACTOR DELIVERABLES

The Contractor Deliverables subsection will contain the list of deliverables to be provided to ICO by the contractor under the ICO GPRS main supply contract. These deliverables will be listed in Annex 1 of the Statement of Work.

5.5 ICO DELIVERABLES TO CONTRACTOR

The ICO Deliverables to the Contractor subsection provides the list of information and other deliverables that the contractor will require from ICO, which includes the dates the deliverable is required. These deliverables will be listed in Annex 2 of the Statement of Work.

5.6 INSTALLATION SITE CONDITIONS

The Installation Site Conditions subsection specifies the physical requirements for the sites for the proper installation of the equipment. The details will be provided in Annex 3 of the Statement of Work.

5.7 PROGRAM MANAGEMENT AND IMPLEMENTATION

The Program Management and Implementation subsection will include the program management process for the ICO GPRS system. This section will be defined in Annex 4 of the Statement of Work and will include:

        -       Program organization
        -       Reporting mechanism
        -       Documentation control
        - Schedule, which includes the relationship to the ICO circuit system.

Two schedules will be presented with the following delivery dates:

        -       Simultaneous installation with the ICO circuit system
        -       Installation one year later than the ICO circuit system

The schedule will show the critical path items in the schedules to reach the target dates. Critical path items include the following:

        -       Key design and installation dates for the ICO GPRS system
        - Key dates with respect to the freezing of the ICO Circuit System Air Interface ICD
        -       Key dates where information or actions from ICO are required



                                      5-2

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

The price proposals for the ICO GPRS Main Supply Contract will provide an optional additional price for the installation that occurs 1 year later.

ICO may change the l-year time delay from the installation of the ICO circuit system to the installation of the ICO GPRS system. ICO must provide the time delay to the contractor for purposes of the price proposal by the Interim Review.

5.8 TRAINING

The Training subsection defines the training courses that will be defined in Annex 5 of the Statement of Work.

5.9 DOCUMENTATION

The Documentation subsection defines the documentation to be delivered in the main supply contract. The details will be defined in Annex 6.

5.10 SITE WORKING ARRANGEMENT

The site working arrangements will be set out in Annex 7.

5.11 ICO GPRS TEST PLANS

Annex 8A will describe the test plan to be developed by the contractor to demonstrate and verify the functionality of the ICO GPRS system.

5.12 ICO GPRS END-TO-END DATA TRANSFER DEMONSTRATION

Annex 8B will define the demonstration for an end-to-end data transfer demonstration over the satellite.

5.13 ICO GPRS INTEGRATION TEST

Annex 9 will define the effort for integrating the ICO GPRS system with:

        -       Internal ICO GPRS elements
        -       The ICO circuit system
        -       External equipment such as the ADC

5.14 ICO GPRS ACCEPTANCE CRITERIA

The acceptance criteria for the ICO GPRS system will be defined in Annex 10.



                                      5-3

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

5.15 OPTIONS

A statement of work will be provided for each of the following options:

        -       Spars
        -       ICO GPRS Air Interface Validation (Annex 11)
        -       ICO GPRS Channel Manager Loopback Load Tester (Annex 12)
        -       ICO GPRS UT Simulator (Annex 13)
        -       ICO GPRS System Simulator (Annex 14)



                                      5-4

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                        6.0 MARKET PLANNING FOR ICO GPRS

6.1 GENERAL

The NEC Team will provide applicable analysis and information based upon the GSM GPRS. Currently it is not anticipated that an ICO-specific business plan will be produced as a result of this exercise.

6.1.1 OBJECTIVES

The objectives for this study contract are:

        - To develop a model customer proposition to include costs and details of how the end product will look and feel to the consumer

        - A distribution model based upon Ericsson's experience with entry into new markets, addressing both horizontal and vertical dimensions

        - To provide predefined information to enable ICO to produce a specific business case for entry into the GPRS market

        -       To assist in quantifying the cost of GPRS UTs to ICO

6.2 SCOPE

The proposal is to utilize Ericsson's proven business methodology in establishing entry into new marketplaces.

The Ericsson model structure proposed to be used for this work is shown below:

        -       Scope definition

        -       Service description

        -       Market analysis

        -       Pricing

        -       Revenue estimation

        -       Cost estimation

        -       Cost/benefit analysis

        -       Conclusions and results

Data sources to be used:

        - ICO business development information (information relevant to ICO GPRS and that ICO is willing to reveal to Ericsson)

        - Ericsson strategic information (information relevant for ICO GPRS and that Ericsson is willing to reveal)

        -       End-user study information

        -       Other applicable internal information sources

        -       External sources


                                      6-1

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

6.2.1 DETAILED BUSINESS CASE RESULTS

A) The study will cover a global marketplace of GSM-based GPRS in the time period of 1999-2002, which will include:

        -       Number of GPRS operators

        -       Number of GPRS end-users

        -       Typically important GPRS applications

In addition, a presentation of a typical GSM operator on the European market, for one horizontal and one vertical application, will be made, which will include raw data such as:

        -       Traffic volumes

        -       Penetration figures

        -       Tariffs

        -       End-user segmentation

The GSM operator will be agreed upon at the kickoff meeting.

B) Proposed horizontal application: Intranet Web and standard office package.

C) Proposed vertical application: One telemetry application (vending machines).

D) A spreadsheet and text report that covers each of a, b and c above shall be provided as a deliverable for this section.

6.2.2 CUSTOMER PROPOSITION

The customer proposition will explore at least one Internet application and others agreed at the kickoff meeting. Deliverables under this section will also include:

        - A report highlighting differences between GSM circuit switched and packet switched, including setup time, delays, throughput, MMI, etc. The report format shall be as agreed in the memo on Customer Proposition dated 19.05.97. There will also be provided a rating comparison of further cases: GSM CSD/ICO CSD and GSM GPRS/ICO GPRS and ICO CSD/ICO GPRS. This comparison will use information that is currently available for the ICO system, and is agreed by ICO and the NEC team at the Interim Review.

        - A CDROM demonstration illustrating the look and feel of the GSM GPRS service will be provided.

        - Further enhancement of the CDROM (separate CDROM for ICO to be delivered in 5 copies) which includes:

                - GPRS service description enhancement, showing how point-to-point and point-to-multipoint services are working in the network

                - Description of the different mobile classes and examples on how they could be used by different applications and end-users

                - End-user interface (man-machine interface) and examples on how interactions will be, such as logging on to an ISP

                - Different types of end-user equipment and the alternatives for connection between Terminals (TE) and Mobiles (MT)


                                      6-2

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

Above information will be based on the current end-user equipment programs as well as assumptions on how services will be realized from an end-user perspective. The output will be based on an interactive presentation method which provides animation of the described function. The deliverable will be a CD ROM to be used on an ordinary PC.

        - Simulation of GSM-GPRS will be demonstrated at Ericsson facility. A written report, containing the output data of the GSM-GPRS simulation, will also be provided as a deliverable.

The NEC team will support reasonable requests for presentation at internal and investor meetings to illustrate the above specified demonstrations and simulations.

6.2.3 DISTRIBUTION COST

Specific information based on Ericsson's experience of setting up and distribution of terminals and packages will be compiled and presented. Information such as distribution channels, support, and marketing activities will be provided. Also, solution bundling and market adaptations will be covered.

This will be based on:

        -       Consumer market as horizontal application

        - One vertical application (preferably an existing solution used by a packet data system like Mobitex)

A text report and spreadsheet shall be provided as a deliverable for ICO use accordingly.

6.3 OTHERS

The business case structure and related information shall be handled as internal information between ICO and Ericsson. Such information must be regarded as highly confidential and must not be communicated to any other party.

Ericsson is currently investigating the possibility of when access to Ericsson's consumer application test lab can be possible. It is understood that this facility is currently under construction. When it is open for use, it will be made available to ICO.

Within the scope of this study, the NEC Team will provide forecasts of factory gate prices for handheld and two other classifications of GPRS-compatible UTs. The list of terminal types will be agreed at the kick-off meeting.


                                      6-3

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                               7.0 PRICE PROPOSAL

The Contractor shall provide a price proposal for the ICO GPRS system. The price proposal shall be of the following format:

        -       Equipment - deliverable hardware and software

        -       Services - includes program management and warranty support

        - Test Fixtures - equipment required for the testing of the ICO GPRS system

        - In-Country Services - includes field installation, integration, and test

        -       Options - includes:

                -       Training

                -       Spares

                -       Other options

The price proposal will contain the impacts of delaying the ICO GPRS installation until after the ICO circuit system is installed and tested.

All prices shall be fixed firm prices quoted in US$

Equipment shall be quoted on a FOB basis. Freight and Insurance shall be quoted separately

Options shall include the price and detailed description of

                - enhancements to the basic warranty (during the basic 2 year warranty period)

                - entended and/or enhanced warranties after the basic 2 year warranty period

The price proposal shall be presented in the same format and in at least the same detail as that contained in Schedule 9, Appendix 2 of the Supply Agreement

ICO and the NEC Team shall agree sizing and any required dimensioning drivers within 17 weeks of the effective date as defined in the Change Order.


                                      7-1

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                                8.0 DELIVERABLES

TABLE 8-1 provides the deliverables that will be provided by the Contractor to ICO during the Requirements Specification Contract:

            TABLE 8-1. LIST OF DELIVERABLES TO ICO BY THE CONTRACTOR

                1.      ICO GPRS Functional Requirements (GSM 02.60 based)

                2.      Specific ICO GPRS Requirements Specification

                3.      ICO GPRS Air Interface Change Request Package (See
                        Chapter 4)

                4.      Terms and Conditions for the ICO GPRS Main Supply
                        Contract

                5.      Statement of Work For the ICO GPRS Main Supply Contract

                6.      Specified Inputs to Market Plan and Business Case for
                        ICO GPRS

                7.      Price Proposal for the ICO GPRS System


                                      8-1

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                                  9.0 SCHEDULE

TABLE 9-1 shows the schedule for the requirements specification contract schedule.

        TABLE 9-1. ICO GPRS REQUIREMENTS SPECIFICATION CONTRACT SCHEDULE*


ITEM                                                                              WEEKS ARO
----                                                                              ---------
Kickoff Meeting and Preliminary Requirements Review in London                          1
First Draft ICO GPRS Functional Requirements (GSM 02.60 based)                         6
First Draft of Specific ICO GPRS Requirements Specification                            6
ICO GPRS Air Interface Change Request Package (First Group)                            6
First Draft of Terms and Conditions for the ICO GPRS Main Supply Contract              6
First Draft of Statement of Work for the ICO GPRS Main Supply Contract                 6
Draft Specific Inputs to Market Plan and Business Case for ICO GPRS                    6
Review at HNS                                                                          7
Interim Final ICO GPRS Functional Requirements (GSM 02.60 based)                      11
Final Specific ICO GPRS Requirements Specification                                    11
ICO GPRS Air Interface Change Request Package (Second Group)                          11
Final Terms and Conditions for the ICO GPRS Main Supply Contract                      11
Final Statement of Work for the ICO GPRS Main Supply Contract                         11
Final Specific Inputs to Market Plan and Business Case for ICO GPRS                   11
Final Review at HNS                                                                   12


At the Interim Review the functional requirements for the ICO GPRS system will be finalized to provide the basis for the price proposal.

* During July 1997 Ericsson will only provide limited resources for the market plan and business case study; therefore, the actual schedule might be somewhat changed, depending on start day.

If an ICO letter of Intent is issued by 1 July 1997 authorizing the Contractor to start work on the study, the schedule shown in TABLE 9-2 and FIGURE 9-1 will apply in place of the schedule shown in Table 9-1.

        TABLE 9-2. ICO GPRS REQUIREMENTS SPECIFICATION CONTRACT SCHEDULE
                        WITH 1 JULY 1997 LETTER OF INTENT


ITEM                                                                           DURING WEEK OF
----                                                                           --------------
Conference Call for Radio Air Interface                                          30 June 1997
Conference Call for Hardware/Firmware Tradeoff                                   30 June 1997
Receive MAC and RLC specifications from ICO                                      14 July 1997
Baseline Requirements Outline for Air Interface                                  28 July 1997
Narrowing of ICO GPRS Air Interface Physical Level Options                       28 July 1997
Market Plan and Business Case - Spreadsheet Structure                            28 July 1997
Market Plan - Simulation                                                         28 July 1997
Kickoff Meeting and Preliminary Requirements Review in London                    28 July 1997
Air Interface Change Request Package Submitted - Lower Levels                    01 Sept 1997
Air Interface Change Request Package Submitted - Network Levels                  01 Sept 1997


                                      9-1

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                        10.0 ORGANIZATION AND PERSONNEL

FIGURE 10-1 shows the organization for the NEC Team ICO GPRS Requirements Specification Development team. The HNS and Ericsson teams report to the NEC Program Office in London.




                                   [DIAGRAM]




                       Figure 10-1. PROJECT ORGANIZATION

10.1 ERICSSON PERSONNEL

The Ericsson team is divided into two groups: technical and marketing. Chris Jenkins will be the Ericsson program manager.

10.1.1 TECHNICAL TEAM

The Ericsson technical team has a broad range of technical experience in data communications, GSM, and system development. The Ericsson team contributing to the ICO GPRS requirements development contract are:


Claes Meltzer                Product management
Eric Valentine               System design
Krister Sallberg             System expert


                                      10-1

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)


Jan Forslow                  System management
Per Lager                    System management
D. Turina                    Protocol expert


Other members of the Ericsson staff will also contribute to the project as required.

10.1.2 MARKETING TEAM

The Ericsson market analysis team has extensive experience with product development with wireless technology. The Ericsson market development team contributing to the ICO GPRS requirements development contract are:


Tom Grammer                  Market analyst
Keith Sunam                  Business development consultant
Fredrik Fornstad             Business development
Anna Muregard-Eriksson       Product management


Other members of the Ericsson staff will also contribute as required.

10.2 HNS PERSONNEL

The following resumes are for the HNS personnel who will be contributing to the ICO GPRS Requirements Development contract. Their expertise covers a broad technical range: modulation, encoding, protocols, packet switching, network management, and wireless technologies. Steve Thompson will be the HNS program manager.


                                      10-2

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

1958-1962 Lieutenant USN, Atomic Energy Commission, Naval Reactors Division,
          (Technical Staff of Admiral H. G. Rickover)

As Systems Engineer, Lt. Husted was responsible for design review, performance evaluation, and program management of instrumentation and control systems for various naval nuclear power plants.

EDUCATION

BS(EE)  Villanova University, Villanova, Pennsylvania., 1958

MSE(EE) University of Pennsylvania, Philadelphia, Pennsylvania, 1968

PROFESSIONAL CREDITS

Coinventor in ten awarded patents on TDMA techniques for satellite communications.

IEEE - Senior Member

Armed Forces Communication and Electronics Association - Student Medal, 1957

PUBLICATIONS

"A TDMA System for the Defense Satellite Communication System," EASCON, 1970

"Current and Near Future Data Transmission via Satellites of the INTELSAT Network," ICCC, October 1972

"A TDMA System for Digital Television," Second International Conference on Digital Satellite Communications, November 1972

"Maritime Satellite Communications Terminal Implementation," Third International Conference on Digital Satellite Communications. November 1975

"Low Cost Satellite Data Transmission Using Demand Assigned TDMA," Fourth International Conference on Digital Satellite Communications, October, 1978


                                      10-5

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                               STEVEN G. THOMPSON
                           SENIOR PRINCIPAL ENGINEER

Mr. Thompson has a broad background in satellite mobile communications software for both the voice and data markets. Mr. Thompson has been a system designer for the HNS work with the ICO circuit system, specifically in the areas of component connectivity, network management, and program management.

Mr. Thompson was the software engineering manager for the HNS Cellular Digital Packet Data (CDPD) system, which provides connectionless IP-based data service using the AMPs cellular infrastructure. He was the principal designer for the HNS CDPD NASS, which provided authentication and accounting services for the CDPD system.

He has been a principal designer and manager for the software of many of HNS' mobile communications products, including the HNS SkyRider (Geostar-based) remotes, Telesat MDS remotes, and Inmarsat Standard-C products.

Prior to moving to mobile communications engineering, Mr. Thompson was an engineering manager in HNS' packet switch product line. In this capacity he managed the development of enhancements for the HNS packet switch (X.25) system. Mr. Thompson was the software engineering manager for the HNS Model 1020 120 Mbps TDMA terminal for the INTELSAT and EUTELSAT markets. In the early eighties, Mr. Thompson was the designer and software engineering manager for the electronic four-wire voice switch used in HNS' Inmarsat Standard-A Coast Earth Station. Prior to this time Mr. Thompson was the software engineering manager for a voice and data satellite communications system.

BACKGROUND

1973 TO 1977 CAPTAIN, U.S. ARMY RESEARCH AND DEVELOPMENT, COORDINATOR MOBILITY
             EQUIPMENT RESEARCH AND DEVELOPMENT CENTER, FORT BELVOIR, VA

While on active duty, Captain Thompson developed computer models for various physical phenomena such as power line ground return currents and microwave absorption. He was also a member of a team that developed a management information system for the U.S. Army research and development system.

1972 to 1973 ST. JOHNS RIVER JUNIOR COLLEGE, PALATKA, FL

As Instructor of Data Processing Mr. Thompson developed and taught courses for a 2-year data processing program. Courses included Introduction to Data Processing, Programming Languages, and Systems Design.

EDUCATION

MS, Physics, Minor Computer Science, University of Florida, 1972.
BS, Physics, University of Florida, 1969.

PUBLICATIONS

"Design Architecture for a High Performance INTELSAT TDMA/DSI Terminal" (Coauthor), International Journal of Satellite Communications, Vol. 3, 77-83
(1985).


                                      10-3

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)


                              JOHN M. (JAY) HUSTED
                            ASSISTANT VICE-PRESIDENT
                          HUGHES NETWORK SYSTEMS, INC.

Mr. Husted has served as Assistant Vice-President at Hughes Network Systems, Inc., since 1987. Mr. Husted is responsible for technology assessment and business case analysis for various customer applications in satellite communications networks, wireless mobile communications, and personal communications services within the Business Development group. He participated in the development of technical standards for emerging PCS networks and supports the parent corporation, Hughes Electronics, in technology assessments associated with potential new business ventures. He managed Satellite Systems Engineering studies for DOD, NASA, and commercial customers.

Within the International Marketing group, Mr. Husted was responsible for the preproposal customer contact and support for various projects in Asia, South America, Europe, and the Middle East. This support included definition of functional requirements, translation to network configuration and specifications, and generation of budgetary estimates.

EXPERIENCE

1973-1987 Vice-President, M/A-COM Telecommunications Division, Germantown,
          Maryland (formerly Digital Communications Corporation)

As Vice-President, Satcom group, Mr. Husted was responsible for technical and business performance of the programs and product lines of the group. Technologies included satellite and terrestrial radio transmission, multiple access techniques (TDMA and FDMA), video and voice processing, compression, modulation, FAEC, signaling, switching, multiplexing, encryption, and TEMPEST techniques.

Mr. Husted served as General Manager, Satcom division; General Manager, Government Systems division; Assistant Director of Engineering; Manager, Inmarsat programs; and Manager, Government programs at M/A-COM DCC.

1969-1973 Section Head, COMSAT Laboratories, Clarksburg, Maryland

As head of the Multiple Access Techniques section of the Communications Processing laboratory, Mr. Husted was responsible for hardware development of the TDMA-2 Satellite Communications terminal. He was principal contributor to a study applying TDMA to DOD satellite networks and served as manager's representative to INTELSAT TDMA working group, specifying the original prototype TDMA system.

1966-1969 Senior Systems Engineer, NUS Corporation, Rockville, Maryland

Mr. Husted performed design review of a monitor and fault locating subsystem for a digital sonar receiver (ANSQQ-23). He designed test equipment and supported testing of models of an icebreaker-tanker ship that successfully transited the Northwest Passage.

1962-1966 Digital Design Engineer, RCA Astro Electronics Division, Hightstown, New Jersey

Mr. Husted developed a magnetic core memory test machine and a digital TV test pattern generator. He was responsible for flight qualification of a 28-state real time sequential controller for a satellite data collection, storage, and playback system.


                                      10-4

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

        -       Autotrack system design, simulation

        -       Satellite channel simulation for BER performance

        -       Analysis of problem areas in demodulators, and bit synchronizers

        -       Test data analysis, and setup of test cases

1972-1974 SINGER TELE-SIGNAL CORPORATION 1976-1977 TELE-SIGNAL CORPORATION, SYOSSET, NEW YORK

As a Principal Engineer at Tele-Signal corporation and as a Design Engineer at Singer Tele-Signal Corporation, Dr. Mehrotra wrote numerous proposals in the areas of voice grade circuits, space and time division switching systems, multiplexers, circuit quality monitors, etc. Specific design and developments he conducted were:

        - FDM SYSTEM: Channel interface, diagnostic and subscriber terminals design and specifications

        - LINE CONDITIONING SYSTEMS: Designed and tested cost-effective single and dual frequency signaling systems

        - MODEM/FILTERS: Designed 2400 bps modem including design and test of different active filters

        - SWITCHING SYSTEMS: Designed and tested a special electronic switching machine (EPABX) to handle intercom and orderwire requirements of the U.S. Army

1975-1976 LITTON DATALOG, MELVILLE, NEW YORK

First as a consultant and subsequently as a design engineer, Dr. Mohrotra modified the hardware of the Pressfax facsimile system. He also designed and developed the Washfax facsimile systems.

1970-1972 ITT TERRYPHONE CORPORATION, HARRISBURG, PENNSYLVANIA

Dr. Mehrotra worked on applications of Intercom, electronic PBXs, and key telephone systems.

EDUCATION

Ph.D. Electrical Engineering, Polytechnic Institute of NY, 1981
M.S.  Nova Scotia Technical College, Halifax, Canada, 1968
M.S.  Rooykee University, India, 1965
B.S.  Calcutta University, India, 1961

SOFTWARE AND LANGUAGES

FORTRAN, Basic, Pl-1, CRTM (Database management) Software running on PC and Macintosh, System modeling on communication performance

OTHER ACTIVITIES

1982 - Present Adjunct Professorial Lecturer of Electrical Engineering, George Washington University, Teach Graduate courses in Communication.

      Delivered GSM seminar with Lockheed Martin, November 29-30, 1995 (2 days) Delivered GSM seminar with BellSouth, 1995 (4 days)
      Delivered seminar to Plexsys International on AMPS, 1995
      Delivered Seminar on IS-54 to Cellnet (Israel), 1995


                                      10-7

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

TECHNICAL MEMOS/REPORTS (UNCLASSIFIED):

1.      GSM System Engineering, published by Artech House, 1997.

2.      Cellular Radio: Analog and Digital Systems, published by Artech House,
        1994.

3.      Cellular Radio Performance Engineering, published by Artech House, 1994.

4.      IMSI/TMSI pairing strategy on GSM system, November, 1995.

5.      Estimates of disk space for Manassas log files, November, 1995.

6.      Required Characteristics of ARABSAT for database, June, 1993.

7.      Required Characteristics of INMARSAT for database, June, 1993.

8.      Required Characteristics of Cellular Systems for database, February,
        1993.

9.      Communication Signals Analysis for Tropospheric Systems, June, 1992.

10. Communication Signals Analysis (High Capacity FDM/FM, High Capacity TDM/PCM) for Microwave Systems, June, 1992.

11.     Mobile Communication Systems (Cellular, Microcellular), July, 1991.

12.     Satellite System's Analysis - Comint Signals, November, 1990.

13.     Contention Analysis of the Washington Cellular System, February, 1989.

14.     Two Channel FACET Combiner with Equalizer, June, 1989.

15.     TASC, 18907, Research Summary Report, June, 1989.

16. Progress Report on the Waveform Generation Capability of the HP8770 System, February, 1988.

17. A class of approximate solutions to phase distributions in Phase-Locked Loops, Ph.D. Dissertation, Polytechnic Institute of New York, 1982.

18.     ADE Performance Evaluation, 1981.

19.     OIWG Task No. 19-1-2-3 On Return Link Acquisition Time, January, 1981.

20.     Affects of Doppler on Forward link Phase Noise Simulation Mode, April,
        1981.

21.     OIWG Task No. 13-7 On Predetection Combining, April, 1981.

22.     Return Link Quarterly BER Margin to NASA, April, 1980.

23.     Spurious and Wideband Signal Contamination in Noise Sample Filter, July,
        1980.

24. Definition of Measurement Tolerance and Arm Gain Variation - ADE System, July, 1980.

25.     Additional Degradation in SSAR Due to RFI Specifications, September,
        1980.

26.     Update of the Loop Test for BER Measurement, January, 1979.

27.     Pilot Loss Analysis, February, 1979.

28.     MA Interfering Source Simulation, September, 1979.

29. Effects of User Linear Gain and Phase Distortion on BER Performance, October, 1979.

30.     BER Sensitivity with Respect to AM/AM and AM/PM, November, 1979.

31.     Our Evaluation of Software Approach for PN Acquisition, October, 1978.

32. C. D. Parameters of a Twin Channel Double Ladder Network Constrained by an Operational Amplifier, IEEE Trans. Circuit Theory, August, 1970.


                                      10-8

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                              A. ROGER HAMMONS, JR.
                               PRINCIPAL ENGINEER

As Head of the Coding and Modulation research group, Dr. Hammons is responsible for research and development of advanced communication systems. He is the technical lead for the 1997 R&D project looking at coding and modulation for second generation satellite data services, and is the responsible engineer for modulation, estimation, and coding issues related to the base station design for the ICO satellite telephony project. Dr. Hammons is also Manager of HNS activities as part of Digital Wireless Battlefield Network (DWBN) project sponsored by DARPA under its Technology Reinvestment Program.

Previously at HNS, Dr. Hammons was the technical lead on 1996 R&D projects concerning forward error correction and multi-dimensional signaling on fading satellite and mobile radio channels. He was the technical lead for 1995 simulation trade studies, algorithm development, and validation of PCS modem.

BACKGROUND

1981 - 1993 SR. STAFF ENGINEER, HUGHES AIRCRAFT COMPANY, MISSILE SYSTEMS

Dr. Hammons was responsible for design and development of advanced radar seekers for missile applications, from conceptual design and performance simulation to software design, coding, and integration to field test support.

ACADEMIC EXPERIENCE

1995-PRESENT INSTRUCTOR, THE JOHNS HOPKINS UNIVERSITY PART-TIME ENGINEERING STUDY PROGRAM

Dr. Hammons is responsible for teaching the graduate-level course in Error Control Coding.

1996-PRESENT SPECIAL MEMBER OF THE GRADUATE FACULTY, UNIVERSITY OF MARYLAND AT COLLEGE PARK

Dr. Hammons is a member of doctoral committee for Mustafa Eroz.

1977-1980 TEACHING ASSISTANT, UCLA MATHEMATICS DEPARTMENT

Dr. Hammons was responsible for leading discussion sections of various undergraduate probability theory and linear algebra classes.

EDUCATION

Ph.D. in Electrical Engineering, University of Southern California (Los Angeles, California), 1992.

M.A. in Mathematics, University of California at Los Angeles(Los Angeles, California), 1980

B.S. in Mathematics, (Highest honors and distinction in mathematics and the humanities), Harvey Mudd College (Claremont, California) 1977

HONORS

IEEE Information Theory Society 1995 Best Paper Award.

Hughes Aircraft Company Ph.D. Fellow, USC, 9/88-12/92.

S&H Foundation Scholar, Harvey Mudd College, 9/73-6/77.


                                      10-9

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

PUBLICATIONS

A. R. Hammons, Jr., "On Four-Phase Sequences with Low Correlation and their Relation to Kerdock and Preparata Codes," Ph.D. Dissertation, University of Southern California, November 1992.

S. Boztas, A. R. Hammons, Jr., and P. V. Kumar, "4-phase Sequences with Low Correlation Properties," IEEE Transactions on Information Theory, vol. 38, no. 3, May 1992, pp. 1101-1113.

A. R. Hammons, Jr. and P. V. Kumar, "On the Apparent Duality of the Kerdock and Preparata Codes," Proceedings of the IEEE 1993 International Conference on Information Theory, San Antonio, Texas, January 1993.

A. R. Calderbank, A. R. Hammons, Jr., P. V. Kumar, N. J. A. Sloane, and P. Sole, "A Linear Construction for Certain Kerdock and Preparata Codes," Bulletin of the American Mathematical Society, 1993.

A. R. Hammons, Jr. and P. V. Kumar, "On a Recent 4-Phase Sequence Design for CDMA," Invited Paper for Special Issue on Spread Spectrum Techniques and Applications, IEICE Transactions on Communications, Vol. E76-B, No. 8, August 1993, pp. 1-10.

A. R. Hammons, Jr., P. V. Kumar, A. R. Calderbank, N. J. A. Sloane, and P. Sole, "The Z4-Linearity of Kerdock, 'Preparata', Nordstrom-Robinson, Goethals, and Related Codes," IEEE Transactions on Information Theory, March 1994, pp. 301-319. IEEE IT 1995 BEST PAPER.

P. V. Kumar, T. Helleseth, A. R. Calderbank, and A. R. Hammons, Jr., "Large Sequence Families for CDMA," IEEE Transactions on Information Theory, 1996.

K. Swaminathan and A. R. Hammons, Jr., "The Use of 16 kbps G.728 Standard in PACS Environment," 1995 IEEE Speech Coding Workshop.

K. Swaminathan, A. R. Hammons, Jr., and M. Austin, "Selective Error Protection of ITU-T G.729 Codec for Digital Cellular Channels," ICASSP 1996.

A. R. Hammons, Jr., "CRC-Based Synchronization Techniques for Low Overhead TDMA PCS," IEEE 1996 Vehicular Technology Conference.

M. Eroz and A. R. Hammons, Jr., "Performance of Turbo Codes for Satellite Data over Rician Channels," submitted to IEEE 1997 International Conference on Information Theory.


                                     10-10

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                                 YEZDI F. ANTIA
                               PRINCIPAL ENGINEER
                           ADVANCED DEVELOPMENT GROUP

Mr. Antia has been involved with analysis, simulations, firmware design, hardware design and ASIC design pertaining to various DSP based modem and physical layer implementation for various programs.

Mr. Antia was responsible for the development of the algorithm and simulation of the physical layer channels for the ICO Mobile Satellite systems, including the development of modem and channel coding for all the Satellite Base Station and User Terminal Simulator channels. He was also responsible for the development and simulation of the physical layer channel for the Geo-Mobile Satellite System, including the analysis, design and simulation of modem and channel coding for the Gateway Base Station channels.

Mr. Antia developed nonlinear block codes with reduced complexity and optimum performance over fading channels, and is in the process of filing for patents. He also designed and simulated the HDL verilog and synthesized to an FPGA, the Wireless Access Communications System (WACS) Radio Port modem, which was later used by the PACS radio port.

Previously at HNS, Mr. Antia was involved with the IS-136 Digital Cellular System, Fixed Cellular System and CDPD System development for the Base Station Equipment. He was responsible for all firmware development for the modem and channel coding for the IS-136, Fixed Cellular and CDPD Base Station, performed simulation of all the modems and channel coding related to the above systems, and simulated and implemented a smart antenna (4-Antenna Diversity) demod.

He was responsible for the firmware development and simulation of the modem and channel coding for the Inmarsat Standard-C System, earth station. He designed the test hardware and firmware for the first DSP-based Viterbi Decoder within the company and worked on the DSP-based modem firmware for the FEDEX System.

EDUCATION

MSEE Virginia Polytechnic and State University, Blacksburg, VA., 1985.

BSEE Walchand College of Engineering, Sangli, India, 1982.

PATENTS AND PUBLICATIONS

1. U.S. Patent 5,390,215. Y. Antia, et al, "Multi-Processor Demodulator for Digital Cellular Base Station Employing Partitioned Demodulation Procedure with Pipelined Execution."
2. U.S. Patent, I. Kim, Y. Antia, B. Fair, "Fixed Point GMSK Modulator Generating Samples at Non-Integer at the CDPD Sampling Rate."
3. U.S. Patent, Y. Antia, "Faster Linear Block Decoding Apparatus and Method for Receivers in Digital Communication and Other Systems."
4. U.S. Patent pending, Y. Antia, "Method and Apparatus for p/4 Differential Quadrature Phase Shift Modulation."
5. Y. Antia, "Partitioning and Pipelining of Complex Algorithms for Implementation on Multi-DSP Platforms," conducted a workshop at the DSP World Spring Design Conference, March 1997.


                                     10-11

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                               MURARI SRINIVASAN
                           MEMBER OF TECHNICAL STAFF

Murari Srinivasan has recently joined HNS and is a Ph.D. candidate in Electrical Engineering. His experience is in the area of joint source and channel coding. He has worked on subband video coding for packet networks, and he has a varied experience with various signal processing algorithms.

BACKGROUND.

JULY 1995-PRESENT  GRADUATE RESEARCH ASSISTANT, CENTER FOR AUTOMATION RESEARCH,
                   UNIVERSITY OF MARYLAND

- Research involves joint source-channel coding approaches for transmitting digital video over fading channels; investigating network issues for the reliable transport of compressed video over packet networks; and the effects of network resource allocation, policing mechanisms, fading channels and packet loss on the reconstructed video quality.

- SUBBAND VIDEO CODING FOR PACKET NETWORKS: Investigating coding strategies that adapt to congestion in ATM networks.

- IMAGE COMPRESSION AND PROCESSING: Developed and implemented an image compression algorithm based on the DCT.

- ADAPTIVE EQUALIZATION: An adaptive equalization scheme was implemented using a fast RLS algorithm based on the QRD-RLS method.

-       MULTIPRIORITY SERVICE SCHEME FOR MPEG VIDEO TRANSMISSION OVER ATM
        NETWORKS: An ATM switch that statistically multiplexed several variable bit-rate video streams (MPEG coded) through a finite buffer was simulated. This reduced packet loss while using the same resources as used by a single-priority service scheme. It was demonstrated that self-similar models (recently popular in the literature) can describe a subset of an MPEG coded bitstream, but not the entire bitstream.

- SPEECH PROCESSING: Developed and implemented a robust algorithm to estimate human vocal chord pole positions from noisy speech samples using group delay functions.

- NEURAL NETWORKS: Designed a modified Gaussian radial basis function network (HyperBF network) using results from regularization theory and used it to perform gender recognition based on multidimensional facial features.

- SPECTRAL ESTIMATION: The MUSIC algorithm was modified to detect two-dimensional sinusoids, and the resolving power of this method was studied through simulations. The minimum-norm estimator was similarly modified and studied.

- ADAPTIVE FILTERING: Convergence of the LMS algorithm was studied and its dependence on the statistical properties of the input data were demonstrated. These results were contrasted with the convergence properties of the RLS algorithm.

- ARRAY SIGNAL PROCESSING: An Adaptive MVDR beamformer was simulated using the QRD-RLS algorithm implemented on a systolic array. The resolving power of the algorithm as well as convergence issues were studied.


                                     10-12

JUNE 96-SEPT. 96 INTERNSHIP, MULTIMEDIA COMMUNICATIONS LABORATORY, BELL
                 LABORATORIES, LUCENT TECHNOLOGIES

Mr. Srinivasan worked on the development of a robust low bit-rate video coding scheme for wireless channels. The video coding scheme was based on the H.263 standard. This coding scheme was interfaced with a adaptive hybrid ARQ/FEC scheme to provide robust delivery of video over fading wireless channels.

EDUCATION

Ph.D (Candidate), Electrical Engineering, University of Maryland, College Park, 1996-

M.S., Electrical Engineering, University of Maryland, College Park, 1993-95

Bachelor of Technology, Electronics and Communication Engineering, Indian Institute of Technology, Madras, India, 1989-93

PUBLICATIONS

1. "Joint Source Channel Subband Coding of Images," Murari Srinivasan and Rama Chellappa, to appear in Proceedings of the IEEE International Conference on Acoustics, Speech and Signal Processing, May 1997.

2. "Adaptive Source-Channel Subband Video Coding for Wireless Channels," Murari Srinivasan, Philippe Burlina and Rama Chellappa, submitted to IEEE Multimedia Signal Processing Workshop, Princeton, April 1997.

3. "Iterative Least Squares approach to the Mixture Modeling Problem," Murari Srinivasan and Ruth DeFries, Proceedings of the IEEE International Conference on Acoustics, Speech and Signal Processing, Detroit, May 1995.


                                     10-13

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                                 VICTOR S. LIAU
                        SENIOR MEMBER OF TECHNICAL STAFF
                           ADVANCED DEVELOPMENT GROUP

Victor Liau has been responsible for implementing the Wireless Access Communication Systems (WACS) and the Personal Access Communication Systems
(PACS) in the Personal Communication Services (PCS) frequency band as a separate program from within the Wireless Network Division. From establishing the product definition for the radio ports and the subscriber units to specifying their system topology, to creating the modem ASIC, to certifying the products with the various governmental agencies, Mr. Liau has been the lead designer and program administrator to exploit the potential in the PCS microcellular technology at HNS.

Originally as a sole designer of the WACS system in 1993, Mr. Liau wrote the product specifications and the system architecture for the radio ports and the subscriber units. As part of the conceptual demonstrations, Mr. Liau interacted regularly with numerous customers who provided further feature definitions. Incorporating the customer's requirements and conforming to related Bellcore standards, he worked on the detailed baseband designs to create one of the first WACS Radio Port (RP) and Subscriber Unit (SU) prototypes. Through the use of the Cadence Verilog-XL simulator and the Synopsys FPGA compiler, he designed and implemented the various payload formatting and the channel coding in the Xilinx Field Programmable Gate Arrays (FPGAs). With the combined functionality of the RP and the SU, the baseband board design involved the use of the TI DSP to perform the voice coding, such as ADPCM, as well as the microcontrolling functions; the Subscriber Line Interface Circuit (SLIC) to provide an RJ-11 interface to the user; the TI Line Interface Unit (LIU) and framer for the backhaul to the switch; and various interfaces to the RF synthesizers and the power amplifier.

As the standards matured from WACS to PACS, Mr. Liau led and managed a team of designers to bring the overall RP prototype into a product. In the newer design, he incorporated low-voltage devices, High-bit-rate Digital Subscriber Line
(HDSL) physical interface, and powering over the communication lines. The reduction of the p/4-DQPSK modem, the channel coder, and the payload formatter from the FPGAs into an ASIC was among his major accomplishments, coordinating the modem simulation, hardware emulation, and the final verification of the chip. Furthermore, Mr. Liau weighed trade-offs with the power supply, the RF, the thermal, and the mechanical issues to ensure the product certification from the UL and the FCC agencies. He also provided the system support to proposals, installation guides, and reliability predictions. He has also been involved in the demonstrations of the PACS GMH-2000-P product at the PCS and the CTIA exhibitions.

BACKGROUND

1990 - 1993 MASSACHUSETTS INSTITUTE OF TECHNOLOGY, CAMBRIDGE, MA

Mr. Liau developed software and helped to teach the Introductory Digital Design Laboratory, the Structure and Interpretation of Computer Programs, the Microprocessor Project Laboratory, and the Introduction to VLSI courses. He coordinated classes as the Head Teaching Assistant, writing recitation notes, labs, and other administrative documents.

1988 - 1990 RAYTHEON COMPANY RESEARCH DIVISION, LEXINGTON, MA

Mr. Liau theoretically modeled a microstrip line as a magnetically tunable band-stop filter for use in MMICs. He designed and characterized the devices for operations in the X- and Ku-band, while he designed, built, and tested broadband dual circulators. Furthermore, he simulated the behavior of circuits on ferrite substrates using Super-Compact and constructed test fixtures to verify the results on a network analyzer.


                                     10-14

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

EDUCATION

EE Massachusetts Institute of Technology, Cambridge, MA, 1993

MS, BS Massachusetts Institute of Technology, Cambridge, MA, 1990

PROFESSIONAL CREDITS

Associate member of Sigma Xi. Received Frederick C. Hennie, III Teaching Award.

PUBLICATIONS AND PRESENTATIONS

"Magnetically Tunable Band-stop Filter Utilizing Iron Thin-film and GaAs Technology," IEEE Microwave Technique and Theory Symposium, June 1991.


                                     10-15

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                                DR. RAJEEV GOPAL
                               TECHNICAL DIRECTOR

Dr. Gopal has been involved in the specification and analysis of the various network management systems for the ICO network since 1995. He also led the development of several related requirements and high-level design documents. Dr. Gopal is the architect of a common standards-based network management framework that is being used in several HNS products including the SBS OMC for ICO.

Dr. Gopal has worked in direct software development activities in the area of network management for the HNS product lines, the main theme of which is the development of a common reusable software architecture and associated applications that can be used in multiple products. This involves identification, refinement, productization, and deployment of key technologies in the areas of object-oriented architectures, SNMP, CMIP, Unix/C++, CORBA, object-oriented databases, HTML/Java, visualization, and artificial intelligence. He directed the introduction of web-related technologies for HNS internal and external use and their incorporation into HNS products.

BACKGROUND

1989 - 1992 PROGRAM DIRECTOR CAPITAL TECHNOLOGY INFORMATION SERVICES, INC., ROCKVILLE, MD

As Deputy Project Director for the Clinical Trials Evaluations Program computing project of the National Cancer Institute, Dr. Gopal's responsibilities included architectural design, management of professional staff, technical operations, and liaison with project officers for automated drug distribution, protocol management, and adverse reactions systems. He was the project leader for the Biological Data Processing System and Senior Analyst for the AIDS screening database contract from the NCI. He performed requirements analysis, architectural design, and high-level program designs for large-scale databases with technologies involving relational DBMS, C, C++, SQL, Unix, VMS, Open
VMS, LAN, and MAN networking.

1986 - 1987 DEPARTMENT MANAGER, VSE CORPORATION, ALEXANDRIA, VA

Dr. Gopal led the development of a comprehensive computer system with Unix/C and Unify relational DBMS for cancer and anti-HIV drug screening programs for the National Cancer Institute. He utilized mainframe and microcomputer systems, workstations, laser-printer graphics, networking, data communication, online data collection, barcode and robotics technologies.

EDUCATION

Ph.D. Computer Science, Vanderbilt University, 1989
M.Sc. Physics, Birla Institute of Tech. and Science, 1983
B.E. Electrical and Electronics Engineering, 1983

RECENT PUBLICATIONS

"Remote Access to Network Management with an Internet Web Browser," Network Management Forum Bulletin, Fall 1996.

"Leveraging Network Management Standards for Satellite Networks," in Proceedings of the Workshop on Satellite Based Information Systems, Rye, New York, November 1996.

"Using Automatic Decomposition Schemes in Software Maintenance Tools," in Software Reengineering, Edited by Robert Arnold, IEEE Computer Society Press, 1993.


                                     10-16

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

"Application of Automatic Decomposition Schemes in Proof Maintenance for Evolving Programs," in Journal of Software Maintenance, 1992.

"Supporting System Maintenance with Automatic Decomposition Schemes," in Proceedings of the Hawaii International Conference on System Sciences - 25, Hawaii, January, 1992.

"Dynamic Program Slicing Based on Dependence Relations," in Proceedings of the International Conference on Software Maintenance - 1989, Sorrento, Italy, October, 1991.


                                     10-17

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                                   SPYRO GUMAS

                          SENIOR MEMBER TECHNICAL STAFF
                           SATELLITE NETWORK DIVISION

Spyro Gumas has been a member of the Satellite Network Division at HNS since November 1994. Since December 1995 he has been leading the baseband electronics development for the mobile satellite product, most recently for the ICO mobile satellite system. His responsibilities include architecting the necessary modifications to the channel manager, transmit ASIC, channel unit and clock distribution unit, as well as contributing to the system engineering efforts for the SBS and managing the baseband engineering design team.

Prior to the mobile satellite work, Mr. Gumas worked on debugging of the Personal Earth Station DTM, design modifications for the CP 9000 LANSCAPE Module, Processor Module and LAN Interface Module, and on a study for a spread spectrum return channel concept.

BACKGROUND

1989 - 1994 HUGHES AIRCRAFT ELECTRO-OPTICAL AND DATA SYSTEMS GROUP, EL SEGUNDO, CALIFORNIA

As a Senior Member Technical Staff, Mr. Gumas was responsible for the development of a flight unit IR Digital Signal Processor for the Brilliant Eyes
(BE) program. The design was comprised of five custom RAD-Hard VLSI designs. Mr. Gumas was intimately involved in the development of the signal processing algorithms. He architected the algorithms hardware implementation, simulated the algorithms in software, and then led the development team for the flight unit, the test station, and the test software.

Mr. Gumas was responsible for the development of a flight unit Target Processor for the Ground based Surveillance and Tracking System (GSTS) program. This design was a programmable six CPU parallel/pipelined architecture comprising custom card designs and off-the-shelf processor cards. Mr. Gumas lead the development team for the flight unit design, test station design, and integration and test.

As a Staff Engineer, Mr. Gumas was responsible for the development of a Brassboard IR Digital Signal Processor for the Space borne Surveillance and Tracking System (SSTS) program. Mr. Gumas participated in algorithm development, implemented algorithms in hardware design, and wrote a simulator for the algorithms in C.

1983 - 1988 HUGHES AIRCRAFT GROUND SYSTEMS GROUP, FULLERTON, CALIFORNIA

As a Staff Engineer, Mr. Gumas lead a development effort on a VME-based 3D graphics accelerator board set for use in Surface Ship and Air Traffic Control consoles. He was responsible for algorithm development, system architecture, and design lead.

As a Member Technical Staff, Mr. Gumas was responsible for the development of several graphics related hardware designs including a 20 MFLOP Graphics Processor, a Viewport Gate Array, an Area Fill Engine, and an Anti-Aliasing Vector/Conic Generator. In addition to the hardware development, Mr. Gumas was lead programmer for the Graphics Processor C library.

SUMMER 1982 ELECTRICAL ENGINEER, GENERAL DYNAMICS, FORT WORTH, TEXAS

SUMMER 1981 ENGINEERING TECHNICIAN, BELL & HOWELL, CHICAGO, ILLINOIS


                                     10-18

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

EDUCATION

MSEE Georgia Institute of Technology, 1983

BSEE Georgia Institute of Technology, 1982

PROFESSIONAL CREDITS

Member Tau Beta Pi, Eta Kappa Nu.

PUBLICATIONS AND PRESENTATIONS

"Tricks of the Graphics Gurus," Oliver, Anderson, McCord, Gumas & Zigon, SAMS publishing, 1993.

"PC Graphics Unleashed," Oliver, et. al., SAMS publishing, 1994.


                                     10-19

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                                    JOHN FRY

                                TECHNICAL MANAGER
                           SOFTWARE ENGINEERING GROUP

Mr. Fry is technically responsible for providing administrative and technical leadership for engineering teams developing satellite mobile communication systems. He is experienced in the development of real-time, cellular, mobile, VSAT, positioning and paging systems communication systems. He is currently involved in systems analysis, modeling, and simulation for the ICO mobile satellite communications system. He is also responsible for performing requirement analysis and requirement tracing for the project.

Prior to providing technical support for the ICO mobile satellite system, Mr. Fry was administratively responsible for developing and enhancing the ISBN VSAT product. He was administratively and technically responsible for the File Broadcast (FBC) product. This product provides file broadcast capabilities from a central location to several remote locations using the VSAT network.

BACKGROUND

1994 COMSAT RSI, CLARKSBURG, MD

As Senior Manager, Mr. Fry was responsible for marketing, sales, proposals, statements of work, cost accounting, labor estimates, supervising, scheduling, planning, and managing the Software Engineering Department. Projects included:

- Managing the Plexsys D200 to D1000 conversion. This system provides cellular radio telephone communications between subscribers and terrestrial networks and is compatible with the FCC part 22 rules and EIA/TIA 553 specifications.

- Managing the CTS/Gilat TRC-2000 RSC development. This system provides subscriber or terrestrial trunk interconnections upon demand between telephone exchanges and subscriber equipment via satellite using an F/TDMA access scheme.

1991-1994 COMSAT TECHNOLOGY SERVICES, CLARKSBURG, MD

As Senior Manager of Maritime A and C services, Mr. Fry was responsible for motivating, recognizing, delegating, supervising, scheduling, planning and coordinating the software engineering section. He prepared proposals, labor and cost estimates, status reports, and technical descriptions, and controlled and managed several cost accounts. He reviewed software design, documentation, and testing.

Mr Fry managed the software effort for Thailand's Inmarsat M/B Land Earth Station (LES). This system provides real-time mobile voice and data communications to terrestrial networks.

He completed Inmarsat Standard-A NCS system ahead of schedule and cost. This system is Inmarsat's first and only system to be accepted ahead of schedule. This system provides real-time maritime voice and data communications to terrestrial networks. He planned yearly budgets and schedules and supervised and evaluated work groups. He interfaced directly with customers and provided onsite assistance.


                                     10-20

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

1990-1991 COMSAT SYSTEMS DIVISION, CLARKSBURG, MD

As Senior Engineer, Mr. Fry was technically responsible for software engineering teams, which designed and implemented monitor and control software for baseband and computer equipment for communication systems.

He served as Lead Software Engineer of a software team and was responsible for the Monitor and Control subsystem of the Inmarsat Standard-C system. He designed and developed redundancy software between dual computers and received a commendation from upper management for exceptional performance.

1982-1990 COMSAT LABORATORIES, CLARKSBURG, MD

As a Software Engineer, Mr. Fry was a member of several software engineering teams, which developed several satellite communication systems for TDMA, monitor and control, mobile, VSAT, and message store and forward systems. He developed real-time applications, man/machine interfaces, and monitor and control software, prepared documentation and test plans, and resolved problems to the satisfaction of customers. He was responsible for the man-machine interface of the Geostar VSAT network

1980-1982 COMPUTER SCIENCES CORPORATION, SILVER SPRING, MD

Mr. Fry designed, developed, and tested scientific computer programs for Goddard Space Flight Center. As Lead Engineer for automated orbit determination simulator, he developed ground simulator, man-machine interfaces, and database management systems.

EDUCATION

        M.S., Computer Science. Johns Hopkins University, 1989

        B.S., Math and Computer Science, University of Pittsburgh at Johnstown, 1980


                                     10-21

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                                  DR. T. DAN LI
                                SOFTWARE ENGINEER

Dr. Li's work has been developing next generation network management on UNIX platform and has included design and development of the manager subsystem, as well as design and implementation of low level classes for operating system and communication.

In addition, he has worked in the development for file broadcast applications on PES including enhanced transmission protocol for large file and large community of Comm-Servers, automated product release with simultaneous installation using file broadcast, and development of window NT device driver using TDI and NDIS interfaces.

BACKGROUND

SUMMERS OF BELLCORE, MORRISTOWN, NEW JERSEY
1993 & 1994

Dr. Li was a member of the Technical Support Staff at Bellcore where he was involved in software research and development for the Touring Machine Project. He designed and developed the fault manager, and developed the communication manager using C++, Berkeley Socket.

1991 - 1995 PURDUE UNIVERSITY, COMPUTER SCIENCES DEPARTMENT, W. LAFAYETTE,
INDIANA

As Research Assistant, Dr. Li implemented ARP, IP, UDP, ICMP, and RIP for a router project led by Dr. Doug Comer. He implemented a file system for XINU operating system, and implemented a software tool named TAMER for robustness benchmarking of distributed systems.

EDUCATION

Ph.D. Computer Sciences, Purdue University, 1995

MS Computer Sciences, Purdue University, 1991

MS Mathematics, Purdue University, 1989

BS Mathematics and Computer Sciences, National Taiwan University

PUBLICATIONS

"A Methodology for Software Fault Insertion Testing and its Application to Telecommunication Systems," co-authored by Chi-Ming Chen, Bob Horgan, Ming Lai, and Steve Wang, May 1994 in IEEE International Communications Conference, pp 1767-1771.

"A 2-D Scheme to Evaluate the Adequacy of Fault Tolerance Testing," co-authored by Richard DeMillo and Aditya Mathur, The Third International Workshop of IEEE on Integrating Error Models with Fault Injection, pp 5456.

"Architecture of TAMER: A Tool for Dependability Analysis for Distributed Fault-Tolerant Systems," co-authored by Richard DeMillo and Aditya Mathur. Submitted for 1994 COMPSAC.

"Improving the Fault Tolerance of a Multimedia System," co-authored by Richard DeMillo, Aditya Mathur, Bob Horgan and Michael Lyu. Prepared for submittal to 1995 Fault-Tolerant Computing Symposium.


                                     10-22

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                             GANESHAN RAMACHANDRAN
                             MEMBER TECHNICAL STAFF

Mr. Ramachandran is a member of the ICO team and as such is involved in review of Air Interface Technical Specifications. ICO 03.22.A1, ICO 04.08.A2, and ICO 04.08.A3. He has been involved in preparation of ICO GPRS proposals, which included study of LAPG Interworking function at SBS, mobility management issues related to SGSN selection, and development of operational scenarios for ICO GPRS Air-Interface procedures. He was also involved in the preparation of ICO SBS Design document and ICD for A' interface.

BACKGROUND

1996 MOTOROLA, FORT WORTH, TEXAS

During his assignment with Motorola - Paging Division, Mr. Ramachandran was involved in design and implementation of "Roaming Features" to the existing MPS 2000 paging switches. This involved interworking paging switches with TCP/IP and
X.25 networks. He was also involved in development of test plans for testing new features.

1993 - 1995 CENTER FOR DEVELOPMENT OF TELEMATICS, BANGALORE, INDIA

As a Research Engineer, Mr. Ramachandran was involved in design and development VSAT networks. He was involved in design and implementation of various data communication protocols, which included X.25, LAPB and proprietary Transport Layer protocols for the VSAT user terminals. He was also involved in developing protocols for interworking VSAT networks with other X.25 and TCP/IP-based PSPDN, as well as commissioning and field testing of VSAT user terminals and PSPDN interworking units.

1992 -1993 NATIONAL AERONAUTICAL LABORATORIES, BANGALORE, INDIA

As a Hardware Engineer, Mr. Ramachandran was responsible for assembly, testing, and commissioning of Intelligent Mechanical Test controllers for the Aircraft Fatigue Testing Laboratory.

EDUCATION

BS Computer Science and Engineering, Bangalore University, India, 1992.

PROFESSIONAL Memberships

IEEE


                                     10-23

                               CHANGE ORDER NO. 1

                                  ATTACHMENT 2

                             DISCLOSABLE INFORMATION

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                         (CONTINUED FROM PREVIOUS PAGE)


Item                                                                            During Week of
----                                                                            --------------
First Draft of Specific ICO GPRS Requirements Specification                     01 Sept 1997
First Draft ICO GPRS Functional Requirements (GSM 02.60-based)                  01 Sept 1997
Draft of Terms and Conditions for the ICO GPRS Main Supply Contract              3 Nov 1997
First Draft of Statement of Work for the ICO GPRS Main Supply Contract          01 Sept 1997
Draft Specific Inputs to Market Plan and Business Case for ICO GPRS             01 Sept 1997
Interim Review at HNS                                                           08 Sept 1997
Air Interface Changes Notices Approved by ICO (Lower Levels)                    15 Sept 1997
Air Interface Changes Notices Approved by ICO (Network Levels)                  15 Sept 1997
Freezing of Common Air Interface by ICO                                         15 Sept 1997
Final Specific ICO GPRS Requirements Specification                              06 Oct 1997
Final ICO GPRS Functional Requirements (GSM 02.60-based)                        06 Oct 1997
Final Statement of Work for the ICO GPRS Main Supply Contract                   06 Oct 1997
Final Specific Inputs to Market Plan and Business Case for ICO GPRS             06 Oct 1997
Final Review at HNS                                                             13 Oct 1997


                                      9-2

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                               SCHEDULE SCENARIO 2




                        [DIAGRAM OF SCHEDULE SCENARIO 2]





             Figure 9-1. Applicable Schedule for a 1 July 1997 Start

                      10.1.3.1 Asymmetric Interface

                      10.1.3.2 Simultaneous Transmit and Receive Using Diplexers

                      10.1.3.2 Protocols

               10.1.4 Integrated Test Feature Requirements

               10.1.5 Schedule Requirements

               10.1.6 Target Price requirement

        10.2 UDT Commercial Terminal (May be disclosed)

               10.2.1 Terminal Types

               10.2.2 User Interface and protocols

               10.2.3 User features

               10.2.4 Physical Requirements

               10.2.5 Schedule Requirements

               10.2.6 Target Price requirement

11.0 Network Management System Requirements

The generic requirements of the standard network management model may be disclosed. The specific statistics, alarms, and reports generated by the HNS SBS and the Ericsson GPRS Switching equipment may not be disclosed.

        11.1 SAN OSS

        1l.2 Network Management Center

12.0 Satellite Resource Management Center Requirements (May be disclosed)

        12.1 Power Management

        12.2 Frequency and Timeslot Management

13.0 DCN Requirements (May be disclosed)

        13.1 Interface

        13.2 Capacity

14.0 Performance Requirements

End to End performance requirements may be disclosed.

Performance Requirements of the SBS, SGSN, and GGSN as generic blocks defined in
Section 3. above may also be disclosed. Details in individual pieces of HNS or Ericsson equipment may not be disclosed.

        14.1 Air Interface

        14.2 SBS Delay Requirements

        14.3 GPRS Infrastructure Requirements

               14.3.1 QoS Support

               14.4.3 Delay

15.0 ICO GPRS Capacity Requirements

End to end capacity requirements may be disclosed.

Capacity requirements of the SBS, SGSN, and GGSN as generic blocks defined in
Section 3.

Above may also be disclosed. Details in individual pieces of HNS or Ericsson equipment may not be disclosed.

16.0 Gb prime interface.

The generic requirements of the Gb prime interface can be disclosed. These generic requirements are as follows:

1.      The Gb Prime interface is based on ETSI GPRS Specifications

2. The Gb interface as defined in the ETSI GPRS Specifications will be modified to support the following functions:

        a)      Paging in the ICO Satellite Constellation

        b)      Multi-San Paging/Paging Escalation

        c)      Service Area Dependent Services

        d) Optimization of the Inter-SGSN communications links for handover.

                        TABLE 3 STATEMENT OF WORK OUTLINE

1.0 Introduction (May be disclosed)

2.0 Statement of Work Contents (May be disclosed)

3.0 Applicable Documents(Ericsson/HNS design documents that may be referenced may not be disclosed).

4.0 Scope of Work (May be disclosed)

5.0 Contractor Deliverables to ICO (Ma not be disclosed)

6.0 ICO Deliverables to Contractor (May be disclosed)

7.0 Installation Site Conditions (May be disclosed)

8.0 Program Management and Implementation (May not be disclosed)

9.0 Training (May be disclosed)

10.0 Documentation (May be disclosed)

11.0 Site Working Arrangement (May be disclosed)

12.0 ICO GPRS Test Plans (May be disclosed)

13.0 End-to-End Data Transfer Demonstration (May be disclosed)

14.0 ICO GPRS Integration (May be disclosed)

15.0 ICO GPRS Acceptance Criteria (May be disclosed)

16.0 ICO GPRS System Support (May be disclosed)

17.0 Options (May not be disclosed)

        17.1 ICO GPRS Air Interface Validation

        17.2 ICO GPRS Channel Manager Loopback Load Tester

        17.3 ICO GPRS UT Simulator

        17.4 ICO GPRS System Simulator

Annex 1 Contractor Deliverables (May Not be disclosed)

Annex 2 ICO Services and Equipment (Details about HNS/Ericsson equipment may not be disclosed)

Annex 3 Installation Site Conditions (May be disclosed)

Annex 4 Program Management, Implementation, and Schedules (May not be disclosed)

Annex 5 Training (May be disclosed)

Annex 6 Documentation (May be disclosed)

Annex 7 Site Working Arrangements (May be disclosed)

Annex 8 A ICO GPRS Test Plan (May be disclosed)

Annex 8 B ICO GPRS End-to-End Data Transfer Demonstration (May be disclosed)

Annex 9 ICO GPRS Integration (May be disclosed)

Annex 10 ICO GPRS Acceptance Criteria (May be disclosed)

Annex 11 ICO GPRS Air Interface Signaling Protocol Validation (Option) May not be disclosed

Annex 12 Channel Manager Loopback Load Tester (Option) May not be disclosed

Annex 13 ICO GPRS UT Simulator (Option) May not be disclosed

Annex 14 ICO GPRS System Simulator (Option) (May not be disclosed)

                               BACKGROUND MATERIAL

All background material developed either by ICO or the NEC consortium prior to or during the ICO GPRS Requirements Specification Development Contract shall remain the exclusive property of the originating party and may not be disclosed to any third parties without the permission of the originator. In addition none of the NEC consortium presentation material provided at the kickoff, Interim, and final reviews meetings or teleconferences may be disclosed. Other background material sent to ICO to elaborate or clarify a technical issue may not be disclosed.

                                                              CHANGE ORDER NO. 1
                                                                    ATTACHMENT 2


                             DISCLOSABLE INFORMATION

             TABLE I. LIST OF DELIVERABLES TO ICO BY THE CONTRACTOR


1.      ICO GPRS Functional Requirements (GSM 02.60 based) May be disclosed

2. Specific ICO GPRS Requirements Specification Mixed HNS/Ericsson Document Parts of this can be disclosed as defined in TABLE 2 below.

3.      ICO GPRS Air Interface Change Request Package
        May be disclosed

4.      Terms and Conditions for the ICO GPRS Main Supply Contract
        May not be disclosed

5. Statement of Work For the ICO GPRS Main Supply Contract Mixed HNS/Ericsson Document Parts of this can be disclosed as defined in TABLE 3 below

6. Specified Inputs to Market Plan and Business Case for ICO GPRS May not be disclosed

7.      Price Proposal for the ICO GPRS System
        May not be disclosed

         TABLE 2. SPECIFIC ICO GPRS REQUIREMENTS SPECIFICATION OUTLINE

1.0 General

        1.1 Purpose and Scope (May be disclosed)

        1.2 Document Overview (May be disclosed)

        1.3 Related Documents (The related documents that are HNS and Ericsson design documents for the circuit system may not be disclosed)

        1.4 Notation Conventions (May be disclosed)

2.0 Definitions and Acronyms (May be disclosed)

3.0 Architectural Overview (The high level view block diagram showing the overall system architecture may be disclosed.)

        3.1 Overview (Diagram)

        3.2 Description (Functionality) of NETWORK ELEMENTS (RFT, IDS, SBS, SGSN, GGSN, Public Network)

        3.3 Interfaces Between Elements where the elements are at the level of RFT, IDS, SBS, SGSN, GGSN, Public network.

        3.4 External Interfaces

4.0 Service Requirements (May be disclosed)

5.0 Air Interface Requirements (May be disclosed)

        5.1 Overview

        5.2 Modulation, Coding, and Range of Data Rates. Forward and Return

        5.3 Forward Path to Spot Beams

                5.3.1 Control Functions

                5.3.2 Traffic

        5.4 Return Path to Spot Beams

                5.4.1 Control Functions

                5.4.2 Traffic

6.0 Administration and Support Services (May be disclosed)

        6.1 Charging including interfaces

        6.2 Provisioning including interfaces

7.0 SBS Requirements (May be disclosed where the SBS is treated as a whole. No lower level component information will be disclosed.)

        7.1 Equipment Requirements

        7.2 Internal Interface Requirements (requirement impacts on other SBS components)

8.0 GPRS Switching Requirements

        8.1 SGSN Node (Generic SGSN requirements may be disclosed. No lower level component information will be disclosed.))

        8.2 GGSN Node (Generic GGSN Requirement may be disclosed.) No lower level component information will be disclosed.)

        8.3 O&M System for the GSN Nodes (The generic requirements of the standard network management model may be disclosed. The specific statistics, alarms, and reports generated by the Ericsson GPRS Switching equipment may not be disclosed.

        8.4 Network Element Manager (May not be disclosed. This is specific to Ericsson)

        8.5 Interfaces (May be disclosed, excluding internal interfaces)

        8.6 Charging Records (May be disclosed)

9.0 RFT/IDS Requirements Releasable subject to agreements in the ICO circuit switch contract. The interface to the IDS will be disclosed.

10.0 User Data Terminal Requirements

       10.1 UDT Prototype (May be disclosed)

                10.1.1 Architectural Requirements

                10.1.2 User Interface Requirements

                10.1.3 Air Interface Requirements

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

8.      The ICO GPRS shall also provide the following customer services:

        A.      Data ciphering

        B.      User confidentiality

        C.      IP header compression

        D.      Data compression

        E.      Roaming to and from external GPRS systems(1)

        F. Static (permanently assigned) IP addresses (the IP address of a subscriber's UT is always in the same GGSN)

        G.      Dynamic assignment of IP addresses.

        H.      Subscriber Authentication

NOTE: For addressing, GSM-GPRS allows a number of methods to assign both static and dynamic addresses. ICO-GPRS requires the same flexibility.

1.2     ADDRESSING REQUIREMENTS

        1.      UTs shall use IP addressing.

        2.      UT subscription shall be identified by the IMSI.

        3.      The UT equipment shall be identified by the IMEI.

        4. The HLR shall contain the subscription information, such as IMSI and service profiles. In addition, storage of triplets for authentication and ciphering shall be done.

        S. The UT shall be externally addressable either via dynamic or static IP addresses.

        6. The IP address shall be maintained as the UT roams within the ICO GPRS network with an activated context.

        7.      The ICO GPRS shall support IP Version 4 addressing.

----------------------
(1) GPRS Roaming permits users to move between the ICO GPRS and external GPRS systems with a new GPRS attach in either system, i.e., as standardised for GPRS.

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)






                                   [DIAGRAM]





                     FIGURE A-1. ICO GPRS - X.25 TRANSPORT

1.3     PUBLIC DATA NETWORK INTERFACE REQUIREMENTS

        1. The ICO GPRS interface to public data networks shall support the following protocols:

                A.      IP

                B. X.25 where the X.25 network is a bearer service for IP packets

                C.      X.25 encapsulated in an IP packet

See FIGURE A-I for the X.25 packet transfer modes in ICO GPRS.

1.4     GSM INTERFACE REQUIREMENTS

        1.      The provisioning database shall be in the ICO HLR.

        2. The ICO GPRS shall support the following GPRS interfaces: Gp, Gi, Gs, Gn, and Gr and Gb

        3. The Gb interface in GPRS shall be modified to meet the requirements of the ICO GPRS. The modified Gb interface is called the Gb' (Gb prime) interface. The physical level of the Gb' shall be an E1 line meeting G.703 and G.704.

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                                   APPENDIX A
                        DRAFT REQUIREMENTS SPECIFICATION

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                                   APPENDIX A
                        DRAFT REQUIREMENTS SPECIFICATION

                            1.0 GENERAL REQUIREMENTS

These Functional Requirements were developed by the contractor and ICO during a preliminary study done by the contractor in response to the AX and B package items of the ICO Circuit Main Supply Contract. It is attached to this proposal for reference purposes.

1.1     SERVICE REQUIREMENTS

        1.      The ICO GPRS shall provide point-to-point service.

        2. The ICO GPRS shall support IP traffic between the UT and terrestrial IP-based networks.

        3.      X.25 shall be supported.

        4.      The ICO GPRS shall support Class A, B, and C UTs:

                A. Class A - Supports simultaneous attach, simultaneous activation, simultaneous monitor, simultaneous invocation, and simultaneous traffic. The UT user can make and/or receive calls on the two services (GPRS and circuit switched) simultaneously subject to the QoS requirements. A minimum of one timeslot shall be available for each type of service (circuit switched and ICO GPRS) when required.

                B. Class B - Supports simultaneous attach, simultaneous activation, and simultaneous monitor. Supports only limited simultaneous invocation: ICO GPRS virtual circuits (ICO GPRS activation) shall not be cleared down due to invocation or traffic of circuit switched services, the status of the ICO GPRS virtual connection is then "busy or held." Simultaneous traffic shall not be supported. The UT user can make and/or receive calls on either of the two services sequentially but not simultaneously. The selection of the appropriate service is performed automatically.

                C. Class C - Supports only nonsimultaneous attach. Alternate use only. If both services (GPRS and circuit switched) are supported then a Class C UT can make and/or receive calls only from the manually or default selected service, i.e., either GPRS or circuit switched service. The status of the service that has not been selected is detached, i.e., not reachable.

        5.      The ICO GPRS shall support the following data rate services:
                A. 2.4 kbps to 9.6 kpbs (bit rate) low rate
                B. 14.4 kbps to 64 kbps (high rate)

        6. The ICO GPRS shall support a low power or "sleep" mode in the UT based on the idle mode concept defined by the ICO circuit switched system.

        7.      Paging escalation shall be supported.

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

1.5     MOBILITY REQUIREMENTS

        1. Mobility management functions shall keep track of the current location of a UT within the ICO network or within another GSM PLMN.

        2.      The system shall support roaming between SANs.

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                           2.0 EQUIPMENT REQUIREMENTS

2.1     SIZING

        1. The ICO GPRS system shall be supported in the following raw data rates per SAN subject to the bandwidth on the satellite and the power and frequencies available assigned by the SRMC:

                A.      1.0 Mbps (one channel manager)

                B.      2.0 Mbps (two channel managers)

                C.      3.0 Mbps (three channel managers)

2.2     SBS EQUIPMENT REQUIREMENTS

2.2.1   ICO GPRS CHANNEL MANAGERS AND CHANNEL UNITS

        1. The ICO GPRS channel managers and channel units shall contain the physical, media access control (MAC), and radio link control
                (RLC) levels of the ICO GPRS Air Interface Protocol.

2.2.2   LOCAL SATELLITE RESOURCE MANAGEMENT SYSTEM

        1. The LSRMS function for ICO GPRS shall run on the same platform as used by the ICO voice system.

        2. LSRMS shall allocate ICO GPRS resources in real-time based on requests received from the UTs as indicated in the RACH message.

        3. LSRMS shall allocate ICO GPRS resources from the pool of resources made available to it by the SRMC system for normal voice/data use.

        4. LSRMS shall generate additional event and alarm information for ICO GPRS-type traffic to the network management elements.

        5. LSRMS in conjunction with the radio resource layer shall compile statistics on each ICO GPRS allocation. Each data set shall contain information about the resources used by the ICO GPRS during its existence for use by network management systems. These data shall be transferred to the SAN OSS by the same mechanism as used for the circuit switched system.

2.2.3   SBS OMC

        1. The SBS components providing ICO GPRS services are managed by the SBS OMC platform. The SBS OMC platform generic requirements for other ICO services, which are applicable for ICO GPRS, are described in the IGFR Version 25, 17 Feb 1997, Section 7.8.9. In this section, incremental requirements related to ICO GPRS are provided.

        2. The ICO GPRS SBS equipment shall be managed by the same SBS OMC as the ICO voice system.

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)


3. The SBS OMC shall manage the following SBS components providing ICO GPRS functionality:

        A.      ICO GPRS channel managers

        B.      ICO GPRS channel units

        C.      Local satellite resource management system

4. The SBS OMC shall provide user interface to the operator in order to configure, control, process faults, monitor performance, and manage operator access.

5. The SBS OMC shall interface with the SAN-OSS and provide fault and performance data from the SBS equipment supporting ICO GPRS services.

6. The SBS OMC shall provide notifications for the following error conditions in the Channel manager and channel unit: equipment failure, software or processing failure, communication failure, operational state change.

7. The SBS OMC shall provide the following configuration services for the Channel Manager and Channel Unit: initialization, shutdown, preconfiguration, software downline load.

8. The SBS OMC shall provide the following configuration parameters for the Channel Units: element response time, performance statistics interval, supported beams.

9. The SBS OMC shall provide the following configuration parameters for each ChM: IP address, performance collection interval, supporting equipment list.

10. The SBS OMC shall support the configuration parameters for the air interface.

11. The SBS OMC shall collect performance data from the channel unit and channel manager.

12.     The SBS OMC shall collect performance indicators for the air interface.

13. The SBS OMC shall control operator access to applications managing channel manager and channel units.

2.2.4   IF SUBSYSTEM

        1. The ICO GPRS shall share the IF distribution system with the ICO circuit switched system with additional equipment added to support the additional channel units required for data.

2.3     GSN EQUIPMENT REQUIREMENTS

2.3.1   SGSN AND GGSN NODES

The SGSN and GGSN equipment shall support the following:

        1.      Network access control functions (IP and X.25 as bearer network)

        2.      Packet routing and transfer functions

        3.      Mobility management functions

        4.      Logical link management functions

        5.      Charging functions

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

2.3.2   GSN OPERATIONS AND MAINTENANCE SYSTEM

        1.      The operation and maintenance system shall manage all GSN nodes

        2.      Management of the GSN network elements shall be supported

        3.      Fault management functions shall be provided

        4.      Performance management functions shall be provided

        5.      Configuration management shall be provided

        6. An SNMP and HTTP interface shall be provided for operation and maintenance

        7. The GSN operation and maintenance shall be able to send alarms to the SAN OSS through standard protocols

2.4     NETWORK ELEMENT MANAGER (NEM) REQUIREMENTS

        1. Shall be a standard workstation including software for the GSN node operation support

        2.      It shall be possible to connect one NEM to several GSN nodes

        3. The NEM shall have a graphical user interface based on Web technology

        4.      The OSS shall receive and process GSN alarms

        5.      The OSS shall receive and process GSN statistics.

2.5     NETWORK MANAGEMENT CENTRE (NMC) REQUIREMENTS

        1. The NMC shall receive additional alarms defined for the ICO GPRS system

2.6     SAN OSS REQUIREMENTS

        1. The SAN OSS shall receive additional alarms defined for the ICO GPRS system

2.7     SATELLITE RESOURCE MANAGEMENT CENTER REQUIREMENTS

        1. The SRMC shall support a new type of traffic channel based on classmark for the support of packet data

2.8     RFT REQUIREMENTS

        1. The ICO GPRS shall not have any impact on the RFT with respect to the total EIRP including voice/data and ICO GPRS carriers assuming the ICO system operates within the maximum EIRP specified in the RFT requirement document.

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                            3.0 CHARGING REQUIREMENT

This section describes the charging requirements.

        1.      Charging shall be based on the GPRS standardization.

        2. The ICO GPRS shall accumulate accounting data and forward it to the ADC for processing. The ADC is outside the scope of this requirements specification.

        3. The charging/accounting data shall be forwarded to the ADC at a configurable interval, which is not less than 10 minutes.

        4. The accounting data shall contain as a minimum the content of the data shown in TABLE A-1 and TABLE A-2.

        5. Both the SGSN and GGSN nodes shall have the capability to provide charging data

        6. The GPRS standardization currently only defines the general aspects of charging. However, the information below shall be seen as an input for further definition of charging requirements.

                      TABLE A-1. ICO ACCOUNTING DATA HEADER


      FIELDS                                         SEMANTICS
      ------                                         ---------
GSN                             IP address of GSN

Start Time                      This field shall contain the date and time of
                                day that the record was instantiated

Segment Duration                This field shall contain the number of seconds
                                or the record statistics

Sent Time                       This field shall contain the date and time of
                                day that the record was sent to the ADC

Sequence Number                 This field shall contain the record sequence
                                number. It shall increment by 1 for each new
                                record. The system shall preserve sequence
                                number integrity.

                                              PROPOSAL FOR ICO GPRS REQUIREMENTS
                                                               HNS-11181 (6/97P)

                         TABLE A-2. ICO ACCOUNTING DATA


FIELDS                          SEMANTICS
------                          ---------
Home GGSN identifier            IP address of the home GGSN

UT address                      IP address of UT

Dynamic assigned IP address     Yes or no

UT identifier (IMSI)            Subscriber identifier

UT equipment identifier (IMEI)  Equipment identifier


Traffic type                    This field shall indicate the type of
                                accountable transactions that the UT did. It
                                shall be one of

                                - Attach

                                - Detach

                                - IP traffic

                                - Reserved

DATA ROW FIELDS                 FOR TRAFFIC DATA ONLY

Sender/receiver address         IP address of the entity with which the UT was
                                communicating

Source destination flag         Indicates if the UT was the sender or receiver
                                of the traffic

Data packet count

Data octet count

Control packet count

Control octet count

Discard packet count

ATTACH FIELDS                   FOR ATTACH DATA ONLY

Date and time                   This field shall contain the date and time when
                                the UT attached for data service

Attach result                   This field shall contain the result code for
                                Attach

DETACH FIELDS                   FOR DETACH DATA ONLY

Date and time                   This field shall contain the date and time when
                                the UT detached for data service

Detach result                   This field shall contain the result code for
                                detach

                                              Proposal for ICO GPRS Requirements
                                                               HNS-11181 (6/97P)

                         4.0 AIR INTERFACE REQUIREMENTS

4.1 GENERAL AIR INTERFACE REQUIREMENTS

     1. The ICO GPRS shall use the same common channel signaling channel units as the circuit switched system.

     2. The RACH message format shall support an indicator that the request is for ICO GPRS data services.

     3. A MAC level protocol shall be provided to support multiplex data for multiple UTs on the forward and return traffic channels.

     4. ICO shall define the MAC Level protocol

     5. The MAC layer shall support multifrequency/multislot UTs.

     6. A radio link protocol shall be provided.

     7. ICO shall define the radio link protocol.

     8. The access grant channel and the SACCH shall support frequency and timing corrections to be sent to the UT.

     9. A link level protocol with a selective retransmit facility shall be provided to ensure data integrity on the air interface link.

4.2 FREQUENCY REQUIREMENTS

     1. The frequency control requirements for the ICO GPRS shall be the same as those for the ICO voice/data network.

     2. The transfer of the frequency control information shall use the burst SACCH.

4.3 ICO GPRS PHYSICAL LAYER

4.3.1 INTRODUCTION

This subsection describes the specifications and the requirements for the physical layer of ICO GPRS air interface.

     1. The diversity over the physical layer air-interface shall not be supported for the ICO GPRS.

                                              Proposal for ICO GPRS Requirements
                                                               HNS-11181 (6/97P)

4.3.2 PHYSICAL LAYER SPECIFICATIONS

4.3.2.1 TIME-FRAME STRUCTURES

     1. The ICO GPRS physical layer shall support the time-frame structures supported by the ICO voice/data network.

4.3.2.2 PREMODULATION PROCESSING

     1. As in ICO voice/data network, the ICO GPRS physical layer shall support channel coding, interleaving, and burst formatting functions.

     2. The burst-formats for the ICO GPRS shall be different from the current burst-formats defined in ICO-NET air interface documents.

     3. The SACCH bits are not interleaved within the dedicated channel bursts.

     4. The ICO GPRS shall support a separate burst for the SACCH.

4.3.2.3 MODULATION SCHEME AND DATA RATE

     1. The modulation schemes for traffic and control channels of the ICO GPRS shall be the same as those for the ICO voice/data network.

4.3.2.4 CHANNEL MODEL

     1. The ICO GPRS shall operate in additive white Gaussian noise (AWGN) condition.

     2. The ICO GPRS shall not operate in the signal blockage environment.

     3. The vehicular, maritime, and aeronautical terminals shall operate in Ricean fading conditions.

     4. The Ricean K-factor shall be greater than [10 dB] for the ICO GPRS data terminals.

4.3.2.5 ICO GPRS HIGH RATE DATA

     1. The ICO GPRS shall support higher data-rates using combination of TCH/3.6 bursts. If the rate at which the data is transmitted over the air-interface is not an integer multiple of 3.6 kbps, the dummy bits shall be inserted. The combination of TCH/3.6 shall be over multiple bursts either on a single carrier or on different carriers. The higher layers shall ensure a proper ordering of the transmitted and the received data over multiple bursts/carriers.

     2. The details of the high rate data shall be subject to further study during the design phase contract.

                                              Proposal for ICO GPRS Requirements
                                                               HNS-11181 (6/97P)

4.3.3 ICO GPRS LAYER 1 AIR INTERFACE

4.3.3.1. PROTOCOL

     1. The ICO GPRS shall share the common control channels with ICO voice/data network.

     2. The ICO GPRS UT shall access the ICO GPRS traffic channel using random access Aloha protocol. There shall be a bit on the random access burst
        (RACH) indicating the request for ICO GPRS or ICO voice/data service.

     3. The SAN shall determine the UT time delay and Doppler from the RACH burst. The SAN shall allocate the traffic channel to the UT on contention basis.

     4. The UT shall begin packet data transmission on the allocated traffic channel after receiving the access grant burst (AGCH) from the SAN.

4.3.3.2 CHARACTERISTICS

     1. The ICO GPRS traffic channel allocation shall be dynamic. The SAN shall be able to terminate the traffic channel allocated to a UT autonomously.

     2. The SAN shall be able to allocate more than one timeslot to a UT. The number of timeslots allocated to the UT on the forward and the reverse links may not be always the same.

     3. The ICO GPRS layer 1 shall not be required to ensure "make-before-break" handovers because of the packet switched data transfer.

4.3.3.3 ICO GPRS PHYSICAL LINK CONTROL

     1. Time Control: The ICO GPRS time control scheme shall be the same as that for the ICO voice/data network.

     2. Frequency Control: The ICO GPRS frequency control scheme shall be the same as that for the ICO voice/data network.

     3. Power Control: The ICO GPRS power control scheme differs from that for the ICO voice/data network as follows:

          A. There shall be no forward link power control for the ICO GPRS.

          B. On the return link, the UT shall vary its transmitted power depending on its estimate of the path-loss. This estimate shall be based only on the forward link received power level.

                                              Proposal for ICO GPRS Requirements
                                                               HNS-11181 (6/97P)

                         5.0 MISCELLANEOUS REQUIREMENTS

5.1 OPEN INTERFACE DOCUMENTATION REQUIREMENTS

This section defines the requirements for the interfaces that will become open documents for third parties to develop applications.

5.1.1 GENERAL REQUIREMENTS

The following requirements apply to the open interfaces:

     1. Open interfaces shall be maintained for three documents:

          A. Air interface specification.

          B. Gateway specification (GGSN to external networks).

          C. Interface to the administrative data center.

     2. An open interface specification will be supported during the warranty period. Open interface support shall include:

          A. Correcting deficiencies.

          B. Releasing change notices.

          C. Releasing document updates.

          D. Responding to questions from ICO certified third parties (maximum of 15).

5.1.2 AIR INTERFACE

     1. The satellite packet data network air interface control document will be written to the level of detail such that UT manufacturers can develop ICO UTs that will interoperate with the ICO-owned ground stations.

5.1.3 GATEWAY INTERFACE

     1. The Gateway interface document shall describe the specific parameters required for each protocol to achieve optimum performance.

5.1.4 INTERFACE TO ADMINISTRATION DATA CENTER

     1. The accounting interface for the transferring of charging data shall be documented as an open interface.

Author: Monica Horten at ICO2
Date: 23/02/98 13:27
Priority: Normal
CC: Peter Poskett at LONTEC02
TO: Thomas Goerke at LONTEC02, George Wiginton at ICO1
Subject: Re[2]: GPRS quote

George, I have just spoken to Claes Meltzer at Ericsson.

Update as follows:

Distribution report: he is still waiting for further information to be included, Will have it end of this week, expects to report to us beginning next week.

Cd-Rom. I am told that all of the changes I have asked for are currently being implemented and a disk will leave Sweden tomorrow night by courier.

On distribution: happy to basically say they have not delivered in a reasonable time, and forget it, although I suppose we should take a quick look at what they product.

On Cd-Rom: if the new disk is still not acceptable, then would recommend we negotiate a reduced price with them.

Am I expected to attend this meeting on Wed?

Monica

-----------------------------Reply Separator-----------------------------------
Subject: Re: GPRS quote
Author: George Wiginton at ico1
Date: 22/02/98 15:29

     Need to summarise situation ASAP.

     NEC has proposed a meeting on this w/c 23/2.

     George

-----------------------------Reply Separator-----------------------------------
Subject: GPRS quote
Author: Thomas Goerke at LONTEC02
Date: 12/02/98 10:00

     George,

     I am currently in Norway attending a ETSI SMG4 meeting. I will discuss in detail with you on Tuesday what we should do with the GPRS quote.

     I suggest that we get feedback from Monica as to the status of the Commercial work, and what needs to be done. As Monica is leaving in 2 weeks time, we need to finalise this asap.

     Peter and I have agreed to do some quick costing to check if we have enough detail, next week.

     I think we should aim for Friday next week to give NEC feedback on the acceptance or non acceptance of all of their inputs.

     Tom

     PS Any further comment on the SOW etc.

Memo

  To: PP, MH, GW, CF
From: Tom Goerke
Date: 7th January 1998
Copy: K Smith
                                                                  ICO
                                                      ICO GLOBAL COMMUNICATIONS
                                                       1 Queen Caroline Street
                                                      Hammersmith London W6 9BN
                                                             United Kingdom

Subject: GPRS INTERNAL REVIEW MEETING MINUTES           TEL +44 (O) 181 600 1000
                                                        FAX +44 (0) 181 600 1199
                                                        WEBSITE //www.ico.com

     LOCATION/DATE/PRESENT
     Room 25 QCS, January 7th 1998
     P Poskett, M Horten, T Goerke, C Forsyth, G Wiginton

     AGENDA FOR MEETING
     Discuss status of deliverables from GPRS Study Contract
     Discuss how to proceed to finalise contract
     Discuss way forward

     MEETING SUMMARY

     There are two broad categories of issues relating to deliverables. They can be classed as either not officially received or received and unacceptable.

     Table 1 provides a summary of the deliverable documents and their status as of 7th January 1998.

     In summary, the following documents have not been officially delivered:

     1. ICO GPRS Functional Requirements (GSM 02.60 based)
        (Note: Soft copy received which is acceptable)

     2. Terms and Conditions for the ICO GPRS Main Supply Contract (Note: this is not needed in order for the NEC team to be paid)

     3. Statement of Work for the ICU GPRS Main Supply Contract (Note: draft version received in hard copy only.)

     4. Price Proposal

     Note that the commercial documents have not been delivered through the NEC Program Office due to their confidential nature. As such Ericsson have agreed to use the NEC file numbering system, but have delivered these documents directly to ICO.

     The following documents are not acceptable as is:

     1. Statement of Work for the ICO GPRS Main Supply Contract

        (Note: draft version received in hard copy only.)

     2. Customer proposition report. Section missing on the "rating of further comparison.." Proposal for ICO GPRS, Revision 4.3, June 26, 1997
        Section 6.2.2, second bullet, last sentence. (Note: the rest of the document is acceptable)

     3. Distribution report and spreadsheet

     RECOMMENDATION

     It is recommended that:

     1. A letter is drafted to NEC which specifies the status of all deliverable documents, including the contracted delivery date.

     2. ICO discusses informally with NEC the options of non delivery of certain documents in return for non payment of the remaining balance (60%).

     3. The date in clause 10.5.2 relating to key features should be extended by a minimum of 3 months in line with the delay in the supply of the deliverables.

     The following was agreed as a possible way forward in relation to outstanding documents:

     1. Statement of work: ACCEPT AS IS IF PRICE REDUCTION AGREED. This document will be needed if we were to progress to a supply agreement, however this is unlikely to occur with the current teaming arrangement.

     2. Terms and Conditions: TRADE NON DELIVERY FOR REDUCTION IN PRICE. This document will be needed if we were to progress to a supply agreement, however this is unlikely to occur with the current teaming arrangement.

     3. Distribution Report: REQUEST THE NEC TEAM TO DELIVER ACCEPTABLE QUALITY REPORT OR TRADE NON DELIVERY FOR REDUCTION IN PRICE.

     4. Customer proposition report. Section missing on the "rating of further comparison." Proposal for ICO GPRS, Revision 4.3, June 26, 1997
        Section 6.2.2, second bullet, last sentence: TRADE NON DELIVERY FOR REDUCTION IN PRICE.

     5. Price Proposal. THE NEC TEAM MUST DELIVER THIS DOCUMENT AND IT MUST BE OF ACCEPTABLE QUALITY. ICO requires this to gain an understanding of what the cost for the network will be.

                                            Table 1 Summary of Deliverable Documents
-----------------------------------------------------------------------------------------------------------------------------------
DOCUMENT DESCRIPTION                        RECEIVED   DOCUMENT DESCRIPTION      REVIEWER   COMMENT
-----------------------------------------------------------------------------------------------------------------------------------
DELIVERABLES
----------------------------------------------------------------------------------------------------------------------------------
ICO GPRS Functional Requirements (GSM       yes        Soft copy received        TG         Acceptable consistent with contract.
02.60 based)                                                                                Requires official version to be
                                                                                            delivered through formal channels.
-----------------------------------------------------------------------------------------------------------------------------------
Specific ICO GPRS Requirements              yes        Hard/Soft copy received   TG         Acceptable consistent with contract.
Specification                                                                               Further work will be needed to refine
                                                                                            this if were to contract with the NEC
                                                                                            team.
-----------------------------------------------------------------------------------------------------------------------------------
ICO GPRS Air Interface Change Request       yes        Hard/Soft copy received   AI Exec    Acceptable consistent with contract.
Package                                                                                     AI Exec team have stated that these
                                                                                            CR do not need to be added at this
                                                                                            stage.
-----------------------------------------------------------------------------------------------------------------------------------
Terms and Conditions for the ICO GPRS       no
Main Supply Contract
-----------------------------------------------------------------------------------------------------------------------------------
Statement of Work for the ICO GPRS Main     yes        Hard copy                 GW         Have not received an official copy.
Supply Contract                                                                             Unofficial copy requires significant
                                                                                            work.
-----------------------------------------------------------------------------------------------------------------------------------
Specified Inputs to Market Plan and
Business Case for ICO GPRS
-----------------------------------------------------------------------------------------------------------------------------------
  Customer proposition                      yes        Hard/Soft copy received   MH         Acceptable consistent with contract.
                                                                                            Section on technical comparison
                                                                                            between CS and PS not included.
-----------------------------------------------------------------------------------------------------------------------------------
  Market plan                               yes        Hard/Soft copy received   MIT        Acceptable consistent with contract.
-----------------------------------------------------------------------------------------------------------------------------------
  Market Forecasts                          yes        Hard/Soft copy received   MIA        Acceptable consistent with contract.
                                                                                            Note that the cash flow is not complete
                                                                                            as costs have not been included.
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
DOCUMENT DESCRIPTION                        RECEIVED   DOCUMENT DESCRIPTION      REVIEWER   COMMENT
-----------------------------------------------------------------------------------------------------------------------------------
Distribution                                yes        Hard/Soft copy received   MH         Not acceptable
-----------------------------------------------------------------------------------------------------------------------------------
Distribution Costs                          yes        Hard/Soft copy received   MH         Not acceptable
-----------------------------------------------------------------------------------------------------------------------------------
CDROM                                       yes        CDROM received            MH         Prototype undergoing revisions.
                                                                                            Confident of acceptable deliverable
                                                                                            within 2 weeks.
-----------------------------------------------------------------------------------------------------------------------------------
Price Proposal                              no
-----------------------------------------------------------------------------------------------------------------------------------
SUPPORTING DOCUMENTS
-----------------------------------------------------------------------------------------------------------------------------------
ICO GPRS SBS Background Material Rev 1.0    yes        Hard/Soft copy received   TG         Not a deliverable
                                                                                            Acceptable
-----------------------------------------------------------------------------------------------------------------------------------
ICO GPRS UT Supporting Material Rev 1.0     yes        Hard/Soft copy received   TG         Not a deliverable
                                                                                            Acceptable
-----------------------------------------------------------------------------------------------------------------------------------
ICO GPRS Channel Coding Study               yes        Hard/Soft copy received   TG         Not a deliverable
                                                                                            Acceptable
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
DOCUMENT DESCRIPTION                        RECEIVED   DOCUMENT DESCRIPTION      REVIEWER   COMMENT
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            Ericsson component only
-----------------------------------------------------------------------------------------------------------------------------------
SUPPORTING DOCUMENTS
-----------------------------------------------------------------------------------------------------------------------------------
ICO GPRS SBS Background Material Rev 1.0    yes        Hard/Soft copy received   TG         Not a deliverable
-----------------------------------------------------------------------------------------------------------------------------------
ICO GPRS UT Supporting Material Rev 1.0     yes        Hard/Soft copy received   TG         Not a deliverable
-----------------------------------------------------------------------------------------------------------------------------------
ICO GPRS Channel Coding Stud                yes        Hard/Soft copy received   TG         Acceptable
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
DOCUMENT DESCRIPTION                        RECEIVED   DOCUMENT DESCRIPTION      REVIEWER   COMMENT
-----------------------------------------------------------------------------------------------------------------------------------
DELIVERABLES
----------------------------------------------------------------------------------------------------------------------------------
ICO GPRS Functional Requirements (GSM       yes        Soft copy received        TG         Acceptable
02.60 based)
----------------------------------------------------------------------------------------------------------------------------------
Specific ICO GPRS Requirements              yes        Hard/Soft copy received   TG         Acceptable.
Specification                                                                               Further work will be needed to refine
                                                                                            this if we progress to
----------------------------------------------------------------------------------------------------------------------------------
ICO GPRS Air Interface Change Request       yes        Hard/Soft copy received   Al Exec    A1 Exec team have stated that these
Package                                                                                     CR do not need to be added at this
                                                                                            stage. (See KH email)
----------------------------------------------------------------------------------------------------------------------------------
Terms and Conditions for the ICO GPRS       no                                              still waiting for this
Main Supply Contract
----------------------------------------------------------------------------------------------------------------------------------
Statement of Work for the ICO GPRS          yes        Hard copy                 GW         Have not received an official copy.
Main Supply Contract                                                                        Unofficial copy requires significant
                                                                                            work.
----------------------------------------------------------------------------------------------------------------------------------
Specified Inputs to Market Plan and
Business Case for ICO GPRS
----------------------------------------------------------------------------------------------------------------------------------
  Customer proposition                      yes        Hard/Soft copy received   MH         complete; TG/TW to check simulation
                                                                                            paper; otherwise acceptable.
----------------------------------------------------------------------------------------------------------------------------------
  Market plan report                        yes        Hard/Soft copy received   MH         acceptable
----------------------------------------------------------------------------------------------------------------------------------
  Market Forecasts: spreadsheet             yes        Hard/Soft copy received   MH         incomplete - no costs/cash flow.
----------------------------------------------------------------------------------------------------------------------------------
  Distribution report                       yes        Hard/Soft copy received   MH         not acceptable
----------------------------------------------------------------------------------------------------------------------------------
  Distribution Costs spreadsheet            yes        Hard/Soft copy received   MH         not acceptable
----------------------------------------------------------------------------------------------------------------------------------
  CDROM                                     yes        CDROM 1st prototype       MH         still working on prototype: due to
                                                       received; second                     inputs from ICO, final product should
                                                       prototype due 8.1.98.                be acceptable, however, could be
                                                       Final due when we are                issues related to use of product by
                                                       all happy with                       Ericsson.
                                                       prototypes.
----------------------------------------------------------------------------------------------------------------------------------
Price Pro seal                              no                                              Have received verbal costs for
----------------------------------------------------------------------------------------------------------------------------------

Memo

  To:
From: Tom Goerke
Date: 6th January 1998                                             ICO
Copy:
                                                       ISO Global Communication
                                                       1 Queen Caroline Street
                                                       Hammersmith London W6 9BN
                                                       United Kingdom

Subject: GPRS CONTRACT COMPLETION                      Tel +44 (0)181 600 1000
                                                       Fax +44 (0)181 600 1199
                                                       Website //www.ico.com

     INTRODUCTION

     To further progress the development of a packet switched air interface and requisite network, ICO contracted NEC to study the development of this system to ensure that if required ICO could procure such as system in the future without causing any delay in the schedule for the voice and circuit switched system.

     The Study Contract started in June 1997 and was schedule for completion by November 1997.

     The major items for the study were as follows:

     o  Ensure that the Air Interface can support a packet switched bearer

     o Understand the implications on the IGF if a PS network was to be procured

     o Develop Documents to enable a contract to be signed for delivery of the PS Network

     o  Analyse the commercial factors relating to ICO GPRS.

     The contract was undertaken by NEC, HNS and Ericsson. HNS were responsible for the Air Interface, SAN impacts and User Terminals, and Ericsson for the switching components and impact on the current network elements.

     SUMMARY

     [Need to summarise along the lines that the contract has been successfully completed with all deliverables accounted for.

     The "hooks" have been put in place and we understand the impact (if any) on all the network elements if ICO GPRS was to be purchased.

Our recommendation is that the price from the NEC team is too high, however we believe it is worth pursuing. Therefore to achieve a competitive price we believe we should progress to an RFP and seek bids from other parties. etc. etc.]

Presentations:
          ICO GPRS System Description and General Overview
          GPRS Final Review Meeting
          ICO GPRS O&M Requirements
          Administration and Support Services
          ICO GPRS Backbone Requirements
          Traffic Model
          Service Requirements

DETAILED SUMMARY OF CONTRACT DELIVERABLES.

                                TABLE OF CONTENTS

SECTION                                                                  PAGE
-------                                                                  ----
1.  INTRODUCTION ....................................................      1
2.  STATEMENT OF WORK CONTENTS ......................................      1
3.  APPLICABLE DOCUMENTS ............................................      1
4.  SCOPE OF WORK ...................................................      1
5.  CONTRACTOR'S DELIVERABLES........................................      2
6.  INFORMATION, SERVICES AND EQUIPMENT .............................      3
7.  INSTALLATION SITE CONDITIONS ....................................      3
8.  PROGRAM MANAGEMENT AND IMPLEMENTATION ...........................      3
9.  TRAINING ........................................................      3
10. DOCUMENTATION....................................................      3
11. SITE WORKING ARRANGEMENT ........................................      4
12. GPRS TEST PLAN ..................................................      4
13. ICO GPRS INTEGRATION ............................................      4
14. GPRS ACCEPTANCE CRITERIA ........................................      4
15. AIR INTERFACE SIGNALING PROTOCOL VALIDATION .....................      4
16. IGF SYSTEM SUPPORT ..............................................      4

HNS-12498

                                STATEMENT OF WORK
                                     FOR THE
                 ICO IGF MAIN SUPPLY CONTRACT GPRS CHANGE ORDER


                                  November 1997

1. INTRODUCTION

This Statement of Work (SOW) provides for the development, manufacturing, testing, delivery and installation of a packet data service based on the GPRS standard of GSM and integrated into the ICO mobile satellite network. The definition of ICO SAN in this SOW is a SAN capable of both GPRS and operation.

This work is incorporated into the IGF Supply Contract as a Change Order to that contract.

2. STATEMENT OF WORK CONTENTS

The SOW for this change order follows the format of the SOW for the IGF Supply Contract. Some system requirements that appear in the IGF Supply SOW do not apply to this ICO GPRS subsystem procurement and are not included in the GPRS SOW.

3. APPLICABLE DOCUMENTS

Documents applicable to the GPRS Supply SOW include:

3.1 ICO GPRS Requirements Specification (HNS-12463)

3.2 ICO GPRS 02.60 Specification

4. SCOPE OF WORK

4.1 The Works shall include the design, manufacture, factory testing, and delivery of the ICONET GPRS including installation, integration with ICO Ground Facilities (IGF), and site testing in accordance with Annexes 7 and 8 of this SOW.

4.2 The Works shall include an end-to-end demonstration of packet switched data services from a single standalone SAN (including GPRS capability and SGSN and GGSN) via the satellite and the terrestrial network in accordance ante with Annex 8 provided that the other ICO system elements (e.g., user terminals (UTs), IGF and satellite) are accepted and functioning correctly.

4.3 The Works shall also include, at ICO's selection, provision of engineering support and materials for ICONET integration of the GPRS with ICO's spate segment, terrestrial telecommunications networks, and ICO UTs in accordance with Annex 9.

4.4   The ICO GPRS will include:

      o ICO GPRS equipment and software to support traffic for 12 SAN sites located in 12 different countries.

      o Interface provisions for connecting ICO GPRS to SANS and for connecting SANS to terrestrial Networks and the NMC and backbone.

      o     One GPRS UT prototype.

      o     Documentation.

4.5 The ICO GPRS will implement all the requirements set out in the ICO GPRS Requirements Specification Document, except for those marked therein as "F/R" or "Option."

      Compliance of the ICO GPRS with the ICO GPRS Requirements Specification shall be demonstrated by the Contractor as described in Annex 8.

4.6   HIGH-LEVEL SYSTEM DESCRIPTION

4.6.1 The Contractor shall modify and maintain the high-level system description
      (HLSD) for the ICO IGF consistent with the IGFR (revised) and the ICO GPRS Requirements Specification.

4.6.2 The Contractor shall maintain an adequately staffed system team to support the ICO GPRS so that, at all times, the ICO GPRS is internally consistent and complete.

4.6.3 The first complete version of the ICO GPRS Requirements Specification will be subject to review and approval by ICO and issued formally by the Contractor within 1 month after the completion of Level 2 acceptance of the GPRS.

4.6.4 The Contractor shall maintain the HLSD to incorporate the GPRS design, with a revised version being issued within 1 month after any system design review.

4.7   FUNCTIONAL DEFINITION DOCUMENTS

4.7.1 All documentation derived from any of the applicable documents referenced in the ICO GPRS Requirements Specification, shall be under configuration control, and full traceability shall be provided. All new and updated documentation shall be provided to ICO.

4.7.2 The schedule for the production of the GPRS ICDs will be as shown in the master level schedule.

4.7.3 The Contractor shall submit change requests for the Air Interface Specification to ICO, incorporating the requirements of the ICO GPRS.

5. CONTRACTOR'S DELIVERABLES

5.1 Annex 1 provides a detailed breakdown of the equipment and services to be provided by the Contractor.

5.2 Any revision to the quantities or services shall be subject to the formal Contract change procedures set out in Clause 9 of the Terms and Conditions of the IGF main supply contract.

5.3 The Contractor shall be responsible for the packaging, transportation, and delivery of the deliverables in accordance with Clauses 27 and 31 of the Terms and Conditions of the IGF main supply contract.

6. INFORMATION, SERVICES, AND EQUIPMENT

6.1 Annex 2 provides a detailed breakdown of the information, services, and equipment to be provided by ICO except for installation site conditions, which are included in Annex 3.

6.2 Annex 2 also identifies the milestone dates that such information, services, and equipment are to be made available to the Contractor. (TBD)

7. INSTALLATION SITE CONDITIONS

7.1 Annex 3 identifies the installation site conditions, including services and equipment to be provided by ICO.

7.2 Access to each site shall be made available for the specific purpose of allowing the Contractor to inspect the site conditions and buildings and verify the installation design before the formal ready-for-access date.

8. PROGRAM MANAGEMENT AND IMPLEMENTATION

8.1 Annex 4 of the IGFR Main Supply Contract identifies the Contractor's obligations for program management tasks including quality assurance and the master level schedule, which the Contractor shall modify to incorporate, the GPRS supply WBS and schedule.

9. TRAINING

9.1 Annex 5 of this amendment sets out the scope of the ICO GPRS training courses that the Contractor shall provide.

9.2   The training shall be conducted in the English language.

9.3 ICO and the Contractor shall work closely together to develop a training program that ensures availability of trained ICO staff at the time when O&M services are required.

9.4 Any changes in the training syllabus, numbers of staff members to be trained, and training locations shall be subject to the formal contract change control procedures set out in Clause 9 of the Terms and Conditions of the IGFR Supply Contract as amended for ICO GPRS.

10. DOCUMENTATION

10.1 Annex 6 states the requirements for deliverable documentation of the GPRS supply program.

11. SITE WORKING ARRANGEMENT

11.1 Annex 7 states the responsibilities and work practices of contractors accessing the SAN sites for installing, integrating, and testing the GPRS.

12. GPRS TEST PLAN

12.1 Annex 8 states the test requirements of the GPRS supply program and associated end-to-end service demonstration. Phase 2-2 site acceptance testing of the GPRS will begin after Level-1 acceptance of the other IGF equipment and systems at that site.

13. ICO GPRS INTEGRATION

13.1 Annex 9 states the requirements for integrating the GPRS with the other IGF subsystems.

14. GPRS ACCEPTANCE CRITERIA

14.1  Annex 10 states the criteria for acceptance of the GPRS.

15. AIR INTERFACE SIGNALING PROTOCOL VALIDATION

15.1 Annex 11 states the requirements for incorporating the GPRS into the IGF Air Interface Validation process (optional).

16. IGF SYSTEM SUPPORT

16.1 The following shall be made available upon the request of ICO, as set out in the agreement.

      Delivery of equipment, software, and services to increase the system capacity to meet demand as specifically ordered by ICO under the terms of the agreement.

--------------------------------------------------------------------------------
[LOGO]              Annex 1 - Contractor's GPRS Deliverables
--------------------------------------------------------------------------------


                               TABLE OF CONTENTS

1.  GENERAL .........................................................    A1-2
2.  DELIVERABLE DOCUMENTATION........................................    A1-2
3.  MAJOR SUBSYSTEMS OF THE ICO GPRS SYSTEM .........................    Al-2
4.  OPTIONS .........................................................    Al-3
5.  OPTIONAL SUPPORT SERVICES AND EXTENDED WARRANTY..................    A1-4
6.  DELIVERABLE FUNCTIONS AND FEATURES ..............................    Al-7
7.  DELIVERABLE EQUIPMENT ...........................................    A1-7
8.  DELIVERABLE SERVICES.............................................    A1-7
9.  SITE INSTALLATION DELIVERABLES ..................................    A1-7
10. SYSTEM CONFIGURATION INFORMATION ................................    Al-8

--------------------------------------------------------------------------------
[LOGO]              Annex 1 - Contractor's GPRS Deliverables
--------------------------------------------------------------------------------


ICO GPRS specific equipment shall include:

1.    Twelve ICO GPRS with each site containing:

      o     One channel manager and associated software
      o     Four channel units and associated software
      o     Hardware enhancements to the CDS and IDS
      o     Hardware enhancements to LSRMS at each SAN site
      o ICO GPRS-related software enhancements to the following at each SAN site:

            -   LSRMS
            -   SBS-OMC

2.    SGSN(s) installed at sites specified by ICO (Quantity TBD)

3.    GGSN(s) installed at sites specified by ICO (Quantity TBD)

4.    Modification to HLR, MSSC/VLR to support ICO GPRS

5.    Software enhancements to SAN management system

6. Intro-SAN subsystem connection and cabling and intermediate distribution frame

7.    Software enhancements to network management center

8. ICO GPRS test fixtures/test equipment as specified in the ICO GPRS price proposal.

9.    System integration support facility

10.   Set of spares as specified in the ICO GPRS price proposal.

11. Special purpose test equipment as defined in Annex 2 and Annex 9 of this SOW

12.   Channel manager loopback

13.   GPRS UT prototype compliant to the GPRS Requirements Specification

14.   Frame Relay Switches as specified by ICO.

15.   Backbone equipment as specified by ICO.

4. OPTIONS

The following items are separately deliverable at ICO's option provided that the option for each is exercised within 120 days of the date of this Supply
Agreement:

1. DC UPS for the ICO GPRS

--------------------------------------------------------------------------------
[LOGO]              Annex 1 - Contractor's GPRS Deliverables
--------------------------------------------------------------------------------

1. GENERAL

This Annex describes the Deliverables that the Contractor will provide to ICO. The structure of this Annex is as follows:

1.1   Section 2 describes the deliverable documentation

1.2   Section 3 describes the deliverable major subsystems of the GPRS

1.3 Section 4 describes the options that ICO may exercise after execution of this contract change order

1.4   Section 5 describes the optional support and warranty services

1.5 Section 6 describes the performance and capacity requirements of the Deliverables

1.6   Section 7 describes the deliverable functions and features

1.7   Section 8 describes the detailed equipment list

1.8   Section 9 describes the services that shall be delivered

1.9 Section 10 describes information to be provided by the Contractor regarding the site installation conditions

1.10 Section 11 describes the IGF configuration data to be provided by the Contractor

2. DELIVERABLE DOCUMENTATION

The Contractor will deliver all documentation shown in Annex 6.

3. MAJOR SUBSYSTEMS OF THE ICO GPRS SYSTEM

The Contractor's deliverables shall together provide the functionality specified in ICO GPRS Requirements Specification. The deliverables include equipment specific to ICO GPRS along with software/hardware enhancements to the existing circuit switched system for meeting the requirements specified.

--------------------------------------------------------------------------------
[LOGO]              Annex 1 - Contractor's GPRS Deliverables
--------------------------------------------------------------------------------


2. Training

3. Freight and insurance

4. CE mark compliance

5. Basic expansion units

6. ICO GPRS Air Interface Protocol validation

7. Extended support services


5. OPTIONAL SUPPORT SERVICES AND EXTENDED WARRANTY

5.1 ADDITIONAL SUPPORT SERVICES DURING THE WARRANTY PERIOD

5.1.1 Upon election by ICO not later than 6 months before the scheduled commencement of the warranty period specified in Clause 40 of the Agreement, the Contractor will provide GPRS Deluxe Support Services as described in Subsection 5.3.

5.2 ADDITIONAL SUPPORT SERVICES DURING THE POST-WARRANTY PERIOD

5.2.1 EXTENDED BASIC WARRANTY

5.2.1.1 After completion of the Warranty Period specified in clause 40 of the IGF Agreement as modified for GPRS, the warranty condition of clause 40 of the Agreement may be extended on an annual basis for the GPRS.

5.2.1.2 ICO may elect to receive extended basic warranty services upon written notice to the Contractor not later than 3 months prior to the completion of the warranty period specified in clause 40 of this Change Order or in any subsequent period of extended basic warranty services.

5.2.1.3 The ICO election(s) to receive basic warranty services shall be continuous, without break in the periods of election.

--------------------------------------------------------------------------------
[LOGO]              Annex 1 - Contractor's GPRS Deliverables
--------------------------------------------------------------------------------

5.2.2 EXTENDED GPRS DELUXE SUPPORT SERVICES

5.2.2.1 Provided ICO has elected to receive GPRS Deluxe Support Service in accordance with Paragraph 5.1.1 above, ICO may elect to continue to receive GPRS Deluxe Services upon written notice to the Contractor or the provider of the Deluxe Support Services, given not later than 3 months prior to the completion of the initial service period, or any subsequent renewals thereof. Such GPRS Deluxe Support Service shall be provided in 2-year periods of service. The ICO election(s) to receive GPRS Deluxe Support Services shall be continuous without interruptions in the periods of election.

5.3 GPRS DELUXE SUPPORT SERVICES

5.3.1 The Deluxe Support for GPRS provides a full period Customer Assistance Center (CAC) on call 24 hours a day, 7 days a week for all SAN locations. Additionally, manufacturer will maintain a team of experts dedicated to ICO for troubleshooting and support services of all GPRS manufacturer-supplied equipment. Under the DELUXE support maintenance agreement, GPRS manufacturer technical staff at the manufacturer's engineering center, dispatched to ICO locations as required or temporarily placed at selected locations will maintain capability of the GPRS manufacturer-supplied equipment, including:

      i. Fault isolation and service restoration, in cooperation with the ICO technical staff.

      ii. Problem investigation and problem resolution in cooperation with the GPRS manufacturer support team at the manufacturer's engineering center.

      iii.  Creation and reporting on trouble ticket system for GPRS equipment.

      iv. System engineering for planning system extensions, and traffic sizing.

5.3.2 If ICO elects to exercise this option, the parties will agree on a definitive scope of work consistent with the basis identified above, which may include resident GPRS support staff at ICO selected locations.

5.3.3 The contractor shall provide GPRS Deluxe Support Services, which comprises Systems Services, the content of which includes:

      i.    System Maintenance (as described in Section 5.4)

      ii.   Spares Replenishment

5.4 SYSTEM MAINTENANCE

System maintenance comprises the following services.

--------------------------------------------------------------------------------
[LOGO]              Annex 1 - Contractor's GPRS Deliverables
--------------------------------------------------------------------------------


5.4.1 EMERGENCY SERVICES

The Contractor shall at any time in an emergency situation, when requested by ICO, provide ICO with the Emergency Services consisting of telephone support and onsite support.

Emergency service is defined as the network being incapable of carrying at least 80% of its rated traffic or being incapable of collecting billing information.

5.4.2 TROUBLE REPORT HANDLING SERVICES/TROUBLE REPORT GUIDELINE

The Contractor shall provide ICO with Trouble Report Handling Services relating to ICO GPRS.

5.4.3 SOFTWARE UPDATE SERVICE

Any part of the Software found to cause a measurable deviation from the software functionality, and which is not of an emergency character shall be corrected by supplying software updates to ICO in accordance with the schedule supplied by the Contractor in its Trouble Report Answer.

New or updated documentation on software updates will be furnished to ICO free of charge.

The contractor shall implement and/or install, free of charge, the corrected software, supplied in accordance with the Software Update Services, on one SAN Site. ICO shall perform and be responsible for the implementation and/or installation on the rest of the SAN, SRMC or NMC Sites.

5.4.4 CONSULTATION SERVICES

The contractor shall perform consultation services, mainly consisting of answers and recommendations due to general system operation and maintenance routine inquiries identified by ICO's support personnel. This shall be done during normal business hours for the contractor.

5.4.5 SPARES REPLENISHMENT

The contractor shall replenish Spares acquired with the initial or subsequent GPRS equipment procurement during the Deluxe warranty period.

5.4.6 EXCLUDED HARDWARE AND SOFTWARE

5.4.6.1 The system services do not cover hardware or software that is damaged due to ICO's or any third-parties' misuse or mishandling, packing, repairs or attempted modifications.

--------------------------------------------------------------------------------
[LOGO]              Annex 1 - Contractor's GPRS Deliverables
--------------------------------------------------------------------------------

5.4.6.2 The system services shall not apply to any failure caused by modification of the hardware or software without the Contractor's written approval and failures caused by interworking equipment not supplied under the Agreement.

5.4.6.3 Consumable parts such as lamps, fuses, batteries, are excluded from the system services.

6. DELIVERABLE FUNCTIONS AND FEATURES

The Contractor shall deliver the ICO GPRS system with all of the associated equipment and facilities including necessary software so that the functions and features as described in the ICO GPRS Requirements Specification, will operate as specified.

The capacity of the GPRS initial installation shall be (TBD). The capacity of the GPRS expansion blocks shall be (TBD).

The schedule for delivery, installation, commissioning, integration and testing of the equipment and its integration into the total IGF is set forth in Annex 4 of this SOW.

7. DELIVERABLE EQUIPMENT

7.1 The deliverable equipment is as specified in the price proposal.

8. DELIVERABLE SERVICES

8.1. The Contractor shall install, integrate, test, and hand over to ICO all GPRS elements at 12 SAN sites.

8.2 The contractor shall provide training program as defined in Annex 5 of the GPRS SOW.

9. SITE INSTALLATION DELIVERABLES

The Contractor shall provide:

9.1 Specifications defining all of the interface points and the associated interface conditions far all equipment supplied in accordance with a schedule to be agreed at the PDR.

9.2 The specification of the power consumption, including, but not limited to start-up and normal operating loads and required no-fuse-breaker capacities and quantities for all of the equipment that will

--------------------------------------------------------------------------------
[LOGO]              Annex 1 - Contractor's GPRS Deliverables
--------------------------------------------------------------------------------

be supplied by the Contractor and for future expansion of the equipment, in accordance with the NEC-provided Equipment List, within 1 month of contract signature.

9.3 The specification of Equipment heat dissipation for all items of equipment that will be supplied by the Contractor and for future expansion of the Equipment, in accordance with the NEC-provided Equipment List, within 1 month of contract signature.

9.4 Certifications, where required, to confirm that all the equipment supplied for use in the country meets all local and federal regulations and or standards applicable in that country. Certification of ETSI CE mark, if required, is subject to execution of an associated contract option.

10. SYSTEM CONFIGURATION INFORMATION

ICO shall provide the configuration information in the format defined by the Contractor. The Contractor shall configure the equipment as per the supplied configuration information and shall provide ICO the details of the configuration in an agreed-upon form at handover.

--------------------------------------------------------------------------------
[LOGO]                  Annex 2 - Services and Equipment
--------------------------------------------------------------------------------

                                Provided by ICO


                                TABLE OF CONTENTS

l.   GENERAL ....................................................     A2-2
2.   INFORMATION TO BE  PROVIDED BY ICO .........................     A2-2
3.   SERVICES TO BE PROVIDED BY ICO .............................     A2-2
4.   EQUIPMENT TO BE PROVIDED BY ICO ............................     A2-2

--------------------------------------------------------------------------------
[LOGO]                  Annex 2 - Services and Equipment
--------------------------------------------------------------------------------

I.    GENERAL

      ICO shall be responsible for the provision of the following information, services and equipment, by the specified dates shown in Appendix 1.

2.    INFORMATION TO BE PROVIDED BY ICO

      o     Refined traffic model for initial GPRS service

      o     SGSN and GGSN quantities and site locations

      o     ICO 04.60.A1 ICO Radio Link Control (RLC) Specification

      o     ICO 104.60.A2 ICO Media Access Control (MAC) Specification

      o     All other Air Interface specifications that may need modifications.

      o Requirements of backbone and frame relay networks and related connectivity.

3.    SERVICES TO BE PROVIDED BY ICO

      ICO shall be responsible for providing the following:

3.1 Inter-Site SAN E1 digital communication links, terminated on a Data Distribution Frame (DDF), prior to the commencement of Phase 2-2 Integration testing at each SAN site. The quantity of intersite SAN E1 digital communication links required by the contractor, will be confirmed no later than the Final System Design Review.

3.2 Digital communication links from SAN to point of interconnect (i.e., to backbone and other public data networks), terminated on a DDF, prior to the commencement of GPRS Phase 2-2 Integration testing at each SAN site. The quantity of digital communication links, required by the Contractor, will be confirmed no later than the Final System Design Review.

3.3 Digital communications links, terminated on a DDF, between SANS and NMC. The quantity of digital communications links, required by the Contractor, will be confirmed no later than the Final System Design Review.

3.4 Free assignment and use of SAN and ICO satellite air time and inter-site circuits, as necessary and relevant to the job, for the duration of the ICONET setup and testing, by the Contractor.

4.    EQUIPMENT TO BE PROVIDED BY ICO

      ICO shall be responsible for providing the following:

--------------------------------------------------------------------------------
[LOGO]                  Annex 2 - Services and Equipment
--------------------------------------------------------------------------------


4.1 Test equipment as listed in TABLE 2-1 at each SAN, for the duration of the installation and Test period in accordance with the Master Level Schedule, Annex 4.

------------------------------------------------------------------------------------
NO.   TEST EQUIPMENT                     MODEL NO.              QTY.     REMARKS
---   --------------                     ---------              ----     -------
------------------------------------------------------------------------------------
Standard Test Equipment
  1   Spectrum Analyzer                  HP 8563E Option 006    1 Set
  2   Microwave Counter                  HP 5350B               1 Set
  3   Power Meter                        HP 437B                1 Set
  4   Power Sensor for Power Meter       HP 8481A               1 Set
  5   Scalar Network Analyzer            HP 8757D               1 Set
                                         HP 85025A              2 Sets
  6   RF Sweep Generator                 HP 8350B               1 Set
                                         HP 83595C              1 Set
  7   Digital Multimeter                 HP 34401A              1 Set
  8   RF Step Attenuator 10 dB Step      HP 849B                1 Set
  9   RF Step Attenuator 1 dB Step       HP 8495B               1 Set
 10   Microwave Link Analyzer            ME 4501B               1 Set
 11   Printer                            YS-11841H              1 Set
 12   Coaxial Attenuator Set             HP 11582A              1 Set
 13   Coaxial Coupler (2 dB)             HP 773D                1 Set
 14   RF Coaxial Hybrid                  HP 11667A              1 Set
 15   IF Coaxial Hybrid                  TBA                    1 Set
 16   Digital Storage Oscilloscope (50   HP54520A               2 Sets
      MHz)
 17   Logic Analyzer (100 MHz, 32        HP 16500B              1 Set
      Channels)
 18   LAN Analyzer                       TBA                    1 Set
 19   Protocol Analyzer                  Siemens K1103          1 Set
 20   El/T1 Test Set                     TTC T Berd 209A        1 Set
 21   PC                                 TBA                    1 Set
 22   Ethernet Sniffer                   PT - 85EN/TJ           1 Set
 23   ISDN Tester                        TBA                    1 Set
 24   Data Logger                        TBA                    1 Set
 25   Power Analyzer                     TBA                    1 Set
------------------------------------------------------------------------------------
Special Test Equipment

 1    Satellite Channel Simulator        N/A                      1 Set
 2    PCS Checker                        N/A                      1 Set
------------------------------------------------------------------------------------

                   TABLE 2-1 TEST EQUIPMENT FOR EACH SAN SITE

--------------------------------------------------------------------------------
[LOGO]               Annex 3 - Installation Site Conditions
                                    for GPRS
--------------------------------------------------------------------------------



                                TABLE OF CONTENTS

 1.  GENERAL ..........................................    A3-2


--------------------------------------------------------------------------------
[LOGO]               Annex 3 - Installation Site Conditions
                                    for GPRS
--------------------------------------------------------------------------------

1.    GENERAL

      The requirements of the IGF SOW, Annex 3 Sections 4 through 8 and Appendices 1 through 4 shall apply as appropriate for the GPRS installations.

                        Annex 4 - Program Management and
                       Implementation for the GPRS Supply



                                TABLE OF CONTENTS

 1.  PROGRAM MANAGEMENT ..............................................    A4-2
 2.  MEETINGS ........................................................    A4-3
 3.  REPORTING .......................................................    A4-5
 4.  CHANGE PROCESS ..................................................    A4-6
 5.  QUALITY ASSURANCE ...............................................    A4-6
 APPENDIX 1 ..........................................................    A4-7


--------------------------------------------------------------------------------
                        Annex 4 - Program Management and
  [LOGO]               Implementation for the GPRS Supply
--------------------------------------------------------------------------------

1.     PROGRAM MANAGEMENT

1.1    PURPOSE

       This Annex sets out the scope of work related to the Program Management and identifies the GPRS supply schedule to be incorporated into the master level schedule.

1.2    Scope

1.2.1 The Contractor shall establish a Program Office in London (the "Program Office").

1.2.2 The Program Office shall provide the prime interface with ICO and shall be responsible for ensuring that the program is carried out in accordance with this Agreement.

1.2.3 The Contractor shall establish, implement, and maintain, during the course of this Agreement, a project control system and process that will ensure effective management.

1.2.4 The Program Management Plan, Document WG7-PL-60041, describes the program management process, the NEC team program, project and management structure of the NEC team, and any subcontractor and is included as reference 1 to TABLE 1 of Annex 6 of this SOW.

1.2.5 The Program Management Plan, Document WG7-PL-60041, shall be updated from time to time to reflect any changes.

1.2.6 The NEC Team Program Office project control system and management process shall include but not be limited to the following areas:

       -      Establish and maintain Contractor program office
       -      Project administration
       -      Schedule planning and control
       -      Project resources and organizations
       -      Project review and progress reporting
       -      Problem reporting and tracking
       -      Technical management and system engineering
       -      Risk management and reporting
       -      Quality assurance
       -      Configuration management
       -      Financial reporting

--------------------------------------------------------------------------------
                        Annex 4 - Program Management and
  [LOGO]               Implementation for the GPRS Supply
--------------------------------------------------------------------------------

1.2.7 The GPRS Supply Schedule, as attached to this Annex, reflects the baseline schedule for management and implementation of the project at the time of contract signature.

       It will be reviewed regularly by the Project Review Meeting (PRM) and revised throughout the life of the project to reflect changing schedule requirements. The MLS is subject to the following caveats;

       - Subsystem PDR and FDR dates to be reviewed to correlate with the System PDR and FDR.

       - PDR and FDR dates to be agreed upon for the special test equipment.

2.     MEETINGS

The Contractor shall conduct the following meetings.

2.1    PRELIMINARY DESIGN REVIEW (PDR) MEETING

       The purpose of the PDR is to inform ICO on the baseline concept, configuration, and design. It establishes the general compatibility and sizing of internal and external interfaces of the GPRS. The selected design concept and its feasibility shall be presented together with a tradeoff analysis if any is required. Partitioning of the requirements into further subsystem and equipment elements must be presented for review.

       The Contractor shall identify at least the following:

       -      Compliance with the ICO GPRS Requirements Specification

       - The interfaces to other systems and subsystems and assumed functions of those subsystems

       - The system and subsystem design concept including breakdown into major equipment blocks, the interfaces among such blocks of equipment, and equipment sizing

       - Descriptions of key procedures with sequence charts and logic diagrams, if applicable, for the system, also showing interactions with other subsystems

       - The impact on requirements for external interfaces of the IGF, including the Air Interface

       - Report progress of work for the preparation of documentation for Phase 1 and Phase 2.1 GPRS testing

--------------------------------------------------------------------------------
                        Annex 4 - Program Management and
  [LOGO]               Implementation for the GPRS Supply
--------------------------------------------------------------------------------

       For the relevant section in the ICO GPRS Requirements Specification, the Contractor shall identify highlights, problems and difficulties, and any differences from the existing concepts. The Contractor shall indicate how it is intended to resolve any identified problem.

       Completion of the PDR establishes the initial design baseline and permits the detailed design to proceed with minimum risk of major changes being required later.

2.2    FINAL DESIGN REVIEW (FDR) MEETING

       The purpose of the FDR is to demonstrate to ICO that the baseline design of GPRS is complete. It verifies the compatibility of the interfaces and the compliance of the system and subsystems with the IGFR and with the design and performance established at the PDR based on appropriate engineering model tests, or design studies analyses. It also verifies the compatibility with the overall IGF system design. The review further establishes the adequacy of plans and preparation for integration, test and operation of the GPRS system.

       The Contractor shall refine and confirm the details presented at the PDR. The Contractor shall describe the way in which each of the subsystem and IGF system level issues identified before, during, and after the PDR have been resolved. The Contractor shall report the progress of work for the preparation of documentation of Phase 1 and Phase 2.1 GPRS testing.

       After completion of the FDR the baseline design shall be frozen.

2.3    COORDINATION OF REVIEW MEETINGS

       Prior to any given PDR or FDR, the responsible Subsystem or System Contractor shall coordinate with ICO to discuss issue and agree on expectations of the Review, including agenda, participation, location, and the level of details to be addressed.

2.4    SCHEDULE FOR REVIEW MEETINGS

       The schedule for review meetings will be agreed upon between the Contractor and ICO.

2.5    FORMAL PROGRAM REVIEW MEETINGS (PRMS)

       In addition, formal Program Review Meetings (PRMs) will be held with ICO on a monthly basis. The Contractor will prepare and present to ICO a status report for all program activities which will identify progress to date, risks, and issues and identify the work plan and milestones for the next period.

2.6 ICO may participate in the Contractor's Internal Review Meetings and at its own discretion, observe all Status and Design Reviews that the Contractor may require from its subcontractors. ICO shall bear all the travel and associated costs for its own staff.

--------------------------------------------------------------------------------
                        Annex 4 - Program Management and
  [LOGO]               Implementation for the GPRS Supply
--------------------------------------------------------------------------------

2.7 All relevant meeting documentation, including meeting agendas, shall be made available to ICO in accordance with Annex 6, TABLE 1. The review meeting reports shall record all agreements and action items, with target completion dates, agreed between the Contractor and ICO during the relevant review meeting.

2.8 All material shall be provided in English. All documentation, test results, and reports shall be presented in a manner consistent with good commercial practice in content and quality of material, as well as reproduction. ITU terminology and SI units, where possible, shall be used in all technical and operational documentation and drawings.

2.9 Further reviews may be necessary from time to time to address progress or technical issues in critical or high risk areas; these will be agreed upon with ICO as required.

3.     REPORTING

       The content of the monthly report presented to the Program Review Meetings (PRMs) shall be:

i)     Progress achieved since the previous report
ii)    Problems encountered and resolution plan
iii)   Items or information required from ICO
iv)    Updated schedule (including activities of subcontractors)
v)     Reviews status (including reviews by subcontractors)
vi)    Action items status and resolution
vii)   Work planned for the upcoming month
viii)  Tests, including tests by subcontractors, planned for the coming month
ix)    Review major/critical risks and action plans

3.1 In addition to the monthly report on project progress, the Contractor will submit to ICO other reports as identified in Annex 6, Contract Documentation, and as required by this SOW.

3.2 Action items, issues and risks shall be tracked throughout the duration of the contract databases uniquely identifying each action item, issue, and risk shall be maintained. Each item shall include a description, originator, action, date raised, action plan, due date for completion, status and actual completion date. The Program Office shall be responsible for action items arising from the overall program and system design reviews and the appropriate contractor shall be responsible for action items arising from the relevant subsystem reviews.

--------------------------------------------------------------------------------
                        Annex 4 - Program Management and
  [LOGO]               Implementation for the GPRS Supply
--------------------------------------------------------------------------------

4.     CHANGE PROCESS

4.1 The Contractor shall set up and maintain a Change Control Board (CCB), which shall be responsible for the processing of any proposed changes between the members of the Contractor's team.

4.2 The CCB shall also be responsible for the implementation of changes to this Agreement.

4.3    ICO representatives shall be members of the CCB.

5.     QUALITY ASSURANCE

5.1 The Contractor shall at all times maintain ISO 9001 accreditation. In addition, the Contractor shall prepare ICO-specific quality assurance plans ("Quality Assurance Plans"), which demonstrate ISO 9441 compliance, the necessary quality assurance practice, procedure, process and standards to the satisfaction of ICO.

5.2 The Program Office shall be responsible for ensuring that the Quality Assurance Plans are prepared, submitted to ICO for approval, implemented and that such procedures, process, and standards, etc., are maintained. The Quality Assurance Plans are referenced in TABLE I of Annex 6 of this SOW and their scheduled delivery contained on the Master Level Schedule in Appendix 1 to this Annex.

--------------------------------------------------------------------------------
                        Annex 4 - Program Management and
  [LOGO]               Implementation for the GPRS Supply
--------------------------------------------------------------------------------

               APPENDIX 1 TO GPRS SOW ANNEX-4 GPRS SUPPLY SCHEDULE

     ID NO.                    TASK NAME                             START             FINISH
     ------                    ---------                             -----             ------
      XXO           EDC (Note 1)                                   02-Jan-98             -
      XX1           PDR                                            07-Jul-98         10-Jul-98
      XX2           FDR                                            10-Jan-99         15-Jan-99
      XX3           Hardware Production Acquisition                02-Jan-99         01-Oct-99
      XX4           Implementation                                 02-Jul-98         01-Mar-00
      XX5           Phase-1 Testing                                01-Nov-99         01-Mar-00
      XX6           Ship to site (2 per month)                     02-Oct-99         02-Mar-00
      XX7           Onsite (2 per month)                           02-Nov-99         02-Apr-00
      XX8           Installation + Phase 2-1 (2 per month)         02-Jan-04         02-Jul-00
      XX9           Phase 2-2 Test Complete (2 per month)          02-Mar-00         02-Sep-00
     XX10           Phase-3 Testing                                03-Sep-00         03-Mar-01

Note 1 In the event that ICO elects a delayed delivery schedule for the GPRS, all dates listed above shall be delayed accordingly.

--------------------------------------------------------------------------------
  [LOGO]                Annex 5 - GPRS Training
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

1. GENERAL ................................................................      A5-2

2. COURSE 1- OPERATION AND MAINTENANCE ......................................    A5-2

3. COURSE 2 - ICO INSTRUCTOR'S TRAINING ...................................      A5-3

4. COURSE 3 - SYSTEM ARCHITECTURE AND OPERATION AND MAINTENANCE ...........      A5-3

5. GENERAL TRAINING CONDITIONS ............................................      A5-4

--------------------------------------------------------------------------------
  [LOGO]                Annex 5 - GPRS Training
--------------------------------------------------------------------------------

1.     GENERAL

1.1    This Annex sets out the scope of the training courses for the ICO staff.

1.2    The training courses are summarized below:

1.2.1  On-site Operation and Maintenance Course at each SAN site

1.2.2  ICO Training Instructor Course at one SAN site and one NMC site

1.2.3  System Architecture and Operation and Maintenance Course at an NMC

1.3 The Contractor in conjunction with ICO will develop a detailed training plan within 6 months of execution of this Agreement.

1.4 ICO and the Contractor shall work closely together to develop a training program that does not impact on the Master Level Schedule that ensures availability of trained ICO staff at a time when O & M services are required.

2.     COURSE 1 - OPERATION AND MAINTENANCE

2.1 An On-site Operation and Maintenance course shall be carried out at each of the twelve SAN sites.

2.2 The purpose of this course is to provide the SAN operator's operation and maintenance staff with an understanding of the operation and maintenance of the relevant system and subsystems.

       The duration of the GPRS Course, for each of the twelve (12) SAN sites, shall be 10 days.

       The courses shall include the following elements for each subsystems:

       a)     Principles and functional design
       b)     Interfaces and interaction with other subsystems
       c)     Safety aspects
       d)     Operation (local and remote)

--------------------------------------------------------------------------------
  [LOGO]                Annex 5 - GPRS Training
--------------------------------------------------------------------------------

       e)     Emergency operation
       f)     Routine maintenance
       g)     Troubleshooting

2.3 The number of SAN operator's students, participating in each of the above courses, shall be a maximum of 10 students.

2.4 The Contractor shall provide background material and any other training course notes to supplement the operation and maintenance handbook.

2.5 The Contractor shall allow "over the shoulder" observation, during the equipment installation and testing.

3.     COURSE 2 - ICO INSTRUCTOR'S TRAINING

3.1    A training course shall be held for ICO's own training instructors.

3.2 The purpose of this course is to train ICO's training instructors so that they will be able to carry out their own training courses on the SAN system architecture, as well as the operation and maintenance of the SAN and NMC systems.

3.3 The duration of the on-site ICO instructor's training course shall be 15 days. The starting date is to be mutually agreed during the course of the Supply Agreement.

3.4 The number of ICO training instructors, participating in each of the above courses, shall be a maximum of 15 students.

3.5 The ICO training instructors training course shall be held at one of the twelve (12) SAN sites, to be elected by ICO.

3.6 The Contractor shall provide background material and any other training course notes to supplement the operation and maintenance handbook.

4.     COURSE 3 - SYSTEM ARCHITECTURE AND OPERATION AND MAINTENANCE

--------------------------------------------------------------------------------
  [LOGO]                Annex 5 - GPRS Training
--------------------------------------------------------------------------------



4.1 A training course shall be held for training ICO'S engineering staff at one of the NMC sits, to be elected by ICO.

4.2 The purpose of this course is to provide the ICO engineers with an understanding of the system architecture and overview of the operation and maintenance of all the SAN's from the NMC.

4.3 The duration of the System Architecture and Operation and Maintenance training course shall be 5 days.

4.4 The number of ICO engineers, participating in each of the above courses, shall be a maximum of 10 students.

5.     GENERAL TRAINING CONDITIONS

5.1 Training shall consist of a combination of lecture style training and hands-on training. The style of training shall be dependent on the particular training course, and convenience of the training syllabus.

5.2 ICO shall make the relevant system and subsystems available as required for the purposes of hands-on training.

5.3 The students shall, as a minimum, have background knowledge and understanding of the overall SAN and NMC system and SBS courses of the IGF Supply Contract.

5.4 Training shall be carried out during normal local working hours nominally from 9:00 a.m. -4:00 p.m. 5 days a week.

5.5 ICO shall make the required staff available during these hours for the training course.

5.6 Training courses shall be conducted in the English language by technical training experts from the Contractor. The trainers shall be experienced in training staff whose mother tongue is not English. The students shall, as a minimum, have a good working knowledge and understanding of the English language though.

--------------------------------------------------------------------------------
  [LOGO]                Annex 5 - GPRS Training
--------------------------------------------------------------------------------

5.7 One copy of training notes shall be provided for each student in the English language. All the training documentation shall be provided in the English language and shall preferably use SI units. A copy of the training material shall be supplied to both IGO and the SAN operator one month before the commencement of the training session.

5.8 ICO shall supply the following training facilities at each training site for the duration of the training:

       - Training room with seating and lighting for at least 10 students and one instructor.

       -      Overhead Projector Facilities for transparency presentation.

       -      Video Recorder and Television facilities

       -      White Board Facilities

       -      PC Overhead Projector Facilities

       -      Photocopy Machine

       -      Printer

       -      Phone and fax with international line access

--------------------------------------------------------------------------------
  [LOGO]                Annex 6 - GPRS Documentation
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

1. GENERAL ............................................      A6-2

2. DOCUMENTATION MANAGEMENT AND CONTROL ...............      A6-2

3. EQUIPMENT HANDBOOK .................................      A6-2

4. AS-BUILT INFORMATION ...............................      A6-3

--------------------------------------------------------------------------------
  [LOGO]                Annex 6 - GPRS Documentation
--------------------------------------------------------------------------------

1.     GENERAL

1.1 This Annex sets out the documentation that shall be provided by the Contractor in accordance with the requirements of this SOW.

1.2 The Contractor shall provide all documentation to ICO Global Communications in accordance with Table 1 of this Annex and shall be responsible for maintaining the currency of the documentation distribution of all copies and revisions to ICO.

1.3 The language used in all documentation submitted shall be English. Consistency of nomenclature shall be maintained between documents and each document shall contain a list of all abbreviations used. The SI system of units shall be used wherever possible throughout all documents. Common document standards shall be followed and the title page of all documents shall clearly identify:

a)     Document reference number
b)     Revision status
c)     Date of Issue
d)     Title of document
e)     Approval status
f)     Classification
g)     Author
h)     Distribution

1.4 In addition to hard copy, all document's shall also be submitted as electronic files) in MS Office(TM) or compatible format, or where appropriate, CD-ROM disk medium. Some documentation may be provided via electronic mail over the Internet to the address [xxxxxx@i-co-co-uk] by agreement with ICO. All documentation provided over the Internet will be sent as encrypted files using MS Exchange(TM) or system providing equivalent security.

       The switching O&M libraries will only be provided on CD ROM Disk medium.

2.     DOCUMENTATION MANAGEMENT AND CONTROL

       The documentation management and control process will be performed by the Contractor in accordance with the requirements contained in the Program Management Plan referred to in Table 1 of this Annex.

3.     EQUIPMENT HANDBOOK

The Equipment Handbook shall contain as a minimum:

--------------------------------------------------------------------------------
  [LOGO]                Annex 6 - GPRS Documentation
--------------------------------------------------------------------------------

       -      Detailed description of the subsystem addressed in the relevant section including top-level functional block diagrams, electrical and technical performance characteristics.

       - All relevant interfaces and characteristics of signals and data messages across those.

       -      Conditions to be observed during normal operation of the system.

       - Anomalies, which may occur during normal operations and how to rectify those.

       - Procedures for periodic maintenance and calibration if applicable and their recommended schedules.

       -      Corrective maintenance and fault-finding methods at system level.

4.     AS-BUILT INFORMATION

The "As-Built" Information data will be provided for the management center sites and on a per SAN and NMC Site basis covering all the equipment and antenna areas and shall include:

       -      Rack layout

       -      Elevation Drawings

       -      Interconnection and Cabling Diagrams

       -      Hardware Inventory

       -      Data Transcript files for the Switching elements

--------------------------------------------------------------------------------
  [LOGO]                Annex 6 - GPRS Documentation
--------------------------------------------------------------------------------

                       TABLE 1 - DOCUMENTATION SUBMISSION

                                                                                       NO. OF COPIES
ITEM                                        SUBMISSION                                 (REF. TO NOTES BELOW)
----                                        ----------                                 ---------------------
Programme Mgt Plan (WG-PL-                                                             2
60041)
The Contractor's Standard QA Plans                                                     2
ICO-Specific Contractor's QA Plans          10 working days before FDR                 2
                                            meeting
Programme Review Meeting (PRM)              At ICO 2 working days before               2 + Internet
Reports                                     PRM meeting
Preliminary Design Reviews                  1 week before PDR meeting                  5
Documentation Pack (system and
subsystem)
Final Design Reviews Documentation          10 working days before FDR                 5
Pack (system and subsystem)                 meeting
In-Plant Ph. l Test Requirements            Draft 7 months prior to start of           2
                                            tests. Final 6 months prior to
                                            start of Tests
In-Plant Ph. l Test Plan                    Draft 3 months prior to start of           2
                                            tests. Final 2 months prior to
                                            start of tests
In Plant Ph. l Script                       l month prior to start of tests
In-Plant Ph. l Test Data Report             Draft within 1 month after                 2 (+1 to each relevant install.
                                            completion of tests. Final 3               site)
                                            months after completion of
                                            tests

--------------------------------------------------------------------------------
  [LOGO]                Annex 6 - GPRS Documentation
--------------------------------------------------------------------------------

Item                                         Submission                                   No. of Copies
                                                                                          (Ref. to notes below)
-----------------------------------------------------------------------------------------------------------------------------------
Shipping Information for all                 On shipment                                  2 (+1 to each install. site)
Shipments to site and ICO
-----------------------------------------------------------------------------------------------------------------------------------
Onsite Ph. 2-1 Test Requirements             Draft 7 months prior to start of             2
                                             tests. Final 6 months prior to
                                             start of Tests
-----------------------------------------------------------------------------------------------------------------------------------
Onsite Ph. 2-1 Test Plan                     Draft 3 months prior to start of             2 (+1 to each test site)
                                             tests. Final 2 months prior to
                                             start of tests
-----------------------------------------------------------------------------------------------------------------------------------
Onsite Ph. 2-1 Script                        1 month prior to start .of tests
-----------------------------------------------------------------------------------------------------------------------------------
Onsite Ph. 2-1 Test Data Report              Draft within 1 month after                   2 (+1 to each test site)
                                             completion of tests. Final 3
                                             months after completion of
                                             tests
-----------------------------------------------------------------------------------------------------------------------------------
Onsite Ph. 3 Test Plan Requirements          Draft 7 months prior to start of             2
                                             tests. Final 6 months prior to
                                             start of Tests
-----------------------------------------------------------------------------------------------------------------------------------
Onsite Ph. 3 Test Plan                       Draft 3 months prior to start of             2
                                             tests. Final 2 months prior to
                                             start of tests
-----------------------------------------------------------------------------------------------------------------------------------
Onsite Ph. 3 Test Script                     1 month prior to start of tests              2 (+1 to each test site)
-----------------------------------------------------------------------------------------------------------------------------------
Onsite Ph. 3 Test Data Report                Draft within 1 month after                   2 (+1 to each test site)
                                             completion of tests. Final 3
                                             months after completion of
                                             tests
-----------------------------------------------------------------------------------------------------------------------------------
Training Syllabus                            3 months before start of                     2
                                             training sessions
-----------------------------------------------------------------------------------------------------------------------------------
Training Manuals and Documentation           1 month before start of                      2 (+10 to each training site)
(inc notes)                                  training sessions
-----------------------------------------------------------------------------------------------------------------------------------
O&M Equipment Handbooks                      At equipment delivery                        2 (+1 each install. site)
-----------------------------------------------------------------------------------------------------------------------------------
As-Built for SAN and NMC Sites               1 month after completion of                  2 (+1 to each install. Site)
                                             site work
-----------------------------------------------------------------------------------------------------------------------------------
Air Interface Protocol Validation            As detailed in Annex II                      5 copies
(AIPV) - (optional)
-----------------------------------------------------------------------------------------------------------------------------------
ICONET Integration                           As detailed in Annex 9                       2 (+1 to each test site)
-----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   Annex 7 - Site Working Arrangements for
[LOGO]                             GPRS
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

1. INTRODUCTION .................................................      A7-2

2. WORKING HOURS AND ACCESS TO SITE .............................      A7-2

3. SITE RESPONSIBILITIES AND SAFE WORKING PRACTICES .............      A7-2

4. SITE COMMUNICATIONS ..........................................      A7-3

5. SITE IMPLEMENTATION PERIODS ..................................      A7-3

--------------------------------------------------------------------------------
                   Annex 7 - Site Working Arrangements for
[LOGO]                             GPRS
--------------------------------------------------------------------------------

1.     INTRODUCTION

1.1 This Annex describes the scope of the site working arrangements and safe working practices.

1.2    The scope of the site installation work includes the following:

1.2.1  Site management

1.2.2  Installation of the equipment

1.2.3  Installation and termination of the IFL cables

1.2.4  Testing of the equipment

2.     WORKING HOURS AND ACCESS TO SITE

2.1 The Contractor shall be entitled to request access to all sites on a 24 hours per day, 7 days a week basis so that it may conduct all necessary inspection, site visits, installation, testing or fault rectification.

2.2 The Contractor shall provide notice to ICO at thirty (30) days in advance, where possible, of all personnel requiring access to the site.

2.3 The Contractor shall submit to ICO a list of the names of the site staff and visitors and produce satisfactory evidence as to their identity so that the name on each individual pass card can be filled in before the passes are issued.

2.4 Pass cards shall not be transferred and will be valid only for the person to whom they are issued, and shall be returned to ICO when the individual leaves the site.

3.     SITE RESPONSIBILITIES AND SAFE WORKING PRACTICES

--------------------------------------------------------------------------------
                   Annex 7 - Site Working Arrangements for
[LOGO]                             GPRS
--------------------------------------------------------------------------------

3.1 The Contractor shall keep all existing roads and pavements, used by the Contractor, clear of mud and debris. The Contractor shall make good all damage it causes to any road, footpath or other property during the execution of the work.

3.2 The Contractor shall keep all internal work areas clean and free of debris and dust and shall remove all packing materials.

3.3 While on the site, the Contractor and any Subcontractors' personnel shall at all times comply with the local site and security arrangements.

4.     SITE COMMUNICATIONS

4.1 The Contractor shall be responsible for all site communications charges during the installation and testing activities.

4.2 The Contractor shall invoice ICO and ICO shall reimburse all communications charges on an actual cost basis.

5.     SITE IMPLEMENTATION PERIODS

5.1 The schedule dates and sequence of installation at the SAN sites is shown in Master Level Schedule in Annex 4.

5.2 Periods when weather conditions may impact on external installation work shall be taken into consideration when preparing installation schedules.

--------------------------------------------------------------------------------
  [LOGO]                  Annex 8 - GPRS Test Plan
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

1. INTRODUCTION .......................................      A8-2

2. FACTORY PREINTEGRATION TEST FACILITY ...............      A8-2

3. ICO GPRS TEST PHASES ...............................      A8-2

4. GPRS DEMONSTRATION .................................      A8-4

--------------------------------------------------------------------------------
  [LOGO]                  Annex 8 - GPRS Test Plan
--------------------------------------------------------------------------------

1.     INTRODUCTION

1.1 This Annex describes the GPRS Test Plan for the supply contract. The aim of testing is to verify GPRS functionality and performance within the IGF.

1.2 Testing will be conducted in the same fashion as IGF testing, as shown in Annex 8 of the IGF SOW. Exceptions to this are TBD.

1.3 Final installation of the GPRS software and hardware may take place at SANs with live traffic; in such case, measures will be taken to minimize the impact on the live system. GPRS Phase 2-2 and 3 testing will be separate from other IGF testing and will not begin until the other IGF deliverables have received Level-1 acceptance from ICO.

1.4 The ICO GPRS unit and subsystem testing shall cover testing as specified in Specific ICO GPRS Requirements Specification (HNS-12075).

1.5 This Annex covers both in-factory and in-field testing, and formal and informal test campaigns. The detailed requirements, plans, acceptance criteria, scripts and Verification Cross Reference Matrices (VCRMs) for each section of the testing shall be developed during the course of the Supply Agreement.

1.6 The Contractor shall provide documentation for formal IGF GPRS testing for ICO's review and approval.

2.     FACTORY PREINTEGRATION TEST FACILITY

2.1 These informal tests combine all GPRS subsystems incrementally to provide confidence of operation of ICO GPRS prior to delivery to site.

2.2 The contractor shall provide Factory Pre-integration Test Facilities for use in the integration and development testing.

3.     ICO GPRS TEST PHASES

3.1    PHASE I, IN-FACTORY GPRS UNIT AND SUBSYSTEM TESTING

--------------------------------------------------------------------------------
  [LOGO]                  Annex 8 - GPRS Test Plan
--------------------------------------------------------------------------------

3.1.1 Unit and subsystem testing of ICO GPRS hardware and software shall follow the same methodology as defined in the IGF SOW. Unit testing shall be informal and subsystem testing shall be formal.

3.2    PHASE 2-I, GPRS INSTALLATION TESTING.

3.2.1 Installation testing of ICO GPRS hardware and software shall follow the same methodology as defined in the IGF SOW. Installation testing shall be formal and shall be completed before delivered equipment is released for further phases of testing or use.

3.2.2 Phase 2-1 testing will commence only with ICO's agreement that Phase 1 testing has been successfully completed.

3.3    PHASE 2-2, ON-SITE GPR,S INTEGRATION TESTING AT THE FIRST SAN.

3.3.1 Phase 2-2 on-site testing of ICO GPRS hardware and software at the first site shall follow the same methodology as defined in the IGF SOW. This testing shall be informal.

3.3.2 Phase 2 testing at other SANs will commence after baseline software has been corrected for all subsystems, based on field testing at the first SAN.

3.3.3 Testing will proceed progressively until all SANs have been successfully checked out.

3.3.4 A reduced set of Phase tests will be performed at SANS 2-12. This testing shall be formal.

3.4    PHASE 3 IGF GPRS SYSTEM TESTING

3.4.1 Phase 3 system testing of ICO GPRS hardware and software shall follow the same methodology as defined in the IGF SOW. This testing shall be formal.

3.4.2 Phase 3 ICO GPRS System Testing shall be performed in field by the system test team upon completion of the Phase 2-2 on-site GPRS integration testing and after Level-1 acceptance of other IGF deliverables at the site.

--------------------------------------------------------------------------------
  [LOGO]                  Annex 8 - GPRS Test Plan
--------------------------------------------------------------------------------

4.     GPRS DEMONSTRATION

4.1 The Contractor shall perform an End-to-End Packet Data Service Demonstration of the IGP. The demonstration shall confirm the GPRS functionality of the equipment together with the other elements of the ICO system, e.g., satellite(s), prototype user terminal (UT) and actual connection to the public switched packet data networks (PSPDNs).

4.2 The Contractor, with ICO assistance, shall demonstrate the establishment of end-to-end packet data connections, transmission and reception of packet data traffic, and connection cleardowns.

4.3 The demonstration shall show connections between an ICO data UT and a PSPDN terminal.

4.4 ICO's cooperation shall be a mandatory requirement for preparation of the SAN site and performing the demonstration. Specifically, all external components, being supplied by ICO and integrated into the ICONET, shall either already be satisfactorily in-service, or shall have undergone prior acceptance testing as a part of their individual Supply Agreements.


4.5 The following list outlines the basic prerequisites that shall be met, by the Contractor, for the demonstration to be performed:

       - The Contractor shall have completed Phase 2 Testing at the selected SAN site.

4.6 The following list outlines the basic prerequisites that shall be met, by ICO, for the demonstration to be performed.

       -      PSPDN connections are working.

       -      UTs capable of GPRS service are available.

       -      PSPDN terminal and any necessary subscription available.

--------------------------------------------------------------------------------
  [LOGO]                  Annex 9 - ICO GPRS Integration
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

1. INTRODUCTION ........................      A9-2

2. DELIVERABLE DOCUMENTS ...............      A9-2

--------------------------------------------------------------------------------
  [LOGO]                  Annex 9 - ICO GPRS Integration
--------------------------------------------------------------------------------

1.     INTRODUCTION

1.1 This Annex provides the framework required to scope, support and guide the integration of the ICO GPRS with the other elements of the ICO System ("ICONET GPRS Integration") and the responsibilities of the Contractor and ICO respectively. The ICONET GPRS Integration shall be an option exercisable by ICO.

1.2 The ICONET Integration shall be in accordance with the IGF ICONET Integration, as documented in Annex 9 of the IGF SOW, except as noted below.

1.3 The Master ICONET GPRS Integration Plan Document (MIGIPD) shall be developed. It shall specify the range of ICONET Integration to be carried out.

1.4 This ICONET Integration shall include the following Campaigns with the prototype UT.

       -      SAN-UT Interworking

       -      SAN-Satellites-UT Integration

       -      SAN-Gateways-PSPDNs Integration

       -      End-to-End GPRS System Technical Assessment

       -      Overall Network Monitor and Control

2.     DELIVERABLE DOCUMENTS

2.1 The Contractor shall provide the following documentation to ICO for ICONET GPRS Integration. ICO shall approve the final documents.


- ICONET Integration Requirement (Draft)            7 months prior to the start date
- ICONET Integration Requirements (Final)           6 months prior to the start date
- ICONET Integration Plan (Draft)                   3 months prior to the start date
- ICONET Integration Plan (Final)                   2 months prior to the start date
- ICONET Integration Script                         1 month prior to the start date
- ICONET Integration Report (Preliminary)           1 month after completion of integration
- ICONET Integration Report (Formal)                3 months after completion of integration

--------------------------------------------------------------------------------
                            Annex 10 - ICO GPRS
[LOGO]                      Acceptance Criteria
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

1. GENERAL ......................................................      2

2. PROBLEM CLASSIFICATION .......................................      2

3. REPRODUCIBLE FAULT CLEARANCE .................................      2

4. NONREPRODUCIBLE FAULT CLEARANCE ..............................      3

5. LEVEL 1 ACCEPTANCE CRITERIA ..................................      4

6. LEVEL 2 ACCEPTANCE CRITERIA ..................................      4

7. FAULT AND TEMPORARY FIX TRACKING AND REPORTING ...............      5

8. DEFERRED FUNCTIONALITY ACCEPTANCE CRITERIA ...................      5

--------------------------------------------------------------------------------
                            Annex 10 - ICO GPRS
[LOGO]                      Acceptance Criteria
--------------------------------------------------------------------------------

1.     GENERAL

1.1    This Annex sets out the Acceptance Criteria for the GPRS.

2.     PROBLEM CLASSIFICATION

2.1 The following definitions are guidelines for the classification of problems.

Type of effect of PROBLEM                            Critical            Major                   Minor
--------------------------------------------------------------------------------------------------------------
Ability to carry services defined in the GPRS        Capacity            Capacity <80%           Capacity
Requirements Specification.                          <50%                                        <100%
--------------------------------------------------------------------------------------------------------------
Ability to charge accurately for services            Any impact
defined in the GPRS Requirements
Specification.
--------------------------------------------------------------------------------------------------------------
Performance of end user services                     Service             Significant             Minor
                                                     unusable            degradation             degradation
--------------------------------------------------------------------------------------------------------------
Performance of administration and support                                Service                 Any
services                                                                 unusable                degradation
--------------------------------------------------------------------------------------------------------------
Provision of service features or                                         Not work or not         Any
supplementary services                                                   available               degradation
--------------------------------------------------------------------------------------------------------------
Reproducible or nonreproducible service              >1 per week         <1 per week
disruption to multiple data sessions
simultaneously
--------------------------------------------------------------------------------------------------------------
Session failures with non-reproducible                                   Affect more             Affect more
characteristics                                                          than TBD of an          than TBD of
                                                                         identified type         an identified
                                                                                                 type
--------------------------------------------------------------------------------------------------------------
Additional attention by operational staff            Constant            Frequent (less          Occasional
                                                                         than once per           (less than
                                                                         hour)                   once per day)
--------------------------------------------------------------------------------------------------------------

2.2 Any dispute that may arise out of the classification of problems, or about whether a problem has been fixed to the satisfaction of both parties, shall be dealt with by the Dispute Resolution procedures set out in the Terms and Conditions.

3.     REPRODUCIBLE FAULT CLEARANCE

3.1    CRITICAL PROBLEMS

--------------------------------------------------------------------------------
                            Annex 10 - ICO GPRS
[LOGO]                      Acceptance Criteria
--------------------------------------------------------------------------------

3.1.1 Any temporary fix for previously occurring critical problems shall be replaced with the corresponding permanent fix within 3 months.

3.2    MAJOR PROBLEMS

3.2.1 Any temporary fix for previously occurring major problems shall be replaced with a corresponding permanent fix within 3 months unless otherwise mutually agreed.

3.2.2 The fix for all other major problems, which do not have a temporary fix, shall be implemented and demonstrated no later than 3 months after Acceptance unless otherwise mutually agreed.

3.3    MINOR PROBLEMS

3.3.1 Any temporary fix for previously occurring minor problems shall be replaced with a corresponding permanent fix within 6 months unless otherwise mutually agreed.

3.3.2 The fix for all minor problems, which do not have a temporary fix, shall be implemented and demonstrated no later than 6 months after Acceptance unless otherwise mutually agreed.

4.     NONREPRODUCIBLE FAULT CLEARANCE

4.1 These are faults that occur rarely or cannot be reproduced in the test environment.

4.2    CRITICAL PROBLEMS

4.2.1 Any temporary fix for previously occurring nonreproducible critical problem shall be replaced with a corresponding permanent fix within a target period of 3 months.

4.3    MAJOR PROBLEMS

4.3.1 Any temporary fix for previously occurring nonreproducible major problems shall be replaced with a corresponding permanent fix within a target period of 3 months unless otherwise mutually agreed.

--------------------------------------------------------------------------------
                            Annex 10 - ICO GPRS
[LOGO]                      Acceptance Criteria
--------------------------------------------------------------------------------

4.3.2 All nonreproducible major problems shall be investigated by the addition of a diagnostic change or development of an agreed procedure to provide more detailed information so that progress can be made toward fixing the fault. The situation shall be reviewed within 1 month of the first recurrence.

4.4    MINOR PROBLEMS

4.4.1 Any temporary fix for previously occurring nonreproducible minor problems shall be replaced with a corresponding permanent fix within a target period of 6 months unless otherwise mutually agreed.

4.4.2 All non-reproducible minor problems shall be investigated by the addition of a diagnostic change or development of an agreed procedure to provide more detailed information so that progress can be made toward fixing the fault. The situation shall be reviewed within 2 months of the first recurrence.

5.     LEVEL 1 ACCEPTANCE CRITERIA

5.1 Level 1 acceptance shall be applied to each individual SAN or NMC site based on the results of all Phase 2 GPRS Tests.

5.2 Level 1 acceptance shall be granted when the SAN or NMC has no more than the following numbers of faults:

Fault Class                   Number of Faults                Number of Temporary Firm
--------------------------------------------------------------------------------------
Critical                      0                               5
--------------------------------------------------------------------------------------
Major:                        0
End User Services                                             20
--------------------------------------------------------------------------------------
Major: Others                 5                               20
--------------------------------------------------------------------------------------
Minor: End User Services      20                              100
--------------------------------------------------------------------------------------
Minor: Others                 See Note 1                      See Note 1
--------------------------------------------------------------------------------------

Note 1: All minor other problems shall be recorded and reviewed at the time of acceptance and prioritized with target date of 6 months to clear.

6.     LEVEL 2 ACCEPTANCE CRITERIA

6.1 Level 2 acceptance shall be applied to the GPRS as a whale based on the results of all Phase 3 tests.

--------------------------------------------------------------------------------
                Annex 11 - Air Interface Signaling Protocol
[LOGO]                  Validation of GPRS Features
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

1.  OBJECTIVES AND SCOPE ....................      2

2. TASK ORGANIZATION ........................      2

--------------------------------------------------------------------------------
                           Annex 10 - ICO GPRS
  [LOGO]                   Acceptance Criteria
--------------------------------------------------------------------------------

6.2    Level 2 acceptance shall be granted when the following criteria are met:

6.2.1  The GPRS as a whole has no more than the following numbers of faults:

Fault Class                      Number of Faults         Number of Temporary Fixes
-----------------------------------------------------------------------------------
Critical                         0                        5
-----------------------------------------------------------------------------------
Major:                           0                        20
End User Services
-----------------------------------------------------------------------------------
Major: Others                    5                        20
-----------------------------------------------------------------------------------
Minor: End User Services         20                       100
-----------------------------------------------------------------------------------
Minor: Others                    See Note 1               See Note 1
-----------------------------------------------------------------------------------

Note 1: All minor other problems shall be recorded and reviewed at the time of acceptance and prioritized with target date of 6 months to clear.

6.2.2 All Deliverables defined in this Statement of Work have been delivered, in accordance with the Statement of Work.

6.2.3  All Works required in this Statement of Work have been completed.

6.2.4 Sections 6.2.2 and 6.2.3 shall not apply to the Deliverables and items of the Works that are shown in a Master Level Schedule to be provided by the Contractor after the date of Phase 3 Test completion.

7.     FAULT AND TEMPORARY FIX TRACKING AND REPORTING

7.1 The procedures described in Annex 8 of the Statement of Work shall be applied to the faults and temporary fixes arising from Level 1 and Level 2 Acceptance Criteria.

8.     DEFERRED FUNCTIONALITY ACCEPTANCE CRITERIA

8.1 Deferred functionality acceptance shall apply to each element of functionality that is defined as to be delivered later than the IGF as a whole.

8.2 Deferred functionality acceptance shall be granted when the following criteria are met:

       1. The functionality has passed all formal tests using the operational GPRS System.
       2. The associated training, which is agreed to be required and purchased, has been completed.
       3.     The associated documentation has been delivered.

--------------------------------------------------------------------------------
                Annex 11 - Air Interface Signaling Protocol
[LOGO]                  Validation of GPRS Features
--------------------------------------------------------------------------------

1.     OBJECTIVES

       The Contractor shall revalidate the ICO Air Interface signaling protocols as modified by ICO to incorporate the GPRS. (Option, if exercised by ICO)

2.     TASK ORGANIZATION

2.1 The Contractor shall modify the simulation software of the IGF Air Interface Validation processors of the IGF supply contract to incorporate the new GPRS service feature performance defined in the ICO Air Interface Specification as modified and according to the requirements of the IGF SOW, Annex 11.

2.2 The Contractor shall conduct the ICO Air Interface Validation simulation and document the results subject to the requirements of the IGF SOW, Annex 11.

MEMO                                                                  [ICO LOGO]


  To: Melvin Pointer

From: George Wiginton

Date: 22 October 1997

Copy:



                                                     ICO Global Communications
                                                     1 Queen Caroline Street
                                                     Hammersmith London W6 9BN
                                                     United Kingdom

Subject: CONTRACT CHANGE ORDER NO 1                  TEL +44(0) 181 600 1000
                                                     FAX +44 (0) 181 600 1199
                                                     WEBSITE //www.ico.com

Dear Melvin

Please find attached Contract Change Order No 1 of the Supply Agreement
Contract.

This will now form part of the Supply Agreement dated March 3rd 1997 between the parties effective as from July 1st 1997.

Please file this with your copy of the main body of the Supply Agreement, Copy No 41.

Regards

George Wiginton

                                                              NEC PROGRAM OFFICE
                                                                     ICO Project
                                                                       5th FLOOR
                                                                   HORATIO HOUSE
                                                            77-85 FULL PALACE RD
                                                                     HAMMERSMITH
                                                                   LONDON W6 8JC
                                                                  UNITED KINGDOM
                                                       Tel: +44 (0) 181 600 4200
                                  Admin Office, WG 7 - Fax: +44 (0) 181 600 4290
                              Contract Office, WG 1-6 - Fax: +44(0) 181 600 1295


                                                                 15 October 1997


ICO Global Communications (Operations) Limited
c/o ICO Services Limited
1 Queen Caroline Street
London W6 9BN
England
For the attention of:
Mr. G L Titzer, Supervising Officer


Dear Sirs

SUBJECT: GPRS STUDY - CHANGE ORDER NO 1 TO THE SUPPLY AGREEMENT DATED MARCH 3RD 1997 BETWEEN NEC CORPORATION AND ICO GLOBAL
          COMMUNICATIONS (OPERATIONS) LIMITED



We refer to the recently executed Change Order No 1 between our two companies and in particular the Schedule contained in Table 9-2 of Attachment 1 thereto, "Proposal for ICO GPRS Requirements Specification Development Contract".

NEC Corporation wishes to propose modifications to the Schedule, as follow:


Submission of technical proposal                       Week of 27 October 1997
Final review of GPRS material, in London               Week of 3 November 1997
Final submission of integrated GPRS
package (Price, draft Terms & Conditions and
Statement of Work for implementation and, final
technical requirements)                                Week of 10 November 1997

There is no change in the Schedule for the "Final Specific Inputs to Market Plan and Business Case for ICO GPRS (06 October 1997).

All Air Interface Change Requests required to be provided in accordance with Table 9-2 of Attachment 1 have been provided by Hughes Network Systems. Inc., this having been completed by 03 October 1997.

Notwithstanding the delay in the provision of certain Deliverables, as described above, there will be no effect upon any other part of the Change Order No: l.

ICO Global Communications (Operations) Limited is requested to sign, date and return the enclosed copy of this letter to signify its agreement with the proposal and undertakings recorded herein.

Yours faithfully,

/s/ TADAO FURUKAWA
--------------------------------------
Tadao Furukawa
Contractor's Authorised Representative
NEC Corporation

The NEC Corporation proposal for modifying the Schedule contained in Table 9-2 of Attachment 1 of the Change Order No 1 to the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications (Operations) Limited and the associated undertakings, all as set out above, are agreed by ICO Global Communications (Operations) Limited.


 /s/ G L TITZER                                              20/10/97
----------------------------------------------    ------------------------------
G L Titzer                                        Date
Supervising Officer
ICO Global Communications (Operations) Limited

                                                                          4-6-32

                                                CONTRACT NUMBER: ICOO 97-1016/GW
                                                               CHANGE ORDER NO.2





                               2ND DECEMBER 1997



                               CHANGE ORDER NO.2

                                     TO THE

                                SUPPLY AGREEMENT

                                    BETWEEN

                                NEC CORPORATION

                                      and

                    ICO GLOBAL COMMUNICATIONS HOLDINGS (BV)






                                                                 COPY NUMBER 41
                                                                            ----

                                                                          4-6-32

                                                CONTRACT NUMBER: ICOO 97-1016/GW
                                                               CHANGE ORDER NO.2





                               2ND DECEMBER 1997




                               CHANGE ORDER NO.2

                                     TO THE

                                SUPPLY AGREEMENT

                                    BETWEEN

                                NEC CORPORATION

                                      and

                    ICO GLOBAL COMMUNICATIONS HOLDINGS (BV)

--------------------------------------------------------------------------------
[ICO LOGO]                                                   CHANGE ORDER NO: 2

            IGF SUPPLY AGREEMENT
            CONTRACT NO ICOO97 - 1016/GW

ICO                                                     DATE: 2ND DECEMBER, 1977

--------------------------------------------------------------------------------

In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:

--------------------------------------------------------------------------------
Amended Clauses               Attachment 1
--------------------------------------------------------------------------------
Amended Schedules             Attachment 2
--------------------------------------------------------------------------------
Amended Annexes               Attachment 3
--------------------------------------------------------------------------------
Amended Price                 Included in Attachment 2
--------------------------------------------------------------------------------
Other Amendments              Attachment 4 (Annex 4, Appendix 1 - Master Level
                                            Schedule)
--------------------------------------------------------------------------------
Reference Correspondence      SA0084/WG7/19970523/GT dated 23 May 1997 - 60 &
                              61 Day Options; SA0005/WG7/19970523/GT dated
                              23 May 1997 - Payload Command System;
                              SA0201/WG7/19970630/GT dated 30 June 1997 - 120
                              Day Options
--------------------------------------------------------------------------------
This Change Order No 2 will now form part of the Supply Agreement dated March 3rd 1997 between the parties and shall be effective in the case of 60 & 61 Day Options and Payload Command System Change of Requirements from 23 May 1997 and in the case of 120 Day Options from 30 June 1997, and shall be governed by and construed in accordance with the laws of England.

Except for the changes set out above, this Change Order No 2 makes no further amendments or modifications to the Agreement.
--------------------------------------------------------------------------------

Signed for and on behalf of               Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV     NEC CORPORATION

/s/ ***                                   /s/ ***
----------------------------------        --------------------------------------
Supervising Officer                       Contractor's Authorized Representative
[In the air over Russia]                  [Tokyo]


1 December 1997                           2 December 1997
----------------------------------        --------------------------------------
Date                                      Date
--------------------------------------------------------------------------------

                                                         [ICO LOGO & LETTERHEAD]

23 May 1997
Our Ref: SA0084/WG7/19970523/GT


NEC Corporation
c/o NEC-ICO Project Office
5th Floor, Horatio House
77-85 Fulham Palace Road
Hammersmith
London W6 8JC

For the attention of Mr Tadeo Furukawa



Dear Sirs

SUBJECT:  EXERCISE OF 60 AND 61 DAY OPTIONS
REFS:     SUPPLY AGREEMENT, ANNEX 1, SECTIONS 4.6 TO 4.8
          ICO LETTER: SA/0040/WGA/19970429/KS
          NEC LETTERS: IUKC-136 AND IUKC-134


This letter is to confirm, subject to concluding a mutually agreed Change Order to effect the required modifications to the Supply Agreement, ICO's intention to exercise the following Options:

     1. 2 satellite position determination using differential time measurements
     2. Service area mapping using tiles of variable size and shape
     3. Encryption On/Off based on service area
     4. UT frequency assignment by service area
     5. Service area mapping using guard band
     6. 2 satellite position determination using differential frequency
     7. Legal interception based on subscriber location, including LIMF.

The FOB equipment, installation and test prices for these items are:
     Items 1 to 4 inclusive - as established in Schedule 9 of the Supply
     Agreement
     Items 5 and 6 - as offered in IUKC - 136
     Item 7 - as offered in IUKC - 134.

The appropriate modifications to Schedule 13 of the Supply Agreement, ICONET Ground Facilities Requirements Document (IGFR), will form part of the eventual Change Order required to implement ICO's exercise of the above Options. These will be agreed with NEC as part of the preparation of the formal Contract Change Order.

CONFIDENTIAL AND PROPRIETARY TO ICO GLOBAL COMMUNICATIONS

Please acknowledge receipt of this letter, confirming NEC's acceptance of the exercise of the above Options and advising the responsible person within the NEC Project Office with whom ICO should develop and finalise the requisite Change Order.

Yours faithfully



GL Titzer
Supervising Officer


cc: NEC Documentation Manager
    J Singh, K Smith, P Poskett, K Hungerford, C Forsyth, G Wiginton, ICO Project Office

CONFIDENTIAL AND PROPRIETARY TO ICO GLOBAL COMMUNICATIONS

                                                         [ICO LOGO & LETTERHEAD]

23 May 1997
Our Ref: SA0085/WG7/19970523/GT

NEC Corporation
c/o NEC-ICO Project Office
5th Floor, Horatio House
77-85 Fulham Palace Road
Hammersmith
London W6 8JC

For the attention of Mr Tadeo Furukawa


Dear Sirs


SUBJECT:  PAYLOAD COMMAND SYSTEM - CHANGE OF REQUIREMENTS
REFS:     NEC LETTERS: IUKC-104 AND IUKC-133

This letter is to confirm ICO's intention to contract Hughes Space & Communications (HSC) for the provision of the stored-command portion of the Payload Command System (PCS). Accordingly, as from the date of this letter, NEC is requested to cease all further work on the stored-command portion of the PCS.

As a result of this direction to NEC, modifications to the Supply Agreement will be required -

     - to eliminate the stored-command element of the PCS from NEC's scope of work
     - to reconfirm the HPN-PCS Command Modem capability within the Baseline HPN Subsystem within NEC's scope of work, all as set out in the "Case-1: HSC provides PCS" attachment to IUKC-104.

These modifications to the Supply Agreement will be implemented by means of a mutually agreed Change Order. NEC is requested to advise the responsible person(s) within the NEC Project Office for progressing and finalising this Change Order.

In order to progress the completion of the Change Order expeditiously, NEC is requested to advise the actual costs that it has incurred, up to the date of this letter, in relation to the stored-command element of the PCS work, together with any other information that it believes necessary for consideration to form a part of the Change Order.

One (1) copy of the current Payload Space Ground Interface Control Document (HSC Doc No. SS80447-HOO-001) will be provided early the week of 26 May as it completes an ICO internal review. Please note that this document is available to ICO in hard copy form only. ICO will be providing NEC with a further relevant document - Operational Concept - as soon as this document's approval process is completed, which is expected to be in the early part of the week commencing 26th May 1997. In order to facilitate the arrangements for the interface required for the design and implementation of ICO's PCS requirements,



CONFIDENTIAL AND PROPRIETARY TO ICO GLOBAL COMMUNICATIONS

NEC is invited to attend a meeting with representatives of HSC arranged for 2nd June 1997, in Los Angeles. Please confirm to Dr Keith Smith that NEC will be able to attend this meeting, advising the NEC representatives who will be present.

NEC is requested to make available all information required by its Team members, Sub-Contractors and HSC in order to promptly progress this and all Supply Agreement work, subject only to appropriate, Non-Disclosure Agreements being in place. ICO offers its full co-operation to NEC and the NEC Team members to facilitate the timely dissemination of required information.

Yours faithfully



G L Titzer
Supervising Officer



cc:  Dr. A Fujii, NEC Documentation Manager

     J Singh, K Smith, R Aspden, P Poskett, M Coggin, K Hungerford, L Ghedia, M Caruso, C Forsyth, G Wiginton, ICO Project Office


Page 2
Confidential and Proprietary to ICO Global Communications

                                                       [ICO LOGO and LETTERHEAD]



30 June 1997
Our Ref: SA0201/WG7/19970630/GT



NEC Corporation
c/o NEC Project Office
5th Floor, Horatio House
77-85 Fulham Palace Road
Hammersmith
London W6 8JC

For the attention of Mr Tadeo Furukawa

Dear Sirs

SUBJECT:  120 DAY OPTIONS
REFS:     SUPPLY AGREEMENT, ANNEX 1, SECTIONS 4.1 TO 4.5
          NEX LETTERS: IUKC-118, IUKC-163, IUKC-168, IUKC-171, 1UKC-173

This letter is to confirm, subject to concluding a mutually agreed Change Order to effect the required modifications to the Supply Agreement dated March 3rd 1997 and receipt of satisfactory confirmation of the items detailed below, ICO's intention to exercise the following 120 Day Options:

1. One Integrated Messaging Platform as defined in your Documents 370068B (Technical Proposal for ICO Messaging) and 370069B (RFI Response Comparison) which replace the offer as defined in Annex 1, Section 4.1 and associated documents. ICO's understanding of the definition of the Integrated Messaging Platform is based upon the referenced documents which have yet to be submitted formally by NEC. Any variation between the documents that have been made available to ICO to date and those yet to be submitted formally could result in an adjustment to the exercise of this Option.

2. One IS.41 to-ICO IWF with a software licence for 50,000 subscribers and software release R1 - referenced in Annex 1, Section 4.1 and as further defined in the attachment to IUKC-163, including the options offered therin,

3. One ICO-to-IS.41 IWF with a software licence for 50,000 subscribers and software release R1 - referenced in Annex 1, Section 4.1 and as further defined in the attachment to IUKC-163, including the options offered therin.



CONFIDENTIAL AND PROPRIETARY TO ICO GLOBAL COMMUNICATIONS

The FOB equipment, installation and test, and freight and insurance prices for these items are:

     Item 1 - as set out in IUKC-171
     Item 2 and 3 - as established in Schedule 9 of the Supply Agreement and the clarifications and modifications thereto.

The exercise of these Options is subject to receipt of satisfactory confirmation of the following outstanding items:

a) for the Integrated Messaging Platform -
     - confirmation of acceptable pricing for UPS for sizes other than 56,000 subscribers
     - confirmation of extended warranty costs
     - confirmation that the delivery of this functionality is consistent with, if not better than, achievement of the Level 2 Acceptance date as established in the current Master Level Schedule
     - confirmation of acceptable pricing for the installation of incremental upgrades

b) for the IS.41 - to - ICO and ICO - to IS.41 IWFs-
     - confirmation that the delivery of these functionalities are consistent with, if not better than, achievement of the Level 2 Acceptance date as established in the current Master Level Schedule.

ICO wishes to record its appreciation for the NEC Team's extension, until 31 December 1997 (ref NEC IUKC168), of the offers detailed in IUKC-118 for the PDC-to-ICO and GSM IWFs--the remaining 120 Day Options. ICO agrees to the meetings proposed in IUKC-168 for a review of the status of these offers with a view to finally resolving the issue of the future supply of these platforms by the end of December 1997.

Please acknowledge receipt of this letter confirming NEC's acceptance of ICO's exercise of the 120 Day Options specified above.



Yours faithfully,




G L Titzer
Supervising Officer


cc:    Mr T Shibahara, Mr J Shewring, NEC Documentation Manager
       J Singh, K Smith, M Coggin, P Poskett, G Wiginton, ICO Project Office

          CONFIDENTIAL AND PROPRIETARY TO ICO GLOBAL CONNUNICATIONS

                        CHANGE ORDER NO: 2 ATTACHMENT 1

ATTACHMENT 1
AMENDED CLAUSE


Clause 15.1 is amended to read as follows:


15.1 ICO shall pay an aggregate total price of US$618,668,700 for the complete performance by the Contractor of all of its obligations under this Agreement together with a further sum of US$21,655,600 (in respect of freight and insurance as referred to in the Pricing Schedule), which amounts shall be subject to adjustment only in respect of (i) changes agreed under clause 9 and
(ii) the cost of any Option items upon exercise of the relevant Option or other items or services purchased under clause 46; (such aggregate amount, as so adjusted, being referred to as the "Price"). Any Instalment payment made shall discharge the relevant portion of the Price and shall not be reclaimable by ICO but without prejudice to ICO's right to claim damages and/or indemnity in accordance with the provisions of this Agreement in the event of any breach by the Contractor.

                        CHANGE ORDER NO: 2 ATTACHMENT 2


1. Schedule 9 - Pricing Schedule

2. Schedule 9 - Pricing Schedule Appendix 1

3. Schedule 9 - Pricing Schedule Appendix 2

4. Schedule 11 - Payment Schedule Classification Summary

5. Schedule 13 - IGFR Version 26

6. Schedule 14 - Statement Of Work

                        CHANGE ORDER NO: 2 ATTACHMENT 2

1. Schedule 9 - Pricing Schedule

                                                                 24 October 1997


                                Pricing Schedule

                                                                 24 October 1997

1.       GENERAL

This Section describes:

- in Section 2, the SA price schedule for the deliverables and services that the Contractor(s) will provide within the scope of this Supply Agreement

-        in Section 3, the future equipment (1) pricing

-        in Section 4 the future equipment order process

-        in Section 5, the pricing of future basic package software releases

- in Section 6, the process and pricing of the development of ICO specific functionality.

2.    SA PRICE SCHEDULE

2.1.     Price of the SA

2.1.1.1 Table 1 summarises the price of the SA. Appendix 1 to this schedule describes the individual prices which are summarised in Items 1 to 9 inclusive of Table 1. Appendix 2 to this schedule provides a detailed price list including individual equipment components. Appendix 3 to this Schedule provides the detailed price list including average hourly rates for the ICONET Integration Testing.

                     TABLE 1 - SA PRICE SUMMARY (US$'OOOs)

________________________________________________________________________________

             ITEM            PURCHASE         OPTIONS        PURCHASE + OPTIONS
________________________________________________________________________________
1    RFT                         *                  *                     *
________________________________________________________________________________
2    SBS                         *                  *                     *
________________________________________________________________________________
3    PCS                         *                  *                     *
________________________________________________________________________________
4    Switch                      *                  *                     *
________________________________________________________________________________
5    TNM                         *                  *                     *
________________________________________________________________________________
6    NMS SRMC                    *                  *                     *
________________________________________________________________________________
7    S.T.E                       *                  *                     *
________________________________________________________________________________
8    SI & PM                     *                  *                     *
________________________________________________________________________________
9    Ax & B                      *                  *                     *
________________________________________________________________________________
     TOTAL OF ITEMS 1 TO 9       *                  *                     *
     (EXCLUDING FREIGHT &
     INSURANCE)
________________________________________________________________________________

_______________________

(1) For the purposes of this Schedule, the term 'equipment' throughout means hardware and the associated operating software.



      * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                                 24 October 1997


________________________________________________________________________________

             ITEM               PURCHASE       OPTIONS       PURCHASE + OPTIONS
________________________________________________________________________________
     Freight and Insurance         *              *                   *
________________________________________________________________________________
10   GPRS Study (Change Order
     No. 1)                        *
________________________________________________________________________________
     ICONET Integration            *              *                    *
________________________________________________________________________________

2.1.1.2. In the event that ICO does not elect to purchase from the Contractor Freight and Insurance as set out in Table 1 within 30 days of the date of this Agreement, ICO may make alternate arrangements. In the event that ICO opts to make such arrangements, the parties shall meet to arrange any necessary modifications to the Agreement.

2.1.1.3. For the avoidance of doubt, the Price specified in clause 15.1 of this Agreement shall remain unchanged unless and until ICO opts for alternate arrangements and the initial payment shall be calculated and paid by ICO as if Freight and Insurance were included. In the event that ICO does opt out of the Freight and Insurance arrangements, the related proportion of the initial payment by ICO to NEC shall not be repaid to ICO but shall be set off against future payments by ICO under this Agreement.

2.1.1.4. In addition to the prices described in Paragraph 2.1.1.1 the Contractor will recharge ICO for:

           i. Inter-Site telecommunication charges. These charges are for the purposes of telephone and fax between SAN, NMC, BCC sites.

           ii. Inter-Site testing telecommunications charges. These charges are for the purposes of providing telecommunication links between the development sites; NEC/A in Melbourne, NEC/J in Yokohama, and HNS in Germantown, to enable the Contractor to undertake factory integration testing of the IGF.

2.1.1.5 The Contractor will re-charge ICO the costs of Inter-Site testing telecommunications charges as incurred plus a handling fee. The total
           charge to ICO will be no more   *   for the whole of the SA.
           ICO will reimburse the Contractor on the basis of the invoice plus supporting detail.

2.1.1.6 The Contractor will re-charge ICO the costs of Inter-Site telecommunications charges as incurred plus a handling fee. The total
           charge to ICO will be no more   *   for the whole of the SA.
           ICO will reimburse the Contractor on the basis of the invoice plus supporting detail.

3.   FUTURE EQUIPMENT PRICING

3.1.       INTRODUCTION

3.1.1.1.   This Section describes the future pricing for:

           i. traffic capacity and subscriber expansion and the associated hardware and software
           ii.   the installation and testing

           iii.  Systems Integration and Project Management.

3.1.1.2. The price adjustments that shall be applied for future orders are defined in Section 3.5 of this Schedule.


       * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.


                                    1 of 11

                                                                 24 October 1997

3.1.1.3. The future prices computed according to the indices and processes are quoted as 'not to exceed' prices.

3.1.1.4. ICO is being, and will continue to be offered reasonable future pricing consistent with ICO volumes and functionality.

3.1.1.5. The price is quoted on FOB place of shipment basis. The interpretation of FOB is in accordance with the SA.

3.1.1.6. The following items will be quoted separately at the time of order for individual element capacity increases:

          i.    Training

          ii.   Spares

3.1.1.7. Freight and Insurance will be quoted separately at the time of order in consideration to the number of blocks to be ordered and the place of the SAN sites where these blocks will be delivered.

3.2       UNIT EQUIPMENT

The following sections describe the expansion block price for each subsystem.
          RFTs.

3.2.1.1. The IGF RFT is designed to transmit and receive the maximum C-band feeder link capacity of 750 traffic carriers assuming that up to 473 carriers can be transmitted by one HPA with a total maximum EIRP of 77 dBW. It is also designed to transmit one TT&C carrier at the maximum EIRP of 81 dBW in an emergency case.

3.2.1.2. The Contractor will negotiate with ICO, as and when requested by ICO, for the supply of additional RFT systems.

3.2.2.    SBS and DC Uninterruptable Power Supply System for SBS

3.2.2.1. The number of SBS Expansion Blocks required to support the traffic capacity of a SBS subsystem shall be computed with the formulae shown in Table 2. N is number of additional expansion blocks beyond the Initial Size (320 Erlangs) required to make an SBS capable of supporting the traffic for a given "Erlang size".


                      TABLE 2 -- SBS TRAFFIC/BLOCK RELATIONSHIP

                   SBS RATED TRAFFIC                        NUMBER OF BLOCKS (N)
          ==========================================================================

                                        *


3.2.2.2. The traffic supported by each expansion block/SBS size are target throughputs under presently known conditions. The Contractor shall endeavour to exceed the target throughputs. However, unforeseen circumstances may change these formula, in which case the Contractor and the Purchaser agree to inform


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                                 24 October 1997

          each other of such circumstances and agree to work together to minimise the impact of unforeseen conditions.

3.2.2.3. The SBS Expansion Block also requires an expansion of the DC Uninterruptable Power Supply System (DC UPS) over and above that provided in an SBS capable of supporting 320 Erlangs. For every 9 expansion blocks an additional block of DC UPS will be required.

3.2.2.4. The unit price, inclusive of installation and testing, and the equipment that comprises an SBS Expansion Block and DC UPS, is shown in Table 3. Table 3 also shows the price for providing CE Mark compliance for an SBS Expansion Block for a country where it may be required.

                 TABLE 3 - SBS EXPANSION BLOCK AND DC UPS PRICE

NOS.                DESCRIPTION                   QUANTITY       PRICE(US$'000s)
--------------------------------------------------------------------------------
I         SBS EXPANSION BLOCK (CHANNEL                                *
          UNIT AND CHANNEL MANAGER)
--------------------------------------------------------------------------------
1         CHANNEL UNIT
--------------------------------------------------------------------------------
1.1       Channel Unit Chassis(CUC)                      *
--------------------------------------------------------------------------------
1.1.1     CUBs                                           *
--------------------------------------------------------------------------------
1.1.2     Slot Processor Module(SPM)                     *
--------------------------------------------------------------------------------
1.1.3     Modulator Demodulator Module(MDM)              *
--------------------------------------------------------------------------------
1.1.4     Clock Distribution Unit(CDM)                   *
--------------------------------------------------------------------------------
1.1.5     Common Functions Module(CFM)                   *
--------------------------------------------------------------------------------
1.1.6     Channel Unit Rack Base Units                   *
--------------------------------------------------------------------------------
2         CHANNEL MANAGER
--------------------------------------------------------------------------------
2.1       Channel Manager Chassis(ChM)                   *
--------------------------------------------------------------------------------
2.1.1     G.703 Interface                                *
--------------------------------------------------------------------------------
2.1.2     Control Processor Modules(CPM)                 *
--------------------------------------------------------------------------------
2.1.2.1   Channel Access Processor(CAP)                  *
--------------------------------------------------------------------------------
2.1.2.2   Channel Control Processor(CCP)                 *
--------------------------------------------------------------------------------
2.1.2.3   Global Resource Process(GRP)                   *
--------------------------------------------------------------------------------
2.1.3     Switching Transcoder Module(STM)               *
--------------------------------------------------------------------------------
2.1.4     10 Base2 Ethernet                              *
--------------------------------------------------------------------------------
2.2       Channel Manager Rack(CMR) w 2                  *
          Chassis
--------------------------------------------------------------------------------
2.2.1     Fan                                            *
--------------------------------------------------------------------------------
2.2.2     Power Distribution Unit                        *
--------------------------------------------------------------------------------
3         IF and Frequency Distribution Expansion        *
--------------------------------------------------------------------------------
4         INSTALLATION MATERIALS
          (Includes power/signal cables)
--------------------------------------------------------------------------------
4.1       Power Cables                                    *
--------------------------------------------------------------------------------
4.2       I/F Cables                                      *
--------------------------------------------------------------------------------


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                                 24 October 1997

NOS.      DESCRIPTION                   QUANTITY       PRICE (US$'000s)
-----------------------------------------------------------------------
4.3       LAN Cables                    Included

4.4       Sync Cabling                         *

5         Installation and Test                *

II        SBS DC UPS (AC/DC CONVERTERS &       *              *
          BATTERIES FOR 2 HOURS OPERATION)

III       CE MARK COMPLIANCE PER BLOCK         *              *

3.2.3.     TNM

3.2.3.1.   The TNM capacity expansion equipment comprises four parts:

           i.     Vocoder/mux (Voc/Mux) traffic expansion. Each Voc/Mux block
                  shall support   *   .

           ii.    C&C rack (19 inch). One rack is required for Voc/Mux capacity
                  expansion of   *   .

           iii.   Voice Codec Royalty per Voc/Mux Block.

           iv.    TNM(RPC) computer expansion. A TNM(RPC) may be required when a
                  TNM rated throughput exceeds   *   . The additional
                  capacity provided by a TNM(RPC) is   *   .

3.2.3.2. The Contractor shall endeavour to exceed the target throughputs. However, unforeseen circumstances may change these formula, in which case the Contractor and the Purchaser agree to inform each other of such circumstances and agree to work together to minimise the impact of unforeseen conditions.

3.2.3.3. The Voc/Mux Block, the C&C rack, the voice Codec Royalty and TNM(RPC) price and associated equipment are shown in Table 4.


                 TABLE 4 - TNM TRAFFIC AND COMPUTER BLOCK PRICE

NOS.      DESCRIPTION                        QUANTITY      PRICE (US$'000s)
---------------------------------------------------------------------------
I         VOC/MUX BLOCK                                            *

1         VOCODER/MUX Unit

1.1       Vocoder/Mux Card                       *

1.2       Control Card                           *

1.3       I/O Card                               *

1.4       19 inch 6RU Shelf                      *

1.5       Power Supply Shelf                     *

1.6       Fan Unit                               *

2         Installation Materials                 *

II        C&C RACK (19 INCH).                    *                  *

III       VOICE CODEC ROYALTY                    *                  *
          (SUBJECT TO PARAGRAPH 3.2.3.4.)


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

24 October 1997

IV             TNM (RPC)                                               *

1.1            TNM Computer (RPC)

1.1.1          Sparc 1000 with 2 processors, 512MB          *
               MM, 5GB HD, Ethernet Interfaces, 8mm
               Tape Drive and CD ROM Drive

1.1.2          E1 Interface                                 *

1.2            Ethernet Hubs/Routers and Accessories        *

1.3            TNM O&M Software Licence                     *

1.4            Software Licences

1.4.1          Solaris Operating System with Media          *

1.4.2          Solstice - Runtime                           *

1.4.3          An additional TNM O&M Software               *
               licence for management of 2 sets of 1:1
               PRC.

3.2.3.4.  The limit to the Contractors liability for the Voice Codec Royalty is
             *   for the licence and   *   per channel. Should the charges
          for the Voice Codec exceed these limits, NEC will recharge ICO at cost
          the excess over and above   *   and   *   per channel.

3.2.3.5. The Volume discount rates that apply to purchases of I) TNM Voc/Mux blocks and II) C&C Rack capacity are shown in Table 5


 TABLE 5 - TNM VOC/MUX AND C&C RACK VOLUME DISCOUNTS

     ERLANGS                      DISCOUNT FACTOR
--------------------------------------------------
 from 113     to 565                     *
 from 678    to 1,130                    *
from 1,243   to 2,260                    *
from 2,373   to 3,955                    *
from 4,068   to 6,667                    *
from 6,780   and above                   *


3.2.3.6. The installation charges for the expansion of Voc/Mux and TNM (RPC) capacity of a TNM are shown in Table 6.


                  TABLE 6 - TNM EXPANSION INSTALLATION PRICES

NOS.     DESCRIPTION                           QUANTITY       PRICE (US$'000s)
------------------------------------------------------------------------------

1        VOC/MUX BLOCK EXPANSION

1.1      First Voc/Mux block per SAN           per block              *

1.2      Each Voc/Mux block in addition to     per block              *
         first block per SAN


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                                 24 October 1997

2       TNM (RPC)
2.1     Per TNM (RPC) if as a separate    per TNM (RPC)
        installation                                            *
2.2     Per TNM (RPC) if installed at     per TNM (RPC)
        same time as capacity expansion

3.2.3.7. The discount rates that apply to the first Voc/Mux block installation charges are shown in Table 7. The number of SANs shows the number of SANs installed in the upgrade program.

TABLE 7 - FIRST EXPANSION BLOCK DISCOUNT RATES

NUMBER OF SANs       DISCOUNT FACTOR
--------------       ---------------
 1 to 3
 4 to 5
 6 to 7                     *
 8 to 9
   10
11 to 12

3.2.3.8. The volume discount rates that apply to the installation charges for the additional Voc/Mux blocks per SAN are shown in Table 8.

TABLE 8 - ADDITIONAL BLOCK DISCOUNT RATES

NUMBER OF VOC/MUX
      BLOCKS               DISCOUNT FACTOR
-----------------          ---------------
   1 to 2
   3 to 4
   5 to 6                        *
   7 to 8
   9 to 10
 11 and above

3.2.4.    MSSC/VLR

3.2.4.1. The MSSC/VLR reference price is shown in Table 9. The reference price includes:

          i. the equipment including the hardware and the software licence fee

          ii.   installation and test charge.


          * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                                 24 October 1997

                       TABLE 9 - MSSC/VLR REFERENCE PRICE

                        [MSSC/VLR REFERENCE PRICE CHART]

3.2.4.2. The pricing curve is intended to give ICO sound guidance to estimate prices for future switch growth. The curve has been developed using the current SA dimensioning assumptions as defined in Section 9.2 of the IGFR. Changes in these assumptions may lead to some adjustment in the price for any given switch capacity.

3.2.4.3. The Contractor will provide ICO with a price for each upgrade based on the actual traffic and network configuration at the time of order.

3.2.4.4. Table 10 illustrates how the price for incremental growth is calculated. In this example, the cost of growing a switch with an
          initial capacity of   *   to a new capacity of   *   would be
          approximately   *


          * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                                 24 October 1997

TABLE 10 - REFERENCE ILLUSTRATION OF PRICE FOR INCREMENTAL GROWTH OF AN MSSC/VLR

[TABLE 10 LINE GRAPH]


3.2.4.5. Table 11 shows in tabular form the points for computing the graph shown in Table 9.

TABLE 11 - MSSC/VLR PRICING GRAPH POINTS

CAPACITY (ERLANGS)        PRICE (US$'000s)
------------------------------------------
               *                       *
------------------------------------------
               *                       *
------------------------------------------
               *                       *
------------------------------------------
               *                       *
------------------------------------------
               *                       *
------------------------------------------
               *                       *
------------------------------------------
               *                       *
------------------------------------------
               *                       *
------------------------------------------
               *                       *
------------------------------------------
               *                       *
------------------------------------------
               *                       *
------------------------------------------
               *                       *
------------------------------------------
               *                       *
------------------------------------------
               *                       *
------------------------------------------
               *                       *
------------------------------------------
               *                       *
------------------------------------------
               *                       *
------------------------------------------



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                                 24 October 1997

CAPACITY (ERLANGS)    PRICE (US$'000s)
--------------------------------------
               *                  *
--------------------------------------
               *                  *
--------------------------------------
               *                  *
--------------------------------------
               *                  *
--------------------------------------
               *                  *
--------------------------------------
               *                  *
--------------------------------------
               *                  *
--------------------------------------

3.2.4.6. The project management fee for MSSC/VLR expansion shall be an additional fee of 7% of the agreed final MSSC/VLR upgrade price as per Paragraphs 3.2.4.1 and 3.2.4.3 of this Schedule.

3.2.5.    HLR

3.2.5.1   The additional software licence fee for the growth in the installed
          HLR subscriber capacity over and above the initial   *   subscribers
          is shown in Table 12.


TABLE 12 - HLR CAPACITY EXPANSION PRICE

NO.            DESCRIPTION                 QUANTITY      PRICE
                                                       (US$'000s)
----------------------------------------------------------------
 1   additional * subscribers, i.e.            *             *
     * subscriber total capacity
----------------------------------------------------------------
 2   additional * subscribers, i.e.            *             *
     * subscriber total capacity
----------------------------------------------------------------
 3   additional * subscribers, i.e.            *             *
     * subscriber total capacity
----------------------------------------------------------------
 4   additional 450,000 subscribers, i.e.      *             *
     500,000 subscriber total capacity
----------------------------------------------------------------

3.2.5.2.  The offered HLR hardware has been dimensioned to support   *
          subscribers as per the parameters defined in Section 9.2 of the IGFR.
          The hardware may be able to support   *   subscribers, however, this
          is subject to confirmation.

3.2.5.3.  The Contract shall provide software licence fees for total capacity of
          greater than   *   subscribers subject to confirmation that the
          hardware can support total capacities greater than   *
          subscribers.

3.2.6.    AuC/EIR

3.2.6.1.  The additional software licence fee for the growth in the installed
          AuC/EIR subscriber capacity over and above the initial   *
          subscribers is shown in Table 13.


TABLE 13 - AUC/EIR CAPACITY EXPANSION PRICE

NO.            DESCRIPTION                 QUANTITY      PRICE
                                                       (US$'000s)
----------------------------------------------------------------
 1   additional   *   subscribers, i.e.       *            *
        *   subscriber total capacity
----------------------------------------------------------------
 2   additional   *   subscribers, i.e.      *            *
        *   subscriber total capacity
----------------------------------------------------------------
 3   additional   *   subscribers, i.e.      *            *
        *   subscriber total capacity
----------------------------------------------------------------



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                                 24 October 1997

4         Additional 450,000 Subscribers i.e. 500,000
            subscriber total capacity                       1         433.8

3.2.6.2   The offered AuC/EIR hardware has a rated total capacity of   *
          subscribers based on the values of Authentication and IMEI checking parameters as stated in the IGFR Section 9.2.

3.2.6.3   The Contractor shall provide software licence fees for total capacity
          of greater than   *   subscribers in increments of   *
          subscribers subject to confirmation that the hardware can support
          total capacities greater than   *   subscribers.

3.2.7     Messaging system (Converse Trilogue INfinity)

3.2.7.1 The hardware and software are sold together as a complete Messaging system--separation of the hardware and software licensing structure is not possible.

3.2.7.2 The detailed pricing for the messaging system is given in Tables 14-1, 14-2 and 14-3. The solution provides support for Voicemail, Faxmail, SMS and Email notification. The price for the
             * centralised solution is fixed and firm and includes hardware and software, installation, commissioning and testing, warranty and spares.

3.2.7.3 Training, additional redundancy equipment and distribution equipment are excluded from the pricing.

3.2.7.4   Prices other than the   *   centralised solution are also fixed and
          firm and include hardware and software, installation, commissioning and testing, warranty and spares. The quoted prices will remain in force unadjusted until 31st March 1998. Thereafter, prices for additional orders will be negotiated within the NTE ceiling set in the Supply Agreement Contract and will take account of prevailing market conditions at the time of order.

3.7.5 The price for incremental growth of the messaging solution may be taken as the difference between the prices quoted below, plus the cost of any installation, commissioning and testing services that may be additionally required beyond those included below.


  TABLE 14-1 MESSAGING SYSTEM CAPACITY EXPANSION PRICE (SINGLE SITE SOLUTION)

___________________________________________________________________________________________________________________________________
Single Site Solution
___________________________________________________________________________________________________________________________________
Scenario

Subscribers

Pricing
                                                                           *
Net price to ICO
(US$)

Price per sub. (US$)

The above prices also include the necessary Exchange Terminating Circuit (ETC)
equipment on the MSSC to support the   *   subscriber centralised messaging
requirement as defined in the RFI (This needs to have a document reference number inserted. Sorry I don't have it. MCO). Prices quoted for systems with
capacity larger than   *   subscribers are exclusive of any necessary MSSC
hardware or software which must be dimensioned and priced as agreed in the Supply Agreement.


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                               24 October 1997

   TABLE 14-2 MESSAGING SYSTEM CAPACITY EXPANSION PRICE (THREE SITE SOLUTION)

-------------------------------------------------------------------------------------------------------------------------------
Three Site Solution
-------------------------------------------------------------------------------------------------------------------------------
Scenario

Site 1/3
Subscribers

Site 2/3
Subscribers

Site 3/3
Subscribers

Total Subscribers                                                       *

Pricing

NEC price to ICO

Price per sub.
(US$)

-------------------------------------------------------------------------------------------------------------------------------
Three Site Solution
-------------------------------------------------------------------------------------------------------------------------------
Scenario

Site 1/3
Subscribers

Site 2/3
Subscribers

Site 3/3
Subscribers                                                   *
Total Subscribers

Pricing

NEC price to ICO

Price per sub.
(US$)

  TABLE 14-2 MESSAGING SYSTEM CAPACITY EXPANSION PICE (TWELVE SITE SOLUTION)

-------------------------------------------------------------------------------------------------------------------------------
Twelve Site Solution
-------------------------------------------------------------------------------------------------------------------------------
Scenario

Site 1/12
Subscribers

Site 2/12
Subscribers

Site 3/12
Subscribers

Site 4/12
Subscribers

Site 5/12
Subscribers

Site 6/12
Subscribers
                                                                      *
Site 7/12
Subscribers

Site 8/12
Subscribers

Site 9/12
Subscribers

Site 10/12
Subscribers

Site 11/12
Subscribers

Site 12/12
Subscribers

Total Subscribers

Pricing

Nec price to ICO


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                                 24 October 1997


                                        *


3.2.8     ICO-IS.41 and IS.41-ICO ILR

3.2.8.1. The additional software license fee for the growth in installed ICO-IS.41 and IS.41-ICO ILR subscriber capacity over and above the
          initial   *   subscribers is shown in Table 15.

         TABLE 15 - ICO-IS.41 & IS.41-ICO ILR CAPACITY EXPANSION PRICE

NO.                           DESCRIPTION                    QUANTITY               PRICE
                                                                                 (US $ 000's)
--------------------------------------------------------------------------------------------
1


2

                                             *
3


4


3.2.8.2   The offered ILR hardware has been dimensioned to support   *
          subscribers based on the parameters defined in Section 9.2 of the
          IGFR. The hardware may be able to support   *   subscribers,
          however, this is subject to confirmation.

3.2.9.    DC Uninterruptable Power Supply System For Switch Systems

3.2.9.1. The purchase and installation prices for DC UPS (2 hour battery back-up) for the MSSC, HLR, AUC/EIR, MXE and ILR(AMPS) are provided in Table 16.


          * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                                 24 October 1997

                TABLE 16 - SWITCH DC UPS AND INSTALLATION PRICES

NO.                           DESCRIPTION                    QUANTITY            DC UPS PRICE        INSTALLATION PRICE
                                                                                 (US $ 000's).          (US $ 000's).
--------------------------------------------------------------------------------------------------------------------
1                   MSSC
1.1                 For 320 Erlangs
1.2                 For 3,200 Erlangs
2                   HLR                                                                *
3                   AUC/EIR
4                   MXE
                      PDC-ICO & ICO-PDC)(2)

3.2.10.        PDC-ICO ILR (ICO Option As Defined in Annex 1 of the SOW)

3.2.10.1 The additional software license fee for the growth in the installed PDC-ICO and ICO-PDC ILR subscriber capacity over and
               above the initial   *   subscribers is shown in Table 17.


           TABLE 17 - PDC-ICO & ICO-PDC ILR CAPACITY EXPANSION PRICE

NO.                           DESCRIPTION                    QUANTITY               PRICE
                                                                                 (US $ 000's)
--------------------------------------------------------------------------------------------
1


2

                                                  *
3


4


3.2.11.        System Integration and Programme Management

3.2.11.1. The Systems Integration and Programme Management (SI&PM) fee for the future expansion of traffic and subscriber capacity is:

               i.      *   thousand per annum

               ii.  SI&PM services will be provided at London

-------------
(2) The DC UPS for PDC-ICO, ICO-PDC and associated IMSC will be quoted subject to ICO selection of options.


     * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                                 24 October 1997

           iii. the SI&PM fee will be charged for the calendar year starting from 12 August 2000 or handover whichever is latest.

3.2.11.2   ICO may terminate the SI&PM services on 6 months notice.

3.2.12.    Legal Interception

3.2.12.1 System capacity can be expanded to handle more "targets" and more simultaneous intercepted calls. The system can also be expanded to increase delivery capacity of intercepted calls toward the Monitoring Centres (MCs).

3.2.12.2   The pricing for each element of expansion is given in Table 18.

              TABLE 18 LEGAL INTERCEPTION CAPACITY EXPANSION PRICE

Item                                                               Quantity     Firm Fixed Price
----                                                               --------     ----------------
Increase size of "target" list (LIAS & LIMS)
Price for each additional module for E1 trunk handling the X3 interface (30 channels) per LIAS
Price for upgrade of LIAS, Router and LIMS to accept fixed
   connections
Price for each additional connection of E0 (64Kbps) per LIAS(3)               *
Price for each additional group of 4 simultaneous switched
   connections (ISUP) per LIAS
LIMS support for the above
Installation for any of the above options

3.2.12.3   Notes to Table 18:

           i. Note 1: The "No Charge" options are provide Free of Charge provided that the system is covered by warranty (initial or extended).

           ii. Note 2: Exclusive of all expenses which will be charged at cost.

           iii. Note 3: If fixed connections are not currently provided then the upgrade of LIAS, Router and LIMS to accept fixed connections will be required.

3.2.12.4 Please note that any necessary MSSC/VLR expansion is priced in accordance with the section 3.2.4.

3.3        SPARES

3.3.1.1. The prices for the on-going supply of Spares to ICO for the purposes of maintaining ICO's stock of Spares to enable ICO to achieve the availability standards as defined in Section 8.11 is included within the Warranty prices.


           * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                                 24 October 1997

3.3.1.2. The recommended expansion of spares over and above the packages offered in the SA to support the growth of the IGF and to exceed the levels of availability defined in Section 8.11 of the IGFR will be quoted at the time ICO orders additional capacity.

3.4        EXTENDED WARRANTY (ICO OPTION AS DEFINED IN ANNEX 1 OF THE SOW)

3.4.1      SBS Deluxe Support Service

3.4.1.1.   The price for the SBS Deluxe Support Service option as specified in
           Section 5.3 of Annex 1 of the SOW is   *   for each two year
           period.

3.4.2.     MSSC Deluxe Support Service

3.4.2.1.   The price for the MSSC Deluxe Support Service option specified in
           Section 5.4 -- covers 12 MSSC, 1 HLR, 1 AuC/EIR, Messaging system, ILR, Legal interception and 2 OSS, general purpose workstation hardware and operating systems are not included -- of Annex 1 of the SOW is:

           i.    during Year 1 and 2 (ie in the warranty period)   *
                 for a 2 year period.

           ii.   during Year 3 and 4,   *   for a 1 year period
                 thereafter, except Messaging system, ILR and Legal interception.

           iii.  during Year 3 and 4   *   for a 1 year period thereafter,
                 for Messaging system ILR and Legal interception. The break down of the amount is shown below:

                 (1)  ILR 2 systems (refer to item 2.4.2.3)            *
                                                                       *
                                                                       *

                 (2)  Messaging system                                 *

                 (3)  Legal Interception                               *

           iv. Note that new MSSC software releases incorporating new functionality are not included within this service.

3.4.2.2. The price of the MSSC Deluxe Support Service will be revised should ICO change the number of nodes in the IGF.

3.4.2.3. The options as defined in Annex 1 of the SOW also have a charge associated with Deluxe support as follows:

           i.    ILRs, for the 1st to 3rd ILR, US$ 184,000 per ILR per annum and
                 for the 4th and thereafter   *   per ILR per Year

3.4.2.4.   The price for the MSSC Deluxe Support Service II option specified in
           Section 5.5 of Annex 1 of the SOW is as specified in Paragraphs 3.4.2.1, 3.4.2.2 and 3.4.2.3. of this Schedule.

3.4.2.5.   Deluxe Support of HPN is priced at   *   per Year. This price
           provides one year of depot maintenance for the HPN hardware and software. Depot maintenance support does not include travel which if required will be charged in addition to the basic annual price. General purpose workstation hardware and operating systems are not included in this service.

3.4.3      Extended Basic Warranty

3.4.3.1.   The price for the Extended Basic Warranty options specified in
           Section 5.2.1 of Annex 1 are:


           * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                                 24 October 1997


          i.   RFT:   *   of FOB equipment price excluding NRE and general
               purpose workstation per annum. The warranty for the TWT's shall be the same as that in clause 40.[16] of the SA.

          ii.  SBS: first year after completion of the warranty period specific
               to clause 40 of the SA,   *   per annum for 12 SANs and
               thereafter   *   per annum for 12 SAN.

          iii. MSSC:   *   of FOB equipment price, excluding NRE and general
               purpose workstation, per annum.

          iv.  TNM:   *   of FOB equipment price, excluding NRE and general
               purpose workstation hardware, per annum. This does not cover general purpose workstation hardware and OS maintenance.

          v.   NMC/SAN OSS:   *   of FOB Equipment price, excluding NRE and
               general purpose workstation hardware, per annum. This does not cover general purpose workstation hardware and OS maintenance.

3.5  PRICE ADJUSTMENT

3.5.1.         Equipment Price Adjustment Formula

3.5.1.1. This Price Adjustment Formula shall be applied to the equipment described in Sections 3.2.1 to 3.2.10 inclusive and Section 3.3.

3.5.1.2.       Application of this price adjustment formula is subject to
               Section 3.5.3.

3.5.1.3. The Contractor and ICO will negotiate in good faith to finalise the indices; As and Bs and ratios X, Y and Z, within three months of the SA. The Contractor will propose to ICO several options for the indices--shown below in Paragraphs 3.5.14., 3.5.1.5, 3.5.1.6., 3.5.1.7, 3.5.1.8., 3.5.1.9, 3.5.1.10., 3.5.1.11.,
               3.5.1.12., 3.5.1.13 and 3.5.2-- and will also provide detail of at least the last three years recorded indices and their sources.

3.5.1.4.       Price in year of purchase


                                        *




3.5.1.5.       NEC-J Indices: Antenna Subsystem:

               i.        "X" =  *

               ii.       "Y" =  *

               iii.      "Z" =  *

               iv. Index A = Monthly wholesale price index of metals & related products, Japan

               v. Index B = Monthly cash earning index (nominal) of regular workers in Manufacturing Industries (Contract Cash Earning), Japan

3.5.1.6.       NEC-J Indices: Other Equipment

               i.        "X" =  *

               ii.       "Y" =  *

               iii.      "Z" =  *


               * Confidential Treatment Requested and the Redacted Material has
                 been separately filed with the Commission.

                                                                 24 October 1997


          iv. Index A = Monthly whole sale price index of Electrical Machinery, Japan

          v. Index B = Monthly cash earning index (nominal) of regular workers in Manufacturing Industries (Contract Cash Earning), Japan

3.5.1.7. The NEC-J indices shall be extracted from "Economics Statistics Monthly" published monthly by the Bank of Japan and be applied to the above formula. Should the indices for the months of new order not be available, then the latest indices obtainable shall be applied.

3.5.1.8.  HNS Indices

          i.        "X" =  *

          ii.       "Y1" =   *   (Note that factor "Y" as shown in the formula
                    has, for HNS, been split into two components, "Y1" and "Y2". "B" has also been split into two respectively "B1" and "B2",)

          iii.      "Y2" = *

          iv.       "Z" =  *

          v. Index A = US PPI for Electrical and Electronic Machinery Equipment and Supplies, not seasonally adjusted

          vi. Index B1 = USA Employment cost index for total compensation, durable goods manufacturing, not seasonally adjusted

          vii.      Index B2 = Electrical/Electronics Industry Wages Index,
                    India

3.5.1.9. The Producer Price Index (PPI) is calculated by US Bureau of Labor, and is widely recognized among business people, economists, statisticians, and accountants for price adjustment clauses in contracts.

3.5.1.10. Index A and B1 will be as published by the US Department of Labor Bureau of labor statistics.

3.5.1.11. Index B2 will be as defined as described in Paragraph 3.5.1.3.

3.5.1.12. ETL Indices:

          i.        "X" =  *

          ii.       "Y" =  *

          iii.      "Z" =  *

          iv.       Index A = Telephone Equipment Capital Goods Index, World

          v.        Index B = Electrical/Electronics Industry Wages Index,
                    Sweden

3.5.1.13. NEC/A Indices:

          i.        "X" =  *

          ii.       "Y" =  *

          iii.      "Z" =  *

          iv. Index A = Price index of material as published by Australian Bureau of Statistics Cat. No. 6412.0 group 33



          * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                               24 October 1997

          v.  Index B = Electrical/Electronics Industry Wages Index, Australia

3.5.2.    Basic Price Adjustment Formula for Services

3.5.2.1. This Price Adjustment formula shall be applied to the installation, integration and project management services listed in Sections 3.2.1 to 3.3.11.

3.5.2.2.  Application of this price adjustment formula is subject to Section
          3.5.3.

3.5.2.3.  The Basic Price adjustment formula for services is:

                                        *

3.5.2.4. Each member of the Contractor's team price adjustment for services shall use the same wages Indices ("B"s,"B1"s and "B2"s) given in
          Section 3.5.1 and with the same proportion of B1 and B2 as given in
          Section 3.5 to make up the 0.8 coefficient.

3.5.3.    Application of Pricing Adjustment Formulae

3.5.3.1. For equipment orders placed by ICO on, or before, 31 March 1998 for a) delivery, installation and integration with the initial purchase in the year 2000 and b) where the capacities do not exceed ICO's projected year 2002 requirements, the Not To Exceed price of the equipment, installation and integration shall be determined in accordance with the prices described in Section 3.2.1 to 3.2.10 inclusive without application of the Price Adjustment formula described in Section 3.5.1 and 3.5.2. The actual price of the equipment, installation and integration shall be agreed at the date ICO places the order and shall take into account the then prevailing market conditions and not exceeding the prices charged to other customers ordering similar quantities of similar types of equipment.

3.5.3.2.  For equipment orders placed by ICO:

          i.    on, or after, 1 April 1998, or

          ii.   for delivery, installation and integration after year 2000 or

          iii.  in excess of ICO's projected year 2002 requirements.

          The Price Adjustment formulae in Section 3.5.1 and 3.5.2 shall apply unless the actual price adjustment on or after 1 April 1998 exceeds three times or more the average annual adjustment rate during the period March 1995 to March 1997, determined using the Price Adjustment formulae in Section 3.5.1 and 3.5.2. In such event the actual price shall be determined taking into account the then prevailing market conditions and not exceeding the prices charged to other customers ordering similar quantities of similar types of equipment

3.6.      PAYMENT SCHEDULE

3.6.1.1.  The equipment payment terms shall be:

          i.       *   of value on order

          ii.      *   of value on shipment

          iii.     *   of value on acceptance

3.6.1.2.  The installation and SI&PM charges payment terms shall be:


          * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                              24 October 1997

          i.       *   of value on order

          ii.      *   of the value in equal monthly instalments, in arrears,
                during the duration of the programme

          iii.     *   of the value upon acceptance.

3.6.1.3.  The spares payment terms shall be:

          i.       *   of the value on order

          ii.      *   on delivery to the specified site.


4.        EQUIPMENT ORDER PROCESS

4.1.      NORMAL PROCESS

4.1.1.1. The Contractor and the Purchaser agree to develop a process for handling the ordering and delivery of equipment. The main principles of the process are detailed in the following paragraphs. Items in [] are subject to review during the development of the process.

4.1.1.2. ICO will provide the Contractor(s) with a rolling forecast of future demand estimates [the format for this is as per Table 1 of Annex 1 of the SOW]. The forecast will be revised on an [annual] basis and supplied to the Contractor(s) on [Specific date].

4.1.1.3. ICO will place specific orders for equipment on Contractor(s) in the [format specified in Table 1 of Annex 1, showing separately the total installed capacity, the incremental capacity and the final installed capacity after the purchase.] The total incremental capacity to be supplied under the order for all sites shall be used for the calculation of the price as defined in Section 3.

4.1.1.4.  The FOB date shall be within nine months of receipt of order from ICO.

4.1.1.5. Contractor(s) shall be responsible for the management and co-ordination of all contractor staff and the successful installation, testing and bringing into service of the new tranche of equipment at each site.

4.1.1.6. The installation and test schedule will be agreed at the time of the placement of the order. The installation and acceptance shall be completed no more than 6 months after the delivery of equipment to the site unless agreed by ICO.

4.1.1.7. Contractor(s) shall plan in advance with ICO to minimize any downtime required for installation of expansion blocks. The Contractor shall work with ICO/Operator to schedule the downtime in appropriate time of day for ICO's business purposes.

4.2       EXPEDITED PROCESS

4.2.1.1. ICO may request at any time an expedited order, delivery and bringing into service capacity expansion.

4.2.1.2. The Contractor will make all reasonable efforts to provide shortened delivery lead times for all, or part, of the order, as requested.

4.2.1.3. ICO can negotiate and give contractor incentives to shorten the lead time from receipt of order to bringing into shipment (FOB) and installation and brining into service.

4.2.1.4. The expedited process may apply to partial shipments of a normal order or to a special purpose order which ICO may raise.


          * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                            24 October 1997

5.        PRICING OF SOFTWARE RELEASES

5.1.      GENERAL PRINCIPLES

5.1.1.1. Contractor(s) will provide ICO with releases of operating software on "as need be" basis or upon new feature release that has been purchased by ICO except switch (MSSC) subsystem software.

5.1.1.2. Contractor will provide regular releases of operating software for Switch (MSSC) subsystem which will provide new functionality in accordance with Supply Agreement.

5.1.1.3. The software releases will include fixes to faults, a basic package of new functionality and a range of optional features.

5.1.1.4. The price schedule of the new software releases will be submitted separately 90 days in advance of the new releases.

5.2.      MSSC SOFTWARE UPGRADE PRICING

5.2.1.1. The pricing per annum for subscription to the standard CME 20 (MSSC) Software release programme for the period 1 January 2001 until December 2003 is as shown in Table 19. The price for the upgrade depends upon the size of network.

                    TABLE 19 - MSSC SOFTWARE UPGRADE PRICING

          PRICING        PRICE PER
NODE     PARAMETER       ANNUM (US$)
----     ---------       -----------

                *


5.2.1.2. The above pricing is firm fixed price for the three year term. Subsequent pricing will be negotiated at the end of the three year term and will be linked to an index to be agreed.

5.2.1.3. The above software subscription provides ICO with the right to all basic software upgrades for the MSSC and HLR nodes which are made available within the subscription period. ICO may also choose to purchase optional features in addition.

5.2.1.4. Note that the above prices exclude any installation and materials costs which may be charged and which will be quoted at the time of upgrade.

5.2.1.5. The annual MSSC software subscription is subject to the discount structure shown in Table 20 based on the total number of installed Exchange Terminating Circuits (ETCs) in the ICO network at the start of the subscription year.

                  TABLE 20 - MSSC SOFTWARE DISCOUNT STRUCTURE


NUMBER OF ETCs
IN IGF                                    *
--------------
Software
subscription                              *
discount



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                  24 October 1997

5.2.1.6. The annual HLR software subscription is subject to the discount structure per HLR as shown in Table based on the number of registered subscribers in the ICO network at the start of the subscription year.

                   TABLE 21 - HLR SOFTWARE DISCOUNT STRUCTURE


THOUSANDS OF
SUBSCRIBERS                                     *
IN THE HLR
------------
Software
subscription                                    *
discount

5.2.1.7. The pricing per annum for subscription to the standard Legal Interception Software release programme for the period 1 January 2001 until 31 December 2003 is given in Table 22. The prices below are for the LIAS and LIMS for the Legal Interception solution as currently proposed. Software upgrades for the MSSC/VLR are covered by the existing Supply Agreement.

         TABLE 22 - LEGAL INTERCEPTION SYSTEM SOFTWARE UPGRADE PRICING

ITEM           DESCRIPTION                      *
----           -----------              ----------------
Software       As described in detail           *
Upgrade        below
Subscription
per one year

5.2.1.8. The above pricing is fixed for the three-year term. Subsequent pricing will be negotiated at the end of the three-year term. The above software subscription provides ICO with the right to all basic software upgrades for the LIAS and LIMS nodes which are made available within the subscription period. Software upgrades are issued approximately once every six months. Software upgrades include fault corrections, module enhancements and new features.

5.2.1.9. Please note that the above prices exclude any installation and materials costs which may be charged in addition.


6.       PRICING AND PROCESS FOR DEVELOPMENT OF ICO SPECIFIC FUNCTIONALITY

6.1.     INTRODUCTION

6.1.1.1. The Contractor recognises that ICO will require the on-going development of ICO specific functionality and agrees to develop a process to support ICO's continued development.

6.1.1.2. The process and costs of development and integration of Future Requirements will be developed using the concepts as described in
         Section 6.2, 6.3, 6.4 and 6.5.

6.2.     FEASIBILITY STUDY

6.2.1.1. ICO will request the Contractor(s) to undertake a feasibility study for a particular element of functionality. The process that shall be followed is:

         i. ICO and the Contractor(s) will hold functionality development meetings on as need be basis either initiated by ICO or by the Contractor., ICO will provide a forecast, short and long term, of the ICO specific functionality that may be required.



         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                                                 24 October 1997

          ii. ICO will request the Contractor to provide 'rough order of magnitude' costs (ROM) and the development and installation schedule for ICO selected functions.

6.2.1.2.  The Contractor shall either:

          i. deliver a rough order of magnitude cost, including a program for the development of the functionality including the detailed specification, and the program for installation and integration of the functionality,

          ii. or provide a commitment to delivering a Firm Fixed Price, including development, testing and installation schedule on an agreed upon schedule between ICO and contractor.

6.3.      DELIVERY

6.3.1.1. The delivery of the additional functionality shall be completed on an agreed upon schedule between ICO and the contractor.

6.3.1.2. The programme for delivery shall include milestones as appropriate to the needs of each development and may include, but are not limited to:

          i.     design review meeting

          ii.    critical design review meeting

          iii.   test plan review

          iv.    rollout plan review

          v.     installation plan

          vi.    acceptance and handover plan

6.4.      ICO SPECIFIC FUNCTIONALITY PRICING

6.4.1.1. The Contractor shall provide ICO firm fixed price information that includes:

          i.     Non-recurring expenditure where appropriate

          ii.    equipment prices

          iii.   spares

          iv.    software licenses

          v.     installation and testing

          vi.    project management and systems integration

          vii.   warranty

          viii.  payment schedule.

                                                                 24 October 1997

6.5.      PRICE METHODOLOGY

6.5.1.1. In order to establish the firm fixed price for ICO specific functionality, the price level shall be agreed in the following manner.

          i. Normal commercial negotiations following submission of technical and commercial proposals

          ii. Price justification initially based on the prices included in the Contractor's Supply Agreement and taking into consideration any changes in exchange rates and agreed escalation formulae

          iii. If agreement cannot be reached on the above basis further price justification will be provided based on world-wide price comparisons

          iv. If agreement cannot be reached the Contractor will provide detailed estimates of the work to be performed with corresponding hardware, software and manpower costings.

                        CHANGE ORDER NO: 2  ATTACHMENT 2




                  2. Schedule 9 - Pricing Schedule Appendix 1
                 (*The following 19 pages have been redacted)

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                  GRAND TOTAL




                                       *




* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                        CHANGE ORDER NO: 2  ATTACHMENT 2

3. SCHEDULE 9 -- PRICING SCHEDULE APPENDIX 2
                (*The following 103 pages have been redacted)

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                        CHANGE ORDER NO: 2  ATTACHMENT 2
            4. SCHEDULE 11 - PAYMENT SCHEDULE CLASSIFICATION SUMMARY

                        * [19 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                        CHANGE ORDER NO: 2  ATTACHMENT 2



            5. SCHEDULE 13 - IGFR VERSION 26

27 November 1997
Our Ref: SA0526/WG7/19970523/GKS

NEC Corporation
c/o NEC-ICO Project Office
5th Floor, Horatio House
77-85 Fulham Palace Road
Hammersmith
London W6 8JC

                           [ICO Logo and Letterhead]
                           ICO GLOBAL COMMUNICATIONS
                            1 Queen Caroline Street
                           Hammersmith London W6 9BN
                                 United Kingdom

                            TEL +44 (0) 181 600 1000
                            FAX +44 (0) 181 600 1199

For the attention of Mr Tadeo Furukawa, Dr A Fujii


Dear Sirs


SUBJECT:  ICO GROUND FACILITIES SUPPLY AGREEMENT:
          CHANGE ORDER 2 - SIDE LETTER ON IGFR VERSION 26, 10 NOV 97


ICO and NEC intend to agree Change Order 2, which refers to IGFR Version 26, dated 10 November 1997.

ICO and NEC agree that, as of the signature of Change Order 2, both parties will agree and immediately implement the following changes to the IGFR, Version 26 of 10 November 1997:

The paragraphs identified below will read as follows:

3.3.3.2. REMOTE PCS (RPCS)
The IGF shall provide an IF Interface to external Remote PCS equipment at selected SANs provided for PCS functions in accordance with the PCS ICD, ICO document EN-TC-ICO-IS-0003.

3.3.6.3. CENTRAL PCS (CPCS)
The IGF shall provide a data communications interface at the NMC and Backup NMC to external Central PCS equipment for passing information between CPCS and NMC in accordance with the PCS ICD, ICO document EN-TC-ICO-IS-0003.

3.3.6.4. REMOTE PCS
The IGF shall provide a data communication Interface to external Remote PCS equipment at selected SANs provided for PCS functions in accordance with the PCS ICD, ICO document EN-TC-ICO-IS-0003.

6.53.1.6.5. The IGF shall assume that the Remote PCS equipment shall have the capability to set its IF level at the interface point to the IDS to adjust to the nominal EIRP of the PCS SRMS command carrier.

6.57.1.10.3. Interface requirements between the Remote PCS equipment and the SAN equipment shall be in accordance with the PCS ICD, ICO document EN-TC-ICO-IS-0003.


CONFIDENTIAL AND PROPRIETARY TO ICO GLOBAL COMMUNICATIONS

                                                                ICO SERVICES LTD
                                               Registered in England No. 3045294
                                                              Registered Office:
                                                         1 Queen Caroline Street
                                                                London W6 9BN UK

6.59.1.5. The Remote PCS subsystem shall interface with the IDS at 1 GHz band IF interface according to the PCS ICD, ICO document EN-TC-ICO-IS-0003.

6.59.1.6. The Remote PCS subsystem shall interface with the SAN-OSS to provide the equipment alarms according to the PCS ICD, ICO document EN-TC-ICO-IS-0003.

6.59.1.7. The Remote PCS subsystem shall interface with the IDS to receive the RFT to satellite assignment information according to the PCS ICD, ICO document EN-TC-ICO-IS-0003.

6.59.1.8. The Remote PCS subsystem shall interface with the Clock Distribution Subsystem to receive the reference clock and frequency according to the PCS ICD, ICO document EN-TC-ICO-IS-0003.

It is further agreed that, as at the date of execution of Change Order 2, the technical content of the PCS ICD, ICO document EN-TC-ICO-IS-0003 Appendix C will be taken as given in NEC documents WG2-SN-70034 and WG2-SN-70035.

These changes will be incorporated into subsequent Versions of the IGFR.


Yours sincerely,

/s/ GK Smith

G.K. Smith
SVP and Chief Engineering Officer


cc:  NEC Documentation Manager
     J Singh, K Smith, P Poskett, K Hungerford, C Forsyth, G Wiginton, ICO Project Office


PARTIES AGREE:

G.K. Smith for ICO                           A. Fujii for NEC


/s/ GK Smith                                 /s/ A. Fujii
------------------------------               ------------------------------


Date:

    28/11/97                                     28/11/97
------------------------------               ------------------------------



                                                                          Page 2
CONFIDENTIAL AND PROPRIETARY TO ICO GLOBAL COMMUNICATIONS

                                                       ICO GLOBAL COMMUNICATIONS
[ICO LOGO]                                               1 QUEEN CAROLINE STREET
                                                                     HAMMERSMITH
                                                                   LONDON W6 9BN
                                                                  UNITED KINGDOM

                                                           TEL: +44 181 600 1000
                                                           FAX: +44 181 600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO.3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK


--------------------------------------------------------------------------------
                     ICONET GROUND FACILITIES REQUIREMENTS
                                    DOCUMENT
--------------------------------------------------------------------------------

                             COMMERCIALLY SENSITIVE
                            REPRODUCTION PROHIBITED


CONFIDENTIALITY STATEMENT
ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.

                     ---------------------------------------
                     DOCUMENT NO.:       EN-IG-ICO-RQ/000014
                     ---------------------------------------
                     VERSION:            26
                     ---------------------------------------
                     DATE:               10 NOVEMBER 1997
                     ---------------------------------------


         -------------------------------------------------------------------
                    APPROVED                           APPROVED
         -------------------------------------------------------------------
                 CHIEF ENGINEER                CHIEF ENGINEERING OFFICER
                      (NEC)                              (ICO)
         -------------------------------------------------------------------
                      ***                                ***
         -------------------------------------------------------------------



         -------------------------------------------------------------------

--------------------------------------------------------------------------------
[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                  ICONET Ground Facilities Requirements      Version: 26
                                                             10 November 1997
--------------------------------------------------------------------------------


AMENDMENT RECORD

--------------------------------------------------------------------------------
         DATE       CN NO.      REASON FOR CHANGE
--------------------------------------------------------------------------------
         10                     Exercise of 60, 61 and 120 day options. Removal
         November               of PCS from SA.
         1997
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------





--------------------------------------------------------------------------------


                       ICO Proprietary and Confidential

                                                            EN-IG-ICO-RQ/000014
ICO            ICONET Ground Facilities Requirements        Version: 26
                                                            10 November 1997

                               TABLE OF CONTENTS

1.   GENERAL                                                                 1
     1.1. PURPOSE                                                            1
     1.2. ELEMENTS OF THE ICONET GROUND FACILITIES                           1
     1.2.1. General                                                          1
     1.2.2. SAN                                                              1
     1.2.3. NMC and Backup NMC                                               3
     1.2.4. Operational Test and Development Facility (OT&DF) (F/R)          3
     1.2.5. Miscellaneous Equipment                                          3
     1.2.6. Buyer Furnished Equipment                                        3
     1.3. RELATED DOCUMENTS                                                 10
     1.3.1. Incorporation by Reference                                      10
     1.3.2. Precedence                                                      10
     1.3.3. List of Incorporated Documents                                  10
     1.3.4. List of Air Interface Documents.                                10
     1.3.5. List of Reference Documents.                                    10
     1.4. NOTATION CONVENTIONS                                              11
     1.4.1. Square Brackets, TBD, and TBR                                   11
     1.4.2. Future Requirements                                             11
     1.4.3. Options                                                         11

2.   DEFINITIONS & ACRONYMS                                                 12

3.   BASIC REQUIREMENTS                                                     18
     3.1. ICONET GROUND FACILITY DEFINITION                                 18
     3.2. SYSTEM DESCRIPTION                                                18
     3.3. EXTERNAL INTERFACES                                               18
     3.3.1. General                                                         18
     3.3.2. RF Interface                                                    18
     3.3.3. IF Interfaces                                                   18
     3.3.4. Terrestrial Network Interface                                   19
     3.3.5. ADC Interface                                                   19
     3.3.6. Data Communications Interface                                   19

4.   END-USER SERVICES                                                      20
     4.1. BASIC TELESERVICES                                                20
     4.1.1. Speech Services                                                 20
     4.1.2. Short Message Services                                          20
     4.1.3. Facsimile Services                                              21
     4.2. BASIC BEARER SERVICES                                             22
     4.2.1. Circuit Mode Data Services (up to 9600 bps) using GSM Standard  22
     4.2.2. Circuit Mode Data Services (up to 38.4 kbps) using
               GSM Standard                                                 22
     4.2.3. Alternate Voice and Data Services Using Voice Codec Signalling  23
     4.3. GSM SUPPLEMENTARY SERVICES                                        23
     4.3.1. General                                                         23
     4.3.2. Line Identification Services                                    24
     4.3.3. Call Forwarding Services                                        24
     4.3.4. Call Waiting and Call Hold Services                             24
     4.3.5. Multi-party Services                                            25
     4.3.6. Closed User Group Services                                      25
     4.3.7. Call Restriction Services                                       25
     4.3.8. Advice of Charge Services                                       25
     4.4. ICO SPECIFIC SERVICES                                             26
     4.4.1. High Penetration Notification (HPN) Service                     26
     4.4.2. ICO Dual-numbering                                              27
     4.4.3. Natural Language Support                                        27


                                                                   Page i of 260
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
ICO              ICONET Ground Facilities Requirements       Version: 26
                                                             10 November 1997

4.5. MAIL AND MESSAGING SERVICES                                             28
4.5.1. Generic Messaging Platform Requirements                               28
4.5.2. Voice Mailbox                                                         29
4.5.3. Fax Mailbox                                                           29
4.5.4. Email                                                                 29
4.5.5. SMS                                                                   29
4.5.6. Mailbox Access and Retrieval                                          30
4.5.7. Mailbox Notification                                                  32
4.5.8. Access to External Systems                                            32
4.6. ADVANCED SERVICES (F/R)                                                 32
4.6.1. General IN Platform Requirements                                      32
4.6.2. IN Services                                                           35
4.7. SUBSCRIPTION TO ICO SERVICES                                            38
4.7.1. General                                                               38
4.7.2. Subscription Profiles in the HLR/VLR                                  38
4.7.3. Subscriber Profiles in the IN Platform (F/R)                          39
4.7.4. Subscriber Profiles in the Messaging Platform                         39
4.8. CELLULAR/SATELLITE ROAMING                                              39
4.8.1. General                                                               39
4.8.2. Roaming with IS.41 Based Networks                                     40
4.8.3. Roaming with PDC Networks (OPTION)                                    40
4.8.4. Roaming with GSM Based Networks                                       40
4.8.5. Generic Roaming Functions                                             41
4.8.6. Protocol Support                                                      43
4.8.7. Provisioning Functions                                                44
4.8.8. Network Management Functions                                          44
4.8.9. Availability of Products and Services to Roaming Subscribers          45
4.9. OTHER VALUE-ADDED SERVICES                                              47
4.10. SPECIALISED TERMINALS                                                  48
4.10.1. Multichannel Terminals (F/R)                                         48
4.10.2. Semi-fixed Terminals                                                 48

5. ADMINISTRATION AND SUPPORT SERVICES                                       49
5.1. BILLING SERVICES                                                        49
5.1.1. Call Detail Recording in the MSSC                                     49
5.1.2. Call Detail Recording in the Messaging Platform                       51
5.2. PROVISIONING SERVICES                                                   53
5.2.1. Subscriber Administration in the HLR                                  53
5.2.2. Subscriber Administration in the Cellular/Satellite
       Interworking Function (CS-IWF)                                        53
5.2.3. Subscriber Administration in the Messaging Platform                   54
5.2.4. Subscriber Administration in the Service Control Point (SCP)(F/R)     54
5.2.5. Administration of Secret Keys in the Authentication Centre (AuC)      54
5.2.6. Administration of Secret Keys in the Cellular/Satellite
       Interworking Function (CS-IWF)                                        55
5.3. MOBILE EQUIPMENT MONITORING                                             55
5.4. CUSTOMER CARE AND OPERATOR SUPPORT                                      56
5.4.1. General                                                               56
5.4.2. Operator Determined Barring (ODB)                                     56
5.4.3. Operator Controlled Diversion                                         56
5.4.4. Subscriber Specific Announcements                                     56
5.4.5. Subscriber Tracing                                                    56
5.5. FRAUD MANAGEMENT SERVICES                                               57

6. GENERIC SYSTEM FUNCTIONS                                                  59
6.1. NUMBERING, ADDRESSING AND IDENTIFICATION                                59
6.1.1. International Mobile Subscriber Identification                        59
6.1.2. Mobile Station International ISDN Numbers                             59
6.1.3. Mobile Station Roaming Numbers                                        60
6.1.4. International Mobile Equipment Identity                               60
6.2. RADIO CONNECTIVITY BETWEEN USER TERMINALS, SATELLITES AND SANS          60

                                                                  Page ii of 260
                                                ICO Proprietary and Confidential

--------------------------------------------------------------------------------
[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                  ICONET Ground Facilities Requirements      Version: 26
ICO                                                          10 November 1997
--------------------------------------------------------------------------------

6.3. PSTN/ISDN/PLMN INTERCONNECTION                                        61
6.4. SECTION NOT USED                                                      61
6.5. DCN SUBSYSTEM                                                         61
6.5.1. Network Management DCN                                              61
6.5.2. Voice Service Network (F/R)                                         62
6.6. REGISTRATION AND IMSI ATTACH/DETACH                                   64
6.6.1. Basic Capabilities for Registration                                 64
6.6.2. Registration Procedures                                             64
6.6.3. Registration Cases                                                  65
6.6.4. Denial of Registration                                              65
6.7. CALL ROUTING                                                          66
6.7.1. MSSC Call Routing                                                   66
6.7.2. TNM Routing                                                         66
6.8. MP PAGING                                                             66
6.9. SECTION NOT USED                                                      67
6.10. SECTION NOT USED                                                     67
6.11. DIVERSITY SATELLITE PATH ALLOCATIONS AND USAGE                       67
6.11.1. Diversity Capacity                                                 67
6.11.2. Diversity Path Allocation and De-allocation                        67
6.11.3. Transmission and Reception Over Diversity Path                     68
6.12. HANDOVERS                                                            68
6.13. SUBSCRIBER IDENTITY AUTHENTICATION                                   69
6.14. ENCRYPTION                                                           69
6.15. IMEI CHECKING                                                        70
6.16. CAUSES, TONES AND ANNOUNCEMENTS                                      70
6.17. ECHO CANCELLATION                                                    70
6.18. TERRESTRIAL MODEM POOLS                                              71
6.19. UT POSITION INFORMATION                                              71
6.19.1. Position Information Determination                                 71
6.19.2. Conversion of Frequency and Time Measurement to Position           72
6.19.3. Usage of UT Position Information                                   74
6.19.4. Mapping of UT Position to Service Area                             74
6.19.5. Handling of UT-supplied Position Information                       75
6.20. LEGAL INTERCEPTION                                                   75
6.21. FORCED CALL ROUTING (F/R)                                            78
6.22. PURGING OF LOCATION REGISTERS                                        79
6.23. ICO SPACE SEGMENT AND SANs                                           79
6.24. SECTION NOT USED                                                     80
6.25. RADIO SYNCHRONISATION                                                80
6.25.1. Time Synchronisation                                               80
6.25.2. Frequency Synchronisation                                          82
6.25.3. Terrestrial Network Synchronisation                                86
6.26. AIR INTERFACE ELEMENTARY AND STRUCTURED PROCEDURES                   86
6.26.1. Air Interface Elementary Procedures                                86
6.26.2. Structured Procedures                                              88
6.27. UT/SUBSCRIBER ACCESS MANAGEMENT AND CONTROL                          89
6.28. ACCESS CLASS HANDLING                                                89
6.28.1. General                                                            89
6.28.2. Barring of Access Classes                                          89
6.28.3. Unbarring of Access Classes                                        90
6.29. SUBSCRIBER CLASS HANDLING (F/R)                                      90
6.30. CLASSMARK HANDLING                                                   90
6.31. CHANNEL MODE MODIFY                                                  90
6.31.1. Channel Mode Modify in the SBS and TNM                             90
6.31.2. Channel Mode Modify in the MSSC                                    90
6.32. IN-CALL MODIFICATION                                                 91
6.33. SUPPORT FOR DTMF                                                     91
6.34. RELEASE OF RESOURCES                                                 91

--------------------------------------------------------------------------------
                                                                 Page iii of 260
                                                ICO Proprietary and Confidential

--------------------------------------------------------------------------------
[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                  ICONET Ground Facilities Requirements      Version: 26
ICO                                                          10 November 1997
--------------------------------------------------------------------------------

6.34.1. General                                                            91
6.34.2. Release of Equipment, Satellite Spectrum and Satellite Power
        Resources                                                          92
6.34.3. Release of Resources External to IGF                               92
6.35. QUEUING                                                              92
6.36. CONGESTION AND OVERLOAD                                              92
6.37. C7 SIGNALLING LINK MONITORING                                        93
6.38. VOICE CODING                                                         93
6.39. DTX                                                                  93
6.40. SYSTEM INFORMATION BROADCASTING                                      94
6.41. RADIO ACCESS MANAGEMENT                                              94
6.41.1. Paging Channel (PCH)                                               94
6.41.2. Access Grant Channel (AGCH)                                        94
6.41.3. Random Access Channel (RACH)                                       95
6.41.4. Fast and Slow Associated Control Channels (FACCH and SACCH)        95
6.42. RADIO SESSION MANAGEMENT                                             95
6.42.1. Session Initiation Requirements                                    95
6.43. LINK MONITORING                                                      97
6.43.1. Dedicated Channels                                                 97
6.43.2. BCCH                                                               98
6.43.3. RACH                                                               98
6.44. SECTION NOT USED                                                     99
6.45. SECTION NOT USED                                                     99
6.46. SECTION NOT USED                                                     99
6.47. POWER CONTROL                                                        99
6.47.1. SAN Automatic Power Control                                        99
6.47.2. SAN EIRP Control for TCH and DCCH                                  99
6.47.3. SAN EIRP Control for Forward Control Channels                     100
6.47.4. UT EIRP Control for TCH and DCCH                                  100
6.47.5. RACH                                                              101
6.47.6. ACK/HP                                                            101
6.48. SAN COVERAGE AND MANAGEMENT                                         101
6.48.1. SAN Coverage Access                                               101
6.48.2. Coverage Planning                                                 102
6.49. SATELLITE EIRP MANAGEMENT                                           103
6.49.1. Satellite RF Power Management Parameters                          103
6.49.2. Satellite Transponder Gain Value Entry and Usage                  105
6.49.3. Rules for Generation of Satellite Power Management Parameters     105
6.49.4. Determination of SBS and HPN and SAN-OSS Control Parameters       106
6.49.5. Satellite EIRP Monitoring                                         107
6.49.6. Satellite RF Power Overload Management                            107
6.50. SPECTRUM MANAGEMENT                                                 107
6.50.1. Functional Requirements for the Generation and Distribution
        of SRMC Data                                                      107
6.50.2. Performance Requirements                                          108
6.50.3. Spectrum Management Reference Traffic Distribution                116
6.51. INTERFERENCE MANAGEMENT                                             117
6.52. HPN REQUIREMENTS                                                    118
6.52.1. HPN General Requirements                                          118
6.52.2. Basic Capabilities for HPN                                        119
6.52.3. HPN Message Transmission and Reception                            119
6.52.4. Section Not Used                                                  119
6.52.5. HPN Frequency Planning                                            119
6.52.6. HPN Synchronisation Planning                                      120
6.52.7. HPN Satellite Control                                             121
6.52.8. HPN Location Phase Planning                                       121
6.52.9. HPN Channel Management                                            122
6.52.10. HPN Subsystem Synchronisation                                    123
6.53. SAN AIR INTERFACE REQUIREMENTS                                      123
6.53.1. C-band Transmit Requirements                                      123
6.53.2. C-band Receive Requirements                                       127
--------------------------------------------------------------------------------
                                                                  Page iv of 260
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
                     ICONET Ground Facilities Requirements   Version: 26
[ICO LOGO]                                                   10 November 1997

6.53.3     S-band TX Performance Requirements                                  129
6.54.      SECTION NOT USED                                                    130
6.55.      TRAFFIC PLANNING                                                    130
6.56.      CHANNEL UNIT FAILURE HANDLING                                       132
6.56.1.    Traffic Channel Unit Failures                                       132
6.56.2.    Control Channel Unit Failures                                       133
6.57.      RFT FUNCTIONAL REQUIREMENTS                                         133
6.57.1.    General Requirements                                                133
6.57.2.    Antenna Requirements                                                135
6.57.3.    C-band TX/RX Functional Requirements                                136
6.57.4.    S-band TX/RX Functional Requirements                                137
6.57.5.    Doppler Measurements and Compensation Functional Requirements       137
6.57.6.    Automatic Power Control (APC)                                       138
6.57.7.    Axial Ratio Compensation Functions (F/R)                            138
6.57.8.    RFT Monitoring and Control                                          138
6.57.9.    TT&C Support Functions                                              139
6.57.10.   PCS/HPN Support Functions                                           140
6.57.11.   Test Loop Translator                                                140
6.58.      RFT PERFORMANCE REQUIREMENTS                                        141
6.58.1.    Antenna Requirements                                                141
6.58.2.    C-band Performance Requirements                                     144
6.58.3.    S-band Performance Requirements                                     147
6.58.4.    Doppler Measurement and Compensation Performance Requirements       148
6.58.5.    Automatic Power Control (APC)                                       149
6.58.6.    RFT Shelter                                                         149
6.58.7.    RFT Downlink Requirements for TT&C                                  150
6.58.8.    RFT Uplink Requirements for TT&C                                    151
6.59.      PCS INTERFACE REQUIREMENTS                                          151
6.59.1.    General PCS Interface Requirements                                  151
6.59.2.    Section Not Used                                                    152
6.59.3.    PCS Subsystem Control Functions                                     152
6.59.4.    Section Not Used                                                    153
6.59.5.    Payload and Ground System Synchronisation                            153
6.59.6.    Section Not Used                                                    153
6.59.7.    Section Not Used                                                    153
6.59.8.    Payload Status                                                      153
6.59.9.    Payload Configuration                                               154

7.         NETWORK MANAGEMENT SYSTEM AND LEGAL INTERCEPTION SYSTEM             157
7.1        GENERAL REQUIREMENTS                                                157
7.1.1.     Requirements for New Elements                                       157
7.1.2.     Network Management                                                  157
7.1.3.     Data Archiving                                                      160
7.1.4.     Application Programming Interface                                   160
7.1.5.     Report Mechanisms                                                   160
7.1.6.     Software Upgrades                                                   161
7.1.7.     Network Management Centre and SAN-OSS                               161
7.1.8.     Man Machine Interface Requirements                                  163
7.1.9.     Backup and Restoration                                              165
7.1.10.    Reliability and Availability                                        166
7.1.11.    Performance                                                         166
7.1.12.    Sizing                                                              167
7.1.13.    Expandability                                                       167
7.1.14.    Operational Testing Capabilities                                    167
7.1.15.    NMC and Back-Up NMC Platform                                        168
7.2.       CONFIGURATION MANAGEMENT                                            168
7.2.1.     Requirements for New Elements                                       168

                                                                   Page v of 260
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
                     ICONET Ground Facilities Requirements   Version: 26
[ICO LOGO]                                                   10 November 1997

7.2.2.     General                                                            168
7.3.       FAULT MANAGEMENT                                                   171
7.3.1.     Requirements for New Elements                                      171
7.3.2.     General                                                            171
7.3.3.     Alarm Analysis                                                     172
7.3.4.     Trouble Ticket Management                                          172
7.4.       PERFORMANCE MANAGEMENT                                             173
7.4.1.     Requirements for New Elements                                      173
7.4.2.     General                                                            173
7.4.3.     Network Traffic Management                                         173
7.5.       SECURITY MANAGEMENT                                                174
7.5.1.     Requirements for New Elements                                      174
7.5.2.     General                                                            174
7.6.       ACCOUNTING MANAGEMENT                                              175
7.7.       SECTION NOT USED                                                   175
7.8.       OPERATIONS AND MAINTENANCE INTERFACE REQUIREMENTS                  175
7.8.1.     General                                                            175
7.8.2.     Satellite Resource Management Centre                               176
7.8.3.     Satellite Control Centre                                           177
7.8.4.     NODE Operations System                                             178
7.8.5.     Satellite Access Node                                              197
7.8.6.     High Power Notification                                            198
7.8.7.     ICO provided Payload Command System                                201
7.8.8.     Radio Frequency Terminal                                           205
7.8.9.     Satellite Base Station                                             211
7.8.10.    Terrestrial Network Manager                                        215
7.8.11.    Digital Communication Network                                      217
7.8.12.    ICONET Synchronisation System                                      219
7.8.13.    C-C Subsystem                                                      220
7.8.14.    ICO Administrative Data Centre                                     220
7.9.       LEGAL INTERCEPTION MANAGEMENT SYSTEM                               220
7.9.1.     General Requirements                                               220
7.9.2.     Configuration Management                                           221
7.9.3.     Fault Management                                                   221
7.9.4.     Performance Management                                             222
7.9.5.     Security Management                                                222

8.         PERFORMANCE REQUIREMENTS                                           223
8.1.       CONDITIONS FOR PERFORMANCE REQUIREMENTS                            223
8.2.       BASIC QUALITY OF SERVICE                                           223
8.2.1.     IGF Voice Loop Delay                                               223
8.2.2.     Speech Quality in MOS                                              223
8.2.3.     Probability of Call Loss                                           223
8.2.4.     Handover Performance                                               223
8.2.5.     Handover Performance                                               223
8.3.       SMS QUALITY OF SERVICE                                             224
8.3.1.     Delivery Time                                                      224
8.3.2.     Probability of SMS Non-delivery on Each Delivery Attempt.          224
8.4.       AUTOMATIC FACSIMILE GROUP 3 (UP TO 9600BPS) QUALITY OF SERVICE     224
8.4.1.     Transparent Mode                                                   224
8.5.       CIRCUIT MODE DATA (UP TO 9600BPS) QUALITY OF SERVICE               224
8.5.1.     Transparent Mode                                                   224
8.5.2.     Non-Transparent Mode                                               224
8.6.       CIRCUIT MODE DATA (GREATER THAN 9600BPS) QUALITY OF SERVICE (TBD)  224
8.7.       HPN QUALITY OF SERVICE                                             224
8.7.1.     HPN Idle Mode                                                      224
8.7.2.     HPN Message Delay                                                  225
8.7.3.     HPN Capacity                                                       225
8.7.4.     HPN Transmitter and Receiver Characteristics                       225

                                                                  Page vi of 260
                                                ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements      EN-IG-ICO-RQ/000014
                                                           Version: 26
                                                           10 November 1997

    8.8 GSM SUPPLEMENTARY SERVICES QUALITY OF SERVICE                       225
    8.8.1. Time to Invoke or Change a Supplementary Service                 225
    8.9. SECTION NOT USED                                                   226
    8.10. SBS PERFORMANCE                                                   226
    8.10.1. Channel Assignment Delay (RACH to AGCH)                         226
    8.10.2. Paging Delay                                                    226
    8.10.3. Position Determination Delay                                    226
    8.10.4. Section Not Used                                                226
    8.10.5. Signalling Transit Time                                         226
    8.10.6. Voice Traffic Transit Time                                      226
    8.10.7. Non-Voice Traffic Transit Time                                  227
    8.10.8. Layer 2 Acknowledgement Delay                                   227
    8.11. AVAILABILITY                                                      227
    8.11.1. Definitions                                                     227
    8.11.2. Requirements                                                    228
    8.11.3. Environments                                                    231
    8.12. TNM PERFORMANCE REQUIREMENTS                                      232
    8.12.1. TNM Transit Time                                                232
    8.13. MSSC                                                              233
    8.13.1. Mobile Switching Response Time                                  233
    8.13.2. Transit Switching                                               234
    8.13.3. D-IWF                                                           234
    8.13.4. GMSC                                                            234
    8.13.5. IN-SSP (F/R)                                                    234
    8.13.6. MSSC Voice Transit Time                                         234
    8.14. Legal Interception Subsystem                                      234

 9. CAPACITY REQUIREMENTS                                                   236
    9.1. DIMENSIONING DRIVERS                                               236
    9.2. IGF ELEMENT SPECIFIC DETAILS                                       236
    9.3. SIZING REQUIREMENTS                                                245
    9.3.1. Network Management System                                        245
    9.3.2. Switching Equipment                                              245
    9.3.3. HPN Equipment                                                    246
    9.3.4. SBS Equipment                                                    247
    9.3.5. TNM and DCN Equipment                                            249
    9.4. NETWORK INTERFACE                                                  252

10. SECTION NOT USED                                                        253

11. REFERENCE CONFIGURATION FOR PERFORMANCE MEASUREMENT                     254

12. OTHER CONTRACT SERVICES                                                 258
    12.1. OPERATIONAL TEST & DEVELOPMENT FACILITY (OT&DF) (F/R)             258
    12.1.1. General                                                         258
    12.1.2. SAN Network Management                                          259
    12.1.3. MSSC/VLR and HLR/AuC                                            259

                                                                Page vii of 260
                                               ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements      EN-IG-ICO-RQ/000014
                                                           Version: 26
                                                           10 November 1997

This page has intentionally been left blank.





                                                               Page viii of 260
                                               ICO Proprietary and Confidential

[ICO LOGO]    ICONET GROUND FACILITIES REQUIREMENTS    EN-IG-ICO-RQ/000014
                                                       VERSION: 26
                                                       10 NOVEMBER 1997


1.   GENERAL

1.1. PURPOSE

     1.1.1. The object of this document is to provide testable and complete ICONET Ground Facilities Functional Requirements.

     1.1.2. It is developed from Annexes 1 to 4 of the IPC SOW but is different because those Annexes describe requirements for Design of the ICO System, rather than directly for the ICONET Ground Facilities.

1.2. ELEMENTS OF THE ICONET GROUND FACILITIES

1.2.1. GENERAL

     1.2.1.1. It is an overall requirement that the end to end performance and functionality represented by the aggregation of the currently specified component elements shall be maintained in the event that there is a future need to redistribute or re-allocate functions.

     1.2.1.2. For full details of equipment, refer to the Equipment List in Annex 1 of the SOW.

     1.2.1.3. Figure 1-1 shows the elements of a SAN.

     1.2.1.4. Figure 1-2 shows the NMS and the SRMS subsystems.

1.2.2. SAN

1.2.2.1. MSSC SUBSYSTEM

     1.2.2.1.1. Switch providing MSSC, VLR, GMSC, SMS-GMSC, SMS-IWMSC, IN-SSF functions

     1.2.2.1.2. D-IWF (for fax and data)

     1.2.2.1.3. Echo cancellers

     1.2.2.1.4. Recorded Voice Announcements

     1.2.2.1.5. MSSC MMI (TMOS)

1.2.2.2. LES SUBSYSTEM

1.2.2.2.1. TNM SUBSYSTEM

     1.2.2.2.1.1. Voice codec, Multiplexer

     1.2.2.2.1.2. Remote Processor, Network (RPN)

     1.2.2.2.1.3. Remote Processor, Central (RPC)

     1.2.2.2.1.4. TNM OAM and MMI

1.2.2.2.2. SBS SUBSYSTEM

     1.2.2.2.2.1. Channel Manager

     1.2.2.2.2.2. Channel Unit

     1.2.2.2.2.3. Real Time Resource Manager

     1.2.2.2.2.4. SBS OMC AND MMI

1.2.2.2.3. HPN SUBSYSTEM

     1.2.2.2.3.1. HPN-SC

     1.2.2.2.3.2. HPN Channel Manager

                                                                   Page 1 of 245
                                                ICO PROPRIETARY AND CONFIDENTIAL

[ICO LOGO]    ICONET GROUND FACILITIES REQUIREMENTS    EN-IG-ICO-RQ/000014
                                                       VERSION: 26
                                                       10 NOVEMBER 1997

     1.2.2.2.3.3. HPN Channel Unit

     1.2.2.2.3.4. HPN-PCS Channel Unit

     1.2.2.2.3.5. HPN Local SRMS

     1.2.2.2.3.6. HPN OMC and MMI (no physical console is supplied with the HPN subsystem; MMI remoted from SAN-OSS MMI console)

1.2.2.2.4. SECTION NOT USED

1.2.2.2.5. RFT SUBSYSTEM

     1.2.2.2.5.1. Antennas

     1.2.2.2.5.2. RFT Outside equipment

     1.2.2.2.5.3. RFT Shelter equipment

     1.2.2.2.5.4. RFT OMC & MMI

     1.2.2.2.5.5. RFT IF to antenna distribution/cabling

1.2.2.2.6. REFERENCE CLOCK AND SYSTEM TIMING SUBSYSTEM

     1.2.2.2.6.1. GPS receiver

     1.2.2.2.6.2. RFT, SBS, HPN and PCS clock distribution

1.2.2.2.7. ON-SITE INTERCONNECTION SUBSYSTEM

     1.2.2.2.7.1. Distribution Frame (Intermediate)

1.2.2.2.8. IF DISTRIBUTION SUBSYSTEM

1.2.2.3. SAN MANAGEMENT SUBSYSTEM

     1.2.2.3.1. SAN OSS Supervisory Subsystem

     1.2.2.3.2. SAN SRMS

1.2.2.4. DCN SUBSYSTEM

     1.2.2.4.1. Inter-SAN Switch/Routers

     1.2.2.4.2. Intra-SAN Routers and Hubs

     1.2.2.4.3. E1 adapter (Mux and Encryption)

1.2.2.5. LEGAL INTERCEPTION SUBSYSTEM (LIS)

     1.2.2.5.1. MSSC/VLR interception function

     1.2.2.5.2. Legal Interception Activation System (LIAS)

     1.2.2.5.3. Legal Interception Management System (LIMS)

1.2.3. NMC AND BACKUP NMC

1.2.3.1. NETWORK AND SATELLITE RESOURCE MANAGEMENT

     1.2.3.1.1. NMC platform and MMI

     1.2.3.1.2. SRMC platform and MMI

     1.2.3.1.3. TMOS platform and MMI

                                                                   Page 2 of 245
                                                ICO PROPRIETARY AND CONFIDENTIAL

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

1.2.3.2. DCN SUBSYSTEM
     1.2.3.2.1 NMS-to-SAN Switch/Routers
     1.2.3.2.2. Intra-NMS Routers and Hubs
     1.2.3.2.3. E1 adapter (Mux and Encryption)

1.2.4. OPERATIONAL TEST AND DEVELOPMENT FACILITY (OT&DF) (F/R)

1.2.5. MISCELLANEOUS EQUIPMENT

1.2.5.1. GENERAL
     1.2.5.1.1. These may be located at any SAN

1.2.5.2. HLR/AuC

1.2.5.3. CELLULAR/SATELLITE INTERWORKING FUNCTIONS (CS-IWFS)

1.2.5.3.1. IS.41 ILR
     1.2.5.3.1.1. IS.41 -> ICO ILR
     1.2.5.3.1.2. ICO -> IS.41 ILR

1.2.5.3.2. PDC ILR (OPTION)
     1.2.5.3.2.1. PDC -> ICO ILR
     1.2.5.3.2.2. PDC/ICO IMSC

1.2.5.4. EIR

1.2.5.5. IN PLATFORM (F/R)
     1.2.5.5.1. IN-SCP
     1.2.5.5.2. IN-SMAS

1.2.5.6. MESSAGING PLATFORM
     1.2.5.6.1. Messaging platform including:
               1. short message service centre (SMSC)
               2. voice mail
               3. fax mail
               4. email

1.2.6. BUYER FURNISHED EQUIPMENT

     1.2.6.1. External transmission facilities

     1.2.6.2. Local standard Main Distribution Frame for termination of external transmission equipment

     1.2.6.3. AC power supplies (to local standard for frequency and voltage of required reliability

                                                                   Page 3 of 245
                                                ICO PROPRIETARY AND CONFIDENTIAL

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997




                         [FLOORPLAN OF SAN SUBSYSTEMS]


FIGURE 1-1 SAN SUBSYSTEMS




                                                                   Page 4 of 245
                                                ICO PROPRIETARY AND CONFIDENTIAL

[ICO LOGO]     ICONET Ground Facilities Requirements   EN-IG-ICO-RQ/000014
                                                       Version:26
                                                       10 November 1997



               LIS                 NMS                     SRMS
NMC                      NODE-OS (TMOS)   LINK-OS        SRMC

BACK UP NMC    LIMS      NODE-OS TMOS     LINK-OS        SRMC

SAN (x12)      LIAS               SAN NMS                SAN SRMS

                              Subsystem OAMs     SAN OSS

                 Network Elements (MSSC, SBS, RFT, HPN, PCS, TNM)

                    Figure 1-2 NMS, SRMS and LIS Subsystems

Note: In Section 6, NMC is sometimes used to represent LINK-OS/NODE-OS in this diagram. The figure is for information purposes only and is intended to clarify the distinction between the NMS and the SRMS functionality. It should be noted that further elements into the NMS are likely to be implemented at a later date (e.g. SMAS etc.).

                                                                   Page 5 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]     ICONET Ground Facilities Requirements   EN-IG-ICO-RQ/000014
                                                       Version:26
                                                       10 November 1997

1.3.   RELATED DOCUMENTS

1.3.1. INCORPORATED BY REFERENCE

          1.3.1.1. In this document, references to other documents incorporate only as much of the referred document as is necessary to implement the required specification in this document.

1.3.2. PRECEDENCE

          1.3.2.1. Only references to specific clauses in other documents shall take on the precedence of this document. All general references to other documents shall retain the precedence of that document.

1.3.3. LIST OF INCORPORATED DOCUMENTS

          1.3.3.1. The following documents are incorporated into the contract. The capabilities that they define are required deliverables except where they conflict or are inconsistent with the requirements in the IGF Requirements document.

          1.3.3.2. IPC Deliverable Control Document WG360497

1.3.4. LIST OF AIR INTERFACE DOCUMENTS

          1.3.4.1. The following documents are incorporated into the contract to the extent necessary to support the requirements specifically identified in the IGF Requirements document.

          1.3.4.2. ICO Air Interface documents (all version 3.0)

               03.22.A1  Functions Related to Mobile Stations (MS) in Idle Mode

               103.40.A1 Technical Realisation of the High Penetration
                         Notification Service (HPN)

               04.06.A1 Mobile Station - Base Station System (MS - BSS) Interface Data Link (DL) Specification

               04.07.D1  Mobile Radio Interface Signalling Layer 3- General
                         Aspects

               04.08.A1  Mobile Radio Interface Layer 3, RR Procedures &
                         Messages

               04.08.A2  Mobile Radio Interface Layer 3, MM Procedures &
                         Messages

               04.08.A3  Mobile Radio Interface Layer 3, CC Procedures &
                         Messages

               04.08.A4 Mobile Radio Interface Layer 3, Information Elements Specification

               104.08.A1 Mobile Radio Interface Layer 3 HPN RR Procedures &
                         Messages

               05.01.A1  Physical Layer on the Radio Path (General Description)

               05.02.A1  Multiplexing and Multiple Access on the Radio Path

               05.03.A1  Channel Coding

               05.04.A1  Modulation

               05.05.A1  Radio Transmission and Reception

               05.08.A1  Radio Subsystem Link Control

               05.10.A1  Radio Subsystem Synchronisation

1.3.5. LIST OF REFERENCE DOCUMENTS.

          1.3.5.1. The following documents are incorporated into the contract to the extent necessary to support the requirements specifically identified in the IGF Requirements document.

                                                                   Page 6 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                 EN-IG-ICO-RQ/000014
                 ICONET Ground Facilities Requirements     Version : 26
                                                           10 November 1997

          1.3.5.2. All documents identified by document WG7-GA-60025-C7 (being the control document prepared by the NEC-ICO Project Team Office listing the IPC deliverable documents).

          1.3.5.3. All GSM Technical Specification documents referenced in the body of the IGF Requirements document or in the Incorporated Documents or in the Reference Documents. The latest approved version at the Effective Date of Contract shall be used.

          1.3.5.4. IPC Deliverable Control Document WG360497.

          1.3.5.5. All references to GSM specifications are subject to the ETL statements of compliance listed in document WG360497.

1.4. NOTATION CONVENTIONS

1.4.1. SQUARE BRACKETS, TBD AND TBR

          1.4.1.1. Square brackets [ ], TBD, and TBR are used to identify requirements which are to be resolved during the course of the supply agreement. The value or wording inside the brackets or associated with the TBD or TBR provides an indication of the expected outcome.

1.4.2. FUTURE REQUIREMENTS

          1.4.2.1. The requirements marked by '(F/R)' in this document shall be considered as the future requirements which will not be implemented during the course of the current Supply Agreement. Descriptions for such requirements shall not be considered as final and shall be revisited before the contract amendments (or separate contracts) to implement them are agreed upon.

1.4.3. OPTIONS

          1.4.3.1. The requirements marked by '(OPTION)' in this document are separately deliverable at ICO's option provided that the option is exercised within the time period specified in the SOW Annex 1.



                                                                   Page 7 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                EN-IG-ICO-RQ/000014
                 ICONET Ground Facilities Requirements     Version : 26

2. DEFINITIONS & ACRONYMS

     2.1. ADC            Administration and Data Centre

     2.2. AFC            Automatic Frequency Control

     2.3. AGCH           Access Grant Channel

     2.4. Air Interface  A set of documents defining protocols, messages and information exchanged between UTs and the IGF, as referred to in Section 1.3.4.

     2.5. ANSI           American National Standards Institute

     2.6. API            Application Programming Interface

     2.7. APC            Automatic Power Control

     2.8. AuC            Authentication Centre

     2.9. AWGN           Additive Gaussian White Noise

     2.10. BCCH          Broadcast Control Channel

     2.11. B-NMC         Backup NMC

     2.12. BPF           Bandpass Filter

     2.13. BSSMAP        Base Station Subsystem Management Part

     2.14. BTFP          Burst Time-Frequency Plan

     2.15. C/N           Carrier to Noise ratio

     2.16. CAMEL         Customised Applications for Mobile Network Enhanced
                         Logic

     2.17. CCB           Change Control Board

     2.18. CCCH          Common Control Channel

     2.19. CDR           Call Data Record

     2.20. CDR           Critical Design Review

     2.21. CFM           Common Function Modules

     2.22. ChM           Channel Manager

     2.23. ChU           Channel Unit

     2.24. CLI           Calling Line Identification

     2.25. CM            Connection Management

     2.26. CPCS          ICO Provided Central Payload Command System

     2.27. CRC           Cyclic Redundancy Code

     2.28. CS-IWF        Cellular/Satellite Interworking Function

     2.29. DCCH          Dedicated Control Channel

     2.30. DCN           Data Communications Network

     2.31. D-IWF         Data Interworking Function

     2.32. DTIF          Digital TuKa Interface

     2.33. DTMF          Dual Tone Multi-Frequency

     2.34. ECM           Error Correcting Mode

     2.35. EIM           External Interference Management

     2.36. EIR           Equipment Identity Register


                                                                   Page 8 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]     ICONET Ground Facilities Requirements        EN-IG-ICO-RQ/000014
                                                            Version: 26
                                                            10 November 1997


2.37. EIRP               Effective Isotropic Radiated Power
2.38. EMC                Electro-Magnetic Compatibility
2.39. ESN                Electronic Serial Number
2.40. ETSI               European Telecommunications Standards Institute
2.41. F/R                Future Requirement
2.42. FACCH              Fast Associated Control Channel
2.43. FCR                Frequency Co-ordination Regions
2.44. FEC                Forward Error Correction
2.45. FOV                Field of View
2.46. GC                 Ground Cell
2.47. GLR                Gateway Location Register
2.48. GMSC               Gateway MSC
2.49. GMSSC              Gateway MSSC
2.50. GoS                Grade of Service
2.51. GPS                Global Positioning System
2.52. GSM                Global System for Mobile Communications
2.53. GTT                Global Title Translation
2.54. GW                 Gateway
2.55. HDLC               High-Level Data Link Control
2.56. HLR                Home Location Register
2.57. HPA                High Power Amplifier
2.58. HPN                High Penetration Notification
2.59. HPN-PCS            Real time Payload Command System for HPN
2.60. HPN-SC             HPN Service Centre
2.61. HSCSD              High Speed Circuit Switched Data
2.62. ICD                Interface Control Document
2.63. ICONET             All ground facilities including all interconnecting terrestrial links.
2.64. ICO System         The complete ICO system consisting of UTs, satellites, ICONET
2.65. IGF                ICONET Ground Facilities, which comprises all ground facilities forming part of the
                         ICONET, but excluding terrestrial interconnecting links. The IGF is more particularly defined in Section 3.
2.66. ILR                Interworking Location Register
2.67. IMEI               International Mobile Equipment Identity
2.68. IMSI               International Mobile Subscriber Identify
2.69. IN                 Intelligent Network
2.70. INAP               Intelligent Network Application Part
2.71. IOT                In Orbit Test

                                                                   Page 9 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]     ICONET Ground Facilities Requirements   EN-IG-ICO-RQ/000014
                                                       Version:26
                                                       10 November 1997


2.72.  IP                   Intelligent Peripheral
2.73.  IPC                  Initial phase contract, which is a contract to produce the requirements for the ICONET ground facilities and related work.
2.74.  IS.41                Interim Standard 41 (Electronics Industry Association/Telecommunications
                            Industry Association standard)
2.75.  ISDN                 Integrated Services Digital Network
2.76.  ISUP                 ISDN User Part
2.77.  ITU-R                International Telecommunication Union-Radiocommunication Standardisation
                            Bureau
2.78.  ITU-T                International Telecommunication Union-Telecommunication Standardisation
                            Bureau
2.79.  LES                  Land Earth Station which consists of RFT, SBS, HPN, TNM, and PCS
2.80.  LHCP                 Left Hand Circular Polarisation
2.81.  LNA                  Low Noise Amplifier
2.82.  LNMC at OT&DF        Local Network Management Centre at OT&DF
2.83.  LNMS at OT&DF        Local Network Management System at OT&DF
2.84.  MAP                  Mobile Application Part
2.85.  MCD                  Multi-Coded Data
2.86.  MIN                  Mobile Identification Number
2.87.  MLS                  Microwave Landing System
2.88.  MM                   Mobility Management
2.89.  MMI                  Man-Machine Interface
2.90.  MP                   Medium Penetration
2.91.  MSC                  Mobile services Switching Centre
2.92.  MSI                  Mobile Subscriber Identity
2.93.  MSISDN               Mobile Station ISDN Number
2.94.  MSN                  Mobile Subscriber Number
2.95.  MSRN                 Mobile Station Roaming Number
2.96.  MSS                  Mobile Satellite Service
2.97.  MSSC                 Mobile Satellite Switching Centre, including VLR and GMSC function
2.98.  MTP                  Message Transfer Part
2.99.  NA                   Not Applicable
2.100. Network operator     Operational staff at the NMC
2.101. NMC                  Network Management Centre including MMI
2.102. NMS                  Network Management System
2.103. NP                   Nominal Penetration
2.104. OAM                  Operations and Maintenance including MMI


                                                                  Page 10 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997


     2.105.OM                 Operations and Maintenance Centre including MMI
     2.106.OSI                Open Systems Interconnect
     2.107.OSS*               Operations Support System, same as OMC
     2.108.OT&DF              Operational Test & Development Facility
     2.109.PABX               Private Access Branch Exchange
     2.110.PAD                Packet Assembler Dissembler
     2.111.PCH                Paging Channel
     2.112.PCM                Pulse Code Modulation
     2.113.PCS                ICO Provided Payload Command System
     2.114.PDC                Personal Digital Cellular
     2.115.PDR                Preliminary Design Review
     2.116.PIN                Personal Identification Number
     2.117.PLMN               Public Land Mobile Network
     2.118.PSPDN              Packet Switched Packet Data Network
     2.119.PSTN               Public Switched Telephone Network
     2.120.QoS                Quality of Service
     2.121.RACH               Random Access Channel
     2.122.RFT                Radio Frequency Terminal
     2.123.RHCP               Right Hand Circular Polarisation
     2.124.RPC                Regional Processor Controller
     2.125.RPCS               ICO Provided Remote Payload Command System
     2.126.RPN                Regional Processor Network
     2.127.RR                 Radio Resource
     2.128.RTRM               Real Time Resources Manager
     2.129.SACCH              Slow Associated Control Channel
     2.130.SAN                Satellite Access Node which consists of LES, MSSC,
                              SAN OMC and includes if co-located any HLR, ILR,
                              SMSC, IN
     2.131.SAN operator       Operational staff at the SAN.
     2.132.SBS                Satellite Base Station
     2.133.SCC                Satellite Control Centre
     2.134.SCCP               Signalling Connection Control Part
     2.135.SCE                Service Creation Environment
     2.126.SCP                Service Control Point
     2.137.SDCCH              Standalone Dedicated Control Channel
     2.138.SDF                Service Data Function
     2.139.SDP                Service Data Point
     2.140.Service Area       Equivalent to a cell in GSM
     2.141.SIM                Subscriber Identity Module
     2.142.SLRP               Stored Last Registered Position


                                                                  Page 11 of 245
                                                ICO PROPRIETARY AND CONFIDENTIAL

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997


     2.143.SMAF               Service Management Access Function
     2.144.SMAS               Service Management Application System, Ericsson
                              product for IN management
     2.145.SMP                Service Management point
     2.146.SMS                Short Message Service
     2.147.SMSC               SMS Centre
     2.148.SMS-GMSC           SMS Gateway MSC
     2.149.SMS-IWMSC          SMS Interworking MSC
     2.150.SRMC               Satellite Resources Management Centre
     2.151.SRMS               Satellite Resource Management System
     2.152.SS                 Supplementary Service
     2.153.SS7                Signalling System 7
     2.154.SSF                Service Switching Function
     2.155.SSP                Service Switching Point
     2.156.STE                Special Test Equipment
     2.157.STP                Signal Transfer Point
     2.158.TBD                To Be Determined
     2.159.TBR                To Be Reviewed
     2.160.TCAP               Transaction Capabilities Application Part
     2.161.TCH                Traffic Channel
     2.162.TDMA               Time Division Multiple Access
     2.163.TMSI               Temporary Mobile Subscriber Identity
     2.164.TNM                Terrestrial Network Manager
     2.165.TT&C               Tracking, Telemetry and Command
     2.166.TUP                Telephone User Part
     2.167.UDI                Unrestricted Digital Information
     2.168.USSD               Unstructured Supplementary Service Data
     2.169.UT                 User Terminal
     2.170.VAS                Value-added Service
     2.171.VLR                Visitor Location Register
     2.172.VMSSC              Visited MSSC
     2.173.VPN                Virtual Private Network
     2.174.VSWR               Voltage Standing-Wave Ratio
     2.175.Z-arc              A uniform delay contour line within a spot beam.

     * Non-preferred term




                                                                  Page 12 of 245
                                                ICO PROPRIETARY AND CONFIDENTIAL

[ICO LOGO]     ICONET Ground Facilities Requirements   EN-IG-ICO-RQ/000014
                                                       Version:26
                                                       10 November 1997

3.3.3.2. REMOTE PCS (RPCS)

     3.3.3.2.1. The IGF shall provide an IF Interface to external Remote PCS equipment at selected SANs provided for PCS functions in accordance with RPCS to SAN ICD (TBD).

3.3.4. TERRESTRIAL NETWORK INTERFACE

     3.3.4.1. The IGF shall provide interfaces to terrestrial public networks, such as Public Switched Telephone Network (PSTN), Integrated Services Digital Networks (ISDN), Public Land Mobile Networks (PLMN), and Packet Switched Public Data Networks (PSPDN) in accordance with Section 6.3 of this document.

     3.3.4.2. The interfaces to external transmission lines shall comply with ITU-T Recommendation G.703/G.704 for A-law PCM and DS1 for u-law systems.

3.3.5. ADC INTERFACE

     3.3.5.1. The IGF shall provide ADC interfaces in accordance with the following documents: WG3-XX-60915; WG5-NM-60024.

3.3.6. DATA COMMUNICATIONS INTERFACE

3.3.6.1. TT&C

     3.3.6.1.1. The IGF shall provide a data communications interface to external TT&C equipment at selected SANs provided for TT&C functions in accordance with TT&C to SAN ICD EN-TC-ICO-IS-0001.

3.3.6.2. SCC

     3.3.6.2.1. The IGF shall provide a data communications interface at the NMC and Backup NMC to external equipment at the Satellite Control Centre and Backup Satellite Control Centre for passing information between SCC and NMC in accordance with SAN to NMC ICD EN-TC-ICO-IS-0002.

3.3.6.3. CENTRAL PCS (CPCS)

     3.3.6.3.1. The IGF shall provide a data communications interface at the NMC and Backup NMC to external Central PCS equipment for passing information between CPCS and NMC in accordance with CPCS to NMC ICD (TBD).

3.3.6.4. REMOTE PCS

     3.3.6.4.1. The IGF shall provide a data communication Interface to external Remote PCS equipment at selected SANs provided for PCS functions in accordance with RPCS to SAN ICD (TBD).

                                                                  Page 14 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]     ICONET Ground Facilities Requirements   EN-IG-ICO-RQ/000014
                                                       Version:26
                                                       10 November 1997

3. BASIC REQUIREMENTS

3.1. ICONET GROUND FACILITY DEFINITION

     3.1.1. ICONet Ground Facilities (IGF) shall comprise SANs, NMC and backup NMC, and miscellaneous equipment as listed in Section 1.2. For full details of equipment, refer to the Equipment List in Annex 1 of the SOW

3.2. SYSTEM DESCRIPTION

     3.2.1. The IGF is part of the ICO System, and in conjunction with satellites and PSTNs, is intended to provide digital voice telephony, facsimile, data, and value added services (VAS) to handheld User Terminals
     (UT) to and from any point on the earth.

     3.2.2. The IGF consists of elements which provide the following functions: range of voice and data services, supplementary services, mobility management, network management, billing and customer administration, service provisioning, gateways, messaging, satellite payload control, and monitoring of the interconnecting traffic and signalling communication links

     3.2.3. The IGF shall provide Mobile Originated calls to any telephone or equivalent terminal accessible via the world's international public switched telephone networks, or accessible through a Private Network connected to ICO.

     3.2.4. The system shall provide for Mobile Terminated calls.

     3.2.5. The system shall provide for Mobile to Mobile calls. These will be switched within the ICONET provided that the destination can be determined by explicit number analysis.

3.3. EXTERNAL INTERFACES

3.3.1. GENERAL

     3.3.1.1. The external interfaces present in the IGF are listed below.

3.3.2. RF INTERFACE

3.3.2.1. AIR INTERFACE (UT)

     3.3.2.1.1. The air interface describes the communication protocol between the IGF and the UTs. The details of the air interface can be found in the ICO Air Interface document and in supporting GSM Technical Specifications.

3.3.2.2. SATELLITE RF INTERFACE

     3.3.2.2.1. The IGF provides RF signals for TT&C in accordance with TT&C to SAN ICD EN-TC-ICO-IS-0001.

     3.3.2.2.2. The IGF shall provide RF signals for HPN real time payload command (HPN PCS) functions in accordance with Payload to Ground ICD [TBD].

3.3.3. IF INTERFACES

3.3.3.1. TT&C

     3.3.3.1.1. The IGF shall provide an IF Interface to external TT&C equipment at selected SANs provided for TT&C functions in accordance with TT&C to SAN ICD EN-TC-ICO-IS-0001.

                                                                  Page 13 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]     ICONET Ground Facilities Requirements   EN-IG-ICO-RQ/000014
                                                       Version:26
                                                       10 November 1997

     4.1.2.1.4. The IGF shall support Acknowledgements in accordance with TS GSM 03.40.

     4.1.2.1.5. The IGF shall support the encoding of SMS messages in characters of several alphabets.

     4.1.2.1.6. The available encodings shall include unstructured binary data (maximum 140 octets) and International Alphabet No. 5 (160 characters).

4.1.3. FACSIMILE SERVICES

4.1.3.1. FACSIMILE GROUP 3 (UP TO 9600 BPS) USING GSM DEFINITION

     4.1.3.1.1. The IGF shall support the GSM standard automatic facsimile service, as defined in TS GSM 02.03, with exception of the deviations listed below.

     4.1.3.1.2. The facsimile modem speed shall be up to and including 9600 bps.

     4.1.3.1.3. The IGF shall support transparent transmission of fax data.

     4.1.3.1.4. This service shall be subject to the Air Interface definition being for the use of maximum 2-slot transmission in accordance with the UT classmark.

     4.1.3.1.5. The IGF shall support fax towards the PSTN, in accordance with ITU recommendation T30.

     4.1.3.1.6. The IGF shall support fax error correcting mode (ECM) towards the PSTN, in accordance with ITU recommendation T30 Annex A.

     4.1.3.1.7. For the case of 9600 bps transmission, un-encoded 2 slot transmission shall be used.

4.1.3.2. FACSIMILE GROUP 3 (UP TO 14.4 KBPS) USING GSM STANDARD

     4.1.3.2.1. The IGF shall support higher rate automatic facsimile Group 3 connections on the basis of the emerging GSM phase 2+ High Speed Circuit Switched Data (HSCSD) services as defined by TS GSM 02.03 and TS GSM 02.34 and with the exception of the deviations listed below. For further details of the Ericsson implementation of these services see ETL document LK/XX 1056-272.

     4.1.3.2.2. The data rates at the user interface supported by the system shall include 12 and 14.4 kbps (V.17).

     4.1.3.2.3. This service requires more than 2 slots air interface transmission and shall only be provided to UTs with corresponding capabilities as indicated by their classmarks.

     4.1.3.2.4. The call detail records produced by the MSSC shall include the number of traffic channels (i.e. air interface slots) assigned at the start of charging. If the number of traffic channels used changes during the call, the new assigned number of traffic channels shall be stored, as well, in the call data record.

     4.1.3.2.5. The IGF shall support error correcting mode (ECM) in accordance with ITU-T Recommendation T.30 Annex A.

     4.1.3.2.6. From a service provision perspective, services specified in
     4.1.3.1 and 4.1.3.2 shall be considered as one service.

4.1.3.3. ALTERNATE VOICE/GROUP 3 FACSIMILE USING GSM DEFINITION

     4.1.3.3.1. The IGF shall support the GSM standard alternate speech/group 3 facsimile service, as defined in TS GSM 02.03, with the exception of the deviations listed below.

     4.1.3.3.2. The speech component of the connection shall be in accordance with the requirements for the ICO telephony service as described above.

                                                                  Page 16 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]     ICONET Ground Facilities Requirements   EN-IG-ICO-RQ/000014
                                                       Version:26
                                                       10 November 1997

4. END-USER SERVICES

4.1. BASIC TELESERVICES

4.1.1. SPEECH SERVICES

4.1.1.1. TELEPHONY

     4.1.1.1.1. The IGF shall support the GSM standard telephone service, as defined in TS GSM 02.03, with the exception of the deviations listed below.

     4.1.1.1.2. The basic information rate at the UT shall be 4.8kbps inclusive of FEC.

     4.1.1.1.3. The voice codec algorithm shall be specified by ICO.

     4.1.1.1.4. The voice coding rate is [3.1kbps] approximately.

     4.1.1.1.5. FEC specified by ICO is provided on the vocoder rate to provide a bit rate of 4.8kbps.

     4.1.1.1.6. Transmission of DTMF signalling shall be supported by the IGF in both directions i.e. from the UT to the network and from the network to the UT. The transmission of DTMF tones to the UT shall be transparent to the MSSC.

     4.1.1.1.7. It shall be possible to send DTMF tones at any time after through connection and before the call is cleared.

     4.1.1.1.8. Two transcodings may be applied on Mobile to Mobile calls (4.8kbps to 64kbps, 64kbps to 4.8kbps).

     4.1.1.1.9. On calls to and from the fixed network, a single transcoding from the fixed network standard to the ICO voice coding method shall be performed.


4.1.1.2. EMERGENCY CALL

     4.1.1.2.1. The IGF shall support the GSM standard emergency call service, as defined in TS GSM 02.03, with the exception of the deviations listed below.

     4.1.1.2.2. The IGF shall support emergency call access for UTs without a SIM i.e. without an IMSI/TMSI.

     4.1.1.2.3. The IGF shall have the capability to suppress use of emergency calls without a SIM.

     4.1.1.2.4. The routing of emergency calls by the MSSC to national/regional emergency call centres shall be based on the service area of the UT.

     4.1.1.2.5. The MSSC shall transmit the UT position (i.e. service area) to those emergency call centres capable of receiving it.

     4.1.1.2.6. The IGF shall support up to 5000 emergency call centres per SAN for emergency call handling.

4.1.2. SHORT MESSAGE SERVICES

4.1.2.1. SHORT MESSAGE SERVICES-POINT TO POINT

     4.1.2.1.1. The IGF shall support the GSM standard short message service point-to-point services (mobile originated and mobile terminated), as defined in TS GSM 02.03 and TS GSM 03.40.

     4.1.2.1.2. The IGF shall include one or more SMS centres (SMSCs) for transmission/reception of messages to/from ICONET subscribers.

     4.1.2.1.3. The IGF shall be able to receive short messages from; and send short messages to; networks that conform to the GSM standards relating to SMS.

                                                                  Page 15 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

     4.2.2.4. The IGF shall support autobauding for transparent and non-transparent services. For non-transparent services it shall be possible to change the data rate during the call.

     4.2.2.5. The IGF shall support the modification of the number of channels allocated to a particular HSCSD connection via in-call modification and on handover.

     4.2.2.6. If during the assignment of traffic channels or at handover a traffic channel congestion is encountered, the call set-up or handover can be carried using less channels than initially requested.

     4.2.2.7. Circuit mode data services shall be supported by the system at data rates of 9.6, 14.4, 16.8, 19.2, 21.6, 24.0, 26.4, 28.8, 31.2, 33.6 and
     38.4kbps.

     4.2.2.8. This service shall only be provided to UTs which can utilise more than 2 air interface slots as indicated by their classmarks.

     4.2.2.9. The IGF shall support data compression based on ITU-T V.42bis towards both the PSTN and the UT.

     4.2.2.10. The call detail records for mobile originated and mobile terminated cases produced by the MSSC shall include the number of traffic channels (i.e. air interface slots) assigned at the start of charging. If the number of traffic channels used changes during the call, the new assigned number of traffic channels shall be stored, as well, in the call data record.

4.2.3. ALTERNATE VOICE AND DATA SERVICES USING VOICE CODEC SIGNALLING

     4.2.3.1. For mobile terminated and mobile originated calls, the IGF shall detect in-band data tones and modulation. Upon such detection, the IGF shall perform an in-call modification to change the voice codecs in IGF and UT from voice mode to data mode, transparent to the MSSC. The GSM bearer capability shall remain 3.1 kHz audio.

     4.2.3.2. The data rates for alternate voice/data operation shall be limited to 2400bps.

     4.2.3.3. The voice codec shall support the detection of audio modem tones.

     4.2.3.4. The IGF shall support the switch from voice to data mode and vice versa.

4.3. GSM SUPPLEMENTARY SERVICES

4.3.1. GENERAL

     4.3.1.1. The IGF shall support the subscription (provision/withdrawal) of each of the GSM supplementary services on an individual subscriber (IMSI) basis.

     4.3.1.2. The IGF shall support the management of the supplementary services by the end-user (registration/erasure/activation/deactivation/ interrogation/password control) as defined in TS GSM 02.04.

     4.3.1.3. The IGF shall support the registration/erasure/activation and deactivation of each of the supplementary services on a basic service group basis as defined in TS GSM 02.04.

     4.3.1.4. The IGF shall support the use of the Unstructured Supplementary Service Data (USSD) mechanisms for interaction with the end-user as defined in TS GSM 02.90, TS GSM 03.90 and TS GSM 04.90.

     4.3.1.5. Both user and network initiated USSD shall be included, as well as the capability to handle the USSD dialogues initiated from applications in the HLR; and from applications that use the USSD procedures to communicate with the HLR and are located in external nodes.

4.3.2. LINE IDENTIFICATION SERVICES

4.3.2.1. CALLING LINE IDENTIFICATION PRESENTATION (CLIP)

     4.3.2.1.1. The IGF shall comply with the GSM phase 2 Calling Line Identification Presentation (CLIP) service as defined in TS GSM 02.81, TS GSM 03.81 and TS GSM 04.81.


                                                                  Page 18 of 245
                                                ICO PROPRIETARY AND CONFIDENTIAL

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

     4.1.3.3.3. The facsimile component of the connection shall be in accordance with the requirements for the ICO automatic group 3 facsimile service as described above, but limited to a maximum of 4.8kbps.

     4.1.3.3.4. The IGF shall support the use of the GSM in-call modification procedure.

4.1.3.4. ALTERNATE VOICE/GROUP 3 FACSIMILE (UP TO 2400 BPS) USING INBAND
DETECTION

     4.1.3.4.1. The IGF shall detect the usage of in-band fax tones. Upon such detection, the IGF shall perform an in-call modification to change the voice codecs in IGF and UT from voice mode to fax mode, transparent to the MSSC. The GSM bearer capability shall remain 3.1 kHz audio.

     4.1.3.4.2. The facsimile data rates when using inband detection shall be limited to 2400bps.

     4.1.3.4.3. The IGF shall support in-band alternative voice/facsimile operation only where the facsimile data is transported over a speech circuit. That is, where there is only one bearer capability indication at call setup, and that bearer capability is 3.1kHz audio or speech.

     4.1.3.4.4. The voice codec shall support the detection of audio facsimile tones.

     4.1.3.4.5. The IGF shall support the switch from voice to facsimile mode and vice versa.

4.2. BASIC BEARER SERVICES

4.2.1. CIRCUIT MODE DATA SERVICES (UP TO 9600 BPS) USING GSM STANDARD

     4.2.1.1. The IGF shall support the following GSM standard circuit-mode data services listed below, as defined in TS GSM 02.02 subject to the clarifications included below:

     4.2.1.2. Asynchronous data (BS 2x), transparent and non-transparent, at bit rates of 300, 1200, 1200/75, 2400, 4800 and 9600 bps.

     4.2.1.3. Synchronous data (BS 3x), transparent, at bit rates of 1200, 2400, 4800, and 9600 bps.

     4.2.1.4. Access from a mobile station to a packet switched data network shall be possible via the PAD (Packet Assemble/Disassembly) facility of the Data Interworking Function of IGF or via a PAD accessible via the switched telephone network. In both cases the same asynchronous rates 300, 1200, 2400, 1200/75 and 4800 bps shall be supported.

     4.2.1.5. The Data Interworking Function of IGF shall support basic packet services at 2400, 4800 and 9600 bps. Support of basic packet service in IGF is the passing of X.25 packet layer information. The services use either a modem or the Unrestricted Digital Information (UDI) Transfer Capability of the ISDN, in both cases X.31 HDLC flag stuffing is used for rate adaptation. With a modem both transparent and non transparent services are supported. With UDI, utilising the HDLC flag stuffing towards ISDN, only non-transparent services are supported.

     4.2.1.6. For the case of 9600 bps transmission, un-encoded 2 slot transmission shall be used.

4.2.2. CIRCUIT MODE DATA SERVICES (UP TO 38.4 KBPS) USING GSM STANDARD

     4.2.2.1. The IGF shall support High Speed Circuit Switched Data (HSCSD) services in accordance with the emerging GSM phase 2+ services as defined in TS GSM 02.02 and TS GSM 02.34 subject to the clarifications included below. For further details of the Ericsson implementation of these services see ETL document LK/XX 1056-272.

     4.2.2.2. The IGF shall support subscription to the following bearer services:
          1. general asynchronous (BS 20)
          2. general synchronous (BS 30)

     4.2.2.3. The IGF shall support both transparent and non-transparent services.


                                                                  Page 17 of 245
                                                ICO PROPRIETARY AND CONFIDENTIAL

[ICO LOGO]     ICONET Ground Facilities Requirements         EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

4.3.2.2. CALLING LINE IDENTIFICATION RESTRICTION (CLIR)

         4.3.2.2.1. The IGF shall comply with the GSM phase 2 Calling Line Identification Restriction (CLIR) service as defined in TS GSM 02.81, TS GSM 03.81 and TS GSM 04.81.

4.3.2.3. CONNECTED LINE IDENTIFICATION PRESENTATION (COLP)

         4.3.2.3.1. The IGF shall comply with the GSM phase 2 Connected Line Identification Presentation (COLP) service as defined in TS GSM 02.81, TS GSM 03.81 and TS GSM 04.81.

4.3.2.4. CONNECTED LINE IDENTIFICATION RESTRICTION (COLR)

         4.3.2.4.1. The IGF shall comply with the GSM phase 2 Connected Line Identification Restriction (COLR) service as defined in TS GSM 02.81, TS GSM 03.81 and TS GSM 04.81.

4.3.3.   CALL FORWARDING SERVICES

4.3.3.1. CALL FORWARDING UNCONDITIONAL (CFU)

         4.3.3.1.1. The IGF shall comply with the GSM phase 2 Call Forwarding Unconditional (CFU) service as defined in TS GSM 02.82, TS GSM 03.82 and TS GSM 04.82.

4.3.3.2. CALL FORWARDING ON MOBILE SUBSCRIBER BUSY (CFB)

         4.3.3.2.1. The IGF shall comply with the GSM phase 2 Call Forwarding on Mobile Subscriber Busy (CFB) service as defined in TS GSM 02.82, TS GSM
         03.82 and TS GSM 04.82.

4.3.3.3. CALL FORWARDING ON NOT REACHABLE (CFNRc)

         4.3.3.3.1. The IGF shall comply with the GSM phase 2 Call Forwarding on Not Reachable (CFNRc) service as defined in TS GSM 02.82, TS GSM
         03.82 and TS GSM 04.82.

4.3.3.4. CALL FORWARDING ON NO REPLY (CFNRy)

         4.3.3.4.1. The IGF shall comply with the GSM phase 2 Call Forwarding on No Reply (CFNRy) service as defined in TS GSM 02.82, TS GSM 03.82 and TS GSM 04.82.

4.3.4.   CALL WAITING AND CALL HOLD SERVICES

4.3.4.1. CALL WAITING (CW)

         4.3.4.1.1. The IGF shall comply with the GSM phase 2 Call Waiting (CW) service as defined in TS GSM 02.83, TS GSM 03.83 and TS GSM 04.83.

4.3.4.2. CALL HOLD (HOLD)

         4.3.4.2.1. The IGF shall comply with the GSM phase 2 Call Hold (HOLD) service as defined in TS GSM 02.83, TS GSM 03.83 and TS GSM 04.83.

4.3.5.   MULTI-PARTY SERVICES

4.3.5.1. MULTI-PARTY (MPTY)

         4.3.5.1.1. The IGF shall comply with the GSM phase 2 Multi-Party (MPTY) service as defined in TS GSM 02.84, TS GSM 03.84 and TS GSM 04.84.




                                                                  Page 19 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]         ICONET Ground Facilities Requirements     Version: 26
                                                             10 November 1997

4.3.6.   CLOSED USER GROUP SERVICES

4.3.6.1. CLOSED USER GROUP (CUG)

         4.3.6.1.1. The IGF shall comply with the GSM phase 2 Closed User Group
         (CUG) service as defined in TS GSM 02.85, TS GSM 03.85 and TS GSM
         04.85.

4.3.7.   CALL RESTRICTION SERVICES

4.3.7.1. BARRING OF ALL OUTGOING CALLS (BAOC)

         4.3.7.1.1. The IGF shall comply with the GSM phase 2 Barring of All Outgoing Calls (BAOC) service as defined in TS GSM 02.88, TS GSM 03.88 and TS GSM 04.88.

4.3.7.2. BARRING OF ALL INCOMING CALLS (BAIC)

         4.3.7.2.1. The IGF shall comply with the GSM phase 2 Barring of All Incoming Calls (BAIC) service as defined in TS GSM 02.88, TS GSM 03.88 and TS GSM 04.88.

4.3.7.3. BARRING OF ALL OUTGOING INTERNATIONAL CALLS (BOIC)

         4.3.7.3.1. The IGF shall support Barring of all outgoing international calls (BOIC), using the standard unmodified GSM functionality. However this may not fully function as specified for ICO operation.

4.3.7.4. BARRING OF OUTGOING INT. CALLS EXCEPT THOSE TO THE HOME COUNTRY (BOICexHC)

         4.3.7.4.1. The IGF shall support Barring of outgoing international calls except those to the Home Country (BOICexHC), using the standard unmodified GSM functionality.

4.3.7.5. BARRING OF INC. CALLS WHEN ROAMING OUTSIDE THE HOME COUNTRY (BIC-Roam)

         4.3.7.5.1. The IGF shall support Barring of incoming calls when roaming outside the Home Country (BIC-Roam), using the standard unmodified GSM functionality.

4.3.8.   ADVICE OF CHARGE SERVICES

4.3.8.1. ADVICE OF CHARGE - INFORMATION LEVEL (AoCI)

         4.3.8.1.1. The IGF shall comply in full with the GSM phase 2 Advice of Charge - Information Level (AoCI) service as defined in TS GSM 02.86, TS GSM 03.86 and TS GSM 04.86.

         4.3.8.1.2. The service on offer does not include any ICO specific modifications.

4.3.8.2. ADVICE OF CHARGE-CHARGING LEVEL (AoCC)

         4.3.8.2.1. The IGF shall comply in full with the GSM phase 2 Advice Of Charge - Charging Level (AoCC) service as defined in TS GSM 02.86, TS GSM 03.86 and TS GSM 04.86.

         4.3.8.2.2. The service on offer does not include any ICO specific modifications.

4.4.     ICO SPECIFIC SERVICES

4.4.1.   HIGH PENETRATION NOTIFICATION (HPN) SERVICE

4.4.1.1. SERVICE DEFINITION

         4.4.1.1.1. The IGF shall support the subscription
         (provision/withdrawal) of the ICO HPN supplementary service (HPN-SS) on an individual subscriber (IMSI) basis.

         4.4.1.1.2. The IGF shall support the following two levels of priority for the scheduling of HPN messages as a subscription option:



                                                                  Page 20 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 26
                                                             10 November 1997


4.4.1.2.  HPN PRIVACY

          4.4.1.2.1. The HPN transmission to the UT shall be encrypted by a [TBD] encryption algorithm. The algorithm shall be supplied by ICO. The algorithm shall use a time variant key (Kh) which is derived from the subscriber TMSI and HPN Frame Id. The application of HPN privacy based on the TMSI shall not compromise the existing security mechanisms applied to the other channels.


4.4.2.    ICO DUAL-NUMBERING

          4.4.2.1. The IGF shall support the subscription by cellular roamers to the ICO dual-numbering option. This requires the provision of an Interworking Location Register for the applicable cellular network standard.

          4.4.2.2. The IGF shall support the allocation of an ICO MSISDN to an existing cellular subscriber, in addition to the existing cellular MSISDN, for each service subscribed to.

          4.4.2.3. For a subscriber with ICO dual-numbering, the IGF shall support the delivery of incoming calls via ICO MSISDNs to:

               1. subscribers currently registered on ICO

               2. subscribers currently registered on cellular networks

          4.4.2.4. For a subscriber with ICO dual-numbering, the ILR shall support the selection, at subscription time, by the end-user of the primary MSISDN to be used for calling line identification (CLI) purposes. (F/R)


          4.4.3. NATURAL LANGUAGE SUPPORT

          4.4.3.1. The IGF shall support the selection of a "preferred language" by the end-user as a subscription option.

          4.4.3.2. The IGF shall store the "preferred language" of the subscriber in the service profile stored within the HLR and VLR registers.

          4.4.3.3. The IGF shall also store the "preferred language" of the subscriber in the service profile contained within the cellular/satellite interworking function. (F/R)

          4.4.3.4. For voice announcements and prompts to the subscriber the IGF shall employ the "preferred language" to select the language used.

          4.4.3.5. For announcements the IGF shall support a minimum of 30 different languages, subject to the storage capacity for announcements.

          4.4.3.6. For voice messaging services, the IGF shall also support the use of a language preference the extent of this support shall be determined by the PDR.

          4.4.3.7. For roamers to the ICO network, the IGF shall support the derivation of the correct language for announcements etc., from the home network (MCC/MNC) of the subscriber via IMSI-range analysis.


4.5. MAIL AND MESSAGING SERVICES

4.5.1. GENERIC MESSAGING PLATFORM REQUIREMENTS

          4.5.1.1. The IGF shall include a flexible messaging platform for the provision of the following mail and messaging services:

               1. voice mail

               2. fax mail

               3. short messaging (SMS)

               4. email

                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 26
                                                             10 November 1997


               1. standard

               2. high priority

          4.4.1.1.3. In accordance with the ISDN/GSM service model, the HPN supplementary service shall apply to the following basic service groups as defined in TS GSM 02.04:

               1. speech (BSG 1)

               2. short message service (BSG 2)

               3. facsimile services (BSG 6)

               4. data circuit asynchronous (BSG 7)

               5. data circuit synchronous (BSG 8)

          4.4.1.1.4. The IGF shall support the subscription to the HPN service by cellular roamers to the ICO network via the appropriate cellular/satellite interworking function.

          4.4.1.1.5. The HPN-SS shall be activated as a result of provision i.e. no user MMI actions are required for the registration/erasure/ activation/deactivation of this service.

          4.4.1.1.6. The HPN-SS shall be invoked by the IGF on the failure to page a UT for the purpose of incoming call alerting or delivery of a mobile terminated SMS message.

          4.4.1.1.7. The HPN-SS shall also be invoked in case of an attempt to deliver an incoming call or mobile terminated short message to a subscriber for whom the IMSI-detach flag has been set. In such cases the escalation to HPN paging shall occur without any attempt at medium penetration (MP) paging.

          4.4.1.1.8. The invocation of the HPN-SS by the IGF shall result in the transmission of a HPN message to the UT.

          4.4.1.1.9. The IGF shall support the following types of content for the HPN message, as specified in ICO 103.40:

               1. notification with information extracted from the header of an
                  SMS message

               2. incoming call details (e.g. the calling line identity)

          4.4.1.1.10. The IGF shall support the reception of an HPN acknowledgement from the UT.

          4.4.1.1.11. In the event of a failure by the IGF to reach the UT, macro-diversity shall be applied in the form of multiple retries over an extended period of time.

          4.4.1.1.12. The HPN-SS shall be restricted by the IGF to subscribers roaming within the ICONET and shall not interfere in any way with the services on offer to ICO subscribers whilst roaming in foreign networks.

          4.4.1.1.13. The IGF shall support the applications defined in the appendices of ICO 103.40.

          4.4.1.1.14. The IGF shall support the 103.40, 05.xx,04.xx, and 104.08
          Series A1 documents.

          4.4.1.1.15. The IGF shall be capable of using any satellite visible (down to an NMC configurable limit) to the UT, to increase the likelihood of message delivery.

          4.4.1.1.16. The IGF shall use co-ordination and queuing methods to reduce message delivery delay and to achieve efficient use of the satellite resource.

          4.4.1.1.17. The IGF shall resend messages, up to a configurable limit, where this can increase message transfer success.

          4.4.1.1.18. The HPN subsystem shall prevent re-transmission of a message when an acknowledgement for the message has been received from the UT.

          4.4.1.1.19. For further details of the HPN service see ICO 103.40.


                                                                  Page 21 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]        ICONET Ground Facilities Requirements    EN-IG-ICO-RQ/000014
                                                           Version: 26
                                                           10 November 1997

          5. distribution lists, distribution of voice mail according to pre-set distribution lists. (F/R)

4.5.3. FAX MAILBOX

     4.5.3.1. The messaging platform shall support the allocation of a fax mail box on an individual subscriber (MSISDN) basis.

     4.5.3.2. The IGF messaging platform shall support the following functions for fax mailboxes:

          1. deposit, reception of fax

          2. retrieval of fax to UT

          3. retrieval of fax to fixed phone

          4. forwarding of fax to other destinations

          5. distribution, distribution of faxes according to pre-set distribution lists.

     4.5.3.3. The IGF shall support the use of standard fax cover sheets for the forwarding/distribution of fax mail. (F/R)

     4.5.3.4. In case of distribution, the IGF messaging platform shall insert the appropriate name and fax number from the distribution list into the fax cover sheet. (F/R)

4.5.4. EMAIL

     4.5.4.1. The messaging platform shall support the allocation of an email account on an individual subscriber basis.

     4.5.4.2. The IGF messaging platform shall support the following email functions:

          1. transmission of email to external systems, including at least Internet SMTP.

          2. reception of email from external systems, including at least Internet SMTP.

          3. forwarding of email

          4. conversion of email to SMS messages for notification purposes

          5. conversion of SMS message(s) to email.

4.5.5. SMS

     4.5.5.1. The messaging platform shall support the use of SMS without an explicit subscriber profile in the messaging platform.

     4.5.5.2. The IGF messaging platform shall support the following SMS functions:

          1. reception/storage/transmission of short messages from/to subscribers located within the ICONET

          2. reception/storage/transmission of short messages from/to subscribers located within cellular networks

          3. reception/storage/transmission of short messages from/to external information providers

          4. conversion of short messages to email

     4.5.5.3. The IGF messaging platform shall include the following GSM standard functionality:

          1. the SMS centre (SMSC) functionality as defined in TS GSM 03.40

          2. the SMS gateway MSC (SMS-GMSC) functionality as defined in TS GSM 03.40

          3. the SMS interworking MSC (SMS-IWMSC) functionality as defined in TS GSM 03.40

     4.5.5.4. The IGF messaging platform shall support the following GSM standard features:

          1. the use of the validity period as defined in TS GSM 03.40 page 24 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]        ICONET Ground Facilities Requirements    EN-IG-ICO-RQ/000014
                                                           Version: 26
                                                           10 November 1997

     4.5.1.2. The IGF messaging platform shall support both a centralised or de-centralised configuration for the provision of messaging services.

     4.5.1.3. In order to support the distributed mailbox architecture, the IGF messaging platform shall support

          1. remote access (storage and retrieval) to a mailbox from another messaging node (F/R)

          2. the exchange of mail, in compressed form, between different messaging nodes. (F/R)

     4.5.1.4. The IGF messaging platform shall support the subscription by the end-user to a combination of any of the following types of mailbox:

          1. voice mailbox

          2. fax mailbox

          3. email

     4.5.1.5. The IGF shall provide a flexible script-based menu system for dialogue with the end-user. Interaction with the end-user shall be by means of DTMF.

     4.5.1.6. The IGF messaging platform shall support, as a subscription option, the use of multiple languages, for voice prompts and other forms of dialogue with the end user.

     4.5.1.7. The IGF shall provide the necessary tools for ICO to modify the individual menus or scripts employed by the messaging platform. This shall be provided by means of the COMVERSE KeyTASC, FlowTASC and SynTASC utilities.

     4.5.1.8. The IGF messaging platform shall support the use of multiple time zones. The time zone to be employed for a particular mailbox shall be a subscription option.

     4.5.1.9. The IGF messaging platform shall support the use of an individual personal identification number (PIN) for access protection. The subscriber shall be able to modify his/her PIN as part of the mailbox customisation process.

     4.5.1.10. The IGF messaging platform shall permit the mailbox owner to record and install personalised greetings for each of the mailbox services subscribed to.

     4.5.1.11. The IGF messaging platform shall produce call detail records for each mailbox transaction including, but not limited to the following:

          1. deposit

          2. retrieval

          3. forwarding/distribution of mail

          4. notification of waiting mail

          5. customisation of mailbox options.

     4.5.1.12. The IGF messaging platform shall also support Automatic Speech Recognition (ASR) and Interactive Voice Response (IVR) (OPTION).

4.5.2. VOICE MAILBOX

     4.5.2.1. The messaging platform shall support the allocation of a voice mail box on an individual subscriber (MSISDN) basis.

     4.5.2.2. The IGF messaging platform shall support the following functions for voice mailboxes:

          1. deposit, reception of voice mail

          2. retrieval of voice mail from a UT

          3. retrieval of voice mail from a fixed phone

          4. forwarding of voice mail


                                                                  page 23 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]         ICONET Ground Facilities Requirements     Version: 26
                                                             10 November 1997


               5.   Pause
               6.   Replay/Rewind
               7.   Message information
               8.   Skip/FF
               9.   Delete/Save
               10.  Rapid Retrieval Mode
               11.  Operator Fallback (F/R)
               12.  Record and Deposit Message to Another Mailbox
               13.  Enable/Disable Automatic Message Information
               14.  SPIG-Service Provider Identity Greeting
               15.  Standard System Greeting
               16.  Personal Greeting
               17.  Absence Greeting

     4.5.6.12. Security Control
               1.   Change Password
               2.   Enable/Disable Mailbox Security

     4.5.6.13. SMS Notification
               1.   Enable/Disable SMS Notification
               2.   New Voice Mail
               3.   Mailbox Full

     4.5.6.14. Outdial Notification
               1.   Enable/Disable Outdial Notification
               2.   Review & Change Outdial Number
               3.   Voice Prompt Only

     4.5.6.15. Voice Prompt Followed by New Messages

4.5.7. MAILBOX NOTIFICATION

     4.5.7.1. The messaging platform shall support SMS notification over the GSM network and shall be able to make an outdial for notification and delivery of the waiting messages.

     4.5.7.2. It shall be also possible to send a notification as an Internet mail.

     4.5.7.3. It shall be possible to make an outdial to a paging network for paging notification.

     4.5.7.4. In case of voice call-back ("outdial") and activated call forwarding, the IGF shall prevent the forwarding of the call-back notification to the same mailbox (i.e. to avoid loop-back).

4.5.8. ACCESS TO EXTERNAL SYSTEMS

     4.5.8.1. The messaging platform shall support the exchange of messages with external systems via:

               1. dial-up connection (e.g. for generation of MT SMS)

               2. external mail systems

                         - Internet SMTP



                                                                  Page 26 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]         ICONET Ground Facilities Requirements     Version: 26
                                                             10 November 1997


               2. delivery of both standard and priority short messages as defined in TS GSM 03.40

               3.   status reporting as defined in TS GSM 03.40

               4. the use of the reply-path functionality described in TS GSM 03.40

               5. message waiting data and the service centre alerting procedure as defined in TS GSM 03.40 and TS GSM 09.02

               6.   the GSM default alphabet as defined in TS GSM 03.38

               7.   multi-alphabet support including UCS2/UNICODE (ISO 10646-1)

               8.   user-defined (8-bit binary) encoding as defined in TS GSM
                    03.38

               9. multiple short message transfer (to avoid re-authentication etc.) as defined in TS GSM 03.40

               10.  segmentation and reassembly of "long messages"

4.5.6. MAILBOX ACCESS AND RETRIEVAL

     4.5.6.1. The IGF shall support the use of a short form common access number (2-3 digits) for access to the messaging system from within the ICO network.

     4.5.6.2. The IGF shall also support a common access number for access to the messaging system from outside the ICO network i.e. from the PSTN/ISDN.

     4.5.6.3. The IGF shall be capable of deriving the correct mailbox number from the calling line identity (CLI) if available.

     4.5.6.4. If the CLI is unavailable or no matching mailbox entry can be found then it shall be possible for the end user to select the required mailbox number e.g. via DTMF.

     4.5.6.5. The IGF shall also support the use of a personal identification number (PIN) or password, for example via DTMF, for authentication purposes.

     4.5.6.6. In cases where the CLI is unavailable the entry of the correct password shall be mandatory.

     4.5.6.7. If the CLI is available then the usage of the password shall be configurable (enable/disable) by the end user.

     4.5.6.8. It shall also be possible for the end user to change the password.

     4.5.6.9. The functions supported in the Voicemail subsystem shall include the following.

     4.5.6.10. Deposit Session

               1.   Common Access Number

               2.   Message Review & Re-recording

               3.   Pre-defined Text Message Menu

               4.   Language Selection

               5.   Operator Fallback

               6.   Access to Additional Mailboxes

               7.   Transfer to Mailbox Retrieval Session

     4.5.6.11. Retrieval & Administration Session

               1.   Common Access Number

               2.   New User Setup

               3.   System Administrator Broadcast Message

               4.   Subscriber Language Control



                                                                  Page 25 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

               - X.400 (F/R)

          3. existing paging systems via the Telecator Network Paging Protocol
             (TNPP) (F/R)
          4. external user client/ system via the Telecator Application Protocol (TAP) and V.32
          5. external user client/ system via TDP/TME and V.32 and Modem Pool
          6. external user client/ system via TDP/TME and TCP/IP
          7. external user client/ system via the Computer Access Protocol Version II (CAP II) over X.25 (F/R)

4.6. ADVANCED SERVICES (F/R)

4.6.1. GENERAL IN PLATFORM REQUIREMENTS

4.6.1.1. GENERAL

     4.6.1.1.1. The IGF shall include an intelligent network (IN) platform to enable the provision of customised services for calls to/from both ICO subscribers and roamers within the ICONET.

     4.6.1.1.2. The IN platform shall include the following components:
          1. an integrated Service Switching function (SSF) in each MSSC
          2. Intelligent Peripherals (IPs) either standalone or integrated in the MSSC
          3. Service Control Point (SCP) with integrated Service Data Point
             (SDP)
          4. Service Management Point (SMP) with Service Management Access Function (SMAF)
          5. Service Creation Environment (SCE) including workstations


4.6.1.2. SERVICE SWITCHING FUNCTION (SSF)

     4.6.1.2.1. Each MSSC of the IGF shall be equipped with an integrated SSF function as defined in ITU-T Q.1214.

     4.6.1.2.2. The MSSC shall also be capable of routing to an SSF located in a standalone Service Switching Point (SSP) either within ICONET or other networks.

     4.6.1.2.3. The SSF shall be capable of communicating with SCPs, both within the ICONET and other networks, via the ETSI CORE INAP (CS-1) protocol as defined in ETS 300 374.1.

     4.6.1.2.4. The SSF shall be capable of being upgraded to CS-2 as and when this becomes available.

     4.6.1.2.5. In addition to the standard ETSI CS-1 INAP features, the IGF INAP shall support via the appropriate extension mechanisms, the transport of mobile specific information including, but not limited to, the following:
          1. IMSI
          2. Class Mark
          3. Basic Service Codes and bearer capabilities
          4. Supplementary service codes and parameters
          5. UT position (i.e. Service Area)

     4.6.1.2.6. The SSF shall also be capable of supporting the GSM CAMEL feature, as defined in TS GSM 02.78, when this becomes available.

     4.6.1.2.7. Each SSF of the IGF shall be capable of communicating with multiple SCPs including, but not limited to:
          1. service based routing i.e. specific services assigned to specific SCPs


                                                                  Page 27 of 245
                                                ICO PROPRIETARY AND CONFIDENTIAL

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

          2. subscriber based routing i.e. subscriber groups assigned to specific SCPs
          3. loadsharing between multiple but functionally equivalent SCPs

     4.6.1.2.8. In the event of an outage of a particular SCP, it shall be possible to route traffic automatically to an alternative or backup SCP.

     4.6.1.2.9. The SSF shall support both originating and terminating state models, detection points and triggers.

     4.6.1.2.10. The SSF shall support the terminating state model in both the GMSSC and the VMSSC.

     4.6.1.2.11. The SSF shall support triggering on the basis of the analysis of the dialled digit string and on the basic of service keys stored in the service profile of the HLR/VLR.

     4.6.1.2.12. The HLR shall support the provisioning of the IN service keys in the HLR and the HLR component of the appropriate cellular/satellite interworking function (CS-IWF).

     4.6.1.2.13. The SSF shall support triggering on the basis of both dialled number (MSISDN) and roaming number (MSRN) in the GMSSC. This shall include the ability of the SSF to prevent the subsequent triggering on MSRN if an IN dialogue on the basis of the MSISDN has already taken place.

     4.6.1.2.14. The presence or lack of an IN service key shall not interfere in any way with the operation of the GSM emergency call service.

     4.6.1.2.15. The SSF shall also be capable of supporting mobile specific extensions to the basic call state models in order to permit the initiation of an INAP dialogue as a result of:
          1. location registration/updating
          2. mobile originated/terminated SMS
          3. management of supplementary service information
             (reg./era./act./deact./int.) by the end-user
          4. unstructured supplementary service data (USSD)

4.6.1.3. INTELLIGENT PERIPHERALS (IPs)

     4.6.1.3.1. The IGF shall include intelligent peripherals (IPs) for interaction with the end-user as defined in ITU-T Q.1214.

     4.6.1.3.2. The IGF IPs shall support the generation of announcements and tones.

     4.6.1.3.3. The IGF IPs shall support the collection of digits from the end-user via the prompt and collect user information operation.

     4.6.1.3.4. The IGF IPs shall support the reception of DTMF tones as defined in ITU-T Q.23 and CEPT T/CS 46.08.

     4.6.1.3.5. The IGF IPs shall support the simultaneous allocation of announcements and tone generators to the same channel as a DTMF receiver.

     4.6.1.3.6. The IGF IPs shall support the assignment of both interruptible and non-interruptible announcements according to the INAP protocol.

4.6.1.4. SERVICE CONTROL POINT (SCP)

     4.6.1.4.1. The SCP shall include a service control function (SCF) as defined in ITU-T Q.1214.

     4.6.1.4.2. The SCF shall be capable of selecting the particular service(s) to be executed on the basis of the contents of the INAP initialDP message including, but not limited to, the following:
          1. service key
          2. called party number


                                                                  Page 28 of 245
                                                ICO PROPRIETARY AND CONFIDENTIAL

                                                           EN-IG-ICO-RQ/000014
[ICO logo]     ICONET Ground Facilities Requirements       Version: 26
                                                           10 November 1997


          3. calling party number

          4. detection point.

      4.6.1.4.3. The SCF shall also be capable of selecting the service(s) to be executed on the basis of the service data stored in the SDF.

      4.6.1.4.4. The SCF shall be capable of controlling the generation of call detail records in the SSF.

      4.6.1.4.5. The SCF shall be capable of storing additional IN relevant data in the call detail records produced by the SSF component of the MSSC.

      4.6.1.4.6. The SCF shall provide mechanisms for the generation and collection of statistics for the usage of services.

      4.6.1.4.7. The SCP shall support mechanisms and interfaces to distribute the collected statistics to the IGF NMC.

      4.6.1.4.8. The SCP shall include an internal Service Data Function (SDF) as defined in ITU-T Q.1214.

      4.6.1.4.9. The SDF shall be capable of providing storage and access mechanism for service data including:

          1. global data applicable to all services

          2. data applicable to particular service types

          3. call instance data for a particular service instance

          4. service subscriber data

          5. service user data

          6. service provider data.

      4.6.1.4.10. The SCP shall be capable of handling multiple versions of each service in order to permit the introduction of new services whilst maintaining a fall-back capability in case of service failure.

      4.6.1.4.11. The SCP shall support the scheduled activation/deactivation of services.

      4.6.1.4.12. The SCP shall be capable of operation in both simplex and mated-pair configurations.

      4.6.1.4.13. The SCP shall include overload protection mechanisms.

      4.6.1.4.14. The SCF shall also be capable of supporting the GSM CAMEL feature, as defined in TS GSM 02.78, when this becomes available.


4.6.1.5. SERVICE MANAGEMENT POINT (SMP)

      4.6.1.5.1. The SMP shall be capable of managing the provisioning and deployment of new services including, but not limited to, the following:

          1. management and distribution of service data to the SCPs

          2. interfacing to the ICO ADC for provisioning

          3. management and distribution of service logic

      4.6.1.5.2. The IGF SMAF shall support the access by external systems to the SMP including both service subscribers and service provider systems.


4.6.1.6. SERVICE CREATION ENVIRONMENT (SCE)

      4.6.1.6.1. The IGF shall include a service creation environment to support the development and testing of new IN services.


                                                                  Page 29 of 245
                                                ICO Proprietary and Confidential

                                                           EN-IG-ICO-RQ/000014
[ICO logo]     ICONET Ground Facilities Requirements       Version: 26
                                                           10 November 1997


      4.6.1.6.2. The IGF SCE shall include:

          1. a GUI based service development facility

          2. the creation and maintenance of Service Independent Building blocks
             (SIBs)

          3. testing and debugging facilities for trialling new services

          4. user terminal, SCP and SSP simulation capability for the validation of services prior to deployment in a live environment.

          5. interfaces to the SMP for downloading new service logic, data and management components.


4.6.2. IN SERVICES

4.6.2.1. GENERAL

      4.6.2.1.1. The IGF intelligent network (IN) platform shall enable the provision of customised services for calls to/from both ICO subscribers and roamers within the ICONET via the appropriate cellular/satellite interworking function.

      4.6.2.1.2. The IGF shall support the customisation of the service offering on the basis of at least the following:

          1. identify (IMSI/MSISDN) of the subscriber

          2. the location (service area) of the UT

          3. the A-party number (CLI)

          4. the called number

          5. time and date.

      4.6.2.1.3. The IN platform of the IGF shall support the use of multiple languages for use in dialogues with the end-user.

      4.6.2.1.4. The IGF IN platform shall support a minimum of 30 different languages.

      4.6.2.1.5. The IGF shall support the choice of language on the basis of individual service profiles, calling party number analysis (IMSI and MSISDN), location of the UT (i.e. service area), etc.


4.6.2.2. COMMUNITY OF INTEREST SERVICES

4.6.2.2.1. VIRTUAL PRIVATE NETWORKS (VPN)

      4.6.2.2.1.1. The IGF shall support a Virtual Private Network Service as defined in ITU-T Q.12.11. This shall include the necessary service scripts and service management application

      4.6.2.2.1.2. The IGF shall support the creation of ICO specific VPNs.

      4.6.2.2.1.3. The IGF shall support access from the ICONET to existing VPNs


4.6.2.3. SUBSCRIBER-SPECIFIC IN SERVICES

4.6.2.3.1. ADVANCED CALL FORWARDING

      4.6.2.3.1.1. The IGF shall support the use of the IN platform to provide a more advanced and more flexible form of call forwarding based on calling/called party numbers, date, time, location (i.e. service area), etc.

      4.6.2.3.1.2. The IGF shall support the creation by ICO of such services via the service creation environment (SCE). A ready-made service script will not be included.


                                                                  Page 30 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

4.6.2.3.2. ADVANCED CALL BARRING

     4.6.2.3.2.1. The IGF shall support the use of the IN platform to provide a more advanced and more flexible form of call barring based on calling/called party numbers, date, time, location (i.e. service area), permitted and forbidden number lists, etc.

     4.6.2.3.2.2. The IGF shall be capable of applying advanced barring services in both the gateway MSSC (GMSSC) and the visited MSSC (VMSSC).

     4.6.2.3.2.3. The IGF shall support the creation by ICO of such services via the service creation environment (SCE). A ready-made service script will not be included.

4.6.2.3.3. ORIGINATING CALL SCREENING

     4.6.2.3.3.1. The IGF shall support an Originating Call Screening (OCS) service as defined in ITU-T Q.1211.

     4.6.2.3.3.2. The IGF shall support the creation by ICO of such screening services via the service creation environment (SCE). A ready-made service script will not be included.

4.6.2.3.4. TERMINATING CALL SCREENING

     4.6.2.3.4.1. The IGF shall support a Terminating Call Screening (TCS) service.

     4.6.2.3.4.2. The IGF shall be capable of applying TCS in both the gateway MSSC (GMSSC) and the visited MSSC (VMSSC).

     4.6.2.3.4.3. The IGF shall support the creation by ICO of such screening services via the service creation environment (SCE). A ready-made service script will not be included.

4.6.2.3.5. LOCATION DEPENDENT ROUTING

     4.6.2.3.5.1. The IGF shall support the use of the IN platform to provide a more advanced and more flexible form of call routing based on the location of the UT (service area), calling/called party numbers, date, time, etc. This shall include the necessary service script(s) and service management application.

     4.6.2.3.5.2. For further details see the description of the Ericsson feature of the same name.

4.6.2.3.6 PERSONAL NUMBER

     4.6.2.3.6.1. The IGF IN platform shall support the personal number service i.e. the allocation of a single directory number for multiple destinations each of which is tried in turn until the call is answered. This shall include the necessary service script(s) and service management application.

     4.6.2.3.6.2. For further details see the description of the Ericsson feature of the same name.

4.6.2.3.7. HOT LINE ROUTING

     4.6.2.3.7.1. The IN platform of the IGF shall support the "hot line" routing i.e. the forced routing of all mobile originated calls from a particular subscriber to a single destination.

     4.6.2.3.7.2. The IGF shall support the creation by ICO of such services via the service creation environment (SCE). A ready-made service script will not be included.

4.6.2.3.8. CALLER LIST

     4.6.2.3.8.1. The IN platform of the IGF shall support the "caller list" or "CLI mailbox" functionality i.e. the storage of the CLI for failed incoming call attempts in a CLI mailbox, and the subsequent interrogation of that mailbox by the subscriber.

     4.6.2.3.8.2. The IGF shall support the creation by ICO of such services via the service creation environment (SCE). A ready-made service script will not be included.


                                                                  Page 31 of 245
                                                ICO PROPRIETARY AND CONFIDENTIAL

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

4.6.2.4. CHARGING SERVICES

4.6.2.4.1. PRE-PAID (DEBIT) SERVICE

     4.6.2.4.1.1. The IGF shall support the use of pre-paid SIM cards. This shall include the necessary service scripts and service management application.

     4.6.2.4.1.2. The following functions shall be included:
          1. the maintenance of the balance in real-time by the IGF
          2. the indication of a warning to the subscriber in the event of a lack of pre-cleared funds
          3. the immediate disconnection of a connection when the balance reaches zero
          4. the ability to check the B-number against screening lists
          5. usage of carrier access code.

4.6.2.4.2. PRIVATE CALLS

     4.6.2.4.2.1. The IGF shall support the use of two directory numbers for the same basic service, for business and private use respectively, in combination with a single subscription (IMSI).

     4.6.2.4.2.2. The CDRs collected by the IGF shall support the separate billing of the subscriber for business and private usage based on the number dialled.

     4.6.2.4.2.3. For mobile originated calls, the IGF shall permit the subscriber to determine to which of the two accounts (business/private) the call is to be billed and this shall be recorded in the appropriate CDRs.

     4.6.2.4.2.4. The IGF shall support the creation by ICO of such services via the service creation environment (SCE). A ready-made service script will not be included.

4.6.2.4.3. SPLIT BILLING

     4.6.2.4.3.1. The IGF shall support the Split Billing (SPL) service as defined in ITU-T Q.1211.

     4.6.2.4.3.2. The IGF shall support the creation by ICO of such services via the service creation environment (SCE). A ready-made service script will not be included.

4.7. SUBSCRIPTION TO ICO SERVICES

4.7.1. GENERAL

     4.7.1.1. The IGF shall support the necessary subscriber profiles to permit the subscription to the services on offer within the ICO network and subscription checking prior to service usage. This shall include the subscriber profiles stored in the:
          1. home location register (HLR)
          2. authentication centre (AuC)
          3. intelligent network service control point (SCP) (F/R)
          4. messaging platform (VMS/SMSC).

     4.7.1.2. (Note: services such as "itemised billing" are a matter for post-processing and are outside the scope of this section.)

4.7.2. SUBSCRIPTION PROFILES IN THE HLR/VLR

     4.7.2.1. The HLR/VLR shall support the GSM standard profiles as defined in TS GSM 03.08 and TS GSM 12.02.


                                                                  Page 32 of 245
                                                ICO PROPRIETARY AND CONFIDENTIAL

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements         Version: 26
                                                             10 November 1997

4.7.2.2. The HLR shall support the subscription (provision/withdrawal) of each of the GSM basic and supplementary services on offer within the ICO network on an individual subscriber (IMSI) basis. This shall include each of the subscription options described in the applicable individual GSM technical specifications.

4.7.2.3. The HLR and MSSC/VLR shall support the usage of PLMN (ICO) specific basic and supplementary services as defined in TS GSM 09.02.

4.7.2.4. The HLR and MSSC/VLR shall support the extension of the subscriber profile transferred via the MAP protocol by means of the ellipsis ("...") notation as described in TS GSM 09.02.

4.7.2.5. The IGF shall support the allocation of a basic or primary MSISDN. The MSISDN shall be transferred to the VLR from the HLR and employed for the purpose of calling line identification.

4.7.2.6. The HLR and MSSC/VLR shall support the allocation of additional MSISDNs for different basic services and/or bearer capabilities and use in connection with mobile terminated services. This is the GSM "multi-numbering" method as defined in TS GSM 09.07.

4.7.2.7. The HLR and MSSC/VLR shall support the subscription to the ICO specific services (HPN, language preference etc.) as defined in the previous sections.

4.7.2.8. The IGF shall support regional subscription on the basis of ICO defined service areas. The IGF shall support a minimum of 65,000 service areas. These areas shall be non-uniform in size and freely configurable under ICO control.

4.7.2.9. The service areas shall permit the ICO Service providers to offer their customers subscription choices ranging from:

          1.  Global subscription;

          2. Regional subscription: limited to one or several of the ICO-defined subscription areas;

          3. Fixed subscription: limited to a fixed geographic location defined by a specific minimum sized service area.

4.7.2.10. Subscription with different tariff ideas shall be possible for the above subscription choices.

4.7.2.11. It shall be possible for the MSSC/VLR to deny mobile originated and mobile terminated service to a subscriber located outside the regional or fixed subscription area.

4.7.2.12. The IGF shall also support regional charging i.e. the application of a different set of tariffs for services used whilst still roaming outside the local subscription area.

4.7.2.13. The IGF shall be capable of providing an indication to the subscriber of the current coverage area. This shall include an out of area indication if the subscriber roams outside the local area.

4.7.2.14. For those services based on in-band detection of modem and fax tones, a subscription to the basic telephony service shall be required. An explicit subscription to these services is not required.

4.7.2.15. The HLR and VLR shall support the storage of intelligent network (IN) service profile information in the subscription files.

4.7.3.    SUBSCRIBER PROFILES IN THE IN PLATFORM (F/R)

4.7.3.1. For those services provided by the ICONET Intelligent network platform, the IN SCP and service management function (SMAS) shall support the use of individual subscriber profiles.

4.7.3.2. For individual profiles, the subscriber shall be identified by means of the MSISDN.
                                                                  Page 33 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements         Version: 26
                                                             10 November 1997

4.7.4.    SUBSCRIBER PROFILES IN THE MESSAGING PLATFORM

4.7.4.1. For those services provided by the ICONET messaging platform, the messaging platform shall support the use of individual subscriber profiles.

4.7.4.2. For individual profiles, the subscriber shall be identified by means of one or more MSISDNs.

4.8.      CELLULAR/SATELLITE ROAMING

4.8.1.    GENERAL

4.8.1.1. The IGF shall support roaming between the ICONET and the following types of cellular network

          1.  networks employing GSM MAP (GSM 900/DCS 1800/PCS 1900)

          2.  networks employing TIA IS.41 (AMPS/DAMPS/CDMA)

          3.  networks employing TTC MAP (PDC 800/PDC 1500) (OPTION)

4.8.1.2. The IGF shall support roaming in both directions i.e. from other networks to ICO, and from ICO to other networks in accordance with the table in Section 4.8.9.

4.8.2.    ROAMING WITH IS.41 BASED NETWORKS

4.8.2.1. For roaming between IS.41 based networks and ICONET an additional "roaming subscription" is required to map the identifiers and services employed within the home and visited network. The IGF shall support the provisioning of this additional service profile information.

4.8.2.2. For roaming from IS.41 based networks to ICONET, the cellular/ satellite interworking function of the IGF shall perform the functions of an IS.41 VLR towards the IS.41 network and the functions of a GSM HLR/AuC towards the ICONET.

4.8.2.3. For roaming from ICONET to IS.41 based networks, the cellular/ satellite interworking function of the IGF shall perform the functions of an IS.41 HLR/AuC towards the IS.41 network and the functions of a GSM VLR towards the ICONET.

4.8.2.4. For roaming with IS.41 based networks, the IGF shall support interworking with cellular networks employing the following versions of the IS-41 protocol:

          1.  IS-41 Revision B

          2.  IS-41 Revision C

          3.  IS-41 Revision D (ANSI 41) (OPTION)

4.8.2.5. In the case of interworking with IS-41 Revision D based networks, the IGF shall support, as a minimum, the following:

          1.  use of IMSIs on the IS-41 side (OPTION)

          2. global title translation on the IS-41 side for full international roaming support (OPTION)

4.8.3.    ROAMING WITH PDC NETWORKS (OPTION)

4.8.3.1. For roaming between TTC MAP based networks and ICONET an additional "roaming subscription" is required to map the identifiers and services employed within the home and visited network. The IGF shall support the provisioning of this additional service profile information.

4.8.3.2. For roaming from PDC networks to ICONET, the cellular/satellite interworking function of the IGL shall perform the functions of a PDC GLR towards the PDC network and the functions of a GSM HLR/AuC towards the ICONET.

                                                                  Page 34 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements         Version: 26
                                                             10 November 1997


          4.8.3.3. In order to support the handling of roaming numbers and the routing of calls between PDC networks and the ICONET a switching function, the cellular/satellite gateway MSC (CS-GMSC, is also required. The cellular/satellite roaming function of the IGF shall include the required CS-GMSC functionality.

          4.8.3.4.   For roaming with PDC based networks, the IGF shall support

                     1. version 2 (1994) of the TTC MAP DMNI standard (TTC JJ-70.10)

                     2.  the proprietary Digital Tuka interface (DTIF).

4.8.4.    ROAMING WITH GSM BASED NETWORKS

4.8.4.1.  ANONYMOUS GSM ROAMERS

          4.8.4.1.1. For roaming between GSM based networks and ICONET, the IGF shall support automatic and "anonymous" roaming i.e. roaming based on the service profile stored in the home network and without an explicit subscription to the visited network.

4.8.5.    GENERIC ROAMING FUNCTIONS

4.8.5.1.  NUMBERING, ADDRESSING AND IDENTIFICATION

          4.8.5.1.1. The IGF shall support the mapping between the different identifiers employed within the different networking standards for numbering and identification purposes. This shall include the mapping between:

                     1.  GSM IMSI/MSISDN and IS.41 MIN/ESN

                     2.  GSM IMSI/MSISDN and PDC MSN/MSI (OPTION)

          4.8.5.1.2. The cellular/satellite interworking functions shall be capable of handling any ITU-T E.212 compliant IMSI e.g. the use of the PDC MSI as an IMSI without the allocation of and mapping to an ICO IMSI

4.8.5.2.  AUTHENTICATION

          4.8.5.2.1. In order to protect roamers from fraudulent misuse, the IGF shall support the use of authentication in all roaming cases.

          4.8.5.2.2. In cases where end-to-end authentication between the subscriber and the home HLR is not technically possible, the IGF shall at least support the use of authentication between the subscriber and the cellular/satellite interworking function employing the authentication procedures of the visited network.

          4.8.5.2.3. IS-41 authentication shall comply with both IS-41 Revision C and TSB-51.

4.8.5.3.   LOCATION MANAGEMENT

          4.8.5.3.1. The IGF shall support the roaming functions required to ensure that the subscriber is reachable within each type of visited network. This shall include:

                     1.  location registration/update

                     2.  location cancellation

                     3. deregistration i.e. purging of subscriber records in the VLR (GLR)

          4.8.5.3.2. The IGF shall pass back each initial registration in a new network to the home network of the roaming subscriber.

          4.8.5.3.3. To avoid unnecessary signalling traffic, the IGF shall be capable of handling subsequent location updates, within the same network, without passing them back to the home network.

                                                                  Page 35 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements         Version: 26
                                                             10 November 1997


     4.8.5.3.4. For the PDC to ICO roaming case, the subsequent location updates will be handled through the home network. (OPTION)

4.8.5.4.  ROUTING FOR MOBILE TERMINATED CALLS

     4.8.5.4.1. In order to support the optimal routing of mobile terminated calls, the IGF shall be capable of retrieving routing information from the location registers of both the cellular and ICO networks. This shall include the interrogation of the HLRs and the retrieval of routing numbers from the VLRs (GLRs for PDC).

     4.8.5.4.2. For roaming between ICO and IS.41, the IGF shall be capable of handling both GSM MSRNs and IS.41 routing numbers (TLDNs) and of converting between the two.

     4.8.5.4.3. For roaming between ICO and PDC the IGF shall be capable of handling the TTC MAP RON and of mapping the RON to a GSM MSRN and vice versa. Unlike GSM and IS.41, the TTC MAP RON is allocated on location registration and not on a call by call basis and this requires additional processing by the IGF. (OPTION)

4.8.5.5.   TRANSFER OF SUBSCRIBER DATA

     4.8.5.5.1. The IGF shall be capable of retrieving subscriber profile information from HLRs of the home network and of downloading subscriber profile information to the VLRs (and GLRs in case of PDC roaming) of the visited network.

     4.8.5.5.2. The IGF shall be capable of deleting the subscriber records from the VLR (GLR) on request by the HLR of the home network.

     4.8.5.5.3. The IGF shall also be capable of deleting the subscriber record from the VLR (GLR) of the visited network as a result of network management operations.

4.8.5.6.  MAPPING OF SERVICE PROFILES

     4.8.5.6.1. As the services supported vary between the three cellular standards, the IGF shall be responsible for the mapping of services retrieved from the HLR onto their equivalent in the VLR (GLR) of the visited network.

     4.8.5.6.2. As a minimum, the following forms of service mapping shall be supported by the IGF:

          1.  a direct mapping of compatible services (e.g. telephony)

          2. conversion of functional equivalents (e.g. GSM call barring and IS.41 call delivery)

          3. the use of standard default values for those services not present in the home system

          4. the extension of the profile received from the home HLR to include additional services offered by the visited network, this additional service information shall be stored in the HLR components of the cellular/satellite interworking functions of the IGF

4.8.5.7.  SUPPLEMENTARY SERVICE MANAGEMENT

     4.8.5.7.1. The IGF shall support the MAP operations provided in each of the three cellular standards for the administration of supplementary services by the end user.

     4.8.5.7.2. For GSM networks the IGF shall include the operations required to support the following actions:

          1.  registration/erasure

          2.  activation/deactivation

          3.  interrogation

          4.  the setting of passwords

          5.  unstructured supplementary service data (USSD).


                                                                  Page 36 of 245
                                                ICO Proprietary and Confidential

                                                           EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements       Version: 26
                                                           10 November 1997


      4.8.5.7.3. For IS.41 based networks the IGF shall support remote feature activation.

      4.8.5.7.4. In order to increase the transparency of the service to the end user, the IGF shall support, where possible, the MMI strings employed within the home network. For example, the MMI codes for call delivery (IS.41) should also be accepted within the ICO network and mapped onto the appropriate call restriction (barring) services. (F/R)

      4.8.5.7.5. For those networks supporting the management of services/features from fixed network terminals via DTMF, this feature shall also be supported by the IGF in case of cellular/satellite roaming.


4.8.5.8. SHORT MESSAGING

      4.8.5.8.1. The Short Message teleservices shall be supported in both the IS.41 to ICO and ICO to IS.41 roaming cases.

      4.8.5.8.4. The ILR shall support the end-to-end delivery of mobile originated short messages for both IS.41 to ICO and ICO to IS.41 roaming. (OPTION)

      4.8.5.8.5. The ILR shall support the end-to-end delivery of mobile terminated short messages for both IS.41 to ICO and ICO to IS.41 roaming. (OPTION)


4.8.5.9. FAULT RECOVERY

      4.8.5.9.1. The IGF shall support the MAP operations provided in each of the three cellular standards for fault recovery e.g. HLR restart. This shall include the reception by the IGF of such fault recovery indications from the home and visited networks as well as the generation of such indications by the IGF in case of outage.


4.8.5.10. SECTION NOT USED

4.8.5.11. ADDITIONAL ICO HLR FUNCTIONALITY

      4.8.5.11.1. The GSM HLR/AuC components of the cellular/satellite interworking functions of the IGF shall include all of the functionality of a standalone ICO HLC/AuC including, but not limited to, the following:

          1. provisioning of HPN

          2. vendor proprietary services and features for the IS.41 interworking unit:

             a. Immediate Call Itemisation Service

             b. Announcement Suppression at Call Rerouting (F/R)

             c. Transfer of Announcement Suppression Indicator to HLR (F/R)

             d. Single Personal Number

             e. Ericsson Dual Numbering (ICO+GSM+two logical lines handset is needed)(F/R)

             f. Subscription Type (F/R)

             g. IMSI Changeover (F/R)

             h. MAP Policing in HLR (policing on addresses)

             i. Subscriber Priority Level for Channel Allocation

             j. Location Numbers (Regional and Local Subscription)

          3. vendor proprietary services and features for the PDC interworking unit (F/R)

          4. intelligent network support (e.g. IN services class marks/category keys)

          5. provisioning of other ICO specific services (F/R)


                                                                  Page 37 of 245
                                                ICO Proprietary and Confidential

                                                           EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements       Version: 26
                                                           10 November 1997


4.8.6. PROTOCOL SUPPORT

      4.8.6.1. The IGF shall support the following protocol stacks for cellular/satellite roaming:

          1. GSM MAP/ITU-T TCAP/ITU-T SCCP/ITU-T MTP

          2. GSM MAP/ITU-T TCAP/ANSI SCCP/ANSI MTP

          3. IS.41 MAP/ANSI TCAP/ITU-T X.25 (F/R)

          4. IS.41 MAP/ANSI TCAP/ANSI SCCP/ANSI MTP

          5. IS.41 MAP/ANSI TCAP/ITU-T SCCP/ITU-T MTP

          6. IS.41 MAP/ITU-T TCAP/ITU-T SCCP/ITU-T MTP (F/R)

          7. TTC MAP (DMNI)/TTC TCAP/TTC SCCP/TTC MTP (OPTION)

          8. TTC MAP (DTIF)/TTC TCAP/TTC SCCP/TTC MTP. (OPTION)


4.8.7. PROVISIONING FUNCTIONS

      4.8.7.1. The IGF shall provide an interface for the provisioning of the data held in the cellular/satellite interworking function via the ICO ADC.

      4.8.7.2. The IGF shall support both a transaction based interface for individual subscriber details as well as a bulk update (e.g. file transfer) mechanism for the transfer of data en masse. The PDC to ICO ILR will only support the interface for individual subscriber details.

      4.8.7.3. Each change to a subscriber profile, either locally or remotely, shall be logged by the IGF including details of the change. The PDC to ICO ILR will not support logging of the change.


4.8.8. NETWORK MANAGEMENT FUNCTIONS

4.8.8.1. FAULT MANAGEMENT

      4.8.8.1.1. The cellular/satellite interworking function of the IGF shall support the generation, logging and cancellation of alarms.

      4.8.8.1.2. The cellular/satellite interworking function of the IGF shall support an interface for the transfer of alarms to the ICO NMC.


4.8.8.2. PERFORMANCE MANAGEMENT

      4.8.8.2.1. The cellular/satellite interworking function of the IGF shall be capable of producing traffic measurements (e.g. peg counters) for both application level transactions and the lower layers e.g. MAP, TCAP, SCCP, MTP etc.

      4.8.8.2.2. The cellular/satellite interworking function of the IGF shall support an interface for the transfer of performance measurements to the ICO NMC.


4.8.8.3. CONFIGURATION MANAGEMENT

      4.8.8.3.1. The cellular/satellite interworking function of the IGF shall support an interface to the ICO NMC for the configuration of both the application and underlying layers (e.g. MAP, TCAP, SCCP, MTP).


4.8.8.4. SECURITY MANAGEMENT

      4.8.8.4.1. The downloading of authentication keys from the ICO ADC to the cellular/satellite interworking function of the IGF shall be performed in a secure manner i.e. encrypted.

      4.8.8.4.2. The IGF shall support both a transaction based interface for individual subscriber details as well as a bulk update (e.g. file transfer) mechanism for the transfer of data en masse.


                                                                  Page 38 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
                     ICONET Ground Facilities Requirements   Version: 26
[ICO LOGO]                                                   10 November 1997


     4.8.8.4.3. The storage of the keys within the cellular/satellite interworking function of the IGF shall also be in an encrypted form.

     4.8.8.4.4. The IGF shall prevent access by operator personnel to the secret key information held in the AuC component of the cellular/satellite interworking function.

4.8.9. AVAILABILITY OF PRODUCTS AND SERVICES TO ROAMING SUBSCRIBERS

     4.8.9.1. This table below describes the requirements on the IGF for the availability of products and services to roaming subscribers.

     KEY

     NA:          NOT APPLICABLE, NOT TECHNICALLY FEASIBLE

     Y:           REQUIRED

     N:           NOT REQUIRED

     F/R:         FUTURE REQUIREMENT

     TABLE 4-1 AVAILABILITY OF PRODUCTS AND SERVICES TO ROAMING SUBSCRIBERS

                                                                 CELLULAR ROAMERS TO ICO          ICO ROAMERS TO CELLULAR
             SERVICE OR FEATURE                                 GSM       IS.41       PDC       ICO        ICO        ICO
                                                                 TO         TO         TO        TO         TO         TO
                                                                ICO        ICO        ICO       GSM       IS.41       PDC
                                                                                     (OPT                             (OPT
                                                                                     ION)                             ION)

TELESERVICES
SPEECH SERVICES
4.1.1.1 Telephony (TS 11)                                       Y          Y          Y          Y          Y
4.1.1.2 Emergency calls (TS 12)                                 Y          Y          Y          Y         NA(1)
SHORT MESSAGE SERVICES (SMS)
4.1.2.1 Mobile Terminated SMS (TS 21)                           Y         Y(2)       F/R        Y(2)       Y(2)
4.1.2.1 Mobile Originated SMS (TS 22)                           Y         Y(2)       F/R         Y         Y(2)
FACSIMILE SERVICES (UP TO 9600 BPS)
4.1.3.1 Automatic fax group 3 (TS 62)                           Y         Y(3)       Y(3)        Y         Y(4)
4.1.3.3 Alternate speech and fax group 3 (TS 61)                Y         Y(5)       F/R         Y          NA
4.1.3.4 Alternate speech/fax - inband detection                 Y          Y          Y          NA         Y
FACSIMILE SERVICES, HIGH SPEED BEARERS (HSCSD)
4.1.3.2 Fax group 3 up to 14.4 kbps                            Y(6)       Y(7)       Y(7)       Y(6)        NA
BEARER SERVICES
CIRCUIT SWITCHED DATA (UP TO 9600 BPS)
4.2.1 Data circuit duplex asynchronous (BS 2x)                  Y         Y(7)       Y(7)        NA         NA
4.2.1 Data circuit duplex synchronous (BS 3x)                   Y         Y(7)       Y(7)        NA         NA
4.2.3 Alternate Speech/Data - inband detection                  Y          Y          Y          NA         Y
HIGH SPEED CIRCUIT-SWITCHED DATA (UP TO 38.4 KBPS
4.2.2 General data circuit duplex asynch. (BS 20)              Y(6)       Y(7)       Y(7)       Y(6)        NA
4.2.2 General data circuit duplex asynch. (BS 20)              Y(6)       Y(7)       Y(7)       Y(6)        NA
SUPPLEMENTARY SERVICES
CALL OFFERING SUPPLEMENTARY SERVICES
4.3.3.1 Call Forwarding Unconditional (CFU)                    Y(20)      Y(20)      Y(20)       Y          Y
4.3.3.2 Call Forwarding on Mobile Subscriber Busy (CFB)         Y         Y(90       F/R         Y         Y(9)
4.3.3.3 Call Forwarding on Mobile Not Reachable (CFNRc)         Y         Y(9)       F/R         Y          N
4.3.3.4 Call Forwarding on No Reply (CFNRy)                     Y         Y(9)       F/R         Y         Y(9)
CALL COMPLETION SUPPLEMENTARY SERVICES

                                                                  Page 39 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
                     ICONET Ground Facilities Requirements   Version: 26
[ICO LOGO]                                                   10 November 1997

                                                                 CELLULAR ROAMERS TO ICO          ICO ROAMERS TO CELLULAR
             SERVICE OR FEATURE                                 GSM       IS.41       PDC       ICO        ICO        ICO
                                                                 TO         TO         TO        TO         TO         TO
                                                                ICO        ICO        ICO       GSM       IS.41       PDC
                                                                                     (OPT                             (OPT
                                                                                     ION)                             ION)

4.3.4.1 Call Waiting (CW)                                       Y          Y         F/R         Y          Y
4.3.4.2 Call Hold (HOLD)                                        Y         Y(8)       F/R         Y          Y
NUMBER IDENTIFICATION SUPPLEMENTARY SERVICES
4.3.2.1 Calling Line Identification Presentation (CLIP)         Y         Y(10)      F/R         Y         Y(10)
4.3.2.2 Calling Line Identification Restriction (CLIR)          Y         Y(10)      F/R         Y         Y(10)
4.3.2.3 Connected Line Identification Presentation (COLP)       Y         Y(11)      F/R         NA         NA
4.3.2.4 Connected Line Identification Restriction (COLR)        Y         Y(11)      F/R         NA         NA
MULTI-PARTY SUPPLEMENTARY SERVICES
4.3.5.1 Multi Party Service (MPTY)                              Y          Y         F/R         Y          Y
CLOSED USER GROUP SUPPLEMENTARY SERVICES
4.3.6.1 Closed User Group (CUG)                                 Y          NA         NA         Y          NA
CHARGING SUPPLEMENTARY SERVICES
4.3.8.1 Advice of Charge Information (AoCI)                    N(12)       NA         NA        N(12)       NA
4.3.8.2 Advice of Charge Charging (AoCC)                       N(12)       NA         NA        N(12)       NA
CALL RESTRICTION SUPPLEMENTARY SERVICES
4.3.7.1 Barring of All Outgoing Calls (BAOC)                    Y          Y         F/R         Y          Y
4.3.7.2 Barring of All Incoming Calls (BAIC)                    Y          Y         F/R         Y          Y
4.3.7.3 Barring of Outgoing International Calls (BOIC)         Y(14)      Y(13)      F/R         Y         Y(13)
4.3.7.4 Barring of Outgoing International Calls, except        Y(15)      Y(11)      F/R         Y          NA
those directed to the Home Country (BOICexHC)
4.3.7.5 Barring of Incoming Calls when Roaming Outside         Y(16)      Y(22)      F/R         Y          NA
the Home Country (BIC-Roam)
UNSTRUCTURED SUPPLEMENTARY SERVICE DATA (USSD)
4.3 Unstructured supplementary service data (USSD)              Y         Y(11)      F/R         Y          NA
ICO SPECIFIC SERVICES
4.4.1 High Power Notification (HPN)                            N(17)      Y(11)      Y(11)       NA         NA
4.4.2 ICO Dual numbering                                       N(17)      Y(11)      Y(11)       NA         NA
4.4.3 Natural language support                                 N(17)       F/R        F/R        NA         NA
MAIL AND MESSAGING SERVICES
4.5.6 Mailbox access and retrieval                             Y(18)      Y(18)       F/R       Y(18)      Y(18)
4.5.7 Mailbox notification                                     Y(19)      Y(19)       F/R       Y(19)      Y(19)
ADVANCED SERVICES
4.6.2.2.1 Virtual Private Networks (VPN)                       Y(17)       Y          Y          NA          NA
4.6.2.3.1 Advanced call forwarding                             N(17)      Y(21)      Y(21)       NA          NA
4.6.2.3.2 Advanced call barring                                N(17)      N(21)      Y(21)       NA          NA
4.6.2.3.3 Originating call screening                           N(17)      Y(21)      Y(21)       NA          NA
4.6.2.3.4 Terminating call screening                           N(17)      Y(21)      Y(21)       NA          NA
4.6.2.3.5 Location dependent routing                           N(17)      Y(21)      Y(21)       NA          NA
4.6.2.3.6 Personal number                                      N(17)      Y(21)      Y(21)       NA          NA
4.6.2.3.7 Hot line routing                                     N(17)      N(21)      Y(21)       NA          NA
4.6.2.3.8 Caller list                                          N(17)      Y(21)      Y(21)       NA          NA
4.6.2.4.1 Pre-paid (debit) service                              NA         NA         NA         NA          NA
4.6.2.4.2 Private calls                                        N(17)      Y(21)      Y(21)       NA          NA
4.6.2.4.3 Split billing                                        N(17)      Y(21)      Y(21)       NA          NA

     Notes:

1. Although the GSM emergency call service will not be available in PDC and IS.41 networks, this does not prevent the subscriber from dialing an emergency access code in such networks. However, this call will be treated as a normal telephony call i.e. with no prioritised access on the air-interface.


                                                                  Page 40 of 245
                                                ICO Proprietary and Confidential

                                                           EN-IG-ICO-RQ/000014
[ICO logo]     ICONET Ground Facilities Requirements       Version: 26
                                                           10 November 1997


  2. End-to-end support for SMS is provided as an option (OPTION). However, roamers to ICO may also be provisioned with SMS in the CS-IWF allowing them to send and receive SMS on ICO via an ICO MSISDN.

  3. Roamers from IS.41 and PDC networks may employ GSM fax services from within the ICO network. However, delivery of fax calls from their home networks via their home cellular networks is not supported.

  4. Roamers from ICO to IS.41 networks may employ local fax services within the serving network. However, delivery of fax calls from the ICO network via ICO fax MSISDNs (multi-numbering) is not supported.

  5. Roamers from IS.41 and PDC networks may employ the GSM alt. speech/fax service from within the ICO network, but this requires the allocation of additional ICO MSISDNs in the CS-IWF.

  6. Subject to support of HSCSD by the GSM network.

  7. Roamers from IS.41 and PDC networks may employ local GSM data services within the ICO network by the allocation of an ICO MSISDN. However, delivery of data calls from the home network and via the home cellular number is not supported.

  8. Supported locally in the CS-IWF, not end-to-end.

  9. It may not be possible to support conditional call forwarding services when roaming between ICO and IS.41 networks. This depends on the capability of the individual IS.41 networks.

 10. Proprietary solution depending on the IS.41 extensions supported.

 11. Supported locally in the CS-IWF, not present in the home network.

 12. Advice of charge is not supported for roaming subscribers.

 13. The IS.41 and GSM services are not equivalent, some differences in service delivery are inevitable e.g. IS.41 supports barring of all calls outside world zone 1 (i.e. North America) rather than barring of all international calls.

 14. The interpretation of barring of all outgoing international calls within the ICO network shall be all calls to destinations with country codes other than ICO.

 15. The interpretation of BOIC-exHC within the ICO network shall be based on home PLMN and not home country.

 16. The interpretation of BIC-roam within the ICO network shall be barring of all incoming calls whilst roaming outside the home PLMN (i.e. not home country).

 17. The provisioning of this service requires a CS-IWF for GSM to ICO roaming. (OPTION)

 18. Mail and messaging services will normally be provided by the home network. However, it shall be possible to provide ICO mailboxes to roaming subscribers.

 19. The form of notification used may vary from network to network e.g. for those networks not supporting SMS a voice-call notification may be used.

 20. The support of this service depends on its provisioning by the home network.

 21. The CS-IWF supports the storage of the IN classmark/key information, it does not provide the actual IN service.

 22. This service is only supported in case of ICO dual numbering and for calls delivered via the ICO MSISDN.


4.9. OTHER VALUE-ADDED SERVICES

      4.9.1. The IGF shall support the routing of calls to/from value added services centres located within the ICONET.

      4.9.2. The IGF will support the usage of short code dialling for access to individual services.



                                                                  Page 41 of 245
                                                ICO Proprietary and Confidential

                                                           EN-IG-ICO-RQ/000014
[ICO logo]     ICONET Ground Facilities Requirements       Version: 26
                                                           10 November 1997


      4.9.3. In order to support the usage of multiple regional service centres, the IGF shall support the routing of service calls based on both the short code dialled and location (service area) of the UT.


4.10. SPECIALISED TERMINALS


4.10.1. MULTICHANNEL TERMINALS (F/R)

      4.10.1.1. The IGF shall support the usage of a single location update by the multi-channel terminal on behalf of all of the subscribers currently attached to it.


4.10.2. SEMI-FIXED TERMINALS

      4.10.2.1. The IGF shall support the usage of semi-fixed user terminals for the purpose of local loop replacement, remote PABX and remote payphone applications. The IGF requirements to support these terminals are in other sections of this document, in particular Section 4.7.2.





                                                                  Page 42 of 245
                                                ICO Proprietary and Confidential

                                                           EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements       Version: 26
                                                           10 November 1997


5. ADMINISTRATION AND SUPPORT SERVICES

5.1. BILLING SERVICES

5.1.1. CALL DETAIL RECORDING IN THE MSSC

5.1.1.1. CALL DETAIL RECORD GENERATION

5.1.1.1.1. RECORD TYPES

     5.1.1.1.1.1. The IGF shall support the generation of call detail and event records (CDRs) for the following events, as defined in TS GSM 12.05:

          1. mobile originated call

          2. mobile originated emergency call

          3. mobile originated, call forwarding

          4. mobile terminated call

          5. roaming call component in a gateway MSSC

          6. transit call attempt (including calls to PABXs and service centres, which are seen as external nodes)

          7. supplementary service actions

          8. mobile originated SMS in the VMSSC

          9. mobile terminated SMS in the VMSSC

          10. mobile originated SMS in the SMS-IWMSC

          11. mobile terminated SMS in the SMS-GMSC.

     5.1.1.1.1.2. For intelligent network calls, the IGF shall also support the generation of the following CDR types:

          1. incoming IN call (F/R)

          2. outgoing IN call (F/R)

          3. transit IN call . (F/R)

     5.1.1.1.1.3. The IGF shall support the generation of the following ICO specific charging information:

          1. HPN invocation

          2. legal interception in the VMSSC. No extra CDR for legal interception in the MSSC. In the cases where switched connection is used for setting up an intercept call to the monitoring centres, the VMSSC shall generate via exchange configurable parameters a normal transit call attempt CDR for the switched connection.

     5.1.1.1.1.4. The IGF shall support the generation of partial call records for the following cases:

          1. The call duration has reached a limit, which is set by an exchange parameter

          2. The number of call related events has reached a limit, which is set by an exchange parameter.

          3. A C7 charging message CHT, is received from a superior exchange.

     5.1.1.1.1.5. It shall be possible to generate call data records for call attempts. In particular, call data records can be generated for:

          1. calls receiving BUSY, CONGESTION or any other End Of Selection state

                                                                  Page 43 of 245
                                                ICO Proprietary and Confidential

                                                           EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements       Version: 26
                                                           10 November 1997


          2. calls that reach through-connection

          3. calls that reach B-answer.

     5.1.1.1.1.6. The partial record timer employed by the IGF shall be configurable via the setting of exchange data and/or network management command.

     5.1.1.1.1.7. The IGF shall support the suppression of individual CDR types via the setting of exchange data and/or network management command.

5.1.1.1.2. RECORD CONTENT

     5.1.1.1.2.1. The content of each of the standard GSM CDR types generated by the IGF shall be equivalent to the record fields of the corresponding record types defined in TS GSM 12.05.

     5.1.1.1.2.2. The IGF shall support the configuration of the record fields of the individual CDR types via the setting of exchange data and/or network management command.

     5.1.1.1.2.3. In addition to the standard location information in a GSM CDR (e.g. Cell Identity = ICO service area), the CDRs produced by the IGF shall also include the position of the UT at the call set-up in the form of latitude, longitude and accuracy index.

     5.1.1.1.2.4. The mobile station RF power frequency capability of the mobile station classmark and the radio channel requested/used (e.g. full rate/half rate etc.) employed by the IGF shall be output in the CDR.

     5.1.1.1.2.5. The IGF shall employ ISO standard universal co-ordinated time (UTC time) for all date and time information stored in the CDRs.

     5.1.1.1.2.6. The MT CDR produced by the IGF shall be accompanied by the presentation/screening indicators received during the call set-up
     (see TS GSM 12.05 for further details).

     5.1.1.1.2.7. The storage of directory numbers in the CDRs produced by the IGF shall be accompanied by the appropriate "type of number" and "number plan" information elements received during the call set-up.

     5.1.1.1.2.8. The CDRs produced by the IGF to record the invocation of the HPN service shall include the following information:

          1. IMSI

          2. MSISDN

          3. Basic service code

          4. date and time

          5. HPN priority.

     5.1.1.1.2.9. The CDRs produced by the IGF to record the use of high speed fax/data services shall include the number of traffic channels (i.e. air-interface slots) allocated to the connection. Any change in the number of channels allocated during the call shall also be recorded and time-stamped.

5.1.1.2. CALL DETAIL RECORD STORAGE AND SUPERVISION

     5.1.1.2.1. The IGF shall store the CDRs locally in a non-volatile CDR filestore and in a redundant configuration e.g. mirror disks.

     5.1.1.2.2. The availability of the call detail recording function shall be sufficient to ensure that the probability of loss of any CDR does not exceed 1 in 10 million records.

     5.1.1.2.3. The capacity of the CDR filestore shall be sufficient to permit the continuous storage of CDRs by the IGF for a period of 72 hours without transfer to the ADC and without loss of data.

     5.1.1.2.4. The IGF shall monitor the occupancy of the CDR filestore.

                                                                  Page 44 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997

     5.1.1.2.5. The IGF shall support the use of occupancy thresholds and the generation of the associated alarm.

     5.1.1.2.6. The IGF shall support the configuration of the CDR filestore thresholds via network management command.

5.1.1.3. CALL DETAIL RECORD TRANSFER

     5.1.1.3.1. The IGF shall support the following forms of CDR transfer between the network elements and the ADC:

          1. electronic file transfer (e.g. FTAM)

          2. immediate record transfer ("hot billing")

          3. backup to secondary storage.

     5.1.1.3.2. In order to provide an adequate audit trail, each CDR file transferred by the IGF shall be allocated a unique sequence number.

     5.1.1.3.3. In order to ensure that no data is lost, the IGF shall include the size of the file in the information provided for each transfer.

     5.1.1.3.4. The IGF shall be capable of transferring CDR files at intervals of 15 minutes or less.

     5.1.1.3.5. In case of immediate record transfer, the IGF shall transfer the individual call records immediately after the event being recorded, or the release of a connection that is being recorded.

     5.1.1.3.6. The transfer by the IGF of individual CDRs to the ADC shall be completed in less than 1 minute, excluding transmission time, when immediate record transfer is used.

5.1.2. CALL DETAIL RECORDING IN THE MESSAGING PLATFORM

5.1.2.1. CALL DETAIL RECORD GENERATION

5.1.2.1.1. RECORD TYPES

     5.1.2.1.1.1. The Messaging Platform shall support the generation of call detail and event records (CDRs) for all transactions, including but not limited to the following:

          1. deposit of voice/fax/email

          2. retrieval of voice/fax/mail

          3. forwarding of voice/fax/email

          4. distribution of voice/fax/email

          5. customisation of mailbox settings

     5.1.2.1.1.2. It shall be possible to generate call data records for call attempts.

     5.1.2.1.1.3. The IGF shall support the suppression of individual CDR types via network management command.

5.1.2.1.2. RECORD CONTENT

     5.1.2.1.2.1. As a minimum, the CDRs produced by the Messaging Platform shall include the following information:

          1. A unique mailbox identifier

          2. Service/Transaction type

          3. Origin/destination address

          4. Start time and duration


                                                                  Page 45 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

               5. No. of fax pages (for fax mail)

               6. Data volume for SMS and email

               7. Success/fail indicator

               8. Error code (where appropriate)

     5.1.2.1.2.2. The Messaging Platform shall employ universal co-ordinated time (UTC time) for all date and time information stored in the CDRs.

     5.1.2.1.2.3. The storage of directory numbers in the CDRs produced by the Messaging Platform shall be accompanied by the appropriate "type of number", "number plan" and "presentation/screening" information elements received during the call set-up.

5.1.2.2. CALL DETAIL RECORD STORAGE AND SUPERVISION

     5.1.2.2.1. The Messaging Platform shall store the CDRs locally in a non-volatile CDR filestore and in a redundant configuration e.g. mirror disks.

     5.1.2.2.2. The availability of the call detail recording function shall be sufficient to ensure that the probability of loss of any CDR does not exceed 1 in 10 million records.

     5.1.2.2.3. The capacity of the CDR filestore shall be sufficient to permit the continuous storage of CDRs by the Messaging Platform for a period of 72 hours without transfer to the ADC and without loss of data.

     5.1.2.2.4. The Messaging Platform shall monitor the occupancy of the CDR filestore.

     5.1.2.2.5. The Messaging Platform shall support the use of occupancy thresholds and the generation of the associated alarm.

     5.1.2.2.6. The Messaging Platform shall support the configuration of the CDR filestore thresholds via network management command.

5.1.2.3. CALL DETAIL RECORD TRANSFER

     5.1.2.3.1. The Messaging Platform shall support the following forms of CDR transfer between the network elements and the ADC:

          1. electronic file transfer (e.g. FTAM)

          2. immediate record transfer ("hot billing") (F/R)

          3. backup to secondary storage.

     5.1.2.3.2. In order to provide an adequate audit trail, each CDR file transferred by the Messaging Platform shall be allocated a unique sequence number.

     5.1.2.3.3. In order to ensure that no data is lost, the Messaging Platform shall include the size of the file in the information provided for each transfer.

     5.1.2.3.4. The Messaging Platform shall be capable of transferring CDR files at intervals of 15 minutes or less.

     5.1.2.3.5. In case of immediate record transfer, the Messaging Platform shall transfer the individual call records immediately after the event being recorded, or the release of a connection that is being recorded.

     5.1.2.3.6. The transfer by the Messaging Platform of individual CDRs to the ADC shall be completed in less than 1 minute, excluding transmission time, when record transfer is used.


                                                                  Page 46 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997

5.2. PROVISIONING SERVICES

5.2.1. SUBSCRIBER ADMINISTRATION IN THE HLR

     5.2.1.1. The IGF shall support the management functions required for the administration of subscriber data in the HLR, as defined in TS GSM 12.02. This shall include the functions required for the administration of the following:

          1. directory numbers

          2. service provision

          3. basic and supplementary services

          4. regional subscription zones

          5. bearer capability allocations.

     5.2.1.2. The IGF shall also include the management functions required for the administration of the ICO specific services described above (e.g. HPN, language preference etc.).

     5.2.1.3. The IGF shall also include the management functions required for the administration of Ericsson proprietary services.

     5.2.1.4. The IGF shall support a remote provisioning interface from the HLR to the ICO ADC. The supplier shall provide full details of this interface including physical interconnection to the DCN, protocol stacks employed and application data units/MML command syntax.

     5.2.1.5. In addition to the handling of individual transactions on a per subscriber basis, the IGF provisioning interface shall also include a bulk update mechanism (e.g. file transfer) for the updating of HLR data en masse.

5.2.2. SUBSCRIBER ADMINISTRATION IN THE CELLULAR/SATELLITE INTERWORKING FUNCTION (CS-IWF)

     5.2.2.1. The IGF shall provide a provisioning interface to the GSM HLR component of the cellular-satellite interworking function (CS-IWF) that is functionally identical to that provided for a standalone HLR and which is compliant with each of the provisioning requirements on the ICO HLR stated in Section 5.2.1 "Subscriber administration in the HLR."

     5.2.2.2. For the IS.41 variant of the CS-IWF, the IGF shall provide a provisioning interface to the IS.41 HLR component of the CS-IWF which is functionally identical to that provided for a standalone IS.41 HLR.

     5.2.2.3. For the PDC variant of the CS-IWF, the IGF shall provide a provisioning interface to the PDC HLR component of the CS-IWF which is functionally identical to that provided for a standalone PDC HLR (OPTION).

     5.2.2.4. For the IS.41 variant of the CS-IWF, the IGF shall provide a provisioning interface to the IS.41/ICO interworking component of the CS-IWF for the administration of the roaming subscription including:

          1. the mapping of services between the IS.41 and ICO environment

          2. the mapping of numbers and identifiers, i.e. MIN/ESN (less than) = (greater than) IMSI/MSISDN.

     5.2.2.5. For the PDC variant of the CS-IWF, the IGF shall provide a provisioning interface to the PDC/ICO interworking component of the CS-IWF for the administration of the roaming subscription including:

          1. the mapping of services between the PDC and ICO environment
             (OPTION)

          2. the mapping of numbers and identifiers i.e. MSI/MSN (less than) = (greater than) IMSI/MSISDN (OPTION).

     5.2.2.6. (F/R) For the GSM/ICO variant of the CS-IWF, the IGF shall provide a provisioning interface to the roaming subscription including:

          1. the mapping services between the GSM and ICO environment

                                                                  Page 47 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997

          2. the administration of ICO dual numbering.

5.2.3. SUBSCRIBER ADMINISTRATION IN THE MESSAGING PLATFORM

     5.2.3.1. The IGF shall support the management functions required for the administration of subscriber and data in the Messaging Platform.

     5.2.3.2. The IGF shall support a remote provisioning interface from the messaging platform to the ICO ADC. The supplier shall provide full details of this interface including physical interconnection to the DCN, protocol stacks employed and application data units/MML command syntax.

     5.2.3.3. In addition to the handling of individual transactions on a per subscriber basis, the IGF provisioning interface shall also include a bulk update mechanism (e.g. file transfer) for the updating of messaging platform data en masse.

5.2.4. SUBSCRIBER ADMINISTRATION IN THE SERVICE CONTROL POINT (SCP) (F/R)

     5.2.4.1. The IGF shall support the management functions required for the administration of subscriber and service data in the SCP via the Service Management Point (SMP).

     5.2.4.2. The IGF shall support a remote provisioning interface from the SMAS/SCP to the ICO ADC. The supplier shall provide full details of this interface including physical interconnection to the DCN, protocol stacks employed and application data units/MML command syntax.

     5.2.4.3. In addition to the handling of individual transactions on a per subscriber basis, the IGF provisioning interface shall also include a bulk update mechanism (e.g. file transfer) for the updating of SCP data en masse.

5.2.5. ADMINISTRATION OF SECRET KEYS IN THE AUTHENTICATION CENTRE (AuC)

     5.2.5.1. The IGF shall support the management functions required for the administration of subscriber data in the authentication centre (AuC) as defined in TS GSM 12.02. This shall include the administration of the following:

          1. IMSI

          2. subscriber authentication key (K).

     5.2.5.2. The IGF shall support a secure remote provisioning
     (pre-personalisation) interface from the AuC to the ICO ADC. The supplier shall provide full details of this interface including physical interconnection to the DCN, protocol stacks employed and application data units/MML command syntax.

     5.2.5.3. In addition to the handling of individual transactions on a per subscriber basis, the IGF provisioning interface shall also include a bulk update mechanism (e.g. file transfer) for the updating of AuC data en masse.

     5.2.5.4. The IGF shall support the encryption of all data exchanged on the interfaces to the AuC.

     5.2.5.5. The IGF shall ensure that all data held in the AuC is stored in encrypted form.

5.2.6. ADMINISTRATION OF SECRET KEYS IN THE CELLULAR/SATELLITE INTERWORKING FUNCTION (CS-IWF)

5.2.6.1. GSM AuC COMPONENT

     5.2.6.1.1. The IGF shall provide a provisioning interface to the GSM AuC component of the CS-IWF that is functionally identical to that provided for a standalone GSM AuC and that is compliant with each of the provisioning requirements on the AuC stated above.

     5.2.6.1.2. The IGF shall support the encryption of security related data
     (keys) exchanged on the interface to the AuC component of the CS-IWF.


                                                                  Page 48 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997

     5.2.6.1.3. The IGF shall ensure that all security related data (keys) held in the AuC component of the CS-IWF is stored in encrypted form.

5.2.6.2. IS.41 AuC COMPONENT

     5.2.6.2.1. For the IS.41 variant of the CS-IWF, the IGF shall provide a provisioning interface to the IS.41 AuC component of the CS-IWF that is a functionally identical to that provided for an IS.41 AuC.

     5.2.6.2.2. The IGF shall support the encryption of all security related data (A-key) exchanged on the interfaces to the AuC component of the CS-IWF.

     5.2.6.2.3. The IGF shall ensure that all security related data (A-key) held in the AuC component of the CS-IWF is stored in encrypted form.

5.2.6.3. PDC AuC FUNCTIONALITY (OPTION)

     5.2.6.3.1. For the PDC variant of the CS-IWF, the IGF shall provide a provisioning interface for authentication data to the CS-IWF that is functionally identical to that provided for a standalone PDC HLR.

5.3. MOBILE EQUIPMENT MONITORING

     5.3.1. The IGF shall include an Equipment Identity Register (EIR) function for the monitoring of mobile equipment (UTs) based on their IMEIs.

     5.3.2. The EIR function provided by the IGF shall include the administration of the following equipment lists as defined in TS GSM 02.16 and TS GSM 12.02:

          1. white list

          2. grey list

          3. black list

     5.3.3. The IGF shall support both the updating of individual list entries and the replacement of complete lists.

     5.3.4. The IGF shall support the exchange of equipment lists with other cellular operators via the GSM MoU Central EIR (CEIR) in Dublin and in accordance with GSM MoU PRD TD.18 and TD.19 (F/R)

     5.3.5. Inter-operability for EIR function across cellular standards is not supported.

5.4. CUSTOMER CARE AND OPERATOR SUPPORT

5.4.1. GENERAL

     5.4.1.1. The IGF shall support the connection of customer help desks and customer care centres. This shall include the routing of calls to/from these centres via the MSSC.

5.4.2. OPERATOR DETERMINED BARRING (ODB)

     5.4.2.1. The IGF shall support operator determined barring as defined in TS GSM 02.41.

     5.4.2.2. The disconnection of an ongoing call as a result of the application of ODB is not supported.

     5.4.2.3. The IGF shall support operator determined barring of supplementary services management.


                                                                  Page 49 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


5.4.3. OPERATOR CONTROLLED DIVERSION

     5.4.3.1. The system shall support the diversion of incoming calls using the default call forwarding service. The default call forwarding service can be applied to a specific basic service or to all basic services.

     5.4.3.2. The use by the operator of the barning of SS management, shall prevent the subscriber from overriding the controlled diversion.

     5.4.3.3. The system shall support the diversion of outgoing calls for a specific subscriber.

     5.4.3.4. The operator shall be able to manage the controlled diversion for incoming/outgoing calls via the ICO ADC.

5.4.4. SUBSCRIBER SPECIFIC ANNOUNCEMENTS

     5.4.4.1. It shall be possible to forward both incoming and outgoing calls to a subscriber specific announcement, for example, an announcement of the termination of service (TOS), or a changed number interception announcement
     (CNI).

     5.4.4.2. It shall also be possible to provide a pre-connection announcement on an individual subscriber basis during the set-up phase of the connection. (F/R)

5.4.5. SUBSCRIBER TRACING

     5.4.5.1. The IGF shall support call path tracing as defined in document WG360003.

     5.4.5.2. Subscriber tracing will be implemented in R7 of the Ericsson CME 20 software but is not included in the current offer. The R7 Ericsson subscriber tracing feature will be based on GSM TS 12.08, but with the following exceptions (F/R):

          1. Only 'basic' MSC record types to be implemented

          2. No output of trace data in non-anchor MSC

          3. Output of main MSISDN (instead of served MSISDN)

          4. The following 'basic' trace data are not output:

               a) translated number

               b) roaming number

               c) AoC parameters

          5. No IMEI trace supported

          6. No trace output in HLR

5.5. FRAUD MANAGEMENT SERVICES

     5.5.1. The system shall support the following fraud detection mechanisms.

     5.5.2. The ability to detect the presence of long-hold calls and provide information to the system operator indicating the presence of a long held call. The system shall also support the ability for the system operator to manually clear a long held call.

     5.5.3. The ability to flag when a particular service has one or more calls diverted and provide this information to the operator.

     5.5.4. For the above mechanisms:

          1. The MSSC shall collect the required information on a call by call basis.


                                                                  Page 50 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997

          2. The MSSC/VLR shall generate alarms in the case of unusual activity (e.g. long call times, etc.) and distribute and present these to the NMC operator via the Network Management System (NMS) for possible processing under the Fraud Management procedures. The NMC shall aggregate the data and provide the reporting mechanism to the operator.



























                                                                  Page 51 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


          This page has intentionally been left blank.



















                                                                  Page 52 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


6. GENERIC SYSTEM FUNCTIONS

6.1. NUMBERING, ADDRESSING AND IDENTIFICATION

6.1.1. INTERNATIONAL MOBILE SUBSCRIBER IDENTIFICATION

     6.1.1.1. Each subscriber accessing the ICO network shall be identified and authenticated by means of a unique International Mobile Station Identification (IMSI) as defined in TS GSM 03.03 (see also emergency call handling).

     6.1.1.2. The IGF shall support both ICO assigned IMSIs and those allocated by terrestrial cellular networks with whom ICO has a valid roaming agreement (i.e. for those networks with entries in the global mobile title translation routing tables).

     6.1.1.3. For home subscribers to the ICO network, the IGF shall employ the IMSI to identify and communicate with the home location register (HLR).

     6.1.1.4. For roaming subscribers from GSM compatible networks, the IGF shall employ the IMSI to identify and communicate with the HLR of the home network via global mobile title translation as defined in both TS GSM 03.03 and ITU-T E.214.

     6.1.1.5. For those subscribers with a roaming subscription in an ICO Cellular/Satellite Interworking function (e.g. an ILR), the IGF shall employ the IMSI to identify and communicate with the HLR component of that interworking function.

     6.1.1.6. The IMSI shall be recorded in each of the call detail and event records produced by the IGF.

6.1.2. MOBILE STATION INTERNATIONAL ISDN NUMBERS

     6.1.2.1. In order to support the routing of incoming calls to mobile subscribers, it shall be possible to assign one or more Mobile Station ISDN numbers (MSISDNs), as defined in TS GSM 03.03, to each of the home subscribers of the ICO network.

     6.1.2.2. The IGF shall support the use of multiple numbering plans including, but not limited to, the following: ITU-T E.164, ITU-T X.121, private numbering; as defined in TS ICO 04.08 and TS GSM 09.02.

     6.1.2.3. The IGF shall support both GSM single and multi-numbering as defined in TS GSM 09.07.

     6.1.2.4. The IGF shall support the "ICO dual-numbering" feature (see
     Section 4).

     6.1.2.5. ICO allocated MSISDNs shall be employed by the IGF to identify and interrogate the home location register (HLR), or cellular/satellite interworking function (e.g. ILR), in order to route the call to the current location of the subscriber.

     6.1.2.6. In order to support the replacement of a lost/stolen SIM, it shall be possible to transfer one or more existing MSISDNs to a new IMSI.

     6.1.2.7. MSISDNs allocated by cellular networks shall be employed by the IGF to route the call to the home network.

     6.1.2.8. The IGF shall support the display/suppression of the MSISDNs of individual subscribers in order to provide the line identification services described above.

     6.1.2.9. Position based support of national PSTN number plan is not supported.

6.1.3. MOBILE STATION ROAMING NUMBERS

     6.1.3.1. For calls to subscribers registered within the ICO network, the IGF shall be capable of allocating a Mobile Station Roaming Number (MSRN) as defined in TS GSM 03.03.

     6.1.3.2. The allocation of an MSRN by the MSSC shall be performed on a temporary, call-by-call basis, as defined in TS GSM 09.07.


                                                                  Page 53 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


     6.1.3.3. The IGF shall be capable, via digit analysis, of differentiating between ICO assigned MSISDNs and MSRNs.

     6.1.3.4. The IGF shall employ the MSRN to route an incoming call to the MSSC/VLR that allocated the MSRN.

6.1.4. INTERNATIONAL MOBILE EQUIPMENT IDENTITY

     6.1.4.1. Each mobile equipment (UT) accessing the ICO network shall be identified by means of a unique International Mobile Equipment Identity
     (IMEI) as defined in TS GSM 03.03 and TS GSM 02.16.

     6.1.4.2. The IMEI, where available, shall be recorded in each of the call detail and event records produced by the IGF.

     6.1.4.3. The IGF shall employ the IMEI for IMEI checking.

6.2. RADIO CONNECTIVITY BETWEEN USER TERMINALS, SATELLITES AND SANS

     6.2.1. Each SAN shall be able to communicate with up to 4 satellites, provided those satellites are 5 degrees elevation or above, without interruption during the duration of a satellite pass subject to adequate signal propagation between SAN and satellite.

     6.2.2. The SRMC shall make BTFPs (burst time frequency plans) for control and dedicated channels for the SANs for all satellite spot beams, subject to satellite positioning and equipment resources at each individual SAN.

     6.2.3. The SRMC shall make BTFPs (burst time frequency plans) for dedicated channels for all the SANs such that the IGF can access each satellite in every spot beam to take into account the designed portion of diversity.

     6.2.4. Where a satellite spot-beam is visible to a UT and a SAN has resources to provide control and dedicated channels to that spot beam, and satellite spectrum and power is available, the IGF shall provide the capability for the UT to register, and to connect a mobile originated call.

     6.2.5. The SBS shall be able to use the frequencies assigned by the SRMC.

     6.2.6. The IGF shall provide the capability to alert a UT, and to connect a mobile terminated call to a UT where a satellite spot beam covers the UT's stored last registered position (SLRP), subject to the conditions stated above.

     6.2.7. The SBS shall provide the capability to connect a mobile originated, or a mobile terminated, call to a UT via a pair of satellites (diversity) where spot beams from both satellites are visible to the UT and both spot beams have pre-allocated dedicated channels provided by the same SAN.

     6.2.8. The SBS and TNM shall provide the capability to maintain continuous connection of every phase of a call to/from a UT provided the UT remains in the visibility of any spot-beam and subject to the conditions stated above. When the UT is in coverage of two or more satellites which are also in coverage of specific SAN and spectrum and equipment resources are available, continuous diversity connection shall be provided.

     6.2.9. The HPN subsystem shall provide the capability to send HPN messages to a UT via the appropriate spot beam of any satellite covering the UT's location.

     6.2.10. The SRMC and SBS shall, for the purposes of frequency planning and paging, assume that a satellite can be used by a UT at elevation angles of 0 degrees or higher. Whether or not communication between the UT and the satellite is possible at any satellite elevation angle is subject only to adequate signal propagation between the UT and satellite.

6.3. PSTN/ISDN/PLMN INTERCONNECTION

     6.3.1. For IGF Interconnection to international and national PSTN networks, IGF shall support the use of international and national variants of common channel signalling system No. 7 Telephony User Part (TUP) for circuit related signalling.


                                                                  Page 54 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements        EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

        6.3.2. For IGF Interconnecting to international and national ISDN networks, IGF shall support the use of international and national variants of common channel signalling system No. 7 ISDN User Part(ISUP) for circuit related signalling.

        6.3.3. For IGF interconnection to national PLMNs, IGF shall support the use of both international and national variants of ISUP and TUP where appropriate for circuit related signalling.

        6.3.4. The IGF shall support the different variants of CCS7 ISUP and TUP and DSS1 in accordance with WG360477 Terrestrial Point-of-Interconnect Interface Requirements.

        6.3.5. The IGF shall be capable of sending an early ACM signal on Mobile Terminated calls.

        6.3.6. Ericsson shall deliver the HLRs which have integrated STP functionally. The integrated STP functionality supports Global Title Translation(GTT) of SCCP. The STP will have signalling connections with other ICO signalling nodes such as SANs and also external networks.

6.4. SECTION NOT USED

6.5. DCN SUBSYSTEM

6.5.1. NETWORK MANAGEMENT DCN

        6.5.1.1. The DCN shall carry Network Management traffic, SRMC traffic, PCS traffic and HPN Traffic among SANs, NMCs and OT&DF(if provided).

        6.5.1.2. The DCN shall provide connections to all SANs, NMC, Backup NMC, and OT&DF(if provided).

        6.5.1.3. The DCN shall provide connections to SCC and Backup SCC(F/R).

        6.5.1.4. The DCN shall provide connections to the ADC(F/R).

        6.5.1.5. All IGF subsystems at SANs, NMC and Backup NMC which require DCN support shall be interfaced to the DCN equipment.

        6.5.1.6. The DCN shall use the physical network procured by ICO in the form of DS0 circuits derived from E1 capacity.

        6.5.1.7. Each DS0 interface at the SAN or NMC or Backup NMC shall terminate on a Router.

        6.5.1.8. The Routers form part of the DCN and their management shall be via the TNM OAM function, SAN-OSS and the NMC.

        6.5.1.9. The DCN traffic shall be encrypted on a link by link basis between the inter-SAN Routers with static encryption keys.

        6.5.1.10. The DCN equipment at each SAN, NMC and Backup NMC shall provide two complete and independent on-site networks and associated external interfaces.

        6.5.1.11. All critical on-site subsystems shall be interfaced to both of the on-site DCN networks.

        6.5.1.12. Non-critical subsystems, being all those of which there are multiple instances and the loss of one unit will not cause "system unavailability" shall be interfaced to at least one of the on-site DCN networks.

        6.5.1.13. The protocols used in the DCN shall be IP-based.

        6.5.1.14. The DCN shall for design and acceptance criteria be assumed to be configured as shown in Figure 6-1, Reference Terrestrial Network Connectivity.

        6.5.1.15. (F/R) The DCN shall be upgraded to provide the following

          1. A robust independent path so that management control of any element does not depend on the correct function of that element.

                                                                  Page 55 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]    ICONET Ground Facilities Requirements    EN-IG-ICO-RQ/000014
                                                       VERSION: 26
                                                       10 NOVEMBER 1997

          2. Scalability

          3. Increased capacity as required to meet SRMC data and other traffic needs.

          4. Management and visibility of DCN performance

          5. Increased security to protect data end-to-end

          6. Interfaces to allow use of externally provided network resources.

6.5.2. VOICE SERVICE NETWORK(F/R)

        6.5.2.1. The IGF shall provide facilities for a voice service network enabling operational staff at each SAN and at the NMC and Backup NMC to communicate.

                                                                  Page 56 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements      EN-IG-ICO-RQ/000014
                                                           Version: 26
                                                           10 November 1997




                                  [LINE GRAPH]















             FIGURE 6-1 REFERENCE TERRESTRIAL NETWORK CONNECTIVITY


                                                                 Page 57 of 245
                                               ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements      EN-IG-ICO-RQ/000014
                                                           Version: 26
                                                           10 November 1997

6.6. REGISTRATION AND IMSI ATTACH/DETACH

6.6.1. BASIC CAPABILITIES FOR REGISTRATION

       6.6.1.1. The MSSC shall provide capability for a UT to be registered with the network for the purpose of subsequently being able to have access to ICO communications services.

       6.6.1.2. The MSSC shall provide capability for a registered UT to be:

          1. IMSI attached, as defined by TS GSM 03.12 and TS GSM 03.22.

          2. IMSI detached as defined by TS GSM 03.12 and TS GSM 03.22.

       6.6.1.3. The MSSC shall provide capability to determine whether a UT is allowed to become registered based on:

          1. subscriber identity and authentication information

          2. service profile information received from the home network

          3. UT location, i.e. Service Area

       6.6.1.4. The IGF shall provide capability to store UT specific information for registered UT's including:

          1. service profile information and

          2. other information needed by the network to communicate with the UT.

       6.6.1.5. The IGF shall provide capability to respond

          1. to requests from an unregistered UT for registration.

          2. to requests from a registered UT for re-registration (location update).

       6.6.1.6. The IGF shall provide capability to respond to requests from a registered UT for

          1. IMSI detach

          2. IMSI attach.

       6.6.1.7. The MSSC shall provide autonomous detach and de-registration actions shall be taken based on separate configurable timeout periods, starting from the UT's last bi-directional communication with the IGF.

       6.6.1.8. In communicating with the UT for the purposes of registration or re-registration, the IGF shall communicate to/from the UT using the Air Interface Procedures.

6.6.2. REGISTRATION PROCEDURES

       6.6.2.1. If a registration or re-registration request is received from a UT, the IGF shall evaluate the request according to planned criteria and if criteria for granting registration are satisfied the IGF shall:

          1. register the UT with the network

          2. acknowledge such registration

          3. providing the UT with parameters needed for it to operate in any and/or all modes of operations required of an ICO UT.

          4. store the estimated UT location including accuracy estimates (stored last registered position - SLRP)

          5. store the IMSI attach/detach status

          6. store UT service profile information.



                                                                 Page 58 of 245
                                               ICO Proprietary and Confidential

                                                           EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements       Version: 26
                                                           10 November 1997


      6.6.2.2. If a request for IMSI attach or IMSI detach is received from the UT, the IGF shall update the IMSI attach/detach status and shall maintain and/or update the data stored in the network at registration.

      6.6.2.3. The IGF shall de-register a UT if the UT becomes registered with another network and the other network informs the IGF.

      6.6.2.4. The IGF shall ensure that no UT will be registered in more than one SAN at a time.


6.6.3. REGISTRATION CASES

      6.6.3.1. If the IMSI is used, the TNM shall route registrations or location update requests from a SBS to an MSSC on the basis of a routing table. The table shall map IMSIs or IMSI ranges (up to 64,000 entries per table) to one of the following configurable routing options:

          1. route to MSSC as indicated by the UT.

          2. route based on the service area of the UT. This will require the consultation of a secondary table mapping service area to MSSC Ids (containing up to 64,000 elements)

          3. route to a particular MSSC.

          4. route to the MSSC of the SAN which provides the control channels for the satellite beam chosen by the UT.

      6.6.3.2. If a TMSI is used, the TNM shall route registrations or location update requests from a SBS to the MSSC according to one of the following configurable routing options:

          1. route to MSSC as indicated by the UT. If the ID of the MSSC where the UT was last registered is not provided, then the TNM shall route the request to the MSSC that belongs to the same SAN as the SBS Channel Manager that communicates with the UT.

          2. route based on the service area of the UT. This will require the consultation of the same table mapping service area to MSSC Ids as defined in 6.6.3.1.


      6.6.3.3. The configurable routing options shall be controlled by the NMC via the TNM OAM.

      6.6.3.4. The SRMC shall provide capability to preplan which SANs should be candidates for registration in each beam and their priority so that the BCCH data can be transmitted.

      6.6.3.5. The IGF shall provide capability to instruct UT's on the maximum rate at which the UT is allowed to attempt to re-register with the network.


6.6.4. DENIAL OF REGISTRATION

      6.6.4.1. The IGF shall provide capability to complete a UT's registration request procedure by a rejection for the following reasons:

          1. because the UT's service profile does not allow it to roam into the ICO network;

          2. because the UT's service profile does not allow it to register with the ICO network in the service area in which it is currently located;

          3. because the UT is not allowed to access the SAN at which the registration attempt was made; (F/R)

          4. because the UT's current position does not allow it to register with that particular SAN; (F/R)

          5. because the SAN is overloaded or is refusing new registration attempts for other operational reasons.

      6.6.4.2. The IGF shall provide the capability to instruct a UT which is denied registration against registration again until there is a high probability that a registration attempt will be successful. This shall involve, as a minimum:


                                                                  Page 59 or 245
                                                ICO Proprietary and Confidential

                                                           EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements       Version: 26
                                                           10 November 1997



          1. Instructing the UT against making a registration attempt for a period of time, the value of this to be operationally controlled

          2. Instructing the UT against attempting registration until it has selected a different SAN with which to register. (F/R)


6.7. CALL ROUTING

6.7.1. MSSC CALL ROUTING

      6.7.1.1. The IGF shall be capable of routing on both fixed directory numbers (ITU-T E.164) and mobile station roaming numbers (MSRNs).

      6.7.1.2. The IGF shall be capable of routing to fixed directory numbers located in the ICO network e.g. to PABXs directly attached to a MSSC.

      6.7.1.3. In addition to the dialled number, the IGF shall also be capable of routing on the basis of one or more of the following:

          1. the location (service area) of the subscriber

          2. the identity of the subscriber (IMSI/IMSI range)

          3. the calling line identity (MSISDN)

          4. day/date and time

      6.7.1.4. The IGF shall be capable of supporting multiple routes to the same destination. As a minimum this shall include primary, secondary and tertiary routes.


6.7.2. TNM ROUTING

      6.7.2.1. The TNM shall route a mobile originating service request from a SBS to the MSSC where the UT was last registered, advised by the UT.

      6.7.2.2. The TNM shall provide an audit trail (log) of all TNM call routing operations.

      6.7.2.3. The TNMs at the various SAN sites shall establish and clear 64 kbps connections via the intermediate MSSCs so as to ensure that traffic is routed to it's destination by an efficient route.


6.8. MP PAGING

      6.8.1. The IGF shall be able to page UTs.

      6.8.2. The IGF shall support paging groups for Medium Penetration (MP) paging.

      6.8.3. The IGF shall be capable of transmitting paging indications on PCHs.

      6.8.4. The IGF shall implement the PCH as defined in ICO 05.xx and ICO
      04.08 series.

      6.8.5. The IGF shall be capable of supporting one or more PCH carriers on every spot beam on every satellite.

      6.8.6. The IGF shall support the capability to transmit PCH bursts simultaneously on multiple spot beams of multiple satellites.

      6.8.7. The IGF shall be capable of paging a UT on all spot beams of all satellites covering a UT's position including position error value.

      6.8.8. SBS shall use the SLRP, position error and the currently broadcast beam co-ordinates to determine which beams controlled by the SBS will be used for paging, and will page the UT only in the beams which contain the SLRP, considering the position error.

      6.8.9. The TNM shall request one or more SBS to page a UT according to the SLRP.

      6.8.10. The SBS will page a UT in beams in which it transmits AGCH.


                                                                  Page 60 of 245
                                                ICO Proprietary and Confidential

ICO     ICONET GROUND FACILITIES REQUIREMENTS          EN-IG-ICO-RQ/000014
                                                       VERSION: 26
                                                       10 NOVEMBER 1997


     6.8.11. The TNM shall support the escalation of paging to UTs should no response to initial page be received. For escalation the TNM shall be capable of requesting additional SBSs. For both the initial and escalated page, the TNM shall be capable of changing the position error value provided to the SBS.

     6.8.12. The MSSC shall support a configurable paging timeout function to cause MP paging escalation to occur.

     6.8.13. The IGF shall support operational control of:

          1. number of pages allowed for each paged SBS, for initial and escalated paging separately.

          2. mapping from SLRP to SBS, for initial and escalated paging separately.

          3. change of position error value for escalated paging.

     6.8.14. The resolution of mapping in TNM of SLRP to SBS shall be no greater than 80km.

     6.8.15. In each TNM the change of position error factor for both cases of paging shall be configurable for each paged SBS.

6.9 SECTION NOT USED

6.10 SECTION NOT USED

6.11 DIVERSITY SATELLITE PATH ALLOCATIONS AND USAGE

6.11.1 DIVERSITY CAPACITY

     6.11.1.1. Each SBS shall provide diversity allocation capacity of 40% of specified SAN capacity. This 40% is in addition to the specified capacity.

     6.11.1.2. Any channel resource within the total 140% capacity shall be able to be allocated for single path usage or diversity usage.

     6.11.1.3. When the traffic offered to an SBS is at or below 50% of the specified capacity, the SBS shall be capable of providing diversity on every call to diversity eligible UTs.

     6.11.1.4. If the system load exceeds a [configurable] percentage of the total capacity the SBS shall offer diversity based on azimuth and elevation of satellites seen by the UT.

6.11.2 DIVERSITY PATH ALLOCATION AND DE-ALLOCATION

     6.11.2.1. The IGF shall have the capability to allocate and add diversity satellite path during a call. This diversity path terminates within the same Channel Manager.

     6.11.2.2. The IGF shall select the ChM to allow for the best probability of diversity path addition at the time of initial channel allocation.

     6.11.2.3. The IGF shall make diversity satellite path allocations with the following nominal satellite transmit path allocation burst time offsets between diversity paths priority order, subject to satellite spectrum availability as follows:

          1. 3 timeslots offset (diversity windows case)

          2. 0, 1, 2 timeslots offset

          3. 4, 5 timeslots offset

     6.11.2.4. The IGF shall command the UT to provide measurement reports for all satellites covering the UT.

     6.11.2.5. The IGF shall have the capability to remove and de-allocate one of the two paths used by UT during a call without affecting the other path.


                                                                  Page 61 of 245
                                                ICO Proprietary and Confidential

ICO     ICONET GROUND FACILITIES REQUIREMENTS          EN-IG-ICO-RQ/000014
                                                       VERSION: 26
                                                       10 NOVEMBER 1997

     6.11.2.6. The IGF shall perform addition of diversity path based on measurement reports received from a UT azimuth/elevation angles service requirements and UT capabilities. These reporting mechanisms and report content details shall be as described in ICO Air Interface documents.

     6.11.2.7. The SBS shall provide diversity during a call to UTs which indicate in their measurement reports that they can receive signals from two or more satellites in coverage of the SBS.

     6.11.2.8. The SBS shall add diversity if a UT becomes able to receive signals from two or more satellites during a call.

     6.11.2.9. The SBS shall remove diversity if a UT has been unable for 10 seconds or more to receive signals from two or more satellites and diversity is needed for other UTs.

6.11.3. TRANSMISSION AND RECEPTION OVER DIVERSITY PATH

     6.11.3.1. When not in power saving mode the IGF shall transmit TCH/SACCH on both paths of the diversity when voice is active.

     6.11.3.2. When in power saving mode and voice is active, the IGF shall transmit TCH/SACCH on the path on which the SAN is receiving with higher quality and SACCH only on the other.

     6.11.3.3. When voice is inactive, the IGF shall transmit SACCH burst on both paths.

     6.11.3.4. Power control mechanism for both legs of diversity paths shall be controlled together according to the best path with a margin.

     6.11.3.5. The IGF shall receive TCH/SACCH in both diversity paths simultaneously.

     6.11.3.6. The IGF shall implement optimum burst by burst selection of the paths to which it is listening.

6.12. HANDOVERS

     6.12.1. The IGF shall perform handover to maintain call continuity and to maintain diversity via any pair of satellites in the coverage of any SAN subject to spectrum availability and equipment capacity limits.

     6.12.2. Handovers shall be performed with minimal or no interruptions to the call.

     6.12.3. The methods of implementing handover for single calls in priority order shall be:

          1. path addition and deletion, by two path redefinition procedures;

          2. channel reassignment.

     6.12.4. The methods of implementing handover for diversity path calls, in priority order, shall be

          1. path redefinition of each path separately, with continuity of the first path redefinition confirmed before the second path redefinition is commenced;

          2. channel reassignment of both paths simultaneously.

     6.12.5. If a single path is in use for a call a handover using channel reassignment may be used to change from the single path to a new pair of diversity paths. This is a non-preferred alternative to providing diversity by path addition.

     6.12.6. The IGF shall support the following handovers:

          1. intra-beam handovers (within same or different delay classes)

          2. inter-beam handovers (within one or two satellites)

          3. intra-SAN handovers (within one or two Channel Managers)

          4. inter-SAN handovers (but not inter-MSSC handover)




                                                                  Page 62 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                  ICONET Ground Facilities Requirements      Version: 26
ICO                                                          10 November 1997

     6.12.7. For handovers by path redefinition, the IGF shall continue to support the original path until signals on the new path are received and demodulated correctly.

     6.12.8. For handovers by channel reassignment the IGF shall continue to support the original path so that the UT can re-establish the connection on the old path if connectivity on the new path is not achieved.

     6.12.9. For all handovers, if connectivity on the new path is not achieved, the IGF shall implement a recovery strategy to maximise the probability of continuing the call. This shall include attempts to overcome equipment malfunctions and attempts to communicate via an alternative path allocation on different frequencies subject to availability of satellite and spectrum resources.

6.13.  SUBSCRIBER IDENTITY AUTHENTICATION

     6.13.1. The IGF shall support the subscriber identity authentication procedure as defined in TS GSM 02.09 and TS GSM 03.20.

     6.13.2. The IGF shall permit each of the authentication triggers defined in TS GSM 02.09 to be set/reset via the setting of exchange data, exchange parameter and/or network management command.

     6.13.3. The IGF shall support the use of multiple authentication algorithms, the key lengths shall be compatible to those defined in the relative GSM specifications.

6.14.  ENCRYPTION

     6.14.1. The IGF shall support the encryption on the Air Interface to support the user data confidentiality and signaling information element confidentiality feature as defined in TS GSM 02.09 and TS GSM 03.20 with the exception of ICO-specific algorithms.

     6.14.2. The IGF shall support user data confidentiality for connection-oriented services.

     6.14.3. The IGF shall support the use of one encryption algorithm. The algorithm shall be similar to GSM A5-2 and shall be signalled to the MSSC as GSM A5-2.

     6.14.4. The IGF shall maintain compatibility with the GSM Phase II multi-cipher signalling.

     6.14.5. The IGF shall maintain such Air Interface confidentiality for the entire duration of the transaction subject to:

          1.  configurable operator preferences and criteria in the MSSC,

          2.  equipment characteristics of the UT.

     6.14.6.  The IGF shall support encryption on:

          1.  Diverse paths,

          2.  Handovers and channel changes, and

          3.  Channel mode changes.

     6.14.7. The IGF shall be able to enable and disable encryption at any time during an active transaction for however many times are required.(F/R)

     6.14.8.  The IGF shall follow the Air Interface specifications for:

          1.  Control of encryption, and

          2.  Enabling and disabling of encryption.

     6.14.9. The SBS shall apply encryption, or not, according to the service area of the UT in accordance with a table defined in 6.19.4.4, which indicates for each service area whether to apply encryption or not.

     6.14.10. The IGF shall support the encryption of HPN messages transmitted over the radio interface on the NCH/HP.

                                                                  Page 63 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                  ICONET Ground Facilities Requirements      Version: 26
ICO                                                          10 November 1997

6.15.  IMEI CHECKING

     6.15.1. The IGF shall employ the IMEI checking procedure as defined in TS GSM 02.16 and TS GSM 09.02.

     6.15.2. The IGF shall be capable of performing an IMEI check as a result of the following operations:

          1.  mobile originated/mobile terminated call attempt

          2.  mobile originated/mobile terminated SMS attempt

          3.  location update

          4.  non-call related supplementary service event.

6.16. CAUSES, TONES AND ANNOUNCEMENTS

     6.16.1. The IGF shall support the presentation of call progress indications to the user in accordance with TS GSM 02.40.

     6.16.2. It shall be possible for the operator to select the set of tones to be employed within the ICO network.

     6.16.3.  The IGF shall support the use of recorded voice announcements.

     6.16.4. It shall be possible for the operator to select and record the announcements to be employed within the ICO network.

     6.16.5. The IGF shall support the playback of an announcement to the user during call set-up, or during the release phase.

     6.16.6. For prompts delivered to the user, the IGF shall support the simultaneous playback of announcements and reception of DTMF digits from the user.

6.17.  ECHO CANCELLATION

     6.17.1. The MSSC shall provide echo cancelling functionality to suppress the echo created from connection to the fixed network

     6.17.2. The echo canceller devices shall be provided on a common pool basis, i.e. not dedicated to individual trunk circuits.

     6.17.3.  The echo cancellation functionality shall provide the system with:

          1.  Tone disabler selection as defined in CCITT G.164 and CCITT G.165

          2.  Non-Linear Processor (NLP) selection in order to:

                  a)  suppress signals having a level below a certain threshold

                  b) allow signals having a level detected above a certain threshold, although the signal may be distorted.

          3.  double talk level

          4.  end path delay

          5.  A-law/(micron)-law

     6.17.4. The echo canceller functionality will be compliant to CCITT Rec. G.165.

     6.17.5. The MSSC shall signal the presence/absence of echo cancellers to subsequent nodes in the call setup path, provided that the signalling employed between the nodes supports this.

6.18.  TERRESTRIAL MODEM POOLS

     6.18.1. The MSSC shall include pools of multi-functional modems for interworking with the PSTN and with the ISDN 3.1 kHz audio bearer service in accordance with TS GSM 09.07.

                                                                  Page 64 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements      EN-IG-ICO-RQ/000014
                                                           Version: 26
                                                           10 November 1997

       6.18.2. As a minimum, the MSSC modem pools shall support V.21, V.22, V.22bis, V.23, V.32 and V.34 modem standards.

       6.18.3. The MSSC modems shall support autobauding. Autobauding is not supported for transparent services or for non-transparent services with no flow control.

       6.18.4. The MSSC modems shall support both V.42 and MNP4 outband flow control and error correction procedures.

       6.18.5. The MSSC modems shall support V.42bis data compression.

 6.19. UT POSITION INFORMATION

 6.19.1. POSITION INFORMATION DETERMINATION

       6.19.1.1. The UT position information shall be determined in terms of a location and location accuracy.

       6.19.1.2. The content of the UT position information shall be

          1. latitude and longitude

          2. location accuracy: a confidence region in the shape of either a circle or a rectangle

       6.19.1.3. The location shall be stored with resolution of 1km or less.

       6.19.1.4. The accuracy estimate shall be stored with resolution of 1 km to [20] km depending on the magnitude of location error.

       6.19.1.5. The UT position determination shall utilise the time at which the RACH is received as specified in Section 6.25.1.2.3.

       6.19.1.6. The UT position information shall utilise the frequency offset at which the RACH is received as specified in Section 6.25.2.3.5.1.

       6.19.1.7. The UT position information shall utilise the time at which the DCCH bursts of the Initial Message are received as specified in Section 6.25.1.2.5.

       6.19.1.8. The UT position information shall utilise the frequency offset at which the DCCH bursts of the Initial Message are received as specified in Section 6.25.2.3.5.3.

       6.19.1.9. Individual timing and frequency estimates from the RACH and DCCH bursts shall be processed to provide composite timing and frequency estimates.

       6.19.1.10. The UT position determination shall make use of a BCCH time offset parameter supplied by the UT as part of the data sent immediately after the dedicated channel is established, if the measurement of the parameter is made no earlier than 45 minutes before the call setup time, and if the UT transmits the parameter. Included with the measured parameter are a) a time stamp of the time the measurement was made, b) the IDs of the satellites between which the measurement was obtained, and
       c) an estimate of the measurement accuracy. The parameter will allow the SBS to calculate a second line of position relative to a second satellite, to be combined with that from the satellite through which the SBS is communicating with the UT.

       6.19.1.11. The UT position determination shall make use of a BCCH time offset parameter and a BCCH frequency offset parameter supplied by the UT as part of the data sent immediately after the dedicated channel is established, if the measurement of the parameters is made within [200 ms] of the time that the RACH burst is transmitted, if one of the satellites in the measurement is the satellite over which the RACH is transmitted, and if the UT transmits the parameters. Included with the measured parameters are a) the ID of the other satellite from which the measurement was obtained, and b) an estimation accuracy index that identifies the expected time offset and frequency measurement accuracy as defined in the Air Interface. These parameters shall be used by the SBS in determining the UT position.



                                                                 Page 65 of 245
                                               ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements      EN-IG-ICO-RQ/000014
                                                           Version: 26
                                                           10 November 1997

 6.19.2. CONVERSION OF FREQUENCY AND TIME MEASUREMENT TO POSITION

       6.19.2.1. The SBS shall process the measured time and frequency and any parameters provided by the UT according to the following subparagraphs.

       6.19.2.1.1. If the time offset parameter is not provided, the SBS shall convert the measured time and frequency to a geographic position (latitude and longitude) taking into account the position of the satellite and the beam of the RACH.

       6.19.2.1.2. If the time offset parameter (but not the frequency offset parameter) is provided, the SBS shall derive the geographic position (latitude and longitude) from two of the available three values taking into account the position of the satellite and the beam of the RACH and the position of the additional satellite used to obtain the time offset parameter.

       6.19.2.1.3. If the time offset parameter and the frequency offset parameter are provided, the SBS shall derive the geographic position (latitude and longitude) from two of the available four values taking into account the position of the satellite and the beam of the RACH and the position of the additional satellite used to obtain the time offset and frequency offset parameters.

       6.19.2.1.4. If the time offset parameter only or both the time and frequency offset parameters are provided, the pair of measurements to be used by the SBS to derive the geographic position shall be selected by a method which performs at least as well as the following: the selection shall be performed according to a decision process in which one pair of values is chosen at a time in some order until a configurable accuracy is achieved or all pairs are exhausted. For testing purposes, the configurable accuracy shall be set to the equivalent of 25 km. The configurable accuracy shall be managed by SBS OAM.

       6.19.2.2. The error introduced by the SBS algorithm for conversion to geographic position shall be no greater than that corresponding to [0.5 micron sec and 0.5 Hz].

       6.19.2.3. If the time offset parameter is not provided, the SBS shall generate an estimate of the error in the geographic position based on:

          1. estimated errors in frequency and time measurements in the SBS demodulator, dependent on received signal strength;

          2. two configurable parameters representing cumulative frequency and time errors of the end to end path for the RACH and SDCCH signals;

          3. the relationship between error and position within the field of view of the serving satellite;

          4. a configurable parameter representing the possible ground speed of the UT:

          5. the effect of UT motion on the measured frequency.

          6. The configurable parameters shall be managed by SBS OAM.

       6.19.2.4. If the time offset parameter is provided with a period of more than [200 ms] (and less than 45 minutes) since the measurement, the SBS shall generate an estimate of the error in the geographic position based on the following:

          1. if the RACH and DCCH/TCH time measurement is used, the total estimated error in the composite timing obtained as the sum of the estimated error in time measurement in the SBS demodulator, dependent on received signal strength, plus a configurable parameter representing the cumulative time error of the end to end path for the RACH and SDCCH signals;


                                                                 Page 66 of 245
                                               ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                  ICONET Ground Facilities Requirements      Version: 26
                                                             10 November 1997


          2. if the RACH and DCCH/TCH frequency measurement is used, the total estimated error in RACH frequency obtained as the sum of the estimated error in frequency measurement in the SBS demodulator, dependent on received signal strength, plus a configurable parameter representing the cumulative frequency error of the end to end path for the RACH signal, plus the error in frequency attributable to the possible ground speed of the UT as defined by a configurable parameter representing the possible ground speed of the UT modified by the elevation angle to the satellite.

          3. if the time offset parameter supplied by the UT is used, the total estimated error in the time offset parameter obtained as the sum of the estimated error in the parameter supplied by the UT, plus a configurable parameter representing the differential timing error in the transmitted BCCH signals used in the reported time offset parameter.

          4. the chosen two of the three above values shall be translated to geographic position error according to the total estimated errors and the relationship to position within the field of view of the serving satellite and where applicable the satellites of the time offset parameter;

          5. if the time offset parameter supplied by the UT is used, the distance the UT may have travelled since the reported time offset parameter measurement was taken shall be added to the error from this parameter, as defined by the configurable parameter representing the possible ground speed of the UT multiplied by the time since the parameter measurement was taken.

     6.19.2.5. If the time offset and frequency offset parameters are provided with a period of no more than [200 ms] since the measurement, the SBS shall generate an estimate of the error in the geographic position based on the following:

          1. if the RACH and DCCH/TCH time measurement is used, the total estimated error in the composite timing obtained as the sum of the estimated error in time measurement in the SBS demodulator, dependent on received signal strength, plus a configurable parameter representing the cumulative time error of the end to end path for the RACH and SDCCH signals;

          2. if the RACH and DCCH/TCH frequency measurement is used, the total estimated error in composite frequency obtained as the sum of the estimated error in frequency measurement in the SBS demodulator, dependent on received signal strength, plus a configurable parameter representing the cumulative frequency error of the end to end path for the RACH and SDCCH signals, plus the error in frequency attributable to the possible ground speed of the UT as defined by a configurable parameter representing the possible ground speed of the UT modified by the elevation angle to the satellite;

          3. if the time offset parameter supplied by the UT is used, the total estimated error in the time offset parameter obtained as the sum of the estimated error in the parameter supplied by the UT, plus a configurable parameter representing the differential timing error in the transmitted BCCH signals used in the reported time offset parameter;

          4. if the frequency offset parameter supplied by the UT is used, the total estimated error in the frequency offset parameter obtained as the sum of the estimated error in the parameter supplied by the UT, plus a configurable parameter representing the differential frequency error in the transmitted BCCH signals used in the reported frequency offset parameter, plus the error in frequency attributable to the possible ground speed of the UT as defined by a configurable parameter representing the possible ground speed of the UT modified by the geometry relative to the two satellites;

          5. the chosen two of the four above values shall be translated to geographic position error according to the relationship between error and position within the field of view of the serving satellite and where applicable the satellites of the time and frequency offset parameters.

          6.  The configurable parameters shall be managed by SBS OAM.


                                                                  Page 67 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                  ICONET Ground Facilities Requirements      Version: 26
                                                             10 November 1997


6.19.3. USAGE OF UT POSITION INFORMATION

     6.19.3.1. The IGF shall determine UT position at the start of every radio communications session including calls and registration.

     6.19.3.2. The MSSC shall support the use of service area information for call routing.

     6.19.3.3. The MSSC shall store the UT position information for use by SBS and TNM paging purposes.

     6.19.3.4. The MSSC shall support the use of service area information for emergency calls.

     6.19.3.5.  Deleted.

     6.19.3.6. The MSSC shall support the use of service area information for the purpose of billing.

     6.19.3.7. The MSSC shall support the use of service area information to permit or deny registration.

     6.19.3.8. The MSSC shall support the use of service area information for call barring.

6.19.4.  MAPPING OF UT POSITION TO SERVICE AREA

     6.19.4.1. The IGF shall support up to 65,000 service areas comprising defined areas and virtual service areas. Each defined service area shall be a geographical area on the surface of the earth. Defined service areas need not be of the same size. Each virtual service area represents a buffer zone at the boundary of two or more defined service areas dependent on the UT position error. A UT shall be in a virtual service area for a particular combination of defined service areas if the UT position is in one defined service area, while its geographic position error overlaps one or more other defined service areas.

     6.19.4.2. The SBS shall support up to 65,000 tiles of varying sizes which cover the earth. Each pole shall be covered by a circular tile whose boundary follows a line of constant latitude. The remaining tiles shall be quadrilaterals of varying size. The SBS shall determine the tile which contains the UT position.

     6.19.4.3. The SBS shall map from the tile to service area code using pre-defined mapping tables and taking the UT position and position error into account. The data describing a virtual service area shall allow for the position error overlapping from one to three defined service areas different from the defined service area of the UT position. The service area containing the UT position shall be used when no virtual service areas are defined.

     6.19.4.3.1 The SBS shall map from the service area to service region code using pre-defined mapping tables.

     6.19.4.4. The SRMC/NMS shall provide the following support for the ICO provided mapping tables needed for the definition and determination of tiles, service areas, service regions and service area characteristics;

          1. reception of the tables in the form of files under operator control;

          2.  storage and archiving of the files;

          3.  distribution of the files to the SBSs under operator control.

     6.19.4.5. SBS shall pass the service area and service region IDs to the MSSC during registration and call set-up.

                                                                  Page 68 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements         Version: 26
                                                             10 November 1997


6.19.5. HANDLING OF UT-SUPPLIED POSITION INFORMATION

        6.19.5.1. If UT position information is provided by the UT itself then the SBS shall validate this information by comparing with the position determined in accordance with section 6.19.2.1.1 and the error estimated in accordance with section 6.19.2.3. The SBS shall assume the given UT position information is valid if the confidence region provided by the UT partially or completely overlaps with the determined position including its estimated error zone. The UT confidence region associated with the UT provided position shall be either derived in accordance with the Air Interface, or supplied by the UT.

        6.19.5.2. If the given UT position information is valid, the SBS shall use this UT position information.

        6.19.5.3. If the UT position information is not valid, the SBS shall use the position determined in accordance with sections 6.19.2.1 and
        6.19.2.3 in all subsequent steps.

6.20.   LEGAL INTERCEPTION

        6.20.1. The IGF Legal Interception Subsystem (LIS) shall provide the functionality required for the interception of user communications by authorised agencies for monitoring purposes.

        6.20.2. Intercepted user communications (known as intercept products) shall include all the IGF teleservices and bearer services as defined in the section 4 of this requirements specification.

        6.20.3. Apart from the interception of user communications, the LIS shall be able to collect data of a monitored call (known as intercept related data such as date, time, target identifier etc.) when a call attempt is made to/from a target subscriber and at the completion of the call.

        6.20.4. The intercept related data shall include, when available, the UT position in the form of latitude/longitude and accuracy indicator.

        6.20.5. The LIS shall support reporting of supplementary services activities in accordance with GSM TS 02.33 clause 4.2.2 and its sub-clauses, subject to the compliances to these requirements as stated in the ICONET Ground Facilities High Level System Description (HLSD).

        6.20.6. The LIS shall support the correlation of the intercept product and the intercept related data of a monitored call by the use of a call reference identifier.

        6.20.7. The LIS shall support target subscribers' identification by both MSISDN and IMEI.

        6.20.8. The LIS shall support both location independent (SANLOC) and location dependent interception (SUBLOC).

        6.20.9. SANLOC interception shall be triggered when a target subscriber is registered at a SAN and the SAN is covered by the interception warrant.

        6.20.10. SUBLOC interception shall be triggered when a target subscriber is determined to be located within the national jurisdiction of the requesting Law Enforcement Agency (LEA) at call setup time.

        6.20.11. The location of a target shall be defined by ICO service area
        (SA) for the purpose of determining SUBLOC triggering.

        6.20.12. The LIS shall be able to support ten simultaneous interceptions per SAN.

        6.20.13. The LIS shall be able to deliver the intercept product and the intercept related data, without any truncation and in parallel to up to four nominated monitoring centres identified by either national or international addresses.

        6.20.14. The LIS shall be capable of delivering the intercept product and the intercept related data to the destined monitoring centres in as near real time as possible.

        6.20.15. The LIS shall be able to deliver the intercept product in a separate stream to each of the nominated monitoring centres which are actively engaged in the monitoring activity.


                                                                  Page 69 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements         Version: 26
                                                             10 November 1997

     6.20.16. The LIS shall support both fixed and switched connections to the monitoring centres. The number of fixed and switched connections to be provisioned shall be in accordance with their respective initial values as stated in Table 9-1 'Primary Capacity Drivers for the IGF' of this requirements specification.

     6.20.17. The LIS shall be able to support multiple legal warrants, and therefore multiple intercepts, in force against a single subscriber at any given time.

     6.20.18. The LIS shall comprise of three functional elements:

          1. the MSSC/VLR which provides the actual interception of target calls

          2. the Legal Interception Activation System (LIAS); one at each SAN

          3. the Legal Interception Management System (LIMS)

     The functional requirements of these 3 elements are stated in the following paragraphs.

     6.20.19. MSSC requirements

     6.20.19.1. The MSSC shall be capable of intercepting all calls from/to a particular subscriber including, but not limited to, forwarded calls and incoming calls to roaming subscribers.

     6.20.19.2. The interception by the MSSC of user communications shall be imperceptible to the end user i.e. the MSSC shall support covert monitoring.

     6.20.19.3. The services and features on offer to the end user by the MSSC shall not be limited by or otherwise affected by the application of interception.

     6.20.19.4. The MSSC shall generate CDRs to support the billing of the monitoring agencies for the resources used as a result of the interception. For the type of CDRs to be generated, see clause 5.1.1.1.1.3. of the IGF requirements (i.e. Schedule 13 of the Supply Agreement).

     6.20.20. LIAS requirements

     6.20.20.1. The LIAS shall support the mediation of intercept requests received from the LIMS to the MSSC/VLR.

     6.20.20.2. The LIAS shall support authentication of interception requests received from the LIMS to ensure that no unauthorised interception requests are accepted at the SAN.

     6.20.20.3. The LIAS shall provide buffering of intercept product and intercept related data delivered by the co-located MSSC at a SAN, whilst setting up connections to the specified monitoring centres, before routing the same to the destination addresses.

     6.29.20.4. The LIAS shall provide appropriate handling of SANLOC and SUBLOC interceptions according to the position information of the targets received from the MSSC for the monitored calls.

     6.20.20.5. The LIAS shall generate CDRs to support the billing of the monitoring agencies for the resources used as a result of the interception.

     6.20.21. LIMS requirements

     6.20.21.1. The LIMS shall support centralised management of legal interception capability.

     6.20.21.2. The LIMS shall provide secure management of legal interception warrants for intercepts. There shall be strict isolation between interception requests submitted by different agencies - even if agencies operate within the same national jurisdiction or have submitted warrants against the same target subscriber.

     6.20.21.3. The LIMS shall be able to configure an authorised intercept as SANLOC or SUBLOC with appropriate execution of the interception at the SANs.

     6.20.21.4. The LIMS shall support both manual and scheduled application/removal of interception of targets in the ICONET in a secure manner and without visibility to the local SAN operational staff.

     6.20.21.5. The LIMS shall only apply interceptions to those SANs which provide coverage in the jurisdiction of the interception authority presenting the warrant.


                                                                  Page 70 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


     6.20.21.6. The LIMS shall maintain an audit trail of all actions performed by the operator(s) of the LIS.

     6.20.21.7. The LIMS shall be capable of auditing the interceptions set up at each SAN to determine if unauthorised interceptions have been set up at a SAN.

     6.20.21.8. The LIMS shall provide centralised Operation, Administration and Maintenance (OAM) facilities of the LIS.

     6.20.22. In addition to the technical requirements stated in section 6.20. of this IGF requirements specification, the LIS shall comply with the technical proposals as detailed in the ICO-Ericsson Control Document number 360497 Chapter 6.

6.21. FORCED CALL ROUTING (F/R)

     6.21.1. It shall be possible to force route a call from within the ICONET (under the control of the ADC/SMAS) to a switch (end-system) of the requesting agent on the basis of:

          1. the service area of the subscriber

          2. home network/service provider of the subscriber (e.g. IMSI range)

          3. individual subscriber identity (e.g. IMSI/MSISDN).

     6.21.2. It shall be possible for the NMC to request Forced Call Routing via notification to the ADC/SMAS (e.g. for test purposes).

     6.21.3. The solution implemented by the MSSC shall require minimal support from the end-system of the requesting agency.

     6.21.4. Any impact on the quality of service delivered to the end user as a result of the application of forced call routing by the MSSC shall be kept to a minimum.

     6.21.5. The MSSC shall ensure that the re-routing of a call is not visible to the end users.

     6.21.6. The MSSC shall provide an administrative interface for the activation/deactivation of forced call routing.

     6.21.7. The IGF (namely the ADC/SMAS) shall provide an audit trail (log) of all forced call routing operations. This audit trail (log) shall be available to the NMC.

     6.21.8. The MSSC shall provide call detail records and measurement counters for each forced call routing attempt. The application of forced call routing shall not interfere in any way with the billing of the original call.

6.22. PURGING OF LOCATION REGISTERS

     6.22.1. The IGF shall support the purging of subscribers from the VLR as defined in TS GSM 09.02.

     6.22.2. The IGF shall support both implicit purging as a result of an extended period of inactivity as well as explicit purging via OAM command.

     6.22.3. The purging of a subscriber from the MSSC/VLR shall result in the deletion of all data for that subscriber in the MSSC/VLR.

     6.22.4. The VLR shall be capable of informing the HLR that a subscriber has been purged.

     6.22.5. On receipt of a purge notification from the VLR, the HLR shall consider the subscriber to be "not reachable" in order to avoid unnecessary signalling load.

6.23. ICO SPACE SEGMENT AND SANs

     6.23.1 The IGF shall be designed to meet full performance requirements with the baseline constellation: 10 satellites, 5 satellite per plane, equally spaced in terms of phase (72 degrees), inclination angle of 45 degrees.

                                                                  Page 71 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


     6.23.2. The IGF shall be designed to allow operation with a satellite constellation consisting of from 1 to 12 satellites in 1 or 2 planes with 1 to 6 satellites per plane.

     6.23.3. The IGF shall be able to support expansion up to 24 satellites and 24 SANs as follows:

          1. The interfaces between entities of the IGF (NMC, SRMC, SAN-OSS, SBS, RFT) etc. shall be designed to provide data formats (field sizes, etc.) which accommodate expansion;

          2. Software in each entity shall be written in modules to facilitate expansion by replacement of modules and such that there are no avoidable limits on expansion in the internal interfaces between modules;

          3. The IGF equipment (hardware and software) shall be designed and configured such that expansion can be accommodated with minimal or no disruption to service, except when the increase of the number of RFT antennas per SAN and/or the increase of the maximum total EIRP per antenna is required.

     6.23.4. The IGF architecture shall be such that it may be expanded in increments and that minimum disruption occurs to the ICO system upon expansion, except when the increase of the number of RFT antennas per SAN and/or the increase of the maximum total EIRP per antenna is required.

     6.23.5. The SRMC shall be designed to accommodate ICO satellites which have a total of 163 spot beams on a regular, triangular lattice. It can be assumed that the payload rotational movement with respect to the Yaw axis is electrically and autonomously compensated by the payload so that the spot beam configuration is virtually fixed in the sense that the relative beam overlaps between the adjacent satellites are invariant.

     6.23.6. The IGF shall be capable of evolution to compatibility with the following alternative constellations:

          1. 6 to 18 satellites in 3 planes;

          2. up to 24 satellites in 4 planes.

     6.23.7. The IGF will be configured with 12 Satellite Access Nodes at the following locations:

     6.23.8.                      TABLE 6-1 SAN LOCATIONS
                                  -----------------------

SAN Site location             Latitude              Longitude              Altitude(m)
--------------------------------------------------------------------------------------
Australia, Ningi              27(degrees)03'35"S     153(degrees)03'30"E          2-16
Brazil, [Guaratiba]           [22(degrees)59'55"S    43(degrees)36'23"W             0]
Chile, Longvilo               33(degrees)57'11"S     71(degrees)23'49"W            166
China, Pudong                 31(degrees)20'06"N     121(degrees)31'05"E            40
Germany, Usingen              50(degrees)19'52"N     08(degrees)28'25"E            386
India, Chattarpur             28(degrees)31'27"N     77(degrees)11'12"E            684
Indonesia, Banyu Urip         06(degrees)55'15"S     112(degrees)31'17"E            42
Mexico, Tulancingo            20(degrees)03'52"N     98(degrees)26'07"W           2250
South Africa, Hartebeesthoek  25(degrees)54'36"S     27(degrees)42'35"E           1520
South Korea, [Kumsan]         [36(degrees)07'19"N    127(degrees)29'10"E          151]
UAE, Margum                   24(degrees)52'49"N     55(degrees)34'37"E             68
USA, Brewster                 48(degrees)08'19"N     119(degrees)41'28"W           177

                                                                  Page 72 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
                     ICONET GROUND FACILITIES REQUIREMENTS   Version: 26
[ICO LOGO]                                                   10 November 1997

6.24.  SECTION NOT USED

6.25.  RADIO SYNCHRONISATION

6.25.1.  TIME SYNCHRONISATION

6.25.1.1.  INTER-SAN TIME SYNCHRONISATION

     6.25.1.1.1. The requirements of the SBS pertaining to GPS time synchronisation are as follows.

          1.  GPS time is the time of the GPS system.

          2.  The SBS shall maintain synchronisation to GPS time.

          3. The SBS shall meet time synchronisation requirements for GPS outages lasting up to 1 week in duration.

          4. The SBS shall synchronise the ATN number as defined in the Air Interface (Section 4.4.1 of ICO 05.02).

          5. The HPN frame number shall be synchronised to the overall multiframe/superframe structures as defined in the air interface specifications.

          6. The ATN number sequence starts at [24:00:00 05 January 1980] GPS time.

          7.  The ATN sequence counting is based on the GPS time.

6.25.1.2.  RADIO TIME SYNCHRONISATION

6.25.1.2.1.  COMMON CHANNEL TIMING SYNCHRONISATION

     6.25.1.2.1.1. The requirements related to SCH, BCCH, and PCH/AGCH timing are as follows:

          1. The SBS shall control the transmission of its SCH and BCCH bursts such that the burst timing error arriving at the Satellite is synchronised to GPS time within (plus minus) 3.5 microseconds, excluding the timing error between the SAN and satellite derived from satellite ephemeris.

          2. The SBS shall transmit SCH and BCCH bursts in each spot beam controlled by the SBS in order to distribute system time information to UTs.

          3. The SBS shall be capable of staggering or interleaving the transmission of the low-duty-cycle BCCH bursts in the multiple spot beams it controls, so as to reduce the satellite peak power demand, as planned by the SRMC.

          4. The SBS shall control the transmission timing of its PCH/AGCH burst such that the burst timing error arriving at the satellite is synchronised to GPS time within 3.5 microsecond excluding the timing error between the SAN and satellite derived from satellite ephemeris.

     6.25.1.2.1.2. Requirements related to HPN forward/return channel timing synchronisation are as follows:

          1. The HPN Transmit ChU shall control the transmission of the HPN forward channel burst such that the burst arrives at the satellite synchronised to the BCCH/MP with an absolute accuracy of 25 microseconds.

6.25.1.2.2. LINK (BI-DIRECTIONAL DEDICATED CHANNEL) TIMING SYNCHRONISATION

     6.25.1.2.2.1. The NMC shall provide satellite C to S and S to C conversion delay and Z-arc delay to the SBSs.

     6.25.1.2.2.2. The IGF may assume that the satellite C to S conversion delay variability will be less than 100 nsec.

                                                                  Page 73 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
                     ICONET Ground Facilities Requirements   Version: 26
[ICO LOGO]                                                   10 November 1997

     6.25.1.2.2.3. The IGF shall assume that the UT shall be capable of advancing or delaying transmission as defined in the Air Interface.

     6.25.1.2.2.4. The IGF shall assume that the UT shall use the rate-of-change information supplied by the SBS to adjust timing between updates.

     6.25.1.2.2.5. The IGF shall assume that the UT shall cause a time jitter of no more than (plus minus)2 microsecond under all operational conditions.

6.25.1.2.3. RACH TIME MEASUREMENTS AND INITIAL ASSIGNMENT

     6.25.1.2.3.1. The SAN shall set its receive timing reference to an accuracy of (plus minus) 3.5 microsecond from GPS time, excluding the timing error between SAN and satellite derived from the satellite ephemeris data.

     6.25.1.2.3.2. The SBS shall measure the Time Delay of the RACH transmitted from a UT.

     6.25.1.2.3.3. The accuracy of the time delay measurement in the demodulator relative to the signal at the demodulator input shall be better than (plus minus)7 microsecond 1sigma in an AWGN channel with a C/N=(minus)2.5 dB, and (plus minus)4 microsecond 1 sigma with C/N=+5.4dB.

     6.25.1.2.3.4. The SBS shall calculate the z-arc and required timing offset and send it to the UT.

     6.25.1.2.3.5. The timing offset shall be provided for position determination.

6.25.1.2.4. TCH/DCCH FORWARD LINK TIMING SYNCHRONISATION

     6.25.1.2.4.1. The SBS shall control the transmission of its TCH/DCCH burst such that the burst timing error at the Z-arc is synchronised to GPS time within (plus minus)3.5 microseconds, excluding (a) the timing error between the SAN and satellite derived from satellite ephemeris and (b) the timing variation in satellite C-to-S conversion.

6.25.1.2.5. TCH/DCCH RETURN LINK TIMING SYNCHRONISATION

     6.25.1.2.5.1. The SAN shall set its receiving timing reference to an accuracy of (plus minus)3.5 microseconds from GPS time with respect to the Z-arc, excluding (a) the timing error between the SAN and satellite derived from satellite ephemeris and (b) the timing variation in satellite S-to-C conversion.

     6.25.1.2.5.2. The SBS shall measure the Time Delay of the TCH/DCCH transmitted from a UT.

     6.25.1.2.5.3. The accuracy of the time delay measurement in the demodulator relative to the signal at the demodulator input shall be better than (plus minus) 14 microsecond 1sigma in an AWGN channel with a C/N=(minus)2.5 dB (DCCH/2 only), and (plus minus)6 microsecond 1 sigma with C/N = +5.4dB (all TCH and DCCH channels).

     6.25.1.2.5.4. The SBS shall use the measured time offsets for each SDCCH/2 burst, along with time-stamp at point of measurement, and other data, in position determination.

     6.25.1.2.5.5. The SBS shall monitor the timing offset of each UT burst on a dedicated bi-directional channel up to a maximum offset of (plus minus)56 microsecond

     6.25.1.2.5.6. The SBS shall calculate and send the required timing adjustment and the rate of timing change to the UT when the UT timing error exceeds a configurable period (range 3 to 30 microsecond, nominal 10 microsecond). The format shall be as defined in the Air Interface.

     6.25.1.2.5.7. The SBS shall be able to send these required timing adjustments and rate of timing changes to the UT at an average rate of once per 10 seconds (over all UTs), and at a maximum rate of once per 1 seconds (for any UT).

                                                                  Page 74 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


6.25.1.3. SAN TO SATELLITE DELAY ESTIMATION

     6.25.1.3.1. The NMC shall provide for ephemeris data to be received from the SCC.

     6.25.1.3.2. The NMC shall transfer the ephemeris data to the SAN SRMS as required.

     6.25.1.3.3. The SAN SRMS shall transfer the ephemeris data to the SBS as required.

     6.25.1.3.4. The SBS shall use the ephemeris data to calculate the SAN to satellite delay value to within [plus or minus 2.0] (micron) sec, 3 sigma error, at any given instant in time.

     6.25.1.3.5. The IGF shall assume that the ephemeris data provided to the IGF is of sufficient quality to permit the calculation of the SAN to satellite delay value to the accuracy required.

6.25.2. FREQUENCY SYNCHRONISATION

6.25.2.1. FREQUENCY REFERENCES

6.25.2.1.1. SATELLITE PAYLOAD FREQUENCY REFERENCE

     6.25.2.1.1.1. The IGF shall assume the SCC will provide the correction for satellite payload frequency reference error to the satellite.

     6.25.2.1.1.2. The IGF shall assume the correction for satellite payload frequency reference error provided to the satellite shall be less than 5.0x10(negative tenth power) and that there is at least a 10 second delay between successive corrections.

6.25.2.1.2. LES FREQUENCY REFERENCE

     6.25.2.1.2.1. The LES shall include frequency reference equipment that are used as the basis for frequency and timing measurements for the synchronisation of the RFT, SBS, PCS, HPN Subsystem and of the transmission links to the TNM.

     6.25.2.1.2.2. The frequency stability shall be better than 1x10(negative tenth power) over 1 year.

     6.25.2.1.2.3. The LES frequency reference equipment shall support the synchronisation of radio signals within the specified tolerances of GPS time.

     6.25.2.1.2.4. The LES frequency reference equipment shall provide a secondary clock source for use in case of failure of the primary source, with accuracy and stability to enable operation of the LES for at least 1 week.

6.25.2.2. SECTION NOT USED

6.25.2.3. LINK DOPPLER COMPENSATION

6.25.2.3.1. GENERAL

     6.25.2.3.1.1. The SBS and RFT shall transmit all forward direction channels in the spot beam, (including BCCH, SCH, PCH, AGCH, and those of TCH & DCCH channels), such that their frequencies are corrected in frequency at the frequency reference point of each particular spot beam relative to their nominal frequencies specified by SRMC to an accuracy as specified in
     Section 6.25.2.3.2.

     6.25.2.3.1.2. The SBS and RFT shall enable the frequencies of all return direction channels, (including RACH and those of TCH and DCCH channels), received from a spot beam to be provided at the demodulator input, relative to their nominal frequencies at a spot beam frequency reference point of each spot beam, to an accuracy as specified in Section 6.25.2.3.2.

     6.25.2.3.1.3. The Doppler compensation shall be done per satellite and per beam in order to obtain "zero" frequency reference for each beam at a point that represents the Doppler offset of that beam.

                                                                  Page 75 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


     6.25.2.3.1.4. The overall formula performed by the SBS and RFT subsystem for frequency correction of its transmitted burst shall be:

             Ft=((Fs/(1+Dbn))+Fcs(1+M))/(1+Dc)

             Where:

          1. Ft:   Transmit frequency from the SAN

          2. Fs:   S-band frequency

          3. Fcs:  Translation frequency from C to S band

          4. Dbn: Fractional Doppler shift of the service link at the zero Doppler offset reference point on the earth for each beam

          5. Dc:   Fractional Doppler of the Feeder Link

          6. M:    Fractional satellite payload frequency reference offset.

     6.25.2.3.1.5. The SRMS shall estimate the Dbn value from the satellite ephemeris data provided by SCC, and assuming an oblate earth model, and supply them to the SBS and HPN subsystem.

     6.25.2.3.1.6. The SRMS shall provide Dbn parameters within an accuracy of (plus or minus)[1]Hz excluding errors in the ephemeris data.

     6.25.2.3.1.7. Each RFT shall compensate the forward transmit frequency for the C-band Doppler.

     6.25.2.3.1.8. The RFT shall provide the following data at regular intervals of 1 second for each antenna which is tracking a satellite:

          1. satellite payload frequency reference offset (M)

          2. forward feeder link Doppler offset (Dc).

     6.25.2.3.1.9. The RFT shall timestamp each measurement.

     6.25.2.3.1.10. The RFT subsystem shall provide frequency reference offsets
     (M) and Doppler offsets (Dc) with a resolution of at least [1 Hz] and an accuracy of better than [(plus or minus)6 Hz].

6.25.2.3.2. FREQUENCY ERROR BUDGET

     6.25.2.3.2.1. The frequency error budget is a list of all of the contributors of error and the maximum error which shall be permitted.

     6.25.2.3.2.2. The SBS requirements are shown in the following table:

               6.25.2.3.2.3. TABLE 6-2 SBS FREQUENCY ERROR BUDGET
                             ------------------------------------

TERM                      FRACTIONAL ERROR              ERROR (HZ)
------------------------------------------------------------------
CU Receive Error                1.7E-9                        3
CU Residual Doppler               N/A                         1
CU Transmit Error               1.9E-09                       3

                                                                  Page 76 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


     6.25.2.3.2.4. The RFT requirements are shown in the following table:

               6.25.2.3.2.5. TABLE 6-3 RFT FREQUENCY ERROR BUDGET
                             ------------------------------------

TERM                            ERROR (HZ)
------------------------------------------
RFT Down Conversion                  1
RFT Doppler tracking                 5
RFT Up Conversion                    1

     6.25.2.3.2.6. The total error of SBS and RFT, excluding errors due to Dbn estimation is (plus or minus)10 Hz, 3 sigma, per Tx or Rx direction.

6.25.2.3.3. SECTION NOT USED

6.25.2.3.4. HPN FREQUENCY CONTROL

     6.25.2.3.4.1. The forward channel frequency pre-correction shall be done at the HPN ChM by using the Doppler frequency-related information provided by the SAN-OSS for the Spot Beam reference point and taking into account the feeder link Doppler and master oscillator error reported by the RFT.

     6.25.2.3.4.2. The bursts transmitted by the HPN Transmit ChU shall have the frequency pre-corrected such that they are received on earth at their nominal values corresponding to the intended Spot Beam reference point with an absolute accuracy of [100 Hz].

     6.25.2.3.4.3. The frequency correction associated with each HPN forward channel burst is expected to be different, since bursts are being continually sent to different satellite beams.

6.25.2.3.5. LINK (BI-DIRECTIONAL DEDICATED CHANNEL) FREQUENCY SYNCHRONISATION

6.25.2.3.5.1. Initial Acquisition (RACH and AGCH)

     6.25.2.3.5.1.1. The SBS shall detect the RACH transmission at frequency offsets of up to [(plus or minus)2500] Hz, at the SAN input.

     6.25.2.3.5.1.2. The SBS shall measure the RACH frequency offset relative its frequency at the demodulator input to an accuracy of (plus or minus)13 Hz 1 sigma with a C/N of -2.5 dB and (plus or minus)8 Hz 1 sigma at a C/N of 5.4 dB in AWGN.

     6.25.2.3.5.1.3. The SBS shall use the measured frequency offset, along with other data, in position determination.

     6.25.2.3.5.1.4. The SBS shall transmit an initial frequency correction to the UT in the IMMEDIATE ASSIGNMENT message as defined in the Air Interface. The maximum correction is [(plus or minus)2500] Hz, and the granularity is [8] Hz.

6.25.2.3.5.2. Forward Frequency Link Control

     6.25.2.3.5.2.1. The SBS and each RFT shall maintain the forward dedicated channel at the frequency reference point as described in Section 6.25.2.3.2, Frequency Error Budget.

6.25.2.3.5.3. Return Frequency Measurement and Link Control

     6.25.2.3.5.3.1. The SBS shall measure the medium penetration SDCCH/2 frequency offset relative to its frequency at the demodulator input to an accuracy of (plus or minus)[20] Hz 1 sigma with a C/N of -2.5 dB and (plus or minus)12 Hz 1 sigma at a C/N of 5.4 dB.

                                                                  Page 77 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        Version : 26
                                                             10 November 1997


     6.25.2.3.5.3.2. The SBS shall measure the nominal penetration SDCCH6/TCH frequency offset relative to its frequency at the demodulator input to an accuracy of (plus or minus)12 Hz 1 sigma at a C/N of 5.4 dB.

     6.25.2.3.5.3.3. The SBS shall use the measured frequency offsets for each physical SDCCH/2 burst, along with the timestamp at the point of measurement and other data, in position determination.

     6.25.2.3.5.3.4. The SBS shall be able to acquire the return direction of the dedicated channels with an initial frequency error of up to (plus or minus)[170] Hz relative to their nominal frequency.

     6.25.2.3.5.3.5. The SBS shall inform the UT of frequency corrections to be made to the return channel in the SACCH message as defined in the Air Interface. Updates shall be made whenever the frequency error exceeds a configurable value (range 10 - 32 Hz nominal 20 Hz), with corrections up to a maximum of (plus or minus)32 Hz with a granularity of 1 Hz.

     6.25.2.3.5.3.6. The SBS shall be able to provide these corrections at an average rate of once every [10] seconds (for all UTs), and at a maximum rate of once per 1 seconds per UT.

6.25.2.3.6. EFFECT OF VEHICLE MOTION AND VELOCITY

     6.25.2.3.6.1. The SBS shall be able to initiate and maintain communication with the UT with UT-induced Doppler up to 200 Hz provided that the rate of change of Doppler is less than 20 Hz/sec.

     6.25.2.3.6.2. If the UT velocity exceeds 5 km/hr at the time of the RACH, position determination accuracy will be reduced.

6.25.3. TERRESTRIAL NETWORK SYNCHRONISATION

     6.25.3.1. The MSSC shall be capable of being configured to take its frequency synchronisation from one of a set of communication interfaces in priority order, with a minimum of 4 interfaces being identified for this purpose. A particular interface shall be used as the synchronisation source if all interfaces of higher priority have failed.

     6.25.3.2. Where all external sources have failed the MSSC shall operate from a local synchronisation source. The quality, including holdover and free-running modes of operation, of the local source shall be that of a Secondary Reference Clock in accordance with ITU-T Recommendation G.812.

     6.25.3.3. The MSSC shall provide elastic buffers for time delay jitter and frequency synchronisation between the selected source of synchronisation and all other interfaces.

     6.25.3.4. The MSSC synchronisation functions shall be in accordance with WG360497 IPC Deliverable Control Document, Section 3.4.1.26.5 Network Synchronisation.

     6.25.3.5. The TNM shall derive its timing reference at the terrestrial network interface (MSSC-TNM) from the incoming PCM and MCD signals and at the radio/satellite network interface (SBS-TNM) from the incoming MCD signals.

     6.25.3.6. Failure of any link input to the TNM shall not prevent traffic from other links being synchronised.

     6.25.3.7. The TNM shall provide time delay jitter and clock drift correction between

          1. the internal vocoder/multiplexer clock, and

          2. the incoming PCM and MCD signals from the MSSC and,

          3. MCD signals from the SBS,

     by means of an elastic buffer.

     6.25.3.8. Larger time errors including any difference between the clocks on the MSSC and SBS sides of the TNM shall be accommodated in the time domain to frequency domain conversion process of the vocoder.

                                                                  Page 78 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]       ICONET Ground Facilities Requirements      EN-IG-ICO-RQ/000014
                                                            Version: 26
                                                            10 November 1997

     6.25.3.9. The SBS including its transmission clocks towards the TNM shall be frequency synchronised to the LES Frequency Reference.

     6.25.3.10. The FEC and timing part of the vocoder in the SBS shall accommodate shifts up to 20 msec between the Air Interface modem data and the signals to the vocoder. This function shall automatically select an alternative MCD slot to the TNM to minimise any delay in less than 10 seconds after a step change of up to 20 msecs.

     6.25.3.11. The configuration, operation and maintenance of the synchronisation sources and priorities for the MSSC shall be capable of control through the MSSC network management systems.

6.26. AIR INTERFACE ELEMENTARY AND STRUCTURED PROCEDURES

6.26.1. AIR INTERFACE ELEMENTARY PROCEDURES

     6.26.1.1. The IGF shall support the network side of all Air Interface elementary procedures necessary and sufficient to provide the services and system functions specified in this document.

     6.26.1.2. The IGF shall comply with the network side at least of the following elementary procedures as defined in the Air Interface documents available at time of contract.

            6.26.1.3. TABLE 6-4 AIR INTERFACE ELEMENTARY PROCEDURES
     ---------------------------------------------------------------------
                                   PROCEDURE
     ---------------------------------------------------------------------
     Establishment of Multiple Frame (MF) operation
                       Normal establishment
                       Contention Resolution
     ---------------------------------------------------------------------
     Information Transfer
                       Unacknowledged
                       Acknowledged
     ---------------------------------------------------------------------
     Suspension/Resumption of MF operation
     ---------------------------------------------------------------------
     Release of MF operation
     ---------------------------------------------------------------------
     RR Connection Establishment
                       Immediate Assignment
                       Paging
     ---------------------------------------------------------------------
     RR Connection Transfer
                       Measurement report
                       Channel Re-assignment
                       Path Re-definition
                       Channel Mode Modify
                       Cipher Mode Setting
                       Classmark Change
                       Classmark Interrogation (not supported by MSSC)
     ---------------------------------------------------------------------
     RR Connection Release
     ---------------------------------------------------------------------
     Idle Mode         System Information Broadcasting
     ---------------------------------------------------------------------
     MM Connection Establishment
     ---------------------------------------------------------------------


                                                                  Page 79 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements       EN-IG-ICO-RQ/000014
                                                            Version: 26
                                                            10 November 1997

     ---------------------------------------------------------------------
                                   PROCEDURE
     ---------------------------------------------------------------------
     MM Connection Information Transfer
                      TMSI Re-allocation
                      Authentication
                      Identification
                      IMSI Detach
                      Abort
                      Location Updating
                      Periodic Updating
                      IMSI Attach
                      Generic Location Updating
     ---------------------------------------------------------------------
     MM Connection Release
     ---------------------------------------------------------------------
     Call Establishment
                      Mobile originated
                      Mobile Terminated
     ---------------------------------------------------------------------
     Call Clearing
                      Mobile initiated
                      Network initiated
     ---------------------------------------------------------------------
     Others
                      User Notification (MSSC supports only network to UT direction)
                      Call Rearrangements (MSSC supports only network to UT direction)
                      DTMF
                      In-band tones and announcements
                      Call collisions
                      Status
                      Call Re-establishment, UT side
                      Call Re-establishment, Network side (not supported by the MSSC)
                      Progress
     ---------------------------------------------------------------------

6.26.2. STRUCTURED PROCEDURES

     6.26.2.1. The IGF shall support the network side of all structured procedures necessary and sufficient to provide the services and system functions specified in this document.

     6.26.2.2. The IGF shall comply with the network side of at least the following structured procedures.

                   6.26.2.3. TABLE 6-5 STRUCTURED PROCEDURES
         -------------------------------------------------------------
                                   PROCEDURE
         -------------------------------------------------------------
         1. UT Registration
         -------------------------------------------------------------
         2. Location Update
         -------------------------------------------------------------
         3. Follow on Procedure
         -------------------------------------------------------------
         4. Mobile Originated Call Establishment
         -------------------------------------------------------------
         5. Mobile Terminated Call Establishment
         -------------------------------------------------------------
         6. CM Call Release
         -------------------------------------------------------------
         7. IMSI Attach
         -------------------------------------------------------------
         8. Diversity path addition (path redefinition)
         -------------------------------------------------------------


                                                                  PAGE 80 OF 245
                                                ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements      EN-IG-ICO-RQ/000014
                                                           Version: 26
                                                           10 November 1997

                                   Procedure

           9. Diversity path removal (path redefinition)
          10. Handover using path redefinition
          11. SDCCH to TCH transition (using channel re-assignment)
          12. Intra-Channel Manager handover (channel re-assignment)
          13. Intra-SAN handover (inter channel manager channel re-assignment)
          14. Inter-SAN handover (channel re-assignment), but not inter-MSSC handover
          15. Mobile Originated SMS (in Idle mode and in call)
          16. Mobile Terminated SMS (in Idle mode and in call)
          17. HPN message delivery and acknowledgement
          18. DTMF end-to-end procedures (in band)
          19. Stand alone Supplementary Services
          20. Supplementary Services while in call
          21. In-Call Modification (Speech followed by fax)
          22. In-Call Modification (Alternate speech and fax)
          23. Channel Mode Modification
          24. Channel Assignment through Reassignment

     6.26.2.4. Where applicable the structured procedures shall be provided for both direct connection SBS-TNM-MSSC and for transit connection through a second TNM, i.e. SBS-TNM-TNM-MSSC.

6.27. UT/SUBSCRIBER ACCESS MANAGEMENT AND CONTROL

     6.27.1. In order to comply with possible regulatory constraints on the usage of ICO radio terminals, the MSSC shall support the following types of access restriction on the usage of ICO UTs from within a particular geographic region (i.e. service region/service area):

           1. The prevention of access by any ICO UT.

           2. The prevention of access by any subscriber from a particular home network and/or country, provided that IMSI will determine the home network or the country for which the prevention will take place.

           3. The prevention of access by individual ICO home subscribers (subscribers contained in an ICO HLR/ILR).

           4. The prevention of access by particular UTs. (F/R)

6.28. ACCESS CLASS HANDLING

6.28.1. GENERAL

     6.28.1.1. The IGF shall achieve access class handling by using the RACH control parameters of each BCCH for the purpose of managing the access of UTs to the ICO network

     6.28.1.2. The NMC shall provide access class handling information as follows:

           1. static traffic planning

           2. static frequency planning.

     6.28.1.3. The NMS shall provide:

           1. [fault and configuration management trigger].

     6.28.1.4. The SBS shall perform access class handling with the following consideration:

           1. dynamic traffic flow control.




                                                                 Page 81 of 245
                                               ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements      EN-IG-ICO-RQ/000014
                                                           Version: 26
                                                           10 November 1997

6.28.2. BARRING OF ACCESS CLASSES

     6.28.2.1. For the purpose of barring, there shall be two groups of access classes namely normal access classes and special access classes. Each of these two groups of access classes shall have individual classes of their own.

     6.28.2.2. All individual access classes of the normal access class group shall have equal priority .

     6.28.2.2. The individual access classes of the special access class group shall have priority which are configurable.

     6.28.2.3. The SBS shall provide separate access class restrictions on barring for each spotbeam individually.

     6.28.2.4. SBS shall ensure a random selection of the individual access classes when barring is required. The randomisation shall be spread firstly over individual classes of the normal Access Class group ensuring no repeat of any one class or classes until having cycled through all the individual classes even if there had been a break in barring or a resumption of service over a certain period of time.

     6.28.2.5. The SBS shall:

           1. perform Access Class barring progressively and incrementally before escalating to barring of the entire spot-beam;

           2. only start barring the special access group when all normal access classes has been barred;

           3. Barring of individual classes (normal or special) can be overview and selectable by OAM.

6.28.3. UNBARRING OF ACCESS CLASSES

     6.28.3.1. The unbarring of access classes shall be the complement of the barring process.

6.29. SUBSCRIBER CLASS HANDLING (F/R)

     6.29.1. The IGF shall support the Ericsson "subscriber class" (subscription type) feature. This feature permits each mobile subscriber to be associated with a subscription type that is independent of the subscriber's number, (IMSI, MSISDN). The subscription type may then be used to influence the routing, charging, accounting, etc. of the call. For further details see the following documents:

           1. WG360081 Handling of subscription type for subscriber dependent analysis in MSC/VLR

           2. WG360082 Handling of subscription type for subscriber dependent analysis in GMSC.

           3. WG360837 Protocol specification for mobile subscriber subscription type in MSC/VLR.

6.30. CLASSMARK HANDLING

     6.30.1. The SBS and MSSC shall use the UT Classmark, when available, to determine the service it shall provide to the UT.

     6.30.2. The SBS and MSSC shall use a default UT Classmark, when the UT's Classmark is not available, to determine the service it shall provide to the UT.

     6.30.3. The SBS and MSSC shall maintain a default Classmark that allows for:

           1. treatment and handling of the UT's radio access before all UT characteristics is known

           2. initiation of call-control processes before or during the time the UT is updating the network of its full equipment characteristics.

     6.30.4. The SBS and MSSC shall use default Classmark information until such time that actual Classmark information is updated by the UT in part or in whole.




                                                                 Page 82 of 245
                                               ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements      EN-IG-ICO-RQ/000014
                                                           Version: 26
                                                           10 November 1997


     6.30.5. The MSSC and SBS shall have the capability to query a UT about its Classmark

          1. any time during an active transaction

          2. both autonomously and/or under operator control

     6.30.6. If a UT fails to respond to a Classmark query, the MSSC and SBS shall continue using the default Classmark.

6.31. Channel Mode Modify

6.31.1. Channel Mode Modify in the SBS and TNM

     6.31.1.1. The SBS and TNM shall support and use the channel mode modify air interface procedure when required to do so for alternate speech/fax and alternate speech/data services.

6.31.2. Channel Mode Modify in the MSSC

     6.31.2.1. The MSSC shall support and use the Channel Mode Modify procedure to control the radio path from the SBS when providing fax and data services via the D-IWF.

     6.31.2.2. The D-IWF shall use the Channel Mode Modify procedure in order to adopt the user rate on the radio channel.

     6.31.2.3. The message speed used for the facsimile transmission is not known when setting up a facsimile connection. This speed is determined by
     T.30 negotiation between the facsimile machines. The facsimile adapter reads the frames of the negotiation. When the facsimile adapter has detected the rate, the chosen rate must be indicated, if this rate differs from the radio channel rate. The D-IWF will then initiate the Channel Mode Modify procedure, in order to change the user rate on the radio channel.

     6.31.2.4. The facsimile machines may decide to change to a lower facsimile transmission rate, due to bad line quality. this may happen during the inband call setup or in data phase. In both cases, the facsimile adapter performs a request for Channel Mode Modify.

     6.31.2.5. The facsimile machines may also change back to a higher facsimile transmission rate.

6.32. In-Call Modification

     6.32.1 In-call modification can be invoked once the call is in active state. The switching from current mode to the other mode is performed at the access without support from the network.

     6.32.2. In-call modification is invoked when a modification request is received from the mobile subscriber (calling or called MSs).

     6.32.3. The In-call modification procedure might be repeated several times. There is no limit concerning the number of switchings during a call.

     6.32.4. The MSSC/VLR checks the received request and if the requested mode is already the actual one, the MSSC/VLR completes the in-call modification procedure without initialising anything else. Otherwise, the MSSC/VLR informs the interworking unit about the in-call modification request.

     6.32.5. The MSC/VLR performs a new assignment procedure to adapt to the new mode.

     6.32.6. The connection of the D-IWF is performed in the MSSC/VLR when switching from speech to fax. The connection of the D-IWF is released in the MSSC/VLR when switching from fax to speech.

     6.32.7. The MSSC/VLR orders the D-IWF to put into effect the requested mode.

     6.32.8. The MSSC/VLR completes the in-call modification procedure by acknowledging the mobile subscriber and for fax call, wait for data transfer indication for D-IWF.


                                                                 Page 83 of 245
                                               ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements      EN-IG-ICO-RQ/000014
                                                           Version: 26
                                                           10 November 1997

6.33 SUPPORT FOR DTMF

     6.33.1. The IGF shall support the sending and receiving of DTMF tones from/to the UT to the PSTN/ISDN as defined in the ICO Air Interface.

     6.33.2. The TNM shall support the in-band transport of DTMF tones in voice mode.

6.34. RELEASE OF RESOURCES

6.34.1. GENERAL

     6.34.1.1. The IGF shall apply controlled release of all allocated resources that are no longer in use. This shall apply to all:

          1. satellite spectrum, power resources, and equipment,

          2. internal ICONET resources, and

          3. Resources external to ICONET but shared or used by the ICO network (which may or may not have been owned, managed or controlled by the ICO network) e.g. the interface resources to the PSTN, PLMN, ISDN, PSPDN.

6.34.2. RELEASE OF EQUIPMENT, SATELLITE SPECTRUM AND SATELLITE POWER RESOURCES

     6.34.2.1. The SBS shall release satellite spectrum, power resources, and equipment used for that call, promptly after the use of the resource has ended.

     6.34.2.2. The SBS shall release the satellite spectrum and power resources independently of other resources (internal or external to the IGF which prior to the moment of release are under common usage).

     6.34.2.3. In releasing the satellite spectrum, power resources, and equipment, the SBS shall release and make available those resources for other users within a 10 second period of time from the completion of the protocol exchange.

     6.34.2.4. The IGF shall only release allocated resources when the usage of such resources is no longer required.

     6.34.2.5. In an allocated resource is not used, the IGF shall release that resource following a time-out period.

     6.34.2.6. Where possible, the SBS shall co-ordinate with the UT the release of the allocated resources.

     6.34.2.7. All control and communications for releasing of Air Interface resources shall follow the ICO Air-Interface Specification release procedures.

6.34.3. RELEASE OF RESOURCES EXTERNAL TO IGF

     6.34.3.1. The IGF shall follow the appropriate interface specifications and standards that apply for that interface.

6.35. QUEUING

     6.35.1. SBS shall support Queuing Indication message in all cases of resource assignment when the resource is not available, except for diversity allocations, or where the queuing does not need to be advised to the MSSC.

     6.35.2. SBS-OMC shall support configuration of T11 timer.

     6.35.3. SBS shall support the queuing procedure conforming to ICO BSSMAP document 08.08.

     6.35.4. The TNM shall support the queuing procedure protocol between the SBS and the MSSC conforming to BSSMAP 08.08.


                                                                 Page 84 of 245
                                               ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
                     ICONET Ground Facilities Requirements   Version: 26
[ICO LOGO]                                                   10 November 1997


6.36 CONGESTION AND OVERLOAD

     6.36.1. The MSSC shall provide internal means (such as queuing) for controlling the number of offered calls which are accepted so as to ensure proper handling of the calls which have been accepted.

     6.36.2. Congestion at MSSC shall use Overload message defined in BSSMAP
     08.08 to indicate to the TNM to reduce the traffic. (F/R)

     6.36.3. MSSC shall support timer T5 and T6. (F/R)

     6.36.4. Congestion at SBS shall use OVERLOAD message defined in BSSMAP
     08.08 to indicate to the TNM to reduce the traffic.

     6.36.5. SBS shall support timer T17 and T18.

     6.36.6. The TNM shall support the overload procedure protocol between the SBS and the MSSC confirming to BSSMAP 08.08 and will distribute the messages to all appropriate MSSCs and SBSs.

6.37. C7 SIGNALLING LINK MONITORING

     6.37.1. The MSSC signalling link monitoring function performs continuous fault supervision of all activated signalling links. It includes supervision of both the signalling terminal hardware and the message transfer ability.

     6.37.2. The signalling links are also checked by routine tests in accordance with the CCITT recommendation Q.707. This test is executed at regular intervals for each signaling link that is available for level 3 traffic. The length of the intervals can be set by application parameters. If the test fails, restoration of the signalling link is initiated.

     6.37.3. An alarm is generated if a signalling link cannot be restored after a failure. The alarm class are specified by command.

     6.37.4. Alarm ceasing is generated when the signalling link is restored or deactivated by command.

     6.37.5. Signalling Traffic Management function as per ITU-T Q.701 Section
     3.3.1 shall be required.

     6.37.6. Signalling Link Management function as per ITU-T Q.701 Section
     3.3.2 shall be required.

     6.37.7. Signalling Route Management function as per ITU-T Q.701 Section
     3.3.3 shall be required for those cases when quasi-associated mode of signalling is used.

     6.37.8. The TNM will perform similar monitoring of the C7 signalling links between the TNM and SBS.

     6.37.9. The SBS will support the monitoring of the C7 signalling links by the TNM.

6.38. VOICE CODING

     6.38.1. The Voice Codec shall perform all of the voice signal processing functions for the system.

     6.38.2. The Voice Codec shall receive Air Interface format frames and provide PCM format speech to the Terrestrial Interface.

     6.38.3. In the SAN transmit direction, this block accepts 64kbps PCM encoded (A- or (micron)-law) speech and encodes it according to the ICO Voice Codec encoding algorithm.

     6.38.4. The Voice Codec will implement the Vocoding algorithm supplied by ICO, whose resource requirements interfaces and functionality are equivalent to those specified in NEC paper WG4-CN-60020-A3.

                                                                  Page 85 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
                     ICONET Ground Facilities Requirements   Version: 26
[ICO LOGO]                                                   10 November 1997


     6.38.5 The vocoder shall be switched to By-pass Mode when the Bearer Capability for the call indicates Fax/Data.

6.39. DTX

     6.39.1. The IGF shall support voice activation on voice type calls, in forward and reverse directions, transparent to the MSSC.

     6.39.2. The use of voice activation shall be determined on a per call basis and signalled during call setup.

     6.39.3. The Voice Codec will signal the Air Interface MODEM to activate the transmit carrier as required.

     6.39.4. The voice codec shall include dynamic voice activation control which adapts the voice activation threshold depending upon the background noise characteristics of the voice input.

     6.39.5. When voice is inactive, silence frames shall be sent as defined in the Air Interface.

     6.39.6. On signalling channels, data bursts shall be sent when data is to be transferred. SACCH bursts shall be sent to maintain the link.

6.40. SYSTEM INFORMATION BROADCASTING

     6.40.1. The IGF shall implement the BCCH as defined in the Air Interface.

     6.40.2. The IGF shall generate system information to assist UTs in their Idle Mode operations. This information shall be in compliance with Idle Mode specifications stated in the ICO Air Interface reference.

     6.40.3. The SRMC shall distribute the system information to each SAN OSS as required.

     6.40.4. The SAN OSS shall provide the information to the SBS for broadcast via the BCCH/MP.

     6.40.5. The SBS shall add frame-number information and dynamic access control information to the information being broadcasted.

     6.40.6. The SBS shall broadcast this system information in accordance with the specifications stated in the Air Interface.

     6.40.7. The SBS shall be capable of broadcasting system information on the BCCH channel of the spot beams it controls.

     6.40.8. The SBSs of the IGF, taken together shall be capable of transmitting one or more BCCH in each spot beam of each satellite.

     6.40.9. The SBS shall be capable of starting and stopping BCCH transmission as planned by the SRMC independently in each spot beam as required for BCCH control transition from one SAN to another as beam control is handed over to a different SAN. The burst number shall be used to co-ordinate this transition of control.

     6.40.10. The SBS shall send the Sync Burst (SB) over SCH. The contents of SB are as described in the Air Interface and are generated locally at each SBS.

     6.40.11. The IGF shall have the capability to allow the configuration and control of the configurable part of the BCCH content by the NMC/SRMC operator.

6.41. RADIO ACCESS MANAGEMENT

6.4.1. PAGING CHANNEL (PCH)

     6.41.1.1. Requirements are as covered in Section 6.8.

                                                                  Page 86 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]      ICONET GROUND FACILITIES REQUIREMENTS        EN-IG-ICO-RQ/000014
                                                             VERSION: 26
                                                             10 NOVEMBER 1997

6.41.2. ACCESS GRANT CHANNEL(AGCH)

        6.41.2.1. The IGF shall implement the AGCH as defined in the Air Interface.

        6.41.2.2. The IGF shall be capable of transmitting one or more AGCH in each spot beam of each satellite.

        6.41.2.3. The SBS shall allocate radio resource based on the information in the RACH and shall then transmit this information over the AGCH channel in the same spot beam as the RACH was received. This information shall include the type of channel(SDDCH/6 or SDDCH/2 or TCH), forward and return link frequencies, timeslot number and initial timing and frequency adjustments.

        6.41.2.4. The SBS shall release resources allocated if no link establishment request has been received in response to an AGCH message within a wait time as specified.

        6.41.2.5. The SBS shall provide the OAM capability to view current actual channel configuration as well as to change the channel configuration.

        6.41.2.6. After granting the radio resource to the UT, the SBS shall immediately start maintenance of the granted radio resource.

        6.41.2.7. If the SBS is unable to grant radio access to the UT, the SBS shall inform the UT of such failure indicating sufficient parameters to the UT as to when it can attempt a retry, as given in Air-Interface Specifications.

        6.41.2.8. If the traffic over AGCH exceeds the allocated capacity, the IGF shall queue access grant messages. If the queue is exceeded, then access grant messages will be dropped.

6.41.3. RANDOM ACCESS CHANNEL(RACH)

        6.41.3.1. The SBS shall implement the RACH as defined in the Air Interface.

        6.41.3.2. The SBSs of the IGF, taken together, shall be capable of receiving one or more RACH in each spot beam of each satellite simultaneously.

        6.41.3.3. The SBS shall receive and process the RACH request as described in Section 6.41.2, Access Grant Channel(AGCH).

        6.41.3.4. The SBS shall provide the OAM capability to view current actual channel configuration as well as to change the channel configuration.

6.41.4. FAST AND SLOW ASSOCIATED CONTROL CHANNELS(FACCH AND SACCH)

        6.41.4.1. The SBS shall implement the FAACH and SACCH as defined in the air interface.

        6.41.4.2. The SBS shall implement FACCH and SACCH(transmit/receive) for each connection.

        6.41.4.3. The TNM shall originate and receive FAACH content specific to vocoder operation and shall identify these frames as FACCH frames.

        6.41.4.4. The SBS shall generate SACCH/FACCH content for other usage(non-vocoder) and in the case of FACCH shall insert them in place of voice frames (or silence.

6.42. RADIO SESSION MANAGEMENT

6.42.1. SESSION INITIATION REQUIREMENTS

6.42.1.1. GENERAL

        6.42.1.1.1. The requirement related to establishing an RR session over SDCCH are as follows:

          1. The SBS shall support layer 2 link establishing procedures as described in ICO Air Interface;

                                                                  Page 87 of 245
                                                ICO PROPRIETARY AND CONFIDENTIAL

[ICO LOGO]    ICONET GROUND FACILITIES REQUIREMENTS    EN-IG-ICO-RQ/000014
                                                       VERSION: 26
                                                       10 NOVEMBER 1997

          2. The SBS shall support the SDCCH/TCH transition when a connection needs to be switched from signalling to traffic.

6.42.1.2. CAPABILITIES FOR SIGNALLING RESOURCE ALLOCATION

        6.42.1.2.1. The SBS shall be capable of bi-directional communication for signalling between the UT and the network:

          1. through a medium penetration DCCH;

          2. through a nominal penetration DCCH;

          3. through normal TCH resources set to 'signalling only' when used as a signalling resource.

        6.42.1.2.2. The SBS shall capable of communicating via any of the above channel types using:

          1. a single satellite path;

          2. diversity satellite paths.

        6.42.1.2.3. The SBS shall support the DCCH configurations as given in Air Interface.

        6.42.1.2.4. The SBS shall support the DCCH configurations through any channel pre-allocated to it by the SRMC.

6.42.1.3. SIGNALLING RESOURCE ALLOCATION PROCEDURES


        6.42.1.3.1. The SBS shall allocate an initial signalling resource, following receipt of the RACH. Subsequently:

          1. update the allocation when practical and required to optimise use of satellite spectrum and power resources in the signalling phase;

          2. if the allocated signalling resource allocation is not compatible with the allocation type needed for the traffic phase of the call, change the allocation to one compatible with the traffic phase of the call;

          3. change the allocation when required for link maintenance.

        6.42.1.3.2. The SBS shall select the initial signalling resource, compatible with the expected allocation type/penetration level requirement for the signalling phase based on:

          1. the reason(s) given by the UT for wanting to access the network;

          2. an estimate of the penetration level required based on the signal level of RACH as measured;

          3. the availability of satellite spectrum, equipment, and power resources for signalling.


        6.42.1.3.3. The SBS shall have the capability of allocating the initial signalling resource in the same spot beam as that on which the RACH was received.

        6.42.1.3.4. The SBS shall have update signalling resource allocations when a signalling resource of a different level of penetration is needed or can be allowed based on:

          1. the equipment characteristics of the UT;

          2. an estimate of the penetration level needed based onlink monitoring of the existing signalling resource;

          3. the availability of equipment, satellite spectrum and power resources for signalling.

6.42.1.4. CAPABILITIES FOR TRAFFIC RESOURCE ALLOCATION

        6.42.1.4.1. The IGF shall be capable of bi-directional communications for traffic between the UT and an external network through TCH.

        6.42.1.4.2. The SBS shall capable of communicating via TCH using:

                                                                  Page 88 of 245
                                                ICO PROPRIETARY AND CONFIDENTIAL

[ICO LOGO]     ICONET Ground Facilities Requirements        EN-IG-ICO-RQ/000014
                                                            Version: 26
                                                            10 November 1997

          1. a single satellite path

          2. diversity satellite paths.

     6.42.1.4.3. The SBS shall select a TCH corresponding to the applicable
     Z-Arc.

     6.42.1.4.4. The SBS shall be capable of supporting the TCH configurations as given in the Air Interface.

     6.42.1.4.5. The SBS shall support the TCH configurations through any channel pre-allocated by the SRMC.

     6.42.1.4.6. The SBS shall be capable of supporting a TCH for traffic/signaling only usage.

     6.42.1.4.7. The SBS shall provide the OAM capability to view current actual channel configuration as well as to change the channel configuration

     6.42.1.4.8. The IGF shall be capable of communicating with the UT for traffic resource allocation using the Air Interface Elementary Procedures and Structured Procedures.

6.42.1.5. TRAFFIC RESOURCE ALLOCATION PROCEDURES

     6.42.1.5.1. The requirements in this section for early and late assignment are subject to review as part of the development of the Air Interface structured procedures.

     6.42.1.5.2. According to the radio bearer capability required for the call, the SBS shall be capable of:

          1. continuing to use the existing (signalling) resource in the traffic phase of the call;

          2. allocating a new resource for the traffic phase of the call immediately after the radio bearer capability required for the call has been determined (early assignment);

          3. allocating a new resource for the traffic phase of the call as soon as practicable prior to call connection (late assignment).

     6.42.1.5.3. The SBS shall be capable of:

          1. using early or late assignment if the penetration level required for the radio bearer capability for the traffic phase of the call is the same as in the signalling phase;

          2. using late assignment if the penetration level required for the radio bearer capability for the traffic phase of the call is less than in the signalling phase. In such case the traffic resource allocation shall be made only after the penetration level associated with the radio bearer capability for the call is compatible with an estimate of the penetration level needed based on link monitoring of the existing signalling resource.

     6.42.1.5.4. The SBS shall allocate a new resource for the traffic phase of the call or support continued use of the existing resource according to:

          1. the radio bearer capability required for the traffic phase of the call

          2. the equipment characteristics of the UT

          3. the priority of the request for TCH resources

          4. the availability of satellite spectrum and power resources to support the required radio bearer capability for the traffic phase of the call.

     6.42.1.5.5. If the TCH can be allocated, the SBS shall:

          1. allow a limited time for the UT to take up the allocated TCH resources

          2. until such limited time has expired, keep both the TCH and the SDCCH resources open for the UT's use

          3. after such limited time if the TCH resources are not taken up, release the TCH resources for further use.

                                                                  Page 89 of 245
                                                ICO PROPRIETARY AND CONFIDENTIAL

[ICO LOGO]          ICONET Ground Facilities Requirements       EN-IG-RQ/000014
                                                                Version: 26
                                                                10 November 1997

     6.42.1.5.6. If the allocated TCH resource is successfully taken up by the UT, the SBS shall:

          1. release the signalling resource

          2. continue with the link maintenance that has been started in the signalling phase.

6.43. LINK MONITORING

6.43.1. DEDICATED CHANNELS

     6.43.1.1. The SBS shall have capability to perform link monitoring on each forward and return path of each dedicated channel allocation.

     6.43.1.2. The SBS shall have capability to measure the following on the return paths:

          1. Timing offset and frequency offset from reference time and frequency

          2. Received Signal Strength

          3. Received Signal Quality:

               a) Carrier/Noise ratio

               b) Frame Error Rate (FER) on the channels which have CRC on Layer
                  2 Frames.

     6.43.1.3. The SBS shall have capability to receive from the UT reports of the following on forward paths:

          1. Received Signal Presence and Strength

          2. Received Signal Quality:

               a) Carrier/Noise ratio

               b) Frame Error Rate (FER) on those channels which have CRC on
                  Layer 2 Frames.

     6.43.1.4. The SBS shall have capability to instruct the UT on network requirements for link monitoring of forward direction dedicated channels as required in the Air Interface Documents.

     6.43.1.5. The accuracy of the SBS measurements of received dedicated channel signal strength and received dedicated channel signal quality shall be [TBD].

6.43.2. BCCH

     6.43.2.1. The SBS shall have capability to receive from UTs reports of the following about one or more BCCHs:

          1. Received Signal Presence and Strength

          2. Received Signal Quality:

               a) Carrier/Noise ratio

               b) Frame Error Rate (FER)

     6.43.2.2. The SBS shall have capability to instruct UTs individually during calls on which BCCHs to monitor.

6.43.3. RACH

     6.43.3.1 The IGF shall have capability to monitor the following for each RACH message received

          1. Timing offset and frequency offset from reference time and frequency

          2. Received Signal Strength

          3. Received Signal Quality: Carrier/Noise ratio

                                                                  Page 90 of 245
                                                ICO PROPRIETARY AND CONFIDENTIAL

[ICO LOGO]      ICONET Ground Facilities Requirements      EN-IG-ICO-RQ/000014
                                                           Version: 26
                                                           10 November 1997

     6.43.3.2. The accuracy of the SBS measurements of RACH received signal strength and received signal quality shall be [TBD].

6.44.  SECTION NOT USED

6.45.  SECTION NOT USED

6.46.  SECTION NOT USED

6.47.  POWER CONTROL

6.47.1. SAN AUTOMATIC POWER CONTROL

     6.47.1.1. The RFT shall have an automatic power control subsystem to compensate for path loss changes, on the SAN to satellite link, satellite receive antenna gain chances with satellite motion, and propagation loss changes on the SAN to satellite link. The signal level at the satellite C-band receive antenna output shall be controlled with respect to the value corresponding to the reference SAN EIRP value input by the SBS.

6.47.2. SAN EIRP CONTROL FOR TCH AND DCCH

     6.47.2.1. The SBS shall control the instantaneous (closed loop) value of SAN EIRP value provided to the RFT for each path of each individual (TCH/DCCH channel as follows

          1. At the start of each channel allocation and update once per minute, the SBS shall calculate a SAN EIRP correction from the spot beam reference value in accordance with satellite S-band antenna gain in the direction of the UT's position in the spot beam. The SBS shall utilise this correction factor to set and update corrected value of the Reference Maximum SAN EIRP limit and the Reference Initial SAN EIRP.

          2. The SBS shall set the initial SAN EIRP provided to the RFT at the start of each path allocation according to the Corrected Reference Initial SAN EIRP.

     6.47.2.2. The SBS shall use closed loop SAN EIRP control for the duration of each path allocation.

     6.47.2.3. The SBS shall use the Corrected Reference Maximum SAN EIRP as an upper limit on the SAN EIRP value provided to the RFT.

     6.47.2.4. The SBS shall be capable of determining from UT reports the actual channel quality value in comparison with the Target Channel Quality value.

     6.47.2.5. The SBS shall be able to estimate expected forward link channel quality based on forward link channel quality measurements [alone or configurably as a combination of forward and return link channel quality measurements].

     6.47.2.6. The SBS shall continuously control SAN EIRP for each channel to the minimum value required to meet the Target Channel Quality value, subject to the time varying Corrected Reference Maximum SAN EIRP limits.

     6.47.2.7. The SBS shall implement SAN EIRP control algorithms which take account of channel operational modes, number of paths (single or diversity), DTX or not, diversity modes, codec rate etc.

     6.47.2.8. The SBS shall modify SAN EIRP at the transmit burst immediately following the receipt of measurement reports from the UT according to the appropriate algorithms.

     6.47.2.9. The SBS shall modify SAN EIRP to the required value within a resolution of [0.5] dB.

     6.47.2.10. Up to [10] previous measurement reports shall be used to determine the current SBS EIRP.

     6.47.2.11. The SBS shall have the capability to increase SAN EIRP on SBS link monitoring (i.e. in the event of a sudden reduction in return link quality).














                                                                  Page 91 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements      EN-IG-ICO-RQ/000014
                                                           Version: 26
                                                           10 November 1997



     6.47.2.12. The SBS shall implement capability to configure the parameters of the control algorithms to enable system capacity versus performance to be optimised based on operational experience.

     6.47.2.13. The IGF shall implement the following configurable options:

          1. to control the SAN EIRPs for each path in unison or separately

          2. to estimate expected forward link channel quality based on forward link channel quality measurements alone or a combination of forward and return link channel quality measurements

          3. to suspend transmissions on a path if it becomes blocked.

6.47.3. SAN EIRP CONTROL FOR FORWARD CONTROL CHANNELS

     6.47.3.1. The SBS shall set and periodically adjust the SAN EIRP provided to the RFT for the following forward control channels:

          1. BCCH,

          2. PCH,

          3. AGCH.

     6.47.3.2. The HPN system shall set and periodically adjust the SAN EIRP provided to the RFT for the following forward control channels:

          1. BCCH/HP,

          2. SCH/HP,

          3. NCH/HP

     according to the Reference Open Loop SAN EIRP values specified by the SRMC.

6.47.4. UT EIRP CONTROL FOR TCH AND DCCH

     6.47.4.1. The SBS shall control the instantaneous value of UT EIRP for each path of each individual TCH/DCCH channel as follows:

          1. The SBS shall set a planned initial UT EIRP value at the start of each path allocation.

          2. The SBS shall use closed loop UT EIRP control for the duration of each path allocation.

          3. The SBS shall use the Maximum UT EIRP as an upper limit on the closed loop UT EIRP control.

     6.47.4.2. The SBS shall be capable of determining the actual channel quality value in comparison with the Target Channel Quality value.

     6.47.4.3. The SBS shall be able to estimate expected return link channel quality based on return link channel quality measurements alone or configurably as a combination of return and forward link channel quality measurements.

     6.47.4.4. The SBS shall continuously control UT EIRP for each satellite path of each TCH/DCCH channel to the minimum value required to meet the Target Channel Quality value, subject to the maximum UT EIRP limit.

     6.47.4.5. The SBS shall implement UT EIRP control algorithms which take account of channel operational modes, number of paths (single or diversity), DTX or not, diversity modes, codec rate, etc. and adapt to ensure that the EIRP is the minimum appropriate to the channel operational mode.

     6.47.4.6. The SBS shall instruct the UT to modify its EIRP whenever the actual channel quality, as measured in the SBS, differs from the Target Channel Quality value by an amount equivalent to 1dB or more in received SNR. These instructions shall be carried in the SACCH at a rate up to once per SACCH frame.




                                                                 Page 92 of 245
                                               ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]           ICONET Ground Facilities Requirements   Version: 26
                                                             10 November 1997



        6.47.4.7. Channel quality estimates shall be made at the SACCH frame rate based on received TCH and SACCH bursts received in the previous SACCH frame. Adjustment instructions shall be made to the UT in the next forward link SACCH after the adjustment is determined.

        6.47.4.8. A minimum of 1 and a maximum of [10] previous channel quality estimates shall be used to determine the current UT EIRP.

        6.47.4.9. The NMS shall implement the capability to configure the parameters of the control algorithms of the SBS to enable system capacity versus performance to be optimised based on operational experience.

        6.47.4.10. The IFG shall implement the following configurable options:

             1. to control the UT EIRPs for each path in unison or separately

             2. to estimate expected return link channel quality based on return link channel quality measurements alone or a combination of return and forward link channel quality measurements.

        6.47.4.11. The SBS shall control the UT EIRP using air interface procedures.

6.47.5. RACH

        6.47.5.1. The SBS shall transmit in the BCCH a parameter provided by the NMS as an operator configurable parameter to control the UT EIRP.

6.47.6. ACK/HP

        6.47.6.1. The SBS shall transmit in the BCCH a parameter provided by the NMS as an operator configurable parameter for the control of the UT EIRP during acknowledgement to the HPN.

6.48. SAN COVERAGE AND MANAGEMENT

6.48.1. SAN COVERAGE ACCESS

6.48.1.1. GENERAL

        6.48.1.1.1. The SBS shall be capable of sharing a satellite with other SANs.

        6.48.1.1.2. The SBS shall not share spot beam control channels (SCH, BCCH, RACH, PCH, or AGCH) simultaneously with other SANs.

        6.48.1.1.3. The SBS shall be capable of acquiring and relinquishing control of common channels, to sequentially share a spot beam with another SAN, following a plan provided by the SRMC.

        6.48.1.1.4. The SBS shall be able to use different traffic channels including those using the same frequency simultaneously with other SBSs in the same spot beam as configured by the SRMC.

        6.48.1.1.5. The SRMC shall supply the BCCH BSAN list that will indicate to the UTs which SANs have been allocated traffic channels in any beam.

        6.48.1.1.6. The SAN, when allocated traffic channels on a spot beam whose control channels are provided by another SAN, need not use those channels for the initial assignment, but shall be able to use them for subsequent diversity or handover.

6.48.1.2. CALL SET-UP WHEN MULTIPLE SANS SHARE ACCESS TO A SPOT BEAM FOR
          TCH/DCCH

        6.48.1.2.1. The SAN processing the control channels (CCCH control SAN) for the spot beam shall process the call setup as follows:



                                                                  Page 93 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]           ICONET Ground Facilities Requirements   Version: 26
                                                             10 November 1997


             1. The CCCH control SAN shall assume that the UT will indicate the
                SAN required for the radio connection (the Radio Connection SAN) via the Initial Message. (Not covered in Air Interface Version 3.0).

             2. The CCCH control SAN shall assume that the UT will indicate its currently registered SAN via the Initial Message.

        6.48.1.2.2. Following receipt of the Initial Message, the CCCH control SAN shall

             1. Set up a signalling connection to the MSSC of the registered
                SAN.

             2. As soon as is practicable, perform a SAN-to-SAN handover to the
                Radio Connection SAN if this is not the same as the CCCH control SAN.

6.48.2. COVERAGE PLANNING

6.48.2.1. IGF ACCESS PLANNING

        6.48.2.1.1. The SRMC shall provide a capability (algorithm) to generate plans specifying which SANs provide the following services in each spot beam of each satellite as a function of time:

             1. TCH/DCCH

             2. CCCH

             3. HPN.

6.48.2.2. TCH/DCCH SERVICE

        6.48.2.2.1. The SRMC shall provide an algorithm to determine the Nominal SAN for each point on the ground by dividing the earth's surface into ground cells. The SRMC shall for each ground cell identify a Nominal SAN based on best average radio connectivity via the constellation of satellites.

        6.48.2.2.2. The SRMC shall also identify which SANs enable diversity connections to each ground cell via any pair of satellites mutually visible to the SAN and a UT at the ground cell.

        6.48.2.2.3. The SRMC shall implement an algorithm which supports a configurable combination of the following:

             1. One or more SANs shall always be able to provide TCH/DCCH service in every spot beam of every satellite.

             2. The Nominal SAN for each ground cell shall be able to provide
                TCH/DCCH service in each spot beam of each satellite which provides coverage of the ground cell, wherever there exist any satellites which have mutual visibility of the SAN and the UT.

             3. Each SAN able to provide diversity connection to a ground cell shall be able to provide TCH/DCCH service in each spot beam of each satellite covering the ground cell.

             4. Before TCH/DCCH service is transferred from one SAN to another, there shall be a transitional period during which both SANs are capable of simultaneously providing TCH/DCCH service. The transitional periods shall be of the order of the time taken for the coverage to change by the width of a beam.

             5. TCH/DCCH service shall be provided through any SAN with which any UT may be registered, wherever there exist any satellites which have mutual visibility of the SAN and the UT.

             6. The operator shall be able to specify points on the ground for which TCH/DCCH service is to be provided by one or more SANs.

             7. In the event of a sun outage, service shall be provided by alternative satellites and SANs, wherever possible, subject to the potential performance of the satellite constellation and the SANs.



                                                                  Page 94 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                  ICONET Ground Facilities Requirements      Version: 26
                                                             10 November 1997


6.48.2.3. CCCH SERVICE

     6.48.2.3.1. The SRMC shall implement an algorithm which supports a configurable combination of the following:

          1. Each spot beam of each satellite shall consist of one or more radio cells. For each radio cell one SAN shall transmit the BCCH, PCH and AGCH and receive one or two RACH.

          2. Selection of the SAN to provide CCCH service in each radio cell shall take account of the need for all SANs providing TCH/DCCH service to share those control channels.

6.48.2.4.  HPN SERVICE

     6.48.2.4.1. Coverage functions for HPN are covered in Sections 6.52.5, 6.52.8, and 6.52.9.

6.49.  SATELLITE EIRP MANAGEMENT

6.49.1.  SATELLITE RF POWER MANAGEMENT PARAMETERS

6.49.1.1.  GENERAL

     6.49.1.1.1. The SRMC shall determine the following time varying Forward Direction Satellite RF Power Management Parameters according to operator configurable rules as defined below.

6.49.1.2.  FORWARD DIRECTION TCH/DCCH CHANNELS

          1.  Maximum User Link Margin versus Elevation profile

          2.  Initial User Link Margin versus elevation profile

          3. Satellite Load Management Criteria (TBD for planned load shedding on highly loaded satellites)

     independently for each combination of:

          1.  Service Type including all combinations of

              a)  radio bearer capability (including channel mode) and

              b)  UT type

          1.  satellite and

          2.  SAN

6.49.1.3.  BCCH/SCH/PCH/AGCH CHANNELS

     6.49.1.3.1. Nominal User Link Margin versus Elevation profiles independently for each:

          1.  channel type (BCCH/SCH/PCH/AGCH)

          2.  satellite and

          3.  SAN

6.49.1.4.  BCCH/HP, SCH/HP, NCH/HP

     6.49.1.4.1. Nominal User Link Margin versus Elevation profiles independently for each:

          1.  channel type (BCCH/HP, SCH/HP, NCH/HP)

          2.  satellite and

          3.  SAN

                                                                  Page 95 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                  ICONET Ground Facilities Requirements      Version: 26
                                                             10 November 1997


6.49.1.5.  SBS AND HPN CONTROL PARAMETERS AND NMS/SAN-OSS MONITORING PARAMETERS

6.49.1.5.1.  GENERAL

     6.49.1.5.1.1. The SRMC shall utilise the Satellite Power Management Parameters to determine the following time varying SBS and HPN Control Parameters in Sections 6.49.1.5.2, 6.49.1.5.3, 6.49.1.5.4, and 6.49.1.5.5.

6.49.1.5.2.  FORWARD DIRECTION TCH AND DCCH CHANNELS (SBS)

          1. Reference Maximum SAN EIRP limit (per carrier) by spot beam by service type.

          2. Reference Initial SAN EIRP limit (per carrier) by spot beam by service type

          3.  Satellite Load Management Criteria

          4.  Target signal quality value for forward path power control.

6.49.1.5.3.  FORWARD DIRECTION CCCH CHANNELS (SBS)

          1.  Reference Open Loop SAN EIRP (per carrier) by spot beam

6.49.1.5.4.  FORWARD DIRECTION HPN CHANNELS (HPN)

          1.  Reference Open Loop SAN EIRP (per carrier) by spot beam

6.49.1.5.5.  SATELLITE EIRP MONITORING PARAMETERS

          1. Maximum weighted aggregate forward direction SAN EIRP by satellite corresponding to the planned satellite EIRP (for the NMS),

          2. SAN EIRP weighting factors by spot beam for calculation of weighted aggregate SAN EIRP according to differences in the satellite transponder gain in each beam (for the SAN-OSS).

6.49.1.5.6.  NMC CONFIGURED PARAMETERS

     6.49.1.5.6.1.  The NMC shall provide for operational configuration of

          1.  Maximum UT transmit power level by service type (SBS)

          2.  Target signal quality value for return path power control (SBS)

          3.  Satellite beam gain profile characteristics (SBS)

          4.  Beam transponder gain values (SRMC)

6.49.1.6.  SATELLITE RF POWER PLANNING

     6.49.1.6.1. Based on satellite position, SAN location, predicted traffic loading characteristics, and individual satellite characteristics, the SRMC shall allocate satellite forward RF power to the SANs for use in a specific satellite by the SBS and HPN.

     6.49.1.6.2. The SRMC shall apportion the total available satellite forwarded RF power between each type of forward direction CCCH/HPN and TCH/DCCH channels.

     6.49.1.6.3. The SRMC shall apportion the satellite forward RF power for TCH/DCCH amongst the different service types.

     6.49.1.6.4. The SRMC shall provide capabilities to plan the use of satellite RF power between BCCH/SCH and HPN to provide a constant satellite load for each satellite (nominally 20% of the power of each satellite but adjustable around this figure) with multiple simultaneous bursts of BCCH interleaved with one or more bursts of HPN.

                                                                  Page 96 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
ICO LOGO        ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


6.49.2. SATELLITE TRANSPONDER GAIN VALUE ENTRY AND USAGE

     6.49.2.1. The NMC shall provide capability for an operator to enter values of forward and return direction transponder gain for each spot beam of each satellite.

     6.49.2.2. The SRMC shall use the forward transponder gain parameters in the calculation of Reference SAN EIRP values.

6.49.3. RULES FOR GENERATION OF SATELLITE POWER MANAGEMENT PARAMETERS

     6.49.3.1. Nominal Capacity is the number of user channels which can be supported by the available satellite RF power with nominal link margin and without use of Satellite Load Management Criteria.

     6.49.3.2. Predicted Load is the number of user channels expected to be needed based on traffic predictions.

     6.49.3.3. The SRMC shall generate the Satellite RF Power Management parameters as a function of time according to available RF satellite power and Predicted Load requirements according to the following rules:

     6.49.3.4. The link margin values shall be increased or decreased according to one of three link margin versus elevation profile tables. (F/R)

     6.49.5. Predicted Load equal to Nominal Capacity

          1. The Link Margin values shall be set at nominal values.

          2. The Satellite Load Management Criteria are nominal i.e. no satellite preference constraints.

     6.49.3.6. Predicted Load less than Nominal Capacity

          1. The Link Margin values shall be increased above nominal.

          2. The Satellite Load Management Criteria are nominal i.e. no satellite preference constraints.

     6.49.3.7. Predicted Load greater than Nominal Capacity

          1. The Link Margin values shall be set at nominal values.

          2. The Satellite Load Management Criteria are set to save EIRP on the most highly loaded satellites.

     6.49.3.8. Predicted Load much greater than Nominal Capacity

          1. The Link Margin values shall be reduced below nominal values.

          2. The Satellite Load Management Criteria are set to save EIRP on the most highly loaded satellites.

     6.49.3.9. The SRMC shall generate the Power Management parameters up to 24 hour in advance of when they are to be used.

     6.49.3.10. Satellite Load Management Criteria shall include:

          1. offloading of traffic at low elevations to adjacent less highly loaded satellites

          2. implementation of diversity power saving mode

          3. reduction in use of diversity.


                                                                  Page 97 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
ICO LOGO        ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


6.49.4. DETERMINATION OF SBS AND HPN AND SAN-OSS CONTROL PARAMETERS

6.49.4.1. REFERENCE SAN EIRP (PER CARRIER) VALUES

6.49.4.1.1. FORWARD DIRECTION TCH AND DCCH (SBS)

     6.49.4.1.1.1. The SRMC shall calculate the:

          1. Reference Maximum SAN EIRP (per channel) limit by spot beam by service type

          2. Reference Initial SAN EIRP (per channel) limit by spot beam by service type corresponding to the:

               a) Maximum User Link Margin vs. Elevation profile by service type

               b) Initial User Link Margin vs. Elevation profile by service type using the parameters and to the accuracy defined in Section 6.49.4.3, Accuracy of Reference SAN EIRP Calculation.

6.49.4.1.2. BCCH/SCH/PCH/AGCH (SBS)

     6.49.4.1.2.1. The SRMC shall calculate the

          1. Reference Open loop SAN EIRP by spot beam by channel type corresponding to the:

               a) Nominal User Link margin vs. Elevation profile by channel type using the parameters defined in Section 6.49.4.3, Accuracy of Reference SAN EIRP Calculation.

6.49.4.1.3. BCCH/HP, SCH/HP, NCH/HP (HPN)

     6.49.4.1.3.1. The SRMC shall calculate the

          1. Reference Open Loop SAN EIRP by spot beam by channel type corresponding to the:

               a) Nominal User Link margin vs. Elevation profile by channel type using the parameters defined in Section 6.49.4.3, Accuracy of Reference SAN EIRP Calculation.

6.49.4.2. PARAMETERS FOR REFERENCE MAXIMUM AND INITIAL SAN EIRP CALCULATION

     6.49.4.2.1. The following parameters shall be used:

          1 Mobile-link space spreading (1/R(squared)) loss, satellite to UT, by spot beam

          2 Mobile-link spot-beam transmit gain:

               a) at the centre of the spot beam coverage (TCH/DCCH)

               b) at the edge of coverage of the spot beam (BCCH/SCH/PCH/AGCH and BCCH/HP SCH/HP and NCH/HP)

          3 satellite forward-link (C to S band) transponder gain in each
\           transponder channel

          4 Nominal value of User Terminal G/T

          5 Planned Maximum Link Margin and Planned Initial Link Margin corresponding to the elevation at the centre of the spot beam

          6 Nominal feeder-link spreading (1/R(squared)) loss, assuming that the SAN is at the subsatellite point of the satellite.

                                                                  Page 98 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                  ICONET Ground Facilities Requirements      Version: 26
                                                             10 November 1997


6.49.4.3.  ACCURACY OF REFERENCE SAN EIRP CALCULATION

     6.49.4.3.1. The SRMC shall determine the reference SAN EIRP values with a maximum calculation error of [(plus or minus)0.1] dB from the value needed for the planned link margin excluding the errors due to source data accuracy.

6.49.5.  SATELLITE EIRP MONITORING

6.49.5.1. SAN/SATELLITE EIRP CALCULATIONS

     6.49.5.1.1. The SBS shall calculate the actual aggregate SBS transmit EIRP relative to the reference SAN EIRP by satellite spot beam (including allowance for voice activity factor) and shall transfer the data to the SAN-OSS.

     6.49.5.1.2. The SAN-OSS shall calculate the actual weighted aggregate SAN transmit EIRP in total by satellite corresponding to the actual traffic from the data for each spot beam provided by the SBS, as a performance data for long term planning purposes.

     6.49.5.1.3. The NMS shall provide calculation of the actual total satellite S-band RF power of each satellite.

6.49.6.  SATELLITE RF POWER OVERLOAD MANAGEMENT

     6.49.6.1. The NMS shall implement capabilities for RF power monitoring in the event that satellite RF power demand exceeds predicted requirements.

     6.49.6.2. The NMS shall have the capability to determine from PCS telemetry data, whenever applicable:

          1. estimates of the total satellite S-band RF power consumption for each satellite.

          2.  whether the satellite is being driven into overload.

     6.49.6.3. The NMS shall collect the monitored data from the SAN, and shall generate an alarm that signifies when an overload condition starts and ends for each satellite in total and by SAN.

     6.49.6.4. In the event of detection of overload of any satellite, the SRMC shall take into consideration for the next operational plan.

     6.49.6.5. In the event of detection of overload of any satellite, the NMS shall have the capability [for the operator] to reconfigure the SBS to perform one or more of the following:

          1.  Implement the diversity power saving mode,

          2.  Decrease the diversity ratio in steps until no diversity occurs,

          3.  Stop the establishment of new calls.

6.50.  SPECTRUM MANAGEMENT

6.50.1.  FUNCTIONAL REQUIREMENTS FOR THE GENERATION AND DISTRIBUTION OF SRMC
DATA

     6.50.1.1.  The functional requirements for the SRMC shall be:

          1.  Generation of BTFPs and assignment of them to SANs.

          2. Generation of Satellite channelisation plans (i.e., Transponder plans) and assignment of them to SANs.

          3. Generation of frequency related parameter contents for system information broadcasting.

     6.50.1.2.  The NMS shall:

          1. Establish and maintain a database of BTFPs and Satellite Channelisation Plans in advance of the time they are needed and a log of which data has been sent and acknowledged.

                                                                  Page 99 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements        EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

          2. Communicate the data to the SANs and the ICO provided Central PCS.

          3. Manage the data flows to ensure that the data is synchronised between NMS, SANs and the Central PCS.

          4. Generate alarms and provide facilities for recovery in the event that the data is not sent and acknowledged successfully.

6.50.2. PERFORMANCE REQUIREMENTS

6.50.2.1. GENERAL

     6.50.2.1.1. The capabilities of the SRMC shall be demonstrated by a combination of means of design analysis, simulation and test as defined in the following sections.

     6.50.2.1.2. The requirements shall be met for test purposes.

6.50.2.2. TRAFFIC LEVELS VERSUS SPECTRUM USAGE

     6.50.2.2.1. The SRMC shall be capable of generating plans for carrying the traffic levels within the aggregate amounts of spectrum, available in the different co-ordination regions, as listed in Table 6-6.

              6.50.2.2.2. TABLE 6-6 TRAFFIC LEVEL VERSUS SPECTRUM
                          ---------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
           TRAFFIC LEVEL                             AGGREGATE MOBILE LINK SPECTRUM                AGGREGATE FEEDER  LINK
  AGGREGATE BUSY HOUR ERLANGS OF                     PER DIRECTION OF TRANSMISSION                       SPECTRUM
HANDHELD VOICE OR EQUIVALENT TRAFFIC                             (MHZ)                          PER DIRECTION OF TRANSMISSION
         (PERCENT OF TOTAL)                                                                       (MHZ) IN EACH POLARISATON
-----------------------------------------------------------------------------------------------------------------------------
                 100                                             [10]                                       [50]
-----------------------------------------------------------------------------------------------------------------------------

                  75                                              [8]                                       [42]
-----------------------------------------------------------------------------------------------------------------------------
                  50                                              [6]                                       [34]
-----------------------------------------------------------------------------------------------------------------------------
                  25                                              [4]                                       [26]
-----------------------------------------------------------------------------------------------------------------------------
  Aggregate Busy Hour                              Aggregate Mobile Link Spectrum
Erlangs is as defined in Annex 1                      is defined as sum of the
                                                    spectrum in each usable sub-
                                                    band in a co-ordination region
-----------------------------------------------------------------------------------------------------------------------------

     Notes on Table 6-6:

     6.50.2.2.3. Note 1       Traffic level is defined in terms of requirements
     for supporting communications to handheld voice terminals carrying voice or other services utilising one TDMA slot and including all requirements for signalling and HPN. The impact of multiple services is defined elsewhere.

     6.50.2.2.4. Note 2       The specified Traffic levels are to be carried
     subject to simultaneous availability of the Aggregate Mobile Link Spectrum and Aggregate Feeder Link Spectrum.

     6.50.2.2.5. The plans generated by the SRMC shall be capable of simultaneously providing grade of service better than 10% worst case, in the sub cell (delay class of a spot beam) at 100% loading (4500 channels + 40% diversity)

     6.50.2.2.6. The SRMC-generated plans shall be capable of carrying the specified traffic levels:

          1. with traffic distributions around the globe as defined in
             6.50.3.1

          2. with diurnal traffic variations as defined in 6.50.3.2

          3. where the mobile link spectrum used may be

               a) different in different co-ordination regions as indicated in
                  Figure 6-2 and Table 6-7

               b) different in any co-ordination regions of similar area

          4. where the mobile link spectrum in each co-ordination region

                                                                 Page 100 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 26
                                                             10 November 1997


          a) is in sub-bands as specified in Figure 6-2 and Table 6-7

          b) is in any number of sub-bands up to 5, the smallest being 1MHz, or

          c) is in a contiguous block

6.50.2.2.7. These requirements shall be met for test purposes:

     1. for all possible combination of satellite positions in the baseline satellite constellation

     2. while providing diversity path allocations for at least 80% of calls for UTs which are in coverage of more than one satellite.



                                                                 Page 101 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 26
                                                             10 November 1997


                        [CO-ORDINATION REGIONS DIAGRAM]


6.50.2.2.8. FIGURE 6-2 CO-ORDINATION REGIONS


                                                                 Page 102 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 26
                                                             10 November 1997


       6.50.2.2.9. TABLE 6-7 FREQUENCY SUB-BANDS IN CO-ORDINATION REGIONS


Return                                            Forward
S-band    FCR     FCR     FCR     FCR             S-band    FCR     FCR     FCR     FCR
MHz        1       2       3       4              MHz        1       2       3       4
1985       X                       X              2170       X                       X
1986       X       X               X              2171       X       X               X
1987       X               X       X              2172       X               X       X
1988                                              2173
1989               X               X              2174               X               X
1990                               X              2175                               X
1991                       X       X              2176                       X       X
1992                       X       X              2177                       X       X
1993               X       X                      2178               X       X
1994                               X              2179                               X
1995                               X              2180                               X
1996               X               X              2181               X               X
1997                                              2182
1998               X       X                      2183               X       X
1999                                              2184
2000               X                              2185               X
2001               X                              2186               X
2002                       X                      2187                       X
2003                       X                      2188                       X
2004                                              2189
2005                                              2190
2006                                              2191
2007               X       X                      2192               X       X
2008                                              2193
2009       X               X                      2194       X               X
2010       X                                      2195       X
2011       X       X                              2196       X       X
2012       X       X                              2197       X       X
2013       X               X                      2198       X               X
2014       X                                      2199       X
2015       X                                      2200       X


Note: In this example the forward and return allocation patterns are shown to be the same - this will not be the case in reality. Table 6-7 is provided just as an example/test case. The frequency planning algorithm must treat the forward and return directions separately and independently.


                                                                 Page 103 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 26
                                                             10 November 1997

6.50.2.3. IMPACT OF MULTIPLE SERVICES

     6.50.2.3.1. Separate pools of timeslots and frequencies shall be provided for

          1. HPN

          2. MP signalling channels

          3. MP dedicated channels

          4. NP dedicated channels


6.50.2.4. SPECTRUM RESOURCES TO BE MANAGED

     6.50.2.4.1. The SRMC shall generate plans to manage the following satellite spectrum resources on a per channel basis, for mobile and feeder links, in both the forward and return directions.

     6.50.2.4.2. The SRMC shall generate plans for frequency and TDMA timeslot resources for the following carrier types:

          1. TCH/SDCCH

          2. BCCH/SCH

          3. PCH/AGCH

          4. RACH

          5. BCCH/HP

          6. SCH/HP

          7. ACK/HP

          8. NCH/HP

     6.50.2.4.3. The SBS and HPNS shall implement these plans according to their equipment resources.

6.50.2.5. GENERATION OF TIME VARYING FREQUENCY PLANS FOR ICO SATELLITES.

     6.50.2.5.1. The SRMC shall generate time varying frequency plans:

          1. for all satellites in the ICO satellite constellation;

          2. which provide access via SANs to all spot beams of all satellites;

          3. compatible with the satellite channelisation;

          4. providing resources to support all types of traffic, DCCH, common signalling and HPN;

          5. separately for each type of traffic, DCCH, common channel signalling and HPN;

          6. providing capacity according to traffic predictions by traffic type by SAN for each spot beam of each satellite;

          7. which are co-ordinated between satellites to allow the near instantaneous reuse of frequencies to be minimised both intra and inter-satellite;

          8. which allow the grade-of-service in each spot beam to be maximised whenever spare spectrum is available;

          9. which utilise all transponder filters available to provide the maximum grade-of service in each spot beam of each satellite;

         10. in advance of the time that they are required;

         11. subject to the spectrum allocation constraints;

         12. subject to the interference management requirements;



                                                                 Page 104 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                 ICONET Ground Facilities Requirements               Version: 26
                                                                10 November 1997

          13.  which change slowly to minimise the impact on handovers;

          14.  which change slowly and incrementally without interruption;

          15.  which have a granularity of one TDMA carrier.

6.50.2.6. GENERATION OF TIME VARYING TRANSPONDER PLANS FOR EACH ICO SATELLITE

     6.50.2.6.1. The SRMC shall generate time varying satellite transponder plans:

          1.   for all satellites in the ICO satellite constellation;

          2. which encompass the carrier frequencies used in the frequency plans;

          3.   in advance of the time that they are required;

          4.   which have a granularity of one channelisation filter.

6.50.2.7. DISTRIBUTION OF TIME VARYING TRANSPONDER PLANS TO ICO SATELLITES

     6.50.2.7.1. The NMS shall deliver transponder plans to the Central PCS so that it can upload them:

          1.   to all satellites in the ICO constellation;

          2.   in advance of the time required;

          3. such that the satellite transponder allocations on the satellites are synchronised to the planned allocations [90 minutes].

6.50.2.8. ASSIGNMENT OF TIME VARYING POOLS OF FREQUENCIES AND TIMESLOTS TO SANS

     6.50.2.8.1. The SRMC plans shall assign time varying pools of frequencies and timeslots:

          1.   to all SANs;

          2. for all spot beams and all satellites, planned to be accessed by each SAN;

          3. according to the planned traffic requirements of each SAN for each spot beam of each satellite.

6.50.2.9. DISTRIBUTION OF TIME VARYING POOLS OF FREQUENCIES AND TIMESLOTS TO
          SANS

     6.50.2.9.1. The NMS via the DCN and SAN-OSS shall distribute pools of frequencies and timeslots to each SAN:

          1.   in advance of the time required;

          2. such that the pools of frequencies known to each SAN are synchronised to the plans.

6.50.2.10.  ON DEMAND ALLOCATION BY SBSS OF TIMESLOTS FROM TIME VARYING POOLS

6.50.2.10.1.  SBS DEDICATED CHANNEL ALLOCATIONS

     6.50.2.10.1.1. The SBS shall allocate resources from pools of frequencies and timeslots at each SAN on demand according to requirements for use in communications sessions for the signalling phase and traffic phase.

     6.50.2.10.1.2. The SBS shall return resources to the pools when they are no longer in use so that they are available for further use.

     6.50.2.10.1.3. Call setup allocations shall be processed with high priority relative to handovers and diversity changes.

     6.50.2.10.1.4. The SBS shall change, in real-time, the resources allocated to each UT for call maintenance.

     6.50.2.10.1.5. The SBS shall, subject to the resources allocated to it, maintain an acceptable grade-of-service and continue existing calls with an acceptable success probability.

                                                                 Page 105 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                 ICONET Ground Facilities Requirements               Version: 26
                                                                10 November 1997

     6.50.2.10.1.6. The SBS shall prioritise use of resources in the following order:

          1.   to maintain existing calls through provision of handovers;

          2.   to start new calls;

          3.   to provide diversity allocations.

     6.50.2.10.1.7. Subject to the above priorities, the SBS shall provide diversity path allocations to all UTs in sight of two or more satellite when there are a sufficient number of resources available.

     6.50.2.10.1.8. The SBS shall rotate resources to minimise near instantaneous frequency reuse amongst the resources available to each SAN.

     6.50.2.10.1.9. The SBS shall have capability to change resource allocation for each communications session to take account of:

          1. handover within a delay class from one frequency to a different frequency;

          2.   handover from delay class to delay class within a spot beam;

          3.   handover from spot beam to spot beam on the same satellite;

          4. handover from a spot beam on one satellite to a spot beam on different, diversity, satellite;

          5.   handover from SAN to SAN;

          6.   diversity addition;

          7.   diversity removal.

     6.50.2.10.1.10. The SBS shall allocate resources for handover so that they are used for the minimum practicable overlap time and are released as soon as communication is successfully established on the new channel.

     6.50.2.10.1.11. The SBS shall assess the resources available for each handover and shall give priority for handovers to be make before break allowing a reasonable time for such resources to become available for such purpose before implementing the handover using break before make.

     6.50.2.10.1.12. The SBS shall perform a frequency handover when a frequency resource is planned to become unavailable.

     6.50.2.10.1.13. The SBS shall perform handovers when propagation delays reach specific time delay arc thresholds.

     6.50.2.10.1.14. The SBS shall perform intra-satellite spot-beam handovers based on a the following information where individual parameters have configurable thresholds:

          1.   UT predicted to move to a new spot-beam coverage;

          2.   current spot-beam load factor at or above threshold;

          3.   signal quality measurements in old and new spot beams.

     6.50.2.10.1.15. The SBS shall perform inter-satellite handovers based on of the following information where individual parameters have configurable thresholds:

          1.   signal quality measurements of channels on both satellites;

          2.   satellite(s) elevation angle(s);

          3.   satellite(s) load factor(s).

     6.50.2.10.1.16. The SBS shall perform SAN to SAN handovers based on of the following information where individual parameters have configurable thresholds:

          1.   insufficient resources available at current SAN to maintain call;

          2.   signal quality measurements of satellites visible to the UT.

                                                                 Page 106 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 26
                                                             10 November 1997


     6.50.2.10.1.17. The SBS shall perform diversity addition based on the following information where individual parameters have configurable thresholds:

          1. signal quality measurement reports of satellites visible to the UT;

          2. elevation and azimuth of satellites visible to the UT.

     6.50.2.10.1.18. The SBS shall perform diversity removal based on the following information where individual parameters have configurable thresholds:

          1. signal quality measurement reports of satellites visible to the UT;

          2. elevation and azimuth of satellites visible to the UT.

     6.50.2.10.1.19. The SBS shall have the capability to, whenever possible, assign the same TDMA timeslots post-handover as were used pre-handover for each call.

     6.50.2.10.1.20. The SBS shall have the capability to bar dedicated channel frequencies dependent upon the service area of the UT in accordance with a table which indicates for each service area the frequencies which are not permitted.

6.50.2.10.2. COMMON SIGNALLING CHANNELS

     6.50.2.10.2.1. the SRMC shall generate frequency and timeslot plans for common signalling channels i.e. for BCCH, RACH, PCH and AGCH.

     6.50.2.10.2.2. The SBS shall operate according to the plan provided by the SRMC.

6.50.2.11. QUANTITATIVE CONSTRAINTS ON FREQUENCY PLANS

     6.50.2.11.1. The plans generated by the SRMC shall achieve the following:

     6.50.2.11.2. Frequency reuse beams shall be separated by a spacing greater than or equal to the spacing required for a 4 cell reuse pattern.

     6.50.2.11.3. The IGF shall implement a frequency planning algorithm which minimises the maximum number of reuses of any one frequency:

          1. within the satellite field of view to 0(degrees) elevation in the return direction, and

          2. for all beams of every satellite covering each UT's position for the forward direction.

     6.50.2.11.4. The number of satellite filters to be used shall be 490 when 50 MHz of feeder link is available and pro rata for smaller amounts of feeder link.

6.50.2.12. SPECTRUM ALLOCATION CONSTRAINTS

     6.50.2.12.1. The SRMC shall implement, in the frequency planning algorithms, capability to take account of the following constraints on the use of the mobile link and feeder link bands:

          1. band sharing with other satellites;

          2. band sharing with terrestrial systems;

          3. non-contiguous allocations to ICO;

          4. allocations which are exclusive to ICO or shared and can produce potential interference to or from ICO [in certain azimuth/elevation ranges];

          5. different allocations between different regions;

          6. allocation constraints evolving over the lifetime of the system;

          7. Tx/Rx frequencies need not have a fixed offset from one to another;

          8. maintain continuity of spectrum allocation whenever possible.

                                                                 Page 107 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 26
                                                             10 November 1997

6.50.2.13. SPECTRUM MANAGEMENT ALGORITHM FLEXIBILITY

     6.50.2.13.1. The SRMC shall be capable of implementing any possible realistically implementable methods for planning the use of frequencies and allocating radio paths for calls which enable the spectrum efficiency to be maximised subject only to fundamental limitations of satellite antenna performance/isolation, satellite channelisation, and acceptable levels of interference. For example, when spectrum efficiency is at a premium due to traffic pressure, each SAN shall be allocated the minimum spectrum resource required to provide each service at the required quality, with any unused resources available for use by other SANs.

     6.50.2.13.2. Within limits imposed by the non-linear nature of the RF channel, the SRMC planning algorithms shall provide capability to trade-off spectrum efficiency vs. link quality i.e.

          1. to enable excess spectrum to be used to give improved channel performance through reducing intra-system interference;

          2. to accommodate extra traffic in limited spectrum by accepting reductions in channel performance below nominal due to additional intra-system interference.


6.50.3. SPECTRUM MANAGEMENT REFERENCE TRAFFIC DISTRIBUTION

6.60.3.1. TABLE 6-8 REFERENCE TRAFFIC DISTRIBUTION (NUMERICAL)


   0      0      0      0      0      0      0      0      0      0      0      0      0      0      0      0      0      0      0
   0   0.05   0.13   0.13   0.14   0.14   0.14   0.14      0      0      0      0   0.63   0.67   1.28   0.85      0   0.09   0.09
   0   0.03   0.01   0.03   0.07   0.07   0.18      0      0   0.09   0.15   0.4    1.05   1.65   1.72   1.99   2.16   1.21   0.51
   0   0.02   0.03   0.79   2.93   2.3    0.54   0.12   0.05   0.06   0.14   1.19   2.06   3.54   2.94   2.1    3.12   0.08   0.53
0.03   0.03   0.03   0.1    0.61   2.13   0.62   0.62   0.06   0.06   0.1    0.92   3.38   1.69   1      1.05   4.87   1.71   1.45
0.09   0.06   0.03   0.12   0.08   0.37   1.87   1.88   0.04   0.03   0.17   0.53   0.51   0.11   0.69   0.06   0.42   0.59   1.35
0.03   0.03   0.03      0   0.09   0.09   0.87   0.54   1.22   0.84   0.03      0   0.28   0.23   0.66   0.09   0.06   0.09   0.07
   0      0      0      0      0   0.03   0.06   0.29   3.56   0.06   0.03   0.03   0.25   1.09   1.2    0.15   0.03   0.03   0.07
   0      0      0      0      0      0   0.03   0.76   0.59   0.06   0.03   0.03   0.03   1.4    0.03   0.03      0      0      0
0.06      0      0      0      0      0   0.03   0.06   0.06   0.03      0      0   0.03   0.03   0.03      0      0      0      0
0.06      0      0      0      0      0   0.03   0.03   0.03      0      0      0      0      0      0      0      0      0      0
   0      0      0      0      0      0      0      0      0      0      0      0      0      0      0      0      0      0      0


   0      0      0      0      0
0.09   0.09   0.09   0.09   0.09
1.84   0.86      0      0      0
2.27   2.52   0.12      0      0
2.33   0.91   0.18   0.09   0.06
1.06   0.86   0.12   0.03   0.03
0.86   0.33   0.08   0.06      0
0.1    0.25   0.24   0.1    0.09
0.07   0.04   0.05   0.1    0.12
0.03   0.05   0.07   0.09   0.09
   0      0      0   0.06   0.06
   0      0      0      0      0


                                                                 Page 108 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                 ICONET Ground Facilities Requirements               Version: 26
                                                                10 November 1997

                                  [LINE GRAPH]




           6.50.3.2.  FIGURE 6-3 REFERENCE DIURNAL TRAFFIC VARIATION


6.51.  INTERFERENCE MANAGEMENT

          6.51.1. The SBS shall detect the failure of demodulation, log these events, and report these events to the SAN-OSS.

          6.51.2. The SRMC shall have the capability to use frequencies that minimise the effects of external radio interference in to the ICO system.

          6.51.3. The SRMC shall have the capability to use frequencies that minimise the radio interference caused by ICO in to other systems and geographical regions.

          6.51.4.   The interference avoidance planning shall take account of:

               1.   regulatory constraints on a regional/national basis

               2. external interference becoming (or predicted to become) excessive.

          6.51.5. The SRMC planning capability for predictable interference events shall include:

               1. switching off SAN transmissions at certain azimuth/ elevations

               2. adjustment of the satellite filter configuration (spot-beam, frequency) to avoid predictable interference subject to spectrum resource availability.

          6.51.6. The SBS response to failed allocation events shall include, where practicable according to Air Interface structured procedures:

               1. changing the allocated channel to a different one on the same satellite

               2. changing the allocated channel to a different one on a different diversity satellite.

          6.51.7. The SRMC shall contain a database of regulatory constraints. The database shall contain for all geographical regions what mobile and feeder link frequencies can and cannot be used.

                                                                 Page 109 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                 ICONET Ground Facilities Requirements               Version: 26
                                                                10 November 1997

     6.51.8. The SRMC shall contain a database of predictable interference sources in the mobile and feeder link frequencies. The database shall contain at least the following information:

          1.   For each interference source in to ICO:

                    a.  location/orientation information

                    b.  operating frequencies, time of operation

                    c.  antenna parameters.

          2.   For ICO interference into other systems:

                    a.   location/orientation information

                    b.   operating frequencies, time of operation.

     6.51.9. The SRMC shall have the capability to update the data stored for the regulatory constraints to reflect changes in frequency allocations and co-ordinations.

     6.51.10. The SRMC shall have the capability to update the data stored for the external interference sources to reflect:

          1.   the results of interference statistics analysis

          2.   new interference sources being found

          3.   existing interference source becoming obsolete.

     6.51.11. The SRMC shall be able to use the above capabilities to plan to avoid mobile link interference from the following sources:

          1.   Terrestrial Fixed Services

          2.   Radar

          3.   Aggregate background interference level.

     6.51.12. The SRMC shall be able to use the above capabilities to plan to avoid to feeder link interference from the following sources:

          1.   other MSS systems

          2.   predictable MS systems.

     6.51.13 The SRMC shall be able to use the above capabilities to plan to avoid causing excessive levels of interference to the following systems in the mobile link:

          1.   FS systems

          2.   Radar

          3.   MS systems.

     6.51.14. The SRMC shall be able to use the above capabilities to plan to avoid causing excessive levels of interference to the following systems in the feeder link:

          1.   other MSS systems

          2.   Radio Astronomy sites

          3.   Aircraft MLS systems.

6.52.  HPN REQUIREMENTS

6.52.1.  HPN GENERAL REQUIREMENTS

     6.52.1.1. The IGF shall support the applications defined in the appendices of ICO 103.40.

     6.52.1.2.  The IGF shall support TS ICO 05.xx, TS ICO 04.xx, TS ICO
     103.40 and TS ICO 104.08.

                                                                 Page 110 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]         ICONET Ground Facilities Requirements     EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

6.52.2. BASIC CAPABILITIES FOR HPN

     6.52.2.1. The IGF shall:

          1. be capable of transmitting HP messages on NCH/HP channels

          2. be capable of providing regular synchronisation bursts for all UTs

          3. provide the NCH/HP configurations as given in ICO 05.xx series

          4. be capable of supporting the NCH/HP configurations on any and all spot beams of any and all satellites

          5. support capability to transmit NCH/HP to a UT

               a. in any one beam

               b. on any or all satellites

               c. in serial, or, for high priority messages in parallel up to a maximum of 2 satellites

          6. support operational control of NCH/HP based on load related message repeat strategy

          7. be capable of transmitting HPN real time PCS commands to the satellites.

6.52.3. HPN MESSAGE TRANSMISSION AND RECEPTION

     6.52.3.1. The IGF shall support the transmission of HPN signal types to the UT specified in the Al.

     6.52.3.2. The HPN subsystem shall format and transmit the appropriate notification message to the subscriber.

     6.52.3.3. When required to send a NCH/HP message, the HPN subsystem shall, according to NMS operator configurable and settable priorities:

          1. send the NCH/HP on any or all satellites covering the UT's stored last registered position

          2. send the NCH/HP in the spot beam of each satellite covering the UT's stored last registered position

          3. if no response is received, repeat the NCH/HP an NMS configurable number of times.

     6.52.3.4. The HPN subsystem shall support the reception of acknowledgement signals from the UT at the frequency and time indicated on the successful forward message transmission.

     6.52.3.5. The IGF shall support the HPN channels by broadcasting appropriate information on the MP and HP BCCH channels.

6.52.4. SECTION NOT USED

6.52.5. HPN FREQUENCY PLANNING

     6.52.5.1. The SRMC shall support the use of HPN frequencies at defined flux density levels conforming to agreed regulatory constraints.

     6.52.5.2. The SRMC shall ensure that HPN frequencies are selected to minimise interference to ICO from other sources.

     6.52.5.3. The SRMC shall prevent interference on the Feederlink to other systems.

     6.52.5.4. The SRMC shall minimise service degradation whilst avoiding interference to other systems by preventing HPN subsystems which will cause interference from transmitting.

     6.52.5.5. In the forward direction,

                                                                 Page 111 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]         ICONET Ground Facilities Requirements     EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

          1. The SRMC shall provide 2 mobile link frequencies in the different satellite S-band frequency slots, if required and possible, in every satellite beam for use in the NCH/HP channels.

          2. The SRMC shall also provide up to 2 mobile link frequencies which shall be different from those for NCH/HP but in the same satellite S-band frequency slots as for the NCH/HP, if required and possible, in every satellite beam for use in BCCH/HP channels.

          3. The SRMC shall ensure that the HPN transponder is not used to transmit into known regions in particular azimuth and elevation ranges where this would cause interference to other systems.

          4. The SRMC and NMS subsystems shall support the transfer of information to the UT to ensure that the UT and the network have a co-ordinated time and frequency rotation sequence in the forward channels.

     6.52.5.6.  In the return direction,

          1. The SRMC shall support one acknowledgement channel in every beam considering inter system interference.

          2. The SRMC shall plan the HPN return link frequencies considering the limited antenna isolation and interference into the satellite from other users (intra system interference).

          3. The IGF shall broadcast using BCCH/MP the information on the frequencies to be used in the ACK/HP channel.

     6.52.5.7. The SRMC shall plan and generate the HPN channelisation plans for the constellation consistent with continuous availability of the HPN transponder capacity, taking into account the constraints of the on-board HPN index tables.

     6.52.5.8. The SRMC/NMS shall plan and generate the information needed to manage the on-board HPN index tables (active, standby and two backup HPN BFG triplet tables with index numbers) for the constellation consistent with continuous availability of the HPN transponder capacity, taking into account the constraints of the on-board HPN index tables.

     6.52.5.9. The SRMC/NMS shall plan the timing of switching among active, standby, and two backup on-board HPN index tables to ensure that the frequencies required for operation in a region can be provided, taking into account the constraints of the on-board HPN index tables.

     6.52.5.10. The SRMC/NMS shall transfer the HPN channelisation plans for each satellites to the HPN subsystems and the HPN-PCS subsystems in that sub-satellite network.

     6.52.5.11. The SRMC/NMS shall transfer the information on the on-board HPN index tables and its switching timing for each satellites to the HPN subsystems and the HPN-PCS subsystems in that sub-satellite network.

6.52.6  HPN SYNCHRONISATION PLANNING

     6.52.6.1. The IGF shall permit access on a burst-by-burst basis to the forward and return HPN channels from any SAN in view of the satellite.

     6.52.6.2. The IGF shall transmit HPN and BCCH at the appropriate times to ensure that the satellite peak power does not rise above the level to be used when only HPN or BCCH is to be used.

     6.52.6.3. The HPN subsystem shall pre-correct the frequency to allow for the Doppler components of uplink feeder link and downlink mobile link.

6.52.7.  HPN SATELLITE CONTROL

     6.52.7.1. The HPN-PCS subsystem and HPN subsystem shall operate in a co-ordinated manner to ensure that real-time satellite control commands and HPN messages arrive at the satellite with a fixed time offset.

                                                                 Page 112 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 26
                                                             10 November 1997


     6.52.7.2. The HPN-PCS shall permit switching of the HPN transponder on a burst-by-burst basis for the transmission of HPN information.

     6.52.7.3. The HPN-PCS shall permit switching of the HPN transponder channelisation (i.e. the HPN Index Tables) such that there is no loss of HPN transmitting capacity.

     6.52.7.4. The IGF shall ensure that knowledge of the HPN transponder channelisation is shared by the NMS and the ICO provided CPCS

     6.52.7.5. The IGF shall ensure that knowledge of the frequency availability in each beam is shared by the NMS and the HPN LSRMS subsystems in the sub-satellite network.

     6.25.7.6.  Deleted.

     6.52.7.7. The detailed command formats and protocols to be exchanged between the HPN-PCS and the ICO satellite shall be as specified in the Payload to Ground Interface Control Document (TBD).

     6.52.7.8. The HPN-PCS subsystems at all SANs shall be co-ordinated to ensure that only one HPN-PCS subsystem can access a particular HPN-PCS command channel at a given time.

     6.52.7.9. The HPN-PCS subsystems shall interface with primary and backup NMC for the purpose of exchanging data through the HPN OAM and the SAN-OSS.

     6.52.7.10. The HPN subsystem and HPN-PCS subsystem shall transmit messages
     (HPN) and index table selection/swapping commands (HPN-PCS) respectively ensuring that consistent index tables become available with no loss in HPN transponder capacity, provided that the real-time PCS commands are received at the satellite without error and also that any capacity loss is within the HPN subsystem availability constraints.

     6.52.7.11. The HPN-PCS subsystem shall transmit real time HPN PCS commands to the ICO satellites such that they are available for use according to the channelisation plans.


6.52.8. HPN LOCATION PHASE PLANNING

     6.52.8.1. The IGF shall transmit BCCH/HP information at the appropriate times and frequencies in each beam of each satellite as the satellites move to ensure that the UTs can achieve and maintain synchronisation.

     6.52.8.2. The SRMC shall develop location phase time plans that allows, for the reference ICO constellation, transmission of BCCH/HP to every point on the Earth at the appropriate BCCH/HP time slot nominally every [10] HPN frames using maximum satellite diversity.

     6.52.8.3. The SRMC shall develop location phase time plans which allows, for the reference constellation, transmission of BCCH/HP such that every point on the Earth receives a burst at least once every HPN frame using maximum satellite diversity.

     6.52.8.4. The IGF shall, at registration on the ICO system, assign to each UT the parameters for BCCH/HP operation including:

          1. Location Phase slot associated with the UT position (SBS)

          2. Subscription status of the UT (MSSC).


6.52.9. HPN CHANNEL MANAGEMENT

     6.52.9.1. The HPN subsystem at a SAN shall permit access on a burst-by-burst basis to the forward and return HPN channels from any SAN in view of the satellite.

     6.52.9.2. The HPN subsystem shall permit all SANs in a sub-satellite network access to all satellites (forward and return HPN channels) on the basis of demand and with fair arbitration between SANs.

     6.52.9.3. The HPN subsystem shall ensure that multiple SANs do not simultaneously access the forward link HPN satellite transponder.



                                                                 Page 113 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 26
                                                             10 November 1997


     6.52.9.4. The HPN subsystem shall co-ordinate the use of the return link channel in a beam-by-beam basis by assigning appropriate return link frequencies, and possibly signatures, for use on the acknowledgement channel.

     6.52.9.5. The HPN subsystem shall implement a method of applying diversity to maximise message delivery success. Diversity methods shall be:

          1. Satellite diversity

          2. Time diversity (micro and macro).

     6.52.9.6. The HPN subsystem shall apply diversity methods to maximise the overall grade of service considering:

          1. Traffic levels

          2. Message delay

          3. Statistics (temporal and spatial) on channel decorrelation

          4. History of frequencies used in previous message transmission attempts.

     6.52.9.7. The HPN subsystem shall take into account the acknowledgement channel receiver availability when transmitting HPN messages to ensure that scheduled acknowledgements can be processed.

     6.52.9.8. The HPN subsystem shall be capable of transmitting messages via remote SAN sites if this can increase the satellite coverage of the destined UT.

     6.52.9.9. Key parameters of the HPN subsystem shall be configurable by the NMC. The NMS and HPN subsystems shall provide:

          1. Mechanisms to modify distributed algorithms (e.g. scheduling algorithms), to provide an upgrade path, ensuring that a consistent version is used at all points requiring co-ordination.

          2. Mechanisms to modify the satellite selection criteria as a function of azimuth and elevation to the UT.

          3. Mechanisms to modify the message repeat parameter as a function of traffic load.

          4. Mechanisms to control the ACK/HP detection threshold.

          5. Mechanisms to increase or decrease the HPN capacity by modifying the interleaving factor ensuring that the UT can benefit by reduced idle mode when the capacity reduces.

     6.52.9.10. The HPN subsystem shall transmit the location phase bursts (BCCH/HP) in accordance with the HPN location phase plans received from the SRMC.

     6.52.9.11. The HPN Subsystem at the SAN shall plan the contents of the BCCH/HP to ensure that the UTs can maintain correct operation.

     6.52.9.12. The SBS shall provide to each UT information on the time and frequencies to be used to receive the BCCH/HP as provided by SRMC.

     6.52.9.13. The SBS shall broadcast using BCCH the information on the frequencies to be used in the ACK/HP channels as provided by SRMC.

     6.52.9.14. The SBS shall broadcast using BCCH the information on the frequencies to be used in the NCH/HP channels.


6.52.10. HPN SUBSYSTEM SYNCHRONISATION

     6.52.10.1. The HPN channel units shall be synchronised with the medium penetration channels.




                                                                 Page 114 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 26
                                                             10 November 1997


     6.52.10.2. The Timing and Synchronisation provided by the reference clock and system timing subsystem to the HPN subsystem shall consist of a 10 MHz reference clock and a GPS based time reference (absolute time code, and 1 pulse per second signal).

     6.52.10.3. In addition time varying delay to the satellite information with an accuracy of [5 usec] for each visible satellite shall be provided to the HPN subsystem.

     6.52.10.4. The HPN Channel Units shall be synchronised such that there shall not be a significant overlap of the signals at the satellite which may cause peak power fluctuations or loss of signal quality.

     6.52.10.5. The HPN subsystem shall provide the 10 MHz reference clock and a GPS based time reference to the HPN-PCS subsystem.


6.53.   SAN AIR INTERFACE REQUIREMENTS

6.53.1. C-BAND TRANSMIT REQUIREMENTS

6.53.1.1. NOMINAL EIRP OF C-BAND COMMUNICATION CARRIERS

     6.53.1.1.1. The EIRP of each type of C-band communication carriers shall be able to be adjusted at the following nominal values under the clear weather conditions when the satellite gain is set to its nominal values and the satellite is located at the zenith of the SAN and to the direction of 20 degrees elevation angles from the UT:

          1. TCH                   48.6 dBW
          2. BCCH                  53 dBW
          3. HPN                   56 dBW


6.53.1.2. EIRP REQUIREMENT FOR SRMS/HPN COMMAND CARRIERS

     6.53.1.2.1. EIRP of the SRMS command and the HPN PCS command carriers shall be able to be adjusted at the following nominal level under the clear weather conditions when the satellite is located at the zenith:

          1. SRMS Command          55.3 dBW
          2. HPN PCS Command       55.3 dBW


6.53.1.3. EIRP REQUIREMENT FOR TT&C COMMAND CARRIER

     6.53.1.3.1. EIRP of the TT&C command carrier shall be able to be adjusted to:

     1. 66 dBW for normal operation sharing with the communication carriers,

     2. 81 dBW for dedicated emergency and OICD/IOT operation, by setting the IF levels at the interface point specified in the TT&C to ICD.


6.53.1.4. MAXIMUM OPERATING EIRP PER POLARISATION

     6.53.1.4.1. The SAN shall be able to transmit multiple carriers with total EIRP of 77 dBW for each polarisation.

     6.53.1.4.2. In case of the TT&C emergency operation mode, the SAN shall be able to transmit a single TT&C command carrier with EIRP specified in
     Section 6.53.1.3.


6.53.1.5. RF EQUIPMENT GAIN CONTROL RANGE

     6.53.1.5.1. For the communication signals, including SRMS/HPN PCS command signals, the RF transmit subsystem shall include provisions for remote controllable gain adjustment to compensate for the C-band propagation path loss changes and the gain setting changes and/or the gain variations of the common part of the satellite transponder.




                                                                 Page 115 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 26
                                                             10 November 1997


     6.53.1.5.2. The gain adjustment range of the RF transmit subsystem shall be at least +6 dB, - 14 dB around the nominal EIRPs specified in Section
     6.53.1.1 and Section 6.53.1.2 with nominal steps of 0.5 dB or less.

     6.53.1.5.3. This gain adjustment capability shall also be used by the automatic power control system specified in Section 6.57.6.

     6.53.1.5.4. the EIRP of the TT&C command carrier shall be adjusted at the TT&C ground equipment independent of the communications carriers.


6.53.1.6. EIRP ACCURACY AND STABILITY

     6.53.1.6.1. The EIRP of each carrier except for the SRMS and HPN PCS command carriers shall be adjusted and maintained within plus or minus 1.5 dB of the required level when the Automatic Power Control (APC) system specified in Section 6.57.6 is disabled, and the maximum ambient temperature change is less than 10 degrees.

     6.53.1.6.2. This accuracy and stability shall include all factors causing variation such as modulator, HPA and upconverter stability, antenna transmitting gain variation caused by tracking, and antenna beam pointing error.

     6.53.1.6.3. This accuracy also shall include the frequency response of the transmit path.

     6.53.1.6.4. Automatic level calibration and adjustment system, open loop or closed loop or combination, shall be provided if required to meet this specification.

     6.53.1.6.5. The IGF shall assume that the Remote PCS equipment shall have the capability to set its IF level at the interface point to the RFT to adjust to the nominal EIRP of the PCS SRMS command carrier.


6.53.1.7. MULTICARRIER INTERMODULATION PRODUCTS (TBR)

     6.53.1.7.1. When two tones each with EIRP of 3 dB below the maximum EIRP for multiple carrier operation specified in Section 6.53.1.4 are transmitted, the third order intermodulation product level shall be less than -26.8dB of each tone.

     6.53.1.7.2. The Noise Power Ratio measured using multicarriers (up to 1,000 carriers), notched at the centre of the band, simulating the communication carriers, shall exceed 20.8 dB as a target at the output of the HPA under the following conditions:

          1. Total power of the noise:       corresponding to EIRP of 75dBW

          2. Bandwidth of the noise:         25MHz (5199.5 - 5224.5 MHz)


6.53.1.8. OFF-AXIS EIRP DENSITY

     6.53.1.8.1. At any angle A, which is 2.5 degrees or more off the main lobe axis of the antenna, the EIRP density in any direction should not exceed the following value specified in recommends 2 of Recommendation ITU-R S.524-5:

   `
       Angle off-axis                                                      Maximum EIRP per 4 kHz
       2.5 degrees <= A <= 7 degrees                                      (32 - 25 log A) dB (W/4 kHz)
       7 degrees < A <= 9.2 degrees                                        11 dB(W/4 kHz)
       9.2 degrees < A <= 48 degrees                                       (35 - 25 log A) dB(W/4 kHz)
       48 degrees < A <= 180 degrees                                       -7 dB(W/4 kHz)
       Note: This spec may not be met by TT&C carrier in emergency mode.


6.53.1.9. FREQUENCY RESPONSE

     6.53.1.9.1. The frequency response of the transmit path shall be calibrated and maintained so that the requirements for EIRP accuracy and stability in Section 6.53.1.6 are met.




                                                                 Page 116 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 26
                                                             10 November 1997



6.53.1.10. FREQUENCY STABILITY

     6.53.1.10.1. The transmit frequency stability for communication carriers shall be so that the requirements in Section 6.58.4.4 is met when the AFC is enabled.

     6.53.1.10.2. The transmit frequency stability for the TT&C carrier shall be referred to the TT&C to SAN Interface Control Document.

     6.53.1.10.3. The local oscillators of the TT&C up-converters shall be independent of the SAN Master Reference Oscillators.


6.53.1.11. NOISE AND SPURIOUS EMISSIONS (IN-BAND)

     6.53.1.11.1. In any 4 kHz band in the C-band transmit band specified in
     Section 6.57.1.4. excluding a band within 250% of the necessary bandwidth of each emission removed from the centre frequency of the carrier, the mean power of the inherent transmitter noise and all spurious signals, excluding harmonics and multicarrier intermodulation products, supplied to the antenna transmit port, shall be less than -43 dBW or less than -50dB of the carrier, whichever is greater, at any transmission level up to the total maximum operating EIRP specified in Section 6.53.1.4 with EIRP level settings for each carrier type as specified in Section 6.53.1.1, 6.53.1.2 and 6.53.1.3 irrespective of the RF power control specified in Section
     6.58.5.1 plus upward output level control by the CU/modulator summarised below.


            6.53.1.11.2. TABLE 6-9 CU/MODULATOR OUTPUT CONTROL RANGE

 Carrier type                  CU/modulator output
                              control range (upward)
---------------               ----------------------
TCH                                up to +4.4dB
BCCH                                   0 dB
HPN                                    0 dB
SRMS Command                           0 dB
HPN Command                            0 dB



6.53.1.12. NOISE AND SPURIOUS EMISSION (OUT-OF-BAND)

     6.53.1.12.1. In any 4 kHz band between 9 kHz to 26 GHz, the mean power of spurious emissions, including harmonics and multicarrier intermodulation products, supplied to the antenna transmit port, shall be attenuated below the mean total output power of the transmitter by:

          1. 25 dB at the frequency which is removed from the centre frequency of the transmit band by more than 50% up to 100% of the bandwidth of the transmit band

          2. 35 dB at the frequency which is removed from the centre frequency of the transmit band by more than 100% up to 250% of the bandwidth of the transmit band

          3. 43 dB plus 10 times the logarithm of the transmitter power (in Watts) at the frequency which is removed from the centre frequency of the transmit band by more than 250% of the bandwidth of the transmit band.

     6.53.1.12.2. The above specification shall be met at any transmission level up to the maximum operating EIRP specified in Section 6.53.1.4.

     6.53.1.12.3. If the spurious limits specified above become less than -43dBW in 4 kHz band, limit of -43 dBW in 4 kHz band shall apply.



                                                                 Page 117 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 26
                                                             10 November 1997


6.53.1.13. PROTECTION OF THE MLS BAND

     6.53.1.13.1. Every SAN shall have a TX filter after the HPA to protect the airborne receivers of the microwave landing system (MLS) operating in the frequency range between 5030 to 5091 and/or 5090 to 5150 MHz.

     6.53.1.13.2. All emissions from the SAN in this frequency range shall be suppressed below - 66 dBW of EIRP in any 26 kHz bandwidth.


6.53.1.14. TOTAL PHASE NOISE OF THE SAN TRANSMIT CARRIERS (INCLUDING MODULATORS)
(TBR)

     6.53.1.14.1. The single sideband phase noise spectral density induced on any transmit carrier except for the SRMS command carrier shall not exceed the values below with the AFC functions enabled:

          Frequency Offset (F)               SSB Phase Noise Limit
               (dBc/Hz; F in Hz)
          10 - 100 Hz                        -12 - 25 log F
          100 - 800 Hz                       -22.2 - 19.9 log F
          0.8 - 10 kHz                       -80 dBc
          10-20 kHz                          +52.8 - 33.2 log F
          20 - 100 kHz                       -90 dBc


     6.53.1.14.2. If any discrete phase noise components are present at a level that exceeds the limit mask, the 10 Hz to 100 kHz band shall be considered to be divided into a number of contiguous sub-bands, each containing no more than one discrete component.

     6.53.1.14.3. The width of a sub-band containing a discrete component shall not exceed F/5 Hz, where F is the frequency of the discrete component.

     6.53.1.14.4. In each of the sub-bands, the integrated phase noise due to any spectral component, including the discrete component, shall not exceed that allowed by integrating the limit mask over the same sub-band.

     6.53.1.14.5. In addition to the above, the following requirements shall be met:

          a) For offset frequencies up to 250 Hz, no discrete component shall exceed the limit mask by 10 dB.

          b) For offset frequencies from 250 Hz to 100 kHz, no discrete component shall exceed -50 dBc.

     6.53.1.14.6. The above specification shall be met including the IF part of the modulators for communication carriers.

     6.53.1.14.7. For the TT&C carrier, it shall be applied from the RFT IF input to the RF output.


6.53.2. C-BAND RECEIVE REQUIREMENTS

6.53.2.1. GENERAL

     6.53.2.1.1. The SAN shall meet the demodulation performance requirements under the specified conditions as defined in this section.


6.53.2.2. SAN DEMODULATION PERFORMANCE REQUIREMENTS

     6.53.2.2.1. The IGF shall meet the reference performance level as defined below. The reference performance level is defined as the C/No required at the SAN demodulator interface, excluding interference, for a bit error, a residual bit error or a frame erasure rate (whichever appropriate) corresponding to the reference rate. This reference sensitivity is specified in Tables 6-10, 6-11 and 6-12, according to the type of channel and the propagation condition. [Additional losses due to added thermal noise between the RFT antenna input and the demodulator baseband input shall be less than [0.1]dB.]



                                                                 Page 118 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 26
                                                             10 November 1997


          6.53.2.2.2. TABLE 6-10 REFERENCE SENSITIVITY PERFORMANCE FOR
                                NOMINAL PENETRATION CHANNELS

CHANNEL   REFERENCE RATE     STATIC     RICE 12_20     RICE 12_20       RICE        RICE 7_200
 TYPE                                                                    7_20
-------   --------------     ------     ----------     ----------     ---------     ----------
TCH/NS    Raw BER=4%          48.5         tbd            tbd            tbd            tbd
TCH/2.4   Coder BER = 0.1%    [50.4]       tbd            tbd            tbd            tbd
TCH/4.8   Coder BER = 0.1%    [47.9]       tbd            tbd            tbd            tbd
SACCHT/T  FER = 10%           [46.3]       tbd            tbd            tbd            tbd
FACCH     FER = 10%           [46.3]       tbd            tbd            tbd            tbd
SDCCH/6   FER = 10%           [46.3]       tbd            tbd            tbd            tbd
SACCH/C6  FER = 10%           [46.3]       tbd            tbd            tbd            tbd


          6.53.2.2.3. TABLE 6-11 REFERENCE SENSITIVITY PERFORMANCE FOR
                                MEDIUM PENETRATION CHANNELS

CHANNEL   REFERENCE     STATIC     RICE 0_20     RICE 0_200
 TYPE       RATE
-------   ---------     ------     ---------     ----------
SDCCH/2   FER - 10%      tbd         tbd            tbd
SACCH/C2  FER - 10%      tbd         tbd            tbd
RACH      FER - 10%      tbd         tbd            tbd



          6.53.2.2.4. TABLE 6-12 REFERENCE SENSITIVITY PERFORMANCE FOR
                                 HIGH PENETRATION CHANNELS

CHANNEL   REFERENCE     STATIC      CLASS_20     CLASS_200
 TYPE       RATE
-------   ---------     ------     ---------     ---------
HP-ACK    tbd            tbd         tbd            tbd


     6.53.2.2.5. NOTE: TCH/S specification is measured at the output of the demodulator on 4800 bps coded bit stream. Specification will be refined when final codec structure (source and FEC coding) will be selected
     6.53.2.2.5. The TBD performance values in Tables 6-10, 6-11 and 6-12 will be equal to simulated performance of state of the art demodulation algorithms which are implementable within the constraints of the provided Channel Units, plus an implementation margin of 0.5 dB.

     6.53.2.2.6.  All TBD values are to be provided by CDR.

     6.53.2.2.7. The TBD performance values are to be achieved for all channels with 3-sigma, Gaussian distributed frequency errors of up to plus or minus [43] Hz which are random timeslot-to-timeslot, and with 3-sigma, Gaussian distributed input signal timing errors of up to plus or minus [14] usec which are random timeslot-to-timeslot.

     6.53.2.2.8. The RACH performance values are to be achieved with a maximum input frequency uncertainty of plus or minus 2500 Hz and a maximum timing uncertainty of plus or minus [2] msec.

     6.53.2.2.9. All demodulators shall recover to steady state performance within [2] seconds after a step change of up to 125 Hz and 25 usec, in addition to the steady state errors defined in 6.53.2.2.8 and 6.53.2.2.9.

     6.53.2.2.10. Referring to Tables 6-10, 6-11, and 6-12, Ricek_fd is a Ricean channel with rice factor k dB and Doppler bandwidth plus or minus fd Hz and Class_fd is a classical (Rayleigh) Doppler channel with Doppler bandwidth plus or minus fd Hz, as specified in ICO 05.05.


6.53.2.3. ADDITIONAL DEGRADATIONS

     6.53.2.3.1. Additional degradations to the reference sensitivity performance levels shall be limited to the following:



                                                                 Page 119 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 26
                                                             10 November 1997


        6.53.2.3.2. TABLE 6-13 DEGRADATIONS TO THE REFERENCE SENSITIVITY
                                     PERFORMANCE LEVELS

CONDITION           CHANNEL   MAXIMUM VALUE               MAXIMUM DEGRADATION
                                                          TO REFERENCE SENSITIVITY
                                                          PERFORMANCE
---------           -------   ----------------------      -------------------------
Adjacent timeslot    All      Adjacent timeslots 12 dB    [0.1] dB
interference                  above wanted timeslot

Adjacent channel     All      Adjacent frequencies 6dB    [TBD] dB
interference                  above wanted frequency

Phase noise          All      +/-5 degrees                [0.1] dB


Notes.
A full acceptance test procedure shall be agreed with ICO by CDR.


6.53.3. S-BAND TX PERFORMANCE REQUIREMENTS

6.53.3.1. NOMINAL EIRP

     6.53.3.1.1. The following are the nominal EIRP requirements by channel type:

          1. TCH         6.8 dBW

          2. RACH        6.8 dBW

     6.53.3.1.2. Individual carrier EIRP is set by the output level of the corresponding CU.


6.53.3.2. MAXIMUM OPERATING EIRP

     6.53.3.2.1. Maximum operating EIRP shall be 20 dBW.

     6.53.3.2.2. For the IOT antenna the 20 W SSPA located near the antenna feed shall be capable of transmitting multicarrier at 34 dBW total EIRP with 20 dB NPR.


6.53.3.3. TRANSMITTER NOISE AND SPURIOUS SIGNAL (IN-BAND)

     6.53.3.3.1. In any 4 kHz band in the S-band transmit band specified in
     Section 6.57.1.6, excluding a band within 250% of the necessary bandwidth of each emission removed from the centre frequency of the carrier, the EIRP of the inherent transmitter noise and all spurious signals, excluding harmonics and multicarrier intermodulation products, shall be less then -43 dBW.


6.53.3.4. NOISE AND SPURIOUS EMISSIONS (OUT-OF-BAND)

     6.53.3.4.1. In any 4 kHz band between 9 kHz to 26 GHz, the mean power of spurious emissions, including harmonics and multicarrier intermodulation products, supplied to the antenna transmit port, shall be attenuated below the mean total output power of the transmitter by:

          1. 25 dB at the frequency which is removed from the centre frequency of the transmit band by more than 50% up to 100% of the bandwidth of the transmit band

          2. 35 dB at the frequency which is removed from the centre frequency of the transmit band by more than 100% up to 250% of the bandwidth of the transmit band

          3. 43 dB plus 10 times the logarithm of the transmitter power (in Watts) at the frequency which is removed from the centre frequency of the transmit band by more than 250% of the bandwidth of the transmit band.

     6.53.3.4.2. The above specification shall be met at any transmission level up to the maximum operating EIRP specified in Section 6.53.3.2.

     6.53.3.4.3. If the spurious limits specified above become less than -43dBW in 4 kHz band, limit of -43 dBW in 4 kHz band shall apply.



                                                                 Page 120 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]        ICONET Ground Facilities Requirements      EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

6.53.3.5. TRANSMITTER PHASE NOISE (TBR)

     6.53.3.5.1 The single sideband phase noise spectral density induced on any transmit carrier shall not exceed the values given below:

Frequency Offset (F)                                 SSB Phase Noise Limit
        (dBc/Hz; F in Hz)
10 - 100 Hz                                          -12 - 25 log F
100-800 Hz                                           -22.2 - 19.9 log F
0.8-10 kHz                                           -80 dBc
10 - 20 kHz                                          +52.8 -33.2 log F
20 - 100 kHz                                         -90 dBc

     6.53.3.5.2. If any discrete phase noise components are present at a level that exceeds the limit mask, the 10 Hz to 100 kHz band shall be considered to be divided into a number of contiguous sub-bands, each containing no more than one discrete component.

     6.53.3.5.3. The width of a sub-band containing a discrete component shall not exceed F/5 Hz, where F is the frequency of the discrete component.

     6.53.3.5.4. In each of the sub-bands, the integrated phase noise due to any spectral component, including the discrete component, shall not exceed that allowed by integrating the limit mask over the same sub-band.

     6.53.3.5.5. In addition to the above, the following requirements shall be met:

          1. For offset frequencies up to 250 Hz, no discrete component shall exceed the limit mask by 10 dB.

          2. For offset frequencies form 250 Hz to 100 kHz, no discrete component shall exceed -50dBc.

6.53.3.6. EIRP ACCURACY AND STABILITY

     6.53.3.6.1. Under normal weather conditions prevailing at the land earth station location, the EIRP of any S-band transmitted signal in the direction of the satellite shall be maintained within +2.5 dB and -2.5 dB of the desired level, provided that the transmitted carrier is calibrated at the transmitted frequency.

     6.53.3.6.2. A monitoring coupler shall be provided at the S-band SSPA output.

6.53.3.7. TRANSMIT LEVEL CONTROL REQUIREMENT

     6.53.3.7.1. The transmit subsystem shall include provisions for local gain adjustment in the HPA and the upconverter.

     6.53.3.7.2. The combined gain adjustment range in the HPA and the upconverter shall be at least 20 dB, meeting the noise and spurious requirements specified in Section 6.53.3.3.

6.53.3.8. TRANSMIT FREQUENCY STABILITY

     6.53.3.8.1. The frequency stability of the S-band TX subsystem shall be better than [plus or minus] Hz.

6.54. SECTION NOT USED

6.55. TRAFFIC PLANNING

     6.55.1. The SRMC shall have the capability to predict the amount of traffic that will be offered to the system.

     6.55.2. The SRMC shall produce traffic predictions for each position on the ground by:

          1. service type

          2. UT type


                                                                Page 121 of 245
                                               ICO Proprietary and Confidential

[ICO LOGO]        ICONET Ground Facilities Requirements      EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

          3. Diversity type

          4. time of day

          5. whether the traffic is mobile originated or mobile terminated.

     6.55.3. The SRMC shall have the capability to represent the geographical areas used for traffic planning as follows:

          1. fixed equal size ground cells

          2. variable size ground cells

          3. national/regional political boundaries

          4. continental borders

          5. economical/commercial regions.

     6.55.4 The SRMC shall have the capability to update and optimise the traffic predictions by using actual carried traffic measurements provided by the NMS.

     6.55.5. The NMS shall provide the SRMC with the actual traffic measurements of the global coverage using measurement data generated at each SAN.

     6.55.6. The SRMC shall provide the facility for an operator to edit/modify the data used for traffic planning.

     6.55.7. The SRMC shall provide the facility for prediction algorithms used in the traffic planning to be further developed and optimised in the light of operational experience, by means of an Application Programming Interface. Traffic algorithm development shall be introduced in the LNMC and functionally tested in a planned and controlled manner within the boundaries of the OT&DF.

     6.55.8. The SRMC shall have the capability to use the traffic predictions produced by the traffic planning function to optimise the data produced by the following subsystems:

          1. Coverage and Network Planning

          2. Satellite Frequency and Channelisation Planning

          3. EIRP Management.

     6.55.9. The SRMC shall provide the capability to off-load traffic of any SAN approaching its capacity limit in terms of satellite-link resources by diverting the part of the traffic to adjacent lightly loaded SANs.

     6.55.10. The SRMC shall provide the capability to detect significant changes in measured traffic from predicted values.

     6.55.11. The SRMC shall provide the capability to respond to times when there are significant changes in measured traffic from predicted values, by re-allocation of available system resources accordingly.

     6.55.12. The SRMC shall have the capability to perform short-term, middle-term and long-term trend analysis on predicted and measured traffic data.

     6.55.13. The exact functional structure for traffic planning will depend on the design and implementation of the system but shall be based on the functional block diagram illustrated in the figure below.



                                                                Page 122 of 245
                                               ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                 ICONET Ground Facilities Requirements       Version: 26
                                                             10 November 1997

     7.8.4.11.2. It consists of these network elements (in the following referred to as the IN systems): Service Switching Function (SSF), Intelligent Peripherals (IP), Service Control Point (SCP), Service Management Point (SMP), Service Creation Environment (SCE).

     7.8.4.11.3. Provisions shall be included for the operator to manage the IN systems adopted across the various ICONET elements. Such management shall encompass:

          1.   Fault Management - monitoring of IN systems (including SMAS,
               SCP) shall be provided including alarm surveillance, alarm analysis. Fault detection, fault location and fault correction is required.

          2. Alarm forwarding shall be supported from SMP/SCP to the NODE-OS (F/R)

          3. Configuration Management - this shall encompass MSSC (SSF) and SS#7, network change introduction and maintenance support. It shall be possible to configure event thresholds.

          4. Performance Management - the real-time collection, reporting and presentation of measurement data from the IN systems and counters shall be supported. The capability to collect statistics (usage of all IN services, errors when executing IN services, etc.).

7.8.4.12.  SIGNALLING SYSTEM

     7.8.4.12.1. CCITT (now ITU-T) No 7 acts as the signalling backbone channels for the signalling between the MSSC, TNM, SBS and IN elements. As such, its continual management is an important consideration.

     7.8.4.12.2. CCS#7 Management shall be compliant with the relevant industry standards (e.g. ITU-T, ANSI SS7, Japanese SS7).

     7.8.4.12.3. Provisions shall be included for the operator to manage the CCS7 signalling network adopted across the various ICONET elements. Such management shall encompass:

          1. fault management - link monitoring shall be provided to detect, diagnose and treat real-time signalling link failures (both hardware and message transfer [MTP]). Testing of faults shall also be possible to confirm successful recovery action (e.g. link failure clearance, etc.). Serious faults shall be escalated and communicated to the SAN-OSS for higher level correlation and attention. Reporting shall also be possible for potential failures such as congestion build up and blocking.

          2. configuration management - this shall encompass (network planning (F/R)), network change introduction and maintenance support.

          3. performance management - the real-time collection, (reporting and presentation of measurement data (F/R)) from the CC7 elements and counters (e.g. traffic parameters, signalling message lengths, etc.).

     7.8.4.12.4. (It shall be possible to retain a network-wide display of the CCS7 operations and resources (e.g. network set-up, routing, trunks, etc.) (F/R)).
     Management of the CCS7 shall be possible at the NMC. In addition, management of the various interconnecting links shall be possible via the MSSC and TNM, as appropriate (refer to Section 6.37).

7.8.5.  SATELLITE ACCESS NODE

7.8.5.1.  GENERAL DESCRIPTION

     7.8.5.1.1. The SAN-OSS system is a single centralised point at the SAN where the complete functionality of the SAN can be monitored. The OSS also acts as a Mediation Device in support of the functionality required at the NMC.

     7.8.5.1.2. The objective of the SAN-OSS system is to maximise the availability and performance of the local SAN equipment.

                                                                 Page 185 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                 ICONET Ground Facilities Requirements       Version: 26
                                                             10 November 1997

     7.8.5.1.3. The OT&DF is to be treated as a SAN.

7.8.5.2.  GENERAL REQUIREMENTS

     7.8.5.2.1. The SAN-OSS OAM interface shall provide access to backup and restoration procedures associated with the SAN-OSS.

     7.8.5.2.2. The SAN-OSS OAM interface shall provide the following software upgrade facilities:

          1.   download new versions of software from the NMC.

          2.   replace the current version of software with the new version.

          3. replace the current version of software with the previous version.

          4. extract existing software version information for the three versions of software.

     7.8.5.2.3. It shall be possible to integrate further elements into the SAN-OSS at a later date with the minimum disruption, for the purposes of network expansion.

7.8.5.3.  CONFIGURATION MANAGEMENT

     7.8.5.3.1. The SAN-OSS OAM interface shall provide a facility for the SAN-OSS to supply status to the NMC.

     7.8.5.3.2. The SAN OAM interface shall forward SAN events to the NMS.

     7.8.5.3.3. The SAN OAM interface shall allow the NMS to:

          1.   configure SAN event parameters.

          2.   initiate archiving of the SAN event data.

          3.   purge SAN event data.

          4.   access SAN event data.

     7.8.5.3.4. The SAN-OSS OAM interface shall provide access to parameters requiring configuration by the NMC.

7.8.5.4.  FAULT MANAGEMENT

     7.8.5.4.1. The SAN-OSS OAM interface shall forward the raising and clearing of SAN-OSS alarms to the NMC, including the following:

          1.   Miscellaneous alarms.

          2.   Communication alarms.

          3.   Equipment alarms.

          4.   Processing error alarms.

          5.   Quality of service alarms.

          6.   Alarm Severity.

     7.8.5.4.2. Each SAN-OSS alarm forwarded to the NMC shall contain:

          1.   an object identifier unique to the SAN-OSS.

          2.   date and time of when the alarm was raised or cleared.

          3.   alarm description.

          4.   source of the alarm for the purpose of fault location.

     7.8.5.4.3. The SAN OAM interface shall allow the NMS to:

          1.   configure SAN alarm parameters.

          2.   initiate archiving of the SAN alarm data.

                                                                 Page 186 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                  EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements       Version: 26
                                                            10 November 1997

7.8.4.10.  INTERWORKING LOCATION REGISTER

7.8.4.10.1.  GENERAL DESCRIPTION

     7.8.4.10.1.1. The ILR forms part of the cellular/satellite interworking function which enables roaming of ICO subscribers between the ICONET and other cellular networks as described in Section 4. The ILR is a database which is based on the ICO HLR construct.

7.8.4.10.2.  GENERAL REQUIREMENTS

     7.8.4.10.2.1. The following functionalities shall be supported in the dialogue between the NODE-OS and the switch:

          1.  connection and association handling;

          2. command and response communication to and from the switch, including spontaneous report reception;

          3.  logging and authority control;

          4.  file administration;

          5.  file transfer;

          6.  event logging;

          7. subscription handling, which is a general mechanism for distribution of files, delayed responses, and spontaneous reports received from the switch.

7.8.4.10.3.  CONFIGURATION MANAGEMENT

     7.8.4.10.3.1. Software management shall be incorporated into the ILR element. This shall enable:

          1. The display of software properties for a selected network element to be supported.

          2. The operator to search for a specific software unit or program correction, among a selected set of network elements or in the complete network.

          3. Comparison among software revisions of a selected set of ILR or the complete network shall be supported.

          4. The information stored in the NODE-OS database to be updated with the data of the ILR.

          5. the operator to set certain filters in the tool properties that restrict the scope of the database retrieving operations.

          6.  importing of files from input media.

          7.  Handling of a suitable file store.

          8. Files to be loaded into the AXE file store, before activation of software units.

          9. software unit downloading (i.e. loading of software, testing and activation)

          10. Downloads of program correction command files shall be supported.

7.8.4.10.4.  FAULT MANAGEMENT

     7.8.4.10.4.1. The NODE-OS shall manage the alarms generated by the SAN-OSS switches ILR subsystem.

     7.8.4.10.4.2.  The NMC shall monitor the operational state of the ILR.

     7.8.4.10.4.3. Test procedures shall be available to test the ILR transactions as well as the communication to the ILR.

     7.8.4.10.4.4.  Alarms to be managed shall include:


                                                                 Page 183 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                  EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements       Version: 26
                                                            10 November 1997


          1.  ILR Hardware Fault Alarms

          2.  Database Update alarms

          3.  Automatic Database recovery initiated alarms

          4.  Database threshold alarms

          5.  Signalling failures on GSM interface links

          6.  Excessive number of retries on GSM interface links

          7.  Threshold Alarms.

     7.8.4.10.4.5. The NODE-OS shall encompass an alarm adaptation facility. This shall include:

          1. The reception of the alarms from all ILRs currently specified to be supervised in the NODE-OS information model.

          2. setting of mandatory attributes and several optional attributes in the Alarm Records.

          3. the forwarding of created Alarm records to the Fault Management Kernel.

          4.  The conversion of an ILR alarm printout to an Alarm Record.

          5. A database consistency check. This shall be made to update the ILR alarm information in NODE-OS after error situations.

          6.  The enabling/disabling of the AXE heartbeat supervision.

          7.  The setting of a heartbeat supervision interval.

          8. The modification of the default values for mapping ILR alarm class to be perceived severity and to probable cause.

          9. The modification of the default values for mapping ILR Alarm Category.

          10. The update of the Probable Cause value set for a specific Alarm Slogan.

          11. The update of the ILR specific problem list (Alarm Slogans), of the ILR Probable Cause List, and of the ILR Event Type list.

          12. The addition/removal of conversion rules for one or more Alarm Slogans.

          13. The update of input parameters to conversion rules.

7.8.4.10.5.  PERFORMANCE MANAGEMENT

     7.8.4.10.5.1.  The ILR shall report:

          1.  transaction load and response time

          2.  database size

          3.  update and query failure rates

          4.  service activation time.

     7.8.4.10.5.2 A variety of performance parameter measurements shall be recorded concerning the ILR and these shall be agreed in liaison with ICO during the requirements phase. However, typical parameters shall be as per the HLR.

7.8.4.10.6.  SECURITY MANAGEMENT

     7.8.4.10.6.1.  None.

7.8.4.11.  INTELLIGENT NETWORK SYSTEM (F/R)

     7.8.4.11.1. The IN platform provides customised services for calls to/from both ICO subscribers and roamers within the ICONET.


                                                                 Page 184 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]       ICONET Ground Facilities Requirements       EN-IG-ICO-RQ/000014
                                                                     Version: 26
                                                                10 November 1997


         7.8.4.9.1.2 The EIR provides a global repository for the data required to validate the user terminal. It supports the detection of illegal or cloned equipment (white list), the detection of stolen equipment (black list) and the monitoring of faulty equipment (grey list).

7.8.4.9.2.  GENERAL REQUIREMENTS

         7.8.4.9.2.1. Management functions, functional entities and objects required from the EIR/AUC shall be as defined in the Ericsson SoC to GSM 12.02.

7.8.4.9.3.  CONFIGURATION MANAGEMENT

         7.8.4.9.3.1. The EIR shall maintain the following lists of user terminal IMEIs:

              1. White List. These are ranges of "normal" devices, authorised to make calls on the network.

              2.  Grey List.  These devices are "suspect" numbers.

              3. Black List. IMEIs on the black list are either stolen, suspended for non-payment or are faulty devices. They are forbidden to make calls on the ICO network.

         7.8.4.9.3.2. It shall be possible to set up a connection from the NODE-OS to the AuC/EIR.

         7.8.4.9.3.3 It shall be possible to forward a command to the AuC/EIR and to receive the respective response.

         7.8.4.9.3.4. It shall be possible to interrupt the reception of the current response.

         7.8.4.9.3.5. It shall be possible to handle disconnection from the remote system.

         7.8.4.9.3.6. The authority check on connections as well as on commands shall be performed.

7.8.4.9.4.  FAULT MANAGEMENT

         7.8.4.9.4.1. The NODE-OS shall monitor the operational state of the Local EIR/AuC.

         7.8.4.9.4.2. Test procedures shall be available to test the Local EIR/AuC transactions as well as the communication to the Local EIR.

         7.8.4.9.4.3. Alarms to be managed shall include:

              1.  Local AuC/EIR Hardware Fault Alarms

              2.  Database Update alarms

              3.  Automatic Database recovery initiated alarms

              4.  Database threshold alarms

              5.  Signalling failures on GSM interface links

              6.  Excessive number of retries on GSM interface links

              7.  Threshold Alarms.

         7.8.4.9.4.4. It shall be possible to receive at the NODE-OS all events originating from the AuC/EIR.

         7.8.4.9.4.5. The processing of the AuC/EIR events/alarms and the translation into NODE-OS event/alarm record format shall be supported.

         7.8.4.9.4.6. The setting of the mandatory attributes and of the optional attributes in the NODE-OS alarm record shall be supported.

         7.8.4.9.4.7.  The connection to AuC/EIR shall be supervised.



                                                                 Page 181 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]       ICONET Ground Facilities Requirements       EN-IG-ICO-RQ/000014
                                                                     Version: 26
                                                                10 November 1997

7.8.4.9.5. PERFORMANCE MANAGEMENT

     7.8.4.9.5.1.  The EIR shall report:

          1.  transaction load and response time

          2.  database size

          3.  transaction response time

          4.  service activation time

          5.  queries for unidentified equipment

          6. counts and ratios of grey list and black list "hits" versus white list "hits."

     7.8.4.9.5.2. A variety of performance parameter measurements shall be recorded concerning the EIR and these shall be agreed in liaison with ICO during the requirements phase. However typical EIR Parameters shall include:

          1.  Number of total requests

          2.  Number of requests by MSSC

          3.  Number of "hits" by MSSC:

               a)  Black list

               b)  Grey list

               c)  White list

          4. Minimum, average, and peak response times to requests from the MSSCs

          5.  Number of queries for unidentified equipment

          6.  Database size and percent utilisation

          7.  Number of transmitted check IMEI request

          8.  Number of white answers in EIR

          9.  Number of grey answers in EIR

          10. Number of black answers in EIR

          11. Number of unknown IMEI answers

     7.8.4.9.5.3.  The AuC shall report:

          1.  transaction load and response time

          2.  database size

          3.  transaction response time

          4.  counts and ratios of failed challenges versus accepted challenges.

     7.8.4.9.5.4. A variety of performance parameter measurements shall be recorded concerning the AuC and these shall be agreed in liaison with ICO during the requirements phase. However typical AuC parameters shall include:

          1.  Total number of transactions per hour

          2.  Total number of transactions per hour per MSSC

          3.  Database size and percent space utilisation

          4.  Response times to test transactions

          5.  Counts and ratios of successful versus failed challenges.

7.8.4.9.6.  SECURITY MANAGEMENT

          7.8.4.9.6.1.  None

                                                                 Page 182 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]   ICONET Ground Facilities Requirements                   Version: 26
                                                                10 November 1997

          7. subscription handling, which is a general mechanism for distribution of files, delayed responses, and spontaneous reports received from the switch.

7.8.4.8.3.  CONFIGURATION MANAGEMENT

     7.8.4.8.3.1.  The HLR shall contain the following (minimum) information:

          1. The users international mobile subscriber number (IMSI), which corresponds to that contained in their Subscriber Identify Module
              (SIM)

          2.  Subscribers MSISDN

          3.  Supplementary services that have been authorised

          4.  The users home getaway

          5.  The location of the users current VLR.

     7.8.4.8.3.2. Software management shall be incorporated into the HLR element. This shall enable:


          1. The display of software properties for a selected network element to be supported.

          2. The operator to search for a specific software unit or program correction, among a selected set of network elements or in the complete network.

          3. Comparison among software revisions of a selected set of HLR or the complete network shall be supported.

          4. The information stored in the NODE-OS database to be updated with the data of the HLR.

          5. the operator to set certain filters in the tool properties that restrict the scope of the database retrieving operations.

          6.  importing of files from input media.

          7.  Handling of a suitable file store.

          8. Files to be loaded into the AXE file store, before activation of software units.

          9. software unit downloading (i.e. loading of software, testing and activation)

          10. Downloads of program correction command files shall be supported.

7.8.4.8.4.  FAULT MANAGEMENT

     7.8.4.8.4.1.  The NODE-OS shall monitor the operational state of the HLR.

     7.8.4.8.4.2. Test procedures shall be available to test the HLR transactions as well as the communication to the HLR.

     7.8.4.8.4.3.  Alarms to be managed shall include:

          1.  HLR Hardware Fault alarms

          2.  Signalling Link Set alarms

          3.  Signalling Link Set alarms

          4.  Database Update alarms

          5.  Automatic Database recovery initiated alarms

          6.  Database threshold alarms

          7.  Signalling failures on GSM interface links

          8.  Excessive number of retries on GSM interface links

          9.  Threshold Alarms

     7.8.4.8.4.4. The NODE-OS shall encompass an alarm adaptation facility. This shall include:

                                                                 Page 179 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]   ICONET Ground Facilities Requirements                   Version: 26
                                                                10 November 1997

     1. The reception of the alarms from the HLR currently specified to be supervised in the NODE-OS information model.

     2. setting of mandatory attributes and several optional attributes in the Alarm Records.

     3.  the forwarding of created Alarm records to the Fault Management Kernel.

     4.  The conversion of an HLR alarm printout to an Alarm Record.

     5. A database consistency check. This shall be made to update the HLR alarm information in NODE-OS after error situations.

     6.  The enabling/disabling of the AXE heartbeat supervision.

     7.  The setting of a heartbeat supervision interval.

     8. The modification of the default values for mapping HLR alarm class to perceived severity and to probable cause.

     9.  The modification of the default values for mapping HLR Alarm Category.

     10. The update of the Probable Cause value set for a specific Alarm Slogan.

     11. The update of the HLR specific problem list (Alarm Slogans), of the HLR Probable Cause List, and of the HLR Event Type list.

     12. The addition/removal of conversion rules for one or more Alarm
         Slogans.

     13. The update of input parameters to conversion rules.

7.8.4.8.5.  PERFORMANCE MANAGEMENT

     7.8.4.8.5.1.  The HLR shall report:

          1.  transaction load and response time

          2.  database size

          3.  update and query failure rates

          4.  service activation time.

     7.8.4.8.5.2. A variety of performance parameter measurements shall be recorded concerning the HLR and these shall be agreed in liaison with ICO during the requirements phase. However, typical parameters shall include:

          1.  Subscription activity/profile measurements

          2.  Number of Attempted/successful user location updates

          3.  Attempted/successful request for MSRN

          4.  Number of added subscribers by time period.

7.8.4.8.6. SECURITY MANAGEMENT

     7.8.4.8.6.1.  None

7.8.4.9.   AUTHENTICATION CENTRE/EQUIPMENT IDENTIFICATION REGISTER

7.8.4.9.1. GENERAL DESCRIPTION

     7.8.4.9.1.1. The AuC network element stores data for each mobile subscriber to allow the international mobile subscriber identity to be authenticated and to allow communication over the radio path between the mobile station and the network to be ciphered. The AuC is responsible for providing the authenticating keys for authorising ICO subscribers access to the ICONET


                                                                 Page 180 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]   ICONET Ground Facilities Requirements           EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

     7.8.4.7.2.7. The NODE-OS shall have sufficient capacity to manage capacity enhancements to the IGF Messaging Platform in the future.

     7.8.4.7.2.8. It shall be possible for the OAM facility to accommodate additional future agent software to support new messaging services to be delivered by the IGF Messaging Platform.

     7.8.4.7.2.9 It shall be possible to obtain statistical and performance reports on the IGF Messaging Platform via the OAM. Typical these reports will cover traffic, subscriber and message activity.

7.8.4.7.3.  CONFIGURATION MANAGEMENT

     7.8.4.7.3.1. It shall be possible to log into the IGF Messaging Platform for OAM operations:

          1.  Locally from a dedicated OAM terminal at the messaging node site.
          2.  Remotely from the SAN (via the NODE-OS Terminal)
          3. Remotely from the NMC (if the IGF Messaging Platform is not sited at the NMC), via the NODE-OS.

     7.8.4.7.3.2. The IGF Messaging Platform OAM interface shall provide a facility for the messaging nodes to supply status information to the NODE-OS. Typical status information is required of the current hardware and software configuration of each of the messaging nodes (namely, processing subsystem, storage subsystem, front-end subsystem, OAM subsystem, database management system).

     7.8.4.7.3.3. It shall be possible to configure specific failure event conditions for reporting the NODE-OS.

     7.8.4.7.3.4. The IGF Messaging Platform shall support the following functions in relation to the interface to the NODE-OS:

          1. Conversion of the received IGF Messaging Platform alarms to NODE-OS format

          2. Synchronisation of NODE-OS alarm information with the MC alarm information.

     7.8.4.7.3.5. It shall be possible to configure IGF Messaging Platform thresholds and settings (e.g. system database settings, parameters, etc.)

     7.8.4.7.3.6. It shall be possible to log configuration changes (e.g. database modification, parameter adjustments, etc.).

     7.8.4.7.3.7. It shall be possible for the IGF Messaging Platform to support remote installation of upgraded software for each Messaging Node.

7.8.4.7.4.  FAULT MANAGEMENT

     7.8.4.7.4.1. The NODE-OS shall manage the alarms generated by the IGF Messaging Platform.

     7.8.4.7.4.2.  Typical alarms reported shall include:

          1.  Equipment alarms

          2.  Software processing alarms

          3.  Communication alarms

          4.  Database alarms (e.g. update, recover, threshold violation, etc.)

          5. IGF Messaging Platform service failures (e.g. voice mail, data, etc.)

          6.  Message validation failures

          7.  Signalling errors

          8.  Excessive number of SMS retries

          9.  Storage/Retrieval errors.


                                                                 Page 177 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]   ICONET Ground Facilities Requirements           EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

     7.8.4.7.4.3. The IGF Messaging Platform OAM shall maintain an event log for local error and event messages.

     7.8.4.7.4.4. It shall be possible to filter event log(s) using pre-defined and/or custom filters.

7.8.4.7.5.  PERFORMANCE MANAGEMENT

     7.8.4.7.5.1. A variety of performance parameter measurements shall be recorded concerning the IGF Messaging Platform and these shall be agreed with ICO during the requirements phase. However, typical parameters shall include:

          1. Overall attempted/successful mobile originating short message forwarding

          2. Overall attempted/successful mobile terminating short message forwarding

          3. Attempted/successful mobile originating messages per service type (i.e. voice, data, etc.)

          4.  Attempted/successful mobile terminating messages per service type

               a)  Short messages per time period.

               b)  No of stored messages to be distributed

               c)  No of notification messages received

               d)  Message buffer lengths.

7.8.4.7.6.  SECURITY MANAGEMENT

     7.8.4.7.6.1. It shall be possible to limit access to the IGF Messaging Platform via a login/password control mechanism.

     7.8.4.7.6.2.  This access control facility shall be configurable.

     7.8.4.7.6.3. It shall be possible to log all operator activities towards the IGF Messaging Platform exchange.


7.8.4.8.  HOME LOCATION REGISTER

7.8.4.8.1.  GENERAL DESCRIPTION

     7.8.4.8.1.1. The HLR is a database where subscriptions are defined with the IMSI and MSISDN number(s) attached. Attributes belonging to each subscription (categories, supplementary services, basic telecommunications services, locations) are also identified here. Authentication triplets requested from the AuC are also stored here.

7.8.4.8.2.  GENERAL REQUIREMENTS

     7.8.4.8.2.1. Management functions, functional entities and objects required from the HLR shall be as defined in GSM 12.02 as far as is possible.

     7.8.4.8.2.2. The following functionalities shall be supported in the dialogue between the NODE-OS and the switch:

          1.  connection and association handling;

          2. command and response communication to and from the switch, including spontaneous report reception;

          3.  logging and authority control;

          4.  file administration;

          5.  file transfer;

          6.  event logging;


                                                                 Page 178 of 245
                                                ICO Proprietary and Confidential

                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements        Version: 26
                                                            10 November 1997

          1. Traffic Reports

          2. Destination Measurements Reports

          3. Traffic Measurements for Mobile Calls

          4. Holding Times/Call Volumes

     7.8.4.6.5.2. A variety of performance counts shall be kept by the MSSC. The exact types and formats will depend on the switch chosen but typical counts shall include:

          1. TRAFFIC VOLUME DATA; traffic counts (attempts, completions) on each trunk group and channel group and on each network component at regular time intervals, resulting in counts per time interval)

          2. CUSTOMER BEHAVIOUR RELATED CALL FAILURE (e.g. counts of call disposition (Busy, Don't Answer, Customer not Available, etc.).

          3. TRAFFIC FAILURES DUE TO SWITCHING; internal measurements of call (traffic) failures due to switching. In addition, signalling often identifies an inability to establish a call due to switch failure.

          4. TRAFFIC FAILURES DUE TO SATELLITES; count of call failures due to satellite channel failure or poor quality provided by the switch
             (MSSC).

          5. TRAFFIC FAILURES DUE TO TRUNKING; count of call failures due to trunk failure or poor quality provided by the switch (MSSC).

          6. BLOCKED CALLS; counts of blocked call (No Circuit counts).

          7. INTERRUPTED CALLS; detect any call lost without a customer generated disconnect.

          8. CALL SET-UP TIME (post-dial delay); Call set-up time provided by the switching systems and through measured test calls.

          9. CALL HOLDING TIME; all holding time by service type, trunk group, and time and date.

     7.8.4.6.5.3. A variety of performance parameter measurements shall be recorded by the MSSC/VLR and these shall be agreed in liaison with ICO during the requirements phase. However, typical parameters shall include:

          1. Mobile Originated Call Measurements (e.g. attempted calls, successful calls, etc.)

          2. Mobile Terminated Call Measurements (e.g. attempted calls, successful calls, etc.)

          3. emergency calls (e.g. number answered, etc.)

          4. Call set-up measurements

          5. inter MSSC handover measurements

          6. Other call related measurements (e.g. TMSI subscriber transactions on MM layer, attempted TMSI re-allocations, IMSI detached procedures, etc.)

          7. Peak hour measurements

          8. Load measurements

          9. HLP-VLR measurements (e.g. attempted intra/inter VLR location updates, etc.)

          10.traffic volume data per geographical area.

     7.8.4.6.5.4. The data collection for Statistic and Traffic Measurement shall be supported.

     7.8.4.6.5.5. The data collection and presentation for the Traffic measurements on traffic routes, traffic types and geographical distribution shall be supported.

     7.8.4.6.5.6. The following functions shall be supported:

          1. data compression;

          2. data deletion;

                                                                 Page 175 of 245
                                                ICO Proprietary and Confidential

                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements        Version: 26
                                                            10 November 1997

          3. data backup-handling.

          4. The generation of reports, once data has been collected and inserted into the database, shall be supported.

     7.8.4.6.5.7. The following four types of scripts for different functions shall be supported:

          1. command scripts;

          2. command response scripts;

          3. file normalisation scripts;

          4. report scripts.

     7.8.4.6.5.8 The administration of measurements (e.g. list of measurements, deletion of measurements) shall be supported.

     7.8.4.6.5.9. The data reception and storage shall be supported.

     7.8.4.6.5.10. The extended administration of measurements with creation of measurements via the Graphic User Interface shall be supported.

     7.8.4.6.5.11. The performance measurements measured by the MSSC and available through the NODE-OS OAM interface shall include the information to allow the calculation of:

          1. total call holding time categorised by (UT location, F/R), mobile-originated or mobile-terminated, (service type, F/R), time and day.

          2. total call counts (attempts and completion) categorised by (UT location, F/R), mobile-originated, mobile-terminated, (service type, F/R), time and day.

     7.8.4.6.5.12. The interval and resolution of measurements shall be chosen so that the measurements data can be efficiently utilised for traffic planning at the SRMC.

     7.8.4.6.5.13. Performance measurements recorded by the MSSC/VLR shall be made available through the NODE-OS OAM interface for the purpose of further analysis and predictions in Traffic Planning at the SRMC.

7.8.4.6.6. SECURITY MANAGEMENT

     7.8.3.6.6.1. None

7.8.4.7. IGF MESSAGING PLATFORM

7.8.4.7.1. GENERAL DESCRIPTION

     7.8.4.7.1.1. The IGF Messaging Platform is composed of a number of messaging nodes to be deployed in the ICONET to deliver the service requirements of Section 4.5 of the IGF Requirements.

7.8.4.7.2. GENERAL REQUIREMENTS

     7.4.4.7.2.1. The IGF Messaging Platform shall provide an OAM facility adhering to a recognised MMI standard.

     7.8.4.2.2.2. From the OAM facility it shall be possible to interrogate, monitor, control and modify the IGF Messaging Platform environment.

     7.8.4.7.2.3. The IGF Messaging Platform shall support multi-access for OAM operations.

     7.8.4.7.2.4. The IGF Messaging Platform shall support an interface to the NODE-OS at the NMC/B-NMC and (remote) SAN.

     7.8.4.7.2.5. The NODE-OS IGF Messaging Platform interface shall enable interaction via a standardised and recognised management protocol and interface.

     7.8.4.7.2.6. From the NODE-OS, it shall be possible to perform operations (that can be done from a local Messaging Node) on multiple messaging nodes to ensure node consistency.

                                                                 Page 176 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

          4. Overflow route choices

          5. Routes received from Network Service Control Databases

          6. Dynamic routing choices

     7.8.4.6.3.7 Signalling message routing options shall include:

          1. Message Transfer Part (MTP) routing for signalling messages by destination point code

          2. Direct routing on primary link set

          3. Optional shared load routing per Signalling Link Selection Code

          4. Restricted routing per Signalling Network Management

          5. Sequenced routing options per Signalling Network Plan and
             Structure.

          6. Signalling Connection & Control Part (SCCP) signalling message routing by Destination Point Code, Sub-system number, or Global Title

          7. TCAP (Transaction Capability Application Part) messages

          8. OMAP (Operations & Maintenance Application Part) messages

          9. Other high-level signalling application part messages as appropriate.

     7.8.4.6.3.8. Destination for calls will be determined by translation types shall include:

          1. MSSC translation

          2. Network Service Control database translation.

     7.8.4.6.3.9. Configuration management data contained in the VLR shall include:

          1. VLR control program updates

          2. MSRN tables

          3. TMSI tables

          4. Database sizes.

     7.8.4.6.3.10. Software management shall be incorporated into the switching element. This shall enable:

          1. The display of software properties for a selected network element to be supported.

          2. The operator to search for a specific software unit or program correction, among a selected set of network elements or in the complete network.

          3. Comparison among software revisions of a selected set of MSSC/VLR or the complete network shall be supported.

          4. The information stored in the NODE-OS database to be updated with the data of the MSSC/VLR.

          5. the operator to set certain filters in the tool properties that restrict the scope of the database retrieving operations.

          6. importing of files from input media.

          7. Handling of a suitable file store.

          8. Files to be loaded into the AXE file store, before activation of software units.

          9. software unit downloading (i.e. loading of software, testing and activation)

         10. Downloads of program correction command files shall be supported.

7.8.4.6.4. FAULT MANAGEMENT

     7.8.4.6.4.1. The NMS shall monitor the operational state of the MSSC/VLR.


                                                                 Page 173 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

     7.8.4.6.4.2. Test procedures shall be available to test the MSSC/VLR transactions as well as the communication to the MSSC/VLR.

     7.8.4.6.4.3. Alarms managed include the following:

          1. MSSC/VLR Hardware fault alarms

          2. Signalling Link alarms

          3. Signalling Link Set alarms

          4. Trunk and Trunk group alarms

          5. PCM Circuit alarms

          6. Failure of GSM interface links to the MSSC and other systems

          7. Signalling failures on GSM interface links

          8. Excessive number of retries on GSM interface links

          9. Excessive number of failed SMS attempts

         10. Excessive number of failed HPN attempts

         11. Automatic switchovers in response to hardware failure

         12. Equipment failures without automatic switchovers

         13. Database Update alarms

         14. Automatic Database recovery initiated alarms

         15. Database threshold alarms

     7.8.4.6.4.4. The NODE-OS shall encompass an alarm adaptation facility. This shall encompass:

          1. The reception of the alarms from all MSSCs currently specified to be supervised in the NODE-OS information model.

          2. setting of mandatory attributes and several optional attributes in the Alarm Records.

          3. the forwarding of created Alarm records to the Fault Management Kernel.

          4. The conversion of an MSSC alarm printout to an Alarm Record.

          5. A database consistency check. This shall be made to update the MSSC alarm information in NODE-OS after error situations.

          6. The enabling/disabling of the AXE heartbeat supervision.

          7. The setting of a heartbeat supervision interval.

          8. The modification of the default values for mapping MSSC alarm class to perceived severity and to probable cause.

          9. The modification of the default values for mapping MSSC Alarm Category.

         10. The update of the Probable Cause value set for a specific Alarm Slogan.

         11. The update of the MSSC specific problem list (Alarm Slogans), of the MSSC Probable Cause List, and of the MSSC Event Type list.

         12. The addition/removal of conversion rules for one or more Alarm Slogans.

         13. The update of input parameters to conversion rules.

7.8.4.6.5. PERFORMANCE MANAGEMENT

     7.8.4.6.5.1. A variety of performance data will be generated by the MSSC for reporting purposes. The exact types and formats will depend on the switch chosen but reporting shall include:



                                                                 Page 174 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements      EN-IG-ICO-RQ/000014
                                                           Version: 26
                                                           10 November 1997


          3. The invoking of actions to automate routine correction procedures and to collect more information from the network (F/R).

          4. Suppression of secondary alarms upon confirmation of a primary alarm (F/R).


     7.8.4.3.9. (F/R) The NODE-OS shall have online documentation to support the operations and maintenance of the switched network.

7.8.4.4. PERFORMANCE MANAGEMENT

     7.8.4.4.1. The NODE-OS shall collect performance measurement data from the network elements and databases.

     7.8.4.4.2. It shall be possible to generate performance summary reports on a daily, weekly and monthly basis.

     7.8.4.4.3. The NODE-OS shall include an application that measures and analyses certain events in order to provide quality indicators related to the performance of the network.

     7.8.4.4.4. Performance management features shall include:

         1. performance data administration

         2. measurement data collection and storage

         3. performance data presentation

         4. call tracing facilities

         5. performance measurement data analysis reports

         6. configurable thresholds for Measurement of performance parameters

     7.8.4.4.5. It shall be possible to export performance reports and data into standard PC based applications for subsequent post-processing.

7.8.4.5. SECURITY MANAGEMENT

     7.8.4.5.1. The NODE-OS shall include compatible access security measures as have been specified for the LINK-OSS.

     7.8.4.5.2. The security features, mechanisms, procedures and objects shall be in accordance with GSM 12.03 where possible.

     7.8.4.5.3. The NODE-OS shall encompass a security facility to:

         1. Allow authority support to be used for administration of the authority database (i.e. that contains information on who is allowed to do what and when).

         2. Provide log administration support in order to administer log tables.

7.8.4.6. MOBILE SATELLITE SWITCHING CENTRE/VISITOR LOCATION REGISTER

7.8.4.6.1. GENERAL DESCRIPTION

     7.8.4.6.1.1. The MSSC is an exchange which performs all of the switching and signalling functions for mobile stations located in the geographical area designated as the SAN serving area. The switching element also encompasses the reporting of SS7 alarm messages as seen by the switch. The VLR is further co-located within the same switch as the MSSC.

     7.8.4.6.1.2. From a network management perspective the MSSC is managed via the NODE-OS.

7.8.4.6.2. GENERAL REQUIREMENTS

     7.8.4.6.2.1. The MSSC OAM shall manage its elements through views that present a geographical layout of the actual network.




                                                                Page 171 of 245
                                               ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements      EN-IG-ICO-RQ/000014
                                                           Version: 26
                                                           10 November 1997


     7.8.4.6.2.2. The MSSC OAM shall comprise of a management platform that supports the Cellular Management System for GSM.

     7.8.4.6.2.3. The following functionalities shall be supported in the dialogue between the NODE-OS and the switch:

          1. connection and association handling;

          2. command and response communication to and from the switch, including

          3. spontaneous report reception;

          4. logging and authority control;

          5. file administration;

          6. file transfer;

          7. event logging;

          8. subscription handling, which is a general mechanism for distribution of files,

          9. delayed responses, and spontaneous reports received from the switch.

7.8.4.6.3. CONFIGURATION MANAGEMENT

     7.8.4.6.3.1. Through the NODE-OS it shall be possible to configure:

          1. MSSC/VLR equipment provisioning and assignment

          2. MSSC/VLR parameter selection

          3. MSSC/VLR equipment status selection (e.g., on-line or standby)

          4. remote trunk assignment and service assignment and restriction

          5. remote software overwrites and patches

          6. Remote configuration of signalling links terminating on the switch

          7. Remove bulk downloading of traffic and signalling routing information without disruption or degradation of service.

     7.8.4.6.3.2. Categories of message trunks that are to be managed shall include:

          1. Inter-SAN trunks

          2. Trunks from SANs to external switching elements such as:

          3. National Satellite Access (NSA) Gateways

          4. PSTN National Switching Centres

          5. Other ICO internal network.

     7.8.4.6.3.3. It shall be possible to manage various categories of signalling links which terminate on ICO MSSCs (e.g. signalling transfer points, gateways, earth stations, network service control databases, etc.)

     7.8.4.6.3.4. It shall be possible to manage various categories of signalling links among STPs and network service control (e.g. inter-STP signalling links, STP to network service control database links, links between the ICO network and interfacing network providers).

     7.8.4.6.3.5. It shall be possible to maintain routing configuration data for calls and signalling messages (e.g. direct routing, transit routing for calls, etc.).

     7.8.4.6.3.6. Call routing options shall include:

          1. Ordered route choices by call type (e.g. originating/terminating)

          2. Ordered route choices by class of service or travelling classmark

          3. Ordered route choices with restrictions invoked by Network
             Management



                                                                Page 172 of 245
                                               ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements      EN-IG-ICO-RQ/000014
                                                           Version: 26
                                                           10 November 1997


          7. provide a command line interface in order that other applications can be interfaced to the command handling functions.

          8. log all commands sent and responses returned.

          9. set for a selected command a specific warning, confirmation or guiding text that will then be displayed to the user of the network element.

     7.8.4.2.3. A file transfer and management facility shall be provided to enable:

          1. File transfer from a connected network element to the NODE-OS.

          2. Various file transfer options to be supported (e.g. spontaneous file output, requested file output, notification-initiated requested file output).

          3. scheduling of file transfers

          4. The operator to define subscriptions to files on behalf of external devices (i.e. to make sure that files are sent from NODE-OS to the specific OS on a regular basis).

          5. Automatic post-processing of files received in the NODE-OS file store.

          6. The process of transferring a file independently of the user interface.

          7. On-going file transfers to be restarted, in case of a reboot of the NODE-OS.

          8. file transfers to remain after a system restart.

          9. A NODE-OS alarm to be issued for each file transfer that is unsuccessful.

          10.A confirmation to be given for each file successfully transferred.

     7.8.4.2.4. The NODE-OS shall encompass an application to create and manage the management information base. This application shall support the:

          1. creation, deletion and the property change of a Managed Object
             (MO).

          2. heartbeat supervision.

          3. alarm supervision.

7.8.4.3. FAULT MANAGEMENT

     7.8.4.3.1. The NODE-OS OAM interface shall forward alarm and event information from the network elements (hardware and software) to the higher level NMS.

     7.8.4.3.2. Alarm information shall include:

          1. MSSC/VLR alarms (including SS7 alarms from the switch).

          2. Messaging Platform alarms.

          3. HLR alarms.

          4. AuC alarms.

          5. EIR alarms.

          6. ILR alarms. (OPTION)

     7.8.4.3.3. Facilities shall be provided to allow the following from the NODE-OS OAM for fault information:

          1. collection and storage

          2. status monitoring

          3. viewing

          4. history handling

          5. definition

          6. correlation, filtering and re-classification




                                                                Page 169 of 245
                                               ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements      EN-IG-ICO-RQ/000014
                                                           Version: 26
                                                           10 November 1997

          7. threshold setting

          8. forwarding.

          9. diagnostics and testing

     7.8.4.3.4. Basic fault management facilities shall be provided at the NODE-OS to allow:

          1. reception of alarms from various alarm adaptation units

          2. alarm logging

          3. updating of the current alarm context for any managed object affected by a received alarm.

          4. distribution of received alarms to a subscribing presentation function.

          5. information access for presentational purposes.

          6. Routing of alarms to different destinations. Specifically, routing to printers, files, mail and automatic acknowledgement function shall be supported.

     7.8.4.3.5. The NODE-OS shall support a graphical presentation function which shall provide:

          1. A Network Status presentation: this shall provide the status of the whole network or the status of a part of the network.

          2. A display of the list of the new and active alarms.

          3. the ability to get all available information about any of these alarms.

          4. the ability to read and write comments on alarms.

          5. the ability to acknowledge observation of new alarms.

          6. the ability for the operator to find information about active and old (cleared) alarms stored in the alarm log.

     7.8.4.3.6. The NODE-OS shall provide for alarm analysis. This shall support:

          1. Analysis of the alarms retrieved through an graphical user interface.

          2. Alarm analysis from the command line.

          3. Input from either a file or standard input format for routine program analysis.

          4. the extension of the analysis function.

          5. New analysis programs that perform new types of analysis.

          6. New alarm attributes that can be used in the analysis.

          7. The ability for the operator to view operation and maintenance documentation on a work station screen.

     7.8.4.3.7. (F/R) The NODE-OS shall support the conversion from text file alarms. This shall encompass:

          1. The reception of alarms from regular files or named pipes.

          2. The transformation of alarms into NODE-OS alarm records and the forwarding of alarm records to the LINK-OS.

          3. The size of the file for incoming alarms.

          4. The real time update of the list of known alarms.

     7.8.4.3.8. The NODE-OS shall encompass:

          1. The automatic filtering and (correlation (F/R)) of alarms.

          2. User expertise to be incorporated in the filtering and (correlation (F/R)) of alarms.



                                                                Page 170 of 245
                                               ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements      EN-IG-ICO-RQ/000014
                                                           Version: 26
                                                           10 November 1997


          2. Network Operators who require to monitor and distribute data only.

7.8.3. SATELLITE CONTROL CENTRE

7.8.3.1. GENERAL REQUIREMENTS

     7.8.3.1.1. The NMC/SRMC shall receive satellite orbital data from the SCC for use in generating satellite resource management data.

     7.8.3.1.2. An interface between the SCC and NMC shall be provided for the forwarding of various SCC generated faults and alarm conditions. This interface shall also be used for the delivery of files containing information such as satellite orbital data to the NMS for subsequent distribution.

     7.8.3.1.3. The interface and protocols shall follow the industry standards

7.8.3.2. CONFIGURATION MANAGEMENT

     7.8.3.2.1. The NMS shall store and record data files passed from the SCC from a version controlled perspective.

7.8.3.3. FAULT MANAGEMENT

     7.8.3.3.1. The SCC OAM interface shall forward the raising and clearing of communication SCC alarms to the NMS. Critical SCC (space segment) alarms shall also be forwarded to the NMC.

7.8.3.4. PERFORMANCE MANAGEMENT

     7.8.3.4.1. None.

7.8.3.5. SECURITY MANAGEMENT

     7.8.3.5.1. None.

7.8.4. NODE OPERATIONS SYSTEM

7.8.4.1. GENERAL REQUIREMENTS

     7.8.4.1.1. The NODE-OS (encompassing in the TMOS system) shall handle all network management functionality relating to the network elements directly under its control. Only alarm information is forwarded from the NODE-OS (and its lower network elements) to the higher level NMS.

     7.8.4.1.2. The NODE-OS architecture shall support:

          1. centralised MSSC/MM OAM at the NMC and back-up NMC with control at the NMC and the back-up NMC.

          2. monitoring information shall be transmitted to both OAM systems in the centralised option.

          3. a semi-distributed architecture with MSSC/MM OAM at the NMC, B-NMC and specified SANs.

          4. a fully distributed architecture with OAM at every SAN.

     7.8.4.1.3. There shall be no functionality impact when migrating away from the initial centralised architecture.

     7.8.4.1.4. For the purposes of this requirement specification, the NODE-OS shall encompass the management of the following network elements:

          1. MSSC which includes the VLR and SS7 switch based reported faults




                                                                Page 167 of 245
                                               ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements      EN-IG-ICO-RQ/000014
                                                           Version: 26
                                                           10 November 1997

          2. Messaging Platform including voice/fax messaging and Short Messaging Service Centre (SMSC)

          3. HLR

          4. AuC

          5. EIR

          6. ILR

          7. IN (F/R)

     7.8.4.1.5. Management functions, functional entities and objects required for the VLR/HLR/MSSC/EIR/AUC shall comply with GSM 12.02 as far as is possible.

     7.8.4.1.6. The NODE-OS OAM shall provide access to backup and restoration procedures associated with the managed elements.

     7.8.4.1.7. The NODE-OS OAM shall provide the following software upgrade facilities:

          1. download new versions of software from the NODE-OS.

          2. replace current version software with minor updates, if needed (e.g. error fixes, etc.). In the event of a complete replacement of the current software with a new or previous version then this will be ordered from the NODE-OS using data stored by the switch.

          3. extract existing software version information for the three versions of software.

     7.8.4.1.8. The GSM Series 12 shall be applied to the maximum extent possible for interoperability purposes. This shall include aspects such as managed object class definitions, class hierarchies and standard network management functionality.

     7.8.4.1.9. Relevant TMN standards as called up by the GSM Series 12 standards shall be applied to the maximum extent possible.

     7.8.4.1.10. Relevant CCITT X.700 standards as called up by the GSM Series 12 standards shall be applied to the maximum extent possible.

     7.8.4.1.11. Objects shall be specified using standard GDMO definitions where possible for managed objects.

     7.8.4.1.12. The MMI shall follow recognised industry standards.

     7.8.4.1.13. The NODE-OS shall manage the satellite/cellular interworking function and provide fraud detection information from a network management perspective as described in Section 4.8 and 5.5, respectively.

7.8.4.2. CONFIGURATION MANAGEMENT

     7.8.4.2.1. GSM 12.06 shall be adopted where possible for network and service configuration management.

     7.8.4.2.2. A command handling application shall be available to enable the operator to:

          1. open a command session window for sending commands to an external network element and for presentation from the network element.

          2. display delayed responses in a separate window (i.e. responses to a command that arrives at a later stage).

          3. receive and display in a separate window spontaneous reports (i.e. events initiated by an network element).

          4. create a commend file (i.e. sequence of commands used in the communication with an network element).

          5. support shell-scripts in a way similar to the command files.

          6. activate command files and shell scripts at a specified time.





                                                                Page 168 of 245
                                               ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


     7.8.1.4. The OAM interfaces in this section have been divided up based on the various network elements. This does not imply that each network element will have its own OAM interface. For example the TNM OAM interface may handle both the TNM and DCN.

     7.8.1.5. The ICO system is to be designed with both expandability and interoperability in mind. Therefore, the NMS architecture employed must be capable of allowing additional network elements to be added with the minimum of network interruption. For these reasons then individual network element OAMs shall adhere to the following general requirements:

     7.8.1.6. Any communication interfaces, protocols, man machine interfaces, operating systems, databases, programming languages or development/application tools required for the network element OAM shall have the following basic features (as appropriate):

          1. be controlled by an industry standard.

          2. be commercially available with product support.

          3. be consistent with open systems concepts.

          4. be supported by major hardware and software platforms.

          5. be multiprocessing.

          6. be compatible between the client and server.

          7. be compatible with the NMC and SAN network management structure as far as is practical.

     7.8.1.7. Any exceptions to these (e.g. due to the re-use of existing equipment, etc.) shall be highlighted to ICO. For new elements then any exceptions will need to be approved by ICO.

     7.8.1.8. In general, separate OAM MMIs should be minimised (i.e. integrated into the SAN MMI). However, if a separate MMI is produced, then it shall be possible to initiate from the main SAN-OSS workstations.

7.8.2. SATELLITE RESOURCE MANAGEMENT CENTRE

7.8.2.1. GENERAL REQUIREMENTS

     7.8.2.1.1. The NMS shall encompass:

          1. SRMC equipment, associated software, processing, monitoring and control.

          2. Error free and confirmed resource management data distribution.

     7.8.2.1.2. The SRMC OAM interface shall provide access to backup and restoration procedures associated with the SRMC equipment.

     7.8.2.1.3. The SRMC OAM interface shall provide the following software upgrade facilities:

          1. download new versions of software from the NMS

          2. replace the current version of software with the new version.

          3. replace the current version of software with the previous version.

          4. extract existing software version information for the three versions of software.

7.8.2.2. CONFIGURATION MANAGEMENT

     7.8.2.2.1. The SRMC OAM interface shall provide a facility for the SRMC to supply status to the NMS.

     7.8.2.2.2. The SRMC OAM interface shall forward SRMC events to the NMS.

     7.8.2.2.3. The SRMC OAM interface shall allow the NMS to:

          1. configure SRMC event parameters.

          2. initiate archiving of the SRMC event data.


                                                                 Page 165 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


          3. purge SRMC event data.

          4. access SRMC event data.

     7.8.2.2.4. The SRMC OAM interface shall provide access to parameters requiring configuration by the NMS.

7.8.2.3. FAULT MANAGEMENT

     7.8.2.3.1. The SRMC OAM interface shall forward the raising and clearing of SRMC alarms to the NMS, including the following:

          1. Communication alarms.

          2. Equipment alarms.

          3. Processing error alarms.

     7.8.2.3.2. Each SRMC alarm forwarded to the NMS shall contain:

          1. an object identifier unique to the SRMC.

          2. date and time of when alarm was raised or cleared.

          3. alarm description.

          4. alarm severity.

          5. source of the alarm for the purposes of fault location.

     7.8.2.3.3. The SRMC OAM interface shall allow the NMS to:

          1. configure SRMC alarm parameters.

          2. initiate archiving of the SRMC alarm data.

          3. purge SRMC alarm data.

          4. access SRMC alarm data using filters supplied by the NMS.

     7.8.2.3.4. In the event of single or multiple satellite and/or SAN failure, the NMS shall have the capability to, within a 2 to 3 hour time-frame:

          1. re-run SRMC software to regenerate Burst-time frequency plans and channelisation plans for the available system.

          2. [distribute and configure the system with the updated BTFPs and channelisation plans.]

7.8.2.4. PERFORMANCE MANAGEMENT

     7.8.2.4.1. The SRMC OAM interface shall allow the NMS to:

          1. configure SRMC performance parameters.

          2. initiate archiving of the SRMC performance data.

          3. purge SRMC performance data.

          4. access SRMC performance data using filters supplied by the NMS.

          5. configure periodic transfer of SRMC performance data to the NMS using filters.

7.8.2.5. SECURITY MANAGEMENT

     7.8.2.5.1. The SRMC OAM interface shall provide access control facilities to all SRMC OAM interface functionality. As a minimum, the SRMC shall distinguish between two level user categories:

          1. Network Engineer/Planners responsible for the verification and management of the planning process.




                                                                 Page 166 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

7.4 PERFORMANCE MANAGEMENT

7.4.1. REQUIREMENTS FOR NEW ELEMENTS

     7.4.1.1. Section 7.4 covers general functionality to be located at the SAN-OSS and NMC. the functionality provided through the individual OSMs is described in Section 7.8. However, in the case of the development of new elements it is recommended that the requirements of this Section be taken into account.

7.4.2. GENERAL

     7.4.2.1. The NMS shall allow the operator to access performance management functions as defined in the OAM interface specifications in Sections 7.8.

     7.4.2.2. The NMS shall allow the operator to set thresholds for each performance criterion.

     7.4.2.3. The NMS shall raise an alarm whenever a performance threshold has been exceeded.

     7.4.2.4. The NMS shall be able to support Trend Analysis.

     7.4.2.5. The NMS shall routinely produce a top level performance report summarising QoS performance and network criteria (e.g. equipment availability, trouble tickets processed etc.)

7.4.3. NETWORK TRAFFIC MANAGEMENT

     7.4.3.1. NMS shall support user traffic supervision (i.e. to have a clear overview of the network alarms status from a traffic management point of view), traffic analysis (i.e. to analyse the cause and origin of traffic disturbances detected by the traffic supervision function), traffic control (i.e. to re-route and to restrict traffic in the network) for the elements within the ICONET for which ICO has full control (e.g. switch, TNM, SBS, etc.).

7.5 SECURITY MANAGEMENT

7.5.1. REQUIREMENTS FOR NEW ELEMENTS

     7.5.1.1. Section 7.5 covers general functionality to be located at the SAN-OSS and NMC. The functionality provided through the individual OAMs is described in Section 7.8. However, in the case of the development of new elements it is recommend that the requirements of this Section be taken into account.

7.5.2. GENERAL

     7.5.2.1. NMS security shall encompass access control measures to be provided by the NMS to manage, control and monitor access to the DCN and to the ICONET via the NMS (namely the NMC, LINK-OS, NODE-OS, SAN-OS and individual network elements).

     7.5.2.2. Within the NMS facilities shall be provided at the respective MMIs to enable the creation, deletion and configuration of operator user groups, user names and individual passwords.

     7.5.2.3. Individual access to the NMS shall be user and password controlled.

     7.5.2.4. It shall be possible to establish user groups (e.g. administrator, supervisor, general operator, etc.) with specific privileges in order to control group and/or individual access to specific operations, functions, configurations and applications.

     7.5.2.5. It shall be possible for authorised personnel to delete individual user access (e.g. when a staff member leaves, etc.).

     7.5.2.6. The password mechanism shall incorporate a facility for the automatic ageing.

     7.5.2.7. The NMS shall raise an alarm to the appropriate management layer for failed log-in attempts which exceed a pre-set rate.



                                                                 Page 163 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

     7.5.2.8. All user accesses to the NMS shall be logged. Where possible, details recorded shall include the user identification and point of access.

     7.5.2.9. During a log-in session, the system shall record the start/end times and the elements accessed (in the case where user privileges allow immediate access to a number of network elements).

     7.5.2.10. If operators or the NMS detects an unauthorised access or attempt then the NMS system shall:

          1. Raise an alarm to the appropriate management layers.

          2. Attempt to lock out the work station. If lock-out is possible then it shall be possible for an operator with the necessary privilege to unlock it at a later time.

          3. Record all available information on the call/caller and disconnect the call for dial-in connections.

     7.5.2.11. At each NMS, computer routine security and system administration facilities shall be available. Typically, this shall include:

          1. Guarding against file and disk computer viruses which are commercially recognised.

          2. Monitoring, re-formatting and repairing disk space (e.g. due to file fragmentation, etc.).

          3. Protecting individual files and directories.

          4. Recording last directory and file accesses through the applications program.

     7.5.2.12. It shall be possible for a User to undertake a NMS security audit trail for a specified:

          1. User Group

          2. User

          3. Time period.

     7.5.2.13. The NMS shall produce a routine report covering security aspects (e.g. number of log-ins, viruses detected, security alarms, etc.).

     7.5.2.14. The NMC shall provide key management, control and distribution for use in the DCN. The key management shall be provided by a highly secure portion of the NMC. (F/R)

7.6. ACCOUNTING MANAGEMENT

     7.6.1. There are no NMS requirements for Accounting Management except for the receipt of CDR files, when required, from the ADC.

7.7. SECTION NOT USED

7.8. OPERATIONS AND MAINTENANCE INTERFACE REQUIREMENTS

7.8.1. GENERAL

     7.8.11. this section describes the functionality which is to be made available to the NMS by the various network elements within the ICO system.

     7.8.1.2. Included for each OAM are the minimum acceptable parameters that will be collected from a Fault, Configuration and Performance Management perspective.

     7.8.1.3. In practice the functionality made available to the various NMS operator stations, through Security Management of the NMS, will vary depending on the operational requirements of each station. The NMC, for example, will require more of a global view of the system whereas at the SAN a more detailed view is required for the day to day maintenance and operations of network elements.



                                                                 Page 164 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


     7.3.2.3. Alarms shall be categorised into four levels of severity; Critical, Major, Minor, Warning.

     7.3.2.4. The NMS shall be responsible for assigning alarm severities to alarms generated by network elements.

     7.3.2.5. Each alarm shall have the following states:

          1. raised.

          2. cleared.

          3. acknowledged by the operator.

     7.3.2.6. The NMS shall have a facility for acknowledging multiple alarms using a single operation.

     7.3.2.7. The following sets of alarms shall be highlighted to the operator:

          1. new alarms which have been present in the system for a period of time as specified by the operator.

          2. alarms which have been acknowledged, but not been cleared for a minimum period of time as specified by the operator.

     7.3.2.8. It shall be possible to bring alarms to the attention of the Operator via various means such as (flashing text/icons, audibly, etc.).

     7.3.2.9. It shall be possible for the NMS to automatically upgrade the severity of alarms (alarm escalation), depending on factors such as persistence. The operator shall also have the capability to manually mark alarms for escalation.

     7.3.2.10. All alarms shall contain the following information:

          1. unique object alarm identifier.

          2. date and time of when the alarm was raised/cleared/acknowledged.

          3. alarm description.

          4. source of the alarm.

          5. fault location details.

     7.3.2.11. All alarm state changes shall be logged to an alarm history database.

     7.3.2.12. The NMS shall allow the operator to examine the alarm database using search criteria such as:

          1. range of times.

          2. source of alarms.

          3. specific alarm.

     7.3.2.13. To reduce the amount of traffic between sites the NMS shall allow the operator to specify alarm filters.

     7.3.2.14. The NMS shall provide a GUI style editor to allow the operator (with the necessary authorisation) to change:

          1. alarm threshold definitions.

          2. alarm filtering between sites.

          3. alarm attentional and reporting attributes (e.g. enable/disable beeping, switch on/off flashing, enable/disable reporting to event log, enable/disable reporting to printer/file, etc.).




                                                                 Page 161 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997



7.3.3. ALARM ANALYSIS

     7.3.3.1. The NMS shall be able to determine the fault location based on alarms raised, the fault location information contained within each alarm and from the diagnostics test processes in place.

     7.3.3.2. Fault location shall isolate the fault to a replaceable unit.

     7.3.3.3. The identified unit shall be linked to a physical location.

     7.3.3.4. The NMS shall support the establishment of alarm thresholds whereby the operator can configure the system to generate a higher level alarm based on a number of specified lower level alarms.

     7.3.3.5. The NMS shall perform alarm correlation at the NMC and SAN-OSS to identify faults and service affecting conditions within the system.

     7.3.3.6. The result of the alarm analysis shall be any or all of the following:

          1. an action to initiate automatic recovery.

          2. an audible alert at a specified location.

          3. an additional alarm which can initiate additional actions.

          4. generation of a trouble ticket.

7.3.4. TROUBLE TICKET MANAGEMENT

     7.3.4.1. The NMS shall provide a facility for the operator to generate Trouble Tickets for detected faults or Customer/Operator complaints.

     7.3.4.2. Each trouble ticket shall be tracked by recording details such as:

          1.  Trouble Ticket number

          2.  Day and time of alarm/reported fault

          3.  Location of alarm/reported fault

          4.  Equipment identification

          5.  object name

          6.  Probable cause

          7.  Description

          8.  severity

          9.  Processing priority

          10. Issued by

          11. Assigned to

          12. Primary contact

          13. Secondary contact

          14. Opened date/time

          15. Dispatched date/time

          16. Resolved date/time

          17. Closed date/time

     7.3.4.3. Trouble ticket reports detailing all available information associated with that ticket shall be generated at the specified reporting period while the trouble ticket remains active or on an operators request. Trouble Tickets may be generated manually or automatically. Attachments may be added to Trouble Tickets.



                                                                 Page 162 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]    ICONET Ground Facilities Requirements       EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997




              2. status information from network elements.
              3. event messages from network elements.
              4. information gathered from periodic polling of network
                 elements.

         7.2.2.11. The configurable data available to the NMS shall include:

             1. NMS parameters such as alarm thresholds, reporting periods.

             2. database maintenance functions.

             3. operating parameters for each network element.

             4. quality of service parameters.

         7.2.2.12. The status data available to the NMS shall include:

             1. versions of network element software.

             2. alarms.

             3. events.

             4. network status.

         7.2.2.13. The NMC shall support a scheduler to plan and co-ordinate long-term network changes.

         7.2.2.14. The NMC and SAN-OSS shall support scheduled configuration changes where the change is deferred to a selected time. The change process shall be as follows:

             1. The NMC NMS shall centrally control the scheduling of planned network configuration changes. Hence, the master schedule shall be maintained and stored by the NMC.

             2. It shall be possible to submit a change to the NMC in order that it can be scheduled via electronic or manual means.

             3. The NMC NMS shall notify in advance, the relevant SAN-OS of planned scheduling changes which are applicable to that site. A record of this distribution shall be maintained at the NMC.

             4. For each scheduled change, the following details shall be logged at the NMC:

                a. Date/time when scheduled change was issued.

                b. Date/time when scheduled change is planned to take place.

                c. Description of the change

                d. Network element(s) involved in the change

                e. Name of the authoriser

                f. Reason why a scheduled change cannot be performed

                g. Date/time when change was performed

                h. Confirmation/result of change

                i. Name of operator or software function initiating the
                   change

             5. The SAN-OS shall record receipt of the schedule notification from the NMC.

             6. The SAN-OS shall be responsible for informing the NMC NMS when scheduled changes cannot be satisfied within the time scales set (i.e. due to equipment failure, higher priority activities, etc.) such that re-scheduling can be undertaken.

             7. The SAN-OS shall be responsible for instructing the appropriate network element(s) to undertake the change (this is likely to be a manual process).

             8. The network element should record each configuration change made as per reqt. 7.2.2.19.


                                                                 Page 159 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements         Version: 26
                                                             10 November 1997


          9. The SAN-OS shall have the capability to request configuration change event reports from the network elements.

          10. The San-OS shall be responsible for informing the NMC NMS of the outcome of each scheduled change.

     7.2.2.15. The NMS shall perform validation checks on configuration changes before making the change.

     7.2.2.16. The NMS (pre/post) validation of configuration requests shall include receiving information on :

          1. security checks.

          2. parameter range checks.

          3. checks to determine if the state change is possible given the current state of the network element being configured.

     7.2.2.17. The NMS shall handle any return status sent by the network element as a result of the configuration change.

     7.2.2.18. Each configuration change shall generate an event in the event log containing:

          1. name of operator or software function initiating the change.

          2. name of authoriser

          3. date and time of issuing the change.

          4. date and time of actioning the change.

          5. description of the change.

          6. confirmation / result of change.

     7.2.2.19. The NMS shall allow the operator to examine configuration changes within the event log based on:

          1. an interval of time.

          2. a set of network element(s).

          3. changes made by a specific operator.

     7.2.2.20. The NMS shall be able to assign priorities to each type of configuration change.

     7.2.2.21. The NMS shall allow additional installed, dimensioned and configured network elements to be added to the network without having to shutdown the system.

     7.2.2.22. The NMS shall provide a facility for maintaining time of day synchronism between network elements which require knowledge of system time of day.

7.3. FAULT MANAGEMENT

7.3.1.    REQUIREMENTS FOR NEW ELEMENTS

     7.3.1.1. Section 7.3 covers general functionality to be located at the SAN-OSS and NMC. The functionality provided through the individual OAMs is described in Section 7.8. However, in the case of the development of new elements it is recommended that the requirements of this Section be taken into account.

7.3.2.    GENERAL

     7.3.2.1. The NMS shall collect alarms generated by the network elements to determine device failures and/or service affecting conditions.

     7.3.2.2. The NMS shall be able to monitor and report miscellaneous alarm conditions at each site, such as temperature, humidity, building alarms.



                                                                 Page 160 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]       ICONET Ground Facilities Requirements       EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

     7.1.11.3.6. A minimum of 90 days of event log information shall be stored [on-line] at the NMC.

     7.1.11.3.7. The NMC NMS shall be able to serve a minimum of 8 concurrent operator users.

     7.1.11.3.8. The system response time to the NMC operator on any operator request shall be less than 10 seconds excluding the following:

          1. network element execution time;

          2. intersite data transfer time;

          3. request for shutdown/start-up of devices;

          4. requests that require retrieval and/or processing of large amounts of data.

     7.1.11.3.9. In the case of an exception then a response shall be provided back to the operator within 5 seconds with confirmation that the request has been received and is being actioned.

     7.1.11.3.10. NMC-NMS shutdown/start-up shall not exceed 10 minutes under normal working conditions.

7.1.12. SIZING

     7.1.12.1. The NMS shall provide the required functions and be sized for all equipment and traffic capacity of the initial installation, and shall provide a capability for growth as detailed in the Sizing Requirements (Section 9.3).

7.1.13. EXPANDABILITY

     7.1.13.1. The NMC and SAN-OSS shall support the addition of network elements for network expansion as specified in 6.23 and 7.8.

7.1.14. OPERATIONAL TESTING CAPABILITIES

     7.1.14.1. The NMS shall have the capability and necessary facilities and tools to undertake diagnostic tests on the detection of a failure or potential problem. [This shall encompass the ability to set up end-to-end test calls (as specified in ICO services requirements) between two or more parties and monitoring/logging all traces through the various subsystems.

     7.1.14.2. This feature shall use the logging data to provide an integrated view of the call trace and validate the functioning of the ICO System (a UT on the S-Band capability at the SAN shall be capable of being used for the test call). For testing purposes it shall be possible to initiate a handover from the NMS.]

7.1.15. NMC AND BACK-UP NMC PLATFORM

     7.1.15.1. Systems intended for the NMC (e.g. LINK-OS, SRMC, NODE-OS) shall adopt an open systems architecture in order to ensure later development, upgrades and reconfigurations can be encompassed with minimal impact.

     7.1.15.2. The NMC hardware shall employ a distributed client-server architecture, such that additional clients can be added at a later date. It shall further be possible to add additional workstations to the system to cater for additional operators (minimum of 10) without any redevelopment work.

     7.1.15.3. Hardware sizing and performance rating shall be established taking into account the need for future expandability which are reflected in the ICO 10 year Traffic Model. This shall encompass the processors, disk system, ports, workstations and data networks.

     7.1.15.4. Maximum use shall be made of commercial off-the-shelf software provided that:

          1. The product fits within the network management approach being adopted and is fit for purpose.

          2. The product is suitably documented

                                                                 Page 157 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements         Version: 26
                                                             10 November 1997

          3. The product is sufficiently supported.

     7.1.15.5. Should non-proprietary products be adopted then this shall require ICO approval before being used.

     7.1.15.6. When new software is to be developed then this shall adopt an object oriented methodology whenever possible. Tools and aids (e.g. programming languages, developer tool kits, etc.) shall be recognised and well supported.

7.2. CONFIGURATION MANAGEMENT

7.2.1. REQUIREMENTS FOR NEW ELEMENTS

     7.2.1.1. Section 7.2 covers general functionality to be located at the SAN-OSS and NMC. The functionality provided through the individual OAMs is described in Section 7.8. However, in the case of the development of new elements it is recommended that the requirements of this Section be taken into account.

7.2.2. GENERAL

     7.2.2.1. This section covers general configuration management functionality to be located at the SAN-OSS and NMC.

     7.2.2.2. An event, as referenced in this section, is defined to be a message issued by a network element to the NMS as a result of a state change or action within the element. Events are used by the NMS as a method of obtaining real-time information from the network which supplements the periodic status messages. Alarms are also sent as a result of state changes but differ in that they:

          1. result from erroneous state changes.

          2. remain active until the corresponding clear alarm is issued from the network element.

     7.2.2.3. Configuration data maybe divided into long and short term changes. The long term configurable items maybe file based and are defined at the time of equipment installation or during the expansion of existing facilities. This data is classified as dimensioning data. Shorter term configurable items have fields associated with them on MMI views which allows the operator to make changes to the system while it is operational. The requirements in this specification refer to non dimensioning configuration data unless dimensioning data has been specifically referred to.

     7.2.2.4. The status which is returned from network elements does not represent state changes as is the case with events and alarms, but provides the current state of the network element in terms of all of the parameters associated with that network element. This may include parameters such as mode or frequency.

     7.2.2.5. The NMS shall provide facilities for the operator to modify NMS dimensioning and non-dimensioning data.

     7.2.2.6. All Operator actions for Configuration Management shall be logged.

     7.2.2.7. It shall be possible to initiate NMS configuration management processes from both the NMC and SAN-OSS.

     7.2.2.8. The NMS shall use schematic representations of the ICO network to graphically reflect the current state of the network and network elements.

     7.2.2.9. The NMS shall provide views of the network at a number of levels including:

          1. an overall view of the network showing network element interconnections.

          2. views of specific network elements and connections.

     7.2.2.10. The state of network elements shall be determined from the following information:

          1. alarm state changes from network elements.

                                                                 Page 158 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements         Version: 26
                                                             10 November 1997

          1. be designed so as to maximise the ease of use and operation of the system bearing in mind the above roles.

          2. Permit error tracing, error logging and error recovery.

          3. Permit access to and the configuration of all SRMC functionality.

          4. Display information in a concise and informative manner.

7.1.8.4. NODE-OS MMI

     7.1.8.4.1. The NODE-OS shall be used within the NMC to manage the switching network and the mobility management databases. Hence, two levels of operation are envisioned:

          1. Controller - Front line operator responsible for the real time monitoring and controlling of the network.

          2. Switch Engineer - Responsible for the network planning, analysis and investigations.

     7.1.8.4.2. The details presented shall be designed bearing in mind these two user groups.

     7.1.8.4.3. The NODE-OSS MMI shall:

          1. Alert the operator when alarm conditions occur.

          2. Give the operator access to further information in order that operational decisions can be taken (e.g. network re-configurations).

          3. Provide a facility to enable actions or commands to be issued.

7.1.9. BACKUP AND RESTORATION

     7.1.9.1. The NMS shall support the following automatic data backup procedures:

          1. Full backups of data and system software.

          2. Incremental backups between the full backups of data changed since the last backup procedure where applicable.

     7.1.9.2. The timing of automatic data backup procedure initiation shall be configurable by the NMS operators.

     7.1.9.3. All backups and archives shall be transferred to media located at the same site as the system component containing the data. However, the architecture should not exclude the provision of eventual off-site storage for added security.

     7.1.9.4. The NMS shall provide initiation commands for restoration functionality for recovery of data from full and where provided incremental backups.

     7.1.9.5. The NMS shall allow restoration of backup data from storage media at the local and remote sites.

     7.1.9.6. Each site shall be able to maintain backup procedures in isolation of other sites.

7.1.10. RELIABILITY AND AVAILABILITY

     7.1.10.1. Each SAN-OSS shall have an availability of 99.99%.

     7.1.10.2. Each NMC shall have an availability of 99.99%.

     7.1.10.3. The MTTR shall be taken as 4 hours when on site spares are offered; this assumes that qualified personnel are already on site.

     7.1.10.4. The MTTR shall be taken as 168 hours when no on site spares are offered.

     7.1.10.5. From the initiation of take-over, the backup NMC device at the Backup NMC site shall assume the role of the NMC in 10 minutes or less.


                                                                 Page 155 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements         Version: 26
                                                             10 November 1997

7.1.11. PERFORMANCE

7.1.11.1. GENERAL

     7.1.11.1.1. The NMC NMS/SAN-OSS computing architecture shall be designed to allow for expansion of processing capabilities into the future.

     7.1.11.1.2. The NMC NMS/SAN-OSS system performance shall not be compromised by the addition of new SANs and new satellites in accordance with the ICO Traffic Model.

     7.1.11.1.3. A warning facility shall be available to inform the operator when spare disk capacity is low. It shall be possible to set the threshold for this type of reporting (e.g. disk 75% full).

7.1.11.2. SAN-OSS PERFORMANCE

     7.1.11.2.1. The transaction processing capability of the SAN-OSS is dependent upon the average event rates of the network elements. These rates shall be confirmed at PDR. However, at this point the SAN-OSS shall initially have a minimal processing capability of 2 events/second under normal working conditions.

     7.1.11.2.2. The SAN-OSS shall have the capability to queue excess event messages (awaiting processing) for a minimum period of 30 minutes, under normal working conditions.

     7.1.11.2.3. The time taken to report a detected tagged network element alarm (that affects network operations) to the network display at the SAN-OSS shall not exceed 20 seconds.

     7.1.11.2.4. A minimum of 30 days of event log information shall be stored [on-line] at the SAN-OSS.

     7.1.11.2.5. The SAN-OSS shall be able to serve a minimum of 8 concurrent operator users.

     7.1.11.2.6. The system response time to the SAN operator on any operator request shall be less than 10 seconds excluding the following:

          1. network element execution time;

          2. intersite data transfer time;

          3. request for start-up/shutdown of devices;

          4. requests that require retrieval and/or processing of large amounts of data.

     7.1.11.2.7. In the case of an exception then a response shall be provided back to the operator within 5 seconds with confirmation that the request has been received and is being actioned.

     7.1.11.2.8. SAN-OSS shutdown/start-up under normal working conditions shall not exceed 10 minutes.

     7.1.11.2.9. The SAN-OSS shall be able to run and store data in isolation from the NMC/BNMC for up to 48 hours.

7.1.11.3. NMC NMS PERFORMANCE

     7.1.11.3.1. The NODE-OS shall have the capability to process up to 1 event/second under normal working conditions.

     7.1.11.3.2. The NODE-OS shall have the capability to process 5000 alarms per day on average.

     7.1.11.3.3. The NMC NMS (Link-OS) shall have the capability of processing a minimum of [15] events/second under normal working conditions.

     7.1.11.3.4. The NMC NMS shall have a capability to queue excess event messages (awaiting processing) for a minimum of 30 minutes under normal working conditions.

     7.1.11.3.5. The time taken to report a detected tagged network element alarm (that affects network operations) to the network display at the NMC shall not exceed 30 seconds under normal conditions.


                                                                 Page 156 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements         Version: 26
                                                             10 November 1997

     7.1.8.1.3. Within the MMI it shall be possible to distinguish between different user types in order to dictate the MMI functionality that is to be made available. For example, an Operator within the NMC may be allocated a more reduced version of the SRMC MMI focused towards monitoring and control whereas the network planner will be given all the engineering rights to change the planning process or analyse the data.

     7.1.8.1.4. All MMIs shall provide system administration functions for the logical and/or physical area being managed.

     7.1.8.1.5. MMI code developed shall conform to recognised graphical user interface industry standards (e.g. Motif/X11, Windows, etc.). In general, standard windowing constructs such as multiple windows, tiling, icons, pop-ups, alerts, etc. shall be encompassed.

     7.1.8.1.6. The MMI shall encompass the WYSIWYG (What You See Is What You
     Get) approach and employ the point-and-click approach. However, the MMI shall be [fully] controllable from the keyboard to guard against a failure in the pointing device.

     7.1.8.1.7. Within the NMC it shall be possible to access the different systems required to fulfill the normal network management operations (e.g. SAN-OSS, NODE-OS, SRMC, etc.) from a single workstation and through a single, uniform top level MMI. This MMI level shall be referred to as the "Overall NMC MMI".

     7.1.8.1.8. The Overall NMC MMI shall distinguish between two key elements:

          1. The network status displays which shall present the real time status of the network.

          2. The controller workstation which shall activate various applications and be used for operator commanding.

     7.1.8.1.9. From the Overall NMC MMI the Controller shall be able to activate the following MMI levels:

          1. LINK-OSS

          2. SRMC

          3. NODE-OSS

     7.1.8.1.10. The NMC MMI shall be produced in liaison with ICO during the requirements and design phases.

     7.1.8.1.11. The NMS MMI Style Guide shall be developed and agreed with ICO. In addition, an NMC MMI Document shall be produced to define the actual screen layouts.

     7.1.8.1.12. All MMIs shall support operator features such as on-line help information, system administration functions, display settings, etc.

     7.1.8.1.13. The NMS MMIs shall support a standard Graphical User Interface
     (GUI) such as X-Windows, Motif or Windows.

     7.1.8.1.14. The NMS MMI shall follow the concepts of the GUI style guidelines and in line with ICO Operational concepts. This style guide shall be agreed with ICO.

     7.1.8.1.15. The NMS MMI shall support multiple active windows.

     7.1.8.1.16. The NMS MMI shall supply on-line help for system functions.

     7.1.8.1.17. It shall be possible for authorised operators to modify the on-line help messages.

     7.1.8.1.18. The NMS MMI shall support user specified window manager preferences.

     7.1.8.1.19. English shall be the user interface language for the NMS MMI.

     7.1.8.1.20. The NMS MMI shall allow for the user configuration of window parameters.

     7.1.8.1.21. The NMS MMI shall provide graphical views of the network. These views shall be hierarchically linked to enable movement from one view to another.

     7.1.8.1.22. The NMS MMI top level view shall have a world map which can display a near real-time representation of the following user selected information.

                                                                 Page 153 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements         Version: 26
                                                             10 November 1997

          1. location and alarm status of the NMC sites.

          2. location and alarm status of the SAN sites, ADC, SCC sites and [OT&DF]. This information may be transported by means other than by the TNM or DCN.

          3. intersite links and their status.

     7.1.8.1.23. The NMS MMI shall support an Operator configuration facility during network expansion for the addition of new Network Elements.

     7.1.8.1.24. A change in the reporting status of a network element (e.g. normal to alarm condition) shall be visually communicated by changing the colour of the representative screen object, this colour will align with the current severity of the condition.

     7.1.8.1.25. The NMS MMI shall provide a graphical legend for map symbols and icons.

     7.1.8.1.26. The NMS MMI shall provide an alarm viewer for viewing current alarms and alarm history.

     7.1.8.1.27. The NMS MMI alarm viewer shall allow for displaying different alarm severities.

     7.1.8.1.28. The NMS MMI shall provide a current alarm summary window which provides a count of alarms for each alarm severity.

     7.1.8.1.29. The NMS MMI shall provide an alarm description lookup to provide additional information concerning each alarm and advice on recovery action

     7.1.8.1.30. The NMS MMI shall be designed with consideration for Operators' Health, Safety and comfort

     7.1.8.1.31. It shall be possible to login to any SAN MMI system from the NMC.

     7.1.8.1.32. The MMI shall include features to enable an authorised user to efficiently set-up, halt and debug the system operation.

7.1.8.2. LINK-OS MMI

     7.1.8.2.1. The style of the LINK-OS MMI shall conform with that of the higher level Overall NMC MMI.

     7.1.8.2.2. The LINK-OS MMI shall be used to consolidate the operation and maintenance across all the SAN sites. Hence, the LINK-OSS system is fed from the individual SAN-OSSs.

     7.1.8.2.3. The LINK-OS shall be primarily operated by "front line" operators in the NMC. Hence, ease of use, simple operation activation and good human computer interaction shall be key features.

     7.1.8.2.4. The LINK-OS MMI shall support filtered monitoring and alarming concerning the attached network elements.

     7.1.8.2.5. The LINK-OS MMI shall enable control commands to be issued to the attached network elements in a consistent manner.

7.1.8.3. SRMC MMI

     7.1.8.3.1. The SRMC MMI shall be designed bearing in mind two operational roles or user categories namely:

          1. Operator - Responsible for the monitoring and management of the physical hardware and software elements making up the SRMC and for the distribution of the various resource plans produced. This task is on-line in nature.

          2. Network Engineer - Responsible for the detailed planning and analysis of spectrum and resource management. This task is off-line in nature.

     7.1.8.3.2. Bearing in mind the above user roles, the MMI shall:


                                                                 Page 154 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]   ICONET Ground Facilities Requirements           Version: 26
                                                             10 November 1997

     7.1.5.2. The NMS shall be able to produce custom reports with differing levels of detail suitable for management, technical and operational staff.

     7.1.5.3. The NMS shall be able to produce reports automatically or on an ad hoc basis.

     7.1.5.4. The NMS shall be able to provide reports in the following manner:

          1. MMI window.

          2. Printer.

          3. Disk File.

     7.1.5.5. It shall be possible to export the generated report file from the NMS platform into a universal PC based environment.

7.1.6. SOFTWARE UPGRADES

     7.1.6.1. The NMS shall be able to support the download of software to network elements which have software upgrade functionality. This capability can be through the network element's OAM.

     7.1.6.2. The NMS shall provide the ability to store the following software:

          1. Current executable software.

          2. Replacement executable software.

          3. Fallback executable software.

     7.1.6.3. The NMS shall provide the ability to store the following information about each piece of software:

          1. version number.

          2. date installed.

          3. description.

          4. developer and contact number.

     7.1.6.4. The NMS shall provide the ability to perform a consistency check of software to check that the version number of the software in the network elements across SANs are consistent and in accordance with the overall NMS master plan (Software Inventory).

     7.1.6.5. The NMS shall provide the ability to command a network element to change over to the replaceable executable software.

7.1.7. NETWORK MANAGEMENT CENTRE AND SAN-OSS

7.1.7.1. NETWORK MANAGEMENT CENTRE

     7.1.7.1.1. The NMC shall initially be the centralised command centre of the NMS. However, the architecture proposed shall not preclude the ability to distribute management services outwards into the network at a later date.

     7.1.7.1.2. The NMC shall provide a global view of the network status.

     7.1.7.1.3. The NMC shall be able to perform the functions of a SAN-OSS for a selected SAN.

     7.1.7.1.4. There shall be a backup NMC provided, that is functionally identical with the NMC.

     7.1.7.1.5. The backup NMC shall be kept synchronous with the primary NMC to allow manual switch-overs when authorised.

     7.1.7.1.6. The backup NMC shall be able to be used for routine monitoring operations in normal operational circumstances (i.e. when the main NMC is fully available).

     7.1.7.1.7. During failures between Management Levels, each level shall store messages for restoration purposes.


                                                                 Page 151 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]   ICONET Ground Facilities Requirements           Version: 26
                                                             10 November 1997

7.1.7.2. SAN-OSS

     7.1.7.2.1. Each SAN shall include a SAN Management System.

     7.1.7.2.2. The SAN Management System shall comprise of:

          1. Element Management System (referred to as the SAN-OSS) for the network management of all the local elements resident at the SAN site.

          2. SAN Satellite Resource Management System (SRMS) for the distribution and coordination of satellite resource data.

     7.1.7.2.3. The SAN-OSS shall form a part of the overall network management capability required to monitor and control the entire ICONET. As such it shall act as an agent and mediation function to the higher level NMC network management system and hence act as a gateway between the NMC and the site elements.

     7.1.7.2.4. The SAN-OSS shall be responsible as far as is possible for the management of the network elements resident at the site. The SAN-OSS shall also include provisions to allow for future expandability to cater for additional network elements which may prove necessary.

     7.1.7.2.5. The SAN-OSS shall have the capability to collect, filter alarms, action and/or distribute relevant network management information to the NMC, and the sub-system OAMs. Some of these tasks shall occur on a real-time basis.

     7.1.7.2.6. The SAN-OSS shall conform to internationally recognised network management standards and adopt industry recognised network management protocol(s) where possible. Interfacing to the NMC shall adopt an internationally recognised network management protocol.

     7.1.7.2.7. The SAN-OSS shall incorporate provisions for fault, configuration, performance and security management, compliant with industry recognised practises.

     7.1.7.2.8. In addition, it shall be possible for all the SAN-OSS to continually operate the SAN NEs in the event of an NMC failure.

     7.1.7.2.9. It shall be possible to operate the SAN-OSS from the NMC site.

7.1.7.3. SAN SRMS

     7.1.7.3.1. The SAN SRMS shall be responsible for providing the satellite resource data such as the BTFP and the satellite channelisation plan for the other relevant sub-systems within the SAN in an appropriate format. The SAN SRMS shall receive the original of such satellite resource data from the NMC in advance and shall derive detailed data from the received information.

     7.1.7.3.2. Fault, performance, configuration and security management of the SAN SRMS shall be achieved via the SAN-OSS.

7.1.8. MAN MACHINE INTERFACE REQUIREMENTS

7.1.8.1. GENERAL

     7.1.8.1.1. The requirements of Section 7.1.8 are specific to the MMI at the NMC and SAN-OSS. However, they should also be considered at the network element level, where possible and practical (i.e. for new developments).

     7.1.8.1.2. For the purposes of network management then the NMS MMI shall be taken to encompass the totality of the MMI features available at each level in the system hierarchy (e.g. NMC, LINK-OS, NODE-OS, SAN-OSS and individual NE OAMs). Hence, as you move down from the top level MMI to the network elements then additional functionality and options will be uncovered, depending upon the set user privileges.


                                                                 Page 152 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]   ICONET Ground Facilities Requirements           Version: 26
                                                             10 November 1997

     7.1.2.13. The NMS architecture shall be such that future network elements can be harmonised for network management purposes through the application of standardised and recognised interfaces. For example, this requirement is needed to cater to two types of system interconnections:

          1. Interconnection with other network carrier management systems for the exchange of network management data.

          2. Interconnection with new systems operated from the NMC. Items which fit into this category are the Legal Interception Management System, Fraud Management System, Key Management System and future monitoring systems.

     7.1.2.14. Network Management related Operator actions shall be logged.

     7.1.2.15. (F/R) The NMS shall be designed to support:

          1. electronic documentation system;

          2. the EDS shall provide system diagrams, maps, etc.;

          3. on-line fault recovering procedure;

     EDS shall be complemented by hard-copies of all documents. Relevant user manuals, operator instructions, etc. shall be provided in electronic format to allow integration into a general EDS (e.g.: hypertext application).

     7.1.2.16. The NMS shall encompass a facility to enable offsite personnel and sites to be contacted and provided with relevant information (e.g. trouble tickets, maintenance instructions, etc.). It shall be possible to:

          1. support an independent e-mail/paging/alerting local and geographical network provided by ICO and NEC;

          2. the e-mail/paging/alerting network shall be compliant with industry standards for transport, encryption, security, etc.;

          3. the e-mail/paging/alerting network shall connect all ICO specified nodes;

          4. failure of e-mail/paging/alerting network shall not impact any ICO node (e.g.: must be an independent LAN)

     7.1.2.17. The management of the ICO system is accomplished via the Network Management System (NMS) - elements of which exist at all ICO subsystems.

     7.1.2.18. The NMS is a heirarchical system with lower levels of management being performed by the elemental OAM.

     7.1.2.19. The information from the elemental OAMs is integrated/mediated where possible (e.g. the SAN-OSS) prior to being transported to the highest level in the NMS heirarchy - the NMC. The NMC also manages the communications, signalling and administrative links between the ICO elements.

     7.1.2.20. The NMC performs no real time functions of alarm and fault management, performance management, configuration management, security management and to a lesser degree accounting management.

     7.1.2.21. The NMC is used to maximise ICO reliability, effectiveness, and responsiveness.

     7.1.2.22. The NMC provides services to the upper layers of TMN - the Business and Service Management layers.

     7.1.2.23. The NMC provides one major specific configuration management function via the Satellite Resource Management Centre (SRMC) for the management of ICO resources at the SANS and on the Satellite.

     7.1.2.24. The NMC incorporates SRMC elements responsible for the satellite channelisation.

     7.1.2.25. The NMC incorporates tools enabling operators to reconfigure and manage and fine tune the ICO system.


                                                                 Page 149 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]   ICONET Ground Facilities Requirements           Version: 26
                                                             10 November 1997

     7.1.2.26. The NMC monitors and responds to network traffic changes, alarms, faults, etc.

     7.1.2.27. There are two NMC - the Primary NMC and a back-up NMC. NM data from the Network elements is transported concurrently to both NMCs (i.e. full functionality at both centres) the only exception being that the databases at the B-NMC may not be in full real-time synchronism with the Primary NMC databases.

     7.1.2.28. There may be a direct connection between the NMC and the B-NMC.

     7.1.2.29. In the event of Primary NMC failure all NM operations (including SRMC/SRMS) are switched over to the back-up. The switchover is via operator command. The delay associated with the switchover is not to exceed [10] minutes.

     7.1.2.30. (F/R) The NMC also contains the management system for the ICONET (the Network Traffic Manager)

     7.1.2.31. Full NM functionality at the NMC is accessible via user friendly graphical user interfaces (GUIs)

     7.1.2.32. The NMC supports Application Programmable Interfaces (API's) which allows for system expansion.

     7.1.2.33. Legal Interception and Subscriber tracing capability is also provided at the NMC/B-NMC via the MSSC.

     7.1.2.34. Fraud Control is provided at the NMC/B-NMC via the MSSC.

     7.1.2.35. The NMC supports the NM requirements and interfaces to the SCC and the ADC.

7.1.3. DATA ARCHIVING

     7.1.3.1. The NMS shall support archiving of the following data:

          1. System performance statistics.

          2. Event logs.

          3. Alarm history.

          4. Trouble ticket data.

          5. Management Reports.

     7.1.3.2. The NMS shall provide the capability for managing long term archiving of data. The long-term archive shall hold a minimum of 90 days of data storage.

     7.1.3.3. The NMS shall provide the capability to access archived data locally and remotely.

     7.1.3.4. Each site shall be able to maintain archiving procedures in isolation of other sites.

7.1.4. APPLICATION PROGRAMMING INTERFACE

     7.1.4.1. The NMS shall supply libraries of open Application Programming Interfaces (APIs) for interfacing standard application programs (e.g. maintenance database, report generator, etc.).

7.1.5. REPORT MECHANISMS

     7.1.5.1. The NMS shall provide reports on the following:

          1. Performance data.

          2. Current status data.

          3. Diagnostic Tests.

          4. Trouble Ticket reports.

          5. Alarm data.

          6. Event log data.


                                                                 Page 150 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]   ICONET Ground Facilities Requirements           Version: 26
                                                             10 November 1997

          6. High Power Notification.

          7. Payload Command System.

          8. Radio Frequency Terminal (this includes the shared Telemetry, Tracking and Control equipment).

          9. Satellite Base Station.

               a. Channel Unit.

               b. Channel Manager.

               c. Real Time Resource Manager.

               d. GPS Receiver equipment

               e. Ethernet switch

          10. Terrestrial Network Manager.

          11. Digital Communication Network.

          12. Forced Call Routing (F/R)

     7.1.2.5. The NMS shall support multiple MMIs which can be distributed in multiple locations.

     7.1.2.6. The NMS shall be able to retrieve events, alarms and configuration reports from network elements.

     7.1.2.7. The NMS shall provide a "reach through" capability e.g. via X-Windows, to allow management of network elements and/or element management systems remotely.

     7.1.2.8. The NMS shall use a client-server architecture.

     7.1.2.9. The operating systems and protocols used for the NMS shall have the following features:

          1. controlled by an industry standard.

          2. commercially available with product support.

          3. consistent with open systems concepts.

          4. multiprocessing.

          5. compatible between the client and server.

     7.1.2.10. The DBMS and all third party application software used for the NMS servers shall be commercially available with product support.

     7.1.2.11. The programming languages used to develop the NMS application code shall have the following features:

          1. controlled by an industry standard.

          2. commercially available with product support.

          3. support for major hardware and software platforms.

          4. support for object oriented programming.

          5. supported with development and management tools which are commercially available with product support

     7.1.2.12. The NMS monitoring capability shall support:

          1. event-driven philosophy

          2. polling

          3. event-driven and polling

          4. the monitoring strategy shall be user selectable, where possible.


                                                                 Page 148 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]   ICONET Ground Facilities Requirements           Version: 26
                                                             10 November 1997

7. NETWORK MANAGEMENT SYSTEM AND LEGAL INTERCEPTION SYSTEM

7.1 GENERAL REQUIREMENTS

7.1.1. REQUIREMENTS FOR NEW ELEMENTS

     7.1.1.1. Section 7.1 covers general functionality to be located at the SAN-OSS and NMC. The functionality provided through the individual OAMs is described in Section 7.8. However, in the case of the development of new elements it is recommended that the requirements of this Section be taken into account.

7.1.2. NETWORK MANAGEMENT

     7.1.2.1. It is a general requirement that the Network Management System complies to GSM-12 Standards and refers to TMN Standards, whenever possible.

     7.1.2.2. The NMS consists of:

          1. Network Management Centre (NMC).

          2. Backup NMC.

          3. SAN Operations Support System (SAN-OSS) at each SAN, including the Operational Test and Development Facility (OT&DF) (refer to Section
             12)

          4. Network Elements Operation and Maintenance (OAM).

     7.1.2.3. The NMS shall provide the following management services for the ICO network:

          1. Configuration Management.

          2. System Administration

          3. Fault Management.

          4. Performance Management.

          5. Security Management.

          6. Accounting Management.

          7. Trouble Ticket Management.

     7.1.2.4. The NMS shall provide management services for the following:

          1. The NMC equipment and Back-up NMC (namely the main NMS platform including the Link-OS)

          2. Satellite Resource Management Centre (SRMC) and Back-up SRMC.

          3. Node Operation System (Node-OS):

               a. Mobile Satellite Switching Centre.

               b. Visitor Location Register.

               c. IGF Messaging Platform.

               d. Home Location Register.

               e. Authentication Centre/Equipment Identification Register.

               f. Interworking Location Register.

               g. Signalling System 7.

               h. Intelligent Networks (F/R)

          4. Satellite Access Node-OSS.

          5. Administration Data Centre.


                                                                 Page 147 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements         Version: 26
                                                             10 November 1997

     6.59.9.2.3.6. The NMC shall plan the execution of stored payload control commands intended as the back-up for real-time HPN index table swapping commands. This shall occur approximately [3] seconds after the real-time swapping command execution time.

     6.59.9.2.3.7 The IGF shall assume that the potential duplication between real-time and back-up stored payload commands does not adversely affect satellite payload configuration.

6.59.9.2.4. SECTION NOT USED

























                                                                 Page 145 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements         Version: 26
                                                             10 November 1997


THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.


























                                                                 Page 146 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements         Version: 26
                                                             10 November 1997

     6.59.1.2. The IGF shall assume that appropriate interface function is provided with the ICO provided PCS to perform the following requirements.

     6.59.1.3. The Central PCS subsystem shall interface with primary and backup NMC for the purpose of exchanging data according to the CPCS to NMC Interface Control Document (TBD).

     6.59.1.4. Where exchange of data with NMC is specified in the following sections, it shall be interpreted as meaning exchange of data with either or both the primary and the backup NMC.

     6.59.1.5. The Remote PCS subsystem shall interface with the RFT at 1 GHz band IF interface according to the RPCS to SAN Interface Control Document
     (TBD).

     6.59.1.6. The Remote PCS subsystem shall interface with the SAN-OSS to provide the equipment alarms according to the RPCS to SAN Interface Control Document (TBD).

     6.59.1.7. The Remote PCS subsystem shall interface with the RFT to receive the RFT to satellite assignment information according to the RPCS to SAN Interface Control Document (TBD).

     6.59.1.8. The Remote PCS subsystem shall interface with the Clock Distribution Subsystem to receive the reference clock and frequency according to the RPCS to SAN Interface Control Document (TBD).

     6.59.1.9. The IGF shall assume that the CPCS shall manage the data exchange within the PCS subsystem.

6.59.2. SECTION NOT USED

6.59.3. PCS SUBSYSTEM CONTROL FUNCTIONS

     6.59.3.1. The IGF shall assume that the PCS subsystem shall translate information on channelisation plans for the communications transponder into satellite payload control commands.

     6.59.3.2. Deleted.

     6.59.3.3. The IGF shall assume that the Central PCS subsystem shall send the payload status information to the NMS.

     6.59.3.4. The NMS shall deliver to Central PCS the SAN-satellite contact plan.

     6.59.3.5. The IGF shall assume the PCS subsystem shall translate information on HPN index table management into satellite payload control commands.

     6.59.3.6. The IGF shall assume that the Central PCS shall select the appropriate Remote PCS site and deliver the payload command information to the Remote PCS so that the payload commands are uploaded to the specified satellites on time.

6.59.4.  SECTION NOT USED

6.59.5.  PAYLOAD AND GROUND SYSTEM SYNCHRONISATION

     6.59.5.1. The IGF shall assume that the PCS shall adjust the time tag of the stored command according to the difference between the satellite clock and the IGF reference system time.

     6.59.5.2 DELETED

     6.59.5.3 DELETED

                                                                 Page 143 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements         Version: 26
                                                             10 November 1997

6.59.6.        SECTION NOT USED

6.59.7.        SECTION NOT USED

6.59.8.        PAYLOAD STATUS

               6.59.8.1. The IGF shall assume that the PCS subsystem shall validate that stored commands transferred to each satellite have been successfully received.

               6.59.8.2. The IGF shall assume that the PCS subsystem shall resend any stored commands that have not been successfully received an PCS configurable number of times.

               6.59.8.3.  Deleted.

               6.59.8.4.  Deleted.

               6.59.8.5. The IGF shall assume that the PCS subsystem shall make available information on the aggregate satellite S-band [and C-band] transmit power value to the NMS at a configurable interval from 8 to 64 seconds.


6.59.9.        PAYLOAD CONFIGURATION

6.59.9.1.      COMMUNICATIONS TRANSPONDER CONFIGURATION

6.59.9.1.1.    GENERAL

               6.59.9.1.1.1. The IGF shall assume that the PCS subsystem shall configure the communications transponder using stored commands.

6.59.9.1.2.    STORED COMMUNICATIONS TRANSPONDER COMMANDS

               6.59.9.1.2.1. The NMS shall deliver to the CPCS subsystem information needed to configure and maintain the satellite communications transponder in accordance with the CPCS to NMS ICD
               (TBD).

6.59.9.2.      HPN TRANSPONDER CONFIGURATION

6.59.9.2.1.    GENERAL

               6.59.9.2.1.1. The IGF shall assume that the PCS subsystem shall configure the valid HPN index table on each satellite using a combination of stored commands to update index table entries and index table mapping commands in accordance with the CPS to NMS ICD (TBD).

6.59.9.2.2.    SECTION NOT USED

6.59.9.2.3.    STORED PAYLOAD COMMANDS

               6.59.9.2.3.1. The NMS shall deliver to the CPCS information needed to configure and maintain the entries of the 4 on-board HPN index tables according to the HPN channelisation plan in accordance with the CPCS to NMS ICD (TBD).

               6.59.9.2.3.2. The NMS shall deliver to the CPCS information needed to select the appropriate HPN index table to be the active and standby index table according to the HPN channelisation plan in accordance with the CPCS to NMS ICD (TBD).

               6.59.9.2.3.3.  DELETED

               6.59.9.2.3.4. The NMS shall deliver to the CPCS information on when to change active and standby HPN table mapping in accordance with the CPCS to NMS ICD (TBD).

               6.59.9.2.3.5.  DELETED


                                                                 Page 144 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]       ICONET Ground Facilities Requirements       EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

6.58.6.3.  CABLING BETWEEN THE RFT SHELTER AND THE MAIN BUILDING

     6.58.6.3.1. Channel Units will be located in the central building separated from the RFT Shelters.

     6.58.6.3.2. The cabling for IF and LAN signals between the RFT Shelter and the Main Building shall be redundant for any cable carrying signals for more than 1 RFT.

     6.58.6.3.3. Cable loss between the RFT equipment and the Channel Units shall be such that C-band and S-band performance requirements specified in
     Section 6.58.2 and Section 6.58.3 are met.

     6.58.6.3.4. Specifically, the amplitude response, and its variation, of the cable shall be taken into account to meet the EIRP level accuracy and stability requirements specified in Section 6.53.1.6.

6.58.7.  RFT DOWNLINK REQUIREMENTS FOR TT&C

6.58.7.1.  APPLICABILITY

     6.58.7.1.1. The specifications in this section shall apply, over the operating temperature range, to the overall receive downlink path defined from the antenna feed output ports to the IF interface ports of the GCE.

6.58.7.2.  BANDWIDTH AND GAIN

     6.58.7.2.1. The 10 dB bandwidth shall be greater than (plus or minus) 3 MHz and not greater than (plus or minus) 25 MHz.

     6.58.7.2.2. The gain stability shall be within (plus or minus) 1dB excluding the gain variation due to the IFL and the gain variation across the passband shall be less than 1dB. The gain variation of the IFL shall be less than [plus or minus 2.5] dB.

     6.58.7.2.3. The nominal level of the telemetry beacon signal at 1F, corresponding to a power flux density at the antenna surface of -158dBW/m(2), shall be -45dBm.

6.58.7.3.  FREQUENCY CONVERSION

     6.58.7.3.1. The overall frequency offset shall be less than (plus or minus) 10kHz from the nominal frequency. The frequency translation equipment shall not be synchronised to the SAN master frequency source. The system shall not invert the spectrum of the received signal.

6.58.7.4.  Phase Noise

     6.58.7.4.1. Phase noise spectral density shall not exceed the mask defined by the following breakpoints:




                    -37 dBc/Hz                    10 Hz offset
                    -62 dBc/Hz                    100 Hz offset
                    -80 dBc/Hz                    3000 Hz offset


6.58.7.5.  SPURIOUS SIGNALS (TBR)

     6.58.7.5.1. The level of spurious signals shall be less than -56 dBm and the level of the thermal noise shall be less than -60 dBm in any 4kHz band within the receive band provided that the signal output level from the downconverter is -26dBm.


                                                                 Page 141 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]       ICONET Ground Facilities Requirements       EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

6.58.7.6.  GROUP DELAY

     6.58.7.6.1. Group delay variation shall be less than 3 ns/MHz within the receive passband. Group delay stability shall be better than 12ns/6 months for levels between (minus) 10dB to (plus) 5dB of the nominal level.

6.58.8.  RFT UPLINK REQUIREMENTS FOR TT&C

6.58.8.1.  APPLICABILITY

     6.58.8.1.1. The specifications in this section shall apply, over the operating temperature range, to the overall transmit uplink path defined from the IF interface ports of the GCE to the antenna feed input port.

6.58.8.2.  BANDWIDTH AND GAIN

     6.58.8.2.1. The 10 dB bandwidth shall be greater than (plus or minus) 3 MHz and less than (plus or minus) 25 MHz.

     6.58.8.2.2. The gain stability shall be better than (plus or minus) 0.5dB in any 3-hour period and better than (plus or minus)[2.5] dB overall. The variation of the gain across the passband shall be less than 1 dB.

6.58.8.3.  FREQUENCY CONVERSION

     6.58.8.3.1. The frequency stability shall be better than (plus or minus) 5 kHz. The frequency translation equipment shall not be synchronised to the SAN master frequency source. The system shall not invert the spectrum of the transmitted signal.

6.58.8.4.  PHASE NOISE

     6.58.8.4.1. Phase noise spectral density shall not exceed the mask defined by the following breakpoints:


                         -37 dBc/Hz              10 Hz offset
                         -62 dBc/Hz              100 Hz offset
                         -80 dBc/Hz              3000 Hz offset


6.58.8.5.  SPURIOUS AND HARMONIC SIGNALS

     6.58.8.5.1. Over the operating transmit power range, the level at the antenna transmit port of spurious signals shall be less than (-)43 dBW/4kHz and the radiated harmonics shall be at less than -50dBc. This is measured from the feed horn to the IF interface. The maximum spurious level from the TT&C modulator shall be less than -80dBm.

6.58.8.6.  GROUP DELAY

     6.58.8.6.1. Group delay variation shall be less than 3 nanoseconds/MHz within the transmit band. Group delay stability shall be better than 12 nanoseconds/6 months over the transmit power range.

6.59.  PCS INTERFACE REQUIREMENTS

6.59.1.  GENERAL PCS INTERFACE REQUIREMENTS

     6.59.1.1. ICO provided Payload Command System (PCS) shall consist of primary and backup Central PCSs (CPCS) which shall collocate with the primary and backup NMC sites, Display PCSs (DPCS) which shall collocate with the SCC and BCC, and six Remote PCSs (RPCS) which shall collocate with the TT&C SANs.


                                                                 Page 142 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]       ICONET Ground Facilities Requirements       EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

     6.58.3.1.6.2. All the signal level information thus gathered on the transponder and link shall be reported to the SRMS/SRMC. The SRMC will receive this information from all 12 SANs and by processing over time, the SRMC will be able to verify transponder EIRP and gain settings. Among others, the SAN SRMS will use the gathered data to adjust the SAN EIRP of the BCCH and other carriers so that their S-band EIRP from the satellite will be expected to be within +/- 1.5 dB of the specified values.

     6.58.3.1.6.3. The gain of the SAN S-band receive chain shall be calibrated as specified in Section 6.58.3.1.5 so that the accuracy of the measured BCCH levels is better than +/- 1.0 dB.

6.58.3.1.7. RECEIVER PHASE NOISE

     6.58.3.1.7.1. The single sideband phase noise spectral density induced on any received carrier shall not exceed the values given below:

          Frequency Offset (F)     SSB Phase Noise Limit
                                   (dBc/Hz; F in Hz)
          10 - 100 Hz              -12 - 25 log F
          100 - 800 Hz             -22.2 - 19.9 log F
          0.8 - 10 kHz             -80 dBc
          10 - 20 kHz              +52.8 -33.2 log F
          20 - 100 kHz             -90 dBc

     6.58.3.1.7.2. If any discrete phase noise components are present at a level that exceeds the limit mask, the 10 Hz to 100 kHz band shall be considered to be divided into a number of contiguous sub-bands, each containing no more than one discrete component.

     6.58.3.1.7.3. The width of a sub-band containing a discrete component shall not exceed F/5 Hz, where F is the frequency of the discrete component.

     6.58.3.1.7.4. In each of the sub-bands, the integrated phase noise due to any spectral component, including the discrete component, shall not exceed that allowed by integrating the limit mask over the same sub-band.

     6.58.3.1.7.5. In addition to the above, the following requirements shall be met:

          1. For offset frequencies up to 250 Hz, no discrete component shall exceed the limit mask by 10 dB.

          2. For offset frequencies from 250 Hz to 100 kHz, no discrete component shall exceed 50 dBc.

6.58.4. DOPPLER MEASUREMENT AND COMPENSATION PERFORMANCE REQUIREMENTS

6.58.4.1. PHASE NOISE

     6.58.4.1.1. The AFC compensation system shall meet the performance requirements in the presence of phase noise on the received C-to-C pilot.

     6.58.4.1.2. The phase noise induced by the AFC system shall be such that the overall phase noise specification in Section 6.53.1.14 shall be met.

6.58.4.2. CONTROL STEP SIZE AND RANGE

     6.58.4.2.1. The AFC system shall have a frequency control capability in phase continuous steps of no more than 1 Hz, up to a minimum of +/- 42 kHz of nominal frequency

[ICO LOGO]       ICONET Ground Facilities Requirements       EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

6.58.4.3. AFC ACQUISITION TIME

     6.58.4.3.1. AFC acquisition time is defined as the time that the AFC compensation error becomes within the specification given in Section
     6.58.4.4 after the reception of the pilot signals by the antenna.

     6.58.4.3.2. AFC acquisition time shall be less than 1 minute from any initial state, and less than 20 seconds when the initial prediction by using the satellite ephemeris data is available.

6.58.4.4. AFC ERROR AND RESPONSE SPEED

     6.58.4.4.1. The AFC system shall meet the following requirements:

          1. Threshold C/N(0) 45 dBHz

          2. Input signal characteristics

             Frequency variation range     less than +/- 72 kHz

             Change rate                   less than 38 Hz/sec

             Satellite LO drift            less than (10)(to the power of -8)
                                           (long term)
                                           less than (10)(to the power of -10)
                                           (for 10 seconds)

          3. Frequency compensation error

             Transmit (SAN IF to Satellite S - band output): less than +/-[6]Hz at centre frequency

          4. Receive (Satellite S - band input to SAN IF):   less than +/-[6]Hz
                                                             at centre frequency

6.58.5. AUTOMATIC POWER CONTROL (APC)

6.58.5.1. C-BAND TRANSMIT POWER CONTROL RANGE

     6.58.5.1.1. The automatic power control subsystem shall be able to adjust EIRP for path loss variation of up to + 3 dB of the clear sky value, and the satellite gain variation over time up to 3 dB peak-to-peak.

     6.58.5.1.2. Total automatic power control range shall be at least 20 dB.

6.58.5.2. C-BAND TRANSMIT POWER CONTROL ACCURACY

     6.58.5.2.1. The expected accuracy of this control shall be better than +/-
     1.0 dB at the satellite C-band receive antenna output.

6.58.6. RFT SHELTER

6.58.6.1. ENVIRONMENTAL CONDITIONS

     6.58.6.1.1. The RF equipment shall be installed in the RFT shelter or building located near each antenna.

     6.58.6.1.2. The environmental conditions inside the RFT Shelter shall be controlled to meet the conditions specified below:

       Temperature :          +10 to +40 deg. Centigrade

       Relative humidity :    5% - 95%

6.58.6.2. CABLING BETWEEN THE ANTENNA AND THE RFT EQUIPMENT

     6.58.6.2.1. Cable loss between the Antenna and the RFT equipment shall be such that C-band and S-band performance requirements specified in Section
     6.58.2 and Section 6.58.3 be met.

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

     6.58.2.2.2.3. The receive subsystem, including demodulators, shall operate over a signal range of ICO signals as defined.

6.58.2.2.3. PROTECTION TO THE ADJACENT FREQUENCY INTERFERENCE

     6.58.2.2.3.1. A BPF shall be able to be inserted, if required, before each LNA to protect the receivers against terrestrial systems operating at less than -30 dBm beyond 60 MHz outside the receive band.

     6.58.2.2.3.2. Insertion loss of the BPF shall not be greater than 0.2 dB.

6.58.2.2.4. TOLERABLE RECEIVER INPUT LEVEL

     6.58.2.2.4.1. The receive subsystem shall withstand the input level of -20 dBm at the LNA input without damage.

6.58.2.2.5. GAIN STABILITY

     6.58.2.2.5.1. The RFT receive subsystem gain including IFL shall be maintained within plus or minus 3 dB over the environmental range of operation specified in Section 6.58.6.1 and below, assuming AGC is disabled.
               Outdoor temperature:           -20 to +55 deg. Centigrade
               Outdoor relative humidity:     0% - 100%

6.58.2.2.6. FREQUENCY STABILITY

     6.58.2.2.6.1. The frequency stability of the RX subsystem for communication carriers shall be so that the requirements in Section 6.58.4.4. is met when the AFC is enabled.

     6.58.2.2.6.2. The receive frequency stability for the TT&C carrier shall be referred to the TT&C to SAN Interface Control Document

     6.58.2.2.6.3. The local oscillators of the TT&C down-converters shall be independent of the SAN Master Reference Oscillators.

6.58.2.2.7. TOTAL PHASE NOISE INDUCED BY THE SAN RECEIVE PATH

     6.58.2.2.7.1. The single sideband noise spectral density induced on any received carrier shall not exceed the values given below with the AFC function enabled:

               Frequency Offset (F)     SSB Phase Noise Limit

                                        (dBc/Hz; F in Hz)

               10 - 100 Hz              -12 - 25 log F

               100 - 800 Hz             -22.2 - 19.9 log F

               0.8 - 10 kHz             -80 dBc

               10 - 20 kHz              +52.8 -33.2 log F

               20 - 100 kHz             -90 dBc



     6.58.2.2.7.2. If any discrete phase noise components are present at a level that exceeds the limit mask, the 10 Hz to 100 kHz band shall be considered to be divided into a number of contiguous sub-bands, each containing no more than one discrete component.

     6.58.2.2.7.3. The width of a sub-band containing a discrete component shall not exceed F/5 Hz, where F is the frequency of the discrete component.

     6.58.2.2.7.4. In each of the sub-bands, the integrated phase noise due to any spectral component, including the discrete component, shall not exceed that allowed by integrating the limit mask over the same sub-band.

     6.58.2.2.7.5. In addition to the above, the following requirements shall be met:

                                                                 Page 137 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

          1. For offset frequencies up to 250 Hz, no discrete component shall exceed the limit mask by 10 dB.

          2. For offset frequencies from 250 Hz to 100 kHz, no discrete component shall exceed 50 dBc.

     6.58.2.2.7.6. The above specification shall be met from the RF input to the LNA to the IF output to the Channel Units.

6.58.3. S-BAND PERFORMANCE REQUIREMENTS

6.58.3.1. S-BAND RX PERFORMANCE REQUIREMENTS

6.58.3.1.1. G/T

     6.58.3.1.1.1. The receiving system G/T shall be at least 8.8 dB/K in the direction of the satellite over the entire receive pass-band under clear sky and average wind conditions.

     6.58.3.1.1.2. This specification shall be met with the C-band and S-band transmitter operating at maximum operating output power.

6.58.3.1.2. RECEIVER DYNAMIC RANGE

     6.58.3.1.2.1. The maximum composite PFD from ICO satellites, corresponding to SAN at centre of coverage is -100 dBW/m2 excluding noise and intermodulation components generated by the satellite.

     6.58.3.1.2.2. The expected PFD of S-band down link communication carriers will be:

          1. TCH:   -199 dBW/m(2)

          2. BCCH:  -115 dBW/m(2)

          3. HPN:   -105 dBW/m(2).

     Note that the variation of these values will not be much because the up-link fade will be compensated for by the ALC and there will be little downlink fade.

     6.58.3.1.2.3. The receive subsystem shall operate over a signal range of ICO signals as described above.

6.58.3.1.3 RECEIVE FREQUENCY STABILITY

     6.58.3.1.3.1. The frequency stability of the S-band RX subsystem shall be better than plus or minus 5 Hz.

6.58.3.1.4. RECEIVE GAIN STABILITY

     6.58.3.1.4.1. Gain stability of the receive subsystem excluding IFL shall be better than plus or minus 3 dB.

6.58.3.1.5. RECEIVE GAIN CALIBRATION REQUIREMENT

     6.58.3.1.5.1. Provision shall be provided to insert a standard signal generator signal with a known level to the S-band LNA input port to calibrate the gain of the S-band receive path any time as necessary to meet the receive level measurement requirement specified in Section 6.58.3.1.6.

6.58.3.1.6. C-S LOOPBACK BCCH MONITOR

     6.58.3.1.6.1. The S-band BCCH power monitor shall measure signal level of the received BCCH, which was transmitted by own SAN.


                                                                 Page 138 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements        EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

6.58.1.3.6.  VSWR

     6.58.1.3.6.1. The VSWR of the antenna feed subsystem at the transmit and receive ports shall not exceed 1:1.3. (TBR)

6.58.1.3.7.  TX/RX BEAM ALIGNMENT

     6.58.1.3.7.1. The transmit and receive beam alignment shall be within 1/10 of the half power beamwidth of the receive beam.

6.58.1.3.8.  C-S BEAM ALIGNMENT

     6.58.1.3.8.1. The C-band and S-band receive beam alignment shall be within 1/10 of the half power beamwidth of the S-band receive beam.

6.58.1.4. ISOLATION BETWEEN PORTS

     6.58.1.4.1. The isolation between any C-band port and any S-band port, for signals in the C-band and S-band transmit and receive band, shall be such that the required C-band and S-band G/T requirements specified in
     Section 6.58.2.2.1 and Section 6.58.3.1.1 shall be guaranteed when the C-band and S-band signals are simultaneously transmitted at the maximum operating EIRP specified in Section 6.53.1.4 and Section 6.53.3.2.

6.58.1.5.  DE-ICING

     6.58.1.5.1. De-icing capability shall be provided for antennas for the SAN located in the area with possibility of snow fall.

     6.58.1.5.2. The performance of the de-icing shall be 500W/m(2) and it shall be possible to select full or half power control. The graph below shows a performance of 500W/m(2) (full power). The de-icing is effective in the area below the curve.

                                [DE-ICING CHART]

           6.58.1.5.3.  FIGURE 6-5 DE-ICING PERFORMANCE AT 500 W/m(2)



                                                                 Page 135 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]     ICONET Ground Facilities Requirements         EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

6.58.2.  C-BAND PERFORMANCE REQUIREMENTS

6.58.2.1.  GENERAL

     6.58.2.1.1. The requirements in this section shall be met including all equipment and cables between the antenna and channel units, inclusive, unless otherwise stated.

     6.58.2.1.2. These requirements are also applicable to TT&C signals, unless otherwise stated, when the SAN is collocated with the TT&C site.

     6.58.2.1.3. These requirements are also applicable to PCS signals, which are handled same as the communications carriers, unless otherwise stated, when the SAN is collocated with the Remote PCS.

6.58.2.2.  C-BAND RX PERFORMANCE REQUIREMENTS

6.58.2.2.1. G/T

     6.58.2.2.1.1. The receiving system G/T shall be at least 31 dB/K in the direction of the satellite over the entire receive pass band, under clear sky and average wind conditions.

     6.58.2.2.1.2. In case the BPF specified in Section 6.53.1.13 is inserted, the G/T shall be at least 30.5 dB/K.

     6.58.2.2.1.3. This specification shall be met with the C-band and S-band transmitter operating at maximum operating output power specified in
     Section 6.53.1.4 and Section 6.53.3.2 and shall include losses dues to antenna polarisation misalignment.

6.58.2.2.2.  RECEIVER DYNAMIC RANGE

     6.58.2.2.2.1. The maximum composite PFD from ICO satellites, corresponding to SAN at centre of coverage is [-125] dBw/m(2) per polarisation, excluding noise and intermodulation components generated by the satellite.

     6.58.2.2.2.2. The range of expected PFD of C-band down link communication carriers, assuming the EIRP of the UTs as 6.8 dBW will be:

          Minimum single carrier PFD: [-168] dBW/m(2)

          Maximum single carrier PFD: [-143] dBW/m(2)

     The minimum value corresponds to the case of:

          10 degree UT elevation angle,

          8 dB S-band fade,

          nominal transponder gain setting,

          5 degree SAN elevation angle,

          4.8 dB rain fade at SAN

          3 dB additional loss.

     The maximum value corresponds to the case of:

          90 degree UT elevation angle,

          no S-band fade,

          nominal transponder gain setting,

          90 degree SAN elevation angle,

          no rain fade at SAN,

          3 dB additional gain.


                                                                 Page 136 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]     ICONET Ground Facilities Requirements         EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

     6.58.1.1.3.2. Once acquired, the antenna shall automatically track the satellite until the satellite reaches the opposite horizon (i.e., elevation reaches 5 degrees). Satellite acquisition time is defined as the elapsed time from when the satellite enters within the half power beamwidth of the stand-by antenna until the antenna becomes auto tracking mode and tracks the satellite within the accuracy specified in Section 6.58.1.1.2.

     6.58.1.1.3.3. Satellite acquisition time shall be less than 10 seconds for monopulse tracking, and 30 seconds for step tracking.

     6.58.1.1.3.4.  The antenna flyback time shall be less than 60 seconds.

     6.58.1.1.3.5. The antenna shall be able to acquire the satellite (i.e. to go in autotrack) with a signal (carrier component after modulation) minimum PFD of -176 dBW/m(2) at the centre of the antenna directivity. At (plus or minus)0.15 degrees of the antenna beam axis, the minimum PFD should be -173 dBW/m(2).

     6.58.1.1.3.6. While in autotrack, the antenna shall maintain lock with a signal (carrier component after modulation) PFD of -180 dBW/m(2).

6.58.1.1.4.  COMPARISON WITH THE EPHEMERIS DATA

     6.58.1.1.4.1. When the antenna is in the automatic tracking mode, the ACU shall compare the current pointing angles with those predicted by the satellite ephemeris data, and an alarm shall be generated when the difference exceeds a pre-set value.

6.58.1.1.5.  ANTENNA ANGLE DATA ACCURACY

     6.58.1.1.5.1. In all modes, the rms error of the antenna pointing direction shall be less than 0.05 degrees. The antenna angle data shall be time-stamped with an accuracy better than (plus or minus)[1]s.


6.58.1.2.  C-BAND ANTENNA PERFORMANCE REQUIREMENTS

6.58.1.2.1.  TX GAIN

     6.58.1.2.1.1. The transmit gain measured at the transmit port of the feed shall be at least:

                    50.3 + 20 log (F/5175) dBi

     within the required transmit pass-band, where F is frequency in MHz.

     6.58.1.2.1.2. The half power beamwidth for any cross-section of the main beam shall be less than or equal to 0.6 (degrees).

6.58.1.2.2.  RX GAIN

     6.58.1.2.2.1. The receive gain measured at the receive port of the feed shall be at least:

                    52.7 + 20 log (F/7000) dBi
     within the required receive pass band, where F is frequency in MHz.

     6.58.1.2.2.2. The half power beamwidth for any cross-section of the main beam shall be less than or equal to 0.5(degrees).

6.58.1.2.3.  POLARISATION

     6.58.1.2.3.1. Transmissions at C-Band from the antenna shall be dual polarised (RHCP and LHCP), and reception at C-band shall also be dual polarised (LHCP and RHCP).

     6.58.1.2.3.2. Polarisation sense shall be as defined in Recommendation ITU-R V.573.


                                                                 Page 133 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]   ICONET Ground Facilities Requirements           EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997


6.58.1.2.4.  AXIAL RATIO

     6.58.1.2.4.1. The transmit axial ratio and the receive axial ratio within 10% of the half power beamwidth of the boresight direction shall not exceed
     1.06. for the two IOT Antennas only the axial ratio shall not exceed 1.05.

6.58.1.2.5.  SIDELOBE CHARACTERISTICS

     6.58.1.2.5.1. The transmit and receive sidelobes shall be in accordance with Recommendation ITU-R S.580-5. The gain of 90% of the sidelobe peaks shall not exceed:


          G(A) = 29 - 25 log A              for A from 1 (degree) to 20 (degrees),

          G(A) = -3.5                       for A from 20 (degrees) to 26.3 (degrees),

          G(A) = 32 - 25 log A              for A from 26.3 (degrees) to 48 (degrees),

          G(A) = -10                        for A from 48 (degrees) to 180 (degrees),


     where G(A) is the antenna gain in dB relative to isotropic at an angle A, in degrees, from the main beam axis. This requirement shall be met for any off-axis direction.

6.58.1.2.6.  VSWR

     6.58.1.2.6.1. The VSWR of the antenna feed subsystem at the transmit and receive ports shall not exceed 1:1.3.

6.58.1.2.7.  TX/RX BEAM ALIGNMENT

     6.58.1.2.7.1. The transmit and receive beam alignment shall be within 1/20 of the half power beam width in the receive beam.

6.58.1.3.   S-BAND ANTENNA PERFORMANCE REQUIREMENTS

6.58.1.3.1.  TX GAIN

     6.58.1.3.1.1. The transmit gain measured at the transmit port of the antenna shall be at least 34.3 dBi within the required transmit pass-band.

6.58.1.3.2.  RX GAIN

     6.58.1.3.2.1. The receive gain measured at the receive port of the antenna shall be at least 34.9 dBi within the required receive pass-band.

6.58.1.3.3.  POLARISATION

     6.58.1.3.3.1. The S-band transmit and receive signals shall be right hand circular polarised (RHCP). Polarisation sense shall be as defined in Recommendation ITU-R V.573.

6.58.1.3.4.  AXIAL RATIO

     6.58.1.3.4.1. The transmit axial ratio and the receive axial ratio shall not exceed 1.3. (TBR)


6.58.1.3.5.  SIDELOBE CHARACTERISTICS

     6.58.1.3.5.1. At least 90% of the sidelobe peaks of the antenna pattern in any plane shall be less than described by the following expressions:


               G(A) = 37-25 log A (dBi)                (for 2 (degrees) < A < 7 (degrees))

               G(A) = 8 dBi                            (for 7 (degrees) (less than or equal to) A < 70 (degrees))

               G(A) = 0dBi                             (for 70 (degrees) (less than or equal to) A)


     Where G(A) is the antenna gain in dB relative to isotropic at an angle A, in degrees, from the main beam axis. This requirement shall be met for any off axis direction.


                                                                 Page 134 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997



6.57.9.5.2. SIGNAL COUPLER REQUIREMENTS FOR CONNECTION OF MEASURING EQUIPMENT

     6.57.9.5.2.1. The following test signal injection and branching capabilities shall be provided:

          1. Signal Injection to C-band HPA Input

          2. Signal Branching at C-band HPA Output

          3. Signal Injection to C-band LNA Input

          4. Signal Branching at C-band LNA Output

          5. Signal Injection to S-band HPA Input

          6. Signal Branching at S-band HPA Output

          7. Signal Injection to S-band LNA Input

          8. Signal Branching at S-band LNA Output

     6.57.9.5.2.2. Also, switching capabilities shall be provided, to select a desired polarisation and to disconnect the communications equipment from the transmit/receive paths.

6.57.9.6. RFT SIMULATOR

     6.57.9.6.1. The RFT Simulator is a computer with software which shall simulate the behaviour of the RFT OAM with respect to its interface with SCC through TT&C ground equipment. The requirement for the RFT Simulator is found in the ICD ICO TT&C Ground to SAN (doc. no. IC80539-D01-002), part 1.

6.57.10. PCS/HPN SUPPORT FUNCTIONS

     6.57.10.1. The RFT shall have the capability to transmit and receive the PCS/HPN carriers and its operational bandwidth shall be wide enough for simultaneous transmission/reception of PCS/HPN carriers as well as C-S/S-C communication carriers.

     6.57.10.2. There will be no dedicated RF equipment for PCS/HPN but all equipment, including the interfacility link (IFL) between the RFT shelter and the central hub building, shall be shared between PCS/HPN and C-S/S-C communications.

     6.57.10.3. The IF frequency band for the PCS/HPN shall be the same as for the communications and it shall be 1GHz band.

6.57.11. TEST LOOP TRANSLATOR

     6.57.11.1. A tuneable test loop translator shall be included in SAN RFT/Antenna for supporting ranging calibrations and communication signal loopback tests. The loop via the translator shall include all the RFT equipment, cables and waveguides excluding the antenna feed and reflector.




                                                                 Page 131 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997



     6.57.11.2. The local frequency shall be remotely switchable among six (6) frequencies to support the frequency translations as described below:

          6.57.11.3. (for TT&C ranging loopback)

          LOCAL FREQUENCY     TRANSLATION
          ---------------     -----------
          1831.5 MHz:         5180 MHz to 7011.5 MHz
          1892.5 MHz:         5180 MHz to 7072.5 MHz
          1768.5 MHz:         5244 MHz to 7012.5 MHz
          1829.5 MHz:         5244 MHz to 7073.5 MHz

          6.57.11.4. (for communication test loopback)

          LOCAL FREQUENCY     TRANSLATION
          ---------------     -----------
          1831 MHz:           5187.1-5236.9 MHz to 7018.1-7067.9 MHz (C-S/S-C)
          1830 MHz:           5183.1-5185.6 MHz to 7013.1-7015.6 MHz (C-C lower)
          1830 MHz:           5239.1-5241.6 MHz to 7069.1-7071.6 MHz (C-C upper)

     6.57.11.5. Group delay variation shall be within 3ns/MHz at the TT&C frequencies and over the communication bands described above. Absolute delay stability at the TT&C frequencies shall be better than 3ns/6 months and over the operating temperature range. The spectrum shall not be inverted. The gain (or loss) of the translator shall be adjustable from TBD dB to TBD dB.

     6.57.11.6. The absolute delay data at the TT&C frequencies shall be provided. (TBD)

6.58. RFT PERFORMANCE REQUIREMENTS

6.58.1. ANTENNA REQUIREMENTS

6.58.1.1. ANTENNA POINTING AND TRACKING REQUIREMENTS

6.58.1.1.1. REQUIRED POINTING AND TRACKING SPEED AND RANGE

     6.58.1.1.1.1. The antenna shall be capable of pointing and tracking ICO satellites over a 360(degree) range of azimuth and over a 0 to 90(degree) elevation angle.

     6.58.1.1.1.2. The antenna shall be capable of tracking satellites passing over the location of the antenna.

6.58.1.1.2. POINTING AND TRACKING ACCURACY

     6.58.1.1.2.1. The antenna shall be capable of pointing to any location in the ICO orbital arc sky area above 5(degrees) elevation angles with a rms accuracy of better than 0.04 degrees.

     6.58.1.1.2.2. The antenna shall be capable of tracking a satellite, moving at any location in the ICO orbital arc sky area above 5(degrees) elevation angles, except for the area above 89(degrees) elevation angle, with a 3-sigma accuracy of better than 0.04 degrees for monopulse tracking and rms accuracy of better than 0.04 degrees for step tracking.

     6.58.1.1.2.3. In the area above 89(degree) elevation angle, the rms tracking error shall be less than 0.08 degrees.

6.58.1.1.3. SATELLITE ACQUISITION AND ANTENNA FLYBACK TIME

     6.58.1.1.3.1. The antenna shall be capable of being pointed to a location where a satellite is predicted to be rising and to acquire that satellite automatically at an elevation of no greater than 5 degrees.




                                                                 Page 132 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]     ICONET Ground Facilities Requirements   EN-IG-ICO-RQ/000014
                                                       Version: 26
                                                       10 November 1997

6.57.5.3. USE OF THE SATELLITE EPHEMERIS DATA

     6.57.5.3.1. The AFC control unit shall be fed time-tagged ephemeris data by the SRMS for use in predicting the Doppler shift expected at any time in the satellite orbit referenced to a particular SAN.

     6.57.5.3.2. This prediction shall be used to set the correction signal for rising satellites.

     6.57.5.3.3. Also, this prediction shall be used as a secondary mode of AFC control should one or both of the pilots not be available.[F/R]

     6.57.5.3.4. The AFC control until shall compare the measured Doppler shift with the values predicted by the satellite ephemeris data and generate an alarm signal if the difference exceeds the pre-set value [F/R].

6.57.6. AUTOMATIC POWER CONTROL (APC)

6.57.6.1. GENERAL REQUIREMENTS

     6.57.6.1.1. The RF transmit subsystem shall have an automatic power control subsystem to compensate for path loss changes. These path loss changes are a result of path length change as the satellite moves through its orbital track, the path loss changes due to environment, and changes of the satellite receive antenna gain with regard to the signal direction.

     6.57.6.1.2. The automatic power control subsystem shall perform comparison of the received satellite SRMS telemetry level to the C-to-C pilot loopback pilot level, to correct the transmit subsystem gain to compensate for changes in path loss from a nominal clear sky reference value.

6.57.7. AXIAL RATIO COMPENSATION FUNCTIONS (F/R)

     6.57.7.1. This function is required for some SAN sites located in a heavy rain region to mitigate the effects of propagation-induced depolarisation.

     6.57.7.2. This system shall use wideband polarises in the feed of the C-band RFT to correct the polarisation of the receive and transmit signals.

     6.57.7.3. The system shall use C - C pilots transmitter in both polarisations.

     6.57.7.4. The received level of the pilots in the co-polarised and cross-polarised channels shall be detected and used to develop correction commands to the motorised polarises.

     6.57.7.5. The correction commands shall be used to optimise the setting of the polarises, with the ultimate goal being the maximum cross-polarisation (i.e., minimum axial ratio) between LH and RH feed ports.

     6.57.7.6. The system shall meet the following specification:

          1. Compensation improvement 10 dB minimum when 15 dB degradation from clear sky without compensation.

6.57.8. RFT MONITORING AND CONTROL

     6.57.8.1. Control and monitoring of the RFTs shall be performed by the RFT OAM, directed by the SRMS Controller.

     6.57.8.2. For emergency TT&C operations, the control shall be directed by the SCC through the TT&C ground equipment only.

                                                                 Page 129 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]     ICONET Ground Facilities Requirements   EN-IG-ICO-RQ/000014
                                                       Version: 26
                                                       10 November 1997

6.57.9. TT&C SUPPORT FUNCTIONS

6.57.9.1 GENERAL

     6.57.9.1.1. Scope of the TT&C Support Functions section is to define the specific functions of the RFT which shall be implemented to support the TT&C Operation.

6.57.9.2. SUPPORT FOR TT&C RANGING CALIBRATION

     6.57.9.2.1. For ranging calibration, a frequency selectable translator shall be provided to loop back the HPA output signal to the input of the LNA.

     6.57.9.2.2. The absolute delay of the translator shall be calibrated. Requirement of the test loop translator is specified in the TT&C to SAN Interface Control Document.

     6.57.9.2.3. Couplers shall be provided at the input of the LNAs.

6.57.9.3. SUPPORT FOR TT&C EIRP MEASUREMENT

     6.57.9.3.1. A selective power meter shall be provided at the output of the HPA to measure the EIRP of the TT&C command carrier.

     6.57.9.3.2. The measured data shall be sent to the TT&C baseband equipment through the RFT OAM.

6.57.9.4. SUPPLY OF SAN REFERENCE CLOCK TO TT&C

6.57.9.4.1. GENERAL

     6.57.9.4.1.1. The SAN reference clock shall be supplied to the TT&C ground equipment as specified in the TT&C to SAN ICD.

6.57.9.4.2. FORMAT

     6.57.9.4.2.1. The format of the time reference signal shall be in accordance with IRIG 200-95, code B-120.

6.57.9.4.3. TIME ACCURACY

     6.57.9.4.3.1. Time accuracy at the TT&C interface point shall be better than (plus or minus) 100 usec.

6.57.9.5. RF EQUIPMENT REQUIREMENTS FOR IOT SUPPORT

6.57.9.5.1. GENERAL

     6.57.9.5.1.1. Two RFTs in one selected TT&C collocated SAN site shall be capable of supporting the satellite IOT (In-Orbit Test).

     6.57.9.5.1.2. It shall be possible to insert C-band and S-band signals generated by the IOT equipment at the input of the HPA.

     6.57.9.5.1.3. The output power levels at the HPA and the LNA output shall be measured very accurately.

     6.57.9.5.1.4. To calibrate the LNA gain, a reference signal shall be inserted at the input of the LNA.

     6.57.9.5.1.5. It shall be possible to transmit test SRMS/HPN command signals generated by the IOT SRMS/HPN modulator to test the satellite SRMS/HPN configuration.

     6.57.9.5.1.6. It shall be possible to receive SRMS telemetry signals, and to feed them to the IOT SRMS demodulator. Details of the interface are provided in the TT&C to SAN ICD.

                                                                 Page 130 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


6.57.3. C-BAND TX/RX FUNCTIONAL REQUIREMENTS

6.57.3.1. C-BAND TX FUNCTIONAL REQUIREMENTS

6.57.3.1.1. NOMINAL TRANSMIT FREQUENCY OF C-BAND CARRIERS

    6.57.3.1.1.1. The nominal carrier frequency of the C-band carriers shall be at:

           C-S Communications:      5187.100 MHz + n x 0.025 MHz
             (n = 1 to 1991)
           HPN Messages             5186.40 MHz or 5237.60 MHz
              (switchable)
           C-C pilots:              (Band)5,183.1-5,185.6 LHCP;
                                    5,239.1-5,241.6 RHCP.
           SRMS Command:            5186.80 MHz or 5237.20 MHz
              (switchable)
           HPN PCS Command:         5186.60 MHz or 5237.40 MHz
              (switchable)
           TT&C:                    5180.0 MHz or 5244.0 MHz (switchable)

6.57.3.1.2. TRANSMIT FREQUENCY CONVERSION

        6.57.3.1.2.1. The transmit subsystem for communication carriers shall translate the intermediate frequency passband at the output of the channel units to the C-band transmit passband specified in Section 6.57.1.4.

6.57.3.1.3. COMMUNICATION DISABLE SWITCH

        6.57.3.1.3.1. The RFT shall be provided with communication disable switches which would disconnect all communication signals from the transmit paths in case of the emergency TT&C operation.

        6.57.3.1.3.2. These switches shall be remotely controllable as specified by the TT&C to SAN ICD.

        6.57.3.1.3.3. Manual over-ride shall be possible for these switches.

6.57.3.2. C-BAND RX FUNCTIONAL REQUIREMENTS

6.57.3.2.1. NOMINAL RECEIVE FREQUENCY OF ICO CARRIERS

        6.57.3.2.1.1. The nominal carrier frequency of the C-band carriers shall be at:


           S-C Communications
               Carriers:            7018.100 MHz + n x 0.025 MHz
             (n = 1 to 1991)
           SRMS Telemetry:          7017.40 MHz or 7068.40 MHz
             (switchable)
           C-C Pilots:              (Band) 7,013.1-7,015.6 LHCP
                                    7,069.1-7,071.6 RHCP
           TT&C Telemetry:          7011.5/7012.5 MHz or
             (switchable)           7072.5/7073.5 MHz

6.57.3.2.2. RECEIVE FREQUENCY CONVERSION

    6.57.3.2.2.1. The receive subsystem shall translate the C-band receive passband specified in Section 6.57.1.5 to an intermediate frequency passband.
                                                               Page 127 of 245
                                              ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


6.57.4. S-BAND TX/RX FUNCTIONAL REQUIREMENTS

6.57.4.1. GENERAL

     6.57.4.1.1. S-Band TX and RX capabilities shall be provided, in order to transmit test mobile signals and to receive S-band carriers for monitoring and level calibration purposes.

6.57.4.2. S-BAND TX FUNCTIONAL REQUIREMENTS

6.57.4.2.1. NOMINAL TRANSMIT FREQUENCY OF ICO CARRIERS

     6.57.4.2.1.1. The Nominal Transmit Frequency of ICO carriers shall be:
                    1985.000 MHz + n x 0.025 MHz (n = 1 to 1199)

6.57.4.2.2. TRANSMIT FREQUENCY CONVERSION

     6.57.4.2.2.1. The transmit subsystem shall translate the intermediate frequency passband output of the channel units to the S-band transmit passband specified in Section 6.57.1.6.

6.57.4.3. S-BAND RX FUNCTIONAL REQUIREMENTS

6.57.4.3.1. NOMINAL RECEIVE FREQUENCY OF ICO CARRIERS

     6.57.4.3.1.1. The Nominal Receive Frequency of ICO carriers shall be:
                    2170.000 MHz + n x 0.025 MHz (n = 1 to 1199)

6.57.4.3.2. RECEIVE FREQUENCY CONVERSION

     6.57.4.3.2.1. The receive subsystem shall translate the receive S-band passband to an intermediate frequency passband specified in Section 6.57.1.7.

6.57.5. DOPPLER MEASUREMENTS AND COMPENSATION FUNCTIONAL REQUIREMENTS

6.57.5.1. GENERAL

    6.57.5.1.1. The AFC system shall compensate for satellite local oscillator frequency drift and Doppler shift at up and down-links of the C-band.

    6.57.5.1.2. In order to reduce the frequency errors seen by the UT demodulators, automatic frequency compensation (AFC) shall be performed by the SAN on the C-band transmit signals at the C-band up-converters.

    6.57.5.1.3. In order to reduce the frequency errors seen by the CU demodulators, AFC shall be performed at the C-band down-converters on the C-band receive signals as well.

    6.57.5.1.4. These AFC functions shall be performed for all communications and signalling carriers, including HPN message/command carriers and SRMS command/telemetry carriers.

    6.57.5.1.5. TT&C command and telemetry carriers shall not be affected by the AFC.

6.57.5.2. COMPENSATION OF RESIDUAL DOPPLER SHIFT AT CHANNEL UNITS

    6.57.5.2.1. Since the amount of the Doppler shift is proportional to the frequency, different amount of compensation is required for the signal at different frequencies within C-band transmit and receive band.

    6.57.5.2.2. The AFC system shall compensate for the Doppler shift at the centre frequency of the C-band transmit (5,212 MHz) and receive (7,043 MHz) band.

    6.57.5.2.3. The residual Doppler shift at the actual frequency of the signal shall be further compensated for at the Channel Units, if required.

    6.57.5.2.4. The AFC control unit shall provide the frequency compensation data to the Channel Managers for compensation of this frequency dependent residual Doppler shift.

                                                               Page 128 of 245
                                              ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

     6.57.1.3.2. Independent signal processing paths for each RFT shall be provided for signals designated for left hand circular polarisation and right hand circular polarisation, for both the transmit and receive directions.

6.57.1.4. C-BAND TRANSMIT PASS BAND

     6.57.1.4.1. The C-Band Transmit Pass Band shall be 5179.5 to 5244.5 MHz.

6.57.1.5. C-BAND RECEIVE PASS BAND

     6.57.1.5.1. The C-Band Receive Pass Band shall be 7011.0 to 7073.9 MHz.

6.57.1.6. S-BAND TRANSMIT PASS BAND

          6.57.1.6.1. The S-Band Transmit Pass Band shall be 1985 to 2015 MHz.

6.57.1.7. S-BAND RECEIVE PASS BAND

     6.57.1.7.1. The S-Band Receive Pass Band shall be 2170 to 2200 MHz.

6.57.1.8. REDUNDANCY REQUIREMENT

     6.57.1.8.1. The RFT subsystem shall consist of the five sets of the antenna and RF equipment in the 4+1 redundant configuration.

     6.57.1.8.2. Furthermore, the antenna and RF equipment subsystems within each RFT subsystem shall have the following redundancy configuration.

          Antenna subsystem        Non-redundant
          C-band HPA               2+1 redundant configuration
          C-band LNA               2+1 redundant configuration
          C-band Upconverter       2+1 redundant configuration
          C-band Downconverter     2+1 redundant configuration
          S-band HPA               Non-redundant
          S-band LNA               Non-redundant
          S-band Upconverter       Non-redundant
          S-band Downconverter     Non-redundant
          TT&C Upconverter         1+1 redundant configuration
          TT&C Downconverter       1+1 redundant configuration

     6.57.1.8.3. Each redundant system shall have an automatic real-time changeover facility to change traffic from a faulty unit to a standby unit in case an on-line unit is in failure condition and to minimise the loss of traffic without the help of RFT Controller/OAM functions.

6.57.1.9. NON-INVERSION OF SPECTRUM

     6.57.1.9.1. The spectrum of the C-band and S-band transmit signals at the antenna shall not be inverted from that of the modulator output signals.

     6.57.1.9.2. The spectrum of the demodulator input signals shall not be inverted from that of the C-band and S-band received signals at the antenna.

6.57.1.10. COLLOCATION WITH REMOTE PCS

     6.57.1.10.1. Six selected SAN sites collocated with the TT&C sites shall also be collocated with the ICO provided Remote PCS equipment for transmitting/receiving SRMS Command and SRMS Telemetry signals.

     6.57.1.10.2 The PCS signals (SRMS Command and SRMS Telemetry) shall be transmitted/received by the RFT with the same manner as the communications signals.

     6.57.1.10.3. Interface requirements between the Remote PCS equipment and the SAN equipment shall be in accordance with the RPCS to SAN Interface Control Document (TBD)

                                                                 Page 125 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

6.57.2. ANTENNA REQUIREMENTS

6.57.2.1. GENERAL

     6.57.2.1.1. The antenna shall be capable of transmission and reception of both C-band and S-band signals.

6.57.2.2. ANTENNA POINTING AND TRACKING REQUIREMENTS

6.57.2.2.1. TRACKING CONTROL

     6.57.2.2.1.1. The antenna shall be capable of the following tracking and pointing control modes:

          1. Automatic Tracking
             The antenna shall track the satellite autonomously receiving the satellite TT&C telemetry signal.
             The tracking control shall be designed so that the antenna will not track by its sidelobes.

          2. Program Tracking
             The antenna shall track the satellite autonomously based on the satellite ephemeris data provided from the SCC.

          3. Search Pattern Tracking
             The antenna shall search the satellite with hexagonal search patterns near the predicted orbit locations based on the satellite ephemeris data until the satellite is acquired.
             Then the antenna shall be in the automatic tracking mode.

          4. Pointing (Command Position and Manual)
             The antenna shall be pointed to the specified pointing angles.

          5. Stand-by Mode
             The antenna shall be pointed to the predicted direction for the rising satellite and ready to track the satellite automatically when the satellite is acquired.

          6. Drive to Stow Position
             The antenna shall be capable of being driven to the stow position.

     6.57.2.2.1.2. The antennas installed at selected SAN sites, including all SAN TT&C sites, shall have mono-pulse tracking capability.

6.57.2.2.2. SAFETY

     6.57.2.2.2.1. Appropriate safety measures shall be provided to protect human and the antenna itself in case of the failure of the driving apparatus. The following safety devices shall be provided to the antenna:

          1. emergency stop switch

          2. drive disable switch

          3. drive limit switch


                                                                 Page 126 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

                                  [FLOW CHART]

     6.55.14      FIGURE 6-4 FUNCTIONAL BLOCK DIAGRAM FOR TRAFFIC PLANNING

6.56 CHANNEL UNIT FAILURE HANDLING

6.56.1. TRAFFIC CHANNEL UNIT FAILURES

     6.56.1.1. In the event of the failure of a traffic channel unit, the SBS shall inform the SAN-OSS of the failure.

     6.56.1.2. The IGF shall tear down all traffic calls that were being routed solely through that channel unit, and release all the assigned traffic channels through that channel unit.

     6.56.1.3. The IGF shall continue all calls that were operating in diversity mode where one path was routed through the failed channel unit and the other path was routed through a different channel unit. However, the path routed through the failed channel unit shall be dropped.

                                                                 Page 123 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

6.56.2. CONTROL CHANNEL UNIT FAILURES

     6.56.2.1. In the event of the failure of a control channel unit, the SBS shall inform the SAN-OSS of the failure.

     6.56.2.2. The IGF shall configure an unused control channel unit (if one is available) to replace the control channels that were being provided by the failed channel unit. This shall be achieved within [60] seconds.

     6.56.2.3. If no unused control channel unit is available, the IGF shall re-configure a traffic channel unit to operate as a control channel unit, and then configures it to replace the control channels that were being provided by the failed channel unit. This shall be achieved within [120] seconds. By preference, a traffic channel that was not carrying any traffic shall be used for this purpose.

     6.56.2.4. If it is necessary to reconfigure a traffic channel unit to a control channel unit, and that traffic channel unit was carrying traffic, the IGF shall attempt to handover all active calls to other channel units prior to reconfiguring the channel unit an extra [15] seconds will be allocated to attempt this. Should it not be possible to handover any of the calls, the IGF shall release those traffic channels as defined in Section 6.56.1.

6.57. RFT FUNCTIONAL REQUIREMENTS

6.57.1. GENERAL REQUIREMENTS

6.57.1.1. NUMBER OF ANTENNAS

     6.57.1.1.1. Five antennas shall be required at each SAN site. Generally, two or more may be in track modes, tracking satellite in view, one antenna may likely be in a 'flyback' mode, one antenna may be in a 'positioned' mode waiting for the rising satellite to appear at the horizon, and one antenna may be an active spare.

6.57.1.2. COLLOCATION WITH TT&C SITE

     6.57.1.2.1. Six selected SAN sites shall be collocated with the TT&C stations.

     6.57.1.2.2. In these selected SANs the major RF equipment, notably antennas, LNAs and HPAs, shall be shared by the communication traffic and the TT&C command and telemetry carriers.

     6.57.1.2.3. One of the TT&C collocated site shall have the capability supporting the IOT (In Orbit Test) of satellites.

     6.57.1.2.4. Upconverters and downconverters for dedicated use of the TT&C shall be provided for these SANs.

     6.57.1.2.5. The output of the TT&C upconverters shall be combined with the output of the communication upconverters and fed to the input to the HPA.

     6.57.1.2.6. The LNA output shall be divided to feed to the input of the TT&C down-converters and the communication down-converters.

     6.57.1.2.7. The TT&C ground equipment will be provided separately by the satellite contractor and are outside the scope of this requirement document.

     6.57.1.2.8. Interface requirements between the TT&C ground equipment including IOT equipment and the SAN equipment are specified in TT&C to SAN Interface Control Documents (ICD).

6.57.1.3. IF CONNECTIVITY REQUIREMENTS

     6.57.1.3.1. The IF between the RFT and the IF Distribution shall be L-band (1010.5 MHz-1660.5 MHz).


                                                                 Page 124 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

          3. purge SAN alarm data.

          4. access SAN alarm data using filters supplied by the NMS.

7.8.5.5. PERFORMANCE MANAGEMENT

     7.8.5.5.1. The SAN-OSS interface shall allow the NMC to:

          1. configure SAN-OSS performance parameters.

          2. initiate archiving of the SAN-OSS performance data.

          3. purge SAN-OSS performance data.

          4. access SAN-OSS performance data using filters supplied by the NMC.

          5. configure periodic transfer of SAN performance data to NMS using filters.

7.8.5.6. SECURITY MANAGEMENT

     7.8.5.6.1. The SAN-OSS OAM interface shall provide access control facilities to all SAN-OSS OAM interface functionality.

7.8.6. HIGH POWER NOTIFICATION

7.8.6.1. GENERAL DESCRIPTION

     7.8.6.1.1. High Power Notification delivers a short paging message to a user who is out of reach of the normal ICO communication services which are supported through line-of-sight satellite paths. The HPN service is a supplementary service that is triggered by failed mobile terminated (MT) short message delivery, and failed MT call attempts.

7.8.6.2. GENERAL REQUIREMENTS

     7.8.6.2.1. The HPN OAM interface shall provide the following software upgrade facilities:

          1. download new versions of software from the NMS.

          2. replace the current version of software with the new version.

          3. replace the current version of software with the previous version.

          4. extract existing software version information for the three versions of software.

     7.8.6.2.2. The HPN OAM interface shall encompass the management of the HPN hardware and software which implements the HPN-SC, the HPN Channel Manager, the HPN Local SRMS, HPN Channel Unit and HPN-PCS functions.

     7.8.6.2.3. The HPN OAM subsystem shall support an interface to the SAN-OSS, for receipt of global configuration parameters and providing fault and performance management information.

     7.8.6.2.4. The HPN OAM subsystem shall support an interface for an MMI to allow for local equipment control, and limited fault management.

     7.8.6.2.5. The HPN ChM shall be capable of uploading the event records to the NMC via the HPN OAM subsystem.

7.8.6.3. CONFIGURATION MANAGEMENT

     7.8.6.3.1. The HPN OAM interface shall:

          1. allow the SAN-OSS to configure HPN event logging.

          2. be used to report events to the SAN-OSS for archiving of the HPN event data.

          3. provide HPN request/delivery event logs for SAN-OSS retrieval, via ftp

                                                                 Page 187 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

          4. maintain HPN request/delivery logs for [7] days.

     7.8.6.3.2. The HPN OAM interface shall forward low storage threshold alarms when the available event data storage reaches a level specified by the operator at the MMI

     7.8.6.3.3. The HPN event data available through the HPN OAM interface shall consist of the following:

          1. HPN request event records

          2. HPN delivery event records.

     7.8.6.3.4. The HPN OAM interface shall provide access to HPN subsystem parameters requiring configuration by the NMS, such as:

          1. number of micro-diversity retries for HPN messages.

          2. period between micro-diversity retries for HPN messages.

          3. number of macro-diversity retries for HPN messages.

          4. period between macro-diversity retries for HPN messages

          5. HPN satellite selection criteria

          6. H/V algorithm parameters.

          7. ICONET SAN administrative/operational status parameters.

          8. satellite channelisation plan generated by the SRMC

          9. satellite HPN transponder switching delay characteristics (time delay values for table swapping and index selection).

     7.8.6.3.5. The HPN OAM interface shall allow an operator accessing remotely from the NMS to:

          1. monitor the HPN to determine if the HPN is visible to the network.

          2. initiate start-up and shutdown procedures for elements associated with the HPN.

          3. enable/remove links from service.

     7.8.6.3.6. Test Message Generation

          1. It shall be possible to instigate test messages across the HPN service.

          2. Pre-defined routine test messages shall be available and easily activated from the NMC and SAN.

          3. It shall be possible for authorised users to enter test messages directly via the command line interface in emergency situations.

7.8.6.4. FAULT MANAGEMENT

     7.8.6.4.1. The HPN OAM interface shall forward the raising and clearing of HPN alarms, associated with the five HPN functional subsystems (HPN-SC, HPN-ChM, HPN-Local SRMS, HPN OAM, HPN ChUs and HPN-PCS) to the NMS. This shall include alarms for the following:

          1. Miscellaneous alarms.

          2. Communication alarms.

          3. Equipment alarms.

          4. Processing error alarms.

          5. Quality of service alarms.

          6. Database update alarms.

          7. Automatic database recovery initiated alarms.


                                                                 Page 188 of 245
                                                ICO Proprietary and Confidential

                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]   ICONET Ground Facilities Requirements          Version: 26
                                                            10 November 1997



          8. Data threshold alarms.

          9. Signalling failures on GSM interface links.

          10. Excessive number of retries on GSM interface links.

     7.8.6.4.2. The HPN OAM interface shall forward the raising and clearing of Channel Manager alarms to the NMS, including the following:

          1. Miscellaneous alarms

          2. Communication alarms

          3. Equipment alarms

          4. Processing Error alarms

          5. Quality of Service alarms

          6. message arrival rate threshold exceeded

     7.8.6.4.3. The HPN OAM interface shall forward the raising and clearing of Channel Unit alarms to the NMS, including the following:

          1. Communication alarms

          2. Equipment alarms

          3. Processing error alarms

          4. Quality of Service alarms

     7.8.6.4.4. For each HPN alarm forwarded to SAN-OSS, the SAN-OSS shall save the following,and forward to the NMS:

          1. an alarm identifier unique to the HPN.

          2. date and time of when the alarm was raised or cleared.

          3. alarm description.

          4. source of the alarm for the purpose of fault location.


7.8.6.5. PERFORMANCE MANAGEMENT

     7.8.6.5.1. The HPN OAM interface shall allow the NMS to:

          1. retrieve event logs for HPN message request/delivery

          2. retrieve raw HPN statistics counters

     7.8.6.5.2. The HPN OAM interface shall forward low storage threshold alarms when the available performance data storage reaches a level specified by the NMS.

     7.8.6.5.3. The HPN performance data available through the HPN OAM interface shall include the following:

          1. HPN Request records.

          2. HPN Delivery records

          3. Performance Statistics including:

               a) number of successfully acknowledged HPN messages

               b) number of failed short message delivery attempts received

               c) number of failed incoming call attempts received

               d) number of macro-diversity attempts

               e) number of successful HPN attempts/satellite

               f) number of failed HPN attempts/satellite



                                                                 Page 189 of 245
                                                ICO Proprietary and Confidential

                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]   ICONET Ground Facilities Requirements          Version: 26
                                                            10 November 1997


               g) number of HPN messages redirected to other SANs

     7.8.6.5.4. It shall be possible to display key summary performance data either locally at the HPN when a terminal is directly attached or remotely via a standardised remote login mechanism.

     7.8.6.5.5. It shall be possible to access all performance data stored in the HPN MIB from the SAN-OSS and from the NMC.

7.8.6.6. SECURITY MANAGEMENT

     7.8.6.6.1. The HPN OAM interface shall provide access control facilities to HPN OAM interface functionality.

7.8.7. ICO PROVIDED PAYLOAD COMMAND SYSTEM

7.8.7.1. GENERAL DESCRIPTION

     7.8.7.1.1. In order to make the most effective use of satellite resources, the Satellite Resource Management Centre (SRMC) plans the frequency bandwidth, gain, etc. allocated to each spot beam as the satellite moves (the channelisation plan), taking into account expected traffic load. The payload configuration data is then delivered to the ICO provided PCS for uploading to the satellite.

7.8.7.2. GENERAL NETWORK MANAGEMENT REQUIREMENTS

     7.8.7.2.1. The interface between the Central PCS subsystem and the NMS shall be defined by a CPCS to NMS Interface Control Document (TDB).

     7.8.7.2.2. The interface between the Remote PCS subsystem and the SAN equipment shall be defined by a RPCS to SAN Interface Control Document (TBD).

     7.8.7.2.3. DELETED

     7.8.7.2.4. The NMC shall transfer spacecraft information collected by the CPCS to the SRMC for the purposes of improving the use of the communications satellite resource planning. Typically this information will consist of:
[C and] S band power levels, power thresholds (TBD), Tropo and ALC alarms.

7.8.7.3. NETWORK CONSISTENCY AND MANAGEMENT

     7.8.7.3.1. The NMS shall send to the CPCS subsystem the time window within which the payload update is to be successfully loaded at the satellite, which is specified by the SRMC.

     7.8.7.3.2. The NMS shall receive and report alarms from the CPCS subsystem indicating payload update failure.

     7.8.7.3.3. DELETED

     7.8.7.3.4. The NMS shall receive and report an alarm from the CPCS that the payload configuration is not consistent with that planned.

     7.8.7.3.5. The IG shall assume that any deviations from the planned and actual payload configuration shall be made known to the NMC within [25] seconds.

     7.8.7.3.6. The IGF shall assume that restoration to the planned payload configuration shall be made known to the NMS.

     7.8.7.3.7. Upon receipt of an alarm from the CPCS of inability to configure the payload, or inconsistency of the payload configuration with that planned, the NMS shall:

          1. Log the event and alarm details.

          2. Report the incident to the NMC operator.



                                                                 Page 190 of 245
                                                ICO Proprietary and Confidential

                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]   ICONET Ground Facilities Requirements          Version: 26
                                                            10 November 1997



          3. Transfer the alarm information to the SCC if the operator considered that the spacecraft is in error.

          4. Notify all SBS and HPN subsystems in the SANs sharing the inconsistently configured satellite, within [20] seconds after the reception of the alarm, in order to stop all current and future planned transmissions to the affected satellite.

          5. Determine a contingency plan, if the operator decides to do so.

          6. Implement the contingency plan, if the operator decides to do so.

     7.8.7.3.8. Upon receipt of a notification from the CPCS of restoration of the payload configuration, or upon successful implementation of the contingency plan, the NMS shall notify all SBS and HPN subsystems affected that they can resume the transmissions.

     7.8.7.3.9. Upon receipt of a notification from the NMS of inconsistency of the payload configuration, the SBS and HPN shall stop all current and future planned transmission to the affected satellite until receipt of the notification from the NMS that the payload configuration has been restored or the contingency plan is in effect.

     7.8.7.3.10. The NMC shall provide the ability to configure the CPCS as defined in the CPCS to NMS ICD (TBD)

     7.8.7.3.11. It shall be possible from the NMS to configure the interval that payload status information is transferred to the NMS.

7.8.7.4. PAYLOAD MANAGEMENT

     7.8.7.4.1. The NMS shall be able to periodically request from the CPCS archived data of Payload summary status information for subsequent storage at the NMS. This status information shall include:

          1. [satellite power ([C and] S band)]

          2. Tropo detector events and ALC onsets

     7.8.7.4.2. The NMS shall transfer the channelisation plan information needed to update the satellite payload generated by the SRMC to the CPCS subsystem.

7.8.7.5. GENERAL OAM REQUIREMENTS

     7.8.7.5.1. The IGF shall assume that the PCS shall provide its own backup and restoration procedures associated with the PCS.

     7.8.7.5.2. The IGF shall assume that the PCS shall provide its own software upgrade facilities:

     7.8.7.5.3. The IGF shall assume that the PCS shall encompass its own management of the PCS equipment and software. However, status information shall be transferred from the CPCS to the NMS as defined in the CPCS to NMs ICD (TBD).

7.8.7.6 CONFIGURATION MANAGEMENT

     7.8.7.6.1. [It shall be possible from the NMS to configure PCS event parameters, status controls and alarms as defined by the CPCS to NMS ICD
     (TBD) and the RPCS to SAN ICD (TBD).]

7.8.7.7. FAULT MANAGEMENT

     7.8.7.7.1. The CPCS and RPCS shall forward the raising and clearing of PCS alarms to the NMS, according to the CPCS to NMS ICD (TBD) and RPCS to SAN ICD (TBD) The IGF shall assume as a minimum that the alarms include the following:

          1. Communication alarms [TBD].

          2. Equipment alarms [TBD].

          3. Processing error alarms [TBD].


                                                                 Page 191 of 245
                                                ICO Proprietary and Confidential

                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]   ICONET Ground Facilities Requirements          Version: 26
                                                            10 November 1997


          4. ALC operation alarm.

          5. transmission channel overdrive protection alarm.

          6. satellite payload configuration mismatch.

          7. Payload Threshold Alarm [TBD]

     7.8.7.7.2. Each PCS alarm forwarded to the NMS shall contain:

          1. an object identifier unique to the PCS [TBD].

          2. date and time of when the alarm was raised or cleared [TBD].

          3. alarm description [TBD].

          4. source of the alarm for the purpose of fault location [TBD].

     7.8.7.7.3. [From the NMS it shall be possible to configure, purge, access, filter and transfer alarm data in accordance with the CPCS to NMS ICD (TBD) and RPCS to SAN ICD (TBD).]

7.8.7.8. PERFORMANCE MANAGEMENT

     7.8.7.8.1. [From the NMS it shall be possible to configure, purge, access, filter and transfer performance data from the PCS in accordance with the CPCS to NMS ICD (TBD) and RPCS to SAN ICD (TBD).]

7.8.7.9. DELETED.

7.8.8. RADIO FREQUENCY TERMINAL

7.8.8.1. GENERAL DESCRIPTION

     7.8.8.1.1. The RFT contains a logical OAM. The RFT can also be monitored and operated via the SAN-OSS and via the NMC. In normal conditions the RFT is monitored by the NMC, and also by the SCC for TT&C. In the event of serious space segment failures, the SCC may take direct control of the RFT equipment.

     7.8.8.1.2. The RFT OAM allows the operator to monitor and control the earth station radio terminal including the five tracking antennas and their associated subsystems, and the uplink and downlink chains.

     7.8.8.1.3. For the purposes of network management, the RFT OAM monitors the equipment that is shared with the TT&C subsystem at the co-located SAN/TT&C sites.

     7.8.8.1.4. The RFT shall encompass the management of the RFT equipment and software comprising the ACU, De-ice, Tracking Down Converter, Tracking Demodulator, C-band-HPA, S-LNA, TX/RX Path Selector, etc.

7.8.8.2. GENERAL REQUIREMENTS

     7.8.8.2.1. The RFT OAM interface shall provide access to backup and restoration procedures associated with the RFT.

     7.8.8.2.2. The RFT OAM interface shall provide the following software upgrade facilities:

          1. download new versions of software from the NMS.

          2. replace the current version of software with the new version.

          3. replace the current version of software with the previous version.

          4. extract existing software version information for the three versions of software.

     7.8.8.2.3. The RFT OAM shall be provided in a [hot standby] redundancy configuration.

     7.8.8.2.4. [The RFT OAM switchover shall not exceed 5 minutes].



                                                                 Page 192 of 245
                                                ICO Proprietary and Confidential

                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]   ICONET Ground Facilities Requirements          Version: 26
                                                            10 November 1997


     7.8.8.2.5. A logical link shall exist between the RFT OAM and the SAN-OSS to support the relevant information exchange (this shall include ephemeris data, etc.).

     7.8.8.2.6. A direct logical interface shall be provided between the RFT OAM and the SCC (e.g. through the TT&C ground equipment) to exchange alarm, control and status information.

     7.8.8.2.7. In emergency operation of the TT&C, the RFT OAM shall accept commands from the SCC only, and shall reject control attempts from the SAN-OSS, until the TT&C returns the control back to the SRMS controller.

     7.8.8.2.8. The antenna shall be capable of Program Tracking where the antenna shall track the satellite autonomously based on the satellite ephemeris generated by the SCC and distributed via the NMC.

     7.8.8.2.9. The RFT OAM system shall consist of two MMIs as a primary/secondary configuration in the central building.

     7.8.8.2.10. The RFT OAM system shall provide a capability to connect another MMI in one of the RFT shelters.

     7.8.8.2.11. The RFT OAM shall have the capability to present a graphical view of the RFT configuration chains and to send a command to change the parameters of RFT equipment.

     7.8.8.2.12. It shall be possible to send RFT configuration commands from the NMC or SAN-OSS to the RFT system.

     7.8.8.2.13. The RFT OAM shall provide an event logging function.

7.8.8.3. CONFIGURATION MANAGEMENT

     7.8.8.3.1. The RFT OAM shall maintain the database as to which satellite each RFT Antenna is currently tracking or prepared to track at the moment.

     7.8.8.3.2. The RFT OAM interface shall provide a facility for the RFT to supply status to the NMS, including the following:

               7.8.8.3.3. Antenna Control Unit:

                    1. Control Mode.

                    2. Drive Mode.

                    3. Auto Transfer.

                    4. Program transfer.

                    5. Auto Enable.

                    6. Program Enable.

                    7. AZ Drive.

                    8. EL Drive.

                    9. AZ Position.

                   10. EL Position.

                   11. Satellite Acquisition.

                   12. Program Start Time.

               7.8.8.3.4. De-ice:

                    1. Operation Mode.

                    2. Control Mode.

                    3. Main REF.

                    4. Sub REF.


                                                                 Page 193 of 245
                                                ICO Proprietary and Confidential

                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]   ICONET Ground Facilities Requirements          Version: 26
                                                            10 November 1997


                    5. Feed Horn.

                    6. Snow/ICE.

                    7. Rain.

              7.8.8.3.5. Tracking Down Converter:

                    1. Operational Condition.

                    2. Control Mode.

                    3. Frequency.

              7.8.8.3.6. Tracking Demodulator:

                    1. Operational Condition.

                    2. Beacon Level.

                    3. PLL.

              7.8.8.3.7. C-Band High Power Amplifier:

                    1. Operational Condition.

                    2. Control Mode.

                    3. Output Power.

                    4. LV.

                    5. HV.

                    6. Pre-Heat.

              7.8.8.3.8. C-Band Low Noise Amplifier:

                    1. Operational Condition.

              7.8.8.3.9. Tx/Rx Path Selector:

                    1. Control Mode.

                    2. TX Path-A/B Selection.

                    3. RX Path-A/B Selection.

              7.8.8.3.10. TT&C Up Converter:

                    1. Operational Condition.

                    2. Control Mode.

                    3. Frequency.

              7.8.8.3.11. TT&C Down Converter:

                    1. Operational Condition.

                    2. Control Mode.

                    3. Frequency.

              7.8.8.3.12. Switch:

                    1. Control Mode.

                    2. SW Status.

              7.8.8.3.13. C-Band Up Converter:

                    1. Operational condition.

              7.8.8.3.14. C-Band Down Converter:

                    1. Operational condition.


                                                                 Page 194 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


          7.8.8.3.15. Automatic Frequency Compensation:

               1. Operational Condition.

               2. Control Mode.

               3. Pilot Frequency-1.

               4. Pilot Frequency-2.

               5. Pilot-1 Lock Status.

               6. Pilot-2 Lock Status.

               7. Hold Time.

          7.8.8.3.16. 5/7GHz Translator:

               1. Operational Condition.

               2. Control Mode.

               3. Local Frequency.

          7.8.8.3.17. RFT Summary:

               1. Operational Condition.

     7.8.8.3.18. The RFT OAM interface shall provide a facility for the TT&C to supply status to the NMS, including the following:

          7.8.8.3.19. TT&C upconverters:

               1. Operational condition.

               2. Frequency.

               3. Upconverter number.

          7.8.8.3.20. TT&C downconverters:

               1. Operational condition.

               2. Frequency.

               3. Down converter number.

          7.8.8.3.21. The RFT OAM interface shall forward RFT events to the NMS.

          7.8.8.3.22. The RFT OAM interface shall allow the NMS to:

               1. configure RFT event parameters.

               2. purge RFT event data.

               3. access RFT event data.

     7.8.8.3.23. The RFT OAM interface shall provide access to parameters requiring configuration by the NMS, including the following:

          7.8.8.3.24. Antenna Control Unit:

               1. Drive Mode.

               2. Auto Transfer.

               3. Program transfer.

               4. AZ Position.

               5. EL Position.

               6. Program Start Time.

               7. Program parameter.




                                                                 Page 195 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


          7.8.8.3.25. De-ice:

               1. Operation Mode.

               2. Main REF.

               3. Sub REF.

               4. Feed Horn.

          7.8.8.3.26. Tracking Down Converter:

               1. Frequency.

          7.8.8.3.27. C-Band High Power Amplifier:

               1. LV.

               2. HV.

               3. Alarm Reset.

          7.8.8.3.28. Tx/Rx Path Selector:

               1. TX Path-A/B Selection.

               2. RX Path-A/B Selection.

          7.8.8.3.29. TT&C Up Converter:

               1. Frequency.

          7.8.8.3.30. TT&C Down Converter:

               1. Frequency.

          7.8.8.3.31. Switch:

               1. SW Status.

          7.8.8.3.32. 5/7 GHz Translator:

               1. Local Frequency.

     7.8.8.3.33. The RFT OAM interface shall provide access to TT&C parameters requiring configuration by the NMS.

7.8.8.4. FAULT MANAGEMENT

     7.8.8.4.1. The RFT OAM interface shall forward the raising and clearing of RFT alarms to the NMS, including the following:

     7.8.8.4.2. Communication alarms.

     7.8.8.4.3. Antenna Control Unit:

          1. Link.

          2. Operational Condition.

          3. Emergency Stop.

          4. AZ Drive Fault.

          5. EL Drive Fault.

          6. Angle Fault.

          7. Low EL.

          8. Up Limit.

          9. Down Limit.

          10.CW Limit.




                                                                 Page 196 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


         11. CCW Limit.

         12. Dehydrator Alarm.

     7.8.8.4.4. De-ice:

          1. Major ALM.

          2. Minor ALM.

     7.8.8.4.5. Tracking Down Converter:

          1. Operational Condition.

     7.8.8.4.6. Tracking Demodulator:

          1. Operational Condition.

          2. Beacon Level Alarm.

     7.8.8.4.7. C-Bank High Power Amplifier:

          1. Link.

          2. Operational Condition.

          3. RF CCT Alarm.

          4. Cooling Alarm.

          5. INTLK Alarm.

          6. PS Alarm.

          7. Low RF.

     7.8.8.4.8. C-Bank Low Noise Amplifier:

          1. Operational Condition.

     7.8.8.4.9. Tx/Rx Path Selector:

          1. Link.

          2. Path SEL Alarm.

     7.8.8.4.10. TT&C Up Converter.

          1. Operational Condition.

     7.8.8.4.11. TT&C Down Converter.

          1. Operational Condition.

     7.8.8.4.12. C-Band Up Converter.

          1. Operational Condition.

     7.8.8.4.13. C-Band Down Converter.

          1. Operational Condition.

     7.8.8.4.14. Automatic Frequency Compensation:

          1. Operational Condition.

     7.8.8.4.15. 5/7Ghz Translator:

          1. Operational Condition.

     7.8.8.4.16. S-Band SSPA:

          1. Operational Condition.

     7.8.8.4.17. S-Bank Low Noise Amplifier:

          1. Operational Condition.




                                                                 Page 197 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


     7.8.8.4.18. Miscellaneous Alarm:

          1. Air Conditioner.

          2. Fire Alarm.

     7.8.8.4.19. RFT Summary:

          1. Operational Condition.

     7.8.8.4.20. The RFT OAM interface shall forward the raising and clearing of TT&C alarms to the NMS, including the following:

     7.8.8.4.21. Equipment alarms [TT&C baseband equipment summary alarm].

     7.8.8.4.22. Each RFT alarm forwarded to the NMS shall contain:

          1. an object identifier unique to the RFT.

          2. date and time of when the alarm was raised or cleared.

          3. alarm description.

     7.8.8.4.23. The RFT OAM interface shall allow the NMS to configure RFT alarm parameters.

7.8.8.5. PERFORMANCE MANAGEMENT

     7.8.8.5.1. The RFT OAM interface shall allow the NMS to:

          1. configure RFT performance parameters.

          2. purge RFT performance data.

          3. access RFT performance data using filters supplied by the NMS.

          4. configure periodic transfer of RFT performance data to NMS using filters.

      7.8.8.5.2. The RFT performance data available through the RFT OAM interface shall include threshold exceeding data statistics.

7.8.8.6. SECURITY MANAGEMENT

     7.8.8.6.1. The RFT OAM interface shall provide access control facilities to all RFT OAM interface functionality.

7.8.9. SATELLITE BASE STATION

7.8.9.1. GENERAL DESCRIPTION

     7.8.9.1.1. The Satellite Base Station is responsible for the monitoring and management of the Satellite Access Subsystem and the Satellite Processing Subsystem. The Satellite Access Subsystem consists of the channel units and their associated elements. The Satellite Processing Subsystem consists of the channel manager and it's associated elements. The SBS domain also includes the OAM systems for the internal SBS Ethernet switch and GPS Receiver systems.

     7.8.9.1.2. SBS OMC (Operations and Maintenance Centre) hosts the logical functions for SBS OAM, ChU OAM, CM OAM and RTRM OAM. The SBS OMC includes element management for CM, ChU, RTRM and SBS Ethernet Switch.

7.8.9.2. GENERAL REQUIREMENTS

     7.8.9.2.1. The SBS OAM interface shall provide access to backup and restoration procedures associated with the SBS.

     7.8.9.2.2. The SBS OAM interface shall provide the following software upgrade facilities:

          1. download new versions of software from the NMS.




                                                                 Page 198 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements          VERSION: 26
                                                             10 NOVEMBER 1997

          2.   replace the current version of software with the new version.

          3. replace the current version of software with the previous version.

          4. extract existing software version information for the three versions of software.

     7.8.9.2.3. The SBS OAM interface shall allow the NMS to:

          1.   configure SBS resource usage parameters.

          2.   initiate archiving of the SBS resource usage data.

          3.   purge SBS resource usage data.

          4.   access SBS resource usage data using filters supplied by the NMS.

     7.8.9.2.4. The SBS OMC shall use an industry standard remote window protocol for displaying all SBS control and configuration applications on the SAN-OSS console.

     7.8.9.2.5. The SBS OMC shall use an industry standard network management protocol to forward events and alarms to the SAN-OSS.

     7.8.9.2.6. The SBS OMC shall transfer bulk statistics to the SAN-OSS via industry standard file transfer protocol. The transfer shall occur automatically on a timed schedule or via SBS OMC operator command.

7.8.9.3. CONFIGURATION MANAGEMENT

     7.8.9.3.1. The SBS OAM interface shall provide a facility for the SBS to supply status to the NMS, including the following:

          1.   Channel Units.

          2.   Channel Manager.

          3.   Call Processor.

          4.   Channel Processor.

          5.   Switching and Transcoding Module (STM).

          6.   E1 Cards.

          7.   T1 Cards.

          8.   Ethernet Cards.

          9.   RTRM

     7.8.9.3.2. The SBS OAM interface shall forward SBS events to the NMS.

     7.8.9.3.3. The SBS OAM interface shall allow the NMS to:

          1.   configure SBS event parameters.

          2.   initiate archiving of the SBS event data.

          3.   purge SBS event data.

          4.   access SBS event data.

     7.8.9.3.4. The SBS OAM interface shall provide access to parameters requiring configuration by the NMS.

     7.8.9.3.5. The SBS OAM interface shall provide access to Channel Manager parameters requiring configuration by the NMS, including the following:

          1.   Traffic switching between air interface and MSSC.

          2.   Ciphering control.

     7.8.9.3.6. The SBS OAM interface shall provide access to Channel Unit parameters requiring configuration by the NMS, including the following:

                                                                 Page 199 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements          VERSION: 26
                                                             10 NOVEMBER 1997

          1.   Operational state.

          2.   Software download.

     7.8.9.3.7. The SBS OAM interface shall provide access to RTRM parameters requiring configuration by the NMS, including the following:

          1.   threshold for disk utilisation.

7.8.9.4. FAULT MANAGEMENT

     7.8.9.4.1. The SBS OAM interface shall forward the raising and clearing of SBS alarms to the NMS, including the following:

          1.   Communication alarms.

          2.   Equipment alarms.

          3.   Processing error alarms.

          4.   Quality of service alarms.

     7.8.9.4.2. The SBS OAM interface shall forward the raising and clearing of Channel Manager alarms to the NMS, including the following:

          1.   Communication alarms.

          2.   Equipment alarms.

          3.   Processing error alarms.

     7.8.9.4.3. The SBS OAM interface shall forward the raising and clearing of Channel Unit alarms to the NMS, including the following:

          1.   Communication alarms.

          2.   Equipment alarms.

          3.   Processing error alarms.

     7.8.9.4.4. The SBS OAM interface shall forward the raising and clearing of RTRM alarms to the NMS, including the following:

          1.   Communication alarms.

          2.   Equipment alarms.

          3.   Processing error alarms.

          4.   Disk utilisation exceeds threshold.

     7.8.9.4.5. Each SBS alarm forwarded to the NMS shall contain:

          1.   an object identifier unique to the SBS.

          2.   date and time of when the alarm was raised or cleared.

          3.   alarm description.

          4.   source of the alarm for the purpose of fault location.

     7.8.9.4.6. The SBS OAM interface shall allow the NMS to:

          1.   configure SBS alarm parameters.

          2.   initiate archiving of the SBS alarm data.

          3.   purge SBS alarm data.

          4.   access SBS alarm data using filters supplied by the NMS.

7.8.9.5. PERFORMANCE MANAGEMENT

     7.8.9.5.1. The SBS OAM interface shall allow the NMS to:

                                                                 Page 200 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


          1. configure SBS performance parameters.

          2. initiate archiving of the SBS performance data.

          3. purge SBS performance data.

          4. access SBS performance data using filters supplied by the NMS.

          5. configure periodic transfer of SBS performance data to NMS.

     7.8.9.5.2. The SBS performance data available through the SBS OAM interface shall include the following:

          1. Channel Unit performance statistics.

          2. Channel Manager performance statistics.

          3. Number of channel requests.

          4. Diversity allocation attempts.

          5. Page requests.

          6. Number of beam handovers.

          7. Number of satellite handovers.

          8. Number of channel units in use (traffic/control).

          9. Number of active calls.

          10.Number of failed calls due to hand-off failures.

     7.8.9.5.3. The Channel Manager performance data available through the SBS OAM interface shall including the following:

          1. Internal Handovers with successful re-establishment per ChM.

          2. Internal Handovers without successful re-establishment per ChM.

          3. Total requests for connections.

          4. Total paging messages per ChM.

     7.8.9.5.4. The Channel Unit performance data available through the SBS OAM interface shall include the following:

          1. Processor utilisation.

          2. Burst plans.

     7.8.9.5.5. The RTRM performance data available through the SBS OAM interface shall include the following:

          1. Number of channel units in use.

          2. Number of active channels.

          3. Number of channel handover attempts.

          4. Number of channel handover failures.

          5. Attempted handovers over beam, frequency, z-arc, satellite.

          6. Failed handovers over beam, frequency, z-arc, satellite.

     7.8.9.5.6. The performance measurements recorded by the SBS and available through the SAN-OSS OAM interface shall include the information to allow the calculation of:

          1. total call (radio session) holding time categorised by UT location, mobile-originated or mobile-terminated, [service type], class of diversity, time and date.

                                                                 Page 201 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997

          2. total call (radio session) count (attempts and completion) categorised by UT location, mobile-originated or mobile-terminated, [service type], class of diversity, time and date.

     7.8.9.5.7. The call (radio session) attempt count shall include ones that are blocked by the lack of frequency resources. The interval and resolution of measurements shall be chosen so that the measurement data can be efficiently utilised for traffic planning at the SRMC.

     7.8.9.5.8. The performance measurements, identified above, recorded by the SBS shall be made available to the SRMC through the SAN-OSS.

     7.8.9.5.9. Any Radio Session statistics data will be collected and reported on a per SBS basis, and will not span a SAN-to-SAN handover.

7.8.9.6.  SECURITY MANAGEMENT

     7.8.9.6.1. Access through the SBS OAM interface shall be controlled using password-based logins and feature control lists for SBS applications.

7.8.10.   TERRESTRIAL NETWORK MANAGER

7.8.10.1. GENERAL DESCRIPTION

     7.8.10.1.1. Each SAN has a Terrestrial Network Manager (TNM) to provide ICO-net routing, optimisation and vocoding functions. The TNM system interfaces between the MSSCs and the Channel Managers. The TNM routes calls to SANs, and invisibly to the MSSC and Channel Managers, and provides multiplexing for Inter-Site links and vocoding for Air Interface transmission via the Channel Managers.

     7.8.10.1.2. The TNM will also manage the DCN (refer to Section 7.8.11).

7.8.10.2.  GENERAL REQUIREMENTS

     7.8.10.2.1. The TNM OAM interface shall provide access to backup and restoration procedures associated with the TNM.

     7.8.10.2.2. TNM OAM failure switchover shall be automatic.

     7.8.10.2.3. The TNM OAM interface shall provide the following software upgrade facilities:

          1. download new versions of software from the NMS.

          2. replace the current version of software with the new version.

          3. replace the current version of software with the previous version.

          4. extract existing software version information for the above three versions of software.

7.8.10.3.  CONFIGURATION MANAGEMENT

     7.8.10.3.1. The TNM OAM interface shall provide a facility for the TNM to supply status to the NMS, including the following:

          1. RPC.

          2. RPN.

          3. MUX/Vocoder.

          4. intersite route health status for the SAN.

     7.8.10.3.2. The TNM OAM interface shall forward TNM events to the NMS.

     7.8.10.3.3. The TNM OAM interface shall allow the NMS to:

          1. configure TNM event parameters.

          2. initiate archiving of the TNM event data.



                                                                 Page 202 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]       ICONET Ground Facilities Requirements       EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

          3. purge TNM event data.

          4. access TNM event data.

     7.8.10.3.4. The TNM OAM interface shall provide access to parameters requiring configuration by the NMS, including the following:

          1. RPC.

          2. RPN.

          3. MUX/Vocoder.

          4. intersite routing tables.

7.8.10.4. FAULT MANAGEMENT

     7.8.10.4.1. The TNM OAM interface shall forward the raising and clearing of TNM alarms to the NMS, including the following:

          1. Communications alarms.

          2. Equipment alarms.

          3. Processing error alarms.

          4. Quality of service alarms.

     7.8.10.4.2. Each TNM alarm forwarded to the NMS shall contain:

          1. an object identifier unique to the TNM.

          2. date and time of when the alarm was raised or cleared.

          3. alarm description.

          4. source of the alarm for the purpose of fault location.

     7.8.10.4.3. The TNM OAM interface shall allow the NMS to:

          1. configure TNM alarm parameters.

          2. initiate archiving of the TNM alarm data.

          3. purge TNM alarm data.

          4. access TNM alarm data using filters supplied by NMS.

     7.8.10.4.4. The TNM OAM shall support alarm filtering.

     7.8.10.4.5. The TNM OAM shall support the same number of alarm severity levels (critical, major, minor, warning as referred to in Section 7.3) as the SAN-OSS for the purpose of categorising alarms displayed at an MMI.

7.8.10.5. PERFORMANCE MANAGEMENT

     7.8.10.5.1. The TNM OAM interface shall allow the NMS to:

          1. configure TNM performance parameters.

          2. initiate archiving of the TNM performance data.

          3. purge TNM performance data.

          4. access TNM performance data using filters supplied by the NMS.

     7.8.10.5.2. configure periodic transfer of TNM performance data to NMS using filters.

7.8.10.6. SECURITY MANAGEMENT

     7.8.10.6.1. The TNM OAM interface shall provide access control facilities to all TNM OAM interface functionality.

                                                                 Page 203 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]       ICONET Ground Facilities Requirements       EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

7.8.11. DIGITAL COMMUNICATION NETWORK

7.8.11.1. GENERAL

     7.8.11.1.1. The Digital Communication Network (DCN) is described in Section 6.5.

     7.8.11.1.2. The DCN is integrated with the TNM OAM and forms part of the TNM OAM interface.

     7.8.11.1.3. The management of the DCN and DCN components shall be the responsibility of the local TNM. The TNM OAM interface to the SAN-OSS and NMC shall support the DCN management functions. The DCN management functions shall include the functionalities listed below and in Sections 7.8.11.2, 7.8.11.3 and 7.8.11.4:

          1. Each SAN DCN Encryption Device

               a. Normal/Fail

               b. I/O stream Normal/Fail

               c. [Bypass/Normal]

               d. [Configuration status]

          2. Each SAN DCN Router/Bridge

               a. Normal/Fail

               b. Link Fail Alarm (if provided by selected equipment)

               c. Router statistics (via text dump, information provided will be vendor dependent)

               d. Router Table Display (via text dump)

               e. Router Table Load (via file download)

          3. Each SAN TNM DCN MUX

               a. Normal/Fail

               b. I/O stream Normal/Fail

               c. Configuration status

               d. Configuration change

               e. [Diagnostics]

          4. TNM OAM Aggregated Status

               a. DCN Direction/Route Normal/Fail (e.g. Dir A, Route B Fail)

               b. TNM Communications Timeout (link health check).

7.8.11.2. CONFIGURATION MANAGEMENT

     7.8.11.2.1. The TNM OAM shall provide a facility for the TNM to supply status to the NMS, including the following:

          1. [DCN Encryption Device] at each SAN, at the NMCs and at the OT&DF (if provided);

          2. TNM DCN MUX at each SAN, at the NMCs and at the OT&DF (if provided);

          3. TNM Communications Timeout (link health check);

          4. DCN Direction/Route status

     7.8.11.2.2. The TNM OAM shall provide a facility for the DCN Router/Bridge at each SAN, at the NMCs and at the OT&DF (if provided) to display the Router Table.

                                                                 Page 204 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]       ICONET Ground Facilities Requirements       EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

     7.8.11.2.3. The TNM OAM interface shall provide the facility to download the Router Table (for the DCN Router/Bridge at each SAN, at the NMCs and at the OT&DF (if provided)) from the NMS.

     7.8.11.2.4. The TNM OAM interface shall provide a facility for the NMS to change the configuration of the DCN Router/Bridge at each SAN, at the NMCs and at the OT&DF (if provided) and [of the DCN Encryption Device at each SAN, at the NMCs and at the OT&DF (if provided)].

     7.8.11.2.5. The TNM OAM interface shall provide a facility for the NMS to get/set the enabled/disabled status of the encryption on each link (DCN Encryption Device Bypass/Normal).

7.8.11.3. FAULT MANAGEMENT

     7.8.11.3.1. The TNM OAM interface shall forward to the NMS the raising and clearing of the alarms, including the following:

          1. DNC Encryption Device at each SAN, at the NMCs and at the OT&DF (if provided);

          2. I/O Stream for the DCN Encryption Device at each SAN, at the NMCs and at the OT&DF (if provided);

          3. DCN Router/Bridge failure at each SAN, at the NMCs and at the OT&DF (if provided);

          4. DCN Router Bridge Link Failure;

          5. TNM DCM MUX failure at each SAN, at the NMCs and at the OT&DF (if provided);

          6. I/O stream for the TNM DCN Mux at each SAN, at the NMCs and at the OT&DF (if provided);

          7. TNM Communication Timeout;

          8. DCN Direct/Route Alarm.

     7.8.11.3.2. [The TNM OAM interface shall provide diagnostics information for the TNM DCN MUX at each SAN, at the NMCs and at the OT&DF (if provided)].

7.8.11.4. PERFORMANCE MANAGEMENT

     7.8.11.4.1. The TNM OAM interface shall support access to router generated statistics for the DCN Router/Bridge at every SAN, at the NMCs and at the OT&DF (if provided).

     7.8.11.4.2. (F/R) Typical DCN performance data to be reported to the NMS shall include:

          1. network congestion;

          2. error rate;

          3. latency.

7.8.12. ICONET SYNCHRONISATION SYSTEM

7.8.12.1. GENERAL DESCRIPTION

     7.8.12.1.1. Accurate timing/frequency synchronisation between elements of the ground network, radio/satellite and interconnecting terrestrial networks needs to be accomplished in order to support the mobile services being provided. At the system level the NMC requires to be able to control, audit and manage the network synchronisation as identified in Section
     6.25.1. For this purpose, the synchronisation system is to be treated as a logical network element.

                                                                 Page 205 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]       ICONET Ground Facilities Requirements       EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

     7.8.12.1.2. At the physical level, timing devices may well be integrated into the various network elements (e.g. SBS, TNM, etc.), and hence be monitored and managed by the controlling OAM. (SBS OAM, TNM OAM, etc.). However, this management needs to be pulled together and co-ordinated in order to provide a higher level view of the synchronisation subsystem at both the SAN-OSS and NMC. In addition, should additional external synchronisation devices be necessary then these will need to be managed through the synchronisation system OAM.

7.8.12.2. GENERAL REQUIREMENTS

     7.8.12.2.1. From the NMC it shall be possible to graphically determine the hierarchical synhcronisation network architecture being employed (e.g. active primary reference clock systems) and the real time status (e.g. GPS receiver device status, etc.).

     7.8.12.2.2. The NMC shall support an interface to the SCC for the receipt of ephemeris data to be transferred to the SAN SRMS for delay estimation purposes as outlined in Section 6.25.1.3.

     7.8.12.2.3. The following management functions in 7.8.12.3 to 7.8.12.6 shall be applicable where provided by the network elements.

7.8.12.3 CONFIGURATION MANAGEMENT

     7.8.12.3.1 From the NMC it shall be possible to activate re-synchronisation procedures in the case of fault and alarm conditions (timing deviations) being reported across the system.

     7.8.12.3.2 From the NMC it shall be possible to introduce changes to the synchronisation mechanism with the minimal of disruption (i.e. switching to back-up or alternate timing sources, switching to another SAN timing mechanism, etc.). This configuration capability shall exist to the element level.

     7.8.12.3.3. Switchover to primary and/or secondary timing sources shall be co-ordinated with the NMC beforehand (normal operation) or the NMC shall be notified immediately afterwards (emergency operation).

     7.8.12.3.4. It shall be possible to undertake configuration audits concerning the synchronisation systems from the NMC for tracing and investigative purposes.

7.8.12.4. FAULT MANAGEMENT

     7.8.12.4.1. Devices making up the synchronisation system shall be continually monitored for fault and alarm conditions (e.g. device failures, etc.).

     7.8.12.4.2. It shall be possible to configure fault thresholds to report aspects such as timing deviation levels, update rates, etc. from the NMC (global) or SAN-OSS (local).

     7.8.12.4.3. The SAN-OSS shall filter and co-ordinate synchronisation data from the various timing devices and provide a summary of fault and alarm reporting to the NMC.

7.8.12.5. PERFORMANCE MANAGEMENT

     7.8.12.5.1. The SAN-OSS shall collate and conduct suitable trend analysis on performance data concerning the synchronisation elements.

     7.8.12.5.2. The NMC shall collate and conduct suitable trend analysis on reported synchronisation performance data across the ICONET and report conformance against the active network synchronisation plan.

     7.8.12.5.3. Measurement and reporting of conformation of the synchronisation system against the criteria set in Section 6.25 shall be available (e.g. timing accuracy measures, stability, etc.).


                                                                 Page 206 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RG/000014
                ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


7.8.12.6. SECURITY MANAGEMENT

          7.8.12.6.1. Access control mechanisms shall be implemented concerning the synchronisation mechanism.

          7.8.12.6.2. Access through the Synchronisation System OAM shall be controlled using password-based logins.

7.8.13.   C-C SUBSYSTEM

          7.8.13.1. It shall be possible for the NMS to:

               a) Display C-C link assignments per site (e.g. frequency, power)

               b) monitor status of C-C link

               c) [Control and] Manage C-C frequency/power allocation, as the equipment allows.

7.8.14.   ICO ADMINISTRATIVE DATA CENTRE

          7.8.14.1. The ICO Administrative Data Centre (ADC) is involved in the activities of provisioning, billing, partner care and legal interception.

          7.8.14.2. The ADC shall provide its status to the NMS at all times. Any fault in the ADC shall be notified to the NMS.

          7.8.14.3. NMS shall perform a Health Check to the ADC periodically. The time interval shall be operator configurable.

          7.8.14.4. Any CDR Log Alarm detected by the ADC shall be notified to the NMS.

          7.8.14.5. Billing related complaints which can not be resolved at the ADC shall be forwarded to the NMS for possible resolution via call tracing facility at the NMS.

          7.8.14.6. Relevant CDRs shall be sent from the ADC to the NMS.

          7.8.14.7. Service affecting alarms shall be notified from the NMS to the I-ADC.

7.9.      LEGAL INTERCEPTION MANAGEMENT SYSTEM

7.9.1.    GENERAL REQUIREMENTS

          7.9.1.1. The Legal Interception Management System (LIMS) shall provide OAM functionalities for the Legal Interception System (LIS). It shall encompass LIS equipment, associated software, processing, monitoring and control.

          7.9.1.2. The LIMS shall provide access to backup and restoration procedures associated with the LIS equipment.

          7.9.1.3. The LIMS shall provide the following software upgrade facilities:

               1. download new versions of software to the LIAS from the LIMS.

               2. replace the current version of software with the new version.

               3. replace the current version of software with the previous version.

               4. extract existing software version information for the two versions of software (i.e. the current version and the previous version) stored in the LIAS.

7.9.2.    CONFIGURATION MANAGEMENT

          7.9.2.1. A facility shall be provided for the LIAS to supply its status to the LIMS.

          7.9.2.2. The LIAS shall forward its events to the LIMS.

          7.9.2.3. The LIMS shall be able to:

               1. configure LIAS event parameters.

                                                                 Page 207 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]                                                   EN-IG-ICO-RG/000014
                ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997


             2. initiate/suppress logging of the LIAS event data.

             3. support logging of up to 3 days of LIAS event data in a buffer.

             4. support saving of the logged LIAS event data in a file for long term online archiving. The long-term archive shall hold a minimum of 90 days of data storage.

             5. access LIAS event data.

       7.9.2.4. The LIAS shall provide access to parameters requiring configuration by the LIMS.

7.9.3. FAULT MANAGEMENT

       7.9.3.1. The raising and clearing of LIAS alarms shall be reported to the LIMS, including the following alarm types:

             1. Communication alarms.

             2. Equipment alarms.

             3. Software error alarms.

       7.9.3.2. Each LIAS alarm forwarded to the LIMS shall contain:

             1. an object identifier unique to the LIAS.

             2. date and time of when the alarm was raised or cleared.

             3. alarm description.

             4. alarm severity.

             5. source of the alarm for the purpose of fault location.

       7.9.3.3. The LIMS shall be able to:

             1. configure LIAS alarm parameters.

             2. initiate/suppress logging of the LIAS alarm data.

             3. support logging of up to 3 days of LIAS alarm data in a buffer.

             4. support saving of the logged LIAS alarm data in a file for long term online archiving. The long-term archive shall hold a minimum of 90 days of data storage.

             5. access LIAS alarm data using filters supplied by the LIMS.

7.9.4. PERFORMANCE MANAGEMENT

       7.9.4.1. The LIMS shall be able to:

             1. configure LIAS system performance parameters (e.g. processor overload threshold, cache memory allocation).

             2. monitor LIAS system performance (e.g. processor overload performance, memory resource usage).

             3. initiate/suppress logging of LIAS system performance data.

             4. access LIAS system performance data using filters supplied by the LIMS.

             5. configure periodic transfer of LIAS system performance data to the LIMS using filters.

             6. generate operational statistical data (e.g. number of
                intercepted calls per hour).

7.9.5. SECURITY MANAGEMENT

       7.9.5.1. At the LIMS it shall be possible to provide access control facilities.

       7.9.5.2. The LIMS shall provide strict isolation of warrants submitted by different agencies.


                                                                 Page 208 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 26
                                                             10 November 1997

8. PERFORMANCE REQUIREMENTS

8.1. CONDITIONS FOR PERFORMANCE REQUIREMENTS

     8.1.1. Except where otherwise stated, all performance requirements shall be measured under the "Initial Value" load defined in Table 9-1 of Section 9.2.

8.2. BASIC QUALITY OF SERVICE

8.2.1. IGF VOICE LOOP DELAY

     8.2.1.1. This is defined as the time from the inlet to the MSSC (4 wire mode) through the local TNM and via a remote TNM to the remote SBS output looped back at IF through the same SBS and the same TNM back to the MSSC inlet, in accordance with Test Configuration No. 2. The distance between the local TNM and the remote TNM shall be negligible. The transmitting channel unit shall be configured for the modulation scheme to be the same as the receiving channel unit.

     8.2.1.2. The average IGF voice loop delay shall be less than 290 milliseconds assuming no other traffic.

8.2.2. SPEECH QUALITY IN MOS

     8.2.2.1. This shall be measured using a test path as defined for the one way transmission delay time.

     8.2.2.2. Value of speech quality shall be not less than [0.2] MOS less than the value achieved from a test of the vocoder algorithm connected in the standard manufacturer's supply environment hardware.

8.2.3. PROBABILITY OF CALL LOSS

     8.2.3.1. For a call passing via an MSSC, the local TNM and local SBS to a UT via a satellite channel simulator, and subjected to blockage according to the channel blockage model defined below the probability of call loss excluding failures on the terrestrial side of the MSSC and errors in the UT shall be no greater than [0.1]% per minute of call holding time provided the radio link timer is set to more than 10 seconds and there are no other radio link impairments.

     8.2.3.2. The channel blockage model for this requirement shall be one in which the radio link has no more than 10 second blockage in a single interruption and no more than 15 seconds aggregate blockage in a minute.

8.2.4. HANDOVER PERFORMANCE

8.2.4.1. HANDOVER INITIATION DELAY

     8.2.4.1.1. The handover initiation delay is defined as the period from the moment the handover decision is made to the first bit of "Handover Command" is sent out of the SAN antenna to the UT. The required execution times are:

          1. Intra Channel Manager: no more than 1 second for 95% of the time.

          2. Inter-Channel Manager (same SBS): no more than 3 seconds for 95% of the time.

          3. Inter-SBS: no more than 6 seconds for 95% of the time. The distance between the two SAN sites is assumed to be no more than 15,000km.

8.2.5. HANDOVER PERFORMANCE

     8.2.5.1. The probability of the success of the complete Handover procedure shall be 99.5% providing the resources are available and excluding errors in the UT and propagation errors.


                                                                 Page 209 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements       Version: 26
                                                             10 November 1997

     8.2.5.2. In the procedure for handover by channel re-assignment, the duration from the receipt of the Reassignment Complete at SBS to the re-connection of the traffic communication path shall not exceed:

          1. Inter Channel Manager (same SBS)     [40 msec] for 95% of time.

          2. Inter SBS                            [80 msec] for 95% of time.

8.3. SMS QUALITY OF SERVICE

8.3.1. DELIVERY TIME

     8.3.1.1. The delivery time for a short message from the entry point of the SMSC to the output of the SMSC shall be no greater than 10 seconds for 95% of the time under the busy hour loading condition as defined in Table 9-1 of Section 9.2.

8.3.2. PROBABILITY OF SMS NON-DELIVERY ON EACH DELIVERY ATTEMPT.

     8.3.2.1. The SMSC shall not lose any SMS message at any time under normal operating conditions and under the busy hour loading condition as defined in Table 9-1 of Section 9.2.

8.4. AUTOMATIC FACSIMILE GROUP 3 (UP TO 9600bps) QUALITY OF SERVICE

8.4.1. TRANSPARENT MODE

     8.4.1.1. The one way transmission delay shall be no greater than [300] msec, assuming lowest delay slot assignment, for Test Configuration No. 2

     8.4.1.2. The probability of lost calls (% per minute of call holding time) shall be no greater than 0.1% without noise injection

8.5. CIRCUIT MODE DATA (UP TO 9600bps) QUALITY OF SERVICE

8.5.1. TRANSPARENT MODE

     8.5.1.1. The one way transmission delay shall be no greater than [300] msec, assuming lowest delay slot assignment, for Test Configuration No. 2

     8.5.1.2. The probability of lost calls (% per minute of call holding time) shall be no greater than 0.1% without noise injection.

8.6. CIRCUIT MODE DATA (GREATER THAN 9600bps) QUALITY OF SERVICE (TBD)

8.7. HPN QUALITY OF SERVICE

8.7.1. HPN IDLE MODE

     8.7.1.1. The IGF shall allow a UT in HPN coverage and conformant with the AI specifications to maintain HPN operation with a duty cycle of [0.5]%.


                                                                 Page 210 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements        EN-IG-ICO-RQ/000014
                                                             Version:26
                                                             10 November 1997

8.7.2.  HPN MESSAGE DELAY

        8.7.2.1 The HPN subsystem shall have an average delay in transmitting a double length burst message, for e.g. SMS notification, or a quadruple length burst message, for e.g. failed MT call, including CLI, for the first delivery attempt (at 90% system capacity) of less than 3 or 4 minutes respectively; from the time that the message is received at the HPN-SC. The above condition shall be met when there are no pending messages for the UT at the HPN-SC.

8.7.3. HPN CAPACITY

        8.7.3.1 The NMC, SRMC and HPN subsystems shall support the mechanisms in the Air Interface to allow a variable HPN capacity.

        8.7.3.2 The MSSC and HPN subsystem at each SAN shall support delivery of the following new message rates at each SAN:

                1. 3 HPN escalations/sec due to failed MT-SMS

                2. 6 HPN escalations/sec due to failed MT call attempts.

        8.7.3.3 The HPN subsystem shall modify message repeat mechanisms and flow control to prevent significant performance degradation in the event of over-loading.

        8.7.3.4 The HPN subsystem shall allow highly non-uniform message distribution with up to [1/4] of the traffic able to be handled in any one beam.

8.7.4. HPN TRANSMITTER AND RECEIVER CHARACTERISTICS

        8.7.4.1 The HPN transmit channel units shall be capable of tuning to any IF frequency returning to any frequency within a +/-220 kHZ offset from any valid HPN transmit frequency to a resolution of
                < 10Hz and shall stabilise within 10usec from receipt of a returning command.

        8.7.4.2 The HPN receiver shall have the following characteristics for the ACK/HP channel.

                1. False Alarm Rate                  <0.001

                2. Detection Probability             >[92]%

                3. Receive Frequency Uncertainty     (plus minus) 2.5 kHZ

                4. Receive burst Timing Uncertainty  (plus minus) 2.5 msec

                5. Channel Fading Bandwidth          30 Hz         AWGN

                6. Received Phase Noise              6 degrees rms
                                                     6 degrees rms

                7. Receiver Signal Level             [41.5]dB Hz   [31.5]dB Hz

8.8.    GSM SUPPLEMENTARY SERVICES QUALITY OF SERVICE

8.8.1.  TIME TO INVOKE OR CHANGE A SUPPLEMENTARY SERVICE

        8.8.1.1. The maximum time from initiating a Supplementary Service Request until when this service has become available or changed (as requested by the user), including authentication, if required, shall be no greater than 400 msec.




                                                                 Page 211 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]      ICONET Ground Facilities Requirements       EN-IG-ICO-RQ/000014
                                                            Version: 26
                                                            10 November 1997

8.9.    SECTION NOT USED

8.10.   SBS PERFORMANCE

8.10.1. CHANNEL ASSIGNMENT DELAY (RACH TO AGCH)

        Definition

        8.10.1.1. Start instant: Input of the last bit of the RACH into the RFT antenna.

        8.10.1.2. End instant: Output of the first bit of the AGCH from the RFT antenna.

        Test conditions:

        8.10.1.3. No AGCH queue

        8.10.1.4. Performance requirement:

        Delay less than 400 ms with 95% probability under full load

8.10.2. PAGING DELAY

        Definition

        8.10.2.1. Start instant: Input of the last bit of the Page Request message into the SBS C7 link

        8.10.2.2. End instant: Output of the first bit of the PCH from the RFT antenna.

        Test conditions:

        8.10.2.3. No PCH queue; paging to a single beam.

        8.10.2.4. Performance requirement:

        Delay less than 400 ms with 95% probability under full load.

8.10.3. POSITION DETERMINATION DELAY

        Definition

        8.10.3.1. Start instant: Input of the last bit of the Initial Message into the RFT antenna

        8.10.3.2. End instant: Output of the first bit of the CM Service Request message into the SBS C7 link

        Test conditions:

        8.10.3.3. No C7 queue

        8.10.3.4. Performance requirement:

        Delay less than 350 ms with 95% probability under full load.

8.10.4. SECTION NOT USED

8.10.5. SIGNALLING TRANSIT TIME

        8.10.5.1. The SBS-transparent signalling messages transit time is defined as the last bit of the message into the SBS and the first bit of the corresponding message out of the SBS and shall be no more than 110 ms for 95% of the time for channels other than SDCCH/2, and the 190 ms for 95% of the time for the SDCCH/2 channel.

8.10.6. VOICE TRAFFIC TRANSIT TIME

        8.10.6.1. The voice traffic transit time is defined as the duration between the last bit of a voice frame into SBS and the first bit of the corresponding voice frame out of SBS, including the FEC/Timing Part of the Voice Codec, and shall be less than the following values.

                        1. With diversity: no more than 40ms longer than the
                           case without diversity.





                                                                 Page 212 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

             2. Without diversity: no more than 49 ms (forward direction) and
                62 ms (return direction) for 95% of the time assuming optimum slot synchronisation with the TNM.

8.10.7. NON-VOICE TRAFFIC TRANSIT TIME

        8.10.7.1. The non-voice traffic transit time is defined as the duration between the last bit of a frame into SBS and the first bit of the corresponding frame out of SBS, and with no handover take place and shall be less than the corresponding values for voice plus slot alignment delay plus any interleaving delay.

8.10.8. LAYER 2 ACKNOWLEDGEMENT DELAY

        Definition

        8.10.8.1. Start instant: Input of the last bit of a Layer 2 Signal Unit with the P bit set to 1 into the SBS demodulator.

        8.10.8.2. End instant: Output of the first bit of the corresponding Layer 2 Signal Unit containing the acknowledgement to the received Signal Unit described in 8.10.8.1 from SBS demodulator.

        Test conditions:

        8.10.8.3. The Layer 2 used is in the acknowledgement mode.

        Performance requirement:

        8.10.8.4. Mean delay less than 150 ms.

        8.10.8.5. 95 percentile delay less than 180 ms.

8.11. AVAILABILITY

8.11.1. DEFINITIONS

        8.11.1.1. The availability of the elements of a SAN site that support the traffic, voice and data (customer), switching and transport capacity of a SAN shall be calculated using the definitions, redundancy schemes, and associated equations of Bellcore Document, GR-512 CORE (Revision in effect on 31 October 1966).

        8.11.1.2. A SAN shall be defined as being available when it can process and transport more than 70% of its rated traffic switching and transport capacity. When the SAN has lost 30% or more of its rated traffic switching and transport capacity due to SAN equipment failure the SAN shall be defined as unavailable.

        8.11.1.3. Failures of SAN site power shall not be counted in calculating SAN availability.

        8.11.1.4. Failure due to operator error, external physical damage to equipment or planned outages shall not be counted in calculating SAN availability.

        8.11.1.5. Failure of Network Management, SRMC, HPN and other equipment that does not result in loss of SAN switching, transport or processing of voice and data traffic capacity shall not be counted in calculating SAN availability.

        8.11.1.6. The availability of the following elements shall be specified and shall be considered available when each element can support at least 70% of its rated traffic (voice, data or administration information) transport and processing load.

        8.11.1.7. The systems shall be considered unavailable when the elements are unable to support at least 70% of their rated traffic (voice, data or administration information) transport and processing load due to IGF equipment failure.



                                                                 Page 213 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997


8.11.2. REQUIREMENTS

        8.11.2.1. For purpose of availability calculation, the MTTR shall be 4 hours or less for all replaceable elements of the SAN, NMC or Back up NMC, stocked on site, or 7 days for elements not stocked on site.

        8.11.2.2. Basis of MTBF estimate shall be stated (e.g. data, comparison).

        8.11.2.3. The Availability of a SAN site as defined above shall be equal or greater than 0.9996.

        8.11.2.4. The availability of each traffic carrying subsystem of the IGF (including MSSC/VLR, HLR, ILR, IN Platform, TNM, SBS, and RFT subsystem) shall be equal or greater than 0.9999.

        8.11.2.5. The IGF shall be designed so that the reliability of the NMC and non-traffic carrying elements of each SAN is not a significant factor in the SAN availability.

        8.11.2.6. Availability of the HPN subsystem shall be greater than [0.9996].

        8.11.2.7. Offered traffic levels of up to 150% of the rated capacity shall be supported without any system failures.

        8.11.2.8. Beyond the 150% of the rated capacity, rejection of calls shall be used to maintain the system in operation.

        8.11.2.9. During the rejection process the system capacity may be less than 100% of the rated capacity. The MSSC shall support the rejection of Network Originated traffic during this period. The SBS shall support the rejection of UT Originated traffic during this period.

        8.11.2.10. Availability of the Legal Interception Subsystem (LIS) shall be greater than 0.9999.


                                                                 Page 214 of 245
                                                ICO Proprietary and Confidential

                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements        Version: 26
                                                            10 November 1997



                             [Availability Diagram]

                        FIGURE 8-1  AVAILABILITY DIAGRAM
                                                                 Page 215 of 245
                                                ICO Proprietary and Confidential

                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements        Version: 26
                                                            10 November 1997


8.11.3.  ENVIRONMENTS

8.11.3.1.  GENERAL
           8.11.3.1.1. The equipment composing the IGF shall operate under the following environmental conditions.

8.11.3.2.  EQUIPMENT IN THE MAIN BUILDING
8.11.3.2.1. Temperature, Humidity and Altitude Requirements:
            1. IEC 721-3-3 Class 3K2. See Figure 8-2.
            2. TEMPERATURE: 15(degrees)C to 30(degrees)C
            3. HUMIDITY: 10% to 75% RH, Relative Humidity, bounded by an absolute humidity range of 2 g/m(3) to 22 g/m(3).
            4. ALTITUDE: 0-10,000 feet, 0-3050 meters

8.11.3.2.2. Mechanical Requirements:
            1. IEC 721-3-3 class 3M1
            2. SINUSOIDAL VIBRATION: 0.3 mm 2-9 Hz, 1m/s(2) 9-200 Hz
            3. NON STATIONARY VIBRATION INCLUDING SHOCK: 40 m/s(2) response spectrum L

8.11.3.3.   EQUIPMENT IN THE RFT SHELTER
8.11.3.3.1. Temperature, Humidity and Altitude Requirements:
            1. TEMPERATURE: 10(degrees)C to 40(degrees)C full performance
               -10(degrees)C to 60(degrees)C operational
            2. HUMIDITY: 5% to 95% RH, Relative Humidity,
            3. ALTITUDE: 0-2000 meters
              (up to 2300 m with special provisions)

8.11.3.3.2. Mechanical Requirements:
            1. SINUSOIDAL VIBRATION: 5 mm(p-p) 0.1-10 Hz

8.11.3.4.   OUTDOOR EQUIPMENT
8.11.3.4.1. Temperature, Humidity and Altitude Requirements:
            1. TEMPERATURE: -20(degrees)C to 50(degrees)C full performance
               -30(degrees)C to 60(degrees)C operational
            2. HUMIDITY: 0% to 100% RH, Relative Humidity,
            3. ALTITUDE: 0-2000 meters
              (up to 2300 m with special provisions)

8.11.3.4.2. Mechanical Requirements:
            1. SINUSOIDAL VIBRATION: 5 mm(p-p) 0.1-10 Hz


                                                                 Page 216 of 245
                                                ICO Proprietary and Confidential

                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements        Version: 26
                                                            10 November 1997
                                  [LINE GRAPH]






FIGURE 8-2 CLIMATOGRAM FOR 12 YEAR LIFE (ABSOLUTE HUMIDITY CURVES APPROXIMATED)




8.12.     TNM PERFORMANCE REQUIREMENTS

8.12.1.   TNM TRANSIT TIME

8.12.1.1. PAGING

          8.12.1.1.1. The paging transit time is defined as the time duration from the first bit of the Paging message received at the TNM from the MSSC until the first bit of the Paging message is sent from the same TNM to the last SBS of up to 3 selected target SBSs.

          8.12.1.1.2. The paging transit time shall be less than 80 ms (mean) and 130 ms (95 percentile), under the load defined in Table 9-1 of
          Section 9.2.

                                                                 Page 217 of 245
                                                ICO Proprietary and Confidential

                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]     ICONET Ground Facilities Requirements        Version: 26
                                                            10 November 1997


8.12.1.2.  TRANSPARENT MESSAGES

       8.12.1.2.1. Message (excluding Paging) transit time is defined as the duration from the first bit of the message to TNM and the first bit of the same message out of the same TNM.

       8.12.1.2.2. The transit time shall be less than 60 ms (mean) and 90 ms (95 percentile), under the load defined in Table 9-1 of Section 9.2.

8.12.1.3.  VOICE TRAFFIC

       8.12.1.3.1. The voice traffic transit time is measured as the time duration from the first bit of a value circuit into the TNM to the corresponding bit out of the same TNM. The steady state value shall be less than the following

          1. Towards mobile transcoding: less than 94 ms (includes 72 ms for delay inherent in voice codec algorithm) assuming the TNM assigned optimum MCD slot is available.

          2. From mobile with transcoding: less than 38 ms (includes 20 ms for delay inherent in voice codec algorithm).

          3. Without transcoding (any direction): less than 14 ms assuming the TNM assigned optimum MCD slot is available.

8.12.1.4.  GSM DATA/FAX TRAFFIC

       8.12.1.4.1. The transit time is measured as the time duration from the first bit of fax/data circuit into the TNM to the corresponding bit out of the same TNM and shall be less than [14] ms.

8.12.1.5.  NON-GSM DATA TRAFFIC

       8.12.1.5.1. The transit time is measured as the time duration from the first bit of a data circuit into the TNM to the corresponding bit out of the same TNM and shall be less than the following values.

          1. Towards mobile: 82 ms plus slot alignment delay.

          2. From mobile: 60 ms.

8.12.1.6.  NON-GSM FAX TRAFFIC (THE IMAGE TRANSFER PART)

       8.12.1.6.1. The transit time is measured as the time duration from the first bit of a fax circuit into the TNM to the corresponding bit out of the same TNM and shall be less than the following values.

          1. Towards mobile: less than [82] ms plus slot alignment delay.

          2. From mobile: less than 60 ms.

8.13.    MSSC

8.13.1.  MOBILE SWITCHING RESPONSE TIME

       8.13.1.1. At rated traffic load as defined in Table 9-1 of Section 9.2, the following response time between a pair of signals shall apply.

                      8.13.1.2.  TABLE 8-1 RESPONSE TIMES

          ----------------------------------------------------------
          Response Time            Mean (ms)      95 percentile (ms)
          ----------------------------------------------------------
          8.13.1.2. PSTN to UT
          ----------------------------------------------------------
          1. IAM - Paging            [80]               121
          ----------------------------------------------------------

                                                                 Page 218 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997



Response Time                           Mean (ms)           95 percentile (ms)
---------------------------------------------------------------------------
2. Paging Resp - Auth Req               [30]                     44
3. Auth. Resp - Ciph Mode Cmd           [20]                     33
4. Ciph Mode Com - Setup                [30]                     44
5. Alert - Assignment Req               [20]                     33

8.13.1.3. UT - PSTN
1. CM Service Req - Auth Req            [30]                     44
2. Auth Resp - Ciph Mode Cmd            [30]                     66
3. Setup - Call Proceeding              [30]                     44
4. Modify Com - IAM                     [30]                     44
5. ACM - Alert                          [30]                     44
6. ANS - Connect                        [20]                     33

8.13.1.4. Location Update (no HLR)
1. LU Req - LU Acc                      [50]                     77
2. LU Acc - Clear                       [80]                    165

8.13.1.5. SS CFU Registration
1. CM Serv Req - Ciph Mode Cmd          [50]                     88
2. Ciph Mode Com - CM Serv Acc         [240]                    341
3. Register - Register                  [20]                     33

8.13.2. TRANSIT SWITCHING

        TBD

8.13.3. D-IWF

        TBD

8.13.4. GMSC

        TBD

8.13.5. IN-SSP (F/R)

        TBD

8.13.6. MSSC VOICE TRANSIT TIME

        8.13.6.1 The MSSC voice transit time is defined as the time for a bit to pass from an inlet of the MSSC to an outlet of the same MSSC.

        8.13.6.2 The MSSC voice transit time shall be less than 2 ms.

8.14    LEGAL INTERCEPTION SUBSYSTEM

        8.14.1. MSSC interception function.


             PERFORMANCE PARAMETERS                                TARGET VALUES
             -------------------------------------------------------------------
             Max. number of LIAS intercept commands that can       [TBD]
             be received by the MSSC per minute




                                                                 Page 219 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]      ICONET Ground Facilities Requirements        Version: 26
                                                             10 November 1997



             PERFORMANCE PARAMETERS                                TARGET VALUES
             -------------------------------------------------------------------
             For MO call, max. delay from the instance when the    [TBD]
             layer 3 CC SETUP message is received by the
             MSSC to the instance when the target call is
             intercepted and an outgoing ISUP IAM message is
             initiated towards the LIAS.

             For MT call, max. delay from the instance when the    [TBD]
             incoming ISUP IAM message is detected by the
             MSSC to the instance when an outgoing ISUP IAM
             message is initiated towards the LIAS.

        8.14.2. Legal Interception Activation System (LIAS)

             PERFORMANCE PARAMETERS                                TARGET VALUES
             -------------------------------------------------------------------
             Max. number of LIMS Intercept Requests that can       [TBD]
             be received by the LIAS per minute

             Max. throughput of intercept commands that can be     [TBD]
             sent over the X1 interface towards the MSSC

             Max. Delay for answering an incoming intercept call   [2 seconds]
             delivered by the MSSC. This is calculated from the
             instant when an incoming IAM message is detected
             by the LIAS to the instant when an ISUP ANS
             message is sent back to the MSSC.

             For SANLOC interception, max. delay from the          [5 seconds]
             instance when an incoming intercept call is detected
             by the LIAS to the instance when an outgoing call is
             initiated towards a monitoring centre.

             For SUBLOC interception, max. delay from the          [5 seconds]
             instance when UT position information is available
             on the X2 interface to the instance when an
             outgoing call is initiated towards a monitoring
             centre.

        8.14.3. Legal Interception Management System (LIMS)

             PERFORMANCE PARAMETERS                                TARGET VALUES
             -------------------------------------------------------------------
             Max. number of Legal Intercept Warrants that can      [TBD]
             be validated and processed per hour

             Max. number of Legal Intercept Requests that can      [TBD]
             be sent to the LIAS per minute

             Max. number of audit operations that can be           [TBD]
             executed per hour.




                                                                 Page 220 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]           ICONET Ground Facilities Requirements   Version: 26
                                                             10 November 1997


9. CAPACITY REQUIREMENTS

9.1 DIMENSIONING DRIVERS

     9.1.1. This section specifies the sizing of ICO elements. In the case where more than one unit may be provided (e.g. MSC/VLR, HLR), the sizing data relates to a single unit. The total number of units to be provided in the initial contract to ICO shall be defined in the SOW.

     9.1.2. Individual elements of the ICONet Ground Facilities (IGF) will be dimensioned according to one, or more as appropriate, of the following dimensioning drivers:

          1. traffic carrying capacity at an interface, defined in Erlangs, based on a starting point of 320 Erlangs on the A interface (SBS-TNM) and incremented in 100 Erlangs

          2. call attempts, defined in numbers of call attempts per Busy Hour (an increment or a starting point is inappropriate to this measure)

          3. number of subscribers, starting at 10,000 subscribers and incremented in 1,000 subscribers (note that where subscriber numbers are dynamic, such as in a VLR, the average number of simultaneous registered subscribers may also be less than 10,000)

          4. other primary factors for specific items of equipment, for example, numbers of transactions per Busy Hour for the IN platform

     9.1.3. The values stated in the Table under the heading 'Maximum Value' refer to the expansion capability of the equipment.

     9.1.4. Individual elements shall be sized sufficiently to meet dimensioning drivers while meeting the appropriate performance requirements, such as the blocking budget, as defined in IGF Functional Requirements Document.

     9.1.5. Management systems will be dimensioned to operate so as to support the management activity generated by the traffic load.

9.2. IGF ELEMENT SPECIFIC DETAILS

     9.2.1. Table 9-1 describes the primary drivers and performance requirement (referenced to the IGF Functional Requirements TBD) for each element of the IGF.


                                                                 Page 221 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]           ICONET Ground Facilities Requirements   Version: 26
                                                             10 November 1997


                 TABLE 9-1 PRIMARY CAPACITY DRIVERS FOR THE IGF

IGF ELEMENT      DIMENSIONING DRIVER            INITIAL VALUE        MAXIMUM VALUE           PERFORMANCE               PERFORMANCE
                                                                                              PARAMETER                REQUIREMENT
-----------   --------------------------    ---------------------    -------------    ---------------------------    ---------------
  1. RFT      C-Band EIRP towards           total 77 dBW per                                                         6.53.1
              satellite per RFT             polarisation

  2. RFT      Number of Antennas per        5                                         NA                             6.57.1.1
              SAN

  3. SBS      Traffic on the A interface    320E                     4,800 E          Blocking Budget                0.7% (9.3.4.1.2
              (to TNM)                                                                                               Table 9-4)

  4. SBS      Traffic on the Air            483 E (Assumption 1,     7,245 E          Diversity traffic served by    2% (9.3.4.1.2
              interface                     based on 320E, 7500                       a single path.                 Table 9-4)
                                            BHLU, 6500 BHSMS)                         (Does not apply to
                                                                                      signalling traffic)

  5. SBS      Busy Hour Call Attempts       7680 BHCA (Assumption    250,000 BHCA     Signalling transaction         []
                                            2, based on 320E)                         delay

  6. SBS      Busy Hour Location            7,500 (Assumption 6)     112,500 BHLU     Location Update                []
              Updates                                                                 transaction delay

  7. TNM      Traffic on the A interface    320E                     4,800 E          Blocking Budget for SBS        0.7%
              (to SBS)                                                                interface (Assumption (10))

  8. TNM      Traffic on the A interface    320E                     4,800 E          Blocking Budget for            0.3%
              (to MSSC, PCM coded)                                                    MSSC interface, PCM
                                                                                      coded (Assumption (10))

  9. TNM      Traffic on the A interface    64E                      960 E            Blocking Budget for MSSC       0.3%
              (to MSSC, compressed)                                                   interface, compressed
              refers to MCD data                                                      (Assumption (10))

 10. TNM      Semi-permanent traffic        4 calls (8 SANs)         22 calls         Availability                   NA
              (DCN)                         8 calls (4 SANs)

                                                                 Page 222 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]      ICONET GROUND FACILITIES REQUIREMENTS        EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

                                                                                           PERFORMANCE                  PERFORMANCE
IGF ELEMENT     DIMENSIONING DRIVER            INITIAL VALUE              MAXIMUM VALUE      PARAMETER                   REQUIREMENT
-----------     -------------------            -------------              -------------     -----------                  -----------
11. TNM         Busy Hour Call Attempts.       8448 BHCA (Assumption      275,000 BHCA      Signalling transaction       8.12
                                                 2, based on 352E)                            delay
12. MSSC/VLR    Traffic on the A interface     320E                       4800E             Blocking budget.             0.3%
                  (to TNM, PCM coded)                                                         (Assumption (11))
13. MSSC/VLR    Traffic on the A interface     8E                         120E              Blocking budget.             0.3%
                  (to TNM compressed)                                                         (Assumption (11))
                  refers to fully occupied
                  64k channel i.e. 8xMCD
                  voice calls
14. MSSC/VLR    Traffic on the interfaces      320E                       4,800E            Blocking budget.             0.3%
                  to POI (including echo                                                      (Assumption (11))
                  cancellation as required)
15. MSSC/VLR    Traffic on the interfaces      64E (8 SANs)               4,800E            Blocking budget.             0.3%
                  to other SANs                96E (4 SANs)                                   (Assumption (11))
16. MSSC/VLR    Traffic on the interface       16E                        240E              Blocking budget.             [0.3%]
                  MSSC/D-IWF                     (5% of, and included                         (Assumption (11))
                                                 in, the POI Traffic)
17. MSSC/VLR    Traffic on the interface to    3.7E (per SAN-             240E              Blocking budget.             [0.1%]
                  Voicemail                      Assumption 3)                                (Assumption (11))
18. MSSC/VLR    Facsimile traffic on the       0.4E per SAN               24E               Blocking budget.             [0.1%]
                  interface to the               (Assumption 12)                              (Assumption (11))
                  Voicemail (F/R)
19. MSSC/VLR    Traffic on the interface to    8E (Assumption 4)          120E              Blocking budget.             [0.1%]
                  Recorded Voice                                                              (Assumption (11))
                  Announcements.
20. MSSC/VLR    Busy Hour Call Attempts.       8640 BHCA (Assumption      280,000 BHCA      Signalling transaction       9.2.x
                                                 2, based on 360E)                            delay
21. MSSC/VLR    Busy Hour Registered           128,000                    300,000           % of registrations           9.2.x
                  Subscribers                                                                 successfully completed.

                                                                 Page 223 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]      ICONET GROUND FACILITIES REQUIREMENTS        EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

                                                                                                PERFORMANCE              PERFORMANCE
IGF ELEMENT      DIMENSIONING DRIVER            INITIAL VALUE            MAXIMUM VALUE           PARAMETER               REQUIREMENT
-----------      -------------------            -------------            -------------          -----------              -----------
22. MSSC/VLR     Busy Hour Location Updates     7,500 BHLU               26,400                 Location Update          [ ]
                                                  (Assumption 6)                                  transaction delay
23. MSSC/VLR     C7 signalling link hardware    10 to 16                 To be stated by NEC    NA                       NA
                   ports
24. MSSC/VLR     Nos. of high speed (less       16 per MSSC              To be stated by NEC    NA                       [ ]
                   than 9.6 kbps) channels
25. MSSC/VLR     Busy Hour C7 signalling        To be stated by NEC      To be stated by NEC    MTP transaction delay    [ ]
                   MTP transactions
                   including STP
                   functionality
26. RVA Source   Traffic on interface           8E (Assumption 4)        To be stated by NEC    Blocking budget          [1%]
27. RVA Source   Busy Hour Call Attempts        2880 BHCA                To be stated by NEC    RVA access delay         [ ]
28. D-IWFs       Traffic on interfaces.         16E (5% of POI Traffic)  To be stated by NEC    Blocking budget.         [1%]
29. D-IWFs       Busy Hour Call Attempts        384 BHCA (Assumption     To be stated by NEC    Signalling transaction   [ ]
                                                  2, based on 16E)                                delay
30. AuC          Number of                      50,000                   To be stated by NEC    NA                       NA
                   subscribers/equipment
                   stored.
31. AuC          Busy Hour                      6,000 (Assumption 12)    To be stated by NEC    Authentication delay     [300 ms]
                   Authentication Vector
                   Requests.
32. EIR          Number of IMEIs stored.        50,000                   To be stated by NEC    N/A                      [ ]
33. EIR          Busy Hour IMEI checking        4500 (Assumption 6,7)    To be stated by NEC    IMEI checking attempt    [150 ms]
                   attempts.                                                                      delay.
34. HLR          Number of ICO                  50,000                   500,000                NA                       NA
                   subscribers.
35. HLR          Busy Hour Service              To be stated by NEC      To be stated by NEC    Service provisioning     [ ]
                   Provisioning attempts                                                           delay.

                                                                 Page 224 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]      ICONET GROUND FACILITIES REQUIREMENTS        EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

                                                                                               PERFORMANCE               PERFORMANCE
IGF ELEMENT     DIMENSIONING DRIVER          INITIAL VALUE              MAXIMUM VALUE           PARAMETER                REQUIREMENT
-----------     -------------------          -------------              -------------          -----------               -----------
36. HLR         Busy Hour Network and        6,750 (Assumption 6)       67,500                 Registration transaction  [ ]
                  VLR registrations                                                              delay
37. HLR         Busy Hour Call Attempts      12,500 (Assumption 2, 9,   400,000                Signalling transaction    [ ]
                  (MT for ICO subscribers)     based on 43E in 12                                delay
                                               SANs)
38. HLR         Busy Hour C7 signalling      {?} To be stated by NEC    To be stated by NEC    MTP transaction delay     [ ]
                  MTP transactions
                  including STP
                  functionality
39. Voicemail   Number of subscribers        56,000 (Assumption 3)      To be stated by NEC    NA                        NA
40. Voicemail   Traffic on the interface to  15E (Assumption 3).        To be stated by NEC    Call completion rate      [ ]
                  co-located MSSC
41. Voicemail   Busy Hour Call Attempts      360 BHCA (Assumption 3).   To be stated by NEC    Signalling transaction    [ ]
                                                                                                 delay
42. Voicemail   Hours of storage (voice      950 hours per Voice        To be stated by NEC    Probability and hours of  [ ]
                  and fax).                    Mail site.                                        traffic lost per year.
43. Voicemail   Facsimile traffic on the     1.6E (Assumption 12)       To be stated by NEC    Blocking budget           [ ]
                  interface to MSSC (F/R)                                                        (Assumption (11)).
44. SMSC        Messages per busy hour       17,000                     To be stated by NEC    Message handling delay    8.3.1
45. HPN         Peak arrival rate of HPN     3 per second               3 per second           Message handling delay    8.7
                  escalations per second
                  from the MSSC due to
                  failed MT-SMS
46. HPN         Peak arrival rate of HPN     6 per second               6 per second                                     [ ]
                  escalations per second
                  from the MSSC due to
                  failed MT call attempts

                                                                 Page 225 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]      ICONET GROUND FACILITIES REQUIREMENTS        EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

                                                                                                 PERFORMANCE             PERFORMANCE
IGF ELEMENT       DIMENSIONING DRIVER          INITIAL VALUE                MAXIMUM VALUE         PARAMETER              REQUIREMENT
-----------       -------------------          -------------                -------------        -----------             -----------
47. HPN           Peak processing load         30 per second                30 per second                                [ ]
                    HPN messages per
                    second (representing a
                    combination of satellite
                    transmissions and inter-
                    SAN routing of HPN
                    messages)
48. PCS (HPN)     Average satellite command    {?}                                               Command transmission    [ ]
                    transmission rate.                                                             delay
49. IS.41 IWF     Number of ICO/IS.41          50,000 registered in        To be stated by NEC   NA                      NA
                    subscribers capable of       each direction
                    roaming
50. IS.41 IWF     Busy Hour Network and        3,750 (Assumption 6)        To be stated by NEC   Registration delay      [ ]
                    ICO VLR registrations
51. IS.41 IWF     Busy Hour Call Attempts      4,100 (Assumption 2, 9,     To be stated by NEC   Signalling transaction  [ ]
                    (MT for ICO/IS.41            based on 14E in 12                                delay
                    subscribers)                 SANs)
52. PDC IWF       Number of PDC/ICO            50,000                      To be stated by NEC   NA                      NA
   (OPTION)         subscribers capable of
                    roaming
53. PDC IWF       Busy Hour Network and        1,900 (Assumption 64)       To be stated by NEC   Registration delay      [ ]
   (OPTION)         ICO VLR registrations
54. PDC IWF       Busy Hour Call Attempts      750 (Assumption 2, 9,       To be stated by NEC   Signalling transaction  [ ]
   (OPTION)         (MT for ICO/PDC              based on 2.5E in 12                               delay
                    subscribers                  SANs)
55. PDC IWF       Traffic through IMSC.        77 Erlangs (Assumption 9)   To be stated by NEC   Blocking budget.        0.3%
   (OPTION)
56. PDC IWF       Busy Hour Call Attempts      1,900 (Assumption 2,        To be stated by NEC   Signalling transaction  [ ]
   (OPTION)         through IMSC                 based on 77E)                                     delay

                                                                 Page 226 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]      ICONET GROUND FACILITIES REQUIREMENTS        EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

                                                                                              PERFORMANCE                PERFORMANCE
IGF ELEMENT        DIMENSIONING DRIVER          INITIAL VALUE           MAXIMUM VALUE          PARAMETER                 REQUIREMENT
-----------        -------------------          -------------           -------------         -----------                -----------
57. IN Platform    Number of IN subscribers     50,000                  1M                    NA                         NA
          (F/R)
58. IN Platform    Busy Hour IN transactions    14,000 BHINT            3.6M                  Transaction delay          [ ]
          (F/R)                                   (Assumption 8)
59. SRMC           Number of satellites         12                      24                    NA                         NA
60. SRMC           Number of SANs               12                      24                    NA                         NA
61. SRMC           Number of spot beams         163                     163                   NA                         NA
                     per satellite
62. SRMC           Number of filters per        490                     490                   NA                         NA
                     satellite
63. SRMC           Satellite orbit period       6 hours                 6 hours               NA                         NA
64. SRMC           Planning Ground Cell size    1 degree                1 degree                                         [ ]
65. SRMC           Payload command table        32,000                  32,000                                           [ ]
                     size
66. SRMC           HPN tables                   4                       4                                                [ ]
67. SRMC           Number of frequency co-      4                       4                     NA                         NA
                     ordination regions
68. DCN            Number of 64 kbps ports      4 ports for SANs                              Link network utilisation   [ ]
                                                8 ports for SANs                                factor.
69. LIAS           Number of legal intercept    1500                    5000                  NA                         NA
                     target subscribers
                     provisioning
70. LIAS           Number of warrant that       To be stated by NEC     To be stated by NEC   NA                         NA
                     can be set against a
                     target subscriber


                                                                 Page 227 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]      ICONET GROUND FACILITIES REQUIREMENTS        EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

                                                                                                 PERFORMANCE       PERFORMANCE
IGF ELEMENT       DIMENSIONING DRIVER              INITIAL VALUE       MAXIMUM VALUE              PARAMETER        REQUIREMENT
-----------       -------------------              -------------       -------------             -----------       -----------
71. LIAS          Number of input channels         30                  540                       NA                NA
                    (i.e. 64 kbps circuits)
                    provisioned for the X3
                    interface between the
                    MSSC and the LIAS
72. LIAS          Number of output channels        24                  240                       NA                NA
                    (i.e. 64 kbps circuits)
                    provisioned for the X3
                    interface between the
                    MSSC and the LIAS
73. LIAS          Number of destination            4                   To be stated by NEC       NA                NA
                    addresses to which a
                    monitored call can be
                    delivered simultaneously
                    via switched connections.
74. LIAS          Number of destination            0                   To be stated by NEC       NA                NA
                    addresses to which a
                    monitored call can be
                    delivered simultaneously
                    via fixed (i.e. leased
                    line) connections.
75. LIAS          Number of fixed connections      0                   30                        NA                NA
                    (i.e. point to point
                    64 kbps EO links) to
                    monitoring centres
                    supported
76. LIAS          Number of legal intercept        18,000              60,000                    NA                NA
                    target subscribers
                    provisioning

---------------------------
                                                                 Page 228 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

IGF ELEMENT    DIMENSIONING DRIVER        INITIAL VALUE          MAXIMUM VALUE           PERFORMANCE        PERFORMANCE
                                                                                          PARAMETER         REQUIREMENT
------------------------------------------------------------------------------------------------------------------------
 77. LIMS      Number of warrants that    To be stated by NEC    To be stated by NEC        NA                 NA
               can be set against a
               target subscriber

78. MSSC/VLR   Number of legal intercept     1,500               To be stated by NEC        NA                 NA
               target subscribers
               provisioning







                                                                 Page 229 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997


9.2.2. ASSUMPTIONS/DERIVED DATA

          1. Traffic on the Air Interface consists of A-interface traffic plus the traffic resulting from providing diversity paths to 40% of calls, plus the traffic resulting from registrations, location updates, IMSI attach and detach, and SMS. The registration and LU traffic is calculated based on 8 seconds of call holding time per LU. The SMS traffic is calculated based on 10 seconds per message.

          2. BHCA calculation for units affected by MT and MO calls assumes the average call holding time across all calls (successful and unsuccessful) is 150s. 40% of calls are MT. Maximum BHCA values based on approx. 30 x times initial values (traffic growth = x10, capability for growth = x1.5, predicted decrease in avg. call duration resulting from unsuccessful call attempts = x2)

          3. Voice mail traffic 1.15% of SBS A-interface total. Maximum size SAN assumes 5% voice mail.

          4.  RVA traffic 2.5% of SBS A-interface total. Average RVA duration
              10s.

          5. Year 2010 SMMO = 5m, SMMT = 200m, HPN = 110m. Initial value 10%, Busy Day = Year/265, Busy Hour = Busy Day/12. SMS message length average 30 characters.

          6. Assumes 0.25 Location Updates / Registered UT / Busy Hour. Also assumes 90% of ICO-HLR customers registered, 15% of IS.41 roamers, and 15% of PDC roamers. Initial registration average 0.1 Reg / UT / Busy hour. VLR change average 0.05 Reg / UT / Busy hour. NOTE: MSC/VLR Location Updates per Busy Hour based on 30,000 active registered subscribers, to maintain consistency with BAFO 2a figures.

          7.  Assumes that IMEI is checked on initial registrations to HLR.

          8.  Assumes 25% of MO calls require IN

          9. MT called number distribution: ICO HLR 33%; ICO-GSM ILR 30%; GSM anonymous 24%; ICO-PDC ILR 2%; ICO-IS.41 ILR 11%.

          10. The TNM is non-blocking, thus the blocking budget for the TNM is associated with the number of ports provided.

          11. The MSSC is non-blocking, thus the blocking budget for the MSSC is associated with the number of circuits provided.

          12. Assumes authentication check performed on MO and MT calls only, with 5 sets of triplets returned from each request to the AuC.

          13. Facsimile traffic into the voicemail system is assumed to be 10% of the voice traffic and is additional to the voice traffic. (F/R)

9.3. SIZING REQUIREMENTS

9.3.1. NETWORK MANAGEMENT SYSTEM

        9.3.1.1. The Network management system shall provide the capability for growth to accommodate the equipment corresponding to the ICO 10-year traffic model.

9.3.2. SWITCHING EQUIPMENT

        9.3.2.1. Dimensioning rules for a typical switch are shown in the table below:

           9.3.2.2. TABLE 9-2 DIMENSIONING RULES FOR A TYPICAL SWITCH

                    TRAFFIC RATE                            2.5 mErlangs
          ----------------------------------------------------------------------
          Total traffic                                     320       Erlangs

                                                                 Page 230 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements          Version: 26
                                                             10 November 1997

Max. subscribers                                                                    128,000
No. subscribers registered in the HLR                                              50,000
% total traffic to announcements                                                   0.025    %
% total traffic to voice mail                                                      0.0115   %
% MPTY calls exc. monitoring                                                       1        %
No. of subscribers to be monitored                                                 10
Holding time                                                                       150      secs
Data call holding time                                                             240      secs
Direction C for transit required?                                                  No
Switch connects to SMS/HLR/VM?                                                     Yes
% total traffic which is data                                                      5        %
BHCA/subscriber                                                                    0.06
Loss probability                                                                   0.003
T1 traffic                                                                         288      Erlangs
T2 traffic                                                                         32       Erlangs
T3 traffic                                                                         0        Erlangs
T4 traffic                                                                         32       Erlangs
ETC* to PSTN (No. of circuits)                                                     356
ETC* to SBS (No. of circuits)                                                      356
ETC* to TRANSIT (No. of circuits Dir. a)                                           47
ETC* to TRANSIT (No. of circuits Dir. b)                                           47
ETC* to TRANSIT (No. of circuits Dir. c)                                           0
ETC* to VOCODER (No. of circuits outgoing)                                         47
ETC* to VOCODER (No. of circuits incoming)                                         47
ETC* to VOICE MAIL (No. of circuits)                                               0
Number of ETC* to LIAS                                                             2
Number of SS7 signalling terminals dedicated for signalling links to LIAS          2
Data/fax circuits                                                                  39
MPTY circuits                                                                      9
ASTDR circuits                                                                     17
ECPOOL3 circuits (echo cancellers)                                                 340

* ETC = Exchange Terminal Circuit

9.3.3. HPN EQUIPMENT

                        9.3.3.1. TABLE 9-3 HPN EQUIPMENT

-------------------------------------------------------------------------------------------------------------
1                   HPN
-------------------------------------------------------------------------------------------------------------
1.1                 Work Station (Server)
-------------------------------------------------------------------------------------------------------------
                    Sun Ultra 1/140 Server, 143 MHz,    Sized to handle a peak arrival of 3 HPN escalations
                    32Mb RAM, 2.1 Gbyte Disk OR an      per second from the MSSC due to failed MT-SMS
                    Equivalent System (2 units)         and a peak arrival of 6 HPN escalations per second
-------------------------------------------------------------------------------------------------------------

                                                                 Page 231 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements          Version: 26
                                                             10 November 1997


-------------------------------------------------------------------------------------------------------------
                    active/warm standby                   from the MSSC due to failed MT call attempts.

                    Two (2) SS#7 interfaces to the        Sized to handle a peak processing load of 30 HPN
                    MSSC from each workstation            messages (representing a combination of satellite
                                                          transmissions and inter-SAN routing of HPN
                    no console (server models)            messages) per second.
-------------------------------------------------------------------------------------------------------------
1.2                 Channel Unit
-------------------------------------------------------------------------------------------------------------
                    4 (active) + 1 (in-line spare) HPN
                    Message Transmit Channel Units

                    4 (active) + 1 (in-line spare) HPN
                    PCS Transmit Channel Units

                    8 (active) + 2 (in-line spare) HPN
                    Receive Channel Units

                    note that full duplex (combined
                    transmit + receive function) channel
                    unit are being supplied
-------------------------------------------------------------------------------------------------------------
1.3                 Software
-------------------------------------------------------------------------------------------------------------
                    HPN Controller Software Hosted on
                    the Sun Ultra Server

                    SUN Solaris OS Software
-------------------------------------------------------------------------------------------------------------
1.4                 10 base T Ethernet Hub
-------------------------------------------------------------------------------------------------------------
                    Two 12 port 10baseT hubs
-------------------------------------------------------------------------------------------------------------
1.5                 IF distribution
-------------------------------------------------------------------------------------------------------------
                    IF distribution local to HPN rack
-------------------------------------------------------------------------------------------------------------

9.3.4. SBS EQUIPMENT

9.3.4.1. CAPACITY REQUIREMENTS SBS

9.3.4.1.1. GENERAL

          9.3.4.1.1.1. This section covers the capacity requirements for the SBS, for both traffic and signalling. These requirements will be based on the traffic model specified in Table 9-5.

9.3.4.1.2. TRAFFIC CAPACITY SPECIFICATION

          9.3.4.1.2.1. In the initial purchase, the SBS shall support a traffic capacity of 320 holding time Erlang at the SBS-TNM interface in each of the 12 SANs. The capacity of each SBS shall be possible to be increased in steps of 100 Erlang (holding time) up to a maximum of [4800 Erlang] in the largest SAN.

          9.3.4.1.2.2. In order to meet the specified SBS-TNM interface capacity, sufficient Air-Interface capacity shall be provided based on the traffic model in Table 9-5.

9.3.4.1.3. BLOCKING PROBABILITY SPECIFICATION

          9.3.4.1.3.1. The contribution to the end-to-end blocking probability attributable to the SBS will be determined by:

               1.   the availability of external satellite resources

               2. the constraints imposed by these functional requirements and the underlying system design in the allocation of resources (e.g., z-arc design, maximum number of reuses, etc.) and

                                                                 Page 232 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements          Version: 26
                                                             10 November 1997

               3. the constraints imposed by the IGF design in the allocation of resources.

          9.3.4.1.3.2. The blocking probability of the SBS over and above any blocking due to external resources shall be as follows:

               9.3.4.1.3.3. TABLE 9-4 BLOCKING PROBABILITY ALLOWANCE
                                    CONTRIBUTION ALLOWANCE    NOTES
                                    -------------------------------
SBS (Erlang) Blocking probability   <0.7%                     1

Diversity Blocking with diversity   <[2%]                     2
allocated at the call start

Diversity Blocking with diversity   <[12%]                    3
allocated after call start

          9.3.4.1.3.4. Notes:

               1. Blocking probability with respect to all offered calls

               2. Percentage of calls with diversity allocated at call start in which only one path can be connected.

               3. Percentage of calls with diversity after call start in which the diversity path cannot be connected without moving the first path.

               4. The blocking percentages listed in Table 9-4 may need to be revised to take account of multiple radio resources being used for a call during mobile terminated call setup when the UT is moving from MP to NP coverage.

9.3.4.2.    SBS CONTROL CHANNEL CAPACITY

9.3.4.2.1.  RACH CAPACITY

          9.3.4.2.1.1. In the initial purchase, the SBS shall provide adequate hardware to support one RACH channel per spot beam per satellite for 12 satellites each with 163 spot beams, uniformly distributed across SANs.

          9.3.4.2.1.2. The design will not preclude provisioning of RACH modems as required for the maximum [4800 Erlang] SAN.

9.3.4.2.2.  TRANSMIT COMMON CHANNEL CAPACITY

          9.3.4.2.2.1. In the initial purchase the SBS shall provide adequate Transmit common control channel hardware corresponding to the number of RACH channels. These Transmit Common Control Channels may be applied to BCCH, PAGCH, AGCH, CBCH as required.

9.3.4.3.  SBS TRAFFIC MODEL

                       9.3.4.3.1. TABLE 9-5 TRAFFIC MODEL

Average call duration                                         150 seconds
Average LU, IMSI attach, IMSI detach duration                 [4] seconds
Channel type used for IMSI attach/detach and Location update  SDCCH/2
Diversity provisioning at 100% loading                       40%
Diversity provisioning at 50% loading                         100% of diversity eligible UTs

9.3.4.4.  SBS ASSIGNMENT ALGORITHM PERFORMANCE SIMULATION MODEL

            1. 3 Satellite, [17] delay classes per satellite

                                                                 Page 233 of 245
                                                ICO Proprietary and Confidential

                                                           EN-IG-ICO-RQ/000014
[ICO LOGO]    ICONET Ground Facilities Requirements        Version : 26
                                                           10 November 1997


               2. Exponential distribution of traffic, randomised across sub cells.

               3. Drive Frequency and Timeslot (f,t) planing relative to beam traffic load and 490 filters/satellite.

               4. Generate traffic based on traffic distribution across
                  sub-beams and Table 9-5.

               5. Pass criteria: with assumed hardware meet the blocking
                  probability defined in Table 9-4, for 320, ~1000, and 3200 Erlang.

9.3.5. TNM AND DCN EQUIPMENT

                    9.3.5.1. TABLE 9-6 TNM AND DCN EQUIPMENT

================================================================================
ITEM                     DESCRIPTION              SIZING RULE
================================================================================
1.     TNM
--------------------------------------------------------------------------------
1.1    RPC
--------------------------------------------------------------------------------
1.1.1  Sparc 1000 with 2 processors, 512MB MM,    13 calls/sec full performance
       5GB HD, Ethernet Interfaces, 8mm Tape      17 calls/sec peak
       Drive and CD ROM Drive                     (1 + 1 Redundancy)
                                                  9.3.5.2. Max. 2000 Erlangs per
                                                  RPC
--------------------------------------------------------------------------------
1.1.2  MMI with one 10Bt and one 100Bt Ethernet   1 per RPC
       ports
--------------------------------------------------------------------------------
1.1.3  DCN (E1) Control                           2 Per SAN TNM
--------------------------------------------------------------------------------
1.1.4  RPN Ethernet Hubs (10BT)                   2 per SAN for first 8RPN's. 2
                                                  per 8 RPNs thereafter.
--------------------------------------------------------------------------------
1.1.5  Power Switchover                           1 Per Rack
--------------------------------------------------------------------------------
1.1.6  19" C&C Rack                               1 Per RPC
--------------------------------------------------------------------------------
1.2    TNM Software License                       1 per TNM
--------------------------------------------------------------------------------
1.3    Software Licences
--------------------------------------------------------------------------------
1.3.1  Solaris Operating System with Media        1 per RPC for first 2 SANs
--------------------------------------------------------------------------------
1.3.2  Solaris Operating System without Media     1 per RPC subsequent SANs
--------------------------------------------------------------------------------
1.3.3  Solstice - Runtime                         1 per SAN site (2 for ITC)
--------------------------------------------------------------------------------


================================================================================
 2     RPN SUBSYSTEM
--------------------------------------------------------------------------------
2.1    FOR SAN
--------------------------------------------------------------------------------
                         Required MUX/VOC channels
--------------------------------------------------------------------------------
                         Traffic Channels +
--------------------------------------------------------------------------------
                         Blocking +
--------------------------------------------------------------------------------
                         Inter-site Traffic Channels +
--------------------------------------------------------------------------------
                         Inefficiencies +
--------------------------------------------------------------------------------
                         Signalling Channels +
--------------------------------------------------------------------------------
                         DCN Channels
--------------------------------------------------------------------------------
                         Traffic Channels
--------------------------------------------------------------------------------
                         PSTN Traffic in Erlangs converted to Ch
--------------------------------------------------------------------------------

                                                                 Page 234 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]           ICONET Ground Facilities Requirements   Version: 26
                                                             10 November 1997

                                             (@ 0.3% blocking)
                                             Inter-site Traffic Channels
                                             SBS Terminated Traffic in Erlangs converted to Ch
                                             (Based on 10% of PSTN traffic)
                                             Plus quantity if required to maintain availability ratio. (0 in this case given 30%
                                             failure rate)
                                             Inefficiencies
                                             For channel manager handover, internal inefficiency is 1% per ChM.
                                             Signalling Channels
                                             Maximum of 1 per RPN (normally slot 31) No additional MUX/VOC channels required
                                             DCN Channels
                                             2 ch (DSP) for each 64kbps of DCN*2(redund)

                                             TOTAL VOC/MUX CHANNELS REQUIRED
2.1.1     Vocoder/Mux Card                   Max 8 channels per card
2.1.2     RPN Processor                      Max 60 channels & 2 calls/sec
2.1.3     19" 6RU Shelf                      1 per RPN
2.1.4     Power Unit
2.1.4.1   RPN Power Supply                   1 per RPN
2.1.4.2   Mux/Voc Power Unit                 1 per rack
2.1.5     Fan Unit                           1 per RPN
2.1.6     19" C&C Rack                       1 per 300 channels (min 4 initially)

                                             E1's SIZING
                                             PSTN Traffic
                                             PSTN traffic channels/30+
                                             (N+E+W+S traffic ch)/30*(packing factor-1)*2
                                             Note: (packing factor-1)>=1 (min 2 each N,S,E,W direction for redund)

                                             SBS Traffic
                                             2 Per ChM (each supports 160E)

                                             TOTAL E1's REQUIRED

2.2       FOR NMC #1 (DCN USE ONLY)

                                             REQUIRED MUX/VOC CHANNELS
                                             DCN CHANNELS
                                              For NMC (one link to each of 2 SANs)
                                              2ch (DSP) for each 64 kbps of DCN

                                             Total Voc/Mux Ch (DSP) required

                                                                 Page 235 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]           ICONET Ground Facilities Requirements   Version: 26
                                                             10 November 1997

2.2.1     Vocoder/Mux Card                   Max 8 channels per card
2.2.2     RPN/RPC Processor                  (Min 2) maximum of 2 Mbps each
2.2.3     19" 6RU Shelf                      1 per RPN
2.2.4     Power Unit
2.2.4.1   RPN Power Supply                   1 per RPN
2.2.4.2   Mux/VOC Power Unit                 1 per Rack
2.2.5     Fan Unit                           1 per shelf
2.2.6     19" C&C Rack                       1 per NMC

2.3       FOR NMC #2 (DCN USE ONLY)
                                             REQUIRED MUX/VOC CHANNELS
                                             DCN CHANNELS
                                              For NMC (one link to each of 2 SANs)
                                              2ch for each 64 kbps of DCN

                                             Total Voc/Mux Ch (DSP) required
2.3.1     Vocoder/Mux Card                   Max 8 channels per card
2.3.2     RPN/RPC Processor                  (Min 2) maximum of 2 Mbps each
2.3.3     19" 6RU Shelf                      1 per RPN
2.3.4     Power Unit
2.3.4.1   RPN Power Supply                   1 per RPN
2.3.4.2   Mux/VOC Power Unit                 1 per Rack
2.3.5     Fan Unit                           1 per 2 shelf
2.3.6     19" C&C Rack                       1 per NMC
2.4       Installation Materials             1 per SAN


3                            DIGITAL COMMUNICATION NETWORK
3.1       SAN - 2 PORT AT 8 SANs
3.1.1     Switching Hub/Router
3.1.1.1   Ethernet Switch 10Bt/100Bt         1 per backbone, i.e. 2 per SAN
3.1.1.2   X.25/TCP Brg                       2 per SAN (MSSC OAM INTFC)
3.1.1.3   Hub 10Bt                           2 per SAN for HPNC, MSSC OAM etc.

3.1.2     Compression
3.1.2.1   Compression                        1 per A & B links in the E & W directions

3.1.3     Installation Materials
3.1.3.1   19" Rack
3.1.3.2   Cables
3.1.3.3   Hardware

3.2       SAN - 3 PORT AT 4 SANs

3.2.1     Switching Hub/Router

                                                                 Page 236 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997

3.2.1.1   Ethernet Switch 10Bt/100Bt              1 per backbone, i.e. 2 per SAN
3.2.1.2   X.25/TCP Brg                            2 per SAN (MSSC OAM INTFC)
3.2.1.3   Hub 10Bt                                2 per SAN for HPNC, MSSC OAM etc.

3.2.2     Compression
3.2.2.1   Compression                             1 per A & B links in the E & W & N directions
3.2.3     Installation Materials
3.2.3.1   19" Rack
3.2.3.2   Cables
3.2.3.3   Hardware

3.3       NETWORK MANAGEMENT CENTRE (NMC)

3.3.1     Hub/Router
3.3.1.1   Hub 10Bt                                1 per NMC Port
3.3.2     Compression
3.3.2.1   Compression                             1 per A & B link for each NMC

3.3.3     Installation Materials
3.3.3.1   19" Rack
3.3.3.2   Cables
3.3.3.3   Hardware

9.4. NETWORK INTERFACE

       9.4.1. A two port SAN shall provide a capacity, for connecting calls to the terrestrial networks, of 320 Erlangs to the PSTN via one route plus 64 Erlangs in two equal parts for inter-site traffic, excluding DCN and signalling which shall be provided appropriately.

       9.4.2. A three port SAN shall have provide a capacity, for connecting calls to the terrestrial networks, of 320 Erlangs to the PSTN via one route plus 96 Erlangs in three equal parts for intersite traffic, excluding DCN and signalling which shall be provided appropriately.



                                                                 Page 237 of 245
                                                ICO Proprietary and Confidential

                                                             EN-IG-ICO-RQ/000014
[ICO LOGO]          ICONET Ground Facilities Requirements    Version: 26
                                                             10 November 1997



10. SECTION NOT USED











                                                                 Page 238 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]       ICONET Ground Facilities Requirements       EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

11. REFERENCE CONFIGURATION FOR PERFORMANCE MEASUREMENT

                 [FIGURE 11-1 TEST CONFIGURATION NO. 1 Diagram]

                      FIGURE 11-1 TEST CONFIGURATION NO. 1


                                                                 Page 239 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]       ICONET Ground Facilities Requirements       EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

                 [FIGURE 11-2 TEST CONFIGURATION NO.2 DIAGRAM]

                      FIGURE 11-2 TEST CONFIGURATION NO. 2


                                                                 Page 240 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]       ICONET Ground Facilities Requirements       EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

                 [FIGURE 11-3 TEST CONFIGURATION NO. 3 DIAGRAM]

                      FIGURE 11-3 TEST CONFIGURATION NO. 3

                                                                 Page 241 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]       ICONET Ground Facilities Requirements       EN-IG-ICO-RQ/000014
                                                             Version: 26
                                                             10 November 1997

                      [FIGURE 11-4 TRAFFIC BLOCK DIAGRAM]

                       FIGURE 11-4 TRAFFIC BLOCK DIAGRAM


--------------------------------------------------------------------------------
                                                                 Page 242 of 245
                                                ICO Proprietary and Confidential

[ICO LOGO]      ICONET GROUND FACILITIES REQUIREMENTS        EN-IG-ICO-RQ/000014
                                                             VERSION: 26
                                                             10 NOVEMBER 1997

12. OTHER CONTRACT SERVICES

12.1 OPERATIONAL TEST & DEVELOPMENT FACILITY(OT&DF)(F/R)

12.1.1. GENERAL

        12.1.1.1. The OT&DF shall be used for the training and testing facility for human resources, equipment, services and new developments. The OT&DF shall have the provision to connect into the live network and support other off-line analysis activities and exercises. In addition, the OT&DF shall be used to support particular investigations concerning the network and help with the continual planning and evolution of the network.

        12.1.1.2. The OT&DF shall represent a multi-functional facility for the support of Operations and Engineering personnel.

        12.1.1.3. In order to deliver these capabilities then the OT&DF shall support and/or provide the following capabilities/facilities:

          1. TRAINING FACILITY: The Centre shall be the primary facility for both technical and operational training including vendor training (e.g. MSSC). To encompass this then the Centre shall be equipped with a scaled down version of the SAN equipment. Also, the Centre shall include test equipment and tools used by the operations staff in the management of the live network.

          2. ENGINEERING AND TECHNICAL DEVELOPMENTS FACILITY: The centre shall provide the facilities which allow engineers to develop potential new services/features.

          3. TEST AND VALIDATION FACILITY: The Centre shall be used to test new engineering plans before introduction. The centre shall have the capability for performing an array of tests for pre-service, in-service, remote, and local testing of hardware, software and services. In addition, the OT&DF shall be used to develop, test and prove the suitability of operations procedures which shall be adopted at the NMC and/or SAN sites.

          4. OPERATIONAL TESTING: The centre shall allow for some live testing using spare capacity in the ICO space segment.

          5. DEMONSTRATION FACILITIES: The OT&DF shall be equipped with demonstration capabilities for benefit of prospective customers, operators, and service providers.

          6. TEST EQUIPMENT: The Centre shall have the capability to run off-line (via use of purpose built equipment and simulators) and on-line testing. The later shall require authorisation and access to an operational SAN.

        12.1.1.4. The OT&DF is a miniature ICO network restricted to one SAN and with restricted capacity within that SAN.

        12.1.1.5. The OT&DF shall comprise of the items listed below. For a more detailed list of items, see the equipment list of Annex 1 of the SOW. Note also that in case of conflict, Annex 1 of the SOW shall take precedence over the equipment list contained within this document.

        12.1.1.6. Two complete RFT subsystems, including both C-band and S-band Equipment (excluding the axial ratio compensation subsystem and depending on location the radome, de-icing).

        12.1.1.7. A set of the following hardware;

          1. A minimum of 14 BCCH Signalling Channel Units

          2. A minimum of 14 RACH Signalling Channel Units

          3. A minimum quantity of TCH Communications Channel Units to allow for 40 Erlangs (including Diversity) of traffic.

          4. A TNM with a capacity of 32 Erlangs


                                                                 Page 243 of 245
                                                ICO PROPRIETARY AND CONFIDENTIAL

[ICO LOGO]      ICONET GROUND FACILITIES REQUIREMENTS        EN-IG-ICO-RQ/000014
                                                             VERSION: 26
                                                             10 NOVEMBER 1997

          5. A minimum of 4 HPN Channel Units

          6. A minimum set of channel managers capable of supporting the above channel units. Associated Channel Managers: A minimum set capable of supporting the above channel units.

          7. A SAN OSS system responsible for the training SAN only. This OSS system shall be connected to the centralised ICO NMC.

          8. Miscellaneous: ALC, AFC and all other subsystems required for normal operation of the SAN.

        12.1.1.8. Fully operational software for the test SAN enabling it to function as a reduced capability (in terms of traffic only) SAN. The OT&DF shall only contain special software to the extent that is necessary to override its operations and protect the main ICO network from interference.

12.1.2 SAN NETWORK MANAGEMENT

        12.1.2.1. A local network management subsystem (LNMS-including the NODE-OS, NMC NMS and SRMC) shall be installed at the OT&DF.

        12.1.2.2. The LNMSC shall have the ability to be operated from the centralised ICO NMC site. A dedicated 64kbps link shall be used to link the two sites. This link shall be controlled by the TNM.

        12.1.2.3. The OT&DF will have its programmable routers under the control of the main network NMS, which will allow for isolation or connection of the SAN portion to the main network.

        12.1.2.4. When isolated, the technical centre SAN may be connected to the local NMC.

        12.1.2.5. Connection of the local NMC to the technical centre SAN portion is under control of the main network NMS.

        12.1.2.6. The RF equipment at the technical centre SAN shall normally be under control of SAN-OSS, however, an override control function will be provided.

        12.1.2.7. This override control function will enable the SAN RFT to be activated when permission is granted from the NMC. It may be de-activated at any time autonomously by the technical centre SAN.

        12.1.2.8. The local NMC shall at no time be capable of being connected to the main DCN.

        12.1.2.9. The main NMC may request control of the technical centre from the Local NMC or may release control to the local NMC.

12.1.3. MSSC/VLR AND HLR/AuC

        12.1.3.1. A minimum configuration of the following list of equipment:

          1. MSSC/VLR

          2. HLR/AuC

          3. IN

          4. CCS7 Links

          5. Trunks

          6. Conference Links

          7. Echo Cancellers

        12.1.3.2. The functions of these MSSC/VLR/HLR/AuC/IN shall be identical to that available for the same equipment in a SAN.

        12.1.3.3. A simulator connection limited by the simulator's capabilities, shall be provided.

                                                                 Page 244 of 245
                                                ICO PROPRIETARY AND CONFIDENTIAL

[ICO LOGO]      ICONET Ground Facilities Requirements      EN-IG-ICO RQ/000014
                                                           Version: 26
                                                           10 November 1997



12.1.3.4. A general purpose patch field will be provided to provide interconnection of various portions of the IF equipment and simulators.

12.1.3.5. Any additional equipment to provide for varying configurations, particularly, band switching satellites simulation conversions, is not provided in this contract.















                                                                Page 245 of 245
                                               ICO Proprietary and Confidential

                         CHANGE ORDER NO:2 ATTACHMENT 2




                       6. Schedule 14 - Statement Of Work

                                                       ICO GLOBAL COMMUNICATIONS
                                                         1 QUEEN CAROLINE STREET
                                                                     HAMMERSMITH
                                                                   LONDON W6 9BN
                                                                  UNITED KINGDOM
[ICO LOGO]
                                                           TEL: +44 181 600 1000
                                                           FAX: +44 181 600 1199

                                                            ICO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO 3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK




                               STATEMENT OF WORK



                             COMMERCIALLY SENSITIVE

                            REPRODUCTION PROHIBITED

CONFIDENTIALITY STATEMENT

All information contained in this document is confidential and proprietary to ICO Global Communications or any other member of the ICO Global Communications Group and intended only for the addressee to whom this copy is addressed. The recipient shall neither copy, distribute, disclose or use the information contained in it for any purpose other than for which this document has been made available nor permit anyone else to do the same. The recipient shall be held fully liable for any wrongful disclosure or use of any of the information contained in this document by him, or his officers or employees or anyone else to whom he makes the information available.


               --------------------------------------------
               Document No.:            EN-IG-ICO-SW/000001
               --------------------------------------------
               Version:                 3.1
               --------------------------------------------
               Date:                    7th October, 1997
               --------------------------------------------

     ------------------------------------------------------------------------
     Prepared                      ICO                      NEC
     ------------------------------------------------------------------------
     Author:                       Title: VP-ICONET         Title: Program MG
     ------------------------------------------------------------------------
                                   Signature:               Signature:

                                   /s/ [illegible]          /s/ [illegible]
     ------------------------------------------------------------------------

                                                            EN.IG-ICO-SW/000001
[ICO LOGO]             STATEMENT OF WORK                    ISSUE: 3.1
                                                            7th October, 1997


AMENDMENT RECORD

---------------------------------------------------------------------------------
REVISION    DATE      CN NO.    REASON FOR CHANGE
---------------------------------------------------------------------------------
1.0         14/2/97             NEC Contract Issue
---------------------------------------------------------------------------------
2.0         17/2/97             To incorporate Final NEC comments
---------------------------------------------------------------------------------
2.1         19/2/97             Changes to paragraph 9.3, LIMF para 4.11.5 added
---------------------------------------------------------------------------------
2.2         26/2/97             Minor editorial changes
---------------------------------------------------------------------------------
3.0         13/8/97             Changes to reflect 60/61/120 Days and PCS Options
---------------------------------------------------------------------------------
3.1         29/9/97             Changes agreed by Coggin/Jenkins 24/9/97
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------


                                                 Confidential and Proprietary to
                                                       ICO Global Communications
Created: 13/8/97

                                                            EN.IG-ICO-SW/000001
[ICO LOGO]             STATEMENT OF WORK                    ISSUE: 3.1
                                                            7th October, 1997



1.   INTRODUCTION

1.1 This Statement of Work (SOW) defines the technical and management requirements for the design, construction, installation, integration and testing of the ICONET Ground Facilities (IGF). The SOW also defines the information, services and equipment to be provided by ICO.

1.2 The main Deliverables of this Supply Agreement are the ICONET Ground Facilities comprising twelve (12) SANs, NMC, and Back-up NMC, installed and tested within itself and integrated into the ICO System which can be enlarged and enhanced as set out in this Agreement.

1.3 The intention is to be able to demonstrate basic voice, low rate tax and data calls to UT's, via the satellite, and to the terrestrial network, from one standalone SAN, by the 1st March, 2000 provided that the other ICO System elements are available and functioning correctly.

1.4 It may be possible to demonstrate calls on additional standalone SANs, however there is no contractual commitment to this and it is subject to progress of the integration of the IGF being provided under the terms of the Supply Agreement.

1.5 If the number of standalone SANs made available for these call demonstrations is increased then the Handover Milestone may be delayed, and the Master Level Schedule, included in Annex 4, will be subject to review.

1.6 The warranty provisions relevant to this SOW are set out in clause 40 of the Terms and Conditions.

                                                 Confidential and Proprietary to
                                                       ICO Global Communications
Created: 13/8/97

                                                            EN.IG-ICO-SW/000001
[ICO LOGO]             STATEMENT OF WORK                    ISSUE: 3.1
                                                            7th October, 1997


2. STATEMENT OF WORK CONTENTS

2.1 The SOW comprises this main text plus Annexes listed below

                                  TABLE SOW-1

                      SUMMARY OF STATEMENT OF WORK ANNEXES

------------------------------------------------------------------------
ANNEX          DOCUMENT       DESCRIPTION OF TASK
------------------------------------------------------------------------
1              000002         Contractor's Deliverables
------------------------------------------------------------------------
2              000003         ICO Services and Equipment
------------------------------------------------------------------------
3              000004         Installation Site Conditions
------------------------------------------------------------------------
4              000005         Program Management & Implementation
------------------------------------------------------------------------
5              000006         Training
------------------------------------------------------------------------
6              000007         Documentation
------------------------------------------------------------------------
7              000008         Site Working Arrangements
------------------------------------------------------------------------
8A             000009         IGF Test Plan
8B             0000010        Call Demonstration Plan
------------------------------------------------------------------------
9              000011         ICONET Integration
------------------------------------------------------------------------
10             000012         IGF Acceptance Criteria
------------------------------------------------------------------------
11             000013         Air Interface Signaling Protocol Validation
------------------------------------------------------------------------

                                                 Confidential and Proprietary to
                                                       ICO Global Communications
Created: 13/8/97

[ICO LOGO]          STATEMENT OF WORK                  EN.IG-ICO-SW/000001
                                                       ISSUE: 3.1
                                                       7TH OCTOBER, 1997


3.   APPLICABLE DOCUMENTS

          Applicable documents of this SOW are listed in the ICONET Ground Facilities Requirements (IGFR) Section 1.3.

4.   SCOPE OF WORK

4.1 The Works shall include the design, manufacture, factory testing, and delivery of the ICONET Ground Facilities (IGF) including installation, integration, and site testing in accordance with Annexes 7 and 8A.

4.2 The Works shall include an end-to-end call demonstration of basic voice, low rate fax and data services from a single standalone SAN, via the satellite and the terrestrial network, provided that the other ICO System elements, supplied by ICO, are available and functioning correctly in accordance with Annex 8B.

4.3 The Works shall also include, at ICO's selection, provision of engineering support and materials for the ICONET Integration of the IGF with ICO's space segment, terrestrial telecommunications networks and ICO User Terminals (UTs) in accordance with Annex 9.

4.4       The IGF will include:

          - SAN equipment for 12 SAN sites located in twelve (12) different countries

          - NMC and Back Up NMC equipment located in two (2) different countries

          - Interface provisions for interconnecting SANs and for connecting SANs to terrestrial networks


                                                 Confidential and Proprietary to
                                                       ICO Global Communications
Created: 13/8/97

[ICO LOGO]          STATEMENT OF WORK                  EN.IG-ICO-SW/000001
                                                       ISSUE: 3.1
                                                       7TH OCTOBER, 1997

          -    Documentation

4.5 The IGF will implement all the requirements set out in the ICONET Ground Facilities Requirements Document ("IGFR") Version 26 except for those marked therein as "F/R" or "Option".

          Compliance of the IGF with the IGFR shall be demonstrated by the Contractor as described in Annexes 8A, and 8B.




                                                 Confidential and Proprietary to
                                                 ICO Global Communications
Created: 13/8/97

[ICO LOGO]          STATEMENT OF WORK                  EN.IG-ICO-SW/000001
                                                       ISSUE: 3.1
                                                       7TH OCTOBER, 1997



4.6       HIGH LEVEL SYSTEM DESCRIPTION

4.6.1 The contractor shall prepare and maintain a High Level System Description (HLSD) for the IGF consistent with the IGFR.

4.6.2 The Contractor shall maintain an adequately staffed System Team to support the HLSD so that at all times the HLSD is internally consistent and complete.

4.6.3     The Contractor shall issue:

          The Draft Contents List of the HLSD for ICO review and approval, 2 weeks after the date of the Supply Agreement;

          The first draft of the HLSD 2 weeks prior to the Preliminary System Design Review.

4.6.4 The first version of the HLSD will be subject to review and approval by ICO and issued formally by the Contractor within one month after the Preliminary System Design Review (PDR-1)

          A second version of the HLSD will also be subject to review and approval by ICO and issued formally by the Contractor within one month after the Preliminary System Design Review (PDR-2)

          The final version of the HLSD will be subject to review and approval by ICO and issued formally by the Contractor within one month after completion of Level 2 Acceptance of the IGF.

4.6.5 The Contractor shall maintain the HLSD in line with the IGF Design, with a revised Version being issued within one month after any System Design Review.



                                                 Confidential and Proprietary to
                                                       ICO Global Communications

[ICO LOGO]          STATEMENT OF WORK                  EN.IG-ICO-SW/000001
                                                       ISSUE: 3.1
                                                       7TH OCTOBER, 1997


4.6.6     The HLSD shall contain the following:

          1) A System Reference Model Description that defines the major sub-system functional groups of the IGFR, the functionality of each major sub-system and the interfaces between the sub-systems;

          2) An IGFR System Analysis showing the processes and procedures of how the major IGF sub-systems interact between themselves to provide IGFR system functions and performance; including end user services and administrative and support services;

          3) An End-to-End System Analysis showing how the IGF interacts with external elements (e.g. UT and satellite) and the resultant end-to-end capabilities, performance budgets and resource budgets.

          To enable this to be done, ICO will provide initial performance budgets and resource budgets, for external elements, to be used for this End to End System Analysis. The End to End System Analysis will be developed and finalised during the course of the Supply Agreement.

4.6.7 The Contractor shall maintain the HLSD in line with the IGF Design, with a revised Version being within one month after any System Level Design Review.

4.7       FUNCTIONAL DEFINITION DOCUMENTS

4.7.1 All documentation derived from any of the Applicable Documents, referenced in the IGFR, shall be under configuration control, and full traceability shall be provided. All new and updated documentation shall be provided to ICO.



                                                 Confidential and Proprietary to
                                                       ICO Global Communications

[ICO LOGO]          STATEMENT OF WORK                  EN.IG-ICO-SW/000001
                                                       ISSUE: 3.1
                                                       7TH OCTOBER, 1997


4.8       EXTERNAL INTERFACE CONTROL DOCUMENTS

4.8.1     ICO will control the evolution of all Interface Control Documents
          (ICDs) for external IGF interfaces including the Air Interface document. ICO will ensure that any modification made to an ICD has been co-ordinated with the Contractor and with the supplier(s) of the corresponding external systems before they are adopted into the relevant document.

4.8.2 The Contractor shall support ICO in developing the ICDs with which the IGF is concerned, and in particular the Air Interface. In so doing, the Contractor shall perform analyses and prepare draft material for the ICDs in a timely manner to the extent necessary to enable completion of the IGF in accordance with the programme schedule.

4.8.3 ICO will receive ICD Change Requests from the concerned parties. ICO will, for each ICD change proposed, perform an initial assessment of the change. For each ICD Change Request that passes the initial assessment, ICO will generate an ICD Change Proposal and distribute it to all concerned parties. The ICD Change Proposal will indicate the required response date. ICO will resolve responses to the changes proposed either through one-to-one meetings, joint meetings or through correspondence as considered necessary by ICO.

4.8.4 After an agreement has been reached regarding a ICD Change Proposal, a ICD Change Notice will be issued. The ICD Change Notice once approved and issued by ICO is a binding document which all concerned parties have to adhere to.

4.8.5 Whenever any proposed change of an ICD is considered by either party to affect the terms of this contract, the change shall be handled in accordance with Clause 9 of the Terms and Conditions.

4.9       REVIEWS




                                                 Confidential and Proprietary to
                                                       ICO Global Communications

[ICO LOGO]          STATEMENT OF WORK                  EN.IG-ICO-SW/000001
                                                       ISSUE: 3.1
                                                       7TH OCTOBER, 1997


4.9.1 The Contractor shall conduct Reviews at both system level and subsystem level and for progress, according to Annex 4.

4.9.2 The Contractor shall provide all necessary materials for Reviews, and will conduct the Reviews. ICO will be represented at all Reviews.

4.10      SYSTEM SIZING

4.10.1 The Contractor shall provide and install the Equipment listed in Annex 1.

4.10.2 The System sizing rules given in the IGFR section 9 shall apply. These shall be augmented, as appropriate, to account for multi-time slot services such as high speed data.

4.11      OVERALL SYSTEM SUPPORT AND INTERFACE CONTROL

4.11.1 The Contractor shall, to the extent necessary, support the overall development of the ICO System by participating in technical interface meetings relevant to the IGF and by working with UT vendors, terrestrial network operators, SAN operators, and the spacecraft vendor under ICO's guidance and direction.

4.11.2 In providing this support, the Contractor shall endeavor to ensure the integrity and satisfactory operation of the integrated ICO System, recognising that the requirements of the IGF are stated in the IGFR and that the Contractor is not responsible for implementation of other elements of the ICO System.

4.11.3 The schedule for the production of the ICDs will be as shown in the Master Level Schedule.




                                                 Confidential and Proprietary to
                                                       ICO Global Communications

[ICO LOGO]          STATEMENT OF WORK                  EN.IG-ICO-SW/000001
                                                       ISSUE: 3.1
                                                       7TH OCTOBER, 1997


4.11.4 The Contractor shall support ICO in examining ways of optimising the use of terrestrial network resources used in the ICO System, including maximising the extension of ICO Air Interface voice coding through ICO System to the point of interconnect with external networks, to jointly maximise service quality and resource efficiency.

5         CONTRACTOR'S DELIVERABLES

5.1 Annex 1 provides a detailed breakdown of the Equipment and services to be provided by the Contractor.

5.2 Any revision to the quantities or services shall be subject to the formal Contract Change procedures set out in Clause 9 of the Terms and Conditions.

5.3 The Contractor shall be responsible for the packaging, transportation and delivery of the Deliverables in accordance with clauses 27 and 31 of the Terms and Conditions.

6.        INFORMATION, SERVICES & EQUIPMENT

6.1 Annex 2 provides a detailed breakdown of the information, services and equipment to be provided by ICO except for installation site conditions which are included in Annex 3.

6.2 Annex 2 also identifies the milestone dates that such information, services and equipment are to be made available to the Contractor.

7.        INSTALLATION SITE CONDITIONS

7.1 Annex 3 identifies the installation site conditions, including services and equipment to be provided by ICO.



                                                 Confidential and Proprietary to
                                                 ICO Global Communications

[ICO LOGO]          STATEMENT OF WORK                  EN.IG-ICO-SW/000001
                                                       ISSUE: 3.1
                                                       7TH OCTOBER, 1997


7.2 Access to each Site shall be made available for the specific purpose of allowing the Contractor to inspect the Site conditions, and buildings and verify the installation design before the formal Ready for Access date.

8.        PROGRAM MANAGEMENT AND IMPLEMENTATION

8.1 Annex 4 identifies the Contractor's obligations for Program Management tasks including Quality Assurance and the Master Level Schedule, which the Contractor shall follow and work to.

8.2 The Contractor shall establish and implement a Program Management Organisation and system that ensures effective management of the Supply Agreement.

8.3 The Contractor shall establish an Office which shall be the prime interface with ICO and responsible for ensuring that the programme is executed on time to the requirements of the Supply Agreement and that all Deliverables to ICO are to the required technical and quality standard.

8.4 The Contractor shall implement a Documentation Control Procedure including configuration control for all documentation of this Agreement.

8.5 Full traceability shall be provided for all documentation derived from any of the Applicable Documents, referenced in the IGFR. All new and updated documentation shall be provided to ICO.

9.        TRAINING

9.1 Annex 5 sets out the scope of the training courses that the Contractor shall provide.



                                                 Confidential and Proprietary to
                                                 ICO Global Communications

[ICO LOGO]          STATEMENT OF WORK                  EN.IG-ICO-SW/000001
                                                       ISSUE: 3.1
                                                       7TH October, 1997


9.2       The training shall be conducted in the English Language.

9.3 ICO and the Contractor shall work closely together to develop a training program that does not impact on the Master Level Schedule and which ensures availability of trained ICO staff at the time when O & M services are required.

          Any Changes in the training syllabus, numbers of staff to be trained and training locations shall be subject to the formal Contract Change Control procedures set out in clause 9 of the Terms and Conditions.

10.       DOCUMENTATION

10.1 Annex 6 sets out all the Documentation to be provided, under the terms of the Supply Agreement.

10.2 Annex 6 identifies the number of copies of documentation to be provided to ICO who shall be responsible for distribution of documentation to the individual SAN Operators.

10.3      The documents shall be written in the English Language.




                                                 Confidential and Proprietary to
                                                       ICO Global Communications

[ICO LOGO]          STATEMENT OF WORK                  EN.IG-ICO-SW/000001
                                                       ISSUE: 3.1
                                                       7TH October, 1997

11.       SITE WORKING ARRANGEMENT

11.1 Annex 7 sets out the scope of the Site Working Arrangements and the safe working practices, which the Contractor shall follow.

12.       IGF TEST PLAN

12.1 Annex 8A sets out the Tests which the Contractor shall execute in order to demonstrate and verify the functionality of the IGF.

13.       END-TO-END CALL DEMONSTRATION

13.1 Annex 8B sets out the End-to-End call Demonstrations for the IGF through which the Contractor shall demonstrate the functionality of the IGF equipment with satellite(s), User Terminals and the connection to the terrestrial network.

14.       ICONET INTEGRATION

14.1 Annex 9 sets out the ICONET Integration campaigns, maximum available resources and the mechanism for determining the final scope of the Contractor's obligation for providing ICONET Integration work, to be selected by ICO, integrating the IGF with the other elements of the ICO System.

15.       IGF ACCEPTANCE CRITERIA

15.1 Annex 10 identifies the criteria to be used for the Acceptance of the IGF.

16.       AIR INTERFACE SIGNALLING PROTOCOL VALIDATION

16.1 The Contractor shall perform the scope of work set out in Annex 11 for the provision of Air Interface Signalling Protocol Validation.



                                                 Confidential and Proprietary to
                                                       ICO Global Communications

ICO                 STATEMENT OF WORK                  EN.IG-ICO-SW/000001
                                                       ISSUE: 3.1
                                                       7TH OCTOBER, 1997


17.       IGF SYSTEM SUPPORT

          The following shall be made upon the request of ICO, as set out in the Agreement.

17.1      Options identified in Annex 1 of this Statement of Work.

17.2 Delivery of Equipment, Software and Services to increase the system capacity to meet demand as specifically ordered by ICO under the terms of the Agreement.



                                                 Confidential and Proprietary to
                                                       ICO Global Communications

                        CHANGE ORDER NO:2  ATTACHMENT 3

                                AMENDED ANNEXES




ANNEX 1
(STATEMENT OF WORK) - CONTRACTOR'S DELIVERABLES

                                [ICO LETTERHEAD]

                       ANNEX 1: CONTRACTOR'S DELIVERABLES

                             COMMERCIALLY SENSITIVE
                            REPRODUCTION PROHIBITED

CONFIDENTIALITY STATEMENT
ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.

DOCUMENT NO.:         EN-IG-ICO-SW/000002
VERSION:              3.3
DATE:                 7 October 1997

PREPARED              ICO                        NEC
AUTHOR:               TITLE:     VP-ICONET       TITLE:     Program Manager
                      SIGNATURE: ***             SIGNATURE: ***

                                                             EN-IG-ICO-SW/000002
[ICO LOGO]           Annex 1 Contractor's Deliverables       Issue 3.3
                                                             20 October 1997

AMENDMENT RECORD

REVISION     DATE       CN NO.       REASON FOR CHANGE
--------     ----       ------       -----------------
1.0          14/2/97                 NEC Contract Issue
2.0          17/2/97                 To incorporate final NEC comments
2.1          18/2/97                 To incorporate revision to para 9.3 and
                                     delete para 9.4 plus renumbering from para
                                     9.3 onwards -- change to new 9.4
2.2          18/2/97                 Add specific IGFR references to options
3.0          26/2/97                 Addition of warranty services.
3.1          26/2/97                 Minor edits. All agreed.
3.2          13/08/97                Changes to cover 60/61 & 120 Days Options
                                     and PCS/HPN option.
3.3          7/10/97                 Changes agreed Coggin/Jenkins 24/09/97.
                                     Plus editorial edits as per Woodhouse email of re: SA0424




                                       2              Proprietary & Confidential
                                                    to ICO Global Communications

[ICO LOGO]          Annex 1 Contractor's Deliverables       EN-IG-ICO-SW/000002
                                                            Issue 3.3
                                                            20 October 1997




                               TABLE OF CONTENTS


1.   GENERAL                                                4

2.   DELIVERABLE DOCUMENTATION                              4

3.   MAJOR SUBSYSTEMS OF THE IGF                            4

4.   OPTIONS                                                6

5.   OPTIONAL SUPPORT SERVICES AND EXTENDED WARRANTY        7

6.   PERFORMANCE AND CAPACITY REQUIREMENTS OF DELIVERABLE
     EQUIPMENT                                              11

7.   DELIVERABLE FUNCTIONS AND FEATURES                     12

8.   DELIVERABLE EQUIPMENT                                  12

9.   DELIVERABLE SERVICES                                   15

10.  SITE INSTALLATION DELIVERABLES                         15

11.  SYSTEM CONFIGURATION INFORMATION                       16



                                       3              Proprietary & Confidential
                                                    to ICO Global Communications

[ICO LOGO]          Annex 1 Contractor's Deliverables       EN-IG-ICO-SW/000002
                                                            Issue 3.3
                                                            20 October 1997


1.   GENERAL

This Annex describes the Deliverables that the Contractor will deliver to ICO. The structure of this Annex is as follows:

1.1  Section 2 describes the deliverable documentation

1.2  Section 3 describes the deliverable major sub systems of the IGF

1.3 Section 4 describes the options that ICO may exercise after execution of this Agreement

1.4  Section 5 describes the optional support and warranty services

1.5 Section 6 describes the performance and capacity requirements of the Deliverables

1.6  Section 7 describes the deliverable Functions and Features

1.7  Section 8 describes the detailed equipment list

1.8  Section 9 describes the Services that shall be delivered

1.9 Section 10 describes information to be provided by the Contractor regarding the Site installation conditions

1.10 Section 11 describes the IGF configuration data to be provided by the Contractor.

2.   DELIVERABLE DOCUMENTATION

The Contractor will deliver all documentation set out in Annex 6.

3.   MAJOR SUBSYSTEMS OF THE IGF

The Contractor's deliverables shall together provide the functionality required by the IGFR and shall include but not be limited to the following major subsystems:

3.1  Twelve (12) SANs each comprising:


          i. An RFT (Radio Frequency Terminal) sub-system of 5 RFTs (a total of 60 RFTs).

                    - including early delivery of 2 RFTs at 6 SAN Sites (a total of 12 RFTs) for the purposes of TT&C

          ii. SBS sub-system including its associated:

                    -  DC UPS

                    -  Local SRMS


                                       4              Proprietary & Confidential
                                                    to ICO Global Communications

                                                            EN-IG-ICO-SW/000002
[ICO LOGO]          Annex 1 Contractor's Deliverables       Issue 3.3
                                                            20 October 1997

          -  clock, reception and distribution sub-system

          -  IF Distribution subsystem

    iii.  TNM sub-system

    iv.   MSSC/VLR sub-system and its associated DC UPS

    v.    HPN sub-system

    vi.   SAN Management System:

          -  TMOS WS

          -  SAN OSS including SRMC functions

    vii.  DCN sub-system

    viii. Intra SAN sub system connection cabling and Intermediate Distribution Frame

    ix. Interconnection cabling to the ICO provided DDF for telecommunications networks as defined in the IGFR.

    x.   Legal Interception Activation sub-system (LIAS)

3.2 One AuC/EIR and its associated DC UPS

3.3 One HLR and its associated DC UPS

3.4 One integrated messaging sub-system.

3.5 One IS.41-to-ICO IWF

3.6 One ICO-to-IS.41 IWF

3.7 One Network Management Centre comprising:

    i.   Link-OS (integrating all SAN-OSS)

    ii. Node-OS/TMOS (management of switching and mobility management elements in the IGF)

    iii. SRMC sub-system

    iv.  DCN sub-system

                              5                     Proprietary & Confidential
                                                  to ICO Global Communications

                                                            EN-IG-ICO-SW/000002
[ICO LOGO]          Annex 1 Contractor's Deliverables       Issue 3.3
                                                            20 October 1997


3.8  One Back-up Network Management Centre comprising:

        i.    Link-OS (integrating all SAN-OSS)

        ii. Node-OS/TMOS (management of switching and mobility management elements in the IGF)

        iii.  SRMC sub-system

        iv.   DCN sub-system

        v.    Legal Interception Management Subsystem

3.9 SBS Test Fixtures/Test Equipment (to be installed at HNS India until ICO decides to move the equipment elsewhere)

3.10 System Integration support facility (to be installed at NEC/A and HNS USA. The remaining SBS equipment will stay at the NEC/A and HNS until ICO decides to move the equipment elsewhere.)

3.11 Set of Spares as specified in Table 2, Section 7 of this Annex.

3.12 Special purpose test equipment as defined in Annex 2 and Annex 9 of the SOW

4.   OPTIONS

The following item is deliverable at ICO's option provided that the option is exercised within 180 days of the date of this Supply Agreement:

4.1  Salt defence and dust protection for the RFT Shelter at the UAE SAN Site

The following items are separately deliverable at ICO's option provided that the option for each is exercised within 366 days of the date of this Supply
Agreement:

4.2  One PCD-to ICO IWF including IMSC

4.3. One ICO-to-PDC IWF

4.4  One GSM-to-ICO ILR

4.5  Software release 'R2' for the IS-41 IWF (see IUKC 163).


                              6                       Proprietary & Confidential
                                                    to ICO Global Communications

[ICO LOGO]          Annex 1 Contractor's Deliverables       EN-IG-ICO-SW/000002
                                                            Issue 3.3
                                                            20 October 1997

5.   OPTIONAL SUPPORT SERVICES AND EXTENDED WARRANTY

5.1  ADDITIONAL SUPPORT SERVICES DURING THE WARRANTY PERIOD

5.1.1.1 Upon election by ICO not later than 6 months before the scheduled commencement of the warranty period specified in Clause 40 of the Agreement, the Contractor will provide SBS Deluxe Support Services as described in Section 5.3.

5.1.1.2 Upon election by ICO not later than 6 months before the scheduled commencement of the warranty prior specified in clause 40 of the Agreement, the Contractor will provide MSSC Deluxe Support as described in Section 5.4.

5.1.1.3 Upon election by ICO not later than 6 months before scheduled commencement of the warranty prior specified in clause 40 of the Agreement, the Contractor will provide HPN Deluxe Support as described in Section 5.6.

5.2 ADDITIONAL SUPPORT SERVICES DURING THE POST WARRANTY PERIOD.

5.2.1 EXTENDED BASIC WARRANTY

5.2.1.1 After completion of the Warranty Period specified in clause 40 of the Agreement, the warranty condition of clause 40 of the Agreement may be extended on an annual basis, for any or all of the RFT, SBS, MSSC, LIAS, LIMS, IWF, messaging HLR, AuC/EIR, HPN, TNM or NMC/SAN OSS sub-systems.

5.2.1.2 ICO may elect to receive extended basic warranty services upon written notice to the Contractor-not later than 3 months prior to the completion of the warranty period specified in clause 40 of the Agreement, or in any subsequent period of extended basic warranty services.

5.2.1.3 The ICO election(s) to receive basic warranty services shall be continuous, without break in the periods of election.

5.2.2 EXTENDED SBS DELUXE SUPPORT SERVICES

5.2.2.1 Provided ICO has elected to receive SBS Deluxe Support Service in accordance with Paragraph 5.1.1.1. above, ICO may elect to continue to receive SBS Deluxe Services upon written notice to the Contractor or the provider of the Deluxe Support Services, gives not later than 3 months prior to the completion of the initial service period, or any subsequent renewals thereof. Such SBS Deluxe Support Service shall be provided in 2 year periods of service. The ICO election(s) to receive SBS Deluxe Support Services shall be continuous without interruptions in the periods of election.

5.2.2.2 The SBS Deluxe Support Services to be provided are as described in
Section 5.3.

5.2.3. EXTENDED MSSC DELUXE SUPPORT SERVICES

5.2.3.1 Provided that ICO has elected to receive MSSC Deluxe Support Services in accordance with Paragraph 5.1.1.2. above, ICO may elect to continue to receive MSSC Deluxe Support Services upon written notice to the Contractor, or the provider of the MSSC Deluxe Support Services, not later than 3


                                   7                  Proprietary & Confidential
                                                    to ICO Global Communications

[ICO LOGO]          Annex 1 Contractor's Deliverables       EN-IG-ICO-SW/000002
                                                            Issue 3.3
                                                            20 October 1997


months prior to the completion of the initial or any subsequent renewal(s) of the MSSC Deluxe Support Services. The MSSC Deluxe Support Services shall be provided in periods of 1 year.

5.2.3.2 The ICO election(s) to receive MSSC Deluxe Support Services shall be continuous, without interruptions in the periods of election.

5.2.3.3 The MSSC Deluxe Support Services to be provided are as described in
Section 5.5.

5.2.4 EXTENDED HPN DELUXE SUPPORT SERVICES

5.2.4.1 Provided that ICO has elected to receive HPN Deluxe Support Services in accordance with Paragraph 5.1.1.3. above, ICO may elect to continue to receive HPN Deluxe Support Services upon written notice to the Contractor, or the provider of the HPN Deluxe Support Services, not later than 3 months prior to the completion of the initial or any subsequent renewal(s) of the HPN Deluxe Support Services. The HPN Deluxe Support Services shall be provided in periods of 1 year.

5.2.4.2 The ICO election(s) to receive HPN Deluxe Support Services shall be continuous, without interruptions in the periods of election.

5.2.4.3 The HPN Deluxe Support Services to be provided are as described in
Section 5.6.

5.3 SBS DELUXE SUPPORT SERVICES

5.3.1.1 The DELUXE Support for SBS provides a full period Customer Assistance Centre (CAC) on 24 hours per day, 7 days a week for all SAN locations. Additionally, manufacturer will maintain a team of experts dedicated to ICO for trouble shooting and support services of all SBS manufacturer supplied equipment. Under the DELUXE support maintenance agreement, SBS manufacturer technical staff at the manufacturer's engineering centre, dispatched to ICO locations as required or temporarily place at selected locations will maintain capability of the SBS manufacturer supplied equipment, including:

     i. fault isolation and service restoration, in co-operation with the ICO technical staff.

     ii. problem investigation and problem resolution in co-operation with the SBS manufacturer support team at the manufacturer's engineering centre

    iii. creation and reporting on trouble ticket system for SBS equipment

     iv. system engineering for planning system extensions, and traffic sizing.

5.3.1.2. If ICO elects to exercise this option, the parties will agree a definitive scope of work consistent with the basis set out above which may include resident SBS support staff at ICO selected locations.


                                   8                  Proprietary & Confidential
                                                    to ICO Global Communications

[ICO LOGO]          Annex 1 Contractor's Deliverables       EN-IG-ICO-SW/000002
                                                            Issue 3.3
                                                            20 October 1997

5.4  MSSC DELUXE SUPPORT SERVICES

5.4.1  INTRODUCTION

5.4.1.1 The contractor shall provide MSSC Deluxe Support Services which comprises Systems Services the content of which includes:

     i.   System Maintenance

    ii.   Spares Replenishment.

5.4.2 SYSTEM MAINTENANCE

5.4.2.1 System Maintenance comprises the following services.

5.4.2.2 Emergency Services
The Contractor shall at any time in an Emergency situation, when requested by ICO, provide ICO with the Emergency Services consisting of telephone support and on-site support.

5.4.2.3 Trouble Report Handling Services/Trouble Report Guideline
The Contractor shall provide ICO with Trouble Report Handling Services relating to MSSC.

5.4.2.4 Software Update Service
Any part of the Software found to cause a measurable deviation from the Software functionality, and which is not of an Emergency character shall be corrected by supplying Software Updates to ICO in accordance with the schedule supplied by the Contractor in its Trouble Report Answer.

New or updated documentation on Software Updates will be furnished to ICO free of charge.

5.4.2.5 Implement and/or install, free of charge, the corrected Software, supplied in accordance with the Software Update Services, on one SAN Site. ICO shall perform and be responsible for the implementation and/or installation on the rest of the SAN or NMC Sites.

5.4.2.6 Consultation services
During Normal Working Hours perform Consultation Services, mainly consisting of answers and recommendations due to general System operation and maintenance routine inquiries identified by ICO's support personnel.

5.4.3 SPARES REPLENISHMENT

5.4.3.1 Replenishment of Spares acquired with the initial or subsequent MSSC equipment procurement.

5.4.4 EXCLUDED HARDWARE AND SOFTWARE

5.4.4.1 The System Services do not cover Hardware or Software which is damaged due to ICO's or any third parties misuse or mishandling, packing, repairs or attempted modifications.


                                   9                  Proprietary & Confidential
                                                    to ICO Global Communications

[ICO LOGO]          Annex 1 Contractor's Deliverables       EN-IG-ICO-SW/000002
                                                            Issue 3.3
                                                            20 October 1997


5.4.4.2 The System Services shall not apply to any failure caused by modification of the Hardware or Software without the Contractor's written approval and failures caused by interworking equipment not supplied under the Agreement.

5.4.4.3 Consumable parts such as lamps, fuses, batteries, are excluded from the System Services.

5.4.5 SCOPE OF THE MSSC SUPPORT SERVICES

5.4.5.1   The MSSC Support Services cover the following:

          i.   12 MSSC

          ii.  1 HLR

          iii. 1 AuC/EIR

          iv.  2 OSS

          v.   1 combined messaging and SMSC platform.

          vi.  1 ICO-to-IS41 IWF and 1 IS41-to-ICO ILR

          vii. 12Legal Interception Activation System (LIAS) and one Legal Interception Management Sub-system.

5.5 MSSC DELUXE SUPPORT SERVICES II

5.5.1.1 The services described in Section 5.4 shall be included in MSSC DELUXE SUPPORT SERVICES II, in addition to the Repair and Replacement Service described in Paragraph 5.5.1.2.

5.5.1.2 Repair and Replacement Services

Repair or replace any Hardware found by ICO to be faulty by reason of defective material, design or workmanship which results in the Hardware not conforming to and functioning and operating in accordance with the criteria and specification set forth in the Agreement.

New or update Documentation or Hardware due to repair or modifications will be furnished to ICO free of additional charge.

5.6 HPN DELUXE SUPPORT SERVICES

5.6.1.1 HPN Deluxe Support Service provides one year depot maintenance for the HPN hardware and software. Depot maintenance support does not include travel which if required will be charged in addition.

5.6.1.2 The HPN Support Service cover the following:

     i.  12 HPN

     ii. 12 HPN PCS


                                       10             Proprietary & Confidential
                                                    to ICO Global Communications


         1000
                                                            EN-IG-ICO-SW/000002
[ICO LOGO]          Annex 1 Contractor's Deliverables       Issue 3.3
                                                            20 October 1997

6. PERFORMANCE AND CAPACITY REQUIREMENTS OF DELIVERABLE EQUIPMENT

The equipment delivered by the Contractor, including its major subsystems and including all other associated equipment and facilities including software necessary for its correct operation, shall when integrated to form the IGF, satisfy the IGFR and shall satisfy the system capacity requirements set forth in Table 1 of this Section of this Annex.

TABLE 1-PERFORMANCE AND CAPACITY REQUIREMENTS

NOTES TO TABLE 1

6.1.1.1 Note 1.
Traffic at the X3 interface from the MSSC to the LIAS is derived based as follows.

% of MSSC/VLR BHCA (including MO and MT calls) that triggers interception = 5%

Outgoing BHCA from the MSSC/VLR to the LIAS = 0.005 * 8,640 = 432

As only 5% of the MSSC traffic is data/fax calls, therefore assume all intercept traffic is speech call.

Average holding time of an intercept call = 150 seconds

Outgoing intercept traffic from the MSSC to the interconnected LIAS = (432*
150)/3,600 = 18 Erls

With 30 64 k/bit/s circuits provisioned for carrying intercept calls from the MSSC to the LIAS, and applying Erlang B formula, the blocking probability for failing to allocate an outgoing 64 kbit/s circuit to deliver an intercept call from the MSSC to the LIAS = Erlang B (18,30) = 0.3%.

6.1.1.2 Note 2
Assuming 10% of the intercept calls arriving at the LIASS need to be delivered to two monitoring centres and all intercept traffic arriving at the LIAS is successfully switched via the MSSCs to the destination addresses, the outgoing intercept on the X3 interface to the MSSC = 18* 1.1 = 20 Erls. Given that there are 24 64 kbit/s circuits provisioned for the outgoing intercept traffic from the LIAS to the MSSC, the blocking probability for failing to allocate an outgoing 64 kbit/s circuit

=ErlangB (20,24)=6.6%.


                              11                      Proprietary & Confidential
                                                    to ICO Global Communications
         1001
                                                            EN-IG-ICO-SW/000002
[ICO LOGO]          Annex 1 Contractor's Deliverables       Issue 3.3
                                                            20 October 1997


7. DELIVERABLE FUNCTIONS AND FEATURES

The Contractor shall deliver the IGF with all of the associated equipment and facilities including necessary software so that the functions and features as described in the IGFR will operate as specified.

The schedule for delivery, installation, commissioning, integration and testing of the equipment and its integration into the total IGF is set forth in Annex 4 of this SOW.

Functions and features marked F/R and Options in the IGFR shall be excluded from delivery within the timetable laid out in Annex 4 of this SOW.



8.  DELIVERABLE EQUIPMENT

8.1 DELIVERABLE EQUIPMENT

8.1.1.1 The deliverable equipment is set out in Table 2 of this Annex.



TABLE 2 - DELIVERABLE EQUIPMENT





                                       12            Proprietary & Confidential
                                                   to ICO Global Communications

         1002
[ICO LOGO]          Annex 1 Contractor's Deliverables       EN-IG-ICO-SW/000002
                                                            Issue 3.3
                                                            20 October 1997


8.2 NOTES TO AX & B ITEMS

8.2.1.1  General Comments:

1) Any O&M functions for selected items are NOT INCLUDED.

8.2.1.2  NOTE 1: "SAN TO SAN HANDOVER.
Refer to Section 6.12 in the IGFR. The hardware required to implement and test SAN-SAN handovers, is test equipment. This includes the purchase of specific test instrument protocol suites to test the added functions.

8.2.1.3  NOTE 2: "LANGUAGE CHARACTER SETS"
Refer to Section 4.4.3 in the IGFR.

8.2.1.4  NOTE 3: "GEOGRAPHIC LOCATION"
Refer to Section 6.19.5 in the IGFR.

8.2.1.5  NOTE 4: "MULTIPLE LANGUAGE ANNOUNCEMENT"
Refer to Section 4.4.3 in the IGFR. The 2 recorded announcement machines mentioned in the following note are included in the equipment list for the MSSC (AST-DR, Equipment item 1.2.3.2)

8.2.1.6 The following technique is proposed as a way to support a language indicator per subscriber.

       i. The indicator shall be stored as part of the subscriber profile within the HLR. This involves support in the operation and maintenance interface for entering the language preference, changing it, and printing it back out again. This data is reload marked as is the rest of the subscriber profile. Number range and mapping to national strings (e.g. 1=U.S.A.) should be defined. Administrative functions outside the HLR (e.g. SOG) are also influenced in a minor way.

      ii. The indicator shall be downloaded to VLR along with the rest of the subscriber data.

     iii. Transportation is via the extension area in MAP. The impact here is on the MAP handling blocks on the HLR end and on the VLR end (two blocks). The data storage block in VLR is impacted to store the new value.

      iv. The support for character sets (e.g. for SMS) is limited to that offered in current GSM systems. As other operators are already requiring additional alphabets and characters, this is unlikely to remain a problem in future.

8.2.1.7  NOTE 5: "EMERGENCY CALL"
Refer to Section 4.1.1.2. The hardware required to implement and test Emergency Call expansion, is test equipment. This include the purchase of specific test instrument protocol suites to test the added functions.

8.2.1.8  NOTE 6: "FAX GROUP 3 OVER 9.6KBIT/S"
Refer to Section 4.1.3.2 in the IGFR. Channel base quotation in the MSSC is needed and provided in Item 16. The hardware quoted in this item means test equipment for implementing and testing FAX

                                   13                 Proprietary & Confidential
                                                    to ICO Global Communications

         1003
                                                             EN-IG-ICO-SW/000002
[ICO LOGO]          Annex 1 Contractor's Deliverables        Issue 3.3
                                                             10 November 1997

over 9600bit/s functionality. This include the purchase of specific test instrument protocol suites to test the added functions.

8.2.1.9. NOTE 7: "SPEECH FOLLOWED BY/ALTERNATIVE WITH DATA"
Refer to Section 4.2.3 in the IGFR. The hardware required to implement and test Alternate speech/data, is test equipment. This include the purchase of specific test instrument protocol suites to test the added functions.

8.2.1.10 NOTE 8: "CIRCUIT MODE DATA (9.6 Kbps - 38.4 Kbps)
Refer to Section 4.2.2 in the IGFR. Channel base quotation in the MSSC is needed and provided in Item 16. The hardware required to implement and test DATA over 9600bit/s, is test equipment. This include the purchase of specific test instrument protocol suites to test the added functions.

8.2.1.11 NOTE 9: "HPN PRIVACY USING ENCRYPTION"
Refer to Section 4.4.1.2 in the IGFR.

8.2.1.12 NOTE 10: "ALTERNATIVE SATELLITE CONSTELLATION"
This item is not bided. Refer to Section 6.23 in the IGFR.

8.2.1.13 NOTE 11: "NETWORK ACCESS AVAILABILITY"
Refer to Section 6.8 in the IGFR. The hardware required to implement and test multi SAN paging, is test equipment. This includes the purchase of specific test instrument protocol suites to test the added functions.

8.2.1.14 NOTE 12: "DIVERSITY ALLOCATION CAPACITY"
Refer to Section 6.11.1 in the IGFR.

8.2.1.15 NOTE 13: "ADDITION/REMOVAL OF DIVERSITY"
Refer to Section 6.11.2 in the IGFR.

8.2.1.16 NOTE 14: "SOFT DECISION DECODE"
Soft Decision will be performed in the SBS.

8.2.1.17 NOTE 15: "INCOMING CALL DETAILS/CALL-BACK FUNCTION"
Tentative release date is 1Q2000.

8.2.1.18 NOTE 16: "SOFTWARE FOR HIGH SPEED CIRCUIT SWITCHED DATA AND GROUP FAX SERVICES" (PER CHANNEL BASIS)

What we propose will provide support for data at rates in the range of 9.6 -
38.4 kbit/s. Circuit Switched Data at these rates will be supported from release R8 of CME20. Fax Group 3 (over 9.6 kbit/s) is similarly supported.

8.2.1.19 The critical dimensioning parameter in calculating the price is the number of GIWU channels necessary to support the required data and fax total traffic. THIS QUOTATION IS SUBJECT TO FINALISATION OF THE AIR INTERFACE SPECIFICATION

                                       14             Proprietary & Confidential
                                                    to ICO Global Communications
         1004
[ICO LOGO]           Annex 1 Contractor's Deliverables    EN-IG-ICO-SW/000002
                                                          Issue 3.3
                                                          20 October 1997

9.   DELIVERABLE SERVICES

9.1 The Contractor shall install, integrate, test, and hand over to ICO all individual SANs and the NMC and backup NMC that make up the integrated IGF.

9.2  ICONET Integration programme as defined in Annex 9 and selectable by ICO.

9.3  Training programme as defined in Annex 5.

10.  SITE INSTALLATION DELIVERABLES

The Contractor shall provide:

10.1 confirmation that the information and services being provided by ICO in accordance with Annex 2 and 3, present no impediment to the SAN implementation program

10.2 antenna foundation design drawings (SIC-STD-017, 017-1, 018) for typical wind loading, based on NEC supplied drawings SIC-STD-017, 017-1, 018, within one month of contract signature

10.3 the anchor bolts, templates and anchor bolt setting up procedures for the antenna foundations three months prior to commencement of NEC installation

10.4 the detailed specification for the supporting rod and cable ducts for the GPS systems during the SBS FDR

10.5 the RFT shelter foundation specification, including, but not limited to physical dimensions and weight, based on NEC supplied drawings SIC-STD-006, within one month of contract signature

10.6 the AC power distribution board inside all RFT shelters

10.7 specifications defining all of the interface points and the associated interface conditions for all Equipment supplied, in accordance with a schedule to be agreed at the DRM

10.8 the Equipment floor layout plans for all Sites for all Equipment to be supplied by the Contractor, based on NEC supplied drawings SIC-STD-003/003-1 for RFT shelters, and SIC-STD-004 for Hub Buildings, within one month of contract signature

10.9 the specification of the power consumption, including, but not limited to start-up and normal operating loads and required no-fuse breaker capacities and quantities for all of the equipment that will be supplied by the Contractor and for future expansion of the Equipment, in accordance with the NEC provided Equipment List, within one month of contract signature

10.10 the specification of Equipment heat dissipation for all items of Equipment that will be supplied by the Contractor and for future expansion of the Equipment, in accordance with the NEC provided Equipment List, within one month of contract signature

10.11 the environmental conditions that shall apply for all items of Equipment that will be supplied by the Contractor, have been specified in the IGFR
Section 8.11.3

                                       15             Proprietary & Confidential
                                                    to ICO Global Communications
         1005
[ICO LOGO]           Annex 1 Contractor's Deliverables    EN-IG-ICO-SW/000002
                                                          Issue 3.3
                                                          20 October 1997


10.12 Certificates, where required, to confirm that all the equipment, supplied for use in the country, meets all local and federal regulations and or standards applicable in that country.

11. SYSTEM CONFIGURATION INFORMATION

ICO shall provide the configuration information in the format defined by the Contractor. The Contractor shall configure the equipment as per the supplied configuration information and shall provide ICO at handover the details of the configuration in a form to be agreed.



                                       16             Proprietary & Confidential
                                                    to ICO Global Communications
         1006

                                                              Table 1
------------------------------------------------------------------------------------------------------------------------------------

SAN       DIMENSIONING DRIVER                  UNITS      AUSTRALIA          BRAZIL             CHILE              CHINA
                                                          SAN 1              SAN 2              SAN 3              SAN 4
      RFT SUB-SYSTEM
          C-Band EIRP towards satellite
          per RFT                                         -                  -                  -                  -
          IF ports                                        -                  -                  -                  -
          Number of RFTs                                                 5                  5                  5                  5
          RFT Shellers                                                   5                  5                  5                  5
          Delcing Facility                                -                  -                  -                  -
          Blower and heater for Center hub                -                  -                  Yes                Yes
          Additional vent'l for Sheller                   -                  -                  -                  -
          Additional HPA Blower                           -                  -                  -                  -
          HPA Cooling cabinet sheller                     -                  -                  -                  -
          Optical fiber facility                          Yes                -                  Yes                -
          TTC Site (including monopulse
          tracking)                                       Yes                -                  Yes                -
          IOT Support Facility (axial ratio
          improvement)                                    -                  -                  -                  -
          Installation Materials                          Yes                Yes                Yes                Yes
          Remote maintenance system from
          Japan/SAN                            (TBD)
          Portable O&M Terminal/RFT
          Band Pass Filler at LNA input/SAN               Yes                Yes                Yes                Yes
      SBS SUB-SYSTEM
          Traffic on the A interface (to TNM)   E                      320                320                320                320
          Traffic on the Air interface          E                      483                483                483                483
          Busy Hour Call Attempts               BHCA                 7,680              7,680              7,680              7,680
          Busy Hour Location Updates                                 7,500              7,500              7,500              7,500
          SBS DC UPS                                      Yes                Yes                Yes                Yes
          Reference Clock & System Timing
          reception and distribution
          subsystem (GPS including antenna
          system)                                         Yes                Yes                Yes                Yes
          IF distribution sub-system                      Yes                Yes                Yes                Yes
      TNM SUB-SYSTEM
          Traffic on the A interface (to SBS)   E                      320                320                320                320
          Traffic on the A interface (to MSSC,
          PCM coded)                            E                      320                320                320                320
          Traffic on the A interface (to MSSC,
          compressed)                           E                       64                 64                 64                 64
          Semi-permanent traffic                calls                    4                  4                  4                  4
          Busy Hour Call Attempts               BHCA                 8,448              8,448              8,448              8,448
      MSSC/VLR SUB-SYSTEM
          Traffic on the A interface (to TNM,
          PCM coded)                            E                      320                320                320                320
          Traffic on the A interface (to TNM
          compressed)                           E                        8                  8                  8                  8
          Traffic on the interfaces to POI
          (including echo cancellation as
          required)                             E                      320                320                320                320
          Number of echo cancellers provided
          as % of POI trunks                                          100%               100%               100%               100%
          Number of T1 interfaces as % of
          POI trunks                                                    0%                 0%                 0%                 0%
          Traffic on the interfaces to other
          SANs                                  E                       64                 64                 64                 64
          Traffic on the interface MSSC/GIWU    E                       16                 16                 16                 16
          Traffic on the interface to Voicemail E                      3.7                3.7                3.7                3.7
          Traffic on the interface to the
          voicemail (F/R)                       E                      0.4                0.4                0.4                0.4
          Traffic on the interface to
          Recorded Voice Announcements          E                        8                  8                  8                  8
          Busy Hour Call Attempts               BHCA                 8,640              8,640              8,640              8,640
          Busy Hour Registered Subscribers      sub                128,000            128,000            128,000            128,000
          Busy Hour Location Updates            BHLU                 7,500              7,500              7,500              7,500
          C7 signalling link ports (64k)        ports                   16                 16                 16                 16
          Busy Hour C7 signalling MTP
          transactions                                    Note (1)           Note (1)           Note (1)           Note (1)
          Nos of high speed (>9.6 kbit/s)
          channels                             channels                 16                 16                 16                 16
          Traffic on interface to RVA source   E                         8                  8                  8                  8
          Busy Hour Call Attempts to RVA
          source                               BHCA                  2,880              2,880              2,880              2,880
          Traffic on interfaces to GIWUs       E                        16                 16                 16                 16
          Busy Hour Call Attempts to GIWUs     BHCA                    384                384                384                384
          Busy Hours Call Attempts (LIAS
          assumption)                          BHCA                  8,640              8,640              8,640              8,640
          % of BHCA that trigger interception  %                         5                  5                  5                  5
          Traffic at the X3 V/ to LIAS
          (See Note 1 below)                   E                        18                 18                 18                 18

------------------------------------------------------------------------------------------------------------------------------------

SAN       DIMENSIONING DRIVER                             GERMANY            INDIA              INDONESIA          MEXICO
                                                          SAN 5              SAN 6              SAN 7              SAN 8
      RFT SUB-SYSTEM
          C-Band EIRP towards satellite
          per RFT                                          -                  -                  -                  -
          IF ports                                         -                  -                  -                  -
          Number of RFTs                                                 5                   5                  5                  5
          RFT Shellers                                                   5                   5                  5                  5
          Delcing Facility                                 Yes                -                  -                  -
          Blower and heater for Center hub                 Yes                -                  -                  -
          Additional vent'l for Sheller                    Yes                -                  -                  -
          Additional HPA Blower                            -                  -                  -                  Yes
          HPA Cooling cabinet sheller                      -                  -                  -                  Yes
          Optical fiber facility                           -                  -                  -                  -
          TTC site (including monopulse                    Yes                Yes                -                  -
          tracking)
          IOT Support Facility (axial ratio
          improvement)                                     -                  (Yes)              -                  -
          Installation Materials                           Yes                Yes                Yes                Yes
          Remote maintenance system from
          Japan/SAN
          Portable O&M Terminal/RFT
          Band Pass Filler at LNA input/SAN                Yes                Yes                Yes                Yes
      SBS SUB-SYSTEM
          Traffic on the A interface (to TNM)                          320                 320                320                320
          Traffic on the Air interface                                 483                 483                483                483
          Busy Hour Call Attempts                                    7,680               7,680              7,680              7,680
          Busy Hour Location Updates                                 7,500               7,500              7,500              7,500
          SBS DC UPS                                       Yes                Yes                Yes                Yes
          Reference Clock & System Timing
          reception and distribution
          subsystem (GPS including antenna
          system)                                          Yes                Yes                Yes                Yes
          IF distribution sub-system                       Yes                Yes                Yes                Yes
      TNM SUB-SYSTEM
          Traffic on the A interface (to SBS)                          320                 320                320                320
          Traffic on the A interface (to MSSC                          320                 320                320                320
          PCM coded)
          Traffic on the A interface (to MSSC                           64                  64                 64                 64
          compressed)
          Semi-permanent traffic                                         8                   8                  8                  8
          Busy Hour Call Attempts                                    8,448               8,448              8,448              8,448
      MSSC/VLR SUB-SYSTEM
          Traffic on the A interface (to TNM,                          320                 320                320                320
          PCM coded)
          Traffic on the A interface (to TNM                             8                   8                  8                  8
          compressed)
          Traffic on the interface to POI                              320                 320                320                320
          (including echo cancellation as
          required)
          Number of echo cancellers provided                          100%                100%               100%               100%
          as % of POI trunks
          Number of T1 interfaces as % of                               0%                  0%                 0%                 0%
          POI trunks
          Traffic on the interfaces to other
          SANs                                                          96                  96                 96                 96
          Traffic on the interface MSSC/GIWU                            16                  16                 16                 16
          Traffic on the interface to Voicemail                        3.7                 3.7                3.7                3.7
          Traffic on the interface to the
          voicemail (F/R)                                              0.4                 0.4                0.4                0.4
          Traffic on the interface to
          Recorded Voice Announcements                                   8                   8                  8                  8
          Busy Hour Call Attempts                                    8,640               8,640              8,640              8,640
          Busy Hour Registered Subscribers                         128,000             128,000            128,000            128,000
          Busy Hour Location Updates                                 7,500               7,500              7,500              7,500
          C7 signalling link ports (64k)                                16                  16                 16                 16
          Busy Hour C7 signalling MTP
          transactions                                     Note (1)           Note (1)           Note (1)           Note(1)
          Nos of high speed (>9.6 kbit/s)
          channels                                                      16                  16                 16                 16
          Traffic on interface to RVA source                             8                   8                  8                  8
          Busy Hour Call Attempts to RVA
          source                                                     2,880               2,880              2,880              2,880
          Traffic on interfaces to GIWUs                                16                  16                 16                 16
          Busy Hour Call Attempts to GIWUs                             384                 384                384                384
          Busy Hours Call Attempts (LIAS
          assumption)                                                8,640               8,640              8,640              8,640
          % of BHCA and trigger interception                             5                   5                  5                  5
          Traffic at the X3 V/ to LIAS
          (See Note 1 below)                                            18                  18                 18                 18







------------------------------------------------------------------------------------------------------------------------------------

SAN       DIMENSIONING DRIVER                             SOUTH AFRICA       SOUTH KOREA        UAE                USA
                                                          SAN 9              SAN 10             SAN 11             SAN 12
      RFT SUB-SYSTEM
          C-Band EIRP towards satellite
          per RFT                                         -                  -                  -                  -
          IF ports                                        -                  -                  -                  -
          Number of RFTs                                                5                   5                  5                  5
          RFT Shellers                                                  5                   5                  5                  5
          Delcing Facility                                -                  -                  -                  Yes
          Blower and heater for Center hub                Yes                Yes                -                  Yes
          Additional vent'l for Sheller                   -                  Yes                -                  Yes
          Additional HPA Blower                           -                  -                  -                  -
          HPA Cooling cabinet sheller                     -                  -                  -                  -
          Optical fiber facility                          -                  -                  -                  -
          TTC site (including monopulse
          tracking)                                       Yes                -                  -                  Yes
          IOT Support Facility (axial ratio
          improvement)                                    -                  -                  -                  -
          Installation Materials                          Yes                Yes                Yes                Yes
          Remote maintenance system from
          Japan/SAN
          Portable O&M Terminal/RFT
          Band Pass Filler at LNA input/SAN               Yes                Yes                Yes                Yes
      SBS SUB-SYSTEM
          Traffic on the A interface (to TNM)                         320                 320                320                320
          Traffic on the Air interface                                483                 483                483                483
          Busy Hour Call Attempts                                   7,680               7,680              7,680              7,680
          Busy Hour Location Updates                                7,500               7,500              7,500              7,500
          SBS DC UPS                                      Yes                Yes                Yes                Yes
          Reference Clock & System Timing
          reception and distribution
          subsystem (GPS including antenna
          system)                                         Yes                Yes                Yes                Yes
          IF distribution sub-system                      Yes                Yes                Yes                Yes
      TNM SUB-SYSTEM
          Traffic on the A interface (to SBS)                         320                 320                320                320
          Traffic on the A interface (to MSSC,
          PCM coded)                                                  320                 320                320                320
          Traffic on the A interface (to MSSC,
          compressed)                                                  64                  64                 64                 64
          Semi-permanent traffic                                        4                   4                  4                  4
          Busy Hour Call Attempts                                   8,448               8,448              8,448              8,448
      MSSC/VLR SUB-SYSTEM
          Traffic on the A interface (to TNM,
          PCN coded)                                                  320                 320                320                320
          Traffic on the A interface (to TNM
          compressed)                                                   8                   8                  8                  8
          Traffic on the interface to POI
          (including echo cancellation as
          required)                                                   320                 320                320                320
          Number of echo cancellers provided
          as % of POI trunks                                         100%                100%               100%               100%
          Number of T1 interfaces as % of
          POI trunks                                                   0%                  0%                 0%               100%
          Traffic on the interfaces to other
          SANs                                                         64                  64                 64                 64
          Traffic on the interface MSSC/GIWU                           16                  16                 16                 16
          Traffic on the interface to Voicemail                       3.7                 3.7                3.7                3.7
          Traffic on the interface to the
          voicemail (F/R)                                             0.4                 0.4                0.4                0.4
          Traffic on the interface to
          Recorded Voice Announcements                                  8                   8                  8                  8
          Busy Hour Call Attempts.                                  8,640               8,640              8,640              8,640
          Busy Hour Registered Subscribers                        128,000             128,000            128,000            128,000
          Busy Hour Location Updates                                7,500               7,500              7,500              7,500
          C7 signalling link ports (64k)                               16                  16                 16                 16
          Busy Hour C7 signalling MTP
          transactions                                    Note (1)           Note (1)           Note (1)           Note(1)
          Nos of high speed (>9.6 kbits/s)
          channels                                                     16                  16                 16                 16
          Traffic on interface to RVA source                            8                   8                  8                  8
          Busy Hour Call Attempts to RVA
          source                                                    2,880               2,880              2,880              2,880
          Traffic on interfaces to GIWUs                               16                  16                 16                 16
          Busy Hour Call Attempts to GIWUs                            384                 384                384                384
          Busy Hours Call Attempts (LIAS
          assumption)                                               8,640               8,640              8,640              8,640
          % of BHCA and trigger interception                            5                   5                  5                  5
          Traffic at the X3 V/ to LIAS
          (See Note 1 below)                                           18                  18                 18                 18





----------------------------------------------------------------------------------------------------------

SAN       DIMENSIONING DRIVER                             JAPAN                       UK
                                                          (PRIMARY NMC LOC'N)         (BACKUP NMC LOC'N)
      RFT SUB-SYSTEM
          C-Band EIRP towards satellite
          per RFT                                         -                           -
          IF ports                                        -                           -
          Number of RFTs                                  -                           -
          RFT Shellers                                    -                           -
          Delcing Facility                                -                           -
          Blower and heater for Center hub                -                           -
          Additional vent'l for Sheller                   -                           -
          Additional HPA Blower                           -                           -
          HPA Cooling cabinet sheller                     -                           -
          Optical fiber facility                          -                           -
          TTC Site (including monopulse
          tracking)                                       -                           -
          IOT Support Facility (axial ratio
          improvement)                                    -                           -
          Installation Materials                          -                           -
          Remote maintenance system from
          Japan/SAN                                       -                           -
          Portable O&M Terminal/RFT                       -                           -
          Band Pass Filler at LNA input/SAN               -                           -
      SBS SUB-SYSTEM
          Traffic on the A interface (to TNM)             -                           -
          Traffic on the Air interface                    -                           -
          Busy Hour Call Attempts                         -                           -
          Busy Hour Location Updates                      -                           -
          SBS DC UPS                                      -                           -
          Reference Clock & System Timing                 -                           -
          reception and distribution                      -                           -
          subsystem (GPS including antenna
          system)                                         -                           -
          IF distribution sub-system                      -                           -
      TNM SUB-SYSTEM
          Traffic on the A interface (to SBS)             -                           -
          Traffic on the A interface (to MSSC,
          PCM coded)                                      -                           -
          Traffic on the A interface (to MSSC,
          compressed)                                     -                           -
          Semi-permanent traffic                          -                           -
          Busy Hour Call Attempts                         -                           -
      MSSC/VLR SUB-SYSTEM
          Traffic on the A interface (to TNM,
          PCM coded)                                      -                           -
          Traffic on the A interface (to TNM
          compressed)                                     -                           -
          Traffic on the interface to POI
          (including echo cancellation as
          required)                                       -                           -
          Number of echo cancellers provided
          as % of POI trunks                              -                           -
          Number of T1 interfaces as % of
          POI trunks                                      -                           -
          Traffic on the interfaces to other
          SANs                                            -                           -
          Traffic on the interface MSSC/GIWU              -                           -
          Traffic on the interface to Voicemail           -                           -
          Traffic on the interface to the
          voicemail (F/R)                                 -                           -
          Traffic on the interface to
          Recorded Voice Announcements                    -                           -
          Busy Hour Call Attempts.                        -                           -
          Busy Hour Registered Subscribers                -                           -
          Busy Hour Location Updates                      -                           -
          C7 signalling link ports (64k)                  -                           -
          Busy Hour C7 signalling MTP
          transactions                                    -                           -
          Nos of high speed (>9.6 kbit/s)
          channels                                        -                           -
          Traffic on interface to RVA source              -                           -
          Busy Hour Call Attempts to RVA
          source                                          -                           -
          Traffic on interfaces to GIWUs                  -                           -
          Busy Hour Call Attempts to GIWUs                -                           -
          Busy Hours Call Attempts (LIAS
          assumption)                                     -                           -
          % of BHCA and trigger interception              -                           -
          Traffic at the X3 V/ to LIAS
          (See Note 1 below)                              -                           -

22/10/97                          PROPRIETARY & CONFIDENTIAL TO ICO GLOBAL COMMUNICATIONS                        Paul Chambers


         1007

------------------------------------------------------------------------------------------------------------------------------------
          Traffic at the X3 V/ to the
          monitoring centres (see Note 2
          below)                               E                    20                 20                 20                20
          MSC DC UPS                                      Yes                Yes                Yes                Yes
      HPN SUB-SYSTEM
          Peak arrival rate of HPN
          escalations per second from
          the MSSC due to failed MT-SMS        megs per              3                  3                  3                 3
                                               sec
          Peak arrival rate of HPN
          escalations per second from the
          MSSC due to failed MT call attempts  megs per              6                  6                  6                 6
                                               sec

          Peak processing load HPN
          messages per second (representing
          a combination of satellite
          transmissions and inter-SAN routing
          of HPN messages)                     megs per              30                 30                 30                30
                                               sec
      PCS SUB-SYSTEM                                      Yes                Yes                Yes                Yes
      SAN MANAGEMENT SUB-SYSTEM
          See Equipment List
      DCN SUBSYSTEM
          Number of 64k ports                  ports                  4                  4                  4                 4
          TTC Interface                                   Yes                                   Yes
      ON-SITE INTERCONNECTION SUBSYSTEM
          Cabling infrastructure                          Yes                Yes                Yes                Yes
          Digital Distribution Frame                      Yes                Yes                Yes                Yes
      INTERCONNECTION FACILITIES
          Interconnection to ICO provided DDF             Yes                Yes                Yes                Yes
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

AuC/EIR   Dimensioning Driver                  Units      Australia          Brazil             Chile              China

          Number of subscribers/equipment
          stored                               subs       -                  -                  -                  -
          Busy Hour Authentication Vector
          Requests                             BH Auth    -                  -                  -                  -
          DC UPS                                          Yes                Yes                Yes                Yes
          OAM System                                      -                  -                  -                  -
          Number of IMEIs stored               IMEIs      -                  -                  -                  -
          Busy Hour IMEI checking attempts     IMEI       -                  -                  -                  -
                                               checks/hr
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

HLR       Dimensioning Driver                  Units      Australia          Brazil             Chile              China

          Number of ICO subscribers                       -                  -                  -                  -
          Busy Hour Service Provisioning
          attempts                                        -                  -                  -                  -
          Busy Hour Network and VLR
          registrations                        regs/hr    -                  -                  -                  -
          Busy Hour Call Attempts (MT for
          ICO subscribers)                     BHCA       -                  -                  -                  -
          Integrated STP functionality                    -                  -                  -                  -
          Busy Hour C& Signalling MTP
          transactions
          DC UPS                                          Yes                Yes                Yes                Yes
          OAM System                                      -                  -                  -                  -
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

VOICE-    Dimensioning Driver                 Units       Australia          Brazil             Chile              China
 MAIL
          Number of subscribers               subs        -                  -                  -                  -
          Traffic on the interface to
          colocated MSSC                      E           -                  -                  -                  -
          Busy Hour Call Attempts             BHCA        -                  -                  -                  -
          Hours of storage (voice & facsimile)hours       -                  -                  -                  -
          Facsimile traffic on the interface
          to the MSSC (F/R)                   E           -                  -                  -                  -

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

SMSC      Dimensioning Driver                 Units       Australia          Brazil             Chile              China

          Messages per busy hour              msgs/hr     -                  -                  -                  -
------------------------------------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------------------------

          Traffic at the X3 V/ to the
          monitoring centres (see Note 2
          below)                                                    20                 20                 20                20
          MSC DC UPS                                      Yes                Yes                Yes                Yes
      HPN SUB-SYSTEM
          Peak arrival rate of HPN
          escalations per second from
          the MSSC due to failed MT-SMS                              3                  3                  3                 3

          Peak arrival rate of HPN
          escalations per second from the
          MSSC due to failed MT call attempts                        6                  6                  6                 6


          Peak processing load HPN
          messages per second (representing
          a combination of satellite
          transmissions and inter-SAN routing
          of HPN messages)                                          30                 30                 30                30

      PCS SUB-SYSTEM                                      Yes                Yes                Yes                Yes
      SAN MANAGEMENT SUB-SYSTEM
          See Equipment List
      DCN SUBSYSTEM
          Number of 64k ports                                        8                  8                  8                 8
          TTC Interface                                   Yes                Yes
      ON-SITE INTERCONNECTION SUBSYSTEM
          Cabling infrastructure                          Yes                Yes                Yes                 Yes
          Digital Distribution Frame                      Yes                Yes                Yes                 Yes
      INTERCONNECTION FACILITIES
          Interconnection to ICO provided DDF             Yes                Yes                Yes                 Yes
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

AuC/EIR   Dimensioning Driver                             Germany            India              Indonesia           Mexico

          Number of subscribers/equipment
          stored                                          -                  -                  -                   -
          Busy Hour Authentication Vector
          Requests                                        -                  -                  -                   -
          DC UPS                                          Yes                Yes                Yes                 Yes
          OAM System                                      -                  -                  -                   -
          Number of IMEIs stored                          -                  -                  -                   -
          Busy Hour IMEI checking attempts
                                                          -                  -                  -                   -
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

HLR       Dimensioning Driver                             Germany            India              Indonesia           Mexico

          Number of ICO subscribers                       -                  -                  -                   -
          Busy Hour Service Provisioning
          attempts                                        -                  -                  -                   -
          Busy Hour Network and VLR
          registrations                                   -                  -                  -                   -
          Busy Hour Call Attempts (MT for
          ICO subscribers)                                -                  -                  -                   -
          Integrated STP functionality                    -                  -                  -                   -
          Busy Hour C& Signalling MTP
          transactions
          DC UPS                                          Yes                Yes                Yes                 Yes
          OAM System                                      -                  -                  -                   -
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

VOICE-    Dimensioning Driver                             Germany            India              Indonesia           Mexico
 MAIL                                                     Voicemail 1
          Number of subscribers                                       56,000 -                  -                   -
          Traffic on the interface to
          colocated MSSC                                                  15 -                  -                   -
          Busy Hour Call Attempts                                        360 -                  -                   -
          Hours of storage (voice & facsimile)                           500 -                  -                   -
          Facsimile traffic on the interface
          to the MSSC (F/R)                                              1.6 -                  -                   -

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

SMSC      Dimensioning Driver                             Germany            India              Indonesia           Mexico
                                                          SMSC 1
          Messages per busy hour                                      11,000 -                  -                   -
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------

          Traffic at the X3 V/ to the
          monitoring centres (see Note 2
          below)                                                    20                 20                 20                20
          MSC DC UPS                                      Yes                Yes                Yes                Yes
      HPN SUB-SYSTEM
          Peak arrival rate of HPN
          escalations per second from
          the MSSC due to failed MT-SMS                              3                  3                  3                 3

          Peak arrival rate of HPN
          escalations per second from the
          MSSC due to failed MT call attempts                        6                  6                  6                 6


          Peak processing load HPN
          messages per second (representing
          a combination of satellite
          transmissions and inter-SAN routing
          of HPN messages)                                          30                 30                 30                30

      PCS SUB-SYSTEM                                      Yes                Yes                Yes                Yes
      SAN MANAGEMENT SUB-SYSTEM
          See Equipment List
      DCN SUBSYSTEM
          Number of 64k ports                                        4                  4                  4                 4
          TTC Interface                                   Yes                                                      Yes
      ON-SITE INTERCONNECTION SUBSYSTEM
          Cabling infrastructure                          Yes                Yes                Yes                Yes
          Digital Distribution Frame                      Yes                Yes                Yes                Yes
      INTERCONNECTION FACILITIES
          Interconnection to ICO provided DDF             Yes                Yes                Yes                Yes*
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

AuC/EIR   Dimensioning Driver                             South Africa       South Korea        UAE                USA

          Number of subscribers/equipment
          stored                                          -                  -                  -                   -
          Busy Hour Authentication Vector
          Requests                                        -                  -                  -                   -
          DC UPS                                          Yes                Yes                Yes                 Yes
          OAM System                                      -                  -                  -                   -
          Number of IMEIs stored                          -                  -                  -                   -
          Busy Hour IMEI checking attempts
                                                          -                  -                  -                   -
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

HLR       Dimensioning Driver                             South Africa       South Korea        UAE                USA

          Number of ICO subscribers                       -                  -                  -                   -
          Busy Hour Service Provisioning
          attempts                                        -                  -                  -                   -
          Busy Hour Network and VLR
          registrations                                   -                  -                  -                   -
          Busy Hour Call Attempts (MT for
          ICO subscribers)                                -                  -                  -                   -
          Integrated STP functionality                    -                  -                  -                   -
          Busy Hour C& Signalling MTP
          transactions
          DC UPS                                          Yes                Yes                Yes                 Yes
          OAM System                                      -                  -                  -                   -
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

VOICE-    Dimensioning Driver                             South Africa       South Korea        UAE                USA
 MAIL
          Number of subscribers                           -                  -                  -                  -
          Traffic on the interface to
          colocated MSSC                                  -                  -                  -                  -
          Busy Hour Call Attempts                         -                  -                  -                  -
          Hours of storage (voice & facsimile)            -                  -                  -                  -
          Facsimile traffic on the interface
          to the MSSC (F/R)                               -                  -                  -                  -

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

SMSC      Dimensioning Driver                             South Africa       South Korea        UAE                USA

          Messages per busy hour                          -                  -                  -                  -
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------

          Traffic at the X3 V/ to the
          monitoring centres (see Note 2
          below)
          MSC DC UPS                                      -                       -
      HPN SUB-SYSTEM
          Peak arrival rate of HPN
          escalations per second from
          the MSSC due to failed MT-SMS                   -                       -

          Peak arrival rate of HPN
          escalations per second from the
          MSSC due to failed MT call attempts             -                       -


          Peak processing load HPN
          messages per second (representing
          a combination of satellite
          transmissions and inter-SAN routing
          routing of HPN messages)                        -                       -

      PCS SUB-SYSTEM
      SAN MANAGEMENT SUB-SYSTEM
          See Equipment List
      DCN SUBSYSTEM
          Number of 64k ports                             -                       -
          TTC Interface                                   -                       -
      ON-SITE INTERCONNECTION SUBSYSTEM
          Cabling infrastructure                          -                       -
          Digital Distribution Frame                      -                       -
      INTERCONNECTION FACILITIES
          Interconnection to ICO provided DDF             -                       -
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                          Japan                   UK
AuC/EIR   Dimensioning Driver                             (Primary NMC Loc'n)     (Backup NMC Loc'n)

          Number of subscribers/equipment
          stored                                                         50,000   -
          Busy Hour Authentication Vector
          Requests                                                        6,000   -
          DC UPS                                                                  -
          OAM System                                                          1   -
          Number of IMEIs stored                                         50,000   -
          Busy Hour IMEI checking attempts                                4,500   -

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

HLR       Dimensioning Driver                             Japan                   UK
                                                          (Primary NMC Loc'n)     (Backup NMC Loc'n)
          Number of ICO subscribers                                      50,000   -
          Busy Hour Service Provisioning                                          -
          attempts                                        Note(1)                 -
          Busy Hour Network and VLR                                               -
          registrations                                                   6,750   -
          Busy Hour Call Attempts (MT for
          ICO subscribers)                                               12,500   -
          Integrated STP functionality                    Yes                     -
          Busy Hour C& Signalling MTP
          transactions                                    Note(1)
          DC UPS                                          -                       -
          OAM System                                                          1   -
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

VOICE-    Dimensioning Driver                             Japan                   UK
 MAIL                                                     (Primary NMC Loc'n)     (Backup NMC Loc'n)
          Number of subscribers                           -                       -
          Traffic on the interface to
          colocated MSSC                                  -                       -
          Busy Hour Call Attempts                         -                       -
          Hours of storage (voice & facsimile)            -                       -
          Facsimile traffic on the interface
          to the MSSC (F/R)                               -                       -

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                          Japan                   UK
SMSC      Dimensioning Driver                             (Primary NMC Loc'n)     (Backup NMC Loc'n)

          Messages per busy hour                          -                       -
------------------------------------------------------------------------------------------------------------------------------------

         1008
                                    TABLE 1

----------------------------------------------------------------------------------------------------------------------------------
                OAM SYSTEM                                      -           -        -       -             1   -       -
----------------------------------------------------------------------------------------------------------------------------------
IS.41 >
ICO IWF          DIMENSIONING DRIVER                   UNITS    AUSTRALIA   BRAZIL   CHILE   CHINA   GERMANY   INDIA   INDONESIA
                 UNIDIRECTIONAL IS.41 > ICO IWF
                 NUMBER OF SUBSCRIBERS CAPABLE
                   OF ROAMING                          SUBS     -           -        -       -       -         -       -
                 BUSY HOUR NETWORK AND
                   ICO VLR REGISTRATIONS               BH REGS  -           -        -       -       -         -       -
                 BUSY HOUR CALL ATTEMPTS
                   (MT FOR ICO/IS.41 SUBSCRIBERS)      BHCA     -           -        -       -       -         -       -
                 OAM SYSTEM                                     -           -        -       -       -         -       -
----------------------------------------------------------------------------------------------------------------------------------
ICO >
IS.41 IWF        DIMENSIONING DRIVER                   UNITS    AUSTRALIA   BRAZIL   CHILE   CHINA   GERMANY   INDIA   INDONESIA
                 UNIDIRECTIONAL IC0 > IS.41 IWF
                 NUMBER OF SUBSCRIBERS CAPABLE
                   OF ROAMING                          SUBS     -           -        -       -       -         -       -
                 BUSY HOUR NETWORK AND
                   ICO VLR REGISTRATIONS               BH REGS  -           -        -       -       -         -       -
                 BUSY HOUR CALL ATTEMPTS
                   (MT FOR ICO/IS.41 SUBSCRIBERS)      BHCA     -           -        -       -       -         -       -
                 OAM SYSTEM                                     -           -        -       -       -         -       -
----------------------------------------------------------------------------------------------------------------------------------
LIAS
SUB-SYSTEM       DIMENSIONING DRIVER                   UNITS    AUSTRALIA   BRAZIL   CHILE   CHINA   GERMANY   INDIA   INDONESIA
                                                          NO            1        1       1       1         1       1           1
                 INTERCEPT TRAFFIC ON THE X3 I/I
                   TO THE MSSC (SWITCHED CONNECTIONS)
                   (SEE NOTE 2)                           E            20       20      20      20        20      20          20
                 INTERCEPT TRAFFIC ON THE X3 I/I
                   TO THE MONITORING CENTRES
                   (FIXED CONNECTIONS)                    E             0        0       0       0         0       0           0
----------------------------------------------------------------------------------------------------------------------------------
LIMS
SUB-SYSTEM       DIMENSIONING DRIVER                  UNITS     AUSTRALIA   BRAZIL   CHILE   CHINA   GERMANY   INDIA   INDONESIA
                                                         NO     -           -        -       -       -         -       -
----------------------------------------------------------------------------------------------------------------------------------
SRMC             DIMENSIONING DRIVER                  UNITS     AUSTRALIA   BRAZIL   CHILE   CHINA   GERMANY   INDIA   INDONESIA

                 NUMBER OF SATELLITES                 SATS      -           -        -       -       -         -       -
                 NUMBER OF SANS                       SANS      -           -        -       -       -         -       -
                 NUMBER OF SPOT BEAMS PER SATELLITE   BEAMS     -           -        -       -       -         -       -
                 NUMBER OF FILTERS PER SATELLITE      FILTERS   -           -        -       -       -         -       -
                 SATELLITE ORBIT PERIOD               HOURS     -           -        -       -       -         -       -
                 PLANNING GROUND CALL SIZE            DEGREE    -           -        -       -       -         -       -
                 PAYLOAD COMMAND TABLE SIZE                     -           -        -       -       -         -       -
                 HPN TABLES                                     -           -        -       -       -         -       -
                 NUMBER OF FREQUENCY CO-ORDINATION
                   REGIONS                                      -           -        -       -       -         -       -
----------------------------------------------------------------------------------------------------------------------------------
                 DIMENSIONING DRIVER                  UNITS     AUSTRALIA   BRAZIL   CHILE   CHINA   GERMANY   INDIA   INDONESIA
NMC
           SOFTWARE FUNCTIONAL BLOCKS
                 SEE EQUIPMENT LIST                             -           -        -       -       -         -       -
           DCN SUBSYSTEM
                 AVERAGE PEAK LOCAL NETWORK OA&M
                   TRAFFIC IN KBITS/S                 KBITS/S   -           -        -       -       -         -       -
                 AVERAGE PEAK TRAFFIC TO NMC          KBITS/S   -           -        -       -       -         -       -
----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                 OAM SYSTEM
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             JAPAN       UK
                                                                         SOUTH    SOUTH                      (PRIMARY    (BACKUP
IS.41 >                                               UNITS     MEXICO   AFRICA   KOREA   UAE   USA          NMC LOC'N)  NMC LOC'N)
ICO IWF          DIMENSIONING DRIVER
                 UNIDIRECTIONAL IS.41 > ICO IWF                 -        -        -       -     IS.41 IWF 1    -           -
                 NUMBER OF SUBSCRIBERS CAPABLE
                   OF ROAMING                         SUBS      -        -        -       -          50,000    -           -
                 BUSY HOUR NETWORK AND
                   ICO VLR REGISTRATIONS              BH REGS   -        -        -       -           1,875    -           -
                 BUSY HOUR CALL ATTEMPTS
                   (MT FOR ICO/IS.41 SUBSCRIBERS)     BHCA      -        -        -       -           2,050    -           -
                 OAM SYSTEM                                     -        -        -       -               1    -           -
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             JAPAN       UK
                                                                         SOUTH    SOUTH                      (PRIMARY    (BACKUP
ICO >            DIMENSIONING DRIVER                  UNITS     MEXICO   AFRICA   KOREA   UAE   USA          NMC LOC'N)  NMC LOC'N)
IS.41 IWF        UNIDIRECTIONAL IC0 > IS.41 IWF
                 NUMBER OF SUBSCRIBERS CAPABLE
                   OF ROAMING                         SUBS      -        -        -       -          50,000    -           -
                 BUSY HOUR NETWORK AND
                   ICO VLR REGISTRATIONS              BH REGS   -        -        -       -           1,875    -           -
                 BUSY HOUR CALL ATTEMPTS
                   (MT FOR ICO/IS.41 SUBSCRIBERS)     BHCA      -        -        -       -           2,060    -           -
                 OAM SYSTEM                                     -        -        -       -               1    -           -
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             JAPAN       UK
LIAS                                                                     SOUTH    SOUTH                      (PRIMARY    (BACKUP
SUB-SYSTEM       DIMENSIONING DRIVER                  UNITS     MEXICO   AFRICA   KOREA   UAE   USA          NMC LOC'N)  NMC LOC'N)
                                                         NO          1        1       1     1     1          -           -
                 INTERCEPT TRAFFIC ON THE X3 I/I
                   TO THE MSSC (SWITCHED CONNECTIONS)
                   (SEE NOTE 2)                           E         20       20      20    20    20          -           -
                 INTERCEPT TRAFFIC ON THE X3 I/I
                   TO THE MONITORING CENTRES
                   (FIXED CONNECTIONS)                    E          0        0       0     0     0          -           -
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             JAPAN       UK
LIMS                                                                     SOUTH    SOUTH                      (PRIMARY    (BACKUP
SUB-SYSTEM       DIMENSIONING DRIVER                  UNITS     MEXICO   AFRICA   KOREA   UAE   USA          NMC LOC'N)  NMC LOC'N)
                                                         NO     -        -        -       -     -            -                   1
-----------------------------------------------------------------------------------------------------------------------------------
SRMC             DIMENSIONING DRIVER                  UNITS

                 NUMBER OF SATELLITES                 SATS      -        -        -       -     -                    12         12
                 NUMBER OF SANS                       SANS      -        -        -       -     -                    12         12
                 NUMBER OF SPOT BEAMS PER SATELLITE   BEAMS     -        -        -       -     -                   163        163
                 NUMBER OF FILTERS PER SATELLITE      FILTERS   -        -        -       -     -                   490        490
                 SATELLITE ORBIT PERIOD               HOURS     -        -        -       -     -                     6          6
                 PLANNING GROUND CALL SIZE            DEGREE    -        -        -       -     -                     1          1
                 PAYLOAD COMMAND TABLE SIZE                     -        -        -       -     -                32,000     32,000
                 HPN TABLES                                     -        -        -       -     -                     4          4
                 NUMBER OF FREQUENCY CO-ORDINATION
                   REGIONS                                      -        -        -       -     -                     4          4
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             JAPAN       UK
                                                                         SOUTH    SOUTH                      (PRIMARY    (BACKUP
                 DIMENSIONING DRIVER                  UNITS     MEXICO   AFRICA   KOREA   UAE   USA          NMC LOC'N)  NMC LOC'N)
                                                                                                             NMC         NMC
                                                                                                             (PRIMARY)   (BACKUP)
NMC
           SOFTWARE FUNCTIONAL BLOCKS
                 SEE EQUIPMENT LIST                             -        -        -       -     -                     1          1
           DCN SUBSYSTEM
                 AVERAGE PEAK LOCAL NETWORK OA&M
                   TRAFFIC IN KBIT/S                  KBITS/S   -        -        -       -     -                 1,000      1,000
                 AVERAGE PEAK TRAFFIC TO NMC          KBITS/S   -        -        -       -     -            ?            ?
-----------------------------------------------------------------------------------------------------------------------------------

TBLE 1V2A XLS/EQUIPMENT LIST
PROPRIETARY & CONFIDENTIAL TO ICO GLOBAL COMMUNICATIONS
PAUL CHAMBERS
22/10/97
         1009
                                    TABLE 1

SBS TEST FACILITY                                               AUSTRALIA   BRAZIL   CHILE    CHINA    GERMANY   INDIA   INDONESIA
                 SUPPORT FACILITY                               -           -        -        -       -              1   -
                 (NOTE: TO BE LOCATED AT HNS PREMISES)
----------------------------------------------------------------------------------------------------------------------------------
SYSTEM INTEGRATION SUPPORT FACILITY                             AUSTRALIA   BRAZIL   CHILE    CHINA    GERMANY   INDIA   INDONESIA
                 SUPPORT FACILITY                                       1   -        -        -        -             -   -
                 (NOTE: TO BE LOCATED AT NEC/A &
                   HNS PREMISES)
----------------------------------------------------------------------------------------------------------------------------------
SPARES                                                          1 SET       1 SET    1 SET    1 SET    1 SET     1 SET   1 SET
----------------------------------------------------------------------------------------------------------------------------------
SPECIALIST TEST EQUIPMENT                             QUANTITY
                 UT LOAD SIMULATOR (III.7 PH 1/2
                   & PH2-3 1/2)                             2          1         1       1        1         1        1           1
                 SATELLITE CHANNEL SIMULATOR
                   (III.7 PH2-3/2)                                     1         1       1        1         1        1           1
                 GSM TESTER (III.7 PH 1/3)                  2   -           -        -        -         -        -        -
                 SDL FOR AIR INTERFACE
                   VALIDATION (III.2.4.1)                   1   -           -        -        -         -        -        -
                 AIR INTERFACE CONFORMANCE
                   TESTER FOR UT (III.2.4.2)                2
                 PCS CHECKER                                           1         1       1        1         1        1           1
----------------------------------------------------------------------------------------------------------------------------------
OPTIONAL ITEMS
----------------------------------------------------------------------------------------------------------------------------------
PDC > ICO IWF    DIMENSIONING DRIVER                   UNITS    AUSTRALIA   BRAZIL   CHILE    CHINA    GERMANY   INDIA   INDONESIA
                 UNIDIRECTIONAL PDC > ICO ROAMING
                 NUMBER OF SUBSCRIBERS CAPABLE
                   OF ROAMING                          SUBS     -           -        -        -        -         -       -
                 BUSY HOUR NETWORK AND
                   ICO VLR REGISTRATIONS               BH REGS  -           -        -        -        -         -       -
                 BUSY HOUR CALL ATTEMPTS
                   (MT FOR ICO/PDC SUBSCRIBERS)        BHCA     -           -        -        -        -         -       -
                 TRAFFIC THROUGH IMSC.                 E        -           -        -        -        -         -       -
                 BUSY HOUR CALL ATTEMPTS
                   THROUGH IMSC                        BHCA     -           -        -        -        -         -       -
                 OAM SYSTEM                                     -           -        -        -        -         -       -
----------------------------------------------------------------------------------------------------------------------------------
ICO > PDC IWF    DIMENSIONING DRIVER                   UNITS    AUSTRALIA   BRAZIL   CHILE    CHINA    GERMANY   INDIA   INDONESIA
                 UNIDIRECTIONAL ICO > PDC ROAMING
                 NUMBER OF SUBSCRIBERS CAPABLE
                   OF ROAMING                          SUBS     -           -        -        -        -         -       -
                 BUSY HOUR NETWORK AND
                   ICO VLR REGISTRATIONS               BH REGS  -           -        -        -        -         -       -
                 BUSY HOUR CALL ATTEMPTS
                   (MT FOR ICO/PDC SUBSCRIBERS)        BHCA     -           -        -        -        -         -       -
                 TRAFFIC THROUGH IMSC.                 E        -           -        -        -        -         -       -
                 BUSY HOUR CALL ATTEMPTS
                   THROUGH IMSC                        BHCA     -           -        -        -        -         -       -
                 OAM SYSTEM                                     -           -        -        -        -         -       -
----------------------------------------------------------------------------------------------------------------------------------
GSM > ICO IWF    DIMENSIONING DRIVER                   UNITS    AUSTRALIA   BRAZIL   CHILE    CHINA    GERMANY   INDIA   INDONESIA
                 UNIDIRECTIONAL GSM > ICO IWF
                 NUMBER OF SUBSCRIBERS CAPABLE
                   OF ROAMING                          SUBS     -           -        -        -        -         -       -
                 BUSY HOUR NETWORK AND
                   ICO VLR REGISTRATIONS               BH REGS  -           -        -        -        -         -       -
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                             JAPAN       UK
                                                                         SOUTH    SOUTH                      (PRIMARY    (BACKUP
SBS TEST FACILITY                                               MEXICO   AFRICA   KOREA   UAE    USA         NMC LOC'N)  NMC LOC'N)
                 SUPPORT FACILITY                               -        -        -       -      -           -           -
                 (NOTE: TO BE LOCATED AT HNS PREMISES)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             JAPAN       UK
                                                                         SOUTH    SOUTH                      (PRIMARY    (BACKUP
SYSTEM INTEGRATION SUPPORT FACILITY                             MEXICO   AFRICA   KOREA   UAE    USA         NMC LOC'N)  NMC LOC'N)
                 SUPPORT FACILITY                               -        -        -       -      -           -           -
                 (NOTE: TO BE LOCATED AT NEC/A &
                   HNS PREMISES)                                -        -        -       -      -           -           -
----------------------------------------------------------------------------------------------------------------------------------
SPARES                                                          1 SET    1 SET    1 SET   1 SET  1 SET       1 SET       1 SET
----------------------------------------------------------------------------------------------------------------------------------
SPECIALIST TEST EQUIPMENT                             QUANTITY
                 UT LEAD SIMULATOR (III.7 PH 1/2
                   & PH2-3 1/2)                                      1        1       1     1      1         -           -
                 SATELLITE CHANNEL SIMULATOR
                   (III.7 PH2-3/2)                                   1        1       1     1      1         -           -
                 GSM TESTER (III.7 PH 1/3)                      -        -        -       -       -          -           -
                 SDL FOR AIR INTERFACE
                   VALIDATION (III.2.4.1)                       -        -        -       -       -          -           -
                 AIR INTERFACE CONFORMANCE
                   TESTER FOR UT (III.2.4.2)
                 PCS CHECKER                                         1         1      1     1      1         -           -
----------------------------------------------------------------------------------------------------------------------------------
OPTIONAL ITEMS
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             JAPAN       UK
                                                                         SOUTH    SOUTH                      (PRIMARY    (BACKUP
PDC > ICO IWF    DIMENSIONING DRIVER                   UNITS    MEXICO   AFRICA   KOREA   UAE    USA         NMC LOC'N)  NMC LOC'N)
                 UNIDIRECTIONAL PDC > ICO ROAMING                                                            PDC IWF 1
                 NUMBER OF SUBSCRIBERS CAPABLE
                   OF ROAMING                          SUBS     -           -        -        -        -        50,000   -
                 BUSY HOUR NETWORK AND
                   ICO VLR REGISTRATIONS               BH REGS  -           -        -        -        -         1,900   -
                 BUSY HOUR CALL ATTEMPTS
                   (MT FOR ICO/PDC SUBSCRIBERS)        BHCA     -           -        -        -        -           750   -
                 TRAFFIC THROUGH IMSC.                 E        -           -        -        -        -            77   -
                 BUSY HOUR CALL ATTEMPTS
                   THROUGH IMSC                        BHCA     -           -        -        -        -         1,900   -
                 OAM SYSTEM                                     -           -        -        -        -             1   -
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             JAPAN       UK
                                                                         SOUTH    SOUTH                      (PRIMARY    (BACKUP
ICO > PDC IWF    DIMENSIONING DRIVER                   UNITS    MEXICO   AFRICA   KOREA   UAE    USA         NMC LOC'N)  NMC LOC'N)
                 UNIDIRECTIONAL ICO > PDC ROAMING
                 NUMBER OF SUBSCRIBERS CAPABLE
                   OF ROAMING                          SUBS     -           -        -        -        -        50,000   -
                 BUSY HOUR NETWORK AND
                   ICO VLR REGISTRATIONS               BH REGS  -           -        -        -        -         1,900   -
                 BUSY HOUR CALL ATTEMPTS
                   (MT FOR ICO/PDC SUBSCRIBERS)        BHCA     -           -        -        -        -           750   -
                 TRAFFIC THROUGH IMSC.                 E        -           -        -        -        -            77   -
                 BUSY HOUR CALL ATTEMPTS
                   THROUGH IMSC                        BHCA     -           -        -        -        -         1,900   -
                 OAM SYSTEM                                     -           -        -        -        -             1   -
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             JAPAN       UK
                                                                         SOUTH    SOUTH                      (PRIMARY    (BACKUP
GSM > ICO IWF    DIMENSIONING DRIVER                   UNITS    MEXICO   AFRICA   KOREA   UAE    USA         NMC LOC'N)  NMC LOC'N)
                 UNIDIRECTIONAL GSM > ICO IWF                                                    GSM IWF 1
                 NUMBER OF SUBSCRIBERS CAPABLE
                   OF ROAMING                          SUBS     -           -        -        -     50,000   -           -
                 BUSY HOUR NETWORK AND
                   ICO VLR REGISTRATIONS               BH REGS  -           -        -        -      1,875   -           -
----------------------------------------------------------------------------------------------------------------------------------

TBLE 1V2A XLS/EQUIPMENT LIST
PROPRIETARY & CONFIDENTIAL TO ICO GLOBAL COMMUNICATIONS
PAUL CHAMBERS
22/10/97
         1010
                                    TABLE 1

----------------------------------------------------------------------------------------------------------------------------------
                 BUSY HOUR CALL ATTEMPTS
                 (MT FOR ICO/IS.41 SUBSCRIBERS)      BHCA     -           -        -       -       -         -       -       -
                 OAM SYSTEM                                   -           -        -       -       -         -       -       -
----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
                 BUSY HOUR CALL ATTEMPTS
                 (MT FOR ICO/IS.41 SUBSCRIBERS)      -         -           -        2,060  -       -
                 OAM SYSTEM                          -         -           -            1  -       -
------------------------------------------------------------------------------------------------------

TBLE 1V2A. XLS/EQUIPMENT LIST   PROPRIETARY & CONFIDENTIAL TO ICO GLOBAL COMMUNICATIONS   PAUL CHAMBERS
22/10/97

         1011
RFT EQUIPMENT LIST

----------------------------------------------------------------------------------------------------------------------------------
 Item No.   Description                                                         SAN           SAN             SAN
                                                  SAN            SAN            For           For          For South        SAN
                                                For ICO-       For USA       Australia      Germany         Africa      For India
                                                  NET          (Type 2)       (Type 1)      (Type 1)       (Type 1)      (Type 2)
                                                ----------------------------------------------------------------------------------
                                                  Q'ty           Q'ty          Q'ty           Q'ty           Q'ty          Q'ty
----------------------------------------------------------------------------------------------------------------------------------
            HARDWARE
 1.         7.6m C-band Antenna Subsystem
 1.1        7.6m Antenna Structure                                   5               5            5                5            5
 1.2        7.6m Reflector Panel                                     5               5            5                5            5
 1.3        Dual C.P. Feed (for Monopulse                            5               5            5                5            5
            Track)
 1.4        ACU and Tracking Receiver for
            Monopulse Track
 1.4.1      Tracking Down Converter                                  5               5            5                5            5
 1.4.2      Tracking Demodulator                                     5               5            5                5            5
 1.4.3      Antenna Control Equipment                                5               5            5                5            5
 1.5        Dual C.P. Feed (for Step Track)
 1.6        ACU and Beacon Receiver for Step
            Track
 1.6.1      Beacon Down Converter
 1.6.2      Beacon Receiver
 1.6.3      Antenna Control Equipment
 1.7        Blower and Heater Unit                                   5                            5                5
 1.8        A/C in Centre Hub(non-redundant)                                                                                    2
 1.9        Deicing Equipment                                        5                            5
 1.10       DCPA, DC Motor, Angle Det. and
            Dehydrator
 1.10.1     DCPA                                                     5               5            5                5            5
 1.10.2     Transformer for DCPA                                                     5            5                5            5
 1.10.3     DC Motor                                                20              20           20               20           20
 1.10.4     Angle Detector                                          10              10           10               10           10
 1.10.5     Dehydrator                                               5               5            5                5            5

 2.         c-band Low Noise Amplifier
            Subsystem
 2.1        C-Band FET LNA Unit                                     15              15           15               15           15
 2.2        RF Plate Assembly for 2+1 config.                        5               5            5                5            5
 2.3        LNA Power Supply                                         5               5            5                5            5
 2.4        Test Panel                                               5               5            5                5            5
 2.5        40 dB Coupler (LNA Input)                                5               5            5                5            5
 2.6        Coupler for tracking                                    10              10           10               10           10

 3.         C-band High Power Amplifier
            Subsystem
 3.1        3kW TWT HPA Cabinet/Linearizer                          15              15           15               15           15
 3.2        WG ASSY
 3.2.1      Isolator                                                10              10           10               10           10
 3.2.2      WG Directional Coupler                                  15              15           15               15           15
 3.2.3      WG SWO                                                  10              10           10               10           10
 3.2.4      High Power Dummy Load                                    5               5            5                5            5
 3.2.5      Low Power Dummy Load                                    15              15           15               15           15
 3.3        TX/RX Path Selector                                      5               5            5                5            5
 3.4        Band Pass Filter                                        10              10           10               10           10

 4.         C-band Up/Down Converter
            Subsystem
 4.1        C-band Up Converter                                     15              15           15               15           15
 4.2        Pilot Generator                                         15              15           15               15           15

----------------------------------------------------------------------------------------------------------------------------------
 Item No.   Description                                                                                      SAN
                                                    SAN            SAN            SAN           SAN          For            SAN
                                                  For Chile     For Brazil     For Mexico     For UAE     Indonesia      For China
                                                  (Type 2)       (Type 2)       (Type 2)      (Type 2)    (Type 2)       (Type 2)
                                                  --------------------------------------------------------------------------------
                                                    Q'ty           Q'ty           Q'ty          Q'ty        Q'ty           Q'ty
----------------------------------------------------------------------------------------------------------------------------------
            HARDWARE
 1.         7.6m C-band Antenna Subsystem
 1.1        7.6m Antenna Structure                        5              5              5            5            5              5
 1.2        7.6m Reflector Panel                          5              5              5            5            5              5
 1.3        Dual C.P. Feed (for Monopulse                 5              5                           5            5
            Track)
 1.4        ACU and Tracking Receiver for
            Monopulse Track
 1.4.1      Tracking Down Converter                       5              5                           5            5
 1.4.2      Tracking Demodulator                          5              5                           5            5
 1.4.3      Antenna Control Equipment                     5              5                           5            5
 1.5        Dual C.P. Feed (for Step Track)                                             5                                        5
 1.6        ACU and Beacon Receiver for Step
            Track
 1.6.1      Beacon Down converter                                                       5                                        5
 1.6.2      Beacon Receiver                                                             5                                        5
 1.6.3      Antenna Control Equipment                                                   5                                        5
 1.7        Blower and Heater Unit                        5                                                                      5
 1.8        A/C in Centre Hub(non-redundant)
 1.9        Deicing Equipment
 1.10       DCPA, DC Motor, Angle Det. and
            Dehydrator
 1.10.1     DCPA                                          5              5              5            5            5              5
 1.10.2     Transformer for DCPA                          5                                          5            5              5
 1.10.3     DC Motor                                     20             20             20           20           20             20
 1.10.4     Angle Detector                               10             10             10           10           10             10
 1.10.5     Dehydrator                                    5              5              5            5            5              5
 2.         c-band Low Noise Amplifier
            Subsystem
 2.1        C-Band FET LNA Unit                          15             15             15           15           15             15
 2.2        RF Plate Assembly for 2+1 config.             5              5              5            5            5              5
 2.3        LNA Power Supply                              5              5              5            5            5              5
 2.4        Test Panel                                    5              5              5            5            5              5
 2.5        40 dB Coupler (LNA Input)                     5              5              5            5            5              5
 2.6        Coupler for tracking                         10             10             10           10           10             10
 3.         C-band High Power Amplifier
            Subsystem
 3.1        3kW TWT HPA Cabinet/Linearizer               15             15             15           15           15             15
 3.2        WG ASSY
 3.2.1      Isolator                                     10             10             10           10           10             10
 3.2.2      WG Directional Coupler                       15             15             15           15           15             15
 3.2.3      WG SWO                                       10             10             10           10           10             10
 3.2.4      High Power Dummy Load                         5              5              5            5            5              5
 3.2.5      Low Power Dummy Load                         15             15             15           15           15             15
 3.3        TX/RX Path Selector                           5              5              5            5            5              5
 3.4        Band Pass Filter                             10             10             10           10           10             10

 4.         C-band Up/Down Converter
            Subsystem
 4.1        C-band Up Converter                          15             15             15           15           15             15
 4.2        Pilot Generator                              15             15             15           15           15             15





----------------------------------------------------------------------------------------------------------------------------------
 Item No.   Description                                                              SAN
                                                                                  For Korea        NMC            NMC
                                                                                  (Type 1)       Primary        Back-up      TOTAL
                                                                                  ------------------------------------------------
                                                                                    Q'ty          Q'ty           Q'ty        Q'ty
----------------------------------------------------------------------------------------------------------------------------------

            HARDWARE
 1.         7.6m C-band Antenna Subsystem
 1.1        7.6m Antenna Structure                                                        5                                     60
 1.2        7.6m Reflector Panel                                                          5                                     60
 1.3        Dual C.P. Feed (for Monopulse                                                                                       45
            Track)
 1.4        ACU and Tracking Receiver for
            Monopulse Track
 1.4.1      Tracking Down Converter                                                                                             45
 1.4.2      Tracking Demodulator                                                                                                45
 1.4.3      Antenna Control Equipment                                                                                           45
 1.5        Dual C.P. Feed (for Step Track)                                               5                                     15
 1.6        ACU and Beacon Receiver for Step
            Track
 1.6.1      Beacon Down Converter                                                         5                                     15
 1.6.2      Beacon Receiver                                                               5                                     15
 1.6.3      Antenna Control Equipment                                                     5                                     15
 1.7        Blower and Heater Unit                                                        5                                     30
 1.8        A/C in Centre Hub(non-redundant)                                                                                     2
 1.9        Deicing Equipment                                                                                                   10
 1.10       DCPA, DC Motor, Angle Det. and
            Dehydrator
 1.10.1     DCPA                                                                          5                                     60
 1.10.2     Transformer for DCPA                                                          5                                     45
 1.10.3     DC Motor                                                                     20                                    240
 1.10.4     Angle Detector                                                               10                                    120
 1.10.5     Dehydrator                                                                    5                                     60
 2.         c-band Low Noise Amplifier
            Subsystem
 2.1        C-Band FET LNA Unit                                                          15                                    180
 2.2        RF Plate Assembly for 2+1 config.                                             5                                     60
 2.3        LNA Power Supply                                                              5                                     60
 2.4        Test Panel                                                                    5                                     60
 2.5        40 dB Coupler (LNA Input)                                                     5                                     60
 2.6        Coupler for tracking                                                         10                                    120
 3.         C-band High Power Amplifier
            Subsystem
 3.1        3kW TWT HPA Cabinet/Linearizer                                               15                                    180
 3.2        WG ASSY
 3.2.1      Isolator                                                                     10                                    120
 3.2.2      WG Directional Coupler                                                       15                                    180
 3.2.3      WG SWO                                                                       10                                    120
 3.2.4      High Power Dummy Load                                                         5                                     60
 3.2.5      Low Power Dummy Load                                                         15                                    180
 3.3        TX/RX Path Selector                                                           5                                     60
 3.4        Band Pass Filter                                                             10                                    120
 4.         C-band Up/Down Converter
            Subsystem
 4.1        C-band Up Converter                                                          15                                    180
 4.2        Pilot Generator                                                              15                                    180

         1012
RFT EQUIPMENT LIST



                               SAN         SAN         SAN             SAN          SAN          SAN        SAN           SAN
Item No.   Description         For       For USA   For Australia    For Germany   For South   For India   For Chile    For Brazil
                             ICO-NET     (Type 2)    (Type 1)        (Type 1)      Africa      (Type 2)    (Type 2)     (Type 2)
                                                                                   (Type 1)
                               Q'ty         Q'ty        Q'ty            Q'ty         Q'ty         Q'ty        Q'ty         Q'ty

4.3        C-band Down
            Converter                        15          15              15           15           15          15          15
4.4        AFC equipment                     15          15              15           15           15          15          15
4.5        AFC D/C                           15          15              15           15           15          15          15

4.6        EIRP C&M
4.6.1      Selective Power
            Meter 60001                       5           5               5            5            5           5           5
4.6.2      6-way Switch
            Model 61001                       5           5               5            5            5           5           5
4.6.3      Transmit Level
            Control Unit                     15          15              15           15           15          15          15
4.6.4      PC                                 5           5               5            5            5           5           5
4.7        LINE AMP
            (C-BAND RX)
            (2+1 CONFIG)                      5           5               5            5            5           5           5
4.8        Others
4.8.1      7GHz SWO                           5           5               5            5            5           5           5
4.8.2      1GHz SWO                          20          20              20           20           20          20          20
4.8.3      Test Panel                         5           5               5            5            5           5           5
4.8.4      1GHz D.COUP                       20          20              20           20           20          20          20
4.8.5      IF PATCH                          30          30              30           30           30          30          30
4.8.6      RF PATCH                          30          30              30           30           30          30          30
4.9        Traffic Carrier
            Termination
4.9.1      5GHz SWO                           5           5               5            5            5           5          15
4.10       TT&C Carrier
            EIRP Monitoring
4.10.1     C-band WG Coupler
            for SPM
            (for TTC only)                    5           5               5            5             5          5
4.11       S-band BCCH
            Carrier Monitoring
4.11.1     1 GHz D. Coupler                   5           5               5            5             5          5           5

4.12       IOT Signal
            Monitoring
4.12.1     5GHz RF SWO                                                                               2
4.12.2     5 GHz WG Coupler                                                                          4
4.12.3     7 GHz WG Coupler                                                                          2
4.12.4     7 GHz RF SWO                                                                              4
            for Hub SW
4.12.5     2 GHz RF SWO
            for Hub SW                                                                               2
4.12.6     7 GHz RF SWO                                                                              6
4.12.7     S-band Coupler
            for TX                                                                                   2
4.12.8     S-band RF SWO                                                                             4
4.12.9     1 GHz Patch                                                                               8
4.13       Signal Generator
            for S-band                       5             5              5            5             5          5           5
4.14       19 inch Rack
            (Up Converter rack)              5             5              5            5             5          5           5
4.15       19 inch Rack
            (Down Converter                 10            10             10           10            10         10          10
             rack)

4.16       19 inch Rack in
            Hub Building                     1             1              1            1             1          1           1
4.17       19 inch Rack
            (Misc. rack)                    10            10             10           10            10         10          10
4.18       C-band RF
            Divider (HYB)                   10            10             10           10            10         10          10
4.19       1GHz HYB (1:2)                   10            10             10           10            10         10          10

5.         TTC UP/DOWN
            CONVERTER
           Subsystem
5.1        TTC Up Converter                 10            10             10           10            10         10
5.2        TTC Down Converter               10            10             10           10            10         10
5.3        Crystal Oscillator
            for TT&C Converters             10            10             10           10            10         10

5.4        Others
5.4.1      RF DIV (HYB)                     15            15             15           15            15         15
5.4.2      70 MHz DIV (HYB)                  5             5              5            5             5          5
5.4.3      C-band RF SWO                     5             5              5            5             5          5
5.4.4      5GHz SWO                         20            20             20           20            20         20
5.4.5      IF SWO                            5             5              5            5             5          5





                                           SAN         SAN         SAN          SAN          SAN        NMC       NMC      TOTAL
Item No.   Description                  For Mexico   For UAE   For Indonesia  For China   For Korea   Primary    Back-up
                                         (Type 2)    (Type 2)    (Type 2)      (Type 2)    (Type 1)

                                           Q'ty        Q'ty        Q'ty         Q'ty         Q'ty        Q'ty      Q'ty     Q'ty

4.3        C-band Down
            Converter                       15          15          15           15           15                            180
4.4        AFC equipment                    15          15          15           15           15                            180
4.5        AFC D/C                          15          15          15           15           15                            180

4.6        EIRP C&M
4.6.1      Selective Power
            Meter 60001                      5           5           5            5            5                             60
4.6.2      6-way Switch
            Model 61001                      5           5           5            5            5                             60
4.6.3      Transmit Level
            Control Unit                    15          15          15           15           15                            180
4.6.4      PC                                5           5           5            5            5                             60
4.7        LINE AMP
            (C-BAND RX)
            (2+1 CONFIG)                     5           5           5            5            5                             60
4.8        Others
4.8.1      7GHz SWO                          5           5           5            5            5                             60
4.8.2      1GHz SWO                         20          20          20           20           20                            240
4.8.3      Test Panel                        5           5           5            5            5                             60
4.8.4      1GHz D.COUP                      20          20          20           20           20                            240
4.8.5      IF PATCH                         30          30          30           30           30                            360
4.8.6      RF PATCH                         30          30          30           30           30                            360
4.9        Traffic Carrier
            Termination
4.9.1      5GHz SWO                         15          15          15           15           15                            120
4.10       TT&C Carrier
            EIRP Monitoring
4.10.1     C-band WG Coupler
            for SPM
            (for TTC only)                                                                                                   30
4.11       S-band BCCH
            Carrier Monitoring
4.11.1     1 GHz D. Coupler                 5            5           5            5            5                             60

4.12       IOT Signal
            Monitoring
4.12.1     5GHz RF SWO                                                                                                        2
4.12.2     5 GHz WG Coupler                                                                                                   4
4.12.3     7 GHz WG Coupler                                                                                                   2
4.12.4     7 GHz RF SWO                                                                                                       4
            for Hub SW
4.12.5     2 GHz RF SWO                                                                                                       4
            for Hub SW                                                                                                        2
4.12.6     7 GHz RF SWO                                                                                                       6
4.12.7     S-band Coupler
            for TX                                                                                                            2
4.12.8     S-band RF SWO                                                                                                      4
4.12.9     1 GHz Patch                                                                                                        8
4.13       Signal Generator
            for S-band                       5             5          5            5            5                            60
4.14       19 inch Rack
            (Up Converter rack)              5             5          5            5            5                            60
4.15       19 inch Rack
            (Down Converter                 10            10         10           10           10                           120
             rack)

4.16       19 inch Rack in
            Hub Building                     1             1          1            1            1                            12
4.17       19 inch Rack
            (Misc. rack)                    10            10         10           10           10                           120
4.18       C-band RF
            Divider (HYB)                   10            10         10           10           10                           120
4.19       1GHz HYB (1:2)                   10            10         10           10           10                           120
5.         TTC UP/DOWN
            CONVERTER
           Subsystem
5.1        TTC Up Converter                                                                                                  60
5.2        TTC Down Converter                                                                                                60
5.3        Crystal Oscillator
            for TT&C Converters                                                                                              60

5.4        Others
5.4.1      RF DIV (HYB)                                                                                                      90
5.4.2      70 MHz DIV (HYB)                                                                                                  30
5.4.3      C-band RF SWO                                                                                                     30
5.4.4      5GHz SWO                                                                                                         120
5.4.5      IF SWO                                                                                                            30

         1013
RFT EQUIPMENT LIST


                               SAN         SAN         SAN            SAN            SAN          SAN        SAN           SAN
Item No.   Description         For       For USA   For Australia   For Germany    For South   For India   For Chile    For Brazil
                             ICO-NET     (Type 2)    (Type 1)        (Type 1)      Africa      (Type 2)    (Type 2)     (Type 2)
                                                                                   (Type 1)
                               Q'ty         Q'ty        Q'ty            Q'ty         Q'ty         Q'ty        Q'ty         Q'ty

5.4.6      IF PATCH                          10          10              10           10           10          10
5.4.7      RF PATCH                          15          15              15           15           15          15
5.4.8      19 inch Rack
            (TTC Converter
            rack)                             5           5               5            5            5           5
6.         S-band Subsystem
6.1        Antenna                            5           5               5            5            5           5           5
6.2        FET LNA                            5           5               5            5            5           5           5
6.3        20W SSPA                           5           5               5            5            5           5           5
6.4        Up Converter                       5           5               5            5            5           5           5
6.5        Down Converter                     5           5               5            5            5           5           5
6.6        Others
6.6.1      2G PATCH                          10          10              10           10           10          10          10
6.6.2      30 dB Coupler
            (LNA Input)                       5           5               5            5            5           5           5
6.6.3      IF PATCH                          10          10              10           10           10          10          10

7.         RFT O&M
            SUBSYSTEM
7.1        VDU
7.1.1      Server
7.1.1.1    Model D370/1 SMP
            Server                           2           2                2            2            2           2           2
7.1.1.2    12BMB ECC Memory
            Module, D Class
            Servers                          2           2                2            2            2           2           2
7.1.1.3    2GB FWD SCS1-2
            Hot Swap disk
            Drive                            2           2                2            2            2           2           2
7.1.1.4    4GB DOS DAT Drive
            with data
            compression                      2           2                2            2            2           2           2
7.1.1.5    2.86 MB floppy
            drive                            2           2                2            2            2           2           2
7.1.1.6    Quad Speed 600MB
            CD-ROM Drive                     2           2                2            2            2           2           2
7.1.2      HMI
7.1.2.1    HP VISUALIZE Mdl
            B132L w/EG
            graphics                         2           2                2            2            2           2           2
7.1.2.2    12BMB ECC memory
            module                           2           2                2            2            2           2           2
7.1.2.3    FWD SCSI-2 card
            for B-class
            systems                          2           2                2            2            2           2           2
7.1.2.4    2GB disk drive,
             FWD SCSI-2 for
             B-class                         2           2                2            2            2           2           2
7.1.2.5    Fast CD-ROM drive
             for B-class
             systems                         2           2                2            2            2           2           2
7.1.2.6    1.4 MB floppy disk
             drive for B-class               2           2                2            2            2           2           2
7.2        DAU                               6           6                6            6            6           6           6
7.3        UIC                               6           6                6            6            6           6           6
7.4        CUIN                              5           5                5            5            5           5           5
7.5        UIC (No charge)                   2           2                                                      2
8.         OPTICAL FIBER IFL
8.1        Optical Fiber
             TX/RX Unit                      1           1                                                      1
           (1GHz and 70MHz
             for signal IFL)
8.2        Optical LAN TX/RX
             Unit                            1           1                                                      1
8.3        Optical Fiber
             Modem                           1           1                                                      1
8.4        L-band AMP                        1           1                                                      1
8.4.1      AMP for Optical
             Fiber IFL (2+1)
             for C-band Route               10          10                                                     10
8.4.2      AMP for Optical
             fiber IFL (1+1)
             for S-band Route                2           2                                                      2
8.5        IF Combiner/Divider
             Package                         1           1                                                      1
8.5.1      Rack                              2           2                                                      2





                                           SAN         SAN         SAN          SAN          SAN        NMC       NMC      TOTAL
Item No.   Description                  For Mexico   For UAE   For Indonesia  For China   For Korea   Primary    Back-up
                                         (Type 2)    (Type 2)    (Type 2)      (Type 2)    (Type 1)

                                           Q'ty        Q'ty        Q'ty         Q'ty         Q'ty       Q'ty       Q'ty     Q'ty

5.4.6      IF PATCH                                                                                                          60
5.4.7      RF PATCH                                                                                                          90
5.4.8      19 inch Rack                                                                                                      30
            (TTC Converter
            rack)
6.         S-band Subsystem
6.1        Antenna                          5           5           5            5            5                              60
6.2        FET LNA                          5           5           5            5            5                              60
6.3        20W SSPA                         5           5           5            5            5                              60
6.4        Up Converter                     5           5           5            5            5                              60
6.5        Down Converter                   5           5           5            5            5                              60
6.6        Others
6.6.1      2G PATCH                        10          10          10           10           10                             120
6.6.2      30 dB Coupler
            (LNA Input)                     5           5           5            5            5                              60
6.6.3      IF PATCH                        10          10          10           10           10                             120
7.         RFT O&M
            SUBSYSTEM
7.1        VDU
7.1.1      Server
7.1.1.1    Model D370/1 SMP
            Server                          2           2           2            2            2                              24
7.1.1.2    12BMB ECC Memory
            Module, D Class
            Servers                         2           2           2            2            2                              24
7.1.1.3    2GB FWD SCS1-2
            Hot Swap disk
            Drive                           2           2           2            2            2                              24
7.1.1.4    4GB DOS DAT Drive
            with data
            compression                     2           2           2            2            2                              24
7.1.1.5    2.86 MB floppy
            drive                           2           2           2            2            2                              24
7.1.1.6    Quad Speed 600MB
            CD-ROM Drive                    2           2           2            2            2                              24
7.1.2      HMI
7.1.2.1    HP VISUALIZE Mdl
            B132L w/EG
            graphics                        2           2           2            2            2                              24
7.1.2.2    12BMB ECC memory
            module                          2           2           2            2            2                              24
7.1.2.3    FWD SCSI-2 card
            for B-class
            systems                         2           2           2            2            2                              24
7.1.2.4    2GB disk drive,
             FWD SCSI-2 for
             B-class                        2           2           2            2            2                              24
7.1.2.5    Fast CD-ROM drive
             for B-class
             systems                        2           2           2            2            2                              24
7.1.2.6    1.4 MB floppy disk
             drive for B-class              2           2           2            2            2                              24
7.2        DAU                              6           6           6            6            6                              72
7.3        UIC                              6           6           6            6            6                              72
7.4        CUIN                             5           5           5            5            5                              60
7.5        UIC (No charge)                                                                                                    6
8.         OPTICAL FIBER IFL
8.1        Optical Fiber
             TX/RX Unit
           (1GHz and 70MHz
             for signal IFL)                                                                                                  3
8.2        Optical LAN TX/RX
             Unit                                                                                                             3
8.3        Optical Fiber
             Modem                                                                                                            3
8.4        L-band AMP                                                                                                         3
8.4.1      AMP for Optical
             Fiber IFL (2+1)
             for C-band Route                                                                                                30
8.4.2      AMP for Optical
             fiber IFL (1+1)
             for S-band Route                                                                                                 6
8.5        IF Combiner/Divider
             Package                                                                                                          3
8.5.1      Rack                                                                                                               6

         1014
RFT EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------------
                                 SAN          SAN          SAN          SAN          SAN          SAN          SAN         SAN
                                 FOR          FOR          FOR          FOR          FOR          FOR          FOR         FOR
ITEM   DESCRIPTION             ICO-NET        USA       AUSTRALIA     GERMANY   SOUTH AFRICA     INDIA        CHILE       BRAZIL
 NO.                                        (TYPE 2)     (TYPE 1)     (TYPE 1)     (TYPE 1)     (TYPE 2)     (TYPE 2)    (TYPE 2)
                             ------------------------------------------------------------------------------------------------------
                                Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY          Q'TY        Q'TY
-----------------------------------------------------------------------------------------------------------------------------------
8.5.2  1:6 IF COMB/DIV                     6            6                                                   6
9.     REFERENCE CLOCK
       DISTRIBUTION
9.1    10 MHz  Reference                   5            5            5            5            5            5            5
       Clock Distribution
9.2    Time Code Generator                 5            5            5            5            5            5            5
10.    TEST TRANSLATOR                     5            5            5            5            5            5            5
11.    RFT SIMULATOR
       SUBSYSTEM
11.1   VDU                    1
11.2   Simulator Function     1
12.    TEST EQUIPMENT
12.1   RF Signal Generator    6
12.2   IF Coaxial Hybrid                   1            1            1            1            1            1            1
12.3   Wave Guide Circuit     6
12.4   Low Loss Cables                     1            1            1            1            1            1            1
12.5   Other miscellaneous                 1            1            1            1            1            1            1
       equipment
12.6   Directional Bridge                  1            1            1            1            1            1            1
12.7   Power Sensor for                    1            1            1            1            1            1            1
       Power Meter
12.8   Analogue Oscilloscope               1            1            1            1            1            1            1
12.9   Chart Recorder (4-pen)              1            1            1            1            1            1            1
12.10  Crystal Detector                    1            1            1            1            1            1            1
12.11  Coaxial Coupler                     1            1            1            1            1            1            1
       (960-1,900 MHz)
12.12  Coaxial Coupler                     1            1            1            1            1            1            1
       (1.7-12.4 GHz)
12.13  HP-IB/Centronics Bus                1            1            1            1            1            1            1
       Converter
12.14  HP-IB Cable                         1            1            1            1            1            1            1
12.15  HP IEEE-1284 A-B                    1            1            1            1            1            1            1
       Parallel Cable
13.    INSTALLATION MATERIALS              1            1            1            1            1            1            1
14.    SHELTERS AND RELATED
       FACILITIES
14.1   Shelter                             5            5            5            5            5            5            5
14.2   Cooling Cabinet
       Shelter (for Mexico)
14.3   Expansion of A/C in
       Shelter (for Mexico)
14.4   Additional Ventilation              5                         5
       (for USA, Germany &
       Korea
15.    DOCUMENTATION          1
16.    CE-MARKS
16.1   Hardware Modification                            1            1
16.2   License Registration                             1            1
       Fee
17     SPARE
17.1   Antenna Tracking                    1            1            1            1            1            1            1
       Modules
17.2   Antenna Feed Horn                   1            1            1            1            1            1            1
       Cover
17.3   C-Band FET LNA Unit    2
17.4   LNA Power Supply       2
17.5   TWT Tube               4
17.6   HPA Spare Parts &      2
       Panels








-----------------------------------------------------------------------------------------------------------------------------------
                                SAN          SAN          SAN         SAN          SAN          NMC           NMC        TOTAL
ITEM   DESCRIPTION              FOR          FOR          FOR         FOR          FOR        PRIMARY       BACK-UP
 NO.                          MEXICO         UAE       INDONESIA     CHINA        KOREA
                             (TYPE 2)     (TYPE 2)     (TYPE 2)     (TYPE 2)     (TYPE 1)
                             ------------------------------------------------------------------------------------------------------
                               Q'TY         Q'TY         Q'TY         Q'TY        Q'TY         Q'TY          Q'TY         Q'TY
-----------------------------------------------------------------------------------------------------------------------------------
8.5.2  1:6 IF COMB/DIV                                                                                                  18
9.     REFERENCE CLOCK
       DISTRIBUTION
9.1    10 MHz  Reference      5            5            5            5            5                                     60
       Clock Distribution
9.2    Time Code Generator    5            5            5            5            5                                     60
10.    TEST TRANSLATOR        5            5            5            5            5
11.    RFT SIMULATOR
       SUBSYSTEM
11.1   VDU                                                                                                               1
11.2   Simulator Function                                                                                                1
12.    TEST EQUIPMENT
12.1   RF Signal Generator                                                                                               6
12.2   IF Coaxial Hybrid      1            1            1            1            1                                     12
12.3   Wave Guide Circuit                                                                                                6
12.4   Low Loss Cables        1            1            1            1            1                                     12
12.5   Other miscellaneous    1            1            1            1            1                                     12
       equipment
12.6   Directional Bridge     1            1            1            1            1                                     12
12.7   Power Sensor for       1            1            1            1            1                                     12
       Power Meter
12.8   Analogue Oscilloscope  1            1            1            1            1                                     12
12.9   Chart Recorder (4-pen) 1            1            1            1            1                                     12
12.10  Crystal Detector       1            1            1            1            1                                     12
12.11  Coaxial Coupler        1            1            1            1            1                                     12
       (960-1,900 MHz)
12.12  Coaxial Coupler        1            1            1            1            1                                     12
       (1.7-12.4 GHz)
12.13  HP-IB/Centronics Bus   1            1            1            1            1                                     12
       Converter
12.14  HP-IB Cable            1            1            1            1            1                                     12
12.15  HP IEEE-1284 A-B       1            1            1            1            1                                     12
       Parallel Cable
13.    INSTALLATION MATERIALS 1            1            1            1            1                                     12
14.    SHELTERS AND RELATED
       FACILITIES
14.1   Shelter                5            5            5            5            5                                     60
14.2   Cooling Cabinet        5                                                                                          5
       Shelter (for Mexico)
14.3   Expansion of A/C in    5                                                                                          5
       Shelter (for Mexico)
14.4   Additional Ventilation                                                     5                                     15
       (for USA, Germany &
       Korea
15.    DOCUMENTATION                                                                                                     1
16.    CE-MARKS
16.1   Hardware Modification                                                                                             2
16.2   License Registration                                                                                              2
       Fee
17     SPARE
17.1   Antenna Tracking       1            1            1             1           1                                     12
       Modules
17.2   Antenna Feed Horn      1            1            1             1           1                                     12
       Cover
17.3   C-Band FET LNA Unit                                                                                               2
17.4   LNA Power Supply                                                                                                  2
17.5   TWT Tube                                                                                                          4
17.6   HPA Spare Parts &                                                                                                 2
       Panels


         1015
RFT EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------------
                                 SAN          SAN          SAN          SAN          SAN          SAN          SAN         SAN
                                 FOR          FOR          FOR          FOR          FOR          FOR          FOR         FOR
ITEM   DESCRIPTION             ICO-NET        USA       AUSTRALIA     GERMANY   SOUTH AFRICA     INDIA        CHILE       BRAZIL
 NO.                                        (TYPE 2)     (TYPE 1)     (TYPE 1)     (TYPE 1)     (TYPE 2)     (TYPE 2)    (TYPE 2)
                             ------------------------------------------------------------------------------------------------------
                                Q'TY         Q'TY         Q'TY          Q'TY        Q'TY         Q'TY         Q'TY         Q'TY
-----------------------------------------------------------------------------------------------------------------------------------
17.7    PS Module for TX/RX   2
        Path Selector
17.8    PS Module for SWO     2
17.9    C-band Up Converter   5
17.10   Pilot Generator       4
17.11   C-band Down Converter 5
17.12   AFC equipment         2
17.13   7G/70MHz D/C          2
17.14   1G/70MHz U/C          5
17.15   1G/70MHz D/C          5
17.16   PC (CPU only)                      1            1            1            1            1            1            1
17.17   PS Module for
        LINE AMP              2
17.18   Time Code Generator                1            1            1            1            1            1            1
17.19   TTC Up Converter
        with Crystal OSC.     2
17.20   TTC Down Converter
        with Crystal OSC.     2
17.21   S-band FET LNA        2
17.22   S-band 20W SSPA       2
17.23   S-band Up Converter   2
17.24   S-band Down Converter 2
17.25   VDU                                1            1            1            1            1            1            1
17.26   DAU                                1            1            1            1            1            1            1
17.27   UIC                                1            1            1            1            1            1            1
17.28   AFC (CUIN)-PC                      1            1            1            1            1            1            1
17.29   10 MHz Reference                   1            1            1            1            1            1            1
        Clock Distribution
17.30   EIRP C&M                           1            1            1            1            1            1            1
17.31   Optical Fiber TX/RX   2
        Unit
17.32   Module for Deicing    2
        Facility
18      AXIAL RATIO                                                                            1
        IMPROVEMENT FOR
        IOT/2 RFT
19      REMOTE MAINTENANCE    1
        SYSTEM FROM JAPAN/
        SAN
        (COMMUNICATION FEE
        CHARGED, SEPARATELY)
20      BAND PASS FILTER AT                1            1            1            1            1            1            1
        LNA INPUT
21      AIR CONDITIONER                                                                        1
        EXPANSION IN IOT
        CENTER HUB

        SOFTWARE LICENCE
1       Oracle RDBMS for RFT  1            1            1            1            1            1            1            1
        O&M/simulator

        OPTION
1.      SHELTER OPTION
        (180 DAYS OPTION)
1.1     Salt Defense for
        Shelter (per Shelter) 1
1.2     Dust-proof facility
        (per shelter)         1

-----------------------------------------------------------------------------------------------------------------------------------
                                SAN          SAN          SAN         SAN          SAN          NMC           NMC        TOTAL
ITEM   DESCRIPTION              FOR          FOR          FOR         FOR          FOR        PRIMARY       BACK-UP
 NO.                          MEXICO         UAE       INDONESIA     CHINA        KOREA
                             (TYPE 2)     (TYPE 2)     (TYPE 2)     (TYPE 2)     (TYPE 1)
                             ------------------------------------------------------------------------------------------------------
                               Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY
-----------------------------------------------------------------------------------------------------------------------------------
17.7    PS Module for TX/RX                                                                                              2
        Path Selector
17.8    PS Module for SWO                                                                                                2
17.9    C-band Up Converter                                                                                              5
17.10   Pilot Generator                                                                                                  4
17.11   C-band Down Converter                                                                                            5
17.12   AFC equipment                                                                                                    2
17.13   7G/70MHz D/C                                                                                                     2
17.14   1G/70MHz U/C                                                                                                     5
17.15   1G/70MHz D/C                                                                                                     5
17.16   PC (CPU only)         1            1            1            1            1                                     12
17.17   PS Module for                                                                                                    2
        LINE AMP
17.18   Time Code Generator   1            1            1            1            1                                     12
17.19   TTC Up Converter                                                                                                 2
        with Crystal OSC.
17.20   TTC Down Converter                                                                                               2
        with Crystal OSC.
17.21   S-band FET LNA                                                                                                   2
17.22   S-band 20W SSPA                                                                                                  2
17.23   S-band Up Converter                                                                                              2
17.24   S-band Down Converter                                                                                            2
17.25   VDU                   1            1            1            1            1                                     12
17.26   DAU                   1            1            1            1            1                                     12
17.27   UIC                   1            1            1            1            1                                     12
17.28   AFC (CUIN)-PC         1            1            1            1            1                                     12
17.29   10 MHz Reference      1            1            1            1            1                                     12
        Clock Distribution
17.30   EIRP C&M              1            1            1            1            1                                     12
17.31   Optical Fiber TX/RX                                                                                              2
        Unit
17.32   Module for Deicing                                                                                               2
        Facility
18      AXIAL RATIO                                                                                                      1
        IMPROVEMENT FOR
        IOT/2 RFT
19      REMOTE MAINTENANCE                                                                                               1
        SYSTEM FROM JAPAN/
        SAN
        (COMMUNICATION FEE
        CHARGED, SEPARATELY)
20      BAND PASS FILTER AT   1            1             1           1            1                                     12
        LNA INPUT
21      AIR CONDITIONER                                                                                                  1
        EXPANSION IN IOT
        CENTER HUB

        SOFTWARE LICENCE
1       Oracle RDBMS for RFT  1            1             1           1            1                                     13
        O&M/simulator

        OPTION
1.      SHELTER OPTION                                                                                                   1
        (180 DAYS OPTION)
1.1     Salt Defense for
        Shelter (per Shelter)
1.2     Dust-proof facility                                                                                              1
        (per shelter)

         1016
SBS EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------------
                                 SAN          SAN          SAN          SAN          SAN          SAN          SAN         SAN
                                 FOR          FOR          FOR          FOR          FOR          FOR          FOR         FOR
ITEM   DESCRIPTION             ICO-NET        USA       AUSTRALIA     GERMANY   SOUTH AFRICA     INDIA        CHILE       BRAZIL
 NO.                                        (TYPE 2)     (TYPE 1)     (TYPE 1)     (TYPE 1)     (TYPE 2)     (TYPE 2)    (TYPE 2)
                             ------------------------------------------------------------------------------------------------------
                              QTY/MMs       QTY/MMs     QTY/MMs       QTY/MMs     QTY/MMs       QTY/MMs      QTY/MMs      QTY/MMs
-----------------------------------------------------------------------------------------------------------------------------------
       HARDWARE

1       CHANNEL UNIT
1.1     Channel Unit Chassis                 18           18           18           18            18           18           18
        (CUC)
1.1.1   CUBs (42 RACH + 35                   79           79           79           79            79           79           79
        Traffic + 2 S-Band)
1.1.2   Slot Processor Module                90           90           90           90            90           90           90
        (SPM)
1.1.3   Modulator Demodulator               162          162          162          162           162          162          162
        Module (MDM)
1.1.4   Clock Distribution                   18           18           18           18            18           18           18
        Unit (CDM)
1.1.5   Common Functions                     36           36           36           36            36           36           36
        Module (CFM)
1.1.6   Channel Unit Rack Base                7            7            7            7             7            7            7
        Units
1.1.7   T1 Cables                            36           36           36           36            36           36           36
1.1.8   Software Licences                    18           18           18           18            18           18           18
1.1.9   Fan Tray                             18           18           18           18            18           18           18

2       CHANNEL MANAGER
        Channel Manager                       2            2            2            2             2            2            2
        Chassis (ChM)
2.1.1   G.703 Interface                      26           26           26           26            26           26           26
2.1.2   Control Processor                    22           22           22           22            22           22           22
        Modules (CPM)
2.1.2.1 Channel Access Processor             10           10           10           10            10           10           10
        (CAP)
2.1.2.2 Channel Control                       8            8            8            8             8            8            8
        Processor (CCP)
2.1.2.3 Global Resource Process               4            4            4            4             4            4            4
        (GRP)
2.1.3   Switching Transcoder                 42           42           42           42            42           42           42
        Module (STM)
2.1.4   10 Base2 Ethernet                     2            2            2            2             2            2            2
2.2     Channel Manager Rack                  1            1            1            1             1            1            1
        (CMR) w 2 Chassis
2.2.1   Fan                                   2            2            2            2             2            2            2
2.2.2   Power Distribution Unit               1            1            1            1             1            1            1
2.2.3   E1 Cables                             4            4            4            4             4            4            4
2.2.4   Software Licences                     2            2            2            2             2            2            2

3       DISTRIBUTION RACKS
3.1     IF Distribution Subsystem             1            1            1            1             1            1            1
        (IDS)
3.1.1   SBS Distribution Racks,               4            4            4            4             4            4            4
        Tx and Rx
3.2     Clock Distribution                    1            1            1            1             1            1            1
        Subsystem (CDS)
3.2.1   GPS Receiver w/ Rb                    2            2            2            2             2            2            2
        Oscillator
3.2.2   10 MHz Outputs (SBS)               Multiple    Multiple      Multiple     Multiple      Multiple     Multiple     Multiple
3.2.3   GPS Time Code Outputs              Multiple    Multiple      Multiple     Multiple      Multiple     Multiple     Multiple
        (SBS)
3.2.4   Network Time Server                   2            2            2            2             2            2            2
        (NTS)
4       INSTALLATION MATERIALS
        (incis power/signal
        cables)
4.1     Power Cables                         42           42           42           42            42           42           42
4.2     I/F Cables                           48           48           48           48            48           48           48
4.3     LAN Cables                           28           28           28           28            28           28           28
4.4     Sync Cabling                         60           60           60           60            60           60           60

5       SBS OMC
5.1     Hewlett-Packard H60                   1            1            1            1             1            1            1
        server
5.2     Hewlett-Packard Laser                 1            1            1            1             1            1            1
        Jet 4Si printer

------------------------------------------------------------------------------------------------------------------------------------
                                      SAN          SAN         SAN         SAN          SAN          NMC           NMC        TOTAL
ITEM   DESCRIPTION                    FOR          FOR         FOR         FOR          FOR        PRIMARY       BACK-UP
 NO.                                MEXICO         UAE      INDONESIA     CHINA        KOREA
                                   (TYPE 2)     (TYPE 2)     (TYPE 2)     (TYPE 2)     (TYPE 1)
                                   -------------------------------------------------------------------------------------------------
                                   QTY/MMs      QTY/MMs      QTY/MMs      QTY/MMs      QTY/MMs     QTY/MMs       QTY/MMs
------------------------------------------------------------------------------------------------------------------------------------
       HARDWARE

1       CHANNEL UNIT
1.1     Channel Unit Chassis        18           18           18           18            18                                   216
        (CUC)
1.1.1   CUBs (42 RACH + 35          79           79           79           79            79                                   948
        Traffic + 2 S-Band)
1.1.2   Slot Processor Module       90           90           90           90            90                                 1,080
        (SPM)
1.1.3   Modulator Demodulator      162          162          162          162           162                                 1,944
        Module (MDM)
1.1.4   Clock Distribution          18           18           18           18            18                                   216
        Unit (CDM)
1.1.5   Common Functions            36           36           36           36            36                                   432
        Module (CFM)
1.1.6   Channel Unit Rack Base       7            7            7            7             7                                    84
        Units
1.1.7   T1 Cables                   36           36           36           36            36                                   432
1.1.8   Software Licences           18           18           18           18            18                                   216
1.1.9   Fan Tray                    18           18           18           18            18                                   216

2       CHANNEL MANAGER
        Channel Manager              2            2            2            2             2                                    24
        Chassis (ChM)
2.1.1   G.703 Interface             26           26           26           26            26                                   312
2.1.2   Control Processor           22           22           22           22            22                                   264
        Modules (CPM)
2.1.2.1 Channel Access Processor    10           10           10           10            10                                   120
        (CAP)
2.1.2.2 Channel Control              8            8            8            8             8                                    96
        Processor (CCP)
2.1.2.3 Global Resource Process      4            4            4            4             4                                    48
        (GRP)
2.1.3   Switching Transcoder        42           42           42           42            42                                   504
        Module (STM)
2.1.4   10 Base2 Ethernet            2            2            2            2             2                                    24
2.2     Channel Manager Rack         1            1            1            1             1                                    12
        (CMR) w 2 Chassis
2.2.1   Fan                          2            2            2            2             2                                    24
2.2.2   Power Distribution Unit      1            1            1            1             1                                    12
2.2.3   E1 Cables                    4            4            4            4             4                                    48
2.2.4   Software Licences            2            2            2            2             2                                    24

3       DISTRIBUTION RACKS
3.1     IF Distribution Subsystem    1            1            1            1             1                                    12
        (IDS)
3.1.1   SBS Distribution Racks,      4            4            4            4             4                                    48
        Tx and Rx
3.2     Clock Distribution           1            1            1            1             1                                    12
        Subsystem (CDS)
3.2.1   GPS Receiver w/ Rb           2            2            2            2             2                                    24
        Oscillator
3.2.2   10 MHz Outputs (SBS)       Multiple    Multiple      Multiple     Multiple      Multiple                            Multiple
3.2.3   GPS Time Code Outputs      Multiple    Multiple      Multiple     Multiple      Multiple                            Multiple
        (SBS)
3.2.4   Network Time Server          2            2            2            2             2                                    24
        (NTS)
4       INSTALLATION MATERIALS
        (incis power/signal
        cables)
4.1     Power Cables                42           42           42           42            42                                   504
4.2     I/F Cables                  48           48           48           48            48                                   576
4.3     LAN Cables                  28           28           28           28            28                                   336
4.4     Sync Cabling                60           60           60           60            60                                   720

5       SBS OMC
5.1     Hewlett-Packard H60          1            1            1            1             1                                    12
        server
5.2     Hewlett-Packard Laser        1            1            1            1             1                                    12
        Jet 4Si printer

         1017
SBS EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------------
                                 SAN          SAN          SAN          SAN          SAN          SAN          SAN         SAN
                                 FOR          FOR          FOR          FOR          FOR          FOR          FOR         FOR
ITEM   DESCRIPTION             ICO-NET        USA       AUSTRALIA     GERMANY   SOUTH AFRICA     INDIA        CHILE       BRAZIL
 NO.                                        (TYPE 2)     (TYPE 1)     (TYPE 1)     (TYPE 1)     (TYPE 2)     (TYPE 2)    (TYPE 2)
                             ------------------------------------------------------------------------------------------------------
                               QTY/MMs      QTY/MMs     QTY/MMs       QTY/MMs     QTY/MMs       QTY/MMs      QTY/MMs     QTY/MMs
-----------------------------------------------------------------------------------------------------------------------------------
5.3    Hewlett-Packard 712                     1           1              1           1             1            1           1
       workstation
5.4    Database Management                     1           1              1           1             1            1           1
       System licence for HP
       server
5.5    Network Management                      1           1              1           1             1            1           1
       Framework Software
       Licence

6      LOCAL SRMS
6.1    Hewlett-Packard K400                    2           2              2           2             2             2          2
       servers
6.2    Mirror Disk Drives
       (included in K400
       Servers)
6.3    Rack (included in K400
       Servers)
6.4    Database Management                     1           1              1           1             1            1           1
       System Licence for HP
       Server

7      TEST FIXTURES/TEST
       EQUIPMENT
       (  Equipment will be
       used during the test
       period at the HNS
       facilities in India &
       USA and not at the SAN
       sites.)
7.1    Channel Unit
7.1.1  CUBS                                   54                                                   32
7.1.2  Channel Unit Chassis                   12                                                    7
       (CUC)
7.1.3  Slot Processor Module                  60                                                   35
       (SPM)
7.1.4  Modulator Distribution                108                                                   63
       Module (MDM)
7.1.5  Clock Distribution Unit                12                                                    7
       (CDM)
7.1.6  Common Functions Module                24                                                   14
       (CFM)
7.1.7  Channel Unit Rack Base                  4                                                    3
       Units
7.1.8  T1 Cables                              24                                                   14
7.1.9  Base Components
7.1.10 Fan Trays
7.1.11 Misc pins, circuit
       breakers, connectors
7.2    Channel Manager
7.2.1  Channel Manager Chassis                 2                                                    2
       (ChM)
7.2.2  G.703 Interface                        26                                                   26
7.2.3  Control Processor                      26                                                   26
       Modules (CPM)
7.2.4  Channel Access Processor               10                                                   10
7.2.5  Channel Control                         8                                                    8
       Processor (CCP)
7.2.6  Global Resource                         4                                                    4
       Processor (GRP)
7.2.7  Switching Transcoder                   42                                                   42
       Module (STM)
7.2.8  10 Base2 Ethernet                       2                                                    2
7.2.9  Channel Manager Rack                    1                                                    1
       (CMR) w2 Chassis
7.2.10 Fan                                     2                                                    2
7.2.11 E1 Cables                              20                                                   20
7.3    Processing Equipment
7.3.1  SBS OMC                                 1                                                    1
7.3.2  Local SRMS                              1                                                    1
7.3.3  OPS Console                             1                                                    1
7.3.4  Ethernet Switch                         1                                                    1

7.4    DISTRIBUTION RACKS
7.4.1  IF Distribution                         1                                                    1
       Subsystem (IDS)

-----------------------------------------------------------------------------------------------------------------------------------
                                 SAN          SAN          SAN         SAN          SAN          NMC           NMC        TOTAL
ITEM   DESCRIPTION               FOR          FOR          FOR         FOR          FOR        PRIMARY       BACK-UP
 NO.                           MEXICO         UAE       INDONESIA     CHINA        KOREA
                              (TYPE 2)     (TYPE 2)     (TYPE 2)     (TYPE 2)     (TYPE 1)
                              -----------------------------------------------------------------------------------------------------
                              QTY/MMs       QTY/MMs     QTY/MMs       QTY/MMs     QTY/MMs       QTY/MMs      QTY/MMs
-----------------------------------------------------------------------------------------------------------------------------------
5.3    Hewlett-Packard 712          1           1              1           1             1                                  12
       workstation
5.4    Database Management          1           1              1           1             1                                  12
       System licence for HP
       server
5.5    Network Management           1           1              1           1             1                                  12
       Framework Software
       Licence

6      LOCAL SRMS
6.1    Hewlett-Packard K400         2           2              2           2             2                                  24
       servers
6.2    Mirror Disk Drives
       (included in K400
       Servers)
6.3    Rack (included in K400
       Servers)
6.4    Database Management          1           1              1           1             1                                  12
       System Licence for HP
       Server

7      TEST FIXTURES/TEST
       EQUIPMENT
       (  Equipment will be
       used during the test
       period at the HNS
       facilities in India &
       USA and not at the SAN
       sites.)
7.1    Channel Unit
7.1.1  CUBS                                                                                                                 86
7.1.2  Channel Unit Chassis                                                                                                 19
       (CUC)
7.1.3  Slot Processor Module                                                                                                95
       (SPM)
7.1.4  Modulator Distribution                                                                                              171
       Module (MDM)
7.1.5  Clock Distribution Unit                                                                                              19
       (CDM)
7.1.6  Common Functions Module                                                                                              38
       (CFM)
7.1.7  Channel Unit Rack Base
       Units
7.1.8  T1 Cables
7.1.9  Base Components
7.1.10 Fan Trays
7.1.11 Misc pins, circuit
       breakers, connectors
7.2    Channel Manager
7.2.1  Channel Manager Chassis                                                                                               4
       (ChM)
7.2.2  G.703 Interface                                                                                                      52
7.2.3  Control Processor                                                                                                    52
       Modules (CPM)
7.2.4  Channel Access Processor                                                                                             20
       (CAP)
7.2.5  Channel Control                                                                                                      16
       Processor (CCP)
7.2.6  Global Resource                                                                                                       8
       Processor (GRP)
7.2.7  Switching Transcoder                                                                                                 84
       Module (STM)
7.2.8  10 Base2 Ethernet                                                                                                     4
7.2.9  Channel Manager Rack                                                                                                  2
       (CMR) w2 Chassis
7.2.10 Fan                                                                                                                   4
7.2.11 E1 Cables                                                                                                            40
7.3    Processing Equipment
7.3.1  SBS OMC                                                                                                               2
7.3.2  Local SRMS                                                                                                            2
7.3.3  OPS Console                                                                                                           2
7.3.4  Ethernet Switch                                                                                                       2

7.4    DISTRIBUTION RACKS
7.4.1  IF Distribution                                                                                                       2
       Subsystem (IDS)




















         1018
                                                                    DERIVA-1.XLS

SBS EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------------
                                 SAN          SAN          SAN          SAN          SAN          SAN          SAN         SAN
                                 FOR          FOR          FOR          FOR          FOR          FOR          FOR         FOR
ITEM   DESCRIPTION             ICO-NET        USA       AUSTRALIA     GERMANY   SOUTH AFRICA     INDIA        CHILE       BRAZIL
 NO.                                        (TYPE 2)     (TYPE 1)     (TYPE 1)     (TYPE 1)     (TYPE 2)     (TYPE 2)    (TYPE 2)
                             ------------------------------------------------------------------------------------------------------
                               QTY/MMs      QTY/MMs      QTY/MMs       QTY/MMs     QTY/MMs       QTY/MMs      QTY/MMs     QTY/MMs
-----------------------------------------------------------------------------------------------------------------------------------
7.4.2   Clock Distribution
        Subsystem (CDS)                           1                                                    1

7.5     Installation
        Materials including
        power/signal cables
7.5.1   Power Cables                             30                                                   20
7.5.2   I/F Cables                               32                                                   24
7.5.3   LAN Cables                                2                                                    1
7.5.4   Sync Cabling                             40                                                   30

7.6     Power System                              1                                                    1

7.7     Specialized Test
        Equipment
7.7.1   Traffic Burst
        Generator                                 1                                                    1
7.7.2   Signaling Burst
        Generator                                 1                                                    1
7.7.3   BER Analyzer                              2                                                    2
7.7.4   SCAT Test Bed                             1                                                    0
7.7.5   Lab Power Suppliers                       6                                                    0
7.7.6   RF Combiners/
        Splitters                                10                                                    5
7.7.7   Misc Baseband
        Combiners/Splitters                      20                                                    5

8       CLOCK DISTRIBUTION
        SYSTEM
8.1     Engineering Development 71
8.2     Equipment-12 SANs
8.2.1   10 MHz Fiber Optic
        Outputs                              5 Sets       5 Sets        5 Sets      5 Sets        5 Sets       5 Sets      5 Sets
8.2.2   GPS Time Code Fiber
        Optic Outputs                        5 Sets       5 Sets        5 Sets      5 Sets        5 Sets       5 Sets      5 Sets
8.2.3   10 MHz Outputs                       3 Sets       3 Sets        3 Sets      3 Sets        3 Sets       3 Sets      3 Sets
8.2.4   IRIG-B Outputs                       6 Sets       6 Sets        6 Sets      6 Sets        6 Sets       6 Sets      6 Sets
8.2.5   1 PPS Outputs                        2 Sets       2 Sets        2 Sets      2 Sets        2 Sets       2 Sets      2 Sets
8.2.6   GPS Time Code Outputs                2 Sets       2 Sets        2 Sets      2 Sets        2 Sets       2 Sets      2 Sets

9       SYSTEM INTEGRATION
        SUPPORT FACILITY
        AT NEC AUSTRALIA                                      **
        (**; EQUIPMENT WILL
        BE USED DURING THE TEST
        PERIOD AT NEC
        AUSTRALIA FACILITY
        AND NOT AT SAN SITE.)
9.1     Engineering Support                                     9
9.2     Lab Equipment
9.2.1   Channel Unit                                           10
9.2.2   Channel Manager                                         2
9.2.3   E1/T1 Cabling                                     1 Group
9.2.4   LAN Cabling and TAPs                              1 Group
9.2.5   Clock Distribution
        System                                                  1
9.2.6   I/F Distribution
        System                                                  1
9.2.7   Traffic Burst
        Generator                                               4
9.2.8   Signaling Burst
        Generator                                               1

10      SBS DC POWER SYSTEM
        (AC/DC CONVERTERS &
        2 HR)                                      1            1             1           1             1            1           1
10.1    Battery Bank                               1            1             1           1             1            1           1
10.2    Rectifier Rack                             1            1             1           1             1            1           1
10.3    Power Distribution
        Rack                                       1            1             1           1             1            1           1
10.4    Installation
        Materials                               1 Lot       1 Lot         1 Lot       1 Lot         1 Lot         1 Lot      1 Lot


-----------------------------------------------------------------------------------------------------------------------------------

                                SAN          SAN          SAN         SAN          SAN          NMC           NMC        TOTAL
ITEM   DESCRIPTION              FOR          FOR          FOR         FOR          FOR        PRIMARY       BACK-UP
 NO.                          MEXICO         UAE       INDONESIA     CHINA        KOREA
                              (TYPE 2)      (TYPE 2)    (TYPE 2)     (TYPE 2)     (TYPE 1)
                             ------------------------------------------------------------------------------------------------------
                               QTY/MMs      QTY/MMs      QTY/MMs       QTY/MMs     QTY/MMs       QTY/MMs      QTY/MMs     QTY/MMs
-----------------------------------------------------------------------------------------------------------------------------------
7.4.2   Clock Distribution
        Subsystem (CDS)                                                                                                          2

7.5     Installation
        Materials including
        power/signal cables
7.5.1   Power Cables                                                                                                            50
7.5.2   I/F Cables                                                                                                              56
7.5.3   LAN Cables                                                                                                               3
7.5.4   Sync Cabling                                                                                                            70

7.6     Power System                                                                                                             2

7.7     Specialized Test
        Equipment
7.7.1   Traffic Burst
        Generator                                                                                                                2
7.7.2   Signaling Burst
        Generator                                                                                                                2
7.7.3   BER Analyzer                                                                                                             4
7.7.4   SCAT Test Bed                                                                                                            1
7.7.5   Lab Power Suppliers                                                                                                      6
7.7.6   RF Combiners/
        Splitters                                                                                                               15
7.7.7   Misc Baseband
        Combiners/Splitters                                                                                                     25

8       CLOCK DISTRIBUTION
        SYSTEM
8.1     Engineering Development
8.2     Equipment-12 SANs
8.2.1   10 MHz Fiber Optic
        Outputs                                                                                                            60 Sets
8.2.2   GPS Time Code Fiber
        Optic Outputs                                                                                                      60 Sets
8.2.3   10 MHz Outputs                                                                                                     36 Sets
8.2.4   IRIG-B Outputs                                                                                                     72 Sets
8.2.5   1 PPS Outputs                                                                                                      24 Sets
8.2.6   GPS Time Code Outputs                                                                                              24 Sets

9       SYSTEM INTEGRATION
        SUPPORT FACILITY
        AT NEC AUSTRALIA
        (**; EQUIPMENT WILL
        BE USED DURING THE TEST
        PERIOD AT NEC
        AUSTRALIA FACILITY
        AND NOT AT SAN SITE.)
9.1     Engineering Support                                                                                                      9
9.2     Lab Equipment
9.2.1   Channel Unit                                                                                                            10
9.2.2   Channel Manager                                                                                                          2
9.2.3   E1/T1 Cabling                                                                                                      1 Group
9.2.4   LAN Cabling and TAPs                                                                                               1 Group
9.2.5   Clock Distribution
        System                                                                                                                   1
9.2.6   I/F Distribution
        System                                                                                                                   1
9.2.7   Traffic Burst
        Generator                                                                                                                4
9.2.8   Signaling Burst
        Generator                                                                                                                1

10      SBS DC POWER SYSTEM
        (AC/DC CONVERTORS &
        2 HR)                         1             1           1             1           1                                      12
10.1    Battery Bank                  1             1           1             1           1                                      12
10.2    Rectifier Rack                1             1           1             1           1                                      12
10.3    Power Distribution
        Rack                          1             1           1             1           1                                      12
10.4    Installation
        Materials                  1 Lot         1 Lot      1 Lot         1 Lot       1 Lot                                 12 Lots

         1019
                                                                    DERIVA-1.XLS

SBS EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------------
                                                     SAN        SAN       SAN       SAN        SAN        SAN      SAN        SAN
                                                     FOR        FOR       FOR       FOR        FOR        FOR      FOR        FOR
ITEM   DESCRIPTION                                 ICO-NET      USA    AUSTRALIA  GERMANY  SOUTH AFRICA INDIA     CHILE      BRAZIL
 NO.                                                          (TYPE 2)  (TYPE 1)  (TYPE 1)   (TYPE 1)   (TYPE 2) (TYPE 2)   (TYPE 2)
                              -----------------------------------------------------------------------------------------------------
                                                   QTY/MMs    QTY/MMs   QTY/MMs   QTY/MMs   QTY/MMs    QTY/MMs    QTY/MMs   QTY/MMs
-----------------------------------------------------------------------------------------------------------------------------------
11        CE MARK COMPLIANCE FOR SAN CHM, CU, IF
          DISTRIBUTION & CLOCK DISTRIBUTION
          NOTE: ONE SITE QUALIFIED TO MEET CE
          PER EN55022 CLASS A

11.1      Engineering Development                   139
11.2      Test & Certification                                            7         7
11.3      Equipment

12        SPARE PARTS
12.1      Channel Unit Chassis
12.1.1    Slot Processor Module (SPM)                          5          5         5         5          5          5          5
12.1.2    Modulator Demodulator Module (MDM)                  10         10        10        10         10         10          10
12.1.3    Clock Distribution Unit (CDM)                        2          2         2         2          2          2          2
12.1.4    Common Functions Module (CFM)                        3          3         3         3          3          3          3
12.1.5    T1 Cables                                            1          1         1         1          1          1          1
12.1.6    Channel Unit Rack Base Components                 3 Lots     3 Lots    3 Lots    3 Lots     3 Lots     3 Lots      3 Lots
12.1.7    Fan Trays                                            2          2         2         2          2          2          2
12.2      Channel Manager Chassis
12.2.1    G-703 Interface                                      3          3         3         3          3          3          3
12.2.2    Control Processor Modules used for                   3          3         3         3          3          3          3
          CAPs, CCPs & GRPs
12.2.3    Switching Transcoder Module (STM)                    6          6         6         6          6          6          6
12.2.4    10 Base2 Ethernet                                    1          1         1         1          1          1          1
12.2.5    Fan                                                  1          1         1         1          1          1          1
12.2.6    E1 Cables                                            1          1         1         1          1          1          1
12.2.7    Power Distribution Unit Components                 1 Lot      1 Lot     1 Lot     1 Lot      1 Lot      1 Lot      1 Lot
12.3      Clock Distribution Subsystem
12.3.1    GPS Receiver w/Rb Oscillator                         1          1         1         1          1          1          1
12.3.2    10 MHz Outputs (SBS)                               1 Set      1 Set     1 Set     1 Set      1 Set      1 Set      1 Set
12.3.3    GPS Time Code Outputs (SBS)                        1 Set      1 Set     1 Set     1 Set      1 Set      1 Set      1 Set
12.3.4    Network Time Server                                  1          1         1         1          1          1          1
12.4      IF Distribution Subsystem
12.4.1    SBS Tx Distribution Modules                        1 Set      1 Set     1 Set     1 Set      1 Set      1 Set      1 Set
12.4.2    SBS Rx Distribution Modules                        1 Set      1 Set     1 Set     1 Set      1 Set      1 Set      1 Set
12.5      Clock Distribution Equipment
12.5.1    10 MHz Fiber Optic Outputs                         1 Set      1 Set     1 Set     1 Set      1 Set      1 Set      1 Set
12.5.2    GPS Time Code Fiber Optic Outputs                  1 Set      1 Set     1 Set     1 Set      1 Set      1 Set      1 Set
12.5.3    10 MHz Outputs                                     1 Set      1 Set     1 Set     1 Set      1 Set      1 Set      1 Set
12.5.4    IRIG-B Outputs                                     1 Set      1 Set     1 Set     1 Set      1 Set      1 Set      1 Set
12.5.5    1 PPS Outputs                                      1 Set      1 Set     1 Set     1 Set      1 Set      1 Set      1 Set
12.5.6    GPS Time Code Outputs                              1 Set      1 Set     1 Set     1 Set      1 Set      1 Set      1 Set

13        TESTER
13.1      AI Validation Tool (SDL)                   1
          Engineering Development                   96
          Materials                                  1
14        HARDWARE ITEM FOR 60/61 DAYS OPTION
14.1      Implementation of Service Area in SBS                1          1         1         1          1          1          1

-----------------------------------------------------------------------------------------------------------------------------------
                                                     SAN        SAN       SAN       SAN        SAN       NMC       NMC       TOTAL
                                                     FOR        FOR       FOR       FOR        FOR     PRIMARY    BACKUP
ITEM   DESCRIPTION                                  MEXICO      UAE    INDONESIA   CHINA      KOREA
 NO.                                               (TYPE 2)   (TYPE 2)  (TYPE 2)  (TYPE 2)  (TYPE 1)
                              -----------------------------------------------------------------------------------------------------
                                                   QTY/MMs    QTY/MMs   QTY/MMs   QTY/MMs   QTY/MMs    QTY/MMs    QTY/MMs   QTY/MMs
-----------------------------------------------------------------------------------------------------------------------------------
11        CE MARK COMPLIANCE FOR SAN CHM, CU, IF
          DISTRIBUTION & CLOCK DISTRIBUTION
          NOTE: ONE SITE QUALIFIED TO MEET CE
          PER EN55022 CLASS A

11.1      Engineering Development                                                                                           139
11.2      Test & Certification                                                                                               14
11.3      Equipment

12        SPARE PARTS
12.1      Channel Unit Chassis
12.1.1    Slot Processor Module (SPM)                  5          5          5          5          5                         60
12.1.2    Modulator Demodulator Module (MDM)          10        10         10         10         10        10               120
12.1.3    Clock Distribution Unit (CDM)                2          2          2          2          2                         24
12.1.4    Common Functions Module (CFM)                3          3          3          3          3                         36
12.1.5    T1 Cables                                    1          1          1          1          1                         12
12.1.6    Channel Unit Rack Base Components          3 Lots    3 Lots     3 Lots     3 Lots     3 Lots                     36 Lots
12.1.7    Fan Trays                                    2          2          2          2          2                         24
12.2      Channel Manager Chassis
12.2.1    G.703 Interface                              3          3          3          3          3         3               36
12.2.2    Control Processor Modules used for
          CAPs, CCPs & GRPs                            3          3          3          3          3         3               36
12.2.3    Switching Transcoder Module (STM)            6          6          6          6          6                         72
12.2.4    10 Base2 Ethernet                            1          1          1          1          1                         12
12.2.5    Fan                                          1          1          1          1          1                         12
12.2.6    E1 Cables                                    1          1          1          1          1                         12
12.2.7    Power Distribution Unit Components         1 Lot      1 Lot      1 Lot      1 Lot      1 Lot                     12 Lots
12.3      Clock Distribution Subsystem
12.3.1    GPS Receiver w/Rb Oscillator                 1          1          1          1          1                         12
12.3.2    10 MHz Outputs (SBS)                       1 Set      1 Set      1 Set      1 Set      1 Set                     12 Sets
12.3.3    GPS Time Code Outputs (SBS)                1 Set      1 Set      1 Set      1 Set      1 Set                     12 Sets
12.3.4    Network Time Server                          1          1          1          1          1                         12
12.4      IF Distribution Subsystem
12.4.1    SBS Tx Distribution Modules                1 Set      1 Set      1 Set      1 Set      1 Set                     12 Sets
12.4.2    SBS Rx Distribution Modules                1 Set      1 Set      1 Set      1 Set      1 Set                     12 Sets
12.5      Clock Distribution Equipment
12.5.1    10 MHz Fiber Optic Outputs                 1 Set      1 Set      1 Set      1 Set      1 Set                     12 Sets
12.5.2    GPS Time Code Fiber Optic Outputs          1 Set      1 Set      1 Set      1 Set      1 Set                     12 Sets
12.5.3    10 MHz Outputs                             1 Set      1 Set      1 Set      1 Set      1 Set                     12 Sets
12.5.4    IRIG-B Outputs                             1 Set      1 Set      1 Set      1 Set      1 Set                     12 Sets
12.5.5    1 PPS Outputs                              1 Set      1 Set      1 Set      1 Set      1 Set                     12 Sets
12.5.6    GPS Time Code Outputs                      1 Set      1 Set      1 Set      1 Set      1 Set                     12 Sets

13        TESTER
13.1      AI Validation Tool (SDL)                                                                                           1
          Engineering Development Materials                                                                                 96
          Materials                                                                                                          1

14        HARDWARE ITEM FOR 60/61 DAYS OPTION
14.1      Implementation of Service Area in SBS        1          1          1          1          1                 12

         1020
SBS EQUIPMENT LIST

                                  SAN          SAN          SAN          SAN         SAN          SAN          SAN          SAN
ITEM    DESCRIPTION           FOR ICO-NET    FOR USA        FOR          FOR       FOR SOUTH    FOR INDIA    FOR CHILE   FOR BRAZIL
NO.                                          (TYPE 2)    AUSTRALIA     GERMANY      AFRICA      (TYPE 2)     (TYPE 2)     (TYPE 2)
                                                         (TYPE 1)      (TYPE 1)    (TYPE 1)
                              ------------------------------------------------------------------------------------------------------
                                Qty/MMs      Qty/MMs      Qty/MMs      Qty/MMs      Qty/MMs      Qty/MMs      Qty/MMs      Qty/MMs
------------------------------------------------------------------------------------------------------------------------------------
14.2    Service Area Based on                   1            1            1            1            1            1            1
         Frequency Assignment
14.3    Service Area mapping                    1            1            1            1            1            1            1
         using guard band
14.4    2 Satellite position                    1            1            1            1            1            1            1
         determination using
         differential delay

        SOFTWARE LICENCE



        OPTIONS


                                  SAN          SAN          SAN          SAN         SAN          NMC           NMC        TOTAL
ITEM    DESCRIPTION           FOR MEXICO     FOR UAE        FOR       FOR CHINA    FOR KOREA     PRIMARY      BACK-UP
NO.                            (TYPE 2)      (TYPE 2)    INDONESIA     (TYPE 2)    (TYPE 1)
                                                         (TYPE 2)
                              ------------------------------------------------------------------------------------------------------
                                Qty/MMs      Qty/MMs      Qty/MMs      Qty/MMs      Qty/MMs      Qty/MMs      Qty/MMs
------------------------------------------------------------------------------------------------------------------------------------
14.2    Service Area Based on      1            1            1            1            1                                      12
         Frequency Assignment
14.3    Service Area mapping       1            1            1            1            1                                      12
         using guard band
14.4    2 Satellite position       1            1            1            1            1                                      12
         determination using
         differential delay

        SOFTWARE LICENCE

                                                                                                                Included in Hardware

        OPTIONS

         1021
                                    SHEET 1

SWITCH EQUIPMENT LIST

                                  SAN          SAN          SAN          SAN         SAN          SAN          SAN          SAN
ITEM    DESCRIPTION           FOR ICO-NET    FOR USA        FOR          FOR       FOR SOUTH    FOR INDIA    FOR CHILE   FOR BRAZIL
NO.                                          (TYPE 2)    AUSTRALIA     GERMANY      AFRICA      (TYPE 2)     (TYPE 2)     (TYPE 2)
                                                         (TYPE 1)      (TYPE 1)    (TYPE 1)
                              ------------------------------------------------------------------------------------------------------
                                 Q'ty         Q'ty         Q'ty          Q'ty        Q'ty         Q'ty         Q'ty         Q'ty
------------------------------------------------------------------------------------------------------------------------------------
        HARDWARE

1       MSSC hardware
1.1     GSS Cabinet
1.1.1   GSS-1
1.1.1.1  TSM magazine (dupl)                    5            5            5            5            5            5            5
1.1.1.2  TSM - Cabinet incl.                    2            2            2            2            2            2            2
          cables
1.1.1.3  RP - pair included in                  1            1            1            1            1            1            1
          TSM-cabinet

1.1.2   GSS-2
1.1.2.1  SPM magazine 4K (dupl)                 1            1            1            1            1            1            1
1.1.2.2  SPM magazine 8K (dupl)                 0            0            0            0            0            0            0

1.1.3   GSS-3
1.1.3.1  Clock Modules (triplet)                1            1            1            1            1            1            1
          for TSM size<14k
1.1.3.2  Clock Modules (triplet)                0            0            0            0            0            0            0
          for TSM size<14k and
          <32k
1.1.3.3  ICM magazine                           2            2            2            2            2            2            2
1.1.3.4  RSM magazine                           1            1            1            1            1            1            1
1.1.3.5  RCF                                    1            1            1            1            1            1            1
1.1.3.6  SPM - Cabinet incl.
         cables                                 1            1            1            1            1            1            1
1.1.3.7  RP - pair in CLM -
         cabinet                                1            1            1            1            1            1            1
1.1.3.8  CLM - Cabinet incl.
         cables                                 1            1            1            1            1            1            1

1.2     TSS Cabinet
1.2.1   TSS-1
1.2.1.1  ETC magazine incl. 2 ETC               5            6            6            6            5            5            5
1.2.1.2  ETC board                             29           37           37           37           29           29           29
1.2.1.3  ETC - Cabinet incl.
         cables                                 1            1            1            1            1            1            1
1.2.1.4  RP - Pair in ETC cabinet               3            3            3            3            3            3            3
1.2.1.5  EC256 magazine incl.
         2 EC                                   0            0            0            0            0            0            0
1.2.1.6  EC256 Board                            0            0            0            0            0            0            0


                                   SAN         SAN          SAN          SAN         SAN          NMC           NMC        TOTAL
ITEM    DESCRIPTION            FOR MEXICO    FOR UAE        FOR       FOR CHINA    FOR KOREA     PRIMARY      BACK-UP
NO.                             (TYPE 2)     (TYPE 2)    INDONESIA     (TYPE 2)    (TYPE 1)
                                                          (TYPE 2)
                               -----------------------------------------------------------------------------------------------------
                                  Q'ty        Q'ty         Q'ty          Q'ty        Q'ty         Q'ty         Q'ty         Q'ty
------------------------------------------------------------------------------------------------------------------------------------
        HARDWARE

1       MSSC hardware
1.1     GSS Cabinet
1.1.1   GSS-1
1.1.1.1  TSM magazine (dupl)        5           5            5            5            5                                      60
1.1.1.2  TSM - Cabinet incl.        2           2            2            2            2                                      24
          cables
1.1.1.3  RP - pair included in      1           1            1            1            1                                      12
          TSM-cabinet

1.1.2   GSS-2
1.1.2.1  SPM magazine 4K (dupl)     1           1            1            1            1                                      12
1.1.2.2  SPM magazine 8K (dupl)     0           0            0            0            0                                       0

1.1.3   GSS-3
1.1.3.1  Clock Modules (triplet)    1           1            1            1            1                                      12
          for TSM size<14k
1.1.3.2  Clock Modules (triplet)    0           0            0            0            0                                       0
          for TSM size<14k and
          <32k
1.1.3.3  ICM magazine               2           2            2            2            2                                      24
1.1.3.4  RSM magazine               1           1            1            1            1                                      12
1.1.3.5  RCF                        1           1            1            1            1                                      12
1.1.3.6  SPM - Cabinet incl.
          cables                    1           1            1            1            1                                      12
1.1.3.7  RP - pair in CLM -
          cabinet                   1           1            1            1            1                                      12
1.1.3.8  CLM - Cabinet incl.
          cables                    1           1            1            1            1                                      12

1.2     TSS Cabinet
1.2.1   TSS-1
1.2.1.1  ETC magazine incl.
          2 ETC                     5           5            5            5            6                                      64
1.2.1.2  ETC board                 29          29           29           29           37                                     380
1.2.1.3  ETC - Cabinet incl.
          cables                    1           1            1            1            1                                      12
1.2.1.4  RP - Pair in ETC
          cabinet                   3           3            3            3            3                                      36
1.2.1.5  EC256 magazine incl.
          2 EC                      0           0            0            0            0                                       0
1.2.1.6  EC256 Board                0           0            0            0            0                                       0

         1022
                                    Sheet 1



1.2.1.7     ECC Board                      0     0     0     0     0     0     0     0     0     0     0     0                 0
1.2.1.8     ETC magazine incl.
          2 ETC for BCC, ECD               0     0     0     0     0     0     0     0     0     0     0     0                 0
1.2.1.9     ETC board for
          ECC, ECD                         0     0     0     0     0     0     0     0     0     0     0     0                 0
1.2.1.10    ETC/ECC/ECD -
          cabinet incl. cables             0     0     0     0     0     0     0     0     0     0     0     0                 0
1.2.1.11    RP - Pair in BTC/
          ECC/ECD - cabinet                0     0     0     0     0     0     0     0     0     0     0     0                 0

1.2.2     TSS-2
1.2.2.1     ECHO magazine
          incl. 4EC                        3     3     3     3     3     3     3     3     3     3     3     3                36
1.2.2.2     RP Pairs for Echo
          Cancelling                       1     1     1     1     1     1     1     1     1     1     1     1                12

1.2.2.3     Echo Canceller
          Cabinets                         1     1     1     1     1     1     1     1     1     1     1     1                12

1.2.3     TSS-3                                                                                                                0
1.2.3.1     CCD 32 channels                4     4     4     4     4     4     4     4     4     4     4     4                48
1.2.3.2     Digital Announcement
          M/c, AST-DR                      2     2     2     2     2     2     2     2     2     2     2     2                24
1.2.3.3     RSM, Remote Sub-
          scriber Multiplexor              1     1     1     1     1     1     1     1     1     1     1     1                12
1.2.3.4     CSK-D, Code Sender
          Keyset Digital                   2     2     2     2     2     2     2     2     2     2     2     2                24
1.2.3.5     ETC magazine incl.
          2 ETC                            0     0     0     0     0     0     0     0     0     0     0     0                 0
1.2.3.6     EC256 magazine
          incl. 2ECC                       0     0     0     0     0     0     0     0     0     0     0     0                 0
1.2.3.7     ECC magazine incl.
          2 ECC                            0     0     0     0     0     0     0     0     0     0     0     0                 0
1.2.3.8     Cabinet for CCD,
          AST-DR, RSM, CSK-D,              2     2     2     2     2     2     2     2     2     2     2     2                24
1.2.3.9     ECC, ECD, ETC.
          incl. cables                                                                                                         0

1.2.3.10    RO-Pair in CCD -
          cabinet                          2     2     2     2     2     2     2     2     2     2     2     2                24
1.2.3.11    Test connection
          interface, KEP Box               1     1     1     1     1     1     1     1     1     1     1     1                12
1.2.3.12    Code answering
          magazine, CANS                   1     1     1     1     1     1     1     1     1     1     1     1                12
1.2.3.13    PCD for Code answer-
          ing or Test
          connection                       2     2     2     2     2     2     2     2     2     2     2     2                24
1.2.3.14    Key Tone Receiver,KR           0     0     0     0     0     0     0     0     0     0     0     0                 0
1.2.3.15    Cabinet for CANS,
          TCON, KR incl. cables            1     1     1     1     1     1     1     1     1     1     1     1                12
1.2.3.16    RP-Pair in TCON-
          cabinet                          2     2     2     2     2     2     2     2     2     2     2     2                24

1.3       CPS Cabinet
1.3.1     Central processor
          group, APZ212 and
          interface for 8 RP-
          buses


         1023
                                    Sheet 1



1.3.1.1     APZ 21220                      1     1     1     1     1     1     1     1     1     1     1     1                 12
1.3.1.2     PS/DS Memory
          (4MW Dupl.)                      0     0     0     0     0     0     0     0     0     0     0     0                  0

1.3.1.3     PS Memory
          (16MW Dupl.)                     0     0     0     0     0     0     0     0     0     0     0     0                  0
1.3.1.4     DS Memory
          (16MW Dupl.)                     0     0     0     0     0     0     0     0     0     0     0     0                  0
1.3.1.5     PS Memory
          (64MW Dupl.)                     1     1     1     1     1     1     1     1     1     1     1     1                 12
1.3.1.6     DS Memory
          (64MW Dupl.)                     2     2     2     2     2     2     2     2     2     2     2     2                 24
1.3.1.7     RP Bus Interface
          Boards (additional)              0     0     0     0     0     0     0     0     0     0     0     0                  0
1.3.1.8     Cabinet for APZ
          incl. cables                     2     2     2     2     2     2     2     2     2     2     2     2                 24

1.4       IOG Cabinet
1.4.1       IOG 11B5 (CP5) in-
          cluding 8 MB WSU and
          2 HDD and 1 FDD per
          side including Alarm
          interface for 8 ex-
          ternal Alarms and one
          Alarm Panel and CPT
          connection                      1     1     1     1     1     1     1     1     1     1     1     1                 12
1.4.2      IOG 11B5 (CP5) ex-
          tension group includ-
          ing 8 MB WSU and 2HDD
          and 1 FDD per side
1.4.3      X25 Cable Sets
1.4.4      V24I1, 4 V.24 inter-
          faces incl. control
          equipment for 8V.24-
          interfaces (alt. V.26)          2     2     2     2     2     2     2     2     2     2     2     2                 24
1.4.5      Cabinet for IOG-11             4     4     4     4     4     4     4     4     4     4     4     4                 48
1.5       MTG Cabinet
1.5.1      Magnetic Tape Group
          MTG10 incl. basic
          equipment and 1 TEAC
          MT-1000                         1     1     1     1     1     1     1     1     1     1     1     1                 12
1.5.2      Cabinet for MTG 10             1     1     1     1     1     1     1     1     1     1     1     1                 12

1.6       GIWU Cabinet
1.6.1      Interworking Unit
          (WU) For 15 channels            3     3     3     3     3     3     3     3     3     3     3     3                 36
1.6.2      Cabinet for IWU
          incl. cables                    1     1     1     1     1     1     1     1     1     1     1     1                 12
1.6.3      O&M Terminal for IWO           0     0     0     0     0     0     0     0     0     0     0     0                  0

1.7       CCS Cabinet
1.7.1      C7 signalling terminal        20    32    32    32    20    20    20    20    20    20    20    32                288
1.7.2      PCD-D for signalling
          terminal                        4     8     8     8     4     4     4     4     4     4     4     8                 64


         1024
                                    Sheet 1

1.7.3   Cabinet for C7 -             1       2       2     2      1     1      1      1     1     1     1      2                 16
       terminals incl. cables
1.7.4   RP - Pair in C7 cabinet     10      16      16    16     10    10     10     10    10    10    10     16                144

1.8    WORK STATION
1.8.1   Visual Display               2       2       2     2      2     2      2      2     2     2     2      2                 24
1.8.2   Printer                      2       2       2     2      2     2      2      2     2     2     2      2                 24
1.8.3   Alarm Panel                  1       1       1     1      1     1      1      1     1     1     1      1                 12

2      HPN                           1       1       1     1      1     1      1      1     1     1     1      1                 12
2.1    Sun Ultra 2/ 1200 Server      2       2       2     2      2     2      2      2     2     2     2      2                 24
       with SS#7 interface
       board including 200MHz,
       64Mb RAM, 2.1 Gbyte Disk
       or equivalent system
2.2    HPN Transmit Channel Unit     5       5       5     5      5     5      5      5     5     5     5      5                 60
2.3    HPN Acknowledgement          10      10      10    10     10    10     10     10    10    10    10     10                120
       Channel Unit
2.4    Power Supply                  4       4       4     4      4     4      4      4     4     4     4      4                 48
2.5    IF distribution (supports     1       1       1     1      1     1      1      1     1     1     1      1                 12
       dual polarization)
2.6    Fan Tray                      1       1       1     1      1     1      1      1     1     1     1      1                 12
2.7    12 port Ethernet Hub          2       2       2     2      2     2      2      2     2     2     2      2                 24
2.8    Rack Mounting                 1       1       1     1      1     1      1      1     1     1     1      1                 12

3      AuC/EIR (capacity for      1                                                                                               1
       500k subs)

4      HLR for maximum 500K       1                                                                                               1
       subscribers
4.1     Trunk and Signalling      1                                                                                               1
       hardware
4.2     Central Processor         1                                                                                               1
       hardware
4.3     Input/Output & Mag.       1                                                                                               1
       Tape Group hardware
4.4     Miscellaneous             1                                                                                               1

5      DC Non-break System
       (AC/DC Converter with
       2-hour battery)
5.1    Hardware                   2  1       1       1     1      1     1      1      1     1     1     1      1                 14

6      OSS (main plus back-
       up)
6.1    HW Conf 3 (3 servers
       + 1 work station)                                                                                            1       1     2


         1025
                                    Sheet 1

6.2    Work Station                  1       1       1     1      1     1      1      1     1     1     1      1                  12
6.3    Disk mirror conf 3                                                                                           1      1   1 Lot
6.4    Integration fee conf 3                                                                                       1      1   1 Lot

7      DOCUMENTATION           incl. incl.  incl.  incl.   incl. incl.  incl. incl.  incl. incl.  incl. incl. incl.            incl.

8      SPARES
8.1    MSSC                          1       1       1     1      1     1      1      1     1     1     1      1                 12
8.2    HLR                       1                                                                                                1
8.3    DC Non-break System       2   1       1       1     1      1     1      1      1     1     1     1      1                 14

9      OSS
9.1    Maps for NSP                                                                                                 1      1      2
9.2    Remote Access set-up          1       1       1     1      1     1      1      1     1     1     1      1                 12

10     ILR IS-41
10.1   ILR FOR IS.41-ICO          1                                                                                               1
10.2   DC Non-break System for    1                                                                                               1
       item 10.1
10.3   ILR FOR ICO-IS.41          1                                                                                               1
10.4   DC Non-break System for    1                                                                                               1
       item 10.3

11     TRILOGUE INFINITY
11.1   Hardware and Software
       Licence (170k subs
       stage 1=one-third
       capacity)
11.1.1 INfinity Base Hardware     1                                                                                               1
11.1.2 Multi-Media Units
       (Telephony Servers)        1                                                                                               1
11.1.3 Messaging & Storage
       Units (Message Servers)    1                                                                                               1
11.1.4 SS#7 Network Signaling     1                                                                                               1
        (Redundant)
11.1.5 INfinity SMSC              1                                                                                               1
11.1.6 Fax Application            1                                                                                               1
11.1.7 E-mail                     1                                                                                               1
11.1.8 Interface to
       Administration Host        1                                                                                               1
11.1.9 Interface to Billing
       Host                       1                                                                                               1
11.2   DC Non-break System        1                                                                                               1
        (with spare)
11.3   Spares                     1                                                                                               1

12     LEGAL INTERCEPTION


         1026
                                    Sheet 1

12.1 LIAS                                         1        1        1        1        1        1        1        1        1
12.3 LIMS                               1
12.3 Monitoring center back end         1
     system for testing

13   PCS/HPN Modem
13.1 HPN PCS Modem                                1        1        1        1        1        1        1        1        1

     SOFTWARE LICENCE

1    MSSC                                      35 ETCs  45 ETCs  45 ETCs  45 ETCs  35 ETCs  35 ETCs  35 ETCs  35 ETCs  35 ETCs

2    HPN                                          1        1        1        1        1        1        1        1        1

3    AuC/EIR Software 50k subs          1

4    HLR Software for 50k subs          1

5    OSS
5.1  Features (AuC/EIR alarm
     handling, MXE alarm, Telnet)
5.2  Text file alarm adaption
5.3  License fee conf 3
5.4  MSSC, HLR, ILR connection fee

6.   ILR IS-41
6.1  Software Licence for IS.41-ICO  50k subs
6.2  Software Licence for ICO-IS.41  50k subs

7    Trilogue INfinity                  1

8    Legal Interception                 1

9    PCS/HPN Modem                      1

     OPTIONS

4    GPC-BASED PDC-ICO
4.1  GPC PDC to ICO ILR                 1
     Hardware & Software


12.1 LIAS                               1         1        1                         12
12.3 LIMS                                                                             1
12.3 Monitoring center back end                                                       1
     system for testing

13   PCS/HPN Modem
13.1 HPN PCS Modem                      1         1        1                         12

     SOFTWARE LICENCE

1    MSSC                            35 ETCs  35 ETCs  45 ETCs                    460 ETCs

2    HPN                                1         1        1                         12

3    AuC/EIR Software 50k subs                                                        1

4    HLR Software for 50k subs                                                        1

5    OSS
5.1  Features (AuC/EIR alarm                                        2                 2
     handling, MXE alarm, Telnet)
5.2  Text file alarm adaption                                       1        1        2
5.3  License fee conf 3                                             1        1        2
5.4  MSSC, HLR, ILR connection fee                                  1                 1

6.   ILR IS-41
6.1  Software Licence for IS.41-ICO                                                50k subs
6.2  Software Licence for ICO-IS.41                                                50k subs

7    Trilogue INfinity                                                                1

8    Legal Interception                                                               1

9    PCS/HPN Modem                                                                    1

     OPTIONS

4    GPC-BASED PDC-ICO
4.1  GPC PDC to ICO ILR
     Hardware & Software

         1027
                                    Sheet 1

4.2  AXE 10 based IMSC Hardware         1
     & Software
4.3  Software Licence                   1

     subtotal of above items 4.1,
     4.2 and 4.3
     For 50,000 subscribers             1
     software licence
     For 100,000 subscribers
     software licence
     For 200,000 subscribers
     software licence

5    GPC-BASED ICO-PDC
5.1  GPC ICO to PDC ILR                 1
     Hardware & Software
5.2  Software Licence                   1

     subtotal of above items 5.1 and
     5.2
     For 50,000 subscribers             1
     software licence
     For 100,000 subscribers
     software licence
     For 200,000 subscribers
     software licence

6    GPC-BASED GSM-ICO
6.1  GPC GSM to ICO ILR                 1
     Hardware & Software
6.2  Software Licence                   1

     subtotal of above items 6.1 and
     6.2
     For 50,000 subscribers             1
     software licence
     For 100,000 subscribers
     software licence
     For 200,000 subscribers
     software licence


4.2  AXE 10 based IMSC Hardware
     & Software
4.3  Software Licence

     subtotal of above items 4.1,                                                      1
     4.2 and 4.3
     For 50,000 subscribers
     software licence
     For 100,000 subscribers
     software licence
     For 200,000 subscribers
     software licence

5    GPC-BASED ICO-PDC
5.1  GPC ICO to PDC ILR
     Hardware & Software
5.2  Software Licence

     subtotal of above items 5.1 and                                                   1
     5.2
     For 50,000 subscribers
     software licence
     For 100,000 subscribers
     software licence
     For 200,000 subscribers
     software licence

6    GPC-BASED GSM-ICO
6.1  GPC GSM to ICO ILR
     Hardware & Software
6.2  Software Licence

     subtotal of above items 6.1 and
     6.2
     For 50,000 subscribers                                                            1
     software licence
     For 100,000 subscribers
     software licence
     For 200,000 subscribers
     software licence

         1028
TNM EQUIPMENT LIST

                                                                         SAN       SAN       SAN        SAN        SAN        SAN
                                                              SAN        FOR       FOR    FOR SOUTH     FOR        FOR        FOR
ITEM NO.  DESCRIPTION                             FOR ICO-  FOR USA   AUSTRALIA  GERMANY    AFRICA     INDIA      CHILE      BRAZIL
                                                    NET     (TYPE 2)  (TYPE 1)   (TYPE 1)  (TYPE 1)   (TYPE 2)   (TYPE 2)   (TYPE 2)
                                                  ----------------------------------------------------------------------------------
                                                    Q'TY      Q'TY      Q'TY      Q'TY      Q'TY       Q'TY       Q'TY        Q'TY
------------------------------------------------------------------------------------------------------------------------------------
          HARDWARE

1         TERRESTRIAL NETWORK MANAGEMENT (TNM)

1.1       TNM COMPUTER (RPC)                                   1          1         1         1          1          1          1
1.1.1     MMI Sparc Station 5 including 20"                    2          2         2         2          2          2          2
          Monitor, Graphics Adaptor, 1.44 MB
          FDD, 64MB MM, 1GB HD, Ethernet
          interface 10BT & 100BT and cables
1.1.2     Sparc 1000 with 2 processors, 512MB                  2          2         2         2          2          2          2
          MM, 5GB HD, Ethernet Interfaces, 8mm
          Tape Drive and CD ROM Drive
1.1.3     E1 Interface                                         2          2         2         2          2          2          2

1.2       HI SPEED PRINTER -HP LASERJET 4MV                    1          1         1         1          1          1          1

1.3       ETHERNET HUBS/ROUTERS AND ACCESSORIES                1          1         1         1          1          1          1

2         VOCODER/MUX

2.1       VOCODER/MUX UNIT                                     1          1         1         1          1          1          1
2.1.1     Vocoder/Mux Card                                    50         50        50        50         50         50         50
2.1.2     Control Card                                         7          7         7         7          7          7          7
2.1.3     19" 6RU Shelf                                        7          7         7         7          7          7          7
2.1.4     Power Supply Shelf                                   7          7         7         7          7          7          7
2.1.5     Fan Unit                                             7          7         7         7          7          7          7
2.1.6     19" C&C Rack                                         4          4         4         4          4          4          4
2.1.7     Royality                                             1          1         1         1          1          1          1

2.2       INSTALLATION MATERIALS                               1          1         1         1          1          1          1

3         DIGITAL COMMUNICATION NETWORK

3.1       SAN - 2 PORT

3.1.1     Switching Hub/Router                                 1                                         1          1          1
3.1.1.1   Ethernet Switch                                      2                                         2          2          2
3.1.1.2   Dual Ethernet Port Cards (Included in
          3.1.1.1)
3.1.1.3   Hub 10Bt                                             4                                         4          4          4
3.1.2     Compression
3.1.2.1   Compression                                          4                                         4          4          4

                                                                           SAN
                                                     SAN        SAN        FOR        SAN        SAN       NMC      NMC
ITEM NO.  DESCRIPTION                             FOR MEXICO  FOR UAE   INDONESIA  FOR CHINA  FOR KOREA  PRIMARY  BACK-UP  TOTAL
                                                   (TYPE 2)   (TYPE 2)  (TYPE 2)   (TYPE 2)   (TYPE 1)
                                                  ------------------------------------------------------------------------------
                                                     Q'TY       Q'TY      Q'TY       Q'TY       Q'TY      Q'TY     Q'TY    Q'TY
--------------------------------------------------------------------------------------------------------------------------------
          HARDWARE

1         TERRESTRIAL NETWORK MANAGEMENT (TNM)

1.1       TNM COMPUTER (RPC)                          1          1          1          1          1                         12
1.1.1     MMI Sparc Station 5 including 20"           2          2          2          2          2                         24
          Monitor, Graphics Adaptor, 1.44 MB
          FDD, 64MB MM, 1GB HD, Ethernet
          interface 10BT & 100BT and cables
1.1.2     Sparc 1000 with 2 processors, 512MB         2          2          2          2          2                         24
          MM, 5GB HD, Ethernet Interfaces, 8mm
          Tape Drive and CD ROM Drive
1.1.3     E1 Interface                                2          2          2          2          2                         24

1.2       HI SPEED PRINTER -HP LASERJET 4MV           1          1          1          1          1                         12

1.3       ETHERNET HUBS/ROUTERS AND ACCESSORIES       1          1          1          1          1                         12

2         VOCODER/MUX

2.1       VOCODER/MUX UNIT                            1          1          1          1          1                         12
2.1.1     Vocoder/Mux Card                           50         50         50         50         50                        600
2.1.2     Control Card                                7          7          7          7          7                         84
2.1.3     19" 6RU Shelf                               7          7          7          7          7                         84
2.1.4     Power Supply Shelf                          7          7          7          7          7                         84
2.1.5     Fan Unit                                    7          7          7          7          7                         84
2.1.6     19" C&C Rack                                4          4          4          4          4                         48
2.1.7     Royality                                    1          1          1          1          1                         12

2.2       INSTALLATION MATERIALS                      1          1          1          1          1                         12

3         DIGITAL COMMUNICATION NETWORK

3.1       SAN - 2 PORT

3.1.1     Switching Hub/Router                        1          1          1          1          1                          8
3.1.1.1   Ethernet Switch                             2          2          2          2          2                         16
3.1.1.2   Dual Ethernet Port Cards (Included in
          3.1.1.1)
3.1.1.3   Hub 10t                                     4          4          4          4          4                         32
3.1.2     Compression
3.1.2.1   Compression                                 4          4          4          4          4                         32


         1029

TNM EQUIPMENT LIST

                                                                       SAN       SAN        SAN
                                                            SAN        FOR       FOR     FOR SOUTH     SAN        SAN        SAN
                                                FOR ICO-  FOR USA   AUSTRALIA  GERMANY    AFRICA    FOR INDIA  FOR CHILE  FOR BRAZIL
ITEM                                              NET     (TYPE 2)  (TYPE 1)   (TYPE 1)  (TYPE 1)   (TYPE 2)   (TYPE 2)    (TYPE 2)
NO.        DESCRIPTION                            Q'TY      Q'TY      Q'TY       Q'TY      Q'TY       Q'TY       Q'TY        Q'TY
------------------------------------------------------------------------------------------------------------------------------------
3.1.3      Installation Materials
3.1.3.1    19" Rack                                          1                                          1          1          1
3.1.3.2    Cables                                            1                                          1          1          1
3.1.3.3    Hardware                                          1                                          1          1          1

3.2        SAN - 3 PORTS

3.2.1      Switching Hub/Router                                         1         1          1
3.2.1.1    Ethernet Switch                                              2         2          2
3.2.1.2    Dual Ethernet Port Cards (Included
           in 3.2.1.1)
3.2.1.3    Hub 10Bt                                                     4         4          4
3.2.2      Compression
3.2.2.1    Compression                                                  7         7          7
3.2.3      Installation Materials
3.2.3.1    19" Rack                                                     1         1          1
3.2.3.2    Cables                                                       1         1          1
3.2.3.3    Hardware                                                     1         1          1

3.3        NETWORK MANAGEMENT CENTRE (NMC)

3.3.1      DCN Hub/Router
3.3.1.1    Dual Ethernet Port Cards (Refer to
           3.3.3.4)
3.3.1.2    Hub 10Bt
3.3.2      Compression
3.3.2.1    Compression
3.3.3      Installation Materials
3.3.3.1    19" Rack
3.3.3.2    Cables
3.3.3.3    Hardware
3.3.3.4    Mux Cards
3.3.3.5    RPN/RPC Processor
3.3.3.6    19" 6RU Shelf
3.3.3.7    RPC Power Supply
3.3.3.8    Fan Units

4          DOCUMENTATION                           1         1          1         1          1          1          1          1

5          SPARES
5.1        Vocoder/Mux
5.1.1      Vocoder/Mux Card                        9
5.1.2      Control Card                            3
5.1.3      Power Supply Shelf                      3
5.1.4      Fan Unit                                3
5.2        Digital Communication Network
5.2.1      SAN
5.2.1.1    Switching Hub/Router
5.2.1.1.1  Ethernet Switch                         6

                                                                         SAN                             NMC      NMC
                                                   SAN        SAN        FOR        SAN        SAN     PRIMARY  BACK-UP  TOTAL
                                                FOR MEXICO  FOR UAE   INDONESIA  FOR CHINA  FOR KOREA
ITEM                                             (TYPE 2)   (TYPE 2)  (TYPE 2)   (TYPE 2)   (TYPE 1)
NO.        DESCRIPTION                             Q'TY       Q'TY      Q'TY       Q'TY       Q'TY      Q'TY     Q'TY    Q'TY
------------------------------------------------------------------------------------------------------------------------------
3.1.3      Installation Materials
3.1.3.1    19" Rack                                 1          1          1          1                                     8
3.1.3.2    Cables                                   1          1          1          1                                     8
3.1.3.3    Hardware                                 1          1          1          1                                     8

3.2        SAN - 3 PORTS

3.2.1      Switching Hub/Router                                                                 1                          4
3.2.1.1    Ethernet Switch                                                                      2                          8
3.2.1.2    Dual Ethernet Port Cards (Include
           in 3.2.1.1)
3.2.1.3    Hub 10Bt                                                                             4                         16
3.2.2      Compression
3.2.2.1    Compression                                                                          7                         28
3.2.3      Installation Materials
3.2.3.1    19" Rack                                                                             1                          4
3.2.3.2    Cables                                                                               1                          4
3.2.3.3    Hardware                                                                             1                          4

3.3        NETWORK MANAGEMENT CENTRE (NMC)                                                                1        1       2

3.3.1      DCN Hub/Router
3.3.1.1    Dual Ethernet Port Cards (Refer to
           3.3.3.4)
3.3.1.2    Hub 10Bt                                                                                       2        2       4
3.3.2      Compression
3.3.2.1    Compression                                                                                    2        2       4
3.3.3      Installation Materials
3.3.3.1    19" Rack                                                                                       1        1       2
3.3.3.2    Cables                                                                                         1        1       2
3.3.3.3    Hardware                                                                                       1        1       2
3.3.3.4    Mux Cards                                                                                      5        5      10
3.3.3.5    RPN/RPC Processor                                                                              2        2       4
3.3.3.6    19" 6RU Shelf                                                                                  2        2       4
3.3.3.7    RPC Power Supply                                                                               2        2       4
3.3.3.8    Fan Units                                                                                      2        2       4

4          DOCUMENTATION                            1          1          1          1          1         1        1      15

5          SPARES
5.1        Vocoder/Mux
5.1.1      Vocoder/Mux Card
5.1.2      Control Card
5.1.3      Power Supply Shelf
5.1.4      Fan Unit
5.2        Digital Communication Network
5.2.1      SAN
5.2.1.1    Switching Hub/Router
5.2.1.1.1  Ethernet Switch

         1030
TNM EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------------
                                              SAN          SAN          SAN          SAN          SAN          SAN         SAN
                                 FOR          FOR          FOR          FOR          FOR          FOR          FOR         FOR
ITEM       DESCRIPTION         ICO-NET        USA       AUSTRALIA     GERMANY   SOUTH AFRICA     INDIA        CHILE       BRAZIL
 NO.                                        (TYPE 2)     (TYPE 1)     (TYPE 1)     (TYPE 1)     (TYPE 2)     (TYPE 2)    (TYPE 2)
                             ------------------------------------------------------------------------------------------------------
                                Q'TY          Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY        Q'TY
-----------------------------------------------------------------------------------------------------------------------------------
5.2.1.1.2  Dual Ethernet Port
           Cards(included in
           5.2.1.1.1)
5.2.1.1.3  Hub 10Bt              6
5.2.1.2    Compression
5.2.1.2.1  Compression           3

6          INTERMEDIATE
           DISTRIBUTION FRAME                  1            1            1            1            1            1           1

           SOFTWARE LICENCE

1          TNM Software Licence                1            1            1            1            1            1           1
2          Solaris Software
           Licences for TNM                    1            1            1            1            1            1           1
2.1        Solaris Operating
           System with Media                                1
2.2        Solaris Operating
           System without Media                1                         1            1            1            1           1
2.3        Solstice - Runtime                  1            1            1            1            1            1           1

-----------------------------------------------------------------------------------------------------------------------------------
                                SAN          SAN          SAN         SAN          SAN          NMC           NMC        TOTAL
ITEM       DESCRIPTION          FOR          FOR          FOR         FOR          FOR        PRIMARY       BACK-UP
 NO.                          MEXICO         UAE       INDONESIA     CHINA        KOREA
                             (TYPE 2)     (TYPE 2)     (TYPE 2)     (TYPE 2)     (TYPE 1)
                             ------------------------------------------------------------------------------------------------------
                               Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY          Q'TY        Q'TY
-----------------------------------------------------------------------------------------------------------------------------------
5.2.1.1.2  Dual Ethernet Port
           Cards(included in
           5.2.1.1.1)
5.2.1.1.3  Hub 10Bt
5.2.1.2    Compression
5.2.1.2.1  Compression

6          INTERMEDIATE
           DISTRIBUTION FRAME   1            1            1            1            1                                      12

           SOFTWARE LICENCE

1          TNM Software Licence 1            1            1            1            1                                      12
2          Solaris Software
           Licences for TNM     1            1            1            1            1            1             1
2.1        Solaris Operating
           System with Media                                                        1                                       2
2.2        Solaris Operating
           System without Media 1            1            1            1                                                   10
2.3        Solstice - Runtime   1            1            1            1            1            1             1           14

                                          Commercial in Confidence Page 25 of 30
22/10/97
         1031
NMC/SRMC/SAN-OSS EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------------
                                              SAN          SAN          SAN          SAN          SAN          SAN         SAN
                                 FOR          FOR          FOR          FOR          FOR          FOR          FOR         FOR
ITEM       DESCRIPTION         ICO-NET        USA       AUSTRALIA     GERMANY   SOUTH AFRICA     INDIA        CHILE       BRAZIL
 NO.                                        (TYPE 2)     (TYPE 1)     (TYPE 1)     (TYPE 1)     (TYPE 2)     (TYPE 2)    (TYPE 2)
                             ------------------------------------------------------------------------------------------------------
                                Q'TY          Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY        Q'TY
-----------------------------------------------------------------------------------------------------------------------------------
           HARDWARE

1          SAN-OSS subsystem
1.1        Server system                         1            1            1            1            1            1           1
1.1.1      Server machine
           (redundant)                           1            1            1            1            1            1           1
1.1.2      Workstation                           2            2            2            2            2            2           2
1.1.3      Printer                               1            1            1            1            1            1           1
1.2        Accommodation of
           Housekeeping Alarm                  1 set        1 set        1 set        1 set        1 set        1 set       1 set
1.2.1      Misc. Rack                            1            1            1            1            1            1           1
1.2.2      Alarm concentrater
           panel                                 1            1            1            1            1            1           1
1.3        Server Upgrade for
           Static SRMS                         1 set        1 set        1 set        1 set        1 set        1 set       1 set
1.4        Installation
           Materials (LAN cable)               1 set        1 set        1 set        1 set        1 set        1 set       1 set
1.5        Document                            1 lot        1 lot        1 lot        1 lot        1 lot        1 lot       1 lot

2          NMC

2.1        NMS subsystem at NMC
2.1.1      Server system
2.1.1.1    Server machine
           (redundant)
2.1.1.2    Workstation
2.1.1.3    Printer
2.1.2      Accommodation of
           Housekeeping Alarm
2.1.2.1    Misc. Rack
2.1.2.2    Alarm concentrater
           panel
2.2        SRMC subsystem at NMC
2.2.1      Server system
2.2.1.1    Server machine
           (redundant)
2.2.2      Server Upgrade for
           SRMC
2.3        Remote Testing
           Facility
2.3.1      Workstation
2.3.2      Dial-In Modem
2.4        Installation
           Materials (LAN cable)
2.5        Document

3          SPARE

3          Accommodation of
           Housekeeping Alarm
3.1        Alarm concentrator
           panel                                  1            1            1            1            1            1           1

           SOFTWARE LICENCE

           SUBTOTAL OF SOFTWARE
           LICENCE                                1            1            1            1            1            1           1

-----------------------------------------------------------------------------------------------------------------------------------
                                SAN          SAN          SAN         SAN          SAN          NMC           NMC        TOTAL
ITEM       DESCRIPTION          FOR          FOR          FOR         FOR          FOR        PRIMARY       BACK-UP
 NO.                          MEXICO         UAE       INDONESIA     CHINA        KOREA
                             (TYPE 2)     (TYPE 2)     (TYPE 2)     (TYPE 2)     (TYPE 1)
                             ------------------------------------------------------------------------------------------------------
                               Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY          Q'TY        Q'TY
-----------------------------------------------------------------------------------------------------------------------------------
           HARDWARE

1          SAN-OSS subsystem
1.1        Server system          1            1            1            1            1                                      12
1.1.1      Server machine
           (redundant)            1            1            1            1            1                                      12
1.1.2      Workstation            2            2            2            2            2                                      24
1.1.3      Printer                1            1            1            1            1                                      12
1.2        Accommodation of
           Housekeeping Alarm   1 set        1 set        1 set        1 set        1 set                                  12 sets
1.2.1      Misc. Rack             1            1            1            1            1                                      12
1.2.2      Alarm concentrater
           panel                  1            1            1            1            1                                      12
1.3        Server Upgrade for
           Static SRMS          1 set        1 set        1 set        1 set        1 set                                  12 sets
1.4        Installation
           Materials (LAN
           cable)               1 set        1 set        1 set        1 set        1 set                                  12 sets
1.5        Document             1 lot        1 lot        1 lot        1 lot        1 lot                                  12 lots

2          NMC

2.1        NMS subsystem at NMC
2.1.1      Server system                                                                         1 set         1 set        2 sets
2.1.1.1    Server machine
           (redundant)                                                                             1             1            2
2.1.1.2    Workstation                                                                             5             5           10
2.1.1.3    Printer                                                                                 1             1            2
2.1.2      Accommodation of
           Housekeeping Alarm                                                                    1 set         1 set        2 sets
2.1.2.1    Misc. Rack                                                                              1             1            2
2.1.2.2    Alarm concentrater
           panel                                                                                   1             1            2
2.2        SRMC subsystem at NMC                                                                 1 lot         1 lot        2 lots
2.2.1      Server system                                                                         1 set         1 set        2 sets
2.2.1.1    Server machine
           (redundant)                                                                             1             1            2
2.2.2      Server Upgrade for
           SRMC                                                                                  1 set         1 set        2 sets
2.3        Remote Testing
           Facility                                                                              1 set         1 set        2 sets
2.3.1      Workstation                                                                             1             1            2
2.3.2      Dial-In Modem                                                                           1             1            2
2.4        Installation
           Materials (LAN cable)                                                                 1 lot         1 lot        2 lots
2.5        Document                                                                              1 lot         1 lot        2 lots

3          SPARE                                                                                                            1 lot

3          Accommodation of
           Housekeeping Alarm
3.1        Alarm concentrator
           panel                  1            1            1            1            1            1            1             14

           SOFTWARE LICENCE

           SUBTOTAL OF SOFTWARE
           LICENCE                1            1            1            1            1            1            1           1 lot

         1032
      SPECIAL TEST EQUIPMENT (STE) EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------------
                                 SAN          SAN          SAN          SAN          SAN          SAN          SAN         SAN
                                 FOR          FOR          FOR          FOR          FOR          FOR          FOR         FOR
ITEM   DESCRIPTION             ICO-NET        USA       AUSTRALIA     GERMANY   SOUTH AFRICA     INDIA        CHILE       BRAZIL
 NO.                                        (TYPE 2)     (TYPE 1)     (TYPE 1)     (TYPE 1)     (TYPE 2)     (TYPE 2)    (TYPE 2)
                             ------------------------------------------------------------------------------------------------------
                                Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY
-----------------------------------------------------------------------------------------------------------------------------------
       HARDWARE
1      AIR INTERFACE LOAD       2             1            1            1            1             1            1            1
       GENERATOR TESTER
       (for 150 Erlang
       Simultaneous Calls/25
       Z-Arcs)
1.1    Channel Unit Chassis     2
       (CUC)
1.2    CUC Chassis & Back       1
       plane
1.3    SPM                      5
1.4    MDC                      9
1.5    CDM                      2
1.6    CFM                      2
1.7    Base Module              1
1.8    Partial CMB              1
1.9    CMB Chassis &            1
       Backplane
1.10   G.703 Module             5
1.11   GRP                      2
1.12   CCP                      4
1.13   CAP                      4
1.14   STM (1 call/DSP)        14
1.15   Channel Manager Rack &   1
       Integration Materials
       (Fans, Cables, etc)
1.16   SAS Controller           1
       Workstation
1.17   Workstation SW License   1
1.18   24 Vdc, -48 Vdc Power    1
       Supply
1.19   Synchronization Source   1
IT IS CONFIRMED PRICE FOR L-
BAND (IF) INTERFACE. NO
INTERFACE TO RFT IS INCLUDED
AT THIS POINT. THE FOLLOWING
ITEMS TO BE PREPARED BY ICO.
(1) SAS CONTROLLER WORKSTATION
(2) WORKSTATION SW LICENCE
2      GSM Tester               2
3      Satellite Channel
         Simulator                            1            1            1            1            1            1            1
5      System Simulator         2
5.1    Partial CUC              1
5.2    CUC Chassis &            1
       Backplane
5.3    SPM                      3
5.4    MDM                      6
5.5    CDM                      2
5.6    CFM                      2
5.7    Base Module              1
5.8    Partial CMB              1
5.9    CMB Chassis & Bckplane   1
5.10   G.703 Module             3
5.11   GRP                      1
5.12   CCP                      1
5.13   CAP                      1
5.14   STM                      3
5.15   Channel Manager Rack &   1
       Integration Material
       (Fans, Cables, etc.)
5.16   24 Vdc, -48Vdc Power     1
       Supply
5.17   Synchronization Source   1

-----------------------------------------------------------------------------------------------------------------------------------
                                SAN          SAN          SAN         SAN          SAN          NMC           NMC        TOTAL
ITEM   DESCRIPTION              FOR          FOR          FOR         FOR          FOR        PRIMARY       BACK-UP
 NO.                          MEXICO         UAE       INDONESIA     CHINA        KOREA
                             (TYPE 2)     (TYPE 2)     (TYPE 2)     (TYPE 2)     (TYPE 1)
                             ------------------------------------------------------------------------------------------------------
                               Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY
-----------------------------------------------------------------------------------------------------------------------------------
       HARDWARE
1      AIR INTERFACE LOAD       1            1            1            1            1                                          14
       GENERATOR TESTER
       (for 150 Erlang
       Simultaneous Calls/25
       Z-Arcs)
1.1    Channel Unit Chassis
       (CUC)
1.2    CUC Chassis & Back
       plane
1.3    SPM
1.4    MDC
1.5    CDM
1.6    CFM
1.7    Base Module
1.8    Partial CMB
1.9    CMB Chassis &
       Backplane
1.10   G.703 Module
1.11   GRP
1.12   CCP
1.13   CAP
1.14   STM (1 call/DSP)
1.15   Channel Manager Rack &
       Integration Materials
       (Fans, Cables, etc)
1.16   SAS Controller
       Workstation
1.17   Workstation SW License
1.18   24 Vdc, -48 Vdc Power
       Supply
1.19   Synchronization Source
IT IS CONFIRMED PRICE FOR L-
BAND (IF) INTERFACE. NO
INTERFACE TO RFT IS INCLUDED
AT THIS POINT. THE FOLLOWING
ITEMS TO BE PREPARED BY ICO.
(1) SAS CONTROLLER WORKSTATION
(2) WORKSTATION SW LICENCE
2      GSM Tester                                                                                                               2
3      Satellite Channel
         Simulator              1            1            1            1            1                                          12
5      System Simulator                                                                                                         2
5.1    Partial CUC
5.2    CUC Chassis &
       Backplane
5.3    SPM
5.4    MDM
5.5    CDM
5.6    CFM
5.7    Base Module
5.8    Partial CMB
5.9    CMB Chassis & Bckplane
5.10   G.703 Module
5.11   GRP
5.12   CCP
5.13   CAP
5.14   STM
5.15   Channel Manager Rack &
       Integration Material
       (Fans, Cables, etc.)
5.16   24 Vdc, -48Vdc Power
       Supply
5.17   Synchronization Source

         1033
      AX+B EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------------
                                 SAN          SAN          SAN          SAN          SAN          SAN          SAN         SAN
                                 FOR          FOR          FOR          FOR          FOR          FOR          FOR         FOR
ITEM   DESCRIPTION             ICO-NET        USA       AUSTRALIA     GERMANY   SOUTH AFRICA     INDIA        CHILE       BRAZIL
 NO.                                        (TYPE 2)     (TYPE 1)     (TYPE 1)     (TYPE 1)     (TYPE 2)     (TYPE 2)    (TYPE 2)
                             ------------------------------------------------------------------------------------------------------
                                Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY
 -----------------------------------------------------------------------------------------------------------------------------------
1      SAN TO SAN HANDOVER
       Hardware                               1            1            1            1            1            1            1
       Software Licence
2      LANGUAGE AND
       CHARACTER SET
       Hardware
       Software Licence
3      GEOGRAPHICAL
       LOCATION
       Hardware
       Software Licence
4      MULTIPLE LANGUAGE
       ANNOUNCEMENTS
       Note: The provision
       for 2 recorded
       announcement machines
       with capacity for
       1 hour of recording
       on each.
       Hardware
       Software Licence
5      EMERGENCY CALLS
       Hardware                               1            1            1            1            1            1            1
       Software Licence
6      FAX GROUP 3 OVER       See
       9.6 kpbs               Item 16
       Hardware                               1            1            1            1            1            1            1
       Software Licence
7      SPEECH FOLLOWED
       BY/ALTERNATIVE
       WITH DATA
       Hardware                               1            1            1            1            1            1            1
       Software Licence


-----------------------------------------------------------------------------------------------------------------------------------
                                SAN          SAN          SAN         SAN          SAN          NMC           NMC        TOTAL
ITEM   DESCRIPTION              FOR          FOR          FOR         FOR          FOR        PRIMARY       BACK-UP
 NO.                          MEXICO         UAE       INDONESIA     CHINA        KOREA
                             (TYPE 2)     (TYPE 2)     (TYPE 2)     (TYPE 2)     (TYPE 1)
                             ------------------------------------------------------------------------------------------------------
                               Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY
-----------------------------------------------------------------------------------------------------------------------------------
1      SAN TO SAN HANDOVER
       Hardware                  1            1            1            1            1                                     12
       Software Licence
2      LANGUAGE AND
       CHARACTER SET
       Hardware
       Software Licence
3      GEOGRAPHICAL
       LOCATION
       Hardware
       Software Licence
4      MULTIPLE LANGUAGE
       ANNOUNCEMENTS
       Note: The provision
       for 2 recorded
       announcement machines
       with capacity for
       1 hour of recording
       on each.
       Hardware
       Software Licence
5      EMERGENCY CALLS
       Hardware                  1            1            1            1            1                                     12
       Software Licence
6      FAX GROUP 3 OVER
       9.6 kpbs
       Hardware                  1            1            1            1            1                                     12
       Software Licence
7      SPEECH FOLLOWED
       BY/ALTERNATIVE
       WITH DATA
       Hardware                  1            1            1            1            1                                     12
       Software Licence

         1034
AX+B EQUIPMENT LIST

------------------------------------------------------------------------------------------------------------------------------------
                                   SAN          SAN          SAN          SAN          SAN          SAN          SAN         SAN
                                   FOR          FOR          FOR          FOR          FOR          FOR          FOR         FOR
ITEM   DESCRIPTION               ICO-NET        USA       AUSTRALIA     GERMANY   SOUTH AFRICA     INDIA        CHILE       BRAZIL
 NO.                                          (TYPE 2)     (TYPE 1)     (TYPE 1)     (TYPE 1)     (TYPE 2)     (TYPE 2)    (TYPE 2)
                             -------------------------------------------------------------------------------------------------------
                                  Q'TY          Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY        Q'TY
------------------------------------------------------------------------------------------------------------------------------------
8      Circuit mode data          See Item 16
       (9.6 kpbs-38.4 kbps)

       Hardware                                  1            1            1            1            1            1           1
       Software Licence

9      HPN Privacy using
       encription

       Hardware
       Software Licence

10     Alternative satellite
       constellation

       Hardware

       Software Licence

11     Multi-SAN paging

       Hardware                                   1           1            1            1           1             1           1
       Software Licence

12     Diversity allocation
       capacity

       Hardware
       Software Licence

13     Addition and removal of
       diversity path allocation
       when such allocations
       become available or no
       longer available

       Hardware
       Software Licence

14     Soft decision decoding

       Hardware
       Software Licence

15     HPN Escalation with CLI

       Hardware

------------------------------------------------------------------------------------------------------------------------------------
                                   SAN          SAN          SAN         SAN          SAN          NMC           NMC        TOTAL
ITEM       DESCRIPTION             FOR          FOR          FOR         FOR          FOR        PRIMARY       BACK-UP
 NO.                              MEXICO        UAE       INDONESIA     CHINA        KOREA
                                 (TYPE 2)     (TYPE 2)     (TYPE 2)    (TYPE 2)     (TYPE 1)
                               -----------------------------------------------------------------------------------------------------
                                  Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY          Q'TY        Q'TY
------------------------------------------------------------------------------------------------------------------------------------
8      Circuit mode data
       (9.6 kpbs-38.4 kbps)

       Hardware                   1             1            1            1            1                                     12
       Software Licence

9      HPN Privacy using
       encription

       Hardware
       Software Licence

10     Alternative satellite
       constellation

11     Multi-SAN paging

       Hardware                   1             1            1            1             1                                    12
       Software Licence

12     Diversity allocation
       capacity

       Hardware
       Software Licence

13     Addition and removal of
       diversity path allocation
       when such allocations
       become available or no
       longer available

       Hardware
       Software Licence

14     Soft decision decoding

       Hardware
       Software Licence

15     HPN Escalation with CLI

       Hardware

         1035
AX+B EQUIPMENT LIST

------------------------------------------------------------------------------------------------------------------------------------
                                   SAN          SAN          SAN          SAN          SAN          SAN          SAN         SAN
                                   FOR          FOR          FOR          FOR          FOR          FOR          FOR         FOR
ITEM   DESCRIPTION               ICO-NET        USA       AUSTRALIA     GERMANY   SOUTH AFRICA     INDIA        CHILE       BRAZIL
 NO.                                          (TYPE 2)     (TYPE 1)     (TYPE 1)     (TYPE 1)     (TYPE 2)     (TYPE 2)    (TYPE 2)
                             -------------------------------------------------------------------------------------------------------
                                  Q'TY          Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY        Q'TY
------------------------------------------------------------------------------------------------------------------------------------
       Software Licence

16     Software/Hardware for
       High Speed Circuit
       Switched Data and Group
       3 Fax Services

       Hardware(16 CH/SAN)                      16           16           16           16           16           16          16
       Software Licence                         16           16           16           16           16           16          16
       (16 CH/SAN)

------------------------------------------------------------------------------------------------------------------------------------
                                   SAN          SAN          SAN         SAN          SAN          NMC           NMC        TOTAL
ITEM       DESCRIPTION             FOR          FOR          FOR         FOR          FOR        PRIMARY       BACK-UP
 NO.                              MEXICO        UAE       INDONESIA     CHINA        KOREA
                                 (TYPE 2)     (TYPE 2)     (TYPE 2)    (TYPE 2)     (TYPE 1)
                               -----------------------------------------------------------------------------------------------------
                                  Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY          Q'TY        Q'TY
------------------------------------------------------------------------------------------------------------------------------------
       Software Licence

16     Software/Hardware for
       High Speed Circuit
       Switched Data and Group
       3 Fax Services

       Hardware(16 CH/SAN)        16            16           16           16           16                                    192
       Software Licence           16            16           16           16           16                                    192
       (16 CH/SAN)

         1036




                        CHANGE ORDER NO: 2   ATTACHMENT 4



                                OTHER AMENDMENTS


ANNEX 4
APPENDIX 1
(STATEMENT OF WORK) - MASTER LEVEL SCHEDULE (VERSION 3.9)
         1037
SIDE LETTER TO CHANGE ORDER NO. 2

The revised Master Level Schedule (MLS) version 3.9 included with Change Order No.2 (CO No2) to the Supply Agreement dated 3rd March 1997 includes most of the updates required to reflect the impacts of implementing CO No2. Additional refinements will be made to the Master Level Schedule in the near future, however these will not affect the contractual Top Level Milestones, Schedule 7.


/s/ G. L. Titzer                             /s/ T. Furukawa
    --------------------------------------       ------------------------------
    G. L. Titzer                                  T. Furukawa
    On behalf of ICO Global Communications       On behalf of NEC Corporation
         1038

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR     START      FINISH       F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
1   SATELLITE LAUNCH DATE  451d     11/5/98     7/13/00
------------------------------------------------------------------------------------------------------------------------------------
2   F1                       0d     11/5/98     11/5/98
------------------------------------------------------------------------------------------------------------------------------------
3   F2                       0d      2/5/99      2/5/99
------------------------------------------------------------------------------------------------------------------------------------
4   F3                       0d      5/6/99      5/6/99
------------------------------------------------------------------------------------------------------------------------------------
5   F4                       0d      7/5/99      7/5/99
------------------------------------------------------------------------------------------------------------------------------------
6   F5                       0d      9/5/99      9/5/99
------------------------------------------------------------------------------------------------------------------------------------
7   F6                       0d     11/5/99     11/5/99
------------------------------------------------------------------------------------------------------------------------------------
8   F7                       0d    12/16/99    12/16/99
------------------------------------------------------------------------------------------------------------------------------------
9   F8                       0d     1/27/00     1/27/00
------------------------------------------------------------------------------------------------------------------------------------
10  F9                       0d      3/9/00      3/9/00
------------------------------------------------------------------------------------------------------------------------------------
11  F10                      0d     4/20/00     4/20/00
------------------------------------------------------------------------------------------------------------------------------------
12  F11                      0d      6/1/00      6/1/00
------------------------------------------------------------------------------------------------------------------------------------
13  F12                      0d     7/13/00     7/13/00
------------------------------------------------------------------------------------------------------------------------------------
14
------------------------------------------------------------------------------------------------------------------------------------
15  SUPPLY AGREEMENT         0d      3/3/97      3/3/97
------------------------------------------------------------------------------------------------------------------------------------
16  SUPPLY CONTRACT
     SIGNATURE IN JAPAN      0d      3/3/97      3/3/97       3/3
------------------------------------------------------------------------------------------------------------------------------------
17
------------------------------------------------------------------------------------------------------------------------------------
18  PROJECT MANAGEMENT       935d   2/17/97     8/11/00
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------
                                                                 1998
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
1   SATELLITE LAUNCH
     DATE
-----------------------------------------------------------------------------------------------------------
2   F1                                                                                            11/5
-----------------------------------------------------------------------------------------------------------
3   F2
-----------------------------------------------------------------------------------------------------------
4   F3
-----------------------------------------------------------------------------------------------------------
5   F4
-----------------------------------------------------------------------------------------------------------
6   F5
-----------------------------------------------------------------------------------------------------------
7   F6
-----------------------------------------------------------------------------------------------------------
8   F7
-----------------------------------------------------------------------------------------------------------
9   F8
-----------------------------------------------------------------------------------------------------------
10  F9
-----------------------------------------------------------------------------------------------------------
11  F10
-----------------------------------------------------------------------------------------------------------
12  F11
-----------------------------------------------------------------------------------------------------------
13  F12
-----------------------------------------------------------------------------------------------------------
14
-----------------------------------------------------------------------------------------------------------
15  SUPPLY AGREEMENT
-----------------------------------------------------------------------------------------------------------
16  SUPPLY CONTRACT
     SIGNATURE IN JAPAN
----------------------------------------------------------------------------------------------------------
17
----------------------------------------------------------------------------------------------------------
18  PROJECT MANAGEMENT
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

















------------------------------------------------------------------------------------------------------------
                                                                  1999
                             -------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O     N     D
------------------------------------------------------------------------------------------------------------
1   SATELLITE LAUNCH
     DATE
------------------------------------------------------------------------------------------------------------
2   F1
------------------------------------------------------------------------------------------------------------
3   F2                             2/5
------------------------------------------------------------------------------------------------------------
4   F3                                                  5/6
------------------------------------------------------------------------------------------------------------
5   F4                                                                7/5
------------------------------------------------------------------------------------------------------------
6   F5                                                                              9/5
------------------------------------------------------------------------------------------------------------
7   F6                                                                                           11/5
------------------------------------------------------------------------------------------------------------
8   F7                                                                                                 12/16
------------------------------------------------------------------------------------------------------------
9   F8
------------------------------------------------------------------------------------------------------------
10  F9
------------------------------------------------------------------------------------------------------------
11  F10
------------------------------------------------------------------------------------------------------------
12  F11
------------------------------------------------------------------------------------------------------------
13  F12
------------------------------------------------------------------------------------------------------------
14
------------------------------------------------------------------------------------------------------------
15  SUPPLY AGREEMENT
------------------------------------------------------------------------------------------------------------
16  SUPPLY CONTRACT
     SIGNATURE IN JAPAN
------------------------------------------------------------------------------------------------------------
17
------------------------------------------------------------------------------------------------------------
18  PROJECT MANAGEMENT
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 2000
                            -------------------------------------------------------------------------------
ID  TASK NAME               J      F      M      A      M      J      J      A      S      O     N     D
-----------------------------------------------------------------------------------------------------------
1   SATELLITE LAUNCH
     DATE
----------------------------------------------------------------------------------------------------------
2   F1
----------------------------------------------------------------------------------------------------------
3   F2
----------------------------------------------------------------------------------------------------------
4   F3
----------------------------------------------------------------------------------------------------------
5   F4
----------------------------------------------------------------------------------------------------------
6   F5
----------------------------------------------------------------------------------------------------------
7   F6
----------------------------------------------------------------------------------------------------------
8   F7
----------------------------------------------------------------------------------------------------------
9   F8                      1/27
----------------------------------------------------------------------------------------------------------
10  F9                                   3/9
----------------------------------------------------------------------------------------------------------
11  F10                                          4/20
----------------------------------------------------------------------------------------------------------
12  F11                                                        6/1
----------------------------------------------------------------------------------------------------------
13  F12                                                               7/13
----------------------------------------------------------------------------------------------------------
14
----------------------------------------------------------------------------------------------------------
15  SUPPLY AGREEMENT
----------------------------------------------------------------------------------------------------------
16  SUPPLY CONTRACT
     SIGNATURE IN JAPAN
----------------------------------------------------------------------------------------------------------
17
----------------------------------------------------------------------------------------------------------
18  PROJECT MANAGEMENT
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 29.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 1          REVISED ON THE 12TH NOVEMBER, 1997
         1039
                   IGG PROJECT MASTER LEVEL SCHEDULE REV 3.9

------------------------------------------------------------------------------------------------------------------------------------
                                                                                               1997
                                                                 -------------------------------------------------------------------
ID  TASK NAME                       DUR      START      FINISH     F     M     A     M     J     J     A     S     O     N     D
------------------------------------------------------------------------------------------------------------------------------------
19  Issue Project Management
      Plan                          60ed    2/17/97    4/18/97
------------------------------------------------------------------------------------------------------------------------------------
20  Issue ICO Specific
      Quality Plans                 120d    3/24/97     9/5/97
------------------------------------------------------------------------------------------------------------------------------------
21  Monthly Progress Reports
      (One every Month)             878d     5/7/97    8/11/00
------------------------------------------------------------------------------------------------------------------------------------
22
------------------------------------------------------------------------------------------------------------------------------------
23  System Engineering              945d     3/4/97    9/12/00
------------------------------------------------------------------------------------------------------------------------------------
24  High Level System
      Description (HLSD)            945d     3/4/97    9/12/00
------------------------------------------------------------------------------------------------------------------------------------
25  Index                            10d     3/4/97    3/17/97
------------------------------------------------------------------------------------------------------------------------------------
26  Preparations                     42d     3/4/97    4/30/97
------------------------------------------------------------------------------------------------------------------------------------
27  First Draft Version
      HLSD to ICO                     0d    4/30/97    4/30/97                4/30
------------------------------------------------------------------------------------------------------------------------------------
28  Issue 1st Version (System
      PDR-1 + 1 month)                0d    6/23/97    6/23/97                            6/23
------------------------------------------------------------------------------------------------------------------------------------
29  Issue Draft Update to
      1st Version                     0d     9/1/97     9/1/97                                              9/1
------------------------------------------------------------------------------------------------------------------------------------
30  Issue Draft 2nd Version           0d   11/15/97   11/15/97                                                          11/15
------------------------------------------------------------------------------------------------------------------------------------
31  Issue Formal 2nd Version          0d    1/31/98    1/31/98
------------------------------------------------------------------------------------------------------------------------------------
32  Issue Final Version               0d    9/12/00    9/12/00
------------------------------------------------------------------------------------------------------------------------------------
33
------------------------------------------------------------------------------------------------------------------------------------
34  System PDR-1 Germantown USA      10d    5/12/97    5/23/97
------------------------------------------------------------------------------------------------------------------------------------
35  System PDR-2 UK - (Top
      Level Milestone)                0d    9/15/97    9/15/97                                              9/15
------------------------------------------------------------------------------------------------------------------------------------
36  System & Sub-System PDR UK       10d    9/15/97    9/26/97
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                 1998
                                    ------------------------------------------------------------------------------------------------
ID  TASK NAME                          J       F       M       A       M       J       J       A       S        O       N      D
------------------------------------------------------------------------------------------------------------------------------------
19  Issue Project Management
      Plan
------------------------------------------------------------------------------------------------------------------------------------
20  Issue ICO Specific
      Quality Plans
------------------------------------------------------------------------------------------------------------------------------------
21  Monthly Progress Reports
      (One every Month)
------------------------------------------------------------------------------------------------------------------------------------
22
------------------------------------------------------------------------------------------------------------------------------------
23  System Engineering
------------------------------------------------------------------------------------------------------------------------------------
24  High Level System
      Description (HLSD)
------------------------------------------------------------------------------------------------------------------------------------
25  Index
------------------------------------------------------------------------------------------------------------------------------------
26  Preparations
------------------------------------------------------------------------------------------------------------------------------------
27  First Draft Version
      HLSD to ICO
------------------------------------------------------------------------------------------------------------------------------------
28  Issue 1st Version (System
      PDR-1 + 1 month)
------------------------------------------------------------------------------------------------------------------------------------
29  Issue Draft Update to
      1st Version
------------------------------------------------------------------------------------------------------------------------------------
30  Issue Draft 2nd Version
------------------------------------------------------------------------------------------------------------------------------------
31  Issue Formal 2nd Version        1/31
------------------------------------------------------------------------------------------------------------------------------------
32  Issue Final Version
------------------------------------------------------------------------------------------------------------------------------------
33
------------------------------------------------------------------------------------------------------------------------------------
34  System PDR-1 Germantown USA
------------------------------------------------------------------------------------------------------------------------------------
35  System PDR-2 UK - (Top
      Level Milestone)
------------------------------------------------------------------------------------------------------------------------------------
36  System & Sub-System PDR UK
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                 1999
                                    ------------------------------------------------------------------------------------------------
ID  TASK NAME                          J       F       M       A       M       J       J       A       S       O       N       D
------------------------------------------------------------------------------------------------------------------------------------
19  Issue Project Management
      Plan
------------------------------------------------------------------------------------------------------------------------------------
20  Issue ICO Specific
      Quality Plans
------------------------------------------------------------------------------------------------------------------------------------
21  Monthly Progress Reports
      (One every Month)
------------------------------------------------------------------------------------------------------------------------------------
22
------------------------------------------------------------------------------------------------------------------------------------
23  System Engineering
------------------------------------------------------------------------------------------------------------------------------------
24  High Level System
      Description (HLSD)
------------------------------------------------------------------------------------------------------------------------------------
25  Index
------------------------------------------------------------------------------------------------------------------------------------
26  Preparations
------------------------------------------------------------------------------------------------------------------------------------
27  First Draft Version
      HLSD to ICO
------------------------------------------------------------------------------------------------------------------------------------
28  Issue 1st Version (System
      PDR-1 + 1 month)
------------------------------------------------------------------------------------------------------------------------------------
29  Issue Draft Update to
      1st Version
------------------------------------------------------------------------------------------------------------------------------------
30  Issue Draft 2nd Version
------------------------------------------------------------------------------------------------------------------------------------
31  Issue Formal 2nd Version
------------------------------------------------------------------------------------------------------------------------------------
32  Issue Final Version
------------------------------------------------------------------------------------------------------------------------------------
33
------------------------------------------------------------------------------------------------------------------------------------
34  System PDR-1 Germantown USA
------------------------------------------------------------------------------------------------------------------------------------
35  System PDR-2 UK - (Top
      Level Milestone)
------------------------------------------------------------------------------------------------------------------------------------
36  System & Sub-System PDR UK
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                 2000
                                    ------------------------------------------------------------------------------------------------
ID  TASK NAME                          J       F       M       A       M       J       J       A       S       O       N       D
------------------------------------------------------------------------------------------------------------------------------------
19  Issue Project Management
      Plan
------------------------------------------------------------------------------------------------------------------------------------
20  Issue ICO Specific
      Quality Plans
------------------------------------------------------------------------------------------------------------------------------------
21  Monthly Progress Reports
      (One every Month)
------------------------------------------------------------------------------------------------------------------------------------
22
------------------------------------------------------------------------------------------------------------------------------------
23  System Engineering
------------------------------------------------------------------------------------------------------------------------------------
24  High Level System
      Description (HLSD)
------------------------------------------------------------------------------------------------------------------------------------
25  Index
------------------------------------------------------------------------------------------------------------------------------------
26  Preparations
------------------------------------------------------------------------------------------------------------------------------------
27  First Draft Version
      HLSD to ICO
------------------------------------------------------------------------------------------------------------------------------------
28  Issue 1st Version (System
      PDR-1 + 1 month)
------------------------------------------------------------------------------------------------------------------------------------
29  Issue Draft Update to
      1st Version
------------------------------------------------------------------------------------------------------------------------------------
30  Issue Draft 2nd Version
------------------------------------------------------------------------------------------------------------------------------------
31  Issue Formal 2nd Version                                                                          9/12
------------------------------------------------------------------------------------------------------------------------------------
32  Issue Final Version
------------------------------------------------------------------------------------------------------------------------------------
33
------------------------------------------------------------------------------------------------------------------------------------
34  System PDR-1 Germantown USA
------------------------------------------------------------------------------------------------------------------------------------
35  System PDR-2 UK - (Top
      Level Milestone)
------------------------------------------------------------------------------------------------------------------------------------
36  System & Sub-System PDR UK
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


Project: 18 NOV ICO MLS VER 39.MPP
Date: 11/18/97

DOC: 770019 VERSION 3.9          Page 2       REVISED ON THE 12th NOVEMBER, 1997
         1040
                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9

------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR     START      FINISH       F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
37   SYSTEM FDR-JAPAN        Od     1/15/98     1/15/98
     (TOP LEVEL MILESTONE)
------------------------------------------------------------------------------------------------------------------------------------
38   System and Sub-System   8d     12/3/97    12/12/97
     FDR Japan (Planned)
------------------------------------------------------------------------------------------------------------------------------------
39
------------------------------------------------------------------------------------------------------------------------------------
40   TEST DOCUMENTATION    747d      2/2/98    11/13/00
     ALL WORK GROUPS
------------------------------------------------------------------------------------------------------------------------------------
41   IGF TEST              364d      2/2/98      6/1/99
     REQUIREMENTS
------------------------------------------------------------------------------------------------------------------------------------
42   PHASE 1 & 2-1          32d      2/2/98     3/16/98
------------------------------------------------------------------------------------------------------------------------------------
43   Phase 1 Draft           0d      2/2/98      2/2/98
------------------------------------------------------------------------------------------------------------------------------------
44   Phase 1 Final           0d      3/2/98      3/2/98
------------------------------------------------------------------------------------------------------------------------------------
45   Phase 2-1 Draft         0d     2/15/98     2/15/98
------------------------------------------------------------------------------------------------------------------------------------
46   Phase 2-1 Final         0d     3/16/98     3/16/98
------------------------------------------------------------------------------------------------------------------------------------
47   PHASE 2-2 (INTERNAL)   25d      8/1/98      9/1/98
------------------------------------------------------------------------------------------------------------------------------------
48   Phase 2-2 Draft         0d      8/1/98      8/1/98
------------------------------------------------------------------------------------------------------------------------------------
49   Phase 2-2 Final         0d      9/1/98      9/1/98
------------------------------------------------------------------------------------------------------------------------------------
50   PHASE 3                21d      5/3/99      6/1/99
------------------------------------------------------------------------------------------------------------------------------------
51   Phase 3 Draft           0d      5/3/99      5/3/99
------------------------------------------------------------------------------------------------------------------------------------
52   Phase 3 Final           0d      6/1/99      6/1/99
------------------------------------------------------------------------------------------------------------------------------------
53
------------------------------------------------------------------------------------------------------------------------------------
54   IGF TEST PLAN         476d      2/2/98     11/1/99
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------




--------------------------------------------------------------------------------------------------------------------------------
                                                                                      1998
                                                  ------------------------------------------------------------------------------
ID   TASK NAME                                    J      F      M      A      M      J      J      A      S      O      N     D
--------------------------------------------------------------------------------------------------------------------------------
37   SYSTEM FDR-JAPAN (TOP LEVEL MILESTONE)        1/15
--------------------------------------------------------------------------------------------------------------------------------
38   System and Sub-System FDR Japan (Planned)
--------------------------------------------------------------------------------------------------------------------------------
39
--------------------------------------------------------------------------------------------------------------------------------
40   TEST DOCUMENTATION ALL WORK GROUPS
--------------------------------------------------------------------------------------------------------------------------------
41   IGF TEST REQUIREMENTS
--------------------------------------------------------------------------------------------------------------------------------
42   PHASE 1 & 2-1
--------------------------------------------------------------------------------------------------------------------------------
43   Phase 1 Draft                                       2/2
--------------------------------------------------------------------------------------------------------------------------------
44   Phase 1 Final                                              3/2
--------------------------------------------------------------------------------------------------------------------------------
45   Phase 2-1 Draft                                     2/15
--------------------------------------------------------------------------------------------------------------------------------
46   Phase 2-1 Final                                            3/16
--------------------------------------------------------------------------------------------------------------------------------
47   PHASE 2-2 (INTERNAL)
--------------------------------------------------------------------------------------------------------------------------------
48   Phase 2-2 Draft                                                                               8/1
--------------------------------------------------------------------------------------------------------------------------------
49   Phase 2-2 Final                                                                                       9/1
--------------------------------------------------------------------------------------------------------------------------------
50   PHASE 3
--------------------------------------------------------------------------------------------------------------------------------
51   Phase 3 Draft
--------------------------------------------------------------------------------------------------------------------------------
52   Phase 3 Final
--------------------------------------------------------------------------------------------------------------------------------
53
--------------------------------------------------------------------------------------------------------------------------------
54   IGF TEST PLAN
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                                                                                      1999
                                                  ------------------------------------------------------------------------------
ID   TASK NAME                                    J      F      M      A      M      J      J      A      S      O      N     D
--------------------------------------------------------------------------------------------------------------------------------
37   SYSTEM FDR-JAPAN (TOP LEVEL MILESTONE)
--------------------------------------------------------------------------------------------------------------------------------
38   System and Sub-System FDR Japan (Planned)
--------------------------------------------------------------------------------------------------------------------------------
39
--------------------------------------------------------------------------------------------------------------------------------
40   TEST DOCUMENTATION ALL WORK GROUPS
--------------------------------------------------------------------------------------------------------------------------------
41   IGF TEST REQUIREMENTS
--------------------------------------------------------------------------------------------------------------------------------
42   PHASE 1 & 2-1
--------------------------------------------------------------------------------------------------------------------------------
43   Phase 1 Draft
--------------------------------------------------------------------------------------------------------------------------------
44   Phase 1 Final
--------------------------------------------------------------------------------------------------------------------------------
45   Phase 2-1 Draft
--------------------------------------------------------------------------------------------------------------------------------
46   Phase 2-1 Final
--------------------------------------------------------------------------------------------------------------------------------
47   PHASE 2-2 (INTERNAL)
--------------------------------------------------------------------------------------------------------------------------------
48   Phase 2-2 Draft
--------------------------------------------------------------------------------------------------------------------------------
49   Phase 2-2 Final
--------------------------------------------------------------------------------------------------------------------------------
50   PHASE 3
--------------------------------------------------------------------------------------------------------------------------------
51   Phase 3 Draft                                                            5/3
--------------------------------------------------------------------------------------------------------------------------------
52   Phase 3 Final                                                                   6/1
--------------------------------------------------------------------------------------------------------------------------------
53
--------------------------------------------------------------------------------------------------------------------------------
54   IGF TEST PLAN
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                                                                                      2000
                                                  ------------------------------------------------------------------------------
ID   TASK NAME                                    J      F      M      A      M      J      J      A      S      O      N     D
--------------------------------------------------------------------------------------------------------------------------------
37   SYSTEM FDR-JAPAN (TOP LEVEL MILESTONE)
--------------------------------------------------------------------------------------------------------------------------------
38   System and Sub-System FDR Japan (Planned)
--------------------------------------------------------------------------------------------------------------------------------
39
--------------------------------------------------------------------------------------------------------------------------------
40   TEST DOCUMENTATION ALL WORK GROUPS
--------------------------------------------------------------------------------------------------------------------------------
41   IGF TEST REQUIREMENTS
--------------------------------------------------------------------------------------------------------------------------------
42   PHASE 1 & 2-1
--------------------------------------------------------------------------------------------------------------------------------
43   Phase 1 Draft
--------------------------------------------------------------------------------------------------------------------------------
44   Phase 1 Final
--------------------------------------------------------------------------------------------------------------------------------
45   Phase 2-1 Draft
--------------------------------------------------------------------------------------------------------------------------------
46   Phase 2-1 Final
--------------------------------------------------------------------------------------------------------------------------------
47   PHASE 2-2 (INTERNAL)
--------------------------------------------------------------------------------------------------------------------------------
48   Phase 2-2 Draft
--------------------------------------------------------------------------------------------------------------------------------
49   Phase 2-2 Final
--------------------------------------------------------------------------------------------------------------------------------
50   PHASE 3
--------------------------------------------------------------------------------------------------------------------------------
51   Phase 3 Draft
--------------------------------------------------------------------------------------------------------------------------------
52   Phase 3 Final
--------------------------------------------------------------------------------------------------------------------------------
53
--------------------------------------------------------------------------------------------------------------------------------
54   IGF TEST PLAN
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 3          REVISED ON THE 12TH NOVEMBER, 1997

         1041
                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9

------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR     START      FINISH       F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
55   PHASE 1 & 2-1          123d      2/2/98    7/15/98
------------------------------------------------------------------------------------------------------------------------------------
56   Phase 1 Draft            0d      2/2/98     2/2/98
------------------------------------------------------------------------------------------------------------------------------------
57   Phase 1 Final            0d      3/2/98     3/2/98
------------------------------------------------------------------------------------------------------------------------------------
58   Phase 2-1 Draft          0d     6/15/98    6/15/98
------------------------------------------------------------------------------------------------------------------------------------
59   Phase 2-1 Final          0d     7/15/98    7/15/98
------------------------------------------------------------------------------------------------------------------------------------
60   PHASE 2-2 (INTERNAL)    22d     11/2/98    12/1/98
------------------------------------------------------------------------------------------------------------------------------------
61   Phase 2-2 Draft          0d     11/2/98    11/2/98
------------------------------------------------------------------------------------------------------------------------------------
62   Phase 2-2 Final          0d     12/1/98    12/1/98
------------------------------------------------------------------------------------------------------------------------------------
63   PHASE 3                 22d     10/1/99    11/1/99
------------------------------------------------------------------------------------------------------------------------------------
64   Phase 3 Draft            0d     10/1/99    10/1/99
------------------------------------------------------------------------------------------------------------------------------------
65   Phase 3 Final            0d     11/1/99    11/1/99
------------------------------------------------------------------------------------------------------------------------------------
66
------------------------------------------------------------------------------------------------------------------------------------
67   IGF TEST SCRIPTS       386d      7/1/98    12/1/99
------------------------------------------------------------------------------------------------------------------------------------
68   PHASE 1 & 2-1           36d      7/1/98    8/17/98
------------------------------------------------------------------------------------------------------------------------------------
69   Phase 1                  0d      7/1/98     7/1/98
------------------------------------------------------------------------------------------------------------------------------------
70   Phase 2-1                0d     8/17/98    8/17/98
------------------------------------------------------------------------------------------------------------------------------------
71   PHASE 2-2 (INTERNAL)     0d      1/1/99     1/1/99
------------------------------------------------------------------------------------------------------------------------------------
72   PHASE 2-2 IGF TEST       0d      1/1/99     1/1/99
     SCRIPT
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------



---------------------------------------------------------------------------------------------------------------
                                                                 1998
                             ----------------------------------------------------------------------------------
ID   TASK NAME               J      F      M      A      M      J      J      A      S      O      N     D
---------------------------------------------------------------------------------------------------------------
55   PHASE 1 & 2-1
---------------------------------------------------------------------------------------------------------------
56   Phase 1 Draft                   2/2
---------------------------------------------------------------------------------------------------------------
57   Phase 1 Final                          3/2
---------------------------------------------------------------------------------------------------------------
58   Phase 2-1 Draft                                             6/15
---------------------------------------------------------------------------------------------------------------
59   Phase 2-1 Final                                                    7/15
---------------------------------------------------------------------------------------------------------------
60   PHASE 2-2 (INTERNAL)
---------------------------------------------------------------------------------------------------------------
61   Phase 2-2 Draft                                                                               11/2
---------------------------------------------------------------------------------------------------------------
62   Phase 2-2 Final                                                                                      12/1
---------------------------------------------------------------------------------------------------------------
63   PHASE 3
---------------------------------------------------------------------------------------------------------------
64   Phase 3 Draft
---------------------------------------------------------------------------------------------------------------
65   Phase 3 Final
---------------------------------------------------------------------------------------------------------------
66
---------------------------------------------------------------------------------------------------------------
67   IGF TEST SCRIPTS
---------------------------------------------------------------------------------------------------------------
68   PHASE 1 & 2-1
---------------------------------------------------------------------------------------------------------------
69   Phase 1                                                            7/1
---------------------------------------------------------------------------------------------------------------
70   Phase 2-1                                                                8/17
---------------------------------------------------------------------------------------------------------------
71   PHASE 2-2 (INTERNAL)
---------------------------------------------------------------------------------------------------------------
72   PHASE 2-2 IGF TEST SCRIPT
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                                                 1999
                             ----------------------------------------------------------------------------------
ID   TASK NAME               J      F      M      A      M      J      J      A      S      O      N     D
---------------------------------------------------------------------------------------------------------------
55   PHASE 1 & 2-1
---------------------------------------------------------------------------------------------------------------
56   Phase 1 Draft
---------------------------------------------------------------------------------------------------------------
57   Phase 1 Final
---------------------------------------------------------------------------------------------------------------
58   Phase 2-1 Draft
---------------------------------------------------------------------------------------------------------------
59   Phase 2-1 Final
---------------------------------------------------------------------------------------------------------------
60   PHASE 2-2 (INTERNAL)
---------------------------------------------------------------------------------------------------------------
61   Phase 2-2 Draft
---------------------------------------------------------------------------------------------------------------
62   Phase 2-2 Final
---------------------------------------------------------------------------------------------------------------
63   PHASE 3
---------------------------------------------------------------------------------------------------------------
64   Phase 3 Draft                                                                            10/1
---------------------------------------------------------------------------------------------------------------
65   Phase 3 Final                                                                                    11/1
---------------------------------------------------------------------------------------------------------------
66
---------------------------------------------------------------------------------------------------------------
67   IGF TEST SCRIPTS
---------------------------------------------------------------------------------------------------------------
68   PHASE 1 & 2-1
---------------------------------------------------------------------------------------------------------------
69   Phase 1
---------------------------------------------------------------------------------------------------------------
70   Phase 2-1
---------------------------------------------------------------------------------------------------------------
71   PHASE 2-2 (INTERNAL)
---------------------------------------------------------------------------------------------------------------
72   PHASE 2-2 IGF TEST     1/1
     SCRIPT
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                                                 2000
                             ----------------------------------------------------------------------------------
ID   TASK NAME               J      F      M      A      M      J      J      A      S      O      N     D
---------------------------------------------------------------------------------------------------------------
55   PHASE 1 & 2-1
---------------------------------------------------------------------------------------------------------------
56   Phase 1 Draft
---------------------------------------------------------------------------------------------------------------
57   Phase 1 Final
---------------------------------------------------------------------------------------------------------------
58   Phase 2-1 Draft
---------------------------------------------------------------------------------------------------------------
59   Phase 2-1 Final
---------------------------------------------------------------------------------------------------------------
60   PHASE 2-2 (INTERNAL)
---------------------------------------------------------------------------------------------------------------
61   Phase 2-2 Draft
---------------------------------------------------------------------------------------------------------------
62   Phase 2-2 Final
---------------------------------------------------------------------------------------------------------------
63   PHASE 3
---------------------------------------------------------------------------------------------------------------
64   Phase 3 Draft
---------------------------------------------------------------------------------------------------------------
65   Phase 3 Final
---------------------------------------------------------------------------------------------------------------
66
---------------------------------------------------------------------------------------------------------------
67   IGF TEST SCRIPTS
---------------------------------------------------------------------------------------------------------------
68   PHASE 1 & 2-1
---------------------------------------------------------------------------------------------------------------
69   Phase 1
---------------------------------------------------------------------------------------------------------------
70   Phase 2-1
---------------------------------------------------------------------------------------------------------------
71   PHASE 2-2 (INTERNAL)
---------------------------------------------------------------------------------------------------------------
72   PHASE 2-2 IGF TEST
     SCRIPT
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 4          REVISED ON THE 12TH NOVEMBER, 1997


         1042

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9



------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID   TASK NAME               DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
73   PHASE 3                  0d     12/1/99     12/1/99
------------------------------------------------------------------------------------------------------------------------------------
74   Phase 3 IGF
      Test Script             0d     12/1/99     12/1/99
------------------------------------------------------------------------------------------------------------------------------------
75
------------------------------------------------------------------------------------------------------------------------------------
76   TEST REPORT            449d      3/1/99    11/13/00
------------------------------------------------------------------------------------------------------------------------------------
77   PHASE 1 & 2-1          183d      3/1/99     11/8/99
------------------------------------------------------------------------------------------------------------------------------------
78   Phase 1 Draft            0d      3/1/99      3/1/99
------------------------------------------------------------------------------------------------------------------------------------
79   Phase 1 Final            0d      5/3/99      5/3/99
------------------------------------------------------------------------------------------------------------------------------------
80   Phase 2-1 Draft          0d      9/7/99      9/7/99
------------------------------------------------------------------------------------------------------------------------------------
81   Phase 2-1 Final          0d     11/8/99     11/8/99
------------------------------------------------------------------------------------------------------------------------------------
82   PHASE 2-2 (INTERNAL)    44d      2/1/00      4/3/00
------------------------------------------------------------------------------------------------------------------------------------
83   Phase 2-2 Draft          0d      2/1/00      2/1/00
------------------------------------------------------------------------------------------------------------------------------------
84   Phase 2-2 Final          0d      4/3/00      4/3/00
------------------------------------------------------------------------------------------------------------------------------------
85   PHASE 3                 44d     9/12/00    11/13/00
------------------------------------------------------------------------------------------------------------------------------------
86   Phase 3 Draft            0d     9/12/00     9/12/00
------------------------------------------------------------------------------------------------------------------------------------
87   Phase 3 Final            0d    11/13/00    11/13/00
------------------------------------------------------------------------------------------------------------------------------------
88
------------------------------------------------------------------------------------------------------------------------------------
89   SPECIAL TEST
      EQUIPMENT             717d      3/4/97     11/1/99
------------------------------------------------------------------------------------------------------------------------------------
90   UT LOAD SIMULATOR
      (14 SETS)             227d      2/2/98    11/30/98
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------






-----------------------------------------------------------------------------------------------------------------------
                                                                          1998
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
73   PHASE 3
-----------------------------------------------------------------------------------------------------------------------
74   Phase 3 IGF Test Script
-----------------------------------------------------------------------------------------------------------------------
75
-----------------------------------------------------------------------------------------------------------------------
76   TEST REPORT
-----------------------------------------------------------------------------------------------------------------------
77   PHASE 1 & 2-1
-----------------------------------------------------------------------------------------------------------------------
78   Phase 1 Draft
-----------------------------------------------------------------------------------------------------------------------
79   Phase 1 Final
-----------------------------------------------------------------------------------------------------------------------
80   Phase 2-1 Draft
-----------------------------------------------------------------------------------------------------------------------
81   Phase 2-1 Final
-----------------------------------------------------------------------------------------------------------------------
82   PHASE 2-2 (INTERNAL)
-----------------------------------------------------------------------------------------------------------------------
83   Phase 2-2 Draft
-----------------------------------------------------------------------------------------------------------------------
84   Phase 2-2 Final
-----------------------------------------------------------------------------------------------------------------------
85   PHASE 3
-----------------------------------------------------------------------------------------------------------------------
86   Phase 3 Draft
-----------------------------------------------------------------------------------------------------------------------
87   Phase 3 Final
-----------------------------------------------------------------------------------------------------------------------
88
-----------------------------------------------------------------------------------------------------------------------
89   SPECIAL TEST EQUIPMENT
-----------------------------------------------------------------------------------------------------------------------
90   UT LOAD SIMULATOR
      (14 SETS)
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------











-----------------------------------------------------------------------------------------------------------------------
                                                                          1999
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
73   PHASE 3
-----------------------------------------------------------------------------------------------------------------------
74   Phase 3 IGF Test Script                                                                                       12/1
-----------------------------------------------------------------------------------------------------------------------
75
-----------------------------------------------------------------------------------------------------------------------
76   TEST REPORT
-----------------------------------------------------------------------------------------------------------------------
77   PHASE 1 & 2-1
-----------------------------------------------------------------------------------------------------------------------
78   Phase 1 Draft                                  3/1
-----------------------------------------------------------------------------------------------------------------------
79   Phase 1 Final                                                5/3
-----------------------------------------------------------------------------------------------------------------------
80   Phase 2-1 Draft                                                                         9/7
-----------------------------------------------------------------------------------------------------------------------
81   Phase 2-1 Final                                                                                       11/8
-----------------------------------------------------------------------------------------------------------------------
82   PHASE 2-2 (INTERNAL)
-----------------------------------------------------------------------------------------------------------------------
83   Phase 2-2 Draft
-----------------------------------------------------------------------------------------------------------------------
84   Phase 2-2 Final
-----------------------------------------------------------------------------------------------------------------------
85   PHASE 3
-----------------------------------------------------------------------------------------------------------------------
86   Phase 3 Draft
-----------------------------------------------------------------------------------------------------------------------
87   Phase 3 Final
-----------------------------------------------------------------------------------------------------------------------
88
-----------------------------------------------------------------------------------------------------------------------
89   SPECIAL TEST EQUIPMENT
-----------------------------------------------------------------------------------------------------------------------
90   UT LOAD SIMULATOR
      (14 SETS)
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------




-----------------------------------------------------------------------------------------------------------------------
                                                                          2000
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
73   PHASE 3
-----------------------------------------------------------------------------------------------------------------------
74   Phase 3 IGF Test Script
-----------------------------------------------------------------------------------------------------------------------
75
-----------------------------------------------------------------------------------------------------------------------
76   TEST REPORT
-----------------------------------------------------------------------------------------------------------------------
77   PHASE 1 & 2-1
-----------------------------------------------------------------------------------------------------------------------
78   Phase 1 Draft
-----------------------------------------------------------------------------------------------------------------------
79   Phase 1 Final
-----------------------------------------------------------------------------------------------------------------------
80   Phase 2-1 Draft
-----------------------------------------------------------------------------------------------------------------------
81   Phase 2-1 Final
-----------------------------------------------------------------------------------------------------------------------
82   PHASE 2-2 (INTERNAL)
-----------------------------------------------------------------------------------------------------------------------
83   Phase 2-2 Draft                         2/1
-----------------------------------------------------------------------------------------------------------------------
84   Phase 2-2 Final                                      4/3
-----------------------------------------------------------------------------------------------------------------------
85   PHASE 3
-----------------------------------------------------------------------------------------------------------------------
86   Phase 3 Draft                                                                            9/12
-----------------------------------------------------------------------------------------------------------------------
87   Phase 3 Final                                                                                                  1
-----------------------------------------------------------------------------------------------------------------------
88
-----------------------------------------------------------------------------------------------------------------------
89   SPECIAL TEST EQUIPMENT
-----------------------------------------------------------------------------------------------------------------------
90   UT LOAD SIMULATOR
      (14 SETS)
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 5         REVISED ON THE 12TH NOVEMBER, 1997

         1043
                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID   TASK NAME               DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
91   2 Sets (1 - HNS,
      1 - NECA)               0d      2/2/98      2/2/98
------------------------------------------------------------------------------------------------------------------------------------
92   12 Sets for On Site
      Testing
      (1 for each SAN)        0d    11/30/98    11/30/98
------------------------------------------------------------------------------------------------------------------------------------
93   12 SETS OF SATELLITE
      CHANNEL SIMULATORS
      (NOISE COM)           137d      1/5/98     7/15/98
------------------------------------------------------------------------------------------------------------------------------------
94   SAN SIMULATOR
      (2 SETS)              135d     7/24/98     1/20/99
------------------------------------------------------------------------------------------------------------------------------------
95   S.1.0 Release to ICO     0d     7/24/98     7/24/98
------------------------------------------------------------------------------------------------------------------------------------
96   S.2.0 release to ICO     0d     1/20/99     1/20/99
------------------------------------------------------------------------------------------------------------------------------------
97   GSM TESTER FOR FACTORY
      TESTING (NECA)          0d      4/1/98      4/1/98
------------------------------------------------------------------------------------------------------------------------------------
98   GSM TESTER FOR FACTORY
      TESTING (HNS)           0d      2/2/98      2/2/98
------------------------------------------------------------------------------------------------------------------------------------
99
------------------------------------------------------------------------------------------------------------------------------------
100  DDN/DDS COMMUNICATION
      LINKS FOR PRE-
      INTEGRATION TESTING   717d      3/4/97     11/1/99
------------------------------------------------------------------------------------------------------------------------------------
101  NEC SUPPLIED DDS
      LINKS                 139d      8/1/98      2/1/99
------------------------------------------------------------------------------------------------------------------------------------
102  NEC/A - HNS              0d      8/1/98      8/1/98
------------------------------------------------------------------------------------------------------------------------------------
103  NEC/A - Brisbane         0d      2/1/99      2/1/99
------------------------------------------------------------------------------------------------------------------------------------
104  HNS - Seattle            0d      2/1/99      2/1/99
------------------------------------------------------------------------------------------------------------------------------------
105  NEC/A - Japan            0d     10/1/98     10/1/98
------------------------------------------------------------------------------------------------------------------------------------
106
------------------------------------------------------------------------------------------------------------------------------------
107  ICO SUPPLIED INTER
      SAN LINKS             521d     12/2/97     11/1/99
------------------------------------------------------------------------------------------------------------------------------------
108  NEC to confirm
      quantity of
      DDS Links               0d     12/2/97     12/2/97                                                                        12/2
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------------------
                                                                          1998
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
91   2 Sets (1 - HNS, 1 - NECA)              2/2
-----------------------------------------------------------------------------------------------------------------------
92   12 Sets for On Site Testing
      (1 for each SAN)                                                                                      11/30
-----------------------------------------------------------------------------------------------------------------------
93   12 SETS OF SATELLITE CHANNEL
      SIMULATORS (NOISE COM)
-----------------------------------------------------------------------------------------------------------------------
94   SAN SIMULATOR (2 SETS)
-----------------------------------------------------------------------------------------------------------------------
95   S.1.0 Release to ICO                                                       7/24
-----------------------------------------------------------------------------------------------------------------------
96   S.2.0 release to ICO
-----------------------------------------------------------------------------------------------------------------------
97   GSM TESTER FOR FACTORY
      TESTING (NECA)                                      4/1
-----------------------------------------------------------------------------------------------------------------------
98   GSM TESTER FOR FACTORY
      TESTING (HNS)                          2/2
-----------------------------------------------------------------------------------------------------------------------
99
-----------------------------------------------------------------------------------------------------------------------
100  DDN/DDS COMMUNICATION LINKS
      FOR PRE-INTEGRATION TESTING
-----------------------------------------------------------------------------------------------------------------------
101  NEC SUPPLIED DDS LINKS
-----------------------------------------------------------------------------------------------------------------------
102  NEC/A - HNS                                                                      8/1
-----------------------------------------------------------------------------------------------------------------------
103  NEC/A - Brisbane
-----------------------------------------------------------------------------------------------------------------------
104  HNS - Seattle
-----------------------------------------------------------------------------------------------------------------------
105  NEC/A - Japan                                                                                  10/1
-----------------------------------------------------------------------------------------------------------------------
106
-----------------------------------------------------------------------------------------------------------------------
107  ICO SUPPLIED INTER SAN LINKS
-----------------------------------------------------------------------------------------------------------------------
108  NEC to confirm quantity
      of DDS Links
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------------------
                                                                          1999
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
91   2 Sets (1 - HNS, 1 - NECA)       1/20
-----------------------------------------------------------------------------------------------------------------------
92   12 Sets for On Site Testing
      (1 for each SAN)
-----------------------------------------------------------------------------------------------------------------------
93   12 SETS OF SATELLITE CHANNEL
      SIMULATORS (NOISE COM)
-----------------------------------------------------------------------------------------------------------------------
94   SAN SIMULATOR (2 SETS)
-----------------------------------------------------------------------------------------------------------------------
95   S.1.0 Release to ICO
-----------------------------------------------------------------------------------------------------------------------
96   S.2.0 release to ICO
-----------------------------------------------------------------------------------------------------------------------
97   GSM TESTER FOR FACTORY
      TESTING (NECA)
-----------------------------------------------------------------------------------------------------------------------
98   GSM TESTER FOR FACTORY
      TESTING (HNS)
-----------------------------------------------------------------------------------------------------------------------
99
-----------------------------------------------------------------------------------------------------------------------
100  DDN/DDS COMMUNICATION LINKS
      FOR PRE-INTEGRATION TESTING
-----------------------------------------------------------------------------------------------------------------------
101  NEC SUPPLIED DDS LINKS
-----------------------------------------------------------------------------------------------------------------------
102  NEC/A - HNS
-----------------------------------------------------------------------------------------------------------------------
103  NEC/A - Brisbane                        2/1
-----------------------------------------------------------------------------------------------------------------------
104  HNS - Seattle                           2/1
-----------------------------------------------------------------------------------------------------------------------
105  NEC/A - Japan
-----------------------------------------------------------------------------------------------------------------------
106
-----------------------------------------------------------------------------------------------------------------------
107  ICO SUPPLIED INTER SAN LINKS
-----------------------------------------------------------------------------------------------------------------------
108  NEC to confirm quantity
      of DDS Links
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------




-----------------------------------------------------------------------------------------------------------------------
                                                                          2000
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
91   2 Sets (1 - HNS, 1 - NECA)
-----------------------------------------------------------------------------------------------------------------------
92   12 Sets for On Site Testing
      (1 for each SAN)
-----------------------------------------------------------------------------------------------------------------------
93   12 SETS OF SATELLITE CHANNEL
      SIMULATORS (NOISE COM)
-----------------------------------------------------------------------------------------------------------------------
94   SAN SIMULATOR (2 SETS)
-----------------------------------------------------------------------------------------------------------------------
95   S.1.0 Release to ICO
-----------------------------------------------------------------------------------------------------------------------
96   S.2.0 release to ICO
-----------------------------------------------------------------------------------------------------------------------
97   GSM TESTER FOR FACTORY
      TESTING (NECA)
-----------------------------------------------------------------------------------------------------------------------
98   GSM TESTER FOR FACTORY
      TESTING (HNS)
-----------------------------------------------------------------------------------------------------------------------
99
-----------------------------------------------------------------------------------------------------------------------
100  DDN/DDS COMMUNICATION LINKS
      FOR PRE-INTEGRATION TESTING
-----------------------------------------------------------------------------------------------------------------------
101  NEC SUPPLIED DDS LINKS
-----------------------------------------------------------------------------------------------------------------------
102  NEC/A - HNS
-----------------------------------------------------------------------------------------------------------------------
103  NEC/A - Brisbane
-----------------------------------------------------------------------------------------------------------------------
104  HNS - Seattle
-----------------------------------------------------------------------------------------------------------------------
105  NEC/A - Japan
-----------------------------------------------------------------------------------------------------------------------
106
-----------------------------------------------------------------------------------------------------------------------
107  ICO SUPPLIED INTER SAN LINKS
-----------------------------------------------------------------------------------------------------------------------
108  NEC to confirm quantity
      of DDS Links
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 6         REVISED ON THE 12TH NOVEMBER, 1997

         1044
                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9

------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID   TASK NAME               DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
109  Between SAN and
      Primary NMC for
      MSSC#1/HLR Testing      0d      2/1/99      2/1/99
------------------------------------------------------------------------------------------------------------------------------------
110  Inter SAN/MSSC for
      Phase 2-2 Testing       0d      2/1/99      2/1/99
------------------------------------------------------------------------------------------------------------------------------------
111  Between SANs and
      Backup NMC              0d     11/1/99     11/1/99
------------------------------------------------------------------------------------------------------------------------------------
112
------------------------------------------------------------------------------------------------------------------------------------
113  ICO SUPPLIED
      INFORMATION           285d      3/4/97      4/1/98
------------------------------------------------------------------------------------------------------------------------------------
114  Draft AMBE Voice Codec
      Software Interface      0d      3/4/97      3/4/97           3/4
------------------------------------------------------------------------------------------------------------------------------------
115  High Level Functional
      Description             0d      4/7/97      4/7/97                  4/7
------------------------------------------------------------------------------------------------------------------------------------
116  Preliminary NMS/SCC
      ICD Including
      Definition of
      Ephemeris               0d     5/12/97     5/12/97                         5/12
------------------------------------------------------------------------------------------------------------------------------------
117  Voice Codec Floating
      Point - C Source Code   0d     8/15/97     8/15/97                                              8/15
------------------------------------------------------------------------------------------------------------------------------------
118  Final NMS/SCC ICD
      Including Definition
      of Ephemeris Data       0d     9/15/97     9/15/97                                                     9/15
------------------------------------------------------------------------------------------------------------------------------------
119  Low Level Functional
      Description             0d     9/22/97     9/22/97                                                     9/22
------------------------------------------------------------------------------------------------------------------------------------
120  Air Interface Final
      Version 4               0d     9/24/97     9/24/97                                                     9/24
------------------------------------------------------------------------------------------------------------------------------------
121  Locations of China
     and Brazil SAN Sites     0d      4/1/98      4/1/98
------------------------------------------------------------------------------------------------------------------------------------
122
------------------------------------------------------------------------------------------------------------------------------------
123
------------------------------------------------------------------------------------------------------------------------------------
124  RFT EQUIPMENT          530d      3/3/97     2/15/99
------------------------------------------------------------------------------------------------------------------------------------
125  RFT INSTALLATION DRM     2d     4/24/97     4/25/97
------------------------------------------------------------------------------------------------------------------------------------
126  RFT FINAL DESIGN
      PACKAGE                47d      3/3/97      5/6/97
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                                                          1998
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
109  Between SAN and Primary
      NMC for MSSC#1/HLR Testing
-----------------------------------------------------------------------------------------------------------------------
110  Inter SAN/MSSC for
      Phase 2-2 Testing
-----------------------------------------------------------------------------------------------------------------------
111  Between SANs and Backup NMC
-----------------------------------------------------------------------------------------------------------------------
112
-----------------------------------------------------------------------------------------------------------------------
113  ICO SUPPLIED INFORMATION
-----------------------------------------------------------------------------------------------------------------------
114  Draft AMBE Voice Codec
      Software Interface
-----------------------------------------------------------------------------------------------------------------------
115  High Level Functional
      Description
-----------------------------------------------------------------------------------------------------------------------
116  Preliminary NMS/SCC ICD
      Including Definition of
      Ephemeris
-----------------------------------------------------------------------------------------------------------------------
117  Voice Codec Floating
      Point - C Source Code
-----------------------------------------------------------------------------------------------------------------------
118  Final NMS/SCC ICD Including
      Definition of Ephemeris Data
-----------------------------------------------------------------------------------------------------------------------
119  Low Level Functional
      Description
-----------------------------------------------------------------------------------------------------------------------
120  Air Interface Final Version 4
-----------------------------------------------------------------------------------------------------------------------
121  Locations of China and Brazil
      SAN Sites                                            4/1
-----------------------------------------------------------------------------------------------------------------------
122
-----------------------------------------------------------------------------------------------------------------------
123
-----------------------------------------------------------------------------------------------------------------------
124  RFT EQUIPMENT
-----------------------------------------------------------------------------------------------------------------------
125  RFT INSTALLATION DRM
-----------------------------------------------------------------------------------------------------------------------
126  RFT FINAL DESIGN PACKAGE
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------
                                                                          1999
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
109  Between SAN and Primary
      NMC for MSSC#1/HLR Testing             2/1
-----------------------------------------------------------------------------------------------------------------------
110  Inter SAN/MSSC for
      Phase 2-2 Testing                      2/1
-----------------------------------------------------------------------------------------------------------------------
111  Between SANs and Backup NMC                                                                            11/1
-----------------------------------------------------------------------------------------------------------------------
112
-----------------------------------------------------------------------------------------------------------------------
113  ICO SUPPLIED INFORMATION
-----------------------------------------------------------------------------------------------------------------------
114  Draft AMBE Voice Codec
      Software Interface
-----------------------------------------------------------------------------------------------------------------------
115  High Level Functional
      Description
-----------------------------------------------------------------------------------------------------------------------
116  Preliminary NMS/SCC ICD
      Including Definition of
      Ephemeris
-----------------------------------------------------------------------------------------------------------------------
117  Voice Codec Floating
      Point - C Source Code
-----------------------------------------------------------------------------------------------------------------------
118  Final NMS/SCC ICD Including
      Definition of Ephemeris Data
-----------------------------------------------------------------------------------------------------------------------
119  Low Level Functional
      Description
-----------------------------------------------------------------------------------------------------------------------
120  Air Interface Final Version 4
-----------------------------------------------------------------------------------------------------------------------
121  Locations of China and Brazil
      SAN Sites
-----------------------------------------------------------------------------------------------------------------------
122
-----------------------------------------------------------------------------------------------------------------------
123
-----------------------------------------------------------------------------------------------------------------------
124  RFT EQUIPMENT
-----------------------------------------------------------------------------------------------------------------------
125  RFT INSTALLATION DRM
-----------------------------------------------------------------------------------------------------------------------
126  RFT FINAL DESIGN PACKAGE
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------
                                                                          2000
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
109  Between SAN and Primary
      NMC for MSSC#1/HLR Testing
-----------------------------------------------------------------------------------------------------------------------
110  Inter SAN/MSSC for
      Phase 2-2 Testing
-----------------------------------------------------------------------------------------------------------------------
111  Between SANs and Backup NMC
-----------------------------------------------------------------------------------------------------------------------
112
-----------------------------------------------------------------------------------------------------------------------
113  ICO SUPPLIED INFORMATION
-----------------------------------------------------------------------------------------------------------------------
114  Draft AMBE Voice Codec
      Software Interface
-----------------------------------------------------------------------------------------------------------------------
115  High Level Functional
      Description
-----------------------------------------------------------------------------------------------------------------------
116  Preliminary NMS/SCC ICD
      Including Definition of
      Ephemeris
-----------------------------------------------------------------------------------------------------------------------
117  Voice Codec Floating
      Point - C Source Code
-----------------------------------------------------------------------------------------------------------------------
118  Final NMS/SCC ICD Including
      Definition of Ephemeris Data
-----------------------------------------------------------------------------------------------------------------------
119  Low Level Functional
      Description
-----------------------------------------------------------------------------------------------------------------------
120  Air Interface Final Version 4
-----------------------------------------------------------------------------------------------------------------------
121  Locations of China and Brazil
      SAN Sites
-----------------------------------------------------------------------------------------------------------------------
122
-----------------------------------------------------------------------------------------------------------------------
123
-----------------------------------------------------------------------------------------------------------------------
124  RFT EQUIPMENT
-----------------------------------------------------------------------------------------------------------------------
125  RFT INSTALLATION DRM
-----------------------------------------------------------------------------------------------------------------------
126  RFT FINAL DESIGN PACKAGE
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 7          REVISED ON THE 12TH NOVEMBER, 1997
         1045

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID   TASK NAME               DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
127  RFT MANUFACTURING      465d     3/17/97     12/4/98
------------------------------------------------------------------------------------------------------------------------------------
128  ANTENNA PREASSEMBLY     35d      6/2/97     7/18/97
------------------------------------------------------------------------------------------------------------------------------------
129  RFT FAT PHASE 1 TEST    14d     7/22/97      8/8/97
------------------------------------------------------------------------------------------------------------------------------------
130  ANCHOR BOLTS &
      TEMPLATE
      TRANSPORTATION        123d     5/22/97     11/7/97
------------------------------------------------------------------------------------------------------------------------------------
131  ICO SUPPLIED
      SHIPPING &
      CONSIGNEE
      INFORMATION FOR RF    409d      7/9/97     1/10/99
------------------------------------------------------------------------------------------------------------------------------------
132  USA                     30d      7/9/97     8/19/97
------------------------------------------------------------------------------------------------------------------------------------
133  INDIA                   30d     7/15/97     8/25/97
------------------------------------------------------------------------------------------------------------------------------------
134  AUSTRALIA               30d     8/11/97     9/21/97
------------------------------------------------------------------------------------------------------------------------------------
135  SOUTH AFRICA            30d     9/25/97     11/4/97
------------------------------------------------------------------------------------------------------------------------------------
136  CHILE                   30d     9/15/97    10/26/97
------------------------------------------------------------------------------------------------------------------------------------
137  GERMANY                 30d     8/18/97     9/28/97
------------------------------------------------------------------------------------------------------------------------------------
138  INDONESIA               30d      3/2/98     4/12/98
------------------------------------------------------------------------------------------------------------------------------------
139  KOREA                   30d      3/9/98     4/19/98
------------------------------------------------------------------------------------------------------------------------------------
140  MEXICO                  30d      6/1/98      7/8/98
------------------------------------------------------------------------------------------------------------------------------------
141  UAE                     30d      6/5/98     7/14/98
------------------------------------------------------------------------------------------------------------------------------------
142  CHINA                   30d     12/1/98     1/10/99
------------------------------------------------------------------------------------------------------------------------------------
143  BRAZIL                  30d    10/15/98    11/24/98
------------------------------------------------------------------------------------------------------------------------------------
144  RFT EQUIPMENT
      TRANSPORTATION        408d     8/20/97     2/15/99
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------------------
                                                                          1998
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
127  RFT MANUFACTURING
-----------------------------------------------------------------------------------------------------------------------
128  ANTENNA PREASSEMBLY
-----------------------------------------------------------------------------------------------------------------------
129  RFT FAT PHASE 1 TEST
-----------------------------------------------------------------------------------------------------------------------
130  ANCHOR BOLTS & TEMPLATE
      TRANSPORTATION
-----------------------------------------------------------------------------------------------------------------------
131  ICO SUPPLIED SHIPPING &
      CONSIGNEE INFORMATION
      FOR RF
-----------------------------------------------------------------------------------------------------------------------
132  USA
-----------------------------------------------------------------------------------------------------------------------
133  INDIA
-----------------------------------------------------------------------------------------------------------------------
134  AUSTRALIA
-----------------------------------------------------------------------------------------------------------------------
135  SOUTH AFRICA
-----------------------------------------------------------------------------------------------------------------------
136  CHILE
-----------------------------------------------------------------------------------------------------------------------
137  GERMANY
-----------------------------------------------------------------------------------------------------------------------
138  INDONESIA
-----------------------------------------------------------------------------------------------------------------------
139  KOREA
-----------------------------------------------------------------------------------------------------------------------
140  MEXICO
-----------------------------------------------------------------------------------------------------------------------
141  UAE
-----------------------------------------------------------------------------------------------------------------------
142  CHINA
-----------------------------------------------------------------------------------------------------------------------
143  BRAZIL
-----------------------------------------------------------------------------------------------------------------------
144  RFT EQUIPMENT TRANSPORTATION
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------







-----------------------------------------------------------------------------------------------------------------------
                                                                          1999
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
127  RFT MANUFACTURING
-----------------------------------------------------------------------------------------------------------------------
128  ANTENNA PREASSEMBLY
-----------------------------------------------------------------------------------------------------------------------
129  RFT FAT PHASE 1 TEST
-----------------------------------------------------------------------------------------------------------------------
130  ANCHOR BOLTS & TEMPLATE
      TRANSPORTATION
-----------------------------------------------------------------------------------------------------------------------
131  ICO SUPPLIED SHIPPING &
      CONSIGNEE INFORMATION
      FOR RF
-----------------------------------------------------------------------------------------------------------------------
132  USA
-----------------------------------------------------------------------------------------------------------------------
133  INDIA
-----------------------------------------------------------------------------------------------------------------------
134  AUSTRALIA
-----------------------------------------------------------------------------------------------------------------------
135  SOUTH AFRICA
-----------------------------------------------------------------------------------------------------------------------
136  CHILE
-----------------------------------------------------------------------------------------------------------------------
137  GERMANY
-----------------------------------------------------------------------------------------------------------------------
138  INDONESIA
-----------------------------------------------------------------------------------------------------------------------
139  KOREA
-----------------------------------------------------------------------------------------------------------------------
140  MEXICO
-----------------------------------------------------------------------------------------------------------------------
141  UAE
-----------------------------------------------------------------------------------------------------------------------
142  CHINA
-----------------------------------------------------------------------------------------------------------------------
143  BRAZIL
-----------------------------------------------------------------------------------------------------------------------
144  RFT EQUIPMENT TRANSPORTATION
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------
                                                                          2000
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
127  RFT MANUFACTURING
-----------------------------------------------------------------------------------------------------------------------
128  ANTENNA PREASSEMBLY
-----------------------------------------------------------------------------------------------------------------------
129  RFT FAT PHASE 1 TEST
-----------------------------------------------------------------------------------------------------------------------
130  ANCHOR BOLTS & TEMPLATE
      TRANSPORTATION
-----------------------------------------------------------------------------------------------------------------------
131  ICO SUPPLIED SHIPPING &
      CONSIGNEE INFORMATION
      FOR RF
-----------------------------------------------------------------------------------------------------------------------
132  USA
-----------------------------------------------------------------------------------------------------------------------
133  INDIA
-----------------------------------------------------------------------------------------------------------------------
134  AUSTRALIA
-----------------------------------------------------------------------------------------------------------------------
135  SOUTH AFRICA
-----------------------------------------------------------------------------------------------------------------------
136  CHILE
-----------------------------------------------------------------------------------------------------------------------
137  GERMANY
-----------------------------------------------------------------------------------------------------------------------
138  INDONESIA
-----------------------------------------------------------------------------------------------------------------------
139  KOREA
-----------------------------------------------------------------------------------------------------------------------
140  MEXICO
-----------------------------------------------------------------------------------------------------------------------
141  UAE
-----------------------------------------------------------------------------------------------------------------------
142  CHINA
-----------------------------------------------------------------------------------------------------------------------
143  BRAZIL
-----------------------------------------------------------------------------------------------------------------------
144  RFT EQUIPMENT TRANSPORTATION
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 8          REVISED ON THE 12TH NOVEMBER, 1997
         1046

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID   TASK NAME               DUR     START      FINISH       F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
145  USA                   163d     8/20/97    3/27/98
------------------------------------------------------------------------------------------------------------------------------------
146   USA RFT No 1          35d     8/25/97   10/10/97
------------------------------------------------------------------------------------------------------------------------------------
147   USA SHELTERS x5       38d     8/20/97   10/10/97
------------------------------------------------------------------------------------------------------------------------------------
148   USA ANTENNA No 1      36d     8/25/97   10/13/97
------------------------------------------------------------------------------------------------------------------------------------
149   USA RFT No 2          35d     10/1/97   11/15/97
------------------------------------------------------------------------------------------------------------------------------------
150   USA ANTENNA No 2      35d     10/1/97   11/15/97
------------------------------------------------------------------------------------------------------------------------------------
151   USA RFT Nos 3-5       36d     2/10/98    3/27/98
------------------------------------------------------------------------------------------------------------------------------------
152   USA ANTENNA Nos 3-5   36d     2/10/98    3/27/98
------------------------------------------------------------------------------------------------------------------------------------
153  INDIA                 149d     8/26/97    3/13/98
------------------------------------------------------------------------------------------------------------------------------------
154   INDIA RFT No 1        32d     9/11/97   10/26/97
------------------------------------------------------------------------------------------------------------------------------------
155   INDIA SHELTERS x5     46d     8/26/97   10/28/97
------------------------------------------------------------------------------------------------------------------------------------
156   INDIA ANTENNA No 1    44d     8/26/97   10/26/97
------------------------------------------------------------------------------------------------------------------------------------
157   INDIA RFT No 2        35d     10/1/97   11/15/97
------------------------------------------------------------------------------------------------------------------------------------
158   INDIA ANTENNA No 2    45d     10/1/97   11/28/97
------------------------------------------------------------------------------------------------------------------------------------
159   INDIA RFT No 3        33d    12/16/97    1/29/98
------------------------------------------------------------------------------------------------------------------------------------
160   INDIA ANTENNA No 3    45d    12/15/97    2/12/98
------------------------------------------------------------------------------------------------------------------------------------
161   INDIA RFT Nos 4 & 5   36d     1/12/98    2/26/98
------------------------------------------------------------------------------------------------------------------------------------
162   INDIA ANTENNA Nos 3-5 48d     1/12/98    3/13/98
------------------------------------------------------------------------------------------------------------------------------------






-----------------------------------------------------------------------------------------------------------
                                                                 1998
                             ------------------------------------------------------------------------------
ID   TASK NAME               J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
145  USA
-----------------------------------------------------------------------------------------------------------
146   USA RFT No 1
-----------------------------------------------------------------------------------------------------------
147   USA SHELTERS x5
-----------------------------------------------------------------------------------------------------------
148   USA ANTENNA No 1
-----------------------------------------------------------------------------------------------------------
149   USA RFT No 2
-----------------------------------------------------------------------------------------------------------
150   USA ANTENNA No 2
-----------------------------------------------------------------------------------------------------------
151   USA RFT Nos 3-5
-----------------------------------------------------------------------------------------------------------
152   USA ANTENNA Nos 3-5
-----------------------------------------------------------------------------------------------------------
153  INDIA
-----------------------------------------------------------------------------------------------------------
154   INDIA RFT No 1
-----------------------------------------------------------------------------------------------------------
155   INDIA SHELTERS x5
-----------------------------------------------------------------------------------------------------------
156   INDIA ANTENNA No 1
-----------------------------------------------------------------------------------------------------------
157   INDIA RFT No 2
-----------------------------------------------------------------------------------------------------------
158   INDIA ANTENNA No 2
-----------------------------------------------------------------------------------------------------------
159   INDIA RFT No 3
-----------------------------------------------------------------------------------------------------------
160   INDIA ANTENNA No 3
-----------------------------------------------------------------------------------------------------------
161   INDIA RFT Nos 4 & 5
-----------------------------------------------------------------------------------------------------------
162   INDIA ANTENNA Nos 3-5
-----------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------
                                                                 1999
                             ------------------------------------------------------------------------------
ID   TASK NAME               J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
145  USA
-----------------------------------------------------------------------------------------------------------
146   USA RFT No 1
-----------------------------------------------------------------------------------------------------------
147   USA SHELTERS x5
-----------------------------------------------------------------------------------------------------------
148   USA ANTENNA No 1
-----------------------------------------------------------------------------------------------------------
149   USA RFT No 2
-----------------------------------------------------------------------------------------------------------
150   USA ANTENNA No 2
-----------------------------------------------------------------------------------------------------------
151   USA RFT Nos 3-5
-----------------------------------------------------------------------------------------------------------
152   USA ANTENNA Nos 3-5
-----------------------------------------------------------------------------------------------------------
153  INDIA
-----------------------------------------------------------------------------------------------------------
154   INDIA RFT No 1
-----------------------------------------------------------------------------------------------------------
155   INDIA SHELTERS x5
-----------------------------------------------------------------------------------------------------------
156   INDIA ANTENNA No 1
-----------------------------------------------------------------------------------------------------------
157   INDIA RFT No 2
-----------------------------------------------------------------------------------------------------------
158   INDIA ANTENNA No 2
-----------------------------------------------------------------------------------------------------------
159   INDIA RFT No 3
-----------------------------------------------------------------------------------------------------------
160   INDIA ANTENNA No 3
-----------------------------------------------------------------------------------------------------------
161   INDIA RFT Nos 4 & 5
-----------------------------------------------------------------------------------------------------------
162   INDIA ANTENNA Nos 3-5
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 2000
                             ------------------------------------------------------------------------------
ID   TASK NAME               J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
145  USA
-----------------------------------------------------------------------------------------------------------
146   USA RFT No 1
-----------------------------------------------------------------------------------------------------------
147   USA SHELTERS x5
-----------------------------------------------------------------------------------------------------------
148   USA ANTENNA No 1
-----------------------------------------------------------------------------------------------------------
149   USA RFT No 2
-----------------------------------------------------------------------------------------------------------
150   USA ANTENNA No 2
-----------------------------------------------------------------------------------------------------------
151   USA RFT Nos 3-5
-----------------------------------------------------------------------------------------------------------
152   USA ANTENNA Nos 3-5
-----------------------------------------------------------------------------------------------------------
153  INDIA
-----------------------------------------------------------------------------------------------------------
154   INDIA RFT No 1
-----------------------------------------------------------------------------------------------------------
155   INDIA SHELTERS x5
-----------------------------------------------------------------------------------------------------------
156   INDIA ANTENNA No 1
-----------------------------------------------------------------------------------------------------------
157   INDIA RFT No 2
-----------------------------------------------------------------------------------------------------------
158   INDIA ANTENNA No 2
-----------------------------------------------------------------------------------------------------------
159   INDIA RFT No 3
-----------------------------------------------------------------------------------------------------------
160   INDIA ANTENNA No 3
-----------------------------------------------------------------------------------------------------------
161   INDIA RFT Nos 4 & 5
-----------------------------------------------------------------------------------------------------------
162   INDIA ANTENNA Nos 3-5
-----------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 9          REVISED ON THE 12TH NOVEMBER, 1997

         1047

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                           -------------------------------------------------------------------------
ID   TASK NAME                   DUR   START     FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
163  AUSTRALIA                    87d   9/22/97   1/18/98
------------------------------------------------------------------------------------------------------------------------------------
164   AUSTRALIA RFT No 1          40d   9/25/97  11/17/97
------------------------------------------------------------------------------------------------------------------------------------
165   AUSTRALIA SHELTERS x5       43d   9/22/97  11/17/97
------------------------------------------------------------------------------------------------------------------------------------
166   AUSTRALIA ANTENNA No 1      31d   9/29/97   11/7/97
------------------------------------------------------------------------------------------------------------------------------------
167   AUSTRALIA RFT No 2          33d  10/15/97  11/26/97
------------------------------------------------------------------------------------------------------------------------------------
168   AUSTRALIA ANTENNA No 2      27d  10/15/97  11/18/97
------------------------------------------------------------------------------------------------------------------------------------
169   AUSTRALIA RFT Nos 3 & 4      9d  11/17/97  11/27/97
------------------------------------------------------------------------------------------------------------------------------------
170   AUSTRALIA ANTENNA No 3 & 4  25d  11/17/97  12/19/97
------------------------------------------------------------------------------------------------------------------------------------
171   AUSTRALIA RFT No 5          30d   12/8/97   1/18/98
------------------------------------------------------------------------------------------------------------------------------------
172   AUSTRALIA ANTENNA No 5      25d   12/8/97   1/10/98
------------------------------------------------------------------------------------------------------------------------------------
173  SOUTH AFRICA                 99d   11/5/97   3/17/98
------------------------------------------------------------------------------------------------------------------------------------
174   S.AFRICA RFT No 1 & 2       44d   11/5/97    1/2/98
------------------------------------------------------------------------------------------------------------------------------------
175   S.AFRICA SHELTERS x5        34d  11/15/97  12/31/97
------------------------------------------------------------------------------------------------------------------------------------
176   S.AFRICA ANTENNA No 1 & 2   45d   11/5/97    1/5/98
------------------------------------------------------------------------------------------------------------------------------------
177   S.AFRICA RFT No 3, 4 & 5    44d   1/16/98   3/14/98
------------------------------------------------------------------------------------------------------------------------------------
178   S.AFRICA ANTENNA 3,         46d   1/16/98   3/17/98
      4 & 5
------------------------------------------------------------------------------------------------------------------------------------
179  CHILE                        71d   10/27/97  1/29/98
------------------------------------------------------------------------------------------------------------------------------------
180   CHILE RFT No 1 & 2          47d   10/27/97 12/26/97
------------------------------------------------------------------------------------------------------------------------------------






----------------------------------------------------------------------------------------------------------------
                                                                      1998
                                  ------------------------------------------------------------------------------
ID   TASK NAME                    J      F      M      A      M      J      J      A      S      O      N     D
----------------------------------------------------------------------------------------------------------------
163  AUSTRALIA
----------------------------------------------------------------------------------------------------------------
164   AUSTRALIA RFT No 1
----------------------------------------------------------------------------------------------------------------
165   AUSTRALIA SHELTERS x5
----------------------------------------------------------------------------------------------------------------
166   AUSTRALIA ANTENNA No 1
----------------------------------------------------------------------------------------------------------------
167   AUSTRALIA RFT No 2
----------------------------------------------------------------------------------------------------------------
168   AUSTRALIA ANTENNA No 2
----------------------------------------------------------------------------------------------------------------
169   AUSTRALIA RFT Nos 3 & 4
----------------------------------------------------------------------------------------------------------------
170   AUSTRALIA ANTENNA No 3 & 4
----------------------------------------------------------------------------------------------------------------
171   AUSTRALIA RFT No 5
----------------------------------------------------------------------------------------------------------------
172   AUSTRALIA ANTENNA No 5
----------------------------------------------------------------------------------------------------------------
173  SOUTH AFRICA
----------------------------------------------------------------------------------------------------------------
174   S.AFRICA RFT No 1 & 2
----------------------------------------------------------------------------------------------------------------
175   S.AFRICA SHELTERS x5
----------------------------------------------------------------------------------------------------------------
176   S.AFRICA ANTENNA No 1 & 2
----------------------------------------------------------------------------------------------------------------
177   S.AFRICA RFT No 3, 4 & 5
----------------------------------------------------------------------------------------------------------------
178   S.AFRICA ANTENNA 3,
      4 & 5
----------------------------------------------------------------------------------------------------------------
179  CHILE
----------------------------------------------------------------------------------------------------------------
180   CHILE RFT No 1 & 2
----------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------
                                                                      1999
                                  ------------------------------------------------------------------------------
ID   TASK NAME                    J      F      M      A      M      J      J      A      S      O      N     D
----------------------------------------------------------------------------------------------------------------
163  AUSTRALIA
----------------------------------------------------------------------------------------------------------------
164   AUSTRALIA RFT No 1
----------------------------------------------------------------------------------------------------------------
165   AUSTRALIA SHELTERS x5
----------------------------------------------------------------------------------------------------------------
166   AUSTRALIA ANTENNA No 1
----------------------------------------------------------------------------------------------------------------
167   AUSTRALIA RFT No 2
----------------------------------------------------------------------------------------------------------------
168   AUSTRALIA ANTENNA No 2
----------------------------------------------------------------------------------------------------------------
169   AUSTRALIA RFT Nos 3 & 4
----------------------------------------------------------------------------------------------------------------
170   AUSTRALIA ANTENNA No 3 & 4
----------------------------------------------------------------------------------------------------------------
171   AUSTRALIA RFT No 5
----------------------------------------------------------------------------------------------------------------
172   AUSTRALIA ANTENNA No 5
----------------------------------------------------------------------------------------------------------------
173  SOUTH AFRICA
----------------------------------------------------------------------------------------------------------------
174   S.AFRICA RFT No 1 & 2
----------------------------------------------------------------------------------------------------------------
175   S.AFRICA SHELTERS x5
----------------------------------------------------------------------------------------------------------------
176   S.AFRICA ANTENNA No 1 & 2
----------------------------------------------------------------------------------------------------------------
177   S.AFRICA RFT No 3, 4 & 5
----------------------------------------------------------------------------------------------------------------
178   S.AFRICA ANTENNA 3,
      4 & 5
----------------------------------------------------------------------------------------------------------------
179  CHILE
----------------------------------------------------------------------------------------------------------------
180   CHILE RFT No 1 & 2
----------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------
                                                                      2000
                                  ------------------------------------------------------------------------------
ID   TASK NAME                    J      F      M      A      M      J      J      A      S      O      N     D
----------------------------------------------------------------------------------------------------------------
163  AUSTRALIA
----------------------------------------------------------------------------------------------------------------
164   AUSTRALIA RFT No 1
----------------------------------------------------------------------------------------------------------------
165   AUSTRALIA SHELTERS x5
----------------------------------------------------------------------------------------------------------------
166   AUSTRALIA ANTENNA No 1
----------------------------------------------------------------------------------------------------------------
167   AUSTRALIA RFT No 2
----------------------------------------------------------------------------------------------------------------
168   AUSTRALIA ANTENNA No 2
----------------------------------------------------------------------------------------------------------------
169   AUSTRALIA RFT Nos 3 & 4
----------------------------------------------------------------------------------------------------------------
170   AUSTRALIA ANTENNA No 3 & 4
----------------------------------------------------------------------------------------------------------------
171   AUSTRALIA RFT No 5
----------------------------------------------------------------------------------------------------------------
172   AUSTRALIA ANTENNA No 5
----------------------------------------------------------------------------------------------------------------
173  SOUTH AFRICA
----------------------------------------------------------------------------------------------------------------
174   S.AFRICA RFT No 1 & 2
----------------------------------------------------------------------------------------------------------------
175   S.AFRICA SHELTERS x5
----------------------------------------------------------------------------------------------------------------
176   S.AFRICA ANTENNA No 1 & 2
----------------------------------------------------------------------------------------------------------------
177   S.AFRICA RFT No 3, 4 & 5
----------------------------------------------------------------------------------------------------------------
178   S.AFRICA ANTENNA 3,
      4 & 5
----------------------------------------------------------------------------------------------------------------
179  CHILE
----------------------------------------------------------------------------------------------------------------
180   CHILE RFT No 1 & 2
----------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 10         REVISED ON THE 12TH NOVEMBER, 1997

         1048

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID   TASK NAME               DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
181  CHILE SHELTERS X5       38d    11/11/97    12/31/97
------------------------------------------------------------------------------------------------------------------------------------
182  CHILE ANTENNA NO 1 & 2  50d    10/27/97    12/31/97
------------------------------------------------------------------------------------------------------------------------------------
183  CHILE RFT NO 3, 4 & 5   44d    11/25/97     1/24/98
------------------------------------------------------------------------------------------------------------------------------------
184  CHILE ANTENNA
       NO 3, 4 & 5           48d    11/25/97     1/29/98
------------------------------------------------------------------------------------------------------------------------------------
185  GERMANY                155d     9/29/97     4/24/98
------------------------------------------------------------------------------------------------------------------------------------
186  GERMANY RFT NO 1        39d     9/29/97    11/18/97
------------------------------------------------------------------------------------------------------------------------------------
187  GERMANY RFT NO 2        38d    10/15/97     12/3/97
------------------------------------------------------------------------------------------------------------------------------------
188  GERMANY SHELTERS X5     12d    11/15/97     12/1/97
------------------------------------------------------------------------------------------------------------------------------------
189  GERMANY ANTENNA NO 1    37d     9/29/97    11/15/97
------------------------------------------------------------------------------------------------------------------------------------
190  GERMANY ANTENNA NO 2    36d    10/15/97     12/1/97
------------------------------------------------------------------------------------------------------------------------------------
191  GERMANY RFT
      NO 3, 4 & 5            34d     3/10/98     4/24/98
------------------------------------------------------------------------------------------------------------------------------------
192  GERMANY ANTENNA
      NO 3, 4 & 5            31d     3/13/98     4/24/98
------------------------------------------------------------------------------------------------------------------------------------
193  INDONESIA               51d      4/8/98     6/12/98
------------------------------------------------------------------------------------------------------------------------------------
194  INDONESIA RFT
      NO 1, 2 & 3            24d     4/16/98     5/18/98
------------------------------------------------------------------------------------------------------------------------------------
195  INDONESIA SHELTER X 5   31d      4/8/98     5/19/98
------------------------------------------------------------------------------------------------------------------------------------
196  INDONESIA ANTENNA
      NO 1, 2 & 3            26d     4/14/98     5/18/98
------------------------------------------------------------------------------------------------------------------------------------
197  INDONESIA RFT
      NO 4 & 5               28d     5/11/98     6/12/98
------------------------------------------------------------------------------------------------------------------------------------
198  INDONESIA ANTENNA
      4 & 5                  29d      5/8/98     6/12/98
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------------------
                                                                          1998
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
181    CHILE SHELTERS X5
-----------------------------------------------------------------------------------------------------------------------
182    CHILE ANTENNA NO 1 & 2
-----------------------------------------------------------------------------------------------------------------------
183    CHILE RFT NO 3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
184    CHILE ANTENNA
         NO 3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
185    GERMANY
-----------------------------------------------------------------------------------------------------------------------
186    GERMANY RFT NO 1
-----------------------------------------------------------------------------------------------------------------------
187    GERMANY RFT NO 2
-----------------------------------------------------------------------------------------------------------------------
188    GERMANY SHELTERS X5
-----------------------------------------------------------------------------------------------------------------------
189    GERMANY ANTENNA NO 1
-----------------------------------------------------------------------------------------------------------------------
190    GERMANY ANTENNA NO 2
-----------------------------------------------------------------------------------------------------------------------
191    GERMANY RFT
        NO 3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
192    GERMANY ANTENNA
        NO 3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
193    INDONESIA
-----------------------------------------------------------------------------------------------------------------------
194    INDONESIA RFT
        NO 1, 2 & 3
-----------------------------------------------------------------------------------------------------------------------
195    INDONESIA SHELTER X 5
-----------------------------------------------------------------------------------------------------------------------
196    INDONESIA ANTENNA
        NO 1, 2 & 3
-----------------------------------------------------------------------------------------------------------------------
197    INDONESIA RFT
        NO 4 & 5
-----------------------------------------------------------------------------------------------------------------------
198    INDONESIA ANTENNA
        4 & 5
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------






-----------------------------------------------------------------------------------------------------------------------
                                                                          1999
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
181    CHILE SHELTERS X5
-----------------------------------------------------------------------------------------------------------------------
182    CHILE ANTENNA NO 1 & 2
-----------------------------------------------------------------------------------------------------------------------
183    CHILE RFT NO 3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
184    CHILE ANTENNA
         NO 3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
185    GERMANY
-----------------------------------------------------------------------------------------------------------------------
186    GERMANY RFT NO 1
-----------------------------------------------------------------------------------------------------------------------
187    GERMANY RFT NO 2
-----------------------------------------------------------------------------------------------------------------------
188    GERMANY SHELTERS X5
-----------------------------------------------------------------------------------------------------------------------
189    GERMANY ANTENNA NO 1
-----------------------------------------------------------------------------------------------------------------------
190    GERMANY ANTENNA NO 2
-----------------------------------------------------------------------------------------------------------------------
191    GERMANY RFT
        NO 3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
192    GERMANY ANTENNA
        NO 3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
193    INDONESIA
-----------------------------------------------------------------------------------------------------------------------
194    INDONESIA RFT
        NO 1, 2 & 3
-----------------------------------------------------------------------------------------------------------------------
195    INDONESIA SHELTER X 5
-----------------------------------------------------------------------------------------------------------------------
196    INDONESIA ANTENNA
        NO 1, 2 & 3
-----------------------------------------------------------------------------------------------------------------------
197    INDONESIA RFT
        NO 4 & 5
-----------------------------------------------------------------------------------------------------------------------
198    INDONESIA ANTENNA
        4 & 5
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------
                                                                          2000
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
181    CHILE SHELTERS X5
-----------------------------------------------------------------------------------------------------------------------
182    CHILE ANTENNA NO 1 & 2
-----------------------------------------------------------------------------------------------------------------------
183    CHILE RFT NO 3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
184    CHILE ANTENNA
         NO 3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
185    GERMANY
-----------------------------------------------------------------------------------------------------------------------
186    GERMANY RFT NO 1
-----------------------------------------------------------------------------------------------------------------------
187    GERMANY RFT NO 2
-----------------------------------------------------------------------------------------------------------------------
188    GERMANY SHELTERS X5
-----------------------------------------------------------------------------------------------------------------------
189    GERMANY ANTENNA NO 1
-----------------------------------------------------------------------------------------------------------------------
190    GERMANY ANTENNA NO 2
-----------------------------------------------------------------------------------------------------------------------
191    GERMANY RFT
        NO 3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
192    GERMANY ANTENNA
        NO 3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
193    INDONESIA
-----------------------------------------------------------------------------------------------------------------------
194    INDONESIA RFT
        NO 1, 2 & 3
-----------------------------------------------------------------------------------------------------------------------
195    INDONESIA SHELTER X 5
-----------------------------------------------------------------------------------------------------------------------
196    INDONESIA ANTENNA
        NO 1, 2 & 3
-----------------------------------------------------------------------------------------------------------------------
197    INDONESIA RFT
        NO 4 & 5
-----------------------------------------------------------------------------------------------------------------------
198    INDONESIA ANTENNA
        4 & 5
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 11         REVISED ON THE 12TH NOVEMBER, 1997
         1049

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID   TASK NAME               DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
199  KOREA                   58d     3/23/98      6/7/98
------------------------------------------------------------------------------------------------------------------------------------
200  KOREA RFT NO 1, & 2     15d     4/20/98      5/8/98
------------------------------------------------------------------------------------------------------------------------------------
201  KOREA SHELTER X 5       34d     3/23/98      5/7/98
------------------------------------------------------------------------------------------------------------------------------------
202  KOREA ANTENNA
      NO 1 & 2               14d     4/22/98     5/11/98
------------------------------------------------------------------------------------------------------------------------------------
203  KOREA RFT
      NO 3, 4 & 5            15d     5/19/98      6/5/98
------------------------------------------------------------------------------------------------------------------------------------
204  KOREA ANTENNA
      3, 4 & 5               16d     5/19/98      6/7/98
------------------------------------------------------------------------------------------------------------------------------------
205  MEXICO                  65d      6/5/98     8/27/98
------------------------------------------------------------------------------------------------------------------------------------
206  MEXICO RFT NO 1 & 2     34d     6/26/98      8/9/98
------------------------------------------------------------------------------------------------------------------------------------
207  MEXICO SHELTERS X 5     28d      7/4/98      8/9/98
------------------------------------------------------------------------------------------------------------------------------------
208  MEXICO ANTENNA
      NO 1 & 2               50d      6/5/98      8/9/98
------------------------------------------------------------------------------------------------------------------------------------
209  MEXICO RFT 3, 4 & 5     37d     7/13/98     8/27/98
------------------------------------------------------------------------------------------------------------------------------------
210  MEXICO ANTENNA
      3, 4 & 5               51d     6/23/98     8/26/98
------------------------------------------------------------------------------------------------------------------------------------
211  UAE                     53d     7/15/98     9/20/98
------------------------------------------------------------------------------------------------------------------------------------
212  UAE RFT NO 1, 2 & 3     31d     7/15/98     8/22/98
------------------------------------------------------------------------------------------------------------------------------------
213  UAE SHELTERS X 5        30d     7/16/98     8/22/98
------------------------------------------------------------------------------------------------------------------------------------
214  UAE ANTENNA
      NO 1, 2 & 3            31d     7/15/98     8/22/98
------------------------------------------------------------------------------------------------------------------------------------
215  UAE RFT 4 & 5           31d     8/12/98     9/20/98
------------------------------------------------------------------------------------------------------------------------------------
216  UAE ANTENNA NO 4 & 5    29d     8/14/98     9/20/98
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------
                                                                          1998
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
199  KOREA
-----------------------------------------------------------------------------------------------------------------------
200  KOREA RFT NO 1, & 2
-----------------------------------------------------------------------------------------------------------------------
201  KOREA SHELTER X 5
-----------------------------------------------------------------------------------------------------------------------
202  KOREA ANTENNA
      NO 1 & 2
-----------------------------------------------------------------------------------------------------------------------
203  KOREA RFT
      NO 3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
204  KOREA ANTENNA
      NO 3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
205  MEXICO
-----------------------------------------------------------------------------------------------------------------------
206  MEXICO RFT NO 1 & 2
-----------------------------------------------------------------------------------------------------------------------
207  MEXICO SHELTERS X 5
-----------------------------------------------------------------------------------------------------------------------
208  MEXICO ANTENNA
      NO 1 & 2
-----------------------------------------------------------------------------------------------------------------------
209  MEXICO RFT 3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
210  MEXICO ANTENNA
      3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
211  UAE
-----------------------------------------------------------------------------------------------------------------------
212  UAE RFT NO 1, 2 & 3
-----------------------------------------------------------------------------------------------------------------------
213  UAE SHELTERS X 5
-----------------------------------------------------------------------------------------------------------------------
214  UAE ANTENNA
      NO 1, 2 & 3
-----------------------------------------------------------------------------------------------------------------------
215  UAE RFT 4 & 5
-----------------------------------------------------------------------------------------------------------------------
216  UAE ANTENNA NO 4 & 5
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------









-----------------------------------------------------------------------------------------------------------------------
                                                                          1999
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
199  KOREA
-----------------------------------------------------------------------------------------------------------------------
200  KOREA RFT NO 1, & 2
-----------------------------------------------------------------------------------------------------------------------
201  KOREA SHELTER X 5
-----------------------------------------------------------------------------------------------------------------------
202  KOREA ANTENNA
      NO 1 & 2
-----------------------------------------------------------------------------------------------------------------------
203  KOREA RFT
      NO 3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
204  KOREA ANTENNA
      NO 3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
205  MEXICO
-----------------------------------------------------------------------------------------------------------------------
206  MEXICO RFT NO 1 & 2
-----------------------------------------------------------------------------------------------------------------------
207  MEXICO SHELTERS X 5
-----------------------------------------------------------------------------------------------------------------------
208  MEXICO ANTENNA
      NO 1 & 2
-----------------------------------------------------------------------------------------------------------------------
209  MEXICO RFT 3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
210  MEXICO ANTENNA
      3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
211  UAE
-----------------------------------------------------------------------------------------------------------------------
212  UAE RFT NO 1, 2 & 3
-----------------------------------------------------------------------------------------------------------------------
213  UAE SHELTERS X 5
-----------------------------------------------------------------------------------------------------------------------
214  UAE ANTENNA
      NO 1, 2 & 3
-----------------------------------------------------------------------------------------------------------------------
215  UAE RFT 4 & 5
-----------------------------------------------------------------------------------------------------------------------
216  UAE ANTENNA 4 & 5
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------
                                                                          2000
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
199  KOREA
-----------------------------------------------------------------------------------------------------------------------
200  KOREA RFT NO 1, & 2
-----------------------------------------------------------------------------------------------------------------------
201  KOREA SHELTER X 5
-----------------------------------------------------------------------------------------------------------------------
202  KOREA ANTENNA
      NO 1 & 2
-----------------------------------------------------------------------------------------------------------------------
203  KOREA RFT
      NO 3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
204  KOREA ANTENNA
      NO 3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
205  MEXICO
-----------------------------------------------------------------------------------------------------------------------
206  MEXICO RFT NO 1 & 2
-----------------------------------------------------------------------------------------------------------------------
207  MEXICO SHELTERS X 5
-----------------------------------------------------------------------------------------------------------------------
208  MEXICO ANTENNA
      NO 1 & 2
-----------------------------------------------------------------------------------------------------------------------
209  MEXICO RFT 3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
210  MEXICO ANTENNA
      3, 4 & 5
-----------------------------------------------------------------------------------------------------------------------
211  UAE
-----------------------------------------------------------------------------------------------------------------------
212  UAE RFT NO 1, 2 & 3
-----------------------------------------------------------------------------------------------------------------------
213  UAE SHELTERS X 5
-----------------------------------------------------------------------------------------------------------------------
214  UAE ANTENNA
      NO 1, 2 & 3
-----------------------------------------------------------------------------------------------------------------------
215  UAE RFT 4 & 5
-----------------------------------------------------------------------------------------------------------------------
216  UAE ANTENNA NO 4 & 5
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

PROJECT 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 12         REVISED ON THE 12TH NOVEMBER, 1997
         1050

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                 DUR    START      FINISH       F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
217 CHINA                    52d    12/9/98     2/15/99
------------------------------------------------------------------------------------------------------------------------------------
218 CHINA RFT 1, 2 & 3       17d    1/11/99     1/31/99
------------------------------------------------------------------------------------------------------------------------------------
219 CHINA SHELTERS X 5       40d    12/9/98     1/31/99
------------------------------------------------------------------------------------------------------------------------------------
220 CHINA ANTENNA 1, 2 & 3    4d    1/27/99     1/31/99
------------------------------------------------------------------------------------------------------------------------------------
221 CHINA RFT 4 & 5          18d    1/25/99     2/15/99
------------------------------------------------------------------------------------------------------------------------------------
222 CHINA ANTENNA 4 & 5       3d    2/12/99     2/15/99
------------------------------------------------------------------------------------------------------------------------------------
223 BRAZIL                   59d   11/30/98     2/14/99
------------------------------------------------------------------------------------------------------------------------------------
224 BRAZIL RFT No 1, 2 & 3   49d   11/30/98      2/1/99
------------------------------------------------------------------------------------------------------------------------------------
226 BRAZIL ANTENNA 1, 2 & 3  43d    12/7/98      2/1/99
------------------------------------------------------------------------------------------------------------------------------------
227 BRAZIL RFT 4 & 5         49d   12/11/98     2/14/99
------------------------------------------------------------------------------------------------------------------------------------
228 BRAZIL ANTENNA 4 & 5     43d   12/16/98     2/10/99
------------------------------------------------------------------------------------------------------------------------------------
229
------------------------------------------------------------------------------------------------------------------------------------
230 SBS                     759d    2/11/97     12/3/99
------------------------------------------------------------------------------------------------------------------------------------
231 DESIGN DOCUMENTATION    712d    3/17/97     11/3/99
------------------------------------------------------------------------------------------------------------------------------------
232 DESIGN                  176d    3/17/97    11/14/97
------------------------------------------------------------------------------------------------------------------------------------
233 PDR-1 Design Documents   27d    3/17/97     4/22/97
------------------------------------------------------------------------------------------------------------------------------------
234 PDR-2 Design Documents   71d    5/23/97     8/29/97
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                                                  1998
                              ------------------------------------------------------------------------------
ID  TASK NAME                 J      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------
217  CHINA
------------------------------------------------------------------------------------------------------------
218  CHINA RFT 1, 2 & 3
------------------------------------------------------------------------------------------------------------
219  CHINA SHELTERS X 5
------------------------------------------------------------------------------------------------------------
220  CHINA ANTENNA 1, 2 & 3
------------------------------------------------------------------------------------------------------------
221  CHINA RFT 4 & 5
------------------------------------------------------------------------------------------------------------
222  CHINA ANTENNA 4 & 5
------------------------------------------------------------------------------------------------------------
223  BRAZIL
------------------------------------------------------------------------------------------------------------
224  BRAZIL RFT No 1, 2 & 3
------------------------------------------------------------------------------------------------------------
225  BRAZIL SHELTERS X 5
------------------------------------------------------------------------------------------------------------
226  BRAZIL ANTENNA 1, 2 & 3
------------------------------------------------------------------------------------------------------------
227  BRAZIL RFT 4 & 5
------------------------------------------------------------------------------------------------------------
228  BRAZIL ANTENNA 4 & 5
------------------------------------------------------------------------------------------------------------
229
------------------------------------------------------------------------------------------------------------
230  SBS
------------------------------------------------------------------------------------------------------------
231  DESIGN DOCUMENTATION
------------------------------------------------------------------------------------------------------------
232  DESIGN
------------------------------------------------------------------------------------------------------------
233  PDR-1 Design Documents
------------------------------------------------------------------------------------------------------------
234  PDR-2 Design Documents
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------
                                                                   1999
                              -------------------------------------------------------------------------------
ID  TASK NAME                 J      F      M      A      M      J      J      A      S      O     N     D
-------------------------------------------------------------------------------------------------------------
217  CHINA
-------------------------------------------------------------------------------------------------------------
218  CHINA RFT 1, 2 & 3
-------------------------------------------------------------------------------------------------------------
219  CHINA SHELTERS X 5
-------------------------------------------------------------------------------------------------------------
220  CHINA ANTENNA 1, 2 & 3
-------------------------------------------------------------------------------------------------------------
221  CHINA RFT 4 & 5
-------------------------------------------------------------------------------------------------------------
222  CHINA ANTENNA 4 & 5
-------------------------------------------------------------------------------------------------------------
223  BRAZIL
-------------------------------------------------------------------------------------------------------------
224  BRAZIL RFT No 1, 2 & 3
-------------------------------------------------------------------------------------------------------------
225  BRAZIL SHELTERS X 5
-------------------------------------------------------------------------------------------------------------
226  BRAZIL ANTENNA 1, 2 & 3
-------------------------------------------------------------------------------------------------------------
227  BRAZIL  RFT 4 & 5
-------------------------------------------------------------------------------------------------------------
228  BRAZIL ANTENNA 4 & 5
-------------------------------------------------------------------------------------------------------------
229
-------------------------------------------------------------------------------------------------------------
230  SBS
-------------------------------------------------------------------------------------------------------------
231  DESIGN DOCUMENTATION
-------------------------------------------------------------------------------------------------------------
232  DESIGN
-------------------------------------------------------------------------------------------------------------
233  PDR-1 Design Documents
-------------------------------------------------------------------------------------------------------------
234  PDR-2 Design Documents
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                   2000
                              -------------------------------------------------------------------------------
ID  TASK NAME                 J      F      M      A      M      J      J      A      S      O     N     D
-------------------------------------------------------------------------------------------------------------
217 CHINA
-------------------------------------------------------------------------------------------------------------
218 CHINA RFT 1, 2 & 3
-------------------------------------------------------------------------------------------------------------
219 CHINA SHELTER X 5
-------------------------------------------------------------------------------------------------------------
220 CHINA ANTENNA 1, 2 & 3
-------------------------------------------------------------------------------------------------------------
221 CHINA RFT 4 & 5
-------------------------------------------------------------------------------------------------------------
222 CHINA ANTENNA 4 & 5
-------------------------------------------------------------------------------------------------------------
223 BRAZIL
-------------------------------------------------------------------------------------------------------------
224 BRAZIL RFT No 1, 2 & 3
-------------------------------------------------------------------------------------------------------------
225 BRAZIL SHELTERS X 5
-------------------------------------------------------------------------------------------------------------
226 BRAZIL ANTENNA 1, 2 & 3
-------------------------------------------------------------------------------------------------------------
227 BRAZIL RFT 4 & 5
-------------------------------------------------------------------------------------------------------------
228 BRAZIL ANTENNA 4 & 5
-------------------------------------------------------------------------------------------------------------
229
-------------------------------------------------------------------------------------------------------------
230 SBS
-------------------------------------------------------------------------------------------------------------
231 DESIGN DOCUMENTATION
-------------------------------------------------------------------------------------------------------------
232 DESIGN
-------------------------------------------------------------------------------------------------------------
233 PDR-1 Design Documents
-------------------------------------------------------------------------------------------------------------
234 PDR-2 Design Documents
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 13         REVISED ON THE 12TH NOVEMBER, 1997
         1051

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR     START      FINISH       F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
235 FDR Design Documents    36d     9/29/97    11/14/97
------------------------------------------------------------------------------------------------------------------------------------
236 ICD Design Documents   164d      4/2/97    11/14/97
------------------------------------------------------------------------------------------------------------------------------------
237 TEST & VERIFICATION    712d     3/17/97     11/3/99
    DOCUMENTS
------------------------------------------------------------------------------------------------------------------------------------
238 SBS R1, CDS, IDS,      398d     6/10/97    11/26/98
    Phase 1 T&V Documents
------------------------------------------------------------------------------------------------------------------------------------
239 Simulators R1 Phase 1  329d     6/10/97     8/26/98
    T&V Documents
------------------------------------------------------------------------------------------------------------------------------------
240 SBS, IDS, CDS,         294d     2/27/98     3/22/98
    R1 Phase 2-1
    T&V Documents
------------------------------------------------------------------------------------------------------------------------------------
241 SBS R2, Phase 2-1      299d     9/25/98     11/3/99
    T&V Documents
------------------------------------------------------------------------------------------------------------------------------------
242 UT Load Simulator      530d     3/17/97     2/26/99
    Documents
------------------------------------------------------------------------------------------------------------------------------------
243 SAN System Simulator   642d     3/17/97     7/30/99
    Documents
------------------------------------------------------------------------------------------------------------------------------------
244 ALGORITHM              232d      4/1/97     2/13/98
    DEVELOPMENT &
    SIMULATION
------------------------------------------------------------------------------------------------------------------------------------
245 SBS AND IDS            370d     4/15/97     8/27/98
    DEVELOPMENT REL 1.0
------------------------------------------------------------------------------------------------------------------------------------
246 SBS #1 MANUFACTURE       0d     8/31/98     8/31/98
    COMPLETE (TOP LEVEL
    MILESTONE)
------------------------------------------------------------------------------------------------------------------------------------
247 SBS S/W REL 1.X-2.0    215d     9/22/98      7/8/99
------------------------------------------------------------------------------------------------------------------------------------
248 R1.1 Ready for           0d     9/22/98     9/22/98
    Int Test
------------------------------------------------------------------------------------------------------------------------------------
249 R1.2 Ready to Ship       0d    12/14/98    12/14/98
------------------------------------------------------------------------------------------------------------------------------------
250 R2.0 Ready to Ship       0d      7/8/99      7/8/99
------------------------------------------------------------------------------------------------------------------------------------
251 CDS DEVELOPMENT         73d     12/1/97      3/9/98
------------------------------------------------------------------------------------------------------------------------------------
252 CDS Factory Testing     40d     12/1/97     1/23/98
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------





-------------------------------------------------------------------------------------------------------------
                                                                 1998
                             --------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
235 FDR Design Documents
-------------------------------------------------------------------------------------------------------------
236 ICD Design Documents
-------------------------------------------------------------------------------------------------------------
237 TEST & VERIFICATION
    DOCUMENTS
-------------------------------------------------------------------------------------------------------------
238 SBS R1, CDS, IDS,
    Phase 1 T&V Documents
-------------------------------------------------------------------------------------------------------------
239 Simulators R1 Phase 1
    T&V Documents
-------------------------------------------------------------------------------------------------------------
240 SBS, IDS, CDS, R1
    Phase 2-1
    T&V Documents
-------------------------------------------------------------------------------------------------------------
241 SBS R2, Phase 2-1
    T&V Documents
-------------------------------------------------------------------------------------------------------------
242 UT Load Simulator
    Documents
-------------------------------------------------------------------------------------------------------------
243 SAN System Simulator
    Documents
-------------------------------------------------------------------------------------------------------------
244 ALGORITHM
    DEVELOPMENT &
    SIMULATION
-------------------------------------------------------------------------------------------------------------
245 SBS AND IDS
    DEVELOPMENT REL 1.0
-------------------------------------------------------------------------------------------------------------
246 SBS #1 MANUFACTURE                                                        Yes
    COMPLETE (TOP LEVEL                                                       8/31
    MILESTONE)
-------------------------------------------------------------------------------------------------------------
247 SBS S/W REL 1.X-2.0
-------------------------------------------------------------------------------------------------------------
248 R1.2 Ready for
     Int Test                                                                        9/22
-------------------------------------------------------------------------------------------------------------
249 R1.2 Ready to Ship                                                                                  12/14
-------------------------------------------------------------------------------------------------------------
250 R2.0 Ready to Ship
-------------------------------------------------------------------------------------------------------------
251 CDS Development
-------------------------------------------------------------------------------------------------------------
252 CDS Factory Testing
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                 1999
                             --------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
235 FDR Design Documents
-------------------------------------------------------------------------------------------------------------
236 ICD Design Documents
-------------------------------------------------------------------------------------------------------------
237 TEST & VERIFICATION
    DOCUMENTS
-------------------------------------------------------------------------------------------------------------
238 SBS R1, CDS, IDS,
    Phase 1 T&V Documents
-------------------------------------------------------------------------------------------------------------
239 Simulators R1 Phase 1
    T&V Documents
-------------------------------------------------------------------------------------------------------------
240 SBS, IDS, CDS, R1
    Phase 2-1
    T&V Documents
-------------------------------------------------------------------------------------------------------------
241 SBS R2, Phase 2-1
    T&V Documents
-------------------------------------------------------------------------------------------------------------
242 UT Load Simulator
    Documents
-------------------------------------------------------------------------------------------------------------
243 SAN System Simulator
    Documents
-------------------------------------------------------------------------------------------------------------
244 ALGORITHM
    DEVELOPMENT &
    SIMULATION
-------------------------------------------------------------------------------------------------------------
245 SBS AND IDS
    DEVELOPMENT REL 1.0
-------------------------------------------------------------------------------------------------------------
246 SBS #1 MANUFACTURE
    COMPLETE (TOP LEVEL
    MILESTONE)
-------------------------------------------------------------------------------------------------------------
247 SBS S/W REL 1.X-2.0
-------------------------------------------------------------------------------------------------------------
248 R1.2 Ready for
     Int Test
-------------------------------------------------------------------------------------------------------------
249 R1.2 Ready to Ship
-------------------------------------------------------------------------------------------------------------
250 R2.0 Ready to Ship                                                7/8
-------------------------------------------------------------------------------------------------------------
251 CDS DEVELOPMENT
-------------------------------------------------------------------------------------------------------------
252 CDS Factory Testing
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                 2000
                             --------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
235 FDR Design Documents
-------------------------------------------------------------------------------------------------------------
236 ICD Design Documents
-------------------------------------------------------------------------------------------------------------
237 TEST & VERIFICATION
    DOCUMENTS
-------------------------------------------------------------------------------------------------------------
238 SBS R1, CDS, IDS,
    Phase 1 T&V Documents
-------------------------------------------------------------------------------------------------------------
239 Simulators R1 Phase 1
    T&V Documents
-------------------------------------------------------------------------------------------------------------
240 SBS, IDS, CDS, R1
    Phase 2-1
    T&V Documents
-------------------------------------------------------------------------------------------------------------
241 SBS R2, Phase 2-1
    T&V Documents
-------------------------------------------------------------------------------------------------------------
242 UT Load Simulator
    Documents
-------------------------------------------------------------------------------------------------------------
243 SAN System Simulator
    Documents
-------------------------------------------------------------------------------------------------------------
244 ALGORITHM
    DEVELOPMENT &
    SIMULATION
-------------------------------------------------------------------------------------------------------------
245 SBS AND IDS
    DEVELOPMENT REL 1.0
-------------------------------------------------------------------------------------------------------------
246 SBS #1 MANUFACTURE
    COMPLETE (TOP LEVEL
    MILESTONE)
-------------------------------------------------------------------------------------------------------------
247 SBS S/W REL 1.X-2.0
-------------------------------------------------------------------------------------------------------------
248 R1.2 Ready for
     Int Test
-------------------------------------------------------------------------------------------------------------
249 R1.2 Ready to Ship
-------------------------------------------------------------------------------------------------------------
250 R2.0 Ready to Ship
-------------------------------------------------------------------------------------------------------------
251 CDS Development
-------------------------------------------------------------------------------------------------------------
252 CDS Factory Testing
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 14         REVISED ON THE 12TH NOVEMBER, 1997

         1052

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID   TASK NAME               DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
253  ICO Witness
      PH 1 Test               3d     1/26/98     1/28/98
------------------------------------------------------------------------------------------------------------------------------------
254  CDS FOB DATES           27d      2/2/98      3/9/98
------------------------------------------------------------------------------------------------------------------------------------
255  SAN 1                    0d      2/2/98      2/2/98
------------------------------------------------------------------------------------------------------------------------------------
256  SAN 2                    0d      2/9/98      2/9/98
------------------------------------------------------------------------------------------------------------------------------------
257  SAN 3                    0d     2/16/98     2/16/98
------------------------------------------------------------------------------------------------------------------------------------
258  SAN 4                    0d     2/23/98     2/23/98
------------------------------------------------------------------------------------------------------------------------------------
259  SAN 5                    0d      3/2/98      3/2/98
------------------------------------------------------------------------------------------------------------------------------------
260  SAN 6                    0d      3/9/98      3/9/98
------------------------------------------------------------------------------------------------------------------------------------
261  SYSTEM SIMULATOR
      SOFTWARE RELEASES      47d      6/1/98      6/1/98
------------------------------------------------------------------------------------------------------------------------------------
262  S1.0 RELEASE TO ICO      0d      6/1/98      6/1/98
------------------------------------------------------------------------------------------------------------------------------------
263  S2.0 RELEASE TO ICO      0d      8/1/98      8/1/98
------------------------------------------------------------------------------------------------------------------------------------
264  UT LOAD SIMULATOR
      SOFTWARE RELEASES     209d      6/1/98      6/1/99
------------------------------------------------------------------------------------------------------------------------------------
265  U1.0 Release to ICO      0d      6/1/98      6/1/98
------------------------------------------------------------------------------------------------------------------------------------
266  U1.1 Release to ICO      0d      8/1/98      8/1/98
------------------------------------------------------------------------------------------------------------------------------------
267  U2.0 Release to ICO      0d      3/1/99      3/1/99
------------------------------------------------------------------------------------------------------------------------------------
268  AGENCY CERTIFICATION
      (CE MARK)             366d      8/4/97     12/5/98
------------------------------------------------------------------------------------------------------------------------------------
269  CDS Certification      139d      8/4/97      2/9/98
------------------------------------------------------------------------------------------------------------------------------------
270  SBS Certification      201d     3/16/98     12/5/98
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------------------
                                                                          1998
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
253  ICO Witness PH 1 Test
-----------------------------------------------------------------------------------------------------------------------
254  CDS FOB DATES
-----------------------------------------------------------------------------------------------------------------------
255  SAN 1                                   2/2
-----------------------------------------------------------------------------------------------------------------------
256  SAN 2                                   2/9
-----------------------------------------------------------------------------------------------------------------------
257  SAN 3                                  2/16
-----------------------------------------------------------------------------------------------------------------------
258  SAN 4                                  2/23
-----------------------------------------------------------------------------------------------------------------------
259  SAN 5                                          3/2
-----------------------------------------------------------------------------------------------------------------------
260  SAN 6                                          3/9
-----------------------------------------------------------------------------------------------------------------------
261  SYSTEM SIMULATOR SOFTWARE
      RELEASES
-----------------------------------------------------------------------------------------------------------------------
262  S1.0 RELEASE TO ICO                                                 6/1
-----------------------------------------------------------------------------------------------------------------------
263  S2.0 RELEASE TO ICO                                                               8/1
-----------------------------------------------------------------------------------------------------------------------
264  UT LOAD SIMULATOR SOFTWARE
      RELEASES
-----------------------------------------------------------------------------------------------------------------------
265  U1.0 Release to ICO                                                 6/1
-----------------------------------------------------------------------------------------------------------------------
266  U1.1 Release to ICO                                                               8/1
-----------------------------------------------------------------------------------------------------------------------
267  U2.0 Release to ICO                            3/1
-----------------------------------------------------------------------------------------------------------------------
268  AGENCY CERTIFICATION (CE MARK)
-----------------------------------------------------------------------------------------------------------------------
269  CDS Certification
-----------------------------------------------------------------------------------------------------------------------
270  SBS Certification
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------







-----------------------------------------------------------------------------------------------------------------------
                                                                          1999
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
253  ICO Witness PH 1 Test
-----------------------------------------------------------------------------------------------------------------------
254  CDS FOB DATES
-----------------------------------------------------------------------------------------------------------------------
255  SAN 1
-----------------------------------------------------------------------------------------------------------------------
256  SAN 2
-----------------------------------------------------------------------------------------------------------------------
257  SAN 3
-----------------------------------------------------------------------------------------------------------------------
258  SAN 4
-----------------------------------------------------------------------------------------------------------------------
259  SAN 5
-----------------------------------------------------------------------------------------------------------------------
260  SAN 6
-----------------------------------------------------------------------------------------------------------------------
261  SYSTEM SIMULATOR SOFTWARE
      RELEASES
-----------------------------------------------------------------------------------------------------------------------
262  S1.0 RELEASE TO ICO
-----------------------------------------------------------------------------------------------------------------------
263  S2.0 RELEASE TO ICO
-----------------------------------------------------------------------------------------------------------------------
264  UT LOAD SIMULATOR SOFTWARE
      RELEASES
-----------------------------------------------------------------------------------------------------------------------
265  U1.0 Release to ICO
-----------------------------------------------------------------------------------------------------------------------
266  U1.1 Release to ICO
-----------------------------------------------------------------------------------------------------------------------
267  U2.0 Release to ICO                            3/1
-----------------------------------------------------------------------------------------------------------------------
268  AGENCY CERTIFICATION (CE MARK)
-----------------------------------------------------------------------------------------------------------------------
269  CDS Certification
-----------------------------------------------------------------------------------------------------------------------
270  SBS Certification
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------
                                                                          2000
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
253  ICO Witness PH 1 Test
-----------------------------------------------------------------------------------------------------------------------
254  CDS FOB DATES
-----------------------------------------------------------------------------------------------------------------------
255  SAN 1
-----------------------------------------------------------------------------------------------------------------------
256  SAN 2
-----------------------------------------------------------------------------------------------------------------------
257  SAN 3
-----------------------------------------------------------------------------------------------------------------------
258  SAN 4
-----------------------------------------------------------------------------------------------------------------------
259  SAN 5
-----------------------------------------------------------------------------------------------------------------------
260  SAN 6
-----------------------------------------------------------------------------------------------------------------------
261  SYSTEM SIMULATOR SOFTWARE
      RELEASES
-----------------------------------------------------------------------------------------------------------------------
262  S1.0 RELEASE TO ICO
-----------------------------------------------------------------------------------------------------------------------
263  S2.0 RELEASE TO ICO
-----------------------------------------------------------------------------------------------------------------------
264  UT LOAD SIMULATOR SOFTWARE
      RELEASES
-----------------------------------------------------------------------------------------------------------------------
265  U1.0 Release to ICO
-----------------------------------------------------------------------------------------------------------------------
266  U1.1 Release to ICO
-----------------------------------------------------------------------------------------------------------------------
267  U2.0 Release to ICO
-----------------------------------------------------------------------------------------------------------------------
268  AGENCY CERTIFICATION (CE MARK)
-----------------------------------------------------------------------------------------------------------------------
269  CDS Certification
-----------------------------------------------------------------------------------------------------------------------
270  SBS Certification
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 15         REVISED ON THE 12TH NOVEMBER, 1997
         1053

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID   TASK NAME               DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
271
------------------------------------------------------------------------------------------------------------------------------------
272  SBS EQUIPMENT
      TRANSPORTATION        191d     9/11/98     5/25/99
------------------------------------------------------------------------------------------------------------------------------------
273  SBS 1 SAN 1 - USA       26d     9/11/98    10/15/98
------------------------------------------------------------------------------------------------------------------------------------
274  SBS 2 SAN 2 - INDIA     30d    10/16/98    11/25/98
------------------------------------------------------------------------------------------------------------------------------------
275  SBS 3 SAN 3 -
      AUSTRALIA              30d    10/16/98    11/25/98
------------------------------------------------------------------------------------------------------------------------------------
276  SBS 4 SAN 4 -
      SOUTH AFRICA           30d     12/5/98     1/14/99
------------------------------------------------------------------------------------------------------------------------------------
277  SBS 5 SAN 5 - CHILE     30d     12/5/98     1/14/99
------------------------------------------------------------------------------------------------------------------------------------
278  SBS 6 SAN 6 - GERMANY   30d     12/5/98     1/14/99
------------------------------------------------------------------------------------------------------------------------------------
279  SBS 7 SAN 7 -
      INDONESIA              34d     1/18/99     2/26/99
------------------------------------------------------------------------------------------------------------------------------------
280  SBS 8 SAN 8 - KOREA     34d     1/18/99     2/26/99
------------------------------------------------------------------------------------------------------------------------------------
281  SBS 9 SAN 9 - MEXICO    32d     2/26/99      4/9/99
------------------------------------------------------------------------------------------------------------------------------------
282  SBS 10 SAN 10 - UAE     32d     2/26/99      4/9/99
------------------------------------------------------------------------------------------------------------------------------------
283  SBS 11 SAN 11 - CHINA   29d     4/15/99     5/25/99
------------------------------------------------------------------------------------------------------------------------------------
284  SBS 12 SAN 12 - BRAZIL  29d    4/15/99      5/25/99
------------------------------------------------------------------------------------------------------------------------------------
285
------------------------------------------------------------------------------------------------------------------------------------
286  MSSC                   868d      5/2/97     7/27/00
------------------------------------------------------------------------------------------------------------------------------------
287  ERICSSON PHASE
      MANAGEMENT            842d     6/10/97     7/27/00
------------------------------------------------------------------------------------------------------------------------------------
288  PHASE 4 REVIEW           0d     6/10/97     6/10/97                                6/10
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------




-----------------------------------------------------------------------------------------------------------------------
                                                                          1998
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
271
-----------------------------------------------------------------------------------------------------------------------
272  SBS EQUIPMENT TRANSPORTATION
-----------------------------------------------------------------------------------------------------------------------

273  SBS 1 SAN 1 - USA
-----------------------------------------------------------------------------------------------------------------------
274  SBS 2 SAN 2 - INDIA
-----------------------------------------------------------------------------------------------------------------------
275  SBS 3 SAN 3 - AUSTRALIA
-----------------------------------------------------------------------------------------------------------------------
276  SBS 4 SAN 4 - SOUTH AFRICA
-----------------------------------------------------------------------------------------------------------------------
277  SBS 5 SAN 5 - CHILE
-----------------------------------------------------------------------------------------------------------------------
278  SBS 6 SAN 6 - GERMANY
-----------------------------------------------------------------------------------------------------------------------
279  SBS 7 SAN 7 - INDONESIA
-----------------------------------------------------------------------------------------------------------------------
280  SBS 8 SAN 8 - KOREA
-----------------------------------------------------------------------------------------------------------------------
281  SBS 9 SAN 9 - MEXICO
-----------------------------------------------------------------------------------------------------------------------
282  SBS 10 SAN 10 - UAE
-----------------------------------------------------------------------------------------------------------------------
283  SBS 11 SAN 11 - CHINA
-----------------------------------------------------------------------------------------------------------------------
284  SBS 12 SAN 12 - BRAZIL
-----------------------------------------------------------------------------------------------------------------------
285
-----------------------------------------------------------------------------------------------------------------------
286  MSSC
-----------------------------------------------------------------------------------------------------------------------
287  ERICSSON PHASE MANAGEMENT
-----------------------------------------------------------------------------------------------------------------------
288  PHASE 4 REVIEW
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------









-----------------------------------------------------------------------------------------------------------------------
                                                                          1999
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
271
-----------------------------------------------------------------------------------------------------------------------
272  SBS EQUIPMENT TRANSPORTATION
-----------------------------------------------------------------------------------------------------------------------

273  SBS 1 SAN 1 - USA
-----------------------------------------------------------------------------------------------------------------------
274  SBS 2 SAN 2 - INDIA
-----------------------------------------------------------------------------------------------------------------------
275  SBS 3 SAN 3 - AUSTRALIA
-----------------------------------------------------------------------------------------------------------------------
276  SBS 4 SAN 4 - SOUTH AFRICA
-----------------------------------------------------------------------------------------------------------------------
277  SBS 5 SAN 5 - CHILE
-----------------------------------------------------------------------------------------------------------------------
278  SBS 6 SAN 6 - GERMANY
-----------------------------------------------------------------------------------------------------------------------
279  SBS 7 SAN 7 - INDONESIA
-----------------------------------------------------------------------------------------------------------------------
280  SBS 8 SAN 8 - KOREA
-----------------------------------------------------------------------------------------------------------------------
281  SBS 9 SAN 9 - MEXICO
-----------------------------------------------------------------------------------------------------------------------
282  SBS 10 SAN 10 - UAE
-----------------------------------------------------------------------------------------------------------------------
283  SBS 11 SAN 11 - CHINA
-----------------------------------------------------------------------------------------------------------------------
284  SBS 12 SAN 12 - BRAZIL
-----------------------------------------------------------------------------------------------------------------------
285
-----------------------------------------------------------------------------------------------------------------------
286  MSSC
-----------------------------------------------------------------------------------------------------------------------
287  ERICSSON PHASE MANAGEMENT
-----------------------------------------------------------------------------------------------------------------------
288  PHASE 4 REVIEW
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------
                                                                          2000
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------

271
-----------------------------------------------------------------------------------------------------------------------
272  SBS EQUIPMENT TRANSPORTATION
-----------------------------------------------------------------------------------------------------------------------

273  SBS 1 SAN 1 - USA
-----------------------------------------------------------------------------------------------------------------------
274  SBS 2 SAN 2 - INDIA
-----------------------------------------------------------------------------------------------------------------------
275  SBS 3 SAN 3 - AUSTRALIA
-----------------------------------------------------------------------------------------------------------------------
276  SBS 4 SAN 4 - SOUTH AFRICA
-----------------------------------------------------------------------------------------------------------------------
277  SBS 5 SAN 5 - CHILE
-----------------------------------------------------------------------------------------------------------------------
278  SBS 6 SAN 6 - GERMANY
-----------------------------------------------------------------------------------------------------------------------
279  SBS 7 SAN 7 - INDONESIA
-----------------------------------------------------------------------------------------------------------------------
280  SBS 8 SAN 8 - KOREA
-----------------------------------------------------------------------------------------------------------------------
281  SBS 9 SAN 9 - MEXICO
-----------------------------------------------------------------------------------------------------------------------
282  SBS 10 SAN 10 - UAE
-----------------------------------------------------------------------------------------------------------------------
283  SBS 11 SAN 11 - CHINA
-----------------------------------------------------------------------------------------------------------------------
284  SBS 12 SAN 12 - BRAZIL
-----------------------------------------------------------------------------------------------------------------------
285
-----------------------------------------------------------------------------------------------------------------------
286  MSSC
-----------------------------------------------------------------------------------------------------------------------
287  ERICSSON PHASE
      MANAGEMENT
-----------------------------------------------------------------------------------------------------------------------
288  PHASE 4 REVIEW
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 16         REVISED ON THE 12TH NOVEMBER, 1997
         1054

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                             1997
                                                           -------------------------------------------------------------------------
ID   TASK NAME                DUR    START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
289    Phase 5 Review          0d  11/27/97    11/27/97                                                                  11/27
------------------------------------------------------------------------------------------------------------------------------------
290    Phase 6 Review          0d   7/30/98     7/30/98
------------------------------------------------------------------------------------------------------------------------------------
291    Phase 7 Review          0d   3/25/99     3/25/99
------------------------------------------------------------------------------------------------------------------------------------
292    Phase 8 Review          0d   2/24/00     2/24/00
------------------------------------------------------------------------------------------------------------------------------------
293    Phase 9 Review          0d   7/27/00     7/27/00
------------------------------------------------------------------------------------------------------------------------------------
294
------------------------------------------------------------------------------------------------------------------------------------
295  SYSTEM ENGINEERING      588d  12/31/97     3/2/00
       (LPM)
------------------------------------------------------------------------------------------------------------------------------------
296    Network Information     0d  12/31/97    12/31/97                                                                        12/31
         Binder Draft 1
------------------------------------------------------------------------------------------------------------------------------------
297    Network Information     0d    6/1/98      6/1/98
         Binder Draft 2
------------------------------------------------------------------------------------------------------------------------------------
298    Network Information     0d   4/30/99     4/30/99
         Binder Final 3
------------------------------------------------------------------------------------------------------------------------------------
299    Final Numbering         0d    3/2/00      3/2/00
         Information
------------------------------------------------------------------------------------------------------------------------------------
300
------------------------------------------------------------------------------------------------------------------------------------
301  MSSC SOFTWARE           389d   1/31/98      7/1/99
       DEVELOPMENT PROGRAM
------------------------------------------------------------------------------------------------------------------------------------
302    R7 PRODUCT LINE        48d    6/1/98      8/1/98
------------------------------------------------------------------------------------------------------------------------------------
303      R7 MS8                0d    6/1/98      6/1/98
------------------------------------------------------------------------------------------------------------------------------------
304      R7 (ICO Specific)     0d    8/1/98      8/1/98
           SW Ready for Test
------------------------------------------------------------------------------------------------------------------------------------
305    R8 PRODUCT LINE       389d   1/31/98      7/1/99
------------------------------------------------------------------------------------------------------------------------------------
306      R8 PLM REVIEW FDR     0d   1/31/98     1/31/98
           (TOP LEVEL
           MILESTONE)
------------------------------------------------------------------------------------------------------------------------------------





------------------------------------------------------------------------------------------------------------------
                                                                          1998
                                ----------------------------------------------------------------------------------
ID   TASK NAME                    J      F      M      A      M      J      J      A      S      O      N      D
------------------------------------------------------------------------------------------------------------------
289    Phase 5 Review
------------------------------------------------------------------------------------------------------------------
290    Phase 6 Review                                                      7/30
------------------------------------------------------------------------------------------------------------------
291    Phase 7 Review
------------------------------------------------------------------------------------------------------------------
292    Phase 8 Review
------------------------------------------------------------------------------------------------------------------
293    Phase 9 Review
------------------------------------------------------------------------------------------------------------------
294
------------------------------------------------------------------------------------------------------------------
295  SYSTEM ENGINEERING
       (LPM)
------------------------------------------------------------------------------------------------------------------
296    Network Information
         Binder Draft 1
------------------------------------------------------------------------------------------------------------------
297    Network Information                                          6/1
         Binder Draft 2
------------------------------------------------------------------------------------------------------------------
298    Network Information
         Binder Final 3
------------------------------------------------------------------------------------------------------------------
299    Final Numbering
         Information
------------------------------------------------------------------------------------------------------------------
300
------------------------------------------------------------------------------------------------------------------
301  MSSC SOFTWARE
       DEVELOPMENT PROGRAM
------------------------------------------------------------------------------------------------------------------
302    R7 PRODUCT LINE
------------------------------------------------------------------------------------------------------------------
303      R7 MS8                                                     6/1
------------------------------------------------------------------------------------------------------------------
304      R7 (ICO Specific)                                                        8/1
           SW Ready for Test
------------------------------------------------------------------------------------------------------------------
305    R8 PRODUCT LINE
------------------------------------------------------------------------------------------------------------------
306      R8 PLM REVIEW FDR       *1/31
           (TOP LEVEL
           MILESTONE)
------------------------------------------------------------------------------------------------------------------












------------------------------------------------------------------------------------------------------------------
                                                                          1999
                                ----------------------------------------------------------------------------------
ID   TASK NAME                    J      F      M      A      M      J      J      A      S      O      N      D
------------------------------------------------------------------------------------------------------------------
289    Phase 5 Review
------------------------------------------------------------------------------------------------------------------
290    Phase 6 Review
------------------------------------------------------------------------------------------------------------------
291    Phase 7 Review                          3/25
------------------------------------------------------------------------------------------------------------------
292    Phase 8 Review
------------------------------------------------------------------------------------------------------------------
293    Phase 9 Review
------------------------------------------------------------------------------------------------------------------
294
------------------------------------------------------------------------------------------------------------------
295  SYSTEM ENGINEERING
       (LPM)
------------------------------------------------------------------------------------------------------------------
296    Network Information
         Binder Draft 1
------------------------------------------------------------------------------------------------------------------
297    Network Information
         Binder Draft 2
------------------------------------------------------------------------------------------------------------------
298    Network Information                            4/30
         Binder Final 3
------------------------------------------------------------------------------------------------------------------
299    Final Numbering
         Information
------------------------------------------------------------------------------------------------------------------
300
------------------------------------------------------------------------------------------------------------------
301  MSSC SOFTWARE
       DEVELOPMENT PROGRAM
------------------------------------------------------------------------------------------------------------------
302    R7 PRODUCT LINE
------------------------------------------------------------------------------------------------------------------
303      R7 MS8
------------------------------------------------------------------------------------------------------------------
304      R7 (ICO Specific)
           SW Ready for Test
------------------------------------------------------------------------------------------------------------------
305    R8 PRODUCT LINE
------------------------------------------------------------------------------------------------------------------
306      R8 PLM REVIEW FDR
           (TOP LEVEL
           MILESTONE)
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                                          2000
                                ----------------------------------------------------------------------------------
ID   TASK NAME                    J      F      M      A      M      J      J      A      S      O      N      D
------------------------------------------------------------------------------------------------------------------
289    Phase 5 Review
------------------------------------------------------------------------------------------------------------------
290    Phase 6 Review
------------------------------------------------------------------------------------------------------------------
291    Phase 7 Review
------------------------------------------------------------------------------------------------------------------
292    Phase 8 Review                   2/24
------------------------------------------------------------------------------------------------------------------
293    Phase 9 Review                                                      7/27
------------------------------------------------------------------------------------------------------------------
294
------------------------------------------------------------------------------------------------------------------
295  SYSTEM ENGINEERING
       (LPM)
------------------------------------------------------------------------------------------------------------------
296    Network Information
         Binder Draft 1
------------------------------------------------------------------------------------------------------------------
297    Network Information
         Binder Draft 2
------------------------------------------------------------------------------------------------------------------
298    Network Information
         Binder Final 3
------------------------------------------------------------------------------------------------------------------
299    Final Numbering                         3/2
         Information
------------------------------------------------------------------------------------------------------------------
300
------------------------------------------------------------------------------------------------------------------
301  MSSC SOFTWARE
       DEVELOPMENT PROGRAM
------------------------------------------------------------------------------------------------------------------
302    R7 PRODUCT LINE
------------------------------------------------------------------------------------------------------------------
303      R7 MS8
------------------------------------------------------------------------------------------------------------------
304      R7 (ICO Specific)
           SW Ready for Test
------------------------------------------------------------------------------------------------------------------
305    R8 PRODUCT LINE
------------------------------------------------------------------------------------------------------------------
306      R8 PLM REVIEW FDR
           (TOP LEVEL
           MILESTONE)
------------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 17         REVISED ON THE 12TH NOVEMBER, 1997
         1055

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                             1997
                                                           -------------------------------------------------------------------------
ID   TASK NAME                DUR    START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
307    R8 TG2                  1d   3/16/98     3/16/98
------------------------------------------------------------------------------------------------------------------------------------
308    R8 Product Line SW    388d    4/8/98     6/30/99
         Development
------------------------------------------------------------------------------------------------------------------------------------
309    R8 MS8                  0d    5/3/99      5/3/99
------------------------------------------------------------------------------------------------------------------------------------
310    R8 SW Ready for Test    1d    7/1/99      7/1/99
------------------------------------------------------------------------------------------------------------------------------------
311  DT2 SAN SITES           138d    8/3/98      2/1/99
------------------------------------------------------------------------------------------------------------------------------------
312    Network Plan Agreed     1d    8/3/98      8/3/98
------------------------------------------------------------------------------------------------------------------------------------
313    DT Inputs Received      1d   10/1/98     10/1/98
         SAN's 1-3
------------------------------------------------------------------------------------------------------------------------------------
314    DT Inputs Received      1d    1/1/99      1/1/99
         SAN's 4-6
------------------------------------------------------------------------------------------------------------------------------------
315    DT Inputs Received      1d    2/1/99      2/1/99
         SAN's 7-12
------------------------------------------------------------------------------------------------------------------------------------
316
------------------------------------------------------------------------------------------------------------------------------------
317  PROCUREMENT AND         685d    5/2/97    11/15/99
       INSTALLATION
       ENGINEERING
------------------------------------------------------------------------------------------------------------------------------------
318    Place HW Forecast       0d    5/2/97      5/2/97                          5/2
------------------------------------------------------------------------------------------------------------------------------------
319    New AXE10 Hardware      0d    9/1/97      9/1/97                                                    9/1
         Change request
         Issued
------------------------------------------------------------------------------------------------------------------------------------
320    ICO Approval of new     0d   9/30/97     9/30/97                                                    9/30
         Hardware
------------------------------------------------------------------------------------------------------------------------------------
321      Receive ICO HW        0d   12/1/97     12/1/97                                                                        12/1
           Dimensioning
           (Initial)
------------------------------------------------------------------------------------------------------------------------------------
322      Freeze ICO HW         0d    3/2/98      3/2/98
           Dimensioining
------------------------------------------------------------------------------------------------------------------------------------
323      H-Module Available    0d    8/3/98      8/3/98
           (R7) for
           Phase 2-1 Testing
------------------------------------------------------------------------------------------------------------------------------------
324
------------------------------------------------------------------------------------------------------------------------------------





------------------------------------------------------------------------------------------------------------------
                                                                   1998
                                ----------------------------------------------------------------------------------
ID   TASK NAME                    J      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------
307    R8 TG2                                  3/16
------------------------------------------------------------------------------------------------------------------
308    R8 Product Line SW
         Development
------------------------------------------------------------------------------------------------------------------
309    R8 MS8
------------------------------------------------------------------------------------------------------------------
310    R8 SW Ready for Test
------------------------------------------------------------------------------------------------------------------
311  DT2 SAN SITES
------------------------------------------------------------------------------------------------------------------
312    Network Plan Agreed                                                         8/3
------------------------------------------------------------------------------------------------------------------
313    DT Inputs Received                                                                        10/1
         SAN's 1-3
------------------------------------------------------------------------------------------------------------------
314    DT Inputs Received
         SAN's 4-6
------------------------------------------------------------------------------------------------------------------
315    DT Inputs Received
         SAN's 7-12
------------------------------------------------------------------------------------------------------------------
316
------------------------------------------------------------------------------------------------------------------
317  PROCUREMENT AND
       INSTALLATION
       ENGINEERING
------------------------------------------------------------------------------------------------------------------
318    Place HW Forecast
------------------------------------------------------------------------------------------------------------------
319    New AXE10 Hardware
         Change request
         Issued
------------------------------------------------------------------------------------------------------------------
320    ICO Approval of new
         Hardware
------------------------------------------------------------------------------------------------------------------
321      Receive ICO HW
           Dimensioning
           (Initial)
------------------------------------------------------------------------------------------------------------------
322      Freeze ICO HW                          3/2
           Dimensioining
------------------------------------------------------------------------------------------------------------------
323      H-Module Available                                                        8/3
           (R7) for
           Phase 2-1 Testing
------------------------------------------------------------------------------------------------------------------
324
------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------
                                                                   1999
                                ----------------------------------------------------------------------------------
ID   TASK NAME                    J      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------
307    R8 TG2
------------------------------------------------------------------------------------------------------------------
308    R8 Product Line SW
         Development
------------------------------------------------------------------------------------------------------------------
309    R8 MS8                                                 5/3
------------------------------------------------------------------------------------------------------------------
310    R8 SW Ready for Test                                                 7/1
------------------------------------------------------------------------------------------------------------------
311  DT2 SAN SITES
------------------------------------------------------------------------------------------------------------------
312    Network Plan Agreed
------------------------------------------------------------------------------------------------------------------
313    DT Inputs Received
         SAN's 1-3
------------------------------------------------------------------------------------------------------------------
314    DT Inputs Received         1/1
         SAN's 4-6
------------------------------------------------------------------------------------------------------------------
315    DT Inputs Received                2/1
         SAN's 7-12
------------------------------------------------------------------------------------------------------------------
316
------------------------------------------------------------------------------------------------------------------
317  PROCUREMENT AND
       INSTALLATION
       ENGINEERING
------------------------------------------------------------------------------------------------------------------
318    Place HW Forecast
------------------------------------------------------------------------------------------------------------------
319    New AXE10 Hardware
         Change request
         Issued
------------------------------------------------------------------------------------------------------------------
320    ICO Approval of new
         Hardware
------------------------------------------------------------------------------------------------------------------
321      Receive ICO HW
           Dimensioning
           (Initial)
------------------------------------------------------------------------------------------------------------------
322      Freeze ICO HW
           Dimensioining
------------------------------------------------------------------------------------------------------------------
323      H-Module Available
           (R7) for
           Phase 2-1 Testing
------------------------------------------------------------------------------------------------------------------
324
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                                   2000
                                ----------------------------------------------------------------------------------
ID   TASK NAME                    J      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------
307    R8 TG2
------------------------------------------------------------------------------------------------------------------
308    R8 Product Line SW
         Development
------------------------------------------------------------------------------------------------------------------
309    R8 MS8
------------------------------------------------------------------------------------------------------------------
310    R8 SW Ready for Test
------------------------------------------------------------------------------------------------------------------
311  DT2 SAN SITES
------------------------------------------------------------------------------------------------------------------
312    Network Plan Agreed
------------------------------------------------------------------------------------------------------------------
313    DT Inputs Received
         SAN's 1-3
------------------------------------------------------------------------------------------------------------------
314    DT Inputs Received
         SAN's 4-6
------------------------------------------------------------------------------------------------------------------
315    DT Inputs Received
         SAN's 7-12
------------------------------------------------------------------------------------------------------------------
316
------------------------------------------------------------------------------------------------------------------
317  PROCUREMENT AND
       INSTALLATION
       ENGINEERING
------------------------------------------------------------------------------------------------------------------
318    Place HW Forecast
------------------------------------------------------------------------------------------------------------------
319    New AXE10 Hardware
         Change request
         Issued
------------------------------------------------------------------------------------------------------------------
320    ICO Approval of new
         Hardware
------------------------------------------------------------------------------------------------------------------
321      Receive ICO HW
           Dimensioning
           (Initial)
------------------------------------------------------------------------------------------------------------------
322      Freeze ICO HW
           Dimensioining
------------------------------------------------------------------------------------------------------------------
323      H-Module Available
           (R7) for
           Phase 2-1 Testing
------------------------------------------------------------------------------------------------------------------
324
------------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 18         REVISED ON THE 12TH NOVEMBER, 1997
         1056

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID   TASK NAME               DUR     START      FINISH       F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
325  MSSC Manufacturing    570d      10/1/97    11/3/99
     for Pre-Integration
     Facilities
------------------------------------------------------------------------------------------------------------------------------------
326   TESTING &             91d      10/1/97     2/2/98
      VERIFICATION
      SIMULATOR
------------------------------------------------------------------------------------------------------------------------------------
327    Define Simulator      0d      10/1/97    10/1/97                                                           10/1
       Functions
------------------------------------------------------------------------------------------------------------------------------------
328    Build Simulator      83d     10/10/97    1/30/98
       Scripts
------------------------------------------------------------------------------------------------------------------------------------
329    Deliver Simulators    0d       2/2/98     2/2/98
       to NECA and HNS
       Pre-Integration F
------------------------------------------------------------------------------------------------------------------------------------
330   Order/ship and       226d      10/2/97    7/31/98
      Install Australia
      STP
------------------------------------------------------------------------------------------------------------------------------------
331   Order/ship and       226d      10/2/97    7/31/98
      INSTALL USA STP
------------------------------------------------------------------------------------------------------------------------------------
332   Support Pre-         133d      2/10/98     8/3/98
      Integration
------------------------------------------------------------------------------------------------------------------------------------
333   Integration test     113d       8/4/98   12/31/98
      with R7-TNM at
      NECA
------------------------------------------------------------------------------------------------------------------------------------
334   Integration/          92d      7/1/99     11/3/99
      Regression Test
      with R8
------------------------------------------------------------------------------------------------------------------------------------
335   Simulator Test       135d      2/3/98     7/31/98
      R7-SBS at HNS
------------------------------------------------------------------------------------------------------------------------------------
336   Integration test     113d      8/3/98    12/30/98
      with R7
------------------------------------------------------------------------------------------------------------------------------------
337   Integration/          92d      7/1/99     11/3/99
      Regression Test
      with R8
------------------------------------------------------------------------------------------------------------------------------------
338
------------------------------------------------------------------------------------------------------------------------------------
339  MSSC MANUFACTURING-   225d      4/1/98     1/24/99
     OPERATIONAL SANS
------------------------------------------------------------------------------------------------------------------------------------
340   Announcement           1d     4/30/98     4/30/98
      Requirements from
      ICO
------------------------------------------------------------------------------------------------------------------------------------
341   Announcement          40d     4/30/98     6/19/98
      Production/FAT
------------------------------------------------------------------------------------------------------------------------------------
342   SAN's 1-3 Site        42d      4/1/98     5/27/98
      Inspections
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 1998
                             ------------------------------------------------------------------------------
ID   TASK NAME               J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
325  MSSC Manufacturing
     for Pre-Integration
     Facilities
-----------------------------------------------------------------------------------------------------------
326   TESTING &
      VERIFICATION
      SIMULATOR
-----------------------------------------------------------------------------------------------------------
327    Define Simulator
       Functions
-----------------------------------------------------------------------------------------------------------
328    Build Simulator
       Scripts
-----------------------------------------------------------------------------------------------------------
329    Deliver Simulators          2/2
       to NECA and HNS
       Pre-Integration F
-----------------------------------------------------------------------------------------------------------
330   Order/ship and
      Install Australia
      STP
-----------------------------------------------------------------------------------------------------------
331   Order/ship and
      INSTALL USA STP
-----------------------------------------------------------------------------------------------------------
332   Support Pre-
      Integration
-----------------------------------------------------------------------------------------------------------
333   Integration test
      with R7-TNM at
      NECA
-----------------------------------------------------------------------------------------------------------
334   Integration/
      Regression Test
      with R8
-----------------------------------------------------------------------------------------------------------
335   Simulator Test
      R7-SBS at HNS
-----------------------------------------------------------------------------------------------------------
336   Integration test
      with R7
-----------------------------------------------------------------------------------------------------------
337   Integration/
      Regression Test
      with R8
-----------------------------------------------------------------------------------------------------------
338
-----------------------------------------------------------------------------------------------------------
339  MSSC MANUFACTURING-
     OPERATIONAL SANS
-----------------------------------------------------------------------------------------------------------
340   Announcement                               4/30
      Requirements from
      ICO
-----------------------------------------------------------------------------------------------------------
341   Announcement
      Production/FAT
-----------------------------------------------------------------------------------------------------------
342   SAN's 1-3 Site
      Inspections
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 1999
                             ------------------------------------------------------------------------------
ID   TASK NAME               J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
325  MSSC Manufacturing
     for Pre-Integration
     Facilities
-----------------------------------------------------------------------------------------------------------
326   TESTING &
      VERIFICATION
      SIMULATOR
-----------------------------------------------------------------------------------------------------------
327    Define Simulator
       Functions
-----------------------------------------------------------------------------------------------------------
328    Build Simulator
       Scripts
-----------------------------------------------------------------------------------------------------------
329    Deliver Simulators
       to NECA and HNS
       Pre-Integration F
-----------------------------------------------------------------------------------------------------------
330   Order/ship and
      Install Australia
      STP
-----------------------------------------------------------------------------------------------------------
331   Order/ship and
      INSTALL USA STP
-----------------------------------------------------------------------------------------------------------
332   Support Pre-
      Integration
-----------------------------------------------------------------------------------------------------------
333   Integration test
      with R7-TNM at
      NECA
-----------------------------------------------------------------------------------------------------------
334   Integration/
      Regression Test
      with R8
-----------------------------------------------------------------------------------------------------------
335   Simulator Test
      R7-SBS at HNS
-----------------------------------------------------------------------------------------------------------
336   Integration test
      with R7
-----------------------------------------------------------------------------------------------------------
337   Integration/
      Regression Test
      with R8
-----------------------------------------------------------------------------------------------------------
338
-----------------------------------------------------------------------------------------------------------
339  MSSC MANUFACTURING-
     OPERATIONAL SANS
-----------------------------------------------------------------------------------------------------------
340   Announcement
      Requirements from
      ICO
-----------------------------------------------------------------------------------------------------------
341   Announcement
      Production/FAT
-----------------------------------------------------------------------------------------------------------
342   SAN's 1-3 Site
      Inspections
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 2000
                             ------------------------------------------------------------------------------
ID   TASK NAME               J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
325  MSSC Manufacturing
     for Pre-Integration
     Facilities
-----------------------------------------------------------------------------------------------------------
326   TESTING &
      VERIFICATION
      SIMULATOR
-----------------------------------------------------------------------------------------------------------
327    Define Simulator
       Functions
-----------------------------------------------------------------------------------------------------------
328    Build Simulator
       Scripts
-----------------------------------------------------------------------------------------------------------
329    Deliver Simulators
       to NECA and HNS
       Pre-Integration F
-----------------------------------------------------------------------------------------------------------
330   Order/ship and
      Install Australia
      STP
-----------------------------------------------------------------------------------------------------------
331   Order/ship and
      INSTALL USA STP
-----------------------------------------------------------------------------------------------------------
332   Support Pre-
      Integration
-----------------------------------------------------------------------------------------------------------
333   Integration test
      with R7-TNM at
      NECA
-----------------------------------------------------------------------------------------------------------
334   Integration/
      Regression Test
      with R8
-----------------------------------------------------------------------------------------------------------
335   Simulator Test
      R7-SBS at HNS
-----------------------------------------------------------------------------------------------------------
336   Integration test
      with R7
-----------------------------------------------------------------------------------------------------------
337   Integration/
      Regression Test
      with R8
-----------------------------------------------------------------------------------------------------------
338
-----------------------------------------------------------------------------------------------------------
339  MSSC MANUFACTURING-
     OPERATIONAL SANS
-----------------------------------------------------------------------------------------------------------
340   Announcement
      Requirements from
      ICO
-----------------------------------------------------------------------------------------------------------
341   Announcement
      Production/FAT
-----------------------------------------------------------------------------------------------------------
342   SAN's 1-3 Site
      Inspections
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 19         REVISED ON THE 12TH NOVEMBER, 1997

         1057

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID   TASK NAME               DUR     START      FINISH       F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
343   SAN's 4-6 Site        42d       5/1/98     6/24/98
      Inspections
------------------------------------------------------------------------------------------------------------------------------------
344   SAN's 7-12 Site       60d      6/15/98     8/29/98
      Inspections (TBC)
------------------------------------------------------------------------------------------------------------------------------------
345   Shipping/              0d       6/1/98      6/1/98
      transportation plans
      complete
------------------------------------------------------------------------------------------------------------------------------------
346   Obtain Shipping        0d      7/31/98     7/31/98
      Insurance
------------------------------------------------------------------------------------------------------------------------------------
347   SAN's 1-12           159d      6/29/98     1/24/99
      Production/FAT
------------------------------------------------------------------------------------------------------------------------------------
348
------------------------------------------------------------------------------------------------------------------------------------
349  MSSC EQUIPMENT        160d       8/3/98     2/28/99
     TRANSPORTATION
------------------------------------------------------------------------------------------------------------------------------------
350   MSSC/HPN # 1 SAN 1 -  36d       8/3/98     9/17/98
      USA
------------------------------------------------------------------------------------------------------------------------------------
351   MSSC/HPN #2 SAN 2 -   36d       8/3/98     9/17/98
      INDIA
------------------------------------------------------------------------------------------------------------------------------------
352   MSSC 3 SAN 3 -        36d       8/3/98     9/17/98
      AUSTRALIA
------------------------------------------------------------------------------------------------------------------------------------
353   MSSC 4 SAN 4 -        36d       9/9/98    10/27/98
      SOUTH AFRICA
------------------------------------------------------------------------------------------------------------------------------------
354   MSSC 5 SAN 5 -        36d       9/9/98    10/27/98
      CHILE
------------------------------------------------------------------------------------------------------------------------------------
355   MSSC 6 SAN 6 -        36d       9/9/98    10/27/98
      GERMANY
------------------------------------------------------------------------------------------------------------------------------------
356   MSSC 7 SAN 7 -        36d      11/2/98    12/17/98
      INDONESIA
------------------------------------------------------------------------------------------------------------------------------------
357   MSSC 8 SAN 8 -        36d      11/2/98    12/17/98
      KOREA
------------------------------------------------------------------------------------------------------------------------------------
358   MSSC 9 SAN 9 -        36d      11/2/98    12/17/98
      MEXICO
------------------------------------------------------------------------------------------------------------------------------------
359   MSSC 10 SAN 10 -      36d      11/2/98    12/17/98
      UAE
------------------------------------------------------------------------------------------------------------------------------------
360   MSSC 11 SAN 11 -      36d      1/15/99     2/28/99
      CHINA
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 1998
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
343   SAN's 4-6 Site
      Inspections
-----------------------------------------------------------------------------------------------------------
344   SAN's 7-12 Site
      Inspections (TBC)
-----------------------------------------------------------------------------------------------------------
345   Shipping/                                                6/1
      transportation plans
      complete
-----------------------------------------------------------------------------------------------------------
346   Obtain Shipping                                                 7/31
      Insurance
-----------------------------------------------------------------------------------------------------------
347   SAN's 1-12
      Production/FAT
-----------------------------------------------------------------------------------------------------------
348
-----------------------------------------------------------------------------------------------------------
349  MSSC EQUIPMENT
     TRANSPORTATION
-----------------------------------------------------------------------------------------------------------
350   MSSC/HPN # 1 SAN 1 -
      USA
-----------------------------------------------------------------------------------------------------------
351   MSSC/HPN #2 SAN 2 -
      INDIA
-----------------------------------------------------------------------------------------------------------
352   MSSC 3 SAN 3 -
      AUSTRALIA
-----------------------------------------------------------------------------------------------------------
353   MSSC 4 SAN 4 -
      SOUTH AFRICA
-----------------------------------------------------------------------------------------------------------
354   MSSC 5 SAN 5 -
      CHILE
-----------------------------------------------------------------------------------------------------------
355   MSSC 6 SAN 6 -
      GERMANY
-----------------------------------------------------------------------------------------------------------
356   MSSC 7 SAN 7 -
      INDONESIA
-----------------------------------------------------------------------------------------------------------
357   MSSC 8 SAN 8 -
      KOREA
-----------------------------------------------------------------------------------------------------------
358   MSSC 9 SAN 9 -
      MEXICO
-----------------------------------------------------------------------------------------------------------
359   MSSC 10 SAN 10 -
      UAE
-----------------------------------------------------------------------------------------------------------
360   MSSC 11 SAN 11 -
      CHINA
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 1999
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
343   SAN's 4-6 Site
      Inspections
-----------------------------------------------------------------------------------------------------------
344   SAN's 7-12 Site
      Inspections (TBC)
-----------------------------------------------------------------------------------------------------------
345   Shipping/
      transportation plans
      complete
-----------------------------------------------------------------------------------------------------------
346   Obtain Shipping
      Insurance
-----------------------------------------------------------------------------------------------------------
347   SAN's 1-12
      Production/FAT
-----------------------------------------------------------------------------------------------------------
348
-----------------------------------------------------------------------------------------------------------
349  MSSC EQUIPMENT
     TRANSPORTATION
-----------------------------------------------------------------------------------------------------------
350   MSSC/HPN # 1 SAN 1 -
      USA
-----------------------------------------------------------------------------------------------------------
351   MSSC/HPN #2 SAN 2 -
      INDIA
-----------------------------------------------------------------------------------------------------------
352   MSSC 3 SAN 3 -
      AUSTRALIA
-----------------------------------------------------------------------------------------------------------
353   MSSC 4 SAN 4 -
      SOUTH AFRICA
-----------------------------------------------------------------------------------------------------------
354   MSSC 5 SAN 5 -
      CHILE
-----------------------------------------------------------------------------------------------------------
355   MSSC 6 SAN 6 -
      GERMANY
-----------------------------------------------------------------------------------------------------------
356   MSSC 7 SAN 7 -
      INDONESIA
-----------------------------------------------------------------------------------------------------------
357   MSSC 8 SAN 8 -
      KOREA
-----------------------------------------------------------------------------------------------------------
358   MSSC 9 SAN 9 -
      MEXICO
-----------------------------------------------------------------------------------------------------------
359   MSSC 10 SAN 10 -
      UAE
-----------------------------------------------------------------------------------------------------------
360   MSSC 11 SAN 11 -
      CHINA
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 2000
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
343   SAN's 4-6 Site
      Inspections
-----------------------------------------------------------------------------------------------------------
344   SAN's 7-12 Site
      Inspections (TBC)
-----------------------------------------------------------------------------------------------------------
345   Shipping/
      transportation plans
      complete
-----------------------------------------------------------------------------------------------------------
346   Obtain Shipping
      Insurance
-----------------------------------------------------------------------------------------------------------
347   SAN's 1-12
      Production/FAT
-----------------------------------------------------------------------------------------------------------
348
-----------------------------------------------------------------------------------------------------------
349  MSSC EQUIPMENT
     TRANSPORTATION
-----------------------------------------------------------------------------------------------------------
350   MSSC/HPN # 1 SAN 1 -
      USA
-----------------------------------------------------------------------------------------------------------
351   MSSC/HPN #2 SAN 2 -
      INDIA
-----------------------------------------------------------------------------------------------------------
352   MSSC 3 SAN 3 -
      AUSTRALIA
-----------------------------------------------------------------------------------------------------------
353   MSSC 4 SAN 4 -
      SOUTH AFRICA
-----------------------------------------------------------------------------------------------------------
354   MSSC 5 SAN 5 -
      CHILE
-----------------------------------------------------------------------------------------------------------
355   MSSC 6 SAN 6 -
      GERMANY
-----------------------------------------------------------------------------------------------------------
356   MSSC 7 SAN 7 -
      INDONESIA
-----------------------------------------------------------------------------------------------------------
357   MSSC 8 SAN 8 -
      KOREA
-----------------------------------------------------------------------------------------------------------
358   MSSC 9 SAN 9 -
      MEXICO
-----------------------------------------------------------------------------------------------------------
359   MSSC 10 SAN 10 -
      UAE
-----------------------------------------------------------------------------------------------------------
360   MSSC 11 SAN 11 -
      CHINA
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 20         REVISED ON THE 12TH NOVEMBER, 1997

         1058

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                  DUR     START     FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
361 MSSC 12 SAN 12 - BRAZIL    36d    1/15/99    2/28/99

362 MSSC #12 FOB (Top Level
     Milestone)                 0d    2/28/99    2/28/99

363

364 HLR                       234d    3/30/98    2/19/99

365 Order HW                    0d    3/30/98    3/30/98

366 Ship HLR to Primary
     NMC site                  40d   12/10/98     2/1/99

367 Auc/EIR                   210d    5/1/98      2/1/99

368 Order HW                    0d    5/1/98      5/1/98

369 Ship AuC to Primary
     NMC site                  42d   12/8/98      2/1/99

370 TMOS                       36d   7/26/99     9/10/99

371 NMC Site Japan             36d   7/26/99     9/10/99

372 Transportation
     TMOS/OSS HW               36d   7/26/99     9/10/99

373 Back Up NMC Site,
     London UK                 36d   7/26/99     9/10/99

374 Transportation
     TMOS/OSS HW               36d   7/26/99     9/10/99

375

376 INTERWORKING LOCATION
     REGISTERS                379d    8/1/97    12/22/98

377 ILR Letter of Intent        1d    8/1/97      8/1/97                                               8/1

378 ILR Contract Option
     (ICO)                      1d   3/31/98     3/31/98






------------------------------------------------------------------------------------------------------------
                                                                  1998
                             -------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O     N     D
------------------------------------------------------------------------------------------------------------


361 MSSC 12 SAN 12 - BRAZIL

362 MSSC #12 FOB (Top Level
     Milestone)

363

364 HLR

365 Order HW                               3/30

366 Ship HLR to Primary
     NMC site

367 Auc/EIR

368 Order HW                                            5/1

369 Ship AuC to Primary
     NMC site

370 TMOS

371 NMC Site Japan

372 Transportation
     TMOS/OSS HW

373 Back Up NMC Site,
     London UK

374 Transportation
     TMOS/OSS HW

375

376 INTERWORKING LOCATION
     REGISTERS

377 ILR Letter of Intent

378 ILR Contract Option
     (ICO)                                 3/31




------------------------------------------------------------------------------------------------------------
                                                                  1999
                             -------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O     N     D
------------------------------------------------------------------------------------------------------------


361 MSSC 12 SAN 12 - BRAZIL

362 MSSC #12 FOB (Top Level        2/28
     Milestone)

363

364 HLR

365 Order HW

366 Ship HLR to Primary
     NMC site

367 Auc/EIR

368 Order HW

369 Ship AuC to Primary
     NMC site

370 TMOS

371 NMC Site Japan

372 Transportation
     TMOS/OSS HW

373 Back Up NMC Site,
     London UK

374 Transportation
     TMOS/OSS HW

375

376 INTERWORKING LOCATION
     REGISTERS

377 ILR Letter of Intent

378 ILR Contract Option
     (ICO)



------------------------------------------------------------------------------------------------------------
                                                                  2000
                             -------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O     N     D
------------------------------------------------------------------------------------------------------------


361 MSSC 12 SAN 12 - BRAZIL

362 MSSC #12 FOB (Top Level
     Milestone)

363

364 HLR

365 Order HW

366 Ship HLR to Primary
     NMC site

367 Auc/EIR

368 Order HW

369 Ship AuC to Primary
     NMC site

370 TMOS

371 NMC Site Japan

372 Transportation
     TMOS/OSS HW

373 Back Up NMC Site,
     London UK

374 Transportation
     TMOS/OSS HW

375

376 INTERWORKING LOCATION
     REGISTERS

377 ILR Letter of Intent

378 ILR Contract Option
     (ICO)


PROJECT: 18 NOV ICO MLS VER 39.MPP  TASK      MILESTONE    ROLLED UP TASK
                                                        ROLLED UP PROGRESS
DATE: 11/18/97                     PROGRESS  SUMMARY    ROLLED UP MILESTONE

DOC: 770019 VERSION 3.9       PAGE 21         REVISED ON THE 12TH NOVEMBER, 1997
         1059

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                  DUR     START     FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
379 ILR GSM(ICO) - AMPS
     Functionality              1d     6/1/98     6/1/98

380 ILR AMPS-GSM(ICO)
     Functionality              1d   12/22/98   12/22/98

381 ILR FAT                     0d    10/5/98    10/5/98

382 ILR Transportation (USA)   33d   11/10/98   12/22/98

383

384 MESSAGING                  73d     8/3/98    11/6/98

385 ICO System Verification
     (R7 SW) FAT               63d     8/3/98   10/23/98

386 Transportation Messaging
     Platform                  10d   10/26/98    11/6/98

387

388 LEGAL INTERCEPTION        100d    7/1/99    11/15/99

389 LI R8 Verification FAT     61d    7/1/99     9/22/99

390 Transportation LIAS
     SAN's 1-3                 30d   7/23/99      9/1/99

391 Transportation LIAS
     SAN's 4-6                 30d    8/6/99     9/15/99

392 Transportation LIAS
     SAN's 7-12                30d   8/20/99     9/30/99

393 Transportation LIMS        30d   10/6/99    11/15/99

394

395 HPN                       521d   3/31/99     2/28/99

396 HPN Req's Analysys and
     System Design            186d    5/5/97     1/15/99






------------------------------------------------------------------------------------------------------------
                                                                  1998
                             -------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O     N     D
------------------------------------------------------------------------------------------------------------


379 ILR GSM(ICO) - AMPS
     Functionality                                             6/1

380 ILR AMPS-GSM(ICO)
     Functionality                                                                                     12/22

381 ILR FAT                                                                                 10/5

382 ILR Transportation (USA)

383

384 MESSAGING

385 ICO System Verification
     (R7 SW) FAT

386 Transportation Messaging
     Platform

387

388 LEGAL INTERCEPTION

389 LI R8 Verification FAT

390 Transportation LIAS
     SAN's 1-3

391 Transportation LIAS
     SAN's 4-6

392 Transportation LIAS
     SAN's 7-12

393 Transportation LIMS

394

395 HPN

396 HPN Req's Analysys and
     System Design





------------------------------------------------------------------------------------------------------------
                                                                  1999
                             -------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O     N     D
------------------------------------------------------------------------------------------------------------


379 ILR GSM(ICO) - AMPS
     Functionality

380 ILR AMPS-GSM(ICO)
     Functionality

381 ILR FAT

382 ILR Transportation (USA)

383

384 MESSAGING

385 ICO System Verification
     (R7 SW) FAT

386 Transportation Messaging
     Platform

387

388 LEGAL INTERCEPTION

389 LI R8 Verification FAT

390 Transportation LIAS
     SAN's 1-3

391 Transportation LIAS
     SAN's 4-6

392 Transportation LIAS
     SAN's 7-12

393 Transportation LIMS

394

395 HPN

396 HPN Req's Analysys and
     System Design



------------------------------------------------------------------------------------------------------------
                                                                  2000
                             -------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O     N     D
------------------------------------------------------------------------------------------------------------


379 ILR GSM(ICO) - AMPS
     Functionality

380 ILR AMPS-GSM(ICO)
     Functionality

381 ILR FAT

382 ILR Transportation (USA)

383

384 MESSAGING

385 ICO System Verification
     (R7 SW) FAT

386 Transportation Messaging
     Platform

387

388 LEGAL INTERCEPTION

389 LI R8 Verification FAT

390 Transportation LIAS
     SAN's 1-3

391 Transportation LIAS
     SAN's 4-6

392 Transportation LIAS
     SAN's 7-12

393 Transportation LIMS

394

395 HPN

396 HPN Req's Analysys and
     System Design



PROJECT: 18 NOV ICO MLS VER 39.MPP  TASK      MILESTONE    ROLLED UP TASK
                                                        ROLLED UP PROGRESS
DATE: 11/18/97                     PROGRESS  SUMMARY    ROLLED UP MILESTONE

DOC: 770019 VERSION 3.9       PAGE 22         REVISED ON THE 12TH NOVEMBER, 1997
         1060

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
397  HPN Functional
     Analsys                186d      5/5/97     1/15/98
------------------------------------------------------------------------------------------------------------------------------------
398  HPN Subsystem Design
     Document               163d      5/5/97    12/15/97
------------------------------------------------------------------------------------------------------------------------------------
399  SYSTEM ENGINEERING
     SUPPORT                178d     10/2/97     5/29/98
------------------------------------------------------------------------------------------------------------------------------------
400  SOFTWARE DETAILED
     DESIGN                 201d     6/30/97     3/30/98
------------------------------------------------------------------------------------------------------------------------------------
401  Controller Software    116d     6/30/97     12/4/97
------------------------------------------------------------------------------------------------------------------------------------
402  Channel Unit
     Software               112d      9/1/97     1/30/98
------------------------------------------------------------------------------------------------------------------------------------
403  Controller S/W
     Release 1              156d      9/1/97     3/30/98
------------------------------------------------------------------------------------------------------------------------------------
404  CU PROJECT
     MANAGEMENT             280d     3/31/97     4/17/98
------------------------------------------------------------------------------------------------------------------------------------
405  CHANNEL UNIT
     HARDWARE DESIGN        190d      6/2/97     2/16/98
------------------------------------------------------------------------------------------------------------------------------------
406  CU SOFTWARE
     DEVELOPMENT            117d     6/30/97     12/5/97
------------------------------------------------------------------------------------------------------------------------------------
407  MECHANICAL AND
     ENVIRONMENTAL
     DESIGN                 215d      7/7/97     4/24/98
------------------------------------------------------------------------------------------------------------------------------------
408  COTS HARDWARE
     PROCUREMENT            130d      1/8/98     6/30/98
------------------------------------------------------------------------------------------------------------------------------------
409  HPN PRODUCTION &
     PHASE 1 TESTING         72d     8/11/98    11/13/98
------------------------------------------------------------------------------------------------------------------------------------
410  SAN 1-3 FAT
     Phase 1 Testing        8.4w     8/11/98     10/2/98
------------------------------------------------------------------------------------------------------------------------------------
411  SAN 4-6 FAT
     Phase 1 Testing          4w     10/5/98    10/30/98
------------------------------------------------------------------------------------------------------------------------------------
412  SAN 7-12 FAT
     Phase 1 Testing          2w     11/2/98    11/13/98
------------------------------------------------------------------------------------------------------------------------------------
413  HPN EQUIPMENT
     TRANSPORTATION         112d     10/5/98     2/28/99
------------------------------------------------------------------------------------------------------------------------------------
414  HPN # 1 SAN 1
     - USA                   36d     10/5/98    11/21/98
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------
                                                                 1998
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
397  HPN FUNCTIONAL
     ANALSYS
-----------------------------------------------------------------------------------------------------------
398  HPN SUBSYSTEM DESIGN
     DOCUMENT
-----------------------------------------------------------------------------------------------------------
399  SYSTEM ENGINEERING
     SUPPORT
-----------------------------------------------------------------------------------------------------------
400  SOFTWARE DETAILED
     DESIGN
-----------------------------------------------------------------------------------------------------------
401  CONTROLLER SOFTWARE
-----------------------------------------------------------------------------------------------------------
402  CHANNEL UNIT
     SOFTWARE
-----------------------------------------------------------------------------------------------------------
403  CONTROLLER S/W
     RELEASE 1
-----------------------------------------------------------------------------------------------------------
404  CU PROJECT
     MANAGEMENT
-----------------------------------------------------------------------------------------------------------
405  CHANNEL UNIT
     HARDWARE DESIGN
-----------------------------------------------------------------------------------------------------------
406  CU SOFTWARE
     DEVELOPMENT
-----------------------------------------------------------------------------------------------------------
407  MECHANICAL AND
     ENVIRONMENTAL
     DESIGN
-----------------------------------------------------------------------------------------------------------
408  COTS HARDWARE
     PROCUREMENT
-----------------------------------------------------------------------------------------------------------
409  HPN PRODUCTION &
     PHASE 1 TESTING
-----------------------------------------------------------------------------------------------------------
410  SAN 1-3 FAT
     PHASE 1 TESTING
-----------------------------------------------------------------------------------------------------------
411  SAN 4-6 FAT
     PHASE 1 TESTING
-----------------------------------------------------------------------------------------------------------
412  SAN 7-12 FAT
     PHASE 1 TESTING
-----------------------------------------------------------------------------------------------------------
413  HPN EQUIPMENT
     TRANSPORTATION
-----------------------------------------------------------------------------------------------------------
414  HPN # 1 SAN 1
     - USA
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

















------------------------------------------------------------------------------------------------------------
                                                                  1999
                             -------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O     N     D
------------------------------------------------------------------------------------------------------------
397  HPN FUNCTIONAL
     ANALSYS
------------------------------------------------------------------------------------------------------------
398  HPN SUBSYSTEM DESIGN
     DOCUMENT
------------------------------------------------------------------------------------------------------------
399  SYSTEM ENGINEERING
     SUPPORT
------------------------------------------------------------------------------------------------------------
400  SOFTWARE DETAILED
     DESIGN
------------------------------------------------------------------------------------------------------------
401  CONTROLLER SOFTWARE
------------------------------------------------------------------------------------------------------------
402  CHANNEL UNIT
     SOFTWARE
------------------------------------------------------------------------------------------------------------
403  CONTROLLER S/W
     RELEASE 1
------------------------------------------------------------------------------------------------------------
404  CU PROJECT
     MANAGEMENT
------------------------------------------------------------------------------------------------------------
405  CHANNEL UNIT
     HARDWARE DESIGN
------------------------------------------------------------------------------------------------------------
406  CU SOFTWARE
     DEVELOPMENT
------------------------------------------------------------------------------------------------------------
407  MECHANICAL AND
     ENVIRONMENTAL
     DESIGN
------------------------------------------------------------------------------------------------------------
408  COTS HARDWARE
     PROCUREMENT
------------------------------------------------------------------------------------------------------------
409  HPN PRODUCTION &
     PHASE 1 TESTING
------------------------------------------------------------------------------------------------------------
410  SAN 1-3 FAT
     PHASE 1 TESTING
------------------------------------------------------------------------------------------------------------
411  SAN 4-6 FAT
     PHASE 1 TESTING
------------------------------------------------------------------------------------------------------------
412  SAN 7-12 FAT
     PHASE 1 TESTING
------------------------------------------------------------------------------------------------------------
413  HPN EQUIPMENT
     TRANSPORTATION
------------------------------------------------------------------------------------------------------------
414  HPN # 1 SAN 1
     - USA
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 2000
                            -------------------------------------------------------------------------------
ID  TASK NAME               J      F      M      A      M      J      J      A      S      O     N     D
-----------------------------------------------------------------------------------------------------------
397  HPN FUNCTIONAL
     ANALSYS
----------------------------------------------------------------------------------------------------------
398  HPN SUBSYSTEM DESIGN
     DOCUMENT
----------------------------------------------------------------------------------------------------------
399  SYSTEM ENGINEERING
     SUPPORT
----------------------------------------------------------------------------------------------------------
400  SOFTWARE DETAILED
     DESIGN
----------------------------------------------------------------------------------------------------------
401  CONTROLLER SOFTWARE
----------------------------------------------------------------------------------------------------------
402  CHANNEL UNIT
     SOFTWARE
----------------------------------------------------------------------------------------------------------
403  CONTROLLER S/W
     RELEASE 1
----------------------------------------------------------------------------------------------------------
404  CU PROJECT
     MANAGEMENT
----------------------------------------------------------------------------------------------------------
405  CHANNEL UNIT
     HARDWARE DESIGN
----------------------------------------------------------------------------------------------------------
406  CU SOFTWARE
     DEVELOPMENT
----------------------------------------------------------------------------------------------------------
407  MECHANICAL AND
     ENVIRONMENTAL
     DESIGN
----------------------------------------------------------------------------------------------------------
408  COTS HARDWARE
     PROCUREMENT
----------------------------------------------------------------------------------------------------------
409  HPN PRODUCTION &
     PHASE 1 TESTING
----------------------------------------------------------------------------------------------------------
410  SAN 1-3 FAT
     PHASE 1 TESTING
----------------------------------------------------------------------------------------------------------
411  SAN 4-6 FAT
     PHASE 1 TESTING
----------------------------------------------------------------------------------------------------------
412  SAN 7-12 FAT
     PHASE 1 TESTING
----------------------------------------------------------------------------------------------------------
413  HPN EQUIPMENT
     TRANSPORTATION
----------------------------------------------------------------------------------------------------------
414  HPN # 1 SAN 1
     - USA
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 23         REVISED ON THE 12TH NOVEMBER, 1997
         1061

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
415  HPN # 2 SAN 2
     - INDIA                 36d     10/5/98    11/21/98
------------------------------------------------------------------------------------------------------------------------------------
416  HPN # 3 SAN 3
     - AUSTRALIA             36d     10/5/98    11/21/98
------------------------------------------------------------------------------------------------------------------------------------
417  HPN # 4 SAN 4
     - SOUTH AFRICA          36d     11/2/98    12/17/98
------------------------------------------------------------------------------------------------------------------------------------
418  HPN # 5 SAN 5
     - CHILE                 36d     11/2/98    12/17/98
------------------------------------------------------------------------------------------------------------------------------------
419  HPN # 6 SAN 6
     - GERMANY               36d     11/2/98    12/17/98
------------------------------------------------------------------------------------------------------------------------------------
420  HPN # 7 SAN 7
     - INDONESIA             36d    11/16/98    12/31/98
------------------------------------------------------------------------------------------------------------------------------------
421  HPN # 8 SAN 8
     - KOREA                 36d    11/16/98    12/31/98
------------------------------------------------------------------------------------------------------------------------------------
422  HPN # 9 SAN 9
     - MEXICO                36d    11/16/98    12/31/98
------------------------------------------------------------------------------------------------------------------------------------
423  HPN # 10 SAN 10
     - UAE                   36d    11/16/98    12/31/98
------------------------------------------------------------------------------------------------------------------------------------
424  HPN # 11 SAN 11
     - CHINA                 36d     1/15/99     2/28/99
------------------------------------------------------------------------------------------------------------------------------------
425  HPN # 12 SAN 12
     - BRAZIL                36d     1/15/99     2/28/99
------------------------------------------------------------------------------------------------------------------------------------
426
------------------------------------------------------------------------------------------------------------------------------------
427  TNM                    667d      3/7/97     8/26/99
------------------------------------------------------------------------------------------------------------------------------------
428  TNM DESIGN             258d      3/7/97     2/25/98
------------------------------------------------------------------------------------------------------------------------------------
429  SYSTEM DESIGN          258d      3/7/97     2/25/98
------------------------------------------------------------------------------------------------------------------------------------
430  SYSTEM ENGINEERING      29d     10/1/97     11/7/97
------------------------------------------------------------------------------------------------------------------------------------
431  HARDWARE               539d      9/3/97     8/26/99
------------------------------------------------------------------------------------------------------------------------------------
432  MUX/VOCODER            315d      9/3/97    10/28/98
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------
                                                                 1998
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
415  HPN # 2 SAN 2
     - INDIA
-----------------------------------------------------------------------------------------------------------
416  HPN # 3 SAN 3
     - AUSTRALIA
-----------------------------------------------------------------------------------------------------------
417  HPN # 4 SAN 4
     - SOUTH AFRICA
-----------------------------------------------------------------------------------------------------------
418  HPN # 5 SAN 5
     - CHILE
-----------------------------------------------------------------------------------------------------------
419  HPN # 6 SAN 6
     - GERMANY
-----------------------------------------------------------------------------------------------------------
420  HPN # 7 SAN 7
     - INDONESIA
-----------------------------------------------------------------------------------------------------------
421  HPN # 8 SAN 8
     - KOREA
-----------------------------------------------------------------------------------------------------------
422  HPN # 9 SAN 9
     - MEXICO
-----------------------------------------------------------------------------------------------------------
423  HPN # 10 SAN 10
     - UAE
-----------------------------------------------------------------------------------------------------------
424  HPN # 11 SAN 11
     - CHINA
-----------------------------------------------------------------------------------------------------------
425  HPN # 12 SAN 12
     - BRAZIL
-----------------------------------------------------------------------------------------------------------
426
-----------------------------------------------------------------------------------------------------------
427  TNM
-----------------------------------------------------------------------------------------------------------
428  TNM DESIGN
-----------------------------------------------------------------------------------------------------------
429  SYSTEM DESIGN
-----------------------------------------------------------------------------------------------------------
430  SYSTEM ENGINEERING
-----------------------------------------------------------------------------------------------------------
431  HARDWARE
-----------------------------------------------------------------------------------------------------------
432  MUX/VOCODER
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------









------------------------------------------------------------------------------------------------------------
                                                                  1999
                             -------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O     N     D
------------------------------------------------------------------------------------------------------------
415  HPN # 2 SAN 2
     - INDIA
-----------------------------------------------------------------------------------------------------------
416  HPN # 3 SAN 3
     - AUSTRALIA
-----------------------------------------------------------------------------------------------------------
417  HPN # 4 SAN 4
     - SOUTH AFRICA
-----------------------------------------------------------------------------------------------------------
418  HPN # 5 SAN 5
     - CHILE
-----------------------------------------------------------------------------------------------------------
419  HPN # 6 SAN 6
     - GERMANY
-----------------------------------------------------------------------------------------------------------
420  HPN # 7 SAN 7
     - INDONESIA
-----------------------------------------------------------------------------------------------------------
421  HPN # 8 SAN 8
     - KOREA
-----------------------------------------------------------------------------------------------------------
422  HPN # 9 SAN 9
     - MEXICO
-----------------------------------------------------------------------------------------------------------
423  HPN # 10 SAN 10
     - UAE
-----------------------------------------------------------------------------------------------------------
424  HPN # 11 SAN 11
     - CHINA
-----------------------------------------------------------------------------------------------------------
425  HPN # 12 SAN 12
     - BRAZIL
-----------------------------------------------------------------------------------------------------------
426
-----------------------------------------------------------------------------------------------------------
427  TNM
-----------------------------------------------------------------------------------------------------------
428  TNM DESIGN
-----------------------------------------------------------------------------------------------------------
429  SYSTEM DESIGN
-----------------------------------------------------------------------------------------------------------
430  SYSTEM ENGINEERING
-----------------------------------------------------------------------------------------------------------
431  HARDWARE
-----------------------------------------------------------------------------------------------------------
432  MUX/VOCODER
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 2000
                            -------------------------------------------------------------------------------
ID  TASK NAME               J      F      M      A      M      J      J      A      S      O     N     D
-----------------------------------------------------------------------------------------------------------
415  HPN # 2 SAN 2
     - INDIA
-----------------------------------------------------------------------------------------------------------
416  HPN # 3 SAN 3
     - AUSTRALIA
-----------------------------------------------------------------------------------------------------------
417  HPN # 4 SAN 4
     - SOUTH AFRICA
-----------------------------------------------------------------------------------------------------------
418  HPN # 5 SAN 5
     - CHILE
-----------------------------------------------------------------------------------------------------------
419  HPN # 6 SAN 6
     - GERMANY
-----------------------------------------------------------------------------------------------------------
420  HPN # 7 SAN 7
     - INDONESIA
-----------------------------------------------------------------------------------------------------------
421  HPN # 8 SAN 8
     - KOREA
-----------------------------------------------------------------------------------------------------------
422  HPN # 9 SAN 9
     - MEXICO
-----------------------------------------------------------------------------------------------------------
423  HPN # 10 SAN 10
     - UAE
-----------------------------------------------------------------------------------------------------------
424  HPN # 11 SAN 11
     - CHINA
-----------------------------------------------------------------------------------------------------------
425  HPN # 12 SAN 12
     - BRAZIL
-----------------------------------------------------------------------------------------------------------
426
-----------------------------------------------------------------------------------------------------------
427  TNM
-----------------------------------------------------------------------------------------------------------
428  TNM DESIGN
-----------------------------------------------------------------------------------------------------------
429  SYSTEM DESIGN
-----------------------------------------------------------------------------------------------------------
430  SYSTEM ENGINEERING
-----------------------------------------------------------------------------------------------------------
431  HARDWARE
-----------------------------------------------------------------------------------------------------------
432  MUX/VOCODER
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 24         REVISED ON THE 12TH NOVEMBER, 1997
         1062

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID   TASK NAME               DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
433  Concept                 57d      9/3/97    11/18/97
------------------------------------------------------------------------------------------------------------------------------------
434  Program Management
      Plan                   37d     9/23/97    11/11/97
------------------------------------------------------------------------------------------------------------------------------------
435  Development of Product
      Specification          45d      9/3/97     11/3/97
------------------------------------------------------------------------------------------------------------------------------------
436  Request For Quote       27d     9/23/97    10/29/97
------------------------------------------------------------------------------------------------------------------------------------
437  Sub-Contractor
      Selection              13d     11/3/97    11/18/97
------------------------------------------------------------------------------------------------------------------------------------
438  DEMONSTRATION          158d    11/18/97     6/17/98
------------------------------------------------------------------------------------------------------------------------------------
439  Prepare Test Plan       58d    11/18/97      2/4/98
------------------------------------------------------------------------------------------------------------------------------------
440  M/V Hardware
      Documentation         158d    11/18/97     6/17/98
------------------------------------------------------------------------------------------------------------------------------------
441  M/V Hardware           158d    11/18/97     6/17/98
------------------------------------------------------------------------------------------------------------------------------------
442  Hardware Test System
      Development           150d    11/28/97     6/17/98
------------------------------------------------------------------------------------------------------------------------------------
443  EMC Test System
      Development           148d    11/18/97      6/4/98
------------------------------------------------------------------------------------------------------------------------------------
444  M/V Software
      Documentation         158d    11/18/97     6/17/98
------------------------------------------------------------------------------------------------------------------------------------
445  M/V Software            158d    11/18/97     6/17/98
------------------------------------------------------------------------------------------------------------------------------------
446  Software Test System
      Development           150d    11/28/97     6/17/98
------------------------------------------------------------------------------------------------------------------------------------
447  M/V MANUFACTURE        259d    11/18/97    10/28/98
------------------------------------------------------------------------------------------------------------------------------------
448  Development of
      Test Cards            110d    11/18/97     4/15/98
------------------------------------------------------------------------------------------------------------------------------------
449  Development &
      Pilot Production      112d      4/2/98     8/26/98
------------------------------------------------------------------------------------------------------------------------------------
450  Mux/Vocoder Card Full
      Scale Production       47d     8/27/98    10/28/98
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------------------
                                                                          1998
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
433  Concept
-----------------------------------------------------------------------------------------------------------------------
434  Program Management Plan
-----------------------------------------------------------------------------------------------------------------------
435  Development of Product
      Specification
-----------------------------------------------------------------------------------------------------------------------
436  Request For Quote
-----------------------------------------------------------------------------------------------------------------------
437  Sub-Contractor Selection
-----------------------------------------------------------------------------------------------------------------------
438  DEMONSTRATION
-----------------------------------------------------------------------------------------------------------------------
439  Prepare Test Plan
-----------------------------------------------------------------------------------------------------------------------
440  M/V Hardware Documentation
-----------------------------------------------------------------------------------------------------------------------
441  M/V Hardware
-----------------------------------------------------------------------------------------------------------------------
442  Hardware Test System
      Development
-----------------------------------------------------------------------------------------------------------------------
443  EMC Test System Development
-----------------------------------------------------------------------------------------------------------------------
444  M/V Software Documentation
-----------------------------------------------------------------------------------------------------------------------
445  M/V Software
-----------------------------------------------------------------------------------------------------------------------
446  Software Test System
      Development
-----------------------------------------------------------------------------------------------------------------------
447  M/V MANUFACTURE
-----------------------------------------------------------------------------------------------------------------------
448  Development of Test Cards
-----------------------------------------------------------------------------------------------------------------------
449  Development &
      Pilot Production
-----------------------------------------------------------------------------------------------------------------------
450  Mux/Vocoder Card Full
      Scale Production
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------








-----------------------------------------------------------------------------------------------------------------------
                                                                          1999
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
433  Concept
-----------------------------------------------------------------------------------------------------------------------
434  Program Management Plan
-----------------------------------------------------------------------------------------------------------------------
435  Development of Product
      Specification
-----------------------------------------------------------------------------------------------------------------------
436  Request For Quote
-----------------------------------------------------------------------------------------------------------------------
437  Sub-Contractor Selection
-----------------------------------------------------------------------------------------------------------------------
438  DEMONSTRATION
-----------------------------------------------------------------------------------------------------------------------
439  Prepare Test Plan
-----------------------------------------------------------------------------------------------------------------------
440  M/V Hardware Documentation
-----------------------------------------------------------------------------------------------------------------------
441  M/V Hardware
-----------------------------------------------------------------------------------------------------------------------
442  Hardware Test System
      Development
-----------------------------------------------------------------------------------------------------------------------
443  EMC Test System Development
-----------------------------------------------------------------------------------------------------------------------
444  M/V Software Documentation
-----------------------------------------------------------------------------------------------------------------------
445  M/V Software
-----------------------------------------------------------------------------------------------------------------------
446  Software Test System
      Development
-----------------------------------------------------------------------------------------------------------------------
447  M/V MANUFACTURE
-----------------------------------------------------------------------------------------------------------------------
448  Development of Test Cards
-----------------------------------------------------------------------------------------------------------------------
449  Development &
      Pilot Production
-----------------------------------------------------------------------------------------------------------------------
450  Mux/Vocoder Card Full
      Scale Production
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------
                                                                          2000
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
433  Concept
-----------------------------------------------------------------------------------------------------------------------
434  Program Management Plan
-----------------------------------------------------------------------------------------------------------------------
435  Development of Product
      Specification
-----------------------------------------------------------------------------------------------------------------------
436  Request For Quote
-----------------------------------------------------------------------------------------------------------------------
437  Sub-Contractor Selection
-----------------------------------------------------------------------------------------------------------------------
438  DEMONSTRATION
-----------------------------------------------------------------------------------------------------------------------
439  Prepare Test Plan
-----------------------------------------------------------------------------------------------------------------------
440  M/V Hardware Documentation
-----------------------------------------------------------------------------------------------------------------------
441  M/V Hardware
-----------------------------------------------------------------------------------------------------------------------
442  Hardware Test System
      Development
-----------------------------------------------------------------------------------------------------------------------
443  EMC Test System Development
-----------------------------------------------------------------------------------------------------------------------
444  M/V Software Documentation
-----------------------------------------------------------------------------------------------------------------------
445  M/V Software
-----------------------------------------------------------------------------------------------------------------------
446  Software Test System
      Development
-----------------------------------------------------------------------------------------------------------------------
447  M/V MANUFACTURE
-----------------------------------------------------------------------------------------------------------------------
448  Development of Test Cards
-----------------------------------------------------------------------------------------------------------------------
449  Development &
      Pilot Production
-----------------------------------------------------------------------------------------------------------------------
450  Mux/Vocoder Card Full
      Scale Production
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 25         REVISED ON THE 12TH NOVEMBER, 1997


         1063

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID   TASK NAME               DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
451   SYSTEM HARDWARE       320d     9/11/97    11/12/98
------------------------------------------------------------------------------------------------------------------------------------
452   ASSEMBLY              320d     9/11/97    11/12/98
------------------------------------------------------------------------------------------------------------------------------------
453   Concepts               39d    10/20/97     12/9/98
------------------------------------------------------------------------------------------------------------------------------------
454   Procurement           189d     9/11/97     5/25/98
------------------------------------------------------------------------------------------------------------------------------------
455   Prototype             133d    11/26/97     5/25/98
------------------------------------------------------------------------------------------------------------------------------------
456   Buyer Furnished
       Equipment (BFE)       93d     9/11/97     1/15/98
------------------------------------------------------------------------------------------------------------------------------------
457   Assembly Site Build
       (SAN #1 - SAN #12)    91d     7/16/98    11/12/98
------------------------------------------------------------------------------------------------------------------------------------
458
------------------------------------------------------------------------------------------------------------------------------------
459   TNM SOFTWARE
       IMPLEMENTATION       526d     9/22/97     8/26/99
------------------------------------------------------------------------------------------------------------------------------------
460   ADACEL Project
       Management
       Documentation         28d     9/22/97    10/29/97
------------------------------------------------------------------------------------------------------------------------------------
461   Design Reviews
       (ADACEL/NECA)        141d    11/28/97      6/5/98
------------------------------------------------------------------------------------------------------------------------------------
462   DETAILED DESIGN
       AND CODING           435d     9/29/97     4/29/99
------------------------------------------------------------------------------------------------------------------------------------
463   Build A
       (Infrastructure)     150d     9/29/97     4/17/98
------------------------------------------------------------------------------------------------------------------------------------
464   Build B
       (External I/F)       252d     9/29/97     8/28/98
------------------------------------------------------------------------------------------------------------------------------------
465   Build C
       (Interworking)       313d    11/25/97     1/15/99
------------------------------------------------------------------------------------------------------------------------------------
466   Build D
       (Final Build)        325d     2/24/98     4/29/99
------------------------------------------------------------------------------------------------------------------------------------
467   Software Release
       Schedule             306d     7/14/98     8/26/99
------------------------------------------------------------------------------------------------------------------------------------
468   TNM Software Pre-
       Release 1A             0d     7/14/98     7/14/98
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------------------
                                                                          1998
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
451   SYSTEM HARDWARE
-----------------------------------------------------------------------------------------------------------------------
452   ASSEMBLY
-----------------------------------------------------------------------------------------------------------------------
453   Concepts
-----------------------------------------------------------------------------------------------------------------------
454   Procurement
-----------------------------------------------------------------------------------------------------------------------
455   Prototype
-----------------------------------------------------------------------------------------------------------------------
456   Buyer Furnished Equipment
       (BFE)
-----------------------------------------------------------------------------------------------------------------------
457   Assembly Site Build
       (SAN #1 - SAN #12)
-----------------------------------------------------------------------------------------------------------------------
458
-----------------------------------------------------------------------------------------------------------------------
459   TNM SOFTWARE IMPLEMENTATION
-----------------------------------------------------------------------------------------------------------------------
460   ADACEL Project
       Management Documentation
-----------------------------------------------------------------------------------------------------------------------
461   Design Reviews
       (ADACEL/NECA)
-----------------------------------------------------------------------------------------------------------------------
462   DETAILED DESIGN AND CODING
-----------------------------------------------------------------------------------------------------------------------
463   Build A (Infrastructure)
-----------------------------------------------------------------------------------------------------------------------
464   Build B (External I/F)
-----------------------------------------------------------------------------------------------------------------------
465   Build C (Interworking)
-----------------------------------------------------------------------------------------------------------------------
466   Build D (Final Build)
-----------------------------------------------------------------------------------------------------------------------
467   Software Release Schedule
-----------------------------------------------------------------------------------------------------------------------
468   TNM Software Pre-Release 1A                                               7/14
-----------------------------------------------------------------------------------------------------------------------








-----------------------------------------------------------------------------------------------------------------------
                                                                          1999
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
451   SYSTEM HARDWARE
-----------------------------------------------------------------------------------------------------------------------
452   ASSEMBLY
-----------------------------------------------------------------------------------------------------------------------
453   Concepts
-----------------------------------------------------------------------------------------------------------------------
454   Procurement
-----------------------------------------------------------------------------------------------------------------------
455   Prototype
-----------------------------------------------------------------------------------------------------------------------
456   Buyer Furnished Equipment
       (BFE)
-----------------------------------------------------------------------------------------------------------------------
457   Assembly Site Build
       (SAN #1 - SAN #12)
-----------------------------------------------------------------------------------------------------------------------
458
-----------------------------------------------------------------------------------------------------------------------
459   TNM SOFTWARE IMPLEMENTATION
-----------------------------------------------------------------------------------------------------------------------
460   ADACEL Project
       Management Documentation
-----------------------------------------------------------------------------------------------------------------------
461   Design Reviews
       (ADACEL/NECA)
-----------------------------------------------------------------------------------------------------------------------
462   DETAILED DESIGN AND CODING
-----------------------------------------------------------------------------------------------------------------------
463   Build A (Infrastructure)
-----------------------------------------------------------------------------------------------------------------------
464   Build B (External I/F)
-----------------------------------------------------------------------------------------------------------------------
465   Build C (Interworking)
-----------------------------------------------------------------------------------------------------------------------
466   Build D (Final Build)
-----------------------------------------------------------------------------------------------------------------------
467   Software Release Schedule
-----------------------------------------------------------------------------------------------------------------------
468   TNM Software Pre-Release 1A
-----------------------------------------------------------------------------------------------------------------------




-----------------------------------------------------------------------------------------------------------------------
                                                                          2000
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
451   SYSTEM HARDWARE
-----------------------------------------------------------------------------------------------------------------------
452   ASSEMBLY
-----------------------------------------------------------------------------------------------------------------------
453   Concepts
-----------------------------------------------------------------------------------------------------------------------
454   Procurement
-----------------------------------------------------------------------------------------------------------------------
455   Prototype
-----------------------------------------------------------------------------------------------------------------------
456   Buyer Furnished Equipment
       (BFE)
-----------------------------------------------------------------------------------------------------------------------
457   Assembly Site Build
       (SAN #1 - SAN #12)
-----------------------------------------------------------------------------------------------------------------------
458
-----------------------------------------------------------------------------------------------------------------------
459   TNM SOFTWARE IMPLEMENTATION
-----------------------------------------------------------------------------------------------------------------------
460   ADACEL Project
       Management Documentation
-----------------------------------------------------------------------------------------------------------------------
461   Design Reviews
       (ADACEL/NECA)
-----------------------------------------------------------------------------------------------------------------------
462   DETAILED DESIGN AND CODING
-----------------------------------------------------------------------------------------------------------------------
463   Build A (Infrastructure)
-----------------------------------------------------------------------------------------------------------------------
464   Build B (External I/F)
-----------------------------------------------------------------------------------------------------------------------
465   Build C (Interworking)
-----------------------------------------------------------------------------------------------------------------------
466   Build D (Final Build)
-----------------------------------------------------------------------------------------------------------------------
467   Software Release Schedule
-----------------------------------------------------------------------------------------------------------------------
468   TNM Software Pre-Release 1A
-----------------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 26         REVISED ON THE 12TH NOVEMBER, 1997
         1064

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR     START      FINISH       F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
469 TNM Software             0d     9/1/98      9/1/98
    Release 1A (Build B)
------------------------------------------------------------------------------------------------------------------------------------
470 TNM Software             0d    1/15/99     1/15/99
    Release 1.0 (Build C)
------------------------------------------------------------------------------------------------------------------------------------
471 TNM Software             0d    4/30/99     4/30/99
    Release 1.5 (Build D)
------------------------------------------------------------------------------------------------------------------------------------
472 TNM Software             0d    8/26/99     8/26/99
    Release 2.0
    (regression testing)
------------------------------------------------------------------------------------------------------------------------------------
473
------------------------------------------------------------------------------------------------------------------------------------
474 PHASE 1 FACTORY        171d     9/1/98     4/16/99
    TESTING
------------------------------------------------------------------------------------------------------------------------------------
475 SAN 3 - Australia       23d     9/1/98     9/30/98
------------------------------------------------------------------------------------------------------------------------------------
476 TNM #1 MANUFACTURE &     0d    4/16/99     4/16/99
    PHASE 1 TESTING (TOP
    LEVEL MILESTONE)
------------------------------------------------------------------------------------------------------------------------------------
477 SANs 1 & 2 USA &        18d    10/1/98    10/26/98
    India
------------------------------------------------------------------------------------------------------------------------------------
478 SANs 4, 5 & 6 -         21d   10/27/98    11/23/98
    South Africa,
    Chile, & Germany
------------------------------------------------------------------------------------------------------------------------------------
479 SANs 7, 8 and 9 -       20d   11/24/98    12/18/98
    Indonesia, Korea
    and Mexico
------------------------------------------------------------------------------------------------------------------------------------
480 SANs 10, 11 & 12 -      25d   12/21/98     1/22/98
    UAE, China and Brazil
------------------------------------------------------------------------------------------------------------------------------------
481
------------------------------------------------------------------------------------------------------------------------------------
482 TNM EQUIPMENT          117d    10/8/98     3/10/99
    TRANSPORTATION SITE
------------------------------------------------------------------------------------------------------------------------------------
483 TNM #1 SAN 1 - USA      29d    11/3/98     12/9/98
------------------------------------------------------------------------------------------------------------------------------------
484 TNM #2 SAN 2 - INDIA    29d    11/3/98     12/9/98
------------------------------------------------------------------------------------------------------------------------------------
485 TNM #3 SAN 3 -           5d    10/8/98    10/14/98
    AUSTRALIA
------------------------------------------------------------------------------------------------------------------------------------
486 TNM #4 SAN 4 -          28d    12/1/98      1/6/99
    SOUTH AFRICA
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                   1998
                               ------------------------------------------------------------------------------
ID  TASK NAME                  J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
469 TNM Software
    Release 1A (Build B)                                                               9/1
-------------------------------------------------------------------------------------------------------------
470 TNM Software
    Release 1.0 (Build C)
-------------------------------------------------------------------------------------------------------------
471 TNM Software
    Release 1.5 (Build D)
-------------------------------------------------------------------------------------------------------------
472 TNM Software
    Release 2.0
    (regression testing)
-------------------------------------------------------------------------------------------------------------
473
-------------------------------------------------------------------------------------------------------------
474 PHASE 1 FACTORY
    TESTING
-------------------------------------------------------------------------------------------------------------
475 SAN 3 - Australia
-------------------------------------------------------------------------------------------------------------
476 TNM #1 MANUFACTURE &
    PHASE 1 TEST (TOP
    LEVEL MILESTONE)
-------------------------------------------------------------------------------------------------------------
477 SANs 1 & 2 USA &
    India
-------------------------------------------------------------------------------------------------------------
478 SANs 4, 5 & 6 -
    South Africa,
    Chile, & Germany
-------------------------------------------------------------------------------------------------------------
479 SANs 7, 8 and 9 -
    Indonesia, Korea
    and Mexico
-------------------------------------------------------------------------------------------------------------
480 SANS 10, 11 & 12 -
    UAE, China and Brazil
-------------------------------------------------------------------------------------------------------------
481
-------------------------------------------------------------------------------------------------------------
482 TNM EQUIPMENT
    TRANSPORTATION SITE
-------------------------------------------------------------------------------------------------------------
483 TNM #1 SAN 1 - USA
-------------------------------------------------------------------------------------------------------------
484 TNM #2 SAN 2 - INDIA
-------------------------------------------------------------------------------------------------------------
485 TNM #3 SAN 3 -
    AUSTRALIA
-------------------------------------------------------------------------------------------------------------
486 TNM #4 SAN 4 -
    SOUTH AFRICA
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                   1999
                               ------------------------------------------------------------------------------
ID  TASK NAME                  J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
469 TNM Software
    Release 1A (Build B)
-------------------------------------------------------------------------------------------------------------
470 TNM Software
    Release 1.0 (Build C)      1/15
-------------------------------------------------------------------------------------------------------------
471 TNM Software
    Release 1.5 (Build D)                          4/30
-------------------------------------------------------------------------------------------------------------
472 TNM Software
    Release 2.0
    (regression testing)                                                        8/26
-------------------------------------------------------------------------------------------------------------
473
-------------------------------------------------------------------------------------------------------------
474 PHASE 1 FACTORY
    TESTING
-------------------------------------------------------------------------------------------------------------
475 SAN 3 - Australia
-------------------------------------------------------------------------------------------------------------
476 TNM #1 MANUFACTURE &
    PHASE 1 TEST (TOP
    LEVEL MILESTONE)                               4/16
-------------------------------------------------------------------------------------------------------------
477 SANs 1 & 2 USA &
    India
-------------------------------------------------------------------------------------------------------------
478 SANs 4, 5 & 6 -
    South Africa,
    Chile, & Germany
-------------------------------------------------------------------------------------------------------------
479 SANs 7, 8 and 9 -
    Indonesia, Korea
    and Mexico
-------------------------------------------------------------------------------------------------------------
480 SANS 10, 11 & 12 -
    UAE, China and Brazil
-------------------------------------------------------------------------------------------------------------
481
-------------------------------------------------------------------------------------------------------------
482 TNM EQUIPMENT
    TRANSPORTATION SITE
-------------------------------------------------------------------------------------------------------------
483 TNM #1 SAN 1 - USA
-------------------------------------------------------------------------------------------------------------
484 TNM #2 SAN 2 - INDIA
-------------------------------------------------------------------------------------------------------------
485 TNM #3 SAN 3 -
    AUSTRALIA
-------------------------------------------------------------------------------------------------------------
486 TNM #4 SAN 4 -
    SOUTH AFRICA
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                   2000
                               ------------------------------------------------------------------------------
ID  TASK NAME                  J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
469 TNM Software
    Release 1A (Build B)
-------------------------------------------------------------------------------------------------------------
470 TNM Software
    Release 1.0 (Build C)
-------------------------------------------------------------------------------------------------------------
471 TNM Software
    Release 1.5 (Build D)
-------------------------------------------------------------------------------------------------------------
472 TNM Software
    Release 2.0
    (regression testing)
-------------------------------------------------------------------------------------------------------------
473
-------------------------------------------------------------------------------------------------------------
474 PHASE 1 FACTORY
    TESTING
-------------------------------------------------------------------------------------------------------------
475 SAN 3 - Australia
-------------------------------------------------------------------------------------------------------------
476 TNM #1 MANUFACTURE &
    PHASE 1 TEST (TOP
    LEVEL MILESTONE)
-------------------------------------------------------------------------------------------------------------
477 SANs 1 & 2 USA &
    India
-------------------------------------------------------------------------------------------------------------
478 SANs 4, 5 & 6 -
    South Africa,
    Chile, & Germany
-------------------------------------------------------------------------------------------------------------
479 SANs 7, 8 and 9 -
    Indonesia, Korea
    and Mexico
-------------------------------------------------------------------------------------------------------------
480 SANS 10, 11 & 12 -
    UAE, China and Brazil
-------------------------------------------------------------------------------------------------------------
481
-------------------------------------------------------------------------------------------------------------
482 TNM EQUIPMENT
    TRANSPORTATION SITE
-------------------------------------------------------------------------------------------------------------
483 TNM #1 SAN 1 - USA
-------------------------------------------------------------------------------------------------------------
484 TNM #2 SAN 2 - INDIA
-------------------------------------------------------------------------------------------------------------
485 TNM #3 SAN 3 -
    AUSTRALIA
-------------------------------------------------------------------------------------------------------------
486 TNM #4 SAN 4 -
    SOUTH AFRICA
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 27         REVISED ON THE 12TH NOVEMBER, 1997

         1065

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR     START      FINISH       F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
487 TNM #5 SAN 5 - CHILE    28d     12/1/98      1/6/99
------------------------------------------------------------------------------------------------------------------------------------
488 TNM #6 SAN 6 -          28d     12/1/98      1/6/99
    GERMANY
------------------------------------------------------------------------------------------------------------------------------------
489 TNM #7 SAN 7 -          29d      1/5/99     2/10/99
    INDONESIA
------------------------------------------------------------------------------------------------------------------------------------
490 TNM #8 SAN 8 - KOREA    29d      1/5/99     2/10/99
------------------------------------------------------------------------------------------------------------------------------------
491 TNM #9 SAN 9 - MEXICO   29d      1/5/99     2/10/99
------------------------------------------------------------------------------------------------------------------------------------
492 TNM #10 SAN 10 - UAE    30d      2/2/99     3/10/99
------------------------------------------------------------------------------------------------------------------------------------
493 TNM #11 SAN 11 -        30d      2/2/99     3/10/99
    CHINA
------------------------------------------------------------------------------------------------------------------------------------
494 TNM #12 SAN 12 -        30d      2/2/99     3/10/99
    BRAZIL
------------------------------------------------------------------------------------------------------------------------------------
495
------------------------------------------------------------------------------------------------------------------------------------
496 DIGITAL COMMUNICATIONS 271d      4/3/98     3/25/99
    NETWORK
------------------------------------------------------------------------------------------------------------------------------------
497 DIGITAL COMMUNICATIONS 107d      4/3/98     8/21/98
    NETWORK DESIGN
------------------------------------------------------------------------------------------------------------------------------------
498 Hardware Design and    107d      4/3/98     8/21/98
    Procurement
------------------------------------------------------------------------------------------------------------------------------------
499 Software Design &      107d      4/3/98     8/21/98
    Development
------------------------------------------------------------------------------------------------------------------------------------
500 DCN EQUIPMENT          133d     10/1/98     3/25/99
    TRANSPORTATION
------------------------------------------------------------------------------------------------------------------------------------
501 DCN #1 SAN 1 - USA      36d    10/26/98    12/10/98
------------------------------------------------------------------------------------------------------------------------------------
502 DCN #2 SAN 2 - INDIA    36d    10/27/98    12/11/98
------------------------------------------------------------------------------------------------------------------------------------
503 DCN #3 SAN 3 -          10d     10/1/98    10/14/98
    AUSTRALIA
------------------------------------------------------------------------------------------------------------------------------------
504 DCN #4 SAN 4 -          36d    11/30/98     1/15/99
    SOUTH AFRICA
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 1998
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
487 TNM #5 SAN 5 - CHILE
-----------------------------------------------------------------------------------------------------------
488 TNM #6 SAN 6 -
    GERMANY
-----------------------------------------------------------------------------------------------------------
489 TNM #7 SAN 7 -
    INDONESIA
-----------------------------------------------------------------------------------------------------------
490 TNM #8 SAN 8 - KOREA
-----------------------------------------------------------------------------------------------------------
491 TNM #9 SAN 9 - MEXICO
-----------------------------------------------------------------------------------------------------------
492 TNM #10 SAN 10 - UAE
-----------------------------------------------------------------------------------------------------------
493 TNM #11 SAN 11 -
    CHINA
-----------------------------------------------------------------------------------------------------------
494 TNM #12 SAN 12 -
    BRAZIL
-----------------------------------------------------------------------------------------------------------
495
-----------------------------------------------------------------------------------------------------------
496 DIGITAL COMMUNICATIONS
    NETWORK
-----------------------------------------------------------------------------------------------------------
497 DIGITAL COMMUNICATIONS
    NETWORK DESIGN
-----------------------------------------------------------------------------------------------------------
498 Hardware Design and
    Procurement
-----------------------------------------------------------------------------------------------------------
499 Software Design &
    Development
-----------------------------------------------------------------------------------------------------------
500 DCN EQUIPMENT
    TRANSPORTATION
-----------------------------------------------------------------------------------------------------------
501 DCN #1 SAN 1 - USA
-----------------------------------------------------------------------------------------------------------
502 DCN #2 SAN 2 - INDIA
----------------------------------------------------------------------------------------------------------
503 DCN #3 SAN 3 -
    AUSTRALIA
----------------------------------------------------------------------------------------------------------
504 DCN #4 SAN 4 -
    SOUTH AFRICA
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 1999
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
487 TNM #5 SAN 5 - CHILE
-----------------------------------------------------------------------------------------------------------
488 TNM #6 SAN 6 -
    GERMANY
-----------------------------------------------------------------------------------------------------------
489 TNM #7 SAN 7 -
    INDONESIA
-----------------------------------------------------------------------------------------------------------
490 TNM #8 SAN 8 - KOREA
-----------------------------------------------------------------------------------------------------------
491 TNM #9 SAN 9 - MEXICO
-----------------------------------------------------------------------------------------------------------
492 TNM #10 SAN 10 - UAE
-----------------------------------------------------------------------------------------------------------
493 TNM #11 SAN 11 -
    CHINA
-----------------------------------------------------------------------------------------------------------
494 TNM #12 SAN 12 -
    BRAZIL
-----------------------------------------------------------------------------------------------------------
495
-----------------------------------------------------------------------------------------------------------
496 DIGITAL COMMUNICATIONS
    NETWORK
-----------------------------------------------------------------------------------------------------------
497 DIGITAL COMMUNICATIONS
    NETWORK DESIGN
-----------------------------------------------------------------------------------------------------------
498 Hardware Design and
    Procurement
-----------------------------------------------------------------------------------------------------------
499 Software Design &
    Development
-----------------------------------------------------------------------------------------------------------
500 DCN EQUIPMENT
    TRANSPORTATION
-----------------------------------------------------------------------------------------------------------
501 DCN #1 SAN 1 - USA
-----------------------------------------------------------------------------------------------------------
502 DCN #2 SAN 2 - INDIA
----------------------------------------------------------------------------------------------------------
503 DCN #3 SAN 3 -
    AUSTRALIA
----------------------------------------------------------------------------------------------------------
504 DCN #4 SAN 4 -
    SOUTH AFRICA
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 2000
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
487 TNM #5 SAN 5 - CHILE
-----------------------------------------------------------------------------------------------------------
488 TNM #6 SAN 6 -
    GERMANY
-----------------------------------------------------------------------------------------------------------
489 TNM #7 SAN 7 -
    INDONESIA
-----------------------------------------------------------------------------------------------------------
490 TNM #8 SAN 8 - KOREA
-----------------------------------------------------------------------------------------------------------
491 TNM #9 SAN 9 - MEXICO
-----------------------------------------------------------------------------------------------------------
492 TNM #10 SAN 10 - UAE
-----------------------------------------------------------------------------------------------------------
493 TNM #11 SAN 11 -
    CHINA
-----------------------------------------------------------------------------------------------------------
494 TNM #12 SAN 12 -
    BRAZIL
-----------------------------------------------------------------------------------------------------------
495
-----------------------------------------------------------------------------------------------------------
496 DIGITAL COMMUNICATIONS
    NETWORK
-----------------------------------------------------------------------------------------------------------
497 DIGITAL COMMUNICATIONS
    NETWORK DESIGN
-----------------------------------------------------------------------------------------------------------
498 Hardware Design and
    Procurement
-----------------------------------------------------------------------------------------------------------
499 Software Design &
    Development
-----------------------------------------------------------------------------------------------------------
500 DCN EQUIPMENT
    TRANSPORTATION
-----------------------------------------------------------------------------------------------------------
501 DCN #1 SAN 1 - USA
-----------------------------------------------------------------------------------------------------------
502 DCN #2 SAN 2 - INDIA
----------------------------------------------------------------------------------------------------------
503 DCN #3 SAN 3 -
    AUSTRALIA
----------------------------------------------------------------------------------------------------------
504 DCN #4 SAN 4 -
    SOUTH AFRICA
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 28         REVISED ON THE 12TH NOVEMBER, 1997


         1066

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR     START      FINISH       F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
505 DCN #5 SAN 5 - CHILE    36d   11/30/98     1/15/99
------------------------------------------------------------------------------------------------------------------------------------
506 DCN #6 SAN 6 -          36d   11/30/99     1/15/99
    GERMANY
------------------------------------------------------------------------------------------------------------------------------------
507 DCN #7 SAN 7 -          36d     1/1/99     2/16/99
    INDONESIA
------------------------------------------------------------------------------------------------------------------------------------
508 DCN #8 SAN 8 - KOREA    36d     1/6/99     2/19/99
------------------------------------------------------------------------------------------------------------------------------------
509 DCN #9 SAN 9 - MEXICO   36d     1/6/99     2/19/99
------------------------------------------------------------------------------------------------------------------------------------
510 DCN #10 SAN 10 - UAE    36d     2/5/99     3/23/99
------------------------------------------------------------------------------------------------------------------------------------
511 DCN #11 SAN 11 -        36d     2/9/99     3/25/99
    CHINA
------------------------------------------------------------------------------------------------------------------------------------
512 DCN #12 SAN 12 -        36d     2/9/99     3/25/99
    BRAZIL
------------------------------------------------------------------------------------------------------------------------------------
513
------------------------------------------------------------------------------------------------------------------------------------
514 SAN OSS/NMC/SRMS -     828d     4/1/97     4/30/00
    NEC/J
------------------------------------------------------------------------------------------------------------------------------------
515 SAN OSS SOFTWARE       373d    2/19/98      7/1/99
------------------------------------------------------------------------------------------------------------------------------------
516 Lower Layer Interface   98d    2/19/98     6/30/98
    Development
------------------------------------------------------------------------------------------------------------------------------------
517 Software Release         0d     7/1/98      7/1/98
     Alpha
------------------------------------------------------------------------------------------------------------------------------------
518 Software Release 1.0     0d     9/1/98      9/1/98
------------------------------------------------------------------------------------------------------------------------------------
519 Software Release 1.2     0d     4/1/99      4/1/99
------------------------------------------------------------------------------------------------------------------------------------
520 Software Release 2.0     0d     7/1/99      7/1/99
------------------------------------------------------------------------------------------------------------------------------------
521
------------------------------------------------------------------------------------------------------------------------------------
522 PRE-INTEGRATION        44d      8/5/98     9/30/98
    TESTING AT NEC A
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                   1998
                               ------------------------------------------------------------------------------
ID  TASK NAME                  J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
505 DCN #5 SAN 5 - CHILE
-------------------------------------------------------------------------------------------------------------
506 DCN #6 SAN 6 -
    GERMANY
-------------------------------------------------------------------------------------------------------------
507 DCN #7 SAN 7 -
    INDONESIA
-------------------------------------------------------------------------------------------------------------
508 DCN #8 SAN 8 - KOREA
-------------------------------------------------------------------------------------------------------------
509 DCN #9 SAN 9 - MEXICO
-------------------------------------------------------------------------------------------------------------
510 DCN #10 SAN 10 - UAE
-------------------------------------------------------------------------------------------------------------
511 DCN #11 SAN 11 -
    CHINA
-------------------------------------------------------------------------------------------------------------
512 DCN #12 SAN 12 -
    BRAZIL
-------------------------------------------------------------------------------------------------------------
513
-------------------------------------------------------------------------------------------------------------
514 SAN OSS/NMC/SRMS -
    NEC/J
-------------------------------------------------------------------------------------------------------------
515 SAN OSS SOFTWARE
-------------------------------------------------------------------------------------------------------------
516 Lower Layer Interface
    Development
-------------------------------------------------------------------------------------------------------------
517 Software Release
    Alpha                                                                7/1
-------------------------------------------------------------------------------------------------------------
518 Software Release 1.0                                                               9/1
-------------------------------------------------------------------------------------------------------------
519 Software Release 1.2
-------------------------------------------------------------------------------------------------------------
520 Software Release 2.0
-------------------------------------------------------------------------------------------------------------
521
-------------------------------------------------------------------------------------------------------------
522 PRE-INTEGRATION
    TESTING AT NEC A
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------
                                                                   1999
                               ------------------------------------------------------------------------------
ID  TASK NAME                  J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
505 DCN #5 SAN 5 - CHILE
-------------------------------------------------------------------------------------------------------------
506 DCN #6 SAN 6 -
    GERMANY
-------------------------------------------------------------------------------------------------------------
507 DCN #7 SAN 7 -
    INDONESIA
-------------------------------------------------------------------------------------------------------------
508 DCN #8 SAN 8 - KOREA
-------------------------------------------------------------------------------------------------------------
509 DCN #9 SAN 9 - MEXICO
-------------------------------------------------------------------------------------------------------------
510 DCN #10 SAN 10 - UAE
-------------------------------------------------------------------------------------------------------------
511 DCN #11 SAN 11 -
    CHINA
-------------------------------------------------------------------------------------------------------------
512 DCN #12 SAN 12 -
    BRAZIL
-------------------------------------------------------------------------------------------------------------
513
-------------------------------------------------------------------------------------------------------------
514 SAN OSS/NMC/SRMS -
    NEC/J
-------------------------------------------------------------------------------------------------------------
515 SAN OSS SOFTWARE
-------------------------------------------------------------------------------------------------------------
516 Lower Layer Interface
    Development
-------------------------------------------------------------------------------------------------------------
517 Software Release
    Alpha
-------------------------------------------------------------------------------------------------------------
518 Software Release 1.0
-------------------------------------------------------------------------------------------------------------
519 Software Release 1.2
-------------------------------------------------------------------------------------------------------------
520 Software Release 2.0                            4/1
-------------------------------------------------------------------------------------------------------------
521                                                                      7/1
-------------------------------------------------------------------------------------------------------------
522 PRE-INTEGRATION
    TESTING AT NEC A
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                   2000
                               ------------------------------------------------------------------------------
ID  TASK NAME                  J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
505 DCN #5 SAN 5 - CHILE
-------------------------------------------------------------------------------------------------------------
506 DCN #6 SAN 6 -
    GERMANY
-------------------------------------------------------------------------------------------------------------
507 DCN #7 SAN 7 -
    INDONESIA
-------------------------------------------------------------------------------------------------------------
508 DCN #8 SAN 8 - KOREA
-------------------------------------------------------------------------------------------------------------
509 DCN #9 SAN 9 - MEXICO
-------------------------------------------------------------------------------------------------------------
510 DCN #10 SAN 10 - UAE
-------------------------------------------------------------------------------------------------------------
511 DCN #11 SAN 11 -
    CHINA
-------------------------------------------------------------------------------------------------------------
512 DCN #12 SAN 12 -
    BRAZIL
-------------------------------------------------------------------------------------------------------------
513
-------------------------------------------------------------------------------------------------------------
514 SAN OSS/NMC/SRMS -
    NEC/J
-------------------------------------------------------------------------------------------------------------
515 SAN OSS SOFTWARE
-------------------------------------------------------------------------------------------------------------
516 Lower Layer Interface
    Development
-------------------------------------------------------------------------------------------------------------
517 Software Release
    Alpha
-------------------------------------------------------------------------------------------------------------
518 Software Release 1.0
-------------------------------------------------------------------------------------------------------------
519 Software Release 1.2
-------------------------------------------------------------------------------------------------------------
520 Software Release 2.0
-------------------------------------------------------------------------------------------------------------
521
-------------------------------------------------------------------------------------------------------------
522 PRE-INTEGRATION
    TESTING AT NEC A
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 29         REVISED ON THE 12TH NOVEMBER, 1997
         1067

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR     START      FINISH       F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
523 Stage 3 Testing with    44d     8/5/98     9/30/98
    NECA and HNS
------------------------------------------------------------------------------------------------------------------------------------
524
------------------------------------------------------------------------------------------------------------------------------------
525 TRANSPORTATION OF      206d    8/28/98     5/31/99
    SAN OSS EQUIPMENT
------------------------------------------------------------------------------------------------------------------------------------
526 SAN OSS FAT              0d    9/21/98     9/21/98
    (SW R.1.0)
------------------------------------------------------------------------------------------------------------------------------------
527 SAN OSS #1 & #2         36d   10/22/98     12/8/98
------------------------------------------------------------------------------------------------------------------------------------
528 SAN OSS #3              36d    8/28/98    10/14/98
------------------------------------------------------------------------------------------------------------------------------------
529 SAN OSS #4, 5 & 6       36d   11/30/98     1/15/99
------------------------------------------------------------------------------------------------------------------------------------
530 SAN OSS #7 & 8          36d    1/14/99     2/26/99
------------------------------------------------------------------------------------------------------------------------------------
531 SAN OSS #9 & 10         36d    2/26/99     4/15/99
------------------------------------------------------------------------------------------------------------------------------------
532 SAN OSS #11 & 12        36d    4/12/99     5/31/99
------------------------------------------------------------------------------------------------------------------------------------
533
------------------------------------------------------------------------------------------------------------------------------------
534 NMC (LINK-OS)          720d     4/1/97     12/1/99
------------------------------------------------------------------------------------------------------------------------------------
535 OPERATIONAL            220d     4/1/97     1/30/98
    SCENARIO
------------------------------------------------------------------------------------------------------------------------------------
536 Review with ICO         87d     4/1/97     7/30/97
------------------------------------------------------------------------------------------------------------------------------------
537 Work Report              0d     8/4/97      8/4/97                                                 8/4
    Submission to PO
------------------------------------------------------------------------------------------------------------------------------------
538 Assigned WG Responses    0d    9/15/97     9/15/97
    to PO (Class A)                                                                                         9/15
------------------------------------------------------------------------------------------------------------------------------------
539 Assigned WG Responses    0d   11/17/97    11/17/97
    to PO (Class B)                                                                                                       11/17
------------------------------------------------------------------------------------------------------------------------------------
540 Contribution to HLSD     0d    1/30/98     1/30/98
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                   1998
                               ------------------------------------------------------------------------------
ID  TASK NAME                  J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
523 Stage 3 Testing with
    NECA and HNS
-------------------------------------------------------------------------------------------------------------
524
-------------------------------------------------------------------------------------------------------------
525 TRANSPORTATION OF
    SAN OSS EQUIPMENT
-------------------------------------------------------------------------------------------------------------
526 SAN OSS FAT
    (SW R.1.0)
-------------------------------------------------------------------------------------------------------------
527 SAN OSS #1 & #2                                                                    9/21
-------------------------------------------------------------------------------------------------------------
528 SAN OSS #3
-------------------------------------------------------------------------------------------------------------
529 SAN OSS #4, 5 & 6
-------------------------------------------------------------------------------------------------------------
530 SAN OSS #7 & 8
-------------------------------------------------------------------------------------------------------------
531 SAN OSS #9 & 10
-------------------------------------------------------------------------------------------------------------
532 SAN OSS #11 & 12
-------------------------------------------------------------------------------------------------------------
533
-------------------------------------------------------------------------------------------------------------
534 NMC (LINK-OS)
-------------------------------------------------------------------------------------------------------------
535 OPERATIONAL
    SCENARIO
-------------------------------------------------------------------------------------------------------------
536 Review with ICO
-------------------------------------------------------------------------------------------------------------
537 Work Report
    Submission to PO
-------------------------------------------------------------------------------------------------------------
538 Assigned WG Responses
    to PO (Class A)
-------------------------------------------------------------------------------------------------------------
539 Assigned WG Responses
    to PO (Class B)
-------------------------------------------------------------------------------------------------------------
540 Contribution to HLSD      1/30
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                   1999
                               ------------------------------------------------------------------------------
ID  TASK NAME                  J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
523 Stage 3 Testing with
    NECA and HNS
-------------------------------------------------------------------------------------------------------------
524
-------------------------------------------------------------------------------------------------------------
525 TRANSPORTATION OF
    SAN OSS EQUIPMENT
-------------------------------------------------------------------------------------------------------------
526 SAN OSS FAT
    (SW R.1.0)
-------------------------------------------------------------------------------------------------------------
527 SAN OSS #1 & #2
-------------------------------------------------------------------------------------------------------------
528 SAN OSS #3
-------------------------------------------------------------------------------------------------------------
529 SAN OSS #4, 5 & 6
-------------------------------------------------------------------------------------------------------------
530 SAN OSS #7 & 8
-------------------------------------------------------------------------------------------------------------
531 SAN OSS #9 & 10
-------------------------------------------------------------------------------------------------------------
532 SAN OSS #11 & 12
-------------------------------------------------------------------------------------------------------------
533
-------------------------------------------------------------------------------------------------------------
534 NMC (LINK-OS)
-------------------------------------------------------------------------------------------------------------
535 OPERATIONAL
    SCENARIO
-------------------------------------------------------------------------------------------------------------
536 Review with ICO
-------------------------------------------------------------------------------------------------------------
537 Work Report
    Submission to PO
-------------------------------------------------------------------------------------------------------------
538 Assigned WG Responses
    to PO (Class A)
-------------------------------------------------------------------------------------------------------------
539 Assigned WG Responses
    to PO (Class B)
-------------------------------------------------------------------------------------------------------------
540 Contribution to HLSD
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                   2000
                               ------------------------------------------------------------------------------
ID  TASK NAME                  J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
523 Stage 3 Testing with
    NECA and HNS
-------------------------------------------------------------------------------------------------------------
524
-------------------------------------------------------------------------------------------------------------
525 TRANSPORTATION OF
    SAN OSS EQUIPMENT
-------------------------------------------------------------------------------------------------------------
526 SAN OSS FAT
    (SW R.1.0)
-------------------------------------------------------------------------------------------------------------
527 SAN OSS #1 & #2
-------------------------------------------------------------------------------------------------------------
528 SAN OSS #3
-------------------------------------------------------------------------------------------------------------
529 SAN OSS #4, 5 & 6
-------------------------------------------------------------------------------------------------------------
530 SAN OSS #7 & 8
-------------------------------------------------------------------------------------------------------------
531 SAN OSS #9 & 10
-------------------------------------------------------------------------------------------------------------
532 SAN OSS #11 & 12
-------------------------------------------------------------------------------------------------------------
533
-------------------------------------------------------------------------------------------------------------
534 NMC (LINK-OS)
-------------------------------------------------------------------------------------------------------------
535 OPERATIONAL
    SCENARIO
-------------------------------------------------------------------------------------------------------------
536 Review with ICO
-------------------------------------------------------------------------------------------------------------
537 Work Report
    Submission to PO
-------------------------------------------------------------------------------------------------------------
538 Assigned WG Responses
    to PO (Class A)
-------------------------------------------------------------------------------------------------------------
539 Assigned WG Responses
    to PO (Class B)
-------------------------------------------------------------------------------------------------------------
540 Contribution to HLSD
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 30         REVISED ON THE 12TH NOVEMBER, 1997
         1068

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
541  DESIGN DOCUMENTS       240d      5/6/97     3/30/98
------------------------------------------------------------------------------------------------------------------------------------
542  NMS SFA                142d      5/6/97    11/17/97
------------------------------------------------------------------------------------------------------------------------------------
543  NMS SDD                142d      5/6/97    11/17/97
------------------------------------------------------------------------------------------------------------------------------------
544  NMS HLD                156d      9/1/97     3/30/98
------------------------------------------------------------------------------------------------------------------------------------
545  NE OAM TO SAN
     NMS/LINK OS,
     COMMON ICD             142d      5/6/97    11/17/97
------------------------------------------------------------------------------------------------------------------------------------
546  ICDS                   142d      5/6/97    11/17/97
------------------------------------------------------------------------------------------------------------------------------------
547
------------------------------------------------------------------------------------------------------------------------------------
548  SOFTWARE RELEASE       177d      4/1/99     12/1/99
------------------------------------------------------------------------------------------------------------------------------------
549  SOFTWARE VERSION
     1.0                      0d      4/1/99      4/1/99
------------------------------------------------------------------------------------------------------------------------------------
550  SOFTWARE VERSION
     2.0                      0d      7/1/99      7/1/99
------------------------------------------------------------------------------------------------------------------------------------
551  SOFTWARE VERSION
     2.5                      0d     12/1/99     12/1/99
------------------------------------------------------------------------------------------------------------------------------------
552  TRANSPORTATION OF
     NMC (LINK-0S)
     EQUIPMENT              118d     5/24/99    10/31/99
------------------------------------------------------------------------------------------------------------------------------------
553  MASTER NMC              36d     5/24/99      7/9/99
------------------------------------------------------------------------------------------------------------------------------------
554  BACK UP NMC             36d     9/13/99    10/31/99
------------------------------------------------------------------------------------------------------------------------------------
555
------------------------------------------------------------------------------------------------------------------------------------
556  SRMC                   828d      4/1/97     4/30/00
------------------------------------------------------------------------------------------------------------------------------------
557  OPERATIONAL
     SCENARIO               166d      4/1/97    11/17/97
------------------------------------------------------------------------------------------------------------------------------------
558  REVIEW WITH ICO         87d      4/1/97     7/30/97
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------
                                                                 1998
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
541  DESIGN DOCUMENTS
-----------------------------------------------------------------------------------------------------------
542  NMS SFA
-----------------------------------------------------------------------------------------------------------
543  NMS SDD
-----------------------------------------------------------------------------------------------------------
544  NMS HLD
-----------------------------------------------------------------------------------------------------------
545  NE OAM TO SAN
     NMS/LINK OS,
     COMMON ICD
-----------------------------------------------------------------------------------------------------------
546  ICDS
-----------------------------------------------------------------------------------------------------------
547
-----------------------------------------------------------------------------------------------------------
548  SOFTWARE RELEASE
-----------------------------------------------------------------------------------------------------------
549  SOFTWARE VERSION
     1.0
-----------------------------------------------------------------------------------------------------------
550  SOFTWARE VERSION
     2.0
-----------------------------------------------------------------------------------------------------------
551  SOFTWARE VERSION
     2.5
-----------------------------------------------------------------------------------------------------------
552  TRANSPORTATION OF
     NMC (LINK-0S)
     EQUIPMENT
-----------------------------------------------------------------------------------------------------------
553  MASTER NMC
-----------------------------------------------------------------------------------------------------------
554  BACK UP NMC
-----------------------------------------------------------------------------------------------------------
555
-----------------------------------------------------------------------------------------------------------
556  SRMC
-----------------------------------------------------------------------------------------------------------
557  OPERATIONAL
     SCENARIO
-----------------------------------------------------------------------------------------------------------
558  REVIEW WITH ICO
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                                                  1999
                             -------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O     N     D
------------------------------------------------------------------------------------------------------------
541  DESIGN DOCUMENTS
------------------------------------------------------------------------------------------------------------
542  NMS SFA
------------------------------------------------------------------------------------------------------------
543  NMS SDD
------------------------------------------------------------------------------------------------------------
544  NMS HLD
------------------------------------------------------------------------------------------------------------
545  NE OAM TO SAN
     NMS/LINK OS,
     COMMON ICD
------------------------------------------------------------------------------------------------------------
546  ICDS
------------------------------------------------------------------------------------------------------------
547
------------------------------------------------------------------------------------------------------------
548  SOFTWARE RELEASE
------------------------------------------------------------------------------------------------------------
549  SOFTWARE VERSION
     1.0                                           4/1
------------------------------------------------------------------------------------------------------------
550  SOFTWARE VERSION
     2.0                                                                 7/1
------------------------------------------------------------------------------------------------------------
551  SOFTWARE VERSION
     2.5                                                                                               12/1
------------------------------------------------------------------------------------------------------------
552  TRANSPORTATION OF
     NMC (LINK-0S)
     EQUIPMENT
------------------------------------------------------------------------------------------------------------
553  MASTER NMC
------------------------------------------------------------------------------------------------------------
554  BACK UP NMC
------------------------------------------------------------------------------------------------------------
555
------------------------------------------------------------------------------------------------------------
556  SRMC
------------------------------------------------------------------------------------------------------------
557  OPERATIONAL
     SCENARIO
------------------------------------------------------------------------------------------------------------
558  REVIEW WITH ICO
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 2000
                            -------------------------------------------------------------------------------
ID  TASK NAME               J      F      M      A      M      J      J      A      S      O     N     D
-----------------------------------------------------------------------------------------------------------
541  DESIGN DOCUMENTS
-----------------------------------------------------------------------------------------------------------
542  NMS SFA
-----------------------------------------------------------------------------------------------------------
543  NMS SDD
-----------------------------------------------------------------------------------------------------------
544  NMS HLD
-----------------------------------------------------------------------------------------------------------
545  NE OAM TO SAN
     NMS/LINK OS,
     COMMON ICD
-----------------------------------------------------------------------------------------------------------
546  ICDS
-----------------------------------------------------------------------------------------------------------
547
-----------------------------------------------------------------------------------------------------------
548  SOFTWARE RELEASE
-----------------------------------------------------------------------------------------------------------
549  SOFTWARE VERSION
     1.0
-----------------------------------------------------------------------------------------------------------
550  SOFTWARE VERSION
     2.0
-----------------------------------------------------------------------------------------------------------
551  SOFTWARE VERSION
     2.5
-----------------------------------------------------------------------------------------------------------
552  TRANSPORTATION OF
     NMC (LINK-0S)
     EQUIPMENT
-----------------------------------------------------------------------------------------------------------
553  MASTER NMC
-----------------------------------------------------------------------------------------------------------
554  BACK UP NMC
-----------------------------------------------------------------------------------------------------------
555
-----------------------------------------------------------------------------------------------------------
556  SRMC
-----------------------------------------------------------------------------------------------------------
557  OPERATIONAL
     SCENARIO
-----------------------------------------------------------------------------------------------------------
558  REVIEW WITH ICO
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 31         REVISED ON THE 12TH NOVEMBER, 1997
         1069

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
559  WORK REPORT
     SUBMISSION TO PO          0d      8/4/97      8/4/97                                              8/4
------------------------------------------------------------------------------------------------------------------------------------
560  OPERATION
     SCENARIO DOCUMENT        0d     9/15/97     9/15/97                                                     9/15
------------------------------------------------------------------------------------------------------------------------------------
561  OPERATION
     SCENARIO DOCUMENT        0d    11/17/97    11/17/97                                                                  11/17
------------------------------------------------------------------------------------------------------------------------------------
562  DESIGN DOCUMENTS       240d      5/6/97     3/30/98
------------------------------------------------------------------------------------------------------------------------------------
563  SRMS SFA               142d      5/6/97    11/17/97
------------------------------------------------------------------------------------------------------------------------------------
564  SRMS SDD               142d      5/6/97    11/17/97
------------------------------------------------------------------------------------------------------------------------------------
565  SRMS HLD               156d      9/1/97     3/30/98
------------------------------------------------------------------------------------------------------------------------------------
566  OPERATOR TO SRMC
     ICD                    142d      5/6/97    11/17/97
------------------------------------------------------------------------------------------------------------------------------------
567  ICDS                   142d      5/6/97    11/17/97
------------------------------------------------------------------------------------------------------------------------------------
568  SOFTWARE RELEASE       177d      4/1/99     12/1/99
------------------------------------------------------------------------------------------------------------------------------------
569  SOFTWARE VERSION
     1.0                      0d      4/1/99      4/1/99
------------------------------------------------------------------------------------------------------------------------------------
570  SOFTWARE VERSION
     2.0                      0d      7/1/99      7/1/99
------------------------------------------------------------------------------------------------------------------------------------
571  SOFTWARE VERSION
     2.5                      0d     12/1/99     12/1/99
------------------------------------------------------------------------------------------------------------------------------------
572  VERSION 2 S/W
     RELEASE FOR NMS/
     SRMC (TOP LEVEL
     MILESTONE)               0d     4/30/00     4/30/00
------------------------------------------------------------------------------------------------------------------------------------
573
------------------------------------------------------------------------------------------------------------------------------------
574  TRANSPORTATION
     OF SRMC EQUIPMENT      118d     5/24/99    10/31/99
------------------------------------------------------------------------------------------------------------------------------------
575  MASTER NMC              36d     5/24/99      7/9/99
------------------------------------------------------------------------------------------------------------------------------------
576  BACK UP NMC             36d     9/13/99    10/31/99
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------
                                                                 1998
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
559  WORK REPORT
     SUBMISSION TO PO
-----------------------------------------------------------------------------------------------------------
560  OPERATION
     SCENARIO DOCUMENT
-----------------------------------------------------------------------------------------------------------
561  OPERATION
     SCENARIO DOCUMENT
-----------------------------------------------------------------------------------------------------------
562  DESIGN DOCUMENTS
-----------------------------------------------------------------------------------------------------------
563  SRMS SFA
-----------------------------------------------------------------------------------------------------------
564  SRMS SDD
-----------------------------------------------------------------------------------------------------------
565  SRMS HLD
-----------------------------------------------------------------------------------------------------------
566  OPERATOR TO SRMC
     ICD
-----------------------------------------------------------------------------------------------------------
567  ICDS
-----------------------------------------------------------------------------------------------------------
568  SOFTWARE RELEASE
-----------------------------------------------------------------------------------------------------------
569  SOFTWARE VERSION
     1.0
-----------------------------------------------------------------------------------------------------------
570  SOFTWARE VERSION
     2.0
-----------------------------------------------------------------------------------------------------------
571  SOFTWARE VERSION
     2.5
-----------------------------------------------------------------------------------------------------------
572  VERSION 2 S/W
     RELEASE FOR NMS/
     SRMC (TOP LEVEL
     MILESTONE)
-----------------------------------------------------------------------------------------------------------
573
-----------------------------------------------------------------------------------------------------------
574  TRANSPORTATION
     OF SRMC EQUIPMENT
-----------------------------------------------------------------------------------------------------------
575  MASTER NMC
-----------------------------------------------------------------------------------------------------------
576  BACK UP NMC
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                                                  1999
                             -------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O     N     D
------------------------------------------------------------------------------------------------------------
559  WORK REPORT
     SUBMISSION TO PO
------------------------------------------------------------------------------------------------------------
560  OPERATION
     SCENARIO DOCUMENT
------------------------------------------------------------------------------------------------------------
561  OPERATION
     SCENARIO DOCUMENT
------------------------------------------------------------------------------------------------------------
562  DESIGN DOCUMENTS
-----------------------------------------------------------------------------------------------------------
563  SRMS SFA
------------------------------------------------------------------------------------------------------------
564  SRMS SDD
------------------------------------------------------------------------------------------------------------
565  SRMS HLD
------------------------------------------------------------------------------------------------------------
566  OPERATOR TO SRMC
     ICD
------------------------------------------------------------------------------------------------------------
567  ICDS
------------------------------------------------------------------------------------------------------------
568  SOFTWARE RELEASE
------------------------------------------------------------------------------------------------------------
569  SOFTWARE VERSION
     1.0                                          4/1
------------------------------------------------------------------------------------------------------------
570  SOFTWARE VERSION
     2.0                                                                 7/1
------------------------------------------------------------------------------------------------------------
571  SOFTWARE VERSION
     2.5                                                                                                12/1
------------------------------------------------------------------------------------------------------------
572  VERSION 2 S/W
     RELEASE FOR NMS/
     SRMC (TOP LEVEL
     MILESTONE)
------------------------------------------------------------------------------------------------------------
573
------------------------------------------------------------------------------------------------------------
574  TRANSPORTATION
     OF SRMC EQUIPMENT
------------------------------------------------------------------------------------------------------------
575  MASTER NMC
------------------------------------------------------------------------------------------------------------
576  BACK UP NMC
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 2000
                            -------------------------------------------------------------------------------
ID  TASK NAME               J      F      M      A      M      J      J      A      S      O     N     D
-----------------------------------------------------------------------------------------------------------
559  WORK REPORT
     SUBMISSION TO PO
-----------------------------------------------------------------------------------------------------------
560  OPERATION
     SCENARIO DOCUMENT
-----------------------------------------------------------------------------------------------------------
561  OPERATION
     SCENARIO DOCUMENT
-----------------------------------------------------------------------------------------------------------
562  DESIGN DOCUMENTS
-----------------------------------------------------------------------------------------------------------
563  SRMS SFA
-----------------------------------------------------------------------------------------------------------
564  SRMS SDD
-----------------------------------------------------------------------------------------------------------
565  SRMS HLD
-----------------------------------------------------------------------------------------------------------
566  OPERATOR TO SRMC
     ICD
-----------------------------------------------------------------------------------------------------------
567  ICDS
-----------------------------------------------------------------------------------------------------------
568  SOFTWARE RELEASE
-----------------------------------------------------------------------------------------------------------
569  SOFTWARE VERSION
     1.0
-----------------------------------------------------------------------------------------------------------
570  SOFTWARE VERSION
     2.0
-----------------------------------------------------------------------------------------------------------
571  SOFTWARE VERSION
     2.5
-----------------------------------------------------------------------------------------------------------
572  VERSION 2 S/W
     RELEASE FOR NMS/
     SRMC (TOP LEVEL
     MILESTONE)                                  *4/30
-----------------------------------------------------------------------------------------------------------
573
-----------------------------------------------------------------------------------------------------------
574  TRANSPORTATION
     OF SRMC EQUIPMENT
-----------------------------------------------------------------------------------------------------------
575  MASTER NMC
-----------------------------------------------------------------------------------------------------------
576  BACK UP NMC
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 32         REVISED ON THE 12TH NOVEMBER, 1997
         1070
                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9

------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID   TASK NAME               DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
577
------------------------------------------------------------------------------------------------------------------------------------
578  PRE-INTEGRATION
      ACTIVITIES            475d    11/24/97     8/19/99
------------------------------------------------------------------------------------------------------------------------------------
579  TEST FACILITY          475d    11/24/97     8/19/99
------------------------------------------------------------------------------------------------------------------------------------
580  HARDWARE DELIVERIES    365d    11/24/97     3/22/99
------------------------------------------------------------------------------------------------------------------------------------
581  HPN HARDWARE             0d      1/5/98      1/5/98
------------------------------------------------------------------------------------------------------------------------------------
582  Deliver HPN Hardware
      at NEC/A Mulgrave       0d      1/5/98      1/5/98
------------------------------------------------------------------------------------------------------------------------------------
583  MSSC HARDWARE (ETL)      0d     1/28/98     1/28/98
------------------------------------------------------------------------------------------------------------------------------------
584  Deliver MSSC Hardware
      to NEC/A Mulgrave       0d     1/28/98     1/28/98
------------------------------------------------------------------------------------------------------------------------------------
585  Deliver MSSC Hardware
      to HNS                  0d     1/28/98     1/28/98
------------------------------------------------------------------------------------------------------------------------------------
586  DCN HARDWARE             0d    11/24/97    11/24/97                                                                   11/24
------------------------------------------------------------------------------------------------------------------------------------
587  SBS HARDWARE (HNS)     214d     6/15/98     3/22/99
------------------------------------------------------------------------------------------------------------------------------------
588  Deliver SBS Hardware
      to NEC/A Mulgrave       0d     6/15/98     6/15/98
------------------------------------------------------------------------------------------------------------------------------------
589  Support Testing in
      Melbourne             137d     9/22/98     3/22/99
------------------------------------------------------------------------------------------------------------------------------------
590  UT SIMULATOR (1 FOR
      EACH SAN E.G. 12
      SETS) (HUGHES)          0d      9/1/98      9/1/98
------------------------------------------------------------------------------------------------------------------------------------
591  2 X (1-HNS,
      1 - NECA)               0d      9/1/98      9/1/98
------------------------------------------------------------------------------------------------------------------------------------
592  SATELLITE CHANNEL
      SIMULATORS
      (1 FOR EACH SAN
      E.G. 12 SETS)           0d      9/1/98      9/1/98
------------------------------------------------------------------------------------------------------------------------------------
593  2 X (1 - HNS,
      1 - NECA)               0d      9/1/98      9/1/98
------------------------------------------------------------------------------------------------------------------------------------
594  SAN OSS HARDWARE         0d      9/1/98      9/1/98
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------
                                                                          1998
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
577
-----------------------------------------------------------------------------------------------------------------------
578  PRE-INTEGRATION ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------
579  TEST FACILITY
-----------------------------------------------------------------------------------------------------------------------
580  HARDWARE DELIVERIES
-----------------------------------------------------------------------------------------------------------------------
581  HPN HARDWARE
-----------------------------------------------------------------------------------------------------------------------
582  Deliver HPN Hardware
      at NEC/A Mulgrave               1/5
-----------------------------------------------------------------------------------------------------------------------
583  MSSC HARDWARE (ETL)
-----------------------------------------------------------------------------------------------------------------------
584  Deliver MSSC Hardware
      to NEC/A Mulgrave               1/28
-----------------------------------------------------------------------------------------------------------------------
585  Deliver MSSC Hardware
      to HNS                          1/28
-----------------------------------------------------------------------------------------------------------------------
586  DCN HARDWARE
-----------------------------------------------------------------------------------------------------------------------
587  SBS HARDWARE (HNS)
-----------------------------------------------------------------------------------------------------------------------
588  Deliver SBS Hardware
      to NEC/A Mulgrave                                                  6/15
-----------------------------------------------------------------------------------------------------------------------
589  Support Testing in
      Melbourne
-----------------------------------------------------------------------------------------------------------------------
590  UT SIMULATOR (1 FOR EACH
      SAN E.G. 12 SETS)
      (HUGHES)
-----------------------------------------------------------------------------------------------------------------------
591  2 X (1-HNS, 1 - NECA)                                                                    9/1
-----------------------------------------------------------------------------------------------------------------------
592  SATELLITE CHANNEL SIMULATORS
      (1 FOR EACH SAN
      E.G. 12 SETS)
-----------------------------------------------------------------------------------------------------------------------
593  2 X (1 - HNS, 1 - NECA)                                                                  9/1
-----------------------------------------------------------------------------------------------------------------------
594  SAN OSS HARDWARE
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------
                                                                          1999
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
577
-----------------------------------------------------------------------------------------------------------------------
578  PRE-INTEGRATION ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------
579  TEST FACILITY
-----------------------------------------------------------------------------------------------------------------------
580  HARDWARE DELIVERIES
-----------------------------------------------------------------------------------------------------------------------
581  HPN HARDWARE
-----------------------------------------------------------------------------------------------------------------------
582  Deliver HPN Hardware
      at NEC/A Mulgrave
-----------------------------------------------------------------------------------------------------------------------
583  MSSC HARDWARE (ETL)
-----------------------------------------------------------------------------------------------------------------------
584  Deliver MSSC Hardware
      to NEC/A Mulgrave
-----------------------------------------------------------------------------------------------------------------------
585  Deliver MSSC Hardware
      to HNS
-----------------------------------------------------------------------------------------------------------------------
586  DCN HARDWARE
-----------------------------------------------------------------------------------------------------------------------
587  SBS HARDWARE (HNS)
-----------------------------------------------------------------------------------------------------------------------
588  Deliver SBS Hardware
      to NEC/A Mulgrave
-----------------------------------------------------------------------------------------------------------------------
589  Support Testing in
      Melbourne
-----------------------------------------------------------------------------------------------------------------------
590  UT SIMULATOR (1 FOR EACH
      SAN E.G. 12 SETS)
      (HUGHES)
-----------------------------------------------------------------------------------------------------------------------
591  2 X (1-HNS, 1 - NECA)
-----------------------------------------------------------------------------------------------------------------------
592  SATELLITE CHANNEL SIMULATORS
      (1 FOR EACH SAN
      E.G. 12 SETS)
-----------------------------------------------------------------------------------------------------------------------
593  2 X (1 - HNS, 1 - NECA)
-----------------------------------------------------------------------------------------------------------------------
594  SAN OSS HARDWARE
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------
                                                                          2000
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
577
-----------------------------------------------------------------------------------------------------------------------
578  PRE-INTEGRATION ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------
579  TEST FACILITY
-----------------------------------------------------------------------------------------------------------------------
580  HARDWARE DELIVERIES
-----------------------------------------------------------------------------------------------------------------------
581  HPN HARDWARE
-----------------------------------------------------------------------------------------------------------------------
582  Deliver HPN Hardware
      at NEC/A Mulgrave
-----------------------------------------------------------------------------------------------------------------------
583  MSSC HARDWARE (ETL)
-----------------------------------------------------------------------------------------------------------------------
584  Deliver MSSC Hardware
      to NEC/A Mulgrave
-----------------------------------------------------------------------------------------------------------------------
585  Deliver MSSC Hardware
      to HNS
-----------------------------------------------------------------------------------------------------------------------
586  DCN HARDWARE
-----------------------------------------------------------------------------------------------------------------------
587  SBS HARDWARE (HNS)
-----------------------------------------------------------------------------------------------------------------------
588  Deliver SBS Hardware
      to NEC/A Mulgrave
-----------------------------------------------------------------------------------------------------------------------
589  Support Testing in
      Melbourne
-----------------------------------------------------------------------------------------------------------------------
590  UT SIMULATOR (1 FOR EACH
      SAN E.G. 12 SETS)
      (HUGHES)
-----------------------------------------------------------------------------------------------------------------------
591  2 X (1-HNS, 1 - NECA)
-----------------------------------------------------------------------------------------------------------------------
592  SATELLITE CHANNEL SIMULATORS
      (1 FOR EACH SAN
      E.G. 12 SETS)
-----------------------------------------------------------------------------------------------------------------------
593  2 X (1 - HNS, 1 - NECA)
-----------------------------------------------------------------------------------------------------------------------
594  SAN OSS HARDWARE
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 33         REVISED ON THE 12TH NOVEMBER, 1997
         1071
                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9

------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID   TASK NAME               DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
595  Delivery of SAN OSS
      Hardware                0d      9/1/98      9/1/98
------------------------------------------------------------------------------------------------------------------------------------
596  SPECIAL TEST
      EQUIPMENT              41d     2/13/98      4/8/98
------------------------------------------------------------------------------------------------------------------------------------
597  Siemens K 1297           0d      4/8/98      4/8/98
------------------------------------------------------------------------------------------------------------------------------------
598  GSM Tester (TSS 2000)    0d     2/13/98     2/13/98
------------------------------------------------------------------------------------------------------------------------------------
599  TESTING                428d     1/28/98     8/19/99
------------------------------------------------------------------------------------------------------------------------------------
600  PRE-INTEGRATION
      TESTING               428d     1/28/98     8/19/99
------------------------------------------------------------------------------------------------------------------------------------
601  STAGE 1                260d     1/28/98      1/6/99
------------------------------------------------------------------------------------------------------------------------------------
602  NEC/A MULGRAVE         133d     7/14/98      1/6/99
------------------------------------------------------------------------------------------------------------------------------------
603  Pre Integration
      Test Start              0d     7/14/98     7/14/98
------------------------------------------------------------------------------------------------------------------------------------
604  Pre Integration
      Stage 1 TNM Testing    24w     7/15/98    12/18/98
------------------------------------------------------------------------------------------------------------------------------------
605  Pre Integration
      Stage 1 Mux/Vocoder
      Testing                 4w     7/15/98      8/7/98
------------------------------------------------------------------------------------------------------------------------------------
606  Pre Integration
      Stage 1 Testing
      Complete                0d      1/6/99      1/6/99
------------------------------------------------------------------------------------------------------------------------------------
607  HUGHES (USA)           225d     1/28/98    11/20/98
------------------------------------------------------------------------------------------------------------------------------------
608  Load & Test of MSSC
      by ETL at Hughes
      (USA)                  58d     1/28/98     4/14/98
------------------------------------------------------------------------------------------------------------------------------------
609  Install TNM Hardware
      at Hughes (USA)        11d     6/24/98      7/7/98
------------------------------------------------------------------------------------------------------------------------------------
610  Load & Test of SBS
      by HNS at Hughes
      (USA)                  98d     7/15/98    11/20/98
------------------------------------------------------------------------------------------------------------------------------------
611  Load & Test of
      Vocoder/MUX at
      Hughes (USA)           10d     9/17/98     9/29/98
------------------------------------------------------------------------------------------------------------------------------------
612  STAGE 2                 47d      5/3/99      7/5/99
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------
                                                                          1998
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
595  Delivery of SAN OSS Hardware                                                             9/1
-----------------------------------------------------------------------------------------------------------------------
596  SPECIAL TEST EQUIPMENT
-----------------------------------------------------------------------------------------------------------------------
597  Siemens K 1298                                        4/8
-----------------------------------------------------------------------------------------------------------------------
598  GSM Tester (TSS 2000)                   2/13
-----------------------------------------------------------------------------------------------------------------------
599  TESTING
-----------------------------------------------------------------------------------------------------------------------
600  PRE-INTEGRATION TESTING
-----------------------------------------------------------------------------------------------------------------------
601  STAGE 1
-----------------------------------------------------------------------------------------------------------------------
602  NEC/A MULGRAVE
-----------------------------------------------------------------------------------------------------------------------
603  Pre Integration Test
      Start                                                                     7/14
-----------------------------------------------------------------------------------------------------------------------
604  Pre Integration Stage 1
      TNM Testing
-----------------------------------------------------------------------------------------------------------------------
605  Pre Integration Stage 1
      Mux/Vocoder Testing
-----------------------------------------------------------------------------------------------------------------------
606  Pre Integration Stage 1
      Testing Complete
-----------------------------------------------------------------------------------------------------------------------
607  HUGHES (USA)
-----------------------------------------------------------------------------------------------------------------------
608  Load & Test of MSSC by
      ETL at Hughes (USA)
-----------------------------------------------------------------------------------------------------------------------
609  Install TNM Hardware
      at Hughes (USA)
-----------------------------------------------------------------------------------------------------------------------
610  Load & Test of SBS by
      HNS at Hughes (USA)
-----------------------------------------------------------------------------------------------------------------------
611  Load & Test of Vocoder/
      MUX at Hughes (USA)
-----------------------------------------------------------------------------------------------------------------------
612  STAGE 2
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------
                                                                          1999
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
595  Delivery of SAN OSS Hardware
-----------------------------------------------------------------------------------------------------------------------
596  SPECIAL TEST EQUIPMENT
-----------------------------------------------------------------------------------------------------------------------
597  Siemens K 1297
-----------------------------------------------------------------------------------------------------------------------
598  GSM Tester (TSS 2000)
-----------------------------------------------------------------------------------------------------------------------
599  TESTING
-----------------------------------------------------------------------------------------------------------------------
600  PRE-INTEGRATION TESTING
-----------------------------------------------------------------------------------------------------------------------
601  STAGE 1
-----------------------------------------------------------------------------------------------------------------------
602  NEC/A MULGRAVE
-----------------------------------------------------------------------------------------------------------------------
603  Pre Integration Test
      Start
-----------------------------------------------------------------------------------------------------------------------
604  Pre Integration Stage 1
      TNM Testing
-----------------------------------------------------------------------------------------------------------------------
605  Pre Integration Stage 1
      Mux/Vocoder Testing
-----------------------------------------------------------------------------------------------------------------------
606  Pre Integration Stage 1          1/6
      Testing Complete
-----------------------------------------------------------------------------------------------------------------------
607  HUGHES (USA)
-----------------------------------------------------------------------------------------------------------------------
608  Load & Test of MSSC by
      ETL at Hughes (USA)
-----------------------------------------------------------------------------------------------------------------------
609  Install TNM Hardware
      at Hughes (USA)
-----------------------------------------------------------------------------------------------------------------------
610  Load & Test of SBS by
      HNS at Hughes (USA)
-----------------------------------------------------------------------------------------------------------------------
611  Load & Test of Vocoder/
      MUX at Hughes (USA)
-----------------------------------------------------------------------------------------------------------------------
612  STAGE 2
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------
                                                                          2000
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
595  Delivery of SAN OSS Hardware
-----------------------------------------------------------------------------------------------------------------------
596  SPECIAL TEST EQUIPMENT
-----------------------------------------------------------------------------------------------------------------------
597  Siemens K 1297
-----------------------------------------------------------------------------------------------------------------------
598  GSM Tester (TSS 2000)
-----------------------------------------------------------------------------------------------------------------------
599  TESTING
-----------------------------------------------------------------------------------------------------------------------
600  PRE-INTEGRATION TESTING
-----------------------------------------------------------------------------------------------------------------------
601  STAGE 1
-----------------------------------------------------------------------------------------------------------------------
602  NEC/A MULGRAVE
-----------------------------------------------------------------------------------------------------------------------
603  Pre Integration Test
      Start
-----------------------------------------------------------------------------------------------------------------------
604  Pre Integration Stage 1
      TNM Testing
-----------------------------------------------------------------------------------------------------------------------
605  Pre Integration Stage 1
      Mux/Vocoder Testing
-----------------------------------------------------------------------------------------------------------------------
606  Pre Integration Stage 1
      Testing Complete
-----------------------------------------------------------------------------------------------------------------------
607  HUGHES (USA)
-----------------------------------------------------------------------------------------------------------------------
608  Load & Test of MSSC by
      ETL at Hughes (USA)
-----------------------------------------------------------------------------------------------------------------------
609  Install TNM Hardware
      at Hughes (USA)
-----------------------------------------------------------------------------------------------------------------------
610  Load & Test of SBS by
      HNS at Hughes (USA)
-----------------------------------------------------------------------------------------------------------------------
611  Load & Test of Vocoder/
      MUX at Hughes (USA)
-----------------------------------------------------------------------------------------------------------------------
612  STAGE 2
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 34         REVISED ON THE 12TH NOVEMBER, 1997
         1072

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR     START      FINISH       F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
613 Pre-Integration         47d     5/3/99      7/5/99
    Stage 2 Test (@)
    NEC/A and HNS
------------------------------------------------------------------------------------------------------------------------------------
614 STAGE 3                 32d     7/8/99     8/19/99
------------------------------------------------------------------------------------------------------------------------------------
615 Pre-Integration         32d     7/8/99     8/19/99
    Stage 3 Test (@)
    NEC A, HNS & NE
------------------------------------------------------------------------------------------------------------------------------------
616
------------------------------------------------------------------------------------------------------------------------------------
617 ON SITE                677d    9/24/97     3/24/00
    INSTALLATION &
    TESTING
------------------------------------------------------------------------------------------------------------------------------------
618 SAN 1 -                617d    9/24/97    12/31/99
    BREWSTER, USA
------------------------------------------------------------------------------------------------------------------------------------
619 Earliest Date for        0d    9/24/97     9/24/97
    Equipment Delivery                                                                                      9/24
------------------------------------------------------------------------------------------------------------------------------------
620 San Site Ready For       0d    10/8/97     10/8/97
    Access                                                                                                         10/8
------------------------------------------------------------------------------------------------------------------------------------
621 INSTALLATION AND       607d    10/8/97    12/31/99
    PHASE 2-1
------------------------------------------------------------------------------------------------------------------------------------
622 RFT 1 & 2               78d    10/8/97     1/21/98
------------------------------------------------------------------------------------------------------------------------------------
623 RFT 3-5                120d    3/31/98      9/2/98
------------------------------------------------------------------------------------------------------------------------------------
624 MSSC                    66d    9/21/98    12/17/98
------------------------------------------------------------------------------------------------------------------------------------
625 HPN                     51d   11/23/98     1/28/99
------------------------------------------------------------------------------------------------------------------------------------
626 SBS                     47d   10/19/98    12/18/98
------------------------------------------------------------------------------------------------------------------------------------
627 TNM/DCN                 33d    12/9/98     1/22/99
------------------------------------------------------------------------------------------------------------------------------------
628 SAN OSS                 73d   10/22/98     1/27/99
------------------------------------------------------------------------------------------------------------------------------------
629 ILR Installation        32d   11/11/98    12/22/98
    (USA)
------------------------------------------------------------------------------------------------------------------------------------
630 ILR Integration         91d     3/1/99      7/2/99
    Phase 2-1 (R7)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                   1998
                               ------------------------------------------------------------------------------
ID  TASK NAME                  J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
613 Pre-Integration
    Stage 2 Test (@)
    NEC/A and HNS
-------------------------------------------------------------------------------------------------------------
614 STAGE 3
-------------------------------------------------------------------------------------------------------------
615 Pre-Integration
    Stage 3 Test (@)
    NEC A, HNS & NE
-------------------------------------------------------------------------------------------------------------
616
-------------------------------------------------------------------------------------------------------------
617 ON SITE
    INSTALLATION &
    TESTING
-------------------------------------------------------------------------------------------------------------
618 SAN 1 -
    BREWSTER, USA
-------------------------------------------------------------------------------------------------------------
619 Earliest Date for
    Equipment Delivery
-------------------------------------------------------------------------------------------------------------
620 San Site Ready For
    Access
-------------------------------------------------------------------------------------------------------------
621 INSTALLATION AND
    PHASE 2-1
-------------------------------------------------------------------------------------------------------------
622 RFT 1 & 2
-------------------------------------------------------------------------------------------------------------
623 RFT 3-5
-------------------------------------------------------------------------------------------------------------
624 MSSC
-------------------------------------------------------------------------------------------------------------
625 HPN
-------------------------------------------------------------------------------------------------------------
626 SBS
-------------------------------------------------------------------------------------------------------------
627 TNM/DCN
-------------------------------------------------------------------------------------------------------------
628 SAN OSS
-------------------------------------------------------------------------------------------------------------
629 ILR Installation
    (USA)
-------------------------------------------------------------------------------------------------------------
630 ILR Integration
    Phase 2-1 (R7)
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------
                                                                   1999
                               ------------------------------------------------------------------------------
ID  TASK NAME                  J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
613 Pre-Integration
    Stage 2 Test (@)
    NEC/A and HNS
-------------------------------------------------------------------------------------------------------------
614 STAGE 3
-------------------------------------------------------------------------------------------------------------
615 Pre-Integration
    Stage 3 Test (@)
    NEC A, HNS & NE
-------------------------------------------------------------------------------------------------------------
616
-------------------------------------------------------------------------------------------------------------
617 ON SITE
    INSTALLATION &
    TESTING
-------------------------------------------------------------------------------------------------------------
618 SAN 1 -
    BREWSTER, USA
-------------------------------------------------------------------------------------------------------------
619 Earliest Date for
    Equipment Delivery
-------------------------------------------------------------------------------------------------------------
620 San Site Ready For
    Access
-------------------------------------------------------------------------------------------------------------
621 INSTALLATION AND
    PHASE 2-1
-------------------------------------------------------------------------------------------------------------
622 RFT 1 & 2
-------------------------------------------------------------------------------------------------------------
623 RFT 3-5
-------------------------------------------------------------------------------------------------------------
624 MSSC
-------------------------------------------------------------------------------------------------------------
625 HPN
-------------------------------------------------------------------------------------------------------------
626 SBS
-------------------------------------------------------------------------------------------------------------
627 TNM/DCN
-------------------------------------------------------------------------------------------------------------
628 SAN OSS
-------------------------------------------------------------------------------------------------------------
629 ILR Installation
    (USA)
-------------------------------------------------------------------------------------------------------------
630 ILR Integration
    Phase 2-1 (R7)
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                   2000
                               ------------------------------------------------------------------------------
ID  TASK NAME                  J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
613 Pre-Integration
    Stage 2 Test (@)
    NEC/A and HNS
-------------------------------------------------------------------------------------------------------------
614 STAGE 3
-------------------------------------------------------------------------------------------------------------
615 Pre-Integration
    Stage 3 Test (@)
    NEC A, HNS & NE
-------------------------------------------------------------------------------------------------------------
616
-------------------------------------------------------------------------------------------------------------
617 ON SITE
    INSTALLATION &
    TESTING
-------------------------------------------------------------------------------------------------------------
618 SAN 1 -
    BREWSTER, USA
-------------------------------------------------------------------------------------------------------------
619 Earliest Date for
    Equipment Delivery
-------------------------------------------------------------------------------------------------------------
620 San Site Ready For
    Access
-------------------------------------------------------------------------------------------------------------
621 INSTALLATION AND
    PHASE 2-1
-------------------------------------------------------------------------------------------------------------
622 RFT 1 & 2
-------------------------------------------------------------------------------------------------------------
623 RFT 3-5
-------------------------------------------------------------------------------------------------------------
624 MSSC
-------------------------------------------------------------------------------------------------------------
625 HPN
-------------------------------------------------------------------------------------------------------------
626 SBS
-------------------------------------------------------------------------------------------------------------
627 TNM/DCN
-------------------------------------------------------------------------------------------------------------
628 SAN OSS
-------------------------------------------------------------------------------------------------------------
629 ILR Installation
    (USA)
-------------------------------------------------------------------------------------------------------------
630 ILR Integration
    Phase 2-1 (R7)
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 35         REVISED ON THE 12TH NOVEMBER, 1997


         1073

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR     START      FINISH       F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
631 ILR Integration        134d     7/1/99    12/31/99
    Phase 2-1 (R8)
------------------------------------------------------------------------------------------------------------------------------------
632 TNM #1 INSTALLATION      0d    8/31/99     8/31/99
    AND PHASE 2-1
    TESTING (TOP LEVEL
    MILESTONE)
------------------------------------------------------------------------------------------------------------------------------------
633 PHASE 2-2              244d     2/3/99    12/31/99
------------------------------------------------------------------------------------------------------------------------------------
634 Phase 2-2 Intra         65d     2/3/99     4/29/99
    SAN Test, R1 SW
------------------------------------------------------------------------------------------------------------------------------------
635 Phase 2-2 Intra         67d    4/30/99     7/30/99
    SAN Test, R1.2 SW &
    Regression
------------------------------------------------------------------------------------------------------------------------------------
636 Phase 2-2 Intra         61d     8/2/99    10/22/99
    SAN Test, R2 SW &
    Regression
------------------------------------------------------------------------------------------------------------------------------------
637 Phase 2-2 Inter SAN     41d    10/6/99    11/30/99
------------------------------------------------------------------------------------------------------------------------------------
638 ILR Integration Test    90d     3/1/99      7/1/99
    (R7 CN-l)
------------------------------------------------------------------------------------------------------------------------------------
639 ILR Integration Test   132d     7/5/99    12/31/99
    (R8)
------------------------------------------------------------------------------------------------------------------------------------
640
------------------------------------------------------------------------------------------------------------------------------------
641 SAN 2-                 594d    9/24/97    11/30/99
    CHATANAPAR, INDIA
------------------------------------------------------------------------------------------------------------------------------------
642 Earliest Date for        0d    9/24/97     9/24/97
    Equipment Delivery                                                                                      9/24
------------------------------------------------------------------------------------------------------------------------------------
643 San Site Ready For       0d    10/8/97     10/8/97
    Access                                                                                                         10/8
------------------------------------------------------------------------------------------------------------------------------------
644 INSTALLATION AND       346d   10/27/97     1/28/98
    PHASE 2-1
------------------------------------------------------------------------------------------------------------------------------------
645 RFT 1 & 2               67d   10/27/97     1/23/98
------------------------------------------------------------------------------------------------------------------------------------
646 RFT 3-5                 81d     6/5/98     9/17/98
------------------------------------------------------------------------------------------------------------------------------------
647 MSSC                    66d    9/22/98    12/18/98
------------------------------------------------------------------------------------------------------------------------------------
648 HPN                     51d   11/23/98     1/28/99
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                   1998
                               ------------------------------------------------------------------------------
ID  TASK NAME                  J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
631 ILR Integration
    Phase 2-1 (R8)
-------------------------------------------------------------------------------------------------------------
632 TNM #1 INSTALLATION
    AND PHASE 2-1
    TESTING (TOP LEVEL
    MILESTONE)
-------------------------------------------------------------------------------------------------------------
633 PHASE 2-2
-------------------------------------------------------------------------------------------------------------
634 Phase 2-2 Intra
    SAN Test, R1 SW
-------------------------------------------------------------------------------------------------------------
635 Phase 2-2 Intra
    SAN Test, R1.2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
636 Phase 2-2 Intra
    SAN Test, R2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
637 Phase 2-2 Inter SAN
-------------------------------------------------------------------------------------------------------------
638 ILR Integration Test
    (R7 CN-l)
-------------------------------------------------------------------------------------------------------------
639 ILR Integration Test
    (R8)
-------------------------------------------------------------------------------------------------------------
640
-------------------------------------------------------------------------------------------------------------
641 SAN 2 -
    CHATANAPAR, INDIA
-------------------------------------------------------------------------------------------------------------
642 Earliest Date for
    Equipment Delivery
-------------------------------------------------------------------------------------------------------------
643 San Site Ready For
    Access
-------------------------------------------------------------------------------------------------------------
644 INSTALLATION AND
    PHASE 2-1
-------------------------------------------------------------------------------------------------------------
645 RFT 1 & 2
-------------------------------------------------------------------------------------------------------------
646 RFT 3-5
-------------------------------------------------------------------------------------------------------------
647 MSSC
-------------------------------------------------------------------------------------------------------------
648 HPN
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------
                                                                   1999
                               ------------------------------------------------------------------------------
ID  TASK NAME                  J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
631 ILR Integration
    Phase 2-1 (R8)
-------------------------------------------------------------------------------------------------------------
632 TNM #1 INSTALLATION
    AND PHASE 2-1
    TESTING (TOP LEVEL
    MILESTONE)                                                                  *8/31
-------------------------------------------------------------------------------------------------------------
633 PHASE 2-2
-------------------------------------------------------------------------------------------------------------
634 Phase 2-2 Intra
    SAN Test, R1 SW
-------------------------------------------------------------------------------------------------------------
635 Phase 2-2 Intra
    SAN Test, R1.2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
636 Phase 2-2 Intra
    SAN Test, R2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
637 Phase 2-2 Inter SAN
-------------------------------------------------------------------------------------------------------------
638 ILR Integration Test
    (R7 CN-l)
-------------------------------------------------------------------------------------------------------------
639 ILR Integration Test
    (R8)
-------------------------------------------------------------------------------------------------------------
640
-------------------------------------------------------------------------------------------------------------
641 SAN 2 -
    CHATANAPAR, INDIA
-------------------------------------------------------------------------------------------------------------
642 Earliest Date for
    Equipment Delivery
-------------------------------------------------------------------------------------------------------------
643 San Site Ready For
    Access
-------------------------------------------------------------------------------------------------------------
644 INSTALLATION AND
    PHASE 2-1
-------------------------------------------------------------------------------------------------------------
645 RFT 1 & 2
-------------------------------------------------------------------------------------------------------------
646 RFT 3-5
-------------------------------------------------------------------------------------------------------------
647 MSSC
-------------------------------------------------------------------------------------------------------------
648 HPN
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------
                                                                   2000
                               ------------------------------------------------------------------------------
ID  TASK NAME                  J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
631 ILR Integration
    Phase 2-1 (R8)
-------------------------------------------------------------------------------------------------------------
632 TNM #1 INSTALLATION
    AND PHASE 2-1
    TESTING (TOP LEVEL
    MILESTONE)
-------------------------------------------------------------------------------------------------------------
633 PHASE 2-2
-------------------------------------------------------------------------------------------------------------
634 Phase 2-2 Intra
    SAN Test, R1 SW
-------------------------------------------------------------------------------------------------------------
635 Phase 2-2 Intra
    SAN Test, R1.2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
636 Phase 2-2 Intra
    SAN Test, R2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
637 Phase 2-2 Inter SAN
-------------------------------------------------------------------------------------------------------------
638 ILR Integration Test
    (R7 CN-l)
-------------------------------------------------------------------------------------------------------------
639 ILR Integration Test
    (R8)
-------------------------------------------------------------------------------------------------------------
640
-------------------------------------------------------------------------------------------------------------
641 SAN 2 -
    CHATANAPAR, INDIA
-------------------------------------------------------------------------------------------------------------
642 Earliest Date for
    Equipment Delivery
-------------------------------------------------------------------------------------------------------------
643 San Site Ready For
    Access
-------------------------------------------------------------------------------------------------------------
644 INSTALLATION AND
    PHASE 2-1
-------------------------------------------------------------------------------------------------------------
645 RFT 1 & 2
-------------------------------------------------------------------------------------------------------------
646 RFT 3-5
-------------------------------------------------------------------------------------------------------------
647 MSSC
-------------------------------------------------------------------------------------------------------------
648 HPN
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 36         REVISED ON THE 12TH NOVEMBER, 1997
         1074

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID   TASK NAME               DUR     START      FINISH       F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
649    SBS                   40d    11/27/98    1/20/99
------------------------------------------------------------------------------------------------------------------------------------
650    TNM/DCN               33d     12/9/98    1/22/99
------------------------------------------------------------------------------------------------------------------------------------
651    SAN OSS               42d     12/4/98    1/28/99
------------------------------------------------------------------------------------------------------------------------------------
652   PHASE 2-2             221d      2/3/99   11/30/99
------------------------------------------------------------------------------------------------------------------------------------
653    Phase 2-2 Intra       65d      2/3/99    4/29/99
       SAN Test, R1 SW
------------------------------------------------------------------------------------------------------------------------------------
654    Phase 2-2 Intra       67d     4/30/99    7/30/99
       SAN Test, R1.2 SW
       & Regression
------------------------------------------------------------------------------------------------------------------------------------
655    Phase 2-2 Intra       61d      8/2/99   10/22/99
       SAN Test, R2 SW &
       Regression
------------------------------------------------------------------------------------------------------------------------------------
656    Phase 2-2 Inter SAN   41d     10/6/99   11/30/99
------------------------------------------------------------------------------------------------------------------------------------
657
------------------------------------------------------------------------------------------------------------------------------------
658  SAN 3 - BRISBANE,      576d    10/20/97   11/30/99
     AUSTRALIA
------------------------------------------------------------------------------------------------------------------------------------
659   Earliest Date for       0d    10/20/97   10/20/97                                                            10/20
      Equipment Delivery
------------------------------------------------------------------------------------------------------------------------------------
660   San Site Ready For      0d     11/1/97    11/1/97                                                                   11/1
      Access
------------------------------------------------------------------------------------------------------------------------------------
661   INSTALLATION AND      330d    11/17/97    1/29/99
      PHASE 2-1
------------------------------------------------------------------------------------------------------------------------------------
662    RFT 1 & 2             69d    11/17/97    2/17/98
------------------------------------------------------------------------------------------------------------------------------------
663    RFT 3-5               67d     2/18/98    5/19/98
------------------------------------------------------------------------------------------------------------------------------------
664    MSSC                  66d     9/21/98   12/17/98
------------------------------------------------------------------------------------------------------------------------------------
665    HPN                   51d    11/23/98    1/28/99
------------------------------------------------------------------------------------------------------------------------------------
666    SBS                   37d    11/27/98    1/15/99
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 1998
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
649    SBS
-----------------------------------------------------------------------------------------------------------
650    TNM/DCN
-----------------------------------------------------------------------------------------------------------
651    SAN OSS
-----------------------------------------------------------------------------------------------------------
652   PHASE 2-2
-----------------------------------------------------------------------------------------------------------
653    Phase 2-2 Intra
       SAN Test, R1 SW
-----------------------------------------------------------------------------------------------------------
654    Phase 2-2 Intra
       SAN Test, R1.2 SW
       & Regression
-----------------------------------------------------------------------------------------------------------
655    Phase 2-2 Intra
       SAN Test, R2 SW &
       Regression
-----------------------------------------------------------------------------------------------------------
656    Phase 2-2 Inter SAN
-----------------------------------------------------------------------------------------------------------
657
-----------------------------------------------------------------------------------------------------------
658  SAN 3 - BRISBANE,
     AUSTRALIA
-----------------------------------------------------------------------------------------------------------
659   Earliest Date for
      Equipment Delivery
-----------------------------------------------------------------------------------------------------------
660   San Site Ready For
      Access
-----------------------------------------------------------------------------------------------------------
661   INSTALLATION AND
      PHASE 2-1
-----------------------------------------------------------------------------------------------------------
662    RFT 1 & 2
-----------------------------------------------------------------------------------------------------------
663    RFT 3-5
-----------------------------------------------------------------------------------------------------------
664    MSSC
-----------------------------------------------------------------------------------------------------------
665    HPN
-----------------------------------------------------------------------------------------------------------
666    SBS
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 1999
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
649    SBS
-----------------------------------------------------------------------------------------------------------
650    TNM/DCN
-----------------------------------------------------------------------------------------------------------
651    SAN OSS
-----------------------------------------------------------------------------------------------------------
652   PHASE 2-2
-----------------------------------------------------------------------------------------------------------
653    Phase 2-2 Intra
       SAN Test, R1 SW
-----------------------------------------------------------------------------------------------------------
654    Phase 2-2 Intra
       SAN Test, R1.2 SW
       & Regression
-----------------------------------------------------------------------------------------------------------
655    Phase 2-2 Intra
       SAN Test, R2 SW &
       Regression
-----------------------------------------------------------------------------------------------------------
656    Phase 2-2 Inter SAN
-----------------------------------------------------------------------------------------------------------
657
-----------------------------------------------------------------------------------------------------------
658  SAN 3 - BRISBANE,
     AUSTRALIA
-----------------------------------------------------------------------------------------------------------
659   Earliest Date for
      Equipment Delivery
-----------------------------------------------------------------------------------------------------------
660   San Site Ready For
      Access
-----------------------------------------------------------------------------------------------------------
661   INSTALLATION AND
      PHASE 2-1
-----------------------------------------------------------------------------------------------------------
662    RFT 1 & 2
-----------------------------------------------------------------------------------------------------------
663    RFT 3-5
-----------------------------------------------------------------------------------------------------------
664    MSSC
-----------------------------------------------------------------------------------------------------------
665    HPN
-----------------------------------------------------------------------------------------------------------
666    SBS
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 2000
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
649    SBS
-----------------------------------------------------------------------------------------------------------
650    TNM/DCN
-----------------------------------------------------------------------------------------------------------
651    SAN OSS
-----------------------------------------------------------------------------------------------------------
652   PHASE 2-2
-----------------------------------------------------------------------------------------------------------
653    Phase 2-2 Intra
       SAN Test, R1 SW
-----------------------------------------------------------------------------------------------------------
654    Phase 2-2 Intra
       SAN Test, R1.2 SW
       & Regression
-----------------------------------------------------------------------------------------------------------
655    Phase 2-2 Intra
       SAN Test, R2 SW &
       Regression
-----------------------------------------------------------------------------------------------------------
656    Phase 2-2 Inter SAN
-----------------------------------------------------------------------------------------------------------
657
-----------------------------------------------------------------------------------------------------------
658  SAN 3 - BRISBANE,
     AUSTRALIA
-----------------------------------------------------------------------------------------------------------
659   Earliest Date for
      Equipment Delivery
-----------------------------------------------------------------------------------------------------------
660   San Site Ready For
      Access
-----------------------------------------------------------------------------------------------------------
661   INSTALLATION AND
      PHASE 2-1
-----------------------------------------------------------------------------------------------------------
662    RFT 1 & 2
-----------------------------------------------------------------------------------------------------------
663    RFT 3-5
-----------------------------------------------------------------------------------------------------------
664    MSSC
-----------------------------------------------------------------------------------------------------------
665    HPN
-----------------------------------------------------------------------------------------------------------
666    SBS
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 37         REVISED ON THE 12TH NOVEMBER, 1997

         1075

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID   TASK NAME                DUR     START     FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
667    TNM/DCN                80d    10/15/98   1/29/99
------------------------------------------------------------------------------------------------------------------------------------
668    SAN OSS                73d    10/22/98   1/27/99
------------------------------------------------------------------------------------------------------------------------------------
669   PHASE 2-2              221d      2/3/99  11/30/99
------------------------------------------------------------------------------------------------------------------------------------
670    Phase 2-2 Intra        65d      2/3/99   4/29/99
       SAN Test, R1 SW
------------------------------------------------------------------------------------------------------------------------------------
671    Phase 2-2 Intra        67d     4/30/99   7/30/99
       SAN Test, R1.2 SW
       & Regression
------------------------------------------------------------------------------------------------------------------------------------
672    Phase 2-2 Intra        61d      8/2/99  10/22/99
       SAN Test, R2 SW &
       Regression
------------------------------------------------------------------------------------------------------------------------------------
673    PHASE 2-2 Inter        41d     10/6/99  11/30/99
       SAN (SANs 1-3)
------------------------------------------------------------------------------------------------------------------------------------
674
------------------------------------------------------------------------------------------------------------------------------------
675  SAN 4 - HARTEBEESHOAKE, 576d    10/20/97  11/30/99
     SOUTH AFRICA
------------------------------------------------------------------------------------------------------------------------------------
676   Earliest Date for        0d    10/20/97  10/20/97                                                            10/20
      Equipment Delivery
------------------------------------------------------------------------------------------------------------------------------------
677   San Site Ready For       0d     11/1/97   11/1/97                                                                   11/1
      Access
------------------------------------------------------------------------------------------------------------------------------------
678   INSTALLATION AND       320d      1/6/98    3/2/99
      PHASE 2-1
------------------------------------------------------------------------------------------------------------------------------------
679    RFT 1 & 2              48d      1/6/98    3/9/98
------------------------------------------------------------------------------------------------------------------------------------
680    RFT 3-5                74d     3/10/98   6/16/98
------------------------------------------------------------------------------------------------------------------------------------
681    MSSC                   66d    10/29/98   1/25/99
------------------------------------------------------------------------------------------------------------------------------------
682    HPN                    51d    12/18/98   2/22/99
------------------------------------------------------------------------------------------------------------------------------------
683    SBS                    31d     1/21/99   2/26/99
------------------------------------------------------------------------------------------------------------------------------------
684    TNM/DCN                35d     1/15/99   2/26/99
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 1998
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
667    TNM/DCN
-----------------------------------------------------------------------------------------------------------
668    SAN OSS
-----------------------------------------------------------------------------------------------------------
669   PHASE 2-2
-----------------------------------------------------------------------------------------------------------
670    Phase 2-2 Intra
       SAN Test, R1 SW
-----------------------------------------------------------------------------------------------------------
671    Phase 2-2 Intra
       SAN Test, R1.2 SW
       & Regression
-----------------------------------------------------------------------------------------------------------
672    Phase 2-2 Intra
       SAN Test, R2 SW &
       Regression
-----------------------------------------------------------------------------------------------------------
673    Phase 2-2 Inter
       SAN (SANs 1-3)
-----------------------------------------------------------------------------------------------------------
674
-----------------------------------------------------------------------------------------------------------
675  SAN 4 - HARTEBEESHOAKE,
     SOUTH AFRICA
-----------------------------------------------------------------------------------------------------------
676   Earliest Date for
      Equipment Delivery
-----------------------------------------------------------------------------------------------------------
677   San Site Ready For
      Access
-----------------------------------------------------------------------------------------------------------
678   INSTALLATION AND
      PHASE 2-1
-----------------------------------------------------------------------------------------------------------
679    RFT 1 & 2
-----------------------------------------------------------------------------------------------------------
680    RFT 3-5
-----------------------------------------------------------------------------------------------------------
681    MSSC
-----------------------------------------------------------------------------------------------------------
682    HPN
-----------------------------------------------------------------------------------------------------------
683    SBS
-----------------------------------------------------------------------------------------------------------
684    TNM/DCN
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 1999
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
667    TNM/DCN
-----------------------------------------------------------------------------------------------------------
668    SAN OSS
-----------------------------------------------------------------------------------------------------------
669   PHASE 2-2
-----------------------------------------------------------------------------------------------------------
670    Phase 2-2 Intra
       SAN Test, R1 SW
-----------------------------------------------------------------------------------------------------------
671    Phase 2-2 Intra
       SAN Test, R1.2 SW
       & Regression
-----------------------------------------------------------------------------------------------------------
672    Phase 2-2 Intra
       SAN Test, R2 SW &
       Regression
-----------------------------------------------------------------------------------------------------------
673    Phase 2-2 Inter
       SAN (SANs 1-3)
-----------------------------------------------------------------------------------------------------------
674
-----------------------------------------------------------------------------------------------------------
675  SAN 4 - HARTEBEESHOAKE,
     SOUTH AFRICA
-----------------------------------------------------------------------------------------------------------
676   Earliest Date for
      Equipment Delivery
-----------------------------------------------------------------------------------------------------------
677   San Site Ready For
      Access
-----------------------------------------------------------------------------------------------------------
678   INSTALLATION AND
      PHASE 2-1
-----------------------------------------------------------------------------------------------------------
679    RFT 1 & 2
-----------------------------------------------------------------------------------------------------------
680    RFT 3-5
-----------------------------------------------------------------------------------------------------------
681    MSSC
-----------------------------------------------------------------------------------------------------------
682    HPN
-----------------------------------------------------------------------------------------------------------
683    SBS
-----------------------------------------------------------------------------------------------------------
684    TNM/DCN
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 2000
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
667    TNM/DCN
-----------------------------------------------------------------------------------------------------------
668    SAN OSS
-----------------------------------------------------------------------------------------------------------
669   PHASE 2-2
-----------------------------------------------------------------------------------------------------------
670    Phase 2-2 Intra
       SAN Test, R1 SW
-----------------------------------------------------------------------------------------------------------
671    Phase 2-2 Intra
       SAN Test, R1.2 SW
       & Regression
-----------------------------------------------------------------------------------------------------------
672    Phase 2-2 Intra
       SAN Test, R2 SW &
       Regression
-----------------------------------------------------------------------------------------------------------
673    Phase 2-2 Inter
       SAN (SANs 1-3)
-----------------------------------------------------------------------------------------------------------
674
-----------------------------------------------------------------------------------------------------------
675  SAN 4 - HARTEBEESHOAKE,
     SOUTH AFRICA
-----------------------------------------------------------------------------------------------------------
676   Earliest Date for
      Equipment Delivery
-----------------------------------------------------------------------------------------------------------
677   San Site Ready For
      Access
-----------------------------------------------------------------------------------------------------------
678   INSTALLATION AND
      PHASE 2-1
-----------------------------------------------------------------------------------------------------------
679    RFT 1 & 2
-----------------------------------------------------------------------------------------------------------
680    RFT 3-5
-----------------------------------------------------------------------------------------------------------
681    MSSC
-----------------------------------------------------------------------------------------------------------
682    HPN
-----------------------------------------------------------------------------------------------------------
683    SBS
-----------------------------------------------------------------------------------------------------------
684    TNM/DCN
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 38         REVISED ON THE 12TH NOVEMBER, 1997

         1076

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
685  SAN OSS                 33d     1/22/99      3/2/99
------------------------------------------------------------------------------------------------------------------------------------
686  PHASE 2-2              200d      3/1/99    11/30/99
------------------------------------------------------------------------------------------------------------------------------------
687  Phase 2-2 Intra SAN
     Test, R1 SW             44d      3/1/99     4/29/99
------------------------------------------------------------------------------------------------------------------------------------
688  Phase 2-2 Intra SAN
     Test, R1.2 SW &
     Regression              67d     4/30/99     7/30/99
------------------------------------------------------------------------------------------------------------------------------------
689  Phase 2-2 Intra SAN
     Test, R2 SW &
     Regression              61d      8/2/99    10/22/99
------------------------------------------------------------------------------------------------------------------------------------
690  Phase 2-2 Inter SAN     41d     10/6/99    11/30/99
------------------------------------------------------------------------------------------------------------------------------------
691
------------------------------------------------------------------------------------------------------------------------------------
692  SAN 5 - LONGVILO,
     CHILE                  566d     11/1/97    11/30/99
------------------------------------------------------------------------------------------------------------------------------------
693  Earliest Date for
     Equipment Delivery       0d     11/1/97     11/1/97                                                                   11/1
------------------------------------------------------------------------------------------------------------------------------------
694  San Site Ready
     for Access               0d    11/15/97    11/15/97                                                                   11/15
------------------------------------------------------------------------------------------------------------------------------------
695  INSTALLATION AND
     PHASE 2-1              318d      1/5/98     2/26/99
------------------------------------------------------------------------------------------------------------------------------------
696  RFT 1 & 2               58d      1/5/98     3/20/98
------------------------------------------------------------------------------------------------------------------------------------
697  RFT 3-5                 71d     3/26/98     6/29/98
------------------------------------------------------------------------------------------------------------------------------------
698  MSSC                    65d    10/28/98     1/22/99
------------------------------------------------------------------------------------------------------------------------------------
699  HPN                     51d    12/18/98     2/22/99
------------------------------------------------------------------------------------------------------------------------------------
700  SBS                     31d     1/21/99     2/26/99
------------------------------------------------------------------------------------------------------------------------------------
701  TNM/DCN                 33d     1/19/99     2/26/99
------------------------------------------------------------------------------------------------------------------------------------
702  SAN OSS                 33d     1/18/99     2/25/99
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------
                                                                 1998
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
685  SAN OSS
-----------------------------------------------------------------------------------------------------------
686  PHASE 2-2
-----------------------------------------------------------------------------------------------------------
687  Phase 2-2 Intra SAN
     Test, R1 SW
-----------------------------------------------------------------------------------------------------------
688  Phase 2-2 Intra SAN
     Test, R1.2 SW &
     Regression
-----------------------------------------------------------------------------------------------------------
689  Phase 2-2 Intra SAN
     Test, R2 SW &
     Regression
-----------------------------------------------------------------------------------------------------------
690  Phase 2-2 Inter SAN
-----------------------------------------------------------------------------------------------------------
691
-----------------------------------------------------------------------------------------------------------
692  SAN 5 - LONGVILO,
     CHILE
-----------------------------------------------------------------------------------------------------------
693  Earliest Date for
     Equipment Delivery
-----------------------------------------------------------------------------------------------------------
694  San Site Ready
     for Access
-----------------------------------------------------------------------------------------------------------
695  INSTALLATION AND
     PHASE 2-1
-----------------------------------------------------------------------------------------------------------
696  RFT 1 & 2
-----------------------------------------------------------------------------------------------------------
697  RFT 3-5
-----------------------------------------------------------------------------------------------------------
698  MSSC
-----------------------------------------------------------------------------------------------------------
699  HPN
-----------------------------------------------------------------------------------------------------------
700  SBS
-----------------------------------------------------------------------------------------------------------
701  TNM/DCN
-----------------------------------------------------------------------------------------------------------
702  SAN OSS
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                                                  1999
                             -------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O     N     D
------------------------------------------------------------------------------------------------------------
685  SAN OSS
-----------------------------------------------------------------------------------------------------------
686  PHASE 2-2
-----------------------------------------------------------------------------------------------------------
687  Phase 2-2 Intra SAN
     Test, R1 SW
-----------------------------------------------------------------------------------------------------------
688  Phase 2-2 Intra SAN
     Test, R1.2 SW &
     Regression
-----------------------------------------------------------------------------------------------------------
689  Phase 2-2 Intra SAN
     Test, R2 SW &
     Regression
-----------------------------------------------------------------------------------------------------------
690  Phase 2-2 Inter SAN
-----------------------------------------------------------------------------------------------------------
691
-----------------------------------------------------------------------------------------------------------
692  SAN 5 - LONGVILO,
     CHILE
-----------------------------------------------------------------------------------------------------------
693  Earliest Date for
     Equipment Delivery
-----------------------------------------------------------------------------------------------------------
694  San Site Ready
     for Access
-----------------------------------------------------------------------------------------------------------
695  INSTALLATION AND
     PHASE 2-1
-----------------------------------------------------------------------------------------------------------
696  RFT 1 & 2
-----------------------------------------------------------------------------------------------------------
697  RFT 3-5
-----------------------------------------------------------------------------------------------------------
698  MSSC
-----------------------------------------------------------------------------------------------------------
699  HPN
-----------------------------------------------------------------------------------------------------------
700  SBS
-----------------------------------------------------------------------------------------------------------
701  TNM/DCN
-----------------------------------------------------------------------------------------------------------
702  SAN OSS
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 2000
                            -------------------------------------------------------------------------------
ID  TASK NAME               J      F      M      A      M      J      J      A      S      O     N     D
-----------------------------------------------------------------------------------------------------------
685  SAN OSS
-----------------------------------------------------------------------------------------------------------
686  PHASE 2-2
-----------------------------------------------------------------------------------------------------------
687  Phase 2-2 Intra SAN
     Test, R1 SW
-----------------------------------------------------------------------------------------------------------
688  Phase 2-2 Intra SAN
     Test, R1.2 SW &
     Regression
-----------------------------------------------------------------------------------------------------------
689  Phase 2-2 Intra SAN
     Test, R2 SW &
     Regression
-----------------------------------------------------------------------------------------------------------
690  Phase 2-2 Inter SAN
-----------------------------------------------------------------------------------------------------------
691
-----------------------------------------------------------------------------------------------------------
692  SAN 5 - LONGVILO,
     CHILE
-----------------------------------------------------------------------------------------------------------
693  Earliest Date for
     Equipment Delivery
-----------------------------------------------------------------------------------------------------------
694  San Site Ready
     for Access
-----------------------------------------------------------------------------------------------------------
695  INSTALLATION AND
     PHASE 2-1
-----------------------------------------------------------------------------------------------------------
696  RFT 1 & 2
-----------------------------------------------------------------------------------------------------------
697  RFT 3-5
-----------------------------------------------------------------------------------------------------------
698  MSSC
-----------------------------------------------------------------------------------------------------------
699  HPN
-----------------------------------------------------------------------------------------------------------
700  SBS
-----------------------------------------------------------------------------------------------------------
701  TNM/DCN
-----------------------------------------------------------------------------------------------------------
702  SAN OSS
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

PROJECT:18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 39         REVISED ON THE 12TH NOVEMBER, 1997


         1077

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
703  PHASE 2-2              200d      3/1/99    11/30/99
------------------------------------------------------------------------------------------------------------------------------------
704  Phase 2-2 Intra SAN
     Test, R1 SW             44d      3/1/99     4/29/99
------------------------------------------------------------------------------------------------------------------------------------
705  Phase 2-2 Intra SAN
     Test, R1.2 SW &
     Regression              67d     4/30/99     7/30/99
------------------------------------------------------------------------------------------------------------------------------------
706  Phase 2-2 Intra SAN
     Test, R2 SW &
     Regression              61d      8/2/99    10/22/99
------------------------------------------------------------------------------------------------------------------------------------
707  Phase 2-2 Inter SAN
     (SANs 1-6)              41d     10/6/99    11/30/99
------------------------------------------------------------------------------------------------------------------------------------
708
------------------------------------------------------------------------------------------------------------------------------------
709  SAN 6 - USINGEN,
     GERMANY                544d     12/1/97    11/30/99
------------------------------------------------------------------------------------------------------------------------------------
710  Earliest Date for
     Equipment Delivery       0d     12/1/97     12/1/97                                                                        12/1
------------------------------------------------------------------------------------------------------------------------------------
711  San Site Ready
     for Access               0d    12/15/97    12/15/97                                                                       12/15
------------------------------------------------------------------------------------------------------------------------------------
712  INSTALLATION AND
     PHASE 2-1              332d    12/16/97     2/26/99
------------------------------------------------------------------------------------------------------------------------------------
713  RFT 1 & 2               75d    12/16/97     3/25/98
------------------------------------------------------------------------------------------------------------------------------------
714  RFT 3-5                100d      5/7/98     9/11/98
------------------------------------------------------------------------------------------------------------------------------------
715  MSSC                    65d    10/28/98     1/22/99
------------------------------------------------------------------------------------------------------------------------------------
716  HPN                     51d    12/18/98     2/22/99
------------------------------------------------------------------------------------------------------------------------------------
717  SBS                     31d     1/21/99     2/26/99
------------------------------------------------------------------------------------------------------------------------------------
718  TNM/DCN                 35d     1/15/99     2/26/99
------------------------------------------------------------------------------------------------------------------------------------
719  SAN OSS                 33d     1/18/99     2/25/99
------------------------------------------------------------------------------------------------------------------------------------
720  PHASE 2-2              200d      3/1/99    11/30/99
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------
                                                                 1998
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
703  PHASE 2-2
-----------------------------------------------------------------------------------------------------------
704  Phase 2-2 Intra SAN
     Test, R1 SW
-----------------------------------------------------------------------------------------------------------
705  Phase 2-2 Intra SAN
     Test, R1.2 SW &
     Regression
-----------------------------------------------------------------------------------------------------------
706  Phase 2-2 Intra SAN
     Test, R2 SW &
     Regression
-----------------------------------------------------------------------------------------------------------
707  Phase 2-2 Inter SAN
     (SANs 1-6)
-----------------------------------------------------------------------------------------------------------
708
-----------------------------------------------------------------------------------------------------------
709  SAN 6 - USINGEN,
     GERMANY
-----------------------------------------------------------------------------------------------------------
710  Earliest Date for
     Equipment Delivery
-----------------------------------------------------------------------------------------------------------
711  San Site Ready
     for Access
-----------------------------------------------------------------------------------------------------------
712  INSTALLATION AND
     PHASE 2-1
-----------------------------------------------------------------------------------------------------------
713  RFT 1 & 2
-----------------------------------------------------------------------------------------------------------
714  RFT 3-5
-----------------------------------------------------------------------------------------------------------
715  MSSC
-----------------------------------------------------------------------------------------------------------
716  HPN
-----------------------------------------------------------------------------------------------------------
717  SBS
-----------------------------------------------------------------------------------------------------------
718  TNM/DCN
-----------------------------------------------------------------------------------------------------------
719  SAN OSS
-----------------------------------------------------------------------------------------------------------
720  PHASE 2-2
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                                                  1999
                             -------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O     N     D
------------------------------------------------------------------------------------------------------------
703  PHASE 2-2
-----------------------------------------------------------------------------------------------------------
704  Phase 2-2 Intra SAN
     Test, R1 SW
-----------------------------------------------------------------------------------------------------------
705  Phase 2-2 Intra SAN
     Test, R1.2 SW &
     Regression
-----------------------------------------------------------------------------------------------------------
706  Phase 2-2 Intra SAN
     Test, R2 SW &
     Regression
-----------------------------------------------------------------------------------------------------------
707  Phase 2-2 Inter SAN
     (SANs 1-6)
-----------------------------------------------------------------------------------------------------------
708
-----------------------------------------------------------------------------------------------------------
709  SAN 6 - USINGEN,
     GERMANY
-----------------------------------------------------------------------------------------------------------
710  Earliest Date for
     Equipment Delivery
-----------------------------------------------------------------------------------------------------------
711  San Site Ready
     for Access
-----------------------------------------------------------------------------------------------------------
712  INSTALLATION AND
     PHASE 2-1
-----------------------------------------------------------------------------------------------------------
713  RFT 1 & 2
-----------------------------------------------------------------------------------------------------------
714  RFT 3-5
-----------------------------------------------------------------------------------------------------------
715  MSSC
-----------------------------------------------------------------------------------------------------------
716  HPN
-----------------------------------------------------------------------------------------------------------
717  SBS
-----------------------------------------------------------------------------------------------------------
718  TNM/DCN
-----------------------------------------------------------------------------------------------------------
719  SAN OSS
-----------------------------------------------------------------------------------------------------------
720  PHASE 2-2
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 2000
                            -------------------------------------------------------------------------------
ID  TASK NAME               J      F      M      A      M      J      J      A      S      O     N     D
-----------------------------------------------------------------------------------------------------------
703  PHASE 2-2
-----------------------------------------------------------------------------------------------------------
704  Phase 2-2 Intra SAN
     Test, R1 SW
-----------------------------------------------------------------------------------------------------------
705  Phase 2-2 Intra SAN
     Test, R1.2 SW &
     Regression
-----------------------------------------------------------------------------------------------------------
706  Phase 2-2 Intra SAN
     Test, R2 SW &
     Regression
-----------------------------------------------------------------------------------------------------------
707  Phase 2-2 Inter SAN
     (SANs 1-6)
-----------------------------------------------------------------------------------------------------------
708
-----------------------------------------------------------------------------------------------------------
709  SAN 6 - USINGEN,
     GERMANY
-----------------------------------------------------------------------------------------------------------
710  Earliest Date for
     Equipment Delivery
-----------------------------------------------------------------------------------------------------------
711  San Site Ready
     for Access
-----------------------------------------------------------------------------------------------------------
712  INSTALLATION AND
     PHASE 2-1
-----------------------------------------------------------------------------------------------------------
713  RFT 1 & 2
-----------------------------------------------------------------------------------------------------------
714  RFT 3-5
-----------------------------------------------------------------------------------------------------------
715  MSSC
-----------------------------------------------------------------------------------------------------------
716  HPN
-----------------------------------------------------------------------------------------------------------
717  SBS
-----------------------------------------------------------------------------------------------------------
718  TNM/DCN
-----------------------------------------------------------------------------------------------------------
719  SAN OSS
-----------------------------------------------------------------------------------------------------------
720  PHASE 2-2
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 40         REVISED ON THE 12TH NOVEMBER, 1997
         1078

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR     START      FINISH       F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
721 Phase 2-2 Intra         44d     3/1/99     4/29/99
    SAN Test, R1 SW
------------------------------------------------------------------------------------------------------------------------------------
722 Phase 2-2 Intra         67d    4/30/99     7/30/99
    SAN Test, R1.2 SW &
    Regression
------------------------------------------------------------------------------------------------------------------------------------
723 Phase 2-2 Intra         61d     8/2/99    10/22/99
    SAN Test, R2 SW &
    Regression
------------------------------------------------------------------------------------------------------------------------------------
724 Phase 2-2 Inter SAN     41d    10/6/99    11/30/99
------------------------------------------------------------------------------------------------------------------------------------
725
------------------------------------------------------------------------------------------------------------------------------------
726 12 RFT's READY FOR       0d    3/31/98     3/31/98
    TT&C (TOP LEVEL
    MILESTONE)
------------------------------------------------------------------------------------------------------------------------------------
727
------------------------------------------------------------------------------------------------------------------------------------
728 SAN 7 - BANUYU URIP,   432d    5/1/98     11/30/99
    INDONESIA
------------------------------------------------------------------------------------------------------------------------------------
729 Earliest Date for        0d    5/1/98       5/1/98
    Equipment Delivery
------------------------------------------------------------------------------------------------------------------------------------
730 San Site Ready For       0d   5/15/98      5/15/98
    Access
------------------------------------------------------------------------------------------------------------------------------------
731 INSTALLATION AND       246d   5/28/98      4/15/99
    PHASE 2-1
------------------------------------------------------------------------------------------------------------------------------------
732 RFT 1-5                147d   5/28/98      12/5/98
------------------------------------------------------------------------------------------------------------------------------------
733 MSSC                    45d   1/21/99      3/17/99
------------------------------------------------------------------------------------------------------------------------------------
734 HPN                     51d    1/1/99       3/5/99
------------------------------------------------------------------------------------------------------------------------------------
735 SBS                     30d    3/4/99      4/14/99
------------------------------------------------------------------------------------------------------------------------------------
736 TNM/DCN                 34d    3/1/99      4/15/99
------------------------------------------------------------------------------------------------------------------------------------
737 SAN OSS                 34d    3/1/99      4/15/99
------------------------------------------------------------------------------------------------------------------------------------
738 PHASE 2-2              134d    6/1/99     11/30/99
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                   1998
                               ------------------------------------------------------------------------------
ID  TASK NAME                  J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
721 Phase 2-2 Intra
    SAN Test, R1 SW
-------------------------------------------------------------------------------------------------------------
722 Phase 2-2 Intra
    SAN Test, R1.2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
723 Phase 2-2 Intra
    SAN Test, R2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
724 Phase 2-2 Inter SAN
-------------------------------------------------------------------------------------------------------------
725
-------------------------------------------------------------------------------------------------------------
726 12 RFT's READY FOR
    TT&C (TOP LEVEL
    MILESTONE)                              *3/31
-------------------------------------------------------------------------------------------------------------
727
-------------------------------------------------------------------------------------------------------------
728 SAN 7 - BANUYU URIP,
    INDONESIA
-------------------------------------------------------------------------------------------------------------
729 Earliest Date for
    Equipment Delivery                                     5/1
-------------------------------------------------------------------------------------------------------------
730 San Site Ready For
    Access                                                  5/15
-------------------------------------------------------------------------------------------------------------
731 INSTALLATION AND
    PHASE 2-1
-------------------------------------------------------------------------------------------------------------
732 RFT 1-5
-------------------------------------------------------------------------------------------------------------
733 MSSC
-------------------------------------------------------------------------------------------------------------
734 HPN
-------------------------------------------------------------------------------------------------------------
735 SBS
-------------------------------------------------------------------------------------------------------------
736 TNM/DCN
-------------------------------------------------------------------------------------------------------------
737 SAN OSS
-------------------------------------------------------------------------------------------------------------
738 PHASE 2-2
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------
                                                                   1999
                               ------------------------------------------------------------------------------
ID  TASK NAME                  J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
721 Phase 2-2 Intra
    SAN Test, R1 SW
-------------------------------------------------------------------------------------------------------------
722 Phase 2-2 Intra
    SAN Test, R1.2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
723 Phase 2-2 Intra
    SAN Test, R2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
724 Phase 2-2 Inter SAN
-------------------------------------------------------------------------------------------------------------
725
-------------------------------------------------------------------------------------------------------------
726 12 RFT's READY FOR
    TT&C (TOP LEVEL
    MILESTONE)
-------------------------------------------------------------------------------------------------------------
727
-------------------------------------------------------------------------------------------------------------
728 SAN 7 - BANUYU URIP,
    INDONESIA
-------------------------------------------------------------------------------------------------------------
729 Earliest Date for
    Equipment Delivery
-------------------------------------------------------------------------------------------------------------
730 San Site Ready For
    Access
-------------------------------------------------------------------------------------------------------------
731 INSTALLATION AND
    PHASE 2-1
-------------------------------------------------------------------------------------------------------------
732 RFT 1-5
-------------------------------------------------------------------------------------------------------------
733 MSSC
-------------------------------------------------------------------------------------------------------------
734 HPN
-------------------------------------------------------------------------------------------------------------
735 SBS
-------------------------------------------------------------------------------------------------------------
736 TNM/DCN
-------------------------------------------------------------------------------------------------------------
737 SAN OSS
-------------------------------------------------------------------------------------------------------------
738 PHASE 2-2
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                   2000
                               ------------------------------------------------------------------------------
ID  TASK NAME                  J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
721 Phase 2-2 Intra
    SAN Test, R1 SW
-------------------------------------------------------------------------------------------------------------
722 Phase 2-2 Intra
    SAN Test, R1.2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
723 Phase 2-2 Intra
    SAN Test, R2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
724 Phase 2-2 Inter SAN
-------------------------------------------------------------------------------------------------------------
725
-------------------------------------------------------------------------------------------------------------
726 12 RFT's READY FOR
    TT&C (TOP LEVEL
    MILESTONE)
-------------------------------------------------------------------------------------------------------------
727
-------------------------------------------------------------------------------------------------------------
728 SAN 7 - BANUYU URIP,
    INDONESIA
-------------------------------------------------------------------------------------------------------------
729 Earliest Date for
    Equipment Delivery
-------------------------------------------------------------------------------------------------------------
730 San Site Ready For
    Access
-------------------------------------------------------------------------------------------------------------
731 INSTALLATION AND
    PHASE 2-1
-------------------------------------------------------------------------------------------------------------
732 RFT 1-5
-------------------------------------------------------------------------------------------------------------
733 MSSC
-------------------------------------------------------------------------------------------------------------
734 HPN
-------------------------------------------------------------------------------------------------------------
735 SBS
-------------------------------------------------------------------------------------------------------------
736 TNM/DCN
-------------------------------------------------------------------------------------------------------------
737 SAN OSS
-------------------------------------------------------------------------------------------------------------
738 PHASE 2-2
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 41         REVISED ON THE 12TH NOVEMBER, 1997
         1079

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR     START      FINISH       F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
739 Phase 2-2 Intra         45d     6/1/99     7/30/99
    SAN Test, R1.2 SW &
    Regression
------------------------------------------------------------------------------------------------------------------------------------
740 Phase 2-2 Intra         61d    8/2/99     10/22/99
    SAN Test, R2 SW &
    Regression
------------------------------------------------------------------------------------------------------------------------------------
741 Phase 2-2 Inter SAN     41d    10/6/99    11/30/99
------------------------------------------------------------------------------------------------------------------------------------
742
------------------------------------------------------------------------------------------------------------------------------------
743 SAN 8 - SOUTH KOREA    432d     5/1/98    11/30/99
------------------------------------------------------------------------------------------------------------------------------------
744 Earliest Date For        0d     5/1/98      5/1/98
    Equipment Delivery
------------------------------------------------------------------------------------------------------------------------------------
745 San Site Ready For       0d    5/15/98     5/15/98
    Access
------------------------------------------------------------------------------------------------------------------------------------
746 INSTALLATION AND       250d    5/22/98     4/15/99
    PHASE 2-1
------------------------------------------------------------------------------------------------------------------------------------
747 RFT 1-5                136d    5/22/98    11/17/98
------------------------------------------------------------------------------------------------------------------------------------
748 MSSC                    45d    1/21/99     3/17/99
------------------------------------------------------------------------------------------------------------------------------------
749 HPN                     51d     1/1/99      3/5/99
------------------------------------------------------------------------------------------------------------------------------------
750 SBS                     30d     3/4/99     4/14/99
------------------------------------------------------------------------------------------------------------------------------------
751 TNM/DCN                 34d     3/1/99     4/15/99
------------------------------------------------------------------------------------------------------------------------------------
752 SAN OSS                 34d     3/1/99     4/15/99
------------------------------------------------------------------------------------------------------------------------------------
753 PHASE 2-2              134d     6/1/99    11/30/99
------------------------------------------------------------------------------------------------------------------------------------
754 Phase 2-2 Intra         45d     6/1/99     7/30/99
    SAN Test, R1.2 SW &
    Regression
------------------------------------------------------------------------------------------------------------------------------------
755 Phase 2-2 Intra         61d     8/2/99    10/22/99
    SAN Test, R2 SW &
    Regression
------------------------------------------------------------------------------------------------------------------------------------

756 Phase 2-2 Inter SAN     41d    10/6/99    11/30/99
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                   1998
                               ------------------------------------------------------------------------------
ID  TASK NAME                  J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
739 Phase 2-2 Intra
    SAN Test, R1.2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
740 Phase 2-2 Intra
    SAN Test, R2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
741 Phase 2-2 Inter SAN
-------------------------------------------------------------------------------------------------------------
742
-------------------------------------------------------------------------------------------------------------
743 SAN 8 - SOUTH KOREA
-------------------------------------------------------------------------------------------------------------
744 Earliest Date For                                       5/1
    Equipment Delivery                                      5/15
-------------------------------------------------------------------------------------------------------------
745 San Site Ready For
    Access
-------------------------------------------------------------------------------------------------------------
746 INSTALLATION AND
    PHASE 2-1
-------------------------------------------------------------------------------------------------------------
747 RFT 1-5
-------------------------------------------------------------------------------------------------------------
748 MSSC
-------------------------------------------------------------------------------------------------------------
749 HPN
-------------------------------------------------------------------------------------------------------------
750 SBS
-------------------------------------------------------------------------------------------------------------
751 TNM/DCN
-------------------------------------------------------------------------------------------------------------
752 SAN OSS
-------------------------------------------------------------------------------------------------------------
753 PHASE 2-2
-------------------------------------------------------------------------------------------------------------
754 Phase 2-2 Intra
    SAN Test, R1.2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
755 Phase 2-2 Intra
    SAN Test, R2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
756 Phase 2-2 Inter SAN
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------
                                                                   1999
                               ------------------------------------------------------------------------------
ID  TASK NAME                  J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
739 Phase 2-2 Intra
    SAN Test, R1.2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
740 Phase 2-2 Intra
    SAN Test, R2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
741 Phase 2-2 Inter SAN
-------------------------------------------------------------------------------------------------------------
742
-------------------------------------------------------------------------------------------------------------
743 SAN 8 - SOUTH KOREA
-------------------------------------------------------------------------------------------------------------
744 Earliest Date For
    Equipment Delivery
-------------------------------------------------------------------------------------------------------------
745 San Site Ready For
    Access
-------------------------------------------------------------------------------------------------------------
746 INSTALLATION AND
    PHASE 2-1
-------------------------------------------------------------------------------------------------------------
747 RFT 1-5
-------------------------------------------------------------------------------------------------------------
748 MSSC
-------------------------------------------------------------------------------------------------------------
749 HPN
-------------------------------------------------------------------------------------------------------------
750 SBS
-------------------------------------------------------------------------------------------------------------
751 TNM/DCN
-------------------------------------------------------------------------------------------------------------
752 SAN OSS
-------------------------------------------------------------------------------------------------------------
753 PHASE 2-2
-------------------------------------------------------------------------------------------------------------
754 Phase 2-2 Intra
    SAN Test, R1.2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
755 Phase 2-2 Intra
    SAN Test, R2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
756 Phase 2-2 Inter SAN
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                   2000
                               ------------------------------------------------------------------------------
ID  TASK NAME                  J      F      M      A      M      J      J      A      S      O      N     D
-------------------------------------------------------------------------------------------------------------
739 Phase 2-2 Intra
    SAN Test, R1.2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
740 Phase 2-2 Intra
    SAN Test, R2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
741 Phase 2-2 Inter SAN
-------------------------------------------------------------------------------------------------------------
742
-------------------------------------------------------------------------------------------------------------
743 SAN 8 - SOUTH KOREA
-------------------------------------------------------------------------------------------------------------
744 Earliest Date For
    Equipment Delivery
-------------------------------------------------------------------------------------------------------------
745 San Site Ready For
    Access
-------------------------------------------------------------------------------------------------------------
746 INSTALLATION AND
    PHASE 2-1
-------------------------------------------------------------------------------------------------------------
747 RFT 1-5
-------------------------------------------------------------------------------------------------------------
748 MSSC
-------------------------------------------------------------------------------------------------------------
749 HPN
-------------------------------------------------------------------------------------------------------------
750 SBS
-------------------------------------------------------------------------------------------------------------
751 TNM/DCN
-------------------------------------------------------------------------------------------------------------
752 SAN OSS
-------------------------------------------------------------------------------------------------------------
753 PHASE 2-2
-------------------------------------------------------------------------------------------------------------
754 Phase 2-2 Intra
    SAN Test, R1.2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
755 Phase 2-2 Intra
    SAN Test, R2 SW &
    Regression
-------------------------------------------------------------------------------------------------------------
756 Phase 2-2 Inter SAN
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------


PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 42         REVISED ON THE 12TH NOVEMBER, 1997
         1080

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9

------------------------------------------------------------------------------------------------------------------------------------
                                                                                             1997
                                                           -------------------------------------------------------------------------
ID   TASK NAME                DUR    START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
757
------------------------------------------------------------------------------------------------------------------------------------
758  SAN 9-MEXICO            333d    9/7/98    11/30/99
------------------------------------------------------------------------------------------------------------------------------------
759    EARLIEST DATE FOR       0d    9/7/98      9/7/98
         EQUIPMENT DELIVERY
------------------------------------------------------------------------------------------------------------------------------------
760    SAN SITE READY FOR      0d   9/20/98     9/20/98
         ACCESS
------------------------------------------------------------------------------------------------------------------------------------
761    INSTALLATION AND      188d   9/21/98     5/31/99
         PHASE 2-1
------------------------------------------------------------------------------------------------------------------------------------
762      RFT 1-5             142d   9/21/98     3/26/99
------------------------------------------------------------------------------------------------------------------------------------
763      MSSC                 45d   1/15/99     3/11/99
------------------------------------------------------------------------------------------------------------------------------------
764      HPN                  51d    1/1/99      3/5/99
------------------------------------------------------------------------------------------------------------------------------------
765      SBS                  29d   4/21/99     5/31/99
------------------------------------------------------------------------------------------------------------------------------------
766      TNM/DCN              32d   4/16/99     5/31/99
------------------------------------------------------------------------------------------------------------------------------------
767      SAN OSS              32d   4/16/99     5/31/99
------------------------------------------------------------------------------------------------------------------------------------
768    PHASE 2-2             134d    6/1/99    11/30/99
------------------------------------------------------------------------------------------------------------------------------------
769      Phase 2-2 Intra      45d    6/1/99     7/30/99
           SAN Test, R1.2
           SW & Regression
------------------------------------------------------------------------------------------------------------------------------------
770      Phase 2-2 Intra      61d    8/2/99    10/22/99
           SAN Test, R2
           SW & Regression
------------------------------------------------------------------------------------------------------------------------------------
771      Phase 2-2 Inter      41d   10/6/98    11/30/99
           SAN
------------------------------------------------------------------------------------------------------------------------------------
772
------------------------------------------------------------------------------------------------------------------------------------
773  SAN 10-UAE              333d    9/7/98    11/30/99
------------------------------------------------------------------------------------------------------------------------------------
774    Earliest Date for       0d    9/7/98      9/7/98
         Equipment Delivery
------------------------------------------------------------------------------------------------------------------------------------






-----------------------------------------------------------------------------------------------------------------
                                                                       1998
                                ---------------------------------------------------------------------------------
ID   TASK NAME                    J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------------

757
-----------------------------------------------------------------------------------------------------------------
758  SAN 9-MEXICO
-----------------------------------------------------------------------------------------------------------------
759    EARLIEST DATE FOR                                                                9/7
         EQUIPMENT DELIVERY
-----------------------------------------------------------------------------------------------------------------
760    SAN SITE READY FOR                                                               9/20
         ACCESS
-----------------------------------------------------------------------------------------------------------------
761    INSTALLATION AND
         PHASE 2-1
-----------------------------------------------------------------------------------------------------------------
762      RFT 1-5
-----------------------------------------------------------------------------------------------------------------
763      MSSC
-----------------------------------------------------------------------------------------------------------------
764      HPN
-----------------------------------------------------------------------------------------------------------------
765      SBS
-----------------------------------------------------------------------------------------------------------------
766      TNM/DCN
-----------------------------------------------------------------------------------------------------------------
767      SAN OSS
-----------------------------------------------------------------------------------------------------------------
768    PHASE 2-2
-----------------------------------------------------------------------------------------------------------------
769      Phase 2-2 Intra
           SAN Test, R1.2
           SW & Regression
-----------------------------------------------------------------------------------------------------------------
770      Phase 2-2 Intra
           SAN Test, R2
           SW & Regression
-----------------------------------------------------------------------------------------------------------------
771      Phase 2-2 Inter
           SAN
-----------------------------------------------------------------------------------------------------------------
772
-----------------------------------------------------------------------------------------------------------------
773  SAN 10-UAE
-----------------------------------------------------------------------------------------------------------------
774    Earliest Date for                                                                9/7
         Equipment Delivery
-----------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------
                                                                   1999
                                ---------------------------------------------------------------------------------
ID   TASK NAME                    J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------------
757
-----------------------------------------------------------------------------------------------------------------
758  SAN 9-MEXICO
-----------------------------------------------------------------------------------------------------------------
759    EARLIEST DATE FOR
         EQUIPMENT DELIVERY
-----------------------------------------------------------------------------------------------------------------
760    SAN SITE READY FOR
         ACCESS
-----------------------------------------------------------------------------------------------------------------
761    INSTALLATION AND
         PHASE 2-1
-----------------------------------------------------------------------------------------------------------------
762      RFT 1-5
-----------------------------------------------------------------------------------------------------------------
763      MSSC
-----------------------------------------------------------------------------------------------------------------
764      HPN
-----------------------------------------------------------------------------------------------------------------
765      SBS
-----------------------------------------------------------------------------------------------------------------
766      TNM/DCN
-----------------------------------------------------------------------------------------------------------------
767      SAN OSS
-----------------------------------------------------------------------------------------------------------------
768    PHASE 2-2
-----------------------------------------------------------------------------------------------------------------
769      Phase 2-2 Intra
           SAN Test, R1.2
           SW & Regression
-----------------------------------------------------------------------------------------------------------------
770      Phase 2-2 Intra
           SAN Test, R2
           SW & Regression
-----------------------------------------------------------------------------------------------------------------
771      Phase 2-2 Inter
           SAN
-----------------------------------------------------------------------------------------------------------------
772
-----------------------------------------------------------------------------------------------------------------
773  SAN 10-UAE
-----------------------------------------------------------------------------------------------------------------
774    Earliest Date for
         Equipment Delivery
-----------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                                   2000
                                ----------------------------------------------------------------------------------
ID   TASK NAME                    J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------------
757
-----------------------------------------------------------------------------------------------------------------
758  SAN 9-MEXICO
-----------------------------------------------------------------------------------------------------------------
759    EARLIEST DATE FOR
         EQUIPMENT DELIVERY
-----------------------------------------------------------------------------------------------------------------
760    SAN SITE READY FOR
         ACCESS
-----------------------------------------------------------------------------------------------------------------
761    INSTALLATION AND
         PHASE 2-1
-----------------------------------------------------------------------------------------------------------------
762      RFT 1-5
-----------------------------------------------------------------------------------------------------------------
763      MSSC
-----------------------------------------------------------------------------------------------------------------
764      HPN
-----------------------------------------------------------------------------------------------------------------
765      SBS
-----------------------------------------------------------------------------------------------------------------
766      TNM/DCN
-----------------------------------------------------------------------------------------------------------------
767      SAN OSS
-----------------------------------------------------------------------------------------------------------------
768    PHASE 2-2
-----------------------------------------------------------------------------------------------------------------
769      Phase 2-2 Intra
           SAN Test, R1.2
           SW & Regression
-----------------------------------------------------------------------------------------------------------------
770      Phase 2-2 Intra
           SAN Test, R2
           SW & Regression
-----------------------------------------------------------------------------------------------------------------
771      Phase 2-2 Inter
           SAN
-----------------------------------------------------------------------------------------------------------------
772
-----------------------------------------------------------------------------------------------------------------
773  SAN 10-UAE
-----------------------------------------------------------------------------------------------------------------
774    Earliest Date for
         Equipment Delivery
-----------------------------------------------------------------------------------------------------------------


PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 43         REVISED ON THE 12TH NOVEMBER, 1997
         1081

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                             -----------------------------------------------------------------------
ID  TASK NAME                      DUR  START    FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
775 San Site Ready For Access      0d    9/20/98    9/20/98
------------------------------------------------------------------------------------------------------------------------------------
776 Installation and Phase 2-1   188d    9/21/98    5/31/99
------------------------------------------------------------------------------------------------------------------------------------
777   RFT 1-5                    132d    9/21/98    3/12/99
------------------------------------------------------------------------------------------------------------------------------------
778   MSSC                        45d    2/11/99     4/9/99
------------------------------------------------------------------------------------------------------------------------------------
779   HPN                         51d     1/1/99     3/5/99
------------------------------------------------------------------------------------------------------------------------------------
780   SBS                         29d    4/21/99    5/31/99
------------------------------------------------------------------------------------------------------------------------------------
781   TNM/DCN                     32d    4/16/99    5/31/99
------------------------------------------------------------------------------------------------------------------------------------
782   SAN OSS                     53d    3/18/99    5/31/99
------------------------------------------------------------------------------------------------------------------------------------
783 Phase 2-2                    111d     7/1/99   11/30/99
------------------------------------------------------------------------------------------------------------------------------------
784   Phase 2-2 Intra SAN Test,
       R1.2 SW & Regression       41d     7/1/99    8/25/99
------------------------------------------------------------------------------------------------------------------------------------
785   Phase 2-2 Intra SAN Test,
       R2 SW & Regression         40d    8/30/99   10/22/99
------------------------------------------------------------------------------------------------------------------------------------
786   Phase 2-2 Inter SAN         41d    10/6/99   11/30/99
------------------------------------------------------------------------------------------------------------------------------------
787
------------------------------------------------------------------------------------------------------------------------------------
788 SAN 11 - Pudong, China       235d    1/18/99   11/30/99
------------------------------------------------------------------------------------------------------------------------------------
789   Earliest Date for
       Equipment Delivery          0d    1/18/99    1/18/99
------------------------------------------------------------------------------------------------------------------------------------
790   San Site Ready For Access    0d     2/1/99     2/1/99
------------------------------------------------------------------------------------------------------------------------------------
791   Installation and Phase 2-1 138d     2/1/99     8/5/99
------------------------------------------------------------------------------------------------------------------------------------
792     RFT 1-5                  138d     2/1/99     8/5/99
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------





------------------------------------------------------------------------------------------------------------------------------------
                                                                                             1998
                                                             -----------------------------------------------------------------------
ID  TASK NAME                      DUR  START    FINISH      J     F     M     A     M     J     J     A     S     O     N      D
------------------------------------------------------------------------------------------------------------------------------------
775 San Site Ready For Access      0d    9/20/98    9/20/98                                                  9/20
------------------------------------------------------------------------------------------------------------------------------------
776 Installation and Phase 2-1   188d    9/21/98    5/31/99
------------------------------------------------------------------------------------------------------------------------------------
777   RFT 1-5                    132d    9/21/98    3/12/99
------------------------------------------------------------------------------------------------------------------------------------
778   MSSC                        45d    2/11/99     4/9/99
------------------------------------------------------------------------------------------------------------------------------------
779   HPN                         51d     1/1/99     3/5/99
------------------------------------------------------------------------------------------------------------------------------------
780   SBS                         29d    4/21/99    5/31/99
------------------------------------------------------------------------------------------------------------------------------------
781   TNM/DCN                     32d    4/16/99    5/31/99
------------------------------------------------------------------------------------------------------------------------------------
782   SAN OSS                     53d    3/18/99    5/31/99
------------------------------------------------------------------------------------------------------------------------------------
783 Phase 2-2                    111d     7/1/99   11/30/99
------------------------------------------------------------------------------------------------------------------------------------
784   Phase 2-2 Intra SAN Test,
       R1.2 SW & Regression       41d     7/1/99    8/25/99
------------------------------------------------------------------------------------------------------------------------------------
785   Phase 2-2 Intra SAN Test,
       R2 SW & Regression         40d    8/30/99   10/22/99
------------------------------------------------------------------------------------------------------------------------------------
786   Phase 2-2 Inter SAN         41d    10/6/99   11/30/99
------------------------------------------------------------------------------------------------------------------------------------
787
------------------------------------------------------------------------------------------------------------------------------------
788 SAN 11 - Pudong, China       235d    1/18/99   11/30/99
------------------------------------------------------------------------------------------------------------------------------------
789   Earliest Date for
       Equipment Delivery          0d    1/18/99    1/18/99
------------------------------------------------------------------------------------------------------------------------------------
790   San Site Ready For Access    0d     2/1/99     2/1/99
------------------------------------------------------------------------------------------------------------------------------------
791   Installation and Phase 2-1 138d     2/1/99     8/5/99
------------------------------------------------------------------------------------------------------------------------------------
792     RFT 1-5                  138d     2/1/99     8/5/99
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
                                                                                             1999
                                                             -----------------------------------------------------------------------
ID  TASK NAME                      DUR  START    FINISH      J     F     M     A     M     J     J     A     S     O     N      D
------------------------------------------------------------------------------------------------------------------------------------
775 San Site Ready For Access      0d    9/20/98    9/20/98
------------------------------------------------------------------------------------------------------------------------------------
776 Installation and Phase 2-1   188d    9/21/98    5/31/99
------------------------------------------------------------------------------------------------------------------------------------
777   RFT 1-5                    132d    9/21/98    3/12/99
------------------------------------------------------------------------------------------------------------------------------------
778   MSSC                        45d    2/11/99     4/9/99
------------------------------------------------------------------------------------------------------------------------------------
779   HPN                         51d     1/1/99     3/5/99
------------------------------------------------------------------------------------------------------------------------------------
780   SBS                         29d    4/21/99    5/31/99
------------------------------------------------------------------------------------------------------------------------------------
781   TNM/DCN                     32d    4/16/99    5/31/99
------------------------------------------------------------------------------------------------------------------------------------
782   SAN OSS                     53d    3/18/99    5/31/99
------------------------------------------------------------------------------------------------------------------------------------
783 Phase 2-2                    111d     7/1/99   11/30/99
------------------------------------------------------------------------------------------------------------------------------------
784   Phase 2-2 Intra SAN Test,
       R1.2 SW & Regression       41d     7/1/99    8/25/99
------------------------------------------------------------------------------------------------------------------------------------
785   Phase 2-2 Intra SAN Test,
       R2 SW & Regression         40d    8/30/99   10/22/99
------------------------------------------------------------------------------------------------------------------------------------
786   Phase 2-2 Inter SAN         41d    10/6/99   11/30/99
------------------------------------------------------------------------------------------------------------------------------------
787
------------------------------------------------------------------------------------------------------------------------------------
788 SAN 11 - Pudong, China       235d    1/18/99   11/30/99
------------------------------------------------------------------------------------------------------------------------------------
789   Earliest Date for
       Equipment Delivery          0d    1/18/99    1/18/99  1/18
------------------------------------------------------------------------------------------------------------------------------------
790   San Site Ready For Access    0d     2/1/99     2/1/99         2/1
------------------------------------------------------------------------------------------------------------------------------------
791   Installation and Phase 2-1 138d     2/1/99     8/5/99
------------------------------------------------------------------------------------------------------------------------------------
792     RFT 1-5                  138d     2/1/99     8/5/99
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                                                                             2000
                                                             -----------------------------------------------------------------------
ID  TASK NAME                      DUR  START    FINISH      J     F     M     A     M     J     J     A     S     O     N      D
------------------------------------------------------------------------------------------------------------------------------------
775 San Site Ready For Access      0d    9/20/98    9/20/98
------------------------------------------------------------------------------------------------------------------------------------
776 Installation and Phase 2-1   188d    9/21/98    5/31/99
------------------------------------------------------------------------------------------------------------------------------------
777   RFT 1-5                    132d    9/21/98    3/12/99
------------------------------------------------------------------------------------------------------------------------------------
778   MSSC                        45d    2/11/99     4/9/99
------------------------------------------------------------------------------------------------------------------------------------
779   HPN                         51d     1/1/99     3/5/99
------------------------------------------------------------------------------------------------------------------------------------
780   SBS                         29d    4/21/99    5/31/99
------------------------------------------------------------------------------------------------------------------------------------
781   TNM/DCN                     32d    4/16/99    5/31/99
------------------------------------------------------------------------------------------------------------------------------------
782   SAN OSS                     53d    3/18/99    5/31/99
------------------------------------------------------------------------------------------------------------------------------------
783 Phase 2-2                    111d     7/1/99   11/30/99
------------------------------------------------------------------------------------------------------------------------------------
784   Phase 2-2 Intra SAN Test,
       R1.2 SW & Regression       41d     7/1/99    8/25/99
------------------------------------------------------------------------------------------------------------------------------------
785   Phase 2-2 Intra SAN Test,
       R2 SW & Regression         40d    8/30/99   10/22/99
------------------------------------------------------------------------------------------------------------------------------------
786   Phase 2-2 Inter SAN         41d    10/6/99   11/30/99
------------------------------------------------------------------------------------------------------------------------------------
787
------------------------------------------------------------------------------------------------------------------------------------
788 SAN 11 - Pudong, China       235d    1/18/99   11/30/99
------------------------------------------------------------------------------------------------------------------------------------
789   Earliest Date for
       Equipment Delivery          0d    1/18/99    1/18/99
------------------------------------------------------------------------------------------------------------------------------------
790   San Site Ready For Access    0d     2/1/99     2/1/99
------------------------------------------------------------------------------------------------------------------------------------
791   Installation and Phase 2-1 138d     2/1/99     8/5/99
------------------------------------------------------------------------------------------------------------------------------------
792     RFT 1-5                  138d     2/1/99     8/5/99
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 44         REVISED ON THE 12TH NOVEMBER, 1997
         1082

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID   TASK NAME                DUR     START     FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
793    MSSC                    53d     3/18/99    5/31/99
------------------------------------------------------------------------------------------------------------------------------------
794    HPN                     51d      3/3/99    5/12/99
------------------------------------------------------------------------------------------------------------------------------------
795    SBS                     31d     5/28/99     7/8/99
------------------------------------------------------------------------------------------------------------------------------------
796    TNM/DCN                 30d      6/1/99     7/9/99
------------------------------------------------------------------------------------------------------------------------------------
797    SAN OSS                 30d      6/1/99     7/9/99
------------------------------------------------------------------------------------------------------------------------------------
798   Phase 2-2               111d      7/1/99   11/30/99
------------------------------------------------------------------------------------------------------------------------------------
799    Phase 2-2 Intra         41d      7/1/99    8/25/99
       SAN Test, R1.2 SW
       & Regression
------------------------------------------------------------------------------------------------------------------------------------
800    Phase 2-2 Intra         40d     8/30/99   10/22/99
       SAN Test, R2 SW &
       Regression
------------------------------------------------------------------------------------------------------------------------------------
801    Phase 2-2 Inter SAN     41d     10/6/99   11/30/99
------------------------------------------------------------------------------------------------------------------------------------
802
------------------------------------------------------------------------------------------------------------------------------------
803  SAN 12 - Brazil          150d     1/18/99     8/5/99
------------------------------------------------------------------------------------------------------------------------------------
804   Earliest Date for         0d     1/18/99    1/18/99
      Equipment Delivery
------------------------------------------------------------------------------------------------------------------------------------
805   San Site Ready For        0d      2/1/99     2/1/99
      Access
------------------------------------------------------------------------------------------------------------------------------------
806   Installation and        138d      2/1/99     8/5/99
      Phase 2-1
------------------------------------------------------------------------------------------------------------------------------------
807    RFT 1-5                138d      2/1/99     8/5/99
------------------------------------------------------------------------------------------------------------------------------------
808    MSSC                    53d     3/18/99    5/31/99
------------------------------------------------------------------------------------------------------------------------------------
809    HPN                     51d      3/3/99    5/12/99
------------------------------------------------------------------------------------------------------------------------------------
810    SBS                     30d      6/1/99     7/9/99
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 1998
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
793    MSSC
-----------------------------------------------------------------------------------------------------------
794    HPN
-----------------------------------------------------------------------------------------------------------
795    SBS
-----------------------------------------------------------------------------------------------------------
796    TNM/DCN
-----------------------------------------------------------------------------------------------------------
797    SAN OSS
-----------------------------------------------------------------------------------------------------------
798   Phase 2-2
-----------------------------------------------------------------------------------------------------------
799    Phase 2-2 Intra
       SAN Test, R1.2 SW
       & Regression
-----------------------------------------------------------------------------------------------------------
800    Phase 2-2 Intra
       SAN Test, R2 SW &
       Regression
-----------------------------------------------------------------------------------------------------------
801    Phase 2-2 Inter SAN
-----------------------------------------------------------------------------------------------------------
802
-----------------------------------------------------------------------------------------------------------
803  SAN 12 - Brazil
-----------------------------------------------------------------------------------------------------------
804   Earliest Date for
      Equipment Delivery
-----------------------------------------------------------------------------------------------------------
805   San Site Ready For
      Access
-----------------------------------------------------------------------------------------------------------
806   Installation and
      Phase 2-1
-----------------------------------------------------------------------------------------------------------
807    RFT 1-5
-----------------------------------------------------------------------------------------------------------
808    MSSC
-----------------------------------------------------------------------------------------------------------
809    HPN
-----------------------------------------------------------------------------------------------------------
810    SBS
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 1999
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
793    MSSC
-----------------------------------------------------------------------------------------------------------
794    HPN
-----------------------------------------------------------------------------------------------------------
795    SBS
-----------------------------------------------------------------------------------------------------------
796    TNM/DCN
-----------------------------------------------------------------------------------------------------------
797    SAN OSS
-----------------------------------------------------------------------------------------------------------
798   Phase 2-2
-----------------------------------------------------------------------------------------------------------
799    Phase 2-2 Intra
       SAN Test, R1.2 SW
       & Regression
-----------------------------------------------------------------------------------------------------------
800    Phase 2-2 Intra
       SAN Test, R2 SW &
       Regression
-----------------------------------------------------------------------------------------------------------
801    Phase 2-2 Inter SAN
-----------------------------------------------------------------------------------------------------------
802
-----------------------------------------------------------------------------------------------------------
803  SAN 12 - Brazil
-----------------------------------------------------------------------------------------------------------
804   Earliest Date for      1/18
      Equipment Delivery
-----------------------------------------------------------------------------------------------------------
805   San Site Ready For            2/1
      Access
-----------------------------------------------------------------------------------------------------------
806   Installation and
      Phase 2-1
-----------------------------------------------------------------------------------------------------------
807    RFT 1-5
-----------------------------------------------------------------------------------------------------------
808    MSSC
-----------------------------------------------------------------------------------------------------------
809    HPN
-----------------------------------------------------------------------------------------------------------
810    SBS
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------
                                                                 2000
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
793    MSSC
-----------------------------------------------------------------------------------------------------------
794    HPN
-----------------------------------------------------------------------------------------------------------
795    SBS
-----------------------------------------------------------------------------------------------------------
796    TNM/DCN
-----------------------------------------------------------------------------------------------------------
797    SAN OSS
-----------------------------------------------------------------------------------------------------------
798   Phase 2-2
-----------------------------------------------------------------------------------------------------------
799    Phase 2-2 Intra
       SAN Test, R1.2 SW
       & Regression
-----------------------------------------------------------------------------------------------------------
800    Phase 2-2 Intra
       SAN Test, R2 SW &
       Regression
-----------------------------------------------------------------------------------------------------------
801    Phase 2-2 Inter SAN
-----------------------------------------------------------------------------------------------------------
802
-----------------------------------------------------------------------------------------------------------
803  SAN 12 - Brazil
-----------------------------------------------------------------------------------------------------------
804   Earliest Date for
      Equipment Delivery
-----------------------------------------------------------------------------------------------------------
805   San Site Ready For
      Access
-----------------------------------------------------------------------------------------------------------
806   Installation and
      Phase 2-1
-----------------------------------------------------------------------------------------------------------
807    RFT 1-5
-----------------------------------------------------------------------------------------------------------
808    MSSC
-----------------------------------------------------------------------------------------------------------
809    HPN
-----------------------------------------------------------------------------------------------------------
810    SBS
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

PROJECT 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 45         REVISED ON THE 12TH NOVEMBER, 1997
         1083

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID   TASK NAME                DUR     START     FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
811    TNM/DCN                 30d      6/1/99     7/9/99
------------------------------------------------------------------------------------------------------------------------------------
812    SAN OSS                 30d      6/1/99     7/9/99
------------------------------------------------------------------------------------------------------------------------------------
813  SBS #12 Installation     601d      1/6/98    3/24/00
     and Phase 2-1 Testing
     (Top Level Milestone)
------------------------------------------------------------------------------------------------------------------------------------
814   Phase 2-2               134d      7/1/99   12/31/99
------------------------------------------------------------------------------------------------------------------------------------
815    Phase 2-2 Intra SAN     41d      7/1/99    8/25/99
       Test, R 1.2 SW &
       Regression
------------------------------------------------------------------------------------------------------------------------------------
816    Phase 2-2 Intra SAN     40d     8/30/99   10/22/99
       Test, R2 SW &
       Regression
------------------------------------------------------------------------------------------------------------------------------------
817    Phase 2-2 Inter SAN     64d     10/6/99   12/31/99
       (SANs 1-12)
------------------------------------------------------------------------------------------------------------------------------------
818
------------------------------------------------------------------------------------------------------------------------------------
819   PRIMARY NMC - JAPAN     215d      2/2/99   11/19/99
------------------------------------------------------------------------------------------------------------------------------------
820    Installation and        20d      2/2/99    2/25/99
       Phase 2-1 testing
       of HLR
------------------------------------------------------------------------------------------------------------------------------------
821    Installation and        20d      2/2/99    2/25/99
       Phase 2-1 Testing
       of AUC/EIR
------------------------------------------------------------------------------------------------------------------------------------
822    Installation and        20d     7/12/99     8/6/99
       Phase 2-1 Testing
       of Primary NMC
------------------------------------------------------------------------------------------------------------------------------------
823    Installation of         20d     9/13/99    10/8/99
       TMOS/OSS HW
------------------------------------------------------------------------------------------------------------------------------------
824    Integration and         65d      8/9/99    11/3/99
       Phase 2-1 Testing
       TMOS/OSS - NMC
------------------------------------------------------------------------------------------------------------------------------------
825    TMOS/OSS Phase 2-2      26d    10/18/99   11/19/99
       Testing
------------------------------------------------------------------------------------------------------------------------------------
826
------------------------------------------------------------------------------------------------------------------------------------
827   BACK UP NMC - ENGLAND    71d     9/13/99   12/17/99
------------------------------------------------------------------------------------------------------------------------------------
828    Installation of         20d     9/13/99    10/8/99
       TMOS/OSS HW
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 1998
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
811    TNM/DCN
-----------------------------------------------------------------------------------------------------------
812    SAN OSS
-----------------------------------------------------------------------------------------------------------
813  SBS #12 Installation
     and Phase 2-1 Testing
     (Top Level Milestone)
-----------------------------------------------------------------------------------------------------------
814   Phase 2-2
-----------------------------------------------------------------------------------------------------------
815    Phase 2-2 Intra SAN
       Test, R 1.2 SW &
       Regression
-----------------------------------------------------------------------------------------------------------
816    Phase 2-2 Intra SAN
       Test, R2 SW &
       Regression
-----------------------------------------------------------------------------------------------------------
817    Phase 2-2 Inter SAN
       (SANs 1-12)
-----------------------------------------------------------------------------------------------------------
818
-----------------------------------------------------------------------------------------------------------
819   PRIMARY NMC - JAPAN
-----------------------------------------------------------------------------------------------------------
820    Installation and
       Phase 2-1 testing
       of HLR
-----------------------------------------------------------------------------------------------------------
821    Installation and
       Phase 2-1 Testing
       of AUC/EIR
-----------------------------------------------------------------------------------------------------------
822    Installation and
       Phase 2-1 Testing
       of Primary NMC
-----------------------------------------------------------------------------------------------------------
823    Installation of
       TMOS/OSS HW
-----------------------------------------------------------------------------------------------------------
824    Integration and
       Phase 2-1 Testing
       TMOS/OSS - NMC
-----------------------------------------------------------------------------------------------------------
825    TMOS/OSS Phase 2-2
       Testing
-----------------------------------------------------------------------------------------------------------
826
-----------------------------------------------------------------------------------------------------------
827   BACK UP NMC - ENGLAND
-----------------------------------------------------------------------------------------------------------
828    Installation of
       TMOS/OSS HW
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 1999
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
811    TNM/DCN
-----------------------------------------------------------------------------------------------------------
812    SAN OSS
-----------------------------------------------------------------------------------------------------------
813  SBS #12 Installation
     and Phase 2-1 Testing
     (Top Level Milestone)
-----------------------------------------------------------------------------------------------------------
814   Phase 2-2
-----------------------------------------------------------------------------------------------------------
815    Phase 2-2 Intra SAN
       Test, R 1.2 SW &
       Regression
-----------------------------------------------------------------------------------------------------------
816    Phase 2-2 Intra SAN
       Test, R2 SW &
       Regression
-----------------------------------------------------------------------------------------------------------
817    Phase 2-2 Inter SAN
       (SANs 1-12)
-----------------------------------------------------------------------------------------------------------
818
-----------------------------------------------------------------------------------------------------------
819   PRIMARY NMC - JAPAN
-----------------------------------------------------------------------------------------------------------
820    Installation and
       Phase 2-1 testing
       of HLR
-----------------------------------------------------------------------------------------------------------
821    Installation and
       Phase 2-1 Testing
       of AUC/EIR
-----------------------------------------------------------------------------------------------------------
822    Installation and
       Phase 2-1 Testing
       of Primary NMC
-----------------------------------------------------------------------------------------------------------
823    Installation of
       TMOS/OSS HW
-----------------------------------------------------------------------------------------------------------
824    Integration and
       Phase 2-1 Testing
       TMOS/OSS - NMC
-----------------------------------------------------------------------------------------------------------
825    TMOS/OSS Phase 2-2
       Testing
-----------------------------------------------------------------------------------------------------------
826
-----------------------------------------------------------------------------------------------------------
827   BACK UP NMC - ENGLAND
-----------------------------------------------------------------------------------------------------------
828    Installation of
       TMOS/OSS HW
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 2000
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
811    TNM/DCN
-----------------------------------------------------------------------------------------------------------
812    SAN OSS
-----------------------------------------------------------------------------------------------------------
813  SBS #12 Installation
     and Phase 2-1 Testing
     (Top Level Milestone)
-----------------------------------------------------------------------------------------------------------
814   Phase 2-2
-----------------------------------------------------------------------------------------------------------
815    Phase 2-2 Intra SAN
       Test, R 1.2 SW &
       Regression
-----------------------------------------------------------------------------------------------------------
816    Phase 2-2 Intra SAN
       Test, R2 SW &
       Regression
-----------------------------------------------------------------------------------------------------------
817    Phase 2-2 Inter SAN
       (SANs 1-12)
-----------------------------------------------------------------------------------------------------------
818
-----------------------------------------------------------------------------------------------------------
819   PRIMARY NMC - JAPAN
-----------------------------------------------------------------------------------------------------------
820    Installation and
       Phase 2-1 testing
       of HLR
-----------------------------------------------------------------------------------------------------------
821    Installation and
       Phase 2-1 Testing
       of AUC/EIR
-----------------------------------------------------------------------------------------------------------
822    Installation and
       Phase 2-1 Testing
       of Primary NMC
-----------------------------------------------------------------------------------------------------------
823    Installation of
       TMOS/OSS HW
-----------------------------------------------------------------------------------------------------------
824    Integration and
       Phase 2-1 Testing
       TMOS/OSS - NMC
-----------------------------------------------------------------------------------------------------------
825    TMOS/OSS Phase 2-2
       Testing
-----------------------------------------------------------------------------------------------------------
826
-----------------------------------------------------------------------------------------------------------
827   BACK UP NMC - ENGLAND
-----------------------------------------------------------------------------------------------------------
828    Installation of
       TMOS/OSS HW
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9         PAGE 46       REVISED ON THE 12th NOVEMBER, 1997
         1084

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
829  TMOS/OSS Phase
     2-2 Testing             26d    10/18/99    11/19/99
------------------------------------------------------------------------------------------------------------------------------------
830  Installation and Phase
     2-1 Testing of
     Back Up NMC             23d     11/1/99     12/1/99
------------------------------------------------------------------------------------------------------------------------------------
831  Integration and Phase
     2-1 Testing of
     TMOSS/OSS-NMC           20d    11/22/99    12/17/99
------------------------------------------------------------------------------------------------------------------------------------
832
------------------------------------------------------------------------------------------------------------------------------------
833  MESSAGING              459d      1/6/98      9/9/99
------------------------------------------------------------------------------------------------------------------------------------
834  ICO to identify
     Site for Messaging
     Platform                 0d      4/1/98      4/1/98
------------------------------------------------------------------------------------------------------------------------------------
835  Install Messaging
     Platform                30d     11/9/98    12/16/98
------------------------------------------------------------------------------------------------------------------------------------
836  Integration Phase
     2-1 Testing             60d      1/6/98     3/25/98
------------------------------------------------------------------------------------------------------------------------------------
837  Messaging R8
     Regression Test         30d      8/2/99      9/9/99
------------------------------------------------------------------------------------------------------------------------------------
838
------------------------------------------------------------------------------------------------------------------------------------
839  LEGAL INTERCEPTION     537d      4/1/98     3/24/00
------------------------------------------------------------------------------------------------------------------------------------
840  Install and Phase
     2-1 Testing of LIAS
     SAN'S 1-3               30d      9/1/99    10/12/99
------------------------------------------------------------------------------------------------------------------------------------
841  Install and Phase
     2-1 Testing of LIAS
     SAN'S 4-6               30d     9/15/99    10/26/99
------------------------------------------------------------------------------------------------------------------------------------
842  Install and Phase
     2-1 Testing of LIAS
     SAN'S 7-12              45d     9/30/99    11/30/99
------------------------------------------------------------------------------------------------------------------------------------
843  ICO to identify
     Site for LIM             0d      4/1/98      4/1/98
------------------------------------------------------------------------------------------------------------------------------------
844  Install and Phase
     2-1 Testing of LIMS     30d    11/15/99    12/24/99
------------------------------------------------------------------------------------------------------------------------------------
845  Integration Ph 2-1
     Testing                 60d     1/3/00      3/24/00
------------------------------------------------------------------------------------------------------------------------------------
846
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------
                                                                 1998
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
829  TMOS/OSS Phase
     2-2 Testing
-----------------------------------------------------------------------------------------------------------
830  Installation and Phase
     2-1 Testing of
     Back Up NMC
-----------------------------------------------------------------------------------------------------------
831  Integration and Phase
     2-1 Testing of
     TMOSS/OSS-NMC
-----------------------------------------------------------------------------------------------------------
832
-----------------------------------------------------------------------------------------------------------
833  MESSAGING
-----------------------------------------------------------------------------------------------------------
834  ICO to identify
     Site for Messaging
     Platform                                    4/1
-----------------------------------------------------------------------------------------------------------
835  Install Messaging
     Platform
-----------------------------------------------------------------------------------------------------------
836  Integration Phase
     2-1 Testing
-----------------------------------------------------------------------------------------------------------
837  Messaging R8
     Regression Test
-----------------------------------------------------------------------------------------------------------
838
-----------------------------------------------------------------------------------------------------------
839  LEGAL INTERCEPTION
-----------------------------------------------------------------------------------------------------------
840  Install and Phase
     2-1 Testing of LIAS
     SAN'S 1-3
-----------------------------------------------------------------------------------------------------------
841  Install and Phase
     2-1 Testing of LIAS
     SAN'S 4-6
-----------------------------------------------------------------------------------------------------------
842  Install and Phase
     2-1 Testing of LIAS
     SAN'S 7-12
-----------------------------------------------------------------------------------------------------------
843  ICO to identify
     Site for LIM                                4/1
-----------------------------------------------------------------------------------------------------------
844  Install and Phase
     2-1 Testing of LIMS
-----------------------------------------------------------------------------------------------------------
845  Integration Ph 2-1
     Testing
-----------------------------------------------------------------------------------------------------------
846
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                                                  1999
                             -------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O     N     D
------------------------------------------------------------------------------------------------------------
829  TMOS/OSS Phase
     2-2 Testing
-----------------------------------------------------------------------------------------------------------
830  Installation and Phase
     2-1 Testing of
     Back Up NMC
-----------------------------------------------------------------------------------------------------------
831  Integration and Phase
     2-1 Testing of
     TMOSS/OSS-NMC
-----------------------------------------------------------------------------------------------------------
832
-----------------------------------------------------------------------------------------------------------
833  MESSAGING
-----------------------------------------------------------------------------------------------------------
834  ICO to identify
     site for Messaging
     Platform
-----------------------------------------------------------------------------------------------------------
835  Install Messaging
     Platform
-----------------------------------------------------------------------------------------------------------
836  Integration Phase
     2-1 Testing
-----------------------------------------------------------------------------------------------------------
837  Messaging R8
     Regression Test
-----------------------------------------------------------------------------------------------------------
838
-----------------------------------------------------------------------------------------------------------
839  LEGAL INTERCEPTION
-----------------------------------------------------------------------------------------------------------
840  Install and Phase
     2-1 Testing of LIAS
     SAN'S 1-3
-----------------------------------------------------------------------------------------------------------
841  Install and Phase
     2-1 Testing of LIAS
     SAN'S 4-6
-----------------------------------------------------------------------------------------------------------
842  Install and Phase
     2-1 Testing of LIAS
     SAN'S 7-12
-----------------------------------------------------------------------------------------------------------
843  ICO to identify
     Site for LIM
-----------------------------------------------------------------------------------------------------------
844  Install and Phase
     2-1 Testing of LIMS
-----------------------------------------------------------------------------------------------------------
845  Integration Ph 2-1
     Testing
-----------------------------------------------------------------------------------------------------------
846
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 2000
                            -------------------------------------------------------------------------------
ID  TASK NAME               J      F      M      A      M      J      J      A      S      O     N     D
-----------------------------------------------------------------------------------------------------------
829  TMOS/OSS Phase
     2-2 Testing
-----------------------------------------------------------------------------------------------------------
830  Installation and Phase
     2-1 Testing of
     Back Up NMC
-----------------------------------------------------------------------------------------------------------
831  Integration and Phase
     2-1 Testing of
     TMOSS/OSS-NMC
-----------------------------------------------------------------------------------------------------------
832
-----------------------------------------------------------------------------------------------------------
833  MESSAGING
-----------------------------------------------------------------------------------------------------------
834  ICO to identify
     Site for Messaging
     Platform
-----------------------------------------------------------------------------------------------------------
835  Install Messaging
     Platform
-----------------------------------------------------------------------------------------------------------
836  Integration Phase
     2-1 Testing
-----------------------------------------------------------------------------------------------------------
837  Messaging R8
     Regression Test
-----------------------------------------------------------------------------------------------------------
838
-----------------------------------------------------------------------------------------------------------
839  LEGAL INTERCEPTION
-----------------------------------------------------------------------------------------------------------
840  Install and Phase
     2-1 Testing of LIAS
     SAN'S 1-3
-----------------------------------------------------------------------------------------------------------
841  Install and Phase
     2-1 Testing of LIAS
     SAN'S 4-6
-----------------------------------------------------------------------------------------------------------
842  Install and Phase
     2-1 Testing of LIAS
     SAN'S 7-12
-----------------------------------------------------------------------------------------------------------
843  ICO to identify
     Site for LIM
-----------------------------------------------------------------------------------------------------------
844  Install and Phase
     2-1 Testing of LIMS
-----------------------------------------------------------------------------------------------------------
845  Integration Ph 2-1
     Testing
-----------------------------------------------------------------------------------------------------------
846
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 47         REVISED ON THE 12TH NOVEMBER, 1997
         1085

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
847  PHASE 3 ACCEPTANCE
     TESTING                161d      1/3/00     8/11/00
------------------------------------------------------------------------------------------------------------------------------------
848  One SAN - Australia
     - Brisbane              85d      1/3/00     4/28/00
------------------------------------------------------------------------------------------------------------------------------------
849  One NMC (Primary -
     Japan)                  85d      1/3/00     4/28/00
------------------------------------------------------------------------------------------------------------------------------------
850  Two SAN - Australia
     & Indonesia            108d      1/4/00     5/31/00
------------------------------------------------------------------------------------------------------------------------------------
851  Three SAN -
     Australia, Indonesia
     and Korea              130d      1/4/00     6/30/00
------------------------------------------------------------------------------------------------------------------------------------
852  Six SAN - Australia,
     Indonesia and Korea
     plus 3 Other SANs      151d      1/4/00     7/31/00
------------------------------------------------------------------------------------------------------------------------------------
853  12 SAN & 2 NMC         160d      1/4/00     8/11/00
------------------------------------------------------------------------------------------------------------------------------------
854  ILR Phase 3             66d      2/1/00      5/1/00
------------------------------------------------------------------------------------------------------------------------------------
855  Messaging Phase 3       65d      2/1/00     4/30/00
------------------------------------------------------------------------------------------------------------------------------------
856  Legal Interception
     Phase 3 Demonstration   93d     3/27/00      8/1/00
------------------------------------------------------------------------------------------------------------------------------------
857
------------------------------------------------------------------------------------------------------------------------------------
858  OTHER ACTIVITIES
     OUTSIDE IGF SOW          1d     2/11/97     2/11/97
------------------------------------------------------------------------------------------------------------------------------------
859  PSTN Integration TBD     1d     2/11/97     2/11/97
------------------------------------------------------------------------------------------------------------------------------------
860  ADC Integration TBD      1d     2/11/97     2/11/97
------------------------------------------------------------------------------------------------------------------------------------
861
------------------------------------------------------------------------------------------------------------------------------------
862  TRAINING                 0d     2/28/97     2/28/97    2/28
------------------------------------------------------------------------------------------------------------------------------------
863  Agree Detailed
     Training Plan            0d    12/31/97    12/31/97                                                                       12/31
------------------------------------------------------------------------------------------------------------------------------------
864  Training Course 1
     SAN O&M                522d     1/19/98    12/17/99
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------
                                                                 1998
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
847  PHASE 3 ACCEPTANCE
     TESTING
-----------------------------------------------------------------------------------------------------------
848  One SAN - Australia
     - Brisbane
-----------------------------------------------------------------------------------------------------------
849  One NMC (Primary -
     Japan)
-----------------------------------------------------------------------------------------------------------
850  Two SAN - Australia
     & Indonesia
-----------------------------------------------------------------------------------------------------------
851  Three SAN -
     Australia, Indonesia
     and Korea
-----------------------------------------------------------------------------------------------------------
852  Six SAN - Australia,
     Indonesia and Korea
     Plus 3 Other SANs
-----------------------------------------------------------------------------------------------------------
853  12 SAN & 2 NMC
-----------------------------------------------------------------------------------------------------------
854  ILR Phase 3
-----------------------------------------------------------------------------------------------------------
855  Messaging Phase 3
-----------------------------------------------------------------------------------------------------------
856  Legal Interception
     Phase 3 Demonstration
-----------------------------------------------------------------------------------------------------------
857
-----------------------------------------------------------------------------------------------------------
858  OTHER ACTIVITIES
     OUTSIDE IGF SOW
-----------------------------------------------------------------------------------------------------------
859  PSTN Integration TBD
-----------------------------------------------------------------------------------------------------------
860  ADC Integration TBD
-----------------------------------------------------------------------------------------------------------
861
-----------------------------------------------------------------------------------------------------------
862  TRAINING
-----------------------------------------------------------------------------------------------------------
863  Agree Detailed
     Training Plan
-----------------------------------------------------------------------------------------------------------
864  Training Course 1
     SAN O&M
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                                                  1999
                             -------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O     N     D
------------------------------------------------------------------------------------------------------------
847  PHASE 3 ACCEPTANCE
     TESTING
-----------------------------------------------------------------------------------------------------------
848  One SAN - Australia
     - Brisbane
-----------------------------------------------------------------------------------------------------------
849  One NMC (Primary -
     Japan)
-----------------------------------------------------------------------------------------------------------
850  Two SAN - Australia
     & Indonesia
-----------------------------------------------------------------------------------------------------------
851  Three SAN -
     Australia, Indonesia
     and Korea
-----------------------------------------------------------------------------------------------------------
852  Six SAN - Australia,
     Indonesia and Korea
     Plus 3 Other SANs
-----------------------------------------------------------------------------------------------------------
853  12 SAN & 2 NMC
-----------------------------------------------------------------------------------------------------------
854  ILR Phase 3
-----------------------------------------------------------------------------------------------------------
855  Messaging Phase 3
-----------------------------------------------------------------------------------------------------------
856  Legal Interception
     Phase 3 Demonstration
-----------------------------------------------------------------------------------------------------------
857
-----------------------------------------------------------------------------------------------------------
858  OTHER ACTIVITIES
     OUTSIDE IGF SOW
-----------------------------------------------------------------------------------------------------------
859  PSTN Integration TBD
-----------------------------------------------------------------------------------------------------------
860  ADC Integration TBD
-----------------------------------------------------------------------------------------------------------
861
-----------------------------------------------------------------------------------------------------------
862  TRAINING
-----------------------------------------------------------------------------------------------------------
863  Agree Detailed
     Training Plan
-----------------------------------------------------------------------------------------------------------
864  Training Course 1
     SAN O&M
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 2000
                            -------------------------------------------------------------------------------
ID  TASK NAME               J      F      M      A      M      J      J      A      S      O     N     D
-----------------------------------------------------------------------------------------------------------
847  PHASE 3 ACCEPTANCE
     TESTING
-----------------------------------------------------------------------------------------------------------
848  One SAN - Australia
     - Brisbane
-----------------------------------------------------------------------------------------------------------
849  One NMC (Primary -
     Japan)
-----------------------------------------------------------------------------------------------------------
850  Two SAN - Australia
     & Indonesia
-----------------------------------------------------------------------------------------------------------
851  Three SAN -
     Australia, Indonesia
     and Korea
-----------------------------------------------------------------------------------------------------------
852  Six SAN - Australia,
     Indonesia and Korea
     Plus 3 Other SANs
-----------------------------------------------------------------------------------------------------------
853  12 SAN & 2 NMC
-----------------------------------------------------------------------------------------------------------
854  ILR Phase 3
-----------------------------------------------------------------------------------------------------------
855  Messaging Phase 3
-----------------------------------------------------------------------------------------------------------
856  Legal Interception
     Phase 3 Demonstration
-----------------------------------------------------------------------------------------------------------
857
-----------------------------------------------------------------------------------------------------------
858  OTHER ACTIVITIES
     OUTSIDE IGF SOW
-----------------------------------------------------------------------------------------------------------
859  PSTN Integration TBD
-----------------------------------------------------------------------------------------------------------
860  ADC Integration TBD
-----------------------------------------------------------------------------------------------------------
861
-----------------------------------------------------------------------------------------------------------
862  TRAINING
-----------------------------------------------------------------------------------------------------------
863  Agree Detailed
     Training Plan
-----------------------------------------------------------------------------------------------------------
864  Training Course 1
     SAN O&M
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 48         REVISED ON THE 12TH NOVEMBER, 1997
         1086

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR     START      FINISH       F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
865 USA SAN 1              410d      1/19/98    7/16/99
------------------------------------------------------------------------------------------------------------------------------------
866   RFT                   10d      1/19/98    1/30/98
------------------------------------------------------------------------------------------------------------------------------------
867   MSSC/HPN              56d     11/12/98    1/25/99
------------------------------------------------------------------------------------------------------------------------------------
868   SBS/TNM/SAN-OSS       36d     5/31/99     7/16/99
------------------------------------------------------------------------------------------------------------------------------------
869 INDIA SAN 2            420d     1/19/98     7/30/99
------------------------------------------------------------------------------------------------------------------------------------
870   RFT                   10d     1/19/98    11/30/98
------------------------------------------------------------------------------------------------------------------------------------
871   MSSC/HPN              56d    11/12/98     1/25/99
------------------------------------------------------------------------------------------------------------------------------------
872   SBS/TNM/SAN-OSS       36d     6/14/99     7/30/99
------------------------------------------------------------------------------------------------------------------------------------
873 AUSTRALIA SAN 3        408d     2/16/98     8/13/99
------------------------------------------------------------------------------------------------------------------------------------
874   RFT                   10d     2/16/98     2/27/98
------------------------------------------------------------------------------------------------------------------------------------
875   MSSC/HPN              56d    11/10/98     1/22/99
------------------------------------------------------------------------------------------------------------------------------------
876   SBS/TNM/SAN-OSS       35d     6/28/99     8/13/99
------------------------------------------------------------------------------------------------------------------------------------
877 S. AFRICA SAN 4        403d      3/9/98     8/27/99
------------------------------------------------------------------------------------------------------------------------------------
878   RFT                   10d      3/9/98     3/20/98
------------------------------------------------------------------------------------------------------------------------------------
879   MSSC/HPN              53d    12/24/98      3/1/99
------------------------------------------------------------------------------------------------------------------------------------
880   SBS/TNM/SAN-OSS       36d     7/12/99     8/27/99
------------------------------------------------------------------------------------------------------------------------------------
881 CHILE SAN 5            408d     3/16/98     9/10/99
------------------------------------------------------------------------------------------------------------------------------------
882   RFT                   10d     3/16/98     3/27/98
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------
                                                                 1998
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
865 USA SAN 1
-----------------------------------------------------------------------------------------------------------
866   RFT
-----------------------------------------------------------------------------------------------------------
867   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
868   SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------
869 INDIA SAN 2
-----------------------------------------------------------------------------------------------------------
870   RFT
-----------------------------------------------------------------------------------------------------------
871   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
872   SBS/TNM/SAN-0SS
-----------------------------------------------------------------------------------------------------------
873 AUSTRALIA SAN 3
-----------------------------------------------------------------------------------------------------------
874   RFT
-----------------------------------------------------------------------------------------------------------
875   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
876   SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------
877 S. AFRICA SAN 4
-----------------------------------------------------------------------------------------------------------
878   RFT
-----------------------------------------------------------------------------------------------------------
879   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
880   SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------
881 CHILE SAN 5
----------------------------------------------------------------------------------------------------------
882   RFT
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 1999
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
865 USA SAN 1
-----------------------------------------------------------------------------------------------------------
866   RFT
-----------------------------------------------------------------------------------------------------------
867   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
868   SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------
869 INDIA SAN 2
-----------------------------------------------------------------------------------------------------------
870   RFT
-----------------------------------------------------------------------------------------------------------
871   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
872   SBS/TNM/SAN-0SS
-----------------------------------------------------------------------------------------------------------
873 AUSTRALIA SAN 3
-----------------------------------------------------------------------------------------------------------
874   RFT
-----------------------------------------------------------------------------------------------------------
875   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
876   SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------
877 S. AFRICA SAN 4
-----------------------------------------------------------------------------------------------------------
878   RFT
-----------------------------------------------------------------------------------------------------------
879   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
880   SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------
881 CHILE SAN 5
----------------------------------------------------------------------------------------------------------
882   RFT
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 2000
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
865 USA SAN 1
-----------------------------------------------------------------------------------------------------------
866   RFT
-----------------------------------------------------------------------------------------------------------
867   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
868   SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------
869 INDIA SAN 2
-----------------------------------------------------------------------------------------------------------
870   RFT
-----------------------------------------------------------------------------------------------------------
871   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
872   SBS/TNM/SAN-0SS
-----------------------------------------------------------------------------------------------------------
873 AUSTRALIA SAN 3
-----------------------------------------------------------------------------------------------------------
874   RFT
-----------------------------------------------------------------------------------------------------------
875   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
876   SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------
877 S. AFRICA SAN 4
-----------------------------------------------------------------------------------------------------------
878   RFT
-----------------------------------------------------------------------------------------------------------
879   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
880   SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------
881 CHILE SAN 5
----------------------------------------------------------------------------------------------------------
882   RFT
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------



PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 49         REVISED ON THE 12TH NOVEMBER, 1997
         1087

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR     START      FINISH       F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
883   MSSC/HPN              53d     12/24/98     3/1/99
------------------------------------------------------------------------------------------------------------------------------------
884   SBS/TNM/SAN-OSS       36d      7/26/99    9/10/99
------------------------------------------------------------------------------------------------------------------------------------
885 GERMANY SAN 6          418d      3/16/98    9/24/99
------------------------------------------------------------------------------------------------------------------------------------
886   RFT                   10d     3/16/98     3/27/98
------------------------------------------------------------------------------------------------------------------------------------
887   MSSC/HPN              53d    12/24/98      3/1/99
------------------------------------------------------------------------------------------------------------------------------------
888   SBS/TNM/SAN-OSS       36d      8/9/99     9/24/99
------------------------------------------------------------------------------------------------------------------------------------
889 INDONESIA SAN 7        238d    11/23/98     10/8/99
------------------------------------------------------------------------------------------------------------------------------------
890   RFT                   10d    11/23/98     12/4/98
------------------------------------------------------------------------------------------------------------------------------------
891   MSSC/HPN              50d     2/11/99     4/16/99
------------------------------------------------------------------------------------------------------------------------------------
892   SBS/TNM/SAN-OSS       35d     8/23/99     10/8/99
------------------------------------------------------------------------------------------------------------------------------------
893 KOREA SAN 8            254d    11/16/98    10/22/99
------------------------------------------------------------------------------------------------------------------------------------
894   RFT                   10d    11/16/98    11/26/98
------------------------------------------------------------------------------------------------------------------------------------
895   MSSC/HPN              50d     2/11/99     4/16/99
------------------------------------------------------------------------------------------------------------------------------------
896   SBS/TNM/SAN-OSS       35d      9/6/99    10/22/99
------------------------------------------------------------------------------------------------------------------------------------
897 MEXICO SAN 9           198d     2/11/99     11/5/99
------------------------------------------------------------------------------------------------------------------------------------
898   RFT                   10d     3/29/99      4/9/99
------------------------------------------------------------------------------------------------------------------------------------
899   MSSC/HPN              50d     2/11/99     4/16/99
------------------------------------------------------------------------------------------------------------------------------------
900   SBS/TNM/SAN-OSS       36d     9/20/99     11/5/99
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------
                                                                 1998
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
883   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
884   SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------
885 GERMANY SAN 6
-----------------------------------------------------------------------------------------------------------
886   RFT
-----------------------------------------------------------------------------------------------------------
887   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
888   SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------
889 INDONESIA SAN 7
-----------------------------------------------------------------------------------------------------------
890   RFT
-----------------------------------------------------------------------------------------------------------
891   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
892   SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------
893 KOREA SAN 8
-----------------------------------------------------------------------------------------------------------
894   RFT
-----------------------------------------------------------------------------------------------------------
895   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
896   SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------
897 MEXICO SAN 9
-----------------------------------------------------------------------------------------------------------
898   RFT
-----------------------------------------------------------------------------------------------------------
899   MSSC/HPN
----------------------------------------------------------------------------------------------------------
900   SBS/TNM/SAN-OSS
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 1999
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
883   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
884   SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------
885 GERMANY SAN 6
-----------------------------------------------------------------------------------------------------------
886   RFT
-----------------------------------------------------------------------------------------------------------
887   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
888   SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------
889 INDONESIA SAN 7
-----------------------------------------------------------------------------------------------------------
890   RFT
-----------------------------------------------------------------------------------------------------------
891   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
892   SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------
893 KOREA SAN 8
-----------------------------------------------------------------------------------------------------------
894   RFT
-----------------------------------------------------------------------------------------------------------
895   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
896   SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------
897 MEXICO SAN 9
-----------------------------------------------------------------------------------------------------------
898   RFT
-----------------------------------------------------------------------------------------------------------
899   MSSC/HPN
----------------------------------------------------------------------------------------------------------
900   SBS/TNM/SAN-OSS
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 2000
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
883   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
884   SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------
885 GERMANY SAN 6
-----------------------------------------------------------------------------------------------------------
886   RFT
-----------------------------------------------------------------------------------------------------------
887   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
888   SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------
889 INDONESIA SAN 7
-----------------------------------------------------------------------------------------------------------
890   RFT
-----------------------------------------------------------------------------------------------------------
891   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
892   SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------
893 KOREA SAN 8
-----------------------------------------------------------------------------------------------------------
894   RFT
-----------------------------------------------------------------------------------------------------------
895   MSSC/HPN
-----------------------------------------------------------------------------------------------------------
896   SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------
897 MEXICO SAN 9
-----------------------------------------------------------------------------------------------------------
898   RFT
-----------------------------------------------------------------------------------------------------------
899   MSSC/HPN
----------------------------------------------------------------------------------------------------------
900   SBS/TNM/SAN-OSS
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------





PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 50         REVISED ON THE 12TH NOVEMBER, 1997
         1088
                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9

------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID   TASK NAME               DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
901  UAE SAN 10             208d     2/11/99    11/19/99
------------------------------------------------------------------------------------------------------------------------------------
902  RFT                     10d      3/1/99     3/12/99
------------------------------------------------------------------------------------------------------------------------------------
903  MSSC/HPN                50d     2/11/99     4/16/99
------------------------------------------------------------------------------------------------------------------------------------
904  SBS/TNM/SAN-OSS         36d     10/4/99    11/19/99
------------------------------------------------------------------------------------------------------------------------------------
905  CHINA SAN 11           166d     4/21/99     12/3/99
------------------------------------------------------------------------------------------------------------------------------------
906  RFT                     10d     7/26/99      8/6/99
------------------------------------------------------------------------------------------------------------------------------------
907  MSSC/HPN                60d     4/21/99     7/12/99
------------------------------------------------------------------------------------------------------------------------------------
908  SBS/TNM/SAN-OSS         36d    10/18/99     12/3/99
------------------------------------------------------------------------------------------------------------------------------------
909  BRAZIL SAN 12          176d     4/21/99    12/17/99
------------------------------------------------------------------------------------------------------------------------------------
910  RFT                     10d     7/26/99      8/6/99
------------------------------------------------------------------------------------------------------------------------------------
911  MSSC/HPN                60d     4/21/99     7/12/99
------------------------------------------------------------------------------------------------------------------------------------
912  SBS/TNM/SAN-OSS         35d     11/1/99    12/17/99
------------------------------------------------------------------------------------------------------------------------------------
913
------------------------------------------------------------------------------------------------------------------------------------
914  TRAINING COURSE 3
      NMC OPERATIONS &
      MAINTENANCE            25d     7/10/00     8/11/00
------------------------------------------------------------------------------------------------------------------------------------
915  MODULE B2 AT ONE NMC    25d     7/10/00     8/11/00
------------------------------------------------------------------------------------------------------------------------------------
916
------------------------------------------------------------------------------------------------------------------------------------
917  TRAINING COURSE 2
      ICO INSTRUCTORS       327d      8/9/99     11/2/00
------------------------------------------------------------------------------------------------------------------------------------
918  RFT - SAN SITE TO
     BE DETERMINED            5d      8/9/99     8/13/99
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------
                                                                          1998
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
901  UAE SAN 10
-----------------------------------------------------------------------------------------------------------------------
902  RFT
-----------------------------------------------------------------------------------------------------------------------
903  MSSC/HPN
-----------------------------------------------------------------------------------------------------------------------
904  SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------------------
905  CHINA SAN 11
-----------------------------------------------------------------------------------------------------------------------
906  RFT
-----------------------------------------------------------------------------------------------------------------------
907  MSSC/HPN
-----------------------------------------------------------------------------------------------------------------------
908  SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------------------
909  BRAZIL SAN 12
-----------------------------------------------------------------------------------------------------------------------
910  RFT
-----------------------------------------------------------------------------------------------------------------------
911  MSSC/HPN
-----------------------------------------------------------------------------------------------------------------------
912  SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------------------
913
-----------------------------------------------------------------------------------------------------------------------
914  TRAINING COURSE 3
      NMC OPERATIONS &
      MAINTENANCE
-----------------------------------------------------------------------------------------------------------------------
915  MODULE B2 AT ONE NMC
-----------------------------------------------------------------------------------------------------------------------
916
-----------------------------------------------------------------------------------------------------------------------
917  TRAINING COURSE 2
      ICO INSTRUCTORS
-----------------------------------------------------------------------------------------------------------------------
918  RFT - SAN SITE TO
     BE DETERMINED
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------------------
                                                                          1999
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
901  UAE SAN 10
-----------------------------------------------------------------------------------------------------------------------
902  RFT
-----------------------------------------------------------------------------------------------------------------------
903  MSSC/HPN
-----------------------------------------------------------------------------------------------------------------------
904  SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------------------
905  CHINA SAN 11
-----------------------------------------------------------------------------------------------------------------------
906  RFT
-----------------------------------------------------------------------------------------------------------------------
907  MSSC/HPN
-----------------------------------------------------------------------------------------------------------------------
908  SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------------------
909  BRAZIL SAN 12
-----------------------------------------------------------------------------------------------------------------------
910  RFT
-----------------------------------------------------------------------------------------------------------------------
911  MSSC/HPN
-----------------------------------------------------------------------------------------------------------------------
912  SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------------------
913
-----------------------------------------------------------------------------------------------------------------------
914  TRAINING COURSE 3
      NMC OPERATIONS &
      MAINTENANCE
-----------------------------------------------------------------------------------------------------------------------
915  MODULE B2 AT ONE NMC
-----------------------------------------------------------------------------------------------------------------------
916
-----------------------------------------------------------------------------------------------------------------------
917  TRAINING COURSE 2
      ICO INSTRUCTORS
-----------------------------------------------------------------------------------------------------------------------
918  RFT - SAN SITE TO
     BE DETERMINED
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------
                                                                          2000
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
901  UAE SAN 10
-----------------------------------------------------------------------------------------------------------------------
902  RFT
-----------------------------------------------------------------------------------------------------------------------
903  MSSC/HPN
-----------------------------------------------------------------------------------------------------------------------
904  SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------------------
905  CHINA SAN 11
-----------------------------------------------------------------------------------------------------------------------
906  RFT
-----------------------------------------------------------------------------------------------------------------------
907  MSSC/HPN
-----------------------------------------------------------------------------------------------------------------------
908  SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------------------
909  BRAZIL SAN 12
-----------------------------------------------------------------------------------------------------------------------
910  RFT
-----------------------------------------------------------------------------------------------------------------------
911  MSSC/HPN
-----------------------------------------------------------------------------------------------------------------------
912  SBS/TNM/SAN-OSS
-----------------------------------------------------------------------------------------------------------------------
913
-----------------------------------------------------------------------------------------------------------------------
914  TRAINING COURSE 3
      NMC OPERATIONS &
      MAINTENANCE
-----------------------------------------------------------------------------------------------------------------------
915  MODULE B2 AT ONE NMC
-----------------------------------------------------------------------------------------------------------------------
916
-----------------------------------------------------------------------------------------------------------------------
917  TRAINING COURSE 2
      ICO INSTRUCTORS
-----------------------------------------------------------------------------------------------------------------------
918  RFT - SAN SITE TO
     BE DETERMINED
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

PROJECT 18: NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 51         REVISED ON THE 12TH NOVEMBER, 1997
         1089
                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9

------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                             -----------------------------------------------------------------------
ID   TASK NAME                DUR      START      FINISH     F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
919  Module C1 at a Single
      SAN                     59d     8/14/00     11/2/00
------------------------------------------------------------------------------------------------------------------------------------
920  Modue C2 at one NMC      20d     8/14/00      9/8/00
------------------------------------------------------------------------------------------------------------------------------------
921
------------------------------------------------------------------------------------------------------------------------------------
922  END-TO-END DEMONSTRATION
      FROM ONE SAN (TLM)       0d      1/3/00      3/1/00
------------------------------------------------------------------------------------------------------------------------------------
923
------------------------------------------------------------------------------------------------------------------------------------
924  12 SANs & 2 NMC
      HANDOVER (TLM)           0d     8/11/00     8/11/00
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------
                                                                          1998
                                                        ----------------------------------------------------------------------------
ID   TASK NAME                 DUR   START     FINISH   J     F     M      A      M      J      J     A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
919  Module C1 at a Single
      SAN
------------------------------------------------------------------------------------------------------------------------------------
920  Modue C2 at one NMC
------------------------------------------------------------------------------------------------------------------------------------
921
------------------------------------------------------------------------------------------------------------------------------------
922  END-TO-END DEMONSTRATION
      FROM ONE SAN (TLM)
------------------------------------------------------------------------------------------------------------------------------------
923
------------------------------------------------------------------------------------------------------------------------------------
924  12 SANs & 2 NMC
      HANDOVER (TLM)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------
                                                                          1999
                                                        ----------------------------------------------------------------------------
ID   TASK NAME                 DUR   START     FINISH   J     F     M      A      M      J      J     A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
919  Module C1 at a Single
      SAN
------------------------------------------------------------------------------------------------------------------------------------
920  Modue C2 at one NMC
------------------------------------------------------------------------------------------------------------------------------------
921
------------------------------------------------------------------------------------------------------------------------------------
922  END-TO-END DEMONSTRATION
      FROM ONE SAN (TLM)
------------------------------------------------------------------------------------------------------------------------------------
923
------------------------------------------------------------------------------------------------------------------------------------
924  12 SANs & 2 NMC
      HANDOVER (TLM)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------
                                                                          2000
                                                        ----------------------------------------------------------------------------
ID   TASK NAME                 DUR   START     FINISH   J     F     M      A      M      J      J     A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
919  Module C1 at a Single
      SAN
------------------------------------------------------------------------------------------------------------------------------------
920  Modue C2 at one NMC
------------------------------------------------------------------------------------------------------------------------------------
921
------------------------------------------------------------------------------------------------------------------------------------
922  END-TO-END DEMONSTRATION
      FROM ONE SAN (TLM)                                           *3/1
------------------------------------------------------------------------------------------------------------------------------------
923
------------------------------------------------------------------------------------------------------------------------------------
924  12 SANs & 2 NMC
      HANDOVER (TLM)                                                                                 *8/11
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 52         REVISED ON THE 12TH NOVEMBER, 1997
         1090

                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID  TASK NAME                DUR     START      FINISH       F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
1   SATELLITE LAUNCH DATE  451d     11/5/98     7/13/00
------------------------------------------------------------------------------------------------------------------------------------
2   F1                       0d     11/5/98     11/5/98
------------------------------------------------------------------------------------------------------------------------------------
3   F2                       0d      2/5/99      2/5/99
------------------------------------------------------------------------------------------------------------------------------------
4   F3                       0d      5/6/99      5/6/99
------------------------------------------------------------------------------------------------------------------------------------
5   F4                       0d      7/5/99      7/5/99
------------------------------------------------------------------------------------------------------------------------------------
6   F5                       0d      9/5/99      9/5/99
------------------------------------------------------------------------------------------------------------------------------------
7   F6                       0d     11/5/99     11/5/99
------------------------------------------------------------------------------------------------------------------------------------
8   F7                       0d    12/16/99    12/16/99
------------------------------------------------------------------------------------------------------------------------------------
9   F8                       0d     1/27/00     1/27/00
------------------------------------------------------------------------------------------------------------------------------------
10  F9                       0d      3/9/00      3/9/00
------------------------------------------------------------------------------------------------------------------------------------
11  F10                      0d     4/20/00     4/20/00
------------------------------------------------------------------------------------------------------------------------------------
12  F11                      0d      6/1/00      6/1/00
------------------------------------------------------------------------------------------------------------------------------------
13  F12                      0d     7/13/00     7/13/00
------------------------------------------------------------------------------------------------------------------------------------
14
------------------------------------------------------------------------------------------------------------------------------------
15  SUPPLY AGREEMENT         0d      3/3/97      3/3/97
------------------------------------------------------------------------------------------------------------------------------------
16  SUPPLY CONTRACT
     SIGNATURE IN JAPAN      0d      3/3/97      3/3/97       3/3
------------------------------------------------------------------------------------------------------------------------------------
17
------------------------------------------------------------------------------------------------------------------------------------
18  PROJECT MANAGEMENT       935d   2/17/97     8/11/00
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------
                                                                 1998
                             ------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O      N     D
-----------------------------------------------------------------------------------------------------------
1   SATELLITE LAUNCH
     DATE
-----------------------------------------------------------------------------------------------------------
2   F1                                                                                            11/5
-----------------------------------------------------------------------------------------------------------
3   F2
-----------------------------------------------------------------------------------------------------------
4   F3
-----------------------------------------------------------------------------------------------------------
5   F4
-----------------------------------------------------------------------------------------------------------
6   F5
-----------------------------------------------------------------------------------------------------------
7   F6
-----------------------------------------------------------------------------------------------------------
8   F7
-----------------------------------------------------------------------------------------------------------
9   F8
-----------------------------------------------------------------------------------------------------------
10  F9
-----------------------------------------------------------------------------------------------------------
11  F10
-----------------------------------------------------------------------------------------------------------
12  F11
-----------------------------------------------------------------------------------------------------------
13  F12
-----------------------------------------------------------------------------------------------------------
14
-----------------------------------------------------------------------------------------------------------
15  SUPPLY AGREEMENT
-----------------------------------------------------------------------------------------------------------
16  SUPPLY CONTRACT
     SIGNATURE IN JAPAN
----------------------------------------------------------------------------------------------------------
17
----------------------------------------------------------------------------------------------------------
18  PROJECT MANAGEMENT
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                                                  1999
                             -------------------------------------------------------------------------------
ID  TASK NAME                J      F      M      A      M      J      J      A      S      O     N     D
------------------------------------------------------------------------------------------------------------
1   SATELLITE LAUNCH
     DATE
------------------------------------------------------------------------------------------------------------
2   F1
------------------------------------------------------------------------------------------------------------
3   F2                             2/5
------------------------------------------------------------------------------------------------------------
4   F3                                                  5/6
------------------------------------------------------------------------------------------------------------
5   F4                                                                7/5
------------------------------------------------------------------------------------------------------------
6   F5                                                                              9/5
------------------------------------------------------------------------------------------------------------
7   F6                                                                                           11/5
------------------------------------------------------------------------------------------------------------
8   F7                                                                                                 12/16
------------------------------------------------------------------------------------------------------------
9   F8
------------------------------------------------------------------------------------------------------------
10  F9
------------------------------------------------------------------------------------------------------------
11  F10
------------------------------------------------------------------------------------------------------------
12  F11
------------------------------------------------------------------------------------------------------------
13  F12
------------------------------------------------------------------------------------------------------------
14
------------------------------------------------------------------------------------------------------------
15  SUPPLY AGREEMENT
------------------------------------------------------------------------------------------------------------
16  SUPPLY CONTRACT
     SIGNATURE IN JAPAN
------------------------------------------------------------------------------------------------------------
17
------------------------------------------------------------------------------------------------------------
18  PROJECT MANAGEMENT
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                 2000
                            -------------------------------------------------------------------------------
ID  TASK NAME               J      F      M      A      M      J      J      A      S      O     N     D
-----------------------------------------------------------------------------------------------------------
1   SATELLITE LAUNCH
     DATE
----------------------------------------------------------------------------------------------------------
2   F1
----------------------------------------------------------------------------------------------------------
3   F2
----------------------------------------------------------------------------------------------------------
4   F3
----------------------------------------------------------------------------------------------------------
5   F4
----------------------------------------------------------------------------------------------------------
6   F5
----------------------------------------------------------------------------------------------------------
7   F6
----------------------------------------------------------------------------------------------------------
8   F7
----------------------------------------------------------------------------------------------------------
9   F8                      1/27
----------------------------------------------------------------------------------------------------------
10  F9                                   3/9
----------------------------------------------------------------------------------------------------------
11  F10                                          4/20
----------------------------------------------------------------------------------------------------------
12  F11                                                        6/1
----------------------------------------------------------------------------------------------------------
13  F12                                                               7/13
----------------------------------------------------------------------------------------------------------
14
----------------------------------------------------------------------------------------------------------
15  SUPPLY AGREEMENT
----------------------------------------------------------------------------------------------------------
16  SUPPLY CONTRACT
     SIGNATURE IN JAPAN
----------------------------------------------------------------------------------------------------------
17
----------------------------------------------------------------------------------------------------------
18  PROJECT MANAGEMENT
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

PROJECT: 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE 1          REVISED ON THE 12TH NOVEMBER, 1997
         1091
                   IGF PROJECT MASTER LEVEL SCHEDULE REV 3.9

------------------------------------------------------------------------------------------------------------------------------------
                                                                                              1997
                                                            ------------------------------------------------------------------------
ID   TASK NAME               DUR      START      FINISH      F      M      A      M      J      J      A      S      O      N     D
------------------------------------------------------------------------------------------------------------------------------------
433
------------------------------------------------------------------------------------------------------------------------------------
434
                             37d     9/23/97    11/11/97
------------------------------------------------------------------------------------------------------------------------------------
435                          45d      9/3/97     11/3/97
------------------------------------------------------------------------------------------------------------------------------------
436                          27d     9/23/97    10/29/97
------------------------------------------------------------------------------------------------------------------------------------
437
                             13d     11/3/97    11/18/97
------------------------------------------------------------------------------------------------------------------------------------
438                         158d    11/18/97      2/4/98
------------------------------------------------------------------------------------------------------------------------------------
439                          58d    11/18/97      2/4/98
------------------------------------------------------------------------------------------------------------------------------------
440
                            158d    11/18/97     6/17/98
------------------------------------------------------------------------------------------------------------------------------------
441                         158d    11/18/97     6/17/98
------------------------------------------------------------------------------------------------------------------------------------
442
                            150d    11/28/97     6/17/98
------------------------------------------------------------------------------------------------------------------------------------
443
                            148d    11/18/97      6/4/98
------------------------------------------------------------------------------------------------------------------------------------
444
                            158d    11/18/97     6/17/98
------------------------------------------------------------------------------------------------------------------------------------
445                         158d    11/18/97     6/17/98
------------------------------------------------------------------------------------------------------------------------------------
446
                            150d    11/28/97     6/17/98
------------------------------------------------------------------------------------------------------------------------------------
447                         259d    11/18/97    10/28/98
------------------------------------------------------------------------------------------------------------------------------------
448
                            110d    11/18/97     6/15/98
------------------------------------------------------------------------------------------------------------------------------------
449
                            112d      4/2/98     8/26/98
------------------------------------------------------------------------------------------------------------------------------------
450
                             47d     8/27/98    10/28/98
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------
                                                                          1998
                                     ----------------------------------------------------------------------------------
ID     TASK NAME                       J      F      M      A      M      J      J      A      S      O      N      D
-----------------------------------------------------------------------------------------------------------------------
433
-----------------------------------------------------------------------------------------------------------------------
434
-----------------------------------------------------------------------------------------------------------------------
435

-----------------------------------------------------------------------------------------------------------------------
436
-----------------------------------------------------------------------------------------------------------------------
437
-----------------------------------------------------------------------------------------------------------------------
438
-----------------------------------------------------------------------------------------------------------------------
439
-----------------------------------------------------------------------------------------------------------------------
440
-----------------------------------------------------------------------------------------------------------------------
441
-----------------------------------------------------------------------------------------------------------------------
442

-----------------------------------------------------------------------------------------------------------------------
443
-----------------------------------------------------------------------------------------------------------------------
444
-----------------------------------------------------------------------------------------------------------------------
445
-----------------------------------------------------------------------------------------------------------------------
446

-----------------------------------------------------------------------------------------------------------------------
447
-----------------------------------------------------------------------------------------------------------------------
448
-----------------------------------------------------------------------------------------------------------------------
449

-----------------------------------------------------------------------------------------------------------------------
450

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------



PROJECT 18 NOV ICO MLS VER 39.MPP
DATE: 11/18/97

DOC: 770019 VERSION 3.9       PAGE **         REVISED ON THE 12TH NOVEMBER, 1997
         1092

                                   [ICO LOGO]
                              IGF SUPPLY AGREEMENT
                          CONTRACT NO ICOO97 - 1016/GW
                               CHANGE ORDER NO: 3
                              DATE: 31 MARCH 1998



In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:


Amended Clauses               Attachment No. 1 (Clause 15.1) and Attachment 2
                              (Clause 16.4)

Amended Schedules             Attachment No 3 (Schedule 9 - Pricing Schedule
                              together with Appendices 1 and 2 thereto);
                              Attachment No 5 (Schedule 13 - IGFR Version 26.1)

Amended Annexes               Attachment No 6 (Statement of Work and Annexes 1
                              and 5 thereto)

Amended Price                 Attachment No: 1

Other Amendments              Attachment No: 4 (Payment Schedule Classification
                              Summary)

Reference Correspondence      See attached List of Reference Correspondence


This Change Order No 3 will now form part of the Supply Agreement dated March 3rd 1997 between the parties and shall be effective from 31 March 1998 and shall be governed by and construed in accordance with the laws of England.
Except for the changes set out above, this Change Order No 3 makes no further amendments or modifications to the Agreement.


Signed for and on behalf of                         Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV               NEC CORPORATION


G.L. Titzer                                         T. Furukawa
Supervising Officer                                 Contractor's Authorised
                                                    Representative



Date                                                Date

         1093

                               CHANGE ORDER NO: 3

                        LIST OF REFERENCE CORRESPONDENCE


1)   ICO Change Request No:6  (Indicative Initial Build) Versions 1 and 2

2)   ICO Change Proposal No:1 (AXE Hardware BYB 501)

3)   Contractor Change Request No:60 (Natural Language Support)

4)   NEC Document WG3-8-0124A (IS-41 ILR Pricing)

5)   ICO Change Request No:3 (Clarification Of Data Services)

6)   Contractor Change Request No:75 (SAN Minimum Configuration Change)

7)   IUKC-397 dated 20 January 1998 (Non-transparent data greater than
9.6kbit/s)

8) NEC Documents WGA-TN-7-0428-B1 and WGA-TN-7-0252-B1 and Contractor Change Request No 73 (DCN)

9) IUKC-213 dated 4 August 1997 and SA0438/WG7/19971023/GLT dated 23 October 1997 (IF Combiner/Divider and Cable forRPCS)

10) SA0449/WG7/19971027/GLT dated 20 October 1997 (180 Day Option: Dust Protection - UAE)

11) IUKC-455 dated 3 March 1998 and ICO Change Request No:13 (UAE RFT Condenser Shelves).

         1094


                         CHANGE ORDER NO: 3 ATTACHMENT 1

         1095


ATTACHMENT 1
AMENDED CLAUSE


Clause 15.1 is amended to read as follows:


15.1 ICO shall pay an aggregate total price of US$705,802,343 for the complete performance by the Contractor of all of its obligations under this Agreement together with a further sum of US$21,516,700 (in respect of freight and insurance as referred to in the Pricing Schedule), which amounts shall be subject to adjustment only in respect of (i) changes agreed under clause 9 and
(ii) the cost of any Option items upon exercise of the relevant Option or other items or services purchased under clause 46; (such aggregate amount, as so adjusted, being referred to as the "Price"). Any Instalment payment made shall discharge the relevant portion of the Price and shall not be reclaimable by ICO but without prejudice to ICO's right to claim damages and/or indemnity in accordance with the provisions of this Agreement in the event of any breach by the Contractor.

         1096

                         CHANGE ORDER NO: 3 ATTACHMENT 2


         1097

                                                            IGF Supply Agreement
                                                    Contract No ICOO97 - 1016/GW
                                              Attachment 2 to Change Order No. 3


The existing clause 16.4 is deleted and replaced with the following text:-

16.4

"Any invoices which are to be submitted to ICO pursuant to this Agreement shall be addressed to ICO Global Communications Holdings BV, Drentestraat 20, 1083 HK, Amsterdam, Netherlands with a copy to ICO Services Limited at 1 Queen Caroline Street, Hammersmith, London W6 9BN, UK."

         1098

                         CHANGE ORDER NO: 3 ATTACHMENT 3




1.       Schedule 9 - Pricing Schedule

2.       Schedule 9 - Pricing Schedule Appendix 1

3.       Schedule 9 - Pricing Schedule Appendix 2

         1099

                         CHANGE ORDER NO: 3 ATTACHMENT 3



1.       Schedule 9 - Pricing Schedule


         1100

                                                                 30th March 1998


                                PRICING SCHEDULE

         1101

                                                                 30th March 1998


-----------------------------------------------------------------------------------------------------
                      DATE                 CN NO.                 REASON FOR CHANGE
-----------------------------------------------------------------------------------------------------
1                24 OCTOBER 1997            N/A         Final draft of pricing schedule including
                                                        editorial changes to document.  Acceptance of
                                                        original of revisions that were included in SA
                                                        3 March 1997.  Addition of paragraph numbers
                                                        and removal of typos.  MCo.
-----------------------------------------------------------------------------------------------------
2                30TH MARCH 1998            N/A         Final revisions reflecting change order No. 3.
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

         1102

                                                                 30th March 1998


1.       GENERAL

This Section describes:

- in Section 2, the SA price schedule for the deliverables and services that the Contractor(s) will provide within the scope of this Supply Agreement

-        in Section 3, the future equipment(1) pricing

-        in Section 4 the future equipment order process

-        in Section 5, the pricing of future basic package software releases

- in Section 6, the process and pricing of the development of ICO specific functionality.


2.       SA PRICE SCHEDULE

2.1.     PRICE OF THE SA

2.1.1.1. Table 1 summarises the price of the SA. Appendix 1 to this schedule describes the individual prices which are summarised in Items 1 to 10 inclusive of Table 1. Appendix 2 to this schedule provides a detailed price list including individual equipment components. Appendix 3 to this Schedule provides the detailed price list including average hourly rates for the ICONET Integration Testing. Table 24 in Section 7 shows the history of the price change.

                      TABLE 1 - SA PRICE SUMMARY (US$'000s)

                  ITEM                                             PURCHASE                OPTIONS            PURCHASE + OPTIONS
--------------------------------------------------------------------------------------------------------------------------------
1           RFT                                                        *                      *                        *
--------------------------------------------------------------------------------------------------------------------------------
2           SBS                                                        *                      *                        *
--------------------------------------------------------------------------------------------------------------------------------
3           PCS                                                        *                      *                        *
--------------------------------------------------------------------------------------------------------------------------------
4           Switch                                                     *                      *                        *
--------------------------------------------------------------------------------------------------------------------------------
5           TNM                                                        *                      *                        *
--------------------------------------------------------------------------------------------------------------------------------
6           NMS SRMC                                                   *                      *                        *
--------------------------------------------------------------------------------------------------------------------------------
7           S.T.E                                                      *                      *                        *
--------------------------------------------------------------------------------------------------------------------------------
8           SI & PM                                                    *                      *                        *
--------------------------------------------------------------------------------------------------------------------------------
9           Ax & B                                                     *                      *                        *
--------------------------------------------------------------------------------------------------------------------------------
10          DCN                                                        *                      *                        *
--------------------------------------------------------------------------------------------------------------------------------


--------

1 For the purposes of this Schedule, the term `equipment' throughout means hardware and the associated operating software.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1103
                                                                 30th March 1998


                  ITEM                                             PURCHASE                OPTIONS            PURCHASE + OPTIONS
--------------------------------------------------------------------------------------------------------------------------------
            TOTAL OF ITEMS 1 TO 10 (EXCLUDING FREIGHT &               *                      *                       *
            INSURANCE)
--------------------------------------------------------------------------------------------------------------------------------
            FREIGHT AND INSURANCE                                     *                      *                       *
--------------------------------------------------------------------------------------------------------------------------------
11          GPRS STUDY (CHANGE ORDER NO.1)                            *
--------------------------------------------------------------------------------------------------------------------------------
            ICONET INTEGRATION                                        *                      *                       *
--------------------------------------------------------------------------------------------------------------------------------


2.1.1.2. In the event that ICO does not elect to purchase from the Contractor Freight and Insurance as set out in Table 1 within 30 days of the date of this Agreement, ICO may make alternate arrangements. In the event that ICO opts to make such arrangements, the parties shall meet to arrange any necessary modifications to the Agreement.

2.1.1.3. For the avoidance of doubt, the Price specified in clause 15.1 of this Agreement shall remain unchanged unless and until ICO opts for alternate arrangements and the initial payment shall be calculated and paid by ICO as if Freight and Insurance were included. In the event that ICO does opt out of the Freight and Insurance arrangements, the related proportion of the initial payment by ICO to NEC shall not be repaid to ICO but shall be set off against future payments by ICO under this Agreement.

2.1.1.4. In addition to the prices described in Paragraph 2.1.1.1 the Contractor will recharge ICO for:

         i. Inter-Site telecommunication charges. These charges are for the purposes of telephone and fax between SAN, NMC, BCC sites.

         ii. Inter-Site testing telecommunications charges. These charges are for the purposes of providing telecommunication links between the development sites; NEC/A in Melbourne, NEC/J in Yokohama, and HNS in Germantown, to enable the Contractor to undertake factory integration testing of the IGF.

2.1.1.5. The Contractor will re-charge ICO the costs of Inter-Site telecommunications charges as incurred plus a handling fee. The total
         charge to ICO will be no more   *   for the whole of the SA.
         ICO will reimburse the Contractor on the basis of the invoice plus supporting detail.

2.1.1.6. The Contractor will re-charge ICO the costs of Inter-Site testing telecommunications charges as incurred plus a handling fee. The total
         charge to ICO will be no more US   *   for the whole of the SA.
         ICO will reimburse the Contractor on the basis of the invoice plus supporting detail.


3.       FUTURE EQUIPMENT PRICING

3.1.     INTRODUCTION

3.1.1.1. This Section describes the future pricing for:

         i. traffic capacity and subscriber expansion and the associated hardware and software

         ii.      the installation and testing

         iii.     Systems Integration and Project Management.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1104
                                                                 30th March 1998


3.1.1.2. The price adjustments that shall be applied for future orders are defined in Section 3.5 of this Schedule.

3.1.1.3. The future prices computed according to the indices and processes are quoted as 'not to exceed' prices.

3.1.1.4. ICO is being, and will continue to be offered reasonable future pricing consistent with ICO volumes and functionality.

3.1.1.5. The price is quoted on FOB place of shipment basis. The interpretation of FOB is in accordance with the SA.

3.1.1.6. The following items will be quoted separately at the time of order for individual element capacity increases:

         i.       Training

         ii.      Spares

3.1.1.7. Freight and Insurance will be quoted separately at the time of order in consideration to the number of blocks to be ordered and the place of the SAN sites where these blocks will be delivered.

3.2.     UNIT EQUIPMENT

The following sections describe the expansion block price for each subsystem.
RFTs

3.2.1.1. The IGF RFT is designed to transmit and receive the maximum C-band feeder link capacity of 750 traffic carriers assuming that up to 473 carriers can be transmitted by one HPA with a total maximum EIRP of 77 dBW. It is also designed to transmit one TT&C carrier at the maximum EIRP of 81 dBW in an emergency case.

3.2.1.2. The Contractor will negotiate with ICO, as and when requested by ICO, for the supply of additional RFT systems.

3.2.2.   SBS and DC Uninterruptable Power Supply System for SBS

3.2.2.1. The number of SBS Expansion Blocks required to support the traffic capacity of a SBS subsystem shall be computed with the formulae shown in Table 2. N is number of additional expansion blocks beyond the Initial Size (320 Erlangs) required to make an SBS capable of supporting the traffic for a given "Erlang size". The Erlang size to be used in this calculation is that based on the resource holding time in the SBS.

                    TABLE 2 - SBS TRAFFIC/BLOCK RELATIONSHIP

         -------------------------------------------------------------------------
                      SBS RATED TRAFFIC                    NUMBER OF BLOCKS (N)
         -------------------------------------------------------------------------
                                        *

         -------------------------------------------------------------------------


3.2.2.2. The traffic supported by each expansion block/SBS size are target throughputs under presently known conditions. The Contractor shall endeavour to exceed the target throughputs. However, unforeseen


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1105

                                                                 30th March 1998


         circumstances may change these formula, in which case the Contractor and the Purchaser agree to inform each other of such circumstances and agree to work together to minimise the impact of unforeseen conditions.

3.2.2.3. The SBS Expansion Block also requires an expansion of the DC Uninterruptable Power Supply System (DC UPS) over and above that provided in an SBS capable of supporting 320 Erlangs. For every expansion block an additional block of DC UPS will be required with a minimum expansion of 2 DC UPS blocks for the first SBS expansion block beyond the Initial Size (320 Erlangs) of the SBS.

3.2.2.4. The unit price, inclusive of installation and testing, and the equipment that comprises an SBS Expansion Block and DC UPS, is shown in Table 3. Table 3 also shows the price for providing CE Mark compliance for an SBS Expansion Block for a country where it may be required.

                 TABLE 3 - SBS EXPANSION BLOCK AND DC UPS PRICE

----------------------------------------------------------------------------------------------------------------------------
  NOS.                   DESCRIPTION                                                 QUANTITY               PRICE (US$'000S)
----------------------------------------------------------------------------------------------------------------------------
I          SBS EXPANSION BLOCK (CHANNEL UNIT AND CHANNEL MANAGER)                                                  *
----------------------------------------------------------------------------------------------------------------------------
1          CHANNEL UNIT
----------------------------------------------------------------------------------------------------------------------------
1.1        Channel Unit Chassis (CUC)                                                    *
----------------------------------------------------------------------------------------------------------------------------
1.1.1      CUBs                                                                          *
----------------------------------------------------------------------------------------------------------------------------
1.1.2      Slot Processor Module (SPM)                                                   *
----------------------------------------------------------------------------------------------------------------------------
1.1.3      Modulator Demodulator Module (MDM)                                            *
----------------------------------------------------------------------------------------------------------------------------
1.1.4      Clock Distribution Unit (CDM)                                                 *
----------------------------------------------------------------------------------------------------------------------------
1.1.5      Common Functions Module (CFM)                                                 *
----------------------------------------------------------------------------------------------------------------------------
1.1.6      Channel Unit Rack Base Units                                                  *
----------------------------------------------------------------------------------------------------------------------------
2          CHANNEL MANAGER
----------------------------------------------------------------------------------------------------------------------------
2.1        Channel Manager Chassis (ChM)                                                 *
----------------------------------------------------------------------------------------------------------------------------
2.1.1      G.703 Interface                                                               *
----------------------------------------------------------------------------------------------------------------------------
2.1.2      Control Processor Modules (CPM)                                               *
----------------------------------------------------------------------------------------------------------------------------
2.1.2.1    Channel Access Processor (CAP)                                                *
----------------------------------------------------------------------------------------------------------------------------
2.1.2.2    Channel Control Processor (CCP)                                               *
----------------------------------------------------------------------------------------------------------------------------
2.1.2.3    Global Resource Process (GRP)                                                 *
----------------------------------------------------------------------------------------------------------------------------
2.1.3      Switching Transcoder Module (STM)                                             *
----------------------------------------------------------------------------------------------------------------------------
2.1.4      10 Base2 Ethernet                                                             *
----------------------------------------------------------------------------------------------------------------------------
2.2        Channel Manager Rack (CMR) w 2 Chassis                                        *
----------------------------------------------------------------------------------------------------------------------------
2.2.1      Fan                                                                           *
----------------------------------------------------------------------------------------------------------------------------
2.2.2      Power Distribution Unit                                                       *
----------------------------------------------------------------------------------------------------------------------------
3          IF and Frequency Distribution Expansion                                       *
----------------------------------------------------------------------------------------------------------------------------
4          INSTALLATION MATERIALS (Includes power/signal cables)
----------------------------------------------------------------------------------------------------------------------------
4.1        Power Cables                                                                  *
----------------------------------------------------------------------------------------------------------------------------


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1106
                                                                 30th March 1998


----------------------------------------------------------------------------------------------------------------------------
  NOS.                   DESCRIPTION                                                 QUANTITY               PRICE (US$'000S)
----------------------------------------------------------------------------------------------------------------------------
4.2        I/F Cables                                                                    *
----------------------------------------------------------------------------------------------------------------------------
4.3        LAN Cables                                                                    *
----------------------------------------------------------------------------------------------------------------------------
4.4        Sync Cabling                                                                  *
----------------------------------------------------------------------------------------------------------------------------
5          Installation and Test                                                         *
----------------------------------------------------------------------------------------------------------------------------
II         SBS DC UPS (AC/DC CONVERTERS & BATTERIES FOR 2 HOURS OPERATION)               *                     *
                                                                                                               *
----------------------------------------------------------------------------------------------------------------------------
III        CE MARK COMPLIANCE PER BLOCK                                                  *                     *
----------------------------------------------------------------------------------------------------------------------------

3.2.3.   TNM

3.2.3.1. The TNM capacity expansion equipment comprises four parts:

         i. Vocoder/mux (Voc/Mux) traffic expansion. Each Voc/Mux block shall be provided for each SBS expansion block and support up to 200 Erlangs.

         ii. C&C rack (19 inch). One rack is required for Voc/Mux capacity expansion of 1 and 1/4 blocks.

         iii.     Voice Codec Royalty per Voc/Mux Block.

         iv.      TNM(RPC) computer expansion. A TNM(RPC) may be required when a
                  TNM rated throughput exceeds   *   or BHCA exceeds
                     *   including inter-SAN traffic. The additional capacity
                  provided by a TNM (RPC) is   *   and   *   .

         v. If BHCA per Voc/Mux block exceeds 8,800, including inter-SAN traffic, upgrade of the Control Cards will be necessary.

         vi. The Erlang size to be used in this calculation is that based on the resource holding time in the TNM.

3.2.3.2. The Contractor shall endeavour to exceed the target throughputs. However, unforeseen circumstances may change these formula, in which case the Contractor and the Purchaser agree to inform each other of such circumstances and agree to work together to minimise the impact of unforeseen conditions.

3.2.3.3. The Voc/Mux Block, the C&C rack, the voice Codec Royalty, TNM (RPC) and Control Card price and associated equipment are shown in Table 4.

         The BHCA capacity of a Voc/Mux block can be upgraded from the standard capacity indicated in paragraph 3.2.3.1 (v) by the replacement of the Control Cards. Where a NEW Voc/Mux block is being ordered to expand the capacity of a TNM, the block can be supplied with the upgraded Control
         Cards at an ADDITIONAL cost of   *   per Control Card. Four Control
         Cards are required for each Voc/Mux block. The total price for a
         Voc/Mux block with the upgraded Control Cards would therefore be   *
         . Where ICO wishes to upgrade the BHCA capacity of an EXISTING Voc/Mux block, the Control Cards in the block must be replaced with upgraded
         cards. The price for EACH replacement upgraded Control Card is   *   .

                 TABLE 4 - TNM TRAFFIC AND COMPUTER BLOCK PRICE

------------------------------------------------------------------------------------------------------------------------
NOS.         DESCRIPTION                                                          QUANTITY           PRICE (US$'000S)
------------------------------------------------------------------------------------------------------------------------
I         VOC/MUX BLOCK                                                                                     *
------------------------------------------------------------------------------------------------------------------------


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1107
                                                                 30th March 1998


1         VOCODER/MUX Unit
------------------------------------------------------------------------------------------------------------------------
1.1       Vocoder/Mux Card                                                            *
------------------------------------------------------------------------------------------------------------------------
1.2       Control Card                                                                *
------------------------------------------------------------------------------------------------------------------------
1.3       I/O Card                                                                    *
------------------------------------------------------------------------------------------------------------------------
1.4       19 inch 6RU Shelf                                                           *
------------------------------------------------------------------------------------------------------------------------
1.5       Power Supply Shelf                                                          *
------------------------------------------------------------------------------------------------------------------------
1.6       Fan Unit                                                                    *
------------------------------------------------------------------------------------------------------------------------
2         Installation Materials                                                      *
------------------------------------------------------------------------------------------------------------------------
II        C&C RACK (19 INCH).                                                         *                     *
------------------------------------------------------------------------------------------------------------------------
III       VOICE CODEC ROYALTY                                                         *                     *
          (SUBJECT TO PARAGRAPH 3.2.3.4.)
------------------------------------------------------------------------------------------------------------------------
IV        TNM (RPC)                                                                                         *
------------------------------------------------------------------------------------------------------------------------
1.1       TNM Computer (RPC)
------------------------------------------------------------------------------------------------------------------------
1.1.1     Sparc 1000 with 2 processors, 512MB MM, 5GB HD, Ethernet                    *
          Interfaces, 8mm Tape Drive and CD ROM Drive
------------------------------------------------------------------------------------------------------------------------
1.2       Ethernet Hubs/Routers and Accessories                                       *
------------------------------------------------------------------------------------------------------------------------
1.3       TNM O&M Software Licence                                                    *
------------------------------------------------------------------------------------------------------------------------
1.4       Software Licences
------------------------------------------------------------------------------------------------------------------------
1.4.1     Solaris Operating System with Media                                         *
------------------------------------------------------------------------------------------------------------------------
1.4.2     Solstice -Runtime                                                           *
------------------------------------------------------------------------------------------------------------------------
1.4.3     An additional TNM O&M Software licence for management of 2 sets of          *
          1:1 PRC.
------------------------------------------------------------------------------------------------------------------------
V         RPN CPU UP GRADED CONTROL CARD
------------------------------------------------------------------------------------------------------------------------
1.1       Future replacement of Control Card                                          *                     *
------------------------------------------------------------------------------------------------------------------------
1.2       Additional price of each Control Card, supplied as part of an               *                     *
          order for a new Voc/Mux block with upgraded Control Cards
          (this price is in addition to the price shown in Item I
          above)
------------------------------------------------------------------------------------------------------------------------

3.2.3.4. The limit to the Contractors liability for the Voice Codec Royalty is
            *   for the licence and   *   per channel. Should the
         charges for the Voice Codec exceed these limits, NEC will recharge ICO
         at cost the excess over and above   *   and   *   per channel.

3.2.3.5. The Volume discount rates that apply to purchases of I) TNM Voc/Mux blocks and II) C&C Rack capacity are shown in Table 5.1 and Table 5.2, respectively.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1108
                                                                 30th March 1998


                    TABLE 5.1 - TNM VOC/MUX VOLUME DISCOUNTS

---------------------------------------------------------------------------------------------
               NUMBER OF VOC/MUX BLOCKS                                       DISCOUNT FACTOR
---------------------------------------------------------------------------------------------
          from 1                       *                                            *
---------------------------------------------------------------------------------------------
          from 3                       *                                            *
---------------------------------------------------------------------------------------------
          from 6                       *                                            *
---------------------------------------------------------------------------------------------
          from 11                      *                                            *
---------------------------------------------------------------------------------------------
          from 18                      *                                            *
---------------------------------------------------------------------------------------------
          from 30                      *                                            *
---------------------------------------------------------------------------------------------


                    TABLE 5.2 - TNM C&C RACK VOLUME DISCOUNTS


---------------------------------------------------------------------------------------------
                  NUMBER OF C&C RACK                                         DISCOUNT FACTOR
---------------------------------------------------------------------------------------------
          from 1                       *                                            *
---------------------------------------------------------------------------------------------
          from 3                       *                                            *
---------------------------------------------------------------------------------------------
          from 5                       *                                            *
---------------------------------------------------------------------------------------------
          from 9                       *                                            *
---------------------------------------------------------------------------------------------
          from 15                      *                                            *
---------------------------------------------------------------------------------------------
          from 24                      *                                            *
---------------------------------------------------------------------------------------------


3.2.3.6. The installation charges for the expansion of Voc/Mux and TNM (RPC) capacity of a TNM are shown in Table 6.


                   TABLE 6 - TNM EXPANSION INSTALLATION PRICES

--------------------------------------------------------------------------------------------------------------------
NOS.                   DESCRIPTION                                             QUANTITY           PRICE (US$'000S)
--------------------------------------------------------------------------------------------------------------------
1            VOC/MUX BLOCK EXPANSION
--------------------------------------------------------------------------------------------------------------------
1.1          First Voc/Mux block per SAN                                           *                     *
--------------------------------------------------------------------------------------------------------------------
1.2          Each Voc/Mux block in addition to first block per SAN                 *                     *
--------------------------------------------------------------------------------------------------------------------
2            TNM (RPC)
--------------------------------------------------------------------------------------------------------------------
2.1          Per TNM (RPC) if as a separate installation                           *                     *
--------------------------------------------------------------------------------------------------------------------
2.2          Per TNM (RPC) if installed at same time as capacity                   *                     *
             expansion
--------------------------------------------------------------------------------------------------------------------


3.2.3.7. The discount rates that apply to the first Voc/Mux block installation charges are shown in Table 7. The number of SANs shows the number of SANs installed in the upgrade program.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1109
                                                                 30th March 1998


                 TABLE 7 - FIRST EXPANSION BLOCK DISCOUNT RATES

               -------------------------------------
               NUMBER OF SANS        DISCOUNT FACTOR
               -------------------------------------
                   1 to 3                   *
               -------------------------------------
                   4 to 5                   *
               -------------------------------------
                   6 to 7                   *
               -------------------------------------
                   8 to 9                   *
               -------------------------------------
                     10                     *
               -------------------------------------
                  11 to 12                  *
               -------------------------------------


3.2.3.8. The volume discount rates that apply to the installation charges for the additional Voc/Mux blocks per SAN are shown in Table 8.

                    TABLE 8 - ADDITIONAL BLOCK DISCOUNT RATES

               -----------------------------------------------
               NUMBER OF VOC/MUX BLOCKS        DISCOUNT FACTOR
               -----------------------------------------------
                           1                         *
               -----------------------------------------------
                           2                         *
               -----------------------------------------------
                           3                         *
               -----------------------------------------------
                           4                         *
               -----------------------------------------------
                           5                         *
               -----------------------------------------------
                      6 and above                    *
               -----------------------------------------------


3.2.4.   MSSC/VLR

3.2.4.1. The MSSC/VLR reference price is shown in Table 9. The reference price includes:

         i. the equipment including the hardware and the software licence fee

         ii.      installation and test charge.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1110
                                                                 30th March 1998


                       TABLE 9 - MSSC/VLR REFERENCE PRICE

[GRAPHIC OMITTED]

3.2.4.2. The pricing curve is intended to give ICO sound guidance to estimate prices for future switch growth. The curve has been developed using the current SA dimensioning assumptions as defined in Section 9.2 of the IGFR. Changes in these assumptions may lead to some adjustment in the price for any given switch capacity.

3.2.4.3. The Contractor will provide ICO with a price for each upgrade based on the actual traffic and network configuration at the time of order.

3.2.4.4. Table 10 illustrates how the price for incremental growth is calculated. In this example, the cost of growing a switch with an
         initial capacity of   *   to a new capacity of   *   Erlangs
         would be approximately   *


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1111
                                                                 30th March 1998


TABLE 10 - REFERENCE ILLUSTRATION OF PRICE FOR INCREMENTAL GROWTH OF AN MSSC/VLR

                                [GRAPHIC OMITTED]

3.2.4.5. Table 11 shows in tabular form the points for computing the graph shown in Table 9.

                    TABLE 11 - MSSC/VLR PRICING GRAPH POINTS

                    ----------------------------------------
                    CAPACITY (ERLANGS)      PRICE (US$'000S)
                    ----------------------------------------

                                        *



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1112
                                                                 30th March 1998


                    ----------------------------------------
                    CAPACITY (ERLANGS)      PRICE (US$'000S)
                    ----------------------------------------
                                        *

3.2.4.6. The project management fee for MSSC/VLR expansion shall be an
         additional fee   *   of the agreed final MSSC/VLR upgrade price as per
         Paragraphs 3.2.4.1 and 3.2.4.3 of this Schedule.

3.2.5.   HLR

3.2.5.1. The price for an additional HLR platform, excluding DC UPS, with an
         initial   *   subscribers capacity is shown in Table 12-1.

                    TABLE 12-1 - HLR PLATFORM EXPANSION PRICE

---------------------------------------------------------------------------------------------------------------
NO.                     DESCRIPTION                                            QUANTITY        PRICE (US$'000S)
---------------------------------------------------------------------------------------------------------------
 1       HLR Platform hardware for maximum 500k subscriber except DC
         Power Supply                                                              *                   *
---------------------------------------------------------------------------------------------------------------
 2       HLR Software for 50,000 subscriber                                        *                   *
---------------------------------------------------------------------------------------------------------------


3.2.5.2. The additional software licence fee for the growth in the installed HLR
         subscriber capacity over and above   *   subscribers per HLR is shown
         in Table 12-2.

                    TABLE 12-2 - HLR CAPACITY EXPANSION PRICE

---------------------------------------------------------------------------------------------------------------------
NO.                    DESCRIPTION                                                     QUANTITY       PRICE (US$'000S)
---------------------------------------------------------------------------------------------------------------------
 1      additional   *   subscribers, i.e.   *   subscriber total capacity                 *              *
---------------------------------------------------------------------------------------------------------------------
 2      additional   *   subscribers i.e.    *   subscriber total capacity                 *              *
---------------------------------------------------------------------------------------------------------------------
 3      additional   *   subscribers i.e.    *   subscriber total capacity                 *              *
---------------------------------------------------------------------------------------------------------------------
 4      additional   *   subscribers i.e.    *   subscriber total capacity                 *              *
---------------------------------------------------------------------------------------------------------------------


3.2.5.3. The offered HLR hardware has been dimensioned to support   *
         subscribers as per the parameters defined in Section 9.2 of the IGFR.
         The hardware may be able to support   *   subscribers, however, this
         is subject to confirmation.

3.2.5.4. The Contractor shall provide software licence fees for total capacity
         of greater than   *   subscribers subject to confirmation that the
         hardware can support total capacities greater than   *   subscribers.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1113
                                                                 30th March 1998


3.2.6.   AuC/EIR

3.2.6.1. The price for an additional AuC/EIR platform, excluding DC UPS, with an
         initial   *   subscribers capacity is shown in Table 13-1.


                  TABLE 13-1 - AuC/EIR PLATFORM EXPANSION PRICE

-------------------------------------------------------------------------------------------------------------
   NO.                 DESCRIPTION                                          QUANTITY          PRICE (US$'000S)
-------------------------------------------------------------------------------------------------------------
    1       AuC/EIR Platform hardware for maximum 500k subscriber
            except DC Power Supply                                             *                     *
-------------------------------------------------------------------------------------------------------------
    2       AuC/EIR Software for 50,000 subscriber                             *                     *
-------------------------------------------------------------------------------------------------------------


3.2.6.2  The additional software licence fee for the growth in the installed
         AuC/EIR subscriber capacity over and above   *   subscribers per
         AuC/EIR is shown in Table 13-2.


                  TABLE 13-2 - AuC/EIR CAPACITY EXPANSION PRICE

----------------------------------------------------------------------------------------------------------------------------
NO.                    DESCRIPTION                                                           QUANTITY       PRICE (US$'000S)
----------------------------------------------------------------------------------------------------------------------------
 1           additional   *   subscribers, i.e.   *   subscriber total capacity                  *                *
----------------------------------------------------------------------------------------------------------------------------
 2           additional   *   subscribers i.e.    *   subscriber total capacity                  *                *
----------------------------------------------------------------------------------------------------------------------------
 3           additional   *   subscribers i.e.    *   subscriber total capacity                  *                *
----------------------------------------------------------------------------------------------------------------------------
 4           additional   *   subscribers i.e.    *   subscriber total capacity                  *                *
----------------------------------------------------------------------------------------------------------------------------


3.2.6.3. The offered AuC/EIR hardware has a rated total capacity of   *
         subscribers based on the values of Authentication and IMEI checking parameters as stated in the IGFR Section 9.2.

3.2.6.4. The Contractor shall provide software licence fees for total capacity
         of greater than   *   subscribers in increments of   *   subscribers
         subject to confirmation that the hardware can support total capacities
         greater than   *   subscribers.


3.2.7    Messaging system (Comverse Trilogue INfinity)

3.2.7.1. The hardware and software are sold together as a complete Messaging system -- separation of the hardware and software licensing structure is not possible.

3.2.7.2 The detailed pricing for the messaging system is given in Tables 14-1, 14-2 and 14-3. The solution provides support for Voicemail, Faxmail,
         SMS and Email notification. The price for the   *   subscribers
         centralised solution is fixed and firm and includes hardware and software, installation, commissioning and testing, warranty and spares.

3.2.7.3 Training, additional redundancy equipment and distribution equipment are excluded from the pricing.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1114
                                                                 30th March 1998


3.2.7.4  Prices other than the   *   subscribers centralised solution are also
         fixed and firm and include hardware and software, installation, commissioning and testing, warranty and spares. The quoted prices will remain in force unadjusted until 31st March 1998. Thereafter, prices for additional orders will be negotiated within the NTE ceiling set in the Supply Agreement Contract and will take account of prevailing market conditions at the time of order.

3.2.7.5 The price for incremental growth of the messaging solution may be taken as the difference between the prices quoted below, plus the cost of any installation, commissioning and testing services that may be additionally required beyond those included below.

   TABLE 14-1 MESSAGING SYSTEM CAPACITY EXPANSION PRICE (SINGLE SITE SOLUTION)

----------------------------------------------------------------------------------------------------------------------------------
Single Site Solution
----------------------------------------------------------------------------------------------------------------------------------
Scenario                          *             *              *              *             *               *              *
----------------------------------------------------------------------------------------------------------------------------------
Subscribers                       *             *              *              *             *               *              *
----------------------------------------------------------------------------------------------------------------------------------
Pricing
----------------------------------------------------------------------------------------------------------------------------------
Nec price to ICO (US$)            *             *              *              *             *               *              *
----------------------------------------------------------------------------------------------------------------------------------
Price per sub. (US$)              *             *              *              *             *               *              *
----------------------------------------------------------------------------------------------------------------------------------


The above prices also include the necessary Exchange Terminating Circuit (ETC)
equipment on the MSSC to support the   *   subscriber centralised messaging
requirement as defined in the document "Messaging Solution Proposal for ICO Global Communications (reference WG3-IT7 0068C)". Prices quoted for systems with
capacity larger than   *   subscribers are exclusive of any necessary MSSC
hardware or software, which must be dimensioned and priced as agreed in the Supply Agreement.

   TABLE 14-2 MESSAGING SYSTEM CAPACITY EXPANSION PRICE (THREE SITE SOLUTION)

--------------------------------------------------------------------------------------------------------------------------
Three Site Solution
--------------------------------------------------------------------------------------------------------------------------
Scenario                                            *           *           *            *             *             *

--------------------------------------------------------------------------------------------------------------------------
Site 1/3 Subscribers      *        *            *            *            *            *             *               *
--------------------------------------------------------------------------------------------------------------------------
Site 2/3 Subscribers      *        *            *            *            *            *             *               *
--------------------------------------------------------------------------------------------------------------------------
Site 3/3 Subscribers      *        *            *            *            *            *             *               *
--------------------------------------------------------------------------------------------------------------------------
Total Subscribers         *        *            *            *            *            *             *               *
--------------------------------------------------------------------------------------------------------------------------
Pricing
--------------------------------------------------------------------------------------------------------------------------
NEC price to ICO (US$)                              *           *           *            *             *             *
--------------------------------------------------------------------------------------------------------------------------
Price per sub. (US$)                                *           *           *            *             *             *
--------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------
Three Site Solution
---------------------------------------------------------------------
Scenario                           *             *             *
---------------------------------------------------------------------
Site 1/3 Subscribers               *             *             *
---------------------------------------------------------------------
Site 2/3 Subscribers               *             *             *
---------------------------------------------------------------------
Site 3/3 Subscribers               *             *             *
---------------------------------------------------------------------
Total Subscribers                  *             *             *
---------------------------------------------------------------------
Pricing
---------------------------------------------------------------------
NEC price to ICO (US$)             *             *             *
---------------------------------------------------------------------
Price per sub. (US$)               *             *             *
---------------------------------------------------------------------


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1115
                                                                 30th March 1998


     TABLE 14-3 MESSAGING SYSTEM CAPACITY EXPANSION PRICE (12 SITE SOLUTION)

----------------------------------------------------------------------------------------------------------------------
Twelve Site Solution
----------------------------------------------------------------------------------------------------------------------
Scenario                                                         *               *                *                *
----------------------------------------------------------------------------------------------------------------------
Site 1/12                         *          *                *               *                *                *
----------------------------------------------------------------------------------------------------------------------
Site 2/12                         *          *                *               *                *                *
----------------------------------------------------------------------------------------------------------------------
Site 3/12                         *          *                *               *                *                *
----------------------------------------------------------------------------------------------------------------------
Site 4/12                         *          *                *               *                *                *
----------------------------------------------------------------------------------------------------------------------
Site 5/12                         *          *                *               *                *                *
----------------------------------------------------------------------------------------------------------------------
Site 6/12                         *          *                *               *                *                *
----------------------------------------------------------------------------------------------------------------------
Site 7/12                         *          *                *               *                *                *
----------------------------------------------------------------------------------------------------------------------
Site 8/12                         *          *                *               *                *                *
----------------------------------------------------------------------------------------------------------------------
Site 9/12                         *          *                *               *                *                *
----------------------------------------------------------------------------------------------------------------------
Site 10/12                        *          *                *               *                *                *
----------------------------------------------------------------------------------------------------------------------
Site 11/12                        *          *                *               *                *                *
----------------------------------------------------------------------------------------------------------------------
Site 12/12                        *          *                *               *                *                *
----------------------------------------------------------------------------------------------------------------------
Total                             *          *                *               *                *                *
----------------------------------------------------------------------------------------------------------------------
Pricing
----------------------------------------------------------------------------------------------------------------------
Nec price to ICO                                              *               *                *                *
----------------------------------------------------------------------------------------------------------------------
Price per sub.                                                *               *                *                *
----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Twelve Site Solution
--------------------------------------------------------------------------------
Scenario                                  *               *               *
--------------------------------------------------------------------------------
Site 1/12                                 *               *               *
--------------------------------------------------------------------------------
Site 2/12                                 *               *               *
--------------------------------------------------------------------------------
Site 3/12                                 *               *               *
--------------------------------------------------------------------------------
Site 4/12                                 *               *               *
--------------------------------------------------------------------------------
Site 5/12                                 *               *               *
--------------------------------------------------------------------------------
Site 6/12                                 *               *               *
--------------------------------------------------------------------------------
Site 7/12                                 *               *               *
--------------------------------------------------------------------------------
Site 8/12                                 *               *               *
--------------------------------------------------------------------------------
Site 9/12                                 *               *               *
--------------------------------------------------------------------------------
Site 10/12                                *               *               *
--------------------------------------------------------------------------------
Site 11/12                                *               *               *
--------------------------------------------------------------------------------
Site 12/12                                *               *               *
--------------------------------------------------------------------------------
Total                                     *               *               *
--------------------------------------------------------------------------------
Pricing
--------------------------------------------------------------------------------
Nec price to ICO                          *               *               *
--------------------------------------------------------------------------------
Price per sub.                            *               *               *
--------------------------------------------------------------------------------


3.2.8    ICO-IS.41/IS.41-ICO ILR (Logica Aldiscon)

3.2.8.1 The Hardware prices for individual platforms are given below in Table 15-1. There is no discount applicable to the hardware.

   TABLE 15-1 - ICO-IS.41/IS.41-ICO PLATFORM EXPANSION PRICE (IN THOUSAND US$)

------------------------------------------------------------------------------------------------------------------
No of Subscribers           *          *            *           *           *             *              *
------------------------------------------------------------------------------------------------------------------
RIG Price                   *          *            *           *           *             *              *
------------------------------------------------------------------------------------------------------------------
AUC Price                   *          *            *           *           *             *              *
------------------------------------------------------------------------------------------------------------------
AC Price                    *          *            *           *           *             *              *
------------------------------------------------------------------------------------------------------------------
Total ICO Hardware Price    *          *            *           *           *             *              *
------------------------------------------------------------------------------------------------------------------



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1116
                                                                 30th March 1998


3.2.8.2 The software licence fees for installed ICO-IS.41 and IS.41-ICO ILR subscriber capacities per platform are shown in table 15-2 and table 15-3.


              TABLE 15-2 - SUBSCRIBER CAPACITY PRICE, PER PLATFORM

                                        *

                                        *



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1117
                                                                 30th March 1998


              TABLE 15-3 - SUBSCRIBER CAPACITY PRICE, PER PLATFORM


                                        *



                                        *


         Upgrade price is the sum of all upgrade prices from the existing subscriber capacity to the new subscriber capacity. For example
         upgrading from   *   subscribers to   *   subscribers for Standard
         Products (only), would be   *   .

3.2.8.3 A discount will be applied to the total subscriber capacity according to Table 15-4 below. This discount is applicable to a 3 Platform solution only and will be applied as follows:

         For the initial procurement of 3 Platforms the discount will apply to the total capacity procured. For example if a total subscriber capacity
         of 800,000 across 3 Platforms is procured then a discount of   *   on
         Standard software and   *   on ICO Modifications and TMOS-Lite Agent
         will apply.

         Where an expansion in capacity is procured then the discount applicable to the new total subscriber capacity will apply to the additional capacity procured only. For example if the total subscriber capacity
         was   *   and a further increase of   *   was procured, giving a
         total subscriber capacity of   *   then a discount of   *   on
         Standard software and   *   on ICO Modifications and TMOS-Lite Agent
         would apply to the Upgrade price only, i.e. it would not be retrospectively calculated on the total subscriber capacity previously procured.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1118
                                                                 30th March 1998


  TABLE 15-4 - DISCOUNT ON TOTAL SUBSCRIBER CAPACITY FOR A 3 PLATFORM SOLUTION


                                        *


                                        *



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1119
                                                                 30th March 1998


3.2.9.   DC Uninterruptable Power Supply System For Switch Systems

3.2.9.1. The purchase and installation prices for DC UPS (2 hour battery back-up) for the MSSC/VLR, HPN/PCS, HLR, AUC/EIR, Messaging Platform and ILR are provided in Table 16.

          TABLE 16 - DC UPS POWER CAPACITY EXPANSION PRICE PER SAN SITE

---------------------------------------------------------------
POWER CAPACITY KW          GROWTH ITEM       PRICE THOUSAND US$
---------------------------------------------------------------

                                        *



3.2.9.2  The installation price for the first installation and each subsequent
         expansion is   *   for the first 6.3kW and then   *   for each
         additional 6.3kW.

         One spares set (Price   *   ) is sufficient to support a DC UPS up to
         50.4kW.

         Growth Item 1 = 1 Battery Rack plus 1 Rectifier Unit

         Growth Item 2 = 1 Battery Rack plus 1 Rectifier Unit plus 1 Cabinet

         Growth Item 3 = 1 Battery Rack plus 1 Rectifier Unit plus 1 Distribution Unit


         Note: The actual hardware delivered may vary as a consequence of the mix of platforms for which power is being supplied at any SAN site but the price for expansion will be as per the table.


3.2.9.3 NEC will provide details of the power consumptions of individual units/platforms as and when requested in order to facilitate ICO's planning of capacity expansions.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1120
                                                                 30th March 1998


3.2.10    OSS (TMOS)

3.2.10.1 For the purpose of the OSS Software Licence fee, a Network Element shall be taken to mean a MSSC/VLR, an HLR, an AuC/EIR, a Messaging Platform, or an IS.41 ILR or any other equipment which may be connected into the ICO network for which connection to the OSS is required.

3.2.10.2 OSS is provided as hardware and software to the NMC and the back-up NMC and it should be noted that this is conditional on the back-up NMC being used as a cold standby ONLY.

3.2.10.3  A Software Licence fee of   *   shall be charged for each and
          every connection to a Network Element that is required by the OSS.

3.2.10.4 The Software Licence fee shall apply to every Network Element connection that is made above the initial connection of 22 Network elements. The initial 22 Network elements shall be charged at the firm fixed price as given in Change Order 3.

3.2.11.   System Integration and Programme Management

3.2.11.1. The Systems Integration and Programme Management (SI&PM) fee for the future expansion of traffic and subscriber capacity is:

          i.          *   thousand per annum

          ii.      SI&PM services will be provided at London

          iii. the SI&PM fee will be charged for the calendar year starting from 12 August 2000 or handover whichever is latest.

3.2.11.2. ICO may terminate the SI&PM services on 6 months notice.

3.2.12.   Legal Interception

3.2.12.1. System capacity can be expanded to handle more "targets" and more simultaneous intercepted calls. The system can also be expanded to increase delivery capacity of intercepted calls toward the Monitoring Centres (MCs).

3.2.12.2  The pricing for each element of expansion is given in Table 18.

              TABLE 18 LEGAL INTERCEPTION CAPACITY EXPANSION PRICE

----------------------------------------------------------------------------------------------------------------------------
Item                                                                                  Quantity              Firm Fixed Price
---------------------------------------------------------------------------------------------------------------------------
Increase size of "target" list (LIAS & LIMS)                                             *                       *
----------------------------------------------------------------------------------------------------------------------------
Price for each additional module for E1 trunk handling the X3
interface (30 channels) per LIAS                                                         *                       *
----------------------------------------------------------------------------------------------------------------------------
Price for upgrade of LIAS, Router and LIMS to accept fixed connections                   *                       *
----------------------------------------------------------------------------------------------------------------------------


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1121
                                                                 30th March 1998


----------------------------------------------------------------------------------------------------------------------------
Item                                                                                  Quantity              Firm Fixed Price
---------------------------------------------------------------------------------------------------------------------------
Price for each additional connection of E0 (64Kbps) per LIAS(3)                          *                          *
----------------------------------------------------------------------------------------------------------------------------
Price for each additional group of 4 simultaneous switched connections
(ISUP) per LIAS                                                                          *                          *
----------------------------------------------------------------------------------------------------------------------------
Price for X.25 router for connection to Monitoring Centers (via PDPSN)
 per LIAS                                                                                *                          *
----------------------------------------------------------------------------------------------------------------------------
LIMS support for the above                                                               *                          *
----------------------------------------------------------------------------------------------------------------------------
Installation for any of the above options                                                *                          *
----------------------------------------------------------------------------------------------------------------------------


3.2.12.3 Notes to Table 18:

         i. Note 1: The "No Charge" options are provide Free of Charge provided that the system is covered by warranty (initial or extended).

         ii. Note 2: Exclusive of all expenses which will be charged at cost.

         iii. Note 3: If fixed connections are not currently provided then the upgrade of LIAS, Router and LIMS to accept fixed connections will be required.

3.2.12.4 Please note that any necessary MSSC/VLR expansion is priced in accordance with the section 3.2.4.

3.3.     SPARES

3.3.1.1. The prices for the on-going supply of Spares to ICO for the purposes of maintaining ICO's stock of Spares to enable ICO to achieve the availability standards as defined in Section 8.11 is included within the Warranty prices.

3.3.1.2. The recommended expansion of spares over and above the packages offered in the SA to support the growth of the IGF and to exceed the levels of availability defined in Section 8.11 of the IGFR will be quoted at the time ICO orders additional capacity.

3.4.     EXTENDED WARRANTY (ICO OPTION AS DEFINED IN ANNEX 1 OF THE SOW)

3.4.1.   SBS Deluxe Support Service

3.4.1.1. The price for the SBS Deluxe Support Service option as specified in
         Section 5.3 of Annex 1 of the SOW is   *   for each two year
         period.

3.4.2.   MSSC Deluxe Support Service

3.4.2.1. The price for the MSSC Deluxe Support Service option specified in
         Section 5.4 in SOW Annex 1, excluding general purpose workstation hardware and operating systems, are as follows:-

         i.       during Year 1 and 2 (i.e. in the warranty period)
                     *   for a 2 year period covering 12 MSSCs, 2 HLRs,
                  2 AuC/EIRs, 3 Messaging Platforms, 3 ILR platforms, Legal Interception and 2 OSSs.

         ii.      during Year 3 and 4,   *   for each 1 year period,
                  covering 12 MSSCs, 2 HLRs, 2 AuC/EIRs and 2 OSSs.

         iii.     during Year 3 and 4,   *   for each 1 year period,
                  covering 3 Messaging Platforms,3


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1122
                                                                 30th March 1998


                  ILR platforms, and Legal Interceptions. The break down of the amount is shown below:

                        (1) ILR platforms (refer to item 3.4.2.3)     *

                        (2) Messaging Platform                        *

                        (3) Legal Interception                        *

         iv. Note that new MSSC software releases incorporating new functionality are not included within this service.

         v. After year 4, pricing shall be based upon prevailing market rates but limited by the NTE future price derived from the prices quoted in paragraphs 3.4.2.1 and 3.4.2.3, adjusted by the Price Adjustment factor as per Paragraph 3.5.2 for Services.

3.4.2.2. The price of the MSSC Deluxe Support Service will be revised should ICO change the number of nodes in the IGF.

3.4.2.3. The options as defined in Annex 1 of the SOW also have a charge associated with Deluxe support as follows:

         i.       ILRs, for the 1st to 3rd ILR,   *   per ILR per annum
                  and for the 4th and thereafter   *   per ILR per Year

3.4.2.4. The price for the MSSC Deluxe Support Service II option specified in
         Section 5.5 of Annex 1 of the SOW is as specified in Paragraphs 3.4.2.1, 3.4.2.2 and 3.4.2.3. of this Schedule.

3.4.2.5. Deluxe Support of HPN is priced at   *   per Year. This price
         provides one year of depot maintenance for the HPN hardware and software. Depot maintenance support does not include travel which if required will be charged in addition to the basic annual price. General purpose workstation hardware and operating systems are not included in this service.

3.4.3.   Extended Basic Warranty

3.4.3.1. The price for the Extended Basic Warranty options specified in Section
         5.2.1 of Annex 1 are:

         i.       RFT:   *   of FOB equipment price excluding NREand general
                  purpose workstation per annum. The warranty for the TWTs shall be the same as that in clause 40.[16] of the SA.

         ii.      SBS: first year after completion of the warranty period
                  specific to clause 40 of the SA,   *   per annum for
                  12 SANs and thereafter   *   per annum for 12 SAN.

         iii.     MSSC:   *   of FOB equipment price, excluding NRE and general
                  purpose workstation, per annum.

         iv.      TNM EXCLUDING DCN*:   *   of FOB equipment price, excluding
                  NRE and general purpose workstation hardware, per annum. This does not cover general purpose workstation hardware and OS maintenance.

         v. *: Because DCN equipment is provided from 3rd party resources, no extended basic warranty is offered.

         vi.      NMC/SAN OSS:   *   of FOB Equipment price, excluding NRE and
                  general purpose workstation hardware, per annum. This does not cover general purpose workstation hardware and OS maintenance.



         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1123
                                                                 30th March 1998


3.5.     PRICE ADJUSTMENT

3.5.1.   Equipment Price Adjustment Formula

3.5.1.1. This Price Adjustment Formula shall be applied to the equipment described in Sections 3.2.1 to 3.2.10 inclusive and 3.2.12 and Section 3.3.

3.5.1.2. Application of this price adjustment formula is subject to Section
         3.5.3.

3.5.1.3. The Contractor and ICO will negotiate in good faith to finalise the indices; As and Bs and ratios X, Y and Z, within three months of the SA. The Contractor will propose to ICO several options for the indices -- shown below in Paragraphs 3.5.1.4,3.5.1.5, 3.5.1.6, 3.5.1.7,
         3.5.1.8, 3.5.1.10, 3.5.1.11, 3.5.1.12, 3.5.1.13 and 3.5.2 -- and will also provide detail of at least the last three years recorded indices and their sources.

3.5.1.4. Price in year of purchase


                                        *


3.5.1.5. NEC - J Indices: Antenna Subsystem:

         i.       "X" = *

         ii.      "Y" = *

         iii.     "Z" = *

         iv. Index A = Monthly wholesale price index of metals & related products, Japan

         v. Index B = Monthly cash earning index (nominal) of regular workers in Manufacturing Industries (Contract Cash Earning), Japan

3.5.1.6. NEC - J Indices: Other Equipment

         i.       "X" = *

         ii.      "Y" = *

         iii.     "Z" = *

         iv. Index A = Monthly whole sale price index of Electrical Machinery, Japan

         v. Index B = Monthly cash earning index (nominal) of regular workers in Manufacturing Industries (Contract Cash Earning), Japan

3.5.1.7. The NEC - J indices shall be extracted from "Economics Statistics Monthly" published monthly by the Bank of Japan and be applied to the above formula. Should the indices for the months of new order not be available, then the latest indices obtainable shall be applied.

3.5.1.8. HNS Indices

         i.       "X" = *

         ii.      "Y1" =   *   (Note that factor "Y" as shown in the formula
                  has, for HNS, been split into two components, "Y1" and "Y2". "B" has also been split into two respectively "B1" and "B2".)

         iii.     "Y2" = *



         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1124
                                                                 30th March 1998


          iv.      "Z" = *

          v. Index A = US PPI for Electrical and Electronic Machinery Equipment and Supplies, not seasonally adjusted

          vi. Index B1 = USA Employment cost index for total compensation, durable goods manufacturing, not seasonally adjusted

          vii.     Index B2 = Electrical / Electronics Industry Wages Index,
                   India

3.5.1.9. The Producer Price Index (PPI) is calculated by US Bureau of Labor, and is widely recognized among business people, economists, statisticians, and accountants for price adjustment clauses in contracts.

3.5.1.10. Index A and B1 will be as published by the US Department of Labor Bureau of labor statistics.

3.5.1.11. Index B2 will be as defined as described in Paragraph 3.5.1.3.

3.5.1.12. ETL Indices:

          i.       "X" = *

          ii.      "Y" = *

          iii.     "Z" = *

          iv.      Index A = Telephone Equipment Capital Goods Index, World

          v.       Index B = Electrical / Electronics Industry Wages Index,
                   Sweden

3.5.1.13. NEC/A Indices:

          i.       "X" = *

          ii.      "Y" = *

          iii.     "Z" = *

          iv. Index A = Price index of material as published by Australian Bureau of Statistics Cat. No. 6412.0 group 33

          v.       Index B = Electrical/Electronics Industry Wages Index,
                   Australia

3.5.2.    Basic Price Adjustment Formula for Services

3.5.2.1. This Price Adjustment formula shall be applied to the installation, integration and project management services listed in Sections 3.2.1 to 3.2.11.

3.5.2.2.  Application of this price adjustment formula is subject to Section
          3.5.3.

3.5.2.3.  The Basic Price adjustment formula for services is:

                                       *

3.5.2.4. Each member of the Contractor's team price adjustment for services shall use the same wages Indices ("B"s, "B1"s and "B2"s) given in
          Section 3.5.1 and with the same proportion of B1 and B2 as given in
          Section 3.5 to make up the 0.8 coefficient.


          * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1125
                                                                 30th March 1998


3.5.3.   Application of Pricing Adjustment Formulae

3.5.3.1. For equipment orders placed by ICO on, or before, 31 March 1998 for a) delivery, installation and integration with the initial purchase in the year 2000 and b) where the capacities do not exceed ICO's projected year 2002 requirements, the Not To Exceed price of the equipment, installation and integration shall be determined in accordance with the prices described in Section 3.2.1 to 3.2.10 inclusive without application of the Price Adjustment formula described in Section 3.5.1 and 3.5.2. The actual price of the equipment, installation and integration shall be agreed at the date ICO places the order and shall take into account the then prevailing market conditions and not exceeding the prices charged to other customers ordering similar quantities of similar types of equipment.

3.5.3.2. For equipment orders placed by ICO:

         i.       on, or after, 1 April 1998, or

         ii.      for delivery, installation and integration after year 2000 or

         iii.     in excess of ICO's projected year 2002 requirements.

         The Price Adjustment formulae in Section 3.5.1 and 3.5.2 shall apply unless the actual price adjustment on or after 1 April 1998 exceeds three times or more the average annual adjustment rate during the period March 1995 to March 1997, determined using the Price Adjustment formulae in Section 3.5.1 and 3.5.2. In such event the actual price shall be determined taking into account the then prevailing market conditions and not exceeding the prices charged to other customers ordering similar quantities of similar types of equipment

3.6.     PAYMENT SCHEDULE

3.6.1.1. The equipment payment terms shall be:

         i.          *   of value on order

         ii.         *   of value on shipment

         iii.        *   of value on acceptance

3.6.1.2. The installation and SI&PM charges payment terms shall be:

         i.          *   of value on order

         ii.         *   of the value in equal monthly instalments, in arrears,
                  during the duration of the programme

         iii.        *   of the value upon acceptance.

3.6.1.3. The spares payment terms shall be:

         i.          *   of the value on order

         ii.         *   on delivery to the specified site.

4.       EQUIPMENT ORDER PROCESS

4.1.     NORMAL PROCESS

4.1.1.1. The Contractor and the Purchaser agree to develop a process for handling the ordering and delivery of


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1126
                                                                 30th March 1998


         equipment. The main principles of the process are detailed in the following paragraphs. Items in [] are subject to review during the development of the process.

4.1.1.2. ICO will provide the Contractor(s) with a rolling forecast of future demand estimates [the format for this is as per Table 1 of Annex 1 of the SOW]. The forecast will be revised on an [annual] basis and supplied to the Contractor(s) on [Specific date].

4.1.1.3. ICO will place specific orders for equipment on Contractor(s)] in the [format specified in Table 1 of Annex 1, showing separately the total installed capacity, the incremental capacity and the final installed capacity after the purchase.] The total incremental capacity to be supplied under the order for all sites shall be used for the calculation of the price as defined in Section 3.

4.1.1.4. The FOB date shall be within nine months of receipt of order from ICO.

4.1.1.5. Contractor(s) shall be responsible for the management and co-ordination of all contractor staff and the successful installation, testing and bringing into service of the new tranche of equipment at each site.

4.1.1.6. The installation and test schedule will be agreed at the time of the placement of the order. The installation and acceptance shall be completed no more than 6 months after the delivery of equipment to the site unless agreed by ICO.

4.1.1.7. Contractor(s) shall plan in advance with ICO to minimise any downtime required for installation of expansion blocks. The Contractor shall work with ICO/Operator to schedule the downtime in appropriate time of day for ICO's business purposes.

4.2.     EXPEDITED PROCESS

4.2.1.1. ICO may request at any time an expedited order, delivery and bringing into service capacity expansion.

4.2.1.2. The Contractor will make all reasonable efforts to provide shortened delivery lead times for all, or part, of the order, as requested.

4.2.1.3. ICO can negotiate and give contractor incentives to shorten the lead time from receipt of order to bringing into shipment(FOB) and installation and bringing into service.

4.2.1.4. The expedited process may apply to partial shipments of a normal order or to a special purpose order which ICO may raise.

5.       PRICING OF SOFTWARE RELEASES

5.1.     GENERAL PRINCIPLES

5.1.1.1. Contractor(s) will provide ICO with releases of operating software on "as need be" basis or upon new feature release that has been purchased by ICO except switch(MSSC) subsystem software.

5.1.1.2. Contractor will provide regular releases of operating software for Switch(MSSC) subsystem which will provide new functionality in accordance with Supply Agreement.

5.1.1.3. The software releases will include fixes to faults, a basic package of new functionality and a range of optional features.

5.1.1.4. The price schedule of the new software releases will be submitted separately 90 days in advance of the new releases.

         1127
                                                                 30th March 1998


5.2.     MSSC SOFTWARE UPGRADE PRICING

5.2.1.1. The pricing per annum for subscription to the standard CME 20 (MSSC) Software release programme for the period 1 January 2001 until December 2003 is as shown in Table 19. The price for the upgrade depends upon the size of network.

                    TABLE 19 - MSSC SOFTWARE UPGRADE PRICING

                                        *

                                        *



5.2.1.2. The above pricing is firm fixed price for the three year term. Subsequent pricing will be negotiated at the end of the three year term and will be linked to an index to be agreed.

5.2.1.3. The above software subscription provides ICO with the right to all basic software upgrades for the MSSC and HLR nodes which are made available within the subscription period. ICO may also choose to purchase optional features in addition.

5.2.1.4. Note that the above prices exclude any installation and materials costs which may be charged and which will be quoted at the time of upgrade.

5.2.1.5. The annual MSSC software subscription is subject to the discount structure shown in Table 20 based on the total number of installed Exchange Terminating Circuits (ETCs) in the ICO network at the start of the subscription year.

                   TABLE 20 - MSSC SOFTWARE DISCOUNT STRUCTURE


                                        *


                                        *


5.2.1.6. The annual HLR software subscription is subject to the discount structure per HLR as shown in Table 21, based on the number of registered subscribers in the ICO network at the start of the subscription year.

                   TABLE 21 - HLR SOFTWARE DISCOUNT STRUCTURE


                                        *


                                        *



5.2.1.7 The feature, non-transparent data greater than 9.6kbit/s, will form a part of R9 as per the price detailed in paragraph 5.2.1.1. R9 will be made available for integration and testing before 31st December 2000. The decisions to integrate and test R9 before 31st December 2000 shall be at the sole discretion of ICO. NEC


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1128

                                                                 30th March 1998


         will be responsible for the testing and integration of this feature within the IGF, if ICO decides to proceed with the R9 implementation.


5.3      LEGAL INTERCEPTION SOFTWARE UPGRADE PRICING

5.3.1.1. The pricing per annum for subscription to the standard Legal Interception Software release programme for the period 1 January 2001 until 31 December 2003 is given in Table 22. The prices below are for the LIAS and LIMS for the Legal Interception solution as specified in Change Order No. 3. Software upgrades for the MSSC/VLR are covered by the existing Supply Agreement.

          TABLE 22 - LEGAL INTERCEPTION SYSTEM SOFTWARE UPGRADE PRICING


                                        *


                                        *


5.3.1.2. The above pricing is fixed for the three-year term. Subsequent pricing will be negotiated at the end of the three-year term. The above software subscription provides ICO with the right to all basic software upgrades for the LIAS and LIMS nodes which are made available within the subscription period. Software upgrades are issued approximately once every six months. Software upgrades include fault corrections, module enhancements and new features.

5.3.1.3. Please note that the above prices exclude any installation and materials costs which may be charged in addition.

5.4      ETC SOFTWARE UTILISATION PRICING

5.4.1.1 Due to the way in which NEC supplies ETC's by magazine/cabinet there will be, from time to time and from site to site, an excess of ETC's supplied to that required to support the traffic capacities requested by ICO.

5.4.1.2 Should ICO wish to increase the capacity of MSSC's where there are unused magazines of ETC's these may be brought into service subject to payment of the Software Licence fee of * per magazine (of 14
         ETC's) brought into service.

5.5      NATURAL LANGUAGE SUPPORT

5.5.1.1 A Software Licence fee for Natural Language Support is payable according to a) the number of subscribers on the HLR's, and b) the number of ETC's in use within the SAN's.

5.5.1.2 For increases in the number of subscribers on the HLR's or number of ETC's in the SAN's there will be a software licence fee as given in Table 23.


         TABLE 23 - NATURAL LANGUAGE SUPPORT SOFTWARE EXPANSION PRICING



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1129
                                                                 30th March 1998


         ---------------------------------------------------------------
          NODE               PRICING PARAMETER               PRICE (US$)
         ---------------------------------------------------------------
          MSSC                       *                           *
         ---------------------------------------------------------------
          HLR                        *                           *
         ---------------------------------------------------------------

6.       PRICING AND PROCESS FOR DEVELOPMENT OF ICO SPECIFIC FUNCTIONALITY

6.1.     INTRODUCTION

6.1.1.1. The Contractor recognises that ICO will require the on-going development of ICO specific functionality and agrees to develop a process to support ICO's continued development

6.1.1.2. The process and costs of development and integration of Future Requirements will be developed using the concepts as described in
         Section 6.2, 6.3, 6.4 and 6.5.

6.2.     FEASIBILITY STUDY

6.2.1.1. ICO will request the Contractor(s) to undertake a feasibility study for a particular element of functionality. The process that shall be followed is:

         i. ICO and the Contractor(s) will hold functionality development meetings on as need be basis either initiated by ICO or by the Contractor., ICO will provide a forecast, short and long term, of the ICO specific functionality that may be required.

         ii. ICO will request the Contractor to provide 'rough order of magnitude' costs (ROM) and the development and installation schedule for ICO selected functions.

6.2.1.2. The Contractor shall either:

         i. deliver a rough order of magnitude cost, including a program for the development of the functionality including the detailed specification, and the program for installation and integration of the functionality,

         ii. or provide a commitment to delivering a Firm Fixed Price, including development, testing and installation schedule on an agreed upon schedule between ICO and contractor.

6.3.     DELIVERY

6.3.1.1. The delivery of the additional functionality shall be completed on an agreed upon schedule between ICO and the contractor.

6.3.1.2. The programme for delivery shall include milestones as appropriate to the needs of each development and may include, but are not limited to:

         i.       design review meeting

         ii.      critical design review meeting

         iii.     test plan review


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1130
                                                                 30th March 1998


         iv.      rollout plan review

         v.       installation plan

         vi.      acceptance and handover plan

6.4.     ICO SPECIFIC FUNCTIONALITY PRICING

6.4.1.1. The Contractor shall provide ICO firm fixed price information that includes:

         i.       Non-recurring expenditure where appropriate

         ii.      equipment prices

         iii.     spares

         iv.      software licences

         v.       installation and testing

         vi.      project management and systems integration

         vii.     warranty

         viii.    payment schedule.

6.5.     PRICE METHODOLOGY

6.5.1.1. In order to establish the firm fixed price for ICO specific functionality, the price level shall be agreed in the following manner.

         i. Normal commercial negotiations following submission of technical and commercial proposals

         ii. Price justification initially based on the prices included in the Contractor's Supply Agreement and taking into consideration any changes in exchange rates and agreed escalation formulae

         iii. If agreement cannot be reached on the above basis further price justification will be provided based on world-wide market price comparisons.

         iv. If agreement cannot be reached the Contractor will provide detailed estimates of the work to be performed with corresponding hardware, software and manpower costings.

         1131
                                                                 30th March 1998


7.       PRICE CHANGE HISTORY

The followings are the summary table of Price Change History.


                  TABLE 24 - SA PRICE CHANGE HISTORY (US$'000S)


                                        *


                                        *




* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1132
                         CHANGE ORDER NO:3 ATTACHMENT 3

                  2. SCHEDULE 9 - PRICING SCHEDULE APPENDIX 1

                      * [PAGES 1 TO 18 HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.







         1133
                                        *
         1134
                                        *
         1135
                                        *
         1136
                                        *
         1137
                                        *
         1138
                                        *
         1139
                                        *
         1140
                                        *
         1141
                                        *
         1142
                                        *
         1143
                                        *
         1144
                                        *
         1145
                                        *
         1146
                                        *
         1147
                                        *
         1148
                                        *
         1149
                                        *
         1150
                                       *



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1151
                         CHANGE ORDER NO:3 ATTACHMENT 3

               3.       SCHEDULE 9 - PRICING SCHEDULE APPENDIX 2

                          * [175 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.












         1152








                         CHANGE ORDER NO: 3 ATTACHMENT 4





             SCHEDULE 11 - PAYMENT SCHEDULE CLASSIFICATION SUMMARY
         1153
                                                            IGF Supply Agreement
                                                    Contract No ICOO97 - 1016/GW
                                              Attachment 4 to Change Order No. 3


Both parties acknowledge and agree the need to modify the Payment Schedule within Schedule 11 to the Supply Agreement together with the Payment Schedule Classification Summary thereto as a result of the diverse changes to the Supply Agreement agreed by the parties within this Change Order No. 3.

The parties undertake that each will use its best efforts to ensure that any and all necessary changes to Schedule 11 are agreed between them no later than 30 April 1998. Such modified Schedule shall, thereafter, be incorporated into, and form part of, the Supply Agreement dated 3rd March 1997 without the need for the parties to formalise the incorporation of the mutually agreed revised Schedule 11 by way of further Change Order.
         1154
                         CHANGE ORDER NO:3 ATTACHMENT 5





              SCHEDULE 13 - IGFR VERSION 26.1 (REPLACEMENT PAGES)
         1155
[ICO LOGO]                                                  EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements       VERSION : 26.1
                                                            30 MARCH 1998

                IGFR PAGE CHANGES - Version 26.1 (30 March 1998)

--------------------------------------------------------------------------------
Section                                               Page Number
--------------------------------------------------------------------------------
4
--------------------------------------------------------------------------------
4.1.3.1.4  (*)                                        16
--------------------------------------------------------------------------------
4.1.3.1.7                                             16
--------------------------------------------------------------------------------
4.1.3.2.3  (*)                                        16
--------------------------------------------------------------------------------
4.1.3.4.                                              17
--------------------------------------------------------------------------------
4.1.3.4.3.                                            17
--------------------------------------------------------------------------------
4.1.3.5.                                              17
--------------------------------------------------------------------------------
4.2.1.2.  (*)                                         17
--------------------------------------------------------------------------------
4.2.1.5.                                              17
--------------------------------------------------------------------------------
4.2.1.6.                                              17a
--------------------------------------------------------------------------------
4.2.2.3.                                              17a
--------------------------------------------------------------------------------
4.2.2.4.                                              18
--------------------------------------------------------------------------------
4.2.2.5.                                              18
--------------------------------------------------------------------------------
4.2.2.6.                                              18
--------------------------------------------------------------------------------
4.2.2.7.                                              18
--------------------------------------------------------------------------------
4.2.2.11  (*)                                         18
--------------------------------------------------------------------------------
4.2.3.1.                                              18
--------------------------------------------------------------------------------
4.4.3.3.                                              22
--------------------------------------------------------------------------------
4.8.2.3.                                              34
--------------------------------------------------------------------------------
4.8.2.5.                                              34
--------------------------------------------------------------------------------
4.8.5.7.4.                                            37
--------------------------------------------------------------------------------
4.8.5.8.2.                                            37
--------------------------------------------------------------------------------
4.8.5.8.3.                                            37
--------------------------------------------------------------------------------
4.8.5.11.1.(2d)                                       37
--------------------------------------------------------------------------------
4.8.5.11.1.(2f)                                       37
--------------------------------------------------------------------------------
4.8.5.11.1.(2h)                                       37
---------------------------------------------------------------------------------
4.8.5.11.1.(2i)                                       37
--------------------------------------------------------------------------------
4.8.5.11.1.(4)                                        37
--------------------------------------------------------------------------------
4.8.6.1.(3)                                           38
--------------------------------------------------------------------------------
Table 4-1(4.3.3.3.)                                   39
--------------------------------------------------------------------------------
Table 4-1(4.3.5.1)                                    40
--------------------------------------------------------------------------------
Table 4-1(4.3.6.1)                                    40
--------------------------------------------------------------------------------
Table 4-1(4.3.8.1)                                    40
--------------------------------------------------------------------------------
Table 4-1(4.3.8.2)                                    40
--------------------------------------------------------------------------------
Table 4-1(4.4.3)                                      40
--------------------------------------------------------------------------------
Table 4-1(4.6.2.2.1)                                  40
--------------------------------------------------------------------------------
Table 4-1(4.6.2.3.1)                                  40
--------------------------------------------------------------------------------
Table 4-1(4.6.2.3.2)                                  40
--------------------------------------------------------------------------------
Table 4-1(4.6.2.3.3)                                  40
--------------------------------------------------------------------------------
Table 4-1(4.6.2.3.4)                                  40
--------------------------------------------------------------------------------
Table 4-1(4.6.2.3.5)                                  40
--------------------------------------------------------------------------------
Table 4-1(4.6.2.3.6)                                  40
--------------------------------------------------------------------------------
Table 4-1(4.6.2.3.7)                                  40
--------------------------------------------------------------------------------
Table 4-1(4.6.2.3.8)                                  40
--------------------------------------------------------------------------------
Table 4-1(4.6.2.4.2)                                  40
--------------------------------------------------------------------------------
Table 4-1(4.6.2.4.3)                                  40
--------------------------------------------------------------------------------

                                                                 Page (i) of (5)
                                                ICO Proprietary and Confidential
         1156
[ICO LOGO]                                                  EN-IG-ICO-RQ/000014
                 ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998

--------------------------------------------------------------------------------
4.8.9 (2)                                             41
--------------------------------------------------------------------------------
4.8.9 (9)                                             41
--------------------------------------------------------------------------------
4.8.9 (21)                                            41
--------------------------------------------------------------------------------
4.8.9 (23)                                            41
--------------------------------------------------------------------------------
4.9.4.                                                42
--------------------------------------------------------------------------------
5
--------------------------------------------------------------------------------
5.2.2.1.                                              47
--------------------------------------------------------------------------------
5.2.2.2.                                              47
--------------------------------------------------------------------------------
5.2.6.2.                                              49
--------------------------------------------------------------------------------
5.2.6.2.1.                                            49
--------------------------------------------------------------------------------
5.2.6.2.2.                                            49
--------------------------------------------------------------------------------
5.2.6.2.3.                                            49
--------------------------------------------------------------------------------
6
--------------------------------------------------------------------------------
6.5.1.1.                                              55
--------------------------------------------------------------------------------
6.5.1.2.                                              55
--------------------------------------------------------------------------------
6.5.1.3.a  (*)                                        55
--------------------------------------------------------------------------------
6.5.1.3.b  (*)                                        55
--------------------------------------------------------------------------------
6.5.1.4.a                                             55
--------------------------------------------------------------------------------
6.5.1.4.b                                             55
--------------------------------------------------------------------------------
6.5.1.5.                                              55
--------------------------------------------------------------------------------
6.5.1.6.                                              55
--------------------------------------------------------------------------------
6.5.1.7.                                              55
--------------------------------------------------------------------------------
6.5.1.8.                                              55
--------------------------------------------------------------------------------
6.5.1.9.                                              55
--------------------------------------------------------------------------------
6.5.1.10.                                             55a
--------------------------------------------------------------------------------
6.5.1.11.  (*)                                        55a
--------------------------------------------------------------------------------
6.5.1.12.  (*)                                        55a
--------------------------------------------------------------------------------
6.5.1.14.                                             55a
--------------------------------------------------------------------------------
6.5.1.15.                                             55a
--------------------------------------------------------------------------------
6.5.1.16.                                             55a
--------------------------------------------------------------------------------
6.5.1.17.                                             55a
--------------------------------------------------------------------------------
6.5.1.18.                                             55a
--------------------------------------------------------------------------------
6.5.1.19.                                             55a
--------------------------------------------------------------------------------
6.5.1.20.                                             55a
--------------------------------------------------------------------------------
6.5.1.21.  (*)                                        55b
--------------------------------------------------------------------------------
6.5.1.22.  (*)                                        55b
--------------------------------------------------------------------------------
Figure 6-1                                            57
--------------------------------------------------------------------------------
6.7.1.5.                                              60
--------------------------------------------------------------------------------
6.29.                                                 82
--------------------------------------------------------------------------------
6.29.1 (1)                                            82
--------------------------------------------------------------------------------
6.29.1 (2)                                            82
--------------------------------------------------------------------------------
6.29.1 (3)                                            82
--------------------------------------------------------------------------------
7
--------------------------------------------------------------------------------
7.5.2.1.                                              163
--------------------------------------------------------------------------------
7.5.2.14.                                             164
--------------------------------------------------------------------------------
7.5.2.15.                                             164
--------------------------------------------------------------------------------
7.8.1.4.                                              168
--------------------------------------------------------------------------------
7.8.4.1.13.                                           168
--------------------------------------------------------------------------------
7.8.4.3.2(6)                                          169
--------------------------------------------------------------------------------



                                                                Page (ii) of (5)
                                                ICO Proprietary and Confidential
         1157
--------------------------------------------------------------------------------
[ICO ICON]                                                  EN-IG-ICO-RQ/000014
                 ICONET Ground Facilities Requirements      Version : 26.1
                                                            30 March 1998
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
7.8.4.10.2.1.                                         183
--------------------------------------------------------------------------------
7.8.4.10.2.1(2)                                       183
--------------------------------------------------------------------------------
7.8.4.10.2.1(7)                                       183
--------------------------------------------------------------------------------
7.8.4.10.3.1(8)                                       183
--------------------------------------------------------------------------------
7.8.4.10.3.1(10)                                      183
--------------------------------------------------------------------------------
7.8.4.10.4.1.                                         183
--------------------------------------------------------------------------------
7.8.4.10.4.5(6)                                       184
--------------------------------------------------------------------------------
7.8.11.1.2.                                           204
--------------------------------------------------------------------------------
7.8.11.1.3.                                           204
--------------------------------------------------------------------------------
7.8.11.1.3 (1)                                        204
--------------------------------------------------------------------------------
7.8.11.1.3 (1b)                                       204
--------------------------------------------------------------------------------
7.8.11.1.3 (1c)                                       204
--------------------------------------------------------------------------------
7.8.11.1.3 (1d)                                       204
--------------------------------------------------------------------------------
7.8.11.1.3 (1e)                                       204
--------------------------------------------------------------------------------
7.8.11.1.3 (2)                                        204
--------------------------------------------------------------------------------
7.8.11.1.4.                                           204
--------------------------------------------------------------------------------
7.8.11.1.5.                                           204
--------------------------------------------------------------------------------
7.8.11.2.1.                                           204a
--------------------------------------------------------------------------------
7.8.11.2.2.                                           204a
--------------------------------------------------------------------------------
7.8.11.2.3.                                           205
--------------------------------------------------------------------------------
7.8.11.2.4.                                           205
--------------------------------------------------------------------------------
7.8.11.2.5.                                           205
--------------------------------------------------------------------------------
7.8.11.3.1.                                           205
--------------------------------------------------------------------------------
7.8.11.3.2.                                           205
--------------------------------------------------------------------------------
7.8.11.4.1.                                           205
--------------------------------------------------------------------------------
7.8.11.4.2.                                           205
--------------------------------------------------------------------------------
7.8.11.4.2(1)                                         205
--------------------------------------------------------------------------------
7.8.11.4.2(2)                                         205
--------------------------------------------------------------------------------
7.8.11.4.2(3)                                         205
--------------------------------------------------------------------------------
7.8.11.4.2(4)                                         205
--------------------------------------------------------------------------------
7.8.11.4.2(5)                                         205
--------------------------------------------------------------------------------
7.8.11.4.3.                                           205
--------------------------------------------------------------------------------
9
--------------------------------------------------------------------------------
9.1.2(1)                                              221
--------------------------------------------------------------------------------
9.1.6.                                                221
--------------------------------------------------------------------------------
Table 9.1(10)                                         222
--------------------------------------------------------------------------------
Table 9.1(49)                                         227
--------------------------------------------------------------------------------
Table 9.1(68)                                         227
--------------------------------------------------------------------------------
Table 9.1(68.1)                                       227a
--------------------------------------------------------------------------------
Table 9.1(68.2)                                       227a
--------------------------------------------------------------------------------
Table 9.1(68.3)                                       227a
--------------------------------------------------------------------------------
Table 9.1(75)                                         228
--------------------------------------------------------------------------------
Table 9.1(78)                                         229
--------------------------------------------------------------------------------
9.3.5                                                 234
--------------------------------------------------------------------------------
9.3.5.1.                                              234
--------------------------------------------------------------------------------
Table 9-6 (1.1.3)                                     234
--------------------------------------------------------------------------------
Table 9-6 (2.1.)                                      234
--------------------------------------------------------------------------------
Table 9-6 (2.3)                                       236
--------------------------------------------------------------------------------
Table 9-6 (2.3.1)                                     236
--------------------------------------------------------------------------------
Table 9-6 (2.3.2)                                     236
--------------------------------------------------------------------------------


                                                               Page (iii) of (5)
                                                ICO Proprietary and Confidential
         1158
--------------------------------------------------------------------------------
[ICO ICON]                                                  EN-IG-ICO-RQ/000014
                 ICONET Ground Facilities Requirements      Version : 26.1
                                                            30 March 1998
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Table 9-6 (2.3.3)                                     236
--------------------------------------------------------------------------------
Table 9-6 (2.3.4)                                     236
--------------------------------------------------------------------------------
Table 9-6 (2.3.4.1)                                   236
--------------------------------------------------------------------------------
Table 9-6 (2.3.4.2)                                   236
--------------------------------------------------------------------------------
Table 9-6 (2.3.5)                                     236
--------------------------------------------------------------------------------
Table 9-6 (2.3.6)                                     236
--------------------------------------------------------------------------------
Table 9-6 (3)                                         236
--------------------------------------------------------------------------------
Table 9-6 (3.1)                                       236
--------------------------------------------------------------------------------
Table 9-6 (3.1.1)                                     236
--------------------------------------------------------------------------------
Table 9-6 (3.1.1.1)                                   236
--------------------------------------------------------------------------------
Table 9-6 (3.1.1.2)                                   236
--------------------------------------------------------------------------------
Table 9-6 (3.1.1.3)                                   236
--------------------------------------------------------------------------------
Table 9-6 (3.1.2)                                     236
--------------------------------------------------------------------------------
Table 9-6 (3.1.2.1)                                   236
--------------------------------------------------------------------------------
Table 9-6 (3.1.3)                                     236
--------------------------------------------------------------------------------
Table 9-6 (3.1.3.1)                                   236
--------------------------------------------------------------------------------
Table 9-6 (3.1.3.2)                                   236
--------------------------------------------------------------------------------
Table 9-6 (3.1.3.3)                                   236
--------------------------------------------------------------------------------
Table 9-6 (3.2)                                       236
--------------------------------------------------------------------------------
Table 9-6 (3.2.1)                                     236
--------------------------------------------------------------------------------
Table 9-6 (3.2.1.1)                                   237
--------------------------------------------------------------------------------
Table 9-6 (3.2.1.2)                                   237
--------------------------------------------------------------------------------
Table 9-6 (3.2.1.3)                                   237
--------------------------------------------------------------------------------
Table 9-6 (3.2.2)                                     237
--------------------------------------------------------------------------------
Table 9-6 (3.2.2.1)                                   237
--------------------------------------------------------------------------------
Table 9-6 (3.2.3)                                     237
--------------------------------------------------------------------------------
Table 9-6 (3.2.3.1)                                   237
--------------------------------------------------------------------------------
Table 9-6 (3.2.3.2)                                   237
--------------------------------------------------------------------------------
Table 9-6 (3.2.3.3)                                   237
--------------------------------------------------------------------------------
Table 9-6 (3.3)                                       237
--------------------------------------------------------------------------------
Table 9-6 (3.3.1)                                     237
--------------------------------------------------------------------------------
Table 9-6 (3.3.1.1)                                   237
--------------------------------------------------------------------------------
Table 9-6 (3.3.2)                                     237
--------------------------------------------------------------------------------
Table 9-6 (3.3.2.1)                                   237
--------------------------------------------------------------------------------
Table 9-6 (3.3.3.)                                    237
--------------------------------------------------------------------------------
Table 9-6 (3.3.3.1)                                   237
--------------------------------------------------------------------------------
Table 9-6 (3.3.3.2)                                   237
--------------------------------------------------------------------------------
Table 9-6 (3.3.3.3)                                   237
--------------------------------------------------------------------------------
9.3.6                                                 237
--------------------------------------------------------------------------------
9.3.6 (1)                                             237
--------------------------------------------------------------------------------
9.3.6 (1.1)                                           237
--------------------------------------------------------------------------------
9.3.6 (1.1.1)                                         237
--------------------------------------------------------------------------------
9.3.6 (1.1.2)                                         237
--------------------------------------------------------------------------------
9.3.6 (1.1.3)                                         237
--------------------------------------------------------------------------------
9.3.6 (1.1.4)                                         237
--------------------------------------------------------------------------------
9.3.6 (1.1.5)                                         237
--------------------------------------------------------------------------------
9.3.6 (1.2)                                           237
--------------------------------------------------------------------------------
9.3.6 (1.2.1)                                         237
--------------------------------------------------------------------------------
9.3.6 (1.2.2)                                         237
--------------------------------------------------------------------------------
9.3.6 (1.2.3)                                         237
--------------------------------------------------------------------------------
9.3.6 (1.2.4)                                         237
--------------------------------------------------------------------------------

                                                                Page (iv) of (5)
                                                ICO Proprietary and Confidential
         1159
--------------------------------------------------------------------------------
[ICO ICON]                                                  EN-IG-ICO-RQ/000014
                 ICONET Ground Facilities Requirements      Version : 26.1
                                                            30 March 1998
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9.3.6 (1.2.5)                                         237
--------------------------------------------------------------------------------
9.3.6 (1.2.6)                                         237
--------------------------------------------------------------------------------
9.3.6 (1.2.6.1)                                       237
--------------------------------------------------------------------------------
9.3.6 (1.2.6.2)                                       237a
--------------------------------------------------------------------------------
9.3.6 (1.2.6.3)                                       237a
--------------------------------------------------------------------------------
9.3.6 (1.2.6.4.)                                      237a
--------------------------------------------------------------------------------
12
--------------------------------------------------------------------------------
12.1.2.2.                                             244
--------------------------------------------------------------------------------
12.1.2.3.                                             244
--------------------------------------------------------------------------------
12.1.2.4.                                             244
--------------------------------------------------------------------------------
12.4.2.5.                                             244
--------------------------------------------------------------------------------
12.1.2.8.                                             244
--------------------------------------------------------------------------------




NOTE: (*) denotes paragraphs revised between IGFR Version 26 Draft Revision 1.1 (issued 27 March 1998), and the final issue incorporated in Change Order 3, Version 26.1






                                                                 Page (v) of (5)
                                                ICO Proprietary and Confidential
         1160
-------------------------------------------------------------------------------

[ICO ICON]                                                  EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements       Version : 26.1
                                                            30 March 1998
-------------------------------------------------------------------------------


         4.1.2.1.4. The IGF shall support Acknowledgements in accordance with TS GSM 03.40.

         4.1.2.1.5 The IGF shall support the encoding of SMS messages in characters of several alphabets.

         4.1.2.1.6 The available encodings shall include unstructured binary data (maximum 140 octets) and International Alphabet No.5 (160 characters).


4.1.3. FACSIMILE SERVICES


4.1.3.1. FACSIMILE GROUP 3 (UP TO 9600 BPS) USING GSM  DEFINITION



         4.1.3.1.1. The IGF shall support the GSM standard automatic facsimile service, as defined in TS GSM 02.03, with exception of the deviations listed below.

         4.1.3.1.2. The facsimile modem speed shall be up to and including 9600 bps.

         4.1.3.1.3. The IGF shall support transparent transmission of fax data.

         4.1.3.1.4. This service shall be subject to the Air Interface definition being for the use of maximum 4-slot transmission in accordance with the UT classmark.

         4.1.3.1.5. The IGF shall support fax towards the PSTN, in accordance with ITU recommendation T30.

         4.1.3.1.6. The IGF shall support fax error correcting mode (ECM) towards the PSTN, in accordance with ITU recommendation T30 Annex A.


4.1.3.2. FACSIMILE GROUP 3 (UP TO 14.4 KBPS) USING GSM STANDARD

         4.1.3.2.1 The IGF shall support higher rate automatic facsimile Group 3 connections on the basis of the emerging GSM phase 2+ High Speed Circuit Switched Data (HSCSD) services as defined by TS GSM 02.03 and TS GSM 02.34 and with the exception of the deviations listed below. For further details of the Ericsson implementation of these services see ETL document LK/XX 1056-272.

         4.1.3.2.2. The data rates at the user interface supported by the system shall include 12 and 14.4 kbps (V.17).

         4.1.3.2.3. This service requires up to 6 slots air interface transmission and shall only be provided to UTs with corresponding capabilities as indicated by their classmarks.

         4.1.3.2.4. The call detail records produced by the MSSC shall include the number of traffic channels (i.e. air interface slots) assigned at the start of charging. If the number of traffic channels used changes during the call, the new assigned number of traffic channels shall be stored, as well, in the call data record.

         4.1.3.2.5. The IGF shall support error correcting mode (ECM) in accordance with ITU-T Recommendation T.30 Annex A.

         4.1.3.2.6. From a service provision perspective, services specified in
         4.1.3.1 and 4.1.3.2 shall be considered as one service.






                                                                  Page 16 of 245
                                                ICO Proprietary and Confidential
         1161
-------------------------------------------------------------------------------

[ICO ICON]                                                  EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements       Version : 26.1
                                                            30 March 1998
-------------------------------------------------------------------------------


4.1.3.3. ALTERNATE VOICE/GROUP 3 FACSIMILE USING GSM DEFINITION



         4.1.3.3.1. The IGF shall support the GSM standard alternate speech/group 3 facsimile service, as defined in TS GSM 02.03, with the exception of the deviations listed below.

         4.1.3.3.2. The speech component of the connection shall be in accordance with the requirements for the ICO telephony service as described above.



THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK










                                                                 Page 16a of 245
                                                ICO Proprietary and Confidential
         1162
-------------------------------------------------------------------------------

[ICO ICON]                                                  EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements       Version : 26.1
                                                            30 March 1998
-------------------------------------------------------------------------------


         4.1.3.3.3. The facsimile component of the connection shall be in accordance with the requirements for the ICO automatic group 3 facsimile service as described above, but limited to a maximum of 4.8kbps.

         4.1.3.3.4. The IGF shall support the use of the GSM in-call modification procedure.


4.1.3.4. ALTERNATE VOICE/GROUP 3 FACSIMILE (UP TO 2,400BIT/S) USING INBAND DETECTION

         4.1.3.4.1. The IGF shall detect the usage of in-band fax tones. Upon such detection, the IGF shall perform an in-call modification to change the voice codecs in IGF and UT from voice mode to fax mode, transparent to the MSSC. The GSM bearer capability shall remain speech.

         4.1.3.4.2. The facsimile data rates when using inband detection shall be limited to 2400bps.

         4.1.3.4.3. The IGF shall support in-band alternative voice/facsimile operation only where the facsimile data is transported over a speech circuit. That is, where there is only one bearer capability indication at call setup, and that bearer capability is speech.

         4.1.3.4.4. The voice codec shall support the detection of audio facsimile tones.

         4.1.3.4.5. The IGF shall support the switch from voice to facsimile mode and vice versa.


4.1.3.5. DYNAMIC ASSIGNMENT OF VOICE/FAX IWF RESOURCES

         4.1.3.5.1. The IGF shall support dynamic assignment of IWF resources for Speech/Fax.


4.2. BASIC BEARER SERVICES


4.2.1. CIRCUIT MODE DATA SERVICES (UP TO 9600 BPS) USING GSM STANDARD

         4.2.1.1. The IGF shall support the following GSM standard circuit-mode data services listed below, as defined in TS GSM 02.02 subject to the clarifications included below:

         4.2.1.2. Asynchronous data (BS 2x), transparent and non-transparent, at bit rates of 300, 1200, 1200/75, 2400, 4800 and 9600 bps. For
         Non-transparent rates of 2400bit/s and below the network shall use two slots for transmission and require the UT to transmit on one slot if the classmark indicates that it can only transmit on a single slot, otherwise the UT shall transmit using two slots.

         4.2.1.3. Synchronous data (BS 3x), transparent, at bit rates of 1200, 2400, 4800, and 9600 bps.

         4.2.1.4. Access from a mobile station to a packet switched data network shall be possible via the PAD (Packet Assemble/Disassembly) facility of the Data Interworking Function of IGF or via a PAD accessible via the switched telephone network. In both cases the same asynchronous rates 300, 1200, 2400, 1200/75 and 4800 bps shall be supported.

         4.2.1.5. The Data Interworking Function of IGF shall support basic packet services at 2400, 4800 and 9600 bps. Support of basic packet service in IGF is the passing of X.25 packet layer information. The services use either a modem or the Unrestricted Digital Information
         (UDI) Transfer Capability of the ISDN, for the UDI case X.31 HDLC flag stuffing is used for rate adaptation. With a modem both transparent and non-transparent services are supported. With UDI, utilising the HDLC flag stuffing towards ISDN, only synchronous non-transparent services are supported.


                                                                  Page 17 of 245
                                                ICO Proprietary and Confidential
         1163
-------------------------------------------------------------------------------

[ICO ICON]                                                  EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements       Version : 26.1
                                                            30 March 1998
-------------------------------------------------------------------------------



4.2.2. CIRCUIT MODE DATA SERVICES (UP TO 38.4 KBPS) USING GSM STANDARD

         4.2.2.1. The IGF shall support High Speed Circuit Switched Data (HSCSD) services in accordance with the emerging GSM phase 2+ services as defined in TS GSM 02.02 and TS GSM 02.34 subject to the clarifications included below. For further details of the Ericsson implementation of these services see ETL document LK/XX 1056-272.

         4.2.2.2. The IGF shall support subscription to the following bearer services:

                  1. general asynchronous (BS 20)

                  2. general synchronous (BS 30)

         4.2.2.3. The IGF shall support both transparent and non-transparent services. Synchronous non-transparent services for data rates above 9600 bit/s shall be available no later than by the release date of CME20 R9



         THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK


                                                                 Page 17a of 245
                                                ICO Proprietary and Confidential
         1164
-------------------------------------------------------------------------------

[ICO ICON]                                                  EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements       Version : 26.1
                                                            30 March 1998
-------------------------------------------------------------------------------


         4.2.2.4. The IGF shall support autobauding for non-transparent services. For non-transparent services it shall be possible to change the data rate during the call.

         4.2.2.5. The IGF shall support the modification of the number of channels allocated to a particular non-transparent HSCSD connection via in-call modification and on handover.

         4.2.2.6. If during the assignment of traffic channels or at handover a traffic channel congestion is encountered, the call set-up or handover for non-transparent services can be carried using less channels than initially requested.

         4.2.2.7. Circuit mode data services shall be supported by the system for symmetric services with the following requirements:

                  1. Air Interface rates of 2.4, 4.8, 9.6, 14.4, 19.2, 28.8, and
                     38.4 kbit/s;

                  2. Signalling code points for the following rates: 0.3, 1.2,
                     1.2/0.075, 2.4, 4.8, 9.6, 14.4, 19.2, 28.8, and
                     38.4 kbit/s;

                  3. For 3.1kHz modem access refer to section 6.18;

                  4. For UDI access, rates of 2.4, 4.8, 9.6, 14.4, 19.2, 28.8, and 38.4 kbit/s

         4.2.2.8. This service shall only be provided to UTs which can utilise more than 2 air interface slots as indicated by their classmarks.

         4.2.2.9. The IGF shall support data compression based on ITU-T V.42bis towards both the PSTN and the UT.

         4.2.2.10. The call detail records for mobile originated and mobile terminated cases produced by the MSSC shall include the number of traffic channels (i.e. air interface slots) assigned at the start of charging. If the number of traffic channels used changes during the call, the new assigned number of traffic channels shall be stored, as well, in the call data record.

         4.2.2.11 The IGF shall support the following asymmetric rates for non-transparent services; 9600/2400bit/s and 4800/2400bit/s, network to transmit at the higher rate as indicated by the classmark. For the direction of transmission from the UT to the IGF, these services shall involve transmission on only one air interface slot.


4.2.3.  ALTERNATE VOICE AND DATA SERVICES USING VOICE CODEC SIGNALLING

         4.2.3.1. For mobile terminated and mobile originated calls, the IGF shall detect in-band data tones and modulation. Upon such detection, the IGF shall perform an in-call modification to change the voice codecs in IGF and UT from voice mode to data mode, transparent to the MSSC. The GSM bearer capability shall remain speech

         4.2.3.2. The data rates for alternate voice/data operation shall be limited to 2400bps.

         4.2.3.3. The voice codec shall support the detection of audio modem tones.

         4.2.3.4. The IGF shall support the switch from voice to data mode and vice versa.


4.3. GSM SUPPLEMENTARY SERVICES


4.3.1. GENERAL

         4.3.1.1. The IGF shall support the subscription (provision/withdrawal) of each of the GSM supplementary services on an individual subscriber
         (IMSI) basis.



                                                                  Page 18 of 245
                                                ICO Proprietary and Confidential
         1165

[ICO LOGO]                                                  EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements       VERSION : 26.1
                                                            30 MARCH 1998


         4.3.1.2. The IGF shall support the management of the supplementary services by the end-user (registration/erasure/activation/deactivation/ interrogation/password control) as defined in TS GSM 02.04.

         4.3.1.3. The IGF shall support the registration/erasure/activation and deactivation of each of the supplementary services on a basic service group basis as defined in TS GSM 02.04.

         4.3.1.4 The IGF shall support the use of the Unstructured Supplementary Service Data (USSD) mechanisms for interaction with the end-user as defined in TS GSM 02.90, TS GSM 03.90 and TS GSM 04.90.

         4.3.1.5. Both user and network initiated USSD shall be included, as well as the capability to handle the USSD dialogues initiated from applications in the HLR; and from applications that use the USSD procedures to communicate with the HLR and are located in external nodes.


4.3.2.  LINE IDENTIFICATION SERVICES


4.3.2.1. CALLING LINE IDENTIFICATION PRESENTATION (CLIP)

         4.3.2.1.1. The IGF shall comply with the GSM phase 2 Calling Line Identification Presentation (CLIP) service as defined in TS GSM 02.81, TS GSM 03.81 and TS GSM 04.81.



              THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK


                                                                 Page 18a of 245
                                                ICO Proprietary and Confidential
         1166

[ICO LOGO]                                                  EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements       VERSION : 26.1
                                                            30 MARCH 1998


4.4.1.2. HPN PRIVACY

         4.4.1.2.1. The HPN transmission to the UT shall be encrypted by a [TBD] encryption algorithm. The algorithm shall be supplied by ICO. The algorithm shall use a time variant key (Kh) which is derived from the subscriber TMSI and HPN Frame Id. The application of HPN privacy based on the TMSI shall not compromise the existing security mechanisms applied to the other channels.


4.4.2. ICO DUAL-NUMBERING

         4.4.2.1. The IGF shall support the subscription by cellular roamers to the ICO dual-numbering option. This requires the provision of an Interworking Location Register for the applicable cellular network standard.

         4.4.2.2. The IGF shall support the allocation of an ICO MSISDN to an existing cellular subscriber, in addition to the existing cellular MSISDN, for each service subscribed to.

         4.4.2.3. For a subscriber with ICO dual-numbering, the IGF shall support the delivery of incoming calls via ICO MSISDNs to:

                  1. subscribers currently registered on ICO

                  2. subscribers currently registered on cellular networks

         4.4.2.4. For a subscriber with ICO dual-numbering, the ILR shall support the selection, at subscription time, by the end-user of the primary MSISDN to be used for calling line identification (CLI) purposes. (F/R)


4.4.3. NATURAL LANGUAGE SUPPORT

         4.4.3.1. The IGF shall support the selection of a "preferred language" by the end-user as a subscription option.

         4.4.3.2. The IGF shall store the "preferred language" of the subscriber in the service profile stored within the HLR and VLR registers.

         4.4.3.3. The IGF shall also store the "preferred language" of the subscriber in the service profile contained within the cellular/satellite interworking function.

         4.4.3.4. For voice announcements and prompts to the subscriber the IGF shall employ the "preferred language" to select the language used.

         4.4.3.5. For announcements the IGF shall support a minimum of 30 different languages, subject to the storage capacity for announcements.

         4.4.3.6. For voice messaging services, the IGF shall also support the use of a language preference the extent of this support shall be determined by the PDR.

         4.4.3.7. For roamers to the ICO network, the IGF shall support the derivation of the correct language for announcements etc., from the home network (MCC/MNC) of the subscriber via IMSI-range analysis.


4.5. MAIL AND MESSAGING SERVICES


4.5.1. GENERIC MESSAGING PLATFORM REQUIREMENTS

         4.5.1.1. The IGF shall include a flexible messaging platform for the provision of the following mail and messaging services:

                  1. voice mail

                  2. fax mail



                                                                  Page 22 of 245
                                                ICO Proprietary and Confidential
         1167

[ICO ICON]                                                  EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements       VERSION : 26.1
                                                            30 MARCH 1998



                  3. short messaging (SMS)

                  4. email



              THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK



                                                                 Page 22a of 245
                                                ICO Proprietary and Confidential
         1168

[ICO ICON]                                                  EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements       VERSION : 26.1
                                                            30 MARCH 1998


4.7.4. SUBSCRIBER PROFILES IN THE MESSAGING PLATFORM

         4.7.4.1. For those services provided by the ICONET messaging platform, the messaging platform shall support the use of individual subscriber profiles.

         4.7.4.2. For individual profiles, the subscriber shall be identified by means of one or more MSISDNs.


4.8. CELLULAR/SATELLITE ROAMING


4.8.1. GENERAL

         4.8.1.1. The IGF shall support roaming between the ICONET and the following types of cellular network

                  1. networks employing GSM MAP (GSM 900/DCS 1800/PCS 1900)

                  2. networks employing TIA IS.41 (AMPS/DAMPS/CDMA)

                  3. networks employing TTC MAP (PDC 800/PDC 1500) (OPTION)

         4.8.1.2. The IGF shall support roaming in both directions i.e. from other networks to ICO, and from ICO to other networks in accordance with the table in Section 4.8.9.


4.8.2. ROAMING WITH IS.41 BASED NETWORKS

         4.8.2.1. For roaming between IS.41 based networks and ICONET an additional "roaming subscription" is required to map the identifiers and services employed within the home and visited network. The IGF shall support the provisioning of this additional service profile information.

         4.8.2.2. For roaming from IS.41 based networks to ICONET, the cellular/satellite interworking function of the IGF shall perform the functions of an IS.41 VLR towards the IS.41 network and the functions of a GSM HLR/AuC towards the ICONET.

         4.8.2.3. For roaming from ICONET to IS.41 based networks, the cellular/satellite interworking function of the IGF shall perform the functions of an IS.41 HLR/AC towards the IS.41 network and the functions of a GSM VLR towards the ICONET.

         4.8.2.4. For roaming with IS.41 based networks, the IGF shall support interworking with cellular networks employing the following versions of the IS-41 protocol:

                  1. IS-41 Revision B

                  2. IS-41 Revision C

                  3. IS-41 Revision D (ANSI 41) (F/R)

         4.8.2.5.The IGF shall support the use of global title translation (GTT) on the IS-41 side for full international roaming support.




4.8.3. ROAMING WITH PDC NETWORKS  (OPTION)

         4.8.3.1. For roaming between TTC MAP based networks and ICONET an additional "roaming subscription" is required to map the identifiers and services employed within the home and visited network. The IGF shall support the provisioning of this additional service profile information.


                                                                  Page 34 of 245
                                                ICO Proprietary and Confidential
         1169

[ICO ICON]                                                  EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements       VERSION : 26.1
                                                            30 MARCH 1998


         4.8.3.2. For roaming from PDC networks to ICONET, the cellular/satellite interworking function of the IGF shall perform the functions of a PDC GLR towards the PDC network and the functions of a GSM HLR/AuC towards the ICONET.



         THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK


                                                                 Page 34a of 245
                                                ICO Proprietary and Confidential
         1170

[ICO ICON]                                                  EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements       VERSION : 26.1
                                                            30 MARCH 1998

         4.8.5.7.3. For IS.41 based networks the IGF shall support remote feature activation.

         4.8.5.7.4. In order to increase the transparency of the service to the end user, the IGF shall support, where possible, the MMI strings employed within the home network. For example, the MMI codes for call delivery (IS.41) should also be accepted within the ICO network and mapped onto the appropriate call restriction (barring) services.

         4.8.5.7.5. For those networks supporting the management of services/features from fixed network terminals via DTMF, this feature shall also be supported by the IGF in case of cellular/satellite roaming.


4.8.5.8. SHORT MESSAGING

         4.8.5.8.1. The Short Message teleservices shall be supported in both the IS.41 to ICO and ICO to IS.41 roaming cases.

         4.8.5.8.2. The IGFshall support the end-to-end delivery of mobile originated short messages for both IS.41 to ICO and ICO to IS.41 roaming.

         4.8.5.8.3. The IGF shall support the end-to-end delivery of mobile terminated short messages for both IS.41 to ICO and ICO to IS.41 roaming.


4.8.5.9. FAULT RECOVERY

         4.8.5.9.1. The IGF shall support the MAP operations provided in each of the three cellular standards for fault recovery e.g. HLR restart. This shall include the reception by the IGF of such fault recovery indications from the home and visited networks as well as the generation of such indications by the IGF in case of outage.


4.8.5.10 SECTION NOT USED


4.8.5.11. ADDITIONAL ICO HLR FUNCTIONALITY

         4.8.5.11.1. The GSM HLR/AuC components of the cellular/satellite interworking functions of the IGF shall include all of the functionality of a standalone ICO HLR/AuC including, but not limited to, the following:

                  1. provisioning of HPN

                  2. vendor proprietary services and features for the IS.41
                     interworking unit :

                           a. Immediate Call Itemisation Service

                           b. Announcement Suppression at Call Rerouting (F/R)

                           c. Transfer of Announcement Suppression Indicator to
                              HLR (F/R)

                           d. Single Personal Number (F/R)

                           e. Ericsson Dual Numbering (ICO+GSM+two logical lines
                              handset is needed) (F/R)

                           f. Subscription Type

                           g. IMSI Changeover (F/R)

                           h. MAP Policing

                           i. Subscriber Priority Level for Channel Allocation
                              (F/R)

                           j. Location Numbers (Regional and Local Subscription)

                  3. vendor proprietary services and features for the PDC
                     interworking unit (F/R)

                  4. intelligent network support (e.g. IN service class
                     marks/category keys) (F/R)

                  5. provisioning of other ICO specific services (F/R)


                                                                  Page 37 of 245
                                                ICO Proprietary and Confidential
         1171

[ICO ICON]                                                  EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements       VERSION : 26.1
                                                            30 MARCH 1998


4.8.6. PROTOCOL SUPPORT

         4.8.6.1. The IGF shall support the following protocol stacks for cellular/satellite roaming:

                  1. GSM MAP/ ITU-T TCAP/ ITU-T SCCP/ ITU-T MTP

                  2. GSM MAP/ ITU-T TCAP/ ANSI SCCP/ANSI MTP

                  3. IS.41 MAP/ ANSI TCAP/ ITU-T X.25

                  4. IS.41 MAP/ ANSI TCAP/ ANSI SCCP/ ANSI MTP

                  5. IS.41 MAP/ ANSI TCAP/ ITU-T SCCP/ ITU-T MTP

                  6. IS.41 MAP/ ITU-T TCAP/ ITU-T SCCP/ ITU-T MTP (F/R)

                  7. TTC MAP (DMNI)/ TTC TCAP/ TTC SCCP/ TTC MTP (OPTION)

                  8. TTC MAP (DTIF)/ TTC TCAP/ TTC SCCP/ TTC MTP. (OPTION)


4.8.7. PROVISIONING FUNCTIONS

         4.8.7.1. The IGF shall provide an interface for the provisioning of the data held in the cellular/satellite interworking function via the ICO ADC.

         4.8.7.2. The IGF shall support both a transaction based interface for individual subscriber details as well as a bulk update (e.g. file transfer) mechanism for the transfer of data en masse. The PDC to ICO ILR will only support the interface for individual subscriber details.

         4.8.7.3. Each change to a subscriber profile, either locally or remotely, shall be logged by the IGF including details of the change. The PDC to ICO ILR will not support logging of the change.


4.8.8. NETWORK MANAGEMENT FUNCTIONS


4.8.8.1. FAULT MANAGEMENT

         4.8.8.2.1. The cellular/satellite interworking function of the IGF shall support the generation, logging and cancellation of alarms.

         4.8.8.2.2. The cellular/satellite interworking function of the IGF shall support an interface for the transfer of alarms to the ICO NMC.


4.8.8.2. PERFORMANCE MANAGEMENT

         4.8.8.2.1. The cellular/satellite interworking function of the IGF shall be capable of producing traffic measurements (e.g. peg counters) for both application level transactions and the lower layers e.g. MAP, TCAP, SCCP, MTP etc.

         4.8.8.2.2. The cellular/satellite interworking function of the IGF shall support an interface for the transfer of performance measurements to the ICO NMC.


4.8.8.3. CONFIGURATION MANAGEMENT

         4.8.8.3.1. The cellular/satellite interworking function of the IGF shall support an interface to the ICO NMC for the configuration of both the application and underlying layers (e.g. MAP, TCAP, SCCP, MTP).


4.8.8.4. SECURITY MANAGEMENT

         4.8.8.4.1. The downloading of authentication keys from the ICO ADC to the cellular/satellite interworking function of the IGF shall be performed in a secure manner i.e. encrypted.


                                                                  Page 38 of 245
                                                ICO Proprietary and Confidential
         1172

[ICO ICON]                                                  EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements       VERSION : 26.1
                                                            30 MARCH 1998

         4.8.8.4.2. The IGF shall support both a transaction based interface for individual subscriber details as well as a bulk update (e.g. file transfer) mechanism for the transfer of data en masse.



         THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK



                                                                 Page 38a of 245
                                                ICO Proprietary and Confidential
         1173
-------------------------------------------------------------------------------

[ICO ICON]                                                  EN-IG-ICO-RQ/000014
                ICONET Ground Facilities Requirements       Version : 26.1
                                                            30 March 1998
-------------------------------------------------------------------------------

         4.8.8.4.3. The storage of the keys within the cellular/satellite interworking function of the IGF shall also be in an encrypted form.

         4.8.8.4.4. The IGF shall prevent access by operator personnel to the secret key information held in the AuC component of the cellular/satellite interworking function.


4.8.9. AVAILABILITY OF PRODUCTS AND SERVICES TO ROAMING SUBSCRIBERS

         4.8.9.1. This table below describes the requirements on the IGF for the availability of products and services to roaming subscribers.

         KEY
         ---

         NA:                        NOT APPLICABLE, NOT TECHNICALLY FEASIBLE

         Y:                         REQUIRED

         N:                         NOT REQUIRED

         F/R:                       FUTURE REQUIREMENT


     TABLE 4-1 AVAILABILITY OF PRODUCTS AND SERVICES TO ROAMING SUBSCRIBERS
     ----------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
                                                          CELLULAR ROAMERS TO          ICO ROAMERS TO
                                                                 ICO                      CELLULAR

                   SERVICE OR FEATURE                      GSM     IS.41      PDC TO        ICO       ICO        ICO TO
                                                           TO      TO          ICO          TO        TO           PDC
                                                           ICO     ICO        (OPTION)      GSM       IS.41      (OPTION)
------------------------------------------------------------------------------------------------------------------------
TELESERVICES
------------------------------------------------------------------------------------------------------------------------
SPEECH SERVICES
------------------------------------------------------------------------------------------------------------------------
4.1.1.1 Telephony (TS 11)                                   Y        Y         Y           Y          Y
------------------------------------------------------------------------------------------------------------------------
4.1.1.2 Emergency calls (TS 12)                             Y        Y         Y           Y          NA(1)
------------------------------------------------------------------------------------------------------------------------
SHORT MESSAGE SERVICES (SMS)
------------------------------------------------------------------------------------------------------------------------
4.1.2.1 Mobile Terminated SMS (TS 21)                       Y        Y (2)     F/R         Y          Y(2)
------------------------------------------------------------------------------------------------------------------------
4.1.2.1 Mobile Originated SMS (TS 22)                       Y        Y (2)     F/R         Y          Y(2)
------------------------------------------------------------------------------------------------------------------------
FACSIMILE SERVICES (UP TO 9600 BPS)
------------------------------------------------------------------------------------------------------------------------
4.1.3.1 Automatic fax group 3 (TS 62)                       Y        Y (3)     Y (3)       Y          Y(4)
------------------------------------------------------------------------------------------------------------------------
4.1.3.3 Alternate speech and fax group 3 (TS 61)            Y        Y (5)     F/R         Y          NA
------------------------------------------------------------------------------------------------------------------------
4.1.3.4 Alternate speech/fax - inband detection             Y        Y          Y          NA         Y
------------------------------------------------------------------------------------------------------------------------
FACSIMILE SERVICES, HIGH SPEED BEARERS (HSCSD)
------------------------------------------------------------------------------------------------------------------------
4.1.3.2 Fax group 3 up to 14.4 kbps                        Y (6)     Y (7)     Y (7)       Y (6)      NA
------------------------------------------------------------------------------------------------------------------------
BEARER SERVICES
------------------------------------------------------------------------------------------------------------------------
CIRCUIT SWITCHED DATA (UP TO 9600 BPS)
------------------------------------------------------------------------------------------------------------------------
4.2.1 Data circuit duplex asynchronous (BS 2x)              Y        Y (7)     Y (7)       NA         NA
------------------------------------------------------------------------------------------------------------------------
4.2.1 Data circuit duplex synchronous (BS 3x)               Y        Y (7)     Y (7)       NA         NA
------------------------------------------------------------------------------------------------------------------------
4.2.3 Alternate Speech/Data - inband detection              Y        Y         Y           NA         Y
------------------------------------------------------------------------------------------------------------------------
HIGH SPEED CIRCUIT-SWITCHED DATA (UP TO 38.4 KBPS)
------------------------------------------------------------------------------------------------------------------------
4.2.2 General data circuit duplex asynch. (BS 20)          Y (6)     Y (7)     Y (7)       Y (6)      NA
------------------------------------------------------------------------------------------------------------------------
4.2.2 General data circuit duplex asynch. (BS 20)          Y (6)     Y (7)     Y (7)       Y (6)      NA
------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTARY SERVICES
------------------------------------------------------------------------------------------------------------------------
CALL OFFERING SUPPLEMENTARY SERVICES
------------------------------------------------------------------------------------------------------------------------
4.3.3.1 Call Forwarding Unconditional (CFU)                Y (20)     Y (20)   Y (20)      Y          Y
------------------------------------------------------------------------------------------------------------------------
4.3.3.2 Call Forwarding on Mobile Subscriber Busy (CFB)    Y          Y (9)     F/R        Y          Y (9)
------------------------------------------------------------------------------------------------------------------------
4.3.3.3 Call Forwarding on Mobile Not Reachable (CFNRc)    Y          Y (9)     F/R        Y          Y(9)
------------------------------------------------------------------------------------------------------------------------
4.3.3.4 Call Forwarding on No Reply (CFNRy)                Y          Y (9)     F/R        Y          Y (9)
------------------------------------------------------------------------------------------------------------------------
CALL COMPLETION SUPPLEMENTARY SERVICES
------------------------------------------------------------------------------------------------------------------------



                                                                  Page 39 of 245
                                                ICO Proprietary and Confidential


         1174
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

                                                        CELLULAR ROAMERS TO ICO          ICO ROAMERS TO CELLULAR
                  SERVICE OR FEATURE                      GSM TO    IS.41 TO     PDC      ICO      ICO      ICO
                                                           ICO         ICO       TO       TO       TO     TO PDC
                                                                                 ICO      GSM     IS.41    (OPT
                                                                                (OPT                       ION)
                                                                                ION)
------------------------------------------------------- ---------    --------   -----  -------  -------    -----
4.3.4.1 Call Waiting (CW)                                   Y           Y        F/R       Y        Y

4.3.4.2 Call Hold (HOLD)                                    Y         Y (8)      F/R       Y        Y

NUMBER IDENTIFICATION SUPPLEMENTARY SERVICES

4.3.2.1 Calling Line Identification Presentation            Y        Y (10)      F/R       Y     Y (10)
(CLIP)

4.3.2.2 Calling Line Identification Restriction (CLIR)      Y        Y (10)      F/R       Y     Y (10)

4.3.2.3 Connected Line Identification Presentation          Y        Y (11)      F/R      NA       NA
(COLP)

4.3.2.4 Connected Line Identification Restriction           Y        Y (11)      F/R      NA       NA
(COLR)

MULTI-PARTY SUPPLEMENTARY SERVICES

4.3.5.1 Multi Party Service (MPTY)/IS-41 3 way calling      Y           Y        F/R       Y        Y

CLOSED USER GROUP SUPPLEMENTARY SERVICES

4.3.6.1 Closed User Group (CUG)                             Y           N         N        Y       NA

CHARGING SUPPLEMENTARY SERVICES

4.3.8.1 Advice of Charge Information (AoCI)               N (12)        N         N     N (12)     NA

4.3.8.2 Advice of Charge Charging (AoCC)                  N (12)        N         N     N (12)     NA

CALL RESTRICTION SUPPLEMENTARY SERVICES

4.3.7.1 Barring of All Outgoing Calls (BAOC)                Y           Y        F/R       Y        Y

4.3.7.2 Barring of All Incoming Calls (BAIC)                Y        Y (22)      F/R       Y        Y

4.3.7.3 Barring of Outgoing International Calls (BOIC)    Y (14)     Y (13)      F/R       Y     Y (13)

4.3.7.4 Barring of Outgoing International Calls,          Y (15)     Y (11)      F/R       Y       NA
except those directed to the Home Country (BOICexHC)

4.3.7.5 Barring of Incoming Calls when Roaming            Y (16)     Y (22)      F/R       Y       NA
Outside the  Home Country (BIC-Roam)

UNSTRUCTURED SUPPLEMENTARY SERVICE DATA (USSD)

4.3 Unstructured supplementary service data (USSD)          Y        Y (11)      F/R       Y       NA

ICO SPECIFIC SERVICES

4.4.1 High Power Notification (HPN)                       N (17)     Y (11)    Y (11)     NA       NA

4.4.2 ICO Dual numbering                                  N (17)     Y (11)    Y (11)     NA       NA

4.4.3 Natural language support                            N (17)      Y(23)     Y(23)     NA       NA

MAIL AND MESSAGING SERVICES

4.5.6 Mailbox access and retrieval                        Y (18)     Y (18)      F/R    Y (18)   Y (18)

4.5.7 Mailbox notification                                Y (19)     Y (19)      F/R    Y (19)   Y (19)

ADVANCED SERVICES

4.6.2.2.1 Virtual Private Networks (VPN)                  Y (17)      N(21)     N(21)     NA       NA

4.6.2.3.1 Advanced call forwarding                        N (17)     N (21)    N (21)     NA       NA

4.6.2.3.2 Advanced call barring                           N (17)     N (21)    N (21)     NA       NA

4.6.2.3.3 Originating call screening                      N (17)     N (21)    N (21)     NA       NA

4.6.2.3.4 Terminating call screening                      N (17)     N (21)    N (21)     NA       NA

4.6.2.3.5 Location dependent routing                      N (17)     N (21)    N (21)     NA       NA

4.6.2.3.6 Personal number                                 N (17)     N (21)    N (21)     NA       NA

4.6.2.3.7 Hot line routing                                N (17)     N (21)    N (21)     NA       NA

4.6.2.3.8 Caller list                                     N (17)     N (21)    N (21)     NA       NA

4.6.2.4.1 Pre-paid (debit) service                          NA         NA        NA       NA       NA

4.6.2.4.2 Private calls                                   N (17)     N (21)    N (21)     NA       NA

4.6.2.4.3 Split billing                                   N (17)     N (21)    N (21)     NA       NA


Notes:

1. Although the GSM emergency call service will not be available in PDC and IS.41 networks, this does not prevent the subscriber from dialling an emergency access code in such networks. However, this call will be treated as a normal telephony call i.e. with no prioritised access on the air-interface.

                                                                  Page 40 of 245
                                                ICO Proprietary and Confidential
         1175
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

2. End-to-end support for SMS is provided However, roamers to ICO may also be provisioned with SMS in the CS-IWF allowing them to send and receive SMS on ICO via an ICO MSISDN.

3. Roamers from IS.41 and PDC networks may employ GSM fax services from within the ICO network. However, delivery of fax calls from their home networks via their home cellular networks is not supported.

4. Roamers from ICO to IS.41 networks may employ local fax services within the serving network. However, delivery of fax calls from the ICO network via ICO fax MSISDNs (multi-numbering) is not supported.

5. Roamers from IS.41 and PDC networks may employ the GSM alt. speech/fax service from within the ICO network, but this requires the allocation of additional ICO MSISDNs in the CS-IWF.

6.  Subject to support of HSCSD by the GSM network.

7. Roamers from IS.41 and PDC networks may employ local GSM data services within the ICO network by the allocation of an ICO MSISDN. However, delivery of data calls from the home network and via the home cellular number is not supported.

8.  Supported locally in the CS-IWF, not end-to-end.

9. It may not be possible to support conditional call forwarding services when roaming between ICO and IS.41 networks. This depends on the capability of the individual IS.41 networks. Note that the IS-41 Call forward on No Answer service is the equivalent of the GSM services CFNRc and CFNRy.

10. Proprietary solution depending on the IS.41 extensions supported.

11. Supported locally in the CS-IWF, not present in the home network.

12. Advice of charge is not supported for roaming subscribers.

13. The IS.41 and GSM services are not equivalent, some differences in service delivery are inevitable e.g. IS.41 supports barring of all calls outside world zone 1 (i.e. North America) rather than barring of all international calls.

14. The interpretation of barring of all outgoing international calls within the ICO network shall be all calls to destinations with country codes other than ICO.

15. The interpretation of BOIC-exHC within the ICO network shall be based on home PLMN and not home country.

16. The interpretation of BIC-roam within the ICO network shall be barring of all incoming calls whilst roaming outside the home PLMN (i.e. not home country).

17. The provisioning of this service requires a CS-IWF for GSM to ICO roaming. (OPTION)

18. Mail and messaging services will normally be provided by the home network. However, it shall be possible to provide ICO mailboxes to roaming subscribers.

19. The form of notification used may vary from network to network e.g. for those networks not supporting SMS a voice-call notification may be used.

20. The support of this service depends on its provisioning by the home network.

21. The CS-IWF does not support the storage of the IN classmark/key information.
    .

22. This service is only supported in case of ICO dual numbering and for calls delivered via the ICO MSISDN.

23. Note that the ICO natural language support feature is implemented via the Ericsson subscription type feature.

                                                                  Page 41 of 245
                                                ICO Proprietary and Confidential
         1176
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

4.9. OTHER VALUE-ADDED SERVICES

        4.9.1. The IGF shall support the routing of calls to/from value added services centres located within the ICONET.

        4.9.2. The IGF will support the usage of short code dialling for access to individual services.



         THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

                                                                 Page 41a of 245
                                                ICO Proprietary and Confidential
         1177
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

         4.9.3. In order to support the usage of multiple regional service centres, the IGF shall support the routing of service calls based on both the short code dialled and location (service area) of the UT.

         4.9.4. The IGF shall support the use of a Primary Rate ISDN connection between the MSSC and PABX/ Value Added Service Centres.


4.10. SPECIALISED TERMINALS


4.10.1.  MULTICHANNEL TERMINALS (F/R)

         4.10.1.1. The IGF shall support the usage of a single location update by the multi-channel terminal on behalf of all of the subscribers currently attached to it.


4.10.2. SEMI-FIXED TERMINALS


4.10.2.1. The IGF shall support the usage of semi-fixed user terminals for the purpose of local loop replacement, remote PABX and remote payphone applications. The IGF requirements to support these terminals are in other sections of this document, in particular Section 4.7.2.

                                                                  Page 42 of 245
                                                ICO Proprietary and Confidential
         1178
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

5.2. PROVISIONING SERVICES


5.2.1. SUBSCRIBER ADMINISTRATION IN THE HLR

         5.2.1.1. The IGF shall support the management functions required for the administration of subscriber data in the HLR, as defined in TS GSM
         12.02. This shall include the functions required for the administration of the following:

            1.  directory numbers

            2.  service provision

            3.  basic and supplementary services

            4.  regional subscription zones

            5.  bearer capability allocations.

         5.2.1.2. The IGF shall also include the management functions required for the administration of the ICO specific services described above (e.g. HPN, language preference etc.).

         5.2.1.3. The IGF shall also include the management functions required for the administration of Ericsson proprietary services.

         5.2.1.4. The IGF shall support a remote provisioning interface from the HLR to the ICO ADC. The supplier shall provide full details of this interface including physical interconnection to the DCN, protocol stacks employed and application data units/MML command syntax.

         5.2.1.5. In addition to the handling of individual transactions on a per subscriber basis, the IGF provisioning interface shall also include a bulk update mechanism (e.g. file transfer) for the updating of HLR data en masse.


5.2.2. SUBSCRIBER ADMINISTRATION IN THE CELLULAR/SATELLITE INTERWORKING FUNCTION (CS-IWF)

         5.2.2.1. The IGF shall provide a provisioning interface to the GSM HLR component of the cellular-satellite interworking function (CS-IWF) that is functionally equivalent to that provided for a standalone HLR and which is compliant with each of the provisioning requirements on the ICO HLR stated in Section 5.2.1 "Subscriber administration in the HLR."

         5.2.2.2. For the IS.41 variant of the CS-IWF, the IGF shall provide a provisioning interface to the IS.41 HLR component of the CS-IWF which is functionally equivalent to that provided for a standalone IS.41 HLR.

         5.2.2.3. For the PDC variant of the CS-IWF, the IGF shall provide a provisioning interface to the PDC HLR component of the CS-IWF which is functionally identical to that provided for a standalone PDC HLR (OPTION).

         5.2.3.4. For the IS.41 variant of the CS-IWF, the IGF shall provide a provisioning interface to the IS.41/ICO interworking component of the CS-IWF for the administration of the roaming subscription including:

            1.  the mapping of services between the IS.41 and ICO environment

            2. the mapping of numbers and identifiers, i.e. MIN/ESN {=} IMSI/MSISDN.

         5.2.2.5. For the PDC variant of the CS-IWF, the IGF shall provide a provisioning interface to the PDC/ICO interworking component of the CS-IWF for the administration of the roaming subscription including:

                                                                  Page 47 of 245
                                                ICO Proprietary and Confidential
         1179
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

            1. the mapping of services between the PDC and ICO environment (OPTION)

            2. the mapping of numbers and identifiers i.e. MSI/MSN {=} IMSI/MSISDN (OPTION).

         5.2.2.6. (F/R) For the GSM/ICO variant of the CS-IWF, the IGF shall provide a provisioning interface to the roaming subscription including:

              the mapping services between the GSM and ICO environment





              THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

                                                                 Page 47a of 245
                                                ICO Proprietary and Confidential
         1180
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

         5.2.6.1.3. The IGF shall ensure that all security related data (keys) held in the AuC component of the CS-IWF is stored in encrypted form.


5.2.6.2.  IS.41 AC COMPONENT

         5.2.6.2.1. For the IS.41 variant of the CS-IWF, the IGF shall provide a provisioning interface to the IS.41 AC component of the CS-IWF that is functionally equivalent to that provided for an IS.41 AC.

         5.2.6.2.2. The IGF shall support the encryption of all security related data (A-key) exchanged on the interfaces to the AC component of the CS-IWF.

         5.2.6.2.3. The IGF shall ensure that all security related data (A-key) held in the AC component of the CS-IWF is stored in encrypted form.


5.2.6.3.  PDC AUC FUNCTIONALITY (OPTION)

         5.2.6.3.1. For the PDC variant of the CS-IWF, the IGF shall provide a provisioning interface for authentication data to the CS-IWF that is functionally identical to that provided for a standalone PDC HLR.


5.3.  MOBILE EQUIPMENT MONITORING

         5.3.1. The IGF shall include an Equipment Identity Register (EIR) function for the monitoring of mobile equipment (UTs) based on their IMEIs.

         5.3.2. The EIR function provided by the IGF shall include the administration of the following equipment lists as defined in TS GSM
         02.16 and TS GSM 12.02:

            1.  white list

            2.  grey list

            3.  black list.

         5.3.3. The IGF shall support both the updating of individual list entries and the replacement of complete lists.

        5.3.4. The IGF shall support the exchange of equipment lists with other cellular operators via the GSM MoU Central EIR (CEIR) in Dublin and in accordance with GSM MoU PRD TD.18 and TD.19. (F/R)

        5.3.5. Inter-operability for EIR function across cellular standards is not supported.


5.4. CUSTOMER CARE AND OPERATOR SUPPORT


5.4.1. GENERAL

         5.4.1.1. The IGF shall support the connection of customer help desks and customer care centres. This shall include the routing of calls to/from these centres via the MSSC.


5.4.2. OPERATOR DETERMINED BARRING (ODB)

        5.4.2.1. The IGF shall support operator determined barring as defined in TS GSM 02.41.

        5.4.2.2. The disconnection of an ongoing call as a result of the application of ODB is not supported.

        5.4.2.3. The IGF shall support operator determined barring of supplementary services management.

                                                                  Page 49 of 245
                                                ICO Proprietary and Confidential
         1181
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

        6.3.2. For IGF Interconnecting to international and national ISDN networks, IGF shall support the use of international and national variants of common channel signalling system No. 7 ISDN User Part (ISUP) for circuit related signalling.

        6.3.3. For IGF interconnection to national PLMNs, IGF shall support the use of both international and national variants of ISUP and TUP where appropriate for circuit related signalling.

        6.3.4. The IGF shall support the different variants of CCS7 ISUP and TUP and DSS1 in accordance with WG360477 Terrestrial Point-of-Interconnect Interface Requirements.

        6.3.5. The IGF shall be capable of sending an early ACM signal on Mobile Terminated calls.

        6.3.6. Ericsson shall deliver the HLRs which have integrated STP functionality. The integrated STP functionality supports Global Title Translation (GTT) of SCCP. The STP will have signalling connections with other ICO signalling nodes such as SANs and also external networks.


6.4. SECTION NOT USED


6.5. DCN SUBSYSTEM


6.5.1. NETWORK MANAGEMENT DCN

        6.5.1.1. The DCN shall carry Network Management traffic, SRMS traffic, between SANs, NMCs and [OT&DF (if provided)].

        6.5.1.2. The DCN shall provide connections to all SANs, NMC, Backup NMC, and [OT&DF(if provided)].

        6.5.1.3.a The DCN LAN routers at the BNMC and NMC sites shall respectively provide connections to the SCC and Backup SCC (BCC) LAN router via the local LAN

        6.5.1.3.b The DCN LAN routers shall connect to the TT&C LAN Router at the TT&C SAN sites via the local LAN.

        6.5.1.4.a The DCN shall provide connections to the BDC (F/R).

        6.5.1.4.b The DCN shall provide connections to the PCS equipment at each of the SAN/NMC/BNMC sites (F/R).

        6.5.1.5. All IGF subsystems at SANs, NMC and Backup NMC which require DCN support shall be interfaced to the DCN equipment.

        6.5.1.6. The DCN shall use the physical network procured by ICO for WAN Network, in a form of a X.21 interface at rates up to 2Mbit/s for each links.

        6.5.1.7. The ICO provided WAN Network interface to the DCN at the SAN or NMC or Backup NMC shall terminate on an encryption device.

        6.5.1.8. The backbone Routers, encryption devices and switches at the SAN/NMC/BNMC sites, form part of the DCN. Any LAN devices, albeit, hubs, switches or routers within another WG's subsystem is not a part of the DCN but a part of that subsystem.

        6.5.1.9. The DCN traffic shall be encrypted on a link by link basis between the inter-SAN Routers. The encryption device shall be configurable to use either a static key or to automatically regenerate keys within a configurable period on a link by link basis.

                                                                  Page 55 of 245
                                                ICO Proprietary and Confidential
         1182
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

        6.5.1.10 The DCN equipment at each SAN, NMC and Backup NMC shall be configured as a redundant LAN network.

        6.5.1.11. All critical on-site subsystems (as illustrated in WGA-TN-7-0428-B1) shall be interfaced to both sides of the redundant DCN LAN network.

        6.5.1.12. Non-critical subsystems (as illustrated in WGA-TN-7-0428-B1) shall be interfaced to at least one side of the redundant DCN LAN network.

        6.5.1.13. The protocols used in the DCN shall be IP-based.

        6.5.1.14. The DCN shall for design and acceptance criteria be assumed to be configured as shown in WGA-TN-7-0428-B1, subject to final agreement on the NMC/BNMC links to SANS, based on WGA-TN-7-0252-B1.

        1. 6.5.1.15 Not Used

        6.5.1.16. The redundant DCN LAN network at each SAN/NMC/BCMC sites shall be managed by the DCN NMS.

        6.5.1.17.The DCN NMS shall provide an interface to the LINK-NMS to support the functionality described in 6.5.1.18 to 6.5.1.22.

        6.5.1.18. The DCN NMS and LINK-NMS interface shall provide the following functionality:

                  a)   SNMP TRAP

                       The DCN NMS shall send a SNMP trap to the LINK-NMS when
                  an event is reported from a DCN LAN device to the DCN NMS.

                  b)   REACH THROUGH SESSION

                       The LINK-NMS operator shall be able to establish a reach
                  through session to the DCN NMS.

                  c)   TELNET SESSION

                       The LINK-NMS operator shall be able to establish a telnet
                  session to the DCN NMS.

                  d)   PING TEST

                       The LINK NMS shall periodically ping the DCN NMS to
                  confirm whether the interface is active or not.

        6.5.1.19. The LINK NMS operator shall be able to establish a telnet session with any DCN LAN device at the SAN/NMC BNMC sites.

        6.5.1.20. The DCN NMS facility shall be installed at both the NMC and BNMC sites. Both DCN NMS shall operate independent to each other and shall therefore monitor & control

                                                                 Page 55a of 245
                                                ICO Proprietary and Confidential
         1183
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

        the DCN Router and switches independently. The failure of one DCN NMS at one site shall not affect the operation of the DCN NMS at the other site.

        6.5.1.21 The DCN NMS at the NMC site shall provide the functionality described in 6.5.1.18. to the LINK-NMS at both the NMC and BNMC sites in parallel. Sub-master mode LINK-NMS does not perform the functionality of receiving SNMP Trap and Ping Test, until it becomes the Master mode LINK-NMS.

        6.5.1.22. The DCN NMS at the BNMC site shall provide the functionality described in 6.5.1.18. to the LINK-NMS at both the NMC and BNMC sites in parallel. Sub-master mode LINK-NMS does not perform the functionality of receiving SNMP Trap and Ping Test, until it becomes the Master mode LINK-NMS.





          THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

                                                                Page 55b of 245
                                                ICO Proprietary and Confidential
         1184
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

                                [FLOWCHART]


              FIGURE 6-1 REFERENCE TERRESTRIAL NETWORK CONNECTIVITY (NOTE, DELIVERED IGF EQUIPMENT CAPACITIES AND ASSUMED
             TOPOLOGY ARE AS SPECIFIED IN S.O.W. ANNEX 1, TABLE 1)

                                                                  Page 57 of 245
                                                ICO Proprietary and Confidential
         1185
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

                1. Instructing the UT against making a registration attempt for a period of time, the value of this to be operationally controlled

                2. Instructing the UT against attempting registration until it has selected a different SAN with which to register. (F/R)


6.7. CALL ROUTING


6.7.1. MSSC CALL ROUTING

        6.7.1.1. The IGF shall be capable of routing on both fixed directory numbers (ITU-T E.164) and mobile station roaming numbers (MSRNs).

        6.7.1.2. The IGF shall be capable of routing to fixed directory numbers located in the ICO network e.g. to PABXs directly attached to a MSSC.

        6.7.1.3. In addition to the dialled number, the IGF shall also be capable of routing on the basis of one or more of the following:

                1.  the location (service area) of the subscriber

                2.  the identity of the subscriber (IMSI/ IMSI range)

                3.  the calling line identity (MSISDN)

                4.  day/ date and time

        6.7.1.4. The IGF shall be capable of supporting multiple routes to the same destination. As a minimum this shall include primary, secondary and tertiary routes.

        6.7.1.5 The IGF shall support Optimal Routing at late call forwarding as defined in TS GSM 02.79.


6.7.2. TNM ROUTING

        6.7.2.1. The TNM shall route a mobile originating service request from a SBS to the MSSC where the UT was last registered, advised by the UT.

        6.7.2.2.The TNM shall provide an audit trail (log) of all TNM call routing operations.

        6.7.2.3. The TNMs at the various SAN sites shall establish and clear 64 kbps connections via the intermediate MSSCs so as to ensure that traffic is routed to it's destination by an efficient route.


6.8. MP PAGING

        6.8.1. The IGF shall be able to page UTs.

        6.8.2. The IGF shall support paging groups for Medium Penetration (MP) paging.

        6.8.3. The IGF shall be capable of transmitting paging indications on PCHs.

        6.8.4. The IGF shall implement the PCH as defined in ICO 05.xx and ICO
        04.08 series.

        6.8.5. The IGF shall be capable of supporting one or more PCH carriers on every spot beam on every satellite.

        6.8.6. The IGF shall support the capability to transmit PCH bursts simultaneously on multiple spot beams of multiple satellites.

        6.8.7. The IGF shall be capable of paging a UT on all spot beams of all satellites covering a UT's position including position error value.

                                                                  Page 60 of 245
                                                ICO Proprietary and Confidential
         1186
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------


        6.8.8. SBS shall use the SLRP, position error and the currently broadcast beam co-ordinates to determine which beams controlled by the SBS will be used for paging, and will page the UT only in the beams which contain the SLRP, considering the position error.

        6.8.9. The TNM shall request one or more SBS to page a UT according to the SLRP.

        6.8.10. The SBS will page a UT in beams in which it transmits AGCH.



          THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

                                                                 Page 60a of 245
                                                ICO Proprietary and Confidential
         1187
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

6.28.2 BARRING OF ACCESS CLASSES

        6.28.2.1. For the purpose of barring, there shall be two groups of access classes namely normal access classes and special access classes. Each of these two groups of access classes shall have individual classes of their own.

        6.28.2.2. All individual access classes of the normal access class group shall have equal priority.

        6.28.2.2. The individual access classes of the special access class group shall have priority which are configurable.

        6.28.2.3. The SBS shall provide separate access class restrictions on barring for each spotbeam individually.

        6.28.2.4. SBS shall ensure a random selection of the individual access classes when barring is required. The randomisation shall be spread firstly over individual classes of the normal Access Class group ensuring no repeat of any one class or classes until having cycled through all the individual classes even if there had been a break in barring or a resumption of service over a certain period of time.

        6.28.2.5. The SBS shall:

                1. perform Access Class barring progressively and incrementally before escalating to barring of the entire spot-beam;

                2. only start barring the special access class group when all normal access classes has been barred;

                3. Barring of individual classes (normal or special) can be overview and selectable by OAM.


6.28.3. UNBARRING OF ACCESS CLASSES

        6.28.3.1 The unbarring of access classes shall be the complement of the barring process.


6.29. SUBSCRIBER CLASS HANDLING

        6.29.1. The IGF shall support the Ericsson "subscriber class" (subscription type) feature. This feature permits each mobile subscriber to be associated with a subscription type that is independent of the subscriber's number (IMSI, MSISDN). The subscription type may then be used to influence the routing, charging, accounting, etc. of the call. For further details see the following documents in Total Function List MSSC/VLR and HLR - ICO (WG3-TS-7-0116):

                1. Handling of subscription type for subscriber dependent analysis in MSC/VLR

                2. Handling of subscription type for subscriber dependent analysis in GMSC.

                3. Protocol specification for mobile subscriber subscription type in MSC/VLR.


6.30. CLASSMARK HANDLING

        6.30.1 The SBS and MSSC shall use the UT Classmark, when available, to determine the service it shall provide to the UT.

        6.30.2. The SBS and MSSC shall use a default UT Classmark, when the UT's Classmark is not available, to determine the service it shall provide to the UT.

        6.30.3. The SBS and MSSC shall maintain a default Classmark that allows for:

                                                                  Page 82 of 245
                                                ICO Proprietary and Confidential
         1188
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

                1. treatment and handling of the UT's radio access before all UT characteristics is known

                2. initiation of call-control processes before or during the time the UT is updating the network of its full equipment characteristics.

        6.30.4. The SBS and MSSC shall use default Classmark information until such time that actual Classmark information is updated by the UT in part or in whole.



          THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

                                                                 Page 82a of 245
                                                ICO Proprietary and Confidential
         1189
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

7.4. PERFORMANCE MANAGEMENT


7.4.1. REQUIREMENTS FOR NEW ELEMENTS

        7.4.1.1. Section 7.4 covers general functionality to be located at the SAN-OSS and NMC. The functionality provided through the individual OAMs is described in Section 7.8. However, in the case of the development of new elements it is recommended that the requirements of this Section be taken into account.


7.4.2. GENERAL

        7.4.2.1. The NMS shall allow the operator to access performance management functions as defined in the OAM interface specifications in Sections 7.8.

        7.4.2.2. The NMS shall allow the operator to set thresholds for each performance criterion.

        7.4.2.3. The NMS shall raise an alarm whenever a performance threshold has been exceeded.

        7.4.2.4. The NMS shall be able to support Trend Analysis.

        7.4.2.5. The NMS shall routinely produce a top level performance report summarising QoS performance and network criteria (e.g. equipment availability, trouble tickets processed etc.)


7.4.3. NETWORK TRAFFIC MANAGEMENT

        7.4.3.1. NMS shall support user traffic supervision (i.e. to have a clear overview of the network alarms status from a traffic management point of view), traffic analysis (i.e. to analyse the cause and origin of traffic disturbances detected by the traffic supervision function), traffic control (i.e. to re-route and to restrict traffic in the network) for the elements within the ICONET for which ICO has full control (e.g. switch, TNM, SBS, etc.).


7.5. SECURITY MANAGEMENT


7.5.1. REQUIREMENTS FOR NEW ELEMENTS

        7.5.1.1. Section 7.5 covers general functionality to be located at the SAN-OSS and NMC. The functionality provided through the individual OAMs is described in Section 7.8. However, in the case of the development of new elements it is recommended that the requirements of this Section be taken into account.


7.5.2. GENERAL

        7.5.2.1.DCN Equipment shall encompass configuration access control measures.

        7.5.2.2. Within the NMS facilities shall be provided at the respective MMIs to enable the creation, deletion and configuration of operator user groups, user names and individual passwords.

        7.5.2.3. Individual access to the NMS shall be user and password controlled.

        7.5.2.4. It shall be possible to establish user groups (e.g. administrator, supervisor, general operator, etc.) with specific privileges in order to control group and/or individual access to specific operations, functions, configurations and applications.

                                                                 Page 163 of 245
                                                ICO Proprietary and Confidential
         1190
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------


        7.5.2.5. It shall be possible for authorised personnel to delete individual user access (e.g. when a staff member leaves, etc.).

        7.5.2.6. The password mechanism shall incorporate a facility for the automatic ageing.

        7.5.2.7. The NMS shall raise an alarm to the appropriate management layer for failed log-in attempts which exceed a pre-set rate.



         THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

                                                                Page 163a of 245
                                                ICO Proprietary and Confidential
         1191
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

        7.5.2.8. All user accesses to the NMS shall be logged. Where possible, details recorded shall include the user identification and point of access.

        7.5.2.9. During a log-in session, the system shall record the start/end times and the elements accessed (in the case where user privileges allow immediate access to a number of network elements).

        7.5.2.10. If operators or the NMS detects an unauthorised access or attempt then the NMS system shall:

                1.  Raise an alarm to the appropriate management layer.

                2. Attempt to lock out the work station. If lock-out is possible then it shall be possible for an operator with the necessary privilege to unlock it at a later time.

                3. Record all available information on the call/caller and disconnect the call for dial-in connections.

        7.5.2.11. At each NMS, computer routine security and system administration facilities shall be available. Typically, this shall include :

                1. Guarding against file and disk computer viruses which are commercially recognised.

                2. Monitoring, re-formatting and repairing disk space (e.g. due to file fragmentation, etc.).

                3.  Protecting individual files and directories.

                4. Recording last directory and file accesses through the applications program.

        7.5.2.12. It shall be possible for a User to undertake a NMS security audit trail for a specified:

                1.  User Group

                2.  User

                3.  Time period.

        7.5.2.13. The NMS shall produce a routine report covering security aspects (e.g. number of log-ins, viruses detected, security alarms, etc.).

        7.5.2.14. The DCN LINK Encrypter keys shall be configured from the front panel of the encryption device.

        7.5.2.15. The NMC shall provide key management, control and distribution for use in the DCN. The key management shall be provided by a highly secure portion of the NMC. (F/R)


7.6. ACCOUNTING MANAGEMENT

        7.6.1. There are no NMS requirements for Accounting Management except for the receipt of CDR files, when required, from the ADC.


7.7. SECTION NOT USED


7.8. OPERATIONS AND MAINTENANCE INTERFACE REQUIREMENTS


7.8.1. GENERAL

        7.8.1.1. This section describes the functionality which is to be made available to the NMS by the various network elements within the ICO system.

        7.8.1.2. Included for each OAM are the minimum acceptable parameters that will be collected from a Fault, Configuration and Performance Management perspective.

                                                                 Page 164 of 245
                                                ICO Proprietary and Confidential
         1192
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

        7.8.1.3. In practice the functionality made available to the various NMS operator stations, through Security Management of the NMS, will vary depending on the operational requirements of each station. The NMC, for example, will require more of a global view of the system whereas at the SAN a more detailed view is required for the day to day maintenance and operations of network elements.



          THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

                                                                Page 164a of 245
                                                ICO Proprietary and Confidential
         1193
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

        7.8.1.4. The OAM interfaces in this section have been divided up based on the various network elements. This does not imply that each network element will have its own OAM interface.

        7.8.1.5. The ICO system is to be designed with both expandability and interoperability in mind. Therefore, the NMS architecture employed must be capable of allowing additional network elements to be added with the minimum of network interruption. For these reasons then individual network element OAMs shall adhere to the following general requirements:

        7.8.1.6. Any communication interfaces, protocols, man machine interfaces, operating systems, databases, programming languages or development/application tools required for the network element OAM shall have the following basic features (as appropriate):

                1.  be controlled by an industry standard.

                2.  be commercially available with product support.

                3.  be consistent with open systems concepts.

                4.  be supported by major hardware and software platforms.

                5.  be multiprocessing.

                6.  be compatible between the client and server.

                7. be compatible with the NMC and SAN network management structure as far as is practical.

        7.8.1.7. Any exceptions to these (e.g. due to the re-use of existing equipment, etc.) shall be highlighted to ICO. For new elements then any exceptions will need to be approved by ICO.

        7.8.1.8 In general, separate OAM MMIs should be minimised (i.e. integrated into the SAN MMI). However, if a separate MMI is produced, then it shall be possible to initiate from the main SAN-OSS workstations.


7.8.2. SATELLITE RESOURCE MANAGEMENT CENTRE


7.8.2.1. GENERAL REQUIREMENTS

        7.8.2.1.1. The NMS shall encompass:

                1. SRMC equipment, associated software, processing, monitoring and control.

                2. Error free and confirmed resource management data distribution.

        7.8.2.1.2. The SRMC OAM interface shall provide access to backup and restoration procedures associated with the SRMC equipment.

        7.8.2.1.3. The SRMC OAM interface shall provide the following software upgrade facilities:

                1.  download new versions of software from the NMS.

                2. replace the current version of software with the new version.

                3. replace the current version of software with the previous version.

                4. extract existing software version information for the three versions of software.


7.8.2.2. CONFIGURATION MANAGEMENT

        7.8.2.2.1. The SRMC OAM interface shall provide a facility for the SRMC to supply status to the NMS.

                                                                 Page 165 of 245
                                                ICO Proprietary and Confidential
         1194
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

        7.8.2.2.2. The SRMC OAM interface shall forward SRMC events to the NMS.

        7.8.2.2.3. The SRMC OAM interface shall allow the NMS to:

                1.  configure SRMC event parameters.

                2.  initiate archiving of the SRMC event data.



          THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

                                                                Page 165a of 245
                                                ICO Proprietary and Confidential
         1195
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

                2. Messaging Platform including voice/fax messaging and Short Messaging Service Centre (SMSC)

                3.  HLR

                4.  AuC

                5.  EIR

                6.  ILR

                7.  IN (F/R)

        7.8.4.1.5. Management functions, functional entities and objects required for the VLR/HLR/MSSC/EIR/AUC shall comply with GSM 12.02 as far as is possible.

        7.8.4.1.6 The NODE-OS OAM shall provide access to backup and restoration procedures associated with the managed elements.

        7.8.4.1.7. The NODE-OS OAM shall provide the following software upgrade facilities:

                1.  download new versions of software from the NODE-OS.

                2. replace current version software with minor updates, if needed (e.g. error fixes, etc.). In the event of a complete replacement of the current software with a new or previous version then this will be ordered from the NODE-OS using data stored by the switch.

                3. extract existing software version information for the three versions of software.

        7.8.4.1.8 The GSM Series 12 shall be applied to the maximum extent possible for interoperability purposes. This shall include aspects such as managed object class definitions, class hierarchies and standard network management functionality.

        7.8.4.1.9. Relevant TMN standards as called up by the GSM Series 12 standards shall be applied to the maximum extent possible.

        7.8.4.1.10. Relevant CCITT X.700 standards as called up by the GSM Series 12 standards shall be applied to the maximum extent possible.

        7.8.4.1.11. Objects shall be specified using standard GDMO definitions where possible for managed objects.

        7.8.4.1.12. The MMI shall follow recognised industry standards.

        7.8.4.1.13. The NODE-OS shall manage the satellite/cellular interworking function from a network management perspective as described in Section 4.8


7.8.4.2. CONFIGURATION MANAGEMENT

        7.8.4.2.1 GSM 12.06 shall be adopted where possible for network and service configuration management.

        7.8.4.2.2. A command handling application shall be available to enable the operator to:

                1. open a command session window for sending commands to an external network element and for presentation from the network element.

                2. display delayed responses in a separate window (i.e. responses to a command that arrives at a later stage).

                3. receive and display in a separate window spontaneous reports (i.e. events initiated by an network element).

                4. create a command file (i.e. sequence of commands used in the communication with an network element).

                                                                 Page 168 of 245
                                                ICO Proprietary and Confidential
         1196
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------


                5.  support shell scripts in a way similar to the command files.

                6. activate command files and shell scripts at a specified time.



          THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

                                                                Page 168a of 245
                                                ICO Proprietary and Confidential
         1197
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

                7. provide a command line interface in order that other applications can be interfaced to the command handling functions.

                8.  log all commands sent and responses returned.

                9. set for a selected command a specific warning, confirmation or guiding text that will then be displayed to the user of the network element.

        7.8.4.2.3. A file transfer and management facility shall be provided to enable:

                1. File transfer from a connected network element to the NODE-OS.

                2. Various file transfer options to be supported (e.g. spontaneous file output, requested file output, notification-initiated requested file output).

                3.  scheduling of file transfers

                4. The operator to define subscriptions to files on behalf of external devices (i.e. to make sure that files are sent from NODE-OS to the specific OS on a regular basis)

                5. Automatic post-processing of files received in the NODE-OS file store

                6. The process of transferring a file independently of the user interface.

                7. On-going file transfers to be restarted, in case of a reboot of the NODE-OS.

                8.  file transfers to remain after a system restart.

                9. A NODE-OS alarm to be issued for each file transfer that is unsuccessful.

                10. A confirmation to be given for each file successfully
                    transferred.

        7.8.4.2.4 The NODE-OS shall encompass an application to create and manage the management information base. This application shall support the:

                1. creation, deletion and the property change of a Managed Object (MO).

                2.  heartbeat supervision.

                3.  alarm supervision.


7.8.4.3. FAULT MANAGEMENT

        7.8.4.3.1. The NODE-OS OAM interface shall forward alarm and event information from the network elements (hardware and software) to the higher level NMS.

        7.8.4.3.2. Alarm information shall include:

                1.  MSSC/VLR alarms (including SS7 alarms from the switch).

                2.  Messaging Platform alarms.

                3.  HLR alarms.

                4.  AuC alarms.

                5.  EIR alarms.

                6.  ILR alarms.

        7.8.4.3.3. Facilities shall be provided to allow the following from the NODE-OS OAM for fault information:

                1.  collection and storage

                2.  status monitoring

                3.  viewing

                                                                 Page 169 of 245
                                                ICO Proprietary and Confidential
         1198
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------


                4.  history handling

                5.  definition

                6.  correlation, filtering and re-classification





          THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

                                                                Page 169a of 245
                                                ICO Proprietary and Confidential
         1199
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------


7.8.4.10. INTERWORKING LOCATION REGISTER


7.8.4.10.1. GENERAL DESCRIPTION

        7.8.4.10.1.1. ILR forms part of the cellular/satellite interworking function which enables roaming of ICO subscribers between the ICONET and other cellular networks as described in Section 4. The ILR is a database which is based on the ICO HLR construct.


7.8.4.10.2. REQUIREMENTS

        7.8.4.10.2.1. The following functionalities shall be supported in the dialogue between the NODE-OS and the ILR:

                1.  connection and association handling;

                2. command and response communication to and from the ILR, including spontaneous report reception;

                3.  logging and authority control;

                4.  file administration;

                5.  file transfer;

                6.  event logging;

                7. subscription handling, which is a general mechanism for distribution of files, delayed responses, and spontaneous reports received from the ILR.


7.8.4.10.3. CONFIGURATION MANAGEMENT

        7.8.4.10.3.1. Software management shall be incorporated into the ILR element. This shall enable:

                1. The display of software properties for a selected network element to be supported.

                2. The operator to search for a specific software unit or program correction, among a selected set of network elements or in the complete network.

                3. Comparison among software revisions of a selected set of ILR or the complete network shall be supported.

                4. The information stored in the NODE-OS database to be updated with the data of the ILR.

                5. the operator to set certain filters in the tool properties that restrict the scope of the database retrieving operations.

                6.  importing of files from input media.

                7.  Handling of a suitable file store.

                8. Files to be loaded into the ILRfile store, before activation of software units.

                9. software unit downloading (i.e. loading of software, testing and activation)

                10.


7.8.4.10.4. FAULT MANAGEMENT

        7.8.4.10.4.1. The NODE-OS shall manage the alarms generated by the ILR subsystem.

        7.8.4.10.4.2. The NMC shall monitor the operational state of the ILR.

                                                                 Page 183 of 245
                                                ICO Proprietary and Confidential
         1200
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------



        7.8.4.10.4.3. Test procedures shall be available to test the ILR transactions as well as the communication to the ILR.

        7.8.4.10.4.4. Alarms to be managed shall include:





          THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

                                                                Page 183a of 245
                                                ICO Proprietary and Confidential
         1201
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

                1.  ILR Hardware Fault Alarms

                2.  Database Update alarms

                3.  Automatic Database recovery initiated alarms

                4.  Database threshold alarms

                5.  Signalling failures on GSM interface links

                6.  Excessive number of retries on GSM interface links

                7.  Threshold Alarms.

        7.8.4.10.4.5. The NODE-OS shall encompass an alarm adaptation facility. This shall include:

                1. The reception of the alarms from all ILRs currently specified to be supervised in the NODE-OS information model.

                2. setting of mandatory attributes and several optional attributes in the Alarm Records.

                3. the forwarding of created Alarm records to the Fault Management Kernel.

                4.  The conversion of an ILR alarm printout to an Alarm Record.

                5. A database consistency check. This shall be made to update the ILR alarm information in NODE-OS after error situations.

                6.  The enabling/disabling of the ILRheartbeat supervision.

                7.  The setting of a heartbeat supervision interval.

                8. The modification of the default values for mapping ILR alarm class to perceived severity and to probable cause.

                9. The modification of the default values for mapping ILR Alarm Category.

                10. The update of the Probable Cause value set for a specific
                    Alarm Slogan.

                11. The update of the ILR specific problem list (Alarm Slogans), of the ILR Probable Cause List, and of the ILR Event Type list.

                12. The addition/removal of conversion rules for one or more
                    Alarm Slogans.

                13. The update of input parameters to conversion rules.


7.8.4.10.5. PERFORMANCE MANAGEMENT

        7.8.4.10.5.1. The ILR shall report:

                1.  transaction load and response time

                2.  database size

                3.  update and query failure rates

                4.  service activation time.

        7.8.4.10.5.2. A variety of performance parameter measurements shall be recorded concerning the ILR and these shall be agreed in liaison with ICO during the requirements phase. However, typical parameters shall be as per the HLR.


7.8.4.10.6. SECURITY MANAGEMENT

        7.8.4.10.6.1. None.

                                                                 Page 184 of 245
                                                ICO Proprietary and Confidential
         1202
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------


7.8.4.11. Intelligent Network System  (F/R)


7.8.4.11.1. The IN platform provides customised services for calls to/from both ICO subscribers and roamers within the ICONET.



          THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

                                                                Page 184a of 245
                                                ICO Proprietary and Confidential
         1203
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

7.8.11. DIGITAL COMMUNICATION NETWORK


7.8.11.1. GENERAL

        7.8.11.1.1. The Digital Communication Network (DCN) is described in
        Section 6.5.

        7.8.11.1.2.Not Used

        7.8.11.1.3. DCN NMS shall support the DCN management functions. The DCN management functions shall include the functionalities listed below and in Section 7.8.11.4:

                1.  Each SAN DCNRouter/Ethernet switch

                    a.  Normal/Fail

                    b.  Link Fail alarm

                    c. Router statistics (via text dump, information provided will be vendor dependent)

                    d.  Routing Table Display (via text dump)

                    e.  Routers can be configured remotely by the DCN NMS.


        7.8.11.1.4. Each SAN Encryption device shall provide a Normal/Fail status to the SAN OSS via a relay contact.

        7.8.11.1.5. Each NMC/BNMC Encryption device shall provide a Normal/Fail status to its local LINK-NMS via a relay contact

                                                                 Page 204 of 245
                                                ICO Proprietary and Confidential
         1204
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------





7.8.11.2. CONFIGURATION MANAGEMENT

        7.8.11.2.1. Not Used

        7.8.11.2.2. Not Used



          THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

                                                                Page 204a of 245
                                                ICO Proprietary and Confidential
         1205
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

        7.8.11.2.3. Not Used

        7.8.11.2.4. DCN Equipment at each SAN, NMC and Backup NMC [and OT & DF (if provided)], shall have a capability to be configured locally

        7.8.11.2.5. DCN Encryption Device shall have the capability to be configured and monitored locally only; including enabling and disabling encryption function for each WAN link.


7.8.11.3. FAULT MANAGEMENT

        7.8.11.3.1.Not Used

        7.8.11.3.2. Not Used


7.8.11.4. PERFORMANCE MANAGEMENT

        7.8.11.4.1. Not Used

        7.8.11.4.2. The DCN NMS shall be configurable to select, from the available Router MIB variables, MIBs to be used for Performance Data. Typical DCN performance data to be reported to the DCN NMS shall include:

            1.  Router CPU Utilization;

            2.  Router Free Memory;

            3.  Collision on LAN interface

            4.  Interface Input/Output bit rate

            5.  No. of packets with CRC error on a serial link.

        7.8.11.4.3 The DCN NMS operator shall be able to set thresholds that, if exceeded, will generate a trap.

                                                                 Page 205 of 245
                                                ICO Proprietary and Confidential
         1206
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------


7.8.12. ICONET SYNCHRONISATION SYSTEM


7.8.12.1. GENERAL DESCRIPTION

        7.8.12.1.1. Accurate timing/frequency synchronisation between elements of the ground network, radio/satellite and interconnecting terrestrial networks needs to be accomplished in order to support the mobile services being provided. At the system level the NMC requires to be able to control, audit and manage the network synchronisation as identified in Section 6.25.1. For this purpose, the synchronisation system is to be treated as a logical network element.



          THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

                                                                Page 205a of 245
                                                ICO Proprietary and Confidential
         1207
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------



9. CAPACITY REQUIREMENTS

9.1 DIMENSIONING DRIVERS


        9.1.1. This section specifies the sizing of ICO elements. In the case where more than one unit may be provided (e.g. MSC/VLR, HLR), the sizing data relates to a single unit. The total number of units to be provided in the initial contract to ICO shall be defined in the SOW.

        9.1.2. Individual elements of the ICONet Ground Facilities (IGF) will be dimensioned according to one, or more as appropriate, of the following dimensioning drivers:

            1. traffic carrying capacity at an interface, defined in Erlangs, based on a starting point of 320 Erlangs on the A interface (SBS-TNM) and incremented according to the block size for each type of equipment. (the block sizes are defined in Schedule 9:
                Pricing Schedule).

            2. call attempts, defined in numbers of call attempts per Busy Hour (an increment or a starting point is inappropriate to this measure)

            3. number of subscribers, starting at 10,000 subscribers and incremented in 1,000 subscribers (note that where subscriber numbers are dynamic, such as in a VLR, the average number of simultaneous registered subscribers may also be less than 10,000)

            4. other primary factors for specific items of equipment, for example, numbers of transactions per Busy Hour for the IN platform

        9.1.3. The values stated in the Table under the heading 'Maximum Value' refer to the expansion capability of the equipment.

        9.1.4. Individual elements shall be sized sufficiently to meet dimensioning drivers while meeting the appropriate performance requirements, such as the blocking budget, as defined in IGF Functional Requirements Document.

        9.1.5. Management systems will be dimensioned to operate so as to support the management activity generated by the traffic load.

        9.1.6. Call holding times, whether stated explicitly or derived from the traffic throughput and BHCA load on a network element, shall be considered as the total times for which resources are allocated to a particular call whilst it is in progress. It is recognised that the resource holding times will vary between network elements for any particular call.


9.2. IGF ELEMENT SPECIFIC DETAILS

9.2.1. Table 9-1 describes the primary drivers and performance requirement (referenced to the IGF Functional Requirements TBD) for each element of the IGF.

                                                                 Page 221 of 245
                                                ICO Proprietary and Confidential
         1208
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------


                   TABLE 9-1 PRIMARY CAPACITY DRIVERS FOR THE
         IGF (NOTE, DELIVERED IGF EQUIPMENT CAPACITIES ARE AS SPECIFIED
                           IN S.O.W. ANNEX 1, TABLE 1)


     IGF ELEMENT            DIMENSIONING DRIVER               INITIAL VALUE
--------------------    ----------------------------   -----------------------------
1.            RFT       C-Band EIRP towards            total 77 dBW per
                        satellite per RFT              polarisation

2.            RFT       Number of Antennas per SAN     5

3.            SBS       Traffic on the A interface     320E
                        (to TNM)

4.            SBS       Traffic on the Air             483 E (Assumption 1, based
                        interface                      on 320E, 7500 BHLU, 6500
                                                       BHSMS)


5.            SBS       Busy Hour Call Attempts        7680 BHCA (Assumption 2,
                                                       based on 320E)

6.            SBS       Busy Hour Location Updates     7,500 (Assumption 6)


7.            TNM       Traffic on the A interface     320E
                        (to SBS)

8.            TNM       Traffic on the A interface     320E
                        (to MSSC, PCM coded)


9.            TNM       Traffic on the A interface     64E
                        (to MSSC, compressed)
                        refers to MCD data

10.        Not Used


     IGF ELEMENT          MAXIMUM VALUE             PERFORMANCE PARAMETER          PERFORMANCE REQUIREMENT
--------------------    -------------------------   ---------------------------    -----------------------------
1.            RFT                                                                     6.53.1


2.            RFT                                     NA                              6.57.1.1

3.            SBS       4,800 E                       Blocking Budget                 0.7% (9.3.4.1.2 Table 9-4)


4.            SBS       7,245 E                       Diversity traffic served by     2% (9.3.4.1.2 Table 9-4)
                                                      a single path.
                                                      (Does not apply to
                                                      signalling traffic)

5.            SBS       250, 000 BHCA                 Signalling transaction          [ ]
                                                      delay

6.            SBS       112, 500 BHLU                 Location Update transaction     [ ]
                                                      delay

7.            TNM       4,800 E                       Blocking Budget for SBS         0.7%
                                                      interface (Assumption (10))

8.            TNM       4,800 E                       Blocking Budget for MSSC        0.3%
                                                      interface, PCM coded
                                                      (Assumption (10))

9.            TNM       960 E                         Blocking Budget for MSSC        0.3%
                                                      interface, compressed
                                                      (Assumption (10))

10.        Not Used

                                                                 Page 222 of 245
                                                ICO Proprietary and Confidential
         1209
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

     IGF ELEMENT              DIMENSIONING DRIVER             INITIAL VALUE

-----------------------   --------------------------   ---------------------------
       47. HPN            Peak processing load HPN     30 per second
                          messages per second
                          (representing a
                          combination of satellite
                          transmissions and
                          inter-SAN routing of HPN
                          messages)

     48. PCS (HPN)        Average satellite command       ?
                          transmission rate.

     49. IS.41 IWF        Number of ICO/IS.41          50,000 registered in each
                          subscribers capable of       direction
                          roaming

     50. IS.41 IWF        Busy Hour Network and ICO    3,750 (Assumption 6)
                          VLR registrations

     51. IS.41 IWF        Busy Hour Call Attempts      4,100 (Assumption 2,9,
                          (MT for ICO/IS.41            based on 14E in 12 SANs)
                          subscribers)

     52. PDC IWF          Number of PDC/ICO            50,000
       (OPTION)           subscribers capable of
                          roaming

 53. PDC IWF (OPTION)     Busy Hour Network and ICO    1,900 (Assumption 64)
                          VLR registrations

 54. PDC IWF (OPTION)     Busy Hour Call Attempts      750 (Assumption 2,9, based
                          (MT for ICO/PDC              on 2.5E in 12 SANs)
                          subscribers)

     55. PDC IWF          Traffic through IMSC.        77 Erlangs (Assumption 9)
       (OPTION)

 56. PDC IWF (OPTION)     Busy Hour Call Attempts      1,900 (Assumption 2, based
                          through IMSC                 on 77E)

     IGF ELEMENT                    MAXIMUM VALUE                  PERFORMANCE                   PERFORMANCE
                                                                    PARAMETER                    REQUIREMENT
-----------------------  -   ----------------------------    -----------------------------     --------------
       47. HPN               30 per second                                                           [ ]







     48. PCS (HPN)                                             Command transmission delay            [ ]


     49. IS.41 IWF           Up to 4 Million subscribers.      NA                                    NA



     50. IS.41 IWF           To be stated by NEC               Registration delay                    [ ]


     51. IS.41 IWF           To be stated by NEC               Signalling transaction delay          [ ]



     52. PDC IWF             To be stated by NEC               NA                                    NA
       (OPTION)


 53. PDC IWF (OPTION)        To be stated by NEC               Registration delay                    [ ]


 54. PDC IWF (OPTION)        To be stated by NEC               Signalling transaction delay          [ ]



     55. PDC IWF             To be stated by NEC               Blocking budget.                      0.3%
       (OPTION)

 56. PDC IWF (OPTION)        To be stated by NEC               Signalling transaction delay          [ ]


                                                                 Page 226 of 245
                                                ICO Proprietary and Confidential
         1210
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

     IGF ELEMENT             DIMENSIONING DRIVER               INITIAL VALUE

-----------------------      ----------------------------    -----------------------------
57. IN Platform (F/R)        Number of IN subscribers.         50,000

58. IN Platform (F/R)        Busy Hour IN transactions         14,000 BHINT (Assumption 8)

       59. SRMC              Number of satellites              12

       60. SRMC              Number of SANs                    12

       61. SRMC              Number of spot beams per          163
                             satellite

       62. SRMC              Number of filters per             490
                             satellite

       63. SRMC              Satellite orbit period            6 hours

       64. SRMC              Planning Ground Cell size         1 degree

       65. SRMC              Payload command table size        32,000

       66. SRMC              HPN tables                        4

       67. SRMC              Number of frequency               4
                             co-ordination regions


       68.1 DCN              1) Number of serial ports         8 X.21 ports (shared among
                             on DCN Router                     x.25 interface and WAN
                                                               interface).





     IGF ELEMENT                  MAXIMUM VALUE                 PERFORMANCE                  PERFORMANCE
                                                                PARAMETER                    REQUIREMENT
-----------------------       -----------------------------     --------------------         -----------
57. IN Platform (F/R)              1 M                           NA                            NA

58. IN Platform (F/R)              3.6 M                         Transaction delay             [ ]

       59. SRMC                    24                            NA                            NA

       60. SRMC                    24                            NA                            NA

       61. SRMC                    163                           NA                            NA


       62. SRMC                    490                           NA                            NA


       63. SRMC                    6 hours                       NA                            NA

       64. SRMC                    1 degree                                                    [ ]

       65. SRMC                    32,000                                                      [ ]

       66. SRMC                    4                                                           [ ]

       67. SRMC                    4                             NA                            NA



       68.1 DCN                    Routers have 2 free card      NA                            NA
                                   slots.  If both slots used
                                   for expansion of serial
                                   interfaces the maximum
                                   number of serial ports
                                   becomes 24.


                                                                 Page 227 of 245
                                                ICO Proprietary and Confidential
         1211
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

     IGF ELEMENT       DIMENSIONING DRIVER              INITIAL VALUE                  MAXIMUM VALUE

-------------------    ----------------------------     --------------------------     ---------------------------
       68.2 DCN         1) Number of LAN ports on       1) 3x100BASE-TX and 4x         Router has 2 free card
                        the DCN Router                  10BASE-T per router at the     slots.  If both slots are
                                                        SAN                            used for expansion of
                                                                                       100BASE-TX ports, the
                                                        2) 2x100BASE-TX and 4x         maximum number of 100BASE-T
                                                        10BASE-T ports per router      ports becomes 7 and
                                                        at the NMC and BNMC            10BASE-T ports  remains 4.
                                                                                       If instead the 2 free ports
                                                                                       are used for expansion of
                                                                                       10BASE-T ports, the maximum
                                                                                       number of 10BASE-T ports
                                                                                       becomes 20 and the
                                                                                       100BASE-T ports remains at
                                                                                       3 for the SAN and 2 for the
                                                                                       NMC/BNMC.

       68.3 DCN         Number of LAN ports on DCN      24                             24
                        Switch

       69. LIAS         Number of legal intercept       1500                           5000
                        target subscribers
                        provisioning

       70. LIAS         Number of warrants that         To be stated by NEC            To be stated by NEC
                        can be set against a
                        target subscriber

     IGF ELEMENT         PERFORMANCE       PERFORMANCE
                         PARAMETER         REQUIREMENT
-------------------      -------------     -----------
       68.2 DCN              NA               NA















       68.3 DCN              NA               NA


       69. LIAS              NA               NA



       70. LIAS              NA               NA



          THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

                                                               Page 227a of 245
                                                ICO Proprietary and Confidential
         1212
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------


     IGF ELEMENT            DIMENSIONING DRIVER          INITIAL VALUE     MAXIMUM VALUE               PERFORMANCE    PERFORMANCE
                                                                                                       PARAMETER      REQUIREMENT
--------------------    ----------------------------    ---------------    ---------------------     ------------    ------------
       71. LIAS         Number of input channels            30                540                        NA             NA
                        (i.e 64 kbps circuits)
                        provisioned for the X3
                        interface between the
                        MSSC and the LIAS.

       72. LIAS         Number of output channels           24                240                        NA             NA
                        (i.e. 64 kbps circuits)
                        provisioned for the X3
                        interface between the LIAS
                        and the MSSC.

       73. LIAS         Number of destination               4                 To be stated by NEC        NA             NA
                        addresses to which a
                        monitored call can be
                        delivered simultaneously
                        via switched connections.

       74. LIAS         Number of destination               0                 To be stated by NEC        NA             NA
                        addresses to which a
                        monitored call can be
                        delivered simultaneously
                        via fixed (i.e. leased
                        line) connections.

       75. LIAS         Number of fixed                     0                 30                         NA             NA
                        connections (i.e. point to
                        point 64 kbit/s E0 links)
                        to monitoring centres
                        supported

       76. LIMS         Number of legal intercept           18000             60000                      NA             NA
                        target subscribers
                        provisioning


                                                                 Page 228 of 245
                                                ICO Proprietary and Confidential
         1213
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------


     IGF ELEMENT          DIMENSIONING DRIVER        INITIAL VALUE         MAXIMUM VALUE                PERFORMANCE    PERFORMANCE
                                                                                                        PARAMETER      REQUIREMENT
-------------------   ---------------------------   -------------------   ------------------------     --------------  ------------
       77. LIMS       Number of warrants that       To be stated by NEC    To be stated by NEC              NA           NA
                      can be set against a
                      target subscriber

       78. LIAS       Number of physical X.25       2                      To be stated by NEC              NA           NA
                      network ports for the
                      delivery of Intercept
                      Related Information to the
                      approved monitoring
                      centres.


                                                                Page 229 of 245
                                                ICO Proprietary and Confidential
         1214
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------


9.2.2. ASSUMPTIONS/DERIVED DATA

            1. Traffic on the Air Interface consists of A-interface traffic plus the traffic resulting from providing diversity paths to 40% of calls, plus the traffic resulting from registrations, location updates, IMSI attach and detach, and SMS. The registration and LU traffic is calculated based on 8 seconds of call holding time per LU. The SMS traffic is calculated based on 10 seconds per message.

            2. BHCA calculation for units affected by MT and MO calls assumes the average call holding time across all calls (successful and unsuccessful) is 150s. 40% of calls are MT. Maximum BHCA values based on approx. 30 x times initial values (traffic growth = x10, capability for growth = x1.5, predicted decrease in avg. call duration resulting from unsuccessful call attempts = x 2)

            3. Voice mail traffic 1.15% of SBS A-interface total. Maximum size SAN assumes 5% voice mail.

            4. RVA traffic 2.5% of SBS A-interface total. Average RVA duration 10s.

            5. Year 2010 SMMO=5m, SMMT=200m, HPN = 110m. Initial value 10%, Busy Day = Year/265, Busy Hour = Busy Day / 12. SMS message length average 30 characters.

            6. Assumes 0.25 Location Updates / Registered UT / Busy Hour. Also assumes 90% of ICO-HLR customers registered, 15% of IS.41 roamers, and 15% of PDC roamers. Initial registration average
                0.1 Reg / UT / Busy hour. VLR change average 0.05 Reg / UT / Busy hour. NOTE: MSC/VLR Location Updates per Busy Hour based on 30,000 active registered subscribers, to maintain consistency with BAFO 2a figures.

            7.  Assumes that IMEI is checked on initial registrations to HLR.

            8.  Assumes 25% of MO calls require IN

            9. MT called number distribution: ICO HLR 33%; ICO-GSM ILR 30%; GSM anonymous 24%; ICO-PDC ILR 2%; ICO-IS.41 ILR 11%.

            10. The TNM is non-blocking, thus the blocking budget for the TNM is associated with the number of ports provided.

            11. The MSSC is non-blocking, thus the blocking budget for the MSSC is associated with the number of circuits provided.

            12. Assumes authentication check performed on MO and MT calls only, with 5 sets of triplets returned from each request to the AuC.

            13. Facsimile traffic into the voicemail system is assumed to be 10%
                of the voice traffic and is additional to the voice traffic.
                (F/R)


9.3. SIZING REQUIREMENTS


9.3.1. NETWORK MANAGEMENT SYSTEM

         9.3.1.1. The Network management system shall provide the capability for growth to accommodate the equipment corresponding to the ICO 10-year traffic model.


                                                                Page 230 of 245
                                               ICO Proprietary and Confidential
         1215
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------


9.3.2. SWITCHING EQUIPMENT

        9.3.2.1. Dimensioning rules for a typical switch are shown in the table below:


           9.3.2.2. TABLE 9-2 DIMENSIONING RULES FOR A TYPICAL SWITCH

          TRAFFIC RATE                    2.5            mERLANGS
          ------------                    ---            --------
Total traffic                             320            Erlangs



          THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK


                                                               Page 230a of 245
                                               ICO Proprietary and Confidential
         1216
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------


            2. Exponential distribution of traffic, randomised across sub cells.

            3. Drive Frequency and Timeslot (f, t) planing relative to beam traffic load and 490 filters/satellite.

            4. Generate traffic based on traffic distribution across sub-beams and Table 9-5.

            5. Pass criteria: with assumed hardware meet the blocking probability defined in Table 9-4, for 320, ~1000, and 3200 Erlang.


9.3.5. TNM EQUIPMENT

                        9.3.5.1. TABLE 9-6 TNM EQUIPMENT

   ITEM                   DESCRIPTION                                  SIZING RULE
   ----                   -----------                                  -----------
1.         TNM

1.1        RPC

1.1.1      Sparc 1000 with 2 processors, 512MB MM, 5GB HD,       13 calls/sec full performance
           Ethernet Interfaces, 8mm Tape Drive and CD
           ROM Drive                                             17 calls/sec peak
                                                                 (1+1 Redundancy)

                                                                 1. Max. 2000 Erlangs per RPC

1.1.2      MMI with one 10Bt and one 100Bt Ethernet ports        1 per RPC
1.1.3      Not Used.

1.1.4      RPN Ethernet Hubs (10BT)                              2 per SAN for first 8RPN's.
                                                                 2 per 8 RPNs thereafter

1.1.5      Power Switchover                                      1 Per Rack

1.1.6      19" C&C Rack                                          1 Per RPC

1.2        TNM Software License                                  1 per TNM

1.3        Software Licences

1.3.1      Solaris Operating System with Media                   1 per RPC for first 2 SANs

1.3.2      Solaris Operating System without Media                1 per RPC subsequent SANs

1.3.3      Solstice - Runtime                                    1 per SAN site (2 for ITC)

    2      RPN SUBSYSTEM

   2.1     FOR SAN
                                 Required MUX/VOC channels

                                 Traffic Channels +

                                 Blocking +

                                 Inter-site Traffic Channels +

                                 Inefficiencies +

                                 Signalling Channels +

                                 Traffic Channels

                                 PSTN Traffic in Erlangs converted to Ch


                                                                 Page 234 of 245
                                                ICO Proprietary and Confidential
         1217
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------

2.2.1      Vocoder/Mux Card                      Max 8 channels per card

2.2.2      RPN/RPC Processor                     (Min 2) maximum of 2 Mbps each

2.2.3      19" 6RU Shelf                         1 per RPN

2.2.4      Power Unit

2.2.4.1    RPN Power Supply                      1 per RPN

2.2.4.2    Mux/VOC Power Unit                    1 per Rack

2.2.5      Fan Unit                              1 per shelf

2.2.6      19" C&C Rack                          1 per NMC

2.3        NOT USED


2.4        Installation Materials                1 per SAN



                                                                 Page 236 of 245
                                                ICO Proprietary and Confidential
         1218
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------


           THIS TABLE NO LONGER USED



9.3.6 DCN EQUIPMENT

   ITEM          DESCRIPTION                               SIZING RULE
   ----          -----------                               -----------
1.         DIGITAL COMMUNICATION NETWORK
1.1        SAN
1.1.1      Ethernet Switch 10/100BASE-T                    4 per SAN
1.1.2      Router                                          2 per SAN
1.1.3      Encryption Device                               [2 - 5 per SAN]
1.1.4      Cables (associated LAN components)
1.1.5      19inch Rack                                     2 per SAN
1.2        NMC/BNMC
1.2.1      Ethernet Switch 10/100BASE-T                    2 per site
1.2.2      Router                                          2 per site
1.2.3      Encryption Device                               [2 per site]
1.2.4.     Cables (associated LAN  components)
1.2.5.     19inch Rack                                     2 per site
1.2.6.     DCN NMS
1.2.6.1    Workstation                                     1 per site


                                                                 Page 237 of 245
                                                ICO Proprietary and Confidential
         1219
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------



1.2.6.2    Display                                         1 per site
1.2.6.3.   CD-ROM Drive                                    1 per site
1.2.6.4.   8mm Tape Drive                                  1 per site


9.4 NETWORK INTERFACE

        9.4.1. A two port SAN shall provide a capacity, for connecting calls to the terrestrial networks, of 320 Erlangs to the PSTN via one route plus 64 Erlangs in two equal parts for inter-site traffic, excluding DCN and signalling which shall be provided appropriately.

        9.4.2. A three port SAN shall have provide a capacity, for connecting calls to the terrestrial networks, of 320 Erlangs to the PSTN via one route plus 96 Erlangs in three equal parts for intersite traffic, excluding DCN and signalling which shall be provided appropriately.





          THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

                                                               Page 237a of 245
                                                ICO Proprietary and Confidential
         1220
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------


            5.  A minimum of 4 HPN Channel Units

            6. A minimum set of channel managers capable of supporting the above channel units. Associated Channel Managers: A minimum set capable of supporting the above channel units.

            7. A SAN OSS system responsible for the training SAN only. This OSS system shall be connected to the centralised ICO NMC.

            8. Miscellaneous: ALC, AFC and all other subsystems required for normal operation of the SAN.

        12.1.1.8. Fully operational software for the test SAN enabling it to function as a reduced capability (in terms of traffic only) SAN. The OT&DF shall only contain special software to the extent that is necessary to override its operations and protect the main ICO network from interference.


12.1.2. SAN NETWORK MANAGEMENT

        12.1.2.1. A local network management subsystem (LNMS - including the NODE-OS, NMC NMS and SRMC) shall be installed at the OT&DF.

        12.1.2.2. The LNMSC shall have the ability to be operated from the centralised ICO NMC site. A dedicated [64kbps} link shall be used to link the two sites.

        12.1.2.3. The OT&DF will have its router[s] connected to the IGF DCN by WAN port [s]

        12.1.2.4. Not Used

        12.1.2.5. Not Used

        12.1.2.6. The RF equipment at the technical centre SAN shall normally be under control of SAN-OSS, however, an override control function will be provided.

        12.1.2.7. This override control function will enable the SAN RFT to be activated when permission is granted from the NMC. It may be de-activated at any time autonomously by the technical centre SAN.

        12.1.2.8. The local NMS (OT&DF) shall be configured to control equipment at OT&DF only.

        12.1.2.9 The main NMC may request control of the technical centre from the Local NMC or may release control to the local NMC.


12.1.3. MSSC/VLR AND HLR/AUC

        12.1.3.1. A minimum configuration of the following list of equipment:

            1.  MSSC/VLR

            2.  HLR/AuC

            3.  IN

            4.  CCS7 Links

            5.  Trunks

            6.  Conference Links


                                                                 Page 244 of 245
                                                ICO Proprietary and Confidential
         1221
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-RQ/000014
[ICO LOGO]       ICONET Ground Facilities Requirements      VERSION : 26.1
                                                            30 MARCH 1998
--------------------------------------------------------------------------------


            7.  Echo Cancellers

        12.1.3.2. The functions of these MSSC/VLR/HLR/AuC/IN shall be identical to that available for the same equipment in a SAN.

        12.1.3.3. A simulator connection limited by the simulator's capablities, shall be provided.



          THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK


                                                               Page 244a of 245
                                                ICO Proprietary and Confidential
         1222
                         CHANGE ORDER NO:3 ATTACHMENT 6


            1.  SCHEDULE 14 - STATEMENT OF WORK

            2.  ANNEX 1 - CONTRACTOR'S DELIVERABLES

            3.  ANNEX 5 - TRAINING
         1223
                         CHANGE ORDER NO:3  ATTACHMENT 6


      SCHEDULE 14 - STATEMENT OF WORK
         1224
                                     FINAL

                                                       ICO GLOBAL COMMUNICATIONS
                                                         1 QUEEN CAROLINE STREET
                                                                     HAMMERSMITH
[ICO LOGO]                                                         LONDON W6 9BN
                                                                  UNITED KINGDOM

                                                           TEL: +44 181 600 1000
                                                           FAX: +44 181 600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO.3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK



                                STATEMENT OF WORK


                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED


CONFIDENTIALITY STATEMENT

ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.


                 DOCUMENT NO.:              EN IG ICO SW/000001

                 VERSION:                   3.2

                 DATE:                      25 March 1998


       PREPARED          ICO                                NEC
       --------          ---                                ---
       AUTHOR:           TITLE: VP ICONET                   TITLE: PROGRAM MANAGER

                         SIGNATURE:                         SIGNATURE:
                         /s/ G. L. Titzer                   /s/ T. Furukawa
                         ----------------------------       -------------------------

         1225
--------------------------------------------------------------------------------
                                                             EN.IG-ICO-SW/000001
[ICO LOGO]                      STATEMENT OF WORK            ISSUE 3.2
                                                             25 MARCH 1998
--------------------------------------------------------------------------------


AMENDMENT RECORD

REVISION        DATE          CN NO.      REASON FOR CHANGE
----------      --------      -------     -------------------------------------------------
1.0             14/2/97                   NEC Contract Issue

2.0             17/2/97                   To incorporate Final NEC comments

2.1             19/2/97                   Changes to paragraph 9.3, LIMF para 4.11.5 added

2.2             26/2/97                   Minor editorial changes

3.0             13/08/97                  Changes to reflect 60/61/120 Days and PCS Options

3.1             07/10/97                  Changes agreed Coggin/Jenkins 24 September 1997

3.2             25/03/98                  Changes to reflect CR#6

            Confidential and Proprietary to ICO Global Communications
         1226
--------------------------------------------------------------------------------
                                                             EN.IG-ICO-SW/000001
[ICO LOGO]                      STATEMENT OF WORK            ISSUE 3.2
                                                             25 MARCH 1998
--------------------------------------------------------------------------------


                                TABLE OF CONTENTS


1. INTRODUCTION                                                           5

2. STATEMENT OF WORK CONTENTS                                             7

3. APPLICABLE DOCUMENTS                                                   8

4. SCOPE OF WORK                                                          8

5  CONTRACTOR'S DELIVERABLES                                             15

6. INFORMATION, SERVICES & EQUIPMENT                                     15

7. INSTALLATION SITE CONDITIONS                                          16

8. PROGRAM MANAGEMENT AND IMPLEMENTATION                                 16

9. TRAINING                                                              17

10. DOCUMENTATION                                                        17

11. SITE WORKING ARRANGEMENT                                             17

12. IGF TEST PLAN                                                        18

13. END-TO-END CALL DEMONSTRATION                                        19

14. ICONET INTEGRATION                                                   19

15. IGF ACCEPTANCE CRITERIA                                              19

16. AIR INTERFACE SIGNALLING PROTOCOL VALIDATION                         19

17. IGF SYSTEM SUPPORT                                                   19


                                                                               3
            Confidential and Proprietary to ICO Global Communications
         1227
--------------------------------------------------------------------------------
                                                             EN.IG-ICO-SW/000001
[ICO LOGO]                      STATEMENT OF WORK            ISSUE 3.2
                                                             25 MARCH 1998
--------------------------------------------------------------------------------


1.       INTRODUCTION

1.1 This Statement of Work (SOW) defines the technical and management requirements for the design, construction, installation, integration and testing of the ICONET Ground Facilities (IGF). The SOW also defines the information, services and equipment to be provided by ICO.

1.2 The main Deliverables of this Supply Agreement are the ICONET Ground Facilities comprising twelve (12) SANs, NMC, and Back-up NMC, installed and tested within itself and integrated into the ICO System which can be enlarged and enhanced as set out in this Agreement.

1.3 The intention is to be able to demonstrate basic voice, low rate fax and data calls to UTs, via the satellite, and to the terrestrial network, from one standalone SAN, by the 1st March, 2000 provided that the other ICO System elements are available and functioning correctly.

1.4 It may be possible to demonstrate calls on additional standalone SANs, however there is no contractual commitment to this and it is subject to progress of the integration of the IGF being provided under the terms of the Supply Agreement.

1.5 If the number of standalone SANs made available for these call demonstrations is increased then the Handover Milestone may be delayed, and the Master Level Schedule, included in Annex 4, will be subject to review.

1.6 The warranty provisions relevant to this SOW are set out in clause 40 of the Terms and Conditions.

                                                                               4
            Confidential and Proprietary to ICO Global Communications
         1228
--------------------------------------------------------------------------------
                                                             EN.IG-ICO-SW/000001
[ICO LOGO]                      STATEMENT OF WORK            ISSUE 3.2
                                                             25 MARCH 1998
--------------------------------------------------------------------------------

2.       STATEMENT OF WORK CONTENTS

2.1      The SOW comprises this main text plus Annexes listed below

                                   TABLE SOW-1

                      SUMMARY OF STATEMENT OF WORK ANNEXES

ANNEX               DOCUMENT       DESCRIPTION OF TASK
----------          ---------      ---------------------------------------------
1                   000002         Contractor's Deliverables

2                   000003         ICO Services and Equipment

3                   000004         Installation Site Conditions

4                   000005         Program Management & Implementation

5                   000006         Training

6                   000007         Documentation

7                   000008         Site Working Arrangements

8 A                 000009         IGF Test  Plan

8 B                 0000010        Call Demonstration Plan

9                   000011          ICONET Integration

10                  000012         IGF Acceptance Criteria

11                  000013         Air Interface Signalling Protocol Validation

            Confidential and Proprietary to ICO Global Communications
         1229
--------------------------------------------------------------------------------
                                                             EN.IG-ICO-SW/000001
[ICO LOGO]                      STATEMENT OF WORK            ISSUE 3.2
                                                             25 MARCH 1998
--------------------------------------------------------------------------------


3.       APPLICABLE DOCUMENTS

         Applicable documents of this SOW are listed in the ICONET Ground Facilities Requirements ( IGFR) Section 1.3.

4.       SCOPE OF WORK

4.1 The Works shall include the design, manufacture, factory testing, and delivery of the ICONET Ground Facilities (IGF) including installation, integration, and site testing in accordance with Annexes 7 and 8A.

4.2 The Works shall include an end-to-end call demonstration of basic voice, low rate fax and data services from a single standalone SAN, via the satellite and the terrestrial network, provided that the other ICO System elements, supplied by ICO, are available and functioning correctly in accordance with Annex 8B.

4.3 The Works shall also include, at ICO's selection, provision of engineering support and materials for the ICONET Integration of the IGF with ICO's space segment, terrestrial telecommunications networks and ICO User Terminals (UTs) in accordance with Annex 9.

4.4      The IGF will include:

         - SAN equipment for 12 SAN sites located in twelve (12) different countries

         - NMC and Back Up NMC equipment located in two (2) different countries

         - Interface provisions for interconnecting SANs and for connecting SANs to terrestrial networks

            Confidential and Proprietary to ICO Global Communications
         1230
--------------------------------------------------------------------------------
                                                             EN.IG-ICO-SW/000001
[ICO LOGO]                      STATEMENT OF WORK            ISSUE 3.2
                                                             25 MARCH 1998
--------------------------------------------------------------------------------

         -        Documentation


4.5 The IGF will implement all the requirements set out in the ICONET Ground Facilities Requirements Document ("IGFR") Version 26 Revision 1 except for those marked therein as "F/R" or "Option".

         Compliance of the IGF with the IGFR shall be demonstrated by the Contractor as described in Annexes 8A, and 8B.

            Confidential and Proprietary to ICO Global Communications

         1231
--------------------------------------------------------------------------------
                                                            EN.IG-ICO-SW/ 000001
    [ICO LOGO]                STATEMENT OF WORK             ISSUE:  3.2
                                                            25 March 1998
--------------------------------------------------------------------------------


4.6         HIGH LEVEL SYSTEM DESCRIPTION

4.6.1 The contractor shall prepare and maintain a High Level System Description (HLSD) for the IGF consistent with the IGFR.

4.6.2 The Contractor shall maintain an adequately staffed System Team to support the HLSD so that at all times the HLSD is internally consistent and complete.

4.6.3       The Contractor shall issue -:

            The Draft Contents List of the HLSD for ICO review and approval, 2 weeks after the date of the Supply Agreement;

            The first draft of the HLSD 2 weeks prior to the Preliminary System Design Review.

4.6.4 The first version of the HLSD will be subject to review and approval by ICO and issued formally by the Contractor within one month after the Preliminary System Design Review (PDR-1).

            - A second version of the HLSD will also be subject to review and approval by ICO and issued formally by the Contractor within one month after the Preliminary System Design Review (PDR-2)

            The final version of the HLSD will be subject to review and approval by ICO and issued formally by the Contractor within one month after completion of Level 2 Acceptance of the IGF.

4.6.5 The Contractor shall maintain the HLSD in line with the IGF Design, with a revised Version being issued within one month after any System Design Review.

            Confidential and Proprietary to ICO Global Communications
         1232
--------------------------------------------------------------------------------
                                                            EN.IG-ICO-SW/ 000001
    [ICO LOGO]                STATEMENT OF WORK             ISSUE:  3.2
                                                            25 March 1998
--------------------------------------------------------------------------------


4.6.6       The HLSD shall contain the following:

            1) A System Reference Model Description that defines the major sub-system functional groups of the IGFR, the functionality of each major sub-system and the interfaces between the sub-systems;

            2) An IGFR System Analysis showing the processes and procedures of how the major IGF sub-systems interact between themselves to provide IGFR system functions and performance; including end user services and administrative and support services;

            3) An End-to End System Analysis showing how the IGF interacts with external elements (e.g. UT and satellite) and the resultant end-to-end capabilities, performance budgets and resource budgets.

            To enable this to be done, ICO will provide initial performance budgets and resource budgets, for external elements, to be used for this End to End System Analysis. The End to End System Analysis will be developed and finalised during the course of the Supply Agreement.

4.6.7 The Contractor shall maintain the HLSD in line with the IGF Design, with a revised Version being issued within one month after any System Level Design Review.

4.7         FUNCTIONAL DEFINITION DOCUMENTS

4.7.1 All documentation derived from any of the Applicable Documents, referenced in the IGFR, shall be under configuration control, and full traceability shall be provided. All new and updated documentation shall be provided to ICO.

            Confidential and Proprietary to ICO Global Communications
         1233
--------------------------------------------------------------------------------
                                                            EN.IG-ICO-SW/ 000001
    [ICO LOGO]                STATEMENT OF WORK             ISSUE:  3.2
                                                            25 March 1998
--------------------------------------------------------------------------------


4.8         EXTERNAL INTERFACE CONTROL DOCUMENTS

4.8.1.      ICO will control the evolution of all Interface Control Documents
            (ICDs) for external IGF interfaces including the Air Interface document. ICO will ensure that any modification made to an ICD has been co-ordinated with the Contractor and with the supplier(s) of the corresponding external systems before they are adopted into the relevant document.

4.8.2 The Contractor shall support ICO in developing the ICDs with which the IGF is concerned, and in particular the Air Interface. In so doing, the Contractor shall perform analyses and prepare draft material for the ICDs in a timely manner to the extent necessary to enable completion of the IGF in accordance with the programme schedule.

4.8.3 ICO will receive ICD Change Requests from the concerned parties. ICO will, for each ICD change proposed, perform an initial assessment of the change. For each ICD Change Request that passes the initial assessment, ICO will generate an ICD Change Proposal and distribute it to all concerned parties. The ICD Change Proposal will indicate the required response date. ICO will resolve responses to the changes proposed either through one-to-one meetings, joint meetings or through correspondence as considered necessary by ICO.

4.8.4 After an agreement has been reached regarding a ICD Change Proposal, a ICD Change Notice will be issued. The ICD Change Notice once approved and issued by ICO is a binding document which all concerned parties have to adhere to.

4.8.5 Whenever any proposed change of an ICD is considered by either party to affect the terms of this contract, the change shall be handled in accordance with Clause 9 of the Terms and Conditions.

            Confidential and Proprietary to ICO Global Communications
         1234
--------------------------------------------------------------------------------
                                                            EN.IG-ICO-SW/ 000001
    [ICO LOGO]                STATEMENT OF WORK             ISSUE:  3.2
                                                            25 March 1998
--------------------------------------------------------------------------------


4.9         REVIEWS

4.9.1 The Contractor shall conduct Reviews at both system level and subsystem level and for progress, according to Annex 4. .

4.9.2 The Contractor shall provide all necessary materials for Reviews, and will conduct the Reviews. ICO will be represented at all Reviews.

4.10        SYSTEM SIZING

4.10.1 The Contractor shall provide and install the Equipment listed in Annex 1.

4.10.2 The System sizing rules given in the IGFR section 9 shall apply. These shall be augmented, as appropriate, to account for multi-time slot services such as high speed data.

4.11        OVERALL SYSTEM SUPPORT AND INTERFACE CONTROL

4.11.1 The Contractor shall, to the extent necessary, support the overall development of the ICO System by participating in technical interface meetings relevant to the IGF and by working with UT vendors, terrestrial network operators, SAN operators, and the spacecraft vendor under ICO's guidance and direction.

4.11.2 In providing this support, the Contractor shall endeavour to ensure the integrity and satisfactory operation of the integrated ICO System, recognising that the requirements of the IGF are stated in the IGFR and that the Contractor is not responsible for implementation of other elements of the ICO System.

4.11.3 The schedule for the production of the ICDs will be as shown in the Master Level Schedule.

            Confidential and Proprietary to ICO Global Communications
         1235
--------------------------------------------------------------------------------
                                                            EN.IG-ICO-SW/ 000001
    [ICO LOGO]                STATEMENT OF WORK             ISSUE:  3.2
                                                            25 March 1998
--------------------------------------------------------------------------------


4.11.4 The Contractor shall support ICO in examining ways of optimising the use of terrestrial network resources used in the ICO System, including maximising the extension of ICO Air Interface voice coding through ICO System to the point of interconnect with external networks, to jointly maximise service quality and resource efficiency.

5.       CONTRACTOR'S DELIVERABLES

5.1 Annex 1 provides a detailed breakdown of the Equipment and services to be provided by the Contractor.

5.2 Any revision to the quantities or services shall be subject to the formal Contract Change procedures set out in Clause 9 of the Terms and Conditions.

5.3 The Contractor shall be responsible for the packaging, transportation and delivery of the Deliverables in accordance with clauses 27 and 31 of the Terms and Conditions.

6.       INFORMATION, SERVICES & EQUIPMENT

6.1 Annex 2 provides a detailed breakdown of the information, services and equipment to be provided by ICO except for installation site conditions which are included in Annex 3.

6.2 Annex 2 also identifies the milestone dates that such information, services and equipment are to be made available to the Contractor.

7.       INSTALLATION SITE CONDITIONS

            Confidential and Proprietary to ICO Global Communications
         1236
--------------------------------------------------------------------------------
                                                            EN.IG-ICO-SW/ 000001
    [ICO LOGO]                STATEMENT OF WORK             ISSUE:  3.2
                                                            25 March 1998
--------------------------------------------------------------------------------


7.1 Annex 3 identifies the installation site conditions, including services and equipment to be provided by ICO.

7.2 Access to each Site shall be made available for the specific purpose of allowing the Contractor to inspect the Site conditions, and buildings and verify the installation design before the formal Ready for Access date.

8.       PROGRAM MANAGEMENT AND IMPLEMENTATION

8.1 Annex 4 identifies the Contractor's obligations for Program Management tasks including Quality Assurance and the Master Level Schedule, which the Contractor shall follow and work to.

8.2 The Contractor shall establish and implement a Program Management Organisation and system that ensures effective management of the Supply Agreement.

8.3 The Contractor shall establish an Office which shall be the prime interface with ICO and responsible for ensuring that the programme is executed on time to the requirements of the Supply Agreement and that all Deliverables to ICO are to the required technical and quality standard.

8.4 The Contractor shall implement a Documentation Control Procedure including configuration control for all documentation of this Agreement.

8.5 Full traceability shall be provided for all documentation derived from any of the Applicable Documents, referenced in the IGFR. All new and updated documentation shall be provided to ICO.

9.       TRAINING

            Confidential and Proprietary to ICO Global Communications
         1237
--------------------------------------------------------------------------------
                                                            EN.IG-ICO-SW/ 000001
    [ICO LOGO]                STATEMENT OF WORK             ISSUE:  3.2
                                                            25 March 1998
--------------------------------------------------------------------------------


9.1 Annex 5 sets out the scope of the training courses that the Contractor shall provide.

9.2         The training shall be conducted in the English Language.

9.3 ICO and the Contractor shall work closely together to develop a training program that does not impact on the Master Level Schedule and which ensures availability of trained ICO staff at the time when O & M services are required.

            Any Changes in the training syllabus, numbers of staff to be trained and training locations shall be subject to the formal Contract Change Control procedures set out in clause 9 of the Terms and Conditions.

10.      DOCUMENTATION

10.1 Annex 6 sets out all the Documentation to be provided, under the terms of the Supply Agreement.

10.2 Annex 6 identifies the number of copies of documentation to be provided to ICO who shall be responsible for distribution of documentation to the individual SAN Operators.

10.3        The documents shall be written in the English Language.

            Confidential and Proprietary to ICO Global Communications
         1238
--------------------------------------------------------------------------------
                                                            EN.IG-ICO-SW/ 000001
    [ICO LOGO]                STATEMENT OF WORK             ISSUE:  3.2
                                                            25 March 1998
--------------------------------------------------------------------------------


11.      SITE WORKING ARRANGEMENT

11.1 Annex 7 sets out the scope of the Site Working Arrangements and the safe working practices, which the Contractor shall follow.

12.      IGF TEST PLAN

12.1 Annex 8A sets out the Tests which the Contractor shall execute in order to demonstrate and verify the functionality of the IGF.

13.      END-TO-END CALL DEMONSTRATION

13.1 Annex 8B sets out the End-to-End call Demonstrations for the IGF through which the Contractor shall demonstrate the functionality of the IGF equipment with satellite(s), User Terminals and the connection to the terrestrial network.

14.      ICONET  INTEGRATION

14.1 Annex 9 sets out the ICONET Integration campaigns, maximum available resources and the mechanism for determining the final scope of the Contractor's obligation for providing ICONET Integration work, to be selected by ICO, integrating the IGF with the other elements of the ICO System.

15.      IGF ACCEPTANCE CRITERIA

15.1 Annex 10 identifies the criteria to be used for the Acceptance of the IGF.

16.      AIR INTERFACE SIGNALLING PROTOCOL VALIDATION

            Confidential and Proprietary to ICO Global Communications
         1239
--------------------------------------------------------------------------------
                                                            EN.IG-ICO-SW/ 000001
    [ICO LOGO]                STATEMENT OF WORK             ISSUE:  3.2
                                                            25 March 1998
--------------------------------------------------------------------------------


16.1 The Contractor shall perform the scope of work set out in Annex 11 for the provision of Air Interface Signalling Protocol Validation.

17.      IGF SYSTEM  SUPPORT

            The following shall be made available upon the request of ICO, as set out in the Agreement.

17.1        Options identified in Annex 1 of this Statement of Work.

17.2 Delivery of Equipment, Software and Services to increase the system capacity to meet demand as specifically ordered by ICO under the terms of the Agreement.

            Confidential and Proprietary to ICO Global Communications
         1240
CHANGE ORDER NO: 3                                                 ATTACHMENT 6






ANNEX 1 - CONTRACTOR'S DELIVERABLES
         1241
                                                       ICO GLOBAL COMMUNICATIONS
                                                         1 QUEEN CAROLINE STREET
                                                                     HAMMERSMITH
                                                                   LONDON W6 9BN
                                                                  UNITED KINGDOM

                                                           TEL: +44 181 600 1000
                                                           FAX: +44 181 600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO.3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK
[ICO LOGO]




                             COMMERCIALLY SENSITIVE

                       ANNEX 1: CONTRACTOR'S DELIVERABLES


                             REPRODUCTION PROHIBITED



CONFIDENTIALITY STATEMENT

All information contained in this document is confidential and propriety to ICO Global Communications or any other member of the ICO Global Communications Group and intended only for the addressee to whom this copy is addressed. The recipient shall neither copy, distribute, disclose or use the information contained in it for any purpose other than for which this document has been made available nor permit anyone else to do the same. The recipient shall be held fully liable for any wrongful disclosure or use of any of the information contained in this document by him, or his officers or employees or anyone else to whom he makes the information available.





                 DOCUMENT NO.:               EN-IG-ICO-SW-000002

                 VERSION:                    3.6

                 DATE:                       25 March, 1998




       PREPARED                   ICO                         NEC

       AUTHOR:            TITLE: VP ICO NET             TITLE:  PROGRAM MANAGER

                          SIGNATURE:                    SIGNATURE:
                          /s/ G. L. Titzer               /s/ T. Furukawa
                          -----------------------       -----------------------
         1242
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000002
[ICO LOGO]      Annex 1 Contractor's Deliverables           Version 3.6
                                                            25 March, 1998
-------------------------------------------------------------------------------


Amendment record

REVISION          DATE          CN NO.        REASON FOR CHANGE
1.0               14/2/97                     NEC Contract Issue

2.0               17/2/97                     To incorporate final NEC comments

2.1               18/2/97                     To incorporate revision to para 9.3 and delete para 9.4 plus renumbering from para 9.3 onwards - change to new 9.4

2.2               18/2/97                     Add specific IGFR references to options

3.0               26/2/97                     Addition of  warranty services.

3.1               26/2/97                     Minor edits.  All agreed.

3.2               13/08/97                    Changes to cover 60/61 & 120 Days Options and PCS/HPN option.

3.3               07/10/97                    Changes agreed Coggin/Jenkins 24/09/97. Plus editorial edits as per Woodhouse email of re: SA0424

3.4               25/02/98                    Changes to reflect CR#6 with revisions accepted

3.5               20/3/98                     Exclusion of DCN from optional extended warranty

3.6               25/3/98                     Incorporating additional ICO revisions


Proprietary & Confidential to ICO Global Communications                        2
                                                             Created on 25/02/98
                                                                 Revised 25/3/98
         1243
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000002
[ICO LOGO]      Annex 1 Contractor's Deliverables           Version 3.6
                                                            25 March, 1998
-------------------------------------------------------------------------------


                                TABLE OF CONTENTS


CONFIDENTIALITY STATEMENT                                                    1


 1. GENERAL                                                                  4


 2. DELIVERABLE DOCUMENTATION                                                4


 3. MAJOR SUBSYSTEMS  OF THE IGF                                             5


 4. OPTIONS                                                                  7


 5. OPTIONAL SUPPORT SERVICES AND EXTENDED WARRANTY                          7


 6. PERFORMANCE AND CAPACITY REQUIREMENTS OF DELIVERABLE EQUIPMENT          13


 7. DELIVERABLE  FUNCTIONS AND FEATURES                                     15


 8. DELIVERABLE EQUIPMENT                                                   16


 9. DELIVERABLE SERVICES                                                    21


10. SITE INSTALLATION DELIVERABLES                                          21


11. SYSTEM CONFIGURATION INFORMATION                                        22



Proprietary & Confidential to ICO Global Communications                        3


                                                             Created on 25/02/98
                                                                 Revised 25/3/98

         1244
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000002
[ICO LOGO]      Annex 1 Contractor's Deliverables           Version 3.6
                                                            25 March, 1998
-------------------------------------------------------------------------------


1.                GENERAL

This Annex describes the Deliverables that the Contractor will deliver to ICO. The structure of this Annex is as follows:

1.1      Section 2 describes the deliverable documentation

1.2      Section 3 describes the deliverable major sub systems of the IGF

1.3 Section 4 describes the options that ICO may exercise after execution of this Agreement

1.4      Section 5 describes the optional support and warranty services

1.5 Section 6 describes the performance and capacity requirements of the Deliverables

1.6      Section 7 describes the deliverable Functions and Features

1.7      Section 8 describes the detailed equipment list

1.8      Section 9 describes the Services that shall be delivered

1.9 Section 10 describes information to be provided by the Contractor regarding the Site installation conditions

1.10 Section 11 describes the IGF configuration data to be provided by the Contractor.

2.       DELIVERABLE DOCUMENTATION

    The Contractor will deliver all documentation set out in Annex 6.


Proprietary & Confidential to ICO Global Communications                        4


                                                             Created on 25/02/98
         1245
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000002
[ICO LOGO]      Annex 1 Contractor's Deliverables           Version 3.6
                                                            25 March, 1998
-------------------------------------------------------------------------------


3.       MAJOR SUBSYSTEMS OF THE IGF

    The Contractor's deliverables shall together provide the functionality required by the IGFR and shall include but not be limited to the following major subsystems:

3.1      Twelve (12) SANs each comprising:


         i. An RFT (Radio Frequency Terminal) sub-system of 5 RFTs (a total of 60 RFTs).

                  - including early delivery of 2 RFTs at 6 SAN Sites (a total of 12 RFTs) for the purposes of TT&C

         ii.      SBS sub-system including its associated:

-                 DC UPS

                  -        Local SRMS

                  -        clock, reception and distribution sub-system

                  -        IF Distribution subsystem

         iii.     TNM sub-system

         iv.      MSSC/VLR sub-system and its associated DC UPS

         v.       HPN sub-system

         vi.      SAN Management System:

                  -        TMOS WS

                  -        SAN OSS including SRMC functions

         vii.     (Not used)

         viii. Intra SAN sub system connection cabling and Intermediate Distribution Frame

         ix. Interconnection cabling to the ICO provided DDF for telecommunications networks as defined in the IGFR.

         x.       Legal Interception Activation sub-system (LIAS)


Proprietary & Confidential to ICO Global Communications                        5
         1246
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000002
[ICO LOGO]      Annex 1 Contractor's Deliverables           Version 3.6
                                                            25 March, 1998
-------------------------------------------------------------------------------


3.2      Two AuC / EIRs and their associated DC UPS

3.3      Two HLRs and their associated DC UPS

3.4      Three integrated messaging sub-systems and their associated DC UPS

3.5 Three IWFs supporting IS.41-to-ICO and ICO -to- IS.41 interworking and their associated DC UPS

3.6      One DCN sub-system

3.7      One Network Management Centre comprising:

         i.       Link-OS (integrating all SAN-OSS)

         ii. Node-OS / TMOS (management of switching and mobility management elements in the IGF)

         iii.     SRMC sub-system

3.8      One Back-up Network Management Centre comprising:

         i.       Link-OS (integrating all SAN-OSS)

         ii. Node-OS / TMOS (management of switching and mobility management elements in the IGF)

         iii.     SRMC sub-system

3.9 SBS Test Fixtures/Test Equipment (to be installed at HNS India until ICO decides to move the equipment elsewhere)

3.10 System Integration support facility (to be installed at NEC/A and HNS USA. The remaining SBS equipment will stay at the NEC/A and HNS until ICO decides to move the equipment elsewhere.)

3.11     Set of Spares as specified in Table 2, Section 8 of this Annex.

3.12 Special purpose test equipment as defined in Annex 2 and Annex 9 of the SOW

3.13     Legal Interception Management Sub-system

3.14     Dust protection for the RFT Shelters at the UAE SAN site.



Proprietary & Confidential to ICO Global Communications                        6
         1247
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000002
[ICO LOGO]      Annex 1 Contractor's Deliverables           Version 3.6
                                                            25 March, 1998
-------------------------------------------------------------------------------




4.       OPTIONS


4.1 The following item is deliverable at ICO's option provided that the option is exercised within 180 days of the date of this Supply Agreement

         i) Four alternative options for the provision of spares for the DCN on a centralised or decentralised basis.


5.       OPTIONAL SUPPORT SERVICES AND EXTENDED WARRANTY

5.1      ADDITIONAL SUPPORT SERVICES DURING THE WARRANTY PERIOD

5.1.1 Upon election by ICO not later than 6 months before the scheduled commencement of the warranty period specified in Clause 40 of the Agreement, the Contractor will provide SBS Deluxe Support Services as described in Section 5.3.

5.1.2 Upon election by ICO not later than 6 months before the scheduled commencement of the warranty prior specified in clause 40 of the Agreement, the Contractor will provide MSSC Deluxe Support as described in Section 5.4.

5.1.3 Upon election by ICO not later than 6 months before the scheduled commencement of the warranty prior specified in clause 40 of the Agreement, the Contractor will provide HPN Deluxe Support as described in Section 5.6.

5.2      ADDITIONAL SUPPORT SERVICES DURING THE POST WARRANTY PERIOD.

5.2.1    EXTENDED BASIC WARRANTY

5.2.1.1 After completion of the Warranty Period specified in clause 40 of the Agreement, the warranty condition of clause 40 of the Agreement may be extended on an annual basis, for any or all of the RFT, SBS, MSSC, LIAS, LIMS, IWF, Messaging, HLR, AuC/EIR, HPN, TNM ( excluding the DCN) or NMC/SAN OSS sub-systems.

5.2.1.2 ICO may elect to receive extended basic warranty services upon written notice to the Contractor -- not later than 3 months prior to the completion of the warranty period specified in clause 40 of the Agreement, or in any subsequent period of extended basic warranty services.

5.2.1.3 The ICO election(s) to receive basic warranty services shall be continuous, without break in the periods of election.


Proprietary & Confidential to ICO Global Communications                        7
         1248
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000002
[ICO LOGO]      Annex 1 Contractor's Deliverables           Version 3.6
                                                            25 March, 1998
-------------------------------------------------------------------------------



5.2.2    EXTENDED SBS DELUXE SUPPORT SERVICES

5.2.2.1 Provided ICO has elected to receive SBS Deluxe Support Service in accordance with Paragraph 5.1.1. above, ICO may elect to continue to receive SBS Deluxe Services upon written notice to the Contractor or the provider of the Deluxe Support Services, gives not later than 3 months prior to the completion of the initial service period, or any subsequent renewals thereof. Such SBS Deluxe Support Service shall be provided in 2 year periods of service. The ICO election(s) to receive SBS Deluxe Support Services shall be continuous without interruptions in the periods of election.



5.2.2.2  The SBS Deluxe Support Services to be provided are as described in
         Section 5.3.

5.2.3    EXTENDED MSSC DELUXE SUPPORT SERVICES

5.2.3.1 Provided that ICO has elected to receive MSSC Deluxe Support Services in accordance with Paragraph 5.1.2. above, ICO may elect to continue to receive MSSC Deluxe Support Services upon written notice to the Contractor, or the provider of the MSSC Deluxe Support Services, not later than 3 months prior to the completion of the initial or any subsequent renewal(s) of the MSSC Deluxe Support Services. The MSSC Deluxe Support Services shall be provided in periods of 1 year.

5.2.3.2 The ICO election(s) to receive MSSC Deluxe Support Services shall be continuous, without interruptions in the periods of election.

5.2.3.3  The MSSC Deluxe Support Services to be provided are as described in
         Section 5.5.

5.2.4    EXTENDED HPN DELUXE SUPPORT SERVICES

5.2.4.1 Provided that ICO has elected to receive HPN Deluxe Support Services in accordance with Paragraph 5.1.3. above, ICO may elect to continue to receive HPN Deluxe Support Services upon written notice to the Contractor, or the provider of the HPN Deluxe Support Services, not later than 3 months prior to the completion of the initial or any subsequent renewal(s) of the HPN Deluxe Support Services. The HPN Deluxe Support Services shall be provided in periods of 1 year.

5.2.4.2 The ICO election(s) to receive HPN Deluxe Support Services shall be continuous, without interruptions in the periods of election.

5.2.4.3  The HPN Deluxe Support Services to be provided are as described in
         Section 5.6.


Proprietary & Confidential to ICO Global Communications                        8
         1249
                                                            EN-IG-ICO-SW/000002
[ICO LOGO]      Annex 1 Contractor's Deliverables           Version 3.6
                                                            25 March, 1998



5.3      SBS DELUXE SUPPORT SERVICES

5.3.1.1 The DELUXE Support for SBS provides a full period Customer Assistance Centre (CAC) on 24 hours per day, 7 days a week for all SAN locations. Additionally, manufacturer will maintain a team of experts dedicated to ICO for trouble shooting and support services of all SBS manufacturer supplied equipment. Under the DELUXE support maintenance agreement, SBS manufacturer technical staff at the manufacturer's engineering centre, dispatched to ICO locations as required or temporarily placed at selected locations will maintain capability of the SBS manufacturer supplied equipment, including:

         i. fault isolation and service restoration, in co-operation with the ICO technical staff.

         ii. problem investigation and problem resolution in co-operation with the SBS manufacturer support team at the manufacturer's engineering centre

         iii. creation and reporting on trouble ticket system for SBS equipment

         iv. system engineering for planning system extensions, and traffic sizing.

5.3.1.2 If ICO elects to exercise this option, the parties will agree a definitive scope of work consistent with the basis set out above which may include resident SBS support staff at ICO selected locations.

5.4      MSSC DELUXE SUPPORT SERVICES

5.4.1    INTRODUCTION

5.4.1.1 The contractor shall provide MSSC Deluxe Support Services which comprises Systems Services the content of which includes:

         i.       System Maintenance

         ii.      Spares Replenishment.


Proprietary & Confidential to ICO Global Communications                        9
         1250
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000002
[ICO LOGO]      Annex 1 Contractor's Deliverables           Version 3.6
                                                            25 March, 1998
-------------------------------------------------------------------------------


5.4.2    SYSTEM MAINTENANCE

5.4.2.1  System Maintenance comprises the following services.

5.4.2.2  Emergency Services

         The Contractor shall at any time in an Emergency situation, when requested by ICO, provide ICO with the Emergency Services consisting of telephone support and on-site support.

5.4.2.3  Trouble Report Handling Services / Trouble Report Guideline

         The Contractor shall provide ICO with Trouble Report Handling Services relating to MSSC.

5.4.2.4  Software Update Service

         Any part of the Software found to cause a measurable deviation from the Software functionality, and which is not of an Emergency character shall be corrected by supplying Software Updates to ICO in accordance with the schedule supplied by the Contractor in its Trouble Report Answer.

         New or updated documentation on Software Updates will be furnished to ICO free of charge.

5.4.2.5 Implement and/or install, free of charge, the corrected Software, supplied in accordance with the Software Update Services, on one SAN Site. ICO shall perform and be responsible for the implementation and/or installation on the rest of the SAN or NMC Sites.

5.4.2.6  Consultation services

         During Normal Working Hours perform Consultation Services, mainly consisting of answers and recommendations due to general System operation and maintenance routine inquiries identified by ICO's support personnel.

5.4.3    SPARES REPLENISHMENT

5.4.3.1 Replenishment of Spares acquired with the initial or subsequent MSSC equipment procurement.


Proprietary & Confidential to ICO Global Communications                       10
         1251
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000002
[ICO LOGO]      Annex 1 Contractor's Deliverables           Version 3.6
                                                            25 March, 1998
-------------------------------------------------------------------------------


5.4.4    EXCLUDED HARDWARE AND SOFTWARE

5.4.4.1 The System Services do not cover Hardware or Software which is damaged due to ICO's or any third parties misuse or mishandling, packing, repairs or attempted modifications.

5.4.4.2 The System Services shall not apply to any failure caused by modification of the Hardware or Software without the Contractor's written approval and failures caused by interworking equipment not supplied under the Agreement.

5.4.4.3 Consumable parts such as lamps, fuses, batteries, are excluded from the System Services.



5.4.5    SCOPE OF THE MSSC SUPPORT SERVICES

5.4.5.1  The MSSC Support Services cover the following:

         i.       12 MSSC

         ii.      2 HLRs

         iii.     2 AuC/EIRs

         iv.      2 OSS

         v.       3 combined messaging and SMSC platforms.

         vi.      3 IWFs supporting ICO-to-IS.41 and IS.41-to-ICO interworking

         vii. 12 Legal Interception Activation Sub-System (LIAS) and 1 Legal Interception Management Sub-system (LIMS).


Proprietary & Confidential to ICO Global Communications                       11
         1252
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000002
[ICO LOGO]      Annex 1 Contractor's Deliverables           Version 3.6
                                                            25 March, 1998
-------------------------------------------------------------------------------


5.5      MSSC DELUXE SUPPORT SERVICES II

5.5.1.1 The services described in Section 5.4 shall be included in MSSC DELUXE SUPPORT SERVICES II, in addition to the Repair and Replacement Service described in Paragraph 5.5.1.2.

5.5.1.2  Repair and Replacement Services

         Repair or replace any Hardware found by ICO to be faulty by reason of defective material, design or workmanship which results in the Hardware not conforming to and functioning and operating in accordance with the criteria and specification set forth in the Agreement.

         New or update Documentation or Hardware due to repair or modifications will be furnished to ICO free of additional charge.

5.6      HPN DELUXE SUPPORT SERVICES

5.6.1.1 HPN Deluxe Support Service provides one year depot maintenance for the HPN hardware and software. Depot maintenance support does not include travel which if required will be charged in addition.

5.6.1.2  The HPN Support Service cover the following:

         i.       12 HPN

         ii.      12 HPN PCS


Proprietary & Confidential to ICO Global Communications                       12
         1253
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000002
[ICO LOGO]      Annex 1 Contractor's Deliverables           Version 3.6
                                                            25 March, 1998
-------------------------------------------------------------------------------


6.       PERFORMANCE AND CAPACITY REQUIREMENTS OF DELIVERABLE EQUIPMENT

         The equipment delivered by the Contractor, including its major subsystems and including all other associated equipment and facilities including software necessary for its correct operation, shall when integrated to form the IGF, satisfy the IGFR and shall satisfy the system capacity requirements set forth in Table 1 of this Section of this Annex.


Proprietary & Confidential to ICO Global Communications                       13


                                                             Created on 25/02/98
         1254
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000002
[ICO LOGO]      Annex 1 Contractor's Deliverables           Version 3.6
                                                            25 March, 1998
-------------------------------------------------------------------------------


                                     ANNEX 1





                 TABLE 1 - PERFORMANCE AND CAPACITY REQUIREMENTS


Proprietary & Confidential to ICO Global Communications                       14


                                                             Created on 25/02/98
         1255
Version 3.0
                           EQUIPMENT ORDER INDICATION

                                                                        Page 1/5




Note: Red cells contain data directly entered into this sheet
      Black cells contain data derived in this sheet
      IMPORTANT: BOLD RED CELLS SHOW INPUTS/ASSUMPTIONS THAT HAVE CHANGED FROM VERSION 2.0 TO VERSION 3.0. OTHER CELLS WILL HAVE CHANGED AS A CONSEQUENCE!

-------------------------------------------------------------------------------------------------------------------------------

SAN                   Dimensioning Driver                                      Units           Australia   Brazil      Chile
                                                                                               SAN 1       SAN 2       SAN 3
                 RFT Sub-system
                      C-Band EIRP towards satellite per RFT                                    -           -           -
                      IF ports                                                                 -           -           -
                      Number of RFTs                                                                   5           5          5
                      RFT Shelters                                                                     5           5          5
                      Deicing Facility                                                         -           -           -
                      Blower and heater for Center hub                                         -           -           Yes
                      Additional  vent'l for Shelter                                           -           -           -
                      Additional HPA Blower                                                    -           -           -
                      HPA Cooling cabinet shelter                                              -           -           -
                      Optical fiber facility                                                   Yes         -           Yes
                      TTC Site (including monopulse tracking)                                  Yes         -           Yes
                      IOT Support Facility (axial ratio improvement)                           -           -           -
                      Installation Materials                                                   Yes         Yes         Yes
                      Remote maintenance system from Japan/SAN                 [TBD]
                      Portable O&M Terminal / RFT
                      Band Pass Filter at LNA input / SAN                                      Yes         Yes         Yes
                 SBS Sub-system
                      Traffic on the A interface (to TNM)                      E                     320         679        473
                      Traffic on the Air interface                             E                     456         969        675
                      Busy Hour Call Attempts                                  BHCA               12,800      27,176     18,931
                      Busy Hour Location Updates                                                   3,115       6,613      4,606
                      SBS DC UPS                                                               Yes         Yes         Yes
                      Reference Clock & System Timing reception and
                      distribution subsystem (GPS including antenna
                      system)                                                                  Yes         Yes         Yes
                      IF distribution sub-system                                               Yes         Yes         Yes
                 TNM Sub-system
                      Traffic on the A interface (to SBS)                      E                     320         679        473
                      Traffic on the A interface (to MSSC, PCM coded)          E                     320         679        473
                      Traffic on the A interface (to MSSC, compressed),
                      each Erlang represents a 64k circuit                     E                      16          34         24
                      Semi-permanent traffic (Note 1)                          calls           -           -           -
                      Busy Hour Call Attempts  (Note 2)                        BHCA               14,080      29,894     20,824
                 MSSC/VLR Sub-system
                      Traffic on the A interface (to TNM, PCM coded)           E                     320         679        473
                      + traffic on the A interface (to TNM compressed)
                      expressed as ISUP (64k) demand and allowing for an
                      efficiency factor; see assumptions                       E                      16          34         24
                      Traffic on the interfaces to POI (including echo
                      cancellation as required)                                E                   1,036         546        361
                      Number of echo cancellers provided as % of POI trunks                          50%         50%        50%
                      POI TRAFFIC REQUIRING ECHO CANCELLATION                  E                     518         273        181
                      % OF POI TRUNKS THAT ARE T1                                                     0%          0%         0%
                      Traffic on the interfaces to other SANs - route A        E                   398.6       275.7      430.9
                      Traffic on the interfaces to other SANs - route B        E                   532.5       460.9      460.9
                      Traffic on the interfaces to other SANs - route C        E               -           -           -
                      Traffic on the interfaces to other SANs - route D        E               -           -           -
                      Traffic on the interface MSSC/Data Interwkg Unit         E                      32          68         47
                      Voice traffic on the interface to the Local Messaging
                      System                                                   E               -           -           -
                      Fax traffic on the interface to the Local Messaging
                      System                                                   E               -           -           -
                      Traffic on the interface to Recorded Voice
                      Announcements.                                           E                       8          17         12
                      LI TRAFFIC (MSSC}LIAS)                                   E                      10          20         14
                      LI TRAFFIC (LIAS}MSSC)                                   E                      10          21         15

---------------------------------------------------------------------------------------------------------------------------------

SAN                   Dimensioning Driver                                      China       Germany        India       Indonesia
                                                                               SAN 4       SAN 5          SAN 6       SAN 7
                 RFT Sub-system
                      C-Band EIRP towards satellite per RFT                    -           -              -           -
                      IF ports                                                 -           -              -           -
                      Number of RFTs                                                   5              5           5             5
                      RFT Shelters                                                     5              5           5             5
                      Deicing Facility                                         -           Yes            -           -
                      Blower and heater for Center hub                         Yes         Yes            -           -
                      Additional  vent'l for Shelter                           -           Yes            -           -
                      Additional HPA Blower                                    -           -              -           -
                      HPA Cooling cabinet shelter                              -           -              -           -
                      Optical fiber facility                                   -           -              -           -
                      TTC Site (including monopulse tracking)                              Yes            Yes         -
                      IOT Support Facility (axial ratio improvement)           -           -              [Yes]       -
                      Installation Materials                                   Yes         Yes            Yes         Yes
                      Remote maintenance system from Japan/SAN
                      Portable O&M Terminal / RFT
                      Band Pass Filter at LNA input / SAN                      Yes         Yes            Yes         Yes
                 SBS Sub-system
                      Traffic on the A interface (to TNM)                            451            759         716           619
                      Traffic on the Air interface                                   644          1,082       1,021           883
                      Busy Hour Call Attempts                                     18,057         30,360      28,644        24,778
                      Busy Hour Location Updates                                   4,394          7,388       6,970         6,029
                      SBS DC UPS                                               Yes         Yes            Yes         Yes
                      Reference Clock & System Timing reception and
                      distribution subsystem (GPS including antenna
                      system)                                                  Yes         Yes            Yes         Yes
                      IF distribution sub-system                               Yes         Yes            Yes         Yes
                 TNM Sub-system
                      Traffic on the A interface (to SBS)                            451            759         716           619
                      Traffic on the A interface (to MSSC, PCM coded)                451            759         716           619
                      Traffic on the A interface (to MSSC, compressed),
                      each Erlang represents a 64k circuit                            23             38          36            31
                      Semi-permanent traffic (Note 1)                          -           -              -           -
                      Busy Hour Call Attempts  (Note 2)                           19,863         33,396      31,508        27,256
                 MSSC/VLR Sub-system
                      Traffic on the A interface (to TNM, PCM coded)                 451            759         716           619
                      + traffic on the A interface (to TNM compressed)
                      expressed as ISUP (64k) demand and allowing for an
                      efficiency factor; see assumptions                              23             38          36            31
                      Traffic on the interfaces to POI (including echo
                      cancellation as required)                                      297          2,131         308           180
                      Number of echo cancellers provided as % of POI trunks          50%            50%         50%           50%
                      POI TRAFFIC REQUIRING ECHO CANCELLATION                        149          1,065         154            90
                      % OF POI TRUNKS THAT ARE T1                                     0%             0%          0%            0%
                      Traffic on the interfaces to other SANs - route A            384.7          762.1       251.7         532.5
                      Traffic on the interfaces to other SANs - route B            251.7          347.2       403.1         403.1
                      Traffic on the interfaces to other SANs - route C        -                  275.7       146.5   -
                      Traffic on the interfaces to other SANs - route D        -                  332.2       635.6   -
                      Traffic on the interface MSSC/Data Interwkg Unit                45             76          72            62
                      Voice traffic on the interface to the Local Messaging    -
                      System                                                                      256.1   -                 154.3
                      Fax traffic on the interface to the Local Messaging      -
                      System                                                                       28.5   -                  17.1
                      Traffic on the interface to Recorded Voice                      11             19          18            15
                      Announcements.
                      LI TRAFFIC (MSSC}LIAS)                                          14             23          21            19
                      LI TRAFFIC (LIAS}MSSC)                                          14             24          23            20

-----------------------------------------------------------------------------------------------------------------------------------

SAN                   Dimensioning Driver                                      Mexico        South Africa   South Korea   UAE
                                                                               SAN 8         SAN 9          SAN 10        SAN 11
                 RFT Sub-system
                      C-Band EIRP towards satellite per RFT                    -             -              -             -
                      IF ports                                                 -             -              -             -
                      Number of RFTs                                                     5              5             5           5
                      RFT Shelters                                                       5              5             5           5
                      Deicing Facility                                         -             -              -             -
                      Blower and heater for Center hub                         -             Yes            Yes           -
                      Additional  vent'l for Shelter                           -             -              Yes           -
                      Additional HPA Blower                                    Yes           -              -             -
                      HPA Cooling cabinet shelter                              Yes           -              -             -
                      Optical fiber facility                                   -             -              -             -
                      TTC Site (including monopulse tracking)                  -             Yes            -             -
                      IOT Support Facility (axial ratio improvement)           -             -              -             -
                      Installation Materials                                   Yes           Yes            Yes           Yes
                      Remote maintenance system from Japan/SAN
                      Portable O&M Terminal / RFT
                      Band Pass Filter at LNA input / SAN                      Yes           Yes            Yes           Yes
                 SBS Sub-system
                      Traffic on the A interface (to TNM)                              560            619           438         723
                      Traffic on the Air interface                                     798            883           624       1,030
                      Busy Hour Call Attempts                                       22,400         24,764        17,505      28,908
                      Busy Hour Location Updates                                     5,451          6,026         4,260       7,034
                      SBS DC UPS                                               Yes           Yes            Yes           Yes
                      Reference Clock & System Timing reception and
                      distribution subsystem (GPS including antenna
                      system)                                                  Yes           Yes            Yes           Yes
                      IF distribution sub-system                               Yes           Yes            Yes           Yes
                 TNM Sub-system
                      Traffic on the A interface (to SBS)                              560            619           438         723
                      Traffic on the A interface (to MSSC, PCM coded)                  560            619           438         723
                      Traffic on the A interface (to MSSC, compressed),
                      each Erlang represents a 64k circuit                              28             31            22          36
                      Semi-permanent traffic (Note 1)                          -             -              -             -
                      Busy Hour Call Attempts  (Note 2)                             24,640         27,240        19,256      31,799
                 MSSC/VLR Sub-system
                      Traffic on the A interface (to TNM, PCM coded)                   560            619           438         723
                      + traffic on the A interface (to TNM compressed)
                      expressed as ISUP (64k) demand and allowing for an
                      efficiency factor; see assumptions                                28             31            22          36
                      Traffic on the interfaces to POI (including echo
                      cancellation as required)                                        146            412            65         324
                      Number of echo cancellers provided as % of POI trunks            50%            50%           50%         50%
                      POI TRAFFIC REQUIRING ECHO CANCELLATION                           73            206            32         162
                      % OF POI TRUNKS THAT ARE T1                                       0%             0%            0%          0%
                      Traffic on the interfaces to other SANs - route A              516.3          146.5         398.6       635.6
                      Traffic on the interfaces to other SANs - route B              430.9          347.2         384.7       762.1
                      Traffic on the interfaces to other SANs - route C        -             -                    382.0   -
                      Traffic on the interfaces to other SANs - route D        -             -              -             -
                      Traffic on the interface MSSC/Data Interwkg Unit                  56             62            44          72
                      Voice traffic on the interface to the Local Messaging
                      System                                                         175.9   -              -             -
                      Fax traffic on the interface to the Local Messaging
                      System                                                          19.5   -              -             -
                      Traffic on the interface to Recorded Voice
                      Announcements.                                                    14             15            11          18
                      LI TRAFFIC (MSSC}LIAS)                                            17             19            13          22
                      LI TRAFFIC (LIAS}MSSC)                                            18             20            14          23

--------------------------------------------------------------------------------------------------------------------------
                                                                                             Japan          UK
SAN                   Dimensioning Driver                                      USA           (NMC)          (BNMC)           Totals
                                                                               SAN 12
                 RFT Sub-system
                      C-Band EIRP towards satellite per RFT                    -             -              -
                      IF ports                                                 -             -              -
                      Number of RFTs                                                     5   -              -
                      RFT Shelters                                                       5   -              -
                      Deicing Facility                                         Yes           -              -
                      Blower and heater for Center hub                         Yes           -              -
                      Additional  vent'l for Shelter                           Yes           -              -
                      Additional HPA Blower                                    -             -              -
                      HPA Cooling cabinet shelter                              -             -              -
                      Optical fiber facility                                   -             -              -
                      TTC Site (including monopulse tracking)                  Yes           -              -
                      IOT Support Facility (axial ratio improvement)           -             -              -
                      Installation Materials                                   Yes           -              -
                      Remote maintenance system from Japan/SAN
                      Portable O&M Terminal / RFT
                      Band Pass Filter at LNA input / SAN                      Yes           -              -
                 SBS Sub-system
                      Traffic on the A interface (to TNM)                              320   -              -                  6,678
                      Traffic on the Air interface                                     456   -              -                  9,522
                      Busy Hour Call Attempts                                       12,800   -              -                267,123
                      Busy Hour Location Updates                                     3,115   -              -                 65,000
                      SBS DC UPS                                               Yes           -              -
                      Reference Clock & System Timing reception and
                      distribution subsystem (GPS including antenna
                      system)                                                  Yes           -              -
                      IF distribution sub-system                               Yes           -              -
                 TNM Sub-system
                      Traffic on the A interface (to SBS)                              320   -              -
                      Traffic on the A interface (to MSSC, PCM coded)                  320   -              -
                      Traffic on the A interface (to MSSC, compressed),
                      each Erlang represents a 64k circuit                              16   -              -
                      Semi-permanent traffic (Note 1)                          -             -              -
                      Busy Hour Call Attempts  (Note 2)                             14,080   -              -                293,835
                 MSSC/VLR Sub-system
                      Traffic on the A interface (to TNM, PCM coded)                   320   -              -                  6,678
                      + traffic on the A interface (to TNM compressed)
                      expressed as ISUP (64k) demand and allowing for an
                      efficiency factor; see assumptions                                16   -              -                    334
                      Traffic on the interfaces to POI (including echo
                      cancellation as required)                                      1,018   -              -                  6,824
                      Number of echo cancellers provided as % of POI trunks            50%   -              -
                      POI TRAFFIC REQUIRING ECHO CANCELLATION                          509   -              -                  3,412
                      % OF POI TRUNKS THAT ARE T1                                     100%   -              -
                      Traffic on the interfaces to other SANs - route A              382.0   -              -                  5,115
                      Traffic on the interfaces to other SANs - route B              332.2                                     5,117
                      Traffic on the interfaces to other SANs - route C              516.3                                     1,321
                      Traffic on the interfaces to other SANs - route D        -                                                 968
                      Traffic on the interface MSSC/Data Interwkg Unit                  32   -              -                    668
                      Voice traffic on the interface to the Local Messaging
                      System                                                   -             -              -                    586
                      Fax traffic on the interface to the Local Messaging
                      System                                                   -             -              -                     65
                      Traffic on the interface to Recorded Voice
                      Announcements.                                                     8   -              -                    167
                      LI TRAFFIC (MSSC}LIAS)                                            10   -              -                    200
                      LI TRAFFIC (LIAS}MSSC)                                            10                                       210

            PROPRIETARY & CONFIDENTIAL TO ICO GLOBAL COMMUNICATIONS
         1256

Version 3.0                  EQUIPMENT ORDER INDICATION                Page 2/5

                       TOTAL SWITCH ERLANG LOAD (Note 6)                          E                           1,161            1,019
                       Busy Hour Registered Subscribers                           subs                       12,459           26,451
                       Busy Hour Location Updates                                 BHLU                        3,115            6,613
                       No. of PABX/PRA connections                                                                0                0
                       GoS - POI (PSTN)                                                                        0.3%             0.3%
                       GoS - SAN-SAN                                                                           0.3%             0.3%
                       GoS - A interface                                                                       0.3%             0.3%
                       GoS - LIAS                                                                              0.1%             0.1%
                       GoS - MSSC-VMS                                                                          0.1%             0.1%
                       # ISC Interconnects                                                                        1                1
                       # National Interconnects                                                                   0                0
                       SMS MO BH Messages                                                                        12               25
                       SMS MT BH Messages                                                                       478            1,014
                  HPN SUB-SYSTEM
                       Peak arrival rate of HPN escalations per second from
                       the MSSC due to failed MT-SMS                              msgs per sec                    3                3
                       Peak arrival rate of HPN escalations per second from
                       the MSSC due to failed MT call attempts                    msgs per sec                    6                6
                       Peak processing load HPN messages per second
                       (representing a combination of satellite transmissions
                       and inter-SAN routing of HPN message)                      msgs per sec                   30               30
                  PCS SUB-SYSTEM                                                                  Yes                 Yes
                  SAN MANAGEMENT SUB-SYSTEM
                       See Equipment List
                  DCN SUBSYSTEM
                       Number of 64k ports                                        See DCN
                                                                                  Design
                                                                                  Documentation
                       TTC Interface                                                              Yes
                  ON-SITE INTERCONNECTION SUBSYSTEM
                       Cabling infrastructure                                                     Yes                 Yes
                       Digital Distribution Frame                                                 Yes                 Yes
                  INTERCONNECTION FACILITIES
                       Interconnection to ICO provided DDF                                        Yes                 Yes
----------------------------------------------------------------------------------------------------------------------------------
AuC/EIR                Dimensioning Driver                                        Units           Australia           Brazil


                       Number of subscribers/equipment stored.                    subs            -                   -
                       Busy Hour Authentication Vector Requests                   BH Auth         -                   -
                       Number of IMEIs stored.                                    IMEIs           -                   -
                       Busy Hour IMEI checking attempts.                          IMEI checks/hr  -                   -

----------------------------------------------------------------------------------------------------------------------------------
HLR                    Dimensioning Driver                                        Units           Australia           Brazil


                       Number of ICO subscribers.                                                 -                   -
                       Busy Hour Service Provisioning attempts                                    -                   -
                       Busy Hour Network and VLR registrations                    regs/hr         -                   -
                       Busy Hour Call Attempts (MT for ICO subscribers)           BHCA            -                   -
                       STP Traffic                                                                -                   -
                       Minimum no. of 64k connections to MSSC (Note 3)
                       Minimum no. of V.36 connections to AuC/EIR (Note 3)

----------------------------------------------------------------------------------------------------------------------------------
MESSAGING
SYSTEM                 Dimensioning Driver                                        Units           Australia           Brazil


                       Number of subscribers.                                     subs            -                   -
                       Voice Traffic on the interface to colocated MSSC           E               -                   -
                       Fax Traffic on the interface to colocated MSSC             E               -                   -
                       Hours of storage (voice & facsimile).                      hours           -                   -
                       GoS                                                        %               -                   -


                       TOTAL SWITCH ERLANG LOAD (Note 6)                                      890             718              2,488
                       Busy Hour Registered Subscribers                                    18,426          17,575             29,550
                       Busy Hour Location Updates                                           4,606           4,394              7,388
                       No. of PABX/PRA connections                                              0               0                  0
                       GoS - POI (PSTN)                                                      0.3%            0.3%               0.3%
                       GoS - SAN-SAN                                                         0.3%            0.3%               0.3%
                       GoS - A interface                                                     0.3%            0.3%               0.3%
                       GoS - LIAS                                                            0.1%            0.1%               0.1%
                       GoS - MSSC-VMS                                                        0.1%            0.1%               0.1%
                       # ISC Interconnects                                                      1               1                  1
                       # National Interconnects                                                 0               0                  0
                       SMS MO BH Messages                                                      18              17                 28
                       SMS MT BH Messages                                                     707             674              1,133
                  HPN SUB-SYSTEM
                       Peak arrival rate of HPN escalations per second from
                       the MSSC due to failed MT-SMS                                            3               3                  3
                       Peak arrival rate of HPN escalations per second from
                       the MSSC due to failed MT call attempts                                  6               6                 6
                       Peak processing load HPN messages per second
                       (representing a combination of satellite transmissions
                       and inter-SAN routing of HPN message)                                   30              30                 30
                  PCS SUB-SYSTEM                                                  Yes             Yes             Yes
                  SAN MANAGEMENT SUB-SYSTEM
                       See Equipment List
                  DCN SUBSYSTEM
                       Number of 64k ports


                       TTC Interface                                              Yes                             Yes
                  ON-SITE INTERCONNECTION SUBSYSTEM
                       Cabling infrastructure                                     Yes             Yes             Yes
                       Digital Distribution Frame                                 Yes             Yes             Yes
                  INTERCONNECTION FACILITIES
                       Interconnection to ICO provided DDF                        Yes             Yes             Yes
----------------------------------------------------------------------------------------------------------------------------------
AuC/EIR                Dimensioning Driver                                        Chile           China           Germany


                       Number of subscribers/equipment stored.                    -               -                          250,000
                       Busy Hour Authentication Vector Requests                   -               -                           21,184
                       Number of IMEIs stored.                                    -               -                          250,000
                       Busy Hour IMEI checking attempts.                          -               -                           11,440

----------------------------------------------------------------------------------------------------------------------------------
HLR                    Dimensioning Driver                                        Chile           China           Germany


                       Number of ICO subscribers.                                 -               -                          250,000
                       Busy Hour Service Provisioning attempts                    -               -               NEC
                                                                                                                  to state
                       Busy Hour Network and VLR registrations                    -               -                           17,160
                       Busy Hour Call Attempts (MT for ICO subscribers)           -               -                           47,072
                       STP Traffic                                                -               -               No
                       Minimum no. of 64k connections to MSSC (Note 3)                                                             2
                       Minimum no. of V.36 connections to AuC/EIR (Note 3)                                                         2

----------------------------------------------------------------------------------------------------------------------------------
MESSAGING
SYSTEM                 Dimensioning Driver                                        Chile           China           Germany

                                                                                                                  Voicemail 1
                       Number of subscribers.                                     -               -                          209,633
                       Voice Traffic on the interface to colocated MSSC           -               -                              256
                       Fax Traffic on the interface to colocated MSSC             -               -                               28
                       Hours of storage (voice & facsimile).                      -               -                            3,494
                       GoS                                                        -               -                              0.1

          TOTAL SWITCH ERLANG LOAD (Note 6)                                    1,270                   988                   956
          Busy Hour Registered Subscribers                                    27,880                24,118                21,803
          Busy Hour Location Updates                                           6,970                 6,029                 5,451
          No. of PABX/PRA connections                                              0                     0                     0
          GoS - POI (PSTN)                                                      0.3%                  0.3%                  0.3%
          GoS - SAN-SAN                                                         0.3%                  0.3%                  0.3%
          GoS - A interface                                                     0.3%                  0.3%                  0.3%
          GoS - LIAS                                                            0.1%                  0.1%                  0.1%
          GoS - MSSC-VMS                                                        0.1%                  0.1%                  0.1%
          # ISC Interconnects                                                      1                     1                     1
          # National Interconnects                                                 0                     0                     0
          SMS MO BH Messages                                                      27                    23                    21
          SMS MT BH Messages                                                   1,069                   925                   836
     HPN SUB-SYSTEM
          Peak arrival rate of HPN escalations per second from
          the MSSC due to failed MT-SMS                                            3                     3                     3
          Peak arrival rate of HPN escalations per second from
          the MSSC due to failed MT call attempts                                  6                     6                    6
          Peak processing load HPN messages per second
          (representing a combination of satellite transmissions
          and inter-SAN routing of HPN message)                                   30                    30                    30
     PCS SUB-SYSTEM                                                  Yes              Yes                   Yes
     SAN MANAGEMENT SUB-SYSTEM
           See Equipment List
     DCN SUBSYSTEM
           Number of 64k ports


           TTC Interface                                              Yes
     ON-SITE INTERCONNECTION SUBSYSTEM
           Cabling infrastructure                                     Yes             Yes                   Yes
           Digital Distribution Frame                                 Yes             Yes                   Yes
     INTERCONNECTION FACILITIES
           Interconnection to ICO provided DDF                        Yes             Yes                   Yes
----------------------------------------------------------------------------------------------------------------------------------
AuC/EIR    Dimensioning Driver                                        India           Indonesia             Mexico


           Number of subscribers/equipment stored.                    -               -                     -
           Busy Hour Authentication Vector Requests                   -               -                     -
           Number of IMEIs stored.                                    -               -                     -
           Busy Hour IMEI checking attempts.                          -               -                     -

----------------------------------------------------------------------------------------------------------------------------------
HLR        Dimensioning Driver                                        India           Indonesia             Mexico


           Number of ICO subscribers.                                 -               -                     -
           Busy Hour Service Provisioning attempts                    -               -                     -
           Busy Hour Network and VLR registrations                    -               -                     -
           Busy Hour Call Attempts (MT for ICO subscribers)           -               -                     -
           STP Traffic                                                -               -                     -
           Minimum no. of 64k connections to MSSC (Note 3)
           Minimum no. of V.36 connections to AuC/EIR (Note 3)

----------------------------------------------------------------------------------------------------------------------------------
MESSAGING
SYSTEM     Dimensioning Driver                                        India           Indonesia             Mexico

                                                                                      Voicemail 2           Voicemail 3
           Number of subscribers.                                     -                            126,272               144,096
           Voice Traffic on the interface to colocated MSSC           -                                154                   176
           Fax Traffic on the interface to colocated MSSC             -                                 17                    20
           Hours of storage (voice & facsimile).                      -                              2,105                 2,402
           GoS                                                        -                                0.1                   0.1

              TOTAL SWITCH ERLANG LOAD (Note 6)                                        797             858              1,263
              Busy Hour Registered Subscribers                                      24,104          17,039             28,137
              Busy Hour Location Updates                                             6,026           4,260              7,034
              No. of PABX/PRA connections                                                0               0                  0
              GoS - POI (PSTN)                                                        0.3%            0.3%               0.3%
              GoS - SAN-SAN                                                           0.3%            0.3%               0.3%
              GoS - A interface                                                       0.3%            0.3%               0.3%
              GoS - LIAS                                                              0.1%            0.1%               0.1%
              GoS - MSSC-VMS                                                          0.1%            0.1%               0.1%
              # ISC Interconnects                                                        1               1                  1
              # National Interconnects                                                   0               0                  0
              SMS MO BH Messages                                                        23              16                 27
              SMS MT BH Messages                                                       924             653              1,079
          HPN SUB-SYSTEM
              Peak arrival rate of HPN escalations per second from
              the MSSC due to failed MT-SMS                                              3               3                  3
              Peak arrival rate of HPN escalations per second from
              the MSSC due to failed MT call attempts                                    6               6                 6
              Peak processing load HPN messages per second
              (representing a combination of satellite transmissions
              and inter-SAN routing of HPN message)                                     30              30                 30
           PCS SUB-SYSTEM                                                  Yes             Yes             Yes
           SAN MANAGEMENT SUB-SYSTEM
               See Equipment List
           DCN SUBSYSTEM
               Number of 64k ports


               TTC Interface                                              Yes
           ON-SITE INTERCONNECTION SUBSYSTEM
               Cabling infrastructure                                     Yes             Yes             Yes
               Digital Distribution Frame                                 Yes             Yes             Yes
           INTERCONNECTION FACILITIES
               Interconnection to ICO provided DDF                        Yes             Yes             Yes
----------------------------------------------------------------------------------------------------------------------------------
AuC/EIR        Dimensioning Driver                                        South           South           UAE
                                                                          Africa          Korea
               Number of subscribers/equipment stored.                    -               -               -
               Busy Hour Authentication Vector Requests                   -               -               -
               Number of IMEIs stored.                                    -               -               -
               Busy Hour IMEI checking attempts.                          -               -               -

----------------------------------------------------------------------------------------------------------------------------------
HLR            Dimensioning Driver                                        South           South           UAE
                                                                          Africa          Korea
               Number of ICO subscribers.                                 -               -               -
               Busy Hour Service Provisioning attempts                    -               -               -
               Busy Hour Network and VLR registrations                    -               -               -
               Busy Hour Call Attempts (MT for ICO subscribers)           -               -               -
               STP Traffic                                                -               -               -
               Minimum no. of 64k connections to MSSC (Note 3)
               Minimum no. of V.36 connections to AuC/EIR (Note 3)

----------------------------------------------------------------------------------------------------------------------------------
MESSAGING
SYSTEM         Dimensioning Driver                                        South           South           UAE
                                                                          Africa          Korea
               Number of subscribers.                                     -               -               -
               Voice Traffic on the interface to colocated MSSC           -               -               -
               Fax Traffic on the interface to colocated MSSC             -               -               -
               Hours of storage (voice & facsimile).                      -               -               -
               GoS                                                        -               -               -

                       TOTAL SWITCH ERLANG LOAD (Note 6)                                    1,302 -               -
                       Busy Hour Registered Subscribers                                    12,459 -               -
                       Busy Hour Location Updates                                           3,115 -               -
                       No. of PABX/PRA connections                                              0
                       GoS - POI (PSTN)                                                      0.3%
                       GoS - SAN-SAN                                                         0.3%
                       GoS - A interface                                                     0.3%
                       GoS - LIAS                                                            0.1%
                       GoS - MSSC-VMS                                                        0.1%
                       # ISC Interconnects                                                      1
                       # National Interconnects                                                 0
                       SMS MO BH Messages                                                      12
                       SMS MT BH Messages                                                     478
                  HPN SUB-SYSTEM
                       Peak arrival rate of HPN escalations per second from
                       the MSSC due to failed MT-SMS                                            3 -               -
                       Peak arrival rate of HPN escalations per second from
                       the MSSC due to failed MT call attempts                                  6 -               -
                       Peak processing load HPN messages per second
                       (representing a combination of satellite transmissions                  30
                       and inter-SAN routing of HPN message)
                  PCS SUB-SYSTEM                                                  Yes
                  SAN MANAGEMENT SUB-SYSTEM
                       See Equipment List
                  DCN SUBSYSTEM
                       Number of 64k ports


                       TTC Interface                                              Yes             -               -
                  ON-SITE INTERCONNECTION SUBSYSTEM
                       Cabling infrastructure                                     Yes             -               -
                       Digital Distribution Frame                                 Yes             -               -
                  INTERCONNECTION FACILITIES
                       Interconnection to ICO provided DDF                        Yes             -               -
---------------------------------------------------------------------------------------------------------------------------
AuC/EIR                Dimensioning Driver                                        USA             Japan           UK
                                                                                                  (NMC)           (BNMC)

                       Number of subscribers/equipment stored.                    -                       250,000 -
                       Busy Hour Authentication Vector Requests                   -                        21,184 -
                       Number of IMEIs stored.                                    -                       250,000 -
                       Busy Hour IMEI checking attempts.                          -                        11,440 -

---------------------------------------------------------------------------------------------------------------------------
HLR                    Dimensioning Driver                                        USA             Japan           UK
                                                                                                  (NMC)           (BNMC)

                       Number of ICO subscribers.                                 -                       250,000 -
                       Busy Hour Service Provisioning attempts                    -               NEC             -
                                                                                                  to
                                                                                                  state
                       Busy Hour Network and VLR registrations                    -                        17,160 -
                       Busy Hour Call Attempts (MT for ICO subscribers)           -                        47,072 -
                       STP Traffic                                                -               No              -
                       Minimum no. of 64k connections to MSSC (Note 3)                                          2
                       Minimum no. of V.36 connections to AuC/EIR (Note 3)                                      2

---------------------------------------------------------------------------------------------------------------------------
MESSAGING
SYSTEM                 Dimensioning Driver                                        USA             Japan           UK
                                                                                                  (NMC)           (BNMC)

                       Number of subscribers.                                     -               -               -
                       Voice Traffic on the interface to colocated MSSC           -               -               -
                       Fax Traffic on the interface to colocated MSSC             -               -               -
                       Hours of storage (voice & facsimile).                      -               -               -
                       GoS                                                        -               -               -

                            TOTAL SWITCH ERLANG LOAD (Note 6)
                            Busy Hour Registered Subscribers                                     260,000
                            Busy Hour Location Updates                                            65,000
                            No. of PABX/PRA connections                                                0
                            GoS - POI (PSTN)
                            GoS - SAN-SAN
                            GoS - A interface
                            GoS - LIAS
                            GoS - MSSC-VMS
                            # ISC Interconnects                                                       12
                            # National Interconnects                                                   0
                            SMS MO BH Messages                                                       249
                            SMS MT BH Messages                                                     9,971
                 HPN SUB-SYSTEM
                            Peak arrival rate of HPN escalations per second from
                            the MSSC due to failed MT-SMS
                            Peak arrival rate of HPN escalations per second from
                            the MSSC due to failed MT call attempts
                            Peak processing load HPN messages per second
                            (representing a combination of satellite transmissions
                            and inter-SAN routing of HPN message)
                 PCS SUB-SYSTEM
                 SAN MANAGEMENT SUB-SYSTEM
                            See Equipment List
                 DCN SUBSYSTEM
                            Number of 64k ports


                            TTC Interface
                 ON-SITE INTERCONNECTION SUBSYSTEM
                            Cabling infrastructure
                            Digital Distribution Frame
                 INTERCONNECTION FACILITIES
                            Interconnection to ICO provided DDF
---------------------------------------------------------------------------------------
AuC/EIR                     Dimensioning Driver


                            Number of subscribers/equipment stored.                              500,000
                            Busy Hour Authentication Vector Requests
                            Number of IMEIs stored.                                              500,000
                            Busy Hour IMEI checking attempts.

---------------------------------------------------------------------------------------
HLR                         Dimensioning Driver


                            Number of ICO subscribers.                                           500,000
                            Busy Hour Service Provisioning attempts
                            Busy Hour Network and VLR registrations
                            Busy Hour Call Attempts (MT for ICO subscribers)
                            STP Traffic
                            Minimum no. of 64k connections to MSSC (Note 3)
                            Minimum no. of V.36 connections to AuC/EIR (Note 3)

---------------------------------------------------------------------------------------
MESSAGING
SYSTEM                      Dimensioning Driver


                            Number of subscribers.                                               480,000
                            Voice Traffic on the interface to colocated MSSC                         586
                            Fax Traffic on the interface to colocated MSSC                            65
                            Hours of storage (voice & facsimile).                                  8,000
                            GoS


                           PROPRIETARY & CONFIDENTIAL
                          TO ICO GLOBAL COMMUNICATIONS

         1257

Version 3.0             EQUIPMENT ORDER INDICATION                     Page 3/5

----------------------------------------------------------------------------------------------------------------------------------
SMSC                   Dimensioning Driver                                        Units           Australia       Brazil


                       Messages per busy hour                                     msgs/hr         -               -
                       GoS                                                        %

----------------------------------------------------------------------------------------------------------------------------------
IS.41{ }ICO IWF        Dimensioning Driver                                        Units           Australia       Brazil

                       BIDIRECTIONAL IS.41 {} ICO IWF (Note 9)
                       Number of subscribers capable of roaming                   subs            -                       100,000
                       Busy Hour Network and ICO VLR registrations                BH regs         -                           171
                       MT BH Erlangs for IS.41>ICO subscribers (Note 10)          E                                             8
                       Minimum no. SS7 ports to ICO MSSC (Note 3)                                                               2
                       Minimum no. SS7 ports to IS.41 SS7 Network (Note 3)                                                      2
                       GoS                                                        %                                             1

----------------------------------------------------------------------------------------------------------------------------------
OAM SYSTEM                                                                        Units           Australia       Brazil

                       OAM Interface provided  (Note 4)                                           Yes             Yes
                       TMOS Server  (Note 4)

----------------------------------------------------------------------------------------------------------------------------------
POWER SYSTEM                                                                      Units           Australia       Brazil

                       DC UPS (Note 4)                                                            Yes             Yes
----------------------------------------------------------------------------------------------------------------------------------
SRMC                   Dimensioning Driver                                        Units           Australia       Brazil


                       Number of satellites                                       sats            -               -
                       Number of SANs                                             SANs            -               -
                       Number of spot beams per satellite                         beams           -               -
                       Number of filters per satellite                            filters         -               -
                       Satellite orbit period                                     hours           -               -
                       Planning Ground Cell size                                  degree          -               -
                       Payload command table size                                                 -               -
                       HPN tables                                                                 -               -
                       Number of frequency co-ordination regions                                  -               -
----------------------------------------------------------------------------------------------------------------------------------
                       Dimensioning Driver                                        Units           Australia       Brazil



NMC
                  SOFTWARE FUNCTIONAL BLOCKS
                       See Equipment List                                                         -               -
                  DCN SUBSYSTEM
                       Average peak local network OA&M traffic in kbit/s.         kbits/s         -               -
                       Average peak traffic to NMC                                kbits/s         -               -
----------------------------------------------------------------------------------------------------------------------------------
SBSTEST FACILITY                                                                                  Australia       Brazil


                       Support Facility                                                           -               -
                       (NOTE: To be located at HNS premises)
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
SMSC                   Dimensioning Driver                                        Chile           China           Germany

                                                                                                                  SMSC 1
                       Messages per busy hour                                     -               -                         4,463
                       GoS                                                                                                      1

----------------------------------------------------------------------------------------------------------------------------------
IS.41{ }ICO IWF        Dimensioning Driver                                        Chile           China           Germany

                       BIDIRECTIONAL IS.41 {} ICO IWF (Note 9)
                       Number of subscribers capable of roaming                   -               -               -
                       Busy Hour Network and ICO VLR registrations                -               -               -
                       MT BH Erlangs for IS.41>ICO subscribers (Note 10)
                       Minimum no. SS7 ports to ICO MSSC (Note 3)
                       Minimum no. SS7 ports to IS.41 SS7 Network (Note 3)
                       GoS

----------------------------------------------------------------------------------------------------------------------------------
OAM SYSTEM                                                                        Chile           China           Germany

                       OAM Interface provided  (Note 4)                           Yes             Yes             Yes
                       TMOS Server  (Note 4)

----------------------------------------------------------------------------------------------------------------------------------
POWER SYSTEM                                                                      Chile           China           Germany

                       DC UPS (Note 4)                                            Yes             Yes             Yes
----------------------------------------------------------------------------------------------------------------------------------
SRMC                   Dimensioning Driver                                        Chile           China           Germany


                       Number of satellites                                       -               -               -
                       Number of SANs                                             -               -               -
                       Number of spot beams per satellite                         -               -               -
                       Number of filters per satellite                            -               -               -
                       Satellite orbit period                                     -               -               -
                       Planning Ground Cell size                                  -               -               -
                       Payload command table size                                 -               -               -
                       HPN tables                                                 -               -               -
                       Number of frequency co-ordination regions                  -               -               -
----------------------------------------------------------------------------------------------------------------------------------
                       Dimensioning Driver                                        Chile           China           Germany



NMC
                  SOFTWARE FUNCTIONAL BLOCKS
                       See Equipment List                                         -               -               -
                  DCN SUBSYSTEM
                       Average peak local network OA&M traffic in kbit/s.         -               -               -
                       Average peak traffic to NMC                                -               -               -
----------------------------------------------------------------------------------------------------------------------------------
SBSTEST FACILITY                                                                  Chile           China           Germany


                       Support Facility                                           -               -               -
                       (NOTE: To be located at HNS premises)
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
SMSC                   Dimensioning Driver                                        India           Indonesia       Mexico

                                                                                                  SMSC 2          SMSC 3
                       Messages per busy hour                                     -                         2,689           3,068
                       GoS                                                                                      1               1

----------------------------------------------------------------------------------------------------------------------------------
IS.41{ }ICO IWF        Dimensioning Driver                                        India           Indonesia       Mexico

                       BIDIRECTIONAL IS.41 {} ICO IWF (Note 9)
                       Number of subscribers capable of roaming                   -               -               -
                       Busy Hour Network and ICO VLR registrations                -               -               -
                       MT BH Erlangs for IS.41>ICO subscribers (Note 10)
                       Minimum no. SS7 ports to ICO MSSC (Note 3)
                       Minimum no. SS7 ports to IS.41 SS7 Network (Note 3)
                       GoS

----------------------------------------------------------------------------------------------------------------------------------
OAM SYSTEM                                                                        India           Indonesia       Mexico

                       OAM Interface provided  (Note 4)                           Yes             Yes             Yes
                       TMOS Server  (Note 4)

----------------------------------------------------------------------------------------------------------------------------------
POWER SYSTEM                                                                      India           Indonesia       Mexico

                       DC UPS (Note 4)                                            Yes             Yes             Yes
----------------------------------------------------------------------------------------------------------------------------------
SRMC                   Dimensioning Driver                                        India           Indonesia       Mexico


                       Number of satellites                                       -               -               -
                       Number of SANs                                             -               -               -
                       Number of spot beams per satellite                         -               -               -
                       Number of filters per satellite                            -               -               -
                       Satellite orbit period                                     -               -               -
                       Planning Ground Cell size                                  -               -               -
                       Payload command table size                                 -               -               -
                       HPN tables                                                 -               -               -
                       Number of frequency co-ordination regions                  -               -               -
----------------------------------------------------------------------------------------------------------------------------------
                       Dimensioning Driver                                        India           Indonesia       Mexico



NMC
                  SOFTWARE FUNCTIONAL BLOCKS
                       See Equipment List                                         -               -               -
                  DCN SUBSYSTEM
                       Average peak local network OA&M traffic in kbit/s.         -               -               -
                       Average peak traffic to NMC                                -               -               -
----------------------------------------------------------------------------------------------------------------------------------
SBSTEST FACILITY                                                                  India           Indonesia       Mexico


                       Support Facility                                                         1 -               -
                       (NOTE: To be located at HNS premises)
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
SMSC                   Dimensioning Driver                                        South_Africa    South_Korea     UAE


                       Messages per busy hour                                     -               -               -
                       GoS

----------------------------------------------------------------------------------------------------------------------------------
IS.41{ }ICO IWF        Dimensioning Driver                                        South_Africa    South_Korea     UAE

                       BIDIRECTIONAL IS.41 {} ICO IWF (Note 9)
                       Number of subscribers capable of roaming                   -                       200,000 -
                       Busy Hour Network and ICO VLR registrations                -                           341 -
                       MT BH Erlangs for IS.41>ICO subscribers (Note 10)                                       16
                       Minimum no. SS7 ports to ICO MSSC (Note 3)                                               2
                       Minimum no. SS7 ports to IS.41 SS7 Network (Note 3)                                      2
                       GoS                                                                                      1

----------------------------------------------------------------------------------------------------------------------------------
OAM SYSTEM                                                                        South_Africa    South_Korea     UAE

                       OAM Interface provided  (Note 4)                           Yes             Yes             Yes
                       TMOS Server  (Note 4)

----------------------------------------------------------------------------------------------------------------------------------
POWER SYSTEM                                                                      South_Africa    South_Korea     UAE

                       DC UPS (Note 4)                                            Yes             Yes             Yes
----------------------------------------------------------------------------------------------------------------------------------
SRMC                   Dimensioning Driver                                        South_Africa    South_Korea     UAE


                       Number of satellites                                       -               -               -
                       Number of SANs                                             -               -               -
                       Number of spot beams per satellite                         -               -               -
                       Number of filters per satellite                            -               -               -
                       Satellite orbit period                                     -               -               -
                       Planning Ground Cell size                                  -               -               -
                       Payload command table size                                 -               -               -
                       HPN tables                                                 -               -               -
                       Number of frequency co-ordination regions                  -               -               -
----------------------------------------------------------------------------------------------------------------------------------
                       Dimensioning Driver                                        South_Africa    South_Korea     UAE



NMC
                  SOFTWARE FUNCTIONAL BLOCKS
                       See Equipment List                                         -               -               -
                  DCN SUBSYSTEM
                       Average peak local network OA&M traffic in kbit/s.         -               -
                       Average peak traffic to NMC                                -               -
----------------------------------------------------------------------------------------------------------------------------------
SBSTEST FACILITY                                                                  South_Africa    South_Korea     UAE


                       Support Facility                                           -               -               -
                       (NOTE: To be located at HNS premises)
----------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
SMSC                   Dimensioning Driver                                   USA             Japan           UK
                                                                                             (NMC)           (BNMC)

                       Messages per busy hour                                -               -               -
                       GoS

-------------------------------------------------------------------------------------------------------------------------------
IS.41{ }ICO IWF        Dimensioning Driver                                   USA             Japan           UK
                                                                                             (NMC)           (BNMC)
                       BIDIRECTIONAL IS.41 {} ICO IWF (Note 9)               IS.41 IWF 1
                       Number of subscribers capable of roaming                      500,000 -               -
                       Busy Hour Network and ICO VLR registrations                     1,228 -               -
                       MT BH Erlangs for IS.41>ICO subscribers (Note 10)                  57
                       Minimum no. SS7 ports to ICO MSSC (Note 3)                          2
                       Minimum no. SS7 ports to IS.41 SS7 Network (Note 3)                 2
                       GoS                                                                 1

-------------------------------------------------------------------------------------------------------------------------------
OAM SYSTEM                                                                   USA             Japan           UK
                                                                                             (NMC)           (BNMC)
                       OAM Interface provided  (Note 4)                      Yes                             Yes
                       TMOS Server  (Note 4)                                                 Yes             Backup

-------------------------------------------------------------------------------------------------------------------------------
POWER SYSTEM                                                                 USA             Japan           UK
                                                                                             (NMC)           (BNMC)
                       DC UPS (Note 4)                                       Yes             Yes             Yes
-------------------------------------------------------------------------------------------------------------------------------
SRMC                   Dimensioning Driver                                   USA             Japan           UK
                                                                                             (NMC)           (BNMC)

                       Number of satellites                                  -                            12                12
                       Number of SANs                                        -                            12                12
                       Number of spot beams per satellite                    -                           163               163
                       Number of filters per satellite                       -                           490               490
                       Satellite orbit period                                -                             6                 6
                       Planning Ground Cell size                             -                             1                 1
                       Payload command table size                            -                        32,000            32,000
                       HPN tables                                            -                             4                 4
                       Number of frequency co-ordination regions             -                             4                 4
-------------------------------------------------------------------------------------------------------------------------------
                       Dimensioning Driver                                   USA             Japan           UK
                                                                                             (NMC)           (BNMC)
                                                                                             NMC             NMC
                                                                                             (primary)       (backup)
NMC
                  SOFTWARE FUNCTIONAL BLOCKS
                       See Equipment List                                    -                             1                 1
                  DCN SUBSYSTEM
                       Average peak local network OA&M traffic in kbit/s.                             See DCN Design Documentation
                       Average peak traffic to NMC                                                    See DCN Design Documentation
-------------------------------------------------------------------------------------------------------------------------------
SBSTEST FACILITY                                                             USA             Japan           UK
                                                                                             (NMC)           (BNMC)

                       Support Facility                                                    1 -               -
                       (NOTE: To be located at HNS premises)
-------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SMSC                   Dimensioning Driver


                       Messages per busy hour
                       GoS

--------------------------------------------------------------------------------
IS.41{ }ICO IWF        Dimensioning Driver

                       BIDIRECTIONAL IS.41 {} ICO IWF (Note 9)
                       Number of subscribers capable of roaming                 800,000
                       Busy Hour Network and ICO VLR registrations                1,740
                       MT BH Erlangs for IS.41>ICO subscribers (Note 10)             80
                       Minimum no. SS7 ports to ICO MSSC (Note 3)
                       Minimum no. SS7 ports to IS.41 SS7 Network (Note 3)
                       GoS

--------------------------------------------------------------------------------
OAM SYSTEM

                       OAM Interface provided  (Note 4)
                       TMOS Server  (Note 4)

--------------------------------------------------------------------------------
POWER SYSTEM

                       DC UPS (Note 4)
--------------------------------------------------------------------------------
SRMC                   Dimensioning Driver


                       Number of satellites
                       Number of SANs
                       Number of spot beams per satellite
                       Number of filters per satellite
                       Satellite orbit period
                       Planning Ground Cell size
                       Payload command table size
                       HPN tables
                       Number of frequency co-ordination regions
--------------------------------------------------------------------------------
                       Dimensioning Driver



NMC
                  SOFTWARE FUNCTIONAL BLOCKS
                       See Equipment List
                  DCN SUBSYSTEM
                       Average peak local network OA&M traffic in kbit/s.
                       Average peak traffic to NMC
--------------------------------------------------------------------------------
SBSTEST FACILITY


                       Support Facility
                       (NOTE: To be located at HNS premises)
--------------------------------------------------------------------------------

                PROPRIETARY & CONFIDENTIAL TO ICO COMMUNICATIONS
         1258

Version 3.0             EQUIPMENT ORDER INDICATION                     Page 4/5

---------------------------------------------------------------------------------------------------------------------------
SYSTEM
INTEGRATION
SUPPORT
FACILITY                                                                                          Australia       Brazil


                       Support Facility                                                                           1 -
                       (NOTE: To be located at NEC/A & HNS premises)
---------------------------------------------------------------------------------------------------------------------------
SPARES
                                                                                                  1 set           1 set
---------------------------------------------------------------------------------------------------------------------------
SPECIALIST
TEST
EQUIPMENT                                                                            Quantity
                                                                                                  -               -
                  UT LOAD SIMULATOR (III.7 PH1/2 & PH2-3/1.2)                                     2               1
                  SATELLITE CHANNEL SIMULATOR (III.7 PH2-3/2)                                                     1
                  GSM TESTER (III.7 PH1/3)                                                        2 -             -
                  SDL FOR AIR INTERFACE VALIDATION (III.2 4.1)                                    1 -             -
                  AIR INTERFACE CONFORMANCE TESTER FOR UT  (III.2 4.2)                            2
                  PCS CHECKER                                                        -                            1
---------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
SYSTEM
INTEGRATION
SUPPORT
FACILITY                                                                    Chile           China           Germany         India


                       Support Facility                                     -               -               -               -
                       (NOTE: To be located at NEC/A & HNS premises)
-----------------------------------------------------------------------------------------------------------------------------------
SPARES
                                                                            1 set           1 set           1 set           1 set
-----------------------------------------------------------------------------------------------------------------------------------
SPECIALIST
TEST
EQUIPMENT
                                                                            -               -               -               -
                  UT LOAD SIMULATOR (III.7 PH1/2 & PH2-3/1.2)                   1               1               1               1
                  SATELLITE CHANNEL SIMULATOR (III.7 PH2-3/2)                   1               1               1               1
                  GSM TESTER (III.7 PH1/3)                                  -               -               -               -
                  SDL FOR AIR INTERFACE VALIDATION (III.2 4.1)              -               -               -               -
                  AIR INTERFACE CONFORMANCE TESTER FOR UT  (III.2 4.2)
                  PCS CHECKER                                                   1               1               1               1
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
SYSTEM
INTEGRATION
SUPPORT
FACILITY                                                                    Indonesia       Mexico          South_Africa


                       Support Facility                                     -               -               -
                       (NOTE: To be located at NEC/A & HNS premises)
----------------------------------------------------------------------------------------------------------------------------
SPARES
                                                                            1 set           1 set           1 set
----------------------------------------------------------------------------------------------------------------------------
SPECIALIST
TEST
EQUIPMENT
                                                                            -               -               -
                  UT LOAD SIMULATOR (III.7 PH1/2 & PH2-3/1.2)                   1               1               1
                  SATELLITE CHANNEL SIMULATOR (III.7 PH2-3/2)                   1               1               1
                  GSM TESTER (III.7 PH1/3)                                  -               -               -
                  SDL FOR AIR INTERFACE VALIDATION (III.2 4.1)              -               -               -
                  AIR INTERFACE CONFORMANCE TESTER FOR UT  (III.2 4.2)
                  PCS CHECKER                                                   1               1               1
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
SYSTEM
INTEGRATION
SUPPORT
FACILITY                                                                       South_Korea     UAE             USA


                       Support Facility                                        -               -               -
                       (NOTE: To be located at NEC/A & HNS premises)
-------------------------------------------------------------------------------------------------------------------------------
SPARES
                                                                               1 set           1 set           1 set
-------------------------------------------------------------------------------------------------------------------------------
SPECIALIST
TEST
EQUIPMENT
                                                                               -               -               -
                  UT LOAD SIMULATOR (III.7 PH1/2 & PH2-3/1.2)                      1               1               1
                  SATELLITE CHANNEL SIMULATOR (III.7 PH2-3/2)                      1               1               1
                  GSM TESTER (III.7 PH1/3)                                     -               -               -
                  SDL FOR AIR INTERFACE VALIDATION (III.2 4.1)                 -               -               -
                  AIR INTERFACE CONFORMANCE TESTER FOR UT  (III.2 4.2)
                  PCS CHECKER                                                      1               1               1
-------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
SYSTEM
INTEGRATION
SUPPORT
FACILITY                                                                         Japan           UK
                                                                                 (NMC)           (BNMC)

                       Support Facility                                          -               -
                       (NOTE: To be located at NEC/A & HNS premises)
---------------------------------------------------------------------------------------------------------
SPARES
                                                                                 1 set           1 set
---------------------------------------------------------------------------------------------------------
SPECIALIST
TEST
EQUIPMENT
                                                                                 -               -
                  UT LOAD SIMULATOR (III.7 PH1/2 & PH2-3/1.2)
                  SATELLITE CHANNEL SIMULATOR (III.7 PH2-3/2)                    -               -
                  GSM TESTER (III.7 PH1/3)                                       -               -
                  SDL FOR AIR INTERFACE VALIDATION (III.2 4.1)                   -               -
                  AIR INTERFACE CONFORMANCE TESTER FOR UT  (III.2 4.2)
                  PCS CHECKER                                                    -               -
---------------------------------------------------------------------------------------------------------


ASSUMPTIONS
     Mean holding time for voice calls                                90s           Working Assumption
     Mean holding time for data calls                                 90s           Working Assumption
     Mean holding time for voice calls forwarded to
     message platform                                                 30s           Working Assumption
     Mean holding time for fax/data calls forwarded to
     message platform                                                 90s           Working Assumption
     Mean holding time for calls terminated on RVA                    10s           Source = IGFR Assumption
     Mean holding time for Reg/LU msgs on Air I/f                     8s            Source = IGFR Assumption
     Mean holding time for SMS on Air I/f                             10s           Source = IGFR Assumption
     Diversity                                                        40%           Source = IGFR Assumption
     Compressed Calls (E) as % A' interface Erlangs                  2.5%           Working Assumption (=0.1*2/8)
     % SMS MO                                                        2.4%           Source = IM
     % SMS MT                                                        97.6%          Source = IM
     Mean size of SMS Messages                                     30 Chars         Source = IGFR Assumption
     SMS Messages (MO+MT) in BHour                                  10,220          Source = BP (SMG)
     % calls invoking conference call device
     (CW/CH/CONF) excluding monitoring                                1%            Source = IGFR Assumption
     MSSC>LIAS Traffic (% A' Interface Calls)                         3%            Source = IGFR Assumption
     LIAS > MSSC TRAFFIC (% MSSC>LIAS TRAFFIC)                       105%           Assume 70% of MSSC>LIAS traffic is in
                                                                                    a valid location and average of 1.5 MCs
     % calls requiring DTMF                                           5%            Working Assumption
     Mean holding time for calls invoking DTMF                        90s           Working Assumption
     % calls to Code Answering Test Lines                             0%            Working Assumption
     % calls which are fax/data                                       10%           Source = BP (SMG)
     BH registered subscribers                                      260,000         Source = BP (Sandim spreadsheets)
     BH Location Updates per registered subscriber                   0.25           Source = IGFR Assumption
     RVA Traffic as % A' interface traffic                           2.5%           Source = IGFR Assumption
     % Air Interface calls which are MT                               27%           Source = BP (SMG)
     % MT Call Attempts which result in air interface call            50%           Working Assumption
     % MT Call Attempts to ICO-HLR customers                          60%           Source: ICO BP
     % MO Call Attempts from ICO-HLR customers                        77%           Source: ICO BP
     Number of triplets issued by AuC for each request                 5            Source = IGFR Assumption
     Initial registrations (per UT/BH)                                0.1           Source = IGFR Assumption
     VLR change per UT/BH                                            0.05           Source = IGFR Assumption
     IMEI checked on each initial registration?                       Yes           Source = IGFR Assumption
     Auth checked on MO & MT?                                         Yes           Source = IGFR Assumption
     Proportion of registered UTs which are ICO-HLR                   88%           Source = BP (Sandim spreadsheets)
     Proportion of registered UTs which are IS.41>ICO                 4%            Source = BP (Sandim spreadsheets)
     Number of ICO>IS.41 customers                                  50,000          Source = BP (Sandim spreadsheets, rounded up)
     Proportion of ICO>IS.41 customers registered in BH               5%            Working Assumption
     TNM BHCA as a proportion of SBS BHCA (allows for
     TNM-TNM Traffic                                                 110%           Working Assumption
     AVERAGE PACKING EFFICIENCY OF TNM-MSSC MCD CIRCUITS              50%           Working Assumption

            PROPRIETARY & CONFIDENTIAL TO ICO GLOBAL COMMUNICATIONS
         1259

Version 3.0             EQUIPMENT ORDER INDICATION                Page 5/5


NOTES   1 Assume this row was for DCN traffic. This is no longer valid with the redesign of the DCN
        2 Simplified assumption, needs further analysis
        3 Minimum number of connections for redundancy, ETL to confirm required number for traffic volume
        4 These rows refer to ETL systems
        5 MSSC BHCA not directly shown here, ICO & ETL to jointly consider based on call flows, mean holding times, %MT failed calls...
        6 Total Switch Erlang Load = (A Interface + POI + Transit + Vmail + LI)
           / 2
        7 Transit Erlangs for the MSSC includes transport of voicemail traffic 8 IS.41 { } ICO ILR now based on bidirectional platform, table updated to reflect this. Assume all ICO>IS.41 customers are in US ILR
        9 IS.41 { } ICO ILR BH Erlangs figure for US increased to allow for MTC to ICO customers reg on IS.41. Total in accordance with V2.0
       10 LI Traffic to Monitoring Centres has been added to the MSSC POI
          Erlangs
       11 Adjusted A' Interface Erlangs for Mexico to be 560.0

            PROPRIETARY & CONFIDENTIAL TO ICO GLOBAL COMMUNICATIONS
         1260
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000002
[ICO LOGO]      Annex 1 Contractor's Deliverables           Version 3.6
                                                            25 March, 1998
-------------------------------------------------------------------------------


7.       DELIVERABLE FUNCTIONS AND FEATURES

         The Contractor shall deliver the IGF with all of the associated equipment and facilities including necessary software so that the functions and features as described in the IGFR will operate as specified.

         The schedule for delivery, installation, commissioning, integration and testing of the equipment and its integration into the total IGF is set forth in Annex 4 of this SOW.

         Functions and features marked F/R and Options in the IGFR shall be excluded from delivery within the timetable laid out in Annex 4 of this SOW.


Proprietary & Confidential to ICO Global Communications                       15
         1261
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000002
[ICO LOGO]      Annex 1 Contractor's Deliverables           Version 3.6
                                                            25 March, 1998
-------------------------------------------------------------------------------


8.       DELIVERABLE EQUIPMENT

8.1      DELIVERABLE EQUIPMENT

8.1.1.1  The deliverable equipment is set out in Table 2 of this Annex.


Proprietary & Confidential to ICO Global Communications                       16
         1262
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000002
   [ICO LOGO]      Annex 1 Contractor's Deliverables        Version 3.6
                                                            25 March, 1998

--------------------------------------------------------------------------------

                                     ANNEX 2

                      TABLE 2 - CONTRACTOR'S DELIVERABLES












Proprietary & Confidential to ICO Global Communications     Created on 25/02/98
         1263
REI EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------
                                                               SAN         SAN          SAN  For        SAN           SAN
Item No.           Description                               For ICO-    For USA       Australia    For Germany       For
                                                               NET       (Type 2)      (Type 1)       (Type 1)   South Africa
                                                                                                                    (Type 1)
                                                             ----------------------------------------------------------------
                                                               Q'ty       Q'ty           Q'ty          Q'ty          Q'ty
-----------------------------------------------------------------------------------------------------------------------------
           HARDWARE

1.         7.6m C-band Antenna Subsystem
1.1        7.6m Antenna Structure                                           5              5             5             5
1.2        7.6m Reflector Panel                                             5              5             5             5
1.3        Dual C. P. Feed (for Monopulse Track)                            5              5             5             5
1.4        ACU and Tracking Receiver for Monopulse Track
1.4.1      Tracking Down Converter                                          5              5             5             5
1.4.2      Tracking Demodulator                                             5              5             5             5
1.4.3      Antenna Control Equipment                                        5              5             5             5
1.5        Dual C. P. Feed (for Step Track)
1.6        ACU and Beacon Receiver for Step Track
1.6.1      Beacon Down Converter
1.6.2      Beacon Receiver
1.6.3      Antenna Control Equipment
1.7        Blower and Heater Unit                                           5                            5             5
1.8        A/C in Centre Hub(non-redundant)
1.9        Deicing Equipment                                                5                            5
1.10       DCPA, DC Motor, Angle Det. and Dehydrator
1.10.1     DCPA                                                             5              5             5             5
1.10.2     Transformer for DCPA                                                            5             5             5
1.10.3     DC Motor                                                        20             20            20            20
1.10.4     Angle Detector                                                  10             10            10            10
1.10.5     Dehydrator                                                       5              5             5             5

2.         C-band Low Noise
           Amplifier Subsystem

-------------------------------------------------------------------------------------------------------------------------------
                                                              SAN           SAN           SAN              SAN           SAN
Item No.           Description                              For India    For Chile      For Brazil      For Mexico     For UAE
                                                            (Type 2)     (Type 2)        (Type 2)        (Type 2)      (Type 2)

                                                            -------------------------------------------------------------------
                                                              Q'ty          Q'ty           Q'ty            Q'ty           Q'ty
-------------------------------------------------------------------------------------------------------------------------------
II         HARDWARE

1.         7.6m C-band Antenna Subsystem
1.1        7.6m Antenna Structure                                5             5             5                5           5
1.2        7.6m Reflector Panel                                  5             5             5                5           5
1.3        Dual C. P. Feed (for Monopulse Track)                 5             5             5                            5
1.4        ACU and Tracking Receiver for Monopulse Track
1.4.1      Tracking Down Converter                               5             5             5                            5
1.4.2      Tracking Demodulator                                  5             5             5                            5
1.4.3      Antenna Control Equipment                             5             5             5                            5
1.5        Dual C. P. Feed (for Step Track)                                                                   5
1.6        ACU and Beacon Receiver for Step Track
1.6.1      Beacon Down Converter                                                                              5
1.6.2      Beacon Receiver                                                                                    5
1.6.3      Antenna Control Equipment                                                                          5
1.7        Blower and Heater Unit                                              5
1.8        A/C in Centre Hub(non-redundant)                      2
1.9        Deicing Equipment
1.10       DCPA, DC Motor, Angle Det. and Dehydrator
1.10.1     DCPA                                                  5             5             5                5           5
1.10.2     Transformer for DCPA                                  5             5                                          5
1.10.3     DC Motor                                             20            20            20               20          20
1.10.4     Angle Detector                                       10            10            10               10          10
1.10.5     Dehydrator                                            5             5             5                5           5

2.         C-BAND LOW NOISE
           AMPLIFIER SUBSYSTEM

-----------------------------------------------------------------------------------------------------------------------------------
                                                                 SAN           SAN        SAN         NMC         NMC       TOTAL
Item No.           Description                               For Indonesia  For China   For Korea   Primary     Back-up
                                                                (Type 2)     (Type 2)   (Type 1)

                                                             ----------------------------------------------------------------------
                                                                 Q'ty          Q'ty       Q'ty        Q'ty        Q'ty       Q'ty
-----------------------------------------------------------------------------------------------------------------------------------
II         HARDWARE

1.         7.6m C-band Antenna Subsystem
1.1        7.6m Antenna Structure                                   5            5          5                                 60
1.2        7.6m Reflector Panel                                     5            5          5                                 60
1.3        Dual C. P. Feed (for Monopulse Track)                    5                                                         45
1.4        ACU and Tracking Receiver for Monopulse Track
1.4.1      Tracking Down Converter                                  5                                                         45
1.4.2      Tracking Demodulator                                     5                                                         45
1.4.3      Antenna Control Equipment                                5                                                         45
1.5        Dual C. P. Feed (for Step Track)                                      5          5                                 15
1.6        ACU and Beacon Receiver for Step Track
1.6.1      Beacon Down Converter                                                 5          5                                 15
1.6.2      Beacon Receiver                                                       5          5                                 15
1.6.3      Antenna Control Equipment                                             5          5                                 15
1.7        Blower and Heater Unit                                                5          5                                 30
1.8        A/C in Centre Hub(non-redundant)                                                                                    2
1.9        Deicing Equipment                                                                                                  10
1.10       DCPA, DC Motor, Angle Det. and Dehydrator
1.10.1     DCPA                                                     5            5          5                                 60
1.10.2     Transformer for DCPA                                     5            5          5                                 45
1.10.3     DC Motor                                                20           20         20                                240
1.10.4     Angle Detector                                          10           10         10                                120
1.10.5     Dehydrator                                               5            5          5                                 60

2.         C-band Low Noise
           Amplifier Subsystem

                            Commercial in Confidence
         1264
RFT EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------
                                                               SAN         SAN           SAN           SAN            SAN
ITEM NO.           DESCRIPTION                               FOR ICO-    FOR USA         FOR        FOR GERMANY       FOR
                                                               NET       (TYPE 2)      AUSTRALIA      (TYPE 1)   SOUTH AFRICA
                                                                                       (TYPE 1)                     (TYPE 1)
                                                             ----------------------------------------------------------------
                                                               Q'TY       Q'TY           Q'TY          Q'TY          Q'TY
-----------------------------------------------------------------------------------------------------------------------------
2.1        C-Band FET LNA Unit                                             15             15            15            15
2.2        RF Plate Assembly for 2+1 config.                                5              5             5             5
2.3        LNA Power Supply                                                 5              5             5             5
2.4        Test Panel                                                       5              5             5             5
2.5        40 dB Coupler (LNA Input)                                        5              5             5             5
2.6        Coupler for tracking                                            10             10            10            10

3.         C-BAND HIGH POWER AMPLIFIER SUBSYSTEM
3.1        3kW TWT HPA Cabinet/Linearizer                                  15             15            15            15
3.2        WG  ASSY
3.2.1      Isolator                                                        10             10            10            10
3.2.2      WG Directional Coupler                                          15             15            15            15
3.2.3      WG SWO                                                          10             10            10            10
3.2.4      High Power Dummy Load                                            5              5             5             5
3.2.5      Low Power Dummy Load                                            15             15            15            15
3.3        TX/RX Path Selector                                              5              5             5             5
3.4         Band Pass Filter                                               10             10            10            10

4.         C-BAND UP/DOWN CONVERTER SUBSYSTEM
4.1        C-band Up Converter                                             15             15            15            15
4.2        Pilot Generator                                                 15             15            15            15
4.3        C-band Down Converter                                           15             15            15            15
4.4        AFC equipment                                                   15             15            15            15
4.5        AFC D/C                                                         15             15            15            15

4.6        EIRP C&M
4.6.1      Selective Power Meter 6000                                       5              5             5             5
4.6.2      6-way Switch Model 6100I                                         5              5             5             5
4.6.3      Transmit Level Control Unit                                     15             15            15            15
4.6.4      PC                                                               5              5             5             5
4.7        LINE AMP (C-BAND RX) (2+1 CONFIG)                                5              5             5             5

--------------------------------------------------------------------------------------------------------------------------------
                                                               SAN           SAN           SAN              SAN           SAN
ITEM NO.           DESCRIPTION                               FOR INDIA    FOR CHILE      FOR BRAZIL      FOR MEXICO     FOR UAE
                                                             (TYPE 2)     (TYPE 2)        (TYPE 2)        (TYPE 2)      (TYPE 2)

                                                             -------------------------------------------------------------------
                                                               Q'TY          Q'TY           Q'TY            Q'TY           Q'TY
--------------------------------------------------------------------------------------------------------------------------------
2.1        C-Band FET LNA Unit                                  15            15             15              15            15
2.2        RF Plate Assembly for 2+1 config.                     5             5              5               5             5
2.3        LNA Power Supply                                      5             5              5               5             5
2.4        Test Panel                                            5             5              5               5             5
2.5        40 dB Coupler (LNA Input)                             5             5              5               5             5
2.6        Coupler for tracking                                 10            10             10              10            10

3.         C-BAND HIGH POWER AMPLIFIER SUBSYSTEM
3.1        3kW TWT HPA Cabinet/Linearizer                       15            15             15              15            15
3.2        WG  ASSY
3.2.1      Isolator                                             10            10             10              10            10
3.2.2      WG Directional Coupler                               15            15             15              15            15
3.2.3      WG SWO                                               10            10             10              10            10
3.2.4      High Power Dummy Load                                 5             5              5               5             5
3.2.5      Low Power Dummy Load                                 15            15             15              15            15
3.3        TX/RX Path Selector                                   5             5              5               5             5
3.4         Band Pass Filter                                    10            10             10              10            10

4.         C-BAND UP/DOWN CONVERTER SUBSYSTEM
4.1        C-band Up Converter                                  15            15             15              15            15
4.2        Pilot Generator                                      15            15             15              15            15
4.3        C-band Down Converter                                15            15             15              15            15
4.4        AFC equipment                                        15            15             15              15            15
4.5        AFC D/C                                              15            15             15              15            15

4.6        EIRP C&M
4.6.1      Selective Power Meter 6000                            5             5              5               5             5
4.6.2      6-way Switch Model 6100I                              5             5              5               5             5
4.6.3      Transmit Level Control Unit                          15            15             15              15            15
4.6.4      PC                                                    5             5              5               5             5
4.7        LINE AMP (C-BAND RX) (2+1 CONFIG)                     5             5              5               5             5

-----------------------------------------------------------------------------------------------------------------------------------
                                                           SAN              SAN          SAN            NMC         NMC       TOTAL
ITEM NO.           DESCRIPTION                         FOR INDONESIA     FOR CHINA     FOR KOREA      PRIMARY      BACK-UP
                                                          (TYPE 2)        (TYPE 2)     (TYPE 1)

                                                       ----------------------------------------------------------------------------
                                                           Q'TY             Q'TY         Q'TY           Q'TY        Q'TY       Q'TY
-----------------------------------------------------------------------------------------------------------------------------------
2.1        C-Band FET LNA Unit                              15              15             15                                  180
2.2        RF Plate Assembly for 2+1 config.                 5               5              5                                   60
2.3        LNA Power Supply                                  5               5              5                                   60
2.4        Test Panel                                        5               5              5                                   60
2.5        40 dB Coupler (LNA Input)                         5               5              5                                   60
2.6        Coupler for tracking                             10              10             10                                  120

3.         C-BAND HIGH POWER AMPLIFIER SUBSYSTEM
3.1        3kW TWT HPA Cabinet/Linearizer                   15              15             15                                  180
3.2        WG  ASSY
3.2.1      Isolator                                         10              10             10                                  120
3.2.2      WG Directional Coupler                           15              15             15                                  180
3.2.3      WG SWO                                           10              10             10                                  120
3.2.4      High Power Dummy Load                             5               5              5                                   60
3.2.5      Low Power Dummy Load                             15              15             15                                  180
3.3        TX/RX Path Selector                               5               5              5                                   60
3.4         Band Pass Filter                                10              10             10                                  120

4.         C-BAND UP/DOWN CONVERTER SUBSYSTEM
4.1        C-band Up Converter                              15              15             15                                  180
4.2        Pilot Generator                                  15              15             15                                  180
4.3        C-band Down Converter                            15              15             15                                  180
4.4        AFC equipment                                    15              15             15                                  180
4.5        AFC D/C                                          15              15             15                                  180

4.6        EIRP C&M
4.6.1      Selective Power Meter 6000                        5               5              5                                   60
4.6.2      6-way Switch Model 6100I                          5               5              5                                   60
4.6.3      Transmit Level Control Unit                      15              15             15                                  180
4.6.4      PC                                                5               5              5                                   60
4.7        LINE AMP (C-BAND RX) (2+1 CONFIG)                 5               5              5                                   60

                            Commercial in Confidence
         1265
RFI EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------
                                                               SAN         SAN           SAN           SAN            SAN
ITEM NO.           DESCRIPTION                               FOR ICO-    FOR USA         FOR        FOR GERMANY       FOR
                                                               NET       (TYPE 2)      AUSTRALIA      (TYPE 1)   SOUTH AFRICA
                                                                                       (TYPE 1)                     (TYPE 1)
                                                             ----------------------------------------------------------------
                                                               Q'TY       Q'TY           Q'TY          Q'TY          Q'TY
-----------------------------------------------------------------------------------------------------------------------------
4.8        Others                                                           5               5             5             5
4.8.1      7GHz SWO                                                        20              20            20            20
4.8.2      1GHz SWO                                                         5               5             5             5
4.8.3      Test Panel                                                      20              20            20            20
4.8.4      1GHz D.COUP                                                     30              30            30            30
4.8.5      IF PATCH                                                        30              30            30            30
4.8.6      RF PATCH
4.9        Traffic Carrier Termination
4.9.1      5GHz SWO
4.10       TT&C Carrier EIRP
4.10.1     C-band WG Coupler for SPM (for TTC only)                         5               5             5             5
4.11       S-band BCCH Carrier Monitoring                                   5               5             5             5
4.11.1     1 GHz D. Coupler                                                 5               5             5             5

4.12       IOT Signal Monitoring
4.12.1     5 GHz RF SWO
4.12.2     5 GHz WG Coupler
4.12.3     7 GHz WG Coupler
4.12.4     7 GHz RF SWO for Hub SW
4.12.5     2 GHz RF SWO for Hub SW
4.12.6     7 GHz RF SWO
4.12.7     S-band Coupler for TX
4.12.8     S-band RF SWO
4.12.9     1 GHz Patch
4.13       Signal Generator for S-band                                      5               5             5             5
4.14       19 inch Rack (Up Converter rack)                                 5               5             5             5
4.15       19 inch Rack (Down Converter rack)                              10              10            10            10
4.16       19 inch Rack in Hub Building                                     1               1             1             1
4.17       19 inch Rack (Misc. rack)                                       10              10            10            10
4.18       C-band RF Divider (HYB)                                         10              10            10            10
4.19       1GHz HYB (1:2)                                                  10              10            10            10

--------------------------------------------------------------------------------------------------------------------------------
                                                               SAN           SAN           SAN              SAN           SAN
ITEM NO.           DESCRIPTION                               FOR INDIA    FOR CHILE      FOR BRAZIL      FOR MEXICO     FOR UAE
                                                             (TYPE 2)     (TYPE 2)        (TYPE 2)        (TYPE 2)      (TYPE 2)

                                                            --------------------------------------------------------------------
                                                               Q'TY          Q'TY           Q'TY            Q'TY           Q'TY
--------------------------------------------------------------------------------------------------------------------------------
4.8        Others                                                5             5              5               5              5
4.8.1      7GHz SWO                                             20            20             20              20             20
4.8.2      1GHz SWO                                              5             5              5               5              5
4.8.3      Test Panel                                           20            20             20              20             20
4.8.4      1GHz D.COUP                                          30            30             30              30             30
4.8.5      IF PATCH                                             30            30             30              30             30
4.8.6      RF PATCH
4.9        Traffic Carrier Termination
4.9.1      5GHz SWO                                              5             5             15              15             15
4.10       TT&C Carrier EIRP
4.10.1     C-band WG Coupler for SPM (for TTC only)              5             5
4.11       S-band BCCH Carrier Monitoring
4.11.1     1 GHz D. Coupler                                      5             5              5               5              5

4.12       IOT Signal Monitoring
4.12.1     5 GHz RF SWO
4.12.2     5 GHz WG Coupler                                      2
4.12.3     7 GHz WG Coupler                                      4
4.12.4     7 GHz RF SWO for Hub SW                               2
4.12.5     2 GHz RF SWO for Hub SW                               4
4.12.6     7 GHz RF SWO                                          2
4.12.7     S-band Coupler for TX                                 6
4.12.8     S-band RF SWO                                         2
4.12.9     1 GHz Patch                                           4
4.13       Signal Generator for S-band                           8
4.14       19 inch Rack (Up Converter rack)                      5             5              5               5              5
4.15       19 inch Rack (Down Converter rack)                    5             5              5               5              5
4.16       19 inch Rack in Hub Building                         10            10             10              10             10
4.17       19 inch Rack (Misc. rack)                            10            10             10              10             10
4.18       C-band RF Divider (HYB)                              10            10             10              10             10
4.19       1GHz HYB (1:2)                                       10            10             10              10             10

-----------------------------------------------------------------------------------------------------------------------------------
                                                           SAN              SAN          SAN            NMC         NMC       TOTAL
ITEM NO.           DESCRIPTION                         FOR INDONESIA     FOR CHINA     FOR KOREA      PRIMARY      BACK-UP
                                                          (TYPE 2)        (TYPE 2)     (TYPE 1)

                                                       ----------------------------------------------------------------------------
                                                           Q'TY             Q'TY         Q'TY           Q'TY        Q'TY       Q'TY
-----------------------------------------------------------------------------------------------------------------------------------
4.8        Others                                             5               5             5                                   60
4.8.1      7GHz SWO                                          20              20            20                                  240
4.8.2      1GHz SWO                                           5               5             5                                   60
4.8.3      Test Panel                                        20              20            20                                  240
4.8.4      1GHz D.COUP                                       30              30            30                                  360
4.8.5      IF PATCH                                          30              30            30                                  360
4.8.6      RF PATCH
4.9        Traffic Carrier Termination
4.9.1      5GHz SWO                                          15              15            15                                  120
4.10       TT&C Carrier EIRP
4.10.1     C-band WG Coupler for SPM (for TTC only)                                                                             30
4.11       S-band BCCH Carrier Monitoring
4.11.1     1 GHz D. Coupler                                   5               5             5                                   60

4.12       IOT Signal Monitoring                                                                                                 2
4.12.1     5 GHz RF SWO                                                                                                          4
4.12.2     5 GHz WG Coupler                                                                                                      2
4.12.3     7 GHz WG Coupler                                                                                                      4
4.12.4     7 GHz RF SWO for Hub SW                                                                                               2
4.12.5     2 GHz RF SWO for Hub SW                                                                                               6
4.12.6     7 GHz RF SWO                                                                                                          2
4.12.7     S-band Coupler for TX
4.12.8     S-band RF SWO                                                                                                         4
4.12.9     1 GHz Patch                                                                                                           8
4.13       Signal Generator for S-band                        5               5             5                                   60
4.14       19 inch Rack (Up Converter rack)                   5               5             5                                   60
4.15       19 inch Rack (Down Converter rack)                10              10            10                                  120
4.16       19 inch Rack in Hub Building                       1               1             1                                   12
4.17       19 inch Rack (Misc. rack)                         10              10            10                                  120
4.18       C-band RF Divider (HYB)                           10              10            10                                  120
4.19       1GHz HYB (1:2)                                    10              10            10                                  120

                            Commercial in Confidence
         1266
RFT EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------
                                                               SAN         SAN           SAN           SAN            SAN
ITEM NO.           DESCRIPTION                               FOR ICO-    FOR USA         FOR        FOR GERMANY       FOR
                                                               NET       (TYPE 2)      AUSTRALIA      (TYPE 1)   SOUTH AFRICA
                                                                                       (TYPE 1)                     (TYPE 1)
                                                             ----------------------------------------------------------------
                                                               Q'ty       Q'ty           Q'ty          Q'ty          Q'ty
-----------------------------------------------------------------------------------------------------------------------------
5.         TTC UP/DOWN CONVERTER SUBSYSTEM
5.1        TTC Up Converter                                                10             10            10            10
5.2        TTC Down Converter                                              10             10            10            10
5.3        Crystal Oscillator for TT&C Converters                          10             10            10            10
5.4        Others
5.4.1      RF DIV (HYB)                                                    15             15            15            15
5.4.2      70 MHz DIV (HYB)                                                 5              5             5             5
5.4.3      C-band RF SWO                                                    5              5             5             5
5.4.4      5GHz SWO                                                        20             20            20            20
5.4.5      IF SWO                                                           5              5             5             5
5.4.6      IF PATCH                                                        10             10            10            10
5.4.7      RF PATCH                                                        15             15            15            15
5.4.8      19 inch Rack (TTC Converter rack)                                5              5             5             5

6.         S-BAND SUBSYSTEM
6.1        Antenna                                                          5              5             5             5
6.2        FET LNA                                                          5              5             5             5
6.3        20W SSPA                                                         5              5             5             5
6.4        Up Converter                                                     5              5             5             5
6.5        Down Converter                                                   5              5             5             5
6.6        Others
6.6.1      2G PATCH                                                        10             10            10            10
6.6.2      30 dB Coupler (LNA Input)                                        5              5             5             5
6.6.3      IF   PATCH                                                      10             10            10            10

7.         RFT O&M SUBSYSTEM
7.1        VDU
7.1.1      Server
7.1.1.1    Model D370/1 SMP Server                                          2              2             2             2
7.1.1.2    128MB ECC Memory Module, D Class Servers                         2              2             2             2
7.1.1.3    2 GB FWD SCSI-2 Hot Swap disk Drive                              2              2             2             2

--------------------------------------------------------------------------------------------------------------------------------
                                                               SAN           SAN           SAN              SAN           SAN
ITEM NO.           DESCRIPTION                               FOR INDIA    FOR CHILE      FOR BRAZIL      FOR MEXICO     FOR UAE
                                                             (TYPE 2)     (TYPE 2)        (TYPE 2)        (TYPE 2)      (TYPE 2)

                                                             -------------------------------------------------------------------
                                                               Q'TY          Q'TY           Q'TY            Q'TY           Q'TY
--------------------------------------------------------------------------------------------------------------------------------
5.         TTC UP/DOWN CONVERTER SUBSYSTEM
5.1        TTC Up Converter                                     10            10
5.2        TTC Down Converter                                   10            10
5.3        Crystal Oscillator for TT&C Converters               10            10
5.4        Others
5.4.1      RF DIV (HYB)                                         15            15
5.4.2      70 MHz DIV (HYB)                                      5             5
5.4.3      C-band RF SWO                                         5             5
5.4.4      5GHz SWO                                             20            20
5.4.5      IF SWO                                                5             5
5.4.6      IF PATCH                                             10            10
5.4.7      RF PATCH                                             15            15
5.4.8      19 inch Rack (TTC Converter rack)                     5             5

6.         S-BAND SUBSYSTEM
6.1        Antenna                                               5             5              5               5              5
6.2        FET LNA                                               5             5              5               5              5
6.3        20W SSPA                                              5             5              5               5              5
6.4        Up Converter                                          5             5              5               5              5
6.5        Down Converter                                        5             5              5               5              5
6.6        Others
6.6.1      2G PATCH                                             10            10             10              10             10
6.6.2      30 dB Coupler (LNA Input)                             5             5              5               5              5
6.6.3      IF   PATCH                                           10            10             10              10             10

7.         RFT O&M SUBSYSTEM
7.1        VDU
7.1.1      Server
7.1.1.1    Model D370/1 SMP Server                               2             2              2               2              2
7.1.1.2    128MB ECC Memory Module, D Class Servers              2             2              2               2              2
7.1.1.3    2 GB FWD SCSI-2 Hot Swap disk Drive                   2             2              2               2              2

-----------------------------------------------------------------------------------------------------------------------------------
                                                           SAN              SAN          SAN            NMC         NMC       TOTAL
ITEM NO.           DESCRIPTION                         FOR INDONESIA     FOR CHINA     FOR KOREA      PRIMARY     BACK-UP
                                                          (TYPE 2)        (TYPE 2)     (TYPE 1)

                                                       ----------------------------------------------------------------------------
                                                           Q'TY             Q'TY         Q'TY           Q'TY        Q'TY       Q'TY
-----------------------------------------------------------------------------------------------------------------------------------
5.         TTC UP/DOWN CONVERTER SUBSYSTEM
5.1        TTC Up Converter                                                                                                     60
5.2        TTC Down Converter                                                                                                   60
5.3        Crystal Oscillator for TT&C Converters                                                                               60
5.4        Others
5.4.1      RF DIV (HYB)                                                                                                         90
5.4.2      70 MHz DIV (HYB)                                                                                                     30
5.4.3      C-band RF SWO                                                                                                        30
5.4.4      5GHz SWO                                                                                                            120
5.4.5      IF SWO                                                                                                               30
5.4.6      IF PATCH                                                                                                             60
5.4.7      RF PATCH                                                                                                             90
5.4.8      19 inch Rack (TTC Converter rack)                                                                                    30

6.         S-BAND SUBSYSTEM
6.1        Antenna                                            5               5            5                                    60
6.2        FET LNA                                            5               5            5                                    60
6.3        20W SSPA                                           5               5            5                                    60
6.4        Up Converter                                       5               5            5                                    60
6.5        Down Converter                                     5               5            5                                    60
6.6        Others
6.6.1      2G PATCH                                          10              10           10                                   120
6.6.2      30 dB Coupler (LNA Input)                          5               5            5                                    60
6.6.3      IF   PATCH                                        10              10           10                                   120

7.         RFT O&M SUBSYSTEM
7.1        VDU
7.1.1      Server
7.1.1.1    Model D370/1 SMP Server                            2               2            2                                    24
7.1.1.2    128MB ECC Memory Module, D Class Servers           2               2            2                                    24
7.1.1.3    2 GB FWD SCSI-2 Hot Swap disk Drive                2               2            2                                    24

                            Commercial in Confidence
         1267
RFT EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------
                                                               SAN         SAN          SAN FOR         SAN           SAN
ITEM NO.           DESCRIPTION                               FOR ICO-    FOR USA       AUSTRALIA    FOR GERMANY       FOR
                                                               NET       (TYPE 2)      (TYPE 1)       (TYPE 1)   SOUTH AFRICA
                                                                                                                    (TYPE 1)
                                                             ----------------------------------------------------------------
                                                               Q'TY       Q'TY           Q'TY          Q'TY          Q'TY
-----------------------------------------------------------------------------------------------------------------------------
7.1.1.4    4GB DDS DAT Drive with data compression                           2             2             2             2
7.1.1.5    2.88 MB floppy drive                                              2             2             2             2
7.1.1.6    Quad Speed 600MB CD-ROM Drive                                     2             2             2             2
7.1.2      HMI
7.1.2.1    HP VISUALIZE Mdl B132L w/ EG graphics                             2             2             2             2
7.1.2.2    128MB ECC memory module                                           2             2             2             2
7.1.2.3    FWD SCSI-2 card for B-class systems                               2             2             2             2
7.1.2.4    2GB disk drive, FWD SCSI-2 for B-class                            2             2             2             2
7.1.2.5    Fast CD-ROM drive for B-class systems                             2             2             2             2
7.1.2.6    1.4 MB floppy disk drive for B-class                              2             2             2             2
7.2        DAU                                                               6             6             6             6
7.3        UIC                                                               6             6             6             6
7.4        CUIN                                                              5             5             5             5
7.5        UIC (No charge)                                                   2             2

8.         OPTICAL FIBER IFL
8.1        Optical Fiber TX/RX Unit                                          1             1
           (1GHz and 70MHz  for signal IFL)
8.2        Optical LAN TX/RX Unit                                            1             1
8.3        Optical Fiber Modem                                               1             1
8.4        L-band AMP                                                        1             1
8.4.1      AMP for Optical Fiber IFL (2+1) for C-band Route                 10            10
8.4.2      AMP for Optical fiber IFL (1+1) for S-band Route                  2             2
8.5        IF Combiner/Divider Package                                       1             1
8.5.1      Rack                                                              2             2
8.5.2      1:6 IF COMB/DIV                                                   6             6

--------------------------------------------------------------------------------------------------------------------------------
                                                               SAN           SAN           SAN              SAN           SAN
ITEM NO.           DESCRIPTION                               FOR INDIA    FOR CHILE      FOR BRAZIL      FOR MEXICO     FOR UAE
                                                             (TYPE 2)     (TYPE 2)        (TYPE 2)        (TYPE 2)      (TYPE 2)

                                                             -------------------------------------------------------------------
                                                               Q'TY          Q'TY           Q'TY            Q'TY           Q'TY
--------------------------------------------------------------------------------------------------------------------------------
7.1.1.4    4GB DDS DAT Drive with data compression               2             2             2               2              2
7.1.1.5    2.88 MB floppy drive                                  2             2             2               2              2
7.1.1.6    Quad Speed 600MB CD-ROM Drive                         2             2             2               2              2
7.1.2      HMI
7.1.2.1    HP VISUALIZE Mdl B132L w/ EG graphics                 2             2             2               2              2
7.1.2.2    128MB ECC memory module                               2             2             2               2              2
7.1.2.3    FWD SCSI-2 card for B-class systems                   2             2             2               2              2
7.1.2.4    2GB disk drive, FWD SCSI-2 for B-class                2             2             2               2              2
7.1.2.5    Fast CD-ROM drive for B-class systems                 2             2             2               2              2
7.1.2.6    1.4 MB floppy disk drive for B-class                  2             2             2               2              2
7.2        DAU                                                   6             6             6               6              6
7.3        UIC                                                   6             6             6               6              6
7.4        CUIN                                                  5             5             5               5              5
7.5        UIC (No charge)                                                     2

8.         OPTICAL FIBER IFL
8.1        Optical Fiber TX/RX Unit                                            1
           (1GHz and 70MHz  for signal IFL)
8.2        Optical LAN TX/RX Unit                                              1
8.3        Optical Fiber Modem                                                 1
8.4        L-band AMP                                                          1
8.4.1      AMP for Optical Fiber IFL (2+1) for C-band Route                   10
8.4.2      AMP for Optical fiber IFL (1+1) for S-band Route                    2
8.5        IF Combiner/Divider Package                                         1
8.5.1      Rack                                                                2
8.5.2      1:6 IF COMB/DIV                                                     6

-----------------------------------------------------------------------------------------------------------------------------------
                                                                 SAN          SAN          SAN         NMC         NMC       TOTAL
ITEM NO.           DESCRIPTION                               FOR INDONESIA FOR CHINA     FOR KOREA   PRIMARY      BACK-UP
                                                                (Type 2)    (Type 2)     (Type 1)

                                                             ----------------------------------------------------------------------
                                                                 Q'TY         Q'TY         Q'TY        Q'TY        Q'TY       Q'TY
-----------------------------------------------------------------------------------------------------------------------------------
7.1.1.4    4GB DDS DAT Drive with data compression                 2           2             2                                 24
7.1.1.5    2.88 MB floppy drive                                    2           2             2                                 24
7.1.1.6    Quad Speed 600MB CD-ROM Drive                           2           2             2                                 24
7.1.2      HMI
7.1.2.1    HP VISUALIZE Mdl B132L w/ EG graphics                   2           2             2                                 24
7.1.2.2    128MB ECC memory module                                 2           2             2                                 24
7.1.2.3    FWD SCSI-2 card for B-class systems                     2           2             2                                 24
7.1.2.4    2GB disk drive, FWD SCSI-2 for B-class                  2           2             2                                 24
7.1.2.5    Fast CD-ROM drive for B-class systems                   2           2             2                                 24
7.1.2.6    1.4 MB floppy disk drive for B-class                    2           2             2                                 24
7.2        DAU                                                     6           6             6                                 72
7.3        UIC                                                     6           6             6                                 72
7.4        CUIN                                                    5           5             5                                 60
7.5        UIC (No charge)                                                                                                      6

8.         OPTICAL FIBER IFL
8.1        Optical Fiber TX/RX Unit                                                                                             3
           (1GHz and 70MHz  for signal IFL)
8.2        Optical LAN TX/RX Unit                                                                                               3
8.3        Optical Fiber Modem                                                                                                  3
8.4        L-band AMP                                                                                                           3
8.4.1      AMP for Optical Fiber IFL (2+1) for C-band Route                                                                    30
8.4.2      AMP for Optical fiber IFL (1+1) for S-band Route                                                                     6
8.5        IF Combiner/Divider Package                                                                                          3
8.5.1      Rack                                                                                                                 6
8.5.2      1:6 IF COMB/DIV                                                                                                     18

                            Commercial in Confidence
         1268
RFT EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------
                                                               SAN         SAN           SAN           SAN            SAN
ITEM NO.           DESCRIPTION                               FOR ICO-    FOR USA         FOR        FOR GERMANY       FOR
                                                               NET       (TYPE 2)      AUSTRALIA      (TYPE 1)   SOUTH AFRICA
                                                                                       (TYPE 1)                     (TYPE 1)
                                                             ----------------------------------------------------------------
                                                               Q'TY       Q'TY           Q'TY          Q'TY          Q'TY
-----------------------------------------------------------------------------------------------------------------------------
9.         REFERENCE CLOCK DISTRIBUTION
9.1        10 MHz Reference Clock Distribution                                5             5             5             5
9.2        Time Code Generator                                                5             5             5             5

10.        TEST TRANSLATOR                                                    5             5             5             5

11.        RFT Simulator Subsystem
11.1        VDU                                                  1
11.2        Simulator Function                                   1

12.        TEST EQUIPMENT

12.1       RF Signal Generator                                   6
12.2       IF Coaxial Hybrid                                                  1             1             1             1
12.3       Wave Guide Circuit                                    6
12.4       Low Loss Cables                                                    1             1             1             1
12.5       Other miscellaneous equipment                                      1             1             1             1
12.6       Directional Bridge                                                 1             1             1             1
12.7       Power Sensor for Power Meter                                       1             1             1             1
12.8       Analogue Oscilloscope                                              1             1             1             1
12.9       Chart Recorder (4-pen)                                             1             1             1             1
12.10      Crystal Detector                                                   1             1             1             1
12.11      Coaxial Coupler (960 - 1,900 MHz)                                  1             1             1             1
12.12      Coaxial Coupler (1.7 - 12.4 GHz)                                   1             1             1             1
12.13      HP-IB/ Centronics Bus Converter                                    1             1             1             1
12.14      HP-IB Cable                                                        1             1             1             1
12.15      HP IEEE-1284 A-B Parallel Cable                                    1             1             1             1

--------------------------------------------------------------------------------------------------------------------------------
                                                               SAN           SAN           SAN              SAN           SAN
ITEM NO.           DESCRIPTION                               FOR INDIA    FOR CHILE      FOR BRAZIL      FOR MEXICO     FOR UAE
                                                             (TYPE 2)     (TYPE 2)        (TYPE 2)        (TYPE 2)      (TYPE 2)

                                                             -------------------------------------------------------------------
                                                               Q'TY          Q'TY           Q'TY            Q'TY           Q'TY
--------------------------------------------------------------------------------------------------------------------------------
9.         REFERENCE CLOCK DISTRIBUTION
9.1        10 MHz Reference Clock Distribution                    5             5             5               5              5
9.2        Time Code Generator                                    5             5             5               5              5

10.        TEST TRANSLATOR                                        5             5             5               5              5

11.        RFT Simulator Subsystem
11.1        VDU
11.2        Simulator Function

12.        TEST EQUIPMENT

12.1       RF Signal Generator
12.2       IF Coaxial Hybrid                                      1             1             1               1              1
12.3       Wave Guide Circuit
12.4       Low Loss Cables                                        1             1             1               1              1
12.5       Other miscellaneous equipment                          1             1             1               1              1
12.6       Directional Bridge                                     1             1             1               1              1
12.7       Power Sensor for Power Meter                           1             1             1               1              1
12.8       Analogue Oscilloscope                                  1             1             1               1              1
12.9       Chart Recorder (4-pen)                                 1             1             1               1              1
12.10      Crystal Detector                                       1             1             1               1              1
12.11      Coaxial Coupler (960 - 1,900 MHz)                      1             1             1               1              1
12.12      Coaxial Coupler (1.7 - 12.4 GHz)                       1             1             1               1              1
12.13      HP-IB/ Centronics Bus Converter                        1             1             1               1              1
12.14      HP-IB Cable                                            1             1             1               1              1
12.15      HP IEEE-1284 A-B Parallel Cable                        1             1             1               1              1

-----------------------------------------------------------------------------------------------------------------------------------
                                                           SAN              SAN          SAN            NMC         NMC       TOTAL
ITEM NO.           DESCRIPTION                         FOR INDONESIA     FOR CHINA     FOR KOREA      PRIMARY      BACK-UP
                                                          (TYPE 2)        (TYPE 2)     (TYPE 1)

                                                       ----------------------------------------------------------------------------
                                                           Q'TY             Q'TY         Q'TY           Q'TY        Q'TY       Q'TY
-----------------------------------------------------------------------------------------------------------------------------------
9.         REFERENCE CLOCK DISTRIBUTION
9.1        10 MHz Reference Clock Distribution                5               5            5                                     60
9.2        Time Code Generator                                5               5            5                                     60

10.        TEST TRANSLATOR                                    5               5            5                                     60

11.        RFT Simulator Subsystem
11.1        VDU                                                                                                                   1
11.2        Simulator Function                                                                                                    1

12.        TEST EQUIPMENT

12.1       RF Signal Generator                                                                                                    6
12.2       IF Coaxial Hybrid                                  1               1            1                                     12
12.3       Wave Guide Circuit                                                                                                     6
12.4       Low Loss Cables                                    1               1            1                                     12
12.5       Other miscellaneous equipment                      1               1            1                                     12
12.6       Directional Bridge                                 1               1            1                                     12
12.7       Power Sensor for Power Meter                       1               1            1                                     12
12.8       Analogue Oscilloscope                              1               1            1                                     12
12.9       Chart Recorder (4-pen)                             1               1            1                                     12
12.10      Crystal Detector                                   1               1            1                                     12
12.11      Coaxial Coupler (960 - 1,900 MHz)                  1               1            1                                     12
12.12      Coaxial Coupler (1.7 - 12.4 GHz)                   1               1            1                                     12
12.13      HP-IB/ Centronics Bus Converter                    1               1            1                                     12
12.14      HP-IB Cable                                        1               1            1                                     12
12.15      HP IEEE-1284 A-B Parallel Cable                    1               1            1                                     12

                            Commercial in Confidence
         1269
\RFT EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------
                                                               SAN         SAN           SAN           SAN            SAN
ITEM NO.           DESCRIPTION                               FOR ICO-    FOR USA         FOR         FOR GERMANY      FOR
                                                               NET       (TYPE 2)      AUSTRALIA      (TYPE 1)    SOUTH AFRICA
                                                                                       (TYPE 1)                     (TYPE 1)
                                                             ----------------------------------------------------------------
                                                               Q'TY       Q'TY           Q'TY          Q'TY          Q'TY
-----------------------------------------------------------------------------------------------------------------------------
13.        INSTALLATION MATERIALS                                           1               1             1            1

14.        SHELTERS AND RELATED FACILITIES
14.1       Shelter                                                          5               5             5            5
14.2       Cooling Cabinet Shelter(for Mexico)
14.3       Expansion of A/C in Shelter(for Mexico)
14.4       Additional Ventilation(for USA, Germany &
             Korea)                                                         5                             5
14.5       Dust Proof facilities

15.        DOCUMENTATION                                         1

16.        CE-MARKS
16.1       Hardware Modification                                                            1             1
16.2       License Registration Fee                                                         1             1


17         SPARE
17.1       Antenna Tracking Modules                                         1               1             1            1
17.2       Antenna Feed Horn Cover                                          1               1             1            1
17.3       C-Band FET LNA Unit                                   2
17.4       LNA Power Supply                                      2
17.5       TWT Tube                                              4
17.6       HPA Spare Parts & Panels                              2
17.7       PS Module for TX/RX Path Selector                     2
17.8       PS Module for SWO                                     2
17.9       C-band Up Converter                                   5
17.10      Pilot Generator                                       4
17.11      C-band Down Converter                                 5
17.12      AFC equipment                                         2
17.13      7G/70MHz D/C                                          2

--------------------------------------------------------------------------------------------------------------------------------
                                                               SAN           SAN           SAN              SAN           SAN
ITEM NO.           DESCRIPTION                               FOR INDIA    FOR CHILE      FOR BRAZIL      FOR MEXICO     FOR UAE
                                                             (TYPE 2)     (TYPE 2)        (TYPE 2)        (TYPE 2)      (TYPE 2)

                                                             -------------------------------------------------------------------
                                                               Q'TY          Q'TY           Q'TY            Q'TY           Q'TY
--------------------------------------------------------------------------------------------------------------------------------
13.        INSTALLATION MATERIALS                                1             1              1               1              1

14.        SHELTERS AND RELATED FACILITIES
14.1       Shelter                                               5             5              5               5              5
14.2       Cooling Cabinet Shelter(for Mexico)                                                                5
14.3       Expansion of A/C in Shelter(for Mexico)                                                            5
14.4       Additional Ventilation(for USA, Germany &
             Korea)
14.5       Dust Proof facilities                                                                                             5

15.        DOCUMENTATION

16.        CE-MARKS
16.1       Hardware Modification
16.2       License Registration Fee


17         SPARE
17.1       Antenna Tracking Modules                              1             1              1               1              1
17.2       Antenna Feed Horn Cover                               1             1              1               1              1
17.3       C-Band FET LNA Unit
17.4       LNA Power Supply
17.5       TWT Tube
17.6       HPA Spare Parts & Panels
17.7       PS Module for TX/RX Path Selector
17.8       PS Module for SWO
17.9       C-band Up Converter
17.10      Pilot Generator
17.11      C-band Down Converter
17.12      AFC equipment
17.13      7G/70MHz D/C

-----------------------------------------------------------------------------------------------------------------------------------
                                                           SAN              SAN          SAN            NMC         NMC       TOTAL
ITEM NO.           DESCRIPTION                         FOR INDONESIA     FOR CHINA     FOR KOREA      PRIMARY      BACK-UP
                                                          (TYPE 2)        (TYPE 2)     (TYPE 1)

                                                       ----------------------------------------------------------------------------
                                                           Q'TY             Q'TY         Q'TY           Q'TY        Q'TY       Q'TY
-----------------------------------------------------------------------------------------------------------------------------------
13.        INSTALLATION MATERIALS                            1                1            1                                     12

14.        SHELTERS AND RELATED FACILITIES
14.1       Shelter                                           5                5            5                                     60
14.2       Cooling Cabinet Shelter(for Mexico)                                                                                    5
14.3       Expansion of A/C in Shelter(for Mexico)                                                                                5
14.4       Additional Ventilation(for USA, Germany &
             Korea)                                                                        5                                     15
14.5       Dust Proof facilities                                                                                                  5

15.        DOCUMENTATION                                                                                                          1

16.        CE-MARKS
16.1       Hardware Modification                                                                                                  2
16.2       License Registration Fee                                                                                               2


17         SPARE
17.1       Antenna Tracking Modules                          1                1            1                                     12
17.2       Antenna Feed Horn Cover                           1                1            1                                     12
17.3       C-Band FET LNA Unit                                                                                                    2
17.4       LNA Power Supply                                                                                                       2
17.5       TWT Tube                                                                                                               4
17.6       HPA Spare Parts & Panels                                                                                               2
17.7       PS Module for TX/RX Path Selector                                                                                      2
17.8       PS Module for SWO                                                                                                      2
17.9       C-band Up Converter                                                                                                    5
17.10      Pilot Generator                                                                                                        4
17.11      C-band Down Converter                                                                                                  5
17.12      AFC equipment                                                                                                          2
17.13      7G/70MHz D/C                                                                                                           2

                            Commercial in Confidence
         1270
RFT EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------
                                                               SAN         SAN           SAN           SAN            SAN
Item No.           Description                               For ICO-    For USA    For Australia   For Germany       For
                                                               NET       (Type 2)      (Type 1)       (Type 1)   South Africa
                                                                                                                    (Type 1)
                                                             ----------------------------------------------------------------
                                                               Q'ty       Q'ty           Q'ty          Q'ty          Q'ty
-----------------------------------------------------------------------------------------------------------------------------
17.14      1G/70MHz U/C                                          5
17.15      1G/70MHz D/C                                          5
17.16       PC (CPU only)                                                   1               1             1             1
17.17       PS Module for LINE AMP                               2
17.18      Time Code Generator                                              1               1             1             1
17.19      TTC Up Converter with Crystal OSC.                    2
17.20      TTC Down Converter with Crystal OSC.                  2
17.21      S-band FET LNA                                        2
17.22      S-band 20W SSPA                                       2
17.23      S-band Up Converter                                   2
17.24      S-band Down Converter                                 2
17.25      VDU                                                              1               1             1             1
17.26      DAU                                                              1               1             1             1
17.27      UIC                                                              1               1             1             1
17.28      AFC (CUIN) -PC                                                   1               1             1             1
17.29      10 MHz Reference Clock Distribution                              1               1             1             1
17.30      EIRP C&M                                                         1               1             1             1
17.31      Optical Fiber TX / RX Unit                            2
17.32      Module for Deicing Facility                           2

18         Axial Ratio Improvement for IOT/ 2 RFT
19         Remote Maintenance System from Japan /SAN             1
           (Communication Fee Charged, separately)
20         Band Pass Filter at LNA Input                                    1               1             1             1
21         Air Conditioner Expansion in IOT Center Hub

--------------------------------------------------------------------------------------------------------------------------------
                                                               SAN           SAN           SAN              SAN           SAN
Item No.           Description                               For India    For Chile      For Brazil      For Mexico     For UAE
                                                             (Type 2)     (Type 2)        (Type 2)        (Type 2)      (Type 2)

                                                             -------------------------------------------------------------------
                                                               Q'ty          Q'ty           Q'ty            Q'ty           Q'ty
--------------------------------------------------------------------------------------------------------------------------------
17.14      1G/70MHz U/C
17.15      1G/70MHz D/C                                                                       1               1              1
17.16       PC (CPU only)                                        1             1
17.17       PS Module for LINE AMP                                                            1               1              1
17.18      Time Code Generator                                   1             1
17.19      TTC Up Converter with Crystal OSC.
17.20      TTC Down Converter with Crystal OSC.
17.21      S-band FET LNA
17.22      S-band 20W SSPA
17.23      S-band Up Converter
17.24      S-band Down Converter
17.25      VDU                                                   1             1              1               1              1
17.26      DAU                                                   1             1              1               1              1
17.27      UIC                                                   1             1              1               1              1
17.28      AFC (CUIN) -PC                                        1             1              1               1              1
17.29      10 MHz Reference Clock Distribution                   1             1              1               1              1
17.30      EIRP C&M                                              1             1              1               1              1
17.31      Optical Fiber TX / RX Unit
17.32      Module for Deicing Facility

18         Axial Ratio Improvement for IOT/ 2 RFT                1
19         Remote Maintenance System from Japan /SAN
           (Communication Fee Charged, separately)
20         Band Pass Filter at LNA Input                         1             1              1               1              1
21         Air Conditioner Expansion in IOT Center Hub           1

-----------------------------------------------------------------------------------------------------------------------------------
                                                           SAN              SAN          SAN            NMC         NMC       TOTAL
Item No.           Description                         For Indonesia     For China     For Korea      Primary     Back-up
                                                          (Type 2)        (Type 2)     (Type 1)

                                                       ----------------------------------------------------------------------------
                                                           Q'ty             Q'ty         Q'ty           Q'ty        Q'ty       Q'ty
-----------------------------------------------------------------------------------------------------------------------------------
17.14      1G/70MHz U/C                                                                                                           5
17.15      1G/70MHz D/C                                      1                1            1                                      5
17.16       PC (CPU only)                                                                                                        12
17.17       PS Module for LINE AMP                           1                1            1                                      2
17.18      Time Code Generator                                                                                                   12
17.19      TTC Up Converter with Crystal OSC.                                                                                     2
17.20      TTC Down Converter with Crystal OSC.                                                                                   2
17.21      S-band FET LNA                                                                                                         2
17.22      S-band 20W SSPA                                                                                                        2
17.23      S-band Up Converter                                                                                                    2
17.24      S-band Down Converter                             1                1            1                                      2
17.25      VDU                                               1                1            1                                     12
17.26      DAU                                               1                1            1                                     12
17.27      UIC                                               1                1            1                                     12
17.28      AFC (CUIN) -PC                                    1                1            1                                     12
17.29      10 MHz Reference Clock Distribution               1                1            1                                     12
17.30      EIRP C&M                                                                                                              12
17.31      Optical Fiber TX / RX Unit                                                                                             2
17.32      Module for Deicing Facility                                                                                            2

18         Axial Ratio Improvement for IOT/ 2 RFT                                                                                 1
                                                                                                                                  1
19         Remote Maintenance System from Japan /SAN
           (Communication Fee Charged, separately)
20         Band Pass Filter at LNA Input                     1                1            1                                     12
21         Air Conditioner Expansion in IOT Center Hub                                                                            1

                            Commercial in Confidence
         1271
RFT EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------
                                                               SAN         SAN           SAN           SAN            SAN
Item No.           Description                               For ICO-    For USA       Australia    For Germany       For
                                                               NET       (Type 2)      (Type 1)       (Type 1)   South Africa
                                                                                                                    (Type 1)
                                                             ----------------------------------------------------------------
                                                               Q'ty       Q'ty           Q'ty          Q'ty          Q'ty
-----------------------------------------------------------------------------------------------------------------------------
III        SOFTWARE LICENCE

1          Oracle RDBMS for RFT O&M/simulator                    1           1             1             1             1


V          OPTION

1.         Shelter Option (180 days option)
1.1        Salt Defense for Shelter (per Shelter)                1
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                                                               SAN           SAN           SAN              SAN           SAN
Item No.           Description                               For India    For Chile      For Brazil      For Mexico     For UAE
                                                             (Type 2)     (Type 2)        (Type 2)        (Type 2)      (Type 2)

                                                             -------------------------------------------------------------------
                                                               Q'ty          Q'ty           Q'ty            Q'ty           Q'ty
--------------------------------------------------------------------------------------------------------------------------------
III        SOFTWARE LICENCE

1          Oracle RDBMS for RFT O&M/simulator                     1            1              1                1             1


V          OPTION

1.         Shelter Option (180 days option)
1.1        Salt Defense for Shelter (per Shelter)
--------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                       SAN              SAN          SAN            NMC         NMC       TOTAL
Item No.           Description                     For Indonesia     For China     For Korea      Primary      Backup
                                                      (Type 2)        (Type 2)     (Type 1)

                                                   ------------------------------------------------------------------------------
                                                       Q'ty             Q'ty         Q'ty           Q'ty        Q'ty       Q'ty
---------------------------------------------------------------------------------------------------------------------------------
III        SOFTWARE LICENCE

1          Oracle RDBMS for RFT O&M/simulator            1                1            1                                     13


V          OPTION

1.         Shelter Option (180 days option)
1.1        Salt Defense for Shelter (per Shelter)                                                                             1
---------------------------------------------------------------------------------------------------------------------------------

                            Commercial in Confidence

         1272
SBS EQUIPMENT LIST


                                                                          SAN       SAN         SAN
                                                    SAN       SAN         For       For      For South      SAN         SAN
Item No.            Description                   For ICO-   For USA    Australia  Germany     Africa    For India   For Chile
                                                    NET      (Type 2)   (Type 1)   (Type 1)  (Type 1)     (Type 2)   (Type 2)
                                               ---------------------------------------------------------------------------------
                                                  Qty./MMs   Qty./MMs   Qty./MMs   Qty./MMs   Qty./MMs   Qty./MMs    Qty./MMs
--------------------------------------------------------------------------------------------------------------------------------

II.          HARDWARE

1            CHANNEL UNIT
1.1          Channel Unit Chassis (CUC)                            18         18         30        26          30          22
1.1.1        Slot Processor Module (SPM)                           90         90        150       130         150         110
1.1.2        Modulator Demodulator Module (MDM)                   162        162        270       234         270         198
1.1.3        Burst Repeater Module   (BRM)                         20         20         20        20          20          20
1.1.4        Clock Distribution Unit (CDM)                         14         14         22        22          22          18
1.1.5        Common Functions Module (CFM)                         24         24         48        40          48          32
1.2          Channel Unit Rack Base Units                           7          7         11        11          11           9
1.2.1        T1 Cables                                             36         36         60        52          60          44
1.2.2        Software Licences                                     18         18         30        26          30          22
1.2.3        Fan Tray                                              18         18         30        26          30          22

2            CHANNEL MANAGER
2.1          Channel Manager Chassis (ChM)                          3          3          6         5           6           4
2.1.1        G.703 Interface                                       27         27         54        45          54          36
2.1.2        Control Processor Modules (CPM)                       33         33         66        55          66          44
2.1.3        Switching Transcoder Module (STM)                     63         63        126       105         126          84
2.1.4        EXM                                                    9          9         18        15          18          12
2.1.5        10 Base2 Ethernet                                      3          3          6         5           6           4
2.1.6        Fan                                                    3          3          6         5           6           4
2.1.7        Channel Manager Rack (CMR)                             1          1          2         2           2           2
2.1.8        Software Licences                                      3          3          6         5           6           4

3            DISTRIBUTION RACKS
3.1          IF Distribution Subsystem (IDS)                        1          1          1         1           1           1
3.1.1        SBS Distribution Racks, Tx and Rx                      4          4          4         4           4           4
3.1.2        IDS Expansion Kits                                     0          0          3         2           3           1
3.2          Clock Distribution Subsystem (CDS)                     1          1          1         1           1           1
3.2.1        GPS Receiver w/ Rb Oscillator                          2          2          2         2           2           2
3.2.2        10 MHz Outputs (SBS)                            Multiple   Multiple   Multiple   Multiple   Multiple    Multiple
3.2.3        GPS Time Code Outputs (SBS)                     Multiple   Multiple   Multiple   Multiple   Multiple    Multiple
3.2.4        Network Time Server (NTS)                              2          2          2         2           2           2
3.2.5        CDS Expansion Kit                                      0          0          3         2           3           1



                                                                                         SAN
                                                   SAN          SAN         SAN          For          SAN          SAN
Item No.            Description                 For Brazil   For Mexico   For UAE     Indonesia    For China    For Korea
                                                 (Type 2)      (Type 2)   (Type 2)     (Type 2)     (Type 2)     (Type 1)
                                               -------------------------------------------------------------------------------
                                                Qty./MMs      Qty./MMs     Qty./MMs   Qty./MMs      Qty./MMs     Qty./MMs
------------------------------------------------------------------------------------------------------------------------------
II.          HARDWARE

1            CHANNEL UNIT
1.1          Channel Unit Chassis (CUC)                 30           26          30          26          22            22
1.1.1        Slot Processor Module (SPM)               150          130         150         130         110           110
1.1.2        Modulator Demodulator Module (MDM)        270          234         270         234         198           198
1.1.3        Burst Repeater Module   (BRM)              20           20          20          20          20            20
1.1.4        Clock Distribution Unit (CDM)              22           22          22          22          18            18
1.1.5        Common Functions Module (CFM)              48           40          48          40          32            32
1.2          Channel Unit Rack Base Units               11           11          11          11           9             9
1.2.1        T1 Cables                                  60           62          60          52          44            44
1.2.2        Software Licences                          30           26          30          26          22            22
1.2.3        Fan Tray                                   30           26          30          26          22            22

2            CHANNEL MANAGER
2.1          Channel Manager Chassis (ChM)               6            5           6           5           4             4
2.1.1        G.703 Interface                            54           45          54          45          36            36
2.1.2        Control Processor Modules (CPM)            66           55          66          55          44            44
2.1.3        Switching Transcoder Module (STM)         126          105         126         105          84            84
2.1.4        EXM                                        18           15          18          15          12            12
2.1.5        10 Base2 Ethernet                           6            5           6           5           4             4
2.1.6        Fan                                         6            5           5           5           4             4
2.1.7        Channel Manager Rack (CMR)                  2            2           2           2           2             2
2.1.8        Software Licences                           6            5           6           5           4             4


3            DISTRIBUTION RACKS
3.1          IF Distribution Subsystem (IDS)             1            1           1           1           1             1
3.1.1        SBS Distribution Racks, Tx and Rx           4            4           4           4           4             4
3.1.2        IDS Expansion Kits                          3            2           3           2           1             1
3.2          Clock Distribution Subsystem (CDS)          1            1           1           1           1             1
3.2.1        GPS Receiver w/ Rb Oscillator               2            2           2           2           2             2
3.2.2        10 MHz Outputs (SBS)                 Multiple     Multiple    Multiple    Multiple    Multiple      Multiple
3.2.3        GPS Time Code Outputs (SBS)          Multiple     Multiple    Multiple    Multiple    Multiple      Multiple
3.2.4        Network Time Server (NTS)                   2            2           2           2           2             2
3.2.5        CDS Expansion Kit                           3            2           3           2           1             1


                                                      NMC         NMC      TOTAL
Item No.            Description                     Primary     Back-up

                                               -----------------------------------
                                                    Qty./MMs    Qty./MMs
----------------------------------------------------------------------------------
II.          HARDWARE

1            CHANNEL UNIT
1.1          Channel Unit Chassis (CUC)                                         300
1.1.1        Slot Processor Module (SPM)                                      1,500
1.1.2        Modulator Demodulator Module (MDM)                               2,700
1.1.3        Burst Repeater Module   (BRM)                                      240
1.1.4        Clock Distribution Unit (CDM)                                      236
1.1.5        Common Functions Module (CFM)                                      456
1.2          Channel Unit Rack Base Units                                       118
1.2.1        T1 Cables                                                          600
1.2.2        Software Licences                                                  300
1.2.3        Fan Tray                                                           300

2            CHANNEL MANAGER
2.1          Channel Manager Chassis (ChM)                                       57
2.1.1        G.703 Interface                                                    513
2.1.2        Control Processor Modules (CPM)                                    627
2.1.3        Switching Transcoder Module (STM)                                1,197
2.1.4        EXM                                                                171
2.1.5        10 Base2 Ethernet                                                   57
2.1.6        Fan                                                                 57
2.1.7        Channel Manager Rack (CMR)                                          22
2.1.8        Software Licences                                                   57


3            DISTRIBUTION RACKS
3.1          IF Distribution Subsystem (IDS)                                     12
3.1.1        SBS Distribution Racks, Tx and Rx                                   48
3.1.2        IDS Expansion Kits                                                  21
3.2          Clock Distribution Subsystem (CDS)                                  12
3.2.1        GPS Receiver w/ Rb Oscillator                                       24
3.2.2        10 MHz Outputs (SBS)                                          Multiple
3.2.3        GPS Time Code Outputs (SBS)                                   Multiple
3.2.4        Network Time Server (NTS)                                           24
3.2.5        CDS Expansion Kit                                                   21


         1273

SBS EQUIPMENT LIST

                                                                          SAN       SAN         SAN
                                                    SAN       SAN         For       For      For South      SAN         SAN
Item No.            Description                   For ICO-   For USA    Australia  Germany     Africa    For India   For Chile
                                                    NET      (Type 2)   (Type 1)  (Type 1)   (Type 1)     (Type 2)   (Type 2)
                                               ---------------------------------------------------------------------------------
                                                  Qty./MMs   Qty./MMs   Qty./MMs   Qty./MMs   Qty./MMs   Qty./MMs    Qty./MMs
--------------------------------------------------------------------------------------------------------------------------------
4            INSTALLATION MATERIALS (INCLS
              POWER/SIGNAL CABLES)
4.1          Power Cables                                          42         42         42         42          42       42
4.2          I/F Cables                                            48         48         48         48          48       48
4.3          LAN Cables                                            28         28         28         28          28       28
4.4          Sync Cabling                                          60         60         60         60          60       60


5            SBS OMC
5.1          SUN Ultra 2 Server                                     1          1          1          1           1        1
5.2          LEX-OPTRA Printer                                      1          1          1          1           1        1
5.3          SUN Ultra 1 workstation                                1          1          1          1           1        1
5.4          Oracle Relational DBMS                                 1          1          1          1           1        1
5.5          SUN Solstice Enterprise Manager                        1          1          1          1           1        1

6            LOCAL SRMS
6.1          SUN File Server (E5000 Series)                         2          2          2          2           2        2
6.2          Mirror Disk Drives (included in
              E5000 Servers)
6.3          Rack (included in E5000 Servers)
6.4          Operating system software license
              for E5000 Server                                      1          1          1          1           1        1

7            TEST FIXTURES / TEST EQUIPMENT                         *                                            *
             (* ; Equipment will be used during
              the test period at the HNS
              facilities in India & USA and not
              at the SAN sites.)
7.1          Channel Unit
7.1.1        CUBS                                                  54                                           32
7.1.2        Channel Unit Chassis (CUC)                            12                                            7
7.1.3        Slot Processor Module (SPM)                           60                                           35
7.1.4        Modulator Distribution Module
             (MDM)                                                108                                           63
7.1.5        Clock Distribution Unit                               12                                            7
7.1.6        Common Functions Module (CFM)                         24                                           14
7.1.7        Channel Unit Rack Base Units                           4                                            3
7.1.8        T1 Cables                                             24                                           14
7.1.9        Base Components
7.1.10       Fan Trays
7.1.11       Misc pins, circuit breakers,
              connectors


SBS EQUIPMENT LIST

                                                                                             SAN
                                                       SAN          SAN         SAN          For          SAN          SAN
Item No.            Description                     For Brazil   For Mexico   For UAE     Indonesia    For China    For Korea
                                                     (Type 2)      (Type 2)   (Type 2)    (Type 2)     (Type 2)     (Type 1)
                                               ----------------------------------------------------------------------------------
                                                    Qty./MMs      Qty./MMs     Qty./MMs   Qty./MMs      Qty./MMs     Qty./MMs
---------------------------------------------------------------------------------------------------------------------------------
4            INSTALLATION MATERIALS (INCLS
              POWER/SIGNAL CABLES)
4.1          Power Cables                                  42           42          42          42           42           42
4.2          I/F Cables                                    48           48          48          48           48           48
4.3          LAN Cables                                    28           28          28          28           28           28
4.4          Sync Cabling                                  60           60          60          60           60           60


5            SBS OMC
5.1          SUN Ultra 2 Server                             1            1           1           1            1            1
5.2          LEX-OPTRA Printer                              1            1           1           1            1            1
5.3          SUN Ultra 1 workstation                        1            1           1           1            1            1
5.4          Oracle Relational DBMS                         1            1           1           1            1            1
5.5          SUN Solstice Enterprise Manager                1            1           1           1            1            1

6            LOCAL SRMS
6.1          SUN File Server (E5000 Series)                 2            2           2           2            2            2
6.2          Mirror Disk Drives (included in
              E5000 Servers)
6.3          Rack (included in E5000 Servers)
6.4          Operating system software license
              for E5000 Server                              1            1           1           1            1            1

7            TEST FIXTURES / TEST EQUIPMENT
             (* ; Equipment will be used during
              the test period at the HNS
              facilities in India & USA and not
              at the SAN sites.)
7.1          Channel Unit
7.1.1        CUBS
7.1.2        Channel Unit Chassis (CUC)
7.1.3        Slot Processor Module (SPM)
7.1.4        Modulator Distribution Module
             (MDM)
7.1.5        Clock Distribution Unit
7.1.6        Common Functions Module (CFM)
7.1.7        Channel Unit Rack Base Units
7.1.8        T1 Cables
7.1.9        Base Components
7.1.10       Fan Trays
7.1.11       Misc pins, circuit breakers,
              connectors


SBS EQUIPMENT LIST

                                                      NMC         NMC       TOTAL
Item No.            Description                     Primary     Back-up

                                               -----------------------------------
                                                    Qty./MMs    Qty./MMs
----------------------------------------------------------------------------------
4            INSTALLATION MATERIALS (INCLS
              POWER/SIGNAL CABLES)
4.1          Power Cables                                                     504
4.2          I/F Cables                                                       576
4.3          LAN Cables                                                       336
4.4          Sync Cabling                                                     720


5            SBS OMC
5.1          SUN Ultra 2 Server                                                12
5.2          LEX-OPTRA Printer                                                 12
5.3          SUN Ultra 1 workstation                                           12
5.4          Oracle Relational DBMS                                            12
5.5          SUN Solstice Enterprise Manager                                   12

6            LOCAL SRMS
6.1          SUN File Server (E5000 Series)                                    24
6.2          Mirror Disk Drives (included in
              E5000 Servers)
6.3          Rack (included in E5000 Servers)
6.4          Operating system software license
              for E5000 Server                                                 12

7            TEST FIXTURES / TEST EQUIPMENT
             (* ; Equipment will be used during
              the test period at the HNS
              facilities in India & USA and not
              at the SAN sites.)
7.1          Channel Unit
7.1.1        CUBS                                                              86
7.1.2        Channel Unit Chassis (CUC)                                        19
7.1.3        Slot Processor Module (SPM)                                       95
7.1.4        Modulator Distribution Module
             (MDM)                                                            171
7.1.5        Clock Distribution Unit                                           19
7.1.6        Common Functions Module (CFM)                                     38
7.1.7        Channel Unit Rack Base Units                                       7
7.1.8        T1 Cables                                                         38
7.1.9        Base Components
7.1.10       Fan Trays
7.1.11       Misc pins, circuit breakers,
              connectors


         1274

SBS EQUIPMENT LIST

                                                    SAN       SAN         SAN       SAN         SAN         SAN         SAN
Item No.            Description                   For ICO-   For USA      For       For      For South   For India   For Chile
                                                    NET      (Type 2)   Australia  Germany     Africa     (Type 2)   (Type 2)
                                                                         (Type 1)  (Type 1)   (Type 1)
                                               ---------------------------------------------------------------------------------
                                                  Qty./MMs   Qty./MMs   Qty./MMs   Qty./MMs   Qty./MMs   Qty./MMs    Qty./MMs
--------------------------------------------------------------------------------------------------------------------------------
7.2       Channel Manager
7.2.1     Channel Manager Chassis (ChM)                             2                                           2
7.2.2     G.703 Interface                                          26                                          26
7.2.3     Control Processor Modules (CPM)                          26                                          26
7.2.4     Channel Access Processor (CAP)                           10                                          10
7.2.5     Channel Control Processor (CCP)                           8                                           8
7.2.6     Global Resource Processor (GRP)                           4                                           4
7.2.7     Switching Transcoder Module (STM)                        42                                          42
7.2.8     10 Base2 Ethernet                                         2                                           2
7.2.9     Channel Manager Rack (CMR) w2 Chassis                     1                                           1
7.2.10    Fan                                                       2                                           2
7.2.11    E1 Cables                                                20                                          20

7.3       Processing Equipment
7.3.1     SBS OMC                                                   1                                           1
7.3.2     Local SRMS                                                1                                           1
7.3.3     OPS Console                                               1                                           1
7.3.4     Ethernet Switch                                           1                                           1

7.4       DISTRIBUTION RACKS
7.4.1     IF Distribution Subsystem (IDS)                           1                                           1
7.4.2     Clock Distribution Subsystem (CDS)                        1                                           1

7.5       Installation Materials Including
            power/signal cables
7.5.1     Power Cables                                             30                                          20
7.5.2     I/F cables                                               32                                          24
7.5.3     LAN Cables                                                2                                           1
7.5.4     Sync Cabling                                             40                                          30

7.6       Power System                                              1                                           1

7.7       Specialized Test Equipment
7.7.1     Traffic Burst Generator                                   1                                           1
7.7.2     Signalling Burst Generator                                1                                           1
7.7.3     BER Analyzer                                              2                                           2
7.7.4     SCAT Test Bed                                             1                                           0
7.7.5     Lab Power Supplies                                        6                                           0
7.7.6     RF Combiners/Splitters                                   10                                           5
7.7.7     Misc Baseband Combiners/Splitters                        20                                           5


SBS EQUIPMENT LIST

                                                    SAN          SAN         SAN          SAN         SAN          SAN
Item No.            Description                  For Brazil   For Mexico   For UAE        For       For China    For Korea
                                                  (Type 2)      (Type 2)   (Type 2)    Indonesia    (Type 2)     (Type 1)
                                                                                        (Type 2)
                                               -------------------------------------------------------------------------------
                                                 Qty./MMs      Qty./MMs     Qty./MMs   Qty./MMs      Qty./MMs     Qty./MMs
------------------------------------------------------------------------------------------------------------------------------
7.2       Channel Manager
7.2.1     Channel Manager Chassis (ChM)
7.2.2     G.703 Interface
7.2.3     Control Processor Modules (CPM)
7.2.4     Channel Access Processor (CAP)
7.2.5     Channel Control Processor (CCP)
7.2.6     Global Resource Processor (GRP)
7.2.7     Switching Transcoder Module (STM)
7.2.8     10 Base2 Ethernet
7.2.9     Channel Manager Rack (CMR) w2 Chassis
7.2.10    Fan
7.2.11    E1 Cables

7.3       Processing Equipment
7.3.1     SBS OMC
7.3.2     Local SRMS
7.3.3     OPS Console
7.3.4     Ethernet Switch

7.4       DISTRIBUTION RACKS
7.4.1     IF Distribution Subsystem (IDS)
7.4.2     Clock Distribution Subsystem (CDS)

7.5       Installation Materials Including
            power/signal cables
7.5.1     Power Cables
7.5.2     I/F cables
7.5.3     LAN Cables
7.5.4     Sync Cabling

7.6       Power System

7.7       Specialized Test Equipment
7.7.1     Traffic Burst Generator
7.7.2     Signalling Burst Generator
7.7.3     BER Analyzer
7.7.4     SCAT Test Bed
7.7.5     Lab Power Supplies
7.7.6     RF Combiners/Splitters
7.7.7     Misc Baseband Combiners/Splitters


SBS EQUIPMENT LIST

                                                  NMC          NMC        TOTAL
Item No.            Description                 Primary      Back-up

                                               ----------------------------------
                                                Qty./MMs     Qty./MMs
---------------------------------------------------------------------------------
7.2       Channel Manager
7.2.1     Channel Manager Chassis (ChM)                                        4
7.2.2     G.703 Interface                                                     52
7.2.3     Control Processor Modules (CPM)                                     52
7.2.4     Channel Access Processor (CAP)                                      20
7.2.5     Channel Control Processor (CCP)                                     16
7.2.6     Global Resource Processor (GRP)                                      8
7.2.7     Switching Transcoder Module (STM)                                   84
7.2.8     10 Base2 Ethernet                                                    4
7.2.9     Channel Manager Rack (CMR) w2 Chassis                                2
7.2.10    Fan                                                                  4
7.2.11    E1 Cables                                                           40

7.3       Processing Equipment
7.3.1     SBS OMC                                                              2
7.3.2     Local SRMS                                                           2
7.3.3     OPS Console                                                          2
7.3.4     Ethernet Switch                                                      2

7.4       DISTRIBUTION RACKS
7.4.1     IF Distribution Subsystem (IDS)                                      2
7.4.2     Clock Distribution Subsystem (CDS)                                   2

7.5       Installation Materials Including
            power/signal cables
7.5.1     Power Cables                                                        50
7.5.2     I/F cables                                                          56
7.5.3     LAN Cables                                                           3
7.5.4     Sync Cabling                                                        70

7.6       Power System                                                         2

7.7       Specialized Test Equipment
7.7.1     Traffic Burst Generator                                              2
7.7.2     Signalling Burst Generator                                           2
7.7.3     BER Analyzer                                                         4
7.7.4     SCAT Test Bed                                                        1
7.7.5     Lab Power Supplies                                                   6
7.7.6     RF Combiners/Splitters                                              15
7.7.7     Misc Baseband Combiners/Splitters                                   25


         1275

SBS EQUIPMENT LIST

                                                    SAN       SAN         SAN       SAN         SAN         SAN         SAN
Item No.            Description                   For ICO-   For USA      For       For      For South   For India   For Chile
                                                    NET      (Type 2)   Australia  Germany     Africa     (Type 2)   (Type 2)
                                                                         (Type 1)  (Type 1)   (Type 1)
                                               ---------------------------------------------------------------------------------
                                                  Qty./MMs   Qty./MMs   Qty./MMs   Qty./MMs   Qty./MMs   Qty./MMs    Qty./MMs
--------------------------------------------------------------------------------------------------------------------------------
8         CLOCK DISTRIBUTION SYSTEM
8.1       Engineering Development                       71
8.2       Equipment - 12 SANs
8.2.1     10 MHz Fiber Optic Outputs                           5 Sets     5 Sets     5 Sets     5 Sets         5 Sets   5 Sets
8.2.2     GPS Time Code Fiber Optic Outputs                    5 Sets     5 Sets     5 Sets     5 Sets         5 Sets   5 Sets
8.2.3     10 MHz Outputs                                       3 Sets     3 Sets     3 Sets     3 Sets         3 Sets   3 Sets
8.2.4     IRIG-B Outputs                                       6 Sets     6 Sets     6 Sets     6 Sets         6 Sets   6 Sets
8.2.5     1 PPS Outputs                                        2 Sets     2 Sets     2 Sets     2 Sets         2 Sets   2 Sets
8.2.6     GPS Time Code Outputs                                2 Sets     2 Sets     2 Sets     2 Sets         2 Sets   2 Sets

9         SYSTEM INTEGRATION SUPPORT FACILITY
           AT NEC AUSTRALIA                                                    **
          (** ; Equipment will be used during
           the test period at NEC Australia
           facility and not at SAN site.)
9.1       Engineering Support                                                  9
9.2       Lab Equipment
9.2.1     Channel Unit                                                        10
9.2.2     Channel Manager                                                      2
9.2.3     E1/T1 Cabling                                                 1  Group
9.2.4     LAN Cabling and TAPs                                          1  Group
9.2.5     Clock Distribution System                                            1
9.2.6     I/F Distribution System                                              1
9.2.7     Traffic Burst Generator                                              4
9.2.8     Signalling Burst Generator                                           1

10        SBS DC POWER SYSTEM (AC/DC CONVERTORS
            & 2 HR BATTERY BANK)                                    1          1          1          1              1        1
10.1      Battery Bank                                              1          1          1          1              1        1
10.2      Rectifier Rack                                            1          1          1          1              1        1
10.3      Power Distribution Rack                                   1          1          1          1              1        1
10.4      Installation Materials                                1 Lot      1 Lot      1 Lot      1 Lot          1 Lot    1 Lot
10.5      Expansion DC Power                                        0          0          3          2              3        1


11        CE MARK COMPLIANCE FOR SAN ChM, CU,
           IF DISTRIBUTION & CLOCK
              NOTE: One site qualified to meet
              CE per EN55022 Class A.
11.1      Engineering Development                      139




SBS EQUIPMENT LIST

                                                    SAN          SAN         SAN          SAN           SAN          SAN
Item No.            Description                  For Brazil   For Mexico   For UAE        For       For China    For Korea
                                                  (Type 2)      (Type 2)   (Type 2)    Indonesia    (Type 2)     (Type 1)
                                                                                        (Type 2)
                                               -------------------------------------------------------------------------------
                                                 Qty./MMs      Qty./MMs     Qty./MMs   Qty./MMs      Qty./MMs     Qty./MMs
------------------------------------------------------------------------------------------------------------------------------
8         CLOCK DISTRIBUTION SYSTEM
8.1       Engineering Development
8.2       Equipment - 12 SANs
8.2.1     10 MHz Fiber Optic Outputs                 5 Sets       5 Sets      5 Sets      5 Sets       5 Sets       5 Sets
8.2.2     GPS Time Code Fiber Optic Outputs          5 Sets       5 Sets      5 Sets      5 Sets       5 Sets       5 Sets
8.2.3     10 MHz Outputs                             3 Sets       3 Sets      3 Sets      3 Sets       3 Sets       3 Sets
8.2.4     IRIG-B Outputs                             6 Sets       6 Sets      6 Sets      6 Sets       6 Sets       6 Sets
8.2.5     1 PPS Outputs                              2 Sets       2 Sets      2 Sets      2 Sets       2 Sets       2 Sets
8.2.6     GPS Time Code Outputs                      2 Sets       2 Sets      2 Sets      2 Sets       2 Sets       2 Sets

9         SYSTEM INTEGRATION SUPPORT FACILITY
           AT NEC AUSTRALIA
          (** ; Equipment will be used during
           the test period at NEC Australia
           facility and not at SAN site.)
9.1       Engineering Support
9.2       Lab Equipment
9.2.1     Channel Unit
9.2.2     Channel Manager
9.2.3     E1/T1 Cabling
9.2.4     LAN Cabling and TAPs
9.2.5     Clock Distribution System
9.2.6     I/F Distribution System
9.2.7     Traffic Burst Generator
9.2.8     Signalling Burst Generator

10        SBS DC POWER SYSTEM (AC/DC CONVERTORS
            & 2 HR BATTERY BANK)                          1            1           1           1            1            1
10.1      Battery Bank                                    1            1           1           1            1            1
10.2      Rectifier Rack                                  1            1           1           1            1            1
10.3      Power Distribution Rack                         1            1           1           1            1            1
10.4      Installation Materials                      1 Lot        1 Lot       1 Lot       1 Lot        1 Lot        1 Lot
10.5      Expansion DC Power                              3            2           3           2            1            1


11        CE MARK COMPLIANCE FOR SAN ChM, CU,
           IF DISTRIBUTION & CLOCK
              NOTE: One site qualified to meet
              CE per EN55022 Class A.
11.1      Engineering Development






SBS EQUIPMENT LIST

                                                   NMC          NMC       TOTAL
Item No.            Description                  Primary      Back-up

                                               ----------------------------------
                                                Qty./MMs     Qty./MMs
---------------------------------------------------------------------------------
8         CLOCK DISTRIBUTION SYSTEM
8.1       Engineering Development
8.2       Equipment - 12 SANs
8.2.1     10 MHz Fiber Optic Outputs                                     60 Sets
8.2.2     GPS Time Code Fiber Optic Outputs                              60 Sets
8.2.3     10 MHz Outputs                                                 36 Sets
8.2.4     IRIG-B Outputs                                                 72 Sets
8.2.5     1 PPS Outputs                                                  24 Sets
8.2.6     GPS Time Code Outputs                                          24 Sets

9         SYSTEM INTEGRATION SUPPORT FACILITY
           AT NEC AUSTRALIA
          (** ; Equipment will be used during
           the test period at NEC Australia
           facility and not at SAN site.)
9.1       Engineering Support                                                  9
9.2       Lab Equipment
9.2.1     Channel Unit                                                        10
9.2.2     Channel Manager                                                      2
9.2.3     E1/T1 Cabling                                                 1  Group
9.2.4     LAN Cabling and TAPs                                          1  Group
9.2.5     Clock Distribution System                                            1
9.2.6     I/F Distribution System                                              1
9.2.7     Traffic Burst Generator                                              4
9.2.8     Signalling Burst Generator                                           1

10        SBS DC POWER SYSTEM (AC/DC CONVERTORS
            & 2 HR BATTERY BANK)                                              12
10.1      Battery Bank                                                        12
10.2      Rectifier Rack                                                      12
10.3      Power Distribution Rack                                             12
10.4      Installation Materials                                         12 Lots
10.5      Expansion DC Power                                                  21


11        CE MARK COMPLIANCE FOR SAN ChM, CU,
           IF DISTRIBUTION & CLOCK
              NOTE: One site qualified to meet
              CE per EN55022 Class A.
11.1      Engineering Development                                            139


         1276

SBS EQUIPMENT LIST

                                                    SAN       SAN         SAN       SAN         SAN         SAN         SAN
Item No.            Description                   For ICO-   For USA      For       For      For South   For India   For Chile
                                                    NET      (Type 2)   Australia  Germany     Africa     (Type 2)   (Type 2)
                                                                         (Type 1)  (Type 1)   (Type 1)
                                               ---------------------------------------------------------------------------------
                                                  Qty./MMs   Qty./MMs   Qty./MMs   Qty./MMs   Qty./MMs   Qty./MMs    Qty./MMs
--------------------------------------------------------------------------------------------------------------------------------
11.2      Test & Certification                                                 7          7
11.3      Equipment


12        SPARE PARTS
12.1      Channel Unit Chassis
12.1.1    Slot Processor Module (SPM)                               5          5          8          7              8        6
12.1.2    Modulator Demodulator Module (MDM)                       10         10         17         15             17       13
12.1.3    Clock Distribution Unit (CDM)                             2          2          3          3              3        2
12.1.4    Common Functions Module (CFM)                             3          3          6          5              6        4
12.1.5    T1 Cables                                                 1          1          1          1              1        1
12.1.6    Channel Unit Rack Base Components                    3 Lots     3 Lots     3 Lots     3 Lots         3 Lots   3 Lots
12.1.7    Fan Trays                                                 2          2          2          2              2        2
12.2      Channel Manager Chassis
12.2.1    G.703 Interface                                           3          3          6          6              6        4
12.2.2    Control Processor Modules used for
           CAPs, CCPs,& GRPs                                        3          3          6          5              6        4
12.2.3    Switching Transcoder Module (STM)                         6          6         12         10             12        8
12.2.4    EXM                                                       2          2          5          4              5        3
12.2.5    10 Base2 Ethernet                                         1          1          1          1              1        1
12.2.6    Fan                                                       1          1          1          1              1        1
12.2.7    E1 Cables                                                 1          1          1          1              1        1
12.2.8    Power Distribution Unit Components                    1 Lot      1 Lot      1 Lot      1 Lot          1 Lot    1 Lot
12.3      Clock Distribution Subsystem
12.3.1    GPS  Receiver w/ Rb Oscillator                            1          1          1          1              1        1
12.3.2    10 Mhz Outputs (SBS)                                  1 Set      1 Set      1 Set      1 Set          1 Set    1 Set
12.3.3    GPS Time Code Outputs (SBS)                           1 Set      1 Set      1 Set      1 Set          1 Set    1 Set
12.3.4    Network Time Server                                       1          1          1          1              1        1
12.4      IF Distribution Subsystem
12.4.1    SBS Tx Distribution Modules                           1 Set      1 Set      1 Set      1 Set          1 Set    1 Set
12.4.2    SBS Rx Distribution Modules                           1 Set      1 Set      1 Set      1 Set          1 Set    1 Set
12.5      Clock Distribution Equipment
12.5.1    10 MHz Fiber Optic Outputs                            1 Set      1 Set      1 Set      1 Set          1 Set    1 Set
12.5.2    GPS Time Code Fiber Optic Outputs                     1 Set      1 Set      1 Set      1 Set          1 Set    1 Set
12.5.3    10 MHz Outputs                                        1 Set      1 Set      1 Set      1 Set          1 Set    1 Set
12.5.4    IRIG-B Outputs                                        1 Set      1 Set      1 Set      1 Set          1 Set    1 Set
12.5.5    1 PPS Outputs                                         1 Set      1 Set      1 Set      1 Set          1 Set    1 Set
12.5.6    GPS Time Code Outputs                                 1 Set      1 Set      1 Set      1 Set          1 Set    1 Set


13        TESTER
13.1      AI Validation Tool (SDL)                                  1
          Engineering Development                                  96
          Materials                                                 1


SBS EQUIPMENT LIST

                                                    SAN          SAN         SAN          SAN           SAN          SAN
Item No.            Description                  For Brazil   For Mexico   For UAE        For       For China    For Korea
                                                  (Type 2)      (Type 2)   (Type 2)    Indonesia    (Type 2)     (Type 1)
                                                                                        (Type 2)
                                               --------------------------------------------------------------------------------
                                                 Qty./MMs      Qty./MMs     Qty./MMs   Qty./MMs      Qty./MMs     Qty./MMs
-------------------------------------------------------------------------------------------------------------------------------
11.2      Test & Certification
11.3      Equipment


12        SPARE PARTS
12.1      Channel Unit Chassis
12.1.1    Slot Processor Module (SPM)                     8            7           8           7            6            6
12.1.2    Modulator Demodulator Module (MDM)             17           16          17          15           13           13
12.1.3    Clock Distribution Unit (CDM)                   3            3           3           3            2            2
12.1.4    Common Functions Module (CFM)                   6            5           6           5            4            4
12.1.5    T1 Cables                                       1            1           1           1            1            1
12.1.6    Channel Unit Rack Base Components          3 Lots       3 Lots      3 Lots      3 Lots       3 Lots       3 Lots
12.1.7    Fan Trays                                       2            2           2           2            2            2
12.2      Channel Manager Chassis
12.2.1    G.703 Interface                                 6            5           6           5            4            4
12.2.2    Control Processor Modules used for
           CAPs, CCPs,& GRPs                              6            6           6           5            4            4
12.2.3    Switching Transcoder Module (STM)              12           10          12          10            8            8
12.2.4    EXM                                             6            4           5           4            3            3
12.2.5    10 Base2 Ethernet                               1            1           1           1            1            1
12.2.6    Fan                                             1            1           1           1            1            1
12.2.7    E1 Cables                                       1            1           1           1            1            1
12.2.8    Power Distribution Unit Components          1 Lot        1 Lot       1 Lot       1 Lot        1 Lot        1 Lot
12.3      Clock Distribution Subsystem
12.3.1    GPS  Receiver w/ Rb                             1            1           1           1            1            1
12.3.2    10 Mhz Outputs (SBS)                        1 Set        1 Set       1 Set       1 Set        1 Set        1 Set
12.3.3    GPS Time Code Outputs (SBS)                 1 Set        1 Set       1 Set       1 Set        1 Set        1 Set
12.3.4    Network Time Server                             1            1           1           1            1            1
12.4      IF Distribution Subsystem
12.4.1    SBS Tx Distribution Modules                 1 Set        1 Set       1 Set       1 Set        1 Set        1 Set
12.4.2    SBS Rx Distribution Modules                 1 Set        1 Set       1 Set       1 Set        1 Set        1 Set
12.5      Clock Distribution Equipment
12.5.1    10 MHz Fiber Optic Outputs                  1 Set        1 Set       1 Set       1 Set        1 Set        1 Set
12.5.2    GPS Time Code Fiber Optic Outputs           1 Set        1 Set       1 Set       1 Set        1 Set        1 Set
12.5.3    10 MHz Outputs                              1 Set        1 Set       1 Set       1 Set        1 Set        1 Set
12.5.4    IRIG-B Outputs                              1 Set        1 Set       1 Set       1 Set        1 Set        1 Set
12.5.5    1 PPS Outputs                               1 Set        1 Set       1 Set       1 Set        1 Set        1 Set
12.5.6    GPS Time Code Outputs                       1 Set        1 Set       1 Set       1 Set        1 Set        1 Set


13        TESTER
13.1      AI Validation Tool (SDL)
          Engineering Development
          Materials


SBS EQUIPMENT LIST

                                                   NMC          NMC        TOTAL
Item No.            Description                  Primary      Back-up
                                               ------------------------------------
                                                 Qty./MMs    Qty./MMs
-----------------------------------------------------------------------------------
11.2      Test & Certification                                                 14
11.3      Equipment


12        SPARE PARTS
12.1      Channel Unit Chassis
12.1.1    Slot Processor Module (SPM)                                          81
12.1.2    Modulator Demodulator Module (MDM)                                  172
12.1.3    Clock Distribution Unit (CDM)                                        31
12.1.4    Common Functions Module (CFM)                                        57
12.1.5    T1 Cables                                                            12
12.1.6    Channel Unit Rack Base Components                               36 Lots
12.1.7    Fan Trays                                                            24
12.2      Channel Manager Chassis                                               0
12.2.1    G.703 Interface                                                      57
12.2.2    Control Processor Modules used for
           CAPs, CCPs,& GRPs                                                   57
12.2.3    Switching Transcoder Module (STM)                                   114
12.2.4    EXM                                                                  45
12.2.5    10 Base2 Ethernet                                                    12
12.2.6    Fan                                                                  12
12.2.7    E1 Cables                                                            12
12.2.8    Power Distribution Unit Components                              12 Lots
12.3      Clock Distribution Subsystem                                          0
12.3.1    GPS  Receiver w/ Rb                                                  12
12.3.2    10 Mhz Outputs (SBS)                                            12 Sets
12.3.3    GPS Time Code Outputs (SBS)                                     12 Sets
12.3.4    Network Time Server                                                  12
12.4      IF Distribution Subsystem
12.4.1    SBS Tx Distribution Modules                                     12 Sets
12.4.2    SBS Rx Distribution Modules                                     12 Sets
12.5      Clock Distribution Equipment
12.5.1    10 MHz Fiber Optic Outputs                                      12 Sets
12.5.2    GPS Time Code Fiber Optic Outputs                               12 Sets
12.5.3    10 MHz Outputs                                                  12 Sets
12.5.4    IRIG-B Outputs                                                  12 Sets
12.5.5    1 PPS Outputs                                                   12 Sets
12.5.6    GPS Time Code Outputs                                           12 Sets


13        TESTER
13.1      AI Validation Tool (SDL)                                              1
          Engineering Development                                              96
          Materials                                                             1


         1277

SBS EQUIPMENT LIST

                                                    SAN       SAN         SAN       SAN         SAN         SAN         SAN
Item No.            Description                   For ICO-   For USA      For       For      For South   For India   For Chile
                                                    NET      (Type 2)   Australia  Germany     Africa     (Type 2)   (Type 2)
                                                                        (Type 1)   (Type 1)   (Type 1)
                                               ---------------------------------------------------------------------------------
                                                  Qty./MMs   Qty./MMs   Qty./MMs   Qty./MMs   Qty./MMs   Qty./MMs    Qty./MMs
--------------------------------------------------------------------------------------------------------------------------------
14.       HARDWARE ITEM FOR 60/61 DAYS OPTION
14.1      Implementation of Service Area in SBS                     1          1          1          1           1          1
14.2      Service Area Based on Frequency
            Assignment                                              1          1          1          1           1          1
14.3      Service Area mapping using guard band                     1          1          1          1           1          1
4.2       2 Satellite position determination
           using differential delay                                 1          1          1          1           1          1

          SOFTWARE LICENCE

          SUBTOTAL




SBS EQUIPMENT LIST

                                                    SAN          SAN         SAN          SAN           SAN          SAN
Item No.            Description                  For Brazil   For Mexico   For UAE        For       For China    For Korea
                                                  (Type 2)      (Type 2)   (Type 2)    Indonesia    (Type 2)     (Type 1)
                                                                                        (Type 2)
                                               --------------------------------------------------------------------------------
                                                 Qty./MMs      Qty./MMs     Qty./MMs   Qty./MMs      Qty./MMs     Qty./MMs
-------------------------------------------------------------------------------------------------------------------------------
14.       HARDWARE ITEM FOR 60/61 DAYS OPTION
14.1      Implementation of Service Area in SBS           1            1           1         1            1            1
14.2      Service Area Based on Frequency
            Assignment                                    1            1           1         1            1            1
14.3      Service Area mapping using guard band           1            1           1         1            1            1
4.2       2 Satellite position determination
           using differential delay                       1            1           1         1            1            1

          SOFTWARE LICENCE

          SUBTOTAL



SBS EQUIPMENT LIST

                                                       NMC         NMC       TOTAL
Item No.            Description                      Primary     Back-up

                                               ------------------------------------
                                                     Qty./MMs    Qty./MMs
-----------------------------------------------------------------------------------
14.       HARDWARE ITEM FOR 60/61 DAYS OPTION
14.1      Implementation of Service Area in SBS                                   12
14.2      Service Area Based on Frequency
            Assignment                                                            12
14.3      Service Area mapping using guard band1                                  12
4.2       2 Satellite position determination
           using differential delay                                               12

          SOFTWARE LICENCE                                                  INCLUDED IN HARDWARE

          SUBTOTAL

         1278
SWITCH EQUIPMENT LIST

---------------------------------------------------------------------------------------------------------------------------------
                                                                SAN       SAN         SAN        SAN         SAN         SAN
                                                                                      For        For      For South
                                                              For ICQ-   For USA   Australia   Germany      Africa    For India
                                                                NET      Type 2     (Type 1)   (Type 1)    (Type 1)    (Type 2)
                                                           ----------------------------------------------------------------------
Item No.                          Description                  Q'ty       Q'ty        Q'ty       Q'ty        Q'ty        Q'ty
---------------------------------------------------------------------------------------------------------------------------------
II.        HARDWARE

1.         MSSC HARDWARE                                                    1           1          1           1           1

1.1        CPS CABINET                                                      1           1          1           1           1
           Compact APZ 212 20 cabinet incl.
           cabling and mag. incl. 64 MW PS, 512 MW DS,
           8 RP-bus interfaces (1 parallell, 7 serial).
           Standard cables and cabinets.

1.2        IOG20 / PDSPL2 / CLM CABINET                                     1           1          1           1           1
           IOG20-M (two shelves), one GDM-H magazine
           equipped with 5 PDSPL2 (3 for CCD func., 1 for
           CSK-D func., 1 for KRD-D func.), 1 ETC5  and
           one Test Telephone connection, CLM and
           RCM, fan, internal cabling and cabinet.

1.3        DTI / C7 CABINET
           2 DTI in conversion box equipped with 4 TR-boards (16 channels) in each magazine, one
           GDM-H magazine with 14 ETC5, two GDM-H
           magazines with 8 RPG2 each for C7 signalling, one GDM-H magazine equipped with 5 PDSPL2
           (3 for CCD func., 1 for CSK-D func., 1 for CANS func.), fan, internal cabling and cabinet

1.4        DTI / C7 CABINET                                                 1           1          2           2           2
           2 DTI in conversion box equipped with 8 TR-
           boards (32 channels) in each magazine, one
           GDM-H magazine with 14 ETC5, two GDM-H
           magazines with 8 RPG2 each for C7 signalling,
           one GDM-H magazine equipped with 5 PDSPL2
           (3 for CCD func., 1 for CSK-D func., 1 for CANS
           func.), fan, internal cabling and cabinet

1.5        SS7 CABINET                                                      1
           This cabinet contains unrationalized DSOA
           signaling terminals and RP boards housed
           together in a 202 magazine. Each shelf
           supports 4 signaling links(2 per Magzine)
           which gives a total of 16 signaling Links in the
           cabinet.

1.6        GS 16K CABINET                                                   1           1                      1           1
           16k GS 10.0, internal cabling, GS magazines
           and cabinet

1.7        GS 32K CABINET                                                                          1
           32k GS 10.0, internal cabling, GS magazines
           and cabinet

1.8        AST1 CABINET                                                     1           1          1           1           1
           1 AST V3 (64 ch. ), one GDM-H magazine
           equipped with 16 IO2B for DL2/DL3

-------------------------------------------------------------------------------------------------------------------------------
                                                                   SAN         SAN           SAN          SAN        SAN
                                                                                                                     For
                                                                 For Chile   For Brazil   For Mexico    For UAE   Indonesia
                                                                 (Type 2)     (Type 2)     (Type 2)     (Type 2)   (Type 2)
                                                           --------------------------------------------------------------------
Item No.                          Description                     Q'ty         Q'ty          Q'ty         Q'ty       Q'ty
-------------------------------------------------------------------------------------------------------------------------------
II.        HARDWARE

1.         MSSC HARDWARE                                            1            1             1            1          1

1.1        CPS CABINET                                              1            1             1            1          1
           Compact APZ 212 20 cabinet incl.
           cabling and mag. incl. 64 MW PS, 512 MW DS,
           8 RP-bus interfaces (1 parallell, 7 serial).
           Standard cables and cabinets.

1.2        IOG20 / PDSPL2 / CLM CABINET                             1            1             1            1          1
           IOG20-M (two shelves), one GDM-H magazine
           equipped with 5 PDSPL2 (3 for CCD func., 1 for
           CSK-D func., 1 for KRD-D func.), 1 ETC5  and
           one Test Telephone connection, CLM and
           RCM, fan, internal cabling and cabinet.

1.3        DTI / C7 CABINET                                         1                          1
           2 DTI in conversion box equipped with 4 TR-
           boards (16 channels) in each magazine, one
           GDM-H magazine with 14 ETC5, two GDM-H
           magazines with 8 RPG2 each for C7 signalling,
           one GDM-H magazine equipped with 5 PDSPL2
           (3 for CCD func., 1 for CSK-D func., 1 for CANS
           func.), fan, internal cabling and cabinet

1.4        DTI / C7 CABINET                                         1            2             1            2          2
           2 DTI in conversion box equipped with 8 TR-
           boards (32 channels) in each magazine, one
           GDM-H magazine with 14 ETC5, two GDM-H
           magazines with 8 RPG2 each for C7 signalling,
           one GDM-H magazine equipped with 5 PDSPL2
           (3 for CCD func., 1 for CSK-D func., 1 for CANS
           func.), fan, internal cabling and cabinet

1.5        SS7 CABINET
           This cabinet contains unrationalized DSOA signaling terminals and RP boards housed together in a 202 magazine. Each shelf supports 4 signaling links(2 per Magzine) which gives a total of 16 signaling Links in the cabinet.

1.6        GS 16K CABINET                                           1            1             1            1          1
           16k GS 10.0, internal cabling, GS magazines
           and cabinet

1.7        GS 32K CABINET
           32k GS 10.0, internal cabling, GS magazines and cabinet

1.8        AST1 CABINET                                             1            1             1            1          1
           1 AST V3 (64 ch. ), one GDM-H magazine
           equipped with 16 IO2B for DL2/DL3

------------------------------------------------------------------------------------------------------------------
                                                                  SAN         SAN         NMC       NMC

                                                                For China   For Korea
                                                                 (Type 2)    (Type 1)   Primary   Back-up   TOTAL
                                                           -------------------------------------------------------
Item No.                          Description                     Q'ty        Q'ty        Q'ty      Q'ty     Q'ty
------------------------------------------------------------------------------------------------------------------
II.        HARDWARE

1.         MSSC HARDWARE                                            1           1                              12

1.1        CPS CABINET                                              1           1                              12
           Compact APZ 212 20 cabinet incl.
           cabling and mag. incl. 64 MW PS, 512 MW DS,
           8 RP-bus interfaces (1 parallell, 7 serial).
           Standard cables and cabinets.

1.2        IOG20 / PDSPL2 / CLM CABINET                             1           1                              12
           IOG20-M (two shelves), one GDM-H magazine
           equipped with 5 PDSPL2 (3 for CCD func., 1 for
           CSK-D func., 1 for KRD-D func.), 1 ETC5  and
           one Test Telephone connection, CLM and
           RCM, fan, internal cabling and cabinet.

1.3        DTI / C7 CABINET                                         1           1                               4
           2 DTI in conversion box equipped with 4 TR-
           boards (16 channels) in each magazine, one
           GDM-H magazine with 14 ETC5, two GDM-H
           magazines with 8 RPG2 each for C7 signalling,
           one GDM-H magazine equipped with 5 PDSPL2
           (3 for CCD func., 1 for CSK-D func., 1 for CANS
           func.), fan, internal cabling and cabinet

1.4        DTI / C7 CABINET                                         1           1                              18
           2 DTI in conversion box equipped with 8 TR-
           boards (32 channels) in each magazine, one
           GDM-H magazine with 14 ETC5, two GDM-H
           magazines with 8 RPG2 each for C7 signalling,
           one GDM-H magazine equipped with 5 PDSPL2
           (3 for CCD func., 1 for CSK-D func., 1 for CANS
           func.), fan, internal cabling and cabinet

1.5        SS7 CABINET                                                                                          1
           This cabinet contains unrationalized DSOA
           signaling terminals and RP boards housed
           together in a 202 magazine. Each shelf
           supports 4 signaling links(2 per Magzine)
           which gives a total of 16 signaling Links in the
           cabinet.

1.6        GS 16K CABINET                                           1           1                              11
           16k GS 10.0, internal cabling, GS magazines
           and cabinet

1.7        GS 32K CABINET                                                                                       1
           32k GS 10.0, internal cabling, GS magazines
           and cabinet

1.8        AST1 CABINET                                             1           1                              12
           1 AST V3 (64 ch. ), one GDM-H magazine
           equipped with 16 IO2B for DL2/DL3

                            Commercial-in-confidence
         1279

SWITCH EQUIPMENT LIST
---------------------------------------------------------------------------------------------------------------------------------
                                                                SAN       SAN         SAN        SAN         SAN         SAN
                                                                                      For        For      For South
                                                              For ICO-   For USA   Australia   Germany      Africa    For India
                                                                NET      (Type 2)   (Type 1)   (Type 1)    (Type 1)    (Type 2)
                                                           ----------------------------------------------------------------------
Item No.                          Description                  Q'ty       Q'ty        Q'ty       Q'ty        Q'ty        Q'ty
---------------------------------------------------------------------------------------------------------------------------------
           conversion, fan, internal cabling and cabinet

1.9        TRAFFIC CABINET                                                  2           2          4           1           2
           One ASMECP404 magazine with 16 EC4,
           three GDM-H magazines with 14 ETC5, and one
           GDM-H magazine with 4 PDSPL2 (for CSR-D
           functionality), internal cabling and cabinet.

1.10        WORK STATION                                                    1           1          1           1           1
              Visual Display                                                2           2          2           2           2
              Printer                                                       2           2          2           2           2
              Alarm Panel                                                   1           1          1           1           1

2          HPN                                                              1           1          1           1           1
2.1        Sun Ultra 2/ 1200 Server with SS#7                               2           2          2           2           2
           interface board including 200MHz, 64Mb
           RAM, 2.1 Gbyte Disk or equivalent system
2.2        HPN Transmit Channel Unit                                        5           5          5           5           5
2.3        HPN Acknowledgement Channel Unit                                10          10         10          10          10
2.4        Power Supply                                                     4           4          4           4           4
2.5        IF distribution (supports dual polarization)                     1           1          1           1           1
2.6        Fan Tray                                                         1           1          1           1           1
2.7        12 port Ethernet Hub                                             2           2          2           2           2
2.8        Rack mounting                                                    1           1          1           1           1

3          AUC/EIR   (CAPACITY FOR 500K SUBS)                                                      1

4          HLR FOR MAXIMUM 500K SUBSCRIBERS                                                        1
4.1          Trunk and Signalling hardware                                                         1
4.2           Central Processor hardware                                                           1
4.3           Input/Output & Mag. Tape Group hardware                                              1
4.4           Miscellaneous                                                                        1

5          DC NON-BREAK SYSTEM (AC/DC
           CONVERTER WITH 2-HOUR BATTERY)
5.1        Hardware                                                         3           1          4           1           1

6          OSS (MAIN PLUS BACK-UP)
6.1        HW Conf 3 (3 servers + 1 work station)
6.2        Work Station                                                     1           1          1           1           1
6.3        Disk mirror conf 3
6.4        Integration fee conf 3

7          DOCUMENTATION                                      incl.      incl.       incl.      incl.       incl.       incl.


8          SPARES
8.1        MSSC                                                             1           1          1           1           1
8.2        HLR                                                                                     1
8.3        DC Non-break System                                              1           1          1           1           1

9          OSS
9.1        Maps for NSP
9.2        Remote Access set-up                                             1           1          1           1           1

10         ILR IS-41
10.1       ILR FOR IS.41-ICO / ICO-IS.41                                    1

11         MESSAGING SYSTEM
11.1       System hardware and Software                                                            1
11.2       Spares                                                                                  1

12         LEGAL INTERCEPTON
12.1       LIAS                                                             1           1          1           1           1

SWITCH EQUIPMENT LIST
-----------------------------------------------------------------------------------------------------------------------------
                                                                  SAN         SAN           SAN          SAN        SAN
                                                                                                                    For
                                                                For Chile   For Brazil   For Mexico    For UAE   Indonesia
                                                                (Type 2)    (Type 2)      (Type 2)     (Type 2)   (Type 2)
                                                           ------------------------------------------------------------------
Item No.                          Description                    Q'ty         Q'ty          Q'ty         Q'ty       Q'ty
-----------------------------------------------------------------------------------------------------------------------------
           conversion, fan, internal cabling and cabinet

1.9        TRAFFIC CABINET                                         2            2             2            2          2
           One ASMECP404 magazine with 16 EC4,
           three GDM-H magazines with 14 ETC5, and one
           GDM-H magazine with 4 PDSPL2 (for CSR-D
           functionality), internal cabling and cabinet.

1.10        WORK STATION                                           1            1             1            1          1
              Visual Display                                       2            2             2            2          2
              Printer                                              2            2             2            2          2
              Alarm Panel                                          1            1             1            1          1

2          HPN                                                     1            1             1            1          1
2.1        Sun Ultra 2/ 1200 Server with SS#7                      2            2             2            2          2
           interface board including 200MHz, 64Mb
           RAM, 2.1 Gbyte Disk or equivalent system
2.2        HPN Transmit Channel Unit                               5            5             5            5          5
2.3        HPN Acknowledgement Channel Unit                       10           10            10           10         10
2.4        Power Supply                                            4            4             4            4          4
2.5        IF distribution (supports dual polarization)            1            1             1            1          1
2.6        Fan Tray                                                1            1             1            1          1
2.7        12 port Ethernet Hub                                    2            2             2            2          2
2.8        Rack mounting                                           1            1             1            1          1

3          AUC/EIR   (CAPACITY FOR 500K SUBS)

4          HLR FOR MAXIMUM 500K SUBSCRIBERS
4.1          Trunk and Signalling hardware
4.2           Central Processor hardware
4.3           Input/Output & Mag. Tape Group hardware
4.4           Miscellaneous

5          DC NON-BREAK SYSTEM (AC/DC
           CONVERTER WITH 2-HOUR BATTERY)
5.1        Hardware                                                1            3             2            1          2

6          OSS (MAIN PLUS BACK-UP)
6.1        HW Conf 3 (3 servers + 1 work station)
6.2        Work Station                                            1            1             1            1          1
6.3        Disk mirror conf 3
6.4        Integration fee conf 3

7          DOCUMENTATION                                        incl.        incl.         incl.        incl.      incl.


8          SPARES
8.1        MSSC                                                    1            1             1            1          1
8.2        HLR
8.3        DC Non-break System                                     1            1             1            1          1

9          OSS
9.1        Maps for NSP
9.2        Remote Access set-up                                    1            1             1            1          1

10         ILR IS-41
10.1       ILR FOR IS.41-ICO / ICO-IS.41                                        1

11         MESSAGING SYSTEM
11.1       System hardware and Software                                                       1                       1
11.2       Spares                                                                             1                       1

12         LEGAL INTERCEPTON
12.1       LIAS                                                    1            1             1            1          1

SWITCH EQUIPMENT LIST
----------------------------------------------------------------------------------------------------------------
                                                                SAN         SAN         NMC       NMC

                                                              For China   For Korea
                                                               (Type 2)    (Type 1)   Primary   Back-up   TOTAL
                                                           -----------------------------------------------------
Item No.                          Description                   Q'ty        Q'ty        Q'ty      Q'ty     Q'ty
----------------------------------------------------------------------------------------------------------------
           conversion, fan, internal cabling and cabinet

1.9        TRAFFIC CABINET                                        1           2                              24
           One ASMECP404 magazine with 16 EC4,
           three GDM-H magazines with 14 ETC5, and one
           GDM-H magazine with 4 PDSPL2 (for CSR-D
           functionality), internal cabling and cabinet.

1.10        WORK STATION                                          1           1                              12
              Visual Display                                      2           2                              24
              Printer                                             2           2                              24
              Alarm Panel                                         1           1                              12

2          HPN                                                    1           1                              12
2.1        Sun Ultra 2/ 1200 Server with SS#7                     2           2                              24
           interface board including 200MHz, 64Mb
           RAM, 2.1 Gbyte Disk or equivalent system
2.2        HPN Transmit Channel Unit                              5           5                              60
2.3        HPN Acknowledgement Channel Unit                      10          10                             120
2.4        Power Supply                                           4           4                              48
2.5        IF distribution (supports dual polarization)           1           1                              12
2.6        Fan Tray                                               1           1                              12
2.7        12 port Ethernet Hub                                   2           2                              24
2.8        Rack mounting                                          1           1                              12

3          AUC/EIR   (CAPACITY FOR 500K SUBS)                                             1                   2

4          HLR FOR MAXIMUM 500K SUBSCRIBERS                                               1                   2
4.1          Trunk and Signalling hardware                                                1                   2
4.2           Central Processor hardware                                                  1                   2
4.3           Input/Output & Mag. Tape Group hardware                                     1                   2
4.4           Miscellaneous                                                               1                   2

5          DC NON-BREAK SYSTEM (AC/DC
           CONVERTER WITH 2-HOUR BATTERY)
5.1        Hardware                                               1           3           1         1        25

6          OSS (MAIN PLUS BACK-UP)
6.1        HW Conf 3 (3 servers + 1 work station)                                         1         1         2
6.2        Work Station                                           1           1                              12
6.3        Disk mirror conf 3                                                             1         1     1 Lot
6.4        Integration fee conf 3                                                         1         1     1 Lot

7          DOCUMENTATION                                       incl.       incl.                           incl.


8          SPARES
8.1        MSSC                                                   1           1                              12
8.2        HLR                                                                            1                   2
8.3        DC Non-break System                                    1           1           1         1        14

9          OSS
9.1        Maps for NSP                                                                   1         1         2
9.2        Remote Access set-up                                   1           1                              12

10         ILR IS-41
10.1       ILR FOR IS.41-ICO / ICO-IS.41                                      1                               3

11         MESSAGING SYSTEM
11.1       System hardware and Software                                                                       3
11.2       Spares                                                                                             3

12         LEGAL INTERCEPTON
12.1       LIAS                                                   1           1                              12


                            Commercial-in-confidence
         1280

SWITCH EQUIPMENT LIST
---------------------------------------------------------------------------------------------------------------------------------
                                                                SAN       SAN         SAN        SAN         SAN         SAN
                                                                                      For        For      For South
                                                              For ICO-   For USA   Australia   Germany      Africa    For India
                                                                NET      (Type 2)   (Type 1)   (Type 1)    (Type 1)    (Type 2)
                                                           ----------------------------------------------------------------------
Item No.                          Description                  Q'ty       Q'ty        Q'ty       Q'ty        Q'ty        Q'ty
---------------------------------------------------------------------------------------------------------------------------------
12.2       LIMS
12.3       Monitoring center back end system for testing

13         PCS/HPN MODEM
13.1       HPN PCS Modem                                                    1           1          1           1           1

III.       SOFTWARE LICENCE

1          MSSC                                                           ETC         ETC        ETC         ETC         ETC
1.1        MSSC                                                            98          98        196          70         112

1.2        Excess ETC magazine adjustment                                 -28           0          0           0           0


2          HPN                                                              1           1          1           1           1

3          AUC/EIR
3.1        AuC/EIR  Software 50K subs (each site)                                                  1
3.2        AuC/EIR  Software 200K subs (each site)                                                 1

4          HLR
4.1        HLR 'Software for 50K Subs                                                              1
4.2        HLR 'Software for 200K Subs                                                             1

5          NATURAL LANGUAGE SUPPORT
5.1        Software per traffic ETC at each site                           70          98        196          70         112
5.2        Software for 250k subscriber at HLR site                                                1

6          OSS
6.1         Features (AuC/EIR alarm handling, MXE
            alarm, Telnet)
6.2         Text file alarm adaption
6.3         License fee conf 3
6.4         MSSC, HLR, ILR connection fee

7          ILR IS-41
7.1        ILR Standard software (30% discount)                             1
7.2        ILR ICO software (35% discount)                                  1
7.3        ILR TMOS lite-agent (35% discount)                               1
7.4        ILR R2:IMSI in IS41 (35% discount)                               1

8          MESSAGING SYSTEM

9          Legal Interception

10         PCS/HPN Modem
---------------------------------------------------------------------------------------------------------------------------------

SWITCH EQUIPMENT LIST
----------------------------------------------------------------------------------------------------------------------------
                                                                 SAN         SAN           SAN          SAN        SAN
                                                                                                                   For
                                                               For Chile   For Brazil   For Mexico    For UAE   Indonesia
                                                               (Type 2)    (Type 2)      (Type 2)     (Type 2)   (Type 2)
                                                           -----------------------------------------------------------------
Item No.                          Description                   Q'ty         Q'ty          Q'ty         Q'ty       Q'ty
----------------------------------------------------------------------------------------------------------------------------
12.2       LIMS
12.3       Monitoring center back end system for testing

13         PCS/HPN MODEM
13.1       HPN PCS Modem                                          1            1             1            1          1

III.       SOFTWARE LICENCE

1          MSSC                                                 ETC          ETC           ETC          ETC        ETC
1.1        MSSC                                                 112          112           112          112        112

1.2        Excess ETC magazine adjustment                       -28          -14           -14            0        -14


2          HPN                                                    1            1             1            1          1

3          AUC/EIR
3.1        AuC/EIR  Software 50K subs (each site)
3.2        AuC/EIR  Software 200K subs (each site)

4          HLR
4.1        HLR 'Software for 50K Subs
4.2        HLR 'Software for 200K Subs

5          NATURAL LANGUAGE SUPPORT
5.1        Software per traffic ETC at each site                 84           98            98          112         98
5.2        Software for 250k subscriber at HLR site

6          OSS
6.1         Features (AuC/EIR alarm handling, MXE
            alarm, Telnet)
6.2         Text file alarm adaption
6.3         License fee conf 3
6.4         MSSC, HLR, ILR connection fee

7          ILR IS-41
7.1        ILR Standard software (30% discount)                                1
7.2        ILR ICO software (35% discount)                                     1
7.3        ILR TMOS lite-agent (35% discount)                                  1
7.4        ILR R2:IMSI in IS41 (35% discount)                                  1

8          MESSAGING SYSTEM

9          Legal Interception

10         PCS/HPN Modem
----------------------------------------------------------------------------------------------------------------------------

SWITCH EQUIPMENT LIST
-------------------------------------------------------------------------------------------------------------------
                                                                   SAN         SAN         NMC       NMC

                                                                 For China   For Korea
                                                                  (Type 2)    (Type 1)   Primary   Back-up   TOTAL
                                                           --------------------------------------------------------
Item No.                          Description                      Q'ty        Q'ty        Q'ty      Q'ty     Q'ty
-------------------------------------------------------------------------------------------------------------------
12.2       LIMS                                                                                        1         1
12.3       Monitoring center back end system for testing                                               1         1

13         PCS/HPN MODEM
13.1       HPN PCS Modem                                             1           1                              12

III.       SOFTWARE LICENCE

1          MSSC                                                    ETC         ETC                             ETC
1.1        MSSC                                                     70         112                           1,316

1.2        Excess ETC magazine adjustment                            0         -28                            -126


2          HPN                                                       1           1                              12

3          AUC/EIR
3.1        AuC/EIR  Software 50K subs (each site)                                            1                   2
3.2        AuC/EIR  Software 200K subs (each site)                                           1                   2

4          HLR
4.1        HLR 'Software for 50K Subs                                                        1                   2
4.2        HLR 'Software for 200K Subs                                                       1                   2

5          NATURAL LANGUAGE SUPPORT
5.1        Software per traffic ETC at each site                    70          84                           1,190
5.2        Software for 250k subscriber at HLR site                                          1                   2

6          OSS
6.1         Features (AuC/EIR alarm handling, MXE                                            2                   2
            alarm, Telnet)
6.2         Text file alarm adaption                                                         1         1         2
6.3         License fee conf 3                                                               1         1         2
6.4         MSSC, HLR, ILR connection fee                                                    1                   1

7          ILR IS-41
7.1        ILR Standard software (30% discount)                                  1                               3
7.2        ILR ICO software (35% discount)                                       1                               3
7.3        ILR TMOS lite-agent (35% discount)                                    1                               3
7.4        ILR R2:IMSI in IS41 (35% discount)                                    1                               3

8          MESSAGING SYSTEM

9          Legal Interception

10         PCS/HPN Modem
-------------------------------------------------------------------------------------------------------------------

Notes:

         1. Dimensioning of MSSC's is based against the traffic forecast version 3 supplied with Change Request Number 6 amendment 2 plus the subsequent spreadsheet indicating TMN requirements

         2. By agreement from ICO Germany has 1 ETC less than calculated requirement and South Africa has 3 ETC's less than calculated requirement

         3. By request from ICO Brazil and South Korea have an additional ETC included to provide a level of redundancy in links to the ILR platforms

         4. Quantities and Prices for DC UPS are based upon the price expansion table proposed as an amendment to the Pricing Schedule

         5. ETC licences for Natural Language Support are priced against ETC's used for traffic only

         6. Software licences for OSS (TMOS) connections have been maintained at the level for 16 connections instead of 21 as agreed with ICO
         1281
TNM EQUIPMENT LIST

------------------------------------------------------------------------------------------------------------------------------------
                                                                                  SAN        SAN       SAN        SAN       SAN

                                                                                             For       For     For South
                                                                      For ICO-  For USA   Australia  Germany     Africa   For India
                                                                        NET     (Type 2)   (Type 1)  (Type 1)  (Type 1)   (Type 2)
                                                                      --------------------------------------------------------------
Item No.                                       Description              Q'ty      Q'ty      Q'ty      Q'ty        Q'ty      Q'ty
------------------------------------------------------------------------------------------------------------------------------------
II.                HARDWARE

1                  TERRESTRIAL NETWORK
                   MANAGEMENT (TNM)

1.1                TNM COMPUTER (RPC)                                               1         1         1           1         1
1.1.1              MMI Sparc Station  5 including 20"                               2         2         2           2         2
                   Monitor, Graphics Adaptor, 1.44MB
                    FDD, 64MB MM, 1GB HD, Ethernet
                    interface 10BT & 100BT and cables
1.1.2              Sparc 1000 with 2 processors, 512MB                              2         2         2           2         2
                   MM, 5GB HD, Ethernet Interfaces, 8mm
                    Tape Drive and CD ROM Drive
1.1.3              E1 Interface                                                     2         2         2           2         2

1.2                HI SPEED PRINTER -HP LASERJET 4MV                                1         1         1           1         1

1.3                ETHERNET HUBS/ROUTERS AND ACCESSORIES                            1         1         1           1         1


2                  VOCODER/MUX

2.1                VOCODER/MUX UNIT (INITIAL SYSTEM)
2.1.1              Vocoder/Mux Card                                                55        56        56          56        55
2.1.2              Control Card                                                     7         7         7           7         7
2.1.3              19" 6RU Shelf                                                    7         7         7           7         7
2.1.4              Power Supply Shelf                                               7         7         7           7         7
2.1.5              Fan Unit                                                         7         7         7           7         7
2.1.6              19" C&C Rack                                                     4         4         4           4         4
2.1.7              Royality                                                         1         1         1           1         1

2.2                VOCODER/MUX UNIT (INITIAL
                    system upgrade)
2.2.1              Vocoder/Mux Card                                                 9         8         8           8         9
2.2.2              Control Card                                                     1         1         1           1         1
2.2.3              19" 6RU Shelf                                                    1         1         1           1         1
2.2.4              Power Supply Shelf                                               1         1         1           1         1
2.2.5              Fan Unit                                                         1         1         1           1         1
2.2.6              Royality                                                         9         8         8           8         9

2.3                VOCODER/MUX UNIT
                    (Expansion)
2.3.1              Vocoder/Mux Card                                                                    96          64        96
2.3.2              Control Card                                                                        12           8        12
2.3.3              19" 6RU Shelf                                                                       12           8        12
2.3.4              Power Supply Shelf                                                                  12           8        12
2.3.5              Fan Unit                                                                            12           8        12
2.3.6              Royality                                                                            96          64        96
2.3.7              Additional I/O card                                                                  3           2         3

2.4                VOCODER/MUX UNIT
                    (Test bed)
2.4.1              Vocoder/Mux Card                                                          24
2.4.2              Control Card                                                               3

---------------------------------------------------------------------------------------------------------------------------------
                                                                           SAN        SAN         SAN        SAN        SAN

                                                                                                                        For
                                                                        For Chile  For Brazil  For Mexico  For UAE   Indonisia
                                                                         (Type 2)   (Type 2)    (Type 2)   (Type 2)   (Type 2)
                                                                      ----------------------------------------------------------
Item No.                                       Description                 Q'ty       Q'ty        Q'ty       Q'ty       Q'ty
--------------------------------------------------------------------------------------------------------------------------------
II.                HARDWARE

1                  TERRESTRIAL NETWORK
                   MANAGEMENT (TNM)

1.1                TNM COMPUTER (RPC)                                        1          1           1          1          1
1.1.1              MMI Sparc Station  5 including 20"                        2          2           2          2          2
                   Monitor, Graphics Adaptor, 1.44MB
                    FDD, 64MB MM, 1GB HD, Ethernet
                    interface 10BT & 100BT and cables
1.1.2              Sparc 1000 with 2 processors, 512MB                       2          2           2          2          2
                   MM, 5GB HD, Ethernet Interfaces, 8mm
                    Tape Drive and CD ROM Drive
1.1.3              E1 Interface                                              2          2           2          2          2

1.2                HI SPEED PRINTER -HP LASERJET 4MV                         1          1           1          1          1

1.3                ETHERNET HUBS/ROUTERS AND ACCESSORIES                     1          1           1          1          1


2                  VOCODER/MUX

2.1                VOCODER/MUX UNIT (INITIAL SYSTEM)
2.1.1              Vocoder/Mux Card                                         55         55          55         55         55
2.1.2              Control Card                                              7          7           7          7          7
2.1.3              19" 6RU Shelf                                             7          7           7          7          7
2.1.4              Power Supply Shelf                                        7          7           7          7          7
2.1.5              Fan Unit                                                  7          7           7          7          7
2.1.6              19" C&C Rack                                              4          4           4          4          4
2.1.7              Royality                                                  1          1           1          1          1

2.2                VOCODER/MUX UNIT (INITIAL
                    system upgrade)
2.2.1              Vocoder/Mux Card                                          9          9           9          9          9
2.2.2              Control Card                                              1          1           1          1          1
2.2.3              19" 6RU Shelf                                             1          1           1          1          1
2.2.4              Power Supply Shelf                                        1          1           1          1          1
2.2.5              Fan Unit                                                  1          1           1          1          1
2.2.6              Royality                                                  9          9           9          9          9

2.3                VOCODER/MUX UNIT
                    (Expansion)
2.3.1              Vocoder/Mux Card                                         32         96          64         96         64
2.3.2              Control Card                                              4         12           8         12          8
2.3.3              19" 6RU Shelf                                             4         12           8         12          8
2.3.4              Power Supply Shelf                                        4         12           8         12          8
2.3.5              Fan Unit                                                  4         12           8         12          8
2.3.6              Royality                                                 32         96          64         96         64
2.3.7              Additional I/O card                                       1          3           2          3          2

2.4                VOCODER/MUX UNIT
                    (Test bed)
2.4.1              Vocoder/Mux Card
2.4.2              Control Card

-----------------------------------------------------------------------------------------------------------------------
                                                                            SAN        SAN       NMC      NMC    TOTAL


                                                                         For China  For Korea
                                                                          (Type 2)   (Type 1)  Primary  Back-up
                                                                      -------------------------------------------------
Item No.                                       Description                  Q'ty       Q'ty     Q'ty     Q'ty     Q'ty
-----------------------------------------------------------------------------------------------------------------------
II.                HARDWARE

1                  TERRESTRIAL NETWORK
                   MANAGEMENT (TNM)

1.1                TNM COMPUTER (RPC)                                         1           1                         12
1.1.1              MMI Sparc Station  5 including 20"                         2           2                         24
                   Monitor, Graphics Adaptor, 1.44MB
                    FDD, 64MB MM, 1GB HD, Ethernet
                    interface 10BT & 100BT and cables
1.1.2              Sparc 1000 with 2 processors, 512MB                        2           2                         24
                   MM, 5GB HD, Ethernet Interfaces, 8mm
                    Tape Drive and CD ROM Drive
1.1.3              E1 Interface                                               2           2                         24

1.2                HI SPEED PRINTER -HP LASERJET 4MV                          1           1                         12

1.3                ETHERNET HUBS/ROUTERS AND ACCESSORIES                      1           1                         12


2                  VOCODER/MUX

2.1                VOCODER/MUX UNIT (INITIAL SYSTEM)
2.1.1              Vocoder/Mux Card                                          55          56                        664
2.1.2              Control Card                                               7           7                         84
2.1.3              19" 6RU Shelf                                              7           7                         84
2.1.4              Power Supply Shelf                                         7           7                         84
2.1.5              Fan Unit                                                   7           7                         84
2.1.6              19" C&C Rack                                               4           4                         48
2.1.7              Royality                                                   1           1                         12

2.2                VOCODER/MUX UNIT (INITIAL
                    system upgrade)
2.2.1              Vocoder/Mux Card                                           9           8                        104
2.2.2              Control Card                                               1           1                         12
2.2.3              19" 6RU Shelf                                              1           1                         12
2.2.4              Power Supply Shelf                                         1           1                         12
2.2.5              Fan Unit                                                   1           1                         12
2.2.6              Royality                                                   9           8                        104

2.3                VOCODER/MUX UNIT
                    (Expansion)
2.3.1              Vocoder/Mux Card                                          32          32                        672
2.3.2              Control Card                                               4           4                         84
2.3.3              19" 6RU Shelf                                              4           4                         84
2.3.4              Power Supply Shelf                                         4           4                         84
2.3.5              Fan Unit                                                   4           4                         84
2.3.6              Royality                                                  32          32                        672
2.3.7              Additional I/O card                                        1           1                         21

2.4                VOCODER/MUX UNIT
                    (Test bed)
2.4.1              Vocoder/Mux Card                                                                                 24
2.4.2              Control Card                                                                                      3


                            Commercial in Confidence
         1282
TNM EQUIPMENT LIST

------------------------------------------------------------------------------------------------------------------------------------
                                                                                  SAN        SAN       SAN        SAN       SAN

                                                                                             For       For     For South
                                                                      For ICO-  For USA   Australia  Germany     Africa   For India
                                                                        NET     (Type 2)   (Type 1)  (Type 1)  (Type 1)   (Type 2)
                                                                      --------------------------------------------------------------
Item No.                                       Description              Q'ty      Q'ty      Q'ty      Q'ty        Q'ty      Q'ty
------------------------------------------------------------------------------------------------------------------------------------
2.4.3              19" 6RU Shelf                                                              3
2.4.4              Power Supply Shelf                                                         3
2.4.5              Fan Unit                                                                   3
2.4.6              Royality                                                                  24

2.5                INSTALLATION MATERIALS                                           1         1         1           1         1


3                  DIGITAL COMMUNICATION NETWORK

3.1                SAN - 2 PORT

3.1.1              Switching Hub/Router                                             0                                         0
3.1.1.1            Ethernet Switch                                                  0                                         0
3.1.1.2            Dual Ethernet Port Cards (Included in 3.1.1.1)
3.1.1.3            Hub 10Bt                                                         0                                         0
3.1.2              Compression
3.1.2.1            Compression                                                      0                                         0
3.1.3              Installation Materials
3.1.3.1            19" Rack                                                         0                                         0
3.1.3.2            Cables                                                           0                                         0
3.1.3.3            Hardware                                                         0                                         0

3.2                SAN - 3 PORTS

3.2.1              Switching Hub/Router                                                       0         0           0
3.2.1.1            Ethernet Switch                                                            0         0           0
3.2.1.2            Dual Ethernet Port Cards (Included in 3.2.1.1)
3.2.1.3            Hub 10Bt                                                                   0         0           0
3.2.2              Compression
3.2.2.1            Compression                                                                0         0           0
3.2.3              Installation Materials
3.2.3.1            19" Rack                                                                   0         0           0
3.2.3.2            Cables                                                                     0         0           0
3.2.3.3            Hardware                                                                   0         0           0

3.3                NETWORK MANAGEMENT CENTRE (NMC)

3.3.1              DCN Hub/Router
3.3.1.1            Dual Ethernet Port Cards (Refer  to 3.3.3.4)
3.3.1.2            Hub 10Bt
3.3.2              Compression
3.3.2.1            Compression
3.3.3              Installation Materials
3.3.3.1            19" Rack
3.3.3.2            Cables
3.3.3.3            Hardware
3.3.3.4            Mux Cards
3.3.3.5            RPN/RPC Processor
3.3.3.6            19" 6RU Shelf
3.3.3.7            RPC Power Supply
3.3.3.8            Fan Units

4                  DOCUMENTATION                                          1         1         1         1           1         1

5                  SPARES
5.1                Vocoder/Mux

-------------------------------------------------------------------------------------------------------------------------------
                                                                           SAN        SAN         SAN        SAN        SAN

                                                                                                                        For
                                                                        For Chile  For Brazil  For Mexico  For UAE   Indonesia
                                                                         (Type 2)   (Type 2)    (Type 2)   (Type 2)   (Type 2)
                                                                      ---------------------------------------------------------
Item No.                                       Description                 Q'ty       Q'ty        Q'ty       Q'ty       Q'ty
-------------------------------------------------------------------------------------------------------------------------------
2.4.3              19" 6RU Shelf
2.4.4              Power Supply Shelf
2.4.5              Fan Unit
2.4.6              Royality

2.5                INSTALLATION MATERIALS                                    1          1           1          1          1


3                  DIGITAL COMMUNICATION NETWORK

3.1                SAN - 2 PORT

3.1.1              Switching Hub/Router                                      0          0           0          0          0
3.1.1.1            Ethernet Switch                                           0          0           0          0          0
3.1.1.2            Dual Ethernet Port Cards (Included in 3.1.1.1)
3.1.1.3            Hub 10Bt                                                  0          0           0          0          0
3.1.2              Compression
3.1.2.1            Compression                                               0          0           0          0          0
3.1.3              Installation Materials
3.1.3.1            19" Rack                                                  0          0           0          0          0
3.1.3.2            Cables                                                    0          0           0          0          0
3.1.3.3            Hardware                                                  0          0           0          0          0

3.2                SAN - 3 PORTS

3.2.1              Switching Hub/Router
3.2.1.1            Ethernet Switch
3.2.1.2            Dual Ethernet Port Cards (Included in 3.2.1.1)
3.2.1.3            Hub 10Bt
3.2.2              Compression
3.2.2.1            Compression
3.2.3              Installation Materials
3.2.3.1            19" Rack
3.2.3.2            Cables
3.2.3.3            Hardware

3.3                NETWORK MANAGEMENT CENTRE (NMC)

3.3.1              DCN Hub/Router
3.3.1.1            Dual Ethernet Port Cards (Refer  to 3.3.3.4)
3.3.1.2            Hub 10Bt
3.3.2              Compression
3.3.2.1            Compression
3.3.3              Installation Materials
3.3.3.1            19" Rack
3.3.3.2            Cables
3.3.3.3            Hardware
3.3.3.4            Mux Cards
3.3.3.5            RPN/RPC Processor
3.3.3.6            19" 6RU Shelf
3.3.3.7            RPC Power Supply
3.3.3.8            Fan Units

4                  DOCUMENTATION                                             1          1           1          1          1

5                  SPARES
5.1                Vocoder/Mux

-----------------------------------------------------------------------------------------------------------------------
                                                                            SAN        SAN       NMC      NMC    TOTAL


                                                                         For China  For Korea
                                                                          (Type 2)   (Type 1)  Primary  Back-up
                                                                      -------------------------------------------------
Item No.                                       Description                  Q'ty       Q'ty     Q'ty     Q'ty     Q'ty
-----------------------------------------------------------------------------------------------------------------------
2.4.3              19" 6RU Shelf                                                                                     3
2.4.4              Power Supply Shelf                                                                                3
2.4.5              Fan Unit                                                                                          3
2.4.6              Royality                                                                                         24

2.5                INSTALLATION MATERIALS                                     1           1                         12


3                  DIGITAL COMMUNICATION NETWORK

3.1                SAN - 2 PORT

3.1.1              Switching Hub/Router                                       0                                      0
3.1.1.1            Ethernet Switch                                            0                                      0
3.1.1.2            Dual Ethernet Port Cards (Included in 3.1.1.1)
3.1.1.3            Hub 10Bt                                                   0                                      0
3.1.2              Compression
3.1.2.1            Compression                                                0                                      0
3.1.3              Installation Materials
3.1.3.1            19" Rack                                                   0                                      0
3.1.3.2            Cables                                                     0                                      0
3.1.3.3            Hardware                                                   0                                      0

3.2                SAN - 3 PORTS

3.2.1              Switching Hub/Router                                                   0                          0
3.2.1.1            Ethernet Switch                                                        0                          0
3.2.1.2            Dual Ethernet Port Cards (Included in 3.2.1.1)
3.2.1.3            Hub 10Bt                                                               0                          0
3.2.2              Compression
3.2.2.1            Compression                                                            0                          0
3.2.3              Installation Materials
3.2.3.1            19" Rack                                                               0                          0
3.2.3.2            Cables                                                                 0                          0
3.2.3.3            Hardware                                                               0                          0

3.3                NETWORK MANAGEMENT CENTRE (NMC)                                                0        0         0

3.3.1              DCN Hub/Router
3.3.1.1            Dual Ethernet Port Cards (Refer  to 3.3.3.4)
3.3.1.2            Hub 10Bt                                                                       0        0         0
3.3.2              Compression
3.3.2.1            Compression                                                                    0        0         0
3.3.3              Installation Materials
3.3.3.1            19" Rack                                                                       0        0         0
3.3.3.2            Cables                                                                         0        0         0
3.3.3.3            Hardware                                                                       0        0         0
3.3.3.4            Mux Cards                                                                      0        0         0
3.3.3.5            RPN/RPC Processor                                                              0        0         0
3.3.3.6            19" 6RU Shelf                                                                  0        0         0
3.3.3.7            RPC Power Supply                                                               0        0         0
3.3.3.8            Fan Units                                                                      0        0         0

4                  DOCUMENTATION                                              1           1       1        1        15

5                  SPARES
5.1                Vocoder/Mux


                            Commercial in Confidence
         1283
TNM EQUIPMENT LIST

------------------------------------------------------------------------------------------------------------------------------------
                                                                                  SAN        SAN       SAN        SAN       SAN

                                                                                             For       For     For South
                                                                      For ICO-  For USA   Australia  Germany     Africa   For India
                                                                        NET     (Type 2)   (Type 1)  (Type 1)  (Type 1)   (Type 2)
                                                                      --------------------------------------------------------------
Item No.                                       Description              Q'ty      Q'ty      Q'ty      Q'ty        Q'ty      Q'ty
------------------------------------------------------------------------------------------------------------------------------------
5.1.1              Vocoder/Mux Card                                                 2         2         2           2         2
5.1.2              Control Card                                                     2         2         2           2         2
5.1.3              Power Supply Shelf                                               2         2         2           2         2
5.1.4              Fan Unit                                                         2         2         2           2         2
5.1.5              I/O card                                                         2         2         2           2         2
5.1.6              LAN switch                                                       2         2         2           2         2
5.2                Digital Communication Network
5.2.1              SAN
5.2.1.1            Switching Hub/Router
5.2.1.1.1          Ethernet Switch                                        0
5.2.1.1.2          Dual Ethernet Port Cards (included
                    in 5.2.1.1.1)
5.2.1.1.3          Hub 10Bt                                               0
5.2.1.2            Compression
5.2.1.2.1          Compression                                            0


6                  INTERMEDIATE DISTRIBUTION FRAME                                  1         1         1           1         1


III.               SOFTWARE LICENCE

1                  TNM SOFTWARE LICENCE                                             1         1         1           1         1

2                  Solaris Software Licences for TNM                                1         1         1           1         1
2.1                Solaris Operating System with Media                                        1
2.2                Solaris Operating System without Media                           1                   1           1         1
2.3                Solstice - Runtime                                               1         1         1           1         1
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                                         SAN        SAN         SAN        SAN        SAN

                                                                                                                      For
                                                                      For Chile  For Brazil  For Mexico  For UAE   Indonesia
                                                                       (Type 2)   (Type 2)    (Type 2)   (Type 2)   (Type 2)
                                                                     ---------------------------------------------------------
Item No.                                       Description               Q'ty       Q'ty        Q'ty       Q'ty       Q'ty
------------------------------------------------------------------------------------------------------------------------------
5.1.1              Vocoder/Mux Card                                        2          2           2          2          2
5.1.2              Control Card                                            2          2           2          2          2
5.1.3              Power Supply Shelf                                      2          2           2          2          2
5.1.4              Fan Unit                                                2          2           2          2          2
5.1.5              I/O card                                                2          2           2          2          2
5.1.6              LAN switch                                              2          2           2          2          2
5.2                Digital Communication Network
5.2.1              SAN
5.2.1.1            Switching Hub/Router
5.2.1.1.1          Ethernet Switch
5.2.1.1.2          Dual Ethernet Port Cards (included
                    in 5.2.1.1.1)
5.2.1.1.3          Hub 10Bt
5.2.1.2            Compression
5.2.1.2.1          Compression


6                  INTERMEDIATE DISTRIBUTION FRAME                         1          1           1          1          1


III.               SOFTWARE LICENCE

1                  TNM SOFTWARE LICENCE                                    1          1           1          1          1

2                  Solaris Software Licences for TNM                       1          1           1          1          1
2.1                Solaris Operating System with Media
2.2                Solaris Operating System without Media                  1          1           1          1          1
2.3                Solstice - Runtime                                      1          1           1          1          1
------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
                                                                          SAN        SAN       NMC      NMC    TOTAL


                                                                       For China  For Korea
                                                                        (Type 2)   (Type 1)  Primary  Back-up
                                                                     ------------------------------------------------
Item No.                                       Description                Q'ty       Q'ty     Q'ty     Q'ty     Q'ty
---------------------------------------------------------------------------------------------------------------------
5.1.1              Vocoder/Mux Card                                         2           2                         24
5.1.2              Control Card                                             2           2                         24
5.1.3              Power Supply Shelf                                       2           2                         24
5.1.4              Fan Unit                                                 2           2                         24
5.1.5              I/O card                                                 2           2                         24
5.1.6              LAN switch                                               2           2                         24
5.2                Digital Communication Network
5.2.1              SAN
5.2.1.1            Switching Hub/Router
5.2.1.1.1          Ethernet Switch
5.2.1.1.2          Dual Ethernet Port Cards (included
                    in 5.2.1.1.1)
5.2.1.1.3          Hub 10Bt
5.2.1.2            Compression
5.2.1.2.1          Compression


6                  INTERMEDIATE DISTRIBUTION FRAME                          1           1                         12


III.               SOFTWARE LICENCE

1                  TNM SOFTWARE LICENCE                                     1           1                         12

2                  Solaris Software Licences for TNM                        1           1       0        0
2.1                Solaris Operating System with Media                                  1                          2
2.2                Solaris Operating System without Media                   1                                     10
2.3                Solstice - Runtime                                       1           1       0        0        12
---------------------------------------------------------------------------------------------------------------------


                            Commercial in Confidence
         1284
NMC/SRMC/SAN-OSS EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------------
                                          FOR ICO-       SAN            SAN              SAN             SAN              SAN
                                            NET
Item No.          Description                          For USA          For             For           For South         For India
                                                      (Type 2)       Australia        Germany           Africa          (Type 2)
                                                                     (Type 1)         (Type 1)         (Type 1)
                                        -------------------------------------------------------------------------------------------
                                           Q'ty          Q'ty           Q'ty            Q'ty             Q'ty            Q'ty
-----------------------------------------------------------------------------------------------------------------------------------

II          HARDWARE

1           SAN-OSS SUBSYSTEM
1.1         Server system                                       1                1                1                1              1
1.1.1       Server machine (redundant)                          1                1                1                1              1
1.1.2       Workstation                                         2                2                2                2              2
1.1.3       Printer                                             1                1                1                1              1
1.2         Accommodation of
            Housekeeping Alarm                              1 set            1 set            1 set            1 set          1 set
1.2.1       Misc. Rack                                          1                1                1                1              1
1.2.2       Alarm concentrater panel                            1                1                1                1              1
1.3         Server Upgrade for Static
            SRMS                                            1 set            1 set            1 set            1 set          1 set
1.4         Installation Materials
            (LAN cable)                                     1 set            1 set            1 set            1 set          1 set
1.5         Document                                        1 lot            1 lot            1 lot            1 lot          1 lot
1.6         2 years warranty                                1 lot            1 lot            1 lot            1 lot          1 lot



2           NMC
2.1         NMS subsystem at NMC
2.1.1       Server system
2.1.1.1     Server machine (redundant)
2.1.1.2     Workstation
2.1.1.3     Printer
2.1.2       Accommodation of
            Housekeeping Alarm
2.1.2.1     Misc. Rack
2.1.2.2     Alarm concentrater panel
2.2         SRMC subsystem at NMC
2.2.1       Server system
2.2.1.1     Server machine (redundant)
2.2.2       Server Upgrade for SRMC
2.3         Remote Testing Facility
2.3.1       Workstation
2.3.2       Dial-In Modem
2.4         Installation Materials
            (LAN cable)
2.5         Document
2.6         2 years warranty

3             SPARE

3           Accomodation of
            Housekeeping Alarm
3.1         Alarm concentrater panel                            1                1                1                1              1

4           NEW REQUIREMENT FOR PCS
            SUBSYSTEM                                           0                0                0                0              0




--------------------------------------------------------------------------------------------------------------
                                            SAN               SAN             SAN               SAN

Item No.          Description            For Chile        For Brazil       For Mexico         For UAE
                                         (Type 2)          (Type 2)         (Type 2)          (Type 2)

                                        ----------------------------------------------------------------------
                                           Q'ty              Q'ty            Q'ty              Q'ty
--------------------------------------------------------------------------------------------------------------

II          HARDWARE

1           SAN-OSS SUBSYSTEM
1.1         Server system                           1                1                1                1
1.1.1       Server machine (redundant)              1                1                1                1
1.1.2       Workstation                             2                2                2                2
1.1.3       Printer                                 1                1                1                1
1.2         Accommodation of
            Housekeeping Alarm                  1 set            1 set            1 set            1 set
1.2.1       Misc. Rack                              1                1                1                1
1.2.2       Alarm concentrater panel                1                1                1                1
1.3         Server Upgrade for Static
            SRMS                                1 set            1 set            1 set            1 set
1.4         Installation Materials
            (LAN cable)                         1 set            1 set            1 set            1 set
1.5         Document                            1 lot            1 lot            1 lot            1 lot
1.6         2 years warranty                    1 lot            1 lot            1 lot            1 lot



2           NMC
2.1         NMS subsystem at NMC
2.1.1       Server system
2.1.1.1     Server machine (redundant)
2.1.1.2     Workstation
2.1.1.3     Printer
2.1.2       Accommodation of
            Housekeeping Alarm
2.1.2.1     Misc. Rack
2.1.2.2     Alarm concentrater panel
2.2         SRMC subsystem at NMC
2.2.1       Server system
2.2.1.1     Server machine (redundant)
2.2.2       Server Upgrade for SRMC
2.3         Remote Testing Facility
2.3.1       Workstation
2.3.2       Dial-In Modem
2.4         Installation Materials
            (LAN cable)
2.5         Document
2.6         2 years warranty

3             SPARE

3           Accomodation of
            Housekeeping Alarm
3.1         Alarm concentrater panel                1                1                1                1

4           NEW REQUIREMENT FOR PCS
            SUBSYSTEM                               0                0                0                0




-------------------------------------------------------------------------------------------------------------------------------
                                           SAN               SAN               NMC               NMC                TOTAL

Item No.          Description           For China         For Korea          Primary           Back-up
                                        (Type 2)          (Type 1)

                                        ---------------------------------------------------------------------------------------
                                          Q'ty              Q'ty              Q'ty              Q'ty                Q'ty
-------------------------------------------------------------------------------------------------------------------------------

II          HARDWARE

1           SAN-OSS SUBSYSTEM
1.1         Server system                          1                 1                                                       12
1.1.1       Server machine (redundant)             1                 1                                                       12
1.1.2       Workstation                            2                 2                                                       24
1.1.3       Printer                                1                 1                                                       12
1.2         Accommodation of
            Housekeeping Alarm                 1 set             1 set                                                  12 sets
1.2.1       Misc. Rack                             1                 1                                                       12
1.2.2       Alarm concentrater panel               1                 1                                                       12
1.3         Server Upgrade for Static
            SRMS                               1 set             1 set                                                  12 sets
1.4         Installation Materials
            (LAN cable)                        1 set             1 set                                                  12 sets
1.5         Document                           1 lot             1 lot                                                  12 lots
1.6         2 years warranty                   1 lot             1 lot                                                  12 lots



2           NMC
2.1         NMS subsystem at NMC
2.1.1       Server system                                                         1 set               1 set              2 sets
2.1.1.1     Server machine (redundant)                                                1                   1                   2
2.1.1.2     Workstation                                                               5                   5                  10
2.1.1.3     Printer                                                                   1                   1                   2
2.1.2       Accommodation of
            Housekeeping Alarm                                                    1 set               1 set              2 sets
2.1.2.1     Misc. Rack                                                                1                   1                   2
2.1.2.2     Alarm concentrater panel                                                  1                   1                   2
2.2         SRMC subsystem at NMC                                                 1 LOT               1 LOT              2 LOTS
2.2.1       Server system                                                         1 set               1 set              2 sets
2.2.1.1     Server machine (redundant)                                                1                   1                   2
2.2.2       Server Upgrade for SRMC                                               1 set               1 set              2 sets
2.3         Remote Testing Facility                                               1 set               1 set              2 sets
2.3.1       Workstation                                                               1                   1                   2
2.3.2       Dial-In Modem                                                             1                   1                   2
2.4         Installation Materials
            (LAN cable)                                                           1 lot               1 lot              2 lots
2.5         Document                                                              1 lot               1 lot              2 lots
2.6         2 years warranty                                                      1 lot               1 lot              2 lots

3             SPARE                                                                                                       1 lot

3           Accommodation of
            Housekeeping Alarm
3.1         Alarm concentrater panel               1                 1                1                   1                  14

4           NEW REQUIREMENT FOR PCS
            SUBSYSTEM                              0                 0                                                        0

                   Commercial in Confidence

         1285



NMC/SRMC/SAN-OSS EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------------
                                          FOR ICO-       SAN            SAN              SAN             SAN              SAN
                                            NET
Item No.          Description                          For USA          For             For           For South         For India
                                                      (Type 2)       Australia        Germany           Africa          (Type 2)
                                                                     (Type 1)         (Type 1)         (Type 1)
                                        -------------------------------------------------------------------------------------------
                                           Q'ty          Q'ty           Q'ty            Q'ty             Q'ty            Q'ty
-----------------------------------------------------------------------------------------------------------------------------------
4.1         Additional disk space for
            Archived telemetry data


III         SOFTWARE LICENCE

            SUBTOTAL OF SOFTWARE
            LICENCE                                             1                1                1                1              1


-----------------------------------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------------------
                                            SAN               SAN             SAN               SAN             SAN

Item No.          Description            For Chile        For Brazil       For Mexico         For UAE            For
                                         (Type 2)          (Type 2)         (Type 2)          (Type 2)        Indonesia
                                                                                                               (Type 2)
                                        --------------------------------------------------------------------------------------
                                           Q'ty              Q'ty            Q'ty              Q'ty            Q'ty
------------------------------------------------------------------------------------------------------------------------------
4.1         Additional disk space for
            Archived telemetry data


III         SOFTWARE LICENCE

            SUBTOTAL OF SOFTWARE
            LICENCE                                 1                1                1                1                1


------------------------------------------------------------------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------------------
                                             SAN               SAN               NMC               NMC                TOTAL

Item No.          Description             For China         For Korea          Primary           Back-up
                                          (Type 2)          (Type 1)

                                        -----------------------------------------------------------------------------------------
                                            Q'ty              Q'ty              Q'ty              Q'ty                Q'ty
---------------------------------------------------------------------------------------------------------------------------------
4.1         Additional disk space for
            Archived telemetry data


III         SOFTWARE LICENCE

            SUBTOTAL OF SOFTWARE
            LICENCE                                  1                 1                1                   1               1 lot


---------------------------------------------------------------------------------------------------------------------------------

                            Commercial in Confidence

         1286
SPECIAL TEST EQUIPMENT (STE) EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------------
                                 SAN          SAN          SAN          SAN          SAN          SAN          SAN         SAN
                                 FOR          FOR          FOR          FOR          FOR          FOR          FOR         FOR
ITEM   DESCRIPTION             ICO-NET        USA       AUSTRALIA     GERMANY   SOUTH AFRICA     INDIA        CHILE       BRAZIL
 NO.                                        (TYPE 2)     (TYPE 1)     (TYPE 1)     (TYPE 1)     (TYPE 2)     (TYPE 2)    (TYPE 2)
                             ------------------------------------------------------------------------------------------------------
                                Q'TY          Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY        Q'TY
-----------------------------------------------------------------------------------------------------------------------------------
       HARDWARE
1      AIR INTERFACE LOAD       2          1            1            1            1            1            1            1
       GENERATOR TESTER
       (for 150 Erlang
       Simultaneous
       Calls / 25Z-Arcs)
1.1    Channel Unit Chassis     2
       (CUC)
1.2    CUC Chassis & Back-      1
       plane
1.3    SPM                      5
1.4    MDC                      0
1.5    CDM                      2
1.6    CFM                      2
1.7    Base Module              1
1.8    Partial CMB              1
1.9    CMB Chassis & Back-      1
       plane
1.10   G703 Module              5
1.11   GRP                      2
1.12   CCP                      4
1.13   CAP                      4
1.14   SIM (1 call/DSP)        14
1.15   Channel Manager Rack &   1
       Integration Materials
       (Fans, Cables, etc)
1.16   SAS Controller           1
       Workstation
1.17   Workstation SW License   1
1.18   24 Vdc, -48 Vdc Power    1
       Supply

1.19   Synchronization Source   1
it is confirmed price for
L-Band (IF) Interface.
No Interface to RFT is
included at this point.
The following items to be
prepared by ICO.
(1) SAS Controller Workstation
(2) Workstation SW Licence
2      GSM Tester               2
3      Satellite Channel
       Simulator                           1            1            1            1            1            1            1
4      PCS Checker                         0            0            0            0            0            0            0
5      System Simulator         2
5.1    Partial CUC              1
5.2    CUC Chassis & Backplane  1
5.3    SPM                      3
5.4    MDM                      6
5.5    CDM                      2
5.6    CFM                      2
5.7    Base Module              1
5.8    Partial CMB              1
5.9    CMB Chassis & Backplane  1
5.10   G703 Module              3
5.11   GRP                      1
5.12   CCP                      1
5.13   CAP                      1
5.14   STM                      3
5.15   Channel Manager Rack &   1
       Integration Material
       (Fans, Cables, etc.)
5.16   24 Vdc, -48 Vdc Power    1
       Supply
5.17   Synchronization Source   1

-----------------------------------------------------------------------------------------------------------------------------------
                                 SAN          SAN          SAN          SAN          SAN          NMC         NMC         TOTAL
                                 FOR          FOR          FOR          FOR          FOR        PRIMARY     BACK-UP
ITEM   DESCRIPTION             MEXICO         UAE       INDONESIA      CHINA        KOREA
 NO.                          (TYPE 2)     (TYPE 2)     (TYPE 2)      (TYPE 2)     (TYPE 1)
                             ------------------------------------------------------------------------------------------------------
                                Q'TY          Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY        Q'TY
-----------------------------------------------------------------------------------------------------------------------------------
       HARDWARE
1      AIR INTERFACE LOAD       1           1            1            1           1                                      14
       GENERATOR TESTER
       (for 150 Erlang
       Simultaneous
       Calls / 25Z-Arcs)
1.1    Channel Unit Chassis
       (CUC)
1.2    CUC Chassis & Back-
       plane
1.3    SPM
1.4    MDC
1.5    CDM
1.6    CFM
1.7    Base Module
1.8    Partial CMB
1.9    CMB Chassis & Back-
       plane
1.10   G703 Module
1.11   GRP
1.12   CCP
1.13   CAP
1.14   SIM (1 call/DSP)
1.15   Channel Manager Rack &
       Integration Materials
       (Fans, Cables, etc)
1.16   SAS Controller
       Workstation
1.17   Workstation SW License
1.18   24 Vdc, -48 Vdc Power
       Supply

1.19   Synchronization Source
it is confirmed price for
L-Band (IF) Interface.
No Interface to RFT is
included at this point.
The following items to be
prepared by ICO.
(1) SAS Controller
Workstation
(2) Workstation SW Licence
2      GSM Tester                                                                                                         2
3      Satellite Channel
       Simulator                1           1            1            1           1                                      12
4      PCS Checker              0           0            0            0           0                                       0
5      System Simulator                                                                                                   2
5.1    Partial CUC
5.2    CUC Chassis & Backplane
5.3    SPM
5.4    MDM
5.5    CDM
5.6    CFM
5.7    Base Module
5.8    Partial CMB
5.9    CMB Chassis & Backplane
5.10   G703 Module
5.11   GRP
5.12   CCP
5.13   CAP
5.14   STM
5.15   Channel Manager Rack &
       Integration Material
       (Fans, Cables, etc.)
5.16   24 Vdc, -48 Vdc Power
       Supply
5.17   Synchronization Source


                            Commercial in Confidence
         1287
AX+B EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------------
                                 SAN          SAN          SAN          SAN          SAN          SAN          SAN         SAN
                                 FOR          FOR          FOR          FOR          FOR          FOR          FOR         FOR
ITEM   DESCRIPTION             ICO-NET        USA       AUSTRALIA     GERMANY   SOUTH AFRICA     INDIA        CHILE       BRAZIL
 NO.                                        (TYPE 2)     (TYPE 1)     (TYPE 1)     (TYPE 1)     (TYPE 2)     (TYPE 2)    (TYPE 2)
                             ------------------------------------------------------------------------------------------------------
                                Q'TY          Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY        Q'TY
-----------------------------------------------------------------------------------------------------------------------------------
1      SAN to SAN Handover
1.2    Hardware                             1            1            1            1            1            1            1
1.3    Software Licence
5      Emergency Calls
5.2    Hardware                             1            1            1            1            1            1            1
5.3    Software Licence
6      FAX Group 3 over      See
       9.6 kpbs
6.2    Hardware                             1            1            1            1            1            1            1
6.3    Software Licence
7      Speech Followed
       by/alternative with
       data
7.2    Hardware                             1            1            1            1            1            1            1
7.3    Software Licence
8      Circuit mode data     See Item
       (9.6 kpbs-38.4 kpbs)  16
8.2    Hardware                             1            1            1            1            1            1            1
8.3    Software Licence
11     Multi-SAN paging
11.2   Hardware                             1            1            1            1            1            1            1
11.3   Software Licence
16     Software/Hardware
       for High Speed
       Circuit Switched
       Data and Group
       3 Fax Services
16.2   Hardware (16CH/SAN)                 16           16           16            16          16           16           16
16.3   Software Licence                    16           16           16            16          16           16           16
       (16CH/SAN)

-----------------------------------------------------------------------------------------------------------------------------------
                                 SAN          SAN          SAN          SAN          SAN          NMC         NMC         TOTAL
                                 FOR          FOR          FOR          FOR          FOR        PRIMARY     BACK-UP
ITEM   DESCRIPTION             MEXICO         UAE       INDONESIA      CHINA        KOREA
 NO.                          (TYPE 2)     (TYPE 2)     (TYPE 2)      (TYPE 2)     (TYPE 1)
                             ------------------------------------------------------------------------------------------------------
                                Q'TY          Q'TY         Q'TY         Q'TY         Q'TY         Q'TY         Q'TY        Q'TY
-----------------------------------------------------------------------------------------------------------------------------------
1      SAN to SAN Handover
1.2    Hardware                1            1            1            1            1
1.3    Software Licence
5      Emergency Calls
5.2    Hardware                1            1            1            1            1
5.3    Software Licence
6      FAX Group 3 over
       9.6 kpbs
6.2    Hardware                1            1            1            1            1
6.3    Software Licence
7      Speech Followed
       by/alternative with
       data
7.2    Hardware                1            1             1           1            1
7.3    Software Licence
8      Circuit mode data
       (9.6 kpbs-38.4 kpbs)
8.2    Hardware                1            1             1           1            1
8.3    Software Licence
11     Multi-SAN paging
11.2   Hardware                1            1             1           1            1
11.3   Software Licence
16     Software/Hardware
       for High Speed
       Circuit Switched
       Data and Group
       3 Fax Services
16.2   Hardware (16CH/SAN)    16           16            16          16           16                                     192
16.3   Software Licence       16           16            16          16           16                                     192
       (16CH/SAN)


                            Commercial in Confidence
         1288
AX+B EQUIPMENT LIST



                      SAN       SAN      SAN       SAN      SAN        SAN        SAN       SAN
Item  Description   For ICO-  For USA    For       For   For South  For India  For Chile For Brazil
 No.                   NET            Australia  Germany   Africa
                              (Type 2) (Type 1)  (Type 1) (Type 1)   (Type 2)   (Type 2)  (Type 2)
                      Q'ty      Q'ty     Q'ty     Q'ty     Q'ty        Q'ty       Q'ty      Q'ty










                      SAN       SAN       SAN       SAN       SAN       NMC        NMC     TOTAL
Item  Description     For     For UAE     For       For       For     Primary    Back-up
 No.                 Mexico            Indonesia   China     Korea
                    (Type 2)  (Type 2)  (Type 2)  (Type 2)  (Type 1)
                      Q'ty     Q'ty      Q'ty       Q'ty      Q'ty     Q'ty       Q'ty      Q'ty







         1289
DCN EQUIPMENT LIST

------------------------------------------------------------------------------------------------------------------------------
                                                            SAN        SAN         SAN         SAN         SAN         SAN
Item                 Description                          For ICO-    For USA      For         For       For South   For India
No.                                                         NET      (Type 2)   Australia    Germany      Africa     (Type 2)
                                                                                (Type 1)     (Type 1)    (Type 1)
                                                          --------------------------------------------------------------------
                                                           Q'ty        Q'ty       Q'ty        Q'ty         Q'ty        Q'ty
------------------------------------------------------------------------------------------------------------------------------
         HARDWARE

1.       Cisco Router
1.1      7507/4 7-Slot, 2 CyBus, 1 RSP4, Single Power                    2           2           2           2          2
         Supply
1.2      SF75C-11.2.X IOS RSPx Series IP                                 2           2           2           2          2
         Only
1.3      VIP2-40 Versatile Interface Processor-2                         6           6           6           6          6
         Model 40
1.4      PA-FE-TX Fast Ethernet Port Adapter                             6           6           6           6          6
         (100Base-TX, 1-port)
1.5      PA-4E Ethernet 10Base-T Port Adapter (4-port)                   2           2           2           2          2
1.6      PA-4T+ Enhanced Syncronous Serial Port                          4           4           4           4          4
         Adapter (4-port)
1.7      CAB-X21MT X.21 Cable, DTE, Male, 10 Feet                        3           2           4           2          5

2.       Cisco Eternet Switch
2.1      WS-C2926T Catalyst 10/100 Switch, Fixed
         24-10/100 RJ-45, 2-100BASE
         TX
2.2      WS-C2916M-XL 16-Port 10/100 FE Switch with 2                    4           4           4           4          4
         Uplink Slots
2.3      WS-X2914-XL 4-Port 10/100 FE Switch Module                      8           8           8           8          8
         for Catalyst 2916M-XL

3.       CYLINK Link Encryptor                                           3           2           4           2          5

4.       DCN NMS
4.1      A4190A HP9000 B132L(VISUALIZE-EG)
4.2      A4477A 4Gbyte FW Disk
4.3      A4953A CD-ROM Drive
4.4      A4331D 20inch Color Monitor
4.5      DAT Drive
4.6      HP-UX Execution Environment
4.7      Others (I/O Cards, Cable,
         Manual, etc.)

5.       DCN Equipment Rack                                              2           2           2           2          2

-----------------------------------------------------------------------------------------------------------------------------
                                                            SAN         SAN        SAN         SAN         SAN         SAN
Item                 Description                          For Chile  For Brazil    For       For UAE       For      For China
No.                                                       (Type 2)    (Type 2)    Mexico     (Type 2)    Indonesia   (Type 2)
                                                                                 (Type 2)                (Type 2)
                                                          -------------------------------------------------------------------
                                                            Q'ty        Q'ty       Q'ty        Q'ty        Q'ty        Q'ty
-----------------------------------------------------------------------------------------------------------------------------
         HARDWARE

1.       Cisco Router
1.1      7507/4 7-Slot, 2 CyBus, 1 RSP4, Single Power        2           2          2           2           2          2
         Supply
1.2      SF75C-11.2.X IOS RSPx Series IP                     2           2          2           2           2          2
         Only
1.3      VIP2-40 Versatile Interface Processor-2             6           6          6           6           6          6
         Model 40
1.4      PA-FE-TX Fast Ethernet Port Adapter                 6           6          6           6           6          6
         (100Base-TX, 1-port)
1.5      PA-4E Ethernet 10Base-T Port Adapter (4-port)       2           2          2           2           2          2
1.6      PA-4T+ Enhanced Syncronous Serial Port              4           4          4           4           4          4
         Adapter (4-port)
1.7      CAB-X21MT X.21 Cable, DTE, Male, 10 Feet            2           2          2           2           2          2

2.       Cisco Eternet Switch
2.1      WS-C2926T Catalyst 10/100 Switch, Fixed
         24-10/100 RJ-45, 2-100BASE
         TX
2.2      WS-C2916M-XL 16-Port 10/100 FE Switch with 2        4           4          4           4           4          4
         Uplink Slots
2.3      WS-X2914-XL 4-Port 10/100 FE Switch Module          8           8          8           8           8          8
         for Catalyst 2916M-XL

3.       CYLINK Link Encryptor                               2           2          2           2           2          2

4.       DCN NMS
4.1      A4190A HP9000 B132L(VISUALIZE-EG)
4.2      A4477A 4Gbyte FW Disk
4.3      A4953A CD-ROM Drive
4.4      A4331D 20inch Color Monitor
4.5      DAT Drive
4.6      HP-UX Execution Environment
4.7      Others (I/O Cards, Cable,
         Manual, etc.)

5.       DCN Equipment Rack                                  2           2          2           2           2          2

-------------------------------------------------------------------------------------------------------
                                                                SAN         NMC         NMC       TOTAL
Item                 Description                             For Korea    Primary     Back-up
No.                                                          (Type 1)

                                                          ---------------------------------------------
                                                               Q'ty        Q'ty        Q'ty       Q'ty
-------------------------------------------------------------------------------------------------------
         HARDWARE

1.       Cisco Router
1.1      7507/4 7-Slot, 2 CyBus, 1 RSP4, Single Power           2           2           2          28
         Supply
1.2      SF75C-11.2.X IOS RSPx Series IP                        2           2           2          28
         Only
1.3      VIP2-40 Versatile Interface Processor-2                6           6           6          84
         Model 40
1.4      PA-FE-TX Fast Ethernet Port Adapter                    6           4           4          80
         (100Base-TX, 1-port)
1.5      PA-4E Ethernet 10Base-T Port Adapter (4-port)          2           2           2          28
1.6      PA-4T+ Enhanced Syncronous Serial Port                 4           4           4          56
         Adapter (4-port)
1.7      CAB-X21MT X.21 Cable, DTE, Male, 10 Feet               4           4           4          40

2.       Cisco Eternet Switch
2.1      WS-C2926T Catalyst 10/100 Switch, Fixed
         24-10/100 RJ-45, 2-100BASE                                         2           2           4
         TX
2.2      WS-C2916M-XL 16-Port 10/100 FE Switch with 2           4                                  48
         Uplink Slots
2.3      WS-X2914-XL 4-Port 10/100 FE Switch Module             8                                  96
         for Catalyst 2916M-XL

3.       CYLINK Link Encryptor                                  4           4           4          40

4.       DCN NMS
4.1      A4190A HP9000 B132L(VISUALIZE-EG)                                  1           1           2
4.2      A4477A 4Gbyte FW Disk                                              1           1           2
4.3      A4953A CD-ROM Drive                                                1           1           2
4.4      A4331D 20inch Color Monitor                                        1           1           2
4.5      DAT Drive                                                          1           1           2
4.6      HP-UX Execution Environment                                        1           1           2
4.7      Others (I/O Cards, Cable,                                          1           1           2
         Manual, etc.)

5.       DCN Equipment Rack                                     2           2           2          28


                            Commercial in Confidence
         1290
DCN EQUIPMENT LIST

------------------------------------------------------------------------------------------------------------------------------
                                                            SAN        SAN         SAN         SAN         SAN         SAN
Item                 Description                          For ICO-    For USA      For         For       For South   For India
No.                                                         NET      (Type 2)   Australia    Germany      Africa     (Type 2)
                                                                                (Type 1)     (Type 1)    (Type 1)
                                                          --------------------------------------------------------------------
                                                           Q'ty        Q'ty       Q'ty        Q'ty         Q'ty        Q'ty
------------------------------------------------------------------------------------------------------------------------------
6.       Installation Materials                                          1           1           1           1          1

7.       Documentation                                                   1           1           1           1          1

8.       Integration Support Facility at
         Factory
8.1      Cisco Router
8.1.1    7507/4 7-Slot, 2 CyBus, 1 RSP4,                     1
         Single Power Supply
8.1.2    SF75C-11.2.X IOS RSPx Series IP                     1
         Only
8.1.3    VIP2-40 Versatile Interface                         3
         Processor-2 Model 40
8.1.4    PA-FE-TX Fast Ethernet Port                         3
         Adapter (100Base-TX, 1-port)
8.1.5    PA-4E Ethernet 10Base-T Port                        1
         Adapter (4-port)
8.1.6    PA-4T+ Enhanced Syncronous                          2
         Serial Port Adapter (4-port)
8.1.7    CAB-X21MT X.21 Cable, DTE, Male,                    1
         10 Feet

8.2      Cisco Eternet Switch
8.2.1    WS-C2926T Catalyst 10/100                           2
         Switch, Fixed 24-10/100 RJ-45,
         2-100BASE TX
8.2.2    WS-C2916M-XL 16-Port 10/100 FE                      2
         Switch with 2 Uplink Slots
8.2.3    WS-X2914-XL 4-Port 10/100 FE                        4
         Switch Module for Catalyst
         2916M-XL

8.3      Cylink Link Encryptor                               2

8.4      DCN NMS
8.4.1    A4190A HP9000 B132L(VISUALIZE-EG)                   1
8.4.2    A4477A 4Gbyte FW Disk                               1
8.4.3    A4953A CD-ROM Drive                                 1
8.4.4    A4331D 20inch Color Monitor                         1
8.4.5    DAT Drive                                           1

-----------------------------------------------------------------------------------------------------------------------------
                                                            SAN         SAN        SAN         SAN         SAN         SAN
Item                 Description                          For Chile  For Brazil    For       For UAE       For      For China
No.                                                       (Type 2)    (Type 2)    Mexico     (Type 2)    Indonesia   (Type 2)
                                                                                 (Type 2)                (Type 2)
                                                          -------------------------------------------------------------------
                                                            Q'ty        Q'ty       Q'ty        Q'ty        Q'ty        Q'ty
-----------------------------------------------------------------------------------------------------------------------------
6.       Installation Materials                              1           1          1           1           1          1

7.       Documentation                                       1           1          1           1           1          1

8.       Integration Support Facility at
         Factory
8.1      Cisco Router
8.1.1    7507/4 7-Slot, 2 CyBus, 1 RSP4,
         Single Power Supply
8.1.2    SF75C-11.2.X IOS RSPx Series IP
         Only
8.1.3    VIP2-40 Versatile Interface
         Processor-2 Model 40
8.1.4    PA-FE-TX Fast Ethernet Port
         Adapter (100Base-TX, 1-port)
8.1.5    PA-4E Ethernet 10Base-T Port
         Adapter (4-port)
8.1.6    PA-4T+ Enhanced Syncronous
         Serial Port Adapter (4-port)
8.1.7    CAB-X21MT X.21 Cable, DTE, Male,
         10 Feet

8.2      Cisco Eternet Switch
8.2.1    WS-C2926T Catalyst 10/100
         Switch, Fixed 24-10/100 RJ-45,
         2-100BASE TX
8.2.2    WS-C2916M-XL 16-Port 10/100 FE
         Switch with 2 Uplink Slots
8.2.3    WS-X2914-XL 4-Port 10/100 FE
         Switch Module for Catalyst
         2916M-XL

8.3      Cylink Link Encryptor

8.4      DCN NMS
8.4.1    A4190A HP9000 B132L(VISUALIZE-EG)
8.4.2    A4477A 4Gbyte FW Disk
8.4.3    A4953A CD-ROM Drive
8.4.4    A4331D 20inch Color Monitor
8.4.5    DAT Drive

-------------------------------------------------------------------------------------------------------
                                                                SAN         NMC         NMC       TOTAL
Item                 Description                             For Korea    Primary     Back-up
No.                                                          (Type 1)

                                                          ---------------------------------------------
                                                               Q'ty        Q'ty        Q'ty       Q'ty
-------------------------------------------------------------------------------------------------------
6.       Installation Materials                                 1           1           1          14

7.       Documentation                                          1           1           1          14

8.       Integration Support Facility at
         Factory
8.1      Cisco Router
8.1.1    7507/4 7-Slot, 2 CyBus, 1 RSP4,                                                            1
         Single Power Supply
8.1.2    SF75C-11.2.X IOS RSPx Series IP                                                            1
         Only
8.1.3    VIP2-40 Versatile Interface                                                                3
         Processor-2 Model 40
8.1.4    PA-FE-TX Fast Ethernet Port                                                                3
         Adapter (100Base-TX, 1-port)
8.1.5    PA-4E Ethernet 10Base-T Port                                                               1
         Adapter (4-port)
8.1.6    PA-4T+ Enhanced Syncronous                                                                 2
         Serial Port Adapter (4-port)
8.1.7    CAB-X21MT X.21 Cable, DTE, Male,                                                           1
         10 Feet

8.2      Cisco Eternet Switch
8.2.1    WS-C2926T Catalyst 10/100                                                                  2
         Switch, Fixed 24-10/100 RJ-45,
         2-100BASE TX
8.2.2    WS-C2916M-XL 16-Port 10/100 FE                                                             2
         Switch with 2 Uplink Slots
8.2.3    WS-X2914-XL 4-Port 10/100 FE                                                               4
         Switch Module for Catalyst
         2916M-XL

8.3      Cylink Link Encryptor                                                                      2

8.4      DCN NMS
8.4.1    A4190A HP9000 B132L(VISUALIZE-EG)                                                          1
8.4.2    A4477A 4Gbyte FW Disk                                                                      1
8.4.3    A4953A CD-ROM Drive                                                                        1
8.4.4    A4331D 20inch Color Monitor                                                                1
8.4.5    DAT Drive                                                                                  1

         1291
DCN EQUIPMENT LIST

------------------------------------------------------------------------------------------------------------------------------
                                                            SAN        SAN         SAN         SAN         SAN         SAN
Item                 Description                          For ICO-    For USA      For         For       For South   For India
No.                                                         NET      (Type 2)   Australia    Germany      Africa     (Type 2)
                                                                                (Type 1)     (Type 1)    (Type 1)
                                                          --------------------------------------------------------------------
                                                           Q'ty        Q'ty       Q'ty        Q'ty         Q'ty        Q'ty
------------------------------------------------------------------------------------------------------------------------------
8.4.6    HP-UX Execution Environment                         1
8.4.7    Others (I/O Cards, Cable,                           1
         Manual, etc.)

9.       Spares (hardware)
9.1      Cisco Router
9.1.1    7507/4 7-Slot, 2 CyBus, 1 RSP4, Single Power                     1           1           1           1          1
         Supply
9.1.2    SF75C-11.2.X IOS RSPx Series IP                                  1           1           1           1          1
         Only
9.1.3    VIP2-40 Versatile Interface Processor-2                          3           3           3           3          3
         Model 40
9.1.4    PA-FE-TX Fast Ethernet Port Adapter                              3           3           3           3          3
         (100Base-TX, 1-port)
9.1.5    PA-4E Ethernet 10Base-T Port Adapter (4-port)                    1           1           1           1          1
9.1.6    PA-4T+ Enhanced Syncronous Serial Port                           2           2           2           2          2
         Adapter (4-port)
9.1.7    CAB-X21MT X.21 Cable, DTE, Male, 10 Feet                         1           1           1           1          1

9.2      Cisco Eternet Switch
9.2.1    WS-C2926T Catalyst 10/100 Switch, Fixed
         24-10/100 RJ-45, 2-100BASE TX

9.2.2    WS-C2916M-XL 16-Port 10/100 FE Switch with 2                     1           1           1           1          1
         Uplink Slots
9.2.3    WS-X2914-XL 4-Port 10/100 FE Switch Module                       2           2           2           2          2
         for Catalyst 2916M-XL

9.3      Cylink Link Encryptor                                            1           1           1           1          1

9.4      DCN NMS
9.4.1    A4190A HP9000 B132L(VISUALIZE-EG)
9.4.2    A4477A 4Gbyte FW Disk
9.4.3    A4953A CD-ROM Drive
9.4.4    A4331D 20inch Color Monitor
9.4.5    DAT Drive
9.4.6    HP-UX Execution Environment

------------------------------------------------------------------------------------------------------------------------------
                                                            SAN         SAN        SAN         SAN         SAN         SAN
Item                 Description                          For Chile  For Brazil    For       For UAE       For      For China
No.                                                       (Type 2)    (Type 2)    Mexico     (Type 2)    Indonesia   (Type 2)
                                                                                 (Type 2)                (Type 2)
                                                          --------------------------------------------------------------------
                                                            Q'ty        Q'ty       Q'ty        Q'ty        Q'ty        Q'ty
------------------------------------------------------------------------------------------------------------------------------
8.4.6    HP-UX Execution Environment
8.4.7    Others (I/O Cards, Cable,
         Manual, etc.)

9.       Spares (hardware)
9.1      Cisco Router
9.1.1    7507/4 7-Slot, 2 CyBus, 1 RSP4, Single Power         1           1          1           1           1          1
         Supply
9.1.2    SF75C-11.2.X IOS RSPx Series IP                      1           1          1           1           1          1
         Only
9.1.3    VIP2-40 Versatile Interface Processor-2              3           3          3           3           3          3
         Model 40
9.1.4    PA-FE-TX Fast Ethernet Port Adapter                  3           3          3           3           3          3
         (100Base-TX, 1-port)
9.1.5    PA-4E Ethernet 10Base-T Port Adapter (4-port)        1           1          1           1           1          1
9.1.6    PA-4T+ Enhanced Syncronous Serial Port               2           2          2           2           2          2
         Adapter (4-port)
9.1.7    CAB-X21MT X.21 Cable, DTE, Male, 10 Feet             1           1          1           1           1          1

9.2      Cisco Eternet Switch
9.2.1    WS-C2926T Catalyst 10/100 Switch, Fixed
         24-10/100 RJ-45, 2-100BASE TX

9.2.2    WS-C2916M-XL 16-Port 10/100 FE Switch with 2         1           1          1           1           1          1
         Uplink Slots
9.2.3    WS-X2914-XL 4-Port 10/100 FE Switch Module           2           2          2           2           2          2
         for Catalyst 2916M-XL

9.3      Cylink Link Encryptor                                1           1          1           1           1          1

9.4      DCN NMS
9.4.1    A4190A HP9000 B132L(VISUALIZE-EG)
9.4.2    A4477A 4Gbyte FW Disk
9.4.3    A4953A CD-ROM Drive
9.4.4    A4331D 20inch Color Monitor
9.4.5    DAT Drive
9.4.6    HP-UX Execution Environment

------------------------------------------------------------------------------------------------------
                                                               SAN         NMC         NMC       TOTAL
Item                 Description                            For Korea    Primary     Back-up
No.                                                         (Type 1)

                                                          --------------------------------------------
                                                              Q'ty        Q'ty        Q'ty       Q'ty
------------------------------------------------------------------------------------------------------
8.4.6    HP-UX Execution Environment                                                               1
8.4.7    Others (I/O Cards, Cable,                                                                 1
         Manual, etc.)

9.       Spares (hardware)
9.1      Cisco Router
9.1.1    7507/4 7-Slot, 2 CyBus, 1 RSP4, Single Power           1           1           1          14
         Supply
9.1.2    SF75C-11.2.X IOS RSPx Series IP                        1           1           1          14
         Only
9.1.3    VIP2-40 Versatile Interface Processor-2                3           3           3          42
         Model 40
9.1.4    PA-FE-TX Fast Ethernet Port Adapter                    3           3           3          42
         (100Base-TX, 1-port)
9.1.5    PA-4E Ethernet 10Base-T Port Adapter (4-port)          1           1           1          14
9.1.6    PA-4T+ Enhanced Syncronous Serial Port                 2           2           2          28
         Adapter (4-port)
9.1.7    CAB-X21MT X.21 Cable, DTE, Male, 10 Feet               1           1           1          14

9.2      Cisco Eternet Switch
9.2.1    WS-C2926T Catalyst 10/100 Switch, Fixed
         24-10/100 RJ-45, 2-100BASE TX                                      1           1           2

9.2.2    WS-C2916M-XL 16-Port 10/100 FE Switch with 2           1                                  12
         Uplink Slots
9.2.3    WS-X2914-XL 4-Port 10/100 FE Switch Module             2                                  24
         for Catalyst 2916M-XL

9.3      Cylink Link Encryptor                                  1           1           1          14

9.4      DCN NMS
9.4.1    A4190A HP9000 B132L(VISUALIZE-EG)                                  1           1           2
9.4.2    A4477A 4Gbyte FW Disk                                              1           1           2
9.4.3    A4953A CD-ROM Drive                                                1           1           2
9.4.4    A4331D 20inch Color Monitor                                        1           1           2
9.4.5    DAT Drive                                                          1           1           2
9.4.6    HP-UX Execution Environment                                        1           1           2

         1292
DCN EQUIPMENT LIST

------------------------------------------------------------------------------------------------------------------------------
                                                            SAN        SAN         SAN         SAN         SAN         SAN
Item                 Description                          For ICO-    For USA      For         For       For South   For India
No.                                                         NET      (Type 2)   Australia    Germany      Africa     (Type 2)
                                                                                (Type 1)     (Type 1)    (Type 1)
                                                          --------------------------------------------------------------------
                                                           Q'ty        Q'ty       Q'ty        Q'ty         Q'ty        Q'ty
------------------------------------------------------------------------------------------------------------------------------
9.4.7    Others (I/O Cards, Cable,
         Manual, etc.)

9.5      Spare Cables
9.5.1    100 Base T-X Straight                                           1           1           1           1          1
9.5.2    100 Base T-X Cross                                              1           1           1           1          1
9.5.3    10 Base T Cross (NMC/BNMC Site Only)
9.5.4    X.21 DTE                                                        1           1           1           1          1
9.5.5    RS-232C (D-Sub)                                                 1           1           1           1          1
9.5.6    RS-232C (Modular Jack)                                          1           1           1           1          1

         SOFTWARE LICENCE

1.       Cisco FR-WPP75 RSP1, RSP2, RSP7000, WAN                         2           2           2           2          2
         Packet Protocol Licence

2.       HP Open View NNM 5.0 Software Set

3        CISCO Works for HP Openview HP-UX
         (CW-4.0-OVH) and CWSI, HP-UX Openview,
         Standalone (CWSI-2.1-OVH)

4        Integration Support Facility at
         Factory
4.1      Cisco FR-WPP75 RSP1, RSP2,                           1
         RSP7000, WAN Packet Protocol
         Licence
4.2      HP Open View NNM 5.0 Software Set                    1
4.3      CISCO Works for HP Openview                          1
         HP-UX (CW-4.0-OVH) and   CWSI,
         HP-UX Openview, Standalone
         (CWSI-2.1-OVH)

5        Software Licence for Spares
5.1      Cisco FR-WPP75 RSP1, RSP2, RSP7000, WAN                         1           1           1           1          1
         Packet Protocol Licence
5.2      HP Open View NNM 5.0 Software Set

------------------------------------------------------------------------------------------------------------------------------
                                                            SAN         SAN        SAN         SAN         SAN         SAN
Item                 Description                          For Chile  For Brazil    For       For UAE       For      For China
No.                                                       (Type 2)    (Type 2)    Mexico     (Type 2)    Indonesia   (Type 2)
                                                                                 (Type 2)                (Type 2)
                                                          --------------------------------------------------------------------
                                                            Q'ty        Q'ty       Q'ty        Q'ty        Q'ty        Q'ty
------------------------------------------------------------------------------------------------------------------------------
9.4.7    Others (I/O Cards, Cable,
         Manual, etc.)

9.5      Spare Cables
9.5.1    100 Base T-X Straight                               1           1          1           1           1          1
9.5.2    100 Base T-X Cross                                  1           1          1           1           1          1
9.5.3    10 Base T Cross (NMC/BNMC Site Only)
9.5.4    X.21 DTE                                            1           1          1           1           1          1
9.5.5    RS-232C (D-Sub)                                     1           1          1           1           1          1
9.5.6    RS-232C (Modular Jack)                              1           1          1           1           1          1

         SOFTWARE LICENCE

1.       Cisco FR-WPP75 RSP1, RSP2, RSP7000, WAN             2           2          2           2           2          2
         Packet Protocol Licence

2.       HP Open View NNM 5.0 Software Set

3        CISCO Works for HP Openview HP-UX
         (CW-4.0-OVH) and CWSI, HP-UX Openview,
         Standalone (CWSI-2.1-OVH)

4        Integration Support Facility at
         Factory
4.1      Cisco FR-WPP75 RSP1, RSP2,
         RSP7000, WAN Packet Protocol
         Licence
4.2      HP Open View NNM 5.0 Software Set
4.3      CISCO Works for HP Openview
         HP-UX (CW-4.0-OVH) and   CWSI,
         HP-UX Openview, Standalone
         (CWSI-2.1-OVH)

5        Software Licence for Spares
5.1      Cisco FR-WPP75 RSP1, RSP2, RSP7000, WAN             1           1          1           1           1          1
         Packet Protocol Licence
5.2      HP Open View NNM 5.0 Software Set

-------------------------------------------------------------------------------------------------------
                                                                SAN         NMC         NMC       TOTAL
Item                 Description                             For Korea    Primary     Back-up
No.                                                          (Type 1)

                                                          ---------------------------------------------
                                                               Q'ty        Q'ty        Q'ty       Q'ty
-------------------------------------------------------------------------------------------------------
9.4.7    Others (I/O Cards, Cable,                                          1           1           2
         Manual, etc.)

9.5      Spare Cables
9.5.1    100 Base T-X Straight                                  1           1           1          14
9.5.2    100 Base T-X Cross                                     1           1           1          14
9.5.3    10 Base T Cross (NMC/BNMC Site Only)                               1           1           2
9.5.4    X.21 DTE                                               1           1           1          14
9.5.5    RS-232C (D-Sub)                                        1           1           1          14
9.5.6    RS-232C (Modular Jack)                                 1           1           1          14

         SOFTWARE LICENCE

1.       Cisco FR-WPP75 RSP1, RSP2, RSP7000, WAN                2           2           2          28
         Packet Protocol Licence

2.       HP Open View NNM 5.0 Software Set                                  1           1           2

3        CISCO Works for HP Openview HP-UX
         (CW-4.0-OVH) and CWSI, HP-UX Openview,
         Standalone (CWSI-2.1-OVH)                                          1           1           2

4        Integration Support Facility at
         Factory
4.1      Cisco FR-WPP75 RSP1, RSP2,                                                                 1
         RSP7000, WAN Packet Protocol
         Licence
4.2      HP Open View NNM 5.0 Software Set                                                          1
4.3      CISCO Works for HP Openview
         HP-UX (CW-4.0-OVH) and   CWSI,
         HP-UX Openview, Standalone
         (CWSI-2.1-OVH)

5        Software Licence for Spares
5.1      Cisco FR-WPP75 RSP1, RSP2, RSP7000, WAN                1           1           1          14
         Packet Protocol Licence
5.2      HP Open View NNM 5.0 Software Set                                  1           1           2

         1293
DCN EQUIPMENT LIST

------------------------------------------------------------------------------------------------------------------------------
                                                            SAN        SAN         SAN         SAN         SAN         SAN
Item                 Description                          For ICO-    For USA      For         For       For South   For India
No.                                                         NET      (Type 2)   Australia    Germany      Africa     (Type 2)
                                                                                (Type 1)     (Type 1)    (Type 1)
                                                          --------------------------------------------------------------------
                                                           Q'ty        Q'ty       Q'ty        Q'ty         Q'ty        Q'ty
------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                            SAN         SAN        SAN         SAN         SAN         SAN
Item                 Description                          For Chile  For Brazil    For       For UAE       For      For China
No.                                                       (Type 2)    (Type 2)    Mexico     (Type 2)    Indonesia   (Type 2)
                                                                                 (Type 2)                (Type 2)
                                                          -------------------------------------------------------------------
                                                            Q'ty        Q'ty       Q'ty        Q'ty        Q'ty        Q'ty
-----------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
                                                                SAN         NMC         NMC       TOTAL
Item                 Description                             For Korea    Primary     Back-up
No.                                                          (Type 1)

                                                          ---------------------------------------------
                                                               Q'ty        Q'ty        Q'ty       Q'ty
-------------------------------------------------------------------------------------------------------

The equipment purchased under item No.8 for the Integration Support Facility at Factory shall remain at NEC Yokohama until such a time when ICO/NEC mutually agree that it no longer can be utilized effectively, after which it will be used as ICO spares.
         1294
[LOGO ICO]          ANNEX 1 CONTRACTOR'S DELIVERABLES        EN-IG-ICO-SW/000002
                                                             Version 3.6
                                                             25 March, 1998



8.2               NOTES TO AX & B ITEMS

8.2.1.1           General Comments:

                  1) Any O&M functions for selected items are not included.

8.2.1.2           Note 1: "SAN TO SAN HANDOVER.
                  Refer to Section 6.12 in the IGFR. The hardware required to implement and test SAN-SAN handovers, is test equipment. This includes the purchase of specific test instrument protocol suites to test the added functions.

8.2.1.3           Note 2: "Language Character Sets"
                  Refer to Section 4.4.3 in the IGFR.

8.2.1.4           Note 3: "Geographic Location"
                  Refer to Section 6.19.5 in the IGFR.

8.2.1.5           Note 4: "Multiple Language Announcement".
                  Refer to Section 4.4.3 in the IGFR. The 2 recorded announcement machines mentioned in the following note are included in the equipment list for the MSSC (AST-DR, Equipment item 1.2.3.2)

8.2.1.6 The following technique is proposed as a way to support a language indicator per subscriber.

                  i. The indicator shall be stored as part of the subscriber profile within the HLR. This involves support in the operation and maintenance interface for entering the language preference, changing it, and printing it back out again. This data is reload marked as is the rest of the subscriber profile. Number range and mapping to national strings (e.g. 1=U.S.A.) should be defined. Administrative functions outside the HLR (e.g. SOG) are also influenced in a minor way.

                  ii. The indicator shall be downloaded to VLR along with the rest of the subscriber data.

                  iii. Transportation is via the extension area in MAP. The
                       impact here is on the MAP handling blocks on the HLR end and on the VLR end (two blocks). The data storage block in VLR is impacted to store the new value.

                  iv. The support for character sets (e.g. for SMS) is limited to that offered in current GSM systems. As other operators are already requiring additional alphabets and characters, this is unlikely to remain a problem in future.


                                                                              18
Proprietary & Confidential to ICO Global Communications

                                                             Created on 25/02/98
         1295
[LOGO ICO]          ANNEX 1 CONTRACTOR'S DELIVERABLES       EN-IG-ICO-SW/000002
                                                             Version 3.6
                                                             25 March, 1998



8.2.1.7           NOTE 5: "EMERGENCY CALL"
                  Refer to Section 4.1.1.2. The hardware required to implement and test Emergency Call expansion, is test equipment. This include the purchase of specific test instrument protocol suites to test the added functions.

8.2.1.8           NOTE 6: "FAX GROUP 3 OVER 9.6KBIT/S"
                  Refer to Section 4.1.3.2 in the IGFR. Channel base quotation in the MSSC is needed and provided in Item 16. The hardware quoted in this item means test equipment for implementing and testing FAX over 9600bit/s functionality. This include the purchase of specific test instrument protocol suites to test the added functions.

8.2.1.9           NOTE 7: "SPEECH FOLLOWED BY/ALTERNATIVE WITH DATA"
                  Refer to Section 4.2.3 in the IGFR. The hardware required to implement and test Alternate speech/data, is test equipment. This include the purchase of specific test instrument protocol suites to test the added functions.

8.2.1.10          NOTE 8: "CIRCUIT MODE DATA (9.6 KBPS - 38.4 KBPS)
                  Refer to Section 4.2.2 in the IGFR. Channel base quotation in the MSSC is needed and provided in Item 16. The hardware required to implement and test DATA over 9600bit/s, is test equipment. This include the purchase of specific test instrument protocol suites to test the added functions.

8.2.1.11          NOTE 9: "HPN PRIVACY USING ENCRYPTION"
                  Refer to Section 4.4.1.2 in the IGFR.

8.2.1.12          NOTE 10: "ALTERNATIVE SATELLITE CONSTELLATION"
                  This item is not bided. Refer to Section 6.23 in the IGFR.

8.2.1.13          NOTE 11: "NETWORK ACCESS AVAILABILITY"
                  Refer to Section 6.8 in the IGFR. The hardware required to implement and test multi SAN paging, is test equipment. This includes the purchase of specific test instrument protocol suites to test the added functions.

8.2.1.14          NOTE 12: "DIVERSITY ALLOCATION CAPACITY"
                  Refer to Section 6.11.1 in the IGFR.

8.2.1.15          NOTE 13: "ADDITION/REMOVAL OF DIVERSITY"
                  Refer to Section 6.11.2 in the IGFR.

8.2.1.16          NOTE 14: "SOFT DECISION DECODE"
                  Soft Decision will be performed in the SBS.

8.2.1.17 NOTE 15: "INCOMING CALL DETAILS/CALL-BACK FUNCTION" Tentative release date is 1Q2000.

                                                                              19
Proprietary & Confidential to ICO Global Communications

                                                             Created on 25/02/98
         1296
[LOGO ICO]          ANNEX 1 CONTRACTOR'S DELIVERABLES        EN-IG-ICO-SW/000002
                                                             Version: 3.6
                                                             25 March, 1998



8.2.1.18 NOTE 16: "SOFTWARE FOR HIGH SPEED CIRCUIT SWITCHED DATA AND GROUP FAX SERVICES" (PER CHANNEL BASIS)

                  What we propose will provide support for data at rates in the range of 9.6 - 38.4 kbit/s. Circuit Switched Data at these rates will be supported from release R8 of CME20. Fax Group 3 (over 9.6 kbit/s) is similarly supported.

8.2.1.19 The critical dimensioning parameter in calculating the price is the number of GIWU channels necessary to support the required data and fax total traffic. THIS QUOTATION IN SUBJECT TO FINALISATION OF THE AIR INTERFACE SPECIFICATION

                                                                              20
Proprietary & Confidential to ICO Global Communications      Created on 25/02/98
         1297
[LOGO ICO]          ANNEX 1 CONTRACTOR'S DELIVERABLES        EN-IG-ICO-SW/000002
                                                             Version 3.6
                                                             25 March, 1998



9.                DELIVERABLE SERVICES

9.1 The Contractor shall install, integrate, test, and hand over to ICO all individual SANs and the NMC and backup NMC that make up the integrated IGF.

9.2 ICONET Integration programme as defined in Annex 9 and selectable by ICO.

9.3               Training programme as defined in Annex 5.

10.               SITE INSTALLATION DELIVERABLES

                  The Contractor shall provide:

10.1 confirmation that the information and services being provided by ICO in accordance with Annex 2 and 3, present no impediment to the SAN implementation program

10.2 antenna foundation design drawings (SIC-STD-017, 017-1, 018 ) for typical wind loading, based on NEC supplied drawings SIC-STD-017,017-1,018, within one month of contract signature

10.3 the anchor bolts, templates and anchor bolt setting up procedures for the antenna foundations three months prior to commencement of NEC installation

10.4 the detailed specification for the supporting rod and cable ducts for the GPS systems during the SBS FDR

10.5 the RFT shelter foundation specification, including, but not limited to physical dimensions and weight, based on NEC supplied drawings SIC-STD-006, within one month of contract signature

10.6              the AC power distribution board inside all RFT shelters

10.7 specifications defining all of the interface points and the associated interface conditions for all Equipment supplied, in accordance with a schedule to be agreed at the DRM

10.8 the Equipment floor layout plans for all Sites for all Equipment to be supplied by the Contractor, based on NEC supplied drawings SIC-STD-003/003-1 for RFT shelters, and SIC-STD-004 for Hub Buildings, within one month of contract signature

10.9 the specification of the power consumption, including, but not limited to start-up and normal operating loads and required no-fuse breaker capacities and quantities for all of the equipment that will be supplied by the Contractor and for future expansion of the Equipment, in accordance with the NEC provided Equipment List, within one month of contract signature

                                                                              21
Proprietary & Confidential to ICO Global Communications      Created on 25/02/98
         1298
[LOGO ICO]          ANNEX 1 CONTRACTOR'S DELIVERABLES        EN-IG-ICO-SW/000002
                                                             Version 3.6
                                                             25 March, 1998



10.10 the specification of Equipment heat dissipation for all items of Equipment that will be supplied by the Contractor and for future expansion of the Equipment, in accordance with the NEC provided Equipment List, within one month of contract signature

10.11 the environmental conditions that shall apply for all items of Equipment that will be supplied by the Contractor, have been specified in the IGFR Section 8.11.3

10.12 Certificates, where required, to confirm that all the equipment, supplied for use in the country, meets all local and federal regulations and or standards applicable in that country.

11.               SYSTEM CONFIGURATION INFORMATION

                  ICO shall provide the configuration information in the format defined by the Contractor. The Contractor shall configure the equipment as per the supplied configuration information and shall provide ICO at handover the details of the configuration in a form to be agreed.

                                                                              22
Proprietary & Confidential to ICO Global Communications

                                                             Created ON 25/02/98
         1299
                        CHANGE ORDER NO:3 ATTACHMENT 6



ANNEX 5 - TRAINING
         1300
[LOGO ICO]                               ICO GLOBAL COMMUNICATIONS
                                         1 QUEEN CAROLINE STREET
                                         HAMMERSMITH
                                         LONDON W6 9BN
                                         UNITED KINGDOM

                                         TEL: +44 181 600 1000
                                         FAX: +44 181 600 1199

                                         I-CO SERVICES LIMITED
                                         REGISTERED IN ENGLAND: NO.3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                         LONDON W6 9BN UK



                               ANNEX 5 - TRAINING



                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED

CONFIDENTIALITY STATEMENT

ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.



              DOCUMENT NO.:       EN-IG-ICO-SW/000006

              VERSION:            2.5

              DATE:               30 March 1998



    PREPARED                      ICO                    NEC

    AUTHOR:                       TITLE: VP ICONET       TITLE: Program Manager

                                  SIGNATURE:             SIGNATURE:


                                  /s/ G.L. Titzer        /s/ T. Furokawa
                                  ------------------     ---------------
                                       G.L. Titzer         T. Furokawa
         1301
                                                            EN.IG-ICO-SW/000006
   [LOGO ICO]                 Annex 5 - Training            ISSUE:  2.5
                                                            30 March 1998


AMENDMENT RECORD

REVISIONS      DATE         CN NO.        REASON FOR CHANGE
---------      ----         ------        -----------------
1.0            14/02/97                   NEC Contract Issue
2.0            17/2/97                    To incorporate final NEC comments.
2.1            19/2/97                    Incorporate new para 1.4
2.2            26/2/97                    Changes to table para 4.3 new para 4.5
2.3            26/2/97                    Minor editorial changes
2.4            25/2/98                    Addition of new 'options' training
2.5            9/3/98                     Addition of DCN Training
               30/3/98                    Corrected Header Version Number


                                                             1 Confidential
                                                       ICO Global Communications
         1302
                                                             EN-IG-ICO-SW/000006
[LOGO ICO]                    ANNEX 5 - TRAINING             ISSUE: 2.5
                                                             30 March 1998



TABLE OF CONTENTS

        1. GENERAL                                                             3


        2. COURSE 1 - OPERATION & MAINTENANCE                                  3


        3. COURSE 2 - ICO'S INSTRUCTOR'S TRAINING                              5


        4. COURSE 3 - SYSTEM ARCHITECTURE AND OPERATION & MAINTENANCE          6


        5. ADDITIONAL OPTIONS TRAINING                                         8


        6. GENERAL TRAINING CONDITIONS                                         8


                                                             2 Confidential
                                                       ICO Global Communications
         1303
                                                             EN-IG-ICO-SW/000006
[LOGO ICO]                    ANNEX 5 - TRAINING             ISSUE: 2.5
                                                             30 March 1998



1.                GENERAL

1.1. This Annex sets out the scope of the training courses, for the ICO staff.

1.2.              The training courses are summarised below:

1.2.1.            On Site Operation and Maintenance Course at each SAN Site

1.2.2.            ICO Training Instructor Course at one SAN Site and one NMC
                  Site

1.2.3.            System Architecture and Operation and Maintenance Course at an
                  NMC

1.3. The Contractor in conjunction with ICO will develop a detailed training plan within 6 months of execution of this Agreement.

1.4. ICO and the Contractor shall work closely together to develop a training program that does not impact on the Master Level Schedule which ensures availability of trained ICO staff at a time when O & M services are required.


                                                             3 Confidential
                                                       ICO Global Communications

         1304
                                                             EN-IG-ICO-SW/000006
[LOGO ICO]                    ANNEX 5 - TRAINING             ISSUE: 2.5
                                                             30 March 1998



2.                COURSE 1 - OPERATION & MAINTENANCE

2.1. An On-Site Operation and Maintenance course shall be carried out at each of the twelve SAN Sites.

2.2. The purpose of this course is to provide the SAN Operator's operation and maintenance staff with an understanding of the operation and maintenance of the relevant system and sub-systems.

                  The duration of the Course, for each of the twelve (12) SAN Sites, shall be as shown below:

                      Item      Description                            Duration (Days)
                      ----      -----------                            ---------------
                       1        Overall SAN and NMC System                   10
                       2        RFT,                                         10
                       3        MSSC/VLR and related equipment               45
                                -  AXE 10 System Survey
                                -  AXE 10 Cellular O&M, basics
                                -  OSS Operation
                                -  HPN
                       4        SBS                                          15
                       5        TNM                                           5
                       7        SAN OSS                                       5
                       8        DCN System                                    2

         The courses shall include the following elements for each subsystems:
                  a) Principles and functional design
                  b) Interfaces and interaction with other subsystems
                  c) Safety aspects
                  d) Operation (local and remote)
                  e) Emergency operation
                  f) Routine maintenance
                  g) Troubleshooting

2.3. The number of SAN Operator's students, participating in each of the above courses, shall be a maximum of 10 students.


                                                             4 Confidential
                                                       ICO Global Communications

         1305
                                                             EN-IG-ICO-SW/000006
[LOGO ICO]                    ANNEX 5 - TRAINING             ISSUE: 2.5
                                                             30 March 1998



2.4. Because the RFT sub-systems, particularly at the first six TT&C SAN Sites, shall be completed earlier than the SBS/MSSC/TNM systems the RFT On Site Operation and Maintenance training courses at the TT&C SAN Sites shall be held, after completion of the Installation Phase 2-1 Test of the 2 RFT Sub-systems committed for early availability for TT&C Integration testing at each of six TT&C SAN Sites.

2.5. The Contractor shall provide background material and any other training course notes to supplement the operation and maintenance handbook.

2.6. The Contractor shall allow "over the shoulder" observation, during the Equipment installation and testing.

3.                COURSE 2 - ICO'S INSTRUCTOR'S TRAINING

3.1.              A training course shall be held for ICO's own Training
                  Instructors.

3.2. The purpose of this course is to train ICO's Training instructors so that they shall be able to carry out their own training courses on the SAN system architecture, as well as the operation and maintenance of the SAN and NMC systems.


3.3. The duration of the On Site ICO Instructor's Training course shall be as shown in the table below. The starting date is to be mutually agreed during the course of the Supply Agreement.

                    Item    Description                               Duration (Days)
                    ----    -----------                               ---------------
                     1      Overall SAN and NMC System                       10
                     2      RFT                                              10
                     3      MSSC/VLR and related equipment                   65
                            - AXE 10 System Survey
                            - AXE 10 Cellular O&M, basics
                            - MSC/VLR/HLR O&M
                            - OSS Operation
                            - AXE 10 IOG O&M Advanced
                            - AXE Extended Software Maintenance
                            - HPN
                     4      SBS                                              25
                     5      TNM                                               5
                     7      NMS/SRMC/SAN OSS                                 20
                     8      DCN System                                        4


                                                             5 Confidential
                                                       ICO Global Communications

         1306
                                                             EN-IG-ICO-SW/000006
[LOGO ICO]                    ANNEX 5 - TRAINING             ISSUE: 2.5
                                                             30 March 1998



3.4. The number of ICO Training Instructors, participating in each of the above courses, shall be a maximum of 15 students.

3.5. The ICO Training Instructors training course shall be held at one of the twelve (12) SAN Sites, to be elected by ICO, for the RFT, SBS, HPN, MSSC, TNM, SAN-OSS and DCN sub-systems and at one of the two (2) NMC Sites for the NMS/SRMC and DCN sub-systems.

3.6. Because the RFT sub-systems, particularly at the first six TT&C SAN Sites, shall be completed earlier than the SBS/HPN/MSSC/TNM/DCN systems the RFT training course for the ICO Training Instructors may be held correspondingly earlier than the remaining training courses.

3.7. The Contractor shall provide background material and any other training course notes to supplement the operation and maintenance handbook.


                                                             6 Confidential
                                                       ICO Global Communications

         1307
                                                             EN-IG-ICO-SW/000006
[LOGO ICO]                    ANNEX 5 - TRAINING             ISSUE: 2.5
                                                             30 March 1998



4.                COURSE 3 - SYSTEM ARCHITECTURE AND OPERATION & MAINTENANCE

4.1. A training course shall be held for training ICO's engineering staff at one of the NMC Sites, to be elected by ICO.

4.2. The purpose of this course is to provide the ICO engineers with an understanding of the system architecture and overview of the operation and maintenance of all the SAN's from the NMC.

4.3. The duration of the System Architecture and Operation and Maintenance training course shall be as shown below:

                      Item      Description                                Duration (Days)
                      ----      -----------                                ---------------
                       1        Overall SAN and NMC System                       10
                       2        RFT                                              10
                       3        MSSC/VLR and related equipment                   40
                                - Telecom Network & AXE 10 - Introduction
                                - AXE 10 System Survey
                                - MSC/VLR/HLR O&M
                                - OSS Operation
                                - AUC/EIR Training
                                - HPN
                       4        SBS                                              15
                       5        TNM                                               5
                       6        NMS/SRMC/SAN OSS                                 10
                       7        DCN System                                        3

4.4. The number of ICO engineers, participating in each of the above courses, shall be a maximum of 10 students.

4.5 Training for the MXE option, as defined in Annex 1 of the SOW, will be included if ICO elect to exercise this option.

                                                                 7  Confidential
                           ICO Global Communications
         1308
                                                             EN.IG-ICO-SW/000006
[LOGO ICO]                    ANNEX 5 - TRAINING             ISSUE: 2.5
                                                             30 March 1998



5.                ADDITIONAL OPTIONS TRAINING

5.1 The following additional training courses shall be held for ICO SAN site staff.

5.2 The messaging and & ILR O&M courses will be taught only at the SAN Sites where this equipment will be installed. These sites will be confirmed by ICO as per Table 1 of Annex 1 to the SOW. The duration of the courses are shown below.

                      Item      Description                 Duration (Days)
                      ----      -----------                 ---------------
                       1        LIAS O&M                            5
                       2        Messaging O&M                      10
                       3        ILR O&M                             5

5.3 The number of ICO Engineers, participating in each of the above courses, shall be a maximum of 10 people.

5.4 The following training courses will be held for ICO's NMC staff at the PNMC or the BNMC at ICO's discretion.

5.5               The duration of these courses are as shown below:

                      Item      Description                           Duration (Days)
                      ----      -----------                           ---------------
                       1        LIMS Operator Administration                  5
                       2        Messaging Administration                     10
                       3        ILR Administration Management                 5

5.6 The number of ICO engineers, participating in each of the above courses, shall be a maximum of 10 people.

5.7 NEC to propose syllabus & schedule for the above courses in consultation with ICO.

5.8               Appropriate training courses on the additional options, i.e.
                  Legal Interception, Messaging and ILR systems, for ICO's 15 instructors will be agreed with ICO.

                                                                 8  Confidential
                                     ICO Global Communications
         1309
                                                             EN.IG-ICO-SW/000006
[LOGO ICO]                    ANNEX 5 - TRAINING             ISSUE: 2.5
                                                             30 March 1998



6.                GENERAL TRAINING CONDITIONS

6.1. Training shall consist of a combination of lecture style training and hands-on training. The style of training shall be dependant on the particular training course, and convenience of the training syllabus.

6.2. ICO shall make the relevant system and sub-systems available as required, for the purposes of hands-on training.

6.3. The students shall, as a minimum, have background knowledge and understanding of one or more of the following technologies -:

                  -  Satellite Communications

                  -  Cellular mobile switching

                  -  Installation of electronic systems

                  -  Familiarity with PCs and Work Station operator consoles

6.4. The students shall, as a minimum, have a good working knowledge and understanding of the English language.

6.5. Training shall be carried out during normal local working hours nominally from 9:00am - 5:00pm 5 days a week.

6.6. ICO shall make the required staff available during these hours for the training course.

6.7. Training courses shall be conducted in the English Language by technical training experts from the Contractor. The trainers shall be experienced in training staff whose mother tongue is not English.

6.8. One Copy of training notes shall be provided for each student, in the English language. All the training documentation shall be provided in the English language and shall preferably use SI units. A copy of the training material shall be supplied to both ICO and the SAN operator one month before the commencement of the training session.

                                                                  9 Confidential
                                      ICO Global Communications
         1310
                                                             EN.IG-ICO-SW/000006
[LOGO ICO]                    ANNEX 5 - TRAINING             ISSUE: 2.5
                                                             30 March 1998



6.9. ICO shall supply the following training facilities at each SAN/NMC training Site for the duration of the training:

                  - Training room with seating and lighting for at least 10 students and one instructor

                  - Overhead Projector Facilities for transparency presentation

                  -   Video Recorder and Television facilities

                  -   White Board Facilities

                  -   PC Overhead Projector Facilities

                  -   Photocopy Machine

                  -   Printer

                                                                 10 Confidential
                                      ICO Global Communications


         1311
21 December 1998
Our Ref: SA1387/WG7/19981221/GW


                                                                [ICO LETTERHEAD]

NEC Corporation
c/o NEC Program Office
5th Floor, Horatio House
77-85 Fulham Palace Road
Hammersmith
London W6 8JC

For the attention of Mr Tadao Furukawa


Dear Sirs


SUBJECT: CLOSURE OF CHANGE ORDER NO 3


Attached are the two (2) originals of the document, signed by ICO's Supervising Officer, recording the closure of Change Order No 3, together with one (1) copy of the associated schedules.

Please arrange for the signature of one (1) copy by the Contractor's Authorised Representative of the document recording the Closure of this Change Order, and its subsequent return to ICO.

The other original of the document recording the Closure of Change Order No 3 and the attached associated schedules which have been initialled by ICO, are for the Contractor's records.

Please sign and return the enclosed copy of this letter to acknowledge receipt of the above documents.

Yours faithfully


/s/ George Wiginton
---------------------
George Wiginton
Procurement Manager



Cc: Mr Mineo Hattori, Mr M Takata, NEC Document Manager
    G Titzer, ICONET Project Office



         1312
Receipt of the documents listed above acknowledged.



-----------------------------           -----------------------------

For and on behalf of                    Date
NEC Corporation



         1313
                         CLOSURE OF CHANGE ORDER NO. 3


Attachment 1 to this Closure of Change Order No 3 is the mutually agreed revised Payment Schedule Classification Summary within Schedule 11 which the parties hereby agree shall form Attachment 4 to Change Order No 3 and shall be incorporated into, and form part of, the Supply Agreement dated 3rd March 1997 without the need for the parties to formalise its incorporation by way of further Change Order, all as foreseen in Change Order No 3 which was executed on 31 March 1998.

As a apart of the preparation of the Payment Schedule Classification Summary referred to above, the parties also agreed to change the description of the financial units from US$'000 to US$ that appear in Appendix 2 of Schedule 9 (Pricing Schedule) which formed Appendix 3.3 of Change Order No 3. Appendix 2 of
Schedule 9, with its financial units restated as described above, is Attachment 2 to this Closure of Change Order No 3.

There is no change to the total aggregate price, or to the further sum, shown in Attachment 1 of Change Order No 3 resulting from Attachments 1 and 2 to this Closure of Change Order No 3.

These Attachments 1 and 2 will now form a part of the Supply Agreement dated 3rd March 1997 and shall be effective from 31 March 1998.


Signed for and on behalf of                  Signed for and on behalf of
ICO Global Communications                    NEC Corporation
Holdings BV



/s/       ***
----------------------------                 ----------------------------
Supervising Officer                          Contractor's Authorised
                                             Representative


17/12/98
----------------------------                 ----------------------------
Date                                         Date

         1314
                          CLOSURE OF CHANGE ORDER NO 3
                                  ATTACHMENT 1
                    PAYMENT SCHEDULE CLASSIFICATION SUMMARY
                        (SCHEDULE 11, CHANGE ORDER NO 3)

                        * [41 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1315
                                        *
         1316
                                        *
         1317
                                        *
         1318
                                        *
         1319
                                        *
         1320
                                        *
         1321
                                        *
         1322
                                        *
         1323
                                        *
         1324
                                        *
         1325
                                        *
         1326
                                        *
         1327
                                        *
         1328
                                        *
         1329
                                        *
         1330
                                        *
         1331
                                        *
         1332
                                        *
         1333
                                        *
         1334
                                        *
         1335
                                        *
         1336


                          CLOSURE OF CHANGE ORDER NO 3
                                  ATTACHMENT 2
                         PRICING SCHEDULE - APPENDIX 2
                  (APPENDIX 2 OF SCHEDULE 9, CHANGE ORDER NO 3


                        * [98 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1337
                                        *
         1338
                                        *
         1339
                                        *
         1340
                                        *
         1341
                                        *
         1342
                 II.5 PRICE SUMMARY (OPTIONS) (IN THOUSAND US$)



                                       *


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1343
                                        *
         1344
            II.6 PRICE SUMMARY (SERVICES-BREAKDOWN (IN THOUSAND US$)



                                       *



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1345
                                        *
         1346
                                        *
         1347
                                        *
         1348
                                        *
         1349
                                        *
         1350
         1351
                                        *
         1352
                                        *
         1353
                                        *
         1354
                                        *
         1355
                                        *
         1356
                                        *
         1357
                                        *
         1358
                                        *
         1359
                                        *
         1360
                                        *
         1361
                                        *
         1362
                                        *
         1363
                                        *
         1364
                                        *
         1365
                                        *
         1366
                                        *
         1367
                                        *
         1368
                                        *
         1369
                                        *
         1370
                                        *
         1371
                                        *
         1372
                                        *
         1373
                                        *
         1374
                                        *
         1375
[ICO LOGO]                                                    CHANGE ORDER NO: 4

                IGF SUPPLY AGREEMENT
                CONTRACT NO ICOO97 - 1016/GW
                                                   DATE: 15 MAY 1998



In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:



Amended Clauses               See Attachment 1
Amended Schedules             See Attachment 1
Amended Annexes               See Attachment 1
Amended Price                 See Attachment 1
Other Amendments              See Attachment 1
Reference Correspondence      SA0226/WG7/19970715/GW (15 July 1997); IUKC-500
                              (15 April 1998)


This Change Order No 4 will now form part of the Supply Agreement dated March 3rd 1997 between the parties effective as from 20 January 1998 and shall be governed by and construed in accordance with the laws of England.

Except for the changes set out above, this Change Order No 4 makes no further amendments or modifications to the Agreement.



Signed for and on behalf of               Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV     NEC CORPORATION

              *                                            *
-------------------------------------     --------------------------------------
Supervising Officer                       Contractor's Authorised Representative



-----------------                         ------------------
Date                                      Date

         1376
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICOO97 - 1016/GW
                                                              CHANGE ORDER NO. 4
                                                                    ATTACHMENT 1


1. This Change Order No 4 is issued pursuant to and shall be governed by clause 14 of the Supply Agreement dated March 3rd 1997 and incorporates the following elements specified in clause 14.6 thereof.

(a) The ICONET Integration (II) Campaign to be undertaken by the Contractor is the G0 (SAN-UT Interworking) Campaign, Priority 1 and 2 as specified in NEC Documents B70096a6 and 370191G (Attachments 2.1 and 2.2 to this Change Order No 4).

(b) The qualifications and numbers of personnel and the resultant man-months, including the minimum number of man-months, for the II G0 Campaign, Priority 1 and 2, are specified in Attachment 5.2 to this Change Order No 4.

(c) The travel costs shall be incurred and paid in accordance with clause 14.10(b) of the Supply Agreement. The total travel costs for the G0 Campaign activities shall not exceed $100,000. In the event the Contractor believes that travel costs in excess of $100,000 are required to be incurred to ensure the Contractor's performance and completion of the ICONET Integration (II) Campaign to be undertaken under this Change Order No 4, the Contractor shall seek ICO's authority to incur such additional costs prior to the formalising any such travel arrangements. Within 5 days of receipt of any such request from the Contractor, ICO shall confirm whether such authority is granted.

(d) The duration and sequence for the performance and completion of the II G0 Campaign will be in accordance with NEC Document B70097a5 (Attachment 3 to this Change Order No 4).

(e) The Deliverables are those documents specified in Table 11-1 ("Other Test Documents") of Attachment 2.1 to this Change Order No 4. There are no separate price or payment terms for the Deliverables in this Change Order No 4.

(f) The special test equipment for the II G0 Campaign which ICO will make available for use by the Contractor is 1 set of HPN Subsystem Simulator which is being provided by the Contractor on behalf of ICO in accordance with the NEC Documents 370187C, 370188C and 370193C (Attachments 4.1, 4.2 and 4.3 to this Change Order No 4). The firm fixed price for the HPN Subsystem Simulator is * which shall be payable by ICO to the Contractor as follows:

                  (i) * on the date of this Change Order No. 4, and;

                  (ii) * upon completion of the delivery, installation and testing of the HPN Subsystem Simulator at the designated test site location.

         The submission and payment of the invoices for the HPN Subsystem Simulator shall be in accordance with clause 17 of the Supply Agreement.

(g) The Associated Management man-months for the II G0 Campaign are as specified in Attachment 5.3 to this Change Order No 4.


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1377
(h) The Additional Resources which ICO will provide to the Contractor for the II G0 Campaign are:

                  (i) the equipment specified in Table 5-1, Parts 1 and 2 in
                  Section 5 of Attachment 2.1 to this Change Order No 4;

                  (ii) the documents to be provided by ICO/Vega/Wavecom specified in Section 11 of Attachment 2.1 to this Change Order No 4.

(i) The Additional Resources which the Contractor will provide for the II G0 Campaign are those items identified as "Other Costs" in No 5 of Attachment 5.1 to this Change Order No 4.

2. The authorisation to proceed dated 20 January 1998 is subsumed into this Change Order No 4.The Labour and Associated Management man-month and travel costs incurred by the Contractor up to the date of this Change Order No 4 may be invoiced to ICO, in accordance with clause 14.10, on the date of this Change Order No 4.

3. Annex 9 of Schedule 14 of the Supply Agreement (ICONET Integration) shall apply to the performance of this Change Order No 4, except to the extent that it is specifically modified by Attachments 2.1, 2.2, 3, 5.1, 5.2 and 5.3 to this Change order No 4.

4.       At all times the

                  (i) special test equipment;

                  (ii) ICO provided Additional Resources, and;

                  (iii) Contractor purchased Additional Resources

         (collectively identified as "ICO G0 Material") remain the property of ICO. The Contractor shall be responsible for the proper operation, maintenance and risk of loss of ICO G0 Material while in the possession or control of the Contractor. Upon ICO's written instruction and at ICO's cost, the Contractor shall, within 30 days of the receipt of such written ICO instruction, arrange for the shipment and delivery of ICO G0 Material to such location(s) as ICO may specify. All ICO G0 Material shall be returned by the Contractor to ICO, in good and properly functioning condition save for normal wear and tear.

5. The price pursuant to clause 15.1 and Tables 1 and 24 of Schedule 9 (Pricing Schedule) of the Supply Agreement shall be amended upon completion of this Change Order No 4.
         1378
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICOO97 - 1016/GW
                                                              CHANGE ORDER NO. 4
                                                                    ATTACHMENT 2








2.1 NEC DOCUMENT B70096a6: ICONET INTEGRATION, TECHNICAL PROPOSAL FOR THE G0 (SAN-UT INTERWORKING) CAMPAIGN (HNS-12226, MARCH 25, 1998)

2.2 NEC DOCUMENT 370191G: PROPOSAL FOR ICO INTERWORKING (II) G0 TEST CAMPAIGN SUPPORT
         1379
                                                   [HUGHES NETWORK SYSTEMS LOGO]


HNS-12226





                               ICONET INTEGRATION
               TECHNICAL PROPOSAL FOR THE G0 (SAN-UT INTERWORKING)
                                    CAMPAIGN





                                 MARCH 25, 1998
         1380
                               PROPRIETARY NOTICE

                All rights reserved. This publication and its contents are proprietary to Hughes. No part of this publication may be reproduced in any form or by any means without the written permission of Hughes Network Systems, Inc., 11717 Exploration Lane, Germantown, Maryland 20876.

                 Copyright (C) 1998 Hughes Network Systems, Inc.

         1381
                                TABLE OF CONTENTS

SECTION                                                                         PAGE
-------                                                                         ----

1. INTRODUCTION ............................................................     0-1

2.    SCOPE ................................................................     1-1

3.    REFERENCED DOCUMENTS .................................................     2-1

4. TEST CONFIGURATION ......................................................     3-1

5. EQUIPMENT LIST ..........................................................     4-1

6. ASSUMPTIONS .............................................................     5-1

7. STATEMENT OF WORK .......................................................     6-1
7.1    PARTICIPANTS ........................................................     6-1
7.2 ROLES AND RESPONSIBILITIES .............................................     6-2
7.3    WORK BREAKDOWN STRUCTURE PRIME INTEGRATOR ...........................     6-3
7.4    ORGANIZATIONAL BREAKDOWN ............................................     6-4
7.5    MEETINGS ............................................................     6-4
7.6    CHANGES .............................................................     6-4
7.7    PROBLEM REPORTING ...................................................     6-5

8. ASSESSMENT OF TEST PLAN AND TEST REQUIREMENTS ...........................     7-1

9. ASSESSMENT OF RISKS RETIRED .............................................     8-1

10. SCHEDULE ...............................................................     9-1

11. DOCUMENTATION TO BE PRODUCED ...........................................    10-1

12. REQUIREMENTS FOR SCS ...................................................    11-1

13. OPTIONS ................................................................    12-1
13.1    INTRODUCTION .......................................................    12-1
13.2    OPTION 1: TEST WITH A UT SUPPLIER ..................................    12-1
13.3    ADDITIONAL OPTION: ADD VOCODER TO SAN SIMULATOR ....................    12-1

14. COMPLIANCE MATRIX ......................................................    13-1

15. FACILITIES REQUESTED BY OTHER PARTICIPANTS .............................    15-1

16. HNS STAFF RESPONSIBILITIES .............................................    15-1

         1382
                                 LIST OF FIGURES

FIGURE                                                                          PAGE
------                                                                          ----
FIGURE 4-1.   PHYSICAL CONFIGURATION FOR UT BREADBOARD TESTS ...............     4-1
FIGURE 7-1.   CONTRACTUAL RELATIONSHIPS ....................................     7-1
FIGURE 7-2.   HNS G0 ORGANIZATION CHART ....................................     7-4
FIGURE 10-1.   SCHEDULE ....................................................    10-2

         1383
                                 LIST OF TABLES

TABLE                                                                           PAGE
-----                                                                           ----
TABLE 5-1.   PART 1 -- ICO SUPPLIED EQUIPMENT ..............................     4-1
TABLE 5-2.   PART 2 -- ICO (WAVECOM) SUPPLIED EQUIPMENT ....................     5-1
TABLE 5-2.   PART 1 -- HNS SUPPLIED EQUIPMENT ..............................     5-1
TABLE 5-2.   PART 2 -- NEC SUPPLIED EQUIPMENT BASED ON THE IGF SA ..........     5-1
TABLE 10-1.  TEST PHASES ...................................................     9-1
TABLE 11-1.  SCRIPTS .......................................................    10-1
TABLE 14-1.  COMPLIANCE MATRIX .............................................    13-1
TABLE 15-1.  FACILITIES REQUESTED BY ICO(WAVECOM) ..........................    14-1

         1384
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)

                                 1. INTRODUCTION


Hughes Network Systems, Inc. (HNS) is pleased to submit this proposal for ICONET Integration (II) campaign G0 (SAN-UT Interworking). This proposal includes the following sections:

-        Section 1 provides an introduction and "roadmap" of the proposal.

-        Section 2 describes the scope.

-        Section 3 lists the referenced documents.

-        Section 4 shows the test configuration.

-        Section 5 provides the equipment list.

-        Section 6 lists the assumptions used in preparing this proposal.

- Section 7 describes the statement of work and interactions between team members.

- Section 8 provides an assessment of the Test Plan and Test Requirements documents.

-        Section 9 provides an assessment of the risks retired by this campaign.

-        Section 10 includes the schedule.

-        Section 11 describes the documentation to be produced.

-        Section 12 describes the Satellite Channel Simulator requirements.

-        Section 13 describes the options.

-        Section 14 includes the compliance matrix.

- Section 15 lists the facilities and test equipment requested by other participants.

-        Section 16 outlines the responsibilities of HNS staff.


                                      0-1
                              HUGHES PROPRIETARY II
         1385
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)

                                    2. SCOPE


II campaign G0 involves Air Interface compatibility tests between a SAN Simulator from HNS and a Prototype User Terminal (PUT) from ICO(Wavecom). The objective of this II campaign is to achieve AI convergence through exposing possible bugs in SBS and UT implementation. This testing will include the test cases defined in the Test Plan and Test Requirements (referenced documents B and C below). It is planned to split the base testing into two phases: a first phase with the UT Breadboard nominally totaling 2.5 months, excluding HPN tests, in 1998 and a second phase with the Field Test UT nominally lasting 2.5 months, excluding HPN tests, in 1999. There is an option that ICO can exercise to extend the testing. It reruns the base tests with a UT from a UT supplier. HNS commits to having the equipment, facilities, and staff available during this base period and ICO-chosen optional testing.

                                      2-1
                              HUGHES PROPRIETARY II
         1386
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)



                             3. REFERENCED DOCUMENTS


This proposal is based on these documents, with the versions indicated:

      -  ICO First Integration Phase, Technical Note, Version 1.0, 14 July 1997

      - Test Plan Document for the SAN/UT Interworking Campaign (G0.x), Issue 1.4, 1 October 1997

      - Test Requirements Document for the SAN/UT Interworking Campaign (G0.x), Issue 1.7, 17 February 1998

      - ICO Air Interface Documents, Version 4.0, released 26 September -- 9 October 1997

      -  SAN Simulator Requirements, Rev. 4.1

      - [Wavecom] Services Required for Interworking Test at Germantown, e-mail from Paul Britten, 20 August 1997

      - [Main supply agreement] Statement of Work, Annex 9, Version 2.2, 26 February 1997

      -  Satellite Channel Simulator (SCS) Specification, B7008A4

      -  [Main supply agreement] Clause 14, Terms and Conditions, 4th March,
         1997

      -  UT Simulator/Load Generator Requirements, Rev. 4.1


                                      2-1
                              HUGHES PROPRIETARY II
         1387
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)

                              4. TEST CONFIGURATION


FIGURE 4-1 shows the physical configuration proposed for the initial tests (with the UT Breadboard). This figure includes two satellite channel simulators (one to model S-band impairments and one for C-band impairments) rather than the one shown in the Test Plan. Two SCSs allow easier modeling of the separate impairments on each link. For the later tests with the Field Test UT, HNS agrees to use a single SCS, providing equivalent satellite channel simulation, to match the configuration of the SAN site tests underway at that time.

[FLOWCHART GRAPHIC]

           FIGURE 4-1. PHYSICAL CONFIGURATION FOR UT BREADBOARD TESTS

The figure shows one example of how the HPN and SANS will connect to the SCS modeling C-band impairments. Depending on the need to combine or separate HPN and SANS signals, this configuration will vary somewhat by test case. Any test cases that require combining the signals will require an extra combiner and splitter. The HPN equipment will be operated by ETL(COMSAT) staff in the HNS lab.

The amplifiers at each SCS output (shown in the October proposal) have now been deleted, since NEC (after the October proposal was submitted) exercised the option with Noise/Com to include them in the SCS.

The IF equipment has been chosen based on the power levels of the UT Breadboard. If the power levels or connectors for the Field Test UT (which are not currently known) differ from those of the UT Breadboard, additional or different amplifiers/attenuators may be required. This is not included in the price quotation.

                                      4-1
                              HUGHES PROPRIETARY II
         1388
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)


                                5. EQUIPMENT LIST

ICO supplied equipment is shown in TABLE 5-1 PART 1 AND 2. Part 1 of the table is according to Table 3 of Annex 9 of the SOW of SA and provides dates for the equipment as specified in 14.4 (f) of the SA. Part 2 of the table is equipment provided by ICO (Wavecom) for the G0 campaign. All equipment is to be made available to the Germantown facility for the G0 campaign. HNS supplied equipment is shown in TABLE 5-2.


 TABLE 5-1. PART 1 - ICO SUPPLIED EQUIPMENT (ACCORDING TO TABLE 3 OF ANNEX 9)


  Item                          Description                         Quantity        Date
  ----                          -----------                         --------        ----
    1      SAN Simulator and its scripts                                1       June 1, 1998
           (System Simulator)
    2      SCS                                                          2       April 1, 1998

Note: Items 1 - supplied by HNS on behalf of ICO to be used as part of G0
      Campaign.

Item 2 - SCS will be shipped by NEC-PO for ICO

              TABLE 5-1. PART 2 - ICO (WAVECOM) SUPPLIED EQUIPMENT

  Item                          Description                         Quantity         Date
  ----                          -----------                         --------         ----
    1      Prototype UT, its scripts, and the associated PUT RSS        1       June 22, 1998
    2      Frequency reference for PUT RSS                              1       April 1, 1998


                   TABLE 5-2. PART 1 - HNS SUPPLIED EQUIPMENT

   Item                            Description                            Quantity            Hardware Source
   ----                            -----------                            --------            ---------------
1           Low Phase Noise Frequency Reference Source                  2              Purchased for II
2           L-S band upconverter                                        1              Purchased for II
3           S-L band downconverter                                      1              Purchased for II
4           Combiner                                                    3              Purchased for II
5           Splitter                                                    3              Purchased for II
6           TTCN Compiler w/training and Environment setup              2 seats        Purchased for II
7           Miscellaneous Equipment (note 1)                            as needed      Lab supply or Purchased for II
8           BERTS                                                       1              Lease
9           Standard test equipment(spectrum analyzer, oscilloscope,    as needed      Lease
            etc.)
10          DC rectifiers, cooling equipment                            as needed      Lab supply
11          -        Cables                                             as needed      Lab supply
12          Printer                                                     1              Lab supply

-----------
Note 1: Individual Miscellaneous Equipment Purchases greater than $5,000 requires ICO approval.

Note 2: All items "Purchased for II" are ICO's property and can be shipped to ICO's directed location, if required.

         TABLE 5-2. PART 2 - NEC SUPPLIED EQUIPMENT BASED ON THE IGF SA

13          UT Simulator and its Scripts (Air interface Load            1              IGF Supply Agreement
            Generator)
14          Clock source for SAN simulator                              1              IGF Supply Agreement
15          IF port                                                     1              IGF Supply Agreement

                                      4-1
                              HUGHES PROPRIETARY II
         1389
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)


                                 6. ASSUMPTIONS


1. The UT Simulator is used to validate SANs test scripts. Back-to-back SANS-UTS tests will have been run before for each part of G0.

2. All G0 equipment in the lab will be able to run on 60 Hz, 110 Vac power, except for the SANS, UTS, and HPN which require DC Power.

3. HNS will supply almost all of the test equipment and facilities requested by ICO(Wavecom), as detailed in Section 15.

4. The "B" phase of campaign G0 (testing with the Field Test UT) is scheduled for March-May 1999. At that time, all the existing SCSs (that are deliverable) will already be on SAN sites to support installation testing. ICO shall endeavor to make an SCS from the USA (or another) SAN site available for the "B" phase of G0. If that proves impossible, ICO shall (with sufficient advance notice) provide one additional SCS.

5. The proposal assumes a nominal schedule as shown in the Schedule section, with these testing duration (excluding HPN):

     -   Phase A1:                     2 months

     -   Phase A2:                     0.5 month

     -   Phase B:                      2.5 months

     -   Option 1 (each):              3 months


6. HNS should generally be able to make equipment and staff available for reasonable duration of extended testing, provided enough advance notice. While the need for re-testing will not be known until tests are underway and problems are encountered, HNS requests reasonable advance notice. HNS also requests that the extra testing can be carried out immediately after one of the currently planned test phases, because all the equipment is set up and the staff is on hand.

7. HNS would find it difficult to support phase A tests in advance of the proposed start date. Delays up to 1 month can be accommodated. It might be possible to accommodate delays up to 3 months. However, with a 3 month delay, the resulting diversion of staff expected to work on UTS release U2.0 could delay the availability of U2.0. HNS will need to know 1 month before the scheduled start date of any delays.

                                      6-1
                              HUGHES PROPRIETARY II
         1390
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)


                              7. STATEMENT OF WORK

This section describes the statement of work and interaction between team members. Reference G provides the general requirements for ICONET Integration. Reference A provides additional descriptions for the early II campaigns. HNS agrees to the descriptions in both these references. This section provides additional details on how the general requirements apply to the G0 campaign.

7.1. PARTICIPANTS
For the G0 base work, the contractual relationships are shown in FIGURE 7-1.

[FLOWCHART GRAPHIC]


                      FIGURE 7-1. CONTRACTUAL RELATIONSHIPS

The roles assumed for each participant in the base work and option 1 are:
     -   ICO: organization on whose behalf the campaign is performed.
     -   NEC: contractual lead
     -   HNS: prime integrator (based on SOW Annex 9), participant
     -   Ericsson: pass-through for ETL(COMSAT), no direct involvement
     -   ETL/COMSAT: participant, contributor of HPN portions of documents
     -   ICO(Wavecom): participant (not in NEC Team)


                                      7-1
                              HUGHES PROPRIETARY II
         1391
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)

7.2  ROLES AND RESPONSIBILITIES

The prime integrator shall be responsible for organizing and conducting the campaign on a day-to-day basis under the guidance by ICO. For the G0 base campaign, the prime integrator serves as facilities host as well. Thus the prime integrator's responsibilities are to:

-    lead the test preparation, execution, and reporting

- coordinate with all participants, including ICO(Wavecom), at an engineering level

- coordinate with the documentor and all participants, including ETL(COMSAT) and ICO(Wavecom), regarding interfacing, planning, scheduling, adherence to test requirements, STE functional compatibility and executable script compatibility

- pursue the resolution of all test problems and discrepancies to a satisfactory close as directed by ICO

-    work with ICO to organize meetings

- provide the facilities for all participants to conduct these tests, including making the test equipment ICO(Wavecom) has requested available as needed.

-    produce SCS scripts, based on orbital information provided by ICO.

- coordinate overall configuration management for the test equipment and setup (not for the source code from each participant but a record of what releases are used when).

- keep ICO regularly informed of progress, by means of weekly progress reports for those works carried out in the previous week and others needing attention, before and during testing (tests attempted, passed, and failed; problems encountered; near-term plans; etc.).

- administer the problem reporting system to record problems found in testing.

-    produce the preliminary test report.

- produce and maintain the Test Scripts Document (TSD) for phases A1, A2, and B, together with the participants.

HNS agrees to allow ICO, ETL(COMSAT) and ICO(Wavecom) access to its lab and support facilities (conference rooms, cafeteria, etc.) for the purposes of conducting the G0 tests.

On planning, scheduling, and engineering matters, HNS reports directly to NEC-PO. HNS and ICO can communicate directly, provided that communications are copied to NEC PO.

The documentor is expected to:

-    make updates to the Test Requirements Document (TRD) and Test Plan Document
     (TPD) before phase A tests

-    make updates to the TRD and TPD before phase B tests

- provide a TRD appendix which provides details on what configuration data and parameters are to be tested.

ICO(Wavecom) shall contribute to the TSD, especially the instructions for operating the PUT and any constraints on its use. A more detailed description of the TSD preparation appears in section 11 on documentation.

ETL(COMSAT) shall supply the HPN portions of the Test Scripts and Test Report, and any revisions (expected to be minor) to the HPN portions of the Test Requirements and Test Plan. HNS will merge these portions into the overall test documents and produce combined documents.

                                      7-2
                              HUGHES PROPRIETARY II
         1392
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)

Each participant is expected to:

-    provide their equipment, as listed Section 5.

-    prepare the executable scripts that run on their equipment

- provide on-site support to run their equipment during tests and join in troubleshooting

-    provide bug fixes as quickly as possible

-    contribute portions of the test documents and review the combined documents

- provide configuration management for their equipment, software, and scripts used in the campaign

As described in Annex 9 section 3, ICO is responsible for overall coordination, especially with ICO(Wavecom). ICO staff are welcome to attend all meetings and participate in or observe any tests, if they choose.

7.3  WORK BREAKDOWN STRUCTURE PRIME INTEGRATOR
The WBS for the HNS portion of the effort is:

1.       G0 Campaign
         1.1      Management

         1.2      Test Preparation (including document and script preparation)
                  1.2.1 Phase A1
                  1.2.2 Phase A2
                  1.2.3 Phase B

         1.3      Test Execution
                  1.3.1    Phase A1
                  1.3.2    Phase A2
                  1.3.3    Phase B

         1.4      Preliminary Test Report
                  1.4.1 Phase A1
                  1.4.2 Phase A2
                  1.4.3 Phase B

         1.5      Equipment Supply and Lab Support

         1.6      Options
                  1.6.1    Option 1:  Test with UT Supplier


                                       6-3
                              HUGHES PROPRIETARY II
         1393
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)



7.4  ORGANIZATIONAL BREAKDOWN
FIGURE 7-2 shows the HNS organization chart for the G0 campaign. The development organizations in Engineering will provide on-call support to assist with setup and troubleshooting.

                              [FLOWCHART GRAPHIC]

                      FIGURE 7-2. HNS G0 ORGANIZATION CHART

7.5  MEETINGS
A suggested schedule for coordination meetings is shown at the beginning of the schedule, with proposed locations marked. In addition, Test Readiness Reviews before test phases A and B are shown in the testing sections, later in the schedule. At each meeting, all parties involved in the G0 campaign are expected to attend.

Two weeks before each meeting, an agenda will be prepared and distributed to all organizations. Either ICO or the prime integrator will prepare this agenda, as ICO prefers. Initial meetings will confirm agreement on the "who, what, where, and when" of testing. After that, the main focus of the meetings will shift to how the tests will be conducted. This will be accomplished through detailed reviews of the test scripts that each participant has prepared and distributed in advance. All meetings will nominally be held at HNS Germantown Facilities, with one meeting being held at the ICO(Wavecom) Facilities in Paris for each of Phase A and Phase B campaigns.

7.6  CHANGES
Coordination of changes may take place via teleconferences, e-mails, faxes, or the next regularly-scheduled meeting as described below. The final agreement between NEC and ICO shall be made in accordance with Clause 9 of the Supply Agreement-:


                                      7-4
                              HUGHES PROPRIETARY II
         1394
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)

Changes to the Air Interface (AI) after Version 4.0: ICO will coordinate proposed changes to the AI specification, as is the current practice, using Change Requests and Change Notices. In reply to such Change Request by ICO, for the impact of these changes on the G0 campaign, the prime integrator shall coordinate responses of the NEC team. When a Change Notice is issued (assuming contractual agreement), all parties involved in II must:

-    review the change

- determine whether it affects the G0 campaign. While many AI changes will impact G0, some (such as changes to high speed fax and data) will not.

-    determine when they can include the change in a release

- agree on the schedule for testing it in the G0 campaign. AI changes introduced too late to be tested in phase A may be tested in phase B.

-    agree on any G0 regression testing that may be required

The assumption is that all equipment used in the test must meet the same version of the AI. There may be exceptions to this, which can be examined on a case-by-case basis.

Test changes: If ICO or any participant wishes to propose addition, deletion, or modification of test cases, it should inform all parties of the proposal. The mechanism for handling these changes can be based on the method for handling AI changes, though simplified. The conclusions should be recorded in updated TRD, TPD, and TSD, which will be maintained current to reflect the testing actually performed. Assuming that only test script modifications are required (not changes in capabilities of the equipment used), the lead time for these changes will typically be less than an AI change.

Other changes: If any participant wishes to introduce a new release of their hardware, software, firmware, or scripts, either to fix a bug or add features, he must:

-    alert other participants to the change

-    provide the expected date and time of incorporation

- describe any changes that other participants will have to make to remain compatible

The prime integrator will coordinate these new releases within NEC team and ICO(Wavecom) and inform ICO.

7.7  PROBLEM REPORTING
HNS proposes to use an automated system to track problems found in testing and ensure that they are corrected and not forgotten. HNS's existing Defect/Enhancement Tracking System (DETS) will be available for this purpose for the G0 campaign. This system was used to enter System Problem Reports (SPRs) from PDR 1. It is also in daily use to record problems found in HNS releases and documents. This system can produce detailed listings and summary reports, which can be e-mailed or faxed to ICO and other participants.

If the NEC team adopts a common, linked problem tracking system in time for the G0 campaign, that system can be used in place of DETS.

                                      6-5
                              HUGHES PROPRIETARY II
         1395
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)


                8. ASSESSMENT OF TEST PLAN AND TEST REQUIREMENTS


The Test Plan and Test Requirements documents were discussed at a meeting with ICO and ICO(Wavecom) on August 6. HNS provided written comments on both documents to ICO on August 22 and on the new Test Requirements Document on September 12. HNS agrees that these documents are generally acceptable. A few minor comments remain, including ones shown in the comments column of the Compliance Matrix. However, these comments can easily be resolved once the work is underway. An additional comment is the suggestion to use 2 (not 1) SCSs with the UT Breadboard tests.

After further examination, one August 22 comment that HNS would like to clarify is the statement "Call Re-establishment is not supported in SANS". The SANS does not have the intelligence of the MSSC to recognize that the re-establishment attempt is a continuation of a previous call. To the SANS scripts, it more resembles a new call. However, the SANS can support the message exchange, so the tests can be run.

In areas for further work, HNS' principal suggestion is that the in-call modification and diversity tests be expanded, as described in both sets of comments. There are additional, minor suggestions for expansion included in the previously submitted comments.

ICO will prioritize the test cases in the TRD and label those to be done at the end of each phase and only if time is available.

                                       8-1
                              HUGHES PROPRIETARY II
         1396
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)

                         9. ASSESSMENT OF RISKS RETIRED


HNS agrees that the G0 campaign, as described in the Test Plan and Test Requirements, will meet ICO's goal of significantly retiring the risk that the SBS and prototype UT interpret or implement the Air Interface differently for these layers:

    -    Physical
    -    Layer 2
    -    Layer 3 RR
    -    Layer 3 MM
    -    Layer 3 CC

Exercise of the option to test with UT prototypes will reduce the risk that different UT suppliers interpret or implement the Air Interface differently.

The location (laboratory, not field) and timing (early) of the G0 campaign also ensure that differences are easier to detect and can be fixed before much equipment has been manufactured and deployed.

The areas where risk is not retired in the base work include:

    -    Layer 3 SS (since no tests are proposed for that currently)

    -    Layer 3 SMS (since no tests are proposed for that currently)

    - Any functions involving multiple UTs, such as contention on the RACH, since only a single UT is simulated at a time

    -    Vocoders

    -    Higher level fax and data protocols (T.30 and RLP).

    -    High speed fax and data

    -    Complete DTX and DTMF functions.

    -    Authentication algorithm (though message exchange is tested).

    -    Inter-SAN handovers (which would require two SANs)

  HPN risk retirement (any layers) will be assessed by Ericsson/COMSAT.

                                       9-1
                              HUGHES PROPRIETARY II
         1397
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)


                                  10. SCHEDULE


FIGURE 10-1 shows the schedule for the G0 campaign as presented in the Kick Off Meeting.

The schedule shows in italics the dependencies needed from ICO(Wavecom) or ICO. The only limitations imposed by external time constraints are:

     a. The availability of equipment (SANS, PUT, SCS) used in the tests, which are shown as prerequisites in the schedule.

As discussed at the coordination meeting on August 6 1997 and the KOM, this schedule divides the testing into three phases, as shown in TABLE 10-1.


                             TABLE 10-1. TEST PHASES


      PHASE             SANS RELEASE USED              PROTOTYPE UT USED                     TEST FOCUS
      -----             -----------------              -----------------                     ----------
A1                 S1.0                          UT Breadboard                  Physical and data link layers
A2                 S2.0                          UT Breadboard                  Core RR
B                  S2.0                          Field Test UT                  RR remainder, MM, CC plus selective
                                                                                regression tests

This schedule shows 3 months for A1/A2 testing excluding HPN. As discussed at the KOM, this schedule takes a conservative approach, though HNS will endeavor to meet ICO's goal of 2.5 months for this effort.

This schedule is presented and contingent on the Change Order (CO) being agreed by 15 May 1998 by all parties.

                                      10-1
                              HUGHES PROPRIETARY II
         1398
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)




           (Please refer to the attached document number b70097a5.MPP)




                              FIGURE 10-1. SCHEDULE

                                      9-2
                              HUGHES PROPRIETARY II
         1399
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)


                        11. DOCUMENTATION TO BE PRODUCED


The following documents shall be provided by ICO/Vega/Wavecom:

    o    Test Plan Document (TPD)
    o    Test Requirements Document (TRD)
    o    TRD Appendix
    o    Final Test Report
    o    Executable scripts to run the PUT equipment

Other test documents include Test Scripts, Test Procedures and Preliminary Test Reports. The types of test scripts and their expected provider is shown in TABLE 11-1.


                        TABLE 11-1. OTHER TEST DOCUMENTS


                          TYPE                                                PROVIDER
                          ----                                                --------
TTCN scripts to run the SAN Simulator                     HNS
SCS profiles                                              HNS
HPN scripts (if any)                                      ETL(COMSAT)
Test procedures (instructions to the tester, in the       HNS (with inputs from ICO(Wavecom) and
Test Scripts Document)                                    ETL(COMSAT))
Preliminary Test Reports                                  HNS
Hardware ICDs                                             HNS and SCS provider

A number of TTCN scripts (listed in references E and J) will be produced as part of the simulator development. The II campaigns will reuse as many of them as possible. Only additional scripts, unique to II, are produced in the II effort.

The proposed approach to TSD preparation is: First, the parties should clarify a few open questions from the Test Requirements Document and the comments that have been submitted about it, in order to agree more precisely on what test cases should be included and how they should be run. HNS will produce a detailed outline of the TSD, with a template. The writing should be done in roughly the order the tests will be run, i.e., physical layer first. Dates for exchange of written sections will be agreed to. Through several iterations, HNS will merge contributions from ICO(Wavecom) and ETL(COMSAT) into a combined document. The detailed procedures will need to be reviewed (primarily compared for consistency) in a few test script coordination meetings, shown in the schedule.

Early in the campaign, one or more brief Interface Control Documents (ICDs) will need to be written to define the interface(s) between equipment from various suppliers (especially between the ICO(Wavecom) and NEC-Team-supplied equipment). The ICDs will specify the number of cables, connectors, power levels, and other interface items. The Prime Integrator will need to produce these documents with contributions and agreement from all parties. Where possible, the ICDs will refer to existing documents, such as the SCS Requirements. A task for ICD preparation and agreement is shown in the schedule. HNS is confident that there will be no material changes to the hardware costs as result of defining this interface precisely.

Documentation for optional work is described in the Options section.

                                      11-1
                              HUGHES PROPRIETARY II
         1400
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)

The approach proposed for distribution and draft versions is: For speed, HNS proposes to distribute engineering documents to all parties simultaneously, subject to ICO's and NEC's approval. (Progress reports are not sent to ICO(Wavecom) directly, but are sent first to ICO.) The handling for each document is described below. A number of document dates are shown in the schedule. The TSD will require review meetings to reach agreement. For other documents, it is assumed that exchange of e-mails and teleconferences will be sufficient to reach agreement on them - meetings are not required.

The ICDs are expected to be brief documents that records the physical interface (number of cables, connectors, power levels, etc.) between ICO(Wavecom) and NEC-team-supplied equipment. It is assumed that only one draft version will be required before the final is agreed to.

The TSD is the main document requiring coordination and agreement. Several versions of it will be required before "final" versions are issued for each of phases A1, A2, B, and any optional testing. Specific dates for draft releases should be agreed with all parties at the kickoff meeting.

HNS will use its existing configuration management system for its documents.


                                      11-2
                              HUGHES PROPRIETARY II
         1401
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)


                            12. REQUIREMENTS FOR SCS


The Satellite Channel Simulator (SCS) requirements are contained in reference H. Additional components required to fully support the SCS function include:

       1. Low phase noise Reference to SCS to provide:
            10 Hz SSB  -123 dBc/Hz
           100 Hz SSB -133 dBc/Hz
          1000 Hz SSB -139 dBc/Hz
       Requirements between SSB frequencies stated shall be straight-line-interpolated on a logarithmic frequency axis.
       2. Equipment Rack Assembly
       3. I/O Interface Components (Filters/Switches)
       4. Internal Interface Cables
       5. AC Power Distribution
       6. Environmental Control Components (Blowers, Filters, Vents)
       7. Operations and Maintenance Manual for Complete SCS Configuration

HNS will integrate the two SCSs used for G0 in the Germantown lab on behalf of ICO.

                                      12-1
                              HUGHES PROPRIETARY II
         1402
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)


                                   13. OPTIONS


13.1 INTRODUCTION
This section describes the options.

13.2 OPTION 1: TEST WITH A UT SUPPLIER
HNS and ETL(COMSAT) will repeat the G0 tests with prototype UTs from additional UT supplier(s). This option covers a single UT supplier.

HNS assumes that these tests will involve only one manufacturer at a time, and they will not occur at the same time as tests with ICO(Wavecom) equipment. Thus only one set of SANS, other test equipment, and staff are required for the G0 campaign. HNS further assumes that the test cases, procedures, and data for the UT manufacturers are reused from the tests with ICO(Wavecom).

HNS requests that ICO notify HNS of its desire to exercise this option at least 90 days before the optional testing would begin. This option shall be valid up to and including the end of warranty period specified in the main supply agreement Part B, Article 4 and Article 40.

The test equipment provided for this option is similar to that shown in TABLE 15-1 and shall be either purchased or leased for II. Miscellaneous equipment will come from lab supply or purchased.

13.1 ADDITIONAL OPTION: ADD VOCODER TO SAN SIMULATOR
ICO also requested that HNS investigate the possibility of adding a vocoder (either externally or internally) to the SAN Simulator. At this time, HNS has not been able to finalize its technical solution to integrate the vocoders because it does not have enough information on the DVSI vocoder design, but investigations will continue.


                                      13-1
                              HUGHES PROPRIETARY II
         1403
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)


                              14. COMPLIANCE MATRIX


TABLE 14-1 provides the compliance matrix. The first 3 columns are repeats of the matrix supplied by ICO except for entries in BOLD, where HNS is proposing a change. In the Class column, "Opt" (optional) means that ICO/Vega proposed that those test cases (scripted CC cases) be omitted from the G0 campaign. The fourth column, which HNS has supplied, shows HNS agreement that the test case can be run in the [corrected] phase and that the SAN Simulator release will support it. For test cases ICO marked as Optional, a "Y" in the compliance column means that the SANS is capable of supporting those tests in phase B.

One of the factors affecting which release of the SAN Simulator supports which test case is the type of channel involved. The Comments column tries to mark when the test case calls for use of a channel that is not supported until a later release. In some cases, there is some flexibility in the choice of channels, so the test can be run with the first release if a different channel type is selected. Where the test case is not precise (such as mentioning TCH instead of TCH/NS), HNS has assumed that a compatible channel type can be used but has not marked this in the Comments column.

[ TO BE REVISED AS PART OF A KOM ACTION ITEM]

                                      14-1
                              HUGHES PROPRIETARY II
         1404
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)



                          TABLE 14-1. COMPLIANCE MATRIX

Test Id.                             Test Title                           Class     Compliant Y/N                     Comments
--------                             ----------                           -----     -------------                     --------
L1_1_1      Synchronisation and BCCH Reception                              A1            Y

L1_1_2      BCCH Frame Erasure Rate                                         A1            Y

L1_1_3      Re-selection due to Cell Barred                                 A1            Y

L1_1_4      Re-selection due to Cell Not Suitable                           A1            Y

L1_1_5      Re-selection due to BCCH Signal Levels                          A1            Y

L1_2_1      Nominal Penetration Downlink Burst - TCH/NS                     A2            Y

L1_2_2      Nominal Penetration Downlink Burst - TCH/2.4                    A1            Y

L1_2_3      Nominal Penetration Downlink Burst - TCH/4.8                    A2            Y

L1_2_4      Nominal Penetration Downlink Burst - TCH/NS, Diversity          A2            Y

L1_2_5      Nominal Penetration Downlink Burst - TCH/NS, Ciphered      A2 (not A1)        Y         SANS does not support TCH/NS
                                                                                                    until S2.0.

L1_2_6      Nominal Penetration Downlink Burst - TCH/NS, DTX           A2 (not A1)        Y         SANS does not support TCH/NS
                                                                                                    until S2.0.

L1_2_7      Nominal Penetration Uplink Burst - TCH/NS                       A2            Y

L1_2_8      Nominal Penetration Uplink Burst - TCH/2.4                      A1            Y

L1_2_9      Nominal Penetration Uplink Burst - TCH/4.8                      A2            Y

L1_2_10     Nominal Penetration Uplink Burst - TCH/NS, Diversity            A2            Y

L1_2_11     Nominal Penetration Uplink Burst - TCH/NS, Ciphered        A2 (not A1)        Y         SANS does not support TCH/NS
                                                                                                    until S2.0.

L1_2_12     Nominal Penetration Uplink Burst - TCH/NS, DTX             A2 (not A1)        Y         SANS does not support TCH/NS
                                                                                                    until S2.0.

L1_3_1      Nominal Penetration Downlink Burst - SACCH/T               A2 (not A1)        Y         SANS does not support SACCH/T
                                                                                                    until S2.0. HNS will change the
                                                                                                    SANS firmware to support these
                                                                                                    FER measurements.  Note that a
                                                                                                    TCH needs to be manually set up
                                                                                                    as well, so that the SACCH has
                                                                                                    a TCH to associate with.

L1_3_2      Nominal Penetration Downlink Burst - SACCH/6               A2 (not A1)        Y         SANS does not support SACCH/6
                                                                                                    until S2.0.

                                  14-1
                          HUGHES PROPRIETARY II
         1405
                                    ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                           HNS-12226 (2/98P)

Test Id.                             Test Title                          Class     Compliant Y/N                     Comments
--------                             ----------                          -----     -------------                     --------

L1_3_3      Nominal Penetration Downlink Burst - SDCCH/6              A2 (not A1)        Y         SANS does not support SDCCH/6
                                                                                                   until S2.0.

L1_3_4      Nominal Penetration Downlink Burst - FACCH                     A1            Y

L1_3_5      Medium Penetration Downlink Burst - SACCH/2               A2 (not A1)        Y         SANS does not support SACCH/2
                                                                                                   until S2.0.

L1_3_6      Medium Penetration Downlink Burst - SDCCH/2                    A1            Y

L1_3_7      Medium Penetration Downlink Burst - PCH                        A1            Y

L1_3_8      Medium Penetration Downlink Burst - AGCH                       A1            Y

L1_3_9      Nominal Penetration Uplink Burst - SACCH/T                A2 (not A1)        Y         SANS does not support SACCH/T
                                                                                                   until S2.0. Also, HNS will change
                                                                                                   the SANS firmware to support
                                                                                                   these FER measurements.

L1_3_10     Nominal Penetration Uplink Burst - SACCH/6                A2 (not A1)        Y         SANS does not support SACCH/6
                                                                                                   until S2.0.

L1_3_11     Nominal Penetration Uplink Burst - SDCCH/6                A2 (not A1)        Y         SANS does not support SDCCH/6
                                                                                                   until S2.0.

L1_3_12     Nominal Penetration Uplink Burst - FACCH                       A1            Y

L1_3_13     Medium Penetration Uplink Burst - SACCH/2                 A2 (not A1)        Y         SANS does not support SACCH/2
                                                                                                   until S2.0.

L1_3_14     Medium Penetration Uplink Burst - SDCCH/2                      A1            Y

L1_3_15     Initial Access Burst - RACH                                    A1            Y

L1_3_16     Access Burst - On DCCH                                         A1            Y

L1_4_1      Initial Switch On to Idle Mode                                 A1            Y

L1_5_1      Power Control                                                  A2            Y

L1_5_2      Frequency Control                                              A2            Y

L1_5_3      Timing Control                                                 A2            Y

L1_5_4      Physical Control Under Simulated Pass Conditions               A2            Y         HNS now intends to use an SCS
                                                                                                   profile update period of 40
                                                                                                   instead of 6.67 msec, allowing
                                                                                                   tests of 2.5 hours (and longer).
                                                                                                   Note that the limit on testing
                                                                                                   duration is the SCS (assuming
                                                                                                   only 1 profile, which can be
                                                                                                   repeated), not the SANS.

                                  14-2
                          HUGHES PROPRIETARY II
         1406
                                    ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                           HNS-12226 (2/98P)

Test Id.                             Test Title                          Class     Compliant Y/N                     Comments
--------                             ----------                          -----     -------------                     --------

L1_6_1      Paging Capability                                              A2            Y

L2_1_1      UI Frame SANS to PUT (info. < L2 octets)                       A1            Y

L2_1_2      UI Frame SANS to PUT (info. = L2 octets)                       A1            Y

L2_1_3      UI Frame PUT to SANS (info. < L2 octets)                       A1            Y

L2_1_4      UI Frame PUT to SANS (info. = L2 octets)                       A1            Y

L2_2_1      Contention Resolution Establishment on SDCCH (info. < L2       A1            Y
            octets)

L2_2_2      Contention Resolution Establishment on SDCCH (info. = L2       A1            Y
            octets)

L2_2_3      Contention Resolution Establishment on SDCCH                   A1            Y

L2_2_4      UA Frame with different information field                      A1            Y

L2_2_5      SABM Frame with different information field                    A1            Y

L2_2_6      Loss of UA Frame                                               A1            Y

L2_2_7      Establishment Denial                                           A1            Y

L2_2_8      Total Establishment Failure                                    A1            Y

L2_3_1      Normal Establishment                                           A1            Y

L2_3_2      Loss of UA Frame                                               A1            Y

L2_3_3      Establishment Denial                                           A1            Y

L2_4_1      Information Transfer SANS to PUT                               A1            Y

L2_4_2      Information Transfer PUT to SANS                               A1            Y

L2_4_3      Information Transfer with I Frame Acknowledgment               A1            Y

L2_4_4      Flow Control SANS to PUT                                       A1            Y

L2_4_5      Flow Control PUT to SANS                                       A1            Y

L2_4_6      RR Frame Loss (SANS to PUT)                                    A1            Y

L2_4_7      RR Frame Loss (PUT to SANS)                                    A1            Y

L2_4_8      SREJ Frame (SANS to PUT)                                       A1            Y

L2_4_9      SREJ Frame (PUT to SANS)                                       A1     Y with altered   The SANS does not allow filtering
                                                                                             test  the 4th and 5th messages in a
                                                                                                   series of six messages, of the
                                                                                                   same type, in rapid

                                  14-3
                          HUGHES PROPRIETARY II
         1407
                                    ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                           HNS-12226 (2/98P)

Test Id.                             Test Title                          Class     Compliant Y/N                     Comments
--------                             ----------                          -----     -------------                     --------
                                                                                                   succession.  The test can be
                                                                                                   altered to accomplish the
                                                                                                   objective in a different way.
L2_4_10     Suspension and Resumption of Multiple Frame Operation          A1            Y

L2_5_1      Release initiated by the PUT                                   A1            Y

L2_5_2      Loss of Frame during Network Initiated Release                 A1            Y

L2_5_3      Loss of Frame during PUT Initiated Release                     A1            Y

L2_6_1      Collision of Commands - PUT Behavior Test Case 1               A1            Y

L2_6_2      Collision of Commands - PUT Behavior Test Case 2               A1            Y

L2_6_3      Collision of Commands - PUT Behavior Test Case 3               A1            Y

L2_6_4      Collision of Commands - PUT Behavior Test Case 4               A1            Y

L2_6_5      Collision of Commands - SANS Behavior Test Case 1              A1            Y

L2_6_6      Collision of Commands - SANS Behavior Test Case 2              A1            Y

L2_6_7      Collision of Commands - SANS Behaviour Test Case 3             A1            Y

L2_6_8      Collision of Commands - SANS Behavior Test Case 4              A1            Y

RR_1_1      Extended Paging                                                B             Y

RR_1_2      Paging Reorganization                                          B             Y

RR_2_1      Rejection Followed by Immediate Assignment                     B             Y

RR_2_2      Rejection Followed by Successful Paging                        B             Y

RR_3        Measurement Report                                             B             Y

RR_4_1      Intra-cell Re-Assignment Successful                            A2            Y

RR_4_2      Re-Assignment Failure                                          A2            Y

RR_5_1      Successful Path Redefinition                                   A2            Y

RR_5_2      Path Redefinition Reject                                       A2            Y

RR_5_3      Diversity Path Addition and Removal                            A2            Y

RR_6_1      Channel Mode Modify                                            B             Y

RR_7_1      Ciphering Mode Setting                                         A2            Y

RR_8_1      Classmark Change                                               B             Y

RR_9_1      Classmark Interrogation                                        B             Y

                                  14-4
                          HUGHES PROPRIETARY II
         1408
                                    ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                           HNS-12226 (2/98P)

Test Id.                             Test Title                          Class     Compliant Y/N                     Comments
--------                             ----------                          -----     -------------                     --------
MM_1_1      Location Updating Accepted                                     A2            Y

MM_1_2_1    Location Updating Rejected - Test Case 1                       B             Y

MM_1_2_2    Location Updating Rejected - Test Case 2                       B             Y

MM_1_2_3    Location Updating Rejected - Test Case 3                       B             Y

MM_1_3      IMSI Attach / Detach                                           A2            Y

MM_1_4_1_1  Periodic Updating - Test Case 1                                B             Y

MM_1_4_1_2  Periodic Updating - Test Case 2                                B             Y

MM_1_4_4_3  Periodic Updating - Test Case 3                                B             Y

MM_1_4_4_4  Periodic Updating - Test Case 4                                A2            Y

MM_2_1      TMSI Reallocation                                              A2            Y

MM_3_1      Authentication Accepted                                        B             Y

MM_3_2      Authentication Rejected                                        B             Y

MM_4_1      Identification                                                 B             Y

MM_5_1      MM Connection Establishment Rejected                           B             Y

MM_5_2      MM Connection Establishment Failure                            B             Y

MM_5_3      MM Connection Establishment Aborted                            B             Y

MM_6_1      Call Re-establishment Allowed                                  A2            Y         Note that the re-establishment
                                                                                                   attempt looks like a new call to
                                                                                                   the SANS.

MM_6_2      Call Re-establishment Not Allowed                              B             Y

MM_6_3      Call Re-establishment Rejected                                 B             Y

CC_1_1      Mobile Originating Call                                        B             Y

CC_1_2      Mobile Terminating Call                                        B             Y

CC_1_3      Emergency Call                                                 B             Y

CC_2_1_1    MO Call / Call Initiation Accepted (Call Proceeding)           B             Y

CC_2_1_2    MO Call / Call Initiation Accepted (Alerting)                  B             Y

CC_2_1_3    MO Call / Call Initiation Accepted (Connect)                   B             Y

CC_2_1_4    MO Call / Call Initiation Rejected (Invalid Number)            B             Y

CC_2_1_5    MO Call / Call Initiation Aborted (Timer T303 expiry)         Opt            Y

CC_2_1_6    MO Call / Call Initiation Terminated by the Mobile             B             Y

CC_2_2_1    MO Call / Call Proceeding (Alerting)                           B             Y

CC_2_2_2    MO Call / Call Proceeding (Connect)                            B             Y

                                  14-5
                          HUGHES PROPRIETARY II
         1409
                                    ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                           HNS-12226 (2/98P)

Test Id.                             Test Title                          Class     Compliant Y/N                     Comments
--------                             ----------                          -----     -------------                     --------
CC_2_2_3    MO Call / Call Proceeding (Prog. with non-PLMN/ISDN user)     Opt            Y

CC_2_2_4    MO Call / Call Proceeding (Traffic Channel Allocation)         B             Y

CC_2_2_5    MO Call / Call Proceeding Rejected (No Circuit Available)      B             Y

CC_2_2_6    MO Call / Call Proceeding Aborted (Timer T310 expiry)         Opt            Y

CC_2_2_7    MO Call / Call Proceeding Terminated by the Mobile             B             Y

CC_2_3_1    MO Call / Alerting (Connect)                                   B             Y

CC_2_3_2    MO Call / Alerting (Traffic Channel Allocation)                B             Y

CC_2_3_3    MO Call / Alerting Rejected (Release)                          B             Y

CC_2_3_4    MO Call / Alerting Aborted (Timer T310 expiry)                Opt            Y

CC_2_3_5    MO Call / Alerting Terminated by the Mobile                    B             Y

CC_2_4_1    MO Call / Connect Rejected                                     B             Y

CC_2_4_2    MO Call / Connect Aborted (Timer T313 expiry)                 Opt            Y

CC_2_4_3    MO Call / Connect Terminated by the Mobile                     B             Y

CC_3_1_1    MT Call / Call Indication Accepted                             B             Y

CC_3_1_2    MT Call / Call Indication Rejected (Invalid DDI Number)       Opt            Y

CC_3_1_3    MT Call / Call Indication Reject (Basic Service Not            B             Y
            Supported)

CC_3_1_4    MT Call / Call Indication Aborted (Timer T303 expiry)         Opt            Y

CC_3_1_5    MT Call / Call Indication Terminated by the Network            B             Y

CC_3_2_1    MT Call / Call Confirmation (Alerting)                         B             Y

CC_3_2_2    MT Call / Call Confirmation (TCH Assignment)                   B             Y

CC_3_2_3    MT Call / Call Confirmation Rejected (User Busy)               B             Y

CC_3_2_4    MT Call / Call Confirmation Aborted (Timer T310 expiry)       Opt            Y

CC_3_2_5    MT Call / Call Confirmation Terminated by the Network          B             Y

                                  14-6
                          HUGHES PROPRIETARY II
         1410
                                    ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                           HNS-12226 (2/98P)

Test Id.                             Test Title                               Class     Compliant Y/N                     Comments
--------                             ----------                               -----     -------------                     --------
CC_3_3_1    MT Call / Alerting (Call Accepted)                                  B             Y

CC_3_3_2    MT Call / Alerting (TCH Assignment)                                 B             Y

CC_3_3_3    MT Call / Alerting Rejected (Stopped by the User)                   B             Y

CC_3_3_4    MT Call / Alerting Aborted (Timer T301 expiry)                     Opt            Y

CC_3_3_5    MT Call / Alerting Terminated by the Network                        B             Y

CC_3_4_1    MT Call / Connect (TCH Assignment)                                  B             Y

CC_3_4_2    MT Call / Connect Rejected (Stopped by the User)                    B             Y

CC_3_4_3    MT Call / Connect Aborted (Timer T313 expiry)                      Opt            Y

CC_3_4_4    MT Call / Connect Terminated by the Network                         B             Y

CC_4_1      Call Clearing with In band Tones (initiated by the Network)        Opt            Y

CC_4_2      Call Clearing (RELEASE initiated by the Network)                    B             Y

CC_4_3      Call Clearing (RELEASE initiated by the Mobile)                     B             Y

CC_4_4      Call Clearing (RELEASE COMPLETE initiated by the Network)           B             Y

CC_4_5      Call Clearing (RELEASE COMPLETE initiated by the Mobile)            B             Y

CC_4_6      Call Clearing (Clear Collision)                                     B             Y

CC_4_7      Call Clearing (Downlink Failure)                                    B             Y

CC_4_8      Call Clearing (Uplink Failure)                                      B             Y

CC_4_9      Call Clearing (Persistent Downlink Failure during Release          Opt            Y
            Procedure)

CC_4_10     Call Clearing (Persistent Uplink Failure during Release            Opt            Y
            Procedure)

CC_5_1      Active Call Procedures / DTMF Information Transfer                 Opt            Y

CC_5_2      Active Call Procedures / User Notification and Status Enquiry       B             Y

CC_5_3_1    Successful In-Call Modification Initiated by the Network            B             Y

CC_5_3_2    Successful In-Call Modification Initiated by the Mobile             B             Y

CC_5_3_3    Mobile Rejection of In-Call Modification                            B             Y

                                  14-7
                          HUGHES PROPRIETARY II
         1411
                                    ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                           HNS-12226 (2/98P)

Test Id.                             Test Title                            Class     Compliant Y/N                     Comments
--------                             ----------                            -----     -------------                     --------
CC_5_3_4    Network Rejection of In-Call Modification                        B             Y

CC_5_3_5    Abortion of In-Call Modification Initiated by the Network        B             Y

CC_5_3_6    Abortion of In-Call Modification Initiated by the Mobile         B             Y

CC_6_1_1    Link Failure when Re-establishment Allowed                       B             Y

CC_6_1_2    Persistent Link Failure when Re-establishment Allowed            B             Y

CC_6_2_1    Handover During Call Establishment                               B             Y

CC_6_2_2    Handover During Active Call - Single Slot                        B             Y

CC_6_2_3    Handover During Active Call - Dual Slot                          B             Y

CC_6_2_4    Handover During Active Call - Diversity                          B             Y

CC_6_2_5    Handover During Active Call - Inter-Satellite                    B             Y

CC_6_2_6    Handover Failure During Active Call                              B             Y

HPN_1_1     High Penetration Broadcast Burst                                 A1           N/A        ETL(COMSAT) to answer

HPN_1_2     High Penetration Burst                                           A1           N/A

HPN_1_3     High Penetration Acknowledgment Burst                            A1           N/A

HPN_2_1     Idle Mode HP Operation                                           A1           N/A

HPN_3_1     Successful Transfer using single dual-burst                      A1           N/A

HPN_3_2     Successful Transfer using multiple dual-bursts                   A1           N/A

HPN_3_3     Loss of HPN Acknowledgment Burst                                 A1           N/A

                                      14-8
                              HUGHES PROPRIETARY II
         1412
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)


                 15. FACILITIES REQUESTED BY OTHER PARTICIPANTS


TABLE 15-1 shows the equipment ICO(Wavecom) requested in reference F and in a subsequent request, along with HNS's proposed equivalent equipment. HNS agrees to supply the requested (or equivalent) equipment for all items marked "Yes" in the "HNS Will Supply?" column.


                TABLE 15-1. FACILITIES REQUESTED BY ICO(WAVECOM)

                                                     ICO(Wavecom) Example
                 Item                    Quantity            Model             HNS Proposed Equivalent     HNS Will Supply?
                 ----                    --------    --------------------      -----------------------     ----------------
Spectrum Analyzer 3.5 GHz                 1          Rohde & Schwarz FSEA      Same                        Yes
                                                     20

Audio Analyzer 10 Hz-100 KHz              1          Rohde & Schwarz UPA3      HP8903B                     Yes

HF generator 2.4 GHz (or more)            2          Marconi 2024 (9 KHz       R&S SME03 or HP8664A        Yes
                                                     - 2.4 GHz) or             (both 3 GHz)
                                                     HP8648C (100 KHz -
                                                     3200 MHz)

Analog oscilloscope 2 channels > 100      1          Metrix 0x860              Tektronix TAS475            Yes
MHz

Digital oscilloscope 4 channels > 200     1          Lecroy 9304A or           LEC 9314L                   Yes
MHz                                                  Tektronix TDS460

Variable Power Supply 0-20V/2A            3                                    HP6633A                     Yes

Laptop PC (optional)                      1          Toshiba Satellite                                     No - see note 1
                                                     210CS

Logic analyzer 16 /32 Channels 500 MHz    1          HP1664A                   HP1660A                     Yes

Soldering iron                            2                                                                Yes

Multimeters                               2          FLUKE 87                  FLUKE 70                    Yes

Laser Printer                             1                                    HP LaserJet 5Si MX          Yes

Desktop PCs (Optional)                    2                                                                No - see note 1

10 MHz reference                          1                                                                No - see note 2

Rooms (about 14 (m2) each or single         2 rooms                                                          Yes - see note 3
room of equivalent size) equipped
with:

-        power supply (110 V/60 Hz)

-        tables

-        chairs

-        telephone line

-        modems

-        Internet access

-        cabling between rooms for
         connection between PCs and
         the RSS and UT breadboard

-        White or paper board.

Note 1: Instead of supplying laptop and desktop PCs (both shown as optional), HNS suggests that ICO(Wavecom) bring its own laptops, set up for the preferred language and company configuration. HNS can provide an analog phone line to allow these PCs to connect via modem to external networks (such as ICO(Wavecom)'s corporate network).

                                      15-1
                              HUGHES PROPRIETARY II
         1413
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                               HNS-12226 (2/98P)

Note 2: The CDS does not meet ICO(Wavecom)'s phase noise requirement, so HNS proposes that ICO(Wavecom) supply their own reference.

Note 3: For the office space, given the tightness of space at HNS, it may be necessary to use tables, chairs, etc., in the lab. This should be the most convenient setup, as it will be closest to the ICO(Wavecom) equipment.

For standard test equipment ETL(COMSAT) needs in the HNS lab, HNS has agreed with ETL(COMSAT) that if HNS has equipment available, HNS will provide it. If ETL(COMSAT) needs additional equipment, ETL(COMSAT) will bring it from Clarksburg or lease or purchase it separately.

                                       15-2
                              HUGHES PROPRIETARY II
         1414
                                        ICONET INTEGRATION G0 TECHNICAL PROPOSAL
                                                              HNS-12226 (11/97P)


                         16. HNS STAFF RESPONSIBILITIES

This section describes the responsibilities of various levels of HNS staff in G0.

The Test Engineers prepare test scripts and most of the documentation. They perform the detailed technical coordination with other participants. They "dry run" the tests with a SANS and UTS before ICO(Wavecom) equipment arrives. Then they execute the tests, troubleshoot problems, and report on results.

The Development Engineers provide consulting support in use of the SANS and (if needed) the UTS. They also provide the detailed expertise for troubleshooting and fixing problems.

The Lab Manager is a very senior technician who manages the equipment (not engineers) in the lab. He makes sure that facilities and communications are available, equipment is installed and configured, and test equipment is available.

The Technical Manager provides day-to-day supervision of the work, coordinates at an engineering level with ICO and other participants, writes portions of the documents and reviews all the documents. The Technical Manager plans the work, tracks schedule progress, and prepares the periodic status reports.

The System Engineering Technical Director provides part-time consulting and recommendations on high-level questions.



                                      15-1
                              HUGHES PROPRIETARY II
         1415
                               NEC PROGRAM OFFICE
                                   ICO PROJECT

5th Floor, Horatio House
77-85 Fulham Palace Rd
LONDON
W6 8JC
UK
Tel: +44 (0) 181 600 4200
Admin Office Fax: +44 (0) 181 600 4290
Contract Office Fax: +44 (0) 181 600 4295

                                 DOCUMENT HEADER


DOCUMENT TITLE / SUBJECT & INDEX REFERENCE

PROPOSAL FOR ICO INTERWORKING  (II) G0 TEST  CAMPAIGN SUPPORT


ISSUER INFORMATION                     ICO PROJECT DOCUMENT NUMBER
ISSUED BY             DATE:               WORKGROUP         TYPE       YR       NUMBER      REV
Adrian Streeter       31/3/98                WG3            Doc        97       370191       G


WORKGROUP                                                        DOCUMENT TYPE
WG3 - ETL (MSSC)



PROJECT OFFICE USE    DATE        8.3 DOS FILENAME      ISSUING GROUP DOCUMENT
                                                             NUMBER
                                        .DOC



SECURITY LEVEL                                    ADDITIONAL NOTES IF REQUIRED

/ / CONFIDENTIAL

/X/ RESTRICTED

/ / NON - RESTRICTED


/X/ Attached is a copy of a document, which is issued to you under the Data & Documentation Control procedure WG8-PL-60002-A1. You will receive all subsequent updates on this document. It is your responsibility to maintain the documentation to its latest status. Please advise the NEC Project Office Documentation Manager if you do not require further updates.

/ / Attached is a copy of the updated document. Please update & destroy any previous issued copies, or advise the NEC Project Office Documentation Manager if you do not require any further updates.


         1416
[ERICSSON LOGO]

                                  PROPOSAL FOR
                              ICO INTERWORKING (II)
                            G0 TEST CAMPAIGN SUPPORT

1.0 INTRODUCTION........................................................  2
2.0 PROPOSAL............................................................  2
3.0 SCOPE OF WORK.......................................................  2
4.0 APPLICABLE DOCUMENTS................................................  2
5.0 SERVICES AND DELIVERABLES...........................................  2
6.0  PROGRAM MANAGEMENT AND IMPLEMENTATION..............................  2
7.0 CHANGE PROCESS......................................................  3
8.0 ROLES AND RESPONSIBILITIES..........................................  3
   8.1 COMSAT Roles and Responsibilities................................  3
     8.1.1 Subcontractor to Ericsson....................................  3
     8.1.2  G0 Test Execution Team......................................  3
     8.1.3 Test Planning and Test review................................  3
   8.2 ETL Roles and Responsibilities...................................  3
9.0 GO TESTING SUPPORT..................................................  4
10.0 SCHEDULE...........................................................  4
APPENDIX A  SOW.........................................................  5
   A1  SAN/UT Interworking Campaign (G0)................................  5
     A1.1 G0 Program Management:........................................  5
     A1.2 G0 Test Script:...............................................  5
     A1.3 G0 Test Review:...............................................  5
     A1.4 G0 Technical Meetings.........................................  5
     A1.5 G0 On Site Test Support: Phase A..............................  5
     A1.7 G0 Post Test Support: Phase A.................................  6
     A1.8 G0 On Site Test Support: Phase B..............................  6
     A1.10  Option: Test with UT suppliers..............................  6
     A1.11 Shipping Installation........................................  6
APPENDIX B  Test Equipment..............................................  7
APPENDIX C  HPN G0 Test Compliance Matrix...............................  8

         1417
[ERICSSON LOGO]


1.0      INTRODUCTION

         This Proposal defines the technical and management requirements for supporting the ICO Interworking (II) Test Campaign, referred to as G0, on a Time and Material basis. The main Deliverables of the HPN G0 Supply Subcontract are Qualified Test Support Engineers to support planning, testing, TSD Documentation, and reporting associated with testing HPN between the SAN and UT Breadboard/Field Test UT.

2.0      PROPOSAL

         This proposal comprises this main text plus Annexes listed below:

              ANNEX                        DESCRIPTION
              -----                        -----------
              A                            Statement of Work
              B                            Test Equipment
              C                            HPN Test Configuration
              D                            HPN G0 Test Compliance Matrix


3.0      SCOPE OF WORK

         This work includes On Site Test Support for the G0 Test Campaigns. It includes On Site Engineering Support, travel and participation in various planning meetings and review boards, and report preparation. It includes developing test scripts for COMSAT developed HPN test equipment and for Shipping and Installation of HPN Test equipment at the G0 Test site. The WBS for this work is given in Annex A.

4.0      APPLICABLE DOCUMENTS

         The documents applicable to the effort in the SOW are as follows:

         -        ICO First Integration Phase: EN-II-ICO-TN/000085

         -        Test Requirements Documents for the SAN/UT Interworking
                  Campaign (G0.x)

         -        HPN Subsystem Simulator Requirements Document. No. 370187rev.
                  C

         - HPN Subsystem Simulator Design Summary Document No. 370188 rev. C

         - Also add the following document to list: Proposal for HPN Subsystem Simulator to be used for the G0 and G0' test campaigns No. 370193 rev. C

5.0      SERVICES AND DELIVERABLES Time and Materials test support.

         - Test scripts for COMSAT Developed HPN equipment to HNS (includes TSD documentation and executable scripts. Scripts and TSD documentation will be updated as necessary to include TRD/TPD changes).

         -        Test reports for COMSAT Developed HPN equipment to HNS.

         - Deliver, install, and setup the HPN Simulator at HNS in Germantown, Maryland

         -        Time and Materials for Meetings

6.0      PROGRAM MANAGEMENT AND IMPLEMENTATION

         HPN G0 testing will be managed by a G0 Test Manager reporting internally to the COMSAT HPN Project Manger. The HPN G0 Test Manager will be ETL/ICO's point of contact for all matters concerning G0 testing.

         1418
[ERICSSON LOGO]

7.0      CHANGE PROCESS

         COMSAT will provide ETL with time and material estimates to changes in accordance with the change proposed by NEC Team/ICO for Test Case Changes, Re-Testing, Rescheduling Tests, or other changes pertaining to G0 testing.

8.0      ROLES AND RESPONSIBILITIES

         8.1      COMSAT ROLES AND RESPONSIBILITIES

                  8.1.1    Subcontractor to Ericsson

                           -        COMSAT is a Subcontractor to Ericsson

                  8.1.2     G0 Test Execution Team

                           - Develop test scripts for COMSAT equipment and deliver them to HNS (Sub Documentor role for this specific task).

                           -        Technical Support to operate COMSAT
                                    equipment during the G0 Integration and
                                    Testing campaigns (Phases A and B).

                           - Propose and supply solutions as required to deal with anomalies, including both short-term fixes and long-term corrections as appropriate.

                           - Review and supply comments as required to a G0 Test Facility ICD. HNS has the prime responsibility for this ICD.

                  8.1.3    Test Planning and Test review

                           -        Attend Pre and Post test meetings

                           - Prepare HPN Test Report and deliver to HNS (Sub Documentor role for this specific task)

                           -        Review test documents

                           -        Review test results

         8.2      ETL ROLES AND RESPONSIBILITIES

         - Obtain permission and authorization for the COMSAT's staff to access the test site as needed.

         - Ensure necessary furniture and test floor space for the HPN test equipment

         - Provide the name, address, telephone and fax numbers of ICO's site co-ordinator.

         - Provide cabling between the HPN subsystem and other subsystems.

         -        Provide 120 VAC power and cabling to the HPN Test Equipment.
         1419
9.0      GO TESTING SUPPORT
         In accordance with Annex-A, SOW

10.0     SCHEDULE
         SAN- UT Interworking (G0) Test Program Milestones


              MILESTONE                                  DATES
              ---------                                  -----
              Kickoff and A1 Coordination Meeting        Jan  29/30 1998

              A1 Test Script Coordination Meeting        March 30, 1998
              (Germantown)

              A1/A2 Test Script (Paris)                  May 11, 1998

              A2 Test Script Coordination Meeting        July 13, 1998
              (Germantown)

              B Coordination Meeting (Paris)             Oct 12, 1998

              B Test Script Coordination Meeting         Dec 14, 1998
              (Germantown)

              B Test Script Coordination Meeting         Jan 11, 1999
              (Germantown)

              On Site Test Support:
              Phase A                                    Aug 3  - Sept 3 1998
              Phase B                                    May 17-31, 1999

              Option 1 Test Support Windows              June 1, 1999 - Open Date

              Post Test Support:
              Phase A                                    Sept 3-30, 1998
              Phase B                                    June 1-30, 1998


Notes:

The above schedule has been coordinated with HNS. This schedule is contingent on the Change Order (CO) being agreed by 15 May 1998 by all parties.

The HPN schedule reflects the base line schedule for Management and Implementation of the project at the time of contract signature. It will be revised, throughout the life of the project, to reflect changing schedule requirements. The HPN Simulator is currently scheduled to be available for G0 testing on August 1, 1998.

         1420
[ERICSSON LOGO]


APPENDIX A  SOW


A1       SAN/UT INTERWORKING CAMPAIGN (G0)

         Purpose

         The purpose of the G0 Test Campaign for HPN is to validate the AI specification and verify the implementation in both the UT and HPN subsystem.. COMSAT Engineers will execute tests, diagnose problems and resolve issues regarding HPN. COMSAT will not act as or assume the responsibilities of the "Prime Integrator" or "Documentor" as defined in ICO document "EN -II-TN/000085 (except where noted). COMSAT will also participate as a Test Team Member by attending various technical meetings.

         COMSAT's proposal for G0 testing is based on the following two documents: ICO First Integration Phase: EN-II-ICO-TN/000085 Test Requirements Documents for the SAN/UT Interworking Campaign (G0.x)

         The following sections define the scope of work for COMSAT and list assumptions reflected in this cost proposal.

         A1.1 G0 Program Management:

         This task is for overall management of the HPN G0 Test campaign

         A1.2 G0 Test Script:

         This task is for the preparation of test scripts for the HPN equipment. These scripts will be delivered to HNS for integration into the combined G0 test scripts. This includes both documentation (TSD) and executable scripts.

         A1.3 G0 Test Review:

         This work includes Test Document Reviews, Test Coordination meetings and Test Control Board Meetings. It is assumed that each meeting will be attended by 2 COMSAT Engineers. The schedule for these meetings is given in the G0 proposal.


         A1.4 G0 Technical Meetings

         This work supports Technical Interchange Meetings. It is assumed that these meetings take place at HNS in Germantown, Maryland. One meeting will be held at Wavecom Facilities in Paris for each of the Phase A and Phase B Campaigns.

         A1.5 G0 On Site Test Support: Phase A

         This work supports actual G0 testing at HNS's facility in Germantown. It is assumed this testing requires two COMSAT Engineers for a 2 week period. It also includes fixing defects in the HPN Simulator that may occur during testing. COMSAT will try to recreate reported problems in its Clarksburg facility and will give top priority to fixing defects.

         1421
         [ERICSSON LOGO]

         A1.7 G0 Post Test Support: Phase A

         This work includes reviewing and commenting on the Phase A test report.

         A1.8 G0 On Site Test Support: Phase B

         This work supports actual G0 testing at HNS's facility in Germantown. It is assumed this testing requires two COMSAT Engineers for a 2 week period. It also includes fixing defects in the HPN Simulator that may occur during testing. COMSAT will try to recreate reported problems in its Clarksburg facility and will give top priority to fixing defects.

         A1.10 Option: Test with UT suppliers

         This work is for coordinating with UT Suppliers, preparing test documents, conducting tests, and preparing test reports.

         A1.11 Shipping Installation

         This work includes the shipping of the HPN Simulator from COMSAT's Clarksburg, Maryland facility to the HNS facility in Germantown, Maryland and Installation in the HNS Germantown facility.

         1422
[ERICSSON LOGO]


APPENDIX B  TEST EQUIPMENT

              STANDARD TEST EQUIPMENT REQUIRED AT G0 TEST FACILITY

COMSAT will rent or lease the following standard lab equipment:

1.       HP 436A Power Meter

2.       HP 8484A Power Sensor

3.       HP 8657B L-Band Signal Generator

4.       HP 8566B L-Band Spectrum Analyzer

5.       HP ThinkJet Plotter (GPIB)

6.       Tek TDS540 Digital Oscilliscope

7.       Micronetics NOD 5108 Noise Generator

8.       HP 54201D DIgitizing Oscilliscope

Note that the G0 test facility must incorporate a version of the SCS providing sufficient white noise power to meet the HPN Testing requirements specified in Issue 1.4 of the ICO/SAN Interworking Test Requirements Document.

               SPECIAL TEST EQUIPMENT TO BE PROVIDED BY ETL/COMSAT

HPN Subsystem Simulator

         1423
[ERICSSON LOGO]

APPENDIX C  HPN G0 TEST COMPLIANCE MATRIX


The compliance matrix of tests to be conducted is shown below. Note that several test subcases will be developed and performed for each test.

         PARTIES.

TEST ID         TEST TITLE                              CLASS     COMPLIANT       COMMENTS
-------         ----------                              -----     ---------       --------
HPN_1_1         High Penetration Broadcast Burst         A1        Yes             HPNSS

HPN_1_2         High Penetration Burst                   A1        Yes             HPNSS

HPN_1_3         High Penetration Acknowledgment Burst    A1        Yes             HPNSS

HPN_2_1         Idle Mode HP Operation                   A1        Yes             HPNSS

HPN_3_1         Successful Transfer using single         A1        Yes             HPNSS
                dual-burst

HPN_3_2         Successful transfer using multiple       A1        Yes             HPNSS
                dual-bursts

HPN_3_3         Loss of HPN Acknowledge Frame            A1        Yes             HPNSS

         1424
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICOO97 - 1016/GW
                                                              CHANGE ORDER NO. 4
                                                                    ATTACHMENT 3


             NEC DOCUMENT B70097a5: ICONET INTEGRATION G0 SCHEDULE

         1425
                         ICONET Integration GO Schedule


ID  TASK NAME                                     DURATION  START         FINISH        PREDECESSORS  A     S      O    N     D
---------------------------------------------------------------------------------------------------------------------------------
 1  HNS started work                                  0d    Wed 07/01/98  Wed 07/01/98

 2

 3  COORDINATION MEETINGS                           375d    WED 06/08/97  TUE 12/01/99

 4    Proposal coordination meeting (London)          1d    Wed 06/08/97  Wed 06/08/97                06/08

 5    Proposal review meeting (Haslemere)             1d    Wed 24/09/97  Wed 24/09/97                        04/09|24/09

 6   Proposal clarification meeting (London)          1d    Mon 17/11/97  Mon 17/11/97                                   17/11|17/11

 7   Kickoff meeting (Germantown)                     2d    Thu 29/01/98  Fri 30/01/98

 8   A1 test script initial review (Germantown)       2d    Mon 30/03/98  Tue 31/03/98

 9   A1/A2 test script review (Paris)                 2d    Mon 11/05/98  Tue 12/05/98

10   A2 test script review (Germantown)               2d    Mon 03/08/98  Tue 04/08/98

11   B test coordination meeting (Paris)              2d    Mon 12/10/98  Tue 13/10/98

12   B test script coordination meeting (Germantown)  2d    Mon 14/12/98  Tue 15/12/98

13   B test script coordination meeting (Germantown)  2d    Mon 11/01/99  Tue 12/01/99

14

15  A1 PHASE TESTING                                324d    TUE 23/09/97  FRI 18/12/98

16   DOCUMENTATION & PREPARATION                     89d    TUE 20/01/98  FRI 22/05/98

17     A1 L1 configuration data final (by ICO)        0d    Fri 27/02/98  Fri 27/02/98

18     A1 L2 configuration data final (by ICO)        0d    Tue 31/03/98  Tue 31/03/98

19     Prepare A1 Test Scripts Document              88d    Wed 21/01/98  Fri 22/05/98   1FS+10d

20     Deliver A1 TSD                                 0d    Fri 22/05/98  Fri 22/05/98   19,39SF-23d

21     Produce ICDs                                  19d    Tue 20/01/98  Fri 13/02/98   1FS+9d

22     ICDs ready for review                          0d    Fri 13/02/98  Fri 13/02/98   21

23     Comments on ICDs due to HNS                    0d    Fri 20/02/98  Fri 20/02/98   22FS+5d

24     Final ICDs released                            0d    Fri 27/02/98  Fri 27/02/98   23FS+5d
============================================================================================================================


                                                                                         1998
                                                       ---------------------------------------------------------------------------
ID  TASK NAME                                          J      F      M     A     M     J      J      A     S     O     N     D
----------------------------------------------------------------------------------------------------------------------------------
 1  HNS started work                                   07/01

 2

 3  COORDINATION MEETINGS

 4    Proposal coordination meeting (London)

 5    Proposal review meeting (Haslemere)

 6   Proposal clarification meeting (London)

 7   Kickoff meeting (Germantown)                      29/01|30/01

 8   A1 test script initial review (Germantown)                  30/03|31/03

 9   A1/A2 test script review (Paris)                                            11/05|12/05

10   A2 test script review (Germantown)                                                              03/08|04/08

11   B test coordination meeting (Paris)                                                                         12/10|13/10

12   B test script coordination meeting (Germantown)                                                                     14/12|15/12

13   B test script coordination meeting (Germantown)   11/01/01

14

15  A1 PHASE TESTING

16   DOCUMENTATION & PREPARATION

17     A1 L1 configuration data final (by ICO)                27/02

18     A1 L2 configuration data final (by ICO)                       31/03

19     Prepare A1 Test Scripts Document                21/01                     22/05

20     Deliver A1 TSD                                                            22/05

21     Produce ICDs                                    21/01 13/02

22     ICDs ready for review                                 13/02

23     Comments on ICDs due to HNS                           20/02

24     Final ICDs released                                   27/02
==================================================================================================================================

                                                                                1999
                                                       -----------------------------------------------
ID  TASK NAME                                          J     F     M     A     M     J     J     A
------------------------------------------------------------------------------------------------------
 1  HNS started work

 2

 3  COORDINATION MEETINGS

 4    Proposal coordination meeting (London)

 5    Proposal review meeting (Haslemere)

 6   Proposal clarification meeting (London)

 7   Kickoff meeting (Germantown)

 8   A1 test script initial review (Germantown)

 9   A1/A2 test script review (Paris)

10   A2 test script review (Germantown)

11   B test coordination meeting (Paris)

12   B test script coordination meeting (Germantown)

13   B test script coordination meeting (Germantown)   11/01|12/01

14

15  A1 PHASE TESTING

16   DOCUMENTATION & PREPARATION

17     A1 L1 configuration data final (by ICO)

18     A1 L2 configuration data final (by ICO)

19     Prepare A1 Test Scripts Document

20     Deliver A1 TSD

21     Produce ICDs

22     ICDs ready for review

23     Comments on ICDs due to HNS

24     Final ICDs released
======================================================================================================

B70097a5.MPP                                                             Page 1
         1426
                         ICONET Integration GO Schedule


ID  TASK NAME                                           DURATION  START         FINISH        PREDECESSORS  A   S   O   N   D
---------------------------------------------------------------------------------------------------------------------------------
49     Prepare A2 Test Scripts Document                    88d    Thu 19/03/98  Mon 20/07/98  19FS-47d

50     Deliver A2 TSD                                       0d    Wed 19/08/98  Wed 19/08/98  49,58SF-23d

51

52  PRE-REQUISITES                                         35d    MON 15/06/98  MON 03/08/98

53     SAN Simulator rel. S2.0 available to AI v4.0         0d    Mon 03/08/98  Mon 03/08/98  27FS+225d

54     UTB release for A2 testing available (TBD)           0d    Mon 03/08/98  Mon 03/08/98

55     G0 scripts available for A2                          0d    Mon 15/06/98  Mon 15/06/98  33

56  TESTING                                               156d    TUE 16/06/98  TUE 19/01/99

57     Test A2 SANS-UTS scripts (HNS internal)             40d    TUE 16/06/98  Mon 10/08/98  55

58     TEST PHASE A2                                       22d    Mon 21/09/98  Tue 20/10/98  41,53,54,57

59     Prepare A2 Test Report                              22d    Wed 21/10/98  Thu 19/11/98  58

60     Deliver A2 Test Report (Preliminary)                 0d    Thu 19/11/98  Thu 19/11/98  59

61     Deliver A2 Test Report (Formal)                      0d    Tue 19/01/99  Tue 19/01/99  60FS+43d

62

63  HPN A PHASE TESTING                                    24d    THU 30/07/98  TUE 01/09/98

64     HPN installed & checked out in HNS lab for G0        2d    Thu 30/07/98  Fri 31/07/98

65     COMSAT & Wavecom test HPN                           22d    Mon 03/08/98  Tue 01/09/98   40,64

66

67  B PHASE TESTING                                       271d    MON 03/08/98  MON 16/08/99

68     DOCUMENTATION & PREPARATION                        130d    MON 03/08/98  MON 01/02/99

69        Prepare B TSD: initial (during HPN A1 phase)     22d    Mon 03/08/98  Tue 01/09/98   65SS

70        Prepare B TSD: complete                          73d    Wed 21/10/98  Fri 29/01/99   58

71        Deliver TSD                                       0d    Mon 01/02/99  Mon 01/02/99   70,79-SF-20d

72
==================================================================================================================================


                                                                                         1998
                                                       ---------------------------------------------------------------------------
ID  TASK NAME                                          J      F      M     A     M     J      J      A     S     O     N     D
----------------------------------------------------------------------------------------------------------------------------------
49     Prepare A2 Test Scripts Document                              19/03                    20/07

50     Deliver A2 TSD                                                                                19/08

51

52  PRE-REQUISITES

53     SAN Simulator rel. S2.0 available to AI v4.0                                                  03/08

54     UTB release for A2 testing available (TBD)                                                    03/08

55     G0 scripts available for A2                                                     15/06

56  TESTING

57     Test A2 SANS-UTS scripts (HNS internal)                                         13/06         16/08

58     TEST PHASE A2                                                                                       21/09 20/10

59     Prepare A2 Test Report                                                                                    20/10 19/11

60     Deliver A2 Test Report (Preliminary)                                                                            19/11

61     Deliver A2 Test Report (Formal)

62

63  HPN A PHASE TESTING

64     HPN installed & checked out in HNS lab for G0                                          30/07-31/07

65     COMSAT & Wavecom test HPN                                                                    03/08 01/09

66

67  B PHASE TESTING

68     DOCUMENTATION & PREPARATION

69        Prepare B TSD: initial (during HPN A1 phase)                                              03/08 01/09

70        Prepare B TSD: complete                                                                               21/10

71        Deliver TSD

72
==================================================================================================================================

                                                                                1999
                                                       -----------------------------------------------
ID  TASK NAME                                          J     F     M     A     M     J     J     A
------------------------------------------------------------------------------------------------------
49     Prepare A2 Test Scripts Document

50     Deliver A2 TSD

51

52  PRE-REQUISITES

53     SAN Simulator rel. S2.0 available to AI v4.0

54     UTB release for A2 testing available (TBD)

55     G0 scripts available for A2

56  TESTING

57     Test A2 SANS-UTS scripts (HNS internal)

58     TEST PHASE A2

59     Prepare A2 Test Report

60     Deliver A2 Test Report (Preliminary)

61     Deliver A2 Test Report (Formal)                  19/01

62

63  HPN A PHASE TESTING

64     HPN installed & checked out in HNS lab for G0

65     COMSAT & Wavecom test HPN

66

67  B PHASE TESTING

68     DOCUMENTATION & PREPARATION

69        Prepare B TSD: initial (during HPN A1 phase)  29/01

70        Prepare B TSD: complete                             01/02

71        Deliver TSD

72
======================================================================================================

B70097a5.MPP                                                             Page 3
         1427
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICOO97 - 1016/GW
                                                              CHANGE ORDER NO. 4
                                                                    ATTACHMENT 4





4.1 NEC DOCUMENT 370187C: HPN SUBSYSTEM SIMULATOR REQUIREMENT

4.2 NEC DOCUMENT 370188C: HPN SUBSYSTEM SIMULATOR DESIGN SUMMARY

4.3 NEC DOCUMENT 370193C: PROPOSAL FOR HPN SUBSYSTEM SIMULATOR TO BE USED FOR THE G0 AND G0' TEST CAMPAIGNS
         1428
                               NEC PROGRAM OFFICE
                                   ICO PROJECT


5th Floor, Horatio House
77-85 Fulham Palace Rd
LONDON
W6 8JC
UK
Tel : +44 (0) 181 600 4200
Admin Office Fax : +44 (0) 181 600 4290
Contract Office Fax : +44 (0) 181 600 4295


                                 DOCUMENT HEADER


DOCUMENT TITLE / SUBJECT & INDEX REFERENCE

HPN Subsystem Simulator Requirements.

ISSUER INFORMATION

ISSUED BY                                        DATE:

Adrian Streeter                                  17/2/98

ICO PROJECT DOCUMENT NUMBER


   WORKGROUP        TYPE      YR     NUMBER       REV
      WG3           Doc.      7       0187         C

WORKGROUP                                        DOCUMENT TYPE

WG3 - ETL (MSSC)

PROJECT OFFICE USE                               DATE

8.3 DOS FILENAME                                 ISSUING GROUP DOCUMENT
                                                 NUMBER
DOC

SECURITY LEVEL                                   ADDITIONAL NOTES IF REQUIRED

CONFIDENTIAL

/x/ RESTRICTED

/ / NON - RESTRICTED

         /x/ Attached is a copy of a document, which is issued to you under the Data & Documentation Control procedure WG8-PL-60002-A1. You will receive all subsequent updates on this document. It is your responsibility to maintain the documentation to its latest status. Please advise the NEC Project Office Documentation Manager if you do not require further updates.

         1429
(LOGO)                                           Document name:           Sheet
                                                                            2(2)

Prepared dept,name, telephone                    Extn

ETL/XM/J Adrian Streeter

Document No.
370187

Approved                                         Checked
ETL/XM/J

Date                          Rev                File/reference
14/10/97                                         E:DOCS-97\

         / / Attached is a copy of the updated document. Please update & destroy any previous issued copies, or advise the NEC Project Office Documentation Manager if you do not require any further updates.
         1430
                                                                          [LOGO]



                      HPN SUBSYSTEM SIMULATOR REQUIREMENTS
         1431
                                TABLE OF CONTENTS

1. Purpose....................................................................1
2. Scope......................................................................1
3. References.................................................................1
4. Specific Requirements......................................................1
   4.1 Physical Layer.........................................................1
   4.2 RR Layer Protocol......................................................1
   4.3 Upper Layer (TL and AL) Protocols......................................2
   4.4 Test Monitor and Control...............................................2
     4.4.1 Configuration of Parameters........................................2
     4.4.2 Configuration of Test Scenarios....................................2
     4.4.3 Compute Message Error Rates & BER statistics.......................2
     4.4.4 Display and Log HPN messages.......................................2
5. Annex - A IGFR Compliance..................................................2

         1432
                                REVISION HISTORY

Rev A            October 14th,  1997           Initial Release

Rev B            November 26th, 1997           Updated based on following
                                               comments from ICO -
                                               -    Added table of contents
                                               -    Added IGFR v26
                                                    conformance table; comments
                                                    column indicates reasons for
                                                    any non-conformance
                                               -    Added References section
                                               -    Provided additional text
                                                    for clarification of
                                                    functionality

Rev c            16/2/98                       Minor changes resulting from
                                               meeting with ICO on 13/2/98.
                                               Section 4.4.4 - removed square
                                               brackets

         1433
                      HPN SUBSYSTEM SIMULATOR REQUIREMENTS

1.  PURPOSE

The purpose of the HPN Subsystem Simulator (HPNSS) is to provide simulation of the HPN functions (including monitoring and display of the HPN behaviour on the network side) to test the Space Craft Engineering Model Payload during the G0' test campaign and to test the Prototype User Terminal (PUT) during the G0 test campaign.

2.  SCOPE

The HPNSS provides the capability to simulate HPN functions at the SAN. It executes the HPN functions in a controlled environment, defined by user commands. It provides the capability for an operator to enter the configuration and control commands. It also displays and logs the results. This document describes the requirements associated with the HPNSS.

3.  REFERENCES

[1] ICONET Ground Facilities Requirements Document, ICO Global Communications, v26, October 29, 1997.

[2] Air Interface, ICO Global Communications, Version 4.0, September/October
1997:

         ICO 04.08.A1      Radio interface layer 3 specification
         ICO 104.08.A1     HPN Radio interface layer 3 (HPN-RR) specification
         ICO 103.40.A1     Technical realization of the high penetration
                           notification service
         ICO 05.01.A1      Physical Layer on the Radio Path:  General
                           Description
         ICO 05.02.A1      Multiplexing and Multiple Access on the Radio Path
         ICO 05.03.A1      Channel Coding
         ICO 05.04.A1      Modulation
         ICO 05.05.A1      Radio Transmission and Reception
         ICO 05.08.A1      Radio Subsystem link control
         ICO 05.10.A1      Radio Subsystem Synchronization.

[3] Payload Space Ground Interface Control Document, 9th Dec 1996
(SS80447-H00-001)

4.  SPECIFIC REQUIREMENTS

This section summarizes the requirements for the HPNSS. The requirements are classified into a) Physical Layer, b) RR Layer Protocol, c) Upper Layer (TL &
AL) Protocols, and c) Test Control and Monitoring

4.1 PHYSICAL LAYER

The physical layer requirements associated with the HPNSS are as follows:

- It shall transmit SCH/HP, BCCH/HP, and NCH/HP bursts in conformance with the ICO air interface specifications 05.xx series.

- It shall receive ACK/HP bursts in conformance with the ICO air interface specifications 05.xx series.

- It shall be capable of simultaneously receiving up to 4 acknowledgements to allow for load testing. Since the acknowledgement burst sequence is longer in duration than the forward channel HPN notification bursts, multiple receivers are required to enable load testing over a single HPN transmit channel.

- It shall transmit the HPN-PCS messages in conformance with the Payload space ground ICD[3]. This capability will be used to validate the inter-working with the Engineering Model (EM) payload of the satellite by sending the index table selection and switch-over commands.

- It shall provide an L-band coaxial interface to the Satellite Channel Simulator (SCS).

- It shall interface to an external clock distribution subsystem (CDS) to receive a 10 MHz clock and a GPS time code signal.

4.2 RR LAYER PROTOCOL

The HPN-RR layer protocol requirements associated with the HPNSS are as follows:
         1434
- It shall conform to the HPN-RR protocols specified in ICO air interface specifications 104.08. It shall be able to transmit single Location phase (BCCH/HP) bursts, dual/quadruple Notification phase (NCH/HP) bursts and receive acknowledgements in accordance with the RR protocol.

4.3 UPPER LAYER (TL AND AL) PROTOCOLS

The HPN-TL and HPN-AL layer protocol requirements associated with the HPNSS are as follows:

- It shall implement the HPN-TL protocol as specified in ICO air interface specifications 103.40. Note that the feature associated with interfacing to an external HLR for service centre alerting shall not be provided.

- It shall allow for the HPN-AL header and data to be scripted from the console.

4.4 TEST MONITOR AND CONTROL

The HPNSS shall be capable of configuring parameters and test scenarios, and displaying and logging HPN messages & acknowledgements, as explained in the following sections.

4.4.1  Configuration of Parameters

The HPNSS shall provide the capability for configuration of the following parameters:

      -    HPN Transmit & Receive Frequencies

      -    Transmit Power Level

      -    Simulated Doppler Correction Information (fine frequency tuning)

      -    Simulated Emphemeris Data Processing (burst time delay)

4.4.2  Configuration of Test Scenarios

The HPNSS shall provide the capability to specify the following parameters for HPN transmissions:

      -    UT - TMSI, IMSI, Location (and Zone Number)

      -    Number of Messages to be sent

      -    Message Length

      -    Message Inter-arrival Time & Distribution

      -    HPN-AL header/data contents(including patterns to enable BER testing)

4.4.3  Compute Message Error Rates & BER statistics

The HPN-SS in conjunction with the HPN UT Simulator shall be capable of monitoring and reporting statistics related to received Message Error Rate and BER. The BER statistics shall be generated in a test mode, wherein a known pattern is introduced in the HPN burst.

4.4.4  Display and Log HPN messages

The HPNSS shall be capable displaying and logging transmitted HPN messages and the correspondingly received positive and negative acknowledgements. The display shall include the time the message was transmitted and acknowledgement was received as well as the UT involved with the transmission and the contents of the message. Message logging capacity shall be provided for at least 10,000 messages.

5.  ANNEX - A IGFR COMPLIANCE

Table below summarizes the HPN Subsystem applicable IGFR (Version 26) requirements that are supported by the HPN Simulator

IGFR NUMBER          Y/N   COMMENTS
1.2.1.1.              Y    General requirement
1.2.2.2.3.1.          Y
1.2.2.2.3.2.          Y

         1435

1.2.2.2.3.3.          Y
1.2.2.2.3.4.          Y
1.2.2.2.3.5.          N    Dummy local HPN SRMS
1.2.2.2.3.6.          N    HPN OMC & MMI functions not supported by the HPN Subsystem Simulator
3.1.1.                Y    General requirement
3.2.1.                Y    General requirement
3.2.2.                Y    General requirement
3.3.2.1.1.            Y    Limited 103.40 AL functionality  (supported via test scripts)
4.4.1.1.10.           Y
4.4.1.1.11.           Y
4.4.1.1.13.           Y    In absence of MSSC & complete AL module, functionality triggered via test scripts
4.4.1.1.14.           Y    103.40 AL will be supported via test scripts
4.4.1.1.15.           Y    Single satellite only
4.4.1.1.16.           Y
4.4.1.1.17.           Y
4.4.1.1.18.           Y
4.4.1.1.19.           Y
4.4.1.1.2.1.          Y
4.4.1.1.2.2.          Y
4.4.1.1.3.            Y    In absence of MSSC & complete AL module, functionality triggered via test scripts
4.4.1.1.6.            Y    In absence of MSSC & complete AL module, functionality triggered via test scripts
4.4.1.1.7.            Y    In absence of MSSC & complete AL module, functionality triggered via test scripts
4.4.1.1.8.            N    No MSSC link
4.4.1.1.9.            Y    In absence of MSSC & complete AL module, functionality triggered via test scripts
4.4.1.2.1.            N    Encryption Not Supported
6.14.10.              N    Encryption Not Supported
6.2.9.                Y    Single satellite only
6.5.1.1.              N    No DCN
6.5.1.12.             N    No DCN
6.5.1.13.             N    No DCN
6.5.1.5.              N    No DCN
6.23.1.               Y    Single satellite only
6.23.3.1.             Y    General requirement
6.23.3.2.             Y    General requirement
6.23.3.3              Y    General requirement
6.23.4.               Y    General requirement
6.23.6.1.             Y    General requirement
6.23.6.2.             Y    General requirement
6.25.1.1.1.5.         Y
6.25.1.2.1.2.1.       Y
6.25.2.1.2.1.         Y
6.25.2.3.1.5          N    "canned" pre-correction of doppler frequency
6.25.2.3.4.1.         N    "canned" pre-correction of doppler frequency
6.25.2.3.4.2.         N    "canned" pre-correction of doppler frequency
6.25.2.3.4.3.         Y
6.26.2.1.             Y    General requirement
6.26.2.2.             Y    General requirement
6.26.2.3.17.          Y
6.34.1.1.1.           Y    General requirement
6.34.1.1.2.           Y    General requirement
6.47.3.2.1.           N    no EIRP adjustment capability via the SRMC
6.47.3.2.2.           N    no power calibration functionality
6.47.3.2.3.           N    no power calibration functionality

         1436

6.49.4.1.3.1.         N    no EIRP adjustment capability via the SRMC
6.50.1.2.2.           N    interface to NMC not supported
6.50.1.2.3.           N    interface to NMC not supported
6.50.1.2.4.           N    interface to NMC not supported
6.50.2.4.3.           Y    Frequency & time plans defined via test scripts (& not SRMS)
6.52.1.1.             Y    Limited AL functionality will be supported via test scripts
6.52.1.2.             Y    Limited AL functionality will be supported via test scripts
6.52.10.1.            Y
6.52.10.2.            Y
6.52.10.3.            Y
6.52.10.4.            Y
6.52.2.1.1.           Y
6.52.2.1.2.           Y
6.52.2.1.3.           Y
6.52.2.1.4.           Y    Single satellite only
6.52.2.1.5.           Y    Single satellite only
6.52.2.1.6.           Y
6.52.3.1.             Y
6.52.3.2.             Y
6.52.3.3.1.           Y    Single satellite only; not operator configurable
6.52.3.3.2.           Y    Single satellite only; not operator configurable
6.52.3.3.3.           Y    Not configurable by NMS
6.52.3.4.             Y
6.52.3.5.             Y
6.52.6.1.             Y    Single satellite only
6.52.6.2.             Y
6.52.6.3.             N    No pre-correction of doppler frequency
6.52.7.1.             Y
6.52.7.2.             Y
6.52.7.3.             Y
6.52.7.5.             N    Interface to SRMC not supported
6.52.7.6.             Y
6.52.8.1.             Y
6.52.9.1.             Y    Single satellite, single SAN only
6.52.9.10.            Y    Location phase plan will be determined from test data
6.52.9.11.            Y
6.52.9.2.             Y    Single satellite, single SAN only
6.52.9.3.             Y    Single satellite, single SAN only
6.52.9.4.             Y
6.52.9.5.1.           Y    Single satellite only
6.52.9.5.2.           Y
6.52.9.6.             Y    Single satellite only
6.52.9.6.1.           Y    Single satellite only
6.52.9.6.2.           Y    Single satellite only
6.52.9.6.3.           Y    Single satellite only
6.52.9.6.4.           N    Frequency diversity option not supported
6.52.9.7.             Y
6.52.9.9.             Y    Only sub-bullets 3, 4, 5 supported; not configurable by NMS
6.53.1.1.1.3.         Y
6.53.1.11.1.          Y
6.53.1.11.2.3.        Y
6.53.1.11.2.5.        Y
6.53.1.12.            Y

         1437

6.53.1.14.1.          Y
6.53.1.14.2.          Y
6.53.1.14.3.          Y
6.53.1.14.4.          Y
6.53.1.14.5a          Y
6.53.1.14.5b          Y
6.53.1.14.6.          Y
6.53.1.2.1.2.         Y
6.53.1.6.1.           N    power calibration not supported
6.53.1.6.2.           N    power calibration not supported
6.53.1.6.3.           N    power calibration not supported
6.53.1.6.4.           N    power calibration not supported
6.53.1.9.             Y
6.53.2.2.4.           Y
6.57.10.3.            Y
6.57.3.1.1.1.b        N    HPN SS does not interface to RFT
6.57.3.1.1.1.e        N    HPN SS does not interface to RFT
6.57.5.2.3.           N    "canned" pre-correction of doppler frequency
6.57.5.2.4.           N    "canned" pre-correction of doppler frequency
6.58.2.2.2.2.         Y
6.58.2.2.2.3.         Y
6.59.9.2.4.2.         Y    Limited to single SAN
Section 7 HPN         N    Limited O&M capabilities
reqs
8.1.1.                Y    General requirement
8.7.1.1.              Y
8.7.2.1.              Y
8.7.3.1.              Y
8.7.3.2.1.            N    Not designed to handle full load (limited number of CU's and processing power in the
                           Controller)
8.7.3.2.2.            N    see above
8.7.3.3.              Y
8.7.3.4.              N    Not applicable
8.7.4.1.              Y
8.7.4.2.1.            Y
8.7.4.2.2.            Y
8.7.4.2.3.            Y
8.7.4.2.4.            Y
8.7.4.2.5.            Y
8.7.4.2.6.            Y
8.7.4.2.7.            Y
8.11.                 N    Availability requirements not applicable - non redundant configuration proposed
9.1.                  N    Capacity requirements as per Deliverables section of this proposal and the reference HPN
                           Subsystem Simulator Requirements document

         1438
                               NEC PROGRAM OFFICE
                                   ICO PROJECT


5th Floor, Horatio House
77-85 Fulham Palace Rd
LONDON
W6 8JC
UK
Tel : +44 (0) 181 600 4200
Admin Office Fax : +44 (0) 181 600 4290
Contract Office Fax : +44 (0) 181 600 4295


                                DOCUMENT HEADER


DOCUMENT TITLE / SUBJECT & INDEX REFERENCE

HPN Subsystem Simulator Design Summary

ISSUER INFORMATION
ISSUED BY                                          DATE:

Adrian Streeter                                    17/2/98

ICO PROJECT DOCUMENT NUMBER
   WORKGROUP        TYPE      YR     NUMBER       REV

      WG3           Doc       7       0188         C

WORKGROUP

WG3 - ETL (MSSC)

DOCUMENT TYPE


PROJECT OFFICE USE                               DATE


8.3 DOS FILENAME                                 ISSUING GROUP DOCUMENT NUMBER

DOC


SECURITY LEVEL                                   ADDITIONAL NOTES IF REQUIRED

/ / CONFIDENTIAL

/x/ RESTRICTED

/ / NON - RESTRICTED


/x/ Attached is a copy of a document, which is issued to you under the Data & Documentation Control procedure WG8-PL-60002-A1. You will receive all subsequent updates on this document. It is your responsibility to maintain the documentation to its latest status. Please advise the NEC Project Office Documentation Manager if you do not require further updates.

/ / Attached is a copy of the updated document. Please update & destroy any previous issued copies, or advise the NEC Project Office Documentation Manager if you do not require any further updates.

         1439
                                                                          [LOGO]






                     HPN SUBSYSTEM SIMULATOR DESIGN SUMMARY

         1440

                                TABLE OF CONTENTS
1. General....................................................................1
2. Requirements...............................................................1
3. Hardware Design............................................................1
4. Software Design............................................................2
5. Physical Layout (Preliminary)..............................................3
6. Miscellaneous..............................................................3

         1441
                                REVISION HISTORY

Rev A           October 14th,  1997            Initial Release


Rev B           November 26th, 1997            Updated based on following
                                               comments from ICO -
                                               -  Added table of contents
                                               -  Fixed typographical errors


Rev C           17/2/98                        Minor changes as result of
                                               meeting with ICO on 13/2/98.

         1442
                     HPN SUBSYSTEM SIMULATOR DESIGN SUMMARY

1. GENERAL

The HPN Subsystem Simulator (HPNSS) provides the capability to simulate the HPN functions at the SAN. The HPNSS will be used during the G0 and G0' ICONET Integration (II) tests. The HPNSS provides the capability to run operator controlled HPN testing and also provides monitoring and logging capability that is required during those tests. A high level design summary of the HPNSS is provided in this document.

2. REQUIREMENTS

The HPNSS shall comply with the requirements specified in the HPN Subsystem Simulator Requirements document Rev B, 26th November 1997.

3. HARDWARE DESIGN

The HPNSS will re-use to a large extent the hardware being designed and developed for the HPN Subsystem. The HPNSS consists of the following elements:

    - 1 HPN-SS Controller (SUN Ultra Sparc server)

    - 1 Laptop with X-windows software

    - 4 HPN Channel Units

    - 1 MCD card (for interfacing with CDS and providing time reference)

    - 1 Ethernet Hub

    - Local IF distribution (this connects to the SCS at L-band)

    - Misc (e.g. power supply, etc.)

The above components are identical to those used in the HPN Subsystem with the following exceptions:

    - A Laptop with X-windows software is provided for the MMI.

    - Fewer number of channel units

    - Non-redundant configuration (Single Sun workstation, single Ethernet Hub, single MCD, and no in-line Channel Unit spares)

Figure 1, shows a logical layout of the HPN Subsystem Simulator.

         1443
                                [GRAPHIC OMITTED]


         FIGURE 1 HPN SUBSYSTEM SIMULATOR LOGICAL LAYOUT (PRELIMINARY)

4. SOFTWARE DESIGN

The software for the HPNSS will also re-use elements from the HPN Subsystem design and development effort. The additional software that are required are identified below with a brief description of these new software modules. The primary software modules within the HPNSS Controller subsystem are:

    - HPN-AL Test Generator (new)

    - HPN-TL

    - HPN-RR

    - HPN Scheduler Scripts (new)

    - HPN Transmission Management

    - HPN Timing Synchronization

    - HPN-Test Monitor (new)

    - HPN O&M

HPN-AL Test Generator will interface with the HPN-TL, enable the operator to specify parameters associated with HPN message generation such as destination UT, AL layer header and data contents.

HPN-Test Monitor: provides display and logging capabilities.

HPN Scheduler scripts will essentially bypass the detailed Resource Management functions (Pre-scheduler, Subnet Data Synchronization, Scheduler, Acknowledgment Resource Management), Satellite and SAN selection functions, and implement a rudimentary scheduling algorithm to feed scheduled Notification and Location phase bursts to the HPN Transmission Management software module.

                                [GRAPHIC OMITTED]

                    FIGURE 2 HPN SIMULATOR SOFTWARE MODULES

         1444
5. PHYSICAL LAYOUT (PRELIMINARY)

Figure 3, shows a block diagram for the HPNSS. From the hardware viewpoint, it consists of a 4' high rack containing a number of 19" rack mount subassemblies, as shown in the figure. Starting from the top of the rack, the Ethernet Hub is an IEEE 802.3 standard 10BaseT wiring hub offering multiple RJ45 physical connections. The Hub is connected to all Channel Units (located in the CU Chassis), to the SUN computer, and offers connection to external equipment, if desired. The CU Chassis provides a total of eight slots for Channel Units. Of these, four (4) are populated with Channel Units to simulate traffic for multiple users, while the other four are blank (unused) slots. The 4 Channel Units provide the physical layer transmit and receive capabilities needed to simulate transmit/receive activity on the ICO air interface specification 05.xx series. Cooling is provided by a fan tray located directly below the CU Chassis. The Channel Units are all monitored and controlled via HPN Controller software running on the SUN computer. This software accesses each Channel Unit via its Ethernet connection, collects and analyzes health and status information, assigns channel units to specific tasks and downloads data necessary for the Channel Unit to fulfill the function assigned. Both the SUN computer and the Ethernet Hub are powered using single-phase AC power (110/220 VAC, 50/60 Hz options available). The CU Chassis and fan tray are powered from DC voltages supplied by the DC power supply located in the bottom of the rack. Prime power interface to the DC supply can be either 48VDC, 110VAC, or 220VAC as a factory option. A 10 MHz signal having sine wave format with +13+1 dBm level at 50(OMEGA) impedance must be externally supplied to the UT simulator. This may be provided by the SAN clock distribution subsystem (CDS) or any other external source.

                               [GRAPHIC OMITTED]

              FIGURE 3 HPN SIMULATOR PHYSICAL LAYOUT (PRELIMINARY)

6. MISCELLANEOUS

The HPN Simulator equipment will not be tested/certified for EMC compliance, safety, or the environments specified in section 8.11.3 of the IGFR. However, standard design practices will be employed for safety and reliability and all components utilized will at least operate in the standard commercial temperature range of 0(degree) - 70(degree) C.

         1445
                               NEC PROGRAM OFFICE
                                   ICO PROJECT

5th Floor, Horatio House
77-85 Fulham Palace Rd
LONDON
W6 8JC
UK
Tel : +44 (0) 181 600 4200
Admin Office Fax : +44 (0) 181 600 4290
Contract Office Fax : +44 (0) 181 600 4295



                                 DOCUMENT HEADER


DOCUMENT TITLE / SUBJECT & INDEX REFERENCE

PROPOSAL FOR HPN SUBSYSTEM SIMULATOR TO BE USED FOR THE G0 AND G0' TEST
CAMPAIGNS



ISSUER INFORMATION                           ICO PROJECT DOCUMENT NUMBER
--------------------------------------------------------------------------------------------------
ISSUED BY                      DATE:            WORKGROUP        TYPE      YR     NUMBER       REV
--------------------------------------------------------------------------------------------------
Adrian Streeter                17/2/98             WG3           Doc       7       0193         C



WORKGROUP                                                        DOCUMENT TYPE
--------------------------------------------------------------------------------
WG3 - ETL (MSSC)



------------------------------------------------------------------------------------------
PROJECT OFFICE USE        DATE       8.3 DOS FILENAME        ISSUING GROUP DOCUMENT NUMBER
------------------------------------------------------------------------------------------
                                     .DOC



SECURITY LEVEL                              ADDITIONAL NOTES IF REQUIRED
--------------------------------------------------------------------------------
/ / CONFIDENTIAL
/X/ RESTRICTED
/ / NON - RESTRICTED


         /X/ Attached is a copy of a document, which is issued to you under the Data & Documentation Control procedure WG8-PL-60002-A1. You will receive all subsequent updates on this document. It is your responsibility to maintain the documentation to its latest status. Please advise the NEC Project Office Documentation Manager if you do not require further updates.

         / / Attached is a copy of the updated document. Please update & destroy any previous issued copies, or advise the NEC Project Office Documentation Manager if you do not require any further updates.

         1446
HPN Subsystem Simulator Proposal




                                  PROPOSAL FOR
      HPN SUBSYSTEM SIMULATOR TO BE USED FOR THE G0 AND G0' TEST CAMPAIGNS


                                TABLE OF CONTENTS

1.0 INTRODUCTION.......................................................        3
2.0 PROPOSAL...........................................................        3
3.0 SCOPE OF WORK......................................................        3
4.0 APPLICABLE DOCUMENTS...............................................        3
5.0 DELIVERABLES.......................................................        3
6.0 PROGRAM MANAGEMENT AND IMPLEMENTATION..............................        4
7.0 ACCEPTANCE TEST....................................................        4
8.0 AIR INTERFACE AND IGFR BASELINE....................................        4
9.0 SCHEDULE...........................................................        4
APPENDIX A.............................................................        1

COMSAT PROPRIETARY - The use or disclosure of this information is subject to the restrictions stated in the title page
         1447
HPN Subsystem Simulator Proposal




1.0      INTRODUCTION

         This proposal defines the technical and management requirements for developing, testing, and delivering an HPN Subsystem Simulator for G0 and G0' Test Campaigns. The Deliverables are two HPN Subsystem Simulators, System Design Review, Acceptance Testing, and Manuals.

2.0      PROPOSAL

         This proposal comprises this main text plus Annex A.

3.0      SCOPE OF WORK

         This work includes the Design, Development and Delivery of a HPN Subsystem Simulator in accordance with HPN Subsystem Simulator Requirements document and HPN Subsystem Simulator Design Summary document. As described in the Design Summary document, the hardware for the HPN-Subsystem Simulator is a subset of the HPN Subsystem at the SAN (in a smaller rack). Additional software is required for test control, configuration and monitoring as well as for a "dummy" HPN local SRMS function. Note that the HPN Subsystem simulator does not support the injection of data patterns from an external BERT directly at the Channel Units (for BER testing). We have proposed an alternate method of testing BER.- see HPN subsystem Simulator requirements Para 3.4.2.

4.0      APPLICABLE DOCUMENTS

         The documents applicable to the effort in the SOW are as follows:

         1.       ICO First Integration Phase: EN-II-ICO-TN/000085

         2.       N/A

         3. Test Requirements Documents for the SAN/UT Interworking Campaign (G0.x)

         4. HPN Subsystem Simulator Requirements Document version B(November 26, 1997)

         5. HPN Subsystem Simulator Design Summary Document version B(November 26, 1997)

5.0      DELIVERABLES

         0        The deliverables associated with this proposal are -

         1        HPN Simulator System Design Review

         2        HPN Simulator Test Plan

         3 One (1 for G0 )) 19" wide rack containing: (note that the hardware configuration of the HPN Subsystem Simulator rack are identical to that of the HPN-UT Simulator. However there are significant differences in the Controller Software, Channel Unit Software, DSP firmware, and EPLD firmware

                           -        One chassis/backplane

                           -        Four Channel Unit Cards

                           -        One power supply subsystem

                           -        One MCD card

                           -        One Sun Ultra-Sparc Computer

                           -        One fan tray

                           -        One laptop computer

                           -        One printer

                           -        One Ethernet hub

                           -        One Local IF distribution panel

                           -        Interface cabling

         4        HPN Subsystem Simulator Software/Firmware

         5        HPN Subsystem Simulator Acceptance Test Results

         6        HPN Subsystem Simulator Operations Manual

COMSAT PROPRIETARY - The use or disclosure of this information is subject to the restrictions stated in the title page
         1448
HPN Subsystem Simulator Proposal




6.0      PROGRAM MANAGEMENT AND IMPLEMENTATION

         COMSAT is a subcontractor to ETL for this project and will report to ETL/ICO as an extension to COMSAT's current HPN Subsystem contract with ETL. Internally to COMSAT, the HPN Subsystem Simulator project will be managed by an HPN Special Test Equipment Manager reporting to COMSAT's HPN Project Manager. The same project controls and quality standards used for the HPN Equipment development will be applied to the HPN Subsystem Simulator development.

         The major milestones and development phases for the program are given in the program schedule. A single design review with ETL/ICO is planned. This review will compare the capabilities and functions of the HPN Subsystem Simulator to the SAN HPN in regards to the testing needs of the EM Payload and the UT breadboard/Field Test UT.


7.0      ACCEPTANCE TEST

         COMSAT will conduct a formal Acceptance Test of the HPN Subsystem Simulator equipment which may be witnessed by ETL and ICO at their discretion. The Test plan will use a subset of the HPN Subsystem VCRM as per requirements identified in [4].


8.0      AIR INTERFACE AND IGFR BASELINE

         The HPN Subsystem Simulator design will be based on AI Version 4 and IGFR Version 26 and as per the requirements outlined [4]. CNs received on either of these baseline documents will be evaluated on a case by case basis. When requested by ICO/ETL, COMSAT will provide cost and schedule estimates to incorporate CNs into the HPN subsystem simulator design.


9.0      SCHEDULE
         HPN Subsystem Simulator Development Program Milestones.


         MILESTONE                                 DATES
         -----------------------------------------------------------------------
         Req. Analysis & System Design             Feb 2, 1998- March 17,1998

         System Design Review                      March 17, 1998

         Design & Development                      March 17, 1998 - June 1, 1998

         Integration & Testing                     June 2, 1998- June 26, 1998

         Test Plan                                 June 1, 1998

         Acceptance Testing                        June 29- July 24, 1998

         Documentation                             May 15, 1998 -
                                                    June 15, 1998

COMSAT PROPRIETARY - The use or disclosure of this information is subject to the restrictions stated in the title page
         1449
HPN Subsystem Simulator Proposal




APPENDIX A


Table below summarizes the HPN Subsystem applicable IGFR (Version 26) requirements that are supported by the HPN Simulator



IGFR NUMBER          Y/N   COMMENTS
---------------------------------------------------------------------------------------------------------------
1.2.1.1.              Y    General requirement

1.2.2.2.3.1.          Y

1.2.2.2.3.2.          Y

1.2.2.2.3.3.          Y

1.2.2.2.3.4.          N

1.2.2.2.3.5.          N

3.1.1.                Y    General requirement

3.2.1.                Y    General requirement

3.2.2.                Y    General requirement

3.3.2.1.1.            Y    Limited 103.40 AL functionality  (supported via test scripts)

4.4.1.1.10.           Y

4.4.1.1.11.           Y

4.4.1.1.13.           Y    In absence of MSSC & complete AL module, functionality triggered via test scripts

4.4.1.1.14.           Y    103.40 AL will be supported via test scripts

4.4.1.1.15.           Y    Single satellite only

4.4.1.1.16.           Y

4.4.1.1.17.           Y

4.4.1.1.18.           Y

4.4.1.1.19.           Y

4.4.1.1.2.1.          Y

4.4.1.1.2.2.          Y

4.4.1.1.3.            Y    In absence of MSSC & complete AL module, functionality triggered via test scripts

4.4.1.1.6.            Y    In absence of MSSC & complete AL module, functionality triggered via test scripts

4.4.1.1.7.            Y    In absence of MSSC & complete AL module, functionality triggered via test scripts

4.4.1.1.8.            N    No MSSC link

4.4.1.1.9.            Y    In absence of MSSC & complete AL module, functionality triggered via test scripts

4.4.1.2.1.            N

6.14.10.              N

6.2.9.                Y    Single satellite only

6.23.1.               Y    Single satellite only

6.23.3.1.             Y    General requirement

6.23.3.2.             Y    General requirement

6.23.3.3              Y    General requirement

6.23.4.               Y    General requirement

6.23.6.1.             Y    General requirement

6.23.6.2.             Y    General requirement

6.23.7.               N

6.25.1.1.1.5.         Y

6.25.1.2.1.2.1.       Y

6.25.2.1.2.1.         Y

6.25.2.3.1.5          N

6.25.2.3.4.1.         N

6.25.2.3.4.2.         N

6.25.2.3.4.3.         N

COMSAT PROPRIETARY - The use or disclosure of this information is subject to the restrictions stated in the title page
         1450
HPN Subsystem Simulator Proposal


6.26.2.1.             Y    General requirement

6.26.2.2.             Y    General requirement

6.26.2.3.17.          Y

6.34.1.1.1.           Y    General requirement

6.34.1.1.2.           Y    General requirement

6.47.3.2.1.           N

6.47.3.2.2.           N

6.47.3.2.3.           N

6.49.1.5.6.1.4.       N

6.49.4.1.3.1.         N

6.5.1.1.              Y    No DCN

6.5.1.12.             Y    No DCN

6.5.1.13.             Y    No DCN

6.5.1.5.              Y    No DCN

6.50.1.2.2.           N

6.50.1.2.3.           N

6.50.1.2.4.           N

6.50.2.4.3.           Y    Frequency & time plans defined via test scripts (& not SRMS)

6.52.1.1.             Y    Limited AL functionality will be supported via test scripts

6.52.1.2.             Y    Limited AL functionality will be supported via test scripts

6.52.10.1.            Y

6.52.10.2.            Y

6.52.10.3.            Y

6.52.10.4.            Y

6.52.2.1.1.           Y

6.52.2.1.2.           Y

6.52.2.1.3.           Y

6.52.2.1.4.           Y    Single satellite only

6.52.2.1.5.           Y    Single satellite only

6.52.2.1.6.           Y

6.52.3.1.             Y

6.52.3.2.             Y

6.52.3.3.1.           Y    Single satellite only; not operator configurable

6.52.3.3.2.           Y    Single satellite only; not operator configurable

6.52.3.3.3.           Y    Not configurable by NMS

6.52.3.4.             Y

6.52.3.5.             Y

6.52.6.1.             Y    Single satellite only

6.52.6.2.             Y

6.52.6.3.             N

6.52.7.1.             Y

6.52.7.2.             Y

6.52.7.3.             Y

6.52.7.5.             N

6.52.7.6.             Y

6.52.8.1.             Y

6.52.9.1.             Y    Single satellite, single SAN only

6.52.9.10.            Y    Location phase plan will be determined from test data

6.52.9.11.            Y

6.52.9.2.             Y    Single satellite, single SAN only

6.52.9.3.             Y    Single satellite, single SAN only

6.52.9.4.             Y

6.52.9.5.1.           Y    Single satellite only

COMSAT PROPRIETARY - The use or disclosure of this information is subject to the restrictions stated in the title page
         1451
HPN Subsystem Simulator Proposal


6.52.9.6.             Y    Single satellite only

6.52.9.6.1.           Y    Single satellite only

6.52.9.6.2.           Y    Single satellite only

6.52.9.6.3.           Y    Single satellite only

6.52.9.6.4.           N

6.52.9.7.             Y

6.52.9.8.             N

6.52.9.9.             Y    Only sub-bullets 3, 4, 5 supported; not configurable by NMS

6.53.1.1.1.3.         Y

6.53.1.11.1.          Y

6.53.1.11.2.3.        Y

6.53.1.11.2.5.        Y

6.53.1.12.            Y

6.53.1.14.1.          Y

6.53.1.14.2.          Y

6.53.1.14.3.          Y

6.53.1.14.4.          Y

6.53.1.14.5a          Y

6.53.1.14.5b          Y

6.53.1.14.6.          Y

6.53.1.2.1.2.         Y

6.53.1.6.1.           N

6.53.1.6.2.           N

6.53.1.6.3.           N

6.53.1.6.4.           N

6.53.1.9.             Y

6.53.2.2.4.           Y

6.57.10.3.            Y

6.57.3.1.1.1.b        N

6.57.3.1.1.1.e        N

6.57.5.2.3.           N

6.57.5.2.4.           N

6.58.2.2.2.2.         Y

6.58.2.2.2.3.         Y

6.59.9.2.4.2.         Y    Limited to single SAN

Section 7 HPN         N    Limited O&M capabilities
reqs

8.1.1.                Y    General requirement

8.7.1.1.              Y

8.7.2.1.              Y

8.7.3.1.              Y

8.7.3.2.1.            N    Not designed to handle full load (limited number of CU's and processing power in the
                           Controller)

8.7.3.2.2.            N

8.7.3.3.              Y

8.7.3.4.              N

8.7.4.1.              Y

8.7.4.2.1.            Y

8.7.4.2.2.            Y

8.7.4.2.3.            Y

8.7.4.2.4.            Y

8.7.4.2.5.            Y

COMSAT PROPRIETARY - The use or disclosure of this information is subject to the restrictions stated in the title page
         1452
HPN Subsystem Simulator Proposal


8.7.4.2.6.            Y

8.7.4.2.7.            Y

8.11.                 N    Availability requirements not applicable - non redundant configuration proposed

9.1.                  N    Capacity requirements as per Deliverables section of this proposal and the reference
                           HPN Subsystem Simulator Requirements document

COMSAT PROPRIETARY - The use or disclosure of this information is subject to the restrictions stated in the title page
         1453
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICOO97 - 1016/GW
                                                              CHANGE ORDER NO. 4
                                                                    ATTACHMENT 5




5.1 ICONET INTEGRATION (G0 CAMPAIGN PRIORITY 1 + 2): PRICE SUMMARY

5.2 ICONET INTEGRATION (G0 CAMPAIGN PRIORITY 1 + 2): LABOUR FEE AND EXPENSES

5.3 ICONET INTEGRATION (G0 CAMPAIGN PRIORITY 1 + 2): ASSOCIATED MANAGEMENT
         1454
                        ICONET INTEGRATION (G0 CAMPAIGN)


--------------------------------------------------------------------------------------------------------------------------------
                                                           G0 CAMPAIGN
--------------------------------------------------------------------------------------------------------------------------------
                                                                Man Months  Man Months    Amount   SA Clause   Reference of the
No.                     Description                     Q'ty     (Home)*3    (Away)*4      US$K       No.     Technical Proposal
--------------------------------------------------------------------------------------------------------------------------------
1.    Labour Fees - Man Days Estimated                                                              14.4 (b)
       - Priority 1+2                                  --          69.8        43.7        4,008       "

2     Associated Management - Man Days Estimated                                                    14.4 (g)
       - Priority 1+2                                  --          15.9         2.2          611       "

3.    Travel Cost                                      --           N/A         N/A       Actual    14.4 (c)  See Section 7.5 of
                                                                                            Cost                 B70096a6.doc

4.    Documentation                                    --           N/A         N/A          N/A    14.4 (e)

5.    Other Costs (Actual Cost Basis)                               N/A         N/A          332
      consisting of-:
5.1   Low Phase Noise Frequency Reference Source        2           N/A         N/A                            See Section 5 of
                                                                                                                 B70096a6.doc
5.2   L-S band Up Converter                             1           N/A         N/A                                   "
5.3   S-L band Down Converter                           1           N/A         N/A                                   "
5.4   Combiner                                          1           N/A         N/A                                   "
5.5   Splitter                                          1           N/A         N/A                                   "
5.6   TTCN Compiler w/training and Environment setup    2 sets      N/A         N/A                                   "
5.7   Miscellaneous Equipment (*1)                      1 set       N/A         N/A                                   "
5.8   BERTS (lease be HNS)                              1           N/A         N/A                                   "
5.9   Standard Test Equipment (lease by HNS)            1 set       N/A         N/A                                   "
5.10  Standard Test Equipment (lease by ETL/COMSAT)*2   1 set       N/A         N/A                           See Appendix B of
                                                                                                                 Doc.370191G

6.    Other Costs (Fixed))
6.1   HPN Subsystem Simulator                           1 set       N/A         N/A          413              See Appendix B of
                                                                                                                 Doc.370191G

--------------------------------------------------------------------------------------------------------------------------------
      GRAND TOTAL OF G0 PRIORITY 1+2                               85.7        45.9     US$5,363K
================================================================================================================================

Note:    *1 : Individual Miscellaneous Equipment Purchases greater than $5,000 requires ICO approval.

         *2 : Equipment rental based on 2 months rent at $10,150/month

         *3 : "Home" is calculated based on the 22 working days per one man-month.

         *4 : "Away" is calculated based on the 22 working days and 8 non-working days per one man-month.


--------------------------------------------------------------------------------------------------------------------------------
                                                      G0 OPTION1 / UT TYPE
--------------------------------------------------------------------------------------------------------------------------------
                                                                Man Months  Man Months    Amount   SA Clause
No.                     Description                     Q'ty     (Home)*3    (Away)*4      US$K       No.
--------------------------------------------------------------------------------------------------------------------------------
1.    Labour Fees - Man Months Estimated                              9        17.5          980    14.4 (b)

2.    Associated Management - Man Months Estimated                 6.25           0          206    14.4 (g)

3.    Travel Cost                                                   N/A         N/A       Actual    14.4 (c)
                                                                                            Cost

4.    Documentation                                                 N/A         N/A          N/A    14.4 (e)

5.    Other Costs (Estimated)                                       N/A         N/A           45


      GRAND TOTAL OF G0 OPTION 1                                  15.25        17.5     US$1,231K

         1455
                  ICONET INTEGRATION (G0 CAMPAIGN)

                             LABOUR FEE AND EXPENSES

====================================================================================================================================
      SA CLAUSE                  14.4 (a)                                               14.4 (b)
====================================================================================================================================
                                                                                                                    MIN. NUMBER OF
                                                    QUALIFICATIONS   NO. OF    MAN-MONTHS  MAN-MONTHS    TOTAL     MAN-MONTHS (MAX.
 CAMPAIGN #    COMPANY     DETAILED DEFINITIONS      OF PERSONNEL   PERSONNEL    (HOME)      (AWAY)    MAN-MONTHS  25% OF COLUMN I)
====================================================================================================================================
                                                    Test Engineer       4           30          24           54           13.5

                                                    --------------------------------------------------------------------------------
                                                    Development
                                                    Engineer            2           14          13           27           6.75
                                                    --------------------------------------------------------------------------------
     G0          HNS       B70096a6.doc             Lab Manager         1            4                        4              1
                                                    --------------------------------------------------------------------------------
PRIORITY 1+2                                        Technical
                                                    Manager (See
                                                    Note2)              1            6           6           12              3
                                                                    ----------------------------------------------------------------
                                                    System
                                                    Engineering :
                                                    Technical
                                                    Director            1            7                        7           1.75
                           =========================================================================================================


               COMSAT      ETL-370191G              Scientist           2          8.3         0.7            9           2.25

                                                                    ----------------------------------------------------------------
                                                    MTS                 1          0.5                      0.5          0.125

====================================================================================================================================
                        TOTAL G0 PRIORITY 1+2                          12         69.8        43.7        113.5         28.375
====================================================================================================================================

=======================================================================================
      SA CLAUSE                    14.4 (c)                        14.4 (d)
=======================================================================================


 CAMPAIGN #    COMPANY   LOCATION OF II  TRAVEL COSTS          CAMPAIGN PERIOD
=======================================================================================
                            USA, MD       See Note 1   Refer to Section 10 of Technical
                                                       Proposal
                        ---------------

                            USA, MD
                        ---------------
     G0          HNS        USA, MD
                        ---------------
PRIORITY 1+2

                            USA, MD
                        ---------------



                            USA, MD
                        ===============                ================================


               COMSAT       USA, MD                    Refer to Section 10 of Technical
                                                       Proposal
                        ---------------
                            USA, MD

=======================================================================================

=======================================================================================

                                   G0 OPTION 1

====================================================================================================================================
      SA CLAUSE                  14.4 (a)                                               14.4 (b)
====================================================================================================================================
                                                                                                                    MIN. NUMBER OF
                                                    QUALIFICATIONS   NO. OF    MAN-MONTHS  MAN-MONTHS    TOTAL     MAN-MONTHS (MAX.
 CAMPAIGN #    COMPANY     DETAILED DEFINITIONS      OF PERSONNEL   PERSONNEL    (HOME)      (AWAY)    MAN-MONTHS  25% OF COLUMN I)
====================================================================================================================================
                                                    Test Engineer       4            2        12.5         14.5          3.625

                                                    --------------------------------------------------------------------------------
G0 : OPTION 1    HNS       B70096a6.doc             Development
                                                    Engineer            2            3           3            6            1.5
                                                    --------------------------------------------------------------------------------
                                                    Lab Manager         1            2                        2            0.5
                                                    --------------------------------------------------------------------------------
(Per UT type)                                       Technical
                                                    Manager (See
                                                    Note2)              1            1           2            3           0.75
               =====================================================================================================================
               COMSAT      ETL-370191G              Scientist           1            1                        1           0.25

====================================================================================================================================
                        GRAND TOTAL OF G0 OPTION 1                      9            9        17.5         26.5          6.625
====================================================================================================================================

=======================================================================================
      SA CLAUSE                    14.4 (c)                        14.4 (d)
=======================================================================================


 CAMPAIGN #    COMPANY   LOCATION OF II  TRAVEL COSTS          CAMPAIGN PERIOD
=======================================================================================
                            USA, MD       See Note 1   Refer to Section 10 of Technical
                                                       Proposal
                        ---------------
G0 : OPTION 1    HNS
                            USA, MD
                        ---------------
                            USA, MD
                        ---------------
(Per UT type)

                            USA, MD
               ========================                ================================
               COMSAT       USA, MD                    Refer to Section 10 of
                                                       Technical Proposal
=======================================================================================

=======================================================================================

Note 1 : Travel costs will be managed and invoiced in accordance with Clause 14 requirements.

Note 2 : This personnel is working for technical management - not program management, which is covered in 14.4(g.)

         1456
ICONET INTEGRATION (G0 CAMPAIGN)

                              ASSOCIATED MANAGEMENT


================================================================================================
            SA CLAUSE NO.                                      14.4 (g)
================================================================================================
 CAMPAIGN #          COMPANY               DESCRIPTION       MAN-MONTHS (HOME)  MAN-MONTHS(AWAY)
================================================================================================
                       HNS            Associated Management          12                 0
               ---------------------------------------------------------------------------------
     G0             COMSAT/ETL        Associated Management         1.2                 0
               ---------------------------------------------------------------------------------
PRIORITY 1+2          NEC PO          Associated Management         2.7               2.2
================================================================================================
               TOTAL G0 PRIORITY 1+2                               15.9               2.2
================================================================================================


                                   G0 OPTION 1


================================================================================================
            SA CLAUSE NO.                                      14.4 (g)
================================================================================================
 CAMPAIGN #          COMPANY               DESCRIPTION       MAN-MONTHS (HOME)  MAN-MONTHS(AWAY)
================================================================================================
G0 : OPTION 1          HNS            Associated Management           3                 0
               ---------------------------------------------------------------------------------
                      COMSAT          Associated Management        0.25                 0
               ---------------------------------------------------------------------------------
                      NEC PO          Associated Management           3                 0
================================================================================================
                 TOTAL G0 OPTION 1                                 6.25                 0
================================================================================================

         1457
[Cover page graphic omitted]
         1458
-------------------------------------------------------------------------------
[ICO LOGO]                                                   CHANGE ORDER NO: 5

           IGF Supply Agreement
           Contract No ICOO97 - 1016/GW                Date: 20th November 1998
-------------------------------------------------------------------------------


In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:


Amended Clauses                        See Attachment No 2 (Clause 15.1)

Amended Schedules                      See Attachment Nos 3.1 and 3.2 (Schedule 9 - Pricing Schedule Appendix 2)
                                       and Attachment Nos. 4.1 and 4.2 (Schedule 13 - IGFR Version 27.1)

Amended Annexes                        See Attachment Nos. 5.1 and 5.2 (Schedule 14  - Annex 1, Table 2)

Amended Price                          See Attachment No: 2

Other Amendments                       None

Reference Correspondence               ICO Change Request No. 10; IUKC-458;
                                       SA0763/WG7/19980407/GLT; Contractor Change Request No.87;
                                       SA1032/WG7/19980806/GLT; IUKC-711
                                       Contractor Change Request No. 81 (Version 2.0): IUKC-656; ICO
                                       Change Proposal No. 3 (4 August 1998); IUKC-710

This Change Order No. 5 will now form part of the Supply Agreement dated March 3rd 1997 between the parties and shall be effective as at the date of this Change Order No. 5 and shall be governed by and construed in accordance with the laws of England.

Except for the changes set out above, this Change Order No. 5 makes no further amendments or modifications to the Agreement.



Signed for and on behalf of              Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV    NEC CORPORATION


/s/  ****                                /s/  Takao Nishizawa
-------------------------------------    --------------------------------------
Supervising Officer                      Contractor's Authorised Representative
                                         Takao Nishizawa, General Manager
                                         Europe Division

19/11/98                                 20/11/98
Date                                     Date
         1459
                                              CONTRACT NUMBER: ICOO 97 - 1016/GW
                                                              CHANGE ORDER NO: 5











                               CHANGE ORDER NO: 5

                                     TO THE

                                SUPPLY AGREEMENT

                                     BETWEEN

                                 NEC CORPORATION

                                       and

                      ICO GLOBAL COMMUNICATIONS HOLDINGS BV
         1460
                                                            IGF Supply Agreement
                                                    Contract No ICOO97 - 1016/GW
                                              Attachment 1 to Change Order No. 5


1. This Change Order No. 5 covers ICO Change Request No. 10, and Contractor Change Requests Nos. 81 and 87. The purpose of ICO Change Request No. 10 is to seek to avoid interference, which would otherwise have been experienced from Globalstar, as a consequence of the previously specified ICO pilot frequencies whilst the purpose of Contractor Change Request No.87 is to seek to avoid possible interference arising to the C to C pilot frequency when the SAN has been assigned for the same satellite. The purpose of Contractor Change Request No. 81, Version 2.0, is to provide a change from the CYLINK "CIDEC-HSi" encryption device to the CYLINK "Link Encryptor"


2. As at the date hereof the parties agree to amend Schedule 9, Pricing Schedule Appendix-2 II.1 RFT PRICE LIST and Schedule 9, Pricing Schedule Appendix-2 III.1 DCN PRICE LIST. The amendments to the RFT Price List identify the cost increments referable to the following elements:-

     *

     The amendments to the DCN PRICE LIST identify the cost increments referable to the following elements:-

     *

     These increments are set out in detail in Attachments 3.1 and 3.2 to this Change Order. The parties recognise the need to duly reflect these agreed changes elsewhere within the Supply Agreement, as set out below:-



     * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1461
     -    Schedule 9 - Pricing Schedule

          -    2.1.1.1 Table 1          SA PRICE SUMMARY
          -    7. Table 24              SA PRICE CHANGE HISTORY

     -    Schedule 9 - Pricing Schedule Appendix 1

          -    Page 1      GRAND TOTAL SHEET
          -    Page 2-3    RFT
          -    Page 17     DCN

     -    Schedule 9 - Pricing Schedule Appendix 2

          -    I      PRICE SUMMARY
          -    II.1   PRICE SUMMARY (NRE)
          -    II.2   PRICE SUMMARY (HARDWARE)
          -    II.3   PRICE SUMMARY (SERVICES)
          -    II.6   PRICE SUMMARY (SERVICES BREAKDOWN)

     -    Schedule 11 - Payment Schedule and Payment Schedule Classification
          Summary

          -    I      PAYMENT SCHEDULE CLASSIFICATION SUMMARY
          -    III.1  PAYMENT SCHEDULE CLASSIFICATION SUMMARY RFT
          -           PAYMENT SCHEDULE CLASSIFICATION SUMMARY DCN


3. The parties also recognise the need to duly reflect other agreed changes within the Supply Agreement as set out below:-

          - Schedule 13 IGFR V 27.1 - Attachments 4.1 and 4.2 to this Change Order No. 5.

          - Schedule 14 Statement of Work Annex 1 - Contractor's Deliverables, Table 2, Deliverable Equipment Attachment 5.1 (RFT Equipment List) and Attachment 5.2 (DCN Equipment List) to this Change Order No. 5.


4. The parties undertake to ensure that the required changes specified within paragraphs 2 and 3 above, shall be completed within 3 months of the date of this Change Order or by such time as the parties shall otherwise agree. The parties agree that implementation of these changes shall be effective upon agreement without the need for the parties to formalise the incorporation of such agreed changes by way of further Change Order.
         1462
5. The Parties agree that neither the Contractor nor any member of the NEC Team shall have any obligation to provide vendor financing to ICO pursuant to this Change Order.


6. The installation and testing of Deliverables identified within Attachment 5.1 shall be undertaken by the Contractor, subject to mutual agreement as to the price and schedule for such activities which will be formalised by amendment to this Change Order. The delivery and installation of Deliverables, identified within Attachment 5.2, will be undertaken as part of the total DCN delivery and installation schedule contained within the applicable MLS.


7. The Contractor agrees that it will commence and complete shipment of Document Deliverables, identified within Attachment 5.1, no later than three months following the date of signature of this Change Order. Shipment of the remaining Deliverables, identified within Attachment 5.1, shall be commenced and completed no later than one month following the date of signature of this Change Order.
         1463
                         CHANGE ORDER NO: 5 ATTACHMENT 2



         Amended Clause 15.1
         1464
ATTACHMENT 2
AMENDED CLAUSE


The incremental amount agreed between the parties by way of this Change Order No. 5 in respect of those items referred to within attachments 3.1 and 5.1 is
   *   and in respect of those items referred to within Attachments 3.2 and
5.2 is   *

Therefore, Clause 15.1 is amended to read as follows:

15.1 ICO shall pay an aggregate total price of US$ 706,497,925 for the complete performance by the Contractor of all of its obligations under this Agreement together with a further sum of US$ 21,537,600 (in respect of freight and insurance as referred to in the Pricing Schedule), which amounts shall be subject to adjustment only in respect of (i) changes agreed under clause 9 and (ii) the cost of any Option items upon exercise of the relevant Option or other items or services purchased under clause 46; (such aggregate amount, as so adjusted, being referred to as the "Price"). Any Instalment payment made shall discharge the relevant portion of the Price and shall not be reclaimable by ICO but without prejudice to ICO's right to claim damages and/or indemnity in accordance with the provisions of this Agreement in the event of any breach by the Contractor.


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1465
                        CHANGE ORDER NO: 5 ATTACHMENT 3.1






          SCHEDULE 9 - PRICING SCHEDULE APPENDIX-2 II.1 RFT PRICE LIST
         1466
              III. 1 RFT INCREMENTAL PRICE LIST (IN THOUSAND US$)

                                        *

23/10/1998            Commercial in Confidence                      Page 1 of 2


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1467

                                        *


23/10/1998                  Commercial in Confidence                Page 2 of 2


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1468
                        CHANGE ORDER NO: 5 ATTACHMENT 3.2







          SCHEDULE 9 - PRICING SCHEDULE APPENDIX-2 III.1 DCN PRICE LIST
         1469
                     III.10 DCN PRICE LIST (IN THOUSAND US$)

                                        *

28/10/1998                  Commercial in Confidence                Page 1 of 1


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1470
                        CHANGE ORDER NO: 5 ATTACHMENT 4.1






               SCHEDULE 13 - IGFR VERSION 27.1 (REPLACEMENT PAGES)
                          (ICR NO. 10 AND CCR NO. 87)
         1471
                            IGFR VERSION 27.1 CHANGES


6.57.3. C-band TX/RX Functional Requirements

6.57.3.1. C-band TX Functional Requirements

6.57.3.1.1. Nominal Transmit Frequency of C-band Carriers

           6.57.3.1.1.1. The nominal carrier frequency of the C-band carriers shall be at:

                  C-S Communications:       5187.100 MHz + n x 0.025 MHz
                                            (n = 1 to 1991)
                  HPN Messages              5186.40 MHz or 5237.60 MHz
                                            (switchable)
                  C-C pilots:               (Band)5,183.1-5,185.6 LHCP; (Pilot 1 to 7)
                                            5,239.1-5,241.6 RHCP. (Pilot 8 to 14)
                                                      Pilot 1 5184.2 MHz (F7)
                                                      Pilot 2 5184.9 MHz (F1)
                                                      Pilot 3 5185.0 MHz (F2)
                                                      Pilot 4 5185.1 MHz (F3)
                                                      Pilot 5 5185.2 MHz (F4)
                                                      Pilot 6 5185.4 MHz (F5)
                                                      Pilot 7 5185.5 MHz (F6)
                                                      Pilot 8 5240.7 MHz (F7)
                                                      Pilot 9 5241.0 MHz (F1)
                                                      Pilot 10 5241.1 MHz (F2)
                                                      Pilot 11 5241.2 MHz (F3)
                                                      Pilot 12 5241.3 MHz (F4)
                                                      Pilot 13 5241.4 MHz (F5)
                                                      Pilot 14 5241.5 MHz (F6)

                  SRMS Command:             5186.80 MHz or 5237.20 MHz
                                            (switchable)
                  HPN PCS Command:          5186.60 MHz or 5237.40 MHz
                                            (switchable)
                  TT&C:                     5180.0 MHz or 5244.0 MHz (switchable)


6.57.3.2. C-band RX Functional Requirements

6.57.3.2.1. Nominal Receive Frequency of ICO Carriers

           6.57.3.2.1.1. The nominal carrier frequency of the C-band carriers shall be at:

                  S-C Communications Carriers:       7018.100 MHz + n x 0.025 MHz
                                                     (n = 1 to 1991)
                  SRMS Telemetry:                    7017.40 MHz or 7068.40 MHz
                                                     (switchable)
                  C-C Pilots:                        (Band)  7,013.1-7,015.6 LHCP(Pilot 1 to 7)
                                                     7,069.1-7,071.6 RHCP (Pilot 8 to 14)

                                                      Pilot 1 7014.2 MHz (F7)
                                                      Pilot 2 7014.9 MHz (F1)
                                                      Pilot 3 7015.0 MHz (F2)
                                                      Pilot 4 7015.1 MHz (F3)
                                                      Pilot 5 7015.2 MHz (F4)
                                                      Pilot 6 7015.4 MHz (F5)
                                                      Pilot 7 7015.5 MHz (F6)

         1472

                                                      Pilot 8 7070.7 MHz (F7)
                                                      Pilot 9 7071.0 MHz (F1)
                                                      Pilot 10 7071.1 MHz (F2)
                                                      Pilot 11 7071.2 MHz (F3)
                                                      Pilot 12 7071.3 MHz (F4)
                                                      Pilot 13 7071.4 MHz (F5)
                                                      Pilot 14 7071.5 MHz (F6)
                  TT&C Telemetry:                     7011.5/7012.5 MHz or
                                                      7072.5/7073.5 MHz
                                                      (switchable)




         1473
                        CHANGE ORDER NO: 5 ATTACHMENT 4.2






               SCHEDULE 13 - IGFR VERSION 27.1 (REPLACEMENT PAGES)
                                  (CCR NO. 81)
         1474
                            IGFR VERSION 27.1 CHANGES

1.       CLAUSE 7.8.11.1.4

Each SAN/(B)NMC Link Encryptor device shall send SNMP traps to both the DCN NMS and DCN BNMS for status monitoring only.

2.       CLAUSE 7.8.11.1.5

Not Used.

3.       CLAUSE 7.5.2.14

The DCN Link Encryptor keys shall be automatically generated between two Link Encryptors at set up of the WAN link.
         1475
                        CHANGE ORDER NO: 5 ATTACHMENT 5.1






                 SCHEDULE 14 - ANNEX 1 CONTRACTOR'S DELIVERABLES
                          TABLE 2 - RFT EQUIPMENT LIST
         1476
RFT EQUIPMENT LIST

---------------------------------------------------------------------------------------------------------------------------------
                                                                    SAN          SAN           SAN              SAN        SAN
ITEM NO.                   DESCRIPTION                          FOR ICO-NET    FOR USA     FOR AUSTRALIA      GERMANY   FOR SOUTH
                                                                               (TYPE 2)      (TYPE 1)        (TYPE 1)    (AFRICA)
                                                                                                                         (TYPE 1)
                                                                -----------------------------------------------------------------
                                                                   Q'TY          Q'TY          Q'TY             Q'TY       Q'TY
---------------------------------------------------------------------------------------------------------------------------------
           HARDWARE

1.         7.6M C-BAND ANTENNA SUBSYSTEM
1.1        7.6m Antenna Structure                                                5               5              5           5
1.2        7.6m Reflector Panel                                                  5               5              5           5
1.3        Dual C. P. Feed (for Monopulse Track)                                 5               5              5           5
1.4        ACU and Tracking Receiver for Monopulse Track
1.4.1      Tracking Down Converter                                               5               5              5           5
1.4.2      Tracking Demodulator                                                  5               5              5           5
1.4.3      Antenna Control Equipment                                             5               5              5           5
1.5        Dual C. P. Feed (for Step Track)
1.6        ACU and Beacon Receiver for Step Track
1.6.1      Beacon Down Converter
1.6.2      Beacon Receiver
1.6.3      Antenna Control Equipment
1.7        Blower and Heater Unit                                                5                              5           5
1.8        A/C in Centre Hub(non-redundant)
1.9        Deicing Equipment                                                     5                              5
1.10       DCPA, DC Motor, Angle Det. and Dehydrator
1.10.1     DCPA                                                                  5               5              5           5
1.10.2     Transformer for DCPA                                                                  5              5           5
1.10.3     DC Motor                                                              20             20             20           20
1.10.4     Angle Detector                                                        10             10             10           10
1.10.5     Dehydrator                                                            5               5              5           5

2.         C-BAND LOW NOISE AMPLIFIER SUBSYSTEM
2.1        C-Band FET LNA Unit                                                   15             15             15           15
2.2        RF Plate Assembly for 2+1 config.                                     5               5              5           5
2.3        LNA Power Supply                                                      5               5              5           5
2.4        Test Panel                                                            5               5              5           5
2.5        40 dB Coupler (LNA Input)                                             5               5              5           5
2.6        Coupler for tracking                                                  10             10             10           10

3.         C-BAND HIGH POWER AMPLIFIER SUBSYSTEM
3.1        3kW TWT HPA Cabinet/Linearizer                                        15             15             15           15
3.2        WG  ASSY
3.2.1      Isolator                                                              10             10             10           10
3.2.2      WG Directional Coupler                                                15             15             15           15


------------------------------------------------------------------------------------------------------------------------------
                                                                   SAN          SAN         SAN           SAN          SAN
ITEM NO.                   DESCRIPTION                          FOR INDIA    FOR CHILE   FOR BRAZIL    FOR MEXICO    FOR UAE
                                                                 (TYPE 2)     (TYPE 2)    (TYPE 2)      (TYPE 2)     (TYPE 2)
                                                                --------------------------------------------------------------
                                                                   Q'TY         Q'TY        Q'TY          Q'TY         Q'TY
------------------------------------------------------------------------------------------------------------------------------
           HARDWARE

1.         7.6M C-BAND ANTENNA SUBSYSTEM
1.1        7.6m Antenna Structure                                    5           5            5             5          5
1.2        7.6m Reflector Panel                                      5           5            5             5          5
1.3        Dual C. P. Feed (for Monopulse Track)                     5           5            5                        5
1.4        ACU and Tracking Receiver for Monopulse Track
1.4.1      Tracking Down Converter                                   5           5            5                        5
1.4.2      Tracking Demodulator                                      5           5            5                        5
1.4.3      Antenna Control Equipment                                 5           5            5                        5
1.5        Dual C. P. Feed (for Step Track)                                                                 5
1.6        ACU and Beacon Receiver for Step Track
1.6.1      Beacon Down Converter                                                                            5
1.6.2      Beacon Receiver                                                                                  5
1.6.3      Antenna Control Equipment                                                                        5
1.7        Blower and Heater Unit                                                5
1.8        A/C in Centre Hub(non-redundant)                          2
1.9        Deicing Equipment
1.10       DCPA, DC Motor, Angle Det. and Dehydrator
1.10.1     DCPA                                                      5           5            5             5          5
1.10.2     Transformer for DCPA                                      5           5                                     5
1.10.3     DC Motor                                                 20           20          20            20         20
1.10.4     Angle Detector                                           10           10          10            10         10
1.10.5     Dehydrator                                                5           5            5             5          5

2.         C-BAND LOW NOISE AMPLIFIER SUBSYSTEM
2.1        C-Band FET LNA Unit                                      15           15          15            15         15
2.2        RF Plate Assembly for 2+1 config.                         5           5            5             5          5
2.3        LNA Power Supply                                          5           5            5             5          5
2.4        Test Panel                                                5           5            5             5          5
2.5        40 dB Coupler (LNA Input)                                 5           5            5             5          5
2.6        Coupler for tracking                                     10           10          10            10         10

3.         C-BAND HIGH POWER AMPLIFIER SUBSYSTEM
3.1        3kW TWT HPA Cabinet/Linearizer                           15           15          15            15         15
3.2        WG  ASSY
3.2.1      Isolator                                                 10           10          10            10         10
3.2.2      WG Directional Coupler                                   15           15          15            15         15


---------------------------------------------------------------------------------------------------------------------------------
                                                                   SAN          SAN          SAN         NMC       NMC     TOTAL
ITEM NO.                   DESCRIPTION                             FOR       FOR CHINA    FOR KOREA    PRIMARY   BACK-UP
                                                                INDONESIA     (TYPE 2)     (TYPE 1)
                                                                 (TYPE 2)
                                                                -----------------------------------------------------------------
                                                                    Q'TY        Q'TY         Q'TY       Q'TY       Q'TY     Q'TY
---------------------------------------------------------------------------------------------------------------------------------
           HARDWARE

1.         7.6M C-BAND ANTENNA SUBSYSTEM
1.1        7.6m Antenna Structure                                    5            5            5                             60
1.2        7.6m Reflector Panel                                      5            5            5                             60
1.3        Dual C. P. Feed (for Monopulse Track)                     5                                                       45
1.4        ACU and Tracking Receiver for Monopulse Track
1.4.1      Tracking Down Converter                                   5                                                       45
1.4.2      Tracking Demodulator                                      5                                                       45
1.4.3      Antenna Control Equipment                                 5                                                       45
1.5        Dual C. P. Feed (for Step Track)                                       5            5                             15
1.6        ACU and Beacon Receiver for Step Track
1.6.1      Beacon Down Converter                                                  5            5                             15
1.6.2      Beacon Receiver                                                        5            5                             15
1.6.3      Antenna Control Equipment                                              5            5                             15
1.7        Blower and Heater Unit                                                 5            5                             30
1.8        A/C in Centre Hub(non-redundant)                                                                                   2
1.9        Deicing Equipment                                                                                                 10
1.10       DCPA, DC Motor, Angle Det. and Dehydrator
1.10.1     DCPA                                                      5            5            5                             60
1.10.2     Transformer for DCPA                                      5            5            5                             45
1.10.3     DC Motor                                                  20           20          20                             240
1.10.4     Angle Detector                                            10           10          10                             120
1.10.5     Dehydrator                                                5            5            5                             60

2.         C-BAND LOW NOISE AMPLIFIER SUBSYSTEM
2.1        C-Band FET LNA Unit                                       15           15          15                             180
2.2        RF Plate Assembly for 2+1 config.                         5            5            5                             60
2.3        LNA Power Supply                                          5            5            5                             60
2.4        Test Panel                                                5            5            5                             60
2.5        40 dB Coupler (LNA Input)                                 5            5            5                             60
2.6        Coupler for tracking                                      10           10          10                             120

3.         C-BAND HIGH POWER AMPLIFIER SUBSYSTEM
3.1        3kW TWT HPA Cabinet/Linearizer                            15           15          15                             180
3.2        WG  ASSY
3.2.1      Isolator                                                  10           10          10                             120
3.2.2      WG Directional Coupler                                    15           15          15                             180

30/10/1998                 Commercial-In-Confidence                    Page 1
         1477
RFT EQUIPMENT LIST

----------------------------------------------------------------------------------------------------------------------------------
                                                       SAN           SAN            SAN            SAN          SAN         SAN
ITEM NO.                   DESCRIPTION             FOR ICO-NET     FOR USA     FOR AUSTRALIA     GERMANY     FOR SOUTH   FOR INDIA
                                                                   (TYPE 2)       (TYPE 1)       (TYPE 1)     (AFRICA)    (TYPE 2)
                                                                                                              (TYPE 1)
                                                   -------------------------------------------------------------------------------
                                                      Q'TY           Q'TY           Q'TY           Q'TY         Q'TY       Q'TY
----------------------------------------------------------------------------------------------------------------------------------
3.2.3      WG SWO                                                     10             10             10            10         10
3.2.4      High Power Dummy Load                                      5               5              5            5           5
3.2.5      Low Power Dummy Load                                       15             15             15            15         15
3.3        TX/RX Path Selector                                        5               5              5            5           5
3.4         Band Pass Filter                                          10             10             10            10         10

4.         C-BAND UP/DOWN CONVERTER SUBSYSTEM
4.1        C-band Up Converter                                        15             15             15            15         15
4.2        Pilot Generator                                            15             15             15            15         15
4.3        C-band Down Converter                                      15             15             15            15         15
4.4        AFC equipment                                              15             15             15            15         15
4.5        AFC D/C                                                    15             15             15            15         15

4.6        EIRP C&M
4.6.1      Selective Power Meter 6000I                                5               5              5            5           5
4.6.2      6-way Switch Model 6100I                                   5               5              5            5           5
4.6.3      Transmit Level Control Unit                                15             15             15            15         15
4.6.4      PC                                                         5               5              5            5           5
4.7        LINE AMP (C-BAND RX) (2+1 CONFIG)                          5               5              5            5           5
4.8        Others
4.8.1      7GHz SWO                                                   5               5              5            5           5
4.8.2      1GHz SWO                                                   20             20             20            20         20
4.8.3      Test Panel                                                 5               5              5            5           5
4.8.4      1GHz D.COUP                                                20             20             20            20         20
4.8.5      IF PATCH                                                   30             30             30            30         30
4.8.6      RF PATCH                                                   30             30             30            30         30
4.9        Traffic Carrier Termination
4.9.1      5GHz SWO                                                   5               5              5            5           5
4.10       TT&C Carrier EIRP Monitoring
4.10.1     C-band WG Coupler for SPM (for TTC
            only)                                                     5               5              5            5           5
4.11       S-band BCCH Carrier Monitoring
4.11.1     1 GHz D. Coupler                                           5               5              5            5           5

4.12       IOT Signal Monitoring
4.12.1     5 GHz RF SWO                                                                                                       2
4.12.2     5 GHz WG Coupler                                                                                                   4
4.12.3     7 GHz WG Coupler                                                                                                   2
4.12.4     7 GHz RF SWO for Hub SW                                                                                            4
4.12.5     2 GHz RF SWO for Hub SW                                                                                            2
4.12.6     7 GHz RF SWO                                                                                                       6
4.12.7     S-band Coupler for TX                                                                                              2
4.12.8     S-band RF SWO                                                                                                      4
4.12.9     1 GHz Patch                                                                                                        8
4.13       Signal Generator for S-band                                5               5              5            5           5
4.14       19 inch Rack (Up Converter rack)                           5               5              5            5           5


-----------------------------------------------------------------------------------------------------------------------------
                                                        SAN         SAN          SAN         SAN         SAN          SAN
ITEM NO.                   DESCRIPTION               FOR CHILE   FOR BRAZIL   FOR MEXICO   FOR UAE       FOR       FOR CHINA
                                                      (TYPE 2)    (TYPE 2)     (TYPE 2)    (TYPE 2)   INDONESIA     (TYPE 2)
                                                                                                       (TYPE 2)
                                                     ------------------------------------------------------------------------
                                                       Q'TY         Q'TY         Q'TY        Q'TY        Q'TY         Q'TY
-----------------------------------------------------------------------------------------------------------------------------
3.2.3      WG SWO                                        10          10           10          10          10           10
3.2.4      High Power Dummy Load                         5            5            5           5          5            5
3.2.5      Low Power Dummy Load                          15          15           15          15          15           15
3.3        TX/RX Path Selector                           5            5            5           5          5            5
3.4         Band Pass Filter                             10          10           10          10          10           10

4.         C-BAND UP/DOWN CONVERTER SUBSYSTEM
4.1        C-band Up Converter                           15          15           15          15          15           15
4.2        Pilot Generator                               15          15           15          15          15           15
4.3        C-band Down Converter                         15          15           15          15          15           15
4.4        AFC equipment                                 15          15           15          15          15           15
4.5        AFC D/C                                       15          15           15          15          15           15

4.6        EIRP C&M
4.6.1      Selective Power Meter 6000I                   5            5            5           5          5            5
4.6.2      6-way Switch Model 6100I                      5            5            5           5          5            5
4.6.3      Transmit Level Control Unit                   15          15           15          15          15           15
4.6.4      PC                                            5            5            5           5          5            5
4.7        LINE AMP (C-BAND RX) (2+1 CONFIG)             5            5            5           5          5            5
4.8        Others
4.8.1      7GHz SWO                                      5            5            5           5          5            5
4.8.2      1GHz SWO                                      20          20           20          20          20           20
4.8.3      Test Panel                                    5            5            5           5          5            5
4.8.4      1GHz D.COUP                                   20          20           20          20          20           20
4.8.5      IF PATCH                                      30          30           30          30          30           30
4.8.6      RF PATCH                                      30          30           30          30          30           30
4.9        Traffic Carrier Termination
4.9.1      5GHz SWO                                      5           15           15          15          15           15
4.10       TT&C Carrier EIRP Monitoring
4.10.1     C-band WG Coupler for SPM (for TTC
            only)                                        5
4.11       S-band BCCH Carrier Monitoring
4.11.1     1 GHz D. Coupler                              5            5            5           5          5            5

4.12       IOT Signal Monitoring
4.12.1     5 GHz RF SWO
4.12.2     5 GHz WG Coupler
4.12.3     7 GHz WG Coupler
4.12.4     7 GHz RF SWO for Hub SW
4.12.5     2 GHz RF SWO for Hub SW
4.12.6     7 GHz RF SWO
4.12.7     S-band Coupler for TX
4.12.8     S-band RF SWO
4.12.9     1 GHz Patch
4.13       Signal Generator for S-band                   5            5            5           5          5            5
4.14       19 inch Rack (Up Converter rack)              5            5            5           5          5            5


---------------------------------------------------------------------------------------------
                                                        SAN         NMC       NMC      TOTAL
ITEM NO.                   DESCRIPTION               FOR KOREA    PRIMARY   BACK-UP
                                                      (TYPE 1)

                                                     ----------------------------------------
                                                        Q'TY        Q'TY       Q'TY     Q'TY
---------------------------------------------------------------------------------------------
3.2.3      WG SWO                                        10                             120
3.2.4      High Power Dummy Load                          5                             60
3.2.5      Low Power Dummy Load                          15                             180
3.3        TX/RX Path Selector                            5                             60
3.4         Band Pass Filter                             10                             120

4.         C-BAND UP/DOWN CONVERTER SUBSYSTEM
4.1        C-band Up Converter                           15                             180
4.2        Pilot Generator                               15                             180
4.3        C-band Down Converter                         15                             180
4.4        AFC equipment                                 15                             180
4.5        AFC D/C                                       15                             180

4.6        EIRP C&M
4.6.1      Selective Power Meter 6000I                    5                             60
4.6.2      6-way Switch Model 6100I                       5                             60
4.6.3      Transmit Level Control Unit                   15                             180
4.6.4      PC                                             5                             60
4.7        LINE AMP (C-BAND RX) (2+1 CONFIG)              5                             60
4.8        Others
4.8.1      7GHz SWO                                       5                             60
4.8.2      1GHz SWO                                      20                             240
4.8.3      Test Panel                                     5                             60
4.8.4      1GHz D.COUP                                   20                             240
4.8.5      IF PATCH                                      30                             360
4.8.6      RF PATCH                                      30                             360
4.9        Traffic Carrier Termination
4.9.1      5GHz SWO                                      15                             120
4.10       TT&C Carrier EIRP Monitoring
4.10.1     C-band WG Coupler for SPM (for TTC
            only)                                                                       30
4.11       S-band BCCH Carrier Monitoring
4.11.1     1 GHz D. Coupler                               5                             60

4.12       IOT Signal Monitoring
4.12.1     5 GHz RF SWO                                                                  2
4.12.2     5 GHz WG Coupler                                                              4
4.12.3     7 GHz WG Coupler                                                              2
4.12.4     7 GHz RF SWO for Hub SW                                                       4
4.12.5     2 GHz RF SWO for Hub SW                                                       2
4.12.6     7 GHz RF SWO                                                                  6
4.12.7     S-band Coupler for TX                                                         2
4.12.8     S-band RF SWO                                                                 4
4.12.9     1 GHz Patch                                                                   8
4.13       Signal Generator for S-band                    5                             60
4.14       19 inch Rack (Up Converter rack)               5                             60

30/10/1998                  Commercial-In-Confidence                      Page 2
         1478
RFT EQUIPMENT LIST

-----------------------------------------------------------------------------------------------------------------------------
                                                             SAN          SAN            SAN            SAN           SAN
ITEM NO.                   DESCRIPTION                   FOR ICO-NET    FOR USA      FOR AUSTRALIA      FOR         FOR SOUTH
                                                                        (TYPE 2)        (TYPE 1)      GERMANY        AFRICA
                                                                                                      (TYPE 1)      (TYPE 1)
                                                         --------------------------------------------------------------------
                                                            Q'TY          Q'TY            Q'TY          Q'TY          Q'TY
-----------------------------------------------------------------------------------------------------------------------------
4.15       19 inch Rack (Down Converter rack)                              10              10            10             10
4.16       19 inch Rack in Hub Building                                    1                1             1             1
4.17       19 inch Rack (Misc. rack)                                       10              10            10             10
4.18       C-band RF Divider (HYB)                                         10              10            10             10
4.19       1GHz HYB (1:2)                                                  10              10            10             10
4.20       PLO for Pilot generator (CR10)                                  10              10            10             10

5.         TTC UP/DOWN CONVERTER SUBSYSTEM
5.1        TTC Up Converter                                                10              10            10             10
5.2        TTC Down Converter                                              10              10            10             10
5.3        Crystal Oscillator for TT&C Converters                          10              10            10             10
5.4        Others
5.4.1      RF DIV (HYB)                                                    15              15            15             15
5.4.2      70 MHz DIV (HYB)                                                5                5             5             5
5.4.3      C-band RF SWO                                                   5                5             5             5
5.4.4      5GHz SWO                                                        20              20            20             20
5.4.5      IF SWO                                                          5                5             5             5
5.4.6      IF PATCH                                                        10              10            10             10
5.4.7      RF PATCH                                                        15              15            15             15
5.4.8      19 inch Rack (TTC Converter rack)                               5                5             5             5

6.         S-BAND SUBSYSTEM
6.1        Antenna                                                         5                5             5             5
6.2        FET LNA                                                         5                5             5             5
6.3        20W SSPA                                                        5                5             5             5
6.4        Up Converter                                                    5                5             5             5
6.5        Down Converter                                                  5                5             5             5
6.6        Others
6.6.1      2G PATCH                                                        10              10            10             10
6.6.2      30 dB Coupler (LNA Input)                                       5                5             5             5
6.6.3      IF PATCH                                                        10              10            10             10

7.         RFT O&M SUBSYSTEM
7.1        VDU
7.1.1      Server
7.1.1.1    Model D370/1 SMP Server                                         2                2             2             2
7.1.1.2    128MB ECC Memory Module, D Class Servers                        2                2             2             2
7.1.1.3    2 GB FWD SCSI-2 Hot Swap disk Drive                             2                2             2             2
7.1.1.4    4GB DDS DAT Drive with data compression                         2                2             2             2
7.1.1.5    2.88 MB floppy drive                                            2                2             2             2
7.1.1.6    Quad Speed 600MB CD-ROM Drive                                   2                2             2             2
7.1.2      HMI


--------------------------------------------------------------------------------------------------------------------------------
                                                                SAN         SAN         SAN          SAN        SAN
ITEM NO.                   DESCRIPTION                       FOR INDIA   FOR CHILE   FOR BRAZIL  FOR MEXICO   FOR UAE
                                                              (TYPE 2)    (TYPE 2)    (TYPE 2)    (TYPE 2)    (TYPE 2)
                                                             ----------------------------------------------------------
                                                               Q'TY        Q'TY        Q'TY        Q'TY        Q'TY
-----------------------------------------------------------------------------------------------------------------------
4.15       19 inch Rack (Down Converter rack)                    10         10          10           10         10
4.16       19 inch Rack in Hub Building                           1         1            1            1          1
4.17       19 inch Rack (Misc. rack)                             10         10          10           10         10
4.18       C-band RF Divider (HYB)                               10         10          10           10         10
4.19       1GHz HYB (1:2)                                        10         10          10           10         10
4.20       PLO for Pilot generator (CR10)                        10         10

5.         TTC UP/DOWN CONVERTER SUBSYSTEM
5.1        TTC Up Converter                                      10         10
5.2        TTC Down Converter                                    10         10
5.3        Crystal Oscillator for TT&C Converters                10         10
5.4        Others
5.4.1      RF DIV (HYB)                                          15         15
5.4.2      70 MHz DIV (HYB)                                       5         5
5.4.3      C-band RF SWO                                          5         5
5.4.4      5GHz SWO                                              20         20
5.4.5      IF SWO                                                 5         5
5.4.6      IF PATCH                                              10         10
5.4.7      RF PATCH                                              15         15
5.4.8      19 inch Rack (TTC Converter rack)                      5         5

6.         S-BAND SUBSYSTEM
6.1        Antenna                                                5         5            5            5          5
6.2        FET LNA                                                5         5            5            5          5
6.3        20W SSPA                                               5         5            5            5          5
6.4        Up Converter                                           5         5            5            5          5
6.5        Down Converter                                         5         5            5            5          5
6.6        Others
6.6.1      2G PATCH                                              10         10          10           10         10
6.6.2      30 dB Coupler (LNA Input)                              5         5            5            5          5
6.6.3      IF PATCH                                              10         10          10           10         10

7.         RFT O&M SUBSYSTEM
7.1        VDU
7.1.1      Server
7.1.1.1    Model D370/1 SMP Server                                2         2            2            2          2
7.1.1.2    128MB ECC Memory Module, D Class Servers               2         2            2            2          2
7.1.1.3    2 GB FWD SCSI-2 Hot Swap disk Drive                    2         2            2            2          2
7.1.1.4    4GB DDS DAT Drive with data compression                2         2            2            2          2
7.1.1.5    2.88 MB floppy drive                                   2         2            2            2          2
7.1.1.6    Quad Speed 600MB CD-ROM Drive                          2         2            2            2          2
7.1.2      HMI


-------------------------------------------------------------------------------------------------------------------------
                                                            SAN         SAN          SAN         NMC       NMC     TOTAL
ITEM NO.                   DESCRIPTION                      FOR      FOR CHINA    FOR KOREA    PRIMARY   BACK-UP
                                                         INDONESIA    (TYPE 2)     (TYPE 1)
                                                          (TYPE 2)
                                                         ----------------------------------------------------------------
                                                           Q'TY        Q'TY         Q'TY        Q'TY       Q'TY     Q'TY
-------------------------------------------------------------------------------------------------------------------------
4.15       19 inch Rack (Down Converter rack)               10          10           10                             120
4.16       19 inch Rack in Hub Building                     1           1             1                             12
4.17       19 inch Rack (Misc. rack)                        10          10           10                             120
4.18       C-band RF Divider (HYB)                          10          10           10                             120
4.19       1GHz HYB (1:2)                                   10          10           10                             120
4.20       PLO for Pilot generator (CR10)                   6                         4                             70

5.         TTC UP/DOWN CONVERTER SUBSYSTEM
5.1        TTC Up Converter                                                                                         60
5.2        TTC Down Converter                                                                                       60
5.3        Crystal Oscillator for TT&C Converters                                                                   60
5.4        Others
5.4.1      RF DIV (HYB)                                                                                             90
5.4.2      70 MHz DIV (HYB)                                                                                         30
5.4.3      C-band RF SWO                                                                                            30
5.4.4      5GHz SWO                                                                                                 120
5.4.5      IF SWO                                                                                                   30
5.4.6      IF PATCH                                                                                                 60
5.4.7      RF PATCH                                                                                                 90
5.4.8      19 inch Rack (TTC Converter rack)                                                                        30

6.         S-BAND SUBSYSTEM
6.1        Antenna                                          5           5             5                             60
6.2        FET LNA                                          5           5             5                             60
6.3        20W SSPA                                         5           5             5                             60
6.4        Up Converter                                     5           5             5                             60
6.5        Down Converter                                   5           5             5                             60
6.6        Others
6.6.1      2G PATCH                                         10          10           10                             120
6.6.2      30 dB Coupler (LNA Input)                        5           5             5                             60
6.6.3      IF PATCH                                         10          10           10                             120

7.         RFT O&M SUBSYSTEM
7.1        VDU
7.1.1      Server
7.1.1.1    Model D370/1 SMP Server                          2           2             2                             24
7.1.1.2    128MB ECC Memory Module, D Class Servers         2           2             2                             24
7.1.1.3    2 GB FWD SCSI-2 Hot Swap disk Drive              2           2             2                             24
7.1.1.4    4GB DDS DAT Drive with data compression          2           2             2                             24
7.1.1.5    2.88 MB floppy drive                             2           2             2                             24
7.1.1.6    Quad Speed 600MB CD-ROM Drive                    2           2             2                             24
7.1.2      HMI

30/10/1998                  Commercial-In-Confidence                      Page 3
         1479
RFT EQUIPMENT LIST

---------------------------------------------------------------------------------------------------------------------------------

                                                          SAN         SAN          SAN            SAN         SAN         SAN
 ITEM NO.                  DESCRIPTION                FOR ICO-NET   FOR USA    FOR AUSTRALIA      FOR      FOR SOUTH   FOR INDIA
                                                                    (TYPE 2)      (TYPE 1)      GERMANY      AFRICA     (TYPE 2)
                                                                                                (TYPE 1)    (TYPE 1)
                                                      ---------------------------------------------------------------------------
                                                         Q'TY         Q'TY          Q'TY          Q'TY        Q'TY       Q'TY
---------------------------------------------------------------------------------------------------------------------------------
7.1.2.1    HP VISUALIZE Mdl B132L w/ EG graphics                       2            2              2           2           2
7.1.2.2    128MB ECC memory module                                     2            2              2           2           2
7.1.2.3    FWD SCSI-2 card for B-class systems                         2            2              2           2           2
7.1.2.4    2GB disk drive, FWD SCSI-2 for B-class                      2            2              2           2           2
7.1.2.5    Fast CD-ROM drive for B-class systems                       2            2              2           2           2
7.1.2.6    1.4 MB floppy disk drive for B-class                        2            2              2           2           2
7.2        DAU                                                         6            6              6           6           6
7.3        UIC                                                         6            6              6           6           6
7.4        CUIN                                                        5            5              5           5           5
7.5        UIC (No charge)                                             2            2

8.         OPTICAL FIBER IFL
8.1        Optical Fiber TX/RX Unit                                    1            1
           (1GHz and 70MHz  for signal IFL)
8.2        Optical LAN TX/RX Unit                                      1            1
8.3        Optical Fiber Modem                                         1            1
8.4        L-band AMP                                                  1            1
8.4.1      AMP for Optical Fiber IFL (2+1) for
            C-band Route                                              10          10
8.4.2      AMP for Optical fiber IFL (1+1) for
            S-band Route                                               2            2
8.5        IF Combiner/Divider Package                                 1            1
8.5.1      Rack                                                        2            2
8.5.2      1:6 IF COMB/DIV                                             6            6

9.         REFERENCE CLOCK DISTRIBUTION
9.1        10 MHz Reference Clock Distribution                         5            5              5           5           5
9.2        Time Code Generator                                         5            5              5           5           5

10.        TEST TRANSLATOR                                             5            5              5           5           5

11.        RFT SIMULATOR SUBSYSTEM
11.1        VDU                                            1
11.2        Simulator Function                             1

12.        TEST EQUIPMENT

12.1       RF Signal Generator                             6
12.2       IF Coaxial Hybrid                                           1            1              1           1           1
12.3       Wave Guide Circuit                              6
12.4       Low Loss Cables                                             1            1              1           1           1
12.5       Other miscellaneous equipment                               1            1              1           1           1


-------------------------------------------------------------------------------------------------------------------------------

                                                         SAN          SAN            SAN        SAN         SAN          SAN
 ITEM NO.                  DESCRIPTION                FOR CHILE    FOR BRAZIL    FOR MEXICO   FOR UAE       FOR       FOR CHINA
                                                       (TYPE 2)     (TYPE 2)      (TYPE 2)    (TYPE 2)   INDONESIA     (TYPE 2)
                                                                                                          (TYPE 2)
                                                      -------------------------------------------------------------------------
                                                        Q'TY         Q'TY          Q'TY        Q'TY        Q'TY         Q'TY
-------------------------------------------------------------------------------------------------------------------------------
7.1.2.1    HP VISUALIZE Mdl B132L w/ EG graphics          2            2              2          2          2            2
7.1.2.2    128MB ECC memory module                        2            2              2          2          2            2
7.1.2.3    FWD SCSI-2 card for B-class systems            2            2              2          2          2            2
7.1.2.4    2GB disk drive, FWD SCSI-2 for B-class         2            2              2          2          2            2
7.1.2.5    Fast CD-ROM drive for B-class systems          2            2              2          2          2            2
7.1.2.6    1.4 MB floppy disk drive for B-class           2            2              2          2          2            2
7.2        DAU                                            6            6              6          6          6            6
7.3        UIC                                            6            6              6          6          6            6
7.4        CUIN                                           5            5              5          5          5            5
7.5        UIC (No charge)                                2

8.         OPTICAL FIBER IFL
8.1        Optical Fiber TX/RX Unit                       1
           (1GHz and 70MHz  for signal IFL)
8.2        Optical LAN TX/RX Unit                         1
8.3        Optical Fiber Modem                            1
8.4        L-band AMP                                     1
8.4.1      AMP for Optical Fiber IFL (2+1) for
            C-band Route                                 10
8.4.2      AMP for Optical fiber IFL (1+1) for
            S-band Route                                  2
8.5        IF Combiner/Divider Package                    1
8.5.1      Rack                                           2
8.5.2      1:6 IF COMB/DIV                                6

9.         REFERENCE CLOCK DISTRIBUTION
9.1        10 MHz Reference Clock Distribution            5            5              5          5          5            5
9.2        Time Code Generator                            5            5              5          5          5            5

10.        TEST TRANSLATOR                                5            5              5          5          5            5

11.        RFT SIMULATOR SUBSYSTEM
11.1        VDU
11.2        Simulator Function

12.        TEST EQUIPMENT

12.1       RF Signal Generator
12.2       IF Coaxial Hybrid                              1            1              1          1          1            1
12.3       Wave Guide Circuit
12.4       Low Loss Cables                                1            1              1          1          1            1
12.5       Other miscellaneous equipment                  1            1              1          1          1            1


----------------------------------------------------------------------------------------------

                                                          SAN         NMC       NMC     TOTAL
 ITEM NO.                  DESCRIPTION                 FOR KOREA    PRIMARY   BACK-UP
                                                        (TYPE 1)

                                                      ----------------------------------------
                                                         Q'TY        Q'TY       Q'TY     Q'TY
----------------------------------------------------------------------------------------------
7.1.2.1    HP VISUALIZE Mdl B132L w/ EG graphics          2                               24
7.1.2.2    128MB ECC memory module                        2                               24
7.1.2.3    FWD SCSI-2 card for B-class systems            2                               24
7.1.2.4    2GB disk drive, FWD SCSI-2 for B-class         2                               24
7.1.2.5    Fast CD-ROM drive for B-class systems          2                               24
7.1.2.6    1.4 MB floppy disk drive for B-class           2                               24
7.2        DAU                                            6                               72
7.3        UIC                                            6                               72
7.4        CUIN                                           5                               60
7.5        UIC (No charge)                                                                 6

8.         OPTICAL FIBER IFL
8.1        Optical Fiber TX/RX Unit                                                        3
           (1GHz and 70MHz  for signal IFL)
8.2        Optical LAN TX/RX Unit                                                          3
8.3        Optical Fiber Modem                                                             3
8.4        L-band AMP                                                                      3
8.4.1      AMP for Optical Fiber IFL (2+1) for
            C-band Route                                                                 30
8.4.2      AMP for Optical fiber IFL (1+1) for
            S-band Route                                                                   6
8.5        IF Combiner/Divider Package                                                     3
8.5.1      Rack                                                                            6
8.5.2      1:6 IF COMB/DIV                                                                18

9.         REFERENCE CLOCK DISTRIBUTION
9.1        10 MHz Reference Clock Distribution            5                               60
9.2        Time Code Generator                            5                               60

10.        TEST TRANSLATOR                                5                               60

11.        RFT SIMULATOR SUBSYSTEM
11.1        VDU                                                                            1
11.2        Simulator Function                                                             1

12.        TEST EQUIPMENT

12.1       RF Signal Generator                                                             6
12.2       IF Coaxial Hybrid                              1                               12
12.3       Wave Guide Circuit                                                              6
12.4       Low Loss Cables                                1                               12
12.5       Other miscellaneous equipment                  1                               12

30/10/1998                  Commercial-In-Confidence                      Page 4
         1480
RFT EQUIPMENT LIST

---------------------------------------------------------------------------------------------------------------------------
                                                             SAN          SAN           SAN          SAN FOR        SAN
ITEM NO.                   DESCRIPTION                   FOR ICO-NET    FOR USA     FOR AUSTRALIA    GERMANY     FOR SOUTH
                                                                        (TYPE 2)       (TYPE 1)      (TYPE 1)     (AFRICA)
                                                                                                                  (TYPE 1)
                                                         ------------------------------------------------------------------
                                                            Q'TY          Q'TY           Q'TY          Q'TY         Q'TY

---------------------------------------------------------------------------------------------------------------------------
12.6       Directional Bridge                                              1              1              1            1
12.7       Power Sensor for Power Meter                                    1              1              1            1
12.8       Analogue Oscilloscope                                           1              1              1            1
12.9       Chart Recorder (4-pen)                                          1              1              1            1
12.10      Crystal Detector                                                1              1              1            1
12.11      Coaxial Coupler (960 - 1,900 MHz)                               1              1              1            1
12.12      Coaxial Coupler (1.7 - 12.4 GHz)                                1              1              1            1
12.13      HP-IB/ Centronics Bus Converter                                 1              1              1            1
12.14      HP-IB Cable                                                     1              1              1            1
12.15      HP IEEE-1284 A-B Parallel Cable                                 1              1              1            1

13.        INSTALLATION MATERIALS                                          1              1              1            1

14.        SHELTERS AND RELATED FACILITIES
14.1       Shelter                                                         5              5              5            5
14.2       Cooling Cabinet Shelter(for Mexico)
14.3       Expansion of A/C in Shelter(for Mexico)
14.4       Additional Ventilation(for USA, Germany
            & Korea)                                                       5                             5
14.5       Dust Proof facilities

15.        DOCUMENTATION
15.1       Documentation                                    1
15.2       Revision pages of Document for Pilot
            frequency Change                                1

16.        CE-MARKS
16.1       Hardware Modification                                                          1              1
16.2       License Registration Fee                                                       1              1


17         SPARE
17.1       Antenna Tracking Modules                                        1              1              1            1
17.2       Antenna Feed Horn Cover                                         1              1              1            1
17.3       C-Band FET LNA Unit                               2
17.4       LNA Power Supply                                  2
17.5       TWT Tube                                          4
17.6       HPA Spare Parts & Panels                          2
17.7       PS Module for TX/RX Path Selector                 2
17.8       PS Module for SWO                                 2
17.9       C-band Up Converter                               5


----------------------------------------------------------------------------------------------------------------------------------
                                                            SAN          SAN          SAN           SAN        SAN         SAN
ITEM NO.                   DESCRIPTION                   FOR INDIA    FOR CHILE    FOR BRAZIL   FOR MEXICO   FOR UAE       FOR
                                                          (TYPE 2)     (TYPE 2)     (TYPE 2)     (TYPE 2)    (TYPE 2)   INDONESIA
                                                                                                                         (TYPE 2)
                                                         -------------------------------------------------------------------------
                                                           Q'TY         Q'TY         Q'TY         Q'TY        Q'TY        Q'TY

----------------------------------------------------------------------------------------------------------------------------------
12.6       Directional Bridge                                1            1            1            1           1           1
12.7       Power Sensor for Power Meter                      1            1            1            1           1           1
12.8       Analogue Oscilloscope                             1            1            1            1           1           1
12.9       Chart Recorder (4-pen)                            1            1            1            1           1           1
12.10      Crystal Detector                                  1            1            1            1           1           1
12.11      Coaxial Coupler (960 - 1,900 MHz)                 1            1            1            1           1           1
12.12      Coaxial Coupler (1.7 - 12.4 GHz)                  1            1            1            1           1           1
12.13      HP-IB/ Centronics Bus Converter                   1            1            1            1           1           1
12.14      HP-IB Cable                                       1            1            1            1           1           1
12.15      HP IEEE-1284 A-B Parallel Cable                   1            1            1            1           1           1

13.        INSTALLATION MATERIALS                            1            1            1            1           1           1

14.        SHELTERS AND RELATED FACILITIES
14.1       Shelter                                           5            5            5            5           5           5
14.2       Cooling Cabinet Shelter(for Mexico)                                                      5
14.3       Expansion of A/C in Shelter(for Mexico)                                                  5
14.4       Additional Ventilation(for USA, Germany
            & Korea)
14.5       Dust Proof facilities                                                                                5

15.        DOCUMENTATION
15.1       Documentation
15.2       Revision pages of Document for Pilot
            frequency Change

16.        CE-MARKS
16.1       Hardware Modification
16.2       License Registration Fee


17         SPARE
17.1       Antenna Tracking Modules                          1            1            1            1           1           1
17.2       Antenna Feed Horn Cover                           1            1            1            1           1           1
17.3       C-Band FET LNA Unit
17.4       LNA Power Supply
17.5       TWT Tube
17.6       HPA Spare Parts & Panels
17.7       PS Module for TX/RX Path Selector
17.8       PS Module for SWO
17.9       C-band Up Converter


--------------------------------------------------------------------------------------------------------------
                                                            SAN          SAN         NMC       NMC      TOTAL
ITEM NO.                   DESCRIPTION                   FOR CHINA    FOR KOREA    PRIMARY   BACK-UP
                                                          (TYPE 2)     (TYPE 1)

                                                        ------------------------------------------------------
                                                           Q'TY         Q'TY        Q'TY       Q'TY      Q'TY

--------------------------------------------------------------------------------------------------------------
12.6       Directional Bridge                                1            1                               12
12.7       Power Sensor for Power Meter                      1            1                               12
12.8       Analogue Oscilloscope                             1            1                               12
12.9       Chart Recorder (4-pen)                            1            1                               12
12.10      Crystal Detector                                  1            1                               12
12.11      Coaxial Coupler (960 - 1,900 MHz)                 1            1                               12
12.12      Coaxial Coupler (1.7 - 12.4 GHz)                  1            1                               12
12.13      HP-IB/ Centronics Bus Converter                   1            1                               12
12.14      HP-IB Cable                                       1            1                               12
12.15      HP IEEE-1284 A-B Parallel Cable                   1            1                               12

13.        INSTALLATION MATERIALS                            1            1                               12

14.        SHELTERS AND RELATED FACILITIES
14.1       Shelter                                           5            5                               60
14.2       Cooling Cabinet Shelter(for Mexico)                                                             5
14.3       Expansion of A/C in Shelter(for Mexico)                                                         5
14.4       Additional Ventilation(for USA, Germany
            & Korea)                                                      5                               15
14.5       Dust Proof facilities                                                                           5

15.        DOCUMENTATION
15.1       Documentation                                                                                   1
15.2       Revision pages of Document for Pilot
            frequency Change                                                                               1

16.        CE-MARKS
16.1       Hardware Modification                                                                           2
16.2       License Registration Fee                                                                        2


17         SPARE
17.1       Antenna Tracking Modules                          1            1                               12
17.2       Antenna Feed Horn Cover                           1            1                               12
17.3       C-Band FET LNA Unit                                                                             2
17.4       LNA Power Supply                                                                                2
17.5       TWT Tube                                                                                        4
17.6       HPA Spare Parts & Panels                                                                        2
17.7       PS Module for TX/RX Path Selector                                                               2
17.8       PS Module for SWO                                                                               2
17.9       C-band Up Converter

30/10/1998                 Commercial-In-Confidence                      Page 5

         1481
RFT EQUIPMENT LIST

---------------------------------------------------------------------------------------------------------------------------

                                                               SAN          SAN          SAN          SAN FOR       SAN
ITEM NO.                   DESCRIPTION                     FOR ICO-NET    FOR USA    FOR AUSTRALIA    GERMANY    FOR SOUTH
                                                                          (TYPE 2)      (TYPE 1)      (TYPE 1)    (AFRICA)
                                                                                                                  (TYPE 1)
                                                           ----------------------------------------------------------------
                                                              Q'TY          Q'TY          Q'TY          Q'TY        Q'TY
---------------------------------------------------------------------------------------------------------------------------
17.10      Pilot Generator                                      4
17.11      C-band Down Converter                                5
17.12      AFC equipment                                        2
17.13      7G/70MHz D/C                                         2
17.14      1G/70MHz U/C                                         5
17.15      1G/70MHz D/C                                         5
17.16       PC (CPU only)                                                    1            1              1           1
17.17       PS Module for LINE AMP                              2
17.18      Time Code Generator                                               1            1              1           1
17.19      TTC Up Converter with Crystal OSC.                   2
17.20      TTC Down Converter with Crystal OSC.                 2
17.21      S-band FET LNA                                       2
17.22      S-band 20W SSPA                                      2
17.23      S-band Up Converter                                  2
17.24      S-band Down Converter                                2
17.25      VDU                                                               1            1              1           1
17.26      DAU                                                               1            1              1           1
17.27      UIC                                                               1            1              1           1
17.28      AFC (CUIN) -PC                                                    1            1              1           1
17.29      10 MHz Reference Clock Distribution                               1            1              1           1
17.30      EIRP C&M                                                          1            1              1           1
17.31      Optical Fiber TX / RX Unit                           2
17.32      Module for Deicing Facility                          2

18         AXIAL RATIO IMPROVEMENT FOR
           IOT/ 2 RFT
19         REMOTE MAINTENANCE SYSTEM FROM JAPAN
           /SAN                                                 1
           (COMMUNICATION FEE CHARGED, SEPARATELY)
20         BAND PASS FILTER AT LNA INPUT                                     1            1              1           1
21         AIR CONDITIONER EXPANSION IN IOT CENTER HUB



           SOFTWARE LICENCE

1          ORACLE RDBMS FOR RFT O&M/SIMULATOR                   1            1            1              1           1


           OPTION

1.         SHELTER OPTION (180 DAYS OPTION)


----------------------------------------------------------------------------------------------------------------------------------

                                                             SAN          SAN         SAN           SAN         SAN         SAN
ITEM NO.                   DESCRIPTION                    FOR INDIA    FOR CHILE   FOR BRAZIL   FOR MEXICO    FOR UAE       FOR
                                                           (TYPE 2)     (TYPE 2)    (TYPE 2)     (TYPE 2)     (TYPE 2)   INDONESIA
                                                                                                                          (TYPE 2)
                                                          ------------------------------------------------------------------------
                                                            Q'TY         Q'TY        Q'TY         Q'TY         Q'TY        Q'TY
----------------------------------------------------------------------------------------------------------------------------------
17.10      Pilot Generator
17.11      C-band Down Converter
17.12      AFC equipment
17.13      7G/70MHz D/C
17.14      1G/70MHz U/C
17.15      1G/70MHz D/C
17.16       PC (CPU only)                                     1            1           1             1           1           1
17.17       PS Module for LINE AMP
17.18      Time Code Generator                                1            1           1             1           1           1
17.19      TTC Up Converter with Crystal OSC.
17.20      TTC Down Converter with Crystal OSC.
17.21      S-band FET LNA
17.22      S-band 20W SSPA
17.23      S-band Up Converter
17.24      S-band Down Converter
17.25      VDU                                                1            1           1             1           1           1
17.26      DAU                                                1            1           1             1           1           1
17.27      UIC                                                1            1           1             1           1           1
17.28      AFC (CUIN) -PC                                     1            1           1             1           1           1
17.29      10 MHz Reference Clock Distribution                1            1           1             1           1           1
17.30      EIRP C&M                                           1            1           1             1           1           1
17.31      Optical Fiber TX / RX Unit
17.32      Module for Deicing Facility

18         AXIAL RATIO IMPROVEMENT FOR
           IOT/ 2 RFT                                         1
19         REMOTE MAINTENANCE SYSTEM FROM JAPAN
           /SAN
           (COMMUNICATION FEE CHARGED, SEPARATELY)
20         BAND PASS FILTER AT LNA INPUT                      1            1           1             1           1           1
21         AIR CONDITIONER EXPANSION IN IOT CENTER HUB        1



           SOFTWARE LICENCE

1          ORACLE RDBMS FOR RFT O&M/SIMULATOR                 1            1           1             1           1           1


           OPTION

1.         SHELTER OPTION (180 DAYS OPTION)


------------------------------------------------------------------------------------------------------------------

                                                               SAN          SAN         NMC       NMC       TOTAL
ITEM NO.                   DESCRIPTION                      FOR CHINA    FOR KOREA    PRIMARY   BACK-UP
                                                             (TYPE 2)     (TYPE 1)

                                                           -------------------------------------------------------
                                                              Q'TY         Q'TY        Q'TY       Q'TY       Q'TY
------------------------------------------------------------------------------------------------------------------
17.10      Pilot Generator                                                                                    4
17.11      C-band Down Converter                                                                              5
17.12      AFC equipment                                                                                      2
17.13      7G/70MHz D/C                                                                                       2
17.14      1G/70MHz U/C                                                                                       5
17.15      1G/70MHz D/C                                                                                       5
17.16       PC (CPU only)                                       1            1                               12
17.17       PS Module for LINE AMP                                                                            2
17.18      Time Code Generator                                  1            1                               12
17.19      TTC Up Converter with Crystal OSC.                                                                 2
17.20      TTC Down Converter with Crystal OSC.                                                               2
17.21      S-band FET LNA                                                                                     2
17.22      S-band 20W SSPA                                                                                    2
17.23      S-band Up Converter                                                                                2
17.24      S-band Down Converter                                                                              2
17.25      VDU                                                  1            1                               12
17.26      DAU                                                  1            1                               12
17.27      UIC                                                  1            1                               12
17.28      AFC (CUIN) -PC                                       1            1                               12
17.29      10 MHz Reference Clock Distribution                  1            1                               12
17.30      EIRP C&M                                             1            1                               12
17.31      Optical Fiber TX / RX Unit                                                                         2
17.32      Module for Deicing Facility                                                                        2

18         AXIAL RATIO IMPROVEMENT FOR
           IOT/ 2 RFT                                                                                         1
19         REMOTE MAINTENANCE SYSTEM FROM JAPAN
           /SAN                                                                                               1
           (COMMUNICATION FEE CHARGED, SEPARATELY)
20         BAND PASS FILTER AT LNA INPUT                        1            1                               12
21         AIR CONDITIONER EXPANSION IN IOT CENTER HUB                                                        1



           SOFTWARE LICENCE

1          ORACLE RDBMS FOR RFT O&M/SIMULATOR                   1            1                               13


           OPTION

1.         SHELTER OPTION (180 DAYS OPTION)

28/10/1998                 Commercial-In-Confidence                      Page 6

         1482
RFT EQUIPMENT LIST

----------------------------------------------------------------------------------------------------------------------------------

                                                           SAN          SAN          SAN          SAN FOR       SAN         SAN
ITEM NO.                  DESCRIPTION                  FOR ICO-NET    FOR USA    FOR AUSTRALIA    GERMANY    FOR SOUTH   FOR INDIA
                                                                      (TYPE 2)      (TYPE 1)      (TYPE 1)    (AFRICA)    (TYPE 2)
                                                                                                              (TYPE 1)
                                                       ---------------------------------------------------------------------------
                                                          Q'TY          Q'TY          Q'TY          Q'TY        Q'TY       Q'TY
----------------------------------------------------------------------------------------------------------------------------------
1.1       Salt Defense for Shelter (per Shelter)            1


---------------------------------------------------------------------------------------------------------------------------------

                                                          SAN          SAN           SAN         SAN         SAN          SAN
ITEM NO.                  DESCRIPTION                  FOR CHILE    FOR BRAZIL   FOR MEXICO    FOR UAE       FOR       FOR CHINA
                                                        (TYPE 2)     (TYPE 2)     (TYPE 2)     (TYPE 2)   INDONESIA     (TYPE 2)
                                                                                                           (TYPE 2)
                                                       --------------------------------------------------------------------------
                                                         Q'TY         Q'TY         Q'TY         Q'TY        Q'TY         Q'TY
---------------------------------------------------------------------------------------------------------------------------------
1.1       Salt Defense for Shelter (per Shelter)


------------------------------------------------------------------------------------------------

                                                          SAN         NMC       NMC       TOTAL
ITEM NO.                  DESCRIPTION                  FOR KOREA    PRIMARY   BACK-UP
                                                        (TYPE 1)

                                                       -----------------------------------------
                                                         Q'TY        Q'TY       Q'TY       Q'TY
------------------------------------------------------------------------------------------------
1.1       Salt Defense for Shelter (per Shelter)                                            1

28/10/1998                  Commercial-In-Confidence                      Page 7

         1483
                        CHANGE ORDER NO: 5   ATTACHMENT 5.2






                 SCHEDULE 14 - ANNEX 1 CONTRACTOR'S DELIVERABLES
                          TABLE 2 - DCN EQUIPMENT LIST



         1484

                DCN EQUIPMENT LIST

                                            SAN         SAN        SAN         SAN         SAN        SAN         SAN         SAN
Item               Description            For ICO-    For USA      For         For      For South  For India   For Chile  For Brazil
No.                                         NET      (Type 2)   Australia    Germany     Africa     (Type 2)   (Type 2)    (Type 2)
                                                                 (Type 1)   (Type 1)    (Type 1)
                                            Q'ty       Q'ty        Q'ty       Q'ty        Q'ty        Q'ty       Q'ty        Q'ty
         HARDWARE

1.       Cisco Router
1.1      7507/4 7-Slot, 2 CyBus, 1                      2           2           2          2           2           2           2
         RSP4, Single Power Supply
1.2      SF75C-11.2.X IOS RSPx                          2           2           2          2           2           2           2
         Series IP Only
1.3      VIP2-40 Versatile Interface                    6           6           6          6           6           6           6
         Processor-2 Model 40
1.4      PA-FE-TX Fast Ethernet                         6           6           6          6           6           6           6
         Port Adapter (100Base-TX,
         1-port)
1.5      PA-4E Ethernet 10Base-T                        2           2           2          2           2           2           2
         Port Adapter (4-port)
1.6      PA-4T+ Enhanced                                4           4           4          4           4           4           4
         Syncronous Serial Port
         Adapter (4-port)
1.7      CAB-X21MT X.21 Cable,                          3           2           4          2           5           2           2
          DTE, Male, 10 Feet

2.       Cisco Eternet Switch
2.1      WS-C2926T Catalyst
         10/100 Switch, Fixed 24-
         10/100 RJ-45, 2-100BASE
         TX
2.2      WS-C2916M-XL 16-Port                           4           4           4          4           4           4           4
         10/100 FE Switch with 2
         Uplink Slots
2.3      WS-X2914-XL 4-Port                             8           8           8          8           8           8           8
         10/100 FE Switch Module
         for Catalyst 2916M-XL

3.       CYLINK Link Encryptor                           3          2           4           2          5           2           2

4.       DCN NMS
4.1      A4190A HP9000
         B132L(VISUALIZE-EG)



                                              SAN        SAN         SAN         SAN        SAN         NMC         NMC        TOTAL
Item               Description            For Mexico   For UAE       For      For China  For Korea    Primary     Back-up
No.                                        (Type 2)    (Type 2)   Indonesia   (Type 2)    (Type 1)
                                                                  (Type 2)
                                             Q'ty        Q'ty       Q'ty        Q'ty        Q'ty       Q'ty        Q'ty        Q'ty
         HARDWARE

1.       Cisco Router
1.1      7507/4 7-Slot, 2 CyBus, 1            2           2           2          2           2           2          2          28
         RSP4, Single Power Supply
1.2      SF75C-11.2.X IOS RSPx                2           2           2          2           2           2          2          28
         Series IP Only
1.3      VIP2-40 Versatile Interface          6           6           6          6           6           6          6          84
         Processor-2 Model 40
1.4      PA-FE-TX Fast Ethernet               6           6           6          6           6           4          4          80
         Port Adapter (100Base-TX,
         1-port)
1.5      PA-4E Ethernet 10Base-T              2           2           2          2           2           2          2          28
         Port Adapter (4-port)
1.6      PA-4T+ Enhanced                      4           4           4          4           4           4          4          56
         Syncronous Serial Port
         Adapter (4-port)
1.7      CAB-X21MT X.21 Cable,                2           2           2          2           4           4          4          40
          DTE, Male, 10 Feet

2.       Cisco Eternet Switch
2.1      WS-C2926T Catalyst                                                                              2          2           4
         10/100 Switch, Fixed 24-
         10/100 RJ-45, 2-100BASE
         TX
2.2      WS-C2916M-XL 16-Port                 4           4           4          4           4                                 48
         10/100 FE Switch with 2
         Uplink Slots
2.3      WS-X2914-XL 4-Port                   8           8           8          8           8                                 96
         10/100 FE Switch Module
         for Catalyst 2916M-XL

3.       CYLINK Link Encryptor                 2          2           2           2          4           4           4          40

4.       DCN NMS
4.1      A4190A HP9000                                                                                   1          1           2
         B132L(VISUALIZE-EG)


13/10/98                    Commercial in Confidence
         1485

                                            SAN         SAN        SAN         SAN         SAN        SAN         SAN         SAN
Item               Description            For ICO-    For USA      For         For      For South  For India   For Chile  For Brazil
No.                                         NET      (Type 2)   Australia    Germany     Africa     (Type 2)   (Type 2)    (Type 2)
                                                                 (Type 1)   (Type 1)    (Type 1)
                                            Q'ty       Q'ty        Q'ty       Q'ty        Q'ty        Q'ty       Q'ty        Q'ty
4.2      A4477A 4Gbyte FW Disk
4.3      A4953A CD-ROM Drive
4.4      A4331D 20inch Color
         Monitor
4.5      DAT Drive
4.6      HP-UX Execution
         Environment
4.7      Others (I/O Cards, Cable,
         Manual, etc.)

5.       DCN Equipment Rack                              2          2           2           2          2           2           2

6.       Installation Materials                          1          1           1           1          1           1           1

7.       Documentation                                   1          1           1           1          1           1           1

8.       Integration Support Facility
         at Factory
8.1      Cisco Router
8.1.1    7507/4 7-Slot, 2 CyBus, 1           1
         RSP4, Single Power Supply
8.1.2    SF75C-11.2.X IOS RSPx               1
         Series IP Only
8.1.3    VIP2-40 Versatile Interface         3
         Processor-2 Model 40
8.1.4    PA-FE-TX Fast Ethernet              3
         Port Adapter (100Base-TX,
         1-port)
8.1.5    PA-4E Ethernet 10Base-T             1
         Port Adapter (4-port)
8.1.6    PA-4T+ Enhanced                     2
         Syncronous Serial Port
         Adapter (4-port)
8.1.7    CAB-X21MT X.21 Cable,               1
         DTE, Male, 10 Feet

8.2      Cisco Eternet Switch



                                               SAN        SAN         SAN         SAN        SAN         NMC         NMC       TOTAL
Item               Description             For Mexico   For UAE       For      For China  For Korea    Primary     Back-up
No.                                         (Type 2)    (Type 2)   Indonesia   (Type 2)    (Type 1)
                                                                   (Type 2)
                                              Q'ty        Q'ty       Q'ty        Q'ty        Q'ty       Q'ty        Q'ty        Q'ty
4.2      A4477A 4Gbyte FW Disk                                                                            1           1           2
4.3      A4953A CD-ROM Drive                                                                              1           1           2
4.4      A4331D 20inch Color                                                                              1           1           2
         Monitor
4.5      DAT Drive                                                                                        1           1           2
4.6      HP-UX Execution                                                                                  1           1           2
         Environment
4.7      Others (I/O Cards, Cable,                                                                        1           1           2
         Manual, etc.)

5.       DCN Equipment Rack                     2          2           2           2          2           2           2          28

6.       Installation Materials                 1          1           1           1          1           1           1          14

7.       Documentation                          1          1           1           1          1           1           1          14

8.       Integration Support Facility
         at Factory
8.1      Cisco Router
8.1.1    7507/4 7-Slot, 2 CyBus, 1                                                                                                1
         RSP4, Single Power Supply
8.1.2    SF75C-11.2.X IOS RSPx                                                                                                    1
         Series IP Only
8.1.3    VIP2-40 Versatile Interface                                                                                              3
         Processor-2 Model 40
8.1.4    PA-FE-TX Fast Ethernet                                                                                                   3
         Port Adapter (100Base-TX,
         1-port)
8.1.5    PA-4E Ethernet 10Base-T                                                                                                  1
         Port Adapter (4-port)
8.1.6    PA-4T+ Enhanced                                                                                                          2
         Syncronous Serial Port
         Adapter (4-port)
8.1.7    CAB-X21MT X.21 Cable,                                                                                                    1
         DTE, Male, 10 Feet

8.2      Cisco Eternet Switch

13/10/98                    Commercial in Confidence
         1486

                                            SAN         SAN        SAN         SAN         SAN        SAN         SAN         SAN
Item               Description            For ICO-    For USA      For         For      For South  For India   For Chile  For Brazil
No.                                         NET      (Type 2)   Australia    Germany     Africa     (Type 2)   (Type 2)    (Type 2)
                                                                 (Type 1)   (Type 1)    (Type 1)
                                            Q'ty       Q'ty        Q'ty       Q'ty        Q'ty        Q'ty       Q'ty        Q'ty
8.2.1    WS-C2926T Catalyst                  2
         10/100 Switch, Fixed 24-
         10/100 RJ-45, 2-100BASE
         TX
8.2.2    WS-C2916M-XL 16-Port                2
         10/100 FE Switch with 2
         Uplink Slots
8.2.3    WS-X2914-XL 4-Port                  4
         10/100 FE Switch Module
         for Catalyst 2916M-XL

8.3      Cylink Link Encryptor               2

8.4      DCN NMS
8.4.1    A4190A HP9000                       1
         B132L(VISUALIZE-EG)
8.4.2    A4477A 4Gbyte FW Disk               1
8.4.3    A4953A CD-ROM Drive                 1
8.4.4    A4331D 20inch Color Monitor         1
8.4.5    DAT Drive                           1
8.4.6    HP-UX Execution                     1
         Environment
8.4.7    Others (I/O Cards, Cable,           1
         Manual, etc.)

9.       Spares (hardware)
9.1      Cisco Router
9.1.1    7507/4 7-Slot, 2 CyBus, 1                      1           1           1          1           1           1           1
         RSP4, Single Power Supply
9.1.2    SF75C-11.2.X IOS RSPx                          1           1           1           1          1           1           1
         Series IP Only
9.1.3    VIP2-40 Versatile Interface                    3           3           3          3           3           3           3
         Processor-2 Model 40
9.1.4    PA-FE-TX Fast Ethernet                         3           3           3          3           3           3           3
         Port Adapter (100Base-TX,
         1-port)
9.1.5    PA-4E Ethernet 10Base-T                        1           1           1          1           1           1           1
         Port Adapter (4-port)


                                               SAN        SAN         SAN         SAN        SAN         NMC         NMC       TOTAL
Item               Description             For Mexico   For UAE       For      For China  For Korea    Primary     Back-up
No.                                         (Type 2)    (Type 2)   Indonesia   (Type 2)    (Type 1)
                                                                   (Type 2)
                                              Q'ty        Q'ty       Q'ty        Q'ty        Q'ty       Q'ty        Q'ty        Q'ty
8.2.1    WS-C2926T Catalyst                                                                                                       2
         10/100 Switch, Fixed 24- 10/100 RJ-45, 2-100BASE
         TX
8.2.2    WS-C2916M-XL 16-Port                                                                                                     2
         10/100 FE Switch with 2
         Uplink Slots
8.2.3    WS-X2914-XL 4-Port                                                                                                       4
         10/100 FE Switch Module
         for Catalyst 2916M-XL

8.3      Cylink Link Encryptor                                                                                                    2

8.4      DCN NMS
8.4.1    A4190A HP9000                                                                                                            1
         B132L(VISUALIZE-EG)
8.4.2    A4477A 4Gbyte FW Disk                                                                                                    1
8.4.3    A4953A CD-ROM Drive                                                                                                      1
8.4.4    A4331D 20inch Color Monitor                                                                                              1
8.4.5    DAT Drive                                                                                                                1
8.4.6    HP-UX Execution                                                                                                          1
         Environment
8.4.7    Others (I/O Cards, Cable,                                                                                                1
         Manual, etc.)

9.       Spares (hardware)
9.1      Cisco Router
9.1.1    7507/4 7-Slot, 2 CyBus, 1              1           1           1          1           1           1          1          14
         RSP4, Single Power Supply
9.1.2    SF75C-11.2.X IOS RSPx                  1           1           1          1           1           1          1          14
         Series IP Only
9.1.3    VIP2-40 Versatile Interface            3           3           3          3           3           3          3          42
         Processor-2 Model 40
9.1.4    PA-FE-TX Fast Ethernet                 3           3           3          3           3           3          3          42
         Port Adapter (100Base-TX,
         1-port)
9.1.5    PA-4E Ethernet 10Base-T                1           1           1          1           1           1          1          14
         Port Adapter (4-port)

13/10/98                    Commercial in Confidence
         1487
DCN EQUIPMENT LIST

                                            SAN         SAN        SAN         SAN         SAN        SAN         SAN         SAN
Item               Description            For ICO-    For USA      For         For      For South  For India   For Chile  For Brazil
No.                                         NET      (Type 2)   Australia    Germany     Africa     (Type 2)   (Type 2)    (Type 2)
                                                                 (Type 1)   (Type 1)    (Type 1)
                                            Q'ty       Q'ty        Q'ty       Q'ty        Q'ty        Q'ty       Q'ty        Q'ty
9.1.6    PA-4T+ Enhanced                                2           2           2          2           2           2           2
         Syncronous Serial Port
         Adapter (4-port)
9.1.7    CAB-X21MT X.21 Cable,                          1           1           1          1           1           1           1
         DTE, Male, 10 Feet

9.2      Cisco Eternet Switch
9.2.1    WS-C2926T Catalyst
         10/100 Switch, Fixed 24-
         10/100 RJ-45, 2-100BASE
         TX
9.2.2    WS-C2916M-XL 16-Port                           1           1           1          1           1           1           1
         10/100 FE Switch with 2
         Uplink Slots
9.2.3    WS-X2914-XL 4-Port                             2           2           2          2           2           2           2
         10/100 FE Switch Module
         for Catalyst 2916M-XL

9.3      Cylink Link Encryptor                          1           1           1          1           1           1           1

9.4      DCN NMS
9.4.1    A4190A HP9000
         B132L(VISUALIZE-EG)
9.4.2    A4477A 4Gbyte FW Disk
9.4.3    A4953A CD-ROM Drive
9.4.4    A4331D 20inch Color Monitor
9.4.5    DAT Drive
9.4.6    HP-UX Execution
         Environment
9.4.7    Others (I/O Cards, Cable,
         Manual, etc.)

9.5      Spare Cables
9.5.1    100 Base T-X Straight                           1          1           1           1          1           1           1
9.5.2    100 Base T-X Cross                              1          1           1           1          1           1           1
9.5.3    10 Base T Cross
         (NMC/BNMC Site Only)
9.5.4    X.21 DTE                                        1          1           1           1          1           1           1
9.5.5    RS-232C (D-Sub)                                 1          1           1           1          1           1           1


                                            SAN        SAN         SAN         SAN        SAN         NMC         NMC        TOTAL
Item               Description          For Mexico   For UAE       For      For China  For Korea    Primary     Back-up
No.                                      (Type 2)    (Type 2)   Indonesia   (Type 2)    (Type 1)
                                                                 (Type 2)
                                           Q'ty        Q'ty       Q'ty        Q'ty        Q'ty       Q'ty        Q'ty        Q'ty
9.1.6    PA-4T+ Enhanced                    2           2           2          2           2           2          2          28
         Syncronous Serial Port
         Adapter (4-port)
9.1.7    CAB-X21MT X.21 Cable,              1           1           1          1           1           1          1          14
         DTE, Male, 10 Feet

9.2      Cisco Eternet Switch
9.2.1    WS-C2926T Catalyst                                                                            1          1           2
         10/100 Switch, Fixed 24-
         10/100 RJ-45, 2-100BASE
         TX
9.2.2    WS-C2916M-XL 16-Port               1           1           1          1           1                                 12
         10/100 FE Switch with 2
         Uplink Slots
9.2.3    WS-X2914-XL 4-Port                 2           2           2          2           2                                 24
         10/100 FE Switch Module
         for Catalyst 2916M-XL

9.3      Cylink Link Encryptor               1          1           1           1          1           1           1          14

9.4      DCN NMS
9.4.1    A4190A HP9000                                                                                 1          1           2
         B132L(VISUALIZE-EG)
9.4.2    A4477A 4Gbyte FW Disk                                                                         1           1           2
9.4.3    A4953A CD-ROM Drive                                                                           1           1           2
9.4.4    A4331D 20inch Color
         Monitor                                                                                       1           1           2
9.4.5    DAT Drive                                                                                     1           1           2
9.4.6    HP-UX Execution
         Environment                                                                                   1           1           2
9.4.7    Others (I/O Cards, Cable,                                                                     1           1           2
         Manual, etc.)

9.5      Spare Cables
9.5.1    100 Base T-X Straight               1          1           1           1          1           1           1          14
9.5.2    100 Base T-X Cross                  1          1           1           1          1           1           1          14
9.5.3    10 Base T Cross                                                                               1          1           2
         (NMC/BNMC Site Only)
9.5.4    X.21 DTE                            1          1           1           1          1           1           1          14
9.5.5    RS-232C (D-Sub)                     1          1           1           1          1           1           1          14


13/10/98                    Commercial in Confidence
         1488



DCN EQUIPMENT LIST

                                            SAN         SAN        SAN         SAN         SAN        SAN         SAN         SAN
Item               Description            For ICO-    For USA      For         For      For South  For India   For Chile  For Brazil
No.                                         NET      (Type 2)   Australia    Germany     Africa     (Type 2)   (Type 2)    (Type 2)
                                                                 (Type 1)   (Type 1)    (Type 1)
                                            Q'ty       Q'ty        Q'ty       Q'ty        Q'ty        Q'ty       Q'ty        Q'ty
9.5.6    RS-232C (Modular Jack)                          1          1           1           1          1           1           1

         SOFTWARE LICENCE

1.       Cisco FR-WPP75 RSP1,                           2           2           2          2           2           2           2
         RSP2, RSP7000, WAN
         Packet Protocol Licence

2.       HP Open View NNM 5.0
         Software Set

3        CISCO Works for HP Openview HP-UX
         (CW-4.0- OVH) and CWSI, HP-UX
         Openview, Standalone (CWSI-2.1-OVH)

4        Integration Support Facility
         at Factory
4.1      Cisco FR-WPP75 RSP1,                1
         RSP2, RSP7000, WAN
         Packet Protocol Licence
4.2      HP Open View NNM 5.0                1
         Software Set
4.3      CISCO Works for HP Openview         1
         HP-UX (CW-4.0-
         OVH) and   CWSI, HP-UX
         Openview, Standalone
         (CWSI-2.1-OVH)

5        Software Licence for Spares
5.1      Cisco FR-WPP75 RSP1,                            1          1           1           1          1           1           1
         RSP2, RSP7000, WAN
         Packet Protocol Licence
5.2      HP Open View NNM 5.0
         Software Set

                                            SAN        SAN         SAN         SAN        SAN         NMC         NMC        TOTAL
Item               Description          For Mexico   For UAE       For      For China  For Korea    Primary     Back-up
No.                                      (Type 2)    (Type 2)   Indonesia   (Type 2)    (Type 1)
                                                                 (Type 2)
                                           Q'ty        Q'ty       Q'ty        Q'ty        Q'ty       Q'ty        Q'ty        Q'ty
9.5.6    RS-232C (Modular Jack)              1          1           1           1          1           1           1          14

         SOFTWARE LICENCE

1.       Cisco FR-WPP75 RSP1,               2           2           2          2           2           2          2          28
         RSP2, RSP7000, WAN
         Packet Protocol Licence

2.       HP Open View NNM 5.0                                                                          1           1           2
         Software Set

3        CISCO Works for HP                                                                            1          1           2
         Openview HP-UX (CW-4.0-
         OVH) and CWSI, HP-UX
         Openview, Standalone
         (CWSI-2.1-OVH)

4        Integration Support Facility
         at Factory
4.1      Cisco FR-WPP75 RSP1,                                                                                                  1
         RSP2, RSP7000, WAN
         Packet Protocol Licence
4.2      HP Open View NNM 5.0                                                                                                  1
         Software Set
4.3      CISCO Works for HP Openview
         HP-UX (CW-4.0-
         OVH) and   CWSI, HP-UX
         Openview, Standalone
         (CWSI-2.1-OVH)

5        Software Licence for Spares
5.1      Cisco FR-WPP75 RSP1,                1          1           1           1          1           1           1          14
         RSP2, RSP7000, WAN
         Packet Protocol Licence
5.2      HP Open View NNM 5.0                                                                          1           1           2
         Software Set


13/10/98                    Commercial in Confidence
         1489




The equipment purchased under item No.8 for the Integration Support Facility at Factory shall remain at NEC Yokohama until such a time when ICO/NEC mutually agree that it no longer can be utilized effectively, after which it will be used as ICO spares.

13/10/98                    Commercial in Confidence
         1490
--------------------------------------------------------------------------------
[ICO LOGO]                                                CHANGE ORDER
                                                          NO: 6
                  IGF SUPPLY AGREEMENT
              CONTRACT NO ICOO97 - 1016/GW
                                                          DATE: 12 NOVEMBER 1998
--------------------------------------------------------------------------------


In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:



Amended Clauses               None
Amended Schedules             Schedule 13: IGFR (version 27.1) - see "Addendum 1
                              (V3) - Agreed Changes to IGFR v27.1 Version 1.doc"
Amended Annexes               None
Amended Price                 None
Other Amendments              None
Reference Correspondence      SA0684 (04/03/98); SA0613 (26/01/98).


This Change Order No 6 will now form part of the Supply Agreement dated March 3rd 1997 between the parties as from 25th June 1998 and shall be governed by and construed in accordance with the laws of England.

Except for the changes set out above, this Change Order No 6 makes no further amendments or modifications to the Agreement.



Signed for and on behalf of               Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV     NEC CORPORATION


/s/ G. L. TITZER                          /s/ TAKAO NISHIZAWA
---------------------------               --------------------------------------
Supervising Officer                       Contractor's Authorised Representative
                                          TAKAO NISHIZAWA
                                          GENERAL MANAGER, EUROPE DIV.

12 Nov. 1998                              30 Nov. 1998
------------------                        ------------------
Date                                      Date
         1491
         ADDENDUM 1 (v3): ACCEPTED CHANGE REQUESTS TO IGFR VERSION 27.1

                                                                                DESCRIPTION OF PROPOSED       CHANGE        DATE OF
  SECTION NO.                           REVISED TEXT                                    SOLUTION            REQUEST NO.   ACCEPTANCE
------------------------------------------------------------------------------------------------------------------------------------

1.2.2.2.2.3       1.2.2.2.2.3 SBS Local SRMS                                   Remove Real time Resourse    CCR27           26/01/98
                                                                               Manager, replace with SBS
                                                                               Local SRMS

Figure 1.1        SBS LSRMS                                                    From SBS Subsystem,          CCR27           26/01/98
                                                                               replace RTRM with SBS
                                                                               LSRMS

2                 2.83a LSRMS Local Satellite Resource Management System       Add to list of definitions   CCR27           26/01/98
                                                                               & acronyms. NB. It is
                                                                               inserted as 2.83a to avoid
                                                                               all successive numbers to
                                                                               be adjusted.

2.128             2.128 DELETED                                                Delete                       CCR27           26/01/98

6.19.1.4          6.19.1.4  The accuracy estimate shall be stored with         Remove brackets              CCR28           26/01/98
                  resolution of 1 km for small accuracy estimates [and 20] km for larger accuracy estimates depending on the magnitude
                  of location error.

6.25.1.1.1        3 The SBS shall meet time synchronization requirements for   Modify  Item 3 to state      CCR40           26/01/98
                  GPS service outages lasting up to 1 day in duration.         requirement for GPS
                                                                               service outages lasting up
                                                                               to 1 day in duration.

6.25.1.1.6        The ATN number sequence starts at [24:00:00 05 January       Remove brackets              CCR33           26/01/98
                  1980] GPS time.

6.25.1.3.4        The SBS shall use the ephemeris data to calculate the SAN    Remove brackets              CCR34           26/01/98
                  to satellite delay value to within [+ - 2.0] micro sec, 3
                  sigma error, at any given instant in time.

6.25.2.3.1.10     6.25.2.3.1.10. The RFT subsystem shall provide frequency     Remove brackets              CCR43           26/01/98
                  reference offsets(M) and Doppler offsets(Dc) with a
                  resolution of at least [1 Hz] and an accuracy of better
                  than [+ - 6 Hz].


Accepted Changes to IGFR v27.1 (version 3.0).xls                 07/12/98  11:04
         1492
         ADDENDUM 1 (v3): ACCEPTED CHANGE REQUESTS TO IGFR VERSION 27.1

6.25.2.3.4        6.25.2.3.4 HPN FREQUENCY CONTROL                             Simplification of            CCR74           04/03/98
                  6.25.2.3.4.1 The forward channel frequency pre-correction    frequency in the HPN
                  shall be done at the HPN ChM by using the Doppler            subsystem and of
                  frequency-related information provided by the SAN-OSS for    requirement for real-time
                  the Spot Beam reference point.  +The feeder link Doppler      feeder-link Doppler
                  and master oscillator error reported by the RFT shall not    information.  This eases
                  be compensated.                                              testing requirements.  In
                  6.25.2.3.4.2 The bursts transmitted by the HPN Transmit      addition, the bracketed
                  ChU shall have the frequency pre-corrected such that they    frequency accuracy
                  are received on earth at their nominal values                parameter is now
                  corresponding to the intended Spot Beam reference point      finalized.
                  with an absolute accuracy of [183Hz].
                  6.25.2.3.4.3 The frequency correction associated with each
                  HPN forward channel burst is expected to be different,
                  since bursts are being continually sent to different
                  satellite beams.

6.25.2.3.5.1.4    The SBS shall transmit an initial frequency correction to    Remove brackets              CCR36           26/01/98
                  the UT in the IMMEDIATE ASSIGNMENT message as defined in
                  the Air Interface.  The maximum correction is [+- 2500] Hz, and the granularity is [8] Hz.

6.25.3.5          6.25.3.5 The TNM shall derive it's timing reference, at      rewording                    CCR41           26/01/98
                  the terrestrial network interface (MSSC-TNM), from the
                  incoming E1 signals and pass this timing to the SBS via
                  the TNM-SBS interface.

6.25.3.9          6.25.3.9 DELETED.                                            Delete Requirement           CCR31           26/01/98

6.47.2.10         Up to [10] previous measurement reports shall be used to     Remove brackets              CCR39           26/01/98
                  determine the current SBS EIRP.

6.47.2.5.         The SBS shall be able to estimate expected forward link      Remove Brackets              CCR64           04/03/98
                  channel quality based on forward link channel quality
                  measurements [alone or, configurably, as a combination of
                  forward and return link channel quality measurements].

6.47.2.9          The SBS shall modify SAN EIRP to the required value within   Remove brackets              CCR38           26/01/98
                  a resolution of [0.5] dB.

6.47.4.4.8        A minimum of 1 and a maximum of [10] previous channel        Remove brackets              CCR18B          26/01/98
                  quality estimates shall be used to determine the current
                  UT EIRP.

Accepted Changes to IGFR v27.1(version3.0) .xls                  07/12/98 11:04
         1493
         ADDENDUM 1 (v3): ACCEPTED CHANGE REQUESTS TO IGFR VERSION 27.1

6.50.2.10.1.19.   6.50.2.10.1.19. DELETED.                                     Delete                       CCR65           04/03/98

6.53.1.7          6.53.1.7. Multicarrier Intermodulation Products              NEC confirm the              CCR58           26/01/98
                                                                               specification to be
                                                                               complied. (TBR) will be
                                                                               deleted.

6.53.3.5          6.53.3.5  Transmitter Phase Noise                            Remove TBR                   CCR72           04/03/98

6.56.2.2          The IGF shall configure an unused control channel unit       Remove brackets              CCR19B          26/01/98
                  (if one is available) to replace the control channels that were being provided by the failed channel unit.  This
                  shall be achieved within [60] seconds.

6.56.2.3          If no unused control channel unit is available, the IGF      Remove brackets              CCR20           26/01/98
                  shall re-configure a traffic channel unit to operate as a
                  control channel unit, and then configure it to replace the control channels that were being provided by the failed
                  channel unit. This shall be achieved within [120] seconds.
                  By preference, a traffic channel that was not carrying any traffic shall be used for this purpose.

6.56.24           If it is necessary to reconfigure a traffic channel unit     Remove brackets              CCR21           26/01/98
                  to a control channel unit, and that traffic channel unit
                  was carrying traffic, the IGF shall attempt to handover
                  all active calls to other channel units  prior to
                  reconfiguring the channel unit an extra [15] seconds will be allocated to attempt this. Should it not be possible to
                  handover any of the calls, the IGF shall release those
                  traffic channels as defined in Section 6.56.1.

6.58.1.1.5.1      6.58.1.1.5.1. In all modes, the rms error of the antenna     The time stamping accuracy   CCR45           26/01/98
                  pointing direction shall be less than 0.05 degrees.  The     is changed to +/- 100ms
                  antenna angle data shall be time-stamped with an accuracy    instead of +/- 1sec.
                  better than +-[100] ms.

6.58.1.3.4.1      6.58.1.3.4.1. The transmit axial ratio and the receive       NEC confirm the specified    CCR46           26/01/98
                  axial ratio shall not exceed 1.3.                            axial ratio and to delete
                                                                               the (TBR).

6.58.1.3.6.1      6.58.1.3.6.1. The VSWR of the antenna feed subsystem at      NEC confirm S-band antenna   CCR47           26/01/98
                  the transmit and receive ports shall not exceed 1:1.4        shall not exceed 1:1.4

Accepted Changes to IGFR c27.1(version3.0) .xls                  07/12/98 11:04

         1494
         ADDENDUM 1 (v3): ACCEPTED CHANGE REQUESTS TO IGFR VERSION 27.1

6.58.2.2.2.1      6.58.2.2.2.1. The maximum composite PFD from ICO             NEC confirm that             CCR48           26/01/98
                  satellites, corresponding to SAN at centre of coverage is    -125dBw/m2 as maximum
                  -125 dBw/m2 per polarisation, excluding noise and            composite power flux
                  intermodulation components generated by the satellite.       density from ICO
                                                                               satellite.

6.58.4.4.1        6.58.4.4.1 The AFC system shall meet the following           NEC confirm that +/- 6Hz     CCR49           26/01/98
                  requirements:                                                at center frequency as
                    1. Threshold C/N0 45 dBHz                                  specified in the latest
                    2. Input Signal characteristics:                           IGFR specifications,
                       Frequency variation range           less than +-72kHz   version 25.
                       Change Rate                       less than 38 Hz/sec
                       Satellite LO drift        less than 10(8) (long term)
                                           less than 10(10) (for 10 seconds)
                    3. Frequency compensation error
                       Transmit (SAN IF to Satellite S-band output):
                                         less than +-6Hz at centre frequency
                    4. Receive (Satellite S-band input to SAN IF):
                                         less than +-6Hz at centre frequency

6.58.7.2.2        6.58.7.2.2  The gain stability shall be within +/- 1 dB      NEC confirm that gain        CCR51           26/01/98
                  excluding the gain variation due to the IFL and the gain     variation of the IFL shall
                  variation across the passband shall be less than 1 dB.       be less than +/- 2.5 dB,
                  The gain variation of the IFL shall be less than +/- 2.5     as specified in the latest
                  dB.                                                          IGFR specifications,
                                                                               version 25.

6.58.7.5          6.58.7.5. Spurious Signals                                   NEC confirm the level of     CCR52           26/01/98
                                                                               spurious signal and
                                                                               thermal noise level.

6.58.8.2.2        6.58.8.2.2  The gain stability shall be better than +/-      NEC confirm that gain        CCR54           26/01/98
                  0.5 dB in any 3-hour period and better than +/-2.5 dB        variation of the IFL shall
                  overall.  The variation of the gain across the passband      be less than +/- 2.5 dB,
                  shall be less than 1 dB.                                     as specified in the latest
                                                                               IGFR specifications,
                                                                               version 25.

7.1.2.4(9)c       c. SBS LSRMS                                                 Remove Real time Resourse    CCR27           26/01/98
                                                                               Manager, replace with SBS
                                                                               LSRMS

7.8.8.2.4         7.8.8.2.4 The RFT OAM switchover shall not exceed 5          Remove brackets              CCR56           26/01/98
                  minutes.



Accepted Changes to IGFR v27.1 (version 3.0) .xls                 07/12/98 11:04

         1495
         ADDENDUM 1 (v3): ACCEPTED CHANGE REQUESTS TO IGFR VERSION 27.1

7.8.8.4.21        7.8.8.4.21 Equipment alarms - TT&C RF equipment summary      RFT OAM report the summary   CCR57           26/01/98
                  alarm.                                                       alarm status of TTC system
                                                                               in RFT. The base band
                                                                               equipment alarm is
                                                                               reported from TTC baseband
                                                                               equipment.

9.2.1 item 5      8.10.5.                                                      Section 8.10.5 defines       CCR66           04/03/98
column 6                                                                       transaction delay. Remove
                                                                               brackets.

9.2.1 item 6      8.10.5.                                                      Section 8.10.5 defines       CCR66           04/03/98
column 6                                                                       transaction delay. Remove
                                                                               brackets.

9.3.4.1.2.1       In the initial purchase, the SBS shall support a traffic     Annex A of the SOW defines   CCR63           04/03/98
                  capacity of 320 holding time Erlang at the SBS-TNM           the SBS capacity
                  interface in each of the 12 SANs. The capacity of each SBS   requirements and the
                  shall be possible to be increased in steps of one or more    amount of channel
                  channel expansion blocks up to a maximum of 4800 Erlangs     expansion blocks necessary
                  in the largest SAN.                                          to support a specific
                                                                               Erlang rate. The formula
                                                                               is not linear.

Accepted Changes to IGFR v27.1 (version 3.0) .xls                 07/12/98 11:04

         1496
                         ICONET Integration GO Schedule


ID  TASK NAME                                     DURATION  START         FINISH        PREDECESSORS  A     S      O    N     D
---------------------------------------------------------------------------------------------------------------------------------
 1  HNS started work                                  0d    Wed 07/01/98  Wed 07/01/98

 2

 3  COORDINATION MEETINGS                           375d    WED 06/08/97  TUE 12/01/99

 4    Proposal coordination meeting (London)          1d    Wed 06/08/97  Wed 06/08/97                06/08

 5    Proposal review meeting (Haslemere)             1d    Wed 24/09/97  Wed 24/09/97                        04/09|24/09

 6   Proposal clarification meeting (London)          1d    Mon 17/11/97  Mon 17/11/97                                   17/11|17/11

 7   Kickoff meeting (Germantown)                     2d    Thu 29/01/98  Fri 30/01/98

 8   A1 test script initial review (Germantown)       2d    Mon 30/03/98  Tue 31/03/98

 9   A1/A2 test script review (Paris)                 2d    Mon 11/05/98  Tue 12/05/98

10   A2 test script review (Germantown)               2d    Mon 03/08/98  Tue 04/08/98

11   B test coordination meeting (Paris)              2d    Mon 12/10/98  Tue 13/10/98

12   B test script coordination meeting (Germantown)  2d    Mon 14/12/98  Tue 15/12/98

13   B test script coordination meeting (Germantown)  2d    Mon 11/01/99  Tue 12/01/99

14

15  A1 PHASE TESTING                                324d    TUE 23/09/97  FRI 18/12/98

16   DOCUMENTATION & PREPARATION                     89d    TUE 20/01/98  FRI 22/05/98

17     A1 L1 configuration data final (by ICO)        0d    Fri 27/02/98  Fri 27/02/98

18     A1 L2 configuration data final (by ICO)        0d    Tue 31/03/98  Tue 31/03/98

19     Prepare A1 Test Scripts Document              88d    Wed 21/01/98  Fri 22/05/98   1FS+10d

20     Deliver A1 TSD                                 0d    Fri 22/05/98  Fri 22/05/98   19,39SF-23d

21     Produce ICDs                                  19d    Tue 20/01/98  Fri 13/02/98   1FS+9d

22     ICDs ready for review                          0d    Fri 13/02/98  Fri 13/02/98   21

23     Comments on ICDs due to HNS                    0d    Fri 20/02/98  Fri 20/02/98   22FS+5d

24     Final ICDs released                            0d    Fri 27/02/98  Fri 27/02/98   23FS+5d
============================================================================================================================


                                                                                         1998
                                                       ---------------------------------------------------------------------------
ID  TASK NAME                                          J      F      M     A     M     J      J      A     S     O     N     D
----------------------------------------------------------------------------------------------------------------------------------
 1  HNS started work                                   07/01

 2

 3  COORDINATION MEETINGS

 4    Proposal coordination meeting (London)

 5    Proposal review meeting (Haslemere)

 6   Proposal clarification meeting (London)

 7   Kickoff meeting (Germantown)                      29/01|30/01

 8   A1 test script initial review (Germantown)                  30/03|31/03

 9   A1/A2 test script review (Paris)                                            11/05|12/05

10   A2 test script review (Germantown)                                                              03/08|04/08

11   B test coordination meeting (Paris)                                                                         12/10|13/10

12   B test script coordination meeting (Germantown)                                                                     14/12|15/12

13   B test script coordination meeting (Germantown)   11/01/01

14

15  A1 PHASE TESTING

16   DOCUMENTATION & PREPARATION

17     A1 L1 configuration data final (by ICO)                27/02

18     A1 L2 configuration data final (by ICO)                       31/03

19     Prepare A1 Test Scripts Document                21/01                     22/05

20     Deliver A1 TSD                                                            22/05

21     Produce ICDs                                    21/01 13/02

22     ICDs ready for review                                 13/02

23     Comments on ICDs due to HNS                           20/02

24     Final ICDs released                                   27/02
==================================================================================================================================

                                                                                1999
                                                       -----------------------------------------------
ID  TASK NAME                                          J     F     M     A     M     J     J     A
------------------------------------------------------------------------------------------------------
 1  HNS started work

 2

 3  COORDINATION MEETINGS

 4    Proposal coordination meeting (London)

 5    Proposal review meeting (Haslemere)

 6   Proposal clarification meeting (London)

 7   Kickoff meeting (Germantown)

 8   A1 test script initial review (Germantown)

 9   A1/A2 test script review (Paris)

10   A2 test script review (Germantown)

11   B test coordination meeting (Paris)

12   B test script coordination meeting (Germantown)

13   B test script coordination meeting (Germantown)   11/01|12/01

14

15  A1 PHASE TESTING

16   DOCUMENTATION & PREPARATION

17     A1 L1 configuration data final (by ICO)

18     A1 L2 configuration data final (by ICO)

19     Prepare A1 Test Scripts Document

20     Deliver A1 TSD

21     Produce ICDs

22     ICDs ready for review

23     Comments on ICDs due to HNS

24     Final ICDs released
======================================================================================================

B70097a5.MPP                                                             Page 1
         1497
[ICO LOGO]                                               CHANGE ORDER
                                                         NO: 7
                       IGF SUPPLY AGREEMENT
                   CONTRACT NO ICOO97 - 1016/GW
                                                         DATE: 11 November, 1998



In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:



Amended Clauses             None
Amended Schedules           Schedule 13 - IGFR
Amended Annexes             None
Amended Price               None
Other Amendments            None
Reference Correspondence    CCR No: 22, 23, 24, 26, 29, 35, 32, 37, 62, 67, 77,
                            78, 25, 30, 71, SA1043, SA0982, SA0974, SA1057,
                            SA1243, SA1118, SA1286

This Change Order No 7 will now form part of the Supply Agreement dated March 3rd 1997 between the parties as from the date of this Change Order and shall be governed by and construed in accordance with the laws of England.

Except for the changes set out above, this Change Order No 7 makes no further amendments or modifications to the Agreement.



Signed for and on behalf of               Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV     NEC CORPORATION

/s/ GARY S. TITZER                        /s/ TAKAO NISHIZAWA
-------------------------------------     --------------------------------------
Supervising Officer                       Contractor's Authorised Representative
                                          TAKAO NISHIZAWA
                                          GENERAL MANAGER, EUROPE DIV.

11 Nov 1998                               30 Nov. 1998
-----------------                         -----------------
Date                                      Date
         1498

                                                                               DESCRIPTION OF PROPOSED     CHANGE         DATE OF
   SECTION NO.                      REVISED TEXT                                      SOLUTION           REQUEST NO.    ACCEPTANCE
------------------------------------------------------------------------------------------------------------------------------------

9.3.4.1.3.3 r2c2   <[2]%                                                       Remove Brackets in        CCR 22        28/07/98 - RW
                                                                               Table 9-4 Blocking
                                                                               Probability Allowance

9.3.4.1.3.3 r3c2   <[12]%                                                      Remove Brackets in        CCR 23        28/07/98 - RW
                                                                               Table 9-4 Blocking
                                                                               Probability Allowance

 9.3.4.3.1 r2c2    8 seconds                                                   Remove Brackets and       CCR 24        28/07/98 - RW
                                                                               change 4 to 8 seconds
                                                                               in Table 9-5 Traffic
                                                                               Model

    8.10.5.1       8.10.5.1. The SBS-transparent signalling messages transit   Addition of Full stop     CCR 26        28/07/98 - RW
                   time is defined as the last bit of the message into the     and the removal of the
                   SBS and the first bit of the corresponding message out of   end of the sentence in
                   the SBS and shall be no more than 110 ms for 95% of the     Signalling Transit Time
                   time.

    8.10.5.2       8.10.5.2. The SBS transit time in the transmit direction    New Paragraph entered     CCR 26        28/07/98 - RW
                   assumes no delay waiting for the next opportunity to        in Signalling Transit
                   transmit the message over the Air Interface. (Note: The     Time
                   possible Air Interface delay depends on the channel type
                   used for signalling; the worst case, SDCCH/2, could add
                   up to 960 ms delay).

    8.10.5.3       8.10.5.3. In the case of diversity operation, SBS transit   New Paragraph entered     CCR 26        28/07/98 - RW
                   time shall be no more than 40ms longer than the case        in Signalling Transit
                   without diversity.                                          Time

    8.10.8.6       8.10.8.6. The SBS layer 2 acknowledgement delay in the      New Paragraph entered     CCR 26        28/07/98 - RW
                   transmit direction assumes no delay waiting for the next    in Layer 2
                   opportunity to transmit the message over the Air            Acknowledgement Delay
                   Interface. (Note: The possible Air Interface delay
                   depends on the channel type used for signalling; the
                   worst case, SDCCH/2, could add up to 960 ms delay).

    8.10.8.7       8.10.8.7. In the case of diversity operation, SBS layer 2   New Paragraph entered     CCR 26        28/07/98 - RW
                   acknowledgement delay shall be no more than 40ms longer     in Layer 2
                   than the case without diversity.                            Acknowledgement Delay

ICO SERVICES LTD CONFIDENTIAL                07/12/98                     Page 1
         1499

   7.8.9.5.6 1     7.8.9.5.6 1 total call (radio session) holding time         Since, service type has   CCR 29        28/07/98 - RW
                   categorised by UT location, mobile-originated or mobile-    different meanings in
                   terminated, service mode (0=undefined, 1=voice,             the IGF depending on
                   2=data/fax, 3=signalling), class of diversity, time and     the context and network
                   date.                                                       element, we are
                                                                               suggesting to replace
                                                                               [service type] with
                                                                               "service mode" where
                                                                               service mode is one of
                                                                               the following:

                                                                               0 - Undefined
                                                                               1 - Voice
                                                                               2 - Data/Fax
                                                                               3 - Signalling

  7.8.9.5.6. 2     7.8.9.5.6  2 total call (radio session) count (attempts     Since, service type has   CCR 29        28/07/98 - RW
                   and completion) categorised by UT location, mobile-         different meanings in
                   originated or mobile-terminated, service mode               the IGF depending on
                   (0=undefined, 1=voice, 2=data/fax, 3=signalling), class     the context and network
                   of diversity, time and date                                 element, we are
                                                                               suggesting to replace
                                                                               [service type] with
                                                                               "service mode" where
                                                                               service mode is one of
                                                                               the following:

                                                                               0 - Undefined
                                                                               1 - Voice
                                                                               2 - Data/Fax
                                                                               3 - Signalling

    6.19.2.2       6.19.2.2  The error introduced by the SBS algorithm for     Removal of brackets in    CCR 32        03/07/98 - RW
                   conversion to geographic position shall be no greater       Conversion of Frequency
                   than that corresponding to 0.5 micro sec and 0.5 Hz.        and Time Measurement to
                                                                               Position

 6.25.2.3.5.1.1    The SBS shall detect the RACH transmission at frequency     Removal of brackets and   CCR 35        28/07/98 - RW
                   offsets of up to + 3000 Hz, at the SAN input.               frequency confirmed as
                                                                               +3000

 6.25.2.3.5.3.6    The SBS shall be able to provide these corrections at an    Removal of brackets in    CCR 37        03/07/98 - RW
                   average rate of once every 7 seconds (for all UTs), and     Return Measurement and
                   at a maximum rate of once per 1 seconds per UT.             Link Control

ICO SERVICES LTD CONFIDENTIAL             07/12/98                        Page 2
         1500

  6.58.2.2.2.2     6.58.2.2.2.2 The range of expected PFD of C-band down       Removal of brackets in    CCR 62        03/07/98 - RW
                   link communication carriers, assuming the EIRP of the UTs   Receiver Dynamic Range
                   as 6.8 dBW will be:
                   Minimum single carrier PFD:            -168 dBW/m(2) TCH.
                                              -178 dBW/m(2)  RACH and SDCCH.
                   Maximum single carrier PFD:                 -143 dBW/m(2)
                   The minimum value corresponding to the case of:
                                               10 degree UT elevation angle,
                                                   8 dB S-band fade for TCH.
                                       18 dB S-band fade for RACH and SDCCH.

     7.1.5.6       7.1.5.6. The NMS shall support an enhanced report           Addition of new           CCR 77        08/06/98 - LG
                   distribution function (RDF) at LINK-NMS and SAN-NMS to      sections based on the
                   enable reports to also be distributed via :                 agreement between
                   1. E-mail (SMTP compatible)                                 ICO-WG5 and NEC-WG5 at
                   2. Facsimile                                                the 1st Post-FDR
                   3. File Transfer (FTP)                                      Meeting (Apr.98).

     7.1.5.7       7.1.5.7 Using the RDF, the operator shall be able to        Addition of new           CCR 77        08/06/98 - LG
                   add/delete/modify address entries from the RDF              sections based on the
                   destination address list.                                   agreement between
                                                                               ICO-WG5 and NEC-WG5 at
                                                                               the 1st Post-FDR
                                                                               Meeting (Apr.98).

     7.1.5.8       7.1.5.8 It shall be possible via the RDF to activate the    Addition of new           CCR 77        08/06/98 - LG
                   distribution (to a pre-selected list - see 7.1.5.7) using   sections based on the
                   one of three mechanisms:                                    agreement between
                   1. Automatically, after completion of the report being      ICO-WG5 and NEC-WG5 at
                      generated                                                the 1st Post-FDR
                   2. On a scheduled basis to a target addressee list (i.e.    Meeting (Apr.98).
                      pre-set list of recipients from the address list)
                   3. On demand by the operator (see 7.1.5.9)

     7.1.5.9       7.1.5.9  Upon the invocation of the report generation       Addition of new           CCR 77        08/06/98 - LG
                   request or after the completion of the report generation    sections based on the
                   function, the operator shall be able to select the          agreement between
                   report, assign a list of addressees (see 7.1.5.7), and      ICO-WG5 and NEC-WG5 at
                   send it to the destination(s) using either of the           the 1st Post-FDR
                   techniques from 7.1.5.6                                     Meeting (Apr.98).

    7.1.5.10       7.1.5.10  The NMS shall log a record at the conclusion of   Addition of new           CCR 77        08/06/98 - LG
                   processing the report distribution request (success or      sections based on the
                   otherwise).                                                 agreement between
                                                                               ICO-WG5 and NEC-WG5 at
                                                                               the 1st Post-FDR
                                                                               Meeting (Apr.98).

ICO SERVICES LTD CONFIDENTIAL                07/12/98                     Page 3
         1501

    6.43.1.1       The SBS shall have capability to perform link monitoring    Change due to the fact    CCR 67        03/07/98 - RW
                   on each return path of each dedicated channel allocation    that the SBS does not
                   and to receive reports from the UT of link monitoring of    monitor forward path,
                   each forward path of each dedicated channel allocation.     this is the job of the
                                                                               UT.

    7.2.2.14       7.2.2.14 The NMS shall support scheduled configuration      Addition of the           CCR 78        08/06/98 - LG
                   change.                                                     function, Plan builder
                                                                               function for work Order
                                                                               management, to the
                                                                               LINK-NMS

   7.2.2.14.1      7.2.2.14.1 The NMC and SAN-OSS shall support scheduled      Addition of the           CCR 78        08/06/98 - LG
                   configuration changes where the change is deferred to a     function, Plan builder
                   selected time. The change process shall be as follows:      function for work Order
                                                                               management, to the
                                                                               LINK-NMS

   7.2.2.14.2      7.2.2.14.2  The NMS shall support a Plan Builder function   Addition of the           CCR 78        08/06/98 - LG
                   (PBF) at LINK-NMS and SAN-NMS, which enables Work Orders    function, Plan builder
                   (WO) to be grouped such that they are automatically         function for work Order
                   created for execution by the NMS. Instances of these        management, to the
                   grouped WO's shall be referred to as "Plans."               LINK-NMS

  7.2.2.14.2.1     7.2.2.14.2.1  The NMS operator shall be able to create      Addition of the           CCR 78        08/06/98 - LG
                   Plans using the pre-defined Plan templates off-line via a   function, Plan builder
                   PC (see 7.2.2.14.2.3).                                      function for work Order
                                                                               management, to the
                                                                               LINK-NMS

  7.2.2.14.2.2     7.2.2.14.2.2  The PBF shall be responsible for processing   Addition of the           CCR 78        08/06/98 - LG
                   the grouped WO instances with the related task data         function, Plan builder
                   contained in the Plan File after the Planner has            function for work Order
                   completed creation of the Plan.                             management, to the
                                                                               LINK-NMS

ICO SERVICES LTD CONFIDENTIAL              07/12/98                       Page 4
         1502

  7.2.2.14.2.3     7.2.2.14.2.3  The grouping of WOs via the PBF shall be as   Addition of the           CCR 78        08/06/98 - LG
                   follows                                                     function, Plan builder
                   1.Each Plan shall be captured as an EXCEL spreadsheet       function for work Order
                   using off-line PC. The spreadsheet shall list the           management, to the
                   associated WOs populated by the Planner required to         LINK-NMS
                   undertake a specific Plan (e.g. system-wide upgrade).
                   2. The format of the EXCEL Plan Template file shall be
                   determined by NEC
                   3. The PBF shall receive the EXCEL Plan file via an
                   option on the NMS GUI.
                   4. The PBF shall provide parsing in order to validate the
                   data into the "Plan file" and populate the relevant
                   Schedule, WO and Task data based on the WO defined by the
                   Plan.

    9.3.4.4.1      3 Satellite, 17 delay classes per satellite                 Removal of Brackets       CCR 25              PP

    6.11.1.4       If the system load exceeds a configurable percentage of     Removal of Brackets on    CCR 30              RW
                   the total capacity the SBS shall offer diversity based on   "configurable"
                   azimuth and elevation of satellites seen by the UT.

   6.53.2.2.1      The IGF shall meet the reference performance level as       IGFR change               CCR 71              RW
                   defined below.  The reference performance level is
                   defined as the C/No required at the SAN demodulator
                   interface, excluding interference, for a bit error, a
                   residual bit error or a frame erasure rate (whichever
                   appropriate) corresponding to the reference rate.  This
                   reference sensitivity is specified in Tables 6-10, 6-11
                   and 6-12, according to the type of channel and the
                   propagation condition.

   6.53.2.2.2      REPLACE TABLE 6-10 (REF CCR 71 Ver. 2)                      IGFR change               CCR 71              RW

   6.53.2.2.3      REPLACE TABLE 6-11 (REF CCR 71 Ver. 2)                      IGFR change               CCR 71              RW

  6.53.2.2.5.1     The performance values in Tables 6-10, 6-11 and 6-12 are    IGFR change               CCR 71              RW
                   equal to simulated performance of state of the art
                   demodulation algorithms which are implementable within
                   the constraints of the provided Channel Units, plus an
                   implementation margin of 0.6 dB.

ICO SERVICES LTD CONFIDENTIAL                07/12/98                     Page 5
         1503

   6.53.2.2.6      DELETED                                                     IGFR change               CCR 71              RW

   6.53.2.2.7      The performance values are to be achieved for all           IGFR change               CCR 71              RW
                   channels with 3-sigma, Gaussian distributed frequency
                   errors of up to +/- 43 Hz which are random timeslot-to-
                   timeslot, and with 3-sigma, Gaussian distributed input
                   signal timing errors of up to +/- 14 usec which are
                   random timeslot-to-timeslot.

   6.53.2.2.8      The RACH performance values are to be achieved with a       IGFR change               CCR 71              RW
                   maximum input frequency uncertainty of +/- 2500 Hz and a
                   maximum timing uncertainty of +/- 2 msec.

   6.53.2.2.9      All demodulators shall recover to steady state              IGFR change               CCR 71              RW
                   performance within 2 seconds after a step change of up to
                   125 Hz and 25 micro usec, in addition to the steady state
                   errors defined in 6.53.2.2.7.

   6.53.2.2.10     Referring to Tables 6-10, 6-11, and 6-12, Ricek_fd is a     IGFR change               CCR 71              RW
                   Ricean channel with rice factor k dB and Doppler
                   bandwidth +/- fd Hz and Class_fd is a classical
                   (Rayleigh) Doppler channel with Doppler bandwidth +/- fd
                   Hz, as specified in ICO 05.05.


   6.53.2.2.11     FER for RACH is derived from frame errors detected by the   IGFR change               CCR 71              RW
                   CRC plus frame errors not detected by CRC. FER for all
                   other channels is defined as CRC FER.

   6.53.2.2.12     The reference levels specified relates to the IF input of   IGFR change               CCR 71              RW
                   the IF distribution equipment.

   6.53.2.3.2      REPLACE TABLE 6-13 (REF CCR 71 Ver. 2)                      IGFR change               CCR 71              RW

ICO SERVICES LTD CONFIDENTIAL              07/12/98                       Page 6
         1504
[ICO LOGO]                                                CHANGE ORDER
                          IGF SUPPLY AGREEMENT            NO: 8
                      CONTRACT NO ICOO97 - 1016/GW        DATE: 17 NOVEMBER 1998


In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:

________________________________________________________________________________
Amended Clauses                    None

________________________________________________________________________________
Amended Schedules                  Schedule 13 - IGFR

________________________________________________________________________________
Amended Annexes                    None

________________________________________________________________________________
Amended Price                      None

________________________________________________________________________________
Other Amendments                   None

________________________________________________________________________________
Reference  Correspondence          CCR No. 85: SA0974/WGB/19980713/GW

________________________________________________________________________________

This Change Order No 8 will now form part of the Supply Agreement dated March 3rd 1997 between the parties as from the date of this Change Order and shall be governed by and construed in accordance with the laws of England.

Except for the changes set out above, this Change Order No 8 marks no further amendments or modifications to the Agreement.

________________________________________________________________________________


Signed for and on behalf of               Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV     NEC CORPORATION


/s/ G.S. Titzer                           /s/ Takao Nishizawa
----------------------------------        --------------------------------------
Supervising Officer                       Contractor's Authorised Representative
                                          Takao Nishizawa
                                          General Manager, Europe Div.


17/11/98                                  30 Nov. 1998
------------                              ------------
Date                                      Date

         1505
                               NEC PROGRAM OFFICE
                                  ICO PROJECT


5th Floor, Horatio House
77-85 Fulham Palace Rd
LONDON
W6 8JC
UK
Tel: +44 (0) 181 600 4200
Admin Office Fax: +44 (0) 181 600 4290
Contract Office Fax: +44 (0) 181 600 4295



                                DOCUMENT HEADER

DOCUMENT TITLE/SUBJECT & INDEX REFERENCE

ICONET Ground Facilities Requirements Chapter 7 Review

________________________________________________________________________________
ISSUER INFORMATION              ICO PROJECT DOCUMENT NUMBER
ISSUED BY              DATE:       WORKGROUP        TYPE       YR   NUMBER   REV

Bertil Westberg       22/4/98         WG3            CR         8    0142     B
________________________________________________________________________________
________________________________________________________________________________
WORKGROUP                          DOCUMENT TYPE

WG3 - ETL (MSSC)                   CR = CHANGE REQUEST
________________________________________________________________________________

________________________________________________________________________________
                                                                 ISSUEING GROUP
PROJECT OFFICE USE        DATE        8.3 DOS FILENAME           DOCUMENT NUMBER

                                                 -.DOC
________________________________________________________________________________

________________________________________________________________________________
SECURITY LEVEL                   ADDITIONAL NOTES IF REQUIRED

/ / CONFIDENTIAL
/ / RESTRICTED
/ / NON-RESTRICTED
________________________________________________________________________________

/ / Attached is a copy of a document, which is issued to you under the Data & Documentation Control procedure WG8-PL-60002-A1. You will receive all subsequent updates on this document. It is your responsibility to maintain the documentation to its latest status. Please advise the NEC Project Office Documentation Manager if you do not require further updates.

/ / Attached is a copy of the updated document. Please update & destroy any previous issued copies, or advise the NEC Project Office Documentation Manager if you do not require any further updates.

         1506
                               NEC PROGRAM OFFICE
                                   ICO PROJECT

5th Floor, Horatio House
77-85 Fulham Palace Rd
LONDON
W6 8JC
UK
Tel : +44 (0) 181 600 4200
Admin Office Fax : +44 (0) 181 600 4290
Contract Office Fax : +44 (0) 181 600 4295

                                 DOCUMENT HEADER


DOCUMENT TITLE / SUBJECT & INDEX REFERENCE

PROPOSAL FOR ICO INTERWORKING  (II) G0 TEST  CAMPAIGN SUPPORT


ISSUER INFORMATION                     ICO PROJECT DOCUMENT NUMBER
ISSUED BY             DATE:               WORKGROUP         TYPE       YR       NUMBER      REV
Adrian Streeter       30/4/98                WG3            Doc        97       370191       H


WORKGROUP                                                        DOCUMENT TYPE
WG3 - ETL (MSSC)



PROJECT OFFICE USE    DATE        8.3 DOS FILENAME      ISSUEING GROUP DOCUMENT
                                                             NUMBER
                                        .DOC



SECURITY LEVEL                                    ADDITIONAL NOTES IF REQUIRED

/ / CONFIDENTIAL

/ / RESTRICTED

/ / NON - RESTRICTED


/X/ Attached is a copy of a document, which is issued to you under the Data & Documentation Control procedure WG8-PL-60002-A1. You will receive all subsequent updates on this document. It is your responsibility to maintain the documentation to its latest status. Please advise the NEC Project Office Documentation Manager if you do not require further updates.

/ / Attached is a copy of the updated document. Please update & destroy any previous issued copies, or advise the NEC Project Office Documentation Manager if you do not require any further updates.
         1507
[ERICSSON LOGO]

                                  PROPOSAL FOR
                              ICO INTERWORKING (II)
                            G0 TEST CAMPAIGN SUPPORT

1.0 INTRODUCTION........................................................  2
2.0 PROPOSAL............................................................  2
3.0 SCOPE OF WORK.......................................................  2
4.0 APPLICABLE DOCUMENTS................................................  2
5.0 SERVICES AND DELIVERABLES...........................................  2
6.0  PROGRAM MANAGEMENT AND IMPLEMENTATION..............................  2
7.0 CHANGE PROCESS......................................................  3
8.0 ROLES AND RESPONSIBILITIES..........................................  3
   8.1 COMSAT Roles and Responsibilities................................  3
     8.1.1 Subcontractor to Ericsson....................................  3
     8.1.2  G0 Test Execution Team......................................  3
     8.1.3 Test Planning and Test review................................  3
   8.2 ETL Roles and Responsibilities...................................  3
9.0 GO TESTING SUPPORT..................................................  4
10.0 SCHEDULE...........................................................  4
APPENDIX A  SOW.........................................................  5
   A1  SAN/UT Interworking Campaign (G0)................................  5
     A1.1 G0 Program Management:........................................  5
     A1.2 G0 Test Script:...............................................  5
     A1.3 G0 Test Review:...............................................  5
     A1.4 G0 Technical Meetings.........................................  5
     A1.5 G0 On Site Test Support: Phase A..............................  5
     A1.7 G0 Post Test Support: Phase A.................................  6
     A1.8 G0 On Site Test Support: Phase B..............................  6
     A1.10  Option: Test with UT suppliers..............................  6
     A1.11 Shipping Installation........................................  6
APPENDIX B  Test Equipment..............................................  7
APPENDIX C  HPN G0 Test Compliance Matrix...............................  8

         1508
[ERICSSON LOGO]


1.0      INTRODUCTION

         This Proposal defines the technical and management requirements for supporting the ICO Interworking (II) Test Campaign, referred to as G0, on a Time and Material basis. The main Deliverables of the HPN G0 Supply Subcontract are Qualified Test Support Engineers to support planning, testing, TSD Documentation, and reporting associated with testing HPN between the SAN and UT Breadboard/Field Test UT.

2.0      PROPOSAL

         This proposal comprises this main text plus Annexes listed below:

              ANNEX                        DESCRIPTION
              -----                        -----------
              A                            Statement of Work
              B                            Test Equipment
              C                            HPN Test Configuration
              D                            HPN G0 Test Compliance Matrix


3.0      SCOPE OF WORK

         This work includes On Site Test Support for the G0 Test Campaigns. It includes On Site Engineering Support, travel and participation in various planning meetings and review boards, and report preparation. It includes developing test scripts for COMSAT developed HPN test equipment and for Shipping and Installation of HPN Test equipment at the G0 Test site. The WBS for this work is given in Annex A.

4.0      APPLICABLE DOCUMENTS

         The documents applicable to the effort in the SOW are as follows:

         -        ICO First Integration Phase: EN-II-ICO-TN/000085

         -        Test Requirements Documents for the SAN/UT Interworking
                  Campaign (G0.x)

         -        HPN Subsystem Simulator Requirements Document. No. 370187rev.
                  C

         - HPN Subsystem Simulator Design Summary Document No. 370188 rev. C

         - Also add the following document to list: Proposal for HPN Subsystem Simulator to be used for the G0 and G0' test campaigns No. 370193 rev. C

5.0      SERVICES AND DELIVERABLES Time and Materials test support.

         - Test scripts for COMSAT Developed HPN equipment to HNS (includes TSD documentation and executable scripts. Scripts and TSD documentation will be updated as necessary to include TRD/TPD changes).

         -        Test reports for COMSAT Developed HPN equipment to HNS.

         - Deliver, install, and setup the HPN Simulator at HNS in Germantown, Maryland

         -        Time and Materials for Meetings

6.0      PROGRAM MANAGEMENT AND IMPLEMENTATION

         HPN G0 testing will be managed by a G0 Test Manager reporting internally to the COMSAT HPN Project Manger. The HPN G0 Test Manager will be ETL/ICO's point of contact for all matters concerning G0 testing.

         1509
[ERICSSON LOGO]

7.0      CHANGE PROCESS

         COMSAT will provide ETL with time and material estimates to changes in accordance with the change proposed by NEC Team/ICO for Test Case Changes, Re-Testing, Rescheduling Tests, or other changes pertaining to G0 testing.

8.0      ROLES AND RESPONSIBILITIES

         8.1      COMSAT ROLES AND RESPONSIBILITIES

                  8.1.1    Subcontractor to Ericsson

                           -        COMSAT is a Subcontractor to Ericsson

                  8.1.2     G0 Test Execution Team

                           - Develop test scripts for COMSAT equipment and deliver them to HNS (Sub Documentor role for this specific task).

                           -        Technical Support to operate COMSAT
                                    equipment during the G0 Integration and
                                    Testing campaigns ( Phases A and B).

                           - Propose and supply solutions as required to deal with anomalies, including both short-term fixes and long-term corrections as appropriate.

                           - Review and supply comments as required to a G0 Test Facility ICD. HNS has the prime responsibility for this ICD.

                  8.1.3    Test Planning and Test review

                           -        Attend Pre and Post test meetings

                           - Prepare HPN Test Report and deliver to HNS (Sub Documentor role for this specific task)

                           -        Review test documents

                           -        Review test results

         8.2      ETL ROLES AND RESPONSIBILITIES

         - Obtain permission and authorization for the COMSAT's staff to access the test site as needed.

         - Ensure necessary furniture and test floor space for the HPN test equipment

         - Provide the name, address, telephone and fax numbers of ICO's site co-ordinator.

         - Provide cabling between the HPN subsystem and other subsystems.

         -        Provide 120 VAC power and cabling to the HPN Test Equipment.
         1510
9.0      GO TESTING SUPPORT In accordance with Annex-A, SOW

10.0     SCHEDULE
         SAN- UT Interworking (G0) Test Program Milestones


              MILESTONE                                  DATES
              ---------                                  -----
              Kickoff and A1 Coordination Meeting        Jan  29/30 1998

              A1 Test Script Coordination Meeting        March 30, 1998
              (Germantown)

              A1/A2 Test Script (Paris)                  May 11, 1998

              A2 Test Script Coordination Meeting        July 13, 1998
              (Germantown)

              B Coordination Meeting (Paris)             Oct 12, 1998

              B Test Script Coordination Meeting         Dec 14, 1998
              (Germantown)

              B Test Script Coordination Meeting         Jan 11, 1999
              (Germantown)

              On Site Test Support:
              Phase A                                    Aug 3  - Sept 3 1998
              Phase B                                    May 17-31, 1999

              Option 1 Test Support Windows              June 1, 1999 - Open Date

              Post Test Support:
              Phase A                                    Sept 3-30, 1998
              Phase B                                    June 1-30, 1998


Notes:

The above schedule has been coordinated with HNS. This schedule is contingent on the Change Order (CO) being agreed by 15 May 1998 by all parties.

The HPN schedule reflects the base line schedule for Management and Implementation of the project at the time of contract signature. It will be revised, throughout the life of the project, to reflect changing schedule requirements. The HPN Simulator is currently scheduled to be available for G0 testing on August 1, 1998.

         1511
[ERICSSON LOGO]


APPENDIX A  SOW


A1       SAN/UT INTERWORKING CAMPAIGN (G0)

         Purpose

         The purpose of the G0 Test Campaign for HPN is to validate the AI specification and verify the implementation in both the UT and HPN subsystem.. COMSAT Engineers will execute tests, diagnose problems and resolve issues regarding HPN. COMSAT will not act as or assume the responsibilities of the "Prime Integrator" or "Documentor" as defined in ICO document "EN -II-TN/000085 (except where noted). COMSAT will also participate as a Test Team Member by attending various technical meetings.

         COMSAT's proposal for G0 testing is based on the following two documents: ICO First Integration Phase: EN-II-ICO-TN/000085 Test Requirements Documents for the SAN/UT Interworking Campaign (G0.x)

         The following sections define the scope of work for COMSAT and list assumptions reflected in this cost proposal.

         A1.1 G0 Program Management:

         This task is for overall management of the HPN G0 Test campaign

         A1.2 G0 Test Script:

         This task is for the preparation of test scripts for the HPN equipment. These scripts will be delivered to HNS for integration into the combined G0 test scripts. This includes both documentation (TSD) and executable scripts.

         A1.3 G0 Test Review:

         This work includes Test Document Reviews, Test Coordination meetings and Test Control Board Meetings. It is assumed that each meeting will be attended by 2 COMSAT Engineers. The schedule for these meetings is given in the G0 proposal.


         A1.4 G0 Technical Meetings

         This work supports Technical Interchange Meetings. It is assumed that these meetings take place at HNS in Germantown, Maryland. One meeting will be held at Wavecom Facilities in Paris for each of the Phase A and Phase B Campaigns.

         A1.5 G0 On Site Test Support: Phase A

         This work supports actual G0 testing at HNS's facility in Germantown. It is assumed this testing requires two COMSAT Engineers for a 2 week period. It also includes fixing defects in the HPN Simulator that may occur during testing. COMSAT will try to recreate reported problems in its Clarksburg facility and will give top priority to fixing defects.

         1512
         A1.7 G0 Post Test Support: Phase A

         This work includes reviewing and commenting on the Phase A test report.

         A1.8 G0 On Site Test Support: Phase B

         This work supports actual G0 testing at HNS's facility in Germantown. It is assumed this testing requires two COMSAT Engineers for a 2 week period. It also includes fixing defects in the HPN Simulator that may occur during testing. COMSAT will try to recreate reported problems in its Clarksburg facility and will give top priority to fixing defects.

         A1.10 Option: Test with UT suppliers

         This work is for coordinating with UT Suppliers, preparing test documents, conducting tests, and preparing test reports.

         A1.11 Shipping Installation

         This work includes the shipping of the HPN Simulator from COMSAT's Clarksburg, Maryland facility to the HNS facility in Germantown, Maryland and Installation in the HNS Germantown facility.

         1513
[ERICSSON LOGO]


APPENDIX B  TEST EQUIPMENT

              STANDARD TEST EQUIPMENT REQUIRED AT G0 TEST FACILITY

COMSAT will rent or lease the following standard lab equipment:

1.       HP 436A Power Meter

2.       HP 8484A Power Sensor

3.       HP 8657B L-Band Signal Generator

4.       HP 8566B L-Band Spectrum Analyzer

5.       HP ThinkJet Plotter (GPIB)

6.       Tek TDS540 Digital Oscilliscope

7.       Micronetics NOD 5108 Noise Generator

8.       HP 54201D DIgitizing Oscilliscope

Note that the G0 test facility must incorporate a version of the SCS providing sufficient white noise power to meet the HPN Testing requirements specified in Issue 1.4 of the ICO/SAN Interworking Test Requirements Document.

               SPECIAL TEST EQUIPMENT TO BE PROVIDED BY ETL/COMSAT

HPN Subsystem Simulator

         1514
APPENDIX C  HPN G0 TEST COMPLIANCE MATRIX


The compliance matrix of tests to be conducted is shown below. Note that several test subcases will be developed and performed for each test.

         PARTIES.

TEST ID         TEST TITLE                              CLASS     COMPLIANT       COMMENTS
-------         ----------                              -----     ---------       --------
HPN_1_1         High Penetration Broadcast Burst         A1        Yes             HPNSS

HPN_1_2         High Penetration Burst                   A1        Yes             HPNSS

HPN_1_3         High Penetration Acknowledgment Burst    A1        Yes             HPNSS

HPN_2_1         Idle Mode HP Operation                   A1        Yes             HPNSS

HPN_3_1         Successful Transfer using single         A1        Yes             HPNSS
                dual-burst

HPN_3_2         Successful transfer using multiple       A1        Yes             HPNSS
                dual-bursts

HPN_3_3         Loss of HPN Acknowledge Frame            A1        Yes             HPNSS

         1515
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICOO97 - 1016/GW
                                                              CHANGE ORDER NO. 4
                                                                    ATTACHMENT 3


             NEC DOCUMENT B70097A5: ICONET INTEGRATION G0 SCHEDULE

         1516
                         ICONET Integration GO Schedule


ID  TASK NAME                                           DURATION  START         FINISH        PREDECESSORS  A   S   O   N   D
---------------------------------------------------------------------------------------------------------------------------------
49     Prepare A2 Test Scripts Document                    88d    Thu 19/03/98  Mon 20/07/98  19FS-47d

50     Deliver A2 TSD                                       0d    Wed 19/08/98  Wed 19/08/98  49,58SF-23d

51

52  PRE-REQUISITES                                         35d    MON 15/06/98  MON 03/08/98

53     SAN Simulator rel. S2.0 available to AI v4.0         0d    Mon 03/08/98  Mon 03/08/98  27FS+225d

54     UTB release for A2 testing available (TBD)           0d    Mon 03/08/98  Mon 03/08/98

55     G0 scripts available for A2                          0d    Mon 15/06/98  Mon 15/06/98  33

56  TESTING                                               156d    TUE 16/06/98  TUE 19/01/99

57     Test A2 SANS-UTS scripts (HNS internal)             40d    TUE 16/06/98  Mon 10/08/98  55

58     TEST PHASE A2                                       22d    Mon 21/09/98  Tue 20/10/98  41,53,54,57

59     Prepare A2 Test Report                              22d    Wed 21/10/98  Thu 19/11/98  58

60     Deliver A2 Test Report (Preliminary)                 0d    Thu 19/11/98  Thu 19/11/98  59

61     Deliver A2 Test Report (Formal)                      0d    Tue 19/01/99  Tue 19/01/99  60FS+43d

62

63  HPN A PHASE TESTING                                    24d    THU 30/07/98  TUE 01/09/98

64     HPN installed & checked out in HNS lab for G0        2d    Thu 30/07/98  Fri 31/07/98

65     COMSAT & Wavecom test HPN                           22d    Mon 03/08/98  Tue 01/09/98   40,64

66

67  B PHASE TESTING                                       271d    MON 03/08/98  MON 16/08/99

68     DOCUMENTATION & PREPARATION                        130d    MON 03/08/98  MON 01/02/99

69        Prepare B TSD: initial (during HPN A1 phase)     22d    Mon 03/08/98  Tue 01/09/98   65SS

70        Prepare B TSD: complete                          73d    Wed 21/10/98  Fri 29/01/99   58

71        Deliver TSD                                       0d    Mon 01/02/99  Mon 01/02/99   70,79-SF-20d

72
==================================================================================================================================


                                                                                         1998
                                                       ---------------------------------------------------------------------------
ID  TASK NAME                                          J      F      M     A     M     J      J      A     S     O     N     D
----------------------------------------------------------------------------------------------------------------------------------
49     Prepare A2 Test Scripts Document                              19/03                    20/07

50     Deliver A2 TSD                                                                                19/08

51

52  PRE-REQUISITES

53     SAN Simulator rel. S2.0 available to AI v4.0                                                  03/08

54     UTB release for A2 testing available (TBD)                                                    03/08

55     G0 scripts available for A2                                                     15/06

56  TESTING

57     Test A2 SANS-UTS scripts (HNS internal)                                         13/06         16/08

58     TEST PHASE A2                                                                                       21/09 20/10

59     Prepare A2 Test Report                                                                                    20/10 19/11

60     Deliver A2 Test Report (Preliminary)                                                                            19/11

61     Deliver A2 Test Report (Formal)

62

63  HPN A PHASE TESTING

64     HPN installed & checked out in HNS lab for G0                                          30/07-31/07

65     COMSAT & Wavecom test HPN                                                                    03/08 01/09

66

67  B PHASE TESTING

68     DOCUMENTATION & PREPARATION

69        Prepare B TSD: initial (during HPN A1 phase)                                              03/08 01/09

70        Prepare B TSD: complete                                                                               21/10

71        Deliver TSD

72
==================================================================================================================================

                                                                                1999
                                                       -----------------------------------------------
ID  TASK NAME                                          J     F     M     A     M     J     J     A
------------------------------------------------------------------------------------------------------
49     Prepare A2 Test Scripts Document

50     Deliver A2 TSD

51

52  PRE-REQUISITES

53     SAN Simulator rel. S2.0 available to AI v4.0

54     UTB release for A2 testing available (TBD)

55     G0 scripts available for A2

56  TESTING

57     Test A2 SANS-UTS scripts (HNS internal)

58     TEST PHASE A2

59     Prepare A2 Test Report

60     Deliver A2 Test Report (Preliminary)

61     Deliver A2 Test Report (Formal)                  19/01

62

63  HPN A PHASE TESTING

64     HPN installed & checked out in HNS lab for G0

65     COMSAT & Wavecom test HPN

66

67  B PHASE TESTING

68     DOCUMENTATION & PREPARATION

69        Prepare B TSD: initial (during HPN A1 phase)  29/01

70        Prepare B TSD: complete                             01/02

71        Deliver TSD

72
======================================================================================================

B70097a5.MPP                                                             Page 3
         1517
[ICO LOGO]                                                CHANGE ORDER
                                                          NO:  8

               IGF SUPPLY AGREEMENT
               CONTRACT NO ICOO97 - 1016/GW
                                                          DATE: 17 NOVEMBER 1998


In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:



Amended Clauses                        None

Amended Schedules                      Schedule 13 - IGFR

Amended Annexes                        None

Amended Price                          None

Other Amendments                       None

Reference Correspondence               CCR No. 85; SA0974/WGB/19980713/GW


This Change Order No 8 will now form part of the Supply Agreement dated March 3rd 1997 between the parties as from the date of this Change Order and shall be governed by and construed in accordance with the laws of England.

Except for the changes set out above, this Change Order No 8 makes no further amendments or modifications to the Agreement.



Signed for and on behalf of                       Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV             NEC CORPORATION

GARY TITZER                                       TAKAO NISHIZAWA
--------------------------------------            --------------------------------------
Supervising Officer                               Contractor's Authorised Representative
                                                  Takao Nishizawa
                                                  General Manager, Europe Div.

17/11/98                                          30 Nov. 1998
------------------                                ----------------
Date                                              Date

         1518
                               NEC PROGRAM OFFICE
                                   ICO PROJECT


5th Floor, Horatio House
77-85 Fulham Palace Rd
LONDON
W6 8JC
UK
Tel : +44 (0) 181 600 4200
Admin Office Fax : +44 (0) 181 600 4290
Contract Office Fax : +44 (0) 181 600 4295


                                 DOCUMENT HEADER

DOCUMENT TITLE / SUBJECT & INDEX REFERENCE

ICONET Ground Facilities Requirements Chapter 7 Review

ISSUER INFORMATION                                               ICO PROJECT DOCUMENT NUMBER
ISSUED BY                                          DATE:            WORKGROUP        TYPE      YR     NUMBER       REV
Bertil Westberg                                    22/4/98             WG3            CR       8       0142         B



WORKGROUP                                          DOCUMENT TYPE
WG3 - ETL (MSSC)                                   CR = CHANGE REQUEST



PROJECT OFFICE USE                        DATE            8.3 DOS FILENAME                  ISSUING GROUP DOCUMENT
                                                                                            NUMBER
                                                            ---.DOC


SECURITY LEVEL                              ADDITIONAL NOTES IF REQUIRED
/ /  CONFIDENTIAL
/ /  RESTRICTED
/ /  NON - RESTRICTED


/ /      Attached is a copy of a document, which is issued to you under the Data
& Documentation Control procedure WG8-PL-60002-A1. You will receive all subsequent updates on this document. It is your responsibility to maintain the documentation to its latest status. Please advise the NEC Project Office Documentation Manager if you do not require further updates.

/ /      Attached is a copy of the updated document. Please update & destroy any previous issued copies, or advise the NEC Project Office Documentation Manager if you do not require any further updates.

         1519
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION

1.       1. DUMMY

2.       2. DUMMY

3.       3. DUMMY

4.       4. DUMMY

5.       5. DUMMY

6.       6. DUMMY


                          NEC Property - CONFIDENTIAL
         1520
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


7. NETWORK MANAGEMENT SYSTEM AND LEGAL INTERCEPTION SYSTEM

7.1. GENERAL REQUIREMENTS


7.1.1. REQUIREMENTS FOR NEW ELEMENTS

         7.1.1.1. Section 7.1 covers general functionality to be located at the SAN-OSS and NMC. The functionality provided through the individual OAMs is described in Section 7.8. However, in the case of the development of new elements it is recommended that the requirements of this Section be taken into account.


7.1.2. NETWORK MANAGEMENT

         7.1.2.1. It is a general requirement that the Network Management System complies to GSM-12 Standards and refers to TMN Standards, whenever possible.

         7.1.2.2. The NMS consists of:

                  1.   Network Management Centre (NMC).

                  2.   Backup NMC.

                  3. SAN Operations Support System (SAN-OSS) at each SAN, including the Operational Test and Development Facility (OT&DF) (refer to Section 12)

                  4.   Network Elements Operation and Maintenance (OAM).

         7.1.2.3. The NMS shall provide the following management services for the ICO network:

                  1.   Configuration Management.

                  2.   System Administration

                  3.   Fault Management.

                  4.   Performance Management.

                  5.   Security Management.

                  6.   Accounting Management.

                  7.   Trouble Ticket Management.

         7.1.2.4. The NMS shall provide management services for the following:

                  1. The NMC equipment and Back-up NMC (namely the main NMS platform including the Link-OS)

                  2.   Satellite Resource Management Centre (SRMC) and Back-up
                       SRMC.

                  3. Node Operation System (Node-OS) which manages the following network elements and associated services:

                       a. Integrated Mobile Satellite Switching Centre and Visitor Location Register (MSSC/VLR).

                       b.  Equipment Identity Register (EIR)

                       c.  IGF Messaging Platform.

                       d.  Home Location Register (HLR).

                       e.  Authentication Centre (AuC).

                       f.  Interworking Location Register.



                          NEC Property - CONFIDENTIAL
         1521
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


                       g. No.7 signalling functions supported by No. 7 signalling points (i.e. MSSC/VLR, HLR, AuC, EIR, ILR, IGF Messaging Platform).

                       h. Intelligent Network related network elements (e.g. Service Control Point (SCP)) (F/R)

                  4.   Satellite Access Node-OSS.

                  5.   Administration Data Centre.

                  6.   High Power Notification.

                  7.   Payload Command System.

                  8. Radio Frequency Terminal (this includes the shared Telemetry, Tracking and Control equipment).

                  9.   Satellite Base Station.

                       a.  Channel Unit.

                       b.  Channel Manager.

                       c.  Real Time Resource Manager.

                       d.  GPS Receiver equipment

                       e.  Ethernet switch

                  10.  Terrestrial Network Manager.

                  11.  Digital Communication Network.

                  12.  Forced Call Routing. (F/R)

         7.1.2.5. The NMS shall support multiple MMIs which can be distributed in multiple locations.

         7.1.2.6. The NMS shall be able to retrieve events, alarms and configuration reports from network elements.

         7.1.2.7. The NMS shall provide a "reach through" capability e.g. via X-Windows, to allow management of network elements and/or element management systems remotely.

         7.1.2.8. The NMS shall use a client-server architecture.

         7.1.2.9. The operating systems and protocols used for the NMS shall have the following features:

                  1.   controlled by an industry standard.

                  2.   commercially available with product support.

                  3.   consistent with open systems concepts.

                  4.   multiprocessing.

                  5.   compatible between the client and server.

         7.1.2.10. The DBMS and all third party application software used for the NMS servers shall be commercially available with product support.

         7.1.2.11. The programming languages used to develop the NMS application code shall have the following features:

                  1.   controlled by an industry standard.

                  2.   commercially available with product support.

                  3.   support for major hardware and software platforms.

                  4.   support for object oriented programming.



                          NEC Property - CONFIDENTIAL
         1522
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


                  5. supported with development and management tools which are commercially available with product support

         7.1.2.12. The NMS monitoring capability shall support :

                  1.   event-driven philosophy

                  2.   polling

                  3.   event-driven and polling

                  4. the monitoring strategy shall be user selectable, where possible.

         7.1.2.13. The NMS architecture shall be such that future network elements can be harmonised for network management purposes through the application of standardised and recognised interfaces. For example, this requirement is needed to cater to two types of system interconnections :

                  1. Interconnection with other network carrier management systems for the exchange of network management data.

                  2. Interconnection with new systems operated from the NMC. Items which fit into this category are the Legal Interception Management System, Fraud Management System, Key Management System and future monitoring systems.

         7.1.2.14. Network Management related Operator actions shall be logged.

         7.1.2.15. (F/R) The NMS shall be designed to support:

                  1.   electronic documentation system;

                  2.   the EDS shall provide system diagrams, maps, etc.;

                  3.   on-line fault recovering procedure;

         EDS shall be complemented by hard-copies of all documents. Relevant user manuals, operator instructions, etc. shall be provided in electronic format to allow integration into a general EDS (e.g.: hypertext application).

         7.1.2.16. The NMS shall encompass a facility to enable offsite personnel and sites to be contacted and provided with relevant information (e.g. trouble tickets, maintenance instructions, etc.). It shall be possible to:

                  1. support an independent e-mail/paging/alerting local and geographical network provided by ICO and NEC;

                  2. the e-mail/paging/alerting network shall be compliant with industry standards for transport, encryption, security, etc.;

                  3. the e-mail/paging/alerting network shall connect all ICO specified nodes;

                  4. failure of e-mail/paging/alerting network shall not impact any ICO node (e.g.: must be an independent LAN)

         7.1.2.17. The management of the ICO system is accomplished via the Network Management System (NMS) - elements of which exist at all ICO subsystems.

         7.1.2.18. The NMS is a hierarchical system with lower levels of management being performed by the elemental OAM.

         7.1.2.19. The information from the elemental OAMs is integrated/mediated where possible (e.g. the SAN-OSS) prior to being transported to the highest level in the NMS hierarchy - the NMC. The NMC also manages the communications, signalling and administrative links between the ICO elements.

         7.1.2.20. The NMC performs non real time functions of alarm and fault management, performance management, configuration management, security management and to a lesser degree accounting management.



                          NEC Property - CONFIDENTIAL
         1523
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


         7.1.2.21. The NMC is used to maximise ICO reliability, effectiveness, and responsiveness.

         7.1.2.22. The NMC provides services to the upper layers of TMN - the Business and Service Management layers.

         7.1.2.23. The NMC provides one major specific configuration management function via the Satellite Resource Management Centre (SRMC) for the management of ICO resources at the SANS and on the Satellite.

         7.1.2.24. The NMC incorporates SRMC elements responsible for the satellite channelisation.

         7.1.2.25. The NMC incorporates tools enabling operators to reconfigure and manage and fine tune the ICO system.

         7.1.2.26. The NMC monitors and responds to network traffic changes, alarms, faults etc.

         7.1.2.27. There are two NMC - the Primary NMC and a back-up NMC. NM data from the Network elements is transported concurrently to both NMCs (i.e. full functionality at both centres) the only exception being that the databases at the B-NMC may not be in full real-time synchronism with the Primary NMC databases.

         7.1.2.28. There may be a direct connection between the NMC and the B-NMC

         7.1.2.29. In the event of Primary NMC failure all NM operations (including SRMC/SRMS) are switched over to the back-up. The switchover is via operator command. The delay associated with the switchover is not to exceed [10] minutes.

         7.1.2.30. (F/R) The NMC also contains the management system for the ICONET (the Network Traffic Manager)

         7.1.2.31. Full NM functionality at the NMC is accessible via user friendly graphical user interfaces (GUIs)

         7.1.2.32. The NMC supports Application Programmable Interfaces (API's) which allows for system expansion.

         7.1.2.33. Subscriber tracing capability is also provided at the NMC/B-NMC.

         7.1.2.34. Fraud control based on monitored No.7 signalling messages transmitted in the ICO signalling network shall be provided at the NMC/B-NMC via the MSSC/VLRs and the HLRs.

         7.1.2.35. The NMC supports the NM requirements and interfaces to the SCC and the BDC.


7.1.3. DATA ARCHIVING

         7.1.3.1. The NMS shall support archiving of the following data:

                  1.   System performance statistics.

                  2.   Event logs.

                  3.   Alarm history.

                  4.   Trouble ticket data.

                  5.   Management Reports.

         7.1.3.2. The NMS shall provide the capability for managing long term archiving of data. The long-term archive shall hold a minimum of 90 days of data storage.

         7.1.3.3. The NMS shall provide the capability to access archived data locally and remotely.

         7.1.3.4. Each site shall be able to maintain archiving procedures in isolation of other sites.


                          NEC Property - CONFIDENTIAL
         1524
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


7.1.4. APPLICATION PROGRAMMING INTERFACE

         7.1.4.1. The NMS shall supply libraries of open Application Programming Interfaces (APIs) for interfacing standard application programs (e.g. maintenance database, report generator, etc.).


7.1.5. REPORT MECHANISMS

         7.1.5.1. The NMS shall provide reports on the following:

                  1.   Performance data.

                  2.   Current status data.

                  3.   Diagnostic Tests.

                  4.   Trouble Ticket reports.

                  5.   Alarm data.

                  6.   Event log data.

         7.1.5.2. The NMS shall be able to produce custom reports with differing levels of detail suitable for management, technical and operational staff.

         7.1.5.3. The NMS shall be able to produce reports automatically or on an ad hoc basis.

         7.1.5.4. The NMS shall be able to provide reports in the following manner:

                  1.   MMI window.

                  2.   Printer.

                  3.   Disk File.

         7.1.5.5. It shall be possible to export the generated report file from the NMS platform into a universal PC based environment.


7.1.6. SOFTWARE UPGRADES

         7.1.6.1. The NMS shall provide operator facilities to support software download to network elements which are software configurable. This capability can be provided via the network element's OAM.

         7.1.6.2. The NMS shall provide the ability to store the following software:

                  1.   Current executable software.

                  2.   Replacement executable software.

                  3.   Fallback executable software.

         7.1.6.3. The NMS shall provide the ability to store the following information about each piece of software:

                  1.   version number.

                  2.   date installed.

                  3.   description.

                  4.   developer and contact number.

         7.1.6.4. The NMS shall provide the ability to perform a consistency check of software to check that the version number of the software in the network elements across SANs are consistent and in accordance with the overall NMS master plan (Software Inventory).

                          NEC Property - CONFIDENTIAL
         1525
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


         7.1.6.5. The NMS shall provide the ability to command a network element to change over to the replaceable executable software.


7.1.7. NETWORK MANAGEMENT CENTRE AND SAN-OSS


7.1.7.1. NETWORK MANAGEMENT CENTRE

         7.1.7.1.1. The NMC shall initially be the centralised command centre of the NMS. However, the architecture proposed shall not preclude the ability to distribute management services outwards into the network at a later date.

         7.1.7.1.2. The NMC shall provide a global view of the network status.

         7.1.7.1.3. The NMC shall be able to perform the functions of a SAN-OSS for a selected SAN.

         7.1.7.1.4. There shall be a backup NMC provided, that is functionally identical with the NMC.

         7.1.7.1.5. The backup NMC shall be kept synchronous with the primary NMC to allow manual switch-overs when authorised.

         7.1.7.1.6. The backup NMC shall be able to be used for routine monitoring operations in normal operational circumstances (i.e. when the main NMC is fully available).

         7.1.7.1.7. During failures between Management Levels, each level shall store messages for restoration purposes.


7.1.7.2. SAN-OSS

         7.1.7.2.1. Each SAN shall include a SAN Management System.

         7.1.7.2.2. The SAN Management System shall comprise of:

                  1. Element Management System (referred to as the SAN-OSS) for the network management of all the local elements resident at the SAN site.

                  2. SAN Satellite Resource Management System (SRMS) for the distribution and co-ordination of satellite resource data.

         7.1.7.2.3. The SAN-OSS shall form a part of the overall network management capability required to monitor and control the entire ICONET. As such it shall act as an agent and mediation function to the higher level NMC network management system and hence act as a gateway between the NMC and the site elements.

         7.1.7.2.4. The SAN-OSS shall be responsible as far as is possible for the management of the network elements resident at the site. The SAN-OSS shall also include provisions to allow for future expandability to cater for additional network elements which may prove necessary.

         7.1.7.2.5. The SAN-OSS shall have the capability to collect, filter alarms, action and/or distribute relevant network management information to the NMC, and the sub-system OAMs. Some of these tasks shall occur on a real-time basis.

         7.1.7.2.6. The SAN-OSS shall conform to internationally recognised network management standards and adopt industry recognised network management protocol(s) where possible. Interfacing to the NMC shall adopt an internationally recognised network management protocol.

         7.1.7.2.7. The SAN-OSS shall incorporate provisions for fault, configuration, performance and security management, compliant with industry recognised practises.

         7.1.7.2.8. In addition, it shall be possible for all the SAN-OSS to continually operate the SAN NEs in the event of an NMC failure.

         7.1.7.2.9. It shall be possible to operate the SAN-OSS from the NMC site.

                          NEC Property - CONFIDENTIAL
         1526
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


7.1.7.3. SAN SRMS

         7.1.7.3.1. The SAN SRMS shall be responsible for providing the satellite resource data such as the BTFP and the satellite channelisation plan for the other relevant sub-systems within the SAN in an appropriate format. The SAN SRMS shall receive the original of such satellite resource data from the NMC in advance and shall derive detailed data from the received information.

         7.1.7.3.2. Fault, performance, configuration and security management of the SAN SRMS shall be achieved via the SAN-OSS.


7.1.8. MAN MACHINE INTERFACE REQUIREMENTS


7.1.8.1. GENERAL

         7.1.8.1.1. The requirements of Section 7.1.8 are specific to the MMI at the NMC and SAN-OSS. However, they should also be considered at the network element level, where possible and practical (i.e. for new developments).

         7.1.8.1.2. For the purposes of network management then the NMS MMI shall be taken to encompass the totality of the MMI features available at each level in the system hierarchy (e.g. NMC, LINK-OS, NODE-OS, SAN-OSS and individual NE OAMs). Hence, as you move down from the top level MMI to the network elements then additional functionality and options will be uncovered, depending upon the set user privileges.


         7.1.8.1.3. Within the MMI it shall be possible to distinguish between different user types in order to dictate the MMI functionality that is to be made available. For example, an Operator within the NMC may be allocated a more reduced version of the SRMC MMI focused towards monitoring and control whereas the network planner will be given all the engineering rights to change the planning process or analyse the data.

         7.1.8.1.4. All MMIs shall provide system administration functions for the logical and/or physical area being managed.

         7.1.8.1.5. MMI code developed shall conform to recognised graphical user interface industry standards (e.g. Motif/X11, Windows, etc.). In general, standard windowing constructs such as multiple windows, tiling, icons, pop-ups, alerts, etc.
         shall be encompassed.

         7.1.8.1.6. The MMI shall encompass the WYSIWYG (What You See Is What You Get) approach and employ the point-and-click approach. However, the MMI shall be [fully] controllable from the keyboard to guard against a failure in the pointing device.

         7.1.8.1.7. Within the NMC it shall be possible to access the different systems required to fulfil the normal network management operations (e.g. SAN-OSS, NODE-OS, SRMC, etc.) from a single workstation and through a single, uniform top level MMI. This MMI level shall be referred to as the "Overall NMC MMI".

         7.1.8.1.8. The Overall NMC MMI shall distinguish between two key elements :

                  1. The network status displays which shall present the real time status of the network.

                  2. The controller workstation which shall activate various applications and be used for operator commanding.

         7.1.8.1.9. From the Overall NMC MMI the Controller shall be able to activate the following MMI levels :

                  1.   LINK-OSS

                  2.   SRMC

                          NEC Property - CONFIDENTIAL
         1527
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


                  3.   NODE-OSS

         7.1.8.1.10. The NMC MMI shall be produced in liaison with ICO during the requirements and design phases.

         7.1.8.1.11. An MMI Style Guide shall be developed and agreed with ICO. In addition, an NMC MMI Document shall be produced to define the actual screen layouts.

         7.1.8.1.12. All MMIs shall support operator features such as on-line help information, system administration functions, display settings, etc.

         7.1.8.1.13. The NMS MMI shall support a standard Graphical User Interface (GUI) such as X-Windows, Motif or Windows.

         7.1.8.1.14. The NMS MMI shall follow the concepts of the GUI style guidelines and in line with ICO Operational concepts. This style guide shall be agreed with ICO.

         7.1.8.1.15. The NMS MMI shall support multiple active windows.

         7.1.8.1.16. The NMS MMI shall supply on-line help for system functions.

         7.1.8.1.17. It shall be possible for authorised operators to modify the on-line help messages.

         7.1.8.1.18. The NMS MMI shall support user specified window manager preferences.

         7.1.8.1.19. English shall be the user interface language for the NMS
         MMI.

         7.1.8.1.20. The NMS MMI shall allow for the user configuration of window parameters.

         7.1.8.1.21. The NMS MMI shall provide graphical views of the network. These views shall be hierarchically linked to enable movement from one view to another.

         7.1.8.1.22. The NMS MMI top level view shall have a world map which can display a near real-time representation of the following user selected information:

                  1.   location and alarm status of the NMC sites.

                  2. location and alarm status of the SAN sites, ADC, SCC sites and [OT&DF]. This information may be transported by means other than by the TNM or DCN.

                  3.   intersite links and their status.

         7.1.8.1.23. The NMS MMI shall support an Operator configuration facility during network expansion for the addition of new Network Elements.

         7.1.8.1.24. A change in the reporting status of a network element (e.g. normal to alarm condition) shall be visually communicated by changing the colour of the representative screen object, this colour will align with the current severity of the condition.

         7.1.8.1.25. The NMS MMI shall provide a graphical legend for map symbols and icons.

         7.1.8.1.26. The NMS MMI shall provide an alarm viewer for viewing current alarms and alarm history.

         7.1.8.1.27. The NMS MMI alarm viewer shall allow for displaying different alarm severities.

         7.1.8.1.28. The NMS MMI shall provide a current alarm summary window which provides a count of alarms for each alarm severity.

         7.1.8.1.29. The NMS MMI shall provide an alarm description lookup to provide additional information concerning each alarm and advice on recovery action

         7.1.8.1.30. The NMS MMI shall be designed with consideration for Operators' Health, Safety and comfort

         7.1.8.1.31. It shall be possible to login to any SAN MMI system from the NMC.

                          NEC Property - CONFIDENTIAL
         1528
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


         7.1.8.1.32. The MMI shall include features to enable an authorised user to efficiently set-up, halt and debug the system operation.


7.1.8.2. LINK-OS MMI

         7.1.8.2.1. The style of the LINK-OS MMI shall conform with that of the higher level Overall NMC MMI.

         7.1.8.2.2. The LINK-OS MMI shall be used to consolidate the operation and maintenance across all the SAN sites. Hence, the LINK-OSS system is fed from the individual SAN-OSSs.

         7.1.8.2.3. The LINK-OS shall be primarily operated by "front line" operators in the NMC. Hence, ease of use, simple operation activation and good human computer interaction shall be key features.

         7.1.8.2.4. The LINK-OS MMI shall support filtered monitoring and alarming concerning the attached network elements.

         7.1.8.2.5. The LINK-OS MMI shall enable control commands to be issued to the attached network elements in a consistent manner.


7.1.8.3. SRMC MMI

         7.1.8.3.1. The SRMC MMI shall be designed bearing in mind two operational roles or user categories namely:

                  1. Operator - Responsible for the monitoring and management of the physical hardware and software elements making up the SRMC and for the distribution of the various resource plans produced. This task is on-line in nature.

                  2. Network Engineer - Responsible for the detailed planning and analysis of spectrum and resource management. This task is off-line in nature.

         7.1.8.3.2. Bearing in mind the above user roles, the MMI shall:

                  1. be designed so as to maximise the ease of use and operation of the system bearing in mind the above roles.

                  2.   Permit error tracing, error logging and error recovery.

                  3. Permit access to and the configuration of all SRMC functionality.

                  4.   Display information in a concise and informative manner.


7.1.8.4. NODE-OS MMI

         7.1.8.4.1. The NODE-OS shall be used within the NMC to manage the switching network and the mobility management databases. Hence, two levels of operation are envisioned:

                  1. Controller - Front line operator responsible for the real time monitoring and controlling of the network.

                  2. Switch Engineer - Responsible for the network planning, analysis and investigations.

         7.1.8.4.2. The details presented shall be designed bearing in mind these two user groups.

         7.1.8.4.3. The NODE-OSS MMI shall:

                  1.   Alert the operator when alarm conditions occur.

                  2. Give the operator access to further information in order that operational decisions can be taken (e.g. network re-configurations).

                  3. Provide a facility to enable actions or commands to be issued.

                          NEC Property - CONFIDENTIAL
         1529
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


7.1.9. BACKUP AND RESTORATION

         7.1.9.1. The NMS shall support the following automatic data backup procedures:

                  1.   Full backups of data and system software.

                  2. Incremental backups between the full backups of data changed since the last backup procedure where applicable.

         7.1.9.2. The timing of automatic data backup procedure initiation shall be configurable by the NMS operators.

         7.1.9.3. All backups and archives shall be transferred to media located at the same site as the system component containing the data. However, the architecture should not exclude the provision of eventual off-site storage for added security.

         7.1.9.4. The NMS shall provide initiation commands for restoration functionality for recovery of data from full and where provided incremental backups.

         7.1.9.5. The NMS shall allow restoration of backup data from storage media at the local and remote sites.

         7.1.9.6. Each site shall be able to maintain backup procedures in isolation of other sites.


7.1.10. RELIABILITY AND AVAILABILITY

         7.1.10.1. Each SAN-OSS shall have an availability of 99.99%.

         7.1.10.2. Each NMC shall have an availability of 99.99%.

         7.1.10.3. The MTTR shall be taken as 4 hours when on site spares are offered; this assumes that qualified personnel are already on site.

         7.1.10.4. The MTTR shall be taken as 168 hours when no on site spares are offered.

         7.1.10.5. From the initiation of take-over, the backup NMC device at the Backup NMC site shall assume the role of the NMC in 10 minutes or less.


7.1.11. PERFORMANCE


7.1.11.1. GENERAL

         7.1.11.1.1. The NMC NMS/SAN-OSS computing architecture shall be designed to allow for expansion of processing capabilities into the future.

         7.1.11.1.2. The NMC NMS/SAN-OSS system performance shall not be compromised by the addition of new SANs and new satellites in accordance with the ICO Traffic Model.

         7.1.11.1.3. A warning facility shall be available to inform the operator when spare disk capacity is low. It shall be possible to set the threshold for this type of reporting (e.g. disk 75% full).


7.1.11.2. SAN-OSS PERFORMANCE

         7.1.11.2.1. The transaction processing capability of the SAN-OSS is dependent upon the average event rates of the network elements. These rates shall be confirmed at PDR. However, at this point the SAN-OSS shall initially have a minimal processing capability of 2 events/second under normal working conditions.

         7.1.11.2.2. The SAN-OSS shall have the capability to queue excess event messages (awaiting processing)for a minimum period of 30 minutes, under normal working conditions.

         7.1.11.2.3. The time taken to report a detected tagged network element alarm (that affects network operations) to the network display at the SAN-OSS shall not exceed 20 seconds


                          NEC Property - CONFIDENTIAL
         1530
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


         7.1.11.2.4. A minimum of 30 days of event log information shall be stored [on-line] at the SAN-OSS.

         7.1.11.2.5. The SAN-OSS shall be able to serve a minimum of 8 concurrent operator users.

         7.1.11.2.6. The system response time to the SAN operator on any operator request shall be less than 10 seconds excluding the following:

                  1.   network element execution time;

                  2.   intersite data transfer time;

                  3.   request for start-up/shutdown of devices;

                  4. requests that require retrieval and/or processing of large amounts of data.

         7.1.11.2.7. In the case of an exception then a response shall be provided back to the operator within 5 seconds with confirmation that the request has been received and is being actioned.

         7.1.11.2.8. SAN-OSS shutdown/start-up under normal working conditions shall not exceed 10 minutes.

         7.1.11.2.9. The SAN-OSS shall be able to run and store data in isolation from the NMC/BNMC for up to 48 hours.


7.1.11.3. NMC NMS PERFORMANCE

         7.1.11.3.1. The NODE-OS shall have the capability to process up to 1 event/second under normal working conditions.

         7.1.11.3.2. The NODE-OS shall have the capability to process 5000 alarms per day on average.

         7.1.11.3.3. The NMC NMS (Link-OS) shall have the capability of processing a minimum of [15] events/second under normal working conditions.

         7.1.11.3.4. The NMC NMS shall have a capability to queue excess event messages (awaiting processing) for a minimum of 30 minutes under normal working conditions.

         7.1.11.3.5. The time taken to report a detected tagged network element alarm (that affects network operations) to the network display at the NMC shall not exceed 30 seconds under normal conditions.

         7.1.11.3.6. A minimum of 90 days of event log information shall be stored [on-line] at the NMC.

         7.1.11.3.7. The NMC NMS shall be able to serve a minimum of 8 concurrent operator users.

         7.1.11.3.8. The system response time to the NMC operator on any operator request shall be less than 10 seconds excluding the following:

                  1.   network element execution time;

                  2.   intersite data transfer time;

                  3.   request for shutdown/start-up of devices;

                  4. requests that require retrieval and/or processing of large amounts of data.

         7.1.11.3.9. In the case of an exception then a response shall be provided back to the operator within 5 seconds with confirmation that the request has been received and is being actioned.

         7.1.11.3.10. NMC-NMS shutdown/start-up shall not exceed 10 minutes under normal working conditions.


7.1.12. SIZING

         7.1.12.1. The NMS shall provide the required functions and be sized for all equipment and traffic capacity of the initial installation, and shall provide a capability for growth as detailed in the Sizing Requirements (Section 9.3).

                          NEC Property - CONFIDENTIAL
         1531
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


7.1.13. EXPANDABILITY

         7.1.13.1. The NMC and SAN-OSS shall support the addition of network elements for network expansion as specified in 6.23 and 7.8.


7.1.14. OPERATIONAL TESTING CAPABILITIES

         7.1.14.1. The NMS shall have the capability and necessary facilities and tools to undertake diagnostic tests on the detection of a failure or potential problem. [This shall encompass the ability to set up end-to-end test calls (as specified in ICO services requirements) between two or more parties and monitoring/logging all traces through the various subsystems.

         7.1.14.2. This feature shall use the logging data to provide an integrated view of the call trace and validate the functioning of the ICO System (a UT on the S-Band capability at the SAN shall be capable of being used for the test call). For testing purposes it shall be possible to initiate a handover from the NMS.]


7.1.15. NMC AND BACK-UP NMC PLATFORM

         7.1.15.1. Systems intended for the NMC (e.g. LINK-OS, SRMC, NODE-OS) shall adopt an open systems architecture in order to ensure later development, upgrades and re-configurations can be encompassed with minimal impact.

         7.1.15.2. The NMC hardware shall employ a distributed client-server architecture, such that additional clients can be added at a later date. It shall further be possible to add additional workstations to the system to cater for additional operators (minimum of 10) without any re-development work.

         7.1.15.3. Hardware sizing and performance rating shall be established taking into account the need for future expandability which are reflected in the ICO 10 year Traffic Model. This shall encompass the processors, disk system, ports, workstations and data networks.

         7.1.15.4. Maximum use shall be made of commercial off-the-shelf software provided that :

                  1. The product fits within the network management approach being adopted and is fit for purpose.

                  2.   The product is suitably documented


                  3.   The product is sufficiently supported.

         7.1.15.5. Should non-proprietary products be adopted then this shall require ICO approval before being used.

         7.1.15.6. When new software is to be developed then this shall adopt an object oriented methodology whenever possible. Tools and aids (e.g. programming languages, developer tool kits, etc.) shall be recognised and well supported.


7.2. CONFIGURATION MANAGEMENT


7.2.1. REQUIREMENTS FOR NEW ELEMENTS

         7.2.1.1. Section 7.2 covers general functionality to be located at the SAN-OSS and NMC. The functionality provided through the individual OAMs is described in Section 7.8. However, in the case of the development of new elements it is recommended that the requirements of this Section be taken into account.


7.2.2. GENERAL

         7.2.2.1. This section covers general configuration management functionality to be located at the SAN-OSS and NMC.

                          NEC Property - CONFIDENTIAL
         1532
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION

         7.2.2.2. An event, as referenced in this section, is defined to be a message issued by a network element to the NMS as a result of a state change or action within the element. Events are used by the NMS as a method of obtaining real-time information from the network which supplements the periodic status messages. Alarms are also sent as a result of state changes but differ in that they:

                  1.   result from erroneous state changes.

                  2. remain active until the corresponding clear alarm is issued from the network element.

         7.2.2.3. Configuration data maybe divided into long and short term changes. The long term configurable items maybe file based and are defined at the time of equipment installation or during the expansion of existing facilities. This data is classified as dimensioning data. Shorter term configurable items have fields associated with them on MMI views which allows the operator to make changes to the system while it is operational. The requirements in this specification refer to non dimensioning configuration data unless dimensioning data has been specifically referred to.

         7.2.2.4. The status which is returned from network elements does not represent state changes as is the case with events and alarms, but provides the current state of the network element in terms of all of the parameters associated with that network element. This may include parameters such as mode or frequency.

         7.2.2.5. The NMS shall provide facilities for the operator to modify NMS dimensioning and non-dimensioning data.

         7.2.2.6. All Operator actions for Configuration Management shall be logged.

         7.2.2.7. It shall be possible to initiate NMS configuration management processes from both the NMC and SAN-OSS.

         7.2.2.8. The NMS shall use schematic representations of the ICO network to graphically reflect the current state of the network and network elements.

         7.2.2.9. The NMS shall provide views of the network at a number of levels, including:

                  1. an overall view of the network showing network element interconnections.

                  2.   views of specific network elements and connections.

         7.2.2.10. The state of network elements shall be determined from the following information:

                  1.   alarm state changes from network elements.

                  2.   status information from network elements.

                  3.   event messages from network elements.

                  4. information gathered from periodic polling of network elements.

         7.2.2.11. The configurable data available to the NMS shall include:

                  1. NMS parameters such as alarm thresholds, reporting periods.

                  2.   database maintenance functions.

                  3.   operating parameters for each network element.

                  4.   quality of service parameters.

         7.2.2.12. The status data available to the NMS shall include:

                  1.   versions of network element software.

                  2.   alarms.

                  3.   events.

                  4.   network status.

                          NEC Property - CONFIDENTIAL
         1533
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


         7.2.2.13. The NMC shall support a scheduler to plan and co-ordinate long-term network changes.

         7.2.2.14. The NMC and SAN-OSS shall support scheduled configuration changes where the change is deferred to a selected time. The change process shall be as follows :

                  1. The NMC NMS shall centrally control the scheduling of planned network configuration changes. Hence, the master schedule shall be maintained and stored by the NMC.

                  2. It shall be possible to submit a change to the NMC in order that it can be scheduled via electronic or manual means.

                  3. The NMC NMS shall notify in advance, the relevant SAN-OS of planned scheduling changes which are applicable to that site. A record of this distribution shall be maintained at the NMC.

                  4. For each scheduled change, the following details shall be logged at the NMC :

                       a.  Date/time when scheduled change was issued.

                       b. Date/time when scheduled change is planned to take place.

                       c.  Description of the change

                       d.  Network element(s) involved in the change

                       e.  Name of the authoriser

                       f.  Reason why a scheduled change cannot be performed

                       g.  Date/time when change was performed

                       h.  Confirmation/result of change

                       i. Name of operator or software function initiating the change

                  5. The SAN-OS shall record receipt of the schedule notification from the NMC.

                  6. The SAN-OS shall be responsible for informing the NMC NMS when scheduled changes cannot be satisfied within the time scales set (i.e. due to equipment failure, higher priority activities, etc.) such that re-scheduling can be undertaken.

                  7. The SAN-OS shall be responsible for instructing the appropriate network element(s) to undertake the change (this is likely to be a manual process).

                  8. The network element should record each configuration change made as per reqt. 7.2.2.19.

                  9. The SAN-OS shall have the capability to request configuration change event reports from the network elements.

                  10. The SAN-OS shall be responsible for informing the NMC NMS of the outcome of each scheduled change.

         7.2.2.15. The NMS shall perform validation checks on configuration changes before making the change.

         7.2.2.16. The NMS (pre/post) validation of configuration requests shall include receiving information on :

                  1.   security checks.

                  2.   parameter range checks.

                  3. checks to determine if the state change is possible given the current state of the network element being configured.

         7.2.2.17. The NMS shall handle any return status sent by the network element as a result of the configuration change.

         7.2.2.18. Each configuration change shall generate an event in the event log containing:


                          NEC Property - CONFIDENTIAL
         1534
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


                  1. name of operator or software function initiating the change.

                  2.   name of authoriser

                  3.   date and time of issuing the change.

                  4.   date and time of actioning the change.

                  5.   description of the change.

                  6.   confirmation / result of change.

         7.2.2.19. The NMS shall allow the operator to examine configuration changes within the event log based on:

                  1.   an interval of time.

                  2.   a set of network element(s).

                  3.   changes made by a specific operator.

         7.2.2.20. The NMS shall be able to assign priorities to each type of configuration change.

         7.2.2.21. The NMS shall allow additional installed, dimensioned and configured network elements to be added to the network without having to shutdown the system.

         7.2.2.22. The NMS shall provide a facility for maintaining time of day synchronism between network elements which require knowledge of system time of day.


7.3. FAULT MANAGEMENT


7.3.1. REQUIREMENTS FOR NEW ELEMENTS

         7.3.1.1. Section 7.3 covers general functionality to be located at the SAN-OSS and NMC. The functionality provided through the individual OAMs is described in Section 7.8. However, in the case of the development of new elements it is recommended that the requirements of this Section be taken into account.


7.3.2. GENERAL

         7.3.2.1. The NMS shall collect alarms generated by the network elements to determine device failures and/or service affecting conditions.

         7.3.2.2. The NMS shall be able to monitor and report miscellaneous alarm conditions at each site, such as temperature, humidity, building alarms.

         7.3.2.3. Alarms shall be categorised into four levels of severity; Critical, Major, Minor, Warning.

         7.3.2.4. The NMS shall be responsible for assigning alarm severities to alarms generated by network elements.

         7.3.2.5. Each alarm shall have the following states :

                  1.   raised.

                  2.   cleared.

                  3.   acknowledged by the operator.

         7.3.2.6. The NMS shall have a facility for acknowledging multiple alarms using a single operation.

         7.3.2.7. The following sets of alarms shall be highlighted to the operator:

                  1. new alarms which have been present in the system for a period of time as specified by the operator.



                          NEC Property - CONFIDENTIAL


         1535
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



                  2. alarms which have been acknowledged, but not been cleared for a minimum period of time as specified by the operator.

         7.3.2.8. It shall be possible to bring alarms to the attention of the Operator via various means such as (flashing text/icons, audibly, etc.).

         7.3.2.9. It shall be possible for the NMS to automatically upgrade the severity of alarms (alarm escalation), depending on factors such as persistence. The operator shall also have the capability to manually mark alarms for escalation.

         7.3.2.10. All alarms shall contain the following information:

                  1.   unique object alarm identifier.

                  2.   date and time of when the alarm was
                       raised/cleared/acknowledged.

                  3.   alarm description.

                  4.   source of the alarm.

                  5.   fault location details.

         7.3.2.11. All alarm state changes shall be logged to an alarm history database.

         7.3.2.12. The NMS shall allow the operator to examine the alarm database using search criteria such as:

                  1.   range of times.

                  2.   source of alarms.

                  3.   specific alarm.

         7.3.2.13. To reduce the amount of traffic between sites the NMS shall allow the operator to specify alarm filters.

         7.3.2.14. The NMS shall provide a GUI style editor to allow the operator (with the necessary authorisation) to change:

                  1.   alarm threshold definitions.

                  2.   alarm filtering between sites.

                  3. alarm attentional and reporting attributes (e.g. enable/disable beeping, switch on/off flashing, enable/disable reporting to event log, enable/disable reporting to printer/file, etc.).


7.3.3. ALARM ANALYSIS

         7.3.3.1. The NMS shall be able to determine the fault location based on alarms raised, the fault location information contained within each alarm and from the diagnostics test processes in place.

         7.3.3.2. Fault location shall isolate the fault to a replaceable unit.

         7.3.3.3. The identified unit shall be linked to a physical location.

         7.3.3.4. The NMS shall support the establishment of alarm thresholds whereby the operator can configure the system to generate a higher level alarm based on a number of specified lower level alarms.

         7.3.3.5. The NMS shall perform alarm correlation at the NMC and SAN-OSS to identify faults and service affecting conditions within the system.

         7.3.3.6. The result of the alarm analysis shall be any or all of the following:

                  1.   an action to initiate automatic recovery.

                  2.   an audible alert at a specified location.

                  3. an additional alarm which can initiate additional actions.


                          NEC Property - CONFIDENTIAL


         1536
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


                  4.   generation of a trouble ticket.


7.3.4. TROUBLE TICKET MANAGEMENT

         7.3.4.1. The NMS shall provide a facility for the operator to generate Trouble Tickets for detected faults or Customer / Operator complaints.

         7.3.4.2. Each trouble ticket shall be tracked by recording details such as:

                  1.   Trouble Ticket number

                  2.   Day and time of alarm/reported fault

                  3.   Location of alarm/reported fault

                  4.   Equipment identification

                  5.   object name

                  6.   Probable cause

                  7.   Description

                  8.   severity

                  9.   Processing priority

                  10.  Issued by

                  11.  Assigned to

                  12.  Primary contact

                  13.  Secondary contact

                  14.  Opened date/time

                  15.  Dispatched date/time

                  16.  Resolved date/time

                  17.  Closed date/time

         7.3.4.3. Trouble ticket reports detailing all available information associated with that ticket shall be generated at the specified reporting period while the trouble ticket remains active or on an operators request. Trouble Tickets may be generated manually or automatically. Attachments may be added to Trouble Tickets.


7.4. PERFORMANCE MANAGEMENT


7.4.1. REQUIREMENTS FOR NEW ELEMENTS

         7.4.1.1. Section 7.4 covers general functionality to be located at the SAN-OSS and NMC. The functionality provided through the individual OAMs is described in Section 7.8. However, in the case of the development of new elements it is recommended that the requirements of this Section be taken into account.


7.4.2. GENERAL

         7.4.2.1. The NMS shall allow the operator to access performance management functions as defined in the OAM interface specifications in Sections 7.8.

         7.4.2.2. The NMS shall allow the operator to set thresholds for each performance criterion.

         7.4.2.3. The NMS shall raise an alarm whenever a performance threshold has been exceeded.


                          NEC Property - CONFIDENTIAL
         1537
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


         7.4.2.4. The NMS shall be able to support Trend Analysis.

         7.4.2.5. The NMS shall routinely produce a top level performance report summarising QoS performance and network criteria (e.g. equipment availability, trouble tickets processed etc.)


7.4.3. NETWORK TRAFFIC MANAGEMENT

         7.4.3.1. NMS shall support user traffic supervision (i.e. to have a clear overview of the network alarms status from a traffic management point of view), traffic analysis (i.e. to analyse the cause and origin of traffic disturbances detected by the traffic supervision function), traffic control (i.e. to re-route and to restrict traffic in the network) for the elements within the ICONET for which ICO has full control (e.g. switch, TNM, SBS, etc.).


7.5. SECURITY MANAGEMENT


7.5.1. REQUIREMENTS FOR NEW ELEMENTS

         7.5.1.1. Section 7.5 covers general functionality to be located at the SAN-OSS and NMC. The functionality provided through the individual OAMs is described in Section 7.8. However, in the case of the development of new elements it is recommended that the requirements of this Section be taken into account.


7.5.2. GENERAL

         7.5.2.1. NMS security shall encompass access control measures to be provided by the NMS to manage, control and monitor access to the DCN and to the ICONET via the NMS (namely the NMC, LINK-OS, NODE-OS, SAN-OS and individual network elements).

         7.5.2.2. Within the NMS facilities shall be provided at the respective MMIs to enable the creation, deletion and configuration of operator user groups, user names and individual passwords.

         7.5.2.3. Individual access to the NMS shall be user and password controlled.

         7.5.2.4. It shall be possible to establish user groups (e.g. administrator, supervisor, general operator, etc.) with specific privileges in order to control group and/or individual access to specific operations, functions, configurations and applications.

         7.5.2.5. It shall be possible for authorised personnel to delete individual user access (e.g. when a staff member leaves, etc.).

         7.5.2.6. The password mechanism shall incorporate a facility for the automatic ageing.

         7.5.2.7. The NMS shall raise an alarm to the appropriate management layer for failed log-in attempts which exceed a pre-set rate.

         7.5.2.8. All user accesses to the NMS shall be logged. Where possible, details recorded shall include the user identification and point of access.

         7.5.2.9. During a log-in session, the system shall record the start/end times and the elements accessed (in the case where user privileges allow immediate access to a number of network elements).

         7.5.2.10. If operators or the NMS detects an unauthorised access or attempt then the NMS system shall :

                  1.   Raise an alarm to the appropriate management layer.

                  2. Attempt to lock out the work station. If lock-out is possible then it shall be possible for an operator with the necessary privilege to unlock it at a later time.

                  3. Record all available information on the call/caller and disconnect the call for dial-in connections.



                          NEC Property - CONFIDENTIAL


         1538
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



         7.5.2.11. At each NMS, computer routine security and system administration facilities shall be available. Typically, this shall include:

                  1. Guarding against file and disk computer viruses which are commercially recognised.

                  2. Monitoring, re-formatting and repairing disk space (e.g. due to file fragmentation, etc.).

                  3.   Protecting individual files and directories.

                  4. Recording last directory and file accesses through the applications program.

         7.5.2.12. It shall be possible for a User to undertake a NMS security audit trail for a specified:

                  1.   User Group

                  2.   User

                  3.   Time period.

         7.5.2.13. The NMS shall produce a routine report covering security aspects (e.g. number of log-ins, viruses detected, security alarms, etc.).

         7.5.2.14. The NMC shall provide key management, control and distribution for use in the DCN. The key management shall be provided by a highly secure portion of the NMC. (F/R)


7.6. ACCOUNTING MANAGEMENT

         7.6.1. There are no NMS requirements for Accounting Management except for the receipt of CDR files, when required, from the ADC.


7.7. SECTION NOT USED


7.8. OPERATIONS AND MAINTENANCE INTERFACE REQUIREMENTS


7.8.1. GENERAL

         7.8.1.1. This section describes the functionality which is to be made available to the NMS by the various network elements within the ICO system.

         7.8.1.2. Included for each OAM are the minimum acceptable parameters that will be collected from a Fault, Configuration and Performance Management perspective.

         7.8.1.3. In practice the functionality made available to the various NMS operator stations, through Security Management of the NMS, will vary depending on the operational requirements of each station. The NMC, for example, will require more of a global view of the system whereas at the SAN a more detailed view is required for the day to day maintenance and operations of network elements.

         7.8.1.4. The OAM interfaces in this section have been divided up based on the various network elements. This does not imply that each network element will have its own OAM interface. For example the TNM OAM interface may handle both the TNM and DCN.

         7.8.1.5. The ICO system is to be designed with both expandability and interoperability in mind. Therefore, the NMS architecture employed must be capable of allowing additional network elements to be added with the minimum of network interruption. For these reasons then individual network element OAMs shall adhere to the following general requirements:

         7.8.1.6. Any communication interfaces, protocols, man machine interfaces, operating systems, databases, programming languages or development/application tools required for the network element OAM shall have the following basic features (as appropriate):

                  1.   be controlled by an industry standard.

                  2.   be commercially available with product support.



                          NEC Property - CONFIDENTIAL


         1539
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


                  3.   be consistent with open systems concepts.

                  4.   be supported by major hardware and software platforms.

                  5.   be multiprocessing.

                  6.   be compatible between the client and server.

                  7. be compatible with the NMC and SAN network management structure as far as is practical.

         7.8.1.7. Any exceptions to these (e.g. due to the re-use of existing equipment, etc.) shall be highlighted to ICO. For new elements then any exceptions will need to be approved by ICO.

         7.8.1.8. In general, separate OAM MMIs should be minimised (i.e. integrated into the SAN MMI). However, if a separate MMI is produced, then it shall be possible to initiate from the main SAN-OSS workstations.


7.8.2. SATELLITE RESOURCE MANAGEMENT CENTRE


7.8.2.1. GENERAL REQUIREMENTS

         7.8.2.1.1. The NMS shall encompass:

                  1. SRMC equipment, associated software, processing, monitoring and control.

                  2. Error free and confirmed resource management data distribution.

         7.8.2.1.2. The SRMC OAM interface shall provide access to backup and restoration procedures associated with the SRMC equipment.

         7.8.2.1.3. The SRMC OAM interface shall provide the following software upgrade facilities:

                  1.   download new versions of software from the NMS.

                  2. replace the current version of software with the new version.

                  3. replace the current version of software with the previous version.

                  4. extract existing software version information for the three versions of software.


7.8.2.2. CONFIGURATION MANAGEMENT

         7.8.2.2.1. The SRMC OAM interface shall provide a facility for the SRMC to supply status to the NMS.

         7.8.2.2.2. The SRMC OAM interface shall forward SRMC events to the NMS.

         7.8.2.2.3. The SRMC OAM interface shall allow the NMS to:

                  1.   configure SRMC event parameters.

                  2.   initiate archiving of the SRMC event data.

                  3.   purge SRMC event data.

                  4.   access SRMC event data.

         7.8.2.2.4. The SRMC OAM interface shall provide access to parameters requiring configuration by the NMS.


7.8.2.3. FAULT MANAGEMENT

         7.8.2.3.1. The SRMC OAM interface shall forward the raising and clearing of SRMC alarms to the NMS, including the following:

                  1.   Communication alarms.

                  2.   Equipment alarms.



                          NEC Property - CONFIDENTIAL



         1540
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


                  3.   Processing error alarms.

         7.8.2.3.2. Each SRMC alarm forwarded to the NMS shall contain:

                  1.   an object identifier unique to the SRMC.

                  2.   date and time of when the alarm was raised or cleared.

                  3.   alarm description.

                  4.   alarm severity.

                  5.   source of the alarm for the purpose of fault location.

         7.8.2.3.3. The SRMC OAM interface shall allow the NMS to:

                  1.   configure SRMC alarm parameters.

                  2.   initiate archiving of the SRMC alarm data.

                  3.   purge SRMC alarm data.

                  4.   access SRMC alarm data using filters supplied by the NMS.

         7.8.2.3.4. In the event of single or multiple satellite and/or SAN failure, the NMS shall have the capability to, within a 2 to 3 hour time-frame :

                  1. re-run SRMC software to regenerate Burst-time frequency plans and channelisation plans for the available system.

                  2. [distribute and configure the system with the updated BTFPs and channelisation plans.]


7.8.2.4. PERFORMANCE MANAGEMENT

         7.8.2.4.1. The SRMC OAM interface shall allow the NMS to:

                  1.   configure SRMC performance parameters.

                  2.   initiate archiving of the SRMC performance data.

                  3.   purge SRMC performance data.

                  4. access SRMC performance data using filters supplied by the NMS.

                  5. configure periodic transfer of SRMC performance data to the NMS using filters.


7.8.2.5. SECURITY MANAGEMENT

         7.8.2.5.1. The SRMC OAM interface shall provide access control facilities to all SRMC OAM interface functionality. As a minimum, the SRMC shall distinguish between two level user categories :

                  1. Network Engineer/Planners responsible for the verification and management of the planning process

                  2. Network Operators who require to monitor and distribute data only.


7.8.3. SATELLITE CONTROL CENTRE


7.8.3.1. GENERAL REQUIREMENTS

         7.8.3.1.1. The NMC/SRMC shall receive satellite orbital data from the SCC for use in generating satellite resource management data.

         7.8.3.1.2. An interface between the SCC and NMC shall be provided for the forwarding of various SCC generated faults and alarm conditions. This interface shall also be used for the delivery of files containing information such as satellite orbital data to the NMS for subsequent distribution.



                          NEC Property - CONFIDENTIAL



         1541
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



         7.8.3.1.3. The interface and protocols shall follow the industry standards


7.8.3.2. CONFIGURATION MANAGEMENT

         7.8.3.2.1. The NMS shall store and record data files passed from the SCC from a version controlled perspective.


7.8.3.3. FAULT MANAGEMENT

         7.8.3.3.1. The SCC OAM interface shall forward the raising and clearing of communication SCC alarms to the NMS. Critical SCC (space segment) alarms shall also be forwarded to the NMC.


7.8.3.4. PERFORMANCE MANAGEMENT

         7.8.3.4.1. None.


7.8.3.5. SECURITY MANAGEMENT

         7.8.3.5.1. None.


7.8.4. NODE OPERATIONS SYSTEM


7.8.4.1. GENERAL REQUIREMENTS

         7.8.4.1.1. The NODE-OS (encompassing the TMOS system) shall handle all network management functionality relating to the network elements directly under its control. Only alarm information is forwarded from the NODE-OS (and its lower network elements) to the higher level NMS.

         7.8.4.1.2. The NODE-OS architecture shall support:

                  1. centralised MSSC/MM OAM at the NMC and back-up NMC with control at the NMC and the back-up NMC.

                  2. monitoring information shall be transmitted to both OAM systems in the centralised option.

                  3. a semi-distributed architecture with MSSC/MM OAM at the NMC, B-NMC and specified SANs.

                  4.   a fully distributed architecture with OAM at every SAN.

         7.8.4.1.3. There shall be no functionality impact when migrating away from the initial centralised architecture.

         7.8.4.1.4. For the purposes of this requirement specification, the NODE-OS shall encompass the management of the following network elements:

                  1. MSSC which includes the VLR and SS7 switch based reported faults

                  2. Messaging Platform including voice/fax messaging and Short Messaging Service Centre (SMSC)

                  3.   HLR

                  4.   AuC

                  5.   EIR

                  6.   ILR

                  7.   IN (F/R)

         The required management support, as specified in section 7.8.4, by the NODE-OS for each of the managed network element shall be fulfilled in a manner as stated in the document reference WG370169 "Node-OS System Functional Analysis (SFA)".



                          NEC Property - CONFIDENTIAL

         1542
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



         7.8.4.1.5. Management functions, functional entities and objects required for the VLR/HLR/MSSC/EIR/AUC shall comply with GSM 12.02 as far as is possible.

         7.8.4.1.6. The NODE-OS OAM shall provide access to backup and restoration procedures associated with the managed elements.

         7.8.4.1.7. The NODE-OS shall be able to support software management functions of its managed network elements. Software management functions shall include:

                  1. The display of software properties for a selected network element.

                  2. Download and activation of selected versions of software from the NODE-OS.

                  3.   Download of command files from the NODE-OS.

                  4. Replace current version software with minor updates, if needed (e.g. software patches for bug fixing).

                  5. Extract existing software version information for the three versions of software.

                  6. The operator to search for specific software units, software patches or command files among a selected set of managed network elements.

                  7. Comparison among software revisions of a selected set of related managed network elements.

                  8. The software management information stored in the NODE-OS database to be updated with the applicable data of the managed network elements.

                  9. The setting of filters to restrict the scope of the database retrieving operations for the managed network elements.

                  10.  Importing of files from input media.

                  11.  Handling of a suitable file store.

                  12. Files to be loaded into the managed network elements before activation of software units.

         7.8.4.1.8. The GSM Series 12 shall be applied to the maximum extent possible for interoperability purposes. This shall include aspects such as managed object class definitions, class hierarchies and standard network management functionality.

         7.8.4.1.9. Relevant TMN standards as called up by the GSM Series 12 standards shall be applied to the maximum extent possible.

         7.8.4.1.10. Relevant CCITT X.700 standards as called up by the GSM Series 12 standards shall be applied to the maximum extent possible.

         7.8.4.1.11. Objects shall be specified using standard GDMO definitions where possible for managed objects.

         7.8.4.1.12. The MMI shall follow recognised industry standards.

         7.8.4.1.13. The NODE-OS shall manage the satellite/cellular interworking function from a network management perspective as described in Section 4.8.

         7.8.4.1.14. The NODE-OS shall comprise of a management platform that supports the Cellular Management System for GSM.

         7.8.4.1.15. The NODE-OS shall support the following types of command scripts provided for managing the network elements under its control:



                          NEC Property - CONFIDENTIAL


         1543
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


                  1.   command scripts;

                  2.   command response scripts;

                  3.   file normalisation scripts;

                  4.   report scripts.


7.8.4.2. CONFIGURATION MANAGEMENT

         7.8.4.2.1. GSM 12.06 shall be adopted where possible for network and service configuration management.

         7.8.4.2.2. A command handling application at the NODE-OS shall be available to enable the operator to:

                  1. open a command session window for sending commands to a managed network element and for presentation from the network element.

                  2. display delayed responses from the managed network elements in a separate window (i.e. responses to a command that arrives at a later stage).

                  3. receive and display in a separate window spontaneous reports (i.e. events initiated by an network element).

                  4. create a command file (i.e. sequence of commands used in the communication with an network element).

                  5. support shell scripts in a way similar to the command files.

                  6. activate command files and shell scripts at a specified time.

                  7. provide a command line interface in order that other applications can be interfaced to the command handling functions.

                  8.   log all commands sent and responses returned.

                  9. set for a selected command a specific warning, confirmation or guiding text that will then be displayed to the user of the network element.

                  10. interrupt reception of responses from a managed network element.

         7.8.4.2.3. A file transfer and management facility shall be provided to enable:

                  1. File transfer from a connected network element to the NODE-OS.

                  2. Various file transfer options to be supported (e.g. spontaneous file output, requested file output, notification-initiated requested file output).

                  3.   scheduling of file transfers

                  4. The operator to define subscriptions to files on behalf of external devices (i.e. to make sure that files are sent from NODE-OS to the specific OS on a regular basis)

                  5. Automatic post-processing of files received in the NODE-OS file store

                  6. The process of transferring a file independently of the user interface.

                  7. On-going file transfers to be restarted, in case of a reboot of the NODE-OS.

                  8.   file transfers to remain after a system restart.

                  9. A NODE-OS alarm to be issued for each file transfer that is unsuccessful.

                  10. A confirmation to be given for each file successfully transferred.

         7.8.4.2.4. The NODE-OS shall encompass an application to create and manage the management information base. This application shall support the:



                          NEC Property - CONFIDENTIAL


         1544
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



                  1. creation, deletion and the property change of a Managed Object (MO).

                  2.   heartbeat supervision.

                  3.   alarm supervision.


7.8.4.3. FAULT MANAGEMENT

         7.8.4.3.1. The NODE-OS OAM interface shall forward alarm and event information from the network elements (hardware and software) to the higher level NMS.

         7.8.4.3.2. Alarm information shall include:

                  1.   MSSC/VLR alarms (including SS7 alarms from the switch).

                  2.   Messaging Platform alarms.

                  3.   HLR alarms.

                  4.   AuC alarms.

                  5.   EIR alarms.

                  6.   ILR alarms.

         7.8.4.3.3. Facilities shall be provided to allow the following from the NODE-OS OAM for fault information:

                  1.   collection and storage

                  2.   status monitoring

                  3.   viewing

                  4.   history handling

                  5.   definition

                  6.   correlation (F/R), filtering and re-classification

                  7.   threshold setting

                  8.   forwarding.

                  9.   diagnostics and testing

         7.8.4.3.4. Basic fault management facilities shall be provided at the NODE-OS to allow:

                  1.   reception of alarms from various alarm adaptation units

                  2.   alarm logging

                  3. updating of the current alarm context for any managed object affected by a received alarm.

                  4. distribution of received alarms to a subscribing presentation function.

                  5.   information access for presentational purposes.

                  6. Routing of alarms to different destinations. Specifically, routing to printers, files, mail and automatic acknowledgement function shall be supported.

         7.8.4.3.5. The NODE-OS shall support a graphical presentation function which shall provide:

                  1. A Network Status presentation: this shall provide the status of the whole network or the status of a part of the network.

                  2.   A display of the list of the new and active alarms.

                  3. the ability to get all available information about any of these alarms.



                          NEC Property - CONFIDENTIAL


         1545
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



                  4.   the ability to read and write comments on alarms.

                  5.   the ability to acknowledge observation of new alarms.

                  6. the ability for the operator to find information about active and old (cleared) alarms stored in the alarm log.

         7.8.4.3.6. The NODE-OS shall provide for alarm analysis. This shall support:

                  1. Analysis of the alarms retrieved through a graphical user interface.

                  2. Alarm analysis from the command line (e.g. present the alarm list).

                  3. Input from either a file or standard input format for routine program analysis.

                  4.   the extension of the analysis function.

                  5.   New analysis programs that perform new types of analysis

                  6.   New alarm attributes that can be used in the analysis.

                  7. The ability for the operator to view operation and maintenance documentation on a work station screen.

         7.8.4.3.7. The NODE-OS shall support the conversion from text file alarms. This shall encompass:

                  1. The reception of alarms from regular files or named pipes.

                  2. The transformation of alarms into NODE-OS alarm records and the forwarding of alarm records to the LINK-OS.

                  3.   The size of the file for incoming alarms.

                  4.   The real time update of the list of known alarms.

         7.8.4.3.8. The NODE-OS shall encompass:

                  1. The automatic filtering and (correlation (F/R)) of alarms.

                  2. User expertise to be incorporated in the filtering and (correlation (F/R)) of alarms (i.e. adding comments to the alarms).

                  3. The invoking of actions to automate routine correction procedures and to collect more information from the network (F/R).

                  4. Suppression of secondary alarms upon confirmation of a primary alarm (F/R).

         7.8.4.3.9. (F/R) The NODE-OS shall have online documentation to support the operations and maintenance of the switched network.


7.8.4.4. PERFORMANCE MANAGEMENT

         7.8.4.4.1. The NODE-OS shall collect performance measurement data from the managed network elements.

         7.8.4.4.2. It shall be possible to generate performance summary reports on a daily, weekly and monthly basis.

         7.8.4.4.3. The NODE-OS shall include an application that measures and analyses certain events in order to provide quality indicators related to the performance of the network.

         7.8.4.4.4. Performance management features shall include:

                  1. performance data administration (e.g. list of measurements, deletion of measurements).

                  2. performance measurement data collection and storage (e.g. Statistic and Traffic measurements).



                          NEC Property - CONFIDENTIAL


         1546
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



                  3. performance data presentation (e.g. data presentation for the traffic measurements on traffic routes, traffic types and traffic dispersion shall be supported).

                  4. the extended administration of measurements with creation of measurements via the Graphic User Interface shall be supported.

                  5.   performance measurement data analysis reports

                  6. configurable thresholds for Measurement of performance parameters

         7.8.4.4.5. It shall be possible to export performance reports and data into standard PC based applications for subsequent post-processing.

         7.8.4.4.6. The NODE-OS shall provide the following facilities for the management of data collected from its managed network elements:

                  1.   Data compaction;

                  2.   Data deletion;

                  3.   Data back-up handling;

                  4. The generation of reports, once data has been collected and inserted into the database.


7.8.4.5. SECURITY MANAGEMENT

         7.8.4.5.1. The NODE-OS shall include compatible access security measures as have been specified for the LINK-OSS.

         7.8.4.5.2. The security features, mechanisms, procedures and objects shall be in accordance with GSM 12.03 where possible.

         7.8.4.5.3. The NODE-OS shall encompass a security facility to:

                  1. Allow authority support to be used for administration of the authority database (i.e. that contains information on who is allowed to do what and when).

                  2. Provide log administration support in order to administer command logs.


7.8.4.6. MOBILE SATELLITE SWITCHING CENTRE / VISITOR LOCATION REGISTER


7.8.4.6.1. GENERAL DESCRIPTION

         7.8.4.6.1.1. The MSSC is an exchange which performs all of the switching and signalling functions for mobile stations located in the geographical area designated as the SAN serving area. The switching element also encompasses the reporting of SS7 alarm messages as seen by the switch. The VLR is further co-located within the same switch as the MSSC.

         7.8.4.6.1.2. From a network management perspective the MSSC is managed via the NODE-OS.


7.8.4.6.2. GENERAL REQUIREMENTS

         7.8.4.6.2.1. EMPTY

         7.8.4.6.2.2. EMPTY

         7.8.4.6.2.3. The following functionalities shall be supported in the dialogue between the NODE-OS and the switch:

                  1.   connection and association handling;

                  2. command and response communication to and from the switch, including



                          NEC Property - CONFIDENTIAL


         1547
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



                  3.   spontaneous report reception;

                  4.   logging and authority control;

                  5.   file administration;

                  6.   file transfer;

                  7.   event logging;

                  8. subscription handling, which is a general mechanism for distribution of files,

                  9. delayed responses, and spontaneous reports received from the switch.

         7.8.4.6.2.4. The MSSC shall support call tracing facilities for an active call.


7.8.4.6.3. CONFIGURATION MANAGEMENT

         7.8.4.6.3.1. Through the NODE-OS it shall be possible to configure:

                  1.   MSSC/VLR equipment provisioning and assignment

                  2.   MSSC/VLR parameter selection

                  3. MSSC/VLR equipment status selection (e.g., on-line or standby)

                  4. remote trunk assignment and service assignment and restriction

                  5.   remote software overwrites and patches

                  6. Remote configuration of signalling links terminating on the switch

                  7. Remote bulk downloading of traffic and signalling routing information without disruption or degradation of service.

         7.8.4.6.3.2. It shall be possible to manage via the NODE-OS all the trunks that terminate at the ICO MSSC/VLRs.

         7.8.4.6.3.3. It shall be possible to manage via the NODE-OS all the No.7 signalling links which terminate at the ICO MSSC/VLRs.

         7.8.4.6.3.4. EMPTY

         7.8.4.6.3.5. It shall be possible to maintain routing configuration data for calls and signalling messages.

         7.8.4.6.3.6. It shall be possible to configure call routing data in the ICO MSSCs which support the following call routing capabilities:

                  1.   Ordered route choices by call type (e.g.
                       originating/terminating).

                  2.   Ordered route choices by class of service.



                          NEC Property - CONFIDENTIAL
         1548
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



                  3.   Overflow route choices.

                  4. Selection of routes based on dynamic criteria (e.g. day of week, time of day etc).

                  5. Forced selection of an operator specified route/circuit for call(s) originating/terminating at the ICO MSSC/VLRs (e.g. test calls to be carried on a specified circuit for tracing purposes).

         7.8.4.6.3.7. It shall be possible to configure applicable addressing, routing and signalling link load sharing data for No.7 signalling messages of the following protocol layers:

                  1.   Message Transfer Part (MTP).

                  2.   Signalling Connection and Control Part (SCCP).

                  3.   Transaction Capability Application Part (TCAP).

                  4.   Operations and Maintenance Application Part (OMAP).

                  5.   Other Applications User Part including MAP, ISUP and TUP.

         7.8.4.6.3.8. It shall be possible to configure ICO MSSCs to perform different numbering and routing analysis with a view to determining the destination of calls (e.g. B-number analysis).

         7.8.4.6.3.9. Configuration management data contained in the VLR shall include :

                  1.   MSRN tables

                  2.   TMSI tables

                  3.   Database sizes.

         7.8.4.6.3.10. EMPTY

         1549
7.8.4.6.4. FAULT MANAGEMENT

         7.8.4.6.4.1. The NODE-OS shall monitor the operational state of the MSSC/VLR.

         7.8.4.6.4.2. EMPTY

         7.8.4.6.4.3. Alarms managed include the following :

                  1.   MSSC/VLR Hardware fault alarms

                  2.   Signalling Link alarms

                  3.   Signalling Link Set alarms

                  4.   Trunk and Trunk group alarms

                  5.   PCM Circuit alarms

                  6.   Failure of interface links to the MSSC and other systems

                  7.   Signalling failures on interface links

                  8.   Excessive number of retries on interface links

                  9.   Automatic switchovers in response to hardware failure

                  10.  Equipment failures without automatic switchovers

                  11.  Database Update alarms

                  12.  Database threshold alarms

         7.8.4.6.4.4. The NODE-OS shall encompass an alarm adaptation facility. This shall encompass:

                  1. The reception of the alarms from all MSSCs currently specified to be supervised in the NODE-OS information model.

                  2. setting of mandatory attributes and several optional attributes in the Alarm Records.

                  3. the forwarding of created Alarm records to the Fault Management Kernel.

                  4.   The conversion of an MSSC alarm printout to an Alarm
                       Record.

                  5. A database consistency check. This shall be made to update the MSSC alarm information in NODE-OS after error situations.

                  6.   The enabling/disabling of the AXE heartbeat supervision.

                  7.   The setting of a heartbeat supervision interval.

                  8. The modification of the default values for mapping MSSC alarm class to perceived severity and to probable cause.



                          NEC Property - CONFIDENTIAL
         1550
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



                  9. The modification of the default values for mapping MSSC Alarm Category.

                  10. The update of the Probable Cause value set for a specific Alarm Slogan.

                  11. The update of the MSSC specific problem list (Alarm Slogans), of the MSSC Probable Cause List, and of the MSSC Event Type list.

                  12. The addition/removal of conversion rules for one or more Alarm Slogans.

                  13.  The update of input parameters to conversion rules.


7.8.4.6.5. PERFORMANCE MANAGEMENT

         7.8.4.6.5.1. A variety of performance data will be generated by the MSSC for reporting purposes. The exact types and formats will depend on the switch chosen but reporting shall include:

                  1.   Traffic Reports

                  2.   Destination Measurements Reports

                  3.   Traffic Measurements for Mobile Calls

                  4.   Holding Times/Call Volumes

         7.8.4.6.5.2. A variety of performance counts shall be kept by the MSSC. The MSSC shall maintain data of the following categories at the minimum:

                  1. TRAFFIC VOLUME DATA BY TRUNK GROUPS; traffic counts (call attempts, call completions) on each operator specified trunk group at operator configurable periodic time intervals.

                  2. SUBSCRIBER BEHAVIOUR RELATED CALL FAILURE; counts of call disposition (Busy, No Answer, Subscriber Not Reachable, etc.).

                  3. TRAFFIC FAILURES DUE TO SWITCHING ; counts of call lost events due to internal switching nodes failures.

                  4.   EMPTY

                  5. TRAFFIC FAILURES DUE TO TRUNKING ; counts of call failures due to trunk failure.

                  6. BLOCKED CALLS ; counts of blocked calls due to circuit unavailable.

                  7. INTERRUPTED CALLS ; counts of call lost events other than calls cleared by normal subscriber call clearing procedures.

                  8. COUNTS OF NON-CIRCUIT RELATED SIGNALLING TRANSACTIONS (e.g. number of location updates during an operator specified interval).

                  9. COUNTS OF CIRCUIT RELATED SIGNALLING TRANSACTIONS (e.g. counts and ratios of successful versus failed subscriber authentication challenges).

                  10. TRAFFIC VOLUME DATA BY GEOGRAPHICAL AREA ; traffic counts (call attempts, call completions) for traffic originated/terminated at a local subscription area ( e.g. a set of one or more ICO Service Areas) at operator configurable periodic time intervals.

                  11. TRAFFIC VOLUME DATA BY SERVICE TYPE ; traffic counts ( call attempts, call completions) of each teleservice and bearer service supported by the ICO MSSCs at operator configurable periodic time intervals.



                          NEC Property - CONFIDENTIAL
         1551
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



                  12. TRAFFIC VOLUME DATA BY CALL TYPES; call types shall include, at the minimum, Mobile Originated Calls, Mobile Terminated Calls, Forwarded Calls, Emergency Calls etc.. Traffic counts (call attempts, call completions) on each operator specified call types at configurable periodic time intervals.

         7.8.4.6.5.3. A variety of performance parameter measurements shall be recorded by the MSSC/VLR. Typical parameters shall include at the minimum:

                  1. CALL SET-UP TIMES; (e.g. post-dial delay, time from dialled digits received to alerting subscribers)

                  2. CALL HOLDING TIMES; Call holding time by service type, call type and trunk group.

                  3. PROCESSOR LOAD LEVEL; (e.g. central processor occupancy at the served traffic at the MSSC).

                  4.   NUMBER OF TRANSMITTED CHECK IMEI REQUESTS

                  5.   NUMBER OF IMEI CHECK "HITS" :

                       A)   BLACK LIST

                       B)   GREY LIST

                       C)   WHITE LIST

         7.8.4.6.5.4. EMPTY

         7.8.4.6.5.5. EMPTY

         7.8.4.6.5.6. EMPTY



                          NEC Property - CONFIDENTIAL
         1552
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



         7.8.4.6.5.7. EMPTY

         7.8.4.6.5.8. EMPTY

         7.8.4.6.5.9. EMPTY

         7.8.4.6.5.10. EMPTY

         7.8.4.6.5.11. The performance measurements measured by the MSSC and available through the NODE-OS OAM interface shall include the information to allow the calculation of:

                  1. total call holding time categorised by (UT location, F/R), mobile-originated or mobile-terminated, (service type, F/R), time and day.

                  2. total call counts (attempts and completion) categorised by (UT location, F/R), mobile-originated, mobile-terminated, (service type, F/R), time and day.

         7.8.4.6.5.12. The interval and resolution of measurements shall be configurable so that the measurements data can be efficiently utilised for traffic planning at the SRMC.

         7.8.4.6.5.13. Performance measurements recorded by the MSSC/VLR shall be made available through the NODE-OS OAM interface for the purpose of further analysis and predictions in Traffic Planning at the SRMC.


7.8.4.6.6. SECURITY MANAGEMENT

7.8.4.6.6.1. None

7.8.4.7.  IGF MESSAGING PLATFORM

7.8.4.7.1. GENERAL DESCRIPTION

         7.8.4.7.1.1. The IGF Messaging Platform is composed of a number of messaging nodes to be deployed in the ICONET to deliver the service requirements of Section 4.5 of the IGF Requirements.

7.8.4.7.2. GENERAL REQUIREMENTS

         7.8.4.7.2.1. The IGF Messaging Platform shall provide an OAM facility adhering to a recognised MMI standard.

         7.8.4.7.2.2. From the OAM facility it shall be possible to interrogate, monitor, control and modify the IGF Messaging Platform environment.

         7.8.4.7.2.3. The IGF Messaging Platform shall support multi-access for OAM operations.

         7.8.4.7.2.4. The IGF Messaging Platform shall support an interface to the NODE-OS at the NMC/B-NMC and (remote) SAN.

         7.8.4.7.2.5. The NODE-OS IGF Messaging Platform interface shall enable interaction via a standardised and recognised management protocol and interface.

         7.8.4.7.2.6. From the NODE-OS, it shall be possible to perform operations on multiple messaging nodes to ensure node consistency.



                          NEC Property - CONFIDENTIAL
         1553
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



         7.8.4.7.2.7. The NODE-OS shall support capacity enhancements to the IGF Messaging Platform in the future.

         7.8.4.7.2.8. It shall be possible to manage messaging services upgrade to the IGF Messaging Platform via the OAM facility.

         7.8.4.7.2.9. It shall be possible to obtain statistical and performance reports on the IGF Messaging Platform via the OAM. Typical these reports will cover traffic, subscriber and message activity.


7.8.4.7.3. CONFIGURATION MANAGEMENT

         7.8.4.7.3.1. It shall be possible to log into the IGF Messaging Platform for OAM operations :

                  1. Locally from a dedicated OAM terminal at the messaging node site.

                  2.   Remotely from the SAN (via the NODE-OS Terminal)

                  3. Remotely from the NMC (if the IGF Messaging Platform is not sited at the NMC), via the NODE-OS.

         7.8.4.7.3.2. The IGF Messaging Platform OAM interface shall provide a facility for the messaging nodes to supply status information to the NODE-OS. Typical status information is required of the current hardware and software configuration of each of the messaging nodes (namely, processing subsystem, storage subsystem, front-end subsystem, OAM subsystem, database management system).

         7.8.4.7.3.3. It shall be possible to configure specific failure event conditions for reporting to the NODE-OS.

         7.8.4.7.3.4. The IGF Messaging Platform shall support the following functions in relation to the interface to the NODE-OS:

                  1. Conversion of the received IGF Messaging Platform alarms to NODE-OS format

                  2. Reconciliation of NODE-OS alarm information with the Messaging Platform alarm information.

         7.8.4.7.3.5. It shall be possible to configure IGF Messaging Platform thresholds and settings (e.g. system database settings, parameters, etc.).

         7.8.4.7.3.6. It shall be possible to log configuration changes (e.g. database modification, parameter adjustments, etc.).

         7.8.4.7.3.7. It shall be possible for the IGF Messaging Platform to support remote installation of upgraded software for each Messaging Node.


7.8.4.7.4. FAULT MANAGEMENT

         7.8.4.7.4.1. The NODE-OS shall manage the alarms generated by the IGF Messaging Platform.

         7.8.4.7.4.2. Typical alarms reported shall include:

                  1.   Equipment alarms

                  2.   Software processing alarms

                  3.   Communication alarms

                  4. Database alarms (e.g. update, recovery, threshold violation, etc.)

                  5. IGF Messaging Platform service failures (e.g. voice mail, data, etc.)

                  6.   Message validation failures

                  7.   Signalling errors

                  8. Excessive number of SMS retries (e.g. due to failed SMS attempts)


                          NEC Property - CONFIDENTIAL
         1554
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


                  9.   Storage/Retrieval errors.

         7.8.4.7.4.3. The IGF Messaging Platform OAM shall maintain an event log for local error and event messages.

         7.8.4.7.4.4. It shall be possible to filter event log(s) using pre-defined and/or custom filters.


7.8.4.7.5. PERFORMANCE MANAGEMENT

         7.8.4.7.5.1. A variety of performance related parameters/statistical measurements shall be recorded concerning with the SMS-C function of the IGF Messaging Platform. Typical information shall include:

                  1.   Counts of incoming SMS messages received by the SMS-C.

                  2. For mobile terminating short messages, performance related statistics shall include:

                       a) Counts of attempted/successful mobile terminating short messages delivery.

                       b)   Short messages distributed per time period.

                       c)   No. of stored messages to be distributed.

                       d) No. of short message delivery notification messages received.

                       e)   Average Short Message lengths.

         7.8.4.7.5.2. A variety of performance related parameters/statistical measurements shall be recorded concerning with the messaging functions (i.e. voicemail, faxmail and email) of the IGF messaging platform. Typical parameters shall include at the minimum:

                  1. Counts of incoming voicemail/faxmail/email calls at operator configurable periodic time intervals at the IGF Messaging Platform for depositing messages.

                  2. Counts of incoming calls at operator configurable periodic time intervals to retrieve deposited messages.

                  3. Total length of deposited voice mail/fax mail/email messages.

                  4. Counts of attempted/successful out-dial calls at operator configurable periodic time intervals to deliver fax mail and email deposited in the IGF Messaging Platform.


7.8.4.7.6. SECURITY MANAGEMENT

         7.8.4.7.6.1. It shall be possible to limit access to the IGF Messaging Platform via a login/password control mechanism.

         7.8.4.7.6.2. This access control facility shall be configurable.

         7.8.4.7.6.3. It shall be possible to log all operator activities towards the IGF Messaging Platform exchange.



                          NEC Property - CONFIDENTIAL
         1555
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


7.8.4.8. HOME LOCATION REGISTER


7.8.4.8.1. GENERAL DESCRIPTION

         7.8.4.8.1.1. The HLR is a database where subscriptions are defined with the IMSI and MSISDN number(s) attached. Attributes belonging to each subscription (categories, supplementary services, basic telecommunications services, locations) are also identified here. Authentication triplets requested from the AuC are also stored here.


7.8.4.8.2. GENERAL REQUIREMENTS

         7.8.4.8.2.1. Management functions, functional entities and objects required from the HLR shall be as defined in GSM 12.02 as far as is possible.

         7.8.4.8.2.2. The following functionalities shall be supported in the dialogue between the NODE-OS and the HLR:

                  1.   connection and association handling;

                  2. command and response communication to and from the switch, including spontaneous report reception;

                  3.   logging and authority control;

                  4.   file administration;

                  5.   file transfer;

                  6.   event logging;

                  7. subscription handling, which is a general mechanism for distribution of files, delayed responses, and spontaneous reports received from the switch.


7.8.4.8.3. CONFIGURATION MANAGEMENT

         7.8.4.8.3.1. The HLR shall contain the following (minimum) information related to a subscriber taking up a subscription:

                  1. The International Mobile Subscriber Identity (IMSI), which corresponds to that held in the subscriber's Subscriber Identify Module (SIM).

                  2.   MSISDNs allocated against an IMSI.

                  3. Supplementary services allocated to and/or taken up by a subscriber.

                  4. The address of the VLR at which a subscriber is registered.

         7.8.4.8.3.2. EMPTY



                          NEC Property - CONFIDENTIAL


         1556
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



7.8.4.8.4. FAULT MANAGEMENT

         7.8.4.8.4.1. The NODE-OS shall monitor the operational state of the HLR.

         7.8.4.8.4.2. EMPTY

         7.8.4.8.4.3. Alarms to be managed shall include:

                  1.   HLR Hardware Fault alarms

                  2.   Signalling Link Set alarms

                  3.   Database Update alarms

                  4.   Automatic Database recovery initiated alarms

                  5.   Database threshold alarms

                  6.   Signalling failures on GSM interface links

                  7.   Excessive number of retries on GSM interface links

                  8.   Threshold Alarms

         7.8.4.8.4.4. The NODE-OS shall encompass an alarm adaptation facility. This shall include:

                  1. The reception of the alarms from the HLR currently specified to be supervised in the NODE-OS information model.

                  2. setting of mandatory attributes and several optional attributes in the Alarm Records.

                  3. the forwarding of created Alarm records to the Fault Management Kernel.

                  4.   The conversion of an HLR alarm printout to an Alarm
                       Record.

                  5. A database consistency check. This shall be made to update the HLR alarm information in NODE-OS after error situations.

                  6.   The enabling/disabling of the AXE heartbeat supervision.

                  7.   The setting of a heartbeat supervision interval.

                  8. The modification of the default values for mapping HLR alarm class to perceived severity and to probable cause.

                  9. The modification of the default values for mapping HLR Alarm Category.

                  10. The update of the Probable Cause value set for a specific Alarm Slogan.

                  11. The update of the HLR specific problem list (Alarm Slogans), of the HLR Probable Cause List, and of the HLR Event Type list.

                  12. The addition/removal of conversion rules for one or more Alarm Slogans.

                  13.  The update of input parameters to conversion rules.



                          NEC Property - CONFIDENTIAL

         1557
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



7.8.4.8.5. PERFORMANCE MANAGEMENT

         7.8.4.8.5.1. The HLR shall report:

                  1. Processor load level (e.g. central and regional processor occupancy) and memory usage.

                  2.   Database size

                  3. Signalling transactions failure rates (example of signalling transactions: MAP-Update-Location,
                       MAP-Interrogation-SS).

                  4.   Provisioning subscriber profile activation timestamp.

         7.8.4.8.5.2. A variety of performance parameter measurements shall be recorded concerning with the HLR. Typical parameters shall include at the minimum:

                  1.   Subscription activity/profile measurements

                  2.   Number of Attempted/successful user location updates

                  3.   Attempted/successful request for MSRN

                  4.   Number of added subscribers by time period.


7.8.4.8.6. SECURITY MANAGEMENT

         7.8.4.8.6.1. None


7.8.4.9. AUTHENTICATION CENTRE


7.8.4.9.1. GENERAL DESCRIPTION

         7.8.4.9.1.1. The AuC network element stores data for each mobile subscriber to allow the international mobile subscriber identity to be authenticated and to allow communication over the radio path between the mobile station and the network to be ciphered. The AuC is responsible for providing the authenticating keys for authorising ICO subscribers access to the ICONET

         7.8.4.9.1.2. EMPTY


7.8.4.9.2. GENERAL REQUIREMENTS

         7.8.4.9.2.1. Management functions, functional entities and objects required from the AUC shall be as defined in the Ericsson SoC to GSM 12.02.


7.8.4.9.3. CONFIGURATION MANAGEMENT

         7.8.4.9.3.1. EMPTY



                          NEC Property - CONFIDENTIAL

         1558
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



         7.8.4.9.3.2. It shall be possible to set up/release a data connection from the NODE-OS to the AuC.

         7.8.4.9.3.3. The NODE-OS shall support AuC OAM via its command handling function.

         7.8.4.9.3.4. AuC shall support software downloading, back-ups and bulk data loading.

         7.8.4.9.3.5. EMPTY

         7.8.4.9.3.6. EMPTY

         7.8.4.9.3.7. It shall be possible to configure AuC address(s), signalling point code(s), No.7 links, linksets and No.7 signalling configuration of the protocol layers including MTP, SCCP, TCAP and MAP.


7.8.4.9.4. FAULT MANAGEMENT

         7.8.4.9.4.1. The NODE-OS shall monitor the operational state of the AuC.

         7.8.4.9.4.2. EMPTY

         7.8.4.9.4.3. Alarms to be managed shall include:

                  1.   Local AuC Hardware Fault Alarms

                  2.   Database Update alarms

                  3.   Automatic Database recovery initiated alarms

                  4.   Database threshold alarms

                  5.   Signalling failures on GSM interface links

                  6.   Excessive number of retries on GSM interface links (F/R)

                  7.   Threshold Alarms.

         7.8.4.9.4.4. It shall be possible to receive at the NODE-OS all events originating from the AuC.

         7.8.4.9.4.5. The processing of the AuC events/alarms and the translation into NODE-OS event/alarm record format shall be supported.

         7.8.4.9.4.6. The setting of the mandatory attributes and of the optional attributes in the NODE-OS alarm record shall be supported.

         7.8.4.9.4.7. The connection to AuC shall be supervised.


7.8.4.9.5. PERFORMANCE MANAGEMENT

         7.8.4.9.5.1.

                  1. EMPTY



                          NEC Property - CONFIDENTIAL


         1559
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



         7.8.4.9.5.2.

                  1.   EMPTY

         7.8.4.9.5.3. The AuC shall report performance statistics and measurements including:

                  1.   Database size.

                  2.   Processors load level and memory usage.

                  3.   Count of authentication sets generated.

                  4.   Number of subscribers in the AuC database.

         7.8.4.9.5.4. A variety of performance parameter measurements shall be recorded concerning with the AuC. Typical AuC parameters shall include at the minimum:

                  1.   Total number of transactions per hour

                  2.   Database size and percent space utilisation


7.8.4.9.6. SECURITY MANAGEMENT

         7.8.4.9.6.1. None



                          NEC Property - CONFIDENTIAL

         1560
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


7.8.4.10. INTERWORKING LOCATION REGISTER


7.8.4.10.1. GENERAL DESCRIPTION

         7.8.4.10.1.1. The ILR forms part of the cellular/satellite interworking function which enables roaming of ICO subscribers between the ICONET and other cellular networks as described in Section 4. The ILR is a database which is based on the ICO HLR construct.


7.8.4.10.2. GENERAL REQUIREMENTS

         7.8.4.10.2.1. The following functionalities shall be supported in the dialogue between the NODE-OS and the ILR:

                  1.   connection and association handling;

                  2. command and response communication to and from the ILR, including spontaneous report reception;

                  3.   logging and authority control;

                  4.   file administration;

                  5.   file transfer;

                  6.   event logging;

                  7. subscription handling, which is a general mechanism for distribution of files, delayed responses, and spontaneous reports received from the ILR.


7.8.4.10.3. CONFIGURATION MANAGEMENT

         7.8.4.10.3.1. EMPTY


7.8.4.10.4. FAULT MANAGEMENT

         7.8.4.10.4.1. The NODE-OS shall manage the alarms generated by the ILR subsystem.

         7.8.4.10.4.2. The NODE-OS shall monitor the operational state of the ILR.

         7.8.4.10.4.3. EMPTY



                          NEC Property - CONFIDENTIAL


         1561
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


         7.8.4.10.4.4. Alarms to be managed shall include:

                  1.   ILR Hardware Fault Alarms

                  2.   Database Update alarms

                  3.   System restarts.

                  4.   Database threshold alarms

                  5.   Signalling failures on interface links

                  6.   Excessive number of retries on interface links

                  7.   Threshold Alarms.

         7.8.4.10.4.5. The NODE-OS shall encompass an alarm adaptation facility. This shall include:

                  1. The reception of the alarms from all ILRs currently specified to be supervised in the NODE-OS information model.

                  2. setting of mandatory attributes and several optional attributes in the Alarm Records.

                  3. the forwarding of created Alarm records to the Fault Management Kernel.

                  4.   The conversion of an ILR alarm printout to an Alarm
                       Record.

                  5. A database consistency check. This shall be made to update the ILR alarm information in NODE-OS after error situations.

                  6.   The enabling/disabling of the ILR heartbeat supervision.

                  7.   The setting of a heartbeat supervision interval.

                  8. The modification of the default values for mapping ILR alarm class to perceived severity and to probable cause.

                  9. The modification of the default values for mapping ILR Alarm Category.

                  10. The update of the Probable Cause value set for a specific Alarm Slogan.

                  11. The update of the ILR specific problem list (Alarm Slogans), of the ILR Probable Cause List, and of the ILR Event Type list.

                  12. The addition/removal of conversion rules for one or more Alarm Slogans.

                  13.  The update of input parameters to conversion rules.


7.8.4.10.5. PERFORMANCE MANAGEMENT

         7.8.4.10.5.1. The ILR shall report:

                  1. Processor load level (e.g. central and regional processor occupancy) and memory usage

                  2.   database size

                  3.   update and query failure rates

                  4.   Provisioning subscriber profile activation timestamp.

         7.8.4.10.5.2. A variety of performance parameter measurements shall be recorded concerning with the ILR. Typical parameters shall be as per the HLR.


7.8.4.10.6. SECURITY MANAGEMENT

         7.8.4.10.6.1. None.



                          NEC Property - CONFIDENTIAL


         1562
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



7.8.4.11. INTELLIGENT NETWORK SYSTEM  (F/R)

         7.8.4.11.1. The IN platform provides customised services for calls to/from both ICO subscribers and roamers within the ICONET.

         7.8.4.11.2. It consists of these network elements (in the following referred to as the IN systems): Service Switching Function (SSF), Intelligent Peripherals (IP), Service Control Point (SCP), Service Management Point (SMP), Service Creation Environment (SCE).

         7.8.4.11.3. Provisions shall be included for the operator to manage the IN systems adopted across the various ICONET elements. Such management shall encompass:

                  1. Fault Management - monitoring of IN systems (including SMAS, SCP) shall be provided including alarm surveillance, alarm analysis. Fault detection, fault location and fault correction is required.

                  2. Alarm forwarding shall be supported from SMP/SCP to the NODE-OS (F/R)

                  3.   Configuration Management - this shall encompass MSSC
                       (SSF) and SS#7, network change introduction and maintenance support. It shall be possible to configure event thresholds.

                  4. Performance Management - the real-time collection, reporting and presentation of measurement data from the IN systems and counters shall be supported. The capability to collect statistics (usage of all IN services, errors when executing IN services, etc.).


7.8.4.12. SIGNALLING SYSTEM

         7.8.4.12.1. Common Channel Signalling System Number 7 (CCS#7) acts as the signalling backbone for the signalling between the IGF CCS#7 signalling nodes of the ICONET. As such, its continual management is an important consideration.

         7.8.4.12.2. CCS#7 Management shall be compliant with the relevant industry standards (e.g. ITU-T, ANSI SS7).

         7.8.4.12.3. It shall be possible for the operators at the P-NMC/B-NMC to manage the CCS#7 signalling network implemented as part of the ICONET. The means to manage the CCS#7 signalling network shall be realised by a combination of LINK-NMS, NODE-OS, SAN-NMS and the available O&M functions of the managed network element concerned. Such management shall encompass:

                  1. Fault Management - Signalling links/linksets failures detected by a IGF CCS#7 signalling node shall be escalated and communicated to the SAN-NMS or NODE-OS for higher level attention. Management facilities shall also be provided to network operators to diagnose the reported faults/alarms and to treat real time signalling link failures. For the avoidance of doubt, the fault management facilities shall provide for the testing of faults in order to confirm successful recovery action (e.g. link failure clearance, etc.). In addition, the SAN-NMS and LINK-NMS shall provided facilities to allow for correlation of faults. Reporting shall also be possible for potential failures such as congestion build up and blocking.

                  2. Configuration Management - this shall provide facilities to allow for CCS#7 network change introduction and for the operation and maintenance support of managed IGF CCS#7 signalling nodes. In addition, CCS#7 network planning facilities (F/R) (forecasting, routing, trunk dimensioning) shall be supported.

                  3. Performance Management - this shall provide facilities to allow for the periodic collection (e.g. every 15 minutes), reporting and presentation of performance



                          NEC Property - CONFIDENTIAL



         1563
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


               related data (e.g. signalling traffic parameters, etc.) via using statistics and counters, from the managed IGF CCS#7 signalling nodes


         7.8.4.12.4. (It shall be possible to retain a network-wide display of the CCS7 operations and resources (e.g. network set-up, routing, trunks, etc.) (F/R)).



7.8.4.13. EQUIPMENT IDENTIFICATION REGISTER

         7.8.4.13.1. The EIR provides a global repository for the data required to validate the user terminal. It supports the detection of illegal or cloned equipment (white list), the detection of stolen equipment (black list) and the monitoring of faulty equipment (grey list).


7.8.4.13.1. GENERAL REQUIREMENTS

         7.8.4.13.1.1. Management functions, functional entities and objects required from the EIR shall be as defined in the Ericsson SoC to GSM 12.02.


7.8.4.13.2. CONFIGURATION MANAGEMENT

         7.8.4.13.2.1. The EIR shall maintain the following lists of user terminal IMEIs:

                  1.   White List.      These are ranges of "normal" devices,
                       authorised to make calls on the network.

                  2.   Grey List.       These devices are "suspect" numbers.

                  3.   Black List.      IMEIs on the black list are either
                  stolen, suspended for non-payment or are faulty devices. They are forbidden to make calls on the ICO network.

         7.8.4.13.2.2. It shall be possible to set up/release a data connection from the NODE-OS to the EIR.

         7.8.4.13.2.3. The NODE-OS shall support EIR OAM via its command handling function.

         7.8.4.13.2.4. EIR shall support software downloading, back-ups and bulk data loading.

         7.8.4.13.2.5. For the EIR, it shall be possible to configure the order in which the IMEI equipment lists are searched for the reported IMEI.

         7.8.4.13.2.6. For the EIR, it shall be possible to configure the response of the IMEI search returned from each defined IMEI equipment list.

         7.8.4.9.3.7. It shall be possible to configure EIR address(s), signalling point code(s), No.7 links, linksets and No.7 signalling configuration of the protocol layers including MTP, SCCP, TCAP and MAP.


7.8.4.13.3. FAULT MANAGEMENT

         7.8.4.13.3.1. The NODE-OS shall monitor the operational state of the EIR.

         7.8.4.13.3.2. Alarms to be managed shall include:

                  1.   Local EIR Hardware Fault Alarms

                  2.   Database Update alarms

                  3.   Automatic Database recovery initiated alarms

                  4.   Database threshold alarms

                  5.   Signalling failures on GSM interface links



                          NEC Property - CONFIDENTIAL
         1564
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION


                  6.   Excessive number of retries on GSM interface links (F/R)

                  7.   Threshold Alarms.

         7.8.4.13.3.3. It shall be possible to receive at the NODE-OS all events originating from the EIR.

         7.8.4.13.3.4. The processing of the EIR events/alarms and the translation into NODE-OS event/alarm record format shall be supported.

         7.8.4.13.3.5. The setting of the mandatory attributes and of the optional attributes in the NODE-OS alarm record shall be supported.

         7.8.4.13.3.6. The connection to EIR shall be supervised.


7.8.4.13.4. PERFORMANCE MANAGEMENT

         7.8.4.13.4.1. The EIR shall report performance statistics and measurements including:

                  1.   Signalling transaction load level

                  2.   Database size

                  3.   Processor load level and memory usage.

                  4. Count of IMEI accesses by response (black, grey, white, unknown IMEI).

                  5.   Count of IMEI accesses by equipment list.

                  6. Count of IMEI accesses by type (particular TAC/FAC combination).

         7.8.4.13.4.2. A variety of performance parameter measurements shall be recorded concerning with the EIR. Typical EIR Parameters shall include at the minimum:

                  1.   Number of total requests

                  2.   Number of queries for unidentified equipment

                  3.   Database size and percent utilisation

                  4.   Number of received CHECK_IMEI requests

                  5.   Number of white answers in EIR

                  6.   Number of grey answers in EIR

                  7.   Number of black answers in EIR

                  8.   Number of unknown IMEI answers


7.8.4.13.5. SECURITY MANAGEMENT

         7.8.4.13.5.1. None


7.8.5. SATELLITE ACCESS NODE


7.8.5.1. GENERAL DESCRIPTION

         7.8.5.1.1. The SAN-OSS system is a single centralised point at the SAN where the complete functionality of the SAN can be monitored. The OSS also acts as a Mediation Device in support of the functionality required at the NMC.

         7.8.5.1.2. The objective of the SAN-OSS system is to maximise the availability and performance of the local SAN equipment.

         7.8.5.1.3. The OT&DF is to be treated as a SAN.



                          NEC Property - CONFIDENTIAL

         1565
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



7.8.5.2. GENERAL REQUIREMENTS

         7.8.5.2.1. The SAN-OSS OAM interface shall provide access to backup and restoration procedures associated with the SAN-OSS.

         7.8.5.2.2. The SAN-OSS OAM interface shall provide the following software upgrade facilities:

                  1.   download new versions of software from the NMC.

                  2. replace the current version of software with the new version.

                  3. replace the current version of software with the previous version.

                  4. extract existing software version information for the three versions of software.

         7.8.5.2.3. It shall be possible to integrate further elements into the SAN-OSS at a later date with the minimum disruption, for the purposes of network expansion.


7.8.5.3. CONFIGURATION MANAGEMENT

         7.8.5.3.1. The SAN-OSS OAM interface shall provide a facility for the SAN-OSS to supply status to the NMC.

         7.8.5.3.2. The SAN OAM interface shall forward SAN events to the NMS.

         7.8.5.3.3. The SAN OAM interface shall allow the NMS to:

                  1.   configure SAN event parameters.

                  2.   initiate archiving of the SAN event data.

                  3.   purge SAN event data.

                  4.   access SAN event data.

         7.8.5.3.4. The SAN-OSS OAM interface shall provide access to parameters requiring configuration by the NMC.


7.8.5.4. FAULT MANAGEMENT

         7.8.5.4.1. The SAN-OSS OAM interface shall forward the raising and clearing of SAN-OSS alarms to the NMC, including the following:

                  1.   Miscellaneous alarms.

                  2.   Communication alarms.

                  3.   Equipment alarms.

                  4.   Processing error alarms.

                  5.   Quality of service alarms.

                  6.   Alarm Severity.

         7.8.5.4.2. Each SAN-OSS alarm forwarded to the NMC shall contain:

                  1.   an object identifier unique to the SAN-OSS.

                  2.   date and time of when the alarm was raised or cleared.

                  3.   alarm description.

                  4.   source of the alarm for the purpose of fault location.

         7.8.5.4.3. The SAN OAM interface shall allow the NMS to:

                  1.   configure SAN alarm parameters.



                          NEC Property - CONFIDENTIAL
                                                                  Page 192 of
         1566
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



                  2.   initiate archiving of the SAN alarm data.

                  3.   purge SAN alarm data.

                  4.   access SAN alarm data using filters supplied by the NMS.


7.8.5.5. PERFORMANCE MANAGEMENT

         7.8.5.5.1. The SAN-OSS OAM interface shall allow the NMC to:

                  1.   configure SAN-OSS performance parameters.

                  2.   initiate archiving of the SAN-OSS performance data.

                  3.   purge SAN-OSS performance data.

                  4. access SAN-OSS performance data using filters supplied by the NMC.

                  5. configure periodic transfer of SAN performance data to NMS using filters.


7.8.5.6. SECURITY MANAGEMENT

         7.8.5.6.1. The SAN-OSS OAM interface shall provide access control facilities to all SAN-OSS OAM interface functionality.


7.8.6. HIGH POWER NOTIFICATION


7.8.6.1. GENERAL DESCRIPTION

         7.8.6.1.1. High Power Notification delivers a short paging message to a user who is out of reach of the normal ICO communication services which are supported through line-of-sight satellite paths. The HPN service is a supplementary service that is triggered by failed mobile terminated
         (MT) short message delivery, and failed MT call attempts.


7.8.6.2. GENERAL REQUIREMENTS

         7.8.6.2.1. The HPN OAM interface shall provide the following software upgrade facilities:

                  1.   download new versions of software from the NMS.

                  2. replace the current version of software with the new version.

                  3. replace the current version of software with the previous version.

                  4. extract existing software version information for the three versions of software.

         7.8.6.2.2. The HPN OAM interface shall encompass the management of the HPN hardware and software which implements the HPN-SC, the HPN Channel Manager, the HPN Local SRMS, HPN Channel Unit and HPN-PCS functions.

         7.8.6.2.3. The HPN OAM subsystem shall support an interface to the SAN-OSS, for receipt of global configuration parameters and providing fault and performance management information.

         7.8.6.2.4. The HPN OAM subsystem shall support an interface for an MMI to allow for local equipment control, and limited fault management.

         7.8.6.2.5. The HPN ChM shall be capable of uploading the event records to the NMC via the HPN OAM subsystem.


7.8.6.3. CONFIGURATION MANAGEMENT

         7.8.6.3.1. The HPN OAM interface shall:

                  1.   allow the SAN-OSS to configure HPN event logging.



                          NEC Property - CONFIDENTIAL
                                                                  Page 193 of
         1567
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



                  2. be used to report events to the SAN-OSS for archiving of the HPN event data.

                  3. provide HPN request/delivery event logs for SAN-OSS retrieval, via ftp

                  4.   maintain HPN request/delivery logs for [7] days.

         7.8.6.3.2. The HPN OAM interface shall forward low storage threshold alarms when the available event data storage reaches a level specified by the operator at the MMI

         7.8.6.3.3. The HPN event data available through the HPN OAM interface shall consist of the following:

                  1.   HPN request event records

                  2.   HPN delivery event records.

         7.8.6.3.4. The HPN OAM interface shall provide access to HPN subsystem parameters requiring configuration by the NMS, such as:

                  1.   number of micro-diversity retries for HPN messages.

                  2.   period between micro-diversity retries for HPN messages.

                  3.   number of macro-diversity retries for HPN messages.

                  4.   period between macro-diversity retries for HPN messages

                  5.   HPN satellite selection criteria

                  6.   H/V algorithm parameters.

                  7. ICONET SAN administrative / operational status parameters.

                  8.   satellite channelisation plan generated by the SRMC

                  9. satellite HPN transponder switching delay characteristics (time delay values for table swapping and index selection).

         7.8.6.3.5. The HPN OAM interface shall allow an operator accessing remotely from the NMS to:

                  1. monitor the HPN to determine if the HPN is visible to the network.

                  2. initiate start-up and shutdown procedures for elements associated with the HPN.

                  3.   enable/remove links from service.

         7.8.6.3.6. Test Message Generation

                  1. It shall be possible to instigate test messages across the HPN service.

                  2. Pre-defined routine test messages shall be available and easily activated from the NMC and SAN.

                  3. It shall be possible for authorised users to enter test messages directly via the command line interface in emergency situations.


7.8.6.4. FAULT MANAGEMENT

         7.8.6.4.1. The HPN OAM interface shall forward the raising and clearing of HPN alarms, associated with the five HPN functional subsystems (HPN-SC, HPN-ChM, HPN-Local SRMS, HPN OAM, HPN ChUs and HPN-PCS) to the NMS. This shall include alarms for the following:

                  1.   Miscellaneous alarms.

                  2.   Communication alarms.

                  3.   Equipment alarms.

                  4.   Processing error alarms.



                          NEC Property - CONFIDENTIAL


                                                          Page 194 of __________
         1568
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



                  5.   Quality of service alarms.

                  6.   Database update alarms.

                  7.   Automatic database recovery initiated alarms.

                  8.   Database threshold alarms.

                  9.   Signalling failures on GSM interface links.

                  10.  Excessive number of retries on GSM interface links.

                  11.  Excessive number of failed HPN attempts (F/R)

         7.8.6.4.2. The HPN OAM interface shall forward the raising and clearing of Channel Manager alarms to the NMS, including the following:

                  1.   Miscellaneous alarms

                  2.   Communication alarms

                  3.   Equipment alarms

                  4.   Processing Error alarms

                  5.   Quality of Service alarms

                  6.   message arrival rate threshold exceeded

         7.8.6.4.3. The HPN OAM interface shall forward the raising and clearing of Channel Unit alarms to the NMS, including the following:

                  1.   Communication alarms

                  2.   Equipment alarms

                  3.   Processing error alarms

                  4.   Quality of Service alarms

         7.8.6.4.4. For each HPN alarm forwarded to SAN-OSS, the SAN-OSS shall save the following, and forward to the NMS:

                  1.   an alarm identifier unique to the HPN.

                  2.   date and time of when the alarm was raised or cleared.

                  3.   alarm description.

                  4.   source of the alarm for the purpose of fault location.


7.8.6.5. PERFORMANCE MANAGEMENT

         7.8.6.5.1. The HPN OAM interface shall allow the NMS to:

                  1.   retrieve event logs for HPN message request/delivery

                  2.   retrieve raw HPN statistics counters

         7.8.6.5.2. The HPN OAM interface shall forward low storage threshold alarms when the available performance data storage reaches a level specified by the NMS.

         7.8.6.5.3. The HPN performance data available through the HPN OAM interface shall include the following:

                  1.   HPN Request records.

                  2.   HPN Delivery records

                  3.   Performance Statistics including:



                          NEC Property - CONFIDENTIAL


                                                           Page 195 of _________
         1569
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



                       a)   number of successfully acknowledged HPN messages

                       b) number of failed short message delivery attempts received

                       c)   number of failed incoming call attempts received

                       d)   number of macro-diversity attempts

                       e)   number of successful HPN attempts/satellite

                       f)   number of failed HPN attempts/satellite

                       g)   number of HPN messages redirected to other SANs

         7.8.6.5.4. It shall be possible to display key summary performance data either locally at the HPN when a terminal is directly attached or remotely via a standardised remote login mechanism.

         7.8.6.5.5. It shall be possible to access all performance data stored in the HPN MIB from the SAN-OSS and from the NMC.


7.8.6.6. SECURITY MANAGEMENT

         7.8.6.6.1. The HPN OAM interface shall provide access control facilities to HPN OAM interface functionality.


7.8.7. ICO PROVIDED PAYLOAD COMMAND SYSTEM


7.8.7.1. GENERAL DESCRIPTION

         7.8.7.1.1. In order to make the most effective use of satellite resources, the Satellite Resource Management Centre (SRMC) plans the frequency bandwidth, gain, etc. allocated to each spot beam as the satellite moves (the channelisation plan), taking into account expected traffic load. The payload configuration data is then delivered to the ICO provided PCS for uploading to the satellite.


7.8.7.2. GENERAL NETWORK MANAGEMENT REQUIREMENTS

         7.8.7.2.1. The interface between the Central PCS subsystem and the NMS shall be defined by a CPCS to NMS Interface Control Document (TBD).

         7.8.7.2.2. The interface between the Remote PCS subsystem and the SAN equipment shall be defined by a RPCS to SAN Interface Control Document
         (TBD).

         7.8.7.2.3 DELETED

         7.8.7.2.3. The NMC shall transfer spacecraft information collected by the CPCS to the SRMC for the purposes of improving the use of the communications satellite resource planning. Typically this information will consist of: [C and] S band power levels, power thresholds (TBD), Tropo and ALC alarms.


7.8.7.3. NETWORK CONSISTENCY AND MANAGEMENT

         7.8.7.3.1. The NMS shall send to the CPCS subsystem the time window within which the payload update is to be successfully loaded at the satellite, which is specified by the SRMC.

         7.8.7.3.2. The NMS shall receive and report alarms from the CPCS subsystem indicating payload update failure.

         7.8.7.3.3 DELETED

         7.8.7.3.3. The NMS shall receive and report an alarm from the CPCS that the payload configuration is not consistent with that planned.



                          NEC Property - CONFIDENTIAL

                                                               Page 196 of _____
         1570
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



         7.8.7.3.4. The IGF shall assume that any deviations from the planned and actual payload configuration shall be made known to the NMC within [25] seconds.

         7.8.7.3.5. The IGF shall assume that restoration to the planned payload configuration shall be made known to the NMS.

         7.8.7.3.6. Upon receipt of an alarm from the CPCS of inability to configure the payload, or inconsistency of the payload configuration with that planned, the NMS shall:

                  1.   Log the event and alarm details.

                  2.   Report the incident to the NMC operator.

                  3. Transfer the alarm information to the SCC if the operator considered that the spacecraft is in error.

                  4. Notify all SBS and HPN subsystems in the SANs sharing the inconsistently configured satellite, within [20] seconds after the reception of the alarm, in order to stop all current and future planned transmissions to the affected satellite.

                  5. Determine a contingency plan, if the operator decides to do so.

                  6. Implement the contingency plan, if the operator decides to do so.

         7.8.7.3.7. Upon receipt of a notification from the CPCS of restoration of the payload configuration, or upon successful implementation of the contingency plan, the NMS shall notify all SBS and HPN subsystems affected that they can resume the transmissions.

         7.8.7.3.8. Upon receipt of a notification from the NMS of inconsistency of the payload configuration, the SBS and HPN shall stop all current and future planned transmission to the affected satellite until receipt of the notification from the NMS that the payload configuration has been restored or the contingency plan is in effect.

         7.8.7.3.9. The NMC shall provide the ability to configure the CPCS as defined in the CPCS to NMS ICD (TBD)

         7.8.7.3.10. It shall be possible from the NMS to configure the interval that payload status information is transferred to the NMS.


7.8.7.4. PAYLOAD MANAGEMENT

         7.8.7.4.1. The NMS shall be able to periodically request from the CPCS archived data of Payload summary status information for subsequent storage at the NMS. This status information shall include:

                  1.   [satellite power ([C and] S band)]

                  2.   Tropo detector events and ALC onsets

         7.8.7.4.2. The NMS shall transfer the channelisation plan information needed to update the satellite payload generated by the SRMC to the CPCS subsystem.


7.8.7.5. GENERAL OAM REQUIREMENTS

         7.8.7.5.1. The IGF shall assume that the PCS shall provide its own backup and restoration procedures associated with the PCS.

         7.8.7.5.2. The IGF shall assume that the PCS shall provide its own software upgrade facilities:

         7.8.7.5.3. The IGF shall assume that the PCS shall encompass its own management of the PCS equipment and software. However, status information shall be transferred from the CPCS to the NMS as defined in the CPCS to NMs ICD (TBD).

         7.8.7.5.4. Configuration Management



                          NEC Property - CONFIDENTIAL

                                                               Page 197 of _____
         1571
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



         7.8.7.6.1 [It shall be possible from the NMS to configure PCS event parameters, status controls and alarms as defined by the CPCS to NMS ICD (TBD) and the RPCS to SAN ICD (TBD).]


7.8.7.6. FAULT MANAGEMENT

         7.8.7.6.1. The CPCS and RPCS shall forward the raising and clearing of PCS alarms to the NMS, according to the CPCS to NMS ICD (TBD) and RPCS to SAN ICD (TBD). The IGF shall assume as a minimum that the alarms include the following:

                  1.   Communication alarms [TBD].

                  2.   Equipment alarms [TBD].

                  3.   Processing error alarms [TBD].

                  4.   ALC operation alarm.

                  5.   transmission channel overdrive protection alarm.

                  6.   satellite payload configuration mismatch.

                  7.   Payload Threshold Alarm [TBD].

         7.8.7.6.2. Each PCS alarm forwarded to the NMS shall contain:

                  1.   an object identifier unique to the PCS [TBD].

                  2.   date and time of when the alarm was raised or cleared
                       [TBD].

                  3.   alarm description [TBD].

                  4.   source of the alarm for the purpose of fault location
                       [TBD].

         7.8.7.6.3. [From the NMS it shall be possible to configure, purge, access, filter and transfer alarm data in accordance with the CPCS to NMS ICD (TBD) and RPCS to SAN ICD (TBD).]


7.8.7.7. PERFORMANCE MANAGEMENT

         7.8.7.8.1 [From the NMS it shall be possible to configure, purge, access, filter and transfer performance data from the PCS in accordance with the CPCS to NMS ICD (TBD) and RPCS to SAN ICD (TBD).]


7.8.7.8. DELETED.


7.8.8. RADIO FREQUENCY TERMINAL


7.8.8.1. GENERAL DESCRIPTION

         7.8.8.1.1. The RFT contains a local OAM. The RFT can also be monitored and operated via the SAN-OSS and via the NMC. In normal conditions the RFT is monitored by the NMC, and also by the SCC for TT&C. In the event of serious space segment failures, the SCC may take direct control of the RFT equipment.

         7.8.8.1.2. The RFT OAM allows the operator to monitor and control the earth station radio terminal including the five tracking antennas and their associated subsystems, and the uplink and downlink chains.

         7.8.8.1.3. For the purposes of network management, the RFT OAM monitors the equipment that is shared with the TT&C subsystem at the co-located SAN/TT&C sites.

         7.8.8.1.4. The RFT shall encompass the management of the RFT equipment and software comprising the ACU, De-ice, Tracking Down Converter, Tracking Demodulator, C-band-HPA, S-LNA, TX/RX Path Selector, etc.



                          NEC Property - CONFIDENTIAL


                                                                 Page 198 of

         1572
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



7.8.8.2. GENERAL REQUIREMENTS

         7.8.8.2.1. The RFT OAM interface shall provide access to backup and restoration procedures associated with the RFT.

         7.8.8.2.2. The RFT OAM interface shall provide the following software upgrade facilities:

                  1.   download new versions of software from the NMS.

                  2. replace the current version of software with the new version.

                  3. replace the current version of software with the previous version.

                  4. extract existing software version information for the three versions of software.

         7.8.8.2.3. The RFT OAM shall be provided in a [hot standby] redundancy configuration.

         7.8.8.2.4. [The RFT OAM switchover shall not exceed 5 minutes].

         7.8.8.2.5. A logical link shall exist between the RFT OAM and the SAN-OSS to support the relevant information exchange (this shall include ephemeris data, etc.).

         7.8.8.2.6. A direct logical interface shall be provided between the RFT OAM and the SCC (e.g. through the TT&C ground equipment) to exchange alarm, control and status information.

         7.8.8.2.7. In emergency operation of the TT&C, the RFT OAM shall accept commands from the SCC only, and shall reject control attempts from the SAN-OSS, until the TT&C returns the control back to the SRMS controller.

         7.8.8.2.8. The antenna shall be capable of Program Tracking where the antenna shall track the satellite autonomously based on the satellite ephemeris generated by the SCC and distributed via the NMC.

         7.8.8.2.9. The RFT OAM system shall consist of two MMIs as a primary/ secondary configuration in the central building.

         7.8.8.2.10. The RFT OAM system shall provide a capability to connect another MMI in one of the RFT shelters.

         7.8.8.2.11. The RFT OAM shall have the capability to present a graphical view of the RFT configuration chains and to send a command to change the parameters of RFT equipment.

         7.8.8.2.12. It shall be possible to send RFT configuration commands from the NMC or SAN-OSS to the RFT system.

         7.8.8.2.13. The RFT OAM shall provide an event logging function.


7.8.8.3. CONFIGURATION MANAGEMENT

         7.8.8.3.1. The RFT OAM shall maintain the database as to which satellite each RFT Antenna is currently tracking or prepared to track at the moment.

         7.8.8.3.2. The RFT OAM interface shall provide a facility for the RFT to supply status to the NMS, including the following:

                  7.8.8.3.3. Antenna Control Unit:

                       1.   Control Mode.

                       2.   Drive Mode.

                       3.   Auto Transfer.

                       4.   Program transfer.

                       5.   Auto Enable.

                       6.   Program Enable.



                          NEC Property - CONFIDENTIAL


                                                                Page 199 of
         1573
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



                       7.   AZ Drive.

                       8.   EL Drive.

                       9.   AZ Position.

                       10.  EL Position.

                       11.  Satellite Acquisition.

                       12.  Program Start Time.

                  7.8.8.3.4. De-ice:

                       1.   Operation Mode.

                       2.   Control Mode.

                       3.   Main REF.

                       4.   Sub REF.

                       5.   Feed Horn.

                       6.   Snow/ICE.

                       7.   Rain.

                  7.8.8.3.5. Tracking Down Converter:

                       1.   Operational Condition.

                       2.   Control Mode.

                       3.   Frequency.

                  7.8.8.3.6. Tracking Demodulator:

                       1.   Operational Condition.

                       2.   Beacon Level.

                       3.   PLL.

                  7.8.8.3.7. C-Band High Power Amplifier:

                       1.   Operational Condition.

                       2.   Control Mode.

                       3.   Output Power.

                       4.   LV.

                       5.   HV.

                       6.   Pre-Heat.

                  7.8.8.3.8. C-Band Low Noise Amplifier:

                       1.   Operational Condition.

                  7.8.8.3.9. Tx/Rx Path Selector:

                       1.   Control Mode.

                       2.   TX Path-A/B Selection.

                       3.   RX Path-A/B Selection.

                  7.8.8.3.10. TT&C Up Converter:



                          NEC Property - CONFIDENTIAL


                                                                 Page 200 of

         1574
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



                       1.   Operational Condition.

                       2.   Control Mode.

                       3.   Frequency.

                  7.8.8.3.11. TT&C Down Converter:

                       1.   Operational Condition.

                       2.   Control Mode.

                       3.   Frequency.

                  7.8.8.3.12. Switch:

                       1.   Control Mode.

                       2.   SW Status.

                  7.8.8.3.13. C-Band Up Converter:

                       1.   Operational condition.

                  7.8.8.3.14. C-Band Down Converter:

                       1.   Operational condition.

                  7.8.8.3.15. Automatic Frequency Compensation:

                       1.   Operational Condition.

                       2.   Control Mode.

                       3.   Pilot Frequency-1.

                       4.   Pilot Frequency-2.

                       5.   Pilot-1 Lock Status.

                       6.   Pilot-2 Lock Status.

                       7.   Hold Time.

                  7.8.8.3.16. 5/7GHz Translator:

                       1.   Operational Condition.

                       2.   Control Mode.

                       3.   Local Frequency.

                  7.8.8.3.17. RFT Summary:

                       1.   Operational Condition.

         7.8.8.3.18. The RFT OAM interface shall provide a facility for the TT&C to supply status to the NMS, including the following:

                  7.8.8.3.19. TT&C upconverters:

                       1.   Operational condition.

                       2.   Frequency.

                       3.   Upconverter number.

                  7.8.8.3.20. TT&C downconverters:

                       1.   Operational condition.

                       2.   Frequency.



                          NEC Property - CONFIDENTIAL


                                                                 Page 201 of

         1575
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



                       3.   Down converter number.

                  7.8.8.3.21. The RFT OAM interface shall forward RFT events to the NMS.

                  7.8.8.3.22. The RFT OAM interface shall allow the NMS to:

                       1.   configure RFT event parameters.

                       2.   purge RFT event data.

                       3.   access RFT event data.

         7.8.8.3.23. The RFT OAM interface shall provide access to parameters requiring configuration by the NMS, including the following:

                  7.8.8.3.24. Antenna Control Unit:

                       1.   Drive Mode.

                       2.   Auto Transfer.

                       3.   Program transfer.

                       4.   AZ Position.

                       5.   EL Position.

                       6.   Program Start Time.

                       7.   Program parameter.

                  7.8.8.3.25. De-ice:

                       1.   Operation Mode.

                       2.   Main REF.

                       3.   Sub REF.

                       4.   Feed Horn.

                  7.8.8.3.26. Tracking Down Converter:

                       1.   Frequency.

                  7.8.8.3.27. C-Band High Power Amplifier:

                       1.   LV.

                       2.   HV.

                       3.   Alarm Reset.

                  7.8.8.3.28. Tx/Rx Path Selector:

                       1.   TX Path-A/B Selection.

                       2.   RX Path-A/B Selection.

                  7.8.8.3.29. TT&C Up Converter:

                       1.   Frequency.

                  7.8.8.3.30. TT&C Down Converter:

                       1.   Frequency.

                  7.8.8.3.31. Switch:

                       1.   SW Status.

                  7.8.8.3.32. 5/7GHz Translator:



                          NEC Property - CONFIDENTIAL
                                                                     Page 202 of
         1576
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



                       1.   Local Frequency.

         7.8.8.3.33. The RFT OAM interface shall provide access to TT&C parameters requiring configuration by the NMS.


7.8.8.4. FAULT MANAGEMENT

         7.8.8.4.1. The RFT OAM interface shall forward the raising and clearing of RFT alarms to the NMS, including the following:

         7.8.8.4.2. Communication alarms.

         7.8.8.4.3. Antenna Control Unit:

                  1.   Link.

                  2.   Operational Condition.

                  3.   Emergency Stop.

                  4.   AZ Drive Fault.

                  5.   EL Drive Fault.

                  6.   Angle Fault.

                  7.   Low EL.

                  8.   Up Limit.

                  9.   Down Limit.

                  10.  CW Limit.

                  11.  CCW Limit.

                  12.  Dehydrator Alarm.

         7.8.8.4.4. De-ice:

                  1.   Major ALM.

                  2.   Minor ALM.

         7.8.8.4.5. Tracking Down Converter:

                  1.   Operational Condition.

         7.8.8.4.6. Tracking Demodulator:

                  1.   Operational Condition.

                  2.   Beacon Level Alarm.

         7.8.8.4.7. C-Band High Power Amplifier:

                  1.   Link.

                  2.   Operational Condition.

                  3.   RF CCT Alarm.

                  4.   Cooling Alarm.

                  5.   INTLK Alarm.

                  6.   PS Alarm.

                  7.   Low RF.

         7.8.8.4.8. C-Band Low Noise Amplifier:



                          NEC Property - CONFIDENTIAL
                                                                     Page 203 of
         1577
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



                  1.   Operational Condition.

         7.8.8.4.9. Tx/Rx Path Selector:

                  1.   Link.

                  2.   Path SEL Alarm.

         7.8.8.4.10. TT&C Up Converter:

                  1.   Operational Condition.

         7.8.8.4.11. TT&C Down Converter:

                  1.   Operational Condition.

         7.8.8.4.12. C-Band Up Converter:

                  1.   Operational Condition.

         7.8.8.4.13. C-Band Down Converter:

                  1.   Operational Condition.

         7.8.8.4.14. Automatic Frequency Compensation:

                  1.   Operational Condition.

         7.8.8.4.15. 5/7Ghz Translator:

                  1.   Operational Condition.

         7.8.8.4.16. S-Band SSPA:

                  1.   Operational Condition.

         7.8.8.4.17. S-Band Low Noise Amplifier:

                  1.   Operational Condition.

         7.8.8.4.18. Miscellaneous Alarm:

                  1.   Air Conditioner.

                  2.   Fire Alarm.

         7.8.8.4.19. RFT Summary:

                  1.   Operational Condition.

         7.8.8.4.20. The RFT OAM interface shall forward the raising and clearing of TT&C alarms to the NMS, including the following:

         7.8.8.4.21. Equipment alarms [TT&C baseband equipment summary alarm].

         7.8.8.4.22. Each RFT alarm forwarded to the NMS shall contain:

                  1.   an object identifier unique to the RFT.

                  2.   date and time of when the alarm was raised or cleared.

                  3.   alarm description.

         7.8.8.4.23. The RFT OAM interface shall allow the NMS to configure RFT alarm parameters.


7.8.8.5. PERFORMANCE MANAGEMENT

         7.8.8.5.1. The RFT OAM interface shall allow the NMS to:

                  1.   configure RFT performance parameters.



                          NEC Property - CONFIDENTIAL
                                                                     Page 204 of
         1578
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



                  2.   purge RFT performance data.

                  3. access RFT performance data using filters supplied by the NMS.

                  4. configure periodic transfer of RFT performance data to NMS using filters.

         7.8.8.5.2. The RFT performance data available through the RFT OAM interface shall include threshold exceeding data statistics.


7.8.8.6. SECURITY MANAGEMENT

         7.8.8.6.1. The RFT OAM interface shall provide access control facilities to all RFT OAM interface functionality.


7.8.9. SATELLITE BASE STATION


7.8.9.1. GENERAL DESCRIPTION

         7.8.9.1.1. The Satellite Base Station is responsible for the monitoring and management of the Satellite Access Subsystem and the Satellite Processing Subsystem. The Satellite Access Subsystem consists of the channel units and their associated elements. The Satellite Processing Subsystem consists of the channel manager and it's associated elements. The SBS domain also includes the OAM systems for the internal SBS Ethernet switch and GPS Receiver systems.

         7.8.9.1.2. SBS OMC (Operations and Maintenance Centre) hosts the logical functions for SBS OAM, ChU OAM, CM OAM and RTRM OAM. The SBS OMC includes element management for CM, ChU, RTRM and SBS Ethernet Switch.


7.8.9.2. GENERAL REQUIREMENTS

         7.8.9.2.1. The SBS OAM interface shall provide access to backup and restoration procedures associated with the SBS.

         7.8.9.2.2. The SBS OAM interface shall provide the following software upgrade facilities:

                  1.   download new versions of software from the NMS.

                  2. replace the current version of software with the new version.

                  3. replace the current version of software with the previous version.

                  4. extract existing software version information for the three versions of software.

         7.8.9.2.3. The SBS OAM interface shall allow the NMS to:

                  1.   configure SBS resource usage parameters.

                  2.   initiate archiving of the SBS resource usage data.

                  3.   purge SBS resource usage data.

                  4. access SBS resource usage data using filters supplied by the NMS.

         7.8.9.2.4. The SBS OMC shall use an industry standard remote window protocol for displaying all SBS control and configuration applications on the SAN-OSS console.

         7.8.9.2.5. The SBS OMC shall use an industry standard network management protocol to forward events and alarms to the SAN-OSS.

         7.8.9.2.6. The SBS OMC shall transfer bulk statistics to the SAN-OSS via industry standard file transfer protocol. The transfer shall occur automatically on a timed schedule or via SBS OMC operator command.



                          NEC Property - CONFIDENTIAL
                                                                     Page 205 of
         1579
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



7.8.9.3. CONFIGURATION MANAGEMENT

         7.8.9.3.1. The SBS OAM interface shall provide a facility for the SBS to supply status to the NMS, including the following:

                  1.   Channel Units.

                  2.   Channel Manager.

                  3.   Call Processor.

                  4.   Channel Processor.

                  5.   Switching and Transcoding Module (STM).

                  6.   E1 Cards.

                  7.   T1 Cards.

                  8.   Ethernet Cards.

                  9.   RTRM

         7.8.9.3.2. The SBS OAM interface shall forward SBS events to the NMS.

         7.8.9.3.3. The SBS OAM interface shall allow the NMS to:

                  1.   configure SBS event parameters.

                  2.   initiate archiving of the SBS event data.

                  3.   purge SBS event data.

                  4.   access SBS event data.

         7.8.9.3.4. The SBS OAM interface shall provide access to parameters requiring configuration by the NMS.

         7.8.9.3.5. The SBS OAM interface shall provide access to Channel Manager parameters requiring configuration by the NMS, including the following:

                  1.   Traffic switching between air interface and MSSC.

                  2.   Ciphering control.

         7.8.9.3.6. The SBS OAM interface shall provide access to Channel Unit parameters requiring configuration by the NMS, including the following:

                  1.   Operational state.

                  2.   Software download.

         7.8.9.3.7. The SBS OAM interface shall provide access to RTRM parameters requiring configuration by the NMS, including the following:

                  1.   threshold for disk utilisation.


7.8.9.4. FAULT MANAGEMENT

         7.8.9.4.1. The SBS OAM interface shall forward the raising and clearing of SBS alarms to the NMS, including the following:

                  1.   Communication alarms.

                  2.   Equipment alarms.

                  3.   Processing error alarms.

                  4.   Quality of service alarms.



                          NEC Property - CONFIDENTIAL
                                                                     Page 206 of
         1580
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



         7.8.9.4.2. The SBS OAM interface shall forward the raising and clearing of Channel Manager alarms to the NMS, including the following:

                  1.   Communication alarms.

                  2.   Equipment alarms.

                  3.   Processing error alarms.

         7.8.9.4.3. The SBS OAM interface shall forward the raising and clearing of Channel Unit alarms to the NMS, including the following:

                  1.   Communication alarms.

                  2.   Equipment alarms.

                  3.   Processing error alarms.

         7.8.9.4.4. The SBS OAM interface shall forward the raising and clearing of RTRM alarms to the NMS, including the following:

                  1.   Communication alarms.

                  2.   Equipment alarms.

                  3.   Processing error alarms.

                  4.   Disk utilisation exceeds threshold.

         7.8.9.4.5. Each SBS alarm forwarded to the NMS shall contain:

                  1.   an object identifier unique to the SBS.

                  2.   date and time of when the alarm was raised or cleared.

                  3.   alarm description.

                  4.   source of the alarm for the purpose of fault location.

         7.8.9.4.6. The SBS OAM interface shall allow the NMS to:

                  1.   configure SBS alarm parameters.

                  2.   initiate archiving of the SBS alarm data.

                  3.   purge SBS alarm data.

                  4.   access SBS alarm data using filters supplied by the NMS.


7.8.9.5. PERFORMANCE MANAGEMENT

         7.8.9.5.1. The SBS OAM interface shall allow the NMS to:

                  1.   configure SBS performance parameters.

                  2.   initiate archiving of the SBS performance data.

                  3.   purge SBS performance data.

                  4. access SBS performance data using filters supplied by the NMS.

                  5. configure periodic transfer of SBS performance data to NMS.

         7.8.9.5.2. The SBS performance data available through the SBS OAM interface shall include the following:

                  1.   Channel Unit performance statistics.

                  2.   Channel Manager performance statistics.



                          NEC Property - CONFIDENTIAL
                                                                 Page 207 of
         1581
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



                  3.   Number of channel requests.

                  4.   Diversity allocation attempts.

                  5.   Page requests.

                  6.   Number of beam handovers.

                  7.   Number of satellite handovers.

                  8.   Number of channel units in use (traffic/control).

                  9.   Number of active calls.

                  10.  Number of failed calls due to hand-off failures.

         7.8.9.5.3. The Channel Manager performance data available through the SBS OAM interface shall include the following:

                  1. Internal Handovers with successful re-establishment per ChM.

                  2. Internal Handovers without successful re-establishment per ChM.

                  3.   Total requests for connections.

                  4.   Total paging messages per ChM.

         7.8.9.5.4. The Channel Unit performance data available through the SBS OAM interface shall include the following:

                  1.   Processor utilisation.

                  2.   Burst plans.

         7.8.9.5.5. The RTRM performance data available through the SBS OAM interface shall include the following:

                  1.   Number of channel units in use.

                  2.   Number of active channels.

                  3.   Number of channel handover attempts.

                  4.   Number of channel handover failures.

                  5. Attempted handovers over beam, frequency, z-arc, satellite.

                  6.   Failed handovers over beam, frequency, z-arc, satellite.

         7.8.9.5.6. The performance measurements recorded by the SBS and available through the SAN-OSS OAM interface shall include the information to allow the calculation of:

                  1. total call (radio session) holding time categorised by UT location, mobile-originated or mobile-terminated, [service type], class of diversity, time and date.

                  2. total call (radio session) count (attempts and completion) categorised by UT location, mobile-originated or mobile-terminated, [service type], class of diversity, time and date.

         7.8.9.5.7. The call (radio session) attempt count shall include ones that are blocked by the lack of frequency resources. The interval and resolution of measurements shall be chosen so that the measurement data can be efficiently utilised for traffic planning at the SRMC.

         7.8.9.5.8. The performance measurements, identified above, recorded by the SBS shall be made available to the SRMC though the SAN-OSS.

         7.8.9.5.9. Any Radio Session statistics data will be collected and reported on a per SBS basis, and will not span a SAN-to-SAN handover.



                          NEC Property - CONFIDENTIAL
                                                                     Page 208 of
         1582
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



7.8.9.6. SECURITY MANAGEMENT

         7.8.9.6.1. Access through the SBS OAM interface shall be controlled using password-based logins and feature control lists for SBS applications.


7.8.10. TERRESTRIAL NETWORK MANAGER


7.8.10.1. GENERAL DESCRIPTION

         7.8.10.1.1. Each SAN has a Terrestrial Network Manager (TNM) to provide ICO-net routing, optimisation and vocoding functions. The TNM system interfaces between the MSSCs and the Channel Managers. The TNM routes calls to SANs, and invisibly to the MSSC and Channel Managers, and provides multiplexing for Inter-Site links and vocoding for Air Interface transmission via the Channel Managers.

         7.8.10.1.2. The TNM will also manage the DCN (refer to Section 7.8.11).


7.8.10.2. GENERAL REQUIREMENTS

         7.8.10.2.1. The TNM OAM interface shall provide access to backup and restoration procedures associated with the TNM.

         7.8.10.2.2. TNM OAM failure switchover shall be automatic.

         7.8.10.2.3. The TNM OAM interface shall provide the following software upgrade facilities:

                  1.   download new versions of software from the NMS.

                  2. replace the current version of software with the new version.

                  3. replace the current version of software with the previous version.

                  4. extract existing software version information for the above three versions of software.


7.8.10.3. CONFIGURATION MANAGEMENT

         7.8.10.3.1. The TNM OAM interface shall provide a facility for the TNM to supply status to the NMS, including the following:

                  1.   RPC.

                  2.   RPN.

                  3.   MUX/Vocoder.

                  4.   intersite route health status for the SAN.

         7.8.10.3.2. The TNM OAM interface shall forward TNM events to the NMS.

         7.8.10.3.3. The TNM OAM interface shall allow the NMS to:

                  1.   configure TNM event parameters.

                  2.   initiate archiving of the TNM event data.

                  3.   purge TNM event data.

                  4.   access TNM event data.

         7.8.10.3.4. The TNM OAM interface shall provide access to parameters requiring configuration by the NMS, including the following:

                  1.   RPC.

                  2.   RPN.



                          NEC Property - CONFIDENTIAL
                                                            Page 209 of
         1583
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



                  3.   MUX/Vocoder.

                  4.   intersite routing tables.


7.8.10.4. FAULT MANAGEMENT

         7.8.10.4.1. The TNM OAM interface shall forward the raising and clearing of TNM alarms to the NMS, including the following:

                  1.   Communication alarms.

                  2.   Equipment alarms.

                  3.   Processing error alarms.

                  4.   Quality of service alarms.

         7.8.10.4.2. Each TNM alarm forwarded to the NMS shall contain:

                  1.   an object identifier unique to the TNM.

                  2.   date and time of when the alarm was raised or cleared.

                  3.   alarm description.

                  4.   source of the alarm for the purpose of fault location.

         7.8.10.4.3. The TNM OAM interface shall allow the NMS to:

                  1.   configure TNM alarm parameters.

                  2.   initiate archiving of the TNM alarm data.

                  3.   purge TNM alarm data.

                  4.   access TNM alarm data using filters supplied by the NMS.

         7.8.10.4.4.The TNM OAM shall support alarm filtering.

         7.8.10.4.5.The TNM OAM shall support the same number of alarm severity levels (critical, major, minor, warning as referred to in Section 7.3) as the SAN-OSS for the purpose of categorising alarms displayed at an MMI.


7.8.10.5. PERFORMANCE MANAGEMENT

         7.8.10.5.1. The TNM OAM interface shall allow the NMS to:

                  1.   configure TNM performance parameters.

                  2.   initiate archiving of the TNM performance data.

                  3.   purge TNM performance data.

                  4. access TNM performance data using filters supplied by the NMS.

         7.8.10.5.2. configure periodic transfer of TNM performance data to NMS using filters.


7.8.10.6. SECURITY MANAGEMENT

         7.8.10.6.1. The TNM OAM interface shall provide access control facilities to all TNM OAM interface functionality.


7.8.11. DIGITAL COMMUNICATION NETWORK


7.8.11.1. GENERAL

         7.8.11.1.1. The Digital Communication Network (DCN) is described in
         Section 6.5.



                          NEC Property - CONFIDENTIAL

                                                                  Page 210 of
         1584
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



         7.8.11.1.2. The DCN is integrated with the TNM OAM and forms part of the TNM OAM interface.

         7.8.11.1.3. The management of the DCN and DCN components shall be the responsibility of the local TNM. The TNM OAM interface to the SAN-OSS and NMC shall support the DCN management functions. The DCN management functions shall include the functionalities listed below and in Sections 7.8.11.2, 7.8.11.3 and 7.8.11.4:

                  1.   Each SAN DCN Encryption Device

                       a.  Normal/Fail

                       b.  I/O stream Normal/Fail

                       c.  [Bypass/Normal]

                       d.  [Configuration status]

                  2.   Each SAN DCN Router/Bridge

                       a.  Normal/Fail

                       b.  Link Fail Alarm (if provided by selected equipment)

                       c. Router statistics (via text dump, information provided will be vendor dependent)

                       d.  Router Table Display (via text dump)

                       e.  Router Table Load (via file download)

                  3.   Each SAN TNM DCN MUX

                       a.  Normal/Fail

                       b.  I/O stream Normal/Fail

                       c.  Configuration status

                       d.  Configuration change

                       e.  [Diagnostics]

                  4.   TNM OAM Aggregated Status

                       a.  DCN Direction/Route Normal/Fail (e.g. Dir A, Route B
                           Fail)

                       b.  TNM Communications Timeout (link health check).


7.8.11.2. CONFIGURATION MANAGEMENT

         7.8.11.2.1. The TNM OAM shall provide a facility for the TNM to supply status to the NMS, including the following:

                  1. [DCN Encryption Device] at each SAN, at the NMCs and at the OT&DF (if provided);

                  2. TNM DCN MUX at each SAN, at the NMCs and at the OT&DF (if provided);

                  3.   TNM Communications Timeout (link health check);

                  4.   DCN Direction/Route status

         7.8.11.2.2. The TNM OAM shall provide a facility for the DCN Router/Bridge at each SAN, at the NMCs and at the OT&DF (if provided) to display the Router Table.

         7.8.11.2.3. The TNM OAM interface shall provide the facility to download the Router Table (for the DCN Router/Bridge at each SAN, at the NMCs and at the OT&DF (if provided)) from the NMS.

         7.8.11.2.4. The TNM OAM interface shall provide a facility for the NMS to change the configuration of the DCN Router/Bridge at each SAN, at the NMCs and at the OT&DF (if provided) and [of the DCN Encryption Device at each SAN, at the NMCs and at the OT&DF (if provided)].



                          NEC Property - CONFIDENTIAL


                                                                 Page 211 of
         1585
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



         7.8.11.2.5. The TNM OAM interface shall provide a facility for the NMS to get/set the enabled/disabled status of the encryption on each link (DCN Encryption Device Bypass/Normal).


7.8.11.3. FAULT MANAGEMENT

         7.8.11.3.1. The TNM OAM interface shall forward to the NMS the raising and clearing of the alarms, including the following:

                  1. DCN Encryption Device at each SAN, at the NMCs and at the OT&DF (if provided);

                  2. I/O stream for the DCN Encryption Device at each SAN, at the NMCs and at the OT&DF (if provided);

                  3. DCN Router/Bridge failure at each SAN, at the NMCs and at the OT&DF (if provided);

                  4.   DCN Router Bridge Link Failure;

                  5. TNM DCN MUX failure at each SAN, at the NMCs and at the OT&DF (if provided);

                  6. I/O stream for the TNM DCN Mux at each SAN, at the NMCs and at the OT&DF (if provided);

                  7.   TNM Communication Timeout;

                  8.   DCN Direction/Route Alarm.

         7.8.11.3.2. [The TNM OAM interface shall provide diagnostics information for the TNM DCN MUX at each SAN, at the NMCs and at the OT&DF (if provided)].


7.8.11.4. PERFORMANCE MANAGEMENT

         7.8.11.4.1. The TNM OAM interface shall support access to router generated statistics for the DCN Router/Bridge at every SAN, at the NMCs and at the OT&DF (if provided).

         7.8.11.4.2. (F/R) Typical DCN performance data to be reported to the NMS shall include:

                  1.   network congestion;

                  2.   error rate;

                  3.   latency.


7.8.12. ICONET SYNCHRONISATION SYSTEM


7.8.12.1. GENERAL DESCRIPTION

         7.8.12.1.1. Accurate timing/frequency synchronisation between elements of the ground network, radio/satellite and interconnecting terrestrial networks needs to be accomplished in order to support the mobile services being provided. At the system level the NMC requires to be able to control, audit and manage the network synchronisation as identified in Section 6.25.1. For this purpose, the synchronisation system is to be treated as a logical network element.



         7.8.12.1.2. At the physical level, timing devices may well be integrated into the various network elements (e.g. SBS, TNM, etc.) and hence be monitored and managed by the controlling OAM. (SBS OAM, TNM OAM, etc.). However, this management needs to be pulled together and co-ordinated in order to provide a higher level view of the synchronisation subsystem at both the SAN-OSS and NMC. In addition, should additional external synchronisation devices be necessary then these will need to be managed through the synchronisation system OAM.




                          NEC Property - CONFIDENTIAL


                                                                Page 212 of
         1586
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



7.8.12.2. GENERAL REQUIREMENTS

         7.8.12.2.1.From the NMC it shall be possible to graphically determine the hierarchical synchronisation network architecture being employed (e.g. active primary reference clock systems) and the real time status (e.g. GPS receiver device status, etc.).

         7.8.12.2.2. The NMC shall support an interface to the SCC for the receipt of ephemeris data to be transferred to the SAN SRMS for delay estimation purposes as outlined in Section 6.25.1.3

         7.8.12.2.3. The following management functions in 7.8.12.3 to 7.8.12.6 shall be applicable where provided by the network elements


7.8.12.3. CONFIGURATION MANAGEMENT

         7.8.12.3.1. From the NMC it shall be possible to activate re-synchronisation procedures in the case of fault and alarm conditions (timing deviations) being reported across the system.

         7.8.12.3.2. From the NMC it shall be possible to introduce changes to the synchronisation mechanism with the minimal of disruption (i.e. switching to back-up or alternate timing sources, switching to another SAN timing mechanism, etc.). This configuration capability shall exist to the element level.

         7.8.12.3.3. Switchover to primary and/or secondary timing sources shall be co-ordinated with the NMC beforehand (normal operation) or the NMC shall be notified immediately afterwards (emergency operation).

         7.8.12.3.4. It shall be possible to undertake configuration audits concerning the synchronisation system from the NMC for tracing and investigative purposes.

         7.8.12.3.5. Procedures shall be in place to routinely test and check redundant and secondary synchronisation systems.


7.8.12.4. FAULT MANAGEMENT

         7.8.12.4.1. Devices making up the synchronisation system shall be continually monitored for fault and alarm conditions (e.g. device failures, etc.).

         7.8.12.4.2. It shall be possible to configure fault thresholds to report aspects such as timing deviation levels, update rates, etc. from the NMC (global) or SAN-OSS (local).

         7.8.12.4.3. The SAN-OSS shall filter and co-ordinate synchronisation data from the various timing devices and provide a summary of fault and alarm reporting to the NMC.


7.8.12.5. PERFORMANCE MANAGEMENT

         7.8.12.5.1.The SAN-OSS shall collate and conduct suitable trend analysis on performance data concerning the synchronisation elements.

         7.8.12.5.2.The NMC shall collate and conduct suitable trend analysis on reported synchronisation performance data across the ICONET and report conformance against the active network synchronisation plan.

         7.8.12.5.3.Measurement and reporting of conformance of the synchronisation system against the criteria set in Section 6.25 shall be available (e.g. timing accuracy measures, stability, etc.).


7.8.12.6. SECURITY MANAGEMENT

         7.8.12.6.1.Access control mechanisms shall be implemented concerning the synchronisation mechanism.



                          NEC Property - CONFIDENTIAL

                                                                   Page 213 of
         1587
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



         7.8.12.6.2.Access through the Synchronisation System OAM shall be controlled using password-based logins.


7.8.13. C-C SUBSYSTEM

         7.8.13.1. It shall be possible for the NMS to:

                  a) Display C-C link assignments per site (e.g. frequency, power)

                  b)   monitor status of C-C link

                  c) [Control and] Manage C-C frequency/power allocation, as the equipment allows.


7.8.14. ICO ADMINISTRATIVE DATA CENTRE

         7.8.14.1. The ICO Administrative Data Centre (ADC) is involved in the activities of provisioning, billing, partner care and legal interception.

         7.8.14.2. The ADC shall provide its status to the NMS at all times. Any fault in the ADC shall be notified to the NMS.

         7.8.14.3. NMS shall perform a Health Check to the ADC periodically. The time interval shall be operator configurable.

         7.8.14.4. Any CDR Log Alarm detected by the ADC shall be notified to the NMS.

         7.8.14.5. Billing related complaints which can not be resolved at the ADC shall be forwarded to the NMS for possible resolution via call tracing facility at the NMS.

         7.8.14.6. Relevant CDRs shall be sent from the ADC to the NMS.

         7.8.14.7. Service affecting alarms shall be notified from the NMS to the I-ADC.


7.9. LEGAL INTERCEPTION MANAGEMENT SYSTEM


7.9.1. GENERAL REQUIREMENTS

         7.9.1.1. The Legal Interception Management System (LIMS) shall provide OAM functionalities for the Legal Interception System (LIS). It shall encompass LIS equipment, associated software, processing, monitoring and control.

         7.9.1.2. The LIMS shall provide access to backup and restoration procedures associated with the LIS equipment.

         7.9.1.3. The LIMS shall provide the following software upgrade facilities:

                  1. download new versions of software to the LIAS from the LIMS.

                  2. replace the current version of software with the new version.

                  3. replace the current version of software with the previous version.

                  4. extract existing software version information for the two versions of software (i.e. the current version and the previous version) stored in the LIAS.


7.9.2. CONFIGURATION MANAGEMENT

         7.9.2.1. A facility shall be provided for the LIAS to supply its status to the LIMS.

         7.9.2.2. The LIAS shall forward its events to the LIMS.

         7.9.2.3. The LIMS shall be able to:

                  1.   configure LIAS event parameters.



                          NEC Property - CONFIDENTIAL


                                                                  Page 214 of
         1588
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



                  2.   initiate/suppress logging of the LIAS event data.

                  3. support logging of up to 3 days of LIAS event data in a buffer.

                  4. support saving of the logged LIAS event data in a file for long term online archiving. The long-term archive shall hold a minimum of 90 days of data storage.

                  5.   access LIAS event data.

         7.9.2.4. The LIAS shall provide access to parameters requiring configuration by the LIMS.


7.9.3. FAULT MANAGEMENT

         7.9.3.1.The raising and clearing of LIAS alarms shall be reported to the LIMS, including the following alarm types:

                  1.   Communication alarms.

                  2.   Equipment alarms.

                  3.   Software error alarms.

         7.9.3.2. Each LIAS alarm forwarded to the LIMS shall contain:

                  1.   an object identifier unique to the LIAS.

                  2.   date and time of when the alarm was raised or cleared.

                  3.   alarm description.

                  4.   alarm severity.

                  5.   source of the alarm for the purpose of fault location.

         7.9.3.3. The LIMS shall be able to:

                  1.   configure LIAS alarm parameters.

                  2.   initiate/suppress logging of the LIAS alarm data.

                  3. support logging of up to 3 days of LIAS alarm data in a buffer.

                  4. support saving of the logged LIAS alarm data in a file for long term online archiving. The long-term archive shall hold a minimum of 90 days of data storage.

                  5. access LIAS alarm data using filters supplied by the LIMS.


7.9.4. PERFORMANCE MANAGEMENT

         7.9.4.1. The LIMS shall be able to:

                  1. configure LIAS system performance parameters (e.g. processor overload threshold, cache memory allocation).

                  2. monitor LIAS system performance (e.g. processor overload performance, memory resource usage).

                  3. initiate/suppress logging of LIAS system performance data.

                  4. access LIAS system performance data using filters supplied by the LIMS.

                  5. configure periodic transfer of LIAS system performance data to the LIMS using filters.

                  6. generate operational statistical data (e.g. number of intercepted calls per hour).


7.9.5. SECURITY MANAGEMENT

         7.9.5.1. At the LIMS it shall be possible to provide access control facilities.



                          NEC Property - CONFIDENTIAL

                                                                     Page 215 of

         1589
                            ICO DELIVERABLE DOCUMENT

IGFR CHAPTER 7                                                   NEC CORPORATION



         7.9.5.2.The LIMS shall provide strict isolation of warrants submitted by different agencies.

                          NEC Property - CONFIDENTIAL

                                                                     Page 216 of




         1590

--------------------------------------------------------------------------------
[ICO LOGO]                                                          CHANGE ORDER
                                                                       NO:  9
                          IGF SUPPLY AGREEMENT
                          CONTRACT NO ICOO97 - 1016/GW
                                                         DATE: 8th January, 1999
--------------------------------------------------------------------------------


In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:


Amended Clauses              None

Amended Schedules            Schedule 13: IGFR (version 27.1) - see "Addendum 3
                             (v2)  - Agreed Changes to IGFR v27.1 Version 1.doc"

Amended Annexes              None

Amended Price                None

Other Amendments             None

Reference Correspondence     IUKC-830, CCR95-104(v1): SA1253: IUKC-861,
                             CCR95-104(v2): SA1294


This Change Order No 9 will now form part of the Supply Agreement dated March 3rd 1997 between the parties as from 25th June 1998 and shall be governed by and construed in accordance with the laws of England.

Except for the changes set out above, this Change Order No 9 makes no further amendments or modifications to the Agreement.

--------------------------------------------------------------------------------

Signed for and on behalf of               Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV     NEC CORPORATION

                                          /s/ Takao Nishizawa
-------------------------------------     --------------------------------------
Supervising Officer                       Contractor's Authorised Representative
                                          Takao Nishizawa
                                          General Manager, Europe Div.

                                            8th January, 1999
---------------------                     ---------------------
Date                                      Date

-------------------------------------------------------------------------------
         1591
                          ADDENDUM 3 v2 TO IGFR v27.1


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          CHANGE
                                                                                                          REQUEST       DATE OF
  SECTION NO.                REVISED TEXT                        DESCRIPTION OF PROPOSED SOLUTION           NO.        ACCEPTANCE
------------------------------------------------------------------------------------------------------------------------------------
6.49.6.5      6.49.6.5 In the event of detection of         To clarify the TBD item for the Satellite RF  CCR95 v2   LG - 11/11/1998
              overload of any satellite, the NMS shall      Power Overload Management
              have the capability for the operator to
              reconfigure the SBS to perform one or more
              of the following:

7.1.11.3.3    7.1.11.3.3 The NMC NMS (LINK-OS) shall have   To clarify the TBD item for the LINK-NMS      CCR96 v2   LG - 11/11/1998
              the capability of processing a minimum of 15  performance
              events/second under normal working
              conditions, which consist of one
              event/second from each SAN (total 10 events)
              and five events from external systems.

7.1.14.1      7.1.14.1 The NMS shall have the capability    To clarify the TBD item for the Call Tracing  CCR97 v2   LG - 11/11/1998
              and necessary facilities and tools to         and testing capability of NMS
              undertake diagnostic tests on the detection
              of a failure or potential problem.

7.1.14.2      7.1.14.2 SAN-NMS shall have the capability    To clarify the TBD item for the Call Tracing  CCR97 v2   LG - 11/11/1998
              to collect SBS, HPN and TNM call related      and testing capability of NMS
              records. LINK-NMS shall have the capability
              to retrieve the call related records which
              SAN-NMS collects and to report the records
              based on time window provided by operator.

7.1.2.29      7.1.2.29 The delay associated with the        Clarification of the TBD item for the NMS     CCR98 v2   LG - 11/11/1998
              switchover is not to exceed 10 minutes under
              normal conditions

7.1.8.1.6     7.1.8.1.6 However, the MMI shall be           Clarification of the TBD item for the NMS     CCR98 v2   LG - 11/11/1998
              controllable from the keyboard to guard
              against a failure in the pointing device.


ICO SERVICES LTD CONFIDENTIAL             17/12/98                   Page 1 of 3

         1592
                          ADDENDUM 3 v2 TO IGFR v27.1


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          CHANGE
                                                                                                          REQUEST       DATE OF
  SECTION NO.                REVISED TEXT                        DESCRIPTION OF PROPOSED SOLUTION           NO.        ACCEPTANCE
------------------------------------------------------------------------------------------------------------------------------------
7.1.8.1.22.2  7.1.8.1.22.2 Location and alarm status of     Clarification of the TBD item for the NMS     CCR98 v2   LG - 11/11/1998
              the SAN sites, BDC, SCC sites.

7.1.11.2.4    7.1.11.2.4 A minimum of 30 days of event log  Clarification of the TBD item for the NMS     CCR98 v2   LG - 11/11/1998
              information shall be stored on-line at the
              SAN-OSS

7.1.11.3.6    7.1.11.3.6 A minimum of 90 days of event log  Clarification of the TBD item for the NMS     CCR98 v2   LG - 11/11/1998
              information shall be stored on-line at the
              NMC

7.8.12.4.2    7.8.12.4.2 Not used.                          To clarify the requirement for Performance    CCR99 v2   LG - 11/11/1998
                                                            Management with regard to Synchronization
                                                            System

7.8.12.5.1    7.8.12.5.1  Not used.                         To clarify the requirement for Performance    CCR99 v2   LG - 11/11/1998
                                                            Management with regard to Synchronization
                                                            System

7.8.12.5.2    7.8.12.5.2  Not used.                         To clarify the requirement for Performance    CCR99 v2   LG - 11/11/1998
                                                            Management with regard to Synchronization
                                                            System

7.8.12.5.3    7.8.12.5.3 Not used.                          To clarify the requirement for Performance    CCR99 v2   LG - 11/11/1998
                                                            Management with regard to Synchronization
                                                            System

7.8.13.1      7.8.13 C-C SUBSYSTEM                          NMS requirement of C-C Subsystem              CCR100 v2  LG - 11/11/1998
              7.8.13.1  Not used.


ICO SERVICES LTD CONFIDENTIAL            17/12/98                    Page 2 of 3
         1593
                          ADDENDUM 3 v2 TO IGFR v27.1


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          CHANGE
                                                                                                          REQUEST       DATE OF
 SECTION NO.                 REVISED TEXT                        DESCRIPTION OF PROPOSED SOLUTION           NO.        ACCEPTANCE
------------------------------------------------------------------------------------------------------------------------------------
7.8.2.3.4     7.8.2.3.4 In the event of single or multiple  To clarify the TBD item for the plan          CCR101 v2  LG - 11/11/1998
              satellite and/or SAN failure, the NMS shall   distribution capability of NMS
              have the capability to, within a 2 to 3 hour
              time-frame:

              2. distribute and configure the system with the updated BTFPs and channelisation plans under normal operational conditions.

7.8.7.4.1     7.8.7.4.1 The NMS shall be able to            Clarification of the TBD item for the         CCR102 v2  LG - 11/11/1998
              periodically request from the CPCS archived   Payload Management capability of NMS
              data of Payload summary status information
              for subsequent storage at the NMS. This
              status information shall include: 1. Not
              used.

6.49.5.1.3    6.49.5.1.3 The LINK-NMS shall calculate the   NMS requirement for satellite EIRP            CCR103 v2  LG - 11/11/1998
              total aggregate transmit EIRP of all SANs on  calculation
              the satellite by satellite basis from the
              aggregate SAN transmit EIRP calculated by
              SAN-OSS which is defined in 6.49.5.1.2.

7.8.7.3.6     7.8.7.3.6 Upon receipt of an alarm from the   To clarify the TBD item with regard to the    CCR104 v2  LG - 11/11/1998
              CPCS of inability to configure the payload,   process of NMS for inconsistency between
              or inconsistency of the payload               Satellite and Ground Facility.
              configuration with that planned, the NMS
              shall: 4. Notify NMC operators, within 30
              seconds after the reception of the alarm, in
              order for NMC operations to co-ordinate with
              SCC operations the correction of future
              planned transmissions to the affected
              satellite.

7.8.7.3.7     7.8.7.3.7 Upon receipt of a notification      To clarify the TBD item with regard to the    CCR104 v2  LG - 11/11/1998
              from the CPCS of restoration of the payload   process of NMS for inconsistency between
              configuration, the NMS shall notify NMC       Satellite and Ground Facility.
              operator in order for NMC operator to be
              able to resume the transmissions to the
              affected satellite.


ICO SERVICES LTD CONFIDENTIAL          17/12/98                      Page 3 of 3

         1594


--------------------------------------------------------------------------------
[ICO LOGO]                                                   CHANGE ORDER NO: 10

                          IGF SUPPLY AGREEMENT
                          CONTRACT NO ICOO97 - 1016/GW
                                                        DATE: 23rd DECEMBER 1998
--------------------------------------------------------------------------------


In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:

Amended Clauses            See Attachment No 2 (Clause 15.1)

Amended Schedules          See Attachment No. 3  (Schedule 9 - Pricing Schedule
                           Appendices 1) and Attachment No. 4 (IGFR Change)

Amended Annexes            None

Amended Price              See Attachments

Other Amendments           None

Reference Correspondence   IUKC-544,(18 May 1998)
                           SA0899/WG5/19980608/LG (8 June 1998)
                           SA0974/WGB/19980713/GW(13 July 1998)

This Change Order No. 10 will now form part of the Supply Agreement dated March 3rd 1997 between the parties and shall be effective from the date of this Change Order and shall be governed by and construed in accordance with the laws of England. Except for the changes set out above, this Change Order No. 10 makes no further amendments or modifications to the Agreement.



Signed for and on behalf of               Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV     NEC CORPORATION


/s/ ***                                   /s/ Takao Nishizawa
---------------------------------------   --------------------------------------
Supervising Officer                       Contractor's Authorised Representative
                                          Takao Nishizawa
                                          General Manager, Europe Div.

  23rd December 1998                        12th January, 1999
----------------------                    ----------------------
Date                                      Date
         1595
                                              CONTRACT NUMBER: ICOO 97 - 1016/GW
                                                             CHANGE ORDER NO: 10



                               23rd DECEMBER 1998



                               CHANGER ORDER NO:

                                     TO THE

                                SUPPLY AGREEMENT

                                    BETWEEN

                                NEC CORPORATION

                                      AND

                     ICO GLOBAL COMMUNICATIONS HOLDINGS BV
         1596
                      CHANGER ORDER NO: 10    ATTACHMENT 1
         1597
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICOO97 - 1016/GW
                                             ATTACHMENT 1 TO CHANGE ORDER NO. 10


1. The purpose of Contractor's Change Request No.77 NMS Report Distribution IGFR 7.1.5 and Contractor's Change Request No. 78 Plan Builder Function IGFR 7.2.2.14 are to propose change in the relevant part of the IGFR as a result of finalising the Scope of NMS Functionality.

2. As at the date hereof the parties agree to amend Schedule 9, Pricing Schedule Appendix-2 III.6 NMC/SRMC/SAN-OSS PRICE LIST. The amendments to the NMC/SRMC/SAN-OSS PRICE LIST identify the cost increments referable to the following elements:-

         NRE -    *

         These increments are set out in detail in Attachments 3 to this Change Order. The parties recognise the need to duly reflect these agreed changes elsewhere within the Supply Agreement, as set out below:-

         -        Schedule 9 - Pricing Schedule Appendix 2
                  -    I        PRICE SUMMARY
                  -    II.1     PRICE SUMMARY (NRE)

         -        IGFR V 27.1 Change

                  See the Attachment 4 to this Change Order

         -        Statement of Work Annex 1 - Contractor's Deliverables

                  None

         - Schedule 11 - Payment Schedule and Payment Schedule Classification Summary

                  -    I        PAYMENT SCHEDULE CLASSIFICATION SUMMARY
                  -    III.6    PAYMENT SCHEDULE CLASSIFICATION SUMMARY
                                -NMC/SRMC/SAN-OSS

4. The parties undertake to ensure that the required changes specified within paragraphs 2 and 3 above, shall be completed within 3 months of the date of this Change Order or by such time as the parties shall otherwise agree. The parties agree that implementation of these changes shall be effective upon agreement without the


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1598
         need for the parties to formalise the incorporation of such agreed changes by way of further Change Order.

5. The Parties agree that neither the Contractor nor any member of the NEC Team shall have any obligation to provide vendor financing to ICO pursuant to this Change Order.
         1599
                    CHANGE ORDER NO: 10     ATTACHMENT 2

                              CLAUSE 15: AMENDMENT
         1600
ATTACHMENT 2
AMENDED CLAUSE


The incremental amount agreed between the parties under this Change Order No.10
is   *   .

Therefore, Clause 15.1 is amended to read as follows:

15.1 ICO shall pay an aggregate total price of US$ 706,747,925 for the complete performance by the Contractor of all of its obligations under this Agreement together with a further sum of US$ 21,537,600 (in respect of freight and insurance as referred to in the Pricing Schedule), which amounts shall be subject to adjustment only in respect of (i) changes agreed under clause 9 and (ii) the cost of any Option items upon exercise of the relevant Option or other items or services purchased under clause 46; (such aggregate amount, as so adjusted, being referred to as the "Price"). Any Instalment payment made shall discharge the relevant portion of the Price and shall not be reclaimable by ICO but without prejudice to ICO's right to claim damages and/or indemnity in accordance with the provisions of this Agreement in the event of any breach by the Contractor.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1601
                    CHANGE ORDER NO: 10     ATTACHMENT 3






                    SCHEDULE 9 - PRICING SCHEDULE APPENDIX 1
         1602
              III.6 NMC/SRMC/SAN-OSS PRICE LIST (IN THOUSAND US$)

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1603
              III.6 NMC/SRMC/SAN-OSS PRICE LIST (IN THOUSAND US$)

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1604

              111.6 NMC/SRMC/SAN-OSS PRICE LIST (IN THOUSAND US$)

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1605
              III.6 NMC/SRMC/SAN-OSS PRICE LIST (IN THOUSAND US$)

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1606
                    CHANGE ORDER NO: 10     ATTACHMENT 4






                         SCHEDULE 13 - IGFR VERSION 27.1
         1607
ATTACHMENT-4 IGFR CHANGES V27.1


1) As a result of ICO's acceptance to the Contractor's Change Request No. 77, the following changes have been reflected to the IGFR V27.1 by way of Change Order No. 7.

7.1.5.6.          The NMS shall support an enhanced report distribution function
                  (RDF) at LINK-NMS and SAN-NMS to enable reports to also be distributed via :
                  1.       E-mail (SMTP compatible)
                  2.       Facsimile
                  3.       File Transfer (FTP)

7.1.5.7 Using the RDF, the operator shall be able to add/delete/modify address entries from the RDF destination address list.

7.1.5.8 It shall be possible via the RDF to activate the distribution (to a pre-selected list - see 7.1.5.7) using one of three mechanisms :
                  1. Automatically, after completion of the report being generated
                  2. On a scheduled basis to a target addressee list (i.e. preset list of recipients from the address list)
                  3.       On demand by the operator (see 7.1.5.9)

7.1.5.9 Upon the invocation of the report generation request or after the completion of the report generation function, the operator shall be able to select the report, assign a list of addressees (see 7.1.5.7), and send it to the destination(s) using either of the techniques from 7.1.5.6.

7.1.5.10 The NMS shall log a record at the conclusion of processing the report distribution request (success or otherwise).


2) As a result of ICO's acceptance of the Contractor's Change Request No. 78, the following Changes have been reflected to the IGFR V27.1 by way of Change Order No. 7.

CHANGE OF THE CURRENT TEXT FOR 7.2.2.14 AS FOLLOWS:

7.2.2.14 The NMS shall support scheduled configuration change.

7.2.2.14.1 The NMC and SAN-OSS shall support scheduled configuration changes where the change is deferred to a selected time. The change process shall be as follows :

ADDITION OF THE NEW SECTION 7.2.2.14.2 AS FOLLOWS:

7.2.2.14.2 The NMS shall support a Plan Builder function (PBF) at LINK-NMS and SAN-NMS, which enables Work Orders (WO) to be grouped such that they are automatically created for execution by the NMS. Instances of these grouped WOs shall be referred to as "Plans."

7.2.2.14.2.1 The NMS operator shall be able to create Plans using the pre-defined Plan templates off-line via a PC (see 7.2.2.14.2.3).

7.2.2.14.2.2 The PBF shall be responsible for processing the grouped WO instances with the related task data contained in the Plan File after the Planner has completed creation of the Plan.


7.2.2.14.2.3      The grouping of WOs via the PBF shall be as follows:
                  1.       Each Plan shall be captured as an EXCEL spreadsheet
                       using an off-line PC. The spreadsheet shall list the associated WOs populated by the Planner required to undertake a specific Plan (e.g. system-wide upgrade).
         1608
2.       The format of the EXCEL Plan Template file shall be determined by NEC.

3.       The PBF shall receive the EXCEL Plan file via an option on the NMS GUI.

         The PBF shall provide parsing in order to validate the data into the "Plan file" and populate the relevant Schedule. WO and Task data based on the WO defined by the Plan.
         1609
                                                                Exhibit 4.6.30.9

--------------------------------------------------------------------------------
[ICO LOGO]                                                   CHANGE ORDER NO: 11
                          IGF SUPPLY AGREEMENT
                          CONTRACT NO ICOO97 - 1016/GW
                                                        DATE: 19th January, 1999
--------------------------------------------------------------------------------


In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:


Amended Clauses              See Attachment 1

Amended Schedules            See Attachment 1

Amended Annexes              None

Amended Price                See Attachment 1

Other Amendments             See Attachment 1

Reference Correspondence     None


This Change Order No. 11 will now form part of the Supply Agreement dated March 3rd 1997 between the parties as from the date shown above and shall be governed by and construed in accordance with the laws of England.

Except for the changes set out above, this Change Order No. 11 makes no further amendments or modifications to the Agreement.

--------------------------------------------------------------------------------

Signed for and on behalf of               Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV     NEC CORPORATION

/s/ *************                         /s/ Takao Nishizawa
-------------------------------------     --------------------------------------
Supervising Officer                       Contractor's Authorised Representative
                                          Takao Nishizawa
                                          General Manager, Europe Div.

6th January 1999                          19th January, 1999
---------------------                     ---------------------
Date                                      Date

-------------------------------------------------------------------------------
         1610
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICO097 - 1016/GW
                                                             CHANGE ORDER NO. 11











                               CHANGE ORDER NO: 11

                                     TO THE

                                SUPPLY AGREEMENT

                                     BETWEEN

                                 NEC CORPORATION

                                       AND

                      ICO GLOBAL COMMUNICATIONS HOLDINGS BV
         1611
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICO097 - 1016/GW
                                                             CHANGE ORDER NO. 11
                                                                      ATTACHMENT

                    CHANGE ORDER NO. 11     ATTACHMENT 1
         1612
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICOO97 - 1016/GW
                                                             CHANGE ORDER NO. 11
                                                                    ATTACHMENT 1


1. This Change Order No. 11 is in respect of the ICONET Integration G2, G3 and G4 Campaigns and is issued pursuant to, and shall be governed by, clause 14 of the Supply Agreement dated March 3rd 1997, except as otherwise specifically provided in this Change Order No. 11.

(a) The Contractor's activities to be undertaken for the G2, G3 and G4 Campaigns are established in "G2, G3 and G4 ICONET Integration Statement of Work" (Document No.EN-II-ICO-SW-000374, Version 2.4, dated 27 November 1998) attached hereto as Attachment 2 to this Change Order No. 11.

(b) The qualifications, numbers of personnel and the resultant maximum number of man-months for the Contractors II G2, G3 and G4 activities are specified in Attachments 3.1, 3.2 and 3.3 to this Change Order No.
         11. For the purposes of applying the relevant provisions of clause 14 of the Supply Agreement, the minimum number of man months shall be 25% of the number of man months shown in Attachments 3.1, 3.2 and 3.3 for Labour Fees and Associated Management.

(c) The travel costs shall be incurred and paid in accordance with clause 14.10(b) of the Supply Agreement. The total estimated travel costs for the Contractor's G2, G3 and G4 activities are specified in Attachments 3.1, 3.2 and 3.3 to this Change Order No. 11.

(d) The duration and sequence for the performance, and completion, of the Contractor's provision of G2, G3 and G4 Campaign Support will be developed by the Contractor on an ongoing basis in accordance with the principles established in Section 2 of the G2, G3 and G4 ICONET Integration Statement of Work (Attachment 2).

(e) The Contractor's Deliverables are specified in Section 9 of the G2, G3 and G4 ICONET Integration Statement of Work (Attachment 2). The form and content of the Deliverables, unless already specified in clause 14 of the Supply Agreement, shall be agreed between the Parties during the course of implementation of this Change Order No. 11.

(f) Any Additional Resources which ICO will provide to the Contractor, or which the Contractor will provide, for the G2, G3 and G4 Campaigns shall be agreed between the Parties during the course of implementation of this Change Order No. 11.

(g) Other Costs specified in Attachments 3.1, 3.2 and 3.3 are composed of two elements - Fixed Price Portion and Actual Cost Portion. The Fixed Price Portion is the number of APZ Test Hours and associated setting up and verification of the test plants that will be required to support the relevant G2, G3 and G4 Campaign testing, for which ICO agrees to pay. The Fixed Price Portion may be invoiced by the Contractor, to ICO, immediately prior to the commencement of test activities to be executed under the relevant G2, G3 and G4 Campaign.

         The cost of any additional APZ Test Hours required in excess of the number of the APZ Test Hours available within the Fixed Price Portion, shall be payable by ICO to the Contractor. The price for such Actual Cost portion shall be determined by multiplying the actual
         1613
         additional APZ test hours required to be used by ICO, by the relevant hourly rate as shown in the relevant Attachment 3.1, 3.2 or 3.3. The Contractor shall render its invoice referable to the Actual Cost Portion, to ICO, monthly in arrears.

2. For the purposes of this Change Order No. 11 the provisions of the G2, G3 and G4 ICONET Integration Statement Of Work (Attachment 2) shall exclusively determine the additional responsibilities of the parties and the ICONET Integration services associated with the performance of this Change Order No. 11. Annex 9 of Schedule 14 of the Supply Agreement (ICONET Integration) shall not apply to the performance of this Change Order No. 11.

3.       At all times any:-

         (i) special test equipment;

         (ii) ICO provided Additional Resources, and;

         (iii) Contractor purchased Additional Resources

         (collectively identified as "ICO Materials"), that may be provided as a part of this Change Order No. 11, shall remain the property of ICO. The Contractor shall be responsible for the proper operation, maintenance and risk of loss of ICO Materials whilst in the possession, or under the control, of the Contractor. Upon ICO's written instruction, and at ICO's cost, the Contractor shall, within 30 days of the receipt of such written ICO instruction, arrange for the shipment and delivery of ICO Materials to such location(s) as ICO may specify. All ICO Materials shall be returned by the Contractor to ICO, in good and properly functioning condition save for normal wear and tear.

4. The Parties agree that clause 15.1 and Tables 1 and 24 of Schedule 9 (Pricing Schedule) of the Supply Agreement shall be amended by means of a future Change Order for the purpose of separately recording the values of all Change Orders agreed, inter alia, in accordance with clause 14 (hereinafter referred to as Non clause 15.1 Change Orders). The Parties undertake to ensure that such Change Order shall be completed no later than 31 December 1998, or by such time as the parties shall otherwise agree. The parties acknowledge and agree that the value of each such non Clause 15.1 Change Order shall not have the effect of adjusting the aggregate amount, as defined within clause 15.1, and, specifically, that the value of each such Change Order shall not be considered as forming any part of the aggregate amount that would, otherwise, be applied for the purposes of clauses 18 and 51 of the Supply Agreement.

5. For the purposes of this Change Order No. 11 the following clauses of the Supply Agreement shall be amended:-

5.1      Clause 51.2 of the Supply Agreement shall be amended as follows:-

         "If, and insofar as, any breach by the Contractor of this Change Order No. 11 (including the inadequate performance, or the non-performance of any of its obligations hereunder) shall result in any losses, damages, costs or liabilities for ICO (other than physical damage or loss of tangible property as described in clause 51.1) the Contractor shall, always subject to clause 51.3, indemnify ICO against any liabilities and costs of ICO resulting therefrom, providing that the total liabilities of the Contractor, to ICO, shall not exceed a sum equivalent to the amount paid or payable by ICO to the Contractor pursuant to this Change Order No. 11."
         1614
5.2 For the purposes of clause 52.3 and Schedule 1 of the Supply Agreement, and for the purposes of this Change Order No. 11, the term "Site Operator" shall be construed to include those parties and/or groups referred to, and identified as, test partners within Section 11 of Attachment 2 hereto ("Test Partners").

6. The parties agree that nothing contained within this Change Order No. 11 shall be construed as expressly, or impliedly, creating, or giving rise to, any contractual or other legal relationship as between the Contractor and any, or all, of the "Test Partners."
         1615
                                                            IGF Supply Agreement
                                                    CONTRACT NO ICO097 - 1016/GW
                                                             Change Order No. 11
                                                                      Attachment









                    CHANGE ORDER NO: 11    ATTACHMENT 2






G2, G3 & G4 ICONET Integration Statement of Work
         1616
[ICO LOGO]                                             ICO GLOBAL COMMUNICATIONS
                                                         1 QUEEN CAROLINE STREET
                                                                     HAMMERSMITH
                                                                   LONDON W6 9BN
                                                                  UNITED KINGDOM

                                                           TEL: +44 181 600 1000
                                                           FAX: +44 181 600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO.3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK



                        G2, G3 AND G4 ICONET INTEGRATION
                                STATEMENT OF WORK



                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED


CONFIDENTIALITY STATEMENT

ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETARY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.

    ----------------------------------------------------------------------------

    DOCUMENT NO.:           EN-II-ICO-SW-000374
    ----------------------------------------------------------------------------

    VERSION:                2.4
    ----------------------------------------------------------------------------

    DATE:                   27 November 1998
    ----------------------------------------------------------------------------


    ----------------------------------------------------------------------------

    PREPARED                APPROVED                   AUTHORISED
    ----------------------------------------------------------------------------

    Author:K.Taylor         T. Mizuno
    ----------------------------------------------------------------------------

    Signature:              /s/ T. Mizuno              /s/ **********
    ----------------------------------------------------------------------------
         1617
--------------------------------------------------------------------------------
[ICO LOGO]                                                   EN-II-ICO-SW-000374
                        G2 G3 and G4 Test Campaign -         Issue: 2.4
                             Statement of Work               27/11/98
--------------------------------------------------------------------------------


AMENDMENT RECORD

=============================================================================================
REVISION        DATE           CN NO.     REASON FOR CHANGE
=============================================================================================
0.9             15/06/98                  First draft
---------------------------------------------------------------------------------------------
1               17/06/98                  Draft for team review
---------------------------------------------------------------------------------------------
1.5             25/06/98                  Update from team review comments
---------------------------------------------------------------------------------------------
 1.5.1          07/07/98                  NEC proposed revisions
---------------------------------------------------------------------------------------------
                14/08/98                  Further NEC revisions
---------------------------------------------------------------------------------------------
2.0             14/09/98                  Joint ICO/NEC revisions
---------------------------------------------------------------------------------------------
2.1             21/9/98                   NEC Team revisions
---------------------------------------------------------------------------------------------
2.2             24/9/98                   Final amendments on days.  [ ] shows items for
                                          discussion and agreement
---------------------------------------------------------------------------------------------
2.3             05/11/98                  NEC Team and ICO revisions
---------------------------------------------------------------------------------------------
2.4             27/11/98                  NEC Team revisions
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------


                                       2            Proprietary and Confidential
         1618
                                TABLE OF CONTENTS


1.    INTRODUCTION............................................................   1


2.    RELATIONSHIP WITH THE IGF PROGRAMME.....................................   1


3.    OVERVIEW AND CURRENT POSITION...........................................   1


4.    CAMPAIGN REQUIREMENTS OVERVIEW..........................................   4


5.    G2, G3 AND G4 II SUPPORT SERVICE........................................   6


6.    NEC TEAM TEST CAMPAIGN MANAGER..........................................   6


7.    TECHNICAL SUPPORT SERVICE...............................................   7


8.    TEST PARTICIPANTS.......................................................   9


9.    CONTRACTOR DELIVERABLE DOCUMENTATION....................................  10


10.   ICO ROLES AND RESPONSIBILITIES..........................................  10


11.   PSTN/PLMN OPERATORS AND BOSS PROVIDER ROLES AND RESPONSIBILITIES........  12

         1619
--------------------------------------------------------------------------------
[ICO LOGO]                                                   EN-II-ICO-SW-000374
                        G2 G3 and G4 Test Campaign -         Issue: 2.4
                             Statement of Work               27/11/98
--------------------------------------------------------------------------------


1.       INTRODUCTION

         The objective of this Statement of Work (SoW) is to define the roles, responsibilities, services and equipment provided by the Contractor, Interconnect Partners, Roaming Partners and the BOSS provider for the G2, G3 and G4 ICOnet Integration campaigns. This document is structured in the following sections:

         Section 2 describes the relationship between ICONET Integration and IGF

         Section 3 contains on overview of each campaign and the current status

         Section 4 is an overview on ICO's requirements to execute the campaigns

         Section 5 describes the services ICO require to support the campaigns

         Section 6, 7 and 8 outlines the roles of the Contractor

         Section 9 identifies Contractor deliverable documentation

         Section 10 details ICO's roles and responsibilities

         Section 11 details ICP, roaming partner and BOSS provider roles.

2.       RELATIONSHIP WITH THE IGF PROGRAMME

         The planning and scheduling of activities for the G2, G3 and G4 ICONET Integration campaigns shall be managed to achieve the objectives as defined in this document. The planning and execution of the campaigns shall however ensure that IGF schedules and progress are not adversely impacted. However, given that ICO must plan detailed schedules with third parties for the overall conclusion of the G2, G3 and G4 test campaigns, the IGF schedule must also be managed to endeavour to ensure the said third party schedule commitments are maintained.

         The commitment date is defined as the date when the schedule for execution of the tests is committed to by the NEC Team, ICO and all involved Third Parties. The commitment date is calculated as 45 days in advance of the scheduled date for the start of test within these campaigns. On this date NEC Team, ICO and any Third Party(ies) shall agree that relevant test campaigns can or cannot be executed as previously scheduled.

3.       OVERVIEW AND CURRENT POSITION

3.1.     G2 - SAN / PSTNS INTEGRATION CAMPAIGN.

         The campaign consists of the integration of 12 SAN sites with terrestrial networks, this campaign is the first time the ICOnet will be connected with external networks. Each SAN will be connected to the PSTN/ISDN via an International Switching Centre (ISC) located in that particular SAN country.

                                       1            Proprietary and Confidential
         1620
--------------------------------------------------------------------------------
[ICO LOGO]                                                   EN-II-ICO-SW-000374
                        G2 G3 and G4 Test Campaign -         Issue: 2.4
                             Statement of Work               27/11/98
--------------------------------------------------------------------------------


         The operator of the ISC forming a relationship with ICO which is known as an Interconnect Partner (ICP).

         ICO are currently in discussion with each of the ICPs to determine the exact requirements for the implementation/integration and operation of this Interconnect. The scope of these discussions has covered:

         - The technical specification of the interconnect


         - The processes for the management of the interconnect including forecasting and provisioning, testing and operation and maintenance

         It is planned that the Interconnect to each ISC will use ISUP as defined in ITU-T recommendation Q.767 1991.

         The ICO Interconnect Test Manual (document number IC-IG-ICO-PC-000330) will form the basis of G2 tests but exact test content is currently under negotiation with ICP's.

         The testing covers:

         - Physical/Electrical Testing

         - MTP Level 2 Tests

         - MTP Level 3 Tests

         - ISUP Basic Call Control Tests

         - Supplementary Services

         - Inter-Administration Accounting

         Currently it is planned to test at 3 SAN sites with release 7 of MSSC software followed by testing at all remaining sites with R8. This scheduling is subject to detailed planning.

3.2.     G3 - SAN /PLMNS INTEGRATION CAMPAIGN

         This campaign tests the integration between the ICOnet and terrestrial cellular networks, those networks being GSM and IS-41.

         The G3 campaign will verify the interworking with two GSM networks and two IS-41 networks.

         The contents of the G3 test campaign are summarised below.

3.2.1.   GSM PLMN

         For GSM PLMN Integration the campaign will use standard recommendations as detailed in IREG specifications stage 1 - 4(GSM MoU PRD CO.34 and GSM MoU PRD IR.21, 23, 24, 25, 26, 27)


                                       2            Proprietary and Confidential
         1621
--------------------------------------------------------------------------------
[ICO LOGO]                                                   EN-II-ICO-SW-000374
                        G2 G3 and G4 Test Campaign -         Issue: 2.4
                             Statement of Work               27/11/98
--------------------------------------------------------------------------------


3.2.2.   IS.41 PLMN

         For IS-4 ,unlike GSM, there are no international agreements on interworking. For IS-41 networks in North America, roaming tests will follow the existing approach i.e. inter-operability testing with the SS7 provider and equipment from each of the main switching vendors, followed by SCI testing (comparable to IREG stage 4). In regions where no standard approach to roaming testing exists, a similar approach to GSM will be adopted.

3.2.3.   G4 - IGF/BOSS INTEGRATION CAMPAIGN

         The G4 campaign is designed to ensure the inter-operability of the IGF network elements and the ICO Business Operations Support System (BOSS).

         The G4 campaign will test each of the following business processes:

         - Service Provisioning (including pre-personalisation)

         - Service Billing and Accounting (both fixed and inter-PLMN)

         - Management of mobile equipment (CEIR/EIR)

         The scope of the G4 campaign, together with the appropriate references to the IGFR, is illustrated in Figure 1.


                          [SCOPE OF G4 CAMPAIGN CHART]


         FIGURE 1 SCOPE OF G4 CAMPAIGN

         For the avoidance of doubt, the scope of G4 testing will include the processing of information by the BOSS system and the information produced at the interfaces to external network e.g. Service Partner records, TAP records etc and its


                                       3            Proprietary and Confidential
         1622
--------------------------------------------------------------------------------
[ICO LOGO]                                                   EN-II-ICO-SW-000374
                        G2 G3 and G4 Test Campaign -         Issue: 2.4
                             Statement of Work               27/11/98
--------------------------------------------------------------------------------


         comparison with data generated by the network elements to confirm both interface and billing function correctly.

         G4 testing will not include the participation of external entities such as ICPs, roaming partners etc.

         In order to ensure the success of the G4 campaign, close co-operation will be required between ICO and both IGF and BOSS providers.

         In order to minimise the technical risk of inter-operability, advance testing of the BOSS prototypes with captive network elements is also envisaged e.g. R7 HLR/MSSC, prior to the delivery of the final software versions to the SAN sites.

         It is planned that the transport between BOSS and the network elements will be via the DCN. (Subject to agreement of a Change Request)

         Currently it is planned that extensive testing during G4 is planned to be based at three SAN sites with minimal regression testing performed at the remainder, the extent of tests is subject to detailed planning to be undertaken as part of the SoW.

4.       CAMPAIGN REQUIREMENTS OVERVIEW

         The following key relationships have been identified as being critical to the success of the G2, G3 and G4 campaigns.

         - Interconnect Partners (PSTN Operators)

         - Roaming Partners (PLMN Operators)

         - BOSS provider

         These relationships involve commercial decisions which are key to the successful pursuit of ICO's business objectives and as such will be managed by ICO.

         ICO will assume overall management of all three campaigns (Prime Integrator) by assigning a Test Campaign Director for each campaign. The Contractor shall provide support services for the execution of the G2, G3 and G4 test campaigns in accordance with this SoW.

         Figure 2 shows the relationships between ICO staff, Contractors staff and ICO partners.


                                       4            Proprietary and Confidential
         1623
--------------------------------------------------------------------------------
[ICO LOGO]                                                   EN-II-ICO-SW-000374
                        G2 G3 and G4 Test Campaign -         Issue: 2.4
                             Statement of Work               27/11/98
--------------------------------------------------------------------------------


FIGURE 2: G2, G3 AND G4 TEST CAMPAIGN ORGANISATION




            [FLOW CHART OF G2, G3 AND G4 TEST CAMPAIGN ORGANISATION]




                                       5            Proprietary and Confidential
         1624
--------------------------------------------------------------------------------
[ICO LOGO]                                                   EN-II-ICO-SW-000374
                        G2 G3 and G4 Test Campaign -         Issue: 2.4
                             Statement of Work               27/11/98
--------------------------------------------------------------------------------


5.       G2, G3 AND G4 II SUPPORT SERVICE

         The following functions have been identified by ICO to support the G2, G3 and G4 test campaigns:

         - Program Management

         - Technical Support

         - Test Participants

         The specific roles that will be undertaken by the Contractor are:

         - NEC TEAM TEST CAMPAIGN MANAGER, the primary objective of the role is the management of Contractor resources, co-ordination of activities and responsibility of the timely delivery of and overall quality of work.

         - TECHNICAL SUPPORT, the primary objective of this role is to provide detailed technical support and expertise throughout the preparation and execution of the test campaigns.

         - TEST PARTICIPANTS, the primary objective is to execute tests on the Ericsson hardware.

6.       NEC TEAM TEST CAMPAIGN MANAGER

6.1.     THE ROLE:

         The Contractor, under the direction of ICO, will provide the following services:

         - Managing the Contractor's resources to achieve the objectives of the campaigns.

         - Planning, scheduling and co-ordination of the campaigns to ensure that at all times testing does not impact upon IGF testing.

         - Accounting for resources used and reporting

         - Prime interface to the ICO Test Campaign Director

         - Co-ordination of NEC Team members in meetings required for the campaigns

         - Progress reporting, in accordance with Clause 14. The format of reports being defined and agreed thirty days after the project kick off meeting.

         - Participation in ICO's risk management and mitigation planning

         - Compilation of Test Reports and Results

         - Trouble Report management


                                       6            Proprietary and Confidential
         1625
--------------------------------------------------------------------------------
[ICO LOGO]                                                   EN-II-ICO-SW-000374
                        G2 G3 and G4 Test Campaign -         Issue: 2.4
                             Statement of Work               27/11/98
--------------------------------------------------------------------------------


         - Matching skill sets of Test Teams with G campaigns test requirements

         - Support third party trouble shooting required, and assist in the identification of problems with the other elements of the ICO System.

6.2.     ANTICIPATED WORK

         - Management of resources and associated schedules

         - Weekly progress meetings with ICO

6.3.     KEY SKILLS REQUIRED

         - Project management skills.

         - Appropriate experience of both mobile and international networks and the relevant NEC Team members organisation and working practices.

6.4      TEST EQUIPMENT

         The parties acknowledge and agree that, dependent upon the precise scope of testing required, details of test equipment (to be provided by ICO) will need to be refined by the parties during the planning phase and that such details shall be agreed and particularised at that time.

7.       TECHNICAL SUPPORT SERVICE

7.1.     THE ROLE:

         The Contractor will provide expert technical support during the G2, G3 and G4 campaigns covering (during various periods and to varying degrees) the following network elements:

         - MSSC/VLR

         - HLR

         - AuC

         - EIR

         - Messaging Platform

         - IS.41 Interworking Function

         The service provided shall cover:

         - Test documentation review, to review and be part of the approval process for test documentation for each of the test campaigns.

         - In conjunction with NEC Team Test Campaign manager review and sign off test documentation to confirm that testing will not compromise, interfere or damage individual network components or the system.


10/12/98                              7            Proprietary and Confidential
         1626
--------------------------------------------------------------------------------
[ICO LOGO]                                                   EN-II-ICO-SW-000374
                        G2 G3 and G4 Test Campaign -         Issue: 2.4
                             Statement of Work               27/11/98
--------------------------------------------------------------------------------


         - Participation in meetings with Interconnect/Roaming Partners or BOSS provider in preparation and execution of tests as required by ICO.

         - Test preparation, including pre test briefings and start of test kick off meetings.

         - Provide Trouble Report Guidelines showing the handling process used by the Contractor.

         - Test readiness review, to assist ICO in assessing Test Readiness criteria

         - Configuration checking, to ensure the relevant network elements supplied by the Contractor involved in the test campaigns are configured correctly in terms of data, software and hardware.

         - Technical support and trouble shooting as required during testing, the support should provide early resolution of problems in the relevant network elements supplied by the Contractor encountered during test execution.

         - Trouble Report Handling and Resolution, to provide prompt Trouble Report Handling and resolution in the relevant network elements supplied by the Contractor during each campaign including software updates if required.

         Reporting of progress and problems to NEC Team Test Campaign Manager

7.2.     ANTICIPATED WORK

         The technical support function will be involved with:

         - Interconnect, Roaming and BOSS kick off meetings

         - Review of ICO work done to date and provide input into the test campaigns

         - Support for test preparation with test partners

         - Second line support for trouble resolution during testing

         - Preparation and management of trouble reports through the Contractors trouble report handling process

         - Reporting of activities

7.3.     KEY SKILLS REQUIRED

         Practical experience of:

         - Interconnect testing of both mobile and international interconnects

         - Detailed expertise in AXE (CME20) and relevant subsystems CCS, TSS

         - ISUP, MAP, SCCP, MTP

         - Ericsson experience with a testing/trouble shooting background.


10/12/98                               8            Proprietary and Confidential
         1627
--------------------------------------------------------------------------------
[ICO LOGO]                                                   EN-II-ICO-SW-000374
                        G2 G3 and G4 Test Campaign -         Issue: 2.4
                             Statement of Work               27/11/98
--------------------------------------------------------------------------------


         - IREG Testing

         - Billing system integration

8.       TEST PARTICIPANTS

8.1.     THE ROLE:

         The Contractor shall provide suitably skilled and competent engineers to act as test participants during the G2, G3 and G4 test campaigns.

         Test participants would be required:

         - Execute tests as detailed in the Test Script Documents for each campaign.

         - Create or modify test scripts (as required) during testing

         - Investigate problems during testing

         - Escalate problems to technical support during testing

         - Enter MML commands into the network elements as directed by the Test Scripts.

         - Interface with third parties during testing (e.g. BOSS provider and PSTN/PLMN operators) as instructed by ICO.

         - Produce (in association with ICO) test reports

         - Participate in meetings and pre test briefings.

         - Create Test Trouble Reports

         Note: For the avoidance of doubt, all tests will be agreed in advance with the NEC Team and will be carried out on vendor's equipment by staff from only the relevant vendor.

8.2.     ANTICIPATED WORK

         - Attend pre-testing briefings and interconnect meetings

         - For G2- Participate in tests at 12 SAN sites

         - For G3- It is ICO's intent that for GSM the tests will be conducted at one SAN sites. For IS.41, tests will be executed at the SAN sites which have IS.41 IWF, that is USA, Brazil, Korea.

         - For G4- Participate in tests at the SAN and HLR sites


                                       9            Proprietary and Confidential
         1628
--------------------------------------------------------------------------------
[ICO LOGO]                                                   EN-II-ICO-SW-000374
                        G2 G3 and G4 Test Campaign -         Issue: 2.4
                             Statement of Work               27/11/98
--------------------------------------------------------------------------------


8.3.     KEY SKILLS REQUIRED

         - AXE (CME20) Testing experience

         - Familiar with ISUP, MAP, SCCP messaging and Protocol Analysers.

         - IS.41 and GSM knowledge

         - Billing integration experience

9.       CONTRACTOR DELIVERABLE DOCUMENTATION

         - Progress reports - in accordance with Clause 14.8

         - Trouble Report Guidelines - 6 weeks after G2,3 and 4 Change Order completion

         - Approve and confirm that the execution of the activities specified in accordance with the Test Documentation (consisting of Interconnect Test Manual, Roaming Test Instructions and Test Scripts) will not result in any adverse effects upon the IGF.

         In addition to the documentation listed above, the Contractor shall support ICO in reviewing, amending and developing the documents listed in 10.3

10.      ICO ROLES AND RESPONSIBILITIES

10.1.    CAMPAIGN DIRECTOR

         The ICO campaign director will provide high level management of the relevant test campaign, this should provide:

         - Review, acceptance and issue of test requirements with ICP, service providers the Contractor and vendors.

         - Risk management and mitigation planning

         - Management of documentation review and approval process

         - ICO internal progress reporting

         - Arbitration, escalation and acceptance of trouble resolution

         - Co-ordination of ICO test witnessing/participation

         - Responsibility for obtaining all interconnection licences and agreements to allow for ICONET Integration

         - Responsibility for providing all network numbering plan data and information to be supplied to external operators and the Contractor


                                      10            Proprietary and Confidential
         1629
--------------------------------------------------------------------------------
[ICO LOGO]                                                   EN-II-ICO-SW-000374
                        G2 G3 and G4 Test Campaign -         Issue: 2.4
                             Statement of Work               27/11/98
--------------------------------------------------------------------------------


         - Arranging with suppliers of other elements of the ICO System for their equipment to be installed or connected to the IGF where practical or possible to allow ICONET Integration to be carried out

         - Primary interface between vendors, service providers and the Contractor

         - Co-ordination of testing windows with ICPs and PLMN operators

10.2.    ICO TEST PARTICIPANTS

         The ICO test participants shall witness/ assist in the campaign testing where applicable, ICO participants will:

         - Develop Test requirements and Test Scripts in conjunction with Vendors, operators and service providers.

         - Interface between the Contractor and other vendors/ Interconnect Partners

         - Witness and observe testing on site, ensuring test requirements are adhered to and criteria met

         - Arbitrate where required

         - Generate Test Reports

         - Main Interface between ICO Test Campaign Director, Interconnect and Roaming Partners and BOSS vendor.

10.3.    ICO CONTROLLED DOCUMENTATION

         The documentation listed below will be managed by ICO, however, the Contractor shall support ICO in reviewing, amending and developing the following:

         - Interconnect Test Manual

         - Roaming Test Scripts

         - Test Requirements

         - Test Plan

         - Test Reports

         - Test Results

         - Test Scripts

         - Test Schedule

         For the avoidance of doubt it is intended that there will be one generic set of test scripts for G2 (with a sub set of these tests actually being carried out dependant upon ICP requirements)


                                      11            Proprietary and Confidential
         1630
--------------------------------------------------------------------------------
[ICO LOGO]                                                   EN-II-ICO-SW-000374
                        G2 G3 and G4 Test Campaign -         Issue: 2.4
                             Statement of Work               27/11/98
--------------------------------------------------------------------------------


         For G3, IREG Specifications stage 1-4 will form the basis of test documentation for GSM, while for IS-41 a generic test manual will be developed in association with our roaming partners.

         For G4, test documentation is to be developed in co-operation with the BOSS provider.

11.      PSTN/PLMN OPERATORS AND BOSS PROVIDER ROLES AND RESPONSIBILITIES

         In common with current business practice, ICO shall remain the only direct interface to ICPs , roaming partners and the BOSS provider, hereafter referred to collectively as test partners.

         The role of the test partner is:

         - To agree the test schedule in collaboration with ICO

         - To provide technical staff and support at their facilities at the appropriate time

         - To aid in the resolution of any problems occurring during testing

         - To report on test progress and to participate in test reviews

         - To formally sign-off in conjunction with ICO on test completion


                                      12            Proprietary and Confidential
         1631
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICO097 - 1016/GW
                                                             CHANGE ORDER NO. 11
                                                                  ATTACHMENT 3.1









                  CHANGE ORDER NO: 11      ATTACHMENT 3.1






- ICONET Integration (G2 Campaign) - Price Summary

- ICONET Integration (G2 Campaign) - Labour Fee & Expenses

- ICONET Integration (G2 Campaign) - (OTHERS) Fixed Price Portion

- ICONET Integration (G2 Campaign) - Work Breakdown
         1632
                        ICONET INTEGRATION (G2 CAMPAIGN)

1.  G2 CAMPAIGN SUMMARY


                                        *


Note 1: The estimation is based on the test with 3 SANs at R7 software and all 9 SANs at R8 software, as per SOW.

Note 2: These costs and location of the campaign shall be subject to the discussion and final agreement between NEC and ICO during the planning phase of the campaign. The round trip travel cost between London and Germany are estimated in the travel cost for Planning and Analysis phases.

Note 3: The price estimation of the deliverable documentation on the price list, include only the material and admin costs such as papers, files, collating, copying compiling, etc. The actual document scope such as reviewing and developing support is priced into the man month tasks assuming an agreed generic report format.


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1633
                        ICONET INTEGRATION (G2 CAMPAIGN)

2.  LABOUR FEE AND EXPENSES

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1634
                        ICONET INTEGRATION (G2 CAMPAIGN)

3.  OTHERS (FIXED PRICE PORTION)


                                        *

Note:

The listed APZ test hours are fixed price element. The estimated test hours are quoted according to the current SOW (EN-II-ICO-SW-000374, version 2.4) and the fixed amount should be charged to ICO even the total usage is less than the estimation. Should there be a need for additional APZ hours then these will be charged to ICO at $167/hour in Change order.



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1635
                        ICONET INTEGRATION (G2 CAMPAIGN)

4.  WORK BREAK DOWN

                                        *



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1636
                                                            IGF Supply Agreement
                                                    Contract No ICOO97 - 1016/GW
                                                             Change Order No. 11
                                                                  Attachment 3.2









                   CHANGE ORDER NO: 11    ATTACHMENT 3.2






- ICONET Integration (G3 Campaign) - Price Summary
- ICONET Integration (G3 Campaign) - Labour Fee & Expenses
- ICONET Integration (G3 Campaign) - (OTHERS) Fixed Price Portion
- ICONET Integration (G3 Campaign) - Work Breakdown
         1637
                        ICONET INTEGRATION (G3 CAMPAIGN)

1.  G3 CAMPAIGN SUMMARY

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1638
                        ICONET INTEGRATION (G3 CAMPAIGN)

2.  LABOUR FEE AND EXPENSES

                                        *



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1639
                        ICONET INTEGRATION (G3 CAMPAIGN)

3.  OTHERS (Fixed price portion)

                                        *


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1640
                        ICONET INTEGRATION (G3 CAMPAIGN)

4.  WORK BREAK DOWN

                                        *


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1641
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICO097 - 1016/GW
                                                             CHANGE ORDER NO. 11
                                                                  ATTACHMENT 3.3









                       CHANGE ORDER NO: 11 ATTACHMENT 3.3






- ICONET Integration (G4 Campaign) - Price Summary
- ICONET Integration (G4 Campaign) - Labour Fee & Expenses
- ICONET Integration (G4 Campaign) - (OTHERS) Fixed Price Portion
- ICONET Integration (G4 Campaign) - Work Breakdown
         1642
                        ICONET INTEGRATION (G4 CAMPAIGN)

1.  G4 CAMPAIGN SUMMARY

                                        *


Note 1 : The estimation is based on SOW. There will be only one set of interconnect activities per relevant subsystem of the IGF supply agreement as shown in Figure 1 in the SOW.

Note 2 : These costs and location of the campaign shall be subject to the discussion and final agreement between NEC and ICO during the planning phase of the campaign. The round trip travel cost inside of Europe are estimated in the travel cost for Planning and Analysis phases.

Note 3 : The price estimation of the deliverable documentation in the price list, include only the material and admin costs such as papers, files, collating, copying compiling, etc. The actual document scope such as reviewing and developing support is priced into the man month tasks assuming an agreed generic report format.


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1643
                        ICONET INTEGRATION (G4 CAMPAIGN)

2.  LABOUR FEE AND EXPENSES

                                        *


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1644
                        ICONET INTEGRATION (G4 CAMPAIGN)

3.  OTHERS (FIXED PRICE PORTION)

                                        *
Note:

The listed APZ test hours are fixed price element. The estimated test hours are quoted according to the current SOW (EN-II-ICO-SW-000374, version 2.4) and the fixed amount should be charged to ICO even the total usage is less than the estimation. Should there be a need for additional APZ hours then these will be charged to ICO at $167/hour in Change order.


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1645
                        ICONET INTEGRATION (G4 CAMPAIGN)

4.  WORK BREAK DOWN

                                        *


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1646
                                                               Exhibit 4.6.30.10


[ICO LOGO]           IGF SUPPLY AGREEMENT                    CHANGE ORDER NO: 12
                     CONTRACT NO ICOO97 - 1016/GW            Date: 22 March 1999



In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:



Amended Clauses              None

Amended Schedules            Schedule 13 - IGFR version 28.4

Amended Annexes              None

Amended Price                None

Other Amendments             None

Reference Correspondence     ICR01, 20, 31, CCR68, 80, 44
                             SA1118, SA0343, SA1072, SA1361, SA1258, SA1136,
                             SA1329


This Change Order No 12 will now form part of the Supply Agreement dated March 3rd 1997 between the parties as from the date of this Change Order and shall be governed by and construed in accordance with the laws of England.

Except for the changes set out above, this Change Order No 12 makes no further amendments or modifications to the Agreement.



Signed for and on behalf of               Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV     NEC CORPORATION

/s/ Gary S. Titzer
-------------------------------------     --------------------------------------
Supervising Officer                       Contractor's Authorised Representative


24 March 1999
-----------------------------             ---------------------------
Date                                      Date



         1647

                            ADDENUM 1 TO IGFR v28.4

                                                                                               CHANGE
                                                                         DESCRIPTION OF        REQUEST         DATE OF
SECTION NO.                       REVISED TEXT                         PROPOSED SOLUTION         NO.          ACCEPTANCE       OWNER
------------------------------------------------------------------------------------------------------------------------------------
              Re-numbering of complete section due
4.4.1.1       to the below line insertions                          Re-numbering                ICR01                             PP
------------------------------------------------------------------------------------------------------------------------------------
              4.4.1.1.2. The IGF shall also support the
              default provisioning of HPN to all subscribers,       Clarification to the
              including GSM roamers, as an alternative to           usage of the HPN
4.4.1.1.2     individual subscription.                              service                     ICR01                             PP
------------------------------------------------------------------------------------------------------------------------------------
              4.4.1.1.3. The IGF shall provide a switchable
              "HPN provisioning parameter" to permit
              ICO to change between "individual HPN                 Clarification to the
              subscription" and "default HPN                        usage of the HPN
4.4.1.1.3     provisioning" modes of operation.                     service                     ICR01                             PP
------------------------------------------------------------------------------------------------------------------------------------
              4.4.1.1.12. In the case where an incoming
              call attempt has failed and the CLI is not
              present then there is no need to provide              Clarification to the
              an HPN notification and HPN shall not be              usage of the HPN
4.4.1.1.12    invoked.                                              service                     ICR01              24/09/98       PP
------------------------------------------------------------------------------------------------------------------------------------
              4.4.1.1.13. In the case where a mobile
              terminated SMS has failed, but the SMS
              was directed to the SIM rather than the
              end user then there is no need to                     Clarification to the
              generate an HPN notification and HPN                  usage of the HPN
4.4.1.1.13    shall not be invoked.                                 service                     ICR01              24/09/98       PP
------------------------------------------------------------------------------------------------------------------------------------

              8.7.4.2 The HPN receiver shall have the following characteristics for the ACK/HP channel.

              1. False Alarm Rate
                          < 0.001
              2. Detection Probability
                         > [92] %
              3. Receive Frequency Uncertainty
                        + 2.5 kHz
              4. Receive burst Timing Uncertainty
                       + 2.5 msec
              5. Channel Fading Bandwidth
                            30 Hz              AWGN
              6. Received Phase Noise
                           6(degree) rms            6(degree) rms
              7. Receiver Signal Level(single burst mode)
                           [41.5] dB Hz  [31.5]dB Hz
              8. Receiver Signal Level (dual burst mode)
                                        [38.6] dB Hz
8.7.4.2                                 [28.6]dB Hz                 IGFR Text Change           ICR 20              25/08/98       PP
------------------------------------------------------------------------------------------------------------------------------------

7.1.2.4.4     7.1.2.4.4. Satellite Access Node - OSS.               IGFR Text Change            ICR31              28/01/99       LG

ICO SERVICES LTD CONFIDENTIAL       19/03/99                        PAGE 1 OF 10

         1648



                            ADDENUM 1 TO IGFR v28.4

                                                                                               Change
                                                                         Description of        Request         Date of
Section No.                       Revised Text                         proposed Solution         No.          Acceptance       Owner
------------------------------------------------------------------------------------------------------------------------------------
7.1.8.1.9.1   7.1.8.1.9.1. LINK-OS                                  IGFR Text Change            ICR31              28/01/99       LG
------------------------------------------------------------------------------------------------------------------------------------

7.1.8.1.9.3   7.1.8.1.9.3. NODE-OS                                  IGFR Text Change            ICR31              28/01/99       LG
------------------------------------------------------------------------------------------------------------------------------------
              7.1.8.1.22.2.location and alarm status
              of the SAN sites, BDC, SCC sites. This
              information may be transported by
7.1.8.1.22.2  means other than by the TNM or DCN.                   IGFR Text Change            ICR31              28/01/99       LG
------------------------------------------------------------------------------------------------------------------------------------

7.1.8.4.3     7.1.8.4.3.The NODE-OS MMI shall:                      IGFR Text Change            ICR31              28/01/99       LG
------------------------------------------------------------------------------------------------------------------------------------
              7.2.2.14.1.3. The NMC NMS shall notify in
              advance, the relevant SAN-OSS of
              planned scheduling changes which are
              applicable to that site.  A record of this
              distribution shall be maintained at the
7.2.2.14.1.3  NMC.                                                  IGFR Text Change            ICR31              28/01/99       LG
------------------------------------------------------------------------------------------------------------------------------------
              7.2.2.14.1.5. The SAN-OSS shall record
              receipt of the schedule notification
7.2.2.14.1.5  from the NMC.                                         IGFR Text Change            ICR31              28/01/99       LG
------------------------------------------------------------------------------------------------------------------------------------
              7.2.2.14.1.6. The SAN-OSS shall be
              responsible for informing the NMC
              NMS when scheduled changes
              cannot be satisfied within the time
              scales set (i.e. due to equipment failure,
              higher priority activities, etc.) such that
7.2.2.14.1.6  re-scheduling can be undertaken.                      IGFR Text Change            ICR31              28/01/99       LG
------------------------------------------------------------------------------------------------------------------------------------
              7.2.2.14.1.7. The SAN-OSS shall be
              responsible for instructing the
              appropriate network element(s) to
              undertake the change (this is likely to
7.2.2.14.1.7  be a manual process).                                 IGFR Text Change            ICR31              28/01/99       LG
------------------------------------------------------------------------------------------------------------------------------------
              7.2.2.14.1.9. The SAN-OSS shall have the
              capability to request configuration
              change event reports from the network
7.2.2.14.1.9  elements.                                             IGFR Text Change            ICR31              28/01/99       LG
------------------------------------------------------------------------------------------------------------------------------------
              7.2.2.14.1.10. The SAN-OSS shall be
              responsible for informing the NMC NMS
              of the outcome of each scheduled
7.2.2.14.1.10 change                                                IGFR Text Change            ICR31              28/01/99       LG
------------------------------------------------------------------------------------------------------------------------------------
              7.6.1. There are no NMS requirements
              for Accounting Management except
              for the receipt of CDR files, when required,
7.6.1         from the BDC.                                         IGFR Text Change            ICR31              28/01/99       LG
------------------------------------------------------------------------------------------------------------------------------------
              7.8.4.5.1. The NODE-OS shall include
              compatible access security measures
7.8.4.5.1     as have been specified for the LINK-OS.               IGFR Text Change            ICR31              28/01/99       LG


ICO SERVICES LTD CONFIDENTIAL       19/03/99                        PAGE 2 OF 10
         1649

                            ADDENUM 1 TO IGFR v28.4

                                                                                               Change
                                                                         Description of        Request         Date of
Section No.                       Revised Text                         proposed Solution         No.          Acceptance       Owner
------------------------------------------------------------------------------------------------------------------------------------
              7.8.7.2.1. The interface between the
              Central PCS subsystem and the NMS
              shall be defined in the PCS Interface
7.8.7.2.1     Control Document.                                     IGFR Text Change            ICR31              28/01/99       LG
------------------------------------------------------------------------------------------------------------------------------------
              7.8.7.2.2. The interface between the
              Remote PCS subsystem and the SAN
              equipment shall be defined in the PCS
7.8.7.2.2.    Interface Control Document.                           IGFR Text Change            ICR31              28/01/99       LG
------------------------------------------------------------------------------------------------------------------------------------
              7.8.7.3.9. The NMC shall provide the ability
              to configure the CPCS as defined in the
7.8.7.3.9     PCS Interface Control Document.                       IGFR Text Change            ICR31              28/01/99       LG
------------------------------------------------------------------------------------------------------------------------------------
              7.8.7.5.3. The IGF shall assume that the PCS shall
              encompass its own management of the PCS equipment and
              software. However, status information shall be
              transferred from the CPCS to the NMS as
              defined in the PCS
7.8.7.5.3     Interface Control Document.                           IGFR Text Change            ICR31              28/01/99       LG
------------------------------------------------------------------------------------------------------------------------------------
              7.8.7.6.1 [It shall be possible from the NMS to
              configure PCS event parameters, status controls
              and alarms as defined
7.8.7.6.1     by the PCS Interface Control Document.]               IGFR Text Change            ICR31              28/01/99       LG
------------------------------------------------------------------------------------------------------------------------------------
              7.8.7.7.1. The CPCS and RPCS shall forward
              the raising and clearing of PCS alarms to the NMS,
              according to the PCS Interface Control Document.
              The IGF shall assume as a minimum that the
7.8.7.7.1     alarms include the following:                         IGFR Text Change            ICR31              28/01/99       LG
------------------------------------------------------------------------------------------------------------------------------------
              7.8.7.7.3.  [From the NMS it shall be
              possible to configure, purge, access,
              filter and transfer alarm data in accordance
7.8.7.7.3     with the PCS Interface Control Document.]             IGFR Text Change            ICR31              28/01/99       LG
------------------------------------------------------------------------------------------------------------------------------------
              7.8.7.8.1 [From the NMS it shall be possible to
              configure, purge, access, filter and transfer
              performance data in accordance
7.8.7.8.1     with the PCS Interface Control Document.]             IGFR Text Change            ICR31              28/01/99       LG
------------------------------------------------------------------------------------------------------------------------------------

7.8.14        7.8.14. ICO Business Data Centre                      IGFR Text Change            ICR31              28/01/99       LG
------------------------------------------------------------------------------------------------------------------------------------
              7.8.14.1. The ICO Business Data Centre
              (BDC) is involved in the activities of
7.8.14.1      provisioning, billing, partner care.                  IGFR Text Change            ICR31              28/01/99       LG
------------------------------------------------------------------------------------------------------------------------------------
              7.8.14.2. The BDC shall provide its status
              to the NMS at all times. Any fault in the
7.8.14.2      BDC shall be notified to the NMS.                     IGFR Text Change            ICR31              28/01/99       LG

ICO SERVICES LTD CONFIDENTIAL       19/03/99                        PAGE 3 OF 10
         1650

                            ADDENUM 1 TO IGFR v28.4

                                                                                               Change
     Section                                                             Description of        Request         Date of
       No.                        Revised Text                         proposed Solution         No.          Acceptance       Owner
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
              7.8.14.3. NMS shall perform a Health
              Check to the BDC periodically. The time
7.8.14.3      interval shall be operator configurable.              IGFR Text Change            ICR31               28/01/99      LG
------------------------------------------------------------------------------------------------------------------------------------
              7.8.14.4. Any CDR Log Alarm detected
7.8.14.4      by the BDC shall be notified to the NMS.              IGFR Text Change            ICR31               28/01/99      LG
------------------------------------------------------------------------------------------------------------------------------------
              7.8.14.5. Billing related complaints which can
              not be resolved at the BDC shall be forwarded to
              the NMS for possible resolution via call tracing
              facility at the NMS.
7.8.14.5                                                            IGFR Text Change            ICR31               28/01/99     LG
------------------------------------------------------------------------------------------------------------------------------------
              7.8.14.6. Relevant CDRs shall be sent from
7.8.14.6      the BDC to the NMS.                                   IGFR Text Change            ICR31               28/01/99     LG
------------------------------------------------------------------------------------------------------------------------------------
              7.8.14.7. Service affecting alarms shall be
7.8.14.7      notified from the NMS to the BDC.                     IGFR Text Change            ICR31               28/01/99     LG
------------------------------------------------------------------------------------------------------------------------------------
              3.3.3.2.1. The IGF shall provide an IF Interface
              to external Remote PCS equipment at selected SANs
              provided for PCS functions in accordance with PCS
              Interface Control Document EN-TC-ICO-IS-0003.
3.3.3.2.1                                                           IGFR Text Change            ICR31               28/01/99     LG
------------------------------------------------------------------------------------------------------------------------------------
              3.3.6.2.1. The IGF shall provide a data
              communications interface at the NMC and Backup
              NMC to external equipment at the Satellite Control
              Centre and Backup Satellite Control Centre for
              passing information between SCC and NMC in
              accordance with SCC to NMC ICD EN-TC-ICO-IS-0002.
3.3.6.2.1                                                           IGFR Text Change            ICR31               28/01/99     LG
------------------------------------------------------------------------------------------------------------------------------------
              3.3.6.3.1. The IGF shall provide a data
              communications interface at the NMC and Backup
              NMC to external Central PCS equipment for passing
              information between CPCS and NMC in accordance
              with PCS Interface Control Document
              EN-TC-ICO-IS-0003.
3.3.6.3.1                                                           IGFR Text Change            ICR31               28/01/99     LG
------------------------------------------------------------------------------------------------------------------------------------
              3.3.6.4.1. The IGF shall provide a data
              communication Interface to external Remote PCS
              equipment at selected SANs provided for PCS
              functions in accordance with PCS Interface
              Control Document EN-TC-ICO-IS-0003.
3.3.6.4.1                                                           IGFR Text Change            ICR31               28/01/99     LG
------------------------------------------------------------------------------------------------------------------------------------

2.1           2.1. DELETED                                          IGFR Text Change            ICR31               28/01/99     LG
------------------------------------------------------------------------------------------------------------------------------------
              2.10a. BDC Business Data Cenre.
2.10a                                                               IGFR Text Change            ICR31               28/01/99     LG
------------------------------------------------------------------------------------------------------------------------------------
              6.53.1.14. Total Phase Noise of the SAN
6.53.1.14     Transmit Carriers (Including Modulators)              IGFR Text Change            CCR68               24/09/98     PP


ICO SERVICES LTD CONFIDENTIAL       19/03/99                        PAGE 4 OF 10

         1651

                            ADDENUM 1 TO IGFR v28.4

                                                                                               Change
     Section                                                             Description of        Request         Date of
       No.                        Revised Text                         proposed Solution         No.          Acceptance       Owner
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
              6.53.1.14.1. The single sideband phase
              noise spectral density induced on any
              transmit carrier shall not exceed the
              values below with the AFC functions
              enabled:
              Frequency Offset (F)        SSB Phase Noise Limit
                                             (dBc/Hz; F in Hz)
              10 - 100 Hz                    -12 - 25 log(10) F
              100 - 800 Hz                 -22.2 - 19.9 log(10) F
              0.8 - 10 kHz                        -80 dBc
              10 - 20 kHz                   +52.8 -33.2 log(10) F
6.53.1.14.1   20 - 100 kHz                          -90dBc          IGFR Text Change            CCR68               24/09/98     PP
------------------------------------------------------------------------------------------------------------------------------------
              6.53.1.14.2. The integrated phase jitter
              including all random and discreate
              phase noise components when
              measured in a double sideband
              bandwidth from 10Hz to 12.5kHz shall
6.53.1.14.2   not exceed 3.1 (degrees) RMS.                         IGFR Text Change            CCR68               24/09/98     PP
------------------------------------------------------------------------------------------------------------------------------------
              6.53.1.14.3. The single sideband phase
              spectral density including all random
              and discrete phase noise components
              when measured from 12.5kHz to
6.53.1.14.3   37.5kHz shall not exceed -40dBc/25kHz.                IGFR Text Change            CCR68               24/09/98     PP
------------------------------------------------------------------------------------------------------------------------------------
              6.53.1.14.4. The single sideband phase
              spectral density including all random
              and discrete phase noise components
              when measured from 37.5kHz to
6.53.1.14.4   62.5kHz shall not exceed -43dBc/25kHz.                IGFR Text Change            CCR68               24/09/98     PP
------------------------------------------------------------------------------------------------------------------------------------
              6.53.1.14.5. In addition to the above, the
              following requirements shall be met:
              a) For offset frequencies from 10Hz to
              250 Hz, no discrete component shall
              exceed the limit mask by 10 dB.
              b) For offset frequencies from 250 Hz to
              100 kHz, no discrete component shall
6.53.1.14.5   exceed  -50 dBc.                                      IGFR Text Change            CCR68               24/09/98     PP

ICO SERVICES LTD CONFIDENTIAL       19/03/99                        PAGE 5 OF 10

         1652

                            ADDENUM 1 TO IGFR v28.4

                                                                                               Change
                                                                         Description of        Request         Date of
Section No.                      Revised Text                          proposed Solution         No.          Acceptance       Owner
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
              6.53.3.5.1. The single sideband phase noise
              spectral density induced on any transmit
              carrier shall not exceed the values given
              below:
              Frequency Offset (F)        SSB Phase Noise Limit
                                             (dBc/Hz; F in Hz)
              10 - 100 Hz                    -12 - 25 log(10) F
              100 - 800 Hz                 -22.2 - 19.9 log(10) F
              0.8 - 10 kHz                        -80 dBc
              10 - 20 kHz                   +52.8 -33.2 log(10) F
6.53.3.5.1    20 - 100 kHz                        -90 dBc           IGFR Text Change            CCR68              24/09/98       PP
------------------------------------------------------------------------------------------------------------------------------------
              6.53.3.5.2. The integrated phase jitter
              including all random and discrete
              phase noise components when
              measured in a double sideband
              bandwidth from 10Hz to 12.5 kHz shall
6.53.3.5.2.   not exceed 3.1(degree)RMS.                            IGFR Text Change            CCR68              24/09/98       PP
------------------------------------------------------------------------------------------------------------------------------------
              6.53.3.5.3. The single sideband phase
              spectral density including all random
              and discrete phase noise components
              when measured from 12.5 kHz to
6.53.3.5.3.   37.5 kHz shall not exceed - 40 dBc/25 kHz.            IGFR Text Change            CCR68              24/09/98       PP
------------------------------------------------------------------------------------------------------------------------------------
              6.53.3.5.4. The single sideband phase
              spectral density including all random
              and discrete phase noise components
              when measured from 37.5 kHz to 62.5 kHz
6.53.3.5.4    shall not exceed - 43 dBc/25 kHz.                     IGFR Text Change            CCR68              24/09/98       PP
------------------------------------------------------------------------------------------------------------------------------------
              6.53.3.5.5. In addition to the above, the
              following requirements shall be met:
              1. For offset frequencies from 10 Hz to
              250 Hz, no discrete component shall
              exceed the limit mask by 10 dB.
              2. For offset frequencies from 250 Hz to
              100 kHz, no discrete component shall
6.53.3.5.5.   exceed -50 dBc.                                       IGFR Text Change            CCR68              24/09/98       PP


ICO SERVICES LTD CONFIDENTIAL       19/03/99                        PAGE 6 OF 10
         1653

                            ADDENUM 1 TO IGFR v28.4

                                                                                               Change
                                                                         Description of        Request         Date of
Section No.                      Revised Text                         proposed Solution         No.          Acceptance       Owner
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
              6.58.2.2.7.1. The single sideband noise
              spectral density induced on any
              transmit carrier shall not exceed the
              values given below with the AFC
              function enabled:
              Frequency Offset (Hz)         SSB Phase Noise Limit.
                                              (dBc/Hz; F in Hz)
              10 - 100 Hz                     -12 - 25 log(10) F
              100 - 800 Hz                  -22.2 - 19.9 log(10) F
              0.8 - 10 kHz                         -80 dBc
              10 - 20 kHz                    +52.8 -33.2 log(10) F
6.58.2.2.7.1  20 - 100 kHz                         -90 dBc          IGFR Text Change            CCR68              24/09/98       PP
------------------------------------------------------------------------------------------------------------------------------------
              6.58.2.2.7.2. The integrated phase jitter
              including all random and discreate
              phase noise components when
              measured in a double sideband
              bandwidth from 10Hz to 12.5kHz shall not
6.58.2.2.7.2  exceed 3.1(degree) RMS.                               IGFR Text Change            CCR68              24/09/98       PP
------------------------------------------------------------------------------------------------------------------------------------
              6.58.2.2.7.3. The single sideband phase
              spectral density including all random
              and discrete phase noise components
              when measured from 12.5kHz to
6.58.2.2.7.3  37.5kHz shall not exceed -44.6 dBc/25kHz.             IGFR Text Change            CCR68              24/09/98       PP
------------------------------------------------------------------------------------------------------------------------------------
              6.58.2.2.7.4. The single sideband phase
              spectral density including all random
              and discrete phase noise components
              when measured from 37.5kHz to
6.58.2.2.7.4  62.5kHz shall not exceed -46dBc/25kHz.                IGFR Text Change            CCR68             24/09/98       PP
------------------------------------------------------------------------------------------------------------------------------------
              6.58.2.2.7.5. In addition to the above, the
              following requirements shall be met:
              1. For offset frequencies from 10 Hz to
              250 Hz, no discrete component shall
              exceed the limit mask by 10 dB.
              2. For offset frequencies from 250 Hz to
              100 kHz, no discrete component shall
6.58.2.2.7.5  exceed -50 dBc.                                       IGFR Text Change            CCR68             24/09/98       PP


ICO SERVICES LTD CONFIDENTIAL       19/03/99                        PAGE 7 OF 10
         1654

                            ADDENUM 1 TO IGFR v28.4

                                                                                               Change
                                                                         Description of        Request         Date of
Section No.                       Revised Text                         proposed Solution         No.          Acceptance       Owner
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
              6.58.3.1.7.1. The single sideband phase
              noise spectral density induced on any
              transmit carrier shall not exceed the
              values given below:
              Frequency Offset (F)         SSB Phase Noise Limit.
                                            (dBc/Hz; F in Hz)
              10 - 100 Hz                    -12 - 25 log(10) F
              100 - 800 Hz                 -22.2 - 19.9 log(10) F
              0.8 - 10 kHz                        -80 dBc
              10 - 20 kHz                   +52.8 -33.2 log(10) F
6.58.3.1.7.1  20 - 100 kHz                        -90 dBc           IGFR Text Change            CCR68             24/09/98        PP
------------------------------------------------------------------------------------------------------------------------------------
              6.58.3.1.7.2. The integrated phase jitter
              including all random and discreate
              phase noise components when
              measured in a double sideband
              bandwidth from 10Hz to 12.5kHz shall
6.58.3.1.7.2  not exceed 3.1(degree) RMS.                           IGFR Text Change            CCR68              24/09/98       PP
------------------------------------------------------------------------------------------------------------------------------------
              6.58.3.1.7.3..The single sideband phase
              spectral density including all random and
              discrete phase noise components when measured
              from 12.5kHz to 37.5kHz shall not exceed -44.6
6.58.3.1.7.3  dBc/25kHz.                                            IGFR Text Change            CCR68              24/09/98       PP
------------------------------------------------------------------------------------------------------------------------------------
              6.58.3.1.7.4. The single sideband phase
              spectral density including all random
              and discrete phase noise components
              when measured from 37.5kHz to 62.5kHz
6.58.3.1.7.4  shall not exceed -46dBc/25kHz.                        IGFR Text Change            CCR68              24/09/98       PP
------------------------------------------------------------------------------------------------------------------------------------
              6.58.3.1.7.5. In addition to the above, the
              following requirements shall be met:
              1. For offset frequencies from 10 Hz to
              250 Hz, no discrete component shall
              exceed the limit mask by 10 dB.
              2. For offset frequencies from 250 Hz to
              100 kHz, no discrete component shall
6.58.3.1.7.5  exceed -50 dBc.                                       IGFR Text Change            CCR68              24/09/98       PP
------------------------------------------------------------------------------------------------------------------------------------
              3.3.5.1. The IGF shall support interfaces to the
              BDC in accordance with the following documents:
              WG370083 "SSS Provisioning and Billing
              Interface" and IC-NM-ICO-IC-000131 "NMC-BDC
3.3.5.1       Interface Control Document".                          IGFR Text Change            CCR80              25/11/98      MCo
------------------------------------------------------------------------------------------------------------------------------------
              4.7.2.7. The HLR and MSSC/VLR shall support the
              subscription to the ICO specific services as
4.7.2.7       described in the previous sections.                   IGFR Text Change            CCR80              25/11/98      MCo


ICO SERVICES LTD CONFIDENTIAL       19/03/99                        PAGE 8 OF 10
         1655

                            ADDENUM 1 TO IGFR v28.4

                                                                                               Change
                                                                         Description of        Request         Date of
Section No.                       Revised Text                         proposed Solution         No.          Acceptance       Owner
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
              4.7.2.12. The IGF shall also support
              regional charging i.e. application of
              different tariff for different service areas
4.7.2.12      and /or service regions.                              IGFR Text Change            CCR80              25/11/98      MCo
------------------------------------------------------------------------------------------------------------------------------------
              4.8.5.3.3. To avoid unnecessary signalling traffic,
              the IGF shall be capable of handling subsequent
              location updates, within the same network, without
              passing them back to the home network. For the
              avoidance of doubt, this function is not applicable
4.8.5.3.3     for GSM anonymous roamers.                           IGFR Text Change            CCR80              25/11/98      MCo
------------------------------------------------------------------------------------------------------------------------------------
              5.2.5.4. The IGF shall support the encryption of
              subscriber authentication keys (ki) transmitted
5.2.5.4       on the interface between  the AuC and the BDC.        IGFR Text Change            CCR80              25/11/98      MCo
------------------------------------------------------------------------------------------------------------------------------------
              5.2.5.5. The IGF shall ensure that subscriber
              authentication keys (ki) held in the AuC
5.2.5.5       are stored in encrypted form.                         IGFR Text Change            CCR80              25/11/98      MCo
------------------------------------------------------------------------------------------------------------------------------------
              5.4.5.1. The IGF shall support call path tracing as
              defined in Total Function List "MSSC/VLR and HLR ICO"
5.4.5.1       (WG370116), Call Path Tracing Feature Description.    IGFR Text Change            CCR80              25/11/98      MCo
------------------------------------------------------------------------------------------------------------------------------------
              5.4.5.2. The IGFR shall support subscriber
5.4.5.2       tracing based on GSM TS 12.08. (F/R).                 IGFR Text Change            CCR80              25/11/98      MCo
------------------------------------------------------------------------------------------------------------------------------------
              5.5.2. The ability to detect the presence of long-
              hold calls and to provide information to the system
              operator indicating the presence of long held calls.
              The system shall also provide facilities for the
              system operator to manually clear a long held call.
              For the avoidance of doubt, the MSSC shall collect
              the required
5.5.2         information on a call by call basis.                  IGFR Text Change            CCR80              25/11/98      MCo


ICO SERVICES LTD CONFIDENTIAL       19/03/99                        PAGE 9 OF 10
         1656

                            ADDENUM 1 TO IGFR v28.4

                                                                                               Change
                                                                         Description of        Request         Date of
Section No.                       Revised Text                         proposed Solution         No.          Acceptance       Owner
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
              5.5.3. A mechanism to count the number of forwarded-
              to number registrations performed by the mobile
              subscriber within a certain time interval as defined
              in a Total Function List "MSSC/VLR and HLR ICO"
              (WG370116). Monitoring of Call Forwarding
5.5.3         Registration HLR Feature Description.                 IGFR Text Change            CCR80              25/11/98      MCo
------------------------------------------------------------------------------------------------------------------------------------
              5.5.4. Whenever the call forwarding registration
              counter for a subscriber reaches a threshold,
              during time supervision interval, an alarm shall
              be generated. The alarm data shall contain the
              MSISDN, date and time when the mobile subscriber has
5.5.4         reached the threshold                                 IGFR Text Change            CCR80              25/11/98      MCo
------------------------------------------------------------------------------------------------------------------------------------
              6.19.3.8. The MSSC shall support the use of service
6.19.3.8      area information to permit or to deny call set-up.    IGFR Text Change            CCR80              25/11/98      MCo
------------------------------------------------------------------------------------------------------------------------------------
              6.25.3.4. The MSSC synchronisation functions shall
              be supported in accordance with the Total Function
              List "MSSC/VLR and HLR ICO (WG370116) Network
6.25.3.4      Synchronisation Feature Description.                  IGFR Text Change            CCR80              25/11/98      MCo
------------------------------------------------------------------------------------------------------------------------------------
              Group delay variation shall be within 3ns/MHz at
              the TT&C frequencies and over the communication
              bands described above. Absolute delay stability at
              the TT&C frequencies shall be better than 3ns/6months
              and over the operating temperature range. The
              spectrum shall not be inverted. The loss of the
6.57.11.5.    translator shall be adjustable from 30 dB to 50 dB.   IGFR Text Change            CCR44              18/03/99      MCa
------------------------------------------------------------------------------------------------------------------------------------
              The absolute delay data at the TT&C
6.57.11.6.    frequencies is 9ns +/-3 ns.                           IGFR Text Change            CCR44              18/03/99      MCa
------------------------------------------------------------------------------------------------------------------------------------

ICO SERVICES LTD CONFIDENTIAL       19/03/99                       PAGE 10 OF 10



         1657
                                                               Exhibit 4.6.30.11


[ICO LOGO]           IGF SUPPLY AGREEMENT                    CHANGE ORDER NO: 13
                     CONTRACT NO ICO097 - 1016/GW        DATE:  25 FEBRUARY 1999



In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:



Amended Clauses              See Attachment No. 1

Amended Schedules            None

Amended Annexes              None

Amended Price                See Attachment No. 1

Other Amendments             See Attachment No. 1

Reference Correspondence     SA1185/WG7/19981007/GKS dated 7 October 1998


This Change Order No. 13, effective from 7 October 1998, will now form part of the Supply Agreement dated March 3rd 1997 between the parties and shall be governed by and construed in accordance with the laws of England.
Except for the changes set out above, this Change Order No. 13 makes no further amendments or modifications to the Agreement.



Signed for and on behalf of               Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV     NEC CORPORATION



/s/ illegible                             /s/ Takao Nishizawa
-------------------------------------     --------------------------------------
Supervising Officer                       Contractor's Authorised Representative
                                          Takao Nishizawa
                                          General Manager, Europe Div.


25 February 1999                          1 March 1999
-----------------------------             ---------------------------
Date                                      Date
         1658
                                              CONTRACT NUMBER: ICO 097 - 1016/GW
                                                             CHANGE ORDER NO: 13





                               CHANGE ORDER NO: 13

                                     TO THE

                                SUPPLY AGREEMENT

                                     BETWEEN

                                 NEC CORPORATION

                                       AND

                      ICO GLOBAL COMMUNICATIONS HOLDINGS BV
         1659
                                                             CHANGE ORDER NO. 13
                                                 TO THE SUPPLY AGREEMENT BETWEEN
                                                             NEC CORPORATION AND
                                           ICO GLOBAL COMMUNICATIONS HOLDINGS BV
                                                                    ATTACHMENT 1


By this Change Order No. 13, the Supply Agreement dated March 3, 1997, between NEC Corporation ("the Contractor") and ICO Global Communications Holdings BV ("ICO") (hereinafter referred to as the "Supply Agreement") is amended as set out below:

BACKGROUND TO CHANGE ORDER NO. 13

A) Under the terms and conditions set forth in the Supply Agreement, ICO agreed to purchase from the Contractor certain equipment and services as are specified therein, and the Contractor and the other members of the NEC Team have agreed to provide the said equipment and services;

B) ICO has agreed that the NEC Team shall carry out Works and produce Deliverables under Clause 9 of the Supply Agreement in accordance with the terms of the Statement of Work for the ICONET Integration Top Level Baseline Plan - Doc: WG7-80235-B comprising Attachment 2 to this Change Order.

C) The principal objective of the Statement of Work (Doc: WG7-80235-B) is to define the actions and activities incumbent upon the parties necessary to enable the Contractor to prepare the Top Level Baseline Plan (TLBP) which is defined within the Statement of Work as the 4th Deliverable to be delivered by the Contractor to ICO. The production of the TLBP and other Deliverables under the Statement of Work is intended to provide the basis for a further Change Order to be agreed between ICO and the Contractor pursuant to clause 14 of the Supply Agreement for the detailed planning, implementation and execution of elements of the ICONET Integration G1, G5 and G6 Campaigns as agreed in such further Change Order.

D) For the purposes of this Change Order ICO and the Contractor have agreed to amend the Supply Agreement to govern the terms of the Works and the Deliverables as specified in Attachment 2.

         In consideration of the foregoing and for other good and valuable consideration, acknowledged by the parties to have been given, it is agreed:-

1.       DEFINITIONS

         For the purposes of this Change Order the following words used herein or in the Supply Agreement shall have the following meanings:-

         1660
         "Statement of Work" and "Works" shall mean Attachment 2 (Top Level Baseline Plan for ICONET Integration Campaigns (G1, G5, G6), Document
         No: WG7-80235-B dated 5 October 1998) and the works described therein.

         "Deliverables" shall mean those deliverables set out within sections
         5.1 to 5.1.4 of Attachment 2.

         "Schedule" shall mean the ICONET Integration Schedule for the TLBP Program, referred to in section 6 of Attachment 2, and which schedule is set out within Attachment 3 to this Change Order.

         For the avoidance of doubt, references in the Supply Agreement to Top Level Milestone Schedule and Master Level Schedule shall not apply to this Change Order.

2.       WORKS AND DELIVERABLES

         ICO hereby agrees to purchase, and the Contractor agrees to supply, the Deliverables and to carry out the Works set out in Attachment 2 in accordance with the time scales set out in Attachment 3 at the prices set forth in Clause 5 of this Change Order. ICO further agrees to provide to the Contractor those deliverables as specified in sections
         2.1.1 and 2.4.1 of Attachment 2.

3.       APPLICATION OF SUPPLY AGREEMENT TERMS AND CONDITIONS

3.1 The following clauses of the Supply Agreement shall not apply to this Change Order:

         4.1(a), 4.1(c) to (e) inclusive, 4.1(h) and 4.1(i), 4.1(n), 4.2 to 4.5 inclusive, 4.7, 4.10, 5 to 8 inclusive, 12.2 to 12.4 inclusive, 13.2 to
         13.5 inclusive, 14, 15.1 to 15.4 inclusive, 16.1 to 16.3 inclusive,
         16.6 to 16.18 inclusive, 18, 19, 22, 23, 25 to 29 inclusive, 31 to 38 inclusive, 40.1 to 40.11 inclusive, 40.12 (b) and (c), 40.13, 40.15,
         40.16, 44 to 48 inclusive, 52.2 to 52.4 inclusive, 54, 56, Schedules 6 to 12 inclusive.

3.2 The following clauses of the Supply Agreement are amended for the purpose only of this Change Order and not further or otherwise.
         4.1 (b) is amended to read:

         "it will design, develop, create, deliver and provide (as the case may be) all of the Deliverables so as to fulfil the objectives and the requirements of the Statement of Work"

         4.1 (l) is amended to read:

         "it will provide and will ensure that its Sub-Contractors provide, a sufficient number of suitably skilled and appropriately experienced personnel to meet the

         1661
         objectives of this Change Order and to ensure that delivery of the Deliverables is completed in accordance with the Schedule;"

         Clause 12.1 shall be amended to read:

         "Without prejudice to ICO's other obligations under this Change Order, ICO shall provide the Contractor with such information, services and equipment as shall be specified in the Statement of Work. To the extent that ICO's failure in any material respect to comply with its obligations under this clause 12.1 shall adversely and directly affect the ability of the Contractor to comply with the Schedule, then to the extent the Contractor and the other members of the NEC Team can demonstrate the same to be required, the Schedule shall be adjusted in an equitable manner and the Contractor may recover from ICO all direct costs reasonably incurred as a result of such adjustment".

         Clause 40.14 shall be amended to read:

         "The rights and remedies of ICO under this Clause 40 are in addition to, and do not limit, any other rights and remedies ICO may have. In particular, ICO's rights under this Change Order arising out of fraud or such gross mistakes as amount to fraud are not limited in point of time or by this clause".

         Clause 51.2 shall be amended as follows:-

         If and insofar as any breach by the Contractor of this Change Order (including the inadequate performance or the non-performance of any of its obligations hereunder) shall result in any losses, damages, costs or liabilities for ICO (other than any physical damage or loss of tangible property as described in clause 51.1) the Contractor shall, subject always to clause 51.3, indemnify ICO against any liabilities and costs of ICO provided that the total liabilities of the Contractor to ICO resulting therefrom (whether under this indemnity or for breach of this Change Order or for negligence or of whatsoever nature) shall not exceed the value of this Change Order.


4.       PRICE AND PAYMENT

4.1      ICO will purchase the Deliverables hereunder for the firm fixed price
         of   *   . Payment will become due by ICO on the following basis

         (i)     *   of the price to be invoiced by the Contractor to ICO ten
         days after the effective date of this Change Order;

         (ii)    *   of the price to be invoiced by the Contractor to ICO on the date of delivery to ICO of the 4th Deliverable due under this Change Order.

4.2 The Contractor shall invoice ICO for such payments on the due dates and ICO shall pay such valid invoices submitted in the form specified in
         Schedule 4 of the Supply Agreement within 30 days of receipt.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1662
4.3 The Parties agree that clause 15.1 and Tables 1 and 24 of Schedule 9 (Pricing Schedule) of the Supply Agreement shall be amended by means of a future Change Order for the purpose of separately recording the values of all Change Orders agreed, inter alia, in accordance with clause 14 (hereinafter referred to as "Non clause 15.1 Change Orders"). The parties acknowledge and agree that the value of each such Non clause 15.1 Change Order shall not have the effect of adjusting the Price, as defined within clause 15.1, and, specifically, that the value of each such Change Order shall not be considered as forming any part of the Price that would, otherwise, be applied for the purposes of clauses 18 and 51 of the Supply Agreement.

5.       ACCEPTANCE

         ICO shall have 28 days from the receipt of any Deliverable hereunder in which to accept such Deliverable. If ICO does not accept any Deliverable it will indicate its non acceptance within 28 days of receipt and provide the Contractor with written reasons for its non acceptance, which shall be on the basis that in ICO's reasonable view, the Deliverable fails in a material way to meet the requirements set out in Attachment 2. Should ICO fail to either accept or indicate its non acceptance of any Deliverable within 28 days of its delivery, the Deliverable will be deemed to be accepted by ICO.

6.       DELIVERY

         All Deliverables shall be provided in accordance with Annex 6 of the Supply Agreement.

         All deliverables shall be delivered to:-
         ICO Global Communications Holdings BV
         c/o ICO Services Limited
         1 Queen Caroline Street
         London W6 9BN
         England
         For the attention of: George Wiginton - Procurement Manager

7.       FINANCING

         The Parties agree that the NEC Team has no obligation to provide vendor financing to ICO pursuant to this Change Order.

8.       RATIFICATION OF ICO SUPPLY AGREEMENT

         Except as provided for herein, the terms and conditions of the Supply Agreement shall continue in full force and effect.

8.1 This Change Order sets forth the entire agreement between the Parties as to the subject matter hereof and supersedes all prior discussions between them, and neither of the Parties shall be bound by any conditions, definitions, warranties,

         1663
         understandings, or representations with respect to such subject matter other than as expressly provided herein.

8.2 In the event of a conflict between the terms of this Change Order and the terms of the Supply Agreement, the terms of this Change Order shall prevail.

         1664
                          CHANGE ORDER NO: 13 ATTACHMENT 2



Statement of Work for the ICONET Integration Top Level
Baseline Plan (Doc. WG7-80235-B)
         1665
            TOP LEVEL BASELINE PLAN FOR ICONET INTEGRATION CAMPAIGNS
                                  (G1, G5, G6)




                   --------------------------------
                   DOCUMENT NO.:    WG7 80235

                   --------------------------------
                   VERSION:         B

                   --------------------------------
                   DATE:            5 October, 1998

                   --------------------------------
         1666
AMENDMENT RECORD



--------------------------------------------------------------------------------
REVISION       DATE      CN NO.   REASON FOR CHANGE

--------------------------------------------------------------------------------
A1             18/9/98            Original Draft
--------------------------------------------------------------------------------
A2             18/9/98            Revised in consultation with ICO
--------------------------------------------------------------------------------
A3             23/9/98            NEC Team's Proposed Revisions
--------------------------------------------------------------------------------
A4             23/9/98            J. Lunn/A. Fuji Proposed Revisions
--------------------------------------------------------------------------------
A5             24/9/98            A. Fuji Proposed Revisions
                                  B. Sample Template Attachment No 2 Added
--------------------------------------------------------------------------------
A6             24/9/98            A. Fuji Proposed Revisions
--------------------------------------------------------------------------------
A7             24/9/98            ICO Proposed Revisions
                                  Sample ICO Risk Register Deliverable Added
--------------------------------------------------------------------------------
A8             29/9/98            Sample ICO/NEC deliverable sorted out
--------------------------------------------------------------------------------
A9             2/10/98            Revisions from ICO/NEC Meeting 2/10/98
--------------------------------------------------------------------------------
B              5/10/98            Revisions from ICO/NEC Meeting 5/10/98
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         1667
ICONET INTEGRATION TOP LEVEL BASELINE PLAN                      DOC: WG7-80325-B
STATEMENT OF WORK


                                TABLE OF CONTENTS





1.    INTRODUCTION                                                             4


2.    PROCESS TO DEVELOP TLBP                                                  4


3.    RESPONSIBILITIES OF THE NEC TEAM                                         8


4.    RESPONSIBILITIES OF ICO                                                  8


5.    DELIVERABLE DOCUMENTS                                                    9


6.    SCHEDULE FOR THE TLBP PROGRAM                                           10




CREATED: 18/9/98                                                    PAGE 3 OF 22
REVISED: 17/02/99
         1668
ICONET INTEGRATION TOP LEVEL BASELINE PLAN                      DOC: WG7-80325-B
STATEMENT OF WORK



1.       INTRODUCTION

1.1 The objective of this Statement of Work (SOW) is to define the framework for preparation of the Top Level Baseline Plan (TLBP). The work will produce the necessary Deliverables to allow a formal Change Order to be agreed by ICO and the NEC team, in accordance with Clause 14 of the Terms and Conditions of the Supply Agreement, for the detailed planning, implementation and execution of selected elements of the ICONET Integration campaigns.

1.2 This SOW applies only to those parts of the ICONET Integration (II) work designated as G1, G5 and G6 II Campaigns.

1.3 The Top Level Baseline Plan (TLBP) will provide the basis for the detailed planning, and execution of the selected sub-campaigns as defined in the G1/G5/G6 Requirement Document. Full details of the scope of the TLBP are in Section 2.5 of this Statement of Work.

1.4 In parallel, with the preparation of this TLBP, ICO and the NEC Team shall jointly prepare the SOW for the Change Order, covering the detailed management, report and review structure, for the ICONET Integration work in accordance with the Supply Agreement Clause 14.

1.5 This SOW sets out the processes, method of working, the schedule and the Deliverables to be provided by NEC and ICO in order to produce the TLBP.


2.       PROCESS TO DEVELOP TLBP

         The process for developing the Top Level Baseline Plan will involve four separate stages:

         - Identification, prioritisation and selection of Risks to be retired by this part of the ICONET Integration program

         -    Determination of Sub-campaigns for retiring Selected Risks

         -    Estimation of Costs and Outline Schedule for Sub-campaigns

         - Review and Re-Prioritisation of Risks to define the final scope of this part of the II campaign.


CREATED: 18/9/98                                                    PAGE 4 OF 22
REVISED: 17/02/99
         1669
ICONET INTEGRATION TOP LEVEL BASELINE PLAN                      DOC: WG7-80325-B
STATEMENT OF WORK



2.1      IDENTIFICATION, PRIORITISATION AND SELECTION OF RISKS

2.1.1    ICO shall prepare and deliver an initial Register of Risks to the NEC
         Team

         The ICO Register of Risks shall be the first ICO Deliverable of the TLBP Program submitted for the NEC Team's consideration.

2.1.2 The NEC Team and ICO shall review the initial Register of Risks to confirm, as far as possible, its completeness and priority ranking.

2.1.3 ICO with the support of the NEC Team shall then select those Risks, which require further detailed evaluation with a view to incorporating them in the final TLBP.

2.1.4 The final selected and agreed Register of Risks shall be the first NEC Deliverable of the TLBP program submitted for ICO's consideration


2.2      DETERMINATION OF SUB-CAMPAIGNS FOR RETIRING SELECTED RISKS

2.2.1 The NEC team, with ICO support, will propose a preferred method to retire each selected risk by considering tests previously proposed by NEC in their proposal to ICO for the II G1, G5 and G6 campaigns and considering alternative methods. These proposed preferred methods will take into account as far as possible the nature of the risk, the effort required, grouping of individual methods into a sub-campaign, and the ICO and IGF schedules.

2.2.2 The proposed methods will be grouped into a number of sub-campaigns (in the order of 10 - 20 sub-campaigns) within the framework defined in the Supply Agreement.

2.2.3 The NEC Team, with ICO support, will identify and propose the most appropriate time(s) and location(s) for the sub-campaigns with respect to the Master IGF Test Schedule and ICO dependencies.

2.2.4 The consolidated list of sub-campaigns for the Selected Risks shall be the second NEC Deliverable of the TLBP program submitted for ICO's consideration.


CREATED: 18/9/98                                                    PAGE 5 OF 22
REVISED: 17/02/99
         1670
ICONET INTEGRATION TOP LEVEL BASELINE PLAN                      DOC: WG7-80325-B
STATEMENT OF WORK



2.3      ESTIMATION OF COSTS AND SCHEDULE FOR THE SUB-CAMPAIGNS

2.3.1 The NEC Team will review the complete listing of Sub-campaigns, for mitigation of the agreed Risks, and will estimate the resources and any other associated costs required to develop detailed plans, scripts, and reports necessary to plan and execute each of the sub-campaigns.

2.3.2 The NEC team will estimate the man-months and associated costs covering test equipment, special test equipment, travel and additional resources needed for execution of the sub-campaigns at the selected location(s).

2.3.3 The schedule for execution of the sub-campaigns will be co-ordinated by NEC with the Master IGF Test Schedule to ensure that the IGF schedule and progress are not adversely impacted.

2.3.4 Key constraints and key dependencies on NEC and the IGF shall be identified by NEC at this stage of planning.

2.3.5 Key constraints and key dependencies on ICO and other elements of the ICONET System shall be identified by NEC.

2.3.6 Where there is a conflict between IGF schedule and resource requirements and the sub-campaign schedules and resource requirements, the NEC Team shall propose alternative resolutions for the situation with statements of their impact.

2.3.7 This consolidated listing of estimated costs for the sub-campaigns and an overall outline schedule for detailed planning and execution of these sub-campaigns shall be the third NEC Deliverable of the TLBP program submitted for ICO's consideration.


2.4      REVIEW AND RE-PRIORITISATION OF RISKS TO DEFINE FINAL SCOPE OF THE II
         CAMPAIGN

2.4.1 ICO shall review the NEC Team's consolidated listing of sub-campaigns for Selected Risks and its consolidated listing of estimated costs and outline schedule. ICO will re-prioritise the Register of Risks with the associated sub-campaigns for selected Risks and will produce the G1, 5,6 Requirement Document (G1, 5,6 RD).


CREATED: 18/9/98                                                    PAGE 6 OF 22
REVISED: 17/02/99
         1671
ICONET INTEGRATION TOP LEVEL BASELINE PLAN                      DOC: WG7-80325-B
STATEMENT OF WORK


2.4.2 The G1, 5,6 RD will define the scope of sub-campaigns s to be covered in the TLBP. The G1, 5,6 Requirement Document shall be derived from and consistent with the NEC Team's consolidated listing of Sub-campaigns and its consolidated listing of estimated costs and outline schedule.

2.4.3 ICO's G1, 5,6,RD will be the second ICO Deliverable of the TLBP program submitted for further action as defined in Para 2.5.1 below.

2.4.4 For the avoidance of doubt ICO will be solely responsible for the final selection of the Risks and sub-campaigns to be planned and executed during the overall ICONET Integration Program.


2.5      TOP LEVEL BASELINE PLAN

2.5.1 The NEC team and ICO shall jointly review the ICO G1,5,6,RD to confirm the contents are technically and commercially consistent with the NEC Team's previously submitted 2nd and 3rd Deliverables.

2.5.2 The NEC Team, with ICO support, shall assemble the individual Deliverables that comprise the Top Level Baseline Plan.

2.5.3 The Top Level Baseline Plan will provide all the necessary instructions for completion of detailed planning and execution of the sub-campaigns s defined in the G1, 5,6 RD. The TLBP will, as a minimum, include :

         - the Key Drivers and Goals for those parts of the ICONET Integration Program defined in the G1,5,6 RD.

         - The sub-campaign objectives and scope of those parts of the ICONET Integration Program defined in the G1, 5,6 RD.

         - The windows in the IGF schedule and preferred location(s) for execution of individual sub-campaigns defined in the G1, 5,6 RD.

         - The estimated man-months and associated costs for the sub-campaigns defined in the G1, 5,6 RD.

         -    the resources and skill sets to be provided by NEC.

         -    the resources and skill sets required to be provided by ICO.

         - the dependencies on NEC and the IGF, IGF facilities, test equipment and IGF software build state(s) required to perform the sub-campaigns defined in the TLBP.


CREATED: 18/9/98                                                    PAGE 7 OF 22
REVISED: 17/02/99
         1672
ICONET INTEGRATION TOP LEVEL BASELINE PLAN                      DOC: WG7-80325-B
STATEMENT OF WORK



         - Identify the configuration required to perform the sub-campaigns set out in the G1, 5,6 RD.

         - the dependencies on ICO and any other elements of the ICONET system, including test equipment to be supplied by ICO (e.g. prototype UTs), satellite coverage, frequencies, licences, interconnect requirements.

         - The respective responsibilities of the NEC Team and ICO for the conduct of the sub-campaigns defined in the G1, 5, 6 RD.

2.5.4 The final agreed Top Level Baseline Plan shall be the fourth and final NEC Deliverable of the TLBP program.


3.       RESPONSIBILITIES OF THE NEC TEAM

3.1 The NEC Team shall perform the necessary work to produce the Top Level Baseline Plan and the associated defined Deliverables at the due dates.

3.2 Provision of the necessary resources to meet the requirements specified in this Statement of Work

3.3      Configuration control of the NEC Deliverable documentation

3.4 NEC Team shall use their knowledge of the IGF Schedule to plan the selected sub-campaigns


4.       RESPONSIBILITIES OF ICO

4.1 ICO shall provide to NEC the deliverables specified in this Statement of Work.

4.2 ICO shall provide support to NEC as specified in this Statement of Work.

4.3 ICO shall be responsible for identifying the Key drivers and goals, which will determine ICO's philosophy with regard to ICONET Integration. These Key drivers can then be used to further develop the ICONET Integration strategy, which is then used to identify and prioritise the risks, and campaigns that need to be performed.


CREATED: 18/9/98                                                    PAGE 8 OF 22
REVISED: 17/02/99
         1673
ICONET INTEGRATION TOP LEVEL BASELINE PLAN                      DOC: WG7-80325-B
STATEMENT OF WORK


4.4 Provision of the necessary resources to meet the requirements specified in this Statement of Work

4.5 ICO will, where such information is available, provide such information as to allow NEC Team to plan for the ICONET Integration work to go ahead at identified locations.

4.6 ICO will provide NEC Team with information on satellite deployment as required to be taken into account in the planning of the sub-campaigns in the G1, 5,6 RD.

4.7      Configuration control of the ICO Deliverable documentation


5.       DELIVERABLE DOCUMENTS

5.1      The NEC Team shall provide the following Deliverables to ICO

5.1.1    1ST NEC DELIVERABLE.

         Agreed Risk Register, which identifies Risk to be evaluated during the TLBP Program as specified in 2.1. An edited version of sample template for the Agreed Risk Register, shown in Attachment No 2, including NEC Team's comments.

5.1.2    2ND NEC DELIVERABLE.

         Listing of sub-campaigns for agreed Risks with an Outline Schedule identifying when the sub-campaigns can be executed and at which of the preferred location(s) as specified in 2.2. A sample template for a typical sub-campaign is shown in Attachment No 3.

5.1.3    3RD NEC DELIVERABLE.

         Listing of Estimated Man-Months, and associated costs for the detailed planning, implementation and execution of the selected sub-campaigns Listing, where known, of dependencies on ICO and any other elements of the ICONET system as specified in 2.3 A sample template for an estimated Man-Months and costing tables, still has to be discussed and agreed, before being shown in Attachment No.4

5.1.4    4TH NEC DELIVERABLE.


CREATED: 18/9/98                                                    PAGE 9 OF 22
REVISED: 17/02/99
         1674
ICONET INTEGRATION TOP LEVEL BASELINE PLAN                      DOC: WG7-80325-B
STATEMENT OF WORK


         Top Level Baseline Plan, which will include the NEC Team's 1st, 2nd and 3rd Deliverables and ICO's 1st and 2nd Deliverables.

5.2      ICO will provide the following Deliverables to NEC.

5.2.1    1ST ICO DELIVERABLE.

         Initial Risk Register as specified in 2.1.

         A sample template for the initial Risk Register is shown in Attachment No 1.

5.2.2    2ND ICO DELIVERABLE.

         G1,5,6 Requirement Document (G1,5,6 RD) as specified in 2.4.


6.       SCHEDULE FOR THE TLBP PROGRAM

6.1 The schedule for preparing the Top Level baseline Plan is attached to this Statement of Work.


CREATED: 18/9/98                                                   PAGE 10 OF 22
REVISED: 07/02/99
         1675
ICONET INTEGRATION TOP LEVEL BASELINE PLAN                      DOC: WG7-80325-B
STATEMENT OF WORK


                                 ATTACHMENT NO 1

                               1ST ICO DELIVERABLE
                  SAMPLE TEMPLATE FOR ICO INITIAL RISK REGISTER
       ICO will provide information in this format, covering Risk ID, Risk
       Description, Probability and Calculated Severity. Mitigation Strategy details may be completed, but not as a pre-requisite.

CREATED: 18/9/98
REVISED: 17/02/99
         1676
ICONET INTEGRATION TOP LEVEL BASELINE PLAN                      DOC: WG7-80325-B
STATEMENT OF WORK


(II RELATED) REGISTER OF TECHNICAL RISKS TO ICO SL1

              High 3    >50% = 3     15-50% = 2     <15% = 1         WHERE

              Med 2                                                  TESTED

              Low 1


------------------------------------------------------------------------------------------------------------------------------
RISK           PERFORMANCE                        RISK                    IMPACTED   IMPACT  LIKELI-  SEVERITY  SP.  UT   BOSS
 ID            REQUIREMENT                                                 FUNCT./    LEVEL   HOOD
                                                                           SUBSYS
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
RF.0         RF SIGNAL (LEVEL,
             FREQ, SYNCH AND
             TIMING)
------------------------------------------------------------------------------------------------------------------------------
RF.2                                 Freq/Bandwidth occupancy problems                  2       2     Moderate
                                     (alignment, re-use, co-
                                     channel I etc)
------------------------------------------------------------------------------------------------------------------------------
RF.3                                 RF Interference, (spurs, multipath,                2       2     Moderate
                                     fading problems) etc
------------------------------------------------------------------------------------------------------------------------------
RF.4                                 AFC system and Doppler correction/                 2       3     High
                                     tracking problems
------------------------------------------------------------------------------------------------------------------------------
                                     Power Control                                      2       3     High
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
BCCH.1.1     SATELLITE ACQUISITION   BCCH Power Level Incorrect           Traffic &     2       1     V Minor
             & REGISTRATION                                                Billing
------------------------------------------------------------------------------------------------------------------------------
BCCH.1.3                             UT Receiver Acquisition Slow             UT        3       2     High

------------------------------------------------------------------------------------------------------------------------------
BCCH.1.4                             Synchronisation Errors (BCCH and     Traffic &     3       2     High
                                     Signal Complex Timing)                Billing
------------------------------------------------------------------------------------------------------------------------------
BCCH.1.5                             BCCH Frequency List Incorrect        Traffic &     3       2     High
                                                                           Billing
------------------------------------------------------------------------------------------------------------------------------
BCCH.1.6                             UT Receiver Acquisition Timeout       Traffic &     3       2     High
                                     (BCCH Frequency Known/Unknown)        Billing
------------------------------------------------------------------------------------------------------------------------------
POSITION.1                           UT position computation inaccurate   Traffic &     3       2     High
                                                                           Billing
------------------------------------------------------------------------------------------------------------------------------




--------------------------------------------------------------------------------------------------
RISK           SUB  OTH.  IOT  IGF  G0   G2/G3  G156  G4   POFT  MITIGATION TEST IDS IN G1
 ID            SYS

--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
RF.0


--------------------------------------------------------------------------------------------------
RF.2                                                             G1.1.3 RF Signal
                                                                 (Level,Freq.,Burst Timing)

--------------------------------------------------------------------------------------------------
RF.3                           Y                                 G1.1.3 RF Signal
                                                                 (Level,Freq.,Burst Timing)
--------------------------------------------------------------------------------------------------
RF.4

--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
BCCH.1.1                                                         G1.1.0: Calibration of SBS and UT
                                                                 Transmit Carriers
--------------------------------------------------------------------------------------------------
BCCH.1.3                                                         G1.1.1: Satellite Acquisition and
                                                                 Registration (BCCH Unknown)
--------------------------------------------------------------------------------------------------
BCCH.1.4                                                         G1.1.1: Sat.Acquisition &
                                                                 Registration (BCCH Unknown)
--------------------------------------------------------------------------------------------------
BCCH.1.5                                                         G1.1.1: Sat.Acquisition &
                                                                 Registration (BCCH Unknown)
--------------------------------------------------------------------------------------------------
BCCH.1.6                                                         G1.1.1/2: Sat.Acquisition &
                                                                 Registration (BCCH Known/Unknown)
--------------------------------------------------------------------------------------------------
POSITION.1                                                       G1.1.3 RF Signal
                                                                 (Level,Freq.,Burst Timing)
--------------------------------------------------------------------------------------------------

CREATED: 18/9/98
REVISED: 29/9/98
         1677
ICONET INTEGRATION TOP LEVEL BASELINE PLAN                 DOC: WG7-80325-A8
STATEMENT OF WORK


                                 ATTACHMENT NO 2

                               1ST NEC DELIVERABLE
                    SAMPLE TEMPLATE FOR AGREED RISK REGISTER

CREATED: 18/9/98
REVISED: 29/9/98
         1678
ICONET INTEGRATION TOP LEVEL BASELINE PLAN                    DOC: WG7-80325-A-8
STATEMENT OF WORK



(II RELATED) REGISTER OF TECHNICAL RISKS TO ICO SL1


              High 3    >50% = 3     15-50% = 2     <15% = 1         WHERE

              Med 2                                                  TESTED

              Low 1


-------------------------------------------------------------------------------------------------------------------------------
RISK              PERFORMANCE                      RISK                    IMPACTED   IMPACT  LIKELI-  SEVERITY  SP.  UT   BOSS
 ID               REQUIREMENT                                               FUNCT./   LEVEL   HOOD
                                                                            SUBSYS
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
RF.0         RF SIGNAL (LEVEL,
             FREQ, SYNCH AND
             TIMING)
-------------------------------------------------------------------------------------------------------------------------------
RF.2                                 Freq/Bandwidth occupancy problems                  2      2       Moderate
                                     (alignment, re-use, co-
                                     channel I etc)
-------------------------------------------------------------------------------------------------------------------------------
RF.3                                 RF Interference, (spurs, multipath,                2      2       Moderate
                                     fading problems) etc

-------------------------------------------------------------------------------------------------------------------------------
RF.4                                 AFC system and Doppler correction/                 2      3       High
                                     tracking problems
-------------------------------------------------------------------------------------------------------------------------------
                                     Power Control                                      2      3       High
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
BCCH.1.1     SATELLITE ACQUISITION   BCCH Power Level Incorrect            Traffic &    2      1       V Minor
             & REGISTRATION                                                 Billing
-------------------------------------------------------------------------------------------------------------------------------
BCCH.1.3                             UT Receiver Acquisition Slow             UT        3      2       High


-------------------------------------------------------------------------------------------------------------------------------
BCCH.1.4                             Synchronisation Errors (BCCH and      Traffic &    3      2       High
                                     Signal Complex Timing)                 Billing

-------------------------------------------------------------------------------------------------------------------------------
BCCH.1.5                             BCCH Frequency List Incorrect         Traffic &    3      2       High
                                                                            Billing

-------------------------------------------------------------------------------------------------------------------------------
BCCH.1.6                             UT Receiver Acquisition Timeout       Traffic &    3      2       High
                                     (BCCH Frequency Known/Unknown)         Billing

-------------------------------------------------------------------------------------------------------------------------------
POSITION.1                           UT position computation inaccurate    Traffic &    3      2       High
                                                                            Billing
-------------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------
RISK            SUB   OTH.  IOT  IGF  G0   G2/G3  G156  G4   POFT  MITIGATION TEST IDS IN G1   NEC PLAN
 ID             SYS

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
RF.0


-------------------------------------------------------------------------------------------------------
RF.2                                                               G1.1.3 RF Signal
                                                                   (Level,Freq.,Burst
                                                                   Timing)
-------------------------------------------------------------------------------------------------------
RF.3                              Y                                G1.1.3 RF Signal
                                                                   (Level,Freq.,Burst
                                                                   Timing)
-------------------------------------------------------------------------------------------------------
RF.4

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
BCCH.1.1                                                           G1.1.0: Calibration of SBS
                                                                   and UT Transmit Carriers
-------------------------------------------------------------------------------------------------------
BCCH.1.3                                                           G1.1.1: Satellite
                                                                   Acquisition
                                                                   and Registration (BCCH
                                                                   Unknown)
-------------------------------------------------------------------------------------------------------
BCCH.1.4                                                           G1.1.1:
                                                                   Sat.Acquisition&Registration
                                                                   (BCCH Unknown)
-------------------------------------------------------------------------------------------------------
BCCH.1.5                                                           G1.1.1:
                                                                   Sat.Acquisition&Registration
                                                                   (BCCH Unknown)
-------------------------------------------------------------------------------------------------------
BCCH.1.6                                                           G1.1.1/2:
                                                                   Sat.Acquisition&Registration
                                                                   (BCCH Known/Unknown)
-------------------------------------------------------------------------------------------------------
POSITION.1                                                         G1.1.3 RF Signal
                                                                   (Level,Freq.,Burst Timing)
-------------------------------------------------------------------------------------------------------

CREATED: 18/9/98
REVISED: 29/9/98
         1679
ICONET INTEGRATION TOP LEVEL BASELINE PLAN                     DOC: WG7-80325-A8
STATEMENT OF WORK


                                 ATTACHMENT NO 3

                               2ND NEC DELIVERABLE
                     SAMPLE TEMPLATE FOR A PREFERRED METHOD

CREATED: 18/9/98
REVISED: 29/9/98
         1680
ICONET INTEGRATION TOP LEVEL BASELINE PLAN                     DOC: WG7-80325-A8
STATEMENT OF WORK


METHOD PLAN


METHOD ID:                        PCM-52

PRIORITY:                         1 (Critical)

PREVIOUS REFERENCE TEST IDS:      G1.1.1.1 (G1.1.0)

              RISKS TO BE MITIGATED

RISK ID                  ASSUMPTION
--------------------------------------------------------------------------------
X[1].Y[1].Z[1]           RFT can track satellites
--------------------------------------------------------------------------------
X[2].Y[2].Z[2]           SAN can compensate for residual Doppler
--------------------------------------------------------------------------------
 .......                  .......
--------------------------------------------------------------------------------
 .......                  .......
--------------------------------------------------------------------------------
X[n].Y[n].Z[n]           Power level of control channels at the UT interface is
                         correct
--------------------------------------------------------------------------------


              OBJECTIVE

This group of Methods will verify the signalling and the continuity of the link through a satellite as it passes overhead. It verifies that the SAN is able to acquire the satellite when it comes over the horizon, track the satellite, establish control channels in the appropriate beams and maintain those channels while the satellite completes its pass. The SAN must be able to put multiple channels up in different beams of the satellite at the same time.

              DEPENDENCIES

This group of methods is dependent on the following equipment with associated software releases being installed and operational to begin testing:


SUBSYSTEM     RESPONSIBILITY   SOFTWARE     HARDWARE           RESTRICTIONS
--------------------------------------------------------------------------------
IGF System    NEC PO           n/a
--------------------------------------------------------------------------------
  MSSC        ETL              no           no
--------------------------------------------------------------------------------
  TNM         NEC/A            no           no
--------------------------------------------------------------------------------
  SBS         HNS              R1.0         yes                AI v4 + CNs...
--------------------------------------------------------------------------------
  HPN         COMSAT           no           no
--------------------------------------------------------------------------------
  RFT         NEC/J            n/a          yes
--------------------------------------------------------------------------------

CREATED: 18/9/98
REVISED: 29/9/98
         1681
ICONET INTEGRATION TOP LEVEL BASELINE PLAN                     DOC: WG7-80325-A8
STATEMENT OF WORK


SUBSYSTEM     RESPONSIBILITY   SOFTWARE     HARDWARE           RESTRICTIONS
--------------------------------------------------------------------------------
  CDS         HNS              R1           yes
--------------------------------------------------------------------------------
  IDS         HNS              n/a          yes
--------------------------------------------------------------------------------
  DCN         NEC/J            no           Intra-SAN
--------------------------------------------------------------------------------
  SAN-NMS     NEC/J            no           no
--------------------------------------------------------------------------------
  Link-NMS    NEC/J            no           no
--------------------------------------------------------------------------------
  SAN-SRMS    NEC/J            R2.0         yes
--------------------------------------------------------------------------------
  SRMC        NEC/J            R2.0         yes                ICD v...
--------------------------------------------------------------------------------
  Link-SRH    NEC/J            R2.0         no                 May use simulator
--------------------------------------------------------------------------------
C-PCS         HSC              TBD          at SCC             ICD v...
--------------------------------------------------------------------------------
Satellite     HSC              n/a          Minimum of one
                                            satellite in
                                            either plane
--------------------------------------------------------------------------------
FTUT          Wavecom          TBD          one                AI v4 + CNs...
--------------------------------------------------------------------------------


And the following interfaces being operational:


INTERFACE                    RESPONSIBILITY   REQUIREMENT       RESTRICTIONS
--------------------------------------------------------------------------------
RFT license                  ICO              SAN licensed
--------------------------------------------------------------------------------
FTUT license                 ICO              License for all
                                              Australia
--------------------------------------------------------------------------------
PSTN connection              ICO              no
--------------------------------------------------------------------------------
SAN/TT&C                     NEC/J            yes
--------------------------------------------------------------------------------
Link-SRH/SCC                 NEC/J            yes               may use simulator
--------------------------------------------------------------------------------
Payload Command Interface    NEC/J            yes
--------------------------------------------------------------------------------
MSSC/BDC                     ETL              no
--------------------------------------------------------------------------------
Link-NMS/BDC                 NEC/J            no
--------------------------------------------------------------------------------

CREATED: 18/9/98
REVISED: 29/9/98

         1682
ICONET INTEGRATION TOP LEVEL BASELINE PLAN                     DOC: WG7-80325-A8
STATEMENT OF WORK


              DESCRIPTION OF METHOD

Expecting the UT to receive a BCCH sent from the SAN over the satellite at the correct frequency, time and power without error the first time is risky. To reduce the risk this set of physical layer tests verify Layer 1 aspects of the SAN and UT communication links over the Satellite. This group of methods calibrate and correct the timing, frequency and power of the SAN and the UT transmissions. They are necessary to insure that subsequent methods can be performed between the SAN and UT.

This group of methods does not duplicate IGF testing because testing will be performed over the satellite with the FTUT. The group of methods will calibrate and correct the timing, frequency and power of the BCCH, RACH, AGCH and the PCH channels. Specifically the synchronisation and BCCH burst tests verify the ability of the SBS to transmit Sync and BCCH carriers to the satellite on the proper frequency. The antenna control system of the RFT must keep the SAN antenna pointed towards the satellite, while the PCS will be configured to support a simple frequency plan. The data necessary to configure the satellite will be developed during the planning stage and remain constant for the duration of the testing. Real Ephemeris data will be supplied to the SRMS simulator and antenna control system to track the satellite. Only the presence of the carrier at the right frequency and the right signal strength will be measured in the beams. The SAN's ability to correct the frequency based on CUIN residual Doppler corrections will be verified.

              METHOD CONFIGURATION

The figure below shows the configuration needed for this group of methods. The group of methods does not require that the TMN and the MSSC be fully integrated with the SBS. Further, this group of methods will be conducted with release R1.0 of the SBS software. This campaign can begin before the IGF Phase 2-2 tests are completed. Several methods calibrating the SAN transmit carriers can be performed without the FTUT.

CREATED: 18/9/98
REVISED: 29/9/98

         1683
ICONET INTEGRATION TOP LEVEL BASELINE PLAN                     DOC: WG7-80325-A8
STATEMENT OF WORK


                                  [FLOWCHART]


              LOCATION

Preferred SAN location is the Brisbane SAN for regulatory reasons (only the Australian and New Zealand administrations are concerned).

              POTENTIAL CONFLICTS

Execution of these methods must not disrupt Phase 2-2 IGF testing taking place at the Brisbane SAN. At the scheduled time, most IGF testing will be concentrated at the System Integration Test facility at NEC/A's Mulgrave site so there will be little, if any, disruption to the II sub-campaigns.

              SCHEDULE

This group of methods should start when the dependencies above are met. See TLBP schedule for the currently predicted window.

Testing can begin with only one satellite present but the available test time will be short. This test group's duration and cost could be reduced if two or more satellites are available during its execution.

CREATED: 18/9/98
REVISED: 29/9/98
         1684
ICONET INTEGRATION TOP LEVEL BASELINE PLAN                     DOC: WG7-80325-A8
STATEMENT OF WORK


ROM ESTIMATION OF RESOURCE REQUIREMENTS

In order to complete the execution of this group of methods the following resources are expected to be required:


--------------------------------------------------------
 RESOURCE          APPROXIMATE NUMBER        APPROXIMATE
  SOURCE               OF PEOPLE              DURATION
--------------------------------------------------------
NEC team                  TBD                    TBD
--------------------------------------------------------
ICO                       TBD                    TBD
--------------------------------------------------------
PUT supplier              TBD                    TBD
--------------------------------------------------------
SAN Operator              TBD                    TBD
--------------------------------------------------------
Other?                    TBD?                   TBD?
--------------------------------------------------------


Additional resources will be required for the planning and reporting phases of the campaign. Economies can be achieved by combining this group of methods with other methods.

CREATED: 18/9/98
REVISED: 29/9/98
         1685
ICONET INTEGRATION TOP LEVEL BASELINE PLAN                     DOC: WG7-80325-A8
STATEMENT OF WORK




                                 ATTACHMENT NO 4

                               3RD NEC DELIVERABLE
                   Listing of Estimated Man-Months and costing






CREATED: 18/9/98                                                   PAGE 21 OF 22

REVISED: 29/9/98
         1686
ICONET INTEGRATION TOP LEVEL BASELINE PLAN                     DOC: WG7-80325-A8
STATEMENT OF WORK


          FORMAT & CONTENT of TEMPLATE STILL TO BE DISCUSSED AND AGREED




CREATED: 18/9/98                                                   PAGE 22 OF 22

REVISED: 29/9/98

         1687
                    CHANGE ORDER NO: 13    ATTACHMENT 3






ICONET Integration Top Level Baseline Plan Schedule
         1688

   ID     TASK NAME                                 DURATION    START       FINISH         O   N   D   J   F    M  A

____________________________________________________________________________________________________________________________________
   1      TOP LEVEL BASELINE PLAN SCHEDULE G1/5
          & G6 V2.2 3/12/98                         96d         Mon 10/5/98  Mon 2/15/99          [GRAPHIC]
   2      ICO Issues Letter of Intent                0d         Wed 10/7/98  Wed 10/7/98
   3      NEC Team Mobilization                      4d         Thu 10/1/98  Tue 10/6/98
   4      1st ICO Deliverable (Initial Risk
          Register)                                  0d         Tue 10/6/98  Tue 10/6/98
   5      ICO Issues Formal Change Order to NEC      0d         Mon 11/30/98 Mon 11/30/98
   6      Joint ICO/NEC review of Risk Register      7d         Wed 10/7/98  Thu 10/15/98
   7      1st NEC Deliverable (Agreed Risk register) 0d         Mon 10/19/98 Mon 10/19/98
   8      Develop G1/G5 Procedural Flow Chart        9d         Tue 10/20/98 Fri 10/30/98
   9      G6 ICO/NEC Develop Framework Document      9d         Tue 11/17/98 Fri 11/27/98
  10      G6 NEC ICO Agree Scope/Risks/Priorities/
          Procedural Flowchart                       7d         Mon 11/30/98 Tue 12/8/98
  11      Christmas Break                            6d         Fri 12/25/98 Fri 1/1/99
  12      G6 Prepare Test Methods (Incl Christmas
          Break)                                    25d         Wed 12/9/98  Tue 1/12/99
  13      G6 Joint NEC ICO Selection of Test
          Methods                                    3d         Wed 1/13/99  Fri 1/15/99
  14      G6 NEC Second Deliverable (Listing
          Preferred Test Methods)                    0d         Fri 1/15/99  Fri 1/15/99
  15      G1/5 ICO Prioritised Risk Register         5d         Fri 11/6/98  Thu 11/12/98
  16      G1/5 Preparation of Final Draft of Test
          Methods                                   26d         Mon 11/2/98  Mon 12/17/98
  17      G1/5 Joint NEC ICO Selection of Test
          Methods                                    5d         Tue 12/8/98  Mon 12/14/98
  18      G1/5 NEC Second Deliverable (Listing
          Preferred Campaigns)                       0d         Mon 12/14/98 Mon 12/14/98
  19      G1/5 Costing & Scheduling                  7d         Tue 12/15/98 Wed 12/23/98
  20      G1/5 Local Management Approval of ROM
          Resource Allocations (inc Christmas
          Break)                                    16d         Wed 12/23/98 Wed 1/13/99
  21      G1/5 NEC Third Deliverable (ROM Costs
          & Schedule)                                0d         Wed 1/13/99  Wed 1/13/99
  22      G6 Costing & Scheduling                    5d         Mon 1/18/99  Fri 1/22/99
____________________________________________________________________________________________________________________________________


Project: TLBP Schedule Combined G
Date: Wed 2/17/99                                        [LEGEND]
______________________________________________________________________________

         1689

   ID     TASK NAME                                 DURATION    START       FINISH         O   N   D   J   F    M  A

____________________________________________________________________________________________________________________________________
  23      G6 Local Management Approval of ROM
          Resource Allocations                       2d         Tue 1/26/99  Wed 1/27/99              [GRAPHIC]
  24      G6 NEC Third Deliverable (ROM Costs
          & Schedule)                                0d         Tue 1/26/99  Tue 1/26/99
  25      G1/5 ICO Review & Re-prioritise
          Selected Tests                            10d         Tue 1/26/99  Mon 2/8/99
  26      G1/5 ICO Second Deliverable (IIRD)         0d         Mon 2/8/99   Mon 2/8/99
  27      G6 ICO Review & Re-prioritise
          Selected Tests                            10d         Tue 1/26/99  Mon 2/8/99
  28      G6 ICO Second Deliverable (IIRD)           0d         Thu 2/4/99   Thu 2/4/99
  29      G6 Finalise TLBP                           5d         Tue 2/9/99   Mon 2/15/99
  30      G1/5 Finalise TLBP                         5d         Tue 2/9/99   Mon 2/15/99
  31      G1/5 & G6 NEC Fourth Deliverable
          (Completed TLBP)                           0d         Mon 2/15/99  Mon 2/15/99
  32
  33      Draft & Agree G1/5/6 SOW                  94d         Wed 10/7/98  Mon 2/15/99
  34
  35      Original Scheduled Completion of
          TLBP G1/5 & G6                             1d         Mon 12/21/98 Mon 12/21/98
____________________________________________________________________________________________________________________________________






Project: TLBP Schedule Combined G
Date: Wed 2/17/99                                [LEGEND]

         1690
                                                               Exhibit 4.6.30.12



[ICO LOGO]           IGF SUPPLY AGREEMENT                    CHANGE ORDER NO: 14
                     CONTRACT NO ICO097 - 1016/GW           DATE:  22 MARCH 1999



In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:



Amended Clauses      See Attachment No. 1

Amended Schedules    None

Amended Annexes      None

Amended Price        See Attachment No. 1

Other Amendments     See Attachment No. 1

Reference            Correspondence ICO Change Request No.18-dated 28 May 1998;
                     SA1410/WG8/19990121/PB; IUKC-1004 dated 15 February 1999

This Change Order No. 14, effective from 1 March 1999, will now form part of the Supply Agreement dated March 3rd 1997 between the parties and shall be governed by, and construed in accordance with, the laws of England.

Except for the changes set out above, this Change Order No. 14 makes no further amendments or modifications to the Agreement.



Signed for and on behalf of               Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV     NEC CORPORATION


/s/ G. S. Titzer
-------------------------------------     --------------------------------------
Supervising Officer                       Contractor's Authorised Representative



24 March 1999
-----------------------------             ---------------------------
Date                                      Date
         1691
                                                              CHANGE ORDER NO.14
                                                 TO THE SUPPLY AGREEMENT BETWEEN
                                                             NEC CORPORATION AND
                                           ICO GLOBAL COMMUNICATIONS HOLDINGS BV
                                                                    ATTACHMENT 1


By this Change Order No.14, the Supply Agreement dated March 3, 1997, between NEC Corporation ("the Contractor") and ICO Global Communications Holdings BV ("ICO") (hereinafter referred to as the "Supply Agreement") is amended as set out below:

BACKGROUND TO CHANGE ORDER NO. 14

A) Under the terms and conditions set forth in the Supply Agreement, ICO agreed to purchase from the Contractor certain equipment and services as are specified therein, and the Contractor and the other members of the NEC Team have agreed to provide the said equipment and services;

B) ICO has agreed that the Contractor shall carry out Works and produce Deliverables in accordance with the terms of the Statement of Work for the Phase 2 of the Air Interface Protocol Validation as set forth within Attachment 2 to this Change Order.

C) ICO and the Contractor have agreed to amend the Supply Agreement to govern the terms of the Works and the Deliverables specified in Attachment 2.

         In consideration of the foregoing and for other good and valuable consideration, acknowledged by the parties to have been given, it is agreed:-

1.       DEFINITIONS

         For the purposes of this Change Order the following words used herein or in the Supply Agreement shall have the following meanings:-

         "Statement of Work" and "Works" shall mean Attachment 2 and the works described therein.

         "Deliverables" shall mean those deliverables identified within Section
         6.5 of Attachment 2.

         "Schedule" shall mean that schedule for the performance of tasks under this Change Order as set out within Section 6.2 of Attachment 2.

         "Deliverables Schedule" shall mean that schedule for the provision of Deliverables set out within Section 6.5.2 of Attachment 2.

         1692
         For the avoidance of doubt, references in the Supply Agreement to Top Level Milestone Schedule and Master Level Schedule shall not apply to this Change Order.

2.       WORKS AND DELIVERABLES

         ICO hereby agrees to purchase, and the Contractor agrees to supply, the Deliverables and to carry out the Works set out in Attachment 2 in accordance with the time scales set out in the Schedule and the Deliverables Schedule at the price set forth in Clause 4 of this Change Order.

3.       APPLICATION OF SUPPLY AGREEMENT TERMS AND CONDITIONS

3.1 The following clauses of the Supply Agreement shall not apply to this Change Order:

         4.1(a), 4.1(c) to (e) inclusive, 4.1(h) and 4.1(i), 4.1(n), 4.2 to 4.7,
         4.10, 5 to 8 inclusive, 12.2 to 12.4 inclusive, 13.2 , 14, 15.1 to 15.4 inclusive, 16.1 to 16.3 inclusive, 16.6 to 16.18 inclusive, 18, 19, 23, 25 to 28 inclusive, 29.2, 29.4, 29.5, 31 to 38 inclusive, 40.1 to 40.11 inclusive, 40.12 (c), 40.13, 40.15, 40.16, 44 to 48 inclusive, 52.2 to
         52.4 inclusive, 54, 56, Schedules 6 to 12 inclusive.

3.2 The following clauses of the Supply Agreement are amended for the purpose only of this Change Order and not further or otherwise.

         Clause 4.1 (b) is amended to read:

         "it will design, develop, create, deliver and provide (as the case may be) all of the Deliverables so as to fulfil the objectives and the requirements of the Statement of Work"

         Clause 4.1 (l) is amended to read:

         "it will provide and will ensure that its Sub-Contractors provide, a sufficient number of suitably skilled and appropriately experienced personnel to meet the objectives of this Change Order and to ensure that the Works and delivery of the Deliverables are completed in accordance with the Schedule and Deliverables Schedule;"

         Clause 12.1 is amended to read:

         "Without prejudice to ICO's other obligations under this Change Order, ICO shall provide the Contractor with such information, services and equipment as shall be specified in the Statement of Work. To the extent that ICO's failure in any material respect to comply with its obligations under this clause 12.1 shall adversely and directly affect the ability of the Contractor to comply with the Schedule and/or Deliverables Schedule, then to the extent the Contractor can demonstrate the same to be required, the Schedule and/or Deliverables Schedule shall be adjusted in an equitable manner and the Contractor may

         1693
         recover from ICO all costs reasonably incurred as a direct result of such adjustment".

         Clause 22.1 is amended to read:

         "Subject to any applicable legal restrictions in effect in the country of manufacture, ICO has the right to inspect and verify the progress of all elements of the Works at all places and times, prior to to the date of delivery to ICO of the final Deliverable due under this Change Order, as specified in Section 6.5.2 of Attachment 2, and for such purposes shall be permitted access to the premises of the Contractor or any Sub-Contractor (excluding any Sub-Contractor who shall not have been required to enter into a direct undertaking with ICO pursuant to clause 11). ICO will give 14 days notice of its intended inspections to the Contractor. Such inspections shall be performed in a manner that will not unduly delay the Works. Any such inspections and verifications as are required shall be authorised by the Supervising Officer."

         Clause 22.5 is amended to read:

         Any inspection and/or test and/or examination made or attended by ICO Staff under this clause shall not relieve the Contractor of its responsibility to conform to the requirements of this Change Order.

         Clause 40.12, sub-paragraphs (a) and (b), are amended to read:

         "In the event of defects or faults in any content of the documentation, which are identified within a period of 3 months of either ICO's written acceptance of the final Deliverable due under this Change Order or, otherwise, following the expiry of 28 days from the date of delivery of the final Deliverable in accordance with clause 5 hereof, the Contractor will:

         (a) unless otherwise agreed by ICO, correct and re-issue the affected documentation within one month of the Contractor first becoming aware of the same in the same formats, quantities and to the same places of delivery as the provision of the original documentation;

         (b) make all necessary rectifications to any part of the ICONET Ground Facilities which has been affected adversely as a result of a defect or fault in the contents of the documentation.

         Clause 40.14 is amended to read:

         "The rights and remedies of ICO under this Clause 40 are in addition to, and do not limit, any other rights and remedies ICO may have. In particular, ICO's rights under this Change Order arising out of fraud or such gross mistakes as amount to fraud are not limited in point of time or by this clause".

         Clause 51.2 shall be amended to read:

         1694
         If and insofar as any breach by the Contractor of this Change Order (including the inadequate performance or the non-performance of any of its obligations hereunder) shall result in any losses, damages, costs or liabilities for ICO (other than any physical damage or loss of tangible property as described in clause 51.1) the Contractor shall, subject always to clause 51.3, indemnify ICO against any liabilities and costs of ICO provided that the total liabilities of the Contractor to ICO resulting therefrom (whether under this indemnity or for breach of this Change Order or for negligence or of whatsoever nature) shall not exceed the value of this Change Order specified in clause 4 below. Any liability of the Contractor to ICO under this amended clause 51.2 shall not, in any event, be treated as forming part of the aggregate total liability of the Contractor under the Supply Agreement.


4.       PRICE AND PAYMENT

4.1      ICO will purchase the Deliverables hereunder for the firm fixed price
         of   *   (Five Hundred and Thirty Four Thousand US Dollars).
         Payment will become due by ICO on the following basis:-

         (i)      *   of the price to be invoiced by the Contractor to ICO ten
               days after the effective date of this Change Order;

         (ii)     *   of the price to be invoiced by the Contractor to ICO on
               the date of delivery to ICO of the final Deliverable due under this Change Order specified as "ICO Air Interface Protocol Validation Final Report Revision 3" in Section 6.5.2 of Attachment 2;

         (iii)    *   of the price to be invoiced by the Contractor to ICO on
               ICO's written acceptance of the final Deliverable due under this Change Order or, otherwise, following the expiry of 28 days from the date of delivery of the final Deliverable in accordance with clause 5 hereof.

4.2 The Contractor shall invoice ICO for such payments on the due dates and ICO shall pay such valid invoices submitted in the form specified in
         Schedule 4 of the Supply Agreement within 30 days of receipt.

4.3 The parties agree that clause 15.1 and Tables 1 and 24 of Schedule 9 (Pricing Schedule) of the Supply Agreement shall be amended by means of a future Change Order for the purpose of separately recording the values of all Change Orders agreed, inter alia, in accordance with clause 14 (hereinafter referred to as "Non clause 15.1 Change Orders"). The parties acknowledge and agree that the value of each such Non clause 15.1 Change Order shall not have the effect of adjusting the Price, as defined within clause 15.1, and, specifically, that the value of each such Change Order shall not be considered as forming any part of the Price that would, otherwise, be applied for the purposes of clauses 18 and 51 of the Supply Agreement. Furthermore, the parties agree that this Change Order shall be categorised as a Non clause 15.1 Change Order.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1695
5.       ACCEPTANCE

         ICO shall have 28 days from the receipt of any Deliverable hereunder in which to accept such Deliverable. If ICO does not accept any Deliverable it will indicate its non acceptance within 28 days of receipt and provide the Contractor with written reasons for its non acceptance, which shall be on the basis that in ICO's reasonable view, the Deliverable fails in a material way to meet the requirements set out in Attachment 2. Should ICO fail to either accept or indicate its non acceptance of any Deliverable within 28 days of its delivery, the Deliverable will be deemed to be accepted by ICO.

6.       DELIVERY

         All Deliverables shall be provided in accordance with Annex 6 of the Supply Agreement.

         All deliverables shall be delivered to:-
         ICO Global Communications Holdings BV
         c/o ICO Services Limited
         1 Queen Caroline Street
         London W6 9BN
         England
         For the attention of: George Wiginton - Contract Manager

7. Nothing in this Change Order shall affect, in any way, the Contractor's obligations and liabilities in relation to the performance of the Works pursuant to Annex 11 of Schedule 14 to the Supply Agreement.

8.       FINANCING

         The parties agree that neither the Contractor nor any member of the NEC Team has any obligation to provide vendor financing to ICO pursuant to this Change Order.

9.       RATIFICATION OF ICO SUPPLY AGREEMENT

         Except as provided for herein, the terms and conditions of the Supply Agreement shall continue in full force and effect.

9.1 This Change Order sets forth the entire agreement between the parties as to the subject matter hereof and supersedes all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to such subject matter other than as expressly provided herein.

9.2 In the event of a conflict between the terms of this Change Order and the terms of the Supply Agreement, the terms of this Change Order shall prevail.

         1696
                   CHANGE ORDER NO:14            ATTACHMENT 2


                                STATEMENT OF WORK
         1697
1.   OBJECTIVES AND SCOPE

1.1      OBJECTIVES

The objectives of the AIPV are to:

1. Validate the correctness and completeness of the Air-Interface signalling protocol specifications, such that the Air-Interface can deliver the required user services.

2. Validate the robustness of the Air-Interface signalling protocol specifications against channel error conditions and improper operational conditions listed in agreed SDL Test Plan.

3. Validate the integrity of the Air-Interface signalling protocol specifications, such that the specification shall be robust against race conditions, unhandling signals, dead locks, live locks, out-of-range variables, etc.

1.2      SCOPE

The scope of the AIPV work is listed as the following points:

1. The ICO Air-Interface signalling protocol is defined in the following ICO Air Interface Specifications released on 27th November 1998:

         a)   ICO 03.22.A1

         b)   ICO 103.40.A1

         c)   ICO 05.xx series

         d)   ICO 04.06.A1

         e)   ICO 04.07.D1

         f)   ICO 04.08.A1

         g)   ICO 04.08.A2

         h)   ICO 04.08.A3 (out of scope)

         i)   ICO 04.08.A4 (CC Part - out of scope)

         j)   ICO 104.08.A1 (HPN-RR)

         1698
         Additionally, GSM specifications, other than those superseded by the above documents, may also apply.

2.       ITU-T Z.100 (1992 or later) Specification and Description Language
         (SDL) shall be used to formally specify the ICO Air-Interface signalling protocol

3. ITU-T Z.120 (1992 or later) Message Sequence Chart (MSC) is preferred to be used to define validation references.

4. The latest version of SDT from TeleLOGIC shall be used as the main software tool for editing, simulating and validating the ICO Air-Interface signalling Protocol.

5. The SDL implementation of Layer 2, the RR and MM sub-layers of Layer 3 as well as HPN (layer 3-RR and HP-TL) Air-Interface protocols shall be updated to conform to the ICO Air Interface Signalling Protocol Specifications released on 27th November 1998. The CC sublayer will be outside the scope of this task.

6. SDL implementations shall be done on the same layering architecture as the protocol specifications.

7. SDL implementation shall be done for both the network as well as the mobile entities.

8. Areas that are not suitable for SDL implementations (e.g. physical layer, user interface/man machine commands) will not be implemented in SDL but if any entity is as part of the test environment, it may be implemented as necessary via scripts or other means.

9. Message encoding/decoding may be implemented using programming language(s) other than SDL.

10. Test environment may be built by using the most convenient method and programming language(s) and/or SDL.

11. SDL specification shall be in modular in order to facilitate phased implementation and incremental testing, peer-to-peer validation and parallel development. The distinction of network and mobile stacks should be clear. As an option, It may be possible to use SDL'92 object oriented features to create multiple network and/or mobile stacks for the purpose of simulation.

         1699
12. The aim of the validation/simulation is to cover realistic operational scenarios, such as simultaneous transactions(1) (e.g. SMS with voice call, voice call with in-call Supplementary Services, etc.), transaction race condition (e.g. mobile originated call and mobile terminated call happening at the same time), RACH contentions, channel error, channel delay, channel blockage, etc.

13. Initially coverage analysis shall be done by using SDT tool for all test cases identified in Section 5.3.1 of Annex 11. The objective is to do coverage analysis by using SDT tool for each test case identified in agreed SDL Test Plan. The goal is to have minimum number of test case but maximum test coverage.

The scope of the validation task will be to take the specification developed by the ICO Air Interface definition team and perform validation on it. Any problems found by the validation task will be reported to ICO Air-Interface definition team for correction action. The Contractor shall not modify the Air Interface Definition. Any changes to the Air Interface definition by the ICO Air Interface definition team may result in rework by the Contractor, which may include changes in SDL/MSC and revalidation. Such changes shall be accommodated in accordance with the procedures set out in Section 7.3 of Annex 11.




-------------------
(1) It is to demonstrated that MM, RR, L2 can support simultaneous transactions at the CM sub-layer.

         1700
2.       TASK ORGANISATION

The AIPV work is broken down into four top-level tasks, described in detail later:

         - architectural design and partitioning for each signalling layer and its components,

         - produce and verify the SDL specification for each layer,

         - validation of the specifications using SDT simulator,

         - provide a final analysis of specification and test coverage.

The two main tasks of producing the SDL specifications and performing the validation are in practice likely to be interleaved and run in parallel. This will be the case for several reasons, including the fact that bugs may be found during validation which require changes and/or amendments to the specification, and the fact that a phased implementation approach will be requested for the SDL specification work (see Section 2.1). The specification task will include formal verification tasks, such as syntax and semantic analysis, consistency checking etc.

2.1      METHODOLOGIES

Formal specification and verification/validation of the Air Interface needs to be automated as far as possible to cope with the complexity and scale of the specification. The real-time nature of the protocols requires automated simulation to fully exercise all parallel functionality, including timers etc. The large number of simulations (which becomes increasingly onerous when considering the repeated running of tests for "what-if" investigations and regression purposes after each software upgrade) also demands an automated solution. Finally, automation provides benefits in terms of repeatability and consistency of tests and reporting across all scenarios, and in eliminating sources of human error.

         1701
The use of the ITU-T Z.100 standard, SDL has gained wide-spread international acceptance in the specification of telecommunication and other real-time protocols, as it provides proven, comprehensive and well understood methods and graphical representations to produce open, flexible, testable and supportable/maintainable specifications. Furthermore, this language now has extensive software tool support and design methodologies. Tools provide for context-sensitive editing and formatting, automated conversions between SDL and MSC (ITU-T Z.120) diagrams, automated static analysis checking, and performance of validation simulations (using a single, integrated and consistent definition of the protocols).

Associated standards that could be used with SDL for the encoding and decoding formats and rules in the specification are: ISO/IEC8824 (ASN.1; aligned with X.680-3), and ISO/IEC8825 (Basic Encoding Rules for ASN.1; aligned with X.690).

The work shall be performed in a phased manner to validate "core" functionality first, before proceeding to filling out the specification and tests for the remaining protocol functionality. Core functionality in general represents nominal, "straight-line" (non-error case) transitions through the protocol states. This approach will be key to risk mitigation and early validation of the most important aspects of the protocols, and realises the known difficulties in fully specifying and validating a specification in a formal way. Indeed, findings from the validation work should be directed to feed back into the protocol specification and drive some of the changes in the up-issues of the documents. The further the work proceeds, the greater the confidence and comprehensives that can be achieved, and it should be the case that the number of problems found in the protocol definitions will fall off progressively.

         1702
Modularity is an essential concept to aid with the phased implementation and incremental testing, and can be achieved by a concept such as "sub-layering" i.e. as each protocol layer in turn is worked on, it is defined in such a way two sub-layers can be defined. One is the peer-to-peer communication sub-layer which does not contain any element to interface to the lower layer. The other sub-layer is the transmission sub-layer which can send and receive primitive to the lower layer, such as establish a channel. In this way, the core function of a protocol layer can be largely validated without relying on having lower stacks. This concept is fully illustrated in EXAMPLE I.2-2 OF ITU-T Z.100 -- APPENDIX 1 "SDL METHODOLOGY GUIDELINE".

Full end-to-end validation must of course await availability of the full lower layers, but partial results can be produced before this. This modularity also helps in partitioning work and allows progressing of different layers in parallel, but a prerequisite is a definition of all service interfaces between layers. Component level testing shall be done before a component is integrated with other components.


3.       SUPPORT MATERIAL

ICO shall provide the following critical input documents, at the indicated baseline versions, for commencement of the work:

-    ICO System Definition document - Version 6,

-    ICO Air-Interface Specifications as listed in Section 2.2.

-    SDLs for existing GSM specifications (if available).

Other relevant GSM specifications shall be supplied by ICO to the Contractor within 14 days of the Contractor's written request.

         1703
The signalling protocol specifications will be in a natural-language format (English), supplemented by informal Message Sequence Charts (MSCs), State Transition Diagrams. Nominally, these will be based on ICO derivations of GSM Phase 2 Recommendations in the 04 and 05 series. These reference documents will define the physical layer, message formats, protocol interactions etc., to enable detailed specification of the protocols in SDL.

Any significant changes to the work being performed according to this Statement of Work shall be handled through change control procedures set out in clause 9 of the Supply Agreement. A change request may arise due to bug fix, change of scope or functional change as a result of new version of Air-Interface specifications. Section 6.3 gives more details of handling change control.

4.       TASKS

The work is organised into four tasks as follows:

4.1      TASK 1 : ARCHITECTURAL DESIGN AND PARTITIONING

This task produces the architectural design and partitioning for each signalling layer and its components. The structure of the system shall be as modular and well organised as possible for ease of readability and maintenance. Hierarchical decomposition shall be used to mask details whilst providing an obvious path to proceed with more detailed specification and an easy means to navigate through the protocol interactions.

The task involves the following aspects:

- functional and state partitioning of each layer of the network/mobile entities into (hierarchical) components. Modularity shall be built into the SDL specification to allow peer-to-peer as well as system level validation,

-    definition and specification of interfaces,

-    definition of structures for signal encoding and decoding,

- modular design allowing component level testing (as well as system level testing).

         1704
Components shall be arranged to identify the following interactions clearly and easily:

-    peer-to-peer protocol messages,

-    inter-layer interfaces and primitives,

-    Description of test environment

-    usage of internal management functions to make the SDL executable,

-    ad-hoc entities as the means of component testing.

The methodology used for design shall aim to enhance readability. To achieve this, there may be means to distinguish and hide implementation details that are needed for running simulations but which are not part of the protocol specification to be published. These may include calculation and communication interface specifics, software for performing the actual message encoding and decoding, and for the network entity, a form of "test harness" to simulate the network infrastructure.

The distinction between the mobile and network stacks shall be clear, and it shall be possible to create multiple mobile entities and/or network entities for some simulation scenarios.

It shall be possible to analyse, monitor and control a peer-to-peer layer independently of the others, for purposes of SDL validation, using transparent or "null" lower layers in the stacks to transparently pass information between peers. This concept is fully illustrated in EXAMPLE I.2-2 OF ITU-T Z.100 -- APPENDIX 1 "SDL METHODOLOGY GUIDELINE". As there will be dependencies and interactions of all layers on the layers below, the SDL specification and validation should nominally be performed from lower layers to higher layers. For each layer under test then, it is assumed that all layers below are operating correctly to specification.

         1705
The output from this task shall be an ICO Air Interface SDL Architectural Design Document (ADD), providing the main structure of the SDL processes, groups and hierarchy in the mobile and network stacks. The document shall specify all external interfaces for each functional group, including details of peer messages, service primitives and protocol services required for running of simulations, and shall be kept up-to-date until the end of the contract.

4.2      TASK 2 : SDL SPECIFICATION

This task is to produce the detailed SDL specification for each layer, taking the structure defined in the ADD as a starting point in which to fill in the detailed steps and events. The specification task shall include static verification testing, such as syntax and semantic analysis, consistency checking etc. Specifically this task involves:

- SDL Editing - using SDT to create SDL diagrams for the components identified in the previous task.

- SDL Analysis- using the tool to analyse (execute the syntax and semantic checks) the SDL diagrams. After the analysis phase passes, the SDL will be ready for simulation and protocol validation.

As previously stated, the ICO signalling protocols are based on GSM. The deviations from GSM become more and more significant as we descend lower down the OSI stack, from L3-MM, L3-RR to L2, with the maximum deviation being in the data-link layer, L2. ICO also introduces a HPN service which has no equivalent in GSM. Since ICO Air-Interface signalling protocols have their roots in GSM, it would be advisable for the Contractor to utilise the knowledge on GSM UT, GSM Switch and GSM BSS it already possesses.

The output from this task shall be a complete SDL specification for each protocol layer, with all supporting SDL and other software and test-ware infrastructure to perform simulations.

         1706
The SDL and message (being inter-process, inter-layer service primitives or inter-peer PDU's) encoding/decoding rules shall be available in electronic and hard-copy form. All definitions and nomenclature to assist in interpreting and understanding the SDL specifications shall also be made available in the same or separate document(s).

To be executable for simulation or validation, SDL process management logic shall also be included.

The Contractor shall provide an ICO Air Interface SDL Detailed Design Document
(DDD), describing the detailed units, procedures, timers etc. used in the specification. This document is intended to be a developer's guide to assist in future maintenance of the SDL specifications.

All SDL and other specifications, and all documentation, shall be kept up-to-date until the end of the contract, incorporating any changes resulting from the validation task.



4.3      TASK 3 : VALIDATION

This task validates the SDL specifications produced in the previous task. The primary means to achieve this is by simulation, defining and running test scenarios involving standalone protocol stacks and blocks, and also interaction between peers, simulating major protocol exchanges under a selection of lower layer and link conditions (such as missing or out of sequence messages). This serves to validate both the SDL specifications and the air interface specifications from which they are derived.

The three main aims of the validation task are to prove:

         1707
1. The protocol specifications meet the ICO service, user requirements (e.g. set-up of voice calls, HPN delivery, etc.), and operational requirements (e.g. registration and location update, handovers, diversity set-up and operation etc.) in accordance with the agreed SDL Test Plan (STP),

2. The correctness, completeness, robustness and integrity of the protocol specifications (e.g. absence of dead-locks, live-locks, unhandled signals, race conditions, premature time-outs, mismatched message parameter values, data operation errors, inconsistent peer states, inconsistent primitive calls, etc.). This will be achieved by developing validation scenarios that result in a high transition coverage when executed using the SDT simulator tool.

3. The robustness of the protocol specifications (e.g. missing messages due to channel errors, simultaneous transaction race conditions, multi-user environment, etc.). This will be achieved using SDT simulator.

In order to systematically validate the protocol, get a good test coverage as well as to define the test environment, test suites shall be developed. Such test suites shall consists of SDL's (Test-SDL's) or MSCs (Test-MSCs), or other programming or script language(s), as required. Test suites shall be developed and documented as part of the validation task. They shall form a part of the deliverables at the end of the AIPV project.

Test coverage should at a minimum be sufficient to exercise all significant nominal and error-case state transitions, in addition to all significant system and user functional requirements, in order to gain confidence of correct operation.

Test scenarios shall be documented in an ICO Air Interface SDL Test Plan (STP), which shall contain the following information for each:

         -    test purpose,

         -    test configuration, environment and method,

         1708
         -    test coverage,

         -    detailed test procedure,

         -    expected results and pass/fail criteria.

Although the focus here is validation not conformance testing, the method of producing the test suite may use ISO Standard IS9646 Part1, Part2 and Part4 as guidance.

The SDL specifications should clearly define what version of the Air Interface Specification documents they are compliant with.

A full run of these validation tests shall be formally witnessed by ICO, and a formal test report (ICO Air Interface SDL Test Report (STR)) shall be produced, detailing actual vs. expected results, and any rectification/retest actions taken.

4.3.1    Set of Test Cases

The set of test cases which shall be the basis for the SDL Test Plan would be same as listed in Annex 11 of the Statement of Work to the Supply Agreement (refer to section 5.3.1 of Annex 11 of the Statement of Work).

Test scenarios developed for protocol validation as part of the original contract shall serve as a guideline for development of new test scenarios, i.e. test scenarios for protocol validation shall be developed under the following categories : Normal case scenarios, Simultaneous Execution of Higher/Lower Procedures, Simultaneous Initiation of Peer End Procedures and Lower layer failures.


4.4      TASK 4 : PROVIDE A FINAL ANALYSIS OF SPECIFICATION AND TEST COVERAGE

This task completes the AIPV work with the following analyses and documents:

-    Extent of SDL specification coverage.

         1709
- Extent of simulation test coverage - this may be available automatically from the chosen tool environment.

- Suggestions for further enhancements to test scenarios to further study and/or characterise the air interface protocols.

-    Guide to use SDL specifications and simulation scenarios.

- Guide to modify/upgrading the SDL specifications and simulation scenarios - to facilitate future maintenance as the air interface protocol specifications evolve.

-    Final report and executive summary.

         1710
5.       DOCUMENTATION

This chapter defines and shows the structure of the documentation to be developed for the ICO Air Interface Protocol Validation project. The documents created as part of execution of Annex 11 to the Statement of Work in Schedule 14 of the Supply Agreement will be updated as part of the execution of this Change Order.


 AIPV project           ICO Air Interface Protocol Validation AIPV project  Plan (PP)
 Management             ICO Air Interface Protocol Validation Monthly Progress Reports (PP RR)
 ----------------------------------------------------------------------------------------------
 Task 1 -               Not Applicable
 High level arch.
 Design
 ----------------------------------------------------------------------------------------------
 Task 2 -               ICO Air Interface SDL Detailed Design Document (DDD)
 Produce SDLs           ICO Air Interface SDL Detailed Design Document Review Report (DDD RR)

                        ICO Air Interface SDL implementation (these are the actual SDL representation of the ICO Air Interface Specification within the scope of this contract).
 ----------------------------------------------------------------------------------------------
 Task 3 -               ICO Air Interface SDL Test Plan (STP)
 Testing of SDL         ICO Air Interface SDL Test Plan Review Report (STP RR)
 models Validation      ICO Air Interface SDL Test Report (STR),
 of the Protocol        ICO Air Interface Signalling Problem Reports (SPR)
                        ICO Air Interface Change Request (CR)
 ----------------------------------------------------------------------------------------------
 Task 4  -              ICO Air Interface Protocol Validation Final Report and Executive
 Final Analysis         Summary
                        User Guide
                        Maintenance Guide
                        Enhancement suggestions
 ----------------------------------------------------------------------------------------------

         1711
Each of the above documents are described in greater detail below :



5.1      ICO AIR INTERFACE SIGNALLING PROTOCOL VALIDATION PROJECT MANAGEMENT
         PLAN (PP)

The project plan shall be created by the project manager of the Contractor. It shall be created after the execution of this Agreement. The project plan shall address at the minimum the following aspects: scope, objective, work breakdown structure, development phases, define entry and exit criteria for each phase, review milestones, detailed schedules, roles and responsibilities of key personnel, project schedule, deliverable artifacts, risk management (including overlap with air interface specification process).

The project plan will be a live document during the development phase of the project. It will be owned by the project manager of the Contractor. This document will be delivered to ICO for approval after contract approval and periodically whenever there is a major change in the plan.

Review reports for joint reviews of the project plan shall be created by the Contractor, and made available to the ICO management.

5.2      ICO AIR INTERFACE PROTOCOL VALIDATION MONTHLY PROGRESS REPORTS (PP RR)

During the course of the development, monthly progress review reports shall be created and submitted to ICO. These reports shall address the progress achieved during the last month, plans for the next month and any issues that need to be brought to the notice of ICO management. These reports shall be incorporated into the reporting procedures set out in section 3 of ANNEX 4.

         1712
5.3      ICO AIR INTERFACE SDL ARCHITECTURAL DESIGN DOCUMENT (ADD)

This shall be the output of Task 1. It shall contain the overall architecture design and decomposition of the SDLs. It shall address the following aspects:-

         a) Overall architecture of the SDL system. It shall address the scope of the SDL implementation vis-a-vis the air interface specification, and how the Air interface specifications will be adapted to specification in SDLs.

         b) Identify functional groups in the SDL system. Describe the functionality and the hierarchy (in terms of layers, components within layers, and the mobile and network stacks).

         c) The interfaces to other functional groups. This shall include inter group messages including peer-to-peer messages, the service primitives used if applicable.

         d) Identify any Test-SDL's that will be required for the purpose of protocol validation.

         e)   Identify and justify areas that will not be implemented in the SDL

This document shall serve as the framework for the subsequent task.

         1713
5.4      ICO AIR INTERFACE SDL ARCHITECTURAL DESIGN DOCUMENT REVIEW REPORT
         (ADD RR)

Periodically, the architecture design document shall be submitted to ICO for review. Reviews shall be held as per the project plan schedule. A review report shall be created by the Contractor every time a review is done. The report shall cover any comments/suggestions that may arise during the review and the action to be taken on each item. Review reports will be kept as quality records.

5.5      ICO AIR INTERFACE SDL DETAILED DESIGN DOCUMENT (DDD)

A high level design document will be produced in task 2, along with the creation of the SDL's. It will cover all the SDL's BLOCKS, PROCESSES and PROCEDURES. It will cover the following aspects:

         a. details of how each functional group has been decomposed into SDLs,

         b.   a cross reference between SDLs and functional groups,

         c. description of the SDL's, including timers, signals and channels used,

         d.   details of the environment interfaces,

         e.   details of messages and associated parameters,

         f.   details of process management,

         g.   details of how SDL'92 object method is used (if applicable).

5.6      ICO AIR INTERFACE SDL DETAILED DESIGN DOCUMENT REVIEW REPORT (DDD RR)

Periodically, the detailed design document will be submitted to ICO for review. Reviews will be held as per the project plan schedule. A review report will be created by the Contractor every time a review is done. The report will cover any comments/suggestions that may arise during the review and the action to be taken on each item. Review reports will be kept as quality records.

         1714
5.7      ICO AIR INTERFACE SDL IMPLEMENTATION

These will be the actual SDL's produced during the task. SDL's will be processed to check for syntax and static as well as dynamic semantic errors before being considered complete. A document on the actual storage structure on the host computer will be available for ICO to be helpful in duplicating the environment.

5.8      ICO AIR INTERFACE SDL TEST PLAN (STP)

This will one of the deliverable document of task 3. The test plan document will specify the test methodology to be used, e.g., peer-to-peer and/or system level simulation. It will cover the following aspects:

         a) Describe the testing methodology - this will describe an overview test methodology and how the intent of the protocol validation will be achieved. It will describe as to how the test environment and test scenarios, when executed in full and without errors help in the validation of the protocol against the set objectives.

         b) Identify categories of test scenarios - there will be several categories of test scenarios, based on several factors like peer-to-peer/system level, nominal/error-case transition, conditions of the environment/lower layers etc.

         c) Identify and document test suites, i.e., any SDLs/MSCs created only for defining the test environment.

         d) Test cases - the ultimate unit will be individual test cases. A test case will have the following information:

              i) Test Identification -- Each test case will be uniquely identified in a given version of this document. This identification may change among versions of the STP document, but for a particular version of the STP, the identification will be unique.

              ii)  Purpose of the test -- what this test is to achieve

              iii) Test environment/configuration - conditions of the
                   environment including any test suites, including dependency on other test cases, if any.

         1715
              iv)  Test  procedure -- detailed test procedure

              v) Expected result -- the expected result of the test case, including pass/fail criteria.


5.9      ICO AIR INTERFACE SDL TEST PLAN REVIEW REPORT (STP RR)

[Two weeks] before starting a detailed formal testing cycle, the corresponding SDL test plan document will be submitted to ICO for review. Reviews will be held as per the project plan schedule. A review report will be created by the Contractor every time a review is done. When the review is done, the test plan shall be reviewed to priorotize the test cases. The report will cover any comments/suggestions that may arise during the review and the action to be taken on each item. Review reports will be kept as quality records.

5.10     ICO AIR INTERFACE SDL  TEST REPORT (STR)

This document will be part of the deliverable of task 3. It will contain the result of the test execution. It will be based on the test cases mentioned in the STP document. Results of the test execution will be filed in into this document. It will cover the following aspects:-

         a) Test case identification - refer to a test case in the STP document.

         b)   Actual result - document the actual behavior of the test case.

         c)   Pass/Fail - indicate test verdict

         d) Comments - Any comments. If the actual result was in deviation of the expected result, this section could ask for action items like retest/modify test/modify SDL.

         e) Test result summary/comments - this would contain the overall consolidated test results, and comments on the testing iteration.

         f) Extend of SDL coverage - after the testing iteration, a consolidated report will be generated that will indicate the extent of test coverage.

There may be several test report document per testing iteration.

         1716
5.11     ICO AIR INTERFACE SIGNALLING PROBLEM REPORTS (SPR)

This document will be generated as part of protocol validation. It will convey any problems discovered during the protocol validation phase that may require changes in the air interface specification. This document will be forwarded to ICO for appropriate action and feedback on course of corrective action. Any defects found due to incorrect implementation of the MSCs taken from the Air Interface definition team for the purpose of verification against SDLs will also be reported in this document.

5.12     ICO AIR INTERFACE PROTOCOL VALIDATION FINAL REPORT

This document will mark the end of the validation work. An executive summary, along with a final report will be generated. This report will carry the analysis of the protocol validation work. It will cover the following aspects:

         a.   extent of SDL specification

         b.   extent of SDL validation test coverage

         c.   suggestions for areas for further work to study the air interface

In addition, the following will be delivered at the end of the project:-

         a)   SDLs system in electronic form,

         b)   A USER'S GUIDE to be helpful in using the SDLs

         c) A MAINTENANCE GUIDE to be helpful in future maintenance of the SDLs

         d)   Latest updated versions of ADD, HLD, STP, STR documents.

         e)   A proposal for ongoing support of the product.



6.       AIPV PROJECT MANAGEMENT

         1717
6.1      AIPV PROJECT MANAGEMENT

The Contractor shall appoint a Project Manager specifically charged with the responsibility for accomplishing all of the Contractor's tasks as set out in this Statement of Work, and who shall serve as the primary point of contact with ICO on all technical matters.

Drafts of all documents shall be supplied in advance to ICO for review and approval, prior to their formal release.

The following progress review mechanisms shall be supported: monthly progress report, milestone/review meetings, and problem discussion meetings (whenever required). Typed agendas and minutes shall be provided by the Contractor. Draft minutes of meetings shall be provided at most one week after the meetings, for comment by ICO. Formal copies shall then be available one week after ICO's comments.


--------------------------------------------------------------------------------
              PROGRESS REPORT                               TYPE
--------------------------------------------------------------------------------
             Monthly Progress                              Report
--------------------------------------------------------------------------------
             Milestone/Review

         - Kick-off Meeting                            Meeting/Report

         - Technical Review Meeting                    Meeting/Report

         - Final Technical Review Meeting              Meeting/Report
--------------------------------------------------------------------------------
          Other Reports & Meeting                  As agreed by both sides
--------------------------------------------------------------------------------


Key principles in progressing the project shall be risk mitigation and early communication of unforeseen problems and the possible means for resolving them. ICO shall be kept informed of all major problems that might affect the schedule or deliverables.

         1718
A special requirement for this work is comprehensive feedback to ICO regarding problems that have been found in the protocol specification as a result of trying to formally specify it or by performing validation simulations. This calls for close interaction, directed towards contributing to up-issues of the protocol specification documents.

6.2      AIPV PROGRAM SCHEDULE

The Contractor shall propose a suitable schedule from the actual date of execution of this Agreement with an aim to complete the AIPV project within 6 months. The following table shall be used as a guidance/example for update of AIPV model to conform to Air Interface specifications released on 27th November 1998 as outlined in Item No. 1 of CR 18.


------------------------------------------------------------------------------------------
TASK                                                  START DATE          END DATE
------------------------------------------------------------------------------------------
PROJECT START                                         1 March 1999        15 August 1999
------------------------------------------------------------------------------------------
KICK-OFF MEETING                                      3 March 1999        4 March 1999
------------------------------------------------------------------------------------------
LAYER 2
         Layer 2 Detailed Design                      18 February 1999    30 April 1999
         Layer 2  phase 1                                                 30 May 1999
         Layer 2  phase 2                                                 30 June 1999
------------------------------------------------------------------------------------------
LAYER 3  -RR
         Layer 3 RR Detailed Design                   18 February 1999    30 April 1999
         Layer 3  -RR phase 1                                             30 May 1999
         Layer 3  -RR phase 2                                             30 June 1999
------------------------------------------------------------------------------------------
LAYER 3  -MM
         Layer 3 MM Detailed Design                   18 February 1999    30 April 1999
         Layer 3 - MM phase 1                                             30 May 1999
         Layer 3 - MM phase 2                                             30 June 1999
------------------------------------------------------------------------------------------
HPN
------------------------------------------------------------------------------------------

         1719

------------------------------------------------------------------------------------------
TASK                                                  START DATE          END DATE
------------------------------------------------------------------------------------------
         HPN Detailed Design                          18 February 1999    30 April 1999
         HPN Phase 1                                                      30 May 1999
         HPN Phase 2                                                      30 June 1999
------------------------------------------------------------------------------------------
SYSTEM LEVEL VALIDATION                               1 July 1999         30 July 1999
------------------------------------------------------------------------------------------
FIRST TECHNICAL REVIEW MEETING                        28 April 1999       30 April 1999
------------------------------------------------------------------------------------------
FINAL TECHNICAL REVIEW MEETING                        10 August 1999      13 August 1999
------------------------------------------------------------------------------------------
FINAL REPORT ON ANALYSIS OF PROTOCOL VALIDATION                           15 August 1999
------------------------------------------------------------------------------------------
PROJECT END                                                               15 August 1999
------------------------------------------------------------------------------------------
WARRANTY                                              15 August 1999      15 November 1999
------------------------------------------------------------------------------------------

At commencement of the AIPV project, an AIPV project management plan including a detailed program schedule with review milestone shall be submitted to ICO.

6.3      ALLOWANCE FOR CHANGE REQUESTS

For each Change Request the Contractor shall provide ICO the schedule and man power estimates for approval before exercising such changes.

Major changes will be handled through the change control procedure set out in clause 9 of the Supply Agreement.

6.4      PLATFORM

ICO prefers Sun Ultra-Sparc or equivalent Workstation running the latest version of Solaris operating system or equivalent to be the SDL development platform. The Contractor shall provide good justifications to ICO if a different platform is chosen.

6.5      DELIVERABLES

The following sections detail the outputs from each activity.

         1720
Where applicable, Deliverable documents shall be 5 hard copies and 1 electronic copy in MS Word (using the Version currently in common use by the parties) format to be transmitted via secure exchange.

The Contractor and ICO shall agree to the format and media for the delivery of SDL implementations and testware.

6.5.1    Material for meetings and progress reporting

The following material shall be provided for meetings and progress reporting:


-    Agendas, presentation material and minutes for all meetings,

-    Monthly progress reports.


In cases where problems or discrepancies with the specifications are found which require modifications or simply notification to ICO, and possibly the agreement of ICO to make changes or other deviations, these shall be indicated in Specification Performance Reports (SPRs) and forwarded to ICO for action.

6.5.2    Outputs from Tasks

The following table comprises those documents which shall be delivered to ICO from the relevant tasks. The Contractor shall inform ICO the delivery date of each document at the commencement of the AIPV project the documents delivered under the original contract will be used as baseline for the new work to update the AIPV model. The revision numbers of the deliverables will be based on the last revision delivered under the original AIPV contract.


-----------------------------------------------------------------------------------------------------
TASK                    DELIVERABLES                                                 DELIVERY DATE
-----------------------------------------------------------------------------------------------------
AIPV PROJECT START      AIPV Project Management plan                                 1 March 1999
-----------------------------------------------------------------------------------------------------
LAYER 2
-----------------------------------------------------------------------------------------------------

         1721

-----------------------------------------------------------------------------------------------------
TASK                    DELIVERABLES                                                 DELIVERY DATE
-----------------------------------------------------------------------------------------------------
     General            Layer 2 SDL Detailed Design Document (DDD) Rev F             30 April 1999

                        Layer 2 SDL Detailed Design Document (DDD) Rev G             15 July 1999
                        (final)
-----------------------------------------------------------------------------------------------------
     phase 1            Updated version of the following documents for Layer 2-

                        SDL Implementation

                        -    Test Plan Document (Revision G)                         -  15 May 1999

                        -    SDL test report (Revision G)                            -  15 June 1999
-----------------------------------------------------------------------------------------------------
     phase 2            Updated version of the following documents for Layer 2-

                        SDL Implementation,

                        -    Test Plan Document (Revision H)                         -  15 June 1999

                        -    SDL test report (Revision H)                            -  15 July 1999
-----------------------------------------------------------------------------------------------------
LAYER 3  -RR
-----------------------------------------------------------------------------------------------------
     General            Layer 3 RR SDL Detailed Design Document (DDD) Rev F          -  30 April 1999

                        Layer 3 RR SDL Detailed Design Document (DDD) Rev G          -  15 July 1999
                        (final)
-----------------------------------------------------------------------------------------------------
     phase 1            Updated version of the following doc. for Layer 3_RR-
                        SDL

                        Implementation,                                              -  15 May 1999

                        -    Test Plan Document (Revision G)                         -  15 June 1999

                        -    SDL test report (Revision H)
-----------------------------------------------------------------------------------------------------
     phase 2            Updated version of the following doc. for Layer 3_RR-
                        SDL

                        Implementation,                                              -  15 June 1999

                        -    Test Plan Document (Revision H)                         -  15 July 1999

                        -    SDL test report (Revision H)
-----------------------------------------------------------------------------------------------------

         1722

---------------------------------------------------------------------------------------------------------------
TASK                          DELIVERABLES                                                    DELIVERY DATE
---------------------------------------------------------------------------------------------------------------
LAYER 3  -MM
---------------------------------------------------------------------------------------------------------------
     General                  Layer 3 MM SDL Detailed Design Document (DDD) Rev F             -   30 April 1999
                              Layer 3 MM SDL Detailed Design Document (DDD) Rev G
                              (final)                                                         -   15 July 99
---------------------------------------------------------------------------------------------------------------
     phase 1                  Updated version of the following doc. for Layer 3-MM-
                              SDL Implementation,

                              -   Test Plan Document (Revision G)                             -   15 May 1999

                              -   SDL test report (Revision G)                                -   15 June 1999
---------------------------------------------------------------------------------------------------------------
     phase 2                  Updated version of the following doc. for Layer 3-MM-
                              SDL Implementation,

                              -   Test Plan Document (Revision H)                             -   15 June 1999

                              -   SDL test report  (Revision H)                               -   15 July 1999
---------------------------------------------------------------------------------------------------------------
HPN
---------------------------------------------------------------------------------------------------------------
     General                  HPN SDL Detailed Design Document (DDD) Rev F                    -   30 April 1999

                              HPN SDL Detailed Design Document (DDD) Rev G (final)            -   15 July 1999
---------------------------------------------------------------------------------------------------------------
     phase 1                  Updated version of the following doc. for HPN- SDL
                              Implementation,
                              -   Test Plan Document (Revision G)                             -   15 May 1999

                              -   SDL test report (Revision G)                                -   15 June 1999
---------------------------------------------------------------------------------------------------------------
     phase 2                  Updated version of the following doc. for HPN- SDL
                              Implementation,

                              -   Test Plan Document (Revision H)                             -   15 June 1999

                              -   SDL test report (Revision H)                                -   15 July 1999
---------------------------------------------------------------------------------------------------------------
SYSTEM LEVEL VALIDATION
---------------------------------------------------------------------------------------------------------------
     General                  Version I of the following doc. for the integrated protocol system -

                              -   Test Plan Document (Revision I)                             -   15 July 1999

                              -   SDL Test report (Revision I)                                -   10 Aug 1999
---------------------------------------------------------------------------------------------------------------
KICK-OFF MEETING              -   Agenda for a meeting                                        -   2 weeks before
TECHNICAL REVIEW MEETINGS                                                                         the meeting

                              -   Report on a meeting                                         -   2 weeks after
                                                                                                  the meeting
---------------------------------------------------------------------------------------------------------------

         1723

---------------------------------------------------------------------------------------------------------------
FINAL ANALYSIS OF PROTOCOL    The following will be delivered :
VALIDATION                    -   ICO Air Interface Protocol Validation Final Report          -   15 July'99
                                  Revision 3

                              -   User's Guide Revision 3                                     -   1 July '99

                              -   Maintenance Guide Revision 2                                -   1 July '99

                              -   Complete set of SDL source files Revision 2                 -   15 July '99
---------------------------------------------------------------------------------------------------------------


6.5.3    FINAL DELIVERY

The following outputs will be produced:

-    Final report and executive summary,

-    Final versions of all documents,

6.6      WARRANTIES


The Contractor shall cover the new SDL's generated or the SDLs modified as result of the new work performed under this Change Order, under warranty for a period of 3 months after the completion of the new AIPV work to update the AIPV model developed under the original contract to conform to Air Interface specifications released on 27th November 1998.

6.7      CONTRACTOR QA REQUIREMENTS

- The Contractor (and any sub-contractors where applicable) shall have in place a quality assurance system and standards in respect of the AIPV commensurate with the Contractor's quality assurance obligations as set out in Annex 4 to Schedule 14 of the IGF Supply Agreement

         1724
6.8      INTELLECTUAL PROPERTY

The provisions concerning intellectual property rights contained within clause 41 of the IGF Supply Agreement shall apply, without variation, to this Statement of Work.

         1725
                             Change Order 15 and 16


                                     To the
                                Supply Agreement
                                    between
                                NEC Corporation
                                      and
                           ICO Global Communications
                                  Holdings BV



                                                              [ICO LOGO]
         1726



[ICO LOGO]                                                   CHANGE ORDER
                                                             NO:  15
                          IGF SUPPLY AGREEMENT
                          CONTRACT NO ICOO97 - 1016/GW
                                                             Date: 06 April 1999



In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:



Amended Clauses                        None
Amended Schedules                      Schedule 14 - SOW v3.2
Amended Annexes                        None
Amended Price                          None
Other Amendments                       None
Reference Correspondence               ICR32, SA1279, IUKC-907


This Change Order No 15 will now form part of the Supply Agreement dated March 3rd 1997 between the parties as from the date of this Change Order and shall be governed by and construed in accordance with the laws of England.

Except for the changes set out above, this Change Order No 15 makes no further amendments or modifications to the Agreement.



Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV


/s/ G.L. Titzer
Supervising Officer

7 April 1999
Date

Signed for and on behalf of
NEC CORPORATION


/s/ Takao Nishizawa
Contractor's Authorised Representative
Takao Nishizawa
General Manager, Europe Div.


Date
12/April/1999


         1727

                             ADDENDUM 1 TO SOW V3.2


   SECTION NO.                                       REVISED TEXT                                   DESCRIPTION OF PROPOSED SOLUTION
------------------------------------------------------------------------------------------------------------------------------------
2.10.3.            2.10.3. The computer flooring shall employ 600mm square modular panels with       New requirement for Brasil
                   anti-static floor tiles to support electrostatic discharge (ESD) prevention measures, with the exception of Brasil, where the computer flooring shall employ 625mm square modular panels.




                                                 DATE OF
   SECTION NO.         CHANGE REQUEST NO.       ACCEPTANCE           OWNER
----------------------------------------------------------------------------
2.10.3.                         ICR32            30/11/1998        AdaS / GC





ICO SERVICES LTD CONFIDENTIAL       06/04/00                         Page 1 of 1
         1728
[ICO LOGO]                                                   CHANGE ORDER NO: 16

                          IGF SUPPLY AGREEMENT
                          CONTRACT NO ICOO97 - 1016/GW
                                                             DATE: 17  MAY 1999


In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:

Amended Clauses                        See Attachment No 2 (Clause 15.1)

Amended Schedules                      See Attachment No. 3 and Attachment No. 4

Amended Annexes                        See Attachment No. 4

Amended Price                          See Attachment No.2 and 3

Other Amendments                       None

Reference Correspondence               IUKC-446 dated 26/2/98,
                                       IUKC-451 27/02/98, IUKC-517 dated
                                       28/4/98, IUKC-620 dated 3/7/98, IUKC-625
                                       dated 7/7/98 and SA0967/WG7/19980710/GW,
                                       dated 10/07/98

This Change Order No.16 will now form part of the Supply Agreement dated March 3rd 1997 between the parties and shall be effective from the date of this Change Order and shall be governed by and construed in accordance with the laws of England. Except for the changes set out above, this Change Order No. 16 makes no further amendments or modifications to the Agreement.



Signed for and on behalf of                         Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV               NEC CORPORATION


/s/ G.L. Titzer                                     /s/ Minoru Usui
Supervising Officer                                 Contractor's Authorised
                                                    Representative
                                                    Minoru Usui
                                                    General Manager, Europe Div.



7 May 1999                                          17th May, 1999
Date                                                Date
         1729
                                              CONTRACT NUMBER: ICOO 97 - 1016/GW
                                                             CHANGE ORDER NO: 16







                                               MAY 1999



                                         CHANGE ORDER NO: 16

                                                TO THE

                                           SUPPLY AGREEMENT

                                               BETWEEN

                                ICO GLOBAL COMMUNICATIONS HOLDINGS BV

                                                 AND

                                           NEC CORPORATION
         1730
                        CHANGE ORDER NO: 16    ATTACHMENT 1
         1731
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICOO97 - 1016/GW
                                              ATTACHMENT 1 TO CHANGE ORDER NO.16


1. The purpose of ICO Change Request No.4 SAN to SAN Hand-over at Call set-up is to modify the IGFR to require the SBS to select the SBS which receives the initial message to determine the best 'radio connection' SAN and, if necessary, initiate a SAN to SAN hand-over to the radio connection SAN.

2. As at the date hereof the parties agree to amend Schedule 9, Pricing Schedule Appendix-2 III.2 SBS PRICE LIST. The amendments to the SBS PRICE LIST identify the cost increments referable to the following elements:-

     NRE      -    *
     Hardware -    *
     TOTAL    -    *


     These increments are set out in detail in Attachment 3 to this Change Order. The parties recognise the need to duly reflect these agreed changes elsewhere within the Supply Agreement, as set out below:-

     -    Schedule 9 - Pricing Schedule Appendix 2
             -  I        PRICE SUMMARY
             -  II.1     PRICE SUMMARY (NRE)
             -  II.2     PRICE SUMMARY (Hardware)

     -    IGFR V 27.1 Change
             See the Attachment 4 to this Change Order

     -    Statement of Work Annex 1 - Contractor's Deliverables
             See the Attachment 4 to this Change Order

     -    Schedule 11 - Payment Schedule and Payment Schedule Classification
          Summary
              -   I        PAYMENT SCHEDULE CLASSIFICATION SUMMARY
              -   III.2    PAYMENT SCHEDULE CLASSIFICATION SUMMARY
                           -SBS


          * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1732
4. The parties undertake to ensure that the required changes specified within paragraphs 2 and 3 above, shall be completed within 3 months of the date of this Change Order or by such time as the parties shall otherwise agree. The parties agree that implementation of these changes shall be effective upon agreement without the need for the parties to formalise the incorporation of such agreed changes by way of further Change Order.

5. The Parties agree that neither the Contractor nor any member of the NEC Team shall have any obligation to provide vendor financing to ICO pursuant to this Change Order.
         1733
               CHANGE ORDER NO:16                      ATTACHMENT 2


                              CLAUSE 15: AMENDMENT
         1734
ATTACHMENT 2
AMENDED CLAUSE


The incremental amount agreed between the parties under this Change Order No.16 is * .

Therefore, Clause 15.1 is amended to read as follows:

15.1 ICO shall pay an aggregate total price of US$ 709,648,925 for the complete performance by the Contractor of all of its obligations under this Agreement together with a further sum of US$ 21,537,600 (in respect of freight and insurance as referred to in the Pricing Schedule), which amounts shall be subject to adjustment only in respect of (i) changes agreed under clause 9 and (ii) the cost of any Option items upon exercise of the relevant Option or other items or services purchased under clause 46; (such aggregate amount, as so adjusted, being referred to as the "Price"). Any Instalment payment made shall discharge the relevant portion of the Price and shall not be reclaimable by ICO but without prejudice to ICO's right to claim damages and/or indemnity in accordance with the provisions of this Agreement in the event of any breach by the Contractor.

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1735
                 CHANGE ORDER NO:16               ATTACHMENT 3

                    SCHEDULE 9 - PRICING SCHEDULE APPENDIX 2

                   * [A TOTAL OF 21 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1736
                                        *
         1737
                                        *
         1738
                                        *
         1739
                                        *
         1740
                                        *
         1741
                                        *
         1742
                                        *
         1743
                        CHANGE ORDER NO: 16             ATTACHMENT 4


                                AMENDED SCHEDULES



                      4-1: SCHEDULE 13 - IGFR VERSION 27.1
    4-2: SCHEDULE 14 - STATEMENT OF WORK, ANNEX-1 CONTRACTOR'S DELIVERABLES
         1744
[ICO LOGO]

                                                       ICO GLOBAL COMMUNICATIONS
                                                         1 QUEEN CAROLINE STREET
                                                                     HAMMERSMITH
                                                                   LONDON W6 9BN
                                                                  UNITED KINGDOM

                                                           TEL: +44 181 600 1000
                                                           FAX: +44 181 600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO.3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK




                IGFR CHANGE: SAN TO SAN HANDOVER AT CALL SET-UP


                             ICO CHANGE REQUEST NO 4






                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED


CONFIDENTIALITY STATEMENT

ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETARY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.



  DOCUMENT NO.:                             EN-IG-ICO-CR-00200

  VERSION:                                  1.5

  DATE:                                     1st February 1999

  PREPARED                         APPROVED                           AUTHORISED
  Author: D.R. Mullins

  Signature:

CONFIDENTIAL AND PROPRIETARY                                         PAGE 1 OF 4
TO ICO GLOBAL COMMUNICATIONS
         1745
[ICO LOGO]



IGFR CHANGE:  SAN TO SAN HANDOVER AT CALL SET-UP              EN-IG-ICO-CR-00200
                                                              Version 1.5
              ICO CHANGE REQUEST NO 4


AMENDMENT RECORD


REVISION          DATE          CN NO.          REASON FOR CHANGE
1.4                                             Revised from 1.31 following
                                                discussion between Mullins and
                                                Nomoto

1.5               1/Feb/99                      Typographical error correction
                                                on item 6.48.1.1.5a, b and
                                                6.48.1.2.1





CONFIDENTIAL AND PROPRIETARY                                         PAGE 2 OF 4
TO ICO GLOBAL COMMUNICATIONS
         1746
[ICO LOGO]



IGFR CHANGE: SAN TO SAN HANDOVER AT CALL SET-UP              EN-IG-ICO-CR-00200
                                                             Version 1.5
             ICO CHANGE REQUEST NO 4


IGFR CHANGE: SAN TO SAN HANDOVER AT CALL SET-UP
ICO CHANGE REQUEST NO 4


6.48       SAN COVERAGE AND MANAGEMENT

6.48.1.    SAN COVERAGE ACCESS

6.48.1.1.  GENERAL

           6.48.1.1.1 The SBS shall be capable of sharing a satellite with other SANs.

           6.48.1.1.2 The SBS shall not share spot beam control channels (SCH, BCCH, RACH, PCH, or AGCH) simultaneously with other SANs.

           6.48.1.1.3 The SBS shall be capable of acquiring and relinquishing control of common channels, to sequentially share a spot beam with another SAN, following a plan provided by the SRMC.

           6.48.1.1.4 The SBS shall be able to use different traffic channels including those using the same frequency simultaneously with other SBSs in the same spot beam as configured by the SRMC.

           6.48.1.1.5 The SRMC shall supply the "Accessible SAN List" with Connectivity Levels for a part of BCCH contents by referring to an ICO provided static table which defines the Terrestrial Network Connectivity in terms of Traffic/Signalling/Paging capability.

           6.48.1.1.5a The SRMC shall plan and supply every CCCH control SAN (i.e. the SAN providing the control channels in a cell) with BCCH frequencies/timeslots and parameters needed for the SBS to derive Path Loss Criterion values from UT measurement reports, for every radio cell covering every position on the ground from which a UT can initiate radio access via radio cells controlled by the CCCH control SAN

           6.48.1.1.5b The SRMC shall plan and supply every CCCH control SAN with lists of Radio Connection SAN's (i.e. SAN's which have dedicated channels in a radio cell) and their corresponding priorities. The lists shall be provided for every radio cell covering every position on the ground from which a UT can initiate radio access via radio cells controlled by the CCCH control SAN. The priorities shall be derived from the predicted aggregate SBS loading in terms of channel unit usage.

           6.48.1.1.6 The SAN, when allocated traffic channels on a spot beam whose control channels are provided by another SAN, need not use those channels for the initial assignment, but shall be able to use them for subsequent diversity or handover.

6.48.1.2.  CALL SET-UP WHEN MULTIPLE SANS SHARE ACCESS TO A SPOT BEAM FOR
           TCH/DCCH


CONFIDENTIAL AND PROPRIETARY                                         PAGE 3 OF 4
TO ICO GLOBAL COMMUNICATIONS
         1747
[ICO LOGO]



IGFR CHANGE:  SAN TO SAN HANDOVER AT CALL SET-UP              EN-IG-ICO-CR-00200
                                                              Version 1.5
              ICO CHANGE REQUEST NO 4

         6.48.1.2.1 The SAN processing the control channels (CCCH control SAN) for the spot beam (radio cell) shall process the call setup as follows:

         1. [This item is no longer used]

         2. The CCCH control SAN shall assume that the UT will indicate its currently registered SAN via the Initial Message.

         3. The SBS at the CCCH control SAN shall, unless overridden by a UT selection (see bullet 4), determine the Radio Connection SAN based on the following parameters:

            - measurement reports and derived Path Loss Criterion values of all satellites providing an unblocked path to the UT made as late as practicable prior to the Radio Connection SAN selection.

            - UT elevation angle and azimuth separation to all such satellites

            - the list of Radio Connection SAN's for the reported radio cells of all such satellites, and the corresponding SAN priorities (see section 6.48.1.1.5b)

            - ability to provide diversity via the satellites visible to each such Radio Connection SAN (derived using reference to the SAN-to-satellite connection plan)

            -     the SAN at which the UT is registered

            - the ability of the CCCH control SAN to provide the traffic channels for the call where the selection algorithm utilises configurable weightings of these parameters


         4. In special cases, the UT may indicate a Radio Connection SAN via the Initial Message (Not covered in Air Interface Version 4.0), in which case this will override the selection by the CCCH control SAN described above.

      6.48.1.2.2. Following determination of the Radio Connection SAN by the SBS at the CCCH control SAN, or following receipt of the Initial Message indicating a Radio Connection SAN selection by the UT, the CCCH control SAN shall

         1. Set up a signalling connection to the MSSC of the registered SAN.

         2. As soon as is practicable, perform a SAN-to-SAN handover to the Radio Connection SAN if this is not the same as the CCCH control SAN.

CONFIDENTIAL AND PROPRIETARY                                         PAGE 4 OF 4
TO ICO GLOBAL COMMUNICATIONS
         1748
SBS EQUIPMENT LIST

                                                                               SAN           SAN           SAN              SAN
ITEM NO.                                  DESCRIPTION                      FOR ICO-NET     FOR USA    FOR AUSTRALIA     FOR GERMANY
                                                                                          (TYPE 2)       (TYPE 1)        (TYPE 1)

                                                                               Qty           Qty           Qty              Qty
                                                                              /MMs          /MMs           /MMs            /MMs
------------------------------------------------------------------------------------------------------------------------------------
              HARDWARE

1             CHANNEL UNIT
1.1           Channel Unit Chassis (CUC)                                                     18             18              30
1.1.1         Slot Processor Module (SPM)                                                    90             90              150
1.1.2         Modulator Demodulator Module (MDM)                                             162           162              270
1.1.3         Burst Repeater Module   (BRM)                                                  20             20              20
1.1.4         Clock Distribution Unit (CDM)                                                  14             14              22
1.1.5         Common Functions Module (CFM)                                                  24             24              48
1.2           Channel Unit Rack Base Units                                                    7             7               11
1.2.1         T1 Cables                                                                      36             36              60
1.2.2         Software Licences                                                              18             18              30
1.2.3         Fan Tray                                                                       18             18              30

2             CHANNEL MANAGER
2.1           Channel Manager Chassis (ChM)                                                   3             3                6
2.1.1         G.703 Interface                                                                27             27              54
2.1.2         Control Processor Modules (CPM)                                                33             33              66
2.1.3         Switching Transcoder Module (STM)                                              63             63              126
2.1.4         EXM                                                                             9             9               18
2.1.5         10 Base2 Ethernet                                                               3             3                6
2.1.6         Fan                                                                             3             3                6
2.1.7         Channel Manager Rack (CMR)                                                      1             1                2
2.1.8         Software Licences                                                               3             3                6


3             DISTRIBUTION RACKS
3.1           IF Distribution Subsystem (IDS)                                                 1             1                1
3.1.1         SBS Distribution Racks, Tx and Rx                                               4             4                4
3.1.2         IDS Expansion Kits                                                              0             0                3
3.2           Clock Distribution Subsystem (CDS)                                              1             1                1
3.2.1         GPS Receiver w/ Rb Oscillator                                                   2             2                2
3.2.2         10 MHz Outputs (SBS)                                                        Multiple       Multiple        Multiple
3.2.3         GPS Time Code Outputs (SBS)                                                 Multiple       Multiple        Multiple
3.2.4         Network Time Server (NTS)                                                       2             2                2
3.2.5         CDS Expansion Kit                                                               0             0                3


4             INSTALLATION MATERIALS
              (INCLS POWER/SIGNAL CABLES)
4.1           Power Cables                                                                   42             42              42
4.2           I/F Cables                                                                     48             48              48
4.3           LAN Cables                                                                     28             28              28
4.4           Sync Cabling                                                                   60             60              60


5             SBS OMC


                                                                             SAN           SAN          SAN           SAN
ITEM NO.                                  DESCRIPTION                     FOR SOUTH     FOR INDIA    FOR CHILE     FOR BRAZIL
                                                                            AFRICA       (TYPE 2)     (TYPE 2)      (TYPE 2)
                                                                            (TYPE 1)
                                                                             Qty           Qty          Qty           Qty
                                                                             /MMs          /MMs         /MMs          /MMs
----------------------------------------------------------------------------------------------------------------------------------
              HARDWARE

1             CHANNEL UNIT
1.1           Channel Unit Chassis (CUC)                                      26            30           22            30
1.1.1         Slot Processor Module (SPM)                                    130           150          110           150
1.1.2         Modulator Demodulator Module (MDM)                             234           270          198           270
1.1.3         Burst Repeater Module   (BRM)                                   20            20           20            20
1.1.4         Clock Distribution Unit (CDM)                                   22            22           18            22
1.1.5         Common Functions Module (CFM)                                   40            48           32            48
1.2           Channel Unit Rack Base Units                                    11            11           9             11
1.2.1         T1 Cables                                                       52            60           44            60
1.2.2         Software Licences                                               26            30           22            30
1.2.3         Fan Tray                                                        26            30           22            30

2             CHANNEL MANAGER
2.1           Channel Manager Chassis (ChM)                                   5             6            4             6
2.1.1         G.703 Interface                                                 45            54           36            54
2.1.2         Control Processor Modules (CPM)                                 55            66           44            66
2.1.3         Switching Transcoder Module (STM)                              105           126           84           126
2.1.4         EXM                                                             15            18           12            18
2.1.5         10 Base2 Ethernet                                               5             6            4             6
2.1.6         Fan                                                             5             6            4             6
2.1.7         Channel Manager Rack (CMR)                                      2             2            2             2
2.1.8         Software Licences                                               5             6            4             6


3             DISTRIBUTION RACKS
3.1           IF Distribution Subsystem (IDS)                                 1             1            1             1
3.1.1         SBS Distribution Racks, Tx and Rx                               4             4            4             4
3.1.2         IDS Expansion Kits                                              2             3            1             3
3.2           Clock Distribution Subsystem (CDS)                              1             1            1             1
3.2.1         GPS Receiver w/ Rb Oscillator                                   2             2            2             2
3.2.2         10 MHz Outputs (SBS)                                         Multiple      Multiple     Multiple      Multiple
3.2.3         GPS Time Code Outputs (SBS)                                  Multiple      Multiple     Multiple      Multiple
3.2.4         Network Time Server (NTS)                                       2             2            2             2
3.2.5         CDS Expansion Kit                                               2             3            1             3


4             INSTALLATION MATERIALS
              (INCLS POWER/SIGNAL CABLES)
4.1           Power Cables                                                    42            42           42            42
4.2           I/F Cables                                                      48            48           48            48
4.3           LAN Cables                                                      28            28           28            28
4.4           Sync Cabling                                                    60            60           60            60


5             SBS OMC


                                                                               SAN           SAN             SAN              SAN
ITEM NO.                                  DESCRIPTION                      FOR MEXICO      FOR UAE      FOR INDONESIA      FOR CHINA
                                                                            (TYPE 2)       (TYPE 2)        (TYPE 2)        (TYPE 2)

                                                                               Qty           Qty             Qty              Qty
                                                                              /MMs           /MMs            /MMs            /MMs
------------------------------------------------------------------------------------------------------------------------------------
              HARDWARE

1             CHANNEL UNIT
1.1           Channel Unit Chassis (CUC)                                       26             30              26              22
1.1.1         Slot Processor Module (SPM)                                      130           150             130              110
1.1.2         Modulator Demodulator Module (MDM)                               234           270             234              198
1.1.3         Burst Repeater Module   (BRM)                                    20             20              20              20
1.1.4         Clock Distribution Unit (CDM)                                    22             22              22              18
1.1.5         Common Functions Module (CFM)                                    40             48              40              32
1.2           Channel Unit Rack Base Units                                     11             11              11               9
1.2.1         T1 Cables                                                        52             60              52              44
1.2.2         Software Licences                                                26             30              26              22
1.2.3         Fan Tray                                                         26             30              26              22

2             CHANNEL MANAGER
2.1           Channel Manager Chassis (ChM)                                     5             6               5                4
2.1.1         G.703 Interface                                                  45             54              45              36
2.1.2         Control Processor Modules (CPM)                                  55             66              55              44
2.1.3         Switching Transcoder Module (STM)                                105           126             105              84
2.1.4         EXM                                                              15             18              15              12
2.1.5         10 Base2 Ethernet                                                 5             6               5                4
2.1.6         Fan                                                               5             6               5                4
2.1.7         Channel Manager Rack (CMR)                                        2             2               2                2
2.1.8         Software Licences                                                 5             6               5                4


3             DISTRIBUTION RACKS
3.1           IF Distribution Subsystem (IDS)                                   1             1               1                1
3.1.1         SBS Distribution Racks, Tx and Rx                                 4             4               4                4
3.1.2         IDS Expansion Kits                                                2             3               2                1
3.2           Clock Distribution Subsystem (CDS)                                1             1               1                1
3.2.1         GPS Receiver w/ Rb Oscillator                                     2             2               2                2
3.2.2         10 MHz Outputs (SBS)                                          Multiple       Multiple        Multiple        Multiple
3.2.3         GPS Time Code Outputs (SBS)                                   Multiple       Multiple        Multiple        Multiple
3.2.4         Network Time Server (NTS)                                         2             2               2                2
3.2.5         CDS Expansion Kit                                                 2             3               2                1


4             INSTALLATION MATERIALS
              (INCLS POWER/SIGNAL CABLES)
4.1           Power Cables                                                     42             42              42              42
4.2           I/F Cables                                                       48             48              48              48
4.3           LAN Cables                                                       28             28              28              28
4.4           Sync Cabling                                                     60             60              60              60


5             SBS OMC



                                                                             SAN           NMC         NMC                TOTAL
ITEM NO.                                  DESCRIPTION                      FOR KOREA     PRIMARY     BACK-UP
                                                                            (TYPE 1)

                                                                             Qty           Qty         Qty              Qty /MMs
                                                                             /MMs         /MMs        /MMs
--------------------------------------------------------------------------------------------------------------------------------
              HARDWARE

1             CHANNEL UNIT
1.1           Channel Unit Chassis (CUC)                                      22                                           300
1.1.1         Slot Processor Module (SPM)                                    110                                          1,500
1.1.2         Modulator Demodulator Module (MDM)                             198                                          2,700
1.1.3         Burst Repeater Module   (BRM)                                   20                                           240
1.1.4         Clock Distribution Unit (CDM)                                   18                                           236
1.1.5         Common Functions Module (CFM)                                   32                                           456
1.2           Channel Unit Rack Base Units                                    9                                            118
1.2.1         T1 Cables                                                       44                                           600
1.2.2         Software Licences                                               22                                           300
1.2.3         Fan Tray                                                        22                                           300

2             CHANNEL MANAGER
2.1           Channel Manager Chassis (ChM)                                   4                                            57
2.1.1         G.703 Interface                                                 36                                           513
2.1.2         Control Processor Modules (CPM)                                 44                                           627
2.1.3         Switching Transcoder Module (STM)                               84                                          1,197
2.1.4         EXM                                                             12                                           171
2.1.5         10 Base2 Ethernet                                               4                                            57
2.1.6         Fan                                                             4                                            57
2.1.7         Channel Manager Rack (CMR)                                      2                                            22
2.1.8         Software Licences                                               4                                            57


3             DISTRIBUTION RACKS
3.1           IF Distribution Subsystem (IDS)                                 1                                            12
3.1.1         SBS Distribution Racks, Tx and Rx                               4                                            48
3.1.2         IDS Expansion Kits                                              1                                            21
3.2           Clock Distribution Subsystem (CDS)                              1                                            12
3.2.1         GPS Receiver w/ Rb Oscillator                                   2                                            24
3.2.2         10 MHz Outputs (SBS)                                         Multiple                                     Multiple
3.2.3         GPS Time Code Outputs (SBS)                                  Multiple                                     Multiple
3.2.4         Network Time Server (NTS)                                       2                                            24
3.2.5         CDS Expansion Kit                                               1                                            21


4             INSTALLATION MATERIALS
              (INCLS POWER/SIGNAL CABLES)
4.1           Power Cables                                                    42                                           504
4.2           I/F Cables                                                      48                                           576
4.3           LAN Cables                                                      28                                           336
4.4           Sync Cabling                                                    60                                           720


5             SBS OMC


29/JAN/99                   Commercial in Confidence                 Page 1 of 5
         1749
SBS EQUIPMENT LIST

                                                                               SAN           SAN           SAN              SAN
ITEM NO.                                  DESCRIPTION                      FOR ICO-NET     FOR USA    FOR AUSTRALIA     FOR GERMANY
                                                                                          (TYPE 2)       (TYPE 1)        (TYPE 1)

                                                                               Qty           Qty           Qty              Qty
                                                                              /MMs          /MMs           /MMs            /MMs
------------------------------------------------------------------------------------------------------------------------------------

5.1           SUN Ultra 2 Server                                                              1             1                1
5.2           LEX-OPTRA Printer                                                               1             1                1
5.3           SUN Ultra 1 workstation                                                         1             1                1
5.4           Oracle Relational DBMS                                                          1             1                1
5.5           SUN Solstice Enterprise Manager                                                 1             1                1

6             LOCAL SRMS
6.1           SUN File Server (E5000 Series)                                                  2             2                2
6.2           Mirror Disk Drives (included in E5000 Servers)
6.3           Rack (included in E5000 Servers)
6.4           Operating system software license for E5000 Server                              1             1                1
6.5           CPU/Memory                                                                      1             1                1

7             TEST FIXTURES / TEST EQUIPMENT                                                  *
              (* ; Equipment will be used during the test
              period at the HNS facilities in India &
              USA and not at the SAN sites.)
7.1           Channel Unit
7.1.1         CUBS                                                                           54
7.1.2         Channel Unit Chassis (CUC)                                                     12
7.1.3         Slot Processor Module (SPM)                                                    60
7.1.4         Modulator Distribution Module (MDM)                                            108
7.1.5         Clock Distriobution Unit (CDM)                                                 12
7.1.6         Common Functions Module (CFM)                                                  24
7.1.7         Channel Unit Rack Base Units                                                    4
7.1.8         T1 Cables                                                                      24
7.1.9         Base Components
7.1.10        Fan Trays
7.1.11        Misc pins, circuit breakers, connectors

7.2           Channel Manager
7.2.1         Channel Manager Chassis (ChM)                                                   2
7.2.2         G.703 Interface                                                                26
7.2.3         Control Processor Modules (CPM)                                                26
7.2.4         Channel Access Processor (CAP)                                                 10
7.2.5         Channel Control Processor (CCP)                                                 8
7.2.6         Global Resource Processor (GRP)                                                 4
7.2.7         Switching Transcoder Module (STM)                                              42
7.2.8         10 Base2 Ethernet                                                               2
7.2.9         Channel Manager Rack (CMR) w2 Chassis                                           1
7.2.10        Fan                                                                             2
7.2.11        E1 Cables                                                                      20



                                                                              SAN           SAN          SAN           SAN
ITEM NO.                                  DESCRIPTION                      FOR SOUTH     FOR INDIA    FOR CHILE     FOR BRAZIL
                                                                             AFRICA       (TYPE 2)     (TYPE 2)      (TYPE 2)
                                                                             (TYPE 1)
                                                                              Qty           Qty          Qty           Qty
                                                                              /MMs          /MMs         /MMs          /MMs
-----------------------------------------------------------------------------------------------------------------------------------

5.1           SUN Ultra 2 Server                                               1             1            1             1
5.2           LEX-OPTRA Printer                                                1             1            1             1
5.3           SUN Ultra 1 workstation                                          1             1            1             1
5.4           Oracle Relational DBMS                                           1             1            1             1
5.5           SUN Solstice Enterprise Manager                                  1             1            1             1

6             LOCAL SRMS
6.1           SUN File Server (E5000 Series)                                   2             2            2             2
6.2           Mirror Disk Drives (included in E5000 Servers)
6.3           Rack (included in E5000 Servers)
6.4           Operating system software license for E5000 Server               1             1            1             1
6.5           CPU/Memory                                                       1             1            1             1

7             TEST FIXTURES / TEST EQUIPMENT                                                 *
              (* ; Equipment will be used during the test
              period at the HNS facilities in India &
              USA and not at the SAN sites.)
7.1           Channel Unit
7.1.1         CUBS                                                                           32
7.1.2         Channel Unit Chassis (CUC)                                                     7
7.1.3         Slot Processor Module (SPM)                                                    35
7.1.4         Modulator Distribution Module (MDM)                                            63
7.1.5         Clock Distriobution Unit (CDM)                                                 7
7.1.6         Common Functions Module (CFM)                                                  14
7.1.7         Channel Unit Rack Base Units                                                   3
7.1.8         T1 Cables                                                                      14
7.1.9         Base Components
7.1.10        Fan Trays
7.1.11        Misc pins, circuit breakers, connectors

7.2           Channel Manager
7.2.1         Channel Manager Chassis (ChM)                                                  2
7.2.2         G.703 Interface                                                                26
7.2.3         Control Processor Modules (CPM)                                                26
7.2.4         Channel Access Processor (CAP)                                                 10
7.2.5         Channel Control Processor (CCP)                                                8
7.2.6         Global Resource Processor (GRP)                                                4
7.2.7         Switching Transcoder Module (STM)                                              42
7.2.8         10 Base2 Ethernet                                                              2
7.2.9         Channel Manager Rack (CMR) w2 Chassis                                          1
7.2.10        Fan                                                                            2
7.2.11        E1 Cables                                                                      20



                                                                               SAN           SAN             SAN              SAN
ITEM NO.                                  DESCRIPTION                      FOR MEXICO      FOR UAE      FOR INDONESIA      FOR CHINA
                                                                            (TYPE 2)       (TYPE 2)        (TYPE 2)        (TYPE 2)

                                                                               Qty           Qty             Qty              Qty
                                                                              /MMs           /MMs            /MMs            /MMs
------------------------------------------------------------------------------------------------------------------------------------

5.1           SUN Ultra 2 Server                                                1             1               1                1
5.2           LEX-OPTRA Printer                                                 1             1               1                1
5.3           SUN Ultra 1 workstation                                           1             1               1                1
5.4           Oracle Relational DBMS                                            1             1               1                1
5.5           SUN Solstice Enterprise Manager                                   1             1               1                1

6             LOCAL SRMS
6.1           SUN File Server (E5000 Series)                                    2             2               2                2
6.2           Mirror Disk Drives (included in E5000 Servers)
6.3           Rack (included in E5000 Servers)
6.4           Operating system software license for E5000 Server                1             1               1                1
6.5           CPU/Memory                                                        1             1               1                1

7             TEST FIXTURES / TEST EQUIPMENT
              (* ; Equipment will be used during the test period at the HNS facilities in India &
              USA and not at the SAN sites.)
7.1           Channel Unit
7.1.1         CUBS
7.1.2         Channel Unit Chassis (CUC)
7.1.3         Slot Processor Module (SPM)
7.1.4         Modulator Distribution Module (MDM)
7.1.5         Clock Distriobution Unit (CDM)
7.1.6         Common Functions Module (CFM)
7.1.7         Channel Unit Rack Base Units
7.1.8         T1 Cables
7.1.9         Base Components
7.1.10        Fan Trays
7.1.11        Misc pins, circuit breakers, connectors

7.2           Channel Manager
7.2.1         Channel Manager Chassis (ChM)
7.2.2         G.703 Interface
7.2.3         Control Processor Modules (CPM)
7.2.4         Channel Access Processor (CAP)
7.2.5         Channel Control Processor (CCP)
7.2.6         Global Resource Processor (GRP)
7.2.7         Switching Transcoder Module (STM)
7.2.8         10 Base2 Ethernet
7.2.9         Channel Manager Rack (CMR) w2 Chassis
7.2.10        Fan
7.2.11        E1 Cables



                                                                              SAN           NMC         NMC                TOTAL
ITEM NO.                                  DESCRIPTION                       FOR KOREA     PRIMARY     BACK-UP
                                                                             (TYPE 1)

                                                                              Qty           Qty         Qty              Qty /MMs
                                                                              /MMs         /MMs        /MMs
---------------------------------------------------------------------------------------------------------------------------------

5.1           SUN Ultra 2 Server                                               1                                            12
5.2           LEX-OPTRA Printer                                                1                                            12
5.3           SUN Ultra 1 workstation                                          1                                            12
5.4           Oracle Relational DBMS                                           1                                            12
5.5           SUN Solstice Enterprise Manager                                  1                                            12

6             LOCAL SRMS
6.1           SUN File Server (E5000 Series)                                   2                                            24
6.2           Mirror Disk Drives (included in E5000 Servers)
6.3           Rack (included in E5000 Servers)
6.4           Operating system software license for E5000 Server               1                                            12
6.5           CPU/Memory                                                       1                                            12

7             TEST FIXTURES / TEST EQUIPMENT
              (* ; Equipment will be used during the test
              period at the HNS facilities in India &
              USA and not at the SAN sites.)
7.1           Channel Unit
7.1.1         CUBS                                                                                                          86
7.1.2         Channel Unit Chassis (CUC)                                                                                    19
7.1.3         Slot Processor Module (SPM)                                                                                   95
7.1.4         Modulator Distribution Module (MDM)                                                                           171
7.1.5         Clock Distriobution Unit (CDM)                                                                                19
7.1.6         Common Functions Module (CFM)                                                                                 38
7.1.7         Channel Unit Rack Base Units                                                                                   7
7.1.8         T1 Cables                                                                                                     38
7.1.9         Base Components
7.1.10        Fan Trays
7.1.11        Misc pins, circuit breakers, connectors

7.2           Channel Manager
7.2.1         Channel Manager Chassis (ChM)                                                                                  4
7.2.2         G.703 Interface                                                                                               52
7.2.3         Control Processor Modules (CPM)                                                                               52
7.2.4         Channel Access Processor (CAP)                                                                                20
7.2.5         Channel Control Processor (CCP)                                                                               16
7.2.6         Global Resource Processor (GRP)                                                                                8
7.2.7         Switching Transcoder Module (STM)                                                                             84
7.2.8         10 Base2 Ethernet                                                                                              4
7.2.9         Channel Manager Rack (CMR) w2 Chassis                                                                          2
7.2.10        Fan                                                                                                            4
7.2.11        E1 Cables                                                                                                     40




29/JAN/99                   Commercial in Confidence                 Page 2 of 5
         1750
SBS EQUIPMENT LIST

                                                                               SAN           SAN           SAN              SAN
ITEM NO.                                  DESCRIPTION                      FOR ICO-NET     FOR USA    FOR AUSTRALIA     FOR GERMANY
                                                                                          (TYPE 2)       (TYPE 1)        (TYPE 1)

                                                                               Qty           Qty           Qty              Qty
                                                                              /MMs          /MMs           /MMs            /MMs
------------------------------------------------------------------------------------------------------------------------------------

7.3           Processing Equipment
7.3.1         SBS OMC                                                                         1
7.3.2         Local SRMS                                                                      1
7.3.3         OPS Console                                                                     1
7.3.4         Ethernet Switch                                                                 1

7.4           DISTRIBUTION RACKS
7.4.1         IF Distribution Subsystem (IDS)                                                 1
7.4.2         Clock Distribution Subsystem (CDS)                                              1

7.5           Installation Materials Including
              power/ signal cables
7.5.1         Power Cables                                                                   30
7.5.2         I/F cables                                                                     32
7.5.3         LAN Cables                                                                      2
7.5.4         Sync Cabling                                                                   40

7.6           Power System                                                                    1

7.7           Specialized Test Equipment
7.7.1         Traffic Burst Generator                                                         1
7.7.2         Signalling Burst Generator                                                      1
7.7.3         BER Analyzer                                                                    2
7.7.4         SCAT Test Bed                                                                   1
7.7.5         Lab Power Supplies                                                              6
7.7.6         RF Combiners / Splitters                                                       10
7.7.7         Misc Baseband Combiners / Splitters                                            20

8             CLOCK DISTRIBUTION SYSTEM
8.1           Engineering Development                                          71
8.2           Equipment - 12 SANs
8.2.1         10 MHz Fiber Optic Outputs                                                   5 Sets         5 Sets          5 Sets
8.2.2         GPS Time Code Fiber Optic Outputs                                            5 Sets         5 Sets          5 Sets
8.2.3         10 MHz Outputs                                                               3 Sets         3 Sets          3 Sets
8.2.4         IRIG-B Outputs                                                               6 Sets         6 Sets          6 Sets
8.2.5         1 PPS Outputs                                                                2 Sets         2 Sets          2 Sets
8.2.6         GPS Time Code Outputs                                                        2 Sets         2 Sets          2 Sets

9             SYSTEM INTEGRATION SUPPORT FACILITY                                                           **
              AT NEC AUSTRALIA
              (** ; Equipment will be used during the
              test period at NEC Australia facility and not
              at SAN site.)
9.1           Engineering Support                                                                           9
9.2           Lab Equipment
9.2.1         Channel Unit                                                                                  10
9.2.2         Channel Manager                                                                               2
9.2.3         E1/T1 Cabling                                                                              1 Group
9.2.4         LAN Cabling and TAPs                                                                       1 Group


                                                                              SAN           SAN          SAN           SAN
ITEM NO.                                  DESCRIPTION                      FOR SOUTH     FOR INDIA    FOR CHILE     FOR BRAZIL
                                                                             AFRICA       (TYPE 2)     (TYPE 2)      (TYPE 2)
                                                                             (TYPE 1)
                                                                              Qty           Qty          Qty           Qty
                                                                              /MMs          /MMs         /MMs          /MMs
-----------------------------------------------------------------------------------------------------------------------------------

7.3           Processing Equipment
7.3.1         SBS OMC                                                                        1
7.3.2         Local SRMS                                                                     1
7.3.3         OPS Console                                                                    1
7.3.4         Ethernet Switch                                                                1

7.4           DISTRIBUTION RACKS
7.4.1         IF Distribution Subsystem (IDS)                                                1
7.4.2         Clock Distribution Subsystem (CDS)                                             1

7.5           Installation Materials Including
              power/ signal cables
7.5.1         Power Cables                                                                   20
7.5.2         I/F cables                                                                     24
7.5.3         LAN Cables                                                                     1
7.5.4         Sync Cabling                                                                   30

7.6           Power System                                                                   1

7.7           Specialized Test Equipment
7.7.1         Traffic Burst Generator                                                        1
7.7.2         Signalling Burst Generator                                                     1
7.7.3         BER Analyzer                                                                   2
7.7.4         SCAT Test Bed                                                                  0
7.7.5         Lab Power Supplies                                                             0
7.7.6         RF Combiners / Splitters                                                       5
7.7.7         Misc Baseband Combiners / Splitters                                            5

8             CLOCK DISTRIBUTION SYSTEM
8.1           Engineering Development
8.2           Equipment - 12 SANs
8.2.1         10 MHz Fiber Optic Outputs                                     5 Sets        5 Sets       5 Sets        5 Sets
8.2.2         GPS Time Code Fiber Optic Outputs                              5 Sets        5 Sets       5 Sets        5 Sets
8.2.3         10 MHz Outputs                                                 3 Sets        3 Sets       3 Sets        3 Sets
8.2.4         IRIG-B Outputs                                                 6 Sets        6 Sets       6 Sets        6 Sets
8.2.5         1 PPS Outputs                                                  2 Sets        2 Sets       2 Sets        2 Sets
8.2.6         GPS Time Code Outputs                                          2 Sets        2 Sets       2 Sets        2 Sets

9             SYSTEM INTEGRATION SUPPORT FACILITY
              AT NEC AUSTRALIA
              (** ; Equipment will be used during the
              test period at NEC Australia facility and not at SAN site.)
9.1           Engineering Support
9.2           Lab Equipment
9.2.1         Channel Unit
9.2.2         Channel Manager
9.2.3         E1/T1 Cabling
9.2.4         LAN Cabling and TAPs


                                                                              SAN           SAN             SAN              SAN
ITEM NO.                                  DESCRIPTION                     FOR MEXICO      FOR UAE      FOR INDONESIA      FOR CHINA
                                                                           (TYPE 2)       (TYPE 2)        (TYPE 2)        (TYPE 2)

                                                                              Qty           Qty             Qty              Qty
                                                                             /MMs           /MMs            /MMs            /MMs
------------------------------------------------------------------------------------------------------------------------------------

7.3           Processing Equipment
7.3.1         SBS OMC
7.3.2         Local SRMS
7.3.3         OPS Console
7.3.4         Ethernet Switch

7.4           DISTRIBUTION RACKS
7.4.1         IF Distribution Subsystem (IDS)
7.4.2         Clock Distribution Subsystem (CDS)

7.5           Installation Materials Including
              power/ signal cables
7.5.1         Power Cables
7.5.2         I/F cables
7.5.3         LAN Cables
7.5.4         Sync Cabling

7.6           Power System

7.7           Specialized Test Equipment
7.7.1         Traffic Burst Generator
7.7.2         Signalling Burst Generator
7.7.3         BER Analyzer
7.7.4         SCAT Test Bed
7.7.5         Lab Power Supplies
7.7.6         RF Combiners / Splitters
7.7.7         Misc Baseband Combiners / Splitters

8             CLOCK DISTRIBUTION SYSTEM
8.1           Engineering Development
8.2           Equipment - 12 SANs
8.2.1         10 MHz Fiber Optic Outputs                                    5 Sets         5 Sets          5 Sets          5 Sets
8.2.2         GPS Time Code Fiber Optic Outputs                             5 Sets         5 Sets          5 Sets          5 Sets
8.2.3         10 MHz Outputs                                                3 Sets         3 Sets          3 Sets          3 Sets
8.2.4         IRIG-B Outputs                                                6 Sets         6 Sets          6 Sets          6 Sets
8.2.5         1 PPS Outputs                                                 2 Sets         2 Sets          2 Sets          2 Sets
8.2.6         GPS Time Code Outputs                                         2 Sets         2 Sets          2 Sets          2 Sets

9             SYSTEM INTEGRATION SUPPORT FACILITY
              AT NEC AUSTRALIA
              (** ; Equipment will be used during the
              test period at NEC Australia facility and not at SAN site.)
9.1           Engineering Support
9.2           Lab Equipment
9.2.1         Channel Unit
9.2.2         Channel Manager
9.2.3         E1/T1 Cabling
9.2.4         LAN Cabling and TAPs



                                                                             SAN           NMC         NMC                TOTAL
ITEM NO.                                  DESCRIPTION                      FOR KOREA     PRIMARY     BACK-UP
                                                                            (TYPE 1)

                                                                             Qty           Qty         Qty              Qty /MMs
                                                                             /MMs         /MMs        /MMs
--------------------------------------------------------------------------------------------------------------------------------

7.3           Processing Equipment
7.3.1         SBS OMC                                                                                                       2
7.3.2         Local SRMS                                                                                                    2
7.3.3         OPS Console                                                                                                   2
7.3.4         Ethernet Switch                                                                                               2

7.4           DISTRIBUTION RACKS
7.4.1         IF Distribution Subsystem (IDS)                                                                               2
7.4.2         Clock Distribution Subsystem (CDS)                                                                            2

7.5           Installation Materials Including
              power/ signal cables
7.5.1         Power Cables                                                                                                 50
7.5.2         I/F cables                                                                                                   56
7.5.3         LAN Cables                                                                                                    3
7.5.4         Sync Cabling                                                                                                 70

7.6           Power System                                                                                                  2

7.7           Specialized Test Equipment
7.7.1         Traffic Burst Generator                                                                                       2
7.7.2         Signalling Burst Generator                                                                                    2
7.7.3         BER Analyzer                                                                                                  4
7.7.4         SCAT Test Bed                                                                                                 1
7.7.5         Lab Power Supplies                                                                                            6
7.7.6         RF Combiners / Splitters                                                                                     15
7.7.7         Misc Baseband Combiners / Splitters                                                                          25

8             CLOCK DISTRIBUTION SYSTEM
8.1           Engineering Development
8.2           Equipment - 12 SANs
8.2.1         10 MHz Fiber Optic Outputs                                    5 Sets                                       60 Sets
8.2.2         GPS Time Code Fiber Optic Outputs                             5 Sets                                       60 Sets
8.2.3         10 MHz Outputs                                                3 Sets                                       36 Sets
8.2.4         IRIG-B Outputs                                                6 Sets                                       72 Sets
8.2.5         1 PPS Outputs                                                 2 Sets                                       24 Sets
8.2.6         GPS Time Code Outputs                                         2 Sets                                       24 Sets

9             SYSTEM INTEGRATION SUPPORT FACILITY
              AT NEC AUSTRALIA
              (** ; Equipment will be used during the
              test period at NEC Australia facility and not
              at SAN site.)
9.1           Engineering Support                                                                                           9
9.2           Lab Equipment
9.2.1         Channel Unit                                                                                                 10
9.2.2         Channel Manager                                                                                               2
9.2.3         E1/T1 Cabling                                                                                              1 Group
9.2.4         LAN Cabling and TAPs                                                                                       1 Group




29/JAN/99                   Commercial in Confidence                 Page 3 of 5


         1751
SBS EQUIPMENT LIST

                                                                               SAN           SAN           SAN              SAN
ITEM NO.                                  DESCRIPTION                      FOR ICO-NET     FOR USA    FOR AUSTRALIA     FOR GERMANY
                                                                                          (TYPE 2)       (TYPE 1)        (TYPE 1)

                                                                               Qty           Qty           Qty              Qty
                                                                              /MMs          /MMs           /MMs            /MMs
------------------------------------------------------------------------------------------------------------------------------------

9.2.5         Clock Distribution System                                                                     1
9.2.6         I/F Distribution System                                                                       1
9.2.7         Traffic Burst Generator                                                                       4
9.2.8         Signalling Burst Generator                                                                    1

10            SBS DC POWER SYSTEM (AC/DC CONVERTORS                                           1             1                1
              & 2 HR BATTERY BANK)
10.1          Battery Bank                                                                    1             1                1
10.2          Rectifier Rack                                                                  1             1                1
10.3          Power Distribution Rack                                                         1             1                1
10.4          Installation Materials                                                        1 Lot         1 Lot            1 Lot
10.5          Expansion DC Power                                                              0             0                3


11            CE MARK COMPLIANCE FOR SAN ChM, CU,
              IF DISTRIBUTION & CLOCK DISTRIBUTION
              NOTE:  One site qualified to meet CE
              per EN55022 Class A.
11.1          Engineering Development                                          139
11.2          Test & Certification                                                                          7                7
11.3          Equipment


12            SPARE PARTS
12.1          Channel Unit Chassis
12.1.1        Slot Processor Module (SPM)                                                     5             5                8
12.1.2        Modulator Demodulator Module (MDM)                                             10             10              17
12.1.3        Clock Distribution Unit (CDM)                                                   2             2                3
12.1.4        Common Functions Module (CFM)                                                   3             3                6
12.1.5        T1 Cables                                                                       1             1                1
12.1.6        Channel Unit Rack Base Components                                            3 Lots         3 Lots          3 Lots
12.1.7        Fan Trays                                                                       2             2                2
12.2          Channel Manager Chassis
12.2.1        G.703 Interface                                                                 3             3                6
12.2.2        Control Processor Modules used for CAPs,                                        3             3                6
              CCPs,& GRPs
12.2.3        Switching Transcoder Module (STM)                                               6             6               12
12.2.4        EXM                                                                             2             2                5
12.2.5        10 Base2 Ethernet                                                               1             1                1
12.2.6        Fan                                                                             1             1                1
12.2.7        E1 Cables                                                                       1             1                1
12.2.8        Power Disttribution Unit Components                                           1 Lot         1 Lot            1 Lot
12.3          Clock Distribution Subsystem
12.3.1        GPS  Receiver w/ Rb Oscillator                                                  1             1                1
12.3.2        10 Mhz Outputs (SBS)                                                          1 Set         1 Set            1 Set
12.3.3        GPS Time Code Outputs (SBS)                                                   1 Set         1 Set            1 Set
12.3.4        Network Time Server                                                             1             1                1
12.4          IF Distribution Subsystem
12.4.1        SBS Tx Distribution Modules                                                   1 Set         1 Set            1 Set
12.4.2        SBS Rx Distribution Modules                                                   1 Set         1 Set            1 Set



                                                                              SAN           SAN          SAN           SAN
ITEM NO.                                  DESCRIPTION                      FOR SOUTH     FOR INDIA    FOR CHILE     FOR BRAZIL
                                                                             AFRICA       (TYPE 2)     (TYPE 2)      (TYPE 2)
                                                                             (TYPE 1)
                                                                              Qty           Qty          Qty           Qty
                                                                              /MMs          /MMs         /MMs          /MMs
-----------------------------------------------------------------------------------------------------------------------------------

9.2.5         Clock Distribution System
9.2.6         I/F Distribution System
9.2.7         Traffic Burst Generator
9.2.8         Signalling Burst Generator

10            SBS DC POWER SYSTEM (AC/DC CONVERTORS                            1             1            1             1
              & 2 HR BATTERY BANK)
10.1          Battery Bank                                                     1             1            1             1
10.2          Rectifier Rack                                                   1             1            1             1
10.3          Power Distribution Rack                                          1             1            1             1
10.4          Installation Materials                                         1 Lot         1 Lot        1 Lot         1 Lot
10.5          Expansion DC Power                                               2             3            1             3


11            CE MARK COMPLIANCE FOR SAN ChM, CU,
              IF DISTRIBUTION & CLOCK DISTRIBUTION
              NOTE:  One site qualified to meet CE
              per EN55022 Class A.
11.1          Engineering Development
11.2          Test & Certification
11.3          Equipment


12            SPARE PARTS
12.1          Channel Unit Chassis
12.1.1        Slot Processor Module (SPM)                                      7             8            6             8
12.1.2        Modulator Demodulator Module (MDM)                               15            17           13            17
12.1.3        Clock Distribution Unit (CDM)                                    3             3            2             3
12.1.4        Common Functions Module (CFM)                                    5             6            4             6
12.1.5        T1 Cables                                                        1             1            1             1
12.1.6        Channel Unit Rack Base Components                              3 Lots        3 Lots       3 Lots        3 Lots
12.1.7        Fan Trays                                                        2             2            2             2
12.2          Channel Manager Chassis
12.2.1        G.703 Interface                                                  5             6            4             6
12.2.2        Control Processor Modules used for CAPs,                         5             6            4             6
              CCPs,& GRPs
12.2.3        Switching Transcoder Module (STM)                                10            12           8             12
12.2.4        EXM                                                              4             5            3             5
12.2.5        10 Base2 Ethernet                                                1             1            1             1
12.2.6        Fan                                                              1             1            1             1
12.2.7        E1 Cables                                                        1             1            1             1
12.2.8        Power Disttribution Unit Components                            1 Lot         1 Lot        1 Lot         1 Lot
12.3          Clock Distribution Subsystem
12.3.1        GPS  Receiver w/ Rb Oscillator                                   1             1            1             1
12.3.2        10 Mhz Outputs (SBS)                                           1 Set         1 Set        1 Set         1 Set
12.3.3        GPS Time Code Outputs (SBS)                                    1 Set         1 Set        1 Set         1 Set
12.3.4        Network Time Server                                              1             1            1             1
12.4          IF Distribution Subsystem
12.4.1        SBS Tx Distribution Modules                                    1 Set         1 Set        1 Set         1 Set
12.4.2        SBS Rx Distribution Modules                                    1 Set         1 Set        1 Set         1 Set




                                                                               SAN           SAN             SAN              SAN
ITEM NO.                                  DESCRIPTION                      FOR MEXICO      FOR UAE      FOR INDONESIA      FOR CHINA
                                                                            (TYPE 2)       (TYPE 2)        (TYPE 2)        (TYPE 2)

                                                                               Qty           Qty             Qty              Qty
                                                                              /MMs           /MMs            /MMs            /MMs
------------------------------------------------------------------------------------------------------------------------------------

9.2.5         Clock Distribution System
9.2.6         I/F Distribution System
9.2.7         Traffic Burst Generator
9.2.8         Signalling Burst Generator

10            SBS DC POWER SYSTEM (AC/DC CONVERTORS                             1             1               1                1
              & 2 HR BATTERY BANK)
10.1          Battery Bank                                                      1             1               1                1
10.2          Rectifier Rack                                                    1             1               1                1
10.3          Power Distribution Rack                                           1             1               1                1
10.4          Installation Materials                                          1 Lot         1 Lot           1 Lot            1 Lot
10.5          Expansion DC Power                                                2             3               2                1


11            CE MARK COMPLIANCE FOR SAN ChM, CU,
              IF DISTRIBUTION & CLOCK DISTRIBUTION
              NOTE:  One site qualified to meet CE
              per EN55022 Class A.
11.1          Engineering Development
11.2          Test & Certification
11.3          Equipment


12            SPARE PARTS
12.1          Channel Unit Chassis
12.1.1        Slot Processor Module (SPM)                                       7             8               7                6
12.1.2        Modulator Demodulator Module (MDM)                               15             17              15              13
12.1.3        Clock Distribution Unit (CDM)                                     3             3               3                2
12.1.4        Common Functions Module (CFM)                                     5             6               5                4
12.1.5        T1 Cables                                                         1             1               1                1
12.1.6        Channel Unit Rack Base Components                              3 Lots         3 Lots          3 Lots          3 Lots
12.1.7        Fan Trays                                                         2             2               2                2
12.2          Channel Manager Chassis
12.2.1        G.703 Interface                                                   5             6               5                4
12.2.2        Control Processor Modules used for CAPs,                          5             6               5                4
              CCPs,& GRPs
12.2.3        Switching Transcoder Module (STM)                                10             12              10               8
12.2.4        EXM                                                               4             5               4                3
12.2.5        10 Base2 Ethernet                                                 1             1               1                1
12.2.6        Fan                                                               1             1               1                1
12.2.7        E1 Cables                                                         1             1               1                1
12.2.8        Power Disttribution Unit Components                             1 Lot         1 Lot           1 Lot            1 Lot
12.3          Clock Distribution Subsystem
12.3.1        GPS  Receiver w/ Rb Oscillator                                    1             1               1                1
12.3.2        10 Mhz Outputs (SBS)                                            1 Set         1 Set           1 Set            1 Set
12.3.3        GPS Time Code Outputs (SBS)                                     1 Set         1 Set           1 Set            1 Set
12.3.4        Network Time Server                                               1             1               1                1
12.4          IF Distribution Subsystem
12.4.1        SBS Tx Distribution Modules                                     1 Set         1 Set           1 Set            1 Set
12.4.2        SBS Rx Distribution Modules                                     1 Set         1 Set           1 Set            1 Set


                                                                             SAN           NMC         NMC                TOTAL
ITEM NO.                                  DESCRIPTION                      FOR KOREA     PRIMARY     BACK-UP
                                                                            (TYPE 1)

                                                                             Qty           Qty         Qty              Qty /MMs
                                                                             /MMs         /MMs        /MMs
--------------------------------------------------------------------------------------------------------------------------------

9.2.5         Clock Distribution System                                                                                     1
9.2.6         I/F Distribution System                                                                                       1
9.2.7         Traffic Burst Generator                                                                                       4
9.2.8         Signalling Burst Generator                                                                                    1

10            SBS DC POWER SYSTEM (AC/DC CONVERTORS                           1                                            12
              & 2 HR BATTERY BANK)
10.1          Battery Bank                                                    1                                            12
10.2          Rectifier Rack                                                  1                                            12
10.3          Power Distribution Rack                                         1                                            12
10.4          Installation Materials                                        1 Lot                                        12 Lots
10.5          Expansion DC Power                                              1                                            21


11            CE MARK COMPLIANCE FOR SAN ChM, CU,
              IF DISTRIBUTION & CLOCK DISTRIBUTION
              NOTE:  One site qualified to meet CE
              per EN55022 Class A.
11.1          Engineering Development                                                                                      139
11.2          Test & Certification                                                                                         14
11.3          Equipment


12            SPARE PARTS
12.1          Channel Unit Chassis
12.1.1        Slot Processor Module (SPM)                                     6                                            81
12.1.2        Modulator Demodulator Module (MDM)                              13                                           172
12.1.3        Clock Distribution Unit (CDM)                                   2                                            31
12.1.4        Common Functions Module (CFM)                                   4                                            57
12.1.5        T1 Cables                                                       1                                            12
12.1.6        Channel Unit Rack Base Components                             3 Lots                                       36 Lots
12.1.7        Fan Trays                                                       2                                            24
12.2          Channel Manager Chassis                                                                                       0
12.2.1        G.703 Interface                                                 4                                            57
12.2.2        Control Processor Modules used for CAPs,                        4                                            57
              CCPs,& GRPs
12.2.3        Switching Transcoder Module (STM)                               8                                            114
12.2.4        EXM                                                             3                                            45
12.2.5        10 Base2 Ethernet                                               1                                            12
12.2.6        Fan                                                             1                                            12
12.2.7        E1 Cables                                                       1                                            12
12.2.8        Power Disttribution Unit Components                           1 Lot                                        12 Lots
12.3          Clock Distribution Subsystem                                                                                  0
12.3.1        GPS  Receiver w/ Rb Oscillator                                  1                                            12
12.3.2        10 Mhz Outputs (SBS)                                          1 Set                                        12 Sets
12.3.3        GPS Time Code Outputs (SBS)                                   1 Set                                        12 Sets
12.3.4        Network Time Server                                             1                                            12
12.4          IF Distribution Subsystem
12.4.1        SBS Tx Distribution Modules                                   1 Set                                        12 Sets
12.4.2        SBS Rx Distribution Modules                                   1 Set                                        12 Sets





29/JAN/99                   Commercial in Confidence                 Page 4 of 5
         1752
SBS EQUIPMENT LIST

                                                                               SAN           SAN           SAN              SAN
ITEM NO.                                  DESCRIPTION                      FOR ICO-NET     FOR USA    FOR AUSTRALIA     FOR GERMANY
                                                                                          (TYPE 2)       (TYPE 1)        (TYPE 1)

                                                                               Qty           Qty           Qty              Qty
                                                                              /MMs          /MMs           /MMs            /MMs
------------------------------------------------------------------------------------------------------------------------------------

12.5          Clock Distribution Equipment
12.5.1        10 MHz Fiber Optic Outputs                                                    1 Set         1 Set            1 Set
12.5.2        GPS Time Code Fiber Optic Outputs                                             1 Set         1 Set            1 Set
12.5.3        10 MHz Outputs                                                                1 Set         1 Set            1 Set
12.5.4        IRIG-B Outputs                                                                1 Set         1 Set            1 Set
12.5.5        1 PPS Outputs                                                                 1 Set         1 Set            1 Set
12.5.6        GPS Time Code Outputs                                                         1 Set         1 Set            1 Set

13            TESTER
13.1          AI Validation Tool (SDL)                                          1
              Engineering Development                                          96
              Materials                                                         1

14.           HARDWARE ITEM FOR 60/61DAYS OPTION
14.1          Implementation of Service Area in SBS                                           1             1                1
14.2          Service Area Based on Frequency Assignment                                      1             1                1
14.3          Service Area mapping using guard band                                           1             1                1
4.2           2 Satellite position determination
              using differential delay                                                       1             1                1

              SOFTWARE LICENCE

              SUBTOTAL


                                                                                  SAN           SAN          SAN           SAN
ITEM NO.                                  DESCRIPTION                          FOR SOUTH     FOR INDIA    FOR CHILE     FOR BRAZIL
                                                                                 AFRICA       (TYPE 2)     (TYPE 2)      (TYPE 2)
                                                                                 (TYPE 1)
                                                                                  Qty           Qty          Qty           Qty
                                                                                  /MMs          /MMs         /MMs          /MMs
------------------------------------------------------------------------------------------------------------------------------------

12.5          Clock Distribution Equipment
12.5.1        10 MHz Fiber Optic Outputs                                         1 Set         1 Set        1 Set         1 Set
12.5.2        GPS Time Code Fiber Optic Outputs                                  1 Set         1 Set        1 Set         1 Set
12.5.3        10 MHz Outputs                                                     1 Set         1 Set        1 Set         1 Set
12.5.4        IRIG-B Outputs                                                     1 Set         1 Set        1 Set         1 Set
12.5.5        1 PPS Outputs                                                      1 Set         1 Set        1 Set         1 Set
12.5.6        GPS Time Code Outputs                                              1 Set         1 Set        1 Set         1 Set

13            TESTER
13.1          AI Validation Tool (SDL)
              Engineering Development
              Materials

14.           HARDWARE ITEM FOR 60/61DAYS OPTION
14.1          Implementation of Service Area in SBS                                1             1            1             1
14.2          Service Area Based on Frequency Assignment                           1             1            1             1
14.3          Service Area mapping using guard band                                1             1            1             1
4.2           2 Satellite position determination
              using differential delay                                            1             1            1             1

              SOFTWARE LICENCE

              SUBTOTAL



                                                                             SAN           SAN             SAN              SAN
ITEM NO.                                  DESCRIPTION                    FOR MEXICO      FOR UAE      FOR INDONESIA      FOR CHINA
                                                                          (TYPE 2)       (TYPE 2)        (TYPE 2)        (TYPE 2)

                                                                             Qty           Qty             Qty              Qty
                                                                            /MMs           /MMs            /MMs            /MMs
------------------------------------------------------------------------------------------------------------------------------------

12.5          Clock Distribution Equipment
12.5.1        10 MHz Fiber Optic Outputs                                    1 Set         1 Set           1 Set            1 Set
12.5.2        GPS Time Code Fiber Optic Outputs                             1 Set         1 Set           1 Set            1 Set
12.5.3        10 MHz Outputs                                                1 Set         1 Set           1 Set            1 Set
12.5.4        IRIG-B Outputs                                                1 Set         1 Set           1 Set            1 Set
12.5.5        1 PPS Outputs                                                 1 Set         1 Set           1 Set            1 Set
12.5.6        GPS Time Code Outputs                                         1 Set         1 Set           1 Set            1 Set

13            TESTER
13.1          AI Validation Tool (SDL)
              Engineering Development
              Materials

14.           HARDWARE ITEM FOR 60/61DAYS OPTION
14.1          Implementation of Service Area in SBS                           1             1               1                1
14.2          Service Area Based on Frequency Assignment                      1             1               1                1
14.3          Service Area mapping using guard band                           1             1               1                1
4.2           2 Satellite position determination
              using differential delay                                       1             1               1                1

              SOFTWARE LICENCE

              SUBTOTAL



                                                                     SAN           NMC         NMC               TOTAL
ITEM NO.                                  DESCRIPTION              FOR KOREA     PRIMARY     BACK-UP
                                                                    (TYPE 1)

                                                                     Qty           Qty         Qty             Qty /MMs
                                                                     /MMs         /MMs        /MMs
-----------------------------------------------------------------------------------------------------------------------

12.5          Clock Distribution Equipment
12.5.1        10 MHz Fiber Optic Outputs                            1 Set                                       12 Sets
12.5.2        GPS Time Code Fiber Optic Outputs                     1 Set                                       12 Sets
12.5.3        10 MHz Outputs                                        1 Set                                       12 Sets
12.5.4        IRIG-B Outputs                                        1 Set                                       12 Sets
12.5.5        1 PPS Outputs                                         1 Set                                       12 Sets
12.5.6        GPS Time Code Outputs                                 1 Set                                       12 Sets

13            TESTER
13.1          AI Validation Tool (SDL)                                                                             1
              Engineering Development                                                                             96
              Materials                                                                                            1

14.           HARDWARE ITEM FOR 60/61DAYS OPTION
14.1          Implementation of Service Area in SBS                   1                                           12
14.2          Service Area Based on Frequency Assignment              1                                           12
14.3          Service Area mapping using guard band                   1                                           12
4.2           2 Satellite position determination
              using differential delay                               1                                           12

              SOFTWARE LICENCE

              SUBTOTAL                                                                                          INCLUDED IN HARDWARE

29/JAN/99                   Commercial in Confidence                 Page 5 of 5




         1753
[ICO LOGO]                                            CHANGE ORDER NO:
                                                             17
                IGF SUPPLY AGREEMENT
                CONTRACT NO ICOO97 - 1016/GW
                                                             DATE: 8th June 1999



In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:


Change Order Summary                   Attached

Amended Clauses                        Amended text attached

Amended Schedules                      Amendments attached

Amended Annexes                        Amendments attached

Amended Price                          Amendments attached



This Change Order No 17 will now form part of the Supply Agreement dated March 3rd 1997 between the parties and shall be effective as from 8th June 1999 and shall be governed by and construed in accordance with the laws of England.

Except for the changes set out herein, this Change Order No 17 makes no further amendments or modifications to the Agreement.



Signed for and on behalf of                                 Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV                       NEC CORPORATION

/s/   ***                                                    /s/       ***
-------------------------------------                       --------------------------------------
Supervising Officer                                         Contractor's Authorised Representative


8 June 1999                                                 8 June 1999
---------------                                             ---------------
Date                                                        Date
In Paris

         1754
                                              CONTRACT NUMBER: ICOO 97 - 1016/GW
                                                             CHANGE ORDER NO: 17







                                    JUNE 1999



                               CHANGE ORDER NO: 17

                                     TO THE

                                SUPPLY AGREEMENT

                                     BETWEEN

                                 NEC CORPORATION

                                       AND

                      ICO GLOBAL COMMUNICATIONS HOLDINGS BV
         1755
                        CHANGE ORDER NO: 17 ATTACHMENT 1

                           SUMMARY OF THE CHANGE ORDER
         1756
                                                        CHANGE ORDER NO. 17
                                                 TO THE SUPPLY AGREEMENT BETWEEN
                                                             NEC CORPORATION AND
                                           ICO GLOBAL COMMUNICATIONS HOLDINGS BV
                                                                    ATTACHMENT 1

By this Change Order No.17, the Supply Agreement dated March 3, 1997, between NEC Corporation ("the Contractor") and ICO Global Communications Holdings BV ("ICO") (hereinafter referred to as the "Supply Agreement") is amended as set out herein.

BACKGROUND TO CHANGE ORDER NO. 17

    ICO and the Contractor have agreed to amend the Supply Agreement to formalise the objectives which are stated, principally, in Attachment 2 (Part A) and Attachment 3 (Part B) to this Change Order. The Change Order is constituted in two distinct parts, namely Part A and Part B, as follows.

PART A: PHASED SAN HANDOVER

    ICO and the Contractor have agreed that the Supply Agreement shall be amended to enable the Phased Handover of Deliverables under the Supply Agreement and that the Contractor shall carry out Works and produce Deliverables in accordance with the amended Terms and Conditions, Annexes and Schedules attached hereto. Matters are more particularly described in ATTACHMENT-2 hereto.

PART B: PRICING CHANGE ORDER

    ICO and the Contractor have further agreed that certain provisions of the Supply Agreement shall, otherwise, be amended to enable the parties to separately record and distinguish the value of those Change Orders to the Supply Agreement which shall form part of the Price, as defined within the Supply Agreement, from those which shall not. Matters are more particularly described in ATTACHMENT-3-1, 3-2 AND 3-3 hereto.


This Change Order sets forth the entire agreement between the parties as to the subject matter hereof and supersedes all prior discussions between them. Neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to such subject matter other than as expressly provided herein.

         1757
           CHANGE ORDER NO: 17                         ATTACHMENT 2


                                     PART-A

                               PHASED SAN HANDOVER
         1758
                                                             CHANGE ORDER NO. 17
                                                 TO THE SUPPLY AGREEMENT BETWEEN
                                                             NEC CORPORATION AND
                                           ICO GLOBAL COMMUNICATIONS HOLDINGS BV

                                                                    ATTACHMENT 2

PART A: PHASED SAN HANDOVER

1. The purpose of PART A to this Change Order 17 is to implement certain specified amendments to the Supply Agreement to enable the progressive Handover to ICO by the Contractor of the Contractor's Deliverables under the Supply Agreement to facilitate ICO's earlier preparations for operation of the ICO System.

2. As at the Effective Date hereof the parties agree to amend specified parts of the Supply Agreement in accordance with Attachment hereto.

      Terms and Conditions                                                     Amended

      Schedule 1: Definitions                                                  Amended

      Schedule 2: Precedence of Documents                                      Not Amended

      Schedule 3: Dispute Resolution Procedure                                 Amended

      Schedule 4: Agreed Form Invoice                                          Not Amended

      Schedule 5: Not used                                                     Not Amended

      Schedule 6: Key Features                                                 Not Amended

      Schedule 7: Top Level Milestones                                         Amended

      Schedule 8: Identification of Sites                                      Amended

      Schedule 9: Pricing Schedule                                             Amended

      Schedule 10: Vendor Financing Summary                                    Not Amended

      Schedule 11: Payment Schedule                                            Amended

      Schedule 12: Acceptance Certificate                                      Amended

      Schedule 13: IGFR                                                        Amended

      Schedule 14: Statement of Work                                           Amended

         Annex-1: Contractor's Deliverables                                    Amended

         Annex-2: Services & Equipment                                         Amended

         Annex-3: Installation Site Conditions                                 Not Amended

         Annex-4: Programme Management and Implementation                      Amended

         Annex-5: Training                                                     Amended

         Annex-6: Documentation                                                Amended

         Annex-7: Site Working Arrangements                                    Amended

         Annex-7A: Site Working Arrangements                                   Not Amended

         Annex 7B: Joint Working Arrangement                                   New Annex

         Annex 7C: Network Partitioning                                        New Annex

         Annex-8A: IGF Test Plan                                               Amended

         Annex-8B: Demonstration Plan                                          Amended

         Annex-9: ICONET Integration                                           Not Amended

         Annex-10: ICONET Ground Facilities Acceptance Criteria                Amended

         Annex-11: Air Interface Signalling Protocol Validation                Not Amended


         1759
3. The provision of the China SAN, by the Contractor, remains a part of the Supply Agreement. The implementation of the China SAN will be detailed in a separate Change Order to the Supply Agreement. (See Clause 2.2 of the amended Terms and Conditions).

4. The parties also agree that the Air Interface specification version of 27 November 1998 shall be the baseline for the ICONET Ground
      Facilities Requirements and the Air Interface Control Documents. The Contractor or other members of the NEC Team, or their respective Sub-Contractors, shall make no claim for delay or cost arising from Air Interface Change Proposals or Air Interface Change Notices issued by ICO prior to 27 November 1998.

5. Without prejudice to the Contractor's obligations to deliver the Deliverables and to comply with its obligations under this Change Order, the parties understand and agree that the Network Partitioning provisions of Annex 7C of the Supply Agreement, which have been generated specifically as a consequence of this Change Order, shall not create expressly, or by implication, any additional IGFR obligations or requirements upon the Contractor and that such obligations as are specified within Annex 7c are not, themselves, subject to any pass/fail criteria.

6. The Master Level Schedule and the Top Level Milestone Schedule attached hereto takes no account of consequences, if any, which may arise from the replacement flooring activities undertaken or to be undertaken by ICO at the Hub Building in the India SAN Site. As soon as reasonably practical, following the completion of such activity, the Contractor will advise ICO of any schedule or cost impact it considers has arisen as a consequence. To the extent that a schedule and cost impact which is not attributable to, or which could not have been mitigated by, the Contractor can be demonstrated by the Contractor, it shall be addressed and appropriate schedule adjustment shall be provided to the Contractor and cost impact shall be fully reimbursed to the Contractor by ICO.

7. The quantity of inter-Site SAN and NMC digital communication links and the dates they are required by the Contractor have been documented by ICO in Doc. EN-NE-ICO-PL-000430 of 2nd June 1999 revised to reflect Phased SAN Handover requirements. This document will be updated from time to time, under Clause 9 Change
         1760
      Control Procedure and or Clause 19 Milestones and Progress Reporting.

8. Both parties acknowledge and agree the need to update certain parts of the Supply Agreement to reflect previous Change Orders. The parties undertake that each will use its best efforts to ensure that all the necessary changes identified below will be accomplished with 1 month of this Change Order without the need for the parties to formalise this process by means of a further Change Order.

      Change Order No. 5, Clause 4, Attachment - 1
      Change Order No.10, Clause 4, Attachment - 1
      Change Order No.16, Clause 4, Attachment - 1

9. The parties agree that neither the Contractor nor any member of the NEC Team shall have any obligation to provide vendor financing to ICO for additional amount pursuant to the Phased SAN Handover Engineering Portion (as set out in Appendix 4 of Schedule 9 herein) as agreed in this Change Order.
         1761
             CHANGE ORDER NO: 17                       ATTACHMENT 3



                                    PART - B
                              PRICING CHANGE ORDER
         1762
                                                              CHANGE ORDER NO.17
                                                     TO THE IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICO097 - 1016/GW

                                                                  ATTACHMENT 3-1

PART B PRICING CHANGE ORDER

1. The purpose of this Part B to Change Order No. 17 is to enable the parties to separately record and distinguish, within the Supply Agreement, the value of those Change Orders to the Supply Agreement which it is intended by the parties should form part of the Price, as defined within clause 15.1 (hereinafter referred to as "Clause 15.1 Change Orders") from those Change Orders which are agreed, inter alia, in accordance with clause 14 (hereinafter referred to as "Non-clause
         15.1 Change Orders") and which should not form part of the Price.

2. As at the date hereof, the parties agree to introduce into the Terms and Conditions of the Supply Agreement a new clause 15.1.1 and a new clause 15.2.1 to effectively articulate this procedure within the Supply Agreement.

         2.1 The new clause 15.1.1 to be incorporated within the Supply Agreement shall read as follows:-

         "In addition to ICOs obligations to pay to the Contractor such sums as are described in clause 15.1 above, ICO shall also pay to the Contractor such further payments ("Other Payments") as the parties agree, from time to time, shall be payable pursuant to those Non-clause
         15.1 Change Orders whose respective total values shall not be treated as, nor constitute an accretion to, nor form part of the Price, as defined within clause 15.1.

         2.2 The new clause 15.2.1 to be incorporated within the Supply Agreement shall read as follows:-

         "Other Payments shall be payable in accordance with the terms of the relevant Non-clause 15.1 Change Order referred to in clause 15.1.1, above".

         2.3 For the purpose of identifying the values of all Clause 15.1 Change Orders and Non-clause 15.1 Change Orders details of the same shall be particularised within Schedule 9, Tables 24, respectively.

3. By means of this Change Order the parties agree that paragraph 5 of Attachment 1 to Change Order No. 4, dated 15 May 1998, shall retrospectively be amended and shall read as follows:-

         "5.      Upon completion of this Change Order No. 4, the Other Payments made, or to be made hereunder by ICO, pursuant to clause 15.1.1, shall be recorded within Part B) of the Table 24 of Schedule 9 (Pricing Schedule) of the Supply Agreement, without the need for the parties to formalise the amendment by way of further Change Order".

4. As at the date hereof, the parties agree to retrospectively remove from Table 1 of Schedule 9 (Pricing Schedule) to the Supply Agreement, any, and all, reference to Item 11 - GPRS Study (Change Order No. 1) and the Item, described as ICONET Integration, together with their respective financial values. Table 1 of Attachment 3.1 to Change Order No. 3, as
         1763
         amended, is contained within Attachment No. 2 and shall from the basis of all future changes, if any, required to be made to Table 1 of
         Schedule 9.

         Consequent upon these changes, the parties agree to amend Attachments-1 to Change Order Nos. 3, 5 10 and 16 in order to regularise the necessary corresponding reductions to the sums described as "aggregate total price", as follows:-

         4.1 The "aggregate total price" set out within Attachment 1 to Change Order No. 3 dated 31 March 1998 shall be revised to
                  read   *   ;

         4.2 The "aggregate total price" set out within Attachment 1 to Change Order No. 5 dated 20 November 1998 shall be revised to
                  read   *

         4.3 The "aggregate total price" set out within Attachment No. 1 to Change Order No. 10 dated 23 December 1998 shall be revised to
                  read   *

         4.4 The "aggregate total price" set out within Attachment No. 1 to Change Order No. 16 dated 17 May 1999 shall be revised to read
                     *   .

5.       By means of this Change Order the parties agree to introduce within
         Schedule 9 (Pricing Schedule) to the Supply Agreement a revised section 7, Table 24 which shall provide summary details of all Clause 15.1 Change Orders and all Non-clause 15.1 Change Orders. The form and content of Tables 24 shall be as set out within Attachment 3. Tables 24 shall be amended, from time to time, by agreement between the parties.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1764
                                                       CHANGE ORDER NO. 17
                                                 TO THE SUPPLY AGREEMENT BETWEEN
                                                             NEC CORPORATION AND
                                           ICO GLOBAL COMMUNICATIONS HOLDINGS BV

                                                                  ATTACHMENT 3-2

TABLE 1 OF ATTACHMENT 3.1 TO CHANGE ORDER NO. 3 REVISED PURSUANT TO THIS CHANGE ORDER.

                         TABLE 1-SA PRICE SUMMARY (US$)

                                        *

NOTE: At the date of signing the original Supply Agreement ICONET Integration
was an option having a value of   *   .


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1765
                                                       CHANGE ORDER NO. 17
                                                 TO THE SUPPLY AGREEMENT BETWEEN
                                                             NEC CORPORATION AND
                                           ICO GLOBAL COMMUNICATIONS HOLDINGS BV

                                                                  ATTACHMENT 3-3


CHANGE ORDER HISTORY

The following provides summary Tables of the Change Order History

TABLE 24 - HISTORY OF CHANGE ORDERS - A) CLAUSE 15.1 CHANGE ORDERS / B) NON-CLAUSE 15.1 CHANGE ORDERS (in US$)

                                        *


Note: Change Orders Nos. 4 and 11 are contracted on time and material basis and the Maximum value stated above may vary subject to further Change Order between the parties.


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1766
                                        *

Note: Change Orders Nos. 4 and 11 are contracted on time and material basis and the Maximum value stated above may vary subject to further Change Order between the parties.


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1767
CONTRACT NUMBER:  ICO0 97-1016/GW




                                 MARCH 3RD 1997



                                SUPPLY AGREEMENT


                                     BETWEEN


                                 NEC CORPORATION

                                       AND

                      ICO GLOBAL COMMUNICATIONS HOLDINGS BV
         1768
TABLE OF CONTENTS


CLAUSE                                                                                           PAGE
A             INTERPRETATION                                                                         5
1             Definitions and Interpretation                                                         5
2             Scope of Agreement                                                                     6
3             Precedence and Interpretation                                                          6

B             PRIMARY OBLIGATIONS                                                                    6
4             Primary Obligations Of The Contractor And Warranties                                   6
5             Contractor to Inform Itself Fully                                                     10
6             Standard of the Works                                                                 10
7             Uniform Standards                                                                     11
8             Unilateral Changes                                                                    11
9             Change Control                                                                        12
10            [Not used]                                                                            13
11            Contractor's Ability to Appoint and Liability for Sub-Contractors                     14
12            ICO Obligations                                                                       15
13            Quality Assurance                                                                     15
14            ICONET Integration                                                                    16

C             PRICE AND PAYMENT                                                                     21
15            Price                                                                                 21
16            Payment and Payment Terms                                                             23
17            Payment of Reimbursable Costs                                                         26
18            Liquidated Damages                                                                    27

D             PROGRESS REPORTING                                                                    29
19            Milestones and Progress Reporting                                                     29
20            [Not used]                                                                            30
21            [Not used]                                                                            30
22            Progress Inspection                                                                   30
23            Intermediate Progress Review                                                          30
24            [Not used]                                                                            31

E             DELIVERY AND INSTALLATION                                                             31
25            Site Access                                                                           31
26            Transportation to Site                                                                31
27            Packaging                                                                             32
28            Customs Clearance                                                                     32
29            Insurance                                                                             34
30            Ownership                                                                             35
31            Delivery                                                                              35
32            Installation                                                                          35
33            Testing                                                                               36
34            RFT Handover                                                                          36
35            Acceptance                                                                            38
36            Risk                                                                                  39
37            Interchangeability                                                                    39
38            Delivery Delays                                                                       40

         1769

39            [Not used]                                                                            40
40            Warranty                                                                              40

F             INTELLECTUAL PROPERTY RIGHTS                                                          46
41            Intellectual Property Rights and Confidentiality                                      46
42            [Not used]                                                                            52
43            [Not used]                                                                            52

G             CONTINUOUS SUPPORT AND OPTIONS                                                        53
44            Manuals and Technical Diagrams                                                        53
45            Training                                                                              53
46            Options, Support Services and Future Supplies                                         53
47            Consumable Supplies                                                                   55
48            Attachments to Equipment and Software                                                 55
49            [Not used]                                                                            56

H             GENERAL                                                                               56
50            Survival of Certain Provisions                                                        56
51            Contractor's Liability for Damages or Breach                                          56
52            ICO's Liability for Damages or Breach                                                 57
53            Ethical Standards                                                                     58
54            Consequences of Termination                                                           58
55            Force Majeure                                                                         62
56            Termination                                                                           63
57            Waiver                                                                                65
58            Amendments                                                                            65
59            Communication and Notices                                                             65
60            Publicity                                                                             68
61            Information Recording                                                                 68
62            Law and Jurisdiction                                                                  68
63            Change of Law                                                                         69
64            Export Control Regulation                                                             70
65            Disputes Resolution Procedure                                                         70
66            Agent for Service                                                                     70
67            Supervising Officer and
              Contractor's Authorised Representative                                                70
68            No Partnership                                                                        70
69            Successors                                                                            70
70            Assignment                                                                            70
71            Language                                                                              71
72            Entire Agreement                                                                      71
73            Severability                                                                          71
74            Costs                                                                                 71
75            Counterparts                                                                          71

         1770

SCHEDULES

1             Definitions                                                                           73
2             Precedence of Documents                                                               79
3             Dispute Resolution Procedure                                                          80
4             Agreed Form Invoices
5             [Not used]
6             Key Features
7             Top Level Milestones
8             Identification of Sites Not Inspected by the Contractor
9             Pricing Schedule
10            Vendor Financing Summary
11            Payment Schedule
12            Final Acceptance Certificate
13            IGFR
14            Statement of Work

         1771
THIS SUPPLY AGREEMENT is made on                    1997

BETWEEN

1. ICO GLOBAL COMMUNICATIONS HOLDINGS BV, incorporated in the Netherlands with its registered office at Drentestraat 20, 1083 HK, Amsterdam, Netherlands ("ICO"); and

2. NEC CORPORATION, incorporated in Japan, with its head office at 7-1, Shiba 5-Chome, Minato-ku, Tokyo 108-8001, Japan (the "Contractor").

WHEREAS

1. ICO is establishing a global mobile satellite telecommunications network and wishes to appoint the Contractor, working with the other members of the NEC Team, to provide the systems and services for use in the ICONET Ground Facilities which, when operating in conjunction with the other properly functioning parts of the ICO System, will support (in the absence of the Excluded Circumstances) the full range of end to end services to the extent set out in this Agreement.

2. The Contractor is the leader of a team comprising itself, Hughes Network Systems, Inc. and Ericsson Limited which is willing to commit the resources required to perform successfully the tasks set out in this Agreement and, if so required by ICO and on terms to be agreed between the parties, has confirmed its willingness to assist ICO in solving problems with elements of the ICO System other than the ICONET Ground Facilities by making modifications to the ICONET Ground Facilities so as to enable ICO to realise the desired functionality of a fully functioning ICO System.

3. The Contractor (as leader of the NEC Team) and ICO entered into an Initial Phase Contract on 5 July 1996 (the "IPC"). The NEC Team have delivered to ICO certain of the materials required under Annex 8 of the IPC.

4. The parties are entering into this Agreement under which the Contractor will be responsible, inter alia, for the design, manufacture, construction, delivery, installation, integration and testing of the ICONET Ground Facilities together with the demonstration of the functioning of the ICO System as a whole, all as set out in this Agreement.

5. This Agreement also contains options for ICO to request the manufacture, construction, delivery, installation, integration and testing of additional equipment, facilities and software together with such additional services as will enable ICO to update, expand and enhance the ICONET Ground Facilities, all at additional cost to ICO on a price basis which has been established.

6. ICO Global Communications (Holdings) Limited has agreed by separate letter to support the financial obligations of ICO under this Agreement.

NOW IT IS AGREED AS FOLLOWS:

PART A - INTERPRETATION

1        DEFINITIONS AND INTERPRETATION

1.1 The words and expressions set out in Schedule 1 shall, when used in this Agreement including its schedules, annexes and attachments, unless the contrary intention appears, have the meanings set against them in Schedule 1. Any acronyms which are not defined in Schedule 1 shall have the meaning ascribed to them in section 2 of the IGFR.

1.2 Except where the context otherwise requires, the masculine gender shall include the feminine and neuter and the singular shall include the plural and vice versa and references to persons shall

         1772
include bodies corporate and incorporate. References to a party to this Agreement shall include the permitted successors and assigns of such party.

1.3 The clause and schedule headings and any table of contents are for convenience of reference only and shall not be taken into account in construing this Agreement.

1.4 Subject to clause 3, references in this Agreement to clauses, sub clauses, schedules and annexes are to clauses, sub clauses, schedules and annexes of this Agreement and the schedules and annexes form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

2        SCOPE OF AGREEMENT

2.1 Subject to the provisions of Clause 2.2, below, the Contractor's acceptance of this Agreement shall be confirmation that the NEC Team has reviewed and fully understands the IGFR and the Statement of Work and the Contractor confirms that the Works will be undertaken on the basis of this Agreement. The Contractor also agrees that it is responsible for the definition, management and execution by the NEC Team of all tasks necessary to fulfil the IGFR.

2.2 The SAN to be located in China (China San) remains a part of the ICONET Ground Facilities and the Supply Agreement. As at the date of this Change Order, the Ready For Access date for the China SAN has yet to be confirmed by ICO to the Contractor and the parties acknowledge and agree, therefore, that all planning, scheduling and implementation activities and responsibilities of, or concerning, the China SAN under the Supply Agreement shall be defined and regulated within the terms of a separate Change Order to be agreed by the parties. Pending execution of such Change Order all references herein concerning the timing and schedule of the ICONET Ground Facilities shall be deemed to exclude the China SAN.

3        PRECEDENCE AND INTERPRETATION

3.1 In the event of any conflict between the main body of this Agreement and any document referred to herein, then the wording of the main body of this Agreement shall prevail.

3.2 Clause 3.1 shall not apply to any document relating to the proposed Vendor Financing referred to in Schedule 10.

3.3 ICO and the Contractor acknowledge the hierarchical nature of the documents as set out in Schedule 2.


PART B - PRIMARY OBLIGATIONS

4        PRIMARY OBLIGATIONS OF THE CONTRACTOR AND WARRANTIES

4.1      The Contractor warrants and undertakes that:

         (a) it will, no later than the Acceptance Set 4 Completion Date provide to ICO the functionalities described in the IGFR across the complete ICONET Ground Facilities; except in respect of those functions as described as Function Set 5 in Annex 1 of the Statement of Work which shall be provided to ICO no later than the Acceptance Set 5 Completion Date and the China SAN which is addressed in Clause 2.2

         (b) it will design, develop, create, deliver, install and provide (as the case may be) all of the Deliverables (including those which have at the date of this Agreement been specified by the Contractor) necessary for the ICONET Ground Facilities so as to fulfil the functional objectives and the requirements of the IGFR and the Statement of Work;

         1773
         (c) the Works comprising the ICONET Ground Facilities will be carried out and delivered in accordance with and to the standards stipulated in the IGFR and the Statement of Work;

         (d) it will complete the Works which are scheduled to be completed by the RFT Availability Dates and date of completion testing of Function Set 5 to Acceptance Criteria 5 as set out in Annex 10, on or before Acceptance Set 5 Completion Date and those Works which are scheduled to be completed after Acceptance Set 5 Completion Date by the relevant dates specified in the Master Level Schedule;

         (e) it will provide all the documentation, services and Deliverables by the times specified in the Top Level Milestone Schedule generally, and will ensure that the progress of the development, delivery and installation of each of the Deliverables will be achieved in accordance with the Top Level Milestones set out in the Top Level Milestone Schedule and that the requirements set out in the Statement of Work will, (except where otherwise agreed) be delivered no later than Acceptance Set 5 Completion Date;

         (f) the ICONET Ground Facilities will fully support the requirements of the IGFR and in particular the end-to-end services described in Section 4 of the IGFR except where marked "Option" or "F/R" (unless such "Option" has been exercised or the "F/R" item has subsequently been made a Deliverable pursuant to a Change Order, in which event such items shall be deemed to have been a service included in the
                  IGFR) except where, and to the extent that, the Excluded Circumstances prevent the ICONET Ground Facilities from doing so in which case the Contractor shall to the maximum extent feasible make such modifications to the ICONET Ground Facilities as are required fully to support the requirements of the IGFR and such end-to-end services in accordance with clause 4.10;

         (g) without prejudice to clause 41, the Deliverables may lawfully be used for the purposes of the ICONET Ground Facilities in accordance with laws and regulations in force as at the date hereof in each of the countries where the Sites are located;

         (h) any Deliverables which are or shall be specified by the Contractor for the purposes of this Agreement may, on the date when the obligation to supply first arises or, if later, the date on which the Contractor specifies the same, lawfully be used for the purposes of the ICONET Ground Facilities in accordance with laws and regulations in force as at such date in each of the countries where the Sites are located;

                  Provided that for the purposes of clause 4.1(h), where any specific piece of equipment or component has been or is specified as a Deliverable and the same is not available at the time it is required, the Contractor shall, having given written notice to the Supervising Officer, be permitted to substitute a reasonable alternative piece of equipment or component so long as this has no adverse effect on the quality or functionality of the relevant Deliverable and so long as ICO shall not, within 21 days of receipt of the Contractor's notice, have notified the Contractor in writing that it objects to the proposed substitution, and ICO undertakes that it will not exercise such right of objection unreasonably;

         (i) the ICONET Ground Facilities shall be designed in such a way as to facilitate updates, additional functionalities or enhancements to them in the future and that it will, as set out in this Agreement, provide or procure the provision of such updates, additional functionalities, or enhancements to the ICONET Ground Facilities;

         (j) at all times the Contractor and all its Sub-Contractors will provide their services in a workmanlike and professional manner and exercise reasonable skill and care;

         1774
         (k) it will ensure that all of the Deliverables supplied are suitable for the purposes for which they are supplied and for use at the intended place of operation and are of a standard satisfactory to enable them to fulfil the requirements set out in this Agreement;

         (l) it will provide, and will ensure that its Sub-Contractors provide, a sufficient number of suitably skilled and appropriately experienced personnel to meet the objectives of this Agreement and to ensure that delivery, installation and testing of the Deliverables at each of the Sites is completed by the Acceptance Set 4 Completion Date and that equivalent personnel are available for the development, testing and support for the installation of Acceptance Set 5.

         (m) it will work in a constructive manner with ICO Staff and the Site Operators to the extent necessary for the effective performance of the Works; and

         (n) each of the Deliverables and each item of the Equipment, Software or other equipment which is or shall be specified for the purposes of the ICONET Ground Facilities will be available for use or incorporation into the ICONET Ground Facilities by ICO and, with the exception of those Deliverables which ICO has committed to purchase at the date of this Agreement (including those where the price and scope are fixed at the date of this Agreement), that the same will be provided by the Contractor at a reasonable cost and on reasonable terms

4.2 If the Contractor becomes aware of any internal inconsistencies in or between the IGFR or the Statement of Work, or any incompleteness or lack of sufficient detail in the IGFR or the Statement of Work, then the Contractor shall immediately notify ICO of the same in writing and promptly thereafter inform ICO of the measures which it proposes to take in order to make the same consistent, complete or sufficiently detailed and the Contractor undertakes to procure that any details or means or measures which the Contractor notifies to ICO under this clause 4.2 will, if agreed to by ICO, not result in any of the warranties or undertakings in this clause 4 ceasing to be correct or met.

4.3      If ICO does not consider that any matter proposed to it under clause
4.2 is either satisfactory or appropriate, ICO shall promptly notify the Contractor of this in writing and the Contractor shall then promptly notify ICO of a reasonable alternative.

4.4 Any variation to the IGFR or the Statement of Work to which ICO agrees under the terms of clause 4.2 or 4.3 shall be recorded in accordance with clause 58.

4.5 The Contractor undertakes that to the best of its knowledge, information and belief it is not, at the date hereof, aware of anything in the IGFR or the Statement of Work which is likely to result in any of the Top Level Milestones not being met or which will affect the likelihood of its ability to satisfy all of the functionalities of the IGFR or to deliver all of the ICONET Ground Facilities which in either case the Contractor is agreeing under this Agreement to fulfil or deliver by the Acceptance Set 5 Completion Date.

4.6 Where the Contractor shall be in breach of any aspect of any of the warranties and undertakings set out in clauses 4 or 40 or any of its other obligations relating to the provision of the ICONET Ground Facilities, the
Contractor shall be responsible, at its own cost   *   , for redesigning the
relevant aspect of and making any modifications to the ICONET Ground Facilities required to remedy any such breach and for procuring the provision of a suitable alternative to such Deliverables for ICO having functionality which is no less than that which was specified in the IGFR and/or the Statement of Work. The Contractor shall carry out such work, and procure that its Sub-Contractors carry out such work, expeditiously and use its best endeavours to ensure that the impact of such breach is minimised, especially as the same affects the time schedule for the implementation of service through the ICO System.


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1775
4.7 The warranties set out in this clause shall be deemed repeated on the first day of each calendar quarter by reference to such date and the facts and circumstances then in existence, save that in the case of the warranties contained in clauses 4.1 (g) and (h), with the addition at the beginning thereof of a qualification "save as has been notified in accordance with clause 63.3,".

4.8 If the Contractor or any Sub-Contractor makes a statement or provides ICO with information, ICO, acting by the Supervising Officer, shall be entitled by a written notice to the Contractor to require that the Contractor confirms the accuracy of such statement or information. Such notice shall refer to this clause 4.8 and, wherever possible, identify where and when the statement was made and the person who made the statement which ICO wishes the Contractor to confirm. The Contractor shall, acting by the Contractor's Authorised Representative, within fourteen days of ICO's notice (or in any case where ICO shall have identified that confirmation of such statement is a matter of extreme commercial urgency, by return) either confirm the accuracy of such statement or information, or where the same is incorrect or inaccurate, shall provide a qualified, corrected or accurate statement addressing the relevant subject-matter in sufficient detail to enable ICO to obtain a proper understanding of the position (any such statement or information so confirmed or deemed confirmed and any qualified, corrected statement or information being referred to in this clause 4.8 as a "Representation"). If the Contractor does not give a substantive reply to ICO's request within the relevant timescale as set out in this clause, the Contractor shall be deemed to have confirmed such Representation. The Contractor shall be deemed to warrant the accuracy of each Representation and ICO shall be entitled to rely for all the purposes of this Agreement (and in particular for the purposes of determining its course of action) upon the accuracy of any Representation.

4.9 Without prejudice to any rights which ICO may have as are provided for pursuant to the terms of this Agreement, the Contractor gives no warranties other than as are set out in this Agreement, whether, express, implied or statutory, on or with respect to the goods and services to be provided hereunder.

4.10 Where, and to the extent that, the Excluded Circumstances prevent the ICONET Ground Facilities from fully supporting the requirements of the IGFR and the end-to-end services referred to in clause 4.1(f), the Contractor shall to the maximum extent feasible make such modifications to the ICONET Ground Facilities as are required fully to support such requirements and such end-to-end services on terms to be agreed between the parties.

4.11 ICO shall not be entitled to bring a claim in respect of either any breach of any of the warranties set out in clause 4.1 nor for any breach of the undertakings set out in clause 6.1 unless ICO shall have notified the Contractor thereof in writing within six years following the Acceptance Set 5 Completion Date, except:


       (a) where the claim arises from a breach of any of such warranties relating to Further Works and/or Further Deliverables, in which event such claim may be brought only if ICO shall have notified the Contractor thereof in writing within six years following the Handover Date of the relevant Deliverable or the date of completion of the relevant Works; or

       (b) where the claim arises as a consequence of any Further Works and/or Further Deliverables which adversely affect any of the Deliverables delivered or Works completed before the Handover Date or date of completion of such Further Works, in which event such claim may be brought only if ICO shall have notified the Contractor thereof in writing within six years following the Handover Date of the relevant Further Deliverable or the date of completion of the Further Works which have caused such adverse effect, provided that in any of the foregoing circumstances, if the event giving rise to the claim for breach of warranty shall occur less than 12 months prior to the last day of any such six year period, in respect

         1776
of that claim only, the period for notification of the claim shall be extended to end 12 months after the date of the relevant event.

4.12 Any claim made by ICO for breach of warranty under clause 4 or for breach of undertaking under clause 6.1 shall be deemed withdrawn, and the breach (if any) shall be deemed to have been irrevocably waived by ICO, unless proceedings in respect of such claim shall have been issued and served by ICO on the Contractor within twelve months of such claim being notified by ICO to the Contractor.

5.       CONTRACTOR TO INFORM ITSELF FULLY

5.1 The Contractor shall be deemed to have examined all the Sites (other than those Sites specifically identified in Schedule 8 as not having been examined as of the date of this Agreement). No claim from the Contractor for additional payment will be allowed on the grounds of misinterpretation of any matter relating to those Sites which have been examined, unless ICO shall make any material change (other than in response to, or as may be made to meet, any of the requirements of the Contractor) to the relative positioning of the RFTs and the main hub building located at any such Site from those as shown by the latest plans of such Sites provided by ICO to the Contractor prior to the date of this Agreement. This clause 5.1 shall not affect ICO's obligations under clause 12.3.

5.2 ICO and the Contractor acknowledge that as at the date hereof the locations of certain intended Sites are not yet determined by ICO and that forthwith after the location of such Sites has been determined by ICO, ICO shall inform the Contractor of such location(s) and provide equivalent information to that provided in respect of the other Sites previously specifically identified and arrange for the Contractor to have the opportunity to examine such Sites. To the extent that any Site specific conditions or requirements could not reasonably have been anticipated by the Contractor at any of such Sites, clause 9 shall apply.

6.       STANDARD OF THE WORKS

6.1 To the extent that the standard of the Works has not been specified in this Agreement, the Contractor shall use good quality materials, techniques and standards, and shall procure that the Works are at all times carried out:

         (a) in an efficient, effective and safe manner and in accordance with Good Industry Practice;

         (b) in a way which is not likely to be injurious to health or cause damage to property;

         (c) in compliance with all relevant construction, environmental or other regulations of any kind which relate to the Works to be carried out on each Site; and

         (d) without prejudice to paragraph (c) but subject always to the provisions of clause 7, so far as relates to any of the Deliverables, to a single standard which shall in a uniform manner satisfy all of the qualifications and requirements which are applicable in each of the countries, and/or any other relevant regulatory requirements of any of the countries, in which any of the Sites is located unless the compliance with such uniform standard would, in any particular country, conflict with the mandatory requirements in such country in which event the latter standard shall prevail in that country, provided that in the event that any new regulation, qualification or requirement which relates to the Works as described in paragraph (c) or (d) above shall be issued and come into effect after the date hereof and compliance with such regulation, qualification or requirement results in an obligation to introduce a more onerous standard for the relevant Deliverable which as a consequence causes an increase in the costs of the Contractor, clause 9 shall apply.

         1777
6.2 ICO may, notwithstanding the foregoing provisions of this clause 6, advise the Contractor that ICO does not require the Contractor to produce all or any of the Deliverables or any aspect of them to any particular standard which may be called for under clause 6.1(d) in relation to all or any of the Sites. Any such notification shall not relieve the Contractor from the requirements of clause 4.1.


7.       UNIFORM STANDARDS

7.1 If the Contractor shall reasonably consider that the provisions of clause 6.1(d) shall impose a standard in relation to any particular Site which is significantly more onerous than that imposed in relation to any other Site and where compliance with such standard at the other Sites would not offer any material benefits to ICO, the Contractor may by notice in writing request that ICO waives compliance with such standard at those Sites at which such standard is not a mandatory requirement. At the date of this Agreement the only such instance identified by the Contractor which has been notified to ICO is the requirement in Germany for certain emission control which it has been agreed may be satisfied by an additional shielding box around the relevant equipment.

7.2 ICO shall consider any request made by the Contractor as referred to in clause 7.1 in good faith and may at its discretion waive any particular requirement in whole or in part and ICO may have regard in particular to the anticipated consequences for its ability to use Spares of common design or functionality at any of the Sites if the Deliverables are to be produced to differing standards.

7.3 If ICO shall in any particular instance waive such a requirement as shall be referred to in clause 7.1 and subsequently the standards shall change in any other country to introduce a more onerous standard for the relevant Deliverable which, as a consequence, causes an increase in the costs of the Contractor, then to the extent that such revised standard is the same as or no more onerous than that applicable at the Site referred to in clause 7.1, the Contractor shall not be entitled to a cost adjustment as referred to in the proviso to clause 6.1.

8        UNILATERAL CHANGES

8.1 ICO, acting by the Supervising Officer, may unilaterally at any time by written notice to the Contractor make changes to the IGFR and/or the Statement of Work in any one or more of the following:

         (a)      method of shipment or packing; and

         (b) other than in the circumstances referred to in clause 63, the time or the place of inspection or delivery of the Deliverables or Works to be provided under this Agreement;

provided that ICO shall endeavour to avoid unreasonable or impractical changes.

8.2 If any such change in clause 8.1 affects the cost of, or the time required for, performance of any part of this Agreement, an equitable adjustment shall be agreed to all or any of the Price (including, for the avoidance of doubt, a reduction in the Price), the Top Level Milestone Schedule, the payment terms, the IGFR and/or the Statement of Work (as the case may be). If necessary, the relevant clause(s) in this Agreement shall also be amended in accordance with clause 58.

8.3 The Contractor shall notify ICO in writing within thirty days from the date of ICO's written notification of the required change if it considers that an equitable adjustment under clause 8.2 should be made.

8.4 Where any materials or services are made obsolete or excess or cannot be used as a result of a change pursuant to clause 8.1, ICO shall have the right to prescribe the manner of disposal of such materials or services and the Contractor shall account to ICO accordingly for any net proceeds

         1778
realised as a consequence of the disposal (howsoever achieved) of such materials or services. If the Contractor is unable to dispose of such materials or services in the manner prescribed by ICO within a reasonable period (to be determined by reference to the particular materials or services and the circumstances) in spite of the Contractor's commercially reasonable efforts, the Contractor shall be free to dispose of such materials or services using the best method available with a view to maximising ICO's receipts in respect thereof.

Any such proceeds realised by the Contractor shall be accounted for to ICO in cash within 30 days of receipt by the Contractor on a separate invoice basis. Clause 17.5 shall be applicable to any such payment due to ICO. Subject to such payment being made in accordance with this clause 8.4, no deduction from any payment due from ICO to the Contractor pursuant to clause 16 shall be made on account of the same. For the avoidance of doubt, any change under clause 8.1 shall not, except as specified in clause 8.2, affect any obligation of ICO to the Contractor under clause 15.

8.5 Notwithstanding that ICO and the Contractor may not have agreed upon an appropriate equitable adjustment under clause 8.2, the Contractor shall implement the relevant change(s) required by ICO under clause 8.1 without delay.

8.6 For the purpose of this clause 8, any communication between the parties shall be enforceable and binding upon the parties only if signed by the Supervising Officer and the Contractor's Authorised Representative.

9        CHANGE CONTROL

9.1 Either party may at any time formally request in writing changes or additions to this Agreement, the IGFR or the Statement of Work (in this clause 9, a "change"). The procedures set out in this clause 9 shall apply to any such change whether it is ICO or the Contractor which shall propose the same. For the avoidance of doubt, these procedures shall not apply where clause 8 applies.

9.2 If ICO shall propose a change to the scope of this Agreement or the IGFR or the Statement of Work (other than those set out in clause 8), it shall notify the Contractor thereof in writing specifying in as much detail as ICO believes is practicable the nature of the relevant change including any parameters which ICO considers desirable. Such a notice will only be effective if signed by the Supervising Officer.

9.3 The Contractor shall respond promptly and in any event not more than 28 days after receiving notification from ICO under clause 9.2 (or as soon as possible thereafter if the Contractor shall show a longer period is reasonably required for such purpose) and state:

         (a) any information known by any member of the NEC Team or any relevant Sub-Contractor relating to the implications of such change and the work required to be performed by the NEC Team or any relevant Sub-Contractor; and

         (b) any other information known by any member of the NEC Team or any relevant Sub-Contractor which is likely to be material to ICO's decision to pursue such addition or change or which ICO reasonably requests for such purposes; and

         (c) the estimated cost and time required to prepare a Detailed Report as defined in clause 9.5.

9.4 If any member of the NEC Team or any relevant Sub-Contractor shall consider that a change or addition to the IGFR and/or the Statement of Work is in the interests of ICO and should be considered by ICO, the Contractor shall notify ICO of such proposal in writing. Such notification shall specify in as much detail as is practicable the nature of the change or addition that is being proposed for ICO's consideration and shall state all information known by any member of the NEC Team or any Sub-Contractor and any information (including but not limited to the implications of any such change

         1779
on the work required to be performed by any member of the NEC Team or any relevant Sub-Contractor) which ICO might reasonably consider to be material to its decision whether or not to ask the Contractor to pursue such addition or change.

9.5 Following receipt of information under clauses 9.3 or 9.4, ICO shall within a reasonable period give notice to the Contractor in writing whether or not it wishes to consider the matter further whereupon the Contractor shall provide promptly and in any event within not more than 90 days after the date of such notice (or as soon as possible thereafter if the Contractor shall show a longer period is reasonably required for such purpose) a detailed report to ICO on the technical feasibility of such change or addition to the IGFR and/or the Statement of Work and all consequential changes and effects for and upon the ICONET Ground Facilities or the ICO System as a whole (including the timetable and cost structure) which can reasonably be anticipated to flow therefrom (the "Detailed Report").

If such Detailed Report is prepared as a result of a request made under clause 9.2, the Contractor shall be entitled to claim and receive a reasonable cost to be agreed in advance with ICO for the preparation of such Detailed Report.

If such Detailed Report is prepared as a result of a request in response to a proposal made pursuant to clause 9.4, the Contractor shall as a general principle not be entitled to claim or receive any costs for the preparation of the Detailed Report, though ICO recognises that the complexities of the relevant circumstances may be such that an equitable cost sharing would be appropriate

9.6 The Detailed Report shall contain in addition to the information supplied under clause 9.5:

         (a)      a full description of the work proposed to be performed;

         (b)      a firm fixed price;

         (c) a schedule for the implementation of the work including the effect (if any) upon the Master Level Schedule; and

         (d) the required modifications to the IGFR and/or the Statement of Work and (if any) to this Agreement in order to effect the change.

9.7 ICO shall consider such Detailed Report referred to in clause 9.5 and shall promptly and in any event within not more than 60 days after the date of receipt of such Detailed Report (or as soon as possible thereafter if ICO shall show a longer period is reasonably required for such purpose) request such further information from the Contractor as ICO may reasonably require in connection with the proposals and/or request the Contractor to make modifications to the proposals contained in such Detailed Report as ICO may reasonably require.

The Contractor shall promptly thereafter supply such information to ICO and/or make such modifications as the Contractor considers appropriate.

9.8 If ICO considers that the proposed changes should be made, ICO shall so notify the Contractor in writing and, following agreement by the parties as to any required changes to this Agreement including any consequential changes in all or any of the Price (including, for the avoidance of doubt, a reduction in the Price), the Top Level Milestone Schedule, the payment terms, the IGFR and/or the Statement of Work (as the case may be), the parties shall then record such agreement in writing (a "Change Order").

9.9 For the purpose of this clause 9, any communication between the parties and any Change Order shall be enforceable and binding upon the parties only if signed by the Supervising Officer and the Contractor's Authorised
Representative.

[10]     Not used

         1780
11       CONTRACTOR'S ABILITY TO APPOINT AND LIABILITY FOR SUB-CONTRACTORS

11.1 The Contractor will ensure that the Works are carried out in such a manner as will fulfil the IGFR and the Statement of Work as amended from time to time in accordance with the terms of this Agreement using the other members of the NEC Team as the Principal Sub-Contractors to carry out the Works. In accordance with the terms of this clause, the Contractor and its Sub-Contractors may sub-contract such elements of the Works as they consider to be appropriate but the Contractor shall remain fully responsible for the performance of this Agreement, the preparation and delivery of the Deliverables and the completion of the Works which are scheduled to be completed by the relevant Top Level Milestones notwithstanding any default or failure to perform by any Sub-Contractors.

11.2 Before any Sub-Contractor is appointed (whether directly by the Contractor or indirectly by any other person who is a sub-contractor) to carry out any part of the Works (other than the supply of commodity or stock items which does not involve the disclosure to such Sub-Contractor of Confidential Information of or relating to ICO or any aspect of the ICO System), the Contractor shall notify ICO in writing of the name and intended scope of work of each sub-contractor proposed to be engaged to carry out any Works. ICO may, on reasonable grounds, reject any proposed sub-contractor (but shall not be required to set out in detail its reasons for any such rejection) and any such rejection shall not give the Contractor the right for any claim for delay in the Master Level Schedule. If ICO does not notify the Contractor of its rejection of a proposed sub-contractor within 15 days (or such longer period as the parties may agree) of receipt of the Contractor's notice of intention to engage such proposed sub-contractor (together with the scope of work referred to above), the proposed sub-contracting arrangement may, subject to clause 11.3, be entered into.

11.3 Prior to concluding any sub-contracting arrangements as referred to in clauses 11.1 and 11.2 the Contractor shall, unless ICO otherwise specifically requires, submit the following:

         (a) a detailed statement of the works to be sub-contracted, if this should vary materially from that supplied under clause 11.2; and

         (b) satisfactory directly enforceable confidentiality and other undertakings between the prospective Sub-Contractor and ICO in a reasonable form provided by ICO within 30 days of the date of this Agreement.

11.4 If ICO reasonably requests the Contractor to procure the change of any personnel allocated by the Contractor or any Sub-Contractor to work in connection with the provision of the Deliverables, then the Contractor shall ensure that such personnel cease to be actively engaged in any Works.

The Contractor shall ensure that, when on the premises of ICO, any of its agents or sub-contractors or the Site Operators, the personnel of the Contractor and its Sub-Contractors comply with any rules and regulations which are applicable generally to staff or visitors on such premises.

11.5 In performing its obligations under or in connection with this Agreement (other than as provided in the Statement of Work as at the date of this Agreement) the Contractor shall, and shall procure that Sub-Contractors shall, use its/their best endeavours to ensure that it does/they do not:

         (a) create or impose any requirements in relation to the Works which are incapable of being fulfilled at reasonable cost by any third parties; and/or

         (b) develop its/their own components if satisfactory components are available from any third parties at a lower cost,

unless such requirements or development can be justified on an objective basis.

11.6 The Contractor will, and will ensure that the Sub-Contractors will, provide work space to a standard commensurate with efficient work practices for any ICO Staff whose attendance at the

         1781
Contractor's or such Sub-Contractor's places of work as is needed to advise or test or otherwise participate in the achievement of the terms of this Agreement.

12       ICO OBLIGATIONS

12.1 Without prejudice to ICO's other obligations under this Agreement, ICO shall provide the Contractor with such information, services and equipment as specified in the Statement of Work. ICO shall also provide to the Contractor access to SANs and/or NMCs in accordance with Section 4.1.5 of Annex 7B of the Statement of Work. In the event that ICO shall fail to provide such access, the procedures and processes described in Section 4.1.6 of Annex 7B shall be applied. To the extent that ICO's failure in any material respect to, otherwise, comply with its obligations under this clause 12.1 shall adversely and directly affect the ability of the Contractor to comply with the Top Level Milestone Schedule and any applicable Top Level Milestones, to the extent the Contractor can demonstrate the same to be required, the Top Level Milestone Schedule and Top Level Milestones shall be adjusted in an equitable manner.

12.2 ICO shall be responsible for securing any applicable official operating licenses or authorisations required by central government authorities relating to the civil works at the Sites, and for the operation or testing, of the ICONET Ground Facilities or any part of the ICO System (excluding any equipment certifications), and ICO shall pay any necessary taxes or licence fees imposed as a condition for obtaining the same and use its reasonable endeavours to ensure that the Contractor will not be materially delayed in fulfilling any of its responsibilities hereunder.

12.3 Subject to clause 25.2, ICO shall ensure that such preparations and provisions are made at each of the Sites to meet the requirements specified in Annex 3 of the Statement of Work. If such preparations and provisions are inadequately carried out by ICO, other than by reason of such preparations and provisions having been inadequately or incorrectly specified by the Contractor, then any reasonable costs thereby incurred by the Contractor shall be reimbursable in accordance with clause 17 to the Contractor and, to the extent that it can demonstrate the same to be required, the Top Level Milestone Schedule and Top Level Milestones shall be adjusted in an equitable manner. In any other case the Contractor shall be responsible for carrying out, and for all costs and expenses incurred in carrying out, any works required to correct and/or supplement any inadequate or incorrect specifications and the Contractor shall not be entitled to any adjustment in the Top Level Milestone Schedule.

12.4 In order to assist the Contractor in its Site installation activities ICO shall, upon the request of the Contractor, provide reasonable assistance to the Contractor in the co-ordination of the Contractor's activities with those of the Site Operators and other ICO Staff.

13       QUALITY ASSURANCE

13.1 The Contractor shall operate a system of quality management and control which satisfies the requirements set out in Annex 4 of the Statement of Work.

13.2 The Contractor shall satisfy ICO that all relevant manufacturing processes are controlled and are defined adequately by process specifications and drawings, work instructions and procedures. Quality controls to be operated by the Contractor shall include but not be limited to:

         (a) satisfactory control of sources of supply and materials, piece parts and components;

         (b) conformance to manufacturing specifications, drawings, documented procedures and work instructions;

         (c) adequate documentary evidence including certification of completion of state inspection and test routines;

         (d)      investigation of defects and control of corrective action;

         1782
         (e)      satisfactory storage, handling and delivery of material; and

         (f) control and calibration of inspection, measuring and test equipment.

13.3 Subject to applicable legal restrictions in the country of manufacture, ICO reserves the right at its discretion for ICO Staff to inspect visually all of the Deliverables and to witness any or all quality assurance tests and inspection procedures and examine quality assurance records relating thereto at any of the Sites or any of the locations where the NEC Team or any Sub-Contractors (excluding any Sub-Contractor who shall not have been required to enter into a direct undertaking with ICO pursuant to clause 11) carries out the Works. ICO shall give the Contractor 7 days written notice of its intention to make any inspection or to witness any quality assurance tests or to examine any quality assurance records.

13.4 The Contractor shall promptly upon ICO's request make available to ICO at the relevant place of inspection or at such other locations as may be mutually agreed all quality assurance records and other pertinent manufacturing data, including any drawings, inspection and test data, which are reasonably necessary to enable ICO to satisfy itself as to the Contractor's compliance with the quality assurance standards called for under the Statement of Work.

13.5 Any inspection and/or test and/or examination made or attended by ICO Staff under this clause shall not relieve the Contractor of its responsibility to conform to the requirements of this Agreement.

14       ICONET INTEGRATION

14.1 The Master ICONET Integration Plan Document which is referred to in Annex 9 of the Statement of Work (the "MIIPD") describes the range of ICO System integration tests and services which the Contractor has granted ICO the option to request the Contractor to carry out (the "ICONET Integration"). Table 1 of Annex 9 lists the various campaigns which are more fully described in the MIIPD (the "ICONET Integration Campaigns") and the associated management that may be required of the Contractor (the "Associated Management"). Table 1 of Annex 9 also sets out the number of man-months which the Contractor has offered to provide, all of which may be adjusted in accordance with clause 14.6. The schedule for the completion of such services is set out in Table 2 of Annex 9 (the "ICONET Integration Schedule"). Annex 9 also establishes the additional responsibilities associated with the performance of ICONET Integration which the parties agree to assume if ICO elects to exercise its option.

14.2 ICONET Integration shall be carried out in two phases. The first phase shall commence in 1998 (the "First Integration Phase") and the second phase shall commence in 1999 (the "Second Integration Phase"). During the period from the execution of this Agreement until, in the case of the First Integration Phase, 15 July 1997 and, in the case of the Second Integration Phase, 30 November 1997, ICO and the Contractor shall consult regarding the detailed definition of the respective ICONET Integration Campaigns. The Contractor will provide all reasonable assistance to ICO to enable ICO to make an informed judgement as to whether or not to exercise the option in accordance with clause 14.3.

14.3 ICO may exercise the option contained in clause 14.1 for the First Integration Phase by notifying the Contractor in writing by no later than 15 July 1997. ICO may subsequently exercise the option contained in clause 14.1 for the Second Integration Phase by notifying the Contractor in writing by no later than 30 November 1997.

14.4 The Contractor shall, within 2 months of the receipt of each of ICO's notifications pursuant to clause 14.3, submit specific proposals to ICO which will include:

         (a) the detailed definition of the ICONET Integration Campaigns which ICO has elected to be performed by the Contractor in accordance with clause 14.3;

         1783
         (b) the qualifications and numbers of personnel and the resultant man-months which the Contractor proposes for each ICONET Integration Campaign and, for the purpose of clause 14.16, the minimum number of man-months for each ICONET Integration Campaign (which shall never exceed 25% of the total proposed man-months for each ICONET Integration Campaign);

         (c) the location(s) at which each ICONET Integration Campaign is proposed to be performed and the resultant travel costs;

         (d) the duration and sequence for the performance and completion of each ICONET Integration Campaign together with an amended ICONET Integration Schedule;

         (e) the content and price of the documents specified to be provided by the Contractor in accordance with Section 9 of Annex 9 which shall constitute the Deliverables for the purpose of this clause 14 but, for the avoidance of doubt, not for the purpose of the Acceptance Criteria set out in Annex 10 of this Agreement;

         (f) the special test equipment required for each ICONET Integration Campaign identifying those items of special test equipment to be provided by ICO which are set out in Table 3 of Annex 9, together with the dates by which, and the locations to which ICO supplied test equipment is to be provided for each ICONET Integration Campaign;

         (g) the relevant Associated Management man-months required by the Contractor for the management of the ICONET Integration Campaigns; and

         (h) the additional resources described in Section 3.8 of Annex 9 (the "Additional Resources") and the Contractor's best estimate of its price for providing such Additional Resources. The extent and price of such Additional Resources will be subject to reduction to the extent that ICO elects to provide some or all of such Additional Resources.

14.5 The Contractor will, if requested by ICO, amend its proposals submitted pursuant to clause 14.4 to meet the reasonable requirements of ICO.

14.6 ICO may, after receipt of each of the Contractor's proposals pursuant to clause 14.4, issue a Change Order to the Contractor. For the First Integration Phase, ICO may issue such Change Order in a timely manner and in any event no later than 31 January 1998. For the Second Integration Phase, ICO may issue a further Change Order in a timely manner and in any event no later than 31 May 1998. Such Change Orders shall specify:

         (a) the ICONET Integration Campaigns to be undertaken by the Contractor;

         (b) the qualifications and numbers of personnel and the resultant man-months for each ICONET Integration Campaign, including for the purposes of clause 14.16 the minimum number of man-months for each ICONET Integration Campaign to be paid for by ICO;

         (c) the location(s) at which each ICONET Integration Campaign is to be performed and the total resultant travel costs;

         (d) the duration and sequence for the performance and completion of each ICONET Integration Campaign together with the amended ICONET Integration Schedule;

         (e)      the content and price of the Deliverables;

         1784
         (f) the special test equipment required for each ICONET Integration Campaign which ICO will make available for use by the Contractor;

         (g)      the Associated Management man-months;

         (h) the Additional Resources (if any), and the times by which and the locations at which ICO will provide such Additional Resources to the Contractor for each ICONET Integration Campaign at its own cost; and

         (i) the Additional Resources which the Contractor will provide for each ICONET Integration Campaign and the associated cost (if any).

The Contractor shall accept such Change Orders provided that in each case (a),
(b), (d), (e), (f), (g) and (i) are generally consistent with, and do not exceed the Contractor's proposals pursuant to clause 14.4. In any other event, ICO and the Contractor shall mutually agree the Change Orders in accordance with clause 9.

14.7 The ICONET Integration services shall be carried out in accordance with Annex 9 and any Change Orders agreed in accordance with clause 14.6. Such services shall constitute the Works for the purposes of this clause 14 but, for the avoidance of doubt, shall not be Works for the purposes of the Acceptance Criteria set out in Annex 10 of this Agreement.

14.8 Within 6 months of the date of this Agreement the parties shall agree a reporting procedure for all Works. Such procedures shall include weekly written reports by the Contractor concerning the man-months expended, expenses incurred by the Contractor, and the progress of each ICONET Integration Campaign.

14.9 The Contractor shall, in a timely manner, inform ICO if the Contractor anticipates that the remaining man-months for an individual ICONET Integration Campaign will be insufficient to permit the completion of such ICONET Integration Campaign. ICO may direct the Contractor in writing to reallocate man-months from other ICONET Integration Campaigns so as to permit the Contractor to complete such ICONET Integration Campaign. If ICO shall instruct the Contractor to modify the scope of, or not to complete an ICONET Integration Campaign, the Contractor shall be responsible for performing such ICONET Integration Campaign only to the extent so instructed by ICO. If ICO gives no directions to the Contractor, then the Contractor shall be entitled to cease carrying out the relevant ICONET Integration Campaign once all the remaining applicable man-months have been expended. In the event that ICO directs that man-months are to be reallocated to any ICONET Integration Campaign from other ICONET Integration Campaign(s), the Contractor shall advise ICO immediately in writing as to the anticipated effects upon the Contractor's performance and completion of the remaining ICONET Integration Campaigns. If ICO does not provide instructions as to how to proceed within 5 days (or such other time as may be mutually agreed) of being informed by the Contractor of the effect upon the remaining ICONET Integration Campaigns the Contractor shall be obliged to expend only the remaining available man-months. The total number of man-months specified in the Change Orders agreed in accordance with clause 14.6 shall not be exceeded. If either party wishes to apply further effort beyond the total number of man-months specified in the Change Order agreed in accordance with clause 14.6, then the requesting party shall propose a further Change Order for consideration and agreement by the other party in accordance with clause 9.

14.10 The Contractor will submit invoices to ICO, and ICO shall pay the same in United States Dollars, subject to clauses 14.11 and 14.12, payable within 30 days after receipt of valid invoices in accordance with clause 17 as follows:

         (a) man-months - monthly in arrears for the man-months that have been expended by the Contractor using the rate specified in Appendix 3 to Schedule 9;

         1785
         (b) travel costs - monthly in arrears for the actual travel costs incurred by the Contractor (all travel shall be by economy or equivalent class);

         (c) Additional Resources - monthly in arrears for the actual costs incurred by the Contractor; and


         (d)      Deliverables -

                  (i) ICONET Integration Requirements (Final) - after approval by ICO, 40% of the price of the Deliverables;

                  (ii) ICONET Integration Plan (Final) - after approval by ICO, 30% of the price of the Deliverables; and

                  (iii) ICONET Integration Report (Formal) - after approval by ICO, 30% of the price of the Deliverables.

14.11 All invoices for man-months shall identify the ICONET Integration Campaign to which they relate the names of the relevant personnel deployed by the Contractor together with the total time, rate, and the relevant locations where the ICONET Integration activities were performed. All invoices for travel shall be accompanied by actual tickets (or copies thereof). All invoices for Additional Resources provided by the Contractor shall be accompanied by a summary of the Additional Resources used and total actual amount paid by the Contractor for such Additional Resources.

14.12 In substantiation of its invoices the Contractor will keep accurate records of the number of personnel and the man-months which it has devoted to each of the ICONET Integration Campaigns and Associated Management. Such records shall be submitted to ICO on a monthly basis for ICO's review. ICO may require the Contractor to provide additional information if, in ICO's reasonable opinion, the information provided by the Contractor is incomplete or is insufficient for the purpose of substantiating the associated invoice. No invoices for any Works shall be payable by ICO unless such records have been submitted to ICO in accordance with this clause and the relevant invoice shall not be due and payable by ICO unless such records have been submitted at least 15 days before the date such invoice is due and payable.

14.13 If the Contractor should exceed the total number of man-months for any or all of the ICONET Integration Campaigns or the Associated Management, the travel costs, or the costs for Additional Resources which are specified in the Change Orders agreed in accordance with clause 14.6 (except as may have been agreed by ICO in accordance with clause 14.9 or subsequent Change Order(s)), then ICO shall not be obliged to make any increase in the price payable for the ICONET Integration.

14.14 In the event that ICO provides the Additional Resources in accordance with clause 14.6(h) and the Contractor delays or cancels the activities for which such Additional Resources were provided (unless the delay or cancellation was the result of an event outside the reasonable control of the Contractor), ICO shall be entitled to recover any actual costs which result from such delay or cancellation by the Contractor in accordance with clause 17.

14.15 The Contractor will maintain and update the MIIPD and the ICONET Integration Schedule. Either party may propose changes to the MIIPD or the ICONET Integration Schedule. The ICONET Integration Schedule shall be adjusted to reflect changes to activities or events within the Master Level Schedule which directly affect the performance or completion of ICONET Integration activities. All changes to the MIIPD and the ICONET Integration Schedule shall be subject to the approval of ICO.

14.16 ICO shall be entitled, at any time during the Contractor's performance of the Works, to direct the Contractor by written notice to cease all or any part of such Works. The Contractor and all relevant Sub-Contractors shall, within 15 days after the date of the notice (or such later date as may be specified by

         1786
ICO in such notice), cease such Works in an orderly manner (or in such manner as may reasonably be specified by ICO) so as to minimise disruption to any other integration activities being carried out and so as to preserve the results of the Works agreed to be performed in accordance with Annex 9 and any Change Orders pursuant to clause 14.6. The Contractor shall be entitled to:

         (a) reimbursement of all costs incurred up to the date specified by ICO to cease activities provided that such costs do not exceed the amount associated with the ICONET Integration Campaign(s) so terminated; and

         (b) if such notice results in the Contractor receiving for each ICONET Integration Campaign terminated by such notice less than the amount payable for the minimum man-months agreed in accordance with the relevant Change Order pursuant to clause 14.6, then the Contractor will be entitled to claim the difference between the actual man-months expended by the Contractor and the amount payable for the minimum man-months for each such terminated ICONET Integration Campaign.

Other than the sums referred to in (a) and (b) above, the Contractor shall have no other claims of any nature arising from the termination by ICO of such activities. For the avoidance of doubt, all amounts payable by ICO in accordance with this clause 14.16 (except for any difference between the actual man-months expended by the Contractor and the minimum man-months agreed in accordance with the relevant Change Order pursuant to clause 14.6) shall be substantiated by such evidence as is to be provided for monthly invoices in accordance with clause 14.12.

14.17 If any invoice submitted to ICO pursuant to clause 14.10 shall be overdue for payment by ICO for 60 days or more, unless ICO has disputed such invoice on reasonable grounds and has notified the Contractor in writing of such dispute, the Contractor shall be entitled to stop performing all or any of the Works.

14.18 The Contractor will co-operate with ICO Staff in the performance of ICONET Integration activities pursuant to this clause 14 or any additional integration activities which ICO may choose to carry out.

14.19 For the avoidance of doubt, ICO shall not be responsible, for the purposes of this clause 14, for the importation by the Contractor or any Sub-Contractor of any installation and test tools, equipment, materials or other effects (including personal) in connection with this clause 14.

14.20 The following clauses of this Agreement shall not apply to the Works provided in accordance with this clause 14 and Annex 9 of the Statement of Work:
4.1 (a) to (f) inclusive; 4.1 (h), (i) and (n); 4.2 to 4.5 inclusive, 4.7, 4.10,
5, 6.1 (d), 6.2, 7, 8, 11.5, 12.3, 13.2 to 13.5 inclusive, 15, 16.2 to 16.17 inclusive, 18, 19, 22, 25 to 40 inclusive, 44 to 50 inclusive, 54, 55.4 and 56.

14.21 For the purposes of this clause 14, the following clauses of this Agreement are amended as follows;

         (a) clause 4.1 (l): "it will provide, and will ensure that its Sub-Contractors provide, suitably skilled and appropriately experienced personnel required to fulfil the objectives of Annex 9 of the Statement of Work agreed in accordance with the relevant Change Order pursuant to clause 14.6 and clause 14";

         (b) clause 4.6: "Where the Contractor shall be in breach of any aspect of its warranties and undertakings set out in clause 4 relating to ICONET Integration, except for those parts of clause 4 specifically excluded in clause 14.20 or as amended by clause 14.21, the Contractor shall be responsible, at its own cost, for rectifying the consequences of any such breach"; and

         (c) clause 11.1: "The Contractor will ensure that the Works are carried out in such a manner as will fulfil Annex 9 of the Statement of Work as amended from time to time in

         1787
                  accordance with the terms of this Agreement, using the other members of the NEC Team as the Principal Sub-Contractors to carry out the Works. In accordance with the terms of this clause, the Contractor may sub-contract such elements of the Works as they consider to be appropriate but the Contractor shall remain fully responsible for the performance of the Works, the preparation and delivery of the Deliverables and the completion of the Works which are scheduled to be completed in accordance with the ICONET Integration Schedule notwithstanding any default or failure to perform by any Sub-Contractors."

PART C - PRICE AND PAYMENT

15       PRICE

15.1 ICO shall pay an aggregate total price of US$xxx for the complete performance by the Contractor of all of its obligations under this Agreement together with a further sum of US$xxx (in respect of freight and insurance as referred to in the Pricing Schedule), which amounts shall be subject to adjustment only in respect of (i) changes agreed under clause 9 and (ii) the cost of any Option items upon exercise of the relevant Option or other items or services purchased under clause 46; (such aggregate amount, as so adjusted, being referred to as the "Price"). Any Instalment payment made shall discharge the relevant portion of the Price and shall not be reclaimable by ICO but without prejudice to ICO's right to claim damages and/or indemnity in accordance with the provisions of this Agreement in the event of any breach by the Contractor.

15.2 The Price shall be payable in Instalments as set out in the Payment Schedule, but the obligation of ICO to pay any Cash Invoice (other than any Cash Invoices relating to the initial Instalment) shall be subject to clauses 15.3 and 16.

15.3 If the Contractor fails to achieve a Top Level Milestone by or within the period of 21 days commencing on the Milestone Date, then ICO may defer payment of any Cash Invoice which shall as a consequence become a Deferred Cash Invoice.

ICO must notify the Contractor if it considers on any reasonable grounds that any Top Level Milestone has not been achieved by the relevant Milestone Date and, having done so, shall, subject to the provisions of this clause 15.3 and in particular to the Contractor's entitlement to contest ICO's entitlement to impose the deferral, be entitled to treat all Cash Invoices which would, but for this clause 15.3, have a Relevant Payment Date more than 21 days after the relevant Milestone Date as Deferred Cash Invoices under this clause 15.3. Until the relevant Top Level Milestone shall have been achieved, Cash Invoices shall continue to be issued by the Contractor, but shall automatically become Deferred Cash Invoices and shall not be payable so long as they remain Deferred Cash Invoices.

The Contractor must notify ICO by facsimile within 10 days of receiving such notification from ICO of whether it disputes ICO's entitlement to impose the deferral. If the Contractor does not so notify ICO, then it shall be deemed to accept that the deferral is being properly imposed by ICO in accordance with the terms of this Agreement and the due date for payment of each of the Deferred Cash Invoices shall be 21 days following the date upon which the deferral ends (or, if later, the date 30 days after the receipt of the relevant Deferred Cash Invoice).

If the Contractor notifies ICO that the imposition of the deferral is disputed by the Contractor on reasonable grounds, then ICO shall upon the day falling 30 days after the date of receipt of each Cash Invoice being treated by ICO as a Deferred Cash Invoice pay the amount of the same into the Escrow Account. The due date for payment of each such invoice shall (if there is a Determination that the deferral was properly imposed in accordance with the terms of this Agreement) be 21 days following the date upon which the deferral ends (or, if later, the date 30 days after the receipt of the invoice) or (if there is a Determination that the deferral was not properly imposed in accordance with the terms of this Agreement) the original Relevant Payment Date for such invoice (and ICO shall have an obligation to pay interest to the Contractor pursuant to clause 16.10 accordingly).

         1788
Any deferral pursuant to this clause 15.3 shall end as soon as the relevant Top Level Milestone shall have been achieved and any Deferred Cash Invoices shall thereupon cease to be Deferred Cash Invoices.

15.4 For the avoidance of doubt, all references in this clause 15 to a Milestone Date shall refer to the adjusted timing of such Milestone Date as Determined pursuant to any of the provisions in this Agreement which require or permit an alteration to the timing of achievement of Top Level Milestones.

15.5 For the avoidance of doubt, the Price is fixed, including, without limitation the following:

         (a) all place of origin taxes; except that if the place of origin is in the same country as the Site at which the relevant Deliverable is to be installed or the relevant service forming part of the Works is to be supplied, then the Net Cost shall be calculated and the Additional Amount shall be added the price as set out below. The "Net Cost" means:

                  (i) the part of the Price attributable to such Deliverable or service; less

                  (ii) in the amount of any export duties that the Contractor would have incurred on the export from the place of origin of such Deliverable or service if it had been exported.

                  The "Additional Amount" means:

                  (i) the amount of any Value Added Tax or other similar tax which would have been imposed by the laws of that country on a supply of that Deliverable or service to ICO for a price equal (on a tax exclusive basis) to the Net Cost less

                  (ii) the amount (if any) of such export duties taken into account in determining the Net Cost.

         (b) any charges relating to export licences, certificates of origin, export document preparation, and export packaging;

         (c) insurance (including transit through to Sites, storage on Site, installation and testing);

         (d)      shipping and transportation costs;

         (e) employee and employee-related costs of the Contractor and Sub-Contractors;

         (f) all necessary licences, fees or other charges necessary for the performance of the Works except:

                  (i) licences (and their associated costs) that the Site Operator requires for its operation of the ICONET Ground Facilities; and

                  (ii) any local and/or central or other governmental approvals and permits for any civil work,

                  (which licences, approvals and permits referred to in paragraphs (i) and (ii) above shall be at the cost of ICO);

         (g) all taxes on the goods originally sold or provided by the Contractor to ICO under this Agreement (EXCEPT import duty and customs duties, including Value Added Tax or any similar sales tax (which excluded taxes shall be paid in accordance with clause 28) and ALL VALUE ADDED TAX AND ANY SIMILAR SALES TAX ON SERVICES WHICH ARE NOT RECOVERABLE BY THE CONTRACTOR OR ANY SUB-CONTRACTOR OR ANY OF THEIR RESPECTIVE

         1789
                  AFFILIATES) incurred by the Contractor and Sub-Contractors and their employees associated with performing any part of the Works in the country where the relevant Deliverables are to be installed or where the services are to be provided; and

         (h) any penalties or fines incurred by the Contractor and Sub-Contractors or their employees.


16       PAYMENT AND PAYMENT TERMS

16.1 The payment by ICO of any moneys to the Contractor in respect of this Agreement shall not be deemed to be acceptance by ICO of any Works or Deliverables in respect of which such moneys are paid.

16.2 The Contractor shall submit a Cash Invoice (and a copy invoice) to ICO for the Cash Portion of each Instalment of the Price payable in accordance with the Payment Schedule or clause 14 as appropriate. Each Cash Invoice shall be accompanied by appropriate supporting paperwork. In any case where the Instalment becomes due on shipment of any Equipment, this paperwork shall include a copy of the bill of lading (or other equivalent document).

16.3 All of the Contractor's Cash Invoices, other than any Deferred Cash Invoices during the period of the relevant deferral pursuant to clause 15.3, shall, provided that the same shall be in accordance with the requirements of this Agreement, be due and payable in United States Dollars by ICO within 30 days of the date of receipt by ICO of the Cash Invoice (the "Relevant Payment Date").

16.4 Any invoices which are to be submitted to ICO pursuant to this Agreement shall be addressed to ICO Global Communications Holdings BV, Drentestraat 20, 1083 HK, Amsterdam, Netherlands with a copy to ICO Services Limited, 1 Queen Caroline Street, London W6 9BN.

16.5 In the event that ICO disputes its liability to pay the whole or any part of a Cash Invoice or a Deferred Cash Invoice, ICO will advise the Contractor of its dispute and (in reasonable detail) the grounds therefor (including the Instalment(s) to which the dispute relates and the Disputed Percentages of it or them) by no later than nine days before the Relevant Payment Date (or, the date which would, if the invoice were not a Deferred Cash Invoice, have been its Relevant Payment Date). For the avoidance of doubt, in the case of a dispute relating to an invoice only the Disputed Percentage of the Cash Portion shall be treated as disputed in relation to the relevant Cash Invoice or Deferred Cash Invoice.

For the avoidance of doubt ICO shall by the Relevant Payment Date pay to the Contractor those portions of any Cash Invoice which shall not be the subject of a deferral pursuant to clause 15.3 and which are not in dispute and the parties shall use reasonable efforts to resolve any dispute concerning the Disputed Percentage of any Instalment.

16.6.    This clause 16.6 applies if at any time:

         (a) ICO disputes its liability to pay an amount invoiced in good faith by the Contractor in a Cash Invoice which appears on its face to have been calculated and to be payable in accordance with the Payment Schedule or clause 14, including without limitation any Cash Invoice which ICO claims that it has the right to defer pursuant to clause 15.3 unless the Contractor accepts that claim; and

         (b) that would result in the aggregate of all amounts so invoiced which are then in dispute (each a "Disputed Amount" and collectively "the Disputed Amounts", which expression shall for the avoidance of doubt in relation to any Instalment include only the Disputed Percentage of the Cash Portion and not the Disputed Percentage of the Financed Portion, if any) equalling or exceeding any Escrow

         1790
                  Trigger Amount(s). If it would equal or exceed more than one Escrow Trigger Amount, then the higher or highest shall be the relevant one.

For the avoidance of doubt, any Cash Invoice issued by the Contractor being for an amount not invoiced in good faith or which does not appear on its face to have been calculated and to be payable in accordance with the Payment Schedule or clause 14, as appropriate, shall not be payable by ICO unless and until ICO agrees that the same shall have been properly issued and the requirement to pay a Disputed Amount into the Escrow Account shall not apply in relation thereto.

If this clause 16.6 applies, then ICO shall (on the Relevant Payment Date for the Cash Invoice or, in the case of a Deferred Cash Invoice, the due date for payment of it) pay into the Escrow Account an amount sufficient to ensure that the balance on the Escrow Account relating to Disputed Amounts under this Clause 16 (after deduction of any amounts which either ICO or the Contractor is then entitled to have paid to it pursuant to clause 16.7) equals or exceeds the relevant Escrow Trigger Amount.

16.7 The parties shall in the Escrow Agreement jointly instruct the Escrow Agent to hold the balance on the Escrow Account in accordance with the relevant provisions of this Agreement.

If there is a Determination, that any Disputed Amount or any part thereof is payable to the Contractor (either because any deferral under clause 15.3 was not in accordance with the terms of this Agreement, the dispute was otherwise ill-founded, relevant outstanding Works giving rise to a disputed deferral have been completed as referred to in clause 15.3 or the cause of the dispute has been remedied), then ICO shall join within 5 days of the date of the Determination with the Contractor in instructing the Escrow Agent to make a payment out of the Escrow Account to the Contractor of any amount held in the Escrow Account in respect of that Disputed Amount (or the appropriate part thereof), together with any interest earned on that amount. This payment shall be applied in or towards satisfaction of any liability of ICO in respect of the relevant Disputed Amount (and interest accrued pursuant to clause 16.10 upon it) pursuant to clause 16.8 or, as the case may be, clause 16.9.

If there is a Determination that any Disputed Amount or any part thereof is not payable by ICO to the Contractor or that ICO was entitled to make a deferral pursuant to clause 15.3 which the Contractor has challenged, then the Contractor shall join within 5 days of the date of the Determination with ICO in instructing the Escrow Agent to make a payment out of the Escrow Account to ICO of any amount held in the Escrow Account in respect of that Disputed Amount (or the appropriate part thereof) or, as the case may be, that deferral, together in either case with any interest earned on that amount in the Escrow Account.

16.8 If there is a Determination that any dispute raised by ICO against all or part of an invoice was ill-founded or that a deferral pursuant to clause 15.3 was not in accordance with the terms of this Agreement, then ICO shall within 9 days of the date of the Determination pay to the Contractor any balance of the Disputed Amount found by the Determination to be payable to the Contractor together with interest thereon calculated in accordance with clause 16.10, after taking account of any payment to be made to the Contractor out of the Escrow Account pursuant to clause 16.7 as a result of that Determination and the Relevant Payment Date of the Disputed Amount in this case shall be the date 30 days after the date of ICO's receipt of the original Cash Invoice.

16.9 If there is a Determination that payment be made to the Contractor for any reason other than as is referred to in clause 16.8, then ICO shall within 9 days of the date of the Determination pay to the Contractor any balance of the Disputed Amount found by the Determination to be payable to the Contractor together with interest thereon calculated in accordance with clause 16.10, after taking account of any payment to be made to the Contractor out of the Escrow Account pursuant to clause 16.7 as a result of that Determination. Interest shall run pursuant to clause 16.10 as if the Relevant Payment Date were the date of the Determination. A payment by ICO pursuant to this clause 16.9 shall not prevent the Contractor from continuing to seek a Determination as referred to in clause 16.8 that the dispute was ill-founded or that the deferral was not properly imposed under clause 15.3

         1791
(which Determination would entitle it to the payment of interest pursuant to clause 16.10 from the original Relevant Payment Date).

16.10 Any sums not paid by one party when due shall bear interest from the Relevant Payment Date, or if different or if there is no Relevant Payment Date the due date for payment, until the other party receives payment (whether before or after judgement) at the Agreed Rate. Such interest shall accrue from day to day on the basis of a 360 day year and shall be payable with the sum to which it relates and, if that sum is overdue, on demand.

16.11 All payments to be made under this Agreement to the Contractor shall be made:

         (a) for value on the Relevant Payment Date (or such other date as may apply pursuant to this Agreement) from ICO to such account at such bank in Tokyo as the Contractor may specify from time to time; and

         (b) in full without any set-off, withholding, deduction or counterclaim of any kind, but for the avoidance of doubt, this is without prejudice to clause 16.12.

16.12 If at any time ICO considers that the Contractor is in default of its obligations under this Agreement and as a result an amount is due to be paid by the Contractor to ICO, then if the amount involved exceeds $1 million and if ICO has given the Contractor no less than 9 days' notice of its intention to do so, ICO may deduct the amount claimed from any payment that it is making to the Contractor of any one or more Cash Invoice(s) then or subsequently falling due for payment and instead pay the whole of that amount into the Escrow Account.

If there is a Determination that all or part of the amount claimed by ICO, in respect of which the payment into the Escrow Account was made, was due to ICO by the Contractor, then the Contractor shall within 5 days of the Determination join with ICO in instructing the Escrow Agent to pay out of the Escrow Account to ICO the amount so due, together with interest earned on that amount in the Escrow Account; and upon the Contractor joining in that instruction the liability which led to the payment into the Escrow Account being made by ICO shall be discharged in an amount equal to the amount in respect of which that instruction is given, whether or not the Escrow Agent actually makes the payment.

If there is a Determination that all or part of the amount claimed by ICO and paid into the Escrow Account was not due to ICO, then ICO shall within 5 days of the Determination join with the Contractor in instructing the Escrow Agent to pay out of the Escrow Account the amount which was not so due, together with interest earned on that amount in the Escrow Account and ICO shall pay to the Contractor an additional amount such that the Contractor receives in total the amount which it should have been paid on the Relevant Payment Date for the Cash Invoice(s) against which ICO made such deductions when paying monies into the Escrow Account together with interest on such amount at the Agreed Rate from the Relevant Payment Date up to the date of actual payment.

16.13 The parties have agreed in principle, subject to contract, that part of the aggregate total price payable under this Agreement (excluding any adjustment to such price whether referred to in clause 15.1 or not) shall be financed by the Contractor. A summary of the terms and conditions reflecting this in principle agreement ("the Vendor Financing Summary") is set out as Schedule 10.

Clause 16.14 shall apply if, but only if, and from the time that the parties enter into a legally binding agreement ("the Vendor Financing Agreement") reflecting (with such amendments as may be agreed) that Vendor Financing Summary. The parties agree to negotiate in good faith the terms and conditions of the Vendor Financing Agreement with a view to completing the anticipated vendor financing within the spirit of the Vendor Financing Summary by the end of 1997.

16.14 Each Financed Invoice issued by the Contractor shall relate to the Financed Portion of one or more Instalments in respect of which a Cash Invoice has been issued. The Contractor shall not issue a Financed Invoice in respect of an Instalment where ICO shall, in relation to the corresponding Cash

         1792
Invoice, have disputed its liability to pay 100% of the relevant Instalment until Determination of such dispute. The Contractor shall not include in any Financed Invoice any Disputed Percentage of the Financed Portion of an Instalment until, and then only to the extent that there is a Determination that the relevant amount of the Instalment was due.

ICO shall only be entitled to challenge the amount of a Financed Invoice or the Contractor's entitlement to issue it on the ground that it is not issued in good faith, it is inconsistent with a Cash Invoice which relates to one or more of the same Instalments or that it appears on its face to be inconsistent with the Payment Schedule. A Financed Invoice shall fall due for payment at the time stated in, shall bear interest which shall be payable in accordance with and shall otherwise be subject to the Vendor Financing Agreement.

Clauses 15.2 and 15.3 shall not apply to the Financed Portion of any Instalment with the intention that the Financed Invoices to be issued at the end of each quarter pursuant to the Vendor Financing Agreement shall include the Financed Portion of any Instalment in respect of which a Cash Invoice would, but for clauses 15.2 and 15.3, have been issued in that quarter.

The first two sentences of clause 16.2 and clause 16.4 shall apply to Financed Invoices as if they were Cash Invoices except to the extent specifically referred to in this clause 16.14. The other provisions of clauses 16.1 to 16.12 inclusive shall not apply to Financed Invoices (although the Vendor Financing Agreement may include analogous provisions). For the avoidance of doubt, nothing in this Agreement shall result in a Financed Invoice which is payable in accordance with the terms of the Vendor Financing Agreement not being payable.

16.15 The Vendor Financing Summary provides for ICO to pay a management/commitment fee to the Contractor in respect of the proposed vendor financing, such fee to be payable in two instalments, the second one together with interest. ICO confirms that the obligations as to payment of that fee are legally binding on it, notwithstanding that the Vendor Financing Summary is expressed to be subject to contract.

16.16 The parties shall immediately upon the choice of the Escrow Agent and the settlement of the terms of the Escrow Agreement enter into the Escrow Agreement with the Escrow Agent. Neither party shall upon or after joining in an instruction to the Escrow Agent to make a payment to the other party out of the Escrow Account take any action directly or indirectly to prevent payment being made to the recipient party pursuant to such instructions.

16.17 To the extent that any payment made by ICO out of the Escrow Account is made because there has been a Determination that ICO was correct in disputing a Cash Invoice in whole or in part or was entitled to impose a deferral pursuant to clause 15.3, then such payment shall not be deemed for any purpose to be a payment made by the Contractor to ICO.

16.18 For the avoidance of doubt, the provisions of clauses 15.2, 15.3 and 16 shall apply in relation to payments due under clause 14.

17       PAYMENT OF REIMBURSABLE COSTS

17.1 The Contractor shall submit (substantially in the relevant approved form set out in Schedule 4 and containing the same information) monthly invoices for costs which are agreed to be reimbursable by ICO to the Contractor under this Agreement. Such invoices shall have attached the original documents (or copies of the documents certified by the Contractor) evidencing the amounts claimed by the Contractor for reimbursement.

17.2 Amounts claimed by the Contractor for reimbursement pursuant to this clause 17 shall be net of any amounts (including, for the avoidance of doubt, offsetable amounts such as VAT or other sales taxes) which the Contractor or any of its Sub-Contractors have the right to reclaim from parties other than ICO, whether or not such claim has been made or received provided that if, subject to the Contractor or its Sub-Contractors following its or their usual collection procedures, any amount

         1793
reclaimed by the Contractor or its Sub-Contractors which has not been received from such third party within 90 days of the date of the Contractor's invoice to ICO in which the right to such reclaim was taken into account, the Contractor shall be entitled to include such reclaimed amount in its next monthly invoice to ICO. If subsequently the Contractor or any of its Sub-Contractors receive such reclaim from the third party, the Contractor shall account to ICO for any sums so recovered without delay.

17.3 ICO shall submit invoices for costs which are agreed to be reimbursable by the Contractor. Such invoices shall have attached the original documents (or copy documents certified by ICO) evidencing the amounts claimed by ICO for reimbursement.

17.4 Amounts claimed by ICO for reimbursement pursuant to this clause 17 shall be net of any amounts (including, for the avoidance of doubt, offsetable amounts such as VAT or other sales taxes) which ICO has the right to reclaim from parties other than the Contractor, whether or not such claim has been made or received provided that if, subject to ICO following its usual collection procedures, any amount reclaimed by ICO has not been received from such third party within 90 days of the date of ICO's invoice to the Contractor in which the right to such reclaim was taken into account, ICO shall be entitled to invoice the Contractor for such reclaimed amount. If subsequently ICO receives such reclaim from the third party, it shall account to the Contractor for any sums so recovered without delay.

17.5 The provisions of clauses 16.3 to 16.11 inclusive and 16.17 shall apply to this clause 17 mutatis mutandis, and for the avoidance of doubt for these purposes payments by the Contractor to ICO shall be treated in the same way as payments by ICO to the Contractor.

18       LIQUIDATED DAMAGES

18.1 The Contractor shall be liable to pay, upon ICO's demand in writing, to ICO (without deduction or withholding) liquidated damages in the event;

         (a) that the Contractor shall fail to hand over any SAN(s) or NMC(s), to ICO, by any scheduled Handover Date (which date, for the purpose of this clause, shall mean any extension or adjustment to any such Handover Date as agreed by the parties); or

         (b) that the Contractor shall fail to achieve Acceptance Set 5 Completion by the scheduled date (which date, for the purpose of this clause, shall mean any extension or adjustment to such date as agreed by the parties);or

         (c) that the Contractor shall fail to achieve Acceptance Set 1, 2, 3 or 4 Completion by the scheduled dates (which date, for the purpose of this clause, shall mean any extension or adjustment to any such date as agreed by the parties.).

18.2 In case of 18.1 (a) and (b) above, liquidated damages shall be calculated in accordance with the formulae and conditions set out in clause 18.4 below and shall, in relation to Acceptance Sets 1 to 4 Completion, never exceed
a sum equivalent to   *   of the amount of the SAN(s)or NMC(s) to be handed over
by the Contractor to ICO and shall, in relation to Acceptance Set 5 Completion,
never exceed   *   of (A-B).

18.3 In case of 18.1(c) above, liquidated damages shall be calculated in accordance with the formulae and conditions set out in clause 18.5 below and
shall, never exceed a sum equivalent to   *   of the amount of the Engineering
portion payable on each Acceptance Set 1, 2, 3 or 4 Completion date respectively as set forth in Appendix 1 to Schedule 11.

18.4 Liquidated damages payable by the Contractor to ICO pursuant to Clause 18.1(a) and (b) shall be calculated in accordance with the following formula.

         1794
         (i)      The Price per SAN/NMC shall be calculated as follows;

                  *

         (ii) The price in respect of each AS1-4 ("n") shall be calculated as follows with 'n' representing the number of SANs or NMCs in each function set;

                  *

         (iii) The liquidated damages for each Handover in relation to AS 1-4 shall be calculated as follows;

                  *

         (iv) The liquidated damages for AS 5 Completion shall be calculated as follows:

                  *

              A: shall mean the Price set out in clause 15.1 of the Supply Agreement.

              B: shall mean that portion of the Price referable to the Equipment Portion and Engineering Portion (except for NRE and Program Management) applicable for SAN for China as specified in Schedule 11 of the Supply Agreement.

              C: shall mean the Price per SAN/NMC for the purpose of calculating liquidated damages.

              D: shall mean the number of days immediately following the date 30 days after the scheduled Handover Date or the Acceptance Set 5 Completion Date as the case may be, as set out in the Master Level Schedule in Annex 4 Schedule 14 (or any extension or adjustment to any such Handover Date or Acceptance Set 5 Completion Date in accordance with Clause 9 of this Agreement) and the actual Handover Date or actual date of Acceptance Set 5 Completion as the case may be.

              E: shall mean the total amount of the Engineering Portion associated with the Phased SAN Handover as set out in Appendix 4 to Schedule 9 of this Agreement.


18.5 Liquidated damages payable by the Contractor to ICO pursuant to Clause 18.1(c) shall be calculated in accordance with the following formula.

         (i) The liquidated damages for Acceptance Set 1, 2 or 3 Completion shall be calculated as follows:

                  *

         (ii) The liquidated damages for Acceptance Set 4 Completion shall be calculated as follows:

                  *


                  * Confidential Treatment Requested and the Redacted Material
                    has been separately filed with the Commission.

         1795
              E: shall mean the total amount of the Engineering Portion associated with the Phased SAN Handover as set out in Appendix 4 to Schedule 9 of this Agreement.

              F: shall mean the number of days immediately following the date 30 days after the scheduled date of Acceptance Set 1, 2, 3 or 4 Completion as set out in the Master Level Schedule in Annex 4, Schedule 14 (or any extension or adjustment to such dates in accordance with Clause 9 of this Agreement) and the actual date of Acceptance Set 1, 2, 3 or 4 Completion as the case may be.


18.6 Liquidated damages payable by the Contractor to ICO under this Agreement shall never exceed in aggregate of 10% of the Price.

PART D - PROGRESS REPORTING

19       MILESTONES AND PROGRESS REPORTING

19.1 ICO and the Contractor have agreed the Top Level Milestone Schedule (being Schedule 7), which designates particular Milestones as Top Level Milestones and specifies the date for the achievement by the Contractor of such Top Level Milestones.

19.2 In accordance with the progress monitoring procedure established in Annex 4 of the Statement of Work, the Contractor shall report regularly on, and produce such other evidence as ICO may reasonably request to demonstrate, the actual progress of the Works as compared with the Master Level Schedule and
Schedule 7.

19.3 Schedule 7 also contains other Milestones which, if not achieved by the specified dates, may affect the Contractor's ability to achieve the Top Level Milestones in accordance with Schedule 7. If ICO's failure to achieve any Milestone, which is identified in Schedule 7 as being the responsibility of ICO, has a direct effect upon the ability of the Contractor to achieve any Top Level Milestone, then to the extent that the Contractor can demonstrate the same to be required, Schedule 7 shall be adjusted in an equitable manner.

19.4 Any changes required to Schedule 7 shall be agreed in accordance with clause 58.

19.5 If in ICO's reasonable opinion actual progress of the Works does not conform generally with the Master Level Schedule or achievement of a Top Level Milestone has been or may be delayed, and if delayed, ICO has notified the Contractor in accordance with clause 15.3, then ICO may require the Contractor:

         (a) to submit a report to ICO identifying the reasons for the delay and the Contractors proposal for catching up with that delay; and/or

         (b) to produce and submit a revised Master Level Schedule to ICO showing how the Contractor proposes to ensure completion of the relevant Works by the relevant Milestone Date or, where a relevant Top Level Milestone has not or will not be achieved, how the Contractor proposes to ensure completion of the relevant Works without adversely affecting the Master Level Schedule and the achievement of the remaining Top Level Milestones by the relevant Milestone Dates.

19.6 If the Contractor is unable to satisfy ICO that it is able to complete the relevant Works by the relevant Milestone Date or, as the case may be, that it is able to complete all or any of the relevant Works without adversely affecting the Master Level Schedule and the achievement of the remaining Top Level Milestones by the relevant Milestone Dates, ICO shall have the right, with no corresponding adjustment being made to the Price, to require the Contractor to commit such extra resources (including any resources required to supplement the NEC Team's own and then committed resources and expertise) as are necessary to complete the relevant Works by the relevant Milestone

         1796
Date or, as the case may be, to complete all or any of the relevant Works without adversely affecting the Master Level Schedule and the achievement of the remaining Top Level Milestones by the relevant Milestone Dates.

19.7 If in extreme circumstances ICO considers that the Contractor is or will be unable to complete all or any substantial aspect of the Works in accordance with the Master Level Schedule and the achievement of the remaining Top Level Milestones by the relevant Milestone Dates and the Contractor has failed to take all appropriate actions called for by ICO under clause 19.6, then, if supported by the opinion or recommendation of an independent expert appointed in accordance with this clause 19.8, ICO may require the Contractor to (and the Contractor shall be obliged to):

         (a) replace any of the Sub-Contractors (including the other members of the NEC Team); and

         (b) take such other actions as ICO may reasonably determine to be necessary in the circumstances.

19.8 Any independent expert required to be appointed for the purposes of clause 19.7 shall be appointed either by agreement between the parties within 21 days of a request by ICO or, in the absence of such agreement within such period, shall consist of a committee of three experts to be selected by lot from amongst up to six nominees of whom up to three shall have been put forward within seven days of the expiry of such 21 day period by each of ICO and the Contractor. Any person nominated as an expert shall be entirely independent of the parties, the other members of the NEC Team of any Sub-Contractors and any Site Operators.


[20]     NOT USED.

[21]     NOT USED.

22       PROGRESS INSPECTION

22.1 Subject to any applicable legal restrictions in effect in the country of manufacture, ICO has the right to inspect and verify the progress of all elements of the Works at all places and times prior to the completion of Phase 3 Testing of the relevant item or component and its handover to, and receipt by, ICO and for such purposes shall be permitted access to the premises of the Contractor and its Sub-Contractors (excluding any Sub-Contractor who shall not have been required to enter into a direct undertaking with ICO pursuant to clause 11). ICO will give 14 days notice of its intended inspections to the Contractor. Such inspections shall be performed in a manner that will not unduly delay the Works. Any such inspections and verifications as are required shall be authorised by the Supervising Officer.

22.2 If any such inspections and verifications are to be made on the premises of the Contractor or any Sub-Contractor (excluding any Sub-Contractor who shall not have been required to enter into a direct undertaking with ICO pursuant to clause 11), the Contractor shall furnish, and shall require such Sub-Contractors to furnish, without additional charge, all reasonable facilities and assistance for the safe and convenient performance of these inspections and verifications.

22.3 The Contractor shall furnish or procure to be furnished to ICO such copies of orders, specifications, drawings, any technical information and documents as ICO may reasonably require to perform progress supervision.

22.4     When any elements of the Works which ICO has, in accordance with clause
22.1 notified the Contractor of its wish to inspect are not, at the relevant time specified by ICO, ready for inspection, review or evaluation, ICO may charge to the Contractor the reasonable costs incurred by ICO Staff in attending at the relevant premises for the purposes of such inspection, review or evaluation and such costs shall be reimbursed to ICO in accordance with clause 17.

         1797
22.5 Any inspection and/or test and/or examination made or attended by ICO Staff under this clause shall not relieve the Contractor of its responsibility to conform to the requirements of this Agreement.

23       INTERMEDIATE PROGRESS REVIEW

23.1 In relation to each of the sub-systems referred to in Schedule 11 (Payment Schedule) comprising part of the Deliverables, the Contractor shall not despatch any of such Deliverables from their respective places of origin to the Sites until such time as the relevant sub-system shall have successfully completed all of the Phase 1 Tests referred to in Section 5.1 of Annex 8A to the Statement of Work.


23.2 Handover of an Acceptance Set shall not occur until such time as Acceptance Set Completion has been achieved for the immediately preceding Acceptance Set. Further, the Contractor shall not commence the upgrade and integration of a preceding Acceptance Set until Handover of the current Acceptance Set has been achieved. Nothing in this clause 23.2 shall preclude the Contractor from undertaking activities (including Phase 3 IGF Tests) preparatory to commencing the next, or subsequent, Acceptance Sets notwithstanding that the immediately preceding Acceptance Set Completion may not have been achieved. For the avoidance of doubt, the undertaking of activities preparatory to commencing the next, or subsequent, Acceptance Sets shall not include the making available by ICO, to the Contractor, of any SANs and the NMCs previously handed over to ICO, unless specifically agreed by ICO.


23.3 ICO shall, in its absolute discretion, be entitled to waive compliance with the timing requirements of clauses 23.1 and 23.2 in whole or in part and subject to such terms and conditions as it may think fit, but any such waiver shall not excuse or relieve the Contractor in any way from the requirement to ensure that the relevant Deliverables satisfy the relevant Phase 1 or Phase 3 Tests.

[24]     NOT USED.

PART E - DELIVERY AND INSTALLATION

25       SITE ACCESS

25.1 ICO Shall, no later than 4 weeks before the Ready for Installation Date for each Site established in the Master Level Schedule, advise the Contractor of the anticipated availability of the Site on the scheduled Ready for Installation Date.

25.2 If ICO can reasonably foresee that the actual availability of a Site will be later than the scheduled Ready for Installation Date, the parties shall meet to determine the consequences to the Contractor's delivery and installation programme and the action that can be taken to mitigate such consequences shall be agreed in a Change Order in accordance with clause 9.

26       TRANSPORTATION TO SITE

26.1 The Contractor shall have sole responsibility for the shipment and transportation of the Deliverables from the place of manufacture to, and unloading and placing into suitable and secure storage at, a port of destination in, and as selected by the Contractor, the country of the relevant Site. The Contractor shall promptly upon arrival of the Deliverables at the port of destination notify ICO in writing, and any agents designated by ICO, of the storage location of the Deliverables.

26.2 ICO shall promptly arrange for customs clearance of the Deliverables at such port of destination in accordance with clause 28.

         1798
26.3 Following customs clearance in accordance with clause 28, the Contractor shall have sole responsibility for, and shall arrange promptly, inland transportation from an ICO designated location at the relevant port of destination to the relevant Site.

26.4 The Contractor shall arrange shipment and transportation for the Deliverables to each of the Sites with reliable shipping and transportation contractors experienced in carrying products of the type of the relevant Deliverables.

26.5 The Contractor shall, 30 days before despatch of any of the Deliverables to the relevant port of destination as referred to in clause 26.1, notify ICO of the intended date of despatch, the mode(s) of transport and the destination of the relevant Deliverables together with such other information as ICO may reasonably require to assist ICO in arranging for customs clearance.

26.6 The Contractor shall not, without informing ICO, arrange for any of the Deliverables to be shipped to Sites via third countries. The Contractor shall not arrange for any Deliverables to be shipped via a third country if by doing so any delays or adverse treatment in importation or customs clearance will result or may reasonably be anticipated. Notwithstanding having informed ICO of any shipment via third countries, the Contractor will be liable for any penalties imposed upon ICO by virtue of the shipment via such third countries.

27       PACKAGING

27.1 The Contractor shall be responsible for packing all the Deliverables in a manner which, taking into account all hazards which may reasonably be anticipated, will enable them to be transported from their point of origin to the Site and stored at the Site without suffering any accidental damage, environmental damage or deterioration. The Contractor shall be responsible for replacing at its own cost, without impact to the Top Level Milestone Schedule, any of the Deliverables which are damaged in transit and for reimbursing ICO for any expenses it incurs as a consequence of improper packing, marking or method of shipment.

27.2 The Contractor shall pack, mark and ship all items and components of the Deliverables in accordance with the requirements of this Agreement and so as to be in compliance with best commercial practice for protection and shipment and for meeting transportation regulations. A packing list shall be included with each shipment and a copy thereof transmitted to ICO by fax at the time of despatch from the point of origin (or where the despatch is made by a Sub-Contractor, the Contractor shall transmit such copy within 48 hours of the time of despatch) and each delivery package shall be marked and cross referenced to such packing list.

27.3 The Contractor shall, following delivery, remove from each Site all packing materials and dispose of, reuse or recycle the same in a manner lawful in the relevant country. No separate or additional charges are payable by ICO for safe packing, handling or storage in transit except as provided in clause 28.

28       CUSTOMS CLEARANCE

28.1 ICO shall be responsible for all customs clearances and other importation formalities which relate to any of the Deliverables in the country in which the Site at which the same are to be installed is situated.

28.2 ICO shall pay all import and custom duties (including VAT or any similar sales tax), customs clearance charges and fees (including any storage costs incurred during the import and customs clearing process), incurred in connection with the importation of the relevant Deliverables in the country in which the Site at which the same are to be installed is situated. The Contractor shall, when requested by ICO and subject to clause 28.5, use its reasonable efforts to assist ICO in obtaining customs clearance of, and in satisfying any other importation formalities relating to, the Deliverables at the port of destination.

         1799
28.3 The Contractor shall on a timely basis provide ICO with originals, or where appropriate copies, of:

         (a)      all relevant shipping documents;

         (b)      manufacturing certificates;

         (c)      fully completed applications for import clearances; and

         (d) if required, other usual customs clearance and importation documentation if required for the importation of goods into the relevant country,


relating to the Deliverables for signature and submission by ICO (where appropriate).

28.4 No later than 60 days prior to the scheduled shipment to the relevant country of the Deliverables as shown in the Master Level Schedule, ICO shall inform the Contractor of any special requirements to be applied or followed in respect of the importation of such Deliverables to the relevant country and the Contractor shall meet such special requirements.

28.5 If the Contractor shall in providing the additional assistance requested by ICO under clause 28.2 or in fulfilling any special requirements notified under clause 28.4 incur additional cost then, subject to supplying to ICO reasonable evidence of such additional costs incurred, ICO shall reimburse the same to the Contractor in accordance with clause 17.

28.6 In the event that any objections or difficulties are anticipated or encountered in any country which might result in the customs clearance or importation procedures of the relevant Deliverables being delayed beyond 15 days after arrival for customs clearance of the relevant Deliverables in the relevant country (commencing with the first working day in that country after that on which the Contractor shall have provided notification in accordance with clause
26.1 and the documentation referred to in clause 28.3), ICO shall promptly notify the Contractor of the nature and cause of the delay (if known).

28.7 The Contractor shall identify and assess as soon as possible after receiving any notification under clause 28.6 any negative effects upon the Master Level Schedule and the parties shall discuss the appropriate and necessary action to minimise such effects.

28.8 If customs clearance or the importation of any of the Deliverables into the country in which the Site at which the same are to be installed is situated is delayed beyond the period specified in clause 28.6 and the Contractor shall have fully complied with its obligations under clauses 26 to 28 inclusive in relation to such Deliverables then, subject to the Contractor demonstrating to the reasonable satisfaction of ICO that the delay in the importation or customs clearance of the relevant Deliverable was the direct cause of an actual delaying the Top Level Milestone Schedule (as it relates to the Site for which such Deliverables were intended and to any consequential effect on the relationship between that Site and any other Sites) shall be adjusted for a period not to exceed the lesser of:

         (a) the actual period of delay in the Top Level Milestone Schedule resulting directly from the delay in importation or customs clearance of the relevant Deliverables; or

         (b) the number of days in excess of the period referred to in clause 28.6 which were required for actual importation or customs clearance of the relevant Deliverables to be achieved.

28.9 For the avoidance of doubt, ICO shall not be responsible for and clauses 28.1 to 28.8 shall not apply to:

         1800
         (a) the importation by the Contractor or any Sub-Contractor of any installation and test tools, equipment, materials or other effects (including personal) in connection with this Agreement; or

         (b) any Deliverables which are imported more than once into any country in which a Site at which the same are intended to be installed is situated, whether the second or subsequent importation is into the same or any other country to the initial importation, otherwise than as a result of a direction by ICO.

28.10        In the event that any of the circumstances in clause 28.9(b) apply:

         (a) ICO shall at the Contractor's request assist the Contractor in, and in appropriate circumstances handle on behalf of and at the expense of the Contractor, the importation and customs clearance of the relevant Deliverables; and

         (b) the Top Level Milestone Schedule shall not be extended even if delays or difficulties are encountered in the customs clearance or importation procedures.

29       INSURANCE

29.1 The obligations in this clause 29 shall apply until such time as risk in the relevant Deliverable shall pass to ICO. The Contractor shall as from the time of creation of all or any part, including components, of the Deliverables maintain insurance against loss, damage or destruction for all of the Deliverables then in existence for their full replacement cost, including costs associated with expedited repair or replacement and delivery to, and installation at, the location where the affected Works are being, or are to be, performed.

29.2 The Contractor shall, in the event of the loss, damage or destruction of any of the Deliverables at any time before the Handover Dates for Acceptance Sets 1 to 4 of the relevant Deliverable, use its best efforts to procure the provision of any repair or replacement for any of the Deliverables or any component thereof and to take such other actions as the Contractor deems appropriate in order to avoid or to minimise all adverse effects on the Master Level Schedule and the Top Level Milestones as a consequence of the loss, damage or destruction of any Deliverables.

29.3 ICO shall be nominated as joint insured in respect of all of such Deliverables and their components and shall be loss payee. Within three months of the date of this Agreement ICO shall grant to the Contractor an appropriate power of attorney enabling the contractor to negotiate with, settle and collect any claims from the insurers of any of the Deliverables or any carriers, bailees and/or other parties responsible for loss or damage to any part or component of the Deliverables. The Contractor shall hold any amount so received in trust on behalf of ICO until the same shall be applied in payment for any repair or replacement Deliverables or shall be paid to ICO.

29.4 ICO at its sole discretion may direct that the Contractor not proceed with the repair or replacement and delivery as provided in clause 29.2 and instead require that the Contractor and ICO co-operate to procure that the proceeds of insurance be paid directly to ICO and the Contractor will not be required to proceed with any such repair or replacement or delivery.

29.5 To the extent that ICO's direction under clause 29.4 shall adversely affect the ability of the Contractor to comply with the Top Level Milestone Schedule and any applicable Top Level Milestones, to the extent that either party can demonstrate the same to be required, the provisions of this Agreement (including if necessary the Payment Schedule, the Top Level Milestone Schedule and Top Level Milestones) shall be adjusted in an equitable manner.

29.6 The Contractor shall produce evidence (and an English translation) to ICO of its compliance with clauses 29.1 and 29.3 from time to time upon request and no less frequently then once a year within one month following the renewal date of the Contractor's policy.

         1801
30       OWNERSHIP

Ownership of the Deliverables shall pass to ICO upon the relevant Deliverable being loaded on board a ship, aircraft or other means of transport bound for export from the country of origin provided that where any Site is located in the country of origin, ownership shall pass upon the relevant Deliverable arriving at the relevant Site.

31       DELIVERY

31.1 The Contractor shall be responsible for the delivery of the Deliverables to the Sites in accordance with the Statement of Work and the Master Level Schedule. The Contractor shall provide all materials, plant, equipment and labour required to receive, off-load and place the Deliverables in position at the Sites.

31.2 Upon arrival of each consignment or shipment of the Deliverables at each Site, the Contractor shall examine and confirm to ICO the identity of the Deliverables which have been delivered and that they are in good condition and ready for installation or, if this is not the case, what the position then is. The Contractor shall also identify to ICO any Deliverables which have been scheduled for delivery at that Site by that time but which have not then been delivered (or which have been delivered but are either defective or damaged and in need of replacement or repair) and, promptly, the Contractor shall deliver to ICO a report setting out the impact on the Master Level Schedule and for completing the Works and all applicable testing requirements at that Site on or before the scheduled date for completion of the same and any remedial actions which the Contractor intends to implement.

32       INSTALLATION

32.1 The Contractor shall at each Site carry out the Works in accordance with the Statement of Work and the IGFR, using a safe system of working and in compliance with all local laws.

32.2 The Contractor shall (within a reasonable time taking into account the nature of the damage), in a good and workmanlike fashion, repair or replace any damage to the Site (including any of the buildings, fixtures, fittings or other equipment on the Site) or to any of the Deliverables in the course of any aspect of the installation of any of the Deliverables which has been caused by the Contractor or any Sub-Contractors.

32.3 Save for those items specified in Annexes 2, 3 and 9 of the Statement of Work, the Contractor shall be responsible for providing, or procuring the provision, of all equipment, tools, consumables, spares and all other materials and services required for the carrying out of the Works and the installation of the Deliverables at all Sites. With respect to those items of equipment, tools, materials, and services required for the installation of the Equipment and Software which ICO is responsible for providing to, or procuring to be made available for use by, the Contractor as specified in Annexes 2, 3 and 9 of the Statement of Work, the Contractor shall be responsible for the proper care and maintenance (including any losses or damages) of all such items and shall, following the completion of the Works for which they are required, return all such items to ICO at such location(s) as ICO may reasonably specify in the same condition as they were provided (save where consumed in the case of consumables or for normal wear and tear) and recalibrated if appropriate. The Contractor shall be responsible for the costs of all transportation and insurance associated with the provision by ICO to, and use and return to ICO of such items by, the Contractor.

32.4 The Contractor shall ensure that its employees, its Sub-Contractors and their employees observe all relevant laws regulations and practices relating to the Sites and shall remove forthwith from the relevant Site, with or without the request of ICO, any such persons failing to abide by any of these requirements.

32.5 The Contractor acknowledges that the Sites on which the Works will occur and adjoining land may have other existing equipment and operations which may be carried out concurrently by third parties. The Contractor shall take all reasonable and necessary actions (including the co-ordination of

         1802
its activities on any Site with any other activities of others affecting the same Site or any adjoining land) so as to prevent such other existing equipment and concurrent operations from suffering any damage or adverse effects as a result of the Contractor's activities. In the event that the Contractor's activities cause any damage to existing equipment or adversely affect other concurrent operations, the Contractor shall immediately stop the activities giving rise to any such damage or adverse effect and, in consultation with ICO or such other person as ICO may direct, implement such remedial action as may be necessary to repair, replace or rectify the damaged equipment or to prevent the adverse effect upon concurrent operations.

32.6 The Contractor shall throughout the process of installation keep the Sites in a clean and tidy condition and shall be responsible for keeping the Sites free from rubbish and contamination arising as a consequence of its activities. Following completion of the installation of the relevant Deliverables at each Site, the Contractor shall promptly remove its effects, personnel (other than those with a role continuing after installation), spare materials, plant, machinery and any rubbish or other debris. The Contractor shall leave the Site in a clean condition, ready to commence operations.

33       TESTING

33.1 The Contractor acknowledges that it must and undertakes that it will within the timescales contemplated by this Agreement deliver to ICO fully integrated and tested ICONET Ground Facilities capable of fulfilling the IGFR and the Statement of Work,

33.2 In order to establish that the Works and the Deliverables are capable of providing a fully functioning service, testing and retesting of each element is required. The Contractor must ensure that the testing procedure set out in the Statement of Work is fulfilled and ICO Staff shall be permitted to observe and review any and all of the formal and informal tests referred to in Annex 8A of the Statement of Work.

33.3 In the event that any part of the Deliverables shall fail any formal test (as described in Annex 8A of the Statement of Work) as is referred to in clause 33.2 for any reason, the test procedures shall, after a reasonable opportunity for the Contractor to remedy the cause of such failure, be restarted at the discretion of ICO to a reasonable point to demonstrate the functionality and/or the reliability of the Deliverables concerned.

33.4 The Contractor shall inform or confirm to ICO in writing (as appropriate) at least 14 days in advance the date, time and location of all formal tests (as described in Annex 8A of the Statement of Work).

33.5     In the event that any of the formal tests specified above:

         (a) do not occur within 48 hours of the time scheduled for such test;

         (b) is cancelled by the Contractor or Sub-Contractor with less than 48 hours notice to ICO; or

         (c) is carried out and the relevant Deliverable shall fail the such test and the same cannot be reperformed within 48 hours of the time it failed and ICO requests that it be retested pursuant to clause 33.3, then the Contractor will reimburse ICO for any reasonable costs and expenses incurred in attending the tests or inspection.

34       RFT HANDOVER

34.1 In relation to such part of the Deliverables as comprise RFTs for use in the six TT&C Sites which ICO has designated as the TT&C Sites as set out in the Statement of Work, the provisions of this clause shall apply.

         1803
34.2 On or before the RFT Availability Date applicable to each TT&C Site, the Contractor shall ensure that (i) at such Site, two (or at the Contractor's discretion any greater number) of the RFTs will be installed; (ii) all of those RFTs that have been installed have successfully completed their Phase 2-1 testing (as referred to in Annex 8A of the Statement of Work); (iii) all of the required training at such Site shall have been provided to ICO Staff necessary to train them to operate such RFTs competently; (iv) the required documentation relating thereto as specified pursuant to the Statement of Work has been supplied to ICO; and (v) the provisions set out in the IGFR and the Statement of Work relating to such RFTs shall have been complied with.

34.3 The Contractor shall for a continuous period of three weeks following the RFT Availability Date applicable at each of the Sites (other than the first Site to be made available and at the IOT Site, where such continuous period shall be six weeks) provide engineering support and assistance to ICO Staff at such time as may be established by ICO at anytime falling within the period of three months following the RFT Availability Date (provided that if such time shall not be immediately following the RFT Availability Date applicable to the relevant Site, ICO shall give the Contractor at least two weeks prior written notice of the time at which such support and assistance is required), for the integration of all of the installed RFTs with ICO's satellite TT&C and IOT systems so that the same can, by the end of such integration period, be made ready for operation and use by ICO as a satellite telemetry, tracking and control site assuming that the TT&C and IOT systems meet their respective Interface Control Documents.

34.4 On the relevant RFT Availability Date, the Contractor shall make available for use by ICO at the relevant TT&C Site two of the RFTs and shall procure that at all times between the relevant RFT Availability Date and Handover Date relevant to each Acceptance Set 1 to 4 ICO has at each TT&C Site a minimum of two RFTs continuously available for use and operation in a fully functional mode, in connection with ICO's TT&C and IOT activities.

34.5 Without affecting the requirements of clause 34.4, following the RFT Availability Date and the installation and successful Phase 2-1 testing of any of the remaining RFTs at any TT&C Site, the Contractor shall make such other RFTs available for use by ICO in connection with ICO's TT&C and IOT operations at a single time of the Contractor's choosing and shall, at each TT&C Site, provide for a continuous period of three weeks engineering support and assistance to ICO Staff for integration of the RFTs with ICO's satellite TT&C systems. Any such RFT shall not, for the remaining provisions of this clause, be regarded as available to ICO until the provision of such engineering support and assistance has been completed.

34.6 ICO acknowledges that at certain times the Contractor will need to carry out testing at the Site of the Deliverables comprising the entire SAN or major aspects thereof and accordingly it may be necessary for ICO to switch its TT&C and IOT operations at the Site to use another of the available RFTs.

34.7 The Contractor shall, in circumstances where its testing procedures require the use of RFTs at a particular Site, ensure that its use of those RFTs does not interfere with ICO's TT&C and IOT operations at the Site and it will liaise with ICO to ensure that there are no interruptions which cause any risk to necessary TT&C and IOT operations.

34.8 ICO undertakes that it will, under the supervision of properly trained personnel, operate and maintain all of the RFTs made available to ICO by the Contractor under this clause 34 only for ICO's TT&C and IOT operations at the Site and in accordance with the operation and maintenance manuals provided by the Contractor and will otherwise take all reasonable steps to keep the relevant RFTs secure and free from interference and abuse.

34.9 During the period between the RFT Availability Date and the Handover Dates for the relevant RFTs, all such RFTs which the Contractor has made available for use by ICO under this clause 34, but which have not been handed over to ICO, shall nevertheless remain at the risk and under the ultimate control and responsibility of the Contractor.

         1804
34.10 If in the period referred to in clause 34.9, ICO shall determine that there is any defect or deficiency in any of the Equipment or Software or Works relating to the RFTs which have been made available for its use, it shall promptly notify the Contractor of this, in writing. The Contractor shall, wherever practicable, immediately make another RFT at that Site available for use by ICO. Where that is not practicable (including by reason of such other RFTs not yet having been integrated with ICO's TT&C equipment), then the Contractor shall implement such repairs, replacements or alterations as shall be required to ensure that there is no interruption in ICO's TT&C and IOT operations.

35       ACCEPTANCE

35.1 Upon Handover of any SANs and/or NMCs comprised within each of Acceptance Sets 1 to 4, the Contractor shall, in an orderly manner, at the relevant Sites hand over to ICO Staff all such Deliverables (save and except for Training which shall be handed over in accordance with a training schedule to be developed, by the parties, in accordance with the principles and procedures set out in Annex 5) located at such Sites as are due to be handed over by such dates.

35.1.1 Upon any Handover, ICO shall issue and deliver to the Contractor a Handover Certificate in the form set out in Schedule 12. The purpose of the Handover Certificate shall be to record the fact that Handover has occurred and also ICO's formal receipt of the Deliverables. Until such time as the relevant Handover Certificate has been provided by ICO in accordance with this clause, neither ICO nor any SAN Operator, or their respective servants, agents or representatives, shall use such Deliverables (or any part thereof) for the purposes of ICO's activities or operations (save where otherwise specifically provided in this Agreement).

35.1.1.2 Upon completion, by the Contractor, of each of Acceptance Sets 1 to 4 ICO shall, no later than 14 days of the date of Acceptance Set Completion, issue and deliver to the Contractor an Acceptance Set Completion Certificate in the form set out in Schedule 12.

35.1.2 Upon satisfactory completion of the testing of the Function Set 5 which satisfies Acceptance Set 5 and the criteria set out in Annex 10, ICO shall issue and deliver to the Contractor an Acceptance Set Completion Certificate in the form set out in Schedule 12.


35.1.3 In respect of any Deliverables (other than Function Set 5) which are to be handed over or in respect of any Works which are to be completed by the Contractor after the Acceptance Set 4 Completion Date, upon the relevant Deliverable having fulfilled its specification and any other applicable requirements laid down pursuant to this Agreement or the relevant Works having been completed to ICO's satisfaction, including the satisfaction of any test criteria relevant to such Works, ICO will confirm formal receipt of the relevant Deliverable or Works by issuing and delivering to the Contractor a Completion Certificate (which shall be in the same form as the Acceptance Set Completion Certificate, but modified as appropriate). Such certificate shall be signed by the Supervising Officer on behalf of ICO and shall be sent to the Contractor by facsimile.

35.1.4 The issue of a Handover or Acceptance Set Completion Certificate shall not affect the obligations of the Contractor to deliver any other Deliverables and/or to complete the Works and/or to remedy or to rectify any faults which may affect the ICONET Ground Facilities or other Deliverables or Works at that time.

35.2.1 Notwithstanding the provisions in clause 35.1.1, and without prejudice to the Contractor's rights under this Agreement, in the event ICO or any SAN Operator or their respective servants, agents or representatives shall use Deliverables which comprise only part of the Hardware and Function Set referable to a given Acceptance Set for the purposes of ICO's operations or activities, such use shall be deemed to be a Handover for the purposes of this Agreement. ICO shall promptly,

         1805
thereafter, issue and deliver to the Contractor the requisite Handover Certificate.

35.2.2 For the purpose of clause 35.2.1 reference to ICO's "operations" or "activities" shall not include those activities which ICO shall undertake pursuant to clause 34.8, Annex 7B of the Statement of Work, save and except for
Section 2.3.1 thereof in respect of SANs and NMCs not yet handed over to ICO, any activities it is agreed in writing shall be undertaken by ICO (including ICONET Integration activities or any maintenance activities it is agreed between the parties shall be undertaken by ICO) or other activities or operations as the parties may agree, from time to time, shall be undertaken by ICO pursuant to this Agreement.

35.2.3 If any Handover occurs in circumstances described in clause 35.2.1 and the Contractor shall not have completed its activities on all elements comprised within the relevant Acceptance Set, including Handover and Acceptance Set Completion, and the Contractor considers that it is not reasonably practicable to complete its outstanding testing activities within the existing Schedule then, to the extent the Contractor can demonstrate the same to be required, the Schedule shall be adjusted in an equitable manner. The Contractor shall be entitled, also, to claim, and ICO shall be obliged to pay, any direct costs incurred by the Contractor associated with any re-allocation of, or addition to, the Contractor's resources necessary to complete its activities.

35.2.4 If any adjustment to the schedule is required in accordance with clause 35.2.3, above, the parties shall mutually agree a date upon which ICO shall make the Deliverables located at any relevant SAN(s) or NMC site(s) available to the Contractor, to enable the Contractor to complete its activities. The availability date to be agreed shall, in any event, occur within a reasonable time following any event of Handover described within clause 35.2.1.

35.2.5 Following Handover, if ICO does not make available to the Contractor any Deliverables in accordance with the date established by the parties under clause 35.2.4, ICO shall agree with the Contractor the earliest alternative date by which Deliverables can be made available to the Contractor and, in this event, the procedures and processes described in section 4.1.6 of Annex 7B shall be applied, provided always that ICO's agreement shall not be unreasonably withheld or delayed.

36       RISK

36.1 The Deliverables shall be at the risk of the Contractor until 00.01 hours GMT on the day immediately following the Handover Date referable to each of Acceptance Sets 1 to 4 or, in relation to Deliverables comprised within Acceptance Set 5, following Acceptance Set 5 Completion, at which time risk in the same shall pass to ICO.

36.2 The Contractor shall, from the point in time at which ICO makes the Deliverables available pursuant to Section 4.1.5 of Annex 7B of the Statement of Work, until such time as the Contractor completes its activities, assume responsibility to take due care of such Deliverables. To the extent the Contractor shall fail to take due care of the Deliverables and insofar as such failure shall cause or result in direct physical damage to, or loss of, tangible property of ICO then the Contractor shall use its best efforts to procure the provision of any repair or replacement for any of such Deliverables or any component thereof and to take such other actions as the Contractor deems appropriate in order to avoid or minimise all adverse effects on the Master Level Schedule and the Top Level Milestones as a consequence of the loss or damage to such Deliverables.

37       INTERCHANGEABILITY

37.1 The Contractor shall ensure that at each of the Sites the items comprising any part of the Deliverables, and in particular the Equipment and Software supplied to fulfil any particular functional requirement shall, to the maximum extent practicable and where lawful, be of identical design and shall carry the same component reference as and be interchangeable with the equivalent items supplied for use at any other of the Sites or by way of Spares, provided always that ICO acknowledges that as a consequence of the Contractor's or the Principal Sub-Contractors' policy of continuous improvement, in

         1806
view of the time between design and manufacture and the manufacturing timetable, certain items intended to fulfil the same functional requirement, may differ from earlier items supplied.

37.2 The Contractor shall at all times maintain a complete record of any changes in specification of any such items and of any differences between the Sites in the items installed by the Contractor in a format reasonably to be specified by ICO. The Contractor shall within 30 days of each anniversary of this Agreement (ending with the tenth such anniversary) provide an up to date and complete copy of such record to ICO.

38       DELIVERY DELAYS

If and whenever it becomes apparent that progress of any of the Works is being or is likely to be delayed, the Contractor shall forthwith give written notice to ICO of the material circumstances including the cause or causes of the delay. If practicable, such notice shall give particulars of the expected effects thereof and estimate the extent of the expected delay in delivery or performance beyond the date or dates set out in the Master Level Schedule. The Contractor must specify what actions it is taking or intends to take to minimise and recover such delay. The Contractor shall give such further written notices to ICO, as may be necessary or as ICO may reasonably require for keeping up to date the particulars and estimate referred to above including any material change in such particulars or estimate.

[39]     NOT USED.

40       WARRANTY

40.1 Notwithstanding inspection, testing and the issue of a Handover Certificate by ICO in respect of any of the Works or the Deliverables or any other provision of this Agreement which purports to make acceptance by ICO conclusive, the Contractor guarantees that:

         (i) throughout the period commencing with the Handover Dates for each of the Acceptance sets 1 to 4 up until 12 August 2002 (unless this date is extended as result of delays to such Handover Dates which are not attributable to ICO).

         (ii) solely in respect of Function Set 5 to be provided at Acceptance Set 5, throughout the period for 2 years commencing from the Acceptance Set 5 Completion Date.


         (iii) solely in request of Works and Deliverables with a Handover Date later than the Handover Date for Acceptance Set 4, throughout the period for 2 years commencing from the Handover Date for such Works or Deliverables.


         (a) all the Deliverables are designed and manufactured so as to conform to the design, performance and manufacturing requirements of this Agreement as from time to time modified by the parties, and will perform in accordance with and deliver the functionality specified in those requirements;

         (b) the Works generally, and the Deliverables in particular, and each component of either of them, is free from all defects in material or workmanship, latent defects or other defects which may cause the same to fail to conform to the specified functional and/or performance requirements of this Agreement as from time to time modified by the parties;

         (c) each Deliverable functions in such a way that, in conjunction with others of the Deliverables, it fulfils the IGFR;

         1807
         (d) the contents of the documentation comprised within the Deliverables are correct and free from defects or faults (failing which clause 40.12 shall apply); and

         (e) the contents of the Training courses and materials comprised within the Deliverables are correct and free from defects (failing which clause 40.13 shall apply).

40.2 In the event of a failure of any item of the Works or Deliverables or any component or part of any such item to meet the conditions specified in clause 40.1, the Contractor shall at its own cost take such actions and carry out such additional Works promptly to repair or replace or correct such affected items or components or parts as are necessary to retain and/or restore the specified functional and/or performance requirements and without any adverse impact on the Contractor's compliance with the Master Level Schedule. The Contractor shall prepare and furnish to ICO data and reports applicable to any corrective action required as set out in this clause 40, including but not limited to revision and updating of all affected data called for under this Agreement and the Contractor shall bear the cost thereof.

40.3 If the Contractor fails to repair or replace such items or parts promptly in accordance with this clause 40 then the Contractor shall pay the costs incurred by ICO in procuring such items or parts from another supplier and accomplishing the repair or in modifying such items or parts or other parts of the Works and/or Deliverables in order to achieve the specified functional and/or performance requirements. Any action taken by ICO pursuant to this clause
40.3 shall not affect the Contractor's warranty. ICO shall use reasonable efforts to notify the Contractor of its intention to exercise its rights under this clause 40.3 a reasonable period in advance of so doing.

40.4 Any item of the Works or Deliverables or any component or part of any such item corrected or furnished in replacement shall be guaranteed on the terms of this clause to the same extent as would have applied if the item or part concerned had initially formed a Deliverable. Where the corrected or replacement item or part of a Deliverable (not being a printed circuit board or an item of a similar nature) is brought into operation as a part of the ICONET Ground Facilities more than twelve months after the commencement of the warranty period referred to in clause 40.1 applicable to such item or part, this guarantee shall continue for the period of twelve months from the date of the installation and bringing into operation at a Site of that replacement item or part. In addition, the period of warranty relating to any item or part supplied as a Spare shall run for a period of 24 months after the date referred to in clause 40.1 as the date of commencement of the warranty in respect of the Deliverables originally supplied or if later until the expiry of the period of twelve months from the date of the installation and bringing into operation at a Site of that Spare as a replacement item or part.

40.5 Upon ICO becoming aware of the occurrence of any defect in or fault affecting any of the Works or any other item which is subject to the Contractor's guarantee:

         (a) ICO shall submit to the Contractor a written fault report in the agreed form (the form and content of which is to be agreed between the parties within 9 months of the date of this Agreement) describing, so far as it is able, the symptoms of the failure and, to the extent possible, identifying the item(s) or part(s) causing such failure or having a defect;

         (b) if ICO reasonably considers immediate rectification of the defect or fault is required to prevent or minimise the risk of damage or injury or performance degradation to:

                           (i)      the operators of the Equipment or Software;
                                    or

                           (ii)     the Equipment or Software itself; or

                           (iii) the location in which the Equipment or Software is installed; or

         1808
                           (iv) other equipment or software located with or connected to the Equipment or Software,

                  ICO shall include this information in its report and may (without in any way affecting its rights under this clause 40) proceed with rectification of the defect or fault to the extent reasonably considered necessary in the circumstances;

         (c) the parties shall (other than in relation to Software), within 5 days of the Contractor's receipt of such report, agree the manner and time in which such defect or fault is to be rectified;

         (d) ICO shall pack for shipment and arrange the shipment of any defective or faulty item(s) or part(s) that the Contractor directs be shipped to the NEC Team member premises as designated by the Contractor and in the case that the Contractor directs the travelling wave tubes (TWTs) be shipped, ICO shall use a TWT shipping container for returning the TWT if such a shipping container is available at the Site from which the shipment is to be made; and

         (e) ICO shall arrange for the exportation of the defective or faulty item(s) or part(s), and, subject to clause 28.9, the re-importation for any repaired or replacement item(s) or part(s).

40.6 The Contractor shall provide the necessary information and documents for the re-importation of any repaired or replacement items or parts (such information and documents to be of a nature similar to those required for the purposes of clauses 26 and 28) and reimburse ICO, in accordance with clause 17.3, for all costs and expenses that ICO incurs:

         (a) in complying with the requirements of this clause 40, including any packaging, transportation, shipping charges, customs duties, customs bonds, sales taxes, VAT or charges of a similar nature which ICO incurs for the exportation or re-importation of item(s) or part(s), or for performing any rectification work;

         (b) associated with disassembly and/or re-assembly of larger items or parts where their disassembly is required for the purpose of enabling fault diagnosis to take place and/or removal and/or replacement of any other affected item or part.

40.7 In the case of an Equipment defect or fault, the Contractor will, at its discretion, repair or replace at its own cost the defective or faulty Equipment in a timely manner so as to minimise any interruption or risk of interruption to the functioning of the ICO System and the Contractor shall take all such actions as are reasonably required to restore functionality to the ICO System to the same level as it was immediately prior to, or should have been in the absence of (but without imposing any obligation on the Contractor in respect of unconnected defects or faults in the elements of the ICO System other than the ICONET Ground Facilities), such defect or fault and use its best efforts to avoid and minimise any interruption or risk of interruption to the functioning of the ICO System.

If, at the relevant Site, ICO shall have an appropriate Spare, in order to avoid and minimise any interruption or risk of interruption to the functioning of the ICO System, ICO shall use the same to replace the defective or faulty Equipment but without prejudice to the obligations of the Contractor, at no cost to ICO, to supply a replacement for such Spare and to attend the Site to make any necessary repair to the item or part of the Equipment suffering the defect or fault.

In the absence of ICO holding an appropriate Spare at the relevant Site or where the Contractor is not able to implement an immediate repair or replacement of the defective or faulty Equipment, ICO may, if possible and where it urgently requires the availability of the relevant Equipment, make immediate repairs to any defective or faulty Equipment without affecting any of its rights under this clause 40.

40.8     In the event of any Software defect or failure:

         1809
         (a) ICO shall inform the Contractor of the nature of the Software defect or fault (so far as it is able to identify the same) in the agreed manner, following the reporting, fault escalation and required response processes to be agreed between the parties (which process shall be agreed not less than 6 months before the scheduled commencement of the Warranty period specified in clause 40.1);

         (b) the Contractor will analyse the reported Software defect or fault and the Contractor shall, at no cost to ICO, supply a temporary fix to rectify the Software defect or fault without avoidable delay and in a timely manner so as to minimise or avoid any interruption or risk of interruption to the functioning of the ICO System and minimises the effects of the defect or fault;

         (c) the Contractor, at no cost to ICO, will notify ICO by telephone, facsimile or e-mail how to fix the defect or fault using Site personnel, or make and supply the "bug" fix, maintenance release or update; and

         (d) the Contractor shall, at no cost to ICO, take all such actions as are reasonably required to restore on a permanent basis functionality to the ICO System to the same level as it was immediately prior to, or should have been in the absence of (but without imposing any obligation on the Contractor in respect of unconnected defects or faults in the elements of the ICO System other than the ICONET Ground Facilities), such defect or fault and will use its best efforts to avoid and minimise any interruption or risk of interruption to the functioning of the ICO System and will as rapidly as is possible, using the best efforts of the NEC Team, and in any event within three (3) months (or such longer time as may be agreed by ICO) of the occurrence of the Software defect or fault, prepare and issue a permanent fix to the Software for installation at all Sites where the Software is installed.

40.9 the Contractor will, where any defect or fault cannot for any reason be repaired or rectified in accordance with clauses 40.7 or 40.8, at its own cost, dispatch appropriately qualified engineer(s) to the Site to identify and repair or rectify any defective or faulty Equipment or Software without avoidable delay and within a time period which minimises the effects of such defect or fault. ICO shall use reasonable efforts in the period ending on 12 August 2002, or such later date as shall be determined by reference to clause 40.1, to hold a Spare of such items at such Sites as has been recommended on a reasonable basis by the Contractor prior to the date of this Agreement. save where the recommended Spare has been used already at a Site for an Equipment defect or fault (and it has not been replaced or returned to the relevant Site by the Contractor), to reinstate any Spares which are used. The Contractor will have no obligation under the terms of this clause 40 in respect of damage arising solely from a failure by ICO to maintain Spares in accordance with this clause 40.9.

40.10 The Contractor will, during the period of three years from Acceptance Set 5 Completion Date, submit a written report quarterly within one month after the end of the relevant quarter summarising:

         (a) for each of the Sites, all Equipment defects or faults which were notified by each NEC Team member during the previous quarter and identifying how they were processed for repair or replacement;

         (b) for each of the Sites, all Software defects or faults which were reported to each NEC Team member during the previous quarter and identifying how they were rectified;

         (c) an analysis of the trend of Equipment and Software defects or faults of which members of the NEC Team have become aware (both as a consequence of paragraphs (a) and (b) above and, separately, from other sources), including re-occurring defects and faults and proposed remedial actions and the periods taken to implement the same, by Equipment and Software type and source;

         1810
         (d) for Equipment repairs or replacements, the average turnaround time, the longest turnaround time with the reason and the number and description of those remaining to be implemented with the predicted date for completion and time period since the defective or faulty item or part was first reported as faulty or defective and returned, for each NEC Team member;

         (e) for Software temporary fixes, the average turnaround time, the longest turnaround time with the reason and the number and description of those remaining to be implemented with a predicted date for completion and total elapsed time from the date that any member of the NEC Team first received notification of the original fault or defect to its predicted date for implementation, for each NEC Team member;

         (f) for Software permanent fixes, the number and description of those implemented during the period, the number and description of those remaining to be implemented and the number and description of those remaining to be implemented with a predicted date for completion and total elapsed time from the date any member of the NEC Team first became aware of the original fault or defect to its predicted date for implementation, for each NEC Team member; and

         (g) such other information as ICO may reasonably require to assess the reliability of the Equipment and Software (including any individual parts, components, sub-systems and programs) and the efficiency and performance of the Contractor and its compliance with its warranty obligations, and in particular the means by which it is ensuring that there is no avoidable interruption to services provided through the ICO System as a consequence of any Equipment or Software defect or fault.

40.11 If requested by ICO, the Contractor will provide ICO with a written report describing the results of the analysis of any specific Equipment or Software defect or fault notified to the Contractor in respect of any Equipment or Software whilst the same is under warranty pursuant to this clause for which ICO has requested a separate report. Any such report shall be provided promptly following ICO's request and shall address all those matters which ICO shall have prescribed in its request.

         1811
40.12 In the event of defects or faults in any of the content of the documentation, the Contractor will:

         (a) unless otherwise agreed by ICO, correct and re-issue the affected documentation within one month of the Contractor first becoming aware of the same in the same formats, quantities and to the same places of delivery as the provision of the original documentation;

         (b) will make all necessary rectifications to any part of the ICONET Ground Facilities which has been affected adversely as a result of a defect or fault in the contents of the documentation; and

         (c) if the functionality of the ICO System shall have been affected in any way by such defect or fault, at its own cost, take all such actions as are reasonably required to restore functionality to the ICO System to the same level as it was immediately prior to, or should have been in the absence of (but without imposing any obligation on the Contractor in respect of unconnected defects or faults in the elements of the ICO System other than the ICONET Ground Facilities), such defect or fault and use its best efforts to avoid or minimise any interruption or risk of interruption to the functioning of the ICO System.


40.13 In the event of incorrect or defective content of Training courses or materials the Contractor shall:

         (a) unless the parties agree otherwise, without delay and in each of the locations at which the incorrect or defective Training shall have been given, provide remedial Training in the same manner as the provision of the original Training;

         (b) make all necessary rectifications to any part of the ICONET Ground Facilities which has been affected adversely as a result of incorrect or defective content of Training courses or materials; and

         (c) if ICO shall demonstrate to the reasonable satisfaction of the Contractor that the functionality of the ICO System shall have been affected in any way by such defect or fault, at its own cost, take all such actions as are reasonably required to restore functionality to the ICO System to the same level as it was immediately prior to, or should have been in the absence of (but without imposing any obligation on the Contractor in respect of unconnected defects or faults in the elements of the ICO System other than the ICONET Ground Facilities), such defect or fault and use its best efforts to avoid or minimise any interruption or risk of interruption to the functioning of the ICO System.

40.14 The rights and remedies of ICO under this clause 40 are in addition to, and do not limit, any other rights and remedies ICO may have. In particular, ICO's rights under this Agreement arising out of fraud or such gross mistakes as amount to fraud are not limited in point of time or by this clause. Notwithstanding the time limits specified in clause 40.1, if ICO shall notify the Contractor of a claim for breach of warranty under this clause 40 relating to any latent defect in any of the Deliverables or other Works at any time within five years after Acceptance Set 4 Completion Date for Acceptance Set 4 Deliverables and within five years after Acceptance Set 5 Completion Date for Acceptance Set 5 Deliverables such claim shall be regarded as a claim properly made under this clause.

40.15    The warranty provisions of this clause will not apply to the following:

         (a) operations or maintenance of the Equipment or Software by any person who has not been properly trained (except any representatives nominated or authorised by the Contractor or Sub-Contractors) or operations, maintenance, repair and inspection of the Equipment or Software carried out by any person other than in accordance with manuals, documents and information provided to ICO by the

         1812
                  Contractor or any Sub-Contractor or any representatives nominated or authorised by the Contractor or Sub-Contractors;

         (b)      normal wear and tear;

         (c) consumption of consumables (not earlier than the usual time periods or usage patterns during which those consumables may be expected to continue to perform);

         (d) Equipment or Software that has been subject to alterations or modifications not authorised by the Contractor or any Sub-Contractor or any maintenance representatives nominated or authorised by the Contractor or Sub-Contractors;

         (e) Equipment or Software failures that are associated directly with ICO's failure to maintain the operational environment specified by the Contractor; and

         (f) the Deliverables required to be delivered under Annex 11 to the Statement of Work to which this clause 40 shall apply save to the extent specifically modified as set out therein.

40.16 The travelling wave tubes (TWTs) shall be free from defects in material and workmanship under normal operating conditions within published ratings and under normal use in accordance with the Contractor's operating instructions for
* hours of heater operation or 18 months from the date of shipment from the Contractor, whichever occurs first. If any defect in material or workmanship is found in the TWT under said conditions within said period, the Contractor will, at ICO's discretion, either replace the TWT at the price to be calculated according to the formula (1) below or refund to ICO the amount to be calculated according to the formula (2) below (Pro-Rate Adjustment), provided that notice of any such alleged defect shall be given in accordance with this clause 40.


         (1) Replacement Price = Applicable Selling Price of the TWT when the Order for the Replacement is Placed

                           x       Hours of Heater Operation
                                   -------------------------
                                   Warranted Hours

         (If the hours of TWT operation is less than five percent (5%) of the Warranted Hours, the Replacement Price shall be deemed zero (0)).


         (2)      Amount of Refund = Price of the TWT Paid by ICO

                           x       (Warranted Hours - Hours of Heater Operation)
                                   ---------------------------------------------
                                   Warranted Hours

         (If the hours of TWT operation is less than five percent (5%) of the Warranted Hours, the Amount of Refund shall be deemed equal to the Price of the TWT paid by ICO).


PART F - INTELLECTUAL PROPERTY RIGHTS

41       INTELLECTUAL PROPERTY RIGHTS AND CONFIDENTIALITY

41.1     ICO and the Contractor acknowledge that:



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1813
         (a) NEC Team Intellectual Property is owned by the NEC Team member(s) generating such Intellectual Property Rights;

         (b)      ICO Intellectual Property is owned by ICO.

41.2 The Contractor hereby grants and shall procure the grant by the other members of the NEC Team to ICO irrevocable worldwide non-exclusive paid-up licences (with right to sub-licence) to use NEC Team Intellectual Property (except for NEC Team Intellectual Property incorporated in Software, as provided for in clause 41.3) incorporated by the NEC Team into the Deliverables delivered by the Contractor solely for the purposes of operating or having operated in accordance with the provisions of this Agreement the Deliverables in the ICO System.

41.3.1 The Contractor hereby grants and shall procure the grant by the other members of the NEC Team to ICO irrevocable worldwide non-exclusive paid up licences (with right to sub-licence) to run the object code versions of Software solely for the purposes of operating or having operated in accordance with the provisions of this Agreement the Deliverables delivered by the Contractor in the ICO System.

41.3.2 The licences granted in or pursuant to clause 41.3.1 do not include any right to translate, amend, modify or adapt such Software in source code form or in object code form. Upon request the Contractor will, and will procure that the other members of the NEC Team will, provide such interface information as ICO may reasonably request in order to make other computer programs interoperable with any of the Software. Compliance with this obligation shall also be deemed to be compliance in respect of that Software with clause 4.1.(i).

41.3.3 ICO shall not make any copies of the Software except for the purpose of operating the Deliverables in the ICO System or for archive or back up purposes.

41.3.4 The Software licensed under this Agreement may be delivered in an inseparable package also containing other computer programs. In order to avoid doubt ICO is not granted any licence to use such other computer programs.

41.3.5 ICO shall treat all Software and other computer programs included in any inseparable package as confidential and subject to the provisions of clause 41.6.

41.3.6 For the avoidance of any doubt ICO receives no ownership interest in any of the Software or other computer programs included in any inseparable package or in each case in any of the Intellectual Property Rights thereto.

41.4.1 ICO hereby grants to the Contractor and agrees to grant to each of the other members of the NEC Team irrevocable worldwide, non-exclusive licences with right to sub-licence to use the ICO Intellectual Property for the purposes of developing, supplying, manufacturing, installing, operating, upgrading and expanding the Deliverables for ICO.

41.4.2 Without prejudice to the provisions of clause 41.6, ICO further agrees not to assert any ICO Intellectual Property comprised in the Deliverables against:

         (a) the members of the NEC Team in respect of the development, manufacture or sale of equipment or software incorporating any ICO Intellectual Property comprised in the Deliverables; or

         (b) the use by the members of the NEC Team or their third party customers of equipment or software acquired directly or indirectly from the members of the NEC Team incorporating any ICO Intellectual Property comprised in the Deliverables other than in or in conjunction with Satellite Based Communications Systems; or

         1814
         (c) the use by the members of the NEC Team or their third party customers of equipment or software acquired directly or indirectly from the members of the NEC Team incorporating any ICO Intellectual Property (other than ICO Intellectual Property the subject of a patent or patent application) comprised in the Deliverables in or in conjunction with Satellite Based Communications Systems:

                  (i) where such ICO Intellectual Property is comprised in the system areas not identified as Key Features, after the Acceptance Set 4 Completion Date; and

                  (ii) where such ICO Intellectual Property is comprised in the system areas identified as Key Features after 1st January 2002,

                  provided that:

                  (i) if any third party not being a member of the NEC Team receiving the benefit of the provisions of this clause 41.4.2 asserts any Intellectual Property Rights against ICO, then ICO reserves the right to assert ICO Intellectual Property against that party; and

                  (ii) if any NEC Team member asserts any Intellectual Property Rights other than in respect of a breach of clause 41, then ICO reserves the right to assert ICO Intellectual Property against that NEC Team member.

41.4.3 For the avoidance of doubt, nothing in clauses 41.4.1 and 41.4.2 shall be construed as granting any licence under ICO patents to any third party customers of any NEC Team member(s) to use such equipment.

41.5.1 The Contractor hereby undertakes that it will not and agrees to procure that the other members of the NEC Team will not either alone or acting together make available directly or indirectly for commercial use features which are new and developed by or at the direction of the members of the NEC Team under this Agreement in the system areas identified as Key Features to any other operator of Satellite Based Communications Systems until 1st January 2002 without the express written consent of ICO provided always that nothing shall restrict the members of the NEC Team either alone or acting together from making available directly or indirectly for commercial use at any time by any person features which are the same as or substantially similar to the features which are new and developed by or at the direction of the members of the NEC Team under this Agreement in the system areas identified as Key Features where such features are the result of work done independently of the work done under this Agreement or from exploiting NEC Team Intellectual Property generated prior to the date of this Agreement and without otherwise breaching the terms of this Agreement.

41.5.2 For the avoidance of doubt the fact that work done independently of the work done under this Agreement results in a notification under clause 9.4 to ICO and a related change under clause 9 does not bring such work within the scope of the restrictions on making available directly or indirectly for commercial use features which are new and developed by or at the direction of the members of the NEC Team under this Agreement set out in clause 41.5.1.

41.6.1 ICO on the one hand and the Contractor on the other hand may provide Confidential Information to each other during the course of this Agreement and all such disclosures of such information will be treated as confidential by the party receiving the disclosure and subject to the provisions of clause 41.6.3, the receiving party shall maintain such information in confidence and shall not use or disclose such information except as expressly authorised in this Agreement. Notwithstanding the foregoing, where any information is disclosed orally or is visually displayed, then

         1815
such information shall be regarded as Confidential Information if identified as Confidential at the time of disclosure and the disclosing party within thirty days from initial disclosure specifically identifies in writing to the receiving party such oral or visually displayed information as being "Confidential Information".

41.6.2 Each party agrees to use the same care and discretion to avoid unauthorised disclosure, publication or dissemination of Confidential Information supplied by the other party and the unauthorised use thereof as the receiving party uses with respect to similar information of its own, but in no event, less than reasonable care. Each party further agrees that commercial information designated as Confidential Information shall not be disclosed to any third party without the express prior written consent of the disclosing party. Should it become legally necessary for the receiving party to disclose to a third party certain of the Confidential Information supplied by the other party, it shall be disclosed only to the extent required by law or court of competent jurisdiction and to the extent permitted by law after prior written notification to the other party of the requirement for disclosure.

41.6.3 The obligations of confidentiality and restrictions on use specified in this clause 41.6 shall not apply to any information that:

         (a) is already in the possession of the receiving party without obligation of confidentiality at the time of disclosure;

         (b) is independently developed by the receiving party or any of its affiliates or subcontractors without access to or any use of any of the Confidential Information as evidenced by appropriate documents;

         (c) is or becomes publicly available without breach of this Agreement and without the fault of the receiving party or any of the affiliates or subcontractors; or

         (d) is lawfully received by the receiving party from a third party.

Specific information shall not be deemed to be in the possession of the receiving party merely because it is embraced by more general information in the receiving party's possession.

41.6.4 Each party shall use all reasonable endeavours, including inserting and enforcing the appropriate contractual provisions in any agreements with any subcontractors and by requiring the compliance by its employees with appropriate obligations, to ensure the confidentiality of all Confidential Information provided to it by the other party but so that nothing in this clause 41.6 shall preclude any party from disclosing such information on such basis only for the performance of and for the purposes contemplated by this Agreement to a third party which has prior to receiving such information executed a confidentiality agreement in favour of the receiving party and under which the receiving party holds the benefit of such third party's undertakings on behalf of itself and the party whose Confidential Information is so disclosed.

41.6.5 The confidentiality obligations in this clause 41.6 shall survive the expiration or termination of this Agreement for whatever cause.

41.7 Subject to clause 41.9 if any member of the NEC Team is not the legal and beneficial owner of any part of the Intellectual Property Rights which it incorporates into the Deliverables but only has a right to use the same pursuant to a licence then ICO's right to use the same shall be such as is permitted by the licence granted by the owners thereof to the relevant member of the NEC Team and in the event that such licence prevents or restricts ICO's use of any functionality of the Deliverables in connection with the ICO System the Contractor shall use, and shall procure that the relevant member of the NEC Team shall use all reasonable endeavours so as to obtain at minimal cost from such third party as owns such part of the Intellectual Property Rights the right for ICO to use the same without prevention or restriction as to any functionality of the Deliverables. Any costs reasonably incurred by

         1816
the relevant member of the NEC Team in this connection shall be borne by that member of the NEC Team. If it shall not, or it appears likely that it will not, prove possible to secure appropriate rights for ICO to use or incorporate any such third party rights in the Deliverables in connection with the ICO System, the Contractor shall at its own cost, procure that a suitable alternative method of meeting the requirements of the Deliverables shall be produced.

41.8 For the avoidance of doubt the parties hereby agree that the provisions of clause 8 of the IPC continue to apply to Intellectual Property Rights comprised in the deliverables supplied under the IPC or reduced into practice in the work done under the IPC and that notwithstanding any of the provisions of clause 8 of the IPC the provisions of this clause 41 shall apply to all work done pursuant to this Agreement in the development and supply of the Deliverables.

41.9.1.1 ICO will indemnify each of the members of the NEC Team (including Sub-Contractors or permitted sub-licensees of any member of the NEC Team) against all claims, demands, actions, costs, expenses (including but not limited to legal costs on a solicitor and client basis) and damages rising from or incurred by reason of:

         (a) any infringement or alleged infringement of US Patent Nos. 5,415,368; 5,439,190; 5,433,726 and 5,554,624 together with any continuations, divisions, re-issues, re-examinations and foreign counterparts thereof arising out of the manufacture, use, sale, exportation or importation of the Deliverables; or

         (b) any infringement or alleged infringement of any other Intellectual Property Rights arising out of the manufacture, use, sale, exportation or importation of those features of the Deliverables specified by ICO in the functional objectives and requirements of the IGFR and the Statement of Work.

41.9.1.2 The Contractor shall promptly notify ICO if any claim or demand is made or action brought against any of the members of the NEC Team (or any Sub-Contractor or permitted sub-licensee of any member of the NEC Team) to which clause 41.9.1.1 may apply. ICO shall at its own expense conduct any litigation arising therefrom and all negotiations in association therewith and the members of the NEC Team hereby agree to grant to ICO exclusive control of any such litigation and negotiations.

41.9.1.3 The NEC Team shall at the request of ICO afford to ICO all reasonable assistance for the purpose of contesting any claim or demand made or action brought against any of the members of the NEC Team (or any Sub-Contractors or permitted sub-licensees of any member of the NEC Team) to which clause 41.9.1.1 may apply. ICO shall reimburse any of the members of the NEC Team for all costs and expenses (including legal expenses) incurred in so doing.

41.9.1.4 The Contractor shall not make any admissions which may be prejudicial to the defence or settlement of any claim, demand or action for infringement or alleged infringement of any Intellectual Property Rights to which clause
41.9.1.1 may apply.

41.9.1.5 If a claim or demand is made or action to which clause 41.9.1.1 may apply or demand is made or brought ICO may at its own expense:

         (a) procure a licence to use the relevant Intellectual Property Rights on terms which are approved by the Contractor (such approval not to be unreasonably withheld or delayed); or

         (b) take such other action as the Contractor may agree (such agreement not to be unreasonably withheld or delayed) as appropriate to avoid or settle such claim, demand or action,

         1817
provided in each case, that ICO provides evidence reasonably satisfactory to the Contractor that it has sufficient financial resources to meet any commitment which it makes pursuant to this clause 41.9.1.5 on behalf of itself or any member of the NEC Team.

41.9.2.1 The Contractor will indemnify ICO (including sub-contractors or permitted sub-licensees of any member of ICO) against all claims, demands, actions, costs, expenses (including but not limited to legal costs on a solicitor and client basis) and damages arising from or incurred by reason of any infringement or alleged infringement of any Intellectual Property Rights relating to the use, possession, importation or exportation of the Deliverables in connection with the ICO System by ICO or its sub-licensees save where such claims, demands, actions, costs, expenses, losses or damages are the subject of ICO's indemnity to the members of the NEC Team (and any Sub-Contractors or permitted sub-licensees of the NEC Team) under clause 41.9.1.

41.9.2.2 ICO shall promptly notify the Contractor if any claim or demand is made or action brought against ICO to which clause 41.9.2.1 may apply. The relevant member of the NEC Team shall at its own expense conduct any litigation arising therefrom and all negotiations in association therewith and ICO hereby agrees to grant to the NEC Team exclusive control of any such litigation and negotiations.

41.9.2.3 ICO shall at the request of the relevant member of the NEC Team afford to the NEC Team member all reasonable assistance for the purpose of contesting any claim or demand made or action brought against ICO to which clause 41.9.2.1 may apply. The Contractor shall reimburse ICO for all costs and expenses (including legal expenses) incurred in so doing.

41.9.2.4 ICO shall not make any admissions which may be prejudicial to the defence or settlement of any claim, demand or action for infringement or alleged infringement of any Intellectual Property Rights to which clause 41.9.2.1 may apply.

41.9.2.5 If a claim or demand is made or action to which clause 41.9.2.1 may apply or demand is made or brought, the relevant NEC Team member may at its own expense:

         (a) procure a licence to use the relevant Intellectual Property Rights on terms which are approved by ICO (such approval not to be unreasonably withheld or delayed); or

         (b) take such other action as ICO may agree (such agreement not to be unreasonably withheld or delayed) as appropriate to avoid or settle such claim, demand or action,

provided in each case that the NEC Team member provides evidence reasonably satisfactory to ICO that it has sufficient financial resources to meet any commitment which it makes pursuant to this clause 41.9.2.5 on behalf of itself.

41.9.2.6 The foregoing provisions of clause 41.9.2 shall not apply insofar as any such claim demand or action is in respect of:

         (a) the use by or on behalf of ICO or its sub-licensees of the Deliverables in combination with products services software or data not described in IGFR, the Statement of Work and the High Level System Description and not supplied by the NEC Team under this Agreement; or

         (b) the alteration of any of the Deliverables otherwise than by a member of the NEC Team under this Agreement.

41.9.2.7 The members of the NEC Team shall notify ICO in writing should any of them become aware of reasonable grounds to believe that the use of any of the Deliverables with other products or services (not being Deliverables) with which the NEC Team is aware that ICO will use the Deliverables may infringe the Intellectual Property Rights of any third party.

         1818
41.9.3.1 Save as provided in clause 49.1.3.2, in no event shall:

         (a) the NEC Team's entire liability to ICO (or any permitted sub-licensees) under clause 41.9; or

         (b) ICO's entire liability to the members of the NEC Team (or any Sub-Contractor or permitted sub-licensee of any NEC Team member) under clause 41.9,

exceed $75,000,000 and the existence of one or more claims or lawsuits within this clause 41.9 shall not extend this amount, and in no event shall the NEC Team or ICO be liable for incidental, special or consequential damages incurred by the other save and insofar as they are included in any claim by a third party for which ICO or the NEC Team is indemnified under this clause 41.9.

41.9.3.2 The liability of ICO to the members of the NEC Team (or any Sub-Contractors or permitted sub-licensees of any member of the NEC Team) under clause 41.9.1.1(a) in respect of any claim against such party based upon US Patent Nos. 5,415,368; 5,439,190; 5,433,726 and 5,554,624 or any continuations, divisions, re-issues, re-examinations and foreign counterparts thereof shall be unlimited.

41.9.3.3 Notwithstanding any other provisions in this Agreement, this clause
41.9 states the entire liability between ICO on the one hand and the Contractor and the other members of the NEC Team on the other with regard to the infringement of any Intellectual Property Rights in connection with the use of the Deliverables in connection with the ICO System. For the avoidance of doubt therefore wording appearing elsewhere in this Agreement relating to compliance with laws, regulations and all similar terms shall not apply in respect of any infringement or alleged infringement by the NEC Team of Intellectual Property Rights of a third party or any related matters (including, without limitation, clauses 4.1(g), 4.1(h), 4.1(n), 6.1(c), 6.1(d) and 64).

41.10 The provisions of this clause 41 shall (save in respect of clause 54) prevail over any other provisions relating to Intellectual Property Rights appearing elsewhere in this Agreement.

[42]     NOT USED.

[43]     NOT USED.

         1819

PART G - CONTINUOUS SUPPORT AND OPTIONS

44       MANUALS AND TECHNICAL DIAGRAMS

The Contractor is required to produce and submit to ICO those operations and maintenance manuals, instruction manuals, technical diagrams, technical drawings and all other documents set out in Annex 6 of the Statement of Work.

45       TRAINING

The Works shall include training and instruction for ICO Staff in accordance with Annex 5 of the Statement of Work so as to enable ICO Staff to operate all functions of, and to maintain, the ICONET Ground Facilities The completion of the Works by the Contractor in respect of this clause 45 is, for all purposes of this Agreement, dependent upon the parties jointly establishing an effective means to enable the Contractor to implement this element of the Works, based upon the provisions of Annex 5 of the Statement of Work.

46       OPTIONS, SUPPORT SERVICES AND FUTURE SUPPLIES

46.1 The Contractor shall, and shall ensure that Sub-Contractors shall, provide to ICO at ICO's option, at the specified prices (or where none has been fixed, at fair and reasonable prices which in no event exceed the prices paid for comparable items and services to be delivered under this Agreement) as determined in accordance with Schedule 9 under this Agreement:

         (a) the items of Equipment and the related Works described as the Options specified in Annex 1 of the Statement of Work;

         (b) further supplies of the Equipment for a period to the end of 2010 with extended availability subject to clause 46.4 and 46.5, at ICO's option, for an additional period of 5 years commencing on 1 January 2011;

         (c) further supplies of Spares for a period to the end of 2015 with extended availability subject to clauses 46.4 and 46.5, at ICO's option, for an additional period of 5 years commencing on 1 January 2016;

         (d) maintenance and support for the Software for a period to the end of 2015 with extended availability, at ICO's option, for an additional period of 5 years commencing on 1 January 2016;

         (e) the availability of skills and resources for a period to the end of 2010 with extended availability, at ICO's option, for an additional period of 5 years commencing on 1 January 2011 for the provision of services to support further capacity and/or functional enhancements to the ICONET Ground Facilities or the ICO System, including the provision of system integration and programme management services;

         (f) the availability of skills and resources for a period to the end of 2015 with extended availability, at ICO's option, for an additional period of 5 years commencing on 1st January 2016 for the ongoing operations and maintenance support, including consultative technical advice in relation to the Deliverables furnished under this Agreement;

         (g) the availability of functional enhancements to the ICONET Ground Facilities or for the ICO System to deliver functionalities similar to those available in cellular communications systems, within timeframes to enable ICO to be competitive with such cellular communications systems;

         1820
         (h) assistance and co-operation in the identification, development and implementation of future ICO System specific functionalities; and

         (i) the Contractor should use its reasonable endeavours to obtain similar guarantees from its suppliers and Sub-Contractors for Equipment and Spares as have been supplied to the Contractor.

The options to extend the availability periods referred to in clauses 46.1(c),
(d), (e) and (f) may be exercised only if the option to extend the availability period referred to in clause 46.1 (b) is exercised by ICO. ICO shall notify the Contractor in writing of its exercise of the options to extend the availability periods referred to in clauses 46.1 (b) to (f) at least one year prior to the expiry of the original period.

46.2 This clause shall in no way bind ICO to order any particular quantity of Equipment, Spares or services from the Contractor. The Contractor acknowledges and agrees that ICO may, if ICO and a Sub Contractor so agree, enter into separate contracts for the provision of operations and maintenance support and advice.

46.3 The Contractor shall within 24 months of the date of this Agreement provide ICO with a list of alternate manufacturers and suppliers, insofar as they exist, for the Equipment, Software and Spares (detailing as a minimum the name and address of the alternate source and the model or part numbers of the Equipment, Software and Spares and the alternate source to which they refer) supplied by each Sub-Contractor. The Contractor shall update this list once every 12 months. The use of Equipment, Software or Spares from any supplier or manufacturer, provided that they comply with the information provided by the Contractor, shall not affect any warranties given by the Contractor under this Agreement.

46.4 If during the extended availability periods specified in clauses 46.1(b) or (c) any member of the NEC Team, the affiliates of any member of the NEC Team, or their direct sub-contractors intend to discontinue the manufacture of Equipment or Spares the Contractor shall forthwith give 9 months' written notice to ICO of such intention and afford ICO the opportunity (which shall be exercised within 6 months of receiving such notification) of ordering such quantities of Equipment or Spares at prices determined in accordance with 46.1, as ICO shall reasonably require and the Contractor shall procure the supply of such quantities at the prices so determined. Alternatively, the parties may agree within the said period of 6 months that the Contractor will sell or license to ICO, or procure the sale and licence of, such drawings, patterns, specifications and other information as ICO shall require to enable it to make or have made such Equipment or Spares.

46.5 The Contractor shall take all reasonable efforts to ensure the continued availability throughout the extended availability periods specified in clause 46.1(b) and (c) of Equipment and Spares from the NEC Team members, the affiliates of any member of the NEC Team, and their direct Sub-Contractors. In addition to the notification required under clause 46.4, the Contractor shall inform ICO, as soon as it can reasonably be established, that Equipment and Spares provided by the NEC Team members, the affiliates of any member of the NEC Team, or its direct Sub-Contractors are becoming obsolescent and shall work with ICO to minimise the input of such obsolescence on the ICONET Ground Facilities and the ICO System, including proposals for the migration to newer or alternate technologies.

46.6 If during the period specified in clauses 46.1(b), (c) and (d), the Contractor or any Sub-Contractor (in the absence of agreement as aforesaid) either:

         (a) fails to make available to ICO with reasonable despatch all such Equipment, Spares or Software as ICO shall require; or

         (b) shall suspend payment of its debts generally, seek protection from its creditors or otherwise enter into any form of insolvency or bankruptcy proceeding (however described) or any of its creditors shall seize any of its assets (whether under any security interest or otherwise) or any moneys owned by it shall

         1821
                  become due for payment by reason of acceleration or default on its part or its shareholders shall take steps or pass any resolutions to wind up (otherwise than in connection with a solvent reconstruction or amalgamation previously approved by ICO or any analogous thing by whatever name it is known, shall happen in any jurisdiction.

then the Contractor shall so far as he is legally entitled so to do and, if so required by ICO as soon as reasonably practicable, deliver to ICO free of charge such drawings, patterns, specifications and other information as are referred to in clause 46.4 (to the extent that the same are derived from the person to whom the circumstances referred to in (a) or (b) above apply, or where the circumstances apply to the Contractor, all such items of the ContraCtor and all of the Sub-Contractors) and which ICO shall be entitled to retain for such time only as is necessary for the exercise by ICO of its rights under this clause and which if the Contractor so requires shall be returned by ICO to the Contractor in good order and condition (fair wear and tear excepted) and at ICO's costs and expense.

46.7 If ICO shall exercise its right under clause 46.6 the Contractor shall also grant or procure the grant to ICO without payment of any royalty or charge full right and liberty to make or have made Equipment or Spares as aforesaid and for such purposes only to use, make and have made copies of all drawings, patterns, specifications and other information supplied by the Contractor to ICO pursuant to this Agreement.

46.8 ICO undertakes for itself and on behalf of ICO Staff that all drawings, patterns, specifications and other information obtained from the Contractor under this clause shall be kept confidential and will not be divulged except to such persons as it may be necessary to divulge the same to, for the purpose of making or having made Equipment or Spares.

46.9 If the Contractor does not provide Equipment or Spares, ICO shall have the right to obtain such Equipment or Spares directly from Sub-Contractors or any other supplier and any additional cost incurred by ICO shall be recoverable from the Contractor.

47       CONSUMABLE SUPPLIES

47.1 The Contractor shall before shipment of any of the Deliverables or any components used therein supply a list of specifications for consumables required in the operation of the ICONET Ground Facilities. This list shall be updated no later than 3 months before the Acceptance Set 1 Handover Date.

47.2 ICO reserves the right to procure consumables to be used in and suitable for the Deliverables that are in accordance with the specifications that have been provided by the Contractor from such sources as ICO may deem appropriate. Such procurement from a source other than the Contractor shall not invalidate any rights of ICO under this Agreement.

47.3 If the Contractor fails to supply or update the specification list referred to in clause 47.1, and the consumables procured by ICO for use in the operation of the ICONET Ground Facilities causes a degradation or interruption in all or any part of its operation the Contractor shall not be relieved of its warranty obligations. In addition the Contractor shall reimburse ICO for the costs incurred by ICO in ascertaining the appropriate specification to be applied for any consumable.

48       ATTACHMENTS TO THE EQUIPMENT

48.1 Without prejudice to clause 47, ICO shall have the right to attach to the Equipment any equipment not supplied by the Contractor (the "Attachment").

48.2 If ICO notifies the Contractor in writing at least thirty days before it proposes to make an Attachment the Contractor shall within thirty days of the receipt of ICO's notice, respond to ICO with

         1822
its consent to or rejection of the proposed Attachment. If the Contractor notifies ICO of its consent to such Attachment, then clause 48.4 will apply.

48.3 If the Contractor receives a notification under clause 48.2 it may give a notice of rejection. Any notice of rejection shall be in writing and set out, in the Contractor's reasonable judgement in all the circumstances, the possible effects of the Attachments on the Deliverables and why the making of the Attachment to the Equipment would or can reasonably be expected adversely to affect the ICO System. A failure by the Contractor to respond to ICO within such thirty day period shall be deemed to be consent.

48.4 Clauses 4 and 40 shall continue to apply to the Equipment (but not to the Attachment) if the criteria in either of clause 48.2 or clause 48.3 are met.

48.5 If the criteria in either of clause 48.2 or clause 48.3 are not met, then the Contractor shall be relieved of its obligations under clauses 4 and 40 to the extent that it can demonstrate that such Deliverables are adversely affected by the Attachment.

[49]     NOT USED.

PART H - GENERAL

50       SURVIVAL OF CERTAIN PROVISIONS

50.1 Following the termination of this Agreement for any reason whatsoever, the following clauses shall survive in full force and effect, without limit in point of time:

           clause 4        (Primary Obligation of Contractor and Warranties)
           clause 15.1     (Price)
           clause 17       (Payment of Reimbursable Costs)
           clause 18       (Liquidated Damages)
           clause 30       (Ownership)
           clause 40       (Warranty)
           clause 41       (Intellectual Property Rights  and Confidentiality)
           clause 51       (Contractor's Liability for Damages or Breach)
           clause 52       (ICO's Liability for Damages or Breach)
           clause 54       (Consequences of Termination)
           clause 62       (Law and Jurisdiction)
           clause 66       (Agent for Service)
           clause 72       (Entire Agreement)

51       CONTRACTOR'S LIABILITY FOR DAMAGES OR BREACH

51.1 In the event that any breach of this Agreement or act or omission by the Contractor or any of its Sub-Contractors or any of their respective affiliated undertakings or the employees or agents of any of them in the performance of their duties in connection with this Agreement:

         (a) causes or results in physical damage to or loss of any tangible property of ICO or of any ICO Staff or third parties; and/or

         (b) causes or results in death or bodily injury to any ICO Staff or to third parties,

the Contractor shall indemnify ICO against all ICO's liabilities and costs resulting therefrom or arising in connection with the same.

51.2 If and insofar as any breach by the Contractor of this Agreement (including the inadequate performance or the non-performance of any of its obligations hereunder) shall result in any losses, damages, costs or liabilities for ICO (other than any physical damage or loss of tangible property as

         1823
described in clause 51.1), the Contractor shall, subject always to clause 51.3, indemnify ICO against any liabilities and costs of ICO resulting therefrom, provided that the total liabilities of the Contractor to ICO in respect of the design, development, creation, delivery, installation or provision of any of the Deliverables or arising from or in relation to any aspect of the ICO System (whether under this indemnity or for breach of this Agreement or for negligence or of whatsoever nature), including any liquidated damages paid or payable under clause 18.1 but excluding any liabilities indemnified or to be indemnified under clauses 41 or 51.1, shall not exceed in the aggregate 31% of the Price as the same shall from time to time be adjusted in accordance with this Agreement.

51.3 Except in the circumstances described in clause 51.1(b), the Contractor shall have no liability whatsoever to ICO for indirect, consequential, revenue or other financial losses whether arising from breach of this Agreement or negligence or otherwise (including for the avoidance of doubt any liability which ICO may have to any Site Operators)

52       ICO'S LIABILITY FOR DAMAGES OR BREACH

52.1 In the event that any breach of this Agreement or act or omission by ICO or any member of ICO Staff in the performance of their duties in connection with this Agreement:

         (a) causes physical damage to or loss of any tangible property of the Contractor or any of its Sub-Contractors or any of their respective affiliated undertakings or the employees or agents or any of them or of their staff or third parties; and/or

         (b) causes death or bodily injury to any member of their staff or to third parties,

ICO shall indemnify the Contractor against all the Contractor's liabilities and costs resulting therefrom or arising in connection with the same excluding any indirect, consequential, revenue or other financial losses.

52.2 ICO will ensure that each of its agreements with Site Operators excludes or limits, to the fullest extent permitted by the applicable law, any liability which the Contractor or any other member of the NEC Team might otherwise have to any Site Operator as a result of the incomplete performance or the non-performance by the Contractor or any other member of the NEC Team of any obligation assumed hereunder, except if and insofar as such liability may be in relation to physical damage to or loss of tangible property, or death of or bodily injury to any person.

52.3 In the event that a Site Operator shall bring a claim against the Contractor or any other member of the NEC Team as a result of the incomplete performance or non-performance by the Contractor or any other member of the NEC Team of any of the obligations hereunder (the "claim"), ICO shall indemnify the Contractor (for its own benefit or on behalf of the relevant member of the NEC Team as the case may be) for any liabilities and costs directly resulting therefrom, provided that:-

         (a) ICO shall not be liable to indemnify the Contractor or any other member of the NEC Team under this Clause 52.3 in respect of any claim for physical damage to or loss of tangible property, or death or bodily injury to any person; and

         (b) the Contractor shall procure that in respect of all claims made by any of the Site Operators against the Contractor or any other member of the NEC Team as referred to in this clause, the relevant member of the NEC Team against whom the
                  claim is made shall bear in aggregate   *   in each
                  period of 12 months commencing on the 3rd March in each year,
                  or in the case of Ericsson Limited   *   in aggregate in
                  each such period, of claims arising during the relevant period (other than any amounts claimed in respect of any indirect, consequential, revenue or other financial loss or expense); and

         (c) the Contractor shall procure that in respect of all those claims which are in respect of any indirect, consequential, revenue or other financial loss or expense made by any of


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1824
                  the Site Operators against the Contractor or any other member of the NEC Team as referred to in this clause, the relevant member of the NEC Team against whom the claim is made shall in the period of six months after the date of execution of this
                  Agreement bear the first   *   in aggregate for all
                  such claims arising during the relevant period without recourse to ICO and, in each period of 12 months commencing on
                  the 3rd September thereafter, bear the first   *   in
                  aggregate for all such claims arising during the relevant period.

         (d) ICO shall not be required to pay any amount by way of indemnity under this clause in respect of any particular claim in the event that the Contractor or any Sub-Contractor shall have, in respect of the events or circumstances giving rise to that claim, acted unlawfully, fraudulently, wilfully in breach of any of the obligations undertaken by the Contractor in this Agreement (whether or not binding on such Sub-Contractor) or negligently (as such expressions would be interpreted in the courts of England under English law)

ICO's indemnification of the Contractor or any other member of the NEC Team in respect of any claim under this clause 52.3 shall be without prejudice to such rights as ICO may have against the Contractor under this Agreement. The parties shall use reasonable efforts to replace ICO's responsibility to indemnify the Contractor and any other member of the NEC Team with mutually satisfactory insurance arrangements as soon as possible.

52.4 ICO shall have sole conduct of the defence of any such claim as is referred to in clause 52.3 on behalf of the Contractor unless either ICO shall fail reasonably and diligently to defend the same or the Contractor shall reasonably apprehend that one of the events referred to in clause 56.1 is about to arise in relation to ICO. neither ICO nor the Contractor shall admit liability or otherwise settle or compromise any such claim without the prior consent of the other (such consent not to be unreasonably withheld). If the Contractor wishes any claim which is the subject of this clause to be settled or compromised on terms which ICO is not willing to settle or compromise on (including where ICO is prepared to settle or compromise on terms which the Contractor finds unsatisfactory), then if ICO shall pay to the Contractor the sum which it was willing to pay to the Site Operator to settle or compromise the claim ICO shall be released and discharged from all further liability in respect of such claim. The Contractor shall notify ICO promptly in the event of such claim being made against it. ICO shall keep the Contractor informed of its progress on a timely basis and, subject to the provisions of this sub-clause, keep the Contractor indemnified against the consequences of its conduct of the claim.

53       ETHICAL STANDARDS

The Contractor undertakes to act, and to procure that its Sub-Contractors and its or their employees or agents act in any business dealings in any way relating to its arrangements with ICO, including the provision or procurement of the provision of any services or goods pursuant to this Agreement, in an honest and ethical manner and without resort to any unethical business practices, including but not limited to bribery, corruption, extortion or the exertion of improper or undue influence.

54       CONSEQUENCES OF TERMINATION

54.1 Upon termination of this Agreement, the Contractor shall, and shall procure that each of the Sub-Contractors shall, deliver up to ICO all property of whatsoever nature belonging to ICO or any ICO Staff which may be in its possession or under its control or the control of any of their respective group companies and affiliates and, so far as the same are employed in connection with this Agreement, any of their Sub-Contractors, agents or advisers. The preceding provisions shall apply mutatis mutandis to the Contractor and the Sub-Contractors.

54.2 If this Agreement shall be terminated at any time ICO and any ICO Staff are hereby and shall remain, notwithstanding such termination, fully authorised upon reasonable prior notice to enter on to


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1825
the Contractor's and its Sub-Contractor's premises in order to dismantle and remove all property belonging to ICO or any of its affiliates or any ICO Staff and the Contractor shall co-operate with and assist such persons in such task and shall procure access (on reasonable prior notice and at reasonable times) for such ICO Staff from, and place a parallel obligation upon, its Sub-Contractors. ICO shall use all reasonable endeavours to ensure that no unnecessary disruption is caused to the Contractor or such Sub-Contractor by reason of the removal of ICO's property. The preceding provisions shall apply mutatis mutandis to the Contractor and the Sub-Contractors in relation to the Sites and the Site Operators.

54.3 If this Agreement shall be terminated by ICO pursuant to clauses 56.1, 56.2(a) or (b) the Contractor shall, and shall procure that all the Sub-Contractors shall:

         (a) deliver up to ICO all the Deliverables in their then current state and all materials which have been purchased for inclusion in the Deliverables;

         (b) make available to ICO without cost all designs, drawings and plans which have been prepared in connection with or intended for use in relation to the Works;

         (c) in relation to computer programs which are not new and have not been developed by or for the Contractor or the relevant Sub-Contractor under this or in connection with this Agreement, the necessary interfaces and licences to use such computer programs on the basis referred to in clause 54.4; and

         (d) in relation to any other computer programs (including any which are new and/or developed by or for the Contractor or the relevant Sub-Contractor under or in connection with this Agreement) all source codes and object code versions thereof, provided that if the Contractor shall be subject to any contractual restriction preventing it from making the items referred to in (c) and (d) available to ICO, the Contractor shall procure for ICO free access to the same for the purposes referred to in clause 54.4. ICO shall treat all materials delivered up pursuant to this clause as Confidential Information in accordance with the provisions of clause 41.6.

For the avoidance of doubt any incomplete equipment, designs, drawings, computer programs or plans prepared under or in connection with this Agreement shall be a Deliverable.

54.4 In the circumstances referred to in clause 54.3, the Contractor shall grant, and shall procure that each of the other members of the NEC Team and its and their Sub-Contractors shall grant, to ICO sufficient worldwide, perpetual, irrevocable, royalty free licences (including rights for ICO to grant sub-licenses) under any NEC Team Intellectual Property Rights which are comprised in or which have been selected and identified for inclusion in any of the Deliverables acquired by ICO pursuant to clause 54.3 to enable ICO to complete the development, implementation and construction of the ICONET Ground Facilities and such licences shall permit ICO, either itself or through any third parties, to make any modifications thereto as are considered desirable in order to enable ICO to complete the ICO System and bring the same into use. ICO shall treat any Confidential Information included in any such Intellectual Property Rights in accordance with this Agreement.

54.5 If this Agreement shall be terminated by ICO pursuant to clauses 56.2(c) or (d), the provisions of clauses 54.3 and 54.4 shall apply save that:

         (a) ICO shall, to the extent that the total sums paid by it in respect of Instalments of the Price (for the purpose of which calculation of all Financed Invoices shall be deemed to have been paid in full by ICO) are less than the total cost of those of the Deliverables which ICO has either received delivery of prior to the date of termination or which it shall take delivery of following such date, pay to the Contractor the amount of any shortfall (and where any Deliverable which ICO shall receive as a consequence is incomplete, the cost of the same shall be agreed between the parties);

         1826
         (b) the Contractor shall, to the extent that the total sums paid to it in respect of Instalments of the Price (for the purpose of which calculation all Financed Invoices shall be deemed to have been paid in full by ICO) are greater than the total cost of those of the Deliverables which ICO has either received delivery of prior to the date of termination or which it shall take delivery of following such date, pay to ICO the amount of any surplus;

         (c) the licences referred to in clause 54.4 shall be limited to the extent required to permit ICO to complete the development, implementation and construction of the ICONET Ground Facilities and such licences shall permit ICO, either itself or through any third parties, to make any modifications thereto as are required in order to enable ICO to complete the ICO System and bring the same into use, but if ICO shall not require to take delivery of any of the incomplete Deliverables or the materials purchased therefor, it may by notice to the Contractor exclude the same in which case the foregoing provisions of this clause 54.5 shall only apply to those Deliverables which ICO shall elect to receive.

54.6 If ICO shall terminate this Agreement for convenience in accordance with clause 56.3, the Contractor shall following receipt of such notice of termination take the following actions:

         (a) to the extent specified in the notice of termination, stop work under this Agreement on or as soon as reasonable practicable after the date of receipt of such notice and without delay take all necessary steps to wind down production and avoid incurring unnecessary further expense, except to the extent required to continue or complete those aspects of the Works which the notice of termination shall require to be continued or completed;

         (b) place no further orders or sub-contracts for materials, services or facilities except as may be necessary for completion of those aspects of the Works which the notice of termination shall require to be continued or completed;

         (c) terminate orders and sub-contracts to the extent that they relate to the performance of Works which the notice of termination shall not require to be continued or completed;


         (d)      settle all outstanding liabilities and

         (e) take such action as may be necessary, or as ICO may reasonably direct, for the protection and preservation of the property related to this Agreement which is in the possession of the Contractor or any Sub-Contractor and in which ICO has or may acquire an interest pursuant to the provisions of clause 54; and

         (f) to the extent specified in the notice of termination, continue work under this Agreement.

54.7 The Contractor shall promptly following receipt of a notice of termination given under clause 56.3 take all reasonable steps to minimise, limit and quantify the costs and expenses incurred by the Contractor in connection with the performance of its obligations under this Agreement and shall terminate any sub-contracts, in so far as possible, on normal commercial terms (which may include an allowance for the sub-contractors' proper commercial profit determined in accordance with common practice in the industry concerned).


54.8 Within 60 days after determination of the cost of all Works terminated, the Contractor shall submit to ICO its invoice in respect of the termination Payment, and within 60 days after delivery by the Contractor of an invoice in respect of the termination Payment, ICO shall pay the outstanding amount thereof, subject always to compliance by the Contractor with clauses 54.10 and
54.11. The Termination Payment shall be the aggregate sum consisting of the Direct Costs of all work done to the date of actual termination of the Works, whether or not completed, together with pre-payments which are non-refundable to the Contractor, and the settlement and other costs connected with the

         1827
termination of orders and sub-contracts pursuant to clause 54.7 less the total of all amounts already paid by ICO to the Contractor in respect of the Works for the purpose of which calculation all Financed Invoices shall be deemed to have been paid in full by ICO, including for the avoidance of doubt all costs which have been paid pursuant to clause 15, adjusted by agreement between the parties (failing which as may be determined in accordance with clauses 65 and 62) where required to take account of any failure of the Contractor to comply with clause 54.6.

The term "Direct costs" as used herein includes only those costs set out in clause 54.9 which have been posted to the Contractor's books of account in accordance with its standard accounting practice for commercial contracts, consistently applied. To the extent that the Direct Costs relate to the internal labour costs and expenses (other than tax and social security or similar costs) of the members of the NEC Team and their respective affiliated companies such sum shall be subject to a mark-up not exceeding 22% of such costs and expenses.

In no event shall the Termination Payment, when aggregated with the amounts already paid or deemed to have been paid by ICO to the Contractor in respect of the Works, exceed the Price.

54.9     For the purposes of this clause 54, "Direct Costs" comprise:

         (a) the full salary, payroll taxes and standard benefits and other direct employment costs of those personnel employed by any member of the NEC Team or by any of their respective affiliated undertakings for that period during which they can demonstrate that they have been actively engaged in the Works;

         (b) the reasonable cost of all materials purchased by the NEC Team reasonably necessarily and wholly and exclusively for the purposes of fulfilling the requirements of this Agreement;

         (c) the reasonable and proper costs of Sub-Contractors employed by the NEC Team, where applicable, with the consent of ICO, necessarily for the purposes of fulfilling their obligations under this Agreement save to the extent such costs are taken into account pursuant to clause 54.7;

         (d) the reasonable travelling and lodging costs of those members of the NEC Team's personnel who are assigned to work on a full time basis under this Agreement at locations outside the country of their usual employment and of those personnel whose travel is reasonably necessarily required for the purposes of implementing this Agreement;

         (e) the office rental costs (apportioned by reference to the proportion of the floor area used by the Contractor exclusively for the purposes of this Agreement) associated with the Contractor maintaining a project office in the Hammersmith area or any replacement therefor during the currency of this Agreement; and

         (f) the costs of delivering any items required to be delivered to ICO as referred to in clause 54.11.

but, for the avoidance of doubt, the following to the extent that they might otherwise fall within any of the foregoing are excluded:

         (g) all central overhead expenses including the costs of all support or liaison staff or staff whose principal activities are on matters other than this Agreement;

         (h) office and equipment costs, depreciation, leasing and hire charges, any goods or materials of general application or for which there is use after the period of the Agreement, interest and like charges;

         1828
         (i) licence fees, communications costs, other costs associated with the organisation and/or co-ordination of the NEC Team.


54.10 Payment of the Termination Payment shall be subject to the Contractor justifying to ICO's reasonable satisfaction the amount of the costs and expenses and any other adjustments so claimed and producing such evidence of such costs and expenses as ICO may reasonably require. If ICO so requests, the Contractor shall provide, and shall procure that any Sub-Contractors provide, sufficient evidence to the external auditors of the Contractor (being a firm of independent certified public accountants (or equivalent)) or, where such accountants are unwilling to act in the capacity contemplated by this clause 54.10, another firm of certified public accountants of international repute agreed between the parties, to enable such accountants to certify to ICO that any and all costs and expenses claimed by the Contractor from ICO in connection with the Termination Payment have been properly incurred for the purposes of this Agreement and have been properly computed. In the absence of such certification if so requested by ICO, ICO shall not be obliged to pay any such amount claimed and, where such accountants certify a lesser sum than that claimed by the Contractor, ICO shall be obliged to pay only such lesser sum The accountants' fees for carrying out such certification shall be borne by ICO.

If ICO disagrees with the amount of the Termination Payment claimed by the Contractor, ICO shall pay so much of the amount claimed as is undisputed to the Contractor within 30 days of receipt of the Contractor's invoice and the balance shall be payable with 30 days after determination of the final amount due, provided that if the amount in dispute shall exceed 25% of the Contractor's claim ICO shall pay the disputed amount into the Escrow Account pending final resolution of the amount of the Termination Payment.



54.11 Title to all complete Deliverables not previously delivered, any incomplete Deliverable and any materials purchased for the purposes of and any components which would have been incorporated into a Deliverable which is incomplete at the date of a termination notice given under clause 56.3, shall, upon payment in full of all amounts due hereunder, vest in ICO and the Contractor shall deliver, and procure that any Sub-Contractor delivers, all such items to ICO (who shall accept delivery). All such items of the Works which are under the custody or control of the Contractor shall until delivery to ICO be insured by the Contractor at its cost.

54.12 The Contractor shall, and shall procure that each of the members of the NEC Team and its and their Sub-Contractors shall deliver up forthwith to ICO upon payment by ICO of the Termination Payment payable to the Contractor under this Agreement all the documentation, drawings, plans, and specifications produced for the performance of this Agreement to the extent not previously delivered. The Contractor shall, and shall procure that each of the members of the NEC Team and their Sub-Contractors shall, upon written request of ICO, grant to ICO and such persons as ICO shall nominate, those rights as referred to in clause 54.4.

54.13 If it is reasonably feasible for the Contractor to utilise elsewhere and within a reasonable period for their intended purposes any materials purchased for the purposes of and any components which were to be incorporated into the Deliverables which are incomplete at the date of termination under clause 56.3, ICO shall have the right to reject delivery of such components and the inclusion of the cost of the same in the Termination Payment.

54.14 The Contractor shall use reasonable efforts to place sub-contracts on terms that will enable the Contractor to terminate the same in a manner consistent with this clause.

55       FORCE MAJEURE

55.1 Force majeure refers to events extrinsic to this Agreement that are beyond the reasonable control of, and not attributable to negligence or other fault of, the party relying on such events to excuse its failure to perform. The term:

         1829
         (a) excludes strikes or other events caused by labour disputes between any member of the NEC Team (which for this purpose includes all corporate bodies under the control of the body corporate which ultimately directly or indirectly has control of the relevant member of the NEC Team) and their employees;

         (b) excludes any event giving rise to the party which would otherwise seek to rely on such event being actually or prospectively unable to perform any financial obligation under this Agreement; but

         (c) (subject to paragraph (b) above), includes changes in the laws and regulations as referred to in clauses 63.5 and 63.6.

55.2 Any party whose ability to perform is affected by a force majeure event shall take all reasonable steps to mitigate the impact of such event.

55.3 If the effect of a force majeure event is temporary, the party affected shall, to the extent that the event of force majeure shall affect its ability to perform its obligations under this Agreement, not be responsible for any consequent delay, and any affected Top Level Milestone shall be extended accordingly, if and only if notice of the event is given to the other party, specifying in such notice that the affected party is treating the circumstances as an event of force majeure, within ten (10) days after the event has come, or should reasonably have come, to the affected party's attention.

Upon or following receipt of such a notice, the non-affected party shall, to the extent that the event of force majeure affecting the other party shall affect its own ability to perform its obligations under this Agreement, be entitled to treat such circumstances as an event of force majeure of its own.

At the time of the notice of the occurrence of the event or as soon thereafter as possible, the party affected shall inform the other party of the extent of the delay expected as a result of the event and propose possible measures which could be taken in order to minimise such delay. As soon as the circumstances constituting force majeure shall have ceased to have effect, the obligations of the affected party shall continue.

55.4 An event of force majeure shall not excuse the obligation to make payment of any invoice which was properly issued by the other party prior to the commencement of the event of force majeure.

56       TERMINATION


56.1 Without prejudice to any other rights or remedies which the relevant party may possess, either party ("the terminating party") shall be entitled to terminate this Agreement in its entirety in the event that the other party ("the non-terminating party") shall suspend payment of its debts generally, seek protection from its creditors or otherwise enter into any form of insolvency or bankruptcy proceedings (howsoever described) or any of its creditors shall seize any of its assets (whether under any security interest or otherwise) or any moneys owed by it shall become due for payment by reason of acceleration or default on the part of the non-terminating party or its shareholders shall take steps or pass any resolutions to wind up (otherwise than in connection with a solvent reconstruction or amalgamation previously approved by the non-terminating party) or any analogous thing by whatever name it is known, shall happen in any jurisdiction.

56.2 Without prejudice to any other rights or remedies which ICO may possess, ICO shall be entitled, without liability to the Contractor in respect of such termination (but without prejudice to any obligations or rights under this Agreement expressed to survive termination) to terminate this Agreement in whole at any time by service upon the Contractor of a written notice in accordance with clause 59 if:

         (a) the Contractor, the Principal Sub-Contractors, or any of their respective Sub-Contractors to whom any material aspects of the Works shall have been subcontracted shall without reasonable cause, suspend the carrying out of the Works before Acceptance Set 5

         1830
                  Completion Date in any material respect or to any material extent and the Contractor is unable to satisfy ICO that it is or will be able to complete all or any substantial aspect of the Works in accordance with the Top Level Milestone Schedule; or

         (b) the Contractor shall be in breach of any of its material obligations under this Agreement; or

         (c) a force majeure event (as defined in this Agreement) has or might reasonably be expected to have a permanent or unavoidable effect on the ability of the Contractor to provide to ICO by Acceptance Set 5 Completion Date (but without taking into account any adjustment which may be made to such date by reason of the force majeure event) the functionalities described in the IGFR across the complete ICONET Ground Facilities; or

         (d) a force majeure event (as defined in this Agreement) either has the effect of severely constraining ICO from complying with the terms of this Agreement (save insofar as this Agreement creates any financial obligation on ICO) or clauses
                  63.5 or 63.6 apply,


and in any case falling under clauses 56.2(a) or 56.2(b) the Contractor (or, as the case may be, the Principal Sub-Contractors, or any of their respective Sub-Contractors to whom any material aspects of the Works shall have been subcontracted) fails to remedy or procure the remedy of the same within a period of 30 days (or such longer period as may have been specified in the notice) after receipt of written notice from ICO to the Contractor, requiring such event to be remedied and in any case falling under clauses 56.2(c) or 56.2(d) the relevant force majeure event continues on the date the notice of termination would take effect in accordance with clause 59 provided that ICO undertakes that it will not exercise its right to terminate this Agreement if ICO shall not have issued its Acceptance Set 5 Completion Certificate to the Contractor within 135 days after the Acceptance Set 5 Completion Date so long as there shall be no other circumstances in existence at any time during that period permitting ICO to terminate this Agreement.


56.3 ICO shall be entitled, without liability to the Contractor in respect of such termination other than to make such Termination Payment as may be payable under clause 54 (and without prejudice to any obligations or rights under this Agreement expressed to survive termination) to terminate this Agreement in whole at any time for convenience by service upon the Contractor of a written notice in accordance with clause 59 and may in its notice of termination require the Contractor to continue or complete any aspect of the Works which shall then have been commenced.


56.4 The Contractor shall be entitled to terminate this Agreement in whole at any time by service upon ICO of a written notice in accordance with clause 59 if:

         (a) the Contractor is owed any sum by ICO in excess of US$5,000,000 which shall have fallen due for payment and be payable in accordance with the terms of this Agreement and ICO shall have acknowledged in writing by the Supervising Officer or any of its other officers or directors that any such sum is due and payable to the Contractor; or

         (b) ICO shall have failed to pay into the Escrow Account any Disputed Amount (other than any disputed amount not exceeding US$1,000,000),

and in either case

                  (i) the Contractor shall not itself be in any material respect in breach of its obligations under this Agreement, (such breach (if any) to have been notified by ICO to the Contractor in writing in sufficient detail to provide a proper understanding of ICO's reasons why it considers the Contractor to be in breach before the notice of termination would take effect in accordance with clause 59); and

         1831
                  (ii) ICO shall have failed before the notice of termination would take effect in accordance with clause 59 either to pay to the Contractor all overdue sums together with interest thereon calculated in accordance with clause 16 or to pay any Disputed Amounts into the Escrow Account.


56.5 Save as set out in clauses 56.1 and 56.4, the Contractor shall not be entitled to terminate this Agreement for any reason and for so long as this Agreement continues in effect (and notwithstanding that ICO may be permitted to exercise rights of termination) the Contractor shall continue (for so long as all of its obligations hereunder have not been suspended pursuant to clause 55) diligently to perform its obligations hereunder.

56.6 Termination of this Agreement shall be without prejudice to any antecedent or accrued rights and liabilities of the parties. ICO shall have no responsibility for the division amongst the members of the NEC Team of any sums payable under this Agreement, including any sum paid in consequence of termination of this Agreement, which shall be entirely a matter for the Contractor.

57       WAIVER

A waiver of any breach of any provision hereof shall not be binding upon either party unless made in writing but once so made shall, unless it is expressed to be revocable, be irrevocable. No such waiver shall affect the rights of the party not in breach with respect to any other or future breach of this Agreement. No delay or failure by a party to exercise any of its rights, or time or indulgence given by it before exercising any right or remedy under this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of a right or remedy preclude any further exercise of the same or the exercise of any other right or remedy.

58       AMENDMENTS

58.1     This Agreement (other than with respect to its scope pursuant to clause
9) may not be modified except by written amendment signed by both the Supervising Officer and the Contractor's Authorised Representative save that the address for notices and the responsible authorised representatives of the parties may be added to or changed from time to time by written notice to the other party.

58.2 Where in the course of the administration of this Agreement (otherwise than under clauses 8 and 9) any communication is given or received which, if implemented, would modify or affect the rights, responsibilities or obligations of any party, then if such communication is given by ICO, the Contractor shall ensure that such communication is approved in writing by the Supervising Officer and if such communication is given by the Contractor, ICO shall ensure that such communication is approved in writing by the Contractor's Authorised Representative. In the absence of such approval the receiving party shall not be entitled to rely on such communication as being binding on, and such communication may not be binding on, the party giving the same.

59       COMMUNICATIONS AND NOTICES

59.1 All notices or other communications (except Deliverables delivered in accordance with the Statement of Work), required to be given or served under or in connection with this Agreement shall be in writing and shall be delivered in the manner prescribed in clause 59.4 to the address of the party concerned given in clause 59.2 and as the same may from time to time be amended in accordance with clause 59.3.

59.2     For the purposes of clause 59.1:

ICO's details are:

In the case of a formal notice (including any notices of demand for payment or termination) or any legal proceedings to be given to or served on ICO, the original shall be sent to:

         1832
                      [This page left intentionally blank]

         1833
ICO Global Communications Holdings BV
Drentestraat 20
1083 HK
Amsterdam
Netherlands

Facsimile: (+31) 20661 0654
Marked for the attention of the Company Secretary

and a copy thereof shall be sent at the same time to ICO Services Limited at the address set out below.

ICO Global Communications Holdings BV
c/o ICO Services Limited
1 Queen Caroline Street
London W6 9BN
England

Facsimile: (+44) 0181 600 1199
Marked for the attention of Gary Titzer


In the case of a formal notice (including any notices of demand for payment or termination) or any legal proceedings to be given to or served on the Contractor, the original shall be sent to:

NEC Corporation
7-1, Shiba 5-Chome,
Minato-Ku, Tokyo 108-8001
Japan

Facsimile: (+81) 3 3798 6782
Marked for the attention of the General Manager

and a copy thereof shall be sent at the same time to:

NEC Program Office
5th Floor Horatio House
77-85 Fulham Palace Road
Hammersmith
London W6 8JC

Facsimile: (+44) 0181 600 4290
Marked for the attention of Tadao Furukawa

All other communications to ICO referred to in this clause 59.1 shall be sent to:

ICO Global Communications Holdings BV
c/o ICO Services Limited
1 Queen Caroline Street
London W6 9BN
England

Facsimile: (+44) 0181 600 1199
Marked for the attention of Gary Titzer

         1834
All other communications to NEC referred to in this clause 59.1 shall be sent to:

NEC  Program Office
5th Floor Horatio House
77-85 Fulham Palace Road
Hammersmith
London W6 8JC
England

Facsimile: (+44) 0181 600 4290
Marked for the attention of Tadao Furukawa

59.3 Either party may from time to time amend its address and/or facsimile number and/or the persons to whose attention notices or other communications or copies thereof are to be given for the purposes of this clause 59 by giving notice in writing to the other party.

59.4 For the purposes of clause 59.1 a notice or other communication shall be either delivered personally or sent by registered or recorded delivery prepaid first class post (or airmail if overseas), or by facsimile addressed to the intended recipient thereof and any such notice or other communication shall take effect:

         (a)      if delivered personally, at the time of its delivery; or

         (b) if sent by registered or recorded delivery prepaid first class post (or airmail if overseas), at 10.00 am on the fifth working day following the time of posting (or in the case of airmail post, at 10.00 am on the seventh working day following the time of posting), and in proving such service it shall be sufficient to prove that the envelope containing the notice or other communication was properly addressed, stamped and posted; and

         (c) if transmitted by facsimile, (and provided that the transmission record of the sender indicated delivery of all pages of the same to the relevant facsimile number), at 10.00 am falling on the first working day following the time of dispatch (which may, for the avoidance of doubt, be on the same working day as that on which it is despatched) subject to a copy of the notice or other communication being dispatched by post within 24 hours of the time of despatch of the facsimile.

For the purposes of this clause 59.4, a "working day" is a day on which commercial banks are generally open for business in the location of the recipient and reference to local time in such place. References to "time of posting" and "time of despatch" are to the local time in the place where the sender is located. In order to calculate elapsed time, the local time and day in the intended place of receipt shall be determined from and by reference to the time difference between that place and the actual time of posting or time of despatch in the sender's location.

59.5     Notices under clause 56 shall take effect as follows:

         (a) if given under clause 56.1, 14 days after the relevant notice is received or deemed to have been received in accordance with clause 59.4 unless at the expiry of such period of 14 days the relevant condition, event or circumstances shall have ceased to apply;

         (b) if given under clause 56.2 (a) or (b), upon expiry a period of not less than 30 days (or such longer period as may be specified in the notice) after the relevant notice is received or deemed to have been received in accordance with clause 59.4 unless at the expiry of such period of 30 days (or longer period as may have been specified) the relevant condition, event or circumstances shall have ceased to apply;

         (c) if given under clause 56.1(c) or (d), 14 days (or such longer period as may be specified in the notice) after the relevant notice is received or deemed to have been received in

         1835
                  accordance with clause 59.4 unless at the expiry of such period of 14 days (or longer period as may have been specified) the relevant force majeure event shall have ceased to apply;

         (d) if given under clause 56.3, on the day the relevant notice is received or deemed to have been received in accordance with clause 59.4 (or such later date as may be specified in the notice or upon the satisfaction of such conditions as may be specified in the notice); or

         (e) if given under clause 56.4(a) or (b), upon expiry of a period of not less than 60 days (or such longer period as may be specified in the notice) after the relevant notice is received or deemed to have been received in accordance with clause 59.4 unless at the expiry of such period of 60 days (or longer period as may have been specified) the relevant payment shall have been made either to the Contractor or into the Escrow Account (as the case may be), and such notice shall not be valid unless it shall prominently specify that it is a termination notice given under clause 56.4 and state the amount of money which the Contractor claims is overdue for payment and, in sufficient detail to enable ICO to investigate the same, the circumstances which the Contractor alleges gives rise to such sums becoming due for payment.

60       PUBLICITY

Neither party, and the Contractor shall procure that none of its Sub-Contractors, nor any of the group companies, affiliates or Sub-Contractors or any of their respective agents, advisers, employees or consultants of the Contractor or its Sub-Contractors shall make any announcements, news releases or other public statements regarding this Agreement or its subject matter without the prior written approval of both the Contractor and ICO, such approval not be unreasonably withheld or delayed.

61       INFORMATION RECORDING

The Contractor shall record, update and maintain all documents to be delivered under this Agreement up to the Acceptance Set 5 Completion Date in accordance with the documentation configuration control process to be established as a part of the Programme Management Plan referred to in the Statement of Work.

62       LAW AND JURISDICTION

62.1 This Agreement shall be governed by, and construed in accordance with, English law.

62.2 Subject to clause 62.3, the Courts of England shall have exclusive jurisdiction in relation to all disputes or matters which may arise as between the parties out of or in connection with this Agreement.

62.3 Neither ICO nor the Contractor shall commence or pursue any proceedings against the other in relation to any dispute or matter which may arise between them out of or in connection with this Agreement other than in the Courts of England, except for the purpose of enforcing a judgement or order of the Courts of England.

62.4 Each of ICO and the Contractor waives for the exclusive benefit of the other of them any objection on the ground of inconvenient forum to any proceedings which relate to this Agreement being brought in the Courts of England or, for the purposes only of enforcement of any judgement or order as is referred to in clause 62.3, in any other court.

62.5 In clause 62, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure.

         1836
63       CHANGE OF LAW

63.1 If at any time as a consequence of either any change of law (whether effected through constitutional means or otherwise) or any actions or restrictions or other interference imposed by any governmental body (or any body or persons claiming governmental authority) or any international trade or similar embargo affecting any of the countries in which the Sites are located or the commencement of hostilities (whether formally declared or not) against any nation or any state, province or other political subdivision of any nation (including for this purpose against any separatist movement claiming an entitlement to be a separate nation, state, province or other political subdivision) affecting any of the countries in which the Sites are located it shall become impossible or impracticable to give effect to this Agreement or any part of it or otherwise to perform the Work on the relevant Site(s), then this clause 63 shall apply.

63.2 If any changes in the laws and regulations referred to in clauses 4.1(g) or (h) which may inhibit or prevent the Equipment, Software or other Deliverables which is or shall be specified in or is to be supplied under this Agreement being lawfully used for the purposes of the ICONET Ground Facilities in any of the countries where the Sites are located then this clause 63 shall apply.

63.3 As soon as either party becomes aware of any such circumstances as are referred to in clauses 63.1 or 63.2 it will notify the other party and the parties shall discuss how to overcome the effects of such changes and shall work together so as to mitigate the effects of such circumstances. Where practicable, they shall make such amendments to this Agreement or any part of it in accordance with the procedures set out in clause 9 so as to enable the impact of such occurrence to be minimised.

63.4 If any of the circumstances referred to in clause 63.1 shall come into existence and continue for a continuous period of at least 30 days in relation to any particular Site and it shall not be reasonably practicable in the reasonable opinion of ICO to make amendments as contemplated by clause 63.3, then upon service of a written notice by ICO to the Contractor under this clause, the Contractor shall assist ICO in establishing and equipping an alternative site that ICO designates for use as a satellite land earth station or network management centre with all necessary connections. Such assistance shall be at ICO's cost but on substantially the same basis and terms as those contained elsewhere in this Agreement.

63.5 If any of the circumstances referred to in clause 63.1 shall come into existence and continue for a continuous period of at least 30 days in a manner which either immediately or prospectively will affect a number of the Sites such that the ICONET Ground Facilities and other elements of the ICO System can not or will not be able to deliver the desired functionalities specified in the IGFR without significant modification and it shall not be reasonably practicable in the reasonable opinion of ICO to make amendments as contemplated by clause 63.3, then upon service of a written notice by ICO to the Contractor under this clause, ICO shall be entitled to treat such circumstances as an event of force majeure.

63.6 In any of the circumstances referred to in clauses 63.3 or 63.4 and where there is a reasonably practicable method to overcome the changes in law or regulation giving rise to such circumstances, the Contractor undertakes that it will offer to provide such changes to the scope of the Works or the location of the Deliverables at fair prices and on reasonable terms and shall, upon ICO's request, promptly provide such evidence as ICO may reasonably require to establish that the prices and terms offered are fair and reasonable.

If ICO considers that the Contractor is unable to offer to provide such changes to the scope of the Works or the location of the Deliverables in a manner such that it is reasonably practicable to overcome the changes in law or regulation giving rise to such circumstances on a basis which is consistent with this Agreement (whether or not the Contractor shall have proposed fair and reasonable terms for implementing the same), then ICO shall be entitled to treat such circumstances as an event of force majeure.

         1837
64       EXPORT CONTROL REGULATION

64.1 It is expressly agreed by the parties that the execution of this Agreement and the subsequent performance of the Works will be subject to all applicable export control laws and regulations imposed or administered by whichever government has competent jurisdiction.

64.2 The Contractor warrants that at the time of execution of this Agreement there are no applicable export control laws and regulations under clause 64.1 which will prevent performance of this Agreement.

65       DISPUTES RESOLUTION PROCEDURE

If a dispute arises, whether before or after Acceptance Set 5 Completion Date, the procedure set out in Schedule 3 shall apply.


66       AGENT FOR SERVICE

66.1 In relation to any dispute arising out of or in connection with this Agreement, each of the Contractor and ICO shall at all times until six years after the termination of this Agreement maintain an agent for service of process in England and agrees that service on such agent (or any replacement agent appointed hereunder) shall be deemed to be due service for the purposes of such proceedings.

66.2 For the purposes of clause 66.1 the Contractor hereby irrevocably appoints NEC Europe Limited at its registered office for the time being as its agent for service of process and ICO hereby irrevocably appoints ICO Services Limited at its registered office for the time being as its agent for service of process.

66.3 If for any reason an agent appointed under this clause 66 ceases to act as such, the Contractor or ICO (as appropriate) shall promptly appoint another such agent and notify the other party of the appointment and the name and address of the new agent.


67       SUPERVISING OFFICER AND CONTRACTOR'S AUTHORISED REPRESENTATIVE

67.1 ICO's Supervising Officer may be changed from time to time by notice in writing to the Contractor. Until further notice the Supervising Officer shall be Gary Titzer.

67.2 The Contractor's Authorised Representative may be changed from time to time by notice in writing to ICO. Until further notice the Contractor's Authorised Representative shall be Tadao Furukawa.

67.3 Either party may rely upon notices from the other party without being obliged to validate the signature of the Supervising Officer or the Contractor's Authorised Representative.

68       NO PARTNERSHIP

Nothing herein shall create a joint venture or partnership between the parties nor, save as specifically provided in this Agreement, constitute one party the agent of the other party.

69       SUCCESSORS

This Agreement shall be binding upon the parties hereto and their successors and permitted assigns.

70       ASSIGNMENT

         1838
70.1 Upon giving prior written notice to the Contractor, the benefit of this Agreement may be assigned by ICO to any subsidiaries of ICO or other companies within the ICO Group (being companies under the control of the ultimate holding company of ICO from time to time) any such company being referred to as a "member of the ICO Group", provided that prior to any company to which the benefit of this Agreement has been assigned ceasing to be a member of the ICO Group, ICO shall procure that such company assigns this Agreement to any company which will remain a member of the ICO Group. No other assignment shall be permitted by ICO without the prior written consent of the Contractor.

70.2 This Agreement shall not be assignable by the Contractor. The Contractor shall ensure that the Principal Sub-Contractors will not be allowed to assign (other than to their subsidiaries or other companies within the same group of companies of which they are a member) any contracts which they enter into with the Contractor pursuant to this Agreement.



71       LANGUAGE

All correspondence, notices, documentation and communications concerning this Agreement shall be in the English language. ICO may require, subject to agreement of any required adjustment to the Price, where appropriate, that operating and maintenance instructions, name and rating plates, identification labels, safety warnings and other written and printed matter required in connection with the Equipment and all instructions or notices to the public and/or ICO Staff shall be written in English and one or more principal languages of the country in which the same are to be installed or used.

72       ENTIRE AGREEMENT

This Agreement together with all the Schedules and Annexes hereto and any side letters entered into contemporaneously herewith contains the entire agreement and understanding between the parties relating to or thereto the subject matter hereof. All prior understandings, representations and warranties by and between the parties, written or oral, which may be related to the subject matter hereof in any way, are superseded by this Agreement, but this provision shall not affect any rights which ICO may have in relation to the IPC.

73       SEVERABILITY

In the event any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid or unenforceable provision shall be replaced by a mutually acceptable provision which, being valid and enforceable, comes closest to the intention of the parties underlying the invalid or unenforceable provision and, where necessary, satisfies the concerns of the regulatory authorities concerned.

74       COSTS

All costs and expenses incurred by the parties in connection with the negotiation and entry into of this Agreement shall be borne by the party incurring the same.

75       COUNTERPARTS

This Agreement or any agreement expressed to be supplemental hereto may be executed in two or more counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.

         1839
SCHEDULE 1: DEFINITIONS

The words and expressions used in this Agreement including its schedules, annexures and attachments shall, when written using capital letters in the manner below, unless the contrary intention appears, have the meanings set against them in this Schedule:

         "Acceptance Criteria" shall mean the acceptance criteria referred to in Annex 10 of the Statement of Work

         "Acceptance Set" shall mean those matters described in Section 1 and Table 1 of Annex 10 of the Statement of Work.

         "Acceptance Set Completion" shall mean:

         (i) the point in time at which Handover of all SANs and NMCs within a relevant Acceptance Set has been accomplished, and

         (ii) the software functionality of Equipment comprised within SANs and NMCs previously handed over is upgraded and integrated with the Equipment comprised within the SANs and NMCs identified in (i), above, and

         (iii) subject to the parties having expressly agreed some specific contrary arrangement in relation to any relevant Acceptance Set, all criteria of any relevant Acceptance Set, as set out in Annex 10, shall have been accomplished.

         "Acceptance Set Completion Certificate" shall mean an Acceptance Set Completion Certificate in the form set out in Schedule 12.

         "Acceptance Set Completion Date" shall mean the date upon which any relevant Acceptance Set Completion occurs.

         "ADC" shall mean an Administration and Data Centre which can provide off line processing of all call records, customer data registrations and operator workstations for the provision of help and other services.

         "Agreed Rate" shall mean in relation to any amount for any period:

                  (a) LIBOR plus 3%, if and for so long as such amount is due and payable under the terms of this Agreement and either:

                           (i) the party owing the obligation is not disputing the same pursuant to clause 16.5 or, in the case of ICO, claiming to be entitled to defer payment pursuant to clause 15.3; or

                           (ii) the party owing the obligation is in default of an obligation to pay the amount into the Escrow Account; and

                  (b)      LIBOR plus 2% in any other case.

                           For these purposes "LIBOR" in relation to any period
                  means the 3 months US$ LIBOR rate as at 11.00am London time on the first day of such period (or, if that is not a business day, on the immediately preceding business day) as quoted (on a per annum basis) in the Financial Times, London edition under the heading "Interbank Fixing", on the next business day following such first day (or, if for any reason such

         1840
                  quotation ceases to exist or be appropriate such equivalent alternative US$ LIBOR rate as the parties may agree, such agreement not to be unreasonably withheld by either party) provided that if a period lasts for more than 3 months, then interest shall be calculated by reference to successive periods of 3 months with the LIBOR rate being re-set as above at the start of each such period.

         "Availability Date" shall mean such date upon which ICO shall permit the Contractor access to any SAN or NMC in accordance with Annex 7B of the Statement of Work, for the purposes of the Contractor's integration or testing activities

         "Cash Invoice" shall mean an invoice (substantially in the relevant approved form set out in Schedule 4 and containing all the information referred to in that form) issued by the Contractor to ICO for the Cash Portion of one or more Instalments.

         "Cash Portion" in relation to any Instalment shall mean the whole of that Instalment less any Financed Portion.

         "Confidential Information" shall mean any confidential, technical or commercial information provided by one of the parties (including for this purpose any member of the NEC Team) whether in oral or written form, which may include (but shall not be limited to) specifications, drawings, sketches, models, samples, reports, data, techniques, designs, know-how, documentation, trade secrets or other technical or commercial information designated as "Confidential" under the terms of this Agreement.

         "Deferred Cash Invoice" in relation to any failure by the Contractor to achieve a Top Level Milestone by the date 21 days after its Milestone Date shall mean any Cash Invoice which was issued prior to that Milestone Date and would, but for clauses 15.2 and 15.3, have a Relevant Payment Date more than 21 days after the relevant Milestone Date and any Cash Invoice which was issued in the period commencing with the Milestone Date and ending on the actual date of the achievement by the Contractor of the relevant Top Level Milestone.

         "Deliverables" shall mean the items required to be delivered by the Contractor to ICO under this Agreement as more particularly specified and/or defined in the Statement of Work.

         "Determination" shall mean an agreement between the parties or a determination by the Disputes Resolution Procedure established pursuant to clause 65 or by a court of competent jurisdiction and "Determined" shall be construed accordingly.

         "Disputed Percentage" in relation to any Instalment in respect of which the Contractor has issued an invoice which is disputed in whole or part by ICO shall mean the percentage of such claimed Instalment which is disputed by ICO.

         "Equipment" shall mean all materials, plants and hardware supplied or to be supplied by the Contractor, for inclusion in the Works.

         "Escrow Account" shall mean an account to be established by the Escrow Agent with a bank agreed between the parties in London or such other jurisdiction as the parties may agree in the name of the Escrow Agent, which shall be operated in accordance with clause 16 and the other relevant provisions of this Agreement.

         "Escrow Agent" shall mean such bank or other person as the parties may agree.

         "Escrow Agreement" shall mean an agreement between ICO, the Contractor and the Escrow Agent in terms to be agreed between the parties reflecting the provisions of this Agreement relating to the Escrow Agent and the Escrow Account (with such modifications as the parties

         1841
         may agree with the Escrow Agent, such agreement not to be unreasonably withheld by either of the parties).

         "Escrow Trigger Amount" shall mean US$ 1 million or any higher multiple of US$500,000.

         "Excluded Circumstances"  shall mean:

                  (i)      any force majeure event as set out in clause 55;

                  (ii) radio frequency interference or unplanned propagation impairment (C-band or S-band) in excess of the limits specified in the IGFR;

                  (iii)    unavailability of spectrum;

                  (iv) unavailability of ICO satellites, or inappropriate spacing between the available satellites;

                  (v) non-conformance of ICO satellites to the ICO satellite specifications and its applicable Interface Control Documents;

                  (vi) unavailability of ICO user terminals which conform to the ICO Air Interface as set out in the applicable Interface Control Document;

                  (vii) non-conformance of ICO user terminals to the ICO Air Interface as set out in the applicable Interface Control Document;

                  (viii)   unavailability of terrestrial network
                           interconnections which meet telecommunication industry standards;

                  (ix) unavailability of the ICO Satellite Control Centre or its non-conformance to the applicable Interface Control Document;

                  (x) unavailability of Telemetry, Tracking & Control facilities to the extent not comprising RFTs at the designated Sites or the non-conformance of the same to the applicable Interface Control Document;

                  (xi) unavailability of ICO Administration and Data Centre facilities or the non-conformance of the same to the applicable Interface Control Document; and

                  (xii) errors or omissions in information supplied by ICO or the vendors of other elements of the ICO System in the applicable documents which affect support of the requirements of the IGFR and end-to-end services and which could not reasonably have been discovered by the Contractor by the time of the manufacture of the Deliverable to which such information relates.

         "Financed Invoice" shall mean an invoice (substantially in the relevant approved form set out in Schedule 4 and containing all the information referred to in that form) issued by the Contractor for the Financed Portion of one or more Instalments.

         "Financed Portion" in relation to any Instalment shall mean the percentage of it, if any, which is required to be financed by the Contractor pursuant to the Vendor Financing Agreement.

         "Further Deliverables" shall mean Deliverables (save and except for those to be provided by the Contractor at Acceptance Set 5 Completion
         Date) to be handed over after the Acceptance Set 4 Handover Date.

         "Further Works" shall mean Works (save and except for those of, or concerning, those Deliverables to be provided, or made available, by the Contractor at Acceptance Set 5 Completion Date and the Contractor's support of ICO's implementation of Acceptance Set 5) to be carried out after the Acceptance Set 4 Handover Date.

         "Good Industry Practice" shall mean the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced contractor engaged in the same type of activities and under the same or similar conditions and circumstances who is seeking in good faith to comply with its obligations under this Agreement.

         1842
(i.) "Handover" shall mean when all SANs and NMCs comprised within an Acceptance Set have successfully completed their Phase 3 IGF Testing in accordance with Annex 8A and have met the criteria established in Annex 10 at which time the Contractor shall hand over such SANs and NMCs to ICO, who shall receive the same. Furthermore any event of Handover shall mean:

         (i) the risk in Deliverables referable to any SAN or group of SANs or NMCs which are handed over shall pass to ICO.

         (ii) all payments referable to such SAN or group of SANs or NMCs shall be invoiced by the Contractor in accordance with
                  Schedule 11 of this Agreement and shall be payable by ICO;

         (iii) in respect of such SAN or group of SANs or NMCs the Contractor's liability to pay to ICO liquidated damages pursuant to clause 18 or this Agreement shall cease absolutely;

         (iv) in respect of such SAN or group of SANs or NMCs the Contractor's warranty obligations under clause 40 of this Agreement shall commence.

         "Handover Certificate" shall mean a Handover Certificate in the form set out in Schedule 12.

         "Handover Date" shall mean the date on which a Handover occurs.

         "High Level System Description" shall mean the high level system description to be provided in accordance with the Statement of Work.

         "ICO Intellectual Property" shall mean the Intellectual Property Rights generated by ICO comprised in the Deliverables.

         "ICONET Ground Facilities" shall mean 12 SANs, an NMC and a backup NMC as more particularly described in the Statement of Work and the IGFR subject to the provisions of clause 2.2.

         "ICO Staff" shall mean all of the directors and employees of ICO Global Communications (Holdings) Limited or any of its subsidiary or affiliate undertakings and any consultants, sub-Contractors or other persons nominated as "ICO Staff" by or on behalf of ICO for the purposes of this Agreement.

         "ICO System" shall mean a global mobile satellite telecommunications network capable of delivering the end to end services set out in the IGFR and which will, when completed, comprise (a) the ICONET Ground Facilities, (b) the ICO space segment, (c) user terminals, (d) the ADC systems and (e) any other functional entities.

         "IGFR" shall mean the ICONET Ground Facilities Requirement document contained in Schedule 13 as amended from time to time in accordance with this Agreement.

         "Instalment" shall mean an instalment of the Price calculated as set out in the Payment Schedule; and shall where the context allows include any such instalment claimed by the Contractor in circumstances where ICO disputes the Contractor's entitlement to some or all of the amount claimed.

         1843
         "Intellectual Property Rights" shall mean patents, registered design rights and applications for any of the foregoing, copyright, unregistered design rights, topography rights and all forms of protection of any similar nature (including all such rights in software) which may subsist in any part of the world for the full term of such rights including any extension to the term of such rights and Confidential Information.

         "IOT" shall mean the ground control equipment to be supplied to ICO by a third party which, when functioning correctly with the RFT, provides satellite in-orbit test capability.

         "Key Features" means the features of the Deliverables set out in
         Schedule 6.

         "Master Level Schedule" shall mean the schedule of activities and dates attached to Annex 4 of the Statement of Work as adjusted from time to time under this Agreement.

         "Milestone Date" shall mean the due date for the achievement of a Top Level Milestone as shown in the Top Level Milestone Schedule.

         "NEC Team Intellectual Property" shall mean the Intellectual Property Rights generated by the members of the NEC Team acting alone or together.

         "NEC Team" shall mean the Contractor, NEC Corporation, (as leader and main Contractor), and its Principal Sub-Contractors, working together as a team for the purposes of the design, specification, supply and testing of the ICONET Ground Facilities.

         "NMC" shall mean a Network Management Centre which provides both the central part of a network management system ("NMS"), the central part of a Satellite Resource Management Centre ("SRMC") and any other centralised functions required for the purposes of fulfilling the relevant functions specified in the Statement of Work and/or the IGFR, together with all of the interfaces necessary to perform these functions.

         "ODTF" shall mean the facility at which ICO, without risk to customer traffic, can train operational staff, test new and updated software releases, take advantage of a skills base and facilities to support new development and provide a showcase of the ICO System.

         "Options" shall mean those options set out in Annex 1 of the Statement of Work.

         "Payment Schedule"  shall mean Schedule 11.

         "Phase 1, Phase 2-1 and Phase 3 Testing or Tests" shall mean, respectively, that testing or those tests which is/are referred to in Annex 8A of the Statement of Work.

         "Price" shall have the meaning specified in clause 15.1.

         "Principal Sub-Contractors" shall mean Hughes Network Systems. and Ericsson Limited.

         "Ready for Installation Date" means the date on which the relevant Site is first made available to the Contractor for delivery and installation of any part of the Works.

         "RFT" shall mean the equipment supplied to ICO by the Contractor including an antenna and its associated ancillary equipment, transmission and receiver equipment including IF (intermediate frequency) distribution and IFL (inter facility link) connections, dedicated up and down converters and the associated couplers and switches which are compatible with the telemetry, tracking and control equipment to be supplied to ICO by a third party, IOT signal monitoring package which is compatible with the in-orbit test equipment to be supplied to ICO by a third party and an O&M system for the monitor and control of the other parts of the RFT.

         1844
         "RFT Availability Dates" shall mean the dates designated as such in the Top Level Milestone Schedule as such for each of the Sites which ICO has designated as TT&C or IOT capable.

         "SAN" shall mean a Satellite Access Node being a fixed installation of all the equipment required to access the ICO satellites as more particularly described in the Statement of Work and/or the IGFR.

         "Satellite Based Communications Systems" shall mean mobile communications systems characterised by direct links between a mobile user terminal and a satellite enabling transmission of voice and data (either data, telephony, facsimile or otherwise) including but not limited to those systems intended to be capable of offering services to mobile users which also offer fixed or semi-fixed services but for the avoidance of doubt excluding V-SAT systems, Broadband systems for multi-media services and systems with fixed high gain directional antennae.

         "Site" shall mean the places to which the Deliverables are to be delivered or where Works are to be carried out as set out in Annex 3 of the Statement of Work or as provided in this Agreement.

         "Site Operator" shall mean, in respect of each Site, the person making, or who has made, the Site available to ICO and appointed by ICO to operate and maintain the Equipment and Software upon the Site on behalf of ICO following installation, delivery, testing and acceptance of the same by ICO.

         "Software" shall mean all operating systems, compilers, utilities and other programs in any form and associated documentation provided or to be provided by the Contractor for inclusion in the Works.

         "Spares" shall mean spare and replacement parts for the Equipment.

         "Statement of Work" shall mean those documents set out in Schedule 14.

         "Sub-Contractor" shall mean any person, firm or company (including the Principal Sub-Contractors) to whom any of the Contractor's obligations under this Agreement have been sub-contracted (whether by the Contractor, the Principal Sub-Contractors or any other person to whom any of the Works have been subcontracted directly or indirectly) and its legal representatives, successors and permitted assigns.

         "Top Level Milestones" shall mean those tasks and events designated by a (T) in the Top Level Milestone Schedule.

         "Top Level Milestone Schedule" shall mean Schedule 7 of this Agreement.

         "Training" shall mean the training to be provided by the Contractor under clause 45.

         "Ts &Cs" shall mean the main body of this Agreement.

         "TT&C" shall mean the ground communication equipment to be supplied to ICO by a third party for satellite telemetry, tracking and control capability.

         "TWT" shall mean travelling wave tube.

         "US$" shall mean United States Dollars, the lawful currency of the United States of America.

         1845
         "Works" shall mean and include the supply, delivery, installation, integration, testing and setting to work of the Deliverables and all other work required to be carried out by the Contractor under this Agreement.

         1846
SCHEDULE 3: DISPUTE RESOLUTION PROCEDURE

1        Each party shall use all reasonable endeavours to resolve any disputes arising out of or in relation to this Agreement, including as to its interpretation.

2        In the event that such a dispute arises then the escalation procedures set out in the remaining paragraphs of this Schedule shall apply and either party may invoke these procedures by giving notice in writing to the other specifying the subject matter of the dispute and its proposal for its resolution.

3        ICO and the Contractor shall respectively procure that the dispute is considered by the Supervising Officer and the Contractor's Authorised Representative and that such parties attempt, in good faith, to resolve the dispute. If such persons reach agreement on the matter in dispute within 15 days of the dispute procedure having been invoked, which period shall commence upon the receipt of the notice referred to in paragraph 2, (or such other period as the parties may mutually agree in writing) the parties shall procure that their respective representatives shall sign a joint memorandum to that effect recording the resolution and procure that such agreement is fully and promptly carried into effect.

4        If the Supervising Officer and the Contractor's Authorised
Representative fail to reach agreement on the matter in dispute within the period specified in paragraph 3 or together conclude that resolution is unlikely, then either of them may within 10 days of the expiry of such period refer the matter in dispute to, in the case of ICO, Dr G.K.Smith or another Senior Vice President of ICO for the time being and in the case of the Contractor, Hiromi Hayashi or any other Associate Senior Vice President (or, in either case, if such person is not available, a senior manager of equivalent or nearest equivalent standing in the organisation of the party concerned) (together the "Senior Officers") for consideration by such persons. ICO and the Contractor shall respectively procure that such dispute is considered by the Senior Officers and that they attempt, in good faith, to resolve the dispute. If the Senior Officers reach agreement on the matter in dispute within 15 days of the dispute being referred to them under this paragraph, (or such other period as the parties may mutually agree in writing) the parties shall procure that their respective representative shall sign a joint memorandum to that effect recording the resolution and procure that such agreement is fully and promptly carried into effect.

5        the dispute resolution procedure shall, as regards the matter in dispute, have been exhausted if the matter in dispute:

         (a) has not been resolved in accordance with paragraph 3 within the relevant period and is not referred to the Senior Officers within the relevant period; or

         (b) where it is so referred, has not been resolved in accordance with paragraph 4 within the relevant period.

For the avoidance of doubt, the fact that the dispute resolution procedure has been exhausted without resolution of the matter in dispute shall not prevent the parties from agreeing that the matter in question should be referred to an independent form of alternative dispute resolution agreed between them and/or to arbitration.

6        The foregoing provisions of this shall, subject always to clause 62, not prevent either party from commencing legal proceedings or applying to the court for injunctive or other interim relief at any time.

         1847
SCHEDULE 7: TOP LEVEL MILESTONES

         1848
                          for Phased SAN Handover Plan

                                                                                                                      1997
                                                                                                             -----------------------
ID    [ICON] TASK NAME                                           RESP           DURATION  START     FINISH   QTR 1 QTR 2 QTR 3 QTR 4
             PHASED SAN HANDOVERS                                               608 days  05/11/98  01/03/01

33(T) [ICON]  1 SAN DEU (FS1 & AS1)                              Contractor       0 days  01/03/00  01/03/00

34    [ICON]  CALL DEMONSTRATIONS                                               262 days  01/03/00  01/03/00
35(T) [ICON]   Demonstration A: Voice, Mobile Terminated &
                Mobile Originated Call                           Contractor       0 days  01/03/00  01/03/00
36(T) [ICON]   Demonstrations C: Voice with Diversity/ D:GSM
                 Data at 2.4kbps                                 Contractor       0 days  01/08/00  01/08/00
37    [ICON]    Demonstration B: Inband Fax at 2.4 kbps &
                  Inband Data at 2.4 kbps                        Contractor       0 days  01/05/00  01/05/00
38    [ICON]   Demonstration E: GSM Data at 9.6/2.4 kbps         Contractor       0 days  01/10/00  01/10/00
39(T) [ICON]   Demonstration F: GSM Fax and Data at 4.8 kbps     Contractor       0 days  01/03/01  01/03/01
      [ICON]     NB: TLM if E is NOT achieved by 1/10/00

40             SATELLITE LAUNCH DATES                                           304 days  05/11/98  01/01/00
41    [ICON]      F1                                                  ICO         0 days  05/11/98  05/11/98
42    [ICON]      F2                                                  ICO         0 days  05/02/99  05/02/99
43    [ICON]      F3                                                  ICO         0 days  06/05/99  06/05/99
44    [ICON]      UT's Available                                      ICO         0 days  01/08/99  01/08/99
45    [ICON]      Regulatory Licence for Transmission                 ICO         0 days  01/01/00  01/01/00

47(T) [ICON] FS5 & AS5                                                            0 days  01/03/01  01/03/01

48           ICO SUPPLIED INTER SAN-SAN COMMUNICATIONS LINKS:         ICO       515 days  12/12/97  01/12/99
49    [ICON]  NEC to confirm quantity of SAN-SAN Links required  Contractor       0 days  12/12/97  12/12/97
50            ICO SUPPLIED E1 LINKS                                             183 days  22/03/99  01/12/99
51    [ICON]        Link NMC - IND                                    ICO         0 days  22/03/99  22/03/99
52    [ICON]        Link IND - IDN                                    ICO         0 days  27/08/99  27/08/99
53    [ICON]        Link IDN - AUS                                    ICO         0 days  12/04/99  12/04/99
54    [ICON]        Link NMC - USA                                    ICO         0 days  30/06/99  30/06/99
55    [ICON]        Link AUS - KOR                                    ICO         0 days  07/07/99  07/07/99
56    [ICON]        Link KOR - NMC                                    ICO         0 days  22/03/99  22/03/99
57    [ICON]        Link USA - MEX                                    ICO         0 days  05/07/99  05/07/99
58    [ICON]        Link MEX - CHL                                    ICO         0 days  19/07/99  19/07/99
59    [ICON]        Link IND - ARE                                    ICO         0 days  23/08/99  23/08/99
60    [ICON]        Link ARE - DEU                                    ICO         0 days  23/08/99  23/08/99
61    [ICON]        Link CHL - BRA                                    ICO         0 days  16/07/99  16/07/99
62    [ICON]        Link DEU - ZAF                                    ICO         0 days  13/09/99  13/09/99
63    [ICON]        Link USA - DEU                                    ICO         0 days  08/07/99  08/07/99
64    [ICON]        Link BMC - USA                                    ICO         0 days  12/07/99  12/07/99
65    [ICON]        Link BMC - DEU                                    ICO         0 days  12/07/99  12/07/99
66    [ICON]        Link IND - KOR                                    ICO         0 days  01/12/99  01/12/99
67    [ICON]        Link BRA - DEU                                    ICO         0 days  23/08/99  23/08/99
68    [ICON]        Link ZAF - IND                                    ICO         0 days  08/09/99  08/09/99
69    [ICON]        Link USA - KOR                                    ICO         0 days  09/08/99  09/08/99
70    [ICON]        Link KOR - BMC                                    ICO         0 days  08/11/99  08/11/99
71    [ICON]        Link BMC - NMC                                    ICO         0 days  08/11/99  08/11/99

                                                                           1998                          1999
                                                                 --------------------------    --------------------------
ID    [ICON] TASK NAME                                           QTR 1  QTR 2  QTR 3  QTR 4    QTR 1  QTR 2  QTR 3  QTR 4
             PHASED SAN HANDOVER

33(T) [ICON]  1 SAN DEU (FS1 & AS1)

34    [ICON]  CALL DEMONSTRATIONS
35(T) [ICON]   Demonstration A: Voice, Mobile Terminated &
                Mobile Originated Call
36(T) [ICON]   Demonstration C: Voice with Diversity/ D:GSM
                 Data at 2.4 kbps
37    [ICON]    Demonstration B: Inband Fax at 2.4 kbps &
                  Inband Data at 2.4 kbps
38    [ICON]   Demonstration E: GSM Data at 9.6/2.4 kbps
39(T) [ICON]   Demonstration F: GSM Fax and Data at 4.8 kbps
      [ICON]     NB: TLM if E is NOT achieved by 1/10/00

40    [ICON]   SATELLITE LAUNCH DATES
41    [ICON]      F1                                                                  05/11
42    [ICON]      F2                                                                           06/02
43    [ICON]      F3                                                                                  06/05
44    [ICON]      UT's Available                                                                             01/08
45    [ICON]      Regulatory Licence for Transmission

47(T) [ICON] FS5 & AS5

48           ICO SUPPLIED INTER SAN-SAN COMMUNICATIONS LINKS:
49    [ICON]  NEC to confirm quantity of SAN-SAN Links require   12/12
50            ICO SUPPLIED E1 LINKS
51    [ICON]        Link NMC - IND                                                             22/03
52    [ICON]        Link IND - IDN                                                                           27/08
53    [ICON]        Link IDN - AUS                                                                    12/04
54    [ICON]        Link NMC - USA                                                                           30/06
55    [ICON]        Link AUS - KOR                                                                           07/07
56    [ICON]        Link KOR - NMC                                                             22/03
57    [ICON]        Link USA - MEX                                                                    05/07
58    [ICON]        Link MEX - CHL                                                                    19/07
59    [ICON]        Link IND - ARE                                                                    23/08
60    [ICON]        Link ARE - DEU                                                                    23/08
61    [ICON]        Link CHL - BRA                                                                    16/07
62    [ICON]        Link DEU - ZAF                                                                    13/09
63    [ICON]        Link USA - DEU                                                                    08/07
64    [ICON]        Link BMC - USA                                                                    12/07
65    [ICON]        Link BMC - DEU                                                                    12/07
66    [ICON]        Link IND - KOR                                                                                  01/12
67    [ICON]        Link BRA - DEU                                                                    23/08
68    [ICON]        Link ZAF - IND                                                                    08/08
69    [ICON]        Link USA - KOR                                                                    09/08
70    [ICON]        Link KOR - BMC                                                                                  08/11
71    [ICON]        Link BMC - NMC                                                                                  08/11

                                                                           2000                  2001
                                                                 --------------------------     ------
ID    [ICON] TASK NAME                                           QTR 1  QTR 2  QTR 3  QTR 4     QTR 1
             PHASED SAN HANDOVER

33(T) [ICON]  1 SAN DEU (FS1 & AS1)                              01/03

34    [ICON]  CALL DEMONSTRATIONS
35(T) [ICON]   Demonstration A: Voice, Mobile Terminated &
                Mobile Originated Call                           01/03
36(T) [ICON]   Demonstration C: Voice with Diversity/ D:GSM
                 Data at 2.4 kbps                                              01/08
37    [ICON]    Demonstration B: Inband Fax at 2.4 kbps &
                  Inband Data at 2.4 kbps                               01/05
38    [ICON]   Demonstration E: GSM Data at 9.6/2.4 kbps                              01/10
39(T) [ICON]   Demonstration F: GSM Fax and Data at 4.8 kbps                                    01/03
      [ICON]     NB: TLM if E is NOT achieved by 1/10/00

40    [ICON]   SATELLITE LAUNCH DATES
41    [ICON]      F1
42    [ICON]      F2
43    [ICON]      F3
44    [ICON]      UT's Available
45    [ICON]      Regulatory Licence for Transmission            01/01

47(T) [ICON] FS5 & AS5                                                                          01/03

48           ICO SUPPLIED INTER SAN-SAN COMMUNICATIONS LINKS:
49    [ICON]  NEC to confirm quantity of SAN-SAN Links require
50            ICO SUPPLIED E1 LINKS
51    [ICON]        Link NMC - IND
52    [ICON]        Link IND - IDN
53    [ICON]        Link IDN - AUS
54    [ICON]        Link NMC - USA
55    [ICON]        Link AUS - KOR
56    [ICON]        Link KOR - NMC
57    [ICON]        Link USA - MEX
58    [ICON]        Link MEX - CHL
59    [ICON]        Link IND - ARE
60    [ICON]        Link ARE - DEU
61    [ICON]        Link CHL - BRA
62    [ICON]        Link DEU - ZAF
63    [ICON]        Link USA - DEU
64    [ICON]        Link BMC - USA
65    [ICON]        Link BMC - DEU
66    [ICON]        Link IND - KOR
67    [ICON]        Link BRA - DEU
68    [ICON]        Link ZAF - IND
69    [ICON]        Link USA - KOR
70    [ICON]        Link KOR - BMC
71    [ICON]        Link BMC - NMC

DOC: 77003A5                     Page 2             Created: 27TH FEBRUARY, 1997
                                                            Revised 3 June, 1999
         1849
[Project flow graph pg 2]

                            FOR PHASED SAN HANDOVER PLAN

ID   TASK NAME                                                                 RESP              DURATION    START        FINISH
1(T)      SYSTEM PDR                                                           CONTRACTOR        0 days      15/09/97     15/09/97
2          Draft AMBE Voice Codec Software Interface                           ICO               0 days      04/03/97     04/03/97
3          Voice Codec High Level Functional Description                       ICO               0 days      07/04/97     07/04/97

4(T)      SYSTEM FDR                                                           CONTRACTOR        0 days      15/01/98     15/01/98
5          Voice Codec Floating Point-C Source Code                            ICO               0 days      15/08/97     15/08/97
6          Voice Codec Low Level Functional Description                        ICO               0 days      22/09/97     22/09/97
7          Air Interface ICD Final Version 4                                   ICO               0 days      30/09/97     30/09/97

8(T)      NMC (LINK-OS) & SRMC/SAN-SRMS FDR                                    CONTRACTOR        0 days      15/01/98     15/01/98
9          Preliminary NMS/SCC ICD including Definition of Ephemeris Data      ICO               0 days      12/05/97     12/05/97
10         Final NMS/SCC ICD including Definition of Ephemeris Data            ICO               0 days      15/09/97     15/09/97

11(T)     CME20 R8 PLM REVIEW-FDR (TG2)                                        CONTRACTOR        0 days      31/01/98     31/01/98

12(T)     12 RFT READY FOR TTC                                                 CONTRACTOR        0 days      31/03/98     31/03/98
13         Access to SAN Sites by following dates-:                            ICO             154 days      12/05/97     15/12/97
14         Brewste, USA                                                        ICO               0 days      08/10/97     08/10/97
15         Chatanapar, India                                                   ICO               0 days      08/10/97     08/10/97
16         Brisbane, Australia                                                 ICO               0 days      01/11/97     01/11/97
17         Usingen, Germany                                                    ICO               0 days      01/11/97     01/11/97
18         Longvilo, Chile                                                     ICO               0 days      15/11/97     15/11/97
19         Hartebeeshoake, South Africa                                        ICO               0 days      15/12/97     15/12/97
20         Final SAN/TTC ICD                                                                     0 days      12/05/97     12/05/97

21(T)     SB #1 MANUFACTURE COMPLETE                                           CONTRACTOR        0 days      31/08/98     31/08/98
22         Air Interface Final Version 4                                       ICO               0 days      30/09/97     30/09/97

23(T)     MSSC #12 FOB                                                         CONTRACTOR        0 days      28/02/99     28/02/99

24(T)     TNM #1 MANUFACTURE & PHASE 1 TESTING                                 CONTRACTOR        0 days      16/04/99     16/04/99
25         Draft AMBE Voice Codec Software Interface                           ICO               0 days      04/03/97     04/03/97
26         Voice Codec High Level Functional Description                       ICO               0 days      07/04/97     07/04/97
27         Voice Codec Floating Point-C Source Code                            ICO               0 days      15/08/97     15/08/97
28         Voice Codec Low Level Functional Description                        ICO               0 days      22/09/97     22/09/97

29(T)     TNM #1 INSTALLATION & P2-1 TEST COMPLETE                             CONTRACTOR        0 days      31/08/99     31/08/99

30(T)     SBS #12 P 2-1 COMPLETE                                               CONTRACTOR        0 days      01/10/99     01/10/99

32(T)     VERSION 2 SOFTWARE RELEASE FOR NMC/SRMC ON SITE TESTING              CONTRACTOR        0 days      30/04/00     30/04/00

                                     Page 1
DOC:77003A5                                     Created: 27th February, 1997
                                                        Revised 3 June, 1999
         1850
SCHEDULE 8:       IDENTIFICATION OF SITES


The following Sites have not been examined by the Contractor as of the date of this Agreement (3 March 1997):

Brazil
[Chile]
China
[Indonesia]
Korea
UAE
Primary NMC
Back-up NMC



The following Sites have been visited but not examined in detail:

Chile; and
Indonesia

The following Site has not been examined by the Contractor as of the date of this Change Order No. 17

China
         1851
SCHEDULE 9: PRICING SCHEDULE

         1852
                                                            Schedule 9. PSH V1.0

                                PRICING SCHEDULE

         1853
                                                            Schedule 9. PSH V1.0

                        DATE            CN NO.                       REASON FOR CHANGE

1                 24 OCTOBER 1997       N/A          Final draft of pricing schedule including editorial
                                                     changes to document.  Acceptance of original of
                                                     revisions that were included in SA 3 March 1997.
                                                     Addition of paragraph numbers and removal of typos.
                                                     MCo.

2                 30TH MARCH 1998       N/A          Final revisions reflecting change order No. 3.



3                 12TH MAY 1999                      Draft revisions for PSH Change Order
4                 3 JUNE 1999                        NEC Comment
5                 7 JUNE 1999                        All amendment for PSH Change Order agreed

         1854
                                                            Schedule 9, PSH V1.0

         1855
                                                            Schedule 9. PSH V1.0

1.       GENERAL

This Section describes:

- in Section 2, the SA price schedule for the deliverables and services that the Contractor(s) will provide within the scope of this Supply Agreement

-        in Section 3, the future equipment(1) pricing

-        in Section 4 the future equipment order process

-        in Section 5, the pricing of future basic package software releases

- in Section 6, the process and pricing of the development of ICO specific functionality.


2.       SA PRICE SCHEDULE

2.1.     PRICE OF THE SA

2.1.1.1. Table 1 summarises the price of the SA. Appendix 1 to this schedule describes the individual prices which are summarised in Items 1 to 10 inclusive of Table 1. Appendix 2 to this schedule provides a detailed price list including individual equipment components. Appendix 3 to this Schedule provides the detailed price list including average hourly rates for the ICONET Integration Testing. Table 24 in Section 7 shows the history of the price change. Appendix 4 to this Schedule provides the detailed price list for the Phased SAN Handover Additional Costs -- Engineering Portion

                      TABLE 1 - SA PRICE SUMMARY (US$)

--------------------------------------------------------------------------------
        ITEM                              PURCHASE
--------------------------------------------------------------------------------
1       RFT
2       SBS                                  *
3       PCS

-----------------
1 For purposes of this Schedule, the term 'equipment' throughout means hardware and the associated operating software.


     * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1856
                                                            Schedule 9. PSH V1.0

--------------------------------------------------------------------------------
                     ITEM                                        PURCHASE
--------------------------------------------------------------------------------
  4       Switch

  5       TNM

  6       NMS SRMC

  7       S.T.E

  8       SI & PM
                                                                        *
  9       Ax & B

  10      DCN

  11      PHASED SAN HANDOVER ADDITIONAL COST-
          ENTINEERING PORTION

          TOTAL OF ITEMS 1 TO 11 (EXCLUDING FREIGHT &
          INSURANCE) = "PRICE" (CLAUSE 15.1)

          FREIGHT AND INSURANCE
--------------------------------------------------------------------------------


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1857
                                                            Schedule 9. PSH V1.0

2.1.1.2. In the event that ICO does not elect to purchase from the Contractor Freight and Insurance as set out in Table 1 within 30 days of the date of this Agreement, ICO may make alternate arrangements. In the event that ICO opts to make such arrangements, the parties shall meet to arrange any necessary modifications to the Agreement.

2.1.1.3. For the avoidance of doubt, the Price specified in clause 15.1 of this Agreement shall remain unchanged unless and until ICO opts for alternate arrangements and the initial payment shall be calculated and paid by ICO as if Freight and Insurance were included. In the event that ICO does opt out of the Freight and Insurance arrangements, the related proportion of the initial payment by ICO to NEC shall not be repaid to ICO but shall be set off against future payments by ICO under this Agreement.

2.1.1.4. In addition to the prices described in Paragraph 2.1.1.1 the Contractor will recharge ICO for:

         i. Inter-Site telecommunication charges. These charges are for the purposes of telephone and fax between SAN, NMC, BCC sites.

         ii. Inter-Site testing telecommunications charges. These charges are for the purposes of providing telecommunication links between the development sites; NEC/A in Melbourne, NEC/J in Yokohama, and HNS in Germantown, to enable the Contractor to undertake factory integration testing of the IGF.

2.1.1.5. The Contractor will re-charge ICO the costs of Inter-Site telecommunications charges as incurred plus a handling fee. The total
         charge to ICO will be no more   *   for the whole of the SA.
         ICO will reimburse the Contractor on the basis of the invoice plus supporting detail.

2.1.1.6. The Contractor will re-charge ICO the costs of Inter-Site testing telecommunications charges as incurred plus a handling fee. The total
         charge to ICO will be no more   *   for the whole of the SA.
         ICO will reimburse the Contractor on the basis of the invoice plus supporting detail.


3.       FUTURE EQUIPMENT PRICING

3.1.     INTRODUCTION

3.1.1.1. This Section describes the future pricing for:

         i. traffic capacity and subscriber expansion and the associated hardware and software

         ii.      the installation and testing

         iii.     Systems Integration and Project Management.

3.1.1.2. The price adjustments that shall be applied for future orders are defined in Section 3.5 of this Schedule.

3.1.1.3. The future prices computed according to the indices and processes are quoted as `not to exceed' prices.

3.1.1.4. ICO is being, and will continue to be offered reasonable future pricing consistent with ICO volumes and functionality.

3.1.1.5. The price is quoted on FOB place of shipment basis. The interpretation of FOB is in accordance with the SA.

3.1.1.6. The following items will be quoted separately at the time of order for individual element capacity increases:


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1858
                                                            Schedule 9. PSH V1.0

           i.       Training

           ii.      Spares

3.1.1.7. Freight and Insurance will be quoted separately at the time of order in consideration to the number of blocks to be ordered and the place of the SAN sites where these blocks will be delivered.

3.2.     UNIT EQUIPMENT

The following sections describe the expansion block price for each subsystem.
RFTs

3.2.1.1. The IGF RFT is designed to transmit and receive the maximum C-band feeder link capacity of 750 traffic carriers assuming that up to 473 carriers can be transmitted by one HPA with a total maximum EIRP of 77 dBW. It is also designed to transmit one TT&C carrier at the maximum EIRP of 81 dBW in an emergency case.

3.2.1.2. The Contractor will negotiate with ICO, as and when requested by ICO, for the supply of additional RFT systems.

3.2.2.   SBS and DC Uninterruptable Power Supply System for SBS

3.2.2.1. The number of SBS Expansion Blocks required to support the traffic capacity of a SBS subsystem shall be computed with the formulae shown in Table 2. N is number of additional expansion blocks beyond the Initial Size (320 Erlangs) required to make an SBS capable of supporting the traffic for a given "Erlang size". The Erlang size to be used in this calculation is that based on the resource holding time in the SBS.

                    TABLE 2 - SBS TRAFFIC/BLOCK RELATIONSHIP

---------------------------------------------- ----------------------------------
              SBS RATED TRAFFIC                      NUMBER OF BLOCKS (N)
---------------------------------------------- ----------------------------------

                                        *

---------------------------------------------- ----------------------------------


3.2.2.2. The traffic supported by each expansion block/SBS size are target throughputs under presently known conditions. The Contractor shall endeavour to exceed the target throughputs. However, unforeseen circumstances may change these formula, in which case the Contractor and the Purchaser agree to inform each other of such circumstances and agree to work together to minimise the impact of unforeseen conditions.

3.2.2.3. The SBS Expansion Block also requires an expansion of the DC Uninterruptable Power Supply System (DC UPS) over and above that provided in an SBS capable of supporting 320 Erlangs. For every expansion block an additional block of DC UPS will be required with a minimum expansion of 2 DC UPS blocks for the first SBS expansion block beyond the Initial Size (320 Erlangs) of the SBS.

3.2.2.4. The unit price, inclusive of installation and testing, and the equipment that comprises an SBS Expansion Block and DC UPS, is shown in Table 3. Table 3 also shows the price for providing CE Mark compliance for an SBS Expansion Block for a country where it may be required.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1859
                                                            Schedule 9. PSH V1.0


                 TABLE 3 - SBS EXPANSION BLOCK AND DC UPS PRICE


-----------------------------------------------------------------------------------------------
    NOS.                    DESCRIPTION                   QUANTITY        PRICE (US$'000S)
-----------------------------------------------------------------------------------------------
I             SBS EXPANSION BLOCK (CHANNEL UNIT AND
              CHANNEL MANAGER)

1             CHANNEL UNIT

1.1           Channel Unit Chassis (CUC)                          4

1.1.1         CUBs                                               18

1.1.2         Slot Processor Module (SPM)                        20

1.1.3         Modulator Demodulator Module (MDM)                 36

1.1.4         Clock Distribution Unit (CDM)                       4

1.1.5         Common Functions Module (CFM)                       8

1.1.6         Channel Unit Rack Base Units                        2

2             CHANNEL MANAGER

2.1           Channel Manager Chassis (ChM)                       1                     *

2.1.1         G.703 Interface                                    13

2.1.2         Control Processor Modules (CPM)                    11

2.1.2.1       Channel Access Processor (CAP)                      5

2.1.2.2       Channel Control Processor (CCP)                     4

2.1.2.3       Global Resource Process (GRP)                       2

2.1.3         Switching Transcoder Module (STM)                  21

2.1.4         10 Base2 Ethernet                                   1

2.2           Channel Manager Rack (CMR) w 2 Chassis              1

2.2.1         Fan                                                 2

2.2.2         Power Distribution Unit                             1

3             IF and Frequency Distribution Expansion      Included

4             INSTALLATION MATERIALS (Includes
              power/signal cables)

4.1           Power Cables                                       14

4.2           I/F Cables                                         16

4.3           LAN Cables                                   Included

4.4           Sync Cabling                                       20
5             Installation and Test                               1
-----------------------------------------------------------------------------------------------
II            SBS DC UPS (AC/DC CONVERTERS &                      1                *
              BATTERIES FOR 2 HOURS OPERATION)                                     *
-----------------------------------------------------------------------------------------------
III           CE MARK COMPLIANCE PER BLOCK                        1                *
-----------------------------------------------------------------------------------------------


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1860
                                                            Schedule 9. PSH V1.0

3.2.3.   TNM

3.2.3.1. The TNM capacity expansion equipment comprises four parts:

         i. Vocoder/mux (Voc/Mux) traffic expansion. Each Voc/Mux block shall be provided for each SBS expansion block and support up to 200 Erlangs.

         ii. C&C rack (19 inch). One rack is required for Voc/Mux capacity expansion of 1 and1/4blocks.

         iii.     Voice Codec Royalty per Voc/Mux Block.

         iv.      TNM(RPC) computer expansion. A TNM(RPC) may be required when a
                  TNM rated throughput exceeds   *   or BHCA exceeds
                     *   including inter-SAN traffic. The additional capacity
                  provided by a TNM (RPC) is   *   and   *   BHCA.

         v. If BHCA per Voc/Mux block exceeds 8,800, including inter-SAN traffic, upgrade of the Control Cards will be necessary.

         vi. The Erlang size to be used in this calculation is that based on the resource holding time in the TNM.

3.2.3.2. The Contractor shall endeavour to exceed the target throughputs. However, unforeseen circumstances may change these formula, in which case the Contractor and the Purchaser agree to inform each other of such circumstances and agree to work together to minimise the impact of unforeseen conditions.

3.2.3.3. The Voc/Mux Block, the C&C rack, the voice Codec Royalty, TNM (RPC) and Control Card price and associated equipment are shown in Table 4.

         The BHCA capacity of a Voc/Mux block can be upgraded from the standard capacity indicated in paragraph 3.2.3.1 (v) by the replacement of the Control Cards. Where a NEW Voc/Mux block is being ordered to expand the capacity of a TNM, the block can be supplied with the upgraded Control
         Cards at an ADDITIONAL cost of   *   per Control Card. Four Control
         Cards are required for each Voc/Mux block. The total price for a Voc/Mux block with the upgraded Control Cards would therefore be US$
            * . Where ICO wishes to upgrade the BHCA capacity of an EXISTING Voc/Mux block, the Control Cards in the block must be replaced with upgraded cards. The price for EACH replacement upgraded Control Card is *.

                 TABLE 4 - TNM TRAFFIC AND COMPUTER BLOCK PRICE

-----------------------------------------------------------------------------------------------
    NOS.                    DESCRIPTION                    QUANTITY        PRICE (US$'000S)
-----------------------------------------------------------------------------------------------
I             VOC/MUX BLOCK                                                          *
1             VOCODER/MUX Unit
1.1           Vocoder/Mux Card                                     *
1.2           Control Card                                         *
1.3           I/O Card                                             *
1.4           19 inch 6RU Shelf                                    *
1.5           Power Supply Shelf                                   *
1.6           Fan Unit                                             *
2             Installation Materials                               *
-----------------------------------------------------------------------------------------------
II            C&C RACK (19 INCH).                                  *                  *
-----------------------------------------------------------------------------------------------


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1861
                                                            Schedule 9. PSH V1.0

-----------------------------------------------------------------------------------------------
III           VOICE CODEC ROYALTY                                         *
              (SUBJECT TO PARAGRAPH 3.2.3.4.)
-----------------------------------------------------------------------------------------------
IV            TNM (RPC)

1.1           TNM Computer (RPC)

1.1.1         Sparc 1000 with 2 processors, 512MB MM,
              5GB HD, Ethernet Interfaces, 8mm Tape
              Drive and CD ROM Drive

1.2           Ethernet Hubs/Routers and Accessories
                                                                           *
1.3           TNM O&M Software Licence

1.4           Software Licences

1.4.1         Solaris Operating System with Media

1.4.2         Solstice -Runtime

1.4.3         An additional TNM O&M Software licence
              for management of 2 sets of 1:1 PRC.

-----------------------------------------------------------------------------------------------

V             RPN CPU UP GRADED CONTROL CARD

1.1           Future replacement of Control Card
                                                                             *

1.2           Additional price of each Control Card,
              supplied as part of an order for a new
              Voc/Mux block with upgraded Control
              Cards (this price is in addition to the
              price shown in Item I above)
-----------------------------------------------------------------------------------------------


3.2.3.4. The limit to the Contractors liability for the Voice Codec Royalty is
            *   for the licence and   *   per channel. Should the
         charges for the Voice Codec exceed these limits, NEC will recharge ICO
         at cost the excess over and above   *   and   *   per channel.

3.2.3.5. The Volume discount rates that apply to purchases of I) TNM Voc/Mux blocks and II) C&C Rack capacity are shown in Table 5.1 and Table 5.2, respectively.

                    TABLE 5.1 - TNM VOC/MUX VOLUME DISCOUNTS


---------------------------------------------------------------
     NUMBER OF VOC/MUX BLOCKS            DISCOUNT FACTOR
---------------------------------------------------------------
     from 1            to 2

     from 3            to 5

     from 6            to 10                       *

    from 11            to 17

    from 18            to 29

    from 30          and above
---------------------------------------------------------------


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1862
                                                            Schedule 9. PSH V1.0


                    TABLE 5.2 - TNM C&C RACK VOLUME DISCOUNTS



---------------------------------------------------------------
        NUMBER OF C&C RACK               DISCOUNT FACTOR
---------------------------------------------------------------
     from 1            to 2

     from 3            to 4

     from 5            to 8                        *

     from 9            to 14

    from 15            to 23

    from 24          and above
---------------------------------------------------------------


3.2.3.6. The installation charges for the expansion of Voc/Mux and TNM (RPC) capacity of a TNM are shown in Table 6.

                   TABLE 6 - TNM EXPANSION INSTALLATION PRICES

-----------------------------------------------------------------------------------------------
    NOS.                  DESCRIPTION                   QUANTITY          PRICE (US$'000S)
-----------------------------------------------------------------------------------------------
1             VOC/MUX BLOCK EXPANSION

1.1           First Voc/Mux block per SAN              per block                    *

1.2           Each Voc/Mux block in addition to        per block
              first block per SAN
-----------------------------------------------------------------------------------------------
2             TNM (RPC)

2.1           Per TNM (RPC) if as a separate         per TNM (RPC)
              installation                                                          *

2.2           Per TNM (RPC) if installed at same     per TNM (RPC)
              time as capacity expansion
-----------------------------------------------------------------------------------------------


3.2.3.7. The discount rates that apply to the first Voc/Mux block installation charges are shown in Table 7. The number of SANs shows the number of SANs installed in the upgrade program.

                 TABLE 7 - FIRST EXPANSION BLOCK DISCOUNT RATES

         -------------------------------------------------------
             NUMBER OF SANS             DISCOUNT FACTOR
         -------------------------------------------------------
                 1 to 3

                 4 to 5

                 6 to 7                         *

                 8 to 9

                   10

                11 to 12
         ------------------------ ------------------------------


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1863
                                                            Schedule 9. PSH V1.0

3.2.3.8. The volume discount rates that apply to the installation charges for the additional Voc/Mux blocks per SAN are shown in Table 8.

                    TABLE 8 - ADDITIONAL BLOCK DISCOUNT RATES

         -------------------------------------------------------
            NUMBER OF VOC/MUX           DISCOUNT FACTOR
                 BLOCKS
         -------------------------------------------------------
                    1

                    2

                    3                             *

                    4

                    5

               6 and above
         ------------------------ ------------------------------


3.2.4.   MSSC/VLR

3.2.4.1. The MSSC/VLR reference price is shown in Table 9. The reference price includes:

         i. the equipment including the hardware and the software licence fee

         ii.      installation and test charge.

                       TABLE 9 - MSSC/VLR REFERENCE PRICE

                                  [LINE GRAPH]

3.2.4.2. The pricing curve is intended to give ICO sound guidance to estimate prices for future switch growth. The curve has been developed using the current SA dimensioning assumptions as defined in Section 9.2 of the IGFR. Changes in these assumptions may lead to some adjustment in the price for any given switch capacity.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1864
                                                            Schedule 9. PSH V1.0

3.2.4.3. The Contractor will provide ICO with a price for each upgrade based on the actual traffic and network configuration at the time of order.

3.2.4.4. Table 10 illustrates how the price for incremental growth is calculated. In this example, the cost of growing a switch with an
         initial capacity of   *   to a new capacity of   *   would be
         approximately   *

     TABLE 10 - REFERENCE ILLUSTRATION OF PRICE FOR INCREMENTAL GROWTH OF AN
                                    MSSC/VLR

                                  [LINE GRAPH]

3.2.4.5. Table 11 shows in tabular form the points for computing the graph shown in Table 9.

                    TABLE 11 - MSSC/VLR PRICING GRAPH POINTS


                                       *



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1865
                                                            Schedule 9. PSH V1.0


                                        *


3.2.4.6. The project management fee for MSSC/VLR expansion shall be an additional fee of 7% of the agreed final MSSC/VLR upgrade price as per Paragraphs 3.2.4.1 and 3.2.4.3 of this Schedule.

3.2.5.   HLR

3.2.5.1. The price for an additional HLR platform, excluding DC UPS, with an
         initial   *   subscribers capacity is shown in Table 12-1.

                    TABLE 12-1 - HLR PLATFORM EXPANSION PRICE


     NO.                                   DESCRIPTION                                 QUANTITY     PRICE (US$'000s)

      1        HLR Platform hardware for maximum   *  subscriber except DC Power
               Supply
                                                                                                     *
      2        HLR Software for   *   subscriber


3.2.5.2. The additional software licence fee for the growth in the installed HLR
         subscriber capacity over and above   *   subscribers per HLR is shown
         in Table 12-2.

                    TABLE 12-2 - HLR CAPACITY EXPANSION PRICE

                                                                                                         PRICE
     NO.                                  DESCRIPTION                                 QUANTITY         (US$'000s)
      1       additional   *   subscribers, i.e.  *   subscriber total
              capacity

      2       additional   *   subscribers i.e.   *   subscriber total
              capacity
                                                                                                   *
      3       additional   *   subscribers i.e.   *   subscriber total
              capacity

      4       additional   *   subscribers i.e.   *   subscriber total
              capacity


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1866
                                                            Schedule 9. PSH V1.0

3.2.5.3. The offered HLR hardware has been dimensioned to support   *
         subscribers as per the parameters defined in Section 9.2 of the IGFR.
         The hardware may be able to support   *   subscribers, however, this
         is subject to confirmation.

3.2.5.4. The Contractor shall provide software licence fees for total capacity
         of greater than   *   subscribers subject to confirmation that the
         hardware can support total capacities greater than   *   subscribers.



3.2.6.   AuC/EIR

3.2.6.1. The price for an additional AuC/EIR platform, excluding DC UPS, with an
         initial   *   subscribers capacity is shown in Table 13-1.



                  TABLE 13-1 - AuC/EIR PLATFORM EXPANSION PRICE

                                                                                                             PRICE
     NO.                                   DESCRIPTION                                 QUANTITY            (US$'000s)
      1        AuC/EIR Platform hardware for maximum 500k subscriber except DC
               Power Supply
                                                                                                    *
      2        AuC/EIR Software for   *   subscriber


3.2.6.2  The additional software licence fee for the growth in the installed
         AuC/EIR subscriber capacity over and above   *   subscribers per
         AuC/EIR is shown in Table 13-2.



                  TABLE 13-2 - AuC/EIR CAPACITY EXPANSION PRICE

                                                                                                        PRICE
     NO.                                  DESCRIPTION                                 QUANTITY        (US$'000s)
      1       additional   *   subscribers, i.e.  *   subscriber total
              capacity

      2       additional   *   subscribers i.e.   *   subscriber total
              capacity
                                                                                                  *
      3       additional   *   subscribers i.e.   *   subscriber total
              capacity

      4       additional   *   subscribers i.e.   *   subscriber total
              capacity


3.2.6.3. The offered AuC/EIR hardware has a rated total capacity of   *
         subscribers based on the values of Authentication and IMEI checking parameters as stated in the IGFR Section 9.2.

3.2.6.4. The Contractor shall provide software licence fees for total capacity
         of greater than   *   subscribers in increments of   *   subscribers
         subject to confirmation that the hardware can support total capacities
         greater than   *   subscribers.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1867
                                                            Schedule 9. PSH V1.0


3.2.7    Messaging system (Comverse Trilogue INfinity)

3.2.7.1. The hardware and software are sold together as a complete Messaging system--separation of the hardware and software licensing structure is not possible.

3.2.7.2 The detailed pricing for the messaging system is given in Tables 14-1, 14-2 and 14-3. The solution provides support for Voicemail, Faxmail,
         SMS and Email notification. The price for the   *   subscribers
         centralised solution is fixed and firm and includes hardware and software, installation, commissioning and testing, warranty and spares.

3.2.7.3 Training, additional redundancy equipment and distribution equipment are excluded from the pricing.

3.2.7.4  Prices other than the   *   subscribers centralised solution are also
         fixed and firm and include hardware and software, installation, commissioning and testing, warranty and spares. The quoted prices will remain in force unadjusted until 31st March 1998. Thereafter, prices for additional orders will be negotiated within the NTE ceiling set in the Supply Agreement Contract and will take account of prevailing market conditions at the time of order.

3.2.7.5 The price for incremental growth of the messaging solution may be taken as the difference between the prices quoted below, plus the cost of any installation, commissioning and testing services that may be additionally required beyond those included below.

   TABLE 14-1 MESSAGING SYSTEM CAPACITY EXPANSION PRICE (SINGLE SITE SOLUTION)

Single Site Solution

Scenario

Subscribers
                                          *
Pricing

Nec price to
ICO (US$)

Price per sub.(US$)



The above prices also include the necessary Exchange Terminating Circuit (ETC)
equipment on the MSSC to support the   *   subscriber centralised messaging
requirement as defined in the document "Messaging Solution Proposal for ICO Global Communications (reference WG3-IT7 0068C)". Prices quoted for systems with
capacity larger than   *   subscribers are exclusive of any necessary MSSC
hardware or software, which must be dimensioned and priced as agreed in the Supply Agreement.

   TABLE 14-2 MESSAGING SYSTEM CAPACITY EXPANSION PRICE (THREE SITE SOLUTION)

Three Site

Scenario




Site 1/3                                *
Subscribers

Site 2/3
Subscribers

Site 3/3
Subscribers

Three Site
Solution

Scenario

                                               *


Site 1/3
Subscribers

Site 2/3
Subscribers

Site 3/3
Subscribers


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1868
                                                            Schedule 9. PSH V1.0

                                        *


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1869

                                                            Schedule 9. PSH V1.0

     TABLE 14-3 MESSAGING SYSTEM CAPACITY EXPANSION PRICE (12 SITE SOLUTION)

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1870
                                                            Schedule 9. PSH V1.0


3.2.8.2 The software licence fees for installed ICO-IS.41 and IS.41-ICO ILR subscriber capacities per platform are shown in table 15-2 and table 15-3.



              TABLE 15-2 - SUBSCRIBER CAPACITY PRICE, PER PLATFORM


                                        *


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1871
                                                            Schedule 9. PSH V1.0

              TABLE 15-3 - SUBSCRIBER CAPACITY PRICE, PER PLATFORM


                                        *


         Upgrade price is the sum of all upgrade prices from the existing subscriber capacity to the new subscriber capacity. For example upgrading from * subscribers to * subscribers for Standard Products
         (only), would be   *   .


3.2.8.3 A discount will be applied to the total subscriber capacity according to Table 15-4 below. This discount is applicable to a 3 Platform solution only and will be applied as follows:

         For the initial procurement of 3 Platforms the discount will apply to the total capacity procured. For example if a total subscriber capacity
         of   *   across 3 Platforms is procured then a discount of   *   on
         Standard software and   *   on ICO Modifications and TMOS-Lite Agent
         will apply.

         Where an expansion in capacity is procured then the discount applicable to the new total subscriber capacity will apply to the additional capacity procured only. For example if the total subscriber capacity
         was   *   and a further increase of   *   was procured, giving a
         total subscriber capacity of   *   then a discount of   *   on
         Standard software and   *   on ICO Modifications and TMOS-Lite Agent
         would apply to the Upgrade price only, i.e. it would not be retrospectively calculated on the total subscriber capacity previously procured.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1872
                                                            Schedule 9. PSH V1.0





  TABLE 15-4 - DISCOUNT ON TOTAL SUBSCRIBER CAPACITY FOR A 3 PLATFORM SOLUTION


                                        *


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1873
                                                            Schedule 9. PSH V1.0



3.2.9.   DC Uninterruptable Power Supply System For Switch Systems

3.2.9.1. The purchase and installation prices for DC UPS (2 hour battery back-up) for the MSSC/VLR, HPN/PCS, HLR, AUC/EIR, Messaging Platform and ILR are provided in Table 16.



          TABLE 16 - DC UPS POWER CAPACITY EXPANSION PRICE PER SAN SITE


                      POWER CAPACITY kW              GROWTH ITEM        PRICE THOUSAND US$

                                        *




3.2.9.2  The installation price for the first installation and each subsequent
         expansion is   *   for the first 6.3kW and then   *   for each
         additional 6.3kW.

         One spares set ( Price   *   ) is sufficient to support a DC UPS up to
         50.4kW.

         Growth Item 1 = 1 Battery Rack plus 1 Rectifier Unit

         Growth Item 2 = 1 Battery Rack plus 1 Rectifier Unit plus 1 Cabinet

         Growth Item 3 = 1 Battery Rack plus 1 Rectifier Unit plus 1 Distribution Unit



         Note: The actual hardware delivered may vary as a consequence of the mix of platforms for which power is being supplied at any SAN site but the price for expansion will be as per the table.



3.2.9.3 NEC will provide details of the power consumptions of individual units/platforms as and when requested in order to facilitate ICO's planning of capacity expansions.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1874
                                                            Schedule 9. PSH V1.0

3.2.10   OSS (TMOS)

3.2.10.1 For the purpose of the OSS Software Licence fee, a Network Element shall be taken to mean a MSSC/VLR, an HLR, an AuC/EIR, a Messaging Platform, or an IS.41 ILR or any other equipment which may be connected into the ICO network for which connection to the OSS is required.

3.2.10.2 OSS is provided as hardware and software to the NMC and the back-up NMC and it should be noted that this is conditional on the back-up NMC being used as a cold standby ONLY.

3.2.10.3 A Software Licence fee of   *   shall be charged for each and every
         connection to a Network Element that is required by the OSS.

3.2.10.4 The Software Licence fee shall apply to every Network Element connection that is made above the initial connection of 22 Network elements. The initial 22 Network elements shall be charged at the firm fixed price as given in Change Order 3.



3.2.11.  System Integration and Programme Management

3.2.11.1 The Systems Integration and Programme Management (SI&PM) fee for the future expansion of traffic and subscriber capacity is:

         i.          *   thousand per annum

         ii.      SI&PM services will be provided at London

         iii. the SI&PM fee will be charged for the calendar year starting from 12 August 2000 or handover whichever is latest.

3.2.11.2. ICO may terminate the SI&PM services on 6 months notice.



3.2.12.  Legal Interception

3.2.12.1 System capacity can be expanded to handle more "targets" and more simultaneous intercepted calls. The system can also be expanded to increase delivery capacity of intercepted calls toward the Monitoring Centres (MCs).

3.2.12.2 The pricing for each element of expansion is given in Table 18.

              TABLE 18 LEGAL INTERCEPTION CAPACITY EXPANSION PRICE


           Item                                                            Quantity              Firm Fixed Price

           Increase size of "target" list (LIAS & LIMS)

           Price for each additional module for E1 trunk handling the X3 interface (30 channels) per LIAS
                                                                                           *
           Price for upgrade of LIAS, Router and LIMS to accept fixed connections


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1875
                                                            Schedule 9. PSH V1.0

           Price for each additional connection of E0 (64Kbps) per LIAS(3)

           Price for each additional group of 4 simultaneous switched connections (ISUP) per LIAS

           Price for X.25 router for connection to Monitoring Centers
           (via PDPSN) per LIAS                                                             *

           LIMS support for the above

           Installation for any of the above options



3.2.12.3 Notes to Table 18:

         i. Note 1: The "No Charge" options are provide Free of Charge provided that the system is covered by warranty (initial or extended).

         ii. Note 2: Exclusive of all expenses which will be charged at cost.

         iii. Note 3: If fixed connections are not currently provided then the upgrade of LIAS, Router and LIMS to accept fixed connections will be required.

3.2.12.4 Please note that any necessary MSSC/VLR expansion is priced in accordance with the section 3.2.4.

3.3.     SPARES

3.3.1.1. The prices for the on-going supply of Spares to ICO for the purposes of maintaining ICO's stock of Spares to enable ICO to achieve the availability standards as defined in Section 8.11 is included within the Warranty prices.

3.3.1.2. The recommended expansion of spares over and above the packages offered in the SA to support the growth of the IGF and to exceed the levels of availability defined in Section 8.11 of the IGFR will be quoted at the time ICO orders additional capacity.

3.4.     EXTENDED WARRANTY (ICO OPTION AS DEFINED IN ANNEX 1 OF THE SOW)

3.4.1.   SBS Deluxe Support Service

3.4.1.1. The price for the SBS Deluxe Support Service option as specified in
         Section 5.3 of Annex 1 of the SOW is * for each two year period.

3.4.2.   MSSC Deluxe Support Service

3.4.2.1. The price for the MSSC Deluxe Support Service option specified in
         Section 5.4 in SOW Annex 1, excluding general purpose workstation hardware and operating systems, are as follows:

         i.       during Year 1 and 2 (i.e. in the warranty period)
                     *   for a 2 year period covering 12 MSSCs, 2 HLRs,
                  2 AuC/EIRs, 3 Messaging Platforms, 3 ILR platforms, Legal Interception and 2 OSSs.

         ii.      during Year 3 and 4,   *   for each 1 year period,
                  covering 12 MSSCs, 2 HLRs, 2 AuC/EIRs and 2 OSSs.

         iii.     during Year 3 and 4,   *   for each 1 year period,
                  covering 3 Messaging


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1876
                                                            Schedule 9. PSH V1.0

                  Platforms,3 ILR platforms, and Legal Interceptions. The break down of the amount is shown below:


                                        *


         iv. Note that new MSSC software releases incorporating new functionality are not included within this service.

         v. After year 4, pricing shall be based upon prevailing market rates but limited by the NTE future price derived from the prices quoted in paragraphs 3.4.2.1 and 3.4.2.3, adjusted by the Price Adjustment factor as per Paragraph 3.5.2 for Services.

3.4.2.2. The price of the MSSC Deluxe Support Service will be revised should ICO change the number of nodes in the IGF.

3.4.2.3. The options as defined in Annex 1 of the SOW also have a charge associated with Deluxe support as follows:

         i.       ILRs, for the 1st to 3rd ILR,   *   per ILR per annum
                  and for the 4th and thereafter   *   per ILR per Year

3.4.2.4. The price for the MSSC Deluxe Support Service II option specified in
         Section 5.5 of Annex 1 of the SOW is as specified in Paragraphs 3.4.2.1, 3.4.2.2 and 3.4.2.3. of this Schedule.

3.4.2.5. Deluxe Support of HPN is priced at   *   per Year. This price
         provides one year of depot maintenance for the HPN hardware and software. Depot maintenance support does not include travel which if required will be charged in addition to the basic annual price. General purpose workstation hardware and operating systems are not included in this service.

3.4.3.   Extended Basic Warranty

3.4.3.1. The price for the Extended Basic Warranty options specified in Section
         5.2.1 of Annex 1 are:

         I.       RFT:   *   of FOB equipment price excluding NRE and general
                  purpose workstation per annum. The warranty for the TWTs shall be the same as that in clause 40.[16] of the SA.

         II.      SBS: first year after completion of the warranty period
                  specific to clause 40 of the SA,   *   per annum for
                  12 SANs and thereafter   *   per annum for 12 SAN.

         III.     MSSC:   *   of FOB equipment price, excluding NRE and general
                  purpose workstation, per annum.

         IV.      TNM EXCLUDING DCN*:   *   of FOB equipment price, excluding
                  NRE and general purpose workstation hardware, per annum. This does not cover general purpose workstation hardware and OS maintenance.

         V. *: Because DCN equipment is provided from 3rd party resources, no extended basic warranty is offered.

         VI.      NMC/SAN OSS:   *   of FOB Equipment price, excluding NRE and
                  general purpose workstation hardware, per annum. This does not cover general purpose workstation hardware and OS maintenance.


                  * Confidential Treatment Requested and the Redacted Material
                    has been separately filed with the Commission.

         1877
                                                            Schedule 9. PSH V1.0

3.5.     PRICE ADJUSTMENT

3.5.1.   Equipment Price Adjustment Formula

3.5.1.1. This Price Adjustment Formula shall be applied to the equipment described in Sections 3.2.1 to 3.2.10 inclusive and 3.2.12 and Section 3.3.

3.5.1.2. Application of this price adjustment formula is subject to Section
         3.5.3.

3.5.1.3. The Contractor and ICO will negotiate in good faith to finalise the indices; As and Bs and ratios X, Y and Z, within three months of the SA. The Contractor will propose to ICO several options for the indices-- shown below in Paragraphs 3.5.1.4,3.5.1.5, 3.5.1.6, 3.5.1.7,
         3.5.1.8, 3.5.1.10, 3.5.1.11, 3.5.1.12, 3.5.1.13 and 3.5.2-- and will also provide detail of at least the last three years recorded indices and their sources.

3.5.1.4. Price in year of purchase


                                        *


3.5.1.5. NEC - J Indices: Antenna Subsystem:

         i.       "X" =   *

         ii.      "Y" =   *

         iii.     "Z" =   *

         iv. Index A = Monthly wholesale price index of metals & related products, Japan

         v. Index B = Monthly cash earning index (nominal) of regular workers in Manufacturing Industries (Contract Cash Earning), Japan

3.5.1.6. NEC - J Indices: Other Equipment

         i.       "X" =   *

         ii.      "Y" =   *

         iii.     "Z" =   *

         iv. Index A = Monthly whole sale price index of Electrical Machinery, Japan

         v. Index B = Monthly cash earning index (nominal) of regular workers in Manufacturing Industries (Contract Cash Earning), Japan

3.5.1.7. The NEC - J indices shall be extracted from "Economics Statistics Monthly" published monthly by the Bank of Japan and be applied to the above formula. Should the indices for the months of new order not be available, then the latest indices obtainable shall be applied.

3.5.1.8. HNS Indices

         i.       "X" =   *

         ii.      "Y1" =    *   (Note that factor "Y" as shown in the formula
                  has, for HNS, been split into two components, "Y1" and "Y2". "B" has also been split into two respectively "B1" and "B2".)

         iii.     "Y2" =    *


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1878
                                                            Schedule 9. PSH V1.0

         iv.      "Z" =   *

         v. Index A = US PPI for Electrical and Electronic Machinery Equipment and Supplies, not seasonally adjusted

         vi. Index B1 = USA Employment cost index for total compensation, durable goods manufacturing, not seasonally adjusted

         vii.     Index B2 = Electrical / Electronics Industry Wages Index,
                  India

3.5.1.9. The Producer Price Index (PPI) is calculated by US Bureau of Labor, and is widely recognized among business people, economists, statisticians, and accountants for price adjustment clauses in contracts.

3.5.1.10. Index A and B1 will be as published by the US Department of Labor Bureau of labor statistics.

3.5.1.11. Index B2 will be as defined as described in Paragraph 3.5.1.3.

3.5.1.12. ETL Indices:

         i.       "X" =   *

         ii.      "Y" =   *

         iii.     "Z" =   *

         iv.      Index A = Telephone Equipment Capital Goods Index, World

         v.       Index B = Electrical / Electronics Industry Wages Index,
                  Sweden

3.5.1.13. NEC/A Indices:

         i.       "X" =   *

         ii.      "Y" =   *

         iii.     "Z" =   *

         iv. Index A = Price index of material as published by Australian Bureau of Statistics Cat. No. 6412.0 group 33

         v.       Index B = Electrical/Electronics Industry Wages Index,
                  Australia

3.5.2.   Basic Price Adjustment Formula for Services

3.5.2.1. This Price Adjustment formula shall be applied to the installation, integration and project management services listed in Sections 3.2.1 to 3.2.11.

3.5.2.2. Application of this price adjustment formula is subject to Section
         3.5.3.

3.5.2.3. The Basic Price adjustment formula for services is:

                                        *

3.5.2.4. Each member of the Contractor's team price adjustment for services shall use the same wages Indices ("B"s, "B1"s and "B2"s) given in
         Section 3.5.1 and with the same proportion of B1 and B2 as given in
         Section 3.5 to make up the 0.8 coefficient.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1879
                                                            Schedule 9. PSH V1.0


3.5.3.   Application of Pricing Adjustment Formulae

3.5.3.1. For equipment orders placed by ICO on, or before, 31 March 1998 for a) delivery, installation and integration with the initial purchase in the year 2000 and b) where the capacities do not exceed ICO's projected year 2002 requirements, the Not To Exceed price of the equipment, installation and integration shall be determined in accordance with the prices described in Section 3.2.1 to 3.2.10 inclusive without application of the Price Adjustment formula described in Section 3.5.1 and 3.5.2. The actual price of the equipment, installation and integration shall be agreed at the date ICO places the order and shall take into account the then prevailing market conditions and not exceeding the prices charged to other customers ordering similar quantities of similar types of equipment.

3.5.3.2. For equipment orders placed by ICO:

         i.       on, or after, 1 April 1998, or

         ii.      for delivery, installation and integration after year 2000 or

         iii.     in excess of ICO's projected year 2002 requirements.

         The Price Adjustment formulae in Section 3.5.1 and 3.5.2 shall apply unless the actual price adjustment on or after 1 April 1998 exceeds three times or more the average annual adjustment rate during the period March 1995 to March 1997, determined using the Price Adjustment formulae in Section 3.5.1 and 3.5.2. In such event the actual price shall be determined taking into account the then prevailing market conditions and not exceeding the prices charged to other customers ordering similar quantities of similar types of equipment

3.6.     PAYMENT SCHEDULE

3.6.1.1. The equipment payment terms shall be:

         i.          *   of value on order

         ii.         *   of value on shipment

         iii.        *   of value on acceptance

3.6.1.2. The installation and SI&PM charges payment terms shall be:

         i.          *   of value on order

         ii.         *   of the value in equal monthly instalments, in arrears,
                  during the duration of the programme

         iii.        *   of the value upon acceptance.

3.6.1.3. The spares payment terms shall be:

         i.          *   of the value on order

         ii.         *   on delivery to the specified site.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1880
                                                            Schedule 9. PSH V1.0



4.       EQUIPMENT ORDER PROCESS

4.1.     NORMAL PROCESS

4.1.1.1. The Contractor and the Purchaser agree to develop a process for handling the ordering and delivery of equipment. The main principles of the process are detailed in the following paragraphs. Items in [] are subject to review during the development of the process.

4.1.1.2. ICO will provide the Contractor(s) with a rolling forecast of future demand estimates [the format for this is as per Table 1 of Annex 1 of the SOW]. The forecast will be revised on an [annual] basis and supplied to the Contractor(s) on [Specific date].

4.1.1.3. ICO will place specific orders for equipment on Contractor(s)] in the [format specified in Table 1 of Annex 1, showing separately the total installed capacity, the incremental capacity and the final installed capacity after the purchase.] The total incremental capacity to be supplied under the order for all sites shall be used for the calculation of the price as defined in Section 3.

4.1.1.4. The FOB date shall be within nine months of receipt of order from ICO.

4.1.1.5. Contractor(s) shall be responsible for the management and co-ordination of all contractor staff and the successful installation, testing and bringing into service of the new tranche of equipment at each site.

4.1.1.6. The installation and test schedule will be agreed at the time of the placement of the order. The installation and acceptance shall be completed no more than 6 months after the delivery of equipment to the site unless agreed by ICO.

4.1.1.7. Contractor(s) shall plan in advance with ICO to minimise any downtime required for installation of expansion blocks. The Contractor shall work with ICO/Operator to schedule the downtime in appropriate time of day for ICO's business purposes.

4.2.     EXPEDITED PROCESS

4.2.1.1. ICO may request at any time an expedited order, delivery and bringing into service capacity expansion.

4.2.1.2. The Contractor will make all reasonable efforts to provide shortened delivery lead times for all, or part, of the order, as requested.

4.2.1.3. ICO can negotiate and give contractor incentives to shorten the lead time from receipt of order to bringing into shipment(FOB) and installation and bringing into service.

4.2.1.4. The expedited process may apply to partial shipments of a normal order or to a special purpose order which ICO may raise.


5.       PRICING OF SOFTWARE RELEASES

5.1.     GENERAL PRINCIPLES

5.1.1.1. Contractor(s) will provide ICO with releases of operating software on "as need be" basis or upon new feature release that has been purchased by ICO except switch(MSSC) subsystem software.

5.1.1.2. Contractor will provide regular releases of operating software for Switch(MSSC) subsystem which will provide new functionality in accordance with Supply Agreement.

5.1.1.3. The software releases will include fixes to faults, a basic package of new functionality and a range of

         1881
                                                            Schedule 9. PSH V1.0



         optional features.

5.1.1.4. The price schedule of the new software releases will be submitted separately 90 days in advance of the new releases.

5.2.     MSSC SOFTWARE UPGRADE PRICING

5.2.1.1. The pricing per annum for subscription to the standard CME 20 (MSSC) Software release programme for the period 1 January 2001 until December 2003 is as shown in Table 19. The price for the upgrade depends upon the size of network.

                    TABLE 19 - MSSC SOFTWARE UPGRADE PRICING

                                        *


5.2.1.2. The above pricing is firm fixed price for the three year term. Subsequent pricing will be negotiated at the end of the three year term and will be linked to an index to be agreed.

5.2.1.3. The above software subscription provides ICO with the right to all basic software upgrades for the MSSC and HLR nodes which are made available within the subscription period. ICO may also choose to purchase optional features in addition.

5.2.1.4. Note that the above prices exclude any installation and materials costs which may be charged and which will be quoted at the time of upgrade.

5.2.1.5. The annual MSSC software subscription is subject to the discount structure shown in Table 20 based on the total number of installed Exchange Terminating Circuits (ETCs) in the ICO network at the start of the subscription year.

                   TABLE 20 - MSSC SOFTWARE DISCOUNT STRUCTURE


                                        *


5.2.1.6. The annual HLR software subscription is subject to the discount structure per HLR as shown in Table 21, based on the number of registered subscribers in the ICO network at the start of the subscription year.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1882
                                                            Schedule 9. PSH V1.0

                   TABLE 21 - HLR SOFTWARE DISCOUNT STRUCTURE

                                        *


5.2.1.7 The feature, non-transparent data greater than 9.6kbit/s, will form a part of R9 as per the price detailed in paragraph 5.2.1.1. R9 will be made available for integration and testing before 31st December 2000. The decisions to integrate and test R9 before 31st December 2000 shall be at the sole discretion of ICO. NEC will be responsible for the testing and integration of this feature within the IGF, if ICO decides to proceed with the R9 implementation.



5.3      LEGAL INTERCEPTION SOFTWARE UPGRADE PRICING

5.3.1.1. The pricing per annum for subscription to the standard Legal Interception Software release programme for the period 1 January 2001 until 31 December 2003 is given in Table 22. The prices below are for the LIAS and LIMS for the Legal Interception solution as specified in Change Order No. 3. Software upgrades for the MSSC/VLR are covered by the existing Supply Agreement.

          TABLE 22 - LEGAL INTERCEPTION SYSTEM SOFTWARE UPGRADE PRICING


                                        *


5.3.1.2. The above pricing is fixed for the three-year term. Subsequent pricing will be negotiated at the end of the three-year term. The above software subscription provides ICO with the right to all basic software upgrades for the LIAS and LIMS nodes which are made available within the subscription period. Software upgrades are issued approximately once every six months. Software upgrades include fault corrections, module enhancements and new features.

5.3.1.3. Please note that the above prices exclude any installation and materials costs which may be charged in addition.



5.4      ETC SOFTWARE UTILISATION PRICING

5.4.1.1 Due to the way in which NEC supplies ETC's by magazine/cabinet there will be, from time to time and from site to site, an excess of ETC's supplied to that required to support the traffic capacities requested by ICO.

5.4.1.2 Should ICO wish to increase the capacity of MSSC's where there are unused magazines of ETC's these may be brought into service subject to
         payment of the Software Licence fee of   *   per magazine (of 14
         ETC's) brought into service.



         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1883
                                                            Schedule 9. PSH V1.0


5.5      NATURAL LANGUAGE SUPPORT

5.5.1.1 A Software Licence fee for Natural Language Support is payable according to a) the number of subscribers on the HLR's, and b) the number of ETC's in use within the SAN's.

5.5.1.2 For increases in the number of subscribers on the HLR's or number of ETC's in the SAN's there will be a software licence fee as given in Table 23.



         TABLE 23 - NATURAL LANGUAGE SUPPORT SOFTWARE EXPANSION PRICING


                                        *


6.       PRICING AND PROCESS FOR DEVELOPMENT OF ICO SPECIFIC FUNCTIONALITY

6.1.     INTRODUCTION

6.1.1.1. The Contractor recognises that ICO will require the on-going development of ICO specific functionality and agrees to develop a process to support ICO's continued development

6.1.1.2. The process and costs of development and integration of Future Requirements will be developed using the concepts as described in
         Section 6.2, 6.3, 6.4 and 6.5.

6.2.     FEASIBILITY STUDY

6.2.1.1. ICO will request the Contractor(s) to undertake a feasibility study for a particular element of functionality. The process that shall be followed is:

         i. ICO and the Contractor(s) will hold functionality development meetings on as need be basis either initiated by ICO or by the Contractor., ICO will provide a forecast, short and long term, of the ICO specific functionality that may be required.

         ii. ICO will request the Contractor to provide `rough order of magnitude' costs (ROM) and the development and installation schedule for ICO selected functions.

6.2.1.2. The Contractor shall either:

         i. deliver a rough order of magnitude cost, including a program for the development of the functionality including the detailed specification, and the program for installation and integration of the functionality,

         ii. or provide a commitment to delivering a Firm Fixed Price, including development, testing and installation schedule on an agreed upon schedule between ICO and contractor.


                  * Confidential Treatment Requested and the Redacted Material
                    has been separately filed with the Commission.

         1884
                                                            Schedule 9, PSH V1.0

6.3.     DELIVERY

6.3.1.1. The delivery of the additional functionality shall be completed on an agreed upon schedule between ICO and the contractor.

6.3.1.2. The programme for delivery shall include milestones as appropriate to the needs of each development and may include, but are not limited to:

         i.       design review meeting

         ii.      critical design review meeting

         iii.     test plan review

         iv.      rollout plan review

         v.       installation plan

         vi.      acceptance and handover plan

6.4.     ICO SPECIFIC FUNCTIONALITY PRICING

6.4.1.1. The Contractor shall provide ICO firm fixed price information that includes:

         i.       Non-recurring expenditure where appropriate

         ii.      equipment prices

         iii.     spares

         iv.      software licences

         v.       installation and testing

         vi.      project management and systems integration

         vii.     warranty

         viii.    payment schedule.



6.5.     PRICE METHODOLOGY

6.5.1.1. In order to establish the firm fixed price for ICO specific functionality, the price level shall be agreed in the following manner.

         i. Normal commercial negotiations following submission of technical and commercial proposals

         ii. Price justification initially based on the prices included in the Contractor's Supply Agreement and taking into consideration any changes in exchange rates and agreed escalation formulae

         iii. If agreement cannot be reached on the above basis further price justification will be provided based on world-wide market price comparisons.

         1885
                                                            Schedule 9, PSH V1.0

         iv. If agreement cannot be reached the Contractor will provide detailed estimates of the work to be performed with corresponding hardware, software and manpower costings.

         1886
                                                            Schedule 9, PSH V1.0

         New schedule to be attached.

         1887
                                                    Sch. 9, App. 4, PSH CO
                                                     Rev. 2, 3 June 1999














                                   APPENDIX 4
         1888
                                                   Summary of Sch 9 App 4(1).xls

Phased SAN Handover Additional Price

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.



         1889
                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1890


WG2                                                    WG2 of Sch 9 App 4(l).xls

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.


         1891
                                                      WG39 of Sch 9 App 4(f).xls

WG3 AND WG9

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1892
                                                      WG39 of Sch 9 App 4(f).xls

WG3 and WG9

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.


         1893
                                                      WG4 of Sch 9 App 4(f).x1s

WG4

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1894
                                                     WG56D of Sch 9 App 4(f).x1s

WG5, WG6 and WGD

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1895
                                                      WG7A of Sch 9 App 4(f).x1s

WG7 and WGA

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1896
                                                      SITG of Sch 9 App 4(f).xls

SITG

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1897
                                  SCHEDULE 11

                                PAYMENT SCHEDULE

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1898
                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1899
                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1900
                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1901
                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1902
                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1903
                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1904
                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1905
                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1906



                                   APPENDIX 1


SCH 11, App 1 PSH V3,0 28/5/99
         1907
PHASED SAN HANDOVER - ENGINEERING PORTION
PAYMENT SCHEDULE

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         1908
SCHEDULE 12: CERTIFICATES

         12.1 HANDOVER CERTIFICATE FOR ACCEPTANCE SET [ ]

         12.2 ACCEPTANCE SET CERTIFICATE FOR ACCEPTANCE SET [ ]
         1909
SCHEDULE 12

HANDOVER CERTIFICATE FOR ACCEPTANCE SET [  ]



                                              DATE:                       2000


NEC Corporation
7-1,  Shiba 5-Chome,
Minato-ku
Tokyo 108-8001
Japan

Supply Agreement Between NEC Corporation and ICO Global Communications Holdings BV (Contract Number ICOO/97 - 10161GW) dated 3rd March 1997

This Handover Certificate is issued to NEC Corporation (the Contractor) by ICO Global Communications Holdings BV (ICO) to record ICO's receipt of Hardware Set [ ] and Function Set [ ] Deliverables, comprised within Acceptance Set [ ], which have successfully completed their Phase 3 IGF Testing , in accordance with Annex 10 and clause 35 of the Supply Agreement. The Handover Date for such
Deliverables is                              [ICO to insert actual date
Deliverables comprised within Hardware Set [ ] and Function Set [ ] completed Phase 3 IGF Testing]

The issue of this Handover Certificate by ICO to the Contractor does not relieve the Contractor of its obligations to rectify the faults and temporary fixes in the Deliverables covered by this Handover Certificate including any which are identified in the attached schedule [and as may be identified in the relevant On Site Phase 3 Test Data Reports] and which are to be rectified in accordance with the times specified therein. Further, the issue of this Acceptance Certificate does not relieve or modify the obligations and responsibilities of the Contractor under the Supply Agreement, save as expressly set out herein.

The risk of loss and damage to the Deliverables which ICO is receiving hereunder shall pass from the Contractor to ICO at 00.01 GMT on [date to be ascertained in accordance with clause 36] 2000.


Supervising Officer
ICO Global Holdings BV
         1910
SCHEDULE 12

ACCEPTANCE SET COMPLETION CERTIFICATE FOR ACCEPTANCE SET [  ]



                                               DATE:                       2000


NEC Corporation
7-1,  Shiba 5-Chome,
Minato-ku
Tokyo 108-8001
Japan

Supply Agreement Between NEC Corporation and ICO Global Communications Holdings BV (Contract Number ICOO/97 - 10161GW) dated 3rd March 1997

This Acceptance Set Completion Certificate is issued to NEC Corporation (the Contractor) by ICO Global Communications Holdings BV (ICO) to record that the Contractor has satisfied the requirements of Acceptance Set [ ], in accordance with Annex 10 and clause 35 of the Supply Agreement. The Acceptance Set
Completion Date for such Deliverables is                              [ICO to
insert actual completion date for Acceptance Set [ ]

The issue of this Acceptance Set Completion Certificate by ICO to the Contractor does not relieve the Contractor of its obligations to rectify the faults and temporary fixes in the Deliverables covered by this Certificate, including any which are identified in the attached schedule [and as may be identified in the relevant Integration Effort Test Report] and which are to be rectified in accordance with the times specified therein. Further, the issue of this Certificate does not relieve or modify the obligations and responsibilities of the Contractor under the Supply Agreement, save as expressly set out herein.


Supervising Officer
ICO Global Holdings BV
         1911
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99


                        CONTRACT NUMBER: ICO0 97-1016/GW




                                 MARCH      1997



                                SUPPLY AGREEMENT


                                     BETWEEN


                                 NEC CORPORATION

                                       AND

                      ICO GLOBAL COMMUNICATIONS HOLDINGS BV
         1912
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

                               TABLE OF CONTENTS

CLAUSE                                                                     PAGE


A      INTERPRETATION                                                        5
1      Definitions and Interpretation                                        5
2      Scope of Agreement                                                    6
3      Precedence and Interpretation                                         6

B      PRIMARY OBLIGATIONS                                                   6
4      Primary Obligations Of The Contractor And Warranties                  6
5      Contractor to Inform Itself Fully                                     9
6      Standard of the Works                                                10
7      Uniform Standards                                                    10
8      Unilateral Changes                                                   11
9      Change Control                                                       12
10     [Not used]                                                           13
11     Contractor's Ability to Appoint and Liability for Sub-Contractors    13
12     ICO Obligations                                                      14
13     Quality Assurance                                                    15
14     ICONET Integration                                                   16

C      PRICE AND PAYMENT                                                    21
15     Price                                                                21
16     Payment and Payment Terms                                            23
17     Payment of Reimbursable Costs                                        27
18     Liquidated Damages                                                   27

D      PROGRESS REPORTING                                                   28
19     Milestones and Progress Reporting                                    28
20     [Not used]                                                           29
21     [Not used]                                                           29
22     Progress Inspection                                                  29
23     Intermediate Progress Review                                         29
24     [Not used]                                                           30

E      DELIVERY AND INSTALLATION                                            30
25     Site Access                                                          30
26     Transportation to Site                                               30
27     Packaging                                                            31
28     Customs Clearance                                                    31
29     Insurance                                                            33
30     Ownership                                                            33
31     Delivery                                                             34
32     Installation                                                         34
33     Testing                                                              35
34     RFT Handover                                                         35

         1913
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99


35     Acceptance                                                           37
36     Risk                                                                 37
37     Interchangeability                                                   37
38     Delivery Delays                                                      38
39     [Not used]                                                           38
40     Warranty                                                             38

F      INTELLECTUAL PROPERTY RIGHTS                                         44
41     Intellectual Property Rights and Confidentiality                     44
42     [Not used]                                                           49
43     [Not used]                                                           49

G      CONTINUOUS SUPPORT AND OPTIONS                                       50
44     Manuals and Technical Diagrams                                       50
45     Training                                                             50
46     Options, Support Services and Future Supplies                        50
47     Consumable Supplies                                                  52
48     Attachments to Equipment and Software                                52
49     [Not used]                                                           53

H      GENERAL                                                              53
50     Survival of Certain Provisions                                       53
51     Contractor's Liability for Damages or Breach                         53
52     ICO's Liability for Damages or Breach                                54
53     Ethical Standards                                                    55
54     Consequences of Termination                                          55
55     Force Majeure                                                        60
56     Termination                                                          60
57     Waiver                                                               62
58     Amendments                                                           62
59     Communication and Notices                                            62
60     Publicity                                                            65
61     Information Recording                                                65
62     Law and Jurisdiction                                                 65
63     Change of Law                                                        65
64     Export Control Regulation                                            66
65     Disputes Resolution Procedure                                        66
66     Agent for Service                                                    67
67     Supervising Officer and
       Contractor's Authorised Representative                               67
68     No Partnership                                                       67
69     Successors                                                           67
70     Assignment                                                           67
71     Language                                                             68
72     Entire Agreement                                                     68
73     Severability                                                         68
74     Costs                                                                68
75     Counterparts                                                         68

         1914
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

SCHEDULES

1       Definitions                                                   70
2       Precedence of Documents                                       76
3       Dispute Resolution Procedure                                  77
4       Agreed Form Invoices
5       [Not used]
6       Key Features
7       Top Level Milestones
8       Identification of Sites Not Inspected by the Contractor
9       Pricing Schedule
10      Vendor Financing Summary
11      Payment Schedule
12      Final Acceptance Certificate
13      IGFR
14      Statement of Work

         1915
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
                                                                   (Version 8.0)
                                                                          7/6/99


THIS SUPPLY AGREEMENT is made on                    1997

BETWEEN

1. ICO GLOBAL COMMUNICATIONS HOLDINGS BV, INCORPORATED IN THE NETHERLANDS WITH ITS REGISTERED OFFICE AT DRENTESTRAAT 20, 1083 HK, AMSTERDAM, NETHERLANDS ("ICO"); and

2. NEC CORPORATION, incorporated in Japan, with its head office at 7-1, Shiba 5-Chome, Minato-ku, Tokyo 108-8001, Japan (the "Contractor").

WHEREAS

1. ICO is establishing a global mobile satellite telecommunications network and wishes to appoint the Contractor, working with the other members of the NEC Team, to provide the systems and services for use in the ICONET Ground Facilities which, when operating in conjunction with the other properly functioning parts of the ICO System, will support (in the absence of the Excluded Circumstances) the full range of end to end services to the extent set out in this Agreement.

2. The Contractor is the leader of a team comprising itself, Hughes Network Systems, Inc. and Ericsson Limited which is willing to commit the resources required to perform successfully the tasks set out in this Agreement and, if so required by ICO and on terms to be agreed between the parties, has confirmed its willingness to assist ICO in solving problems with elements of the ICO System other than the ICONET Ground Facilities by making modifications to the ICONET Ground Facilities so as to enable ICO to realise the desired functionality of a fully functioning ICO System.

3. The Contractor (as leader of the NEC Team) and ICO entered into an Initial Phase Contract on 5 July 1996 (the "IPC"). The NEC Team have delivered to ICO certain of the materials required under Annex 8 of the IPC.

4. The parties are entering into this Agreement under which the Contractor will be responsible, inter alia, for the design, manufacture, construction, delivery, installation, integration and testing of the ICONET Ground Facilities together with the demonstration of the functioning of the ICO System as a whole, all as set out in this Agreement.

5. This Agreement also contains options for ICO to request the manufacture, construction, delivery, installation, integration and testing of additional equipment, facilities and software together with such additional services as will enable ICO to update, expand and enhance the ICONET Ground Facilities, all at additional cost to ICO on a price basis which has been established.

6. ICO Global Communications (Holdings) Limited has agreed by separate letter to support the financial obligations of ICO under this Agreement.

NOW IT IS AGREED AS FOLLOWS:

PART A - INTERPRETATION

1        DEFINITIONS AND INTERPRETATION

1.1 The words and expressions set out in Schedule 1 shall, when used in this Agreement including its schedules, annexes and attachments, unless the contrary intention appears, have the

         1916
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
                                                                   (Version 8.0)
                                                                          7/6/99


meanings set against them in Schedule 1. Any acronyms which are not defined in
Schedule 1 shall have the meaning ascribed to them in section 2 of the IGFR.

1.2 Except where the context otherwise requires, the masculine gender shall include the feminine and neuter and the singular shall include the plural and vice versa and references to persons shall include bodies corporate and incorporate. References to a party to this Agreement shall include the permitted successors and assigns of such party.

1.3 The clause and schedule headings and any table of contents are for convenience of reference only and shall not be taken into account in construing this Agreement.

1.4 Subject to clause 3, references in this Agreement to clauses, sub clauses, schedules and annexes are to clauses, sub clauses, schedules and annexes of this Agreement and the schedules and annexes form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

2        SCOPE OF AGREEMENT

2.1 Subject to the provisions of Clause 2.2, below, the Contractor's acceptance of this Agreement shall be confirmation that the NEC Team has reviewed and fully understands the IGFR and the Statement of Work and the Contractor confirms that the Works will be undertaken on the basis of this Agreement. The Contractor also agrees that it is responsible for the definition, management and execution by the NEC Team of all tasks necessary to fulfil the IGFR.

2.2 The SAN to be located in China (China San) remains a part of the ICONET Ground Facilities and the Supply Agreement. As at the date of this Change Order, the Ready For Access date for the China SAN has yet to be confirmed by ICO to the Contractor and the parties acknowledge and agree, therefore, that all planning, scheduling and implementation activities and responsibilities of, or concerning, the China SAN under the Supply Agreement shall be defined and regulated within the terms of a separate Change Order to be agreed by the parties. Pending execution of such Change Order all references herein concerning the timing and schedule of the ICONET Ground Facilities shall be deemed to exclude the China SAN.

3        PRECEDENCE AND INTERPRETATION

3.1 In the event of any conflict between the main body of this Agreement and any document referred to herein, then the wording of the main body of this Agreement shall prevail.

3.2 Clause 3.1 shall not apply to any document relating to the proposed Vendor Financing referred to in Schedule 10.

3.3 ICO and the Contractor acknowledge the hierarchical nature of the documents as set out in Schedule 2.

         1917
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
                                                                   (Version 8.0)
                                                                          7/6/99

PART B - PRIMARY OBLIGATIONS

4        PRIMARY OBLIGATIONS OF THE CONTRACTOR AND WARRANTIES

4.1      The Contractor warrants and undertakes that:

         (a) it will, no later than the Acceptance Set 4 Completion Date provide to ICO the functionalities described in the IGFR across the complete ICONET Ground Facilities; except in respect of those functions as described as Function Set 5 in Annex 1 of the Statement of Work which shall be provided to ICO no later than the Acceptance Set 5 Completion Date and the China SAN which is addressed in Clause 2.2

         (b) it will design, develop, create, deliver, install and provide (as the case may be) all of the Deliverables (including those which have at the date of this Agreement been specified by the Contractor) necessary for the ICONET Ground Facilities so as to fulfil the functional objectives and the requirements of the IGFR and the Statement of Work;

         (c) the Works comprising the ICONET Ground Facilities will be carried out and delivered in accordance with and to the standards stipulated in the IGFR and the Statement of Work;

         (d) it will complete the Works which are scheduled to be completed by the RFT Availability Dates and date of completion testing of Function Set 5 to Acceptance Criteria 5 as set out in Annex 10, on or before Acceptance Set 5 Completion Date and those Works which are scheduled to be completed after Acceptance Set 5 Completion Date by the relevant dates specified in the Master Level Schedule;

         (e) it will provide all the documentation, services and Deliverables by the times specified in the Top Level Milestone Schedule generally, and will ensure that the progress of the development, delivery and installation of each of the Deliverables will be achieved in accordance with the Top Level Milestones set out in the Top Level Milestone Schedule and that the requirements set out in the Statement of Work will, (except where otherwise agreed) be delivered no later than Acceptance Set 5 Completion Date;

         (f) the ICONET Ground Facilities will fully support the requirements of the IGFR and in particular the end-to-end services described in Section 4 of the IGFR except where marked "Option" or "F/R" (unless such "Option" has been exercised or the "F/R" item has subsequently been made a Deliverable pursuant to a Change Order, in which event such items shall be deemed to have been a service included in the
                  IGFR) except where, and to the extent that, the Excluded Circumstances prevent the ICONET Ground Facilities from doing so in which case the Contractor shall to the maximum

         1918
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
                                                                   (Version 8.0)
                                                                          7/6/99

                  extent feasible make such modifications to the ICONET Ground Facilities as are required fully to support the requirements of the IGFR and such end-to-end services in accordance with clause 4.10;

         (g) without prejudice to clause 41, the Deliverables may lawfully be used for the purposes of the ICONET Ground Facilities in accordance with laws and regulations in force as at the date hereof in each of the countries where the Sites are located;

         (h) any Deliverables which are or shall be specified by the Contractor for the purposes of this Agreement may, on the date when the obligation to supply first arises or, if later, the date on which the Contractor specifies the same, lawfully be used for the purposes of the ICONET Ground Facilities in accordance with laws and regulations in force as at such date in each of the countries where the Sites are located;

                  Provided that for the purposes of clause 4.1(h), where any specific piece of equipment or component has been or is specified as a Deliverable and the same is not available at the time it is required, the Contractor shall, having given written notice to the Supervising Officer, be permitted to substitute a reasonable alternative piece of equipment or component so long as this has no adverse effect on the quality or functionality of the relevant Deliverable and so long as ICO shall not, within 21 days of receipt of the Contractor's notice, have notified the Contractor in writing that it objects to the proposed substitution, and ICO undertakes that it will not exercise such right of objection unreasonably;

         (i) the ICONET Ground Facilities shall be designed in such a way as to facilitate updates, additional functionalities or enhancements to them in the future and that it will, as set out in this Agreement, provide or procure the provision of such updates, additional functionalities, or enhancements to the ICONET Ground Facilities;

         (j) at all times the Contractor and all its Sub-Contractors will provide their services in a workmanlike and professional manner and exercise reasonable skill and care;

         (k) it will ensure that all of the Deliverables supplied are suitable for the purposes for which they are supplied and for use at the intended place of operation and are of a standard satisfactory to enable them to fulfil the requirements set out in this Agreement;

         (l) it will provide, and will ensure that its Sub-Contractors provide, a sufficient number of suitably skilled and appropriately experienced personnel to meet the objectives of this Agreement and to ensure that delivery, installation and testing of the Deliverables at each of the Sites is completed by the Acceptance Set 4 Completion Date and that equivalent personnel are available for the development, testing and support for the installation of Acceptance Set 5.

         (m) it will work in a constructive manner with ICO Staff and the Site Operators to the extent necessary for the effective performance of the Works; and

         (n) each of the Deliverables and each item of the Equipment, Software or other equipment which is or shall be specified for the purposes of the ICONET Ground Facilities will be available for use or incorporation into the ICONET Ground Facilities by ICO and, with the exception of those Deliverables which ICO has committed to purchase at the date of this Agreement (including those where the price and scope are fixed at the date of this Agreement), that the same will be provided by the Contractor at a reasonable cost and on reasonable terms

         1919
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
                                                         (Version 8.0)  7/6/99

4.2 If the Contractor becomes aware of any internal inconsistencies in or between the IGFR or the Statement of Work, or any incompleteness or lack of sufficient detail in the IGFR or the Statement of Work, then the Contractor shall immediately notify ICO of the same in writing and promptly thereafter inform ICO of the measures which it proposes to take in order to make the same consistent, complete or sufficiently detailed and the Contractor undertakes to procure that any details or means or measures which the Contractor notifies to ICO under this clause 4.2 will, if agreed to by ICO, not result in any of the warranties or undertakings in this clause 4 ceasing to be correct or met.

4.3      If ICO does not consider that any matter proposed to it under clause
4.2 is either satisfactory or appropriate, ICO shall promptly notify the Contractor of this in writing and the Contractor shall then promptly notify ICO of a reasonable alternative.

4.4 Any variation to the IGFR or the Statement of Work to which ICO agrees under the terms of clause 4.2 or 4.3 shall be recorded in accordance with clause 58.

4.5 The Contractor undertakes that to the best of its knowledge, information and belief it is not, at the date hereof, aware of anything in the IGFR or the Statement of Work which is likely to result in any of the Top Level Milestones not being met or which will affect the likelihood of its ability to satisfy all of the functionalities of the IGFR or to deliver all of the ICONET Ground Facilities which in either case the Contractor is agreeing under this Agreement to fulfil or deliver by the Acceptance Set 5 Completion Date.

4.6 Where the Contractor shall be in breach of any aspect of any of the warranties and undertakings set out in clauses 4 or 40 or any of its other obligations relating to the provision of the ICONET Ground Facilities, the
Contractor shall be responsible, at its own cost   *   , for redesigning the
relevant aspect of and making any modifications to the ICONET Ground Facilities required to remedy any such breach and for procuring the provision of a suitable alternative to such Deliverables for ICO having functionality which is no less than that which was specified in the IGFR and/or the Statement of Work. The Contractor shall carry out such work, and procure that its Sub-Contractors carry out such work, expeditiously and use its best endeavours to ensure that the impact of such breach is minimised, especially as the same affects the time schedule for the implementation of service through the ICO System.

4.7 The warranties set out in this clause shall be deemed repeated on the first day of each calendar quarter by reference to such date and the facts and circumstances then in existence, save that in the case of the warranties contained in clauses 4.1 (g) and (h), with the addition at the beginning thereof of a qualification "save as has been notified in accordance with clause 63.3,".

4.8 If the Contractor or any Sub-Contractor makes a statement or provides ICO with information, ICO, acting by the Supervising Officer, shall be entitled by a written notice to the Contractor to require that the Contractor confirms the accuracy of such statement or information. Such notice shall refer to this clause 4.8 and, wherever possible, identify where and when the statement was made and the person who made the statement which ICO wishes the Contractor to confirm. The Contractor shall, acting by the Contractor's Authorised Representative, within fourteen days of ICO's notice (or in any case where ICO shall have identified that confirmation of such statement is a matter of extreme commercial urgency, by return) either confirm the accuracy of such statement or information, or where the same is incorrect or inaccurate, shall provide a qualified, corrected or accurate statement addressing the relevant subject-matter in sufficient detail to enable ICO to obtain a proper understanding of the position (any such statement or information so confirmed or deemed confirmed and any qualified, corrected statement or information being referred to in this clause 4.8 as a "Representation"). If the Contractor does not give a substantive reply to ICO's request within the


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1920
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
                                                         (Version 8.0)  7/6/99

relevant timescale as set out in this clause, the Contractor shall be deemed to have confirmed such Representation. The Contractor shall be deemed to warrant the accuracy of each Representation and ICO shall be entitled to rely for all the purposes of this Agreement (and in particular for the purposes of determining its course of action) upon the accuracy of any Representation.

4.9 Without prejudice to any rights which ICO may have as are provided for pursuant to the terms of this Agreement, the Contractor gives no warranties other than as are set out in this Agreement, whether, express, implied or statutory, on or with respect to the goods and services to be provided hereunder.

4.10 Where, and to the extent that, the Excluded Circumstances prevent the ICONET Ground Facilities from fully supporting the requirements of the IGFR and the end-to-end services referred to in clause 4.1(f), the Contractor shall to the maximum extent feasible make such modifications to the ICONET Ground Facilities as are required fully to support such requirements and such end-to-end services on terms to be agreed between the parties.

4.11 ICO shall not be entitled to bring a claim in respect of either any breach of any of the warranties set out in clause 4.1 nor for any breach of the undertakings set out in clause 6.1 unless ICO shall have notified the Contractor thereof in writing within six years following the ACCEPTANCE SET 5 Completion Date except:


       (a) where the claim arises from a breach of any of such warranties relating to Further Works and/or Further Deliverables, in which event such claim may be brought only if ICO shall have notified the Contractor thereof in writing within six years following the Handover Date of the relevant Deliverable or the date of completion of the relevant Works; or

       (b) where the claim arises as a consequence of any Further Works and/or Further Deliverables which adversely affect any of the Deliverables delivered or Works completed before the Handover Date or date of completion of such Further Works, in which event such claim may be brought only if ICO shall have notified the Contractor thereof in writing within six years following the Handover Date of the relevant Further Deliverable or the date of completion of the Further Works which have caused such adverse effect, provided that in any of the foregoing circumstances, if the event giving rise to the claim for breach of warranty shall occur less than 12 months prior to the last day of any such six year period, in respect of that claim only, the period for notification of the claim shall be extended to end 12 months after the date of the relevant event.

4.12 Any claim made by ICO for breach of warranty under clause 4 or for breach of undertaking under clause 6.1 shall be deemed withdrawn, and the breach (if any) shall be deemed to have been irrevocably waived by ICO, unless proceedings in respect of such claim shall have been issued and served by ICO on the Contractor within twelve months of such claim being notified by ICO to the Contractor.

5.       CONTRACTOR TO INFORM ITSELF FULLY

5.1 The Contractor shall be deemed to have examined all the Sites (other than those Sites specifically identified in Schedule 8 as not having been examined as of the date of this Agreement). No claim from the Contractor for additional payment will be allowed on the grounds of misinterpretation of any matter relating to those Sites which have been examined, unless ICO shall make any material change (other than in response to, or as may be made to meet, any of the requirements of the

         1921
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
                                                         (Version 8.0)  7/6/99

Contractor) to the relative positioning of the RFTs and the main hub building located at any such Site from those as shown by the latest plans of such Sites provided by ICO to the Contractor prior to the date of this Agreement. This clause 5.1 shall not affect ICO's obligations under clause 12.3.

5.2 ICO and the Contractor acknowledge that as at the date hereof the locations of certain intended Sites are not yet determined by ICO and that forthwith after the location of such Sites has been determined by ICO, ICO shall inform the Contractor of such location(s) and provide equivalent information to that provided in respect of the other Sites previously specifically identified and arrange for the Contractor to have the opportunity to examine such Sites. To the extent that any Site specific conditions or requirements could not reasonably have been anticipated by the Contractor at any of such Sites, clause 9 shall apply.

6.       STANDARD OF THE WORKS

6.1 To the extent that the standard of the Works has not been specified in this Agreement, the Contractor shall use good quality materials, techniques and standards, and shall procure that the Works are at all times carried out:

                  (a) in an efficient, effective and safe manner and in accordance with Good Industry Practice;

                  (b) in a way which is not likely to be injurious to health or cause damage to property;

                  (c) in compliance with all relevant construction, environmental or other regulations of any kind which relate to the Works to be carried out on each Site; and

                  (d) without prejudice to paragraph (c) but subject always to the provisions of clause 7, so far as relates to any of the Deliverables, to a single standard which shall in a uniform manner satisfy all of the qualifications and requirements which are applicable in each of the countries, and/or any other relevant regulatory requirements of any of the countries, in which any of the Sites is located unless the compliance with such uniform standard would, in any particular country, conflict with the mandatory requirements in such country in which event the latter standard shall prevail in that country, provided that in the event that any new regulation, qualification or requirement which relates to the Works as described in paragraph (c) or (d) above shall be issued and come into effect after the date hereof and compliance with such regulation, qualification or requirement results in an obligation to introduce a more onerous standard for the relevant Deliverable which as a consequence causes an increase in the costs of the Contractor, clause 9 shall apply.

6.2 ICO may, notwithstanding the foregoing provisions of this clause 6, advise the Contractor that ICO does not require the Contractor to produce all or any of the Deliverables or any aspect of them to any particular standard which may be called for under clause 6.1(d) in relation to all or any of the Sites. Any such notification shall not relieve the Contractor from the requirements of clause 4.1.


7.       UNIFORM STANDARDS

7.1 If the Contractor shall reasonably consider that the provisions of clause 6.1(d) shall impose a standard in relation to any particular Site which is significantly more onerous than that imposed in relation to any other Site and where compliance with such standard at the other Sites would not offer any material benefits to ICO, the Contractor may by notice in writing request that ICO waives compliance with such standard at those Sites at which such standard is not a mandatory requirement.

         1922
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
                                                         (Version 8.0)  7/6/99

At the date of this Agreement the only such instance identified by the Contractor which has been notified to ICO is the requirement in Germany for certain emission control which it has been agreed may be satisfied by an additional shielding box around the relevant equipment.

7.2 ICO shall consider any request made by the Contractor as referred to in clause 7.1 in good faith and may at its discretion waive any particular requirement in whole or in part and ICO may have regard in particular to the anticipated consequences for its ability to use Spares of common design or functionality at any of the Sites if the Deliverables are to be produced to differing standards.

7.3 If ICO shall in any particular instance waive such a requirement as shall be referred to in clause 7.1 and subsequently the standards shall change in any other country to introduce a more onerous standard for the relevant Deliverable which, as a consequence, causes an increase in the costs of the Contractor, then to the extent that such revised standard is the same as or no more onerous than that applicable at the Site referred to in clause 7.1, the Contractor shall not be entitled to a cost adjustment as referred to in the proviso to clause 6.1.

8        UNILATERAL CHANGES

8.1 ICO, acting by the Supervising Officer, may unilaterally at any time by written notice to the Contractor make changes to the IGFR and/or the Statement of Work in any one or more of the following:

         (a)      method of shipment or packing; and

         (b) other than in the circumstances referred to in clause 63, the time or the place of inspection or delivery of the Deliverables or Works to be provided under this Agreement;

provided that ICO shall endeavour to avoid unreasonable or impractical changes.

8.2 If any such change in clause 8.1 affects the cost of, or the time required for, performance of any part of this Agreement, an equitable adjustment shall be agreed to all or any of the Price (including, for the avoidance of doubt, a reduction in the Price), the Top Level Milestone Schedule, the payment terms, the IGFR and/or the Statement of Work (as the case may be). If necessary, the relevant clause(s) in this Agreement shall also be amended in accordance with clause 58.

8.3 The Contractor shall notify ICO in writing within thirty days from the date of ICO's written notification of the required change if it considers that an equitable adjustment under clause 8.2 should be made.

8.4 Where any materials or services are made obsolete or excess or cannot be used as a result of a change pursuant to clause 8.1, ICO shall have the right to prescribe the manner of disposal of such materials or services and the Contractor shall account to ICO accordingly for any net proceeds realised as a consequence of the disposal (howsoever achieved) of such materials or services. If the Contractor is unable to dispose of such materials or services in the manner prescribed by ICO within a reasonable period (to be determined by reference to the particular materials or services and the circumstances) in spite of the Contractor's commercially reasonable efforts, the Contractor shall be free to dispose of such materials or services using the best method available with a view to maximising ICO's receipts in respect thereof.

Any such proceeds realised by the Contractor shall be accounted for to ICO in cash within 30 days of receipt by the Contractor on a separate invoice basis. Clause 17.5 shall be applicable to any such payment due to ICO. Subject to such payment being made in accordance with this clause 8.4, no deduction from any payment due from ICO to the Contractor pursuant to clause 16 shall be made on

         1923
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
                                                         (Version 8.0)  7/6/99

account of the same. For the avoidance of doubt, any change under clause 8.1 shall not, except as specified in clause 8.2, affect any obligation of ICO to the Contractor under clause 15.

8.5 Notwithstanding that ICO and the Contractor may not have agreed upon an appropriate equitable adjustment under clause 8.2, the Contractor shall implement the relevant change(s) required by ICO under clause 8.1 without delay.

8.6 For the purpose of this clause 8, any communication between the parties shall be enforceable and binding upon the parties only if signed by the Supervising Officer and the Contractor's Authorised Representative.

9        CHANGE CONTROL

9.1 Either party may at any time formally request in writing changes or additions to this Agreement, the IGFR or the Statement of Work (in this clause 9, a "change"). The procedures set out in this clause 9 shall apply to any such change whether it is ICO or the Contractor which shall propose the same. For the avoidance of doubt, these procedures shall not apply where clause 8 applies.

9.2 If ICO shall propose a change to the scope of this Agreement or the IGFR or the Statement of Work (other than those set out in clause 8), it shall notify the Contractor thereof in writing specifying in as much detail as ICO believes is practicable the nature of the relevant change including any parameters which ICO considers desirable. Such a notice will only be effective if signed by the Supervising Officer.

9.3 The Contractor shall respond promptly and in any event not more than 28 days after receiving notification from ICO under clause 9.2 (or as soon as possible thereafter if the Contractor shall show a longer period is reasonably required for such purpose) and state:

         (a) any information known by any member of the NEC Team or any relevant Sub-Contractor relating to the implications of such change and the work required to be performed by the NEC Team or any relevant Sub-Contractor; and

         (b) any other information known by any member of the NEC Team or any relevant Sub-Contractor which is likely to be material to ICO's decision to pursue such addition or change or which ICO reasonably requests for such purposes; and

         (c) the estimated cost and time required to prepare a Detailed Report as defined in clause 9.5.

9.4 If any member of the NEC Team or any relevant Sub-Contractor shall consider that a change or addition to the IGFR and/or the Statement of Work is in the interests of ICO and should be considered by ICO, the Contractor shall notify ICO of such proposal in writing. Such notification shall specify in as much detail as is practicable the nature of the change or addition that is being proposed for ICO's consideration and shall state all information known by any member of the NEC Team or any Sub-Contractor and any information (including but not limited to the implications of any such change on the work required to be performed by any member of the NEC Team or any relevant Sub-Contractor) which ICO might reasonably consider to be material to its decision whether or not to ask the Contractor to pursue such addition or change.

9.5 Following receipt of information under clauses 9.3 or 9.4, ICO shall within a reasonable period give notice to the Contractor in writing whether or not it wishes to consider the matter further whereupon the Contractor shall provide promptly and in any event within not more than 90 days after the date of such notice (or as soon as possible thereafter if the Contractor shall show a longer period is reasonably required for such purpose) a detailed report to ICO on the technical feasibility of such

         1924
Phased SAN Handover - Proposed Amendments to SA Terms and
Conditions (Version 8.0)
7/6/99

change or addition to the IGFR and/or the Statement of Work and all consequential changes and effects for and upon the ICONET Ground Facilities or the ICO System as a whole (including the timetable and cost structure) which can reasonably be anticipated to flow therefrom (the "Detailed Report").

If such Detailed Report is prepared as a result of a request made under clause 9.2, the Contractor shall be entitled to claim and receive a reasonable cost to be agreed in advance with ICO for the preparation of such Detailed Report.

If such Detailed Report is prepared as a result of a request in response to a proposal made pursuant to clause 9.4, the Contractor shall as a general principle not be entitled to claim or receive any costs for the preparation of the Detailed Report, though ICO recognises that the complexities of the relevant circumstances may be such that an equitable cost sharing would be appropriate

9.6 The Detailed Report shall contain in addition to the information supplied under clause 9.5:

         (a)      a full description of the work proposed to be performed;

         (b)      a firm fixed price;

         (c) a schedule for the implementation of the work including the effect (if any) upon the Master Level Schedule; and

         (d) the required modifications to the IGFR and/or the Statement of Work and (if any) to this Agreement in order to effect the change.

9.7 ICO shall consider such Detailed Report referred to in clause 9.5 and shall promptly and in any event within not more than 60 days after the date of receipt of such Detailed Report (or as soon as possible thereafter if ICO shall show a longer period is reasonably required for such purpose) request such further information from the Contractor as ICO may reasonably require in connection with the proposals and/or request the Contractor to make modifications to the proposals contained in such Detailed Report as ICO may reasonably require.

The Contractor shall promptly thereafter supply such information to ICO and/or make such modifications as the Contractor considers appropriate.

9.8 If ICO considers that the proposed changes should be made, ICO shall so notify the Contractor in writing and, following agreement by the parties as to any required changes to this Agreement including any consequential changes in all or any of the Price (including, for the avoidance of doubt, a reduction in the Price), the Top Level Milestone Schedule, the payment terms, the IGFR and/or the Statement of Work (as the case may be), the parties shall then record such agreement in writing (a "Change Order").

9.9 For the purpose of this clause 9, any communication between the parties and any Change Order shall be enforceable and binding upon the parties only if signed by the Supervising Officer and the Contractor's Authorised
Representative.

[10]     Not used

         1925
Phased SAN Handover - Proposed Amendments to SA Terms and
Conditions (Version 8.0)
7/6/99

11       CONTRACTOR'S ABILITY TO APPOINT AND LIABILITY FOR SUB-CONTRACTORS

11.1 The Contractor will ensure that the Works are carried out in such a manner as will fulfil the IGFR and the Statement of Work as amended from time to time in accordance with the terms of this Agreement using the other members of the NEC Team as the Principal Sub-Contractors to carry out the Works. In accordance with the terms of this clause, the Contractor and its Sub-Contractors may sub-contract such elements of the Works as they consider to be appropriate but the Contractor shall remain fully responsible for the performance of this Agreement, the preparation and delivery of the Deliverables and the completion of the Works which are scheduled to be completed by the relevant Top Level Milestones notwithstanding any default or failure to perform by any Sub-Contractors.

11.2 Before any Sub-Contractor is appointed (whether directly by the Contractor or indirectly by any other person who is a sub-contractor) to carry out any part of the Works (other than the supply of commodity or stock items which does not involve the disclosure to such Sub-Contractor of Confidential Information of or relating to ICO or any aspect of the ICO System), the Contractor shall notify ICO in writing of the name and intended scope of work of each sub-contractor proposed to be engaged to carry out any Works. ICO may, on reasonable grounds, reject any proposed sub-contractor (but shall not be required to set out in detail its reasons for any such rejection) and any such rejection shall not give the Contractor the right for any claim for delay in the Master Level Schedule. If ICO does not notify the Contractor of its rejection of a proposed sub-contractor within 15 days (or such longer period as the parties may agree) of receipt of the Contractor's notice of intention to engage such proposed sub-contractor (together with the scope of work referred to above), the proposed sub-contracting arrangement may, subject to clause 11.3, be entered into.

11.3 Prior to concluding any sub-contracting arrangements as referred to in clauses 11.1 and 11.2 the Contractor shall, unless ICO otherwise specifically requires, submit the following:

                  (a) a detailed statement of the works to be sub-contracted, if this should vary materially from that supplied under clause 11.2; and

                  (b) satisfactory directly enforceable confidentiality and other undertakings between the prospective Sub-Contractor and ICO in a reasonable form provided by ICO within 30 days of the date of this Agreement.

11.4 If ICO reasonably requests the Contractor to procure the change of any personnel allocated by the Contractor or any Sub-Contractor to work in connection with the provision of the Deliverables, then the Contractor shall ensure that such personnel cease to be actively engaged in any Works.

The Contractor shall ensure that, when on the premises of ICO, any of its agents or sub-contractors or the Site Operators, the personnel of the Contractor and its Sub-Contractors comply with any rules and regulations which are applicable generally to staff or visitors on such premises.

11.5 In performing its obligations under or in connection with this Agreement (other than as provided in the Statement of Work as at the date of this Agreement) the Contractor shall, and shall procure that Sub-Contractors shall, use its/their best endeavours to ensure that it does/they do not:

         (a) create or impose any requirements in relation to the Works which are incapable of being fulfilled at reasonable cost by any third parties; and/or

         (b) develop its/their own components if satisfactory components are available from any third parties at a lower cost,

unless such requirements or development can be justified on an objective basis.

         1926
Phased SAN Handover-Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

11.6 The Contractor will, and will ensure that the Sub-Contractors will, provide work space to a standard commensurate with efficient work practices for any ICO Staff whose attendance at the Contractor's or such Sub-Contractor's places of work as is needed to advise or test or otherwise participate in the achievement of the terms of this Agreement.

12       ICO OBLIGATIONS

12.1 Without prejudice to ICO's other obligations under this Agreement, ICO shall provide the Contractor with such information, services and equipment as specified in the Statement of Work. ICO shall also provide to the Contractor access to SANs and/or NMCs in accordance with Section 4.1.5 of Annex 7B of the Statement of Work. In the event that ICO shall fail to provide such access, the procedures and processes described in Section 4.1.6 of Annex 7B shall be applied. To the extent that ICO's failure in any material respect to, otherwise, comply with its obligations under this clause 12.1 shall adversely and directly affect the ability of the Contractor to comply with the Top Level Milestone Schedule and any applicable Top Level Milestones, to the extent the Contractor can demonstrate the same to be required, the Top Level Milestone Schedule and Top Level Milestones shall be adjusted in an equitable manner.

12.2 ICO shall be responsible for securing any applicable official operating licenses or authorisations required by central government authorities relating to the civil works at the Sites, and for the operation or testing, of the ICONET Ground Facilities or any part of the ICO System (excluding any equipment certifications), and ICO shall pay any necessary taxes or licence fees imposed as a condition for obtaining the same and use its reasonable endeavours to ensure that the Contractor will not be materially delayed in fulfilling any of its responsibilities hereunder.

12.3 Subject to clause 25.2, ICO shall ensure that such preparations and provisions are made at each of the Sites to meet the requirements specified in Annex 3 of the Statement of Work. If such preparations and provisions are inadequately carried out by ICO, other than by reason of such preparations and provisions having been inadequately or incorrectly specified by the Contractor, then any reasonable costs thereby incurred by the Contractor shall be reimbursable in accordance with clause 17 to the Contractor and, to the extent that it can demonstrate the same to be required, the Top Level Milestone Schedule and Top Level Milestones shall be adjusted in an equitable manner. In any other case the Contractor shall be responsible for carrying out, and for all costs and expenses incurred in carrying out, any works required to correct and/or supplement any inadequate or incorrect specifications and the Contractor shall not be entitled to any adjustment in the Top Level Milestone Schedule.

12.4 In order to assist the Contractor in its Site installation activities ICO shall, upon the request of the Contractor, provide reasonable assistance to the Contractor in the co-ordination of the Contractor's activities with those of the Site Operators and other ICO Staff.

         1927
Phased SAN Handover-Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

13       QUALITY ASSURANCE

13.1 The Contractor shall operate a system of quality management and control which satisfies the requirements set out in Annex 4 of the Statement of Work.

13.2 The Contractor shall satisfy ICO that all relevant manufacturing processes are controlled and are defined adequately by process specifications and drawings, work instructions and procedures. Quality controls to be operated by the Contractor shall include but not be limited to:

         (a) satisfactory control of sources of supply and materials, piece parts and components;

         (b) conformance to manufacturing specifications, drawings, documented procedures and work instructions;

         (c) adequate documentary evidence including certification of completion of state inspection and test routines;

         (d)      investigation of defects and control of corrective action;

         (e)      satisfactory storage, handling and delivery of material; and

         (f) control and calibration of inspection, measuring and test equipment.

13.3 Subject to applicable legal restrictions in the country of manufacture, ICO reserves the right at its discretion for ICO Staff to inspect visually all of the Deliverables and to witness any or all quality assurance tests and inspection procedures and examine quality assurance records relating thereto at any of the Sites or any of the locations where the NEC Team or any Sub-Contractors (excluding any Sub-Contractor who shall not have been required to enter into a direct undertaking with ICO pursuant to clause 11) carries out the Works. ICO shall give the Contractor 7 days written notice of its intention to make any inspection or to witness any quality assurance tests or to examine any quality assurance records.

13.4 The Contractor shall promptly upon ICO's request make available to ICO at the relevant place of inspection or at such other locations as may be mutually agreed all quality assurance records and other pertinent manufacturing data, including any drawings, inspection and test data, which are reasonably necessary to enable ICO to satisfy itself as to the Contractor's compliance with the quality assurance standards called for under the Statement of Work.

13.5 Any inspection and/or test and/or examination made or attended by ICO Staff under this clause shall not relieve the Contractor of its responsibility to conform to the requirements of this Agreement.

14       ICONET INTEGRATION

14.1 The Master ICONET Integration Plan Document which is referred to in Annex 9 of the Statement of Work (the "MIIPD") describes the range of ICO System integration tests and services which the Contractor has granted ICO the option to request the Contractor to carry out (the "ICONET Integration"). Table 1 of Annex 9 lists the various campaigns which are more fully described in the MIIPD (the "ICONET Integration Campaigns") and the associated management that may be required of the Contractor (the "Associated Management"). Table 1 of Annex 9 also sets out the number of man-months which the Contractor has offered to provide, all of which may be adjusted in accordance with clause 14.6. The schedule for the completion of such services is set out in Table 2 of Annex 9 (the "ICONET Integration Schedule"). Annex 9 also establishes the additional responsibilities

         1928
Phased SAN Handover - Proposed Amendments to SA Terms and
Conditions (Version 8.0)
7/6/99

associated with the performance of ICONET Integration which the parties agree to assume if ICO elects to exercise its option.

14.2 ICONET Integration shall be carried out in two phases. The first phase shall commence in 1998 (the "First Integration Phase") and the second phase shall commence in 1999 (the "Second Integration Phase"). During the period from the execution of this Agreement until, in the case of the First Integration Phase, 15 July 1997 and, in the case of the Second Integration Phase, 30 November 1997, ICO and the Contractor shall consult regarding the detailed definition of the respective ICONET Integration Campaigns. The Contractor will provide all reasonable assistance to ICO to enable ICO to make an informed judgement as to whether or not to exercise the option in accordance with clause 14.3.

14.3 ICO may exercise the option contained in clause 14.1 for the First Integration Phase by notifying the Contractor in writing by no later than 15 July 1997. ICO may subsequently exercise the option contained in clause 14.1 for the Second Integration Phase by notifying the Contractor in writing by no later than 30 November 1997.

14.4 The Contractor shall, within 2 months of the receipt of each of ICO's notifications pursuant to clause 14.3, submit specific proposals to ICO which will include:

         (a) the detailed definition of the ICONET Integration Campaigns which ICO has elected to be performed by the Contractor in accordance with clause 14.3;

         (b) the qualifications and numbers of personnel and the resultant man-months which the Contractor proposes for each ICONET Integration Campaign and, for the purpose of clause 14.16, the minimum number of man-months for each ICONET Integration Campaign (which shall never exceed 25% of the total proposed man-months for each ICONET Integration Campaign);

         (c) the location(s) at which each ICONET Integration Campaign is proposed to be performed and the resultant travel costs;

         (d) the duration and sequence for the performance and completion of each ICONET Integration Campaign together with an amended ICONET Integration Schedule;

         (e) the content and price of the documents specified to be provided by the Contractor in accordance with Section 9 of Annex 9 which shall constitute the Deliverables for the purpose of this clause 14 but, for the avoidance of doubt, not for the purpose of the Acceptance Criteria set out in Annex 10 of this Agreement;

         (f) the special test equipment required for each ICONET Integration Campaign identifying those items of special test equipment to be provided by ICO which are set out in Table 3 of Annex 9, together with the dates by which, and the locations to which ICO supplied test equipment is to be provided for each ICONET Integration Campaign;

         (g) the relevant Associated Management man-months required by the Contractor for the management of the ICONET Integration Campaigns; and

         (h) the additional resources described in Section 3.8 of Annex 9 (the "Additional Resources") and the Contractor's best estimate of its price for providing such Additional Resources. The extent and price of such Additional Resources will be subject to reduction to the extent that ICO elects to provide some or all of such Additional Resources.

         1929
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
                      (Version 8.0) 7/6/99

14.5 The Contractor will, if requested by ICO, amend its proposals submitted pursuant to clause 14.4 to meet the reasonable requirements of ICO.

14.6 ICO may, after receipt of each of the Contractor's proposals pursuant to clause 14.4, issue a Change Order to the Contractor. For the First Integration Phase, ICO may issue such Change Order in a timely manner and in any event no later than 31 January 1998. For the Second Integration Phase, ICO may issue a further Change Order in a timely manner and in any event no later than 31 May 1998. Such Change Orders shall specify:

         (a) the ICONET Integration Campaigns to be undertaken by the Contractor;

         (b) the qualifications and numbers of personnel and the resultant man-months for each ICONET Integration Campaign, including for the purposes of clause 14.16 the minimum number of man-months for each ICONET Integration Campaign to be paid for by ICO;

         (c) the location(s) at which each ICONET Integration Campaign is to be performed and the total resultant travel costs;

         (d) the duration and sequence for the performance and completion of each ICONET Integration Campaign together with the amended ICONET Integration Schedule;

         (e)      the content and price of the Deliverables;

         (f) the special test equipment required for each ICONET Integration Campaign which ICO will make available for use by the Contractor;

         (g)      the Associated Management man-months;

         (h) the Additional Resources (if any), and the times by which and the locations at which ICO will provide such Additional Resources to the Contractor for each ICONET Integration Campaign at its own cost; and

         (i) the Additional Resources which the Contractor will provide for each ICONET Integration Campaign and the associated cost (if any).

The Contractor shall accept such Change Orders provided that in each case (a),
(b), (d), (e), (f), (g) and (i) are generally consistent with, and do not exceed the Contractor's proposals pursuant to clause 14.4. In any other event, ICO and the Contractor shall mutually agree the Change Orders in accordance with clause 9.

14.7 The ICONET Integration services shall be carried out in accordance with Annex 9 and any Change Orders agreed in accordance with clause 14.6. Such services shall constitute the Works for the purposes of this clause 14 but, for the avoidance of doubt, shall not be Works for the purposes of the Acceptance Criteria set out in Annex 10 of this Agreement.

14.8 Within 6 months of the date of this Agreement the parties shall agree a reporting procedure for all Works. Such procedures shall include weekly written reports by the Contractor concerning the man-months expended, expenses incurred by the Contractor, and the progress of each ICONET Integration Campaign.

14.9 The Contractor shall, in a timely manner, inform ICO if the Contractor anticipates that the remaining man-months for an individual ICONET Integration Campaign will be insufficient to permit the completion of such ICONET Integration Campaign. ICO may direct the Contractor in writing to

         1930
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
                      (Version 8.0) 7/6/99

reallocate man-months from other ICONET Integration Campaigns so as to permit the Contractor to complete such ICONET Integration Campaign. If ICO shall instruct the Contractor to modify the scope of, or not to complete an ICONET Integration Campaign, the Contractor shall be responsible for performing such ICONET Integration Campaign only to the extent so instructed by ICO. If ICO gives no directions to the Contractor, then the Contractor shall be entitled to cease carrying out the relevant ICONET Integration Campaign once all the remaining applicable man-months have been expended. In the event that ICO directs that man-months are to be reallocated to any ICONET Integration Campaign from other ICONET Integration Campaign(s), the Contractor shall advise ICO immediately in writing as to the anticipated effects upon the Contractor's performance and completion of the remaining ICONET Integration Campaigns. If ICO does not provide instructions as to how to proceed within 5 days (or such other time as may be mutually agreed) of being informed by the Contractor of the effect upon the remaining ICONET Integration Campaigns the Contractor shall be obliged to expend only the remaining available man-months. The total number of man-months specified in the Change Orders agreed in accordance with clause 14.6 shall not be exceeded. If either party wishes to apply further effort beyond the total number of man-months specified in the Change Order agreed in accordance with clause 14.6, then the requesting party shall propose a further Change Order for consideration and agreement by the other party in accordance with clause 9.

14.10 The Contractor will submit invoices to ICO, and ICO shall pay the same in United States Dollars, subject to clauses 14.11 and 14.12, payable within 30 days after receipt of valid invoices in accordance with clause 17 as follows:

         (a) man-months - monthly in arrears for the man-months that have been expended by the Contractor using the rate specified in Appendix 3 to Schedule 9;

         (b) travel costs - monthly in arrears for the actual travel costs incurred by the Contractor (all travel shall be by economy or equivalent class);

         (c) Additional Resources - monthly in arrears for the actual costs incurred by the Contractor; and


         (d)      Deliverables -

                  (i) ICONET Integration Requirements (Final) - after approval by ICO, 40% of the price of the Deliverables;

                  (ii) ICONET Integration Plan (Final) - after approval by ICO, 30% of the price of the Deliverables; and

                  (iii) ICONET Integration Report (Formal) - after approval by ICO, 30% of the price of the Deliverables.

14.11 All invoices for man-months shall identify the ICONET Integration Campaign to which they relate the names of the relevant personnel deployed by the Contractor together with the total time, rate, and the relevant locations where the ICONET Integration activities were performed. All invoices for travel shall be accompanied by actual tickets (or copies thereof). All invoices for Additional Resources provided by the Contractor shall be accompanied by a summary of the Additional Resources used and total actual amount paid by the Contractor for such Additional Resources.

         1931
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
                      (Version 8.0) 7/6/99


14.12 In substantiation of its invoices the Contractor will keep accurate records of the number of personnel and the man-months which it has devoted to each of the ICONET Integration Campaigns and Associated Management. Such records shall be submitted to ICO on a monthly basis for ICO's review. ICO may require the Contractor to provide additional information if, in ICO's reasonable opinion, the information provided by the Contractor is incomplete or is insufficient for the purpose of substantiating the associated invoice. No invoices for any Works shall be payable by ICO unless such records have been submitted to ICO in accordance with this clause and the relevant invoice shall not be due and payable by ICO unless such records have been submitted at least 15 days before the date such invoice is due and payable.

14.13 If the Contractor should exceed the total number of man-months for any or all of the ICONET Integration Campaigns or the Associated Management, the travel costs, or the costs for Additional Resources which are specified in the Change Orders agreed in accordance with clause 14.6 (except as may have been agreed by ICO in accordance with clause 14.9 or subsequent Change Order(s)), then ICO shall not be obliged to make any increase in the price payable for the ICONET Integration.

14.14 In the event that ICO provides the Additional Resources in accordance with clause 14.6(h) and the Contractor delays or cancels the activities for which such Additional Resources were provided (unless the delay or cancellation was the result of an event outside the reasonable control of the Contractor), ICO shall be entitled to recover any actual costs which result from such delay or cancellation by the Contractor in accordance with clause 17.

14.15 The Contractor will maintain and update the MIIPD and the ICONET Integration Schedule. Either party may propose changes to the MIIPD or the ICONET Integration Schedule. The ICONET Integration Schedule shall be adjusted to reflect changes to activities or events within the Master Level Schedule which directly affect the performance or completion of ICONET Integration activities. All changes to the MIIPD and the ICONET Integration Schedule shall be subject to the approval of ICO.

14.16 ICO shall be entitled, at any time during the Contractor's performance of the Works, to direct the Contractor by written notice to cease all or any part of such Works. The Contractor and all relevant Sub-Contractors shall, within 15 days after the date of the notice (or such later date as may be specified by ICO in such notice), cease such Works in an orderly manner (or in such manner as may reasonably be specified by ICO) so as to minimise disruption to any other integration activities being carried out and so as to preserve the results of the Works agreed to be performed in accordance with Annex 9 and any Change Orders pursuant to clause 14.6. The Contractor shall be entitled to:

         (a) reimbursement of all costs incurred up to the date specified by ICO to cease activities provided that such costs do not exceed the amount associated with the ICONET Integration Campaign(s) so terminated; and

         (b) if such notice results in the Contractor receiving for each ICONET Integration Campaign terminated by such notice less than the amount payable for the minimum man-months agreed in accordance with the relevant Change Order pursuant to clause 14.6, then the Contractor will be entitled to claim the difference between the actual man-months expended by the Contractor and the amount payable for the minimum man-months for each such terminated ICONET Integration Campaign.

Other than the sums referred to in (a) and (b) above, the Contractor shall have no other claims of any nature arising from the termination by ICO of such activities. For the avoidance of doubt, all amounts payable by ICO in accordance with this clause 14.16 (except for any difference between the actual man-months expended by the Contractor and the minimum man-months agreed in accordance with the relevant Change Order pursuant to clause 14.6) shall be substantiated by such evidence as is to be provided for monthly invoices in accordance with clause 14.12.

         1932
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
                      (Version 8.0) 7/6/99


14.17 If any invoice submitted to ICO pursuant to clause 14.10 shall be overdue for payment by ICO for 60 days or more, unless ICO has disputed such invoice on reasonable grounds and has notified the Contractor in writing of such dispute, the Contractor shall be entitled to stop performing all or any of the Works.

14.18 The Contractor will co-operate with ICO Staff in the performance of ICONET Integration activities pursuant to this clause 14 or any additional integration activities which ICO may choose to carry out.

14.19 For the avoidance of doubt, ICO shall not be responsible, for the purposes of this clause 14, for the importation by the Contractor or any Sub-Contractor of any installation and test tools, equipment, materials or other effects (including personal) in connection with this clause 14.

14.20 The following clauses of this Agreement shall not apply to the Works provided in accordance with this clause 14 and Annex 9 of the Statement of Work:
4.1 (a) to (f) inclusive; 4.1 (h), (i) and (n); 4.2 to 4.5 inclusive, 4.7, 4.10,
5, 6.1 (d), 6.2, 7, 8, 11.5, 12.3, 13.2 to 13.5 inclusive, 15, 16.2 to 16.17 inclusive, 18, 19, 22, 25 to 40 inclusive, 44 to 50 inclusive, 54, 55.4 and 56.

14.21 For the purposes of this clause 14, the following clauses of this Agreement are amended as follows;

         (a) clause 4.1 (l): "it will provide, and will ensure that its Sub-Contractors provide, suitably skilled and appropriately experienced personnel required to fulfil the objectives of Annex 9 of the Statement of Work agreed in accordance with the relevant Change Order pursuant to clause 14.6 and clause 14";

         (b) clause 4.6: "Where the Contractor shall be in breach of any aspect of its warranties and undertakings set out in clause 4 relating to ICONET Integration, except for those parts of clause 4 specifically excluded in clause 14.20 or as amended by clause 14.21, the Contractor shall be responsible, at its own cost, for rectifying the consequences of any such breach"; and

         (c) clause 11.1: "The Contractor will ensure that the Works are carried out in such a manner as will fulfil Annex 9 of the Statement of Work as amended from time to time in accordance with the terms of this Agreement, using the other members of the NEC Team as the Principal Sub-Contractors to carry out the Works. In accordance with the terms of this clause, the Contractor may sub-contract such elements of the Works as they consider to be appropriate but the Contractor shall remain fully responsible for the performance of the Works, the preparation and delivery of the Deliverables and the completion of the Works which are scheduled to be completed in accordance with the ICONET Integration Schedule notwithstanding any default or failure to perform by any Sub-Contractors."

PART C - PRICE AND PAYMENT

15       PRICE

15.1 ICO shall pay an aggregate total price of US$xxx for the complete performance by the Contractor of all of its obligations under this Agreement together with a further sum of US$xxx (in respect of freight and insurance as referred to in the Pricing Schedule), which amounts shall be subject to adjustment only in respect of (i) changes agreed under clause 9 and (ii) the cost of any Option items upon exercise of the relevant Option or other items or services

         1933
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
                      (Version 8.0) 7/6/99

purchased under clause 46; (such aggregate amount, as so adjusted, being referred to as the "Price"). Any Instalment payment made shall discharge the relevant portion of the Price and shall not be reclaimable by ICO but without prejudice to ICO's right to claim damages and/or indemnity in accordance with the provisions of this Agreement in the event of any breach by the Contractor.

15.2 The Price shall be payable in Instalments as set out in the Payment Schedule, but the obligation of ICO to pay any Cash Invoice (other than any Cash Invoices relating to the initial Instalment) shall be subject to clauses 15.3 and 16.

15.3 If the Contractor fails to achieve a Top Level Milestone by or within the period of 21 days commencing on the Milestone Date, then ICO may defer payment of any Cash Invoice which shall as a consequence become a Deferred Cash Invoice.

ICO must notify the Contractor if it considers on any reasonable grounds that any Top Level Milestone has not been achieved by the relevant Milestone Date and, having done so, shall, subject to the provisions of this clause 15.3 and in particular to the Contractor's entitlement to contest ICO's entitlement to impose the deferral, be entitled to treat all Cash Invoices which would, but for this clause 15.3, have a Relevant Payment Date more than 21 days after the relevant Milestone Date as Deferred Cash Invoices under this clause 15.3. Until the relevant Top Level Milestone shall have been achieved, Cash Invoices shall continue to be issued by the Contractor, but shall automatically become Deferred Cash Invoices and shall not be payable so long as they remain Deferred Cash Invoices.

The Contractor must notify ICO by facsimile within 10 days of receiving such notification from ICO of whether it disputes ICO's entitlement to impose the deferral. If the Contractor does not so notify ICO, then it shall be deemed to accept that the deferral is being properly imposed by ICO in accordance with the terms of this Agreement and the due date for payment of each of the Deferred Cash Invoices shall be 21 days following the date upon which the deferral ends (or, if later, the date 30 days after the receipt of the relevant Deferred Cash Invoice).

If the Contractor notifies ICO that the imposition of the deferral is disputed by the Contractor on reasonable grounds, then ICO shall upon the day falling 30 days after the date of receipt of each Cash Invoice being treated by ICO as a Deferred Cash Invoice pay the amount of the same into the Escrow Account. The due date for payment of each such invoice shall (if there is a Determination that the deferral was properly imposed in accordance with the terms of this Agreement) be 21 days following the date upon which the deferral ends (or, if later, the date 30 days after the receipt of the invoice) or (if there is a Determination that the deferral was not properly imposed in accordance with the terms of this Agreement) the original Relevant Payment Date for such invoice (and ICO shall have an obligation to pay interest to the Contractor pursuant to clause 16.10 accordingly).

Any deferral pursuant to this clause 15.3 shall end as soon as the relevant Top Level Milestone shall have been achieved and any Deferred Cash Invoices shall thereupon cease to be Deferred Cash Invoices.

15.4 For the avoidance of doubt, all references in this clause 15 to a Milestone Date shall refer to the adjusted timing of such Milestone Date as Determined pursuant to any of the provisions in this Agreement which require or permit an alteration to the timing of achievement of Top Level Milestones.

15.5 For the avoidance of doubt, the Price is fixed, including, without limitation the following:

         (a) all place of origin taxes; except that if the place of origin is in the same country as the Site at which the relevant Deliverable is to be installed or the relevant service forming part of the Works is to be supplied, then the Net Cost shall be calculated and the Additional Amount shall be added the price as set out below. The "Net Cost" means:

                  (i) the part of the Price attributable to such Deliverable or service; less

         1934
Phased SAN Handover - Proposed Amendments to SA Terms and
Conditions (Version 8.0)
7/6/99

                         (ii) in the amount of any export duties that the Contractor would have incurred on the export from the place of origin of such Deliverable or service if it had been exported.

                  The "Additional Amount" means:

                          (i) the amount of any Value Added Tax or other similar tax which would have been imposed by the laws of that country on a supply of that Deliverable or service to ICO for a price equal (on a tax exclusive basis) to the Net Cost less

                          (ii) the amount (if any) of such export duties taken into account in determining the Net Cost.

         (b) any charges relating to export licences, certificates of origin, export document preparation, and export packaging;

         (c) insurance (including transit through to Sites, storage on Site, installation and testing);

         (d)      shipping and transportation costs;

         (e) employee and employee-related costs of the Contractor and Sub-Contractors;

         (f) all necessary licences, fees or other charges necessary for the performance of the Works except:

                         (i) licences (and their associated costs) that the Site Operator requires for its operation of the ICONET Ground Facilities; and

                         (ii)      any local and/or central or other
                                   governmental approvals and permits for any civil work,

                  (which licences, approvals and permits referred to in paragraphs (i) and (ii) above shall be at the cost of ICO);

         (g) all taxes on the goods originally sold or provided by the Contractor to ICO under this Agreement (except import duty and customs duties, including Value Added Tax or any similar sales tax (which excluded taxes shall be paid in accordance with clause 28) and all Value Added Tax and any similar sales tax on services which are not recoverable by the Contractor or any Sub-Contractor or any of their respective affiliates) incurred by the Contractor and Sub-Contractors and their employees associated with performing any part of the Works in the country where the relevant Deliverables are to be installed or where the services are to be provided; and

         (h) any penalties or fines incurred by the Contractor and Sub-Contractors or their employees.


16       PAYMENT AND PAYMENT TERMS

16.1 The payment by ICO of any moneys to the Contractor in respect of this Agreement shall not be deemed to be acceptance by ICO of any Works or Deliverables in respect of which such moneys are paid.

         1935
Phased SAN Handover - Proposed Amendments to SA Terms and
Conditions (Version 8.0)
7/6/99

16.2 The Contractor shall submit a Cash Invoice (and a copy invoice) to ICO for the Cash Portion of each Instalment of the Price payable in accordance with the Payment Schedule or clause 14 as appropriate. Each Cash Invoice shall be accompanied by appropriate supporting paperwork. In any case where the Instalment becomes due on shipment of any Equipment, this paperwork shall include a copy of the bill of lading (or other equivalent document).

16.3 All of the Contractor's Cash Invoices, other than any Deferred Cash Invoices during the period of the relevant deferral pursuant to clause 15.3, shall, provided that the same shall be in accordance with the requirements of this Agreement, be due and payable in United States Dollars by ICO within 30 days of the date of receipt by ICO of the Cash Invoice (the "Relevant Payment Date").

16.4 Any invoices which are to be submitted to ICO pursuant to this Agreement shall be addressed to ICO Global Communications Holdings BV, Drentestraat 20, 1083 HK, Amsterdam, Netherlands with a copy to ICO Services Limited, 1 Queen Caroline Street, London W6 9BN.

16.5 In the event that ICO disputes its liability to pay the whole or any part of a Cash Invoice or a Deferred Cash Invoice, ICO will advise the Contractor of its dispute and (in reasonable detail) the grounds therefor (including the Instalment(s) to which the dispute relates and the Disputed Percentages of it or them) by no later than nine days before the Relevant Payment Date (or, the date which would, if the invoice were not a Deferred Cash Invoice, have been its Relevant Payment Date). For the avoidance of doubt, in the case of a dispute relating to an invoice only the Disputed Percentage of the Cash Portion shall be treated as disputed in relation to the relevant Cash Invoice or Deferred Cash Invoice.

For the avoidance of doubt ICO shall by the Relevant Payment Date pay to the Contractor those portions of any Cash Invoice which shall not be the subject of a deferral pursuant to clause 15.3 and which are not in dispute and the parties shall use reasonable efforts to resolve any dispute concerning the Disputed Percentage of any Instalment.

16.6. This clause 16.6 applies if at any time:

                  (a) ICO disputes its liability to pay an amount invoiced in good faith by the Contractor in a Cash Invoice which appears on its face to have been calculated and to be payable in accordance with the Payment Schedule or clause 14, including without limitation any Cash Invoice which ICO claims that it has the right to defer pursuant to clause 15.3 unless the Contractor accepts that claim; and

                  (b) that would result in the aggregate of all amounts so invoiced which are then in dispute (each a "Disputed Amount" and collectively "the Disputed Amounts", which expression shall for the avoidance of doubt in relation to any Instalment include only the Disputed Percentage of the Cash Portion and not the Disputed Percentage of the Financed Portion, if any) equalling or exceeding any Escrow Trigger Amount(s). If it would equal or exceed more than one Escrow Trigger Amount, then the higher or highest shall be the relevant one.

For the avoidance of doubt, any Cash Invoice issued by the Contractor being for an amount not invoiced in good faith or which does not appear on its face to have been calculated and to be payable in accordance with the Payment Schedule or clause 14, as appropriate, shall not be payable by ICO unless and until ICO agrees that the same shall have been properly issued and the requirement to pay a Disputed Amount into the Escrow Account shall not apply in relation thereto.

If this clause 16.6 applies, then ICO shall (on the Relevant Payment Date for the Cash Invoice or, in the case of a Deferred Cash Invoice, the due date for payment of it) pay into the Escrow Account an

         1936
Phased SAN Handover - Proposed Amendments to SA Terms and
Conditions (Version 8.0)
7/6/99

amount sufficient to ensure that the balance on the Escrow Account relating to Disputed Amounts under this Clause 16 (after deduction of any amounts which either ICO or the Contractor is then entitled to have paid to it pursuant to clause 16.7) equals or exceeds the relevant Escrow Trigger Amount.

16.7 The parties shall in the Escrow Agreement jointly instruct the Escrow Agent to hold the balance on the Escrow Account in accordance with the relevant provisions of this Agreement.

If there is a Determination, that any Disputed Amount or any part thereof is payable to the Contractor (either because any deferral under clause 15.3 was not in accordance with the terms of this Agreement, the dispute was otherwise ill-founded, relevant outstanding Works giving rise to a disputed deferral have been completed as referred to in clause 15.3 or the cause of the dispute has been remedied), then ICO shall join within 5 days of the date of the Determination with the Contractor in instructing the Escrow Agent to make a payment out of the Escrow Account to the Contractor of any amount held in the Escrow Account in respect of that Disputed Amount (or the appropriate part thereof), together with any interest earned on that amount. This payment shall be applied in or towards satisfaction of any liability of ICO in respect of the relevant Disputed Amount (and interest accrued pursuant to clause 16.10 upon it) pursuant to clause 16.8 or, as the case may be, clause 16.9.

If there is a Determination that any Disputed Amount or any part thereof is not payable by ICO to the Contractor or that ICO was entitled to make a deferral pursuant to clause 15.3 which the Contractor has challenged, then the Contractor shall join within 5 days of the date of the Determination with ICO in instructing the Escrow Agent to make a payment out of the Escrow Account to ICO of any amount held in the Escrow Account in respect of that Disputed Amount (or the appropriate part thereof) or, as the case may be, that deferral, together in either case with any interest earned on that amount in the Escrow Account.

16.8 If there is a Determination that any dispute raised by ICO against all or part of an invoice was ill-founded or that a deferral pursuant to clause 15.3 was not in accordance with the terms of this Agreement, then ICO shall within 9 days of the date of the Determination pay to the Contractor any balance of the Disputed Amount found by the Determination to be payable to the Contractor together with interest thereon calculated in accordance with clause 16.10, after taking account of any payment to be made to the Contractor out of the Escrow Account pursuant to clause 16.7 as a result of that Determination and the Relevant Payment Date of the Disputed Amount in this case shall be the date 30 days after the date of ICO's receipt of the original Cash Invoice.

16.9 If there is a Determination that payment be made to the Contractor for any reason other than as is referred to in clause 16.8, then ICO shall within 9 days of the date of the Determination pay to the Contractor any balance of the Disputed Amount found by the Determination to be payable to the Contractor together with interest thereon calculated in accordance with clause 16.10, after taking account of any payment to be made to the Contractor out of the Escrow Account pursuant to clause 16.7 as a result of that Determination. Interest shall run pursuant to clause 16.10 as if the Relevant Payment Date were the date of the Determination. A payment by ICO pursuant to this clause 16.9 shall not prevent the Contractor from continuing to seek a Determination as referred to in clause 16.8 that the dispute was ill-founded or that the deferral was not properly imposed under clause 15.3 (which Determination would entitle it to the payment of interest pursuant to clause 16.10 from the original Relevant Payment
Date).

16.10 Any sums not paid by one party when due shall bear interest from the Relevant Payment Date, or if different or if there is no Relevant Payment Date the due date for payment, until the other party receives payment (whether before or after judgement) at the Agreed Rate. Such interest shall accrue from day to day on the basis of a 360 day year and shall be payable with the sum to which it relates and, if that sum is overdue, on demand.

         1937
Phased SAN Handover - Proposed Amendments to SA Terms and
Conditions (Version 8.0)
7/6/99

16.11 All payments to be made under this Agreement to the Contractor shall be made:

         (a) for value on the Relevant Payment Date (or such other date as may apply pursuant to this Agreement) from ICO to such account at such bank in Tokyo as the Contractor may specify from time to time; and

         (b) in full without any set-off, withholding, deduction or counterclaim of any kind, but for the avoidance of doubt, this is without prejudice to clause 16.12.

16.12 If at any time ICO considers that the Contractor is in default of its obligations under this Agreement and as a result an amount is due to be paid by the Contractor to ICO, then if the amount involved exceeds $1 million and if ICO has given the Contractor no less than 9 days' notice of its intention to do so, ICO may deduct the amount claimed from any payment that it is making to the Contractor of any one or more Cash Invoice(s) then or subsequently falling due for payment and instead pay the whole of that amount into the Escrow Account.

If there is a Determination that all or part of the amount claimed by ICO, in respect of which the payment into the Escrow Account was made, was due to ICO by the Contractor, then the Contractor shall within 5 days of the Determination join with ICO in instructing the Escrow Agent to pay out of the Escrow Account to ICO the amount so due, together with interest earned on that amount in the Escrow Account; and upon the Contractor joining in that instruction the liability which led to the payment into the Escrow Account being made by ICO shall be discharged in an amount equal to the amount in respect of which that instruction is given, whether or not the Escrow Agent actually makes the payment.

If there is a Determination that all or part of the amount claimed by ICO and paid into the Escrow Account was not due to ICO, then ICO shall within 5 days of the Determination join with the Contractor in instructing the Escrow Agent to pay out of the Escrow Account the amount which was not so due, together with interest earned on that amount in the Escrow Account and ICO shall pay to the Contractor an additional amount such that the Contractor receives in total the amount which it should have been paid on the Relevant Payment Date for the Cash Invoice(s) against which ICO made such deductions when paying monies into the Escrow Account together with interest on such amount at the Agreed Rate from the Relevant Payment Date up to the date of actual payment.

16.13 The parties have agreed in principle, subject to contract, that part of the aggregate total price payable under this Agreement (excluding any adjustment to such price whether referred to in clause 15.1 or not) shall be financed by the Contractor. A summary of the terms and conditions reflecting this in principle agreement ("the Vendor Financing Summary") is set out as Schedule 10.

Clause 16.14 shall apply if, but only if, and from the time that the parties enter into a legally binding agreement ("the Vendor Financing Agreement") reflecting (with such amendments as may be agreed) that Vendor Financing Summary. The parties agree to negotiate in good faith the terms and

         1938
Phased SAN Handover - Proposed Amendments to SA Terms and
Conditions (Version 8.0)
7/6/99

conditions of the Vendor Financing Agreement with a view to completing the anticipated vendor financing within the spirit of the Vendor Financing Summary by the end of 1997.

16.14 Each Financed Invoice issued by the Contractor shall relate to the Financed Portion of one or more Instalments in respect of which a Cash Invoice has been issued. The Contractor shall not issue a Financed Invoice in respect of an Instalment where ICO shall, in relation to the corresponding Cash Invoice, have disputed its liability to pay 100% of the relevant Instalment until Determination of such dispute. The Contractor shall not include in any Financed Invoice any Disputed Percentage of the Financed Portion of an Instalment until, and then only to the extent that there is a Determination that the relevant amount of the Instalment was due.

ICO shall only be entitled to challenge the amount of a Financed Invoice or the Contractor's entitlement to issue it on the ground that it is not issued in good faith, it is inconsistent with a Cash Invoice which relates to one or more of the same Instalments or that it appears on its face to be inconsistent with the Payment Schedule. A Financed Invoice shall fall due for payment at the time stated in, shall bear interest which shall be payable in accordance with and shall otherwise be subject to the Vendor Financing Agreement.

Clauses 15.2 and 15.3 shall not apply to the Financed Portion of any Instalment with the intention that the Financed Invoices to be issued at the end of each quarter pursuant to the Vendor Financing Agreement shall include the Financed Portion of any Instalment in respect of which a Cash Invoice would, but for clauses 15.2 and 15.3, have been issued in that quarter.

The first two sentences of clause 16.2 and clause 16.4 shall apply to Financed Invoices as if they were Cash Invoices except to the extent specifically referred to in this clause 16.14. The other provisions of clauses 16.1 to 16.12 inclusive shall not apply to Financed Invoices (although the Vendor Financing Agreement may include analogous provisions). For the avoidance of doubt, nothing in this Agreement shall result in a Financed Invoice which is payable in accordance with the terms of the Vendor Financing Agreement not being payable.

16.15 The Vendor Financing Summary provides for ICO to pay a management/commitment fee to the Contractor in respect of the proposed vendor financing, such fee to be payable in two instalments, the second one together with interest. ICO confirms that the obligations as to payment of that fee are legally binding on it, notwithstanding that the Vendor Financing Summary is expressed to be subject to contract.

16.16 The parties shall immediately upon the choice of the Escrow Agent and the settlement of the terms of the Escrow Agreement enter into the Escrow Agreement with the Escrow Agent. Neither party shall upon or after joining in an instruction to the Escrow Agent to make a payment to the other party out of the Escrow Account take any action directly or indirectly to prevent payment being made to the recipient party pursuant to such instructions.

16.17 To the extent that any payment made by ICO out of the Escrow Account is made because there has been a Determination that ICO was correct in disputing a Cash Invoice in whole or in part or was entitled to impose a deferral pursuant to clause 15.3, then such payment shall not be deemed for any purpose to be a payment made by the Contractor to ICO.

16.18 For the avoidance of doubt, the provisions of clauses 15.2, 15.3 and 16 shall apply in relation to payments due under clause 14.

         1939
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

17       PAYMENT OF REIMBURSABLE COSTS

17.1 The Contractor shall submit (substantially in the relevant approved form set out in Schedule 4 and containing the same information) monthly invoices for costs which are agreed to be reimbursable by ICO to the Contractor under this Agreement. Such invoices shall have attached the original documents (or copies of the documents certified by the Contractor) evidencing the amounts claimed by the Contractor for reimbursement.

17.2 Amounts claimed by the Contractor for reimbursement pursuant to this clause 17 shall be net of any amounts (including, for the avoidance of doubt, offsetable amounts such as VAT or other sales taxes) which the Contractor or any of its Sub-Contractors have the right to reclaim from parties other than ICO, whether or not such claim has been made or received provided that if, subject to the Contractor or its Sub-Contractors following its or their usual collection procedures, any amount reclaimed by the Contractor or its Sub-Contractors which has not been received from such third party within 90 days of the date of the Contractor's invoice to ICO in which the right to such reclaim was taken into account, the Contractor shall be entitled to include such reclaimed amount in its next monthly invoice to ICO. If subsequently the Contractor or any of its Sub-Contractors receive such reclaim from the third party, the Contractor shall account to ICO for any sums so recovered without delay.

17.3 ICO shall submit invoices for costs which are agreed to be reimbursable by the Contractor. Such invoices shall have attached the original documents (or copy documents certified by ICO) evidencing the amounts claimed by ICO for reimbursement.

17.4 Amounts claimed by ICO for reimbursement pursuant to this clause 17 shall be net of any amounts (including, for the avoidance of doubt, offsetable amounts such as VAT or other sales taxes) which ICO has the right to reclaim from parties other than the Contractor, whether or not such claim has been made or received provided that if, subject to ICO following its usual collection procedures, any amount reclaimed by ICO has not been received from such third party within 90 days of the date of ICO's invoice to the Contractor in which the right to such reclaim was taken into account, ICO shall be entitled to invoice the Contractor for such reclaimed amount. If subsequently ICO receives such reclaim from the third party, it shall account to the Contractor for any sums so recovered without delay.

17.5 The provisions of clauses 16.3 to 16.11 inclusive and 16.17 shall apply to this clause 17 mutatis mutandis, and for the avoidance of doubt for these purposes payments by the Contractor to ICO shall be treated in the same way as payments by ICO to the Contractor.

18.      LIQUIDATED DAMAGES

         1940
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

         1941
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

         1942
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

18.1 The Contractor shall be liable to pay, upon ICO's demand in writing, to ICO (without deduction or withholding) liquidated damages in the event;

         (a) that the Contractor shall fail to hand over any SAN(s) or NMC(s), to ICO, by any scheduled Handover Date (which date, for the purpose of this clause, shall mean any extension or adjustment to any such Handover Date as agreed by the parties); or

         (b) that the Contractor shall fail to achieve Acceptance Set 5 Completion by the scheduled date (which date, for the purpose of this clause, shall mean any extension or adjustment to such date as agreed by the parties); or

         (c) that the Contractor shall fail to achieve Acceptance Set 2, 3 or 4 Completion by the scheduled dates (which date, for the purpose of this clause, shall mean any extension or adjustment to any such date as agreed by the parties.).

18.2 In case of 18.1 (a) and (b) above, liquidated damages shall be calculated in accordance with the formulae and conditions set out in clause 18.4 below and shall, in relation to Acceptance Sets 1 to 4
         Completion, never exceed a sum equivalent to   *   of the amount of the
         SAN(s)or NMC(s) to be handed over by the Contractor to ICO and shall,
         in relation to Acceptance Set 5 Completion, never exceed   *   .

18.3 In case of 18.1(c) above, liquidated damages shall be calculated in accordance with the formulae and conditions set out in clause 18.5
         below and shall, never exceed a sum equivalent to   *   of the amount
         of the Engineering portion payable on each Acceptance Set 2,3 or 4 Completion date respectively as set forth in Appendix 1 to Schedule 11.

18.4 Liquidated damages payable by the Contractor to ICO pursuant to Clause 18.1(a) and (b) shall be calculated in accordance with the following formula.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1943
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

         (i)      The Price per SAN/NMC shall be calculated as follows;

                  *

         (ii) The price in respect of each AS1-4 ("n") shall be calculated as follows with 'n' representing the number of SANs or NMCs in each function set;

                  *

                  *

                  *

                  *

         (iii) The liquidated damages for each Handover in relation to AS 1-4 shall be calculated as follows;

                  *

         (iv) The liquidated damages for AS 5 Completion shall be calculated as follows:

                  *

         A:       shall mean the Price set out in clause 15.1 of the Supply
                  Agreement.

         B: shall mean that portion of the Price referable to the Equipment Portion and Engineering Portion (except for NRE and Program Management) applicable for SAN for China as specified in Schedule 11 of the Supply Agreement.

         C: shall mean the Price per SAN/NMC for the purpose of calculating liquidated damages.

         D: shall mean the number of days immediately following the date 30 days after the scheduled Handover Date or the Acceptance Set 5 Completion Date as the case may be, as set out in the Master Level Schedule in Annex 4 Schedule 14 (or any extension or adjustment to any such Handover Date or Acceptance Set 5 Completion Date in accordance with Clause 9 of this Agreement) and the actual Handover Date or actual date of Acceptance Set 5 Completion as the case may be.

         E: shall mean the total amount of the Engineering Portion associated with the Phased SAN Handover as set out in Appendix 4 to Schedule 9 of this Agreement.


18.5 Liquidated damages payable by the Contractor to ICO pursuant to Clause 18.1(c) shall be calculated in accordance with the following formula.

         (i) The liquidated damages for Acceptance Set 1, 2 or 3 Completion shall be calculated as follows:


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1944
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

                  *

         (ii) The liquidated damages for Acceptance Set 4 Completion shall be calculated as follows:

                  *

                  E: shall mean the total amount of the Engineering Portion associated with the Phased SAN Handover as set out in Appendix 4 to Schedule 9 of this Agreement.

                  F: shall mean the number of days immediately following the date 30 days after the scheduled date of Acceptance Set 1, 2, 3 or 4 Completion as set out in the Master Level Schedule in Annex 4, Schedule 14 (or any extension or adjustment to such dates in accordance with Clause 9 of this Agreement) and the actual date of Acceptance Set 1, 2, 3 or 4 Completion as the case may be.


18.6 Liquidated damages payable by the Contractor to ICO under this Agreement shall never exceed in aggregate of 10% of the Price.

PART D - PROGRESS REPORTING

19       MILESTONES AND PROGRESS REPORTING

19.1 ICO and the Contractor have agreed the Top Level Milestone Schedule (being Schedule 7), which designates particular Milestones as Top Level Milestones and specifies the date for the achievement by the Contractor of such Top Level Milestones.

19.2 In accordance with the progress monitoring procedure established in Annex 4 of the Statement of Work, the Contractor shall report regularly on, and produce such other evidence as ICO may reasonably request to demonstrate, the actual progress of the Works as compared with the Master Level Schedule and
Schedule 7.

19.3 Schedule 7 also contains other Milestones which, if not achieved by the specified dates, may affect the Contractor's ability to achieve the Top Level Milestones in accordance with Schedule 7. If ICO's failure to achieve any Milestone, which is identified in Schedule 7 as being the responsibility of ICO, has a direct effect upon the ability of the Contractor to achieve any Top Level Milestone, then to the extent that the Contractor can demonstrate the same to be required, Schedule 7 shall be adjusted in an equitable manner.

19.4 Any changes required to Schedule 7 shall be agreed in accordance with clause 58.


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1945
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

19.5 If in ICO's reasonable opinion actual progress of the Works does not conform generally with the Master Level Schedule or achievement of a Top Level Milestone has been or may be delayed, and if delayed, ICO has notified the Contractor in accordance with clause 15.3, then ICO may require the Contractor:

         (a) to submit a report to ICO identifying the reasons for the delay and the Contractors proposal for catching up with that delay; and/or

         (b) to produce and submit a revised Master Level Schedule to ICO showing how the Contractor proposes to ensure completion of the relevant Works by the relevant Milestone Date or, where a relevant Top Level Milestone has not or will not be achieved, how the Contractor proposes to ensure completion of the relevant Works without adversely affecting the Master Level Schedule and the achievement of the remaining Top Level Milestones by the relevant Milestone Dates.

19.6 If the Contractor is unable to satisfy ICO that it is able to complete the relevant Works by the relevant Milestone Date or, as the case may be, that it is able to complete all or any of the relevant Works without adversely affecting the Master Level Schedule and the achievement of the remaining Top Level Milestones by the relevant Milestone Dates, ICO shall have the right, with no corresponding adjustment being made to the Price, to require the Contractor to commit such extra resources (including any resources required to supplement the NEC Team's own and then committed resources and expertise) as are necessary to complete the relevant Works by the relevant Milestone Date or, as the case may be, to complete all or any of the relevant Works without adversely affecting the Master Level Schedule and the achievement of the remaining Top Level Milestones by the relevant Milestone Dates.

19.7 If in extreme circumstances ICO considers that the Contractor is or will be unable to complete all or any substantial aspect of the Works in accordance with the Master Level Schedule and the achievement of the remaining Top Level Milestones by the relevant Milestone Dates and the Contractor has failed to take all appropriate actions called for by ICO under clause 19.6, then, if supported by the opinion or recommendation of an independent expert appointed in accordance with this clause 19.8, ICO may require the Contractor to (and the Contractor shall be obliged to):

         (a) replace any of the Sub-Contractors (including the other members of the NEC Team); and

         (b) take such other actions as ICO may reasonably determine to be necessary in the circumstances.

         19.8 Any independent expert required to be appointed for the purposes of clause 19.7 shall be appointed either by agreement between the parties within 21 days of a request by ICO or, in the absence of such agreement within such period, shall consist of a committee of three experts to be selected by lot from amongst up to six nominees of whom up to three shall have been put forward within seven days of the expiry of such 21 day period by each of ICO and the Contractor. Any person nominated as an expert shall be entirely independent of the parties, the other members of the NEC Team of any Sub-Contractors and any Site Operators.

         1946
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

[20]     NOT USED.

[21]     NOT USED.

22       PROGRESS INSPECTION

22.1 Subject to any applicable legal restrictions in effect in the country of manufacture, ICO has the right to inspect and verify the progress of all elements of the Works at all places and times prior to the completion of Phase 3 Testing of the relevant item or component and its handover to, and receipt by, ICO and for such purposes shall be permitted access to the premises of the Contractor and its Sub-Contractors (excluding any Sub-Contractor who shall not have been required to enter into a direct undertaking with ICO pursuant to clause 11). ICO will give 14 days notice of its intended inspections to the Contractor. Such inspections shall be performed in a manner that will not unduly delay the Works. Any such inspections and verifications as are required shall be authorised by the Supervising Officer.

22.2 If any such inspections and verifications are to be made on the premises of the Contractor or any Sub-Contractor (excluding any Sub-Contractor who shall not have been required to enter into a direct undertaking with ICO pursuant to clause 11), the Contractor shall furnish, and shall require such Sub-Contractors to furnish, without additional charge, all reasonable facilities and assistance for the safe and convenient performance of these inspections and verifications.

22.3 The Contractor shall furnish or procure to be furnished to ICO such copies of orders, specifications, drawings, any technical information and documents as ICO may reasonably require to perform progress supervision.

22.4     When any elements of the Works which ICO has, in accordance with clause
22.1 notified the Contractor of its wish to inspect are not, at the relevant time specified by ICO, ready for inspection, review or evaluation, ICO may charge to the Contractor the reasonable costs incurred by ICO Staff in attending at the relevant premises for the purposes of such inspection, review or evaluation and such costs shall be reimbursed to ICO in accordance with clause 17.

22.5 Any inspection and/or test and/or examination made or attended by ICO Staff under this clause shall not relieve the Contractor of its responsibility to conform to the requirements of this Agreement.

23       INTERMEDIATE PROGRESS REVIEW

23.1 In relation to each of the sub-systems referred to in Schedule 11 (Payment Schedule) comprising part of the Deliverables, the Contractor shall not despatch any of such Deliverables from their respective places of origin to the Sites until such time as the relevant sub-system shall have successfully completed all of the Phase 1 Tests referred to in Section 5.1 of Annex 8A to the Statement of Work.


23.2 Handover of an Acceptance Set shall not occur until such time as Acceptance Set Completion has been achieved for the immediately preceding Acceptance Set. Further, the Contractor shall not commence the upgrade and integration of a preceding Acceptance Set until Handover of the current Acceptance Set has been achieved. Nothing in this clause 23.2 shall preclude the Contractor from undertaking activities (including Phase 3 IGF Tests) preparatory to commencing the next, or subsequent, Acceptance Sets notwithstanding that the immediately preceding Acceptance Set Completion may not have been achieved. For the avoidance of doubt, the undertaking of activities preparatory to commencing the next, or subsequent, Acceptance Sets shall not include the making available by ICO, to the Contractor, of any SANs and the NMCs

         1947
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

previously handed over to ICO, unless specifically agreed by ICO.

23.3 ICO shall, in its absolute discretion, be entitled to waive compliance with the timing requirements of clauses 23.1 and 23.2 in whole or in part and subject to such terms and conditions as it may think fit, but any such waiver shall not excuse or relieve the Contractor in any way from the requirement to ensure that the relevant Deliverables satisfy the relevant Phase 1 or Phase 3 Tests.

[24]     NOT USED.

PART E - DELIVERY AND INSTALLATION

25.      SITE ACCESS

25.1 ICO Shall, no later than 4 weeks before the Ready for Installation Date for each Site established in the Master Level Schedule, advise the Contractor of the anticipated availability of the Site on the scheduled Ready for Installation Date.

25.2 If ICO can reasonably foresee that the actual availability of a Site will be later than the scheduled Ready for Installation Date, the parties shall meet to determine the consequences to the Contractor's delivery and installation programme and the action that can be taken to mitigate such consequences shall be agreed in a Change Order in accordance with clause 9.

26       TRANSPORTATION TO SITE

26.1 The Contractor shall have sole responsibility for the shipment and transportation of the Deliverables from the place of manufacture to, and unloading and placing into suitable and secure storage at, a port of destination in, and as selected by the Contractor, the country of the relevant Site. The Contractor shall promptly upon arrival of the Deliverables at the port of destination notify ICO in writing, and any agents designated by ICO, of the storage location of the Deliverables.

26.2 ICO shall promptly arrange for customs clearance of the Deliverables at such port of destination in accordance with clause 28.

26.3 Following customs clearance in accordance with clause 28, the Contractor shall have sole responsibility for, and shall arrange promptly, inland transportation from an ICO designated location at the relevant port of destination to the relevant Site.

26.4 The Contractor shall arrange shipment and transportation for the Deliverables to each of the Sites with reliable shipping and transportation contractors experienced in carrying products of the type of the relevant Deliverables.

26.5 The Contractor shall, 30 days before despatch of any of the Deliverables to the relevant port of destination as referred to in clause 26.1, notify ICO of the intended date of despatch, the mode(s) of transport and the destination of the relevant Deliverables together with such other information as ICO may reasonably require to assist ICO in arranging for customs clearance.

         1948
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

26.6 The Contractor shall not, without informing ICO, arrange for any of the Deliverables to be shipped to Sites via third countries. The Contractor shall not arrange for any Deliverables to be shipped via a third country if by doing so any delays or adverse treatment in importation or customs clearance will result or may reasonably be anticipated. Notwithstanding having informed ICO of any shipment via third countries, the Contractor will be liable for any penalties imposed upon ICO by virtue of the shipment via such third countries.

27       PACKAGING

27.1 The Contractor shall be responsible for packing all the Deliverables in a manner which, taking into account all hazards which may reasonably be anticipated, will enable them to be transported from their point of origin to the Site and stored at the Site without suffering any accidental damage, environmental damage or deterioration. The Contractor shall be responsible for replacing at its own cost, without impact to the Top Level Milestone Schedule, any of the Deliverables which are damaged in transit and for reimbursing ICO for any expenses it incurs as a consequence of improper packing, marking or method of shipment.

27.2 The Contractor shall pack, mark and ship all items and components of the Deliverables in accordance with the requirements of this Agreement and so as to be in compliance with best commercial practice for protection and shipment and for meeting transportation regulations. A packing list shall be included with each shipment and a copy thereof transmitted to ICO by fax at the time of despatch from the point of origin (or where the despatch is made by a Sub-Contractor, the Contractor shall transmit such copy within 48 hours of the time of despatch) and each delivery package shall be marked and cross referenced to such packing list.

27.3 The Contractor shall, following delivery, remove from each Site all packing materials and dispose of, reuse or recycle the same in a manner lawful in the relevant country. No separate or additional charges are payable by ICO for safe packing, handling or storage in transit except as provided in clause 28.

28       CUSTOMS CLEARANCE

28.1 ICO shall be responsible for all customs clearances and other importation formalities which relate to any of the Deliverables in the country in which the Site at which the same are to be installed is situated.

28.2 ICO shall pay all import and custom duties (including VAT or any similar sales tax), customs clearance charges and fees (including any storage costs incurred during the import and customs clearing process), incurred in connection with the importation of the relevant Deliverables in the country in which the Site at which the same are to be installed is situated. The Contractor shall, when requested by ICO and subject to clause 28.5, use its reasonable efforts to assist ICO in obtaining customs clearance of, and in satisfying any other importation formalities relating to, the Deliverables at the port of destination.

28.3 The Contractor shall on a timely basis provide ICO with originals, or where appropriate copies, of:

         (a)      all relevant shipping documents;

         (b)      manufacturing certificates;

         (c)      fully completed applications for import clearances; and

         (d) if required, other usual customs clearance and importation documentation if required for the importation of goods into the relevant country,

         1949
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

relating to the Deliverables for signature and submission by ICO (where appropriate).

28.4 No later than 60 days prior to the scheduled shipment to the relevant country of the Deliverables as shown in the Master Level Schedule, ICO shall inform the Contractor of any special requirements to be applied or followed in respect of the importation of such Deliverables to the relevant country and the Contractor shall meet such special requirements.

28.5 If the Contractor shall in providing the additional assistance requested by ICO under clause 28.2 or in fulfilling any special requirements notified under clause 28.4 incur additional cost then, subject to supplying to ICO reasonable evidence of such additional costs incurred, ICO shall reimburse the same to the Contractor in accordance with clause 17.

28.6 In the event that any objections or difficulties are anticipated or encountered in any country which might result in the customs clearance or importation procedures of the relevant Deliverables being delayed beyond 15 days after arrival for customs clearance of the relevant Deliverables in the relevant country (commencing with the first working day in that country after that on which the Contractor shall have provided notification in accordance with clause
26.1 and the documentation referred to in clause 28.3), ICO shall promptly notify the Contractor of the nature and cause of the delay (if known).

28.7 The Contractor shall identify and assess as soon as possible after receiving any notification under clause 28.6 any negative effects upon the Master Level Schedule and the parties shall discuss the appropriate and necessary action to minimise such effects.

28.8 If customs clearance or the importation of any of the Deliverables into the country in which the Site at which the same are to be installed is situated is delayed beyond the period specified in clause 28.6 and the Contractor shall have fully complied with its obligations under clauses 26 to 28 inclusive in relation to such Deliverables then, subject to the Contractor demonstrating to the reasonable satisfaction of ICO that the delay in the importation or customs clearance of the relevant Deliverable was the direct cause of an actual delaying the Top Level Milestone Schedule (as it relates to the Site for which such Deliverables were intended and to any consequential effect on the relationship between that Site and any other Sites) shall be adjusted for a period not to exceed the lesser of:

         (a) the actual period of delay in the Top Level Milestone Schedule resulting directly from the delay in importation or customs clearance of the relevant Deliverables; or

         (b) the number of days in excess of the period referred to in clause 28.6 which were required for actual importation or customs clearance of the relevant Deliverables to be achieved.

28.9 For the avoidance of doubt, ICO shall not be responsible for and clauses 28.1 to 28.8 shall not apply to:

         (a) the importation by the Contractor or any Sub-Contractor of any installation and test tools, equipment, materials or other effects (including personal) in connection with this Agreement; or

         (b) any Deliverables which are imported more than once into any country in which a Site at which the same are intended to be installed is situated, whether the second or subsequent importation is into the same or any other country to the initial importation, otherwise than as a result of a direction by ICO.

         1950
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99


28.10    In the event that any of the circumstances in clause 28.9(b) apply:

         (a) ICO shall at the Contractor's request assist the Contractor in, and in appropriate circumstances handle on behalf of and at the expense of the Contractor, the importation and customs clearance of the relevant Deliverables; and

         (b) the Top Level Milestone Schedule shall not be extended even if delays or difficulties are encountered in the customs clearance or importation procedures.

29       INSURANCE

29.1 The obligations in this clause 29 shall apply until such time as risk in the relevant Deliverable shall pass to ICO. The Contractor shall as from the time of creation of all or any part, including components, of the Deliverables maintain insurance against loss, damage or destruction for all of the Deliverables then in existence for their full replacement cost, including costs associated with expedited repair or replacement and delivery to, and installation at, the location where the affected Works are being, or are to be, performed.

29.2 The Contractor shall, in the event of the loss, damage or destruction of any of the Deliverables at any time before the Handover Dates for Acceptance Sets 1 to 4 of the relevant Deliverable, use its best efforts to procure the provision of any repair or replacement for any of the Deliverables or any component thereof and to take such other actions as the Contractor deems appropriate in order to avoid or to minimise all adverse effects on the Master Level Schedule and the Top Level Milestones as a consequence of the loss, damage or destruction of any Deliverables.

29.3 ICO shall be nominated as joint insured in respect of all of such Deliverables and their components and shall be loss payee. Within three months of the date of this Agreement ICO shall grant to the Contractor an appropriate power of attorney enabling the contractor to negotiate with, settle and collect any claims from the insurers of any of the Deliverables or any carriers, bailees and/or other parties responsible for loss or damage to any part or component of the Deliverables. The Contractor shall hold any amount so received in trust on behalf of ICO until the same shall be applied in payment for any repair or replacement Deliverables or shall be paid to ICO.

29.4 ICO at its sole discretion may direct that the Contractor not proceed with the repair or replacement and delivery as provided in clause 29.2 and instead require that the Contractor and ICO co-operate to procure that the proceeds of insurance be paid directly to ICO and the Contractor will not be required to proceed with any such repair or replacement or delivery.

29.5 To the extent that ICO's direction under clause 29.4 shall adversely affect the ability of the Contractor to comply with the Top Level Milestone Schedule and any applicable Top Level Milestones, to the extent that either party can demonstrate the same to be required, the provisions of this Agreement (including if necessary the Payment Schedule, the Top Level Milestone Schedule and Top Level Milestones) shall be adjusted in an equitable manner.

29.6 The Contractor shall produce evidence (and an English translation) to ICO of its compliance with clauses 29.1 and 29.3 from time to time upon request and no less frequently then once a year within one month following the renewal date of the Contractor's policy.

30       OWNERSHIP

         1951
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99


Ownership of the Deliverables shall pass to ICO upon the relevant Deliverable being loaded on board a ship, aircraft or other means of transport bound for export from the country of origin provided that where any Site is located in the country of origin, ownership shall pass upon the relevant Deliverable arriving at the relevant Site.

31   DELIVERY

31.1 The Contractor shall be responsible for the delivery of the Deliverables to the Sites in accordance with the Statement of Work and the Master Level Schedule. The Contractor shall provide all materials, plant, equipment and labour required to receive, off-load and place the Deliverables in position at the Sites.

31.2 Upon arrival of each consignment or shipment of the Deliverables at each Site, the Contractor shall examine and confirm to ICO the identity of the Deliverables which have been delivered and that they are in good condition and ready for installation or, if this is not the case, what the position then is. The Contractor shall also identify to ICO any Deliverables which have been scheduled for delivery at that Site by that time but which have not then been delivered (or which have been delivered but are either defective or damaged and in need of replacement or repair) and, promptly, the Contractor shall deliver to ICO a report setting out the impact on the Master Level Schedule and for completing the Works and all applicable testing requirements at that Site on or before the scheduled date for completion of the same and any remedial actions which the Contractor intends to implement.

32   INSTALLATION

32.1 The Contractor shall at each Site carry out the Works in accordance with the Statement of Work and the IGFR, using a safe system of working and in compliance with all local laws.

32.2 The Contractor shall (within a reasonable time taking into account the nature of the damage), in a good and workmanlike fashion, repair or replace any damage to the Site (including any of the buildings, fixtures, fittings or other equipment on the Site) or to any of the Deliverables in the course of any aspect of the installation of any of the Deliverables which has been caused by the Contractor or any Sub-Contractors.

32.3 Save for those items specified in Annexes 2, 3 and 9 of the Statement of Work, the Contractor shall be responsible for providing, or procuring the provision, of all equipment, tools, consumables, spares and all other materials and services required for the carrying out of the Works and the installation of the Deliverables at all Sites. With respect to those items of equipment, tools, materials, and services required for the installation of the Equipment and Software which ICO is responsible for providing to, or procuring to be made available for use by, the Contractor as specified in Annexes 2, 3 and 9 of the Statement of Work, the Contractor shall be responsible for the proper care and maintenance (including any losses or damages) of all such items and shall, following the completion of the Works for which they are required, return all such items to ICO at such location(s) as ICO may reasonably specify in the same condition as they were provided (save where consumed in the case of consumables or for normal wear and tear) and recalibrated if appropriate. The Contractor shall be responsible for the costs of all transportation and insurance associated with the provision by ICO to, and use and return to ICO of such items by, the Contractor.

32.4 The Contractor shall ensure that its employees, its Sub-Contractors and their employees observe all relevant laws regulations and practices relating to the Sites and shall remove forthwith from the relevant Site, with or without the request of ICO, any such persons failing to abide by any of these requirements.

         1952
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

32.5 The Contractor acknowledges that the Sites on which the Works will occur and adjoining land may have other existing equipment and operations which may be carried out concurrently by third parties. The Contractor shall take all reasonable and necessary actions (including the co-ordination of its activities on any Site with any other activities of others affecting the same Site or any adjoining land) so as to prevent such other existing equipment and concurrent operations from suffering any damage or adverse effects as a result of the Contractor's activities. In the event that the Contractor's activities cause any damage to existing equipment or adversely affect other concurrent operations, the Contractor shall immediately stop the activities giving rise to any such damage or adverse effect and, in consultation with ICO or such other person as ICO may direct, implement such remedial action as may be necessary to repair, replace or rectify the damaged equipment or to prevent the adverse effect upon concurrent operations.

32.6 The Contractor shall throughout the process of installation keep the Sites in a clean and tidy condition and shall be responsible for keeping the Sites free from rubbish and contamination arising as a consequence of its activities. Following completion of the installation of the relevant Deliverables at each Site, the Contractor shall promptly remove its effects, personnel (other than those with a role continuing after installation), spare materials, plant, machinery and any rubbish or other debris. The Contractor shall leave the Site in a clean condition, ready to commence operations.

33   TESTING

33.1 The Contractor acknowledges that it must and undertakes that it will within the timescales contemplated by this Agreement deliver to ICO fully integrated and tested ICONET Ground Facilities capable of fulfilling the IGFR and the Statement of Work.

33.2 In order to establish that the Works and the Deliverables are capable of providing a fully functioning service, testing and retesting of each element is required. The Contractor must ensure that the testing procedure set out in the Statement of Work is fulfilled and ICO Staff shall be permitted to observe and review any and all of the formal and informal tests referred to in Annex 8A of the Statement of Work.

33.3 In the event that any part of the Deliverables shall fail any formal test (as described in Annex 8A of the Statement of Work) as is referred to in clause
33.2 for any reason, the test procedures shall, after a reasonable opportunity for the Contractor to remedy the cause of such failure, be restarted at the discretion of ICO to a reasonable point to demonstrate the functionality and/or the reliability of the Deliverables concerned.

33.4 The Contractor shall inform or confirm to ICO in writing (as appropriate) at least 14 days in advance the date, time and location of all formal tests (as described in Annex 8A of the Statement of Work).

33.5 In the event that any of the formal tests specified above:

     (a)  do not occur within 48 hours of the time scheduled for such test;

     (b) is cancelled by the Contractor or Sub-Contractor with less than 48 hours notice to ICO; or

     (c) is carried out and the relevant Deliverable shall fail the such test and the same cannot be reperformed within 48 hours of the time it failed and ICO requests that it be retested pursuant to clause 33.3, then the Contractor will reimburse ICO for any reasonable costs and expenses incurred in attending the tests or inspection.

         1953
Phased SAN Handover -- Proposed Amendments to SA Terms and Conditions (Version 8.0)

7/6/99

34   RFT HANDOVER

34.1 In relation to such part of the Deliverables as comprise RFTs for use in Other six TT&C Sites which ICO has designated as the TT&C Sites as set out in the Statement of Work, the provisions of this clause shall apply.

34.2 On or before the RFT Availability Date applicable to each TT&C Site, the Contractor shall ensure that (i) at such Site, two (or at the Contractor's discretion any greater number) of the RFTs will be installed; (ii) all of those RFTs that have been installed have successfully completed their Phase 2-1 Testing (as referred to in Annex 8A of the Statement of Work); (iii) all of the required training at such Site shall have been provided to ICO Staff necessary to train them to operate such RFTs competently; (iv) the required documentation relating thereto as specified pursuant to the Statement of Work has been supplied to ICO; and (v) the provisions set out in the IGFR and the Statement of Work relating to such RFTs shall have been complied with.

34.3 The Contractor shall for a continuous period of three weeks following the RFT Availability Date applicable at each of the Sites (other than the first Site to be made available and at the IOT Site, where such continuous period shall be six weeks) provide engineering support and assistance to ICO Staff at such time as may be established by ICO at anytime falling within the period of three months following the RFT Availability Date (provided that if such time shall not be immediately following the RFT Availability Date applicable to the relevant Site, ICO shall give the Contractor at least two weeks prior written notice of the time at which such support and assistance is required), for the integration of all of the installed RFTs with ICO's satellite TT&C and IOT systems so that the same can, by the end of such integration period, be made ready for operation and use by ICO as a satellite telemetry, tracking and control site assuming that the TT&C and IOT systems meet their respective Interface Control Documents.

34.4 On the relevant RFT Availability Date, the Contractor shall make available for use by ICO at the relevant TT&C Site two of the RFTs and shall procure that at all times between the relevant RFT Availability Date and Handover Date relevant to each Acceptance Set 1 to 4 ICO has at each TT&C Site a minimum of two RFTs continuously available for use and operation in a fully functional mode, in connection with ICO's TT&C and IOT activities.

34.5 Without affecting the requirements of clause 34.4, following the RFT Availability Date and the installation and successful Phase 2-1 testing of any of the remaining RFTs at any TT&C Site, the Contractor shall make such other RFTs available for use by ICO in connection with ICO's TT&C and IOT operations at a single time of the Contractor's choosing and shall, at each TT&C Site, provide for a continuous period of three weeks engineering support and assistance to ICO Staff for integration of the RFTs with ICO's satellite TT&C systems. Any such RFT shall not, for the remaining provisions of this clause, be regarded as available to ICO until the provision of such engineering support and assistance has been completed.

34.6 ICO acknowledges that at certain times the Contractor will need to carry out testing at the Site of the Deliverables comprising the entire SAN or major aspects thereof and accordingly it may be necessary for ICO to switch its TT&C and IOT operations at the Site to use another of the available RFTs.

34.7 The Contractor shall, in circumstances where its testing procedures require the use of RFTs at a particular Site, ensure that its use of those RFTs does not interfere with ICO's TT&C and IOT

         1954
Phased SAN Handover -- Proposed Amendments to SA Terms and Conditions (Version 8.0)

7/6/99

operations at the Site and it will liaise with ICO to ensure that there are no interruptions which cause any risk to necessary TT&C and IOT operations.

34.8 ICO undertakes that it will, under the supervision of properly trained personnel, operate and maintain all of the RFTs made available to ICO by the Contractor under this clause 34 only for ICO's TT&C and IOT operations at the Site and in accordance with the operation and maintenance manuals provided by the Contractor and will otherwise take all reasonable steps to keep the relevant RFTs secure and free from interference and abuse.

34.9 During the period between the RFT Availability Date and the Handover Dates for the relevant RFTs, all such RFTs which the Contractor has made available for use by ICO under this clause 34, but which have not been handed over to ICO, shall nevertheless remain at the risk and under the ultimate control and responsibility of the Contractor.

34.10 If in the period referred to in clause 34.9, ICO shall determine that there is any defect or deficiency in any of the Equipment or Software or Works relating to the RFTs which have been made available for its use, it shall promptly notify the Contractor of this, in writing. The Contractor shall, wherever practicable, immediately make another RFT at that Site available for use by ICO. Where that is not practicable (including by reason of such other RFTs not yet having been integrated with ICO's TT&C equipment), then the Contractor shall implement such repairs, replacements or alterations as shall be required to ensure that there is no interruption in ICO's TT&C and IOT operations.

35   ACCEPTANCE

35.1 Upon Handover of any SANs and/or NMCs comprised within each of Acceptance Sets 1 to 4, the Contractor shall, in an orderly manner, at the relevant Sites hand over to ICO Staff all such Deliverables (save and except for Training which shall be handed over in accordance with a training schedule to be developed, by the parties, in accordance with the principles and procedures set out in Annex
5) located at such Sites as are due to be handed over by such dates

35.1.1 Upon any Handover, ICO shall issue and deliver to the Contractor a Handover Certificate in the form set out in Schedule 12. The purpose of the Handover Certificate shall be to record the fact that Handover has occurred and also ICO's formal receipt of the Deliverables. Until such time as the relevant Handover Certificate has been provided by ICO in accordance with this clause, neither ICO nor any SAN Operator, or their respective servants, agents or representatives, shall use such Deliverables (or any part thereof) for the purposes of ICO's activities or operations (save where otherwise specifically provided in this Agreement).

35.1.1.2

         1955
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
(Version 8.0)
7/6/99

Upon completion, by the Contractor, of each of Acceptance Sets 1 to 4 ICO shall, no later than 14 days of the date of Acceptance Set Completion, issue and deliver to the Contractor an Acceptance Set Completion Certificate in the form set out in Schedule 12.

35.1.2 Upon satisfactory completion of the testing of the Function Set 5 which satisfies Acceptance Set 5 and the criteria set out in Annex 10, ICO shall issue and deliver to the Contractor an Acceptance Set Completion Certificate in the form set out in Schedule 12.

35.1.3 In respect of any Deliverables (other than Function Set 5) which are to be handed over or in respect of any Works which are to be completed by the Contractor after the Acceptance Set 4 Completion Date, upon the relevant Deliverable having fulfilled its specification and any other applicable requirements laid down pursuant to this Agreement or the relevant Works having been completed to ICO's satisfaction, including the satisfaction of any test criteria relevant to such Works, ICO will confirm formal receipt of the relevant Deliverable or Works by issuing and delivering to the Contractor a Completion Certificate (which shall be in the same form as the Acceptance Set Completion Certificate, but modified as appropriate). Such certificate shall be signed by the Supervising Officer on behalf of ICO and shall be sent to the Contractor by facsimile.

35.1.4 The issue of a Handover or Acceptance Set Completion Certificate shall not affect the obligations of the Contractor to deliver any other Deliverables and/or to complete the Works and/or to remedy or to rectify any faults which may affect the ICONET Ground Facilities or other Deliverables or Works at that time.

35.2.1 Notwithstanding the provisions in clause 35.1.1, and without prejudice to the Contractor's rights under this Agreement, in the event ICO or any SAN Operator or their respective servants, agents or representatives shall use Deliverables which comprise only part of the Hardware and Function Set referable to a given Acceptance Set for the purposes of ICO's operations or activities, such use shall be deemed to be a Handover for the purposes of this Agreement. ICO shall promptly, thereafter, issue and deliver to the Contractor the requisite Handover Certificate.

35.2.2 For the purpose of clause 35.2.1 reference to ICO's "operations" or "activities" shall not include those activities which ICO shall undertake pursuant to clause 34.8, Annex 7B of the Statement of Work, save and except for
Section 2.3.1 thereof in respect of SANs and NMCs not yet handed over to ICO, any activities it is agreed in writing shall be undertaken by ICO (including ICONET Integration activities or any maintenance activities it is agreed between the parties shall be undertaken by ICO) or other activities or operations as the parties may agree, from time to time, shall be undertaken by ICO pursuant to this Agreement.

         1956
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
(Version 8.0)
7/6/99

35.2.3 If any Handover occurs in circumstances described in clause 35.2.1 and the Contractor shall not have completed its activities on all elements comprised within the relevant Acceptance Set, including Handover and Acceptance Set Completion, and the Contractor considers that it is not reasonably practicable to complete its outstanding testing activities within the existing Schedule then, to the extent the Contractor can demonstrate the same to be required, the Schedule shall be adjusted in an equitable manner. The Contractor shall be entitled, also, to claim, and ICO shall be obliged to pay, any direct costs incurred by the Contractor associated with any re-allocation of, or addition to, the Contractor's resources necessary to complete its activities.

35.2.4 If any adjustment to the schedule is required in accordance with clause 35.2.3, above, the parties shall mutually agree a date upon which ICO shall make the Deliverables located at any relevant SAN(s) or NMC site(s) available to the Contractor, to enable the Contractor to complete its activities. The availability date to be agreed shall, in any event, occur within a reasonable time following any event of Handover described within clause 35.2.1.

35.2.5 Following Handover, if ICO does not make available to the Contractor any Deliverables in accordance with the date established by the parties under clause 35.2.4, ICO shall agree with the Contractor the earliest alternative date by which Deliverables can be made available to the Contractor and, in this event, the procedures and processes described in section 4.1.6 of Annex 7B shall be applied, provided always that ICO's agreement shall not be unreasonably withheld or delayed.

         1957
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
(Version 8.0)
7/6/99

36   RISK

36.1 The Deliverables shall be at the risk of the Contractor until 00.01 hours GMT on the day immediately following the Handover Date referable to each of Acceptance Sets 1 to 4 or, in relation to Deliverables comprised within Acceptance Set 5, following Acceptance Set 5 Completion, at which time risk in the same shall pass to ICO.

         1958
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
(Version 8.0)
7/6/99

36.2 The Contractor shall, from the point in time at which ICO makes the Deliverables available pursuant to Section 4.1.5 of Annex 7B of the Statement of Work, until such time as the Contractor completes its activities, assume responsibility to take due care of such Deliverables. To the extent the Contractor shall fail to take due care of the Deliverables and insofar as such failure shall cause or result in direct physical damage to, or loss of, tangible property of ICO then the Contractor shall use its best efforts to procure the provision of any repair or replacement for any of such Deliverables or any component thereof and to take such other actions as the Contractor deems appropriate in order to avoid or minimise all adverse effects on the Master Level Schedule and the Top Level Milestones as a consequence of the loss or damage to such Deliverables.

37   INTERCHANGEABILITY

37.1 The Contractor shall ensure that at each of the Sites the items comprising any part of the Deliverables, and in particular the Equipment and Software supplied to fulfil any particular functional requirement shall, to the maximum extent practicable and where lawful, be of identical design and shall carry the same component reference as and be interchangeable with the equivalent items supplied for use at any other of the Sites or by way of Spares, provided always that ICO acknowledges that as a consequence of the Contractor's or the Principal Sub-Contractors' policy of continuous improvement, in view of the time between design and manufacture and the manufacturing timetable, certain items intended to fulfil the same functional requirement, may differ from earlier items supplied.

37.2 The Contractor shall at all times maintain a complete record of any changes in specification of any such items and of any differences between the Sites in the items installed by the Contractor in a format reasonably to be specified by ICO. The Contractor shall within 30 days of each anniversary of this Agreement (ending with the tenth such anniversary) provide an up to date and complete copy of such record to ICO.

38   DELIVERY DELAYS

If and whenever it becomes apparent that progress of any of the Works is being or is likely to be delayed, the Contractor shall forthwith give written notice to ICO of the material circumstances including the cause or causes of the delay. If practicable, such notice shall give particulars of the expected effects thereof and estimate the extent of the expected delay in delivery or performance beyond the date or dates set out in the Master Level Schedule. The Contractor must specify what actions it is taking or intends to take to minimise and recover such delay. The Contractor shall give such further written notices to ICO, as may be necessary or as ICO may reasonably require for keeping up to date the particulars and estimate referred to above including any material change in such particulars or estimate.

[39] NOT USED.

40   WARRANTY

         1959
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
(Version 8.0)
7/6/99

40.1 Notwithstanding inspection, testing and the issue of a Handover Certificate by ICO in respect of any of the Works or the Deliverables or any other provision of this Agreement which purports to make acceptance by ICO conclusive, the Contractor guarantees that:

     (i) throughout the period commencing with the Handover Dates for each of the Acceptance sets 1 to 4 up until 12 August 2002 (unless this date is extended as result of delays to such Handover Dates which are not attributable to ICO).

     (ii) solely in respect of Function Set 5 to be provided at Acceptance Set 5, throughout the period for 2 years commencing from the Acceptance Set 5 Completion Date.

     (iii) solely in request of Works and Deliverables with a Handover Date later than the Handover Date for Acceptance Set 4, throughout the period for 2 years commencing from the Handover Date for such Works or Deliverables.

     (a) all the Deliverables are designed and manufactured so as to conform to the design, performance and manufacturing requirements of this Agreement as from time to time modified by the parties, and will perform in accordance with and deliver the functionality specified in those requirements;

     (b) the Works generally, and the Deliverables in particular, and each component of either of them, is free from all defects in material or workmanship, latent defects or other defects which may cause the same to fail to conform to the specified functional and/or performance requirements of this Agreement as from time to time modified by the parties;

     (c) each Deliverable functions in such a way that, in conjunction with others of the Deliverables, it fulfils the IGFR;

     (d) the contents of the documentation comprised within the Deliverables are correct and free from defects or faults (failing which clause
           40.12 shall apply); and

     (e) the contents of the Training courses and materials comprised within the Deliverables are correct and free from defects (failing which clause 40.13 shall apply).

40.2 In the event of a failure of any item of the Works or Deliverables or any component or part of any such item to meet the conditions specified in clause 40.1, the Contractor shall at its own cost take such actions and carry out such additional Works promptly to repair or replace or correct such affected items or components or parts as are necessary to retain and/or restore the specified functional and/or performance requirements and without any adverse impact on the Contractor's compliance with the Master Level Schedule. The Contractor shall prepare and furnish to ICO data and reports applicable to any corrective action required as set out in this clause 40, including but not limited to revision and updating of all affected data called for under this Agreement and the Contractor shall bear the cost thereof.

         1960
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
(Version 8.0)

7/6/99

40.3 If the Contractor fails to repair or replace such items or parts promptly in accordance with this clause 40 then the Contractor shall pay the costs incurred by ICO in procuring such items or parts from another supplier and accomplishing the repair or in modifying such items or parts or other parts of the Works and/or Deliverables in order to achieve the specified functional and/or performance requirements. Any action taken by ICO pursuant to this clause
40.3 shall not affect the Contractor's warranty. ICO shall use reasonable efforts to notify the Contractor of its intention to exercise its rights under this clause 40.3 a reasonable period in advance of so doing.

40.4 Any item of the Works or Deliverables or any component or part of any such item corrected or furnished in replacement shall be guaranteed on the terms of this clause to the same extent as would have applied if the item or part concerned had initially formed a Deliverable. Where the corrected or replacement item or part of a Deliverable (not being a printed circuit board or an item of a similar nature) is brought into operation as a part of the ICONET Ground Facilities more than twelve months after the commencement of the warranty period referred to in clause 40.1 applicable to such item or part, this guarantee shall continue for the period of twelve months from the date of the installation and bringing into operation at a Site of that replacement item or part. In addition, the period of warranty relating to any item or part supplied as a Spare shall run for a period of 24 months after the date referred to in clause 40.1 as the date of commencement of the warranty in respect of the Deliverables originally supplied or if later until the expiry of the period of twelve

         1961
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

months from the date of the installation and bringing into operation at a Site of that Spare as a replacement item or part.

40.5 Upon ICO becoming aware of the occurrence of any defect in or fault affecting any of the Works or any other item which is subject to the Contractor's guarantee:

     (a) ICO shall submit to the Contractor a written fault report in the agreed form (the form and content of which is to be agreed between the parties within 9 months of the date of this Agreement) describing, so far as it is able, the symptoms of the failure and, to the extent possible, identifying the item(s) or part(s) causing such failure or having a defect;

     (b) if ICO reasonably considers immediate rectification of the defect or fault is required to prevent or minimise the risk of damage or injury or performance degradation to :

          (i)  the operators of the Equipment or Software; or

          (ii) the Equipment or Software itself; or

          (iii) the location in which the Equipment or Software is installed; or

          (iv) other equipment or software located with or connected to the Equipment or Software,

          ICO shall include this information in its report and may (without in any way affecting its rights under this clause 40) proceed with rectification of the defect or fault to the extent reasonably considered necessary in the circumstances;

     (c) the parties shall (other than in relation to Software), within 5 days of the Contractor's receipt of such report, agree the manner and time in which such defect or fault is to be rectified;

     (d) ICO shall pack for shipment and arrange the shipment of any defective or faulty item(s) or part(s) that the Contractor directs be shipped to the NEC Team member premises as designated by the Contractor and in the case that the Contractor directs the travelling wave tubes (TWTs) be shipped, ICO shall use a TWT shipping container for returning the TWT if such a shipping container is available at the Site from which the shipment is to be made; and

     (e) ICO shall arrange for the exportation of the defective or faulty item(s) or part(s), and, subject to clause 28.9, the re-importation for any repaired or replacement item(s) or part(s).

40.6 The Contractor shall provide the necessary information and documents for the re-importation of any repaired or replacement items or parts (such information and documents to be of a nature similar to those required for the purposes of clauses 26 and 28) and reimburse ICO, in accordance with clause 17.3, for all costs and expenses that ICO incurs:

     (a) in complying with the requirements of this clause 40, including any packaging, transportation, shipping charges, customs duties, customs bonds, sales taxes, VAT or charges of a similar nature which ICO incurs for the exportation or re-importation of item(s) or part(s), or for performing any rectification work;

         1962
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
(Version 8.0)

7/6/99


     (b) associated with disassembly and/or re-assembly of larger items or parts where their disassembly is required for the purpose of enabling fault diagnosis to take place and/or removal and/or replacement of any other affected item or part.

40.7 In the case of an Equipment defect or fault, the Contractor will, at its discretion, repair or replace at its own cost the defective or faulty Equipment in a timely manner so as to minimise any interruption or risk of interruption to the functioning of the ICO System and the Contractor shall take all such actions as are reasonably required to restore functionality to the ICO System to the same level as it was immediately prior to, or should have been in the absence of (but without imposing any obligation on the Contractor in respect of unconnected defects or faults in the elements of the ICO System other than the ICONET Ground Facilities), such defect or fault and use its best efforts to avoid and minimise any interruption or risk of interruption to the functioning of the ICO System.

If, at the relevant Site, ICO shall have an appropriate Spare, in order to avoid and minimise any interruption or risk of interruption to the functioning of the ICO System, ICO shall use the same to replace the defective or faulty Equipment but without prejudice to the obligations of the Contractor, at no cost to ICO, to supply a replacement for such Spare and to attend the Site to make any necessary repair to the item or part of the Equipment suffering the defect or fault.

In the absence of ICO holding an appropriate Spare at the relevant Site or where the Contractor is not able to implement an immediate repair or replacement of the defective or faulty Equipment, ICO may, if possible and where it urgently requires the availability of the relevant Equipment, make immediate repairs to any defective or faulty Equipment without affecting any of its rights under this clause 40.

40.8 In the event of any Software defect or failure:

     (a) ICO shall inform the Contractor of the nature of the Software defect or fault (so far as it is able to identify the same) in the agreed manner, following the reporting, fault escalation and required response processes to be agreed between the parties (which process shall be agreed not less than 6 months before the scheduled commencement of the Warranty period specified in clause 40.1);

     (b) the Contractor will analyse the reported Software defect or fault and the Contractor shall, at no cost to ICO, supply a temporary fix to rectify the Software defect or fault without avoidable delay and in a timely manner so as to minimise or avoid any interruption or risk of interruption to the functioning of the ICO System and minimises the effects of the defect or fault;

     (c) the Contractor, at no cost to ICO, will notify ICO by telephone, facsimile or e-mail how to fix the defect or fault using Site personnel, or make and supply the "bug" fix, maintenance release or update; and

     (d) the Contractor shall, at no cost to ICO, take all such actions as are reasonably required to restore on a permanent basis functionality to the ICO System to the same level as it was immediately prior to, or should have been in the absence of (but without imposing any obligation on the Contractor in respect of unconnected defects or faults in the elements of the ICO System other than the ICONET Ground Facilities), such defect or fault and will use its best efforts to avoid and minimise any interruption or risk of interruption to the functioning of the ICO System and will as rapidly as is possible, using the best efforts of the NEC Team, and in any event within three
          (3) months (or such longer time as may be agreed by ICO) of the occurrence of the Software defect or fault, prepare and issue a permanent fix to the Software for installation at all Sites where the Software is installed.

40.9 The Contractor will, where any defect or fault cannot for any reason be repaired or rectified in accordance with clauses 40.7 or 40.8, at its own cost, dispatch appropriately qualified engineer(s) to

         1963
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
(Version 8.0)

7/6/99

the Site to identify and repair or rectify any defective or faulty Equipment or Software without avoidable delay and within a time period which minimises the effects of such defect or fault. ICO shall use reasonable efforts in the period ending on 12 August 2002 or such later date as shall be determined by reference to clause 40.1 to hold a Spare of such items at such Sites as has been recommended on a reasonable basis by the Contractor prior to the date of this Agreement. save where the recommended Spare has been used already at a Site for an Equipment defect or fault (and it has not been replaced or returned to the relevant Site by the Contractor), to reinstate any Spares which are used. The Contractor will have no obligation under the terms of this clause 40 in respect of damage arising solely from a failure by ICO to maintain Spares in accordance with this clause 40.9.

40.10 The Contractor will, during the period of three years from Acceptance Set 5 Completion Date, submit a written report quarterly within one month after the end of the relevant quarter summarising:

     (a) for each of the Sites, all Equipment defects or faults which were notified by each NEC Team member during the previous quarter and identifying how they were processed for repair or replacement;

     (b) for each of the Sites, all Software defects or faults which were reported to each NEC Team member during the previous quarter and identifying how they were rectified;

     (c) an analysis of the trend of Equipment and Software defects or faults of which members of the NEC Team have become aware (both as a consequence of paragraphs (a) and (b) above and, separately, from other sources), including re-occurring defects and faults and proposed remedial actions and the periods taken to implement the same, by Equipment and Software type and source;

     (d) for Equipment repairs or replacements, the average turnaround time, the longest turnaround time with the reason and the number and description of those remaining to be implemented with the predicted date for completion and time period since the defective or faulty item or part was first reported as faulty or defective and returned, for each NEC Team member;

     (e) for Software temporary fixes, the average turnaround time, the longest turnaround time with the reason and the number and description of those remaining to be implemented with a predicted date for completion and total elapsed time from the date that any member of the NEC Team first received notification of the original fault or defect to its predicted date for implementation, for each NEC Team member;

     (f) for Software permanent fixes, the number and description of those implemented during the period, the number and description of those remaining to be implemented and the number and description of those remaining to be implemented with a predicted date for completion and total elapsed time from the date any member of the NEC Team first became aware of the original fault or defect to its predicted date for implementation, for each NEC Team member; and

     (g) such other information as ICO may reasonably require to assess the reliability of the Equipment and Software (including any individual parts, components, sub-systems and programs) and the efficiency and performance of the Contractor and its compliance with its warranty obligations, and in particular the means by which it is ensuring that there is no avoidable interruption to services provided through the ICO System as a consequence of any Equipment or Software defect or fault.

         1964
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
(Version 8.0)

7/6/99

40.11 If requested by ICO, the Contractor will provide ICO with a written report describing the results of the analysis of any specific Equipment or Software defect or fault notified to the Contractor in respect of any Equipment or Software whilst the same is under warranty pursuant to this clause for which ICO has requested a separate report. Any such report shall be provided promptly following ICO's request and shall address all those matters which ICO shall have prescribed in its request.

40.12 In the event of defects or faults in any of the content of the documentation, the Contractor will:

     (a) unless otherwise agreed by ICO, correct and re-issue the affected documentation within one month of the Contractor first becoming aware of the same in the same formats, quantities and to the same places of delivery as the provision of the original documentation;

     (b) will make all necessary rectifications to any part of the ICONET Ground Facilities which has been affected adversely as a result of a defect or fault in the contents of the documentation; and

     (c) if the functionality of the ICO System shall have been affected in any way by such defect or fault, at its own cost, take all such actions as are reasonably required to restore functionality to the ICO System to the same level as it was immediately prior to, or should have been in the absence of (but without imposing any obligation on the Contractor in respect of unconnected defects or faults in the elements of the ICO System other than the ICONET Ground Facilities), such defect or fault and use its best efforts to avoid or minimise any interruption or risk of interruption to the functioning of the ICO System.

40.13 In the event of incorrect or defective content of Training courses or materials the Contractor shall:

     (a) unless the parties agree otherwise, without delay and in each of the locations at which the incorrect or defective Training shall have been given, provide remedial Training in the same manner as the provision of the original Training;

     (b) make all necessary rectifications to any part of the ICONET Ground Facilities which has been affected adversely as a result of incorrect or defective content of Training courses or materials; and

     (c) if ICO shall demonstrate to the reasonable satisfaction of the Contractor that the functionality of the ICO System shall have been affected in any way by such defect or fault, at its own cost, take all such actions as are reasonably required to restore functionality to the ICO System to the same level as it was immediately prior to, or should have been in the absence of (but without imposing any obligation on the Contractor in respect of unconnected defects or faults in the elements of the ICO System other than the ICONET Ground Facilities), such defect or fault and use its best efforts to avoid or minimise any interruption or risk of interruption to the functioning of the ICO System.

40.14 The rights and remedies of ICO under this clause 40 are in addition to, and do not limit, any other rights and remedies ICO may have. In particular, ICO's rights under this Agreement arising out of fraud or such gross mistakes as amount to fraud are not limited in point of time or by this clause. Notwithstanding the time limits specified in clause 40.1, if ICO shall notify the Contractor of a claim for breach of warranty under this clause 40 relating to any latent defect in any of the Deliverables or other Works at any time within five years after Acceptance Set 4 Completion Date for Acceptance Set 4 Deliverables and within five years after Acceptance Set 5 Completion Date for Acceptance Set 5 Deliverables

         1965
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

such claim shall be regarded as a claim properly made under this clause.

40.15 The warranty provisions of this clause will not apply to the following:

     (a) operations or maintenance of the Equipment or Software by any person who has not been properly trained (except any representatives nominated or authorised by the Contractor or Sub-Contractors) or operations, maintenance, repair and inspection of the Equipment or Software carried out by any person other than in accordance with manuals, documents and information provided to ICO by the Contractor or any Sub-Contractor or any representatives nominated or authorised by the Contractor or Sub-Contractors;

     (b)  normal wear and tear;

     (c) consumption of consumables (not earlier than the usual time periods or usage patterns during which those consumables may be expected to continue to perform);

     (d) Equipment or Software that has been subject to alterations or modifications not authorised by the Contractor or any Sub-Contractor or any maintenance representatives nominated or authorised by the Contractor or Sub-Contractors;

     (e) Equipment or Software failures that are associated directly with ICO's failure to maintain the operational environment specified by the Contractor; and

     (f) the Deliverables required to be delivered under Annex 11 to the Statement of Work to which this clause 40 shall apply save to the extent specifically modified as set out therein.

40.16 The travelling wave tubes (TWTs) shall be free from defects in material and workmanship under normal operating conditions within published ratings and under normal use in accordance with the Contractor's operating instructions for 6,000 hours of heater operation or 18 months from the date of shipment from the Contractor, whichever occurs first. If any defect in material or workmanship is found in the TWT under said conditions within said period, the Contractor will, at ICO's discretion, either replace the TWT at the price to be calculated according to the formula (1) below or refund to ICO the amount to be calculated according to the formula (2) below (Pro-Rate Adjustment), provided that notice of any such alleged defect shall be given in accordance with this clause 40.

          (1) Replacement Price = Applicable Selling Price of the TWT when the Order for the Replacement is Placed

                    x    Hours of Heater Operation
                         -------------------------
                             Warranted Hours

          (If the hours of TWT operation is less than five percent (5%) of the Warranted Hours, the Replacement Price shall be deemed zero (0)).


          (2)  Amount of Refund = Price of the TWT Paid by ICO

                    x    (Warranted Hours - Hours of Heater Operation)
                         ---------------------------------------------
                                       Warranted Hours

         1966

Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

          (If the hours of TWT operation is less than five percent (5%) of the Warranted Hours, the Amount of Refund shall be deemed equal to the Price of the TWT paid by ICO).

PART F - INTELLECTUAL PROPERTY RIGHTS

41   INTELLECTUAL PROPERTY RIGHTS AND CONFIDENTIALITY

41.1 ICO and the Contractor acknowledge that:

     (a) NEC Team Intellectual Property is owned by the NEC Team member(s) generating such Intellectual Property Rights;

     (b)  ICO Intellectual Property is owned by ICO.

41.2 The Contractor hereby grants and shall procure the grant by the other members of the NEC Team to ICO irrevocable worldwide non-exclusive paid-up licences (with right to sub-licence) to use NEC Team Intellectual Property (except for NEC Team Intellectual Property incorporated in Software, as provided for in clause 41.3) incorporated by the NEC Team into the Deliverables delivered by the Contractor solely for the purposes of operating or having operated in accordance with the provisions of this Agreement the Deliverables in the ICO System.

41.3.1 The Contractor hereby grants and shall procure the grant by the other members of the NEC Team to ICO irrevocable worldwide non-exclusive paid up licences (with right to sub-licence) to run the object code versions of Software solely for the purposes of operating or having operated in accordance with the provisions of this Agreement the Deliverables delivered by the Contractor in the ICO System.

41.3.2 The licences granted in or pursuant to clause 41.3.1 do not include any right to translate, amend, modify or adapt such Software in source code form or in object code form. Upon request the Contractor will, and will procure that the other members of the NEC Team will, provide such interface information as ICO may reasonably request in order to make other computer programs interoperable with any of the Software. Compliance with this obligation shall also be deemed to be compliance in respect of that Software with clause 4.1.(i).

41.3.3 ICO shall not make any copies of the Software except for the purpose of operating the Deliverables in the ICO System or for archive or back up purposes.

41.3.4 The Software licensed under this Agreement may be delivered in an inseparable package also containing other computer programs. In order to avoid doubt ICO is not granted any licence to use such other computer programs.

41.3.5 ICO shall treat all Software and other computer programs included in any inseparable package as confidential and subject to the provisions of clause 41.6.

41.3.6 For the avoidance of any doubt ICO receives no ownership interest in any of the Software or other computer programs included in any inseparable package or in each case in any of the Intellectual Property Rights thereto.

41.4.1 ICO hereby grants to the Contractor and agrees to grant to each of the other members of the NEC Team irrevocable worldwide, non-exclusive licences with right to sub-licence to use the ICO Intellectual Property for the purposes of developing, supplying, manufacturing, installing, operating, upgrading and expanding the Deliverables for ICO.

         1967

Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

41.4.2 Without prejudice to the provisions of clause 41.6, ICO further agrees not to assert any ICO Intellectual Property comprised in the Deliverables against:

          (a) the members of the NEC Team in respect of the development, manufacture or sale of equipment or software incorporating any ICO Intellectual Property comprised in the Deliverables; or

          (b) the use by the members of the NEC Team or their third party customers of equipment or software acquired directly or indirectly from the members of the NEC Team incorporating any ICO Intellectual Property comprised in the Deliverables other than in or in conjunction with Satellite Based Communications Systems; or

          (c) the use by the members of the NEC Team or their third party customers of equipment or software acquired directly or indirectly from the members of the NEC Team incorporating any ICO Intellectual Property (other than ICO Intellectual Property the subject of a patent or patent application) comprised in the Deliverables in or in conjunction with Satellite Based Communications Systems:

          (i) where such ICO Intellectual Property is comprised in the system areas not identified as Key Features, after the Acceptance Set 4 Completion Date; and

          (ii) where such ICO Intellectual Property is comprised in the system areas identified as Key Features after 1st January 2002,

          provided that:

               (i) if any third party not being a member of the NEC Team receiving the benefit of the provisions of this clause 41.4.2 asserts any Intellectual Property Rights against ICO, then ICO reserves the right to assert ICO Intellectual Property against that party; and

               (ii) if any NEC Team member asserts any Intellectual Property Rights other than in respect of a breach of clause 41, then ICO reserves the right to assert ICO Intellectual Property against that NEC Team member.

41.4.3 For the avoidance of doubt, nothing in clauses 41.4.1 and 41.4.2 shall be construed as granting any licence under ICO patents to any third party customers of any NEC Team member(s) to use such equipment.

41.5.1 The Contractor hereby undertakes that it will not and agrees to procure that the other members of the NEC Team will not either alone or acting together make available directly or indirectly for commercial use features which are new and developed by or at the direction of the members of the NEC Team under this Agreement in the system areas identified as Key Features to any other operator of Satellite Based Communications Systems until 1st January 2002 without the express written consent of ICO provided always that nothing shall restrict the members of the NEC Team either alone or acting together from making available directly or indirectly for commercial use at any time by any person features which are the same as or substantially similar to the features which are new and developed by or at the direction of the members of the NEC Team under this Agreement in the system areas identified as Key Features where such features are the result of work done independently of the work done under this Agreement or from exploiting NEC Team Intellectual Property generated prior to the date of this Agreement and without otherwise breaching the terms of this Agreement.

         1968

Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

41.5.2 For the avoidance of doubt the fact that work done independently of the work done under this Agreement results in a notification under clause 9.4 to ICO and a related change under clause 9 does not bring such work within the scope of the restrictions on making available directly or indirectly for commercial use features which are new and developed by or at the direction of the members of the NEC Team under this Agreement set out in clause 41.5.1.

41.6.1 ICO on the one hand and the Contractor on the other hand may provide Confidential Information to each other during the course of this Agreement and all such disclosures of such information will be treated as confidential by the party receiving the disclosure and subject to the provisions of clause 41.6.3, the receiving party shall maintain such information in confidence and shall not use or disclose such information except as expressly authorised in this Agreement. Notwithstanding the foregoing, where any information is disclosed orally or is visually displayed, then such information shall be regarded as Confidential Information if identified as Confidential at the time of disclosure and the disclosing party within thirty days from initial disclosure specifically identifies in writing to the receiving party such oral or visually displayed information as being "Confidential Information".

41.6.2 Each party agrees to use the same care and discretion to avoid unauthorised disclosure, publication or dissemination of Confidential Information supplied by the other party and the unauthorised use thereof as the receiving party uses with respect to similar information of its own, but in no event, less than reasonable care. Each party further agrees that commercial information designated as Confidential Information shall not be disclosed to any third party without the express prior written consent of the disclosing party. Should it become legally necessary for the receiving party to disclose to a third party certain of the Confidential Information supplied by the other party, it shall be disclosed only to the extent required by law or court of competent jurisdiction and to the extent permitted by law after prior written notification to the other party of the requirement for disclosure.

41.6.3 The obligations of confidentiality and restrictions on use specified in this clause 41.6 shall not apply to any information that:

     (a) is already in the possession of the receiving party without obligation of confidentiality at the time of disclosure;

     (b) is independently developed by the receiving party or any of its affiliates or subcontractors without access to or any use of any of the Confidential Information as evidenced by appropriate documents;

     (c) is or becomes publicly available without breach of this Agreement and without the fault of the receiving party or any of the affiliates or subcontractors; or

     (d)  is lawfully received by the receiving party from a third party.

Specific information shall not be deemed to be in the possession of the receiving party merely because it is embraced by more general information in the receiving party's possession.

41.6.4 Each party shall use all reasonable endeavours, including inserting and enforcing the appropriate contractual provisions in any agreements with any subcontractors and by requiring the compliance by its employees with appropriate obligations, to ensure the confidentiality of all Confidential Information provided to it by the other party but so that nothing in this clause 41.6 shall preclude any party from disclosing such information on such basis only for the performance of and for the purposes contemplated by this Agreement to a third party which has prior to receiving such information executed a confidentiality agreement in favour of the receiving party and under which the receiving party holds the benefit of such third party's undertakings on behalf of itself and the party whose Confidential Information is so disclosed.

         1969

Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

41.6.5 The confidentiality obligations in this clause 41.6 shall survive the expiration or termination of this Agreement for whatever cause.

41.7 Subject to clause 41.9 if any member of the NEC Team is not the legal and beneficial owner of any part of the Intellectual Property Rights which it incorporates into the Deliverables but only has a right to use the same pursuant to a licence then ICO's right to use the same shall be such as is permitted by the licence granted by the owners thereof to the relevant member of the NEC Team and in the event that such licence prevents or restricts ICO's use of any functionality of the Deliverables in connection with the ICO System the Contractor shall use, and shall procure that the relevant member of the NEC Team shall use all reasonable endeavours so as to obtain at minimal cost from such third party as owns such part of the Intellectual Property Rights the right for ICO to use the same without prevention or restriction as to any functionality of the Deliverables. Any costs reasonably incurred by the relevant member of the NEC Team in this connection shall be borne by that member of the NEC Team. If it shall not, or it appears likely that it will not, prove possible to secure appropriate rights for ICO to use or incorporate any such third party rights in the Deliverables in connection with the ICO System, the Contractor shall at its own cost, procure that a suitable alternative method of meeting the requirements of the Deliverables shall be produced.

41.8 For the avoidance of doubt the parties hereby agree that the provisions of clause 8 of the IPC continue to apply to Intellectual Property Rights comprised in the deliverables supplied under the IPC or reduced into practice in the work done under the IPC and that notwithstanding any of the provisions of clause 8 of the IPC the provisions of this clause 41 shall apply to all work done pursuant to this Agreement in the development and supply of the Deliverables.

41.9.1.1 ICO will indemnify each of the members of the NEC Team (including Sub-Contractors or permitted sub-licensees of any member of the NEC Team) against all claims, demands, actions, costs, expenses (including but not limited to legal costs on a solicitor and client basis) and damages rising from or incurred by reason of:

     (a) any infringement or alleged infringement of US Patent Nos. 5,415,368; 5,439,190; 5,433,726 and 5,554,624 together with any continuations, divisions, re-issues, re-examinations and foreign counterparts thereof arising out of the manufacture, use, sale, exportation or importation of the Deliverables; or

     (b) any infringement or alleged infringement of any other Intellectual Property Rights arising out of the manufacture, use, sale, exportation or importation of those features of the Deliverables specified by ICO in the functional objectives and requirements of the IGFR and the Statement of Work.

41.9.1.2 The Contractor shall promptly notify ICO if any claim or demand is made or action brought against any of the members of the NEC Team (or any Sub-Contractor or permitted sub-licensee of any member of the NEC Team) to which clause 41.9.1.1 may apply. ICO shall at its own expense conduct any litigation arising therefrom and all negotiations in association therewith and the members of the NEC Team hereby agree to grant to ICO exclusive control of any such litigation and negotiations.

41.9.1.3 The NEC Team shall at the request of ICO afford to ICO all reasonable assistance for the purpose of contesting any claim or demand made or action brought against any of the members of the NEC Team (or any Sub-Contractors or permitted sub-licensees of any member of the NEC Team) to which clause 41.9.1.1 may apply. ICO shall reimburse any of the members of the NEC Team for all costs and expenses (including legal expenses) incurred in so doing.

         1970

Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

41.9.1.4 The Contractor shall not make any admissions which may be prejudicial to the defence or settlement of any claim, demand or action for infringement or alleged infringement of any Intellectual Property Rights to which clause
41.9.1.1 may apply.

41.9.1.5 If a claim or demand is made or action to which clause 41.9.1.1 may apply or demand is made or brought ICO may at its own expense:

     (a) procure a licence to use the relevant Intellectual Property Rights on terms which are approved by the Contractor (such approval not to be unreasonably withheld or delayed); or

     (b) take such other action as the Contractor may agree (such agreement not to be unreasonably withheld or delayed) as appropriate to avoid or settle such claim, demand or action,

provided in each case, that ICO provides evidence reasonably satisfactory to the Contractor that it has sufficient financial resources to meet any commitment which it makes pursuant to this clause 41.9.1.5 on behalf of itself or any member of the NEC Team.

41.9.2.1 The Contractor will indemnify ICO (including sub-contractors or permitted sub-licensees of any member of ICO) against all claims, demands, actions, costs, expenses (including but not limited to legal costs on a solicitor and client basis) and damages arising from or incurred by reason of any infringement or alleged infringement of any Intellectual Property Rights relating to the use, possession, importation or exportation of the Deliverables in connection with the ICO System by ICO or its sub-licensees save where such claims, demands, actions, costs, expenses, losses or damages are the subject of ICO's indemnity to the members of the NEC Team (and any Sub-Contractors or permitted sub-licensees of the NEC Team) under clause 41.9.1.

41.9.2.2 ICO shall promptly notify the Contractor if any claim or demand is made or action brought against ICO to which clause 41.9.2.1 may apply. The relevant member of the NEC Team shall at its own expense conduct any litigation arising therefrom and all negotiations in association therewith and ICO hereby agrees to grant to the NEC Team exclusive control of any such litigation and negotiations.

41.9.2.3 ICO shall at the request of the relevant member of the NEC Team afford to the NEC Team member all reasonable assistance for the purpose of contesting any claim or demand made or action brought against ICO to which clause 41.9.2.1 may apply. The Contractor shall reimburse ICO for all costs and expenses (including legal expenses) incurred in so doing.

41.9.2.4 ICO shall not make any admissions which may be prejudicial to the defence or settlement of any claim, demand or action for infringement or alleged infringement of any Intellectual Property Rights to which clause 41.9.2.1 may apply.

41.9.2.5 If a claim or demand is made or action to which clause 41.9.2.1 may apply or demand is made or brought, the relevant NEC Team member may at its own expense:

     (a) procure a licence to use the relevant Intellectual Property Rights on terms which are approved by ICO (such approval not to be unreasonably withheld or delayed); or

     (b) take such other action as ICO may agree (such agreement not to be unreasonably withheld or delayed) as appropriate to avoid or settle such claim, demand or action,

provided in each case that the NEC Team member provides evidence reasonably satisfactory to ICO that it has sufficient financial resources to meet any commitment which it makes pursuant to this clause 41.9.2.5 on behalf of itself.

         1971

Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

41.9.2.6 The foregoing provisions of clause 41.9.2 shall not apply insofar as any such claim demand or action is in respect of:

     (a) the use by or on behalf of ICO or its sub-licensees of the Deliverables in combination with products services software or data not described in IGFR, the Statement of Work and the High Level System Description and not supplied by the NEC Team under this Agreement; or

     (b) the alteration of any of the Deliverables otherwise than by a member of the NEC Team under this Agreement.

41.9.2.7 The members of the NEC Team shall notify ICO in writing should any of them become aware of reasonable grounds to believe that the use of any of the Deliverables with other products or services (not being Deliverables) with which the NEC Team is aware that ICO will use the Deliverables may infringe the Intellectual Property Rights of any third party.

41.9.3.1 Save as provided in clause 49.1.3.2, in no event shall:

     (a) the NEC Team's entire liability to ICO (or any permitted sub-licensees) under clause 41.9; or

     (b) ICO's entire liability to the members of the NEC Team (or any Sub-Contractor or permitted sub-licensee of any NEC Team member) under clause 41.9,

exceed $75,000,000 and the existence of one or more claims or lawsuits within this clause 41.9 shall not extend this amount, and in no event shall the NEC Team or ICO be liable for incidental, special or consequential damages incurred by the other save and insofar as they are included in any claim by a third party for which ICO or the NEC Team is indemnified under this clause 41.9.

41.9.3.2 The liability of ICO to the members of the NEC Team (or any Sub-Contractors or permitted sub-licensees of any member of the NEC Team) under clause 41.9.1.1(a) in respect of any claim against such party based upon US Patent Nos. 5,415,368; 5,439,190; 5,433,726 and 5,554,624 or any continuations, divisions, re-issues, re-examinations and foreign counterparts thereof shall be unlimited.

41.9.3.3 Notwithstanding any other provisions in this Agreement, this clause
41.9 states the entire liability between ICO on the one hand and the Contractor and the other members of the NEC Team on the other with regard to the infringement of any Intellectual Property Rights in connection with the use of the Deliverables in connection with the ICO System. For the avoidance of doubt therefore wording appearing elsewhere in this Agreement relating to compliance with laws, regulations and all similar terms shall not apply in respect of any infringement or alleged infringement by the NEC Team of Intellectual Property Rights of a third party or any related matters (including, without limitation, clauses 4.1(g), 4.1(h), 4.1(n), 6.1(c), 6.1(d) and 64).

41.10 The provisions of this clause 41 shall (save in respect of clause 54) prevail over any other provisions relating to Intellectual Property Rights appearing elsewhere in this Agreement.

[42] NOT USED.

[43] NOT USED.

         1972
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
(Version 8.0)

7/6/99

PART G - CONTINUOUS SUPPORT AND OPTIONS

44   MANUALS AND TECHNICAL DIAGRAMS

The Contractor is required to produce and submit to ICO those operations and maintenance manuals, instruction manuals, technical diagrams, technical drawings and all other documents set out in Annex 6 of the Statement of Work.

45   TRAINING

The Works shall include training and instruction for ICO Staff in accordance with Annex 5 of the Statement of Work so as to enable ICO Staff to operate all functions of, and to maintain, the ICONET Ground Facilities.

The completion of the Works by the Contractor in respect of this clause 45 is, for all purposes of this Agreement, dependent upon the parties jointly establishing an effective means to enable the Contractor to implement this element of the Works, based upon the provisions of Annex 5 of the Statement of Work.

46   OPTIONS, SUPPORT SERVICES AND FUTURE SUPPLIES

46.1 The Contractor shall, and shall ensure that Sub-Contractors shall, provide to ICO at ICO's option, at the specified prices (or where none has been fixed, at fair and reasonable prices which in no event exceed the prices paid for comparable items and services to be delivered under this Agreement) as determined in accordance with Schedule 9 under this Agreement:

          (a) the items of Equipment and the related Works described as the Options specified in Annex 1 of the Statement of Work;

          (b) further supplies of the Equipment for a period to the end of 2010 with extended availability subject to clause 46.4 and 46.5, at ICO's option, for an additional period of 5 years commencing on 1 January 2011;

          (c) further supplies of Spares for a period to the end of 2015 with extended availability subject to clauses 46.4 and 46.5, at ICO's option, for an additional period of 5 years commencing on 1 January 2016;

          (d) maintenance and support for the Software for a period to the end of 2015 with extended availability, at ICO's option, for an additional period of 5 years commencing on 1 January 2016;

          (e) the availability of skills and resources for a period to the end of 2010 with extended availability, at ICO's option, for an additional period of 5 years commencing on 1 January 2011 for the provision of services to support further capacity and/or functional enhancements to the ICONET Ground Facilities or the ICO System, including the provision of system integration and programme management services;

          (f) the availability of skills and resources for a period to the end of 2015 with extended availability, at ICO's option, for an additional period of 5 years commencing on

         1973
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
(Version 8.0)

7/6/99

               1st January 2016 for the ongoing operations and maintenance support, including consultative technical advice in relation to the Deliverables furnished under this Agreement;

          (g) the availability of functional enhancements to the ICONET Ground Facilities or for the ICO System to deliver functionalities similar to those available in cellular communications systems, within timeframes to enable ICO to be competitive with such cellular communications systems;

          (h) assistance and co-operation in the identification, development and implementation of future ICO System specific functionalities; and

          (i) the Contractor should use its reasonable endeavours to obtain similar guarantees from its suppliers and Sub-Contractors for Equipment and Spares as have been supplied to the Contractor.

The options to extend the availability periods referred to in clauses 46.1(c),
(d), (e) and (f) may be exercised only if the option to extend the availability period referred to in clause 46.1 (b) is exercised by ICO. ICO shall notify the Contractor in writing of its exercise of the options to extend the availability periods referred to in clauses 46.1 (b) to (f) at least one year prior to the expiry of the original period.

46.2 This clause shall in no way bind ICO to order any particular quantity of Equipment, Spares or services from the Contractor. The Contractor acknowledges and agrees that ICO may, if ICO and a Sub Contractor so agree, enter into separate contracts for the provision of operations and maintenance support and advice.

46.3 The Contractor shall within 24 months of the date of this Agreement provide ICO with a list of alternate manufacturers and suppliers, insofar as they exist, for the Equipment, Software and Spares (detailing as a minimum the name and address of the alternate source and the model or part numbers of the Equipment, Software and Spares and the alternate source to which they refer) supplied by each Sub-Contractor. The Contractor shall update this list once every 12 months. The use of Equipment, Software or Spares from any supplier or manufacturer, provided that they comply with the information provided by the Contractor, shall not affect any warranties given by the Contractor under this Agreement.

46.4 If during the extended availability periods specified in clauses 46.1(b) or
(c) any member of the NEC Team, the affiliates of any member of the NEC Team, or their direct sub-contractors intend to discontinue the manufacture of Equipment or Spares the Contractor shall forthwith give 9 months' written notice to ICO of such intention and afford ICO the opportunity (which shall be exercised within 6 months of receiving such notification) of ordering such quantities of Equipment or Spares at prices determined in accordance with 46.1, as ICO shall reasonably require and the Contractor shall procure the supply of such quantities at the prices so determined. Alternatively, the parties may agree within the said period of 6 months that the Contractor will sell or license to ICO, or procure the sale and licence of, such drawings, patterns, specifications and other information as ICO shall require to enable it to make or have made such Equipment or Spares.

46.5 The Contractor shall take all reasonable efforts to ensure the continued availability throughout the extended availability periods specified in clause 46.1(b) and (c) of Equipment and Spares from the NEC Team members, the affiliates of any member of the NEC Team, and their direct Sub-Contractors. In addition to the notification required under clause 46.4, the Contractor shall inform ICO, as soon as it can reasonably be established, that Equipment and Spares provided by the NEC Team members, the affiliates of any member of the NEC Team, or its direct Sub-Contractors are becoming obsolescent and shall work with ICO to minimise the input of such obsolescence on the ICONET Ground Facilities and the ICO System, including proposals for the migration to newer or alternate technologies.

         1974
Phased SAN Handover-Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

46.6 If during the period specified in clauses 46.1(b), (c) and (d), the Contractor or any Sub-Contractor (in the absence of agreement as aforesaid) either:

          (a) fails to make available to ICO with reasonable despatch all such Equipment, Spares or Software as ICO shall require; or

          (b) shall suspend payment of its debts generally, seek protection from its creditors or otherwise enter into any form of insolvency or bankruptcy proceeding (however described) or any of its creditors shall seize any of its assets (whether under any security interest or otherwise) or any moneys owned by it shall become due for payment by reason of acceleration or default on its part or its shareholders shall take steps or pass any resolutions to wind up (otherwise than in connection with a solvent reconstruction or amalgamation previously approved by ICO or any analogous thing by whatever name it is known, shall happen in any jurisdiction.

then the Contractor shall so far as he is legally entitled so to do and, if so required by ICO as soon as reasonably practicable, deliver to ICO free of charge such drawings, patterns, specifications and other information as are referred to in clause 46.4 (to the extent that the same are derived from the person to whom the circumstances referred to in (a) or (b) above apply, or where the circumstances apply to the Contractor, all such items of the ContraCtor and all of the Sub-Contractors) and which ICO shall be entitled to retain for such time only as is necessary for the exercise by ICO of its rights under this clause and which if the Contractor so requires shall be returned by ICO to the Contractor in good order and condition (fair wear and tear excepted) and at ICO's costs and expense.

46.7 If ICO shall exercise its right under clause 46.6 the Contractor shall also grant or procure the grant to ICO without payment of any royalty or charge full right and liberty to make or have made Equipment or Spares as aforesaid and for such purposes only to use, make and have made copies of all drawings, patterns, specifications and other information supplied by the Contractor to ICO pursuant to this Agreement.

46.8 ICO undertakes for itself and on behalf of ICO Staff that all drawings, patterns, specifications and other information obtained from the Contractor under this clause shall be kept confidential and will not be divulged except to such persons as it may be necessary to divulge the same to, for the purpose of making or having made Equipment or Spares.

46.9 If the Contractor does not provide Equipment or Spares, ICO shall have the right to obtain such Equipment or Spares directly from Sub-Contractors or any other supplier and any additional cost incurred by ICO shall be recoverable from the Contractor.

47   CONSUMABLE SUPPLIES

47.1 The Contractor shall before shipment of any of the Deliverables or any components used therein supply a list of specifications for consumables required in the operation of the ICONET Ground Facilities. This list shall be updated no later than 3 months before the ACCEPTANCE Set 1 Handover Date.

47.2 ICO reserves the right to procure consumables to be used in and suitable for the Deliverables that are in accordance with the specifications that have been provided by the Contractor from such sources as ICO may deem appropriate. Such procurement from a source other than the Contractor shall not invalidate any rights of ICO under this Agreement.

47.3 If the Contractor fails to supply or update the specification list referred to in clause 47.1, and the consumables procured by ICO for use in the operation of the ICONET Ground Facilities causes a degradation or interruption in all or any part of its operation the Contractor shall not be relieved of its warranty obligations. In addition the Contractor shall reimburse ICO for the costs incurred by ICO in ascertaining the appropriate specification to be applied for any consumable.

         1975
Phased SAN Handover-Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99


48   ATTACHMENTS TO THE EQUIPMENT

48.1 Without prejudice to clause 47, ICO shall have the right to attach to the Equipment any equipment not supplied by the Contractor (the "Attachment").

48.2 If ICO notifies the Contractor in writing at least thirty days before it proposes to make an Attachment the Contractor shall within thirty days of the receipt of ICO's notice, respond to ICO with its consent to or rejection of the proposed Attachment. If the Contractor notifies ICO of its consent to such Attachment, then clause 48.4 will apply.

48.3 If the Contractor receives a notification under clause 48.2 it may give a notice of rejection. Any notice of rejection shall be in writing and set out, in the Contractor's reasonable judgement in all the circumstances, the possible effects of the Attachments on the Deliverables and why the making of the Attachment to the Equipment would or can reasonably be expected adversely to affect the ICO System. A failure by the Contractor to respond to ICO within such thirty day period shall be deemed to be consent.

48.4 Clauses 4 and 40 shall continue to apply to the Equipment (but not to the Attachment) if the criteria in either of clause 48.2 or clause 48.3 are met.

48.5 If the criteria in either of clause 48.2 or clause 48.3 are not met, then the Contractor shall be relieved of its obligations under clauses 4 and 40 to the extent that it can demonstrate that such Deliverables are adversely affected by the Attachment.

[49] NOT USED.

PART H - GENERAL

50   SURVIVAL OF CERTAIN PROVISIONS

50.1 Following the termination of this Agreement for any reason whatsoever, the following clauses shall survive in full force and effect, without limit in point of time:

     clause 4        (Primary Obligation of Contractor and Warranties)
     clause 15.1     (Price)
     clause 17       (Payment of Reimbursable Costs)
     clause 18       (Liquidated Damages)
     clause 30       (Ownership)
     clause 40       (Warranty)
     clause 41       (Intellectual Property Rights  and Confidentiality)
     clause 51       (Contractor's Liability for Damages or Breach)
     clause 52       (ICo's Liability for Damages or Breach)
     clause 54       (Consequences of Termination)
     clause 62       (Law and Jurisdiction)
     clause 66       (Agent for Service)
     clause 72       (Entire Agreement)

51   CONTRACTOR'S LIABILITY FOR DAMAGES OR BREACH

51.1 In the event that any breach of this Agreement or act or omission by the Contractor or any of its Sub-Contractors or any of their respective affiliated undertakings or the employees or agents of any of them in the performance of their duties in connection with this Agreement:

         1976
Phased SAN Handover -- Proposed Amendments to SA Terms and Conditions
7/6/99                                                             (Version 8.0)

     (a) causes or results in physical damage to or loss of any tangible property of ICO or of any ICO Staff or third parties; and/or

     (b) causes or results in death or bodily injury to any ICO Staff or to third parties,

the Contractor shall indemnify ICO against all ICO's liabilities and costs resulting therefrom or arising in connection with the same.

51.2 If and insofar as any breach by the Contractor of this Agreement (including the inadequate performance or the non-performance of any of its obligations hereunder) shall result in any losses, damages, costs or liabilities for ICO (other than any physical damage or loss of tangible property as described in clause 51.1), the Contractor shall, subject always to clause 51.3, indemnify ICO against any liabilities and costs of ICO resulting therefrom, provided that the total liabilities of the Contractor to ICO in respect of the design, development, creation, delivery, installation or provision of any of the Deliverables or arising from or in relation to any aspect of the ICO System (whether under this indemnity or for breach of this Agreement or for negligence or of whatsoever nature), including any liquidated damages paid or payable under clause 18.1 but excluding any liabilities indemnified or to be indemnified under clauses 41 or 51.1, shall not exceed in the aggregate 31% of the Price as the same shall from time to time be adjusted in accordance with this Agreement.

51.3 Except in the circumstances described in clause 51.1(b), the Contractor shall have no liability whatsoever to ICO for indirect, consequential, revenue or other financial losses whether arising from breach of this Agreement or negligence or otherwise (including for the avoidance of doubt any liability which ICO may have to any Site Operators):

52   ICO'S LIABILITY FOR DAMAGES OR BREACH

52.1 In the event that any breach of this Agreement or act or omission by ICO or any member of ICO Staff in the performance of their duties in connection with this Agreement:

     (a) causes physical damage to or loss of any tangible property of the Contractor or any of its Sub-Contractors or any of their respective affiliated undertakings or the employees or agents or any of them or of their staff or third parties; and/or

     (b) causes death or bodily injury to any member of their staff or to third parties,

ICO shall indemnify the Contractor against all the Contractor's liabilities and costs resulting therefrom or arising in connection with the same excluding any indirect, consequential, revenue or other financial losses.

52.2 ICO will ensure that each of its agreements with Site Operators excludes or limits, to the fullest extent permitted by the applicable law, any liability which the Contractor or any other member of the NEC Team might otherwise have to any Site Operator as a result of the incomplete performance or the non-performance by the Contractor or any other member of the NEC Team of any obligation assumed hereunder, except if and insofar as such liability may be in relation to physical damage to or loss of tangible property, or death of or bodily injury to any person.

52.3 In the event that a Site Operator shall bring a claim against the Contractor or any other member of the NEC Team as a result of the incomplete performance or non-performance by the Contractor or any other member of the NEC Team of any of the obligations hereunder (the "claim"), ICO shall indemnify the Contractor (for its own benefit or on behalf of the relevant member of the NEC Team as the case may be) for any liabilities and costs directly resulting therefrom, provided that:

     (a) ICO shall not be liable to indemnify the Contractor or any other member of the NEC Team under this Clause 52.3 in respect of any claim for physical damage to or loss of tangible property, or death or bodily injury to any person; and

         1977
Phased SAN Handover -- Proposed Amendments to SA Terms and Conditions
7/6/99                                                             (Version 8.0)

     (b) the Contractor shall procure that in respect of all claims made by any of the Site Operators against the Contractor or any other member of the NEC Team as referred to in this clause, the relevant member of the
          NEC Team against whom the claim is made shall bear in aggregate   *
          in each period of 12 months commencing on the 3rd March in
          each year, or in the case of Ericsson Limited   *   in aggregate
          in each such period, of claims arising during the relevant period (other than any amounts claimed in respect of any indirect, consequential, revenue or other financial loss or expense); and

     (c) the Contractor shall procure that in respect of all those claims which are in respect of any indirect, consequential, revenue or other financial loss or expense made by any of the Site Operators against the Contractor or any other member of the NEC Team as referred to in this clause, the relevant member of the NEC Team against whom the claim is made shall in the period of six months after the date of
          execution of this Agreement bear the first   *   in aggregate
          for all such claims arising during the relevant period without recourse to ICO and, in each period of 12 months commencing on the 3rd
          September thereafter, bear the first   *   in aggregate for
          all such claims arising during the relevant period.

     (d) ICO shall not be required to pay any amount by way of indemnity under this clause in respect of any particular claim in the event that the Contractor or any Sub-Contractor shall have, in respect of the events or circumstances giving rise to that claim, acted unlawfully, fraudulently, wilfully in breach of any of the obligations undertaken by the Contractor in this Agreement (whether or not binding on such Sub-Contractor) or negligently (as such expressions would be interpreted in the courts of England under English law)

ICO's indemnification of the Contractor or any other member of the NEC Team in respect of any claim under this clause 52.3 shall be without prejudice to such rights as ICO may have against the Contractor under this Agreement. The parties shall use reasonable efforts to replace ICO's responsibility to indemnify the Contractor and any other member of the NEC Team with mutually satisfactory insurance arrangements as soon as possible.

52.4 ICO shall have sole conduct of the defence of any such claim as is referred to in clause 52.3 on behalf of the Contractor unless either ICO shall fail reasonably and diligently to defend the same or the Contractor shall reasonably apprehend that one of the events referred to in clause 56.1 is about to arise in relation to ICO. neither ICO nor the Contractor shall admit liability or otherwise settle or compromise any such claim without the prior consent of the other (such consent not to be unreasonably withheld). If the Contractor wishes any claim which is the subject of this clause to be settled or compromised on terms which ICO is not willing to settle or compromise on (including where ICO is prepared to settle or compromise on terms which the Contractor finds unsatisfactory), then if ICO shall pay to the Contractor the sum which it was willing to pay to the Site Operator to settle or compromise the claim ICO shall be released and discharged from all further liability in respect of such


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1978
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
(Version 8.0)
7/6/99

claim. The Contractor shall notify ICO promptly in the event of such claim being made against it. ICO shall keep the Contractor informed of its progress on a timely basis and, subject to the provisions of this sub-clause, keep the Contractor indemnified against the consequences of its conduct of the claim.

53   ETHICAL STANDARDS

The Contractor undertakes to act, and to procure that its Sub-Contractors and its or their employees or agents act in any business dealings in any way relating to its arrangements with ICO, including the provision or procurement of the provision of any services or goods pursuant to this Agreement, in an honest and ethical manner and without resort to any unethical business practices, including but not limited to bribery, corruption, extortion or the exertion of improper or undue influence.

54   CONSEQUENCES OF TERMINATION

54.1 Upon termination of this Agreement, the Contractor shall, and shall procure that each of the Sub-Contractors shall, deliver up to ICO all property of whatsoever nature belonging to ICO or any ICO Staff which may be in its possession or under its control or the control of any of their respective group companies and affiliates and, so far as the same are employed in connection with this Agreement, any of their Sub-Contractors, agents or advisers. The preceding provisions shall apply mutatis mutandis to the Contractor and the Sub-Contractors.

54.2 If this Agreement shall be terminated at any time ICO and any ICO Staff are hereby and shall remain, notwithstanding such termination, fully authorised upon reasonable prior notice to enter on to the Contractor's and its Sub-Contractor's premises in order to dismantle and remove all property belonging to ICO or any of its affiliates or any ICO Staff and the Contractor shall co-operate with and assist such persons in such task and shall procure access (on reasonable prior notice and at reasonable times) for such ICO Staff from, and place a parallel obligation upon, its Sub-Contractors. ICO shall use all reasonable endeavours to ensure that no unnecessary disruption is caused to the Contractor or such Sub-Contractor by reason of the removal of ICO's property. The preceding provisions shall apply mutatis mutandis to the Contractor and the Sub-Contractors in relation to the Sites and the Site Operators.

54.3 If this Agreement shall be terminated by ICO pursuant to clauses 56.1, 56.2(a) or (b) the Contractor shall, and shall procure that all the Sub-Contractors shall:

     (a) deliver up to ICO all the Deliverables in their then current state and all materials which have been purchased for inclusion in the Deliverables;

     (b) make available to ICO without cost all designs, drawings and plans which have been prepared in connection with or intended for use in relation to the Works;

     (c) in relation to computer programs which are not new and have not been developed by or for the Contractor or the relevant Sub-Contractor under this or in connection with this Agreement, the necessary interfaces and licences to use such computer programs on the basis referred to in clause 54.4; and

     (d) in relation to any other computer programs (including any which are new and/or developed by or for the Contractor or the relevant Sub-Contractor under or in connection with this Agreement) all source codes and object code versions thereof, provided that if the Contractor shall be subject to any contractual restriction preventing it from making the items referred to in (c) and (d) available to ICO, the Contractor shall procure for ICO free access to the same for the purposes referred to in clause 54.4. ICO shall treat all materials delivered up pursuant to this clause as Confidential Information in accordance with the provisions of clause 41.6.

         1979
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
(Version 8.0)
7/6/99

For the avoidance of doubt any incomplete equipment, designs, drawings, computer programs or plans prepared under or in connection with this Agreement shall be a Deliverable.

54.4 In the circumstances referred to in clause 54.3, the Contractor shall grant, and shall procure that each of the other members of the NEC Team and its and their Sub-Contractors shall grant, to ICO sufficient worldwide, perpetual, irrevocable, royalty free licences (including rights for ICO to grant sub-licenses) under any NEC Team Intellectual Property Rights which are comprised in or which have been selected and identified for inclusion in any of the Deliverables acquired by ICO pursuant to clause 54.3 to enable ICO to complete the development, implementation and construction of the ICONET Ground Facilities and such licences shall permit ICO, either itself or through any third parties, to make any modifications thereto as are considered desirable in order to enable ICO to complete the ICO System and bring the same into use. ICO shall treat any Confidential Information included in any such Intellectual Property Rights in accordance with this Agreement.

54.5 If this Agreement shall be terminated by ICO pursuant to clauses 56.2(c) or
(d), the provisions of clauses 54.3 and 54.4 shall apply save that:

     (a) ICO shall, to the extent that the total sums paid by it in respect of Instalments of the Price (for the purpose of which calculation of all Financed Invoices shall be deemed to have been paid in full by ICO) are less than the total cost of those of the Deliverables which ICO has either received delivery of prior to the date of termination or which it shall take delivery of following such date, pay to the Contractor the amount of any shortfall (and where any Deliverable which ICO shall receive as a consequence is incomplete, the cost of the same shall be agreed between the parties);

     (b) the Contractor shall, to the extent that the total sums paid to it in respect of Instalments of the Price (for the purpose of which calculation all Financed Invoices shall be deemed to have been paid in full by ICO) are greater than the total cost of those of the Deliverables which ICO has either received delivery of prior to the date of termination or which it shall take delivery of following such date, pay to ICO the amount of any surplus;

     (c) the licences referred to in clause 54.4 shall be limited to the extent required to permit ICO to complete the development, implementation and construction of the ICONET Ground Facilities and such licences shall permit ICO, either itself or through any third parties, to make any modifications thereto as are required in order to enable ICO to complete the ICO System and bring the same into use, but if ICO shall not require to take delivery of any of the incomplete Deliverables or the materials purchased therefor, it may by notice to the Contractor exclude the same in which case the foregoing provisions of this clause 54.5 shall only apply to those Deliverables which ICO shall elect to receive.

54.6 If ICO shall terminate this Agreement for convenience in accordance with clause 56.3, the Contractor shall following receipt of such notice of termination take the following actions:

     (a) to the extent specified in the notice of termination, stop work under this Agreement on or as soon as reasonable practicable after the date of receipt of such notice and without delay take all necessary steps to wind down production and avoid incurring unnecessary further expense, except to the extent required to continue or complete those aspects of the Works which the notice of termination shall require to be continued or completed;

     (b) place no further orders or sub-contracts for materials, services or facilities except as may be necessary for completion of those aspects of the Works which the notice of termination shall require to be continued or completed;

         1980
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
(Version 8.0)
7/6/99

     (c) terminate orders and sub-contracts to the extent that they relate to the performance of Works which the notice of termination shall not require to be continued or completed;

     (d)  settle all outstanding liabilities and

     (e) take such action as may be necessary, or as ICO may reasonably direct, for the protection and preservation of the property related to this Agreement which is in the possession of the Contractor or any Sub-Contractor and in which ICO has or may acquire an interest pursuant to the provisions of clause 54; and

     (f) to the extent specified in the notice of termination, continue work under this Agreement.

54.7 The Contractor shall promptly following receipt of a notice of termination given under clause 56.3 take all reasonable steps to minimise, limit and quantify the costs and expenses incurred by the Contractor in connection with the performance of its obligations under this Agreement and shall terminate any sub-contracts, in so far as possible, on normal commercial terms (which may include an allowance for the sub-contractors' proper commercial profit determined in accordance with common practice in the industry concerned).


54.8 Within 60 days after determination of the cost of all Works terminated, the Contractor shall submit to ICO its invoice in respect of the termination Payment, and within 60 days after delivery by the Contractor of an invoice in respect of the termination Payment, ICO shall pay the outstanding amount thereof, subject always to compliance by the Contractor with clauses 54.10 and
54.11. The Termination Payment shall be the aggregate sum consisting of the Direct Costs of all work done to the date of actual termination of the Works, whether or not completed, together with pre-payments which are non-refundable to the Contractor, and the settlement and other costs connected with the termination of orders and sub-contracts pursuant to clause 54.7 less the total of all amounts already paid by ICO to the Contractor in respect of the Works for the purpose of which calculation all Financed Invoices shall be deemed to have been paid in full by ICO, including for the avoidance of doubt all costs which have been paid pursuant to clause 15, adjusted by agreement between the parties (failing which as may be determined in accordance with clauses 65 and 62) where required to take account of any failure of the Contractor to comply with clause 54.6.

The term "Direct costs" as used herein includes only those costs set out in clause 54.9 which have been posted to the Contractor's books of account in accordance with its standard accounting practice for commercial contracts, consistently applied. To the extent that the Direct Costs relate to the internal labour costs and expenses (other than tax and social security or similar costs) of the members of the NEC Team and their respective affiliated companies such
sum shall be subject to a mark-up not exceeding   *   of such costs and
expenses.

In no event shall the Termination Payment, when aggregated with the amounts already paid or deemed to have been paid by ICO to the Contractor in respect of the Works, exceed the Price.

54.9 For the purposes of this clause 54, "Direct Costs" comprise:

     (a) the full salary, payroll taxes and standard benefits and other direct employment costs of those personnel employed by any member of the NEC Team or by any of their respective affiliated undertakings for that period during which they can demonstrate that they have been actively engaged in the Works;

     (b) the reasonable cost of all materials purchased by the NEC Team reasonably necessarily and wholly and exclusively for the purposes of fulfilling the requirements of this Agreement;

         1981
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
(Version 8.0)
7/6/99

     (c) the reasonable and proper costs of Sub-Contractors employed by the NEC Team, where applicable, with the consent of ICO, necessarily for the purposes of fulfilling their obligations under this Agreement save to the extent such costs are taken into account pursuant to clause 54.7;

     (d) the reasonable travelling and lodging costs of those members of the NEC Team's personnel who are assigned to work on a full time basis under this Agreement at locations outside the country of their usual employment and of those personnel whose travel is reasonably necessarily required for the purposes of implementing this Agreement;

     (e) the office rental costs (apportioned by reference to the proportion of the floor area used by the Contractor exclusively for the purposes of this Agreement) associated with the Contractor maintaining a project office in the Hammersmith area or any replacement therefor during the currency of this Agreement; and

     (f) the costs of delivering any items required to be delivered to ICO as referred to in clause 54.11.

but, for the avoidance of doubt, the following to the extent that they might otherwise fall within any of the foregoing are excluded:

     (g) all central overhead expenses including the costs of all support or liaison staff or staff whose principal activities are on matters other than this Agreement;

     (h) office and equipment costs, depreciation, leasing and hire charges, any goods or materials of general application or for which there is use after the period of the Agreement, interest and like charges;

     (i) licence fees, communications costs, other costs associated with the organisation and/or co-ordination of the NEC Team.

54.10 Payment of the Termination Payment shall be subject to the Contractor justifying to ICO's reasonable satisfaction the amount of the costs and expenses and any other adjustments so claimed and producing such evidence of such costs and expenses as ICO may reasonably require. If ICO so requests, the Contractor shall provide, and shall procure that any Sub-Contractors provide, sufficient evidence to the external auditors of the Contractor (being a firm of independent certified public accountants (or equivalent)) or, where such accountants are unwilling to act in the capacity contemplated by this clause 54.10, another firm of certified public accountants of international repute agreed between the parties, to enable such accountants to certify to ICO that any and all costs and expenses claimed by the Contractor from ICO in connection with the Termination Payment have been properly incurred for the purposes of this Agreement and have been properly computed. In the absence of such certification if so requested by ICO, ICO shall not be obliged to pay any such amount claimed and, where such accountants certify a lesser sum than that claimed by the Contractor, ICO shall be obliged to pay only such lesser sum The accountants' fees for carrying out such certification shall be borne by ICO.

If ICO disagrees with the amount of the Termination Payment claimed by the Contractor, ICO shall pay so much of the amount claimed as is undisputed to the Contractor within 30 days of receipt of the Contractor's invoice and the balance shall be payable with 30 days after determination of the final amount due, provided that if the amount in dispute shall exceed 25% of the Contractor's claim ICO shall pay the disputed amount into the Escrow Account pending final resolution of the amount of the Termination Payment.

54.11 Title to all complete Deliverables not previously delivered, any incomplete Deliverable and any materials purchased for the purposes of and any components which would have been incorporated

         1982
     Phased SAN Handover -- Proposed Amendments to SA Terms and Conditions
                                 (Version 8.0)

7/6/99

into a Deliverable which is incomplete at the date of a termination notice given under clause 56.3, shall, upon payment in full of all amounts due hereunder, vest in ICO and the Contractor shall deliver, and procure that any Sub-Contractor delivers, all such items to ICO (who shall accept delivery). All such items of the Works which are under the custody or control of the Contractor shall until delivery to ICO be insured by the Contractor at its cost.

54.12 The Contractor shall, and shall procure that each of the members of the NEC Team and its and their Sub-Contractors shall deliver up forthwith to ICO upon payment by ICO of the Termination Payment payable to the Contractor under this Agreement all the documentation, drawings, plans, and specifications produced for the performance of this Agreement to the extent not previously delivered. The Contractor shall, and shall procure that each of the members of the NEC Team and their Sub-Contractors shall, upon written request of ICO, grant to ICO and such persons as ICO shall nominate, those rights as referred to in clause 54.4.

54.13 If it is reasonably feasible for the Contractor to utilise elsewhere and within a reasonable period for their intended purposes any materials purchased for the purposes of and any components which were to be incorporated into the Deliverables which are incomplete at the date of termination under clause 56.3, ICO shall have the right to reject delivery of such components and the inclusion of the cost of the same in the Termination Payment.

54.14 The Contractor shall use reasonable efforts to place sub-contracts on terms that will enable the Contractor to terminate the same in a manner consistent with this clause.

55.  FORCE MAJEURE

55.1 Force majeure refers to events extrinsic to this Agreement that are beyond the reasonable control of, and not attributable to negligence or other fault of, the party relying on such events to excuse its failure to perform. The term:

     (a) excludes strikes or other events caused by labour disputes between any member of the NEC Team (which for this purpose includes all corporate bodies under the control of the body corporate which ultimately directly or indirectly has control of the relevant member of the NEC
          Team) and their employees;

     (b) excludes any event giving rise to the party which would otherwise seek to rely on such event being actually or prospectively unable to perform any financial obligation under this Agreement; but

     (c) (subject to paragraph (b) above), includes changes in the laws and regulations as referred to in clauses 63.5 and 63.6.

55.2 Any party whose ability to perform is affected by a force majeure event shall take all reasonable steps to mitigate the impact of such event.

55.3 If the effect of a force majeure event is temporary, the party affected shall, to the extent that the event of force majeure shall affect its ability to perform its obligations under this Agreement, not be responsible for any consequent delay, and any affected Top Level Milestone shall be extended accordingly, if and only if notice of the event is given to the other party, specifying in such notice that the affected party is treating the circumstances as an event of force majeure, within ten (10) days after the event has come, or should reasonably have come, to the affected party's attention.

         1983
     Phased SAN Handover -- Proposed Amendments to SA Terms and Conditions
                                 (Version 8.0)


7/6/99

Upon or following receipt of such a notice, the non-affected party shall, to the extent that the event of force majeure affecting the other party shall affect its own ability to perform its obligations under this Agreement, be entitled to treat such circumstances as an event of force majeure of its own.

At the time of the notice of the occurrence of the event or as soon thereafter as possible, the party affected shall inform the other party of the extent of the delay expected as a result of the event and propose possible measures which could be taken in order to minimise such delay. As soon as the circumstances constituting force majeure shall have ceased to have effect, the obligations of the affected party shall continue.

55.4 An event of force majeure shall not excuse the obligation to make payment of any invoice which was properly issued by the other party prior to the commencement of the event of force majeure.

56   TERMINATION

56.1 Without prejudice to any other rights or remedies which the relevant party may possess, either party ("the terminating party") shall be entitled to terminate this Agreement in its entirety in the event that the other party ("the non-terminating party") shall suspend payment of its debts generally, seek protection from its creditors or otherwise enter into any form of insolvency or bankruptcy proceedings (howsoever described) or any of its creditors shall seize any of its assets (whether under any security interest or otherwise) or any moneys owed by it shall become due for payment by reason of acceleration or default on the part of the non-terminating party or its shareholders shall take steps or pass any resolutions to wind up (otherwise than in connection with a solvent reconstruction or amalgamation previously approved by the non-terminating party) or any analogous thing by whatever name it is known, shall happen in any jurisdiction.

56.2 Without prejudice to any other rights or remedies which ICO may possess, ICO shall be entitled, without liability to the Contractor in respect of such termination (but without prejudice to any obligations or rights under this Agreement expressed to survive termination) to terminate this Agreement in whole at any time by service upon the Contractor of a written notice in accordance with clause 59 if:

     (a) the Contractor, the Principal Sub-Contractors, or any of their respective Sub-Contractors to whom any material aspects of the Works shall have been subcontracted shall without reasonable cause, suspend the carrying out of the Works before Acceptance Set 5 Completion Date in any material respect or to any material extent and the Contractor is unable to satisfy ICO that it is or will be able to complete all or any substantial aspect of the Works in accordance with the Top Level Milestone Schedule; or

     (b) the Contractor shall be in breach of any of its material obligations under this Agreement; or

     (c) a force majeure event (as defined in this Agreement) has or might reasonably be expected to have a permanent or unavoidable effect on the ability of the Contractor to provide to ICO by Acceptance Set 5 Completion Date (but without taking into account any adjustment which may be made to such date by reason of the force majeure event) the functionalities described in the IGFR across the complete ICONET Ground Facilities; or

         1984
     Phased SAN Handover -- Proposed Amendments to SA Terms and Conditions
                                 (Version 8.0)

7/6/99

     (d) a force majeure event (as defined in this Agreement) either has the effect of severely constraining ICO from complying with the terms of this Agreement (save insofar as this Agreement creates any financial obligation on ICO) or clauses 63.5 or 63.6 apply, and in any case falling under clauses 56.2(a) or 56.2(b) the Contractor (or, as the case may be, the Principal Sub-Contractors, or any of their respective Sub-Contractors to whom any material aspects of the Works shall have been subcontracted) fails to remedy or procure the remedy of the same within a period of 30 days (or such longer period as may have been specified in the notice) after receipt of written notice from ICO to the Contractor, requiring such event to be remedied and in any case falling under clauses 56.2(c) or 56.2(d) the relevant force majeure event continues on the date the notice of termination would take effect in accordance with clause 59 provided that ICO undertakes that it will not exercise its right to terminate this Agreement if ICO shall not have issued its Acceptance Set 5 Completion Certificate to the Contractor within 135 days after the Acceptance Set 5 Completion Date so long as there shall be no other circumstances in existence at any time during that period permitting ICO to terminate this Agreement.

56.3 ICO shall be entitled, without liability to the Contractor in respect of such termination other than to make such Termination Payment as may be payable under clause 54 (and without prejudice to any obligations or rights under this Agreement expressed to survive termination) to terminate this Agreement in whole at any time for convenience by service upon the Contractor of a written notice in accordance with clause 59 and may in its notice of termination require the Contractor to continue or complete any aspect of the Works which shall then have been commenced.

56.4 The Contractor shall be entitled to terminate this Agreement in whole at any time by service upon ICO of a written notice in accordance with clause 59 if:

     (a) the Contractor is owed any sum by ICO in excess of US$5,000,000 which shall have fallen due for payment and be payable in accordance with the terms of this Agreement and ICO shall have acknowledged in writing by the Supervising Officer or any of its other officers or directors that any such sum is due and payable to the Contractor; or

     (b) ICO shall have failed to pay into the Escrow Account any Disputed Amount (other than any disputed amount not exceeding US$1,000,000),

     and in either case

         (i) the Contractor shall not itself be in any material respect in breach of its obligations under this Agreement, (such breach (if any) to have been notified by ICO to the Contractor in writing in sufficient detail to provide a proper understanding of ICO's reasons why it considers the Contractor to be in breach before the notice of termination would take effect in accordance with clause 59); and

         (ii) ICO shall have failed before the notice of termination would take effect in accordance with clause 59 either to pay to the Contractor all overdue sums together with interest thereon calculated in accordance with clause 16 or to pay any Disputed Amounts into the Escrow account.

56.5 Save as set out in clauses 56.1 and 56.4, the Contractor shall not be entitled to terminate this Agreement for any reason and for so long as this Agreement continues in effect (and notwithstanding that ICO may be permitted to exercise rights of termination) the Contractor shall continue (for so long as all of its obligations hereunder have not been suspended pursuant to clause 55) diligently to perform its obligations hereunder.

         1985
     Phased SAN Handover -- Proposed Amendments to SA Terms and Conditions
                                 (Version 8.0)

7/6/99

56.6 Termination of this Agreement shall be without prejudice to any antecedent or accrued rights and liabilities of the parties. ICO shall have no responsibility for the division amongst the members of the NEC Team of any sums payable under this Agreement, including any sum paid in consequence of termination of this Agreement, which shall be entirely a matter for the Contractor.

57   WAIVER

A waiver of any breach of any provision hereof shall not be binding upon either party unless made in writing but once so made shall, unless it is expressed to be revocable, be irrevocable. No such waiver shall affect the rights of the party not in breach with respect to any other or future breach of this Agreement. No delay or failure by a party to exercise any of its rights, or time or indulgence given by it before exercising any right or remedy under this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of a right or remedy preclude any further exercise of the same or the exercise of any other right or remedy.

58   AMENDMENTS

58.1 This Agreement (other than with respect to its scope pursuant to clause 9) may not be modified except by written amendment signed by both the Supervising Officer and the Contractor's Authorised Representative save that the address for notices and the responsible authorised representatives of the parties may be added to or changed from time to time by written notice to the other party.

58.2 Where in the course of the administration of this Agreement (otherwise than under clauses 8 and 9) any communication is given or received which, if implemented, would modify or affect the rights, responsibilities or obligations of any party, then if such communication is given by ICO, the Contractor shall ensure that such communication is approved in writing by the Supervising Officer and if such communication is given by the Contractor, ICO shall ensure that such communication is approved in writing by the Contractor's Authorised Representative. In the absence of such approval the receiving party shall not be entitled to rely on such communication as being binding on, and such communication may not be binding on, the party giving the same.

59   COMMUNICATIONS AND NOTICES

59.1 All notices or other communications (except Deliverables delivered in accordance with the Statement of Work), required to be given or served under or in connection with this Agreement shall be in writing and shall be delivered in the manner prescribed in clause 59.4 to the address of the party concerned given in clause 59.2 and as the same may from time to time be amended in accordance with clause 59.3.

59.2 For the purposes of clause 59.1:

ICO's details are:

In the case of a formal notice (including any notices of demand for payment or termination) or any legal proceedings to be given to or served on ICO, the original shall be sent to:

         1986
     Phased SAN Handover -- Proposed Amendments to SA Terms and Conditions
                                 (Version 8.0)
7/6/99

     ICO Global Communications Holdings BV
     Drentestraat 20
     1083 HK
     Amsterdam
     Netherlands
     Facsimile: (+31) 20661 0654
     Marked for the attention of the Company Secretary

and a copy thereof shall be sent at the same time to ICO Services Limited at the address set out below.

     ICO Global Communications Holdings BV
     c/o ICO Services Limited
     1 Queen Caroline Street
     London W6 9BN
     England
     Facsimile: (+44) 0181 600 1199
     Marked for the attention of Gary Titzer

In the case of a formal notice (including any notices of demand for payment or termination) or any legal proceedings to be given to or served on the Contractor, the original shall be sent to:

     NEC Corporation
     7-1, Shiba 5-Chome,
     Minato-Ku, Tokyo 108-8001
     Japan

     Facsimile: (+81) 3 3798 6782
     Marked for the attention of the General Manager

and a copy thereof shall be sent at the same time to:

     NEC Program Office
     5th Floor Horatio House
     77-85 Fulham Palace Road
     Hammersmith
     London W6 8JC

     Facsimile: (+44) 0181 600 4290
     Marked for the attention of Tadao Furukawa

All other communications to ICO referred to in this clause 59.1 shall be sent to:

     ICO Global Communications Holdings BV
     c/o ICO Services Limited
     1 Queen Caroline Street
     London W6 9BN
     England

     Facsimile: (+44) 0181 600 1199
     Marked for the attention of Gary Titzer

         1987
     Phased SAN Handover -- Proposed Amendments to SA Terms and Conditions
                                 (Version 8.0)
7/6/99

All other communications to NEC referred to in this clause 59.1 shall be sent to:

     NEC  Program Office
     5th Floor Horatio House
     77-85 Fulham Palace Road
     Hammersmith
     London W6 8JC
     England

     Facsimile: (+44) 0181 600 4290
     Marked for the attention of Tadao Furukawa

59.3 Either party may from time to time amend its address and/or facsimile number and/or the persons to whose attention notices or other communications or copies thereof are to be given for the purposes of this clause 59 by giving notice in writing to the other party.

59.4 For the purposes of clause 59.1 a notice or other communication shall be either delivered personally or sent by registered or recorded delivery prepaid first class post (or airmail if overseas), or by facsimile addressed to the intended recipient thereof and any such notice or other communication shall take effect:

     (a)  if delivered personally, at the time of its delivery; or

     (b) if sent by registered or recorded delivery prepaid first class post (or airmail if overseas), at 10.00 am on the fifth working day following the time of posting (or in the case of airmail post, at 10.00 am on the seventh working day following the time of posting), and in proving such service it shall be sufficient to prove that the envelope containing the notice or other communication was properly addressed, stamped and posted; and

     (c) if transmitted by facsimile, (and provided that the transmission record of the sender indicated delivery of all pages of the same to the relevant facsimile number), at 10.00 am falling on the first working day following the time of dispatch (which may, for the avoidance of doubt, be on the same working day as that on which it is despatched) subject to a copy of the notice or other communication being dispatched by post within 24 hours of the time of despatch of the facsimile.

For the purposes of this clause 59.4, a "working day" is a day on which commercial banks are generally open for business in the location of the recipient and reference to local time in such place. References

         1988
Phased SAN Handover - Proposed Amendments to SA Terms and
Conditions Version 8.0)
7/6/99


to "time of posting" and "time of despatch" are to the local time in the place where the sender is located. In order to calculate elapsed time, the local time and day in the intended place of receipt shall be determined from and by reference to the time difference between that place and the actual time of posting or time of despatch in the sender's location.

59.5 Notices under clause 56 shall take effect as follows:

     (a) if given under clause 56.1, 14 days after the relevant notice is received or deemed to have been received in accordance with clause
          59.4 unless at the expiry of such period of 14 days the relevant condition, event or circumstances shall have ceased to apply;

     (b) if given under clause 56.2 (a) or (b), upon expiry a period of not less than 30 days (or such longer period as may be specified in the notice) after the relevant notice is received or deemed to have been received in accordance with clause 59.4 unless at the expiry of such period of 30 days (or longer period as may have been specified) the relevant condition, event or circumstances shall have ceased to apply;

     (c) if given under clause 56.1(c) or (d), 14 days (or such longer period as may be specified in the notice) after the relevant notice is received or deemed to have been received in accordance with clause
          59.4 unless at the expiry of such period of 14 days (or longer period as may have been specified) the relevant force majeure event shall have ceased to apply;

     (d) if given under clause 56.3, on the day the relevant notice is received or deemed to have been received in accordance with clause 59.4 (or such later date as may be specified in the notice or upon the satisfaction of such conditions as may be specified in the notice); or

     (e) if given under clause 56.4(a) or (b), upon expiry of a period of not less than 60 days (or such longer period as may be specified in the notice) after the relevant notice is received or deemed to have been received in accordance with clause 59.4 unless at the expiry of such period of 60 days (or longer period as may have been specified) the relevant payment shall have been made either to the Contractor or into the Escrow Account (as the case may be), and such notice shall not be valid unless it shall prominently specify that it is a termination notice given under clause 56.4 and state the amount of money which the Contractor claims is overdue for payment and, in sufficient detail to enable ICO to investigate the same, the circumstances which the Contractor alleges gives rise to such sums becoming due for payment.

60   PUBLICITY

Neither party, and the Contractor shall procure that none of its Sub-Contractors, nor any of the group companies, affiliates or Sub-Contractors or any of their respective agents, advisers, employees or consultants of the Contractor or its Sub-Contractors shall make any announcements, news releases or other public statements regarding this Agreement or its subject matter without the prior written approval of both the Contractor and ICO, such approval not be unreasonably withheld or delayed.

61   INFORMATION RECORDING

The Contractor shall record, update and maintain all documents to be delivered under this Agreement up to the Acceptance Set 5 Completion Date

         1989
Phased SAN Handover - Proposed Amendments to SA Terms and
Conditions Version 8.0)
7/6/99

in accordance with the documentation configuration control process to be established as a part of the Programme Management Plan referred to in the Statement of Work.

62   LAW AND JURISDICTION

62.1 This Agreement shall be governed by, and construed in accordance with, English law.

62.2 Subject to clause 62.3, the Courts of England shall have exclusive jurisdiction in relation to all disputes or matters which may arise as between the parties out of or in connection with this Agreement.

62.3 Neither ICO nor the Contractor shall commence or pursue any proceedings against the other in relation to any dispute or matter which may arise between them out of or in connection with this Agreement other than in the Courts of England, except for the purpose of enforcing a judgement or order of the Courts of England.

62.4 Each of ICO and the Contractor waives for the exclusive benefit of the other of them any objection on the ground of inconvenient forum to any proceedings which relate to this Agreement being brought in the Courts of England or, for the purposes only of enforcement of any judgement or order as is referred to in clause 62.3, in any other court.

62.5 In clause 62, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure.

63   CHANGE OF LAW

63.1 If at any time as a consequence of either any change of law (whether effected through constitutional means or otherwise) or any actions or restrictions or other interference imposed by any governmental body (or any body or persons claiming governmental authority) or any international trade or similar embargo affecting any of the countries in which the Sites are located or the commencement of hostilities (whether formally declared or not) against any nation or any state, province or other political subdivision of any nation (including for this purpose against any separatist movement claiming an entitlement to be a separate nation, state, province or other political subdivision) affecting any of the countries in which the Sites are located it shall become impossible or impracticable to give effect to this Agreement or any part of it or otherwise to perform the Work on the relevant Site(s), then this clause 63 shall apply.

63.2 If any changes in the laws and regulations referred to in clauses 4.1(g) or
(h) which may inhibit or prevent the Equipment, Software or other Deliverables which is or shall be specified in or is to be supplied under this Agreement being lawfully used for the purposes of the ICONET Ground Facilities in any of the countries where the Sites are located then this clause 63 shall apply.

63.3 As soon as either party becomes aware of any such circumstances as are referred to in clauses 63.1 or 63.2 it will notify the other party and the parties shall discuss how to overcome the effects of such changes and shall work together so as to mitigate the effects of such circumstances. Where practicable, they shall make such amendments to this Agreement or any part of it in accordance with the procedures set out in clause 9 so as to enable the impact of such occurrence to be minimised.

63.4 If any of the circumstances referred to in clause 63.1 shall come into existence and continue for a continuous period of at least 30 days in relation to any particular Site and it shall not be reasonably practicable in the reasonable opinion of ICO to make amendments as contemplated by clause 63.3, then upon service of a written notice by ICO to the Contractor under this clause, the Contractor shall assist ICO in establishing and equipping an alternative site that ICO designates for use as a satellite land earth station or network management centre with all necessary connections. Such assistance

         1990
Phased SAN Handover -- Proposed Amendments to SA Terms and Conditions (Version 8.0)


7/6/99
shall be at ICO's cost but on substantially the same basis and terms as those contained elsewhere in this Agreement.

63.5 If any of the circumstances referred to in clause 63.1 shall come into existence and continue for a continuous period of at least 30 days in a manner which either immediately or prospectively will affect a number of the Sites such that the ICONET Ground Facilities and other elements of the ICO System can not or will not be able to deliver the desired functionalities specified in the IGFR without significant modification and it shall not be reasonably practicable in the reasonable opinion of ICO to make amendments as contemplated by clause 63.3, then upon service of a written notice by ICO to the Contractor under this clause, ICO shall be entitled to treat such circumstances as an event of force majeure.

63.6 In any of the circumstances referred to in clauses 63.3 or 63.4 and where there is a reasonably practicable method to overcome the changes in law or regulation giving rise to such circumstances, the Contractor undertakes that it will offer to provide such changes to the scope of the Works or the location of the Deliverables at fair prices and on reasonable terms and shall, upon ICO's request, promptly provide such evidence as ICO may reasonably require to establish that the prices and terms offered are fair and reasonable.

If ICO considers that the Contractor is unable to offer to provide such changes to the scope of the Works or the location of the Deliverables in a manner such that it is reasonably practicable to overcome the changes in law or regulation giving rise to such circumstances on a basis which is consistent with this Agreement (whether or not the Contractor shall have proposed fair and reasonable terms for implementing the same), then ICO shall be entitled to treat such circumstances as an event of force majeure.

64   EXPORT CONTROL REGULATION

64.1 It is expressly agreed by the parties that the execution of this Agreement and the subsequent performance of the Works will be subject to all applicable export control laws and regulations imposed or administered by whichever government has competent jurisdiction.

64.2 The Contractor warrants that at the time of execution of this Agreement there are no applicable export control laws and regulations under clause 64.1 which will prevent performance of this Agreement.

65   DISPUTES RESOLUTION PROCEDURE

If a dispute arises, whether before or after Acceptance Set 5 Completion Date, the procedure set out in Schedule 3 shall apply.

66   AGENT FOR SERVICE

66.1 In relation to any dispute arising out of or in connection with this Agreement, each of the Contractor and ICO shall at all times until six years after the termination of this Agreement maintain an agent for service of process in England and agrees that service on such agent (or any replacement agent appointed hereunder) shall be deemed to be due service for the purposes of such proceedings.

66.2 For the purposes of clause 66.1 the Contractor hereby irrevocably appoints NEC Europe Limited at its registered office for the time being as its agent for service of process and ICO hereby irrevocably appoints ICO Services Limited at its registered office for the time being as its agent for service of process.

         1991
Phased SAN Handover -- Proposed Amendments to SA Terms and Conditions (Version 8.0)

7/6/99
66.3 If for any reason an agent appointed under this clause 66 ceases to act as such, the Contractor or ICO (as appropriate) shall promptly appoint another such agent and notify the other party of the appointment and the name and address of the new agent.

67   SUPERVISING OFFICER AND CONTRACTOR'S AUTHORISED REPRESENTATIVE

67.1 ICO's Supervising Officer may be changed from time to time by notice in writing to the Contractor. Until further notice the Supervising Officer shall be Gary Titzer.

67.2 The Contractor's Authorised Representative may be changed from time to time by notice in writing to ICO. Until further notice the Contractor's Authorised Representative shall be Tadao Furukawa.

67.3 Either party may rely upon notices from the other party without being obliged to validate the signature of the Supervising Officer or the Contractor's Authorised Representative.

68   NO PARTNERSHIP

Nothing herein shall create a joint venture or partnership between the parties nor, save as specifically provided in this Agreement, constitute one party the agent of the other party.

69   SUCCESSORS

This Agreement shall be binding upon the parties hereto and their successors and permitted assigns.

70   ASSIGNMENT

70.1 upon giving prior written notice to the Contractor, the benefit of this Agreement may be assigned by ICO to any subsidiaries of ICO or other companies within the ICO Group (being companies under the control of the ultimate holding company of ICO from time to time) any such company being referred to as a "member of the ICO Group", provided that prior to any company to which the benefit of this Agreement has been assigned ceasing to be a member of the ICO Group, ICO shall procure that such company assigns this Agreement to any company which will remain a member of the ICO Group. No other assignment shall be permitted by ICO without the prior written consent of the Contractor.

70.2 This Agreement shall not be assignable by the Contractor. The Contractor shall ensure that the Principal Sub-Contractors will not be allowed to assign (other than to their subsidiaries or other companies within the same group of companies of which they are a member) any contracts which they enter into with the Contractor pursuant to this Agreement.

71   LANGUAGE

All correspondence, notices, documentation and communications concerning this Agreement shall be in the English language. ICO may require, subject to agreement of any required adjustment to the Price, where appropriate, that operating and maintenance instructions, name and rating plates, identification labels, safety warnings and other written and printed matter required in connection with the Equipment and all instructions or notices to the public and/or ICO Staff shall be written in English and one or more principal languages of the country in which the same are to be installed or used.

72   ENTIRE AGREEMENT

         1992
Phased SAN Handover -- Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

This Agreement together with all the Schedules and Annexes hereto and any side letters entered into contemporaneously herewith contains the entire agreement and understanding between the parties relating to or thereto the subject matter hereof. All prior understandings, representations and warranties by and between the parties, written or oral, which may be related to the subject matter hereof in any way, are superseded by this Agreement, but this provision shall not affect any rights which ICO may have in relation to the IPC.

73   SEVERABILITY

In the event any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid or unenforceable provision shall be replaced by a mutually acceptable provision which, being valid and enforceable, comes closest to the intention of the parties underlying the invalid or unenforceable provision and, where necessary, satisfies the concerns of the regulatory authorities concerned.

74   COSTS

All costs and expenses incurred by the parties in connection with the negotiation and entry into of this Agreement shall be borne by the party incurring the same.

75   COUNTERPARTS

This Agreement or any agreement expressed to be supplemental hereto may be executed in two or more counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.

         1993
Phased SAN Handover -- Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

IN WITNESS whereof this Agreement has been duly executed by the parties on the date stated above.


SIGNED by                             ____________________________
for and on behalf of
ICO GLOBAL COMMUNICATIONS
Holdings BV
in the presence of:




SIGNED by                             ____________________________
for and on behalf of NEC CORPORATION
in the presence of:

         1994
Phased SAN Handover -- Proposed Amendments to SA Terms and Conditions (Version 8.0) 7/6/99

SCHEDULE 1: DEFINITIONS

The words and expressions used in this Agreement including its schedules, annexures and attachments shall, when written using capital letters in the manner below, unless the contrary intention appears, have the meanings set against them in this Schedule:

     "Acceptance Set" shall mean those matters described in Section 1 and Table 1 of Annex 10 of the Statement of Work.

     "Acceptance Set Completion" shall mean:-

     (i) the point in time at which Handover of all SANs and NMCs within a relevant Acceptance Set has been accomplished, and

     (ii) the software functionality of Equipment comprised within SANs and NMCs previously handed over is upgraded and integrated with the Equipment comprised within the SANs and NMCs identified in (i), above, and

     (iii) subject to the parties having expressly agreed some specific contrary arrangement in relation to any relevant Acceptance Set, all criteria of any relevant Acceptance Set, as set out in Annex 10, shall have been accomplished.

     "Acceptance Set Completion Date" shall mean the date upon which any relevant Acceptance Set Completion occurs.

     "Acceptance Set Completion Certificate" shall mean an Acceptance Set Completion Certificate in the form set out in Schedule 12.

     "ADC" shall mean an Administration and Data Centre which can provide off line processing of all call records, customer data registrations and operator workstations for the provision of help and other services.

     " Agreed Rate" shall mean in relation to any amount for any period:

     (a) LIBOR plus 3%, if and for so long as such amount is due and payable under the terms of this Agreement and either:

               (i) the party owing the obligation is not disputing the same pursuant to clause 16.5 or, in the case of ICO, claiming to be entitled to defer payment pursuant to clause 15.3; or

               (ii) the party owing the obligation is in default of an
                    obligation to pay the amount into the Escrow Account; and

     (b)  LIBOR plus 2% in any other case.

     For these purposes "LIBOR" in relation to any period means the 3 months US$ LIBOR rate as at 11.00am London time on the first day of such period (or, if that is not a business day, on the immediately preceding business day) as quoted (on a per annum basis) in the Financial Times, London edition under the heading "Interbank Fixing", on the next business day following such first day (or, if for any reason such quotation ceases to exist or be appropriate such equivalent alternative US$ LIBOR rate as the parties may agree, such agreement not to be unreasonably withheld by either party) provided that if a period lasts for more than 3 months, then interest shall be calculated by reference to successive periods of 3 months with the LIBOR rate being re-set as above at the start of each such period.

         1995
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
(Version 8.0)

7/6/99

     "Availability Date" shall mean such date upon which ICO shall permit the Contractor access to any SAN or NMC in accordance with Annex 7B of the Statement of Work, for the purposes of the Contractor's integration or testing activities

     "Cash Invoice" shall mean an invoice (substantially in the relevant approved form set out in Schedule 4 and containing all the information referred to in that form) issued by the Contractor to ICO for the Cash Portion of one or more Instalments.

     "Cash Portion" in relation to any Instalment shall mean the whole of that Instalment less any Financed Portion.

     "Confidential Information" shall mean any confidential, technical or commercial information provided by one of the parties (including for this purpose any member of the NEC Team) whether in oral or written form, which may include (but shall not be limited to) specifications, drawings, sketches, models, samples, reports, data, techniques, designs, know-how, documentation, trade secrets or other technical or commercial information designated as "Confidential" under the terms of this Agreement.

     "Deferred Cash Invoice" in relation to any failure by the Contractor to achieve a Top Level Milestone by the date 21 days after its Milestone Date shall mean any Cash Invoice which was issued prior to that Milestone Date and would, but for clauses 15.2 and 15.3, have a Relevant Payment Date more than 21 days after the relevant Milestone Date and any Cash Invoice which was issued in the period commencing with the Milestone Date and ending on the actual date of the achievement by the Contractor of the relevant Top Level Milestone.

     "Deliverables" shall mean the items required to be delivered by the Contractor to ICO under this Agreement as more particularly specified and/or defined in the Statement of Work.

         1996
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions (Version
8.0)

7/6/99

     "Determination" shall mean an agreement between the parties or a determination by the Disputes Resolution Procedure established pursuant to clause 65 or by a court of competent jurisdiction and "Determined" shall be construed accordingly.

     "Disputed Percentage" in relation to any Instalment in respect of which the Contractor has issued an invoice which is disputed in whole or part by ICO shall mean the percentage of such claimed Instalment which is disputed by ICO.

     "Equipment" shall mean all materials, plants and hardware supplied or to be supplied by the Contractor, for inclusion in the Works.

     "Escrow Account" shall mean an account to be established by the Escrow Agent with a bank agreed between the parties in London or such other jurisdiction as the parties may agree in the name of the Escrow Agent, which shall be operated in accordance with clause 16 and the other relevant provisions of this Agreement.

     "Escrow Agent" shall mean such bank or other person as the parties may agree.

     "Escrow Agreement" shall mean an agreement between ICO, the Contractor and the Escrow Agent in terms to be agreed between the parties reflecting the provisions of this Agreement relating to the Escrow Agent and the Escrow Account (with such modifications as the parties may agree with the Escrow Agent, such agreement not to be unreasonably withheld by either of the parties).

     "Escrow Trigger Amount" shall mean US$ 1 million or any higher multiple of US$500,000.

     "Excluded Circumstances" shall mean:

          (i)     any force majeure event as set out in clause 55;
          (ii) radio frequency interference or unplanned propagation impairment (C-band or S-band) in excess of the limits specified in the IGFR;
          (iii)   unavailability of spectrum;
          (iv) unavailability of ICO satellites, or inappropriate spacing between the available satellites;
          (v) non-conformance of ICO satellites to the ICO satellite specifications and its applicable Interface Control Documents;
          (vi) unavailability of ICO user terminals which conform to the ICO Air Interface as set out in the applicable Interface Control Document;
          (vii) non-conformance of ICO user terminals to the ICO Air Interface as set out in the applicable Interface Control Document;
          (viii)  unavailability of terrestrial network interconnections which meet telecommunication industry standards;
          (ix)    unavailability of the ICO Satellite Control Centre or its
                  non-conformance to the applicable Interface Control
                  Document;
          (x) unavailability of Telemetry, Tracking & Control facilities to the extent not comprising RFTs at the designated Sites or the non-conformance of the same to the applicable Interface Control Document;
          (xi) unavailability of ICO Administration and Data Centre facilities or the non- conformance of the same to the applicable Interface Control Document; and
          (xii) errors or omissions in information supplied by ICO or the vendors of other elements of the ICO System in the applicable documents which affect support of the requirements of the IGFR and end-to-end services and which could not reasonably have been discovered by the Contractor by the time of the manufacture of the Deliverable to which such information relates.

         1997
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
(Version 8.0)

     7/6/99

     "Financed Invoice" shall mean an invoice (substantially in the relevant approved form set out in Schedule 4 and containing all the information referred to in that form) issued by the Contractor for the Financed Portion of one or more Instalments.

     "Financed Portion" in relation to any Instalment shall mean the percentage of it, if any, which is required to be financed by the Contractor pursuant to the Vendor Financing Agreement.

     "Further Deliverables" shall mean Deliverables (save and except for those to be provided by the Contractor at Acceptance Set 5 Completion Date) to be handed over after the Acceptance Set 4 Handover Date.

     "Further Works" shall mean Works (save and except for those of, or concerning, those Deliverables to be provided, or made available, by the Contractor at Acceptance Set 5 Completion Date and the Contractor's support of ICO's implementation of Acceptance Set 5) to be carried out after the Acceptance Set 4 Handover Date.

     "Good Industry Practice" shall mean the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced contractor engaged in the same type of activities and under the same or similar conditions and circumstances who is seeking in good faith to comply with its obligations under this Agreement.

     "Handover" shall mean when all SANs and NMCs comprised within an Acceptance Set have successfully completed their Phase 3 IGF Testing in accordance with Annex 8A and have met the criteria established in Annex 10 at which time the Contractor shall hand over such SANs and NMCs to ICO, who shall receive the same. Furthermore any event of Handover shall mean:-

(i) the risk in Deliverables referable to any SAN or group of SANs or NMCs which are handed over shall pass to ICO.

(ii) all payments referable to such SAN or group of SANs or NMCs shall be invoiced by the Contractor in accordance with Schedule 11 of this Agreement and shall be payable by ICO;

(iii) in respect of such SAN or group of SANs or NMCs the Contractor's liability to pay to ICO liquidated damages pursuant to clause 18 or this Agreement shall cease absolutely;

(iv) in respect of such SAN or group of SANs or NMCs the Contractor's warranty obligations under clause 40 of this Agreement shall commence.

         1998
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
(Version 8.0)

     7/6/99
     "Handover Certificate" shall mean a Handover Certificate in the form set out in Schedule 12.

     "Handover Date" shall mean the date on which a Handover occurs.

     "Acceptance Set Completion" shall mean:-

     "High Level System Description" shall mean the high level system description to be provided in accordance with the Statement of Work.

     "ICO Intellectual Property" shall mean the Intellectual Property Rights generated by ICO comprised in the Deliverables.

     "ICONET Ground Facilities" shall mean 12 SANs, an NMC and a backup NMC as more particularly described in the Statement of Work and the IGFR subject to the provisions of clause 2.2.

     "ICO Staff" shall mean all of the directors and employees of ICO Global Communications (Holdings) Limited or any of its subsidiary or affiliate undertakings and any consultants, sub-Contractors or other persons nominated as "ICO Staff" by or on behalf of ICO for the purposes of this Agreement.

     "ICO System" shall mean a global mobile satellite telecommunications network capable of delivering the end to end services set out in the IGFR and which will, when completed, comprise (a) the ICONET Ground Facilities,
     (b) the ICO space segment, (c) user terminals, (d) the ADC systems and (e) any other functional entities.

     "IGFR" shall mean the ICONET Ground Facilities Requirement document contained in Schedule 13 as amended from time to time in accordance with this Agreement.

     "Instalment" shall mean an instalment of the Price calculated as set out in the Payment Schedule; and shall where the context allows include any such instalment claimed by the Contractor in circumstances where ICO disputes the Contractor's entitlement to some or all of the amount claimed.

     "Intellectual Property Rights" shall mean patents, registered design rights and applications for any of the foregoing, copyright, unregistered design rights, topography rights and all forms of

         1999
Phased SAN Handover--Proposed Amendments to SA Terms and Conditions
(Version 8.0)

     7/6/99

     protection of any similar nature (including all such rights in software) which may subsist in any part of the world for the full term of such rights including any extension to the term of such rights and Confidential Information.

     "IOT" shall mean the ground control equipment to be supplied to ICO by a third party which, when functioning correctly with the RFT, provides satellite in-orbit test capability.

     "Key Features" means the features of the Deliverables set out in Schedule
     6.

     "Acceptance Criteria" shall mean the acceptance criteria referred to in Annex 10 of the Statement of Work.

     "Master Level Schedule" shall mean the schedule of activities and dates attached to Annex 4 of the Statement of Work as adjusted from time to time under this Agreement.

     "Milestone Date" shall mean the due date for the achievement of a Top Level Milestone as shown in the Top Level Milestone Schedule.

     "NEC Team Intellectual Property" shall mean the Intellectual Property Rights generated by the members of the NEC Team acting alone or together.

     "NEC Team" shall mean the Contractor, NEC Corporation, (as leader and main Contractor), and its Principal Sub-Contractors, working together as a team for the purposes of the design, specification, supply and testing of the ICONET Ground Facilities.

     "NMC" shall mean a Network Management Centre which provides both the central part of a network management system ("NMS"), the central part of a Satellite Resource Management Centre ("SRMC") and any other centralised functions required for the purposes of fulfilling the relevant functions specified in the Statement of Work and/or the IGFR, together with all of the interfaces necessary to perform these functions.

     "ODTF" shall mean the facility at which ICO, without risk to customer traffic, can train operational staff, test new and updated software releases, take advantage of a skills base and facilities to support new development and provide a showcase of the ICO System.

     "Options" shall mean those options set out in Annex 1 of the Statement of Work.

     "Payment Schedule" shall mean Schedule 11.

     "Phase 1, Phase 2-1 and Phase 3 Testing or Tests" shall mean, respectively, that testing or those tests which is/are referred to in Annex 8A of the Statement of Work.

     "Price" shall have the meaning specified in clause 15.1.

     "Principal Sub-Contractors" shall mean Hughes Network Systems. and Ericsson Limited.

         2000
Phased SAN Handover--Proposed Amendments to SA Terms and Conditions
(Version 8.0)
     7/6/99
     "Ready for Installation Date" means the date on which the relevant Site is first made available to the Contractor for delivery and installation of any part of the Works.

     "RFT" shall mean the equipment supplied to ICO by the Contractor including an antenna and its associated ancillary equipment, transmission and receiver equipment including IF (intermediate frequency) distribution and IFL (inter facility link) connections, dedicated up and down converters and the associated couplers and switches which are compatible with the telemetry, tracking and control equipment to be supplied to ICO by a third party, IOT signal monitoring package which is compatible with the in-orbit test equipment to be supplied to ICO by a third party and an O&M system for the monitor and control of the other parts of the RFT.

     "RFT Availability Dates" shall mean the dates designated as such in the Top Level Milestone Schedule as such for each of the Sites which ICO has designated as TT&C or IOT capable.

     "SAN" shall mean a Satellite Access Node being a fixed installation of all the equipment required to access the ICO satellites as more particularly described in the Statement of Work and/or the IGFR.

     "Satellite Based Communications Systems" shall mean mobile communications systems characterised by direct links between a mobile user terminal and a satellite enabling transmission of voice and data (either data, telephony, facsimile or otherwise) including but not limited to those systems intended to be capable of offering services to mobile users which also offer fixed or semi-fixed services but for the avoidance of doubt excluding V-SAT systems, Broadband systems for multi-media services and systems with fixed high gain directional antennae.

     "Site" shall mean the places to which the Deliverables are to be delivered or where Works are to be carried out as set out in Annex 3 of the Statement of Work or as provided in this Agreement.

     "Site Operator" shall mean, in respect of each Site, the person making, or who has made, the Site available to ICO and appointed by ICO to operate and maintain the Equipment and Software upon the Site on behalf of ICO following installation, delivery, testing and acceptance of the same by ICO.

     "Software" shall mean all operating systems, compilers, utilities and other programs in any form and associated documentation provided or to be provided by the Contractor for inclusion in the Works.

     "Spares" shall mean spare and replacement parts for the Equipment.

     "Statement of Work" shall mean those documents set out in Schedule 14.

     "Sub-Contractor" shall mean any person, firm or company (including the Principal Sub-Contractors) to whom any of the Contractor's obligations under this Agreement have been sub-contracted (whether by the Contractor, the Principal Sub-Contractors or any other person to whom any of the Works have been subcontracted directly or indirectly) and its legal representatives, successors and permitted assigns.

     "Top Level Milestones" shall mean those tasks and events designated by a
     (T) in the Top Level Milestone Schedule.

         2001
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
(Version 8.0)
7/6/99

     "Top Level Milestone Schedule" shall mean Schedule 7 of this Agreement.

     "Training" shall mean the training to be provided by the Contractor under clause 45.

     "Ts &Cs" shall mean the main body of this Agreement.

     "TT&C" shall mean the ground communication equipment to be supplied to ICO by a third party for satellite telemetry, tracking and control capability.

     "TWT" shall mean travelling wave tube.

     "US$" shall mean United States Dollars, the lawful currency of the United States of America.

     "Works" shall mean and include the supply, delivery, installation, integration, testing and setting to work of the Deliverables and all other work required to be carried out by the Contractor under this Agreement.

         2002
Phased SAN Handover - Proposed Amendments to SA Terms and Conditions
(Version 8.0)
7/6/99

SCHEDULE 3: DISPUTE RESOLUTION PROCEDURE

1 Each party shall use all reasonable endeavours to resolve any disputes arising out of or in relation to this Agreement, including as to its interpretation.

2 In the event that such a dispute arises then the escalation procedures set out in the remaining paragraphs of this Schedule shall apply and either party may invoke these procedures by giving notice in writing to the other specifying the subject matter of the dispute and its proposal for its resolution.

3 ICO and the Contractor shall respectively procure that the dispute is considered by the Supervising Officer and the Contractor's Authorised Representative and that such parties attempt, in good faith, to resolve the dispute. If such persons reach agreement on the matter in dispute within 15 days of the dispute procedure having been invoked, which period shall commence upon the receipt of the notice referred to in paragraph 2, (or such other period as the parties may mutually agree in writing) the parties shall procure that their respective representatives shall sign a joint memorandum to that effect recording the resolution and procure that such agreement is fully and promptly carried into effect.

4 If the Supervising Officer and the Contractor's Authorised Representative fail to reach agreement on the matter in dispute within the period specified in paragraph 3 or together conclude that resolution is unlikely, then either of them may within 10 days of the expiry of such period refer the matter in dispute to, in the case of ICO, Dr G.K.Smith or another Senior Vice President of ICO for the time being and in the case of the Contractor, Hiromi Hayashi or any other Associate Senior Vice President (or, in either case, if such person is not available, a senior manager of equivalent or nearest equivalent standing in the organisation of the party concerned) (together the "Senior Officers") for consideration by such persons. ICO and the Contractor shall respectively procure that such dispute is considered by the Senior Officers and that they attempt, in good faith, to resolve the dispute. If the Senior Officers reach agreement on the matter in dispute within 15 days of the dispute being referred to them under this paragraph, (or such other period as the parties may mutually agree in writing) the parties shall procure that their respective representative shall sign a joint memorandum to that effect recording the resolution and procure that such agreement is fully and promptly carried into effect.

5 The dispute resolution procedure shall, as regards the matter in dispute, have been exhausted if the matter in dispute:

     (a) has not been resolved in accordance with paragraph 3 within the relevant period and is not referred to the Senior Officers within the relevant period; or

     (b) where it is so referred, has not been resolved in accordance with paragraph 4 within the relevant period.

For the avoidance of doubt, the fact that the dispute resolution procedure has been exhausted without resolution of the matter in dispute shall not prevent the parties from agreeing that the matter in question should be referred to an independent form of alternative dispute resolution agreed between them and/or to arbitration.

6 The foregoing provisions of this shall, subject always to clause 62, not prevent either party from commencing legal proceedings or applying to the court for injunctive or other interim relief at any time.

         2003
                                                            EN-IG-ICO-SW-000874
[ICO LOGO]               Addendum 2 to Schedule 13-IGFR              Version 2.4
                                                                        3 Jun 99

                                                       ICO GLOBAL COMMUNICATIONS
                                                         1 QUEEN CAROLINE STREET
                                                                     HAMMERSMITH
                                                                   LONDON W6 9BN
                                                                  UNITED KINGDOM

                                                          TEL: +44 181 600 10000
[ICO LOGO]                                                FAX: +44 181 600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO.3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK


                           ADDENDUM 2 TO SCHEDULE 13 -
                      ICONET GROUND FACILITIES REQUIREMENTS




                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED

CONFIDENTIALITY STATEMENT

ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.



                 DOCUMENT NO.:              EN-IG-ICO-SW-000874

                 VERSION:                   2.4

                 DATE:                      3 Jun 1999



       PREPARED                             AUTHORISED         APPROVED

       AUTHOR: P POSKETT/A FUJII/R SKAIFE   MANAGER:           SENIOR MANAGER:

Confidential and Proprietary to ICO Global Communications
                                                                               1

         2004
AMENDMENT RECORD


REVISION           DATE          CN NO.        REASON FOR CHANGE
--------           ----          ------        -----------------
1.0                21/5/99                     None

2.0                26/5/99                     Included new para 1.3.5 for ICD version control

2.1                27/5/99                     Editorial change to 2.1

2.2                2/6/99                      Deleted changes 2.0 and 2.1; incorporated ICD version
                                               number in body of IGFR.

2.3                3/6/99                      Editorial changes:
                                               1.       Title p3 changed to Addendum 2 to IGFR Version 28.4
                                               2.       Amendments on pp7,8 changed to show original as in
                                                        Addendum 2.

2.4                3/6/99                      Editorial Changes to v 2.3; header corrected and para
                                               3.3.3.2.1 change marks corrected.


Confidential and Proprietary to ICO Global Communications
         2005
                                                             EN-IG-ICO-SW-000874
[ICO LOGO]             Addendum 2 to Schedule 13-IGFR                Version 2.4
                                                                        3 Jun 99


               ADDENDUM 2 TO ICONET GROUND FACILITIES REQUIREMENTS
                                  VERSION 28.4

1.3.4    LIST OF AIR INTERFACE DOCUMENTS.

         1.3.4.1 The following documents are incorporated into the contract to the extent necessary to support the requirements specifically identified in the IGF Requirements document.

         1.3.4.2 ICO Air Interface documents (Air Interface Specifications Released 27th November 1998).

         Below is a list of Air Interface Specifications along with version numbers released on 27th November 1998:


Specification             Version     Title
-------------             -------     -----
      03.14.A1              4.0       Support of Dual Tone Multi-Frequency signalling (DTMF)

      03.20.A2              4.1       External Specifications of Security Related Algorithms

      03.20.D1              4.1       Security Related Network Functions

      03.22.A1              4.5       Operation Of An ICO User Terminal In Idle-Mode

      03.45.D1              4.0       Technical Realisation of Facsimile Group 3 transparent

      03.50.D1              4.0       ICO Speech Services: Transmission planning aspects of the speech service in the ICO system

      04.03.D1              4.0       User Terminal - Satellite Base Station System Interface; Channel
                                      Structures and Access Capabilities.

      04.04.D1              4.0       Layer 1 : General Requirements

      04.06.A1              4.2       ICO Link Access Procedures on Satellite Channel (LAPSat) ICO Data Link
                                      Layer Specification


Confidential and Proprietary to ICO Global Communications
         2006

Specification             Version     Title
-------------             -------     -----
      05.10.A1              4.5       Radio Subsystem Synchronization

      06.10.A1              4.0       ICO Speech Services: Speech Transcoding.

      06.11.A1              4.0       ICO Speech Services: Substitution and Muting of Lost Frames

      06.12.A1              4.0       ICO Speech Services: Comfort Noise Aspects

      06.31.A1              4.0       ICO Speech Services: Discontinuous Transmission (DTX)

      06.32.A1              4.0       ICO Speech Services: Voice Activity Detector (VAD)

      07.01.D1              4.1       General on Terminal Adaptation Functions (TAF) for User Terminals (UT)

      07.02.D1              4.1       Terminal Adaptation Functions (TAF) for Services Using Asynchronous Bearer
                                      Capabilities

      07.03.D1              4.1       Terminal Adaptation Functions (TAF) for Services Using Synchronous Bearer
                                      Capabilities

      103.40.A1             4.1       Technical Realization of the High Penetration Notification (HPN) Service

      104.08.A1             4.3       HPN Radio Interface, Layer 3 (HPN-RR) Specification

      106.01.A1             4.0       ICO Speech Services High Level Functional Description

      106.02.A1             4.0       ICO Speech Services Low Level Functional Description

      106.03.A1             4.0       ICO Speech Services Software Interface Specification

      106.04.A1             4.0       ICO Speech Services: Implementation and Performance of the ICO Voice Codec

      106.05.A1             4.0       ICO Speech Services: External Interfaces and Control

1.3.4.3 Any changes to Air Interface specificaitons shall be handled in accordance with Section 4.8 of the Statement of Work.


Confidential and Proprietary to ICO Global Communications
         2007
                                                             EN-IG-ICO-SW-000874
[ICO LOGO]             Addendum 2 to Schedule 13-IGFR                Version 2.4
                                                                        3 Jun 99


         1.3.4.3 Any changes to Air Interface specifications shall be handled in accordance with Section 4.8 of the Statement of Work.



Confidential and Proprietary to ICO Global Communications
         2008
                                                            EN-IG-ICO-SW-000874
[ICO LOGO]            Addendum 2 to Schedule 13-IGFR                Version 2.4
                                                                        3 Jun 99


3.3      EXTERNAL INTERFACES

3.3.1. GENERAL

3.3.1.1. The external interfaces present in the IGF are listed below.


3.3.2. RF INTERFACE


3.3.2.1. AIR INTERFACE (UT)

3.3.2.1.1. The air interface describes the communication protocol between the IGF and the UTs. The details of the air interface can be found in the ICO Air Interface document and in supporting GSM Technical Specifications.


3.3.2.2. SATELLITE RF INTERFACE

3.3.2.2.1. The IGF provides RF signals for TT&C in accordance with TT&C to SAN ICD EN-TC-ICO-IS-0001 Version 2.1 dated 18 Dec 97.

3.3.2.2.2. The IGF shall provide RF signals for HPN real time payload command (HPN PCS) functions in accordance with Payload to Ground ICD [TBD].


3.3.3. IF INTERFACES


3.3.3.1. TT&C

3.3.3.1.1. The IGF shall provide an IF Interface to external TT&C equipment at selected SANs provided for TT&C functions in accordance with TT&C to SAN ICD EN-TC-ICO-IS-0001 Version 2.1 dated 18 Dec 97..


3.3.3.2. REMOTE PCS (RPCS)

3.3.3.2.1. The IGF shall provide an IF Interface to external Remote PCS equipment at selected SANs provided for PCS functions in accordance with PCS Interface Control Document EN-TC-ICO-IS-0003 Version 3.1 dated 18 Dec 98.


3.3.4. TERRESTRIAL NETWORK INTERFACE

3.3.4.1. The IGF shall provide interfaces to terrestrial public networks, such as Public Switched Telephone Network (PSTN), Integrated Services Digital Networks (ISDN), Public Land Mobile Networks (PLMN), and Packet Switched Public Data Networks (PSPDN) in accordance with Section 6.3 of this document.

3.3.4.2. The interfaces to external transmission lines shall comply with ITU-T Recommendation G.703/G.704 for A-law PCM and DS1 for (mu)-law systems.


3.3.5. ADC INTERFACE

3.3.5.1. The IGF shall support interfaces to the BDC in accordance with the following documents: WG370083 "SSS Provisioning and Billing Interface" and IC-NM-ICO-IC-000131 "NMC-BDC Interface Control Document" Version 17 dated 23 Apr 99.


Confidential and Proprietary to ICO Global Communications

         2009
                                                            EN-IG-ICO-SW-000874
[ICO LOGO]            Addendum 2 to Schedule 13-IGFR                Version 2.4
                                                                        3 Jun 99


3.3.6. DATA COMMUNICATIONS INTERFACE


3.3.6.1. TT&C

3.3.6.1.1.The IGF shall provide a data communications interface to external TT&C equipment at selected SANs provided for TT&C functions in accordance with TT&C to SAN ICD EN-TC-ICO-IS-0001 Version 2.1 dated 18 Dec 97.


3.3.6.2. SCC

3.3.6.2.1. The IGF shall provide a data communications interface at the NMC and Backup NMC to external equipment at the Satellite Control Centre and Backup Satellite Control Centre for passing information between SCC and NMC in accordance with SCC to NMC ICD EN-TC-ICO-IS-0002 Version 4.1 dated 26 Nov 98.


3.3.6.3. CENTRAL PCS (CPCS)

3.3.6.3.1. The IGF shall provide a data communications interface at the NMC and Backup NMC to external Central PCS equipment for passing information between CPCS and NMC in accordance with PCS Interface Control Document EN-TC-ICO-IS-0003 Version 3.1 dated 18 Dec 98.

3.3.6.4. REMOTE PCS

3.3.6.4.1. The IGF shall provide a data communication Interface to external Remote PCS equipment at selected SANs provided for PCS functions in accordance PCS Interface Control Document EN-TC-ICO-IS-0003 Version 3.1 dated 18 Dec 98.


Confidential and Proprietary to ICO Global Communications
         2010
                                                       ICO GLOBAL COMMUNICATIONS
                                                         1 QUEEN CAROLINE STREET
                                                                     HAMMERSMITH
                                                                   LONDON W6 9BN
                                                                  UNITED KINGDOM
[ICO LOGO]
                                                           TEL: +44 181 600 1000
                                                           FAX: +44 181 600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO.3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK


                                STATEMENT OF WORK

                             REPRODUCTION PROHIBITED


                            CONFIDENTIALITY STATEMENT


ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.


                 DOCUMENT NO.:              EN-IG-ICO-SW/ 000001

                 VERSION:                   3.6

                 DATE:                       2 June 1999

       PREPARED          ICO                                NEC

       AUTHOR:           TITLE:                             TITLE:

                         SIGNATURE:                         SIGNATURE:
         2011
                                                            EN.IG-ICO-SW/ 000001
   [ICO LOGO]               STATEMENT OF WORK               ISSUE:  3.6
                                                            2 June 1999


Amendment Record

Version           Date          CN No.        Reason for Change
-------           ----          ------        -----------------
1.0               14/2/97                     NEC Contract Issue

2.0               17/2/97                     To incorporate Final NEC comments

2.1               19/2/97                     Changes to paragraph 9.3, LIMF para 4.11.5 added

2.2               26/2/97                     Minor editorial changes

3.0               13/08/97                    Changes to reflect 60/61/120 Days and PCS Options

3.1               07/10/97                    Changes agreed Coggin/Jenkins 24 September 1997

3.2               25/03/98                    Changes to reflect CR#6

3.3               11/5/99                     Changes to reflect Phased SAN Handover

3.3 Rev 1         13/5/99                     Reflects comments from NEC WGs

3.4               25/5/99                     ICO comments to V 3.3Rev2

3.5               26/5/99                     Incorporate comments from joint ICO/NEC review 26 May 1999.

3.6               2/6/99                      Editorial change - para "demonstration" to "demonstrations"
                                              to align with Annex 8B.

2                   Confidential and Proprietary to    ICO Global Communications

Created: 29/09/97

Revised 02/06/99

         2012
                                                            EN.IG-ICO-SW/ 000001
   [ICO LOGO]               STATEMENT OF WORK               ISSUE:  3.6
                                                            2 June 1999



TABLE OF CONTENTS

1.    INTRODUCTION                                                     4
2.    STATEMENT OF WORK CONTENTS                                       5
3.    APPLICABLE DOCUMENTS                                             6
4.    SCOPE OF WORK                                                    6
5.    CONTRACTOR'S DELIVERABLES                                        11
6.    INFORMATION, SERVICES & EQUIPMENT                                11
7.    INSTALLATION SITE CONDITIONS                                     12
8.    PROGRAM MANAGEMENT AND IMPLEMENTATION                            12
9.    TRAINING                                                         13
10.   DOCUMENTATION                                                    13
11.   SITE WORKING ARRANGEMENT                                         14
12.   IGF TEST PLAN                                                    14
13.   END-TO-END CALL DEMONSTRATION                                    14
14.   ICONET  INTEGRATION                                              14
15.   IGF ACCEPTANCE CRITERIA                                          15
16.   AIR INTERFACE SIGNALLING PROTOCOL VALIDATION                     15
17.   IGF SYSTEM  SUPPORT                                              15



3                   Confidential and Proprietary to    ICO Global Communications

Created: 29/09/97

Revised 02/06/99



         2013
                                                            EN.IG-ICO-SW/ 000001
   [ICO LOGO]               STATEMENT OF WORK               ISSUE:  3.6
                                                            2 June 1999



1.       INTRODUCTION

1.1 This Statement of Work (SOW) defines the technical and management requirements for the design, construction, installation, integration and testing of the ICONET Ground Facilities (IGF). The SOW also defines the information, services and equipment to be provided by ICO.

1.2 The main Deliverables of this Supply Agreement are the ICONET Ground Facilities comprising twelve (12) SANs, NMC, and Back-up NMC, installed and tested within itself and integrated into the ICO System which can be enlarged and enhanced as set out in this Agreement.

1.3 The intention is to be able to demonstrate basic voice, low rate fax and data calls as defined in Annex 8B.

1.4 It may be possible to demonstrate calls on additional standalone SANs, however there is no contractual commitment to this and it is subject to progress of the integration of the IGF being provided under the terms of the Supply Agreement.

1.5 If the number of standalone SANs made available for these call demonstrations is increased then the Handover Milestone may be delayed, and the Master Level Schedule, included in Annex 4, will be subject to review.

1.6 The warranty provisions relevant to this SOW are set out in clause 40 of the Terms and Conditions.

1.7 The Phased SAN Handover Plan is to provide ICO access to the ICONET Ground Facilities at the earliest practical opportunity in order that ICO may undertake necessary preparatory activities for commercial operations.


4                      Confidential and Proprietary to ICO Global Communications

Created:29/09/97
Revised 02/06/99

         2014
                                                            EN.IG-ICO-SW/ 000001
   [ICO LOGO]               STATEMENT OF WORK               ISSUE:  3.6
                                                            2 June 1999




         The SANs and NMC will be progressively completed and handed over to ICO, both individually and in sets, in accordance with the schedule provided in Annex 4.

1.8 All planning, scheduling and implementation activity of, or relating to, the China SAN shall be regulated by the terms of a separate Change Order to be agreed by the parties in accordance with clause 2.2 of the Terms and Conditions.

2        STATEMENT OF WORK CONTENTS

2.1      The SOW comprises this main text plus Annexes listed below:

                                 TABLE SOW-1
                     SUMMARY OF STATEMENT OF WORK ANNEXES

  Annex               Document                Description of Task
  -----               --------                -------------------
  1                   000002                  Contractor's Deliverables

  2                   000003                  ICO Services and Equipment

  3                   000004                  Installation Site Conditions

  4                   000005                  Program Management & Implementation

  5                   000006                  Training

  6                   000007                  Documentation

  7A                  000008                  Site Working Arrangements

  7B                  000873                  Joint Working Arrangements for Phased SAN Handover

  7C                  000870                  Network Partitioning

  8 A                 000009                  IGF Test Plan

  8 B                 0000010                 Call Demonstration Plan

  9                   000011                  ICONET Integration

  10                  000012                  IGF Acceptance Criteria

  11                  000013                  Air Interface Signalling Protocol Validation


5                      Confidential and Proprietary to ICO Global Communications

Created:29/09/97
Revised 02/06/99

         2015
                                                            EN.IG-ICO-SW/ 000001
   [ICO LOGO]               STATEMENT OF WORK               ISSUE:  3.6
                                                            2 June 1999




3.       APPLICABLE DOCUMENTS

         Applicable documents of this SOW are listed in the ICONET Ground Facilities Requirements ( IGFR) Section 1.3.


4.       SCOPE OF WORK

4.1 The Works shall include the design, manufacture, factory testing, and delivery of the ICONET Ground Facilities (IGF) including installation, integration, and site testing in accordance with Annexes 7 and 8A.

4.2 The Works shall include end-to-end call demonstrations of basic voice, low rate fax and data services from a single standalone SAN, via the satellite and the terrestrial network, provided that the other ICO System elements, supplied by ICO, are available and functioning correctly in accordance with Annex 8B.

4.3 The Works shall also include, at ICO's selection, provision of engineering support and materials for the ICONET Integration of the IGF with ICO's space segment, terrestrial telecommunications networks and ICO User Terminals (UTs) in accordance with Annex 9.

4.4      The IGF will include:

         - SAN equipment for 12 SAN sites located in twelve (12) different countries.

         - NMC and Back Up NMC equipment located in two (2) different countries.

         - Interface provisions for interconnecting SANs and for connecting SANs to terrestrial networks.

         -        Documentation.

4.5 The IGF will implement all the requirements set out in the ICONET Ground Facilities Requirements Document ("IGFR") except for those marked therein as "F/R" or "Option".

6                      Confidential and Proprietary to ICO Global Communications

Created:29/09/97
Revised 02/06/99

         2016
                                                            EN.IG-ICO-SW/ 000001
   [ICO LOGO]               STATEMENT OF WORK               ISSUE:  3.6
                                                            2 June 1999


         Compliance of the IGF with the IGFR shall be demonstrated by the Contractor as described in Annexes 8A, and 8B.

4.6      HIGH LEVEL SYSTEM DESCRIPTION

4.6.1 The Contractor shall prepare and maintain a High Level System Description (HLSD) for the IGF consistent with the IGFR.

4.6.2 The Contractor shall maintain an adequately staffed System Team to support the HLSD so that at all times the HLSD is internally consistent and complete.

4.6.3    The Contractor shall issue -:

         The Draft Contents List of the HLSD for ICO review and approval, 2 weeks after the date of the Supply Agreement;

         The first draft of the HLSD 2 weeks prior to the Preliminary System Design Review.

4.6.4 The first version of the HLSD will be subject to review and approval by ICO and issued formally by the Contractor within one month after the Preliminary System Design Review (PDR-1).

         A second version of the HLSD will also be subject to review and approval by ICO and issued formally by the Contractor within one month after the Preliminary System Design Review (PDR-2)

         The final version of the HLSD will be subject to review and approval by ICO and issued formally by the Contractor in accordance with Annex 6.

4.6.5 The Contractor shall maintain the HLSD in line with the IGF Design, with a revised Version being issued within one month after any System Design Review.


7                      Confidential and Proprietary to ICO Global Communications

Created:29/09/97
Revised 02/06/99

         2017
                                                            EN.IG-ICO-SW/ 000001
   [ICO LOGO]               STATEMENT OF WORK               ISSUE:  3.6
                                                            2 June 1999



4.6.6    The HLSD shall contain the following:

         1) A System Reference Model Description that defines the major sub-system functional groups of the IGFR, the functionality of each major sub-system and the interfaces between the sub-systems;

         2) An IGFR System Analysis showing the processes and procedures of how the major IGF sub-systems interact between themselves to provide IGFR system functions and performance; including end user services and administrative and support services;

         3) An End-to End System Analysis showing how the IGF interacts with external elements (e.g. UT and satellite) and the resultant end-to-end capabilities, performance budgets and resource budgets.

         To enable this to be done, ICO will provide initial performance budgets and resource budgets, for external elements, to be used for this End to End System Analysis. The End to End System Analysis will be developed and finalised during the course of the Supply Agreement.

4.7      FUNCTIONAL DEFINITION DOCUMENTS

4.7.1 All documentation derived from any of the Applicable Documents, referenced in the IGFR, shall be under configuration control, and full traceability shall be provided. All new and updated documentation shall be provided to ICO.

4.8      EXTERNAL INTERFACE CONTROL DOCUMENTS

4.8.1.   ICO will control the evolution of all Interface Control Documents
         (ICDs) for external IGF interfaces including the Air Interface document. ICO will ensure that any modification made to an ICD has been co-ordinated with the Contractor and


8                      Confidential and Proprietary to ICO Global Communications

Created:29/09/97
Revised 02/06/99

         2018
                                                            EN.IG-ICO-SW/ 000001
   [ICO LOGO]               STATEMENT OF WORK               ISSUE:  3.6
                                                            2 June 1999

         with the supplier(s) of the corresponding external systems before they are adopted into the relevant document.

4.8.2 The Contractor shall support ICO in developing the ICDs with which the IGF is concerned and in particular the Air Interface. In so doing, the Contractor shall perform analyses and prepare draft material for the ICDs in a timely manner to the extent necessary to enable completion of the IGF in accordance with the programme schedule.

4.8.3 ICO will receive ICD Change Requests from the concerned parties. ICO will, for each ICD change proposed, perform an initial assessment of the change. For each ICD Change Request that passes the initial assessment, ICO will generate an ICD Change Proposal and distribute it to all concerned parties. The ICD Change Proposal will indicate the required response date. ICO will resolve responses to the changes proposed either through one to one meetings, joint meetings or through correspondence as considered necessary by ICO.

4.8.4 After an agreement has been reached regarding an ICD Change proposal, an ICD Change Notice will be issued. The ICD Change Notice once approved and issued by ICO is a binding document, which all concerned parties have to adhere to.

4.8.5 Whenever any proposed changes of an ICD are considered by either party to affect the terms of this contract, the change shall be handled in accordance with Clause 9 of the Terms and Conditions.

9                     Confidential and Proprietary to ICO Global Communications

Created:29/09/97
Revised 02/06/99

         2019
                                                            EN.IG-ICO-SW/ 000001
   [ICO LOGO]               STATEMENT OF WORK               ISSUE:  3.6
                                                            2 June 1999


4.9      REVIEWS

4.9.1 The Contractor shall conduct Reviews at both system level and subsystem level and for progress, according to Annex 4.

4.9.2 The Contractor shall provide all necessary materials for Reviews, and will conduct the Reviews. ICO will be represented at all Reviews.


4.10     SYSTEM SIZING

4.10.1   The Contractor shall provide and install the Equipment listed in Annex
         1.

4.10.2 The System sizing rules given in the IGFR section 9 shall apply. These shall be augmented, as appropriate, to account for multi-time slot services such as high speed data.


4.11     OVERALL SYSTEM SUPPORT AND INTERFACE CONTROL

4.11.1 The Contractor shall, to the extent necessary, support the overall development of the ICO System by participating in technical interface meetings relevant to the IGF and by working with UT vendors, terrestrial network operators, SAN operators, and the spacecraft vendor under ICO's guidance and direction.

4.11.2 In providing this support, the Contractor shall endeavour to ensure the integrity and satisfactory operation of the integrated ICO System, recognising that the requirements of the IGF are stated in the IGFR and that the Contractor is not responsible for implementation of other elements of the ICO System.


10                     Confidential and Proprietary to ICO Global Communications

Created:29/09/97
Revised 02/06/99

         2020
                                                            EN.IG-ICO-SW/ 000001
   [ICO LOGO]               STATEMENT OF WORK               ISSUE:  3.6
                                                            2 June 1999


4.11.3 The schedule for the production of the ICDs will be as shown in the Master Level Schedule.

4.11.4 The Contractor shall support ICO in examining ways of optimising the use of terrestrial network resources used in the ICO System, including maximising the extension of ICO Air Interface voice coding through ICO System to the point of interconnect with external networks, to jointly maximise service quality and resource efficiency.

5        CONTRACTOR'S DELIVERABLES

5.1 Annex 1 provides a detailed breakdown of the Equipment and services to be provided by the Contractor.

5.2 Any revision to the quantities or services shall be subject to the formal Contract Change procedures set out in Clause 9 of the Terms and Conditions.

5.3 The Contractor shall be responsible for the packaging, transportation and delivery of the Deliverables in accordance with clauses 27 and 31 of the Terms and Conditions.

6.       INFORMATION, SERVICES & EQUIPMENT

6.1 Annex 2 provides a detailed breakdown of the information, services and equipment to be provided by ICO except for installation site conditions which are included in Annex 3.

11                     Confidential and Proprietary to ICO Global Communications

Created:29/09/97
Revised 02/06/99

         2021
                                                            EN.IG-ICO-SW/ 000001
   [ICO LOGO]               STATEMENT OF WORK               ISSUE:  3.6
                                                            2 June 1999


6.2 Annex 2 also identifies the milestone dates that such information, services and equipment are to be made available to the Contractor.


7.       INSTALLATION SITE CONDITIONS

7.1 Annex 3 identifies the installation site conditions, including services and equipment to be provided by ICO.

7.2 Access to each Site shall be made available for the specific purpose of allowing the Contractor to inspect the Site conditions, and buildings and verify the installation design before the formal Ready for Access date.

8.       PROGRAM MANAGEMENT AND IMPLEMENTATION

8.1 Annex 4 identifies the Contractor's obligations for Program Management tasks including Quality Assurance and the Master Level Schedule, which the Contractor shall follow and work to.

8.2 The Contractor shall establish and implement a Program Management Organisation and system that ensures effective management of the Supply Agreement.

8.3 The Contractor shall establish an Office which shall be the prime interface with ICO and responsible for ensuring that the programme is executed on time to the requirements of the Supply Agreement and that all Deliverables to ICO are to the required technical and quality standard.

8.4 The Contractor shall implement a Documentation Control Procedure including configuration control for all documentation of this Agreement.

12                     Confidential and Proprietary to ICO Global Communications

Created:29/09/97
Revised 02/06/99

         2022
                                                            EN.IG-ICO-SW/ 000001
   [ICO LOGO]               STATEMENT OF WORK               ISSUE:  3.6
                                                            2 June 1999



8.5 Full traceability shall be provided for all documentation derived from any of the Applicable Documents, referenced in the IGFR. All new and updated documentation shall be provided to ICO.


9.       TRAINING

9.1 Annex 5 sets out the scope of the training courses that the Contractor shall provide.

9.2      The training shall be conducted in the English Language.

9.3 ICO and the Contractor shall work closely together to develop a training program that does not impact on the Master Level Schedule and which ensures availability of trained ICO staff at the time when O & M services are required.

9.4 Any Changes in the training syllabus, numbers of staff to be trained and training locations shall be subject to the formal Contract Change Control procedures set out in clause 9 of the Terms and Conditions.

10.      DOCUMENTATION

10.1 Annex 6 sets out all the Documentation to be provided, under the terms of the Supply Agreement.

10.2 Annex 6 identifies the number of copies of documentation to be provided to ICO who shall be responsible for distribution of documentation to the individual SAN Operators.

10.3     The documents shall be written in the English Language.


13                     Confidential and Proprietary to ICO Global Communications

Created:29/09/97
Revised 02/06/99

         2023
                                                            EN.IG-ICO-SW/ 000001
   [ICO LOGO]               STATEMENT OF WORK               ISSUE:  3.6
                                                            2 June 1999


11.      SITE WORKING ARRANGEMENT

11.1 Annex 7A sets out the scope of the Site Working Arrangements and the safe working practices, which the Contractor shall follow.

11.2 Annex 7B sets out the Joint Working Arrangements for Phased SAN Handover and includes the basic principles for software upgrades and Multi-SAN integration and the responsibilities for management of the operational and test networks.

11.3 Annex 7C sets out the implementation objectives and work plan for Radio Network Partitioning and Ground Network Partitioning.

12.      IGF TEST PLAN

12.1 Annex 8A sets out the Tests which the Contractor shall execute in order to demonstrate and verify the functionality of the IGF.


13.      END-TO-END CALL DEMONSTRATIONS

13.1 Annex 8B sets out the End-to-End call Demonstrations for the IGF through which the Contractor shall demonstrate the functionality of the IGF equipment with satellite(s), User Terminals and the connection to the terrestrial network. 2


14.      ICONET INTEGRATION

14.1 Annex 9 sets out the ICONET Integration campaigns, maximum available resources and the mechanism for determining the final scope of the Contractor's obligation for providing ICONET Integration work, to be selected by ICO, integrating the IGF with the other elements of the ICO System.

14                     Confidential and Proprietary to ICO Global Communications

Created: 29/09/97

Revised: 2/6/99
         2024
                                                            EN.IG-ICO-SW/ 000001
   [ICO LOGO]               STATEMENT OF WORK               ISSUE:  3.6
                                                            2 June 1999


15.      IGF ACCEPTANCE CRITERIA

15.1 Annex 10 identifies the criteria to be used for the Acceptance of the IGF.

16.      AIR INTERFACE SIGNALLING PROTOCOL VALIDATION

16.1 The Contractor shall perform the scope of work set out in Annex 11 for the provision of Air Interface Signalling Protocol Validation.

17.      IGF SYSTEM SUPPORT

         The following shall be made available upon the request of ICO, as set out in the Agreement.

17.1     Options identified in Annex 1 of this Statement of Work.

17.2 Delivery of Equipment, Software and Services to increase the system capacity to meet demand as specifically ordered by ICO under the terms of the Agreement.

15                     Confidential and Proprietary to ICO Global Communications

Created: 29/09/97

Revised: 2/6/99
         2025
                                                       ICO GLOBAL COMMUNICATIONS
                                                         1 QUEEN CAROLINE STREET
                                                                     HAMMERSMITH
                                                                   LONDON W6 9BN
                                                                  UNITED KINGDOM
[ICO LOGO]
                                                           TEL: +44 181 600 1000
                                                           FAX: +44 181 600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO.3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK


COMMERCIALLY SENSITIVE

                       ANNEX 1: CONTRACTOR'S DELIVERABLES

                             REPRODUCTION PROHIBITED


CONFIDENTIALITY STATEMENT

ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO
         ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.


                  DOCUMENT NO.:         EN-IG-ICO-SW-000002

                  VERSION:              3.12

                   DATE:                3 June 1999


       PREPARED            ICO                  NEC


       AUTHOR:             TITLE:               TITLE:


                           SIGNATURE:           SIGNATURE:
         2026
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999


AMENDMENT RECORD

REVISION          DATE             CN NO.     REASON FOR CHANGE
--------          ----             ------     -----------------
1.0               14/2/97                     NEC Contract Issue

2.0               17/2/97                     To incorporate final NEC comments

2.1                                           18/2/97 To incorporate revision to
                                              para 9.3 and delete para 9.4 plus
                                              renumbering from para 9.3 onwards
                                              - change to new 9.4

2.2               18/2/97                     Add specific IGFR references to options

3.0               26/2/97                     Addition of  warranty services.

3.1               26/2/97                     Minor edits.  All agreed.

3.2               13/08/97                    Changes to cover 60/61 & 120 Days Options and PCS/HPN option.

3.3               07/10/97                    Changes agreed Coggin/Jenkins 24/09/97. Plus editorial edits as per Woodhouse email of re: SA0424

3.4               25/02/98                    Changes to reflect CR#6 with revisions accepted

3.5               20/3/98                     Exclusion of DCN from optional extended warranty

3.6               25/3/98                     Incorporating additional ICO revisions

3.7               23/4/99                     MCo/KH draft for Phased Handover

3.7X              26/4/99                     NEC PO  comments

3.8               28/4/99                     WG3 & WG5 comments 27/4

                                              WG5/6/D comments 29/4
                                              - Delete 4. "Option"
                                              - Modify 5.2.1.1
                                              - Add the statements to Table B

3.9               30/4/99                     Table A change to include GMSSC & delete VLR & changes to
                                              FS4 & 5 based on Teleconf 29/4/99 Re-inserted NECPO re IGF is now only 11 SANs clause 3.1.1.  Para 3.2.1 and Table A
                                              re-wording.

3.10              14 May 1999                 Incorporation of discussions between MCo TK on 14 May 1999.
                                              Note the document will need re-numbering and reformatting.

3.10 R1           18 May 1999                 NEC Comments

3.11              26 May 1999                 Final draft changes after discussion of 26 May 1999.

3.11 R1           27 May 1999                 NEC Comments

3.11 R2           28 May 1999                 Incorporation of ICO & NEC meeting on 28 May 1999

3.11.R3           2 June 1999                 Minor edits.

3.12              3 June 1999                 Edits as discussed on 3 June 199 NEC/ICO.


                                       II

Proprietary & Confidential to Ico Global Communications
         2027
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999


                                TABLE OF CONTENTS

1.    GENERAL                                                               1
2.    DELIVERABLE DOCUMENTATION                                             1

3.    MAJOR SUBSYSTEMS OF THE IGF                                           1

4.    (NOT USED)                                                            4

5.    OPTIONAL SUPPORT SERVICES AND EXTENDED WARRANTY                       4

6.    PERFORMANCE AND CAPACITY REQUIREMENTS OF DELIVERABLE EQUIPMENT        7

7.    DELIVERABLE FUNCTIONS AND FEATURES                                    7

8.    DELIVERABLE EQUIPMENT                                                 7

9.    DELIVERABLE SERVICES                                                  7

10.   SITE INSTALLATION DELIVERABLES                                        7

11.   SYSTEM CONFIGURATION INFORMATION                                      7

                                      III
Proprietary & Confidential to Ico Global Communications
         2028
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999


1.       GENERAL

1.1 This Annex describes the Deliverables that the Contractor will deliver to ICO. The structure of this Annex is as follows:

1.2      Section 2 describes the deliverable documentation

1.3      Section 3 describes the deliverable major sub systems of the IGF

1.4      Section 5 describes the optional support and warranty services

1.5 Section 6 describes the performance and capacity requirements of the Deliverables

1.6      Section 7 describes the deliverable Functions and Features

1.7      Section 8 describes the detailed equipment list

1.8      Section 9 describes the Services that shall be delivered

1.9 Section 10 describes information to be provided by the Contractor regarding the Site installation conditions

1.10 Section 11 describes the IGF configuration data to be provided by the Contractor.

2.       DELIVERABLE DOCUMENTATION

2.1      The Contractor will deliver all documentation set out in Annex 6.

3.       MAJOR SUBSYSTEMS OF THE IGF

3.1 The Contractor's deliverables shall together provide the functionality required by the IGFR and shall include but not be limited to the major subsystems detailed in Paragraph 3.1. The progressive handover and access to the full IGF is detailed in:

         -        Section 3.2 with regard to the hardware sets

         - Section 7 with regard to the progressive handover of services and functions.

3.2      The Full IGF comprises:

3.2.1    Twelve (12) SANs each comprising:

         i. An RFT (Radio Frequency Terminal) sub-system of 5 RFTs (a total of 60 RFTs). including early delivery of 2 RFTs at 6 SAN Sites (a total of 12 RFTs) for the purposes of TT&C

Proprietary & Confidential to Ico Global Communications
         2029
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999


         ii.      SBS sub-system including its associated :

                  -        DC UPS

                  -        Local SRMS

                  -        clock, reception and distribution sub -system

                  -        IF Distribution subsystem

         iii.     TNM sub-system

         iv.      MSSC/VLR sub-system and its associated DC UPS

         v.       HPN sub-system

         vi.      SAN Management System :

                  -        TMOS WS

                  -        SAN OSS including SRMC functions

         vii.     (Not used)

         viii. Intra SAN sub system connection cabling and Intermediate Distribution Frame

         ix. Interconnection cabling to the ICO provided DDF for telecommunications networks as defined in the IGFR.

         x.       Legal Interception Activation sub-system (LIAS)

3.2.2    One EIR

3.2.3    Two HLR/AuCs and their associated DC UPS

3.2.4    Three integrated messaging sub-systems

3.2.5 Three IWFs supporting IS.41-to-ICO and ICO -to- IS.41 interworking including the early delivery of the USA IWF, Subject to CR#24.

3.2.6    One DCN sub-system

3.2.7    One Network Management Centre comprising:

         i.       Link-OS (integrating all SAN-OSS)

         ii. Node-OS / TMOS (management of switching and mobility management elements in the IGF)

         iii.     SRMC sub-system

3.2.8    One Back-up Network Management Centre comprising :

         i.       Link-OS (integrating all SAN-OSS)

         ii. Node-OS / TMOS (management of switching and mobility management elements in the IGF)

Proprietary & Confidential to Ico Global Communications
         2030
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999


         iii.     SRMC sub-system

3.2.9 SBS Test Fixtures/Test Equipment (Item 7 in SBS Equipment list, in Table 2 in this section to be installed at HNS India and HNS USA until ICO decides to move the equipment elsewhere)

3.2.10 System Integration support facility (Item 9 in SBS Equipment list, in Table 2 in this section, to be installed at NEC/A. The remaining SBS equipment will stay at NEC/A until ICO decides to move the equipment elsewhere.)

3.2.11   Set of Spares as specified in Table 2, Section 8 of this Annex.

3.2.12 Special purpose test equipment as defined in Annex 2 and Annex 9 of the SOW

3.2.13   Legal Interception Management Sub-system

3.2.14   Dust protection for the RFT Shelters at the UAE SAN site.

3.2.15 All planning, scheduling and implementation activity of, or relating to, the China SAN shall be regulated by the terms of a separate Change Order to be agreed by the parties in accordance with clause 2.2 of the Terms and Conditions.

3.3      DEFINITION OF HARDWARE SETS


3.3.1 The contractor shall handover to ICO the equipment progressively as shown in Table A in the column "Hardware Set contents". In addition the Contractor shall also provide ICO with access to the equipment identified in the column "NEC Hardware with ICO Access" for the purpose as defined in Annex 7B Section 4.1.

                           Table A Hardware Sets (HS)

    IGF HARDWARE SET     HARDWARE SET CONTENTS        NEC HARDWARE WITH ICO ACCESS
    ----------------     ---------------------        ----------------------------
    HS-1                 1 SAN (DEU)                  Nil

    HS-2                 2 SANs (ARE, ZAF),           MSSC/GMSSC at 8 locations and
                         Backup NMC (BMC) and their   9 DCN nodes at USA, MEX CHL, BRA,
                         interconnection with the     IND, IDN, AUS, KOR, NMC
                         intersite the ICO supplied   (DCN only) including their interconnection
                         links.                       via ICO supplied intersite links.



    HS-3                 3 SANs (MEX, KOR, BRA) and   MSSC/GMSSC at 5 locations, the HLR in NMC 6
                         their interconnection with   DCN nodes at USA, CHL, IND, IDN, AUS, NMC
                         the ICO supplied             (DCN only) including their interconnection with
                         intersite the links.         ICO supplied intersite links.

Proprietary & Confidential to Ico Global Communications
         2031
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999

    IGF HARDWARE SET     HARDWARE SET CONTENTS        NEC HARDWARE WITH ICO ACCESS
    ----------------     ---------------------        ----------------------------
    HS-4                 5 SANs (USA, CHL, IND AUS,   Nil
                         IDN), Primary NMC (NMC)
                         and their interconnection
                         with the ICO supplied
                         intersite links.


3.3.2 The facilities provided to ICO with respect to the equipment defined in the column 'NEC Hardware with ICO Access' and the level of associated support given by the Contractor will be such that ICO and the contractor are able to perform the activities as defined in Annex 7B, Joint Working Arrangements for Phased SAN Handover.

3.3.3 The hardware at each site listed in the Hardware Sets shall include all items specified for that site as defined in Table 3 Contractors Deliverables of Section 8.

4.       (NOT USED)

5.       OPTIONAL SUPPORT SERVICES AND EXTENDED WARRANTY

5.1      ADDITIONAL SUPPORT SERVICES DURING THE WARRANTY PERIOD


5.1.1 Upon election by ICO not later than 6 months before planned start date of Delux Support, the Contractor will provide SBS Deluxe Support Services as described in Section 5.3.

5.1.2 Upon election by ICO not later than 6 months before planned start date of Delux Support, the Contractor will provide MSSC Deluxe Support as described in Section 5.4.

5.1.3 Upon election by ICO not later than 6 months before planned start date of Delux Support, the Contractor will provide HPN Deluxe Support as described in Section 5.6.

5.2      ADDITIONAL SUPPORT SERVICES DURING THE POST WARRANTY PERIOD.


5.2.1    EXTENDED BASIC WARRANTY

5.2.1.1 After completion of the Warranty Period specified in clause 40 of the Agreement, the warranty condition of clause 40 of the Agreement may be extended on an annual basis, for any or all of the RFT, SBS, MSSC, LIAS, LIMS, IWF, Messaging, HLR/AuC, EIR, HPN, TNM, DCN or NMC/SAN OSS sub-systems.

Proprietary & Confidential to Ico Global Communications
         2032
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999


5.2.1.2 ICO may elect to receive extended basic warranty services upon written notice to the Contractor -- not later than 3 months prior to the completion of the warranty period specified in clause 40 of the Agreement, or in any subsequent period of extended basic warranty services.

5.2.1.3 The ICO election(s) to receive basic warranty services shall be continuous, without break in the periods of election.

5.2.2    EXTENDED SBS DELUXE SUPPORT SERVICES

5.2.2.1 Provided ICO has elected to receive SBS Deluxe Support Service in accordance with Paragraph 5.1.1. above, ICO may elect to continue to receive SBS Deluxe Services upon written notice to the Contractor or the provider of the Deluxe Support Services, gives not later than 3 months prior to the completion of the initial service period, or any subsequent renewals thereof. Such SBS Deluxe Support Service shall be provided in 2 year periods of service. The ICO election(s) to receive SBS Deluxe Support Services shall be continuous without interruptions in the periods of election.

5.2.2.2  The SBS Deluxe Support Services to be provided are as described in
         Section 5.3.

5.2.3    EXTENDED MSSC DELUXE SUPPORT SERVICES

5.2.3.1 Provided that ICO has elected to receive MSSC Deluxe Support Services in accordance with Paragraph 5.1.2. above, ICO may elect to continue to receive MSSC Deluxe Support Services upon written notice to the Contractor, or the provider of the MSSC Deluxe Support Services, not later than 3 months prior to the completion of the initial or any subsequent renewal(s) of the MSSC Deluxe Support Services. The MSSC Deluxe Support Services shall be provided in periods of 1 year.

5.2.3.2 The ICO election(s) to receive MSSC Deluxe Support Services shall be continuous, without interruptions in the periods of election.

5.2.3.3  The MSSC Deluxe Support Services to be provided are as described in
         Section 5.5.

5.2.4    EXTENDED HPN DELUXE SUPPORT SERVICES

5.2.4.1 Provided that ICO has elected to receive HPN Deluxe Support Services in accordance with Paragraph 5.1.3. above, ICO may elect to continue to receive HPN Deluxe Support Services upon written notice to the Contractor, or the provider of the HPN Deluxe Support Services, not later than 3 months prior to the completion of the initial or any subsequent renewal(s) of the HPN Deluxe Support Services. The HPN Deluxe Support Services shall be provided in periods of 1 year.

5.2.4.2 The ICO election(s) to receive HPN Deluxe Support Services shall be continuous, without interruptions in the periods of election.

5.2.4.3  The HPN Deluxe Support Services to be provided are as described in
         Section 5.6.

Proprietary & Confidential to Ico Global Communications
         2033
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999


5.3      SBS DELUXE SUPPORT SERVICES


5.3.1.1 The DELUXE Support for SBS provides a full period Customer Assistance Centre (CAC) on 24 hours per day, 7 days a week for all SAN locations. Additionally, manufacturer will maintain a team of experts dedicated to ICO for trouble shooting and support services of all SBS manufacturer supplied equipment. Under the DELUXE support maintenance agreement, SBS manufacturer technical staff at the manufacturer's engineering centre, dispatched to ICO locations as required or temporarily placed at selected locations will maintain capability of the SBS manufacturer supplied equipment, including:

            i. fault isolation and service restoration, in co-operation with the
               ICO technical staff,

           ii. problem investigation and problem resolution in co-operation with the SBS manufacturer support team at the manufacturer's engineering centre

          iii. creation and reporting on trouble ticket system for SBS equipment

           iv. system engineering for planning system extensions, and traffic sizing.



5.3.1.2 If ICO elects to exercise this option, the parties will agree a definitive scope of work consistent with the basis set out above which may include resident SBS support staff at ICO selected locations.

5.4      MSSC DELUXE SUPPORT SERVICES


5.4.1    Introduction

5.4.1.1 The contractor shall provide MSSC Deluxe Support Services which comprises Systems Services the content of which includes:

         i.       System Maintenance

         ii.      Spares Replenishment.

5.4.2    System Maintenance

5.4.2.1  System Maintenance comprises the following services.

5.4.2.2  Emergency Services

         The Contractor shall at any time in an Emergency situation, when requested by ICO, provide ICO with the Emergency Services consisting of telephone support and on-site support.

5.4.2.3  Trouble Report Handling Services / Trouble Report Guideline

         The Contractor shall provide ICO with Trouble Report Handling Services relating to MSSC.

Proprietary & Confidential to Ico Global Communications
         2034
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999


5.4.2.4  Software Update Service

         Any part of the Software found to cause a measurable deviation from the Software functionality, and which is not of an Emergency character shall be corrected by supplying Software Updates to ICO in accordance with the schedule supplied by the Contractor in its Trouble Report Answer.

         New or updated documentation on Software Updates will be furnished to ICO free of charge.

5.4.2.5 Implement and/or install, free of charge, the corrected Software, supplied in accordance with the Software Update Services, on one SAN Site. ICO shall perform and be responsible for the implementation and/or installation on the rest of the SAN or NMC Sites.

5.4.2.6  Consultation services

         During Normal Working Hours perform Consultation Services, mainly consisting of answers and recommendations due to general System operation and maintenance routine inquiries identified by ICO's support personnel.

5.4.3    Spares Replenishment

5.4.3.1 Replenishment of Spares acquired with the initial or subsequent MSSC equipment procurement.

5.4.4    Excluded Hardware and Software

5.4.4.1 The System Services do not cover Hardware or Software which is damaged due to ICO's or any third parties misuse or mishandling, packing, repairs or attempted modifications.

5.4.4.2 The System Services shall not apply to any failure caused by modification of the Hardware or Software without the Contractor's written approval and failures caused by interworking equipment not supplied under the Agreement.

5.4.4.3 Consumable parts such as lamps, fuses, batteries, are excluded from the System Services.

5.4.5    Scope of the MSSC Support Services

5.4.5.1  The MSSC Support Services cover the following:

         i.       12 MSSC

         ii.      2 HLR/AuCs

         iii.     1EIR

         iv.      2 OSS (1 as an on-line system)

         v.       3 combined messaging and SMSC platforms.

         vi.      3 IWFs supporting ICO-to-IS.41 and IS.41-to-ICO interworking

         vii. 12 Legal Interception Activation Sub-System (LIAS) and 1 Legal Interception Management Sub-system (LIMS).

Proprietary & Confidential to Ico Global Communications
         2035
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999


5.5      MSSC DELUXE SUPPORT SERVICES II


5.5.1 The services described in Section 5.4 shall be included in MSSC DELUXE SUPPORT SERVICES II, in addition to the Repair and Replacement Service described in Paragraph 5.5.2.

5.5.2 Repair and Replacement Services 5.5.2.1 Repair or replace any Hardware found by ICO to be faulty by reason of defective material, design or workmanship which results in the Hardware not conforming to and functioning and operating in accordance with the criteria and specification set forth in the Agreement. 5.5.2.2 New or update Documentation or Hardware due to repair or modifications will be furnished to ICO free of additional charge.

5.6      HPN DELUXE SUPPORT SERVICES


5.6.1.1 HPN Deluxe Support Service provides one year depot maintenance for the HPN hardware and software. Depot maintenance support does not include travel which if required will be charged in addition.

5.6.1.2  The HPN Support Service cover the following:

         i.       12 HPN

         ii.      12 HPN PCS

6.       PERFORMANCE AND CAPACITY REQUIREMENTS OF DELIVERABLE EQUIPMENT

         The equipment delivered by the Contractor, including its major subsystems and including all other associated equipment and facilities including software necessary for its correct operation, shall when integrated to form the IGF, shall satisfy the requirements set forth in Table 1 of this Section of this Annex.

Proprietary & Confidential to Ico Global Communications
         2036
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999


                                     ANNEX 1


                 TABLE 1 - PERFORMANCE AND CAPACITY REQUIREMENTS

Proprietary & Confidential to Ico Global Communications
         2037
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999


7.       DELIVERABLE FUNCTIONS AND FEATURES

7.1 The Contractor shall deliver the IGF with all of the associated equipment and facilities including necessary software so that the functions and features as described in the IGFR will operate as specified. The incremental delivery of Functions and Features and their relationship to Hardware Sets are described in this section.

7.2 The Service Capabilities, Functions and Features (referred as a Function Set (FS)) shall be handed over progressively to ICO within the handed over equipment and the equipment that ICO has access to as detailed in Section 3.2 Definition of Hardware Sets. The definition of the FSs are provided in Tables B to F inclusive. Each FS is incremental, for the avoidance of doubt each FS shall include the functions and features that were included in the previous FS. For example FS-2 provides In-Band Data it also includes MO and MT Telephony which was included in FS-1.

7.3 The definition of terms for the Network Management System as described in Tables B to F are detailed in this Annex.

7.4 The handover of FSs is linked with the handover of HS and is given in Annex 10 - Acceptance Criteria.

7.5 The schedule for delivery, installation, commissioning, integration and testing of the equipment and its integration into the total IGF is set forth in Annex 4 of this SOW.

7.6 Functions and features marked F/R and Options in the IGFR shall be excluded from delivery within the timetable laid out in Annex 4 of this SOW.

7.7 The IGFR 4.10.2 Semi-fixed terminals, specifies that the IGF shall support the use of Semi-fixed terminals. Each FS shall provide services and functions as defined in Tables B to F in this Annex. Semi-fixed terminals (as per IGFR 4.10.2) shall be supported by the IGF from FS1. However, the services and functions that a Semi-fixed terminal will be able to use are limited to the functions and services delivered in each FS.

Proprietary & Confidential to Ico Global Communications
         2038
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999


                            Table B - Function Set 1

                                      FS-1


SERVICES

1.       Mobile Originated Voice Call (No Diversity) (IGFR 4.1.1.1)

2.       Mobile Terminated Voice Call (No Diversity) (IGFR 4.1.1.1)

3.       Emergency Calls (IGFR 4.1.1.2)

4. Mail and Messaging Platform Services (platform functions only of IGFR 4.5.1, IGFR 4.5.6, IGFR 4.5.7 and IGFR 4.5.8)

5.       Voice mail (IGFR 4.5.2)

6. Fax mail (IGFR 4.5.3. Note subject to limitation that Faxes may be deposited or delivered from the mail system via the terrestrial network connections and not via the air interface).

7. Email (IGFR 4.5.4. Note, subject to limitation that transport via the air interface is not supported)

8.       SMS (No HPN Escalation) (IGFR 4.1.2.1, 4.5.5)

9.       Supplementary Services (including General functions as IGFR 4.3.1

9.1      Line Identification (IGFR 4.3.2)

9.2      Call Forwarding (IGFR 4.3.3)

9.3      Call Waiting/Hold (IGFR 4.3.4)

9.4      Closed User Group (IGFR 4.3.6)

9.5      Call Restriction (IGFR 4.3.7)

9.6      Multi-Party (IGFR 4.3.5)

9.7      Advice of Charge (IGFR 4.3.8)

10.      Subscription to ICO Services (HLR, AuC, Messaging Platform) (IGFR 4.7)


ADMINISTRATION AND SUPPORT SERVICES

1.       MSSC CDR generation (no HPN) (IGFR 5.1.1)

2.       Messaging Platform CDR generation (IGFR 5.1.2)

3. Subscriber Administration (HLR, AuC, Messaging Platform) (IGFR 5.2.1, 5.2.3, 5.2.5)

4.       Mobile Equipment Monitoring (IGFR 5.3)

5.       Customer Care and Operator Support (IGFR 5.4)

6.       Fraud management (IGFR 5.5)


FUNCTIONS

1.       Registration (IGFR 6.6)

2.       Intra ChM Handover (using channel re-assignment) (part of IGFR 6.12)

2.1      Intra- spot beam (Zarc)

2.2      Intra-satellite (beam)

2.3      Inter-satellite

Proprietary & Confidential to Ico Global Communications
         2039
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999


3.       MP paging (IGFR 6.8)

4.       Single satellite UT Position determination (part of IGFR 6.19)

5.       Classmark handling (IGFR 6.30)

6.       Access Class Handling (IGFR 6.28)

7.       Legal Intercept (LIAS only) (part of IGFR 6.20)

8. SAN-SRMS Satellite Resource planning file delivery to relevant subsystems (part of IGFR 6.19, 6.23, 6.25, 6.28, 6.40, 6.47, 6.48,
         6.49, 6.50, 6.51, 7.1, 7.2, 7.8) 9.

SAN-NMS functionality including:

         -        General NMS features (IGFR 7.1, 7.2, 7.3, 7.4, 7.5, 7.8, 6.5,
                  6.6, 6.47, 6.52 except for the exclusions listed below)

         - Configuration management (IGFR 7.1, 7.2, 7.8, 6.5, 6.50 except for the exclusions listed below)

         - Fault management (IGFR 7.1, 7.2, 7.3, 7.8, 6.56 except for the exclusions listed below)

         -        Performance management (IGFR 7.1, 7.2, 7.4, 7.8, 6.49, 6.55,
                  6.58 except for the exclusions listed below)

         - Security management (IGFR 7.1, 7.5, 7.8 except for the exclusions listed below)

         The following exclusions from 9. above:

         - Functions dependant on Link-NMS (such as Master Work Order, NMC Status Views and Network Display),

         - Dimensioning data configuration i.e. Application S/W Management incorporating download of software releases from the NMC

         - Non-dimensioning Data Configuration, i.e. Network element parameter changes from the NMC)

         - Performance Management (i.e. performance management data management & distribution from a global perspective)

         - Fault Management correlation (IGFR 7.3.3.4, 7.3.3.5, 7.3.3.6-1,3,4, 7.8.4.12.3-1, 7.8.12.4.3)

Proprietary & Confidential to Ico Global Communications
         2040
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999


                            Table C - Function Set 2

                                      FS-2


SAME AS FS-1 WITH THE FOLLOWING ADDITIONAL SERVICES AND FUNCTIONS:


SERVICES

1.       HPN service (Single SAN only) (IGFR 4.4.1)

2.       In-band Data (IGFR 4.2.3)

3.       In-band Fax (IGFR 4.1.3.4)

4 Cellular Satellite Roaming Bothway GSM/ICO (IGFR 4.8.4 and relevant sections of IGFR 4.8.1 (for GSM/ICO variants) IGFR 4.8.5 IGFR 4.8.6 IGFR 4.8.7 IGFR 4.8.8. for bothway ICO/GSM Roaming)

5        Natural Language Support (IGFR 4.4.3)


FUNCTIONS

1. Inter ChM Handover (using channel re-assignment) to include 1.1 Intra SAN Handover

2.       MP paging (2 SANs) (part of IGFR 6.8)

3. Inter-SAN call routing 3.1 User traffic may be routed across full ICO terrestrial network using transit switching capabilities of MSSC (IGFR 6.7.1, 6.7.2)

4.       HPN message forwarding limited to 2 SANs under test (part of IGFR
         6.52).

5.       Legal Intercept (LIAS and LIMS) (IGFR 6.20)

6.       NODE-OS management of MSSC (IGFR 7.8.4)

7. SRMS functionality at BNMC (Relevant sections of IGFR 6.19, 6.23, 6.25, 6.28, 6.40, 6.47, 6.48, 6.49, 6.50, 6.51, 6.52, 6.59, 7.1, 7.2, 7.8),
         except data synchronisation between PNMC and BNMC, and site switch-over between PNMC and BNMC (Relevant sections of IGFR 7.1.2, 7.1.7)

8. LINK-NMS at BNMC and SAN-NMS functionality including (relevant sections of IGFR 7.1, 7.2, 7.3, 7.4, 7.5, 7.8, 6.5, 6.6, 6.47, 6.49, 6.50, 6.52,
         6.55, 6.56, 6.58):



         - Functions dependant on Link-NMS (Master Work Order, NMC Status Views and Network Display),

         - Dimensioning data configuration i.e. Application S/W Management incorporating download of software releases from NMC

         - Non-Dimensioning Data Configuration (i.e. Network element parameter changes from NMC)

         - Performance Management (i.e. performance management data management & distribution from a global perspective)

         -        Fault management correlation

         The following exclusions from item 8) in the above:

Proprietary & Confidential to Ico Global Communications
         2041
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999

                                      FS-2

         -        Accounting Management (IGFR 7.1.2.26, 7.1.14.2, 7.1.14.5,
                  7.6.1, 7.8.14.6)

         - Data synchronisation between PNMC and BNMC, and site switch-over between PNMC and BNMC (IGFR 7.1.2.4, 7.1.2.27, 7.1.2.29, 7.1.7.1.5, 7.1.7.1.6, 7.1.10.5, 6.5.1.21, 6.5.1.22)

9.                DCN NMS functionality from BNMC  (part of IGFR 6.5)

Proprietary & Confidential to Ico Global Communications
         2042
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999



                            Table D - Function Set 3

                                      FS-3


SAME AS FS-2 WITH THE FOLLOWING ADDITIONAL SERVICES AND FUNCTIONS:


SERVICES

1.       GSM Data (IGFR 4.2.1 but restricted to speeds up to 2400 bit/s)

2. Cellular Satellite Roaming Bothway IS41/ICO (IGFR 4.8.2) that is all elements of IGFR 4.8.

3.       ICO dual numbering (IGFR 4.4.2)

ADMINISTRATION AND SUPPORT SERVICES


1.       Subscriber Administration (ILR) (IGFR 5.2.2, 5.2.6)


FUNCTIONS

1. Inter ChM Handover (using channel re-assignment) to include 1.1 Inter SAN Handover (part of IGFR 6.12)

2.       Diversity (IGFR 6.11)

3.       Diversity Handover (IGFR 6.12)

4.       Dual satellite UT Position determination (IGFR 6.19)

5.       Dynamic link power control (IGFR 6.47)

6.       HPN message forwarding limited to 3 additional SANs (IGFR 6.52)

7.       Integrated LINK-NMS with NODE-OS (The second sentence of IGFR
         7.8.4.1.1)

8.       LINK-NMS and SAN including

         -        Accounting Management (IGFR 7.1.2.26, 7.1.14.2, 7.1.14.5,
                  7.6.1, 7.8.14.6)

Proprietary & Confidential to Ico Global Communications
         2043
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999


                            Table E - Function Set 4

                                      FS-4

ALL IGFR SPECIFIED SERVICES AND FUNCTIONS, EXCEPT THOSE ADDED IN FS-5:


SERVICES

1        Asymmetric Data 9600/2400 bit/s and 4800/2400 bit/s (IGFR 4.2.2.11)

2        Other value added services (IGFR 4.9)


Functions

1.       LINK-NMS and SAN including

         - Data synchronisation between PNMC and BNMC, and site switch-over between PNMC and BNMC (IGFR 7.1.2.4, 7.1.2.27, 7.1.2.29, 7.1.7.1.5, 7.1.7.1.6, 7.1.10.5, 6.5.1.21, 6.5.1.22)

2.       SRMS functionality including

         - Data synchronisation between PNMC and BNMC, and site switch-over between PNMC and BNMC (Relevant sections of IGFR 7.1.2, 7.1.7)

                            Table F - Function Set 5
                                      FS-5

SAME AS FS-4 WITH THE FOLLOWING ADDITIONAL SERVICES

1.       GSM Fax - up to 9600 bit/s (IGFR 4.1.3.1)

2.       GSM Fax - up to 14.4 kbit/s (IGFR 4.1.3.2)

3.       Alt Voice GSM Fax - 4800 bit/s (IGFR 4.1.3.3)

4.       GSM Data - up to 38.4 kbit/s (IGFR 4.2.2)

(Note 1: 4.2.2.3 Synchronous non-transparent service feature for data rates above 9600 bit/s shall be available no later than by the release date of CME20 R8 Main. IGFR 4.2.2.11 Asymmetric data service is provided as part of FS4.)

Proprietary & Confidential to Ico Global Communications
         2044
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999


8.       DELIVERABLE EQUIPMENT

8.1      Deliverable Equipment


The deliverable equipment is set out in Table 2 of this Annex.

Proprietary & Confidential to Ico Global Communications
         2045
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999


                                     ANNEX 1
                       TABLE 2 - CONTRACTORS DELIVERABLES

Proprietary & Confidential to Ico Global Communications
         2046
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999


8.2           Notes To Ax & B Items


8.2.1.1       General Comments:

              1) Any O&M functions for selected items are not included.

8.2.1.2       Note 1 : "SAN TO SAN HANDOVER."
              Refer to Section 6.12 in the IGFR. The hardware required to implement and test SAN-SAN handovers, is test equipment. This includes the purchase of specific test instrument protocol suites to test the added functions.

8.2.1.3       Note 2 : "Language Character Sets"

              Refer to Section 4.4.3 in the IGFR.

8.2.1.4       Note 3 : "Geographic Location"

              Refer to Section 6.19.5 in the IGFR.

8.2.1.5       Note 4 : "Multiple Language Announcement".

              Refer to Section 4.4.3 in the IGFR. The 2 recorded announcement machines mentioned in the following note are included in the equipment list for the MSSC (AST-DR, Equipment item 1.2.3.2)

8.2.1.6 The following technique is proposed as a way to support a language indicator per subscriber.

              i. The indicator shall be stored as part of the subscriber profile within the HLR. This involves support in the operation and maintenance interface for entering the language preference, changing it, and printing it back out again. This data is reload marked as is the rest of the subscriber profile. Number range and mapping to national strings (e.g. 1=U.S.A.) should be defined. Administrative functions outside the HLR (e.g. SOG) are also influenced in a minor way.

              ii. The indicator shall be downloaded to VLR along with the rest of the subscriber data.

              iii. Transportation is via the extension area in MAP. The impact here is on the MAP handling blocks on the HLR end and on the VLR end (two blocks). The data storage block in VLR is impacted to store the new value.

              iv. The support for character sets (e.g. for SMS) is limited to that offered in current GSM systems. As other operators are already requiring additional alphabets and characters, this is unlikely to remain a problem in future.

8.2.1.7       NOTE 5 : "EMERGENCY CALL"

              Refer to Section 4.1.1.2. The hardware required to implement and test Emergency Call expansion, is test equipment. This include the purchase of specific test instrument protocol suites to test the added functions.

Proprietary & Confidential to Ico Global Communications
         2047
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999


8.2.1.8       NOTE 6 : "FAX GROUP 3 OVER 9.6KBIT/S"

              Refer to Section 4.1.3.2 in the IGFR. Channel base quotation in the MSSC is needed and provided in Item 16. The hardware quoted in this item means test equipment for implementing and testing FAX over 9600bit/s functionality. This include the purchase of specific test instrument protocol suites to test the added functions.

8.2.1.9       NOTE 7 : "SPEECH FOLLOWED BY/ALTERNATIVE WITH DATA"

              Refer to Section 4.2.3 in the IGFR. The hardware required to implement and test Alternate speech/data, is test equipment. This include the purchase of specific test instrument protocol suites to test the added functions.

8.2.1.10      NOTE 8 : "CIRCUIT MODE DATA (9.6 KBPS - 38.4 KBPS)

              Refer to Section 4.2.2 in the IGFR. Channel base quotation in the MSSC is needed and provided in Item 16. The hardware required to implement and test DATA over 9600bit/s, is test equipment. This include the purchase of specific test instrument protocol suites to test the added functions.

8.2.1.11      NOTE 9 : "HPN PRIVACY USING ENCRYPTION"

              Refer to Section 4.4.1.2 in the IGFR.

8.2.1.12      NOTE 10 : "ALTERNATIVE SATELLITE CONSTELLATION"

              This item is not bided. Refer to Section 6.23 in the IGFR.

8.2.1.13      NOTE 11 : "NETWORK ACCESS AVAILABILITY"

              Refer to Section 6.8 in the IGFR. The hardware required to implement and test multi SAN paging, is test equipment. This includes the purchase of specific test instrument protocol suites to test the added functions.

8.2.1.14      NOTE 12 : "DIVERSITY ALLOCATION CAPACITY"

              Refer to Section 6.11.1 in the IGFR.

8.2.1.15      NOTE 13 : "ADDITION/REMOVAL OF DIVERSITY"

              Refer to Section 6.11.2 in the IGFR.

8.2.1.16      NOTE 14 : "SOFT DECISION DECODE"

              Soft Decision will be performed in the SBS.

8.2.1.17      NOTE 15 : "INCOMING CALL DETAILS/CALL-BACK FUNCTION "

              Tentative release date is 1Q2000.

Proprietary & Confidential to Ico Global Communications
         2048
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999



8.2.1.18 NOTE 16 : "SOFTWARE FOR HIGH SPEED CIRCUIT SWITCHED DATA AND GROUP FAX SERVICES" (PER CHANNEL BASIS)

              What we propose will provide support for data at rates in the range of 9.6 - 38.4 kbit/s. Circuit Switched Data at these rates will be supported from release R8 of CME20. Fax Group 3 (over 9.6 kbit/s) is similarly supported.

8.2.1.19 The critical dimensioning parameter in calculating the price is the number of GIWU channels necessary to support the required data and fax total traffic. THIS QUOTATION IN SUBJECT TO FINALISATION OF THE AIR INTERFACE SPECIFICATION

9.            DELIVERABLE SERVICES

9.1 The Contractor shall install, integrate, test, and hand over to ICO all individual SANs and the NMC and backup NMC that make up the integrated IGF.

9.2 ICONET Integration programme as defined in Annex 9 and selectable by ICO. Some Iconet Integration campaigns may be competed after handover according to the Iconet Integration campaign schedule.

9.3           Training programme as defined in Annex 5.

10.           SITE INSTALLATION DELIVERABLES

              The Contractor shall provide:

10.1 confirmation that the information and services being provided by ICO in accordance with Annex 2 and 3, present no impediment to the SAN implementation program

10.2 antenna foundation design drawings (SIC-STD-017, 017-1, 018 ) for typical wind loading, based on NEC supplied drawings SIC-STD-017,017-1,018, within one month of contract signature

10.3 the anchor bolts, templates and anchor bolt setting up procedures for the antenna foundations three months prior to commencement of NEC installation

10.4 the detailed specification for the supporting rod and cable ducts for the GPS systems during the SBS FDR

10.5 the RFT shelter foundation specification, including, but not limited to physical dimensions and weight, based on NEC supplied drawings SIC-STD-006, within one month of contract signature

10.6          the AC power distribution board inside all RFT shelters

10.7 specifications defining all of the interface points and the associated interface conditions for all Equipment supplied, in accordance with a schedule to be agreed at the DRM

10.8 the Equipment floor layout plans for all Sites for all Equipment to be supplied by the Contractor, based on NEC supplied drawings SIC-STD-003/003-1 for RFT shelters, and SIC-STD-004 for Hub Buildings, within one month of contract signature

Proprietary & Confidential to Ico Global Communications
         2049
                                                            EN-IG-ICO-SW-000002
   [ICO LOGO]     Annex 1 Contractor's Deliverables         Version 3.12
                                                            3 June 1999


10.9 the specification of the power consumption, including, but not limited to start-up and normal operating loads and required no-fuse breaker capacities and quantities for all of the equipment that will be supplied by the Contractor and for future expansion of the Equipment, in accordance with the NEC provided Equipment List, within one month of contract signature

10.10 the specification of Equipment heat dissipation for all items of Equipment that will be supplied by the Contractor and for future expansion of the Equipment, in accordance with the NEC provided Equipment List, within one month of contract signature

10.11 the environmental conditions that shall apply for all items of Equipment that will be supplied by the Contractor, have been specified in the IGFR Section 8.11.3

10.12 Certificates, where required, to confirm that all the equipment, supplied for use in the country, meets all local and federal regulations and or standards applicable in that country.

11.           SYSTEM CONFIGURATION INFORMATION

              ICO shall provide the configuration information in the format defined by the Contractor. The Contractor shall configure the equipment as per the supplied configuration information and shall provide ICO at each handover the details of the configuration in a form to be agreed.

Proprietary & Confidential to ICO Global Communications

         2050
                                                       ICO GLOBAL COMMUNICATIONS
                                                         1 QUEEN CAROLINE STREET
                                                                     HAMMERSMITH
                                                                   LONDON W6 9BN
                                                                  UNITED KINGDOM
[ICO LOGO]
                                                           TEL: +44 181 600 1000
                                                           FAX: +44 181 600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO.3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK


                          ANNEX 2: SERVICES & EQUIPMENT




                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED

CONFIDENTIALITY STATEMENT
ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.


                 DOCUMENT NO.:     EN-IG-ICO-SW/000003
                 -------------------------------------
                 VERSION:          2.8
                 -------------------------------------
                 DATE:             7 June 1999
                 -------------------------------------

        PREPARED           ICO                      NEC
        -------------------------------------------------------
        AUTHOR:            TITLE:                   TITLE:
        -------------------------------------------------------
                           SIGNATURE:               SIGNATURE:
        -------------------------------------------------------


         2051

-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000003
[ICO LOGO]      Annex 2      Services & Equipment           Issue 2.8
                                                            7 June 1999
-------------------------------------------------------------------------------


AMENDMENT RECORD

REVISION           DATE        CN NO.     REASON FOR CHANGE
---------------------------------------------------------------------------------------------
1.0               14/2/97                 Contract Issue
2.0               17/2/97                 Final NEC Comments
2.1               18/2/97                 Amendments to Table 2-1
2.2               26/2/97                 Minor editorial changes
2.3               19/3/99                 Editorial Changes to V2.3 and Incorporation of
                                          CCR83+86 and CCR105
2.4               24/3/99                 Modified to reflect Mods for  Phased SAN Handover
2.5               14/5/99                 Incorporates results of discussions with TK of NEC.
2.5 R1            18/5/99                 NEC Comments
2.6             16 May 1999               Revised after NEC ICO meeting of 26 May 1999.
2.6 R1.0        27 May 1999               NEC Comments
2.6 R2.0        28 May 1999               Incorporates  results of discussions with ICO and
                                          NEC on 28th May 1999
2.6 R3          2 June 1999               Minor edits.
2.7             3 June 1999               Minor edits as per NEC/ICO meeting o 3 June.
2.8             7 June 1999               Minor edits to Annex 1

990607 SOW Annex 2 Services and Equipment v2.8.doc


                                       i

Proprietary & Confidential to ICO Global Communications


         2052

-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000003
[ICO LOGO]      Annex 2      Services & Equipment           Issue 2.8
                                                            7 June 1999
-------------------------------------------------------------------------------


                                TABLE OF CONTENTS

1.   GENERAL                                                                                1

2.   INFORMATION TO BE PROVIDED BY ICO                                                      1

4.   EQUIPMENT  TO BE PROVIDED BY ICO                                                       2

MODEL TEST EQUIPMENT WILL BE                                                                4

INSTALLED.                                                                                  4

TABLE 2-2 - SPECIAL TEST EQUIPMENT FOR IGF FACTORY PRE-INTEGRATION TEST                     5

NO.                                                                                         5

TEST EQUIPMENT                                                                              5

MODEL NO.                                                                                   5

Q'TY                                                                                        5

REMARKS                                                                                     5

5.  EQUIPMENT FOR END-TO-END CALL DEMONSTRATION                                             5

990607 SOW Annex 2 Services and Equipment v2.8.doc



                                       ii

Proprietary & Confidential to ICO Global Communications


         2053

-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000003
[ICO LOGO]      Annex 2      Services & Equipment           Issue 2.8
                                                            7 June 1999
-------------------------------------------------------------------------------


1.     GENERAL

1.1 ICO shall be responsible for the provision of the following information, Services and Equipment, by the specified dates shown in Appendix 1.

2.     INFORMATION TO BE PROVIDED BY ICO

2.1 ICO shall be responsible for providing the following in accordance with the Terms and Conditions and the Master Level Schedule

2.2    ICO to advise the Site Access Date for the SAN Site in China.

2.3 ICO shall provide the configuration information in a format (to be defined by the Contractor, as per SOW Annex 1) that will be used by the Contractor to build the databases and physical configurations for all sub systems of the IGF in order to meet the performance and capacity requirements set out in Annex 1, Table 1.

2.4 ICO shall provide initial performance and resource budgets, for external elements, to be used for End-to-End System Analysis in the HLSD.



990607 SOW Annex 2 Services and Equipment v2.8.doc

                                       1

Proprietary & Confidential to ICO Global Communications


         2054

-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000003
[ICO LOGO]      Annex 2      Services & Equipment           Issue 2.8
                                                            7 June 1999
-------------------------------------------------------------------------------


3. COMMUNICATIONS SERVICES TO BE PROVIDED BY ICO ICO shall be responsible for providing the following:

3.1 Inter-Site SAN and NMC digital communication links, terminated on a DDF, prior to the commencement of testing at each SAN Site. The quantity of inter-Site SAN and NMC digital communication links required by the Contractor will be confirmed no later than the Final System Design.

       Review for testing and the dates they are required by the Contractor have been documented by ICO in Doc EN-NE-ICO-PL-000430 of 2 June 1999 revised to reflect PSH requirements. This document will be updated from time to time, under Clause 9 Change Control Procedure and or Clause 19 Milestones and Progress Reporting.

3.2 Digital communication links from SAN to Point of Interconnect (i.e. to PSTN and other networks), terminated on a DDF, prior to the commencement of operational testing and as required to support IGF testing and demonstration at each SAN Site. The quantity of digital communication links, required by the Contractor, will be confirmed no later than the Final System Design Review.

3.3 Free assignment and use of SAN and ICO satellite air time and inter-Site circuits, as necessary and relevant to the work, for the duration of the ICONET set up and testing, by the Contractor.

4.     EQUIPMENT TO BE PROVIDED BY ICO

       ICO shall be responsible for providing the following -:

4.1 Test equipment as listed in Table 2-1 at each SAN and Table 2-1-1 at the NMC and BMC, for the duration of the installation and Test period in accordance with the Master Level Schedule, Annex 4.


990607 SOW Annex 2 Services and Equipment v2.8.doc


                                       2

Proprietary & Confidential to ICO Global Communications


         2055

-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000003
[ICO LOGO]      Annex 2      Services & Equipment           Issue 2.8
                                                            7 June 1999
-------------------------------------------------------------------------------


4.2 Test equipment as listed in Tables 2-2 at IGF Factory Pre-Integration sites, for the duration of the IGF Factory Pre-Integration period in accordance with the Master Level Schedule, Annex 4.

4.3 A Test SRMC is required. The sourcing and finalisation of the TEST SRMC functions will be agreed by the Contractor and ICO within the G156(E) Change Order. The Test SRMC will be used to produce the radio configuration data that will be required to configure the SANs used for theICONET Integration G156 activities and also to configure the DEU SAN prior to AS-2. The Test SRMC will then be made available to the Contractor post AS2 for the purposes of IGF testing and integration.

4.4 The Test Equipment that ICO has made available to NEC as described in Tables 2-1, 2-1-1 and 2-2 shall be left at the sites.


990607 SOW Annex 2 Services and Equipment v2.8.doc


                                       3

Proprietary & Confidential to ICO Global Communications


         2056

-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000003
[ICO LOGO]      Annex 2      Services & Equipment           Issue 2.8
                                                            7 June 1999
-------------------------------------------------------------------------------


TABLE 2-1. TEST EQUIPMENT FOR EACH SAN

-----------------------------------------------------------------------------------------------------------------------
NO.     TEST EQUIPMENT                      MODEL NO.                       Q'TY           REMARKS
-----------------------------------------------------------------------------------------------------------------------
STANDARD TEST EQUIPMENT
    1   Spectrum Analyzer                   HP 8563E Option 006             1  Set
    2   Microwave Counter                   HP 5350B                        1  Set
    3   Power Meter                         HP 437B                         1  Set
    4   Power Sensor for Power Meter        HP 8481A                        1  Set
    5   Scalar Network Analyzer             HP 8757D                        1  Set
                                            HP 85025A                       2  Sets
    6   RF Sweep Generator                  HP 8350B                        1  Set
                                            HP 83595C                       1  Set
    7   Digital Multimeter                  HP 34401A                       1  Set
    8   RF Step Attenuator 10 dB Step       HP 8494B                        1  Set
    9   RF Step Attenuator 1 dB Step        HP 8495B                        1  Set
   10   Microwave Link Analyzer             ME 4501B                        1  Set
   11   Printer                             YS-11841H                       1  Set
   12   Coaxial Attenuator Set              HP 11582A                       1  Set
   13   Coaxial Coupler (2dB)               HP 773D                         1  Set
   14   RF Coaxial Hybrid                   HP 11667A                       1  Set
   15   IF Coaxial Hybrid                   TBA                             1  Set
   16   Digital Storage Oscilloscope        HP54520A                        2  Sets
        (50 MHz)
   17   Logic Analyser (100 MHz, 32         HP16500B                        1  Set
        Channels)
   18   LAN Analyser                        TBA                             1  Set
   19   Protocol Analyser                   Siemens K1103                   1  Set
   20   E1/T1 Test Set                      TTC T Berd  209A                1  Set
   21   PC                                  TBA                             1  Set
   22   Ethernet Sniffer                    PT - 85EN/TJ                    1  Set
   23   ISDN Tester                         TBA                             1  Set
   24   Data Logger                         TBA                             1  Set
   25   Power Analyser                      TBA                             1  Set

-----------------------------------------------------------------------------------------------------------------------
SPECIAL TEST EQUIPMENT

1       UT Load Simulator                   N/A                             1  Set
2       Satellite Channel Simulator         N/A                             1  Set
3       PCS Checker                         N/A                             1  Set
-----------------------------------------------------------------------------------------------------------------------


Note
1. The model number specified above is a reference model number. Therefore the same of the equivalent model test equipment will be installed.


990607 SOW Annex 2 Services and Equipment v2.8.doc


                                       4

Proprietary & Confidential to ICO Global Communications


         2057

-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000003
[ICO LOGO]      Annex 2      Services & Equipment           Issue 2.8
                                                            7 June 1999
-------------------------------------------------------------------------------


Table 2-1-1 TEST EQUIPMENT FOR THE NMC AND BNMC

----------------------------------------------------------------------------------------------------
NO.     TEST EQUIPMENT                                  MODEL NO.           QTY     REMARKS
----------------------------------------------------------------------------------------------------
1       HP Internet Advisor - WAN                       HP J2300C            1      At each site
        Upgrade display to Active Matrix for Item  1.   #221                 1      At each site
2       HP Internet Advisor LAN - Fast Ethernet U/C     HP J3444A            1      At each site
3       CD ROM Player - 8X PCMCIA Portable              HP J2927A            1      At each site
4       Ethernet Sniffer                                Network General      1      At each site
                                                        Fast Ethernet
                                                        Sniffer Analyser

        Hardware Platform                               Note PC


TABLE 2-2 - SPECIAL TEST EQUIPMENT FOR IGF FACTORY PRE-INTEGRATION TEST


----------------------------------------------------------------------------------------------------
NO.      TEST EQUIPMENT             MODEL NO.          Q'TY             REMARKS
----------------------------------------------------------------------------------------------------
1        UT Load Simulator          N/A                3 Sets           1 for NEC Australia
                                                                        1 for HNS
                                                                        1 for Comsat

2        GSM Tester                 UPSIM              2 Sets           1 for NEC Australia
                                                                        1 for HNS


Note
1. The UT Load Simulator, which is used at Comsat facility, will be moved to one of 12 SANs for IGF testing from Phase 2-1.
2.     Real UTs and SIM cards are also required for each SAN.
3.     All PCs will need a fax modem and serial port.


5.     EQUIPMENT FOR END-TO-END CALL DEMONSTRATION


5.1 The following equipment, required for the End-to-End Call Demonstration, shall be provided by ICO:

- Two fully functional (or prototype) ICO UTs with appropriate fax and data interfaces


990607 SOW Annex 2 Services and Equipment v2.8.doc


                                       5

Proprietary & Confidential to ICO Global Communications


         2058

-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000003
[ICO LOGO]      Annex 2      Services & Equipment           Issue 2.8
                                                            7 June 1999
-------------------------------------------------------------------------------

-      Two fully functional (or prototype) ICO SIM cards
-      PSTN/ISDN Telephone, low rate FAX and low rate data
-      PLMN mobile station with fax and data capabilities
- Two personal computers (or laptops) with fax and data interfaces for the ICO System, PSTN/ISDN, and PLMN
-      Two In-Orbit ICO Satellites


990607 SOW Annex 2 Services and Equipment v2.8.doc


                                       6

Proprietary & Confidential to ICO Global Communications


         2059

-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000003
[ICO LOGO]      Annex 2      Services & Equipment           Issue 2.8
                                                            7 June 1999
-------------------------------------------------------------------------------


                                   Appendix 1

                            Schedule For Provision of
                       Information, Services and Equipment





990607 SOW Annex 2 Services and Equipment v2.8.doc



                                       7

Proprietary & Confidential to ICO Global Communications


         2060

-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000003
[ICO LOGO]      Annex 2      Services & Equipment           Issue 2.8
                                                            7 June 1999
-------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------
ITEM              INFORMATION, SERVICE & EQUIPMENT TO BE PROVIDED BY ICO           DATE REQUIRED
--------------------------------------------------------------------------------------------------
1                 VOICE CODEC DESIGN INFORMATION
                                                                                   4th March 97
                  DRAFT AMBE VOICE CODEC SOFTWARE INTERFACE FOR ICO:
                                                                                   7th April 97
                  High Level Functional Description:
                                                                                   22nd Sept 97
                  Low Level Functional Description:
                                                                                   15th August 97
                  Voice Codec Floating Point -C Source Code:
                  (to be able to run on platform in ICO voice codec
                  specification)

2                 DEFINITION  OF PREDICTED  EPHEMERIS  DATA TO BE USED WITHIN      [PDR]
                  THE IGF

3                 ICO CONFIRM LOCATION OF NMC SITES                                SYSTEM PDR

4                 INPUT INTO SOFTWARE BUILD AND DATA TRANSCRIPT BUILD              AS  PER  MASTER  LEVEL
                                                                                   SCHEDULE

5                 AIR  INTERFACE  BASELINED  27TH  NOVEMBER  1998 AS  DEFINED  IN  27TH NOVEMBER 1998
                  ADDENDUM 2 TO SCHEDULE 13 - IGFR (EN-IG-ICO-SW-000874 VERSION
                  2.4 - 3RD JUNE 1999



990607 SOW Annex 2 Services and Equipment v2.8.doc

Proprietary & Confidential to ICO Global Communications
         2061
ANNEX 4: ATTACHMENT 1

          OVERALL PHASED SAN HANDOVER SCHEDULE
         2062
                      OVERALL PHASED SAN HANDOVER SCHEDULE

                                                                                               Qtr 2, 1998         Qtr 3, 1998
ID  [ICON]   Task Name                                           Start          Finish         Ma      Jun       Jul   Aug   Sep
------------------------------------------------------------------------------------------------------------------------------------

151          MEXICO                                              Fri 10/2/98    Fri 9/29/00
152 [ICON]    ICO Supplied MUX/DCN (to Chile) for WGD            Mon 4/19/99    Mon 7/19/99
153 [ICON]    ICO Supplied DCN/E1 Link (to Chile) for SITG       Mon 7/19/99    Mon 7/19/99
154 [ICON]    RFT Installation Phase 2-1 Complete                Fri 10/2/98    Thu 4/1/99
155 [ICON]    SBS Installation & Phase 2-1 Complete              Wed 6/30/99    Fri 8/13/99
158 [ICON]    MSSC Installation & Phase 2-1 Complete & Training  Mon 5/10/99    Tue 7/6/99
162 [ICON]    TNM Installation & Phase 2-1 Complete              Mon 5/24/99    Fri 7/9/99
166 [ICON]    SAN OSS/DCN Phase 2-1 Complete                     Mon 6/7/99     Wed 6/30/99
167           Phase 2-2/1 Network Connectivity Checkout          Thu 8/19/99    Wed 9/15/99
168 [ICON]    Phase 2-2/1                                        Thu 9/2/99     Wed 10/13/99
169 [ICON]    Phase 2-2/2                                        Tue 4/25/00    Fri 6/16/00
170           Phase 3 (AC3, FS3)                                 Mon 6/19/00    Fri 7/14/00
171 [ICON]    Integration with DEU/ARE/ZAF/BMC                   Mon 9/25/00    Fri 9/29/00
173           SAN Handover to ICO (HO3)                          Fri 7/14/00    Fri 7/14/00
174           Training Window                                    Thu 10/14/99   Fri 4/7/00
175 [ICON]    ICO Planned G2 ICONET Integration                  Mon 7/26/99    Tue 8/3/99
176
177          KOREA                                               Thu 5/21/98    Fri 9/22/00
178 [ICON]    ICO Supplied MUX/DCN (to NMC) for WGD              Thu 5/27/99    Thu 5/27/99
179 [ICON]    ICO Supplied DCN/E1 Link (to NMC) for SITG         Mon 3/22/99    Mon 3/22/99
180 [ICON]    ICO Supplied MUX/DCN (to BMC) for WGD              Mon 11/8/99    Mon 11/8/99
181 [ICON]    ICO Supplied DCN/E1 Link (to BMC) for SITG         Mon 11/7/99    Mon 11/8/99
182 [ICON]    RFT Installation & Phase 2-1 Complete              Thu 5/21/98    Fri 12/11/98
183 [ICON]    SBS Installation & Phase 2-1 Complete              Mon 8/16/99    Fri 9/24/99
186 [ICON]    MSSC Installation & Phase 2-1 Complete Training    Tue 2/23/99    Fri 8/20/99
190 [ICON]    TNM Installation & Phase 2-1 Complete              Tue 3/9/99     Wed 8/25/99
194 [ICON]    SAN OSS/DCN Phase 2-1 Complete                     Fri 4/9/99     Sat 5/8/99
195 [ICON]    Phase 2-2/1 Network Connectivity Checkout          Mon 7/12/99    Mon 8/9/99
196 [ICON]    Phase 2-2/1                                        Mon 9/27/99    Fri 11/5/99
197           SIT R2                                             Mon 11/8/99    Fri 12/10/99
198 [ICON]    Phase 2-2/2                                        Tue 4/25/00    Fri 6/16/00
199           Phase 3 (AC3, FS3)                                 Mon 6/19/00    Fri 7/14/00
200 [ICON]    Integration with DEU/ARE/ZAF/BMC                   Mon 9/18/00    Fri 9/22/00
202           SAN Handover to ICO (HO3)                          Fri 7/14/00    Fri 7/14/00
203           Training Window                                    Mon 11/8/99    Mon 5/8/00
204 [ICON]    ICO Planned G2 ICONET Integration                  Mon 5/17/99    Wed 5/26/99
205
206          BRAZIL                                              Mon 3/15/99    Wed 10/11/00
207 [ICON]    ICO Supplied MUX/DCN (to Germany) for WGD          Mon 8/23/99    Mon 8/23/99
208 [ICON]    ICO Supplied DCN/E1 Link (to Germany) for SITG     Mon 8/23/99    Mon 8/23/99
209 [ICON]    RFT Installation Phase 2-1 Complete                Mon 3/15/99    Thu 9/30/99
210 [ICON]    SBS Installation & Phase 2-1 Complete              Mon 7/26/99    Fri 9/10/99
213 [ICON]    MSSC Installation & Phase 2-1 Complete & Training  Tue 6/1/99     Mon 9/6/99
217 [ICON]    TNM Installation & Phase 2-1 Complete              Mon 7/12/99    Wed 8/25/99
221 [ICON]    SAN OSS/DCN Phase 2-1 Complete                     Fri 7/16/99    Wed 8/11/99
222 [ICON]    Phase 2-2/1 Network Connectivity Checkout          Mon 10/11/99   Fri 11/5/99
223 [ICON]    Phase 2-2/1                                        Mon 11/8/99    Fri 12/17/99
224 [ICON]    Phase 2-2/2                                        Tue 4/25/00    Fri 6/16/00
225           Phase 3 (AC3, FS3)                                 Mon 6/19/00    Fri 7/14/00
226 [ICON]    Integration with DEU/ARE/ZAF/BMC                   Mon 10/2/00    Wed 10/11/00
228           SAN Handover to ICO (HO3)                          Fri 7/14/00    Fri 7/14/00
229           Training Window                                    Mon 12/20/99   Thu 4/20/00
230 [ICON]    ICO Planned G2 ICONET Integration                  Fri 9/10/99    Fri 9/24/99
231
232          HANDOVERS TO ICO (HO3)                              Fri 7/14/00    Fri 7/14/00
233           MEX/KOR/BRA                                        Fri 7/14/00    Fri 7/14/00
234
235          AVAILABLE TO ICO                                    Fri 7/14/00    Fri 7/14/00
236           5 MSSC                                             Fri 7/14/00    Fri 7/14/00
237           5 LIAS                                             Fri 7/14/00    Fri 7/14/00
238           5 HPN                                              Fri 7/14/00    Fri 7/14/00
239           1 MESSAGING                                        Fri 7/14/00    Fri 7/14/00
240           EIR/AUC                                            Fri 7/14/00    Fri 7/14/00
241           1 HLR                                              Fri 7/14/00    Fri 7/14/00
242           1 NODE-OS                                          Fri 7/14/00    Fri 7/14/00
243

                                                                                                Qtr 4, 1998            Qtr 1, 1999
ID  [ICON]   Task Name                                          Start          Finish       Oct    Nov   Dec       Jan   Feb   Mar
------------------------------------------------------------------------------------------------------------------------------------
151          MEXICO                                              Fri 10/2/98    Fri 9/29/00
152 [ICON]    ICO Supplied MUX/DCN (to Chile) for WGD            Mon 4/19/99    Mon 7/19/99
153 [ICON]    ICO Supplied DCN/E1 Link (to Chile) for SITG       Mon 7/19/99    Mon 7/19/99
154 [ICON]    RFT Installation Phase 2-1 Complete                Fri 10/2/98    Thu 4/1/99   10/2
155 [ICON]    SBS Installation & Phase 2-1 Complete              Wed 6/30/99    Fri 8/13/99
158 [ICON]    MSSC Installation & Phase 2-1 Complete & Training  Mon 5/10/99    Tue 7/6/99
162 [ICON]    TNM Installation & Phase 2-1 Complete              Mon 5/24/99    Fri 7/9/99
166 [ICON]    SAN OSS/DCN Phase 2-1 Complete                     Mon 6/7/99     Wed 6/30/99
167           Phase 2-2/1 Network Connectivity Checkout          Thu 8/19/99    Wed 9/15/99
168 [ICON]    Phase 2-2/1                                        Thu 9/2/99     Wed 10/13/99
169 [ICON]    Phase 2-2/2                                        Tue 4/25/00    Fri 6/16/00
170           Phase 3 (AC3, FS3)                                 Mon 6/19/00    Fri 7/14/00
171 [ICON]    Integration with DEU/ARE/ZAF/BMC                   Mon 9/25/00    Fri 9/29/00
173           SAN Handover to ICO (HO3)                          Fri 7/14/00    Fri 7/14/00
174           Training Window                                    Thu 10/14/99   Fri 4/7/00
175 [ICON]    ICO Planned G2 ICONET Integration                  Mon 7/26/99    Tue 8/3/99
176
177          KOREA                                               Thu 5/21/98    Fri 9/22/00
178 [ICON]    ICO Supplied MUX/DCN (to NMC) for WGD              Thu 5/27/99    Thu 5/27/99
179 [ICON]    ICO Supplied DCN/E1 Link (to NMC) for SITG         Mon 3/22/99    Mon 3/22/99                                    3/22
180 [ICON]    ICO Supplied MUX/DCN (to BMC) for WGD              Mon 11/8/99    Mon 11/8/99
181 [ICON]    ICO Supplied DCN/E1 Link (to BMC) for SITG         Mon 11/7/99    Mon 11/8/99
182 [ICON]    RFT Installation & Phase 2-1 Complete              Thu 5/21/98    Fri 12/11/98             12/11
183 [ICON]    SBS Installation & Phase 2-1 Complete              Mon 8/16/99    Fri 9/24/99
186 [ICON]    MSSC Installation & Phase 2-1 Complete Training    Mon 9/18/00    Fri 9/22/00
202           SAN Handover to ICO (HO3)                          Fri 7/14/00    Fri 7/14/00
203           Training Window                                    Mon 11/8/99    Mon 5/8/00
204 [ICON]    ICO Planned G2 ICONET Integration                  Mon 5/17/99    Wed 5/26/99
205
206          BRAZIL                                              Mon 3/15/99    Wed 10/11/00
207 [ICON]    ICO Supplied MUX/DCN (to Germany) for WGD          Mon 8/23/99    Mon 8/23/99
208 [ICON]    ICO Supplied DCN/E1 Link (to Germany) for SITG     Mon 8/23/99    Mon 8/23/99
209 [ICON]    RFT Installation Phase 2-1 Complete                Mon 3/15/99    Thu 9/30/99                                    3/15
210 [ICON]    SBS Installation & Phase 2-1 Complete              Mon 7/26/99    Fri 9/10/99
213 [ICON]    MSSC Installation & Phase 2-1 Complete & Training  Tue 6/1/99     Mon 9/6/99
217 [ICON]    TNM Installation & Phase 2-1 Complete              Mon 7/12/99    Wed 8/25/99
221 [ICON]    SAN OSS/DCN Phase 2-1 Complete                     Fri 7/16/99    Wed 8/11/99
222 [ICON]    Phase 2-2/1 Network Connectivity Checkout          Mon 10/11/99   Fri 11/5/99
223 [ICON]    Phase 2-2/1                                        Mon 11/8/99    Fri 12/17/99
224 [ICON]    Phase 2-2/2                                        Tue 4/25/00    Fri 6/16/00
225           Phase 3 (AC3, FS3)                                 Mon 6/19/00    Fri 7/14/00
226 [ICON]    Integration with DEU/ARE/ZAF/BMC                   Mon 10/2/00    Wed 10/11/00
228           SAN Handover to ICO (HO3)                          Fri 7/14/00    Fri 7/14/00
229           Training Window                                    Mon 12/20/99   Thu 4/20/00
230 [ICON]    ICO Planned G2 ICONET Integration                  Fri 9/10/99    Fri 9/24/99
231
232          HANDOVERS TO ICO (HO3)                              Fri 7/14/00    Fri 7/14/00
233           MEX/KOR/BRA                                        Fri 7/14/00    Fri 7/14/00
234
235          AVAILABLE TO ICO                                    Fri 7/14/00    Fri 7/14/00
236           5 MSSC                                             Fri 7/14/00    Fri 7/14/00
237           5 LIAS                                             Fri 7/14/00    Fri 7/14/00
238           5 HPN                                              Fri 7/14/00    Fri 7/14/00
239           1 MESSAGING                                        Fri 7/14/00    Fri 7/14/00
240           EIR/AUC                                            Fri 7/14/00    Fri 7/14/00
241           1 HLR                                              Fri 7/14/00    Fri 7/14/00
242           1 NODE-OS                                          Fri 7/14/00    Fri 7/14/00
243


                                                                                               Qtr 2, 1999            Qtr 3, 1999
ID  [ICON]   Task Name                                           Start          Finish       Apr    Ma    Jun       Jul   Aug   Sep
------------------------------------------------------------------------------------------------------------------------------------
151          MEXICO                                              Fri 10/2/98    Fri 9/29/00
152 [ICON]    ICO Supplied MUX/DCN (to Chile) for WGD            Mon 4/19/99    Mon 7/19/99                        7/19
153 [ICON]    ICO Supplied DCN/E1 Link (to Chile) for SITG       Mon 7/19/99    Mon 7/19/99                        7/19
154 [ICON]    RFT Installation Phase 2-1 Complete                Fri 10/2/98    Thu 4/1/99   4/1
155 [ICON]    SBS Installation & Phase 2-1 Complete              Wed 6/30/99    Fri 8/13/99              6/30            8/13
158 [ICON]    MSSC Installation & Phase 2-1 Complete & Training  Mon 5/10/99    Tue 7/6/99         5/10  6/11
162 [ICON]    TNM Installation & Phase 2-1 Complete              Mon 5/24/99    Fri 7/9/99               6/21      7/9
166 [ICON]    SAN OSS/DCN Phase 2-1 Complete                     Mon 6/7/99     Wed 6/30/99              6/7|6/30
167           Phase 2-2/1 Network Connectivity Checkout          Thu 8/19/99    Wed 9/15/99                              8/19  9/15
168 [ICON]    Phase 2-2/1                                        Thu 9/2/99     Wed 10/13/99                                   9/2
169 [ICON]    Phase 2-2/2                                        Tue 4/25/00    Fri 6/16/00
170           Phase 3 (AC3, FS3)                                 Mon 6/19/00    Fri 7/14/00
171 [ICON]    Integration with DEU/ARE/ZAF/BMC                   Mon 9/25/00    Fri 9/29/00
173           SAN Handover to ICO (HO3)                          Fri 7/14/00    Fri 7/14/00
174           Training Window                                    Thu 10/14/99   Fri 4/7/00
175 [ICON]    ICO Planned G2 ICONET Integration                  Mon 7/26/99    Tue 8/3/99                         7/26  8/3
176
177          KOREA                                               Thu 5/21/98    Fri 9/22/00
178 [ICON]    ICO Supplied MUX/DCN (to NMC) for WGD              Thu 5/27/99    Thu 5/27/99        5/27
179 [ICON]    ICO Supplied DCN/E1 Link (to NMC) for SITG         Mon 3/22/99    Mon 3/22/99
180 [ICON]    ICO Supplied MUX/DCN (to BMC) for WGD              Mon 11/8/99    Mon 11/8/99
181 [ICON]    ICO Supplied DCN/E1 Link (to BMC) for SITG         Mon 11/7/99    Mon 11/8/99
182 [ICON]    RFT Installation & Phase 2-1 Complete              Thu 5/21/98    Fri 12/11/98
183 [ICON]    SBS Installation & Phase 2-1 Complete              Mon 8/16/99    Fri 9/24/99                              8/16  9/24
186 [ICON]    MSSC Installation & Phase 2-1 Complete Training    Mon 9/18/00    Fri 9/22/00
202           SAN Handover to ICO (HO3)                          Fri 7/14/00    Fri 7/14/00
203           Training Window                                    Mon 11/8/99    Mon 5/8/00
204 [ICON]    ICO Planned G2 ICONET Integration                  Mon 5/17/99    Wed 5/26/99      5/17|5/26
205
206          BRAZIL                                              Mon 3/15/99    Wed 10/11/00
207 [ICON]    ICO Supplied MUX/DCN (to Germany) for WGD          Mon 8/23/99    Mon 8/23/99                              8/23
208 [ICON]    ICO Supplied DCN/E1 Link (to Germany) for SITG     Mon 8/23/99    Mon 8/23/99                              8/23
209 [ICON]    RFT Installation Phase 2-1 Complete                Mon 3/15/99    Thu 9/30/99                                    9/30
210 [ICON]    SBS Installation & Phase 2-1 Complete              Mon 7/26/99    Fri 9/10/99                        7/26        9/10
213 [ICON]    MSSC Installation & Phase 2-1 Complete & Training  Tue 6/1/99     Mon 9/6/99               6/1|6/25              9/5
217 [ICON]    TNM Installation & Phase 2-1 Complete              Mon 7/12/99    Wed 8/25/99                      7/726|7/16|8/25
221 [ICON]    SAN OSS/DCN Phase 2-1 Complete                     Fri 7/16/99    Wed 8/11/99                        7/16  8/11
222 [ICON]    Phase 2-2/1 Network Connectivity Checkout          Mon 10/11/99   Fri 11/5/99
223 [ICON]    Phase 2-2/1                                        Mon 11/8/99    Fri 12/17/99
224 [ICON]    Phase 2-2/2                                        Tue 4/25/00    Fri 6/16/00
225           Phase 3 (AC3, FS3)                                 Mon 6/19/00    Fri 7/14/00
226 [ICON]    Integration with DEU/ARE/ZAF/BMC                   Mon 10/2/00    Wed 10/11/00
228           SAN Handover to ICO (HO3)                          Fri 7/14/00    Fri 7/14/00
229           Training Window                                    Mon 12/20/99   Thu 4/20/00
230 [ICON]    ICO Planned G2 ICONET Integration                  Fri 9/10/99    Fri 9/24/99                                9/10|9/24
231
232          HANDOVERS TO ICO (HO3)                              Fri 7/14/00    Fri 7/14/00
233           MEX/KOR/BRA                                        Fri 7/14/00    Fri 7/14/00
234
235          AVAILABLE TO ICO                                    Fri 7/14/00    Fri 7/14/00
236           5 MSSC                                             Fri 7/14/00    Fri 7/14/00
237           5 LIAS                                             Fri 7/14/00    Fri 7/14/00
238           5 HPN                                              Fri 7/14/00    Fri 7/14/00
239           1 MESSAGING                                        Fri 7/14/00    Fri 7/14/00
240           EIR/AUC                                            Fri 7/14/00    Fri 7/14/00
241           1 HLR                                              Fri 7/14/00    Fri 7/14/00
242           1 NODE-OS                                          Fri 7/14/00    Fri 7/14/00
243




                                                                                               Qtr 4, 1999            Qtr 1, 2000
ID  [ICON]   Task Name                                           Start          Finish       Oct    Nov   Dec       Jan   Feb   Mar
------------------------------------------------------------------------------------------------------------------------------------
151          MEXICO                                              Fri 10/2/98    Fri 9/29/00
152 [ICON]    ICO Supplied MUX/DCN (to Chile) for WGD            Mon 4/19/99    Mon 7/19/99
153 [ICON]    ICO Supplied DCN/E1 Link (to Chile) for SITG       Mon 7/19/99    Mon 7/19/99
154 [ICON]    RFT Installation Phase 2-1 Complete                Fri 10/2/98    Thu 4/1/99
155 [ICON]    SBS Installation & Phase 2-1 Complete              Wed 6/30/99    Fri 8/13/99
158 [ICON]    MSSC Installation & Phase 2-1 Complete & Training  Mon 5/10/99    Tue 7/6/99
162 [ICON]    TNM Installation & Phase 2-1 Complete              Mon 5/24/99    Fri 7/9/99
166 [ICON]    SAN OSS/DCN Phase 2-1 Complete                     Mon 6/7/99     Wed 6/30/99
167           Phase 2-2/1 Network Connectivity Checkout          Thu 8/19/99    Wed 9/15/99
168 [ICON]    Phase 2-2/1                                        Thu 9/2/99     Wed 10/13/99 10/13
169 [ICON]    Phase 2-2/2                                        Tue 4/25/00    Fri 6/16/00
170           Phase 3 (AC3, FS3)                                 Mon 6/19/00    Fri 7/14/00
171 [ICON]    Integration with DEU/ARE/ZAF/BMC                   Mon 9/25/00    Fri 9/29/00
173           SAN Handover to ICO (HO3)                          Fri 7/14/00    Fri 7/14/00
174           Training Window                                    Thu 10/14/99   Fri 4/7/00   10/14
175 [ICON]    ICO Planned G2 ICONET Integration                  Mon 7/26/99    Tue 8/3/99
176
177          KOREA                                               Thu 5/21/98    Fri 9/22/00
178 [ICON]    ICO Supplied MUX/DCN (to NMC) for WGD              Thu 5/27/99    Thu 5/27/99
179 [ICON]    ICO Supplied DCN/E1 Link (to NMC) for SITG         Mon 3/22/99    Mon 3/22/99
180 [ICON]    ICO Supplied MUX/DCN (to BMC) for WGD              Mon 11/8/99    Mon 11/8/99        11/8
181 [ICON]    ICO Supplied DCN/E1 Link (to BMC) for SITG         Mon 11/7/99    Mon 11/8/99        11/8
182 [ICON]    RFT Installation & Phase 2-1 Complete              Thu 5/21/98    Fri 12/11/98
183 [ICON]    SBS Installation & Phase 2-1 Complete              Mon 8/16/99    Fri 9/24/99
186 [ICON]    MSSC Installation & Phase 2-1 Complete Training    Mon 9/18/00    Fri 9/22/00
202           SAN Handover to ICO (HO3)                          Fri 7/14/00    Fri 7/14/00
203           Training Window                                    Mon 11/8/99    Mon 5/8/00         11/8
204 [ICON]    ICO Planned G2 ICONET Integration                  Mon 5/17/99    Wed 5/26/99
205
206          BRAZIL                                              Mon 3/15/99    Wed 10/11/00
207 [ICON]    ICO Supplied MUX/DCN (to Germany) for WGD          Mon 8/23/99    Mon 8/23/99
208 [ICON]    ICO Supplied DCN/E1 Link (to Germany) for SITG     Mon 8/23/99    Mon 8/23/99
209 [ICON]    RFT Installation Phase 2-1 Complete                Mon 3/15/99    Thu 9/30/99
210 [ICON]    SBS Installation & Phase 2-1 Complete              Mon 7/26/99    Fri 9/10/99
213 [ICON]    MSSC Installation & Phase 2-1 Complete & Training  Tue 6/1/99     Mon 9/6/99
217 [ICON]    TNM Installation & Phase 2-1 Complete              Mon 7/12/99    Wed 8/25/99
221 [ICON]    SAN OSS/DCN Phase 2-1 Complete                     Fri 7/16/99    Wed 8/11/99
222 [ICON]    Phase 2-2/1 Network Connectivity Checkout          Mon 10/11/99   Fri 11/5/99        11/5
223 [ICON]    Phase 2-2/1                                        Mon 11/8/99    Fri 12/17/99       11/8  12/17
224 [ICON]    Phase 2-2/2                                        Tue 4/25/00    Fri 6/16/00
225           Phase 3 (AC3, FS3)                                 Mon 6/19/00    Fri 7/14/00
226 [ICON]    Integration with DEU/ARE/ZAF/BMC                   Mon 10/2/00    Wed 10/11/00
228           SAN Handover to ICO (HO3)                          Fri 7/14/00    Fri 7/14/00
229           Training Window                                    Mon 12/20/99   Thu 4/20/00              12/20
230 [ICON]    ICO Planned G2 ICONET Integration                  Fri 9/10/99    Fri 9/24/99
231
232          HANDOVERS TO ICO (HO3)                              Fri 7/14/00    Fri 7/14/00
233           MEX/KOR/BRA                                        Fri 7/14/00    Fri 7/14/00
234
235          AVAILABLE TO ICO                                    Fri 7/14/00    Fri 7/14/00
236           5 MSSC                                             Fri 7/14/00    Fri 7/14/00
237           5 LIAS                                             Fri 7/14/00    Fri 7/14/00
238           5 HPN                                              Fri 7/14/00    Fri 7/14/00
239           1 MESSAGING                                        Fri 7/14/00    Fri 7/14/00
240           EIR/AUC                                            Fri 7/14/00    Fri 7/14/00
241           1 HLR                                              Fri 7/14/00    Fri 7/14/00
242           1 NODE-OS                                          Fri 7/14/00    Fri 7/14/00
243



                                                                                               Qtr 2, 2000            Qtr 3, 2000
ID  [ICON]   Task Name                                           Start          Finish       Apr    Ma    Jun       Jul   Aug   Sep
------------------------------------------------------------------------------------------------------------------------------------
151          MEXICO                                              Fri 10/2/98    Fri 9/29/00
152 [ICON]    ICO Supplied MUX/DCN (to Chile) for WGD            Mon 4/19/99    Mon 7/19/99
153 [ICON]    ICO Supplied DCN/E1 Link (to Chile) for SITG       Mon 7/19/99    Mon 7/19/99
154 [ICON]    RFT Installation Phase 2-1 Complete                Fri 10/2/98    Thu 4/1/99
155 [ICON]    SBS Installation & Phase 2-1 Complete              Wed 6/30/99    Fri 8/13/99
158 [ICON]    MSSC Installation & Phase 2-1 Complete & Training  Mon 5/10/99    Tue 7/6/99
162 [ICON]    TNM Installation & Phase 2-1 Complete              Mon 5/24/99    Fri 7/9/99
166 [ICON]    SAN OSS/DCN Phase 2-1 Complete                     Mon 6/7/99     Wed 6/30/99
167           Phase 2-2/1 Network Connectivity Checkout          Thu 8/19/99    Wed 9/15/99
168 [ICON]    Phase 2-2/1                                        Thu 9/2/99     Wed 10/13/99
169 [ICON]    Phase 2-2/2                                        Tue 4/25/00    Fri 6/16/00  4/25        6/16
170           Phase 3 (AC3, FS3)                                 Mon 6/19/00    Fri 7/14/00              6/19      7/14
171 [ICON]    Integration with DEU/ARE/ZAF/BMC                   Mon 9/25/00    Fri 9/29/00                                    9/29
173           SAN Handover to ICO (HO3)                          Fri 7/14/00    Fri 7/14/00                        7/14
174           Training Window                                    Thu 10/14/99   Fri 4/7/00
175 [ICON]    ICO Planned G2 ICONET Integration                  Mon 7/26/99    Tue 8/3/99
176
177          KOREA                                               Thu 5/21/98    Fri 9/22/00
178 [ICON]    ICO Supplied MUX/DCN (to NMC) for WGD              Thu 5/27/99    Thu 5/27/99
179 [ICON]    ICO Supplied DCN/E1 Link (to NMC) for SITG         Mon 3/22/99    Mon 3/22/99
180 [ICON]    ICO Supplied MUX/DCN (to BMC) for WGD              Mon 11/8/99    Mon 11/8/99
181 [ICON]    ICO Supplied DCN/E1 Link (to BMC) for SITG         Mon 11/7/99    Mon 11/8/99
182 [ICON]    RFT Installation & Phase 2-1 Complete              Thu 5/21/98    Fri 12/11/98
183 [ICON]    SBS Installation & Phase 2-1 Complete              Mon 8/16/99    Fri 9/24/99
186 [ICON]    MSSC Installation & Phase 2-1 Complete Training    Mon 9/18/00    Fri 9/22/00                                    9/22
202           SAN Handover to ICO (HO3)                          Fri 7/14/00    Fri 7/14/00                        7/14
203           Training Window                                    Mon 11/8/99    Mon 5/8/00         5/8
204 [ICON]    ICO Planned G2 ICONET Integration                  Mon 5/17/99    Wed 5/26/99
205
206          BRAZIL                                              Mon 3/15/99    Wed 10/11/00
207 [ICON]    ICO Supplied MUX/DCN (to Germany) for WGD          Mon 8/23/99    Mon 8/23/99
208 [ICON]    ICO Supplied DCN/E1 Link (to Germany) for SITG     Mon 8/23/99    Mon 8/23/99
209 [ICON]    RFT Installation Phase 2-1 Complete                Mon 3/15/99    Thu 9/30/99
210 [ICON]    SBS Installation & Phase 2-1 Complete              Mon 7/26/99    Fri 9/10/99
213 [ICON]    MSSC Installation & Phase 2-1 Complete & Training  Tue 6/1/99     Mon 9/6/99
217 [ICON]    TNM Installation & Phase 2-1 Complete              Mon 7/12/99    Wed 8/25/99
221 [ICON]    SAN OSS/DCN Phase 2-1 Complete                     Fri 7/16/99    Wed 8/11/99
222 [ICON]    Phase 2-2/1 Network Connectivity Checkout          Mon 10/11/99   Fri 11/5/99
223 [ICON]    Phase 2-2/1                                        Mon 11/8/99    Fri 12/17/99
224 [ICON]    Phase 2-2/2                                        Tue 4/25/00    Fri 6/16/00  4/25        6/16
225           Phase 3 (AC3, FS3)                                 Mon 6/19/00    Fri 7/14/00              6/19      7/14
226 [ICON]    Integration with DEU/ARE/ZAF/BMC                   Mon 10/2/00    Wed 10/11/00
228           SAN Handover to ICO (HO3)                          Fri 7/14/00    Fri 7/14/00                        7/14
229           Training Window                                    Mon 12/20/99   Thu 4/20/00  4/20
230 [ICON]    ICO Planned G2 ICONET Integration                  Fri 9/10/99    Fri 9/24/99
231
232          HANDOVERS TO ICO (HO3)                              Fri 7/14/00    Fri 7/14/00
233           MEX/KOR/BRA                                        Fri 7/14/00    Fri 7/14/00                        7/14
234
235          AVAILABLE TO ICO                                    Fri 7/14/00    Fri 7/14/00
236           5 MSSC                                             Fri 7/14/00    Fri 7/14/00                        7/14
237           5 LIAS                                             Fri 7/14/00    Fri 7/14/00                        7/14
238           5 HPN                                              Fri 7/14/00    Fri 7/14/00                        7/14
239           1 MESSAGING                                        Fri 7/14/00    Fri 7/14/00                        7/14
240           EIR/AUC                                            Fri 7/14/00    Fri 7/14/00                        7/14
241           1 HLR                                              Fri 7/14/00    Fri 7/14/00                        7/14
242           1 NODE-OS                                          Fri 7/14/00    Fri 7/14/00                        7/14
243




                                                                                            Qtr 4, 2000      Qtr 1, 2001    Qtr 2,
ID  [ICON]   Task Name                                          Start          Finish     Oct  Nov  Dec    Jan  e   Mar   Apr   Ma
------------------------------------------------------------------------------------------------------------------------------------
151          MEXICO                                              Fri 10/2/98    Fri 9/29/00
152 [ICON]    ICO Supplied MUX/DCN (to Chile) for WGD            Mon 4/19/99    Mon 7/19/99
153 [ICON]    ICO Supplied DCN/E1 Link (to Chile) for SITG       Mon 7/19/99    Mon 7/19/99
154 [ICON]    RFT Installation Phase 2-1 Complete                Fri 10/2/98    Thu 4/1/99
155 [ICON]    SBS Installation & Phase 2-1 Complete              Wed 6/30/99    Fri 8/13/99
158 [ICON]    MSSC Installation & Phase 2-1 Complete & Training  Mon 5/10/99    Tue 7/6/99
162 [ICON]    TNM Installation & Phase 2-1 Complete              Mon 5/24/99    Fri 7/9/99
166 [ICON]    SAN OSS/DCN Phase 2-1 Complete                     Mon 6/7/99     Wed 6/30/99
167           Phase 2-2/1 Network Connectivity Checkout          Thu 8/19/99    Wed 9/15/99
168 [ICON]    Phase 2-2/1                                        Thu 9/2/99     Wed 10/13/99
169 [ICON]    Phase 2-2/2                                        Tue 4/25/00    Fri 6/16/00
170           Phase 3 (AC3, FS3)                                 Mon 6/19/00    Fri 7/14/00
171 [ICON]    Integration with DEU/ARE/ZAF/BMC                   Mon 9/25/00    Fri 9/29/00
173           SAN Handover to ICO (HO3)                          Fri 7/14/00    Fri 7/14/00
174           Training Window                                    Thu 10/14/99   Fri 4/7/00
175 [ICON]    ICO Planned G2 ICONET Integration                  Mon 7/26/99    Tue 8/3/99
176
177          KOREA                                               Thu 5/21/98    Fri 9/22/00
178 [ICON]    ICO Supplied MUX/DCN (to NMC) for WGD              Thu 5/27/99    Thu 5/27/99
179 [ICON]    ICO Supplied DCN/E1 Link (to NMC) for SITG         Mon 3/22/99    Mon 3/22/99
180 [ICON]    ICO Supplied MUX/DCN (to BMC) for WGD              Mon 11/8/99    Mon 11/8/99
181 [ICON]    ICO Supplied DCN/E1 Link (to BMC) for SITG         Mon 11/7/99    Mon 11/8/99
182 [ICON]    RFT Installation & Phase 2-1 Complete              Thu 5/21/98    Fri 12/11/98
183 [ICON]    SBS Installation & Phase 2-1 Complete              Mon 8/16/99    Fri 9/24/99
186 [ICON]    MSSC Installation & Phase 2-1 Complete Training    Mon 9/18/00    Fri 9/22/00
202           SAN Handover to ICO (HO3)                          Fri 7/14/00    Fri 7/14/00
203           Training Window                                    Mon 11/8/99    Mon 5/8/00
204 [ICON]    ICO Planned G2 ICONET Integration                  Mon 5/17/99    Wed 5/26/99
205
206          BRAZIL                                              Mon 3/15/99    Wed 10/11/00
207 [ICON]    ICO Supplied MUX/DCN (to Germany) for WGD          Mon 8/23/99    Mon 8/23/99
208 [ICON]    ICO Supplied DCN/E1 Link (to Germany) for SITG     Mon 8/23/99    Mon 8/23/99
209 [ICON]    RFT Installation Phase 2-1 Complete                Mon 3/15/99    Thu 9/30/99
210 [ICON]    SBS Installation & Phase 2-1 Complete              Mon 7/26/99    Fri 9/10/99
213 [ICON]    MSSC Installation & Phase 2-1 Complete & Training  Tue 6/1/99     Mon 9/6/99
217 [ICON]    TNM Installation & Phase 2-1 Complete              Mon 7/12/99    Wed 8/25/99
221 [ICON]    SAN OSS/DCN Phase 2-1 Complete                     Fri 7/16/99    Wed 8/11/99
222 [ICON]    Phase 2-2/1 Network Connectivity Checkout          Mon 10/11/99   Fri 11/5/99
223 [ICON]    Phase 2-2/1                                        Mon 11/8/99    Fri 12/17/99
224 [ICON]    Phase 2-2/2                                        Tue 4/25/00    Fri 6/16/00
225           Phase 3 (AC3, FS3)                                 Mon 6/19/00    Fri 7/14/00
226 [ICON]    Integration with DEU/ARE/ZAF/BMC                   Mon 10/2/00    Wed 10/11/00 10/11
228           SAN Handover to ICO (HO3)                          Fri 7/14/00    Fri 7/14/00
229           Training Window                                    Mon 12/20/99   Thu 4/20/00
230 [ICON]    ICO Planned G2 ICONET Integration                  Fri 9/10/99    Fri 9/24/99
231
232          HANDOVERS TO ICO (HO3)                              Fri 7/14/00    Fri 7/14/00
233           MEX/KOR/BRA                                        Fri 7/14/00    Fri 7/14/00
234
235          AVAILABLE TO ICO                                    Fri 7/14/00    Fri 7/14/00
236           5 MSSC                                             Fri 7/14/00    Fri 7/14/00
237           5 LIAS                                             Fri 7/14/00    Fri 7/14/00
238           5 HPN                                              Fri 7/14/00    Fri 7/14/00
239           1 MESSAGING                                        Fri 7/14/00    Fri 7/14/00
240           EIR/AUC                                            Fri 7/14/00    Fri 7/14/00
241           1 HLR                                              Fri 7/14/00    Fri 7/14/00
242           1 NODE-OS                                          Fri 7/14/00    Fri 7/14/00
243

         2063
                      OVERALL PHASED SAN HANDOVER SCHEDULE

ID   [ICON]    Task Name                                              Start          Finish
--------------------------------------------------------------------------------------------------
1    [ICON]    IGF OVERALL SCHEDULE
8    [ICON]    **Notes: Please read, last updated: 4/6/99**
9              IGF Release                                            Mon  5/10/99   Fri  2/25/00
10   [ICON]       SIT Testing Pre-R1.5 Software                       Mon  5/10/99   Fri  5/28/99
11   [ICON]       IGF S/W RELEASE Pre-R1.5                            Mon  5/31/00   Mon  5/31/99
12   [ICON]       SIT Testing R1.5 Software                           Wed  6/30/99   Tue  9/21/99
13   [ICON]       IGF S/W RELEASE R1.5                                Tue  9/21/99   Tue  9/21/99
14   [ICON]       SIT Testing R2 Software                             Thu  9/30/99   Wed 11/24/99
15   [ICON]       IGF S/W RELEASE R2.0                                Wed 11/24/99   Wed 11/24/99
16   [ICON]       SIT Testing R2.5 Software                           Mon  1/30/00   Fri  2/25/00
17   [ICON]       IGE S/W RELEASE R2.5                                Fri  2/25/00   Fri  2/25/00
18
19   [ICON]    Function Sets                                          Wed   3/1/00   Thu   3/1/01
25
26             BMC                                                    Mon   6/7/99   Mon   5/1/00
27   [ICON]       ICO Supplied MUX/DCN (to USA) for WGD               Mon  7/12/99   Mon  7/12/99
28   [ICON]       ICO Supplied DCN/E1 Link (to USA) for SITG          Mon  7/12/99   Mon  7/12/99
29   [ICON]       ICO Supplied MUX/DCN (to Germany) for WGD           Mon  7/12/99   Mon  7/12/99
30   [ICON]       ICO Supplied DCN/E 1 Link (to Germany) for SITG     Mon  7/12/99   Mon  7/12/99
31   [ICON]       ICO Supplied MUX/DCN (to NMC) for WGD               Wed  12/1/99   Wed  12/1/99
32   [ICON]       ICO Supplied DCN/E 1 Link (to NMC) for SITG         Mon  11/8/99   Mon  11/8/99
33   [ICON]       DCN                                                 Mon   6/7/99   Mon  6/28/99
34   [ICON]       NODE OS                                             Thu  8/19/99   Tue  9/21/99
35   [ICON]       SRMC & LINK-OS                                      Mon 11/15/99   Fri 12/17/99
36   [ICON]       Phase 2-2/2 with All SANs                           Thu  1/13/00   Fri  3/31/00
37                Phase 3 (AC2, FS2)                                  Mon  4/30/00   Fri  4/14/00
38                SAN Available to NEC for Upgrade & Integration      Mon  4/17/00   Mon   5/1/00
39                BMC Handover (AS2)                                  Fri  4/14/00   Fri  4/14/00
40
41             Germany                                                Wed   7/1/98   Wed  11/1/00
42   [ICON]       ICO Supplied MUX/DCN (to South Africa) for WGD      Mon  9/13/99   Mon  9/13/99
43   [ICON]       ICO Supplied DCN/E1 Link (to South Africa) for SITG Mon  9/13/99   Mon  9/13/99
44   [ICON]       HLR Installation and Phase 2-1                      Mon   3/1/99   Fri   5/7/99
47   [ICON]       RFT Installation & Phase 2-1 Complete               Wed   7/1/98   Fri  10/9/98
48   [ICON]       SBS Installation & Phase 2-1 Complete               Wed  4/28/99   Wed  7/14/99
51   [ICON]       MSSC Installation & Phase 2-1 Complete & Training   Tue  1/12/99   Wed  5/12/99
55   [ICON]       TNM Installation & Phase 2-1 Complete               Mon  1/11/99   Fri  7/23/99
60   [ICON]       SAN OSS/DCN Phase 2-1 Complete                      Mon   5/3/99   Wed  5/26/99
61   [ICON]       Phase 2-2/1 Network Connectivity Checkout           Mon   7/5/99   Tue  9/14/99
62   [ICON]       Phase 2-2/1                                         Mon  7/26/99   Tue  9/14/99
63   [ICON]       Phase 2-2/2                                         Thu   1/6/00   Fri   2/4/00
64   [ICON]       Phase 3 (ACI, FS1)                                  Mon   2/7/00   Wed   3/1/00
65   [ICON]       Pre-ORT                                             Thu   3/2/00   Fri  4/14/00
66   [ICON]       SAN Available to NEC for Upgrade & Integration      Mon  4/17/00   Wed  11/1/00
70                Training Window for Germany                         Wed  9/15/99   Wed   1/5/00
71   [ICON]       ICO Planned G2 ICONET Integration                   Wed  2/17/99   Fri  2/26/99
72
73             Handover to ICO (HO1)                                  Wed   3/1/00   Wed   3/1/00
74   [ICON]       DEU                                                 Wed   3/1/00   Wed   3/1/00                 [GRAPH]
75
76             ARE                                                    Fri   9/4/98   Fri 10/27/00
77   [ICON]       ICO Supplied MUX/DCN (to Germany) for WGD           Mon  8/23/99   Mon  8/23/99
78   [ICON]       ICO Supplied DCN/E1 Link (to Germany) for SITG      Mon  8/23/99   Mon  8/23/99
79   [ICON]       RFT Installation & Phase 2-1 Complete               Fri   9/4/98   Thu  5/13/99
80   [ICON]       SBS Installation & Phase 2-1 Complete               Tue  8/31/99   Fri 10/15/99
83   [ICON]       MSSC Installation & Phase 2-1 Complete & Training   Fri   3/5/99   Fri  7/30/99
87   [ICON]       TNM Installation & Phase 2-1 Complete               Mon  4/19/99   Fri 10/15/99
91   [ICON]       SAN OSS/DCN Phase 2-1 Complete                      Fri   8/2/99   Wed  9/15/99
92   [ICON]       Phase 2-2/1 Network Connectivity Checkout           Mon 10/11/99   Fri  11/5/99
93   [ICON]       Phase 2-2/1                                         Mon  11/8/99   Fri 12/17/99
94   [ICON]       Phase 2-2/2                                         Mon  1/10/00   Fri  3/10/00
95                Phase 3 (AC2, FS2)                                  Mon  3/13/00   Fri  4/14/00
96   [ICON]       SAN Available to NEC for Integration with
                    DEU/ZAF/BMC                                       Tue  7/25/00   Wed 10/25/00
99                SAN Handover to ICO (HO2)                           Fri  4/14/00   Fri  4/14/00
100               Training Window (TBD)                               Mon  4/17/00   Fri 10/27/00
101  [ICON]       ICO Planned G2 ICONET Integration                   Thu   7/8/99   Mon  8/16/99
102
103  [ICON]    South Africa                                           Wed   7/1/98   Fri 10/27/00
104  [ICON]       ICO Supplied MUX/DCN (to India) for WGD             Wed   9/8/99   Wed   9/8/99
105  [ICON]       ICO Supplied DCN/E1 Link (to India) for SITG        Wed   9/8/99   Wed   9/8/99
106  [ICON]       RFT Installation Phase 2-1 Complete                 Wed   7/1/98   Fri 10/30/98
107  [ICON]       SBS Installation & Phase 2-1 Complete               Tue  9/14/99   Fri 10/22/99
110  [ICON]       MSSC Installation & Phase 2-1 Complete & Training   Tue  1/12/99   Fri 10/22/99
114  [ICON]       TNM Installation & Phase 2-1 Complete               Thu  1/21/99   Wed 10/13/99
119  [ICON]       SAN OSS/DCN Phase 2-1 Complete                      Mon  9/13/99   Wed  10/6/99
120  [ICON]       Phase 2-2/1 Network Connectivity Checkout           Mon 10/11/99   Fri  11/5/99
121  [ICON]       Phase 2-2/1                                         Mon  11/8/99   Fri 12/17/99
122  [ICON]       Phase 2-2/2                                         Mon  1/10/00   Fri  3/10/00
123               Phase 3 (AC2, FS2)                                  Mon  3/13/00   Fri  4/14/00
124  [ICON]       SAN Available to NEC for Integration with
                    DEU/ZAF/ARE/BMC                                   Mon  7/17/00   Wed 10/18/00
127               SAN Handover to ICO (HO2)                           Fri  4/14/00   Fri  4/14/00
128               Training Window                                     Mon  4/17/00   Fri 10/27/00
129  [ICON]       ICO Planned G2 ICONET Integration                   Tue  3/16/99   Thu  3/25/99
130
131            Handover to ICO (HO2)                                  Fri  4/14/00   Fri  4/14/00
132               ZAF/ARE & BMC                                       Fri  4/14/00   Fri  4/14/00
133
134            Available to ICO                                       Fri  4/14/00   Fri  4/14/00
135               8 MSSC                                              Fri  4/14/00   Fri  4/14/00
136               8 LIAS                                              Fri  4/14/00   Fri  4/14/00
137               8 HPN                                               Fri  4/14/00   Fri  4/14/00
138               1 ILR                                               Fri  4/14/00   Fri  4/14/00
139               1 MESSAGING                                         Fri  4/14/00   Fri  4/14/00
140               1 HLR                                               Fri  4/14/00   Fri  4/14/00
141               1 NODE-OS                                           Fri  4/14/00   Fri  4/14/00
142
143            Call Demonstrations                                    Wed   3/1/00   Thu   3/1/01
144               Demonstration A: Voice, Mobile Terminated &
                     Mobile Originated Calls                          Wed   3/1/00   Wed   3/1/00
145               Demonstration B: In Bank Fax and Data
                     at 2.4kbps                                       Mon   5/1/00   Mon   5/1/00
146               Demonstration C: Voice with Diversity               Tue   8/1/00   Tue   8/1/00
147               Demonstration D: GSM Data at 2.4kbps                Tue   8/1/00   Tue   8/1/00
148               Demonstration E: GSM Data at 9.6/2.4kbps            Sun  10/1/00   Sun  10/1/00
149               Demonstration F: GSM Fax and Data at 4.8kbps        Thu   3/1/01   Thu   3/1/01


         2064
                      OVERALL PHASED SAN HANDOVER SCHEDULE

                                                                                                  Qtr 2, 1998         Qtr 3, 1998
ID   [ICON]    Task Name                                            Start          Finish         Ma      Jun       Jul   Aug   Sep
------------------------------------------------------------------------------------------------------------------------------------
244            USA                                                  Wed   7/1/98   Fri  9/15/00
245  [ICON]      ICO Supplied MUX/DCN (to Mexico) for WGD           Mon   7/5/99   Mon   7/5/99
246  [ICON]      ICO Supplied DCN/E 1 Link (to Mexico) for SITG     Mon   7/5/99   Mon   7/5/99
247  [ICON]      ICO Supplied MUX/DCN (to Germany) for WGD          Thu   7/8/99   Thu   7/8/99
248  [ICON]      ICO Supplied MUX/E 1 (to Germany) for SITG         Thu   7/8/99   Thu   7/8/99
249  [ICON]      ICO Supplied MUX/DCN (to Korea) for WGD            Mon   8/9/99   Mon   8/9/99
250  [ICON]      ICO Supplied MUX/E1 (to Korea) for SITG            Mon   8/9/99   Mon   8/9/99
251  [ICON]      RFT Installation & Phase 2-1 Complete              Wed   7/1/98   Fri  8/28/98
252  [ICON]      SBS Installation & Phase 2-1 Complete              Wed  1/27/99   Wed  7/21/99
255  [ICON]      MSSC Installation & Phase 2-1 Complete & Training  Tue  12/1/98   Fri   6/4/99
259  [ICON]      TNM Installation & Phase 2-1 Complete              Mon 12/14/98   Fri  7/23/99
264  [ICON]      SAN OSS/DCN Phase 2-1 Complete                     Mon  5/10/99   Wed   6/9/99
265              Phase 2-2/1 Network Connectivity Checkout          Thu   8/6/99   Wed   9/1/99
266              Phase 2-2/1                                        Thu  8/19/99   Wed  9/29/99
267  [ICON]      Phase 2-2/2                                        Mon  7/17/00   Fri  8/25/00
268              Phase 3 (AC4, FS4)                                 Mon  8/28/00   Fri  9/15/00
269              SAN Handover to ICO (HO4)                          Fri  9/15/00   Fri  9/15/00
270  [ICON]      II Window                                          Thu  8/12/99   Wed  7/19/00
273  [ICON]      ICO Planned G2 ICONET Integration                  Mon  7/12/99   Mon  7/26/99
274
275            CHILE                                                Wed   7/1/98   Fri  9/15/00
276  [ICON]      ICO Supplied MUX/DCN (to Brazil) for WGD           Fri  7/16/99   Fri  7/16/99
277  [ICON]      ICO Supplied DCN/E 1 Link (to Brazil) for SITG     Fri  7/16/99   Fri  7/16/99
278  [ICON]      RFT Installation & Phase 2-1 Complete              Wed   7/1/98   Fri  10/2/98
279  [ICON]      SBS Installation & Phase 2-1 Complete              Tue  4/13/99   Tue  9/14/99
282  [ICON]      MSSC Installation & Phase 2-1 Complete & Training  Tue  1/12/99   Mon   8/9/99
286  [ICON]      TNM Installation & Phase 2-1 Complete              Tue   2/2/99   Fri  7/30/99
291  [ICON]      SAN OSS/DCN Phase 2-1 Complete                     Mon  6/28/99   Wed  7/21/99
292              Phase 2-2/1 Network Connectivity Checkout          Thu   9/2/99   Wed  9/29/99
293  [ICON]      Phase 2-2/1                                        Mon  9/20/99   Fri 10/29/99
294  [ICON]      Phase 2-2/2                                        Mon  7/17/00   Fri  8/25/00
295              Phase 3 (AC4, FS4)                                 Mon  8/28/00   Fri  9/15/00
296              SAN Handover to ICO (HO4)                          Fri  9/15/00   Fri  9/15/00
297              Training Window                                    Mon  11/1/99   Fri  7/14/00
298  [ICON]      ICO Planned G2 ICONET Integration                  Tue   6/8/99   Tue  6/22/99
299
300            INDONESIA                                            Fri  8/28/98   Fri  9/15/00
301  [ICON]      ICO Supplied MUX/DCN (to Australia) for WGD        Tue   8/3/99   Tue   8/3/99
302  [ICON]      ICO Supplied DCN/E 1 Link (to Australia) for SITG  Mon  4/12/99   Mon  4/12/99
303  [ICON]      RFT Installation & Phase 2-1 Complete              Fri  8/28/98   Wed  3/31/99
304  [ICON]      SBS Installation & Phase 2-1 Complete              Wed  7/14/99   Fri  8/27/99
307  [ICON]      MSSC Installation & Phase 2-1 Complete & Training  Thu  3/18/99   Fri   6/4/99
311  [ICON]      TNM Installation & Phase 2-1 Complete              Thu   4/8/99   Fri  8/13/99
315  [ICON]      SAN OSS/DCN Phase 2-1 Complete                     Wed  3/17/99   Tue  5/11/99
316              Phase 2-2/1 Network Connectivity Checkout          Wed  8/18/99   Tue  9/14/99
317              Phase 2-2/1                                        Wed   9/1/99   Tue 10/12/99
318  [ICON]      SIT R2                                             Thu 10/28/99   Wed  12/1/99
319              SIT R2.5                                           Mon  3/27/00   Fri  4/28/00
320  [ICON]      Phase 2-2/2 (on R2.5)                              Mon  7/17/00   Fri  8/25/00
321              Phase 3 (on R2.5) (AC4, FS4)                       Mon  8/28/00   Fri  9/15/00
322              SAN Handover to ICO (HO4)                          Fri  9/15/00   Fri  9/15/00
323              Training Window                                    Thu  12/2/99   Fri  3/24/00
324  [ICON]      ICO Planned G2 ICONET Integration                  Tue  6/29/99   Mon  7/12/99                   [GRAPH]
325
326            AUSTRALIA                                            Wed   7/1/98   Fri  9/15/00
327  [ICON]      ICO Supplied MUX/DCN (to Korea) for WGD            Wed   7/7/99   Wed   7/7/99
328  [ICON]      ICO Supplied DCN/E1 Link (to Korea) for SITG       Wed   7/7/99   Wed   7/7/99
329  [ICON]      RFT Installation & Phase 2-1 Complete              Wed   7/1/98   Fri  8/14/98
330  [ICON]      SBS Installation & Phase 2-1 Complete              Tue   2/9/99   Fri  4/23/99
333  [ICON]      SBS & RFT Pre-Integration                          Thu   3/4/99   Wed  4/14/99
334  [ICON]      MSSC Installation & Phase 2-1 Testing & Training   Fri 11/20/98   Wed  7/28/99
338  [ICON]      TNM Installation & Phase 2-1 Complete              Tue   5/4/99   Fri  6/18/99
342  [ICON]      SAN OSS/DCN Phase 2-1 Complete                     Mon  1/18/99   Tue  2/16/99
343  [ICON]      Phase 2-2/1                                        Tue  6/15/99   Mon   8/2/99
344              Phase 2-2/1 Network Connectivity Checkout          Wed   8/4/99   Tue  8/31/99
345  [ICON]      SIT R1.5                                           Tue   8/3/99   Mon 10/11/99
346              SIT R2.0                                           Thu 10/28/99   Wed  12/1/99
347  [ICON]      Phase 2-2/2 (on R2.0)                              Fri  12/3/99   Fri  1/21/00
348              Phase 3 (on R2.0)                                  Mon  1/24/00   Fri  3/24/00
349              SIT R2.5                                           Mon  3/27/00   Fri  4/28/00
350              Phase 2-2/2 (on R2.5)                              Mon   5/1/00   Fri  5/26/00
351              Phase 3 (on R2.5) (AC4, FS4)                       Mon  5/29/00   Fri  9/15/00
352              SAN Handover to ICO (HO4)                          Fri  9/15/00   Fri  9/15/00
353  [ICON]      Training Window                                    Fri  8/27/99   Wed  12/1/99
354  [ICON]      ICO Planned G2 ICONET Integration                  Mon  3/22/99   Thu   4/1/99
355
356            INDIA (TBC)                                          Wed   7/1/98   Fri  9/15/00
357  [ICON]      ICO Supplied MUX/DCN (to Korea - bypass China)
                   for WGD                                          Tue  6/15/99   Tue  6/15/99
358  [ICON]      ICO Supplied DCN/E1 Link (to Korea) for SITG       Tue  6/15/99   Wed  12/1/99
361  [ICON]      ICO Supplied MUX/DCN (to Indonesia) for WGD        Mon  4/12/99   Mon  4/12/99
362  [ICON]      ICO Supplied DCN/E1 Link (to Indonesia) for SITG   Fri  8/27/99   Fri  8/27/99
363  [ICON]      ICO Supplied MUX/DCN (to ARE) for WGD              Mon  8/23/99   Mon  8/23/99
364  [ICON]      ICO Supplied DCN/E1 Link (to ARE) for SITG         Mon  8/23/99   Mon  8/23/99
365  [ICON]      Computer Floor                                     Thu   7/1/99   Thu   7/1/99
366  [ICON]      Window of Inst & PH2-1                             Fri   7/2/99   Wed  9/15/99
367  [ICON]      RFT Installation & Phase 2-1 Complete              Wed   7/1/98   Fri  8/28/98
368  [ICON]      SBS Installation & Phase 2-1 Complete (TBC)        Mon   7/5/99   Mon   8/9/99
371  [ICON]      MSSC Installation & Phase 2-1 Complete & Training
                   (TBC)                                            Thu 11/19/98   Thu  8/19/99
376  [ICON]      TNM Installation & Phase 2-1 Complete (TBC)        Mon   1/4/99   Fri  8/13/99
381  [ICON]      SAN OSS/DCN Phase 2-1 Complete (TBC)               Fri   7/2/99   Tue  7/27/99
382  [ICON]      Phase 2-2/1 Network Connectivity Checkout (TBC)    Mon  9/27/99   Fri 10/22/99
383  [ICON]      Phase 2-2/1 (TBC)                                  Mon 10/18/99   Fri 11/26/99
384  [ICON]      Phase 2-2/2 (on R2.5) (TBC)                        Mon  7/17/00   Fri  8/25/00
385              Phase 3 (on R2.5) (AC4, FS4) (TBC)                 Mon  8/28/00   Fri  9/15/00
386              SAN Handover to ICO (HO4)                          Fri  9/15/00   Fri  9/15/00
387  [ICON]      Training Window                                    Mon 11/29/99   Fri  7/14/00
388  [ICON]      ICO Planned G2 ICONET Integration                  Fri  8/13/99   Fri  8/27/99
389
390            HANDOVERS TO ICO (HO4)                               Sun  9/17/00   Sun  9/17/00
391              USA/CHL/IDN/AUS/IND/NMC                            Sun  9/17/00   Sun  9/17/00
392
393            FS5 COMPLETION                                       Thu  2/15/01   Thu   3/1/01
394  [ICON]      Phase 3 (AC5, FS5)                                 Thu  2/15/01   Thu  2/15/01
395  [ICON]      Completion of FS5                                  Thu   3/1/01   Thu   3/1/01
396
397            NMC                                                  Wed 10/28/98   Sun  9/17/00
398  [ICON]      ICO Supplied MUX/DCN (to India) for WGD            Wed   6/2/99   Wed   6/2/99
399  [ICON]      ICO Supplied DCN/E1 Link (to India) for SITG       Mon  3/22/99   Mon  3/22/99
400  [ICON]      ICO Supplied MUX/DCN (to USA) for WGD              Wed  6/30/99   Wed  6/30/99
401  [ICON]      ICO Supplied DCN/E1 Link (to USA) for SITG         Wed  6/30/99   Wed  6/30/99
402  [ICON]      HLR Installation and Phase 2-1                     Thu  3/25/99   Fri  4/16/99
405  [ICON]      Phase 2-2/1 Network Connectivity Checkout          Mon  6/28/99   Fri  7/23/99
406  [ICON]      NODE OS                                            Mon  8/23/99   Thu  9/23/99
407  [ICON]      SRMC/DCN/LINK-OS                                   Wed 10/28/98   Tue  8/31/99
411  [ICON]      Phase 2-2/1 with Australia                         Tue  9/14/99   Mon  11/1/99
412  [ICON]      Phase 2-2/2 with AII SANS                          Wed  11/3/99   Sat   4/1/00
413  [ICON]      Phase 3 (AC4, FS4)                                 Mon   4/3/00   Sun  9/17/00
414              NMC Handover to ICO (HO4)                          Sun  9/17/00   Sun  9/17/00

790141B1                             Page 3            Date Created: 18 March 99
                                                         Date Amended: 4 June 99
                                              Date Printed: Mon 8/7/00 @ 7:33 AM



         2065

                                                       ICO GLOBAL COMMUNICATIONS
                                                         1 QUEEN CAROLINE STREET
                                                                     HAMMERSMITH
                                                                   LONDON W6 9BN
[ICO LOGO]                                                        UNITED KINGDOM

                                                           TEL: +44 181 600 1000
                                                           FAX: +44 181 600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO.3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK


                               ANNEX 5 - TRAINING



                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED


CONFIDENTIALITY STATEMENT
ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.



           DOCUMENT NO.:        EN-IG-ICO-SW/ 000006

           VERSION:             2.11

           DATE:                26 May 1999


PREPARED                        ICO                       NEC

AUTHOR:                         TITLE:                    TITLE:

                                SIGNATURE:                SIGNATURE:

         2066

                                                           EN.IG-ICO-SW/ 000006
[ICO LOGO]                Annex 5 - Training               ISSUE:   2.10

                                                           26 May 1999

AMENDMENT RECORD

REVISIONS         DATE          CN NO.        REASON FOR CHANGE
---------         ----          ------        -----------------
1.0               14/02/97                    NEC Contract Issue
2.0               17/2/97                     To incorporate final NEC comments.
2.1               19/2/97                     Incorporate new para 1.4
2.2               26/2/97                     Changes to table para 4.3 new para 4.5
2.3               26/2/97                     Minor editorial changes
2.4               25/2/98                     Addition of new 'options' training
2.5               9/3/98                      Addition of DCN Training
                  30/3/98                     Corrected Header Version Number
2.6               23/3/99                     To incorporate amendments for Phased SAN Handover
2.7               28/4/99                     To incorporate amendments from WGs.
2.8               29/4/99                     To reflect changes to UAE and South Africa Training as per discussions with NEC on 29/4/99
2.9               13/5/99                     Reflects comments from NEC Work Groups
2.10              19/5/99                     PSH updates and move of "accreditation" to new section 6.2
 Rev 1            21/5/99                     Reflect NEC comments
2.11              26/5/99                     To reflect the discussions/comments of the final meeting


                                        1

Confidential and Proprietary to ICO Global Communications Created : 26/2/97 Revised 26/5/99

         2067

                                                           EN.IG-ICO-SW/ 000006
[ICO LOGO]                Annex 5 - Training               ISSUE:   2.10

                                                           26 May 1999

TABLE OF CONTENTS


        1. GENERAL                                                         3


        2. COURSE 1 - OPERATION & MAINTENANCE                              3


        3.COURSE 2 - ICO'S INSTRUCTOR'S TRAINING                           6


        4. COURSE 3 - SYSTEM ARCHITECTURE AND OPERATION & MAINTENANCE      8


        5. ADDITIONAL OPTIONS TRAINING                                     9


        6. GENERAL TRAINING CONDITIONS                                     11


                                        2

Confidential and Proprietary to ICO Global Communications Created: 26/2/97 Revised 26/5/99

         2068

                                                           EN.IG-ICO-SW/ 000006
[ICO LOGO]                Annex 5 - Training               ISSUE:   2.10

                                                           26 May 1999


1.       GENERAL

1.1. This Annex sets out the scope of the training courses, for the ICO staff.

1.2.     The training courses are summarised below-:

1.2.1.   On Site Operation and Maintenance Course at each SAN Site

1.2.2.   ICO Training Instructor Course at one SAN Site and one NMC Site

1.2.3.   System Architecture and Operation and Maintenance Course at an NMC

1.3. The Contractor in conjunction with ICO will develop a detailed training plan within 6 months of execution of this Agreement

1.4. ICO and the Contractor shall work closely together to develop a training program that does not impact on the Master Level Schedule and which ensures availability of trained ICO staff at a time when O & M services are required.

2.       COURSE 1 - OPERATION & MAINTENANCE

2.1. An On-Site Operation and Maintenance (O&M) course shall be carried out for each of the twelve SAN Sites.

2.2. Training windows have been identified between the end of the Phase 2-2/1 and the start of the Phase 2-2/2 activities for all SAN Sites with the exception of UAE and South Africa SAN sites.


         The Contractor, in consultation with ICO, will ensure that full training is provided for staff from the UAE and South Africa SANs before their respective handover dates. This will be achieved by running a second set of training courses for the staff from UAE and South Africa at alternative SAN sites.

         Training at the USA SAN will have to be co-ordinated with the G1/5/6 II Campaigns. This Training will initially be classroom based theory training, (on site) in the normal fashion with the remaining practical training being co-ordinated with the G1/5/6 ICONET Integration work.


                                        3

Confidential and Proprietary to ICO Global Communications Created: 26/2/97 Revised 26/5/99

         2069


                                                           EN.IG-ICO-SW/ 000006
[ICO LOGO]                Annex 5 - Training               ISSUE:   2.10

                                                           26 May 1999


         NEC will perform classroom based theory training, at the Australia SAN site, in the normal fashion and practical training will be undertaken as part of the 'hands-on' training which will take place during the ongoing development, integration and test activity.


         NEC and ICO to agree a solution for carrying out training for the NMC Staff, at a SAN Site and at the PNMC/BNMC Site.

         NEC will ensure that the latest available software builds are used during the training courses and that they will contain sufficient O&M functionality to conduct meaningful training.

2.3. The purpose of this course is to provide the SAN Operator's operation and maintenance staff with an understanding of the operation and maintenance of the relevant system and sub-systems.

         The duration of the O&M Course, for each of the twelve (12) SAN Sites shall be as shown below -:

          Item      Description                            Duration (Days)
          ----      -----------                            ---------------
           1        Overall SAN and NMC System                   10
           2        RFT,                                         10
           3        MSSC/VLR and related equipment               45
                    -   AXE 10 System Survey
                    -   AXE 10 Cellular O&M,
                        basics
                    -   OSS Operation
                    -   HPN
           4        SBS                                          15
           5        TNM                                           5
           7        SAN OSS                                       5
           8        DCN System                                    2


                                        4

Confidential and Proprietary to ICO Global Communications Created: 26/2/97 Revised 26/5/99

         2070


                                                           EN.IG-ICO-SW/ 000006
[ICO LOGO]                Annex 5 - Training               ISSUE:   2.10

                                                           26 May 1999


         The courses shall include the following elements for each subsystems:

            a)  Principles and functional design

            b)  Interfaces and interaction with other subsystems

            c)  Safety aspects

            d)  Operation (local and remote)

            e)  Emergency operation

            f)  Routine maintenance

            g)  Troubleshooting


2.4 The number of SAN Operator's students, participating in each of the above courses, shall be a maximum of 10 students.

2.5. Because the RFT sub-systems, particularly at the first six TT&C SAN Sites, shall be completed earlier than the SBS/MSSC/TNM systems the RFT On Site Operation and Maintenance training courses at the TT&C SAN Sites shall be held, after completion of the Installation Phase 2-1 Test of the 2 RFT Sub-systems committed for early availability for TT&C Integration testing at each of six TT&C SAN Sites.

2.6 The Contractor shall provide background material and any other training course notes to supplement the operation and maintenance handbook.

2.7. The Contractor shall allow "over the shoulder" observation, during the Equipment installation and testing.


                                        5

Confidential and Proprietary to ICO Global Communications Created: 26/2/97 Revised 26/5/99

         2071

                                                           EN.IG-ICO-SW/ 000006
[ICO LOGO]                Annex 5 - Training               ISSUE:   2.10

                                                           26 May 1999

3.       COURSE 2 - ICO'S INSTRUCTOR'S TRAINING

3.1.     A training course shall be held for ICO's own Training Instructors.

3.2. The purpose of this course is to train ICO's Training instructors so that they shall be able to carry out their own training courses on the SAN system architecture, as well as the operation and maintenance of the SAN and NMC systems.

3.3. The duration of the On Site ICO Instructor's Training course shall be as shown in the table below. The starting date is to be mutually agreed during the course of the Phased SAN Handover program.

        Item    Description                                    Duration (Days)
        ----    -----------                                    ---------------
         1      Overall SAN and NMC System                            10
         2      RFT                                                   10
         3      MSSC/VLR and related equipment                        65
                -    AXE 10 System Survey
                -    AXE 10 Cellular O&M, basics
                -    MSC/VLR/HLR O&M
                -    OSS Operation
                -    AXE 10 IOG O&M Advanced
                -    AXE Extended Software Maintenance
                -    HPN
         4      SBS                                                   25
         5      TNM                                                   5
         7      NMS/SRMC/SAN OSS                                      20


3.4. The number of ICO Training Instructors, participating in each of the above courses, shall be a maximum of 15 students.

3.5. ICO have the option of converting the MSSC aspect of the instructor's training course (65 days) into an additional MSSC course for NMC engineers without impact on the schedule or additional cost to either party.


                                        6


Confidential and Proprietary to ICO Global Communications Created: 26/2/97 Revised 26/5/99

         2072

                                                           EN.IG-ICO-SW/ 000006
[ICO LOGO]                Annex 5 - Training               ISSUE:   2.10

                                                           26 May 1999


         If ICO takes up this option, it is on the understanding that there is no MSSC equipment at the NMC, and that practical training cannot be provided at the NMC site. NEC and ICO have to agree where this MSSC course will be held in order to satisfy the training needs. If it is determined that the NMC staff should be sent to a SAN site for MSSC training then all such costs shall be covered by ICO.

3.6. The ICO Training Instructors training course shall be held at one of the twelve (12) SAN Sites, to be elected by ICO, for the RFT, SBS ,HPN, MSSC, TNM, and SAN-OSS sub-systems and at one of the two (2) NMC Sites for the NMS/SRMC sub-system. Alternatively, this course may be held at the Contractor's facilities subject to prior agreement by ICO.

3.7. Because the RFT sub-systems, particularly at the first six TT&C SAN Sites, shall be completed earlier than the SBS/HPN/MSSC/TNM systems the RFT training course for the ICO Training Instructors may be held correspondingly earlier than the remaining training courses.

3.8. The Contractor shall provide background material and any other training course notes to supplement the operation and maintenance handbook.


                                        7


Confidential and Proprietary to ICO Global Communications Created: 26/3/97 Revised 26/5/99

         2073

                                                           EN.IG-ICO-SW/ 000006
[ICO LOGO]                Annex 5 - Training               ISSUE:   2.10

                                                           26 May 1999


4.       COURSE 3 - SYSTEM ARCHITECTURE AND OPERATION & MAINTENANCE

4.1. A training course shall be held for training ICO's engineering staff at one of the NMC Sites, to be elected by ICO.

4.2. The purpose of this course is to provide the ICO engineers with an understanding of the system architecture and overview of the operation and maintenance of all the SAN's from the NMC.

         NEC and ICO to review the proposed individual Training Plans for Course 3 to ensure that NMC staff receives the appropriate sub-system training at the SAN Sites.

         NEC and ICO shall work together to find a solution for carrying out training to facilitate the NMC training above by considering:

         - Running an additional Sub-System course at one SAN Site (to be determined by NEC & ICO)

         - Sending a maximum of 2 NMC Staff to join the individual Sub-System O&M courses on up to 6 SAN Sites (to be determined by NEC & ICO

         Training window at the BNMC/PNMC site also still needs to be identified.

4.3. The duration of the System Architecture and Operation and Maintenance training course shall be as shown below -:.

         Item      Description                              Duration (Days)
         ----      -----------                              ---------------
          1        Overall SAN and NMC System                     10
          2        RFT                                            10
          3        MSSC/VLR and related equipment                 40
                   -   Telecom Network & AXE 10 -
                       Introduction
                   -   AXE 10 System Survey
                   -   MSC/VLR/HLR O&M
                   -   OSS Operation
                   -   AUC/EIR Training
                   -   HPN
          4        SBS                                            15
          5        TNM                                             5
          6        NMS/SRMC/SAN OSS                               10
          7        DCN System                                     15


                                        8


Confidential and Proprietary to ICO Global Communications Created: 26/2/97 Revised 26/5/99
         2074


                                                           EN.IG-ICO-SW/ 000006
[ICO LOGO]                Annex 5 - Training               ISSUE:   2.10

                                                           26 May 1999


4.4. The number of ICO engineers, participating in each of the above courses, shall be a maximum of 10 students.

5.       ADDITIONAL TRAINING

5.1 The following additional training courses shall be held for ICO SAN site staff.

5.2 The messaging and & ILR O&M courses will be taught only at the SAN Sites where this equipment will be installed. The duration of the courses are shown below.

         Item      Description                  SAN Site          Duration
                                                                   (Days)
          1        LIAS                         All SANs             5
          2        Messaging                     Germany             7
                                                Indonesia
                                                 Mexico
          3        ILR                             USA               5
                                                  Korea
                                                 Brazil

5.3 The number of ICO Engineers, participating in each of the above courses, shall be a maximum of 10 people.

5.4 The following training courses will be held for ICO's NMC staff at the PNMC or the BNMC at ICO's discretion

5.5      The duration of these courses are as shown below:

           Item      Description                              Duration (Days)
            1        LIMS Operator Administration                    5
            2        Messaging Administration                        7
            3        ILR Administration Management                   5

5.6 The number of ICO engineers, participating in each of the above courses, shall be a maximum of 10 people.


                                        9


Confidential and Proprietary to ICO Global Communications Created: 26/2/97 Revised 26/5/99

         2075


                                                           EN.IG-ICO-SW/ 000006
[ICO LOGO]                Annex 5 - Training               ISSUE:   2.10

                                                           26 May 1999


5.7 NEC to propose syllabus & schedule for the above courses in consultation with ICO.

5.8 Appropriate training courses on the additional options, i.e. Legal Interception, Messaging and ILR systems, for ICO's 15 instructors will be agreed with ICO.


                                       10


Confidential and Proprietary to ICO Global Communications

Created: 26/2/97

Revised 26/5/99
         2076

                                                           EN.IG-ICO-SW/ 000006
[ICO LOGO]                Annex 5 - Training               ISSUE:   2.10

                                                           26 May 1999

6.       GENERAL TRAINING CONDITIONS

6.1. Training shall consist of a combination of lecture style training and hands-on training. The style of training shall be dependant on the particular training course, and convenience of the training syllabus.

6.2. NEC and ICO shall work together to agree and configure a policy for accreditation of ICO SAN/NMC engineers within three months of the execution of this agreement. The purpose of such accreditation is to allow the appropriate ICO SAN/NMC engineers to maintain the IGF equipment, prior to Handover, when NEC staff are not available at the SAN site.


         The accreditation will indicate the level of the maintenance that ICO SAN/NMC engineers are permitted to perform until Handover of the individual SANs and NMCs. NEC shall retain full responsibility for the equipment until handover of the individual SAN or NMC.

         ICO shall make the relevant system and sub-systems available as required, for the purposes of hands-on training.

6.3. The students shall, as a minimum, have background knowledge and understanding of one or more of the following technologies -:

         -        Satellite Communications
         -        Cellular mobile switching
         -        Installation of electronic systems
         -        Familiarity with PCs and Work Station operator consoles


                                       11


Confidential and Proprietary to ICO Global Communications

Created: 26/2/97

Revised 26/5/99
         2077

                                                           EN.IG-ICO-SW/ 000006
[ICO LOGO]                Annex 5 - Training               ISSUE:   2.10

                                                           26 May 1999


6.4. The students shall, as a minimum, have a good working knowledge and understanding of the English language.

6.5. Training shall be carried out during normal local working hours nominally from 9:00am - 5:00pm 5 days a week.

6.6. ICO shall make the required staff available during these hours for the training course.

6.7. Training courses shall be conducted in the English Language by technical training experts from the Contractor. The trainers shall be experienced in training staff whose mother tongue is not English.

6.8. One Copy of training notes shall be provided for each student, in the English language. All the training documentation shall be provided in the English language and shall preferably use SI units. A copy of the training material shall be supplied to both ICO and the SAN operator one month before the commencement of the training session.

6.9. ICO shall supply the following training facilities at each SAN/NMC training Site for the duration of the training:

         - Training room with seating and lighting for at least 10 students and one instructor.
         -        Overhead Projector Facilities for transparency presentation.
         -        Video Recorder and Television facilities
         -        White Board Facilities
         -        PC Overhead Projector Facilities
         -        Photocopy Machine
         -        Printer


                                       12


Confidential and Proprietary to ICO Global Communications

Created: 26/2/97

Revised 26/5/99
         2078

                                                       ICO GLOBAL COMMUNICATIONS
                                                         1 QUEEN CAROLINE STREET
                                                                     HAMMERSMITH
[ICO LOGO]                                                         LONDON W6 9BN
                                                                  UNITED KINGDOM

                                                           TEL: +44 181 600 1000
                                                           FAX: +44 181 600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO.3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK


                             ANNEX 6: DOCUMENTATION


                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED


CONFIDENTIALITY STATEMENT

ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.



                 DOCUMENT NO.:        EN-IG-ICO-SW/000007

                 VERSION:             2.6

                 DATE:                2 June, 1999



       PREPARED                       ICO                   NEC

       AUTHOR:                        TITLE:                TITLE:

                                      SIGNATURE:            SIGNATURE:

         2079

                                                             EN-IG-ICO-SW/000007
[ICO LOGO]              Annex 6   -  Documentation           Version 2.6
                                                             2 June, 1999

AMENDMENT RECORD

REVISION          DATE          CN NO.        REASON FOR CHANGE
--------          ----          ------        -----------------
1.0               14/2/97                     NEC Contract Issue
2.0               17/2/97                     To incorporate final NEC comments.
2.1               18/2/97                     Incorporate minor comments to  para's 1.2, 4.1 and Table 1
2.2               26/2/97                     Minor editorial changes
2.3               11/5/99                     Changes  to  accommodate  amendments  related  to Phased  SAN
                                              Handover
2.3 Draft 2       13/5/99                     Reflect comments  re 'As Built'
2.3 Draft 3       19/5/99                     ICO proposed changes added
2.4               20/5/99                     After first round discussion ICO - NEC PO
2.5               26/5/99                     Changes agreed ICO - NEC PO: 1.4, delete II row; editorials
2.5.1             1/6/99                      Amend VCRM timing
2.6               2/6/99                      Remove VCRM


                                     Page i


Proprietary & Confidential to ICO Global Communications

         2080

                                                             EN-IG-ICO-SW/000007
[ICO LOGO]              Annex 6   -  Documentation           Version 2.6
                                                             2 June, 1999


                                TABLE OF CONTENTS


1.   GENERAL                                                   1


2.   DOCUMENTATION  MANAGEMENT AND CONTROL                     1


3.   EQUIPMENT HANDBOOK                                        1


4.   AS-BUILT INFORMATION                                      2


5.   IOT CALIBRATION DATA                                      2


                                     Page ii


Proprietary & Confidential to ICO Global Communications

         2081

                                                             EN-IG-ICO-SW/000007
[ICO LOGO]              Annex 6   -  Documentation           Version 2.6
                                                             2 June, 1999


1.       GENERAL

1.1 This Annex sets out the documentation that shall be provided by the Contractor in accordance with the requirements of this SOW.


1.2 The Contractor shall provide all documentation to ICO Global Communications in accordance with Table 1 of this Annex and shall be responsible for maintaining the currency of the documentation distribution of all copies and revisions to ICO.

1.3 The language used in all documentation submitted shall be English. Consistency of nomenclature shall be maintained between documents and each document shall contain a list of all abbreviations used. The SI system of units shall be used wherever possible throughout all documents. Common document standards shall be followed and the title page of all documents shall clearly identify;

              a)   document reference number

              b)   revision status

              c)   date of Issue

              d)   title of document

              e)   approval status

              f)    classification

              g)    author

              h)   distribution


1.4 In addition to hard copy, all documents shall also be submitted as electronic file(s) in MS Office (TM) or compatible format, or where appropriate, CD-ROM disk medium. Some documentation may be provided via electronic mail by agreement with ICO.

         The Switching O&M libraries will only be provided on CD ROM Disk medium.

2.       DOCUMENTATION MANAGEMENT AND CONTROL

         The documentation management and control process will be performed by the Contractor in accordance with the requirements contained in the Program Management Plan referred to in Table 1 of this Annex.

3.       EQUIPMENT HANDBOOK

3.1      The Equipment Handbook shall contain as a minimum:

Proprietary & Confidential to ICO Global Communications

         2082


                                                             EN-IG-ICO-SW/000007
[ICO LOGO]              Annex 6   -  Documentation           Version 2.6
                                                             2 June, 1999

                  - Detailed description of the sub-system addressed in the relevant section including top-level functional block diagrams, electrical, and technical performance characteristics

                  - All relevant interfaces and characteristics of signals and data messages across those.

                  - Conditions to be observed during normal operation of the system

                  - Anomalies, which may occur during normal operations and how to rectify those.

                  - Procedures for periodic maintenance and calibration if applicable and their recommended schedules.

                  - Corrective maintenance and fault-finding methods at system level.

4.       AS-BUILT INFORMATION

4.1 The 'As-Built' Information data will be provided for the management centre sites and on a per SAN and NMC Site basis covering all the equipment and antenna areas and shall include-:

         -        Civil drawings as applicable
         -        Rack layout
         -        Elevation Drawings
         -        Interconnection and Cabling Diagrams
         -        Hardware Inventory
         -        Data Transcript files for the Switching elements


5.       IOT CALIBRATION DATA

         - Test results from on-site tests shall be provided for the purpose of calibrating the antennas used for IOT. The characteristics to be measured are indicated in the section of IOT of the ICD 'TT&C to SAN'.

Proprietary & Confidential to ICO Global Communications

         2083


                                                             EN-IG-ICO-SW/000007
[ICO LOGO]              Annex 6   -  Documentation           Version 2.6
                                                             2 June, 1999


                       TABLE 1 - DOCUMENTATION SUBMISSION


ITEM                                     SUBMISSION                                NO. OF COPIES
----                                     ----------                                -------------
                                                                                   (REF. TO NOTES BELOW)
                                                                                   ---------------------
Programme Mgt Plan (WG-PL-60041)         2 months after SA                                  2
The Contractor's standard QA Plans       SA Date                                            2
ICO-Specific Contractor's QA Plans       2 months after SA Date                             2
HLSD Draft contents List                 2 weeks after SA Date
Preliminary HLSD First Draft             2 weeks before System PDR
Issue 1st Draft of HLSD                  1 month after System PDR                           2
Complete First Version HLSD              1 Month after System FDR                           2
Final Version of HLSD                    At AS-5
Programme Review Meeting (PRM)
Reports                                  At ICO 3 working days before PRM
                                         meeting.                                           2 + Internet
Preliminary Design Reviews               1 clear week before PDR meeting                    5
Documentation Pack (system and
Subsystem)
Final Design Reviews Documentation       before FDR meeting 10 working days.                5
Pack (System and Subsystem)
In-Plant Ph.1 Test  Requirements         Draft 7 months prior to start of                   2
                                         tests Final 5 months  prior to
                                         start of Tests
In-Plant Ph.1  Test Plan                 Draft 3 months prior to start of                   2
                                         tests. Final 2 months prior to
                                         start of tests
In Plant Ph. 1 Script                    1 month prior to start of tests                    2
TT&C/IOT Calibration Procedures          2 months before the start of the                   2
                                         tests
In-Plant Ph.1 Test Data Report           Draft within 1 month after                         2 (+ 1 to each relevant
                                         completion of tests. Final 3                       install. site)
                                         months after completion of tests

Note:

1. SA = Supply Agreement

2. For determining the due dates for documents, start of tests and training shall be according to the baseline schedule in Annex 4.

Proprietary & Confidential to ICO Global Communications

         2084


                                                             EN-IG-ICO-SW/000007
[ICO LOGO]              Annex 6   -  Documentation           Version 2.6
                                                             2 June, 1999

ITEM                                     SUBMISSION                             NO. OF COPIES
----                                     ----------                             -------------
                                                                                (REF. TO NOTES BELOW)
                                                                                ---------------------
Shipping Information for all Shipments   on shipment                            2 (+ 1 to each install.
to Site and ICO                                                                 site)
On-Site Ph.2-1 Test  Requirements        Draft 7 months prior to start of       2
                                         tests.
                                         Final 5 months prior to start of
                                         Tests

On-Site Ph.2-1 Test Plan                 Draft 3 months prior to start of       2 (+ 1 to each test site)
                                         tests.
                                         Final 2 months prior to start of
                                         tests

On Site Ph 2-1 Script                    1 month prior to start of tests        2 (+ 1 to each test site)

On-Site Ph.2-1 Test Data Report          Draft within 1 month after             2 (+ 1 to each test site)
                                         completion of tests.
                                         Final 3 months after completion of
                                         tests

TT&C/IOT Calibration Data                2 weeks after the tests                2 (+ 1 at IOT site)

On Site Ph 3 Test Requirements           Draft 7 months prior to start of       2
(for each Acceptance Set)                each Acceptance Set tests.

                                         Final 5 months prior to start of
                                         each Acceptance Set Tests

Ph.3 Test Plan Overview                  Draft 3 months prior to start of       2
                                         Acceptance Set 1 tests.
                                         Final 2 months prior to start of
                                         Acceptance Set 1 tests

On-Site Ph.3 Test Plan                   Draft 3 months prior to start of       2
(for each Acceptance Set)                each Acceptance Set tests.

                                         Final 2 months prior to start of
                                         each Acceptance Set tests

 On Site Ph 3 Test Script                1 month prior to start of each         2 (+ 1 to each test site)
(for each Acceptance Set)                Acceptance Set tests

On-Site Ph.3 Test Data Report            Draft within 1 month after             2 (+ 1 to each test site)
(for each Acceptance Set)                completion of each Acceptance Set
                                         tests.

                                         Final for FS-4 3 months after
                                         completion of the AS-4 tests
                                         Final for FS-5 3 months after
                                         completion of the AS-5 tests

Training Syllabus                        3 months before start of training      2
                                         sessions

Training Manuals and Documentation       1 month before start of training       2 (+ 10 to each training
(inc notes)                              sessions                               site)

O & M Equipment Handbooks                At equipment delivery                  2 (+ 1 to each install. site)

As Built Drawings (2 RFT's TT &C sites)  1 month after completion of site work

As-Built for SAN and NMC Sites           Marked up version at each handover     2 (+ 1 to each install.
                                         Final 1 month after each handover      site)

Air Interface Protocol Validation        as detailed in Annex 11                5 Copies
(AIPV)

LIMF Requirements                        as detailed in SOW                     2

Proprietary & Confidential to ICO Global Communications

         2085

                                                             EN-IG-ICO-SW/000007
[ICO LOGO]              Annex 6   -  Documentation           Version 2.6
                                                             2 June, 1999

                                                                                 NO. OF COPIES
ITEM                                     SUBMISSION                             (REF. TO NOTES BELOW)
----                                     ----------                             ---------------------
Integration Effort Test                  Draft 7 months prior to start of       2
Requirements                             each Acceptance Set tests.
(for AS-2 to AS-4)

                                         Final 5 months prior to start of
                                         each Acceptance Set Tests

Integration Effort Test Plan             Draft 3 months prior to start of       2
(for AS-2 to AS-4)                       each Acceptance Set tests.

                                         Final 2 months prior to start of
                                         each Acceptance Set tests

Integration Effort Test Script           1 month prior to start of each         2 (+ 1 to each test site)
                                         Acceptance Set tests

Integration Effort Test Report           Draft within 1 month after             2 (+ 1 to each test site)
(for AS-2 to AS-4)                       completion of each Acceptance Set
                                         tests.

                                         Final for AS-4 3 months after
                                         completion of the AS-4 tests

Proprietary & Confidential to ICO Global Communications

         2086

                                                             EN-IG-ICO-SW-000873
[ICO LOGO]       Annex 7B Joint Working Arrangements for     Issue 2.2
                 Phased SAN Handover                         3 June 1999


                                                       ICO GLOBAL COMMUNICATIONS
                                                         1 QUEEN CAROLINE STREET
                                                                     HAMMERSMITH
                                                                   LONDON W6 9BN
                                                                  UNITED KINGDOM
[ICO LOGO]
                                                          TEL: +44 181 600 10000
                                                           FAX: +44 181 600 1199

                                                           I-CO SERVICES LIMITED
                                              REGISTERED IN ENGLAND: NO. 3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK


           ANNEX 7B JOINT WORKING ARRANGEMENTS FOR PHASED SAN HANDOVER


                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED

CONFIDENTIALITY STATEMENT
ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.


                 DOCUMENT NO.:       EN-IG-ICO-SW-000873

                 VERSION:            2.2

                 DATE:               3 June 1999



       PREPARED                      AUTHORISED            APPROVED

       AUTHOR:                       MANAGER:              SENIOR MANAGER:



Confidential and Proprietary to ICO Global Communications

         2087

                                                             EN-IG-ICO-SW-000873
[ICO LOGO]       Annex 7B Joint Working Arrangements for     Issue 2.2
                 Phased SAN Handover                         3 June 1999

AMENDMENT RECORD

REVISION           DATE               CN NO.   REASON FOR CHANGE
--------           ----               ------   -----------------
1.0                23/4/99                     Phased SAN Handover Agreements
Draft 2            23/4/99                     To reflect ICO Doc 'Joint Working Arrangement' & NEC/ICO
                                               Responsibilities for Upgrades and  Integration at the SANs
                                               &  NMCs
Draft 3            27/4/99                     To reflect responsibilities for Configuration Management of
                                               MSSC and HLR- as discussed and agreed at NEC PO/ICO Meeting on 27/4/99
Draft 4            28/4/99                     To reflect Final comments collated from within ICO by CW
Draft 5            29/4/99                     Based on discussion KH/IM 29/4/99
Draft 6            13 May 99                   Proposed revisions incorporating proposals for resolution
                                               of issues and also for minor text updates.
Draft 7            14 May 1999                 Incorporating revisions as result of discussion with TK of
                                               NEC and GW.
Draft 8            18 May 1999                 NEC Comment
Version 2.0        25 May 1999                 Re-write after NEC ICO discussions of 24 and 25 May 1999.
Version 2.1        26 May 1999                 Revisions as per meeting NEC/ICO 26 May 1999.
Ver 2.1 R1         27 May 1999                 NEC Comments
Ver 2.1 R2         28 May 1999                 Incorporating revisions as results of discussion with ICO
                                               and NEC on 28th May 1999
Ver 2.1 R3         2 June 1999                 Minor edits
Ver 2.2            3 June 1999                 Final edits after NEC/ICO meet.


Confidential and Proprietary to ICO Global Communications

         2088

                                                             EN-IG-ICO-SW-000873
[ICO LOGO]       Annex 7B Joint Working Arrangements for     Issue 2.2
                 Phased SAN Handover                         3 June 1999


                                TABLE OF CONTENTS


1.    INTRODUCTION                                                           1


2.    OVERALL PHASED HANDOVER PHILOSOPHY                                     1


3.    ICONET INTEGRATION                                                     4


4.    SOFTWARE UPGRADES AND MULTI-SAN INTEGRATION                            4


5.    RESPONSIBILITIES FOR MANAGEMENT OF OPERATIONAL AND TEST NETWORKS       6


5.1   GENERAL MANAGEMENT RESPONSIBILITIES                                    6


5.2   FAULT MANAGEMENT                                                       8


5.3   CONFIGURATION MANAGEMENT                                               8

5.4   SRMS                                                                  10

5.5   GROUND NETWORK                                                        10
   5.5.1       General Principles                                           10
   5.5.2       Control                                                      11
   5.5.3       Process                                                      11

5.6   DCN                                                                   11


6.    PERFORMANCE MANAGEMENT                                                12


Confidential and Proprietary to ICO Global Communications

         2089

                                                             EN-IG-ICO-SW-000873
[ICO LOGO]       Annex 7B Joint Working Arrangements for     Issue 2.2
                 Phased SAN Handover                         3 June 1999


1.       INTRODUCTION

         This Annex describes the scope of the Joint Working Arrangements which covers:

         -        Overall Phased Handover Philosophy
         -        Principles for Software Upgrades and Multi-SAN Integration
         -        Responsibilities for Management of Operational and Test
                  Networks

2.       OVERALL PHASED HANDOVER PHILOSOPHY

2.1 The IGF shall be handed over in a phased sequence as shown in Figure 1. The Acceptance Criteria for each part of the IGF that is handed over are defined in Annex 10, Section 2. All references to Acceptance Criteria and Acceptance Sets in this Section 2 mean the corresponding parts of Annex 10, Section 2.

Confidential and Proprietary to ICO Global Communications

         2090

                                                             EN-IG-ICO-SW-000873
[ICO LOGO]       Annex 7B Joint Working Arrangements for     Issue 2.2
                 Phased SAN Handover                         3 June 1999


                                [FLOW CHART]








                  Fig. 1 Overall Phased SAN Handover Philosophy

Confidential and Proprietary to ICO Global Communications

         2091

                                                             EN-IG-ICO-SW-000873
[ICO LOGO]       Annex 7B Joint Working Arrangements for     Issue 2.2
                 Phased SAN Handover                         3 June 1999


2.2      PHASED HANDOVER SEQUENCE

         i. The German SAN, with Function Set 1 (FS-1), shall be handed over to ICO in accordance with Acceptance Set 1 (AS-1).

         ii. UAE, South Africa SANs and the Backup NMC (BMC) shall be tested for achievement of the acceptance criteria defined for Acceptance Set 2 (AS-2). On completion of the test the UAE and South Africa SANs and the BMC shall be handed over to ICO.

         iii. The Contractor will permit ICO access (the functions that ICO may use in the equipment that ICO can access are defined in Sections 4 and 5) to the MSSCs (including GMSSC functionality) that have not been handed over at Acceptance Set 2 (AS-2) and HLRs at the NMC at Acceptance Set 3 (AS-3).

         iv. The Contractor shall install the software required for Function Set 2 (FS-2) to the German SAN and integrate it with the UAE and South Africa SANs, and the BMC, that have been already handed over to ICO.

         v. The procedures in step ii to iv, above, are repeated for Mexico, Korea and Brazil SANs with Function Set 3 (FS-3) and Acceptance Set 3 (AS-3), and for USA, Chile, India, Australia and Indonesia SANs and Primary NMC, with Function Set 4 (FS-4) and Acceptance Set 4 (AS-4).

         vi. The integration of the USA ILR shall be carried out by, or on behalf of, ICO no sooner than completion of Acceptance Set 4 (AS-4).

         vii.     FS-5 shall be tested in accordance with Acceptance Set 5
                  (AS-5).

         viii. The Contractor shall make available to ICO the FS-5 software and the new configuration data associated with FS-5 for download to the 11 SANs and 2 Network Management Centres handed over in AS4. The place and medium of software delivery will be determined by ICO to be compatible with equipment requirements and operational needs.

2.3      OPERATION OF THE GON

2.3.1 The Contractor will make best efforts, consistent with the priorities described in paragraph 5.5.2 iii), to avoid unscheduled impacts to the operation of the GON after POFT commences. ICO currently plans POFT to commence between AS-3 and AS-4.

Confidential and Proprietary to ICO Global Communications
         2092

                                                             EN-IG-ICO-SW-000873
[ICO LOGO]       Annex 7B Joint Working Arrangements for     Issue 2.2
                 Phased SAN Handover                         3 June 1999

3.       ICONET INTEGRATION

3.1 One SAN (the USA SAN) will be used for both the Contractor's IGF testing and to commence ICONET Integration G156(E).

3.2 The Contractor and ICO shall make best efforts to optimise planning and execution of IGF testing and ICONET Integration testing to ensure that ICONET Integration can proceed as expeditiously as is reasonably possible within the window shown in the SOW Annex 4 Schedule (MLS) for the USA SAN.

3.3 IGF Integration and Testing shall be top priority during the scheduled periods, however, ICONET Integration needs should also be accommodated at the USA SAN (and other SANs involved in ICONET Integration) during these periods. Where ICO's priorities change such that II testing or other activities need to take priority over IGF Testing and Integration, ICO and the Contractor shall agree a change in schedule, including reasonable IGF schedule relief where appropriate.


4.       SOFTWARE UPGRADES AND MULTI-SAN INTEGRATION

4.1      ROLES

4.1.1 ICO shall be responsible for the Operation and Maintenance of the SAN and NMC sites after their Handover and shall be the sole point of contact for the Contractor to request access to a SAN / NMC after it has been handed over to ICO.

4.1.2 After hand over of an Acceptance Set, that is SAN/NMC and software,the Contractor shall continue IGF System Integration and Testing activities at the SANs that have not been handed over, including multi-SAN testing.

4.1.3 The Contractor shall be responsible, for the FS-2, FS-3, FS-4 Software corrections and upgrades at the SANs and BMC that have already been handed over to ICO. ICO shall support the Contractor with operations and maintenance staff at each SAN site during these correction and upgrade activities.

Confidential and Proprietary to ICO Global Communications
         2093

                                                             EN-IG-ICO-SW-000873
[ICO LOGO]       Annex 7B Joint Working Arrangements for     Issue 2.2
                 Phased SAN Handover                         3 June 1999


4.1.4 The Contractor shall be responsible, with the support of ICO operation & maintenance staff, for the integration of the new SANs and NMC with the SANs and BMC that have already been handed over to ICO. Configuration data for new SANs being integrated by the Contractor into the SANs already handed over to ICO will match or be consistent with the configuration data at the SANs already handed over to ICO.

4.1.5 For the purposes of software upgrade (FS-2 to FS-4 inclusive) and integration ICO shall make any SANs and the Backup NMC, that have already been handed over to ICO, available to the Contractor according to a detailed programme.

4.1.6 If these SANs and the Backup NMC, that have already been handed over, can not be made available by ICO by the scheduled date, ICO shall notify the Contractor, in writing, 2 weeks before the scheduled date, with the estimated schedule. All schedules following this event will be changed accordingly. In case the change in scheduled date of access is more than 2 weeks, the associated impact will be dealt with by the Change Request Procedure in Clause 9 of the Supply Agreement. In this case ICO shall issue a Change Request with the above written notification to the Contractor.

4.1.7 For the FS-3 to FS-4 upgrade the Software Upgrade and SAN Integration Transitions shall be as unobtrusive as reasonably possible. Operation of the SANs, already handed over to ICO, shall be maintained with the minimum of interruption. The detailed programme for upgrade of SANs shall be agreed by ICO and the Contractor. SAN upgrades will be phased so that not all SANs will be taken out of operation for upgrade at the same time. That is, specified SANs, or blocks of SANs will be sequentially upgraded and integrated. In particular, the German SAN and UAE SAN will not be simultaneously taken out of operation for software up-grade and integration, so that ICO can provide continuous services in the common geographic area covered by the German and UAE SANs.

Confidential and Proprietary to ICO Global Communications

         2094


                                                             EN-IG-ICO-SW-000873
[ICO LOGO]       Annex 7B Joint Working Arrangements for     Issue 2.2
                 Phased SAN Handover                         3 June 1999

4.1.8 ICO shall permit the Contractor access to the Australian SAN and NMC as appropriate, after they have been handed over, for the Contractor's continued testing and verification of Function Set FS-5. The procedures for testing and verifying FS-5 shall be developed such that FS-5 testing is as unobtrusive as reasonably possible and minimises un-necessary interference with ICO operations at the Australian SAN site and the NMC.

4.1.9 ICO shall be responsible for the FS-5 Software Upgrade. The Contractor shall support ICO in the installation of the FS-5 software upgrade. The procedures used for upgrading the SANs from FS-4 to FS-5 shall be developed by the Contractor based on the experience of the three previous upgrades. The level of support provided by the Contractor, shall be appropriate to support ICO's execution of the developed procedures.

4.2      OPERATIONS DURING SOFTWARE UPGRADES

4.2.1 During the phase when the SANs are being upgraded, there will be a period when the handed over SANs will operate with different FSs.

4.2.2 ICO will be able to use the handed over SANs so that the ICO system will operate at the lowest FS and, simultaneously, will operate in some smaller geographic area defined by the SANs and the IGF configuration at the higher FS. That is the new SANs equipped at the higher FS are compatible with the SANs equipped at the lower FS.

5.       RESPONSIBILITIES FOR MANAGEMENT OF OPERATIONAL AND TEST NETWORKS

5.1      GENERAL MANAGEMENT RESPONSIBILITIES

5.1.1 The definitions of the Networks, Operational and Test, are as per SOW Annex 7C Network Partitioning. The structuring of Management Responsibilities is based around the practicalities of the individual entities in the IGF. The Contractor and ICO agree that the following systems shall be managed as a single entity because it is not possible to separate these platforms:

         -        SRMS

Confidential and Proprietary to ICO Global Communications

         2095

                                                             EN-IG-ICO-SW-000873
[ICO LOGO]       Annex 7B Joint Working Arrangements for     Issue 2.2
                 Phased SAN Handover                         3 June 1999


         -        Ground Network

         -        DCN

5.1.2 One SRMC shall be used to provide the Radio Resource Allocation Plan for both the RON and the RTN.

5.1.3 The Ground Network shall be configured in a manner that creates the logical GON and the GTN.

5.1.4 The DCN shall be used to support Network Management information transport for both the ON and TN and shall also be used for downloading software to the SANs and NMCs.

5.1.5 The Management of the Operational Network (ON) shall be undertaken by ICO.

5.1.6 The Management of the Radio Test Network (RTN) shall be undertaken by the Contractor.

5.1.7 The Management of the Ground Test Network (GTN) shall be undertaken by the Contractor

5.1.8    Management for the purposes of this agreement involves:

         -        Fault Management

         -        Configuration Management

         -        Performance Management

5.1.9 The joint working arrangements for each of these activities are detailed in the following sections.

5.1.10 ICO and the Contractor shall agree single points of contact between the Contractor and ICO for managing the joint working arrangements as detailed in this Annex. The authorised individuals are:

         -        ICO: Director of ICONet Operations

Confidential and Proprietary to ICO Global Communications

         2096


                                                             EN-IG-ICO-SW-000873
[ICO LOGO]       Annex 7B Joint Working Arrangements for     Issue 2.2
                 Phased SAN Handover                         3 June 1999


         -        The Contractor: The Contractor's Test Controller.

         The authorised individuals will work within the management structure of the IGF Supply Agreement.

5.2      FAULT MANAGEMENT

5.2.1 The Contractor shall be responsible for fault management of the SANs and NMCs until completion of handover of each Acceptance Set (AS-1 to AS-4)

5.2.2 Upon completion of handover of each Acceptance Set (AS-1 to AS-4 inclusive) ICO shall be responsible for fault management of the equipment that has been handed over. The Contractor shall retain responsibility for resolution of faults and problems for the handed over equipment. The process for management of the resolution of problems is as defined in Annex 8A.

5.2.3 The Contractor shall make its Problem Tracking BugBase Database and its Fault Reporting Access Database available to ICO for use by ICO at SANs that have already been handed over to ICO.

5.2.4 For shared resources, i.e. SRMS, GN and DCN, where ICO has taken on responsibility for management of shared resources at the stages defined in Section 5.4, 5.5 and 5.6, ICO shall provide the Contractor with details of the status and faults on this equipment using procedures to be agreed. The Contractor will report faults to ICO discovered during their use of these systems for purposes of testing the IGF.

5.3      CONFIGURATION MANAGEMENT

5.3.1 The Contractor shall be responsible for Configuration Management of the SANs and NMCs prior to each Acceptance Set handover, that is AS 1, 2, 3 and 4.

Confidential and Proprietary to ICO Global Communications

         2097

                                                             EN-IG-ICO-SW-000873
[ICO LOGO]       Annex 7B Joint Working Arrangements for     Issue 2.2
                 Phased SAN Handover                         3 June 1999


5.3.2 ICO shall be responsible for Configuration Management of the SAN and NMC equipment after handover.

5.3.3    Configuration Management includes:

         - Defining, implementing and maintaining the documentation defining the physical build of the IGF, that is the equipment installed and its interconnection

         - Defining, implementing and maintaining the documentation defining the software that is built into the IGF, including software releases and subsequent software patches.

         - Defining, implementing and maintaining the documentation defining the configuration information that is used for the proper functioning of the IGF.

         - Ensuring that the equipment as configured and the documentation defining the configuration are consistent.

5.3.4 The Contractor shall provide Software configuration data on an Access Database, which ICO will import into its planned Configuration Management tool.

5.3.5 ICO shall be responsible for the configuration management of shared resources as defined in Sections 5.4, 5.5 and 5.6. As part of these responsibilities ICO will implement the configurations that the Contractor requires for the purposes of IGF Integration and Testing and also ICONet Integration. The Contractor will be responsible for defining the configuration that they require ICO to implement for the TN.

5.3.6 The Contractor and ICO shall use the Computerized Inventory Management System (CIMS) for handling hardware inventory.

Confidential and Proprietary to ICO Global Communications

         2098

                                                             EN-IG-ICO-SW-000873
[ICO LOGO]       Annex 7B Joint Working Arrangements for     Issue 2.2
                 Phased SAN Handover                         3 June 1999


5.4      SRMS

5.4.1 ICO shall, after AS-2 operate the SRMS at the Backup NMC to generate the appropriate SRM Data needed by the RON and the RTN. The process for management of the SRM Data after AS-2 handover shall include Input Files to SRMS and Data Generation and Distribution by SRMS:

         - The Contractor shall provide ICO with the RTN configuration they require for the purposes of build, integration testing of the IGF and for II testing (where the contractor is required to execute a relevant II campaign). The details of the information and its format will be agreed by ICO and the Contractor.

         - ICO shall be responsible for modification of input files to SRMS as well as creating and delivering the configuration data that will be used by the RON and RTN by utilising SRMS. In the event of inconsistencies between ICO requirements and the Contractor requirements ICO will resolve the inconsistencies using a process that will be agreed by ICO and the Contractor.

         - ICO shall be responsible for the distribution of the RON and RTN configuration data (generated by the SRMS) using the data distribution scheduling as defined in the SRMS SDD 670027.

5.5      GROUND NETWORK

5.5.1    General Principles

         The following basic principles apply to the management of configuration data for the MSSCs and HLRs:

         - The MSSC Data Transcript is based on the ICO Network Information Binder (NIB).

Confidential and Proprietary to ICO Global Communications

         2099

                                                             EN-IG-ICO-SW-000873
[ICO LOGO]       Annex 7B Joint Working Arrangements for     Issue 2.2
                 Phased SAN Handover                         3 June 1999


         - Within the Ground Test Network, the Contractor shall be able to apply test configurations and restore the original configuration based on the NIB.

         - Perceived discrepancies in the Data Transcript will be resolved against the NIB.

         - Changes to the Data Transcript will be performed through a centrally controlled process that will be agreed by ICO and the Contractor.

5.5.2    Control

         (i) The Contractor shall be responsible for management of configuration data prior to AS-3 Handover at which point the responsibility will be transferred to ICO.

         (ii) ICO and the Contractor will jointly resource a central team that will execute the changes to configuration data.

         (iii) Until AS-4 handover the order of priorities to be applied for management decisions will be:

                  Priority 1          IGF
                  Priority 2          II
                  Priority 3          ORT/POFT

                  From the beginning of POFT the underlying approach to all activities will be to cause the minimum impact to the operation of the GON

5.5.3    Process

         The Process for management of the configuration data for the MSSC and HLRs during the phased SAN handover will be based on the above principles. The details of the Process will be formulated and agreed by ICO and the Contractor.

5.6      DCN

5.6.1 ICO shall be responsible for operating and maintaining the DCN network from AS-2 handover.

5.6.2    The following process shall be followed after AS-2 handover.

Confidential and Proprietary to ICO Global Communications

         2100

                                                             EN-IG-ICO-SW-000873
[ICO LOGO]       Annex 7B Joint Working Arrangements for     Issue 2.2
                 Phased SAN Handover                         3 June 1999


         - The DCN is as defined in the IGF. It is anticipated that the DCN will be configured as planned for the IGF and that there will be no configuration changes for the DCN to support implementation and testing of either the IGF or for II.

         - It is anticipated that the normal operational configuration of the DCN shall be as defined in IGF DCN SAN & NMC LAN SDD A70428 and A Study Report on the Design of DCN WAN A70252 so as to support the planned traffic level as defined in WGA TN704271.

         - The DCN configuration includes emergency condition configurations and in the event of such an emergency event the fault reporting process will be used and ICO will execute its planned contingency configuration.

5.6.3 Until AS-4 handover the order priorities to be applied for management decisions will be:

         Priority 1                   IGF
         Priority 2                   II
         Priority 3                   ORT/POFT

         From the beginning of POFT the underlying approach to all activities will be to cause the minimum impact to the operation of the GON.

6.       PERFORMANCE MANAGEMENT

6.1 ICO shall be responsible for the performance management of the ON. The Contractor shall be responsible for performance management of the shared resources prior to handover to ICO. ICO shall be responsible for performance management of the shared resources and procedures as follows:

         -        SRMS after AS-2 handover

         -        GN after AS-3 handover

         -        DCN after AS-2 handover.

Confidential and Proprietary to ICO Global Communications

         2101

                                                             EN-IG-ICO-SW-000873
[ICO LOGO]       Annex 7B Joint Working Arrangements for     Issue 2.2
                 Phased SAN Handover                         3 June 1999


6.2 The Contractor and ICO shall jointly develop and implement a set of Key Performance Indicators that will cover:

         - Network performance, for example, network availability including DCN network availability as derived from the IGFR, Inter-MSSC link availability and MSSC transit and gateway availability.

         - Performance of the process that has been jointly agreed by the Contractor and ICO, for example, number of faults and their average clearance time.

6.3 The authorised individuals shall regularly meet to review actual performance against the agreed Key Performance Indicators. In the event of failure by ICO to achieve the Key Performance Indicators and where it can be demonstrated that failure to achieve the Key Performance Indicators has impacted on IGF activities, reasonable IGF schedule relief may be granted.

Confidential and Proprietary to ICO Global Communications

         2102

                                                             EN-IG-ICO-SW-000870
   [ICO LOGO]      Annex 7C Network Partitioning             Issue 1.0
                                                             3 June 1999



[ICO LOGO]                                             ICO GLOBAL COMMUNICATIONS
                                                         1 QUEEN CAROLINE STREET
                                                                     HAMMERSMITH
                                                                   LONDON W6 9BN
                                                                  UNITED KINGDOM

                                                          TEL: +44 181 600 10000
                                                           FAX: +44 181 600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO.3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK





                          ANNEX 7C NETWORK PARTITIONING


                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED


CONFIDENTIALITY STATEMENT

ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.


                 DOCUMENT NO.:              EN-IG-ICO-SW-000870

                 VERSION:                    1.0

                 DATE:                      3 June 1999


PREPARED                         AUTHORISED                   APPROVED

AUTHOR: P POSKETT/A FUJII        MANAGER:                     SENIOR MANAGER:


                                       1         Confidential and Proprietary to
                                                 ICO Global Communications
         2103
                                                             EN-IG-ICO-SW-000870
   [ICO LOGO]      Annex 7C Network Partitioning             Issue 1.0
                                                             3 June 1999


AMENDMENT RECORD

REVISION           DATE          CN NO.        REASON FOR CHANGE
--------           ----          ------        -----------------
0.1                29/4/99                     First draft based on Annex 7B

0.2                30/4/99                     Second draft

0.3                11/05/99                    Revised by NEC

0.4                12/05/99                    ICO and NEC re-work

0.5                12 &                        ICO Modifications
                   13/05/99

0.5.1              14/05/99                    ICO glt modifications

0.5.2              14/5/99                     Further ICO Modifications

0.5.3              17/5/99                     More ICO comments

0.5.4              18/5/99                     NEC counter modification

0.6                19/5/99                     Final

0.7                3/6/99                      Work Plan Dates referenced to signing PSH C.O.

1.0                3/6/99                      Reflect agreements of NEC/ICO Meeting 3/6/99


                                       2         Confidential and Proprietary to
                                                 ICO Global Communications
Revised 3/6/99
         2104
                                                             EN-IG-ICO-SW-000870
   [ICO LOGO]      Annex 7C Network Partitioning             Issue 1.0
                                                             3 June 1999


1        INTRODUCTION

1.1 This Annex sets out the implementation objectives, and work plan for Radio Network Partitioning and Ground Network Partitioning. The objective of Network Partitioning is to split the total ICO Network into two parts which can operate simultaneously, one part which will be used to carry user traffic, the other to carry test traffic.

1.2 Section 4 sets out the objectives of the Radio Network Partitioning and Ground Network Partitioning. The objectives should be achieved with a minimum of changes to equipment used in the Network, including IGF and UTs.

1.3     The Network Partitioning, which achieves the objectives set out in
        Section 4 below, will be implemented to support the Phased SAN Handover Schedule

2        WORKPLAN FOR NETWORK PARTITIONING

2.1 The Contractor shall develop and document the detailed Radio Network Partitioning design one month after signing C.O 17.

2.2 The Contractor shall provide the Work Plan for implementation of the Radio Network Partitioning two months after signing C.O. 17 which shall be consistent with the Phased SAN Handover Schedule.

2.3 The Radio Network Partitioning design shall be developed and factory tested by the Contractor ten months after signing C.O. 17

2.4 The Ground Network Partitioning shall be implemented and managed as set forth in SOW ANNEX 7B.

2.5     The DCN shall be managed as set forth in SOW ANNEX 7B.

3        DEFINITIONS

3.1 The Network comprises all of the SANs, NMC and BMC and their interconnection.

3.2 The Network comprises the Radio Network, the Ground Network and the DCN (as currently defined in the IGF).


                                       3         Confidential and Proprietary to
                                                 ICO Global Communications
         2105
                                                             EN-IG-ICO-SW-000870
   [ICO LOGO]      Annex 7C Network Partitioning             Issue 1.0
                                                             3 June 1999


3.3 The Radio Network comprises: the subsystems used at the SANs to provide radio communications, that is the RFTs, IDS, CDS, SBS, TNM, HPN, SAN SRMS, and the SRMC at the NMCs.

3.4 The Ground Network (GN) comprises the Switching Systems (as defined in the IGF) and their interconnection and the A and ISUP interface connections with the TNM.

3.5 The Operational Network (ON) is defined as those parts of the Network that are in use for operational traffic. That is all other traffic than that used to test the network. The ON comprises the Radio Operational Network (RON) and the Ground Operational Network (GON).

3.6 The Test Network (TN) comprises the Radio Test Network (RTN) and the Ground Test Network (GTN).

3.7 ICO's use of the non-handed over MSSCs and HLRs comprises: transit traffic within the IGF and for MO calls to the PSTN and also for MT calls from the PSTN. See Figure 1 -ICO Traffic - Illustrative MO Calls and Figure 2 ICO Traffic - Illustrative MT Calls which illustrates the supported traffic. ICO's traffic will not use the TNM or SBS at the non-handed over SAN sites, that is ICO will not generate MO or MT test calls and will not register ICO test users on the MSSCs at the non-handed over SANs.

4       OBJECTIVES OF NETWORK PARTITIONING

The agreed Objectives for Network Partitioning of the ICO system into a Test Network and Operational network are set out below.

NOTE: The primary objective is to allow concurrent operation of operational and test networks in such a way that the traffic on the Operational Network has zero or at least minimal degradation from the traffic and other activities on the Test Network and vice versa.

ICO is willing to consider modifications to these objectives if they can be shown to support the primary objectives and particularly if they can support:

        -       minimal or zero changes to UTs
        - upgrade of SAN software and functionality SAN-by-SAN with minimum loss of service
        - addition and removal of SANs to the Network with minimum loss of service.

4.1 The Network Partitioning shall provide for simultaneous operation of a Test Network (TN) with an Operational Network (ON).


                                       4         Confidential and Proprietary to
                                                 ICO Global Communications
         2106
                                                             EN-IG-ICO-SW-000870
   [ICO LOGO]      Annex 7C Network Partitioning             Issue 1.0
                                                             3 June 1999


4.2 The Radio Test Network (RTN) shall provide communications services between 'test' UT/SIMs and the GN via the RFT/SBS/TNMs of a configurable group of 'test' SANs. The Radio Operational Network (RON) shall provide communications services between 'operational' UT/SIMs and the GN via the RFT/SBS/TNMs of a separate and distinct configurable group of 'operational' SANs.

4.3 The RTN and the RON shall share simultaneous access to all accessible operational satellites.

4.4 The RTN shall provide radio communications with Test UT/SIMs and shall prevent Operational UT/SIMs from attempting radio communications with the RTN. The RON shall provide radio communications with Operational UT/SIMs (as already defined in the IGFR) and shall prevent Test UT/SIMs from attempting radio communications with the RON. (Both Operational and Test UT/SIMs would be able to listen for and receive BCCH from either the RTN or the RON. The Cell Bar flag or different ICO MNC/MCC codes in the BCCH may need to be used for this purpose.

4.5 The Network Partitioning Design shall not require any changes to the Air Interface. The Network Partitioning design shall assume minimum differences between the mobile equipment used in the Test UT and the Operational UT. The SIM of the Test UT may have different data from the Operational UT.

4.6     The ON shall provide the Functional Sets as defined in Annex 1.

4.7 The RN shall generate separate sets of Common Control Channels for the RTN and RON, including their information contents. The RN shall generate BTFPs which support simultaneous operation of the RTN and the RON.

4.8 The RN shall generate satellite channelisation plans that define satellite resources corresponding to the combined RTN and RON BTFPs.

4.9 The RTN shall provide radio coverage of designated areas of the ground (RTN ground areas) via all satellites and RTN SANs which can provide coverage to those RTN ground areas. The RON shall provide radio coverage of designated areas of the ground (RON ground areas ) via all satellites and RON SANs which can provide coverage to those RON ground areas.


                                       5         Confidential and Proprietary to
                                                 ICO Global Communications
         2107
                                                             EN-IG-ICO-SW-000870
   [ICO LOGO]      Annex 7C Network Partitioning             Issue 1.0
                                                             3 June 1999


4.10 The CCCH BTFP for the RTN shall consist of one CCCH set (BCCH, RACH, PAGCH) in each beam providing coverage of RTN ground areas. The CCCH BTFP for the RON shall be as defined in the IGFR. The DCH BTFP for the combined RTN and RON shall be as defined in the IGFR with the following changes; the DCH BTFP shall provide an additional common configurable number of 25kHz frequency slots for every spot beam covering the RTN ground areas.

4.11 The RTN and RON coverage may overlap, i.e. ground areas shall be able to be designated as simultaneously part of the RTN and of the RON. In such overlap areas the IGF shall be able to provide multiple sets of resources (CCCH and DCH) in a spot beam; one set for SANs of the RON and one set for SANs of the RTN.

4.12 The GN shall provide a GTN and GON by creating logically distinct 'test' and 'operational' partitions. Each partition shall provide services as delivered by the IGF to the respective UT/SIMs. That is the Test UT/SIM shall access services in the GTN and operational UT/SIMs shall access services in GON.

4.13 For HPN, the Radio Network shall provide simultaneous coverage of a single combined TN and ON; the GN shall be configurable to provide escalation to either operational or test UTs on an individual subscriber basis consistent with the current IGF.

4.14 The GN shall provide the means to control, according to the definition of the type of user (either test or operational), access to the networks, teleservices, bearer services, supplementary services and ICO specific services.

4.15 The GN (both GTN and GON) shall be configurable to allow and separately control the routing of traffic to/from 'operational' UT/SIMs and to/from 'test' UT/SIMs, including teleservices, bearer services, supplementary services and ICO specific services and their associated signalling traffic to:

                -       IGF terrestrial network elements

                - IGF terrestrial routes, including but not limited to, MSSC-to-TNM, MSSC-to-MSSC and MSC-to-ISC

4.16 The GN shall provide the means to create multiple logical networks (defined as services and user groups) that can operate on physically separate, and overlapping subsets, or the full GN.


                                       6         Confidential and Proprietary to
                                                 ICO Global Communications
         2108
                                                             EN-IG-ICO-SW-000870
   [ICO LOGO]      Annex 7C Network Partitioning             Issue 1.0
                                                             3 June 1999


4.17 The Digital Communication Network (DCN) is required to reliably transmit network management communications between:

                - the NMC/BMC and the network management systems at the SAN sites

                - the BOSS and the MSSCs, and other equipment that provides billing information and requires provisioning data. (Note the connection of the BOSS into the DCN will be the subject of a separate ICO Change Request)

                - the NMC/BMC and the BOSS for the exchange of fault information.

4.18 The physical separation of operational traffic and test traffic on the DCN is unrealistic and therefore the DCN will be managed by the Contractor prior to AS-2. Post handover of AS-2 ICO will be responsible for operating the DCN. The Contractor and ICO agree to provide communication services over the DCN to a given set of service levels which will be based on the performance standards as defined in the IGFR. Both ICO and the Contractor agree that the traffic loads that will placed on the DCN are as planned in the definition of traffic loads as defined in WGD document WGA TN 70427 B1 A Study Report on DCN Traffic Models.

5.       IMPLEMENTATION

5.1 The Contractor shall implement the Network Partitioning in accordance with the Work Plan referred to in Section 2. above.



                                       7         Confidential and Proprietary to
                                                 ICO Global Communications
         2109
                                                             EN-IG-ICO-SW-000870
   [ICO LOGO]      Annex 7C Network Partitioning             Issue 1.0
                                                             3 June 1999

                [FIGURE 1- ICO TRAFFIC - ILLUSTRATIVE MO CALLS]


                              [ICO TRAFFIC CHART]

---------------------------------------------
Key

     Inter MSSC and A interface ISUP traffic

     A' interface traffic

     Inter TNM ISUP traffic
---------------------------------------------

                                       1         Confidential and Proprietary to
                                                 ICO Global Communications
         2110
                                                             EN-IG-ICO-SW-000870
   [ICO LOGO]      Annex 7C Network Partitioning             Issue 1.0
                                                             3 June 1999

                [FIGURE 2 - ICO TRAFFIC - ILLUSTRATIVE MT CALLS]

                              [ICO TRAFFIC CHART]

--------------------------------------------
Key

     Inter MSSC, A interface ISUP traffic, #7 traffic including MAP

     A' interface traffic

     Inter TNM ISUP traffic
--------------------------------------------

                                       2         Confidential and Proprietary to
                                                 ICO Global Communications
         2111
[ICO LOGO]                           ICO GLOBAL COMMUNICATIONS
                                     1 QUEEN CAROLINE STREET
                                     HAMMERSMITH
                                     LONDON W6 9BN
                                     UNITED KINGDOM

                                     TEL: +44 181 600 1000
                                     FAX: +44 181 600 1199

                                     I-CO SERVICES LIMITED
                                     REGISTERED IN ENGLAND: NO.3045294
                                     REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                     LONDON W6 9BN UK



                            ANNEX 8A - IGF TEST PLAN



                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED

CONFIDENTIALITY STATEMENT

ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.


                 DOCUMENT NO.:              EN-IG-ICO-SW/000009

                 VERSION:                   2.10

                 DATE:                      3 June, 1999


PREPARED                         ICO                           NEC

AUTHOR: TOSHIO MIZUNO,           TITLE:                        TITLE:
KEITH HUNGERFORD

                                 SIGNATURE:                    SIGNATURE:
         2112
AMENDMENT RECORD

REVISION          DATE          CN NO.        REASON FOR CHANGE
1.0               14/2/97                     NEC Contract Issue

2.0               17/2/97                     To incorporate final NEC comments

2.1               18/2/97                     Further final NEC comments incorporated

2.2               18/2/97                     Further final NEC comments incorporated

2.3               26/2/97                     Minor editorial changes

2.4               11/5/99                     Changes to incorporate amendments related to Phased SAN
                                              Handover

 2.4. Draft 1     13/5/99                     Para 5.1.9, 5.1.10 deleted, 4.7 bullet added, 5.1.6 & 6.2.4
                                              & 5.4.5 change wording delete Table 1

2.4 Draft 2, 3    19/5/99                     ICO proposed changes

2.5               20/5/99                     After first round discussion ICO - NEC PO

2.6               25/05/99                    Additional ICO proposed changes

2.6.1             25/05/99                    Add 5.4.11 and amend 5.4.2

2.7               26/5/99                     Changes agreed ICO - NEC PO: 1.1, 1.5, 4.7, 5.3, 5.4, 5.5,
                                              6.2

2.8               27/5/99                     Changes to 5.4.2,

2.8.1             1/6/99                      Define test documents

2.8.2             2/6/99                      Amend definition of test documents

2.8.3             2/6/99                      Amend definition of test documents based on KH - RS
                                              discussion

2.9               3/6/99                      Further amend test documents definition

2.10              3/6/99                      Amend reference to Phase 2 to Phase 2-1 in section 1.7



                                     Page i         Proprietary and Confidential
                                                    to ICO Global Communications
         2113
                                TABLE OF CONTENTS


1.   INTRODUCTION                                                            1


2.   SCOPE                                                                   3


3.   TEST HIERARCHY AND OBJECTIVES                                           3


4.   FACTORY PRE-INTEGRATION TEST FACILITIES                                 4


5.   ICONET GROUND FACILITIES TEST PHASES                                    7


6.   ROLES & RESPONSIBILITIES                                               13


                                    Page ii         Proprietary and Confidential
                                                    to ICO Global Communications
         2114
                                                             EN-IG-ICO-SW/000009
[ICO LOGO]              Annex 8a   - IGF TEST PLAN           Issue 2.10
                                                             3 June, 1999


1.            INTRODUCTION

1.1 This Annex describes the Test Plan for the IGF. The Master IGF Test Plan Document (WGB-700056) shall be further developed during the course of the Supply Agreement. The aim of testing is to verify the functionality and performance of the Equipment in accordance with the IGFR.

1.2 Test requirements are defined for individual IGF components, meaningful integrated configurations, and the overall IGF system, forming a hierarchy of test campaigns to achieve final satisfactory operation of the IGF system.

1.3 This Annex covers both in-factory and in field testing, and formal and informal test campaigns. The detailed test requirements, plans, acceptance criteria, scripts and VCRMs (Verification Cross-Reference Matrixes) for each section of the testing shall be developed during the course of the Supply Agreement.

1.4           The purpose of this Annex is to:

              - define general test methodologies, and standards to be followed in testing the Equipment

              - provide the high level objectives and pre-requisites of each set of tests

              - act as a "master" document at the top of a test document hierarchy, which shall be generated to cover the detailed test requirements for each of the individual test campaigns required

              - provide a framework, tying together the individual campaign test plans

1.5 The Contractor shall provide documentation for formal IGF testing for ICO's review and approval. The details of the documentation and the timing for supply of draft and final versions shall be as defined in Annex 6 - Documentation.


                                    Page 1          Proprietary and Confidential
                                                    to ICO Global Communications
         2115
                                                             EN-IG-ICO-SW/000009
[ICO LOGO]              Annex 8a   - IGF TEST PLAN           Issue 2.10
                                                             3 June, 1999


1.6 The requirements of this section 1.6 shall apply to TRDs for Phase 3 testing. The Test Requirements Documents (TRD) may at the Contractor's discretion be delivered as a separate document for each test campaign or combination of campaigns. Each TRD shall identify the applicable test campaign. Each TRD shall list the tests to be conducted. Each test shall have a unique test identifier, which can be used in the VCRM for tracing. For each test, the TRD shall provide the following:

              -        Unique identifier

              -        Test objective

              - General test description - test target, initial conditions, test scope or limitations (may be analysis or inspection or demonstration if appropriate)

              -        Pass/Fail criteria

              -        Requirement(s) addressed (eg IGFR reference)

1.7 The VCRM (Verification Cross Reference Matrix) is to be used as a tool for tracing between tests and the IGFR, and thus to facilitate agreement between ICO and the Contractor on Test Requirements Documents for Phase 1, Phase 2-1 and Phase 3 tests. Once all the TRDs are agreed the use of the VCRM will end. The VCRM shall list for each IGFR the unique identifier(s) of the verification method(s) (including tests, analyses, inspections and demonstrations) which contribute to the evidence that the requirement is met. In order to further facilitate the agreement of the TRDs, the VCRM shall also show which IGFRs will be addressed in a future issue of the VCRM.

1.8 The VCRM may at the Contractor's discretion be delivered as an initial issue, followed by updated versions associated with each TRD as it is delivered. If this procedure is used, Draft and Final versions shall be provided at the same time as or before the corresponding Draft and Final TRDs. The initial issue and updated versions shall be complete with respect to IGFR coverage, the missing information being limited to the test identities which are to be defined in a future version.


                                    Page 2          Proprietary and Confidential
                                                    to ICO Global Communications
         2116
                                                             EN-IG-ICO-SW/000009
[ICO LOGO]              Annex 8a   - IGF TEST PLAN           Issue 2.10
                                                             3 June, 1999


2.       SCOPE

2.1           This Annex describes both informal and formal testing of IGF
              Equipment.

2.2 The Contractor shall ensure that informal testing of IGF units and sub-systems shall be carried out by the manufacturer of the Equipment as part of its internal design verification and may be observed by ICO Staff.

2.3 Formal testing shall be carried out by the Contractor and shall be witnessed by ICO Staff.

2.4 Formal Testing shall be limited to Phase 1 Subsystem Testing, Phase 2-1 Installation Testing and Phase 3 IGF System Testing for each Acceptance Set (including testing for integration with previously handed over Equipment).

2.5 This Annex does not include conformance, verification or integration testing of other elements of the ICO system not procured by the Contractor such as UTs, Satellites, SCC, PCS, PLMN, ADC, Administration Systems and Inter SAN/NMC links.

3.            TEST HIERARCHY AND OBJECTIVES

3.1 Test requirements shall be defined for individual units and subsystems of Equipment as well as the overall IGF system.

3.2 The IGF Unit and Sub-system Testing shall cover testing as specified in the Master IGF Test Plan Document, to verify and/or validate that all requirements of the IGFR have been met.

3.3 All tests shall be uniquely identified and traceable from the IGFR via VCRMs.

3.4 All tests shall have clear, comprehensive and unambiguous pass/fail criteria that may be demonstrated during testing.

3.5 All tests shall have clear, comprehensive and unambiguous test conditions, so that test results may be obtained in a controlled and repeatable way.


                                    Page 3          Proprietary and Confidential
                                                    to ICO Global Communications
         2117
                                                             EN-IG-ICO-SW/000009
[ICO LOGO]              Annex 8a   - IGF TEST PLAN           Issue 2.10
                                                             3 June, 1999


4.            FACTORY PRE-INTEGRATION TEST FACILITIES

4.1 These informal tests combine subsystems incrementally to provide confidence of operation of completed SANs and NMC, prior to delivery of Equipment to Site.

4.2 The Contractor shall provide Factory Pre-Integration Test Facilities for use in the integration and development testing. Testing carried out on the test facilities shall be informal. The Factory Pre-Integration Test Facility shall be implemented in 3 stages:


              -        Stage 1 Intra SAN Simulation

              -        Stage 2 Inter SAN Simulation

              -        Stage 3 Inter SAN Network Simulation

4.3 Special Test Equipment (STE) as set out in Annex 2 Section 4.2 shall be supplied by ICO for use by the Contractor as required.

4.4            Stage 1 - Intra SAN Simulation

4.4.1 The Stage 1 Test Facility shall be located in Australia and shall be used for IGF pre-integration testing of but not be limited to:

              - TNM/MSSC all protocol validation including Teleservices, Bearer Service, and Supplementary GSM Services protocol

              -        Some agreed ICO Specific Services

              -        Operation and Maintenance Functions

              -        Call Connectivity

              -        Terrestrial Network Manager Functions and

              -        Vocoder

              to ensure that those subsystems relevant to services/functions above interwork with each other. Major subsystems to be tested are TNM and MSSC and related peripheral.

4.4.2 ETL shall deliver a combined MSSC/VLR/HLR to the Australian Test Facility as detailed in Annex 4.

4.4.3 NEC/A shall deliver the TNM and the TNM-OAM to the Australian Test Facility as detailed in Annex 4.


                                    Page 4          Proprietary and Confidential
                                                    to ICO Global Communications
         2118
                                                             EN-IG-ICO-SW/000009
[ICO LOGO]              Annex 8a   - IGF TEST PLAN           Issue 2.10
                                                             3 June, 1999


4.4.4 The test facility at Australia shall be used to integrate the following subsystems: -

              -        MSSC

              -        Terrestrial Network Manager (TNM)

              -        Home Location Register (HLR)

              -        GSM Tester

4.4.5 ICO shall deliver a GSM tester which shall be capable of being used for simulating the GSM Base Stations and UTs, to the Australian Test Facility as detailed in Annex 4.

4.5           Stage 2 - Inter SAN (with Channel Manager) Simulation

4.5.1 The Stage 2 Facility shall incorporate Test Facilities located in the USA and Australia, and shall be used for IGF pre-integration testing between the Australian and USA Test Facilities for development testing of:

              - Inter-working between two MSSCs, as per Stage 1 but with two physically separated MSSCs.

              -        MSSC and SBS interfaces with the TNM

              - MSSC and High Penetration Notification Controller (HPN-Controller) interfacing

              -        Terrestrial Network Management Functions

              Major subsystems to be tested in this stage are interworking among SBS, TNM and MSSC.

4.5.2 The Stage 1 Test Facility equipment shall be used during Stage 2 testing. The following additional equipment shall be supplied as defined in Annex 4 for Stage 2 testing.

4.5.3 ETL shall deliver a combined MSSC/VLR/HLR to the USA Test Facility as detailed in Annex 4.

4.5.4 ETL shall deliver an HPN-Controller to the USA Test Facility as detailed in Annex 4.

4.5.5 NEC/A shall deliver TNM to the USA Test Facility as detailed in Annex 4.

4.5.6 HNS shall deliver an SBS, including Channel units, to the USA Test Facility as detailed in Annex 4.


                                    Page 5          Proprietary and Confidential
                                                    to ICO Global Communications
         2119
                                                             EN-IG-ICO-SW/000009
[ICO LOGO]              Annex 8a   - IGF TEST PLAN           Issue 2.10
                                                             3 June, 1999


4.5.7 HNS shall deliver an SBS, including Channel Units, to the Australian Test Facility as detailed in Annex 4.

4.5.8 ICO shall deliver a GSM tester which shall be capable of being used for simulating the GSM Base Stations and UTs to the USA Test Facility as detailed in Annex 4.

4.6           Stage 3 - Inter SAN Network Simulation

4.6.1 The Stage 3 Facility shall incorporate a Test Facility, located in Japan, and shall be used for IGF pre-integration testing between the Australian, USA and NEC Yokohama Test facilities for development testing of:

              -        DCN

              -        Functional Tests on TNM

              -        Interface Test on, - NMC/SRMC and SAN

              -        Operation and Maintenance Interfaces between MSSC/OSS and
                       NMC

              At this stage, interworking among all subsystems in the IGF is to be tested.

4.6.2 The Stage 2 Test Facility equipment shall be used during Stage 3 testing.

4.6.3 The following additional equipment shall be supplied as per Annex 4 for Stage 3 testing.

4.6.4 ETL shall deliver HPN-Controller to the Australian Test Facility as detailed in Annex 4.

4.6.5 NEC shall deliver NMC and IF Equipment to the NEC Yokohama facility as detailed in Annex 4, and use the SAN-OSS, to carry out pre-integration testing with the NMC in Japan.

4.6.6 The NMC shall be operating with basic functionality for the interface testing and shall include the Satellite Resource Management Centre (SRMC) and Local SRMS involved in SBS.

4.6.7 The NMC shall also be capable of control and monitor of basic alarm and status of all types of network elements.


                                    Page 6          Proprietary and Confidential
                                                    to ICO Global Communications
         2120
                                                             EN-IG-ICO-SW/000009
[ICO LOGO]              Annex 8a   - IGF TEST PLAN           Issue 2.10
                                                             3 June, 1999


5.            ICONET GROUND FACILITIES TEST PHASES

5.1           Phase 1, Unit and Subsystem Testing

5.1.1 These are performed on named subsystems, concentrating primarily on the "first-off" on-Site Equipment, with a reduced set of tests on subsequent on-Site Equipment.

5.1.2 Phase 1 Testing shall be performed in-factory and consist of Unit and Subsystem testing for Equipment manufactured by the Contractor and shall not include third party vendors' proprietary Equipment such as PCs or work stations.

5.1.3 Units shall be defined as separable pieces of Hardware or Software on which requirement testing may be performed. Unit testing shall be carried out by the Equipment manufacturer in accordance with the manufacturers internal testing standards. Unit testing shall be informal.

5.1.4 Subsystems, for the purpose of this Annex, shall be defined as multiple interconnected units common to a manufacturer which form a separate testable subsystem. The Phase 1 Subsystem testing which shall be performed by the Equipment manufacturer is formal testing. The "first-off" of every single subsystem shall be tested by the Contractor and witnessed by ICO.

5.1.5 Approval of the "first off" subsystem test results, in accordance with the agreed criteria, shall be required before the subsystem leaves the factory for on-Site installation.

5.1.6         Subsystem tests shall concentrate on the following:

              - testing of the applicable functional and performance requirements of individual subsystems

              - validation of significant or "system-level" internals that have not been explicitly or adequately covered in unit testing

              - correct operation of the subsystem component interfaces to the appropriate Interface specifications

              - correct operation of man-machine interfaces, to the appropriate specifications


                                    Page 7          Proprietary and Confidential
                                                    to ICO Global Communications
         2121
                                                             EN-IG-ICO-SW/000009
[ICO LOGO]              Annex 8a   - IGF TEST PLAN           Issue 2.10
                                                             3 June, 1999

5.2           Phase 2-1 Installation Testing

5.2.1 The Contractor shall ensure that Phase 2-1 Installation Testing shall be performed in-field on the Equipment upon completion of the Equipment installation. The first installation of every single subsystem of the IGF shall be on-Site tested by the Contractor and witnessed by ICO.

5.2.2 Installation testing shall be performed in-field as a form of "build checkout". The Phase 2-1 "build checkout" shall ensure that all Site dependent configurations are correct, and that all interfaces for other sub-systems are operating correctly in a 'Stand Alone' mode including signalling, traffic and management paths.

5.2.3 Installation tests shall assess that Equipment has not been damaged in transit, that all components are properly configured and connected, local communications links are satisfactorily in-service, and that local Site factors do not affect operation (e.g. power supplies, local radiation sources, temperature and humidity).

5.2.4 All on-Site installation and calibration (and commissioning as appropriate for the RFT TT&C) procedures shall have been completed prior to this phase of formal "build checkout" testing.

5.2.5 These tests shall be formal, and shall be completed before delivered Equipment is released for further phases of testing or use.

5.2.6 These tests shall be conducted at each SAN and NMC, with the same degree of completeness, specifically paying attention to Site specific requirements.

5.3           PHASE 2-2 ON-SITE INTEGRATION TESTING

5.3.1 Phase 2-2 on-Site integration testing shall be performed in-field upon completion of the Phase 2-1 Installation Testing and shall expand on the Phase 2-1 sub system "build checkout".

5.3.2         The Phase 2-2 on-Site integration testing shall be informal.


                                    Page 8          Proprietary and Confidential
                                                    to ICO Global Communications
         2122
                                                             EN-IG-ICO-SW/000009
[ICO LOGO]              Annex 8a   - IGF TEST PLAN           Issue 2.10
                                                             3 June, 1999


5.3.3 The purpose of Phase 2-2 on-Site integration testing shall be to ensure the IGF subsystems are correctly integrated, before Phase 3 system testing begins. It shall be performed by a test team made up of representatives from each Equipment manufacturer.

5.3.4 Components shall be integrated in an incremental fashion, with each configuration involving meaningful combinations of functionality. The final configuration is a completely integrated SAN and NMC.

5.3.5 Tests shall concentrate on a subset of the overall IGF functional and performance requirements for each of the configurations, and on interworking of the Equipment as each is integrated.

5.3.6 Phase 2-2 Testing shall include those Phase 2-1 aspects that can only be fully tested when integrated with Equipment.

5.3.7 The Phase 2-2 Testing shall include informal 'Dry Run' testing prior to the formal Phase 3 witness testing. Phase 2-2 testing shall if necessary be followed by a Software Rebuild/Reload and a 'Re-Test', with the updated versions of de-bugged software.

5.3.8         The Air Interface shall be further validated with the use of a UT
              Simulator.

5.3.9 These tests are performed on all Sites, concentrating primarily on the "first-off" SAN and NMC, with a reduced set of tests on subsequent Sites.

5.3.10 Phase 2-2 shall verify the connectivity of all the switch network components in the IGF. This includes both traffic and signalling routes to switch nodes co-located at the SAN as well as to nodes remote from the SAN e.g. HLR. It requires that ICO supplied SAN to SAN E1 links be in place.

5.3.11 Inter SAN testing shall take place between two or three available SANs. It may utilise SANs 03, 02 & 07 (Australia, India and Indonesia) or suitable agreed alternatives. These SANs have been selected to minimise the spread of time zone differences with the Australian SAN. Inter SAN Tests shall encompass the range of tests specific to more than one SAN.


                                    Page 9          Proprietary and Confidential
                                                    to ICO Global Communications
         2123
                                                             EN-IG-ICO-SW/000009
[ICO LOGO]              Annex 8a   - IGF TEST PLAN           Issue 2.10
                                                             3 June, 1999


5.3.12 SAN to SAN Handover shall be tested utilising the NECA test beds where it shall be possible to configure two notional SANs at the one site.

5.4           PHASE 3  IGF SYSTEM TESTING

5.4.1 Phase 3 IGF System Testing shall be performed in-field by the system test team upon completion of the Phase 2-2 On-Site Integration testing.

5.4.2 Phase 3 tests shall be performed so as to address the Function Sets defined in Annex 1, as follows:

              - Phase 3-1: Testing of the services, functions, performance and capacity of Function Set 1 on a single SAN.

              - Phase 3-2: Incremental testing of the services, functions, performance and capacity of Function Set 2 on two SANs and one NMC (the BMC).

              - Phase 3-3: Incremental testing of the services, functions, performance and capacity of Function Set 3 on three SANs. In addition, these tests shall include incremental NMC and SAN-NMC interworking tests as required for FS-3.

              - Phase 3-4: Incremental testing of the services, functions, performance and capacity of Function Set 4 on five SANs and one NMC (the NMC). In addition, these tests shall include incremental NMC-BMC interworking tests as required for FS-4.

              - Phase 3-5: Incremental testing of the services, functions, performance and capacity of Function Set 5 on one SAN and on an environment representative of multiple SANs and NMCs as required for specific functions. This testing shall provide tests for services and functions not tested in earlier Acceptance Sets, and for services and functions whose tests did not pass earlier tests. Regression testing shall address a sample of services and functions previously tested and passed, but which are supported by Equipment (hardware and software combined) which has been modified for the final delivered configuration.

5.4.3 The IGF System testing shall be performed with the use of simulator equipment for the UT and Satellite.


                                    Page 10         Proprietary and Confidential
                                                    to ICO Global Communications
         2124
                                                             EN-IG-ICO-SW/000009
[ICO LOGO]              Annex 8a   - IGF TEST PLAN           Issue 2.10
                                                             3 June, 1999


5.4.4 The system integration testing shall ensure that the Equipment supplied is operating according to the specified requirements and shall be formal.

5.4.5 The Phase 3 testing shall include the requirements described in this section. The order and structure of the tests shall be in accordance with section 5.4.2, not the order and structure of this section.

5.4.5.1 The Phase 3 testing, in conjunction with Phase 1 and Phase 2-1 testing, shall fully test all the specified functionality in the IGFR for the number of SANs and NMCs appropriate to each function.

5.4.5.2 One SAN testing shall be extensive and shall encompass the range of tests that can be performed on one SAN. This shall include IGF call processing, configuration, control, monitoring, capacity and performance related tests.

5.4.5.3       One NMC testing shall be extensive and shall encompass

              a) testing of the network management functions and SRMC functions specified in the IGFR but not covered in Phases 1&2 tests, and

              b) interconnection testing with a complete SAN in stand-alone mode.

5.4.5.4 Two SAN testing shall be incremental and shall encompass the range of tests specific to two SANs. This shall include call handover between SANs and UT movement related tests such as re-registration and call delivery to remote SANs. IGF configuration, control, monitoring and performance related tests specific to two SAN operation shall also be tested.

5.4.5.5 Three SAN testing shall be incremental and shall encompass the range of tests specific to three SANs. This shall include testing of intermediate SAN operation in call handover between SANs via an intermediate SAN and UT movement related tests such as re-registration and call delivery to remote SANs via intermediate SANs. IGF configuration, control, monitoring and performance related tests specific to three SAN and NMC operation shall also be tested.

5.4.5.6 Five SAN and NMC testing shall be incremental and shall encompass the range of tests specific to 5 SANs and the NMC. This shall include testing of network configuration, functions and performance, as specified, and NMC operation. NMC-BMC test shall be also conducted.


                                    Page 11         Proprietary and Confidential
                                                    to ICO Global Communications
         2125
                                                             EN-IG-ICO-SW/000009
[ICO LOGO]              Annex 8a   - IGF TEST PLAN           Issue 2.10
                                                             3 June, 1999


5.4.6 IGFR testing will be concentrated at SAN 3 to verify the operation of each FS. InterSAN tests will be performed using the Australian, Indonesia and India SANs, or at suitable agreed alternatives. At all other SANs a limited number of call traces and O&M functions will be used to demonstrate that the site hardware and software are operational and are configured correctly. Networking tests will be performed on SANs being handed over at AS-2, 3 and 4 to verify that SAN sites can operate as a network.

5.4.7 Prior to commencing a Phase 3 test, the Contractor shall hold a Test Readiness Review at which the following will be presented to
              ICO:

              - a list of the tests performed during the dry run for that test, with the result of each one,

              -        a list of the problem reports currently outstanding,

              - analysis of the above problems showing that the applicable Acceptance Set criteria are met;

              - Completed test documentation (VCRM, TRD, TPD, TSD) updated or marked up to resolve any issues which arose during the dry run;

              - Final Phase 2-1 test report for all Equipment involved in the Phase 3 test.

5.5           INTEGRATION EFFORTS

5.5.1 After each stage of Phase 3 testing, there are integration efforts designed to integrate the Function Sets with the hardware already delivered to ICO. These integration efforts at AS-2, AS-3 and AS-4 are defined as follows:

              - IE2: 3 SAN AND BMC INTEGRATION: The integration of the two SANs and BMC provided at AS-2 with the first SAN already handed over to ICO.

              - IE3: 6 SAN AND BMC INTEGRATION: The integration of the three additional SANs provided at AS-3 with the 3 SANs and the BMC already handed over to ICO.

              - IE4: 11 SAN, NMC, AND BMC INTEGRATION: The integration of 5 additional SANs and the NMC provided at AS-4 with the previous 6 SANs and the BMC already handed over to ICO.


                                    Page 12         Proprietary and Confidential
                                                    to ICO Global Communications
         2126
                                                             EN-IG-ICO-SW/000009
[ICO LOGO]              Annex 8a   - IGF TEST PLAN           Issue 2.10
                                                             3 June, 1999



5.5.2 Before each integration effort can begin the Contractor shall demonstrate that the added Equipment meets the applicable acceptance criteria defined in Annex 10.

5.5.3 Each integration effort shall consist of regression tests (that is, tests which have already been passed on the added Equipment as part of the entry criteria). The regression testing for the new AS shall include interworking of functions and services within the hardware of the previous Equipment, and between hardware of the previous and added Equipment. The extent of such regression testing will be determined by the following principles:

              - the regression testing shall not extend the requirements on the AS;

              - the regression testing shall be sufficiently extensive to exercise all hardware in the previous AS which has had little or no exercise in the previous AS;

              - the regression testing shall validate a significant sample, but not a majority, of the new services and functions added by the AS.

              ICO shall have the right to selectively reduce the regression testing previously agreed, by deleting individual tests at its sole discretion. Other changes to the plan may be made by mutual agreement.

6.            ROLES & RESPONSIBILITIES

6.1.          Test Planning and Execution

6.1.1 Performance of IGF units and sub-system testing, including planning, documenting, co-ordinating, execution and problem identification/isolation and, within the IGF, problem solving shall be the sole responsibility of the Contractor.

6.1.2 The Contractor shall provide and maintain a problem tracking database in which all problems shall be entered. The database shall provide for problem ID code, status, responsible person, classification, planned correction date, temporary fix ID, and action plan reference or summary. The database shall provide facilities for problems to be sorted and presented or printed in a variety of formats and orders, to facilitate management and reporting on the problems.


                                    Page 13         Proprietary and Confidential
                                                    to ICO Global Communications
         2127
                                                             EN-IG-ICO-SW/000009
[ICO LOGO]              Annex 8a   - IGF TEST PLAN           Issue 2.10
                                                             3 June, 1999



6.1.3 Following completion of each Phase of testing for any part of the IGF, the Contractor shall provide weekly reports relating to that part, providing a summary of the current problem statistics, expected clearance date for all problems, and a full listing of the database contents. Such reports shall continue until all of the problems have been corrected.

6.2           Communications Links

6.2.1. The Contractor shall be responsible for all the communications links charges during the Pre-Integration testing at the NECA, HNS and NECJ test facilities.

6.2.2. The Contractor shall invoice ICO and ICO shall re-imburse all such communications charges on an actual cost basis.

6.2.3 ICO shall provide and maintain all necessary communications links between ICO Sites for Equipment on-Site testing.

6.2.4 The capacity, routing and availability dates of the E1 links are as specified in SOW Annex 2.

6.3.          Test Equipment

6.3.1 Aside from the test equipment provided by ICO as given in Annex 2, all test equipment required for Phase 1 to Phase 3 shall be provided by the Contractor.

6.3.2 The Special Test Equipment, being provided by ICO, for Phase 1 to Phase 3 are shown in Annex 2.

6.3.3 The Contractor shall develop a comprehensive requirements document for each of UT Load Simulator and Satellite Channel Simulator and shall submit them to ICO for its approval within 3 months after the execution of the Supply Agreement.


                                    Page 14         Proprietary and Confidential
                                                    to ICO Global Communications


         2128
                                                       ICO GLOBAL COMMUNICATIONS
                                                         1 QUEEN CAROLINE STREET
                                                                     HAMMERSMITH
                                                                   LONDON W6 9BN
                                                                  UNITED KINGDOM
[ICO LOGO]
                                                           TEL: +44 181 600 1000
                                                           FAX: +44 181 600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO.3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK




                          ANNEX 8B - DEMONSTRATION PLAN


                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED


CONFIDENTIALITY STATEMENT
ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.


                 DOCUMENT NO.:          EN-IG-ICO-SW/000010
                 ----------------------------------------------
                 VERSION:               2.6
                 ----------------------------------------------
                 DATE:                  27 May 1999
                 ----------------------------------------------


       PREPARED               ICO                   NEC
      --------------------------------------------------------------------
       AUTHOR:                TITLE:                TITLE:
      --------------------------------------------------------------------
                              SIGNATURE:            SIGNATURE:
      --------------------------------------------------------------------
         2129
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000010
[ICO LOGO]         Annex 8 B - DEMONSTRATION PLAN           Issue 2.6
                                                            27 May 1999
--------------------------------------------------------------------------------


AMENDMENT RECORD

REVISION      DATE        CN NO.    REASON FOR CHANGE
---------------------------------------------------------------------------
1.0           14/2/97               NEC Contract Issue
2.0           17/2/97               Final Issue
2.1           18/2/97               Incorporate minor comments to para's,1.1, 1.2 and 5.1.2
2.2           25/2/97               Delete para 5.3 to correct erroneous description
2.3           26/2/97               Minor editorial changes
2.4           24/3/99               Updated to accommodate plan for Phased SAN Handover
2.5           26/5/99               ICO response to version 2.4, new para 3.5 specifying
                                    demonstrations before AS1,2,3,4,5.
2.6           27/5/99               Updated after NEC/ICO review 27 May 1999. Paras 3.2 and 3.5 revised. New para 4.3


                                                Confidential and Proprietary to
Created: 14/2/97                                      ICO Global Communications
Modified: 27/5/99
         2130
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000010
[ICO LOGO]         Annex 8 B - DEMONSTRATION PLAN           Issue 2.6
                                                            27 May 1999
--------------------------------------------------------------------------------


                               TABLE OF CONTENTS

1.     INTRODUCTION                                                                    2

2.     SCOPE                                                                           2

3.     END-TO-END CALL DEMONSTRATIONS                                                  3

4.     SAN SITE                                                                        3

5.     PRE-REQUISITES FOR END-TO-END CALL DEMONSTRATION                                4

6.     EQUIPMENT FOR END-TO-END CALL DEMONSTRATION                                     5


                                       1        Confidential and Proprietary to
Created: 14/2/97                                      ICO Global Communications
Modified: 27/5/99
         2131
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000010
[ICO LOGO]         Annex 8 B - DEMONSTRATION PLAN           Issue 2.6
                                                            27 May 1999
--------------------------------------------------------------------------------


1.     INTRODUCTION

1.1 The Contractor shall perform End-to-End Call Demonstrations of the IGF in accordance with the End-to-End Call Demonstration Plan (the "Demonstrations") as described in this Annex. The Demonstrations shall demonstrate the functionality of the Equipment together with the other elements of the ICO system; e.g. satellite(s), User Terminals (UT), and the actual connections to the public switched networks.

1.2 The scope and procedures of the Demonstrations shall be developed within 7 months prior to the Demonstrations.

1.3    This Annex provides a high-level description of the Demonstrations.

2.     SCOPE

2.1 Each Demonstration shall be performed at a selected SAN Site Different SAN sites may be used for different demonstrations.

2.2 The Demonstrations shall be performed during the period specified on the Master Level Schedule.

2.3 Demonstration procedures shall be prepared by the Contractor and submitted to ICO for approval prior to the commencement of the Demonstrations.

2.4 The Demonstrations shall be conducted by the Contractor and be witnessed by ICO.

2.5 ICO's co-operation shall be a mandatory requirement for preparation of the SAN Site and performing the Demonstrations. Specifically, all external components, being supplied by ICO and integrated into the ICONET, shall either already be satisfactorily in-service, or shall have undergone prior acceptance testing as a part of their individual supply agreements.

2.6    There shall be no PASS/FAIL criteria for the Demonstrations.

2.7 The Contractor , with ICO's assistance, shall be responsible for isolation of any problems identified during the Demonstrations.

2.8 The Demonstrations shall not be part of the Integration and Testing of the IGF, nor acceptance of the IGF nor acceptance of part of the IGF.


                                       2        Confidential and Proprietary to
Created: 14/2/97                                      ICO Global Communications
Modified: 27/5/99
         2132
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000010
[ICO LOGO]         Annex 8 B - DEMONSTRATION PLAN           Issue 2.6
                                                            27 May 1999
--------------------------------------------------------------------------------


3.     END-TO-END CALL DEMONSTRATIONS

3.1 The Contractor , with ICO assistance, shall demonstrate the establishment of end-to-end connections, transmission and reception of voice/fax/data traffic under specific conditions, and connection cleardowns.

3.2 The demonstrations (Demonstration A to Demonstration F) listed below shall take place as early as possible, but no later than the dates shown in the Schedule at Annex 4 to the Statement of Work:

       A. Demonstration A  Voice, mobile terminated and mobile originated calls.

       B. Demonstration B  In Band fax 2.4 kbps and In Band data 2.4 kbps.

       C. Demonstration C  Voice with diversity.

       D. Demonstration D  GSM data at 2.4 kbps

       E. Demonstration E  GSM data at 9.6/2.4 kbps

       F. Demonstration F  GSM fax at 4.8 kbps and GSM data at 4.8 kbps.

3.3    The Demonstrations shall show connections between an ICO UT and

       - a PSTN/ISDN terminal
       - a PLMN mobile station
       - another ICO UT (registered
         at the same MSSC/VLR).

3.4 Depending upon the availability of a second satellite, call diversity and satellite-to-satellite handover shall be demonstrated.

3.5 Demonstrations may be combined at the Contractors option. Notice of any such combining of demonstrations shall be provided by the Contractor to ICO [1 month] in advance of the due date of the demonstration.

4.     SAN SITE

4.1 The selection of the SAN Site, to be used for the Demonstrations shall be mutually agreed by the Contractor and ICO during the course of the Supply Agreement.

4.2 The selection of the SAN Site shall be based upon availability and the fulfilment of the pre-requisites as outlined in Section 5.


                                       3        Confidential and Proprietary to
Created: 14/2/97                                      ICO Global Communications
Modified: 27/5/99
         2133
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000010
[ICO LOGO]         Annex 8 B - DEMONSTRATION PLAN           Issue 2.6
                                                            27 May 1999
--------------------------------------------------------------------------------


4.3 If the selected SAN site has already been handed over to ICO, ICO will provide the necessary access and support for the purposes of the demonstration.

5.     PRE-REQUISITES FOR END-TO-END CALL DEMONSTRATION

5.1 The following basic pre-requisites shall be complied with by ICO, in order for the Demonstrations to be performed -:

5.1.1 ICO shall provide the interconnection between the selected SAN and exchange gateway or International Switching Centre (ISC) which shall include-:

       - making any necessary agreements with the gateway or ISC operator for interconnection

       - ordering, installing, and activating communication lines between the MSSC of the selected SAN and the exchange gateway or ISC

       - defining B number (routing) exchange data in all telecommunication nodes between the A subscriber of a local exchange and the MSSC of the selected SAN to ensure correct routing of calls

5.1.2 To facilitate the testing of an ICO Mobile subscriber to a fixed PLMN operator, ICO shall arrange for the configuration of a Terrestrial Mobile Switching Center (MSC) and, as appropriate, a Gateway Mobile Switching Center, (GMSC), of the appropriate terrestrial PLMN, and any other intermediary network nodes between the PLMN and MSSC at the selected SAN with the appropriate exchange data to ensure the correct routing of calls to include:

       - Means of signalling communication shall exist between the selected SAN and ICO's service provisioning databases (e.g., HLR, EIR,
              AuC), where necessary.

       - Appropriate service profile parameters and identification for at least two ICO subscriber accounts and at least two ICO UT's shall be available in the service provisioning databases.

       - A satellite shall be available for use during the Demonstrations. Integration testing of the satellite by ICO shall have progressed to at least to such a degree that makes the satellite useful for the Demonstrations. If a second satellite is available and if its integration testing progress is such that it can be


                                       4        Confidential and Proprietary to
Created: 14/2/97                                      ICO Global Communications
Modified: 27/5/99
         2134
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000010
[ICO LOGO]         Annex 8 B - DEMONSTRATION PLAN           Issue 2.6
                                                            27 May 1999
--------------------------------------------------------------------------------


              used, then it shall be used for demonstrations where two satellites are required.

       - Satellite resource management data for the orbiting satellites shall be generated and downloaded into the selected SAN's, SAN OSS, and the SBS's LSRMS.

5.2 The following list outlines the basic pre-requisites that shall be met, by the Contractor, for the Demonstrations to be performed -:

       - The Contractor shall have completed the Phase 2-1 and 2-2 Testing at the selected SAN Site.

6.     EQUIPMENT FOR END-TO-END CALL DEMONSTRATION

6.1 The equipment to be provided by ICO for the Demonstrations is described in Section 4 of Annex 2.


                                       5        Confidential and Proprietary to
Created: 14/2/97                                      ICO Global Communications
Modified: 27/5/99
         2135
                                                       ICO GLOBAL COMMUNICATIONS
                                                         1 QUEEN CAROLINE STREET
                                                                     HAMMERSMITH
                                                                   LONDON W6 9BN
                                                                  UNITED KINGDOM
[ICO LOGO]
                                                           TEL: +44 181 600 1000
                                                           FAX: +44 181 600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO.3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK




             ANNEX 10 - ICONET GROUND FACILITIES ACCEPTANCE CRITERIA

                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED


CONFIDENTIALITY STATEMENT
ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.





                 DOCUMENT NO.:         EN-IG-ICO-SW/000012
                 ----------------------------------------------
                 VERSION:              Issue: 2.10
                 ----------------------------------------------
                 DATE:                 27 May 1999
                 ----------------------------------------------



      PREPARED                  ICO                  NEC
      --------------------------------------------------------------------
      AUTHOR:                   TITLE:               TITLE:
      --------------------------------------------------------------------
      Keith Hungerford          SIGNATURE:           SIGNATURE:
      --------------------------------------------------------------------
         2136
------------------------- -----------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
------------------------- -----------------------------------------------------


AMENDMENT RECORD

REVIEW        DATE       CN NO.     REASON FOR CHANGE
-----------------------------------------------------------------------------------------
1.0          14/2/97               NEC Contract Issue
2.0          17/2/97               Final Issue
2.1          18/2/97               Removal of brackets around Note 1 para's 5.2 and 6.2.1
2.2          26/2/97               Minor editorial changes
2.3          24/3/99               Draft proposed by NEC for Phased Handover
2.4           6/4/99               Counter-proposal by ICO for Phased Handover
2.5           9/4/99               ICO proposal further developed
2.6          15/4/99               Following discussion KH & IMarks
2.7          30/4/99               Following further discussion KH & IMarks
2.8          20/5/99               Further ICO inputs
2.8.1        25/5/99               Amend 2.4.2, adjust paragraph numbers
2.9          26/5/99               Changes agreed ICO - NEC PO: 1.1, 2.1.2, 2.5.4, 4
2.10         27/5/99               Changes agreed ICO - NECA: 2.1.2, 2.2.2, 2.3.2


                                                Confidential and Proprietary to
Created: 26/2/97                        1             ICO Global Communications
         2137
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


                                TABLE OF CONTENTS


1.     GENERAL                                                                1

2.     ACCEPTANCE CRITERIA                                                    1

     2.1    GENERAL                                                           1

     2.2    ACCEPTANCE SETS 1 TO 3                                            3

     2.3    ACCEPTANCE SET 4                                                  5

     2.4    ACCEPTANCE SET 5                                                  7

     2.5    INDEPENDENT SAN ACCEPTANCE                                        8

3.     FAULT CLEARANCE                                                        8

     3.1.   REPRODUCIBLE FAULT CLEARANCE                                      9

     3.2.   NON-REPRODUCIBLE FAULT CLEARANCE                                  9

4.     FAULT AND TEMPORARY FIX TRACKING AND REPORTING                        10

5.     DEFERRED FUNCTIONALITY ACCEPTANCE CRITERIA                            10


                                                Confidential and Proprietary to
Created: 26/2/97                        2             ICO Global Communications
         2138
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


1.     GENERAL

1.1 This Annex sets out the Acceptance Criteria for the IGF. The Acceptance Criteria are organised as a) a progression of acceptance criteria for the whole IGF with the exception of one SAN (China); and b) acceptance criteria for one SAN separate from and in addition to the other SANs (eg China SAN and any additional SANs).

1.2 For progressive handover, there are 5 Levels of Acceptance, which are identified as Acceptance Sets. For each Acceptance Set, there is an applicable set of IGF hardware, defined by site and equipment type, and an applicable set of Services and Functions (Function Sets). The definitions of the Hardware Sets and Function Sets are in Annex 1 of the SOW - Contractors Deliverables.

1.3.    The Acceptance Sets are as shown in Table 1.

             Table 1- Acceptance Set, IGF Hardware and Function Sets

      Acceptance Set            IGF Hardware Set            Function Set
     --------------------------------------------------------------------
          AS-1                        HS-1                      FS-1
          AS-2                        HS-2                      FS-2
          AS-3                        HS-3                      FS-3
          AS-4                        HS-4                      FS-4
          AS-5                        None                      FS-5

1.4. Any SAN not included in the initial set of 11 SANs shall be accepted in accordance with criteria defined for Independent SAN Acceptance.

2.      ACCEPTANCE CRITERIA

2.1     GENERAL

2.1.1. This section defines the acceptance criteria for the phased handover of the IGF. The overall acceptance criteria are broken down into a series of Acceptance Sets, namely Acceptance Set 1 to 5 inclusive.


                                                Confidential and Proprietary to
Created: 26/2/97                       1              ICO Global Communications
         2139
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


2.1.2. The criteria for each Acceptance Set shall be applied to the following events:

         a) Handover of the hardware identified in the Acceptance Set (HS-1 to HS-4 inclusive) together with the software functionality identified in the Function Set (FS-1 to FS-5 inclusive);

         b) Upgrade of software functionality of Equipment already handed over together with its integration with the Equipment in a) above.

         The operational procedures for the above events are defined in Annex
         7b.

2.1.3. Any dispute which may arise out of the classification of problems, or about whether a problem has been fixed to the satisfaction of both parties, shall be dealt with by the Dispute Resolution procedures set out in Schedule 2 to the Terms and Conditions.

2.1.4. Where a problem is identified which does not explicitly fit within the problem definitions found in the Acceptance Criteria, the problem will be classified by analogy to existing definitions.

2.1.5. Where the same or similar problem is experienced in multiple SANs, it shall be counted as only a single problem for the purpose of these Acceptance Criteria if the fix is to be obtained by new software in each of the SANs. Otherwise it shall be counted once at each instance (eg hardware failure or deficiency requiring upgrade or replacement).

2.1.6. Where a single problem results in impacts on multiple services or functions, it shall be counted as a single problem for the purpose of these Acceptance Criteria, but the most stringent severity grading shall be used.

2.1.7. For determining whether a problem should be counted as impacting an end user service, or not, the criterion is whether there is an impact on one of the services defined in Section 4 of the IGFR.

2.1.8. For Acceptance Sets 1 to 4 inclusive, the criteria which relate to Capacity to carry services shall be applied to the demonstrated or tested capacity of the SAN, relative to the contracted installed capacity. No account shall be taken of the potential for future expansion.

2.1.9. For Acceptance Set 5, the criteria which relate to Capacity to carry services shall be applied to both a) the demonstrated or tested capacity of the SAN, relative to the


                                                Confidential and Proprietary to
                                       2              ICO Global Communications
         2140
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


         contracted installed capacity; and b) the ability of the equipment to be expanded to meet the maximum capacity requirement in the IGFR.

2.2      ACCEPTANCE SETS 1 TO 3

2.2.1. For the purpose of Acceptance Sets 1 to 3, the following definitions are guidelines for the classification of problems.


TYPE OF EFFECT OF PROBLEM (AS-1 TO 3)                               CRITICAL                 MAJOR                  MINOR
------------------------------------------------------------------------------------------------------------------------------
Ability to carry the voice communication service as defined       Capacity <30%          Capacity <50%         Capacity <100%
in the applicable Function Set description

Ability to carry end user services defined in the                                        Capacity <50%         Capacity <100%
applicable Function Set description other than voice
communication service

Ability to charge accurately for end user services defined        <95% accuracy           Any impact
in the applicable Function Set description

Performance of voice communications service as defined in       Setup and In-call      Setup and In-call      Setup and In-call
the applicable Function Set description not including          failure rate > 20%     failure rate > 10%      failure rate > 2%
handovers

Performance of voice communications service as defined in       Setup and In-call      Setup and In-call      Setup and In-call
the applicable Function Set description, for calls which       failure rate > 40%     failure rate > 20%      failure rate > 4%
involve a handover (only if the FS description includes
handover)

Performance of end user services defined in the applicable                             Setup and In-call      Setup and In-call
Function Set description other than voice communication                               failure rate > 10%      failure rate > 2%
service, using commercially available terminal equipment
selected by NEC

Connectivity of end user services defined in the applicable           <40%                   <70%                   <90%
Function Set description (to % of user population)

Provision of function or service feature or supplementary                             Does not work or is      Any degradation
service defined in the applicable Function Set description                               not available

Reproducible or non-reproducible service disruption to             > 3 per day            > 1 per day           > 1 per week
multiple previously established calls simultaneously (such     affecting the whole    affecting the whole    affecting the whole
as may be caused by processor restart)                          SAN capacity, or       SAN capacity, or       SAN capacity, or
                                                                equivalent impact      equivalent impact      equivalent impact


                                                Confidential and Proprietary to
                                       3              ICO Global Communications
         2141
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


Type of Effect of problem (AS-1 to 3)                               Critical                 Major                  Minor
------------------------------------------------------------------------------------------------------------------------------
Reproducible or non-reproducible service disruption which          > 6 per day            > 2 per day           > 2 per week
prevents establishment of new calls or clearing of             affecting the whole    affecting the whole    affecting the whole
previously established calls (such as may be caused by          SAN capacity, or       SAN capacity, or       SAN capacity, or
processor restart)                                              equivalent impact      equivalent impact      equivalent impact

Call failure of individual call, with non-reproducible                               Affect more than 10%    Affect more than 2%
characteristics                                                                        of an identified       of an identified
                                                                                           call type              call type

Additional attention by operational staff                      Constant (more than    Frequent (more than     Occasional (more
                                                                 once per hour)       once per day, OR on    than once per week)
                                                                                       average more than
                                                                                       one hour per day)

Faults impacting ICO Operations or Planning, but not                                      Substantial         Inconvenience or
Services (screen formats, file transfer faults, etc.)                                    impediment to       confusion directly
                                                                                         operations or       attributable to the
                                                                                          substantial               fault
                                                                                       additional labour


2.2.2. During the period following handover of HS-2 or HS-3 at the HS-2 or HS-3 sites respectively, or following upgrade and integration of Equipment at a previously handed over site, and prior to Acceptance Set Completion, and when the Contractor's testing staff are not present at the site, the contribution of that site to the number of non-reproducible service disruptions or call failures, for the purpose of classification of problems for that Acceptance Set, shall be half the actual number of such events at that site.

2.2.3. Acceptance Set 1 to 3 shall be determined for the Equipment handed over as defined for the applicable Hardware Set HS-1, HS-2 or HS-3 based on the results of the Phase 3 Tests on the additional hardware handed over to make up that Hardware Set, taking account of Phase 1 and Phase 2.1 test results as appropriate.

2.2.4. Acceptance Set 1, 2 or 3 as applicable shall be granted when the following criteria are met:

2.2.4.1. The applicable Function Set has no more than the following numbers of faults:


                                                Confidential and Proprietary to
                                       4              ICO Global Communications
         2142
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


   Fault class                       Number of faults        Number of faults with temporary fixes
   -----------------------------------------------------------------------------------------------
   Critical                          0                       No limit
   Major: End User Services          2                       No limit
   Major: Others                     5                       No limit
   Minor: End User Services          20                      No limit
   Minor: Others                     No limit                No limit


2.3      ACCEPTANCE SET 4

2.3.1. For the purpose of Acceptance Set 4, the following definitions are guidelines for the classification of problems.


Type of Effect of problem (AS-4)                                    Critical                 Major                  Minor
-----------------------------------------------------------------------------------------------------------------------------
Ability to carry the voice communication service as defined       Capacity <50%          Capacity <80%         Capacity <100%
in the Function Set 4 description

Ability to carry end user services defined in the                                        Capacity <80%         Capacity <100%
Function Set 4 description, other than voice
communication service

Ability to charge accurately for end user services defined         Any impact
in the Function Set 4 description

Performance of voice communications service as defined in        Service unusable      Setup and In-call      Setup and In-call
the Function Set 4 description not including                                           failure rate >5%       failure rate >1%
handovers

Performance of voice communications service as defined in        Service unusable      Setup and In-call      Setup and In-call
the Function Set 4 description, for calls which                                        failure rate >10%      failure rate >4%
involve a handover.

Performance of end user services defined in the                                            Significant         Minor degradation
Function Set 4 description, other than voice communication                                 degradation
service, using a range of commercially available terminal
equipment selected by NEC and ICO

Connectivity of end user services defined in the                      <60%                   <85%                   <100%
Function Set 4 description (to % of user population)

Provision of function or service feature or supplementary                             Does not work or is      Any degradation
service defined in the Function Set 4 description                                        not available

Reproducible or non-reproducible service disruption to             > 1 per week          > 1 per month
multiple previously established calls simultaneously (such     affecting the whole    affecting the whole
as may be caused by processor restart)                          SAN capacity, or       SAN capacity, or
                                                                equivalent impact      equivalent impact


                                                Confidential and Proprietary to
                                       5              ICO Global Communications
         2143
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


Type of Effect of problem (AS-4)                                    Critical                 Major                  Minor
-----------------------------------------------------------------------------------------------------------------------------
Reproducible or non-reproducible service disruption which          >2 per week            >2 per month
prevents establishment of new calls or clearing of             affecting the whole    affecting the whole
previously established calls (such as may be caused by          SAN capacity, or       SAN capacity, or
processor restart)                                              equivalent impact      equivalent impact

Call failure of individual call, with non-reproducible                               Affect more than 5%     Affect more than 1%
characteristics                                                                        of an identified       of an identified
                                                                                           call type              call type

Additional attention by operational staff                      Constant (more than    Frequent (more than     Occasional (more
                                                                 once per hour)       once per day, OR on    than once per week)
                                                                                       average more than
                                                                                       one hour per day)

Faults impacting ICO Operations or Planning, but not                                      Substantial         Inconvenience or
Services (screen formats, file transfer faults, etc.)                                    impediment to       confusion directly
                                                                                         operations or       attributable to the
                                                                                          substantial               fault
                                                                                       additional labour


2.3.2. During the period following handover of HS-4 at the HS-4 sites, or following upgrade and integration of Equipment at a previously handed over site, and prior to Acceptance Set 4 Completion, and when the Contractor's testing staff are not present at the site, the contribution of that site to the number of non-reproducible service disruptions or call failures, for the purpose of classification of problems for Acceptance Set 4, shall be half the actual number of such events at that site.

2.3.3. Acceptance Set 4 shall be determined for the Equipment handed over as defined for the applicable Hardware Set HS-4 based on the results of the Phase 3 Tests on the additional hardware handed over to make up that Hardware Set taking account of Phase 1 and Phase 2.1 test results as appropriate.

2.3.4.   Acceptance Set 4 shall be granted when the following criteria are met:

2.3.4.1. Function Set 4 has no more than the following numbers of faults:


                                                Confidential and Proprietary to
Created: 26/2/97                       6              ICO Global Communications
         2144
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


      Fault class                       Number of faults          Number of  temporary fixes
      -------------------------------------------------------------------------------------------------
      Critical                          0                         No limit
      Major:                            1                         No limit
      End User Services
      Major: Others                     5                         No limit
      Minor: End User Services          20                        No limit
      Minor: Others                     No limit                  No limit


2.3.4.2. All Deliverables defined in this Statement of Work have been delivered, in accordance with the Statement of Work, except for any deliverables specifically associated with FS-5.

2.4      ACCEPTANCE SET 5

2.4.1. For the purpose of Acceptance Set 5, the following definitions are guidelines for the classification of problems.


TYPE OF EFFECT OF PROBLEM (AS-5)                                   CRITICAL                MAJOR                MINOR
--------------------------------------------------------------------------------------------------------------------------
Ability to carry services defined in IGFR                       Capacity <50%         Capacity <80%        Capacity <100%
4.1.1.1, 4.1.1.2, 4.1.2.1, 4.1.3.1, 4.1.3.2,
4.1.3.3, 4.1.3.4, 4.2.1, 4.2.2, 4.2.3 and 4.4.1.

Ability to charge accurately for services                       Any impact
defined in IGFR 4.1.1.1, 4.1.1.2, 4.1.2.1,
4.1.3.1, 4.1.3.2, 4.1.3.3, 4.1.3.4, 4.2.1,
4.2.2, 4.2.3 and 4.4.1.

Performance of end user services                               Service unusable         Significant       Minor degradation
                                                                                        degradation

Performance of administration and support services                                   Service unusable      Any degradation

Provision of service features or supplementary services                               Not work or not      Any degradation
                                                                                         available

Reproducible or non-reproducible service disruption to           > 1 per week          > 1 per week
multiple calls simultaneously (such as may be caused by
processor restart)

Call failure of individual call, with non-reproducible                              Affect more than 1%   Affect less than
characteristics                                                                      of an identified         1% of an
                                                                                         call type         identified call
                                                                                                                type

Additional attention by operational staff                          Constant         Frequent (less than   Occasional (less
                                                                                      once per hour)      than once per day)


2.4.2. Acceptance Set 5 shall be determined for the IGF as a whole based on the results of all Phase 3 Tests, including test results used in earlier Acceptance Sets, applicable Phase 1 and Phase 2.1 test results, appropriate regression testing and additional testing as


                                                Confidential and Proprietary to
                                       7              ICO Global Communications
         2145
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


         necessary to give full IGFR coverage. The Contractor shall present a consolidated assembly (eg binder) of the completed test results consisting of results from the incremental testing of FS-5 for services and functions not tested or not passed in earlier Acceptance Sets, together with the results from the earlier testing.

2.4.3.   Acceptance Set 5 shall be granted when the following criteria are met:

2.4.3.1. The IGF as a whole has no more than the following numbers of faults:


Fault class                    Number of faults        Number of temporary fixes
--------------------------------------------------------------------------------------------
Critical                       0                       5
Major: End User Services       0                       20
Major: Others                  5                       20
Minor: End User Services       20                      100
Minor: Others                  See Note 1              See Note 1


Note 1 : All minor other problems shall be recorded and reviewed at the time of Acceptance Set 5 and prioritised with target date of 6 months to clear.

2.4.3.2. All Deliverables defined in this Statement of Work have been delivered, in accordance with the Statement of Work.

2.4.3.3. All Works required in this Statement of Work have been completed.

2.4.4. Sections 2.4.3.2 and 2.4.3.3 shall not apply to the Deliverables and items of the Works which are shown in the Master Level Schedule to be provided by the Contractor after the date of FS-5 Phase 3 Test completion.

2.5      INDEPENDENT SAN ACCEPTANCE

2.5.1 Independent SAN Acceptance shall be granted when the following criteria are met:

2.5.2    The subject SAN has passed its Phase 3 tests

2.5.3 The subject SAN software has been updated to match the other SANs in the IGF.

2.5.4    All associated Deliverables have been delivered.

3.       FAULT CLEARANCE

3.0.1 This section specifies the timeframes for clearance of faults following completion of Acceptance Set 5. For Acceptance Sets 1 to 4, subsequent releases to update the Function Set for the following Acceptance will incorporate fixes needed to pass the criteria for that Acceptance. Thus separate timeframes for correction of problems do not need to be specified.


                                                Confidential and Proprietary to
Created: 26/2/97                       8              ICO Global Communications
         2146
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


3.1.     REPRODUCIBLE FAULT CLEARANCE

3.1.1.   CRITICAL PROBLEMS

3.1.1.1. Any temporary fix for previously occurring critical problems shall be replaced with the corresponding permanent fix within 3 months.

3.1.2.   MAJOR PROBLEMS

3.1.2.1. Any temporary fix for previously occurring major problems shall be replaced with a corresponding permanent fix within 3 months unless otherwise mutually agreed.

3.1.2.1. The fix for all other major problems, which do not have a temporary fix, shall be implemented and demonstrated no later than 3 months after Acceptance unless otherwise mutually agreed.

3.1.3.   MINOR PROBLEMS

3.1.3.1. Any temporary fix for previously occurring minor problems shall be replaced with a corresponding permanent fix within 6 months unless otherwise mutually agreed.

3.1.3.1. The fix for all minor problems, which do not have a temporary fix, shall be implemented and demonstrated no later than 6 months after Acceptance unless otherwise mutually agreed.

3.2.     NON-REPRODUCIBLE FAULT CLEARANCE

3.2.0.1. These are faults that occur rarely or which cannot be reproduced in the test environment.

3.2.1.   CRITICAL PROBLEMS

3.2.1.1. Any temporary fix for previously occurring non-reproducible critical problem shall be replaced with a corresponding permanent fix within a target period of 3 months.

3.2.2.   MAJOR PROBLEMS

3.2.2.1. Any temporary fix for previously occurring non-reproducible major problems shall be replaced with a corresponding permanent fix within a target period of 3 months unless otherwise mutually agreed.

3.2.2.2. All non-reproducible major problems shall be investigated by the addition of a diagnostic change or development of an agreed procedure to provide more detailed information so that progress can be made towards fixing the fault. The situation shall be reviewed within one month of the first recurrence.


                                                Confidential and Proprietary to
Created: 26/2/97                       9              ICO Global Communications
         2147
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


3.2.3.   MINOR PROBLEMS

3.2.3.1. Any temporary fix for previously occurring non-reproducible minor problems shall be replaced with a corresponding permanent fix within a target period of 6 months unless otherwise mutually agreed.

3.2.3.2. All non-reproducible minor problems shall be investigated by the addition of a diagnostic change or development of an agreed procedure to provide more detailed information so that progress can be made towards fixing the fault. The situation shall reviewed within two months of the first recurrence.

4.       FAULT AND TEMPORARY FIX TRACKING AND REPORTING

Section not used, refer to Annex 7B section 5.2 and Annex 8A section 6.1.2 and 6.1.3.

5.       DEFERRED FUNCTIONALITY ACCEPTANCE CRITERIA

5.1. Deferred Functionality acceptance shall apply to each element of functionality that is defined as to be delivered later than the IGF as a whole.

5.2. Deferred Functionality acceptance shall be granted when the following criteria are met:

         1. The functionality has passed all formal tests using the operational ICO System.

         2. The associated Training, which is agreed to be required and purchased, has been completed.

         3.       The associated Documentation has been delivered.


                                                Confidential and Proprietary to
Created: 26/2/97                      10              ICO Global Communications
         2148
[ICO LETTERHEAD]                                  CHANGE ORDER
                                                  NO:  18
                    IGF SUPPLY AGREEMENT
                    CONTRACT NO ICOO97 - 1016/GW
                                                  Date: December 1999



In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:



Amended Clauses                        None
Amended Schedules                      Schedule 13 - IGFR version 28.4
Amended Annexes                        None
Amended Price                          None
Other Amendments                       None
Reference Correspondence               CCR 50, 53, 113, 114, 116, 79, 69, 70, 90, 117 & 118
                                       SA1483, SA1584, SA1585, SA1615, SA1580, SA1780, SA1860, SA1867, SA1861


This Change Order No 18 will now form part of the Supply Agreement dated March 3rd 1997 between the parties as from the date of this Change Order and shall be governed by and construed in accordance with the laws of England. Except for the changes set out above, this Change Order No 18 makes no further amendments or modifications to the Agreement.


Signed for and on behalf of               Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV     NEC CORPORATION


/s/ G.S Titzer                            /s/ T. Furukawa
-------------------------------------     --------------------------------------
Supervising Officer                       Contractor's Authorised Representative

14 Dec 1999                               20 Dec, 1999
-----------------                         -----------------
Date                                      Date
         2149
                       ADDENDUM 3 TO IGFR V28.4 VERSION 3


====================================================================================================================================
                                                                                                    CHANGE
                                                                                                    REQUEST   DATE OF
  SECTION NO.                    REVISED TEXT                   DESCRIPTION OF PROPOSED SOLUTION      NO.    ACCEPTANCE     OWNER
====================================================================================================================================
6.58.7.2.1       6.58.7.2.1. The 10 dB bandwidth shall be      To keep the flat frequency response     50    04/03/1999      MC
                 greater than +/-3 MHz and not greater         and delay frequency response in
                 than +/-35 MHz.                               passband, +/- 35 MHz is required
                                                               for 10dB bandwidth
------------------------------------------------------------------------------------------------------------------------------------
6.58.8.2.1       6.58.8.2.1. The 10 dB bandwidth shall be      To keep the flat frequency response     53    04/03/1999      MC
                 greater than +/-3 MHz and less than           and delay frequency response in
                 +/-35 MHz.                                    passband, +/- 35 MHz is required
                                                               for 10dB bandwidth
------------------------------------------------------------------------------------------------------------------------------------
6.25.2.3.1.6     6.25.2.3.1.6 The SRMS shall provide Dbn       Removals of TBD's and []'s in IGFR     113    28/04/1999      LG
                 parameters within an accuracy of +/-1 Hz      v28.4
                 excluding errors in the ephemeris data.
------------------------------------------------------------------------------------------------------------------------------------
6.49.1.2         6.49.1.2 Forward Direction TCH/DCCH Channels  Removals of TBD's and []'s in IGFR     113    28/04/1999      LG
                 1. Maximum User Link Margin versus Elevation  v28.4
                 profile
                 2. Initial User Link Margin versus elevation
                 profile
                 3. Satellite Load Management Criteria
                 (according to the Operator configurable
                 threshold table for off-loading criteria)
------------------------------------------------------------------------------------------------------------------------------------
6.49.4.3.1       6.49.4.3.1 The SRMC shall determine the       Removals of TBD's and []'s in IGFR     113    28/04/1999      LG
                 reference SAN EIRP values with a maximum      v28.4
                 calculation error of +/-0.1dB from the value
                 needed for the planned link margin excluding
                 the errors due to source data accuracy.
------------------------------------------------------------------------------------------------------------------------------------
6.50.2.12.1      6.50.2.12.1 The SRMC shall implement, in the  Removals of TBD's and []'s in IGFR     113    28/04/1999     LG
                 frequency planning algorithms, capability to  v28.4
                 take account of the following constraints on
                 the use of the mobile link and feeder link
                 bands :
                 4. allocations which are exclusive to ICO or
                 shared and can produce potential
                 interference to or from ICO in certain
                 azimuth/elevation ranges;
------------------------------------------------------------------------------------------------------------------------------------
6.52.8.2         6.52.8.2 The SRMC shall develop location      Removals of TBD's and []'s in IGFR     113    28/04/1999     LG
                 phase time plans that allows, for the         v28.4
                 reference ICO constellation, transmission of
                 BCCH/HP to every point on the Earth at the
                 appropriate BCCH/HP time slot nominally
                 every 10 HPN frames using maximum satellite
                 diversity.
------------------------------------------------------------------------------------------------------------------------------------
6.59.9.2.3.4     6.59.9.2.3.4 The NMC shall plan the           Removals of TBD's and []'s in IGFR     113    28/04/1999     LG
                 execution of stored payload control commands  v28.4
                 intended as the back-up for real-time HPN
                 index table swapping commands. This shall
                 occur approximately 5 seconds after the
                 real-time swapping command execution time.
------------------------------------------------------------------------------------------------------------------------------------
Clause 9.2.1     Clause 9.2.1 Table 9-1 Item 68.2              Typographical Error in IGFR v28.4      114    28/04/1999     LG
Table 9-1 Item   "Dimensioning Driver" as follows:
68.2             1) Number of LAN ports on the DCN Router
------------------------------------------------------------------------------------------------------------------------------------




ICO SERVICES LTD CONFIDENTIAL                                        PAGE 1 OF 4
         2150
                       ADDENDUM 3 TO IGFR V28.4 VERSION 3


====================================================================================================================================
                                                                                                    CHANGE
                                                                                                    REQUEST   DATE OF
  SECTION NO.                    REVISED TEXT                   DESCRIPTION OF PROPOSED SOLUTION      NO.    ACCEPTANCE     OWNER
====================================================================================================================================
6.53.1.14.1      6.53.1.14.1. The single sideband phase noise  To better address the measurement      116    17/05/1999     MC
                 spectral density induced on any transmit      of phase noise power spectral
                 carrier shall not exceed the values below     density on production SBS channel
                 with the AFC functions enabled:               unit modem equipment at L-band
                 Frequency Offset (F)  SSB Phase Noise Limit   carrier frequencies
                                       (dBc/Hz; F in Hz)
                 10 - 100 Hz          -12 - 25 log(10) F
                 100 - 800 Hz         -24.2 - 189.9 log(10) F
                 0.8 - 10 kHz         -79 dBc
                 10 - 20 kHz          +41.0 -30.0 log(10) F
                 20 - 100 kHz         -8890 dBc
------------------------------------------------------------------------------------------------------------------------------------
6.53.1.14.2.     6.53.1.14.2. The integrated phase jitter      To better address the measurement      116    17/05/1999     MC
                 including all random and discrete phase       of phase noise power spectral
                 noise components when measured in a double    density on production SBS channel
                 sideband bandwidth from 10 Hz to 12.5 kHz     unit modem equipment at L-band
                 shall not exceed 2.6 RMS.                     carrier frequencies
------------------------------------------------------------------------------------------------------------------------------------
6.53.2.2.1.      6.53.2.2.1. The IGF shall meet the reference  It is confusing to list the ACK/HP      79    26/04/1999     PP
                 performance level as defined below. The       receiver characteristics in Section
                 reference performance level is defined as     6.53.2.2, treating it to all the
                 the C/No required at the SAN demodulator      constraints normally subjected to
                 interface, excluding interference, for a bit  all the modulated traffic and
                 error, a residual bit error or a frame        control channels.
                 erasure rate (whichever appropriate)
                 corresponding to the reference rate. This
                 reference sensitivity is specified in Tables
                 6-10 and 6-11, according to the type of
                 channel and the propagation condition.
------------------------------------------------------------------------------------------------------------------------------------
6.53.2.2.4       6.53.2.2.4 - DELETED                          The ACK/HP channel receiver             79    26/04/1999     PP
                                                               performance specifications are
                                                               given in IGFR Section 8.7.4.2. The
                                                               inclusion of Section 6.53.2.2.4 is
                                                               redundant.
------------------------------------------------------------------------------------------------------------------------------------
8.7.4.2          8.7.4.2 The HPN receiver shall have the       The ACK/HP channel receiver             79    26/04/1999     PP
                 following characteristics for the ACK/HP      performance specifications are
                 channel.                                      given in IGFR Section 8.7.4.2. The
                 1. False                                      inclusion of Section 6.53.2.2.4 is
                 Alarm Rate     < 0.001                        redundant.
                 2. Detection
                 Probability    > 95 %
                 3. Receive
                 Frequency
                 Uncertainty    +/- 3.0 kHz
                 4. Receive
                 burst
                 Timing
                 Uncertainty    +/- 2.5 msec
                 5. Channel
                 Fading
                 Bandwidth    30 Hz      200 Hz     AWGN
                 6. Received  6(degree)  6(degree)  6(degree)
                 Phase Noise  rms        rms        rms
                 7. Receiver
                 Signal Level 32.0       33.5       29.0
                 C/No (single dB-Hz      dB-Hz      dB-Hz
                 burst mode)
                 8. Receiver
                 Signal Level 29.5       31.5       28.5
                 C/No (dual   dB-Hz      dB-Hz      dB-Hz
                 burst mode)
------------------------------------------------------------------------------------------------------------------------------------




ICO SERVICES LTD CONFIDENTIAL                                        PAGE 2 OF 4
         2151
                       ADDENDUM 3 TO IGFR V28.4 VERSION 3


====================================================================================================================================
                                                                                                    CHANGE
                                                                                                    REQUEST   DATE OF
  SECTION NO.                    REVISED TEXT                   DESCRIPTION OF PROPOSED SOLUTION      NO.    ACCEPTANCE     OWNER
====================================================================================================================================
6.25.2.3.5.3.1   The SBS shall measure the medium penetration  Remove Bracketed, TBD items             69    06/08/1999     PP
                 SDCCH/2 frequency offset relative to its      Clarification for number of bursts
                 frequency at the demodulator input to an      in each logical channel Added 20%
                 accuracy of +/- 24  Hz 1 sigma with a C/N of  margin on top of simulation results
                 -2.5 dB and +/- 12 Hz 1 sigma at a C/N of
                 5.4 dB. (SDCCH/2 has six bursts)
------------------------------------------------------------------------------------------------------------------------------------
6.25.2.3.5.3.4.  The SBS shall be able to acquire the return   Remove Bracketed, TBD items             69    06/08/1999     PP
                 direction of the dedicated channels with an   Clarification for number of bursts
                 initial frequency error of up to +/-          in each logical channel Added 20%
                 170 Hz relative to their nominal frequency.   margin on top of simulation results
------------------------------------------------------------------------------------------------------------------------------------
6.25.1.2.5.3.    The accuracy of the time delay measurement    Remove Bracketed, TBD items             70    06/08/1999     PP
                 in the demodulator relative to the signal at  Clarification for number of bursts
                 the demodulator input shall be better than    in each logical channel Added 20%
                 +/- 17 micro sec 1sigma in an AWGN channel    margin on top of simulation results
                 with a C/N = -2.5 dB (DCCH/2 only), and +/-
                 6 micro sec 1 sigma with C/N = +5.4dB (all
                 TCH and DCCH channels).
------------------------------------------------------------------------------------------------------------------------------------
6.20.22.         In addition to the technical requirements     Textual change of IGFR to clarify       90    05/11/1999     LG
                 stated in section 6.20. of this IGF           requirement, no affect of
                 requirements specification, the LIS shall     subsystems.
                 comply with the technical proposals for
                 Legal Interception as referenced in the
                 ICO-Ericsson Control Document number 360497.
------------------------------------------------------------------------------------------------------------------------------------
8.11.2.10.       Availability of each Legal Interception       Textual change of IGFR to clarify       90    05/11/1999     LG
                 Activation system (LIAS) and each Legal       requirement, no affect of
                 Interception Management System (LIMS) shall   subsystems.
                 be greater than 0.9999.
------------------------------------------------------------------------------------------------------------------------------------
6.53.1.14.2.     The integrated phase jitter including all     CCR 68 (already included in IGFR       117    08/11/1999   MCa/LG/DM
                 random and discrete phase noise components    28.4 Addendum 1) and CCR116
                 when measured in a double sideband bandwidth  (accepted on 17/05/99)
                 from 10 Hz to 12.5 kHz shall not exceed       inadvertently affected the
                 2.6(degree) RMS for the carriers generated    performance of the HPN carriers and
                 by the SBS subsystem and 3.1 (degree)         non-IGF carriers
                 RMS for the carriers generated by the
                 HPN subsystem.
------------------------------------------------------------------------------------------------------------------------------------
6.53.1.14.7.     For the TT&C carrier and the SRMS command     CCR 68 (already included in IGFR       117    08/11/1999   MCa/LG/DM
                 carrier generated by the external equipment,  28.4 Addendum 1) and CCR116
                 the above specifications shall be applied     (accepted on 17/05/99)
                 from the RFT IF input to the RF output.       inadvertently affected the
                                                               performance of the HPN carriers and
                                                               non-IGF carriers
------------------------------------------------------------------------------------------------------------------------------------
4.4.3.6          For voice messaging services, the IGF shall   Changes to the IGFR Messaging Text     118    05/11/1999     AS
                 support the use of a language preference.
                 Each messaging system shall support a
                 maximum of 8 languages.
------------------------------------------------------------------------------------------------------------------------------------
4.5.1.2          The IGF messaging platform shall support a    Changes to the IGFR Messaging Text     118    05/11/1999     AS
                 centralised configuration for the provision
                 of messaging services. A centralised
                 configuration means that each messaging
                 platform is a discrete entity that does not
                 interact with other messaging platforms in
                 the ICO network.
------------------------------------------------------------------------------------------------------------------------------------




ICO SERVICES LTD CONFIDENTIAL                                        PAGE 3 OF 4
         2152
                       ADDENDUM 3 TO IGFR V28.4 VERSION 3


====================================================================================================================================
                                                                                                    CHANGE
                                                                                                    REQUEST   DATE OF
  SECTION NO.                    REVISED TEXT                   DESCRIPTION OF PROPOSED SOLUTION      NO.    ACCEPTANCE     OWNER
====================================================================================================================================
4.5.1.5          The IGF shall provide a flexible script/form  Changes to the IGFR Messaging Text     118    05/11/1999     AS
                 based menu system for dialogue with the end
                 user. Interaction with the end-user shall be
                 by means of DTMF
------------------------------------------------------------------------------------------------------------------------------------
4.5.1.7          Where ICO requests changes to the existing    Changes to the IGFR Messaging Text     118    05/11/1999     AS
                 user interface, ICO will not be charged for
                 the development work required to implement
                 the following changes: current user
                 interface changes to improve service,
                 current Feature changes to improve service,
                 addition of Service Provider Identity
                 Greetings as specified in section
                 4.5.6.11.14 . Such changes shall not require
                 more than five (5) development days per
                 month or more than 15 development days per
                 year in the aggregate. ICO shall give notice
                 of requested changes no less then 2 months
                 prior to the requested delivery date.
------------------------------------------------------------------------------------------------------------------------------------
4.5.1.10         The IGF messaging platform shall permit the   Changes to the IGFR Messaging Text     118    05/11/1999     AS
                 mailbox owner to record and install
                 personalised greetings for all answer cases
                 such as no-answer or busy, and a greeting
                 that will be played in all cases.
------------------------------------------------------------------------------------------------------------------------------------
4.5.6.2          The IGF shall also support a common access    Changes to the IGFR Messaging Text     118    05/11/1999     AS
                 number for access to the messaging system
                 (one for each system) from outside the ICO
                 network i.e. from the PSTN/ISDN.
------------------------------------------------------------------------------------------------------------------------------------
4.5.6.10.4       Language selection as subscribed to by the    Changes to the IGFR Messaging Text     118    05/11/1999     AS
                 mailbox owner.
------------------------------------------------------------------------------------------------------------------------------------
4.5.7.2          It shall be also possible to send a           Changes to the IGFR Messaging Text     118    05/11/1999     AS
                 notification via the Internet. This requires
                 the end user to be an ICO Unified Messaging
                 subscriber.
------------------------------------------------------------------------------------------------------------------------------------
4.5.8.1.5        External user client/ system via TNPP and     Changes to the IGFR Messaging Text     118    05/11/1999     AS
                 V.32/ Modem Pool
------------------------------------------------------------------------------------------------------------------------------------
4.5.8.1.6        External user client/ system via TNPP and     Changes to the IGFR Messaging Text     118    05/11/1999     AS
                 TCP/IP
------------------------------------------------------------------------------------------------------------------------------------
5.1.2.1.1.1.1    deposit of voice/fax/email                    Changes to the IGFR Messaging Text     118    05/11/1999     AS
------------------------------------------------------------------------------------------------------------------------------------
5.1.2.1.1.1.2    retrieval of voice/fax/email                  Changes to the IGFR Messaging Text     118    05/11/1999     AS
------------------------------------------------------------------------------------------------------------------------------------
5.1.2.1.1.1.3    forwarding of voice/fax/email                 Changes to the IGFR Messaging Text     118    05/11/1999     AS
------------------------------------------------------------------------------------------------------------------------------------
5.1.2.1.1.1.4    distribution of voice/fax/email               Changes to the IGFR Messaging Text     118    05/11/1999     AS
------------------------------------------------------------------------------------------------------------------------------------
5.1.2.1.1.3      The IGF shall support the suppression of      Changes to the IGFR Messaging Text     118    05/11/1999     AS
                 individual CDR types via network management
                 command, (F/R).
------------------------------------------------------------------------------------------------------------------------------------
5.1.2.3.5.       In case of immediate record transfer, the     Changes to the IGFR Messaging Text     118    05/11/1999     AS
                 Messaging Platform shall transfer the
                 individual call records immediately after
                 the event being recorded, or the release of
                 a connection that is being recorded. (F/R).
------------------------------------------------------------------------------------------------------------------------------------
5.1.2.3.6.       The transfer by the Messaging Platform of     Changes to the IGFR Messaging Text     118    05/11/1999     AS
                 individual CDRs to the ADC shall be
                 completed in less than 1 minute, excluding
                 transmission time, when immediate record
                 transfer is used, (F/R).
------------------------------------------------------------------------------------------------------------------------------------
7.8.4.7.5.1.2e   Average Short Message lengths, (F/R).         Changes to the IGFR Messaging Text     118    05/11/1999     AS
------------------------------------------------------------------------------------------------------------------------------------


ICO SERVICES LTD CONFIDENTIAL                                        PAGE 4 OF 4
         2153

                                                            CHANGE ORDER NO: 19

[ICO LOGO]                IGF SUPPLY AGREEMENT
                          CONTRACT NO ICOO97 - 1016/GW

                                                            DATE: FEBRUARY 2000


In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:

Amended Clauses                        See Attachment 1, 2, 3, 4
Amended Schedules                      See Attachment Nos. 1, 2, 3, 4
Amended Annexes                        See Attachment 1, 2, 3, 4
Amended Price                          None
Other Amendments                       None
Reference Correspondence               See Attachment No. 1, 2, 3, 4


This Change Order No. 19 will now form part of the Supply Agreement dated March 3rd 1997 between the parties and shall be effective from the date of this Change Order and shall be governed by and construed in accordance with the laws of England. Except for the changes set out above, this Change Order No. 19 makes no further amendments or modifications to the Agreement.


Signed for and on behalf of                     Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV           NEC CORPORATION



/s/ ***
---------------------------------               -------------------------------
Supervising Officer                             Contractor's Authorised
                                                Representative



23 Feb 2000
---------------------------------               -------------------------------
Date                                            Date

         2154

                                              CONTRACT NUMBER: ICOO 97 - 1016/GW
                                                             CHANGE ORDER NO: 19




                               CHANGE ORDER NO: 19

                                     TO THE

                                SUPPLY AGREEMENT

                                     BETWEEN

                                 NEC CORPORATION

                                       AND

                      ICO GLOBAL COMMUNICATIONS HOLDINGS BV


         2155

                                                             CHANGE ORDER NO. 19
                                                 TO THE SUPPLY AGREEMENT BETWEEN
                                                             NEC CORPORATION AND
                                           ICO GLOBAL COMMUNICATIONS HOLDINGS BV

INDEX:


Attachment           1: CCR83 - Annex 2 Table 2-1 SAN Test Equipment
                                (Additional)
                        CCR86 - Annex 2 Table 2-1 SAN Test Equipment
                                (Change to existing)
                        CCR89 - OSS "Hot" Standby

Attachment 2:        TNM Equipment Description (CCR115)

Attachment 3:        Annex 1 Contractors Deliverables SBS Equipment List (CCR82)

Attachment 4:        Handover for High Velocity Terminals (ICR09)

         2156

                               CHANGE ORDER NO: 19
                                  ATTACHMENT 1



                  CCR83 - ANNEX 2 TABLE 2-1 SAN TEST EQUIPMENT
                          (ADDITIONAL)
                  CCR86 - ANNEX 2 TABLE 2-1 SAN TEST EQUIPMENT (CHANGE
                          TO EXISTING)
                  CCR89 - OSS "HOT" STANDBY

         2157

                               CHANGE ORDER NO: 19
                                 ATTACHMENT 1.a

         2158

                                                             CHANGE ORDER NO. 19
                                                 TO THE SUPPLY AGREEMENT BETWEEN
                                                             NEC CORPORATION AND
                                           ICO GLOBAL COMMUNICATIONS HOLDINGS BV
                                                                  ATTACHMENT 1.a

1. The purpose of Contractor Change Request No.83 is to revise the original Test Equipment List referred to as TABLE 2-1 in the Statement of Work Annex 2 (EN-IG-ICO-SW/000003, Issue 2.8, 7 June 1999) required for Operation and Maintenance of the SAN and also for the purposes of System and Sub-System Testing.


      The purpose of the Contractor's Change Request No.86 is to revise certain of the RFT Test Equipment in respect of Table 2-1 Test Equipment for Each SAN within Annex 2 Service & Equipment to update specifications to take account of continuous product development and a wider availability of such items in the global market offering superior performance at lower cost.

      The purpose of Contractor Change Request No.89 is to clarify the confusing terminology used within the Node-OS SFA and within Schedule 9 Pricing Schedule, Appendix-1.

2. As a result of CCR Nos.83 and 86, the parties hereby agree to amend Table 2-1 in Annex 2 as per Attachment-1.b-1 to this Change Order.

3. As a result of CCR 89 the parties hereby agree to amend Schedule 9, Pricing Schedule, Appendix 1, Section 3.2.10.2 as per Attachment 1.b-2 of this Change Order.

4. The reference correspondence referable to CCR Nos. 83, 86 and 89 is listed below.

      CCR NO.83
      (NEC correspondence)
      IUKC-526 (dated 30/04/98), IUKC-601 (dated 23/6/98), IUKC-740 (dated
      02/09/98) and IUKC-797 (dated 07/10/98),

      (ICO correspondence)
      SA0881/WG719980602/GW (dated 2/6/98), SA/1029/WGC/19980805/AdS (dated
      5/8/98), SA1111/WGC/19980907/AdS (dated 5/8/98), SA1178/WGC/19981005/AeS
      (dated 5/10/98), and SA1432/WG8/19990203/GLT (dated 3/2/99)

         2159

      CCR NO. 86
      (NEC correspondence)
      IUKC-596 (dated 17/6/98), IUKC-600 (dated 17/6/98), IUKC-630 (dated
      14/7/98), and IUKC-881 (dated 24/11/98),

      (ICO correspondence)
      SA1432/WG8/19980203/GLT (dated 3/2/98)

      CCR NO. 89
      (NEC correspondence)
      IUKC-667 (dated 29/07/98), IUKC-706 (dated 17/08/98)
      (ICO correspondence)
      SA1044/WG8/19980812/GLT (dated 12/08/98), SA1109/WG7/19980907/GLT (dated
      07/09/98)

5. The parties undertake to ensure that the required changes specified within paragraphs 2 and 3 above, shall be completed within 3 months of the date of this Change Order or by such time as the parties shall otherwise agree. The parties agree that implementation of these changes shall be effective upon agreement without the need for the parties to formalise the incorporation of such agreed changes by way of further Change Order.

6. The Parties agree that neither the Contractor nor any member of the NEC Team shall have any obligation to provide vendor financing to ICO pursuant to this Change Order.

7. The Parties agree that this Change Order shall be categorised as a Non-clause 15.1 Change Order and further agree to amend Schedule 9 (Pricing Schedule), Table 24 of the Supply Agreement to record the position.

         2160

CHANGE ORDER NO:19                                               ATTACHMENT 1.b

                                AMENDED SCHEDULES
                          ATTACHMENT 1.b-1: SCHEDULE 9
                ATTACHMENT 1.b-2: SCHEDULE 14, ANNEX-2, TABLE 2-1

         2161

                                                             CHANGE ORDER NO. 19
                                                 TO THE SUPPLY AGREEMENT BETWEEN
                                                             NEC CORPORATION AND
                                           ICO GLOBAL COMMUNICATIONS HOLDINGS BV
                                                                ATTACHMENT 1.b-1

TABLE 2-1. TEST EQUIPMENT FOR EACH SAN

NO.     TEST EQUIPMENT                      MODEL NO.                    Q'TY        REMARKS
---     --------------                      ---------                    ----        -------
STANDARD TEST EQUIPMENT
      1 Spectrum Analyzer                   HP 8563E Option 006           1    Set
      2 Microwave Counter                   HP 5350B                      1    Set
      3 Power Meter                         HP 437B                       1    Set
      4 Power Sensor for Power Meter        HP 8481A                      1    Set
      5 Scalar Network Analyzer             HP 8757D                      1    Set
        Detectors                           HP 85025A                     2    Sets
      6 RF Sweep Generator                  HP 83752A                     1    Set
      7 Digital Multimeter                  HP 34401A                     1    Set
      8 RF Step Attenuator 10 dB Step       HP 8494B                      1    Set
      9 RF Step Attenuator 1 dB Step        HP 8495B                      1    Set
     10 Microwave Link Analyzer             ME 4510B                      1    Set
     11 Printer                             HP 694C                       1    Set
     12 Coaxial Attenuator Set              HP 11582A option UK6          1    Set
     13 Coaxial Coupler (2dB)               HP 773D                       5    Sets
     14 RF/IF Coaxial Hybrid                HP 11667A                     5    Sets
     15 Digital Storage Oscilloscope (50    HP54520A                      2    Sets
        MHz)
     16 WAN Protocol Analyser               HP J2300C Internet Adviser    1    Set
                                            WAN                           1    Set
                                            HP Internet Reporter
                                            LAN/WAN
     17 Protocol Analyser                   Siemens K1103*                1    Set   ICO  to provide the MGTS 2000,
                                                                                     procured from Tekelec which has
                                                                                     the same functionality as the
                                                                                     Siemens K1103.
     18 E1 Test Set                         Electrodata E1 Watcher        1    Set
        T1 Test Set                         Electrodata T1 Watcher        1    Set
     19 PC                                  Pentium 300MHz                1    Set   Or higher specification
     20 Ethernet Sniffer                    Network Associates Fast       1    Set
        Hardware Platform                   Sniffer                       1    Set
                                            Dolch PAC 64
     21 Power Analyser                      Dranetz-BMI                   1    Set
     22 FAX Machine simulator               Genoa FaxLab                  *          * 2 Sets of Genoa FaxLab and 1
                                            FaxProbe v3.0                 *          Set of FaxProbe v3.0 at selected
                                                                                     SAN sites, NMC and BNMC
     23 GPS Time and Frequency Reference    HP58503A                      1    Set
        Receiver                                   + opt. 001,            1    Set
                                                   + opt. 1CM             1    Set
        GPS Antenna                         HP58532A                      1    Set
        Antenna cable                       HP58520A                      1    Set
     24 Handheld Multimeter                 HP973A                        1    Set
     25 Adapters and connectors             Huber and Suhner
                          Straight Adapters 31N-50-0-1                    1    Set
                          Straight Adapters 32N-50-0-1                    1    Set
                                 T adapters 43N-50-0-1                    1    Set
                                 T adapters 46N-50-0-1                    1    Set
                       Right angle adapters 53N-50-0-4                    1    Set
                          Straight Adapters 31 BNC-75-0-1                 1    Set
                          Straight Adapters 31 BNC-50-0-1                 1    Set
                          Straight Adapters 32BNC-75-0-1                  1    Set
                          Straight Adapters 32BNC-50-0-1                  1    Set
                     Fixed Attenuators, 3dB 6903.02.A                     1    Set
                     Fixed Attenuators, 6dB 6906.02.A                     1    Set
                    Fixed Attenuators, 10dB 6910.02.A                     1    Set
                    Fixed Attenuators, 20dB 6920.02.A                     1    Set
                     Fixed Attenuators, 3dB 6903.01.A                     1    Set
                     Fixed Attenuators, 6dB 6906.01.A                     1    Set
                    Fixed Attenuators, 10dB 6910.01.A                     1    Set
                    Fixed Attenuators, 20dB 6920.01.A                     1    Set
                     Fixed Attenuators, 3dB 6803.17.A                     1    Set

         2162

                     Fixed Attenuators, 6dB 6806.17.A                     1    Set
                    Fixed Attenuators, 10dB 6810.17.A                     1    Set
                    Fixed Attenuators, 20dB 6820.17.A                     1    Set

         2163

     26 Precision calibrated cables and     Huber and Suhner
        connectors                                                        1    Set
                           SF104A cable, 1m SF104A                        1    Set
                           SF104A cable, 2m SF104A                        1    Set
          Sucoflex 104 Q-system Interchange                               1    Set
                            Connectors Kit.

SPECIAL TEST EQUIPMENT
1      UT Load Simulator                    N/A                           1    Set
2      Satellite Channel Simulator          N/A                           1    Set


Note 1. The model numbers specified above are reference model numbers. Therefore the same or the equivalent model test equipment will be installed.

Note 2. These changes to Schedule 9 (Pricing Schedule) do not change the price.

         2164


                                                             CHANGE ORDER NO. 19
                                                 TO THE SUPPLY AGREEMENT BETWEEN
                                                             NEC CORPORATION AND
                                           ICO GLOBAL COMMUNICATIONS HOLDINGS BV
                             ATTACHMENT 1.b-2 (CHANGE AS A RESULT OF CCR NO. 89)


As at the date hereof, the parties agree to amend Schedule 9, Pricing Schedule, Appendix 1, Section 3.2.10.2 as follows.

      3.2.10.2

      OSS is provided as hardware and software to the NMC and the back-up NMC and it should be noted that this is conditional on the back-up NMC being used as HOT standby ONLY.

      The OSS system at the Back-up NMC shall be maintained in a state such that it is synchronised with the Node OS at the Primary NMC. One Node OS (i.e. Primary) shall be maintained in a Monitoring and Control Mode and the other (i.e. Backup) in a Standby Mode. In case operations have to be switched to the Back-up Node OS, then the switch-over time from the Primary Node OS to the Back-up Node OS shall meet the IGFR requirements and the OAM operations on the SSS can be commenced from the Backup Node OS within IGFR stated requirements.

      The standby system runs the complete set of OSS platform software so as to permit the data to be kept in synchronisation. It is therefore an active system, actually running the platform software and applications.

      To access the application features from a backup NMC site the Node-OS terminals are connected to the Primary Node-OS via the DCN. This will give all operations staff access to a consistent picture of the SSS network."

         2165

                               CHANGE ORDER NO: 19
                                  ATTACHMENT 2


                       TNM EQUIPMENT DESCRIPTION (CCR115)

         2166

                               CHANGE ORDER NO: 19
                                 ATTACHMENT 2.a

         2167

                                                             CHANGE ORDER NO. 19
                                                 TO THE SUPPLY AGREEMENT BETWEEN
                                                             NEC CORPORATION AND
                                           ICO GLOBAL COMMUNICATIONS HOLDINGS BV
                                                                  ATTACHMENT 2.a


1. The purpose of Contractor's Change Request No.115 is to modify the TNM Equipment Description to reflect the obsolescence of certain TNM hardware.

2.       As a result of CCR No. 115 the parties agree to amend:

         (a) Schedule 9, (Pricing Schedule) Appendix-2 III.5 TNM PRICE LIST. The amendments to the TNM PRICE LIST do not affect the current TNM Subsystem Price. The amendments to the TNM PRICE LIST are set out in Attachment 3.b to this Change Order.

         (b) Schedule 9 (Pricing Schedule) Section 3.2.3. These amendments are set out in Attachment 3.c to this Change Order.

3. The parties recognise the need to duly reflect these agreed changes elsewhere within the Supply Agreement, as set out below:-

         - IGFR Version 28.4. These amendments are set out in Attachment 3.d-1 to this Change Order

         - Statement of Work Annex 1, Table 2 - Contractor's Deliverables. These amendments are set out in Attachment 3.d-2 to this Change Order.

4.       The reference correspondence referable to CCR No. 115 is listed below.

         NEC correspondence:
         IUKC-1083 - 12/04/99; IUKC-1096 - 20/04/99.

         ICO correspondence:
         SA1606/WG8/19990510/PB - 10/05/99.

5. The parties undertake to ensure that the required changes specified within paragraph 2 and 3 above, shall be completed within 3 months of the date of this Change Order or by such time as the parties shall otherwise agree. The parties agree that implementation of these changes shall be effective upon agreement without the need for the parties to formalise the incorporation of such agreed changes by way of further Change Order.

         2168

6. The Parties agree that neither the Contractor nor any member of the NEC Team shall have any obligation to provide vendor financing to ICO pursuant to this Change Order.


7. The parties agree that this Change Order shall be categorised as a Non-clause 15.1 Change Order and further agree to amend Schedule 9 (Pricing Schedule), Table 24 of the Supply Agreement to record the position.

         2169

                               CHANGE ORDER NO: 19
                                 ATTACHMENT 2.b



               Amended Schedules - Schedule 9 (Pricing Schedule) -
                                   Appendix 2

         2170
                     III.5 TNM PRICE LIST (IN THOUSAND US$)

                   * [A TOTAL OF 12 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         2171
                                        *
         2172
                                        *
         2173
                                        *
         2174
                               CHANGE ORDER NO: 19
                                 ATTACHMENT 2.c



                Amended Schedules - Schedule 9 (Pricing Schedule)
         2175
                                                              CHANGE ORDER NO.19
                                                 TO THE SUPPLY AGREEMENT BETWEEN
                                                             NEC CORPORATION AND
                                           ICO GLOBAL COMMUNICATIONS HOLDINGS BV
                                                                  ATTACHMENT 2.c




            REVISION OF SCHEDULE 9 (PRICING SCHEDULE) - SECTION 3.2.3
         2176
3.2.3. TNM

3.2.3.1. The TNM capacity expansion equipment comprises four parts:

         i. Vocoder/mux (Voc/Mux) traffic expansion. Each Voc/Mux block shall be provided for each SBS expansion block and support up to 200 Erlangs.

         ii. C&C rack (19 inch). One rack is required for Voc/Mux capacity expansion of 1 and 1/4 blocks.

         iii.     Voice Codec Royalty per Voc/Mux Block.

         iv.      TNM(RPC) computer expansion. A TNM(RPC) may be required when a
                  TNM rated throughput exceeds   *   or BHCA exceeds
                     *   including inter-SAN traffic. The additional capacity
                  provided by a TNM (RPC) is   *   and   *   BHCA.

         v. If BHCA per Voc/Mux block exceeds 8,800, including inter-SAN traffic, upgrade of the Control Cards will be necessary.

         vi. The Erlang size to be used in this calculation is that based on the resource holding time in the TNM.

3.2.3.2. The Contractor shall endeavour to exceed the target throughputs. However, unforeseen circumstances may change these formula, in which case the Contractor and the Purchaser agree to inform each other of such circumstances and agree to work together to minimise the impact of unforeseen conditions.

3.2.3.3. The Voc/Mux Block, the C&C rack, the voice Codec Royalty, TNM (RPC) and Control Card price and associated equipment are shown in Table 4.

           The BHCA capacity of a Voc/Mux block can be upgraded from the standard capacity indicated in paragraph 3.2.3.1 (v) by the replacement of the Control Cards. Where a NEW Voc/Mux block is being ordered to expand the capacity of a TNM, the block can be supplied with the upgraded Control Cards at an ADDITIONAL cost of US$13,000 per Control Card. Four Control Cards are required for each Voc/Mux block. The total price for a Voc/Mux block with the upgraded Control
           Cards would therefore be   *   . Where ICO wishes to upgrade the BHCA
           capacity of an EXISTING Voc/Mux block, the Control Cards in the block must be replaced with upgraded cards. The price for EACH replacement
           upgraded Control Card is US$   *   .

                 TABLE 4 - TNM TRAFFIC AND COMPUTER BLOCK PRICE

    NOS.                    DESCRIPTION                    QUANTITY             PRICE (US$'000S)
    ----                    -----------                    --------             ----------------
I             VOC/MUX BLOCK                                                          605.8

1             VOCODER/MUX Unit

1.1           Vocoder/Mux Card

1.2           Control Card
                                                                 *
1.3           I/O Card

1.4           19 inch 6RU Shelf

1.5           Power Supply Shelf


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         2177

1.6           Fan Unit

2             Installation Materials

II            C&C RACK (19 INCH).

III           VOICE CODEC ROYALTY
              (SUBJECT TO PARAGRAPH 3.2.3.4.)

IV            TNM (RPC)

1.1           TNM Computer (RPC)

1.1.1         Sparc Processor
              RAM HDD, Ethernet Interfaces, 8mm Tape
              Drive and CD ROM Drive


1.2           Ethernet Hubs/Routers and Accessories

1.3           TNM O&M Software Licence                               *

1.4           Software Licences

1.4.1         Solaris Operating System with Media

1.4.2         SNMP-Runtime

1.4.3         An additional TNM O&M Software licence
              for management of 2 sets of 1:1 PRC.

V             RPN CPU UP GRADED CONTROL CARD

1.1           Future replacement of Control Card

1.2           Additional price of each Control Card,
              supplied as part of an order for a new
              Voc/Mux block with upgraded Control Cards
              (this price is in addition to the price
              shown in Item I above)



3.2.3.4.   The limit to the Contractors liability for the Voice Codec Royalty is
              *   for the licence and   *   per channel. Should the
           charges for the Voice Codec exceed these limits, NEC will recharge
           ICO at cost the excess over and above   *   and   *   per
           channel.

3.2.3.5. The Volume discount rates that apply to purchases of I) TNM Voc/Mux blocks and II) C&C Rack capacity are shown in Table 5.1 and Table 5.2, respectively.

                    TABLE 5.1 - TNM VOC/MUX VOLUME DISCOUNTS



     NUMBER OF VOC/MUX BLOCKS             DISCOUNT FACTOR
     ------------------------             ---------------


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         2178

     from 1            to 2

     from 3            to 5

     from 6            to 10
                                                *
    from 11            to 17

    from 18            to 29

    from 30          and above



                    TABLE 5.2 - TNM C&C RACK VOLUME DISCOUNTS


        NUMBER OF C&C RACK               DISCOUNT FACTOR
        ------------------               ---------------
     from 1            to 2

     from 3            to 4

     from 5            to 8                      *

     from 9            to 14

    from 15            to 23

    from 24          and above



3.2.3.6. The installation charges for the expansion of Voc/Mux and TNM (RPC) capacity of a TNM are shown in Table 6.

                   TABLE 6 - TNM EXPANSION INSTALLATION PRICES


    NOS.                  DESCRIPTION                  QUANTITY               PRICE (US$'000S)
    ----                  -----------                  --------               ----------------
1             VOC/MUX BLOCK EXPANSION

1.1           First Voc/Mux block per SAN              per block

1.2           Each Voc/Mux block in addition to        per block
              first block per SAN
                                                                                        *
2             TNM (RPC)

2.1           Per TNM (RPC) if as a separate         per TNM (RPC)
              installation

2.2           Per TNM (RPC) if installed at same     per TNM (RPC)
              time as capacity expansion



3.2.3.7. The discount rates that apply to the first Voc/Mux block installation charges are shown in Table 7. The number of SANs shows the number of SANs installed in the upgrade program.


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         2179
                 TABLE 7 - FIRST EXPANSION BLOCK DISCOUNT RATES

             NUMBER OF SANS                DISCOUNT FACTOR
             --------------                ---------------
                 1 to 3

                 4 to 5

                 6 to 7                            *

                 8 to 9

                   10

                11 to 12


3.2.3.8. The volume discount rates that apply to the installation charges for the additional Voc/Mux blocks per SAN are shown in Table 8.

                    TABLE 8 - ADDITIONAL BLOCK DISCOUNT RATES

            NUMBER OF VOC/MUX             DISCOUNT FACTOR
                 BLOCKS
            -----------------             ---------------
                    1

                    2

                    3                             *

                    4

                    5

               6 and above


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         2180
                               CHANGE ORDER NO: 19
                                ATTACHMENT 2.d-1



               Amended Schedules - Schedule 13 - IGFR Version 28.4
         2181
                                                             CHANGE ORDER NO. 19
                                                 TO THE SUPPLY AGREEMENT BETWEEN
                                                             NEC CORPORATION AND
                                           ICO GLOBAL COMMUNICATIONS HOLDINGS BV
                                                                ATTACHMENT 2.d-1




9.3.5. TNM EQUIPMENT
                        9.3.5.1. TABLE 9-6 TNM EQUIPMENT

ITEM                      DESCRIPTION                                SIZING RULE
----                      -----------                                -----------
1.         TNM

1.1        RPC

1.1.1      Each RPC consists of Sparc Processor, RAM,      13 calls/sec full performance
           HDD, Ethernet Interfaces, 8mm Tape Drive        17 calls/sec peak
           and CD ROM Drive                                (1+1 Redundancy)
                                                           1. Max. 2000 Erlangs per RPC redundant pair.


1.1.2      MMI with  2 x 10/100Bt  Ethernet ports          1 per RPC

1.1.3      Not Used

1.1.4      RPN Ethernet Hubs  10/100Bt                     4 per SAN for first 8RPN's. 2 per  16 RPNs
                                                           thereafter

1.1.5      Power Switchover                                1 Per Rack

1.1.6      19" C&C Rack                                    1 Per RPC

1.2        TNM Software License                            1 per TNM

1.3        Software Licences

1.3.1      Solaris Operating System with Media             1 per RPC for first 2 SANs

1.3.2      Solaris Operating System without Media          1 per RPC subsequent SANs

1.3.3      SNMP - Runtime                                  1 per SAN site (2 for ITC)

2         RPN SUBSYSTEM

2.1       FOR SAN

                                                 Required MUX/VOC channels

                                                 Traffic Channels +

                                                 Blocking +

                                                 Inter-site Traffic Channels +

                                                 Inefficiencies +

                                                 Signalling Channels +


                                                 Traffic Channels

                                                 PSTN Traffic in Erlangs converted to Ch

                                                 (@ 0.3% blocking)

                                                 Inter-site Traffic Channels

                                                 SBS Terminated Traffic in Erlangs converted to Ch



                                                                      Page - 1/2
         2182

                                                 (Based on 10% of PSTN traffic)

                                                 Plus quantity if required to maintain availability ratio. (0 in this case given
                                                 30% failure rate)

                                                 Inefficiencies

                                                 For channel manager handover, internal inefficiency is 1% per ChM.

                                                 Signalling Channels

                                                 Typically 1 per RPN No additional MUX/VOC channels required



                                                     TOTAL VOC/MUX CHANNELS REQUIRED

2.1.1      Vocoder/Mux Card                      Max 8 channels per card

2.1.2      RPN Processor                         Max 60 channels

2.1.3      19" 6RU Shelf                         1 per RPN

2.1.4      Power Unit

2.1.4.1    RPN Power Supply                      1 per RPN

2.1.4.2

2.1.5      Fan Unit                              1 per RPN

2.1.6      19" C&C Rack                          1 per 300 channels (min 4 initially)



                                                 E1'S SIZING

                                                 PSTN Traffic

                                                 PSTN traffic channels/30 +

                                                 (N+E+W+S traffic ch)/30 * (packing factor-1)*2

                                                 Note: (packing factor -1) >=1 (min 2 each N,S,E,W direction for redund)


                                                 SBS Traffic

                                                 2 Per ChM (each supports 160E)



                                                 TOTAL E1'S REQUIRED



2.2        NOT USED



2.3        NOT USED



2.4        INSTALLATION MATERIALS                1 per SAN




                                                                      Page - 2/2
         2183
                               CHANGE ORDER NO: 19
                                ATTACHMENT 2.d-2



              Amended Schedules - Schedule 14 - Statement of Work,
                                Annex 1, Table 2

         2184
                               TNM EQUIPMENT LIST

------------------------------------------------------------------------------------------------------------------------------------
                                                FOR ICO-NET            SAN              SAN               SAN               SAN
ITEM      DESCRIPTION                                                FOR USA       FOR AUSTRALIA      FOR GERMANY        FOR SOUTH
 NO.                                                                 (TYPE 2)         (TYPE 1)         (TYPE 1)            AFRICA
                                                                                                                          (TYPE 1)
                                              --------------------------------------------------------------------------------------
                                                    Q'TY              Q'TY              Q'TY             Q'TY              Q'TY
------------------------------------------------------------------------------------------------------------------------------------
          HARDWARE

1         TERRESTRIAL NETWORK
          MANAGEMENT (TNM)

1.1       TNM COMPUTER (RPC)                                            1                1                 1                 1
1.1.1     MMI with 2 x 10/100BT
          Ethernet ports                                                2                2                 2                 2
1.1.2     Each RPC consist of a
          Sparc Processor, RAM,
          HDD, Ethernet Interfaces,
          8mm Tape Drive and CD
          ROM Drive                                                     2                2                 2                 2
1.1.3     E1 Interface                                                  2                2                 2                 2

1.2       HI SPEED PRINTER -HP LASERJET 4MV                             1                1                 1                 1

1.3       ETHERNET HUBS/ROUTERS AND
          ACCESSORIES                                                   1                1                 1                 1


2         VOCODER/MUX

2.1       VOCODER/MUX UNIT (INITIAL
          SYSTEM)
2.1.1     Vocoder/Mux Card                                             55                56               56                56
2.1.2     Control Card                                                  7                7                 7                 7
2.1.3     19" 6RU Shelf                                                 7                7                 7                 7
2.1.4     Power Supply Shelf                                            7                7                 7                 7
2.1.5     Fan Unit                                                      7                7                 7                 7
2.1.6     19" C&C Rack                                                  4                4                 4                 4
2.1.7     Royality                                                      1                1                 1                 1

2.2       VOCODER/MUX UNIT (INITIAL
          SYSTEM UPGRADE)
2.2.1     Vocoder/Mux Card                                              9                8                 8                 8
2.2.2     Control Card                                                  1                1                 1                 1
2.2.3     19" 6RU Shelf                                                 1                1                 1                 1
2.2.4     Power Supply Shelf                                            1                1                 1                 1
2.2.5     Fan Unit                                                      1                1                 1                 1
2.2.6     Royality                                                      9                8                 8                 8

2.3       VOCODER/MUX UNIT
          (EXPANSION)
2.3.1     Vocoder/Mux Card                                                                                96                64
2.3.2     Control Card                                                                                    12                 8
2.3.3     19" 6RU Shelf                                                                                   12                 8
2.3.4     Power Supply Shelf                                                                              12                 8
2.3.5     Fan Unit                                                                                        12                 8
2.3.6     Royality                                                                                        96                64
2.3.7     Additional I/O card                                                                              3                 2

2.4       VOCODER/MUX UNIT (TEST
          BED)
2.4.1     Vocoder/Mux Card                                                               24
2.4.2     Control Card                                                                   3
2.4.3     19" 6RU Shelf                                                                  3
2.4.4     Power Supply Shelf                                                             3
2.4.5     Fan Unit                                                                       3
2.4.6     Royality                                                                       24

2.5       INSTALLATION MATERIALS                                        1                1                 1                 1

3         (NOT USED)

4         DOCUMENTATION                              1                  1                1                 1                 1

5         SPARES
5.1       Vocoder/Mux
5.1.1     Vocoder/Mux Card                                              2                2                 2                 2
5.1.2     Control Card                                                  2                2                 2                 2
5.1.3     Power Supply Shelf                                            2                2                 2                 2
5.1.4     Fan Unit                                                      2                2                 2                 2
5.1.5     I/O card                                                      2                2                 2                 2
5.1.6     LAN switch                                                    2                2                 2                 2
5.2       (not used)

------------------------------------------------------------------------------------------------------------------------------------
                                                  SAN               SAN               SAN               SAN              SAN
ITEM      DESCRIPTION                          FOR INDIA         FOR CHILE        FOR BRAZIL        FOR MEXICO         FOR UAE
 NO.                                            (TYPE 2)          (TYPE 2)         (TYPE 2)           (TYPE 2)         (TYPE 2)

                                              --------------------------------------------------------------------------------------
                                                 Q'TY              Q'TY              Q'TY              Q'TY              Q'TY
------------------------------------------------------------------------------------------------------------------------------------
          HARDWARE

1         TERRESTRIAL NETWORK
          MANAGEMENT (TNM)

1.1       TNM COMPUTER (RPC)                       1                 1                 1                 1                1
1.1.1     MMI with 2 x 10/100BT
          Ethernet ports                           2                 2                 2                 2                2
1.1.2     Each RPC consist of a
          Sparc Processor, RAM,
          HDD, Ethernet Interfaces,
          8mm Tape Drive and CD
          ROM Drive                                2                 2                 2                 2                2
1.1.3     E1 Interface                             2                 2                 2                 2                2

1.2       HI SPEED PRINTER -HP LASERJET 4MV        1                 1                 1                 1                1

1.3       ETHERNET HUBS/ROUTERS AND
          ACCESSORIES                              1                 1                 1                 1                1


2         VOCODER/MUX

2.1       VOCODER/MUX UNIT (INITIAL
          SYSTEM)
2.1.1     Vocoder/Mux Card                        55                55                55                55                55
2.1.2     Control Card                             7                 7                 7                 7                7
2.1.3     19" 6RU Shelf                            7                 7                 7                 7                7
2.1.4     Power Supply Shelf                       7                 7                 7                 7                7
2.1.5     Fan Unit                                 7                 7                 7                 7                7
2.1.6     19" C&C Rack                             4                 4                 4                 4                4
2.1.7     Royality                                 1                 1                 1                 1                1

2.2       VOCODER/MUX UNIT (INITIAL
          SYSTEM UPGRADE)
2.2.1     Vocoder/Mux Card                         9                 9                 9                 9                9
2.2.2     Control Card                             1                 1                 1                 1                1
2.2.3     19" 6RU Shelf                            1                 1                 1                 1                1
2.2.4     Power Supply Shelf                       1                 1                 1                 1                1
2.2.5     Fan Unit                                 1                 1                 1                 1                1
2.2.6     Royality                                 9                 9                 9                 9                9

2.3       VOCODER/MUX UNIT
          (EXPANSION)
2.3.1     Vocoder/Mux Card                        96                32                96                64                96
2.3.2     Control Card                            12                 4                12                 8                12
2.3.3     19" 6RU Shelf                           12                 4                12                 8                12
2.3.4     Power Supply Shelf                      12                 4                12                 8                12
2.3.5     Fan Unit                                12                 4                12                 8                12
2.3.6     Royality                                96                32                96                64                96
2.3.7     Additional I/O card                      3                 1                 3                 2                3

2.4       VOCODER/MUX UNIT (TEST
          BED)
2.4.1     Vocoder/Mux Card
2.4.2     Control Card
2.4.3     19" 6RU Shelf
2.4.4     Power Supply Shelf
2.4.5     Fan Unit
2.4.6     Royality

2.5       INSTALLATION MATERIALS                   1                 1                 1                 1                1

3         (NOT USED)

4         DOCUMENTATION                            1                 1                 1                 1                1

5         SPARES
5.1       Vocoder/Mux
5.1.1     Vocoder/Mux Card                         2                 2                 2                 2                2
5.1.2     Control Card                             2                 2                 2                 2                2
5.1.3     Power Supply Shelf                       2                 2                 2                 2                2
5.1.4     Fan Unit                                 2                 2                 2                 2                2
5.1.5     I/O card                                 2                 2                 2                 2                2
5.1.6     LAN switch                               2                 2                 2                 2                2
5.2       (not used)

--------------------------------------------------------------------------------------------------------------------------------
                                                   SAN            SAN          SAN          NMC         NMC         TOTAL
ITEM      DESCRIPTION                         FOR INDONESIA    FOR CHINA    FOR KOREA     PRIMARY     BACK-UP
 NO.                                             (TYPE 2)       (TYPE 2)     (TYPE 1)

                                              ----------------------------------------------------------------------------------
                                                  Q'TY           Q'TY         Q'TY         Q'TY        Q'TY         Q'TY
--------------------------------------------------------------------------------------------------------------------------------
          HARDWARE

1         TERRESTRIAL NETWORK
          MANAGEMENT (TNM)

1.1       TNM COMPUTER (RPC)                        1              1            1                                    12
1.1.1     MMI with 2 x 10/100BT
          Ethernet ports                            2              2            2                                    24
1.1.2     Each RPC consist of a
          Sparc Processor, RAM,
          HDD, Ethernet Interfaces,
          8mm Tape Drive and CD
          ROM Drive                                 2              2            2                                    24
1.1.3     E1 Interface                              2              2            2                                    24

1.2       HI SPEED PRINTER -HP LASERJET 4MV         1              1            1                                    12

1.3       ETHERNET HUBS/ROUTERS AND
          ACCESSORIES                               1              1            1                                    12


2         VOCODER/MUX

2.1       VOCODER/MUX UNIT (INITIAL
          SYSTEM)
2.1.1     Vocoder/Mux Card                         55             55           56                                   664
2.1.2     Control Card                              7              7            7                                    84
2.1.3     19" 6RU Shelf                             7              7            7                                    84
2.1.4     Power Supply Shelf                        7              7            7                                    84
2.1.5     Fan Unit                                  7              7            7                                    84
2.1.6     19" C&C Rack                              4              4            4                                    48
2.1.7     Royality                                  1              1            1                                    12

2.2       VOCODER/MUX UNIT (INITIAL
          SYSTEM UPGRADE)
2.2.1     Vocoder/Mux Card                          9              9            8                                   104
2.2.2     Control Card                              1              1            1                                    12
2.2.3     19" 6RU Shelf                             1              1            1                                    12
2.2.4     Power Supply Shelf                        1              1            1                                    12
2.2.5     Fan Unit                                  1              1            1                                    12
2.2.6     Royality                                  9              9            8                                   104

2.3       VOCODER/MUX UNIT
          (EXPANSION)
2.3.1     Vocoder/Mux Card                         64             32           32                                   672
2.3.2     Control Card                              8              4            4                                    84
2.3.3     19" 6RU Shelf                             8              4            4                                    84
2.3.4     Power Supply Shelf                        8              4            4                                    84
2.3.5     Fan Unit                                  8              4            4                                    84
2.3.6     Royality                                 64             32           32                                   672
2.3.7     Additional I/O card                       2              1            1                                    21

2.4       VOCODER/MUX UNIT (TEST
          BED)
2.4.1     Vocoder/Mux Card                                                                                           24
2.4.2     Control Card                                                                                                3
2.4.3     19" 6RU Shelf                                                                                               3
2.4.4     Power Supply Shelf                                                                                          3
2.4.5     Fan Unit                                                                                                    3
2.4.6     Royality                                                                                                   24

2.5       INSTALLATION MATERIALS                    1              1            1                                    12

3         (NOT USED)

4         DOCUMENTATION                             1              1            1            1           1           15

5         SPARES
5.1       Vocoder/Mux
5.1.1     Vocoder/Mux Card                          2              2            2                                    24
5.1.2     Control Card                              2              2            2                                    24
5.1.3     Power Supply Shelf                        2              2            2                                    24
5.1.4     Fan Unit                                  2              2            2                                    24
5.1.5     I/O card                                  2              2            2                                    24
5.1.6     LAN switch                                2              2            2                                    24
5.2       (not used)


                            Commercial in Confidence                Page 1 of 2
         2185
                               TNM EQUIPMENT LIST

------------------------------------------------------------------------------------------------------------------------------------
                                                 FOR ICO-NET            SAN              SAN               SAN               SAN
ITEM      DESCRIPTION                                                 FOR USA       FOR AUSTRALIA      FOR GERMANY        FOR SOUTH
 NO.                                                                  (TYPE 2)         (TYPE 1)         (TYPE 1)            AFRICA
                                                                                                                           (TYPE 1)
                                              --------------------------------------------------------------------------------------
                                                     Q'TY              Q'TY              Q'TY             Q'TY              Q'TY
------------------------------------------------------------------------------------------------------------------------------------
6         INTERMEDIATE DISTRIBUTION
          FRAME                                                          1                1                 1                 1


          SOFTWARE LICENCE

1         TNM SOFTWARE LICENCE                                           1                1                 1                 1

2         SOLARIS SOFTWARE LICENCES FOR TNM                              1                1                 1                 1
2.1       Solaris Operating System
          with Media                                                                      1
2.2       Solaris Operating System
          without Media                                                  1                                  1                 1
2.3       SNMP - Runtime                                                 1                1                 1                 1

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                 SAN               SAN               SAN               SAN              SAN
ITEM      DESCRIPTION                         FOR INDIA         FOR CHILE        FOR BRAZIL        FOR MEXICO         FOR UAE
 NO.                                           (TYPE 2)          (TYPE 2)         (TYPE 2)           (TYPE 2)         (TYPE 2)

                                              --------------------------------------------------------------------------------------
                                                Q'TY              Q'TY              Q'TY              Q'TY              Q'TY
------------------------------------------------------------------------------------------------------------------------------------
6         INTERMEDIATE DISTRIBUTION
          FRAME                                   1                 1                 1                 1                1


          SOFTWARE LICENCE

1         TNM SOFTWARE LICENCE                    1                 1                 1                 1                1

2         SOLARIS SOFTWARE LICENCES FOR TNM       1                 1                 1                 1                1
2.1       Solaris Operating System
          with Media
2.2       Solaris Operating System
          without Media                           1                 1                 1                 1                1
2.3       SNMP - Runtime                          1                 1                 1                 1                1

------------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
                                                   SAN            SAN          SAN         NMC        NMC      TOTAL
ITEM      DESCRIPTION                         FOR INDONESIA    FOR CHINA    FOR KOREA    PRIMARY    BACK-UP
 NO.                                             (TYPE 2)       (TYPE 2)     (TYPE 1)

                                              -----------------------------------------------------------------------------
                                                  Q'TY           Q'TY         Q'TY        Q'TY       Q'TY      Q'TY
---------------------------------------------------------------------------------------------------------------------------
6         INTERMEDIATE DISTRIBUTION
          FRAME                                     1              1            1                               12


          SOFTWARE LICENCE

1         TNM SOFTWARE LICENCE                      1              1            1                               12

2         SOLARIS SOFTWARE LICENCES FOR TNM         1              1            1           0          0
2.1       Solaris Operating System
          with Media                                                            1                                2
2.2       Solaris Operating System
          without Media                             1              1                                            10
2.3       SNMP - Runtime                            1              1            1           0          0        12

---------------------------------------------------------------------------------------------------------------------------


                            Commercial in Confidence                Page 2 of 2
         2186
                               CHANGE ORDER NO: 19
                                  ATTACHMENT 3



               ANNEX 1 CONTRACTORS DELIVERABLES SBS EQUIPMENT LIST
                                    (CCR82)
         2187
                               CHANGE ORDER NO: 19
                                 ATTACHMENT 3.a
         2188
                                                             CHANGE ORDER NO. 19
                                                 TO THE SUPPLY AGREEMENT BETWEEN
                                                             NEC CORPORATION AND
                                           ICO GLOBAL COMMUNICATIONS HOLDINGS BV
                                                                  ATTACHMENT 3.a



1. The purpose of Contractor Change Request No.82 is to revise the description of an item of SBS Equipment as detailed below.

2. As a result of CCR No.82, the parties hereby agree to amend the SBS Equipment List in Annex 1 Schedule 14, Statement Of Work, as per Attachment - 4.b-1 to this Change Order.

3. As a result of CCR No. 82, the parties hereby agree to amend the III.2 SBS PRICE LIST in Schedule 9, APPENDIX-2 as per Attachment - 4.b-2 to this Change Order.

4.    The reference correspondence referable to CCR Nos. 82 is listed below.

      (NEC correspondence)
      IUKC-523 (dated 30/04/98): IUKC-631 (dated 14/07/98)
      (ICO correspondence)
      SA0828/WG8119980507/PR (dated 07/05/98): SA0982/WG7/19980717/GW
      (dated 17/07/98)

5. The parties undertake to ensure that the required changes specified within paragraphs 2 and 3 above, shall be completed within 3 months of the date of this Change Order or by such time as the parties shall otherwise agree. The parties agree that implementation of these changes shall be effective upon agreement without the need for the parties to formalise the incorporation of such agreed changes by way of further Change Order.

6. The parties agree that this Change Order shall be categorised as a Non-clause 15.1 Change Order and further agree to amend Schedule 9 (Pricing Schedule), Table 24 of the Supply Agreement to record the position.
         2189
                               CHANGE ORDER NO: 19
                                 ATTACHMENT 3.b

                           AMENDED SCHEDULES AND ANNEX



                     ATTACHMENT 3.b-1: SCHEDULE 14, ANNEX-1

                          ATTACHMENT 3.b-2: SCHEDULE 9



         2190
                                                             Change Order No. 19
                                                                Attachment 3.b-1

SBS EQUIPMENT LIST

--------------------------------------------------------------------------------------------------------------------------------
                                                                SAN           SAN            SAN           SAN           SAN
ITEM NO.                     DESCRIPTION                    FOR ICO-NET     FOR USA          FOR           FOR        FOR SOUTH
                                                                                          AUSTRALIA      GERMANY        AFRICA
                                                                           (TYPE 2)        (TYPE 1)     (TYPE 1)       (TYPE 1)
                                                            --------------------------------------------------------------------
                                                             QTY /MMS       QTY /MMS      QTY /MMS      QTY /MMS       QTY /MMS
--------------------------------------------------------------------------------------------------------------------------------
            HARDWARE

1           CHANNEL UNIT
1.1         Channel Unit Chassis (CUC)                                        18             18            30             26
1.1.1       Slot Processor Module (SPM)                                       90             90            150            130
1.1.2       Modulator Demodulator Module (MDM)                                162            162           270            234
1.1.3       Burst Repeater Module   (BRM)                                     20             20            20             20
1.1.4       Clock Distribution Unit (CDM)                                     14             14            22             22
1.1.5       Common Functions Module (CFM)                                     24             24            48             40
1.2         Channel Unit Rack Base Units                                       7              7            11             11
1.2.1       T1 Cables                                                         36             36            60             52
1.2.2       Software Licences                                                 18             18            30             26
1.2.3       Fan Tray                                                          18             18            30             26

2           CHANNEL MANAGER
2.1         Channel Manager Chassis (ChM)                                      3              3             6              5
2.1.1       G.703 Interface                                                   27             27            54             45
2.1.2       Control Processor Modules (CPM)                                   33             33            66             55
2.1.3       Switching Transcoder Module (STM)                                 63             63            126            105
2.1.4       EXM                                                                9              9            18             15
2.1.5       10 Base2 Ethernet                                                  3              3             6              5
2.1.6       Fan                                                                3              3             6              5
2.1.7       Channel Manager Rack (CMR)                                         1              1             2              2
2.1.8       Software Licences                                                  3              3             6              5


3           DISTRIBUTION RACKS
3.1         IF Distribution Subsystem (IDS)                                    1              1             1              1
3.1.1       SBS Distribution Racks, Tx and Rx                                  4              4             4              4
3.1.2       IDS Expansion Kits                                                 0              0             3              2
3.2         Clock Distribution Subsystem (CDS)                                 1              1             1              1
3.2.1       GPS Receiver w/ Rb Oscillator                                      2              2             2              2
3.2.2       10 MHz Outputs (SBS)                                           Multiple       Multiple      Multiple       Multiple
3.2.3       GPS Time Code Outputs (SBS)                                    Multiple       Multiple      Multiple       Multiple
3.2.4       Network Time Server (NTS)                                          2              2             2              2
3.2.5       CDS Expansion Kit                                                  0              0             3              2


------------------------------------------------------------------------------------------------------------------------------
                                                             SAN            SAN            SAN           SAN           SAN
ITEM NO.                     DESCRIPTION                   FOR INDIA     FOR CHILE      FOR BRAZIL       FOR         FOR UAE
                                                           (TYPE 2)       (TYPE 2)       (TYPE 2)       MEXICO      (TYPE 2)
                                                                                                       (TYPE 2)
                                                           -------------------------------------------------------------------
                                                           QTY /MMS       QTY /MMS       QTY /MMS      QTY /MMS      QTY /MMS
------------------------------------------------------------------------------------------------------------------------------
            HARDWARE

1           CHANNEL UNIT
1.1         Channel Unit Chassis (CUC)                        30             22             30            26            30
1.1.1       Slot Processor Module (SPM)                       150            110            150           130           150
1.1.2       Modulator Demodulator Module (MDM)                270            198            270           234           270
1.1.3       Burst Repeater Module   (BRM)                     20             20             20            20            20
1.1.4       Clock Distribution Unit (CDM)                     22             18             22            22            22
1.1.5       Common Functions Module (CFM)                     48             32             48            40            48
1.2         Channel Unit Rack Base Units                      11              9             11            11            11
1.2.1       T1 Cables                                         60             44             60            52            60
1.2.2       Software Licences                                 30             22             30            26            30
1.2.3       Fan Tray                                          30             22             30            26            30

2           CHANNEL MANAGER
2.1         Channel Manager Chassis (ChM)                      6              4              6             5             6
2.1.1       G.703 Interface                                   54             36             54            45            54
2.1.2       Control Processor Modules (CPM)                   66             44             66            55            66
2.1.3       Switching Transcoder Module (STM)                 126            84             126           105           126
2.1.4       EXM                                               18             12             18            15            18
2.1.5       10 Base2 Ethernet                                  6              4              6             5             6
2.1.6       Fan                                                6              4              6             5             6
2.1.7       Channel Manager Rack (CMR)                         2              2              2             2             2
2.1.8       Software Licences                                  6              4              6             5             6


3           DISTRIBUTION RACKS
3.1         IF Distribution Subsystem (IDS)                    1              1              1             1             1
3.1.1       SBS Distribution Racks, Tx and Rx                  4              4              4             4             4
3.1.2       IDS Expansion Kits                                 3              1              3             2             3
3.2         Clock Distribution Subsystem (CDS)                 1              1              1             1             1
3.2.1       GPS Receiver w/ Rb Oscillator                      2              2              2             2             2
3.2.2       10 MHz Outputs (SBS)                           Multiple       Multiple       Multiple      Multiple      Multiple
3.2.3       GPS Time Code Outputs (SBS)                    Multiple       Multiple       Multiple      Multiple      Multiple
3.2.4       Network Time Server (NTS)                          2              2              2             2             2
3.2.5       CDS Expansion Kit                                  3              1              3             2             3


----------------------------------------------------------------------------------------------------------------------------------
                                                      SAN           SAN           SAN           NMC          NMC          TOTAL
ITEM                     DESCRIPTION                  FOR        FOR CHINA     FOR KOREA      PRIMARY      BACK-UP
NO.                                                INDONESIA     (TYPE 2)      (TYPE 1)
                                                    (TYPE 2)
                                                   -------------------------------------------------------------------------------
                                                    QTY /MMS      QTY /MMS      QTY /MMS      QTY /MMS      QTY /MMS     QTY /MMS
----------------------------------------------------------------------------------------------------------------------------------
        HARDWARE

1       CHANNEL UNIT
1.1     Channel Unit Chassis (CUC)                     26            22            22                                       300
1.1.1   Slot Processor Module (SPM)                    130           110           110                                     1,500
1.1.2   Modulator Demodulator Module (MDM)             234           198           198                                     2,700
1.1.3   Burst Repeater Module   (BRM)                  20            20            20                                       240
1.1.4   Clock Distribution Unit (CDM)                  22            18            18                                       236
1.1.5   Common Functions Module (CFM)                  40            32            32                                       456
1.2     Channel Unit Rack Base Units                   11             9             9                                       118
1.2.1   T1 Cables                                      52            44            44                                       600
1.2.2   Software Licences                              26            22            22                                       300
1.2.3   Fan Tray                                       26            22            22                                       300

2       CHANNEL MANAGER
2.1     Channel Manager Chassis (ChM)                   5             4             4                                       57
2.1.1   G.703 Interface                                45            36            36                                       513
2.1.2   Control Processor Modules (CPM)                55            44            44                                       627
2.1.3   Switching Transcoder Module (STM)              105           84            84                                      1,197
2.1.4   EXM                                            15            12            12                                       171
2.1.5   10 Base2 Ethernet                               5             4             4                                       57
2.1.6   Fan                                             5             4             4                                       57
2.1.7   Channel Manager Rack (CMR)                      2             2             2                                       22
2.1.8   Software Licences                               5             4             4                                       57


3       DISTRIBUTION RACKS
3.1     IF Distribution Subsystem (IDS)                 1             1             1                                       12
3.1.1   SBS Distribution Racks, Tx and Rx               4             4             4                                       48
3.1.2   IDS Expansion Kits                              2             1             1                                       21
3.2     Clock Distribution Subsystem (CDS)              1             1             1                                       12
3.2.1   GPS Receiver w/ Rb Oscillator                   2             2             2                                       24
3.2.2   10 MHz Outputs (SBS)                        Multiple      Multiple      Multiple                                 Multiple
3.2.3   GPS Time Code Outputs (SBS)                 Multiple      Multiple      Multiple                                 Multiple
3.2.4   Network Time Server (NTS)                       2             2             2                                       24
3.2.5   CDS Expansion Kit                               2             1             1                                       21

                            Commercial In Confidence
         2191
                                                             Change Order No. 19
                                                                Attachment 3.b-1

SBS EQUIPMENT LIST

--------------------------------------------------------------------------------------------------------------------------------
                                                                SAN           SAN            SAN           SAN           SAN
ITEM                         DESCRIPTION                    FOR ICO-NET     FOR USA          FOR           FOR        FOR SOUTH
NO.                                                                                       AUSTRALIA      GERMANY        AFRICA
                                                                           (TYPE 2)        (TYPE 1)     (TYPE 1)       (TYPE 1)
                                                            --------------------------------------------------------------------
                                                             QTY /MMS       QTY /MMS      QTY /MMS      QTY /MMS       QTY /MMS
--------------------------------------------------------------------------------------------------------------------------------
            INSTALLATION MATERIALS (INCLS
            POWER/SIGNAL CABLES)
4.1         Power Cables                                                       42            42            42             42
4.2         I/F Cables                                                         48            48            48             48
4.3         LAN Cables                                                         28            28            28             28
4.4         Sync Cabling                                                       60            60            60             60


5           SBS OMC
5.1         SUN Ultra 2 Server                                                  1             1             1              1
5.2         LEX-OPTRA Printer                                                   1             1             1              1
5.3         SUN Ultra 1 workstation                                             1             1             1              1
5.4         Oracle Relational DBMS                                              1             1             1              1
5.5         SUN Solstice Enterprise Manager                                     1             1             1              1

6           LOCAL SRMS
6.1         SUN File Server (E5000 Series)                                      2             2             2              2
6.2         Mirror Disk Drives (included in
            E5000 Servers)
6.3         Rack (included in E5000 Servers)
6.4         Operating system software license for
            E5000 Server                                                        1             1             1              1

7           TEST FIXTURES / TEST EQUIPMENT                                      *
            (* ; Equipment will be used during the
            test period at the HNS facilities in
            India & USA and not at the SAN sites.)
7.1         Channel Unit
7.1.1       CUBS                                                               54
7.1.2       Channel Unit Chassis (CUC)                                         12
7.1.3       Slot Processor Module (SPM)                                        60
7.1.4       Modulator Distribution Module (MDM)                                108
7.1.5       Clock Distribution Unit (CDM)                                      12
7.1.6       Common Functions Module (CFM)                                      24
7.1.7       Channel Unit Rack Base Units                                        4
7.1.8       T1 Cables                                                          24
7.1.9       Base Components
7.1.10      Fan Trays
7.1.11      Misc pins, circuit breakers, connectors

7.2         Channel Manager
7.2.1       Channel Manager Chassis (ChM)                                       2


-------------------------------------------------------------------------------------------------------------------------------
                                                              SAN            SAN            SAN           SAN           SAN
ITEM                         DESCRIPTION                    FOR INDIA     FOR CHILE      FOR BRAZIL       FOR         FOR UAE
NO.                                                         (TYPE 2)       (TYPE 2)       (TYPE 2)       MEXICO      (TYPE 2)
                                                                                                        (TYPE 2)
                                                            -------------------------------------------------------------------
                                                            QTY /MMS       QTY /MMS       QTY /MMS      QTY /MMS      QTY /MMS
-------------------------------------------------------------------------------------------------------------------------------
            INSTALLATION MATERIALS (INCLS
            POWER/SIGNAL CABLES)
4.1         Power Cables                                       42            42             42             42            42
4.2         I/F Cables                                         48            48             48             48            48
4.3         LAN Cables                                         28            28             28             28            28
4.4         Sync Cabling                                       60            60             60             60            60


5           SBS OMC
5.1         SUN Ultra 2 Server                                  1             1              1              1             1
5.2         LEX-OPTRA Printer                                   1             1              1              1             1
5.3         SUN Ultra 1 workstation                             1             1              1              1             1
5.4         Oracle Relational DBMS                              1             1              1              1             1
5.5         SUN Solstice Enterprise Manager                     1             1              1              1             1

6           LOCAL SRMS
6.1         SUN File Server (E5000 Series)                      2             2              2              2             2
6.2         Mirror Disk Drives (included in
            E5000 Servers)
6.3         Rack (included in E5000 Servers)
6.4         Operating system software license for
            E5000 Server                                        1             1              1              1             1

7           TEST FIXTURES / TEST EQUIPMENT                      *
            (* ; Equipment will be used during the
            test period at the HNS facilities in
            India & USA and not at the SAN sites.)
7.1         Channel Unit
7.1.1       CUBS                                               32
7.1.2       Channel Unit Chassis (CUC)                          7
7.1.3       Slot Processor Module (SPM)                        35
7.1.4       Modulator Distribution Module (MDM)                63
7.1.5       Clock Distribution Unit (CDM)                       7
7.1.6       Common Functions Module (CFM)                      14
7.1.7       Channel Unit Rack Base Units                        3
7.1.8       T1 Cables                                          14
7.1.9       Base Components
7.1.10      Fan Trays
7.1.11      Misc pins, circuit breakers, connectors

7.2         Channel Manager
7.2.1       Channel Manager Chassis (ChM)                       2


----------------------------------------------------------------------------------------------------------------------------------
                                                      SAN           SAN           SAN           NMC          NMC          TOTAL
ITEM                    DESCRIPTION                   FOR        FOR CHINA     FOR KOREA      PRIMARY      BACK-UP
NO.                                                INDONESIA     (TYPE 2)      (TYPE 1)
                                                    (TYPE 2)
                                                   -------------------------------------------------------------------------------
                                                    QTY /MMS      QTY /MMS      QTY /MMS      QTY /MMS      QTY /MMS     QTY /MMS
----------------------------------------------------------------------------------------------------------------------------------
       INSTALLATION MATERIALS (INCLS
       POWER/SIGNAL CABLES)
4.1    Power Cables                                    42            42            42                                       504
4.2    I/F Cables                                      48            48            48                                       576
4.3    LAN Cables                                      28            28            28                                       336
4.4    Sync Cabling                                    60            60            60                                       720


5      SBS OMC
5.1    SUN Ultra 2 Server                               1             1             1                                       12
5.2    LEX-OPTRA Printer                                1             1             1                                       12
5.3    SUN Ultra 1 workstation                          1             1             1                                       12
5.4    Oracle Relational DBMS                           1             1             1                                       12
5.5    SUN Solstice Enterprise Manager                  1             1             1                                       12

6      LOCAL SRMS
6.1    SUN File Server (E5000 Series)                   2             2             2                                       24
6.2    Mirror Disk Drives (included in
       E5000 Servers)
6.3    Rack (included in E5000 Servers)
6.4    Operating system software license for
       E5000 Server                                     1             1             1                                       12

7      TEST FIXTURES / TEST EQUIPMENT
       (* ; Equipment will be used during the
       test period at the HNS facilities in
       India & USA and not at the SAN sites.)
7.1    Channel Unit
7.1.1  CUBS                                                                                                                 86
7.1.2  Channel Unit Chassis (CUC)                                                                                           19
7.1.3  Slot Processor Module (SPM)                                                                                          95
7.1.4  Modulator Distribution Module (MDM)                                                                                  171
7.1.5  Clock Distribution Unit (CDM)                                                                                        19
7.1.6  Common Functions Module (CFM)                                                                                        38
7.1.7  Channel Unit Rack Base Units                                                                                          7
7.1.8  T1 Cables                                                                                                            38
7.1.9  Base Components
7.1.10 Fan Trays
7.1.11 Misc pins, circuit breakers, connectors

7.2    Channel Manager
7.2.1  Channel Manager Chassis (ChM)                                                                                         4

                            Commercial In Confidence
         2192
                                                             Change Order No. 19
                                                                Attachment 3.b-1

SBS EQUIPMENT LIST

--------------------------------------------------------------------------------------------------------------------------------
                                                                SAN           SAN            SAN           SAN           SAN
ITEM                         DESCRIPTION                    FOR ICO-NET     FOR USA          FOR           FOR        FOR SOUTH
NO.                                                                                       AUSTRALIA      GERMANY        AFRICA
                                                                           (TYPE 2)        (TYPE 1)     (TYPE 1)       (TYPE 1)
                                                            --------------------------------------------------------------------
                                                             QTY /MMS       QTY /MMS      QTY /MMS      QTY /MMS       QTY /MMS
--------------------------------------------------------------------------------------------------------------------------------
7.2.2       G.703 Interface                                                    26
7.2.3       Control Processor Modules (CPM)                                    26
7.2.4       Channel Access Processor (CAP)                                     10
7.2.5       Channel Control Processor (CCP)                                     8
7.2.6       Global Resource Processor (GRP)                                     4
7.2.7       Switching Transcoder Module (STM)                                  42
7.2.8       10 Base2 Ethernet                                                   2
7.2.9       Channel Manager Rack (CMR) w2 Chassis                               1
7.2.10      Fan                                                                 2
7.2.11      E1 Cables                                                          20

7.3         Processing Equipment
7.3.1       SBS OMC                                                             1
7.3.2       Local SRMS                                                          1
7.3.3       OPS Console                                                         1
7.3.4       Ethernet Switch                                                     1

7.4         DISTRIBUTION RACKS
7.4.1       IF Distribution Subsystem (IDS)                                     1
7.4.2       Clock Distribution Subsystem (CDS)                                  1

7.5         Installation Materials Including
             power/ signal cables
7.5.1       Power Cables                                                       30
7.5.2       I/F cables                                                         32
7.5.3       LAN Cables                                                          2
7.5.4       Sync Cabling                                                       40

7.6         Power System                                                        1

7.7         Specialized Test Equipment
7.7.1       Traffic Burst Generator                                             1
7.7.2       Signalling Burst Generator                                          1
7.7.3       BER Analyzer                                                        2
7.7.4       SCAT Test Bed                                                       1
7.7.5       Lab Power Supplies                                                  6
7.7.6       RF Combiners / Splitters                                           10
7.7.7       Misc Baseband Combiners / Splitters                                20

8           CLOCK DISTRIBUTION SYSTEM
8.1         Engineering Development                              71


-------------------------------------------------------------------------------------------------------------------------------
                                                              SAN            SAN            SAN           SAN           SAN
ITEM                         DESCRIPTION                    FOR INDIA     FOR CHILE      FOR BRAZIL       FOR         FOR UAE
NO.                                                         (TYPE 2)       (TYPE 2)       (TYPE 2)       MEXICO      (TYPE 2)
                                                                                                        (TYPE 2)
                                                            -------------------------------------------------------------------
                                                            QTY /MMS       QTY /MMS       QTY /MMS      QTY /MMS      QTY /MMS
-------------------------------------------------------------------------------------------------------------------------------
7.2.2       G.703 Interface                                    26
7.2.3       Control Processor Modules (CPM)                    26
7.2.4       Channel Access Processor (CAP)                     10
7.2.5       Channel Control Processor (CCP)                     8
7.2.6       Global Resource Processor (GRP)                     4
7.2.7       Switching Transcoder Module (STM)                  42
7.2.8       10 Base2 Ethernet                                   2
7.2.9       Channel Manager Rack (CMR) w2 Chassis               1
7.2.10      Fan                                                 2
7.2.11      E1 Cables                                          20

7.3         Processing Equipment
7.3.1       SBS OMC                                             1
7.3.2       Local SRMS                                          1
7.3.3       OPS Console                                         1
7.3.4       Ethernet Switch                                     1

7.4         DISTRIBUTION RACKS
7.4.1       IF Distribution Subsystem (IDS)                     1
7.4.2       Clock Distribution Subsystem (CDS)                  1

7.5         Installation Materials Including
             power/ signal cables
7.5.1       Power Cables                                       20
7.5.2       I/F cables                                         24
7.5.3       LAN Cables                                          1
7.5.4       Sync Cabling                                       30

7.6         Power System                                        1

7.7         Specialized Test Equipment
7.7.1       Traffic Burst Generator                             1
7.7.2       Signalling Burst Generator                          1
7.7.3       BER Analyzer                                        2
7.7.4       SCAT Test Bed                                       0
7.7.5       Lab Power Supplies                                  0
7.7.6       RF Combiners / Splitters                            5
7.7.7       Misc Baseband Combiners / Splitters                 5

8           CLOCK DISTRIBUTION SYSTEM
8.1         Engineering Development


----------------------------------------------------------------------------------------------------------------------------------
                                                      SAN           SAN           SAN           NMC          NMC          TOTAL
ITEM                      DESCRIPTION                 FOR        FOR CHINA     FOR KOREA      PRIMARY      BACK-UP
NO.                                                INDONESIA     (TYPE 2)      (TYPE 1)
                                                    (TYPE 2)
                                                   -------------------------------------------------------------------------------
                                                    QTY /MMS      QTY /MMS      QTY /MMS      QTY /MMS      QTY /MMS     QTY /MMS
----------------------------------------------------------------------------------------------------------------------------------
7.2.2    G.703 Interface                                                                                                    52
7.2.3    Control Processor Modules (CPM)                                                                                    52
7.2.4    Channel Access Processor (CAP)                                                                                     20
7.2.5    Channel Control Processor (CCP)                                                                                    16
7.2.6    Global Resource Processor (GRP)                                                                                     8
7.2.7    Switching Transcoder Module (STM)                                                                                  84
7.2.8    10 Base2 Ethernet                                                                                                   4
7.2.9    Channel Manager Rack (CMR) w2 Chassis                                                                               2
7.2.10   Fan                                                                                                                 4
7.2.11   E1 Cables                                                                                                          40

7.3      Processing Equipment
7.3.1    SBS OMC                                                                                                             2
7.3.2    Local SRMS                                                                                                          2
7.3.3    OPS Console                                                                                                         2
7.3.4    Ethernet Switch                                                                                                     2

7.4      DISTRIBUTION RACKS
7.4.1    IF Distribution Subsystem (IDS)                                                                                     2
7.4.2    Clock Distribution Subsystem (CDS)                                                                                  2

7.5      Installation Materials Including
          power/ signal cables
7.5.1    Power Cables                                                                                                       50
7.5.2    I/F cables                                                                                                         56
7.5.3    LAN Cables                                                                                                          3
7.5.4    Sync Cabling                                                                                                       70

7.6      Power System                                                                                                        2

7.7      Specialized Test Equipment
7.7.1    Traffic Burst Generator                                                                                             2
7.7.2    Signalling Burst Generator                                                                                          2
7.7.3    BER Analyzer                                                                                                        4
7.7.4    SCAT Test Bed                                                                                                       1
7.7.5    Lab Power Supplies                                                                                                  6
7.7.6    RF Combiners / Splitters                                                                                           15
7.7.7    Misc Baseband Combiners / Splitters                                                                                25

8        CLOCK DISTRIBUTION SYSTEM
8.1      Engineering Development

                            Commercial In Confidence
         2193
                                                             Change Order No. 19
                                                                Attachment 3.b-1

SBS EQUIPMENT LIST

---------------------------------------------------------------------------------------------------------------------------------
                                                                SAN           SAN            SAN           SAN           SAN
ITEM                         DESCRIPTION                    FOR ICO-NET     FOR USA          FOR           FOR        FOR SOUTH
NO.                                                                                       AUSTRALIA      GERMANY        AFRICA
                                                                           (TYPE 2)        (TYPE 1)     (TYPE 1)       (TYPE 1)
                                                            ---------------------------------------------------------------------
                                                             QTY /MMS       QTY /MMS      QTY /MMS      QTY /MMS       QTY /MMS
---------------------------------------------------------------------------------------------------------------------------------
8.2         Equipment - 12 SANs
8.2.1       10 MHz Fiber Optic Outputs                                       5 Sets         5 Sets        5 Sets        5 Sets
8.2.2       GPS Time Code Fiber Optic Outputs                                5 Sets         5 Sets        5 Sets        5 Sets
8.2.3       10 MHz Outputs                                                   3 Sets         3 Sets        3 Sets        3 Sets
8.2.4       IRIG-B Outputs                                                   6 Sets         6 Sets        6 Sets        6 Sets
8.2.5       1 PPS Outputs                                                    2 Sets         2 Sets        2 Sets        2 Sets
8.2.6       GPS Time Code Outputs                                            2 Sets         2 Sets        2 Sets        2 Sets

9           SYSTEM INTEGRATION SUPPORT FACILITY AT
            NEC AUSTRALIA                                                                     **
            (** ; Equipment will be used during the
            test period at NEC Australia facility
            and not at SAN site.)
9.1         Engineering Support                                                                9
9.2         Lab Equipment
9.2.1       Channel Unit w/modules                                                             3
9.2.2       Channel Unit Base                                                                  1
9.2.3       Channel Manager (1 chassis modules)                                                1
9.2.4       Mini CDS                                                                           1
9.2.5       Mini IDS                                                                           1
9.2.6       Power Supply (-48V and 24V)                                                        1
9.2.7       Lan Hub and Cabling                                                                1
9.2.8       LSRMS (non-redundant)                                                              1
9.2.8       OMC (non-redundant)                                                                1

10          SBS DC POWER SYSTEM (AC/DC CONVERTORS
            & 2 HR BATTERY BANK)                                                1              1             1             1
10.1        Battery Bank                                                        1              1             1             1
10.2        Rectifier Rack                                                      1              1             1             1
10.3        Power Distribution Rack                                             1              1             1             1
10.4        Installation Materials                                            1 Lot          1 Lot         1 Lot         1 Lot
10.5        Expansion DC Power                                                  0              0             3             2


11          CE MARK COMPLIANCE FOR SAN CHM, CU,
            IF DISTRIBUTION & CLOCK DISTRIBUTION
            NOTE: One site qualified to meet CE
            per EN55022 Class A.
11.1        Engineering Development                             139
11.2        Test & Certification                                                               7             7
11.3        Equipment


12          SPARE PARTS


--------------------------------------------------------------------------------------------------------------------------------
                                                              SAN            SAN            SAN           SAN           SAN
ITEM                         DESCRIPTION                    FOR INDIA     FOR CHILE      FOR BRAZIL       FOR         FOR UAE
NO.                                                         (TYPE 2)       (TYPE 2)       (TYPE 2)       MEXICO      (TYPE 2)
                                                                                                        (TYPE 2)
                                                            --------------------------------------------------------------------
                                                            QTY /MMS       QTY /MMS       QTY /MMS      QTY /MMS      QTY /MMS
--------------------------------------------------------------------------------------------------------------------------------
8.2         Equipment - 12 SANs
8.2.1       10 MHz Fiber Optic Outputs                       5 Sets         5 Sets         5 Sets        5 Sets        5 Sets
8.2.2       GPS Time Code Fiber Optic Outputs                5 Sets         5 Sets         5 Sets        5 Sets        5 Sets
8.2.3       10 MHz Outputs                                   3 Sets         3 Sets         3 Sets        3 Sets        3 Sets
8.2.4       IRIG-B Outputs                                   6 Sets         6 Sets         6 Sets        6 Sets        6 Sets
8.2.5       1 PPS Outputs                                    2 Sets         2 Sets         2 Sets        2 Sets        2 Sets
8.2.6       GPS Time Code Outputs                            2 Sets         2 Sets         2 Sets        2 Sets        2 Sets

9           SYSTEM INTEGRATION SUPPORT FACILITY AT
            NEC AUSTRALIA
            (** ; Equipment will be used during the
            test period at NEC Australia facility
            and not at SAN site.)
9.1         Engineering Support
9.2         Lab Equipment
9.2.1       Channel Unit w/modules
9.2.2       Channel Unit Base
9.2.3       Channel Manager (1 chassis modules)
9.2.4       Mini CDS
9.2.5       Mini IDS
9.2.6       Power Supply (-48V and 24V)
9.2.7       Lan Hub and Cabling
9.2.8       LSRMS (non-redundant)
9.2.8       OMC (non-redundant)

10          SBS DC POWER SYSTEM (AC/DC CONVERTORS
            & 2 HR BATTERY BANK)                                1              1              1             1             1
10.1        Battery Bank                                        1              1              1             1             1
10.2        Rectifier Rack                                      1              1              1             1             1
10.3        Power Distribution Rack                             1              1              1             1             1
10.4        Installation Materials                            1 Lot          1 Lot          1 Lot         1 Lot         1 Lot
10.5        Expansion DC Power                                  3              1              3             2             3


11          CE MARK COMPLIANCE FOR SAN CHM, CU,
            IF DISTRIBUTION & CLOCK DISTRIBUTION
            NOTE: One site qualified to meet CE
            per EN55022 Class A.
11.1        Engineering Development
11.2        Test & Certification
11.3        Equipment


12          SPARE PARTS


----------------------------------------------------------------------------------------------------------------------------------
                                                        SAN           SAN           SAN          NMC         NMC          TOTAL
ITEM                      DESCRIPTION                   FOR        FOR CHINA     FOR KOREA     PRIMARY     BACK-UP
NO.                                                  INDONESIA     (TYPE 2)      (TYPE 1)
                                                      (TYPE 2)
                                                     -----------------------------------------------------------------------------
                                                      QTY /MMS      QTY /MMS      QTY /MMS     QTY /MMS     QTY /MMS     QTY /MMS
----------------------------------------------------------------------------------------------------------------------------------
8.2      Equipment - 12 SANs
8.2.1    10 MHz Fiber Optic Outputs                    5 Sets        5 Sets        5 Sets                                 60 Sets
8.2.2    GPS Time Code Fiber Optic Outputs             5 Sets        5 Sets        5 Sets                                 60 Sets
8.2.3    10 MHz Outputs                                3 Sets        3 Sets        3 Sets                                 36 Sets
8.2.4    IRIG-B Outputs                                6 Sets        6 Sets        6 Sets                                 72 Sets
8.2.5    1 PPS Outputs                                 2 Sets        2 Sets        2 Sets                                 24 Sets
8.2.6    GPS Time Code Outputs                         2 Sets        2 Sets        2 Sets                                 24 Sets

9        SYSTEM INTEGRATION SUPPORT FACILITY AT
         NEC AUSTRALIA
         (** ; Equipment will be used during the
         test period at NEC Australia facility
         and not at SAN site.)
9.1      Engineering Support                                                                                                 9
9.2      Lab Equipment
9.2.1    Channel Unit w/modules                                                                                              3
9.2.2    Channel Unit Base                                                                                                   1
9.2.3    Channel Manager (1 chassis modules)                                                                                 1
9.2.4    Mini CDS                                                                                                            1
9.2.5    Mini IDS                                                                                                            1
9.2.6    Power Supply (-48V and 24V)                                                                                         1
9.2.7    Lan Hub and Cabling                                                                                                 1
9.2.8    LSRMS (non-redundant)                                                                                               1
9.2.8    OMC (non-redundant)                                                                                                 1

10       SBS DC POWER SYSTEM (AC/DC CONVERTORS
         & 2 HR BATTERY BANK)                             1             1             1                                     12
10.1     Battery Bank                                     1             1             1                                     12
10.2     Rectifier Rack                                   1             1             1                                     12
10.3     Power Distribution Rack                          1             1             1                                     12
10.4     Installation Materials                         1 Lot         1 Lot         1 Lot                                 12 Lots
10.5     Expansion DC Power                               2             1             1                                     21


11       CE MARK COMPLIANCE FOR SAN CHM, CU,
         IF DISTRIBUTION & CLOCK DISTRIBUTION
         NOTE: One site qualified to meet CE
         per EN55022 Class A.
11.1     Engineering Development                                                                                            139
11.2     Test & Certification                                                                                               14
11.3     Equipment


12       SPARE PARTS

                            Commercial In Confidence
         2194
                                                             Change Order No. 19
                                                                Attachment 3.b-1

SBS EQUIPMENT LIST

--------------------------------------------------------------------------------------------------------------------------------
                                                                SAN           SAN            SAN           SAN           SAN
ITEM                         DESCRIPTION                    FOR ICO-NET     FOR USA          FOR           FOR        FOR SOUTH
NO.                                                                                       AUSTRALIA      GERMANY        AFRICA
                                                                           (TYPE 2)        (TYPE 1)     (TYPE 1)       (TYPE 1)
                                                            --------------------------------------------------------------------
                                                             QTY /MMS       QTY /MMS      QTY /MMS      QTY /MMS       QTY /MMS
--------------------------------------------------------------------------------------------------------------------------------
12.1        Channel Unit Chassis
12.1.1      Slot Processor Module (SPM)                                        5              5             8              7
12.1.2      Modulator Demodulator Module (MDM)                                10             10            17             15
12.1.3      Clock Distribution Unit (CDM)                                      2              2             3              3
12.1.4      Common Functions Module (CFM)                                      3              3             6              5
12.1.5      T1 Cables                                                          1              1             1              1
12.1.6      Channel Unit Rack Base Components                               3 Lots         3 Lots        3 Lots         3 Lots
12.1.7      Fan Trays                                                          2              2             2              2
12.2        Channel Manager Chassis
12.2.1      G.703 Interface                                                    3              3             6              5
12.2.2      Control Processor Modules used for
             CAPs, CCPs,& GRPs                                                 3              3             6              5
12.2.3      Switching Transcoder Module (STM)                                  6              6            12             10
12.2.4      EXM                                                                2              2             5              4
12.2.5      10 Base2 Ethernet                                                  1              1             1              1
12.2.6      Fan                                                                1              1             1              1
12.2.7      E1 Cables                                                          1              1             1              1
12.2.8      Power Distribution Unit Components                               1 Lot          1 Lot         1 Lot          1 Lot
12.3        Clock Distribution Subsystem
12.3.1      GPS  Receiver w/ Rb Oscillator                                     1              1             1              1
12.3.2      10 Mhz Outputs (SBS)                                             1 Set          1 Set         1 Set          1 Set
12.3.3      GPS Time Code Outputs (SBS)                                      1 Set          1 Set         1 Set          1 Set
12.3.4      Network Time Server                                                1              1             1              1
12.4        IF Distribution Subsystem
12.4.1      SBS Tx Distribution Modules                                      1 Set          1 Set         1 Set          1 Set
12.4.2      SBS Rx Distribution Modules                                      1 Set          1 Set         1 Set          1 Set
12.5        Clock Distribution Equipment
12.5.1      10 MHz Fiber Optic Outputs                                       1 Set          1 Set         1 Set          1 Set
12.5.2      GPS Time Code Fiber Optic Outputs                                1 Set          1 Set         1 Set          1 Set
12.5.3      10 MHz Outputs                                                   1 Set          1 Set         1 Set          1 Set
12.5.4      IRIG-B Outputs                                                   1 Set          1 Set         1 Set          1 Set
12.5.5      1 PPS Outputs                                                    1 Set          1 Set         1 Set          1 Set
12.5.6      GPS Time Code Outputs                                            1 Set          1 Set         1 Set          1 Set

13          TESTER
13.1        AI Validation Tool (SDL)                             1
            Engineering Development                             96
            Materials                                            1

14.         HARDWARE ITEM FOR 60/61DAYS OPTION
14.1        Implementation of Service Area in SBS                              1              1             1              1


------------------------------------------------------------------------------------------------------------------------------
                                                             SAN            SAN            SAN           SAN           SAN
ITEM                         DESCRIPTION                   FOR INDIA     FOR CHILE      FOR BRAZIL       FOR         FOR UAE
NO.                                                        (TYPE 2)       (TYPE 2)       (TYPE 2)       MEXICO      (TYPE 2)
                                                                                                       (TYPE 2)
                                                           -------------------------------------------------------------------
                                                           QTY /MMS       QTY /MMS       QTY /MMS      QTY /MMS      QTY /MMS
------------------------------------------------------------------------------------------------------------------------------
12.1        Channel Unit Chassis
12.1.1      Slot Processor Module (SPM)                        8             6              8              7             8
12.1.2      Modulator Demodulator Module (MDM)                17            13             17             15            17
12.1.3      Clock Distribution Unit (CDM)                      3             2              3              3             3
12.1.4      Common Functions Module (CFM)                      6             4              6              5             6
12.1.5      T1 Cables                                          1             1              1              1             1
12.1.6      Channel Unit Rack Base Components               3 Lots        3 Lots         3 Lots         3 Lots        3 Lots
12.1.7      Fan Trays                                          2             2              2              2             2
12.2        Channel Manager Chassis
12.2.1      G.703 Interface                                    6             4              6              5             6
12.2.2      Control Processor Modules used for
             CAPs, CCPs,& GRPs                                 6             4              6              5             6
12.2.3      Switching Transcoder Module (STM)                 12             8             12             10            12
12.2.4      EXM                                                5             3              5              4             5
12.2.5      10 Base2 Ethernet                                  1             1              1              1             1
12.2.6      Fan                                                1             1              1              1             1
12.2.7      E1 Cables                                          1             1              1              1             1
12.2.8      Power Disttribution Unit Components              1 Lot         1 Lot          1 Lot          1 Lot         1 Lot
12.3        Clock Distribution Subsystem
12.3.1      GPS  Receiver w/ Rb Oscillator                     1             1              1              1             1
12.3.2      10 Mhz Outputs (SBS)                             1 Set         1 Set          1 Set          1 Set         1 Set
12.3.3      GPS Time Code Outputs (SBS)                      1 Set         1 Set          1 Set          1 Set         1 Set
12.3.4      Network Time Server                                1             1              1              1             1
12.4        IF Distribution Subsystem
12.4.1      SBS Tx Distribution Modules                      1 Set         1 Set          1 Set          1 Set         1 Set
12.4.2      SBS Rx Distribution Modules                      1 Set         1 Set          1 Set          1 Set         1 Set
12.5        Clock Distribution Equipment
12.5.1      10 MHz Fiber Optic Outputs                       1 Set         1 Set          1 Set          1 Set         1 Set
12.5.2      GPS Time Code Fiber Optic Outputs                1 Set         1 Set          1 Set          1 Set         1 Set
12.5.3      10 MHz Outputs                                   1 Set         1 Set          1 Set          1 Set         1 Set
12.5.4      IRIG-B Outputs                                   1 Set         1 Set          1 Set          1 Set         1 Set
12.5.5      1 PPS Outputs                                    1 Set         1 Set          1 Set          1 Set         1 Set
12.5.6      GPS Time Code Outputs                            1 Set         1 Set          1 Set          1 Set         1 Set

13          TESTER
13.1        AI Validation Tool (SDL)
            Engineering Development
            Materials

14.         HARDWARE ITEM FOR 60/61DAYS OPTION
14.1        Implementation of Service Area in SBS              1             1              1              1             1


----------------------------------------------------------------------------------------------------------------------------------
                                                      SAN           SAN           SAN           NMC          NMC          TOTAL
ITEM                     DESCRIPTION                  FOR        FOR CHINA     FOR KOREA      PRIMARY      BACK-UP
NO.                                                INDONESIA     (TYPE 2)      (TYPE 1)
                                                    (TYPE 2)
                                                   -------------------------------------------------------------------------------
                                                    QTY /MMS      QTY /MMS      QTY /MMS      QTY /MMS      QTY /MMS     QTY /MMS
----------------------------------------------------------------------------------------------------------------------------------
12.1    Channel Unit Chassis
12.1.1  Slot Processor Module (SPM)                     7             6             6                                       81
12.1.2  Modulator Demodulator Module (MDM)             15            13            13                                       172
12.1.3  Clock Distribution Unit (CDM)                   3             2             2                                       31
12.1.4  Common Functions Module (CFM)                   5             4             4                                       57
12.1.5  T1 Cables                                       1             1             1                                       12
12.1.6  Channel Unit Rack Base Components            3 Lots        3 Lots        3 Lots                                   36 Lots
12.1.7  Fan Trays                                       2             2             2                                       24
12.2    Channel Manager Chassis                                                                                              0
12.2.1  G.703 Interface                                 5             4             4                                       57
12.2.2  Control Processor Modules used for
         CAPs, CCPs,& GRPs                              5             4             4                                       57
12.2.3  Switching Transcoder Module (STM)              10             8             8                                       114
12.2.4  EXM                                             4             3             3                                       45
12.2.5  10 Base2 Ethernet                               1             1             1                                       12
12.2.6  Fan                                             1             1             1                                       12
12.2.7  E1 Cables                                       1             1             1                                       12
12.2.8  Power Disttribution Unit Components           1 Lot         1 Lot         1 Lot                                   12 Lots
12.3    Clock Distribution Subsystem                                                                                         0
12.3.1  GPS  Receiver w/ Rb Oscillator                  1             1             1                                       12
12.3.2  10 Mhz Outputs (SBS)                          1 Set         1 Set         1 Set                                   12 Sets
12.3.3  GPS Time Code Outputs (SBS)                   1 Set         1 Set         1 Set                                   12 Sets
12.3.4  Network Time Server                             1             1             1                                       12
12.4    IF Distribution Subsystem
12.4.1  SBS Tx Distribution Modules                   1 Set         1 Set         1 Set                                   12 Sets
12.4.2  SBS Rx Distribution Modules                   1 Set         1 Set         1 Set                                   12 Sets
12.5    Clock Distribution Equipment
12.5.1  10 MHz Fiber Optic Outputs                    1 Set         1 Set         1 Set                                   12 Sets
12.5.2  GPS Time Code Fiber Optic Outputs             1 Set         1 Set         1 Set                                   12 Sets
12.5.3  10 MHz Outputs                                1 Set         1 Set         1 Set                                   12 Sets
12.5.4  IRIG-B Outputs                                1 Set         1 Set         1 Set                                   12 Sets
12.5.5  1 PPS Outputs                                 1 Set         1 Set         1 Set                                   12 Sets
12.5.6  GPS Time Code Outputs                         1 Set         1 Set         1 Set                                   12 Sets

13      TESTER
13.1    AI Validation Tool (SDL)                                                                                             1
        Engineering Development                                                                                             96
        Materials                                                                                                            1

14.     HARDWARE ITEM FOR 60/61DAYS OPTION
14.1    Implementation of Service Area in SBS           1             1             1                                       12

                            Commercial In Confidence
         2195
                                                             Change Order No. 19
                                                                Attachment 3.b-1

SBS EQUIPMENT LIST

----------------------------------------------------------------------------------------------------------------------------------
                                                     SAN           SAN           SAN           SAN           SAN           SAN
ITEM                       DESCRIPTION           FOR ICO-NET     FOR USA         FOR           FOR        FOR SOUTH      FOR INDIA
NO.                                                                           AUSTRALIA      GERMANY        AFRICA       (TYPE 2)
                                                                (TYPE 2)       (TYPE 1)     (TYPE 1)       (TYPE 1)
                                                 ---------------------------------------------------------------------------------
                                                  QTY /MMS       QTY /MMS     QTY /MMS      QTY /MMS       QTY /MMS      QTY /MMS
----------------------------------------------------------------------------------------------------------------------------------
14.2      Service Area Based on Frequency
           Assignment                                               1             1             1              1             1
14.3      Service Area mapping using guard
           band                                                     1             1             1              1             1
4.2       2 Satellite position determination
           using differential delay                                 1             1             1              1             1

          SOFTWARE LICENSE


----------------------------------------------------------------------------------------------------------------------------------
                                                   SAN            SAN           SAN           SAN           SAN           SAN
ITEM                      DESCRIPTION           FOR CHILE      FOR BRAZIL       FOR         FOR UAE         FOR        FOR CHINA
NO.                                              (TYPE 2)       (TYPE 2)       MEXICO      (TYPE 2)      INDONESIA     (TYPE 2)
                                                                              (TYPE 2)                    (TYPE 2)
                                                ----------------------------------------------------------------------------------
                                                 QTY /MMS       QTY /MMS      QTY /MMS      QTY /MMS      QTY /MMS      QTY /MMS
----------------------------------------------------------------------------------------------------------------------------------
14.2     Service Area Based on Frequency
          Assignment                                1              1             1             1             1              1
14.3     Service Area mapping using guard
          band                                      1              1             1             1             1              1
4.2      2 Satellite position determination
          using differential delay                  1              1             1             1             1              1

         SOFTWARE LICENSE




---------------------------------------------------------------------------------------------------------
                                                     SAN           NMC          NMC          TOTAL
ITEM                         DESCRIPTION          FOR KOREA      PRIMARY      BACK-UP
NO.                                               (TYPE 1)

                                                  -------------------------------------------------------
                                                   QTY /MMS      QTY /MMS      QTY /MMS     QTY /MMS
---------------------------------------------------------------------------------------------------------
14.2        Service Area Based on Frequency
             Assignment                                1                                       12
14.3        Service Area mapping using guard
             band                                      1                                       12
4.2         2 Satellite position determination
             using differential delay                                                          12

            SOFTWARE LICENSE
                                                                                             Included
                                                                                            in Hardware

                            Commercial In Confidence
         2196
                              Change Order No. 19
                                Attachment 3.b-2
                     III.2 SBS PRICE LIST (IN THOUSAND US$)


                         * [11 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         2197
                                        *
         2198
                                        *
         2199
                                        *
         2200
                                        *
         2201
                                        *
         2202
                               CHANGE ORDER NO: 19
                                  ATTACHMENT 4



                  HANDOVER FOR HIGH VELOCITY TERMINALS (ICR09)
         2203
                               CHANGE ORDER NO: 19
                                 ATTACHMENT 4.a
         2204
                                                             CHANGE ORDER NO. 19
                                                 TO THE SUPPLY AGREEMENT BETWEEN
                                                             NEC CORPORATION AND
                                           ICO GLOBAL COMMUNICATIONS HOLDINGS BV
                                                                  ATTACHMENT 4.a


1. The purpose of ICO Change Request No. 09 is to enable handover for high velocity user terminals as detailed below.

2. As a result of ICR No.09, the parties hereby agree to amend Schedule 13, IGFR version 28.4, as per Attachment - 4.b to this Change Order.

3. As a result of ICR No. 09, the parties hereby agree to Schedule 14 - Statement of Work, Annex 1, Contractor Deliverables as per Attachment - 4.c to this Change Order.

4.       The reference correspondence referable to ICR Nos. 09 is listed below.

         (NEC correspondence)

         IUKC-414 (dated 30/01/98): IUKC-1045 (dated 25/03/99)

         (ICO correspondence)

         SA0515/WG7/19971125/PP (dated 17/12/97): SA1450/WG8/19980217/GT (dated
         17/02/98): SA1578/WG8/19990423/PB (dated 23/04/99)

5. The parties undertake to ensure that the required changes specified within paragraphs 2 and 3 above, shall be completed within 3 months of the date of this Change Order or by such time as the parties shall otherwise agree. The parties agree that implementation of these changes shall be effective upon agreement without the need for the parties to formalise the incorporation of such agreed changes by way of further Change Order.

6. The Parties agree that neither the Contractor nor any member of the NEC Team shall have any obligation to provide vendor financing to ICO pursuant to this Change Order.

7. The parties agree that this Change Order shall be categorised as a Non-clause 15.1 Change Order and further agree to amend Schedule 9 (Pricing Schedule), Table 24 of the Supply Agreement to record the position.
         2205
                               CHANGE ORDER NO: 19
                                 ATTACHMENT 4.b



               Amended Schedules - Schedule 13 - IGFR Version 28.4
         2206
CHANGE ORDER NO: 19
ATTACHMENT 4.b



====================================================================================================================================
                                                                                                          CHANGE
SECTION                                                                          DESCRIPTION OF PROPOSED  REQUEST   DATE OF
  NO.                           REVISED TEXT                                             SOLUTION           NO.    ACCEPTANCE  OWNER
====================================================================================================================================
6.60     Support of High Velocity User Terminals (HVUT)                          Addition of new section   ICR09   23/04/1999   PP
------------------------------------------------------------------------------------------------------------------------------------
6.60.1   All IGF Requirements specifically to support high velocity UTs are      Addition of new section   ICR09   23/04/1999   PP
         presented in 6.60.
------------------------------------------------------------------------------------------------------------------------------------
6.60.2   The IGF may assume that the HVUTs have the following characteristics:   Addition of new section   ICR09   23/04/1999   PP

         1. The HVUT shall indicate that it is a HVUT in the UT classmark provided in the Initial Message.

         2. The HVUT shall automatically pre-compensate its frequency to appear exactly as if on the frequency reference arc with an accuracy better than+/-40 Hz (one sigma). This shall be done for the RACH burst as well as dedicated channel bursts.

         3. The HVUT shall always sends a UT supplied position information in the Initial Message in accordance with the ICO Air-Interface.

         4. The HVUT shall send HVUT POSITION UPDATE messages at a rate no more frequently than one message every 40 seconds.

         5. A HVUT POSITION UPDATE message shall consist of the Earth Centred
         Earth Fixed (ECEF) co-ordinates (not defined in ICO AI version 4.0), of the UT, accurate to within 1km on x, y and z axes.

         6. The HVUT will make sufficient Location Updates to remain pageable by the IGF.

         7. The HVUT shall accept but ignore Air-Interface elements adjusting the UT frequency (for example, in CHANNEL RE-ASSIGNMENT messages).
------------------------------------------------------------------------------------------------------------------------------------
6.60.3   The IGF shall recognise the HVUT from the UT classmark (not defined in  Addition of new section   ICR09   23/04/1999   PP
         ICO AI version 4.0).
------------------------------------------------------------------------------------------------------------------------------------
6.60.4   The SBS shall not calculate the position of a HVUT. The SBS shall not   Addition of new section   ICR09   23/04/1999   PP
         verify the HVUT supplied position.
------------------------------------------------------------------------------------------------------------------------------------
6.60.5   For a HVUT, the SBS may or may not perform frequency link control, and  Addition of new section   ICR09   23/04/1999   PP
         may or may not send frequency updates.
------------------------------------------------------------------------------------------------------------------------------------
6.60.6   The SBS shall provide timing corrections to the HVUT, just as for any   Addition of new section   ICR09   23/04/1999   PP
         UT. The SBS shall be able to track and compensate for timing changes up to 6 microseconds per second.
------------------------------------------------------------------------------------------------------------------------------------
6.60.7   The SBS shall accept HVUT POSITION UPDATE messages (not defined in ICO  Addition of new section   ICR09   23/04/1999   PP
         AI version 4.0) at a rate no more frequently than one message every 40 seconds. These position updates shall be used by the SBS only, and may not be passed to the MSSC.
------------------------------------------------------------------------------------------------------------------------------------
6.60.8   When the SBS receives a HVUT POSITION UPDATE message, it shall          Addition of new section   ICR09   23/04/1999   PP
         determine whether the locations of the UT and satellites indicate that a handover is required. If it is so determines, then handover shall be performed using the same procedures as for any other UT types. The SBS shall use the position from the HVUT POSITION UPDATE message for diversity decisions when applicable. The SBS may not use the HVUT
         POSITION UPDATE message for any purposes other than these.
------------------------------------------------------------------------------------------------------------------------------------
6.60.9   The SBS shall be sized so that up to 2% of all calls can be with HVUTs  Addition of new section   ICR09   23/04/1999   PP
         in the busy hour.
------------------------------------------------------------------------------------------------------------------------------------

         2207
                                                             CHANGE ORDER NO. 19
                                                 TO THE SUPPLY AGREEMENT BETWEEN
                                                             NEC CORPORATION AND
                                           ICO GLOBAL COMMUNICATIONS HOLDINGS BV
                                                                  ATTACHMENT 4.c




                         Changes to SOW Annex 1 Table F


                            Table F - Function Set 5



                                      FS-5

SAME AS FS-4 WITH THE FOLLOWING ADDITIONAL SERVICES

1.       GSM Fax - up to 9600 bit/s (IGFR 4.1.3.1)

2.       GSM Fax - up to 14.4 kbit/s (IGFR 4.1.3.2)

3.       Alt Voice GSM Fax - 4800 bit/s (IGFR 4.1.3.3)

4.       GSM Data  - up to 38.4 kbit/s (IGFR 4.2.2)

(Note 1: 4.2.2.3 Synchronous non-transparent service feature for data rates above 9600 bit/s shall be available no later than by the release date of CME20 R8 Main. IGFR 4.2.2.11 Asymmetric data service is provided as part of FS4.)

5.       Support of HVUT (IGFR 6.60)







         2208
[ICO LETTERHEAD]                                         CHANGE ORDER NO: 20

                  IGF SUPPLY AGREEMENT
                  CONTRACT NO ICOO97 - 1016/GW           DATE: 11th JANUARY 2000


In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:

Amended Clauses               See Attachment No. 3 (Clause 15.1)

Amended Schedules             See Attachment No.1

Amended Annexes               None

Amended Price                 See Attachment Nos: 1 and 3

Other Amendments              None

Reference Correspondence      All relevant formal communications and exchanges,
                              appertaining to matters contained within this Change Order, which have passed between the parties prior to the date hereof.

This Change Order No. 20 will now form part of the Supply Agreement dated March 3rd 1997 between the parties and shall be effective as at the date of this Change Order No. 20 and shall be governed by and construed in accordance with the laws of England.

Except for the changes set out above, this Change Order No. 20 makes no further amendments or modifications to the Agreement.



Signed for and on behalf of             Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV   NEC CORPORATION



/s/ ***                                 /s/ Minoru Usui
--------------------------------------  --------------------------------------
Supervising Officer                     Contractor's Authorised Representative
                                        Minoru Usui
                                        General Manager, Europe Div.

11th January, 2000                      11th January, 2000
------------------                      ------------------
Date                                    Date
         2209
                                                             CHANGE ORDER NO. 20
                                                 TO THE SUPPLY AGREEMENT BETWEEN
                                                             NEC CORPORATION AND
                                           ICO GLOBAL COMMUNICATIONS HOLDINGS BV
                                                                    ATTACHMENT 1


By this Change Order No. 20, the Supply Agreement dated March 3, 1997, between NEC Corporation ("the Contractor") and ICO Global Communications Holdings BV ("ICO") (hereinafter referred to as the "Supply Agreement") is amended as set out below:

BACKGROUND TO CHANGE ORDER NO. 20

A) Under the terms and conditions set forth in the Supply Agreement, ICO agreed to purchase from the Contractor certain equipment and services as are specified therein, and the Contractor has agreed to provide the said services;

B) ICO has agreed that the Contractor shall carry out Works and provide services in accordance with the terms of the Scope of Work for the provision of certain Satellite Launch Support Services to support ICO in its TT&C Operations. Further, ICO has agreed that the Contractor shall carry out Works and provide services in accordance with the terms of the Scope of Work, for the provision of services for Pilot Generator replacement and ICO's USA IOT Modification Support Service during Pilot Generator replacement Work, as set forth within Attachment 2.2 to this Change Order.

C) Notwithstanding the formalities prescribed by clause 6 to Attachment 1 of Change Order No.5 dated 20 November 1998 ICO and the Contractor have agreed to amend the Supply Agreement to govern the terms of the Works and the Services specified in Attachment 2.2, which shall include the installation and testing of the Deliverables identified within Attachment 5.1 to that Change Order.

         In consideration of the foregoing and for other good and valuable consideration, acknowledged by the parties to have been given, it is agreed: -

1.       DEFINITIONS

         For the purposes of this Change Order the following words used herein or in the Supply Agreement shall have the following meanings: -

         "Scope of Work" and "Works" shall mean those works and services which are identified within Attachment 2.2.

         "Schedule" shall mean that schedule for the performance of tasks of or relating to the provision of the works and services under this Change Order, as set out within Annex 1 to Attachment 2.2.

         For the avoidance of doubt, references in the Supply Agreement to Top Level Milestone Schedule and Master Level Schedule shall not apply to this Change Order.

         2210
2.       WORKS AND SERVICES

         ICO hereby agrees to purchase, and the Contractor agrees to supply, the Works and Services set out in Attachment 2.2 in accordance with the time scales set out in the Schedule at the price set forth in Clause 4 of this Change Order.

3.       APPLICATION OF SUPPLY AGREEMENT TERMS AND CONDITIONS

3.1 Except in relation to those activities comprising the Pilot Generator Replacement Work, defined in Attachment 2.2, the following clauses of the Supply Agreement shall not apply to this Change Order. It is, however, acknowledged and agreed by the parties that, notwithstanding the list featured below, in respect of the Pilot Generator Replacement Work, clauses 16.2, 16.3, and 16.6 to 16.18 (inclusive) shall, also, NOT apply to this Change Order:

         4.1(a), 4.1(c) to (e) inclusive, 4.1(h) and 4.1(i), 4.1 (k), 4.1(n),
         4.2 to 4.7, 4.10, 5, 6.1(d), 6.2, 7, 8, 12.2 to 12.4 inclusive, 13, 14,
         15.2 (except 15.2.1) to 15.4 inclusive, 15.5(b), (c), (d) 16.2, 16.3,
         16.6 to 16.18 inclusive, 18, 19, 22, 23, 25 to 29 inclusive, 31 to 38 inclusive, 40, 44 to 48 inclusive, 52.2 to 52.4 inclusive, 54, 56, Schedules 6 to 12 inclusive.

3.2 Save in relation to those activities comprising the Pilot Generator Replacement Work, defined in Attachment 2.2, the following clauses of the Supply Agreement are amended for the purpose only of this Change Order and not further or otherwise.

         Clause 4.1 (b) is amended to read:

         "it will provide all of the Services so as to fulfil the objectives and the requirements of the Scope of Work"

         Clause 4.1 (l) is amended to read:

         "it will provide and will ensure that its Sub-Contractors provide, the agreed number of suitably skilled and appropriately experienced personnel to meet the objectives of this Change Order;"

         Clause 12.1 is amended to read:

         "Without prejudice to ICO's other obligations under this Change Order, ICO shall provide the Contractor with such information, services and information as shall be specified in the Scope of Work. To the extent that ICO's failure in any material respect to comply with its obligations under this clause 12.1 shall adversely and directly affect the ability of the Contractor to fulfil its obligations under this Change Order, then to the extent the Contractor can demonstrate the same to be required, the Schedule shall be adjusted in an equitable manner and the Contractor may recover from ICO all costs reasonably incurred as a direct result of such adjustment.

         Clause 51.2 is amended to read:

         2211
         If and insofar as any breach by the Contractor of this Change Order (including the inadequate performance or the non-performance of any of its obligations hereunder) shall result in any losses, damages, costs or liabilities for ICO (other than any physical damage or loss of tangible property as described in clause 51.1) the Contractor shall, subject always to clause 51.3, indemnify ICO against any such losses, damages, costs or liabilities of ICO provided that the total liabilities of the Contractor to ICO shall not exceed a sum equivalent to the value of this Change Order No. 20. Any liability of the Contractor to ICO under this amended clause 51.2 shall not, in any event, be treated as forming part of the aggregate total liability of the Contractor under the Supply Agreement.

4.       PRICE AND PAYMENT

4.1      ICO will purchase the Works hereunder for the firm fixed price of   *
         . Such price shall be subject to adjustment in the event the parties agree that the Schedule shall subsequently be extended consequent upon any requirement to adjust the Satellite Launch Schedule. The Contractor shall render invoices to ICO which shall become due and payable by ICO as follows:-


         CLAUSE 15.1

         (i)   *   of the price for Pilot Generator Replacement and USA IOT
         engineering Support   *   shall be invoiced by the Contractor upon the
         date of signature of this Change Order. Such invoice shall be paid by ICO no later than 12 January 2000 provided this Change Order shall have been signed prior to this date.

         (ii)   *   of the price for Pilot Generator Replacement and USA IOT
         engineering Support   *   to be paid by ICO to the Contractor no later
         than 7 calendar days following the date of submission, to ICO, of the Contractor's invoice which invoice shall be rendered by the Contractor, to ICO, upon completion of last SAN site for Pilot Generator Replacement and/or USA IOT engineering support;



         NON-CLAUSE 15.1

         (iii)   *   of the price for Satellite Launch Support Service (59,700
         US$ = 199,000 US$ x 0.3) shall be invoiced by the Contractor and shall be paid by ICO to the Contractor no later than 7 calendar days following ICO's notification of the start date in accordance with the Scope of Work. Upon confirmation that payment has been duly received the Contractor will undertake mobilisation of the SLSS team;

         (iv)   *   of the price for Retention portion of Satellite Launch
         Support Service   *   shall be invoiced by the Contractor and shall be
         paid by ICO to the Contractor no later than 7 calendar days


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         2212
         prior to the departure of the Contractor's engineer to the SLSS SAN sites whereupon the Contractor will despatch its engineers;

         (v)   *   of the price for Retention portion of Satellite Launch
         Support Service   *   and   *   of the balance of the adjusted price
         which remains due in the event it is agreed the Schedule shall subsequently be extended, to be paid by ICO to the Contractor no later than 7 calendar days following the date of submission of the Contractor's invoice, which invoice shall be rendered by the Contractor, to ICO, upon completion of the SLSS Works under this Change Order.


4.1.1    Details of the price are set out in Attachment 2.1 to this Change
         Order.

4.1.2 In addition to the sums payable by ICO as described in clause 4.1, above, ICO shall pay to the Contractor the other cost elements attributable to round trip air fares and local transportation fees as provided by Attachment 2.1 to this Change Order. All such sums shall be reimbursed by ICO, to the Contractor, pursuant to clause 17 of the Supply Agreement.



4.2 Save in relation to the those activities comprising the Pilot Generator Replacement activities, defined in Attachment 2.2, the parties agree that this Change Order shall, otherwise, be categorised as a Non-clause
         15.1 Change Order and further agree to amend Schedule 9 (Pricing Schedule), Table 24 of the Supply Agreement to record the position.

4.2.1 The increment referable to the Pilot Generator Replacement activities, to be undertaken hereunder, shall form part of the Price, as defined in clause 15.1 of the Supply Agreement. Such increment is included in the figure set forth in Attachment 3 to this Change Order.

4.3 In the event the Work is aborted following payment, the methodology ("Compensation Methodology") regulating payments to be made by ICO, to the Contractor, as set out in Attachment 2.1 to this Change Order, shall be applied.


5.       FINANCING

         The parties agree that neither the Contractor nor any member of the NEC Team has any obligation to provide vendor financing to ICO pursuant to this Change Order.

6.       RATIFICATION OF ICO SUPPLY AGREEMENT

         Except as provided for herein, the terms and conditions of the Supply Agreement shall continue in full force and effect.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         2213
6.1 This Change Order sets forth the entire agreement between the parties as to the subject matter hereof and supersedes all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to such subject matter other than as expressly provided herein.

6.2 In the event of a conflict between the terms of this Change Order and the terms of the Supply Agreement, the terms of this Change Order shall prevail.

6.3 The parties agree that neither shall rely upon the execution and performance of this Change Order as comprising assumption or rejection of the Supply Agreement, in whole or in part.


6.4 ICO has informed the Joint Provisional Liquidator and counsel for the Creditors' Committee of this agreement and has confirmed that neither has issued any objection thereto.

         2214
CHANGE ORDER NO: 20                                               ATTACHMENT 2.1



                                 Price for Works
         2215
                                                             CHANGE ORDER NO. 20
                                                 TO THE SUPPLY AGREEMENT BETWEEN
                                                             NEC CORPORATION AND
                                           ICO GLOBAL COMMUNICATIONS HOLDINGS BV
                                                                  ATTACHMENT 2.1

ATTACHMENT 2.1: PRICE
PRICE FOR THE WORKS

====================================================================================================================================
                                                                                                           Amount
No.                                       Description                                          Man-months  (kUS$)       Remarks
====================================================================================================================================
1.    SATELLITE LAUNCH SUPPORT SERVICE (NON-CLAUSE 15.1)
------------------------------------------------------------------------------------------------------------------------------------
      Labour Fees - Man-months Basis
------------------------------------------------------------------------------------------------------------------------------------
      Total Labour Fees for First Satellite Launch Support Service                                           *
------------------------------------------------------------------------------------------------------------------------------------
      NON-CLAUSE 15.1 TOTAL                                                                                  *
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
2.    PILOT GENERATOR REPLACEMENT AND TEST WITH 2ND PHASE IOT SUPPORT (CLAUSE 15.1)
------------------------------------------------------------------------------------------------------------------------------------
      Pilot Generator Replacement and Test for Australia, Germany, India and U.S.A.                          *
      (Including 2nd Phase IOT support for U.S.A.)
------------------------------------------------------------------------------------------------------------------------------------
      CLAUSE 15.1 TOTAL                                                                                      *
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
3     TRANSPORTATION COST (CLAUSE 17, ESTIMATE ONLY)
------------------------------------------------------------------------------------------------------------------------------------
3.1.  Maximum sum allowable for Round Trip Air Fare and Local Transportation Fee for First                   *
      Satellite Launch Support Service. This sum may only be exceeded with the prior consent of ICO.
------------------------------------------------------------------------------------------------------------------------------------
3.2.  Maximum sum allowable for Round trip Air Fare and Local Transportation Fee for                         *
      Australia,  Germany,  India and U.S.A. This sum may only be exceeded with the prior consent of ICO.
------------------------------------------------------------------------------------------------------------------------------------
      CLAUSE 17 TOTAL                                                                                        *
------------------------------------------------------------------------------------------------------------------------------------

Note 1: The estimated working hours, resulted as Man Months in the above price table are


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         2216
calculated according to the assumption within Annex 1 in the Scope of Work for SLSS.

Note 2: Round trip airfare and local transportation fees to be incurred by the Contractor in relation to the Works are not included in the price. The price for transportation assumes the following conditions. The allowable sum indicated will be adjusted, by agreement with ICO, according to the numbers of trips during the period. The actual cost of flights in economy class plus local transportation, as adjusted, will be invoiced to ICO, in accordance with clause
17 of the Supply Agreement, together with a   *   overhead (handling fee).

         - A total of two engineers will be dispatched to the total four SAN sites. One engineer will perform the Pilot Generator replacement at two SAN sites. A total of seven engineers will be dispatched to the total five SAN sites. The Schedule is set out in Attachment 2-2

Note 3: Pilot Generator modification for the U.S.A. SAN site will be performed at the same time as the 2nd phase IOT support work, which modification activities it is assumed shall commence on 17 January 2000 . The 2nd phase IOT support work will be carried out during the period of Pilot Generator replacement work, and the Contractor has assumed this period will amount to 1 to 2 days in reliance upon ICO's notification.



Note 4: A total of 30 man-days, including travel loss man-days are required for the Pilot Generator Replacement Works, for 5RFTs (10 Pilot Generators) at the 4 SAN sites, U.S.A., India, Germany and Australia. The Contractor has quoted for the Pilot Generator Replacement on the basis that the Replacement Works will be carried out as a separately scheduled activity to the SLSS Works, in accordance with ICO's request.


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         2217
CONDITIONS OF THE PRICE:

The above price contains the provision of the following Works:

- RFT Engineering Support Works for First ICO Satellite Launch at Germany, U.S.A., Chile, South Africa and Australia SAN sites. The support Works for the India SAN site can be performed at an additional charge up on ICO's request, which request shall be notified 4 weeks prior to the commencement of the Works.

- Pilot Generator replacement and test Works will be performed for Germany, India, U.S.A. and Australia SAN sites before the SLSS Works.

- 2nd Phase IOT support work at U.S.A. SAN site will be carried out at the same time as the U.S.A. Pilot Generator replacement.

-        Accommodations Fee


The following price elements are not included in the price and shall be borne by ICO directly. In the event the Contractor shall have been invoiced directly for such costs, subject to ICO's prior confirmation to fully meet such cost , the Contractor may arrange payment for ICO and invoice such cost to ICO in accordance with Clause 17.

-        Telephone and Fax communications Fee

The following elements are not included in the Price and shall be reimbursed by ICO, to the Contractor, in accordance with clause 17 of the Supply Agreement
         2218
-        Round trip air fare for the Works.

-        Local transportation fee.

- Rental costs of a mobile phone at each SAN site during the SLSS period which shall be maintained for emergency communication and back-up purposes

The following optional services are also proposed:

-        Service Period Extension.

- On Call Basis Service outside of the Working time as specified in Annex 1 in SOW for SLSS.



SCHEDULE AND DURATION OF THE SERVICE:

- The schedule and duration of the Satellite Launch Support Service is in accordance with the launch mission schedule which was verbally confirmed by Mr. M. Caruso and Mr. D. Roberts of ICO at the meeting held on 31 March 1999 with Mr. T. Kawauchi of the Contractor. The Contractor will dispatch seven engineers for the First ICO Satellite
         Launch: one antenna expert to each of the 5 designated TT&C sites, and two RFT O&M experts, one at Longovilo, Chile and the other at Hartebeesthoeck, South Africa. The schedule at Annex 1 of Attachment
         2.2 defines the base schedule of this price quotation which the Contractor's engineers will follow. The Contractor's engineers will stay on site at least 14 hours during the Critical Deployment Phase. This Schedule is subject to change dependent upon the progress of ICO's Satellite Launch Deployment. Any other works or services beyond those contemplated by this Schedule, insofar as ICO may request the same to be undertaken, shall be agreed with the Contractor and all attendant costs of such Work or services shall be payable by ICO
         2219
         as additional cost.

- All SLSS Works (including On-call basis service undertaken) shall be time recorded on an hourly basis. ICO will pay for the actual time spent from the date of departure from the Contractor engineer's home locations to the date of arrival of the Contractor's engineer's home locations after completion of SLSS Works. Actual working hours will be recorded during the SLSS Works. A minimum of 8 hours of working time shall be recorded per day, regardless of any specific or emergency work during this period.


- ICO shall provide a minimum of 4-weeks notice to the Contractor as to when scheduled Satellite Launch Support Service shall commence and as to whether it requires the Contractor to provide support at the India SAN site. Notice shall be given in writing.

-        The same procedure for recording Works as applied for Change Order No.
         10 to the Supply Agreement (ICONET Integration G2, 3, 4 Campaign) shall be applicable for the purpose of recording the Works and services to be provided by the Contractor under this Change Order. After completion of the SLSS Works by the Contractor under this Change Order, the price of this Change Order shall be re-calculated and appropriately adjusted as follows, in respect of days in excess of those specified in Attachment 2.2: -

         Total actual MM (labour) = Total actual Work hours (minimum 8 hours during period) / (8 x 22)

         Total amount (labour fee) = Total actual MM (labour)   *

COMPENSATION METHODOLOGY:


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         2220
- In respect of matters described in clause 4.1(i) of Attachment 1 to this Change Order ICO shall pay to the Contractor a sum, by way of compensation, which shall be equivalent to the actual expense incurred by the Contractor, together with a 22% handling charge for actual days of Work, including preparation, shall be paid by ICO provided that such sum shall not exceed the price payable, as specified in clause 4.1(i) of Attachment 1 of this Change Order. The remaining portion of the amount paid over will be held by the Contractor and credited against future resumption.

- In respect of matters described in clause 4.1(iii) of Attachment 1 to this Change Order ICO shall pay to the Contractor a sum, by way of compensation, which sum shall be determined in accordance with the formula set out immediately below, provided that such sum shall not exceed the price payable, as specified in clause 4.1(iii) of this Change Order. The amount of work for actual days is mechanically calculated in accordance with the formula . The remaining portion of the amount paid over will be held by the Contractor and credited against future resumption.



Amount for
Work for                               *
actual days


Note: The Notice day is whichever comes later, the date notified by ICO as the start date for SLSS or the date of payment of sums due under 4.1(iii) of Attachment 1 to this Change Order. For the avoidance of any doubt, this day rate does not correspond with the engineer's man-day rate. The purpose of this mechanical calculation is just so as to avoid any future delay in settlement of payment by both parties.


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         2221
Example:

Noticed date of SLSS start date:                     28 January 2000

Date of payment under 4.1(iii):                      30 January 2000

Date of notice that Works are to be discontinued (i.e. date such notification is actually received in written form by NEC): 10 February 2000



Amount for Work for actual days:   *


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.


         2222
- In respect of matters described in clause 4.1(iv) of Attachment 1 to this Change Order ICO shall pay to the Contractor a sum, by way of compensation, which sum shall be determined in accordance with the formula set out immediately below. Such sum shall not exceed the price payable, as specified in 4.1(iv) of this Change Order, provided the period of Work shall not have been extended. The amount of work for actual days is mechanically calculated in accordance with the formula. The remaining portion of amount paid over will be held by the Contractor and credited against future resumption.


Amount for
Work for             *
actual days


Note: For avoidance of any doubt, this day rate does not correspond with engineer's man-day rate. The purpose of this mechanical calculation is just so as to avoid any future delay in settlement of payment by both parties.

Example:

Date of Engineer's departure:            25 February 2000

Date of notice that Works to be aborted (i.e. date such notification is actually received in written form by NEC) : 3 March 2000



Amount for Work for actual days:   *


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         2223
SERVICE PERIOD EXTENSION AND ON CALL BASIS SERVICE (OPTION):

- Any extension of the duration (per day basis) of the scheduled SLSS Works can be provided on-site if requested in writing by ICO or ICO's leader of the Tiger Team. Any cost incurred as a result of such extension shall be payable to the Contractor after completion of such extended of services. Any loss or waiting time charge for the Contractor's engineers incurred by the re-scheduling of return flight, if required, shall also be paid by ICO. After completion of the extended Work for SLSS by the Contractor under this Change Order, the price of this Change Order shall be re-calculated and appropriately adjusted in the following manner.

Extended Engineering support Service   *

- In cases of emergency, ICO may seek the support of the Contractor's engineers at Yokohama. All attendant costs of such additional engineering support service which shall be provided, remotely, by the Contractor's engineers shall also be payable by ICO to the Contractor. After the completion of such Emergency Support Work by the Contractor under this Change Order, the price of this Change Order shall be re-calculated and appropriately adjusted in the following manner.

Emergency Engineering support Service   *


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         2224
CHANGE ORDER NO: 20                                               ATTACHMENT 2.2



                                  Scope of Work
         2225
                                                             CHANGE ORDER NO. 20
                                                 TO THE SUPPLY AGREEMENT BETWEEN
                                                             NEC CORPORATION AND
                                           ICO GLOBAL COMMUNICATIONS HOLDINGS BV
                                                                  ATTACHMENT 2.2

               SCOPE OF WORK FOR SATELLITE LAUNCH SUPPORT SERVICE
                        (PARTICIPATION IN TIGER TEAM) BY
                                 THE CONTRACTOR


This document defines the Scope of Work ("SOW") between ICO and the Contractor for the provision of Satellite Launch Support Service ("SLSS"), Pilot Generator Replacement works and 2nd Phase USA IOT support work, hereinafter referred to as "Works".

INTRODUCTION

- This SOW defines the information, services, equipment and facilities to be provided by ICO and the Contractor.

- There are no deliverables, such as equipment, documentation or information, to be provided by the Contractor under this Change Order.

- The Works insofar as they relate to SLSS and IOT Support, will be conducted under ICO's responsibility and lead. The Contractor's engineers will provide engineering support services to ICO to seek to rectify problems which may be encountered by or within the RFT subsystem.

- Any Works or Services to be performed by the Contractor's engineers under this Scope of Work shall be limited to that range of activities properly referable to the RFT subsystem function and performance of the RFT subsystem as specified in the applicable versions of the IGFR (Version 28.4) and TT&C to SAN Interface Control Document (Version 2.4) only. The related description concerning India TTC/IOT will be omitted in the ICD, if USA SAN will be applied to IOT station. In the event that any Works or services are reasonably required, beyond the RFT subsystem requirements in the IGFR or in the related ICD, during the Works, the Contractor's engineer(s) shall use its (their) best efforts to comply with such request. ICO shall bear full responsibility for all such additional Works and any and all risk associated with the
         2226
         same.

SCOPE OF WORK

ICO

- During the Works, most especially in relation to the SLSS Works, ICO shall direct and instruct the Contractor's engineers so that NEC's engineers can provide the appropriate Satellite Launch Support Service to ICO. ICO shall confer upon its designated ICO leader at each SAN site the authority to determine, on behalf of ICO, the duration of the Working time and extension of the Working period at his/her discretion.

- In respect of SLSS activities ICO shall provide to the Contractor 4 weeks prior written notice of the start date.

- The ICO leader or representatives shall issue the certification to record completion of the Works.

- ICO shall ensure that all test equipment, to be provided under the Supply Agreement, Annex 2, is made available to the Contractor's engineers at each SAN site during the Works.

- ICO shall provide appropriate facilities to enable the Contractor's engineers to work efficiently and in reasonable comfort at relevant sites during the Works. As a minimum ICO shall ensure provision of the following:-

         -        Desk and Chair

         - Permanent Telephone (FAX) Line (with capability of international call)

         -        Place (Room) to take a nap (If available)

         Communications charge shall be born by ICO.

- ICO shall be solely responsible for maintaining the TT&C WAN/LAN for the purpose of Inter SAN access and for monitoring the RFT O&M equipment during the Works.

- ICO shall support the Contractor's engineers in gaining access to each SAN site, such as providing assistance in securing entry permits from SAN operators and providing invitation letters to the relevant countries (if required) to support visa applications.
         2227
THE CONTRACTOR

1.       SLSS WORKS

- The Contractor shall conduct the SLSS Works at the following 5 TT&C SAN sites:

           -USA

           -Australia

           -Chile

           -Germany

           -South Africa

7 (seven) of the Contractor's engineers will participate in the First ICO Satellite launch Tiger Team:

           Two RFT O&M Expert engineers

           Five Antenna Expert engineers

The total commitment is summarized in the schedule contained in Annex 1 hereto.

The Contractor will allocate engineers to the designated five TT&C sites upon reception of Satellite Launch schedule from ICO. The support plan shall include:



(1)      Pre-launch support (2 days, prior satellite launch)

(2) Launch extended support (2 days at Critical Deployment phase, comprising the launch date and the day immediately following the satellite launch date)

(3) Post-launch support (12 days following Launch extended support, during the Manoeuvre and Bus IOT phase).


The Contractor's engineers will be available in accordance with the Annex 1 - Schedule.
         2228
- In the Annex 1 - Schedule, the following criteria are applied for the purposes of calculating the total man-months to be expended under the SLSS contract.

(1)      Man-hour for Travel and Normal Support:

"Man-hour" shall mean 8 Hours.

"Travel" shall mean any day spent by the Contractor's engineers to move from their home location to the sites (DAY - 3) and vice versa (DAY -10 or DAY-15).

"Normal" shall mean the pre-launch support (DAY - 2 and - 1) before satellite launch and the 12 days immediately following the Critical Deployment Phase (DAY 3 to 9 or DAY 3 to 14).

Working hours for the "Normal" day shall be 8 hours, which is nominally 8:00 to 17:00 (Lunch time 12:00 - 13:00) but depends on the physical and/or social environment of the each site.

(2) Man-hour for 14 Hours Support:

"Man-hours" shall mean 14 Hours

The Contractor's engineers will stay at site at least 14 hours during the Critical Deployment Phase (DAY 1 and 2). The Working time of the engineers shall depend on the physical and/or social environment of the each site.

- The Contractor's expert antenna engineers will be responsible for setting the satellite beacon acquisition threshold level on all five RFTs at their respective SAN sites. They will also be responsible for Phase adjustment fine-tuning of the Monopulse tracking system for all 5 RFTs at their respective SAN sites. During the SLSS the Contractor's engineers shall monitor the status of RFT equipment by using the RFT O&M equipment. In case of emergency, at those sites where an expert RFT O&M engineer is not present, the Contractor's engineers shall ask remote support from the RFT O&M expert engineers. If requested by ICO or ICO's Tiger Team Leader to do so, the
         2229
         Contractor's engineer(s) shall provide engineering support services or provide appropriate advice to ICO.

- In cases of emergency, or whenever requested by ICO or ICO's Tiger Team Leader to do so, the Contractor's RFT O&M expert engineers A or/and B shall, remotely, support the activities of the TT&C sites. Whilst this support can be provided as far as reasonably possible by using remote monitoring and the control function of RFT O&M subsystem via TT&C WAN, the particular nature of such support is NOT specified in the IGFR.

- The support service to be performed by the Contractor's engineers under the SLSS shall be limited to that range of activities properly referable to the RFT subsystem function and performance. Except that in cases of emergency, other services, related to RFT subsystem, such as interface checks with the TT&C, IOT subsystems, shall be provided, if required, by the Contractor's engineers under ICO's guidance and direction.


2.       PILOT GENERATOR REPLACEMENT

The Contractor shall conduct the Pilot Generator Replacement Works at the following 4 TT&C SAN sites:

         -USA

         -Australia

         -Germany

         -India

         One (1) of the Contractor's engineers will perform the Pilot Generator Replacement and test Works.

- In USA SAN site, Pilot Generator Replacement Works shall be carried out at the same time of 2nd Phase IOT support Works.


3.       2ND PHASE USA IOT ENGINEERING SUPPORT WORKS

- This work will be undertaken at the same time as USA Pilot Generator Replacement. Total estimated duration for USA IOT engineering support Work and Pilot Generator Replacement is
         2230
         five calendar days.

- The Contractor shall make available one RFT engineer (hereinafter referred to as "Supervisor") at the Brewster SAN site to support the installation and test of IOT equipment for the requested five (5) days and not on a full time basis from the requested date. (The start date of the Work will be 17 January 2000).

- This five (5) days support period can be extended by mutual agreement upon formal written request from ICO under the same terms and conditions. The price adjustment will be done using the man-day rate 1,700US$ per extended day.

- ICO will nominate at least one representative (hereinafter referred to as "ICO representative") for all necessary communications with the Contractor's Supervisor, for the whole period of the Work.

- ICO or its subcontractor of IOT equipment (hereinafter referred to as "its subcontractor") will perform the installation and test works.

- The Contractor's Supervisor shall support ICO or its subcontractor's on-site work. This support only covers the operation of RFT subsystem at the request of ICO or its subcontractor and technical instruction of the RFT equipment to allow ICO or its subcontractor to perform installation and test works.

- All necessary hardware and software will be provided by ICO or its subcontractor.

- The Contractor shall not make any modification or addition to the RFT subsystem hardware or software.

- ICO will clearly indicate the completion of the IOT engineering support Works and issue certification confirming completion.
         2231
         Annex 1 - SLSS schedule

Schedule for First ICO Satellite Launch

==================================================================================================================================
DAY                        -3   -2   -1      1      2    3    4    5    6    7    8    9   10   11   12   13   14  15  Total Hours
==================================================================================================================================
Satellite Launch                           L
-----------------------------------------======================-------------------------------------------------------------------
Critical Deployment Phase                Critical Deployment***
-----------------------------------------===============================================------------------------------------------
Manoeuvre Phase                                          ****      Manoeuvre      ****
-------------------------------------------------------==========================================================-----------------
Bus IOT Phase                                                                **           Bus IOT            **
---------------------------------------------------------------------------======================================-----------------

----------------------------------------------------------------------------------------------------------------------------------
RFT O&M Expert A           8*  8**  8**  14***  14***  8**  8**  8**  8**  8**  8**  8**  8**  8**  8**  8**  8**  8*          156
----------------------------------------------------------------------------------------------------------------------------------
RFT O&M Expert B           8*  8**  8**  14***  14***  8**  8**  8**  8**  8**  8**  8**  8**  8**  8**  8**  8**  8*          156
----------------------------------------------------------------------------------------------------------------------------------
Antenna Expert A           8*  8**  8**  14***  14***  8**  8**  8**  8**  8**  8**  8**  8*                                   116
----------------------------------------------------------------------------------------------------------------------------------
Antenna Expert B           8*  8**  8**  14***  14***  8**  8**  8**  8**  8**  8**  8**  8*                                   116
----------------------------------------------------------------------------------------------------------------------------------
Antenna Expert C           8*  8**  8**  14***  14***  8**  8**  8**  8**  8**  8**  8**  8*                                   116
----------------------------------------------------------------------------------------------------------------------------------
Antenna Expert D           8*  8**  8**  14***  14***  8**  8**  8**  8**  8**  8**  8**  8*                                   116
----------------------------------------------------------------------------------------------------------------------------------
Antenna Expert E           8*  8**  8**  14***  14***  8**  8**  8**  8**  8**  8**  8**  8*                                   116
----------------------------------------------------------------------------------------------------------------------------------

==================================================================================================================================


         L        Satellite Launch Date

         *        Travel

         **       Normal (8 Hours)

         ***      Full (14 Hours)

         ****     Manoeuvre
         2232
CHANGE ORDER NO: 20                                                 ATTACHMENT 3



                              Clause 15: Amendment
         2233
ATTACHMENT 3
AMENDED CLAUSE


Clause 15.1 is amended to read as follows:

15.1     ICO shall pay an aggregate total price of   *   for the
         complete performance by the Contractor of all of its obligations under
         this Agreement together with a further sum of   *   (in
         respect of freight and insurance as referred to in the Pricing Schedule), which amounts shall be subject to adjustment only in respect of (i) changes agreed under clause 9 and (ii) the cost of any Option items upon exercise of the relevant Option or other items or services purchased under clause 46; (such aggregate amount, as so adjusted, being referred to as the "Price"). Any Instalment payment made shall discharge the relevant portion of the Price and shall not be reclaimable by ICO but without prejudice to ICO's right to claim damages and/or indemnity in accordance with the provisions of this Agreement in the event of any breach by the Contractor.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.




         2234
[GRAPHIC OMITTED]                                       CHANGE ORDER NO: 21

                IGF SUPPLY AGREEMENT
                CONTRACT NO ICOO97 - 1016/GW            DATE:      FEBRUARY 2000


In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:

Amended Clauses                     None

Amended Schedules                   See Attachment No. 2 (Schedule 9 - Pricing
                                    Schedule), Attachment No. 2 (Schedule 9 -
                                    Pricing Schedule, Appendix 2), Attachment
                                    No. 3 (Schedule 13 - IGFR Version 28.4,
                                    Replacement Pages)

Amended Annexes                     See Attachment No. 4 (Schedule 14  - Annex
                                    1, Table 2)

Amended Price                       None

Other Amendments                    None

Reference Correspondence            IUKC-567 dated 3rd June 1998, CCR No. 84;
                                    IUKC-807 dated 14th October 1998;
                                    SA1292/WG3/19981111/GLT dated 17th November
                                    1998.

This Change Order No. 21 will now form part of the Supply Agreement dated March 3rd 1997 between the parties and shall be effective as at the date of this Change Order No. and shall be governed by and construed in accordance with the laws of England.

Except for the changes set out above, this Change Order No. 21 makes no further amendments or modifications to the Agreement.


Signed for and on behalf of                     Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV           NEC CORPORATION

/s/ G.S. Titzer
--------------------------------------          --------------------------------------
Supervising Officer                             Contractor's Authorised Representative


23-Feb-2000
--------------                                  ----------------
Date                                            Date

         2235
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICO097 - 1016/GW
                                                             CHANGE ORDER NO. 21






                               CHANGE ORDER NO: 21

                                     TO THE

                                SUPPLY AGREEMENT

                                     BETWEEN

                                 NEC CORPORATION

                                       AND

                      ICO GLOBAL COMMUNICATIONS HOLDINGS BV
         2236
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICO097 - 1016/GW
                                                             CHANGE ORDER NO. 21




                 CHANGE ORDER NO: 21              ATTACHMENT 1
         2237
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICO097 - 1016/GW
                                                             CHANGE ORDER NO. 21
                                                                    ATTACHMENT 1


1. This Change Order No. 21 covers Contractor Change Request No. 84. The purpose of ICO Change Request No. 84 is to re-configure the AUC EIR and HLR.

2. As at the date hereof the parties agree to amend the following parts of the Supply Agreement

         o Schedule 9, Pricing Schedule 9, sections 3.2.5 to 3.2.6.4 (inclusive) and Appendix-2 III.4 SWITCH PRICE LIST, as set out within Attachment 2 to this Change Order.

         o Schedule 13 IGFR V 28.4,as set out in Attachment No. 3 to this Change Order.

         o Schedule 14 Statement of Work Annex 1 - Contractor's Deliverables, Table 2, Deliverable Equipment - as set out in Attachment 4 to this Change Order.

3. The parties undertake to ensure that the required changes specified within paragraph 2 above, shall be completed within 3 months of the date of this Change Order, or by such time as the parties shall otherwise agree. The parties agree that implementation of these changes shall be effective upon agreement without the need for the parties to formalise the incorporation of such agreed changes by way of further Change Order.

4. The Parties agree that neither the Contractor nor any member of the NEC Team shall have any obligation to provide vendor financing to ICO pursuant to this Change Order.

5. The Parties agree that this Change Order shall be categorised as a Non-clause 15.1 Change Order and further agree to amend Schedule 9 (Pricing Schedule), Table 24 of the Supply Agreement to record the position.
         2238
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICO097 - 1016/GW
                                                             CHANGE ORDER NO. 21






                  CHANGE ORDER NO: 21            ATTACHMENT 2




                          Schedule 9 - Pricing Schedule
                       Appendix-2 III.4 SWITCH PRICE LIST
         2239
                           -Commercial in Confidence-

                   * [A TOTAL OF 15 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         2240
                                        *
         2241
                                        *
         2242
                                        *
         2243
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICO097 - 1016/GW
                                                             CHANGE ORDER NO. 21
                                                                ATTACHMENT NO. 2

                       AMENDED SCHEDULE 9 PRICING SCHEDULE
         2244
3.2.5.   HLR/AuC

3.2.5.1.   The price for an additional HLR platform, excluding DC UPS, with an
           initial   *   subscribers capacity is shown in Table 12-1.

                    TABLE 12-1 - HLR PLATFORM EXPANSION PRICE

                                                                                                            PRICE
     NO.                                   DESCRIPTION                                 QUANTITY           (US$'000S)
      1        HLR Platform hardware for maximum 500k subscriber except DC Power
               Supply

      2        HLR Software for   *   subscriber                                                     *


3.2.5.2.   The additional software licence fee for the growth in the installed
           HLR subscriber capacity over and above   *   subscribers per HLR is
           shown in Table 12-2.

                    TABLE 12-2 - HLR CAPACITY EXPANSION PRICE

                                                                                                          PRICE
     NO.                                  DESCRIPTION                                 QUANTITY          (US$'000S)
      1       additional   *   subscribers, i.e.  *   subscriber total
              capacity

      2       additional   *   subscribers i.e.   *   subscriber total
              capacity
                                                                                                   *
      3       additional   *   subscribers i.e.   *   subscriber total
              capacity

      4       additional   *   subscribers i.e.   *   subscriber total
              capacity



3.2.5.3.   The offered HLR hardware has been dimensioned to support   *
           subscribers as per the parameters defined in Section 9.2 of the IGFR.
           The hardware may be able to support   *   subscribers, however,
           this is subject to confirmation.

3.2.5.4.   The Contractor shall provide software licence fees for total capacity
           of greater than   *   subscribers subject to confirmation that the
           hardware can support total capacities greater than   *
           subscribers.

3.2.2.5    The additional hardware and software licence fee for the growth of
           the installed AuC subscriber capacity over and above   *
           subscribers is shown in Table 12-3.


                     TABLE 12-3 AUC CAPACITY EXPANSION PRICE

    NO.                          DESCRIPTION                          QUANTITY            PRICE
                                                                                        (US$'000)
     1

     2


     3

                                                        *
     4


     5


     6


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         2245



     7



     8


                                                     *
     9



    10



    11



    12




3.2.2.6 The AuC hardware and software for capacity expansion is offered on the basis that the hardware can be incorporated into the HLR Platform.




 3.2.6.    EIR

3.2.6.1. The price for an additional EIR platform, excluding DC UPS, with an initial 500,000 subscribers capacity is shown in Table 13-1.



                    TABLE 13-1 - EIR PLATFORM EXPANSION PRICE

                                                                                                            PRICE
     NO.                                   DESCRIPTION                                 QUANTITY           (US$'000S)
      1        EIR Platform hardware for maximum   *   subscriber except DC
               Power Supply
                                                                                                     *
      2        EIR Software for   *   subscriber


3.2.6.2    The additional software licence fee for the growth in the installed
           EIR subscriber capacity over and above    *   subscribers per EIR is
           shown in Table 13-2.



                     TABLE 13-2 EIR CAPACITY EXPANSION PRICE

    NO.                          DESCRIPTION                          QUANTITY            PRICE
                                                                                        (US$'000)
     1       Additional  *  subscribers, i.e.  *
             subscriber total capacity

     2       Additional  *  subscribers, i.e.  *
             subscriber total capacity

     3       Additional  *  subscribers, i.e.  *
             subscriber total capacity                                               *

     4       Additional  *  subscribers, i.e.  *
             subscriber total capacity

     5       Additional  *  subscribers, i.e.  *
             subscriber total capacity

     6       Additional  *  subscribers, i.e.  *
             subscriber total capacity


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.



         2246

     7


     8


     9
                                                    *

    10


    11


3.2.6.3. The offered EIR hardware has a rated total capacity of * subscribers based on the following values of Authentication and IMEI checking parameters: Triplets needed per sub per busy hour is 0.09, Number of Busy Hours per day is 10, Quantity of triplets in response per request is 3, Busy Hour IMEI checks per subscriber is 0.04.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         2247
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICO097 - 1016/GW
                                                             CHANGE ORDER NO. 21






                  CHANGE ORDER NO: 21              ATTACHMENT 3



               Schedule 13 - IGFR Version 28.4 (Replacement Pages)
         2248
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICO097 - 1016/GW
                                                             CHANGE ORDER NO. 21
                                                                    ATTACHMENT 3

                           IGFR CHANGES (VERSION 28.4)




7.8.4.9.4. FAULT MANAGEMENT

         7.8.4.9.4.1. The NODE-OS shall monitor the operational state of the AuC.

         7.8.4.9.4.2. EMPTY.

         7.8.4.9.4.3. Alarms to be managed shall include:

                  1.   Local AuC Hardware Fault Alarms

                  2.   Database Update alarms

                  3.   Automatic Database recovery initiated alarms (F/R)

                  4.   Database threshold alarms

                  5.   Signalling failures on GSM interface links (F/R)

                  7.   Threshold Alarms.
         2249
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICO097 - 1016/GW
                                                             CHANGE ORDER NO. 21






                  CHANGE ORDER NO: 21             ATTACHMENT 4






                 Schedule 14 - Annex 1 Contractor's Deliverables
                         TABLE 2 - SWITCH Equipment List

         2250
SWITCH EQUIPMENT LIST

---------------------------------------------------------------------------------------------------------------------------------
                                                                SAN       SAN         SAN        SAN         SAN         SAN
                                                                                      For        For      For South
                                                              For ICO-   For USA   Australia   Germany      Africa    For India
                                                                NET      (Type 2)   (Type 1)   (Type 1)    (Type 1)    (Type 2)
                                                           ----------------------------------------------------------------------
Item No.                          Description                  Q'ty       Q'ty        Q'ty       Q'ty        Q'ty        Q'ty
---------------------------------------------------------------------------------------------------------------------------------
II.        HARDWARE

1.         MSSC HARDWARE                                                    1           1          1           1           1

1.1        CPS CABINET                                                      1           1          1           1           1
           Compact APZ 212 20 cabinet incl.
           cabling and mag. incl. 64 MW PS, 512 MW DS,
           8 RP-bus interfaces (1 parallell, 7 serial).
           Standard cables and cabinets.

1.2        IOG20 / PDSPL2 / CLM CABINET                                     1           1          1           1           1
           IOG20-M (two shelves), one GDM-H magazine
           equipped with 5 PDSPL2 (3 for CCD func., 1 for
           CSK-D func., 1 for KRD-D func.), 1 ETC5  and
           one Test Telephone connection, CLM and
           RCM, fan, internal cabling and cabinet.

1.3        DTI / C7 CABINET
           2 DTI in conversion box equipped with 4 TR-boards (16 channels) in each magazine, one
           GDM-H magazine with 14 ETC5, two GDM-H
           magazines with 8 RPG2 each for C7 signalling, one GDM-H magazine equipped with 5 PDSPL2
           (3 for CCD func., 1 for CSK-D func., 1 for CANS func.), fan, internal cabling and cabinet

1.4        DTI / C7 CABINET                                                 1           1          2           2           2
           2 DTI in conversion box equipped with 8 TR-
           boards (32 channels) in each magazine, one
           GDM-H magazine with 14 ETC5, two GDM-H
           magazines with 8 RPG2 each for C7 signalling,
           one GDM-H magazine equipped with 5 PDSPL2
           (3 for CCD func., 1 for CSK-D func., 1 for CANS
           func.), fan, internal cabling and cabinet

1.5        SS7 CABINET                                                      1
           This cabinet contains unrationalized DSOA
           signaling terminals and RP boards housed
           together in a 202 magazine. Each shelf
           supports 4 signaling links (2 per Magazine)
           which gives a total of 16 signaling Links in the
           cabinet.

1.6        GS 16K CABINET                                                   1           1                      1           1
           16k GS 10.0, internal cabling, GS magazines
           and cabinet

1.7        GS 32K CABINET                                                                          1
           32k GS 10.0, internal cabling, GS magazines
           and cabinet

1.8        AST1 CABINET                                                     1           1          1           1           1
           1 AST V3 (64 ch.), one GDM-H magazine
           equipped with 16 IO2B for DL2/DL3

1.9        TRAFFIC CABINET                                                  2           2          4           2           2
           One ASMECP404 magazine with 16 EC4,
           three GDM-H magazines with 14 ETC5, and one
           GDM-H magazine with 4 PDSPL2 (for CSR-D
           functionality), internal cabling and cabinet.

-------------------------------------------------------------------------------------------------------------------------------
                                                                   SAN         SAN           SAN          SAN        SAN
                                                                                                                     For
                                                                 For Chile   For Brazil   For Mexico    For UAE   Indonesia
                                                                 (Type 2)     (Type 2)     (Type 2)     (Type 2)   (Type 2)
                                                           --------------------------------------------------------------------
Item No.                          Description                     Q'ty         Q'ty          Q'ty         Q'ty       Q'ty
-------------------------------------------------------------------------------------------------------------------------------
II.        HARDWARE

1.         MSSC HARDWARE                                            1            1             1            1          1

1.1        CPS CABINET                                              1            1             1            1          1
           Compact APZ 212 20 cabinet incl.
           cabling and mag. incl. 64 MW PS, 512 MW DS,
           8 RP-bus interfaces (1 parallell, 7 serial).
           Standard cables and cabinets.

1.2        IOG20 / PDSPL2 / CLM CABINET                             1            1             1            1          1
           IOG20-M (two shelves), one GDM-H magazine
           equipped with 5 PDSPL2 (3 for CCD func., 1 for
           CSK-D func., 1 for KRD-D func.), 1 ETC5  and
           one Test Telephone connection, CLM and
           RCM, fan, internal cabling and cabinet.

1.3        DTI / C7 CABINET                                         1                          1
           2 DTI in conversion box equipped with 4 TR-
           boards (16 channels) in each magazine, one
           GDM-H magazine with 14 ETC5, two GDM-H
           magazines with 8 RPG2 each for C7 signalling,
           one GDM-H magazine equipped with 5 PDSPL2
           (3 for CCD func., 1 for CSK-D func., 1 for CANS
           func.), fan, internal cabling and cabinet

1.4        DTI / C7 CABINET                                         1            2             1            2          2
           2 DTI in conversion box equipped with 8 TR-
           boards (32 channels) in each magazine, one
           GDM-H magazine with 14 ETC5, two GDM-H
           magazines with 8 RPG2 each for C7 signalling,
           one GDM-H magazine equipped with 5 PDSPL2
           (3 for CCD func., 1 for CSK-D func., 1 for CANS
           func.), fan, internal cabling and cabinet

1.5        SS7 CABINET
           This cabinet contains unrationalized DSOA signaling terminals and RP boards housed together in a 202 magazine. Each shelf supports 4 signaling links(2 per Magzine) which gives a total of 16 signaling Links in the cabinet.

1.6        GS 16K CABINET                                           1            1             1            1          1
           16k GS 10.0, internal cabling, GS magazines
           and cabinet

1.7        GS 32K CABINET
           32k GS 10.0, internal cabling, GS magazines and cabinet

1.8        AST1 CABINET                                             1            1             1            1          1
           1 AST V3 (64 ch. ), one GDM-H magazine
           equipped with 16 IO2B for DL2/DL3

1.9        TRAFFIC CABINET                                          2            2             2            2           2
           One ASMECP404 magazine with 16 EC4,
           three GDM-H magazines with 14 ETC5, and one
           GDM-H magazine with 4 PDSPL2 (for CSR-D
           functionality), internal cabling and cabinet.

------------------------------------------------------------------------------------------------------------------
                                                                  SAN         SAN         NMC       NMC

                                                                For China   For Korea
                                                                 (Type 2)    (Type 1)   Primary   Back-up   TOTAL
                                                           -------------------------------------------------------
Item No.                          Description                     Q'ty        Q'ty        Q'ty      Q'ty     Q'ty
------------------------------------------------------------------------------------------------------------------
II.        HARDWARE

1.         MSSC HARDWARE                                            1           1                              12

1.1        CPS CABINET                                              1           1                              12
           Compact APZ 212 20 cabinet incl.
           cabling and mag. incl. 64 MW PS, 512 MW DS,
           8 RP-bus interfaces (1 parallell, 7 serial).
           Standard cables and cabinets.

1.2        IOG20 / PDSPL2 / CLM CABINET                             1           1                              12
           IOG20-M (two shelves), one GDM-H magazine
           equipped with 5 PDSPL2 (3 for CCD func., 1 for
           CSK-D func., 1 for KRD-D func.), 1 ETC5  and
           one Test Telephone connection, CLM and
           RCM, fan, internal cabling and cabinet.

1.3        DTI / C7 CABINET                                         1           1                               4
           2 DTI in conversion box equipped with 4 TR-
           boards (16 channels) in each magazine, one
           GDM-H magazine with 14 ETC5, two GDM-H
           magazines with 8 RPG2 each for C7 signalling,
           one GDM-H magazine equipped with 5 PDSPL2
           (3 for CCD func., 1 for CSK-D func., 1 for CANS
           func.), fan, internal cabling and cabinet

1.4        DTI / C7 CABINET                                         1           1                              18
           2 DTI in conversion box equipped with 8 TR-
           boards (32 channels) in each magazine, one
           GDM-H magazine with 14 ETC5, two GDM-H
           magazines with 8 RPG2 each for C7 signalling,
           one GDM-H magazine equipped with 5 PDSPL2
           (3 for CCD func., 1 for CSK-D func., 1 for CANS
           func.), fan, internal cabling and cabinet

1.5        SS7 CABINET                                                                                          1
           This cabinet contains unrationalized DSOA
           signaling terminals and RP boards housed
           together in a 202 magazine. Each shelf
           supports 4 signaling links(2 per Magzine)
           which gives a total of 16 signaling Links in the
           cabinet.

1.6        GS 16K CABINET                                           1           1                              11
           16k GS 10.0, internal cabling, GS magazines
           and cabinet

1.7        GS 32K CABINET                                                                                       1
           32k GS 10.0, internal cabling, GS magazines
           and cabinet

1.8        AST1 CABINET                                             1           1                              12
           1 AST V3 (64 ch. ), one GDM-H magazine
           equipped with 16 IO2B for DL2/DL3

1.9        TRAFFIC CABINET                                          1           2                              24
           One ASMECP404 magazine with 16 EC4,
           three GDM-H magazines with 14 ETC5, and one
           GDM-H magazine with 4 PDSPL2 (for CSR-D
           functionality), internal cabling and cabinet.



Commercial-in-confidence                                             Page 1 of 3


         2251

SWITCH EQUIPMENT LIST
---------------------------------------------------------------------------------------------------------------------------------
                                                                SAN       SAN         SAN        SAN         SAN         SAN
                                                                                      For        For      For South
                                                              For ICQ-   For USA   Australia   Germany      Africa    For India
                                                                NET      Type 2     (Type 1)   (Type 1)    (Type 1)    (Type 2)
                                                           ----------------------------------------------------------------------
Item No.                          Description                  Q'ty       Q'ty        Q'ty       Q'ty        Q'ty        Q'ty
---------------------------------------------------------------------------------------------------------------------------------
1.10        WORK STATION                                                    1           1          1           1           1
              Visual Display                                                2           2          2           2           2
              Printer                                                       2           2          2           2           2
              Alarm Panel                                                   1           1          1           1           1

2          HPN                                                              1           1          1           1           1
2.1        Sun Ultra 2/ 1200 Server with SS#7                               2           2          2           2           2
           interface board including 200MHz, 64Mb
           RAM, 2.1 Gbyte Disk or equivalent system
2.2        HPN Transmit Channel Unit                                        5           5          5           5           5
2.3        HPN Acknowledgement Channel Unit                                10          10         10          10          10
2.4        Power Supply                                                     4           4          4           4           4
2.5        IF distribution (supports dual polarization)                     1           1          1           1           1
2.6        Fan Tray                                                         1           1          1           1           1
2.7        12 port Ethernet Hub                                             2           2          2           2           2
2.8        Rack mounting                                                    1           1          1           1           1

3          AUC/EIR
3.1        AUC AM (2x250K SUBS)                                                                    1
3.2        EIR (500K SUBS)                                                                         1

4          HLR FOR MAXIMUM 500K SUBSCRIBERS                                                        1
4.1          Trunk and Signalling hardware                                                         1
4.2           Central Processor hardware                                                           1
4.3           Input/Output & Mag. Tape Group hardware                                              1
4.4           Miscellaneous                                                                        1

5          DC NON-BREAK SYSTEM (AC/DC
           CONVERTER WITH 2-HOUR BATTERY)
5.1        Hardware                                                         3           1          4           1           1

6          OSS (MAIN PLUS BACK-UP)
6.1        HW Conf 3 (3 servers + 1 work station)
6.2        Work Station                                                     1           1          1           1           1
6.3        Disk mirror conf 3
6.4        Integration fee conf 3

7          DOCUMENTATION                                      incl.      incl.       incl.      incl.       incl.       incl.


8          SPARES
8.1        MSSC                                                             1           1          1           1           1
8.2        HLR                                                                                     1
8.3        DC Non-break System                                              1           1          1           1           1

9          OSS
9.1        Maps for NSP
9.2        Remote Access set-up                                             1           1          1           1           1

10         ILR IS-41
10.1       ILR FOR IS.41-ICO / ICO-IS.41                                    1

11         MESSAGING SYSTEM
11.1       System hardware and Software                                                            1
11.2       Spares                                                                                  1

12         LEGAL INTERCEPTON
12.1       LIAS                                                             1           1          1           1           1
12.2       LIMS
12.3       Monitoring center back end
           system for testing
13         PCS/HPN MODEM

SWITCH EQUIPMENT LIST
-----------------------------------------------------------------------------------------------------------------------------
                                                                  SAN         SAN           SAN          SAN        SAN
                                                                                                                    For
                                                                For Chile   For Brazil   For Mexico    For UAE   Indonesia
                                                                (Type 2)    (Type 2)      (Type 2)     (Type 2)   (Type 2)
                                                           ------------------------------------------------------------------
Item No.                          Description                    Q'ty         Q'ty          Q'ty         Q'ty       Q'ty
-----------------------------------------------------------------------------------------------------------------------------
1.10        WORK STATION                                           1            1             1            1          1
              Visual Display                                       2            2             2            2          2
              Printer                                              2            2             2            2          2
              Alarm Panel                                          1            1             1            1          1

2          HPN                                                     1            1             1            1          1
2.1        Sun Ultra 2/ 1200 Server with SS#7                      2            2             2            2          2
           interface board including 200MHz, 64Mb
           RAM, 2.1 Gbyte Disk or equivalent system
2.2        HPN Transmit Channel Unit                               5            5             5            5          5
2.3        HPN Acknowledgement Channel Unit                       10           10            10           10         10
2.4        Power Supply                                            4            4             4            4          4
2.5        IF distribution (supports dual polarization)            1            1             1            1          1
2.6        Fan Tray                                                1            1             1            1          1
2.7        12 port Ethernet Hub                                    2            2             2            2          2
2.8        Rack mounting                                           1            1             1            1          1

3          AUC/EIR
3.1        AUC AM (2x250K SUBS)                                                               1                       2
3.2        EIR (500K SUBS)                                                                    1                       1

4          HLR FOR MAXIMUM 500K SUBSCRIBERS
4.1          Trunk and Signalling hardware
4.2           Central Processor hardware
4.3           Input/Output & Mag. Tape Group hardware
4.4           Miscellaneous

5          DC NON-BREAK SYSTEM (AC/DC
           CONVERTER WITH 2-HOUR BATTERY)
5.1        Hardware                                                1            3             2            1          2

6          OSS (MAIN PLUS BACK-UP)
6.1        HW Conf 3 (3 servers + 1 work station)
6.2        Work Station                                            1            1             1            1          1
6.3        Disk mirror conf 3
6.4        Integration fee conf 3

7          DOCUMENTATION                                        incl.        incl.         incl.        incl.      incl.


8          SPARES
8.1        MSSC                                                    1            1             1            1          1
8.2        HLR
8.3        DC Non-break System                                     1            1             1            1          1

9          OSS
9.1        Maps for NSP
9.2        Remote Access set-up                                    1            1             1            1          1

10         ILR IS-41
10.1       ILR FOR IS.41-ICO / ICO-IS.41                                        1

11         MESSAGING SYSTEM
11.1       System hardware and Software                                                       1                       1
11.2       Spares                                                                             1                       1

12         LEGAL INTERCEPTON
12.1       LIAS                                                    1            1             1            1          1
12.2       LIMS
12.3       Monitoring center back end
           system for testing
13         PCS/HPN MODEM

SWITCH EQUIPMENT LIST
----------------------------------------------------------------------------------------------------------------
                                                                SAN         SAN         NMC       NMC

                                                              For China   For Korea
                                                               (Type 2)    (Type 1)   Primary   Back-up   TOTAL
                                                           -----------------------------------------------------
Item No.                          Description                   Q'ty        Q'ty        Q'ty      Q'ty     Q'ty
----------------------------------------------------------------------------------------------------------------
           conversion, fan, internal cabling and cabinet

1.9        TRAFFIC CABINET                                        1           2                              24
           One ASMECP404 magazine with 16 EC4,
           three GDM-H magazines with 14 ETC5, and one
           GDM-H magazine with 4 PDSPL2 (for CSR-D
           functionality), internal cabling and cabinet.

1.10        WORK STATION                                          1           1                              12
              Visual Display                                      2           2                              24
              Printer                                             2           2                              24
              Alarm Panel                                         1           1                              12

2          HPN                                                    1           1                              12
2.1        Sun Ultra 2/ 1200 Server with SS#7                     2           2                              24
           interface board including 200MHz, 64Mb
           RAM, 2.1 Gbyte Disk or equivalent system
2.2        HPN Transmit Channel Unit                              5           5                              60
2.3        HPN Acknowledgement Channel Unit                      10          10                             120
2.4        Power Supply                                           4           4                              48
2.5        IF distribution (supports dual polarization)           1           1                              12
2.6        Fan Tray                                               1           1                              12
2.7        12 port Ethernet Hub                                   2           2                              24
2.8        Rack mounting                                          1           1                              12

3          AUC/EIR   (CAPACITY FOR 500K SUBS)                                             1                   2

4          HLR FOR MAXIMUM 500K SUBSCRIBERS                                               1                   2
4.1          Trunk and Signalling hardware                                                1                   2
4.2           Central Processor hardware                                                  1                   2
4.3           Input/Output & Mag. Tape Group hardware                                     1                   2
4.4           Miscellaneous                                                               1                   2

5          DC NON-BREAK SYSTEM (AC/DC
           CONVERTER WITH 2-HOUR BATTERY)
5.1        Hardware                                               1           3           1         1        25

6          OSS (MAIN PLUS BACK-UP)
6.1        HW Conf 3 (3 servers + 1 work station)                                         1         1         2
6.2        Work Station                                           1           1                              12
6.3        Disk mirror conf 3                                                             1         1     1 Lot
6.4        Integration fee conf 3                                                         1         1     1 Lot

7          DOCUMENTATION                                       incl.       incl.                           incl.


8          SPARES
8.1        MSSC                                                   1           1                              12
8.2        HLR                                                                            1                   2
8.3        DC Non-break System                                    1           1           1         1        14

9          OSS
9.1        Maps for NSP                                                                   1         1         2
9.2        Remote Access set-up                                   1           1                              12

10         ILR IS-41
10.1       ILR FOR IS.41-ICO / ICO-IS.41                                      1                               3

11         MESSAGING SYSTEM
11.1       System hardware and Software                                                                       3
11.2       Spares                                                                                             3

12         LEGAL INTERCEPTON
12.1       LIAS                                                   1           1                              12
12.2       LIMS                                                                                     1         1
12.3       Monitoring center back end                                                               1         1
           system for testing
13         PCS/HPN MODEM


1999/1/18                   Commercial-in-confidence                 Page 2 of 3
         2252
                                                                 Change Order 21

SWITCH EQUIPMENT LIST
---------------------------------------------------------------------------------------------------------------------------------
                                                                                      SAN        SAN         SAN
                                                                SAN       SAN         For        For      For South      SAN
                                                              For ICO-   For USA   Australia   Germany      Africa    For India
                                                                NET     (Type 2)    (Type 1)   (Type 1)    (Type 1)    (Type 2)
                                                           ----------------------------------------------------------------------
Item No.                          Description                  Q'ty       Q'ty        Q'ty       Q'ty        Q'ty        Q'ty
---------------------------------------------------------------------------------------------------------------------------------
13.1       HPN PCS Modem                                                    1           1          1           1           1

           SOFTWARE LICENCE

1          MSSC                                                           ETC         ETC        ETC         ETC         ETC
1.1        MSSC                                                            98          98        196          70         112

1.2        Excess ETC magazine adjustment                                 -28           0          0           0           0


2          HPN                                                              1           1          1           1           1

3          AuC and EIR
3.1        AuC AM Software 250K subs (each site)                                                   1
3.2        AuC/EIR Software 500K subs                                                              1

4          HLR
4.1        HLR 'Software for 50K Subs                                                              1
4.2        HLR 'Software for 200K Subs                                                             1

5          NATURAL LANGUAGE SUPPORT
5.1        Software per traffic ETC at each site                           70          98        196          70         112
5.2        Software for 250k subscriber at HLR site                                                1

6          OSS
6.1        Features (AuC/EIR alarm handling, MXE
           alarm, Telnet)
6.2        Text file alarm adaption
6.3        License fee conf 3
6.4        MSSC, HLR, ILR connection fee

7          ILR IS-41
7.1        ILR Standard software (30% discount)                             1
7.2        ILR ICO software (35% discount)                                  1
7.3        ILR TMOS lite-agent (35% discount)                               1
7.4        ILR R2:IMSI in IS41 (35% discount)                               1

8          MESSAGING SYSTEM

9          Legal Intercepton

10         PCS/HPN Modem
---------------------------------------------------------------------------------------------------------------------------------

SWITCH EQUIPMENT LIST
----------------------------------------------------------------------------------------------------------------------------
                                                                                                                   SAN
                                                                 SAN         SAN           SAN          SAN        For
                                                               For Chile   For Brazil   For Mexico    For UAE   Indonesia
                                                               (Type 2)    (Type 2)      (Type 2)     (Type 2)   (Type 2)
                                                           -----------------------------------------------------------------
Item No.                          Description                   Q'ty         Q'ty          Q'ty         Q'ty       Q'ty
----------------------------------------------------------------------------------------------------------------------------
13.1       HPN PCS Modem                                          1            1             1            1          1

           SOFTWARE LICENCE

1          MSSC                                                 ETC          ETC           ETC          ETC        ETC
1.1        MSSC                                                 112          112           112          112        112

1.2        Excess ETC magazine adjustment                       -28          -14           -14            0        -14


2          HPN                                                    1            1             1            1          1

3          AuC and EIR
3.1        AuC Software 250K subs (each site)
3.2        EIR Software 500K subs

4          HLR
4.1        HLR 'Software for 50K Subs
4.2        HLR 'Software for 200K Subs

5          NATURAL LANGUAGE SUPPORT
5.1        Software per traffic ETC at each site                 84           98            98          112         98
5.2        Software for 250k subscriber at HLR site

6          OSS
6.1        Features (AuC/EIR alarm handling, MXE
           alarm, Telnet)
6.2        Text file alarm adaption
6.3        License fee conf 3
6.4        MSSC, HLR, ILR connection fee

7          ILR IS-41
7.1        ILR Standard software (30% discount)                                1
7.2        ILR ICO software (35% discount)                                     1
7.3        ILR TMOS lite-agent (35% discount)                                  1
7.4        ILR R2:IMSI in IS41 (35% discount)                                  1

8          MESSAGING SYSTEM

9          Legal Intercepton

10         PCS/HPN Modem
----------------------------------------------------------------------------------------------------------------------------

SWITCH EQUIPMENT LIST
-------------------------------------------------------------------------------------------------------------------
                                                                   SAN         SAN
                                                                 For China   For Korea     NMC       NMC
                                                                  (Type 2)    (Type 1)   Primary   Back-up   TOTAL
                                                           --------------------------------------------------------
Item No.                          Description                      Q'ty        Q'ty        Q'ty      Q'ty     Q'ty
-------------------------------------------------------------------------------------------------------------------
13.1       HPN PCS Modem                                             1           1                              12

           SOFTWARE LICENCE

1          MSSC                                                    ETC         ETC                             ETC
1.1        MSSC                                                     70         112                           1,316

1.2        Excess ETC magazine adjustment                            0         -28                            -126


2          HPN                                                       1           1                              12

3          AuC and EIR
3.1        AuC Software 250K subs (each site)                                                1                   2
3.2        EIR  Software 500K subs                                                                               1

4          HLR
4.1        HLR 'Software for 50K Subs                                                        1                   2
4.2        HLR 'Software for 200K Subs                                                       1                   2

5          NATURAL LANGUAGE SUPPORT
5.1        Software per traffic ETC at each site                    70          84                           1,190
5.2        Software for 250k subscriber at HLR site                                          1                   2

6          OSS
6.1        Features (AuC/EIR alarm handling, MXE                                             2                   2
           alarm, Telnet)
6.2        Text file alarm adaption                                                          1         1         2
6.3        License fee conf 3                                                                1         1         2
6.4        MSSC, HLR, ILR connection fee                                                     1                   1

7          ILR IS-41
7.1        ILR Standard software (30% discount)                                  1                               3
7.2        ILR ICO software (35% discount)                                       1                               3
7.3        ILR TMOS lite-agent (35% discount)                                    1                               3
7.4        ILR R2:IMSI in IS41 (35% discount)                                    1                               3

8          MESSAGING SYSTEM

9          Legal Intercepton

10         PCS/HPN Modem
-------------------------------------------------------------------------------------------------------------------

Notes:

         1. Dimensioning of MSSC's is based against the traffic forecast version 3 supplied with Change Request Number 6 amendment 2 plus the subsequent spreadsheet indicating TMN requirements

         2. By agreement from ICO Germany has 1 ETC less than calculated requirement and South Africa has 3 ETC's less than calculated requirement

         3. By request from ICO Brazil and South Korea have an additional ETC included to provide a level of redundancy in links to the ILR platforms

         4. Quantities and Prices for DC UPS are based upon the price expansion table proposed as an amendment to the Pricing Schedule

         5. ETC licences for Natural Language Support are priced against ETC's used for traffic only

         6. Software licences for OSS (TMOS) connections have been maintained at the level for 16 connections instead of 21 as agreed with ICO

1999/1/18                   Commercial-in-Confidence                 Page 3 of 3
         2253


[ICO LOGO]                                 CHANGE ORDER NO: 22

           IGF SUPPLY AGREEMENT            "Monitor Size Upgrade at PNMC & BNMC"
           CONTRACT NO ICOO97 - 1016/GW

                                            DATE: 21st      APRIL 2000


In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:

Amended Clauses                        See Attachment No 2 (Clause 15.1)
Amended Schedules                      See Attachment No. 3  (Schedule 9 - New Pricing Schedule Appendices 1)
Amended Annexes                        None
Amended Price                          None
Other Amendments                       None
Reference Correspondence               SA1019/WG8/19980804/GLT(4 August, 1998)
                                       IUKC-742(PO)(8 September, 1998)
                                       SA1125/WG8/19980901/GLT(17 September, 1998)

This Change Order No. 22 will now form part of the Supply Agreement dated March 3rd 1997 between the parties and shall be effective from the date of this Change Order and shall be governed by and construed in accordance with the laws of England. Except for the changes set out above, this Change Order No. 22 makes no further amendments or modifications to the Agreement.


Signed for and on behalf of               Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV     NEC CORPORATION


/s/ ***                                   /s/ Minoru Usui
--------------------------------          --------------------------------------
SUP & Chief        Officer                Contractor's Authorised Representative
                                          Minoru Usui, General Manager
                                          Europe, Middle East and Africa
                                          Sales Division

14/4/00                                   21st April, 2000
--------------------------------          -----------------------
Date                                      Date
      Los Angeles                               Tokyo
         2254

                                              CONTRACT NUMBER: ICOO 97 - 1016/GW
                                                              CHANGE ORDER NO:22





                               CHANGE ORDER NO: 22

                                     TO THE

                                SUPPLY AGREEMENT

                                     BETWEEN

                                 NEC CORPORATION

                                       AND

                      ICO GLOBAL COMMUNICATIONS HOLDINGS BV

         2255

           CHANGE ORDER NO:22                     ATTACHMENT 1

         2256

                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICOO97 - 1016/GW
                                              ATTACHMENT 1 TO CHANGE ORDER NO.22


1. The purpose of ICO Change Request No.22 Monitor Size At PNMC & BNMC is to propose change in the Monitor size of NMS Work Station at NMC Sites from 19 inch to 21 inch. The change represents a uniformity of operation conditions by using the standardised size of monitors with better view.

2.    The price for the upgrade cost of the Monitor Size from 19 inches to 21
      inches is   *   . Under this Change Order No. 22, 14 Monitors
      shall be upgraded, details of which is as follows:

      - 5 monitors per Link-OSS/SRMC      x 2 Sites        = 10 monitors
      - 1 monitor per DCN-OAM             x 2 Sites        = 2 monitors
      - 1 monitor per RTF                 x 2 Sites        = 2 monitors
      TOTAL                                                = 14 monitors

      Price for this Change Order (* x 14 monitors) = *

     As at the date hereof the parties agree to amend Schedule 9, Pricing Schedule Appendix-2 III.6 NMC/SRMC/SAN-OSS PRICE LIST. The amendments to the NMC/SRMC/SAN-OSS PRICE LIST

     These increments are set out in detail in Attachments 3 to this Change Order. The parties recognise the need to duly reflect these agreed changes elsewhere within the Supply Agreement, as set out below:-

     -    Schedule 9 - Pricing Schedule
     -    Table 1    - Supply Agreement Price Summary
     -    Table 24 - History of Change Orders

     -    Schedule 9 - Pricing Schedule Appendix 2
          -    I     PRICE SUMMARY
          -    II.1  PRICE SUMMARY (NRE)

     -    IGFR V 28.4 Change
          None

     -    Schedule 11 - Payment Schedule and Payment Schedule Classification
          Summary
          -   I        PAYMENT SCHEDULE CLASSIFICATION SUMMARY
          -   III.6    PAYMENT SCHEDULE CLASSIFICATION SUMMARY
                       -NMC/SRMC/SAN-OSS


          * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         2257

3. The parties undertake to ensure that the required changes specified within paragraphs 2, above, shall be completed within 3 months of the date of this Change Order or by such time as the parties shall otherwise agree. The parties agree that implementation of these changes shall be effective upon agreement without the need for the parties to formalise the incorporation of such agreed changes by way of further Change Order.

4. The Parties agree that neither the Contractor nor any member of the NEC Team shall have any obligation to provide vendor financing to ICO pursuant to this Change Order.

5. For the purposes of this Change Order, the parties agree that the applicable equipment payment terms shall be as follows.

6.    The Parties agree that this Change Order shall be categorised as a clause
      15.1 Change Order.

7. 100% of the price of this Change Order shall be invoiced by the Contractor, to ICO, upon the date of signature of this Change Order and ICO shall pay such invoice, submitted in the form specified in Schedule 4 of the Supply Agreement, within 30 days.

8.    RATIFICATION OF ICO SUPPLY AGREEMENT

      Except as provided for herein, the terms and conditions of the Supply Agreement shall continue in full force and effect.

8.1. This Change Order sets forth the entire agreement between the parties as to the subject matter hereof and supersedes all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings, nor representations with respect to such subject matter other than as expressly provided herein.

8.2. In the event of a conflict between the terms of this Change Order and the terms of the Supply Agreement, the terms of this Change Order shall prevail.

8.3. The parties agree that neither shall rely upon the execution and performance of this Change Order as comprising assumption or rejection of the Supply Agreement, in whole or in part.

8.4. ICO has informed the Joint Provisional Liquidator and counsel for the Creditors' Committee of this agreement and has confirmed that neither has issued any objections thereto.

         2258

           CHANGE ORDER NO: 22                    ATTACHMENT 2


                              CLAUSE 15: AMENDMENT

         2259

ATTACHMENT 2
AMENDED CLAUSE


The incremental amount agreed between the parties under this Change Order No. 22 is *.-

Therefore, Clause 15.1 is amended to read as follows:

15.1 ICO shall pay an aggregate total price of US$743,443,825 for the complete performance by the Contractor of all of its obligations under this Agreement together with a further sum of US$ 21,537,600 (in respect of freight and insurance as referred to in the Pricing Schedule), which amounts shall be subject to adjustment only in respect of (i) changes agreed under clause 9 and (ii) the cost of any Option items upon exercise of the relevant Option or other items or services purchased under clause 46; (such aggregate amount, as so adjusted, being referred to as the "Price"). Any Instalment payment made shall discharge the relevant portion of the Price and shall not be reclaimable by ICO but without prejudice to ICO's right to claim damages and/or indemnity in accordance with the provisions of this Agreement in the event of any breach by the Contractor.

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         2260

           CHANGE ORDER NO:22                     ATTACHMENT 3



                    SCHEDULE 9 - PRICING SCHEDULE APPENDIX 1

         2261



                                       *



05/11/1998                  Commercial In Confidence                 Page 1 of 4


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         2262




                                       *




* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         2263
                                        *


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.


05/11/1998                  Commercial In Confidence                 Page 3 of 4
         2264
III.6 NMC/SRMC/SAN-OSS PRICE LIST (IN THOUSAND US$)



                                       *



05/11/1998                  Commercial In Confidence                 Page 4 of 4


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         2265

[ICO LOGO]                                                  CHANGE ORDER NO: 23
                                                               A3/A8 Algorithms
                              IGF SUPPLY AGREEMENT
                          CONTRACT NO ICO097 - 1016/GW

                                                            DATE: 12th May, 2000

In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:

Amended Clauses                        See Attachment No. 1
Amended Schedules                      See Attachment No. 3
Amended Annexes                        None
Amended Price                          See Attachment No. 1
Other Amendments                       See Attachment No. 1
Reference Correspondence               ICO Change Request No. 25 dated 28 August 1998; IUKC-936;
                                       SA1411/WG8/19990118/PB

This Change Order No. 23, effective from the date of this Change Order, will now form part of the Supply Agreement dated March 3rd 1997 between the parties and shall be governed by, and construed in accordance with, the laws of England.

Except for the changes set out above, this Change Order No. 23 makes no further amendments or modifications to the Agreement.


Signed for and on behalf of               Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV     NEC CORPORATION


/s/ G.S. Titzer                           /s/ ***
----------------------------              --------------------------------------
Supervising Officer                       Contractor's Authorised Representative
                                          Minoru Usui, General Manager
                                          Europe, Middle East and Africa
                                          Sales Division

26/4/00
----------------------------              --------------------
Date                                      Date  12th May, 2000

         2266

                                              CONTRACT NUMBER: ICOO 97 - 1016/GW
                                                             CHANGE ORDER NO: 23





                               CHANGE ORDER NO: 23

                                     TO THE

                                SUPPLY AGREEMENT

                                     BETWEEN

                                 NEC CORPORATION

                                       AND

                      ICO GLOBAL COMMUNICATIONS HOLDINGS BV

         2267

           CHANGE ORDER NO: 23                    ATTACHMENT 1

         2268

                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICOO97 - 1016/GW
                                             ATTACHMENT 1 TO CHANGE ORDER NO. 23


1. The purpose of ICO Change Request No.25 is to implement the A3/A8 algorithms in the IGF AuCs in accordance with the GSM MoU Security group recommendation.

2. As at the date hereof the parties agree to amend Schedule 9, Pricing Schedule Appendix-2 III.4 SWITCH PRICE LIST. The amendments to the SWITCH PRICE LIST identify the cost increments referable to the following elements:-

      Change to III.4 SWITCH PRICE LIST
      NRE                    *
      SUB-TOTAL              *


      These increments are set out in detail in Attachment 3 to this Change Order. The parties also agree to amend Table 1 and Table 24 of the
      Schedule 9, Pricing Schedule as set out in Attachment 2-2 and 2-3 to this Change Order.

3. The parties recognise the need to duly reflect these agreed changes elsewhere within the Supply Agreement, as set out below:-

         -   Schedule 9 - Pricing Schedule Appendix 2
             -    I        PRICE SUMMARY
             -    II.1     PRICE SUMMARY (NRE)

         -   IGFR Ver. 28.4 Change
             See  Attachment 3 to this Change Order

         -   Schedule 11 - Payment Schedule and Payment Schedule
             Classification Summary
             -    I        PAYMENT SCHEDULE CLASSIFICATION SUMMARY
             -    III.4    PAYMENT SCHEDULE CLASSIFICATION SUMMARY
                           -SWITCH


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.


         2269

4.    Note to the price:

      Ericsson AuC AM:

      The price payable by ICO to the Contractor for the development, installation, integration and testing of the AuC Algorithm for the
      NEC/Ericsson AuC AM is   *   for the first implementation to be
      provided in accordance with the Schedule to this Change Order. The price
      payable for each subsequent new CME20 release is   *   . Subject to
      this algorithm being adopted by the GSM MoU and examination of the ICO specific parameter changes disclosing that there is no impact on the software blocks comprising any CME20 release, then the charge for such subsequent CME20 release will be waived.

      Logica Aldiscon:

      The price payable by ICO to the Contractor for the development, installation, integration and testing of the AuC Algorithm for the AuC
      portion of the Logica Aldiscon under this Change Order is   *   .

5. The implementation schedule for the Contractor's activities to be undertaken pursuant to this Change Order is set out in Attachment 4.

6. The parties undertake to ensure that the required changes specified within paragraphs 2 and 3 above, shall be completed within 3 months of the date of this Change Order or by such time as the parties shall otherwise agree. The parties agree that implementation of these changes shall be effective upon agreement without the need for the parties to formalise the incorporation of such agreed changes by way of further Change Order.

7. The Parties agree that neither the Contractor nor any member of the NEC Team shall have any obligation to provide vendor financing to ICO pursuant to this Change Order.


      * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         2270

                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICOO97 - 1016/GW
                                           ATTACHMENT 1-2 TO CHANGE ORDER NO. 23


The incremental amount agreed between the parties by way of this Change Order in respect of those items referred to within Attachment 2 is US$156.000.

Therefore, Clause 15.1 is amended to read as follows:

15.1 ICO shall pay an aggregate total price of US$743,599,825 for the complete performance by the Contractor of all of its obligations under this Agreement together with a further sum of US$21,537,600 (in respect of freight and insurance as referred to in the Pricing Schedule), which amounts shall be subject to adjustment only in respect of (i) changes agreed under clause 9 and (ii) the cost of any Option items upon exercise of the relevant Option or other items or services purchased under clause 46; (such aggregate amount, as so adjusted, being referred to as the "Price"). Any Instalment payment made shall discharge the relevant portion of the Price and shall not be reclaimable by ICO but without prejudice to ICO's right to claim damages and/or indemnity in accordance with the provisions of this Agreement in the event of any breach by the Contractor.

         2271

           CHANGE ORDER NO: 23                        ATTACHMENT 2

                     ATTACHMENT 2-1: SCHEDULE 9, APPENDIX-2


         2272
                   III.4  SWITCH PRICE LIST (IN THOUSAND US$)

                   * [A TOTAL OF 17 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         2273
                                        *
         2274
                                        *
         2275
                                        *
         2276
                                        *
         2277





             CHANGE ORDER NO:23                    ATTACHMENT 3





         2278

                                  ATTACHMENT-3
                                  ------------


1.   IGFR CHANGE
The proposed changes to IGFR v28.4 are highlighted in italics and underlined format below:

6.13. SUBSCRIBER IDENTITY AUTHENTICATION
          6.13.1. The IGF shall support the subscriber identity authentication procedure as defined in TS GSM 02.09 and TS GSM 03.20.

          6.13.2. The IGF shall permit each of the authentication triggers defined in TS GSM 02.09 to be set/reset via the setting of exchange data, exchange parameter and/or network management command.

          6.13.3. The IGF shall support the use of multiple A3/A8 authentication algorithms as specified by ICO, the key lengths shall be compatible to those defined in the relevant GSM specifications.

          6.13.4. It shall be possible for an ICO specified A3/A8 algorithm to be selected depending on the ICO IMSI. For the avoidance of doubt, an ICO IMSI is defined as one which is registered in an IGF AuC (for example, standalone AuC, integrated HLR/AuC, AuC component of an ILR).




         2279





             CHANGE ORDER NO:23                    ATTACHMENT 4





         2280

                                  ATTACHMENT-4
                                  ------------


         SCHEDULE FOR IMPLEMENTATION OF ICO SPECIFIED A3/A8 ALGORITHMS
         -------------------------------------------------------------

1.   TECHNICAL OVERVIEW

The AuC provides Triplets for the GSM Authentication procedure. One component of each triplet is the result or "Signed Response" (SRES) for the GSM standard A3/A8 Authentication Algorithm, which the MSSC compares to the SRES received from the SIM card in the Mobile Station. If the SRES (SIM) matches the SRES
(AuC) the Authentication procedure is allowed to proceed. If not Authentication is deemed to have failed. Currently version 4 of AuC has the capability to store up to 100 (Logica Aldiscon ILR AuC) and 6 (AuC AM) algorithms and to specify, in each subscribers AuC record which algorithms should be used for that particular subscriber (IMSI). It is assumed that ICO require one new specific A3/A8 algorithm.

Based on the ICO algorithm the AuC will provide a SRES (AuC) to be used in place of the GSM A3/A8 algorithm SRES (AuC) and this shall be used in the authentication procedure when specified in a given subscribers AuC record.

It is to be noted that when the subscribers record in the AuC specifies that the ICO specific authentication algorithm should be used for the authentication and not the current A3/A8 algorithm then the subscribers SIM card will also need to use the ICO specific algorithm for authentication.


2.   DELIVERABLES

-    Code and unit test of the algorithm
-    Build of the algorithm
-    Performance testing of the algorithm
-    Implementation onto the various platform(s)

NOTE: The following items are expressly not included:

Integration testing with the SIM cards
Acquisition of any Export Licenses


3.   SOFTWARE DESIGN AND IMPLEMENTATION IMPACT

The algorithm code provided by ICO will have to be integrated into the existing AuC software. Once successfully integrated Function Test and System Test activities will have to be performed in order to verify the implementation.


4.   SCHEDULE

From the date of execution of this Change Order the estimated time for delivery of the


         2281

algorithm software in respect of each supplier source will be:

4.1 Ericsson (ECE Madrid) received the algorithm information on 26 February 1999. ECE shall commence work upon execution of this Change Order.

Following signature of this Change Order delivery will then take 16 weeks. In the case of more complex algorithms delivery may take up to 26 weeks.

4.2  LOGICA ALDISCON
Logica Aldiscon received the algorithm information just prior to Christmas 1998. The algorithm will therefore be delivered in the Version 3 release of the ILR software scheduled for 16 July 1999.

5.   PREREQUISITES OBLIGATIONS OF ICO

ICO will be required to provide the algorithm in "C code" format to NEC/Ericsson prior to the commencement of any work.

In addition NEC/Ericsson will require ICO to provide "random numbers" and "signed responses" to enable testing of the software. These should be provided at the same time as the algorithm, ideally as a file of 100 triplets generated with the new algorithm and with the corresponding authentication key (Ki) data (to be used as control during test ) in order to perform the Function Test.

         2282
                                                             CHANGE ORDER NO: 24

[ICO LOGO]                    IGF SUPPLY AGREEMENT
                          CONTRACT NO ICOO97 - 1016/GW
                                                             DATE: 15th MAY 2000


In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:


Amended Clauses                        See Attachment No 2 (Clause 15.1)

Amended Schedules                      See Attachment No. 3

Amended Annexes                        See Attachment No. 4

Amended Price                          See Attachments No.2 and 3

Other Amendments                       None

Reference Correspondence


This Change Order No. 24 will now form part of the Supply Agreement dated March 3rd 1997 between the parties and shall be effective from the date of this Change Order and shall be governed by and construed in accordance with the laws of England. Except for the changes set out above, this Change Order No. 24 makes no further amendments or modifications to the Agreement.


Signed for and on behalf of               Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV     NEC CORPORATION


      ***                                     ***
_____________________________________     ______________________________________
CEO                                       Contractor's Authorised Representative

                                          Minoru Usui, General Manager
                                          Europe, Middle East and Africa
                                          Sales Division


8/5/00                                    15th May, 2000
_______________
Date                                      ______________________
                                          Date
         2283
                                              CONTRACT NUMBER: ICOO 97 - 1016/GW
                                                             CHANGE ORDER NO: 24






                               CHANGE ORDER NO: 24

                                     TO THE

                                SUPPLY AGREEMENT

                                     BETWEEN

                      ICO GLOBAL COMMUNICATIONS HOLDINGS BV

                                       AND

                                 NEC CORPORATION
         2284
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICOO97 - 1016/GW
                                             ATTACHMENT 1 TO CHANGE ORDER NO. 24


1. This Change Order No. 24 addresses the provision, by the Contractor, of system functionality expansion and of associated support for additional Legal Interception under ICO Change Request No. 30.

2(a) As at the date hereof the parties agree to amend Schedule 9, Pricing
     Schedule Appendix-2 III.4 SWITCH PRICE LIST. The amendments to the SWITCH Price List identify the cost increments referable to the following elements:-

     NRE - *
     Hardware - *

2(b) The increments identified in 2(a) are set out in Attachment 3 to this Change Order. The parties recognise the need to duly reflect these agreed changes elsewhere within the Supply Agreement, as set out below:-


     -    Schedule 9 - Pricing Schedule

          -    2.1.1.1 Table 1      SA PRICE SUMMARY
          -    7.      Table 24     HISTORY OF CHANGE ORDERS


     -    Schedule 9 - Pricing Schedule Appendix 1

          -    Page 1         GRAND TOTAL SHEET
          -    Page 7-9       SWITCH


     -    Schedule 9 - Pricing Schedule Appendix 2

          -    I       PRICE SUMMARY
          -    II.1    PRICE SUMMARY (NRE)
          -    II.2    PRICE SUMMARY (HARDWARE)

     -    Schedule 11 - Payment Schedule and Payment Schedule Classification
          Summary


          -    I       PAYMENT SCHEDULE CLASSIFICATION SUMMARY
          -    III.4   PAYMENT SCHEDULE CLASSIFICATION SUMMARY SWITCH



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         2285
3. The parties also recognise the need to duly reflect other agreed changes within the Supply Agreement as set out below:-

     -    Schedule 13 IGFR V 28.4

     - Statement of Work - Annex 1 - Contractor's Deliverables. These amendments are set out in Attachment 4 to this Change Order.

4. The parties undertake to ensure that the required changes specified within paragraphs 2 and 3 above, shall be completed within 3 months of the date of this Change Order or by such time as the parties shall otherwise agree and that any necessary amendments to IGFR Version 28.4 shall be determined in a manner which is consistent with the statements and principles comprised within the Technical Proposal, as set out in Attachment 5.

5. The parties agree that implementation of these changes shall be effective upon agreement without the need for the parties to formalise the incorporation of such agreed changes by way of further Change Order.

6. The parties undertake and agree that following signature of this Change Order they will negotiate in good faith to develop and finalise a schedule for delivery and installation of Deliverables hereunder. Such schedule shall be completed no later than one (1) month following the date of this Change Order or by such other date as the parties shall otherwise agree.

7. The Parties agree that neither the Contractor nor any member of the NEC Team shall have any obligation to provide vendor financing to ICO pursuant to this Change Order.

8.   The parties agree that this Change Order shall be categorised as a clause
     15.1 Change Order and that Schedule 9 (Pricing Schedule), Table 24 of the Supply Agreement shall be amended to record the position.

9.   RATIFICATION OF ICO SUPPLY AGREEMENT

     Except as provided for herein, the terms and conditions of the Supply Agreement shall continue in full force and effect.
         2286
9.1. This Change Order sets forth the entire agreement between the parties as to the subject matter hereof and supersedes all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings, nor representations with respect to such subject matter other than as expressly provided herein.

9.2. In the event of a conflict between the terms of this Change Order and the terms of the Supply Agreement, the terms of this Change Order shall prevail.

9.3. The parties agree that neither shall rely upon the execution and performance of this Change Order as comprising assumption or rejection of the Supply Agreement, in whole or in part.

9.4. ICO has informed the Joint Provisional Liquidator and counsel for the Creditors' Committee of this agreement and has confirmed that neither has issued any objections thereto.
         2287
             CHANGE ORDER NO:24                    ATTACHMENT 2



                               AMENDED CLAUSE 15.1
         2288
                                                            IGF SUPPLY AGREEMENT
                                                    CONTRACT NO ICOO97 - 1016/GW
                                             ATTACHMENT 2 TO CHANGE ORDER NO. 24


The incremental amount agreed between the parties by way of this Change Order in
respect of those items referred to within Attachment 3 is   *   .

Therefore, Clause 15.1 is amended to read as follows:

15.1 ICO shall pay an aggregate total price of US$746,754,625 for the complete performance by the Contractor of all of its obligations under this Agreement together with a further sum of US$21,537,600 (in respect of freight and insurance as referred to in the Pricing Schedule), which amounts shall be subject to adjustment only in respect of (i) changes agreed under clause 9 and (ii) the cost of any Option items upon exercise of the relevant Option or other items or services purchased under clause 46; (such aggregate amount, as so adjusted, being referred to as the "Price"). Any Instalment payment made shall discharge the relevant portion of the Price and shall not be reclaimable by ICO but without prejudice to ICO's right to claim damages and/or indemnity in accordance with the provisions of this Agreement in the event of any breach by the Contractor.


     * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.


         2289

                        CHANGE ORDER NO: 24 ATTACHMENT 3






        SCHEDULE 9 - PRICING SCHEDULE APPENDIX-2 III.4 SWITCH PRICE LIST
         2290
                   III.4  SWITCH PRICE LIST (IN THOUSAND US$)

                   * [A TOTAL OF 20 PAGES HAVE BEEN REDACTED]


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         2291
                                        *
         2292
                                        *
         2293
                                        *
         2294
                                        *
         2295
                        CHANGE ORDER NO: 24 ATTACHMENT 4






                 SCHEDULE 14 - ANNEX 1 CONTRACTOR'S DELIVERABLES
                         TABLE 2 - SWITCH EQUIPMENT LIST
         2296
SWITCH EQUIPMENT LIST



                                                                                      SAN        SAN           SAN            SAN
Item No.  Description                                                               For ICO-   For USA         For            For
                                                                                      NET      (Type 2)      Australia      Germany
                                                                                                             (Type 1)       (Type 1)

                                                                                      Q'ty       Q'ty           Q'ty           Q'ty

         HARDWARE

1.       MSSC HARDWARE                                                                                 1          1               1

1.1      CPS Cabinet                                                                                   1          1               1
         Compact APZ 212 20 cabinet incl. cabling and mag. incl. 64 MW PS, 512
         MW DS, 8 RP-bus interfaces (1 parallell, 7 serial). Standard cables and cabinets.

1.2      IOG20 / PDSPL2 / CLM CABINET                                                                  1          1               1
         IOG20-M (two shelves), one GDM-H magazine equipped with 5 PDSPL2 (3 for
         CCD func., 1 for CSK-D func., 1 for KRD-D func.), 1 ETC5 and one Test
         Telephone connection, CLM and RCM, fan, internal cabling and cabinet.

1.3      DTI / C7 CABINET
         2 DTI in conversion box equipped with 4 TR-boards (16 channels) in each magazine, one GDM-H magazine with 14 ETC5, two GDM-H magazines with 8 RPG2 each for C7 signalling, one GDM-H magazine equipped with 5
         PDSPL2 (3 for CCD func., 1 for CSK-D func., 1 for CANS func.), fan, internal cabling and cabinet

1.4      DTI / C7 CABINET                                                                              1          1               2
         2 DTI in conversion box equipped with 8 TR-boards (32 channels) in each magazine, one GDM-H magazine with 14 ETC5, two GDM-H magazines with 8 RPG2 each for C7 signalling, one GDM-H magazine equipped with 5
         PDSPL2 (3 for CCD func., 1 for CSK-D func., 1 for CANS func.), fan, internal cabling and cabinet

1.5      SS7 CABINET                                                                                   1
         This cabinet contains unrationalized DSOA signaling terminals and RP boards housed together in a 202 magazine. Each shelf supports 4 signaling links (2 per Magazine) which gives a total of 16 signaling
         Links in the cabinet.

1.6      GS 16K CABINET                                                                                1          1
         16k GS 10.0, internal cabling, GS magazines and cabinet

1.7      GS 32K CABINET                                                                                                           1
         32k GS 10.0, internal cabling, GS magazines and cabinet

1.8      AST1 CABINET                                                                                  1          1               1
         1 AST V3 (64 ch.), one GDM-H magazine equipped with 16 IO2B for
         DL2/DL3 conversion, fan, internal cabling and cabinet


                                                                                      SAN           SAN         SAN          SAN
Item No.   Description                                                              For South     For India   For Chile      For
                                                                                     Africa       (Type 2)    (Type 2)      Brazil
                                                                                    (Type 1)                               (Type 2)
                                                                                      Q'ty          Q'ty       Q'ty          Q'ty

         HARDWARE

1.       MSSC HARDWARE                                                                  1              1         1            1

1.1      CPS Cabinet                                                                    1              1         1            1
         Compact APZ 212 20 cabinet incl. cabling and mag. incl. 64 MW PS, 512
         MW DS, 8 RP-bus interfaces (1 parallell, 7 serial). Standard cables and cabinets.

1.2      IOG20 / PDSPL2 / CLM CABINET                                                   1              1         1            1
         IOG20-M (two shelves), one GDM-H magazine equipped with 5 PDSPL2 (3 for
         CCD func., 1 for CSK-D func., 1 for KRD-D func.), 1 ETC5 and one Test
         Telephone connection, CLM and RCM, fan, internal cabling and cabinet.

1.3      DTI / C7 CABINET                                                                                        1
         2 DTI in conversion box equipped with 4 TR-boards (16 channels) in each magazine, one GDM-H magazine with 14 ETC5, two GDM-H magazines with 8
         RPG2 each for C7 signalling, one GDM-H magazine equipped with 5 PDSPL2
         (3 for CCD func., 1 for CSK-D func., 1 for CANS func.), fan, internal cabling and cabinet

1.4      DTI / C7 CABINET                                                               2              2         1            2
         2 DTI in conversion box equipped with 8 TR-boards (32 channels) in each magazine, one GDM-H magazine with 14 ETC5, two GDM-H magazines with 8 RPG2 each for C7 signalling, one GDM-H magazine equipped with 5
         PDSPL2 (3 for CCD func., 1 for CSK-D func., 1 for CANS func.), fan, internal cabling and cabinet

1.5      SS7 CABINET
         This cabinet contains unrationalized DSOA signaling terminals and RP boards housed together in a 202 magazine. Each shelf supports 4 signaling links (2 per Magazine) which gives a total of 16 signaling
         Links in the cabinet.

1.6      GS 16K CABINET                                                                 1              1         1            1
         16k GS 10.0, internal cabling, GS magazines and cabinet

1.7      GS 32K CABINET
         32k GS 10.0, internal cabling, GS magazines and cabinet

1.8      AST1 CABINET                                                                   1              1         1            1
         1 AST V3 (64 ch.), one GDM-H magazine equipped with 16 IO2B for
         DL2/DL3 conversion, fan, internal cabling and cabinet

                                                                                       SAN         SAN          SAN          SAN
Item No.  Description                                                                  For         For          For          For
                                                                                      Mexico       UAE       Indonesia      China
                                                                                     (Type 2)    (Type 2)    (Type 2)      (Type 2)
                                                                                      Q'ty        Q'ty         Q'ty          Q'ty


         HARDWARE

1.       MSSC HARDWARE                                                                  1              1         1            1

1.1      CPS Cabinet                                                                    1              1         1            1
         Compact APZ 212 20 cabinet incl. cabling and mag. incl. 64 MW PS, 512
         MW DS, 8 RP-bus interfaces (1 parallell, 7 serial). Standard cables and cabinets.

1.2      IOG20 / PDSPL2 / CLM CABINET                                                   1              1         1            1
         IOG20-M (two shelves), one GDM-H magazine equipped with 5 PDSPL2 (3 for
         CCD func., 1 for CSK-D func., 1 for KRD-D func.), 1 ETC5 and one Test
         Telephone connection, CLM and RCM, fan, internal cabling and cabinet.

1.3      DTI / C7 CABINET                                                               1                                     1
         2 DTI in conversion box equipped with 4 TR-boards (16 channels) in each magazine, one GDM-H magazine with 14 ETC5, two GDM-H magazines with 8 RPG2 each for C7 signalling, one GDM-H magazine equipped with 5
         PDSPL2 (3 for CCD func., 1 for CSK-D func., 1 for CANS func.), fan, internal cabling and cabinet

1.4      DTI / C7 CABINET                                                               1              2         2            1
         2 DTI in conversion box equipped with 8 TR-boards (32 channels) in each magazine, one GDM-H magazine with 14 ETC5, two GDM-H magazines with 8 RPG2 each for C7 signalling, one GDM-H magazine equipped with 5
         PDSPL2 (3 for CCD func., 1 for CSK-D func., 1 for CANS func.), fan, internal cabling and cabinet

1.5      SS7 CABINET
         This cabinet contains unrationalized DSOA signaling terminals and RP boards housed together in a 202 magazine. Each shelf supports 4 signaling links (2 per Magazine) which gives a total of 16 signaling
         Links in the cabinet.

1.6      GS 16K CABINET                                                                 1              1         1            1
         16k GS 10.0, internal cabling, GS magazines and cabinet

1.7      GS 32K CABINET
         32k GS 10.0, internal cabling, GS magazines and cabinet

1.8      AST1 CABINET                                                                   1              1         1            1
         1 AST V3 (64 ch. ), one GDM-H magazine equipped with 16 IO2B for
         DL2/DL3 conversion, fan, internal cabling and cabinet


Item No.  Description                                                                  SAN           NMC         NMC          Total
                                                                                       For         Primary     Back-up
                                                                                      Korea
                                                                                     (Type 1)
                                                                                      Q'ty           Q'ty        Q'ty         Q'ty


         HARDWARE

1.       MSSC Hardware                                                                  1                                      12

1.1      CPS Cabinet                                                                    1                                      12
         Compact APZ 212 20 cabinet incl.
         cabling and mag. incl. 64 MW PS, 512 MW DS,
         8 RP-bus interfaces (1 parallell, 7 serial).
         Standard cables and cabinets.

1.2      IOG20 / PDSPL2 / CLM CABINET                                                   1                                      12
         IOG20-M (two shelves), one GDM-H magazine equipped with 5 PDSPL2 (3 for
         CCD func., 1 for CSK-D func., 1 for KRD-D func.), 1 ETC5  and one Test
         Telephone connection, CLM and RCM, fan, internal cabling and cabinet.

1.3      DTI / C7 CABINET                                                               1                                      4
         2 DTI in conversion box equipped with 4 TR-boards (16 channels) in each magazine, one GDM-H magazine with 14 ETC5, two GDM-H magazines with 8 RPG2 each for C7 signalling, one GDM-H magazine equipped with 5
         PDSPL2 (3 for CCD func., 1 for CSK-D func., 1 for CANS func.), fan, internal cabling and cabinet

1.4      DTI / C7 CABINET                                                               1                                      18

         2 DTI in conversion box equipped with 8 TR-boards (32 channels) in each magazine, one GDM-H magazine with 14 ETC5, two GDM-H magazines with 8 RPG2 each for C7 signalling, one GDM-H magazine equipped with 5
         PDSPL2 (3 for CCD func., 1 for CSK-D func., 1 for CANS func.), fan, internal cabling and cabinet

1.5      SS7 CABINET                                                                                                           1
         This cabinet contains unrationalized DSOA signaling terminals and RP boards housed together in a 202 magazine. Each shelf supports 4 signaling links (2 per Magazine) which gives a total of 16 signaling
         Links in the cabinet.

1.6      GS 16K CABINET                                                                 1                                      11
         16k GS 10.0, internal cabling, GS magazines and cabinet

1.7      GS 32K CABINET                                                                                                        1
         32k GS 10.0, internal cabling, GS magazines and cabinet

1.8      AST1 CABINET                                                                   1                                      12
         1 AST V3 (64 ch.), one GDM-H magazine equipped with 16 IO2B for
         DL2/DL3 conversion, fan, internal cabling and cabinet

COMMERCIAL IN CONFIDENCE                                             PAGE 1 OF 3
         2297


                                                                                   SAN         SAN          SAN           SAN
Item No.  Description                                                             For ICO-   For USA        For           For
                                                                                    NET      (Type 2)    Australia      Germany
                                                                                                          (Type 1)      (Type 1)

                                                                                   Q'TY       Q'TY        Q'TY            Q'TY

1.9      TRAFFIC CABINET                                                                       2             2              4
         One ASMECP404 magazine with 16 EC4,
         three GDM-H magazines with 14 ETC5, and one GDM-H magazine with 4
         PDSPL2 (for CSR-D functionality), internal cabling and cabinet.

1.10      WORK STATION                                                                         1             1              1
            Visual Display                                                                     2             2              2
            Printer                                                                            2             2              2
            Alarm Panel                                                                        1             1              1

2        HPN                                                                                   1             1              1
2.1      Sun Ultra 2/ 1200 Server with SS#7 interface board including 200MHz,
         64Mb RAM, 2.1 Gbyte Disk or equivalent system                                         2             2              2
2.2      HPN Transmit Channel Unit                                                             5             5              5
2.3      HPN Acknowledgement Channel Unit                                                     10             10            10
2.4      Power Supply                                                                          4             4              4
2.5      IF distribution (supports dual polarization)                                          1             1              1
2.6      Fan Tray                                                                              1             1              1
2.7      12 port Ethernet Hub                                                                  2             2              2
2.8      Rack mounting                                                                         1             1              1

3        AUC/EIR   (CAPACITY FOR 500K SUBS)                                                                                 1

4        HLR FOR MAXIMUM 500K SUBSCRIBERS                                                                                   1
4.1        Trunk and Signalling hardware                                                                                    1
4.2         Central Processor hardware                                                                                      1
4.3         Input/Output & Mag. Tape Group hardware                                                                         1
4.4         Miscellaneous                                                                                                   1

5     DC NON-BREAK SYSTEM (AC/DC CONVERTER WITH 2-HOUR BATTERY)
5.1      Hardware                                                                              3             1              4

6     OSS (MAIN PLUS BACK-UP)
6.1      HW Conf 3 (3 servers + 1 work station)
6.2      Work Station                                                                          1             1              1
6.3      Disk mirror conf 3
6.4      Integration fee conf 3

7        DOCUMENTATION                                                             incl.       incl.         incl.          incl.


8        SPARES
8.1      MSSC                                                                                   1             1              1
8.2      HLR                                                                                                                 1
8.3      DC Non-break System                                                                    1             1              1

9        OSS
9.1      Maps for NSP
9.2      Remote Access set-up                                                                   1             1              1

10       ILR IS-41
10.1     ILR FOR IS.41-ICO / ICO-IS.41                                                          1

11       MESSAGING SYSTEM
11.1     System hardware and Software                                                                                        1
11.2     Spares                                                                                                              1

12       LEGAL INTERCEPTON
12.1     LIAS                                                                                   1             1              1
12.2     LIMS
12.3     Monitoring center back end system for testing
12.4     Stereo Interception Capacity upgrade for 1 SAN (Germany)
         25% stereo intercepts                                                                                               1


                                                                                    SAN        SAN        SAN        SAN
Item No.   Description                                                           For South   For India  For Chile    For
                                                                                  Africa     (Type 2)   (Type 2)    Brazil
                                                                                 (Type 2)                          (Type 2)
                                                                                  Q'ty        Q'ty       Q'ty        Q'ty
1.9      TRAFFIC CABINET                                                           1           2          2           2
         One ASMECP404 magazine with 16 EC4,
         three GDM-H magazines with 14 ETC5, and one GDM-H magazine with 4
         PDSPL2 (for CSR-D functionality), internal cabling and cabinet.

1.10      WORK STATION                                                             1            1          1           1
            Visual Display                                                         2            2          2           2
            Printer                                                                2            2          2           2
            Alarm Panel                                                            1            1          1           1

2        HPN                                                                       1            1          1           1
2.1      Sun Ultra 2/ 1200 Server with SS#7 interface board including 200MHz,
         64Mb RAM, 2.1 Gbyte Disk or equivalent system                             2            2          2           2

2.2      HPN Transmit Channel Unit                                                 5            5          5           5
2.3      HPN Acknowledgement Channel Unit                                         10           10         10          10
2.4      Power Supply                                                              4            4          4           4
2.5      IF distribution (supports dual polarization)                              1            1          1           1
2.6      Fan Tray                                                                  1            1          1           1
2.7      12 port Ethernet Hub                                                      2            2          2           2
2.8      Rack mounting                                                             1            1          1           1

3        AUC/EIR   (CAPACITY FOR 500K SUBS)

4        HLR FOR MAXIMUM 500K SUBSCRIBERS
4.1        Trunk and Signalling hardware
4.2         Central Processor hardware
4.3         Input/Output & Mag. Tape Group hardware
4.4         Miscellaneous

5 DC NON-BREAK SYSTEM (AC/DC CONVERTER WITH 2-HOUR BATTERY)
5.1      Hardware                                                                  1            1          1           3

6 OSS (MAIN PLUS BACK-UP)
6.1      HW Conf 3 (3 servers + 1 work station)
6.2      Work Station                                                              1            1          1           1
6.3      Disk mirror conf 3
6.4      Integration fee conf 3

7        DOCUMENTATION                                                             incl.        incl.      incl.       incl.


8        SPARES
8.1      MSSC                                                                      1            1          1           1
8.2      HLR
8.3      DC Non-break System                                                       1            1          1           1

9        OSS
9.1      Maps for NSP
9.2      Remote Access set-up                                                      1            1          1           1

10       ILR IS-41
10.1     ILR FOR IS.41-ICO / ICO-IS.41                                                                                 1

11       MESSAGING SYSTEM
11.1     System hardware and Software
11.2     Spares

12       LEGAL INTERCEPTON
12.1     LIAS                                                                      1            1          1           1
12.2     LIMS
12.3     Monitoring center back end system for testing
12.4     Stereo Interception Capacity upgrade for 1 SAN (Germany)
         25% stereo intercepts
                                                                                       SAN         SAN          SAN        SAN
Item No.  Description                                                                  For         For          For        For
                                                                                      Mexico       UAE       Indonesia    China
                                                                                     (Type 2)    (Type 2)    (Type 2)    (Type 1)
                                                                                      Q'TY        Q'TY         Q'TY        Q'TY
1.9      TRAFFIC CABINET                                                                2           2           2           1
         One ASMECP404 magazine with 16 EC4,
         three GDM-H magazines with 14 ETC5, and one GDM-H magazine with 4
         PDSPL2 (for CSR-D functionality), internal cabling and cabinet.

1.10      WORK STATION                                                                  1           1           1           1
            Visual Display                                                              2           2           2           2
            Printer                                                                     2           2           2           2
            Alarm Panel                                                                 1           1           1           1

2        HPN                                                                            1           1           1           1
2.1      Sun Ultra 2/ 1200 Server with SS#7 interface board including 200MHz,
         64Mb RAM, 2.1 Gbyte Disk or equivalent system                                  2           2           2           2
2.2      HPN Transmit Channel Unit                                                      5           5           5           5
2.3      HPN Acknowledgement Channel Unit                                              10          10          10          10
2.4      Power Supply                                                                   4           4           4           4
2.5      IF distribution (supports dual polarization)                                   1           1           1           1
2.6      Fan Tray                                                                       1           1           1           1
2.7      12 port Ethernet Hub                                                           2           2           2           2
2.8      Rack mounting                                                                  1           1           1           1

3        AUC/EIR   (CAPACITY FOR 500K SUBS)

4        HLR FOR MAXIMUM 500K SUBSCRIBERS
4.1        Trunk and Signalling hardware
4.2         Central Processor hardware
4.3         Input/Output & Mag. Tape Group hardware
4.4         Miscellaneous

5       DC NON-BREAK SYSTEM (AC/DC CONVERTER WITH 2-HOUR BATTERY)
5.1      Hardware                                                                       2           1           2           1

6 OSS  (MAIN PLUS BACK-UP)
6.1      HW Conf 3 (3 servers + 1 work station)
6.2      Work Station                                                                   1           1           1           1
6.3      Disk mirror conf 3
6.4      Integration fee conf 3

7        DOCUMENTATION                                                                 incl.      incl.        incl.       incl.


8        SPARES
8.1      MSSC                                                                           1           1           1           1
8.2      HLR
8.3      DC Non-break System                                                            1           1           1           1

9        OSS
9.1      Maps for NSP
9.2      Remote Access set-up                                                           1           1           1           1

10       ILR IS-41
10.1     ILR FOR IS.41-ICO / ICO-IS.41

11       MESSAGING SYSTEM
11.1     System hardware and Software                                                   1                       1
11.2     Spares                                                                         1                       1

12       LEGAL INTERCEPTON
12.1     LIAS                                                                           1           1           1           1
12.2     LIMS
12.3     Monitoring center back end system for testing
12.4     Stereo Interception Capacity upgrade for 1 SAN
         (Germany) 25% stereo intercepts

                                                                                       SAN       NMC         NMC          Total
                                                                                       For      Primary     Back-up
                                                                                      Korea
                                                                                     (Type 1)
                                                                                      Q'ty       Q'ty        Q'ty         Q'ty
1.9      TRAFFIC CABINET                                                                2                                  24
         One ASMECP404 magazine with 16 EC4,
         three GDM-H magazines with 14 ETC5, and one GDM-H magazine with 4
         PDSPL2 (for CSR-D functionality), internal cabling and cabinet.

1.10      WORK STATION                                                                  1                                  12
            Visual Display                                                              2                                  24
            Printer                                                                     2                                  24
            Alarm Panel                                                                 1                                  12

2        HPN                                                                            1                                  12
2.1      Sun Ultra 2/ 1200 Server with SS#7 interface board including 200MHz,
         64Mb RAM, 2.1 Gbyte Disk or equivalent system                                  2                                  24
2.2      HPN Transmit Channel Unit                                                      5                                  60
2.3      HPN Acknowledgement Channel Unit                                               10                                120
2.4      Power Supply                                                                   4                                  48
2.5      IF distribution (supports dual polarization)                                   1                                  12
2.6      Fan Tray                                                                       1                                  12
2.7      12 port Ethernet Hub                                                           2                                  24
2.8      Rack mounting                                                                  1                                  12

3        AUC/EIR   (CAPACITY FOR 500K SUBS)                                                       1                        2

4        HLR FOR MAXIMUM 500K SUBSCRIBERS                                                         1                        2
4.1        Trunk and Signalling hardware                                                          1                        2
4.2         Central Processor hardware                                                            1                        2
4.3         Input/Output & Mag. Tape Group hardware                                               1                        2
4.4         Miscellaneous                                                                         1                        2

5        DC NON-BREAK SYSTEM (AC/DC CONVERTER WITH 2-HOUR BATTERY)
5.1      Hardware                                                                       3         1           1            25

6        OSS (MAIN PLUS BACK-UP)
6.1      HW Conf 3 (3 servers + 1 work station)                                                   1           1            2
6.2      Work Station                                                                   1                                  12
6.3      Disk mirror conf 3                                                                       1           1          1 Lot
6.4      Integration fee conf 3                                                                   1           1          1 Lot

7        DOCUMENTATION                                                                incl.                              incl.


8        SPARES
8.1      MSSC                                                                           1                                  12
8.2      HLR                                                                                      1                        2
8.3      DC Non-break System                                                            1         1           1            14

9        OSS
9.1      Maps for NSP                                                                             1           1            2
9.2      Remote Access set-up                                                           1                                  12

10       ILR IS-41
10.1     ILR FOR IS.41-ICO / ICO-IS.41                                                  1                                  3

11       MESSAGING SYSTEM
11.1     System hardware and Software                                                                                      3
11.2     Spares                                                                                                            3

12       LEGAL INTERCEPTON
12.1     LIAS                                                                           1                                  12
12.2     LIMS                                                                                                 1            1
12.3     Monitoring center back end system for testing                                                        1            1
12.4     Stereo Interception Capacity upgrade for 1 SAN
         (Germany) 25% stereo intercepts                                                1


                         Commercial-in-confidence                    Page 2 of 3
         2298
SWITCH EQUIPMENT LIST


                                                                                      SAN        SAN         SAN            SAN
Item No.  Description                                                               For ICO-   For USA       For            For
                                                                                      NET      (Type 2)    Australia      Germany
                                                                                                           (Type 1)       (Type 1)

                                                                                     Q'TY       Q'TY         Q'TY           Q'TY

12.5     Local Control of Intercept Target Management
12.6     2nd router with additional parts
12.7     Additional 25 local control users
12.8     Local Control of Intercept Target Management (2 remote WSs)
12.9     Delivery of Intercept (equipment and software)
12.10    Security of Intercept Products Delivery Routers Encryption                               1           1              1
12.11    Spares for enhanced LI                                                                   1           1              1


13       PCS/HPN MODEM
13.1     HPN PCS Modem                                                                            1           1              1

         SOFTWARE LICENCE

1        MSSC                                                                                    ETC         ETC            ETC
1.1      MSSC                                                                                     98         98            196

1.2      Excess ETC magazine adjustment                                                          -28          0              0


2        HPN                                                                                      1           1              1

3        AUC/EIR
3.1      AuC/EIR  Software 50K subs (each site)                                                                              1
3.2      AuC/EIR  Software 200K subs (each site)                                                                             1

4        HLR
4.1      HLR 'Software for 50K Subs                                                                                          1
4.2      HLR 'Software for 200K Subs                                                                                         1

5        NATURAL LANGUAGE SUPPORT
5.1      Software per traffic ETC at each site                                                   70           98            196
5.2      Software for 250k subscriber at HLR site                                                                            1

6        OSS
6.1       Features (AuC/EIR alarm handling, MXE alarm, Telnet)
6.2       Text file alarm adaption
6.3       License fee conf 3
6.4       MSSC, HLR, ILR connection fee

7        ILR IS-41
7.1      ILR Standard software (30% discount)                                                     1
7.2      ILR ICO software (35% discount)                                                          1
7.3      ILR TMOS lite-agent (35% discount)                                                       1
7.4      ILR R2:IMSI in IS41 (35% discount)                                                       1

8        MESSAGING SYSTEM

9        LEGAL INTERCEPTON

10       PCS/HPN MODEM

                                                                                    SAN        SAN        SAN        SAN
Item No.   Description                                                           For South   For India  For Chile    For
                                                                                  Africa     (Type 2)   (Type 2)    Brazil
                                                                                 (Type 2)                          (Type 2)
                                                                                  Q'ty        Q'ty       Q'ty        Q'ty
12.5     Local Control of Intercept Target Management

12.6     2nd router with additional parts

12.7     Additional 25 local control users

12.8     Local Control of Intercept Target Management (2 remote WSs)

12.9     Delivery of Intercept (equipment and software)

12.10    Security of Intercept Products Delivery Routers Encryption                  1           1         1          1

12.11    Spares for enhanced LI                                                      1           1         1          1


13       PCS/HPN MODEM
13.1     HPN PCS Modem                                                               1           1         1          1

         SOFTWARE LICENCE

1        MSSC                                                                       ETC         ETC       ETC        ETC
1.1      MSSC                                                                        70         112       112        112

1.2      Excess ETC magazine adjustment                                              0           0        -28        -14


2        HPN                                                                         1           1         1          1

3        AUC/EIR
3.1      AuC/EIR  Software 50K subs (each site)
3.2      AuC/EIR  Software 200K subs (each site)

4        HLR
4.1      HLR 'Software for 50K Subs
4.2      HLR 'Software for 200K Subs

5        NATURAL LANGUAGE SUPPORT
5.1      Software per traffic ETC at each site                                       70         112        84         98
5.2      Software for 250k subscriber at HLR site

6        OSS
6.1       Features (AuC/EIR alarm handling, MXE alarm, Telnet)
6.2       Text file alarm adaption
6.3       License fee conf 3
6.4       MSSC, HLR, ILR connection fee

7        ILR IS-41
7.1      ILR Standard software (30% discount)                                                                         1
7.2      ILR ICO software (35% discount)                                                                              1
7.3      ILR TMOS lite-agent (35% discount)                                                                           1
7.4      ILR R2:IMSI in IS41 (35% discount)                                                                           1

8        MESSAGING SYSTEM

9        LEGAL INTERCEPTON

10       PCS/HPN MODEM
                                                                                       SAN         SAN          SAN        SAN
Item No.  Description                                                                  For         For          For        For
                                                                                      Mexico       UAE       Indonesia    China
                                                                                     (Type 2)    (Type 2)    (Type 2)    (Type 1)
                                                                                      Q'TY        Q'TY         Q'TY        Q'TY
12.5     Local Control of Intercept Target Management

12.6     2nd router with additional parts

12.7     Additional 25 local control users

12.8     Local Control of Intercept Target Management (2 remote WSs)

12.9     Delivery of Intercept (equipment and software)

12.10    Security of Intercept Products Delivery Routers Encryption                     1            1             1          1

12.11    Spares for enhanced LI                                                         1            1             1          1


13       PCS/HPN Modem
13.1     HPN PCS Modem                                                                  1            1             1          1

         SOFTWARE LICENCE

1        MSSC                                                                          ETC          ETC           ETC        ETC
1.1      MSSC                                                                          112          112           112         70

1.2      Excess ETC magazine adjustment                                                -14           0            -14         0


2        HPN                                                                            1            1             1          1

3        AuC/EIR
3.1      AuC/EIR  Software 50K subs (each site)
3.2      AuC/EIR  Software 200K subs (each site)

4        HLR
4.1      HLR 'Software for 50K Subs
4.2      HLR 'Software for 200K Subs

5        Natural Language Support
5.1      Software per traffic ETC at each site                                          98          112            98        70
5.2      Software for 250k subscriber at HLR site

6        OSS
6.1       Features (AuC/EIR alarm handling, MXE alarm, Telnet)
6.2       Text file alarm adaption
6.3       License fee conf 3
6.4       MSSC, HLR, ILR connection fee

7        ILR IS-41

7.1      ILR Standard software (30% discount)
7.2      ILR ICO software (35% discount)

7.3      ILR TMOS lite-agent (35% discount)

7.4      ILR R2:IMSI in IS41 (35% discount)

8        Messaging System

9        Legal Intercepton

10       PCS/HPN Modem

                                                                                       SAN           NMC         NMC       Total
                                                                                       For         Primary     Back-up
                                                                                      Korea
                                                                                     (Type 1)
                                                                                      Q'ty           Q'ty        Q'ty       Q'ty


12.5     Local Control of Intercept Target Management                                                            1           1
12.6     2nd router with additional parts                                                                        1           1
12.7     Additional 25 local control users                                                                       1           1
12.8     Local Control of Intercept Target Management (2 remote WSs)                                             1           1
12.9     Delivery of Intercept (equipment and software)                                                          1           1
12.10    Security of Intercept Products Delivery Routers Encryption                     1                                    12
12.11    Spares for enhanced LI                                                         1                        1           13


13       PCS/HPN MODEM
13.1     HPN PCS Modem                                                                  1                                    12

         SOFTWARE LICENCE

1        MSSC                                                                          ETC                                  ETC
1.1      MSSC                                                                          112                                 1,316

1.2      Excess ETC magazine adjustment                                                -28                                  -126


2        HPN                                                                            1                                    12
3        AUC/EIR
3.1      AuC/EIR  Software 50K subs (each site)                                                        1                     2
3.2      AuC/EIR  Software 200K subs (each site)                                                       1                     2

4        HLR
4.1      HLR 'Software for 50K Subs                                                                    1                     2
4.2      HLR 'Software for 200K Subs                                                                   1                     2

5        NATURAL LANGUAGE SUPPORT
5.1      Software per traffic ETC at each site                                          84                                 1,190
5.2      Software for 250k subscriber at HLR site                                                      1                     2

6        OSS
6.1       Features (AuC/EIR alarm handling, MXE alarm, Telnet)                                         2                     2

6.2       Text file alarm adaption                                                                     1         1           2
6.3       License fee conf 3                                                                           1         1           2
6.4       MSSC, HLR, ILR connection fee                                                                1                     1

7        ILR IS-41
7.1      ILR Standard software (30% discount)                                           1                                    3
7.2      ILR ICO software (35% discount)                                                1                                    3
7.3      ILR TMOS lite-agent (35% discount)                                             1                                    3
7.4      ILR R2:IMSI in IS41 (35% discount)                                             1                                    3

8        MESSAGING SYSTEM

9        LEGAL INTERCEPTON

10       PCS/HPN MODEM

Commercial-in-confidence                                             Page 3 of 3
         2299
                    CHANGE ORDER NO: 24      ATTACHMENT 5

                                STATEMENT OF WORK
         2300
                                                                        Rev. 1.5



                                 [COMVERSE LOGO]


                               LEGAL INTERCEPTION




                                STATEMENT OF WORK

                               CHANGE ORDER NO.24




Doc Number: 101-010
Doc Name: 101-010_CR30-Response.doc


-------------------------------------------------------------------------------------------------
 VER.     DATE        AUTHOR               DESCRIPTION              APPROVED BY     APPROVAL DATE
-------------------------------------------------------------------------------------------------
 1.0    14-12-98   Amir Bar-El   First issue                       Zvi Fischler,
                                                                   Talmi Shafer
-------------------------------------------------------------------------------------------------
 1.2    13/01/99   Amir Bar-El   Updated German SAN to B Type
-------------------------------------------------------------------------------------------------
 1.3    08/03/99   Efi Nuri      Updated after ICO comments
-------------------------------------------------------------------------------------------------
 1.4    21/11/99   Efi Nuri      Updated after ICO comments         Amir Bar-El       22/11/1999
-------------------------------------------------------------------------------------------------
 1.5    24/11/99   Amir Bar-El   Change to 75 RPUs
-------------------------------------------------------------------------------------------------


   This material is proprietary of Comverse Technology, Inc. Any unauthorized reproduction, use or disclosure of this material, or any part thereof, is strictly prohibited. This material is meant solely for the use of Comverse employees and authorized Comverse customers.




                                                COMVERSE PROPRIETARY INFORMATION
         2301
                                                                        Rev. 1.5



                                TABLE OF CONTENTS

1    INTRODUCTION..............................................................2

   1.1    DOCUMENT PURPOSE AND SCOPE...........................................2
   1.2    TERMS AND ABBREVIATIONS..............................................2

2    STEREO INTERCEPTION.......................................................3

   2.1    DESCRIPTION..........................................................3
   2.2    STATEMENT OF COMPLIANCE..............................................4
   2.3    DELIVERABLES.........................................................4
   2.4    COST.................................................................4
   2.5    PROJECT SCHEDULE.....................................................4
   2.6    SOFTWARE DEVELOPMENT.................................................4
   2.7    DELIVERY AND INSTALLATION............................................5
   2.8    STRATEGY FOR TESTING AND INTEGRATION.................................5

3    REMOTE CONTROL OF INTERCEPT TARGET MANAGEMENT.............................6

   3.1    DESCRIPTION..........................................................6
   3.2    STATEMENT OF COMPLIANCE.............................................12
   3.3    DELIVERABLES........................................................15
   3.4    COST................................................................15
   3.5    PROJECT SCHEDULE....................................................15
   3.6    SOFTWARE DEVELOPMENT................................................16
   3.7    DELIVERY AND INSTALLATION...........................................16
   3.8    STRATEGY FOR TESTING AND INTEGRATION................................16

4    DELIVERY OF INTERCEPT PRODUCTS...........................................17

   4.1    DESCRIPTION.........................................................17
   4.2    STATEMENT OF COMPLIANCE.............................................19
   4.3    DELIVERABLES........................................................20
   4.4    COST................................................................20
   4.5    PROJECT SCHEDULE....................................................20
   4.6    SOFTWARE DEVELOPMENT................................................20
   4.7    DELIVERY AND INSTALLATION...........................................20
   4.8    STRATEGY FOR TESTING AND INTEGRATION................................20

5    SECURITY OF INTERCEPT PRODUCT DELIVERY...................................21

   5.1    DESCRIPTION.........................................................21
   5.2    STATEMENT OF COMPLIANCE.............................................21
   5.3    DELIVERABLES........................................................21
   5.4    COST................................................................22
   5.5    PROJECT SCHEDULE....................................................22
   5.6    SOFTWARE DEVELOPMENT................................................22
   5.7    DELIVERY AND INSTALLATION...........................................22
   5.8    STRATEGY FOR TESTING AND INTEGRATION................................22

6    THREAT ANALYSIS..........................................................23

7    APPENDICES...............................................................24

8    SPARE COMMUNICATIONS EQUIPMENT...........................................25



                                                COMVERSE PROPRIETARY INFORMATION
         2302
                                                                        Rev. 1.5



1        INTRODUCTION

1.1      DOCUMENT PURPOSE AND SCOPE

This document describes a proposal to upgrade the LIS according to ICO change request no. 30. The proposal addresses the following requirements:

    -    Stereo interception
    -    Local control of intercept target management
    -    Delivery of intercept product
    -    Security of intercepted product delivery
    -    Data encryption

Please note that equipment described in this document may change during the design of the new features.

1.2      TERMS AND ABBREVIATIONS

           ACL               Access Control List
           ACSBRI            Access Control ServerBasic Rate Interface
           CBAC              Context-Based Access Control
           CHAP              Challenge Authentication Protocol
           DCN               Digital Communication Network
           DES               Data Encryption Standard
           DH                Diffie-Hellman public key algorithm
           DSS               Digital Signature Standard
           FTP               File Transfer Protocol
           GRE               Generic Routing Encapsulation
           HW                HardWare
           IETF              Internet Engineering Task Force
           IKE               Internet Key Exchange
           IOS               Internetwork Operating System
           IP                Internet Protocol
           IOPS              Input Output Processing Server
           ISDN              Integrated Services Digital Network
           L2F               Layer 2 Forwarding
           L2TP              Layer 2 Tunneling Protocol
           LAN               Local Area Network
           LEA               Law Enforcement Agency
           LIAS              Legal Interception Access Subsystem
           LIMS              Legal Interception Management Subsystem
           MC                Monitoring Center
           MSSC              Mobile Satellite Switch Center
           PKI               public key infrastructure
           PPP               Point to Point Protocol
           PSTN              Public Switched Telephone Network
           QOS               Quality Of Service
           SAN               Satellite Access Node
           SLIP              Serial Line Interface Protocol
           SNMP              Simple Network Management Protocol
           TCP               Transport Control Protocol
           UDP               User Datagram Protocol
           VPN               Virtual Private Network



                                                COMVERSE PROPRIETARY INFORMATION
         2303
                                                                        Rev. 1.5


2        STEREO INTERCEPTION

2.1      DESCRIPTION

2.1.1    GENERAL

In some European countries there is a requirement to intercept and deliver calls contents on two separate time-slots, instead of one. FIGURE 1 illustrates stereo interception in case of multi party call.

                                  [FLOWCHART]
                         FIGURE 1 - STEREO INTERCEPTION

2.1.2    OPERATION

The System Administrator in the LIMS will be able to activate Stereo Interception when defining a new MC in the system. This configuration shall apply to all Targets associated with that MC. The Targets will be provisioned to the switch with the parameter stating stereo interception is required. In case there are two identical Target Keys provisioned by two separate MCs, one requiring Stereo and one Mono, the Target will be provisioned twice to the MSSC.

Stereo Interception will support voice, fax and data calls (the LIAS does not differentiate between the interception products).

The LIAS will distribute intercept products to MCs on two separate channels, one carrying information originating from the intercepted party, the other carrying all other parties to the call (see FIGURE 1). The IRI record will be used to correlate both sides of the call. This correlation will be done at the MC.

2.1.3    CAPACITY

Capacity of LIASs should be increased according to the number of Stereo interceptions expected on that LIAS. The German SAN will be upgraded to support 25% of stereo interception. The following table specifies the traffic on the German SAN currently and after assuming 25% of interception products are Stereo.

-------------------------------------------------------------------------------------------
                  A-I/F     LIAS    LIAS    GoS(%)    LIAS in   LIAS out    Simult.    LIAS
                   (E)     in (E)  out (E)           Channels   Channels  Intercepts   Type
-------------------------------------------------------------------------------------------
Current            759       23       24      0         39         41         28         B'
-------------------------------------------------------------------------------------------
With 25% stereo    759       28       30      0         49         51         35         B'
-------------------------------------------------------------------------------------------

                    TABLE 1 - GERMAN SAN TRAFFIC CALCULATIONS

The German LIAS will be upgraded to LIAS type B with 30 output channels in each IOPS.


                                                COMVERSE PROPRIETARY INFORMATION
         2304
                                                                        Rev. 1.5


2.2      STATEMENT OF COMPLIANCE


-------------------------------------------------------------------------------------------------------
ITEM          DESCRIPTION                      COMPLIANCE      NOTES / OPEN ISSUES
-------------------------------------------------------------------------------------------------------
3.2.2.1       One time-slot for the Target,    Compliant       As received from the switch
              all other on 2ed time-slot
-------------------------------------------------------------------------------------------------------
3.2.2.2       Multi party calls                Compliant       As received from the switch
-------------------------------------------------------------------------------------------------------
3.2.2.3       Stereo for voice, fax and data   Compliant       the type of call content is actually not
                                                               of interest to the operation of the LIAS
-------------------------------------------------------------------------------------------------------
3.2.2.4       Compliance with 6.20 in IGFR     Compliant
-------------------------------------------------------------------------------------------------------
3.2.2.5       Support mono and Stereo on a     Compliant       In case one target key is defined twice
              per MC basis                                     as mono and stereo, it will be
                                                               provisioned twice to the switch
-------------------------------------------------------------------------------------------------------
3.2.2.6       IGFR 7.9                         Compliant
-------------------------------------------------------------------------------------------------------
3.2.2.7       Capacity changes only of         Compliant       Input and output additional channels,
              channels                                         and possibly additional IOPSs may be
                                                               required. This proposal addresses only
                                                               upgrade of the German LIAS.
-------------------------------------------------------------------------------------------------------
4.2.1         HW changes                       Compliant       Only input output ports are effected
                                                               (this includes possible addition of
                                                               IOPS drawers)
-------------------------------------------------------------------------------------------------------
4.2.2         German site capacity             Compliant
-------------------------------------------------------------------------------------------------------
4.2.3         Capacity                         Ericsson to     Please refer to the capacity described
                                               confirm         in section 2.1.3 'Capacity'.
-------------------------------------------------------------------------------------------------------
4.2.4         Proportion of multi-party calls  Ericsson to
                                               confirm
-------------------------------------------------------------------------------------------------------
4.2.5         Proportion of fax/data calls     Ericsson to
                                               confirm
-------------------------------------------------------------------------------------------------------


2.3      DELIVERABLES

2.3.1 DELIVERABLES AND SERVICES TO BE PROVIDED BY COMVERSE TECHNOLOGY INC.


--------------------------------------------------------------------------------------------
ITEM                DESCRIPTION                         QUANTITY         REMARK
--------------------------------------------------------------------------------------------
6 additional        Upgrade German LIAS IOPSs to            2            6 channels per IOPS
output lines        have 30 outputs
--------------------------------------------------------------------------------------------
Software            SW adaptations for Stereo in LIAS       1
adaptations         and LIMS
--------------------------------------------------------------------------------------------

                 TABLE 2 - DELIVERABLES FOR STEREO INTERCEPTION


2.3.2    DELIVERABLES AND SERVICES TO BE PROVIDED BY THE CUSTOMER

1)       Ability to assign Mono and Stereo Targets to the Switch
2) Ability to provide two identical targets to the MSSC, one Stereo and one Mono
3) Ability to differentiate Stereo Target and Mono Targets according to the IRI

2.4      COST

Please refer to the financial proposal.

2.5      PROJECT SCHEDULE

Please refer to the financial proposal.

2.6      SOFTWARE DEVELOPMENT

The LIMS software will be changed to support Stereo configuration while defining an MC. Stereo identification will be added to the Target internal properties.


                                                COMVERSE PROPRIETARY INFORMATION
         2305
                                                                        Rev. 1.5


The LIAS software will be changed to handle targets with stereo property, support correlation between the IRI and the two timeslots and support cases where there are two targets - one stereo and one mono. The simulators for testing the system will be changed to support cases of Stereo and Mono targets.

2.7      DELIVERY AND INSTALLATION

Please refer to the financial proposal.

2.8      STRATEGY FOR TESTING AND INTEGRATION

The HW upgrade for the German SAN is planned to be tested and delivered with the German LIAS, and therefor tested and integrated with it.


                                                COMVERSE PROPRIETARY INFORMATION
         2306
                                                                        Rev. 1.5


3        REMOTE CONTROL OF INTERCEPT TARGET MANAGEMENT

3.1      DESCRIPTION

3.1.1    GENERAL

To provide remote Target management capabilities to a LEA, a Remote Provisioning Unit (RPU) will be installed at the LEA. The RPU will be owned and operated by the LEA.

The following figure describes the overall architecture:

                                  [FLOWCHART]
                     FIGURE 2 - OVERALL SYSTEM ARCHITECTURE

At the LIMS a new Server will be installed : an NT Terminal Server. The ADMIN application will reside on this Server. The Remote System Administrator will connect to the application server and launch the ADMIN application.

The communication configuration presented in FIGURE 3 is based on a Cisco router as a central access server, which will support all required network connections. A second Cisco router will serve as a hot standby router, optionally with duplicated network connections. The two routers will be connected to the same LAN's and transparent to the LAN's computers using HSRP. Both routers IOS (Operating System) supports three methods of encryption: IPSec, DES 40 and DES
56. The router's IOS will also support firewall capabilities.

The router will be connected to an NT Terminal Server machine, and will also be connected to the LIMS LAN with a second Ethernet interface.

Access control and network level encryption will be managed from the LIMS MFM, CiscoSecure Server using an Access Control System and IPSec key management system.

The router will be supported from the management station and a Cisco Secure ACS.


                                                COMVERSE PROPRIETARY INFORMATION
         2307
                                                                        Rev. 1.5


                                  [FLOWCHART]
                      FIGURE 3 - RPU COMMUNICATIONS LAYOUT


                                  [FLOWCHART]
                      FIGURE 4 - ENCRYPTION MODULES DIAGRAM

3.1.2    ADMINISTRATION

The System Administrator at the LIMS will have the ability to define new Remote Target Administrators in the LIS. Remote Target Administrators can be grouped according to their country. All Remote Target Administrators have access to all Targets assigned to their group.

Each Remote Target Administrator will be assigned to one or more MCs.


                                                COMVERSE PROPRIETARY INFORMATION
         2308
                                                                        Rev. 1.5


The LIMS System Administrator defines territory information per MC. Therefor, the Remote Target Administrator will receive calls only from that predefined territory.

The LIMS System Administrator will assign a temporary password to the Remote Target Administrator. In the first Login the user will be required to change the password. From that point on the LIMS System Administrator will not be able to view the password of that user.(1)

The Remote System Administrator will have access only to the Targets associated with MCs he is assigned to.

3.1.3    OPERATION

The user in the remote LEA will be able to operate only the Remote Target Administrator application. Remote Target Administrator will have the capability to enter, edit, delete and view warrants for intercept Targets.
The Remote Target Administrator will not have the ability to perform any queries on the system.

3.1.4    COMMUNICATION EQUIPMENT & ARCHITECTURE

The central access server will be based on two Cisco 3640 routers in a hot standby configuration with interfaces to support the following network connections:

    1.   Dial-up modem connection via the PSTN
    2.   Circuit switched connection over 64 kbit/s ISDN channel
    3.   TCP/IP connection via a TCP/IP network
    4.   TCP/IP connection via a frame relay network
    5.   TCP/IP connection via a X.25 network.

For dial-up connections (PSTN or ISDN) the router will have a PRI connection to the telephony network. The router will automatically detect if the connection is done from a modem or a terminal adapter and in case of a modem connection, the router will route the call to an internal modem in the router.
The router IOS will support Cisco DES encryption, integrated firewall and IPSec to enable encrypted dial-up connections via PSTN or ISDN. We recommend the use of IPSec encryption for all types of network connections.

The router's integrated firewall will disable any communication from the LEA to the LIMS LAN. The router's firewall will only allow specific communication between the Terminal Server and the LIMS computers. IPSec(2) encryption can also be used as the encryption method for connection to MCs with routers.

3.1.5    NETWORK LEVEL ENCRYPTION

The router will support two ways of securing the communication. The first is Network layer security system implemented by Cisco between Cisco routers. The second is IPSec, which provides a standards-based solution that enables not only encryption, but also authenticity and data integrity. IPSec Interoperates with a public key infrastructure (PKI) to provide a globally scalable identity solution. As a standard, IPSec will interoperate with multiple vendors, including solutions on PCs, servers, and other computing systems.

3.1.5.1  NETWORK LAYER SECURITY

Network layer encryption and router authentication are a proprietary Cisco service for securing data traveling over unprotected networks.

Network data encryption is provided at the IP packet level. IP packet encryption prevents eavesdroppers from reading the data that is being transmitted. When IP packet encryption is used, IP packets can be seen during transmission, but the IP packet contents (payload) cannot be read. Specifically, the IP header and upper-layer protocol (TCP or UDP) headers are not encrypted, but all payload data within the TCP or UDP packet will be encrypted and therefore not readable during transmission.


-------------------

(1) Note that there is a Super-User in the system that has the ability to change all privileges and change passwords in the system., and by doing so to access secured info. It is advised to find an administrational solution to this problem (e.g., Super-User password to be handled by two people).

(2) IPSec will be integrated in Microsoft Windows 98 in the near future and can be currently purchased from third party vendors such as "Ravlin".


                                                COMVERSE PROPRIETARY INFORMATION
         2309
                                                                        Rev. 1.5


The actual encryption and decryption of IP packets occurs only at routers that are configured for network data encryption with router authentication. Such routers are considered to be peer encrypting routers (or simply peer routers). Intermediate hops do not participate in encryption/decryption.

Typically, when an IP packet is initially generated at a host, it is unencrypted ("cleartext"). This occurs on a secured (internal) portion of the network. Then when the transmitted IP packet passes through an encrypting router, the router determines if the packet should be encrypted. If the packet is encrypted, the encrypted packet will travel through the unsecured network portion (usually an external network such as the Internet) until it reaches the remote peer encrypting router. At this point, the encrypted IP packet is decrypted, and forwarded to the destination host as cleartext.

Router authentication enables peer encrypting routers to positively identify the source of incoming encrypted data. This means that attackers cannot forge transmitted data or tamper with transmitted data without detection. Router authentication occurs between peer routers each time a new encrypted session is established. An encrypted session will be established each time an encrypting router receives an IP packet that should be encrypted (unless an encrypted session is already occurring at that time).

To provide IP packet encryption with router authentication, Cisco implements the following standards: Digital Signature Standard (DSS), the Diffie-Hellman (DH) public key algorithm, and Data Encryption Standard (DES). DSS is used in router authentication. The DH algorithm and DES standard are used to initiate and conduct encrypted communication sessions between participating routers.

Further description of the algorithms and the actual implementation of network layer security is provided in the attached paper: "Configuring Network Data Encryption with Router Authentication".

3.1.5.2  IPSEC

IPSec is a framework of open standards for ensuring secure private communications over IP networks. Based on standards developed by the Internet Engineering Task Force (IETF), IPSec ensures confidentiality, integrity, and authenticity of data communications across a public IP network. IPSec provides a necessary component of a standards-based, flexible solution for deploying a network-wide security policy.

IPSec combines several different security technologies into a complete system to provide confidentiality, integrity, and authenticity. In particular, IPSec uses:

    - Diffie-Hellman key exchange for deriving key material between peers on a public network

    - Public key cryptography for signing the Diffie-Hellman exchanges to guarantee the identity of the two parties and avoid man-in-the-middle attacks

    -    Bulk encryption algorithms, such as DES, for encrypting the data

    - Keyed hash algorithms, such as HMAC, combined with traditional hash algorithms such as MD5 or SHA for providing packet authentication.

    - Digital certificates signed by a certificate authority to act as digital ID cards
         IPSec combines the aforementioned security technologies into a complete system that provides confidentiality, integrity, and authenticity of IP datagrams. IPSec actually refers to several related protocols as defined in RFC 1825-1829 and several Internet drafts. These standards include:

IP Security Protocol proper, which defines the information to add to an IP packet to enable confidentiality, integrity, and authenticity controls as well as defining how to encrypt the packet data.

Internet Key Exchange, which negotiates the security association between two entities and exchanges key material. It is not necessary to use IKE, but manually configuring security associations is a difficult and manually intensive process. IKE should be used in most real-world applications to enable large-scale secure communications.

Further description of the algorithms and the actual implementation of network layer security is provided in the attached paper: "Configuring IPSec Network Security".

3.1.6    NETWORK LEVEL ACCESS CONTROL

To manage the access by remote users and remote sites over dial lines a centralized AAA Server (Authentication, Authorization, Accounting & Audit) will be used. The CiscoSecure Access Control Server offers three main services:

3.1.6.1  AUTHENTICATION

Authentication determines a user's identity, and then verifies that information. Authentication can take many forms. Traditional authentication uses a name and a fixed password. More modern and secure methods use OTPs such as CHAP and token cards. CiscoSecure provides support for these authentication methods.



                                                COMVERSE PROPRIETARY INFORMATION
         2310
                                                                        Rev. 1.5


A fundamental relationship between authentication and authorization is that the more authorization privileges a user receives, the stronger the authentication should be. The CiscoSecure ACS offers this capability by providing several different methods of authentication.

Username/password is the most popular, simplest, and least expensive method used for authentication. This is considered "something you know." No special equipment is required. Username/password is a popular method for service providers because of its easy application by the client. The disadvantage is that "something you know" can be told to someone else, guessed, or captured. Username/password is not considered a strong authentication mechanism but, it can be sufficient for a low authorization or privilege level such as Internet access.

The risk of password capturing on the network can be reduced by using encryption. Client/server access control protocols, such as TACACS+ and RADIUS encrypt passwords to prevent them from being captured within a network. However, TACACS+ and RADIUS operate between the network access server (NAS) and the ACS. Cleartext passwords can be captured between a client host dialing up over a phone line or an ISDN line terminating at a NAS.

An OTP can be deployed for increased levels of security services and a desire to lessen the chance of intruder access that result from password capture. The CiscoSecure ACS supports several types of OTP solutions, including CHAP for Point-to-Point Protocol (PPP) remote-node logon.

Specifically authentication smart cards should be used. CiscoSecure has token server support as a client for the following products: SDI, Safe Word, CryptoCard, and Axent Technologies. It also has a built-in token server for CryptoCard, which is included in CiscoSecure, and what is included in our proposal. Token cards will have to be purchased by ICO for each RPU.

For the proposed 2 RPU's the CryptoCard token cards cost is included

3.1.6.2  AUTHORIZATION

Authorization determines what a user is allowed to do. The CiscoSecure ACS can send user profile policies to a network device such as an access server or router to determine the network services they can access or the level of service subscribed to. Authorization can be configured to limit the levels of service.

CiscoSecure ACS can permit or deny login based on the time of day, or the day of week. For example, a group could be setup for temporary accounts that are setup to disable on specified dates, enabling service providers to offer a 30-day free trial. The same authorization could be used to create a temporary account for a consultant with login permission limited to Monday through Friday, 9 a.m. to 5 p.m.

Users can be restricted to any one or a combination of PPP, ARA, Serial Line Internet Protocol (SLIP), or EXEC services. After a service is selected, Layers 2 and 3 protocols can be restricted and access lists applied. Access lists on a per-group basis can restrict users from reaching certain parts of the network where critical information may be protected. Access lists can prevent users from using certain services such as File Transfer Protocol (FTP) or Simple Network Management Protocol (SNMP).

The security facilities of the router and CiscoSecure will permit the RPU user access only to the NT terminal server IP address. The RPU user will be permitted to run only the remote target administration application. Direct access of the RPU user to the LIMS LAN and the LIMS computers will not be permitted.

The commercial proposal includes these proposed controls.

3.1.6.3  ACCOUNTING

Accounting is the action of recording what a user is doing or has done. Accounting information can be used for both service billing and security auditing. CiscoSecure ACS for Windows NT writes accounting records to a CSV log file. This log file can be easily imported into popular database and spreadsheet applications for billing, security audits, and report generation.

The solution does not include any integrated facilities for reviewing the audit trail log.

The CSV log file can be accessed from a different computer and imported into an application for security audits and report generation.

3.1.7    INTEGRATED FIREWALL

The Integrated Cisco IOS firewall offers an advanced mechanism to further protection and detection of intrusion attempts. The IOS firewall includes:

    - Context-Based Access Control (CBAC): Provides internal users secure, per-application-based access control for all traffic across perimeters, for example between private enterprise networks and the Internet

    -    Java Blocking: Protects against unidentified, malicious Java applets


                                                COMVERSE PROPRIETARY INFORMATION
         2311
                                                                        Rev. 1.5


    - Denial of Service Detection/Prevention: Defends and protects router resources against common attacks. Checks packet headers and drops suspicious packets

    - Audit Trail: Details transactions. Records time stamp, source host, destination host, ports, duration and total number of bytes transmitted for detailed reporting

    - RealTime Alerts: Logs alerts in case of denial-of-service attacks or other pre-configured conditions.

    - ConfigMaker Support: A Windows 95/Windows 98/Windows 4.0 NT wizard-based network configuration tool that offers step-by-step guidance through network design, addressing and Cisco IOS Firewall security policy configuration.

    - Basic and Advanced Traffic Filtering: Standard and extended access control lists (ACLs---apply controls over access to specific network segments, and defines which traffic passes through a network segment. Lock and Key ---dynamic ACLs grant temporary access through firewalls upon user identification (username/password)

    - Policy-Based Multi-Interface Support: Provides ability to control user access by IP address and interface as determined by the security policy

    - Peer Router Authentication: Ensures that routers receive reliable routing information from trusted sources

    - Event Logging: Allows administrators to track potential security breaches or other nonstandard activities on a real-time basis by logging output from system error messages to a console terminal or syslog server, setting severity levels, and recording other parameters

    - Virtual Private Networks (VPNs): Provide secure data transfer over public lines (such as the Internet); reduce implementation and management costs for remote branch offices and extranets; enhance quality of service (QOS) and reliability; standards-based for interoperability, using any of the following protocols:

                  Generic Routing Encapsulation (GRE) tunneling
                  Layer 2 Forwarding (L2F)
                  Layer 2 Tunneling Protocol (L2TP)

Quality of Service (QoS) controls - prioritize applications and allocate network resources to ensure delivery of mission-critical application traffic

Cisco Encryption Technology: Network-layer encryption capability that prevents eavesdropping or tampering with data across the network during transmission

IPSec: A standards-based, network-layer encryption that provides data privacy and authentication

All firewall facilities described are included in the commercial proposal. At least the following facilities will be used in the proposed solution:

         Java Blocking - For TCP/IP connections to public networks such as the Internet.
         Denial of Service Detection/Prevention - For TCP/IP connections to public networks such as the Internet.
         Audit Trail
         RealTime Alerts
         Basic and Advanced Traffic Filtering - Dynamic and static access lists to permit connection only to predefined IP addresses and users only to the NT Terminal Server. The Lock and Key mechanism - The router is statically configured not allow any access from the WAN or dial-up connection. Upon receiving a connection the RPU user will be authenticated by the CiscoSecure and an access list will be sent by the CiscoSecure to the router. The access list will reside on the router only for the session period of the connected RPU user and will be deleted after disconnection.
         Policy-Based Multi-Interface Support - For multiple RPU connections over a specific interface on the router.
         Event Logging
         Cisco Encryption Technology
         IPSec


3.1.8    MC EQUIPMENT REQUIREMENTS

For Dial-up Connection (PSTN, ISDN)

    - A PC running Microsoft Windows 98 with IPSec or a PC running Microsoft 95/98 with a third party IPSec software such as "Ravlin".

    -    PSTN link of at least 19.2Kbps.

For Router Connection (TCP/IP, X.25, F/R) any of the following may be used at the MC site:

    -    Any Cisco router with DES 40, DES 56 and IPSec IOS

    - Any router with IPSec support (if IPSec is chosen as the encryption method)


                                                COMVERSE PROPRIETARY INFORMATION
         2312
                                                                        Rev. 1.5


Comverse recommends that the same router vendor will be used on the LIMS and on the LEA.

3.1.9    LIMITATIONS

    -    Each RPU requires a bandwidth of 19.2 kbit/sec.

    - When performing encryption, the current total bandwidth capacity of the router is 1.5Mbps. This limitation derives from the fact that the encryption is done on software level. This limitation may be removed by adding a Cisco encryption module to the router (available at Q2-1999 by Cisco).

    -    Export license should be verified.

3.2      STATEMENT OF COMPLIANCE


-------------------------------------------------------------------------------------------------------------
Item           Description                     Compliance       Notes / Open Issues
-------------------------------------------------------------------------------------------------------------
3.3.2.1        Remote provisioning of          Compliant        ICO will have to define RPUs in the LIS
               targets by specific
               countries
-------------------------------------------------------------------------------------------------------------
3.3.2.2a       Enter new warrant               Compliant
-------------------------------------------------------------------------------------------------------------
3.3.2.2b       Activate warrant                Compliant        A warrant will be activated automatically
                                                                according to start date.
-------------------------------------------------------------------------------------------------------------
3.3.2.2c       View active warrants            Compliant        If the Target phone number will be
                                                                encrypted it will be shown as encrypted
                                                                info. This depends on the option of data
                                                                encryption.
-------------------------------------------------------------------------------------------------------------
3.3.2.2d       Edit active warrant             Compliant
-------------------------------------------------------------------------------------------------------------
3.3.2.2e       Delete active warrant           Compliant
-------------------------------------------------------------------------------------------------------------
3.3.2.2f       Verify active warrants          Not Compliant    Verification will be done centrally at the
                                                                LIMS. Remote Target Administrators will not
                                                                be able to activate the authentication
                                                                process.
-------------------------------------------------------------------------------------------------------------
3.3.2.3        Store warrants in a             Compliant        Target information will be stored in the
               secure way                                       DBS and protected with the NT and database
                                                                security measures (passwords, access rights
                                                                etc.)
-------------------------------------------------------------------------------------------------------------
3.3.2.4        Access rights to view           Compliant        All Remote System Administrators assigned
               warrants for many RPUs.                          to a group will be able to view all targets
                                                                in that group.
-------------------------------------------------------------------------------------------------------------
3.3.2.5        Access rights to view           Compliant
               warrants
-------------------------------------------------------------------------------------------------------------
3.3.2.6        Ability to change access        Partially        The LIMS System Administrator will not be
               rights                          Compliant        able to change access right privileges, but
                                                                the Super User in the system can.
-------------------------------------------------------------------------------------------------------------
3.3.2.7        Access to jurisdiction area     Compliant        Service areas are associated with the MC
                                                                and the Remote System Administrator
                                                                cannot change them.
-------------------------------------------------------------------------------------------------------------
3.3.2.8        Limit SA to the LEA             Compliant        Only the LIMS System Administrator will be
                                                                able to assign territory to MC when
                                                                configuring the MC.
-------------------------------------------------------------------------------------------------------------
3.3.2.9a       LEA cannot change access        Compliant        RPU access rights are defined by the LIMS
               rights                                           System Administrator and cannot be changed
                                                                by the RPU.
-------------------------------------------------------------------------------------------------------------
3.3.2.9b       LEA cannot change SA            Compliant        SA are predefined according to MC.
-------------------------------------------------------------------------------------------------------------
3.3.2.9c       LEA cannot access O&M           Compliant        RPU has only access to Target view. The
                                                                Router's integrated firewall will enable
                                                                access only to the Terminal Server and will
                                                                disable any access to the LIMS LAN.
-------------------------------------------------------------------------------------------------------------
3.3.2.9d       LEA cannot access the IGF       Compliant        Access to other functions of the IGF is
                                                                limited on the application level, the OS
                                                                level and network level.
-------------------------------------------------------------------------------------------------------------
3.3.2.10       RPU network connection          Compliant        Bandwidth requirements are 19.2 kbit/sec
               support                                          per RPU.
-------------------------------------------------------------------------------------------------------------
3.3.2.11       Link encryption                 Compliant        Details provided by Comverse - ICO can
                                                                decide on configuration and implementation
                                                                at a later stage (IPSEC, DES40, DES56).
-------------------------------------------------------------------------------------------------------------
3.3.2.12       Threats and counter measures    Compliant        See attached paper - Configuring Network
                                                                Data Encryption with Router Authentication.
                                                                Also see chapter 6 'Threat Analysis'.
-------------------------------------------------------------------------------------------------------------


                                                COMVERSE PROPRIETARY INFORMATION
         2313
                                                                        Rev. 1.5


-------------------------------------------------------------------------------------------------------------
3.3.2.12i      Security: network level         Compliant        Authentication is provided by the Cisco
                                                                Secure Station for dial-in PSTN connections
                                                                and by the NT Terminal Server for all
                                                                connections. Authentication between routers
                                                                is provided by IPSec and PPP authentication.

                                                                Each remote router can have a separate
                                                                encryption key and use a different encryption
                                                                method.

                                                                Each remote PC using a dial-up connection
                                                                can have a separate encryption key.

                                                                The security keys must be synchronized
                                                                between the remote and central site, so
                                                                some involvement of people at the
                                                                LIMS must happen. However, since the
                                                                encryption algorithm is based on
                                                                public key, the integrity of the
                                                                private key of the remote site is
                                                                always maintained.

                                                                The encryption keys can not be observed
                                                                by anybody at the central site, so the
                                                                confidentiality of the keys is always
                                                                maintained.
-------------------------------------------------------------------------------------------------------------
3.3.2.12ii     Security: application level     Compliant        Application level authentication is
               auth.                                            provided by the LIMS database.
-------------------------------------------------------------------------------------------------------------
3.3.2.13       Audit trail                     Compliant        A complete detailed audit trail is given
                                                                by the Cisco Secure server. This audit trail
                                                                includes all the required parameters except
                                                                the type of transactions that have been
                                                                performed. However, it is important to
                                                                note that using the Access Secure
                                                                capabilities we can limit the access of
                                                                the user according to its identity, up
                                                                to the application he will be allowed to
                                                                use.

                                                                A second audit trail is provided by the
                                                                LIMS ADMIN application and covers also
                                                                type of transaction (but not network
                                                                address or failure attempts)
-------------------------------------------------------------------------------------------------------------
3.3.2.14       Priority alarms                 Partially        User authentication failures will be
                                               Compliant        recorded in the CiscoSecure station.

                                                                Alarms for accessing the Application
                                                                level or operating system level in the
                                                                LIMS will have an alarm.
-------------------------------------------------------------------------------------------------------------
3.3.2.15       Quotas                          Partially        Quotas will be defined per MC. The quota
                                               Compliant        will apply to Targets defined in the system
                                                                (even if not yet active).
-------------------------------------------------------------------------------------------------------------
3.3.2.16a      Syntax validation               Compliant        by the ADMIN application
-------------------------------------------------------------------------------------------------------------
3.3.2.16b      SA validation                   Not Applicable   RPU cannot define SAs
-------------------------------------------------------------------------------------------------------------
3.3.2.16c      Period validation               Compliant        validity rule: TBD by ICO
-------------------------------------------------------------------------------------------------------------
3.3.2.16d      Quota validation                Partially        Quotas are per MC
                                               Compliant
-------------------------------------------------------------------------------------------------------------
3.3.2.17       Management of RPUs              Compliant
-------------------------------------------------------------------------------------------------------------
3.3.2.18                                       Compliant
-------------------------------------------------------------------------------------------------------------
4.3.1                                          Compliant        75 RPUs are supported in this proposal
-------------------------------------------------------------------------------------------------------------
4.3.2                                          Compliant
-------------------------------------------------------------------------------------------------------------
4.3.3                                          Compliant        The solution can be expanded to provide
                                                                access to up to 250 countries
-------------------------------------------------------------------------------------------------------------
4.3.4                                          Compliant
-------------------------------------------------------------------------------------------------------------
4.3.5                                          Partially        Quotas are per MC.
                                               Compliant
-------------------------------------------------------------------------------------------------------------
4.3.6          10 min response                 Compliant        Assuming 0 delay by DCN and 19.2 kbit/sec
                                                                BW in the link between RPU and LIMS, and
                                                                max 2 simultaneous per minute (see
                                                                following 4.3.7 compliance).
-------------------------------------------------------------------------------------------------------------
4.3.7          Capacity                        Compliant        Assuming max 18,000 => 1.25 per min.
-------------------------------------------------------------------------------------------------------------
4.3.8                                          Compliant        System is dimensioned for 75 RPUs. Upgrade
                                                                to up to 375 is possible with additional HW
                                                                changes.
-------------------------------------------------------------------------------------------------------------


                                                COMVERSE PROPRIETARY INFORMATION
         2314
                                                                        Rev. 1.5


-------------------------------------------------------------------------------------------------------------
4.3.9                                          Compliant
-------------------------------------------------------------------------------------------------------------
4.3.10                                         Compliant
-------------------------------------------------------------------------------------------------------------



                                                COMVERSE PROPRIETARY INFORMATION
         2315
                                                                        Rev. 1.5


3.3      DELIVERABLES

3.3.1    DELIVERABLES AND SERVICES TO BE PROVIDED BY COMVERSE TECHNOLOGY INC.

-----------------------------------------------------------------------------------------------------------
  ITEM              DESCRIPTION                            QUANTITY      REMARK
-----------------------------------------------------------------------------------------------------------
NT Terminal         NT Server running NT Terminal Server   1             inc. license for 75 users
Server              application                                          Simultaneous support of up to 10
                                                                         RPUs
-----------------------------------------------------------------------------------------------------------
Cisco 3640          Cisco 3600 4-slot Modular Router-AC    2             Access Server Chassis
                                                                         Cisco 3640 Series IOS IP/FW PLUS
                                                                         IPSEC 56
                    ---------------------------------------------------------------------------------------
                    2 Ethernet 2 WAN Card Slot Network     2             Access Server - 2 Ethernet
                    Module                                               Interfaces
                    ---------------------------------------------------------------------------------------
                    1-Port Serial WAN                                    2 WAN Interfaces for up to 2Mbps
                                                           4             connection to X.25, TCP/IP and
                                                                         F/R networks. Supporting V.35,
                                                                         V.24 and V.36 interfaces
                    ---------------------------------------------------------------------------------------
                    8-Port Async/Sync Serial Network                     8 WAN Interfaces for up to
                    Module                                 2             128Kbps connection to X.25,
                                                                         TCP/IP and F/R networks.
                                                                         Supporting V.35, V.24 and V.36
                                                                         interfaces
                    ---------------------------------------------------------------------------------------
                    1-Port Channelized                     2             PRI Connection
                    E1/ISDN-PRI Balanced
                    ---------------------------------------------------------------------------------------
                    6 Port Digital Modem                                 6 internal modems with dual
                    Network Module                         2             ISDN/PSTN capability - Can be
                                                                         upgraded to 30
                    ---------------------------------------------------------------------------------------
                    CiscoSecure ACS V.2.1 for Windows NT   1             Cisco Secure
                    ---------------------------------------------------------------------------------------
                    VerySign - OnSite Certificates         75            One per RPU
                    ---------------------------------------------------------------------------------------
                    Redundant Power Supply                 1
-----------------------------------------------------------------------------------------------------------
CiscoSecure         NT Server running CiscoSecure ACS      1
Server
-----------------------------------------------------------------------------------------------------------
Software            LIMS changes to support RPUs.          1
adaptations
-----------------------------------------------------------------------------------------------------------
RPU                 Remote Provisioning Units              2
-----------------------------------------------------------------------------------------------------------


    - Option: For higher densities of dial-in users we recommend the use of a dedicated remote access server, like the Cisco 5300.

3.3.2    DELIVERABLES AND SERVICES TO BE PROVIDED BY THE CUSTOMER


1)  Additional floor space in BNMC.
2)  Other services as defined in SOW.

3.4      COST

Please refer to the financial proposal.

3.5      PROJECT SCHEDULE

Please refer to the financial proposal.


                                                COMVERSE PROPRIETARY INFORMATION
         2316
                                                                        Rev. 1.5


3.6      SOFTWARE DEVELOPMENT

The LIMS software will be changed to support Remote Target Administrators with limited capability. This will include user definition, assignment to MCs and privileges assignment.

3.7      DELIVERY AND INSTALLATION

Please refer to the financial proposal.

3.8      STRATEGY FOR TESTING AND INTEGRATION

The goal is to perform FAT of this feature with the LIMS FAT.








                                                COMVERSE PROPRIETARY INFORMATION
         2317
                                                                        Rev. 1.5


4        DELIVERY OF INTERCEPT PRODUCTS

4.1      DESCRIPTION

The LIS will allow the System Administrator to configure the delivery method on a per MC level.
IRI Distribution can be configured as any of the following:

    -    TCP/IP over X.25
    -    TCP/IP on a TCP/IP network
    -    TCP/IP over ISDN network
    -    TCP/IP over PSTN dial-up connection

Call content distribution can be configured as any of the following:

    -    PCM over switched 64kbit/sec
    -    TCP/IP over TCP/IP network
    -    TCP/IP over ISDN network

Delivery of intercepted product and intercepted data on a single 64kbit/s channel will be supported when TCP/IP is configured as delivery protocol. This will be achieved not by compression, but by sending first the IRI, then the product and then the IRI again.

IRI only distribution will be supported on a per Target basis.

TCP/IP delivery is based on DCOM(3) interface by Microsoft.

4.1.1    COMMUNICATION EQUIPMENT & ARCHITECTURE

The implementation is based on a router for the network level of intercepted products delivery. The router will be connected to the LIAS LAN and will support the delivery of X2 and X3 interfaces on all required connections.


-------------------

(3) The Distributed Component Object Model (DCOM) is a protocol that enables software components to communicate directly over a network in a reliable, secure, and efficient manner.


                                                COMVERSE PROPRIETARY INFORMATION
         2318
                                                                        Rev. 1.5



                                  [FLOWCHART]
            FIGURE 5 - DELIVERY OF INTERCEPTED PRODUCTS CONFIGURATION

The LIAS router will be a Cisco 3640 router with interfaces to support the following network connections:

    1. Data encapsulated in IP packets and switched on a virtual circuit across an X.25 network, as currently specified

    2. Voice, data or fax encoded in TCP/IP packets, such that they can be routed across circuit switched 64 kbit/s ISDN data channels to the required Monitoring Center

    3. Voice, data and FAX encapsulated in IP packets and routed across a TCP/IP network to the required Monitoring Center

    4. Data encapsulated in IP packets and routed across a switched PSTN or ISDN channel to the required Monitoring Center. The system will have the capability to set up the necessary switched channel

    5. Data carried across a dial-up PSTN connection, via modems, to a remote PC, which is capable of receiving the data, storing it on a hard disk and printing it to a local printer

The router will have the sufficient interface to support the required type of connections. For TCP/IP connections based on dial-up connection and switched networks, the router will initiate the call when the first IP packet is sent by the LIAS to the remote destination.


                                                COMVERSE PROPRIETARY INFORMATION
         2319
                                                                        Rev. 1.5


4.1.2    CAPACITY


---------------------------------------------------------------------------------------------
CONNECTION                   INTERFACES AND SUPPORTED      NUMBER OF SIMULTANEOUS CONNECTIONS
                             BANDWIDTH
---------------------------------------------------------------------------------------------
TCP/IP, X.25, F/R or         8 (up to 128Kbps)             Depends on type of connection
Leased lines connections
---------------------------------------------------------------------------------------------
64Kbps ISDN                  PRI Interface                 At least 24
---------------------------------------------------------------------------------------------
PSTN connections             6 (up to 33,600 or 64Kbps)    6
---------------------------------------------------------------------------------------------

TABLE 3 - CAPACITY OF INTERCEPTED PRODUCTS


4.1.3    LIMITATIONS

    - When sending call contents over TCP/IP the bandwidth required is actually 70 kbit/sec instead of the 64 kbit/sec. If the available link bandwidth is only 64 kbit/sec, it will take longer time to transfer the call.

    - Delivery method configuration is predefined per MC and is the same for all LIASs.

4.2      STATEMENT OF COMPLIANCE


--------------------------------------------------------------------------------------------------------
Item          Description                      Compliance      Notes / Open Issues
--------------------------------------------------------------------------------------------------------
3.4.2.1a      Delivery product as PCM          Compliant
--------------------------------------------------------------------------------------------------------
3.4.2.1b      Product: TCP/IP over ISDN        Compliant       Upon receiving an IP packet the router
                                                               will initiate a call to the MCs router
                                                               and open an IP connection. The will then
                                                               route all IP packets to the MC's IP
                                                               address.
--------------------------------------------------------------------------------------------------------
3.4.2.1c      Product: TCP/IP over IP network  Compliant       The LIAS router will route all IP
                                                               packets received from the LIAS to the MC
                                                               according to the MC's IP address.
--------------------------------------------------------------------------------------------------------
3.4.2.2       Per MC configuration             Compliant
--------------------------------------------------------------------------------------------------------
3.4.2.3a      IRI: TCP/IP over X.25            Compliant
--------------------------------------------------------------------------------------------------------
3.4.2.3b      IRI: TCP/IP over TCP/IP network  Compliant
--------------------------------------------------------------------------------------------------------
3.4.2.3c      IRI: TCP/IP over PSTN/ISDN       Compliant       Upon receiving an IP packet the router
                                                               will initiate a call to the MC's router
                                                               and open an IP connection. The router
                                                               will then route all IP packets to the
                                                               MC's IP address.
--------------------------------------------------------------------------------------------------------
3.4.2.3d      IRI: TCP/IP over dial-up PSTN    Compliant       The LIAS computers will open a TCP/IP
                                                               connection via the LIAS router to a
                                                               specific TCP port which will open a
                                                               connection to specific modem on that
                                                               router. The LIAS computer will then
                                                               generate a call to the MC and send the
                                                               X2 information to that TCP port.
--------------------------------------------------------------------------------------------------------
3.4.2.4       IRI: per MC configuration        Compliant
--------------------------------------------------------------------------------------------------------
3.4.2.5       Compress and multiplex           Partially       Compression will not be used
              contents and IRI                 Compliant
--------------------------------------------------------------------------------------------------------
3.4.2.6       Compression on a per MC          Partially       Activation per MC, but without
                                               Compliant       compression.
--------------------------------------------------------------------------------------------------------
3.4.2.7       O&M                              Compliant       The communication equipment is compliant
                                                               with all of Cisco O&M  functionality's
                                                               before CR30
--------------------------------------------------------------------------------------------------------
3.4.2.8       Deliver only IRI (per warrant)   Compliant
--------------------------------------------------------------------------------------------------------
4.4.1                                          Compliant
--------------------------------------------------------------------------------------------------------
4.4.2                                          Compliant
--------------------------------------------------------------------------------------------------------
4.4.3                                          Compliant       The system is currently dimensioned to
                                                               what was requested
--------------------------------------------------------------------------------------------------------
4.4.4                                          Compliant       The system is currently dimensioned to
                                                               what was requested
--------------------------------------------------------------------------------------------------------
4.4.5                                          Compliant       The system is currently dimensioned to
                                                               what was requested
--------------------------------------------------------------------------------------------------------
4.4.6                                          Compliant       The system is currently dimensioned to
                                                               what was requested
--------------------------------------------------------------------------------------------------------
4.4.7                                          Compliant       The system is currently dimensioned to
                                                               what
--------------------------------------------------------------------------------------------------------


                                                COMVERSE PROPRIETARY INFORMATION
         2320
                                                                        Rev. 1.5


--------------------------------------------------------------------------------------------------------
                                                               was requested
--------------------------------------------------------------------------------------------------------
4.4.8                                          Compliant
--------------------------------------------------------------------------------------------------------
4.4.9                                          Compliant       Please see the financial proposal for
                                                               schedule implementations.
--------------------------------------------------------------------------------------------------------



4.3      DELIVERABLES

4.3.1    DELIVERABLES AND SERVICES TO BE PROVIDED BY COMVERSE TECHNOLOGY INC.


--------------------------------------------------------------------------------------------------------
 ITEM               DESCRIPTION                            QUANTITY      REMARK
--------------------------------------------------------------------------------------------------------
Cisco 3640          Cisco 3600 4-slot Modular Router-AC    12            Router Chassis with
                                                                         Modem management
                                                                         Technology license for 30
                                                                         modems
                    ------------------------------------------------------------------------------------
                    1 Ethernet 2 WAN Card  Slot Network                  Ethernet Interface
                    Module                                 12
                    ------------------------------------------------------------------------------------
                    8-Port Async/Sync Serial Network                     8 WAN Interfaces for TCP/IP
                    Module                                 12            connections
                    ------------------------------------------------------------------------------------
                    1-Port Channelized                     12            PRI Connection
                    E1/ISDN-PRI Balanced
                    ------------------------------------------------------------------------------------
                    6 Port Digital Modem                   12            6 internal modems with dual
                    Network Module                                       ISDN/PSTN capability - Can be
                                                                         upgraded to 30
--------------------------------------------------------------------------------------------------------
TCP/IP Interface    Specifications document of the
Spec.               TCP/IP interface                       1
--------------------------------------------------------------------------------------------------------
RPS                 Redundant Power Supply
--------------------------------------------------------------------------------------------------------

             TABLE 4 - DELIVERY OF INTERCEPTED PRODUCTS (BRI OPTION)


4.3.2    DELIVERABLES AND SERVICES TO BE PROVIDED BY THE CUSTOMER

TBD

4.4      COST

Please refer to the financial proposal.

4.5      PROJECT SCHEDULE

Please refer to the financial proposal.

4.6      SOFTWARE DEVELOPMENT

The LIMS software will be changed to support a configuration of the delivery methods for Call Content and for IRI in the MC definition.

The feature of distributing Call Content in TCP/IP packets will be added to the LIAS software. The LIAS software will be changed to support different distribution methods on a per MC basis, and the ability to generate modem calls (for transferring IRI over PSTN).

4.7      DELIVERY AND INSTALLATION

Please refer to the financial proposal.

4.8      STRATEGY FOR TESTING AND INTEGRATION

Please refer to the financial proposal.


                                                COMVERSE PROPRIETARY INFORMATION
         2321
                                                                        Rev. 1.5


5        SECURITY OF INTERCEPT PRODUCT DELIVERY

5.1      DESCRIPTION

5.1.1    GENERAL

Security will be provided only for TCP/IP delivery.

The security of intercept product delivery is based on the router's DES 40, DES 56 or IPSec and authentication mechanisms between routers such as PPP CHAP.

For ease of key management we recommend to use only Cisco's proprietary DES 40 and DES 56. The selection of the specific encryption method can be managed per IP destination (MC). In such a case each MC will have a separate key.

See section 3.1.5 'Network Level Access Control' and section 3.1.6 'Integrated Firewall' for further details.

5.1.2    MC EQUIPMENT REQUIREMENTS

A router Connection (TCP/IP, X.25, ISDN) with one of the following:

    -    Cisco router with DES 40, DES 56 and IPSec IOS
    - Any router with IPSec support (if IPSec is chosen as the encryption method)

5.1.3    LIMITATIONS

    -    Export license should be verified.

    - When performing encryption, the current total bandwidth capacity of the router is 1.5Mbps. This limitation derives from the fact that the encryption is done on software level. This limitation will be removed by adding a Cisco encryption module to the router (available Q2-1999).


5.2      STATEMENT OF COMPLIANCE


---------------------------------------------------------------------------------------------------
Item          Description                      Compliance      Notes / Open Issues
---------------------------------------------------------------------------------------------------
3.5.2.1       Encrypt intercept product        Compliant       Only for TCP/IP delivery
---------------------------------------------------------------------------------------------------
3.5.2.2       Only for TCP/IP                  Compliant
---------------------------------------------------------------------------------------------------
3.5.2.3       Per MC                           Compliant
---------------------------------------------------------------------------------------------------
3.5.2.4       Separate keys                    Compliant       Only if Cisco routers are used
---------------------------------------------------------------------------------------------------
3.5.2.5       Encryption to be approved        TBD by ICO
---------------------------------------------------------------------------------------------------
3.5.2.6       Key management                   Compliant       Key management is done automatically
---------------------------------------------------------------------------------------------------
3.5.2.7       O&M                              Compliant
---------------------------------------------------------------------------------------------------
4.5.1                                          Compliant
---------------------------------------------------------------------------------------------------
4.5.2                                          Compliant
---------------------------------------------------------------------------------------------------

5.3      DELIVERABLES

The following table specifies the required deliverables in addition to the ones mentioned in the pervious chapter.


--------------------------------------------------------------------------------
ITEM          DESCRIPTION                 QUANTITY      REMARK
--------------------------------------------------------------------------------
Cisco         Cisco 3640 Series IOS       12            Cisco IOS for encryption
Encryption    IP/FW PLUS IPSEC 56
--------------------------------------------------------------------------------
Additional     4-to-8 MB Flash Factory    12
Memory         Upgrade for the Cisco
               3600 Series
--------------------------------------------------------------------------------

           TABLE 5 - ENCRYPTION OF INTERCEPTED PRODUCTS - DELIVERABLES


                                                COMVERSE PROPRIETARY INFORMATION
         2322
                                                                        Rev. 1.5


5.4      COST

Please refer to the financial proposal.

5.5      PROJECT SCHEDULE

Please refer to the financial proposal.

5.6      SOFTWARE DEVELOPMENT

None.

5.7      DELIVERY AND INSTALLATION

Please refer to the financial proposal.

5.8      STRATEGY FOR TESTING AND INTEGRATION

Please refer to the financial proposal.


                                                COMVERSE PROPRIETARY INFORMATION
         2323
                                                                        Rev. 1.5


6        THREAT ANALYSIS

The following table describes various scenarios of breaking the LIS security to access secure information, and the implications.

It is assumed for the sake of the analysis that all options of security proposed earlier in this document are implemented.

----------------------------------------------------------------------------------------------------
           THREAT                                 ANALYSIS                         IMPLICATIONS /
                                                                                   RESOLUTION
----------------------------------------------------------------------------------------------------
1.         Tapping the link between the Remote    Data is secured by the NT
           Target provisioning station and the    Terminal Server and the
           LIMS Router                            network.
----------------------------------------------------------------------------------------------------
2.         Tapping the link between the LIMS      NT Terminal Server sends
           Router and the NT Terminal Server      information in a propriety
                                                  protocol.

                                                  Encryption on the link between
                                                  the NT Terminal server and the
                                                  router may implemented using
                                                  IPSec. - TBD by Comverse
----------------------------------------------------------------------------------------------------
3.         Tapping the link between the LIMS      Data is encrypted by the Admin
           Router and the DBS                     application on the NT Terminal
                                                  Server
----------------------------------------------------------------------------------------------------
4.         Tapping the LIMS LAN                   Data is encrypted by the Admin
                                                  application on the NT Terminal
                                                  Server
----------------------------------------------------------------------------------------------------
5.         Tapping the DCN                        Data is encrypted by the Admin
                                                  application on the NT Terminal
                                                  Server and by the DCN network
                                                  equipment
----------------------------------------------------------------------------------------------------
6.         Tapping the LIAS LAN                   DATA IS NOT SECURED
                                                  (IOPS-ROUTER)
----------------------------------------------------------------------------------------------------
7.         Tapping the link between the LIAS      DATA IS NOT SECURE               Physical security
           and the MSSC
----------------------------------------------------------------------------------------------------
8.         Accessing the LIMS DBS using           Data is encrypted by the Admin
           SysAdmin password                      application on the NT Terminal
                                                  Server
----------------------------------------------------------------------------------------------------

                            TABLE 6 - THREAT ANALYSIS


                                                COMVERSE PROPRIETARY INFORMATION
         2324
                                                                        Rev. 1.5


7        APPENDICES


--------------------------------------------------------------------------------
DESCRIPTION                                          FILE
--------------------------------------------------------------------------------
Cisco Security Description                           secur_dg.htm
--------------------------------------------------------------------------------
Configuring Network Data Encryption with Router      2cencryp.htm
Authentication
--------------------------------------------------------------------------------
Configuring IPSec Network Security                   scipsec.htm
--------------------------------------------------------------------------------
Ravlin Software Description                          ravsoft.html
--------------------------------------------------------------------------------
VerySign WEB Site                                    http://www.verisign.com
--------------------------------------------------------------------------------



                                                COMVERSE PROPRIETARY INFORMATION
         2325
                                                                        Rev. 1.5


8        SPARE COMMUNICATIONS EQUIPMENT

The following will be delivered as spares for the communication equipment:

-------------------------------------------------------------------------------
ITEM                                                 SITE              QUANTITY
-------------------------------------------------------------------------------
Cisco 3640 RPS - Enterprise + F/W + IPSec 56         LIAS's                  12
-------------------------------------------------------------------------------
Cisco 3640 RPS - IP + F/W + IPSec 56                 LIMS                     1
-------------------------------------------------------------------------------
WIC-1T                                               LIMS                     2
-------------------------------------------------------------------------------
NM-2E2W                                              LIMS                     1
-------------------------------------------------------------------------------
NM-1E2W                                              LIAS's                  12
-------------------------------------------------------------------------------
NM-1CE1B                                             LIAS's + LIMS           13
-------------------------------------------------------------------------------
NM-6DM                                               LIAS's + LIMS           13
-------------------------------------------------------------------------------
NM-8A/S                                              LIAS's + LIMS           13
-------------------------------------------------------------------------------
MMTL-3600-30                                         LIAS's + LIMS           13
-------------------------------------------------------------------------------
Hub                                                  LIAS's + LIMS           13
-------------------------------------------------------------------------------





                                                COMVERSE PROPRIETARY INFORMATION
         2326
                   CHANGE ORDER NO: 24         ATTACHMENT 6
         2327
                                             ATTACHMENT 6 TO CHANGE ORDER NO. 24

1.       IGFR CHANGE

The proposed changes to IGFR v28.4 are highlighted in italics and underlined format below:

6.20. LEGAL INTERCEPTION

         6.20.1. The IGF Legal Interception Subsystem (LIS) shall provide the functionality required for the interception of user communications by authorised agencies for monitoring purposes.

         6.20.2. Intercepted user communications (known as intercept products) shall include all the IGF Teleservices and bearer services as defined in the section 4 of this requirements specification.

         6.20.3. Apart from the interception of user communications, the LIS shall be able to collect data of a monitored call (known as intercept related data such as date, time, target identifier etc.) when a call attempt is made to/from a target subscriber and at the completion of the call.

         6.20.4. The intercept related data shall include, when available, the UT position in the form of latitude/longitude and accuracy indicator.

         6.20.5. The LIS shall support reporting of supplementary services activities in accordance with GSM TS 02.33 clause 4.2.2 and its sub-clauses, subject to the compliance's to these requirements as stated in the ICONET Ground Facilities High Level System Description
         (HLSD).

         6.20.6. The LIS shall support the correlation of the intercept product and the intercept related data of a monitored call by the use of a call reference identifier.

         6.20.7. The LIS shall support target subscribers' identification by both MSISDN and IMEI.

         6.20.8. The LIS shall support both location independent (SANLOC) and location dependent interception (SUBLOC).

         6.20.9. SANLOC interception shall be triggered when a target subscriber is registered at a SAN and the SAN is covered by the interception warrant.

         6.20.10. SUBLOC interception shall be triggered when a target subscriber is determined to be located within the national jurisdiction of the requesting Law Enforcement Agency (LEA) at call setup time.

         6.20.11. The location of a target shall be defined by ICO service area
         (SA) for the purpose of determining SUBLOC triggering.

         6.20.12. The LIS shall be able to support ten simultaneous interceptions per SAN.

         6.20.13. The LIS shall be able to deliver the intercept product and the intercept related data, without any truncation and in parallel to up to four nominated monitoring centres identified by either national or international addresses.

         6.20.14. The LIS shall be capable of delivering the intercept product and the intercept related data to the destined monitoring centres in as near real time as possible.

         6.20.15. The LIS shall be able to deliver the intercept product in a separate stream to each of the nominated monitoring centres which are actively engaged in the monitoring activity.

         6.20.16. The LIS shall support both fixed and switched connections to the monitoring centres. The number of fixed and switched connections to be provisioned shall be in accordance with their respective initial values as stated in Table 9-1 'Primary Capacity Drivers for the IGF' of this requirements specification.

         6.20.17. The LIS shall be able to support multiple legal warrants, and therefore multiple intercepts, in force against a single subscriber at any given time.

         6.20.18. The LIS shall support stereo interception of voice, fax and data calls in accordance with the technical requirements stated in the ICO document EN-MS-ICO-CR-000480 'Additional Functionality for Legal Interception Sub-System' version 1.2 section 3.2 "Stereo Interception".

         6.20.19. The LIS shall meet the capacity requirements for stereo interception in accordance with the technical requirements stated in the ICO document EN-MS-ICO-CR-000480 'Additional Functionality for Legal Interception Subsystem' version 1.2 section 4.2 "Stereo Interception".
         2328
         6.20.20. The LIS shall support local control of intercept target management in accordance with the technical requirements stated in the ICO document EN-MS-ICO-CR-000480 'Additional Functionality for Legal Interception Sub-System' version 1.2 section 3.3 "Local Control of Intercept Target Management".

         6.20.21. The LIS shall meet the capacity and performance requirements for supporting local control of intercept target management in accordance with the technical requirements stated in the ICO document EN-MS-ICO-CR-000480 'Additional Functionality for Legal Interception Subsystem' version 1.2 section 4.3 "Local Control of Intercept Target Management".

         6.20.22. The LIS shall support the additional delivery methods for the intercept products and intercept related data in accordance with the technical requirements stated in the ICO document EN-MS-ICO-CR-000480 'Additional Functionality for Legal Interception Sub-System' version
         1.2 section 3.4 'Delivery of Intercept Products'.

         6.20.23. The LIS shall meet the capacity and performance requirements for the delivery of intercept products in accordance with the technical requirements stated in the ICO document EN-MS-ICO-CR-000480 'Additional Functionality for Legal Interception Sub-System' version 1.2 section
         4.4 "Delivery of Intercept Products".

         6.20.24. The LIS shall support the secured delivery of intercept products in accordance with the technical requirements stated in the ICO document EN-MS-ICO-CR-000480 'Additional Functionality for Legal Interception Sub-System' version 1.2 section 3.5 "Security of Intercept Product Delivery".

         6.20.25. The LIS shall meet the capacity and performance requirements in accordance with the technical requirements stated in the ICO document EN-MS-ICO-CR-000480 'Additional Functionality for Legal Interception Sub-System' version 1.2 section 4.5 "Security of Intercept Product Delivery".

         6.20.26. The LIS shall comprise of three functional elements:

              1. the MSSC/VLR which provides the actual interception of target calls

              2.   the Legal Interception Activation System (LIAS); one at each
                   SAN

              3.   the Legal Interception Management System (LIMS)

         The functional requirements of these 3 elements are stated in the following paragraphs.

         6.20.27.  MSSC requirements

         6.20.27.1. The MSSC shall be capable of intercepting all calls from/to a particular subscriber including, but not limited to, forwarded calls and incoming calls to roaming subscribers.

         6.20.27.2. The interception by the MSSC of user communications shall be imperceptible to the end user i.e. the MSSC shall support covert monitoring.

         6.20.27.3. The services and features on offer to the end user by the MSSC shall not be limited by or otherwise affected by the application of interception.

         6.20.27.4. The MSSC shall generate CDRs to support the billing of the monitoring agencies for the resources used as a result of the interception. For the type of CDRs to be generated, see clause
         5.1.1.1.1.3. of the IGF requirements (i.e. Schedule 13 of the Supply Agreement).

         6.20.28. LIAS requirements

         6.20.28.1. The LIAS shall support the mediation of intercept requests received from the LIMS to the MSSC/VLR.

         6.20.28.2. The LIAS shall support authentication of interception requests received from the LIMS to ensure that no unauthorised interception requests are accepted at the SAN.

         6.20.28.3. The LIAS shall provide buffering of intercept product and intercept related data delivered by the co-located MSSC at a SAN, whilst setting up connections to the specified monitoring centres, before routing the same to the destination addresses.

         6.20.28.4. The LIAS shall provide appropriate handling of SANLOC and SUBLOC interceptions according to the position information of the targets received from the MSSC for the monitored calls.

         6.20.28.5. The LIAS shall generate CDRs to support the billing of the monitoring agencies for the resources used as a result of the interception.

         6.20.29. LIMS requirements

         6.20.29.1. The LIMS shall support centralised management of legal interception capability.
         2329
         6.20.29.2. The LIMS shall provide secure management of legal interception warrants for intercepts. There shall be strict isolation between interception requests submitted by different agencies - even if agencies operate within the same national jurisdiction or have submitted warrants against the same target subscriber.

         6.20.29.3. The LIMS shall be able to configure an authorised intercept as SANLOC or SUBLOC with appropriate execution of the interception at the SANs.

         6.20.29.4. The LIMS shall support both manual and scheduled application/removal of interception of targets in the ICONET in a secure manner and without visibility to the local SAN operational staff.

         6.20.29.5. The LIMS shall only apply interceptions to those SANs which provide coverage in the jurisdiction of the interception authority presenting the warrant.

         6.20.29.6. The LIMS shall maintain an audit trail of all actions performed by the operator(s) of the LIS.

         6.20.29.7. The LIMS shall be capable of auditing the interceptions set up at each SAN to determine if unauthorised interceptions have been set up at a SAN.

         6.20.29.8. The LIMS shall provide centralised Operation, Administration and Maintenance (OAM) facilities of the LIS.

         6.20.30. In addition to the technical requirements stated in section
         6.20. of this IGF requirements specification, the LIS shall comply with the technical proposals as detailed in the ICO-Ericsson Control Document number 360497 Chapter 6.
         2330
                                                             CHANGE ORDER NO: 25

[ICO LOGO]                    IGF SUPPLY AGREEMENT
                          CONTRACT NO ICOO97 - 1016/GW
                                                             DATE:   18 MAY 2000


In accordance with clause 9 of the Supply Agreement dated March 3rd 1997 between NEC Corporation and ICO Global Communications Holdings BV, the Agreement is hereby amended as follows:


Change Order Summary                   Attached
Amended Clauses                        Amended text attached
Amended Schedules                      Amendments attached
Amended Annexes                        Amendments attached
Amended Price                          Amendments attached

This Change Order No. 25 will now form part of the Supply Agreement dated March 3rd 1997 between the parties and shall be effective as at the date of the Change Order No. 25 and shall be governed by and construed in accordance with the laws of England.

Except for the changes set out herein, this Change Order No. 25 makes no further amendments or modifications to the Agreement.


Signed for and on behalf of               Signed for and on behalf of
ICO GLOBAL COMMUNICATIONS HOLDINGS BV     NEC CORPORATION

/s/ K. SMITH                                 ***
-------------------------------------     --------------------------------------
Supervising Officer for G. Titzer         Contractor's Authorised Representative
                                          Minoru Usui, General Manager
                                          Europe, Middle East and Africa
                                          Sales Division

11 May 2000                               18th May, 2000
-------------------                       -------------------
Date                                      Date
         2331
                                                                      [ICO LOGO]

11 May 2000
Our Ref: SA2018/WG8/20000511/GLT

NEC Corporation                                        ICO GLOBAL COMMUNICATIONS
c/o NEC Program Office                                 Commonwealth House
5th Floor, Horatio House                               2, Chalkhill Road
77-85 Fulham Palace Road                               Hammersmith London W6 8DW
Hammersmith                                            United Kingdom
London W6 8JC
                                                       TEL +44 (0) 20 8600 1000
For the attention of Mr Tadao Furukawa                 FAX +44 (0) 20 8600 1199

Dear Sirs

SUBJECT: CHANGE ORDER NO. 25 TO THE SUPPLY AGREEMENT

Pease find enclosed, two ICO signed cover sheets of Change Order No. 25 to the Supply Agreement and one original copy of the Change Order.

Please sign both cover sheets, and return one copy to the ICONET Project Office.

Yours faithfully,

/s/ G. L. Titzer
Gary L. Titzer
Vice President ICONET

CC: Dr. A. Fujii, Mr. T. Kawauchi, M. Hattori, Mr. I. Woodhouse, NEC Documentation Manager
     M. Banerjee, K. Smith, P. Beauchamp, S. Sari, G. Wiginton, ICONET Project Office


ICONET PROJECT OFFICE

Confidential and Proprietary to ICO Global Communications
         2332
                                                                      [ICO LOGO]




                                                       ICO GLOBAL COMMUNICATIONS
                                                       Commonwealth House
                                                       2, Chalkhill Road
                                                       Hammersmith London W6 8DW
                                                       United Kingdom

                                                       TEL +44 (0) 20 8600 1000
                                                       FAX +44 (0) 20 8600 1199


SIGN OFF SHEET

DOCUMENT NAME:
NEC SUPPLY AGREEMENT - CHANGE ORDER NO. 25 - SUPPLY AGREEMENT
--------------------------------------------------------------------------------
ICO            ICOO97 -           VERSION: 1.0         DATE: May 2000
DOCUMENT       1016/GW
REFERENCE
NO:
--------------------------------------------------------------------------------

The purpose of this Change Order is to incorporate the Commercial Terms set forth in Exhibit A of the MoA dated January 2000 and the Stage 0 de-scoping. The Price of the Supply Agreement is increased by US$13M net, being plus US$15M from the IGF Program Extension Fee and minus US$2M for items removed in the de-scoping.


APPROVAL     PROCUREMENT AND   ICONET            SVP & CHIEF     SVP OPERATIONS
FOR          CONTRACT                            ENGINEERING
SIGNATURE:   MANAGEMENT                          OFFICER
--------------------------------------------------------------------------------
SIGNATURE:   /s/ G. Wiginton   /s/ G. L. Titzer  /s/ K. Smith    /s/ M. Banerjee
--------------------------------------------------------------------------------
PRINTED      G. Wiginton       G. Titzer         K. Smith        M. Banerjee
NAME:
--------------------------------------------------------------------------------


         2333
APPROVAL     LEGAL             FINANCE           JPL             CEO
FOR
SIGNATURE:
--------------------------------------------------------------------------------
SIGNATURE:   /s/ G. Grant      /s/ A. Rowbotham                  /s/ R. Greco
--------------------------------------------------------------------------------
PRINTED      G. Grant          A. Rowbotham                      R. Greco
NAME:
--------------------------------------------------------------------------------
         2334
                               CHANGE ORDER NO: 25
                                  ATTACHMENT 1
         2335
                                                             CHANGE ORDER NO. 25
                                                 TO THE SUPPLY AGREEMENT BETWEEN
                                                             NEC CORPORATION AND
                                           ICO GLOBAL COMMUNICATIONS HOLDINGS BV
                                                                    ATTACHMENT 1

By this Change Order No. 25 , the Supply Agreement dated March 3, 1997, between NEC Corporation ("the Contractor") and ICO Global Communications Holdings BV ("ICO") (the "Supply Agreement") is amended as set out herein.

BACKGROUND TO CHANGE ORDER NO. 25

1) ICO and the Contractor entered into a "Stipulation and Agreement" on 19 October 1999, as amended and approved by the US Bankruptcy Court ("the Stipulation".)

2) ICO and the Contractor further entered into a 'Memorandum of Agreement for the Enhancement to the ICONET Ground Facility' on 18 January 2000 ("the MOA"), as amended and approved by the US Bankruptcy Court. Pursuant to clause 3 of the MOA, the parties agreed to abide by the Commercial Terms set out in Exhibit A to the MOA until those terms are incorporated in an amendment to the Supply Agreement.

The purpose of this Change Order is to incorporate into the Supply Agreement the following:

(i)  the terms set out in Exhibit A to the MOA
(ii) other agreed modifications to the Supply Agreement

The amendments to the Supply Agreement are set out in Attachments Nos. 2, 3, 4, 5, 6 and 7 hereto.

The parties agree, for the purposes of clause 3 of the MOA, that the provisions of paragraphs 3.1 to 3.5 of Attachment 2 of this Change Order, and the other agreed modifications to the Supply Agreement, shall be deemed to incorporate the commercial terms set out in Exhibit A to the MOA and to supersede the same.

Except as expressly provided herein, this Change Order does not amend the terms and conditions of the Supply Agreement, the Stipulation, or the MOA which agreements shall continue in full force and effect.

The parties agree that neither shall rely upon the execution and performance of this Change Order as comprising assumption or rejection of the Supply Agreement.

ICO has informed the Joint Provisional Liquidators and counsel for the Creditors' Committee of this agreement and has confirmed that neither has issued any objection thereto.

Capitalised terms in this Change Order which are not defined herein are as defined in the MOA or the Supply Agreement.

         2336
                               CHANGE ORDER NO: 25
                                  ATTACHMENT 2
         2337
                                                             CHANGE ORDER NO. 25
                                                 TO THE SUPPLY AGREEMENT BETWEEN
                                                             NEC CORPORATION AND
                                           ICO GLOBAL COMMUNICATIONS HOLDINGS BV

                                                                    ATTACHMENT 2
1.   PRICE

     1.1.
     The parties agree , as at the date hereof, to the reduction in the Price consequent upon the agreed de-scoping activities under this Change Order for the amount of *.

     1.2.
     The parties also agree, as at the date hereof, to the increase in the Price consequent upon the extension of the IGF Project under this Change Order for the amount of * payable by ICO, to the Contractor.

2.   AMENDMENT TO THE SUPPLY AGREEMENT

    2.1
    As at the date hereof the parties agree to amend specified parts of the Supply Agreement in accordance with this Change Order.


  TERMS AND CONDITIONS                                                         AMENDED
--------------------------------------------------------------------------------------------
  Schedule 1: Definitions                                                      Not Amended
  Schedule 2: Precedence of Documents                                          Not Amended
  Schedule 3: Dispute Resolution Procedure                                     Not Amended
  Schedule 4: Agreed Form Invoice                                              Not Amended
  Schedule 5: Not Used                                                         N/a
  Schedule 6: Key Features                                                     Not Amended
  SCHEDULE 7: TOP LEVEL MILESTONES                                             AMENDED
  Schedule 8: Identification of Sites                                          Not Amended
  SCHEDULE 9: PRICING SCHEDULE                                                 AMENDED
  Schedule 10: Vendor Financing Summary                                        Not Amended
  SCHEDULE 11: PAYMENT SCHEDULE                                                AMENDED
  Schedule 12: Acceptance Certificate                                          Not Amended
  SCHEDULE 13: IGFR                                                            AMENDED
  Schedule 14: Statement of Work                                               Not Amended
  ANNEX-1: CONTRACTOR'S DELIVERABLES                                           AMENDED
  Annex-2: Services & Equipment                                                Not Amended
  Annex-3: Installation Site Conditions                                        Not Amended
  ANNEX-4: PROGRAMME MANAGEMENT AND IMPLEMENTATION                             AMENDED
  Annex-5: Training                                                            Not Amended
  Annex-6: Documentation                                                       Not Amended
  Annex-7A: Site Working Arrangements                                          Not Amended
  ANNEX-7B: JOINT WORKING ARRANGEMENTS                                         AMENDED
  ANNEX-7C: NETWORK PARTITIONING                                               AMENDED
  ANNEX-8A: IGF TEST PLAN                                                      AMENDED
  ANNEX-8B: DEMONSTRATION PLAN                                                 AMENDED
  Annex-9: ICONET Integration                                                  Not Amended
  ANNEX-10: ICONET GROUND FACILITIES ACCEPTANCE CRITERIA                       AMENDED
  Annex-11: Air Interface Signalling Protocol Validation                       Not Amended

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         2338
     2.2.
     Except as set out in 2.3 below, the amended portions of the Supply Agreement recorded above are appended hereto as Attachments 3, 4, 5, and 7 to this Change Order.


     2.3.
     The parties also recognise the need to duly reflect other agreed changes within the Supply Agreement as set out below to incorporate the matters in this paragraph below. The parties undertake to ensure that the required changes specified within this paragraph shall be completed within 3 months of the date of this Change Order or by such time as the parties shall otherwise agree. The parties agree that implementation of these changes shall be effective upon agreement without the need for the parties to formalise the incorporation of such agreed changes by way of further Change Order.

-    Schedule 9 - Pricing Schedule
     -    2.1.1.1   Table 1     SA PRICE SUMMARY
     -    7.        Table 24    SA PRICE CHANGE HISTORY


-    Schedule 9 - Pricing Schedule Appendix 1
     -    Page 1    GRAND TOTAL SHEET
     -    Page      SWITCH
     -    Page      AX+B


-    Schedule 9 - Pricing Schedule Appendix 2
     -    I         PRICE SUMMARY
     -    II.1      PRICE SUMMARY (NRE)
     -    II.2      PRICE SUMMARY (HARDWARE)
     -    II.3      PRICE SUMMARY (SOFTWARE LICENCE)
     -    II.4      PRICE SUMMARY (SERVICES)
     -    II.6      PRICE SUMMARY (SERVICES BREAKDOWN)


-    Schedule 11 - Payment Schedule and Payment Schedule Classification Summary
     -    I         PAYMENT SCHEDULE CLASSIFICATION SUMMARY
     -    III.4     PAYMENT SCHEDULE CLASSIFICATION SUMMARY SWITCH
     -    III.9     PAYMENT SCHEDULE CLASSIFICATION SUMMARY AX+B

- Schedule 13 IGFR (V 29.1)- The agreed IGFR changes as set out in Attachment-6 shall be incorporated in IGFR.

- Schedule 14 Statement of Work Annex 1 - Contractor's Deliverables, Table 2, Deliverable Equipment -
         2339
3. TERMS SET OUT IN EXHIBIT A TO THE MOA.

    3.1. To the extent feasible the Commercial Terms set out in Exhibit A to the MOA have been incorporated into the text of the Supply Agreement attached hereto as attachment 7. Those Commercial Terms which have not been incorporated into the Supply Agreement by this Change Order No. 25 are set out at paragraphs 3.2 - 3.5 below.

    3.2. The parties agree to negotiate in good faith to develop a detailed service level agreement that will provide specifics such as staffing, response times, availability of spares, etc. for warranty service.

    3.3. At ICO's request and on terms and conditions to be negotiated in good faith by the parties, the Contractor will provide ICO or its designee with on-going maintenance support for the ICONET Ground Facilities (including system expansion and enhancement support but excluding first line support.)

    3.4. Upon ICO's request, the Contractor shall provide reasonable support to ICO's fundraising and marketing activities from to time to time. The Contractor shall co-operate with and fully support ICO's reasonable requests for reviews of the Contractor's, or any of its Sub-Contractors', technical efforts necessary for due diligence purposes, on condition that such access shall not affect NEC's primary obligation under the Supply Agreement. For this purposes "primary obligation" shall mean the Contractor's Primary Obligations and Warranties set forth in clause 4.1 of the Supply Agreement.

    3.5 The Contractor will discuss vendor financing in good faith with ICO when ICO exits bankruptcy and all outstanding amounts due to NEC are cured or otherwise resolved to the mutual satisfaction of the parties.


4.
The parties agree that this Change Order shall be categorised as a Clause 15.1 Change Order.

5.
The Parties agree that neither the Contractor nor any member of the NEC Team shall have any obligation to provide vendor financing to ICO pursuant to this Change Order.
         2340
                               CHANGE ORDER NO. 25

                                  ATTACHMENT 3

                   AMENDMENTS TO SCHEDULE 9, PRICING SCHEDULE
         2341



                                        *



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.




         2342
                               CHANGE ORDER NO. 25

                                  ATTACHMENT 4

                   AMENDMENTS TO SCHEDULE 9, PRICING SCHEDULE

                                   APPENDIX 5
         2343
                                                                      SCHEDULE 9
                                                                      APPENDIX 5






                                   APPENDIX 5
         2344
                                                                      SCHEDULE 9
                                                                      APPENDIX 5







IGF Program Extension Fee......................................   *



* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         2345
                               CHANGE ORDER NO: 25

                                  ATTACHMENT 5

                      AMENDMENT TO SCHEDULE 11, APPENDIX 1
         2346
                                                                     SCHEDULE 11
                                                                      APPENDIX 1


The following is to be added to Schedule 11, Appendix 1

IGF PROGRAM EXTENSION FEE
                                                                PAYMENT SCHEDULE
                                                                  US$

20%  of the Program extension fee on
     Acceptance Set 1 Completion

20%  of the Program extension fee on
     Acceptance Set 2 Completion

20%  of the Program extension fee on                                    *
     Acceptance Set 3 Completion

20%  of the Program extension fee on
     Acceptance Set 4 Completion

20%  of the Program extension fee on                                    *
     Acceptance Set 5 Completion


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         2347


--------------------------------------------------------------------------------




                               CHANGE ORDER NO: 25
                                  ATTACHMENT 6


                        CHANGES TO BE MADE TO SCHEDULE 13

                      ICONET GROUND FACILITIES REQUIREMENTS
         2348
                              NEC PROGRAM OFFICE
                                 ICO PROJECT


5th Floor, Horatio House
77-85 Fulham Palace Rd
LONDON
W6 8JC
UK
Tel : +44 (0) 181 600 4200
Project Administration Fax : +44 (0) 181 600 4290
Project Management Fax : +44 (0) 181 600 4295
System Engineering Fax : +44 (0) 181 600 4296


                                 DOCUMENT HEADER

-------------------------------------------------------------------------------
DOCUMENT TITLE / SUBJECT & INDEX REFERENCE
-------------------------------------------------------------------------------
Proposed Changes to IGFR Version 29 for STAGE 0
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
ISSUER INFORMATION                          ICO PROJECT DOCUMENT NUMBER
ISSUED BY             DATE:            WORKGROUP   TYPE   YR   NUMBER   REV
Ram Subramaniam       11 April, 2000      WGA       CR    0     0053
                                                                         B2
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
WORKGROUP                                   DOCUMENT TYPE
WGA- NEC (PO) System Engineering
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
PROJECT OFFICE USE           DATE      8.3 DOS FILENAME        ISSUING GROUP
                                                               DOCUMENT NUMBER
                                       A00053B2.DOC
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
SECURITY LEVEL                         ADDITIONAL NOTES IF REQUIRED

[X] CONFIDENTIAL

[ ] RESTRICTED

[ ] NON - RESTRICTED
-------------------------------------------------------------------------------


[ ] Attached is a copy of a document, which is issued to you under the Data & Documentation Control procedure WG8-PL-60002-A1. You will receive all subsequent updates on this document. It is your responsibility to maintain the documentation to its latest status. Please advise the NEC Project Office Documentation Manager if you do not require further updates.

[X] Attached is a copy of the updated document. Please update & destroy any previous issued copies, or advise the NEC Project Office Documentation Manager if you do not require any further updates.
         2349
                               NEC PROGRAM OFFICE
                                   ICO PROJECT







------------------------------------------
DOCUMENT NUMBER       WGA-CR-0-0053
------------------------------------------
VERSION:              B2
------------------------------------------
DATE:                 11 APRIL, 2000
------------------------------------------



------------------------------------------
PREPARED              APPROVED
------------------------------------------
RAM SUBRAMANIAM       DR AKIRA FUJII
------------------------------------------
         2350
                                                                      [NEC LOGO]
--------------------------------------------------------------------------------

                                REVISION HISTORY

------------------------------------------------------------------------------------------------------------------
     REVISION            AUTHOR            DATE                               DESCRIPTION
      NUMBER
------------------------------------------------------------------------------------------------------------------
       A1.0                RS           15 March 00    First draft version.
------------------------------------------------------------------------------------------------------------------
       A1.1                RS           21 March 00    AF comments incorporated
------------------------------------------------------------------------------------------------------------------
       A1.2                RS           28 March 00    ETL comments incorporated
------------------------------------------------------------------------------------------------------------------
       A1.3                RS           29 March 00    HNS, NEC(J) and NECA input included
------------------------------------------------------------------------------------------------------------------
       A1.4                RS           29 March 00    Further comments incorporated
------------------------------------------------------------------------------------------------------------------
        A1                 AF           30 March 00    Minor corrections
------------------------------------------------------------------------------------------------------------------
        A2                 AF           30 March 00    Further comments incorporated
------------------------------------------------------------------------------------------------------------------
        A3                 AF           31 March 00    WGA and WG1 inputs incorporated
------------------------------------------------------------------------------------------------------------------
        A4                 AF          1 April 2000    ICO input for de-scope incorporated
------------------------------------------------------------------------------------------------------------------
        A5                 AF          3 April 2000    4.2.2.7 changed to include 9.6kbps signalling code points
------------------------------------------------------------------------------------------------------------------
        A                  AF          4 April 2000    4.2.2.4 to 6 deleted.
------------------------------------------------------------------------------------------------------------------
        B1                 RS         10 April, 2000   Changes to reflect the discussion with ICO on 7/4/00
------------------------------------------------------------------------------------------------------------------
       B1.1                RS         11 April, 2000   Further minor corrections
------------------------------------------------------------------------------------------------------------------
       B.2                 RS         11 April, 2000   Changes to reflect ICO's comments on 11/4/00
------------------------------------------------------------------------------------------------------------------


The attached tables list proposed changes to IGFR Version 29 required to implement the STAGE 0 enhancements stated in the MOA and clarified further in ICO Document " IGFR de-scope - Advise to NEC, ref. EN-IG-ICO-TN-001085 version 1.0, dated 31 March 2000

Some previously issued Change Requests for IGFR Version 28.4 are still pending. These are not included in this list.

Changes related to HPN are not included.



                 NEC Program Office - CONFIDENTIAL & PROPRIETARY

         2351
Proposed Changes to IGFR Version 29 for STAGE 0                       [NEC LOGO]
--------------------------------------------------------------------------------


1.  Proposed Changes based on the MOA and ICO de-scope document

-----------------------------------------------------------------------------------------------------------------------------
NO.     IGFR REFERENCE                         REVISED TEXT                            DESCRIPTION OF         COMMENTS
                                                                                       PROPOSED CHANGES
-----------------------------------------------------------------------------------------------------------------------------
1-1     1.4.4          Non Requirement                                                 New Para. added
                                                                                       for definition
                                                                                       of (N/R)
-----------------------------------------------------------------------------------------------------------------------------
1-2     1.4.4.1        The requirements marked by ( N/R) in this document  are         Definition of
                       deleted and the texts are retained for the purpose of           (N/R)
                       requirement tracing only.
-----------------------------------------------------------------------------------------------------------------------------
1-3     4.1.3.1        Facsimile Group 3 (up to 9600 bps) using GSM  Definition        GSM FAX not         Includes all
                       (N/R)                                                           supported           subpara.

-----------------------------------------------------------------------------------------------------------------------------
1-4     4.1.3.2        Facsimile Group 3 (up to 14.4 kbps) using GSM Standard(N/R)     GSM FAX not         Includes all
                                                                                       supported           subpara.
-----------------------------------------------------------------------------------------------------------------------------
1-5     4.1.3.3        Alternate Voice/Group 3 Facsimile using GSM Definition (N/R)    GSM FAX not         Includes all
                                                                                       supported           subpara.
-----------------------------------------------------------------------------------------------------------------------------
1-6     4.1.3.5        Dynamic Assignments of Voice/Fax IWF Resources (N/R)            IWF to support
                                                                                       FAX in MSSC is
                                                                                       not supported
-----------------------------------------------------------------------------------------------------------------------------
1-7     4.2.1          Circuit Mode Data Services (up to 4800 bps) using GSM           CSD only up to
                       Standard                                                        4800bps supported
-----------------------------------------------------------------------------------------------------------------------------
1-8     4.2.1.2        Asynchronous data (BS 2x), transparent and non-transparent,     CSD only up to
                       at bit rates of 300, 1200, 1200/75, 2400 and 4800 bps. For      4800bps supported
                       Non-transparent rates of 2400bit/s and below the network
                       shall use two slots for transmission and require the UT to transmit on one slot if the classmark indicates that it can only transmit on a single slot, otherwise the UT shall
                       transmit using two slots.
-----------------------------------------------------------------------------------------------------------------------------
1-9     4.2.1.3        Synchronous data (BS 3x), transparent,  at bit rates of 1200,   CSD only up to
                       2400 and 4800 bps.                                              4800bps supported

-----------------------------------------------------------------------------------------------------------------------------
1-10    4.2.1.5        The Data  Interworking  Function of IGF shall  support  basic   CSD only up to
                       packet  services  at 2400  and  4800  bps.  Support  of basic   4800bps supported
                       packet  service in IGF is the  passing of X.25  packet  layer
                       information.   The   services  use  either  a  modem  or  the
                       Unrestricted  Digital  Information (UDI) Transfer  Capability
                       of the ISDN,  for the UDI case X.31  HDLC  flag  stuffing  is used for rate  adaptation.  With a modem both transparent and non transparent  services are supported.  With UDI, utilising
                       the  HDLC  flag  stuffing   towards  ISDN,  only  synchronous
                       non-transparent services are supported.
-----------------------------------------------------------------------------------------------------------------------------
1-11    4.2.2          General Bearer Services using GSM Standard                      HSCSD not
                                                                                       supported
-----------------------------------------------------------------------------------------------------------------------------


Version B2                                                       11 April, 2000
         2352
Proposed Changes to IGFR Version 29 for STAGE 0                       [NEC LOGO]
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
NO.     IGFR REFERENCE                         REVISED TEXT                            DESCRIPTION OF         COMMENTS
                                                                                       PROPOSED CHANGES
-----------------------------------------------------------------------------------------------------------------------------
1-12    4.2.2.1.       The IGF shall support General Bearer services as defined in     HSCSD not
                       TS GSM 02.02 subject to the clarifications included below.      supported
                       For further details of the Ericsson implementation of these services see ETL document LK/XX 1056-272
-----------------------------------------------------------------------------------------------------------------------------
1-13    4.2.2.3          The IGF shall support both transparent and  non-transparent   Symmetric CSD
                       services.                                                       only up to
                                                                                       4800bps supported
                       Synchronous non-transparent services for data rates above
                       9600 bit/s shall be available no later than by the release date of CME20 R9.( N/R )
-----------------------------------------------------------------------------------------------------------------------------
1-14    4.2.2.4.       The  IGF shall support autobauding for non-transparent          In-Call
                       services.  For non-transparent services it shall be possible    Up/downgrade of
                       to change the data rate during the call.(N/R)                   data  rates is
                                                                                       not supported.
-----------------------------------------------------------------------------------------------------------------------------
1-15    4.2.2.5.       The IGF shall support the modification of the number of         In-Call
                       channels allocated to a particular non-transparent  HSCSD       Up/downgrade of
                       connection via in-call modification and on handover.(N/R)-      data  rates is
                                                                                       not supported.
-----------------------------------------------------------------------------------------------------------------------------
1-16    4.2.2.6.       If during the assignment of traffic  channels or at handover    In-Call
                       a traffic channel congestion is encountered, the call set-up    Up/downgrade of
                       or  handover for non-transparent services can be carried        data  rates is
                       using less channels than initially requested.(N/R)              not supported.
-----------------------------------------------------------------------------------------------------------------------------
1-17    4.2.2.7.        Circuit mode data services  shall be supported by the system   Symmetric CSD
                        for symmetric services with the following requirements:        only up to
                                                                                       4800bps
                        1.  Air Interface rates of 2.4 and 4.8 kbit/s;                 supported.
                                                                                       Code points for
                        2.  Signalling  code points for the  following  rates:  0.3,   9.6 kbps needed
                            1.2, 1.2/0.075, 2.4, 4.8 and 9.6 kbit/s;                   to support
                                                                                       9.6/2.4
                        3.  For 3.1kHz modem access refer to section 6.18;             asymmetric rate.

                        4.  For UDI access, rates of 2.4 and 4.8 kbit/s
-----------------------------------------------------------------------------------------------------------------------------
1-18    4.8.9.1        ( See Attached Table 4-1 )                                      To reflect the
                                                                                       changes in GSM
                                                                                       Fax and Data
                                                                                       above  4800bps
-----------------------------------------------------------------------------------------------------------------------------
1-19    6.31.2.1       The  MSSC  shall  support  and use the  Channel  Mode  Modify   Channel Mode
                       procedure  to  control  the  radio  path  from  the SBS  when   Modify within
                       providing data services via the D-IWF.                          MSSC is
                                                                                       supported only
                                                                                       for Data
-----------------------------------------------------------------------------------------------------------------------------


Version B2                               3                        11 April, 2000
         2353
Proposed Changes to IGFR Version 29 for STAGE 0                       [NEC LOGO]
--------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
NO.     IGFR REFERENCE                         REVISED TEXT                            DESCRIPTION OF         COMMENTS
                                                                                       PROPOSED CHANGES
-----------------------------------------------------------------------------------------------------------------------------
1-20    6.31.2.3       The message speed used for the facsimile  transmission is not   GSM Fax not
                       known when setting up a facsimile  connection.  This speed is   supported
                       determined   by  T.30   negotiation   between  the  facsimile
                       machines.  The  facsimile  adapter  reads  the  frames of the negotiation.  When the  facsimile  adapter has  detected  the rate,  the  chosen  rate  must be  indicated,  if  this  rate differs  from the radio  channel  rate.  The D-IWF  will then initiate  the  Channel  Mode  Modify  procedure,  in order to change the user rate on the radio channel.(N/R)
-----------------------------------------------------------------------------------------------------------------------------
1-21    6.31.2.4       The  facsimile  machines  may  decide  to  change  to a lower   GSM Fax not
                       facsimile  transmission  rate, due to bad line quality.  This   supported
                       may happen  during the in-band  call set-up or in data phase.
                       In both cases,  the facsimile  adapter performs a request for
                       Channel Mode Modify. (N/R)
-----------------------------------------------------------------------------------------------------------------------------
1-22    6.31.2.5       The facsimile machines may also change back to a higher         GSM Fax not
                       facsimile transmission rate. (N/R)                              supported
-----------------------------------------------------------------------------------------------------------------------------
1-23    6.32.4         The MSSC/VLR checks the received request and if the             In-Call
                       requested mode is already the actual one, the MSSC/VLR          modification
                       completes the in-call modification procedure without            within MSSC is
                       initialising anything else. Otherwise, the MSSC/VLR informs     not supported
                       the interworking unit about the in-call modification
                       request. (N/R)
-----------------------------------------------------------------------------------------------------------------------------
1-24    6.32.5         The MSC/VLR performs a new assignment procedure to adapt to     In-Call
                       the new mode.(N/R)                                              modification
                                                                                       within MSSC is
                                                                                       not supported
-----------------------------------------------------------------------------------------------------------------------------
1-25    6.32.6         The connection of the D-IWF is performed in the MSSC/VLR        In-Call
                       when switching from speech to fax. The connection of the        modification
                       D-IWF is released in the MSSC/VLR when switching from fax to    within MSSC is
                       speech. (N/R)                                                   not supported
-----------------------------------------------------------------------------------------------------------------------------
1-26    6.32.7         The MSSC/VLR orders the D-IWF to put into effect the            In-Call
                       requested mode.(N/R)                                            modification
                                                                                       within MSSC is
                                                                                       not supported
-----------------------------------------------------------------------------------------------------------------------------
1-27    6.32.8         The MSSC/VLR completes the in-call modification procedure by    In-Call
                       acknowledging the mobile subscriber and for fax call, wait      modification
                       for data transfer indication from D-IWF.(N/R)                   within MSSC is
                                                                                       not supported
-----------------------------------------------------------------------------------------------------------------------------
1-28    8.4            Automatic Facsimile Group 3 ( up to 2400 bps) Quality Of         Up to 2400bps is    Title change
                       Service                                                         supported
-----------------------------------------------------------------------------------------------------------------------------
1-29    8.4.1          Transparent Mode ( GSM FAX ) (N/R)                              GSM FAX not
                                                                                       supported
-----------------------------------------------------------------------------------------------------------------------------
1-30    8.4.2          In-Band Fax (TBD)                                               New section for
        ( New Para )                                                                   In-Band Fax
-----------------------------------------------------------------------------------------------------------------------------


Version B2                               4                        11 April, 2000
         2354
Proposed Changes to IGFR Version 29 for STAGE 0                       [NEC LOGO]
--------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
NO.     IGFR REFERENCE                         REVISED TEXT                            DESCRIPTION OF         COMMENTS
                                                                                       PROPOSED CHANGES
-----------------------------------------------------------------------------------------------------------------------------
1-31    8.5            Circuit Mode Data (up to 4800bps symmetric, 9600/2400bps and    Only CSD up to
                       4800/2400bps) Quality Of Service                                4800bps
                                                                                       symmetric,
                                                                                       9600/2400 and
                                                                                       4800/2400 is
                                                                                       supported
-----------------------------------------------------------------------------------------------------------------------------
1-32    8.6            Circuit Mode Data (greater than 9600bps) Quality Of Service     HSCSD is not
                       (TBD) - (N/R)                                                   supported

-----------------------------------------------------------------------------------------------------------------------------
1-33    8.12.1.4       GSM Data Traffic                                                GSM Fax not
                                                                                       supported
-----------------------------------------------------------------------------------------------------------------------------
1-34    8.12.1.4.1     The transit time is measured as the time duration from the      GSM Fax not
                       first bit of a data circuit into the TNM to the                 supported.
                       corresponding bit out......                                     See also Item 3-3
-----------------------------------------------------------------------------------------------------------------------------


Version B2                               5                        11 April, 2000
         2355
Proposed Changes to IGFR Version 29 for STAGE 0                       [NEC LOGO]
--------------------------------------------------------------------------------


       TABLE 4-1 AVAILABILITY OF PRODUCTS AND SERVICES TO ROAMING SUBSCRIBERS

------------------------------------------------------------------------------------------------------------------------------
                                                             CELLULAR ROAMERS TO ICO            ICO ROAMERS TO CELLULAR
                                                          -----------------------------     ----------------------------------
                   SERVICE OR FEATURE                     GSM        IS.41       PDC TO      ICO          ICO TO       ICO TO
                                                          TO ICO     TO ICO        ICO       TO GSM        IS.41         PDC
                                                                                 (OPTION)                              (OPTION)
------------------------------------------------------------------------------------------------------------------------------
TELESERVICES
------------------------------------------------------------------------------------------------------------------------------
SPEECH SERVICES
------------------------------------------------------------------------------------------------------------------------------
4.1.1.1 Telephony (TS 11)                                   Y          Y            Y           Y            Y
------------------------------------------------------------------------------------------------------------------------------
4.1.1.2 Emergency calls (TS 12)                             Y          Y            Y           Y          NA(1)
------------------------------------------------------------------------------------------------------------------------------
SHORT MESSAGE SERVICES (SMS)
------------------------------------------------------------------------------------------------------------------------------
4.1.2.1 Mobile Terminated SMS (TS 21)                       Y        Y (2)         F/R          Y          Y(2)
------------------------------------------------------------------------------------------------------------------------------
4.1.2.1 Mobile Originated SMS (TS 22)                       Y        Y (2)         F/R          Y          Y(2)
------------------------------------------------------------------------------------------------------------------------------
FACSIMILE SERVICES (UP TO 9600 BPS)
------------------------------------------------------------------------------------------------------------------------------
4.1.3.1 Automatic fax group 3 (TS 62)                      N/R       N/R           N/R          N/R         N/R
-----------------------------------------------------------------------------------------------------------------------------
4.1.3.3 Alternate speech and fax group 3 (TS 61)           N/R       N/R           N/R          N/R         NA
------------------------------------------------------------------------------------------------------------------------------
4.1.3.4 Alternate speech/fax - inband detection             Y          Y            Y           NA           Y
------------------------------------------------------------------------------------------------------------------------------
FACSIMILE SERVICES, HIGH SPEED BEARERS (HSCSD)
------------------------------------------------------------------------------------------------------------------------------
4.1.3.2 Fax group 3 up to 14.4 kbps                                   N/R          N/R          N/R         N/R
                                                           N/R
------------------------------------------------------------------------------------------------------------------------------
BEARER SERVICES
------------------------------------------------------------------------------------------------------------------------------
CIRCUIT SWITCHED DATA (UP TO 4800 BPS)
------------------------------------------------------------------------------------------------------------------------------
4.2.1 Data circuit duplex asynchronous (BS 2x)              Y        Y (7)        Y (7)         NA          NA
------------------------------------------------------------------------------------------------------------------------------
4.2.1 Data circuit duplex synchronous (BS 3x)               Y        Y (7)        Y (7)         NA          NA
------------------------------------------------------------------------------------------------------------------------------
4.2.3 Alternate Speech/Data - inband detection              Y          Y            Y           NA           Y
------------------------------------------------------------------------------------------------------------------------------
GENERAL BEARER SERVICES( 2400,4800,9600/2400 AND
4800/2400 BPS )
------------------------------------------------------------------------------------------------------------------------------
4.2.2 General data circuit duplex asynch. (BS 20)          Y(6)      Y (7)        Y (7)         (6)          N/A
------------------------------------------------------------------------------------------------------------------------------
4.2.2 General data circuit duplex synch. (BS 30)          Y (6)      Y (7)        Y (7)        Y (6)         NA
------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTARY SERVICES
------------------------------------------------------------------------------------------------------------------------------
CALL OFFERING SUPPLEMENTARY SERVICES
------------------------------------------------------------------------------------------------------------------------------
4.3.3.1 Call Forwarding Unconditional (CFU)               Y (20)    Y (20)       Y (20)         Y            Y
------------------------------------------------------------------------------------------------------------------------------
4.3.3.2 Call Forwarding on Mobile Subscriber Busy (CFB)     Y        Y (9)         F/R          Y          Y (9)
------------------------------------------------------------------------------------------------------------------------------
4.3.3.3 Call Forwarding on Mobile Not Reachable (CFNRc)     Y        Y (9)         F/R          Y           Y(9)
------------------------------------------------------------------------------------------------------------------------------
4.3.3.4 Call Forwarding on No Reply (CFNRy)                 Y        Y (9)         F/R          Y          Y (9)
------------------------------------------------------------------------------------------------------------------------------
CALL COMPLETION SUPPLEMENTARY SERVICES
------------------------------------------------------------------------------------------------------------------------------


Version B2                               6                        11 April, 2000

         2356
Proposed Changes to IGFR Version 29 for STAGE 0                       [NEC LOGO]
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
                                                             CELLULAR ROAMERS TO ICO             ICO ROAMERS TO CELLULAR
                                                          ------------------------------     ---------------------------------
                   SERVICE OR FEATURE                       GSM      IS.41       PDC TO        ICO       ICO TO       ICO TO
                                                          TO ICO    TO ICO         ICO       TO GSM       IS.41        PDC
                                                                                 (OPTION)                            (OPTION)
------------------------------------------------------------------------------------------------------------------------------
4.3.4.1 Call Waiting (CW)                                   Y          Y           F/R          Y            Y
------------------------------------------------------------------------------------------------------------------------------
4.3.4.2 Call Hold (HOLD)                                    Y        Y (8)         F/R          Y            Y
------------------------------------------------------------------------------------------------------------------------------
NUMBER IDENTIFICATION SUPPLEMENTARY SERVICES
------------------------------------------------------------------------------------------------------------------------------
4.3.2.1 Calling Line Identification Presentation (CLIP)     Y       Y (10)         F/R          Y       Y   (10)
------------------------------------------------------------------------------------------------------------------------------
4.3.2.2 Calling Line Identification Restriction (CLIR)      Y       Y (10)         F/R          Y       Y   (10)
------------------------------------------------------------------------------------------------------------------------------
4.3.2.3 Connected Line Identification Presentation          Y       Y (11)         F/R          NA          NA
(COLP)
------------------------------------------------------------------------------------------------------------------------------
4.3.2.4 Connected Line Identification Restriction (COLR)    Y       Y (11)         F/R          NA          NA
------------------------------------------------------------------------------------------------------------------------------
MULTI-PARTY SUPPLEMENTARY SERVICES
------------------------------------------------------------------------------------------------------------------------------
4.3.5.1 Multi Party Service (MPTY)/IS-41 3 way calling      Y          Y           F/R          Y            Y
------------------------------------------------------------------------------------------------------------------------------
CLOSED USER GROUP SUPPLEMENTARY SERVICES
------------------------------------------------------------------------------------------------------------------------------
4.3.6.1 Closed User Group (CUG)                             Y          N            N           Y           NA
------------------------------------------------------------------------------------------------------------------------------
CHARGING SUPPLEMENTARY SERVICES
------------------------------------------------------------------------------------------------------------------------------
4.3.8.1 Advice of Charge Information (AoCI)               N (12)       N            N         N (12)        NA
------------------------------------------------------------------------------------------------------------------------------
4.3.8.2 Advice of Charge Charging (AoCC)                  N (12)       N            N         N (12)        NA
------------------------------------------------------------------------------------------------------------------------------
CALL RESTRICTION SUPPLEMENTARY SERVICES
------------------------------------------------------------------------------------------------------------------------------
4.3.7.1 Barring of All Outgoing Calls (BAOC)                Y          Y           F/R          Y            Y
------------------------------------------------------------------------------------------------------------------------------
4.3.7.2 Barring of All Incoming Calls (BAIC)                Y       Y (22)         F/R          Y            Y
------------------------------------------------------------------------------------------------------------------------------
4.3.7.3 Barring of Outgoing International Calls (BOIC)    Y (14)    Y (13)         F/R          Y       Y   (13)
------------------------------------------------------------------------------------------------------------------------------
4.3.7.4 Barring of Outgoing International Calls, except   Y (15)    Y (11)         F/R          Y           NA
those directed to the Home Country (BOICexHC)
------------------------------------------------------------------------------------------------------------------------------
4.3.7.5 Barring of Incoming Calls when Roaming Outside    Y (16)    Y (22)         F/R          Y           NA
the  Home Country (BIC-Roam)
------------------------------------------------------------------------------------------------------------------------------
UNSTRUCTURED SUPPLEMENTARY SERVICE DATA (USSD)
------------------------------------------------------------------------------------------------------------------------------
4.3 Unstructured supplementary service data (USSD)          Y       Y (11)         F/R          Y           NA
------------------------------------------------------------------------------------------------------------------------------
ICO SPECIFIC SERVICES
------------------------------------------------------------------------------------------------------------------------------
4.4.1 High Power Notification (HPN)                       N (17)    Y (11)       Y (11)         NA          NA
------------------------------------------------------------------------------------------------------------------------------
4.4.2 ICO Dual numbering                                  N (17)    Y (11)       Y (11)         NA          NA
------------------------------------------------------------------------------------------------------------------------------
4.4.3 Natural language support                            N (17)    Y (23)       Y (23)         NA          NA
------------------------------------------------------------------------------------------------------------------------------
MAIL AND MESSAGING SERVICES
------------------------------------------------------------------------------------------------------------------------------
4.5.6 Mailbox access and retrieval                        Y (18)    Y (18)         F/R        Y (18)    Y   (18)
------------------------------------------------------------------------------------------------------------------------------
4.5.7 Mailbox notification                                Y (19)    Y (19)         F/R        Y (19)    Y   (19)
------------------------------------------------------------------------------------------------------------------------------
ADVANCED SERVICES
------------------------------------------------------------------------------------------------------------------------------
4.6.2.2.1 Virtual Private Networks (VPN)                  Y (17)    N (21)       N (21)         NA          NA
------------------------------------------------------------------------------------------------------------------------------


Version B2                               7                        11 April, 2000

         2357
Proposed Changes to IGFR Version 29 for STAGE 0                       [NEC LOGO]
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
                                                              CELLULAR ROAMERS TO ICO             ICO ROAMERS TO CELLULAR
                   SERVICE OR FEATURE                       GSM      IS.41       PDC TO        ICO       ICO TO       ICO TO
                                                          TO ICO    TO ICO         ICO       TO GSM       IS.41        PDC
                                                                                 (OPTION)                            (OPTION)
------------------------------------------------------------------------------------------------------------------------------
4.6.2.3.1 Advanced call forwarding                        N (17)    N (21)       N (21)         NA          NA
------------------------------------------------------------------------------------------------------------------------------
4.6.2.3.2 Advanced call barring                           N (17)    N (21)       N (21)         NA          NA
------------------------------------------------------------------------------------------------------------------------------
4.6.2.3.3 Originating call screening                      N (17)    N (21)       N (21)         NA          NA
------------------------------------------------------------------------------------------------------------------------------
4.6.2.3.4 Terminating call screening                      N (17)    N (21)       N (21)         NA          NA
------------------------------------------------------------------------------------------------------------------------------
4.6.2.3.5 Location dependent routing                      N (17)    N (21)       N (21)         NA          NA
------------------------------------------------------------------------------------------------------------------------------
4.6.2.3.6 Personal number                                 N (17)    N (21)       N (21)         NA          NA
------------------------------------------------------------------------------------------------------------------------------
4.6.2.3.7 Hot line routing                                N (17)    N (21)       N (21)         NA          NA
------------------------------------------------------------------------------------------------------------------------------
4.6.2.3.8 Caller list                                     N (17)    N (21)       N (21)         NA          NA
------------------------------------------------------------------------------------------------------------------------------
4.6.2.4.1 Pre-paid (debit) service                          NA        NA           NA           NA          NA
------------------------------------------------------------------------------------------------------------------------------
4.6.2.4.2 Private calls                                   N (17)    N (21)       N (21)         NA          NA
------------------------------------------------------------------------------------------------------------------------------
4.6.2.4.3 Split billing                                   N (17)    N (21)       N (21)         NA          NA
------------------------------------------------------------------------------------------------------------------------------


Version B2                               8                        11 April, 2000


         2358
--------------------------------------------------------------------------------




                                 CHANGE ORDER NO: 25

                                    ATTACHMENT 7

                             SUPPLY AGREEMENT AMENDMENTS

                            AS SUMMARISED IN ATTACHMENT 2
                                    PARAGRAPH 2.1
         2359
Final Version - Change Order No 25


--------------------------------------------------------------------------------
      CONTRACT NUMBER: ICO0 97-1016/GW



                                 MARCH 3RD 1997



                                SUPPLY AGREEMENT


                                     BETWEEN


                                 NEC CORPORATION

                                       AND

                      ICO GLOBAL COMMUNICATIONS HOLDINGS BV
         2360
Final Version - Change Order No 25



TABLE OF CONTENTS


CLAUSE                                                                   PAGE

PART A - INTERPRETATION                                                    5

  1   DEFINITIONS AND INTERPRETATION                                       5
  2   SCOPE OF AGREEMENT                                                   6
  3   PRECEDENCE AND INTERPRETATION                                        6

PART B - PRIMARY OBLIGATIONS                                               6

  4   PRIMARY OBLIGATIONS OF THE CONTRACTOR AND WARRANTIES                 6
  5.  CONTRACTOR TO INFORM ITSELF FULLY                                   10
  6.  STANDARD OF THE WORKS                                               10
  7.  UNIFORM STANDARDS                                                   11
  8   UNILATERAL CHANGES                                                  11
  9   CHANGE CONTROL                                                      12
  10  CHANGES TO THE ICONET GROUND FACILITIES                             14
  11  CONTRACTOR'S ABILITY TO APPOINT AND LIABILITY FOR SUB-CONTRACTORS   15
  12  ICO OBLIGATIONS                                                     16
  13  QUALITY ASSURANCE                                                   17
  14  ICONET INTEGRATION                                                  18

PART C - PRICE AND PAYMENT                                                23

  15  PRICE                                                               23
  16  PAYMENT AND PAYMENT TERMS                                           25
  17  PAYMENT OF REIMBURSABLE COSTS                                       28
  18  LIQUIDATED DAMAGES                                                  29

PART D - PROGRESS REPORTING                                               31

  19  MILESTONES AND PROGRESS REPORTING                                   31
  20  ICO ACCESS TO INFORMATION                                           32
  21  STATIONING OF ICO STAFF AT CONTRACTOR'S FACILITIES                  33
  22  PROGRESS INSPECTION                                                 33
  23  INTERMEDIATE PROGRESS REVIEW                                        33
 [24] NOT USED.                                                           34

PART E - DELIVERY AND INSTALLATION                                        34

  25  SITE ACCESS                                                         34
  26  TRANSPORTATION TO SITE                                              34
  27  PACKAGING                                                           35
  28  CUSTOMS CLEARANCE                                                   35
  29  INSURANCE                                                           37
  30  OWNERSHIP                                                           38
  31  DELIVERY                                                            38
  32  INSTALLATION                                                        38
  33  TESTING                                                             39
  34  RFT HANDOVER                                                        40
  35  ACCEPTANCE                                                          41
  36  RISK                                                                42
  37  INTERCHANGEABILITY                                                  43
  38  DELIVERY DELAYS                                                     43

         2361
Final Version - Change Order No 25


 [39] NOT USED.                                                           43
  40  WARRANTY                                                            43

PART F - INTELLECTUAL PROPERTY RIGHTS                                     49

  41  INTELLECTUAL PROPERTY RIGHTS AND CONFIDENTIALITY                    49
 [42] NOT USED.                                                           55
 [43] NOT USED.                                                           55

PART G - CONTINUOUS SUPPORT AND OPTIONS                                   55

  44  MANUALS AND TECHNICAL DIAGRAMS                                      55
  45. TRAINING                                                            55
  46  OPTIONS, SUPPORT SERVICES AND FUTURE SUPPLIES                       55
  47  CONSUMABLE SUPPLIES                                                 58
  48  ATTACHMENTS TO THE EQUIPMENT                                        58
 [49] NOT USED.                                                           58

PART H - GENERAL                                                          58

  50  SURVIVAL OF CERTAIN PROVISIONS                                      58
  51  CONTRACTOR'S LIABILITY FOR DAMAGES OR BREACH                        59
  52  ICO'S LIABILITY FOR DAMAGES OR BREACH                               59
  53  ETHICAL STANDARDS                                                   61
  54  CONSEQUENCES OF TERMINATION                                         61
  55. FORCE MAJEURE                                                       65
  56  TERMINATION                                                         66
  57  WAIVER                                                              68
  58  AMENDMENTS                                                          68
  59  COMMUNICATIONS AND NOTICES                                          68
  60  PUBLICITY                                                           71
  61  INFORMATION RECORDING                                               71
  62  LAW AND JURISDICTION                                                71
  63  CHANGE OF LAW                                                       72
  64  EXPORT CONTROL REGULATION                                           73
  65  DISPUTES RESOLUTION PROCEDURE                                       73
  66  AGENT FOR SERVICE                                                   73
  67  SUPERVISING OFFICER AND CONTRACTOR'S AUTHORISED REPRESENTATIVE      73
  68  NO PARTNERSHIP                                                      73
  69  SUCCESSORS                                                          74
  70  ASSIGNMENT                                                          74
  71  LANGUAGE                                                            74
  72  ENTIRE AGREEMENT                                                    74
  73  SEVERABILITY                                                        74
  74  COSTS                                                               75
  75  COUNTERPARTS                                                        75

         2362
Final Version - Change Order No 25



SCHEDULES

--------------------------------------------------------------------------------
1            Definitions
2            Precedence of Documents
3            Dispute Resolution Procedure
4            Agreed Form Invoices
5            [Not used]
6            Key Features
7            Top Level Milestones
8            Identification of Sites Not Inspected by the Contractor
9            Pricing Schedule
10           Vendor Financing Summary
11           Payment Schedule
12           Final Acceptance Certificate
13           IGFR
14           Statement of Work
         2363
Final Version - Change Order No 25

THIS SUPPLY AGREEMENT is made on                    1997

BETWEEN

1. ICO GLOBAL COMMUNICATIONS HOLDINGS BV, incorporated in the Netherlands with its registered office at Drentestraat 20, 1083 HK, Amsterdam, Netherlands ("ICO"); and

2. NEC CORPORATION, incorporated in Japan, with its head office at 7-1, Shiba 5-Chome, Minato-ku, Tokyo 108-8001, Japan (the "Contractor").

WHEREAS

1. ICO is establishing a global mobile satellite telecommunications network and wishes to appoint the Contractor, working with the other members of the NEC Team, to provide the systems and services for use in the ICONET Ground Facilities which, when operating in conjunction with the other properly functioning parts of the ICO System, will support (in the absence of the Excluded Circumstances) the full range of end to end services to the extent set out in this Agreement.

2. The Contractor is the leader of a team comprising itself, Hughes Network Systems, Inc. and Ericsson Limited which is willing to commit the resources required to perform successfully the tasks set out in this Agreement and, if so required by ICO and on terms to be agreed between the parties, has confirmed its willingness to assist ICO in solving problems with elements of the ICO System other than the ICONET Ground Facilities by making modifications to the ICONET Ground Facilities so as to enable ICO to realise the desired functionality of a fully functioning ICO System.

3. The Contractor (as leader of the NEC Team) and ICO entered into an Initial Phase Contract on 5 July 1996 (the "IPC"). The NEC Team have delivered to ICO certain of the materials required under Annex 8 of the IPC.

4. The parties are entering into this Agreement under which the Contractor will be responsible, inter alia, for the design, manufacture, construction, delivery, installation, integration and testing of the ICONET Ground Facilities together with the demonstration of the functioning of the ICO System as a whole, all as set out in this Agreement.

5. This Agreement also contains options for ICO to request the manufacture, construction, delivery, installation, integration and testing of additional equipment, facilities and software together with such additional services as will enable ICO to update, expand and enhance the ICONET Ground Facilities, all at additional cost to ICO on a price basis which has been established.

6. ICO Global Communications (Holdings) Limited has agreed by separate letter to support the financial obligations of ICO under this Agreement.

NOW IT IS AGREED AS FOLLOWS:

PART A - INTERPRETATION


1.    DEFINITIONS AND INTERPRETATION


1.1 The words and expressions set out in Schedule 1 shall, when used in this Agreement including its schedules, annexes and attachments, unless the contrary intention appears, have the meanings set against them in Schedule 1. Any acronyms which are not defined in Schedule 1 shall have the meaning ascribed to them in section 2 of the IGFR.

         2364
Final Version - Change Order No 25


1.2 Except where the context otherwise requires, the masculine gender shall include the feminine and neuter and the singular shall include the plural and vice versa and references to persons shall include bodies corporate and incorporate. References to a party to this Agreement shall include the permitted successors and assigns of such party.

1.3 The clause and schedule headings and any table of contents are for convenience of reference only and shall not be taken into account in construing this Agreement.

1.4 Subject to clause 3, references in this Agreement to clauses, sub clauses, schedules and annexes are to clauses, sub clauses, schedules and annexes of this Agreement and the schedules and annexes form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

2.    SCOPE OF AGREEMENT


2.1 Subject to the provisions of Clause 2.2, below, the Contractor's acceptance of this Agreement shall be confirmation that the NEC Team has reviewed and fully understands the IGFR and the Statement of Work and the Contractor confirms that the Works will be undertaken on the basis of this Agreement. The Contractor also agrees that it is responsible for the definition, management and execution by the NEC Team of all tasks necessary to fulfil the IGFR.

2.2 The SAN to be located in China (China San) remains a part of the ICONET Ground Facilities and the Supply Agreement. As at the date of this Change Order, the Ready For Access date for the China SAN has yet to be confirmed by ICO to the Contractor and the parties acknowledge and agree, therefore, that all planning, scheduling and implementation activities and responsibilities of, or concerning, the China SAN under the Supply Agreement shall be defined and regulated within the terms of a separate Change Order to be agreed by the parties. Pending execution of such Change Order all references herein concerning the timing and schedule of the ICONET Ground Facilities shall be deemed to exclude the China SAN.

3     PRECEDENCE AND INTERPRETATION


3.1 In the event of any conflict between the main body of this Agreement and any document referred to herein, then the wording of the main body of this Agreement shall prevail.

3.2 Clause 3.1 shall not apply to any document relating to the proposed Vendor Financing referred to in Schedule 10.

3.3 ICO and the Contractor acknowledge the hierarchical nature of the documents as set out in Schedule 2.


PART B - PRIMARY OBLIGATIONS


4     PRIMARY OBLIGATIONS OF THE CONTRACTOR AND WARRANTIES


4.1   The Contractor warrants and undertakes that:

      (a) it will, no later than the Acceptance Set 4 Completion Date provide to ICO the functionalities described in the IGFR across the complete ICONET Ground Facilities; except in respect of those functions as described as Function Set 5 in Annex 1 of the Statement of Work which shall be provided to ICO no later than the Acceptance Set 5 Completion Date and the China SAN which is addressed in Clause 2.2

         2365
Final Version - Change Order No 25


      (b) it will design, develop, create, deliver, install and provide (as the case may be) all of the Deliverables (including those which have at the date of this Agreement been specified by the Contractor) necessary for the ICONET Ground Facilities so as to fulfil the functional objectives and the requirements of the IGFR and the Statement of Work;

      (c) the Works comprising the ICONET Ground Facilities will be carried out and delivered in accordance with and to the standards stipulated in the IGFR and the Statement of Work;

      (d) it will complete the Works which are scheduled to be completed by the RFT Availability Dates and date of completion testing of Function Set 5 to Acceptance Criteria 5 as set out in Annex 10, on or before Acceptance Set 5 Completion Date and those Works which are scheduled to be completed after Acceptance Set 5 Completion Date by the relevant dates specified in the Master Level Schedule;

      (e) it will provide all the documentation, services and Deliverables by the times specified in the Top Level Milestone Schedule generally, and will ensure that the progress of the development, delivery and installation of each of the Deliverables will be achieved in accordance with the Top Level Milestones set out in the Top Level Milestone Schedule and that the requirements set out in the Statement of Work will, (except where otherwise agreed) be delivered no later than Acceptance Set 5 Completion Date;

      (f) the ICONET Ground Facilities will fully support the requirements of the IGFR and in particular the end-to-end services described in Section 4 of the IGFR except where marked "Option" or "F/R" (unless such "Option" has been exercised or the "F/R" item has subsequently been made a Deliverable pursuant to a Change Order, in which event such items shall be deemed to have been a service included in the
            IGFR) except where, and to the extent that, the Excluded Circumstances prevent the ICONET Ground Facilities from doing so in which case the Contractor shall to the maximum extent feasible make such modifications to the ICONET Ground Facilities as are required fully to support the requirements of the IGFR and such end-to-end services in accordance with clause 4.10;

      (g) without prejudice to clause 41, the Deliverables may lawfully be used for the purposes of the ICONET Ground Facilities in accordance with laws and regulations in force as at the date hereof in each of the countries where the Sites are located;

      (h) any Deliverables which are or shall be specified by the Contractor for the purposes of this Agreement may, on the date when the obligation to supply first arises or, if later, the date on which the Contractor specifies the same, lawfully be used for the purposes of the ICONET Ground Facilities in accordance with laws and regulations in force as at such date in each of the countries where the Sites are located;

            Provided that for the purposes of clause 4.1(h), where any specific piece of equipment or component has been or is specified as a Deliverable and the same is not available at the time it is required, the Contractor shall, having given written notice to the Supervising Officer, be permitted to substitute a reasonable alternative piece of equipment or component so long as this has no adverse effect on the quality or functionality of the relevant Deliverable and so long as ICO shall not, within 21 days of receipt of the Contractor's notice, have notified the Contractor in writing that it objects to the proposed substitution, and ICO undertakes that it will not exercise such right of objection unreasonably;

      (i) the ICONET Ground Facilities shall be designed in such a way as to facilitate updates, additional functionalities or enhancements to them in the future and that it will, as set out in this Agreement, provide or procure the provision of such updates, additional functionalities, or enhancements to the ICONET Ground Facilities;

         2366
Final Version - Change Order No 25


      (j) at all times the Contractor and all its Sub-Contractors will provide their services in a workmanlike and professional manner and exercise reasonable skill and care;

      (k) it will ensure that all of the Deliverables supplied are suitable for the purposes for which they are supplied and for use at the intended place of operation and are of a standard satisfactory to enable them to fulfil the requirements set out in this Agreement;

      (l) it will provide, and will ensure that its Sub-Contractors provide, a sufficient number of suitably skilled and appropriately experienced personnel to meet the objectives of this Agreement and to ensure that delivery, installation and testing of the Deliverables at each of the Sites is completed by the Acceptance Set 4 Completion Date and that equivalent personnel are available for the development, testing and support for the installation of Acceptance Set 5. The Contractor will, and will ensure that its Sub-Contractors will, use its commercial judgement and reasonable efforts to retain personnel with the highest levels of expertise and experience in relation to the Deliverables and the Works.

      (m) it will work in a constructive manner with ICO Staff and the Site Operators to the extent necessary for the effective performance of the Works; and

      (n) each of the Deliverables and each item of the Equipment, Software or other equipment which is or shall be specified for the purposes of the ICONET Ground Facilities will be available for use or incorporation into the ICONET Ground Facilities by ICO and, with the exception of those Deliverables which ICO has committed to purchase at the date of this Agreement (including those where the price and scope are fixed at the date of this Agreement), that the same will be provided by the Contractor at a reasonable cost and on reasonable terms

4.2 If the Contractor becomes aware of any internal inconsistencies in or between the IGFR or the Statement of Work, or any incompleteness or lack of sufficient detail in the IGFR or the Statement of Work, then the Contractor shall immediately notify ICO of the same in writing and promptly thereafter inform ICO of the measures which it proposes to take in order to make the same consistent, complete or sufficiently detailed and the Contractor undertakes to procure that any details or means or measures which the Contractor notifies to ICO under this clause 4.2 will, if agreed to by ICO, not result in any of the warranties or undertakings in this clause 4 ceasing to be correct or met.

4.3 If ICO does not consider that any matter proposed to it under clause 4.2 is either satisfactory or appropriate, ICO shall promptly notify the Contractor of this in writing and the Contractor shall then promptly notify ICO of a reasonable alternative.

4.4 Any variation to the IGFR or the Statement of Work to which ICO agrees under the terms of clause 4.2 or 4.3 shall be recorded in accordance with clause 58.

 4.5 The Contractor undertakes that to the best of its knowledge, information and belief it is not, at the date hereof, aware of anything in the IGFR or the Statement of Work which is likely to result in any of the Top Level Milestones not being met or which will affect the likelihood of its ability to satisfy all of the functionalities of the IGFR or to deliver all of the ICONET Ground Facilities which in either case the Contractor is agreeing under this Agreement to fulfil or deliver by the Acceptance Set 5 Completion Date.

4.6 Where the Contractor shall be in breach of any aspect of any of the warranties and undertakings set out in clauses 4 or 40 or any of its other obligations relating to the provision of the ICONET Ground Facilities, the
Contractor shall be responsible, at its own cost   *   , for redesigning the
relevant aspect of and making any modifications to the ICONET Ground Facilities required to remedy any such breach and for procuring the provision of a suitable alternative to such Deliverables for ICO having


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         2367
Final Version - Change Order No 25


functionality which is no less than that which was specified in the IGFR and/or the Statement of Work. The Contractor shall carry out such work, and procure that its Sub-Contractors carry out such work, expeditiously and use its best endeavours to ensure that the impact of such breach is minimised, especially as the same affects the time schedule for the implementation of service through the ICO System.

4.7 The warranties set out in this clause shall be deemed repeated on the first day of each calendar quarter by reference to such date and the facts and circumstances then in existence, save that in the case of the warranties contained in clauses 4.1 (g) and (h), with the addition at the beginning thereof of a qualification "save as has been notified in accordance with clause 63.3,".

 4.8 If the Contractor or any Sub-Contractor makes a statement or provides ICO with information, ICO, acting by the Supervising Officer, shall be entitled by a written notice to the Contractor to require that the Contractor confirms the accuracy of such statement or information. Such notice shall refer to this clause 4.8 and, wherever possible, identify where and when the statement was made and the person who made the statement which ICO wishes the Contractor to confirm. The Contractor shall, acting by the Contractor's Authorised Representative, within fourteen days of ICO's notice (or in any case where ICO shall have identified that confirmation of such statement is a matter of extreme commercial urgency, by return) either confirm the accuracy of such statement or information, or where the same is incorrect or inaccurate, shall provide a qualified, corrected or accurate statement addressing the relevant subject-matter in sufficient detail to enable ICO to obtain a proper understanding of the position (any such statement or information so confirmed or deemed confirmed and any qualified, corrected statement or information being referred to in this clause 4.8 as a "Representation"). If the Contractor does not give a substantive reply to ICO's request within the relevant timescale as set out in this clause, the Contractor shall be deemed to have confirmed such Representation. The Contractor shall be deemed to warrant the accuracy of each Representation and ICO shall be entitled to rely for all the purposes of this Agreement (and in particular for the purposes of determining its course of action) upon the accuracy of any Representation.

4.9 Without prejudice to any rights which ICO may have as are provided for pursuant to the terms of this Agreement, the Contractor gives no warranties other than as are set out in this Agreement, whether, express, implied or statutory, on or with respect to the goods and services to be provided hereunder.

4.10 Where, and to the extent that, the Excluded Circumstances prevent the ICONET Ground Facilities from fully supporting the requirements of the IGFR and the end-to-end services referred to in clause 4.1(f), the Contractor shall to the maximum extent feasible make such modifications to the ICONET Ground Facilities as are required fully to support such requirements and such end-to-end services on terms to be agreed between the parties.

4.11 ICO shall not be entitled to bring a claim in respect of either any breach of any of the warranties set out in clause 4.1 nor for any breach of the undertakings set out in clause 6.1 unless ICO shall have notified the Contractor thereof in writing within six years following the Acceptance Set 5 Completion Date, except:


     (a) where the claim arises from a breach of any of such warranties relating to Further Works and/or Further Deliverables, in which event such claim may be brought only if ICO shall have notified the Contractor thereof in writing within six years following the Handover Date of the relevant Deliverable or the date of completion of the relevant Works; or

     (b) where the claim arises as a consequence of any Further Works and/or Further Deliverables which adversely affect any of the Deliverables delivered or Works completed before the Handover Date or date of completion of such Further Works, in which event such claim may be brought only if ICO shall have notified the Contractor thereof in writing within six years following the Handover Date of the relevant Further

         2368
Final Version - Change Order No 25


            Deliverable or the date of completion of the Further Works which have caused such adverse effect,

provided that in any of the foregoing circumstances, if the event giving rise to the claim for breach of warranty shall occur less than 12 months prior to the last day of any such six year period, in respect of that claim only, the period for notification of the claim shall be extended to end 12 months after the date of the relevant event.

4.12 Any claim made by ICO for breach of warranty under clause 4 or for breach of undertaking under clause 6.1 shall be deemed withdrawn, and the breach (if any) shall be deemed to have been irrevocably waived by ICO, unless proceedings in respect of such claim shall have been issued and served by ICO on the Contractor within twelve months of such claim being notified by ICO to the Contractor.

5.    CONTRACTOR TO INFORM ITSELF FULLY


5.1 The Contractor shall be deemed to have examined all the Sites (other than those Sites specifically identified in Schedule 8 as not having been examined as of the date of this Agreement). No claim from the Contractor for additional payment will be allowed on the grounds of misinterpretation of any matter relating to those Sites which have been examined, unless ICO shall make any material change (other than in response to, or as may be made to meet, any of the requirements of the Contractor) to the relative positioning of the RFTs and the main hub building located at any such Site from those as shown by the latest plans of such Sites provided by ICO to the Contractor prior to the date of this Agreement. This clause 5.1 shall not affect ICO's obligations under clause 12.3.

5.2 ICO and the Contractor acknowledge that as at the date hereof the locations of certain intended Sites are not yet determined by ICO and that forthwith after the location of such Sites has been determined by ICO, ICO shall inform the Contractor of such location(s) and provide equivalent information to that provided in respect of the other Sites previously specifically identified and arrange for the Contractor to have the opportunity to examine such Sites. To the extent that any Site specific conditions or requirements could not reasonably have been anticipated by the Contractor at any of such Sites, clause 9 shall apply.

6.    STANDARD OF THE WORKS


6.1 To the extent that the standard of the Works has not been specified in this Agreement, the Contractor shall use good quality materials, techniques and standards, and shall procure that the Works are at all times carried out:

            (a) in an efficient, effective and safe manner and in accordance with Good Industry Practice;

            (b) in a way which is not likely to be injurious to health or cause damage to property;

            (c) in compliance with all relevant construction, environmental or other regulations of any kind which relate to the Works to be carried out on each Site; and

            (d) without prejudice to paragraph (c) but subject always to the provisions of clause 7, so far as relates to any of the Deliverables, to a single standard which shall in a uniform manner satisfy all of the qualifications and requirements which are applicable in each of the countries, and/or any other relevant regulatory requirements of any of the countries, in which any of the Sites is located unless the compliance with such uniform standard would, in any particular country, conflict with the mandatory

         2369
Final Version - Change Order No 25


            requirements in such country in which event the latter standard shall prevail in that country,

provided that in the event that any new regulation, qualification or requirement which relates to the Works as described in paragraph (c) or (d) above shall be issued and come into effect after the date hereof and compliance with such regulation, qualification or requirement results in an obligation to introduce a more onerous standard for the relevant Deliverable which as a consequence causes an increase in the costs of the Contractor, clause 9 shall apply.

6.2 ICO may, notwithstanding the foregoing provisions of this clause 6, advise the Contractor that ICO does not require the Contractor to produce all or any of the Deliverables or any aspect of them to any particular standard which may be called for under clause 6.1(d) in relation to all or any of the Sites. Any such notification shall not relieve the Contractor from the requirements of clause 4.1.


7.    UNIFORM STANDARDS


7.1 If the Contractor shall reasonably consider that the provisions of clause 6.1(d) shall impose a standard in relation to any particular Site which is significantly more onerous than that imposed in relation to any other Site and where compliance with such standard at the other Sites would not offer any material benefits to ICO, the Contractor may by notice in writing request that ICO waives compliance with such standard at those Sites at which such standard is not a mandatory requirement. At the date of this Agreement the only such instance identified by the Contractor which has been notified to ICO is the requirement in Germany for certain emission control which it has been agreed may be satisfied by an additional shielding box around the relevant equipment.

7.2 ICO shall consider any request made by the Contractor as referred to in clause 7.1 in good faith and may at its discretion waive any particular requirement in whole or in part and ICO may have regard in particular to the anticipated consequences for its ability to use Spares of common design or functionality at any of the Sites if the Deliverables are to be produced to differing standards.

7.3 If ICO shall in any particular instance waive such a requirement as shall be referred to in clause 7.1 and subsequently the standards shall change in any other country to introduce a more onerous standard for the relevant Deliverable which, as a consequence, causes an increase in the costs of the Contractor, then to the extent that such revised standard is the same as or no more onerous than that applicable at the Site referred to in clause 7.1, the Contractor shall not be entitled to a cost adjustment as referred to in the proviso to clause 6.1.

8.    UNILATERAL CHANGES


8.1 ICO, acting by the Supervising Officer, may unilaterally at any time by written notice to the Contractor make changes to the IGFR and/or the Statement of Work in any one or more of the following:

      (a)   method of shipment or packing; and

      (b) other than in the circumstances referred to in clause 63, the time or the place of inspection or delivery of the Deliverables or Works to be provided under this Agreement;

provided that ICO shall endeavour to avoid unreasonable or impractical changes.

8.2 If any such change in clause 8.1 affects the cost of, or the time required for, performance of any part of this Agreement, an equitable adjustment shall be agreed to all or any of the Price (including, for the avoidance of doubt, a reduction in the Price), the Top Level Milestone Schedule,

         2370
Final Version - Change Order No 25


the payment terms, the IGFR and/or the Statement of Work (as the case may be). If necessary, the relevant clause(s) in this Agreement shall also be amended in accordance with clause 58.

8.3 The Contractor shall notify ICO in writing within thirty days from the date of ICO's written notification of the required change if it considers that an equitable adjustment under clause 8.2 should be made.

8.4 Where any materials or services are made obsolete or excess or cannot be used as a result of a change pursuant to clause 8.1, ICO shall have the right to prescribe the manner of disposal of such materials or services and the Contractor shall account to ICO accordingly for any net proceeds realised as a consequence of the disposal (howsoever achieved) of such materials or services. If the Contractor is unable to dispose of such materials or services in the manner prescribed by ICO within a reasonable period (to be determined by reference to the particular materials or services and the circumstances) in spite of the Contractor's commercially reasonable efforts, the Contractor shall be free to dispose of such materials or services using the best method available with a view to maximising ICO's receipts in respect thereof.

Any such proceeds realised by the Contractor shall be accounted for to ICO in cash within 30 days of receipt by the Contractor on a separate invoice basis. Clause 17.5 shall be applicable to any such payment due to ICO. Subject to such payment being made in accordance with this clause 8.4, no deduction from any payment due from ICO to the Contractor pursuant to clause 16 shall be made on account of the same. For the avoidance of doubt, any change under clause 8.1 shall not, except as specified in clause 8.2, affect any obligation of ICO to the Contractor under clause 15.

8.5 Notwithstanding that ICO and the Contractor may not have agreed upon an appropriate equitable adjustment under clause 8.2, the Contractor shall implement the relevant change(s) required by ICO under clause 8.1 without delay.

8.6 For the purpose of this clause 8, any communication between the parties shall be enforceable and binding upon the parties only if signed by the Supervising Officer and the Contractor's Authorised Representative.

9.    CHANGE CONTROL


9.1 Either party may at any time formally request in writing changes or additions to this Agreement, the IGFR or the Statement of Work (in this clause 9, a "change"). The procedures set out in this clause 9 shall apply to any such change whether it is ICO or the Contractor which shall propose the same. For the avoidance of doubt, these procedures shall not apply where clause 8 applies.

9.2 If ICO shall propose a change to the scope of this Agreement or the IGFR or the Statement of Work (other than those set out in clause 8), it shall notify the Contractor thereof in writing specifying in as much detail as ICO believes is practicable the nature of the relevant change including any parameters which ICO considers desirable. Such a notice will only be effective if signed by the Supervising Officer.

9.3 The Contractor shall respond promptly and in any event not more than 14 days after receiving notification from ICO under clause 9.2 (or as soon as possible thereafter if the Contractor shall show a longer period is reasonably required for such purpose) and state:

      (a) any information known by any member of the NEC Team or any relevant Sub-Contractor relating to the implications of such change and the work required to be performed by the NEC Team or any relevant Sub-Contractor; and

         2371
Final Version - Change Order No 25


      (b) any other information known by any member of the NEC Team or any relevant Sub-Contractor which is likely to be material to ICO's decision to pursue such addition or change or which ICO reasonably requests for such purposes; and

      (c) if the Contractor believes this to be appropriate, the estimated cost and time required to prepare a Detailed Report as defined in clause 9.5.

9.4 If any member of the NEC Team or any relevant Sub-Contractor shall consider that a change or addition to the IGFR and/or the Statement of Work is in the interests of ICO and should be considered by ICO, the Contractor shall notify ICO of such proposal in writing. Such notification shall specify in as much detail as is practicable the nature of the change or addition that is being proposed for ICO's consideration and shall state all information known by any member of the NEC Team or any Sub-Contractor and any information (including but not limited to the implications of any such change on the work required to be performed by any member of the NEC Team or any relevant Sub-Contractor) which ICO might reasonably consider to be material to its decision whether or not to ask the Contractor to pursue such addition or change.

9.5 Following receipt of information under clauses 9.3 or 9.4, ICO shall within a reasonable period give notice to the Contractor in writing whether or not it wishes to consider the matter further. If ICO does not give notice to the Contractor within 15 days following receipt of the information under clauses 9.3 or 9.4, the Contractor may assume that ICO does not wish to consider the matter further. If ICO gives notice to the Contractor that it wishes to consider the matter further, ICO may request additional information whereupon the Contractor shall provide promptly and in any event within not more than 30 days after the date of such notice (or as soon as possible thereafter if the Contractor shall show a longer period is reasonably required for such purpose) a detailed report to ICO on the technical feasibility of such change or addition to the IGFR and/or the Statement of Work and all consequential changes and effects for and upon the ICONET Ground Facilities or the ICO System as a whole (including the timetable and cost structure) which can reasonably be anticipated to flow therefrom (the "Detailed Report").

If such Detailed Report is prepared as a result of a request made under clause 9.2, the Contractor shall be entitled to claim and receive a reasonable cost to be agreed in advance with ICO for the preparation of such Detailed Report.

If such Detailed Report is prepared as a result of a request in response to a proposal made pursuant to clause 9.4, the Contractor shall as a general principle not be entitled to claim or receive any costs for the preparation of the Detailed Report, though ICO recognises that the complexities of the relevant circumstances may be such that an equitable cost sharing would be appropriate

9.6 The Detailed Report shall contain in addition to the information supplied under clause 9.5:

      (a)   a full description of the work proposed to be performed;

      (b)   a firm fixed price;

      (c) a schedule for the implementation of the work including the effect (if any) upon the Master Level Schedule; and

      (d) the required modifications to the IGFR and/or the Statement of Work and (if any) to this Agreement in order to effect the change.

9.7 ICO shall consider such Detailed Report referred to in clause 9.5 and shall promptly and in any event within not more than 15 days after the date of receipt of such Detailed Report (or as soon as possible thereafter if ICO shall show a longer period is reasonably required for such purpose) request such further information from the Contractor as ICO may reasonably require in connection with the proposals and/or request the Contractor to make modifications to the proposals contained in such Detailed Report as ICO may reasonably require.

         2372
Final Version - Change Order No 25


The Contractor shall promptly thereafter supply such information to ICO and/or make such modifications as the Contractor considers appropriate.

If within the 15 days of receipt of the Detailed Report ICO makes no requests in respect of the Detailed Report the Contractor may assume that the Detailed Report has been accepted by ICO as presented.

9.8 If ICO considers that the proposed changes should be made, ICO shall so notify the Contractor in writing no later than 15 days (or such longer period as the parties may agree in any specific instance) after receipt of the information under clause 9.3 or 9.4, or if a Detailed Report has been requested, no later than 15 days (or such longer period as the parties may agree in any specific instance) after receipt of the Detailed Report and, following agreement by the parties as to any required changes to this Agreement including any consequential changes in all or any of the Price (including, for the avoidance of doubt, a reduction in the Price), the Top Level Milestone Schedule, the payment terms, the IGFR and/or the Statement of Work (as the case may be), the parties shall then record such agreement in writing (a "Change Order"). If ICO does not notify the Contractor within the time periods specified above, then the Contractor may assume that ICO does not consider that the proposed changes should be made.

9.9 The parties shall endeavour to conclude relevant Change Orders no later than 30 days following agreement, between the parties, as to any required changes under clause 9.8. The Change Control Board, as specified in Annex 4 ("the Board"), shall monitor the progress of closure of all Change Orders under this Agreement. If, following discussion between relevant Board members, the Board considers a longer time shall reasonably be required to enable the parties to conclude a specific Change Order, then the Board shall be entitled to prescribe a longer or additional period for closure.

9.10 For the purpose of this clause 9, any communication between the parties and any Change Order shall be enforceable and binding upon the parties only if signed by the Supervising Officer and the Contractor's Authorised
Representative.

9.11 If any time period specified within this clause 9 is not met, the Contractor's Program Manager and ICO's Supervising Officer shall meet within five (5) days to rectify the matter. If the matter cannot be rectified in a mutually satisfactory manner between these two individuals, then either party may escalate the matter in accordance with the procedure established in Schedule 3 of the Agreement.


10.   CHANGES TO THE ICONET GROUND FACILITIES


10.1 During the term of this Agreement, ICO shall have the right to make changes or enhancements to ICONET Ground Facilities and at ICO's option, such changes or enhancements may be made by the Contractor, third parties, or by ICO itself. After the term of this Agreement, ICO shall have the right to make changes or enhancement to the ICONET Ground Facilities and, at ICO's option, such changes or enhancements may be made by third parties or by ICO itself or, subject to agreement, by the Contractor.

10.2 In order to develop, operate, maintain, and enhance the ICONET Ground Facilities and/or the ICO System and to develop, operate, maintain, and enhance any next generation ICONET Ground Facilities and/or ICO System, ICO shall have the right to use at any time, and to authorise others to use at any time, all interfaces provided as a part of the Deliverables and Works without any additional payments to the Contractor or its Sub-Contractors for the use of such interfaces. Unless ICO advises the Contractor of the nature of ICO's intended use of any interface provided as a part of the Deliverables and Works, and the Contractor is able to confirm that there will be no adverse effects upon the Deliverables or Works, then the use of any such interface shall be at ICO's own risk.

         2373
Final Version - Change Order No 25


10.3 If requested by ICO, the Contractor will develop and implement changes or enhancements to the ICONET Ground Facilities. Any such requests by ICO shall be in accordance with, and shall be governed by, the provisions of clause 9.

10.4 If requested by ICO, the Contractor will develop new, or modify existing, interfaces to facilitate the introduction of changes or enhancements to the ICONET Ground Facilities by ICO or ICO designated third parties. The Contractor shall co-operate with ICO, or ICO designated third parties, in the development of each new interface or modification to an existing interface. All work undertaken by the Contractor pursuant to this clause 10.4 shall be on time and materials basis and terms and conditions shall be mutually agreed on case by case basis.


10.5 If requested by ICO, the Contractor will provide ICO, and/or ICO designated third parties, within a reasonable time limit appropriate to the nature of ICO's request, with any information and materials which are reasonably necessary to develop, implement, test and maintain changes or enhancements to the ICONET Ground Facilities and which have been incorporated into the ICONET Ground Facilities or which were used by the Contractor, or its Sub-Contractors, in the development, manufacture, testing and maintenance of the ICONET Ground Facilities. All such information and materials provided by the Contractor to ICO, or ICO designated third parties, shall be subject to: (i) mutually agreed and commercially reasonable terms and conditions, and (ii) confidentiality restrictions, and shall be used only for the purposes of making a change or enhancement to the ICONET Ground Facilities.

10.6 If requested by ICO, the Contractor will (i) participate in the integration of any change or enhancement to the ICONET Ground Facilities, and/or (ii) assist with the testing of any change or enhancement to the ICONET Ground Facilities. The Contractor shall co-operate with ICO, and/or ICO designated third parties, to successfully integrate any change or enhancement to the ICONET Ground Facilities. All work undertaken by the Contractor pursuant to this clause 10.6 shall be on a time and materials basis and terms and conditions shall be mutually agreed on case by case basis.

11. CONTRACTOR'S ABILITY TO APPOINT AND LIABILITY FOR SUB-CONTRACTORS


11.1 The Contractor will ensure that the Works are carried out in such a manner as will fulfil the IGFR and the Statement of Work as amended from time to time in accordance with the terms of this Agreement using the other members of the NEC Team as the Principal Sub-Contractors to carry out the Works. In accordance with the terms of this clause, the Contractor and its Sub-Contractors may sub-contract such elements of the Works as they consider to be appropriate but the Contractor shall remain fully responsible for the performance of this Agreement, the preparation and delivery of the Deliverables and the completion of the Works which are scheduled to be completed by the relevant Top Level Milestones notwithstanding any default or failure to perform by any Sub-Contractors.

11.2 Before any Sub-Contractor is appointed (whether directly by the Contractor or indirectly by any other person who is a sub-contractor) to carry out any part of the Works (other than the supply of commodity or stock items which does not involve the disclosure to such Sub-Contractor of Confidential Information of or relating to ICO or any aspect of the ICO System), the Contractor shall notify ICO in writing of the name and intended scope of work of each sub-contractor proposed to be engaged to carry out any Works. ICO may, on reasonable grounds, reject any proposed sub-contractor (but shall not be required to set out in detail its reasons for any such rejection) and any such rejection shall not give the Contractor the right for any claim for delay in the Master Level Schedule. If ICO does not notify the Contractor of its rejection of a proposed sub-contractor within 15 days (or such longer period as the parties may agree) of receipt of the Contractor's notice of intention to engage such proposed sub-contractor (together with the scope of work referred to above), the proposed sub-contracting arrangement may, subject to clause 11.3, be entered into.

11.3 Prior to concluding any sub-contracting arrangements as referred to in clauses 11.1 and 11.2 the Contractor shall, unless ICO otherwise specifically requires, submit the following:

         2374
Final Version - Change Order No 25


            (a) a detailed statement of the works to be sub-contracted, if this should vary materially from that supplied under clause 11.2; and

            (b) satisfactory directly enforceable confidentiality and other undertakings between the prospective Sub-Contractor and ICO in a reasonable form provided by ICO within 30 days of the date of this Agreement.

11.4 If ICO reasonably requests the Contractor to procure the change of any personnel allocated by the Contractor or any Sub-Contractor to work in connection with the provision of the Deliverables, then the Contractor shall ensure that such personnel cease to be actively engaged in any Works.

The Contractor shall ensure that, when on the premises of ICO, any of its agents or sub-contractors or the Site Operators, the personnel of the Contractor and its Sub-Contractors comply with any rules and regulations which are applicable generally to staff or visitors on such premises.

11.5 In performing its obligations under or in connection with this Agreement (other than as provided in the Statement of Work as at the date of this Agreement) the Contractor shall, and shall procure that Sub-Contractors shall, use its/their best endeavours to ensure that it does/they do not:

      (a) create or impose any requirements in relation to the Works which are incapable of being fulfilled at reasonable cost by any third parties; and/or

      (b) develop its/their own components if satisfactory components are available from any third parties at a lower cost,

unless such requirements or development can be justified on an objective basis.

11.6 The Contractor will, and will ensure that the Sub-Contractors will, provide work space to a standard commensurate with efficient work practices for any ICO Staff whose attendance at the Contractor's or such Sub-Contractor's places of work as is needed to advise or test or otherwise participate in the achievement of the terms of this Agreement.

12.   ICO OBLIGATIONS


12.1 Without prejudice to ICO's other obligations under this Agreement, ICO shall provide the Contractor with such information, services and equipment as specified in the Statement of Work. ICO shall also provide to the Contractor access to SANs and/or NMCs in accordance with Section 4.1.5 of Annex 7B of the Statement of Work. In the event that ICO shall fail to provide such access, the procedures and processes described in Section 4.1.6 of Annex 7B shall be applied. To the extent that ICO's failure in any material respect to, otherwise, comply with its obligations under this clause 12.1 shall adversely and directly affect the ability of the Contractor to comply with the Top Level Milestone Schedule and any applicable Top Level Milestones, to the extent the Contractor can demonstrate the same to be required, the Top Level Milestone Schedule and Top Level Milestones shall be adjusted in an equitable manner.

12.2.1. ICO shall be responsible for securing any applicable official operating licenses or authorisations required by central government authorities relating to the civil works at the Sites, and for the operation or testing, of the ICONET Ground Facilities or any part of the ICO System (excluding any equipment certifications), and ICO shall pay any necessary taxes or licence fees imposed as a condition for obtaining the same and use its reasonable endeavours to ensure that the Contractor will not be materially delayed in fulfilling any of its responsibilities hereunder.


12.2.2. Upon ICO's request the Contractor will use commercially reasonable efforts to co-operate with, and support ICO, from time to time, in its regulatory efforts around the world, including assisting with obtaining all spectrum allocation and operating licences necessary or advisable for the operation

         2375
Final Version - Change Order No 25


of the IGF. The terms and conditions governing all such arrangements shall be discussed and agreed between the parties on a case by case basis.


12.3. Subject to clause 25.2, ICO shall ensure that such preparations and provisions are made at each of the Sites to meet the requirements specified in Annex 3 of the Statement of Work. If such preparations and provisions are inadequately carried out by ICO, other than by reason of such preparations and provisions having been inadequately or incorrectly specified by the Contractor, then any reasonable costs thereby incurred by the Contractor shall be reimbursable in accordance with clause 17 to the Contractor and, to the extent that it can demonstrate the same to be required, the Top Level Milestone Schedule and Top Level Milestones shall be adjusted in an equitable manner. In any other case the Contractor shall be responsible for carrying out, and for all costs and expenses incurred in carrying out, any works required to correct and/or supplement any inadequate or incorrect specifications and the Contractor shall not be entitled to any adjustment in the Top Level Milestone Schedule.

12.4. In order to assist the Contractor in its Site installation activities ICO shall, upon the request of the Contractor, provide reasonable assistance to the Contractor in the co-ordination of the Contractor's activities with those of the Site Operators and other ICO Staff.

13.   QUALITY ASSURANCE


13.1 The Contractor shall operate a system of quality management and control which satisfies the requirements set out in Annex 4 of the Statement of Work.

13.2 The Contractor shall satisfy ICO that all relevant manufacturing processes are controlled and are defined adequately by process specifications and drawings, work instructions and procedures. Quality controls to be operated by the Contractor shall include but not be limited to:

      (a) satisfactory control of sources of supply and materials, piece parts and components;

      (b) conformance to manufacturing specifications, drawings, documented procedures and work instructions;

      (c) adequate documentary evidence including certification of completion of state inspection and test routines;

      (d)   investigation of defects and control of corrective action;

      (e)   satisfactory storage, handling and delivery of material; and

      (f)   control and calibration of inspection, measuring and test equipment.

13.3 Subject to applicable legal restrictions in the country of manufacture, ICO reserves the right at its discretion for ICO Staff to inspect visually all of the Deliverables and to witness any or all quality assurance tests and inspection procedures and examine quality assurance records relating thereto at any of the Sites or any of the locations where the NEC Team or any Sub-Contractors (excluding any Sub-Contractor who shall not have been required to enter into a direct undertaking with ICO pursuant to clause 11) carries out the Works. ICO shall give the Contractor 7 days written notice of its intention to make any inspection or to witness any quality assurance tests or to examine any quality assurance records.

13.4 The Contractor shall promptly upon ICO's request make available to ICO at the relevant place of inspection or at such other locations as may be mutually agreed all quality assurance records and other pertinent manufacturing data, including any drawings, inspection and test data, which are

         2376
Final Version - Change Order No 25


reasonably necessary to enable ICO to satisfy itself as to the Contractor's compliance with the quality assurance standards called for under the Statement of Work.

13.5 Any inspection and/or test and/or examination made or attended by ICO Staff under this clause shall not relieve the Contractor of its responsibility to conform to the requirements of this Agreement.

14.   ICONET INTEGRATION


14.1 The Master ICONET Integration Plan Document which is referred to in Annex 9 of the Statement of Work (the "MIIPD") describes the range of ICO System integration tests and services which the Contractor has granted ICO the option to request the Contractor to carry out (the "ICONET Integration"). Table 1 of Annex 9 lists the various campaigns which are more fully described in the MIIPD (the "ICONET Integration Campaigns") and the associated management that may be required of the Contractor (the "Associated Management"). Table 1 of Annex 9 also sets out the number of man-months which the Contractor has offered to provide, all of which may be adjusted in accordance with clause 14.6. The schedule for the completion of such services is set out in Table 2 of Annex 9 (the "ICONET Integration Schedule"). Annex 9 also establishes the additional responsibilities associated with the performance of ICONET Integration which the parties agree to assume if ICO elects to exercise its option.

14.2 ICONET Integration shall be carried out in two phases. The first phase shall commence in 1998 (the "First Integration Phase") and the second phase shall commence in 1999 (the "Second Integration Phase"). During the period from the execution of this Agreement until, in the case of the First Integration Phase, 15 July 1997 and, in the case of the Second Integration Phase, 30 November 1997, ICO and the Contractor shall consult regarding the detailed definition of the respective ICONET Integration Campaigns. The Contractor will provide all reasonable assistance to ICO to enable ICO to make an informed judgement as to whether or not to exercise the option in accordance with clause 14.3.

14.3 ICO may exercise the option contained in clause 14.1 for the First Integration Phase by notifying the Contractor in writing by no later than 15 July 1997. ICO may subsequently exercise the option contained in clause 14.1 for the Second Integration Phase by notifying the Contractor in writing by no later than 30 November 1997.

14.4 The Contractor shall, within 2 months of the receipt of each of ICO's notifications pursuant to clause 14.3, submit specific proposals to ICO which will include:

      (a) the detailed definition of the ICONET Integration Campaigns which ICO has elected to be performed by the Contractor in accordance with clause 14.3;

      (b) the qualifications and numbers of personnel and the resultant man-months which the Contractor proposes for each ICONET Integration Campaign and, for the purpose of clause 14.16, the minimum number of man-months for each ICONET Integration Campaign (which shall never exceed 25% of the total proposed man-months for each ICONET Integration Campaign);

      (c) the location(s) at which each ICONET Integration Campaign is proposed to be performed and the resultant travel costs;

      (d) the duration and sequence for the performance and completion of each ICONET Integration Campaign together with an amended ICONET Integration Schedule;

      (e) the content and price of the documents specified to be provided by the Contractor in accordance with Section 9 of Annex 9 which shall constitute the Deliverables for the

         2377
Final Version - Change Order No 25


            purpose of this clause 14 but, for the avoidance of doubt, not for the purpose of the Acceptance Criteria set out in Annex 10 of this Agreement;

      (f) the special test equipment required for each ICONET Integration Campaign identifying those items of special test equipment to be provided by ICO which are set out in Table 3 of Annex 9, together with the dates by which, and the locations to which ICO supplied test equipment is to be provided for each ICONET Integration Campaign;

      (g) the relevant Associated Management man-months required by the Contractor for the management of the ICONET Integration Campaigns; and

      (h) the additional resources described in Section 3.8 of Annex 9 (the "Additional Resources") and the Contractor's best estimate of its price for providing such Additional Resources. The extent and price of such Additional Resources will be subject to reduction to the extent that ICO elects to provide some or all of such Additional Resources.

14.5 The Contractor will, if requested by ICO, amend its proposals submitted pursuant to clause 14.4 to meet the reasonable requirements of ICO.

14.6 ICO may, after receipt of each of the Contractor's proposals pursuant to clause 14.4, issue a Change Order to the Contractor. For the First Integration Phase, ICO may issue such Change Order in a timely manner and in any event no later than 31 January 1998. For the Second Integration Phase, ICO may issue a further Change Order in a timely manner and in any event no later than 31 May 1998. Such Change Orders shall specify:

      (a) the ICONET Integration Campaigns to be undertaken by the Contractor;

      (b) the qualifications and numbers of personnel and the resultant man-months for each ICONET Integration Campaign, including for the purposes of clause 14.16 the minimum number of man-months for each ICONET Integration Campaign to be paid for by ICO;

      (c) the location(s) at which each ICONET Integration Campaign is to be performed and the total resultant travel costs;

      (d) the duration and sequence for the performance and completion of each ICONET Integration Campaign together with the amended ICONET Integration Schedule;

      (e)   the content and price of the Deliverables;

      (f) the special test equipment required for each ICONET Integration Campaign which ICO will make available for use by the Contractor;

      (g)   the Associated Management man-months;

      (h) the Additional Resources (if any), and the times by which and the locations at which ICO will provide such Additional Resources to the Contractor for each ICONET Integration Campaign at its own cost; and

      (i) the Additional Resources which the Contractor will provide for each ICONET Integration Campaign and the associated cost (if any).

The Contractor shall accept such Change Orders provided that in each case (a),
(b), (d), (e), (f), (g) and (i) are generally consistent with, and do not exceed the Contractor's proposals pursuant to clause 14.4. In any other event, ICO and the Contractor shall mutually agree the Change Orders in accordance with clause 9.

         2378
Final Version - Change Order No 25


14.7 The ICONET Integration services shall be carried out in accordance with Annex 9 and any Change Orders agreed in accordance with clause 14.6. Such services shall constitute the Works for the purposes of this clause 14 but, for the avoidance of doubt, shall not be Works for the purposes of the Acceptance Criteria set out in Annex 10 of this Agreement.

14.8 Within 6 months of the date of this Agreement the parties shall agree a reporting procedure for all Works. Such procedures shall include weekly written reports by the Contractor concerning the man-months expended, expenses incurred by the Contractor, and the progress of each ICONET Integration Campaign.

14.9 The Contractor shall, in a timely manner, inform ICO if the Contractor anticipates that the remaining man-months for an individual ICONET Integration Campaign will be insufficient to permit the completion of such ICONET Integration Campaign. ICO may direct the Contractor in writing to reallocate man-months from other ICONET Integration Campaigns so as to permit the Contractor to complete such ICONET Integration Campaign. If ICO shall instruct the Contractor to modify the scope of, or not to complete an ICONET Integration Campaign, the Contractor shall be responsible for performing such ICONET Integration Campaign only to the extent so instructed by ICO. If ICO gives no directions to the Contractor, then the Contractor shall be entitled to cease carrying out the relevant ICONET Integration Campaign once all the remaining applicable man-months have been expended. In the event that ICO directs that man-months are to be reallocated to any ICONET Integration Campaign from other ICONET Integration Campaign(s), the Contractor shall advise ICO immediately in writing as to the anticipated effects upon the Contractor's performance and completion of the remaining ICONET Integration Campaigns. If ICO does not provide instructions as to how to proceed within 5 days (or such other time as may be mutually agreed) of being informed by the Contractor of the effect upon the remaining ICONET Integration Campaigns the Contractor shall be obliged to expend only the remaining available man-months. The total number of man-months specified in the Change Orders agreed in accordance with clause 14.6 shall not be exceeded. If either party wishes to apply further effort beyond the total number of man-months specified in the Change Order agreed in accordance with clause 14.6, then the requesting party shall propose a further Change Order for consideration and agreement by the other party in accordance with clause 9.

14.10 The Contractor will submit invoices to ICO, and ICO shall pay the same in United States Dollars, subject to clauses 14.11 and 14.12, payable within 30 days after receipt of valid invoices in accordance with clause 17 as follows:

      (a) man-months - monthly in arrears for the man-months that have been expended by the Contractor using the rate specified in Appendix 3 to
            Schedule 9;

      (b) travel costs - monthly in arrears for the actual travel costs incurred by the Contractor (all travel shall be by economy or equivalent class);

      (c) Additional Resources - monthly in arrears for the actual costs incurred by the Contractor; and

      (d)   Deliverables -

            (i) ICONET Integration Requirements (Final) - after approval by ICO, 40% of the price of the Deliverables;

            (ii) ICONET Integration Plan (Final) - after approval by ICO, 30% of the price of the Deliverables; and

            (iii) ICONET Integration Report (Formal) - after approval by ICO,
                  30% of the price of the Deliverables.

         2379
Final Version - Change Order No 25


14.11 All invoices for man-months shall identify the ICONET Integration Campaign to which they relate the names of the relevant personnel deployed by the Contractor together with the total time, rate, and the relevant locations where the ICONET Integration activities were performed. All invoices for travel shall be accompanied by actual tickets (or copies thereof). All invoices for Additional Resources provided by the Contractor shall be accompanied by a summary of the Additional Resources used and total actual amount paid by the Contractor for such Additional Resources.

14.12 In substantiation of its invoices the Contractor will keep accurate records of the number of personnel and the man-months which it has devoted to each of the ICONET Integration Campaigns and Associated Management. Such records shall be submitted to ICO on a monthly basis for ICO's review. ICO may require the Contractor to provide additional information if, in ICO's reasonable opinion, the information provided by the Contractor is incomplete or is insufficient for the purpose of substantiating the associated invoice. No invoices for any Works shall be payable by ICO unless such records have been submitted to ICO in accordance with this clause and the relevant invoice shall not be due and payable by ICO unless such records have been submitted at least 15 days before the date such invoice is due and payable.

14.13 If the Contractor should exceed the total number of man-months for any or all of the ICONET Integration Campaigns or the Associated Management, the travel costs, or the costs for Additional Resources which are specified in the Change Orders agreed in accordance with clause 14.6 (except as may have been agreed by ICO in accordance with clause 14.9 or subsequent Change Order(s)), then ICO shall not be obliged to make any increase in the price payable for the ICONET Integration.

14.14 In the event that ICO provides the Additional Resources in accordance with clause 14.6(h) and the Contractor delays or cancels the activities for which such Additional Resources were provided (unless the delay or cancellation was the result of an event outside the reasonable control of the Contractor), ICO shall be entitled to recover any actual costs which result from such delay or cancellation by the Contractor in accordance with clause 17.

14.15 The Contractor will maintain and update the MIIPD and the ICONET Integration Schedule. Either party may propose changes to the MIIPD or the ICONET Integration Schedule. The ICONET Integration Schedule shall be adjusted to reflect changes to activities or events within the Master Level Schedule which directly affect the performance or completion of ICONET Integration activities. All changes to the MIIPD and the ICONET Integration Schedule shall be subject to the approval of ICO.

14.16 ICO shall be entitled, at any time during the Contractor's performance of the Works, to direct the Contractor by written notice to cease all or any part of such Works. The Contractor and all relevant Sub-Contractors shall, within 15 days after the date of the notice (or such later date as may be specified by ICO in such notice), cease such Works in an orderly manner (or in such manner as may reasonably be specified by ICO) so as to minimise disruption to any other integration activities being carried out and so as to preserve the results of the Works agreed to be performed in accordance with Annex 9 and any Change Orders pursuant to clause 14.6. The Contractor shall be entitled to:

      (a) reimbursement of all costs incurred up to the date specified by ICO to cease activities provided that such costs do not exceed the amount associated with the ICONET Integration Campaign(s) so terminated; and

      (b) if such notice results in the Contractor receiving for each ICONET Integration Campaign terminated by such notice less than the amount payable for the minimum man-months agreed in accordance with the relevant Change Order pursuant to clause 14.6, then the Contractor will be entitled to claim the difference between the actual man-months expended by the Contractor and the amount payable for the minimum man-months for each such terminated ICONET Integration Campaign.

Other than the sums referred to in (a) and (b) above, the Contractor shall have no other claims of any nature arising from the termination by ICO of such activities. For the avoidance of doubt, all amounts

         2380
Final Version - Change Order No 25


payable by ICO in accordance with this clause 14.16 (except for any difference between the actual man-months expended by the Contractor and the minimum man-months agreed in accordance with the relevant Change Order pursuant to clause 14.6) shall be substantiated by such evidence as is to be provided for monthly invoices in accordance with clause 14.12.

14.17 If any invoice submitted to ICO pursuant to clause 14.10 shall be overdue for payment by ICO for 60 days or more, unless ICO has disputed such invoice on reasonable grounds and has notified the Contractor in writing of such dispute, the Contractor shall be entitled to stop performing all or any of the Works.

14.18 The Contractor will co-operate with ICO Staff in the performance of ICONET Integration activities pursuant to this clause 14 or any additional integration activities which ICO may choose to carry out. In respect of such additional integration activities, co-operation includes (i) assisting ICO Staff to develop a mutually agreeable System Engineering, Integration and Test (SEIT) plan, and
(ii) supporting ICO through the provision of manpower, test facilities, information and documentation that may reasonably be required by ICO, for the integration and test of the ICO System. The terms and conditions for such co-operation and/or support shall be agreed between the parties on case by case basis.

14.19 For the avoidance of doubt, ICO shall not be responsible, for the purposes of this clause 14, for the importation by the Contractor or any Sub-Contractor of any installation and test tools, equipment, materials or other effects (including personal) in connection with this clause 14.

14.20 The following clauses of this Agreement shall not apply to the Works provided in accordance with this clause 14 and Annex 9 of the Statement of Work:
4.1 (a) to (f) inclusive; 4.1 (h), (i) and (n); 4.2 to 4.5 inclusive, 4.7, 4.10,
5, 6.1 (d), 6.2, 7, 8, 11.5, 12.3, 13.2 to 13.5 inclusive, 15, 16.2 to 16.17 inclusive, 18, 19, 22, 25 to 40 inclusive, 44 to 50 inclusive, 54, 55.4 and 56.

14.21 For the purposes of this clause 14, the following clauses of this Agreement are amended as follows;

      (a) clause 4.1 (l): "it will provide, and will ensure that its Sub-Contractors provide, suitably skilled and appropriately experienced personnel required to fulfil the objectives of Annex 9 of the Statement of Work agreed in accordance with the relevant Change Order pursuant to clause 14.6 and clause 14";

      (b) clause 4.6: "Where the Contractor shall be in breach of any aspect of its warranties and undertakings set out in clause 4 relating to ICONET Integration, except for those parts of clause 4 specifically excluded in clause 14.20 or as amended by clause 14.21, the Contractor shall be responsible, at its own cost, for rectifying the consequences of any such breach"; and

      (c) clause 11.1: "The Contractor will ensure that the Works are carried out in such a manner as will fulfil Annex 9 of the Statement of Work as amended from time to time in accordance with the terms of this Agreement, using the other members of the NEC Team as the Principal Sub-Contractors to carry out the Works. In accordance with the terms of this clause, the Contractor may sub-contract such elements of the Works as they consider to be appropriate but the Contractor shall remain fully responsible for the performance of the Works, the preparation and delivery of the Deliverables and the completion of the Works which are scheduled to be completed in accordance with the ICONET Integration Schedule notwithstanding any default or failure to perform by any Sub-Contractors."

         2381
Final Version - Change Order No 25


PART C - PRICE AND PAYMENT


15    PRICE


15.1 ICO shall pay an aggregate total price of US$759,741,625 - for the complete performance by the Contractor of all of its obligations under this Agreement together with a further sum of US$21,537,600 - (in respect of freight and insurance as referred to in the Pricing Schedule), which amounts shall be subject to adjustment only in respect of (i) changes agreed under clause 9 and
(ii) the cost of any Option items upon exercise of the relevant Option or other items or services purchased under clause 46; (such aggregate amount, as so adjusted, being referred to as the "Price"). Any Instalment payment made shall discharge the relevant portion of the Price and shall not be reclaimable by ICO but without prejudice to ICO's right to claim damages and/or indemnity in accordance with the provisions of this Agreement in the event of any breach by the Contractor.

15.1.1 In addition to ICO's obligations to pay to the Contractor such sums as are described in clause 15.1 above, ICO shall also pay to the Contractor such further payments ("Other Payments") as the parties agree, from time to time, shall be payable pursuant to those Non-clause 15.1 Change Orders whose respective total values shall not be treated as, nor constitute an accretion to, nor form part of the Price, as defined within clause 15.1.

15.2 The Price shall be payable in Instalments as set out in the Payment Schedule, but the obligation of ICO to pay any Cash Invoice (other than any Cash Invoices relating to the initial Instalment) shall be subject to clauses 15.3 and 16.

15.2.1 Other Payments shall be payable in accordance with the terms of the relevant Non-clause 15.1 Change Order referred to in clause 15.1.1, above

15.3 If the Contractor fails to achieve a Top Level Milestone by or within the period of 21 days commencing on the Milestone Date, then ICO may defer payment of any Cash Invoice which shall as a consequence become a Deferred Cash Invoice.

ICO must notify the Contractor if it considers on any reasonable grounds that any Top Level Milestone has not been achieved by the relevant Milestone Date and, having done so, shall, subject to the provisions of this clause 15.3 and in particular to the Contractor's entitlement to contest ICO's entitlement to impose the deferral, be entitled to treat all Cash Invoices which would, but for this clause 15.3, have a Relevant Payment Date more than 21 days after the relevant Milestone Date as Deferred Cash Invoices under this clause 15.3. Until the relevant Top Level Milestone shall have been achieved, Cash Invoices shall continue to be issued by the Contractor, but shall automatically become Deferred Cash Invoices and shall not be payable so long as they remain Deferred Cash Invoices.

The Contractor must notify ICO by facsimile within 10 days of receiving such notification from ICO of whether it disputes ICO's entitlement to impose the deferral. If the Contractor does not so notify ICO, then it shall be deemed to accept that the deferral is being properly imposed by ICO in accordance with the terms of this Agreement and the due date for payment of each of the Deferred Cash Invoices shall be 21 days following the date upon which the deferral ends (or, if later, the date 30 days after the receipt of the relevant Deferred Cash Invoice).

If the Contractor notifies ICO that the imposition of the deferral is disputed by the Contractor on reasonable grounds, then ICO shall upon the day falling 30 days after the date of receipt of each Cash Invoice being treated by ICO as a Deferred Cash Invoice pay the amount of the same into the Escrow Account. The due date for payment of each such invoice shall (if there is a Determination that the deferral was properly imposed in accordance with the terms of this Agreement) be 21 days following the date upon which the deferral ends (or, if later, the date 30 days after the receipt of the invoice) or (if there is a Determination that the deferral was not properly imposed in accordance with the terms of this

         2382
Final Version - Change Order No 25


Agreement) the original Relevant Payment Date for such invoice (and ICO shall have an obligation to pay interest to the Contractor pursuant to clause 16.10 accordingly).

Any deferral pursuant to this clause 15.3 shall end as soon as the relevant Top Level Milestone shall have been achieved and any Deferred Cash Invoices shall thereupon cease to be Deferred Cash Invoices.

15.4 For the avoidance of doubt, all references in this clause 15 to a Milestone Date shall refer to the adjusted timing of such Milestone Date as Determined pursuant to any of the provisions in this Agreement which require or permit an alteration to the timing of achievement of Top Level Milestones.

15.5 For the avoidance of doubt, the Price is fixed, including, without limitation the following:

      (a) all place of origin taxes; except that if the place of origin is in the same country as the Site at which the relevant Deliverable is to be installed or the relevant service forming part of the Works is to be supplied, then the Net Cost shall be calculated and the Additional Amount shall be added the price as set out below. The "Net Cost" means:

                  (i) the part of the Price attributable to such Deliverable or service; less

                 (ii) in the amount of any export duties that the Contractor would have incurred on the export from the place of origin of such Deliverable or service if it had been exported.

                 The "Additional Amount" means:

                 (i) the amount of any Value Added Tax or other similar tax which would have been imposed by the laws of that country on a supply of that Deliverable or service to ICO for a price equal (on a tax exclusive basis) to the Net Cost less

                 (ii) the amount (if any) of such export duties taken into account in determining the Net Cost.

      (b) any charges relating to export licences, certificates of origin, export document preparation, and export packaging;

      (c) insurance (including transit through to Sites, storage on Site, installation and testing);

      (d)   shipping and transportation costs;

      (e) employee and employee-related costs of the Contractor and Sub-Contractors;

      (f) all necessary licences, fees or other charges necessary for the performance of the Works except:

                 (i) licences (and their associated costs) that the Site Operator requires for its operation of the ICONET Ground Facilities; and

                 (ii) any local and/or central or other governmental approvals and permits for any civil work,

            (which licences, approvals and permits referred to in paragraphs (i) and (ii) above shall be at the cost of ICO);

      (g) all taxes on the goods originally sold or provided by the Contractor to ICO under this Agreement (except import duty and customs duties, including Value Added Tax or any

         2383
Final Version - Change Order No 25


            similar sales tax (which excluded taxes shall be paid in accordance with clause 28) and all Value Added Tax and any similar sales tax on services which are not recoverable by the Contractor or any Sub-Contractor or any of their respective affiliates) incurred by the Contractor and Sub-Contractors and their employees associated with performing any part of the Works in the country where the relevant Deliverables are to be installed or where the services are to be provided; and

      (h) any penalties or fines incurred by the Contractor and Sub-Contractors or their employees.


16    PAYMENT AND PAYMENT TERMS


16.1 The payment by ICO of any moneys to the Contractor in respect of this Agreement shall not be deemed to be acceptance by ICO of any Works or Deliverables in respect of which such moneys are paid.

16.2 The Contractor shall submit a Cash Invoice (and a copy invoice) to ICO for the Cash Portion of each Instalment of the Price payable in accordance with the Payment Schedule or clause 14 as appropriate. Each Cash Invoice shall be accompanied by appropriate supporting paperwork. In any case where the Instalment becomes due on shipment of any Equipment, this paperwork shall include a copy of the bill of lading (or other equivalent document).

16.3 All of the Contractor's Cash Invoices, other than any Deferred Cash Invoices during the period of the relevant deferral pursuant to clause 15.3, shall, provided that the same shall be in accordance with the requirements of this Agreement, be due and payable in United States Dollars by ICO within 30 days of the date of receipt by ICO of the Cash Invoice (the "Relevant Payment Date").

16.4 Any invoices which are to be submitted to ICO pursuant to this Agreement shall be addressed to ICO Global Communications Holdings BV, Drentestraat 20, 1083 HK, Amsterdam, Netherlands with a copy to ICO Services Limited, 2 Chalkhill Road, Hammersmith, London W6 8DW, England.

16.5 In the event that ICO disputes its liability to pay the whole or any part of a Cash Invoice or a Deferred Cash Invoice, ICO will advise the Contractor of its dispute and (in reasonable detail) the grounds therefor (including the Instalment(s) to which the dispute relates and the Disputed Percentages of it or them) by no later than nine days before the Relevant Payment Date (or, the date which would, if the invoice were not a Deferred Cash Invoice, have been its Relevant Payment Date). For the avoidance of doubt, in the case of a dispute relating to an invoice only the Disputed Percentage of the Cash Portion shall be treated as disputed in relation to the relevant Cash Invoice or Deferred Cash Invoice.

For the avoidance of doubt ICO shall by the Relevant Payment Date pay to the Contractor those portions of any Cash Invoice which shall not be the subject of a deferral pursuant to clause 15.3 and which are not in dispute and the parties shall use reasonable efforts to resolve any dispute concerning the Disputed Percentage of any Instalment.

16.6. This clause 16.6 applies if at any time:

            (a) ICO disputes its liability to pay an amount invoiced in good faith by the Contractor in a Cash Invoice which appears on its face to have been calculated and to be payable in accordance with the Payment Schedule or clause 14, including without limitation any Cash Invoice which ICO claims that it has the right to defer pursuant to clause 15.3 unless the Contractor accepts that claim; and

         2384
Final Version - Change Order No 25


            (b) that would result in the aggregate of all amounts so invoiced which are then in dispute (each a "Disputed Amount" and collectively "the Disputed Amounts", which expression shall for the avoidance of doubt in relation to any Instalment include only the Disputed Percentage of the Cash Portion and not the Disputed Percentage of the Financed Portion, if any) equalling or exceeding any Escrow Trigger Amount(s). If it would equal or exceed more than one Escrow Trigger Amount, then the higher or highest shall be the relevant one.

For the avoidance of doubt, any Cash Invoice issued by the Contractor being for an amount not invoiced in good faith or which does not appear on its face to have been calculated and to be payable in accordance with the Payment Schedule or clause 14, as appropriate, shall not be payable by ICO unless and until ICO agrees that the same shall have been properly issued and the requirement to pay a Disputed Amount into the Escrow Account shall not apply in relation thereto.

If this clause 16.6 applies, then ICO shall (on the Relevant Payment Date for the Cash Invoice or, in the case of a Deferred Cash Invoice, the due date for payment of it) pay into the Escrow Account an amount sufficient to ensure that the balance on the Escrow Account relating to Disputed Amounts under this Clause 16 (after deduction of any amounts which either ICO or the Contractor is then entitled to have paid to it pursuant to clause 16.7) equals or exceeds the relevant Escrow Trigger Amount.

16.7 The parties shall in the Escrow Agreement jointly instruct the Escrow Agent to hold the balance on the Escrow Account in accordance with the relevant provisions of this Agreement.

If there is a Determination, that any Disputed Amount or any part thereof is payable to the Contractor (either because any deferral under clause 15.3 was not in accordance with the terms of this Agreement, the dispute was otherwise ill-founded, relevant outstanding Works giving rise to a disputed deferral have been completed as referred to in clause 15.3 or the cause of the dispute has been remedied), then ICO shall join within 5 days of the date of the Determination with the Contractor in instructing the Escrow Agent to make a payment out of the Escrow Account to the Contractor of any amount held in the Escrow Account in respect of that Disputed Amount (or the appropriate part thereof), together with any interest earned on that amount. This payment shall be applied in or towards satisfaction of any liability of ICO in respect of the relevant Disputed Amount (and interest accrued pursuant to clause 16.10 upon it) pursuant to clause 16.8 or, as the case may be, clause 16.9.

If there is a Determination that any Disputed Amount or any part thereof is not payable by ICO to the Contractor or that ICO was entitled to make a deferral pursuant to clause 15.3 which the Contractor has challenged, then the Contractor shall join within 5 days of the date of the Determination with ICO in instructing the Escrow Agent to make a payment out of the Escrow Account to ICO of any amount held in the Escrow Account in respect of that Disputed Amount (or the appropriate part thereof) or, as the case may be, that deferral, together in either case with any interest earned on that amount in the Escrow Account.

16.8 If there is a Determination that any dispute raised by ICO against all or part of an invoice was ill-founded or that a deferral pursuant to clause 15.3 was not in accordance with the terms of this Agreement, then ICO shall within 9 days of the date of the Determination pay to the Contractor any balance of the Disputed Amount found by the Determination to be payable to the Contractor together with interest thereon calculated in accordance with clause 16.10, after taking account of any payment to be made to the Contractor out of the Escrow Account pursuant to clause 16.7 as a result of that Determination and the Relevant Payment Date of the Disputed Amount in this case shall be the date 30 days after the date of ICO's receipt of the original Cash Invoice.

16.9 If there is a Determination that payment be made to the Contractor for any reason other than as is referred to in clause 16.8, then ICO shall within 9 days of the date of the Determination pay to the Contractor any balance of the Disputed Amount found by the Determination to be payable to the Contractor together with interest thereon calculated in accordance with clause 16.10, after taking

         2385
Final Version - Change Order No 25


account of any payment to be made to the Contractor out of the Escrow Account pursuant to clause 16.7 as a result of that Determination. Interest shall run pursuant to clause 16.10 as if the Relevant Payment Date were the date of the Determination. A payment by ICO pursuant to this clause 16.9 shall not prevent the Contractor from continuing to seek a Determination as referred to in clause
16.8 that the dispute was ill-founded or that the deferral was not properly imposed under clause 15.3 (which Determination would entitle it to the payment of interest pursuant to clause 16.10 from the original Relevant Payment Date).

16.10 Any sums not paid by one party when due shall bear interest from the Relevant Payment Date, or if different or if there is no Relevant Payment Date the due date for payment, until the other party receives payment (whether before or after judgement) at the Agreed Rate. Such interest shall accrue from day to day on the basis of a 360 day year and shall be payable with the sum to which it relates and, if that sum is overdue, on demand.

16.11 All payments to be made under this Agreement to the Contractor shall be made:

      (a) for value on the Relevant Payment Date (or such other date as may apply pursuant to this Agreement) from ICO to such account at such bank in Tokyo as the Contractor may specify from time to time; and

      (b) in full without any set-off, withholding, deduction or counterclaim of any kind, but for the avoidance of doubt, this is without prejudice to clause 16.12.

16.12 If at any time ICO considers that the Contractor is in default of its obligations under this Agreement and as a result an amount is due to be paid by the Contractor to ICO, then if the amount involved exceeds $1 million and if ICO has given the Contractor no less than 9 days' notice of its intention to do so, ICO may deduct the amount claimed from any payment that it is making to the Contractor of any one or more Cash Invoice(s) then or subsequently falling due for payment and instead pay the whole of that amount into the Escrow Account.

If there is a Determination that all or part of the amount claimed by ICO, in respect of which the payment into the Escrow Account was made, was due to ICO by the Contractor, then the Contractor shall within 5 days of the Determination join with ICO in instructing the Escrow Agent to pay out of the Escrow Account to ICO the amount so due, together with interest earned on that amount in the Escrow Account; and upon the Contractor joining in that instruction the liability which led to the payment into the Escrow Account being made by ICO shall be discharged in an amount equal to the amount in respect of which that instruction is given, whether or not the Escrow Agent actually makes the payment.

If there is a Determination that all or part of the amount claimed by ICO and paid into the Escrow Account was not due to ICO, then ICO shall within 5 days of the Determination join with the Contractor in instructing the Escrow Agent to pay out of the Escrow Account the amount which was not so due, together with interest earned on that amount in the Escrow Account and ICO shall pay to the Contractor an additional amount such that the Contractor receives in total the amount which it should have been paid on the Relevant Payment Date for the Cash Invoice(s) against which ICO made such deductions when paying monies into the Escrow Account together with interest on such amount at the Agreed Rate from the Relevant Payment Date up to the date of actual payment.

16.13 The parties have agreed in principle, subject to contract, that part of the aggregate total price payable under this Agreement (excluding any adjustment to such price whether referred to in clause 15.1 or not) shall be financed by the Contractor. A summary of the terms and conditions reflecting this in principle agreement ("the Vendor Financing Summary") is set out as Schedule 10.

Clause 16.14 shall apply if, but only if, and from the time that the parties enter into a legally binding agreement ("the Vendor Financing Agreement") reflecting (with such amendments as may be agreed) that Vendor Financing Summary. The parties agree to negotiate in good faith the terms and

         2386
Final Version - Change Order No 25


conditions of the Vendor Financing Agreement with a view to completing the anticipated vendor financing within the spirit of the Vendor Financing Summary by the end of 1997.

16.14 Each Financed Invoice issued by the Contractor shall relate to the Financed Portion of one or more Instalments in respect of which a Cash Invoice has been issued. The Contractor shall not issue a Financed Invoice in respect of an Instalment where ICO shall, in relation to the corresponding Cash Invoice, have disputed its liability to pay 100% of the relevant Instalment until Determination of such dispute. The Contractor shall not include in any Financed Invoice any Disputed Percentage of the Financed Portion of an Instalment until, and then only to the extent that there is a Determination that the relevant amount of the Instalment was due.

ICO shall only be entitled to challenge the amount of a Financed Invoice or the Contractor's entitlement to issue it on the ground that it is not issued in good faith, it is inconsistent with a Cash Invoice which relates to one or more of the same Instalments or that it appears on its face to be inconsistent with the Payment Schedule. A Financed Invoice shall fall due for payment at the time stated in, shall bear interest which shall be payable in accordance with and shall otherwise be subject to the Vendor Financing Agreement.

Clauses 15.2 and 15.3 shall not apply to the Financed Portion of any Instalment with the intention that the Financed Invoices to be issued at the end of each quarter pursuant to the Vendor Financing Agreement shall include the Financed Portion of any Instalment in respect of which a Cash Invoice would, but for clauses 15.2 and 15.3, have been issued in that quarter.

The first two sentences of clause 16.2 and clause 16.4 shall apply to Financed Invoices as if they were Cash Invoices except to the extent specifically referred to in this clause 16.14. The other provisions of clauses 16.1 to 16.12 inclusive shall not apply to Financed Invoices (although the Vendor Financing Agreement may include analogous provisions). For the avoidance of doubt, nothing in this Agreement shall result in a Financed Invoice which is payable in accordance with the terms of the Vendor Financing Agreement not being payable.

16.15 The Vendor Financing Summary provides for ICO to pay a management/commitment fee to the Contractor in respect of the proposed vendor financing, such fee to be payable in two instalments, the second one together with interest. ICO confirms that the obligations as to payment of that fee are legally binding on it, notwithstanding that the Vendor Financing Summary is expressed to be subject to contract.

16.16 The parties shall immediately upon the choice of the Escrow Agent and the settlement of the terms of the Escrow Agreement enter into the Escrow Agreement with the Escrow Agent. Neither party shall upon or after joining in an instruction to the Escrow Agent to make a payment to the other party out of the Escrow Account take any action directly or indirectly to prevent payment being made to the recipient party pursuant to such instructions.

16.17 To the extent that any payment made by ICO out of the Escrow Account is made because there has been a Determination that ICO was correct in disputing a Cash Invoice in whole or in part or was entitled to impose a deferral pursuant to clause 15.3, then such payment shall not be deemed for any purpose to be a payment made by the Contractor to ICO.

16.18 For the avoidance of doubt, the provisions of clauses 15.2, 15.3 and 16 shall apply in relation to payments due under clause 14.

17    PAYMENT OF REIMBURSABLE COSTS


17.1 The Contractor shall submit (substantially in the relevant approved form set out in Schedule 4 and containing the same information) monthly invoices for costs which are agreed to be reimbursable by ICO to the Contractor under this Agreement. Such invoices shall have attached the original

         2387
Final Version - Change Order No 25


documents (or copies of the documents certified by the Contractor) evidencing the amounts claimed by the Contractor for reimbursement.

17.2 Amounts claimed by the Contractor for reimbursement pursuant to this clause 17 shall be net of any amounts (including, for the avoidance of doubt, offsetable amounts such as VAT or other sales taxes) which the Contractor or any of its Sub-Contractors have the right to reclaim from parties other than ICO, whether or not such claim has been made or received provided that if, subject to the Contractor or its Sub-Contractors following its or their usual collection procedures, any amount reclaimed by the Contractor or its Sub-Contractors which has not been received from such third party within 90 days of the date of the Contractor's invoice to ICO in which the right to such reclaim was taken into account, the Contractor shall be entitled to include such reclaimed amount in its next monthly invoice to ICO. If subsequently the Contractor or any of its Sub-Contractors receive such reclaim from the third party, the Contractor shall account to ICO for any sums so recovered without delay.

17.3 ICO shall submit invoices for costs which are agreed to be reimbursable by the Contractor. Such invoices shall have attached the original documents (or copy documents certified by ICO) evidencing the amounts claimed by ICO for reimbursement.

17.4 Amounts claimed by ICO for reimbursement pursuant to this clause 17 shall be net of any amounts (including, for the avoidance of doubt, offsetable amounts such as VAT or other sales taxes) which ICO has the right to reclaim from parties other than the Contractor, whether or not such claim has been made or received provided that if, subject to ICO following its usual collection procedures, any amount reclaimed by ICO has not been received from such third party within 90 days of the date of ICO's invoice to the Contractor in which the right to such reclaim was taken into account, ICO shall be entitled to invoice the Contractor for such reclaimed amount. If subsequently ICO receives such reclaim from the third party, it shall account to the Contractor for any sums so recovered without delay.

17.5 The provisions of clauses 16.3 to 16.11 inclusive and 16.17 shall apply to this clause 17 mutatis mutandis, and for the avoidance of doubt for these purposes payments by the Contractor to ICO shall be treated in the same way as payments by ICO to the Contractor.

18.   LIQUIDATED DAMAGES


18.1 The Contractor shall be liable to pay, upon ICO's demand in writing, to ICO (without deduction or withholding) liquidated damages in the event;

      (a) that the Contractor shall fail to hand over any SAN(s) or NMC(s), to ICO, by any scheduled Handover Date (which date, for the purpose of this clause, shall mean any extension or adjustment to any such Handover Date as agreed by the parties); or

      (b) that the Contractor shall fail to achieve Acceptance Set 5 Completion by the scheduled date (which date, for the purpose of this clause, shall mean any extension or adjustment to such date as agreed by the parties);or

      (c) that the Contractor shall fail to achieve Acceptance Set 1, 2, 3 or 4 Completion by the scheduled dates (which date, for the purpose of this clause, shall mean any extension or adjustment to any such date as agreed by the parties.).

18.2 In case of 18.1 (a) and (b) above, liquidated damages shall be calculated in accordance with the formulae and conditions set out in clause 18.4 below and shall, in relation to Acceptance Sets 1 to 4 Completion, never
      exceed a sum equivalent to   *   of the amount of the SAN(s)or NMC(s) to
      be handed over by the Contractor to ICO and shall, in relation to
      Acceptance Set 5 Completion, never exceed   *   of (A-B).


      * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         2388
Final Version - Change Order No 25


18.3 In case of 18.1(c) above, liquidated damages shall be calculated in accordance with the formulae and conditions set out in clause 18.5 below
      and shall, never exceed a sum equivalent to   *   of the amount of the
      Engineering portion payable on each Acceptance Set 1,2,3 or 4 Completion date respectively as set forth in Appendix 1 to Schedule 11.

18.4 Liquidated damages payable by the Contractor to ICO pursuant to Clause 18.1(a) and (b) shall be calculated in accordance with the following formula.

      (i)   The Price per SAN/NMC shall be calculated as follows;

          *

      (ii) The price in respect of each AS1-4 ("n") shall be calculated as follows with 'n' representing the number of SANs or NMCs in each function set;

          *

      (iii) The liquidated damages for each Handover in relation to AS 1-4 shall be calculated as follows;

          *

      (iv) The liquidated damages for AS 5 Completion shall be calculated as follows:

          *

         A: shall mean the Price set out in clause 15.1 of the Supply Agreement.

         B: shall mean that portion of the Price referable to the Equipment
            Portion and Engineering Portion (except for NRE and Program Management) applicable for SAN for China as specified in Schedule 11 of the Supply Agreement.

         C: shall mean the Price per SAN/NMC for the purpose of calculating liquidated damages.

         D: shall mean the number of days immediately following the date 15 days after the scheduled Handover Date or the Acceptance Set 5 Completion Date as the case may be, except in the case of Acceptance Set 4 which shall be 30 days after this scheduled Handover date, as set out in the Master Level Schedule in Annex 4 Schedule 14 (or any extension or adjustment to any such Handover Date or Acceptance Set 5 Completion Date in accordance with Clause 9 of this Agreement) and the actual Handover Date or actual date of Acceptance Set 5 Completion as the case may be.

         E: shall mean the total amount of the Engineering Portion associated with the Phased SAN Handover as set out in Appendix 4 to Schedule 9 of this Agreement.

         G: shall mean the total amount of the Program Extension Fee as set out in Appendix-2to Schedule 11 of this Agreement.


18.5 Liquidated damages payable by the Contractor to ICO pursuant to Clause 18.1(c) shall be calculated in accordance with the following formula.


         * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         2389
Final Version - Change Order No 25


      (i) The liquidated damages for Acceptance Set 1, 2 or 3 Completion shall be calculated as follows:

         *

      (ii) The liquidated damages for Acceptance Set 4 Completion shall be calculated as follows:

         *

         E: shall mean the total amount of the Engineering Portion associated with the Phased SAN Handover as set out in Appendix 4 to Schedule 9 of this Agreement.

         F: shall mean the number of days immediately following the date 15 days after the scheduled date of Acceptance Set 1, 2, or 3 Completion and 30 days after the scheduled date of Acceptance Set 4 Completion as set out in the Master Level Schedule in Annex 4, Schedule 14 (or any extension or adjustment to such dates in accordance with Clause 9 of this Agreement) and the actual date of Acceptance Set 1, 2, 3 or 4 Completion as the case may be.

         G: shall mean the total amount of the Program Extension Fee as set out in Appendix- 2 to Schedule 11 of this Agreement.

18.6  Liquidated damages payable by the Contractor to ICO under this Agreement
      shall never exceed in aggregate of   *   of the Price.

PART D - PROGRESS REPORTING


19.   MILESTONES AND PROGRESS REPORTING


19.1 ICO and the Contractor have agreed the Top Level Milestone Schedule (being
Schedule 7), which designates particular Milestones as Top Level Milestones and specifies the date for the achievement by the Contractor of such Top Level Milestones.

19.2 In accordance with the progress monitoring procedure established in Annex 4 of the Statement of Work, the Contractor shall report regularly on, and produce such other evidence as ICO may reasonably request to demonstrate, the actual progress of the Works as compared with the Master Level Schedule and Schedule 7.

19.3 Schedule 7 also contains other Milestones which, if not achieved by the specified dates, may affect the Contractor's ability to achieve the Top Level Milestones in accordance with Schedule 7. If ICO's failure to achieve any Milestone, which is identified in Schedule 7 as being the responsibility of ICO, has a direct effect upon the ability of the Contractor to achieve any Top Level Milestone, then to the extent that the Contractor can demonstrate the same to be required, Schedule 7 shall be adjusted in an equitable manner.

19.4 Any changes required to Schedule 7 shall be agreed in accordance with clause 58.

19.5 If in ICO's reasonable opinion actual progress of the Works does not conform generally with the Master Level Schedule or achievement of a Top Level Milestone has been or may be delayed, and if delayed, ICO has notified the Contractor in accordance with clause 15.3, then ICO may require the Contractor:


* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         2390
Final Version - Change Order No 25


      (a) to submit a report to ICO identifying the reasons for the delay and the Contractors proposal for catching up with that delay; and/or

      (b) to produce and submit a revised Master Level Schedule to ICO showing how the Contractor proposes to ensure completion of the relevant Works by the relevant Milestone Date or, where a relevant Top Level Milestone has not or will not be achieved, how the Contractor proposes to ensure completion of the relevant Works without adversely affecting the Master Level Schedule and the achievement of the remaining Top Level Milestones by the relevant Milestone Dates.

19.6 If the Contractor is unable to satisfy ICO that it is able to complete the relevant Works by the relevant Milestone Date or, as the case may be, that it is able to complete all or any of the relevant Works without adversely affecting the Master Level Schedule and the achievement of the remaining Top Level Milestones by the relevant Milestone Dates, ICO shall have the right, with no corresponding adjustment being made to the Price, to require the Contractor to commit such extra resources (including any resources required to supplement the NEC Team's own and then committed resources and expertise) as are necessary to complete the relevant Works by the relevant Milestone Date or, as the case may be, to complete all or any of the relevant Works without adversely affecting the Master Level Schedule and the achievement of the remaining Top Level Milestones by the relevant Milestone Dates.

19.7 If in extreme circumstances ICO considers that the Contractor is or will be unable to complete all or any substantial aspect of the Works in accordance with the Master Level Schedule and the achievement of the remaining Top Level Milestones by the relevant Milestone Dates and the Contractor has failed to take all appropriate actions called for by ICO under clause 19.6, then, if supported by the opinion or recommendation of an independent expert appointed in accordance with this clause 19.8, ICO may require the Contractor to (and the Contractor shall be obliged to):

      (a) replace any of the Sub-Contractors (including the other members of the NEC Team); and

      (b) take such other actions as ICO may reasonably determine to be necessary in the circumstances.

19.8 Any independent expert required to be appointed for the purposes of clause
19.7 shall be appointed either by agreement between the parties within 21 days of a request by ICO or, in the absence of such agreement within such period, shall consist of a committee of three experts to be selected by lot from amongst up to six nominees of whom up to three shall have been put forward within seven days of the expiry of such 21 day period by each of ICO and the Contractor. Any person nominated as an expert shall be entirely independent of the parties, the other members of the NEC Team of any Sub-Contractors and any Site Operators.


20.   ICO ACCESS TO INFORMATION

20.1 The Contractor and the other members of the NEC Team shall grant ICO timely access to relevant ICONET Ground Facilities documentation maintained by the NEC Team and the Contractor's Sub-Contractor- NEC Australia Pty Ltd, including technical, planning, schedule, risks and test data. Such documentation shall include those items referred to in Section 5.2 of Annex 7B and Section 6 of Annex 8A.

20.2 The Contractor shall use commercially reasonable efforts to obtain, for ICO, visibility of other Sub-Contractor's documentation comparable to that which the Contractor is obliged to provide under clause 20.1.

         2391
Final Version - Change Order No 25


21.   STATIONING OF ICO STAFF AT CONTRACTOR'S FACILITIES


21.1 During the term of this Agreement ICO shall, subject to mutually acceptable terms being agreed between the relevant parties (any such terms no less favourable to ICO than any relevant term established already within the Agreement), be entitled to station on-site representatives at the Contractor's facilities including those at NEC Australia Pty Ltd, and those of its Principal Sub-Contractors for the purposes of,

(a) facilitating ICO visibility and accessibility to the progress/status/risk of technical and schedule elements of the Works under this Agreement, other than a specific element or component of the Works which shall be governed by clause 22 hereof,
(b) providing effective liaison with ICO management, engineering, quality assurance and other pertinent personnel, and expediting data exchange and issue resolution.

21.2 The Contractor will supply and furnish physically co-located office facilities for ICO's on-site representative(s), which shall include office equipment and access to secure and normal communication services, and will ensure that the Principal Sub-Contractors shall do likewise.

22    PROGRESS INSPECTION


22.1 Subject to any applicable legal restrictions in effect in the country of manufacture, ICO has the right to inspect and verify the progress of all elements of the Works at all places and times prior to the completion of Phase 3 Testing of the relevant item or component and its handover to, and receipt by, ICO and for such purposes shall be permitted access to the premises of the Contractor and its Sub-Contractors (excluding any Sub-Contractor who shall not have been required to enter into a direct undertaking with ICO pursuant to clause 11). ICO will give 14 days notice of its intended inspections to the Contractor. Such inspections shall be performed in a manner that will not unduly delay the Works. Any such inspections and verifications as are required shall be authorised by the Supervising Officer.

22.2 If any such inspections and verifications are to be made on the premises of the Contractor or any Sub-Contractor (excluding any Sub-Contractor who shall not have been required to enter into a direct undertaking with ICO pursuant to clause 11), the Contractor shall furnish, and shall require such Sub-Contractors to furnish, without additional charge, all reasonable facilities and assistance for the safe and convenient performance of these inspections and verifications.

22.3 The Contractor shall furnish or procure to be furnished to ICO such copies of orders, specifications, drawings, any technical information and documents as ICO may reasonably require to perform progress supervision.

22.4 When any elements of the Works which ICO has, in accordance with clause
22.1 notified the Contractor of its wish to inspect are not, at the relevant time specified by ICO, ready for inspection, review or evaluation, ICO may charge to the Contractor the reasonable costs incurred by ICO Staff in attending at the relevant premises for the purposes of such inspection, review or evaluation and such costs shall be reimbursed to ICO in accordance with clause 17.

22.5 Any inspection and/or test and/or examination made or attended by ICO Staff under this clause shall not relieve the Contractor of its responsibility to conform to the requirements of this Agreement.

23    INTERMEDIATE PROGRESS REVIEW

         2392
Final Version - Change Order No 25


23.1 In relation to each of the sub-systems referred to in Schedule 11 (Payment Schedule) comprising part of the Deliverables, the Contractor shall not despatch any of such Deliverables from their respective places of origin to the Sites until such time as the relevant sub-system shall have successfully completed all of the Phase 1 Tests referred to in Section 5.1 of Annex 8A to the Statement of Work.


23.2 Handover of an Acceptance Set shall not occur until such time as Acceptance Set Completion has been achieved for the immediately preceding Acceptance Set. Further, the Contractor shall not commence the upgrade and integration of a preceding Acceptance Set until Handover of the current Acceptance Set has been achieved. Nothing in this clause 23.2 shall preclude the Contractor from undertaking activities (including Phase 3 IGF Tests) preparatory to commencing the next, or subsequent, Acceptance Sets notwithstanding that the immediately preceding Acceptance Set Completion may not have been achieved. For the avoidance of doubt, the undertaking of activities preparatory to commencing the next, or subsequent, Acceptance Sets shall not include the making available by ICO, to the Contractor, of any SANs and the NMCs previously handed over to ICO, unless specifically agreed by ICO.


23.3 ICO shall, in its absolute discretion, be entitled to waive compliance with the timing requirements of clauses 23.1 and 23.2 in whole or in part and subject to such terms and conditions as it may think fit, but any such waiver shall not excuse or relieve the Contractor in any way from the requirement to ensure that the relevant Deliverables satisfy the relevant Phase 1 or Phase 3 Tests.

[24]  NOT USED.


PART E - DELIVERY AND INSTALLATION


25.   SITE ACCESS


25.1 ICO Shall, no later than 4 weeks before the Ready for Installation Date for each Site established in the Master Level Schedule, advise the Contractor of the anticipated availability of the Site on the scheduled Ready for Installation Date.

25.2 If ICO can reasonably foresee that the actual availability of a Site will be later than the scheduled Ready for Installation Date, the parties shall meet to determine the consequences to the Contractor's delivery and installation programme and the action that can be taken to mitigate such consequences shall be agreed in a Change Order in accordance with clause 9.

26    TRANSPORTATION TO SITE


26.1 The Contractor shall have sole responsibility for the shipment and transportation of the Deliverables from the place of manufacture to, and unloading and placing into suitable and secure storage at, a port of destination in, and as selected by the Contractor, the country of the relevant Site. The Contractor shall promptly upon arrival of the Deliverables at the port of destination notify ICO in writing, and any agents designated by ICO, of the storage location of the Deliverables.

26.2 ICO shall promptly arrange for customs clearance of the Deliverables at such port of destination in accordance with clause 28.

26.3 Following customs clearance in accordance with clause 28, the Contractor shall have sole responsibility for, and shall arrange promptly, inland transportation from an ICO designated location at the relevant port of destination to the relevant Site.

         2393
Final Version - Change Order No 25


26.4 The Contractor shall arrange shipment and transportation for the Deliverables to each of the Sites with reliable shipping and transportation contractors experienced in carrying products of the type of the relevant Deliverables.

26.5 The Contractor shall, 30 days before despatch of any of the Deliverables to the relevant port of destination as referred to in clause 26.1, notify ICO of the intended date of despatch, the mode(s) of transport and the destination of the relevant Deliverables together with such other information as ICO may reasonably require to assist ICO in arranging for customs clearance.

26.6 The Contractor shall not, without informing ICO, arrange for any of the Deliverables to be shipped to Sites via third countries. The Contractor shall not arrange for any Deliverables to be shipped via a third country if by doing so any delays or adverse treatment in importation or customs clearance will result or may reasonably be anticipated. Notwithstanding having informed ICO of any shipment via third countries, the Contractor will be liable for any penalties imposed upon ICO by virtue of the shipment via such third countries.

27    PACKAGING


27.1 The Contractor shall be responsible for packing all the Deliverables in a manner which, taking into account all hazards which may reasonably be anticipated, will enable them to be transported from their point of origin to the Site and stored at the Site without suffering any accidental damage, environmental damage or deterioration. The Contractor shall be responsible for replacing at its own cost, without impact to the Top Level Milestone Schedule, any of the Deliverables which are damaged in transit and for reimbursing ICO for any expenses it incurs as a consequence of improper packing, marking or method of shipment.

27.2 The Contractor shall pack, mark and ship all items and components of the Deliverables in accordance with the requirements of this Agreement and so as to be in compliance with best commercial practice for protection and shipment and for meeting transportation regulations. A packing list shall be included with each shipment and a copy thereof transmitted to ICO by fax at the time of despatch from the point of origin (or where the despatch is made by a Sub-Contractor, the Contractor shall transmit such copy within 48 hours of the time of despatch) and each delivery package shall be marked and cross referenced to such packing list.

27.3 The Contractor shall, following delivery, remove from each Site all packing materials and dispose of, reuse or recycle the same in a manner lawful in the relevant country. No separate or additional charges are payable by ICO for safe packing, handling or storage in transit except as provided in clause 28.

28    CUSTOMS CLEARANCE


28.1 ICO shall be responsible for all customs clearances and other importation formalities which relate to any of the Deliverables in the country in which the Site at which the same are to be installed is situated.

28.2 ICO shall pay all import and custom duties (including VAT or any similar sales tax), customs clearance charges and fees (including any storage costs incurred during the import and customs clearing process), incurred in connection with the importation of the relevant Deliverables in the country in which the Site at which the same are to be installed is situated. The Contractor shall, when requested by ICO and subject to clause 28.5, use its reasonable efforts to assist ICO in obtaining customs clearance of, and in satisfying any other importation formalities relating to, the Deliverables at the port of destination.

         2394
Final Version - Change Order No 25


28.3 The Contractor shall on a timely basis provide ICO with originals, or where appropriate copies, of:

      (a)   all relevant shipping documents;

      (b)   manufacturing certificates;

      (c)   fully completed applications for import clearances; and

      (d) if required, other usual customs clearance and importation documentation if required for the importation of goods into the relevant country,


relating to the Deliverables for signature and submission by ICO (where appropriate).

28.4 No later than 60 days prior to the scheduled shipment to the relevant country of the Deliverables as shown in the Master Level Schedule, ICO shall inform the Contractor of any special requirements to be applied or followed in respect of the importation of such Deliverables to the relevant country and the Contractor shall meet such special requirements.

28.5 If the Contractor shall in providing the additional assistance requested by ICO under clause 28.2 or in fulfilling any special requirements notified under clause 28.4 incur additional cost then, subject to supplying to ICO reasonable evidence of such additional costs incurred, ICO shall reimburse the same to the Contractor in accordance with clause 17.

28.6 In the event that any objections or difficulties are anticipated or encountered in any country which might result in the customs clearance or importation procedures of the relevant Deliverables being delayed beyond 15 days after arrival for customs clearance of the relevant Deliverables in the relevant country (commencing with the first working day in that country after that on which the Contractor shall have provided notification in accordance with clause
26.1 and the documentation referred to in clause 28.3), ICO shall promptly notify the Contractor of the nature and cause of the delay (if known).

28.7 The Contractor shall identify and assess as soon as possible after receiving any notification under clause 28.6 any negative effects upon the Master Level Schedule and the parties shall discuss the appropriate and necessary action to minimise such effects.

28.8 If customs clearance or the importation of any of the Deliverables into the country in which the Site at which the same are to be installed is situated is delayed beyond the period specified in clause 28.6 and the Contractor shall have fully complied with its obligations under clauses 26 to 28 inclusive in relation to such Deliverables then, subject to the Contractor demonstrating to the reasonable satisfaction of ICO that the delay in the importation or customs clearance of the relevant Deliverable was the direct cause of an actual delaying the Top Level Milestone Schedule (as it relates to the Site for which such Deliverables were intended and to any consequential effect on the relationship between that Site and any other Sites) shall be adjusted for a period not to exceed the lesser of:

      (a) the actual period of delay in the Top Level Milestone Schedule resulting directly from the delay in importation or customs clearance of the relevant Deliverables; or

      (b)   the number of days in excess of the period referred to in clause
            28.6 which were required for actual importation or customs clearance of the relevant Deliverables to be achieved.

28.9 For the avoidance of doubt, ICO shall not be responsible for and clauses
28.1 to 28.8 shall not apply to:

         2395
Final Version - Change Order No 25


      (a) the importation by the Contractor or any Sub-Contractor of any installation and test tools, equipment, materials or other effects (including personal) in connection with this Agreement; or

       (b) any Deliverables which are imported more than once into any country in which a Site at which the same are intended to be installed is situated, whether the second or subsequent importation is into the same or any other country to the initial importation, otherwise than as a result of a direction by ICO.

28.10 In the event that any of the circumstances in clause 28.9(b) apply:

      (a) ICO shall at the Contractor's request assist the Contractor in, and in appropriate circumstances handle on behalf of and at the expense of the Contractor, the importation and customs clearance of the relevant Deliverables; and

      (b) the Top Level Milestone Schedule shall not be extended even if delays or difficulties are encountered in the customs clearance or importation procedures.

29.   INSURANCE


29.1 The obligations in this clause 29 shall apply until such time as risk in the relevant Deliverable shall pass to ICO. The Contractor shall as from the time of creation of all or any part, including components, of the Deliverables maintain insurance against loss, damage or destruction for all of the Deliverables then in existence for their full replacement cost, including costs associated with expedited repair or replacement and delivery to, and installation at, the location where the affected Works are being, or are to be, performed.

29.2 The Contractor shall, in the event of the loss, damage or destruction of any of the Deliverables at any time before the Handover Dates for Acceptance Sets 1 to 4 of the relevant Deliverable, use its best efforts to procure the provision of any repair or replacement for any of the Deliverables or any component thereof and to take such other actions as the Contractor deems appropriate in order to avoid or to minimise all adverse effects on the Master Level Schedule and the Top Level Milestones as a consequence of the loss, damage or destruction of any Deliverables.

29.3 ICO shall be nominated as joint insured in respect of all of such Deliverables and their components and shall be loss payee. Within three months of the date of this Agreement ICO shall grant to the Contractor an appropriate power of attorney enabling the contractor to negotiate with, settle and collect any claims from the insurers of any of the Deliverables or any carriers, bailees and/or other parties responsible for loss or damage to any part or component of the Deliverables. The Contractor shall hold any amount so received in trust on behalf of ICO until the same shall be applied in payment for any repair or replacement Deliverables or shall be paid to ICO.

29.4 ICO at its sole discretion may direct that the Contractor not proceed with the repair or replacement and delivery as provided in clause 29.2 and instead require that the Contractor and ICO co-operate to procure that the proceeds of insurance be paid directly to ICO and the Contractor will not be required to proceed with any such repair or replacement or delivery.

29.5 To the extent that ICO's direction under clause 29.4 shall adversely affect the ability of the Contractor to comply with the Top Level Milestone Schedule and any applicable Top Level Milestones, to the extent that either party can demonstrate the same to be required, the provisions of this Agreement (including if necessary the Payment Schedule, the Top Level Milestone Schedule and Top Level Milestones) shall be adjusted in an equitable manner.

29.6 The Contractor shall produce evidence (and an English translation) to ICO of its compliance with clauses 29.1 and 29.3 from time to time upon request and no less frequently then once a year within one month following the renewal date of the Contractor's policy.

         2396
Final Version - Change Order No 25


30    OWNERSHIP


Ownership of the Deliverables shall pass to ICO upon the relevant Deliverable being loaded on board a ship, aircraft or other means of transport bound for export from the country of origin provided that where any Site is located in the country of origin, ownership shall pass upon the relevant Deliverable arriving at the relevant Site.

31    DELIVERY


31.1 The Contractor shall be responsible for the delivery of the Deliverables to the Sites in accordance with the Statement of Work and the Master Level Schedule. The Contractor shall provide all materials, plant, equipment and labour required to receive, off-load and place the Deliverables in position at the Sites.

31.2 Upon arrival of each consignment or shipment of the Deliverables at each Site, the Contractor shall examine and confirm to ICO the identity of the Deliverables which have been delivered and that they are in good condition and ready for installation or, if this is not the case, what the position then is. The Contractor shall also identify to ICO any Deliverables which have been scheduled for delivery at that Site by that time but which have not then been delivered (or which have been delivered but are either defective or damaged and in need of replacement or repair) and, promptly, the Contractor shall deliver to ICO a report setting out the impact on the Master Level Schedule and for completing the Works and all applicable testing requirements at that Site on or before the scheduled date for completion of the same and any remedial actions which the Contractor intends to implement.

32    INSTALLATION


32.1 The Contractor shall at each Site carry out the Works in accordance with the Statement of Work and the IGFR, using a safe system of working and in compliance with all local laws.

32.2 The Contractor shall (within a reasonable time taking into account the nature of the damage), in a good and workmanlike fashion, repair or replace any damage to the Site (including any of the buildings, fixtures, fittings or other equipment on the Site) or to any of the Deliverables in the course of any aspect of the installation of any of the Deliverables which has been caused by the Contractor or any Sub-Contractors.

32.3 Save for those items specified in Annexes 2, 3 and 9 of the Statement of Work, the Contractor shall be responsible for providing, or procuring the provision, of all equipment, tools, consumables, spares and all other materials and services required for the carrying out of the Works and the installation of the Deliverables at all Sites. With respect to those items of equipment, tools, materials, and services required for the installation of the Equipment and Software which ICO is responsible for providing to, or procuring to be made available for use by, the Contractor as specified in Annexes 2, 3 and 9 of the Statement of Work, the Contractor shall be responsible for the proper care and maintenance (including any losses or damages) of all such items and shall, following the completion of the Works for which they are required, return all such items to ICO at such location(s) as ICO may reasonably specify in the same condition as they were provided (save where consumed in the case of consumables or for normal wear and tear) and recalibrated if appropriate. The Contractor shall be responsible for the costs of all transportation and insurance associated with the provision by ICO to, and use and return to ICO of such items by, the Contractor.

32.4 The Contractor shall ensure that its employees, its Sub-Contractors and their employees observe all relevant laws regulations and practices relating to the Sites and shall remove forthwith from the relevant Site, with or without the request of ICO, any such persons failing to abide by any of these requirements.

         2397
Final Version - Change Order No 25


32.5 The Contractor acknowledges that the Sites on which the Works will occur and adjoining land may have other existing equipment and operations which may be carried out concurrently by third parties. The Contractor shall take all reasonable and necessary actions (including the co-ordination of its activities on any Site with any other activities of others affecting the same Site or any adjoining land) so as to prevent such other existing equipment and concurrent operations from suffering any damage or adverse effects as a result of the Contractor's activities. In the event that the Contractor's activities cause any damage to existing equipment or adversely affect other concurrent operations, the Contractor shall immediately stop the activities giving rise to any such damage or adverse effect and, in consultation with ICO or such other person as ICO may direct, implement such remedial action as may be necessary to repair, replace or rectify the damaged equipment or to prevent the adverse effect upon concurrent operations.

32.6 The Contractor shall throughout the process of installation keep the Sites in a clean and tidy condition and shall be responsible for keeping the Sites free from rubbish and contamination arising as a consequence of its activities. Following completion of the installation of the relevant Deliverables at each Site, the Contractor shall promptly remove its effects, personnel (other than those with a role continuing after installation), spare materials, plant, machinery and any rubbish or other debris. The Contractor shall leave the Site in a clean condition, ready to commence operations.

33    TESTING


33.1 The Contractor acknowledges that it must and undertakes that it will within the timescales contemplated by this Agreement deliver to ICO fully integrated and tested ICONET Ground Facilities capable of fulfilling the IGFR and the Statement of Work,

33.2 In order to establish that the Works and the Deliverables are capable of providing a fully functioning service, testing and retesting of each element is required. The Contractor must ensure that the testing procedure set out in the Statement of Work is fulfilled and ICO Staff shall be permitted to observe and review any and all of the formal and informal tests referred to in Annex 8A of the Statement of Work.

33.3 In the event that any part of the Deliverables shall fail any formal test (as described in Annex 8A of the Statement of Work) as is referred to in clause
33.2 for any reason, the test procedures shall, after a reasonable opportunity for the Contractor to remedy the cause of such failure, be restarted at the discretion of ICO to a reasonable point to demonstrate the functionality and/or the reliability of the Deliverables concerned.

33.4 The Contractor shall inform or confirm to ICO in writing (as appropriate) at least 14 days in advance the date, time and location of all formal tests (as described in Annex 8A of the Statement of Work).

33.5 In the event that any of the formal tests specified above:

      (a) do not occur within 48 hours of the time scheduled for such test;

      (b) is cancelled by the Contractor or Sub-Contractor with less than 48 hours notice to ICO; or

      (c) is carried out and the relevant Deliverable shall fail the such test and the same cannot be reperformed within 48 hours of the time it failed and ICO requests that it be retested pursuant to clause 33.3, then the Contractor will reimburse ICO for any reasonable costs and expenses incurred in attending the tests or inspection.

         2398
Final Version - Change Order No 25


34    RFT HANDOVER


34.1 In relation to such part of the Deliverables as comprise RFTs for use in the six TT&C Sites which ICO has designated as the TT&C Sites as set out in the Statement of Work, the provisions of this clause shall apply.

34.2 On or before the RFT Availability Date applicable to each TT&C Site, the Contractor shall ensure that (i) at such Site, two (or at the Contractor's discretion any greater number) of the RFTs will be installed; (ii) all of those RFTs that have been installed have successfully completed their Phase 2-1 testing (as referred to in Annex 8A of the Statement of Work); (iii) all of the required training at such Site shall have been provided to ICO Staff necessary to train them to operate such RFTs competently; (iv) the required documentation relating thereto as specified pursuant to the Statement of Work has been supplied to ICO; and (v) the provisions set out in the IGFR and the Statement of Work relating to such RFTs shall have been complied with.

34.3 The Contractor shall for a continuous period of three weeks following the RFT Availability Date applicable at each of the Sites (other than the first Site to be made available and at the IOT Site, where such continuous period shall be six weeks) provide engineering support and assistance to ICO Staff at such time as may be established by ICO at anytime falling within the period of three months following the RFT Availability Date (provided that if such time shall not be immediately following the RFT Availability Date applicable to the relevant Site, ICO shall give the Contractor at least two weeks prior written notice of the time at which such support and assistance is required), for the integration of all of the installed RFTs with ICO's satellite TT&C and IOT systems so that the same can, by the end of such integration period, be made ready for operation and use by ICO as a satellite telemetry, tracking and control site assuming that the TT&C and IOT systems meet their respective Interface Control Documents.

34.4 On the relevant RFT Availability Date, the Contractor shall make available for use by ICO at the relevant TT&C Site two of the RFTs and shall procure that at all times between the relevant RFT Availability Date and Handover Date relevant to each Acceptance Set 1 to 4 ICO has at each TT&C Site a minimum of two RFTs continuously available for use and operation in a fully functional mode, in connection with ICO's TT&C and IOT activities.

34.5 Without affecting the requirements of clause 34.4, following the RFT Availability Date and the installation and successful Phase 2-1 testing of any of the remaining RFTs at any TT&C Site, the Contractor shall make such other RFTs available for use by ICO in connection with ICO's TT&C and IOT operations at a single time of the Contractor's choosing and shall, at each TT&C Site, provide for a continuous period of three weeks engineering support and assistance to ICO Staff for integration of the RFTs with ICO's satellite TT&C systems. Any such RFT shall not, for the remaining provisions of this clause, be regarded as available to ICO until the provision of such engineering support and assistance has been completed.

34.6 ICO acknowledges that at certain times the Contractor will need to carry out testing at the Site of the Deliverables comprising the entire SAN or major aspects thereof and accordingly it may be necessary for ICO to switch its TT&C and IOT operations at the Site to use another of the available RFTs.

34.7 The Contractor shall, in circumstances where its testing procedures require the use of RFTs at a particular Site, ensure that its use of those RFTs does not interfere with ICO's TT&C and IOT operations at the Site and it will liaise with ICO to ensure that there are no interruptions which cause any risk to necessary TT&C and IOT operations.

         2399
Final Version - Change Order No 25


34.8 ICO undertakes that it will, under the supervision of properly trained personnel, operate and maintain all of the RFTs made available to ICO by the Contractor under this clause 34 only for ICO's TT&C and IOT operations at the Site and in accordance with the operation and maintenance manuals provided by the Contractor and will otherwise take all reasonable steps to keep the relevant RFTs secure and free from interference and abuse.

34.9 During the period between the RFT Availability Date and the Handover Dates for the relevant RFTs, all such RFTs which the Contractor has made available for use by ICO under this clause 34, but which have not been handed over to ICO, shall nevertheless remain at the risk and under the ultimate control and responsibility of the Contractor.


34.10 If in the period referred to in clause 34.9, ICO shall determine that there is any defect or deficiency in any of the Equipment or Software or Works relating to the RFTs which have been made available for its use, it shall promptly notify the Contractor of this, in writing. The Contractor shall, wherever practicable, immediately make another RFT at that Site available for use by ICO. Where that is not practicable (including by reason of such other RFTs not yet having been integrated with ICO's TT&C equipment), then the Contractor shall implement such repairs, replacements or alterations as shall be required to ensure that there is no interruption in ICO's TT&C and IOT operations.

35    ACCEPTANCE


35.1 Upon Handover of any SANs and/or NMCs comprised within each of Acceptance Sets 1 to 4, the Contractor shall, in an orderly manner, at the relevant Sites hand over to ICO Staff all such Deliverables (save and except for Training which shall be handed over in accordance with a training schedule to be developed, by the parties, in accordance with the principles and procedures set out in Annex
5) located at such Sites as are due to be handed over by such dates

35.1.1 Upon any Handover, ICO shall issue and deliver to the Contractor a Handover Certificate in the form set out in Schedule 12. The purpose of the Handover Certificate shall be to record the fact that Handover has occurred and also ICO's formal receipt of the Deliverables. Until such time as the relevant Handover Certificate has been provided by ICO in accordance with this clause, neither ICO nor any SAN Operator, or their respective servants, agents or representatives, shall use such Deliverables (or any part thereof) for the purposes of ICO's activities or operations (save where otherwise specifically provided in this Agreement).

35.1.1.2 Upon completion, by the Contractor, of each of Acceptance Sets 1 to 4 ICO shall, no later than 14 days of the date of Acceptance Set Completion, issue and deliver to the Contractor an Acceptance Set Completion Certificate in the form set out in Schedule 12.

35.1.2 Upon satisfactory completion of the testing of the Function Set 5 which satisfies Acceptance Set 5 and the criteria set out in Annex 10, ICO shall issue and deliver to the Contractor an Acceptance Set Completion Certificate in the form set out in Schedule 12.

35.1.3 In respect of any Deliverables (other than Function Set 5) which are to be handed over or in respect of any Works which are to be completed by the Contractor after the Acceptance Set 4 Completion Date, upon the relevant Deliverable having fulfilled its specification and any other applicable requirements laid down pursuant to this Agreement or the relevant Works having been completed to ICO's satisfaction, including the satisfaction of any test criteria relevant to such Works, ICO will confirm formal receipt of the relevant Deliverable or Works by issuing and delivering to the Contractor a Completion Certificate (which shall be in the same form as the Acceptance Set Completion Certificate, but modified as appropriate). Such certificate shall be signed by the Supervising Officer on behalf of ICO and shall be sent to the Contractor by facsimile.

         2400
Final Version - Change Order No 25


35.1.4 The issue of a Handover or Acceptance Set Completion Certificate shall not affect the obligations of the Contractor to deliver any other Deliverables and/or to complete the Works and/or to remedy or to rectify any faults which may affect the ICONET Ground Facilities or other Deliverables or Works at that time.

35.2.1 Notwithstanding the provisions in clause 35.1.1, and without prejudice to the Contractor's rights under this Agreement, in the event ICO or any SAN Operator or their respective servants, agents or representatives shall use Deliverables which comprise only part of the Hardware and Function Set referable to a given Acceptance Set for the purposes of ICO's operations or activities, such use shall be deemed to be a Handover for the purposes of this Agreement. ICO shall promptly, thereafter, issue and deliver to the Contractor the requisite Handover Certificate.

35.2.2 For the purpose of clause 35.2.1 reference to ICO's "operations" or "activities" shall not include those activities which ICO shall undertake pursuant to clause 34.8, Annex 7B of the Statement of Work, save and except for
Section 2.3.1 thereof in respect of SANs and NMCs not yet handed over to ICO, any activities it is agreed in writing shall be undertaken by ICO (including ICONET Integration activities or any maintenance activities it is agreed between the parties shall be undertaken by ICO) or other activities or operations as the parties may agree, from time to time, shall be undertaken by ICO pursuant to this Agreement.

35.2.3 If any Handover occurs in circumstances described in clause 35.2.1 and the Contractor shall not have completed its activities on all elements comprised within the relevant Acceptance Set, including Handover and Acceptance Set Completion, and the Contractor considers that it is not reasonably practicable to complete its outstanding testing activities within the existing Schedule then, to the extent the Contractor can demonstrate the same to be required, the Schedule shall be adjusted in an equitable manner. The Contractor shall be entitled, also, to claim, and ICO shall be obliged to pay, any direct costs incurred by the Contractor associated with any re-allocation of, or addition to, the Contractor's resources necessary to complete its activities.

35.2.4 If any adjustment to the schedule is required in accordance with clause 35.2.3, above, the parties shall mutually agree a date upon which ICO shall make the Deliverables located at any relevant SAN(s) or NMC site(s) available to the Contractor, to enable the Contractor to complete its activities. The availability date to be agreed shall, in any event, occur within a reasonable time following any event of Handover described within clause 35.2.1.

35.2.5 Following Handover, if ICO does not make available to the Contractor any Deliverables in accordance with the date established by the parties under clause 35.2.4, ICO shall agree with the Contractor the earliest alternative date by which Deliverables can be made available to the Contractor and, in this event, the procedures and processes described in section 4.1.6 of Annex 7B shall be applied, provided always that ICO's agreement shall not be unreasonably withheld or delayed.

36    RISK


36.1 The Deliverables shall be at the risk of the Contractor until 00.01 hours GMT on the day immediately following the Handover Date referable to each of Acceptance Sets 1 to 4 or, in relation to Deliverables comprised within Acceptance Set 5, following Acceptance Set 5 Completion, at which time risk in the same shall pass to ICO.


36.2 The Contractor shall, from the point in time at which ICO makes the Deliverables available pursuant to Section 4.1.5 of Annex 7B of the Statement of Work, until such time as the Contractor completes its activities, assume responsibility to take due care of such Deliverables. To the extent the Contractor shall fail to take due care of the Deliverables and insofar as such failure shall cause or result in direct physical damage to, or loss of, tangible property of ICO then the Contractor shall use its best efforts to procure the provision of any repair or replacement for any of such Deliverables or any component thereof and to take such other actions as the Contractor deems appropriate in order to avoid

         2401
Final Version - Change Order No 25


or minimise all adverse effects on the Master Level Schedule and the Top Level Milestones as a consequence of the loss or damage to such Deliverables.

37    INTERCHANGEABILITY


37.1 The Contractor shall ensure that at each of the Sites the items comprising any part of the Deliverables, and in particular the Equipment and Software supplied to fulfil any particular functional requirement shall, to the maximum extent practicable and where lawful, be of identical design and shall carry the same component reference as and be interchangeable with the equivalent items supplied for use at any other of the Sites or by way of Spares, provided always that ICO acknowledges that as a consequence of the Contractor's or the Principal Sub-Contractors' policy of continuous improvement, in view of the time between design and manufacture and the manufacturing timetable, certain items intended to fulfil the same functional requirement, may differ from earlier items supplied.

37.2 The Contractor shall at all times maintain a complete record of any changes in specification of any such items and of any differences between the Sites in the items installed by the Contractor in a format reasonably to be specified by ICO. The Contractor shall within 30 days of each anniversary of this Agreement (ending with the tenth such anniversary) provide an up to date and complete copy of such record to ICO.

38    DELIVERY DELAYS


If and whenever it becomes apparent that progress of any of the Works is being or is likely to be delayed, the Contractor shall forthwith give written notice to ICO of the material circumstances including the cause or causes of the delay. If practicable, such notice shall give particulars of the expected effects thereof and estimate the extent of the expected delay in delivery or performance beyond the date or dates set out in the Master Level Schedule. The Contractor must specify what actions it is taking or intends to take to minimise and recover such delay. The Contractor shall give such further written notices to ICO, as may be necessary or as ICO may reasonably require for keeping up to date the particulars and estimate referred to above including any material change in such particulars or estimate.

[39]  NOT USED.


40    WARRANTY


40.1 Notwithstanding inspection, testing and the issue of a Handover Certificate by ICO in respect of any of the Works or the Deliverables or any other provision of this Agreement which purports to make acceptance by ICO conclusive, the Contractor guarantees that;

      (i) throughout the period commencing with the Handover Dates for each of the Acceptance sets 1 to 5 up until a date six (6) months following Acceptance Set 5 Completion Date.

      (ii)  Not used

      (iii) solely in respect of Works and Deliverables with a Handover Date later than the Handover Date for Acceptance Set 4, throughout the period for 2 years commencing from the Handover Date for such Works or Deliverables;

      (a) all the Deliverables are designed and manufactured so as to conform to the design, performance and manufacturing requirements of this Agreement as from time to time modified by the parties, and will perform in accordance with and deliver the functionality specified in those requirements;

         2402
Final Version - Change Order No 25


      (b) the Works generally, and the Deliverables in particular, and each component of either of them, is free from all defects in material or workmanship, latent defects or other defects which may cause the same to fail to conform to the specified functional and/or performance requirements of this Agreement as from time to time modified by the parties;

      (c) each Deliverable functions in such a way that, in conjunction with others of the Deliverables, it fulfils the IGFR;

      (d) the contents of the documentation comprised within the Deliverables are correct and free from defects or faults (failing which clause
            40.12 shall apply); and

      (e) the contents of the Training courses and materials comprised within the Deliverables are correct and free from defects (failing which clause 40.13 shall apply).

40.2 In the event of a failure of any item of the Works or Deliverables or any component or part of any such item to meet the conditions specified in clause 40.1, the Contractor shall at its own cost take such actions and carry out such additional Works promptly to repair or replace or correct such affected items or components or parts as are necessary to retain and/or restore the specified functional and/or performance requirements and without any adverse impact on the Contractor's compliance with the Master Level Schedule. The Contractor shall prepare and furnish to ICO data and reports applicable to any corrective action required as set out in this clause 40, including but not limited to revision and updating of all affected data called for under this Agreement and the Contractor shall bear the cost thereof.

40.3 If the Contractor fails to repair or replace such items or parts promptly in accordance with this clause 40 then the Contractor shall pay the costs incurred by ICO in procuring such items or parts from another supplier and accomplishing the repair or in modifying such items or parts or other parts of the Works and/or Deliverables in order to achieve the specified functional and/or performance requirements. Any action taken by ICO pursuant to this clause
40.3 shall not affect the Contractor's warranty. ICO shall use reasonable efforts to notify the Contractor of its intention to exercise its rights under this clause 40.3 a reasonable period in advance of so doing.

40.4 Any item of the Works or Deliverables or any component or part of any such item corrected or furnished in replacement shall be guaranteed on the terms of this clause to the same extent as would have applied if the item or part concerned had initially formed a Deliverable. Where the corrected or replacement item or part of a Deliverable (not being a printed circuit board or an item of a similar nature) is brought into operation as a part of the ICONET Ground Facilities more than twelve months after the commencement of the warranty period referred to in clause 40.1 applicable to such item or part, this guarantee shall continue for the period of twelve months from the date of the installation and bringing into operation at a Site of that replacement item or part. In addition, the period of warranty relating to any item or part supplied as a Spare shall run for a period of 24 months after the date referred to in clause 40.1 as the date of commencement of the warranty in respect of the Deliverables originally supplied or if later until the expiry of the period of twelve months from the date of the installation and bringing into operation at a Site of that Spare as a replacement item or part.

40.5 Upon ICO becoming aware of the occurrence of any defect in or fault affecting any of the Works or any other item which is subject to the Contractor's guarantee:

      (a) ICO shall submit to the Contractor a written fault report in the agreed form (the form and content of which is to be agreed between the parties within 9 months of the date of this Agreement) describing, so far as it is able, the symptoms of the failure and, to the extent possible, identifying the item(s) or part(s) causing such failure or having a defect;

         2403
Final Version - Change Order No 25


      (b) if ICO reasonably considers immediate rectification of the defect or fault is required to prevent or minimise the risk of damage or injury or performance degradation to:

                  (i)   the operators of the Equipment or Software; or

                  (ii)  the Equipment or Software itself; or

                  (iii) the location in which the Equipment or Software is
                        installed; or

                  (iv) other equipment or software located with or connected to the Equipment or Software,

            ICO shall include this information in its report and may (without in any way affecting its rights under this clause 40) proceed with rectification of the defect or fault to the extent reasonably considered necessary in the circumstances;

      (c) the parties shall (other than in relation to Software), within 5 days of the Contractor's receipt of such report, agree the manner and time in which such defect or fault is to be rectified;

      (d) ICO shall pack for shipment and arrange the shipment of any defective or faulty item(s) or part(s) that the Contractor directs be shipped to the NEC Team member premises as designated by the Contractor and in the case that the Contractor directs the travelling wave tubes (TWTs) be shipped, ICO shall use a TWT shipping container for returning the TWT if such a shipping container is available at the Site from which the shipment is to be made; and

      (e) ICO shall arrange for the exportation of the defective or faulty item(s) or part(s), and, subject to clause 28.9, the re-importation for any repaired or replacement item(s) or part(s).

40.6 The Contractor shall provide the necessary information and documents for the re-importation of any repaired or replacement items or parts (such information and documents to be of a nature similar to those required for the purposes of clauses 26 and 28) and reimburse ICO, in accordance with clause 17.3, for all costs and expenses that ICO incurs:

      (a) in complying with the requirements of this clause 40, including any packaging, transportation, shipping charges, customs duties, customs bonds, sales taxes, VAT or charges of a similar nature which ICO incurs for the exportation or re-importation of item(s) or part(s), or for performing any rectification work;

      (b) associated with disassembly and/or re-assembly of larger items or parts where their disassembly is required for the purpose of enabling fault diagnosis to take place and/or removal and/or replacement of any other affected item or part.

40.7 In the case of an Equipment defect or fault, the Contractor will, at its discretion, repair or replace at its own cost the defective or faulty Equipment in a timely manner so as to minimise any interruption or risk of interruption to the functioning of the ICO System and the Contractor shall take all such actions as are reasonably required to restore functionality to the ICO System to the same level as it was immediately prior to, or should have been in the absence of (but without imposing any obligation on the Contractor in respect of unconnected defects or faults in the elements of the ICO System other than the ICONET Ground Facilities), such defect or fault and use its best efforts to avoid and minimise any interruption or risk of interruption to the functioning of the ICO System.

If, at the relevant Site, ICO shall have an appropriate Spare, in order to avoid and minimise any interruption or risk of interruption to the functioning of the ICO System, ICO shall use the same to replace the defective or faulty Equipment but without prejudice to the obligations of the Contractor, at

         2404
Final Version - Change Order No 25


no cost to ICO, to supply a replacement for such Spare and to attend the Site to make any necessary repair to the item or part of the Equipment suffering the defect or fault.

In the absence of ICO holding an appropriate Spare at the relevant Site or where the Contractor is not able to implement an immediate repair or replacement of the defective or faulty Equipment, ICO may, if possible and where it urgently requires the availability of the relevant Equipment, make immediate repairs to any defective or faulty Equipment without affecting any of its rights under this clause 40.

40.8 In the event of any Software defect or failure:

      (a) ICO shall inform the Contractor of the nature of the Software defect or fault (so far as it is able to identify the same) in the agreed manner, following the reporting, fault escalation and required response processes to be agreed between the parties (which process shall be agreed not less than 6 months before the scheduled commencement of the Warranty period specified in clause 40.1);

      (b) the Contractor will analyse the reported Software defect or fault and the Contractor shall, at no cost to ICO, supply a temporary fix to rectify the Software defect or fault without avoidable delay and in a timely manner so as to minimise or avoid any interruption or risk of interruption to the functioning of the ICO System and minimises the effects of the defect or fault;

      (c) the Contractor, at no cost to ICO, will notify ICO by telephone, facsimile or e-mail how to fix the defect or fault using Site personnel, or make and supply the "bug" fix, maintenance release or update; and

      (d) the Contractor shall, at no cost to ICO, take all such actions as are reasonably required to restore on a permanent basis functionality to the ICO System to the same level as it was immediately prior to, or should have been in the absence of (but without imposing any obligation on the Contractor in respect of unconnected defects or faults in the elements of the ICO System other than the ICONET Ground Facilities), such defect or fault and will use its best efforts to avoid and minimise any interruption or risk of interruption to the functioning of the ICO System and will as rapidly as is possible, using the best efforts of the NEC Team, and in any event within three (3) months (or such longer time as may be agreed by ICO) of the occurrence of the Software defect or fault, prepare and issue a permanent fix to the Software for installation at all Sites where the Software is installed.

40.9 the Contractor will, where any defect or fault cannot for any reason be repaired or rectified in accordance with clauses 40.7 or 40.8, at its own cost, dispatch appropriately qualified engineer(s) to the Site to identify and repair or rectify any defective or faulty Equipment or Software without avoidable delay and within a time period which minimises the effects of such defect or fault. ICO shall use reasonable efforts in the period ending on 12 August 2002, or such later date as shall be determined by reference to clause 40.1, to hold a Spare of such items at such Sites as has been recommended on a reasonable basis by the Contractor prior to the date of this Agreement. save where the recommended Spare has been used already at a Site for an Equipment defect or fault (and it has not been replaced or returned to the relevant Site by the Contractor), to reinstate any Spares which are used. The Contractor will have no obligation under the terms of this clause 40 in respect of damage arising solely from a failure by ICO to maintain Spares in accordance with this clause 40.9.

40.10 The Contractor will, during the period of three years from Acceptance Set 5 Completion Date, submit a written report quarterly within one month after the end of the relevant quarter summarising:

      (a) for each of the Sites, all Equipment defects or faults which were notified by each NEC Team member during the previous quarter and identifying how they were processed for repair or replacement;

         2405
Final Version - Change Order No 25


      (b) for each of the Sites, all Software defects or faults which were reported to each NEC Team member during the previous quarter and identifying how they were rectified;

      (c) an analysis of the trend of Equipment and Software defects or faults of which members of the NEC Team have become aware (both as a consequence of paragraphs (a) and (b) above and, separately, from other sources), including re-occurring defects and faults and proposed remedial actions and the periods taken to implement the same, by Equipment and Software type and source;

      (d) for Equipment repairs or replacements, the average turnaround time, the longest turnaround time with the reason and the number and description of those remaining to be implemented with the predicted date for completion and time period since the defective or faulty item or part was first reported as faulty or defective and returned, for each NEC Team member;

      (e) for Software temporary fixes, the average turnaround time, the longest turnaround time with the reason and the number and description of those remaining to be implemented with a predicted date for completion and total elapsed time from the date that any member of the NEC Team first received notification of the original fault or defect to its predicted date for implementation, for each NEC Team member;

      (f) for Software permanent fixes, the number and description of those implemented during the period, the number and description of those remaining to be implemented and the number and description of those remaining to be implemented with a predicted date for completion and total elapsed time from the date any member of the NEC Team first became aware of the original fault or defect to its predicted date for implementation, for each NEC Team member; and

      (g) such other information as ICO may reasonably require to assess the reliability of the Equipment and Software (including any individual parts, components, sub-systems and programs) and the efficiency and performance of the Contractor and its compliance with its warranty obligations, and in particular the means by which it is ensuring that there is no avoidable interruption to services provided through the ICO System as a consequence of any Equipment or Software defect or fault.

40.11 If requested by ICO, the Contractor will provide ICO with a written report describing the results of the analysis of any specific Equipment or Software defect or fault notified to the Contractor in respect of any Equipment or Software whilst the same is under warranty pursuant to this clause for which ICO has requested a separate report. Any such report shall be provided promptly following ICO's request and shall address all those matters which ICO shall have prescribed in its request.

40.12 In the event of defects or faults in any of the content of the documentation, the Contractor will:

      (a) unless otherwise agreed by ICO, correct and re-issue the affected documentation within one month of the Contractor first becoming aware of the same in the same formats, quantities and to the same places of delivery as the provision of the original documentation;

      (b) will make all necessary rectifications to any part of the ICONET Ground Facilities which has been affected adversely as a result of a defect or fault in the contents of the documentation; and

      (c) if the functionality of the ICO System shall have been affected in any way by such defect or fault, at its own cost, take all such actions as are reasonably required to restore functionality to the ICO System to the same level as it was immediately prior to, or should have been in the absence of (but without imposing any obligation on the

         2406
Final Version - Change Order No 25


            Contractor in respect of unconnected defects or faults in the elements of the ICO System other than the ICONET Ground Facilities), such defect or fault and use its best efforts to avoid or minimise any interruption or risk of interruption to the functioning of the ICO System.


40.13 In the event of incorrect or defective content of Training courses or materials the Contractor shall:

      (a) unless the parties agree otherwise, without delay and in each of the locations at which the incorrect or defective Training shall have been given, provide remedial Training in the same manner as the provision of the original Training;

      (b) make all necessary rectifications to any part of the ICONET Ground Facilities which has been affected adversely as a result of incorrect or defective content of Training courses or materials; and

      (c) if ICO shall demonstrate to the reasonable satisfaction of the Contractor that the functionality of the ICO System shall have been affected in any way by such defect or fault, at its own cost, take all such actions as are reasonably required to restore functionality to the ICO System to the same level as it was immediately prior to, or should have been in the absence of (but without imposing any obligation on the Contractor in respect of unconnected defects or faults in the elements of the ICO System other than the ICONET Ground Facilities), such defect or fault and use its best efforts to avoid or minimise any interruption or risk of interruption to the functioning of the ICO System.

40.14 The rights and remedies of ICO under this clause 40 are in addition to, and do not limit, any other rights and remedies ICO may have. In particular, ICO's rights under this Agreement arising out of fraud or such gross mistakes as amount to fraud are not limited in point of time or by this clause. Notwithstanding the time limits specified in clause 40.1, if ICO shall notify the Contractor of a claim for breach of warranty under this clause 40 relating to any latent defect in any of the Deliverables or other Works at any time within five years after Acceptance Set 4 Completion Date for Acceptance Set 4 Deliverables and within five years after Acceptance Set 5 Completion Date for Acceptance Set 5 Deliverables such claim shall be regarded as a claim properly made under this clause.

40.15 The warranty provisions of this clause will not apply to the following:

            (a) operations or maintenance of the Equipment or Software by any person who has not been properly trained (except any representatives nominated or authorised by the Contractor or Sub-Contractors) or operations, maintenance, repair and inspection of the Equipment or Software carried out by any person other than in accordance with manuals, documents and information provided to ICO by the Contractor or any Sub-Contractor or any representatives nominated or authorised by the Contractor or Sub-Contractors;

            (b)   normal wear and tear;

            (c) consumption of consumables (not earlier than the usual time periods or usage patterns during which those consumables may be expected to continue to perform);

            (d) Equipment or Software that has been subject to alterations or modifications not authorised by the Contractor or any Sub-Contractor or any maintenance representatives nominated or authorised by the Contractor or Sub-Contractors;

         2407
Final Version - Change Order No 25


            (e) Equipment or Software failures that are associated directly with ICO's failure to maintain the operational environment specified by the Contractor; and

            (f) the Deliverables required to be delivered under Annex 11 to the Statement of Work to which this clause 40 shall apply save to the extent specifically modified as set out therein.

40.16 The travelling wave tubes (TWTs) shall be free from defects in material and workmanship under normal operating conditions within published ratings and under normal use in accordance with the Contractor's operating instructions for
* hours of heater operation or 18 months from the date of shipment from the Contractor, whichever occurs first. If any defect in material or workmanship is found in the TWT under said conditions within said period, the Contractor will, at ICO's discretion, either replace the TWT at the price to be calculated according to the formula (1) below or refund to ICO the amount to be calculated according to the formula (2) below (Pro-Rate Adjustment), provided that notice of any such alleged defect shall be given in accordance with this clause 40.


            (1) Replacement Price = Applicable Selling Price of the TWT when the Order for the Replacement is Placed

                        x     Hours of Heater Operation
                              -------------------------
                              Warranted Hours

            (If the hours of TWT operation is less than five percent (5%) of the Warranted Hours, the Replacement Price shall be deemed zero (0)).



      (2)   Amount of Refund = Price of the TWT Paid by ICO

                        x     (Warranted Hours - Hours of Heater Operation)
                              ---------------------------------------------
                              Warranted Hours

            (If the hours of TWT operation is less than five percent (5%) of the Warranted Hours, the Amount of Refund shall be deemed equal to the Price of the TWT paid by ICO).


PART F - INTELLECTUAL PROPERTY RIGHTS


41    INTELLECTUAL PROPERTY RIGHTS AND CONFIDENTIALITY


41.1  ICO and the Contractor acknowledge that:

      (a) NEC Team Intellectual Property is owned by the NEC Team member(s) generating such Intellectual Property Rights;

      (b)   ICO Intellectual Property is owned by ICO.

41.2 The Contractor hereby grants and shall procure the grant by the other members of the NEC Team to ICO irrevocable worldwide non-exclusive paid-up licences (with right to sub-licence) to use NEC Team Intellectual Property (except for NEC Team Intellectual Property incorporated in Software, as provided for in clause 41.3) incorporated by the NEC Team into the Deliverables delivered by the Contractor solely for the purposes of operating or having operated in accordance with the provisions of this Agreement the Deliverables in the ICO System.

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         2408
Final Version - Change Order No 25


41.3.1 The Contractor hereby grants and shall procure the grant by the other members of the NEC Team to ICO irrevocable worldwide non-exclusive paid up licences (with right to sub-licence) to run the object code versions of Software solely for the purposes of operating or having operated in accordance with the provisions of this Agreement the Deliverables delivered by the Contractor in the ICO System.

41.3.2 The licences granted in or pursuant to clause 41.3.1 do not include any right to translate, amend, modify or adapt such Software in source code form or in object code form. Upon request the Contractor will, and will procure that the other members of the NEC Team will, provide such interface information as ICO may reasonably request in order to make other computer programs interoperable with any of the Software. Compliance with this obligation shall also be deemed to be compliance in respect of that Software with clause 4.1.(i).

41.3.3 ICO shall not make any copies of the Software except for the purpose of operating the Deliverables in the ICO System or for archive or back up purposes.

41.3.4 The Software licensed under this Agreement may be delivered in an inseparable package also containing other computer programs. In order to avoid doubt ICO is not granted any licence to use such other computer programs.

41.3.5 ICO shall treat all Software and other computer programs included in any inseparable package as confidential and subject to the provisions of clause 41.6.

41.3.6 For the avoidance of any doubt ICO receives no ownership interest in any of the Software or other computer programs included in any inseparable package or in each case in any of the Intellectual Property Rights thereto.

41.4.1 ICO hereby grants to the Contractor and agrees to grant to each of the other members of the NEC Team irrevocable worldwide, non-exclusive licences with right to sub-licence to use the ICO Intellectual Property for the purposes of developing, supplying, manufacturing, installing, operating, upgrading and expanding the Deliverables for ICO.

41.4.2 Without prejudice to the provisions of clause 41.6, ICO further agrees not to assert any ICO Intellectual Property comprised in the Deliverables against:

            (a) the members of the NEC Team in respect of the development, manufacture or sale of equipment or software incorporating any ICO Intellectual Property comprised in the Deliverables; or

            (b) the use by the members of the NEC Team or their third party customers of equipment or software acquired directly or indirectly from the members of the NEC Team incorporating any ICO Intellectual Property comprised in the Deliverables other than in or in conjunction with Satellite Based Communications Systems; or

            (c) the use by the members of the NEC Team or their third party customers of equipment or software acquired directly or indirectly from the members of the NEC Team incorporating any ICO Intellectual Property (other than ICO Intellectual Property the subject of a patent or patent application) comprised in the Deliverables in or in conjunction with Satellite Based Communications
                  Systems:

                 (i) where such ICO Intellectual Property is comprised in the system areas not identified as Key Features, after the Acceptance Set 4 Completion Date; and

         2409
Final Version - Change Order No 25


                 (ii) where such ICO Intellectual Property is comprised in the system areas identified as Key Features after 1st January 2002,

            provided that:

                 (i) if any third party not being a member of the NEC Team receiving the benefit of the provisions of this clause
                        41.4.2 asserts any Intellectual Property Rights against ICO, then ICO reserves the right to assert ICO Intellectual Property against that party; and

                 (ii) if any NEC Team member asserts any Intellectual Property Rights other than in respect of a breach of clause 41, then ICO reserves the right to assert ICO Intellectual Property against that NEC Team member.

41.4.3 For the avoidance of doubt, nothing in clauses 41.4.1 and 41.4.2 shall be construed as granting any licence under ICO patents to any third party customers of any NEC Team member(s) to use such equipment.

41.5.1 The Contractor hereby undertakes that it will not and agrees to procure that the other members of the NEC Team will not either alone or acting together make available directly or indirectly for commercial use features which are new and developed by or at the direction of the members of the NEC Team under this Agreement in the system areas identified as Key Features to any other operator of Satellite Based Communications Systems until 1st January 2002 without the express written consent of ICO provided always that nothing shall restrict the members of the NEC Team either alone or acting together from making available directly or indirectly for commercial use at any time by any person features which are the same as or substantially similar to the features which are new and developed by or at the direction of the members of the NEC Team under this Agreement in the system areas identified as Key Features where such features are the result of work done independently of the work done under this Agreement or from exploiting NEC Team Intellectual Property generated prior to the date of this Agreement and without otherwise breaching the terms of this Agreement.

41.5.2 For the avoidance of doubt the fact that work done independently of the work done under this Agreement results in a notification under clause 9.4 to ICO and a related change under clause 9 does not bring such work within the scope of the restrictions on making available directly or indirectly for commercial use features which are new and developed by or at the direction of the members of the NEC Team under this Agreement set out in clause 41.5.1.

41.6.1 ICO on the one hand and the Contractor on the other hand may provide Confidential Information to each other during the course of this Agreement and all such disclosures of such information will be treated as confidential by the party receiving the disclosure and subject to the provisions of clause 41.6.3, the receiving party shall maintain such information in confidence and shall not use or disclose such information except as expressly authorised in this Agreement. Notwithstanding the foregoing, where any information is disclosed orally or is visually displayed, then such information shall be regarded as Confidential Information if identified as Confidential at the time of disclosure and the disclosing party within thirty days from initial disclosure specifically identifies in writing to the receiving party such oral or visually displayed information as being "Confidential Information".

41.6.2 Each party agrees to use the same care and discretion to avoid unauthorised disclosure, publication or dissemination of Confidential Information supplied by the other party and the unauthorised use thereof as the receiving party uses with respect to similar information of its own, but in no event, less than reasonable care. Each party further agrees that commercial information designated as Confidential Information shall not be disclosed to any third party without the express prior written consent of the disclosing party. Should it become legally necessary for the receiving

         2410
Final Version - Change Order No 25


party to disclose to a third party certain of the Confidential Information supplied by the other party, it shall be disclosed only to the extent required by law or court of competent jurisdiction and to the extent permitted by law after prior written notification to the other party of the requirement for disclosure.

41.6.3 The obligations of confidentiality and restrictions on use specified in this clause 41.6 shall not apply to any information that:

      (a) is already in the possession of the receiving party without obligation of confidentiality at the time of disclosure;

      (b) is independently developed by the receiving party or any of its affiliates or subcontractors without access to or any use of any of the Confidential Information as evidenced by appropriate documents;

      (c) is or becomes publicly available without breach of this Agreement and without the fault of the receiving party or any of the affiliates or subcontractors; or

      (d) is lawfully received by the receiving party from a third party.

Specific information shall not be deemed to be in the possession of the receiving party merely because it is embraced by more general information in the receiving party's possession.

41.6.4 Each party shall use all reasonable endeavours, including inserting and enforcing the appropriate contractual provisions in any agreements with any subcontractors and by requiring the compliance by its employees with appropriate obligations, to ensure the confidentiality of all Confidential Information provided to it by the other party but so that nothing in this clause 41.6 shall preclude any party from disclosing such information on such basis only for the performance of and for the purposes contemplated by this Agreement to a third party which has prior to receiving such information executed a confidentiality agreement in favour of the receiving party and under which the receiving party holds the benefit of such third party's undertakings on behalf of itself and the party whose Confidential Information is so disclosed.

41.6.5 The confidentiality obligations in this clause 41.6 shall survive the expiration or termination of this Agreement for whatever cause.

41.7 Subject to clause 41.9 if any member of the NEC Team is not the legal and beneficial owner of any part of the Intellectual Property Rights which it incorporates into the Deliverables but only has a right to use the same pursuant to a licence then ICO's right to use the same shall be such as is permitted by the licence granted by the owners thereof to the relevant member of the NEC Team and in the event that such licence prevents or restricts ICO's use of any functionality of the Deliverables in connection with the ICO System the Contractor shall use, and shall procure that the relevant member of the NEC Team shall use all reasonable endeavours so as to obtain at minimal cost from such third party as owns such part of the Intellectual Property Rights the right for ICO to use the same without prevention or restriction as to any functionality of the Deliverables. Any costs reasonably incurred by the relevant member of the NEC Team in this connection shall be borne by that member of the NEC Team. If it shall not, or it appears likely that it will not, prove possible to secure appropriate rights for ICO to use or incorporate any such third party rights in the Deliverables in connection with the ICO System, the Contractor shall at its own cost, procure that a suitable alternative method of meeting the requirements of the Deliverables shall be produced.

41.8 For the avoidance of doubt the parties hereby agree that the provisions of clause 8 of the IPC continue to apply to Intellectual Property Rights comprised in the deliverables supplied under the IPC or reduced into practice in the work done under the IPC and that notwithstanding any of the provisions of clause 8 of the IPC the provisions of this clause 41 shall apply to all work done pursuant to this Agreement in the development and supply of the Deliverables.

         2411
Final Version - Change Order No 25


41.9.1.1 ICO will indemnify each of the members of the NEC Team (including Sub-Contractors or permitted sub-licensees of any member of the NEC Team) against all claims, demands, actions, costs, expenses (including but not limited to legal costs on a solicitor and client basis) and damages rising from or incurred by reason of:

      (a) any infringement or alleged infringement of US Patent Nos. 5,415,368; 5,439,190; 5,433,726 and 5,554,624 together with any continuations, divisions, re-issues, re-examinations and foreign counterparts thereof arising out of the manufacture, use, sale, exportation or importation of the Deliverables; or

      (b) any infringement or alleged infringement of any other Intellectual Property Rights arising out of the manufacture, use, sale, exportation or importation of those features of the Deliverables specified by ICO in the functional objectives and requirements of the IGFR and the Statement of Work.

41.9.1.2 The Contractor shall promptly notify ICO if any claim or demand is made or action brought against any of the members of the NEC Team (or any Sub-Contractor or permitted sub-licensee of any member of the NEC Team) to which clause 41.9.1.1 may apply. ICO shall at its own expense conduct any litigation arising therefrom and all negotiations in association therewith and the members of the NEC Team hereby agree to grant to ICO exclusive control of any such litigation and negotiations.

41.9.1.3 The NEC Team shall at the request of ICO afford to ICO all reasonable assistance for the purpose of contesting any claim or demand made or action brought against any of the members of the NEC Team (or any Sub-Contractors or permitted sub-licensees of any member of the NEC Team) to which clause 41.9.1.1 may apply. ICO shall reimburse any of the members of the NEC Team for all costs and expenses (including legal expenses) incurred in so doing.

41.9.1.4 The Contractor shall not make any admissions which may be prejudicial to the defence or settlement of any claim, demand or action for infringement or alleged infringement of any Intellectual Property Rights to which clause
41.9.1.1 may apply.

41.9.1.5 If a claim or demand is made or action to which clause 41.9.1.1 may apply or demand is made or brought ICO may at its own expense:

            (a) procure a licence to use the relevant Intellectual Property Rights on terms which are approved by the Contractor (such approval not to be unreasonably withheld or delayed); or

            (b) take such other action as the Contractor may agree (such agreement not to be unreasonably withheld or delayed) as appropriate to avoid or settle such claim, demand or action,

provided in each case, that ICO provides evidence reasonably satisfactory to the Contractor that it has sufficient financial resources to meet any commitment which it makes pursuant to this clause 41.9.1.5 on behalf of itself or any member of the NEC Team.

41.9.2.1 The Contractor will indemnify ICO (including sub-contractors or permitted sub-licensees of any member of ICO) against all claims, demands, actions, costs, expenses (including but not limited to legal costs on a solicitor and client basis) and damages arising from or incurred by reason of any infringement or alleged infringement of any Intellectual Property Rights relating to the use, possession, importation or exportation of the Deliverables in connection with the ICO System by ICO or its sub-licensees save where such claims, demands, actions, costs, expenses, losses or damages are the subject of ICO's indemnity to the members of the NEC Team (and any Sub-Contractors or permitted sub-licensees of the NEC Team) under clause 41.9.1.

         2412
Final Version - Change Order No 25


41.9.2.2 ICO shall promptly notify the Contractor if any claim or demand is made or action brought against ICO to which clause 41.9.2.1 may apply. The relevant member of the NEC Team shall at its own expense conduct any litigation arising therefrom and all negotiations in association therewith and ICO hereby agrees to grant to the NEC Team exclusive control of any such litigation and negotiations.

41.9.2.3 ICO shall at the request of the relevant member of the NEC Team afford to the NEC Team member all reasonable assistance for the purpose of contesting any claim or demand made or action brought against ICO to which clause 41.9.2.1 may apply. The Contractor shall reimburse ICO for all costs and expenses (including legal expenses) incurred in so doing.

41.9.2.4 ICO shall not make any admissions which may be prejudicial to the defence or settlement of any claim, demand or action for infringement or alleged infringement of any Intellectual Property Rights to which clause 41.9.2.1 may apply.

41.9.2.5 If a claim or demand is made or action to which clause 41.9.2.1 may apply or demand is made or brought, the relevant NEC Team member may at its own expense:

      (a) procure a licence to use the relevant Intellectual Property Rights on terms which are approved by ICO (such approval not to be unreasonably withheld or delayed); or

      (b) take such other action as ICO may agree (such agreement not to be unreasonably withheld or delayed) as appropriate to avoid or settle such claim, demand or action,

provided in each case that the NEC Team member provides evidence reasonably satisfactory to ICO that it has sufficient financial resources to meet any commitment which it makes pursuant to this clause 41.9.2.5 on behalf of itself.

41.9.2.6 The foregoing provisions of clause 41.9.2 shall not apply insofar as any such claim demand or action is in respect of:

      (a) the use by or on behalf of ICO or its sub-licensees of the Deliverables in combination with products services software or data not described in IGFR, the Statement of Work and the High Level System Description and not supplied by the NEC Team under this Agreement; or

      (b) the alteration of any of the Deliverables otherwise than by a member of the NEC Team under this Agreement.

41.9.2.7 The members of the NEC Team shall notify ICO in writing should any of them become aware of reasonable grounds to believe that the use of any of the Deliverables with other products or services (not being Deliverables) with which the NEC Team is aware that ICO will use the Deliverables may infringe the Intellectual Property Rights of any third party.

41.9.3.1 Save as provided in clause 49.1.3.2, in no event shall:

      (a) the NEC Team's entire liability to ICO (or any permitted sub-licensees) under clause 41.9; or

      (b) ICO's entire liability to the members of the NEC Team (or any Sub-Contractor or permitted sub-licensee of any NEC Team member) under clause 41.9,

exceed $75,000,000 and the existence of one or more claims or lawsuits within this clause 41.9 shall not extend this amount, and in no event shall the NEC Team or ICO be liable for incidental, special or

         2413
Final Version - Change Order No 25


consequential damages incurred by the other save and insofar as they are included in any claim by a third party for which ICO or the NEC Team is indemnified under this clause 41.9.

41.9.3.2 The liability of ICO to the members of the NEC Team (or any Sub-Contractors or permitted sub-licensees of any member of the NEC Team) under clause 41.9.1.1(a) in respect of any claim against such party based upon US Patent Nos. 5,415,368; 5,439,190; 5,433,726 and 5,554,624 or any continuations, divisions, re-issues, re-examinations and foreign counterparts thereof shall be unlimited.

41.9.3.3 Notwithstanding any other provisions in this Agreement, this clause
41.9 states the entire liability between ICO on the one hand and the Contractor and the other members of the NEC Team on the other with regard to the infringement of any Intellectual Property Rights in connection with the use of the Deliverables in connection with the ICO System. For the avoidance of doubt therefore wording appearing elsewhere in this Agreement relating to compliance with laws, regulations and all similar terms shall not apply in respect of any infringement or alleged infringement by the NEC Team of Intellectual Property Rights of a third party or any related matters (including, without limitation, clauses 4.1(g), 4.1(h), 4.1(n), 6.1(c), 6.1(d) and 64).

41.10 The provisions of this clause 41 shall (save in respect of clause 54) prevail over any other provisions relating to Intellectual Property Rights appearing elsewhere in this Agreement.

[42]  NOT USED.


[43]  NOT USED.


PART G - CONTINUOUS SUPPORT AND OPTIONS


44    MANUALS AND TECHNICAL DIAGRAMS


The Contractor is required to produce and submit to ICO those operations and maintenance manuals, instruction manuals, technical diagrams, technical drawings and all other documents set out in Annex 6 of the Statement of Work.

45.   TRAINING


The Works shall include training and instruction for ICO Staff in accordance with Annex 5 of the Statement of Work so as to enable ICO Staff to operate all functions of, and to maintain, the ICONET Ground Facilities The completion of the Works by the Contractor in respect of this clause 45 is, for all purposes of this Agreement, dependent upon the parties jointly establishing an effective means to enable the Contractor to implement this element of the Works, based upon the provisions of Annex 5 of the Statement of Work.

46    OPTIONS, SUPPORT SERVICES AND FUTURE SUPPLIES


46.1 The Contractor shall, and shall ensure that Sub-Contractors shall, provide to ICO at ICO's option, at the specified prices (or where none has been fixed, at fair and reasonable prices which in no event exceed the prices paid for comparable items and services to be delivered under this Agreement) as determined in accordance with Schedule 9 under this Agreement:

            (a) the items of Equipment and the related Works described as the Options specified in Annex 1 of the Statement of Work;

         2414
Final Version - Change Order No 25


            (b) further supplies of the Equipment for a period to the end of 2010 with extended availability subject to clause 46.4 and 46.5, at ICO's option, for an additional period of 5 years commencing on 1 January 2011;

            (c) further supplies of Spares for a period to the end of 2015 with extended availability subject to clauses 46.4 and 46.5, at ICO's option, for an additional period of 5 years commencing on 1 January 2016;

            (d) maintenance and support for the Software for a period to the end of 2015 with extended availability, at ICO's option, for an additional period of 5 years commencing on 1 January 2016;

            (e) the availability of skills and resources for a period to the end of 2010 with extended availability, at ICO's option, for an additional period of 5 years commencing on 1 January 2011 for the provision of services to support further capacity and/or functional enhancements to the ICONET Ground Facilities or the ICO System, including the provision of system integration and programme management services;

            (f) the availability of skills and resources for a period to the end of 2015 with extended availability, at ICO's option, for an additional period of 5 years commencing on 1st January 2016 for the ongoing operations and maintenance support, including consultative technical advice in relation to the Deliverables furnished under this Agreement;

            (g) the availability of functional enhancements to the ICONET Ground Facilities or for the ICO System to deliver functionalities similar to those available in cellular communications systems, within timeframes to enable ICO to be competitive with such cellular communications systems;

            (h) assistance and co-operation in the identification, development and implementation of future ICO System specific functionalities; and

            (i) the Contractor should use its reasonable endeavours to obtain similar guarantees from its suppliers and Sub-Contractors for Equipment and Spares as have been supplied to the Contractor.

The options to extend the availability periods referred to in clauses 46.1(c),
(d), (e) and (f) may be exercised only if the option to extend the availability period referred to in clause 46.1 (b) is exercised by ICO. ICO shall notify the Contractor in writing of its exercise of the options to extend the availability periods referred to in clauses 46.1 (b) to (f) at least one year prior to the expiry of the original period.

46.2 This clause shall in no way bind ICO to order any particular quantity of Equipment, Spares or services from the Contractor. The Contractor acknowledges and agrees that ICO may, if ICO and a Sub Contractor so agree, enter into separate contracts for the provision of operations and maintenance support and advice.

46.3 The Contractor shall within 24 months of the date of this Agreement provide ICO with a list of alternate manufacturers and suppliers, insofar as they exist, for the Equipment, Software and Spares (detailing as a minimum the name and address of the alternate source and the model or part numbers of the Equipment, Software and Spares and the alternate source to which they refer) supplied by each Sub-Contractor. The Contractor shall update this list once every 12 months. The use of Equipment, Software or Spares from any supplier or manufacturer, provided that they comply with the information provided by the Contractor, shall not affect any warranties given by the Contractor under this Agreement.

         2415
Final Version - Change Order No 25


46.4 If during the extended availability periods specified in clauses 46.1(b) or
(c) any member of the NEC Team, the affiliates of any member of the NEC Team, or their direct sub-contractors intend to discontinue the manufacture of Equipment or Spares the Contractor shall forthwith give 9 months' written notice to ICO of such intention and afford ICO the opportunity (which shall be exercised within 6 months of receiving such notification) of ordering such quantities of Equipment or Spares at prices determined in accordance with 46.1, as ICO shall reasonably require and the Contractor shall procure the supply of such quantities at the prices so determined. Alternatively, the parties may agree within the said period of 6 months that the Contractor will sell or license to ICO, or procure the sale and licence of, such drawings, patterns, specifications and other information as ICO shall require to enable it to make or have made such Equipment or Spares.

46.5 The Contractor shall take all reasonable efforts to ensure the continued availability throughout the extended availability periods specified in clause 46.1(b) and (c) of Equipment and Spares from the NEC Team members, the affiliates of any member of the NEC Team, and their direct Sub-Contractors. In addition to the notification required under clause 46.4, the Contractor shall inform ICO, as soon as it can reasonably be established, that Equipment and Spares provided by the NEC Team members, the affiliates of any member of the NEC Team, or its direct Sub-Contractors are becoming obsolescent and shall work with ICO to minimise the input of such obsolescence on the ICONET Ground Facilities and the ICO System, including proposals for the migration to newer or alternate technologies.

46.6 If during the period specified in clauses 46.1(b), (c) and (d), the Contractor or any Sub-Contractor (in the absence of agreement as aforesaid) either:

            (a) fails to make available to ICO with reasonable despatch all such Equipment, Spares or Software as ICO shall require; or

            (b) shall suspend payment of its debts generally, seek protection from its creditors or otherwise enter into any form of insolvency or bankruptcy proceeding (however described) or any of its creditors shall seize any of its assets (whether under any security interest or otherwise) or any moneys owned by it shall become due for payment by reason of acceleration or default on its part or its shareholders shall take steps or pass any resolutions to wind up (otherwise than in connection with a solvent reconstruction or amalgamation previously approved by ICO or any analogous thing by whatever name it is known, shall happen in any jurisdiction.

then the Contractor shall so far as he is legally entitled so to do and, if so required by ICO as soon as reasonably practicable, deliver to ICO free of charge such drawings, patterns, specifications and other information as are referred to in clause 46.4 (to the extent that the same are derived from the person to whom the circumstances referred to in (a) or (b) above apply, or where the circumstances apply to the Contractor, all such items of the Contractor and all of the Sub-Contractors) and which ICO shall be entitled to retain for such time only as is necessary for the exercise by ICO of its rights under this clause and which if the Contractor so requires shall be returned by ICO to the Contractor in good order and condition (fair wear and tear excepted) and at ICO's costs and expense.

46.7 If ICO shall exercise its right under clause 46.6 the Contractor shall also grant or procure the grant to ICO without payment of any royalty or charge full right and liberty to make or have made Equipment or Spares as aforesaid and for such purposes only to use, make and have made copies of all drawings, patterns, specifications and other information supplied by the Contractor to ICO pursuant to this Agreement.

46.8 ICO undertakes for itself and on behalf of ICO Staff that all drawings, patterns, specifications and other information obtained from the Contractor under this clause shall be kept confidential and will not be divulged except to such persons as it may be necessary to divulge the same to, for the purpose of making or having made Equipment or Spares.

         2416
Final Version - Change Order No 25


46.9 If the Contractor does not provide Equipment or Spares, ICO shall have the right to obtain such Equipment or Spares directly from Sub-Contractors or any other supplier and any additional cost incurred by ICO shall be recoverable from the Contractor.

47    CONSUMABLE SUPPLIES


47.1 The Contractor shall before shipment of any of the Deliverables or any components used therein supply a list of specifications for consumables required in the operation of the ICONET Ground Facilities. This list shall be updated no later than 3 months before the Acceptance Set 1 Handover Date.

47.2 ICO reserves the right to procure consumables to be used in and suitable for the Deliverables that are in accordance with the specifications that have been provided by the Contractor from such sources as ICO may deem appropriate. Such procurement from a source other than the Contractor shall not invalidate any rights of ICO under this Agreement.

47.3 If the Contractor fails to supply or update the specification list referred to in clause 47.1, and the consumables procured by ICO for use in the operation of the ICONET Ground Facilities causes a degradation or interruption in all or any part of its operation the Contractor shall not be relieved of its warranty obligations. In addition the Contractor shall reimburse ICO for the costs incurred by ICO in ascertaining the appropriate specification to be applied for any consumable.

48    ATTACHMENTS TO THE EQUIPMENT


48.1 Without prejudice to clause 47, ICO shall have the right to attach to the Equipment any equipment not supplied by the Contractor (the "Attachment").

48.2 If ICO notifies the Contractor in writing at least thirty days before it proposes to make an Attachment the Contractor shall within thirty days of the receipt of ICO's notice, respond to ICO with its consent to or rejection of the proposed Attachment. If the Contractor notifies ICO of its consent to such Attachment, then clause 48.4 will apply.

48.3 If the Contractor receives a notification under clause 48.2 it may give a notice of rejection. Any notice of rejection shall be in writing and set out, in the Contractor's reasonable judgement in all the circumstances, the possible effects of the Attachments on the Deliverables and why the making of the Attachment to the Equipment would or can reasonably be expected adversely to affect the ICO System. A failure by the Contractor to respond to ICO within such thirty day period shall be deemed to be consent.

48.4 Clauses 4 and 40 shall continue to apply to the Equipment (but not to the Attachment) if the criteria in either of clause 48.2 or clause 48.3 are met.

48.5 If the criteria in either of clause 48.2 or clause 48.3 are not met, then the Contractor shall be relieved of its obligations under clauses 4 and 40 to the extent that it can demonstrate that such Deliverables are adversely affected by the Attachment.

[49]  NOT USED.


PART H - GENERAL


50    SURVIVAL OF CERTAIN PROVISIONS

         2417
Final Version - Change Order No 25


50.1 Following the termination of this Agreement for any reason whatsoever, the following clauses shall survive in full force and effect, without limit in point of time:

        clause 4       (Primary Obligation of Contractor and Warranties)
        clause 15.1    (Price)
        clause 17      (Payment of Reimbursable Costs)
        clause 18      (Liquidated Damages)
        clause 30      (Ownership)
        clause 40      (Warranty)
        clause 41      (Intellectual Property Rights and Confidentiality)
        clause 51      (Contractor's Liability for Damages or Breach)
        clause 52      (ICo's Liability for Damages or Breach)
        clause 54      (Consequences of Termination)
        clause 62      (Law and Jurisdiction)
        clause 66      (Agent for Service)
        clause 72      (Entire Agreement)

51    CONTRACTOR'S LIABILITY FOR DAMAGES OR BREACH


51.1 In the event that any breach of this Agreement or act or omission by the Contractor or any of its Sub-Contractors or any of their respective affiliated undertakings or the employees or agents of any of them in the performance of their duties in connection with this Agreement:

      (a) causes or results in physical damage to or loss of any tangible property of ICO or of any ICO Staff or third parties; and/or

      (b) causes or results in death or bodily injury to any ICO Staff or to third parties,

the Contractor shall indemnify ICO against all ICO's liabilities and costs resulting therefrom or arising in connection with the same.

51.2 If and insofar as any breach by the Contractor of this Agreement (including the inadequate performance or the non-performance of any of its obligations hereunder) shall result in any losses, damages, costs or liabilities for ICO (other than any physical damage or loss of tangible property as described in clause 51.1), the Contractor shall, subject always to clause 51.3, indemnify ICO against any liabilities and costs of ICO resulting therefrom, provided that the total liabilities of the Contractor to ICO in respect of the design, development, creation, delivery, installation or provision of any of the Deliverables or arising from or in relation to any aspect of the ICO System (whether under this indemnity or for breach of this Agreement or for negligence or of whatsoever nature), including any liquidated damages paid or payable under clause 18.1 but excluding any liabilities indemnified or to be indemnified under clauses 41 or 51.1, shall not exceed in the aggregate 31% of the Price as the same shall from time to time be adjusted in accordance with this Agreement.

51.3 Except in the circumstances described in clause 51.1(b), the Contractor shall have no liability whatsoever to ICO for indirect, consequential, revenue or other financial losses whether arising from breach of this Agreement or negligence or otherwise (including for the avoidance of doubt any liability which ICO may have to any Site Operators)



52    ICO'S LIABILITY FOR DAMAGES OR BREACH


52.1 In the event that any breach of this Agreement or act or omission by ICO or any member of ICO Staff in the performance of their duties in connection with this Agreement:

         2418
Final Version - Change Order No 25


      (a) causes physical damage to or loss of any tangible property of the Contractor or any of its Sub-Contractors or any of their respective affiliated undertakings or the employees or agents or any of them or of their staff or third parties; and/or

      (b) causes death or bodily injury to any member of their staff or to third parties,

ICO shall indemnify the Contractor against all the Contractor's liabilities and costs resulting therefrom or arising in connection with the same excluding any indirect, consequential, revenue or other financial losses.

52.2 ICO will ensure that each of its agreements with Site Operators excludes or limits, to the fullest extent permitted by the applicable law, any liability which the Contractor or any other member of the NEC Team might otherwise have to any Site Operator as a result of the incomplete performance or the non-performance by the Contractor or any other member of the NEC Team of any obligation assumed hereunder, except if and insofar as such liability may be in relation to physical damage to or loss of tangible property, or death of or bodily injury to any person.

52.3 In the event that a Site Operator shall bring a claim against the Contractor or any other member of the NEC Team as a result of the incomplete performance or non-performance by the Contractor or any other member of the NEC Team of any of the obligations hereunder (the "claim"), ICO shall indemnify the Contractor (for its own benefit or on behalf of the relevant member of the NEC Team as the case may be) for any liabilities and costs directly resulting therefrom, provided that:-

      (a) ICO shall not be liable to indemnify the Contractor or any other member of the NEC Team under this Clause 52.3 in respect of any claim for physical damage to or loss of tangible property, or death or bodily injury to any person; and

      (b) the Contractor shall procure that in respect of all claims made by any of the Site Operators against the Contractor or any other member of the NEC Team as referred to in this clause, the relevant member of the NEC Team against whom the claim is made shall bear in aggregate * in each period of 12 months commencing on the 3rd March in each year, or in the case of Ericsson Limited * in aggregate in each such period, of claims arising during the relevant period (other than any amounts claimed in respect of any indirect, consequential, revenue or other financial loss or expense); and

      (c) the Contractor shall procure that in respect of all those claims which are in respect of any indirect, consequential, revenue or other financial loss or expense made by any of the Site Operators against the Contractor or any other member of the NEC Team as referred to in this clause, the relevant member of the NEC Team against whom the claim is made shall in the period of six months after the date of execution of this Agreement bear the first * in aggregate for all such claims arising during the relevant period without recourse to ICO and, in each period of 12 months commencing on the 3rd September thereafter, bear the first * in aggregate for all such claims arising during the relevant period.



      (d) ICO shall not be required to pay any amount by way of indemnity under this clause in respect of any particular claim in the event that the Contractor or any Sub-Contractor shall have, in respect of the events or circumstances giving rise to that claim, acted unlawfully, fraudulently, willfully in breach of any of the obligations undertaken by the Contractor in this Agreement (whether or not binding on such Sub-Contractor) or negligently (as such expressions would be interpreted in the courts of England under English law)

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         2419
Final Version - Change Order No 25


ICO's indemnification of the Contractor or any other member of the NEC Team in respect of any claim under this clause 52.3 shall be without prejudice to such rights as ICO may have against the Contractor under this Agreement. The parties shall use reasonable efforts to replace ICO's responsibility to indemnify the Contractor and any other member of the NEC Team with mutually satisfactory insurance arrangements as soon as possible.

52.4 ICO shall have sole conduct of the defence of any such claim as is referred to in clause 52.3 on behalf of the Contractor unless either ICO shall fail reasonably and diligently to defend the same or the Contractor shall reasonably apprehend that one of the events referred to in clause 56.1 is about to arise in relation to ICO. neither ICO nor the Contractor shall admit liability or otherwise settle or compromise any such claim without the prior consent of the other (such consent not to be unreasonably withheld). If the Contractor wishes any claim which is the subject of this clause to be settled or compromised on terms which ICO is not willing to settle or compromise on (including where ICO is prepared to settle or compromise on terms which the Contractor finds unsatisfactory), then if ICO shall pay to the Contractor the sum which it was willing to pay to the Site Operator to settle or compromise the claim ICO shall be released and discharged from all further liability in respect of such claim. The Contractor shall notify ICO promptly in the event of such claim being made against it. ICO shall keep the Contractor informed of its progress on a timely basis and, subject to the provisions of this sub-clause, keep the Contractor indemnified against the consequences of its conduct of the claim.

53    ETHICAL STANDARDS


The Contractor undertakes to act, and to procure that its Sub-Contractors and its or their employees or agents act in any business dealings in any way relating to its arrangements with ICO, including the provision or procurement of the provision of any services or goods pursuant to this Agreement, in an honest and ethical manner and without resort to any unethical business practices, including but not limited to bribery, corruption, extortion or the exertion of improper or undue influence.

54    CONSEQUENCES OF TERMINATION


54.1 Upon termination of this Agreement, the Contractor shall, and shall procure that each of the Sub-Contractors shall, deliver up to ICO all property of whatsoever nature belonging to ICO or any ICO Staff which may be in its possession or under its control or the control of any of their respective group companies and affiliates and, so far as the same are employed in connection with this Agreement, any of their Sub-Contractors, agents or advisers. The preceding provisions shall apply mutatis mutandis to the Contractor and the Sub-Contractors.

54.2 If this Agreement shall be terminated at any time ICO and any ICO Staff are hereby and shall remain, notwithstanding such termination, fully authorised upon reasonable prior notice to enter on to the Contractor's and its Sub-Contractor's premises in order to dismantle and remove all property belonging to ICO or any of its affiliates or any ICO Staff and the Contractor shall co-operate with and assist such persons in such task and shall procure access (on reasonable prior notice and at reasonable times) for such ICO Staff from, and place a parallel obligation upon, its Sub-Contractors. ICO shall use all reasonable endeavours to ensure that no unnecessary disruption is caused to the Contractor or such Sub-Contractor by reason of the removal of ICO's property. The preceding provisions shall apply mutatis mutandis to the Contractor and the Sub-Contractors in relation to the Sites and the Site Operators.



54.3 If this Agreement shall be terminated by ICO pursuant to clauses 56.1, 56.2(a) or (b) the Contractor shall, and shall procure that all the Sub-Contractors shall:

         2420
Final Version - Change Order No 25


      (a) deliver up to ICO all the Deliverables in their then current state and all materials which have been purchased for inclusion in the Deliverables;

      (b) make available to ICO without cost all designs, drawings and plans which have been prepared in connection with or intended for use in relation to the Works;

      (c) in relation to computer programs which are not new and have not been developed by or for the Contractor or the relevant Sub-Contractor under this or in connection with this Agreement, the necessary interfaces and licences to use such computer programs on the basis referred to in clause 54.4; and

      (d) in relation to any other computer programs (including any which are new and/or developed by or for the Contractor or the relevant Sub-Contractor under or in connection with this Agreement) all source codes and object code versions thereof, provided that if the Contractor shall be subject to any contractual restriction preventing it from making the items referred to in (c) and (d) available to ICO, the Contractor shall procure for ICO free access to the same for the purposes referred to in clause 54.4. ICO shall treat all materials delivered up pursuant to this clause as Confidential Information in accordance with the provisions of clause 41.6.

For the avoidance of doubt any incomplete equipment, designs, drawings, computer programs or plans prepared under or in connection with this Agreement shall be a Deliverable.

54.4 In the circumstances referred to in clause 54.3, the Contractor shall grant, and shall procure that each of the other members of the NEC Team and its and their Sub-Contractors shall grant, to ICO sufficient worldwide, perpetual, irrevocable, royalty free licences (including rights for ICO to grant sub-licenses) under any NEC Team Intellectual Property Rights which are comprised in or which have been selected and identified for inclusion in any of the Deliverables acquired by ICO pursuant to clause 54.3 to enable ICO to complete the development, implementation and construction of the ICONET Ground Facilities and such licences shall permit ICO, either itself or through any third parties, to make any modifications thereto as are considered desirable in order to enable ICO to complete the ICO System and bring the same into use. ICO shall treat any Confidential Information included in any such Intellectual Property Rights in accordance with this Agreement.

54.5 If this Agreement shall be terminated by ICO pursuant to clauses 56.2(c) or
(d), the provisions of clauses 54.3 and 54.4 shall apply save that:

      (a) ICO shall, to the extent that the total sums paid by it in respect of Instalments of the Price (for the purpose of which calculation of all Financed Invoices shall be deemed to have been paid in full by ICO) are less than the total cost of those of the Deliverables which ICO has either received delivery of prior to the date of termination or which it shall take delivery of following such date, pay to the Contractor the amount of any shortfall (and where any Deliverable which ICO shall receive as a consequence is incomplete, the cost of the same shall be agreed between the parties);

      (b) the Contractor shall, to the extent that the total sums paid to it in respect of Instalments of the Price (for the purpose of which calculation all Financed Invoices shall be deemed to have been paid in full by ICO) are greater than the total cost of those of the Deliverables which ICO has either received delivery of prior to the date of termination or which it shall take delivery of following such date, pay to ICO the amount of any surplus;

      (c) the licences referred to in clause 54.4 shall be limited to the extent required to permit ICO to complete the development, implementation and construction of the ICONET Ground Facilities and such licences shall permit ICO, either itself or through any third parties, to make any modifications thereto as are required in order to enable ICO to complete the ICO System and bring the same into use,

         2421
Final Version - Change Order No 25


but if ICO shall not require to take delivery of any of the incomplete Deliverables or the materials purchased therefor, it may by notice to the Contractor exclude the same in which case the foregoing provisions of this clause 54.5 shall only apply to those Deliverables which ICO shall elect to receive.

54.6 If ICO shall terminate this Agreement for convenience in accordance with clause 56.3, the Contractor shall following receipt of such notice of termination take the following actions:

      (a) to the extent specified in the notice of termination, stop work under this Agreement on or as soon as reasonable practicable after the date of receipt of such notice and without delay take all necessary steps to wind down production and avoid incurring unnecessary further expense, except to the extent required to continue or complete those aspects of the Works which the notice of termination shall require to be continued or completed;

      (b) place no further orders or sub-contracts for materials, services or facilities except as may be necessary for completion of those aspects of the Works which the notice of termination shall require to be continued or completed;

      (c) terminate orders and sub-contracts to the extent that they relate to the performance of Works which the notice of termination shall not require to be continued or completed;


      (d)   settle all outstanding liabilities and

      (e) take such action as may be necessary, or as ICO may reasonably direct, for the protection and preservation of the property related to this Agreement which is in the possession of the Contractor or any Sub-Contractor and in which ICO has or may acquire an interest pursuant to the provisions of clause 54; and

      (f) to the extent specified in the notice of termination, continue work under this Agreement.

54.7 The Contractor shall promptly following receipt of a notice of termination given under clause 56.3 take all reasonable steps to minimise, limit and quantify the costs and expenses incurred by the Contractor in connection with the performance of its obligations under this Agreement and shall terminate any sub-contracts, in so far as possible, on normal commercial terms (which may include an allowance for the sub-contractors' proper commercial profit determined in accordance with common practice in the industry concerned).


54.8 Within 60 days after determination of the cost of all Works terminated, the Contractor shall submit to ICO its invoice in respect of the termination Payment, and within 60 days after delivery by the Contractor of an invoice in respect of the termination Payment, ICO shall pay the outstanding amount thereof, subject always to compliance by the Contractor with clauses 54.10 and
54.11. The Termination Payment shall be the aggregate sum consisting of the Direct Costs of all work done to the date of actual termination of the Works, whether or not completed, together with pre-payments which are non-refundable to the Contractor, and the settlement and other costs connected with the termination of orders and sub-contracts pursuant to clause 54.7 less the total of all amounts already paid by ICO to the Contractor in respect of the Works for the purpose of which calculation all Financed Invoices shall be deemed to have been paid in full by ICO, including for the avoidance of doubt all costs which have been paid pursuant to clause 15, adjusted by agreement between the parties (failing which as may be determined in accordance with clauses 65 and 62) where required to take account of any failure of the Contractor to comply with clause 54.6.

The term "Direct costs" as used herein includes only those costs set out in clause 54.9 which have been posted to the Contractor's books of account in accordance with its standard accounting practice for commercial contracts, consistently applied. To the extent that the Direct Costs relate to the internal labour costs and expenses (other than tax and social security or similar costs) of the members of the NEC Team and their respective affiliated companies such sum shall be subject to a mark-up not exceeding 22% of such costs and expenses.

         2422
Final Version - Change Order No 25


In no event shall the Termination Payment, when aggregated with the amounts already paid or deemed to have been paid by ICO to the Contractor in respect of the Works, exceed the Price.

54.9 For the purposes of this clause 54, "Direct Costs" comprise:

      (a) the full salary, payroll taxes and standard benefits and other direct employment costs of those personnel employed by any member of the NEC Team or by any of their respective affiliated undertakings for that period during which they can demonstrate that they have been actively engaged in the Works;

      (b) the reasonable cost of all materials purchased by the NEC Team reasonably necessarily and wholly and exclusively for the purposes of fulfilling the requirements of this Agreement;

      (c) the reasonable and proper costs of Sub-Contractors employed by the NEC Team, where applicable, with the consent of ICO, necessarily for the purposes of fulfilling their obligations under this Agreement save to the extent such costs are taken into account pursuant to clause 54.7;

      (d) the reasonable travelling and lodging costs of those members of the NEC Team's personnel who are assigned to work on a full time basis under this Agreement at locations outside the country of their usual employment and of those personnel whose travel is reasonably necessarily required for the purposes of implementing this Agreement;

      (e) the office rental costs (apportioned by reference to the proportion of the floor area used by the Contractor exclusively for the purposes of this Agreement) associated with the Contractor maintaining a project office in the Hammersmith area or any replacement therefor during the currency of this Agreement; and

      (f) the costs of delivering any items required to be delivered to ICO as referred to in clause 54.11.

but, for the avoidance of doubt, the following to the extent that they might otherwise fall within any of the foregoing are excluded:

      (g) all central overhead expenses including the costs of all support or liaison staff or staff whose principal activities are on matters other than this Agreement;

      (h) office and equipment costs, depreciation, leasing and hire charges, any goods or materials of general application or for which there is use after the period of the Agreement, interest and like charges;

      (i) licence fees, communications costs, other costs associated with the organisation and/or co-ordination of the NEC Team.


54.10 Payment of the Termination Payment shall be subject to the Contractor justifying to ICO's reasonable satisfaction the amount of the costs and expenses and any other adjustments so claimed and producing such evidence of such costs and expenses as ICO may reasonably require. If ICO so requests, the Contractor shall provide, and shall procure that any Sub-Contractors provide, sufficient evidence to the external auditors of the Contractor (being a firm of independent certified public accountants (or equivalent)) or, where such accountants are unwilling to act in the capacity contemplated by this clause 54.10, another firm of certified public accountants of international repute agreed between the parties, to enable such accountants to certify to ICO that any and all costs and expenses claimed by the Contractor from ICO in connection with the Termination Payment have been properly incurred for the purposes of this Agreement and have been properly computed. In the

         2423
Final Version - Change Order No 25


absence of such certification if so requested by ICO, ICO shall not be obliged to pay any such amount claimed and, where such accountants certify a lesser sum than that claimed by the Contractor, ICO shall be obliged to pay only such lesser sum The accountants' fees for carrying out such certification shall be borne by ICO.

If ICO disagrees with the amount of the Termination Payment claimed by the Contractor, ICO shall pay so much of the amount claimed as is undisputed to the Contractor within 30 days of receipt of the Contractor's invoice and the balance shall be payable with 30 days after determination of the final amount due, provided that if the amount in dispute shall exceed 25% of the Contractor's claim ICO shall pay the disputed amount into the Escrow Account pending final resolution of the amount of the Termination Payment.



54.11 Title to all complete Deliverables not previously delivered, any incomplete Deliverable and any materials purchased for the purposes of and any components which would have been incorporated into a Deliverable which is incomplete at the date of a termination notice given under clause 56.3, shall, upon payment in full of all amounts due hereunder, vest in ICO and the Contractor shall deliver, and procure that any Sub-Contractor delivers, all such items to ICO (who shall accept delivery). All such items of the Works which are under the custody or control of the Contractor shall until delivery to ICO be insured by the Contractor at its cost.

54.12 The Contractor shall, and shall procure that each of the members of the NEC Team and its and their Sub-Contractors shall deliver up forthwith to ICO upon payment by ICO of the Termination Payment payable to the Contractor under this Agreement all the documentation, drawings, plans, and specifications produced for the performance of this Agreement to the extent not previously delivered. The Contractor shall, and shall procure that each of the members of the NEC Team and their Sub-Contractors shall, upon written request of ICO, grant to ICO and such persons as ICO shall nominate, those rights as referred to in clause 54.4.

54.13 If it is reasonably feasible for the Contractor to utilise elsewhere and within a reasonable period for their intended purposes any materials purchased for the purposes of and any components which were to be incorporated into the Deliverables which are incomplete at the date of termination under clause 56.3, ICO shall have the right to reject delivery of such components and the inclusion of the cost of the same in the Termination Payment.

54.14 The Contractor shall use reasonable efforts to place sub-contracts on terms that will enable the Contractor to terminate the same in a manner consistent with this clause.

55.   FORCE MAJEURE


55.1 Force majeure refers to events extrinsic to this Agreement that are beyond the reasonable control of, and not attributable to negligence or other fault of, the party relying on such events to excuse its failure to perform. The term:

      (a) excludes strikes or other events caused by labour disputes between any member of the NEC Team (which for this purpose includes all corporate bodies under the control of the body corporate which ultimately directly or indirectly has control of the relevant member of the NEC Team) and their employees;

      (b) excludes any event giving rise to the party which would otherwise seek to rely on such event being actually or prospectively unable to perform any financial obligation under this Agreement; but

      (c) (subject to paragraph (b) above), includes changes in the laws and regulations as referred to in clauses 63.5 and 63.6.

         2424
Final Version - Change Order No 25


55.2 Any party whose ability to perform is affected by a force majeure event shall take all reasonable steps to mitigate the impact of such event.

55.3 If the effect of a force majeure event is temporary, the party affected shall, to the extent that the event of force majeure shall affect its ability to perform its obligations under this Agreement, not be responsible for any consequent delay, and any affected Top Level Milestone shall be extended accordingly, if and only if notice of the event is given to the other party, specifying in such notice that the affected party is treating the circumstances as an event of force majeure, within ten (10) days after the event has come, or should reasonably have come, to the affected party's attention.

Upon or following receipt of such a notice, the non-affected party shall, to the extent that the event of force majeure affecting the other party shall affect its own ability to perform its obligations under this Agreement, be entitled to treat such circumstances as an event of force majeure of its own.

At the time of the notice of the occurrence of the event or as soon thereafter as possible, the party affected shall inform the other party of the extent of the delay expected as a result of the event and propose possible measures which could be taken in order to minimise such delay. As soon as the circumstances constituting force majeure shall have ceased to have effect, the obligations of the affected party shall continue.

55.4 An event of force majeure shall not excuse the obligation to make payment of any invoice which was properly issued by the other party prior to the commencement of the event of force majeure.


56    TERMINATION


56.1 Without prejudice to any other rights or remedies which the relevant party may possess, either party ("the terminating party") shall be entitled to terminate this Agreement in its entirety in the event that the other party ("the non-terminating party") shall suspend payment of its debts generally, seek protection from its creditors or otherwise enter into any form of insolvency or bankruptcy proceedings (howsoever described) or any of its creditors shall seize any of its assets (whether under any security interest or otherwise) or any moneys owed by it shall become due for payment by reason of acceleration or default on the part of the non-terminating party or its shareholders shall take steps or pass any resolutions to wind up (otherwise than in connection with a solvent reconstruction or amalgamation previously approved by the non-terminating party) or any analogous thing by whatever name it is known, shall happen in any jurisdiction.



56.2 Without prejudice to any other rights or remedies which ICO may possess, ICO shall be entitled, without liability to the Contractor in respect of such termination (but without prejudice to any obligations or rights under this Agreement expressed to survive termination) to terminate this Agreement in whole at any time by service upon the Contractor of a written notice in accordance with clause 59 if:

      (a) the Contractor, the Principal Sub-Contractors, or any of their respective Sub-Contractors to whom any material aspects of the Works shall have been subcontracted shall without reasonable cause, suspend the carrying out of the Works before Acceptance Set 5 Completion Date in any material respect or to any material extent and the Contractor is unable to satisfy ICO that it is or will be able to complete all or any substantial aspect of the Works in accordance with the Top Level Milestone Schedule; or

      (b) the Contractor shall be in breach of any of its material obligations under this Agreement; or

      (c) a force majeure event (as defined in this Agreement) has or might reasonably be expected to have a permanent or unavoidable effect on the ability of the Contractor to provide to ICO by Acceptance Set 5 Completion Date (but without taking into account any adjustment which may be made to such date by reason of the force majeure

         2425
Final Version - Change Order No 25


            event) the functionalities described in the IGFR across the complete ICONET Ground Facilities; or

      (d) a force majeure event (as defined in this Agreement) either has the effect of severely constraining ICO from complying with the terms of this Agreement (save insofar as this Agreement creates any financial obligation on ICO) or clauses 63.5 or 63.6 apply, and in any case falling under clauses 56.2(a) or 56.2(b) the Contractor (or, as the case may be, the Principal Sub-Contractors, or any of their respective Sub-Contractors to whom any material aspects of the Works shall have been subcontracted) fails to remedy or procure the remedy of the same within a period of 30 days (or such longer period as may have been specified in the notice) after receipt of written notice from ICO to the Contractor, requiring such event to be remedied and in any case falling under clauses 56.2(c) or 56.2(d) the relevant force majeure event continues on the date the notice of termination would take effect in accordance with clause 59 provided that ICO undertakes that it will not exercise its right to terminate this Agreement if ICO shall not have issued its Acceptance Set 5 Completion Certificate to the Contractor within 135 days after the Acceptance Set 5 Completion Date so long as there shall be no other circumstances in existence at any time during that period permitting ICO to terminate this Agreement


56.3 ICO shall be entitled, without liability to the Contractor in respect of such termination other than to make such Termination Payment as may be payable under clause 54 (and without prejudice to any obligations or rights under this Agreement expressed to survive termination) to terminate this Agreement in whole at any time for convenience by service upon the Contractor of a written notice in accordance with clause 59 and may in its notice of termination require the Contractor to continue or complete any aspect of the Works which shall then have been commenced.


56.4 The Contractor shall be entitled to terminate this Agreement in whole at any time by service upon ICO of a written notice in accordance with clause 59 if:

      (a) the Contractor is owed any sum by ICO in excess of US$5,000,000 which shall have fallen due for payment and be payable in accordance with the terms of this Agreement and ICO shall have acknowledged in writing by the Supervising Officer or any of its other officers or directors that any such sum is due and payable to the Contractor; or

      (b) ICO shall have failed to pay into the Escrow Account any Disputed Amount (other than any disputed amount not exceeding US$1,000,000),

      and in either case

      (i) the Contractor shall not itself be in any material respect in breach of its obligations under this Agreement, (such breach (if any) to have been notified by ICO to the Contractor in writing in sufficient detail to provide a proper understanding of ICO's reasons why it considers the Contractor to be in breach before the notice of termination would take effect in accordance with clause 59); and

      (ii) ICO shall have failed before the notice of termination would take effect in accordance with clause 59 either to pay to the Contractor all overdue sums together with interest thereon calculated in accordance with clause 16 or to pay any Disputed Amounts into the Escrow Account.


56.5 Save as set out in clauses 56.1 and 56.4, the Contractor shall not be entitled to terminate this Agreement for any reason and for so long as this Agreement continues in effect (and notwithstanding that ICO may be permitted to exercise rights of termination) the Contractor shall continue (for so long as all of its obligations hereunder have not been suspended pursuant to clause 55) diligently to perform its obligations hereunder.

         2426
Final Version - Change Order No 25


56.6 Termination of this Agreement shall be without prejudice to any antecedent or accrued rights and liabilities of the parties. ICO shall have no responsibility for the division amongst the members of the NEC Team of any sums payable under this Agreement, including any sum paid in consequence of termination of this Agreement, which shall be entirely a matter for the Contractor.


57    WAIVER


A waiver of any breach of any provision hereof shall not be binding upon either party unless made in writing but once so made shall, unless it is expressed to be revocable, be irrevocable. No such waiver shall affect the rights of the party not in breach with respect to any other or future breach of this Agreement. No delay or failure by a party to exercise any of its rights, or time or indulgence given by it before exercising any right or remedy under this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of a right or remedy preclude any further exercise of the same or the exercise of any other right or remedy.


58    AMENDMENTS


58.1 This Agreement (other than with respect to its scope pursuant to clause 9) may not be modified except by written amendment signed by both the Supervising Officer and the Contractor's Authorised Representative save that the address for notices and the responsible authorised representatives of the parties may be added to or changed from time to time by written notice to the other party.

58.2 Where in the course of the administration of this Agreement (otherwise than under clauses 8 and 9) any communication is given or received which, if implemented, would modify or affect the rights, responsibilities or obligations of any party, then if such communication is given by ICO, the Contractor shall ensure that such communication is approved in writing by the Supervising Officer and if such communication is given by the Contractor, ICO shall ensure that such communication is approved in writing by the Contractor's Authorised Representative. In the absence of such approval the receiving party shall not be entitled to rely on such communication as being binding on, and such communication may not be binding on, the party giving the same.

59    COMMUNICATIONS AND NOTICES


59.1 All notices or other communications (except Deliverables delivered in accordance with the Statement of Work), required to be given or served under or in connection with this Agreement shall be in writing and shall be delivered in the manner prescribed in clause 59.4 to the address of the party concerned given in clause 59.2 and as the same may from time to time be amended in accordance with clause 59.3.


59.2  For the purposes of clause 59.1:

ICO's details are:

In the case of a formal notice (including any notices of demand for payment or termination) or any legal proceedings to be given to or served on ICO, the original shall be sent to:

         2427
Final Version - Change Order No 25


ICO Global Communications Holdings BV
Drentestraat 20
1083 HK
Amsterdam
Netherlands

Facsimile: ( (+31) 20661 0654
Marked for the attention of the Company Secretary

and a copy thereof shall be sent at the same time to ICO Services Limited at the address set out below.

ICO Global Communications Holdings BV
c/o ICO Services Limited
2 Chalkhill Road, London W6 8DW
England

Facsimile: (+44) 20 8600 1199
Marked for the attention of Gary Titzer


In the case of a formal notice (including any notices of demand for payment or termination) or any legal proceedings to be given to or served on the Contractor, the original shall be sent to:

NEC Corporation
7-1, Shiba 5-Chome,
Minato-Ku, Tokyo 108-8001
Japan

Facsimile: (+81) 3 3798 6782
Marked for the attention of the General Manager

and a copy thereof shall be sent at the same time to:

NEC Program Office
5th Floor Horatio House
77-85 Fulham Palace Road
Hammersmith
London W6 8JC

Facsimile: (+44) 20 8600 4290
Marked for the attention of Tadao Furukawa

All other communications to ICO referred to in this clause 59.1 shall be sent to:

ICO Global Communications Holdings BV
c/o ICO Services Limited
2 Chalkhill Road
London W6 8DW
England

Facsimile: (+44) 20 8600 1199
Marked for the attention of Gary Titzer

         2428
Final Version - Change Order No 25

All other communications to NEC referred to in this clause 59.1 shall be sent to:

NEC  Program Office
5th Floor Horatio House
77-85 Fulham Palace Road
Hammersmith
London W6 8JC
England

Facsimile: (+44) 20 8600 4290
Marked for the attention of Tadao Furukawa

59.3 Either party may from time to time amend its address and/or facsimile number and/or the persons to whose attention notices or other communications or copies thereof are to be given for the purposes of this clause 59 by giving notice in writing to the other party.

59.4 For the purposes of clause 59.1 a notice or other communication shall be either delivered personally or sent by registered or recorded delivery prepaid first class post (or airmail if overseas), or by facsimile addressed to the intended recipient thereof and any such notice or other communication shall take effect:

         (a)  if delivered personally, at the time of its delivery; or

         (b) if sent by registered or recorded delivery prepaid first class post (or airmail if overseas), at 10.00 am on the fifth working day following the time of posting (or in the case of airmail post, at 10.00 am on the seventh working day following the time of posting), and in proving such service it shall be sufficient to prove that the envelope containing the notice or other communication was properly addressed, stamped and posted; and

         (c) if transmitted by facsimile, (and provided that the transmission record of the sender indicated delivery of all pages of the same to the relevant facsimile number), at 10.00 am falling on the first working day following the time of dispatch (which may, for the avoidance of doubt, be on the same working day as that on which it is despatched) subject to a copy of the notice or other communication being dispatched by post within 24 hours of the time of despatch of the facsimile.

For the purposes of this clause 59.4, a "working day" is a day on which commercial banks are generally open for business in the location of the recipient and reference to local time in such place. References to "time of posting" and "time of despatch" are to the local time in the place where the sender is located. In order to calculate elapsed time, the local time and day in the intended place of receipt shall be determined from and by reference to the time difference between that place and the actual time of posting or time of despatch in the sender's location.

59.5 Notices under clause 56 shall take effect as follows:

         (a) if given under clause 56.1, 14 days after the relevant notice is received or deemed to have been received in accordance with clause
              59.4 unless at the expiry of such period of 14 days the relevant condition, event or circumstances shall have ceased to apply;

         (b) if given under clause 56.2 (a) or (b), upon expiry a period of not less than 30 days (or such longer period as may be specified in the notice) after the relevant notice is received or deemed to have been received in accordance with clause 59.4 unless at the expiry of such period of 30 days (or longer period as may have been specified) the relevant condition, event or circumstances shall have ceased to apply;

         (c) if given under clause 56.1(c) or (d), 14 days (or such longer period as may be specified in the notice) after the relevant notice is received or deemed to have been received in

         2429
Final Version - Change Order No 25

              accordance with clause 59.4 unless at the expiry of such period of 14 days (or longer period as may have been specified) the relevant force majeure event shall have ceased to apply;

         (d) if given under clause 56.3, on the day the relevant notice is received or deemed to have been received in accordance with clause
              59.4 (or such later date as may be specified in the notice or upon the satisfaction of such conditions as may be specified in the notice); or

         (e) if given under clause 56.4(a) or (b), upon expiry of a period of not less than 60 days (or such longer period as may be specified in the notice) after the relevant notice is received or deemed to have been received in accordance with clause 59.4 unless at the expiry of such period of 60 days (or longer period as may have been specified) the relevant payment shall have been made either to the Contractor or into the Escrow Account (as the case may be), and such notice shall not be valid unless it shall prominently specify that it is a termination notice given under clause 56.4 and state the amount of money which the Contractor claims is overdue for payment and, in sufficient detail to enable ICO to investigate the same, the circumstances which the Contractor alleges gives rise to such sums becoming due for payment.

60       PUBLICITY

Neither party, and the Contractor shall procure that none of its Sub-Contractors, nor any of the group companies, affiliates or Sub-Contractors or any of their respective agents, advisers, employees or consultants of the Contractor or its Sub-Contractors shall make any announcements, news releases or other public statements regarding this Agreement or its subject matter without the prior written approval of both the Contractor and ICO, such approval not be unreasonably withheld or delayed.

61       INFORMATION RECORDING

The Contractor shall record, update and maintain all documents to be delivered under this Agreement up to the Acceptance Set 5 Completion Date in accordance with the documentation configuration control process to be established as a part of the Programme Management Plan referred to in the Statement of Work.

62       LAW AND JURISDICTION

62.1 This Agreement shall be governed by, and construed in accordance with, English law.

62.2 Subject to clause 62.3, the Courts of England shall have exclusive jurisdiction in relation to all disputes or matters which may arise as between the parties out of or in connection with this Agreement.

62.3 Neither ICO nor the Contractor shall commence or pursue any proceedings against the other in relation to any dispute or matter which may arise between them out of or in connection with this Agreement other than in the Courts of England, except for the purpose of enforcing a judgement or order of the Courts of England.

62.4 Each of ICO and the Contractor waives for the exclusive benefit of the other of them any objection on the ground of inconvenient forum to any proceedings which relate to this Agreement being brought in the Courts of England or, for the purposes only of enforcement of any judgement or order as is referred to in clause 62.3, in any other court.

62.5 In clause 62, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure.

         2430
Final Version - Change Order No 25

63       CHANGE OF LAW

63.1 If at any time as a consequence of either any change of law (whether effected through constitutional means or otherwise) or any actions or restrictions or other interference imposed by any governmental body (or any body or persons claiming governmental authority) or any international trade or similar embargo affecting any of the countries in which the Sites are located or the commencement of hostilities (whether formally declared or not) against any nation or any state, province or other political subdivision of any nation (including for this purpose against any separatist movement claiming an entitlement to be a separate nation, state, province or other political subdivision) affecting any of the countries in which the Sites are located it shall become impossible or impracticable to give effect to this Agreement or any part of it or otherwise to perform the Work on the relevant Site(s), then this clause 63 shall apply.

63.2 If any changes in the laws and regulations referred to in clauses 4.1(g) or
(h) which may inhibit or prevent the Equipment, Software or other Deliverables which is or shall be specified in or is to be supplied under this Agreement being lawfully used for the purposes of the ICONET Ground Facilities in any of the countries where the Sites are located then this clause 63 shall apply.

63.3 As soon as either party becomes aware of any such circumstances as are referred to in clauses 63.1 or 63.2 it will notify the other party and the parties shall discuss how to overcome the effects of such changes and shall work together so as to mitigate the effects of such circumstances. Where practicable, they shall make such amendments to this Agreement or any part of it in accordance with the procedures set out in clause 9 so as to enable the impact of such occurrence to be minimised.

63.4 If any of the circumstances referred to in clause 63.1 shall come into existence and continue for a continuous period of at least 30 days in relation to any particular Site and it shall not be reasonably practicable in the reasonable opinion of ICO to make amendments as contemplated by clause 63.3, then upon service of a written notice by ICO to the Contractor under this clause, the Contractor shall assist ICO in establishing and equipping an alternative site that ICO designates for use as a satellite land earth station or network management centre with all necessary connections. Such assistance shall be at ICO's cost but on substantially the same basis and terms as those contained elsewhere in this Agreement.

63.5 If any of the circumstances referred to in clause 63.1 shall come into existence and continue for a continuous period of at least 30 days in a manner which either immediately or prospectively will affect a number of the Sites such that the ICONET Ground Facilities and other elements of the ICO System can not or will not be able to deliver the desired functionalities specified in the IGFR without significant modification and it shall not be reasonably practicable in the reasonable opinion of ICO to make amendments as contemplated by clause 63.3, then upon service of a written notice by ICO to the Contractor under this clause, ICO shall be entitled to treat such circumstances as an event of force majeure.

63.6 In any of the circumstances referred to in clauses 63.3 or 63.4 and where there is a reasonably practicable method to overcome the changes in law or regulation giving rise to such circumstances, the Contractor undertakes that it will offer to provide such changes to the scope of the Works or the location of the Deliverables at fair prices and on reasonable terms and shall, upon ICO's request, promptly provide such evidence as ICO may reasonably require to establish that the prices and terms offered are fair and reasonable.

If ICO considers that the Contractor is unable to offer to provide such changes to the scope of the Works or the location of the Deliverables in a manner such that it is reasonably practicable to overcome the changes in law or regulation giving rise to such circumstances on a basis which is consistent with this Agreement (whether or not the Contractor shall have proposed fair and reasonable terms for implementing the same), then ICO shall be entitled to treat such circumstances as an event of force majeure.

         2431
Final Version - Change Order No 25

64       EXPORT CONTROL REGULATION

64.1 It is expressly agreed by the parties that the execution of this Agreement and the subsequent performance of the Works will be subject to all applicable export control laws and regulations imposed or administered by whichever government has competent jurisdiction.

64.2 The Contractor warrants that at the time of execution of this Agreement there are no applicable export control laws and regulations under clause 64.1 which will prevent performance of this Agreement.

65       DISPUTES RESOLUTION PROCEDURE

If a dispute arises, whether before or after Acceptance Set 5 Completion Date, the procedure set out in Schedule 3 shall apply.

66       AGENT FOR SERVICE

66.1 In relation to any dispute arising out of or in connection with this Agreement, each of the Contractor and ICO shall at all times until six years after the termination of this Agreement maintain an agent for service of process in England and agrees that service on such agent (or any replacement agent appointed hereunder) shall be deemed to be due service for the purposes of such proceedings.

66.2 For the purposes of clause 66.1 the Contractor hereby irrevocably appoints NEC Europe Limited at its registered office for the time being as its agent for service of process and ICO hereby irrevocably appoints ICO Services Limited at its registered office for the time being as its agent for service of process.

66.3 If for any reason an agent appointed under this clause 66 ceases to act as such, the Contractor or ICO (as appropriate) shall promptly appoint another such agent and notify the other party of the appointment and the name and address of the new agent.

67       SUPERVISING OFFICER AND CONTRACTOR'S AUTHORISED REPRESENTATIVE

67.1 ICO's Supervising Officer may be changed from time to time by notice in writing to the Contractor. Until further notice the Supervising Officer shall be Gary Titzer.

67.2 The Contractor's Authorised Representative may be changed from time to time by notice in writing to ICO. Until further notice the Contractor's Authorised Representative shall be Tadao Furukawa.

67.3 Either party may rely upon notices from the other party without being obliged to validate the signature of the Supervising Officer or the Contractor's Authorised Representative.

68       NO PARTNERSHIP

Nothing herein shall create a joint venture or partnership between the parties nor, save as specifically provided in this Agreement, constitute one party the agent of the other party.

         2432
Final Version - Change Order No 25

69       SUCCESSORS

This Agreement shall be binding upon the parties hereto and their successors and permitted assigns.

70       ASSIGNMENT

70.1 Upon giving prior written notice to the Contractor, the benefit of this Agreement may be assigned by ICO to any subsidiaries of ICO or other companies within the ICO Group (being companies under the control of the ultimate holding company of ICO from time to time) any such company being referred to as a "member of the ICO Group", provided that prior to any company to which the benefit of this Agreement has been assigned ceasing to be a member of the ICO Group, ICO shall procure that such company assigns this Agreement to any company which will remain a member of the ICO Group. No other assignment shall be permitted by ICO without the prior written consent of the Contractor.

70.2 This Agreement shall not be assignable by the Contractor. The Contractor shall ensure that the Principal Sub-Contractors will not be allowed to assign (other than to their subsidiaries or other companies within the same group of companies of which they are a member) any contracts which they enter into with the Contractor pursuant to this Agreement.

71       LANGUAGE

All correspondence, notices, documentation and communications concerning this Agreement shall be in the English language. ICO may require, subject to agreement of any required adjustment to the Price, where appropriate, that operating and maintenance instructions, name and rating plates, identification labels, safety warnings and other written and printed matter required in connection with the Equipment and all instructions or notices to the public and/or ICO Staff shall be written in English and one or more principal languages of the country in which the same are to be installed or used.

72       ENTIRE AGREEMENT

This Agreement together with all the Schedules and Annexes hereto and any side letters entered into contemporaneously herewith contains the entire agreement and understanding between the parties relating to or thereto the subject matter hereof. All prior understandings, representations and warranties by and between the parties, written or oral, which may be related to the subject matter hereof in any way, are superseded by this Agreement, but this provision shall not affect any rights which ICO may have in relation to the IPC.

73       SEVERABILITY

In the event any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid or unenforceable provision shall be replaced by a mutually acceptable provision which, being valid and enforceable, comes closest to the intention of the parties underlying the invalid or unenforceable provision and, where necessary, satisfies the concerns of the regulatory authorities concerned.

         2433
Final Version - Change Order No 25

74       COSTS

All costs and expenses incurred by the parties in connection with the negotiation and entry into of this Agreement shall be borne by the party incurring the same.

75       COUNTERPARTS

This Agreement or any agreement expressed to be supplemental hereto may be executed in two or more counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.

         2434
                            NEC TOP LEVEL MILESTONES
                          for Phased SAN Handover Plan

Text 3    Task Name                               Resp              Start          % Complete       Predecessors             [GRAPH]
------------------------------------------------------------------------------------------------------------------------
          SYSTEM PDR                               Contractor        Mon 15/09/97   100%             2,3
2         Draft AMBE Voice Codec Software
          Interface                                ICO               Tue 04/03/97   100%
3         Voice Codec High Level Functional
          Description                              ICO               Mon 07/04/97   100%

4(T)      SYSTEM FDR                               Contractor        Thu 15/01/98   100%             6,7,8
5         Voice Codec Floating Point-C Source
          Code                                     ICO               Fri 15/08/97   100%
6         Voice Codec Low Level Functional
          Description                              ICO               Mon 22/09/97   100%
7         Air Interface ICD Final Version 4        ICO               Tue 30/09/97   100%

8(T)      NMC (LINK-OS) & SRMC/SAN-SRMS FDR        Contractor        Thu 15/01/98   100%             11, 12
9         Prelimanary NMS/SCC ICD including
          Definition of Ephemeris Data             ICO               Mon 12/05/97   100%
10        Final NMS/SCC ICD including Definition
          of Ephemeris Data                        ICO               Mon 15/09/97   100%

11(T)     CME20 RS PLM REVIEW-FDR (TG2)            Contractor        Sat 31/01/98   100%

12(T)     12 RFT READY FOR TTC                     Contractor        Tue 31/03/98   100%             8,19,20,21,22,23,24
13        Access to SAN Sites by following dates:  ICO               Mon 12/05/97   100%
14        Brewster, USA                            ICO               Wed 08/10/97   100%
15        Chatanapar, India                        ICO               Wed 08/10/97   100%
16        Brisbane, Australia                      ICO               Sat 01/11/97   100%
17        Usingen, Germany                         ICO               Sat 01/11/97   100%
18        Longvilo, Chile                          ICO               Sat 15/11/97   100%
19        Hartebeeshoake, South Africa             ICO               Mon 15/12/97   100%
20        Final SAN/TTC ICD                                          Mon 12/05/97   100%

21(T)     SBS #1 MANUFACTURE COMPLETE              Contractor        Mon 31/08/98   100%             27
22        Air Interface Final Version 4            ICO               Tue 30/09/97   100%

23(T)     MSSC #12 FOB                             Contractor        Sun 28/02/99   100%

24(T)     TNM #1 MANUFACTURE & PHASE 1 TESTING     Contractor        Fri 16/04/99   100%             32,33,34,35
25        Draft AMBE Voice Codec Software
          Interface                                ICO               Tue 04/03/97   100%
26        Voice Codec High Level Functional
          Description                              ICO               Mon 07/04/97   100%
27        Voice Codec Floating Point - C Source
          Code                                     ICO               Fri 15/08/97   100%
28        Voice Codec Low Level Functional
          Description                              ICO               Mon 22/09/97   100%

29(T)     TNM #1 INSTALLATION & PH2-1 TEST
          COMPLETE                                 Contractor        Tue 31/08/99   100%

30(T)     SBS #12 PH 2-1 COMPLETE                  Contractor        Fri 01/10/99     0%

32(T)     VERSION 2 SOFTWARE RELEASE FOR NMC/SRMC
          ON SITE TESTING                          Contractor        Sun 30/04/00     0%


         2435
                            NEC TOP LEVEL MILESTONES
                          for Phased SAN Handover Plan

Text 3    Task Name                               Resp              Start          % Complete       Predecessors             [GRAPH]
------------------------------------------------------------------------------------------------------------------------
          PHASED SAN HANDOVERS                                       Fri 03/11/00     0%

33(T)     1 SAN DEU (FS1 & AS1)                    Contractor        Fri 03/11/00     0%

34        ACCEPTANCE SET HANDOVERS                                   Tue 13/03/01     0%
35(T)     AS2 Handover                                               Tue 13/03/01     0%
36(T)     AS3 Handover                                               Thu 12/07/01     0%
37(T)     AS4 Handover                                               Tue 13/11/01     0%
38(T)     AS4 Completion                                             Thu 31/01/02     0%
39(T)     AS5 Handover                                               Mon 04/03/02     0%

40        ICO SUPPLIED COMMUNICATIONS LINKS;       ICO               Fri 10/12/99     0%
41        ICO/NEC to confirm required dates of
          SAN-SAN and SAN-NMC Links                NEC               Thu 15/06/00     0%
42        ICO SUPPLIED E1 LINKS                                      Fri 10/12/99     0%
43        Link NMC - IND                           ICO               Wed 08/03/00   100%
44        Link IND - IDN                           ICO               Wed 08/03/00   100%
45        Link IDN - AUS                           ICO               Wed 08/03/00   100%
46        Link NMC - USA                           ICO               Wed 08/03/00   100%
47        Link AUS - KOR                           ICO               Fri 10/12/99   100%
48        Link KOR - NMC                           ICO               Fri 10/12/99   100%
49        Link USA - MEX                           ICO                                0%
50        Link MEX - CHL                           ICO                                0%
51        Link IND - ARE                           ICO                                0%
52        Link ARE - DEU                           ICO                                0%
53        Link CHL - BRA                           ICO                                0%
54        Link DEU - ZAF                           ICO                                0%
55        Link USA - DEU                           ICO               Tue 01/02/00   100%
56        Link BMC - USA                           ICO               Tue 01/02/00   100%
57        Link BMC - DEU                           ICO               Tue 01/02/00   100%
58        Link IND - KOR                           ICO               Wed 08/03/00   100%
59        Link BRA - DEU                           ICO                                0%
60        Link ZAF - IND                           ICO                                0%
61        Link USA - KOR                           ICO               Wed 08/03/00   100%
62        Link KOR - BMC                           ICO               Wed 08/03/00   100%
63        Link BMC - NMC                           ICO               Wed 08/03/00   100%

         2436
[ICO Logo]

                                                       ICO GLOBAL COMMUNICATIONS
                                                              COMMONWEALTH HOUSE
                                                   2 CHALKHILL ROAD, HAMMERSMITH
                                                                   LONDON W6 8DW
                                                                  UNITED KINGDOM

                                                           TEL: +44 181 600 1000
                                                           FAX: +44 181 600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO.3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK



          COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED


                       ANNEX 1: CONTRACTOR'S DELIVERABLES

CONFIDENTIALITY STATEMENT

ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO
         GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.


                 DOCUMENT NO.:              EN-IG-ICO-SW-000002

                 VERSION:                   3.13.4

                 DATE:                      27 April 2000

       PREPARED                             ICO                                NEC

       AUTHOR:                              TITLE:                             TITLE:

                                            SIGNATURE:                         SIGNATURE:

         2437

                                                                                 EN-IG-ICO-SW-000002
   [ICO LOGO]             Annex 1 Contractor's Deliverables                      Version 3.13.4
                                                                                 27 April 2000


A. Amendment record

REVISION          DATE               CN NO.     REASON FOR CHANGE

1.0               14/2/97                       NEC Contract Issue

2.0               17/2/97                       To incorporate final NEC comments

2.1               18/2/97                       To  incorporate  revision  to para 9.3 and  delete  para 9.4 plus renumbering from para 9.3 onwards - change to new 9.4

2.2               18/2/97                       Add specific IGFR references to options

3.0               26/2/97                       Addition of  warranty services.

3.1               26/2/97                       Minor edits.  All agreed.

3.2               13/08/97                      Changes  to  cover  60/61 & 120  Days  Options  and  PCS/HPN option.

3.3               07/10/97                      Changes  agreed  Coggin/Jenkins   24/09/97.  Plus  editorial
                                                edits as per Woodhouse email of re: SA0424

3.4               25/02/98                      Changes to reflect CR#6 with revisions accepted

3.5               20/3/98                       Exclusion of DCN from optional extended warranty

3.6               25/3/98                       Incorporating additional ICO revisions

3.7               23/4/99                       MCo/KH draft for Phased Handover

3.7X              26/4/99                       NEC PO  comments

3.8               28/4/99                       WG3 & WG5 comments 27/4

                                                WG5/6/D comments 29/4
                                                - Delete 4. "Option"
                                                -        Modify 5.2.1.1
                                                -        Add the statements to Table B

3.9               30/4/99                       Table A change to  include  GMSSC & delete  VLR & changes to
                                                FS4 & 5 based on Teleconf 29/4/99  Re-inserted  NECPO re IGF is now only 11 SANs  clause  3.1.1.  Para  3.2.1 and Table A re-wording.

3.10              14 May 1999                   Incorporation  of  discussions  between  MCo  TK on  14  May
                                                1999.   Note  the  document  will  need   re-numbering   and
                                                reformatting.

3.10 R1           18 May 1999                   NEC Comments

3.11              26 May 1999                   Final draft changes after discussion of 26 May 1999.

3.11 R1           27 May 1999                   NEC Comments

3.11 R2           28 May 1999                   Incorporation of ICO & NEC meeting on 28 May 1999

3.11.R3           2 June 1999                   Minor edits.

3.12              3 June 1999                   Edits as discussed on 3 June 199 NEC/ICO.

3.13                                            ICO draft MOA

3.13R             5 April 2000                  NEC  Comments  to ICO MOA  draft  with  reflect  ICO's  IGFR de-scope EN-IOG-ICO-TN-001085

3.13.1            10 April 2000                 NEC version with useful revision marks

3.13.2            11 April 2000                 ICO counter proposal

3.13.3            12 April 2000                 ICO-NEC meeting on 11 April

3.13.4            27 April 2000                 ICO-NEC meeting on 27 April




                                       ii
Proprietary & Confidential to ICO Global Communications
         2438

                                                                                 EN-IG-ICO-SW-000002
   [ICO LOGO]             Annex 1 Contractor's Deliverables                      Version 3.13.4
                                                                                 27 April 2000

                                TABLE OF CONTENTS

1.    GENERAL ............................................................     4


2.    DELIVERABLE DOCUMENTATION ..........................................     4


3.    MAJOR SUBSYSTEMS OF THE IGF ........................................     4


4.    (NOT USED) .........................................................     7


5.    OPTIONAL SUPPORT SERVICES AND EXTENDED WARRANTY ....................     7

6.    PERFORMANCE AND CAPACITY REQUIREMENTS OF DELIVERABLE EQUIPMENT .....    12


7.    DELIVERABLE FUNCTIONS AND FEATURES .................................    14

8.    DELIVERABLE EQUIPMENT ..............................................    22

9.    DELIVERABLE SERVICES ...............................................    26


10.   SITE INSTALLATION DELIVERABLES .....................................    26


11.    SYSTEM CONFIGURATION INFORMATION ..................................    27

                                       iii
Proprietary & Confidential to ICO Global Communications
         2439

                                                                                 EN-IG-ICO-SW-000002
   [ICO LOGO]             Annex 1 Contractor's Deliverables                      Version 3.13.4
                                                                                 27 April 2000

1.       GENERAL

1.1 This Annex describes the Deliverables that the Contractor will deliver to ICO. The structure of this Annex is as follows:

1.2      Section 2 describes the deliverable documentation

1.3      Section 3 describes the deliverable major sub systems of the IGF

1.4      Section 5 describes the optional support and warranty services

1.5 Section 6 describes the performance and capacity requirements of the Deliverables

1.6      Section 7 describes the deliverable Functions and Features

1.7      Section 8 describes the detailed equipment list

1.8      Section 9 describes the Services that shall be delivered

1.9 Section 10 describes information to be provided by the Contractor regarding the Site installation conditions

1.10 Section 11 describes the IGF configuration data to be provided by the Contractor.

2.       DELIVERABLE DOCUMENTATION

2.1      The Contractor will deliver all documentation set out in Annex 6.

3.       MAJOR SUBSYSTEMS OF THE IGF

3.1 The Contractor's deliverables shall together provide the functionality required by the IGFR and shall include but not be limited to the major subsystems detailed in Paragraph 3.1. The progressive handover and access to the full IGF is detailed in:

         -        Section 3.2 with regard to the hardware sets

         - Section 7 with regard to the progressive handover of services and functions.

3.2      The Full IGF comprises:

3.2.1    Twelve (12) SANs each comprising:

                                       4
Proprietary & Confidential to ICO Global Communications
         2440

                                                                                 EN-IG-ICO-SW-000002
   [ICO LOGO]             Annex 1 Contractor's Deliverables                      Version 3.13.4
                                                                                 27 April 2000

         i. An RFT (Radio Frequency Terminal) sub-system of 5 RFTs (a total of 60 RFTs). including early delivery of 2 RFTs at 6 SAN Sites (a total of 12 RFTs) for the purposes of TT&C

         ii.      SBS sub-system including its associated:

                  -        DC UPS

                  -        Local SRMS

                  -        clock, reception and distribution sub-system

                  -        IF Distribution subsystem

         iii.     TNM sub-system

         iv.      MSSC/VLR sub-system and its associated DC UPS

         v.       HPN sub-system

         vi.      SAN Management System:

                  -        TMOS WS

                  -        SAN OSS including SRMC functions

         vii.     (Not used)

         viii. Intra SAN sub system connection cabling and Intermediate Distribution Frame

         ix. Interconnection cabling to the ICO provided DDF for telecommunications networks as defined in the IGFR.

         x.       Legal Interception Activation sub-system (LIAS)

3.2.2    One EIR

3.2.3    Two HLR/AuCs and their associated DC UPS

3.2.4    Three integrated messaging sub-systems

3.2.5 [One IWFs supporting IS.41-to-ICO and ICO -to- IS.41 interworking, Subject to the resolution of three Change Requests CR#24, CR#45 and CCR#107.]

3.2.6    One DCN sub-system

3.2.7    One Network Management Centre comprising:

         i.       Link-OS (integrating all SAN-OSS)

         ii. Node-OS / TMOS (management of switching and mobility management elements in the IGF)

                                       5
Proprietary & Confidential to ICO Global Communications
         2441

                                                                                 EN-IG-ICO-SW-000002
   [ICO LOGO]             Annex 1 Contractor's Deliverables                      Version 3.13.4
                                                                                 27 April 2000

         iii.     SRMC sub-system

3.2.8    One Back-up Network Management Centre comprising:


         i.       Link-OS (integrating all SAN-OSS)

         ii. Node-OS / TMOS (management of switching and mobility management elements in the IGF)

         iii.     SRMC sub-system

3.2.9 SBS Test Fixtures/Test Equipment (Item 7 in SBS Equipment list, in Table 2 in this section to be installed at HNS India and HNS USA until ICO decides to move the equipment elsewhere)

3.2.10 System Integration support facility (Item 9 in SBS Equipment list, in Table 2 in this section, to be installed at NEC/A. The remaining SBS equipment will stay at NEC/A until ICO decides to move the equipment elsewhere.)

3.2.11   Set of Spares as specified in Table 2, Section 8 of this Annex.

3.2.12 Special purpose test equipment as defined in Annex 2 and Annex 9 of the SOW

3.2.13   Legal Interception Management Sub-system

3.2.14   Dust protection for the RFT Shelters at the UAE SAN site.

3.2.15 All planning, scheduling and implementation activity of, or relating to, the China SAN shall be regulated by the terms of a separate Change Order to be agreed by the parties in accordance with clause 2.2 of the Terms and Conditions.

3.3  DEFINITION OF HARDWARE SETS

3.3.1 The contractor shall handover to ICO the equipment progressively as shown in Table A in the column "Hardware Set contents". In addition the Contractor shall also provide ICO with access to the equipment identified in the column "NEC Hardware with ICO Access" for the purpose as defined in Annex 7B Section 4.1.

                                        6
Proprietary & Confidential to ICO Global Communications
         2442

                                                                                 EN-IG-ICO-SW-000002
   [ICO LOGO]             Annex 1 Contractor's Deliverables                      Version 3.13.4
                                                                                 27 April 2000

                           TABLE A HARDWARE SETS (HS)

    IGF HARDWARE SET     HARDWARE SET CONTENTS        NEC HARDWARE WITH ICO ACCESS
    ----------------     ---------------------        ----------------------------
    HS-1                 1 SAN (DEU)                  BMC to produce SRMC Data

    HS-2                 2 SANs (KOR, ZAF), Backup    MSSC/GMSSC at 8 locations and 9 DCN nodes at
                         NMC (BMC) and their          USA, MEX CHL, BRA, IND, IDN, AUS, ARE, NMC
                         interconnection with the     (DCN only) including their interconnection via
                         ICO supplied intersite       the ICO supplied intersite links.
                         links.

    HS-3                 3 SANs (USA, ARE, CHL) and   MSSC/GMSSC at 5 locations, the HLR in NMC 6
                         their interconnection with   DCN nodes at MEX, BRA, IND, IDN, AUS, NMC (DCN
                         the ICO supplied intersite   only) including their interconnection with the
                         links.                       ICO supplied intersite links.


    HS-4                 5 SANs (MEX, BRA, IND AUS,   Nil
                         IDN), Primary NMC (NMC)
                         and their interconnection
                         with the ICO supplied
                         intersite links.

3.3.2 The facilities provided to ICO with respect to the equipment defined in the column 'NEC Hardware with ICO Access' and the level of associated support given by the Contractor will be such that ICO and the contractor are able to perform the activities as defined in Annex 7B, Joint Working Arrangements for Phased SAN Handover.

3.3.3 The hardware at each site listed in the Hardware Sets shall include all items specified for that site as defined in Table 3 Contractors Deliverables of Section 8.

4.       (NOT USED)

5.       OPTIONAL SUPPORT SERVICES AND EXTENDED WARRANTY

5.1      ADDITIONAL SUPPORT SERVICES DURING THE WARRANTY PERIOD

5.1.1 Upon election by ICO not later than 6 months before planned start date of Delux Support, the Contractor will provide SBS Deluxe Support Services as described in Section 5.3.

5.1.2 Upon election by ICO not later than 6 months before planned start date of Delux Support, the Contractor will provide MSSC Deluxe Support as described in Section 5.4.

5.1.3 Upon election by ICO not later than 6 months before planned start date of Delux Support, the Contractor will provide HPN Deluxe Support as described in Section 5.6.

                                       7
Proprietary & Confidential to ICO Global Communications
         2443

                                                                                 EN-IG-ICO-SW-000002
   [ICO LOGO]             Annex 1 Contractor's Deliverables                      Version 3.13.4
                                                                                 27 April 2000

5.2      ADDITIONAL SUPPORT SERVICES DURING THE POST WARRANTY PERIOD.

5.2.1    EXTENDED BASIC WARRANTY

5.2.1.1 After completion of the Warranty Period specified in clause 40 of the Agreement, the warranty condition of clause 40 of the Agreement may be extended on an annual basis, for any or all of the RFT, SBS, MSSC, LIAS, LIMS, IWF, Messaging, HLR/AuC, EIR, HPN, TNM, DCN or NMC/SAN OSS sub-systems.

5.2.1.2 ICO may elect to receive extended basic warranty services upon written notice to the Contractor -- not later than 3 months prior to the completion of the warranty period specified in clause 40 of the Agreement, or in any subsequent period of extended basic warranty services.

5.2.1.3 The ICO election(s) to receive basic warranty services shall be continuous, without break in the periods of election.

5.2.2    EXTENDED SBS DELUXE SUPPORT SERVICES

5.2.2.1 Provided ICO has elected to receive SBS Deluxe Support Service in accordance with Paragraph 5.1.1. above, ICO may elect to continue to receive SBS Deluxe Services upon written notice to the Contractor or the provider of the Deluxe Support Services, gives not later than 3 months prior to the completion of the initial service period, or any subsequent renewals thereof. Such SBS Deluxe Support Service shall be provided in 2 year periods of service. The ICO election(s) to receive SBS Deluxe Support Services shall be continuous without interruptions in the periods of election.

5.2.2.2  The SBS Deluxe Support Services to be provided are as described in
         Section 5.3.

5.2.3    EXTENDED MSSC DELUXE SUPPORT SERVICES

5.2.3.1 Provided that ICO has elected to receive MSSC Deluxe Support Services in accordance with Paragraph 5.1.2. above, ICO may elect to continue to receive MSSC Deluxe Support Services upon written notice to the Contractor, or the provider of the MSSC Deluxe Support Services, not later than 3 months prior to the completion of the initial or any subsequent renewal(s) of the MSSC Deluxe Support Services. The MSSC Deluxe Support Services shall be provided in periods of 1 year.

5.2.3.2 The ICO election(s) to receive MSSC Deluxe Support Services shall be continuous, without interruptions in the periods of election.

5.2.3.3  The MSSC Deluxe Support Services to be provided are as described in
         Section 5.5.

                                       8
Proprietary & Confidential to ICO Global Communications
         2444

                                                                                 EN-IG-ICO-SW-000002
   [ICO LOGO]             Annex 1 Contractor's Deliverables                      Version 3.13.4
                                                                                 27 April 2000

5.2.4    EXTENDED HPN DELUXE SUPPORT SERVICES

5.2.4.1 Provided that ICO has elected to receive HPN Deluxe Support Services in accordance with Paragraph 5.1.3. above, ICO may elect to continue to receive HPN Deluxe Support Services upon written notice to the Contractor, or the provider of the HPN Deluxe Support Services, not later than 3 months prior to the completion of the initial or any subsequent renewal(s) of the HPN Deluxe Support Services. The HPN Deluxe Support Services shall be provided in periods of 1 year.

5.2.4.2 The ICO election(s) to receive HPN Deluxe Support Services shall be continuous, without interruptions in the periods of election.

5.2.4.3  The HPN Deluxe Support Services to be provided are as described in
         Section 5.6.

5.3      SBS DELUXE SUPPORT SERVICES

5.3.1.1 The DELUXE Support for SBS provides a full period Customer Assistance Centre (CAC) on 24 hours per day, 7 days a week for all SAN locations. Additionally, manufacturer will maintain a team of experts dedicated to ICO for trouble shooting and support services of all SBS manufacturer supplied equipment. Under the DELUXE support maintenance agreement, SBS manufacturer technical staff at the manufacturer's engineering centre, dispatched to ICO locations as required or temporarily placed at selected locations will maintain capability of the SBS manufacturer supplied equipment, including:

         i. fault isolation and service restoration, in co-operation with the ICO technical staff,

         ii. problem investigation and problem resolution in co-operation with the SBS manufacturer support team at the manufacturer's engineering centre

         iii. creation and reporting on trouble ticket system for SBS equipment

         iv. system engineering for planning system extensions, and traffic sizing.

5.3.1.2 If ICO elects to exercise this option, the parties will agree a definitive scope of work consistent with the basis set out above which may include resident SBS support staff at ICO selected locations.

5.4      MSSC DELUXE SUPPORT SERVICES

5.4.1    Introduction

5.4.1.1 The contractor shall provide MSSC Deluxe Support Services which comprises Systems Services the content of which includes:

         i.   System Maintenance

                                       9
Proprietary & Confidential to ICO Global Communications
         2445

                                                                                 EN-IG-ICO-SW-000002
   [ICO LOGO]             Annex 1 Contractor's Deliverables                      Version 3.13.4
                                                                                 27 April 2000

         ii.  Spares Replenishment.

5.4.2    System Maintenance

5.4.2.1  System Maintenance comprises the following services.

5.4.2.2  Emergency Services
         The Contractor shall at any time in an Emergency situation, when requested by ICO, provide ICO with the Emergency Services consisting of telephone support and on-site support.

5.4.2.3  Trouble Report Handling Services / Trouble Report Guideline
         The Contractor shall provide ICO with Trouble Report Handling Services relating to MSSC.

5.4.2.4  Software Update Service
         Any part of the Software found to cause a measurable deviation from the Software functionality, and which is not of an Emergency character shall be corrected by supplying Software Updates to ICO in accordance with the schedule supplied by the Contractor in its Trouble Report Answer.

         New or updated documentation on Software Updates will be furnished to ICO free of charge.

5.4.2.5 Implement and/or install, free of charge, the corrected Software, supplied in accordance with the Software Update Services, on one SAN Site. ICO shall perform and be responsible for the implementation and/or installation on the rest of the SAN or NMC Sites.

5.4.2.6  Consultation services
         During Normal Working Hours perform Consultation Services, mainly consisting of answers and recommendations due to general System operation and maintenance routine inquiries identified by ICO's support personnel.

5.4.3    Spares Replenishment

5.4.3.1 Replenishment of Spares acquired with the initial or subsequent MSSC equipment procurement.

5.4.4    Excluded Hardware and Software

5.4.4.1 The System Services do not cover Hardware or Software which is damaged due to ICO's or any third parties misuse or mishandling, packing, repairs or attempted modifications.

5.4.4.2 The System Services shall not apply to any failure caused by modification of the Hardware or Software without the Contractor's written approval and failures caused by interworking equipment not supplied under the Agreement.

                                       10
Proprietary & Confidential to ICO Global Communications
         2446

                                                                                 EN-IG-ICO-SW-000002
   [ICO LOGO]             Annex 1 Contractor's Deliverables                      Version 3.13.4
                                                                                 27 April 2000


5.4.4.3 Consumable parts such as lamps, fuses, batteries, are excluded from the System Services.

5.4.5    Scope of the MSSC Support Services

5.4.5.1  The MSSC Support Services cover the following:

         i.   12 MSSC

         ii.  2 HLR/AuCs

         iii. 1EIR

         iv.  2 OSS (1 as an on-line system)

         v.   3 combined messaging and SMSC platforms.

         vi. [1] IWF supporting ICO-to-IS.41 and IS.41-to-ICO interworking [Subject to the resolution of ICR 45, ICR 24, CCR 107]

         vii. 12 Legal Interception Activation Sub-System (LIAS) and 1 Legal Interception Management Sub-system (LIMS).

5.5      MSSC DELUXE SUPPORT SERVICES II

5.5.1 The services described in Section 5.4 shall be included in MSSC DELUXE SUPPORT SERVICES II, in addition to the Repair and Replacement Service described in Paragraph 5.5.2.

5.5.2    Repair and Replacement Services

5.5.2.1 Repair or replace any Hardware found by ICO to be faulty by reason of defective material, design or workmanship which results in the Hardware not conforming to and functioning and operating in accordance with the criteria and specification set forth in the Agreement.

5.5.2.2 New or update Documentation or Hardware due to repair or modifications will be furnished to ICO free of additional charge.

5.6      HPN DELUXE SUPPORT SERVICES

5.6.1.1 HPN Deluxe Support Service provides one year depot maintenance for the HPN hardware and software. Depot maintenance support does not include travel which if required will be charged in addition.

5.6.1.2  The HPN Support Service cover the following:

         i.   12 HPN

         ii.  12 HPN PCS

                                       11
Proprietary & Confidential to ICO Global Communications
         2447

                                                                                 EN-IG-ICO-SW-000002
   [ICO LOGO]             Annex 1 Contractor's Deliverables                      Version 3.13.4
                                                                                 27 April 2000

6.       PERFORMANCE AND CAPACITY REQUIREMENTS OF DELIVERABLE EQUIPMENT

         The equipment delivered by the Contractor, including its major subsystems and including all other associated equipment and facilities including software necessary for its correct operation, shall when integrated to form the IGF, shall satisfy the requirements set forth in Table 1 of this Section of this Annex.

                                       12
Proprietary & Confidential to ICO Global Communications
         2448

                                                                                 EN-IG-ICO-SW-000002
   [ICO LOGO]             Annex 1 Contractor's Deliverables                      Version 3.13.4
                                                                                 27 April 2000

                                     ANNEX 1

                 TABLE 1 - PERFORMANCE AND CAPACITY REQUIREMENTS

                                       13
Proprietary & Confidential to ICO Global Communications
         2449

                                                                                 EN-IG-ICO-SW-000002
   [ICO LOGO]          Annex 1 Contractor's Deliverables                         Version 3.13.4
                                                                                 27 April 2000

7.       DELIVERABLE FUNCTIONS AND FEATURES

7.1 The Contractor shall deliver the IGF with all of the associated equipment and facilities including necessary software so that the functions and features as described in the IGFR will operate as specified. The incremental delivery of Functions and Features and their relationship to Hardware Sets are described in this section.

7.2 The Service Capabilities, Functions and Features (referred as a Function Set (FS)) shall be handed over progressively to ICO within the handed over equipment and the equipment that ICO has access to as detailed in Section 3.2 Definition of Hardware Sets. The definition of the FSs are provided in Tables B to F inclusive. Each FS is incremental, for the avoidance of doubt each FS shall include the functions and features that were included in the previous FS. For example FS-2 provides In-Band Data it also includes MO and MT Telephony which was included in FS-1.

7.3 The definition of terms for the Network Management System as described in Tables B to F are detailed in this Annex.

7.4 The handover of FSs is linked with the handover of HS and is given in Annex 10 - Acceptance Criteria.

7.5 The schedule for delivery, installation, commissioning, integration and testing of the equipment and its integration into the total IGF is set forth in Annex 4 of this SOW.

7.6 Functions and features marked F/R, N/R and Options in the IGFR shall be excluded from delivery within the timetable laid out in Annex 4 of this SOW.

7.7 The IGFR 4.10.2 Semi-fixed terminals, specifies that the IGF shall support the use of Semi-fixed terminals. Each FS shall provide services and functions as defined in Tables B to F in this Annex. Semi-fixed terminals (as per IGFR 4.10.2) shall be supported by the IGF from FS1. However, the services and functions that a Semi-fixed terminal will be able to use are limited to the functions and services delivered in each FS.

7.8 The functions and features referred in the Tables are based on IGFR version 29.1, as modified in the document "Proposed Changes to IGFR version 29 for Stage-0, WGA-CR-00053-B".

7.9      HPN Subsystem Phase 1 and Phase 2-1 testing shall be completed.

                                       14
Proprietary & Confidential to ICO Global Communications
         2450

                                                                                 EN-IG-ICO-SW-000002
   [ICO LOGO]          Annex 1 Contractor's Deliverables                         Version 3.13.4
                                                                                 27 April 2000

         SRMS subsystem Phase 1 testing for HPN functions shall be completed.

         SRMS subsystem implementation of CR33 non-5+5 constellations shall be demonstrated during FWT.

         Overall system integration and testing of the HPN with the IGF, including SAN-SRMS and HPN-LSRMS integration and test and HPN O&M function test shall not be completed.

                                       15
Proprietary & Confidential to ICO Global Communications
         2451

                                                                                 EN-IG-ICO-SW-000002
   [ICO LOGO]          Annex 1 Contractor's Deliverables                         Version 3.13.4
                                                                                 27 April 2000

                            Table B - Function Set 1

                                      FS-1
SERVICES

1.       Mobile Originated Voice Call (No Diversity) (IGFR 4.1.1.1)

2.       Mobile Terminated Voice Call (No Diversity) (IGFR 4.1.1.1)

3.       Emergency Calls (IGFR 4.1.1.2)

4. Mail and Messaging Platform Services (platform functions only of IGFR 4.5.1, IGFR 4.5.6, IGFR 4.5.7 and IGFR 4.5.8)

5.       Voice mail (IGFR 4.5.2)

6. Fax mail (IGFR 4.5.3. Note: subject to limitation that Faxes may be deposited or delivered from the mail system via the terrestrial network connections and not via the air interface).

7. Email (IGFR 4.5.4. Note, subject to limitation that transport via the air interface is not supported)

8.       SMS (No HPN Escalation) (IGFR 4.1.2.1, 4.5.5)

9.       Supplementary Services (including General functions as IGFR 4.3.1)

         9.1.     Line Identification (IGFR 4.3.2)

         9.2.     Call Forwarding (IGFR 4.3.3)

         9.3.     Call Waiting/Hold (IGFR 4.3.4)

         9.4.     Closed User Group (IGFR 4.3.6)

         9.5.     Call Restriction (IGFR 4.3.7)

         9.6.     Multi-Party (IGFR 4.3.5)

         9.7.     Advice of Charge (IGFR 4.3.8)

10.      Subscription to ICO Services (HLR, AuC, Messaging Platform) (IGFR 4.7)

ADMINISTRATION AND SUPPORT SERVICES

1.       MSSC CDR generation (no HPN) (IGFR 5.1.1)

2.       Messaging Platform CDR generation (IGFR 5.1.2)

3. Subscriber Administration (HLR, AuC, Messaging Platform) (IGFR 5.2.1, 5.2.3, 5.2.5)

4.       Mobile Equipment Monitoring (IGFR 5.3) (Pending in CR)

5.       Customer Care and Operator Support (IGFR 5.4)

6.       Fraud management (IGFR 5.5)

FUNCTIONS

1.       Registration (IGFR 6.6)

2.       Intra ChM Handover (using channel re-assignment) (part of IGFR 6.12)

         2.1.     Intra- spot beam (Zarc)

         2.2.     Intra-satellite (beam)

3.       MP paging (IGFR 6.8)

4.       Single satellite UT Position determination (part of IGFR 6.19)

5.       Classmark handling (IGFR 6.30)

6. Access Class Handling per IGFR 6.28 with the following exclusions: IGFR 6.28.1.1, 6.28.1.4, 6.28.2, and 6.28.3

7. SAN-SRMS Satellite Resource planning file delivery to relevant subsystems (part of IGFR 6.19, 6.23, 6.25, 6.28, 6.40, 6.47, 6.48,
         6.49, 6.50, 6.51, 7.1, 7.2)

8.       SAN-NMS functionality including:

         -        General NMS features (IGFR 7.1, 7.2, 7.3, 7.4, 7.5, 6.5, 6.6,
                  6.47, 6.52 except for the exclusions listed below)

         - Configuration management (IGFR 7.1, 7.2, 6.5, 6.50 except for the exclusions listed below)

         - Fault management (IGFR 7.1, 7.2, 7.3, 6.56 except for the exclusions listed below)

                                       16
Proprietary & Confidential to ICO Global Communications
         2452

                                                                                 EN-IG-ICO-SW-000002
   [ICO LOGO]          Annex 1 Contractor's Deliverables                         Version 3.13.4
                                                                                 27 April 2000

                                      FS-1

         -        Performance management (IGFR 7.1, 7.2, 7.4, 6.49, 6.55, 6.58 except for the exclusions listed below)

         - Security management (IGFR 7.1, 7.5 except for the exclusions listed below)

THE FOLLOWING EXCLUSIONS FROM 8. ABOVE:

         - Functions dependant on Link-NMS (such as Master Work Order, NMC Status Views and Network Display),

         - Dimensioning data configuration (i.e. Application S/W Management incorporating download of software releases from the NMC)

         - Non-dimensioning Data Configuration, (i.e. Network element parameter changes from the NMC)

         - Performance Management (i.e. performance management data management & distribution from a global perspective)

         - Fault Management correlation (IGFR 7.3.3.4, 7.3.3.5, 7.3.3.6-1,3,4, 7.8.4.12.3-1, 7.8.12.4.3)

         -        Network Traffic Management (IGFR 7.4.3)

9. Sub-System O&M functionality per IGFR 7.8 with the following exclusions:

         -        Satellite Resource Management Center (IGFR 7.8.2)

         -        Node OS (IGFR 7.8.4)

         -        TNM O&M (IGFR 7.8.1.8, 7.8.10.2, 7.8.10.3.1, 7.8.10.3.3,
                  7.8.10.3.4, 7.8.10.4.3, 7.8.10.4.4, 7.8.10.5 and 7.8.10.6)

         -        SBS O&M (IGFR 7.8.9.1.2, 7.8.9.2.1, 7.8.9.3.7.1, 7.8.9.4.4.1,
                  7.8.9.4.4.2, 7.8.9.4.4.4, 7.8.9.5.1.1, 7.8.9.5.1.4, and
                  7.8.9.6.1)

10.      DTX (IGFR 6.39)

                                       17
Proprietary & Confidential to ICO Global Communications

         2453

                                                                  EN-IG-ICO-SW-000002
[ICO LOGO]             Annex 1 Contractor's Deliverables          Version 3.13.4
                                                                  27 April 2000

                            Table C - Function Set 2

                                      FS-2

SAME AS FS-1 WITH THE FOLLOWING ADDITIONAL SERVICES AND FUNCTIONS:

SERVICES

1.   In-band Data (IGFR 4.2.3)

2.   In-band Fax (IGFR 4.1.3.4)

3    Natural Language Support (IGFR 4.4.3)


FUNCTIONS
1.   Inter ChM Handover (using channel re-assignment) to include
     1.1 Intra SAN Handover

2.   MP paging (2 SANs) (part of IGFR 6.8)

3.   Inter-SAN call routing

     3.1 User traffic may be routed across full ICO terrestrial network using transit switching capabilities of MSSC (IGFR 6.7.1, 6.7.2)

4.   NODE-OS management of MSSC (IGFR 7.8.4)

5. SRMS functionality at BNMC (Relevant sections of IGFR 6.19, 6.23, 6.25, 6.28, 6.40, 6.47, 6.48, 6.49, 6.50, 6.51, 6.52, 6.59, 7.1, 7.2, 7.8.2),
     except data synchronisation between PNMC and BNMC, and site switch-over between PNMC and BNMC (Relevant sections of IGFR 7.1.2, 7.1.7)

6. LINK-NMS at BNMC and SAN-NMS functionality including (relevant sections of IGFR 7.1, 7.2, 7.3, 7.4, 7.5, 6.5, 6.6, 6.47, 6.49, 6.50, 6.52, 6.55, 6.56,
     6.58):

     - Functions dependant on Link-NMS (Master Work Order, NMC Status Views and Network Display),

     - Dimensioning data configuration i.e. Application S/W Management incorporating download of software releases from NMC

     - Non-Dimensioning Data Configuration (i.e. Network element parameter changes from NMC)

     - Performance Management (i.e. performance management data management & distribution from a global perspective)

     -   Fault management correlation

THE FOLLOWING EXCLUSIONS FROM ITEM 6 IN THE ABOVE:

     -   Accounting Management (IGFR 7.1.2.26, 7.1.14.2, 7.1.14.5, 7.6.1,
         7.8.14.6)

     - Data synchronisation between PNMC and BNMC, and site switch-over between PNMC and BNMC (IGFR 7.1.2.4, 7.1.2.27, 7.1.2.29, 7.1.7.1.5,
         7.1.7.1.6, 7.1.10.5, 6.5.1.21, 6.5.1.22)

     -   Network Traffic Management (IGFR 7.4.3)

7.   DCN NMS functionality from BNMC (part of IGFR 6.5)

8.   Sub-System O&M functionality per IGFR7.8 with the following exclusions:

     -   TNM O&M (IGFR 7.8.10.2, 7.8.10.3.3.1, 7.8.10.3.4, 7.8.10.4.3.1,
         7.8.10.5)

     -   SBS O&M (IGFR 7.8.9.1.2, 7.8.9.2.1, 7.8.9.3.7.1, 7.8.9.4.4.1,
         7.8.9.4.4.2, 7.8.9.4.4.4, 7.8.9.5.1.1, 7.8.9.5.1.4, and 7.8.9.6.1)

                                       18
Proprietary & Confidential to ICO Global Communications
         2454

                                                                  EN-IG-ICO-SW-000002
[ICO LOGO]             Annex 1 Contractor's Deliverables          Version 3.13.4
                                                                  27 April 2000


                            Table D - Function Set 3

                                      FS-3

SAME AS FS-2 WITH THE FOLLOWING ADDITIONAL SERVICES AND FUNCTIONS:


SERVICES

1.   GSM Data (IGFR 4.2.1 and 4.2.2) - includes asymmetric to 9.6/2.4 kbit/s

2.   Email (IGFR 4.5.4.)

3. Cellular Satellite Roaming Bothway IS41/ICO (IGFR 4.8.2) that is all elements of IGFR 4.8.

4. Cellular Satellite Roaming Bothway GSM/ICO (IGFR 4.8.4) and relevant sections of IGFR 4.8.1 (for GSM/ICO variants) IGFR 4.8.5, 4.8.6, 4.8.7,
     4.8.9. for bothway ICO/GSM Roaming).

5.   ICO dual numbering (IGFR 4.4.2)

ADMINISTRATION AND SUPPORT SERVICES

1.   Subscriber Administration (ILR) (IGFR 5.2.2, 5.2.6)

FUNCTIONS

1.   Inter ChM Handover (using channel re-assignment) to include

1.1  Inter SAN Handover (part of IGFR 6.12)

2.   Dynamic link power control (IGFR 6.47)

3.   Integrated LINK-NMS with NODE-OS (The second sentence of IGFR 7.8.4.1.1)

4. SBS Sub-System O&M functionality per IGFR 7.8 with the following exclusions (IGFR 7.8.9.1.2, 7.8.9.3.7.1, 7.8.9.4.4.1, 7.8.9.4.4.2, 7.8.9.4.4.4,
     7.8.9.5.1.1, 7.8.9.5.1.4 and 7.8.9.6.1)

5.   LINK-NMS and SAN including

     -   Accounting Management (IGFR 7.1.2.26, 7.1.14.2, 7.1.14.5, 7.6.1,
         7.8.14.6)

                                       19
Proprietary & Confidential to ICO Global Communications
         2455

                                                                  EN-IG-ICO-SW-000002
[ICO LOGO]             Annex 1 Contractor's Deliverables          Version 3.13.4
                                                                  27 April 2000

                            Table E - Function Set 4

                                      FS-4

ALL IGFR SPECIFIED SERVICES AND FUNCTIONS, EXCEPT THOSE ADDED IN FS-5:



FUNCTIONS

1.   LINK-NMS and SAN including

     - Data synchronisation between PNMC and BNMC, and site switch-over between PNMC and BNMC (IGFR 7.1.2.4, 7.1.2.27, 7.1.2.29, 7.1.7.1.5,
         7.1.7.1.6, 7.1.10.5, 6.5.1.21, 6.5.1.22)

2.   SRMS functionality including

     - Data synchronisation between PNMC and BNMC, and site switch-over between PNMC and BNMC (Relevant sections of IGFR 7.1.2, 7.1.7)

3.   Diversity (IGFR 6.11)

4.   Diversity Handover (IGFR 6.12)

5.   Inter-satellite Handover

6.   Dual satellite UT Position determination (IGFR 6.19)

7.   Handovers using Path Re-definition

8.   Access class handling (IGFR 6.28)

9.   Encryption (IGFR 6.14)

10.  UT San selection (IGFR 6.48.1.2)

11.  Queuing (IGFR 6.35)

12.  Congestion & Overload (IGFR 6.36.4)

13.  Legal Intercept (IGFR 6.20)

14.  Sub-System O&M functionality per IGFR 7.8

15.  Network Partitioning (as per revised Annex 7C)

                                       20
Proprietary & Confidential to ICO Global Communications
         2456

                                                                  EN-IG-ICO-SW-000002
[ICO LOGO]             Annex 1 Contractor's Deliverables          Version 3.13.4
                                                                  27 April 2000

                            Table F - Function Set 5

                                      FS-5

SAME AS FS-4 WITH THE FOLLOWING ADDITIONAL SERVICES

1.   HVUT (IGFR 6.60)

                                       21
Proprietary & Confidential to ICO Global Communications
         2457

                                                                  EN-IG-ICO-SW-000002
[ICO LOGO]             Annex 1 Contractor's Deliverables          Version 3.13.4
                                                                  27 April 2000

8.                DELIVERABLE EQUIPMENT

8.1      Deliverable Equipment


The deliverable equipment is set out in Table 2 of this Annex.

                                       22
Proprietary & Confidential to ICO Global Communications
         2458

                                                                  EN-IG-ICO-SW-000002
[ICO LOGO]             Annex 1 Contractor's Deliverables          Version 3.13.4
                                                                  27 April 2000



                                     ANNEX 1
                       TABLE 2 - CONTRACTORS DELIVERABLES



                                       23
Proprietary & Confidential to ICO Global Communications
         2459

                                                                  EN-IG-ICO-SW-000002
[ICO LOGO]             Annex 1 Contractor's Deliverables          Version 3.13.4
                                                                  27 April 2000

8.2      Notes To Ax & B Items


8.2.1.1           General Comments:

                  1) Any O&M functions for selected items are not included.

8.2.1.2           Note 1 : "SAN TO SAN HANDOVER.
                  Refer to Section 6.12 in the IGFR. The hardware required to implement and test SAN-SAN handovers, is test equipment. This includes the purchase of specific test instrument protocol suites to test the added functions.

8.2.1.3           Note 2 : "Language Character Sets"
                  Refer to Section 4.4.3 in the IGFR.

8.2.1.4           Note 3 : "Geographic Location"
                  Refer to Section 6.19.5 in the IGFR.

8.2.1.5           Note 4 : "Multiple Language Announcement".
                  Refer to Section 4.4.3 in the IGFR. The 2 recorded announcement machines mentioned in the following note are included in the equipment list for the MSSC (AST-DR, Equipment item 1.2.3.2)

8.2.1.6 The following technique is proposed as a way to support a language indicator per subscriber.

                  i. The indicator shall be stored as part of the subscriber profile within the HLR. This involves support in the operation and maintenance interface for entering the language preference, changing it, and printing it back out again. This data is reload marked as is the rest of the subscriber profile. Number range and mapping to national strings (e.g. 1=U.S.A.) should be defined. Administrative functions outside the HLR (e.g. SOG) are also influenced in a minor way.

                  ii. The indicator shall be downloaded to VLR along with the rest of the subscriber data.

                  iii. Transportation is via the extension area in MAP. The impact here is on the MAP handling blocks on the HLR end and on the VLR end (two blocks). The data storage block in VLR is impacted to store the new value.

                  iv. The support for character sets (e.g. for SMS) is limited to that offered in current GSM systems. As other operators are already requiring additional alphabets and characters, this is unlikely to remain a problem in future.

                                       24
Proprietary & Confidential to ICO Global Communications
         2460

                                                                  EN-IG-ICO-SW-000002
[ICO LOGO]             Annex 1 Contractor's Deliverables          Version 3.13.4
                                                                  27 April 2000

8.2.1.7           NOTE 5: "EMERGENCY CALL"
                  Refer to Section 4.1.1.2. The hardware required to implement and test Emergency Call expansion, is test equipment. This include the purchase of specific test instrument protocol suites to test the added functions.

8.2.1.8           (NOT USED)

8.2.1.9           NOTE 7: "SPEECH FOLLOWED BY/ALTERNATIVE WITH DATA"
                  Refer to Section 4.2.3 in the IGFR. The hardware required to implement and test Alternate speech/data, is test equipment. This include the purchase of specific test instrument protocol suites to test the added functions.

8.2.1.10          (NOT USED)

8.2.1.11          NOTE 9: "HPN PRIVACY USING ENCRYPTION"
                  Refer to Section 4.4.1.2 in the IGFR.

8.2.1.12          NOTE 10: "ALTERNATIVE SATELLITE CONSTELLATION"
                  This item is not bided. Refer to Section 6.23 in the IGFR.

8.2.1.13          NOTE 11: "NETWORK ACCESS AVAILABILITY"
                  Refer to Section 6.8 in the IGFR. The hardware required to implement and test multi SAN paging, is test equipment. This includes the purchase of specific test instrument protocol suites to test the added functions.

8.2.1.14          NOTE 12: "DIVERSITY ALLOCATION CAPACITY"
                  Refer to Section 6.11.1 in the IGFR.

8.2.1.15          NOTE 13: "ADDITION/REMOVAL OF DIVERSITY"
                  Refer to Section 6.11.2 in the IGFR.

8.2.1.16          NOTE 14: "SOFT DECISION DECODE"
                  Soft Decision will be performed in the SBS.

8.2.1.17 NOTE 15: "INCOMING CALL DETAILS/CALL-BACK FUNCTION" Tentative release date is 1Q2000.

                                       25
Proprietary & Confidential to ICO Global Communications
         2461

                                                                  EN-IG-ICO-SW-000002
[ICO LOGO]       Annex 1 Contractor's Deliverables                Version 3.13.4
                                                                  27 April 2000


8.2.1.18          (NOT USED)

8.2.1.19 The critical dimensioning parameter in calculating the price is the number of GIWU channels necessary to support the required data and fax total traffic. THIS QUOTATION IN SUBJECT TO FINALISATION OF THE AIR INTERFACE SPECIFICATION

9.                DELIVERABLE SERVICES

9.1 The Contractor shall install, integrate, test, and hand over to ICO all individual SANs and the NMC and backup NMC that make up the integrated IGF.

9.2 ICONET Integration programme as defined in Annex 9 and selectable by ICO. Some Iconet Integration campaigns may be competed after handover according to the Iconet Integration campaign schedule.

9.3               Training programme as defined in Annex 5.

10.               SITE INSTALLATION DELIVERABLES

                  The Contractor shall provide:

10.1 confirmation that the information and services being provided by ICO in accordance with Annex 2 and 3, present no impediment to the SAN implementation program

10.2 antenna foundation design drawings (SIC-STD-017, 017-1, 018 ) for typical wind loading, based on NEC supplied drawings SIC-STD-017,017-1,018, within one month of contract signature

10.3 the anchor bolts, templates and anchor bolt setting up procedures for the antenna foundations three months prior to commencement of NEC installation

10.4 the detailed specification for the supporting rod and cable ducts for the GPS systems during the SBS FDR

10.5 the RFT shelter foundation specification, including, but not limited to physical dimensions and weight, based on NEC supplied drawings SIC-STD-006, within one month of contract signature

10.6              the AC power distribution board inside all RFT shelters

10.7 specifications defining all of the interface points and the associated interface conditions for all Equipment supplied, in accordance with a schedule to be agreed at the DRM

10.8 the Equipment floor layout plans for all Sites for all Equipment to be supplied by the Contractor, based on NEC supplied drawings SIC-STD-003/003-1 for RFT shelters, and SIC-STD-004 for Hub Buildings, within one month of contract signature

                                       26
Proprietary & Confidential to ICO Global Communications
         2462

                                                                  EN-IG-ICO-SW-000002
[ICO LOGO]             Annex 1 Contractor's Deliverables          Version 3.13.4
                                                                  27 April 2000

10.9 the specification of the power consumption, including, but not limited to start-up and normal operating loads and required no-fuse breaker capacities and quantities for all of the equipment that will be supplied by the Contractor and for future expansion of the Equipment, in accordance with the NEC provided Equipment List, within one month of contract signature

10.10 the specification of Equipment heat dissipation for all items of Equipment that will be supplied by the Contractor and for future expansion of the Equipment, in accordance with the NEC provided Equipment List, within one month of contract signature

10.11 the environmental conditions that shall apply for all items of Equipment that will be supplied by the Contractor, have been specified in the IGFR Section 8.11.3

10.12 Certificates, where required, to confirm that all the equipment, supplied for use in the country, meets all local and federal regulations and or standards applicable in that country.

11.               SYSTEM CONFIGURATION INFORMATION

                  ICO shall provide the configuration information in the format defined by the Contractor. The Contractor shall configure the equipment as per the supplied configuration information and shall provide ICO at each handover the details of the configuration in a form to be agreed.

                                       27
Proprietary & Confidential to ICO Global Communications
         2463
[ICO LOGO]

                                                       ICO GLOBAL COMMUNICATIONS
                                                              COMMONWEALTH HOUSE
                                                   2 CHALKHILL ROAD, HAMMERSMITH
                                                                   LONDON W6 8DW
                                                                  UNITED KINGDOM

                                                       TEL: +44 (0) 20 8600 1000
                                                       FAX: +44 (0) 20 8600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO.3045294
                                             REGISTERED OFFICE: 2 CHALKHILL ROAD
                                                                LONDON W6 8DW UK


                 ANNEX 4 - PROGRAM MANAGEMENT AND IMPLEMENTATION




                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED

CONFIDENTIALITY STATEMENT
ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.


                 DOCUMENT NO:               EN-IG-ICO-SW/000005

                 VERSION:                   3.0

                 DATE:                      27  April, 2000

PREPARED                    ICO                                     NEC

AUTHOR:                     TITLE:                                  TITLE:

                            SIGNATURE:                              SIGNATURE:

         2464

                                Annex 4 -                   EN-IG-ICO-SW/000005
[ICO LOGO]       Programme Management and Implementation    Issue 3.0

                                                            27 April, 2000

AMENDMENT RECORD

REVISION            DATE             CN NO            REASON FOR CHANGE

1.0                 14/02/97                          NEC Contract Issue

2.0                 17/02/97                          To incorporate final NEC comments.

2.1                 26/02/97                          Minor editorial changes - para 1.2.7 added

2.2                 19/4/00                           Revisions to reflect Change Order XX

3.0                 27/4/00                           Reflect ICO/NEC Agreements of 27/4/00





                                        1          Confidential and Propriety to
Created: 26/2/97
Modified 27/4/00                             ICO Global Communications
         2465

                                      Annex 4 -                   EN-IG-ICO-SW/000005
                       Programme Management and Implementation    Issue 3.0
[ICO LOGO]
                                                                  27 April, 2000


                                TABLE OF CONTENTS

1. PROGRAM MANAGEMENT                                       3


2. MEETINGS                                                 6


3. REPORTING                                               11


4. CHANGE PROCESS                                          12


5. QUALITY ASSURANCE                                       12


APPENDIX 1                                                 13

                                        2          Confidential and Propriety to
Created: 26/2/97
Modified 27/4/00                             ICO Global Communications
         2466

                                      Annex 4 -                   EN-IG-ICO-SW/000005
                       Programme Management and Implementation    Issue 3.0
[ICO LOGO]
                                                                  27 April, 2000

1.       PROGRAM MANAGEMENT

1.1      Purpose

         This Annex sets out the scope of work related to the Programme Management and identifies the Master Level Schedule.

1.2      Scope

1.2.1 The Contractor shall establish a Programme Office in London (the "Programme Office"). Any relocation of such Programme Office and/or additional programme offices shall be subject to prior agreement on commercially reasonable terms and conditions.

1.2.2 The Programme Office shall provide the prime interface with ICO and shall be responsible for ensuring that the programme is carried out in accordance with this Agreement.

1.2.3 The Contractor shall establish, implement, and maintain, during the course of this Agreement, a project control system and process that will ensure effective management.

1.2.4 The Programme Management Plan, Document WG7-PL-60041, describes the programme management process, NEC Team Programme, Project and management structure of the NEC Team and any Sub Contractor and is included as reference 1 to Table 1 of Annex 6 of this SOW.

1.2.5 The Programme Management Plan, Document WG7-PL-60041, shall be updated from time to time to reflect any changes.

1.2.6 The NEC Team Programme Office project control system and management process shall include but not be limited to the following areas:

         -    establish and maintain contractor programme office

         -    project administration

         -    schedule planning and control

                                        3          Confidential and Propriety to
Created: 26/2/97
Modified 27/4/00                             ICO Global Communications
         2467

                                      Annex 4 -                   EN-IG-ICO-SW/000005
                       Programme Management and Implementation    Issue 3.0
[ICO LOGO]
                                                                  27 April, 2000

         -    project resources and organisations

         -    project review and progress reporting

         -    problem reporting and tracking

         -    technical management and system engineering

         -    risk management and reporting

         -    quality assurance

         -    configuration management

         -    financial reporting


1.2.7 The Master Level Schedule ("MLS") Plan 8 Doc No: 790441B, as attached to this Annex, reflects the Baseline schedule for Management and Implementation of the project at the time of the Change Order to the Supply Agreement. It will be reviewed regularly by the Project Review Meeting (PRM) and revised, throughout the life of the project, to reflect changing schedule requirements.

         The MLS is subject to the conditions attached to the MLS Plan 8

1.2.8 As the end-to-end system engineering, integration and test (SEIT) plan is developed and evolved so the Contractor will use its reasonable efforts to ensure that the plan for delivery of the ICONET Ground Facilities functionalities is consistent therewith

1.2.9 In order for the Contractor, including NEC Australia, and its Principal Sub-Contractors to assure the provision of Software in accordance with the MLS Plan 8 Schedule, as updated and amended from time to time by mutual agreement between the parties, the Contractor and its Principal Sub-Contractors shall develop a detailed plan for managing, monitoring, controlling and reporting on the development, testing, integration and delivery of individual formal ICONET Ground Facility Software releases, including interim releases thereof ("the Software Plan").

         The Software Plan shall provide for the following outputs: -

                                        4          Confidential and Propriety to
Created: 26/2/97
Modified 27/4/00                             ICO Global Communications
         2468

                                      Annex 4 -                   EN-IG-ICO-SW/000005
                       Programme Management and Implementation    Issue 3.0
[ICO LOGO]
                                                                  27 April, 2000

         - regular status reviews as between the Contractor, its Principal Sub-Contractors and ICO which shall include informal reviews, as mutually agreed, and formal monthly reports and reviews

         - individual workplans and schedules from the Contractor and each of its Principal Sub-Contractors, including their planned and actual resources, and status of progress to achieve the provision of Software for each Sub-System in order to maintain the overall IGF Schedule

         - progress and problem resolution tracking metrics provided on a monthly basis by the Contractor and each of its Principal Sub-Contractors

         The Software Plan shall be implemented and maintained by the Contractor and its Principal Sub-Contractors using their own personnel with expertise and experience in large software development projects, who are responsible to assure the delivery of their respective Software releases, in accordance with the overall IGF Schedule. The Contractor shall obtain the services of a resource with specific expertise and experience in large software development projects to support the Contractor's Programme Office in overall management of the Software Plan and delivery of the Principal Sub-Contractors' software releases.

         The Software Plan shall be operated and maintained in accordance with the quality assurance requirements established in this Annex 4,

         The Software Plan shall be presented by the Contractor for ICO's review no later than 15 May 2000.

                                        5          Confidential and Propriety to
Created: 26/2/97
Modified 27/4/00                             ICO Global Communications
         2469

                                      Annex 4 -                   EN-IG-ICO-SW/000005
                       Programme Management and Implementation    Issue 3.0
[ICO LOGO]
                                                                  27 April, 2000

2.       MEETINGS

2.1      The Contractor shall conduct the following meetings.

2.2      Sub-System Preliminary Design Review Meeting (PDR)

         The purpose of the PDR is to inform ICO on the baseline concept, configuration and design. It establishes the general compatibility and sizing of internal and external interfaces of each sub-system and the compliance of the design with the IGFR. The selected design concept and its feasibility shall be presented together with a trade-off analysis if any is required. Partitioning of the requirements into further sub-system and equipment elements must be presented for review.

         The Contractor shall identify at least the following:

         -    Compliance with the IGFR.

         - for the requirements of the IGFR, the features to be implemented in the subsystem;

         - the interfaces to other sub-systems and assumed functions of those subsystems;

         - the subsystem design concept including breakdown into major equipment blocks, the interfaces between such equipment and equipment sizing;

         - Descriptions of key procedures with sequence charts and logic diagrams, if applicable, for the subsystem, also showing interactions with other subsystems;

         - the impact on requirements for external interfaces of the IGF, including the Air Interface;

         - report progress of work for the preparation of documentation for Phase 1 and Phase 2.1 IGF testing

         For the relevant section in the IGFR, the Contractor shall identify highlights, problems and difficulties, and any differences from the existing concepts. The Contractor shall indicate how it is intended to resolve any identified problem.

                                        6          Confidential and Propriety to
Created: 26/2/97
Modified 27/4/00                             ICO Global Communications
         2470

                                      Annex 4 -                   EN-IG-ICO-SW/000005
                       Programme Management and Implementation    Issue 3.0
[ICO LOGO]
                                                                  27 April, 2000

         The Contractor shall clearly identify areas where there is a need to solve IGF system issues that extend beyond the subsystem under review, and shall list these separately for resolution.

         Completion of the PDR establishes the initial design baseline and permits the detailed design to proceed with minimum risk of major changes being required later.

2.3      Sub-System Final Design Review Meeting (FDR)

         The purpose of the sub-system FDR is to demonstrate to ICO that the baseline design of each sub-system is complete. It verifies the compatibility of the interfaces, and the compliance of the sub-system with the IGFR and with the design and performance established at the PDR based on appropriate engineering model tests, or design studies or analyses. It also verifies the compatibility with the overall IGF system design. The review further establishes the adequacy of plans and preparation for integration, test and operation of the IGF system.

         The Contractor shall refine and confirm the details presented at the PDR. The Contractor shall describe the way in which each of the subsystem and IGF system level issues identified before, during and after the PDR have been resolved. The Contractor shall report the progress of work for the preparation of documentation for Phase 1 and Phase 2.1 IGF testing. After completion of the FDR the baseline design shall be frozen.

2.4      Preliminary System Design Review (PSDR) (IGFR and End-to-End)

         The Contractor shall hold a Preliminary SDR to review the outcome of the Subsystem PDRs and resolve outstanding IGFR and End-to-End System issues.

         The Contractor shall demonstrate to ICO the soundness of the baseline IGF System concept, configuration and design. The Preliminary SDR shall establish the general compatibility and sizing of internal and external interfaces of each IGF subsystem and

                                        7          Confidential and Propriety to
Created: 26/2/97
Modified 27/4/00                             ICO Global Communications
         2471

                                      Annex 4 -                   EN-IG-ICO-SW/000005
                       Programme Management and Implementation    Issue 3.0
[ICO LOGO]
                                                                  27 April, 2000

         the compliance of the design with the IGFR. The selected design concept and its feasibility shall be presented together with any further trade-off analysis for outstanding issues.

         The Contractor shall clearly identify against each section in the IGFR the highlights, problems and difficulties and any differences from the existing concepts and the proposed solutions.

         The Contractor shall also provide an initial draft End-to End System Analysis showing how the IGF interacts with external elements (e.g. UT and satellite) and the resultant end-to-end capabilities, performance budgets and resource budgets.

         ICO will provide initial performance budgets and resource budgets, for external elements, to be used for this initial draft End-to End System Analysis.

         The First version of the HLSD will be issued and will include descriptions of the resolutions of cross-system issues.

2.5      Final System Design Review (FSDR)

         The Contractor shall hold a Final SDR to confirm that all IGF System design issues have been resolved. The purpose of the Final SDR is to demonstrate to ICO that the final IGF design is self consistent and complete. It confirms the compatibility of the interfaces and the compliance of each sub-system with the IGFR. The Contractor shall also confirm the End-to-End capabilities, performance and resource budgets. A Second version of the HLSD and will include any updates from the First version of the HLSD. The contractor shall report the progress of work for the preparation of documentation for Phase 3 IGF testing

                                        8          Confidential and Propriety to
Created: 26/2/97
Modified 27/4/00                             ICO Global Communications
         2472

                                      Annex 4 -                   EN-IG-ICO-SW/000005
                       Programme Management and Implementation    Issue 3.0
[ICO LOGO]
                                                                  27 April, 2000

2.6      Co-ordination of Review Meetings

         Prior to any given PDR or FDR, the responsible Subsystem or System Contractor shall co-ordinate with ICO to discuss issues and agree on expectations of the Review, including agenda, participation, location, and the level of details to be addressed.

2.7 Details of all structured procedures shall be presented for ICO review at a Design Review. At least procedures 1, 2, 4, 6, 10, 11, 12 13, 14, 15 and 16 identified in IGFR section 6.26.2.1 shall be presented at the Preliminary Design Review. If necessary to cover all of the structured procedures needed for the IGF functionality, more than one Design Review shall be held to ensure that every Structured Procedure receives adequate review.

2.8 The schedule for review meetings will be agreed between the Contractor and ICO.

2.9 The locations for the System and sub-system review meetings are summarised below:

         a)   Preliminary Design Review (PDR)     (at Vendors premises)

         b)   Final Design Review (FDR)           (at Vendors premises)

         c)   System Design Reviews               (Location to be agreed )

2.10 The locations for the test review meetings, to review the results of relevant tests, are as follows:

         a)   Phase 1 - Unit and subsystem        (at Vendor's Premises)

         b)   Phase 2-1 - Installation testing    (on Site)

         c)   Phase 3 (for Level 1 Acceptance) -  IGF System testing at each SAN
                                                  Site (on Site)

         d)   Phase 3 (for Level 2 Acceptance)    (Location to be agreed)

2.11(a) In addition, formal Programme Review Meetings (PRM) will be held with ICO on a monthly basis. The Contractor will prepare and present to ICO a status report for all programme activities which will identify progress to date, risks and issues and identify the work plan and milestones for the next period.

                                        9          Confidential and Propriety to
Created: 26/2/97
Modified 27/4/00                             ICO Global Communications
         2473

                                      Annex 4 -                   EN-IG-ICO-SW/000005
                       Programme Management and Implementation    Issue 3.0
[ICO LOGO]
                                                                   27 April, 2000

2.11(b) Formal senior management meetings will be held quarterly with the participation of senior management representatives of ICO the Contractor and the Principal Sub-Contractors. The Contractor shall use its best efforts to ensure the attendance, at such meetings, of such of the Contractor's other sub-contractors as ICO shall reasonably request. The purposes of the such meetings are to ensure that all parties have adequate visibility of the overall ICO programme and are acting together in an effective manner that is consistent with the overall ICO programme. The agenda for each meeting shall be agreed between senior representatives of ICO and the Contractor at least seven (7) days in advance of the scheduled date for such meeting although matters of urgency not on the agenda may be raised at the meeting.

2.12 ICO representatives may attend and participate in the Contractor's Internal Review Meetings and, subject to ICO providing reasonable notice to the Contractor, any other meeting between the Contractor and its subcontractors which are related to the ICONET Ground Facilities programme. ICO may, at its discretion, observe all Status and Design Reviews which the Contractor may require from its sub-contractors.

         ICO shall bear all the travel and associated costs for its own staff. The Contractor shall provide ICO with notice of all such meetings at least seven (7) days in advance of the scheduled meeting date, except in cases when impromptu or emergency meetings are required in which case the Contractor shall use reasonable endeavours to provide ICO with notice of such meetings.

2.13 All relevant meeting documentation, including meeting agendas, meeting minutes, action items and other pertinent documents shall be made available to ICO .The review meeting reports shall record all agreements and action items, with target completion dates, agreed between the Contractor and ICO during the relevant review meeting.


2.14 All material shall be provided in English. All documentation, test results and reports shall be presented in a manner consistent with good commercial practice in content

                                       10          Confidential and Propriety to
Created: 26/2/97
Modified 27/4/00                             ICO Global Communications
         2474

                                      Annex 4 -                   EN-IG-ICO-SW/000005
                       Programme Management and Implementation    Issue 3.0
[ICO LOGO]
                                                                   27 April, 2000

         and quality of material, as well as reproduction. ITU terminology and SI units, where possible, shall be used in all technical and operational documentation and drawings.

2.15 Further Reviews may be necessary from time to time to address progress or Technical issues in critical or high risk areas, these will be agreed with ICO as required.

3.       REPORTING

         The content of the monthly report presented to the Programme Review Meetings (PRM) shall be:

         i)   Progress achieved since the previous report

         ii)  Problems encountered and resolution plan

         iii) Items or information required from ICO

         iv)  Updated schedule (including activities of subcontractors)

         v)   Reviews status (including reviews by subcontractors)

         vi)  Action items status and resolution

         vii) Work planned for the upcoming month

         viii) Tests, including tests by subcontractors, planned for the coming month

         ix)  Review major/critical risks and action plans

3.2 In addition to the Monthly report on project progress the Contractor will submit to ICO other reports as identified in Annex 6, Contract documentation, and as required by this SOW.

3.3 Action items, issues and risks shall be tracked throughout the duration of the contract Databases uniquely identifying each Action Item, issue and risk shall be maintained. Each item shall include a description, originator, action, date raised, action plan, due date for completion, status and actual completion date. The Programme Office shall be responsible for action items arising from the overall programme and System Design Reviews and the appropriate Contractor shall be responsible for action items arising from the relevant Sub-system Reviews.

                                       11          Confidential and Propriety to
Created: 26/2/97
Modified 27/4/00                             ICO Global Communications
         2475

                                      Annex 4 -                   EN-IG-ICO-SW/000005
                       Programme Management and Implementation    Issue 3.0
[ICO LOGO]
                                                                   27 April, 2000

4.       CHANGE PROCESS

4.1 The Contractor shall set up and maintain a Change Control Board (CCB) which shall be responsible for the processing of any proposed changes between the members of the Contractor's team.

4.2 The CCB shall also be responsible for the implementation of changes to this Agreement.

4.3      ICO representatives shall be members of the CCB.

5.       QUALITY ASSURANCE

5.1 The Contractor shall at all times maintain ISO 9001 accreditation. In addition, the Contractor shall prepare ICO specific quality assurance plans ("Quality Assurance Plans") which demonstrate ISO 9001 compliance, the necessary quality assurance practice, procedure, process and standards to the satisfaction of ICO.

5.2 The Programme Office shall be responsible for ensuring that the Quality Assurance Plans are prepared, submitted to ICO for approval, implemented and that such procedures, process and standards etc. are maintained. The Quality Assurance Plans are referenced in Table 1 of Annex 6 of this SOW and their scheduled delivery contained on the Master Level Schedule at Appendix 1 to this Annex.

                                       12          Confidential and Propriety to
Created: 26/2/97
Modified 27/4/00                             ICO Global Communications
         2476

                                      Annex 4 -                   EN-IG-ICO-SW/000005
                       Programme Management and Implementation    Issue 3.0
[ICO LOGO]
                                                                   27 April, 2000




                                   APPENDIX 1
                              MASTER LEVEL SCHEDULE
                                  [XL GRAPHIC]
                             "19.4.00 - Plan 8.XLS"








                                       13
                                                   Confidential and Propriety to
Created: 26/2/97
Modified 27/4/00                                       ICO Global Communications
         2477

                 [Revised IGF Schedule: Plan 8 @ 19/4/00 Graph]

         2478

Conditions to Support Stage 0 Schedule
--------------------------------------------------------------------------------















                       CONDITIONS & ASSUMPTIONS TO SUPPORT
                            STAGE 0 DELIVERY SCHEDULE

                               PLAN 8 DOC 790041B
                             REVISED 27 APRIL, 2000













--------------------------------------------------------------------------------

                     ICO & NEC Proprietary and Confidential

         2479
Conditions to Support Stage 0 Schedule
--------------------------------------------------------------------------------


STAGE 0 IMPLEMENTATION SCHEDULE

The proposed implementation schedule for Stage 0, shown on the attached schedule chart 790041B dated 19 April, 2000, is based on the following supporting documentation, conditions and assumptions:

1. The Court Stipulation agreed on 18 October 1999 instructed NEC to suspend all site activities; NEC requires a formal instruction from ICO requesting it to resume its site activities.

2. This Stage 0 schedule is based on the IGF Supply Agreement being assumed by ICO when it exits from Chapter 11 which is expected to be no later than mid May, 2000.

3. The formal Phase 3 Witness testing as tabled in the Phase 3 TRD -- Doc B90034A with the expectation that there will be some required refinements defined but not significant increases in testing scope.

4. The Link Deployment Dates shall be revised and agreed to meet requirements of this Stage 0 IGF Schedule.

5. ICO shall provide all On-site Test Equipment and other STE, as set out in Annex 2, including MGTS except in Germany, before the planned start of the SIT work at each SAN Site. ICO shall ensure that all such test equipment has been appropriately calibrated prior to use by the NEC SIT Team.

6. ICO shall provide the Network Binder, Version 2 for R8-Sat and Version 3 for R8-Main, the DT for which shall be loaded and verified by NEC prior to the start of Phase 2-2/2 testing at each SAN site.

7.    The Stage 0 schedule is based on :

      - The Germany SAN site shall be upgraded from FS1 to FS2, from FS2 to FS3 and from FS3 to FS4.

      -     The BMC shall be upgraded from FS2 to FS3 and from FS3 to FS4

      - The Korea, and South Africa SAN sites and the BMC shall only be upgraded from FS2 to FS4. There will be no intermediate upgrade from FS2 to FS3 at the Korea, and South Africa SAN sites.

      -     The USA, Chile and UAE SAN sites shall be upgraded from FS3 to FS4.



--------------------------------------------------------------------------------

                     ICO & NEC Proprietary and Confidential

         2480
Conditions to Support Stage 0 Schedule
--------------------------------------------------------------------------------

8. NEC and ICO can share access to the SRMC at the BMC, following completion of FS1 and prior to completion of FS2, for formal testing of the SRMC at the BMC

9. The Stage 0 schedule includes proposed training windows at the SAN and NMC sites. NEC shall work closely with ICO to develop a training program that does not impact on the proposed Schedule and which ensures availability of trained ICO staff at the time when they need to perform Operations & Maintenance services.

10. The Stage 0 End-to-End Call Demonstrations are dependent on availability of the satellites and Field Test UT(s).

11. The Stage 0 schedule does not at this time include the end-to-end system engineering, integration and testing (SEIT) activities including:

      -     ICONET Integration works (G234 or G156) at the SAN and NMC Sites.

      -     Operation Readiness Test (ORT)

      -     Pre Operational Field Trial (POFT)

      -     Beta-test activities

as SEIT activities do not form a part of the Supply Agreement.


--------------------------------------------------------------------------------

                     ICO & NEC Proprietary and Confidential

         2481
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000873
[ICO LOGO]    Annex 7B Joint Working Arrangements for       Issue 2.5
              Phased SAN Handover                           27 April 2000
--------------------------------------------------------------------------------

[ICO LOGO]                                             ICO GLOBAL COMMUNICATIONS
                                                              COMMONWEALTH HOUSE
                                                   2 CHALKHILL ROAD, HAMMERSMITH
                                                                   LONDON W6 8DW
                                                                  UNITED KINGDOM

                                                           TEL: +44 181 600 1000
                                                           FAX: +44 181 600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO.3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK



           -----------------------------------------------------------
           ANNEX 7B JOINT WORKING ARRANGEMENTS FOR PHASED SAN HANDOVER
           -----------------------------------------------------------



                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED

CONFIDENTIALITY STATEMENT

ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.

            -----------------------------------------------------
            DOCUMENT NO.:     EN-IG-ICO-SW-000873
            -----------------------------------------------------
            VERSION:          2.5
            -----------------------------------------------------
            DATE:             27 April, 2000
            -----------------------------------------------------


     ------------------------------------------------------------------------
     PREPARED                 AUTHORISED              APPROVED
     ------------------------------------------------------------------------
     AUTHOR:                  MANAGER:                SENIOR MANAGER:



     ------------------------------------------------------------------------



                                                Confidential and Proprietary to
                                                ICO Global Communications
         2482
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000873
[ICO LOGO]    Annex 7B Joint Working Arrangements for       Issue 2.5
              Phased SAN Handover                           27 April 2000
--------------------------------------------------------------------------------


AMENDMENT RECORD

============================================================================================================
REVISION           DATE           CN NO.       REASON FOR CHANGE
============================================================================================================
1.0                23/4/99                     Phased SAN Handover Agreements
------------------------------------------------------------------------------------------------------------
Draft 2            23/4/99                     To reflect ICO Doc `Joint Working Arrangement' & NEC/ICO
                                               Responsibilities for Upgrades and  Integration at the SANs
                                               &  NMCs
------------------------------------------------------------------------------------------------------------
Draft 3            27/4/99                     To reflect responsibilities for Configuration Management of
                                               MSSC and HLR- as discussed and agreed at NEC PO/ICO Meeting on 27/4/99
------------------------------------------------------------------------------------------------------------
Draft 4            28/4/99                     To reflect Final comments collated from within ICO by CW
------------------------------------------------------------------------------------------------------------
Draft 5            29/4/99                     Based on discussion KH / IM 29/4/99
------------------------------------------------------------------------------------------------------------
Draft 6            13 May 99                   Proposed revisions incorporating proposals for resolution
                                               of issues and also for minor text updates.
------------------------------------------------------------------------------------------------------------
Draft 7            14 May 1999                 Incorporating revisions as result of discussion with TK of
                                               NEC and GW.
------------------------------------------------------------------------------------------------------------
Draft 8            18 May 1999                 NEC Comment
------------------------------------------------------------------------------------------------------------

Version 2.0        25 May 1999                 Re-write after NEC ICO discussions of 24 and 25 May 1999.
------------------------------------------------------------------------------------------------------------
Version 2.1        26 May 1999                 Revisions as per meeting NEC/ICO 26 May 1999.
------------------------------------------------------------------------------------------------------------
Ver 2.1 R1         27 May 1999                 NEC Comments
------------------------------------------------------------------------------------------------------------
Ver 2.1 R2         28 May 1999                 Incorporating revisions as results of discussion with ICO
                                               and NEC on 28th May 1999
------------------------------------------------------------------------------------------------------------
Ver 2.1 R3         2 June 1999                 Minor edits
------------------------------------------------------------------------------------------------------------
Ver 2.2            3 June 1999                 Final edits after NEC/ICO meet.
------------------------------------------------------------------------------------------------------------
Ver 2.X            March,2000                  MOA Revisions
------------------------------------------------------------------------------------------------------------
Ver 2.3R           5 April, 2000               NEC Comments on MOA Revision
------------------------------------------------------------------------------------------------------------
Ver 2.4            11 April 2000               To reflect NEC/ICO discussion  - 10 April 2000
------------------------------------------------------------------------------------------------------------
Ver 2.4 rev1       19 April 2000               GT comments and NEC comments
------------------------------------------------------------------------------------------------------------
Ver 2.4 rev2       24 April 2000               GLT markups
------------------------------------------------------------------------------------------------------------
Ver 2.5            27 April 2000               Revised to reflect ICO/NEC Agreements on 27 April, 2000
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

============================================================================================================


                                                Confidential and Proprietary to
                                                ICO Global Communications
         2483
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000873
[ICO LOGO]    Annex 7B Joint Working Arrangements for       Issue 2.5
              Phased SAN Handover                           27 April 2000
--------------------------------------------------------------------------------




                                TABLE OF CONTENTS

1.    INTRODUCTION                                                            1

2.    OVERALL PHASED HANDOVER PHILOSOPHY                                      1

3.    ICONET INTEGRATION                                                      4

4.    SOFTWARE UPGRADES AND MULTI-SAN INTEGRATION                             4

5.    RESPONSIBILITIES FOR MANAGEMENT OF OPERATIONAL AND TEST NETWORKS        7

5.1   GENERAL MANAGEMENT RESPONSIBILITIES                                     7

5.2   FAULT MANAGEMENT                                                        8

5.3   CONFIGURATION MANAGEMENT                                                9

5.4   SRMS                                                                   10

5.5   GROUND NETWORK                                                         11
      5.5.1 General Principles                                               11
      5.5.2 Control                                                          12
      5.5.3 Process                                                          12

5.6   DCN                                                                    12

6.    PERFORMANCE MANAGEMENT                                                 13

7     SAN SITE ACCESS CONDITIONS                                             14


                                                Confidential and Proprietary to
                                                ICO Global Communications
         2484
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000873
[ICO LOGO]    Annex 7B Joint Working Arrangements for       Issue 2.5
              Phased SAN Handover                           27 April 2000
--------------------------------------------------------------------------------


1.    INTRODUCTION

      This Annex describes the scope of the Joint Working Arrangements which covers:

      -     Overall Phased Handover Philosophy

      -     Principles for Software Upgrades and Multi-SAN Integration

      -     Responsibilities for Management of Operational and Test Networks

2.    OVERALL PHASED HANDOVER PHILOSOPHY

2.1 The IGF shall be handed over in a phased sequence as shown in Figure 1. The Acceptance Criteria for each part of the IGF that is handed over are defined in Annex 10, Section 2. All references to Acceptance Criteria and Acceptance Sets in this Section 2 mean the corresponding parts of Annex 10, Section 2.


                                       1        Confidential and Proprietary to
                                                ICO Global Communications
         2485
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000873
[ICO LOGO]    Annex 7B Joint Working Arrangements for       Issue 2.5
              Phased SAN Handover                           27 April 2000
--------------------------------------------------------------------------------


                            [SAN Handover Flowchart]


             Fig. 1 Overall Phased SAN Handover Philosophy



                                       2        Confidential and Proprietary to
                                                ICO Global Communications
         2486
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000873
[ICO LOGO]    Annex 7B Joint Working Arrangements for       Issue 2.5
              Phased SAN Handover                           27 April 2000
--------------------------------------------------------------------------------


2.2   PHASED HANDOVER SEQUENCE

      i. The German SAN, with Function Set 1 (FS-1), shall be handed over to ICO in accordance with Acceptance Set 1 (AS-1).

      ii. Korea, South Africa SANs and the Backup NMC (BMC) shall be tested for achievement of the acceptance criteria defined for Acceptance Set 2 (AS-2). On completion of the test the Korea and South Africa SANs and the BMC shall be handed over to ICO.

      iii. The Contractor will permit ICO access (the functions that ICO may use in the equipment that ICO can access are defined in Sections 4 and 5) to the MSSCs (including GMSSC functionality) that have not been handed over at Acceptance Set 2 (AS-2) and HLRs at the NMC at Acceptance Set 3 (AS-3).

      iv. The Contractor shall install the software required for Function Set 2 (FS-2) to the German SAN and integrate it with the Korea and South Africa SANs, and the BMC, that have been already handed over to ICO.

      v. USA, Chile and UAE SANs with Function Set 3 (FS-3) shall be tested for achievement of the Acceptance Set 3 (AS-3), and handed over to ICO.

      vi. The Contractor shall install the software required for Function Set-3 to the German SAN and BMC that have been already handed over to ICO, and these shall be integrated with the USA, Chile and ARE SANs. Korea and South Africa SANs will not be upgraded as FS-3. (Hereinafter the "FS3 software upgrade" means only for the Germany and BMC and does not include the Korea and South Africa SANs)

      vii. Mexico, Brazil, Indonesia, Australia and India SANs and NMC, with Function Set 4 (FS-4) shall be tested for achievement of the Acceptance Set 4 (AS-4), and handed over to ICO.

      viii. The Contractor shall install the software required for Function Set 4 (FS-4) to the German, Korea, South Africa, USA, Chile and UAE SANs and BMC and integrate it with the Mexico, Brazil, Indonesia, Australia and India SANs, that have been already handed over to ICO.

      ix. Subject to the resolution of the existing Change Requests CR24, CR45 and CCR107, the integration of the USA ILR shall be carried out by the Contractor.


                                       3        Confidential and Proprietary to
                                                ICO Global Communications
         2487
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000873
[ICO LOGO]    Annex 7B Joint Working Arrangements for       Issue 2.5
              Phased SAN Handover                           27 April 2000
--------------------------------------------------------------------------------

      x. FS-5 shall be tested in accordance with Acceptance Set 5 (AS-5) with Software to be 'demonstrated' on at least one SAN.

      xi. The Contractor shall make available to ICO the FS-5 software and the new configuration data associated with FS-5 for download to the 11 SANs and 2 Network Management Centres handed over in AS4. The place and medium of software delivery will be determined by ICO to be compatible with equipment requirements and operational needs.

2.3   Operation of the GON

2.3.1 The Contractor will make best efforts, consistent with the priorities described in paragraph 5.5.2 iii), to avoid unscheduled impacts to the operation of the GON after POFT commences.

3.        ICONET INTEGRATION

3.1 After handover, the SANs can be used to commence ICONET Integration G156. Contractor shall have access to the handed over SANs for upgrade and integration.

3.2 The Contractor and ICO shall make best efforts to optimise planning and execution of IGF testing and ICONET Integration testing to ensure that ICONET Integration can proceed as expeditiously as is reasonably possible.

3.3 IGF Integration and Testing shall have top priority, however, ICONET Integration needs should also be accommodated. Where ICO's priorities change such that II testing or other activities need to take priority over IGF Testing and Integration, ICO and the Contractor shall agree a change in schedule, including reasonable IGF schedule relief where appropriate.

4.        SOFTWARE UPGRADES AND MULTI-SAN INTEGRATION

4.1       ROLES

4.1.1 ICO shall be responsible for the Operation and Maintenance of the SAN and NMC sites after their Handover and shall be the sole point of contact for the Contractor to request access to a SAN / NMC after it has been handed over to ICO.


                                       4        Confidential and Proprietary to
                                                ICO Global Communications
         2488
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000873
[ICO LOGO]    Annex 7B Joint Working Arrangements for       Issue 2.5
              Phased SAN Handover                           27 April 2000
--------------------------------------------------------------------------------


4.1.2 After hand over of an Acceptance Set, that is SAN/NMC and software, the Contractor shall continue IGF System Integration and Testing activities at the SANs that have not been handed over, including multi-SAN testing.

4.1.3 The Contractor shall be responsible, for the FS-2, FS-3, FS-4 Software corrections and upgrades at the SANs and BMC that have already been handed over to ICO. ICO shall support the Contractor with operations and maintenance staff at each SAN site during these correction and upgrade activities.

4.1.4 The Contractor shall be responsible, with the support of ICO operation & maintenance staff, for the integration of the new SANs and NMC with the SANs and BMC that have already been handed over to ICO. Configuration data for new SANs being integrated by the Contractor into the SANs already handed over to ICO will match or be consistent with the configuration data at the SANs already handed over to ICO.

4.1.5 For the purposes of software upgrade (FS-2 to FS-4 inclusive) and integration ICO shall make any SANs and the Backup NMC, that have already been handed over to ICO, available to the Contractor according to a detailed programme.

4.1.6 If these SANs and the Backup NMC, that have already been handed over, can not be made available by ICO by the scheduled date, ICO shall notify the Contractor, in writing, 2 weeks before the scheduled date, with the estimated schedule. All schedules following this event will be changed accordingly. In case the change in scheduled date of access is more than 2 weeks, the associated impact will be dealt with by the Change Request Procedure in Clause 9 of the Supply Agreement. In this case ICO shall issue a Change Request with the above written notification to the Contractor.

4.1.7 For the FS-2 to FS-3, the FS-2 to FS-4 and the FS-3 to FS-4 Software upgrades, the SAN Integration Transitions shall be as unobtrusive as reasonably possible. Operation of the SANs, already handed over to ICO,


                                       5        Confidential and Proprietary to
                                                ICO Global Communications
         2489
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000873
[ICO LOGO]    Annex 7B Joint Working Arrangements for       Issue 2.5
              Phased SAN Handover                           27 April 2000
--------------------------------------------------------------------------------


          shall be maintained with the minimum of interruption. The detailed programme for upgrade of SANs shall be agreed by ICO and the Contractor. SAN upgrades will be phased so that not all SANs will be taken out of operation for upgrade at the same time. That is, specified SANs, or blocks of SANs will be sequentially upgraded and integrated. In particular, the German SAN and UAE SAN will not be simultaneously taken out of operation for software up-grade and integration, so that ICO can provide continuous services in the common geographic area covered by the German and UAE SANs.

4.1.8 ICO shall permit the Contractor access to the Australian SAN and NMC as appropriate, after they have been handed over, for the Contractor's continued testing and verification of Function Set FS-5. The procedures for testing and verifying FS-5 shall be developed such that FS-5 testing is as unobtrusive as reasonably possible and minimises unnecessary interference with ICO operations at the Australian SAN site and the NMC.

4.1.9 ICO shall be responsible for the FS-5 Software Upgrade. The Contractor shall support ICO in the installation of the FS-5 software upgrade. The procedures used for upgrading the SANs from FS-4 to FS-5 shall be developed by the Contractor based on the experience of the three previous upgrades. The level of support provided by the Contractor, shall be appropriate to support ICO's execution of the developed procedures.

4.2       OPERATIONS DURING SOFTWARE UPGRADES

4.2.1 During the phase when the SANs are being upgraded, there will be a period when the handed over SANs will operate with different FSs.

4.2.2 ICO will be able to use the handed over SANs so that the ICO system will operate at the lowest FS and, simultaneously, will operate in some smaller geographic area defined by the SANs and the IGF configuration at the higher FS. That is the new SANs equipped at the higher FS are compatible with the SANs equipped at the lower FS.


                                       6        Confidential and Proprietary to
                                                ICO Global Communications
         2490
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000873
[ICO LOGO]    Annex 7B Joint Working Arrangements for       Issue 2.5
              Phased SAN Handover                           27 April 2000
--------------------------------------------------------------------------------


5.        RESPONSIBILITIES FOR MANAGEMENT OF OPERATIONAL AND TEST NETWORKS

5.1       GENERAL MANAGEMENT RESPONSIBILITIES

5.1.1 The definitions of the Networks, Operational and Test, are as per SOW Annex 7C Network Partitioning. The structuring of Management Responsibilities is based around the practicalities of the individual entities in the IGF. The Contractor and ICO agree that the following systems shall be managed as a single entity because it is not possible to separate these platforms:

          -    SRMS

          -    Ground Network

          -    DCN

5.1.2 One SRMC shall be used to provide the Radio Resource Allocation Plan for both the RON and the RTN.

5.1.3 The Ground Network shall be configured in a manner that creates the logical GON and the GTN.

5.1.4 The DCN shall be used to support Network Management information transport for both the ON and TN and shall also be used for downloading software to the SANs and NMCs.

5.1.5 The Management of the Operational Network (ON) shall be undertaken by ICO.

5.1.6 The Management of the Radio Test Network (RTN) shall be undertaken according to Section 5.4.

5.1.7 The Management of the Ground Test Network (GTN) shall be undertaken according to Section 5.5.

5.1.8     Management for the purposes of this agreement involves:

          -    Fault Management


                                       7        Confidential and Proprietary to
                                                ICO Global Communications
         2491
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000873
[ICO LOGO]    Annex 7B Joint Working Arrangements for       Issue 2.5
              Phased SAN Handover                           27 April 2000
--------------------------------------------------------------------------------


          -    Configuration Management

          -    Performance Management

5.1.9 The joint working arrangements for each of these activities are detailed in the following sections.

5.1.10 ICO and the Contractor shall agree single points of contact between the Contractor and ICO for managing the joint working arrangements as detailed in this Annex. The authorised individuals are:

          -    ICO: Director of ICONET Operations

          -    The Contractor: The Contractor's Test Controller.

          The authorised individuals will work within the management structure of the IGF Supply Agreement.

5.2       FAULT MANAGEMENT

5.2.1 The Contractor shall be responsible for fault management of the SANs and NMCs including maintaining fault reporting and problem tracking until completion of Handover of Acceptance Set 4

5.2.2 Upon completion of Acceptance Set 4, ICO shall be responsible for fault management of the SANs and NMCs including maintaining fault reporting and problem tracking. Any faults and/or problems, identified prior to the Handover date of Acceptance Set 4, shall be resolved by the Contractor in accordance with the agreed plan for resolution and closure of such faults. The process for management of the resolution of pre -Acceptance Set 4 faults and/or problems by the Contractor is as defined in Annex 8A. Any faults and/or problems identified after the Handover Date of Acceptance Set 4 shall be resolved by the Contractor in accordance with either clause 4 or clause 40 of the Supply Agreement, depending upon the nature of the identified fault and/or problem. The process for management of the resolution and closure of post Acceptance


                                       8        Confidential and Proprietary to
                                                ICO Global Communications
         2492
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000873
[ICO LOGO]    Annex 7B Joint Working Arrangements for       Issue 2.5
              Phased SAN Handover                           27 April 2000
--------------------------------------------------------------------------------


          Set 4 faults and/or problems by the Contractor will be defined in a procedure to be agreed between ICO and the Contractor.

5.2.3 The Contractor shall make its SITG Problem Tracking Reports and its Fault Reporting Access Database available to ICO in accordance with clause 20 of the Supply Agreement.

5.2.4 Where ICO identifies faults and/or problems on SAN or NMC equipment (either hardware, software, or both) prior to the Handover Date of Acceptance Set 4, ICO shall inform the Contractor of such faults using the Fault Reporting process (as it may be varied from time to time) that has been implemented between ICO and NEC. Where necessary and appropriate, ICO shall advise the Contractor of the status of SAN or NMC equipment. After the completion of the Handover of Acceptance set 4, if the Contractor identifies faults and/or problems with the SAN or NMC equipment (either hardware, software, or both) the Contractor shall report such faults and/or problems to ICO using the Fault Reporting process (as it may be varied from time to time) that has been implemented between ICO and the Contractor.



5.3       CONFIGURATION MANAGEMENT

5.3.1 The Contractor shall be responsible for Configuration Management of the SANs and NMCs prior to each Acceptance Set handover, that is AS 1, 2, 3 and 4.

5.3.2 ICO shall be responsible for Configuration Management of the SAN and NMC equipment after handover.

5.3.3     Configuration Management includes:

          - Defining, implementing and maintaining the documentation defining the physical build of the IGF, that is the equipment installed and its interconnection



                                       9        Confidential and Proprietary to
                                                ICO Global Communications
         2493
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000873
[ICO LOGO]    Annex 7B Joint Working Arrangements for       Issue 2.5
              Phased SAN Handover                           27 April 2000
--------------------------------------------------------------------------------


          - Defining, implementing and maintaining the documentation defining the software that is built into the IGF, including software releases and subsequent software patches.

          - Defining, implementing and maintaining the documentation defining the configuration information that is used for the proper functioning of the IGF.

          - Ensuring that the equipment as configured and the documentation defining the configuration are consistent.

5.3.4 The Contractor shall provide Software configuration data in a soft copy format, compatible with ICO's planned Configuration Management tool, which ICO will import into its planned Configuration Management tool.

5.3.5 ICO shall be responsible for the configuration management of shared resources as defined in Sections 5.4, 5.5 and 5.6. As part of these responsibilities ICO will implement the configurations that the Contractor requires for the purposes of IGF Integration and Testing and also ICONET Integration. The Contractor will be responsible for defining the configuration that they require ICO to implement for the TN.

5.3.6 The Contractor and ICO shall use the Computerized Inventory Management System (CIMS) for handling hardware inventory.

5.4       SRMS

5.4.1 ICO shall, after AS-2, operate the SRMS at the Backup NMC to generate the appropriate SRM Data needed by the RON and the RTN. The process for management of the SRM Data after AS-2 handover shall include Input Files to SRMS and Data Generation and Distribution by SRMS:

          - The Contractor shall provide ICO with the RTN configuration they require for the purposes of build, integration testing of the IGF and for II testing (where the contractor is required to execute a relevant


                                       10       Confidential and Proprietary to
                                                ICO Global Communications
         2494
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000873
[ICO LOGO]    Annex 7B Joint Working Arrangements for       Issue 2.5
              Phased SAN Handover                           27 April 2000
--------------------------------------------------------------------------------


               II campaign). The details of the information and its format will be agreed by ICO and the Contractor.

          - ICO shall be responsible for modification of input files to SRMS as well as creating and delivering the configuration data that will be used by the RON and RTN by utilising SRMS. In the event of inconsistencies between ICO requirements and the Contractor requirements ICO will resolve the inconsistencies using a process that will be agreed by ICO and the Contractor.

          - ICO shall be responsible for the distribution of the RON and RTN configuration data (generated by the SRMS) using the data distribution scheduling as defined in the SRMS SDD 670027.



5.5       GROUND NETWORK

5.5.1  General Principles

          The following basic principles apply to the management of configuration data for the MSSCs and HLRs:

          - The MSSC Data Transcript is based on the ICO Network Information Binder (NIB).

          - Within the Ground Test Network, the Contractor shall be able to apply test configurations and restore the original configuration based on the NIB.

          - Perceived discrepancies in the Data Transcript will be resolved against the NIB.

          - Changes to the Data Transcript will be performed through a centrally controlled process that will be agreed by ICO and the Contractor.


                                       11       Confidential and Proprietary to
                                                ICO Global Communications
         2495
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000873
[ICO LOGO]    Annex 7B Joint Working Arrangements for       Issue 2.5
              Phased SAN Handover                           27 April 2000
--------------------------------------------------------------------------------


5.5.2  Control

      (i) The Contractor shall be responsible for management of configuration data prior to AS-3 Handover at which point the responsibility will be transferred to ICO.

      (ii) ICO and the Contractor will jointly resource a central team that will execute the changes to configuration data.

      (iii) Until AS-4 handover the order of priorities to be applied for management decisions will be:

            Priority 1               IGF
            Priority 2               II
            Priority 3               ORT/POFT

            From the beginning of POFT the underlying approach to all activities will be to cause the minimum impact to the operation of the GON

5.5.3     Process

          The Process for management of the configuration data for the MSSC and HLRs during the Phased SAN Handover will be based on the above principles. The details of the Process will be formulated and agreed by ICO and the Contractor.

5.6   DCN

5.6.1 ICO shall be responsible for operating and maintaining the DCN network from AS-2 handover.

5.6.2     The following process shall be followed after AS-2 handover.

          - The DCN is as defined in the IGF. It is anticipated that the DCN will be configured as planned for the IGF and that there will be no configuration changes for the DCN to support implementation and testing of either the IGF or for II.

          - It is anticipated that the normal operational configuration of the DCN shall be as defined in IGF DCN SAN & NMC LAN SDD A70428 and A Study Report on the Design of DCN WAN A70252 so as to support the planned traffic level as defined in WGA TN704271.


                                       12       Confidential and Proprietary to
                                                ICO Global Communications
         2496
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000873
[ICO LOGO]    Annex 7B Joint Working Arrangements for       Issue 2.5
              Phased SAN Handover                           27 April 2000
--------------------------------------------------------------------------------


          - The DCN configuration includes emergency condition configurations and in the event of such an emergency event the fault reporting process will be used and ICO will execute its planned contingency configuration.

5.6.3 Until AS-4 handover the order priorities to be applied for management decisions will be:

          Priority 1               IGF

          Priority 2               II

          Priority 3               ORT/POFT

          From the beginning of POFT the underlying approach to all activities will be to cause the minimum impact to the operation of the GON.

6.        PERFORMANCE MANAGEMENT

6.1 ICO shall be responsible for the performance management of the ON. The Contractor shall be responsible for performance management of the shared resources prior to handover to ICO. ICO shall be responsible for performance management of the shared resources and procedures as follows:

          -    SRMS after AS-2 handover

          -    GN after AS-3 handover

          -    DCN after AS-2 handover.

6.2 The Contractor and ICO shall jointly develop and implement a set of Key Performance Indicators that will cover:

          - Network performance, for example, network availability including DCN network availability as derived from the IGFR, Inter-MSSC link availability and MSSC transit and gateway availability.

          - Performance of the process that has been jointly agreed by the Contractor and ICO, for example, number of faults and their average clearance time.


                                       13       Confidential and Proprietary to
                                                ICO Global Communications
         2497
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000873
[ICO LOGO]    Annex 7B Joint Working Arrangements for       Issue 2.5
              Phased SAN Handover                           27 April 2000
--------------------------------------------------------------------------------


6.3 The authorised individuals shall regularly meet to review actual performance against the agreed Key Performance Indicators. In the event of failure by ICO to achieve the Key Performance Indicators and where it can be demonstrated that failure to achieve the Key Performance Indicators has impacted on IGF activities, reasonable IGF schedule relief may be granted.


7         SAN SITE ACCESS CONDITIONS

7.1 All on-site work at TT&C SAN sites shall cease during the period commencing 2 days before and ending 2 days after the launch at all 6 TT&C sites save in respect of the following activities:

          - The Loading of Software and Data transcripts into the MSSC, TNM, SBS or peripheral subsystems but always avoiding all work, Physical or Software, on any of the RFTs, CDSs or RFT OAM at any of the 6 TT&C sites.

          While this may cause some inconvenience for the Contractor, any work deemed "essential" will be treated as falling within an "emergency" category and shall receive full and proper consideration.



7.2 For avoidance of doubt, there will be no physical installation or modification of equipment, racks or cabling of any kind on any of the Subsystems during this period by the Contractor or its Principal Subcontractors, or their local contracted support entities, at any of the 6 TT&C sites. The only exception to this restriction is work specifically approved by ICO and the Contractor to be undertaken by relevant personnel at the TT&C sites needed to support the Satellite Launch.



7.3 If certain conditions are achieved earlier than 2 days following launch ICO will notify the Contractor that work may resume on specific equipment at the sites.


                                       14       Confidential and Proprietary to
                                                ICO Global Communications
         2498
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000873
[ICO LOGO]    Annex 7B Joint Working Arrangements for       Issue 2.5
              Phased SAN Handover                           27 April 2000
--------------------------------------------------------------------------------


7.4 No work is permitted to be undertaken on 2 TT&C RFTs at all 6 TT&C sites during the period 7 days before and 12 days after each Satellite launch. While this may cause some inconvenience for the Contractor, any work deemed "essential" will be treated as falling within an "emergency" category and shall receive full and proper consideration and shall, in any event, require prior authority from the SCC via the ICO's established control procedures.

7.5 When the Contractor's test teams are on site at TT&C SAN sites, the Contractor will agree with ICO which RFT chains are made available for ICO's use, in accordance with Clause 34.7 of the Supply Agreement.

7.6 In the periods specified in clauses 7.1 and 7.4 and all times after successful launch of an ICO Satellite when the Contractor's test teams are on site at a TT&C SAN site they cannot perform any activity that could directly affect TT&C Operations without prior consultation with and approval by ICO's Director of ICONET Operations. The Contractor's test team shall give prior notice to ICO's Director of Operations of any plans to take control of any RFTs. The Contractor will make alternative RFTs available during the Contractor's test team work according to the Clause 34 in the Supply Agreement. The Contractor shall insure that any RFTs taken under its control will be operational when control is relinquished back to ICO with the agreed settings consistent with TT&C operation.

7.7 Due to known compatibility issues between the RFT simulator and RFT Chain 1 this RFT chain will not be used by ICO when the Contractor's test teams are on site unless it is required by ICO for Satellite Control operations.


                                       15       Confidential and Proprietary to
                                                ICO Global Communications
         2499
--------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000873
[ICO LOGO]    Annex 7B Joint Working Arrangements for       Issue 2.5
              Phased SAN Handover                           27 April 2000
--------------------------------------------------------------------------------


7.8 If the Contractor can reasonably demonstrate that compliance with these Site Conditions shall have unavoidably delayed the Contractor from starting or completing, any scheduled work pursuant to this Agreement then,


          - such delays shall be accounted for by a an appropriate extension of time, as the parties agree, being applied to the overall program schedule;

          - ICO shall meet all associated documented costs incurred by the Contractor as a result of such delays;


                                       16       Confidential and Proprietary to
                                                ICO Global Communications
         2500
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000870
[ICO LOGO]      Annex 7C Network Partitioning               Issue 3.0
                                                            27 April 2000
-------------------------------------------------------------------------------
[ICO LOGO]

                                                       ICO GLOBAL COMMUNICATIONS
                                                         1 QUEEN CAROLINE STREET
                                                                     HAMMERSMITH
                                                                   LONDON W6 9BN
                                                                  UNITED KINGDOM

                                                          TEL: +44 181 600 10000
                                                           FAX: +44 181 600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO.3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK






              -----------------------------------------------------
                          ANNEX 7C NETWORK PARTITIONING
              -----------------------------------------------------


                        COMMERCIALLY SENSITIVE
                        REPRODUCTION PROHIBITED


CONFIDENTIALITY STATEMENT

ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.



            -----------------------------------------------------
            DOCUMENT NO.:     EN-IG-ICO-SW-000870
            -----------------------------------------------------
            VERSION:           3.0
            -----------------------------------------------------
            DATE:             27 April 2000
            -----------------------------------------------------


     ------------------------------------------------------------------------
     PREPARED                        AUTHORISED            APPROVED
     ------------------------------------------------------------------------
     AUTHOR: P POSKETT/A  FUJII        MANAGER:          SENIOR MANAGER:



     ------------------------------------------------------------------------



                                       1        Confidential and Proprietary to
                                                      ICO Global Communications
         2501
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000870
[ICO LOGO]      Annex 7C Network Partitioning               Issue 3.0
                                                            27 April 2000
-------------------------------------------------------------------------------


AMENDMENT RECORD

==========================================================================
REVISION     DATE      CN NO.   REASON FOR CHANGE
==========================================================================
0.1          29/4/99            First draft based on Annex 7B
--------------------------------------------------------------------------
0.2          30/4/99            Second draft
--------------------------------------------------------------------------
0.3          11/05/99           Revised by NEC
--------------------------------------------------------------------------
0.4          12/05/99           ICO and NEC re-work
--------------------------------------------------------------------------
0.5          12 &               ICO Modifications
             13/05/99
--------------------------------------------------------------------------
0.5.1        14/05/99           ICO glt modifications
--------------------------------------------------------------------------
0.5.2        14/5/99            Further ICO Modifications
--------------------------------------------------------------------------
0.5.3        17/5/99            More ICO comments
--------------------------------------------------------------------------
0.5.4        18/5/99            NEC counter modification
--------------------------------------------------------------------------
0.6          19/5/99            Final
--------------------------------------------------------------------------
0.7          3/6/99             Work Plan Dates referenced to signing
                                PSH C.O.
--------------------------------------------------------------------------
1.0          3/6/99             Reflect agreements of NEC/ICO Meeting
                                3/6/99
--------------------------------------------------------------------------
2.0          3/4/00             Revised by NEC
--------------------------------------------------------------------------
2.0.1        5/4/00             Technical part revision by NEC
--------------------------------------------------------------------------
3.0          27/4/00            Reflect ICO/NEC Agreements on 27/4/00
--------------------------------------------------------------------------


                                       2        Confidential and Proprietary to
                                                      ICO Global Communications
         2502
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000870
[ICO LOGO]      Annex 7C Network Partitioning               Issue 3.0
                                                            27 April 2000
-------------------------------------------------------------------------------


1    INTRODUCTION

1.1 This Annex sets out the implementation objectives, and work plan for Radio Network Partitioning and Ground Network Partitioning. The objective of Network Partitioning is to split the total ICO Network into two parts which can operate simultaneously, one part which will be used to carry user traffic, the other to carry test traffic.

1.2 Section 4 sets out the objectives of the Radio Network Partitioning and Ground Network Partitioning. The objectives should be achieved with a minimum of changes to equipment used in the Network, including IGF and UTs.

2     WORKPLAN FOR NETWORK PARTITIONING

2.1 The Contractor shall develop and document the detailed design change to IGF for Radio Network Partitioning function three months after signing C.O 24 .

2.2 The Design Change to IGF for Radio Network Partitioning function shall be finalised and approved by ICO one month after submission of the Design Document (ref.: 2.1).


2.3 The Contractor shall provide the Work Plan for implementation of the Radio Network Partitioning two months after approval of the design changes to IGF for Network Partitioning function.



2.4 The Ground Network Partitioning shall be implemented and managed as set forth in SOW ANNEX 7B.

2.5  The DCN shall be managed as set forth in SOW ANNEX 7B.

3    DEFINITIONS

3.1 The Network comprises all of the SANs, NMC and BMC and their interconnection.

3.2 The Network comprises the Radio Network, the Ground Network and the DCN (as currently defined in the IGF).


                                       3        Confidential and Proprietary to
                                                      ICO Global Communications
         2503
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000870
[ICO LOGO]      Annex 7C Network Partitioning               Issue 3.0
                                                            27 April 2000
-------------------------------------------------------------------------------


3.3 The Radio Network comprises: the subsystems used at the SANs to provide radio communications, that is the RFTs, IDS, CDS, SBS, TNM, HPN, SAN SRMS, and the SRMC at the NMCs.

3.4  The Ground Network (GN) comprises the Switching Systems (as defined in the
     IGF) and their interconnection and the A and ISUP interface connections with the TNM.

3.5 The Operational Network (ON) is defined as those parts of the Network that are in use for operational traffic. That is all other traffic than that used to test the network. The ON comprises the Radio Operational Network
     (RON) and the Ground Operational Network (GON).

3.6 The Test Network (TN) comprises the Radio Test Network (RTN) and the Ground Test Network (GTN).

3.7 ICO's use of the non-handed over MSSCs and HLRs comprises: transit traffic within the IGF and for MO calls to the PSTN and also for MT calls from the PSTN. See Figure 1 -ICO Traffic Illustrative MO Calls and Figure 2 ICO Traffic - Illustrative MT Calls which illustrates the supported traffic. ICO's traffic will not use the TNM or SBS at the non-handed over SAN sites, that is ICO will not generate MO or MT test calls and will not register ICO test users on the MSSCs at the non-handed over SANs.

4    OBJECTIVES OF NETWORK PARTITIONING

The agreed Objectives for Network Partitioning of the ICO system into a Test Network and Operational network are set out below.

NOTE: The primary objective is to allow concurrent operation of operational and test networks in such a way that the traffic on the Operational Network has zero or at least minimal degradation from the traffic and other activities on the Test Network and vice versa . ICO is willing to consider modifications to these objectives if they can be shown to support the primary objectives and particularly if they can support:

     -    minimal or zero changes to UTs

     - upgrade of SAN software and functionality SAN-by-SAN with minimum loss of service

     - addition and removal of SANs to the Network with minimum loss of service.

4.1 The Network Partitioning shall provide for simultaneous operation of a Test Network (TN) with an Operational Network (ON).


                                       4        Confidential and Proprietary to
                                                      ICO Global Communications
         2504
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000870
[ICO LOGO]      Annex 7C Network Partitioning               Issue 3.0
                                                            27 April 2000
-------------------------------------------------------------------------------


4.2 The Radio Test Network (RTN) shall provide communications services between 'test' UT/SIMs and the GN via the RFT/SBS/TNMs of a configurable group of 'test' SANs. The Radio Operational Network (RON) shall provide communications services between 'operational' UT/SIMs and the GN via the RFT/SBS/TNMs of a separate and distinct configurable group of 'operational' SANs.

4.3 The RTN and the RON shall share simultaneous access to all accessible operational satellites.

4.4 The RTN shall provide radio communications with Test UT/SIMs and shall prevent Operational UT/SIMs from attempting radio communications with the RTN. The RON shall provide radio communications with Operational UT/SIMs (as already defined in the IGFR) and shall prevent Test UT/SIMs from attempting radio communications with the RON. (Both Operational and Test UT/SIMs would be able to listen for and receive BCCH from either the RTN or the RON. The Cell Bar flag or different ICO MNC/MCC codes in the BCCH may need to be used for this purpose.

4.5 The Network Partitioning Design shall not require any changes to the Air Interface. The Network Partitioning design shall assume minimum differences between the mobile equipment used in the Test UT and the Operational UT. The SIM of the Test UT may have different data from the Operational UT.

4.6  The ON shall provide the Functional Sets as defined in Annex 1.

4.7 The RN shall generate separate sets of Common Control Channels for the RTN and RON, including their information contents. The RN shall generate BTFPs which support simultaneous operation of the RTN and the RON.

4.8 The RN shall generate satellite channelisation plans that define satellite resources corresponding to the combined RTN and RON BTFPs.

4.9 The RTN shall provide radio coverage of designated areas of the ground (RTN ground areas) via all satellites and RTN SANs which can provide coverage to those RTN ground areas. The RON shall provide radio coverage of designated areas of the ground (RON ground areas ) via all satellites and RON SANs which can provide coverage to those RON ground areas. The number of spot beams to cover the RTN shall be limited to [TBD] spot beams, and/or the RTN ground area shall be limited. [TBD]

4.10 The CCCH BTFP for the RTN shall consist of one CCCH set (BCCH, RACH, PAGCH) in each beam providing coverage of RTN ground areas. The CCCH BTFP for the RON shall be as defined in the IGFR. The DCH BTFP for the combined RTN and RON shall be as defined in the IGFR with the following changes; the DCH BTFP shall provide an additional common configurable


                                       5        Confidential and Proprietary to
                                                      ICO Global Communications
         2505
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000870
[ICO LOGO]      Annex 7C Network Partitioning               Issue 3.0
                                                            27 April 2000
-------------------------------------------------------------------------------


     number of 25kHz frequency slots for every spot beam covering the RTN ground areas.

4.11 The RTN and RON coverage may overlap, i.e. ground areas shall be able to be designated as simultaneously part of the RTN and of the RON. In such overlap areas the IGF shall be able to provide multiple sets of resources (CCCH and DCH) in a spot beam; one set for SANs of the RON and one set for SANs of the RTN.

4.12 The GN shall provide a GTN and GON by creating logically distinct 'test' and 'operational' partitions. Each partition shall provide services as delivered by the IGF to the respective UT/SIMs. That is the Test UT/SIM shall access services in the GTN and operational UT/SIMs shall access services in GON.

4.13 For HPN, the Radio Network shall provide simultaneous coverage of a single combined TN and ON; the GN shall be configurable to provide escalation to either operational or test UTs on an individual subscriber basis consistent with the current IGF.

4.14 The GN shall provide the means to control, according to the definition of the type of user (either test or operational) , access to the networks, teleservices, bearer services, supplementary services and ICO specific services.

4.15 The GN (both GTN and GON) shall be configurable to allow and separately control the routing of traffic to/from 'operational' UT/SIMs and to/from 'test' UT/SIMs, including teleservices, bearer services, supplementary services and ICO specific services and their associated signalling traffic to:

          -    IGF terrestrial network elements

          - IGF terrestrial routes, including but not limited to, MSSC-to-TNM, MSSC-to-MSSC and MSC-to-ISC

4.16 The GN shall provide the means to create multiple logical networks (defined as services and user groups) that can operate on physically separate, and overlapping subsets, or the full GN.

4.17 The Digital Communication Network (DCN) is required to reliably transmit network management communications between:

          -    the NMC/BMC and the network management systems at the SAN sites


                                       6        Confidential and Proprietary to
                                                      ICO Global Communications
         2506
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000870
[ICO LOGO]      Annex 7C Network Partitioning               Issue 3.0
                                                            27 April 2000
-------------------------------------------------------------------------------


          - the BOSS and the MSSCs, and other equipment that provides billing information and requires provisioning data. (Note the connection of the BOSS into the DCN will be the subject of a separate ICO Change Request)

          -    the NMC/BMC and the BOSS for the exchange of fault information.

4.18 The physical separation of operational traffic and test traffic on the DCN is unrealistic and therefore the DCN will be managed by the Contractor prior to AS-2. Post handover of AS-2 ICO will be responsible for operating the DCN. The Contractor and ICO agree to provide communication services over the DCN to a given set of service levels which will be based on the performance standards as defined in the IGFR. Both ICO and the Contractor agree that the traffic loads that will placed on the DCN are as planned in the definition of traffic loads as defined in WGD document WGA TN 70427 B1 A Study Report on DCN Traffic Models.

5.   IMPLEMENTATION

5.1 The Contractor shall implement the Network Partitioning in accordance with the Work Plan referred to in Section 2. above.


                                       7        Confidential and Proprietary to
                                                      ICO Global Communications
         2507
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000870
[ICO LOGO]      Annex 7C Network Partitioning               Issue 3.0
                                                            27 April 2000
-------------------------------------------------------------------------------


              [ICO TRAFFIC -- ILLUSTRATIVE MO CALLS FLOW CHART]



                                       1        Confidential and Proprietary to
                                                      ICO Global Communications
         2508
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW-000870
[ICO LOGO]      Annex 7C Network Partitioning               Issue 3.0
                                                            27 April 2000
-------------------------------------------------------------------------------


             [ICO TRAFFIC -- ILLUSTRATIVE MT CALLS FLOW CHART]




                                       2        Confidential and Proprietary to
                                                      ICO Global Communications
         2509
                                                       ICO GLOBAL COMMUNICATIONS
                                                              COMMONWEALTH HOUSE
                                                   2 CHALKHILL ROAD, HAMMERSMITH
                                                                   LONDON W6 8DW
                                                                  UNITED KINGDOM

[ICO LOGO]                                             TEL: +44 (0) 20 8600 1000
                                                       FAX: +44 (0) 20 8600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO.3045294
                                             REGISTERED OFFICE: 2 CHALKHILL ROAD
                                                                LONDON W6 8DW UK




                       ---------------------------------
                            ANNEX 8A - IGF TEST PLAN
                       ---------------------------------




                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED


CONFIDENTIALITY STATEMENT

ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.

            -----------------------------------------------------
            DOCUMENT NO.:     EN-IG-ICO-SW/000009
            -----------------------------------------------------
            VERSION:          3.0
            -----------------------------------------------------
            DATE:


                                 27 April, 2000
            -----------------------------------------------------


     ------------------------------------------------------------------------
     PREPARED                 ICO                     NEC
     ------------------------------------------------------------------------
     AUTHOR: TOSHIO MIZUNO,   TITLE:                  TITLE:
     KEITH HUNGERFORD
     ------------------------------------------------------------------------
                              SIGNATURE:              SIGNATURE:



     ------------------------------------------------------------------------
         2510
AMENDMENT RECORD

==========================================================================
REVISION    DATE     CN NO.    REASON FOR CHANGE
==========================================================================
1.0         14/2/97            NEC Contract Issue
--------------------------------------------------------------------------
2.0         17/2/97            To incorporate final NEC comments
--------------------------------------------------------------------------
2.1         18/2/97            Further final NEC comments incorporated
--------------------------------------------------------------------------
2.2         18/2/97            Further final NEC comments incorporated
--------------------------------------------------------------------------
2.3         26/2/97            Minor editorial changes
--------------------------------------------------------------------------
2.4         11/5/99            Changes to incorporate amendments related
                               to Phased SAN Handover
--------------------------------------------------------------------------
 2.4.       13/5/99            Para 5.1.9, 5.1.10 deleted, 4.7 bullet
Draft 1                        added, 5.1.6 & 6.2.4 & 5.4.5 change
                               wording delete Table 1
--------------------------------------------------------------------------
2.4 Draft   19/5/99            ICO proposed changes
2, 3
--------------------------------------------------------------------------
2.5         20/5/99            After first round discussion ICO - NEC PO
--------------------------------------------------------------------------
2.6         25/05/99           Additional ICO proposed changes
--------------------------------------------------------------------------
2.6.1       25/05/99           Add 5.4.11 and amend 5.4.2
--------------------------------------------------------------------------
2.7         26/5/99            Changes agreed ICO - NEC PO: 1.1, 1.5,
                               4.7, 5.3, 5.4, 5.5, 6.2
--------------------------------------------------------------------------
2.8         27/5/99            Changes to 5.4.2,
--------------------------------------------------------------------------
2.8.1       1/6/99             Define test documents
--------------------------------------------------------------------------
2.8.2       2/6/99             Amend definition of test documents
--------------------------------------------------------------------------
2.8.3       2/6/99             Amend definition of test documents based
                               on KH - RS discussion
--------------------------------------------------------------------------
2.9         3/6/99             Further amend test documents definition
--------------------------------------------------------------------------
2.10        3/6/99             Amend reference to Phase 2 to Phase 2-1
                               in section 1.7
--------------------------------------------------------------------------
2.11        11/4/00            To incorporate new para 6.1.4 to reflect
                               NEC/ICO discussions on 10 April 2000
--------------------------------------------------------------------------
            19//4/00           Minor revision to Para 6.1.4
--------------------------------------------------------------------------
2,12        24/4/00            Fixed typo at Para 6.1.4
--------------------------------------------------------------------------
3.0         27/4/00            Revised to reflect ICO/NEC Agreements
                               27/4/00
--------------------------------------------------------------------------



                                    Page i          Proprietary and Confidential
                                                    to ICO Global Communications
         2511
                                TABLE OF CONTENTS


1.  INTRODUCTION                                                           1


2.  SCOPE                                                                  3


3.  TEST HIERARCHY AND OBJECTIVES                                          3


4.  FACTORY PRE-INTEGRATION TEST FACILITIES                                4


5.  ICONET GROUND FACILITIES TEST PHASES                                   7


6.  ROLES & RESPONSIBILITIES                                              13


                                    Page ii         Proprietary and Confidential
                                                    to ICO Global Communications
         2512
--------------------------------------------------------------------------------
                                                         EN-IG-ICO-SW/000009
[ICO LOGO]        Annex 8a - IGF TEST PLAN               Issue 3.027 April, 2000

--------------------------------------------------------------------------------


1.        INTRODUCTION

1.1 This Annex describes the Test Plan for the IGF. The Master IGF Test Plan Document (WGB-700056) shall be further developed during the course of the Supply Agreement. The aim of testing is to verify the functionality and performance of the Equipment in accordance with the IGFR.

1.2 Test requirements are defined for individual IGF components, meaningful integrated configurations, and the overall IGF system, forming a hierarchy of test campaigns to achieve final satisfactory operation of the IGF system.

1.3 This Annex covers both in-factory and in field testing, and formal and informal test campaigns. The detailed test requirements, plans, acceptance criteria, scripts and VCRMs (Verification Cross-Reference Matrixes) for each section of the testing shall be developed during the course of the Supply Agreement.

1.4       The purpose of this Annex is to:

          - define general test methodologies, and standards to be followed in testing the Equipment

          - provide the high level objectives and pre-requisites of each set of tests

          - act as a "master" document at the top of a test document hierarchy, which shall be generated to cover the detailed test requirements for each of the individual test campaigns required

          - provide a framework, tying together the individual campaign test plans

1.5 The Contractor shall provide documentation for formal IGF testing for ICO's review and approval. The details of the documentation and the timing for supply of draft and final versions shall be as defined in Annex 6 - Documentation.


                                    Page 1          Proprietary and Confidential
                                                    to ICO Global Communications
         2513
--------------------------------------------------------------------------------
                                                         EN-IG-ICO-SW/000009
[ICO LOGO]        Annex 8a - IGF TEST PLAN               Issue 3.027 April, 2000

--------------------------------------------------------------------------------


1.6 The requirements of this section 1.6 shall apply to TRDs for Phase 3 testing. The Test Requirements Documents (TRD) may at the Contractor's discretion be delivered as a separate document for each test campaign or combination of campaigns. Each TRD shall identify the applicable test campaign. Each TRD shall list the tests to be conducted. Each test shall have a unique test identifier, which can be used in the VCRM for tracing. For each test, the TRD shall provide the following:

          -    Unique identifier

          -    Test objective

          - General test description - test target, initial conditions, test scope or limitations (may be analysis or inspection or demonstration if appropriate)

          -    Pass/Fail criteria

          -    Requirement(s) addressed (eg IGFR reference)

1.7 The VCRM (Verification Cross Reference Matrix) is to be used as a tool for tracing between tests and the IGFR, and thus to facilitate agreement between ICO and the Contractor on Test Requirements Documents for Phase 1, Phase 2-1 and Phase 3 tests. Once all the TRDs are agreed the use of the VCRM will end. The VCRM shall list for each IGFR the unique identifier(s) of the verification method(s) (including tests, analyses, inspections and demonstrations) which contribute to the evidence that the requirement is met. In order to further facilitate the agreement of the TRDs, the VCRM shall also show which IGFRs will be addressed in a future issue of the VCRM.

1.8 The VCRM may at the Contractor's discretion be delivered as an initial issue, followed by updated versions associated with each TRD as it is delivered. If this procedure is used, Draft and Final versions shall be provided at the same time as or before the corresponding Draft and Final TRDs. The initial issue and updated versions shall be complete with respect to IGFR coverage, the missing information being limited to the test identities which are to be defined in a future version.


                                    Page 2          Proprietary and Confidential
                                                    to ICO Global Communications
         2514
--------------------------------------------------------------------------------
                                                         EN-IG-ICO-SW/000009
[ICO LOGO]        Annex 8a - IGF TEST PLAN               Issue 3.027 April, 2000

--------------------------------------------------------------------------------


2.    SCOPE

2.1       This Annex describes both informal and formal testing of IGF
          Equipment.

2.2 The Contractor shall ensure that informal testing of IGF units and sub-systems shall be carried out by the manufacturer of the Equipment as part of its internal design verification and may be observed by ICO Staff.

2.3 Formal testing shall be carried out by the Contractor and shall be witnessed by ICO Staff.

2.4 Formal Testing shall be limited to Phase 1 Subsystem Testing, Phase 2-1 Installation Testing and Phase 3 IGF System Testing for each Acceptance Set (including testing for integration with previously handed over Equipment).

2.5 This Annex does not include conformance, verification or integration testing of other elements of the ICO system not procured by the Contractor such as UTs, Satellites, SCC, PCS, PLMN, ADC, Administration Systems and Inter SAN/NMC links.

3.       TEST HIERARCHY AND OBJECTIVES

3.1 Test requirements shall be defined for individual units and subsystems of Equipment as well as the overall IGF system.

3.2 The IGF Unit and Sub-system Testing shall cover testing as specified in the Master IGF Test Plan Document, to verify and/or validate that all requirements of the IGFR have been met.

3.3      All tests shall be uniquely identified and traceable from the IGFR via
         VCRMs.

3.4 All tests shall have clear, comprehensive and unambiguous pass/fail criteria that may be demonstrated during testing.

3.5 All tests shall have clear, comprehensive and unambiguous test conditions, so that test results may be obtained in a controlled and repeatable way.


                                    Page 3          Proprietary and Confidential
                                                    to ICO Global Communications
         2515
--------------------------------------------------------------------------------
                                                         EN-IG-ICO-SW/000009
[ICO LOGO]        Annex 8a - IGF TEST PLAN               Issue 3.027 April, 2000

--------------------------------------------------------------------------------


4.       FACTORY PRE-INTEGRATION TEST FACILITIES

4.1 These informal tests combine subsystems incrementally to provide confidence of operation of completed SANs and NMC, prior to delivery of Equipment to Site.

4.2 The Contractor shall provide Factory Pre-Integration Test Facilities for use in the integration and development testing. Testing carried out on the test facilities shall be informal. The Factory Pre-Integration Test Facility shall be implemented in 3 stages:

          -     Stage 1     Intra SAN Simulation

          -     Stage 2     Inter SAN  Simulation

          -     Stage 3     Inter SAN Network Simulation

4.3 Special Test Equipment (STE) as set out in Annex 2 Section 4.2 shall be supplied by ICO for use by the Contractor as required.

4.4       Stage 1 - Intra SAN Simulation

4.4.1 The Stage 1 Test Facility shall be located in Australia and shall be used for IGF pre-integration testing of but not be limited to:

          - TNM/MSSC all protocol validation including Teleservices, Bearer Service, and Supplementary GSM Services protocol

          -    Some agreed ICO Specific Services

          -    Operation and Maintenance Functions

          -    Call Connectivity

          -    Terrestrial Network Manager Functions and

          -    Vocoder

          to ensure that those subsystems relevant to services/functions above interwork with each other. Major subsystems to be tested are TNM and MSSC and related peripheral.

4.4.2 ETL shall deliver a combined MSSC/VLR/HLR to the Australian Test Facility as detailed in Annex 4.

4.4.3 NEC/A shall deliver the TNM and the TNM-OAM to the Australian Test Facility as detailed in Annex 4.


                                    Page 4          Proprietary and Confidential
                                                    to ICO Global Communications
         2516
--------------------------------------------------------------------------------
                                                         EN-IG-ICO-SW/000009
[ICO LOGO]        Annex 8a - IGF TEST PLAN               Issue 3.027 April, 2000

--------------------------------------------------------------------------------


4.4.4 The test facility at Australia shall be used to integrate the following subsystems: -

          -    MSSC

          -    Terrestrial Network Manager (TNM)

          -    Home Location Register (HLR)

          -    GSM Tester

4.4.5 ICO shall deliver a GSM tester which shall be capable of being used for simulating the GSM Base Stations and UTs, to the Australian Test Facility as detailed in Annex 4.

4.5       Stage 2 - Inter SAN (with Channel Manager) Simulation

4.5.1 The Stage 2 Facility shall incorporate Test Facilities located in the USA and Australia, and shall be used for IGF pre-integration testing between the Australian and USA Test Facilities for development testing of:

          - Inter-working between two MSSCs, as per Stage 1 but with two physically separated MSSCs.

          -    MSSC and SBS interfaces with the TNM

          -    MSSC and High Penetration Notification Controller
               (HPN-Controller) interfacing

          -    Terrestrial Network Management Functions

          Major subsystems to be tested in this stage are interworking among SBS, TNM and MSSC.

4.5.2 The Stage 1 Test Facility equipment shall be used during Stage 2 testing. The following additional equipment shall be supplied as defined in Annex 4 for Stage 2 testing.

4.5.3 ETL shall deliver a combined MSSC/VLR/HLR to the USA Test Facility as detailed in Annex 4.

4.5.4 ETL shall deliver an HPN-Controller to the USA Test Facility as detailed in Annex 4.

4.5.5     NEC/A shall deliver TNM to the USA Test Facility as detailed in Annex
          4.

4.5.6 HNS shall deliver an SBS, including Channel units, to the USA Test Facility as detailed in Annex 4.


                                    Page 5          Proprietary and Confidential
                                                    to ICO Global Communications
         2517
--------------------------------------------------------------------------------
                                                         EN-IG-ICO-SW/000009
[ICO LOGO]        Annex 8a - IGF TEST PLAN               Issue 3.027 April, 2000

--------------------------------------------------------------------------------


4.5.7 HNS shall deliver an SBS, including Channel Units, to the Australian Test Facility as detailed in Annex 4.

4.5.8 ICO shall deliver a GSM tester which shall be capable of being used for simulating the GSM Base Stations and UTs to the USA Test Facility as detailed in Annex 4.

4.6       Stage 3 - Inter SAN Network Simulation

4.6.1 The Stage 3 Facility shall incorporate a Test Facility, located in Japan, and shall be used for IGF pre-integration testing between the Australian, USA and NEC Yokohama Test facilities for development testing of:

          -    DCN

          -    Functional Tests on TNM

          -    Interface Test on, - NMC/SRMC and SAN

          -    Operation and Maintenance Interfaces between MSSC/OSS and NMC

          At this stage, interworking among all subsystems in the IGF is to be tested.

4.6.2 The Stage 2 Test Facility equipment shall be used during Stage 3 testing.

4.6.3 The following additional equipment shall be supplied as per Annex 4 for Stage 3 testing.

4.6.4 ETL shall deliver HPN-Controller to the Australian Test Facility as detailed in Annex 4.

4.6.5 NEC shall deliver NMC and IF Equipment to the NEC Yokohama facility as detailed in Annex 4, and use the SAN-OSS, to carry out pre-integration testing with the NMC in Japan.

4.6.6 The NMC shall be operating with basic functionality for the interface testing and shall include the Satellite Resource Management Centre
          (SRMC) and Local SRMS involved in SBS.

4.6.7 The NMC shall also be capable of control and monitor of basic alarm and status of all types of network elements.


                                    Page 6          Proprietary and Confidential
                                                    to ICO Global Communications
         2518
--------------------------------------------------------------------------------
                                                         EN-IG-ICO-SW/000009
[ICO LOGO]        Annex 8a - IGF TEST PLAN               Issue 3.027 April, 2000

--------------------------------------------------------------------------------


5.       ICONET GROUND FACILITIES TEST PHASES

5.1      Phase 1, Unit and Subsystem Testing

5.1.1 These are performed on named subsystems, concentrating primarily on the "first-off" on-Site Equipment, with a reduced set of tests on subsequent on-Site Equipment.

5.1.2 Phase 1 Testing shall be performed in-factory and consist of Unit and Subsystem testing for Equipment manufactured by the Contractor and shall not include third party vendors' proprietary Equipment such as PCs or work stations.

5.1.3 Units shall be defined as separable pieces of Hardware or Software on which requirement testing may be performed. Unit testing shall be carried out by the Equipment manufacturer in accordance with the manufacturers internal testing standards.
          Unit testing shall be informal.

5.1.4 Subsystems, for the purpose of this Annex, shall be defined as multiple interconnected units common to a manufacturer which form a separate testable subsystem. The Phase 1 Subsystem testing which shall be performed by the Equipment manufacturer is formal testing. The "first-off" of every single subsystem shall be tested by the Contractor and witnessed by ICO.

5.1.5 Approval of the "first off" subsystem test results, in accordance with the agreed criteria, shall be required before the subsystem leaves the factory for on-Site installation.

5.1.6     Subsystem tests shall concentrate on the following:

          - testing of the applicable functional and performance requirements of individual subsystems

          - validation of significant or "system-level" internals that have not been explicitly or adequately covered in unit testing

          - correct operation of the subsystem component interfaces to the appropriate Interface specifications

          - correct operation of man-machine interfaces, to the appropriate specifications


                                    Page 7          Proprietary and Confidential
                                                    to ICO Global Communications
         2519
--------------------------------------------------------------------------------
                                                         EN-IG-ICO-SW/000009
[ICO LOGO]        Annex 8a - IGF TEST PLAN               Issue 3.027 April, 2000

--------------------------------------------------------------------------------


5.2       Phase 2-1 Installation Testing

5.2.1 The Contractor shall ensure that Phase 2-1 Installation Testing shall be performed in-field on the Equipment upon completion of the Equipment installation. The first installation of every single subsystem of the IGF shall be on-Site tested by the Contractor and witnessed by ICO.

5.2.2 Installation testing shall be performed in-field as a form of "build checkout". The Phase 2-1 "build checkout" shall ensure that all Site dependent configurations are correct, and that all interfaces for other sub-systems are operating correctly in a 'Stand Alone' mode including signalling, traffic and management paths.

5.2.3 Installation tests shall assess that Equipment has not been damaged in transit, that all components are properly configured and connected, local communications links are satisfactorily in-service, and that local Site factors do not affect operation (e.g. power supplies, local radiation sources, temperature and humidity).

5.2.4 All on-Site installation and calibration ( and commissioning as appropriate for the RFT TT&C) procedures shall have been completed prior to this phase of formal "build checkout" testing.

5.2.5 These tests shall be formal, and shall be completed before delivered Equipment is released for further phases of testing or use.

5.2.6 These tests shall be conducted at each SAN and NMC, with the same degree of completeness, specifically paying attention to Site specific requirements.

5.3       PHASE 2-2 ON-SITE INTEGRATION TESTING

5.3.1 Phase 2-2 on-Site integration testing shall be performed in-field upon completion of the Phase 2-1 Installation Testing and shall expand on the Phase 2-1 sub system 'build checkout".

5.3.2     The Phase 2-2 on-Site integration testing shall be informal.


                                    Page 8          Proprietary and Confidential
                                                    to ICO Global Communications
         2520
--------------------------------------------------------------------------------
                                                         EN-IG-ICO-SW/000009
[ICO LOGO]        Annex 8a - IGF TEST PLAN               Issue 3.027 April, 2000

--------------------------------------------------------------------------------


5.3.3 The purpose of Phase 2-2 on-Site integration testing shall be to ensure the IGF subsystems are correctly integrated, before Phase 3 system testing begins. It shall be performed by a test team made up of representatives from each Equipment manufacturer.

5.3.4 Components shall be integrated in an incremental fashion, with each configuration involving meaningful combinations of functionality. The final configuration is a completely integrated SAN and NMC.

5.3.5 Tests shall concentrate on a subset of the overall IGF functional and performance requirements for each of the configurations, and on interworking of the Equipment as each is integrated.

5.3.6 Phase 2-2 Testing shall include those Phase 2-1 aspects that can only be fully tested when integrated with Equipment.

5.3.7 The Phase 2-2 Testing shall include informal 'Dry Run' testing prior to the formal Phase 3 witness testing. Phase 2-2 testing shall if necessary be followed by a Software Rebuild/Reload and a 'Re-Test', with the updated versions of de-bugged software.

5.3.8     The Air Interface shall be further validated with the use of a UT
          Simulator.

5.3.9 These tests are performed on all Sites, concentrating primarily on the "first-off" SAN and NMC, with a reduced set of tests on subsequent Sites.

5.3.10 Phase 2-2 shall verify the connectivity of all the switch network components in the IGF. This includes both traffic and signalling routes to switch nodes co-located at the SAN as well as to nodes remote from the SAN e.g. HLR. It requires that ICO supplied SAN to SAN E1 links be in place.

5.3.11 Inter SAN testing shall take place between two or three available SANs. It may utilise SANs 03, 02 & 07 (Australia, India and Indonesia) or suitable agreed alternatives. These SANs have been selected to minimise the spread of time zone differences with the Australian SAN. Inter SAN Tests shall encompass the range of tests specific to more than one SAN.


                                    Page 9          Proprietary and Confidential
                                                    to ICO Global Communications
         2521
--------------------------------------------------------------------------------
                                                         EN-IG-ICO-SW/000009
[ICO LOGO]        Annex 8a - IGF TEST PLAN               Issue 3.027 April, 2000

--------------------------------------------------------------------------------


5.3.12 SAN to SAN Handover shall be tested utilising the NECA test beds where it shall be possible to configure two notional SANs at the one site.

5.4       PHASE 3  IGF SYSTEM TESTING

5.4.1 Phase 3 IGF System Testing shall be performed in-field by the system test team upon completion of the Phase 2-2 On-Site Integration testing.

5.4.2 Phase 3 tests shall be performed so as to address the Function Sets defined in Annex 1, as follows:

          - Phase 3-1: Testing of the services, functions, performance and capacity of Function Set 1 on a single SAN.

          - Phase 3-2: Incremental testing of the services, functions, performance and capacity of Function Set 2 on two SANs and one NMC (the BMC).

          - Phase 3-3: Incremental testing of the services, functions, performance and capacity of Function Set 3 on three SANs. In addition, these tests shall include incremental NMC and SAN-NMC interworking tests as required for FS-3.

          - Phase 3-4: Incremental testing of the services, functions, performance and capacity of Function Set 4 on five SANs and one NMC (the NMC). In addition, these tests shall include incremental NMC-BMC interworking tests as required for FS-4.

          - Phase 3-5: Incremental testing of the services, functions, performance and capacity of Function Set 5 on one SAN and on an environment representative of multiple SANs and NMCs as required for specific functions. This testing shall provide tests for services and functions not tested in earlier Acceptance Sets, and for services and functions whose tests did not pass earlier tests. Regression testing shall address a sample of services and functions previously tested and passed, but which are supported by Equipment (hardware and software combined) which has been modified for the final delivered configuration.

5.4.3 The IGF System testing shall be performed with the use of simulator equipment for the UT and Satellite.


                                    Page 10         Proprietary and Confidential
                                                    to ICO Global Communications
         2522
--------------------------------------------------------------------------------
                                                         EN-IG-ICO-SW/000009
[ICO LOGO]        Annex 8a - IGF TEST PLAN               Issue 3.027 April, 2000

--------------------------------------------------------------------------------


5.4.4 The system integration testing shall ensure that the Equipment supplied is operating according to the specified requirements and shall be formal.

5.4.5 The Phase 3 testing shall include the requirements described in this section. The order and structure of the tests shall be in accordance with section 5.4.2, not the order and structure of this section.

5.4.5.1 The Phase 3 testing, in conjunction with Phase 1 and Phase 2-1 testing, shall fully test all the specified functionality in the IGFR for the number of SANs and NMCs appropriate to each function.

5.4.5.2 One SAN testing shall be extensive and shall encompass the range of tests that can be performed on one SAN. This shall include IGF call processing, configuration, control, monitoring, capacity and performance related tests.

5.4.5.3   One NMC testing shall be extensive and shall encompass

          a)testing of the network management functions and SRMC functions specified in the IGFR but not covered in Phases 1&2 tests, and

          b)interconnection testing with a complete SAN in stand-alone mode.

5.4.5.4 Two SAN testing shall be incremental and shall encompass the range of tests specific to two SANs. This shall include call handover between SANs and UT movement related tests such as re-registration and call delivery to remote SANs. IGF configuration, control, monitoring and performance related tests specific to two SAN operation shall also be tested.

5.4.5.5 Three SAN testing shall be incremental and shall encompass the range of tests specific to three SANs. This shall include testing of intermediate SAN operation in call handover between SANs via an intermediate SAN and UT movement related tests such as re-registration and call delivery to remote SANs via intermediate SANs. IGF configuration, control, monitoring and performance related tests specific to three SAN and NMC operation shall also be tested.

5.4.5.6 Five SAN and NMC testing shall be incremental and shall encompass the range of tests specific to 5 SANs and the NMC. This shall include testing of network


                                    Page 11         Proprietary and Confidential
                                                    to ICO Global Communications
         2523
--------------------------------------------------------------------------------
                                                         EN-IG-ICO-SW/000009
[ICO LOGO]        Annex 8a - IGF TEST PLAN               Issue 3.027 April, 2000

--------------------------------------------------------------------------------


          configuration, functions and performance, as specified, and NMC operation. NMC-BMC test shall be also conducted.

5.4.6 IGFR testing will be concentrated at SAN 3 to verify the operation of each FS. InterSAN tests will be performed using the Australian, Indonesia and India SANs, or at suitable agreed alternatives. At all other SANs a limited number of call traces and O&M functions will be used to demonstrate that the site hardware and software are operational and are configured correctly. Networking tests will be performed on SANs being handed over at AS-2, 3 and 4 to verify that SAN sites can operate as a network.

5.4.7 Prior to commencing a Phase 3 test, the Contractor shall hold a Test Readiness Review at which the following will be presented to ICO:

          - a list of the tests performed during the dry run for that test, with the result of each one,

          -    a list of the problem reports currently outstanding,

          - analysis of the above problems showing that the applicable Acceptance Set criteria are met;

          - Completed test documentation (VCRM, TRD, TPD, TSD) updated or marked up to resolve any issues which arose during the dry run;

          - Final Phase 2-1 test report for all Equipment involved in the Phase 3 test.

5.5       INTEGRATION EFFORTS

5.5.1 After each stage of Phase 3 testing, there are integration efforts designed to integrate the Function Sets with the hardware already delivered to ICO. These integration efforts at AS-2, AS-3 and AS-4 are defined as follows:

          - IE2: 3 SAN AND BMC INTEGRATION: The integration of the two SANs and BMC provided at AS-2 with the first SAN already handed over to ICO.

          - IE3: 6 SAN AND BMC INTEGRATION: The integration of the three additional SANs provided at AS-3 with the 3 SANs and the BMC already handed over to ICO.


                                    Page 12         Proprietary and Confidential
                                                    to ICO Global Communications
         2524
--------------------------------------------------------------------------------
                                                         EN-IG-ICO-SW/000009
[ICO LOGO]        Annex 8a - IGF TEST PLAN               Issue 3.027 April, 2000

--------------------------------------------------------------------------------


          - IE4: 11 SAN, NMC, AND BMC INTEGRATION: The integration of 5 additional SANs and the NMC provided at AS-4 with the previous 6 SANs and the BMC already handed over to ICO.

5.5.2 Before each integration effort can begin the Contractor shall demonstrate that the added Equipment meets the applicable acceptance criteria defined in Annex 10.

5.5.3 Each integration effort shall consist of regression tests (that is, tests which have already been passed on the added Equipment as part of the entry criteria). The regression testing for the new AS shall include interworking of functions and services within the hardware of the previous Equipment, and between hardware of the previous and added Equipment. The extent of such regression testing will be determined by the following principles:

          - the regression testing shall not extend the requirements on the AS;

          - the regression testing shall be sufficiently extensive to exercise all hardware in the previous AS which has had little or no exercise in the previous AS;

          - the regression testing shall validate a significant sample, but not a majority, of the new services and functions added by the AS.

          ICO shall have the right to selectively reduce the regression testing previously agreed, by deleting individual tests at its sole discretion. Other changes to the plan may be made by mutual agreement.

6.        ROLES & RESPONSIBILITIES

6.1.      Test Planning and Execution

6.1.1 Performance of IGF units and sub-system testing, including planning, documenting, co-ordinating, execution and problem identification/isolation and, within the IGF, problem solving shall be the sole responsibility of the Contractor.

6.1.2 The Contractor shall provide and maintain a problem tracking database in which all problems shall be entered. The database shall provide for problem ID code, status, responsible person, classification, planned correction date, temporary fix ID, and action plan reference or summary. The database shall provide facilities for problems to be sorted and presented or printed in a variety of formats and orders, to facilitate management and reporting on the problems.


                                    Page 13         Proprietary and Confidential
                                                    to ICO Global Communications
         2525
--------------------------------------------------------------------------------
                                                         EN-IG-ICO-SW/000009
[ICO LOGO]        Annex 8a - IGF TEST PLAN               Issue 3.027 April, 2000

--------------------------------------------------------------------------------


6.1.3 Following completion of each Phase of testing for any part of the IGF, the Contractor shall provide weekly reports relating to that part, providing a summary of the current problem statistics, expected clearance date for all problems, and a full listing of the database contents. Such reports shall continue until all of the problems have been corrected.

6.1.4 The provisions of paragraph 1.2.9 of Annex 4 shall take precedence over the terms of this Section 6, in respect of the subject matter.

6.2       Communications Links

6.2.1. The Contractor shall be responsible for all the communications links charges during the Pre-Integration testing at the NECA, HNS and NECJ test facilities.

6.2.2. The Contractor shall invoice ICO and ICO shall re-imburse all such communications charges on an actual cost basis.

6.2.3 ICO shall provide and maintain all necessary communications links between ICO Sites for Equipment on-Site testing.

6.2.4 The capacity, routing and availability dates of the E1 links are as specified in SOW Annex 2.

6.3.      Test Equipment

6.3.1 Aside from the test equipment provided by ICO as given in Annex 2, all test equipment required for Phase 1 to Phase 3 shall be provided by the Contractor.

6.3.2 The Special Test Equipment, being provided by ICO, for Phase 1 to Phase 3 are shown in Annex 2.

6.3.3 The Contractor shall develop a comprehensive requirements document for each of UT Load Simulator and Satellite Channel Simulator and shall submit them to ICO for its approval within 3 months after the execution of the Supply Agreement.


                                    Page 14         Proprietary and Confidential
                                                    to ICO Global Communications
         2526
[ICO LOGO]                                             ICO GLOBAL COMMUNICATIONS
                                                              COMMONWEALTH HOUSE
                                                   2 CHALKHILL ROAD, HAMMERSMITH
                                                                   LONDON W6 8DW
                                                                  UNITED KINGDOM

                                                       TEL: +44 (0) 20 8600 1000
                                                       FAX: +44 (0) 20 8600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO.3045294
                                             REGISTERED OFFICE: 2 CHALKHILL ROAD
                                                                LONDON W6 8DW UK





                          ANNEX 8B - DEMONSTRATION PLAN


                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED


CONFIDENTIALITY STATEMENT

ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.

                 DOCUMENT NO.:              EN-IG-ICO-SW/000010

                 VERSION:                   3.0

                 DATE:                       27  April, 2000




       PREPARED                             ICO                                NEC

       AUTHOR:                              TITLE:                             TITLE:

                                            SIGNATURE:                         SIGNATURE:

         2527
                                                             EN-IG-ICO-SW/000010
[ICO LOGO]        Annex 8 B - DEMONSTRATION PLAN             Issue 3.0
                                                             27 April, 2000


AMENDMENT RECORD


REVISION          DATE          CN NO.        REASON FOR CHANGE
--------          ----          ------        -----------------
1.0               14/2/97                     NEC Contract Issue

2.0               17/2/97                     Final Issue

2.1               18/2/97                     Incorporate minor comments to para's, 1.1, 1.2 and 5.1.2

2.2               25/2/97                     Delete para 5.3 to correct erroneous description

2.3               26/2/97                     Minor editorial changes

2.4               24/3/99                     Updated to accommodate plan for Phased SAN Handover

2.5               26/5/99                     ICO response to version 2.4, new para 3.5 specifying
                                              demonstrations before AS1,2,3,4,5.
2.6               27/5/99                     Updated after NEC/ICO review 27 May 1999. Paras 3.2 and 3.5 revised. New para 4.3
2.7               19/4/00                     Revised to reflect ICO de-scope of IGFR
2.7.1             24/4/00                     Revised to reflect scheduling of Demonstrations
3.0               27/4/00                     Revised to reflect ICO/NEC Agreements of 27/4/00


                                       2         Confidential and Proprietary to
                                                       ICO Global Communications
         2528
                                                             EN-IG-ICO-SW/000010
[ICO LOGO]        Annex 8 B - DEMONSTRATION PLAN             Issue 3.0
                                                             27 April, 2000




                                TABLE OF CONTENTS



      1.   INTRODUCTION                                                      2


      2.   SCOPE                                                             2


      3.   END-TO-END CALL DEMONSTRATIONS                                    3


      4.   SAN SITE                                                          4


      5.   PRE-REQUISITES FOR END-TO-END CALL DEMONSTRATION                  4


      6.   EQUIPMENT FOR END-TO-END CALL DEMONSTRATION                       5


                                       1         Confidential and Proprietary to
                                                       ICO Global Communications
         2529
                                                             EN-IG-ICO-SW/000010
[ICO LOGO]        Annex 8 B - DEMONSTRATION PLAN             Issue 3.0
                                                             27 April, 2000


1.       INTRODUCTION

1.1 The Contractor shall perform End-to-End Call Demonstrations of the IGF in accordance with the End-to-End Call Demonstration Plan (the "Demonstrations") as described in this Annex. The Demonstrations shall demonstrate the functionality of the Equipment together with the other elements of the ICO system; e.g. satellite(s), User Terminals (UT), and the actual connections to the public switched networks.

1.2 The scope and procedures of the Demonstrations shall be developed within 7 months prior to the Demonstrations.

1.3      This Annex provides a high-level description of the Demonstrations.

2.       SCOPE

2.1 Each Demonstration shall be performed at a selected SAN Site Different SAN sites may be used for different demonstrations.

2.2      The Demonstrations shall be performed during the following periods:

         - Demonstration A - within 6 months of availability of User Terminal equipment with the provisio that 1 satellite will have been available for at least 5 months prior to the demonstration

         - Demonstration C - within [2] months of availability of User Terminal equipment and 2 satellites needed to support this demonstration. It is anticipated that this demonstration will take place at the time of AS4.

         - Demonstrations B, D & E - within [2] months of availability of User Terminal equipment and Terminal Adaptors needed to support this demonstration. It is anticipated that this demonstration will take place at the time of AS4.

2.3 Demonstration procedures shall be prepared by the Contractor and submitted to ICO for approval prior to the commencement of the Demonstrations.

2.4 The Demonstrations shall be conducted by the Contractor and be witnessed by ICO.


                                       2         Confidential and Proprietary to
                                                       ICO Global Communications
         2530
                                                             EN-IG-ICO-SW/000010
[ICO LOGO]        Annex 8 B - DEMONSTRATION PLAN             Issue 3.0
                                                             27 April, 2000


2.5 ICO's co-operation shall be a mandatory requirement for preparation of the SAN Site and performing the Demonstrations. Specifically, all external components, being supplied by ICO and integrated into the ICONET, shall either already be satisfactorily in-service, or shall have undergone prior acceptance testing as a part of their individual supply agreements.

2.6      There shall be no PASS/FAIL criteria for the Demonstrations.

2.7 The Contractor, with ICO's assistance, shall be responsible for isolation of any problems identified during the Demonstrations.

2.8 The Demonstrations shall not be part of the Integration and Testing of the IGF, nor acceptance of the IGF nor acceptance of part of the IGF.

3.       END-TO-END CALL DEMONSTRATIONS

3.1 The Contractor, with ICO assistance, shall demonstrate the establishment of end-to-end connections, transmission and reception of voice/fax/data traffic under specific conditions, and connection cleardowns.

3.2 The demonstrations (Demonstration A to Demonstration E) listed below shall take place as set out in Para 2.2 above.

              A. Demonstration A         Voice, mobile terminated and mobile
                                         originated calls.

              B. Demonstration B         In Band fax 2.4 kbps and In Band data
                                         2.4 kbps.

              C. Demonstration C         Voice with diversity.

              D. Demonstration D         GSM data at 2.4 kbps

              E. Demonstration E         GSM data at 9.6/2.4 kbps

3.3      The Demonstrations shall show connections between an ICO UT and

         -        a PSTN/ISDN terminal

         -        a PLMN mobile station

         -        another ICO UT (registered at the same MSSC/VLR).

3.4 Depending upon the availability of a second satellite, call diversity and satellite-to-satellite handover shall be demonstrated.

3.5 Demonstrations may be combined at the Contractors option. Notice of any such combining of demonstrations shall be provided by the Contractor to ICO [1 month] in advance of the due date of the demonstration.


                                       3         Confidential and Proprietary to
                                                       ICO Global Communications
         2531
                                                             EN-IG-ICO-SW/000010
[ICO LOGO]        Annex 8 B - DEMONSTRATION PLAN             Issue 3.0
                                                             27 April, 2000


4.       SAN SITE

4.1 The selection of the SAN Site, to be used for the Demonstrations shall be mutually agreed by the Contractor and ICO during the course of the Supply Agreement.

4.2 The selection of the SAN Site shall be based upon availability and the fulfillment of the pre-requisites as outlined in Section 5.

4.3 If the selected SAN site has already been handed over to ICO, ICO will provide the necessary access and support for the purposes of the demonstration.

5.       PRE-REQUISITES FOR END-TO-END CALL DEMONSTRATION

5.1 The following basic pre-requisites shall be complied with by ICO, in order for the Demonstrations to be performed -:

5.1.1 ICO shall provide the interconnection between the selected SAN and exchange gateway or International Switching Centre (ISC) which shall include-:

         - making any necessary agreements with the gateway or ISC operator for interconnection ordering, installing, and activating communication lines between the MSSC of the selected SAN and the exchange gateway or ISC

         - defining B number (routing) exchange data in all telecommunication nodes between the A subscriber of a local exchange and the MSSC of the selected SAN to ensure correct routing of calls

5.1.2 To facilitate the testing of an ICO Mobile subscriber to a fixed PLMN operator, ICO shall arrange for the configuration of a Terrestrial Mobile Switching Center (MSC) and, as appropriate, a Gateway Mobile Switching Center, (GMSC), of the appropriate terrestrial PLMN, and any other intermediary network nodes between the PLMN and MSSC at the selected SAN with the appropriate exchange data to ensure the correct routing of calls to include:


                                       4         Confidential and Proprietary to
                                                       ICO Global Communications
         2532
                                                             EN-IG-ICO-SW/000010
[ICO LOGO]        Annex 8 B - DEMONSTRATION PLAN             Issue 3.0
                                                             27 April, 2000


         - Means of signalling communication shall exist between the selected SAN and ICO's service provisioning databases (e.g., HLR, EIR, AuC), where necessary.

         - Appropriate service profile parameters and identification for at least two ICO subscriber accounts and at least two ICO UT's shall be available in the service provisioning databases.

         - A UT shall be provided at least one month before the satellite is available in order to check that it interworks correctly with the IGF. This period does not include time for fixing problems with the UT or regression testing

         - The UT or FTUT shall be provided with a suitable IF Port or external test translators should be provided. The UT shall also be provided with a suitable digital port(s) for monitoring TX and Rx BCCH, TCH and Signalling data.

         - A satellite shall be available for use during the Demonstrations. Integration testing of the satellite by ICO shall have progressed to at least to such a degree that makes the satellite useful for the Demonstrations at least five months before the scheduled Demonstrations. If a second satellite is available and if its integration testing progress is such that it can be used, then it shall be used for demonstrations where two satellites are required.

         - Satellite resource management data for the orbiting satellites shall be generated and downloaded into the selected SAN's, SAN OSS, and the SBS's LSRMS.

5.2 The following list outlines the basic pre-requisites that shall be met, by the Contractor, for the Demonstrations to be performed -:

         - The Contractor shall have completed the Phase 2-1 and 2-2 Testing at the selected SAN Site.

6.       EQUIPMENT FOR END-TO-END CALL DEMONSTRATION

6.1 The equipment to be provided by ICO for the Demonstrations is described in Section 4 of Annex 2.


                                       5         Confidential and Proprietary to
                                                       ICO Global Communications

         2533
                                                       ICO GLOBAL COMMUNICATIONS
                                                         1 QUEEN CAROLINE STREET
                                                                     HAMMERSMITH
                                                                   LONDON W6 9BN
                                                                  UNITED KINGDOM
[ICO LOGO]
                                                           TEL: +44 181 600 1000
                                                           FAX: +44 181 600 1199

                                                           I-CO SERVICES LIMITED
                                               REGISTERED IN ENGLAND: NO.3045294
                                         REGISTERED OFFICE: 1 QUEEN CAROLINE ST.
                                                                LONDON W6 9BN UK




             ANNEX 10 - ICONET GROUND FACILITIES ACCEPTANCE CRITERIA

                             COMMERCIALLY SENSITIVE
                             REPRODUCTION PROHIBITED


CONFIDENTIALITY STATEMENT
ALL INFORMATION CONTAINED IN THIS DOCUMENT IS CONFIDENTIAL AND PROPRIETY TO ICO GLOBAL COMMUNICATIONS OR ANY OTHER MEMBER OF THE ICO GLOBAL COMMUNICATIONS GROUP AND INTENDED ONLY FOR THE ADDRESSEE TO WHOM THIS COPY IS ADDRESSED. THE RECIPIENT SHALL NEITHER COPY, DISTRIBUTE, DISCLOSE OR USE THE INFORMATION CONTAINED IN IT FOR ANY PURPOSE OTHER THAN FOR WHICH THIS DOCUMENT HAS BEEN MADE AVAILABLE NOR PERMIT ANYONE ELSE TO DO THE SAME. THE RECIPIENT SHALL BE HELD FULLY LIABLE FOR ANY WRONGFUL DISCLOSURE OR USE OF ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT BY HIM, OR HIS OFFICERS OR EMPLOYEES OR ANYONE ELSE TO WHOM HE MAKES THE INFORMATION AVAILABLE.





                 DOCUMENT NO.:         EN-IG-ICO-SW/000012
                 ----------------------------------------------
                 VERSION:              Issue: 2.10
                 ----------------------------------------------
                 DATE:                 27 May 1999
                 ----------------------------------------------



      PREPARED                  ICO                  NEC
      --------------------------------------------------------------------
      AUTHOR:                   TITLE:               TITLE:
      --------------------------------------------------------------------
      Keith Hungerford          SIGNATURE:           SIGNATURE:
      --------------------------------------------------------------------
         2534
------------------------- -----------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
------------------------- -----------------------------------------------------


AMENDMENT RECORD

REVIEW        DATE       CN NO.     REASON FOR CHANGE
-----------------------------------------------------------------------------------------
1.0          14/2/97               NEC Contract Issue
2.0          17/2/97               Final Issue
2.1          18/2/97               Removal of brackets around Note 1 para's 5.2 and 6.2.1
2.2          26/2/97               Minor editorial changes
2.3          24/3/99               Draft proposed by NEC for Phased Handover
2.4           6/4/99               Counter-proposal by ICO for Phased Handover
2.5           9/4/99               ICO proposal further developed
2.6          15/4/99               Following discussion KH & IMarks
2.7          30/4/99               Following further discussion KH & IMarks
2.8          20/5/99               Further ICO inputs
2.8.1        25/5/99               Amend 2.4.2, adjust paragraph numbers
2.9          26/5/99               Changes agreed ICO - NEC PO: 1.1, 2.1.2, 2.5.4, 4
2.10         27/5/99               Changes agreed ICO - NECA: 2.1.2, 2.2.2, 2.3.2


                                                Confidential and Proprietary to
Created: 26/2/97                        1             ICO Global Communications
         2535
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


                                TABLE OF CONTENTS


1.     GENERAL                                                                1

2.     ACCEPTANCE CRITERIA                                                    1

     2.1    GENERAL                                                           1

     2.2    ACCEPTANCE SETS 1 TO 3                                            3

     2.3    ACCEPTANCE SET 4                                                  5

     2.4    ACCEPTANCE SET 5                                                  7

     2.5    INDEPENDENT SAN ACCEPTANCE                                        8

3.     FAULT CLEARANCE                                                        8

     3.1.   REPRODUCIBLE FAULT CLEARANCE                                      9

     3.2.   NON-REPRODUCIBLE FAULT CLEARANCE                                  9

4.     FAULT AND TEMPORARY FIX TRACKING AND REPORTING                        10

5.     DEFERRED FUNCTIONALITY ACCEPTANCE CRITERIA                            10


                                                Confidential and Proprietary to
Created: 26/2/97                        2             ICO Global Communications
         2536
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


1.     GENERAL

1.1 This Annex sets out the Acceptance Criteria for the IGF. The Acceptance Criteria are organised as a) a progression of acceptance criteria for the whole IGF with the exception of one SAN (China); and b) acceptance criteria for one SAN separate from and in addition to the other SANs (eg China SAN and any additional SANs).

1.2 For progressive handover, there are 5 Levels of Acceptance, which are identified as Acceptance Sets. For each Acceptance Set, there is an applicable set of IGF hardware, defined by site and equipment type, and an applicable set of Services and Functions (Function Sets). The definitions of the Hardware Sets and Function Sets are in Annex 1 of the SOW - Contractors Deliverables.

1.3.    The Acceptance Sets are as shown in Table 1.

             Table 1- Acceptance Set, IGF Hardware and Function Sets

      Acceptance Set            IGF Hardware Set            Function Set
     --------------------------------------------------------------------
          AS-1                        HS-1                      FS-1
          AS-2                        HS-2                      FS-2
          AS-3                        HS-3                      FS-3
          AS-4                        HS-4                      FS-4
          AS-5                        None                      FS-5

1.4. Any SAN not included in the initial set of 11 SANs shall be accepted in accordance with criteria defined for Independent SAN Acceptance.

2.      ACCEPTANCE CRITERIA

2.1     GENERAL

2.1.1. This section defines the acceptance criteria for the phased handover of the IGF. The overall acceptance criteria are broken down into a series of Acceptance Sets, namely Acceptance Set 1 to 5 inclusive.


                                                Confidential and Proprietary to
Created: 26/2/97                       1              ICO Global Communications
         2537
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


2.1.2. The criteria for each Acceptance Set shall be applied to the following events:

         a) Handover of the hardware identified in the Acceptance Set (HS-1 to HS-4 inclusive) together with the software functionality identified in the Function Set (FS-1 to FS-5 inclusive);

         b) Upgrade of software functionality of Equipment already handed over together with its integration with the Equipment in a) above.

         The operational procedures for the above events are defined in Annex
         7b.

2.1.3. Any dispute which may arise out of the classification of problems, or about whether a problem has been fixed to the satisfaction of both parties, shall be dealt with by the Dispute Resolution procedures set out in Schedule 2 to the Terms and Conditions.

2.1.4. Where a problem is identified which does not explicitly fit within the problem definitions found in the Acceptance Criteria, the problem will be classified by analogy to existing definitions.

2.1.5. Where the same or similar problem is experienced in multiple SANs, it shall be counted as only a single problem for the purpose of these Acceptance Criteria if the fix is to be obtained by new software in each of the SANs. Otherwise it shall be counted once at each instance (eg hardware failure or deficiency requiring upgrade or replacement).

2.1.6. Where a single problem results in impacts on multiple services or functions, it shall be counted as a single problem for the purpose of these Acceptance Criteria, but the most stringent severity grading shall be used.

2.1.7. For determining whether a problem should be counted as impacting an end user service, or not, the criterion is whether there is an impact on one of the services defined in Section 4 of the IGFR.

2.1.8. For Acceptance Sets 1 to 4 inclusive, the criteria which relate to Capacity to carry services shall be applied to the demonstrated or tested capacity of the SAN, relative to the contracted installed capacity. No account shall be taken of the potential for future expansion.

2.1.9. For Acceptance Set 5, the criteria which relate to Capacity to carry services shall be applied to both a) the demonstrated or tested capacity of the SAN, relative to the


                                                Confidential and Proprietary to
                                       2              ICO Global Communications
         2538
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


         contracted installed capacity; and b) the ability of the equipment to be expanded to meet the maximum capacity requirement in the IGFR.

2.2      ACCEPTANCE SETS 1 TO 3

2.2.1. For the purpose of Acceptance Sets 1 to 3, the following definitions are guidelines for the classification of problems.


TYPE OF EFFECT OF PROBLEM (AS-1 TO 3)                               CRITICAL                 MAJOR                  MINOR
------------------------------------------------------------------------------------------------------------------------------
Ability to carry the voice communication service as defined       Capacity <30%          Capacity <50%         Capacity <100%
in the applicable Function Set description

Ability to carry end user services defined in the                                        Capacity <50%         Capacity <100%
applicable Function Set description other than voice
communication service

Ability to charge accurately for end user services defined        <95% accuracy           Any impact
in the applicable Function Set description

Performance of voice communications service as defined in       Setup and In-call      Setup and In-call      Setup and In-call
the applicable Function Set description not including          failure rate > 20%     failure rate > 10%      failure rate > 2%
handovers

Performance of voice communications service as defined in       Setup and In-call      Setup and In-call      Setup and In-call
the applicable Function Set description, for calls which       failure rate > 40%     failure rate > 20%      failure rate > 4%
involve a handover (only if the FS description includes
handover)

Performance of end user services defined in the applicable                             Setup and In-call      Setup and In-call
Function Set description other than voice communication                               failure rate > 10%      failure rate > 2%
service, using commercially available terminal equipment
selected by NEC

Connectivity of end user services defined in the applicable           <40%                   <70%                   <90%
Function Set description (to % of user population)

Provision of function or service feature or supplementary                             Does not work or is      Any degradation
service defined in the applicable Function Set description                               not available

Reproducible or non-reproducible service disruption to             > 3 per day            > 1 per day           > 1 per week
multiple previously established calls simultaneously (such     affecting the whole    affecting the whole    affecting the whole
as may be caused by processor restart)                          SAN capacity, or       SAN capacity, or       SAN capacity, or
                                                                equivalent impact      equivalent impact      equivalent impact


                                                Confidential and Proprietary to
                                       3              ICO Global Communications
         2539
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


Type of Effect of problem (AS-1 to 3)                               Critical                 Major                  Minor
------------------------------------------------------------------------------------------------------------------------------
Reproducible or non-reproducible service disruption which          > 6 per day            > 2 per day           > 2 per week
prevents establishment of new calls or clearing of             affecting the whole    affecting the whole    affecting the whole
previously established calls (such as may be caused by          SAN capacity, or       SAN capacity, or       SAN capacity, or
processor restart)                                              equivalent impact      equivalent impact      equivalent impact

Call failure of individual call, with non-reproducible                               Affect more than 10%    Affect more than 2%
characteristics                                                                        of an identified       of an identified
                                                                                           call type              call type

Additional attention by operational staff                      Constant (more than    Frequent (more than     Occasional (more
                                                                 once per hour)       once per day, OR on    than once per week)
                                                                                       average more than
                                                                                       one hour per day)

Faults impacting ICO Operations or Planning, but not                                      Substantial         Inconvenience or
Services (screen formats, file transfer faults, etc.)                                    impediment to       confusion directly
                                                                                         operations or       attributable to the
                                                                                          substantial               fault
                                                                                       additional labour


2.2.2. During the period following handover of HS-2 or HS-3 at the HS-2 or HS-3 sites respectively, or following upgrade and integration of Equipment at a previously handed over site, and prior to Acceptance Set Completion, and when the Contractor's testing staff are not present at the site, the contribution of that site to the number of non-reproducible service disruptions or call failures, for the purpose of classification of problems for that Acceptance Set, shall be half the actual number of such events at that site.

2.2.3. Acceptance Set 1 to 3 shall be determined for the Equipment handed over as defined for the applicable Hardware Set HS-1, HS-2 or HS-3 based on the results of the Phase 3 Tests on the additional hardware handed over to make up that Hardware Set, taking account of Phase 1 and Phase 2.1 test results as appropriate.

2.2.4. Acceptance Set 1, 2 or 3 as applicable shall be granted when the following criteria are met:

2.2.4.1. The applicable Function Set has no more than the following numbers of faults:


                                                Confidential and Proprietary to
                                       4              ICO Global Communications
         2540
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


   Fault class                       Number of faults        Number of faults with temporary fixes
   -----------------------------------------------------------------------------------------------
   Critical                          0                       No limit
   Major: End User Services          2                       No limit
   Major: Others                     5                       No limit
   Minor: End User Services          20                      No limit
   Minor: Others                     No limit                No limit


2.3      ACCEPTANCE SET 4

2.3.1. For the purpose of Acceptance Set 4, the following definitions are guidelines for the classification of problems.


Type of Effect of problem (AS-4)                                    Critical                 Major                  Minor
-----------------------------------------------------------------------------------------------------------------------------
Ability to carry the voice communication service as defined       Capacity <50%          Capacity <80%         Capacity <100%
in the Function Set 4 description

Ability to carry end user services defined in the                                        Capacity <80%         Capacity <100%
Function Set 4 description, other than voice
communication service

Ability to charge accurately for end user services defined         Any impact
in the Function Set 4 description

Performance of voice communications service as defined in        Service unusable      Setup and In-call      Setup and In-call
the Function Set 4 description not including                                           failure rate >5%       failure rate >1%
handovers

Performance of voice communications service as defined in        Service unusable      Setup and In-call      Setup and In-call
the Function Set 4 description, for calls which                                        failure rate >10%      failure rate >4%
involve a handover.

Performance of end user services defined in the                                            Significant         Minor degradation
Function Set 4 description, other than voice communication                                 degradation
service, using a range of commercially available terminal
equipment selected by NEC and ICO

Connectivity of end user services defined in the                      <60%                   <85%                   <100%
Function Set 4 description (to % of user population)

Provision of function or service feature or supplementary                             Does not work or is      Any degradation
service defined in the Function Set 4 description                                        not available

Reproducible or non-reproducible service disruption to             > 1 per week          > 1 per month
multiple previously established calls simultaneously (such     affecting the whole    affecting the whole
as may be caused by processor restart)                          SAN capacity, or       SAN capacity, or
                                                                equivalent impact      equivalent impact


                                                Confidential and Proprietary to
                                       5              ICO Global Communications
         2541
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


Type of Effect of problem (AS-4)                                    Critical                 Major                  Minor
-----------------------------------------------------------------------------------------------------------------------------
Reproducible or non-reproducible service disruption which          >2 per week            >2 per month
prevents establishment of new calls or clearing of             affecting the whole    affecting the whole
previously established calls (such as may be caused by          SAN capacity, or       SAN capacity, or
processor restart)                                              equivalent impact      equivalent impact

Call failure of individual call, with non-reproducible                               Affect more than 5%     Affect more than 1%
characteristics                                                                        of an identified       of an identified
                                                                                           call type              call type

Additional attention by operational staff                      Constant (more than    Frequent (more than     Occasional (more
                                                                 once per hour)       once per day, OR on    than once per week)
                                                                                       average more than
                                                                                       one hour per day)

Faults impacting ICO Operations or Planning, but not                                      Substantial         Inconvenience or
Services (screen formats, file transfer faults, etc.)                                    impediment to       confusion directly
                                                                                         operations or       attributable to the
                                                                                          substantial               fault
                                                                                       additional labour


2.3.2. During the period following handover of HS-4 at the HS-4 sites, or following upgrade and integration of Equipment at a previously handed over site, and prior to Acceptance Set 4 Completion, and when the Contractor's testing staff are not present at the site, the contribution of that site to the number of non-reproducible service disruptions or call failures, for the purpose of classification of problems for Acceptance Set 4, shall be half the actual number of such events at that site.

2.3.3. Acceptance Set 4 shall be determined for the Equipment handed over as defined for the applicable Hardware Set HS-4 based on the results of the Phase 3 Tests on the additional hardware handed over to make up that Hardware Set taking account of Phase 1 and Phase 2.1 test results as appropriate.

2.3.4.   Acceptance Set 4 shall be granted when the following criteria are met:

2.3.4.1. Function Set 4 has no more than the following numbers of faults:


                                                Confidential and Proprietary to
Created: 26/2/97                       6              ICO Global Communications
         2542
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


      Fault class                       Number of faults          Number of  temporary fixes
      -------------------------------------------------------------------------------------------------
      Critical                          0                         No limit
      Major:                            1                         No limit
      End User Services
      Major: Others                     5                         No limit
      Minor: End User Services          20                        No limit
      Minor: Others                     No limit                  No limit


2.3.4.2. All Deliverables defined in this Statement of Work have been delivered, in accordance with the Statement of Work, except for any deliverables specifically associated with FS-5.

2.4      ACCEPTANCE SET 5

2.4.1. For the purpose of Acceptance Set 5, the following definitions are guidelines for the classification of problems.


TYPE OF EFFECT OF PROBLEM (AS-5)                                   CRITICAL                MAJOR                MINOR
--------------------------------------------------------------------------------------------------------------------------
Ability to carry services defined in IGFR                       Capacity <50%         Capacity <80%        Capacity <100%
4.1.1.1, 4.1.1.2, 4.1.2.1, 4.1.3.1, 4.1.3.2,
4.1.3.3, 4.1.3.4, 4.2.1, 4.2.2, 4.2.3 and 4.4.1.

Ability to charge accurately for services                       Any impact
defined in IGFR 4.1.1.1, 4.1.1.2, 4.1.2.1,
4.1.3.1, 4.1.3.2, 4.1.3.3, 4.1.3.4, 4.2.1,
4.2.2, 4.2.3 and 4.4.1.

Performance of end user services                               Service unusable         Significant       Minor degradation
                                                                                        degradation

Performance of administration and support services                                   Service unusable      Any degradation

Provision of service features or supplementary services                               Not work or not      Any degradation
                                                                                         available

Reproducible or non-reproducible service disruption to           > 1 per week          > 1 per week
multiple calls simultaneously (such as may be caused by
processor restart)

Call failure of individual call, with non-reproducible                              Affect more than 1%   Affect less than
characteristics                                                                      of an identified         1% of an
                                                                                         call type         identified call
                                                                                                                type

Additional attention by operational staff                          Constant         Frequent (less than   Occasional (less
                                                                                      once per hour)      than once per day)


2.4.2. Acceptance Set 5 shall be determined for the IGF as a whole based on the results of all Phase 3 Tests, including test results used in earlier Acceptance Sets, applicable Phase 1 and Phase 2.1 test results, appropriate regression testing and additional testing as


                                                Confidential and Proprietary to
                                       7              ICO Global Communications
         2543
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


         necessary to give full IGFR coverage. The Contractor shall present a consolidated assembly (eg binder) of the completed test results consisting of results from the incremental testing of FS-5 for services and functions not tested or not passed in earlier Acceptance Sets, together with the results from the earlier testing.

2.4.3.   Acceptance Set 5 shall be granted when the following criteria are met:

2.4.3.1. The IGF as a whole has no more than the following numbers of faults:


Fault class                    Number of faults        Number of temporary fixes
--------------------------------------------------------------------------------------------
Critical                       0                       5
Major: End User Services       0                       20
Major: Others                  5                       20
Minor: End User Services       20                      100
Minor: Others                  See Note 1              See Note 1


Note 1 : All minor other problems shall be recorded and reviewed at the time of Acceptance Set 5 and prioritised with target date of 6 months to clear.

2.4.3.2. All Deliverables defined in this Statement of Work have been delivered, in accordance with the Statement of Work.

2.4.3.3. All Works required in this Statement of Work have been completed.

2.4.4. Sections 2.4.3.2 and 2.4.3.3 shall not apply to the Deliverables and items of the Works which are shown in the Master Level Schedule to be provided by the Contractor after the date of FS-5 Phase 3 Test completion.

2.5      INDEPENDENT SAN ACCEPTANCE

2.5.1 Independent SAN Acceptance shall be granted when the following criteria are met:

2.5.2    The subject SAN has passed its Phase 3 tests

2.5.3 The subject SAN software has been updated to match the other SANs in the IGF.

2.5.4    All associated Deliverables have been delivered.

3.       FAULT CLEARANCE

3.0.1 This section specifies the timeframes for clearance of faults following completion of Acceptance Set 5. For Acceptance Sets 1 to 4, subsequent releases to update the Function Set for the following Acceptance will incorporate fixes needed to pass the criteria for that Acceptance. Thus separate timeframes for correction of problems do not need to be specified.


                                                Confidential and Proprietary to
Created: 26/2/97                       8              ICO Global Communications
         2544
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


3.1.     REPRODUCIBLE FAULT CLEARANCE

3.1.1.   CRITICAL PROBLEMS

3.1.1.1. Any temporary fix for previously occurring critical problems shall be replaced with the corresponding permanent fix within 3 months.

3.1.2.   MAJOR PROBLEMS

3.1.2.1. Any temporary fix for previously occurring major problems shall be replaced with a corresponding permanent fix within 3 months unless otherwise mutually agreed.

3.1.2.1. The fix for all other major problems, which do not have a temporary fix, shall be implemented and demonstrated no later than 3 months after Acceptance unless otherwise mutually agreed.

3.1.3.   MINOR PROBLEMS

3.1.3.1. Any temporary fix for previously occurring minor problems shall be replaced with a corresponding permanent fix within 6 months unless otherwise mutually agreed.

3.1.3.1. The fix for all minor problems, which do not have a temporary fix, shall be implemented and demonstrated no later than 6 months after Acceptance unless otherwise mutually agreed.

3.2.     NON-REPRODUCIBLE FAULT CLEARANCE

3.2.0.1. These are faults that occur rarely or which cannot be reproduced in the test environment.

3.2.1.   CRITICAL PROBLEMS

3.2.1.1. Any temporary fix for previously occurring non-reproducible critical problem shall be replaced with a corresponding permanent fix within a target period of 3 months.

3.2.2.   MAJOR PROBLEMS

3.2.2.1. Any temporary fix for previously occurring non-reproducible major problems shall be replaced with a corresponding permanent fix within a target period of 3 months unless otherwise mutually agreed.

3.2.2.2. All non-reproducible major problems shall be investigated by the addition of a diagnostic change or development of an agreed procedure to provide more detailed information so that progress can be made towards fixing the fault. The situation shall be reviewed within one month of the first recurrence.


                                                Confidential and Proprietary to
Created: 26/2/97                       9              ICO Global Communications
         2545
-------------------------------------------------------------------------------
                                                            EN-IG-ICO-SW/000012
[ICO LOGO]       ANNEX 10 - ICONET GROUND FACILITIES        Issue: 2.10
                       ACCEPTANCE  CRITERIA                 27 May 1999
-------------------------------------------------------------------------------


3.2.3.   MINOR PROBLEMS

3.2.3.1. Any temporary fix for previously occurring non-reproducible minor problems shall be replaced with a corresponding permanent fix within a target period of 6 months unless otherwise mutually agreed.

3.2.3.2. All non-reproducible minor problems shall be investigated by the addition of a diagnostic change or development of an agreed procedure to provide more detailed information so that progress can be made towards fixing the fault. The situation shall reviewed within two months of the first recurrence.

4.       FAULT AND TEMPORARY FIX TRACKING AND REPORTING

Section not used, refer to Annex 7B section 5.2 and Annex 8A section 6.1.2 and 6.1.3.

5.       DEFERRED FUNCTIONALITY ACCEPTANCE CRITERIA

5.1. Deferred Functionality acceptance shall apply to each element of functionality that is defined as to be delivered later than the IGF as a whole.

5.2. Deferred Functionality acceptance shall be granted when the following criteria are met:

         1. The functionality has passed all formal tests using the operational ICO System.

         2. The associated Training, which is agreed to be required and purchased, has been completed.

         3.       The associated Documentation has been delivered.


                                                Confidential and Proprietary to
Created: 26/2/97                      10              ICO Global Communications
         2546
IGF                                                    Teledesic RFP Compliance

 REF_ID           REQUIREMENT               COMPLIANCE               COMMENTS/LIMITATIONS           APPLICABILITY   RESPONSIBILITY
1.4      System Requirements
1.4.1    Availability Requirements

1.4.1.1  The system shall provide a      See Comment          IGF Availability Requirements are      SEIT GF       NEC/HNS/ETL
         system availability of at                            dependent on system availability       Stage 1/2
         least 99.9%. (Failures due to                        analysis
         infrastructure failure)

1.4.1.2  The system shall provide the                                                                 SEIT         NEC/HNS/ETL
         following end-to-end link
         availability for the
         corresponding UE type and
         rain region:
         1) Enhanced repeater: 99.8%,    See Comment          IGF Availability Requirements are
         ITU rain region P.                                   dependent on system availability
                                                              analysis
         2) Basic repeater, Messaging    See Comment          IGF Availability Requirements are
         terminal (when stationary):                          dependent on system availability
         99.7%, ITU rain region P.                            analysis

         3) Web-return terminal:         See Comment          IGF Availability Requirements are
         99.6%, ITU rain region P.                            dependent on system availability
                                                              analysis
         4) Handheld, basic repeater,    See Comment          IGF Availability Requirements are
         messaging terminal (in mobile                        dependent on system availability
         mode): same as original                              analysis
         handheld requirements
         excluding diversity

         Note:  Sub-allocation of this   Noted
         requirement to infrastructure
         elements to occur as part of
         joint customer-contractor
         SEIT effort prior to contract
         signing.

1.4.2    Capacity Requirements                                                                        SEIT         NEC/HNS/ETL


                                                                      Page - 1/7
         2547
IGF                                                    Teledesic RFP Compliance


         ICO system capacity is the      Noted
         measure of the number of
         subscribers the system can
         support. The subscribers are
         divided into separate service
         types which each have
         aggregate traffic
         characteristics, distribution
         constraints, revenue values
         and resource requirements.

         The current system capacity     Noted
         estimates are based on the
         "Teledesic ICO Capacity
         Spreadsheet version 5.0".
         (See Attachment 1) This is
         the version that was
         coordinated at the December
         1999 Co-Located Design Team
         (CLDT) effort. The numbers
         will be modified during the
         contract development phase as
         the spreadsheet is updated
         and supported or replaced by
         more accurate simulation(s).
         The requirement is a shared
         goal for late in life that
         will be refined prior to
         contract finalization.

         The system shall                Noted                These statements are interpreted
         simultaneously support at                            to apply to system design  and not
         least the following number of                        hardware provisioning.  The
         subscribers for each of the                          hardware sizing is provided
         following service types given                        separately.
         the assumptions and
         definitions described below
         in the 12th year of operation
         (see included assumption
         summary).  It is expected
         that these numbers will be
         refined upwards and downwards
         as part of the execution of
         the capacity modeling
         requirements defined
         elsewhere in this MOU, but it
         is believed that they have
         accuracy of +/- 25%.

         1) Enhanced ICO voice at        Noted
         least 400,000

         2) Basic repeater voice at      Noted
         least 4,000,000

         3) Two way messaging at least   Noted
         1,700,000

         4) Basic repeater data at       Noted
         least 300,000

         5) Enhanced repeater at least   Noted
         100,000

         6) Web TV back channel at       Noted
         least 5,000,000.

         The spreadsheet and             Noted
         associated assumptions are
         documented in the following
         attachments:

                                                                      Page - 2/7
         2548
IGF                                                    Teledesic RFP Compliance


         Attachment 1 - ICO Capacity     Noted
         Spreadsheet

         Attachment 2 - ICO Capacity     Noted
         Spreadsheet Description

         Attachment 3 - ICO Link         Noted
         Budgets

1.4.3    Resource Management                                                                         IGF Stage     NEC/HNS/HSC
         Requirements                                                                                2/SEIT

         The key element in maximizing   Noted (See
         capacity, and the only one      Comments/
         that we have control of, is     Limitations)
         resource management.
         Efficiently managing
         resources requires that we
         understand the services,
         system, and traffic
         characteristics very well.

         The following resource
         management requirements are
         goals for the system design:

         1. The contractor shall meet    Comply               Exception shall be applied to                        NEC/HNS/HSC
         all existing resource                                implicit requirement in this
         management requirements                              document as well as explicit
         except where superseded by                           requirement in this document.
         this document.

         2. The system shall provide a   Noted
         dynamic filter re-assignment
         capability with the following
         features:

2A       The long-term goal is  filter   Performance Goal     This is dependent in large part on                   NEC/
         re-assignment in nominally 10                        the PCS and satellite                                HSC/HNS/
         seconds. The time is measured                        capabilities, and hence is not                       ICO (DCN)
         from the time it is                                  entirely in control of the IGF
         determined that the user
         requests need filter
         allocation (at SAN) to the
         time the resource is
         allocated in the DSP (at
         satellite) and available for
         traffic use.

2B       The long-term goal is to        Performance Goal     Details of SRMS design for dynamic                   NEC/ ICO
         re-assign filters, which are                         allocation are still being worked                    (DCN)
         already assigned to the
         correct beam, but inactive,
         within 5 seconds. This is
         strictly a ground function
         and the satellite and PCS are
         not involved. The time
         includes all required
         handshaking and buffering
         delays .

2C       The near-term goal is for the   Performance Goal     Details of SRMS design for dynamic                   NEC/ ICO
         SRMS to re-assign filters                            allocation are still being worked                    (DCN)
         within a nominal 10 seconds.

                                                                      Page - 3/7
         2549
IGF                                                    Teledesic RFP Compliance


2D       The near-term goal is for the   Noted                                                        N/A for IGF  HSC/ ICO
         PCS to perform the real-time                                                                              (DCN)
         re-assignment within a
         nominal 5 seconds.

2E       The system shall support at     Performance Goal     This is dependent in large part on                   NEC/ HSC/
         least 10 real-time filter                            the PCS and satellite                                ICO (DCN)
         re-assignments per second per                        capabilities, and hence is not
         satellite without disrupting                         entirely in control of the
         non-real time command                                IGF
         processing.

2F       These values will be refined    Comply                                                                    NEC/HNS/HSC
         by PDR.

2G       If these requirements break     Noted                                                                     ICO(DCN)
         the bank of the inter-SAN
         communication links, it is
         expected that the contract
         will be modified to support
         it.

2H       Dynamic resource allocation     Comply                                                                    NEC/ HNS/ HSC
         shall support fully automated
         control, and provide an
         interface for human
         interaction to allow off line
         setting of the parameters.
         The process shall include all
         necessary system components
         including SRMS planning,
         L-SRMS allocation, PCS
         transmission, and PCP
         processing as required.

2I       Dynamic resource sharing        Comply               The goal of dynamic resource                         NEC/ HNS
         shall allow optimization of                          allocation is to improve using of
         all scarce resources.                                scarce resources.  However,
                                                              optimum usage cannot be guaranteed

         3. The system shall support     Comply                                                                    NEC/HNS
         efficient use of all scarce
         resource. Resource sharing
         shall allow optimization of
         all scarce resources and
         shall not inefficiently waste
         other less scarce, but
         non-plentiful resources.
         Resources shall include, but
         not be limited to, forward
         and reverse filters, RF
         power, and RF spectrum.

         4. The system design shall      See Comment          Reduction of number of Z-Arcs is                     NEC/ HNS
         reduce partitioning                                  proposed.  It is noted that
         (fragmentation) of all scarce                        Teledesic are still considering
         system resources by reducing                         diversity; if diversity remains,
         the number of z-arcs.                                then reducing Z-arcs will not be
                                                              possible.

                                                                      Page - 4/7
         2550
IGF                                                    Teledesic RFP Compliance


         5. The system shall provide     Comply               The proposal allows this.  The                       NEC/ HNS
         for multiple services to                             extent to how many services can
         share filter resources. This                         shared is be dependent on
         includes signaling, voice and                        channelization plans (eg
         data.                                                bandwidth of slow packet data
                                                              channel), which are still under
                                                              review by Teledesic.
         6. The system shall support     Comply                                                                    NEC
         scenarios where some beams
         are not active on a
         satellite, and do not have
         resources allocated to the
         beam, to allow more efficient
         use of satellite resources.

         7. The system shall support     Comply                                                                    NEC/ HNS
         asymmetric resource
         allocation for forward and
         reverse resources.

         8. The system design of         See Comment          Compliance is expected, but the                      NEC/ HNS
         resource planning and                                issue of unfairness is for further
         allocation algorithms shall                          study
         not introduce unintentional
         unfairness in assignment of
         resources to users based on
         their geographic location or
         resource pool allocation
         order.


1.4.4    Comm/Link Requirements
         The following communications                                                                 IGF Stage
         and link requirements are                                                                   2/SEIT
         goals for the system design:

         1. The system shall support     Performance Goal     Detailed link analysis to be                         HNS/NEC
         simultaneous voice and packet                        performed
         data links with users of
         similar EIRP and G/T in such
         a manner that satellite
         resources are not consumed
         less efficiently than the
         original telephony-only
         system. (i.e. Manage
         interference to similar
         levels as before.)

         2. The system shall provide a   See Comment          It is assumed that UEs with                          SEIT/UT
         means by which a UT with                             directional antennas will also
         directional antenna will find                        have an omni antenna for
         and track satellites and                             acquisition.  No change to the AI
         seamlessly handoff to other                          or IGF is planned.
         satellites.


                                                                      Page - 5/7
         2551
IGF                                                    Teledesic RFP Compliance


         3. The system shall provide     Performance Goal     Detailed link analysis to be                         HNS/NEC
         the flexibility to trade                             performed
         subscriber link margin for
         additional system capacity.

         4. The system shall support     Performance Goal     Detailed link analysis to be                         HNS/NEC
         simultaneous voice and packet                        performed
         data links such that the
         carrier imbalance is taken
         into consideration in order
         to optimize capacity while
         maintaining the required
         radio link margin.

1.5      Network Management
                                                                                                      IGF Stage 2
         The Network Management          Noted                                                                     HNS/NEC/ETL
         Systems (NMS) for ICO will be
         extended to provide the
         functionality necessary to
         manage and control the
         proposed ICO packet data
         services.

         The extended network
         management functionality
         shall:

         1) Be capable of monitoring     Comply               LINK-NMS/SAN-NMS has a function of                   NEC/ETL/HNS
         and controlling the activity                         service report and trend display
         of each defined service class                        for defined service class based on
                                                              SBS provided information.

         2) Support Service Level        Partial Comply       Exact metrics need to be studied                     ETL
         Agreements (SLAs) with
         performance metrics, such as
         data rates, packet loss
         rates, availability, etc.

         3) Scale upwards to meet the    Comply                                                                    ETL
         management needs for the
         traffic levels anticipated in
         the 12th year of operation
         while still meeting SLAs


                                                                      Page - 6/7
         2552
IGF                                                    Teledesic RFP Compliance


         4) Support collaboration with   Comply               LINK-NMS has a function to deliver                   HNS/NEC/ETL/HSC
         SCC systems to ensure full                           trouble ticket for packet data
         management visibility of the                         service related equipment in
         entire ICO system                                    addition to the
                                                              existing equipment to SCC.

         5) Support remote management    Comply               LINK-NMS manages SBS and GSN for                     HNS/NEC/ ETL
         of SAN packet data systems                           packet data service from NMC
         from the NMC                                         remotely.

         6) Support establishment and    Comply                                                                    ETL
         enforcement of per-user
         policies for traffic classes
         and priorities

         7) Support system security      Comply               DCN encryptor currently supports                     HNS/NEC/ETL
         (encryption, authentication,                         encryption.
         access control)                                      LINK-NMS/SAN-NMS also currently
                                                              supports authentication and access
                                                              control using password.
         8) Provide an Equipment         Partial Comply       EIR is not included in the              .            ETL
         Identity Register (EIR) of UT                        proposal.  Some of the subscriber
         information, such as UT type,                        information is stored in the HLR
         electronic serial number,                            and GSNs
         configuration parameters,
         Service Provider ID, address,
         etc.

         9) Provide industry standard    Comply               Comply for GSNs.                                     NEC/HNS/ ETL
         management functions (fault
         management, configuration
         management, accounting
         management, performance
         management, security
         management) for all elements
         of the IGF


                                                                      Page - 7/7
         2553
                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.
         2554
                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         2555
                     III.1 RFT PRICE LIST (IN THOUSAND US$)

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         2556
                     III.1 RFT PRICE LIST (IN THOUSAND US$)

                                        *

* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.